Form 10-K, Exhibit 13
period 1993-12-31
FIRST UNION CORP
filed 1994-03-08
CIK 36995

EXHIBIT 13


First Union Corporation
Two First Union Center
Charlotte, NC 28288-0570

Contents

Financial Highlights
1

Letter from the Chairman
3

Strategies and Markets
6

Index to Special Topics
9

Management's Analysis
of Operations
10

Financial Tables
23

Glossary
86

Principal Subsidiaries
87

Corporate Management
Committee
88

Corporate Board
of Directors and
Bank Boards of Directors
90

Stockholder Information
92

This publication is
produced on 100 percent recycled paper and is recyclable. The majority of this paper has been made from 135 tons of office paper recycled from
First Union Corporation
headquarters in
Charlotte, North Carolina, and First Union National Bank of Florida offices in Jacksonville, Florida.

Financial Highlights




                                                                          Percent
                                            Years Ended December 31       Increase
(Dollars in thousands except per share data)     1993        1992        (Decrease)
Net Income                                   $817,521     385,051            112.3%
Dividends on
Preferred Stock                                24,900      31,979            (22.1)

Net Income Applicable
to Common Stockholders                       $792,621     353,072             124.5%

Per Common Share Data
Net income                                      $4.73        2.23             112.1%
Cash dividends                                   1.50        1.28              17.2
Book value                                      28.90       25.25              14.5
Year-end price                                 $41.25      43.625              (5.4)%

Per Series 1990
Preferred Share Data
Year-end price                                $52.375      53.625              (2.3)
Cash dividends                                $3.8876      4.3626             (10.9)
Dividend rate                                    7.78%       8.73             (10.9)

Year-End Balance
Sheet Items
Assets                                    $70,786,969  63,828,031              10.9%
Securities available for sale              11,744,942   5,203,344             125.7
Investment securities                       2,692,476   6,633,338             (59.4)
Loans, net of unearned income              46,876,177  41,923,767              11.8
Deposits                                   53,742,411  49,150,965               9.3
Common stockholders' equity                 4,923,584   4,161,948              18.3
Total stockholders' equity                 $5,207,625   4,459,163              16.8
Common shares outstanding                 170,337,619 164,849,340               3.3%

Financial Ratios
Return on average assets                         1.20%        .63
Return on average common stockholders' equity   17.42        9.08
Net interest margin                              4.78        4.77
Net charge-offs to average loans, net             .58         .86
Allowance as % of loans, net                     2.18        2.24

Allowance as % of nonaccrual and
  restructured loans                              147          96
Allowance as % of nonperforming assets            111          70

Nonperforming assets to loans, net and
  foreclosed properties                          1.95        3.19
Dividend payout ratio on common shares          31.71%      49.34

Certain ratios related to nonperforming assets, net charge-offs and the allowance for loan losses were favorably affected because of the inclusion of the acquired Southeast Banks' performing loan portfolio in the calculation of the ratios.

Statistics

                    Dividends Per Common Share
                       (Dollars per share)

(Dividends Per Common Share bar chart appears here--see appendix)

*Annualized, based on first quarter 1994 dividend of 40 cents per common share.


                           Asset Growth
                       (Dollars in billions)

(Asset Growth bar chart appears here--see appendix)

Prior years restated for pooling of interest acquisitions.

                      Net Income Per Common Share
                         (Dollars per share)

(Net Income Per Common Share bar chart appears here--see appendix)

Prior years restated for pooling of interest acquisitions.

                         Book Value Growth
                           (In dollars)

(Book Value Growth bar chart appears here--see appendix)

Prior years restated for pooling of interest acquisitions.

                         Return on Average Assets
                            (In percent)

(Return on Average Assets bar chart appears here--see appendix)

Prior years restated for pooling of interest acquisitions.

                      Return on Average Common Equity
                             (In percent)


(Return on Average Common Equity bar chart--see appendix)

Prior years restated for pooling of interest acquisitions.

                         Overhead Efficiency Ratio
                              (In percent)

(Overhead Efficiency Ratio bar chart appears here--see appendix)

Prior years restated for pooling of interest acquisitions.
*Includes $162 million restructuring charge related
to acquisitions.
                                        2

Letter from the Chairman

(Picture of Edward E. Crutchfield, Jr.)
Edward E. Crutchfield, Jr., Chairman and Chief Executive Officer


Your company earned a record $793 million in 1993, a 124 percent increase from 1992. On a per share basis, net income applicable to common stockholders increased to $4.73 from $2.23. This was a year of solid performance by almost any measure, but we are particularly proud of achieving:

(bullet) A return on average common equity of 17.42 percent;

(bullet) A return on average assets of 1.20 percent; and

(bullet) Net charge-offs--a key indicator of credit quality--of 58 basis points.

In addition First Union's board of directors increased dividends 25 percent from year-end 1992, to $1.60 per share on an annualized basis. This marks the seventeenth consecutive year of increased dividends, which have been paid every year since 1914.

Our 1993 performance reflects our long-term focus on increasing and diversifying our sources of income, controlling costs and increasing efficiency. We also benefited from a favorable interest rate environment and an improving economy, which helped us to reduce our credit-related costs.

These factors continue to give us optimism for the future, and the revenue growth and loan demand we are seeing increase our confidence for 1994. At this stage in the economic cycle, our strategic focus is on developing new sources of revenue and loan growth--and on redefining ourselves as a full-service financial institution.

We are broadening the definition of full-service financial provider to include many capital markets services. It is a role similar to European-style "universal banks."


Anticipating the Needs of Customers--
and Delighting Them

It is startling to realize that just 30 years ago, the banking industry had a healthy 50 percent of all the financial assets in this country. Today, that share has dropped to about 25 percent. That is a 50 percent loss of market share in roughly a generation--a far worse record than the auto industry and many others that might have been labeled "troubled industries."

That is the background for the continuing consolidation and restructuring in the financial services



Business Profile

First Union Corporation, with headquarters in Charlotte, North Carolina, had assets of $70.8 billion at December 31, 1993. It is the nation's ninth largest bank holding company, based on total assets.

(bullet)
Our 32,861 employees serve a customer base of more than 7 million. Our 1,302 banking branches in the economically diverse South Atlantic states constitute the nation's third largest bank branch network, providing full-service investment banking, retail banking, commercial banking and trust services. Through 222 diversified offices nationwide, we also provide other financial services including mortgage banking, home equity lending, leasing, insurance and securities brokerage services.

Strategic Priorities

(bullet) Provide our customers
unparalleled service, convenience and responsiveness;
(bullet) Balance earnings power through geographic and product diversity;
(bullet) Provide the most innovative capital market and
creative financing solutions to our corporate and
commercial customers;
(bullet) Provide a modern array
of products and personal service for our individual customers; (bullet) Increase the production of our specialty businesses;
(bullet) Maximize operating
efficiency; and
(bullet) Emphasize capital strength and loan quality, with growth in loans, deposits and investment products.
                                        3
industry--and the recognition that new strategies are necessary.

During this era of change, we are keenly aware that companies that stop listening to their customers and their employees will not survive. There are many examples of companies that stopped listening. Their attitude appeared to be, "We will sell to customers what we want to sell them--what is most profitable for us." As a result, these companies missed their "wake-up call" a dozen years ago.

For the banking industry, our "wake-up call" has come from inroads by competitors outside our industry: the AT&Ts offering credit cards ... the Merrill Lynches offering mutual funds... the GEs and Salomon Brothers offering sophisticated credit products to corporate customers and taking those assets from bank balance sheets.

Pressure on the banking industry also is being driven by changing demographics, as the post-war "baby boom" generation moves from its high borrowing years to its high saving years, marked by keen interest in investment products.

Our customers may not care whether they are dealing with a traditional bank or a brokerage house; they are looking for the services and products they want and need, whatever the source. Our 1,300 "retail stores" offer both traditional banking products and any financial product offered by a brokerage house--all under one roof.

Our mission is to be the best place for companies and individuals to obtain the financial services and products they want--and then to delight them with our efforts to help them achieve their specific financial goals.

As the nation's ninth largest banking company with $71 billion in assets and $5 billion in equity capital, we have achieved the critical mass to be a major participant in the financial services industry.

When an individual wants an equity mutual fund, or a corporate treasurer seeks to hedge foreign currency exposure, or a state or municipality wants to issue general obligation bonds, or any customer has any financial need, our vision is for them to think, "I bet First Union offers that."

In effect, we are drawing a line in the sand and telling our nonbank competitors: No more ... you will take no more of our good customers.


Capital Markets Services
for Corporations

We are competing head-to-head with the major brokerage and investment banking firms to serve corporations and public entities.

We have the "home court" advantage of already being established in excellent markets with more than 100,000 corporations and entrepreneurs who need the alternative financing solutions that we can provide.

We have the expertise, the products and the relationships--and now, an aggressive new marketing strategy for bringing the "providers" and "seekers" of capital together.

Senior loans--just plain old bank loans--will still be the best solution for most of these companies, most of the time.

But increasingly, we see customers turning to First Union because they want a strong financial partner bringing them capital and information to add value to their businesses.

We intend to provide our customers with the best solution--regardless of the source of capital.

We offer alternative financing solutions such as syndicated loans, private placements, securitization of assets, mezzanine financing and equity capital. We also offer derivatives, foreign exchange and other risk management products, and merger and acquisition assistance.

To meet these needs of our corporate customers, we have restructured several units to create a formal Capital Markets Group. The mission of the Capital Markets Group is to sharpen our ability to bring sources of capital and creative financing solutions to our corporate and commercial customers.

Let me give you a few examples of how this strategic focus will benefit our customers.

In the past our commercial bankers focused on providing secured, floating rate commercial loans in amounts that were typically less than $30 million. As some of our customers grew, their financial needs changed and expanded. Some sought larger, multi-bank commercial loan facilities. Others chose a public offering of notes. Others wanted to hedge their interest expense by fixing or capping their interest rate.

Today, our large capital base and specialized product and service capabilities (such as our syndications and derivatives groups) position First Union to meet each of these new customer requirements.

An example of First Union's capabilities is the guidance and access to capital we can provide for a company that requires $100 million to finance an acquisition. In the past, that customer might have turned to one of several money center banks or Wall Street investment banks. Today, we can give advice on the acquisition, provide a bridge loan to quickly complete the acquisition, and arrange an optimal long-term financing plan.

First Union is one of the few firms capable of providing these sophisticated corporate, commercial and investment banking services to our customers. We intend to be the best.

Financial Services
for Individuals

Along with this corporate and commercial focus, we also intend to be the best at providing a modern array of products and services to our individual customers.

We have responded rapidly to meet our customers' increasing demand for mutual funds and other investment products. Our mutual funds initiative grew intensive in 1993 as we agreed to acquire Lieber & Company, a New York-based investment management organization that is the adviser to the top-performing, $3.3 billion Evergreen Funds. We also began developing a sales force to rival those of the nation's largest brokerage firms. By year-end 1993, the sales of investment products amounted to $51 million in com-missions. We plan to have two people per branch--or about 2,600-- licensed to sell mutual funds.

With the Lieber acquisition, our family of mutual funds will more than double to 31 in 1994, with a variety of offerings, including nine equity funds, five money market funds, thirteen fixed income funds and four balanced funds, to meet individual investment needs.

Whether our customers need one of our discount brokerage products, mutual funds, money market accounts or stocks, bonds or annuities, they can easily get these products through a 1-800 phone call or a visit to a local First Union office. Of course, we remain committed to being the best at offering checking and savings accounts, certificates of deposit, credit cards and other traditional products.

Constancy in Our
Fundamentals

A key lesson in recent years in the financial services industry is that change will be constant. But another constant is our determination to keep an eye on the fundamentals. We are committed to maintaining efficiency, sales and service, credit quality, capital strength and stability.

We also remain committed to helping our stockholders achieve their investment potential, and we are proud of our record. First Union's five-year compound dividend growth rate is more than 10 percent. In addition, First Union's book value has increased nearly $11 per share, or 61 percent, over the last five years--from $17.98 per share as originally reported at year-end 1988 to $28.90 per share at December 31, 1993.

As we grow and change, we continue to gauge the point at which the problems of "bigness" might overwhelm the advantages of size. That is one of the questions I have been discussing during "town meetings" with small groups of employees throughout our seven banking states and the District of Columbia. We are determined that no matter our size, we will provide personal service to each customer.

Frankly, I am in awe of our employees' efforts, not just during 1993, but for the past several years. Our people have worked inexhaustibly to reduce the level of nonperforming assets by $435 million in the past year. They focused their talent and their creativity on developing new financing solutions for our customers. They rapidly consolidated five 1993 merger partners representing $21 billion in assets into our system in less than a year. They completed the installation of a standard, multistate deposit system, giving us a competitive advantage over our peers. And they have diligently served our customers every day, striving to achieve the highest levels of service.

An Exceptional Team,
an Extraordinary Year

Our success this year is the result of the exceptional teamwork and extraordinary creativity of this dedicated group of people. They have my admiration and gratitude. For their commitment and the support of our directors, stockholders and customers,
I also extend my sincere appreciation.

I would like to welcome William H. Goodwin Jr. and Randolph N. Reynolds, who joined the corporate board of directors in December 1993. I also want to express my deep appreciation for the service of James D. McComas, first as a member of the board of Dominion Bankshares, and since April 1993, as a First Union board member. Mr. McComas died on February 10, 1994.


Sincerely,

(Signature of Edward E. Crutchfield Jr.)
Edward E. Crutchfield Jr.
Chairman and Chief Executive Officer
February 25, 1994
                                        5

                       Strategies and Markets

(Picture of John R. Georgius)
John R. Georgius, President, First Union Corporation


  Our strategy is fun-
 damental: Provide unparalleled customer service, convenience and responsiveness, and through these efforts, be the premier provider of financial services in our markets. This means we put our customers' needs first. It also means managing our businesses in ways that help our customers grow and help build our communities. It also underscores our commitment to enhancing our value for stockholders.

In the year just past, we assimilated five acquisition partners and installed our standard computer systems, operating philosophy, policies and procedures. We began to leverage the efficiency and revenue potential we have developed in our seven banking states and the District of Columbia. And we worked to instill our sales culture in our new markets.

 In the year ahead, we will bring into sharper focus our business strategies for building tomorrow's revenues. Our goal is to provide customers with the new products and services they want and to remain competitive in the marketplace.

 Our growth of the past eight years has given us both the financial and the intellectual capital to meet customer-driven demands for investment products, as well as traditional banking products.
For example:

(bullet) We have built the most competitive Foreign Exchange operation in the Southeast, with a team of experienced traders who can provide pricing and expert advice 24 hours a day. Our foreign exchange operation assisted more than 350 corporate customers in some 54,000 transactions in 1993.
This operation is increasingly important in our region, which outpaces the rest of the nation in attracting foreign-owned corporations. Our five senior foreign exchange professionals have a combined tenure of 75 years.

(bullet) After nearly a decade of using derivatives to manage interest rate risk on our own behalf, in March of 1993 we established a Derivatives Products business. In 1993 we assisted 300 corporate customers in some 500 transactions to manage interest rate risk, reduce the cost of financing their businesses and expand the financing opportunities available to them. Our ten senior derivatives professionals have a combined 77 years in the business.

(bullet) Our Capital Partners Group has been in operation for six years, and its top three senior managers have a combined 40 years in the business. Through merchant banking, this group contributed $52 million in gains from the sale of equity positions in 1993, and $87 million over the past six years. Merchant banking also contributes to net interest income and fee income, and has generated about $700 million in loans in our commercial portfolio.

(bullet) We also have developed financing specialists in such fields as trade finance, communications, health care, energy, lease finance, transportation, mortgage banking and insurance. First Union is the only bank in the Southeast with an insurance industry specialization and one of only a handful in the country.

(bullet) After eight years of offering our own proprietary mutual funds, in 1993 we began rapidly developing a licensed sales force to sell mutual funds. We expect to increase our range of financial offerings with the pending acquisition of Lieber & Company, adviser to the Evergreen Funds.

As we expand the financial
services First Union delivers, we remain focused on our reason for being: to serve individual customers and thereby enhance our value for stockholders.

When you want to discuss
a financial need, your First Union banker will be a source of information and solutions to help your business or your personal assets grow. With our specialists attuned to markets, rates and financial structures, we will bring ideas to you. We can help you translate your business or personal financial needs into a financial plan.


New Directions

Our strategies of the past
decade have focused on providing a geographically diversified network of convenient locations, with a broad range of products and services that are competitively priced.

Our banking region is an excellent "business incubator." It is home to more than ninety thousand companies with sales over $3 million and almost twenty thousand companies with sales greater than $20 million. We are committed to helping our customers continue to grow, and we intend to keep them as customers when they grow large enough to require more sophisticated financial instruments.

 In the past year, we have created many more points of service by entering the strong markets of Virginia, Maryland and Washington, D.C. and expanding our existing operations in Georgia, South Carolina, Tennessee, Florida and our home base of North Carolina. We have focused on leveraging the banking relationship with cross-sales of other products our customers might need, such as mutual
                                        6
funds, credit cards, insurance,
capital management or cash management services, mortgage loans or equity lines of credit.

We have kept loan and deposit product costs competitive for our customers as our branches have grown more efficient and productive. For example, our North Carolina bank has more than doubled deposits per branch in the past eight years, from $18 million in 1986 to $41 million at year-end 1993, and increased loans per branch 160 percent to $51 million per branch.

Our North Carolina bank's
efficiency and profitability is the model for the rest of our banking states. North Carolina has $15.9 billion in assets, not including the Corporate Banking Group and First Union Home Equity
Corporation, and is first in deposit share in the state. It will grow further in 1994 when the acquisition of American Bancshares Inc., of Monroe, with assets of $235 million, is completed.

Our largest and fastest-growing bank is in Florida. The Florida bank, with its strong deposit base and growing population, has nearly $28 billion in assets. It is second in deposit share in Florida. It will expand along Florida's southwest coast in 1994 with the pending acquisition of BancFlorida Financial Corporation, a $1.5 billion savings bank with well-located branches in three of the four fastest growing areas of the nation.

The Florida bank has quickly become a key contributor to our profitability and has increasingly become more efficient as it has assimilated 24 in-market mergers in the past eight years. At year-end 1993, deposits per branch increased 65 percent to $45 million and loans per branch doubled, to $37 million over the past eight years.

Our Georgia bank more
than doubled in size in 1993 with the acquisitions of Georgia Federal Bank, with $3.7 billion in assets and based in Atlanta, and DFSoutheastern Inc. of Decatur, with $2.7 billion in assets. It is third in deposit share statewide. Deposits per branch increased more than
50 percent to $46 million and loans per branch grew by more than a third to $38 million at year-end 1993 compared with year-end 1992.

The South Carolina bank also grew by nearly 58 percent in assets in 1993 with the acquisition of South Carolina Federal Corporation of Columbia, with $823 million in assets. South Carolina is fourth in deposit share in the state. Deposits per branch grew by 28 percent to $27 million and loans per branch grew 26 percent, to $26 million, at year-end 1993 compared with year-end 1992.

Our newest banking franchise is in the Virginia, Maryland and Washington, D.C., area, where we have been operating since the March 1993 acquisition of Roanoke-based Dominion Bankshares Corporation, with $8.8 billion in assets. This acquisition and the mid- year acquisition of First American Metro Corp. of McLean, Virginia, with assets of $4.4 billion, ranks First Union second in deposit share in the Virginia, Maryland and Washington, D.C. area.

 These contiguous states have strong demographic and economic trends. Virginia, especially, offers the bonus of per capita personal income that is high and growing. In Virginia, deposits per branch were $37 million and loans per branch were $26 million at year-end 1993.

The Dominion acquisition also sharply increased our asset size in Tennessee, where we had operated out of one office in Nashville. At year-end 1993, Tennessee had $2.0 billion in assets, $28 million in deposits per branch and $17 million in loans per branch.

We are confident that all of our acquired branches will soon be performing up to First Union standards as we instill our sales culture and full line of products. With all of our systems integrated and new branches fully consolidated, these branches will have a greater impact on revenue in 1994.


More Points
of Service

We also have focused on maximizing the capability of our bank branch network through joint initiatives with such specialty businesses as our Capital Management Group, First Union Mortgage Corporation, First Union Home Equity Corporation, credit cards and others.

The Capital Management Group teamed with the line bank in a mutual fund initiative to train and license about two people per branch to sell mutual funds. If all 2,600 people were licensed today, First Union would, in effect, have the nation's eighth largest brokerage sales force.

Capital Management also paved the way to expand its range of financial offerings with the agreement to buy Lieber & Company. This acquisition, which is expected to close during the first half of 1994, will nearly double the mutual fund assets managed by First Union to $6.9 billion, and provide our individual customers with a broader range of mutual funds, including stock, bond and money market funds. Even without the branch licensing system fully in place in 1993, our net mutual fund sales were $841 million.

First Union Mortgage Corporation is preparing to maximize mortgage production in our banking states by offering a broader range of mortgage products, sales support and competitive pricing through our bank and mortgage company branches.

 FUMC's automated application handling system is being installed in the bank branches to reduce the amount of time that bank branch personnel need to originate a loan. The mortgage company's servicenters will provide the processing, underwriting and closing functions for all mortgage loans.

Our mortgage company itself has 53 branches offering about 30 products. FUMC originates loans directly through its branches, as well as through telemarketing efforts, relocation and portfolio protection teams, independent brokers and affinity relationships with such groups as United Services Automobile Association (USAA).

FUMC originated a record $6.4 billion in residential loans in 1993, many resulting from the 20-year lows in interest rates that created an unprecedented level of refinancing activity over the past two years.

In addition to its Raleigh, North Carolina, operations, FUMC expanded to a Mortgage Loan Servicing Group site in Roanoke, Virginia, to help serve nearly half a million customers representing a mortgage servicing portfolio of $34.8 billion. First Union is the nation's 11th largest mortgage servicer.

Our customers who participated in the waves of refinancing activity in 1992 and 1993 are likely to leverage their home equity in the years ahead. First Union Home Equity
Corporation prepared for that in 1993 by adding sales offices to develop local markets. FUHEC now has
151 sales offices in 37 states across the
                                        7
nation. FUHEC is a model for the
rest of the corporation in what a customer-focused operation can accomplish.

 Its loan originations were
up 8 percent and loans outstanding
11 percent at year-end 1993 com-
pared with year-end 1992, even with the significant refinancing activity last year.

Another specialty business
with customer-driven strategies,
and a new name, is First Union's Card Products Division
(formerly BankCard). This division was renamed to reflect its management of debit cards, automated teller machine cards and credit cards.
With new leadership in 1993, Card Products developed an aggressive strategic plan to take advantage of the potential in our banking markets and neighboring states. Card Products increased loans serviced by 30 percent and had $2.4 billion in outstandings at year-end 1993.


A Strong Foundation

We believe that one of our greatest strengths as a company is the strong and diversified base we have built in the South Atlantic region, which has limitless potential for continued growth and diversification.

We rank second in deposit share with 14 percent of the market in this region. This region encompasses the world's fifth largest economy, with one of every four new jobs in the nation over the last decade created here.

 The key to this healthy job environment is the continued movement, or "in-migration," of people into the South Atlantic states from other parts of the nation.

During the last decade, the South Atlantic states gained 3.3 million in population in-migration. Our projected in-migration rate of 4.1 million people over the next decade is significantly better than any other region in the nation.

In addition, the South Atlantic region outpaced every other region in the number of new and expanded corporate facilities attracted over the last three years.

Between 1991 and 1993, the South Atlantic region attracted more than 3,300 new or expanded plants and offices, 35 percent more than any other region and 29 percent of all new corporate locations in the United States. The South Atlantic region attracted 45 percent of all new and expanded foreign-based facilities during this time period.

These statistics are even more notable when you consider that the South Atlantic region represents only 18 percent of the U.S. population.

Our banking region is projected to continue to outpace the rest of the nation in population, employment and personal income growth throughout the '90s.

Opportunities
and Optimism

In short, we believe we are
well-positioned in the best markets
in the country, with the resources, management talent, technological advantage, market position and products to accomplish our goal of being responsive and attuned to our customers' needs.

We remain committed to
keeping an eye on the fundamentals of controlling costs, managing risks, increasing sales, operating efficiently and providing the best customer service.

 With this framework, we believe our banking franchise provides an excellent foundation for efficiency and profitability in the years ahead.

            FLORIDA
   ASSETS: $27.8 billion
   BRANCHES: 488
   DEPOSITS: Share: 19%; Rank: 2nd
   LOANS, NET: $17.8 billion
   DEPOSITS: $22.0 billion


       NORTH CAROLINA
   ASSETS: $22.0 billion*
   BRANCHES: 266
   DEPOSITS: Share: 22%; Rank: 1st
   LOANS, NET: $13.6 billion
   DEPOSITS: $10.9 billion

      GEORGIA
   ASSETS: $9.3 billion
   BRANCHES: 163
   DEPOSITS: Share: 12%; Rank: 3rd
   LOANS, NET: $6.2 billion
   DEPOSITS: $7.4 billion


       SOUTH CAROLINA
   ASSETS: $2.3 billion
   BRANCHES: 67
   DEPOSITS: Share: 8%; Rank: 4th
   LOANS, NET: $1.8 billion
   DEPOSITS: $1.8 billion

        TENNESSEE
   ASSETS: $2.0 billion
   BRANCHES: 63
   DEPOSITS: Share: 4%; Rank: 7th
   LOANS, NET: $1.1 billion
   DEPOSITS: $1.7 billion

        VIRGINIA
   ASSETS: $9.1 billion
   BRANCHES: 193
   DEPOSITS: Share: 12%; Rank: 3rd
   LOANS, NET: $5.0 billion
   DEPOSITS: $7.1 billion

       MARYLAND
   ASSETS: $1.4 billion
   BRANCHES: 32
   DEPOSITS: Share: 3%; Rank: 10th
   LOANS, NET: $.6 billion
   DEPOSITS: $1.1 billion

       WASHINGTON, D.C.
   ASSETS: $1.5 billion
   BRANCHES: 30
   DEPOSITS: Share: 11%; Rank: 4th
   LOANS, NET: $.4 billion
   DEPOSITS: $1.2 billion



           CORPORATE BANKING GROUP

        LOANS, NET: $4.1 billion
        OFFICES: 4

          CAPITAL MANAGEMENT GROUP

              TRUST ASSETS UNDER CARE: $43.0 billion
              TRUST ASSETS UNDER MANAGEMENT: $19.3 billion
              PERSONAL TRUST LOCATIONS: 54
              BROKERAGE LOCATIONS: 77
          CONSOLIDATED RETAIL CONSUMER LOAN PORTFOLIO
              MORTGAGE LOANS TO INDIVIDUALS: $13.3 billion
              SECOND MORTGAGES: $4.2 billion
              CARD PRODUCTS: $2.5 billion
              OTHER CONSUMER LOANS: $5.2 billion

           FIRST UNION MORTGAGE CORPORATION
             LOANS SERVICED: $34.8 billion
             ORIGINATION VOLUME: $6.4 billion
             LOCATIONS: 53
             STATES: 16

           FIRST UNION HOME EQUITY CORPORATION
             LOANS, NET: $2.0 billion
             LOCATIONS: 151
             STATES: 37


*These assets include the Corporate Banking Group and other subsidiaries organized under the North Carolina bank.
Assets and deposits based on regulatory reports filed December 31, 1993. Deposit share and rank based on all insured deposits in domestic offices on September 30, 1993.

 Primary Banking Market in South Atlantic U.S.
(Primary Banking Market in South Atlantic U.S. map appears here--see appendix)
                                        8

Financial Reports
First Union Corporation and Subsidiaries

Contents

Management's Analysis of Operations                10

Financial Tables                                   23

Six-Year Net Interest Income Summary               50

Management's Statement of Financial Responsibility 52

Consolidated Balance Sheets                        53

Consolidated Statements of Income                  54

Consolidated Statements of Changes
  in Stockholders' Equity                          55

Consolidated Statements of Cash Flows              56

Notes to Consolidated Financial Statements         57

Independent Auditors' Report                       85

Glossary                                           86

Principal Subsidiaries                             87

Corporate Management Committee                     88

Boards of Directors                                90

Stockholder Information                            92


Index to Special Topics

Accounting Policies                                     19, 57
Annual Meeting                                              92
Capital Resources:
  Risk-based Capital                            17, 18, 23, 42
  Stockholders' Equity            1, 3, 17, 18, 23, 42, 53, 55
Common Stock:
  Book Value                                          1, 2, 24
  Income Per Share             1, 2, 3, 10, 23, 24, 28, 54, 59
  Market Price                                       1, 24, 28
Description of Business                               3, 6, 87
Dividends                  1, 2, 3, 17, 23, 24, 27, 28, 54, 55
Earnings Performance                               1, 2, 3, 54
Employees                                            3, 43, 73
Income Taxes                                12, 24, 54, 59, 74
Interest Rate Risk Management                           18, 81
  Derivative Transactions                   19, 45, 47, 48, 81
  Interest Rate Sensitivity Model                       18, 44
Liquidity:
  Debt Ratings                                              92
Loans:
  Asset Quality                                     14, 23, 37
  Average Balances                                          50
  Charge-offs                                1, 15, 16, 37, 66
  Commercial Real Estate                    13, 14, 16, 35, 64
    Geographic Concentrations                               16
    Industry Classifications                                13
    Project Type                                        14, 16
  Consumer Loan Portfolio                       13, 14, 35, 64
  First American Segregated Assets                      15, 40
  Highly Leveraged Transactions                         14, 64
  Loan Loss Allowance                   15, 37, 38, 53, 58, 66
  Loan Loss Provision                   15, 24, 28, 37, 54, 66
  Mix at Year-End                                           13
  Nonperforming Assets               1, 10, 14, 15, 23, 37, 67
  Southeast Banks Segregated Assets             15, 39, 53, 67
Net Interest Income                 10, 11, 24, 28, 49, 50, 54
Net Interest Margin                          1, 11, 20, 23, 50
Noninterest Expense                     12, 24, 26, 28, 50, 54
Noninterest Income                          11, 24, 25, 28, 54
Preferred Stock                      1, 17, 24, 28, 43, 53, 71
Quarterly Data                                              28
Results of Operations                 1, 3, 10, 23, 27, 29, 56
Return on Average Assets               1, 2, 3, 10, 23, 27, 28
Return on Average Stockholders' Equity 1, 2, 3, 10, 23, 27, 28
Securities:
  Available For Sale         1, 13, 24, 28, 30, 50, 53, 54, 61
  Investment                 1, 13, 24, 28, 32, 50, 53, 54, 63
Shares, Number Outstanding                           1, 53, 55
Stockholders, Number of                                     43
Trading Activities                                          12

                           Year-End Earning Assets
                            (Dollars in billions)

(Year-End Earning Assets bar chart appears here--see appendix)


Management's Analysis of Operations
First Union Corporation and Subsidiaries


Earnings Highlights

 First Union reported record earnings applicable to common stockholders of $793 million in 1993, a 124 percent increase from a restated $353 million in 1992.
Net income per common share increased 112 percent, to $4.73 from $2.23. The increase in net income per common share from the originally reported 1992 results of $3.72 was 27 percent.

All historical financial data have been restated for the pooling of interests accounting acquisitions of South Carolina Federal Corporation and DFSoutheastern, Inc., on January 15, 1993, and Dominion Bankshares Corporation on March 1, 1993. The 1993 results also reflect the purchase accounting acquisitions of Georgia Federal Bank, FSB, from June 12, 1993, and First American Metro Corp. from June 23, 1993.

 Net income applicable to common stockholders in the fourth quarter of 1993 was $190 million, or $1.12 per common share, compared with a restated $11 million, or 5 cents per common share, in the same period a year ago. The increase in net income per common share from the originally reported fourth quarter 1992 results of 95 cents was 18 percent.

First Union's return on average common equity was 17.42 percent and the return on average assets was 1.20 percent in 1993, compared with 9.08 percent and .63 percent, respectively, in 1992.

Key factors in First Union's 1993 earnings performance, including the contributions from the two second quarter purchase accounting acquisitions, were:

(bullet)A 12 percent increase in tax-equivalent net interest income, reflecting growth in loans, investments and off-balance sheet financial instruments.

(bullet)A 13 percent increase in non-interest income, including increases in merchant banking, capital management and trading account income;

(bullet)Lower credit-related costs, including a decline in the loan loss provision; and

(bullet)A slight decline in noninterest expense, which includes $74 million in additional mortgage servicing amortization related to increased refinancing activity in 1993 and $162 million in restructuring charges in 1992.

Credit quality continued to strengthen in 1993. Nonperforming assets declined to their lowest level in three years, to $916 million, or 1.95 percent of net loans and foreclosed properties, at December 31, 1993, compared with $1.35 billion, or 3.19 percent, a year ago. Net charge-offs as a percentage of average net loans were .58 percent in 1993, compared with .86 percent in 1992. The loan loss provision declined to $222 million in 1993, compared with $415 million in 1992. The loan loss allowance at December 31, 1993, was $1.02 billion, or 111 percent of nonperforming assets, compared with $941 million, or 70 percent, at year-end 1992.

Domestic banking operations, including trust operations, located in North and South Carolina, Georgia, Florida, Maryland, Tennessee, Virginia and Washington, D.C., and mortgage banking operations are our principal sources of revenues. Foreign banking operations are immaterial.

The Net Interest Income
section provides information about lost interest income related to non-accrual and restructured loans;
the Asset Quality section includes further information about the loan loss provision; and the Noninterest Expense section provides information about expenses related to accelerated mortgage refinancing activity.

Outlook

We are encouraged by loan growth, especially in North Carolina, Florida and our Corporate Banking Group. Average net loans increased 6 percent on an annualized basis between the end of the third and fourth quarters of 1993. Loan growth in 1993 reflected loan portfolios acquired with the purchase accounting acquisitions and, in recent months, increased activity from both commercial and retail lending, including mortgages.

Our full-service bank branches are complemented by our ability to offer a growing array of nontraditional products and services such as mutual funds through licensed brokers and access to capital markets for corporate customers. The opportunity to cross-sell these products to an expanded customer base is an important part of our strategy.

 In 1994, we expect to benefit further from cost savings related to our five completed 1993 acquisitions, which have been consolidated into the large branch network we have built in our seven banking states and Washington, D.C.

 In addition, First Union expects to complete two pooling of interests acquisitions during 1994.

On October 18, 1993, we agreed to acquire Lieber & Company, an investment management firm that is the adviser to the Evergreen Funds, a $3.3 billion family of mutual funds with headquarters in Purchase, New York. In this acquisition, we agreed to issue approximately 3.1 million shares of First Union common stock, subject to adjustment under certain circumstances. Assuming a First Union common stock price of $42 per share and the issuance of 3.1 million shares of First Union common stock, the transaction value would be approximately $130 million.

On November 17, 1993, First
                                        10

Union agreed to acquire American Bancshares
Inc., the parent corporation of American Commercial Savings Banks Inc. SSB, which has assets of $235 million and is based in Monroe, North Carolina. In this acquisition, we agreed to issue approximately 518,000 shares of First Union common stock, subject to adjustment under certain circumstances. Assuming a First Union common stock price of $42 per share and the issuance of 518,000 shares of First Union common stock, the transaction value would be approximately $22 million.

In addition, on January 17, 1994, First Union agreed to acquire BancFlorida Financial Corporation, the parent company of BancFlorida, FSB, which has assets of $1.5 billion and is based in Naples, Florida. This acquisition is expected to be accounted for as a purchase. In the BancFlorida acquisition, we agreed to issue shares of First Union common stock. Assuming a First Union common stock price of $42 per share prior to closing, First Union would issue approximately 4 million shares and the transaction value would be approximately $168 million. We currently expect to repurchase in the open market approximately one-half of the common shares issued in the acquisition, subject to market conditions and other factors.

We currently expect consummation of the Lieber acquisition in the second quarter of 1994, and the American Commercial and BancFlorida acquisitions in the third quarter of 1994, all subject to regulatory approvals and other conditions of closing.

We expect these acquisitions to have minor impact on 1994 earnings and to be additive to earnings within 12 months of consummation.

 We continue to be alert to opportunities to enhance stockholder value. We are evaluating acquisition opportunities, and teams of experienced bankers from all areas of the corporation frequently conduct due diligence activities in connection with possible acquisitions.

As a result, acquisition discussions and in some cases negotiations frequently take place, and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and net income per common share might occur in connection with any future acquisitions.

We remain committed to making acquisitions that we expect will add to net income per common share within 12 months of consummation.

The Stockholders' Equity section provides information concerning the issuance of additional stock in connection with the South Carolina Federal, DFSoutheastern and Dominion acquisitions.

The Accounting and Regulatory Matters section provides information about various legislative, accounting and regulatory proposals.

Net Interest Income

Tax-equivalent net interest income, the largest contributor to earnings, was $2.9 billion in 1993, compared with $2.6 billion in 1992, largely reflecting additions to earning assets.

The level of nonperforming loans has offset some interest income growth because interest income from these loans is eliminated or sharply reduced. In 1993, gross interest income of $78 million would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period. The amount of interest income related to these assets and included in income in 1993 was $24 million. However, the reduction of $435 million in nonperforming assets helped contribute to interest income in 1993.

Net Interest
Margin

The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.78 percent in 1993, compared with 4.77 percent in 1992. The margin remained flat since year-end 1992 primarily because of the addition of acquired banks with lower margins; the addition of short-term securities, which contribute to net interest income although they reduce the margin; and the impact of refinancing activity.

The average rate earned on earning assets was 7.77 percent in 1993, compared with 8.53 percent in 1992. The average rate paid on interest-bearing liabilities was 3.44 percent in 1993 and 4.25 percent in 1992.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Interest Rate Risk Management section.


Noninterest Income

Developing new sources of fee income has been one of our key long-term strategies for dealing with changes in the banking industry. Noninterest income was $1.20 billion in 1993, compared with $1.06 billion in 1992. Noninterest income increased from 1992 primarily as a result of $52 million in gains from the sale of equity positions held by our merchant banking operations and $48 million from the disposition of First American segregated


                       Net Interest Income
                      (Dollars in billions)
(Net Interest Income bar chart appears here--see appendix)

               Management's Analysis of Operations
             First Union Corporation and Subsidiaries

                       Noninterest Income
                      (Dollars in billions)
(Noninterest Income bar chart appears here--see appendix)

                       Noninterest Expense
                      (Dollars in billions)
(Noninterest Expense bar chart appears here--see appendix)


assets, as well as increases in
trading account profits, capital management income and discount gains. In addition, service charges on deposit accounts increased during this period primarily because of the addition of deposits from acquired banks. The Trading
Activities section provides additional information about trading account profits.

The 1993 results included the sale of acquired banks' securities portfolios, which accounted for most of the $33 million in securities gains, compared with $32 million in 1992.

Trading Activities

Trading activities are undertaken primarily to satisfy customers' investment and risk management needs. Additionally, trading is done for the corporation's own account.

Trading activities have historically included fixed income securities, money market instruments, foreign exchange, options, futures and forward rate agreements. In March of 1993, we established a derivatives products group to provide customers with the ability to structure off-balance sheet derivative financial instruments tailored to their specific management objectives.

The derivative transactions tailored for our customers, which consisted almost exclusively of interest rate swaps, produced revenues of $15 million during 1993. All trading activities are conducted within risk limits established by the Funds Management
Committee.

Trading account profits were $43 million in 1993, compared with $23 million in 1992.

At December 31, 1993, trading account assets were $652 million compared with $169 million at year-end 1992. These assets are carried at market value.


Noninterest Expense

Noninterest expense was
$2.52 billion during 1993, compared with $2.53 billion in 1992, a slight decrease despite the impact of our acquisitions. Noninterest expense includes an additional $74 million of mortgage servicing amortization in 1993 and $162 million in restructuring charges in 1992. The additional amortization was a result of an accelerated pace of refinancing activity during 1993 because of the low interest rate environment. In addition, the adoption of accounting for post-retirement benefits other than pensions amounted to $13 million in 1993.

Costs related to owned real estate decreased to $41 million in 1993, from $176 million in 1992, largely because of the sale of owned real estate, a reduced foreclosed properties provision and lower writedowns of foreclosed properties. Costs related to owned real estate include items such as legal expenses associated with collection, foreclosure, provisions and writedowns, disposition of foreclosed properties and costs incurred to maintain foreclosed properties.

Costs related to environmental matters were not material.

Income
Taxes

Income taxes were $403 million in 1993, compared with $196 million in 1992. The increase came primarily from an increase in income before taxes. In addition, the Omnibus Budget Reconciliation Act, enacted in August 1993, increased the corporate tax rate by one percent, retroactive to January 1, 1993. As a result of the increase, income taxes in 1993 increased
$10 million. This increase was
offset by a $16 million one-time tax benefit resulting from the repricing of deferred tax assets and the elimination of deferred tax liabilities related to certain intangible assets.

A cumulative tax effect of
$9 million related to the 1993 retroactive adoption of new accounting for income tax rules was insignificant, and accordingly is included in 1992 income taxes.


Earning
Assets

In banking the primary types of earning assets are securities and loans. The earnings from these assets are subject to two kinds of risk, interest rate risk and credit risk. Interest rate risk could result if fixed rate sources of funds and fixed rate uses of funds were mismatched.

Our Funds Management
Committee manages interest rate risk under specific policy standards, which are discussed in more detail in the Interest Rate Risk Management section. In addition to certain securities, off-balance sheet transactions such as interest rate swaps have been used to maintain interest rate risk at acceptable levels in accordance with our policy standards.

The loan portfolio carries
the potential credit risk of past due, nonperforming or, ultimately, charged-off loans. We manage this risk primarily through credit approval standards, which are discussed in more detail in the Loans section.

 Average earning assets in 1993 were $59.9 billion. This
was an 11 percent increase from
$53.8 billion in 1992. Year-end 1993 earning assets were $63.0 billion, a 12 percent increase from $56.2 billion in 1992. The increase was primarily attributable to acquisitions.
                                        12

Securities Available
For Sale

Securities available for sale are a part of the corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity management and other factors. They are accounted for on a lower of cost or market value basis.

At December 31, 1993, we had $11.7 billion in securities available for sale, compared with $5.2 billion at year-end 1992. The market value of securities available for sale was $139 million above their book value at year-end 1993. Portfolio activity in 1993 was largely merger-related. In addition, we added short-term Treasuries and collateralized mortgage obligations to counteract the effects of the refinancing activity during the past year. The increase since 1992 also reflects a $4.6 billion reclassification primarily from the investment securities portfolio, which better supports our current interest rate risk management strategy. Table
8 provides information related to unrealized and realized gains and losses.

The average yield earned on securities available for sale in 1993 was 5.03 percent, compared with 6.46 percent in 1992. The average maturity of the portfolio was 2.32 years at December 31, 1993.

 The Accounting And Regulatory Matters section provides information related to the accounting for debt and equity securities.


Investment Securities

First Union's investment securities amounted to $2.7 billion at December 31, 1993, and $6.6 billion at year-end 1992. The primary reason for the decrease since year-end 1992 was the reclassification of securities to the securities available for sale portfolio discussed above.

The average yield earned on investment securities in 1993 was 7.07 percent, compared with 8.15 percent in 1992. The average maturity of the portfolio was 5.19 years at December 31, 1993.

The Accounting And Regulatory Matters section provides information related to the accounting for debt and equity securities.


Loans

Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company, and a special real estate credit group reviews large commercial real estate loans before approval. Consistent with our long-time standard, we generally look for two repayment sources for commercial real estate loans: cash flows from both the project itself and the borrower.

Our commercial lenders focus principally on middle-market companies. A majority of our commercial loans range from $50,000 to $10 million. We offer a broad range of financial products and sophisticated applications to meet our customers' needs, including access to sources of capital and creative financing solutions for our corporate and commercial customers.

 Our consumer lenders emphasize credit judgments that focus on a customer's debt obligations, ability and willingness to repay, and general economic trends.

 Net loans at December 31, 1993, were $46.9 billion, compared with $41.9 billion at year-end 1992. The increase primarily reflects loans acquired with the second quarter purchase accounting acquisitions, as well as increased lending activity.

Loan growth in North Carolina and Florida, particularly related to corporate, commercial, consumer mortgage and direct lending, more than offset loan runoff associated with the 1993 acquisitions.

The loan portfolio at December 31, 1993, was composed of 47 percent commercial loans and 53 percent consumer loans. The portfolio mix and concentration have not changed significantly from year-end 1992.

Consumer loans--installment loans, credit card loans and one-to four-family mortgages--were $25.2 billion, compared with $22.0 billion at year-end 1992.

Unused loan commitments related to commercial loans were $10.5 billion. Unused loan commitments related to consumer loans were $6.7 billion. Commercial and standby letters of credit were $1.4 billion.

 At December 31, 1993, loan participations sold to other lenders amounted to $1.1 billion and were recorded as a reduction of gross loans.

 The average yield earned on loans in 1993 was 8.50 percent, compared with 9.02 percent in 1992. The average prime rate in 1993 was 6.00 percent, compared with 6.26 percent in 1992.

The Asset Quality section provides information about geographic exposure in the loan portfolio and a loss-sharing arrangement with the Federal Deposit Insurance Corporation (FDIC) covering the Southeast Banks commercial and consumer loan portfolios acquired from the FDIC in 1991.

Commercial
Real Estate
Loans

Commercial real estate loans as a percentage of the total portfolio de-creased to 16 percent at December 31, 1993, from 18 percent at year-end 1992. This portfolio included commercial real estate mortgage loans of $5.8 billion at December 31, 1993, and at year-end 1992.

           Year-End Securities Available For Sale
(Year-End Securities Available For Sale pie chart appears here--see appendix) *CMOs: Collateralized mortgage obligations

             Year-End Investment Securities
(Year-End Investment Securities pie chart appears here--see appendix)

             Year-End Loans
(Year-End Loans pie chart appears here--see appendix)
                                        13

               Management's Analysis of Operations
             First Union Corporation and Subsidiaries


                  Year-End Consumer Loans
(Year-End Consumer Loans pie chart appears here--see appendix)

                  Year-End Commercial Loans
                  (Industry Classification)
(Year-End Commercial Loans chart appears here--see appendix)

                  Commercial Real Estate Loans
                       (Project Type)
(Commercial Real Estate Loans chart appears here--see appendix)


Highly Leveraged Transactions

An HLT loan generally is defined as a loan amounting to more than $20 million involving a buyout, acquisition or recapitalization of an existing business, in which the loan substantially increases a company's leverage ratio. At December 31, 1993, outstanding HLT loans amounted to $786 million, compared with $856 million at year-end 1992.


Asset Quality

The following portion of the asset quality discussion is divided into two sections to reflect the loss-sharing arrangement between First Union and the FDIC in connection with the 1991 Southeast Banks transaction.

The first section relates to First Union's nonperforming assets, past due loans, net charge-offs and loan loss allowance, excluding those related to acquired Southeast Banks nonperforming assets. The acquired First
American segregated assets also are discussed below.

The second section relates solely to the same categories segregated for the acquired Southeast Banks portfolio. Certain ratios related to First Union's nonperforming assets and net charge-offs have been favorably affected because
Southeast Banks and First American segregated assets portfolios have not been included in the determination of these ratios.

Under the terms of the loss-sharing arrangement, the FDIC reimburses First Union for 85 percent of any losses associated with the acquired Southeast Banks commercial and consumer loan portfolio, except revolving consumer credit, for which reimbursement declines five percent per year to 65 percent in 1996.

 The FDIC provides virtually cost-free funding for the acquired Southeast Banks nonperforming assets. This was initially accomplished through five-year revolving notes issued by First Union to the FDIC in an amount equal to the Southeast Banks segregated assets, excluding a discount adjustment to value the notes based on a market rate of interest. The notes bear interest at 1/8th of one percent per year.

However, effective in the first quarter of 1992, in accordance with the FDIC assistance agreements, the FDIC began paying a market rate of interest on the amount of additions to Southeast Banks segregated assets in lieu of First Union increasing the notes by the amount of future Southeast Banks segregated assets.

First Union Nonperforming
Assets

Nonperforming assets at December 31, 1993, were $916 million, or 1.95 percent of net loans and foreclosed properties, compared with $1.35 billion, or 3.19 percent, at December 31, 1992.

The Quarterly Nonperforming Assets By Business Unit table on the next page provides additional information about nonperforming assets.

Loans or properties of less than $5 million each made up 81 percent, or $746 million, of nonperforming assets at December 31, 1993.
Of the rest:

(bullet)11 loans or properties between $5 million and $10 million each accounted for $82 million; and

(bullet)Six loans or properties over $10 million each accounted for $88 million.

Seventy-one percent of the nonperforming assets was secured by real estate at December 31, 1993, compared with 65 percent at year-end 1992.

First Union
Past Due Loans

In addition to nonperforming assets, at December 31, 1993, accruing loans 90 days past due were $71
                                        14
million, compared with $86 million at
December 31, 1992. Of these loans at December 31, 1993, $20 million were related to commercial and commercial real estate loans.

First Union
Net Charge-offs

Net charge-offs as a percentage of average net loans were .58 percent in 1993, compared with .86 percent in 1992. Table 12 provides information on net charge-offs by category.

First Union
Provision And
Allowance For
Loan Losses

The loan loss provision was $222 million in 1993, compared with $415 million in 1992. The decrease in the loan loss provision was based primarily upon current economic conditions, lower levels of nonperforming assets, the maturity of the nonperforming assets portfolio, and current and projected lower levels of charge-offs.

Reserve levels are continually evaluated in relation to the changing economic environment. In addition, we establish reserves based upon various other factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, deterioration of the borrowers' creditworthiness, and analysis of other less quantifiable factors that might influence the portfolio. Reserves for consumer loans are based principally on delinquencies and historical loss rates. We analyze all loans in excess of $500,000 that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary.

 The loan loss allowance as a percentage of net loans has decreased slightly and allowance coverage of nonaccrual and restructured loans and nonperforming assets has increased, as indicated in Table 12. This was a result of growth in loans and a $435 million decline in nonperforming assets. These amounts exclude the acquired Southeast Banks and First American segregated assets. The Southeast Banks Segregated Assets section provides information related to a separate $33 million allowance.

First American
Segregated Assets

Discounted nonperforming assets and certain performing loans amounting to $288 million acquired with First American, which were designated for early disposition and classified in the balance sheet as a separate segregated asset portfolio, declined 51 percent from June 30, 1993, to $141 million at December 31, 1993. These acquired First American segregated assets were recorded at fair value at the date of acquisition in accordance with our plans for disposition. Table 16 provides information related to First American segregated assets.

Southeast Banks
Segregated Assets

Because of the loss-sharing arrangement with the FDIC, the acquired Southeast Banks nonperforming assets, as well as any acquired Southeast Banks assets that become nonperforming, are disclosed separately in the balance sheet. This segregated asset portfolio includes nonaccrual loans and foreclosed properties, net of the allowance for segregated assets as indicated in Table 15.

At December 31, 1993, acquired Southeast Banks segregated assets amounted to $380 million, or $347 million net of the $33 million allowance referred to above, compared with $576 million, or $531 million net of a $45 million allowance, at December 31, 1992.

      Quarterly Nonperforming Assets By Business Unit*
(Quarterly Nonperforming Assets By Business Unit* graph appears here-- see appendix)

   *Excludes acquired Southeast Banks and First American segregated assets.
      **Reflects the impact of acquisitions consummated during 1993.
***The Corporate Banking Group, a part of the North Carolina bank, makes loans primarily outside our regional banking market.
****First Union Mortgage Corporation, First Union Home Equity Corporation
                       and other units.




                      Nonperforming Assets*
        (Percent of net loans and foreclosed properties)
(Nonperforming Assets* bar graph appears here--see appendix)
*Excludes segregated assets.

             Year-End Nonperforming Commercial Loans
                  (Industry Classification)
(Year-End Nonperforming Commercial Loans chart appears here--see appendix)

               Management's Analysis of Operations
             First Union Corporation and Subsidiaries


                          Net Charge-Offs*
                     (Percent of average net loans)
(Net Charge-Offs* bar chart appears here--see appendix)
*Excludes Southeast Banks--related net charge-offs.

                      Net Charge-offs By Loan Type*
(Net Charge-offs By Loan Type chart appears here--see appendix)
*As a percentage of average net loans.

                  Year-End Nonaccrual Commercial Real Estate*
                           (Project Type)
(Year-End Nonaccrual Commercial Real Estate chart appears here--see appendix) *Includes foreclosed properties.



Southeast Banks
Past Due Loans

Accruing loans 90 days past due included in the acquired Southeast Banks performing loan portfolio decreased 29 percent from $40 million at December 31, 1992, to $28 million at December 31, 1993. These loans are subject to the terms of the FDIC loss-sharing agreement.

Southeast Banks
Net Charge-offs

 Net charge-offs of $14 million, representing First Union's approximately 15 percent share of the losses on acquired Southeast Banks loans, were deducted from the allowance for segregated assets in 1993, compared with $29 million in 1992.

Geographic
Exposure

The loan portfolio in the South Atlantic region of the United States is spread primarily across 58 metropolitan statistical areas with diverse economies. Washington, D.C.; Charlotte, North Carolina; Atlanta, Georgia; and Miami, Jacksonville, West Palm Beach and Tampa, Florida, are our largest markets, but no individual metropolitan market contains more than 8 percent of the commercial loan portfolio.

Substantially all of the $7.5 billion commercial real estate portfolio at December 31, 1993, was located in our banking region, which includes North Carolina, South Carolina, Georgia, Florida, Virginia, Maryland, Tennessee and the District of Columbia.


Core
Deposits

Core deposits were $50.9 billion at December 31, 1993, compared with $47.0 billion at year-end 1992. The increase in core deposits primarily reflects deposits acquired in the acquisitions of Georgia
Federal and First American in the second quarter of 1993. Core deposits include savings, negotiated order of withdrawal (NOW), money market and noninterest-bearing accounts, and other consumer time deposits.

Average noninterest-bearing deposits were 20 percent of average core deposits in 1993, compared with 18 percent in 1992. The Net Interest Income Summaries provide additional information about average core deposits.

The portion of core deposits in higher-rate, other consumer time deposits decreased to 33 percent at December 31, 1993, from 38 percent at year-end 1992. As market rates have declined, some customers have shifted their other consumer time deposits either into other deposit products or other investments. We expect declines in other consumer time deposit balances as long as rates stay at their current levels.

 The rates paid on higher cost and core deposit categories have declined as interest rates in general have declined. During this period, we have remained competitive with the rates paid by other banks for such deposits. Pricing for these deposits, in general, has been neither in the lowest nor highest range when compared with similar institutions.

Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal and are less expensive to process.


Purchased
Funds

Purchased funds have increased as First Union's assets have grown. Purchased funds at December 31, 1993, were $10.1 billion, compared with $7.2 billion at year-end 1992. We purchase funds primarily to make short-term investments that have attractive yields. Primarily, we fund these investments with federal funds, securities sold under repurchase agreements, and eurodollar time deposits.

 Average purchased funds in 1993 were $10.6 billion, an increase of 21 percent from 1992.


Long-Term Debt

Long-term debt was 59 percent of total stockholders' equity at December 31, 1993, and 71 percent at December 31, 1992.

During 1993, we issued $250 million of five-year, 6.75 percent senior notes; $150 million of ten-year, 7.25 percent subordinated notes; $250 million of 12-year, 6.625 percent subordinated notes; $150 million of 10-year, floating rate subordinated notes; and $200 million of 15-year, 6.00 percent subordinated notes. On January 18, 1994, we issued $150 million of 15-year, 6.375 percent subordinated notes. Proceeds from these debt issues were designated for general corporate purposes.

Also in 1993, we redeemed $134 million of floating rate debt. The debt was called at par value plus accrued interest.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $650 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

Debt
Obligations

We have a $300 million committed back-up line of credit that expires in June 1994. The credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsid-iary banks to meet regulatory standards. First Union is in compliance with these requirements and has not used this line of credit.

 In 1994, $69 million of long-term debt will mature. Maturing in 1995 is $210 million, and in 1996, $588 million, which includes the notes payable to the FDIC of $276 million. We expect the notes payable to the FDIC will decrease over the remaining three-year period through cash flows generated by the acquired loans, the sale of the Southeast Banks segregated assets and FDIC reimbursements.

The Asset Quality section provides additional information related to the funding of Southeast Banks segregated assets.


Stockholders' Equity

At December 31, 1993, common stockholders' equity was $4.92 billion, an 18 percent increase from year-end 1992. Total stockholders' equity was $5.21 billion, compared with $4.46 billion at year-end 1992. The increase in equity since year-end 1992 was primarily the result of retained earnings and capital raised through the dividend reinvestment and employee stock option and purchase plans.

Series 1990 preferred stock cash dividends of 7.78 percent per annum were paid for the year ended December 31, 1993. We paid $269 million in dividends to preferred and common stockholders in 1993.

During 1993, in connection with three pooling of interests acquisitions, we issued 29 million shares of common stock and 527,000 shares of a new series of convertible class A preferred stock, which were convertible into 680,000 shares of First Union common stock. In the second quarter of 1993, we redeemed the convertible class A preferred stock, most of which was converted into common stock prior to redemption.

Subsidiary Dividends

Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. The Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses;
and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus.

 Under these and other limitations, our subsidiaries had $510 million available for dividends at December 31, 1993. During 1993, our subsidiaries paid $407 million in dividends to the corporation.

Risk-Based Capital

The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

At December 31, 1993, the corporation's tier 1 and total capital ratios were 9.14 percent and 14.64 percent, respectively.

 In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio from at least 4 to 5 percent. The corporation's leverage ratio at December 31, 1993, was 6.13 percent.

The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board also has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

Each subsidiary bank is subject to similar capital requirements adopted by the OCC. Each subsidiary bank listed in Table 20 had a leverage ratio in excess of 5.51 percent at December 31, 1993. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

 The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent.

At December 31, 1993, the subsidiary national banks listed in Table 20 met the capital ratio and leverage ratio requirements for well capitalized banks. We expect to maintain these banks' ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital.


                   Comparison of Funding Sources
(Comparison of Funding Sources bar chart appears here--see appendix)

                   Stockholders' Equity To Assets
                            (Percent)
(Stockholders' Equity To Assets bar chart appears here--see appendix)

                    Risk-Based Capital To Assets
                            (Percent)
(Risk-Based Capital To Assets bar chart appears here--see appendix)

               Management's Analysis of Operations
             First Union Corporation and Subsidiaries


                Interest Rate Sensitivity Assumptions
(Interest Rate Sensitivity Assumptions line chart appears here--see appendix)

 Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC.

The Accounting and Regulatory Matters section provides more information about proposed changes in risk-based capital standards.


Interest Rate
Risk Management

Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. Our inherent maturity and repricing characteristics of lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet instruments we manage interest rate sensitivity within our policy guidelines.

The Financial Management Committee of the corporation's board of directors reviews the corporation's overall interest rate risk management activity. The Funds Management Committee, which includes the chief executive officer and senior executives from our funds management, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. The Funds Management Group monitors the day to day exposure to changes in interest rates in response to loan and deposit flows and makes adjustments within established policy guidelines.

We believe that interest rate risk is best measured by the amount of earnings at risk given specified changes in interest rates. We have been modeling rate sensitivity with succeeding generations of an earnings simulation model since the early 1970s. The model captures all earning assets, interest-bearing liabilities and all off-balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook that incorporates our view of the short-term interest rate environment most likely for the next 24 months. The Funds Management Committee reviews and continuously updates the underlying assumptions included in the earnings simulation model.

Our interest rate sensitivity
analysis is based on multiple interest rate scenarios and projected changes in balance sheet categories and other relevant assumptions. Changes in management's outlook and other market factors may cause actual results to differ from our current simulated outlook.

We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example, our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as loans and investment securities; and floating rate loans that may be tied or related to prime, LIBOR, CD rates, treasury notes, federal funds or other rate indices, which do not necessarily move identically as short-term rates change. In addition it captures leads and lags that occur in long-term rates as short-term rates move away from current levels; and the effects of prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the multiple scenarios from which sensitivity of earnings to changes in interest rates is determined.

We determine sensitivity of earnings to changes in interest rates by assessing the impact on net income of multiple rising and falling interest rate scenarios. The model is updated at least monthly and more often if desired.

We use three scenarios in analyzing interest rate sensitivity. The base line scenario is our estimated most likely path for future short-term interest rates for the next 24 months. Our estimate at December 31, 1993, of the most likely path for future short-term interest rates was that the federal funds rate would gradually increase to 3.65 percent by year-end 1994 and to 4.75 percent over the next 24 months. The Federal Reserve's tightening of interest rates on February 4, 1994, was consistent with our base line scenario outlook. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base line scenario in the federal funds rate by month four and remain 100 basis points higher or lower through month twenty-four. Additionally, other scenarios are run monthly to examine the effects of more severe rate movements.

We determine interest sensitivity by the change in earnings per share between the three scenarios over a 12-month policy measurement period.
The earnings per share as calculated by the earnings simulation model under the base line scenario becomes the standard. The measurement of rate sensitivity is the percentage change in earnings per share calculated by the model under high rate versus base line and under low rate versus base line. The policy measurement period begins with the fourth month forward and ends with the fifteenth month. The scenarios do not include the adjustments that management would make as rate expectations change.

Based upon the December 1993 outlook, if interest rates were to rise to follow the high rate scenario, which means a full 100 basis point increase over the base line (already a rising rate scenario), then earnings during the policy measurement period would be negatively affected by 3 percent. Our January 1994 earnings simulation model indicated rate sensitivity of less than 1 percent in both the high and low rate scenarios, assuming no other actions were taken. Our policy limit for the maximum negative impact on earnings per share resulting from either the high rate or low rate scenario is 5 percent.

We believe traditional gap tables have inherent limitations on their ability to accurately portray interest rate sensitivity. Notwithstanding these inherent limitations we present such a table in view of common banking industry practice.

We have modified the presentation of off-balance sheet items as of December 31, 1993, to reflect management's analysis of the impact of the economic consequences of all the terms of our off-balance sheet financial instruments. Because savings, NOW and money market accounts theoretically can be repriced at any time, all such balances have been included in the 1-90 day category. If these amounts were to be spread based upon expected repricing characteristics, or if they were treated as nonsensitive, as many in the industry do, the cumulative gap ratio would be significantly reduced.

Off-Balance
Sheet Derivatives

Within our overall interest
rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost-and capital-efficient way to manage interest rate sensitivity by modifying the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management take place predominantly in the interest rate market and primarily include futures contracts, forward obligations, interest rate swaps and options.

The notional amount of off-balance sheet derivative financial instruments used to manage our interest rate risk sensitivity amounted to $48.8 billion and $43.5 billion at December 31, 1993 and 1992, respectively. The related fair value of the off-balance sheet derivative financial instruments was $369 million and $192 million at December 31, 1993 and 1992, respectively.

Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with highly rated counterparties who have credit ratings of investment grade as rated by the major rating agencies. Each transaction is specifically approved for applicable credit exposure.

Before 1993 our policy did not require the delivery of collateral for all off-balance sheet financial instruments that presented credit risk to the corporation. During 1993 we adopted a policy that requires all off-balance sheet financial instruments governed by an International Swap Dealers Association interest rate and currency agreement to be subject to a bilateral security arrangement.

Collateral for these transactions is to be delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent right of offset exists, exceeds acceptable thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of February 1994 the total credit risk in excess of thresholds was $313 million, for which we held collateral with a fair value of $285 million.


Liquidity

We manage liquidity--the ability to raise funds primarily through deposits, purchased funds or the issuance of debt or capital--through the selection of the asset mix and the maturity mix of liabilities.

 As part of this process, we continually evaluate funding needs and alternatives. For example, we have focused efforts for some time in our large branch network toward raising more deposits. This reduces dependency on national market sources to help meet funding requirements. In addition, acquired bank and savings bank deposits have enhanced overall liquidity.

We use these deposits and other funding sources to fund loans and investments, meet deposit withdrawals and maintain reserve requirements.

 During 1993, three major rating agencies upgraded First Union's debt ratings, including the rating on our commercial paper. We may use commercial paper in the future more than we have in recent years if it is an attractive alternative to other funding sources. In recent years, we have mainly issued commercial paper in order to maintain a presence in this market and to accommodate customer investment preferences. The issuance of commercial paper amounted to $271 million at year-end 1993, compared with $298 million at year-end 1992.

Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties, depreciation and amortization, and deferred income taxes or benefits. These items amounted to $683 million in 1993, compared with $704 million in 1992. This cash was available during 1993 to increase earning assets, to reduce borrowings by $414 million and to pay dividends of $269 million.

During 1993 we reduced overnight investments at the parent company level to pay $154 million to acquire Georgia Federal and $452 million to acquire First American.

Several off-balance sheet assets could be used to increase liquidity and provide additional financial flexibility. These include a mortgage servicing portfolio with an estimated fair value of $154 million over book value at December 31, 1993.


Accounting and Regulatory Matters

The Financial Accounting Standards Board (FASB) has issued Standard No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual of a liability for all types of benefits paid to former or inactive employees after employment but before retirement. The corporation adopted this accounting standard beginning January 1, 1994. Benefits subject to this accounting pronouncement include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of such benefits as health care and life insurance coverage. The effect of initially applying this new accounting standard in 1994 will be approximately $14 million. The recurring reduction of income before income taxes is expected to be insignificant.

The FASB also has issued Standard No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at either the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral.

               Management's Analysis of Operations
             First Union Corporation and Subsidiaries


Expected cash flows are
required to be discounted at the loan's effective interest rate. We estimate the initial application of this accounting standard in 1995 will not require an increase to the existing allowance for loan losses. The periodic effect on net income has not been fully determined. This Standard is required for fiscal years beginning after December 15, 1994. The FASB is discussing the possibility of amending this accounting standard. It is not clear at this time what form such an amendment, if any, would take.
We will continue to monitor future developments.

The FASB also issued Standard No. 115, "Accounting for Certain
Investments in Debt and Equity Securities," that requires that debt and equity securities held: (i) to maturity be classified as such and reported at amortized cost; (ii) for current resale be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and (iii) for any other purpose be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. It is required for fiscal years beginning after December 15, 1993. The effect of the foregoing will cause fluctuations in stockholders' equity based on changes in values of debt and equity securities. If this Standard had been adopted at December 31, 1993, stockholders' equity would have been increased by an after-tax amount of $93 million based on appreciation in the securities available for sale portfolio of $139 million.

 The FASB has issued an
exposure draft, "Accounting for Stock-based Compensation," that proposes that the fair value of an award of equity instruments to employees be recognized as additional equity at the date the award is granted. Amounts attributable to future service would be recognized as an asset and amortized to personnel expense over the period of employee service. If the award is for past services, personnel expense would be charged in the period in which the award is granted. Pro forma disclosure of the effects on net income and income per share for awards granted after December 31, 1993, would be required. The actual fair value adjustments to net income would be effective for awards granted after December 31, 1996. The effect of the provisions of this proposed accounting standard on net income and total stockholders' equity would depend upon the nature of stock-based compensation, if any, awarded by the corporation in future years.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control.

FDICIA also requires a revision of risk-based capital standards.
The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multi-family mortgages. The Risk-Based Capital section provides more information on risk assessment classifications.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.


Earnings And Balance Sheet Analysis
(1992 compared with 1991)

The following analysis of the 1992 and 1991 earnings and balance sheets includes financial data that has been restated for the pooling of interests accounting acquisitions of South Carolina Federal Corp. and DFSoutheastern, Inc., on January 15, 1993, and Dominion Bankshares Corp.
on March 1, 1993.

In addition, certain amounts in 1992 have been restated to reflect the cumulative effect of a change in accounting principle primarily related to the 1993 retroactive adoption of new accounting for income tax rules.

First Union earned $353 million in net income applicable to common stockholders in 1992, a 12 percent increase from $314 million in 1991. On a per common share basis, earnings in 1992 were $2.23 compared with $2.24 in 1991.

Key factors in First Union's earnings performance, in addition to the contribution from the FDIC-assisted Southeast Banks transaction of September 1991, included:

(bullet)Strength in the net interest
margin. The margin benefited
from decreased funding costs and the impact of off-balance sheet transactions.

(bullet)Credit quality improvement,
accompanied by a decline in the loan loss provision.

(bullet)Growth in fee income, reflecting increased mortgage servicing, cash management and capital management accounts.

The 1992 results also include
a fourth quarter 1992 restructuring charge of $162 million related to the acquisitions in 1993.

Tax-equivalent net interest income, the largest contributor to earnings, was $2.56 billion in 1992 compared with $2.02 billion in 1991. The increase resulted primarily from a higher net inter-est margin--the profit margin associated with investment, lending, deposit and borrowing activities. Results in 1992 also included net interest income related to the Southeast Banks transaction for the entire year.

High levels of nonperforming assets have offset some of this growth because interest income from these assets is eliminated or sharply reduced. In
1992, $71 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origina-tion, if held for part of the period. The amount of interest income recorded on these assets in 1992 was $14 million.

The net interest margin increased to 4.77 percent in 1992, compared with
4.08 percent in 1991.

The average rate earned on earning assets was 8.53 percent in 1992, compared with 9.62 percent in 1991. The average rate paid on interest-bearing liabilities was 4.25 percent in 1992 and 6.13 percent in 1991.

The net interest margin increased even though the spread between the prime rate, which affects the pricing of variable rate loan products, and the federal funds rate, which affects the cost of deposits and borrowings, narrowed from 2.78 percent in 1991 to 2.74 percent in 1992.

The increase in the net interest margin from 1991 occurred primarily because the average rate earned on earning assets declined 109 basis points, while the rate paid on interest-bearing liabilities declined 188 basis points. This caused a 79 basis point increase in the spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities. The margin increase was only 69 basis points because non-interest-bearing sources of funds contribute less to the net interest margin as interest rates decline.

Noninterest income was $1.06 billion in 1992, compared with $1.07 billion in 1991. The decrease from 1991 reflected investment security gains taken in 1991 compared with 1992, and was partially offset by increases of 32 percent in service charges on deposit accounts and 33 percent in capital management income. Included in 1992 was a $34 million gain from the sale of securities available for sale and a $3 million loss from the sale of investment securities, compared with $155 million in gains from the sale of investment securities, $39 million from the sale of mortgage servicing rights and $15 million from the sale of a consumer finance subsidiary in 1991.

A growing source of income
is our merchant banking business, which contributed $21 million in 1992, compared with $13 million in 1991.

The mortgage servicing portfolio was $24.4 billion at December 31, 1992, compared with $24.1 billion at December 31, 1991. The mortgage servicing portfolio grew primarily through acquisitions during 1992. The mortgage loans in the portfolio are owned by others, but our mortgage banking subsidiary services the loans for a fee.

Mortgage banking income
for 1992 was $156 million, compared with $136 million in 1991.

Noninterest expense was
$2.5 billion in 1992, compared with $1.9 billion in 1991. The increase from 1991 primarily reflects acquisition-related expenses in the form of higher personnel expense, equipment rentals, depreciation and maintenance. Additionally, owned real estate expenses, FDIC insurance expense and amortization expense also increased. Noninterest sundry expense also included a fourth quarter 1992 restructuring charge of $162 million.

During 1992, FDIC insurance expense increased to $107 million, a 38 percent increase from 1991.

Costs related to owned real estate were $176 million in 1992, compared with $90 million in 1991.

Income taxes increased to $196 million in 1992 from $71 million in 1991. This increase was due primarily to an increase in income before taxes. The 1992 effective tax rate was 33.8 percent, compared with 16.9 percent in 1991. This increase, and the difference between the effective rate and the federal statutory rate of 34 percent, was primarily due to the increase in income before taxes and an increase in state taxes, a decrease in income exempt from taxes, and a reduction in the Florida National-related charge-offs and consolidation expenses that were accounted for under purchase accounting treatment.

Average earning assets in 1992 were $53.8 billion compared with $49.5 billion in 1991. Year-end 1992 earning assets were $56.2 billion, compared with $51.9 billion in 1991. The increase was primarily attributable to acquisitions.

At December 31, 1992, we had
$5.2 billion in securities available
for sale. At year-end 1992, the market value of securities available for sale was $54 million above their book value. Information related to unrealized gains and losses and realized gains and losses is provided in Table 8.

The average yield earned on securities available for sale in 1992 was 6.46 percent. The average maturity of the portfolio was 2.41 years at December 31, 1992.

At December 31, 1992, we had $6.6 billion in investment securities.

The average yield earned on investment securities in 1992 was 8.15 percent, compared with 9.19 percent in 1991. The average maturity of the portfolio was 5.24 years at December 31, 1992, compared with 6.80 years at year-end 1991.

Net loans were $41.9 billion
at December 31, 1992, compared with $41.4 billion at year-end 1991. The increase primarily reflected the loan portfolio acquired with the Meritor Savings, FA acquisition on December 3, 1992. Net loans at year-end 1992 included $4.4 billion of acquired Southeast Banks performing loans, down from $6.2 billion at year-end 1991. The decline was primarily attributable to maturing loans. At December 31, 1992, the estimated fair value of the loan portfolio was $42.2 billion.

The loan portfolio at December 31, 1992, was composed of 48 percent commercial loans and 52 percent consumer loans. The portfolio mix and concentration did not change significantly from year-end 1991.

Consumer loans increased 9 percent from year-end 1991. The increase reflected increased residential mortgage originations and securitized credit card receivables that were repurchased during 1992.

Unused loan commitments, primarily related to commercial loans, were $13.6 billion at year-end 1992 and 1991. Commercial and standby letters of credit were $1.4 billion at year-end 1992 and 1991.

The average yield earned
on loans in 1992 was 9.02 percent, compared with 9.95 percent in 1991. The average prime rate during 1992 was 6.26 percent and during 1991, it was 8.46 percent. Loan yields decreased less than the prime rate primarily because of the effect of fixed rate loans on the total loan portfolio yield.

At year-end 1992, 79 percent of our commercial loans, excluding leases, were floating rate loans.

Commercial real estate loans amounted to 18 percent of the total portfolio, or $7.7 billion at December 31, 1992, compared with 20 percent, or $8.4 billion at December 31, 1991. This portfolio includes commercial real estate mortgage loans of $5.8 billion.

At December 31, 1992, outstanding HLT loans amounted to $856 million, compared with $1.2 billion at year-end 1991.

Nonperforming assets at December 31, 1992, were $1.35 billion, or 3.19 percent of net loans and foreclosed properties, compared with $1.72 billion, or 4.10 percent, at December 31, 1991.

Sixty-five percent of the nonperforming assets were secured by real estate at December 31, 1992 and 1991.

The level of nonperforming assets can be attributed primarily to lower commercial real estate values and sluggish economic activity.

In addition to these nonperforming assets, at December 31, 1992, accruing loans 90 days past due were $86 million, compared with $144 million at December 31, 1991.

Net charge-offs as a percentage of average net loans were .86 percent in 1992, compared with 1.48 percent during 1991.

Included in 1992 net charge-offs were $114 million from Florida and $40 million from North Carolina.

The loan loss provision was $415 million in 1992, compared with $648 million in 1991. The decrease in the provision was based primarily upon current economic conditions, lower levels of nonperforming assets, the maturity of the nonperforming asset portfolio,

               Management's Analysis of Operations
             First Union Corporation and Subsidiaries


and current and projected lower levels
of charge-offs. Reserve levels are continually evaluated in relation to the changing economic environment.

The allowance for loan losses of $941 million at December 31, 1992, marked an increase from previous reporting periods as indicated in Table
12. The increase at year-end 1992 primarily reflected the addition of the acquired reserves.

Since December 31, 1991, the loan loss allowance has increased as a percentage of net loans, non-accrual and restructured loans, and nonperforming assets, as indicated in Table 12. These percentages include the acquired Southeast Banks performing loans and exclude the acquired Southeast Banks segregated assets.

At December 31, 1992, acquired Southeast Banks segregated assets amounted to $576 million, or $531 million net of the $45 million allowance referred to above, compared with $695 million, or $641 million net of a $54 million allowance, at December 31, 1991.

Accruing loans 90 days
past due included in the acquired Southeast Banks performing loan portfolio were $40 million at December 31, 1992, compared with $215 million at December 31, 1991. These loans are subject to the terms of the FDIC loss-sharing arrangement.

Net charge-offs of $29 million, representing First Union's approximately 15 percent share of the losses on acquired Southeast Banks loans, were deducted from the allowance for segregated assets in 1992.

Core deposits were $47.0 billion at December 31, 1992, compared with $43.8 billion at year-end 1991, primarily reflecting the acquisition of deposits from Meritor Savings, FA and from the Resolution Trust
Corporation in 1992.

Compared with 1991, average noninterest-bearing deposits increased from 16 percent to 18 percent of average core deposits in 1992. The Six-Year Net Interest Income Summary provides additional information about average core deposits.

The portion of core deposits
in higher-rate, other consumer time deposits decreased from 44 percent at year-end 1991 to 38 percent at December 31, 1992. Initially, this portion increased with acquisitions of savings bank deposits because these institutions in general tend to have a higher percentage of their deposits in other consumer time than commercial banks typically have. However, as market rates have declined and the difference between yields on time deposits and savings and transaction accounts has diminished, some customers have shifted their other consumer time deposits either into other deposit products or into other investments.

At December 31, 1992, other consumer time deposits were six percent lower than at year-end 1991. At the same time, noninterest-bearing deposits and savings and NOW deposits were 21 percent higher than at year-end 1991.

Average purchased funds in 1992 were $8.8 billion, compared with $12.2 billion in 1991.

Long-term debt was 71 percent
of total stockholders' equity at December 31, 1992, and 68 percent at year-end 1991.

The increase resulted from debt issuances in 1992 to take advantage of the low interest rate environment, with the proceeds being used for general corporate purposes.

Common stockholders' equity was $4.16 billion at year-end 1992, compared with $3.72 billion at year-end 1991. Total stockholders' equity was $4.46 billion at year-end 1992, compared with $3.86 billion at year-end 1991. The increase in equity was the result of capital raised through a common stock offering, retained earnings and capital raised through the dividend reinvestment and employee stock option and purchase plans. This increase was partially offset by the redemption of $100 million of preferred stock.

Series 1990 preferred stock
cash dividends averaging 8.73 percent were paid for the year ended December 31, 1992. We paid $198 million in dividends to preferred and common stockholders in 1992.

Our subsidiaries had $280
million available for dividends at December 31, 1992. During 1992, our subsidiaries paid $121 million in cash dividends.

At December 31, 1992, the corporation's tier 1 and total capital ratios (without giving effect to proposed changes in the treatment of certain intangibles) were 9.22 percent and 14.31 percent, respectively.

At December 31, 1992, the subsidiary national banks met the FDIC capital ratio and leverage ratio requirements for well capitalized banks.

Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provision for loan losses and foreclosed properties, depreciation and amortization, and deferred income tax benefits. These items decreased from $799 million in 1991 to $704 million in 1992. This cash was available during 1992 to increase earning assets and to reduce borrowings by $498 million and to pay dividends of $206 million.

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

TABLE 1
SELECTED STATISTICAL DATA

                                                                                              YEARS ENDED DECEMBER 31,
                                           1993           1992          1991          1990          1989          1988
Profitability
  Net interest margin                      4.78%          4.77          4.08          3.99          4.15          4.52
  Net income per common share            $ 4.73           2.23          2.24          1.68          2.62          2.89
  Return on common stockholders'
     equity*                              17.42%          9.08         10.03          7.78         12.78         15.63
  Return on assets*                        1.20            .63           .63           .50           .82          1.00
  Overhead efficiency ratio**             62.03          69.66         61.59         65.38         66.48         65.06
  Dividend payout ratio on common
     shares                               31.71          49.34         46.18         65.92         39.09         30.89
Capital Adequacy***
  Tier 1 capital to risk-weighted
     assets                                9.14           9.22          7.56          6.53            --            --
Asset Quality****
  Net charge-offs to loans, net*            .58            .86          1.48           .68           .39           .54
  Allowance for loan losses to loans,
     net                                   2.18           2.24          2.06          1.95          1.12          1.18
  Allowance for loan losses to
     nonaccrual and restructured
     loans                                  147             96            72            77           131           150
  Allowance for loan losses to
     nonperforming assets                   111             70            50            56            89           103
  Nonperforming assets to loans, net
     and foreclosed properties             1.95           3.19          4.10          3.42          1.25          1.14
One-Year Growth*
  Loans, net                               5.72          10.60          4.00         21.59         14.91         17.11
  Core deposits                            9.45          20.89         14.22         23.38          7.80          8.24
  Stockholders' equity                    14.84          21.53          6.87         17.05          9.95          8.62
  Internal capital                        11.34%          4.24          4.88          2.40          7.74         10.74

  * Based on average balances.
 ** The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.
 *** Capital ratios for 1990-1992 are not restated.
**** Excluding Southeast Banks and First American segregated assets.
                                       23

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

TABLE 2
CONSOLIDATED SUMMARIES OF INCOME,
PER SHARE AND BALANCE SHEET DATA

                                                                                                     YEARS ENDED DECEMBER 31,
(IN THOUSANDS EXCEPT PER SHARE DATA)               1993          1992          1991          1990          1989          1988
Consolidated Summaries of Income
  Interest income                        $    4,556,332     4,479,385     4,647,440     4,829,520     4,179,100     3,525,970
  Interest income*                       $    4,657,100     4,583,916     4,767,943     4,966,954     4,327,254     3,682,644
  Interest expense                            1,790,439     2,020,968     2,742,996     3,094,334     2,703,623     2,078,624
  Net interest income*                        2,866,661     2,562,948     2,024,947     1,872,620     1,623,631     1,604,020
  Provision for loan losses                     221,753       414,708       648,284       425,409       139,291       107,551
  Net interest income after provision
     for loan losses*                         2,644,908     2,148,240     1,376,663     1,447,211     1,484,340     1,496,469
  Securities available for sale
     transactions                                25,767        34,402            --            --            --            --
  Investment security transactions                7,435        (2,881)      155,048         7,884        19,018        36,677
  Noninterest income                          1,165,086     1,032,651       914,511       690,672       532,295       522,973
  Noninterest expense                         2,521,647     2,526,678     1,905,918     1,680,973     1,445,836     1,407,715
  Income before income taxes                  1,321,549       685,734       540,304       464,794       589,817       648,404
  Income taxes                                  403,260       196,152        71,070        64,993        87,840        98,442
  Tax-equivalent adjustment                     100,768       104,531       120,503       137,434       148,154       156,674
  Net income                                    817,521       385,051       348,731       262,367       353,823       393,288
  Dividends on preferred stock                   24,900        31,979        34,570        33,868         1,380         1,392
  Net income applicable to common
     stockholders                        $      792,621       353,072       314,161       228,499       352,443       391,896
Per Common Share Data
  Net income                             $         4.73          2.23          2.24          1.68          2.62          2.89
  Average common shares                     167,691,739   158,683,206   140,003,166   135,621,838   134,446,048   135,549,174
  Average common stockholders' equity    $    4,550,048     3,889,256     3,131,716     2,937,441     2,758,156     2,507,201
  Common stock price:
     High                                        51 1/2        44 7/8        30 7/8        21 3/4        26 3/4        23 3/4
     Low                                         37 7/8        29 1/2        13 3/4        13 7/8        19 7/8        19 3/8
     Period-end                          $       41 1/4        43 5/8            30        15 3/8        20 5/8        22 1/8
       To earnings ratio**                         8.72X        19.61         13.39          9.15          7.87          7.66
       To book value                                143%          173           120            70           101           117
  Cash dividends                         $         1.50          1.28          1.12          1.08          1.00           .86
  Book value                                      28.90         25.25         23.23         21.81         20.49         18.98
Per Preferred Share Data
  Series 1990 preferred stock price:
     High                                        55 1/2        55 1/2        51 1/4            46            --            --
     Low                                             52            51        39 1/8        41 1/8            --            --
     Period-end                                  52 3/8        53 5/8            51        41 1/8            --            --
  Cash dividends                         $       3.8876        4.3626        4.6252        4.6049            --            --
  Dividend rate                                    7.78%         8.73          9.25          9.99            --            --
Balance Sheet Data
  Assets                                 $   70,786,969    63,828,031    59,273,177    54,588,410    45,506,847    41,446,746
  Long-term debt                         $    3,061,944     3,151,260     2,630,930     1,850,860     1,514,834     1,201,431

 *Tax-equivalent.
**Based on net income per common share.
                                       24

TABLE 3
NONINTEREST INCOME

                                                                                                     YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                     1993          1992         1991           1990          1989          1988
Trading account profits                    $     43,007        22,908        20,053        13,599         8,411         4,837
Service charges on deposit accounts             420,285       386,118       293,075       248,891       184,966       163,154
Mortgage banking income                         138,608       155,800       135,557        97,809        68,695        69,151
Gain on sale of mortgage servicing
  rights                                            973        10,637        39,186         9,823        23,500        41,070
Capital management income                       201,875       177,375       133,126       104,864        76,365        70,424
Securities available for sale
  transactions                                   25,767        34,402            --            --            --            --
Investment security transactions                  7,435        (2,881)      155,048         7,884        19,018        36,677
Merchant discounts                               55,732        54,703        48,126        47,987        40,859        38,456
Insurance commissions                            43,876        44,047        46,081        46,748        36,957        33,484
Sundry income                                   260,730       181,063       199,307       120,951        92,542       102,397
     Total                                 $  1,198,288     1,064,172     1,069,559       698,556       551,313       559,650

                                       25

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

TABLE 4
NONINTEREST EXPENSE

                                                                                                     YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                     1993          1992         1991           1990          1989          1988
Personnel Expense
  Salaries                                 $    938,409       886,702       735,564       695,152       623,337       617,411
  Other benefits                                217,490       178,600       137,617       126,995       114,061        95,214
     Total                                    1,155,899     1,065,302       873,181       822,147       737,398       712,625
Occupancy                                       229,118       238,728       213,424       178,338       146,791       144,352
Equipment rentals, depreciation and
  maintenance                                   189,589       167,063       132,858       123,026        99,392        98,078
Advertising                                      22,541        23,082        19,488        19,055        23,237        27,013
Telephone                                        53,023        51,000        43,470        46,557        38,913        41,282
Travel                                           42,330        33,937        25,084        25,017        21,813        25,251
Postage                                          39,538        40,747        35,616        29,251        26,063        27,040
Printing and office supplies                     53,304        35,310        27,936        32,497        30,074        33,206
FDIC insurance                                  118,429       107,392        77,808        44,185        26,017        23,373
Other insurance                                  18,233        20,641        18,530        19,474        16,115        15,170
Professional fees                                52,251        61,810        40,109        28,430        25,301        25,348
Data processing                                  41,440        31,906        20,419        19,149        33,361        35,157
Owned real estate expense                        40,633       176,109        90,181        35,735        17,036        12,402
Mortgage servicing amortization                 106,942        37,422        27,149        23,448        16,552         7,537
Other amortization                              100,145        83,455        66,139        75,184        36,561        37,978
Sundry                                          258,232       352,774       194,526       159,480       151,212       141,903
     Total                                 $  2,521,647     2,526,678     1,905,918     1,680,973     1,445,836     1,407,715
Overhead efficiency ratio*                        62.03%        69.66         61.59         65.38         66.48         65.06

* The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.
                                       26

TABLE 5
INTERNAL CAPITAL GROWTH
AND DIVIDEND PAYOUT RATIOS

                                                                                                     YEARS ENDED DECEMBER 31,
                                                   1993          1992          1991          1990          1989          1988
Internal Capital Growth*
  Assets to stockholders' equity                  14.07X        14.51         15.89         16.07         15.59         15.65
     X
  Return on assets                                 1.20%          .63           .63           .50           .82          1.00
  Return on total stockholders' equity            16.89%         9.14         10.06          8.09         12.76         15.60
     X
  Earnings retained                               67.13%        46.45         48.48         29.68         60.67         68.87
  Internal capital growth                         11.34%         4.24          4.88          2.40          7.74         10.74
Dividend Payout Ratio On
  Common shares                                   31.71%        49.34         46.18         65.92         39.09         30.89
  Preferred and common shares                     32.87%        53.55         51.52         70.32         39.33         31.13
Return on common stockholders' equity**           17.42%         9.08         10.03          7.78         12.78         15.63

 * Based on average balances and net income.
** Based on average balances and net income applicable to common stockholders.
                                       27

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

TABLE 6
SELECTED QUARTERLY DATA
(UNAUDITED)

                                                                          1993                                         1992
(IN THOUSANDS EXCEPT
  PER SHARE DATA)                       FOURTH      THIRD     SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST
Consolidated Net Income
  Interest income                    $1,171,521  1,171,626  1,113,283  1,099,902  1,103,281  1,106,728  1,144,749  1,124,627
  Interest expense                      463,394    470,491    428,987    427,567    438,321    475,961    538,070    568,616
  Net interest income                   708,127    701,135    684,296    672,335    664,960    630,767    606,679    556,011
  Provision for loan losses              49,973     50,001     61,450     60,329     79,304     83,297    117,140    134,967
  Net interest income after
    provision for loan losses           658,154    651,134    622,846    612,006    585,656    547,470    489,539    421,044
  Securities available for sale
    transactions                          2,804      4,142      1,505     17,316     (1,286)    17,278      8,909      9,501
  Investment security transactions        3,049        815      3,571         --        769      1,435     (3,805)    (1,280)
  Noninterest income                    317,727    287,998    305,356    254,005    255,196    255,252    256,213    265,990
  Noninterest expense                   687,922    664,388    591,042    578,295    783,505    594,097    565,061    584,015
  Income before income taxes            293,812    279,701    342,236    305,032     56,830    227,338    185,795    111,240
  Income taxes                           98,469     84,286    115,465    105,040     39,394     65,130     55,284     36,344
  Net income                            195,343    195,415    226,771    199,992     17,436    162,208    130,511     74,896
  Dividends on preferred stock            5,489      6,240      6,167      7,004      6,887      7,322      7,776      9,994
  Net income applicable to common
    stockholders                     $  189,854    189,175    220,604    192,988     10,549    154,886    122,735     64,902
Per Common Share Data
  Net income                         $     1.12       1.12       1.32       1.17        .05        .96        .78        .43
  Cash dividends                            .40        .40        .35        .35        .35        .31        .31        .31
  Common stock price:
    High                                 48 1/8     49 5/8     51 1/2     50 7/8     44 7/8         40     39 3/4     38 1/4
    Low                                  37 7/8     43 1/2         40     42 1/4     35 7/8         35     34 3/4     29 1/2
    Quarter-end                      $   41 1/4     47 5/8     48 1/2     47 3/4     43 5/8     36 1/4     37 7/8     35 3/4
Per Preferred Share Data
  Series 1990 preferred stock
    price:
    High                             $   53 7/8     55 1/2     55 1/8     55 3/8     54 3/4     55 1/2     54 1/4     52 7/8
    Low                                      52     53 1/4     53 1/8         53     52 3/8     53 1/2     51 7/8         51
    Quarter-end                          52 3/8     53 1/2     54 7/8         53     53 5/8     54 3/8     53 7/8     52 1/4
  Cash dividends                     $    .8688      .9875      .9750     1.0563     1.0375     1.1063     1.1250     1.0938
  Dividend rate                            6.95%      7.90       7.80       8.45       8.30       8.85       9.00       8.75
Selected Ratios*
  Return on assets**                       1.07%      1.08       1.39       1.28        .11       1.06        .85        .51
  Return on common stockholders'
    equity***                             15.55      16.11      19.93      18.41       1.01      15.25      12.94       7.45
  Stockholders' equity to assets           7.10%      6.92       7.23       7.20       7.14       7.14       6.69       6.55
First Union Corporation, As
  Originally Reported
  Net interest income                $       --         --         --         --    541,785    523,575    493,933    448,867
  Net income                                 --         --         --         --    134,791    147,126    125,436    107,859
  Net income applicable to common
    stockholders                             --         --         --         --    128,236    140,136    117,992     98,198
  Net income per common share        $       --         --         --         --        .95       1.06        .90        .81

The information included herein should be read in conjunction with the acquisitions discussion in Note 2 to the consolidated financial statements.
 * Based on average balances.
 ** Based on net income.
*** Based on net income applicable to common stockholders.
                                       28

TABLE 7
GROWTH THROUGH ACQUISITIONS

                                                                                            STOCKHOLDERS'          NET
(IN THOUSANDS)                                          ASSETS    LOANS, NET      DEPOSITS        EQUITY        INCOME
December 31, 1987, as reported                   $  27,629,481    15,388,490    17,425,316     1,794,405       283,122
Pooling of interests acquisitions                   10,904,462     8,089,149     8,492,443       635,739        86,588
December 31, 1987, as restated                      38,533,943    23,477,639    25,917,759     2,430,144       369,710
1988 acquisition                                       939,454       498,578       871,281            --            --
Growth in operations                                 1,973,349     4,155,409     2,691,528       249,320       393,288
December 31, 1988, as reported                      41,446,746    28,131,626    29,480,568     2,679,464       393,288
Growth in operations                                 4,060,101     3,469,150     2,051,202       203,222       353,823
December 31, 1989, as reported                      45,506,847    31,600,776    31,531,770     2,882,686       353,823
1990 acquisition                                     7,946,973     4,174,478     5,727,330       324,702            --
Growth in operations                                 1,134,590       275,465       935,168        92,984       262,367
December 31, 1990, as reported                      54,588,410    36,050,719    38,194,268     3,300,372       262,367
1991 acquisitions                                   12,322,456     7,025,621     9,921,421            --            --
Growth (reduction) in operations                    (7,637,689)   (1,692,760)     (939,466)      560,425       348,731
December 31, 1991, as reported                      59,273,177    41,383,580    47,176,223     3,860,797       348,731
1992 acquisitions                                    3,739,039     1,773,797     3,645,316            --            --
Growth (reduction) in operations                       815,815    (1,233,610)   (1,670,574)      598,366       385,051
December 31, 1992, as reported                      63,828,031    41,923,767    49,150,965     4,459,163       385,051
1993 acquisitions                                    7,785,479     4,380,362     6,302,873            --            --
Growth (reduction) in operations                      (826,541)      572,048    (1,711,427)      748,462       817,521
December 31, 1993, as reported                   $  70,786,969    46,876,177    53,742,411     5,207,625       817,521

Acquisitions (those greater than $1.0 billion in acquired assets and/or deposits) include the purchase acquisitions of Florida Commercial Banks, Inc. in 1988; Florida National Banks of Florida, Inc. in 1990; the Florida Federal Savings, FSB and Southeast Banks transactions in 1991; and the Flagler Savings and Loan Association transaction and PSFS Thrift Holding Company acquisition in 1992; the pooling of interests acquisitions of South Carolina Federal Corporation, DFSoutheastern, Inc. and Dominion Bankshares Corporation in 1993; and the Georgia Federal Bank, FSB and First American Metro Corp. purchase acquisitions in 1993. Stockholders' equity includes public offerings of common stock amounting to $234,934,000 in 1991 and $330,045,000 in 1992.
                                       29

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

TABLE 8
SECURITIES AVAILABLE FOR SALE

DECEMBER 31, 1993              1 YEAR          1-5                  AFTER 10                     GROSS UNREALIZED
(IN THOUSANDS)                OR LESS        YEARS    5-10 YEARS       YEARS         TOTAL       GAINS     LOSSES  MARKET VALUE
Carrying Value
  U.S. Treasury          $  3,177,119    1,249,298           --          --     4,426,417       3,609      (7,315)    4,422,711
  U.S. Government
     agencies                 114,531    1,646,429    1,494,136         555     3,255,651      43,814        (270)    3,299,195
  Collateralized
     mortgage
     obligations            1,006,973    1,226,569           --          --     2,233,542      13,389      (8,825)    2,238,106
  Other                       438,585    1,121,571       35,474     233,702     1,829,332      95,296        (255)    1,924,373
     Total               $  4,737,208    5,243,867    1,529,610     234,257    11,744,942     156,108     (16,665)   11,884,385
Carrying Value
  Debt securities        $  4,737,208    5,243,867    1,529,610         860    11,511,545     119,624     (16,445)   11,614,724
  Sundry securities                --           --           --     233,397       233,397      36,484        (220)      269,661
     Total               $  4,737,208    5,243,867    1,529,610     234,257    11,744,942     156,108     (16,665)   11,884,385
Market Value
  Debt securities        $  4,742,741    5,328,847    1,542,264         872    11,614,724
  Sundry securities                --           --           --     269,661       269,661
     Total               $  4,742,741    5,328,847    1,542,264     270,533    11,884,385
Weighted Average Yield
     U.S. Treasury               3.84%        5.23           --          --          4.23
     U.S. Government
       agencies                  3.36         6.45         6.00        6.68          6.14
     Collateralized
       mortgage
       obligations               5.03         5.13           --          --          5.09
     Other                       5.17         7.71         5.74        7.68          7.06
       Consolidated              4.21%        6.12         6.00        7.68          5.36
                           AVERAGE
                          MATURITY
(IN THOUSANDS)            IN YEARS
Carrying Value
  U.S. Treasury               1.34
  U.S. Government
     agencies                 4.29
  Collateralized
     mortgage
     obligations              1.33
  Other                       2.40
     Total                    2.32
Carrying Value
  Debt securities
  Sundry securities
     Total
Market Value
  Debt securities
  Sundry securities
     Total
Weighted Average Yield
     U.S. Treasury
     U.S. Government
       agencies
     Collateralized
       mortgage
       obligations
     Other
       Consolidated

                                       30

DECEMBER 31, 1992                  1 YEAR          1-5        5-10    AFTER 10                      GROSS UNREALIZED      MARKET
(IN THOUSANDS)                    OR LESS        YEARS       YEARS       YEARS        TOTAL       GAINS       LOSSES       VALUE
Carrying Value
  U.S. Treasury                $2,352,822      316,405         130         241    2,669,598       9,767        (763)   2,678,602
  U.S. Government agencies         32,644      206,864      60,710     212,878      513,096      13,179        (905)     525,370
  Collateralized mortgage
     obligations                  299,755      501,431      40,217      31,562      872,965       1,812      (2,260)     872,517
  State, county and
     municipal                     50,708      240,672          --       2,186      293,566      26,456          (9)     320,013
  Other                           220,913      416,013      98,380     118,813      854,119      11,408      (5,062)     860,465
     Total                     $2,956,842    1,681,385     199,437     365,680    5,203,344      62,622      (8,999)   5,256,967
Carrying Value
  Debt securities              $2,956,842    1,681,385     199,437     257,139    5,094,803      57,706      (8,521)   5,143,988
  Sundry securities                    --           --          --     108,541      108,541       4,916        (478)     112,979
     Total                     $2,956,842    1,681,385     199,437     365,680    5,203,344      62,622      (8,999)   5,256,967
Market Value
  Debt securities              $2,964,538    1,714,200     199,863     265,438    5,144,039
  Sundry securities                    --           --          --     112,928      112,928
     Total                     $2,964,538    1,714,200     199,863     378,366    5,256,967
Weighted Average Yield
  U.S. Treasury                      3.63%        5.82        8.46        7.88         3.89
  U.S. Government agencies           5.13         7.21        8.06        8.51         7.72
  Collateralized mortgage
     obligations                     6.17         4.73        7.09        7.95         5.45
  State, county and
     municipal                      13.08        13.03          --       12.95        13.03
  Other                              5.05         7.72        7.57        9.29         7.23
     Consolidated                    4.18%        7.17        7.62        8.74         5.60
                                AVERAGE
                            MATURITY IN
(IN THOUSANDS)                 IN YEARS
Carrying Value
  U.S. Treasury                     .56
  U.S. Government agencies        11.63
  Collateralized mortgage
     obligations                   2.35
  State, county and
     municipal                     2.24
  Other                            2.80
     Total                         2.41
Carrying Value
  Debt securities
  Sundry securities
     Total
Market Value
  Debt securities
  Sundry securities
     Total
Weighted Average Yield
  U.S. Treasury
  U.S. Government agencies
  Collateralized mortgage
     obligations
  State, county and
     municipal
  Other
     Consolidated

                                                                                                                     1991
                                                                                                     CARRYING      MARKET
(IN THOUSANDS)                                                                                          VALUE       VALUE
U.S. Government Agencies
  1 year or less                                                                                    $ 122,506     125,174
  1-5 years                                                                                           490,025     500,695
  5-10 years                                                                                          560,431     572,635
  After 10 years                                                                                      149,989     154,066
       Total                                                                                        $1,322,951  1,352,570
Gross Unrealized
  Gains                                                                                             $  32,288
  Losses                                                                                            $   2,669
Average maturity in years                                                                                5.93
                                                                                                   WEIGHTED
                                                                                                    AVERAGE
(IN THOUSANDS)                                                                                        YIELD
U.S. Government Agencies
  1 year or less                                                                                       7.92%
  15 years                                                                                             7.91
  510 years                                                                                            7.91
  After 10 years                                                                                       8.20
       Total                                                                                           7.94%
Gross Unrealized
  Gains
  Losses
Average maturity in years

Included in Other at December 31, 1993, are $1,231,447,000 of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1993, these securities had a weighted average maturity of 2.78 years and a weighted average yield of 7.82 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 5.59 percent based on a weighted average funding cost differential of (2.23) percent.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1993 and 1992. Average maturity in years excludes preferred and common stocks and money market funds.
Yields related to securities exempt from both federal and state income taxes (primarily state, county and municipal securities), federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent in 1993 and 34 percent in 1992 and 1991; a North Carolina state tax rate of 7.905 percent in 1993, 7.9825 percent in 1992 and 8.06 percent in 1991; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida effective state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent in 1993; and a Washington, D.C. tax rate of 10.25 percent in 1993, respectively.
Securities available for sale at December 31, 1993, do not include commitments to purchase $267,813,000 of additional securities that at December 31, 1993, had a market value of $267,969,000. Securities available for sale at December 31, 1993 and 1992, include the carrying value of $513,390,000 and $54,892,000, respectively, of securities which have been sold for future settlement. Related gains and losses are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities in 1993 were $28,818,000 and $9,553,000, respectively, and on sundry securities gross gains and losses realized were $6,570,000 and $68,000, respectively. Gross gains and losses realized on the sale of debt securities in 1992 were $42,014,000 and $7,419,000, respectively, and on sundry securities gross gains and losses realized were $230,000 and $423,000, respectively.
                                       31

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

TABLE 9
INVESTMENT SECURITIES

DECEMBER 31, 1993                 1 YEAR          1-5                AFTER 10                     GROSS UNREALIZED           MARKET
(IN THOUSANDS)                   OR LESS        YEARS  5-10 YEARS       YEARS        TOTAL       GAINS      LOSSES            VALUE
Carrying Value
  U.S. Treasury               $      550           --          --          --          550          --          (1)         549
  U.S. Government agencies       311,750      814,667      30,232          --    1,156,649      44,054      (1,222)   1,199,481
  State, county and
     municipal                    80,863      508,477     242,072     511,523    1,342,935     183,230        (756)   1,525,409
  Other                               --           --       6,200     186,142      192,342      13,358          --      205,700
     Total                    $  393,163    1,323,144     278,504     697,665    2,692,476     240,642      (1,979)   2,931,139
Carrying Value
  Debt securities             $  393,163    1,323,144     278,504     511,530    2,506,341     227,730      (1,979)   2,732,092
  Sundry securities                   --           --          --     186,135      186,135      12,912          --      199,047
     Total                    $  393,163    1,323,144     278,504     697,665    2,692,476     240,642      (1,979)   2,931,139
Market Value
  Debt securities             $  401,304    1,399,666     311,652     619,470    2,732,092
  Sundry securities                   --           --          --     199,047      199,047
     Total                    $  401,304    1,399,666     311,652     818,517    2,931,139
Weighted Average Yield
  U.S. Treasury                     2.88%          --          --          --         2.88
  U.S. Government agencies          4.95         7.14        6.60          --         6.53
  State, county and
     municipal                     10.61        11.49       11.48       12.24        11.72
  Other                               --           --        7.77        8.09         8.08
     Consolidated                   6.11%        8.81       10.87       11.14         9.23
                               AVERAGE
                              MATURITY
(IN THOUSANDS)                IN YEARS
Carrying Value
  U.S. Treasury                    .04
  U.S. Government agencies        1.87
  State, county and
     municipal                    8.03
  Other                           8.00
     Total                        5.19
Carrying Value
  Debt securities
  Sundry securities
     Total
Market Value
  Debt securities
  Sundry securities
     Total
Weighted Average Yield
  U.S. Treasury
  U.S. Government agencies
  State, county and
     municipal
  Other
     Consolidated

                                       32

DECEMBER 31, 1992                    1 YEAR         1-5        5-10    AFTER 10                    GROSS UNREALIZED          MARKET
(IN THOUSANDS)                      OR LESS       YEARS       YEARS       YEARS       TOTAL       GAINS      LOSSES           VALUE
Carrying Value
  U.S. Treasury                   $  53,985     258,553          --          --     312,538       1,451      (1,212)    312,777
  U.S. Government agencies           26,265   1,983,165   1,311,018       5,147   3,325,595      61,527      (4,541)  3,382,581
  Collateralized mortgage
     obligations                    137,364   1,238,654          --       3,527   1,379,545       6,708      (9,337)  1,376,916
  State, county and municipal         4,230     118,399     257,274     641,842   1,021,745     123,997      (1,181)  1,144,561
  Other                             159,501     161,670       4,454     268,290     593,915      15,874      (1,558)    608,231
     Total                        $ 381,345   3,760,441   1,572,746     918,806   6,633,338     209,557     (17,829)  6,825,066
Carrying Value
  Debt securities                 $ 381,345   3,760,441   1,572,746     652,688   6,367,220     197,901     (16,447)  6,548,674
  Sundry securities                      --          --          --     266,118     266,118      11,656      (1,382)    276,392
     Total                        $ 381,345   3,760,441   1,572,746     918,806   6,633,338     209,557     (17,829)  6,825,066
Market Value
  Debt securities                 $ 379,517   3,814,483   1,617,925     736,749   6,548,674
  Sundry securities                      --          --          --     276,392     276,392
     Total                        $ 379,517   3,814,483   1,617,925   1,013,141   6,825,066
Weighted Average Yield
  U.S. Treasury                        3.99%       4.81          --          --        4.67
  U.S. Government agencies             6.47        8.36        8.06        6.66        8.22
  Collateralized mortgage
     obligations                       5.67        6.06          --        7.43        6.03
  State, county and municipal          9.55       12.09       11.55       12.24       12.04
  Other                                3.85        6.87        7.39        8.37        6.74
     Consolidated                      4.77%       7.41        8.63       11.06        8.05

                                  AVERAGE
                                 MATURITY
(IN THOUSANDS)                   IN YEARS
Carrying Value
  U.S. Treasury                      2.02
  U.S. Government agencies           4.88
  Collateralized mortgage
     obligations                     2.45
  State, county and municipal       12.30
  Other                              1.76
     Total                           5.24
Carrying Value
  Debt securities
  Sundry securities
     Total
Market Value
  Debt securities
  Sundry securities
     Total
Weighted Average Yield
  U.S. Treasury
  U.S. Government agencies
  Collateralized mortgage
     obligations
  State, county and municipal
  Other
     Consolidated

                                       33

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

DECEMBER 31, 1991                   1 YEAR         1-5        5-10    AFTER 10                    GROSS UNREALIZED        MARKET
(IN THOUSANDS)                     OR LESS       YEARS       YEARS       YEARS       TOTAL       GAINS      LOSSES         VALUE
Carrying Value
  U.S. Treasury                   $ 17,802       8,392          --       5,490      31,684         738         (15)     32,407
  U.S. Government agencies          58,192   1,582,691   1,083,043     397,900   3,121,826      95,589     (10,976)  3,206,439
  Collateralized mortgage
     obligations                    10,716   1,413,297         754         377   1,425,144      30,797        (297)  1,455,644
  State, county and municipal      116,535     389,851     304,101     832,341   1,642,828     169,696      (3,687)  1,808,837
  Other                             97,107     515,039     147,887     353,731   1,113,764      13,654     (22,242)  1,105,176
     Total                        $300,352   3,909,270   1,535,785   1,589,839   7,335,246     310,474     (37,217)  7,608,503
Carrying Value
  Debt securities                 $271,077   3,908,673   1,533,399   1,250,172   6,963,321     304,041     (29,176)  7,238,186
  Sundry securities                 29,275         597       2,386     339,667     371,925       6,433      (8,041)    370,317
     Total                        $300,352   3,909,270   1,535,785   1,589,839   7,335,246     310,474     (37,217)  7,608,503
Market Value
  Debt securities                 $272,356   4,022,791   1,583,006   1,360,033   7,238,186
  Sundry securities                 29,242         499       1,995     338,581     370,317
     Total                        $301,598   4,023,290   1,585,001   1,698,614   7,608,503
Weighted Average Yield
  U.S. Treasury                       7.05%       7.21          --        8.05        7.26
  U.S. Government agencies            7.53        8.90        8.90        8.53        8.83
  Collateralized mortgage
     obligations                      7.39        8.03        8.36        8.22        8.03
  State, county and municipal        11.48       12.37       11.45       12.05       11.97
  Other                               8.91        7.66        8.23        9.70        8.49
     Consolidated                     9.47%       8.77        9.34       10.63        9.32

                                   AVERAGE
                                  MATURITY
(IN THOUSANDS)                    IN YEARS
Carrying Value
  U.S. Treasury                       3.35
  U.S. Government agencies            8.00
  Collateralized mortgage
     obligations                      2.01
  State, county and municipal        10.41
  Other                               3.39
     Total                            6.80
Carrying Value
  Debt securities
  Sundry securities
     Total
Market Value
  Debt securities
  Sundry securities
     Total
Weighted Average Yield
  U.S. Treasury
  U.S. Government agencies
  Collateralized mortgage
     obligations
  State, county and municipal
  Other
     Consolidated

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1993, 1992 and 1991. Average maturity in years excludes preferred and common stocks and money market funds. Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent in 1993 and 34 percent in 1992 and 1991; a North Carolina state tax rate of 7.905 percent in 1993, 7.9825 percent in 1992 and 8.06 percent in 1991; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida effective state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent in 1993; and a Washington, D.C. tax rate of 10.25 percent in 1993, respectively. There were no commitments to purchase or sell investment securities at December 31, 1993. Gross gains and losses realized on the sale of debt securities in 1993 were $2,722,000 and $318,000, respectively, and on sundry securities $5,115,000 and $84,000, respectively. Gross gains and losses realized on the sale of debt securities in 1992 were $19,035,000 and $19,100,000, respectively, and on sundry securities $615,000 and $3,431,000, respectively. Gross gains and losses realized on the sale of debt securities in 1991 were $156,505,000 and $2,533,000, respectively, and on sundry securities $1,516,000 and $440,000, respectively.
                                       34

TABLE 10
LOANS

                                                                                                                     DECEMBER 31,
(IN THOUSANDS)                                         1993          1992          1991           1990            1989       1988
First Union Corporation
Commercial
  Commercial, financial and agricultural:
     Taxable                                   $ 12,509,283    10,532,842    10,854,321     9,946,557     8,065,193     7,614,729
     Nontaxable                                     724,442       738,834       936,416     1,054,246     1,072,448     1,230,224
       Total commercial, financial and
          agricultural                           13,233,725    11,271,676    11,790,737    11,000,803     9,137,641     8,844,953
  Real estate-construction and other              1,664,694     1,886,319     3,014,877     3,380,426     2,732,422     2,108,967
  Real estate-mortgage                            5,834,894     5,782,780     5,421,698     4,067,445     4,431,718     3,875,655
  Lease financing                                   962,599     1,033,809     1,109,525     1,184,196     1,143,820       936,775
  Foreign                                           304,267       274,800       233,601       190,621       147,680       144,235
       Total commercial                          22,000,179    20,249,384    21,570,438    19,823,491    17,593,281    15,910,585
Retail
  Real estate-mortgage*                          13,318,058    10,775,107     9,406,329     7,173,064     6,245,386     5,373,773
  Installment loans to individuals               11,891,999    11,260,708    10,850,557     9,485,633     8,101,924     7,190,499
       Total retail                              25,210,057    22,035,815    20,256,886    16,658,697    14,347,310    12,564,272
       Total loans                               47,210,236    42,285,199    41,827,324    36,482,188    31,940,591    28,474,857
Unearned Income
  Loans                                             129,830       186,173       247,016       245,363       173,467       200,096
  Lease financing                                   204,229       175,259       196,728       186,106       166,348       143,135
       Total unearned income                        334,059       361,432       443,744       431,469       339,815       343,231
       Loans, net                              $ 46,876,177    41,923,767    41,383,580    36,050,719    31,600,776    28,131,626
Acquired Southeast Banks Loans**
Commercial
  Commercial, financial and agricultural:
     Taxable                                   $    532,388       775,016     1,240,007            --            --            --
     Nontaxable                                      52,977        55,322        81,757            --            --            --
       Total commercial, financial and
          agricultural                              585,365       830,338     1,321,764            --            --            --
  Real estate-construction and other                 87,954       160,785       322,513            --            --            --
  Real estate-mortgage                              695,243       862,903     1,228,902            --            --            --
  Foreign                                             1,448        21,578        56,364            --            --            --
       Total commercial                           1,370,010     1,875,604     2,929,543            --            --            --
Retail
  Real estate-mortgage                              806,576     1,141,022     1,736,044            --            --            --
  Installment loans to individuals                  911,395     1,410,242     1,643,044            --            --            --
       Total retail                               1,717,971     2,551,264     3,379,088            --            --            --
       Total loans                                3,087,981     4,426,868     6,308,631            --            --            --
Unearned Income                                       1,757        10,104        59,755            --            --            --
       Loans, net                              $  3,086,224     4,416,764     6,248,876            --            --            --

 The information included herein should be read in conjunction with the Loans discussion in Note 1 to the consolidated financial statements.
 *At December 31, 1993, $446,117,000 of securitized retail real estate mortgage loans had a market value of $471,775,000.
**For a five-year period which began September 19, 1991, the FDIC will reimburse
  First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except for installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.
                                       35

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

TABLE 11
CERTAIN LOAN MATURITIES AND SENSITIVITY
TO CHANGES IN INTEREST RATES

                                                                                                          DECEMBER 31, 1993
                                                   COMMERCIAL,
                                                     FINANCIAL      REAL ESTATE:
                                                           AND      CONSTRUCTION    REAL ESTATE:
(IN THOUSANDS)                                    AGRICULTURAL         AND OTHER       MORTGAGE       FOREIGN         TOTAL
Fixed Rate
  1 year or less                                 $     709,856            58,845        492,676       180,983     1,442,360
  1-5 years                                            926,503            82,653        877,299        14,783     1,901,238
  After 5 years                                        185,019            26,909        259,231            --       471,159
     Total                                           1,821,378           168,407      1,629,206       195,766     3,814,757
Adjustable Rate
  1 year or less                                     7,020,312           785,748      1,481,829       108,325     9,396,214
  1-5 years                                          3,521,542           638,283      2,379,647           176     6,539,648
  After 5 years                                        870,493            72,256        344,212            --     1,286,961
     Total                                          11,412,347         1,496,287      4,205,688       108,501    17,222,823
     Total                                       $  13,233,725         1,664,694      5,834,894       304,267    21,037,580

                                       36

TABLE 12
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS*

                                                                                                         YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                         1993          1992          1991         1990          1989           1988
Allowance for Loan Losses
  Balance, beginning of year                   $    940,804       851,830       702,685       355,442       331,058       337,620
  Provision for loan losses                         221,753       414,708       648,284       425,409       139,291       107,551
  Reversal of tax effect of acquired bank
     related net charge-offs included in
     the provision for loan losses                       --            --       (16,386)           --            --            --
  Allowance of divested subsidiary and
     other sales                                         --            --            --        (7,769)       (2,392)        1,231
  Allowance of acquired loans and credit
     cards                                          109,321        50,141        83,770       173,660         3,321        23,640
  Transfer to allowance for segregated
     asset losses                                        --       (20,000)      (13,000)           --            --            --
  Loan losses, net                                 (251,687)     (355,875)     (553,523)     (244,057)     (115,836)     (138,984)
     Balance, end of year                      $  1,020,191       940,804       851,830       702,685       355,442       331,058
       (as % of loans, net)                            2.18%         2.24          2.06          1.95          1.12          1.18
       (as % of nonaccrual and restructured
          loans)                                        147            96            72            77           131           150
       (as % of nonperforming assets)                   111%           70            50            56            89           103
Loan Losses
  Commercial, financial and agricultural       $    121,373       142,600       189,648       116,060        56,153       100,357
  Real estate-construction and other                 25,829        52,524       164,044        49,183        17,009        12,858
  Real estate-mortgage                               66,105        80,934       118,555         4,196         6,034         1,588
  Installment loans to individuals                  116,253       130,493       124,536       108,117        64,472        52,687
          Total                                     329,560       406,551       596,783       277,556       143,668       167,490
Loan Recoveries
  Commercial, financial and agricultural             29,681        21,252        15,924        12,991        11,440        13,500
  Real estate-construction and other                  5,718         1,254         1,882         1,633         1,106         1,544
  Real estate-mortgage                               15,866         4,926         4,097           847           507           126
  Installment loans to individuals                   26,608        23,244        21,357        18,028        14,779        13,336
          Total                                      77,873        50,676        43,260        33,499        27,832        28,506
          Loan losses, net                     $    251,687       355,875       553,523       244,057       115,836       138,984
       (as % of average loans, net)                     .58%          .86          1.48           .68           .39           .54
Nonperforming Assets
  Nonaccrual loans
     Commercial loans                          $    242,241       407,583       494,649       300,334       122,407       125,564
     Real estate loans                              425,101       498,973       574,324       574,732       122,540        80,433
          Total nonaccrual loans                    667,342       906,556     1,068,973       875,066       244,947       205,997
  Restructured loans                                 26,544        68,935       116,893        38,867        25,849        14,512
  Foreclosed properties                             222,503       375,559       530,524       330,984       126,531       102,014
          Total nonperforming assets           $    916,389     1,351,050     1,716,390     1,244,917       397,327       322,523
       (as % of loans, net and foreclosed
          properties)                                  1.95%         3.19          4.10          3.42          1.25          1.14
  Accruing loans past due 90 days              $     71,307        85,513       144,075       194,605        68,155        70,671

 *Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed hereunder, or under the Loans or Asset Quality narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Southeast Banks and First American segregated assets are not included herein.
                                       37

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

TABLE 13
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                                                           DECEMBER 31,
                                            1993                    1992                    1991                   1990
                                           LOANS                   LOANS                   LOANS                   LOANS
                                               %                       %                       %                       %
                                           TOTAL                   TOTAL                   TOTAL                   TOTAL
(IN MILLIONS)                   AMT.       LOANS        AMT.       LOANS        AMT.       LOANS        AMT.       LOANS        AMT.
Commercial, financial
  and agricultural        $    187.9        28.0%  $   316.5        26.7%  $   337.2        28.2%  $   254.4        30.2%  $   105.5
Real estate-construction
  and other                     73.5         3.5       139.5         4.5       147.9         7.2       195.1         9.3        44.2
Real estate-mortgage            199.9        40.6       198.9        39.2       164.4        35.4        96.9        30.8       51.9
Installment loans to
  individuals                  225.4        25.2       142.3        26.6       123.8        25.9       111.3        26.0        79.2
Lease financing                  1.7         2.1         2.1         2.4         3.1         2.7         2.2         3.2         2.8
Foreign                           .3          .6          .7          .6          .5          .6          .5          .5          .8
Unallocated                    331.5          --       140.8          --        74.9          --        42.3          --        71.0
     Total                $  1,020.2       100.0%  $   940.8       100.0%  $   851.8       100.0%  $   702.7       100.0%  $   355.4
                               1989
                              LOANS
                                  %
                              TOTAL
(IN MILLIONS)                 LOANS
Commercial, financial
  and agricultural             28.6%
Real estate-construction
  and other                     8.5
Real estate-mortgage           33.4
Installment loans to
  individuals                  25.4
Lease financing                 3.6
Foreign                          .5
Unallocated                      --
     Total                    100.0%

Beginning in 1993, the allocation of the allowance for loan losses is based on the Corporation's loss migration modelling process. The unallocated portion of the allowance for loan losses at December 31, 1992 would have been $178.4 million had the migration model been available in 1992. The allocation of the allowance for loan losses to the respective loan classifications is not necessarily indicative of future losses or future allocations.
See the Loans and Allowance for Loan Losses discussions in Note 1 to the consolidated financial statements.
TABLE 14
INTANGIBLE ASSETS

                                                                                                         DECEMBER 31,
(IN THOUSANDS)                             1993           1992         1991          1990           1989         1988
Mortgage servicing rights              $ 87,350        183,196       196,796       173,915       140,065        47,622
Credit card premium                    $ 75,588         71,140        73,792        24,785        20,148         7,271
Other Intangible Assets
  Goodwill                             $712,485        643,978       676,046       685,602       260,800       280,956
  Deposit base premium                  255,359        175,707       179,152       176,043       117,188       138,770
  Other                                  10,468         18,285        15,324         9,508        11,974        24,989
     Total                             $978,312        837,970       870,522       871,153       389,962       444,715

                                       38

TABLE 15
SOUTHEAST BANKS SEGREGATED ASSETS

                                                                                                   YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                             1993          1992          1991
Segregated Assets                                                                    $  380,515       576,257       694,832
Allowance for Segregated Asset Losses
  Balance, beginning of year                                                             45,362        54,000            --
  Initial allowance                                                                          --            --        50,000
  Transfer from allowance for loan losses                                                    --        20,000        13,000
  Transfer from allowance for foreclosed properties                                       1,998            --            --
  Segregated asset losses, net                                                          (14,047)      (28,638)       (9,000)
  Balance, end of year                                                                   33,313        45,362        54,000
     Segregated assets, net                                                          $  347,202       530,895       640,832
Segregated Asset Losses
  Commercial, financial and agricultural                                             $    3,615         6,265         3,595
  Real estateconstruction and other                                                         208         1,713           859
  Real estatemortgage                                                                     4,482         9,311         1,521
  Installment loans to individuals                                                       11,113        16,347         4,261
     Total                                                                               19,418        33,636        10,236
Segregated Asset Recoveries
  Commercial, financial and agricultural                                                  1,695           954           218
  Real estateconstruction and other                                                          --            --            --
  Real estatemortgage                                                                       634           371            23
  Installment loans to individuals                                                        3,042         3,673           995
     Total                                                                                5,371         4,998         1,236
       Segregated asset losses, net                                                  $   14,047        28,638         9,000
Segregated Assets
  Nonaccrual loans:
     Commercial loans                                                                $   67,064       145,324       352,201
     Real estate loans                                                                  187,432       304,866       313,774
       Total nonaccrual loans                                                           254,496       450,190       665,975
  Foreclosed properties                                                                 126,019       126,067        28,857
       Total segregated assets                                                          380,515       576,257       694,832
  Less FDIC loss-sharing*                                                              (323,438)     (489,818)     (590,607)
       Total                                                                         $   57,077        86,439       104,225
  Accruing loans past due 90 days                                                    $   28,493        40,374       215,248

* For a five-year period that began September 19, 1991, the FDIC will reimburse First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except for installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.
                                        39

                                Financial Tables
                      First Union Corporation and Subsidiaries

TABLE 16
FIRST AMERICAN SEGREGATED ASSETS

                                                                                                                     DECEMBER 31,
(IN THOUSANDS)                                                                                                               1993
Commercial
  Commercial, financial and agricultural                                                                                $ 123,569
  Real estate-construction and other                                                                                       67,414
  Real estate-mortgage                                                                                                     53,939
       Total commercial                                                                                                   244,922
Retail real estate-mortgage                                                                                                   989
Foreclosed properties                                                                                                      64,119
       Total                                                                                                              310,030
Less discount                                                                                                            (169,378)
       First American segregated assets, net                                                                            $ 140,652

TABLE 17
ALLOWANCE FOR FORECLOSED PROPERTIES

                                                                                              YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                       1993           1992          1991
Foreclosed properties                                                            $278,694        478,887       561,476
Allowance for foreclosed properties, beginning of year                            103,328         30,952           799
Provision for foreclosed properties                                                23,730        111,260        36,467
Transfer to allowance for segregated assets                                        (1,998)            --            --
Dispositions, net                                                                 (68,869)       (38,884)       (6,314)
Allowance for foreclosed properties, end of year                                   56,191        103,328        30,952
Foreclosed properties, net                                                       $222,503        375,559       530,524

                                        40

TABLE 18
DEPOSITS

                                                                                                        DECEMBER 31,
(IN THOUSANDS)                            1993           1992          1991         1990          1989          1988
Core Deposits
  Noninterest-bearing              $10,861,207      9,213,646     7,836,183     6,267,894     5,060,239     5,371,019
  Savings and NOW accounts          12,010,636      9,825,918     7,954,985     5,633,720     4,739,910     4,822,135
  Money market accounts             11,131,334      9,930,789     8,832,272     6,950,226     6,057,247     5,869,178
  Other consumer time               16,897,062     18,014,195    19,181,341    14,856,718    11,443,744     9,349,253
       Total core deposits          50,900,239     46,984,548    43,804,781    33,708,558    27,301,140    25,411,585
Foreign                              1,240,448        249,429       125,159       642,592       593,861       690,316
Other time                           1,601,724      1,916,988     3,246,283     3,843,118     3,636,769     3,378,667
       Total deposits              $53,742,411     49,150,965    47,176,223    38,194,268    31,531,770    29,480,568

TABLE 19
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

                                                                                                             DECEMBER 31, 1993
                                                                                                            TIME         OTHER
(IN THOUSANDS)                                                                                      CERTIFICATES          TIME
Maturity Of
  3 months or less                                                                                  $  1,555,028        85,786
  Over 3 months through 6 months                                                                         619,993            --
  Over 6 months through 12 months                                                                        614,846            --
  Over 12 months                                                                                       1,027,817            --
     Total                                                                                          $  3,817,684        85,786

                                        41

                                Financial Tables
                      First Union Corporation and Subsidiaries

TABLE 20
CAPITAL RATIOS

                                                                                                                 DECEMBER 31,
(IN THOUSANDS)                                     1993          1992         1991          1990           1989          1988
Consolidated Capital Ratios*
  Qualifying Capital
     Tier 1 capital                        $  4,342,664     3,189,276     2,441,839     1,901,657            --            --
     Total capital                            6,960,671     4,948,156     3,799,073     3,153,733            --            --
  Adjusted risk-based assets                 47,529,159    34,573,794    32,314,244    29,121,464            --            --
  Adjusted leverage ratio assets           $ 70,785,664    48,671,501    45,955,064    38,833,477            --            --
  Ratios
     Tier 1 capital                                9.14%         9.22          7.56          6.53            --            --
     Total capital                                14.64         14.31         11.76         10.83            --            --
     Leverage                                      6.13          6.55          5.31          4.90            --            --
  Stockholders' Equity to Assets
     Year-end                                      7.36          6.99          6.51          6.05          6.33          6.46
     Average                                       7.11%         6.89          6.29          6.22          6.41          6.39
Bank Capital Ratios*
  Tier 1 Capital
     First Union National Bank of:
       North Carolina                              8.24%         7.22          6.45          6.87            --            --
       South Carolina                              7.55          7.88          6.85          6.46            --            --
       Georgia                                     9.58          8.14          6.06          6.51            --            --
       Florida                                     9.13          9.38          8.79          6.44            --            --
       Washington, D.C.                           14.23            --            --            --            --            --
       Maryland                                   15.78            --            --            --            --            --
       Tennessee                                  12.43         24.03          6.57          7.50            --            --
       Virginia                                   10.77            --            --            --            --            --
  Total Capital
     First Union National Bank of:
       North Carolina                             11.35         10.60          7.99          8.39            --            --
       South Carolina                             11.82         10.89          8.25          7.84            --            --
       Georgia                                    12.62         11.05          7.62          8.23            --            --
       Florida                                    10.83         11.10         10.61          8.56            --            --
       Washington, D.C.                           15.52            --            --            --            --            --
       Maryland                                   17.07            --            --            --            --            --
       Tennessee                                  13.69         25.29          7.84          8.55            --            --
       Virginia                                   13.08            --            --            --            --            --
  Leverage
     First Union National Bank of:
       North Carolina                              5.52          5.46          4.91          4.97            --            --
       South Carolina                              5.56          5.93          5.39          4.82            --            --
       Georgia                                     5.67          6.58          4.91          4.78            --            --
       Florida                                     5.79          5.62          4.91          4.91            --            --
       Washington, D.C.                            6.06            --            --            --            --            --
       Maryland                                    9.04            --            --            --            --            --
       Tennessee                                   8.05         25.10          7.34          8.22            --            --
       Virginia                                    6.89%           --            --            --            --            --

* Risk-based capital ratio guidelines require a minimum ratio of Tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The 1990-1992 capital ratios presented herein have not been restated to reflect pooling of interests acquisitions.
                                        42

TABLE 21
SELECTED SIX-YEAR DATA*

                                                                                          YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                   1993           1992         1991          1990          1989         1988
First Union Mortgage Corporation
  Permanent Loan
     Originations
       Residential
          Direct                  $ 3,701,476      2,690,028     1,370,988     1,105,261     1,372,353     1,548,033
          Wholesale                 2,431,455      2,641,656     2,657,534     2,092,646     1,655,153       652,018
            Total                   6,132,931      5,331,684     4,028,522     3,197,907     3,027,506     2,200,051
       Income property                248,524        263,749       266,518       237,980       394,037       407,525
            Total                 $ 6,381,455      5,595,433     4,295,040     3,435,887     3,421,543     2,607,576
  Volume of Loans Serviced
     Residential                  $32,786,000     22,528,000    22,161,000    17,878,000    13,854,000     9,254,000
     Income property                1,972,000      1,848,000     1,951,000     1,534,000     1,444,000     1,350,000
            Total                 $34,758,000     24,376,000    24,112,000    19,412,000    15,298,000    10,604,000
Number of Offices
  Banking
     North Carolina                       266            269           269           272           269           273
     South Carolina                        67             53            53            56            56            67
     Georgia                              163            114           115           124           128           137
     Florida                              488            460           564           314           209           220
     Washington, D.C.                      30             --            --            --            --            --
     Maryland                              32             --            --            --            --            --
     Tennessee                             63              1             1             1             1             2
     Virginia                             193             --            --            --            --            --
     Foreign                                1              1             2             1             2             2
          Total banking offices         1,303            898         1,004           768           665           701
  Savings banks                            --             45            --            --            --            --
  Home equity lending                     151            130           144           158           166           172
  Mortgage banking                         53             43            47            54            51            71
  Consumer finance                         --             --             1            56            56           200
  Other                                    18             17            17            17             9            20
          Total offices                 1,525          1,133         1,213         1,053           947         1,164
Other Data
  ATMs                                  1,189            847           943           707           532           551
  Employees                            32,861         23,459        24,203        20,521        17,733        19,761
  Common stockholders                  58,670         37,955        33,456        34,951        36,166        38,024
  Series 1990 preferred
     stockholders                       2,984          3,117         2,969         2,982            --            --

* 1988-1992 not restated for 1993 pooling of interest acquisitions.
                                        43

                                Financial Tables
                      First Union Corporation and Subsidiaries

TABLE 22
INTEREST RATE GAP

                                                                                                                   DECEMBER 31, 1993
                                                                                                                                NON-
                                                                                                                           SENSITIVE
                                                                                                                                 AND
                                                                                                                           SENSITIVE
                                                INTEREST SENSITIVITY IN DAYS                                               OVER FIVE
(IN THOUSANDS)                              1-90        91-180       181-365         TOTAL     1-2 YEARS     2-5 YEARS      YEARS
Earning Assets
 Interest-bearing bank balances     $    711,935           118           100       712,153            --            --            --
 Federal funds sold and securities
  purchased under resale
  agreements                             351,754            --            --       351,754            --            --            --
 Trading account assets                  652,470            --            --       652,470            --            --            --
 Securities available for sale:
  U.S. Government and other            1,520,886     3,086,460     1,292,600     5,899,946     1,413,763     3,540,278       890,955
 Investment securities:
  U.S. Government and other              150,041        84,189       129,448       363,678       140,208       436,157       409,499
  State, county and municipal             24,130         7,210        29,408        60,748       326,412       200,362       755,412
 Loans*:
  Commercial and commercial real
   estate                             17,586,933       308,740       439,994    18,335,667       625,711     1,305,851       426,888
  Residential mortgages                2,659,641     1,387,138     2,502,811     6,549,590     1,715,945     2,488,550     2,526,566
  Installment loans to individuals     4,876,206       424,963       812,792     6,113,961     1,604,919     2,572,236     1,547,761
  Lease financing                         80,200        33,456        67,009       180,665       301,455        74,714       201,537
  Foreign                                265,202         3,251         5,109       273,562         7,909        16,347         6,343
   Total earning assets               28,879,398     5,335,525     5,279,271    39,494,194     6,136,322    10,634,495     6,764,961
Interest-Bearing Liabilities
 Interest-bearing deposits:
  Savings and NOW accounts            12,010,636            --            --    12,010,636            --            --            --
  Money market accounts               11,131,334            --            --    11,131,334            --            --            --
  Other consumer time                  4,967,782     3,568,071     3,280,616    11,816,469     2,649,657     2,384,360        46,576
  Foreign                              1,240,448            --            --     1,240,448            --            --            --
  Other time                             716,207       177,071       269,780     1,163,058       241,353        93,336       103,977
 Short-term borrowings                 7,254,178            --            --     7,254,178            --            --            --
 Long-term debt                          260,854       161,002        46,712       468,568       344,638       555,801     1,692,937
   Total interest-bearing
     liabilities                      37,581,439     3,906,144     3,597,108    45,084,691     3,235,648     3,033,497     1,843,490
Off-Balance Sheet Financial
 Instruments                           3,140,713     1,172,754     3,789,327     8,102,794    (2,548,219)   (4,169,575)  (1,385,000)
   Total interest-bearing
     liabilities and off-balance
     sheet financial instruments      40,722,152     5,078,898     7,386,435    53,187,485       687,429    (1,136,078)      458,490
 Interest sensitivity gap           $(11,842,754)      256,627    (2,107,164)  (13,693,291)    5,448,893    11,770,573
 Cumulative gap                     $(11,842,754)  (11,586,127)  (13,693,291)  (13,693,291)   (8,244,398)    3,526,175
 Ratio of cumulative gap to total
  earning assets                          (18.79%       (18.38)       (21.73)       (21.73)       (13.08)         5.59
(IN THOUSANDS)                             TOTAL
Earning Assets
 Interest-bearing bank balances          712,153
 Federal funds sold and securities
  purchased under resale
  agreements                             351,754
 Trading account assets                  652,470
 Securities available for sale:
  U.S. Government and other           11,744,942
 Investment securities:
  U.S. Government and other            1,349,542
  State, county and municipal          1,342,934
 Loans*:
  Commercial and commercial real
   estate                             20,694,117
  Residential mortgages               13,280,651
  Installment loans to individuals    11,838,877
  Lease financing                        758,371
  Foreign                                304,161
   Total earning assets               63,029,972
Interest-Bearing Liabilities
 Interest-bearing deposits:
  Savings and NOW accounts            12,010,636
  Money market accounts               11,131,334
  Other consumer time                 16,897,062
  Foreign                              1,240,448
  Other time                           1,601,724
 Short-term borrowings                 7,254,178
 Long-term debt                        3,061,944
   Total interest-bearing
     liabilities                      53,197,326
Off-Balance Sheet Financial
 Instruments                                  --
   Total interest-bearing
     liabilities and off-balance
     sheet financial instruments      53,197,326
 Interest sensitivity gap
 Cumulative gap
 Ratio of cumulative gap to total
  earning assets

The information included herein should be read in conjunction with the discussion appearing under Interest Rate Risk Management and with Tables 23-26. *Loans are stated net of unearned income. Since savings, NOW and money market accounts theoretically can be repriced at any time, all such balances have been included in 1-90 days. If these amounts were spread based upon expected repricing characteristics, or if they were treated as nonsensitive, as many in the industry do, the cumulative gap ratio would be significantly reduced.
                                        44

TABLE 23
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*

                                              WEIGHTED AVERAGE               ESTIMATED
DECEMBER 31, 1993                 NOTIONAL                RATE    MATURITY       FAIR
(IN THOUSANDS)                      AMOUNT   RECEIVE       PAY    IN YEARS       VALUE
Asset Rate Conversions
 Interest rate swaps           $12,029,540     5.63%     3.52%        1.59
  Carrying amount                                                            $ 27,205
  Unrealized gross gain                                                       178,339
  Unrealized gross loss                                                       (15,063)
   Total                                                                      190,481
 Forward interest rate swaps     3,200,000      5.13        --        1.90
  Unrealized gross gain                                                        12,153
  Unrealized gross loss                                                        (1,576)
   Total                                                                       10,577
 Other financial instruments       850,000      5.13      4.94        2.43
  Carrying amount                                                              (2,161)
  Unrealized gross gain                                                        18,733
  Unrealized gross loss                                                       (16,571)
   Total                                                                            1
 Total asset rate conversions  $16,079,540     5.50%     3.61%        1.70   $201,059
Liability Rate Conversions
 Interest rate swaps           $ 2,462,173     7.57%     3.46%        5.94
  Carrying amount                                                            $ 44,071
  Unrealized gross gain                                                       110,626
  Unrealized gross loss                                                       (12,072)
   Total                                                                      142,625
 Other financial instruments       779,000      4.00      3.38        2.46
  Carrying amount                                                              (3,250)
  Unrealized gross gain                                                         5,651
  Unrealized gross loss                                                          (116)
   Total                                                                        2,285
 Total liability rate
  conversions                  $ 3,241,173     7.37%     3.46%        5.10   $144,910
Basis Protection
 Prime/federal funds caps      $ 5,000,000        --        --        2.25
  Carrying amount                                                            $  6,621
  Unrealized gross gain                                                         6,762
  Unrealized gross loss                                                            --
   Total                                                                       13,383
 Forward prime/federal funds
  swap                             500,000        --        --        2.29
  Unrealized gross gain                                                           136
  Unrealized gross loss                                                            --
   Total                                                                          136
 Forward prime/libor swaps         500,000        --        --        2.47
  Unrealized gross gain                                                           295
  Unrealized gross loss                                                            --
   Total                                                                          295
 Total basis protection        $ 6,000,000        --        --        2.27   $ 13,814

 DECEMBER 31, 1993
(IN THOUSANDS)                                    COMMENTS
Asset Rate Conversions
 Interest rate swaps
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
                                Converts floating rate assets to fixed rate.
                                Adds to liability sensitivity. Similar
                                characteristics to a fixed income security.
                                Includes $4.1 billion of indexed amortizing
                                swaps of which $2.0 billion to mature in
                                1994 if 3 month LIBOR remains below 7
                                percent and $2.1 billion to mature within
                                five years.
 Forward interest rate swaps
  Unrealized gross gain
  Unrealized gross loss
   Total
                                Enables Corporation to, in effect, extend
                                maturities at higher than current yields for
                                future periods; $1.0 billion effective March
                                1994, $2.0 billion effective December 1994
                                and $200 million effective March 1995.
 Other financial instruments
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
 Total asset rate conversions
                                Includes $800 million of interest rate
                                floors, of which $400 million were purchased
                                and offset by $400 million sold, locking in
                                gains to be amortized over the remaining
                                life of the contracts.
Liability Rate Conversions
 Interest rate swaps
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
                                Converts fixed rate long-term debt to
                                floating rate by matching maturity of the
                                swap to the debt issue. Maintains neutral
                                rate sensitivity.
 Other financial instruments
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
                                Miscellaneous option-based products for
                                liability management purposes include $280
                                million of written and purchased options on
                                swaps, $349 million eurodollar caps and $150
                                million eurodollar floors.
 Total liability rate
  conversions
Basis Protection
 Prime/federal funds caps
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
                                 Simultaneous purchase and sale of caps ($2.5
                                billion each) to protect against a narrowing
                                in the spread between prime and federal
                                funds. Protection occurs with prime rate
                                greater than 6 percent and federal funds
                                rate greater than 3.25 percent.
Forward prime/federal funds
  swap
  Unrealized gross gain
  Unrealized gross loss
   Total
                                Swap to hedge against a narrowing in the
                                spread between the prime rate and federal
                                funds; pay rate equals the average prime
                                rate less 233 basis points versus receiving
                                the federal funds rate.
 Forward prime/libor swaps
  Unrealized gross gain
  Unrealized gross loss
   Total
 Total basis protection
                                Swap to hedge against a narrowing in the
                                spread between the prime rate and 3 month
                                LIBOR; pay rate equals the average prime
                                rate less 212 basis points versus receiving
                                3 month LIBOR.
                                (CONTINUED)

                                        45

                                Financial Tables
                      First Union Corporation and Subsidiaries

TABLE 23
OFF-BALANCE SHEET
DERIVATIVE FINANCIAL INSTRUMENTS* (CONTINUED)

                                              WEIGHTED AVERAGE              ESTIMATED
DECEMBER 31, 1993                 NOTIONAL                RATE   MATURITY        FAIR
(IN THOUSANDS)                      AMOUNT   RECEIVE       PAY   IN YEARS       VALUE
Rate Sensitivity Hedges
 Short eurodollar futures      $ 4,000,000      -- %     3.54%        .33
  Unrealized gross gain                                                     $  1,363
  Unrealized gross loss                                                           --
   Total                                                                       1,363
 Put options on eurodollar
  futures                       17,368,000        --      4.01        .38
  Carrying amount                                                              5,791
  Unrealized gross gain                                                           --
  Unrealized gross loss                                                       (2,073)
   Total                                                                       3,718
 Put options on forward swaps    2,000,000        --      5.14        .59
  Carrying amount                                                              5,058
  Unrealized gross gain                                                          386
  Unrealized gross loss                                                       (1,138)
   Total                                                                       4,306
 Long eurodollar futures           125,000      4.82        --        .70
  Unrealized gross gain                                                          207
  Unrealized gross loss                                                           --
   Total                                                                         207
 Total rate sensitivity hedges $23,493,000     4.82%     4.02%        .39   $  9,594

DECEMBER 31, 1993
(IN THOUSANDS)                                     COMMENTS
Rate Sensitivity Hedges
 Short eurodollar futures
  Unrealized gross gain
  Unrealized gross loss
   Total
                                Reduces liability sensitivity by locking in
                                floating pay rate of the interest rate swaps;
                                $2.0 billion mature in each of the second and
                                third quarters of 1994.
 Put options on eurodollar
  futures
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
                                Paid a premium for the right to lock in the 3
                                month LIBOR reset rates on receive fixed
                                interest rate swaps; $7.7 billion effective
                                March 1994; $7.2 billion effective June 1994;
                                $2.5 billion effective September 1994.
                                Beneficial in rising short-term rate
                                environment.
 Put options on forward swaps
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
                                Paid a premium for the right to terminate $2.0
                                billion of forward interest rate swaps based
                                on interest rates at settlement date. Reduces
                                liability sensitivity.
 Long eurodollar futures
  Unrealized gross gain
  Unrealized gross loss
   Total
 Total rate sensitivity hedges

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
Prime Rate -- The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.
London Interbank Offered Rates (LIBOR) -- The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks.
Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the pay rates in effect as of December 31, 1993. Weighted average receive rates are fixed rates set at the time the contract was entered into. Carrying amount includes accrued interest receivable/payable, unamortized premiums paid/received and any related margin accounts.
                                        46

TABLE 24
OFF-BALANCE SHEET DERIVATIVES --
EXPECTED MATURITIES*

DECEMBER 31, 1993                                                   1 YEAR           1-5          5-10      AFTER 10
(IN THOUSANDS)                                                     OR LESS         YEARS         YEARS         YEARS         TOTAL
Asset Rate Conversions
  Notional amount                                            $   7,002,246     9,067,294        10,000            --    16,079,540
  Weighted average receive rate                                       5.65%         5.40          3.50            --          5.50
  Estimated fair value                                       $     123,520        78,575        (1,036)           --       201,059
Liability Rate Conversions
  Notional amount                                            $     940,673       925,500       925,000       450,000     3,241,173
  Weighted average receive rate                                       9.00%         7.45          6.96          6.10          7.37
  Estimated fair value                                       $      18,060        43,489        93,109        (9,748)      144,910
Basis Protection
  Notional amount                                            $          --     6,000,000            --            --     6,000,000
  Weighted average receive rate                                         --%           --            --            --            --
  Estimated fair value                                       $          --        13,814            --            --        13,814
Rate Sensitivity Hedges
  Notional amount                                            $  23,493,000            --            --            --    23,493,000
  Weighted average receive rate                                       4.82%           --            --            --          4.82
  Estimated fair value                                       $       9,594            --            --            --         9,594

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table.
                                        47

                                Financial Tables
                      First Union Corporation and Subsidiaries

TABLE 25
OFF-BALANCE SHEET DERIVATIVES ACTIVITY*

                                                                                                                RATE
                                                            ASSET RATE   LIABILITY RATE         BASIS    SENSITIVITY
(IN THOUSANDS)                                             CONVERSIONS      CONVERSIONS    PROTECTION         HEDGES          TOTAL
Balance, December 31, 1992                               $  14,384,883        2,328,807            --     26,834,000     43,547,690
Additions                                                    7,317,818        1,692,000     6,000,000     26,520,000     41,529,818
Maturities/Amortizations                                    (3,306,161)        (579,634)           --    (29,861,000)   (33,746,795)
Terminations                                                (2,317,000)        (200,000)           --             --     (2,517,000)
Balance, December 31, 1993                               $  16,079,540        3,241,173     6,000,000     23,493,000     48,813,713

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
                                        48

TABLE 26
INTEREST DIFFERENTIAL

(IN THOUSANDS)                                                1993 COMPARED TO 1992                     1992 COMPARED TO 1991
                                               INTEREST                    VARIANCE      INTEREST                    VARIANCE
                                                INCOME/          ATTRIBUTABLE TO **       INCOME/                ATTRIBUTABLE
                                                EXPENSE          Rate        Volume       EXPENSE                       TO **
                                               VARIANCE                                  VARIANCE          Rate        Volume
Earning Assets
  Interest-bearing bank balances              $ (20,617)       (1,358)      (19,259)       (6,248)      (18,080)       11,832
  Federal funds sold and securities
     purchased under resale agreements          (26,705)       (4,890)      (21,815)      (16,444)      (22,532)        6,088
  Trading account assets*                        14,720        (6,866)       21,586       (10,167)       (6,833)       (3,334)
  Securities available for sale*                150,770       (71,520)      222,290       196,681       (63,073)      259,754
  Investment securities*:
     U.S. Government and other                   (3,873)      (57,476)       53,603      (301,816)      (93,297)     (208,519)
     State, county and municipal                (26,851)       (3,620)      (23,231)      (53,827)        2,019       (55,846)
       Total                                    (30,724)      (61,096)       30,372      (355,643)      (91,278)     (264,365)
  Loans*                                        (14,260)     (244,015)      229,755         7,794      (403,070)      410,864
       Total earning assets                   $  73,184      (389,745)      462,929      (184,027)     (604,866)      420,839
Interest-Bearing Liabilities
  Deposits                                     (292,413)     (305,807)       13,394      (474,932)     (656,136)      181,204
  Short-term borrowings                          89,726       (21,654)      111,380      (260,784)     (134,464)     (126,320)
  Long-term debt                                (27,842)      (40,904)       13,062        13,688       (30,505)       44,193
       Total interest-bearing liabilities      (230,529)     (368,365)      137,836      (722,028)     (821,105)       99,077
  Net interest income                         $ 303,713       (21,380)      325,093       538,001       216,239       321,762

 *Income related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only is stated on a fully tax-equivalent basis. It is reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent in 1993 and 34 percent in 1992; a North Carolina state tax rate of 7.905 percent in 1993 and 7.9825 percent in 1992; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida effective state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent in 1993; and a Washington, D.C. tax rate of 10.25 percent in 1993, respectively.
**Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.
                                        49

                      SIX-YEAR NET INTEREST INCOME SUMMARY
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                                          1993                       1992
                                                                                       AVERAGE
                                                                            INTEREST     RATES                   INTEREST
                                                                AVERAGE     INCOME/     EARNED/      AVERAGE      INCOME/
(IN MILLIONS)                                                  BALANCES     EXPENSE        PAID     BALANCES      EXPENSE
Assets
  Interest-bearing bank balances                              $     521        21.3        4.10%   $     981         41.9
  Federal funds sold and securities purchased under resale
    agreements                                                      537        16.8        3.12        1,177         43.5
  Trading account assets (a)                                        914        40.8        4.47          479         26.1
  Securities available for sale (a)                               6,912       347.5        5.03        3,043        196.7
  Investment securities (a):
    U.S. Government and other                                     6,314       395.6        6.27        5,520        399.5
    State, county and municipal                                   1,085       127.8       11.77        1,280        154.6
         Total investment securities                              7,399       523.4        7.07        6,800        554.1
  Loans (a) (b):
    Commercial:
      Commercial, financial and agricultural                     11,742       926.0        7.89       11,162        883.4
      Real estate-construction and other                          2,084       124.7        5.98        2,560        158.5
      Real estate-mortgage                                        5,333       399.6        7.49        5,407        435.1
      Lease financing                                               532        55.2       10.38          793         61.9
      Foreign                                                       264        12.9        4.90          205         11.1
         Total commercial                                        19,955     1,518.4        7.61       20,127      1,550.0
    Retail:
      Real estate-mortgage                                       10,893       839.5        7.71        9,455        838.8
      Installment loans to individuals                           12,783     1,349.4       10.56       11,689      1,332.8
         Total retail                                            23,676     2,188.9        9.24       21,144      2,171.6
         Total loans                                             43,631     3,707.3        8.50       41,271      3,721.6
         Total earning assets                                    59,914     4,657.1        7.77       53,751      4,583.9
  Cash and due from banks                                         3,341                                2,607
  Other assets                                                    4,846                                4,788
         Total assets                                         $  68,101                            $  61,146
Liabilities and Stockholders' Equity
  Interest-bearing deposits:
    Savings and NOW accounts                                     10,567       232.2        2.20        8,700        241.8
    Money market accounts                                        10,321       232.4        2.25        9,570        272.3
    Other consumer time                                          17,594       761.6        4.33       17,718        924.5
    Foreign                                                         577        20.9        3.63          145         13.2
    Other time                                                    1,650        76.1        4.61        3,155        163.9
         Total interest-bearing deposits                         40,709     1,323.2        3.25       39,288      1,615.7
  Federal funds purchased and securities sold under
    repurchase agreements                                         7,215       267.8        3.71        4,458        177.4
  Commercial paper                                                  321         8.4        2.60          338         10.5
  Other short-term borrowings                                       799        31.2        3.91          660         29.7
  Long-term debt                                                  3,007       159.8        5.32        2,790        187.7
         Total interest-bearing liabilities                      52,051     1,790.4        3.44       47,534      2,021.0
  Noninterest-bearing deposits                                    9,540                                7,885
  Other liabilities                                               1,671                                1,513
  Stockholders' equity                                            4,839                                4,214
         Total liabilities and stockholders' equity           $  68,101                            $  61,146
  Interest income and rate earned                                         $ 4,657.1        7.77%                $ 4,583.9
  Interest expense and rate paid                                            1,790.4        2.99                   2,021.0
  Net interest income and margin                                          $ 2,866.7        4.78%                $ 2,562.9
  Tax-equivalent adjustment included in:
    Trading account assets                                                $     2.8                             $     2.0
    Securities available for sale                                              26.6                                  11.2
    Investment securities                                                      48.0                                  60.3
    Commercial, financial and agricultural loans                               20.9                                  28.5
    Lease financing                                                             2.5                                   2.5
         Total                                                            $   100.8                             $   104.5
                                                               AVERAGE
                                                                 RATES
                                                               EARNED/
(IN MILLIONS)                                                     PAID
Assets
  Interest-bearing bank balances                                  4.28%
  Federal funds sold and securities purchased under resale
    agreements                                                    3.69
  Trading account assets (a)                                      5.46
  Securities available for sale (a)                               6.46
  Investment securities (a):
    U.S. Government and other                                     7.24
    State, county and municipal                                  12.08
         Total investment securities                              8.15
  Loans (a) (b):
    Commercial:
      Commercial, financial and agricultural                      7.91
      Real estate-construction and other                          6.19
      Real estate-mortgage                                        8.05
      Lease financing                                             7.80
      Foreign                                                     5.41
         Total commercial                                         7.70
    Retail:
      Real estate-mortgage                                        8.87
      Installment loans to individuals                           11.40
         Total retail                                            10.27
         Total loans                                              9.02
         Total earning assets                                     8.53
  Cash and due from banks
  Other assets
         Total assets
Liabilities and Stockholders' Equity
  Interest-bearing deposits:
    Savings and NOW accounts                                      2.78
    Money market accounts                                         2.84
    Other consumer time                                           5.22
    Foreign                                                       9.13
    Other time                                                    5.19
         Total interest-bearing deposits                          4.11
  Federal funds purchased and securities sold under
    repurchase agreements                                         3.98
  Commercial paper                                                3.12
  Other short-term borrowings                                     4.51
  Long-term debt                                                  6.73
         Total interest-bearing liabilities                       4.25
  Noninterest-bearing deposits
  Other liabilities
  Stockholders' equity
         Total liabilities and stockholders' equity
  Interest income and rate earned                                 8.53%
  Interest expense and rate paid                                  3.76
  Net interest income and margin                                  4.77%
  Tax-equivalent adjustment included in:
    Trading account assets
    Securities available for sale
    Investment securities
    Commercial, financial and agricultural loans
    Lease financing
         Total

                             1991                                1990                                1989                     1988
                          AVERAGE                             AVERAGE                             AVERAGE
              INTEREST      RATES                 INTEREST      RATES                 INTEREST      RATES                 INTEREST
   AVERAGE     INCOME/    EARNED/      AVERAGE     INCOME/    EARNED/      AVERAGE     INCOME/    EARNED/      AVERAGE     INCOME/
  BALANCES     EXPENSE       PAID     BALANCES     EXPENSE       PAID     BALANCES     EXPENSE       PAID     BALANCES     EXPENSE
 $     758        48.2       6.36%   $     351        29.5       8.41%   $     233        21.3       9.16%   $     548        43.2
     1,048        59.9       5.72          737        62.7       8.50          479        44.2       9.23          543        40.5
       533        36.3       6.81          529        44.4       8.40          465        41.6       8.94           92         8.5
        --          --         --           --          --         --           --          --         --           --          --
     8,152       701.3       8.60        7,557       673.9       8.92        6,341       565.8       8.92        6,405       562.5
     1,745       208.4      11.94        1,946       229.1      11.77        2,100       248.3      11.83        2,206       263.1
     9,897       909.7       9.19        9,503       903.0       9.50        8,441       814.1       9.64        8,611       825.6
    11,106     1,035.3       9.32       10,421     1,109.1      10.64        8,914     1,017.0      11.41        8,645       885.6
     3,146       238.4       7.58        3,222       314.2       9.75        2,444       283.5      11.60        1,849       196.5
     4,479       423.4       9.45        4,866       519.4      10.67        4,358       498.3      11.43        3,270       340.0
       892        91.9      10.30          928        97.9      10.56          927       100.5      10.84          816        87.3
       179        10.6       5.94          166        10.0       6.05          144         8.9       6.18          153         9.5
    19,802     1,799.6       9.09       19,603     2,050.6      10.46       16,787     1,908.2      11.37       14,733     1,518.9
     7,340       714.1       9.73        6,547       663.9      10.14        5,349       546.4      10.21        4,519       446.1
    10,171     1,200.1      11.80        9,728     1,212.9      12.47        7,372       951.5      12.91        6,426       799.8
    17,511     1,914.2      10.93       16,275     1,876.8      11.53       12,721     1,497.9      11.77       10,945     1,245.9
    37,313     3,713.8       9.95       35,878     3,927.4      10.95       29,508     3,406.1      11.54       25,678     2,764.8
    49,549     4,767.9       9.62       46,998     4,967.0      10.57       39,126     4,327.3      11.06       35,472     3,682.6
     2,175                               2,285                               2,022                               1,986
     3,371                               2,842                               2,076                               2,005
 $  55,095                           $  52,125                           $  43,224                           $  39,463
     6,185       266.2       4.30        5,409       251.2       4.64        4,568       214.5       4.70        4,445       209.0
     7,767       390.1       5.02        6,909       412.4       5.97        5,330       331.8       6.22        5,640       307.9
    16,364     1,138.0       6.95       13,939     1,105.2       7.93       11,170       938.3       8.40        8,973       676.8
       380        35.8       9.43          386        40.6      10.51          507        37.5       7.38          729        45.8
     3,811       260.5       6.84        4,051       335.9       8.29        3,546       316.1       8.91        2,591       199.9
    34,507     2,090.6       6.06       30,694     2,145.3       6.99       25,121     1,838.2       7.32       22,378     1,439.4
     6,910       409.3       5.92        8,184       645.9       7.89        6,640       572.4       8.62        6,117       416.8
       610        36.4       5.97        1,365       109.5       8.02          988        88.2       8.93        1,082        79.9
       522        32.7       6.27          634        52.7       8.31          580        51.8       8.93          601        46.3
     2,188       174.0       7.95        1,587       140.9       8.88        1,555       153.0       9.85        1,121        96.2
    44,737     2,743.0       6.13       42,464     3,094.3       7.29       34,884     2,703.6       7.75       31,299     2,078.6
     5,975                               5,516                               4,683                               4,831
       916                                 901                                 885                                 812
     3,467                               3,244                               2,772                               2,521
 $  55,095                           $  52,125                           $  43,224                           $  39,463
             $ 4,767.9       9.62%               $ 4,967.0      10.57%               $ 4,327.3      11.06%               $ 3,682.6
               2,743.0       5.54                  3,094.3       6.58                  2,703.6       6.91                  2,078.6
             $ 2,024.9       4.08%               $ 1,872.7       3.99%               $ 1,623.7       4.15%               $ 1,604.0
AVERAGE
RATES
EARNED/
PAID
7.89%
7.46
9.26
- --
8.78
11.93
9.59
10.24
10.63
10.40
10.70
6.23
10.31
9.87
12.45
11.38
10.77
10.38



4.70
5.46
7.54
6.29
7.71
6.43
6.81
7.38
7.70
8.59
6.64




10.38%
5.86
4.52%

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent in 1993 and 34 percent in 1988 through 1992; a North Carolina state tax rate of 7.905 percent in 1993, 7.9825 percent in 1992,
    8.06 percent in 1991 and 7 percent in 1988 through 1990; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of
    4.5 percent; a Florida effective state tax rate of 5.5 percent in 1991 through 1993 and 3.3 percent in 1988 through 1990; a Maryland state tax rate of 7 percent in 1993; and a Washington, D.C. tax rate of 10.25 percent in 1993, respectively.
(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.
                                       51

               MANAGEMENT'S STATEMENT OF FINANCIAL RESPONSIBILITY
                    FIRST UNION CORPORATION AND SUBSIDIARIES

    Management of First Union Corporation and its subsidiaries (the Corporation) is committed to quality customer service, enhanced stockholder value, financial stability and integrity in all dealings. Management has prepared the accompanying consolidated financial statements in conformity with generally accepted accounting principles. The consolidated financial statements include amounts that are based on management's best estimates and judgments. Other financial information contained in this annual report is presented on a basis consistent with the consolidated financial statements unless indicated otherwise.
    To ensure the integrity, objectivity and fairness of data in these consolidated financial statements, management of the Corporation has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations. To enhance the reliability of the internal control structure, management recruits and trains highly qualified personnel, and maintains sound risk management practices and efficient operations.
    The consolidated financial statements have been audited by KPMG Peat Marwick, independent auditors, in accordance with generally accepted auditing standards. KPMG Peat Marwick reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Corporation. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG Peat Marwick (separately and jointly) to determine that each is fulfilling its responsibilities and to consider recommendations for enhancing risk management practices, operations and internal controls.
(Signature of Edward E. Crutchfield, Jr.)
Edward E. Crutchfield Jr.
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
(Signature of Robert T. Atwood)
Robert T. Atwood
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
January 17, 1994
                                       52

                          CONSOLIDATED BALANCE SHEETS
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                                                                   DECEMBER 31,
(IN THOUSANDS EXCEPT PER SHARE DATA)                                                                        1993           1992
Assets
  Cash and due from banks                                                                           $  3,351,963     3,142,426
  Interest-bearing bank balances                                                                         712,153     1,440,858
  Federal funds sold and securities purchased under resale agreements                                    351,754       780,639
          Total cash and cash equivalents                                                              4,415,870     5,363,923
  Trading account assets                                                                                 652,470       169,268
  Securities available for sale (market value $11,884,385 in 1993; $5,256,967 in 1992)                11,744,942     5,203,344
  Investment securities (market value $2,931,139 in 1993; $6,825,066 in 1992)                          2,692,476     6,633,338
  Loans, net of unearned income ($334,059 in 1993; $361,432 in 1992)                                  46,876,177    41,923,767
     Allowance for loan losses                                                                        (1,020,191)     (940,804)
          Loans, net                                                                                  45,855,986    40,982,963
  Premises and equipment                                                                               1,524,855     1,334,505
  Due from customers on acceptances                                                                      246,095       167,225
  Mortgage servicing rights                                                                               87,350       183,196
  Credit card premium                                                                                     75,588        71,140
  Other intangible assets                                                                                978,312       837,970
  Southeast segregated assets                                                                            347,202       530,895
  First American segregated assets                                                                       140,652            --
  Other assets                                                                                         2,025,171     2,350,264
          Total assets                                                                              $ 70,786,969    63,828,031
Liabilities and Stockholders' Equity
  Deposits:
     Noninterest-bearing deposits                                                                     10,861,207     9,213,646
     Interest-bearing deposits                                                                        42,881,204    39,937,319
          Total deposits                                                                              53,742,411    49,150,965
  Short-term borrowings                                                                                7,254,178     5,065,337
  Bank acceptances outstanding                                                                           246,095       167,225
  Other liabilities                                                                                    1,274,716     1,834,081
  Long-term debt                                                                                       3,061,944     3,151,260
          Total liabilities                                                                           65,579,344    59,368,868
  Stockholders' equity:
     Preferred stock:
       Class A, authorized 40,000,000 shares:
          Series A, 11% cumulative perpetual; $25.00 stated and liquidation value; none issued                --            --
          Series A, $2.50 cumulative convertible, no-par value; $25.00 stated and liquidation
           value; outstanding 527,302 shares in 1992                                                          --        13,182
          Series B, none issued                                                                               --            --
       Series 1990 cumulative perpetual adjustable rate, no-par value; $5.00 liquidation value;
        authorized
          10,000,000 shares, outstanding 6,318,350 shares in 1993; 6,318,351 shares in 1992               31,592        31,592
     Common stock, $3.33 1/3 par value; authorized 250,000,000 shares, outstanding 170,337,619
      shares in 1993; 164,849,340 shares in 1992                                                         567,791       549,497
     Paid-in capital                                                                                   1,591,275     1,396,701
     Retained earnings                                                                                 3,016,967     2,468,191
          Total stockholders' equity                                                                   5,207,625     4,459,163
          Total liabilities and stockholders' equity                                                $ 70,786,969    63,828,031

See accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                                                    YEARS ENDED DECEMBER 31,
(IN THOUSANDS EXCEPT PER SHARE DATA)                                                       1993            1992         1991
Interest Income
  Interest and fees on loans                                                     $    3,683,945     3,690,543     3,677,321
  Interest and dividends on securities available for sale                               320,860       185,488            --
  Interest and dividends on investment securities:
     Taxable income                                                                     391,364       391,556       687,777
     Non-taxable income                                                                  84,043       102,232       140,319
  Trading account interest                                                               38,029        24,153        33,918
  Other interest income                                                                  38,091        85,413       108,105
       Total interest income                                                          4,556,332     4,479,385     4,647,440
Interest Expense
  Interest on deposits                                                                1,323,258     1,615,671     2,090,603
  Interest on short-term borrowings                                                     307,352       217,626       478,410
  Interest on long-term debt                                                            159,829       187,671       173,983
       Total interest expense                                                         1,790,439     2,020,968     2,742,996
  Net interest income                                                                 2,765,893     2,458,417     1,904,444
  Provision for loan losses                                                             221,753       414,708       648,284
  Net interest income after provision for loan losses                                 2,544,140     2,043,709     1,256,160
Noninterest Income
  Trading account profits                                                                43,007        22,908        20,053
  Service charges on deposit accounts                                                   420,285       386,118       293,075
  Mortgage banking income                                                               138,608       155,800       135,557
  Capital management income                                                             201,875       177,375       133,126
  Securities available for sale transactions                                             25,767        34,402            --
  Investment security transactions                                                        7,435        (2,881)      155,048
  Merchant discounts                                                                     55,732        54,703        48,126
  Insurance commissions                                                                  43,876        44,047        46,081
  Sundry income                                                                         261,703       191,700       238,493
       Total noninterest income                                                       1,198,288     1,064,172     1,069,559
Noninterest Expense
  Personnel expense                                                                   1,155,899     1,065,302       873,181
  Occupancy                                                                             229,118       238,728       213,424
  Equipment rentals, depreciation and maintenance                                       189,589       167,063       132,858
  Postage, printing and supplies                                                         92,842        76,057        63,552
  FDIC insurance                                                                        118,429       107,392        77,808
  Owned real estate expense                                                              40,633       176,109        90,181
  Amortization                                                                          207,087       120,877        93,288
  Sundry                                                                                488,050       575,150       361,626
       Total noninterest expense                                                      2,521,647     2,526,678     1,905,918
  Income before income taxes                                                          1,220,781       581,203       419,801
  Income taxes                                                                          403,260       196,152        71,070
       Net income                                                                       817,521       385,051       348,731
  Dividends on preferred stock                                                           24,900        31,979        34,570
       Net income applicable to common stockholders                              $      792,621       353,072       314,161
Per Common Share Data
  Net income                                                                     $         4.73          2.23          2.24
  Cash dividends                                                                 $         1.50          1.28          1.12
  Average common shares                                                             167,691,739   158,683,206   140,003,166

See accompanying Notes to Consolidated Financial Statements.
                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN STOCKHOLDERS' EQUITY
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                   PREFERRED STOCK             COMMON STOCK     PAID-IN    RETAINED
(IN THOUSANDS EXCEPT PER SHARE DATA)                           SHARES       AMOUNT      SHARES       AMOUNT     CAPITAL    EARNINGS
Balance at December 31, 1990
  As originally reported                                        6,750    $  33,748     109,173    $ 363,909     435,013   1,732,902
  Preferred and common stock issued for pooled banks
    acquired in 1993                                              543       13,571      27,604       92,013     239,167     390,049
Balance at December 31, 1990, as restated                       7,293       47,319     136,777      455,922     674,180   2,122,951
  Net income                                                       --           --          --           --          --     348,731
  Issuance of Class A Series A preferred stock                  6,000      150,000          --           --          --          --
  Purchase of Class A Series A preferred stock                 (2,000)     (50,000)         --           --          --          --
  Purchase of Series 1990 preferred stock                        (432)      (2,156)         --           --     (17,776)         --
  Purchase of common stock                                         --           --         (65)        (217)     (1,376)         --
  Common stock issued in public offering                           --           --       8,625       28,750     206,184          --
  Common stock issued for stock options exercised                  --           --         810        2,699      14,415          --
  Common stock issued through dividend reinvestment plan           --           --       2,486        8,290      48,428          --
  Converted debentures                                             --           --          35          117         127          --
  Pre-merger transactions of pooled banks                         (10)        (255)        444        1,477       5,350      (2,701)
  Cash dividends paid:
    By First Union Corporation at:
      11% per Class A Series A preferred share                     --           --          --           --          --      (3,758)
      9.25% per Series 1990 preferred share                        --           --          --           --          --     (29,467)
      $1.12 per common share                                       --           --          --           --          --    (126,029)
    By acquired banks on:
      Preferred shares                                             --           --          --           --          --      (1,345)
      Common shares                                                --           --          --           --          --     (19,063)
Balance at December 31, 1991                                   10,851      144,908     149,112      497,038     929,532   2,289,319
  Net income                                                       --           --          --           --          --     385,051
  Purchase of Class A Series A preferred stock                 (4,000)    (100,000)         --           --          --          --
  Purchase of common stock                                         --           --        (206)        (686)     (7,133)         --
  Common stock issued in public offering                           --           --       9,775       32,583     297,462          --
  Common stock issued for stock options exercised                  --           --       1,442        4,806      32,938          --
  Common stock issued through dividend reinvestment plan           --           --       3,779       12,595     128,227          --
  Converted debentures                                             --           --         198          660         714          --
  Pre-merger transactions of pooled banks                          (5)        (134)        749        2,501      14,961          --
  Cash dividends paid:
    By First Union Corporation at:
      11% per Class A Series A preferred share                     --           --          --           --          --      (3,086)
      8.73% per Series 1990 preferred share                        --           --          --           --          --     (27,564)
      $1.28 per common share                                       --           --          --           --          --    (167,601)
    By acquired banks on:
      Preferred shares                                             --           --          --           --          --      (1,329)
      Common shares                                                --           --          --           --          --      (6,599)
Balance at December 31, 1992                                    6,846       44,774     164,849      549,497   1,396,701   2,468,191
  Net income                                                       --           --          --           --          --     817,521
  Purchase of Class A Series A preferred stock                     (6)        (134)         --           --          --          --
  Purchase of common stock                                         --           --         (88)        (294)     (3,557)         --
  Common stock issued for stock options exercised                  --           --       1,557        5,189      51,529          --
  Common stock issued through dividend reinvestment plan           --           --       3,271       10,904     133,829          --
  Converted debentures                                             --           --          27           90         248          --
  Converted preferred stock                                      (522)     (13,047)        673        2,242      10,801          --
  Pre-merger transactions of pooled banks                          --           (1)         49          163       1,724          --
  Cash dividends paid:
    By First Union Corporation at:
      $2.50 per Class A Series A preferred share                   --           --          --           --          --        (337)
      7.78% per Series 1990 preferred share                        --           --          --           --          --     (24,563)
      $1.50 per common share                                       --           --          --           --          --    (243,845)
Balance at December 31, 1993                                    6,318    $  31,592     170,338    $ 567,791   1,591,275   3,016,967
(IN THOUSANDS EXCEPT PER SHARE DATA)                            TOTAL
Balance at December 31, 1990
  As originally reported                                    2,565,572
  Preferred and common stock issued for pooled banks
    acquired in 1993                                          734,800
Balance at December 31, 1990, as restated                   3,300,372
  Net income                                                  348,731
  Issuance of Class A Series A preferred stock                150,000
  Purchase of Class A Series A preferred stock                (50,000)
  Purchase of Series 1990 preferred stock                     (19,932)
  Purchase of common stock                                     (1,593)
  Common stock issued in public offering                      234,934
  Common stock issued for stock options exercised              17,114
  Common stock issued through dividend reinvestment plan       56,718
  Converted debentures                                            244
  Pre-merger transactions of pooled banks                       3,871
  Cash dividends paid:
    By First Union Corporation at:
      11% per Class A Series A preferred share                 (3,758)
      9.25% per Series 1990 preferred share                   (29,467)
      $1.12 per common share                                 (126,029)
    By acquired banks on:
      Preferred shares                                         (1,345)
      Common shares                                           (19,063)
Balance at December 31, 1991                                3,860,797
  Net income                                                  385,051
  Purchase of Class A Series A preferred stock               (100,000)
  Purchase of common stock                                     (7,819)
  Common stock issued in public offering                      330,045
  Common stock issued for stock options exercised              37,744
  Common stock issued through dividend reinvestment plan      140,822
  Converted debentures                                          1,374
  Pre-merger transactions of pooled banks                      17,328
  Cash dividends paid:
    By First Union Corporation at:
      11% per Class A Series A preferred share                 (3,086)
      8.73% per Series 1990 preferred share                   (27,564)
      $1.28 per common share                                 (167,601)
    By acquired banks on:
      Preferred shares                                         (1,329)
      Common shares                                            (6,599)
Balance at December 31, 1992                                4,459,163
  Net income                                                  817,521
  Purchase of Class A Series A preferred stock                   (134)
  Purchase of common stock                                     (3,851)
  Common stock issued for stock options exercised              56,718
  Common stock issued through dividend reinvestment plan      144,733
  Converted debentures                                            338
  Converted preferred stock                                        (4)
  Pre-merger transactions of pooled banks                       1,886
  Cash dividends paid:
    By First Union Corporation at:
      $2.50 per Class A Series A preferred share                 (337)
      7.78% per Series 1990 preferred share                   (24,563)
      $1.50 per common share                                 (243,845)
Balance at December 31, 1993                                5,207,625

See accompanying Notes to Consolidated Financial Statements.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                                                 YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                         1993             1992         1991
Operating Activities
  Net income                                                                        $   817,521       385,051       348,731
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Accretion and amortization of securities discounts and premiums, net                 (4,297)       24,618        18,176
    Provision for loan losses                                                           221,753       414,708       648,284
    Provision for foreclosed properties                                                  23,730       111,260        36,467
    Gain on sale of mortgage servicing rights                                              (973)      (10,637)      (39,186)
    Securities available for sale transactions                                          (25,767)      (34,402)           --
    Investment security transactions                                                     (7,435)        2,881      (155,048)
    Depreciation and amortization                                                       359,359       252,271       201,578
    Deferred income taxes (benefits)                                                     78,159       (73,953)      (87,223)
    Trading account assets, net                                                        (483,202)      (60,091)      327,300
    Mortgage loans held for resale                                                     (312,090)     (384,772)     (433,803)
    (Gain) loss on sales of premises and equipment                                        7,764        22,656         4,327
    Gain on sale of First American segregated assets                                    (48,147)           --            --
    Other assets, net                                                                 1,044,223       383,446      (802,290)
    Other liabilities, net                                                             (921,719)      126,968       (39,119)
       Net cash provided by operating activities                                        748,879     1,160,004        28,194
Investing Activities
  Increase (decrease) in cash realized from:
    Sales of securities available for sale                                           13,043,607     5,031,961       235,213
    Maturities of securities available for sale                                       5,637,948     2,020,875        10,077
    Purchases of securities available for sale                                      (18,384,416)   (5,832,268)      (63,704)
    Sales and calls of investment securities                                            244,473     1,523,408     9,267,461
    Maturities of investment securities                                               2,414,793     1,964,588     1,283,268
    Purchases of investment securities                                               (3,060,327)   (7,513,015)   (6,934,782)
    Origination of loans, net                                                          (563,530)      563,419       772,705
    Sales of loans                                                                           --     1,610,712     1,000,944
    Purchases of loans                                                                       --      (747,704)     (195,087)
    Sales of premises and equipment                                                      65,255        29,344        29,026
    Purchases of premises and equipment                                                (247,442)     (392,952)     (236,004)
    Sales of mortgage servicing rights                                                    1,300         1,500        53,330
    Purchases of mortgage servicing rights                                              (11,423)      (25,910)      (79,196)
    Other intangible assets, net                                                         19,709        (4,057)       10,411
    Purchases of banking organizations, net of acquired cash equivalents                 22,493     1,404,564     2,622,547
       Net cash provided (used) by investing activities                                (817,560)     (365,535)    7,776,209
Financing Activities
  Increase (decrease) in cash realized from:
    Sales of deposits, net                                                           (1,711,427)   (1,670,574)     (939,466)
    Securities sold under repurchase agreements and other short-term borrowings,
      net                                                                             1,017,826       638,347    (7,113,749)
    Issuances of long-term debt                                                       1,044,657     1,036,690       430,796
    Payments of long-term debt                                                       (1,161,031)     (514,986)     (183,602)
    Sales of preferred stock                                                                 --            --       150,000
    Sales of common stock                                                               203,337       525,939       312,637
    Purchases of preferred stock                                                           (138)     (100,000)      (69,932)
    Purchases of common stock                                                            (3,851)       (7,819)       (1,593)
    Cash dividends paid                                                                (268,745)     (206,179)     (179,662)
       Net cash used by financing activities                                           (879,372)     (298,582)   (7,594,571)
       Increase (decrease) in cash and cash equivalents                                (948,053)      495,887       209,832
       Cash and cash equivalents, beginning of year                                   5,363,923     4,868,036     4,658,204
       Cash and cash equivalents, end of year                                       $ 4,415,870     5,363,923     4,868,036
Cash Paid For
  Interest                                                                          $ 1,775,759     2,180,662     2,743,704
  Income taxes                                                                          398,705       260,499       122,785
Noncash Items
  Increase in securities available for sale                                           4,569,363     4,947,423            --
  Decrease in investment securities                                                   4,536,780            --            --
  Decrease in other assets                                                               32,583            --            --
  Increase in foreclosed properties                                                      51,885       186,226       309,490
  Issuance of notes payable to the FDIC, net of discount                                     --            --       533,120
  Conversion of preferred stock to common stock                                     $    13,044            --            --

See accompanying Notes to Consolidated Financial Statements.
                                       56

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

NOTE 1:
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
    First Union Corporation (the Parent Company) is a bank holding company whose principal wholly-owned subsidiaries are national banking associations using the name First Union National Bank and First Union Mortgage Corporation, a mortgage banking firm.
    The accounting and reporting policies of First Union Corporation and subsidiaries (the Corporation) are in accordance with generally accepted accounting principles and conform to general practices within the banking and mortgage banking industries. In consolidation, all significant intercompany accounts and transactions are eliminated.
    The Corporation's principal sources of revenues emanate from its domestic banking, including trust operations, and mortgage banking operations located primarily in North and South Carolina, Georgia, Florida, Tennessee, Virginia, Maryland and Washington, D.C. Its foreign banking operations are immaterial. CASH AND CASH EQUIVALENTS
    Cash and cash equivalents include cash and due from banks, interest-bearing balances in other banks and federal funds sold and securities purchased under resale agreements. Generally, both cash and cash equivalents are considered to have maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value.
SECURITIES
    The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
    Trading account assets, primarily debt securities, and interest rate futures, options, caps and floors and forward contracts, are adjusted to market value. Included in noninterest income are realized and unrealized gains and losses resulting from such adjustments and from recording the effects of sales of trading account securities on a trade date basis.
    Securities available for sale, primarily debt securities, are recorded at the lower of aggregate cost or market value. Securities available for sale will be used as a part of the Corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, and other factors.
    Investment securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Corporation intends and has the ability to hold such securities on a long-term basis or until maturity.
    The market value of securities, including securities sold not owned, is generally based on quoted market prices or dealer quotes. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.
INTEREST RATE SWAPS, FLOORS AND CAPS
    The Corporation uses interest rate swaps, floors and caps for interest rate risk management, in connection with providing risk management services to customers and for trading for its own account.
    Interest rate swaps, floors and caps used to achieve interest rate risk management objectives are accounted for on an accrual basis and the net interest differential, including premiums paid, if any, is recognized as an adjustment to interest income or interest expense of the related asset or liability. Upon the early termination of these derivative instruments, the net proceeds received or paid are deferred and amortized over the shorter of the remaining contract life or the maturity of the related asset or liability.
    Interest rate swaps, floors and caps entered into for trading purposes and sold to customers are accounted for on a mark to market basis with both realized and unrealized gains and losses recognized as trading profits. The market value of these financial instruments represent the amount the Corporation would receive or pay to terminate the contracts or agreements and is determined using a valuation model which considers current market yields, counterparty credit risk and other relevant variables.
INTEREST RATE FUTURES, FORWARD AND OPTION CONTRACTS
    The Corporation uses interest rate futures, forward and option contracts for interest rate risk management and in connection with hedging interest rate products sold to customers.
    Gains and losses on interest rate futures and option contracts are deferred and amortized over the corresponding period hedged and the premium paid for option contracts is amortized over the option period as a yield adjustment to the related asset or liability.
    Interest rate futures, forward and option contracts used to hedge interest rate products sold to customers are marked to market and both the realized and unrealized gains and losses recognized as trading profits. The market value of these financial instruments is based on dealer or exchange quotes.
LOANS
    Commercial, financial and agricultural loans include industrial revenue bonds, highly leveraged transaction loans and certain other loans that are made primarily on the strength of the borrower's general credit standing and ability to generate repayment cash flows from income sources even though such bonds and loans may be secured by real estate or other assets.
    Commercial real estate construction and mortgage loans represent interim and permanent financing of commercial properties that are secured by real estate.
    Retail real estate mortgage loans represent 14 family first mortgage loans. Retail installment loans to individuals represent all other consumer loans, including home equity and second mortgage loans.
    Mortgage notes held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage notes are recognized when the proceeds are received from investors.
    In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment and collateral liquidation a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

    Unearned income, arising principally from discount-basis loans or the deferral of loan fees and related expenses, is generally transferred to interest income using the constant yield or an accelerated method. Interest income on all other loans is recorded on an accrual basis.
    The accrual of interest is generally discontinued on all loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans that become approximately 120 days past due are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan the Corporation has classified as nonaccrual, such loan is returned to accrual status.
    Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.
    The fair values of performing loans for all portfolios, except residential mortgage and credit card loans, are calculated by discounting estimated cash flows through expected maturity dates. These cash flows are discounted using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. Such market yields also reflect a component for the estimated cost of servicing the portfolio. A prepayment assumption is used as an estimate of the number of loans which will be repaid prior to their scheduled maturity.
    For performing residential mortgage loans, fair values are estimated by segmenting the loan portfolio into homogeneous pools based on loan types, coupon rates, maturities, prepayment assumptions and credit risk, and comparing the values of the individual pools to mortgage-backed securities with similar characteristics. For credit card portfolios, cash flows and maturities are estimated based on contractual interest rates and historical experience and are discounted using secondary market yields adjusted for differences in servicing and credit losses.
    Fair values of nonperforming loans greater than $1,000,000 are calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with estimating such cash flows. Estimates of cash flows are made using knowledge of the borrower and available market data. It is not considered practicable to calculate a fair value for nonperforming loans less than $1,000,000. Accordingly, they are included in fair value disclosures at net cost.
    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. ALLOWANCE FOR LOAN LOSSES
    The allowance for loan losses is the amount that is considered adequate to provide for potential losses in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various classifications of loans, the fair value of underlying collateral and other factors.
    Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions.
    In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries' allowances for losses on loans and real estate owned. Such agencies may require such subsidiaries to recognize changes to the allowances based on their judgments about information available to them at the time of their examination. PREMISES AND EQUIPMENT
    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis for financial purposes and on straight-line and accelerated bases for tax purposes, using estimated lives generally as follows: buildings, 10 to 50 years; furniture and equipment, 3 to 10 years; and leasehold improvements and capitalized leases, over the lives of the respective leases.
OTHER INTANGIBLE ASSETS
    Generally, goodwill is being amortized on a straight-line basis over a 25-year period. Credit card premiums are being amortized principally over a 6.3-year period using the sum-of-the-years' digits method. Deposit base premiums are being amortized principally over a 10-year period using the straight-line method prior to 1991 and using accelerated methods thereafter. Annually, the fair value of the unamortized balance of such premiums is determined independently, and if such value is less than such balance, the difference is charged to noninterest expense.
FORECLOSED PROPERTIES
    Foreclosed properties are included in other assets and represent other real estate that has been acquired through loan or in-substance foreclosures or deeds received in lieu of loan payments. Generally such properties are appraised annually and are recorded at the lower of cost or fair value less estimated selling costs. When appropriate, adjustments to cost are charged or credited to the allowance for foreclosed properties.
MORTGAGE LOAN ADMINISTRATION AND ORIGINATION
    Mortgage servicing fees are recorded on an accrual basis. Acquisition costs of mortgage servicing contracts purchased are amortized over 10 years for loans with maturities of over 15 years and 7 years for loans with maturities of 15 years or less, or the remaining life of the related mortgages, whichever is shorter, in proportion to estimated net servicing income. Quarterly, an appropriate carrying value of the unamortized balance of such acquisition costs is determined by the Corporation and annually by an independent party, based principally on an aggregated discounted method. Additionally, quarterly, based principally on an aggregated discounted method, an appropriate carrying value of the unamortized deferred excess servicing fee balance is determined by the Corporation. If such values are less than such balances, the differences are included as a reduction of mortgage banking income.

    Placement fees for services rendered in arranging permanent financing for income property loans are earned when the permanent commitment issued by the lender is approved and accepted by the borrower.
    Loan origination, commitment and certain other fees and certain direct loan origination costs are being deferred and the net amount is being amortized as an adjustment of the related loan's yield, generally over the contractual life of the related loans, or if the related loan is held for resale, until the loan is sold.
    Mortgage-backed securities guaranteed by the Government National Mortgage Association under the provisions of the National Housing Act have been issued. In keeping with the economic substance of these transactions, the issuance of the mortgage-backed security and the simultaneous placement of the related mortgage pool in trust have been accounted for as a sale of the mortgages. The issued mortgage-backed securities and the related mortgage pools are not considered to be assets and liabilities of the Corporation.
PENSION AND SAVINGS PLANS
    Substantially all employees with one year of service are eligible for participation in a non-contributory, defined benefit pension plan and a matching savings plan. Pension cost is determined annually by an actuarial valuation, which includes service costs for the current year and amortization of amounts related to prior years. The Corporation's funding policy is to contribute to the pension plan the amount required to fund the benefits expected to be earned for the current year and to amortize amounts related to prior years using the projected unit credit valuation method. The difference between the pension cost included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated annually.
    The matching savings plan permits eligible employees to make basic contributions to the plan of up to 6 percent of base compensation, and supplemental contributions of up to 9 percent of base compensation. Annually, upon approval of the Board of Directors, employee basic contributions may be matched up to 6 percent of the employee's base compensation.
INCOME TAXES
    The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to the Parent Company, or receives payment from the Parent Company to the extent that tax benefits are realized. Where state income tax laws do not permit consolidated income tax returns, applicable state income tax returns are filed. As more fully described in Note 15 to the consolidated financial statements, the Corporation has adopted the method of accounting for income taxes set forth in Statement of Financial Accounting Standard No. 109.
INCOME PER COMMON SHARE
    Income per common share is determined by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding.
NOTE 2:
STATEMENT PRESENTATION AND OTHER MATTERS
    As described more fully in Note 15 to the consolidated financial statements, the Corporation adopted new accounting for income tax rules. Certain other amounts for 1992 and 1991 were reclassified to conform with statement presentation for 1993. These reclassifications have no effect on stockholders' equity or net income as previously reported.
    On January 15, 1993, the acquisitions of South Carolina Federal Corporation
(SCF) and DFSoutheastern, Inc. (Decatur) were consummated, and on March 1, 1993, the acquisition of Dominion Bankshares Corporation (Dominion) was consummated. The following describes each of these acquisitions.
    The Parent Company entered into an Agreement and Plan of Merger on June 10, 1992, providing for the pooling of interests acquisition of SCF, a South Carolina-based savings and loan holding company, and the exchange of .76 shares of Parent Company common stock for each share of SCF common stock. At December 31, 1992, and for the year then ended, SCF had assets of $823,056,000, net loans of $675,355,000, deposits of $618,801,000, stockholders' equity of $41,632,000, a net loss of $10,375,000, and had outstanding 2,808,000 shares of common stock.
    The Parent Company entered into an Agreement and Plan of Merger on June 28, 1992, providing for the pooling of interests acquisition of Decatur, a Georgia-based savings and loan holding company, and the exchange of .82 shares of Parent Company common stock for each share of Decatur common stock. At December 31, 1992, and for the year then ended, Decatur had assets of $2,659,742,000, net loans of $2,017,452,000, deposits of $1,944,542,000, stockholders' equity of $116,226,000, a net loss of $10,932,000 and had outstanding 4,769,000 shares of common stock.
    The Parent Company entered into an Agreement and Plan of Merger on September 20, 1992, providing for the pooling of interests acquisition of Dominion, a Virginia-based bank holding company, and the exchange of .58 shares of Parent Company common stock for each share of Dominion common stock and one share of a new series of Series A $2.50 Cumulative Convertible Class A Preferred Stock, stated and liquidation value of $25.00 (the Convertible Preferred) for each share of Dominion convertible preferred stock. Dividends on the Convertible Preferred were paid quarterly at the annual rate of $2.50. The Convertible Preferred was redeemed by the Parent Company on June 18, 1993 at the redemption price of $25.00. Substantially all of the Convertible Preferred was converted into 2.2222 times .58 shares of Parent Company common stock. At December 31, 1992, and for the year then ended, Dominion had assets of $8,810,605,000, net loans of $5,864,223,000, deposits of $7,198,092,000, stockholders' equity of $472,662,000, a net loss applicable to common stockholders of $104,594,000 and had outstanding 527,000 shares of preferred stock and 39,228,000 shares of common stock.
    On June 12, 1993, Georgia Federal Bank, FSB, (GFB), a Georgia-based savings bank was purchased by the Parent Company for $153,870,000 in cash, after the payment of $115,000,000 in dividends from GFB to its parent company. Immediately prior to the acquisition, GFB had assets of $3,700,635,000, net loans of $2,064,157,000, deposits of $2,518,458,000, stockholders' equity of $182,139,000 and a net loss of $6,169,000. As a result of the GFB acquisition deposit base premium was increased by $51,481,000 and is

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

being amortized over a 10-year period using the sum-of-the years' digits method.
    On June 23, 1993, First American Metro Corp. (FAMC), a Virginia-based bank holding company, was purchased by the Parent Company for $452,420,000 in cash. Immediately prior to the acquisition, FAMC had assets of $4,403,955,000, net loans of $2,604,610,000, deposits of $3,758,581,000, stockholders' equity of $364,701,000 and a net loss of $4,281,000. As a result of the FAMC acquisition, goodwill, deposit base premium and credit card premium were increased by $109,398,000, $79,241,000 and $23,000,000, respectively. These amounts are being amortized on a straight-line basis over 25 years, and over 10-and 6.3-year periods, respectively, using the sum-of-the-years' digits method.
    During 1992, various banking subsidiaries of the Parent Company acquired in the aggregate $3,739,039,000 of assets in purchase accounting transactions at a cost of $129,018,000. These transactions included Flagler Federal Savings and Loan Association and PSFS Thrift Holding Company with assets at the date of consummation of $1,526,470,000 and $1,172,212,000, respectively. The resulting goodwill of $822,000 and deposit base premium of $17,960,000 will be amortized on a straight-line basis over 15 years and on an accelerated basis over 10 years, respectively.
    Included in noninterest sundry expense in 1992 are restructuring charges of $162,105,000 related to the SCF, Decatur and Dominion acquisitions.
    The information below indicates on a pro forma basis, amounts as if GFB and FAMC had been acquired as of January 1, 1992; historical amounts as reported by the Corporation; and such historical amounts restated for the SCF, Decatur and Dominion acquisitions.

(IN THOUSANDS EXCEPT PER            YEARS ENDED DECEMBER 31,
  SHARE DATA)                  1993          1992       1991
  ProForma -- GFB and FAMC
    (Unaudited)
  Interest income            $4,808,536 5,234,314         --
  Interest expense           1,923,786  2,412,777         --
  Net interest income        2,884,750  2,821,537         --
  Provision for loan losses    238,613    487,480         --
  Noninterest income         1,248,497  1,321,287         --
  Noninterest expense        2,697,038  2,976,469         --
  Income before income
    taxes                    1,197,596    678,875         --
  Income taxes                 402,342    239,108         --
  Net income                   795,254    439,767         --
  Dividends on preferred
    stock                       24,900     31,979         --
  Net income available to
    common stockholders      $ 770,354    407,788         --
  Net income per common
    share                    $    4.59       2.57         --
Corporation as Reported
  Net interest income        $      --  2,008,160  1,475,501
  Net income                        --    515,212    318,737
  Net income applicable to
    common stockholders             --    484,562    285,512
  Net income per common
    share                           --       3.72       2.55
As Restated for SCF,
  Decatur and Dominion
  Net interest income               --  2,458,417  1,904,444
  Net income                        --    385,015    348,731
  Net income applicable to
    common stockholders             --    353,072    314,161
  Net income per common
    share                    $      --       2.23       2.24

    The following assumptions were applied in arriving at the above pro forma results; cost of funds of 3.12 percent and 3.69 percent for 1993 and 1992, respectively; applying a straight-line depreciation method over useful lives ranging from 10 to 25 years; goodwill amortized over 25 years using the straight-line method; credit card relationships amortized over a 6.3-year period and other intangibles amortized over a 10-year period using the sum-of-the-years' digits method; and various other assets amortized over seven years using both the straight-line and sum-of-the-years' digits methods.
    On September 19, 1991, First Union National Bank of Florida purchased certain assets and assumed certain deposits and other liabilities of Southeast Bank, National Association and Southeast Bank of West Florida. See Note 8 to the consolidated financial statements for additional information related to these acquisitions.
    During 1991, First Union Florida purchased the deposits amounting to $2,261,069,000 and other liabilities amounting to $30,199,000 of three savings banks acquired by the Resolution Trust Corporation for $12,061,000. The purchase price was recorded as deposit base premium and is being amortized over a 10-year period using the sum-of-the-years' digits method. Cash acquired in these transactions amounted to $2,266,463,000.
    On October 18, 1993, the Parent Company agreed to acquire Lieber & Company (Lieber), an investment management firm that is the adviser to the Evergreen Funds, a $3,300,000,000 family of mutual funds with headquarters in Purchase, New York. In this acquisition, which is expected to be accounted for as a pooling of interests, the Parent Company agreed to issue approximately 3,100,000 shares of Parent Company common stock, subject to adjustment under certain circumstances.
    On November 17, 1993, the Parent Company agreed to acquire American Bancshares, Inc. (ABI), the parent corporation of American Commercial Savings Banks Inc. SSB, which had assets of $235,403,000 at December 31, 1993, and is based in Monroe, North Carolina. In this acquisition, which is expected to be accounted for as a pooling of interests, the Parent Company agreed to issue approximately 518,000 shares of Parent Company common stock, subject to adjustment under certain circumstances.
    In addition, on January 17, 1994, the Parent Company agreed to acquire BancFlorida Financial Corporation (BancFlorida), the parent company of BancFlorida, FSB, which had assets of $1,527,075,000 at December 31, 1993, and is based in Naples, Florida. The Parent Company agreed to issue approximately 4,000,000 shares of Parent Company common stock, subject to adjustment under certain conditions. The Parent Company currently plans to purchase in the open market approximately one-half of the common shares issued in the acquisition. This acquisition is expected to be accounted for as a purchase.
    The Parent Company currently expects consummation of the Leiber and ABI acquisitions in the second quarter of 1994, and the BancFlorida acquisition in the third quarter of 1994, all subject to regulatory approvals and other conditions of closing.

NOTE 3:
SECURITIES AVAILABLE FOR SALE

DECEMBER 31, 1993               1 YEAR           1-5          5-10      AFTER 10                           GROSS UNREALIZED
(IN THOUSANDS)                 OR LESS         YEARS         YEARS         YEARS         TOTAL         GAINS         LOSSES
Carrying Value
  U.S. Treasury           $  3,177,119     1,249,298            --            --     4,426,417         3,609        (7,315)
  U.S. Government
     agencies                  114,531     1,646,429     1,494,136           555     3,255,651        43,814          (270)
  Collateralized
     mortgage
     obligations             1,006,973     1,226,569            --            --     2,233,542        13,389        (8,825)
  Other                        438,585     1,121,571        35,474       233,702     1,829,332        95,296          (255)
     Total                $  4,737,208     5,243,867     1,529,610       234,257    11,744,942       156,108       (16,665)
Carrying Value
  Debt securities         $  4,737,208     5,243,867     1,529,610           860    11,511,545       119,624       (16,445)
  Sundry securities                 --            --            --       233,397       233,397        36,484          (220)
     Total                $  4,737,208     5,243,867     1,529,610       234,257    11,744,942       156,108       (16,665)
Market Value
  Debt securities         $  4,742,741     5,328,847     1,542,264           872    11,614,724
  Sundry securities                 --            --            --       269,661       269,661
     Total                $  4,742,741     5,328,847     1,542,264       270,533    11,884,385
DECEMBER 31, 1993               MARKET
(IN THOUSANDS)                   VALUE
Carrying Value
  U.S. Treasury              4,422,711
  U.S. Government
     agencies                3,299,195
  Collateralized
     mortgage
     obligations             2,238,106
  Other                      1,924,373
     Total                  11,884,385
Carrying Value
  Debt securities           11,614,724
  Sundry securities            269,661
     Total                  11,884,385
Market Value
  Debt securities
  Sundry securities
     Total

DECEMBER 31, 1992              1 YEAR          1-5         5-10     AFTER 10                       GROSS UNREALIZED        MARKET
(IN THOUSANDS)                OR LESS        YEARS        YEARS        YEARS        TOTAL        GAINS   LOSSES             VALUE
Carrying Value
  U.S. Treasury             $2,352,822     316,405          130          241    2,669,598        9,767         (763)   2,678,602
  U.S. Government
     agencies                  32,644      206,864       60,710      212,878      513,096       13,179         (905)     525,370
  Collateralized
     mortgage
     obligations              299,755      501,431       40,217       31,562      872,965        1,812       (2,260)     872,517
  State, county and
     municipal                 50,708      240,672           --        2,186      293,566       26,456           (9)     320,013
  Other                       220,913      416,013       98,380      118,813      854,119       11,408       (5,062)     860,465
     Total                  $2,956,842   1,681,385      199,437      365,680    5,203,344       62,622       (8,999)   5,256,967
Carrying Value
  Debt securities           $2,956,842   1,681,385      199,437      257,139    5,094,803       57,706       (8,521)   5,143,988
  Sundry securities                --           --           --      108,541      108,541        4,916         (478)     112,979
     Total                  $2,956,842   1,681,385      199,437      365,680    5,203,344       62,622       (8,999)   5,256,967
Market Value
  Debt securities           $2,964,538   1,714,200      199,863      265,438    5,144,039
  Sundry securities                --           --           --      112,928      112,928
     Total                  $2,964,538   1,714,200      199,863      378,366    5,256,967

    Securities available for sale with an aggregate carrying value of $5,677,679,000 at December 31, 1993, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
    Expected maturities differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1993 and 1992.
    At December 31, 1993 and 1992, collateralized mortgage obligations had a weighted average yield of 5.09 percent and 5.45 percent, respectively.
    Included in Other at December 31, 1993, are $1,231,447,000 of securities available for sale that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1993, these securities had a weighted average

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

maturity of 2.78 years and a weighted average yield of 7.82 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 5.59 percent based on a weighted average funding cost differential of (2.23) percent.
     Securities available for sale at December 31, 1993, do not include commitments to purchase $267,813,000 of additional securities that at December 31, 1993, had a market value of $267,969,000.
     Securities available for sale at December 31, 1993 and 1992, include the carrying value of $513,390,000 and $54,892,000, respectively, of securities which have been sold for future settlement. Related gains and losses are accounted for on a trade date basis.
     Gross gains and losses realized on the sale of debt securities during 1993 were $28,818,000 and $9,553,000, respectively, and on sundry securities $6,570,000 and $68,000, respectively.
     Gross gains and losses realized on the sale of debt securities during 1992 were $42,014,000 and $7,419,000, respectively, and on sundry securities $230,000 and $423,000, respectively.
     The Financial Accounting Standards Board has issued Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities, that requires that debt and equity securities held: (i) TO MATURITY be classified as such and reported at amortized cost; (ii) FOR CURRENT RESALE be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and (iii) FOR ANY OTHER PURPOSE be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. It is required for fiscal years beginning after December 15, 1993. The effect of the foregoing will cause fluctuations in stockholders' equity based on changes in values of debt and equity securities. If this Standard had been adopted at December 31, 1993, stockholders' equity would have been increased by an after-tax amount of $93,427,000 based on appreciation in the securities available for sale portfolio of $139,443,000. Securities available for sale at December 31, 1993, include an increase of $4,569,363,000 related to the reclassification of securities from the investment securities portfolio and other assets.

NOTE 4:
INVESTMENT SECURITIES

DECEMBER 31, 1993               1 YEAR          1-5         5-10     AFTER 10                       GROSS UNREALIZED       MARKET
(IN THOUSANDS)                 OR LESS        YEARS        YEARS        YEARS        TOTAL        GAINS   LOSSES           VALUE
Carrying Value
  U.S. Treasury              $     550           --           --           --          550           --           (1)         549
  U.S. Government
     agencies                  311,750      814,667       30,232           --    1,156,649       44,054       (1,222)   1,199,481
  State, county and
     municipal                  80,863      508,477      242,072      511,523    1,342,935      183,230         (756)   1,525,409
  Other                             --           --        6,200      186,142      192,342       13,358           --      205,700
     Total                   $ 393,163    1,323,144      278,504      697,665    2,692,476      240,642       (1,979)   2,931,139
Carrying Value
  Debt securities            $ 393,163    1,323,144      278,504      511,530    2,506,341      227,730       (1,979)   2,732,092
  Sundry securities                 --           --           --      186,135      186,135       12,912           --      199,047
     Total                   $ 393,163    1,323,144      278,504      697,665    2,692,476      240,642       (1,979)   2,931,139
Market Value
  Debt securities            $ 401,304    1,399,666      311,652      619,470    2,732,092
  Sundry securities                 --           --           --      199,047      199,047
     Total                   $ 401,304    1,399,666      311,652      818,517    2,931,139

DECEMBER 31, 1992               1 YEAR          1-5         5-10     AFTER 10                       GROSS UNREALIZED       MARKET
(IN THOUSANDS)                 OR LESS        YEARS        YEARS        YEARS        TOTAL        GAINS  LOSSES             VALUE
Carrying Value
  U.S. Treasury              $  53,985      258,553           --           --      312,538        1,451       (1,212)     312,777
  U.S. Government
     agencies                   26,265    1,983,165    1,311,018        5,147    3,325,595       61,527       (4,541)   3,382,581
  Collateralized
     mortgage
     obligations               137,364    1,238,654           --        3,527    1,379,545        6,708       (9,337)   1,376,916
  State, county and
     municipal                   4,230      118,399      257,274      641,842    1,021,745      123,997       (1,181)   1,144,561
  Other                        159,501      161,670        4,454      268,290      593,915       15,874       (1,558)     608,231
     Total                   $ 381,345    3,760,441    1,572,746      918,806    6,633,338      209,557      (17,829)   6,825,066
Carrying Value
  Debt securities            $ 381,345    3,760,441    1,572,746      652,688    6,367,220      197,901      (16,447)   6,548,674
  Sundry securities                 --           --           --      266,118      266,118       11,656       (1,382)     276,392
     Total                   $ 381,345    3,760,441    1,572,746      918,806    6,633,338      209,557      (17,829)   6,825,066
Market Value
  Debt securities            $ 379,517    3,814,483    1,617,925      736,749    6,548,674
  Sundry securities                 --           --           --      276,392      276,392
     Total                   $ 379,517    3,814,483    1,617,925    1,013,141    6,825,066

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

    Investment securities with an aggregate carrying value of $2,562,740,000 at December 31, 1993, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
    Expected maturities differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies is based on their weighted average maturities at December 31, 1993 and 1992.
    At December 31, 1992, collateralized mortgage obligations had a weighted average yield of 6.03 percent.
    Investment securities at December 31, 1992, do not include commitments to purchase $533,491,000 of additional securities that at December 31, 1992, had a market value of $536,618,000.
     Gross gains and losses realized on the sale or call of debt securities during 1993 were $2,722,000 and $318,000, respectively, and on sundry securities $5,115,000 and $84,000, respectively.
     Gross gains and losses realized on the sale of debt securities during 1992 were $19,035,000 and $19,100,000, respectively, and on sundry securities $615,000 and $3,431,000, respectively.
     Gross gains and losses realized on the sale of debt securities during 1991 were $156,505,000 and $2,533,000, respectively, and on sundry securities $1,516,000 and $440,000, respectively.
     See Note 3 for information related to new accounting rules for debt and equity securities.
NOTE 5:
LOANS

(IN THOUSANDS)                                                                                              1993          1992
Commercial
  Commercial, financial and agricultural                                                           $  13,233,725    11,271,676
  Real estate-construction and other                                                                   1,664,694     1,886,319
  Real estate-mortgage                                                                                 5,834,894     5,782,780
  Lease financing                                                                                        962,599     1,033,809
  Foreign                                                                                                304,267       274,800
     Total commercial                                                                                 22,000,179    20,249,384
Retail
  Real estate-mortgage                                                                                13,318,058    10,775,107
  Installment loans to individuals                                                                    11,891,999    11,260,708
     Total retail                                                                                     25,210,057    22,035,815
     Total                                                                                         $  47,210,236    42,285,199

    The carrying amounts and fair values of loans with similar financial characteristics at December 31, 1993 and 1992 are as follows:

                                                                                                         DECEMBER 31, 1993
                                                                          WEIGHTED     AVERAGE     ESTIMATED    CALCULATED
                                                            CARRYING      AVERAGE     MATURITY     DISCOUNT
(IN THOUSANDS)                                                AMOUNT       COUPON    (YRS) (1)     RATE (2)     FAIR VALUE
Commercial
  Adjustable                                           $  11,229,811         5.89%        2.35         4.87% $  11,476,977
  Fixed                                                    1,782,814         7.71         4.20         6.57      1,872,778
Real Estate
  Residential:
     Adjustable                                            6,709,116         6.78           --           --      6,839,247
     Fixed                                                 6,512,620         8.38           --           --      6,713,341
  Commercialmortgage:
     Adjustable                                            4,105,146         6.89         4.11         5.62      4,314,654
     Fixed                                                 1,581,213         8.39         4.32         7.18      1,659,192
  Commercial-construction and other:
     Adjustable                                            1,434,099         6.59         2.17         5.54      1,488,161
     Fixed                                                   155,094         7.91         3.39         7.12        176,825
  Other                                                    1,060,657         5.18          .26           --      1,061,084
Direct and Indirect Installment Loans to Individuals
  Adjustable                                               3,302,642         8.08         6.97         7.70      3,329,282
  Fixed                                                    5,950,637         9.51         6.56         8.57      6,134,807
  Revolving loans to individuals                           2,363,625        13.81           --        10.54      2,578,423
Unallocated allowance for loans losses                      (331,488)          --%          --           --%            --
       Total                                           $  45,855,986                                         $  47,644,771

(1) Average maturity represents in terms of years the expected average cash flow period, which in some instances is different than the stated maturity.
(2) Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no readily available market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.

                                                                                                                DECEMBER 31, 1992
                                                                                                            CARRYING   CALCULATED
(IN THOUSANDS)                                                                                                AMOUNT   FAIR VALUE
Commercial
  Adjustable                                                                                              $9,085,750    9,218,482
  Fixed                                                                                                    1,845,878    1,875,646
Real Estate
  Residential:
     Adjustable                                                                                            5,365,594    5,460,353
     Fixed                                                                                                 5,305,985    5,414,323
  Commercialmortgage:
     Adjustable                                                                                            4,040,196    4,206,640
     Fixed                                                                                                 1,556,623    1,594,766
  Commercial-construction and other:
     Adjustable                                                                                            1,473,495    1,510,382
     Fixed                                                                                                   282,124      280,735
  Other                                                                                                    1,130,648    1,130,734
Direct and Indirect Installment Loans to Individuals
  Adjustable                                                                                               3,419,834    3,547,279
  Fixed                                                                                                    5,017,269    5,179,220
  Revolving loans to individuals                                                                           2,600,442    2,734,941
Unallocated allowance for loans losses                                                                      (140,875)          --
       Total                                                                                              $40,982,963  42,153,501

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

    The fair value estimate for credit card loans is based on the value of existing loans at December 31, 1993 and 1992. This estimate does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio, but is disclosed as unaudited supplemental information in Note 18.
    Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $243,562,000 and $176,516,000 at December 31, 1993 and 1992, respectively. From
January 1 through December 31, 1993, directors and executive officers of the Parent Company and their related interests borrowed $144,219,000 and repaid $77,173,000. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.
    At December 31, 1993 and 1992, nonaccrual and restructured loans amounted to $693,886,000 and $975,491,000, respectively. Interest related to nonaccrual and restructured loans for the years ended December 31, 1993, 1992 and 1991 amounted to $78,463,000, $71,370,000 and $120,630,000, respectively. Interest collected on such loans and included in the results of operations for each of the years in the three-year period then ended amounted to $24,281,000, $14,481,000 and $34,606,000, respectively.
    At December 31, 1993, $446,117,000 of securitized retail real estate mortgage loans had a market value of $471,775,000.
    Included in loans at December 31, 1993, are $3,086,224,000 of acquired Southeast Banks loans which, under the terms of the Assistance Agreement, are subject to FDIC assistance if such loans become nonaccrual before September 20, 1996. Such nonaccrual loans are reclassified to Southeast segregated assets.
    At year-end 1993, the Corporation was closely monitoring 34 loans amounting to $76,985,000 in which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets at year-end 1993 or in accruing loans past due 90 days.
    The Financial Accounting Standards Board (FASB) also has issued Standard No. 114, Accounting by Creditors for Impairment of a Loan, which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at either the present value of expected cash flows, market price or value of collateral. This discounting would be done at the loan's effective interest rate. The Corporation estimates the initial application of this accounting standard in 1995 will not require an increase to the existing allowance for loan losses. The periodic effect on net income has not been fully determined. This Standard is required for fiscal years beginning after December 15, 1994. The FASB is discussing the possibility of amending this accounting standard. It is not clear at this time what form such an amendment, if any, would take. The Corporation will continue to monitor future developments.
NOTE 6:
ALLOWANCE FOR LOAN LOSSES

                                      YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                 1993          1992         1991
Balance, beginning of
  year                  $   940,804       851,830       702,685
Provision for loan
  losses                    221,753       414,708       648,284
Reversal of tax
  effect of acquired
  bank related net
  charge-offs
  included in the
  provision for loan
  losses                         --            --       (16,386)
Transfer to allowance
  for segregated
  asset losses                   --       (20,000)      (13,000)
Allowance of acquired
  loans and credit
  cards                     109,321        50,141        83,770
                          1,271,878     1,296,679     1,405,353
Less:
  Loan losses               329,560       406,551       596,783
  Less loan
     recoveries              77,873        50,676        43,260
     Loan losses, net       251,687       355,875       553,523
Balance, end of year    $ 1,020,191       940,804       851,830

NOTE 7:
PREMISES AND EQUIPMENT

                                    YEARS ENDED DECEMBER 31,
(IN THOUSANDS)              1993           1992         1991
Land                 $   328,250       286,283       219,840
Buildings                985,010       865,177       733,782
Equipment              1,083,530       879,609       766,821
Capitalized leases        12,441        12,806        16,331
                       2,409,231     2,043,875     1,736,774
Less accumulated
  depreciation and
  amortization           884,376       709,370       631,545
     Total           $ 1,524,855     1,334,505     1,105,229
Net premises and
  equipment
  pledged as
  security for
  mortgage notes     $    83,761        59,546        67,764
Depreciation and
  amortization       $   152,273       129,945       111,019

NOTE 8:
SOUTHEAST SEGREGATED ASSETS
    On September 19, 1991, Southeast Bank, National Association, and Southeast Bank of West Florida (together, the Southeast Banks), the bank subsidiaries of Southeast Banking Corporation (Southeast), were closed by their primary banking regulators and the Federal Deposit Insurance Corporation (the FDIC) was appointed Receiver of the respective banks (the Bank Closing).
    Immediately following the Bank Closing, First Union National Bank of Florida (First Union Florida), a subsidiary of the Parent Company, purchased from the FDIC as Receiver $9,874,424,000 in assets and assumed $8,979,909,000 in deposits and certain other liabilities of the Southeast Banks (the Southeast Acquisition) pursuant to Assistance Agreements (together, the Assistance Agreement) between First Union Florida and the FDIC.
    First Union Florida paid $81,000,000 to the FDIC as a net premium for the Southeast Acquisition. As a result of the Southeast Acquisition, deposit base premium, credit card premium and other intangibles were increased by $18,739,000, $28,677,000 and $7,668,000, respectively. These amounts are being amortized over 10-, 6.3-and 15.1-year periods, respectively, using the sum-of-the-years' digits method.
    Segregated assets are those Southeast Banks loans acquired by First Union Florida as of Bank Closing that were or have become nonaccrual or a foreclosed property. All such loans are subject to the loss-sharing and funding provisions of the Assistance Agreement.
    Southeast segregated assets at December 31, 1993, were $347,202,000. This amount included gross segregated assets of $380,515,000 and an allowance for segregated assets of $33,313,000. From December 31, 1992, the allowance for segregated assets of $45,362,000 was increased by a transfer from the allowance for foreclosed properties of $1,998,000 and decreased by net charge-offs of $14,047,000.
    Southeast segregated assets at December 31, 1992, were $530,895,000. This amount included gross segregated assets of $576,257,000 and an allowance for segregated assets of $45,362,000. From December 31, 1991, the allowance for segregated assets of $54,000,000 was increased by a transfer from the allowance for loan losses of $20,000,000 and decreased by net charge-offs of $28,638,000.
    Under the loss-sharing provisions of the Assistance Agreement, the FDIC will pay to First Union Florida with respect to assets acquired from the Southeast Banks, on a quarterly basis, 85 percent of all net charge-offs on acquired commercial loans and 85 percent of charge-offs on acquired consumer loans other than consumer revolving credit loans, during the five-year period commencing with Bank Closing. For consumer revolving credit loans (composed principally of credit card receivables and revolving home equity loans), the FDIC will reimburse First Union Florida for 85 percent of all charge-offs in the first year following Bank Closing, 80 percent in the second year, 75 percent in the third year, 70 percent in the fourth year and 65 percent in the fifth year. Such charge-offs include losses on sales of assets and foreclosed properties and accrued interest for up to 180 days. In addition, the FDIC will reimburse First Union Florida for 85 percent of the aggregate amount of the actual direct expenses that were charged against First Union Florida's income with respect to foreclosed properties derived from loans on the books of the Southeast Banks as of Bank Closing.
    During the sixth and seventh years following Bank Closing, First Union Florida will pay to the FDIC an amount equal to 85 percent of the gross amount of recoveries during such period on charge-offs of such commercial loans that occurred prior to the expiration of the first five years following Bank Closing.
    During the seven-year period following Bank Closing, First Union Florida will pay to the FDIC an amount equal to the sum of (i) 65 percent of any recoveries on charge-offs of such consumer loans, other than such residential mortgage loans, and (ii) 85 percent of any recoveries on charge-offs of such residential mortgage loans, in each case with respect to charge-offs that occurred prior to the expiration of the first five years after Bank Closing.
    First Union Florida will generally be required to administer assets entitled to loss-sharing protection in the same manner as assets held by First Union Florida as to which no loss sharing exists.
NOTE 9:
FORECLOSED PROPERTIES

                                     YEARS ENDED DECEMBER 31,

(IN THOUSANDS)                       1993      1992      1991
Foreclosed properties          $  278,694    478,887    561,476
Allowance for foreclosed
  properties, beginning of
  year                            103,328     30,952        799
Provision for foreclosed
  properties                       23,730    111,260     36,467
Transfer to allowance for
  segregated assets                (1,998)        --         --
Dispositions, net                 (68,869)   (38,884)    (6,314)
Allowance for foreclosed
  properties, end of year          56,191    103,328     30,952
Foreclosed properties, net     $  222,503    375,559    530,524

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

NOTE 10:
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS
    The following is a schedule of securities sold under repurchase agreements, which includes accrued interest, and other short-term borrowings of the Corporation at December 31, 1993, 1992 and 1991, and the related maximum amount outstanding at the end of any month during the periods:

                                                                                                 MAXIMUM OUTSTANDING
(IN THOUSANDS)                             1993          1992          1991          1993          1992         1991
Securities sold under repurchase
  agreements                        $ 5,102,045     3,425,325     3,562,079     6,740,066     4,627,891     8,140,415
Other Short-Term Borrowings
  Federal funds purchased           $   695,627       573,376       410,439     2,890,658     1,645,557     2,569,485
  Interest-bearing demand
     deposits issued to the U.S.
     Treasury                           843,069       632,557        79,341       875,642       908,841       957,230
  Commercial paper                      270,666       297,951       342,536       421,079       360,825       947,345
  Other                                 342,771       136,128        16,592       451,317       319,337       212,664
     Total                          $ 2,152,133     1,640,012       848,908

    At December 31, 1993, 1992 and 1991, the weighted average interest rates for commercial paper were 2.70 percent, 2.62 percent and 3.56 percent, respectively. Weighted average maturities for commercial paper issued at December 31, 1993, 1992 and 1991, approximated 5, 4 and 5 days, respectively. At December 31, 1993, 1992 and 1991, the combined weighted average interest rates related to federal funds purchased and securities sold under repurchase agreements were 3.17 percent, 3.17 percent and 4.50 percent, respectively. Maturities related to federal funds purchased and securities sold under repurchase agreements in each of the years in the three-year period then ended were not greater than 269 days.
    Substantially all short-term borrowings are due within 90 days, and accordingly, the carrying amount of such borrowings is deemed to be a reasonable estimate of fair value.

NOTE 11:
LONG-TERM DEBT

                                                                                          1993                        1992
                                                                                     ESTIMATED                   ESTIMATED
                                                                        CARRYING          FAIR      CARRYING          FAIR
(IN THOUSANDS)                                                            AMOUNT         VALUE        AMOUNT         VALUE
Debentures and Notes Issued by the Parent Company
  7 1/2 percent debentures, due in annual installments of not less than $1,000 through December 1, 2002, net of debentures held
     of $12,381 in 1993                                              $    15,619        15,716        15,619        15,448
  Floating rate extendible notes, due June 15, 2005                      100,000       100,000       100,000       100,000
  11 percent notes, due May 1, 1996                                       18,360        21,355        64,612        69,317
  Floating rate notes, due November 13, 1996                             150,000       150,000       150,000       150,000
  9 1/4 percent notes                                                         --            --       225,000       235,055
  5.95 percent notes, due July 1, 1995                                   149,762       154,050       149,604       151,406
  6 3/4 percent notes, due January 15, 1998                              248,021       261,750            --            --
  Fixed rate medium-term senior notes with varying rates and terms
     to 1996                                                              72,200        75,120       106,800       109,823
  Fixed rate medium-term subordinated notes with varying rates and
     terms to 2001                                                        54,000        61,760        54,000        59,798
  Floating rate subordinated notes                                            --            --        50,000        50,000
  Floating rate subordinated notes, due July 22, 2003                    149,003       149,003            --            --
  11 percent and variable rate subordinated notes, due in 1996            17,954        20,939        56,590        61,348
  8 1/8 percent subordinated notes, due December 15, 1996                100,000       107,910       100,000       105,688
  9.45 percent subordinated notes, due June 15, 1999                     250,000       290,700       250,000       274,297
  9.45 percent subordinated notes, due August 15, 2001                   147,164       181,500       146,792       164,203
  8 1/8 percent subordinated notes, due June 24, 2002                    248,271       278,000       248,067       255,078
  8 percent subordinated notes, due November 15, 2002                    222,788       248,175       222,540       226,547
  7 1/4 percent subordinated notes, due February 15, 2003                148,671       157,965            --            --
  6 5/8 percent subordinated notes, due July 15, 2005                    247,807       249,725            --            --
  6 percent subordinated notes, due October 30, 2008                     197,115       185,400            --            --
Debentures and Notes of Subsidiaries
  Floating rate subordinated notes                                            --            --        49,819        50,000
  9 7/8 percent subordinated capital notes, due May 15, 1999              74,267        87,709        74,130        78,656
  Floating rate subordinated notes                                            --            --        34,458        32,391
  9 5/8 percent subordinated capital notes, due June 15, 1999             74,931        88,231        74,920        71,080
  10 1/2 percent collateralized mortgage obligations, due in 1996         72,115        75,000            --            --
  Debentures and notes with varying rates and terms to 2002                7,400         7,847        17,006        17,055
                                                                       2,765,448     2,967,855     2,189,957     2,277,190
Other Debt
  Notes payable to the FDIC, net of discount of $14,659 in 1993
     and $40,722 in 1992, due September 19, 1996                         260,846       260,846       430,380       430,380
  Advances from the Federal Home Loan Bank                                 4,453         4,578       480,220       485,755
  Mortgage notes and other debt of subsidiaries with varying rates
     and terms                                                            25,575        28,874        44,454        46,336
  Capitalized lease obligations calculated at rates generally
     ranging from 7.3 percent to 13.5 percent                              5,622         4,594         6,249         4,573
                                                                         296,496       298,892       961,303       967,044
          Total                                                      $ 3,061,944     3,266,747     3,151,260     3,244,234

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

    The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.
    The 7 1/2 percent debentures are redeemable at the option of the Parent Company.
    The floating rate (3 1/2 percent to March 15, 1994) extendible notes are redeemable in whole or in part at the option of the Parent Company.
    In 1993, $46,252,000 of the 11 percent notes matured. The remaining 11 percent notes may not be redeemed by the Parent Company prior to maturity.
    The floating rate (3 5/8 percent to February 22, 1994) notes are redeemable in whole or in part at the option of the Parent Company.
    The 9 1/4 percent notes matured in 1993.
    The 5.95 percent notes and 6 3/4 percent notes may not be redeemed prior to maturity.
    The fixed rate medium-term senior and subordinated notes are issued periodically. Interest rates, maturities, redemption and other terms are determined at the date of issuance. At December 31, 1993, the Parent Company had issued medium-term senior and subordinated notes with fixed rates of interest ranging from 6.15 percent to 9.43 percent and from 9.49 percent to 9.93 percent, respectively. Medium-term senior notes of $34,600,000 matured in 1993. The notes are redeemable at the option of the Parent Company. At December 31, 1993, $650,000,000 of senior or subordinated debt securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission in August 1993.
    The floating rate (4 1/8 percent to January 22, 1994) subordinated notes may not be redeemed prior to maturity.
    In 1996, $17,096,000 of the 11 percent subordinated notes and $858,000 of the variable rate (4.07 percent to March 31, 1994) subordinated notes are due, respectively. In 1993, $38,636,000 of the 11 percent subordinated notes matured. The Parent Company expects to pay all, or a substantial portion, of the subordinated notes from the issuance or sale of equity securities.
    The Parent Company expects to pay all, or a substantial portion, of the 8 1/8 percent subordinated notes due December 15, 1996, which may not be redeemed prior to maturity, with proceeds from the issuance or sale of equity securities.
    The 9.45 percent subordinated notes, the 8 1/8 percent subordinated notes due June 24, 2002, the 8 percent subordinated notes, the 7 1/4 percent subordinated notes, the 6 5/8 percent subordinated notes and the 6 percent subordinated notes may not be redeemed prior to maturity.
    The 9 7/8 percent subordinated capital notes that were issued by an acquired bank holding company may not be redeemed prior to maturity except upon the occurrence of certain events.
    The 9 5/8 percent subordinated capital notes may not be redeemed prior to maturity, except upon the occurrence of certain events.
    In 1993, floating rate subordinated notes in the net amount of $134,277,000, were redeemed. Redemption costs were not material.
    The 10 1/2 percent collateralized mortgage obligations were issued by a wholly-owned subsidiary of an acquired savings bank. The obligations consist of Class A-4 bonds collateralized by mortgage participation certificates (FHLMC Certificates) issued by the Federal Home Loan Mortgage Corporation. Maturity of the bonds depends on the rate of payments made on the FHLMC Certificates. The bonds are redeemable upon the occurrence of certain events.
    Notes payable to the FDIC result from funding assistance for Southeast Banks segregated assets which is provided by the FDIC's acceptance of five-year revolving notes issued by First Union Florida. The annual rate of interest on the notes is 1/8th of 1 percent. In accordance with the funding assistance provisions of the Assistance Agreement, these notes at December 31, 1993, amounted to $275,505,000, less a discount of $14,659,000 based on an imputed interest rate of 8 3/4 percent, or a net amount of $260,846,000. At December 31, 1992, these notes amounted to $471,102,000, less a discount of $40,722,000 based on an imputed interest rate of 8 3/4 percent, or a net amount of $430,380,000. The discount amount will be accreted into interest expense under the interest method to September 19, 1996.
    The principal amount of the notes will reflect, and the FDIC will make a payment to First Union Florida in the amount of, the book value of (i) any loan on the books of the Southeast Banks as of the Bank Closing that is placed on nonaccrual status by First Union Florida during the five years following the Bank Closing; and (ii) foreclosed properties not on the books of the Southeast Banks as of the Bank Closing but that derives from a loan on the books of the Southeast Banks as of such date. In lieu of such notes, within 179 days from the Bank Closing, First Union Florida elected to receive a fee with respect to nonaccrual loans and foreclosed properties which become such after such 179-day period, in an amount equal to the three-month U.S. Treasury bill rate times the average balance of such loans and foreclosed properties, less any payments on such nonaccrual loans that are recorded as a payment of interest on the books of First Union Florida.
    In the event that any nonaccrual loan is sold, charged off or removed from nonaccrual status, First Union Florida will make a payment of principal on the notes in an amount equal to (i) the then current book value of such loan, in the case of a sale, (ii) the gross amount of any charge-offs, or (iii) the then current book value of such loan in the event it is removed from nonaccrual status.
    On the fifth anniversary of the Bank Closing, First Union Florida will pay the FDIC the outstanding principal amount of the notes, if any, together with any accrued and unpaid interest as of such date.
    The Corporation's acquired savings banks had aggregate advances from the Federal Home Loan Bank of $4,453,000 at December 31, 1993, with interest rates ranging from 6 percent to 7 percent and maturity dates to May 14, 2013. At December 31, 1992, the Corporation included in net income a loss of $6,351,000 (net of income tax benefit of $3,272,000) relating to the early extinguishment of advances from the Federal Home Loan Bank. The loss includes an accrual of early extinguishment penalties incurred in January 1993 relating to the prepayment of certain Federal Home Loan Bank advances outstanding at December 31, 1992.
    The weighted average rate paid for long-term debt in 1993 and 1992 was 5.32 percent and 6.73 percent, respectively. Interest rate swap agreements entered at the time of issuance of certain long-term debt reduced related interest expense.
    Long-term debt maturing in each of the five years subsequent to December 31, 1993 is as follows: 1994, $68,705,000; 1995, $210,420,000; 1996, $588,025,000;
1997, $3,003,000; and 1998, $271,031,000.

NOTE 12:
PREFERRED STOCK

                                                                                                                       TOTAL
                                         SERIES A,                     SERIES A,                                   PREFERRED
                                    11% CUMULATIVE              $2.50 CUMULATIVE                   SERIES 1990         STOCK
(IN THOUSANDS)                SHARES        AMOUNT        SHARES          AMOUNT        SHARES          AMOUNT        SHARES
Balance at December
  31, 1990, as
  originally reported             --     $      --            --       $      --         6,750       $  33,748         6,750
Preferred stock issued
  for pooled bank
  holding company
  acquired in 1993                --            --           543          13,571            --              --           543
Issuance to FDIC               6,000       150,000            --              --            --              --         6,000
Purchase of preferred
  stock                       (2,000)      (50,000)           --              --          (432)         (2,156)       (2,432)
Pre-merger
  transactions of
  acquired bank
  holding company                 --            --           (10)           (255)           --              --           (10)
Balance at December
  31, 1991                     4,000       100,000           533          13,316         6,318          31,592        10,851
Purchase of preferred
  stock                       (4,000)     (100,000)           --              --            --              --        (4,000)
Pre-merger
  transactions of
  acquired bank
  holding company                 --            --            (5)           (134)           --              --            (5)
Balance at December
  31, 1992                        --            --           528          13,182         6,318          31,592         6,846
Purchase of preferred
  stock                           --            --            (6)           (134)           --              --            (6)
Conversion of
  preferred stock into
  common stock                    --            --          (522)        (13,047)           --              --          (522)
Pre-merger
  transactions of
  acquired bank
  holding company                 --            --            --              (1)           --              --            --
Balance at December
  31, 1993                        --     $      --            --       $      --         6,318       $  31,592         6,318
(IN THOUSANDS)                  AMOUNT
Balance at December
  31, 1990, as
  originally reported        $  33,748
Preferred stock issued
  for pooled bank
  holding company
  acquired in 1993              13,571
Issuance to FDIC               150,000
Purchase of preferred
  stock                        (52,156)
Pre-merger
  transactions of
  acquired bank
  holding company                 (255)
Balance at December
  31, 1991                     144,908
Purchase of preferred
  stock                       (100,000)
Pre-merger
  transactions of
  acquired bank
  holding company                 (134)
Balance at December
  31, 1992                      44,774
Purchase of preferred
  stock                           (134)
Conversion of
  preferred stock into
  common stock                 (13,047)
Pre-merger
  transactions of
  acquired bank
  holding company                   (1)
Balance at December
  31, 1993                   $  31,592

    The Corporation is authorized to issue up to 40,000,000 shares of Class A Preferred Stock, no-par value, and 10,000,000 shares of Preferred Stock, no-par value, each in one or more series.
    On June 18, 1993, the Corporation redeemed all of the outstanding shares of Series A, $2.50 Cumulative Convertible Preferred Stock at the redemption price of $25.00 per share (plus accrued and unpaid dividends), substantially all of which were converted into shares of common stock.
    The Class A Series A Preferred Stock was issued to the FDIC in connection with the Southeast Acquisition. The Class A Series A Preferred Stock was redeemable at the option of the Corporation at any time prior to September 26, 1992, at a redemption price of $25.00 per share, plus accrued and unpaid dividends. On November 21, 1991, the Corporation redeemed 2,000,000 shares of the 6,000,000 shares originally issued, at the redemption price of $25.00 per share, or $50,000,000, plus accrued and unpaid dividends. On April 10, 1992, the Corporation redeemed the remaining 4,000,000 shares at the redemption price of $25.00 per share, or $100,000,000, plus accrued and unpaid dividends.
    The Series 1990 Preferred Stock was issued in connection with the acquisition of Florida National Banks of Florida, Inc. by the Corporation in January 1990. The Series 1990 Preferred Stock has a liquidation preference of $5.00 per share, plus accrued and unpaid dividends. The Series 1990 Preferred Stock is redeemable at the Corporation's option, at $51.50 per share on any dividend payment date after January 29, 1995, and after January 29, 2000, at $50.00 per share, in each case plus accrued and unpaid dividends. The Series 1990 Preferred Stock is not convertible.
    The Series 1990 Preferred Stock pays cumulative quarterly dividends, calculated on the basis of a price of $50.00 per share which are reset quarterly at a rate of one percent per annum above the highest of (i) a three-month U.S. Treasury bill rate, (ii) a U.S. Treasury 10-year constant maturity rate, or
(iii) a U.S. Treasury 30-year constant maturity rate. In no event will such rate be less than 6.75 percent per annum or more than 13.75 percent per annum.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

NOTE 13:
COMMON STOCK

                           OPTION PRICES      BALANCE,     GRANTS OR                 FORFEITURES      BALANCE,
                               OR MARKET     BEGINNING           NEW     EXERCISES     AND OTHER        END OF
                                  VALUES       OF 1993        SHARES  OR PURCHASES    REDUCTIONS          1993   EXERCISABLE
1969 Plan
  Granted                         $11.59         8,585            --        (8,537)           --            48            48
  Available                                     52,976            --            --            --        52,976            --
1984 Master Stock Plan
  Options granted           $13.75$28.13       520,307            --      (107,928)           --       412,379       412,379
  Available                                    507,669            --            --            --       507,669            --
1988 Master Stock Plan
  Options granted           $14.75$35.88     1,484,747            --      (203,107)       (2,975)    1,278,665     1,278,665
  Restricted stock
    granted                 $14.75$35.88       648,822            --      (214,881)       (5,896)      428,045            --
  Available                                  1,109,173            --            --         2,975     1,112,148            --
1992 Master Stock Plan
  Options granted                 $45.00            --       605,965            --        (1,980)      603,985            --
  Restricted stock
    granted                       $45.00            --       422,685       (10,480)       (7,880)      404,325            --
  Available                                  5,000,000    (1,028,650)           --         1,980     3,973,330            --
1992 Employee Plan                $33.04     1,864,297            --      (770,118)     (104,243)      989,936       989,936
Dividend Reinvestment
  Plan                                --     4,862,907     4,000,000    (3,271,336)           --     5,591,571            --
Option plans of acquired
  companies                  $5.98$41.97       414,412            --      (138,253)      (19,327)      256,832       256,832
Convertible debentures                --        28,334            --       (27,126)       (1,208)           --            --
Convertible preferred
  stock                               --       679,627            --      (672,602)       (7,025)           --            --
      Total                                 17,181,856     4,000,000    (5,424,368)     (145,579)   15,611,909

    Under the terms of the 1969, 1984, 1988 and 1992 Plans, stock options may be periodically granted to key personnel at a price not less than the fair market value of the shares at the date of grant. Options granted under the 1969 Plan must be exercised or forfeited on a prorated basis over a fifteen-year period, or a ten-year period if the options are incentive stock options. The exercise periods for options granted under the 1984, 1988 and 1992 Plans are determined at the date of grant and are for periods no longer than ten years.
    Restricted stock may also be granted under the 1984, 1988 and 1992 Plans. The stock is subject to certain restrictions over a five-year period, during which time the holder is entitled to full voting rights and dividend privileges.
    Employees, based on their eligibility and compensation, were granted options to purchase shares of common stock under the 1992 Employee Stock Purchase Plan at a price equal to 85 percent of the fair market value of the shares as of the Plan date. From the Plan date and generally for approximately a two-year period thereafter, employees have the option to purchase all or a portion of the optioned shares. The Plan provides that as of June 30, 1994 (the Final Purchase
Date), the option price will be the lesser of 85 percent of the fair market value as of the Plan date or 85 percent of the fair market value as of the Final Purchase Date.
    Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividends and optional cash payments were used to purchase original issue common stock from the Parent Company.
    Under the terms of the Parent Company's merger agreements with certain acquired companies, all options with respect to their common stock were converted into options to purchase Parent Company common stock.
    On April 9, 1992, the Parent Company received net proceeds of $330,045,000 from the public sale of 9,775,000 shares of its common stock, which were used to redeem the Class A Series A Preferred Stock and for general corporate purposes.
    In accordance with a Shareholder Protection Rights Agreement dated December 18, 1990, the Parent Company issued a dividend of one right for each share of Parent Company common stock outstanding or reserved for issuance as of December 18, 1990, or 117,450,463 rights, on December 28, 1990.
    The rights will become exercisable if any person or group commences a tender or exchange offer which would result in their becoming the beneficial owner of 15 percent or more of the Parent Company's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase one one-hundredth of a share of junior participating Class A preferred stock having economic and voting terms similar to those of one share of Parent Company common stock for an exercise price of $110.
    The rights also will become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Parent Company's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $110, a number of shares of the Parent Company's common stock (or at the option of the Board of Directors, shares of junior participating Class A preferred stock) having a market value of twice the exercise price. If any person or group acquires beneficial ownership of between 15 percent and 50 percent of the Parent Company's common stock, the Parent Company's Board of Directors may, at its option, exchange for each outstanding right (other than rights owned by such person or group) either two shares of common stock or two one-hundredths of a share of junior participating Class A preferred stock having economic and voting terms similar to two shares of common stock.
    The rights are subject to adjustment if certain events occur, and they will expire on December 28, 2000, if not redeemed or terminated sooner.

NOTE 14:
PERSONNEL EXPENSE

                                   YEARS ENDED DECEMBER 31,
(IN THOUSANDS)           1993             1992         1991
Salaries          $   938,409       886,702       735,564
Pension cost           13,571        11,182         6,761
Savings plan           31,241        24,361        19,144
Other benefits        172,678       143,057       111,712
  Total           $ 1,155,899     1,065,302       873,181

    In addition to providing pension benefits, the Corporation and its subsidiaries provide certain health care and life insurance benefits for retired employees. Substantially all of the Corporation's employees may become eligible for these benefits if they reach retirement age while working for the Corporation. Life insurance benefits are provided through an insurance company. Medical and other benefits are provided through a tax-exempt trust formed by the Corporation. The Corporation recognizes the cost of providing these benefits by expensing annual insurance premiums, trust funding allocations and administrative expenses. The amount expensed in 1993, 1992 and 1991 was $69,841,000, $51,876,000 and $46,807,000, respectively. The cost of providing these benefits for 3,411 retirees in 1993, 2,779 retirees in 1992 and 2,504 retirees in 1991 is not separable from the cost of providing benefits for the 32,861 active employees in 1993, 29,750 active employees in 1992 and 30,933 active employees in 1991, respectively.
    The Corporation has a defined benefit pension plan covering substantially all of its employees with one year of service. The benefits are based on years of service, the employee's average compensation during the last five years of employment and the employee's primary Social Security benefit. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Additionally, certain defined pension plans of acquired institutions will be merged into the Corporation's plan during 1994. Accordingly, the following information combines the respective plans' financial information with the Corporation's plan for the three years ended December 31, 1993.
    At December 31, 1993, plan assets primarily include U.S. Treasury notes. Also included are 59,187 shares and 1,087,857 shares of the Parent Company's preferred and common stock, respectively. All plan assets are held by First Union National Bank of North Carolina (the Bank) in a Bank-administered trust fund.
    In 1993, 1992 and 1991, pension cost includes settlement gains (loss) of $(2,378,000), $1,038,000 and $2,846,000, respectively, related to the purchase of annuities for certain retirees.
    The following tables set forth the plan's funded status and certain amounts recognized in the Corporation's consolidated financial statements at December 31, 1993, 1992 and 1991 respectively:

                                                                                                                DECEMBER 31,
(IN THOUSANDS)                                                                               1993          1992         1991
Actuarial present value of benefit obligations:
  Accumulated benefit obligation including vested benefits of $346,186,000,
     1993; $207,887,000, 1992; and $174,271,000, 1991                                $    379,868       229,147       192,825
  Projected benefit obligation for service rendered to date                          $   (509,332)     (334,126)     (286,301)
Plan assets at fair value                                                                 555,196       374,383       346,211
Plan assets in excess of projected benefit obligation                                      45,864        40,257        59,910
Prior service cost                                                                          2,201         2,638         3,068
Unrecognized net (gain) loss from past experience different from that assumed
  and effects of changes in assumptions                                                    89,055         8,470        (6,097)
Unrecognized net assets                                                                   (22,867)      (25,380)      (30,635)
Prepaid pension cost included in other assets                                        $    114,253        25,985        26,246
Assumed rates used in actuarial computations:
  Weighted-average discount rate                                                                7%        8-8.5           8-9
  Rate of increase in future compensation levels, depending on age                            4.5       4.5-9.5    4.75-10.25
  Long-term weighted average rate of return                                                   9.5%         8-10          8-10

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

                                                                                                    YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                               1993          1992         1991
Service cost-benefits earned during the period                                         $   25,649        24,554        18,702
Interest cost on projected benefit obligation                                              29,128        24,193        22,362
Actual return on plan assets                                                              (44,145)      (38,353)      (32,254)
Net amortization and deferral                                                                 561         1,826           797
Settlement (gain) loss                                                                      2,378        (1,038)       (2,846)
  Net pension cost                                                                     $   13,571        11,182         6,761

    In accordance with Financial Accounting Standards Board Standard No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, in 1993 the Corporation began amortizing a transition obligation of $98,788,000 over a 20-year period on a straight-line basis.
    The following tables set forth the status of postretirement benefits and certain amounts recognized in the Corporation's consolidated financial statements at December 31, 1993:

                                                  DECEMBER 31,
(IN THOUSANDS)                                            1993
Actuarial Present Value of Postretirement
  Benefits Obligation
     Retirees                                       $   81,993
     Fully eligible active participants                 11,761
     Other active participants                          17,880
       Accumulated benefit obligation               $  111,634
Projected benefit obligation in excess of plan
  assets                                            $  111,634
Unrecognized net loss from past experience
  different from that assumed and effects of
  changes in assumptions                                (3,366)
Unrecognized net transition obligation                 (93,848)
       Accrued postretirement benefit cost          $   14,420
Assumed Rates Used in Actuarial Computations
  Weighted average discount rate                             7%
  Rate of increase in future compensation
     levels, depending on age                              4.5
  Health care cost trend rate:
     Prior to age 65 (for 1994, grading
      levelly to 7 percent
       in 2004)                                          12.83
     After age 65 (for 1994, grading levelly
       to 6 percent
       in 2004)                                          11.83%
Effect of One Percent Increase in Health Care
  Cost Trend Rate in 1993
     Service costs                                  $       --
     Interest costs                                        391
     Accumulated benefit obligation                 $    6,232
Postretirement Costs
  Service cost-benefits earned during the
     period                                         $    1,605
  Interest cost on projected benefit
     obligation                                          6,646
  Amortization of transition obligation                  4,309
     Net cost                                       $   12,560

    The Corporation's retirees are eligible to participate in postretirement benefits offered by the Corporation.
    The Financial Accounting Standards Board has issued Standard No. 112, Employers' Accounting for Postemployment Benefits, which requires accrual of a liability for all types of benefits paid to former or inactive employees after employment but before retirement. The Company adopted this accounting standard beginning January 1, 1994. Benefits subject to this accounting pronouncement include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of such benefits as health care and life insurance coverage. The effect of initially applying this new accounting standard in 1994 will be approximately $14,000,000. The recurring reduction of income before income taxes is expected to be insignificant.
NOTE 15:
INCOME TAXES
    The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Statement 109 requires a change from the deferred method of accounting for income taxes under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
    The Corporation adopted Statement 109 at January 1, 1993, and has applied the provisions of adopting Statement 109 retroactively to January 1, 1992. The insignificant effect of Statement 109 resulted in additional income tax expense of $8,519,000 and is reflected in the 1992 financial statements as a component of income taxes.

    The provision for income taxes charged to operations is as follows:

                                                                                                    YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                               1993          1992         1991
Current Income Taxes
  Federal                                                                              $  276,379       224,759       137,414
  State                                                                                    48,722        45,346        20,879
     Total                                                                                325,101       270,105       158,293
Deferred Income Tax Expense (Benefit)
  Federal                                                                                  74,002       (60,606)      (80,682)
  State                                                                                     4,157       (13,347)       (6,541)
     Total                                                                                 78,159       (73,953)      (87,223)
     Total                                                                             $  403,260       196,152        71,070

    The federal income tax rates and amounts are reconciled with the effective income tax rates and amounts as follows:

                                                                                               YEARS ENDED DECEMBER 31,
                                                           1993                        1992                        1991
                                                           % OF                        % OF                        % OF
                                                        PRE-TAX                     PRE-TAX                     PRE-TAX
(IN THOUSANDS)                             AMOUNT        INCOME        AMOUNT        INCOME        AMOUNT        INCOME
Income before income taxes            $ 1,220,781                    $581,203                    $419,801
Tax at federal income tax rate        $   427,273          35.0%     $197,609          34.0%     $142,732          34.0%
Reasons for difference in federal
  income tax rate and effective
  rate:
  Tax-exempt interest                     (50,359)         (4.1)      (56,104)         (9.7)      (72,149)        (17.2)
  Florida National purchase
     accounting adjustments                    --            --            --            --       (25,456)         (6.0)
  Cost to carry tax-exempt assets           5,373            .4         7,355           1.3        10,598           2.5
  State income taxes, net of
     federal tax benefit                   34,371           2.8        21,119           3.6         8,117           1.9
  Goodwill amortization                    11,873           1.0        10,397           1.8         9,829           2.3
  Adjustment to deferred income tax
     assets and liabilities for
     enacted changes in tax laws
     and rates                            (15,875)         (1.3)           --            --            --            --
  Change in the
     beginning-of-the-year deferred
     tax assets valuation allowance        (3,604)          (.3)       10,440           1.8            --            --
  Other items, net                         (5,792)          (.5)        5,336           1.0        (2,601)          (.6)
     Total                            $   403,260          33.0%     $196,152          33.8%     $ 71,070          16.9%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

    The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax liabilities (assets) for periods after the adoption of Statement 109 are as follows:

                                                                                                         YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                                                 1993          1992
Deferred Income Tax Liabilities
  Depreciation                                                                                             $ 48,710        55,479
  Futures contracts                                                                                          16,270        17,290
  Intangible assets                                                                                          72,943        49,671
  Leasing activity                                                                                          159,085       115,889
  Loan products                                                                                                  --         4,031
  Prepaid pension asset                                                                                      44,757         8,593
  Thrift loan loss reserve recapture                                                                         24,889        10,824
  Purchase accounting adjustments (primarily loans and securities)                                           24,236            --
  Other                                                                                                      23,105        21,430
     Deferred income tax liabilities                                                                        413,995       283,207
Deferred Income Tax Assets
  Provision for loan losses, net                                                                           (369,384)     (336,360)
  Accrued expenses, deductible when paid                                                                   (125,506)     (115,261)
  Foreclosed properties                                                                                     (52,637)      (54,106)
  Sale and leaseback transactions                                                                           (22,276)      (23,430)
  Deferred income                                                                                           (13,987)      (11,184)
  Purchase accounting adjustments (primarily loans and securities)                                               --       (17,932)
  Net operating loss carryforwards                                                                          (53,271)           --
  First American segregated assets                                                                          (76,003)           --
  Loan products                                                                                             (11,940)           --
  Other                                                                                                     (30,476)      (32,626)
     Deferred income tax assets                                                                            (755,480)     (590,899)
Deferred tax assets valuation allowance                                                                      22,173        20,024
  Net deferred income tax assets                                                                          $(319,312)     (287,668)

    The sources and tax effects of timing differences resulting in net deferred income tax benefits for the period prior to the adoption of Statement 109 are as follows:

                                                                                                                        YEAR ENDED
                                                                                                                      DECEMBER 31,
(IN THOUSANDS)                                                                                                                1991
Provision for loan losses, net                                                                                            $(54,852)
Accrued expenses, deductible when paid                                                                                      (3,221)
Foreclosed properties                                                                                                      (11,757)
Alternative minimum tax credit carryforward                                                                                 (2,272)
Interest income                                                                                                             (2,964)
Other items, net                                                                                                           (12,157)
  Total                                                                                                                   $(87,223)

    Changes to the deferred tax assets valuation allowance are as follows:

                                                                                                         YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                                                 1993          1992
Balance, beginning of year                                                                                $  20,024         9,584
Current year deferred provision, change in deferred tax valuation allowance                                  (3,604)       10,440
Current year purchase acquisitions                                                                            5,753            --
  Deferred tax assets valuation allowance, end of year                                                    $  22,173        20,024

    The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be supported by carrybacks to federal taxable income in excess of $2,000,000,000 in the three-year federal carryback period and by expected future taxable income which will far exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and federal and state net operating loss carryforwards. To the extent that the valuation allowance attributable to the purchase acquisitions in the amount of $5,753,000 is subsequently recognized, such income tax benefit will reduce goodwill.
    At December 31, 1993, the Corporation has net operating loss carryforwards of $138,000,000 which are available to offset future federal taxable income through 1997. The Corporation also has net operating loss carryforwards of $44,000,000 which are available to offset future state taxable income through 1997. These carryforwards were acquired with the acquisition of FAMC, and their utilization is subject to annual limitations.
    Income taxes related to securities available for sale transactions were $9,559,000 and $11,668,000 in 1993 and 1992, respectively. Income tax expense (benefit) related to investment security transactions was $2,658,000 in 1993, $(2,794,000) in 1992, and $52,347,000 in 1991.
    The Internal Revenue Service is examining the Corporation's federal income tax returns for the years 1986 through 1990 and is examining federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1991 and 1993, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the Internal Revenue Service with no significant impact on the Corporation's financial position or results of operations.
NOTE 16:
FIRST UNION CORPORATION
(PARENT COMPANY)
    The Parent Company's principal assets are its investments in its subsidiaries, interest-bearing balances with a bank subsidiary, securities available for sale and loans to subsidiaries. The significant sources of income of the Parent Company are dividends from its subsidiary bank holding companies, interest and fees charged on loans made to its subsidiaries, interest on eurodollars purchased from bank subsidiaries, interest on securities available for sale and fees charged to its subsidiaries for providing various services.
    In addition, the Parent Company serves as the primary source of funding for the mortgage banking and other activities of its nonbank subsidiaries. Lines of credit in the amount of $300,000,000 are available to the Parent Company at an annual facility fee of 18.75 to 37.5 basis points and a utilization fee of 6.25 to 12.5 basis points. The facility fee is based on the daily average commitment amount and the utilization fee is based on the daily average principal amount outstanding. Generally, interest rates will be determined at the time credit line usage occurs and will vary based on the type of loan extended to the Parent Company.
    Certain regulatory and other requirements restrict the lending of funds by the bank subsidiaries to the Parent Company and to the Parent Company's nonbank subsidiaries and the amount of dividends that can be paid to the Parent Company by the bank subsidiaries and certain of the Parent Company's other subsidiaries. On December 31, 1993, the Parent Company was indebted to subsidiary banks in the amount of $200,000,000 that, under the terms of revolving credit agreements, was secured by certain interest-bearing balances, securities available for sale, loans, premises and equipment and payable on demand. On such date, subsidiary banks had loans outstanding to the Parent Company's nonbank and bank holding company subsidiaries amounting to $225,510,000 that, under the terms of revolving credit agreements, were secured by securities available for sale and certain loans and payable on demand.
    Industry regulators limit dividends that can be paid by the Corporation's subsidiaries. National banks are limited in their ability to pay dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of the bank's allowance for loan losses, and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. The Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $509,573,000 at December 31, 1993, for the payment of dividends to the Parent Company without such regulatory or other restrictions.
    Subsidiary net assets of $4,979,153,000 were restricted from being transferred to the Parent Company at December 31, 1993, under such regulatory or other restrictions.
    The Corporation's securities available for sale portfolios are centrally managed and valued on an aggregate lower of cost or market basis. Accordingly, in 1992 the Parent Company's securities available for sale portfolio was not reduced to its market value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

    At December 31, 1993 and 1992, the estimated fair value of the Parent Company's loans was $1,224,833,000 and $976,785,000, respectively.
    The Parent Company's condensed balance sheets as of December 31, 1993 and 1992, and the related condensed statements of income and cash flows (which excludes a noncash reclassification of $32,583,000 from other assets to securities available for sale in 1993) for the three-year period ended December 31, 1993, are as follows:
CONDENSED BALANCE SHEETS

(IN THOUSANDS)                                                                                               1993          1992
Assets
  Cash and due from banks                                                                             $       225           342
  Interest-bearing balances with bank subsidiary                                                        1,252,740     1,389,985
       Total cash and cash equivalents                                                                  1,252,965     1,390,327
  Trading account assets                                                                                   10,285        19,096
  Securities available for sale (market value $105,292 in 1993; $37,567 in 1992)                           66,672        40,130
  Loans, net of unearned income ($1,203 in 1993; $471 in 1992)                                             67,872        29,197
     Allowance for loan losses                                                                             (1,322)       (1,157)
       Loans, net                                                                                          66,550        28,040
  Loans due from subsidiaries:
     Banks                                                                                                450,500       310,500
     Bank holding companies                                                                               290,784       252,448
     Other subsidiaries                                                                                   404,279       383,844
  Investments in wholly-owned subsidiaries:
     Arising from investments in equity in undistributed net income of subsidiaries:
       Banks                                                                                            1,245,411       989,117
       Bank holding companies                                                                           4,045,885     3,320,449
       Other subsidiaries                                                                                 254,378        99,695
                                                                                                        5,545,674     4,409,261
     Arising from purchase accounting acquisitions                                                        117,781       128,756
       Total investments in wholly-owned subsidiaries                                                   5,663,455     4,538,017
  Other assets                                                                                            172,128       180,891
       Total assets                                                                                   $ 8,377,618     7,143,293
Liabilities and Stockholders' Equity
  Commercial paper                                                                                        270,667       341,793
  Other short-term borrowings                                                                             200,000       206,215
  Other liabilities                                                                                       162,590       196,498
  Long-term debt                                                                                        2,536,736     1,939,624
  Stockholders' equity                                                                                  5,207,625     4,459,163
       Total liabilities and stockholders' equity                                                     $ 8,377,618     7,143,293

CONDENSED STATEMENTS OF INCOME

                                                                                                    YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                               1993          1992         1991
Interest Income
  Interest and fees on loans                                                            $  55,379        49,060        51,421
  Interest income on securities available for sale                                          2,377         1,311            --
  Interest income on investment securities                                                     --         1,221        19,675
  Other interest income from subsidiaries                                                  42,225        37,016        43,536
       Total interest income                                                               99,981        88,608       114,632
Interest Expense
  Short-term borrowings                                                                    22,041        29,849        54,000
  Long-term debt                                                                          110,956        88,317        91,285
       Total interest expense                                                             132,997       118,166       145,285
Net interest income                                                                       (33,016)      (29,558)      (30,653)
Provision for loan losses                                                                   3,665            42            --
Net interest income after provision for loan losses                                       (36,681)      (29,600)      (30,653)
Noninterest income
  Dividends from subsidiaries:
     Banks                                                                                     --        57,000       100,000
     Bank holding companies                                                               406,682        50,000        63,000
     Other subsidiaries                                                                         6        23,858        20,323
  Investment security transactions                                                             --            --        (2,285)
  Sundry income                                                                           156,612       135,750        78,794
Noninterest expense                                                                      (140,883)     (141,202)      (56,696)
Income before income taxes (benefits) and equity in undistributed net income of
  subsidiaries                                                                            385,736        95,806       172,483
Income taxes (benefits)                                                                    (6,700)       (8,577)          864
Income before equity in undistributed net income of subsidiaries                          392,436       104,383       171,619
Equity in undistributed net income of subsidiaries                                        425,085       280,668       177,112
Net income                                                                                817,521       385,051       348,731
Dividends on preferred stock                                                               24,900        31,979        34,570
       Net income applicable to common stockholders                                     $ 792,621       353,072       314,161

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                    YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                               1993          1992         1991
Operating Activities
  Net income                                                                           $  817,521       385,051       348,731
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Equity in undistributed net income of subsidiaries                                  (425,085)     (280,668)     (177,112)
     Provision for loan losses                                                              3,665            42            --
     Investment security transactions                                                          --            --         2,285
     Accretion and revaluation losses on securities available for sale                      2,431         2,374           779
     Depreciation and amortization                                                          3,602         2,168         1,062
     Deferred income taxes (benefits)                                                       1,382        (8,611)        1,758
     Trading account assets, net                                                            8,811        (8,768)      (10,328)
     Other assets, net                                                                    (26,363)      (22,011)      (13,961)
     Other liabilities, net                                                               (33,570)       60,748        21,055
       Net cash provided by operating activities                                          352,394       130,325       174,269
Investing Activities
  Increase (decrease) in cash realized from:
     Sales of securities available for sale                                                 4,763            --            --
     Purchases of securities available for sale                                            (1,153)           --            --
     Sales of investment securities                                                            --            --       221,830
     Purchases of investment securities                                                        --            --           (64)
     Advances to subsidiaries, net                                                       (198,771)     (244,641)      (63,410)
     Investments in subsidiaries                                                         (700,353)     (132,588)       10,905
     Purchase of subsidiary                                                                    --            --      (437,000)
     Longer-term loans originated or acquired                                             (49,921)      (18,250)      (28,224)
     Principal repaid on longer-term loans                                                  7,746        15,470         9,848
     Purchases of premises and equipment, net                                                (816)       (1,960)       (1,463)
       Net cash used by investing activities                                             (938,505)     (381,969)     (287,578)
Financing Activities
  Increase (decrease) in cash realized from:
     Commercial paper                                                                     (71,126)        3,523      (498,176)
     Other short-term borrowings, net                                                      (6,215)      (78,967)      100,910
     Issuances of long-term debt                                                          989,975       641,229       304,330
     Payments of long-term debt                                                          (394,488)      (18,520)          (86)
     Sales of preferred stock                                                                  --            --       150,000
     Sales of common stock                                                                203,337       525,939       312,637
     Purchases of preferred stock                                                            (138)     (100,000)      (69,932)
     Purchases of common stock                                                             (3,851)       (7,819)       (1,593)
     Cash dividends paid                                                                 (268,745)     (206,179)     (179,662)
       Net cash provided by financing activities                                          448,749       759,206       118,428
       Increase (decrease) in cash and cash equivalents                                  (137,362)      507,562         5,119
       Cash and cash equivalents, beginning of year                                     1,390,327       882,765       877,646
       Cash and cash equivalents, end of year                                         $ 1,252,966     1,390,327       882,765
Cash Paid For
  Interest                                                                             $  114,904       122,292       133,768
  Income taxes                                                                         $  326,000       216,000       115,364

NOTE 17:
OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES
    The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit; standby and commercial letters of credit; forward and futures contracts; interest rate swaps; options, interest rate caps, floors, collars and swaptions; commitments to purchase foreign currency and exchange rate swaps; and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.
    The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward and futures contracts, interest rate swaps, options, interest rate caps, floors, collars and swaptions, the contract or notional amounts do not represent the exposure to credit loss. The Corporation controls the credit risk of its forward and futures contracts, interest rate swap agreements, foreign currency and exchange rate swaps, and securities transactions through collateral arrangements, credit approvals, limits and monitoring procedures.
    Generally, the Corporation may require collateral, margin deposits or other security to support financial instruments with credit or interest rate risk.
    At December 31, 1993 and 1992, off-balance sheet derivative financial instruments and their related fair values are as follows:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

                                                                               1993                                       1992*
                                                                 1993      CONTRACT OR                    1992*     CONTRACT OR
                                               CARRYING     ESTIMATED      NOTIONAL      CARRYING     ESTIMATED        NOTIONAL
(IN THOUSANDS)                                   AMOUNT    FAIR VALUE        AMOUNT        AMOUNT    FAIR VALUE         AMOUNT
Financial Instruments Whose Contract
  Amounts Represent Credit Risk
     Commitments to extend credit             $      --        49,181    17,245,126            --        35,453    13,569,247
     Standby and commercial letters of
       credit                                        --        14,353     1,390,820            --        13,048     1,406,853
Financial Instruments Whose Contract or
  Notional Amounts Exceed the Amount of
  Credit Risk
     Forward and Futures Contracts
       Trading and dealer activities             24,369        24,369    12,384,621             7             7     2,161,506
       Interest rate risk management                                                           --       (20,728)   26,607,000
          Asset rate conversions                     --        10,577     3,200,000
          Basis protection                           --           431     1,000,000
          Rate sensitivity hedges                    --         1,570     4,125,000
     Interest Rate Swap Agreements
       Trading and dealer activities              8,707         8,707     2,336,719            70            70       477,954
       Interest rate risk management                                                       26,421       150,692     9,639,630
          Asset rate conversions                 27,205       190,481    12,029,540
          Liability rate conversions             44,071       142,625     2,462,173
     Purchased Options, Interest Rate
       Caps, Floors, Collars and
       Swaptions
          Trading and dealer activities           9,054        10,173     1,715,436         9,107         9,090       705,727
          Interest rate risk management                                                    44,321        73,524     6,174,000
            Asset rate conversions                1,862        19,933       450,000
            Liability rate conversions            2,375         2,285       529,000
            Basis protection                      6,621        13,383     2,500,000
            Rate sensitivity hedges              10,849         8,024    19,368,000
     Written Options, Interest Rate Caps,
       Floors, Collars and Swaptions
          Trading and dealer activities          (8,168)       (8,168)    3,242,889        (7,239)       (7,239)    1,267,703
          Interest rate risk management                                                   (10,410)      (11,948)    1,127,000
            Asset rate conversions               (4,023)      (19,932)      400,000
            Liability rate conversions           (5,625)           --       250,000
            Basis protection                         --            --     2,500,000
     Commitments to Purchase Foreign
       Currency and Exchange Rate Swaps
          Trading and dealer activities          (9,893)       (9,893)    3,000,502        (5,559)       (5,559)    1,436,907
          Foreign currency risk
            management                           25,997        25,997     2,052,494         6,648         6,648       771,066
     Commitments to Purchase Securities              --           769     1,047,813            --         5,797       768,541
     Commitments to Sell Securities           $      --           851     2,246,147            --         5,778     1,609,871

*Prior year data has not been reclassified since certain data is unavailable.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
    Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $938,123,000, guarantees extend for more than one year and expire in decreasing amounts primarily through 2001. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral supporting those commitments for which collateral is deemed necessary.
    Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.
    The Corporation enters into a variety of interest rate contracts -- including options, interest rate caps, floors, collars and swaptions written, and interest rate swap agreements -- in its trading activities and in managing its interest rate exposure. Interest rate caps, floors, collars and swaptions written by the Corporation enable customers to transfer, modify or reduce their interest rate risk. Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or writer of the option. As a writer of options, the Corporation receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.
    Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Corporation also acts as an intermediary in arranging interest rate swap transactions for customers.
    The Corporation has entered into certain sales transactions for which the buyers have recourse options. The return of these assets to the Corporation would not have a material impact on the Corporation's financial position.
    Substantially all time drafts accepted by December 31, 1993, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve balance requirements for the year ended December 31, 1993, amounted to $1,477,345,000. Minimum operating lease payments due in each of the five years subsequent to December 31, 1993, are as follows: 1994, $111,971,000; 1995, $108,679,000; 1996, $103,174,000; 1997, $93,488,000; 1998, $89,430,000; and
subsequent years, $639,589,000. Rental expense for all operating leases for the three years ended December 31, 1992, was $151,242,000, 1993; $154,711,000, 1992;
and $139,516,000, 1991.
    The Parent Company and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, based upon the opinions of counsel, any such liability will not have a material effect on the Corporation's consolidated financial position.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1993, 1992 AND 1991

NOTE 18:
CARRYING AMOUNTS AND FAIR VALUE
OF FINANCIAL INSTRUMENTS
    Information about the fair value of on balance sheet financial instruments at December 31, 1993 and 1992, which should be read in conjunction with Note 17 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth below.

                                                                                               1993                        1992
                                                                          CARRYING        ESTIMATED    CARRYING       ESTIMATED
(IN THOUSANDS)                                                             AMOUNT        FAIR VALUE     AMOUNT       FAIR VALUE
Financial Assets
  Cash and cash equivalents                                               $ 4,415,870     4,415,870     5,363,923     5,363,923
  Trading account assets                                                      652,470       652,470       169,268       169,268
  Securities available for sale                                            11,744,942    11,884,385     5,203,344     5,256,967
  Investment securities                                                     2,692,476     2,931,139     6,633,338     6,825,066
  Loans, net of unearned income                                            46,876,177    47,644,771    41,923,767    42,153,501
     Allowance for loan losses                                             (1,020,191)           --      (940,804)           --
       Loans, net                                                          45,855,986    47,644,771    40,982,963    42,153,501
  Segregated assets                                                           332,593       332,593       404,828       404,828
  Other assets                                                            $ 1,285,105     1,313,567     1,103,352     1,167,830
Financial Liabilities
  Deposits:
     Noninterest-bearing deposits                                          10,861,207    10,861,207     9,213,646     9,213,646
     Interest-bearing deposits:
       Savings and NOW accounts                                            12,010,636    12,010,636     9,825,918     9,825,918
       Money market accounts                                               11,131,334    11,131,334     9,930,788     9,930,788
       Other consumer time                                                 16,897,062    17,152,717    18,014,196    18,226,350
       Foreign                                                              1,240,448     1,240,448       249,429       249,451
       Other time                                                           1,601,724     1,606,787     1,916,988     1,986,983
          Total deposits                                                   53,742,411    54,003,129    49,150,965    49,433,136
  Short-term borrowings                                                     7,254,178     7,254,178     5,065,337     5,065,337
  Other liabilities                                                         1,022,467     1,022,467       655,050       655,050
  Long-term debt                                                          $ 3,061,944     3,266,747     3,151,260     3,244,234

    The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1993 and 1992. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. This value, which includes such cost assumptions related to interest rates, deposit run-off, maintenance costs and float opportunity costs, is presented below on a discounted cash flow basis. The value related to the recorded cost of acquired deposits is also included therein.
    Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred tax assets, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Fair value of off-balance sheet derivative financial instruments has not been considered in determining on balance sheet fair value estimates.

    In respect of the foregoing, the Corporation has decided to voluntarily disclose certain nonfinancial instrument relationships, which are not intended to indicate the fair value of the Corporation, as follows:

                                          ESTIMATED FAIR VALUE
(IN THOUSANDS)                                            1993
                                                  (UNAUDITED)
Mortgage servicing                                   $ 240,168
Credit card relationships                              214,851
Core deposits                                       $1,740,000

    The fair value of mortgage servicing related to loans that the Corporation does not own, including rights for purchased servicing, is estimated on a discounted cash flow basis. The calculation is based on loan types, coupon rates, current interest rates, prepayment assumptions, service fees, service cost and late fees.
    The fair value attributable to the ongoing credit cardholder relationships has been estimated on a discounted cash flow basis after taking into consideration estimated portfolio income and expense to be realized over the life of the relationships, charge-off rates and the cost of alternative funds. The value related to the recorded cost of acquired credit cardholder relationships is also included therein.
    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
                          INDEPENDENT AUDITORS' REPORT
                    FIRST UNION CORPORATION AND SUBSIDIARIES
Board of Directors and Stockholders
First Union Corporation:
    We have audited the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, included on pages 53 through 85 herein. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of First Union Corporation and subsidiaries at December 31, 1993 and 1992, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.
(Signature of KPMG Peat Marwick)
KPMG Peat Marwick
Charlotte, North Carolina
January 17, 1994
                                       85

Glossary


Asset Sensitivity:
When a company's asset, liability
and off-balance sheet financial
instruments mix leans toward assets that would diminish net interest income in a flat or declining interest rate environment.


Collateralized
Mortgage Obligations:
Or CMOs, a group of mortgage pass-through securities that have been bundled, with the cash flows paid out in a specific order or preference to different buyers.


Derivatives:
A term used to cover a broad base of financial instruments that are, for the most part, "derived" from underlying securities traded in the cash markets. Common examples include interest rate swaps, options and futures contracts.


Earnings Per
Common Share:
Net income, adjusted for preferred stock dividends, divided by the average number of common shares outstanding.


Futures Contract:
A contract to buy or sell a particular
type of security or commodity to (or from) the futures exchange at a specified future period of time. It is used to, in effect, "lock in" net interest income over quarterly future periods.


Government
National Mortgage Association (gnma):
A U.S. Government-owned corporation that guarantees timely payment of principal and interest on specified mortgage-backed certificates.


Index Amortizing Interest Rate Swap:
An interest rate swap where the maturity date may increase and the notional amount may decrease based upon changes in certain interest rate indices.


Interest
Rate Swap:
A contractual transaction between two parties in which each agrees to exchange interest rate payments for a specified period of time. These payments are calculated on a "notional amount" and no exchange of principal occurs. Such a transaction is commonly used to manage the asset or liability sensitivity of a balance sheet by converting fixed rate assets or liabilities to floating, or vice versa.


Liability
Sensitivity:
When a company's asset, liability and off-balance sheet financial instruments mix leans toward liabilities that would diminish net interest income in a rising interest rate environment.


Lower of Cost
or Market:
A method of accounting for a corporation's assets or liabilities by recording them at the lower of their current market values or their historical costs.


Mark-to-Market:
A method of accounting for a corporation's assets or liabilities by recording them at their current market values, rather than at their historical costs.


Mortgage Banking Income:
Noninterest income related to the corporation's mortgage banking activity.


Mortgage Servicing
Portfolio:
Mortgage loans owned by others
for which First Union Mortgage
Corporation provides mortgage
servicing.



Net Charge-offs:
The amount of loans written off
as uncollectible, net of the recovery
of loans previously written off as uncollectible.


Net Interest Margin:
The difference between the yield
on earning assets and the rate paid on funds to support those assets, divided by average earning assets.


Net Operating
Revenue:
The sum of tax-equivalent net interest income and noninterest income.


Noninterest Expense:
All expenses other than interest.


Noninterest Income:
All income other than interest and dividend income.


Nonperforming Assets:
Assets on which income is not being accrued for financial reporting purposes; restructured loans on which interest rates or terms of repayment have been materially revised; and other real estate that has been acquired through loan foreclosures, in-substance foreclosures or deeds received in lieu of loan payments.


Notional Amount:
The principal amount of the financial instrument on which a derivative transaction is based. In an interest rate swap, for example, the "notional amount" is used to calculate the interest rate cash flows to be exchanged. No exchange of principal occurs.


Options:
A contractual agreement that allows but does not require a holder to buy (or sell) a financial instrument at a predetermined price before a specified time.


Overhead
Efficiency Ratio:
Noninterest expense divided by net operating revenue.


Pooling of Interests:
An accounting method that, following a merger, restates historical financial information of the surviving company as if the two entities were always one.


Purchase Accounting:
An accounting method that adds
the fair market value of assets and liabilities acquired to those of the acquirer at the time of an acquisition. Historical financial information of the acquirer is not restated.


Purchased Mortgage Servicing Rights:
The servicing function for mortgage loans owned by others. This servicing function earns fee income.


Return on Assets (roa):
Net income as a percentage of
average assets.


Return on Common Equity (roe):
Net income applicable to common stockholders as a percentage of average common stockholders' equity.


Security Gain
or Loss:
A gain or loss resulting from the
sale of a security at a price above or
below the security's carrying value.



Stockholders' Equity:
A balance sheet amount that represents the total investment in the corporation by holders of preferred and common stock.


Swaptions:
Options on swaps.
                                     86

Principal Subsidiaries
First Union Corporation

First Union National Bank
of North Carolina

A full service commercial bank with
266 offices.

One First Union Center
Charlotte, North Carolina 28288
704-374-6161


First Union National Bank
of Florida

A full service commercial bank with
488 offices.

225 Water Street
Jacksonville, Florida 32202
904-361-2265

First Union National Bank
of Georgia

A full service commercial bank with
163 offices.

999 Peachtree Street, Suite 1200
Atlanta, Georgia 30309
404-827-7100

First Union National Bank
of Maryland

A full service commercial bank with
32 offices.

Congressional Plaza Branch
110 Congressional Lane
Rockville, Maryland 20852
301-961-5230


First Union National Bank
of South Carolina

A full service commercial bank with
67 offices.

Insignia Financial Plaza
One Insignia Place
Greenville, South Carolina 29601
803-255-8000


First Union National Bank
of Tennessee

A full service commercial bank with
63 offices.

150 Fourth Avenue North
Nashville, Tennessee 37219
615-271-1500


First Union National Bank
of Virginia

A full service commercial bank with
193 offices.

213 South Jefferson Street
Roanoke, Virginia 24040
703-580-7465


First Union National Bank
of Washington, D.C.

A full service commercial bank with
30 offices.

740 15th Street NW
Washington, D.C. 20005
202-637-7644


First Union Mortgage
Corporation

Offers a variety of mortgage banking and insurance services through 53 offices in 16 states.

Two First Union Center
Charlotte, North Carolina 28288
704-374-6787


First Union Home Equity
Corporation

Offers home equity loans through
151 offices in 37 states.

128 South Tryon Street
Charlotte, North Carolina 28202
704-331-6500


First Union Brokerage
Services Inc.

Provides brokerage services at reduced
commissions.

One First Union Center
Charlotte, North Carolina 28288
704-374-6927


First Union Commercial
Corporation

Provides leasing and other asset-based
financing services.

One First Union Center
Charlotte, North Carolina 28288
704-374-6000


First Union Securities Inc.

Provides a wide range of securities activities in accordance with Federal Reserve Board powers granted to bank holding companies.

One First Union Center
Charlotte, North Carolina 28288
704-374-6264


Foreign Office

First Union National Bank of North Carolina

Nassau Branch
Nassau, Bahamas
First Union Across the Nation
(First Union Across The Nation map appears here--see appendix)

Corporate Management Committee
First Union Corporation

(Photo)
James A. (Jim) Abbott

President and Chief Executive Officer, First Union Mortgage Corporation

Mr. Abbott joined Cameron-Brown Company in 1963 and served in several management positions in residential lending before being named president of Cameron-Brown in 1980. Cameron-Brown, which had been a subsidiary of First Union since 1964, was renamed First Union Mortgage Corporation in 1987.


(Photo)
Austin A. Adams

Executive Vice President for Automation and Operations, First Union
Corporation

Mr. Adams, head
of Automation and Operations since 1985, joined First Union with the merger of Northwestern Financial Corporation. His current responsibilities include automation, servicenter, branch operations, purchasing, productivity and security.


(Photo)
Robert T. (Bob) Atwood

Executive Vice
President and Chief Financial Officer, First Union Corporation

Mr. Atwood joined First Union as chief financial officer in March 1991. He previously was a partner with the international accounting firm of Deloitte & Touche, where he served in a variety of management positions. He began his accounting career in Atlanta in 1962.


(Photo)
David M. Carroll

Vice Chairman and General Banking Group Executive,
First Union National Bank of Virginia

Mr. Carroll was named vice chairman and General Banking Group executive of the Virginia bank in January 1993. He joined First Union in 1981 as a credit analyst. He has held a variety of leadership positions in First Union's North Carolina, South Carolina and Georgia banks and the Corporate Banking Group.


(Photo)
Marion A. Cowell Jr.

Executive Vice President, Secretary and General Counsel, First Union
Corporation

Mr. Cowell has served in his current capacity since 1978. From 1972 to 1978 he was general counsel for Cameron-Brown Company of Raleigh, a First Union subsidiary since renamed First Union Mortgage Corporation. From 1964 to 1972 he was in private law practice in Durham, North Carolina.


(Photo)
Edward E. (Ed) Crutchfield Jr.

Chairman and Chief
Executive Officer, First Union Corporation

Mr. Crutchfield joined First Union in 1965. After serving in positions including loan administration, investments, retail banking and management and development, he was named president of First Union
National Bank of North Carolina. Mr. Crutchfield was named chief executive officer of the bank in 1978, president of the corporation in 1983, chief executive officer in 1984 and chairman in 1985.


(Photo)
Warner N. Dalhouse

Chairman and Chief Executive Officer, First Union National Bank of
Virginia

Mr. Dalhouse was chairman and chief executive officer of Dominion Bankshares Corporation before joining First Union with the Dominion ac-quisition on March 1, 1993. He was named Dominion's president and chief executive officer in 1981 and Dominion's chairman in 1989. He began his banking career in 1956.



(Photo)
Frank H. Dunn Jr.

Chairman and Chief Executive Officer, First Union National Bank of North
Carolina

Mr. Dunn joined First Union in 1964. He served as city and area executive in several North Carolina cities before assuming leadership for the Western North Carolina region in 1978 and both the Western and Central regions in 1983. He was named vice chairman in 1987, president in 1988 and chairman and chief executive officer in 1993.


(Photo)
Malcolm E. (Mac) Everett III
President, First Union National Bank of North Carolina

Mr. Everett joined First Union in 1978 as vice president and head of trust sales and marketing in the Capital Management Group. He was named head of the Capital Management Group's retail investment services and president of First Union Securities Corporation in 1983, and central regional executive of the North Carolina bank in 1988. He was named president of the North Carolina bank in 1993.



(Photo)
John R. Georgius

President, First Union Corporation

Mr. Georgius began his banking career in 1963 and joined First Union in 1975. He was named head of the Trust Division in 1979, executive vice president for the bank's General Banking Group in 1981, vice chairman of the bank in 1983 and president in 1984. He was named vice chairman of the corporation in 1987 and president in 1990.


(Photo)
Harald R. Hansen

Chairman, President and Chief Executive Officer, First Union National Bank of Georgia

Mr. Hansen was named chairman and chief executive officer of First Union National Bank of Georgia in 1987. After joining First Union in 1969, he served as head of Trust, in city and regional executive positions in North Carolina and as executive vice president for the World Banking Group.


(Photo)
James H. (Jim) Hatch

Senior Vice President and Controller, First Union Corporation

Mr. Hatch joined First Union in 1976 as vice president of the North Carolina bank's accounting department.
He was named corporate controller in December 1988. As senior vice president in the Finance Division, Mr. Hatch also serves as principal accounting officer for the Corporation and its subsidiaries. His responsibilities include overseeing corporate accounting and stockholder and regulatory reporting functions.


(Photo)
Byron E. Hodnett

Chief Executive
Officer, First Union National Bank of Florida

Mr. Hodnett joined First Union National Bank of North Carolina in 1972 and has served in various managerial positions. He also served as executive vice president of Northwestern Financial Corporation from 1982 until its 1985 merger with First Union. Mr. Hodnett was named president of First Union in Florida in 1987 and to his current position in 1992.


(Photo)
Benjamin P. (Ben) Jenkins III

President and Chief Operating Officer, First Union National Bank of Virginia, Washington, D.C.
and Maryland

Mr. Jenkins joined First Union in 1971 as an account officer in the National Division of First Union National Bank of North Carolina. He has served in a number of leadership roles in North Carolina, South Carolina and Georgia.


(Photo)
Don R. Johnson

Executive Vice President for Human Resources, First Union Corporation

Mr. Johnson joined First Union in 1972 and has served in consumer banking executive roles in North and South Carolina, headed the general office group at the headquarters of First Union National Bank of South Carolina and served as executive vice president for consumer credit, marketing, finance, human resources, operations, and sales finance in South Carolina. He was named to his current position in 1989.


(Photo)
R. Stanley (Stan) Kryder

Executive Vice President and General Banking Group Executive, First Union National Bank of Georgia

Mr. Kryder was named executive vice president of General Banking for First Union National Bank of Georgia in December 1992. He previously held leadership positions with the Florida and the South Carolina banks. Before joining First Union, Mr. Kryder held positions in corporate banking in Florida and Georgia.

(Photo)
Donald M. (Don) MacLeod

Executive Vice President and Head of General Banking Group, First Union National Bank of Tennessee

Mr. MacLeod assumed his current position in 1993 after heading the corporation's Commercial and Professional Products Group with responsibility for the bank's Commercial Systems and Cash Management Division as well as the Business, Private and Community Banking efforts. He joined First Union in 1987 after holding Cash Management and national lending leadership positions elsewhere.


(Photo)
Mark B. Mahoney

Senior Vice President and Managing Director, Specialized Industries, First Union National Bank of North Carolina

Mr. Mahoney joined First Union's Corporate Banking Group in 1991 from Citicorp's Leveraged Capital Group and Capital Markets Division. He is responsible for all lending and corporate finance origination activities, including securitizations involved in the health care, insurance, mortgage banking, communications, lease finance, transportation and energy industries.


(Photo)
Barbara K. Massa

Senior Vice President for Corporate Communications and Investor
Relations and Director of Community Reinvestment, First Union
Corporation

Ms. Massa joined First Union in 1973 as a credit analyst, then served as a commercial credit officer, corporate banking officer and senior lender. She was vice president and manager for investor relations when she assumed her current position in 1986. She was appointed director of community reinvestment in 1989.


(Photo)
Daniel W. (Dan) Mathis

Executive Vice President and Managing Director, Capital Markets Group, First Union Corporation

Mr. Mathis joined First Union in 1972 as an account officer and has served as manager of the New York service office, manager of Commercial Loan Services and manager of the Domestic Banking Division. He was named executive vice president in 1986 and vice chairman of the North Carolina bank in 1989. He assumed his current position in January 1994.


(Photo)
H. Burt Melton

Executive Vice President for Consumer Credit and Bank Related Services, First Union Corporation

Mr. Melton joined First Union in 1966, and has served as a branch manager, commercial loan officer, branch supervisor, city executive, regional executive and group executive. He was named head of Bank Related
Services in 1987 and assumed responsibility for Con- sumer Credit in 1990.



(Photo)
John A. (Jack) Mitchell III

Chairman, First Union National Bank of Florida

Mr. Mitchell joined First Union in 1985 with the merger of Northwestern Financial Corporation. He became chief credit officer for the South Carolina bank in
1986 and manager of Human Resources for the corporation in 1987. He was named executive vice president and chief credit officer in Florida in 1989, president in 1991 and chairman in 1992.


(Photo)
Malcolm T. (Mal) Murray Jr.

Executive Vice President and Chief Credit Officer, First Union Corporation

Mr. Murray joined First Union in 1967 and has served in various credit policy and administrative leadership positions before being named to his current position in 1978.


(Photo)
Robert L. (Bob) Reid

Chairman, Chief Executive Officer
and President, First Union National Bank of Tennessee

Mr. Reid served in a variety of commercial and retail bank leadership positions with First Union National Bank of North Carolina before being named to his current position in 1993. He joined First Union in 1978 in the bank's management training program.


(Photo)
Alvin T. (Al) Sale

Senior Vice President for Marketing and Strategic Planning, First Union Corporation

Mr. Sale joined First Union in 1982 as director of marketing and strategic planning. He is chairman and management committee member of the Southeast Switch automated banking network and serves as a director of Interlink.


(Photo)
Louis A. (Jerry) Schmitt Jr.

Executive Vice President and Managing Director, Capital Markets Group, First Union Corporation

Mr. Schmitt joined First Union in 1971 in the International Division. In 1974, he became head of foreign trading activities in the Funds Management Group. In 1980, Mr. Schmitt was named Treasury Division
Head, responsible for balance sheet man-agement and various trading activities. He was named head of Funds Management in 1990 and to his current position in January 1994.



(Photo)
Kenneth R. (Ken) Stancliff

Senior Vice President and Treasurer, First Union Corporation

Mr. Stancliff joined First Union in 1973 as a financial analyst. He has held several management positions in First Union's Finance Group, and is currently responsible for financial planning and mergers and acquisitions. He was named to his current position in December 1988.



(Photo)
Sidney B. (Sid) Tate

Chairman, President and Chief Executive Officer, First Union National Bank of
South Carolina

Mr. Tate joined First Union National Bank of North Carolina in 1973 as a corporate banking calling officer in the National Division and has served as manager of Consumer and Equipment Leasing, manager of Factoring and Commercial Finance, head of Human Resources and regional executive for First Union National Bank of Georgia. Mr. Tate was named to his current position in 1987.



(Photo)
G. Kennedy (Ken) Thompson

President, First Union National Bank of Florida

Mr. Thompson joined First Union in 1976, and has served as a commercial loan officer, manager of the New York Loan Production Office, head of the Southeastern Division of the Corporate Banking Group and senior vice president for Human Resources. He was named executive vice president in Florida in 1987 and vice chairman in 1991. He was named to his current position in 1992.



(Photo)
Richard K. (Dick) Wagoner

Executive Vice President, General Trust Officer and Head of the Capital Management Group, First Union Corporation

Mr. Wagoner joined First Union in 1973 as an experienced portfolio manager and served as chief investment officer before being named to his current position in 1981. A certified financial analyst, he has more than 25 years' experience in investments.



(Photo)
B.J. (Billy) Walker

Vice Chairman, First Union Corporation

Mr. Walker served as president and chief executive officer of Atlantic Bancorporation before joining First Union with the 1985 Atlantic acquisition. Before becoming Atlantic's president and chief executive officer in 1976, Mr. Walker held several managerial positions. He served as chairman and chief executive officer of First Union National Bank of Florida until March 1991.


(Photo)
Larry J. Wertz

Executive Vice
President and Chief Financial Officer, First Union National Bank of Florida

Mr. Wertz joined First Union in 1974 and has served in a variety of managerial positions in Finance, Marketing and Retail Banking. He was named to his current position in 1986.

Boards of Directors
First Union Corporation and Banking Subsidiaries

First Union
Corporation

G. Alex Bernhardt
President and Chief Executive Officer,
Bernhardt Furniture Company
Lenoir, North Carolina

W. Waldo Bradley
Chairman, Bradley Plywood Corporation
Savannah, Georgia

Robert J. Brown
Chairman, President and Chief Executive
Officer, B&C Associates, Inc.
High Point, North Carolina

Edward E. Crutchfield Jr.
Chairman and Chief Executive Officer,
First Union Corporation
Charlotte, North Carolina

Warner N. Dalhouse
Chairman and Chief Executive Officer,
First Union Corporation of Virginia
Roanoke, Virginia

Robert D. Davis
Chairman, D.D.I., Inc.
Jacksonville, Florida

R. Stuart Dickson
Chairman of Executive Committee,
Ruddick Corporation
Charlotte, North Carolina

B.F. Dolan
Investor
Charlotte, North Carolina

Roddey Dowd Sr.
Chairman, Charlotte Pipe & Foundry Co.
Charlotte, North Carolina

John R. Georgius
President, First Union Corporation
Charlotte, North Carolina

William H. Goodwin Jr.
Chairman, AMF Companies
Richmond, Virginia

Brenton S. Halsey
Chairman Emeritus, James River Corporation
Richmond, Virginia

Howard H. Haworth
President, The Haworth Group
Morganton, North Carolina

Torrence E. Hemby Jr.
President, Beverly Crest Corporation
Charlotte, North Carolina

Leonard G. Herring
President and Chief Executive Officer,
Lowe's Companies, Inc.
North Wilkesboro, North Carolina

Jack A. Laughery
Chairman, Hardee's Food Systems Inc.
Rocky Mount, North Carolina

Max Lennon
President, Clemson University
Clemson, South Carolina

Radford D. Lovett
Chairman, Commodores Point
Terminal Corporation
 Jacksonville, Florida

James D. McComas*
President, Virginia Polytechnic
Institute and State University
Blacksburg, Virginia

Henry D. Perry Jr.
Physician
Plantation, Florida

Randolph N. Reynolds
Vice Chairman,
Reynolds Metals Company
Richmond, Virginia

Ruth G. Shaw
Vice President, Duke Power Company
Charlotte, North Carolina

Lanty L. Smith
Chairman and Chief Executive Officer,
Precision Fabrics Group, Inc.
Greensboro, North Carolina

Dewey L. Trogdon
Chairman, Cone Mills Corporation
Greensboro, North Carolina

John D. Uible
Investor
Jacksonville, Florida

B.J. Walker
Vice Chairman, First Union Corporation
Jacksonville, Florida

Kenneth G. Younger
Chairman and Chief Executive Officer,
Carolina Freight Corporation
Cherryville, North Carolina

First Union Corporation
Executive Officers

Edward E. Crutchfield Jr.
Chairman and Chief Executive
Officer, First Union Corporation

John R. Georgius
President, First Union Corporation

B.J. Walker
Vice Chairman, First Union Corporation

Robert T. Atwood
Executive Vice President and Chief Financial Officer, First Union
Corporation

Marion A. Cowell Jr.
Executive Vice President, Secretary and General Counsel, First Union
Corporation

Committees of the
Corporate Board
of Directors

Executive
Committee
B.F. Dolan, Chairman
Edward E. Crutchfield Jr.
Robert D. Davis
R. Stuart Dickson
Leonard G. Herring
Lanty L. Smith
B.J. Walker

Audit
Committee
W. Waldo Bradley, Chairman
Robert D. Davis, Vice Chairman
G. Alex Bernhardt
Roddey Dowd Sr.
Howard H. Haworth
Randolph N. Reynolds
Ruth G. Shaw
Howard L. Arthur Jr. (staff)
Robert T. Atwood (staff)

Financial
Management
Committee
Henry D. Perry Jr., Chairman
Lanty L. Smith, Vice Chairman
Robert J. Brown
John R. Georgius
William H. Goodwin Jr.
Jack A. Laughery
Max Lennon
James D. McComas*
John D. Uible
Kenneth G. Younger
Malcolm T. Murray Jr. (staff)
Louis A. Schmitt Jr. (staff)

Human Resources
Committee
R. Stuart Dickson, Chairman
Leonard G. Herring, Vice Chairman
B.F. Dolan
Brenton S. Halsey
Torrence E. Hemby Jr.
Radford D. Lovett
Dewey L. Trogdon
Don R. Johnson (staff)

Nominating Committee
B.F. Dolan, Chairman
R. Stuart Dickson, Vice Chairman
Edward E. Crutchfield Jr.
Leonard G. Herring
Radford D. Lovett

First Union National Bank of North Carolina

B. Mayo Boddie
Chairman and Chief Executive Officer,
Boddie-Noell Enterprises, Inc.
Rocky Mount, North Carolina

Raymond A. Bryan Jr.
Chairman and Chief Executive Officer,
T.A. Loving Company
Goldsboro, North Carolina

John F.A.V. Cecil
President, Biltmore Dairy Farms, Inc.
Biltmore, North Carolina

John W. Copeland
President, American & Efird, Inc.
Mount Holly, North Carolina

John Crosland Jr.
Chairman and President,
The Crosland Group, Inc.
Charlotte, North Carolina

J. William Disher
Chairman, President and
Chief Executive Officer
Lance, Inc.
Charlotte, North Carolina

Frank H. Dunn Jr.
Chairman and Chief Executive Officer,
First Union National Bank of
North Carolina
Charlotte, North Carolina

Malcolm E. Everett III
President, First Union National Bank
of North Carolina
Charlotte, North Carolina

James F. Goodmon
President and Chief Executive Officer,
Capitol Broadcasting Company, Inc.
Raleigh, North Carolina

Shelton Gorelick
President, SGIC, Inc.
Charlotte, North Carolina

Charles L. Grace
President, Cummins Atlantic, Inc.
Charlotte, North Carolina

James E.S. Hynes
Chairman, Hynes Sales Company
Charlotte, North Carolina

Daniel W. Mathis
Vice Chairman,
First Union National Bank of
North Carolina
Charlotte, North Carolina

Earl N. Phillips Jr.
President and Chief Executive Officer,
First Factors Corporation
High Point, North Carolina

J.G. Poole Jr.
Chairman and President,
Gregory Poole Equipment Company
Raleigh, North Carolina

John P. Rostan III
Senior Vice President and Director,
Waldensian Bakeries, Inc.
Valdese, North Carolina

Nelson Schwab III
Chairman,
Paramount Parks
Charlotte, North Carolina

Charles M. Shelton Sr.
General Partner, The Shelton Companies
Charlotte, North Carolina

George Shinn
Chairman, Shinn Enterprises Inc.
Charlotte, North Carolina

Harley F. Shuford Jr.
President and Chief Executive Officer,
Century Furniture Company
Hickory, North Carolina

First Union National Bank of Florida

Bob D. Allen
President and Chief Executive Officer,
Consolidated-Tomoka Land Company
Daytona Beach, Florida

William B. Bond
Investor
Jacksonville, Florida

E. Bruce Bower
Investor
Jacksonville, Florida

A. Dano Davis
Chairman and Principal Executive Officer, Winn-Dixie Stores, Inc.
Jacksonville, Florida

Alexander W. Dreyfoos Jr.
Chairman and Owner,
WPEC TV-12/Photo Electronics Corporation
West Palm Beach, Florida

Byron E. Hodnett
Chief Executive Officer,
First Union National Bank of Florida
Jacksonville, Florida

Edward W. Lane III
Attorney,
Ulmer, Murchison, Ashby & Taylor, P.A.
Jacksonville, Florida

John F. Lowndes
Attorney,
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
Orlando, Florida

W.A. McGriff III
Investor
Jacksonville, Florida

John A. Mitchell III
Chairman,
First Union National Bank of Florida
Jacksonville, Florida

Orrin D. Mitchell
Orthodontist
Jacksonville, Florida

Ray C. Osborne
Attorney,
Osborne, Hankins, MacLaren & Redgrave
Boca Raton, Florida

Herbert H. Peyton
President, Gate Petroleum Company
Jacksonville, Florida

William J. Schoen
Chairman, President and Chief
Executive Officer,
Health Management Associates, Inc.
Naples, Florida

G. Kennedy Thompson
President,
First Union National Bank of Florida
Jacksonville, Florida

John D. Uible
Investor
Jacksonville, Florida

B.J. Walker
Vice Chairman, First Union Corporation
Jacksonville, Florida

Carol Graham Wyllie
Executive Vice President,
The Graham Companies
Miami Lakes, Florida

First Union National Bank of Georgia

Juanita P. Baranco
Vice President,
Baranco Pontiac-GMC-Subaru Inc.
Decatur, Georgia

W. Frank Blount
Chief Executive Officer,
Australian & Overseas
Telecommunications Corporation
Sydney, Australia

Otis A. Brumby Jr.
Chief Executive Officer and Chairman,
The Marietta Daily Journal and
Neighbor Newspapers Inc.
Marietta, Georgia

John E. Cay III
President,
Palmer & Cay/Carswell, Inc.
Savannah, Georgia

Jere A. Drummond
President, Customer Operations,
BellSouth Telecommunications Inc.
Atlanta, Georgia

Harald R. Hansen
Chairman, President and Chief
Executive Officer,
First Union National Bank of Georgia
Atlanta, Georgia

J. Madden Hatcher Jr.
Attorney
Columbus, Georgia

Leroy Keith
President, Morehouse College
Atlanta, Georgia

James W. Key
Investor
Columbus, Georgia

Wyckliffe A. Knox Jr.
Attorney, Kilpatrick and Cody
Augusta, Georgia

R. Stanley Kryder
Executive Vice President,
First Union National Bank of Georgia
Atlanta, Georgia

J. Robert Logan
Managing Partner and Vice President,
Logan and Hoffman
Savannah, Georgia

Grover C. Maxwell Jr.
Investor
Greenville, North Carolina

J. Greeley McGowin II
Investor
Savannah, Georgia

Robert C. McMahan
President and Chief Executive Officer,
Fernbank Museum of Natural History
Atlanta, Georgia

C.V. Nalley III
President and Chief Executive Officer,
The Nalley Companies
Atlanta, Georgia

Walton K. Nussbaum
Chairman, St. Joseph's Hospital
Savannah, Georgia

Carl E. Sanders
Attorney, Troutman, Sanders, Lockerman
& Ashmore
Atlanta, Georgia

Henry C. Schwob
President, Schwob Realty Company
Columbus, Georgia

Arnold M. Tenenbaum
President, Chatham Steel Corporation
Savannah, Georgia

Dan M. Vaden Jr.
President, Dan Vaden Chevrolet-Geo, Inc.
Savannah, Georgia

First Union National Bank of South Carolina

Louis P. Batson Jr.
Chairman and Chief Executive Officer,
Louis P. Batson Company
Greenville, South Carolina

Peter C. Browning**
Executive Vice President,
Sonoco Products Company
Hartsville, South Carolina

Rex L. Carter
Attorney,
Carter, Smith, Merriam, Rogers & Traxler
Greenville, South Carolina

George C. Fant Jr.
Investor
Columbia, South Carolina

I.S. Leevy Johnson
Attorney, Johnson, Toal & Battiste, P.A.
Columbia, South Carolina

James F. Kane
Dean Emeritus and Professor of Business,
University of South Carolina
Columbia, South Carolina

Harry M. Lightsey Jr.
Attorney, McNair and Sanford, P.A.
Columbia, South Carolina

Patrick W. McKinney
President, Kiawah Island Real Estate Inc.
Charleston, South Carolina

F. Creighton McMaster
Chief Executive Officer,
Winnsboro Petroleum Company
Winnsboro, South Carolina

Ralph L. Ogden
President, Liberty Life Insurance Company
Greenville, South Carolina

John D. Orr
President, Orr Company
Florence, South Carolina

William L. Otis Jr.
Chairman and Chief Executive Officer,
Columbia Lumber and Manufacturing Co. Columbia, South Carolina

Joseph P. Riley Jr.
Mayor, City of Charleston
Charleston, South Carolina

Alfred B. Robinson
President, Robinson Company
Easley, South Carolina

Sidney B. Tate
Chairman, President and Chief
Executive Officer,
First Union National Bank of South Carolina
Greenville, South Carolina


First Union National Bank of Tennessee

T.B. Boyd III
President and Chief Executive Officer,
National Baptist Publishing Board
Nashville, Tennessee

Davis H. Carr
Attorney, Boult, Cummings, Conners and Berry
Nashville, Tennessee

Haywood D. Cochrane Jr.
President and Chief Executive Officer,
Allied Clinical Laboratories, Inc.
Nashville, Tennessee

Colleen Conway-Welch
Dean of the School of Nursing,
Vanderbilt University
Nashville, Tennessee

John P. Cooper
Investor
Shelbyville, Tennessee

J. William Denny
President, Nashville Gas Division of Piedmont Natural Gas Inc.
Nashville, Tennessee

Lloyd C. Elam
Professor of Psychiatry, Meharry Medical College
Nashville, Tennessee

William M. Johnson
Investor
Nashville, Tennessee

Donald M. MacLeod
Executive Vice President, First Union National Bank of Tennessee
Nashville, Tennessee

Gail O. Neuman
Vice President and General Counsel,
Nissan Motor Manufacturing
Corporation, U.S.A.
Smyrna, Tennessee

Richard W. Oliver
Professor of Management,
Vanderbilt University
Nashville, Tennessee

Robert L. Reid
Chairman, President and Chief
Executive Officer,
First Union National Bank of Tennessee
Nashville, Tennessee

James E. Robinson
Chairman, Hodge Hardy Agency, Inc.
Newport, Tennessee

Thomas J. Sherrard
Attorney, Sherrard & Roe
Nashville, Tennessee

Jack B. Turner
President, Jack B. Turner & Associates Inc.
Clarksville, Tennessee

George L. Yowell
Vice Chairman, First Union National Bank of Tennessee
Nashville, Tennessee


First Union National Bank of Virginia

George R. Aldhizer Jr.
Attorney, Wharton, Aldhizer & Weaver
Harrisonburg, Virginia

Donald S. Beyer Jr.
Vice President, Don Beyer Motors, Inc.
Falls Church, Virginia

M. Caldwell Butler
Attorney, Woods, Rogers & Hazlegrove
Roanoke, Virginia

J. Richard Carling
Vice Chairman,
First Union National Bank of Virginia
Roanoke, Virginia

David M. Carroll
Vice Chairman,
First Union National Bank of Virginia
Roanoke, Virginia

David L. Caudill
Vice Chairman,
First Union National Bank of Virginia
Roanoke, Virginia

Warner N. Dalhouse
Chairman and Chief Executive Officer,
First Union Corporation of Virginia
Roanoke, Virginia

P. Wesley Foster
President/Owner,
Long & Foster Real Estate Inc.
Fairfax, Virginia

James T. Holland
President, O'Sullivan Corporation
Winchester, Virginia

Glenn A. Hunsucker
President,
Bassett Furniture Industries Inc.
Bassett, Virginia

Benjamin P. Jenkins III
President and Chief Operating Officer,
First Union National Bank of Virginia
Roanoke, Virginia

William E. Lavery
President Emeritus, Virginia Polytechnic Institute
Blacksburg, Virginia

Thomas L. Robertson
President and Chief Executive Officer,
Carilion Health System
Roanoke, Virginia

William G. Shenkir
Professor, University of Virginia
Charlottesville, Virginia

Donald G. Smith
Chairman and Chief Executive Officer,
Roanoke Electric Steel Corporation
Roanoke, Virginia

Glenn O. Thornhill Jr.
President and Chief Executive Officer,
Maid Bess Corporation
Salem, Virginia

John W. Vaughan
Investor
Roanoke, Virginia



* Mr. McComas, who retired January 1, 1994, died on February 10, 1994.
**Effective January 1, 1994

                           Stockholder Information
Financial Information

Analysts, stockholders and other
investors seeking financial information about First Union Corporation should contact Barbara Massa, senior vice president for Corporate Communications, at 704-374-2555 or Sean Fox, vice president for Investor Relations, at 704-374-7060. Call 1-800-283-6214 for the latest news announcements through FAX-On-Demand.

Investor Relations

Our Investor Relations staff, at
704-374-6782, also can provide
information about our dividend
reinvestment program and direct deposit of dividends.
Copies of our Form 10-K may be obtained from Investor
Relations, Two First Union Center, Charlotte, North Carolina 28288-0206.

Stockholder Accounts

If you have questions concerning your stockholder account, please call our transfer agent, First Union National Bank of North Carolina, at 1-800-347-1246.

Media Contact

News media seeking general information should contact
R. Jeep Bryant, vice president for Media
Relations, at 704-374-2957.

Financial Report Mailing Procedures

Our goal is to reduce the expense associated with mailing financial reports to stockholders by receiving authorization to mail only one per address. This authorization is strictly voluntary. Please check the appropriate box on the postage paid Stockholder Information card that appears at the back of this annual report.


Annual Meeting

The annual meeting of stockholders will be held at 9:30 a.m.
Tuesday, April 19, 1994, in the auditorium on the 12th floor of Two First Union Center, Charlotte, North Carolina.


Stock Listing

First Union Corporation common stock is traded on the New York
Stock Exchange under the symbol FTU. First Union Corporation series 1990 cumulative perpetual adjustable rate preferred stock is traded on the New York Stock Exchange under the symbol FTUpr.


Equal Opportunity Employer

First Union Corporation is an
equal opportunity employer.
All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers and all other personnel policies will continue to be free from discriminatory practices.


NAIC

First Union Corporation is a corporate sponsor of NAIC (National
Association of Investment Clubs)
and participates in the Low-Cost
Investment Plan.




Securities and Debt Ratings

                                                             Standard  Thomson
(as of December 31, 1993)                          Moody's   & Poor's  Bankwatch
Securities Issues by FUNC:

Senior Debt:

(bullet) 71/2 percent debentures,
 due December 1, 2002                                 A2         A        A+
(bullet) Floating rate extendible notes,
 due June 15, 2005                                    A2         A        A+
(bullet) 11 percent, due May 1, 1996                  A2         A        A+
(bullet) Floating rate, due November 13, 1996         A2         A        A+
(bullet) 5.95 percent, due July 1, 1995               A2         A        A+
(bullet) 63/4 percent, due January 15, 1998           A2         A        A+
(bullet) Medium-term notes                            A2         A        A+

Subordinated Notes:

(bullet) 11 percent, due 1996                         A3         A-       A
(bullet) 81/8 percent, due December 15, 1996          A3         A-       A
(bullet) 9.45 percent, due June 15, 1999              A3         A-       A
(bullet) 9.45 percent, due August 15, 2001            A3         A-       A
(bullet) 81/8 percent, due June 24, 2002              A3         A-       A
(bullet) 8 percent, due November 15, 2002             A3         A-       A
(bullet) 71/4 percent, due February 15, 2003          A3         A-       A
(bullet) 65/8 percent, due July 15, 2005              A3         A-       A
(bullet) 6 percent, due October 30, 2008              A3         A-       A
(bullet) Medium-term notes                            A3         A-       A

Preferred Stock:
(bullet) Series 1990 cumulative perpetual
 adjustable rate preferred stock                     "a2"      BBB+       A-

Debt Issued by Subsidiaries
of FUNC:

(bullet) $100 million deposit note program
 issued by FUNB-NC                                   Aa3        A         --
(bullet) Commercial paper                            P-1      A-1       TBW-1
(bullet) FUNB-VA senior debt                          --        A         --
(bullet) FUNB-VA subordinated debt                    --        A-        --
(bullet) FUNB-FL subordinated debt                    --        A-        --
Short-Term Certificates
of Deposits Issued by:

(bullet) FUNB-NC                                     P-1       A-1     TBW-1
(bullet) FUNB-FL                                     P-1       A-1     TBW-1
(bullet) FUNB-GA                                     P-1       A-1     TBW-1
(bullet) FUNB-VA                                     P-1       A-1     TBW-1

Long-Term Certificates
of Deposits Issued by:

(bullet) FUNB-NC                                     Aa3        A+        --
(bullet) FUNB-FL                                      A1        A+        --
(bullet) FUNB-GA                                      A1        A+        --
(bullet) FUNB-VA                                      A1        A+        --

Letters of Credit Issued
by FUNB-NC and FUNB-FL:

(bullet) Short-term                                  P-1       A-1        --
(bullet) Long-term                                   Aa3        A+        --



 Thomson Bankwatch rates First Union Corporation B/C.
 FUNC - First Union Corporation
 FUNB-NC - First Union National Bank of North Carolina
 FUNB-FL - First Union National Bank of Florida
 FUNB-GA - First Union National Bank of Georgia
 FUNB-VA - First Union National Bank of Virginia

Stockholder Information

First Union's Investor Relations staff can provide information about direct deposit of dividends and our dividend reinvestment program. Please check the appropriate item below:

(circle) Direct Deposit of Dividends
(circle) Dividend Reinvestment and Stock
         Purchase Plan (Common Stock)

Also, please check the appropriate item below if you would like to eliminate duplicate mailings or change the address at which you would like to receive stockholder mailings:

(circle) Eliminate duplicate mailings
(circle) Address change

Name

Company Name
(If Applicable)
Broker
(If Applicable)
Address

City

State

ZIP


Signature
(Please sign this card if you are changing your address or eliminating duplicate mailings.)

First Union Business Products And Services

First Union's bankers are knowledgeable and ready to match our products and services to the specific needs of your business, whether large or small. Our products are designed to make the overall financial management of your business easier. For more information concerning these products, please drop this card in the mail.


Name
Address
City, State, ZIP
Business Phone
Sales Size
Line of Business


Yes! I would like to learn more about the business products and services First Union has to offer. Please send me more information about the following:

(circle) Small Business Services
(circle) Cash Management Services
(circle) Corporate Trust Services
(circle) Investment Services
(circle) Employee Benefit and Pension
         Planning Services
(circle) International Services
(circle) Capital Markets Services
(circle) Commercial Loans
(circle) Money Market Investments
(circle) Foreign Exchange
(circle) Business Visa
(circle) Commercial Deposit Products
(circle) Commercial CAP Account
         (An Asset Management Account)



First Union Investment Options

First Union has Investment Specialists to help you find the right investment options to meet your goal, whether it's current income or retirement, minimizing taxes or providing for a college education. To learn more about the investments we offer, just complete this card and drop it in the mail, or call 1-800-326-4434.

Name
Address
City, State, ZIP
Home Phone
Business Phone
Best Time to Call


Yes! I would like to learn more about the many investment opportunities available through
First Union. Please send me information on the following:



(circle) First Union Funds*
(circle) Personal Trust Services
(circle) Annuities
(circle) CAP Account
         (An Asset Management Account)

(circle) First Union Money Market Accounts
(circle) Brokerage Services
(circle) IRAs
(circle) First Union Certificates of Deposit


* The investment adviser to First Union Funds is the Capital Management Group of First Union National Bank of North Carolina. First Union Funds are offered through
First Union Brokerage Services, Inc. (FUBS) (Member NASD, Member SIPC), a brokerage affiliate of First Union Corporation.

More complete information about First Union Funds is set forth in the prospectus, which contains important information including fees and expenses.
The prospectus should be read carefully before investing or sending money.

First Union Funds are sponsored and distributed by Federated Securities Corp., which is independent of First Union. Investments in First Union Funds are not endorsed or guaranteed by First Union, are not deposits or obligations of First Union and are not insured or otherwise protected by the FDIC or any other government agency and involve investment risk, including possible loss of principal.

****************************************************************************
                            APPENDIX
****************************************************************************

There are seven graphs on page 2. Graphs and plot points are as follows:

                    DIVIDENDS PER COMMON SHARE
                        (Dollars per share)

1978 1979 1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994*
.29  .31  .33  .36  .40  .45  .49  .58  .65  .77  .86  1.00 1.08 1.12 1.28 1.50 1.60

*Annualized, based on first quarter 1994 dividend of 40 cents per common share.


                          ASSET GROWTH
                      (Dollars in billions)

1989    1990    1991    1992    1993
45.5    54.6    59.3    63.8    70.8

Prior years restated for pooling of interest acquisitions.

                         NET INCOME PER
                          COMMON SHARE

1989    1990    1991    1992    1993
2.62    1.68    2.24    2.23    4.73

Prior years restated for pooling of interest acquisitions.

                         BOOK VALUE GROWTH
                            (In dollars)

1989    1990    1991    1992    1993
20.49   21.81   23.23   25.25   28.90

Prior years restated for pooling of interest acquisitions.


                     RETURN ON AVERAGE ASSETS
                           (In percent)

1989    1990    1991    1992    1993
.82      .50    .63     .63     1.20

Prior years restated for pooling of interest acquisitions.


                RETURN ON AVERAGE COMMON EQUITY
                         (In percent)

 1989    1990    1991    1992    1993
12.78    7.78    10.03   9.08    17.42

Prior years restated for pooling of interest acquisitions.


                   OVERHEAD EFFICIENCY RATIO
                        (In percent)

1989     1990    1991    1992*     1993
66.48    65.38   61.59   69.66    62.03

Prior years restated for pooling of interest acquisitions.
*Includes $162 million restructuring charge related to acquisitions.

              **********************************

There is a photo of Edward E. Crutchfield, Jr. at the top of PAGE 3.

On PAGE 5 there is a signature for Edward E. Crutchfield, Jr., Chairman and CEO at the end of the Letter from the Chairman.

There is a photo of John R. Georgius, President, FUNB at the top of PAGE 6.

At the bottom right hand corner of PAGE 8 there is a 3D map of the Eastern United States entitled Primary Banking Market in South Atlantic U.S. There is a legend with 3 divisions. These are specified on the map with symbols. The divisions are First Union Banking Office, First Union Mortgage Corporation and First Union Home Equity Corporation.

                  *************************

There is a graph at the top left of PAGE 10:

                         YEAR-END
                     EARNING ASSETS
                 (Dollars in billions)
                        Loans, net
                   Investment Securities
                 Securities Available For Sale
                         Other

       1989    1990    1991    1992    1993
       40.7    48.6    51.9    56.2    63.0

   There is a graph at the top right of PAGE 11:


                      NET INTEREST INCOME*
                     (Dollars in billions)

 1989    1990   1991    1992   1993
1.624   1.873   2.025   2.563  2.867

*Tax-equivalent.

There are two graphs on the left side of PAGE 12:

                       NONINTEREST INCOME
                      (Dollars in billions)

1989    1990    1991    1992    1993
.551    .699    1.070   1.064   1.198



                       NONINTEREST EXPENSE
                      (Dollars in billions)

1989    1990    1991    1992    1993
1.446   1.681   1.906   2.527   2.522


There are three pie charts on the right side of PAGE 13:

                      YEAR-END SECURITIES
                      AVAILABLE FOR SALE

                38% U.S. Treasury Securities
                28% U.S. Government Agencies
                19% CMOs*
                13% Other Bonds
                2%  Other

              *CMOs: Collateralized mortgage obligations.


                     YEAR-END INVESTMENT
                         SECURITIES

                50% Municipal Securities
                43% U.S. Government Agencies
                 7% Other


                    YEAR-END LOANS
                 28% Retail Real Estate - Mortgage
                 26% Commercial, Financial and Agricultural
                 25% Installment Loans to Individuals
                 12% Commercial Real Estate - Mortgage
                  4% Commercial Real Estate - Construction and Other
                  3% Other
                  2% Highly Leveraged Transactions

There is a pie chart and 2 tables on the top left of PAGE 14.

                         YEAR-END
                      CONSUMER LOANS

                  38% Mortgage Loans to Individuals
                  19% Consumer Direct
                  10% Bank Cards
                  9% Mortgage Warehouse and Securitized Mortgages
                  9% Consumer Indirect
                  8% Second Mortgage
                  7% Equity Credit


                       YEAR-END
                  COMMERCIAL LOANS
             (Industry Classification)

(In millions)
Manufacturing             $2,194
Retail trade               1,205
Wholesale trade              733
Services                   2,693
Financial services         1,476
Insurance                    292
Real estate-related        1,001
Communications               838
Transportation               615
Public utilities             127
Agriculture                  335
Construction                 317
Mining                       163
Individuals                  817
Public administration        329
Other                       1,161
Total                     $14,296


                     COMMERCIAL
                 REAL ESTATE LOANS
                  (Project Type)

(In millions)                   Outstandings            Number of Loans
Apartments                       $ 983                       1,317
Condominiums                        72                         222
Healthcare facilities              159                         202
Land-improved                      522                       1,019
Land-unimproved                    361                         927
Lodging                            164                         157
Office buildings                 1,664                       4,418
Industrial buildings               217                         684
Recreational property               97                          83
Retail sales building              303                         884
Shopping centers                 1,000                         765
Single family                      456                       3,513
Warehouse                          575                       1,289
Other                              927                       2,314
Total                           $7,500                      17,794

                ********************************

There are 3 graphs on the top right of PAGE 15:

                      QUARTERLY NONPERFORMING ASSETS
                           BY BUSINESS UNIT*

                                                             Percent of Net
                                                           Business Unit Loans
                                                              And Foreclosed
                                                                Properties
(Dollars in millions)                                           December 31,
                           4Q93   3Q93   2Q93  1Q93   4Q92    1993     1992
Florida                    $347    471    529   575    615    2.26%    4.11
North Carolina               81     92    103   112    116    1.12     1.70
Georgia**                   134    223    208   152    120    2.17     2.51
Virginia**                  161    184    180   181    228    3.30     4.10
South Carolina**             43     51     57    42     39    2.27     2.02
Tennessee**                  29     36     32    40     37    2.62     3.17
Maryland                     29     23     23    34     33    4.76     3.41
District of Columbia          9      8      7     9      9    2.48     1.45
Corporate Banking***         57     95    104    91    119    1.35     3.55
Other units****            $ 26     27     30    32     35     .49%     .71

*Excludes acquired Southeast Banks and First American segregated assets. **Reflects the impact of acquisitions consummated during 1993.
***The Corporate Banking Group, a part of the North Carolina bank, makes loans primarily outside our regional banking market.
****First Union Mortgage Corporation, First Union Home Equity Corporation and other units.


                        NONPERFORMING ASSETS*
          (Percent of net loans and foreclosed properties)

1989         1990       1991          1992         1993
1.25         3.42       4.10          3.19         1.95

*Excludes segregated assets.



                YEAR-END NONPERFORMING COMMERCIAL LOANS
                       (Industry Classification)
(In millions)                            Outstandings
Manufacturing                                $ 20
Retail trade                                   20
Wholesale trade                                26
Services                                       56
Real estate-related                            27
Communications                                 19
Construction                                   10
Individuals                                    34
Other                                          30
Total                                        $242

                 *****************************


There are 3 graphs on the left side of PAGE 16.

                          NET CHARGE-OFFS*
                     (Percent of average net loans)


1989   1990   1991   1992   1993
.39     .68   1.48    .86   .58

*Excludes Southeast Banks-related net charge-offs.


                      NET CHARGE-OFFS BY LOAN TYPE*

(Percent)                  1993         1992         1991
Commercial, financial
and agricultural            .73         1.00         1.43
Real estate                 .38          .73         1.85
Installment                 .70          .92         1.01
Total                       .58          .86         1.48

*As a percentage of average net loans.


               YEAR-END NONACCRUAL COMMERCIAL REAL ESTATE*
                            (Project Type)

(In millions)                     Outstandings
Apartments                           $ 27
Land-improved                          60
Land-unimproved                        51
Lodging                                14
Office buildings                       93
Manu/industrial buildings              16
Retail sales buildings                 25
Shopping centers                       95
Single family                          49
Warehouses                             29
Other                                 189
Total                                $648

*Includes foreclosed properties.

                ****************************

There are three charts on the right side of PAGE 17:


           COMPARISON OF FUNDING SOURCES

Deposits '92-86% '93-84%
Short-Term Borrowings '92-9% '93-11%
Long-Term Debt '92-5% '93-5%


         1992    1993
         100%    100%

              STOCKHOLDERS' EQUITY
                   TO ASSETS
                   (Percent)

1989    1990    1991    1992    1993
6.33    6.05    6.51    6.99    7.36


               RISK-BASED CAPITAL TO ASSETS
                       (Percent)
   1993 Regulatory Minimum
   First Union

         Tier 1               Total Capital
  4.00     9.14              8.00      14.64


                  ***********************


There is a graph at the top center of PAGE 18:


               INTEREST RATE SENSITIVITY ASSUMPTIONS

Federal
Funds            Policy Measurement Period
Rate                    3/94-2/95

6%                                                          5.75%
5%                                  4.65%     4.85%         4.75%
4%                  4.18%           3.65%     3.85%         3.75%
3%                  3.18%           2.65%     2.85%
2%                  2.18%
       DEC 93      MAR 94           DEC 94    FEB 95        NOV 95


          ********************************************
                          APPENDIX
On PAGE 52 in the Management's Statement of Fiscal Responsibility there are signatures for Edward E. Crutchfield Jr. and Robert T. Atwood at the end of statement.

On PAGE 85 in the Independent Auditors' Report there is a signature for KPMG Peat Marwick at the bottom left of the page above the name KPMG
Peat Marwick.

On PAGE 87 the bottom half of the page is a map of the United States entitled FIRST UNION ACROSS THE NATION and has locations of:

First Union Mortgage Corporation
First Union Home Equity Corporation
First Union Banking Office


Banking Offices-1,302

In the South Atlantic region, First Union has banking offices in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and Washington, D.C.

Non-Banking Offices-222
On a national scale, First Union has 53 mortgage offices, 151 home equity offices and 18 other offices, including brokerage services.

               **************************

On PAGE 88 there are two rows of photos of the members of the Corporate Management Committee with names and captions underneath.

On PAGE 89 there are two rows of photos of the members of the Corporate Management Committee with names and captions underneath.

                **************************

There are 3 BUSINESS REPLY MAIL cards with indicias and bars, etc. inserted in the book.