Form 10-K, Exhibit 13
period 1994-12-31
FIRST UNION CORP
filed 1995-03-03
CIK 36995

FIRST UNION CORPORATION
                        ANNUAL REPORT

                            1994

                               TABLE OF CONTENTS


Financial Highlights........................................1

Letter from the Chairman....................................3

Strategies and Markets......................................6

Index to Special Topics....................................11

Management's Analysis of Operations........................12

Financial Tables...........................................25

Glossary...................................................90

Corporate Board of Directors...............................91

Corporate Management Committee.............................91

Bank Boards of Directors...................................91

Principal Subsidiaries.....................................93

Stockholder Information....................................94


  THIS PUBLICATION IS PRODUCED ON 100 PERCENT RECYCLED PAPER AND IS RECYCLABLE. THE MAJORITY OF THIS PAPER HAS BEEN MADE FROM 158 TONS OF OFFICE PAPER
RECYCLED FROM OUR OFFICES IN CHARLOTTE, NORTH CAROLINA; JACKSONVILLE, FLORIDA; ATLANTA, GEORGIA; AND RICHMOND, VIRGINIA.



                                                                                                                         PERCENT
                                                                               YEARS ENDED DECEMBER 31,                 INCREASE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                             1994                    1993                (DECREASE)

........................................
NET INCOME                               $    925,380         817,521      13.2%
DIVIDENDS ON PREFERRED STOCK                   25,353          24,900       1.8

NET INCOME APPLICABLE TO COMMON
STOCKHOLDERS (BEFORE REDEMPTION PREMIUM)      900,027         792,621      13.6

REDEMPTION PREMIUM
ON PREFERRED STOCK                             41,355               -         -

NET INCOME APPLICABLE TO COMMON
STOCKHOLDERS (AFTER REDEMPTION PREMIUM)  $    858,672         792,621       8.3%

........................................
PER COMMON SHARE DATA
Net income before redemption premium     $       5.22            4.73      10.4%
Net income after redemption premium              4.98            4.73       5.3
Cash dividends                                   1.72            1.50      14.7
Book value                                      30.66           28.90       6.1
Year-end price                           $     41.375           41.25        .3%

........................................
PER SERIES 1990
PREFERRED SHARE DATA
Year-end price                           $      51.75          52.375     (1.2)%
Cash dividends                           $     4.0127          3.8876       3.2
Dividend rate                                    8.03%           7.78       3.2%

........................................
YEAR-END BALANCE SHEET ITEMS
Assets                                   $ 77,313,505      70,786,969       9.2%
Securities available for sale               7,752,479      11,744,942     (34.0)
Investment securities                       3,729,869       2,692,476      38.5
Loans, net of unearned income              54,029,752      46,876,177      15.3
Deposits                                   58,958,273      53,742,411       9.7
Common stockholders' equity                 5,397,517       4,923,584       9.6
Total stockholders' equity               $  5,397,517       5,207,625       3.6
Common shares outstanding                 176,033,912     170,337,619       3.3%

........................................
FINANCIAL RATIOS
Return on average assets                         1.27%           1.20
Return on average common stockholders'
   equity before redemption premium             17.04           17.42
Net interest margin                              4.77            4.78
Net charge-offs to average loans, net             .33             .58
Allowance as % of loans, net                     1.81            2.18
Allowance as % of nonaccrual
   and restructured loans                         245             147
Allowance as % of nonperforming assets            175             111
Nonperforming assets to loans, net
   and foreclosed properties                     1.03            1.95
Dividend payout ratio on common shares          34.54%          31.71

  CERTAIN RATIOS RELATED TO NONPERFORMING ASSETS, NET CHARGE-OFFS
  AND THE LOAN LOSS PROVISION WERE FAVORABLY AFFECTED BECAUSE OF
  THE INCLUSION OF THE ACQUIRED SOUTHEAST BANKS' PERFORMING LOAN
  PORTFOLIO IN THE CALCULATION OF THE RATIOS.


                                       1
                                      ...

                          STATISTICS


                  DIVIDENDS PER COMMON SHARE
                     (Dollars per share)

1978   1979  1980  1981  1982  1983  1984  1985  1986  1987  1988 1989  1990  1991  1992  1993  1994
.29    .31   .33   .36   .40   .65   .49   .58   .65   .77   .86  1.00  1.08  1.12  1.28  1.50  1.72

                          TOTAL RETURN AFTER 3 YEARS
                         Compound Annual Growth Rate 15%
                          Assumes dividends reinvested.

                               1991        1994
                              $1,000      $1,536


                           TOTAL RETURN AFTER 5 YEARS
                         Compound Annual Growth Rate 20%
                           Assumes dividends reinvested.

                               1989       1994
                              $1,000     $2,505


                           TOTAL RETURN AFTER 10 YEARS
                         Compound Annual Growth Rate 13%
                           Assumes dividends reinvested.

                             1984        1994
                           $1,000       $3,501


                           BOOK VALUE PER SHARE GROWTH
                                  (In dollars)
     Originally reported (adjusted for stock splits), not restated for pooling of interest acquistions.


1978  1979  1980  1981  1982  1983  1984  1985  1986  1987  1988  1989  1990  1991  1992  1993  1994
6.63  7.39  8.30  8.19  9.20  10.66 12.51 12.96 14.55 16.25 17.98 19.37 20.72 22.54 26.08 28.90 30.66

                                    2
                                   ...

                 LETTER FROM THE CHAIRMAN


Your company achieved solid growth and record performance during 1994, with earnings of $900 million in net income applicable to common stockholders before a redemption premium on preferred stock. This was a 14 percent increase from $793 million in 1993. On a per share basis, net income applicable to common stockholders before the redemption premium increased 10 percent to $5.22 from $4.73.

    First Union's strong generation of internal capital allowed us to call for redemption approximately 6.3 million outstanding shares of Series 1990 cumulative perpetual adjustable rate preferred stock. Based on the number of common shares currently outstanding, this will have a positive impact of approximately 7 to 10 cents per share in 1995 and beyond. In 1994, this action resulted in a one-time reduction in earnings per share applicable to common stockholders of 24 cents.

    Our earnings performance also allowed us to invest for the future by expanding our fundamental businesses and by developing new areas for growth, such as capital markets and card products.

    We are committed to helping our stockholders achieve the full potential of their investment. Stockholders benefited in 1994 from increased dividends, which currently are $1.84 per share on an annualized basis. This was the 17th consecutive year of increased dividends. Our dividends have grown at a 14 percent compound annual rate for the past eight years - the third best rate of increase among the nation's 25 largest banking companies over that period. First Union has paid a dividend every year since 1914, including its predecessor banks. In addition, First Union's book value has increased more than $16 per share, or 10 percent on a compound annual basis, over the past eight years. This was the third best annual rate of increase among the nation's 25 largest banking companies over that period.

    Another way of looking at how First Union stockholders have shared in our success over the long term is to consider total return (dividends, including reinvested dividends, plus stock price appreciation). A $1,000 investment in First Union common stock yielded a total return of 15 percent over the past three years, 20 percent over the past five years, and 13 percent over the past 10 years, on a compound annual basis.


.................................
INDUSTRY TRENDS

    On the surface, things have never looked better for the nation's banking industry, with enviable profitability and strong loan demand. But in today's environment the bank that thinks of itself as just a bank is a dinosaur. As we all know, even if you are good at being a dinosaur, you are still extinct.

    With nationwide banking on the horizon, the banking companies that survive in the years ahead will be those that realize they are in the financial services business. They must rapidly evolve into full-service providers of the innovative products and financial solutions their customers demand.

    By redefining themselves as financial service companies, banks today are providing new products and services - everything from financial planning for individuals to sophisticated financial problem-solving partnerships with commercial customers.

    First Union's 1994 performance generates a great deal of momentum as the financial services industry consolidates and diversifies. First Union is meeting the new competitive challenges with investments designed to complement our traditional lending and deposit-taking functions and to strengthen prospects for future profitability.

BUSINESS PROFILE

FIRST UNION CORPORATION, WITH HEADQUARTERS IN CHARLOTTE, NORTH CAROLINA, HAD ASSETS OF $77.3 BILLION AT DECEMBER 31, 1994. IT IS THE NATION'S NINTH LARGEST BANK HOLDING COMPANY, BASED ON TOTAL ASSETS.


                               (BULLET)

OUR 31,858 EMPLOYEES SERVE A CUSTOMER BASE OF MORE THAN 8 MILLION. OUR 1,338 FULL-SERVICE BANK BRANCHES IN THE ECONOMICALLY DIVERSE SOUTH ATLANTIC STATES CONSTITUTE THE NATION'S FOURTH LARGEST BANK BRANCH NETWORK, PROVIDING RETAIL BANKING, RETAIL INVESTMENT AND COMMERCIAL BANKING SERVICES. THROUGH 222 DIVERSIFIED OFFICES NATIONWIDE, WE ALSO PROVIDE OTHER FINANCIAL SERVICES INCLUDING MORTGAGE BANKING, HOME EQUITY LENDING, LEASING, INSURANCE AND SECURITIES BROKERAGE SERVICES. WE ALSO HAVE THE NATION'S EIGHTH LARGEST ATM NETWORK.


STRATEGIC PRIORITIES

(BULLET) PROVIDE OUR CUSTOMERS UNPARALLELED SERVICE, CONVENIENCE AND RESPONSIVENESS;

(BULLET) BALANCE EARNINGS POWER THROUGH GEOGRAPHIC AND PRODUCT DIVERSITY;

(BULLET) PROVIDE THE MOST INNOVATIVE FINANCING SOLUTIONS AND A BROAD ARRAY OF PRODUCTS;

(BULLET) INCREASE THE PRODUCTION OF OUR SPECIALTY BUSINESSES;

(BULLET) MAXIMIZE OPERATING EFFICIENCY; AND

(BULLET) EMPHASIZE CAPITAL STRENGTH AND LOAN QUALITY, WITH GROWTH IN LOANS, DEPOSITS AND FEE INCOME.


                             3
                            ...
                                                    (FIRST UNION logo)

                           LETTER  FROM  THE CHAIRMAN


(Photograph of Edward E. Crutchfield)
EDWARD E.CRUTCHFIELD, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Since the advent of regional interstate banking nine years ago, we have built the nation's fourth largest banking network, with more than 1,300 bank branches in seven states and Washington, D.C., stretching from Key West, Florida, to Baltimore, Maryland.

    In building this extensive network, it wasn't 1,300 branches we were after -

    (Bullet) It was access to 8 million customers;

    (Bullet) It was access to a depth of resources that would attract the talent and the expertise - what I call the "intellectual capital" - to generate new and profitable ideas;

    (Bullet) It was access to the scale economies that allow us to keep our unitcosts low and stay competitive; and

    (Bullet) It was access to the resources to build new businesses to help us diversify our earnings stream.

    In short, size alone was not our objective nine years ago, nor is it today. Size helps us stay in the game for the long haul. But size can also be our enemy. The only real fear I have about our continued success is that we will begin acting like a lumbering giant, with a bloated bureaucracy, out of touch with our customers and our employees. Companies that stop listening to their customers and employees will not survive.

    We are determined that no matter our size, we will provide personal service to each customer - after all, they are our reason for being.


.................................

MOMENTUM

    As we focus on our goals, we have several core values - or core competencies, in the current management terminology - that give us a strong foundation. These values are:

    STRONG FUNDAMENTALS: We have not forgotten the strategies behind our success. We remain committed to loan quality among the best in the nation; diversification by geography and by product; attention to operating efficiency; and policies that benefit stockholders for the long term.

    A STRONG SALES CULTURE: First Union's sales-oriented corporate culture is rapidly taking hold in our newer markets. Our bankers, rather than being order-takers, work to build long-term relationships with customers. They don't sit behind a desk waiting for customers to walk in the door. Instead, they are out of their offices getting to know their customers, their customers' businesses and industry trends, so they can tailor the best financial solutions to meet their customers' needs.

    QUALITY SERVICE: First Union is a leader in quality service. As we have grown, we have built a company that is focused on meeting customers' needs with speed, flexibility and versatility. Our goal is to not only anticipate the needs of our customers, but also to delight them by exceeding their expectations.

    TECHNOLOGICAL ADVANCEMENTS: Our approach nine years ago was to build a unified banking organization - one name, a standard set of products and a common automation approach. Because of that philosophy, the installation of standard automated systems is largely behind us, which gives us a competitive advantage for the future. This past year, we were able to invest in projects to enhance revenues rather than integrating automated systems. In addition, our standard automated systems have allowed us to control costs, introduce new products faster, provide more complete service and better management information.

    INNOVATIVE BUSINESSES AND PRODUCTS: As we have expanded into areas that are not necessarily traditional banking products, our strategy has been to emphasize diversity in our sources of earnings and to focus on higher-yielding products. We are already seeing promising results in several of these areas.


                                       4
                                      ...
(FIRST UNION logo)

    For example, investment products are an excellent growth opportunity for two reasons:

    (Bullet) Many of the banks and thrifts we have acquired were not previously active in trust services or mutual funds; and

    (Bullet) Demographic trends are creating increased demand for investment and savings products, as our customers grow older and change from being primarily borrowers into savers and investors.

    We are also seeing promising results from our capital markets initiative for commercial and corporate customers. We have met the challenge of the major Wall Street brokerage and investment banking firms to serve corporations and public entities with these new, more sophisticated products. We have a competitive advantage because Wall Street is focused on Wall Street, and First Union is focused on Main Street. We are already well-established in excellent markets with more than 100,000 corporations and entrepreneurs who need these alternative financing solutions. This is our natural market, because this is where we have built business relationships for the long term.

    The reception that these products and services received from our customers in 1994 gives us a great deal of confidence in the future.



.................................

VISION OF THE FUTURE

    Through the end of this decade, I expect the consolidation of the banking industry to continue, spurred by the passage of nationwide banking. Within the next decade, I believe that ten to 15 major financial institutions will control 50 percent of the nation's banking business.

    This consolidation is not occurring as rapidly as I once thought it would. The last few years have created an aura of cosmetic prosperity. Now, loan demand again is rising, and that growth is driving earnings in the banking industry. But competitive forces remain a threat - and traditional lending will not be the same engine of growth going forward.

    In other words, it is going to be a tougher earnings environment for banks. That is what the stock market believes, and that is the reason bank stocks took a pummeling throughout much of 1994.

    The rise of new balance sheet risk management strategies also has created concern in the marketplace. But I believe these new strategies will prove to be a stabilizing influence when used prudently, as they should be, and as they are at First Union. In a year of rapidly rising interest rates, First Union's tax-equivalent net interest income rose by 9 percent.

    Those companies that have not repositioned themselves for the tougher competitive and market forces ahead will hit a "revenue wall" by 1997 or 1998. At that point, we will again see a wave of consolidation in this industry.

    We believe we have built First Union into an innovative, flexible company with the critical mass, talent and resources to remain a strong competitor in the years ahead.

    As First Union continues its transformation from a company that considers itself a bank into a full-service financial company, our goal is to build a "name brand," nationally recognized organization. In fact, our vision is for First Union to be the indispensable cog in our customers' financial well-being - a company that is known for its ability to provide highly individualized service for all its customers as their needs for managing their assets or managing their businesses grow.

    I have every confidence in our ability to achieve this goal because of our most formidable weapon - our people. I continue to be in awe of our employees' diligence and commitment to building a flexible, successful First Union. Our people worked tirelessly to reduce the level of nonperforming assets by a net $358 million in the past year. They rapidly consolidated ten merger partners representing $4.6 billion in assets into our system in less than a year. They streamlined processes and operations to speed loan turnaround time, giving us another competitive advantage. And they have diligently served our customers every day, striving to achieve the highest levels of service.

    Our success is the result of this exceptional teamwork, and for that our employees have my admiration and gratitude. I also extend my sincere appreciation for the support of our directors, stockholders and customers.


Sincerely,



Edward E.Crutchfield
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
FEBRUARY 21, 1995

                                       5
                                      ...
                                                    (FIRST UNION logo)

(Photograph of John R. Georgius appears here)
JOHN R.GEORGIUS, PRESIDENT, FIRST UNION CORPORATION



                           STRATEGIES  AND MARKETS


First Union's strength begins with its 8 million customers in seven states and Washington, D.C. Our eight full-service banks are located in the South Atlantic region, which comprises the world's fifth largest economy, based on state domestic product.

    Our region is expected to continue to outpace the nation in growth in per capita income, population and employment. The business environment is good and demand is strong. We see excellent opportunities ahead for growth in loans, deposits and fee income.

    Overall in the South Atlantic region, First Union ranks second largest with 12 percent of the region's $537 billion in deposits. First Union also is a market leader in commercial relationships.

    The economically diverse South Atlantic region continues to provide great potential for us to participate further in the growth and development of the communities and markets we serve.

    First Union is distinguished by fundamental strengths and earnings diversity, with a wide array of products and services. Our company has leading-edge automation that is driven by customers' needs and business goals. We also have a tradition of quality and geographic diversity in our loan and deposit mix, and we have kept a firm hand on core expenses.

    All of these strengths are focused on one thing: providing our customers with unparalleled service, convenience and responsiveness.

    As we expand the financial services First Union delivers, we remain focused on our reason for being: to serve our customers and to thereby enhance our value for stockholders. We intend to be the premier provider of financial services in our markets.

    In the years ahead, First Union expects to benefit significantly from investments we made in 1994. We have built a company that is flexible, adaptable and focused on our customers. With more than $84 billion in assets (including all pending acquisitions), First Union is able to provide a depth of resources and expertise to help customers manage their assets, grow their companies and build their communities.

    As First Union has grown and diversified, so has our marketplace. To meet the changing needs of our customers, in 1994 we streamlined our commercial banking processes and instituted key initiatives for both individual and commercial customers that should bear fruit in 1995 and beyond.

    First Union has long been known as a strong retail bank, but today our business is largely balanced between consumer and commercial banking.


.................................

CONSUMER BANKING

    Consumer loans grew 17 percent in 1994 from year-end 1993, largely in direct consumer loans and credit cards and from acquisitions. Our fastest growth is coming in higher-yielding credit card products. Consumer loans account for 54 percent of the total loan portfolio.


PRODUCTIVE BRANCH SYSTEM

    Our consumer banking strategies focus on expanding the array of products available through the branches, from traditional certificates of deposit to mutual funds. We are emphasizing higher-yielding retail products and small-business lending.

    In addition, we are streamlining and centralizing branch support functions into centralized service units so our branch personnel can spend more time focusing on customers rather than on performing administrative tasks.

    Our branches have grown increasingly more productive as attention turns from merger consolidation to serving customers. Deposits per branch have increased 100 percent and deposits per employee more than 100 percent since 1985.
In addition, loans per branch and loans per employee both have increased more than 100 percent since 1985.

    During this time, we have consolidated more than 700 of the branches that we have bought over the past nine years.

    Our largest bank, First Union National Bank of Florida, has $31.3 billion in assets and ranks second in Florida with a 16 percent deposit share. While it is second largest in the state, our Florida bank produced more net income than any of the other large Florida banks over the past five years and ranks among the most profitable and efficient large banks in the state.

    Our oldest bank, the $23.1 billion-asset North Carolina bank, ranks first in the state, with 19 percent of deposits. First Union ranks third in Virginia, Washington, D.C., and Georgia.

    With our newest branches beginning to perform up to First Union's standards, we expect more growth in 1995 and beyond. For example, we estimate that just four additional $15,000 loans per branch per month would generate $936 million in new receivables and nearly $40 million in net interest income.



.................................

COMMERCIAL BANKING

    Commercial loans grew 14 percent in 1994, led by our Florida, North Carolina and Virginia banks. Consumer and commercial loan increases also include $1.2 billion from acquisitions.

    In 1994, we redesigned our commercial lending processes based on customer demands for speed, efficiency and flexibility, as well as improved service. Our goal is to increase our market penetration by providing appropriate financial solutions and improved service to our customers, even as we compete with


                                       6
                                      ...
(FIRST UNION logo)
more nonbank and other competitors from outside our region. We have the "home court" advantage in already being established in our region, which is home to 90,000 companies each with annual sales over $3 million and 18,000 companies each with sales over $20 million.

    To meet customer and marketplace demands, we have organized our commercial lending strategies around the distinct service and product needs of four different market segments: Corporate (companies with sales of $100 million and more); Middle-market (sales of $20 million to $100 million); Commercial Banking (sales of $3 million to $20 million); and Small Business (sales of $1 million to $3 million). Each market segment has distinct needs, products and business development strategies.

    At First Union, commercial banking is driven by a relationship team approach, rather than being transaction-oriented. The team is guided by the relationship manager, who is charged with developing business opportunities, gaining a thorough knowledge of customers' businesses, and offering ideas and products to meet customers' financing needs. The relationship manager is supported by an underwriting team of credit professionals who direct loan due diligence firsthand, and a portfolio management team that services the loans and keeps documentation up-to-date.

    We reengineered commercial lending in 1994, reducing a process that often took three to five weeks and 26 steps - many of them bottlenecks in the process that added little value. The loan application and credit approval processes were streamlined, with multiple, redundant layers removed. Our goal now is to provide an answer to a loan request within three days while retaining high credit quality standards.

    Perhaps the most dramatic change in our commercial lending process has been in the Small Business segment. There are more companies with annual sales below $3 million in our region than in any other segment. However, our branch sales focus primarily had been on direct consumer loans and residential mortgages -we did little small-business lending before redesigning our lending process.

    Our research told us that the things small-business customers most valued were speed, convenience and responsiveness. So we changed our approach to this business, and now we use the branches as the marketing and referral arm for centralized underwriting units. These units are staffed by experienced commercial lenders and underwriters. Customers can make one toll-free phone call, and receive an answer to a loan request within 24 hours. The potential impact of this change can be seen in that one additional small-business loan per branch per month would generate $1.6 million in new loans per branch annually. That would translate into about $62 million in additional net interest income.

    During our start-up year in 1994, we originated 1,646 small-business loans, which averaged about $92,000 per loan, compared with virtually nothing the year before. This new lending process began in the Tampa Bay, Florida, area in April 1994, followed by North Carolina in October 1994, and was instituted in all of our states by the end of November 1994.


CAPITAL MARKETS

OVERVIEW

    We also have developed a relationship team approach in our Capital Markets area. In 1994, we built a strong track record in private placements, loan syndications, asset securitizations, commercial mortgage securitizations and lease securitizations. We also created risk management programs for our clients using foreign exchange and interest rate swaps, caps and options.

    This capital markets initiative resulted from changes in First Union and from changes in the industry that converged at about the same time:

    (Bullet) First, we had attained the critical mass that enabled us to recruit staff and offer the corporate financing alternatives referred to as capital markets products and services; and

    (Bullet) Second, our corporate customers also have grown, and many were using or needed to use the alternative financing and risk management products and services that we have grouped together under the Capital Markets umbrella.

    In this initiative, the primary customer focus has been on the middle market and upper middle market range ($20 million to $500 million in annual sales). First Union already has relationships with 25 percent of the more than 100,000 corporations and entrepreneurs in our region for whom alternative financing and risk management solutions may be appropriate.

    For example, during 1994, we assisted a 25-year customer of our Georgia bank by placing with private investors a $100 million issue of preferred stock and by syndicating a $160 million loan with domestic and international banks. Additionally, a commercial customer of our South Carolina bank received long-term capital for its acquisition strategy and to fund its working capital requirements from rapid growth. Our Capital Partners merchant banking unit structured and purchased $15 million of senior subordinated notes in this transaction, and we later provided a $25 million senior working capital and acquisition loan facility. In another transaction, we provided a combined $73 million in investment equity and a bank credit facility to a longtime customer of our Florida bank for the development of affordable housing projects.

       PRIMARY BANKING MARKET IN SOUTH ATLANTIC U.S.

(Map appears here with the following legend:)

            KEY

    Darker color indicates
    the areas of GREATEST
    concentration of First
    Union Bank branch
    locations

    Lighter color indicates
    the areas of LOWEST
    concentration of First
    Union Bank branch
    locations






                                       7
                                      ...
                                                      (FIRST UNION logo)

                           STRATEGIES  AND MARKETS



                     ASSET GROWTH
                 (DOLLARS IN BILLIONS)
        *DOES NOT INCLUDE PENDING ACQUISITIONS
               WITH $7 BILLION IN ASSETS.

       1990     1991     1992     1993    1994
       54.6     59.3     63.8     70.8    77.3*



HOW WE APPROACH THIS BUSINESS

    Our seasoned relationship managers are charged with knowing the customer, the customer's business, and the dynamics of the marketplace. We support relationship managers with industry specialists and capital markets specialists who are attuned to markets, rates and financial structures.

    In other words, First Union's approach is based on long-term relationship building, not on individual transactions. We find the right financing solution for a company's individual needs, whether that need is for a traditional senior loan or access to the capital markets.

During 1994, First Union:

    (Bullet) Executed 38 loan syndication transactions amounting to almost $30 billion in volume;

    (Bullet) Completed 15 asset securitizations and was a market leader in lease-backed securitizations;

    (Bullet) Completed more than 650 interest rate swap or cap transactions primarily to protect corporate customers in a rising interest rate environment; and

    (Bullet) Originated 11 private placement transactions amounting to $677 million, ranging from a $13 million placement of senior debt to a $100 million convertible preferred stock placement.

    In addition to these products and services, we expect by mid-year 1995 to receive federally approved, expanded "Section 20" powers to underwrite debt securities. We are recruiting professionals with experience in high-yield securities to complete our expanded Section 20 subsidiary, First Union Capital Markets Corp.

    Our Capital Markets Group also encompasses First Union's longstanding specialized industries and corporate banking units. First Union recognizes the importance of serving clients through industry specialization and offers experienced teams focused on health care; media/communications; leasing, finance and transportation; mortgage banking; and insurance and financial institutions. We added an energy unit in 1993, followed in 1994 by a new sports finance group that recognizes the nationwide growth of professional sports, particularly in our banking states. In 1994 we significantly increased the size and ability of our corporate banking unit to deliver custom-tailored corporate finance advice to our customers.

    Having built strength in the South Atlantic region, we are leveraging the expertise of our specialized and corporate banking units to benefit customers from coast to coast and around the world.

    First Union continues to expand its expertise in the international banking arena, primarily to meet the trade finance and foreign exchange needs of our corporate customers and to provide commercial banking and capital market products to the U.S. subsidiaries of foreign corporations - commonly known as reverse investment companies.

    The South Atlantic region has been an attractive investment market for foreign-owned companies. About 45 percent of all new and expanded foreign-based facilities in the United States over the past three years were in the South Atlantic region.

    Florida and North Carolina in particular have a high concentration of companies involved in international trade, but our entire South Atlantic region has seen international trade grow at a significantly greater pace than the economy as a whole.

    First Union has developed a growing number of correspondent banking partnerships with established banks to facilitate trade in 140 countries throughout the world. We processed more than $4 billion in trade transactions over the past year.

    In addition, during 1994 First Union pioneered two new global partnerships.

    Ours was the first U.S. banking company since sanctions were lifted to sign an agreement for a credit facility with a South African bank, in conjunction with the Export-Import Bank of the United States. The credit facility with one of the country's largest banking groups, and guaranteed by the Ex-Im Bank, will be used to support U.S. companies in exporting capital goods such as construction and mining equipment to South Africa. Since year-end 1993, our International Division has handled more than $200 million in trade transactions from South African banks, as well as trade transactions for more than 250 U.S. exporters.

    The second partnership was a joint venture with The Hongkong Chinese Bank Ltd., to support U.S. companies with trade in Asia. The company, First Union HKCB Asia Ltd., is expected to process $1.0 billion annually in trade transactions by the end of the decade.

    Overall, our international fee income increased 44 percent in 1994 from 1993, to $29 million.


.................................

SPECIALTY BUSINESSES

    Our branch network is complemented by several diversified units that we call "Specialty Businesses," including card products, mortgage lending and servicing, home equity lending, and investment products, as well as the capital markets products and services described previously.


CARD PRODUCTS

    Volume and outstandings for the bankcard industry have increased substantially over the past ten years, and we expect this trend to continue. Our Card Products unit, which includes credit cards, debit cards and automated teller machine cards, has developed a fast-growing credit card portfolio through targeted, national market solicitations aimed at achieving geographical diversity and at attracting high-quality, revolving credit customers. This campaign increased receivables

                                      8
                                     ...
(FIRST UNION logo)

98 percent to $4.0 billion and accounts 45 percent to 3 million at year-end 1994 compared to year-end 1993.

    Our goal is to become a leader in the credit card industry in profitability, credit quality and superior customer service. We plan to achieve this through controlled growth and by offering products of high value backed by knowledgeable personal service professionals.

    Purchase volume will also grow rapidly as new outlets such as grocery store and fast food locations are opened to alternative payment products.


MORTGAGE LENDING

    First Union's mortgage lending strategy during 1994 focused on increased productivity, expense control and development of strategic niches. In a tough year for the mortgage industry, First Union produced $4.5 billion of residential mortgages and reduced expenses from 1993 levels.

    Our mortgage origination strategy is to increase production from our banking network and, nationally, to further develop affinity and corporate relocation relationships as well as our telemarketing strategies. In addition, the mortgage company has eight residential lending branches outside our South Atlantic banking franchise that focus on business development opportunities in key growth markets, such as Portland, Oregon; Seattle, Washington; and Phoenix, Arizona.

    In 1994, almost 50 percent of total loans originated were securitized and sold in the secondary market, with First Union Mortgage Corporation retaining the servicing rights. Our mortgage loan servicing portfolio stood at $34.2 billion at year-end 1994, ranking FUMC among the nation's top 20 mortgage servicers.


HOME EQUITY LENDING

    We provide equity financing to nearly 90,000 homeowners through 184 offices in 42 states, as well as through our full-service bank branches. We also serve six additional states through a central processing center. Our home equity outstandings rose to $4.8 billion in 1994. We rank among the nation's top ten second mortgage lenders. Industry forecasts are for significant growth in 1995 and beyond as homeowners begin to tap their $3 trillion in estimated equity in the national housing market to pay for renovations, higher education and other need-based expenses.

    Our origination strategy emphasizes quality customer service, including two-day loan approval. Loans are originated largely through small, efficient offices based near major metropolitan areas, as well as through key affinity relationships with partners such as USAA.

    In addition, in 1994 we launched a "key person" initiative in smaller towns and cities, in which an originator pursues and develops leads. All processing is handled through the central office, reducing overhead and increasing loan production. Loan production averaged $5 million per branch in 1994.

    Our goal, rather than dominant market share in the home equity industry, is high quality loan growth. We have demonstrated a long-term record of strong credit quality. Over the past five years, our home equity-related net charge-offs have averaged .11 percent.



RETAIL INVESTMENT PRODUCTS

    For individual and institutional customers, we provide investment and asset management services through our Capital Management Group, which encompasses Trust, Private Banking, Proprietary Mutual Funds and Brokerage Services.

    We have responded to strong customer demand by offering a full line of proprietary mutual funds through registered representatives in our branch network. We entered the

                      CONTRIBUTIONS TO OVERALL PROFITABILITY

   Based on regulatory reports filed December 31, 1994. Includes contributions embedded in our state banks from Capital Markets Group, Capital Management Group,
                   Card Products and excludes other nonbank subsidiaries.

               51% Florida           3% South Carolina
               24% North Carolina    2% Tennessee
                8% Virginia          2% Washington, D.C.
                8% Georgia           2% Maryland


mutual fund market for the long haul, believing mutual funds, even though they are uninsured, will become a staple financial product, like certificates of deposit and savings accounts. By the end of the first quarter of 1995, we expect a full complement of branch employees - two in nearly every full-service bank branch - to have their Series 6 and Series 63 brokerage licenses. These employees are supported by some 200 licensed Series 7 personal investment counselors and by a team of wholesalers who provide marketing and sales information.

    During 1994, these employees completed more than 16,000 transactions, generating $97 million in sales and nearly $3 million in commissions. We are encouraged by this achievement during our start-up year - a tough year for the brokerage industry in general - and this compares to virtually no sales through the branches in 1993.

    Our mutual fund family grew to $7.0 billion and is in the process of being renamed "The Evergreen Funds"


                                         9
                                        ...
                                                     (FIRST UNION logo)

                            STRATEGIES  AND MARKETS

as a result of the acquisition of the well-respected Lieber & Co. in 1994. Lieber is the investment adviser for the Evergreen Funds, with a total market value of $2.8 billion in assets. First Union now has more than 30 proprietary mutual fund offerings.

    First Union ranks eighth nationally among banking companies in total assets managed and third in retail fund management.

    Also on the personal financial planning front, we have had excellent response to our asset management account, which we call the "CAP Account." During 1994, CAP Account deposit balances more than tripled; investment balances doubled; and related fee income increased 200 percent. We expect this to be an excellent relationship product for us going forward.

    We also offer tax-deferred retirement plan services to employers of all sizes. Our Daily Retirement Services fee income doubled for the third consecutive year in 1994. In this service-driven business, First Union ranked number one in the Dalbar Financial Services 401(k) Market Analysis Survey for toll-free participant account services, including our 24-hour information services. We continue to enhance our service through the use of technology to provide customers access to information and the ability to implement decisions 24 hours a day.

    The Capital Management Group has $47.6 billion of assets under care, including $23.2 billion of assets under management.



.................................

THE FUTURE

    In short, First Union is a company that is concentrating on its customers' needs as it focuses on the future, with advanced technology, state-of-the-art products and services, and a commitment to delighting our customers with speed, convenience and new financial products.

    Our goal is to provide our customers with the products they want, when they want them and in the way they want them. Today, the majority of customers over age 50 prefer using a branch office. In the future, customers will want to conduct more of their financial business through enhanced automated teller machines, interactive video screens, at home or another location through their own computers, telephones or television screens.

    First Union is pioneering alternative delivery methods, ranging from centralized telecommunications centers for "one-stop shopping" via toll-free numbers, to the development and introduction of card products using integrated computer chip circuitry. We believe our management commitment to using proven, cost-effective technology will keep us in the forefront of the financial services industry.

    In addition, First Union has opened its First Access Network "branch" on the Internet global computer network, with more than 120 pages of information including product and service offerings, consumer credit tips, career opportunity listings and corporate community involvement information. This information is available at the Internet address of URL:http://www.firstunion.com/; or via the electronic mail address of comments@firstunion.com.

    As technology develops to ensure account confidentiality, we will be able to execute financial transactions such as credit card purchases, bill paying and credit applications on-line.

    We intend to continue to lead the industry with innovative financial services that provide customers with the most convenient way to manage their finances - to be their "first access point" into the financial system.


                        FULL-SERVICE BANKING UNITS


                                  FLORIDA
                           Assets: $31.3 billion
                               Branches: 552
                     Deposits: SHARE: 16%; RANK: 2nd

                         Loans, Net: $21.3 billion
                          Deposits: $25.9 billion

                                  GEORGIA
                            Assets: $9.1 billion
                               Branches: 154
                     Deposits: SHARE: 10%; RANK: 3rd

                         Loans, Net: $6.4 billion
                          Deposits: $7.2 billion

                              SOUTH CAROLINA
                            Assets: $2.4 billion
                                Branches: 66
                      Deposits: SHARE: 6%; RANK: 4th

                         Loans, Net: $1.7 billion
                          Deposits: $1.9 billion

                             WASHINGTON, D.C.
                            Assets: $1.6 billion
                                Branches: 33
                     Deposits: SHARE: 13%; RANK: 3rd

                         Loans, Net: $507 million
                          Deposits: $1.2 billion



                            NORTH CAROLINA
                         Assets: $23.1 billion
                              Branches: 276
                  Deposits: SHARE: 19%; RANK: 1st

                     Loans, Net: $16.2 billion
                       Deposits: $18.0 billion

                                 VIRGINIA
                          Assets: $8.3 billion
                              Branches: 177
                     Deposits: SHARE: 10%; RANK: 3rd

                      Loans, Net: $5.6 billion
                        Deposits: $6.2 billion

                                TENNESSEE
                          Assets: $2.1 billion
                               Branches: 54
                   Deposits: SHARE: 3%; RANK: 7th

                      Loans, Net: $1.1 billion
                        Deposits: $1.7 billion

                                 MARYLAND
                          Assets: $1.3 billion
                               Branches: 26
                 Deposits: SHARE: 2%; RANK: 10th

                     Loans, Net: $596 million
                       Deposits: $961 million


                                SPECIALTY BUSINESSES


                CAPITAL MARKETS GROUP*
                  Assets: $9.6 billion
               Loans, Net: $5.1 billion
                         Offices: 26

                    CARD PRODUCTS*
                    Loan Receivables:
                        $4.0 billion

                 FIRST UNION MORTGAGE
                      CORPORATION
            Loans Serviced: $34.2 billion
                  Origination Volume:
                     $4.9 billion
                    Locations: 18
                       States: 9



                 CAPITAL MANAGEMENT GROUP*
                       Assets Under Care:
                          $47.6 billion
                  Assets Under Management:
                          $23.2 billion
                Personal Trust Locations: 53
                    Full-Service Brokerage
                          Locations: 104
                         Licensed Branch
                  Employee Locations: 1,188

                     HOME EQUITY LENDING
                    Loans, Net: $4.8 billion
                  Locations: 184, plus 1,338
               full-service banking locations.
                            States: 42

    *ASSET AND LOAN INFORMATION FOR THESE SPECIALTY BUSINESSES IS INCLUDED IN THE FULL-SERVICE BANKING UNITS LIST ABOVE BECAUSE THEIR OPERATIONS ARE INTEGRATED IN OUR FRANCHISE STATES. ASSETS AND DEPOSITS ARE BASED ON REGULATORY REPORTS FILED DECEMBER 31, 1994. DEPOSIT SHARE AND RANK ARE BASED ON ALL INSURED DEPOSITS IN DOMESTIC OFFICES ON SEPTEMBER 30, 1994.





                                       10
                                      ...
(FIRST UNION logo)

                              FINANCIAL REPORTS
                   FIRST UNION CORPORATION AND SUBSIDIARIES



.................................
CONTENTS
Management's Analysis of Operations.............................................................12

Financial Tables................................................................................25

Six-Year Net Interest Income Summary............................................................52

Management's Statement of Financial Responsibility..............................................54

Independent Auditors' Report....................................................................54

Consolidated Balance Sheets.....................................................................55

Consolidated Statements of Income...............................................................56

Consolidated Statements of Changes
    in Stockholders' Equity.....................................................................57

Consolidated Statements of Cash Flows...........................................................58

Notes to Consolidated Financial Statements......................................................59

Glossary........................................................................................90

Boards of Directors.............................................................................91

Corporate Management Committee..................................................................91

Principal Subsidiaries..........................................................................93

Stockholder Information.........................................................................94




.................................
INDEX  TO SPECIAL TOPICS
Accounting Policies.........................................................................21, 59
Annual Meeting..................................................................................94
Capital Resources
   Risk-based Capital...................................................................19, 25, 42
   Stockholders' Equity.......................................................1, 3, 18, 55, 57, 82
Common Stock
   Book Value.............................................................................1, 2, 26
   Income Per Share...............................................................1, 3, 12, 26, 56
   Market Price..........................................................................1, 26, 29
Description of Business...................................................................3, 6, 93
Dividends..................................................1, 2, 3, 19, 24, 25, 26, 29, 55, 57, 58
Earnings Performance...................................................................1, 2, 3, 56
Employees................................................................................3, 43, 76
Income Taxes................................................................13, 26, 56, 61, 79, 80
Interest Rate Risk Management...............................................................19, 85
   Derivative Transactions .........................21, 45, 46, 47, 48, 49, 50, 51, 52, 53, 85, 86
   Interest Rate Sensitivity Model......................................................19, 20, 44
Liquidity
   Debt Ratings.................................................................................94
Loans
   Asset Quality........................................................................15, 16, 37
   Average Balances.............................................................................52
   Charge-offs...................................................................1, 16, 17, 37, 70
   Commercial Real Estate.......................................................15, 16, 17, 36, 68
    Geographic Concentrations...................................................................17
    Industry Classifications................................................................15, 16
    Project Type............................................................................15, 16
   Consumer Loan Portfolio..........................................................14, 15, 35, 68
    Highly Leveraged Transactions...............................................................15
   Loan Loss Allowance......................................................16, 37, 38, 55, 60, 70
   Loan Loss Provision......................................................16, 26, 29, 37, 56, 70
   Mix at Year-End..............................................................................14
   Nonperforming Assets......................................................1, 12, 16, 25, 37, 70
   Southeast Banks Segregated Assets............................................17, 23, 39, 55, 71
Net Interest Income.....................................................12, 13, 22, 26, 29, 53, 56
Net Interest Margin..............................................................1, 13, 22, 25, 52
Noninterest Expense.............................................................13, 26, 27, 29, 56
Noninterest Income .............................................................13, 26, 27, 29, 56
Preferred Stock......................................................1, 18, 26, 29, 55, 57, 58, 75
Quarterly Data..................................................................................29
Results of Operations.........................................................1, 3, 12, 26, 29, 56
Return on Average Assets ............................................................1, 12, 25, 28
Return on Average Stockholders' Equity...............................................1, 12, 25, 28
Securities
   Available For Sale....................................1, 14, 26, 29, 31, 32, 55, 56, 58, 64, 65
   Investment............................................1, 14, 26, 29, 33, 34, 55, 56, 58, 66, 67
Shares, Number Outstanding...........................................................1, 55, 56, 57
Stockholders, Number of.........................................................................43
Trading Activities..............................................................................13

                                       11
                                      ...



                                                     (FIRST UNION logo)

                     MANAGEMENT'S ANALYSIS  OF OPERATIONS
                   FIRST UNION CORPORATION AND SUBSIDIARIES


                  NET INCOME  PER
                    COMMON SHARE
                   (DOLLARS PER SHARE)
             *BEFORE REDEMPTION PREMIUM.

1990      1991     1992      1993        1994*
1.68      2.24     2.23      4.73        5.22


                    RETURN  ON
               AVERAGE COMMON EQUITY
                   (IN PERCENT)
           *BEFORE REDEMPTION PREMIUM.

1990     1991     1992      1993     1994*
7.78     10.03    9.08      17.42    17.04



            RETURN  ON AVERAGE ASSETS
                   (IN PERCENT)
             *BEFORE REDEMPTION PREMIUM.

1990     1991    1992   1993     1994*
.50       .63     .63   1.20     1.27




EARNINGS HIGHLIGHTS

    First Union's net income applicable to common stockholders increased in 1994 to a record $900 million before redemption premium on preferred stock, an increase of 14 percent from $793 million in 1993. On a per common share basis, earnings before redemption premium were $5.22 in 1994, an increase of 10 percent from $4.73 in 1993.

    Fourth quarter 1994 net income applicable to common stockholders before redemption premium increased 18 percent to $225 million, from $190 million in the fourth quarter of 1993. On a per common share basis, fourth quarter 1994 earnings were $1.28 before redemption premium compared with $1.12 in the fourth quarter of 1993.

    After the redemption premium, net income applicable to common stockholders was a record $859 million, or $4.98 per common share in 1994, and $183 million, or $1.04, in the fourth quarter of 1994. The redemption premium is related to the redemption of the corporation's Series 1990 preferred stock on March 31, 1995.

Key factors in our 1994 performance were:

    (Bullet) 9 percent growth in tax-equivalent net interest income;

    (Bullet) 15 percent loan growth; and

    (Bullet) Continued improvement in credit quality.

    Tax-equivalent net interest income also was a record - $3.1 billion in 1994, compared with $2.9 billion in 1993.

    Net loans increased by $7.2 billion (including $1.2 billion from acquisitions) since year-end 1993. Commercial loan growth was strong throughout First Union's banking states, led by Florida, North Carolina and Virginia. Consumer loan growth was led by direct consumer loans through the retail bank branches and credit cards.

    Credit quality improvements included a $358 million net decrease in nonperforming assets since year-end 1993, to $558 million, or 1.03 percent of net loans and foreclosed properties at December 31, 1994. Another key measure of credit quality is charge-offs, and First Union's net charge-offs remained low in 1994 at .33 percent of average net loans, compared with .58 percent in 1993.

    In 1994, we completed ten acquisitions amounting to $4.6 billion in assets; $1.2 billion in net loans; and $4.0 billion in deposits.

    These acquisitions included Lieber & Co., the investment adviser to the Evergreen family of mutual funds, Home Federal Savings Bank, American Bancshares, Inc., Jacksonville Federal, Citizens Federal, BancFlorida Financial Corporation, Cobb Federal, Hollywood Federal, and certain Florida branches of Chase Manhattan Bank of Florida, N.A. and Great Western Bank, FSB. The purchase accounting acquisition of BancFlorida, with $1.6 billion in assets, $847 million in net loans and $1.2 billion in deposits, was the most significant bank-related acquisition that was consummated in 1994.

    The pooling of interests accounting acquisitions of Dominion Bankshares Corporation, South Carolina Federal Corporation and DFSoutheastern, Inc., were completed in the first quarter of 1993, and in the second quarter of 1993, we completed the purchase accounting acquisitions of Georgia Federal Bank, FSB, and First American Metro Corp.

    Domestic banking operations, including trust operations, located in North and South Carolina, Georgia, Florida, Maryland, Tennessee, Virginia and Washington, D.C., and mortgage operations are our principal sources of revenues. Foreign banking operations are immaterial.

    The NET INTEREST INCOME section provides information about lost interest income related to nonaccrual and restructured loans and the ASSET QUALITY section includes further information about the loan loss provision.


OUTLOOK

    We were pleased with our solid growth and record performance in 1994, as well as our ability to enhance our prospects for the future through investments designed to expand the capacity of our fundamental businesses and to develop new areas for growth. The strength in our underlying fundamentals gives us a great deal of optimism as we choose to make these discretionary investments, which we expect to result in growth in loans, net interest income and fee income.

    Consummation of the pending acquisitions of American Savings Bank of Florida, FSB, First Florida Savings Bank, FSB, and Coral Gables Fedcorp, Inc., in Florida and Ameribanc Investors Group, parent of Ameribanc Savings Bank, FSB, in Virginia, are expected to be completed by mid-1995. At December 31, 1994, the combined assets, net loans and deposits of these banks were $7.2 billion, $4.6 billion and $5.1 billion, respectively. We expect these acquisitions will have a minor impact on 1995 earnings and will be positive to earnings within 12 months of consummation.

    We continue to be alert to opportunities to enhance stockholder value, especially in view of recently adopted federal legislation that will permit the corporation to acquire banking organizations throughout the nation. We are evaluating acquisition opportunities, and teams of experienced bankers from all areas of the corporation frequently conduct due diligence activities in connection with possible acquisitions.

    As a result, acquisition discussions and in some cases negotiations frequently take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First


                                     12
                                     ...
                                                    (FIRST UNION logo)

Union's book value and net income per common share may occur in connection with any future acquisitions.

    The ACCOUNTING AND REGULATORY MATTERS section provides information about various other legislative, accounting and regulatory matters that have recently been adopted or proposed.


.................................

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

    Loan growth and pricing discipline on loans and deposits contributed to record net interest income in 1994.

    Nonperforming loans reduced interest income because the contribution from these loans is eliminated or sharply reduced. In 1994, $48 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in 1994 was $6 million. However, a $358 million net decrease in nonperforming assets since year-end 1993 reduced the negative impact to interest income in 1994.


NET INTEREST MARGIN

    The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.77 percent in 1994, compared with 4.78 percent in 1993. The margin is not our primary management focus or goal; our goal is to continue increasing net interest income, which has increased for 21 consecutive quarters.

    The average rate earned on earning assets was 7.92 percent in 1994, compared with 7.77 percent in 1993. The average rate paid on interest-bearing liabilities was 3.69 percent in 1994 and 3.44 percent in 1993.

    We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the INTEREST RATE RISK MANAGEMENT section.


NONINTEREST INCOME

    We are meeting the challenges of changing demographics and increased competition in the financial services industry with investments designed to enhance our prospects for future fee income growth. During 1994, we significantly broadened our product lines, particularly in the capital markets, financial planning and card product areas, to provide additional sources of fee income that complement our long-standing banking products and services.

    Noninterest income was $1.16 billion in 1994, compared with $1.20 billion in 1993, when the mortgage industry was more robust. Noninterest income included $84 million in 1994 and $48 million in 1993 from the disposition of First American segregated assets.


TRADING ACTIVITIES

    Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own account. All trading activities are conducted within risk limits established by the corporation's Funds Management Committee, and all trading positions are marked to market daily.

    Trading activities include fixed-income securities, money market instruments, foreign exchange, options, futures, forward rate agreements and swaps.

    At December 31, 1994, trading account assets were $1.2 billion, compared with $652 million at year-end 1993. Investments in commercial paper, federal agency securities, U.S. Treasury notes and revaluation gains accounted for most of the increase in trading account assets from year-end 1993. These assets are carried at market value.

    In March of 1993, we established a derivatives products group to provide customers with the ability to use off-balance sheet derivative financial products to tailor risk management solutions to their specific management objectives. Included in trading profits are revenues from off-balance sheet dealer activities of $31 million in 1994, compared with $15 million in 1993.


NONINTEREST EXPENSE

    Noninterest expense was $2.68 billion in 1994, compared with $2.52 billion in 1993. The increase reflects growth in personnel, advertising and other expenses related to our card products, financial planning and capital markets initiatives undertaken to improve prospects for revenue growth, as well as expenses related to acquisitions. Offsetting these increases was a decline in mortgage servicing amortization. Costs related to environmental matters were not material.


INCOME TAXES

    Income taxes were $490 million in 1994, compared with $403 million in 1993. The increase resulted primarily from an increase in income before taxes.



.................................

BALANCE SHEET ANALYSIS

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

    Our Funds Management Committee manages interest rate risk under specific policy standards, which


                                    NET INTEREST INCOME
                                  (DOLLARS IN BILLIONS)
                                     TAX-EQUIVALENT.

                       1990     1991     1992    1993    1994
                       1.873    2.025    2.563   2.867   3.126


                                    NONINTEREST INCOME
                                  (DOLLARS IN BILLIONS)

                          1990    1991    1992    1993   1994
                           .699   1.070    1.064   1.198  1.159


                                   NONINTEREST EXPENSE
                                  (DOLLARS IN BILLIONS)

                          1990     1991     1992    1993    1994
                          1.681    1.906    2.527   2.522   2.677

                                         13
                                        ...
                                                    (FIRST UNION logo)

                     MANAGEMENT'S ANALYSIS  OF OPERATIONS
                   FIRST UNION CORPORATION AND SUBSIDIARIES




                    YEAR-END EARNING ASSETS
                     (DOLLARS IN BILLIONS)

           Loans, net
           Investment Securities
           Securities Available For Sale
           Other

1990     1991     1992     1993    1994
48.6     51.9     56.2     63.0    69.0


                    YEAR-END SECURITIES
                    AVAILABLE  FOR SALE

              34% U.S. Government Agencies
              28% U.S. Treasury Securities
              18% Other Bonds
              16% Collateralized Mortgage Obligations
               4% Other



                     YEAR-END LOANS

            29% Commercial, Financial and Argicultural
            27% Retail Real Estate-Mortgage
            20% Installment Loans-Other
            10% Commercial Real Estate-Mortgage
             7% Installment Loans-Bankcard
             4% Other
             3% Commercial Real Estate-Construction and Other


                    YEAR-END INVESTMENT
                          SECURITIES

            35% U.S. GOVERNMENT AGENCIES
            33% MUNICIPAL SECURITIES
            27% COLLATERALIZED MORTGAGE OBLIGATIONS
             5% OTHER


are discussed in more detail in the INTEREST RATE RISK MANAGEMENT section. In addition to certain securities, off-balance sheet transactions such as interest rate swaps have been used to maintain interest rate risk at acceptable levels in accordance with our policy standards.

    The loan portfolio carries the potential credit risk of past due, non-performing or, ultimately, charged-off loans. We manage this risk primarily through credit approval standards, which are discussed in more detail in the LOANS section.

    Year-end 1994 earning assets were $69.0 billion, a 10 percent increase from $63.0 billion in 1993. Average earning assets in 1994 were $65.5 billion. This was a 9 percent increase from $59.9 billion in 1993.



SECURITIES AVAILABLE FOR SALE

    Securities available for sale are used as a part of the corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital ratios and other factors. In accordance with the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", we began accounting for debt and equity securities on a market value basis as of January 1, 1994.

    At December 31, 1994, we had securities available for sale with a market value of $7.8 billion, compared with a market value of $11.9 billion at year-end 1993. The market value of securities available for sale was $302 million below amortized cost at year-end 1994. As a result, a $214 million after-tax unrealized loss was recorded as a reduction of stockholders' equity at December 31,1994. Table 8 provides information related to unrealized gains and losses and realized gains and losses on these securities.

    The average rate earned on securities available for sale in 1994 was 5.51 percent, compared with 5.03 percent in 1993. The average maturity of the portfolio was 3.82 years at December 31, 1994.



INVESTMENT
SECURITIES

    Investment securities amounted to $3.7 billion at December 31, 1994, compared with $2.7 billion at year-end 1993.

    The average rate earned on investment securities in 1994 was 9.03 percent, compared with 7.07 percent in 1993. The average maturity of the portfolio was
6.34 years at December 31, 1994.

    Gains and losses in this portfolio in 1994 were related to premiums received on the call of certain securities, effectively accelerating the securities' maturity, and sales of securities downgraded in creditworthiness. Table 9 provides further information related to unrealized gains and losses and realized gains and losses on these securities.



LOANS

    Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company, and a special real estate credit group reviews large commercial real estate loans before approval. Consistent with our long-time standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.

    Our commercial lenders focus principally on middle-market companies. A majority of our commercial loans are for less than $10 million.

    Our consumer lenders emphasize credit judgments that focus on a customer's debt obligations, ability


                                     14
                                     ...
(FIRST UNION logo)
and willingness to repay, and general economic trends.

    Net loans at December 31, 1994, were $54.0 billion, compared with $46.9 billion at year-end 1993. The fastest growth in our consumer loan portfolio is coming in higher-yielding credit card products. This is a result of a targeted, national solicitation effort that increased credit card outstandings 98 percent in 1994. Commercial loan growth came primarily from Florida, North Carolina and Virginia. The increase also includes $1.2 billion from our 1994 acquisitions.

    The loan portfolio at December 31, 1994, was composed of 46 percent in commercial loans and 54 percent in consumer loans. The portfolio mix did not change significantly from year-end 1993.

    At December 31, 1994, unused loan commitments related to commercial and consumer loans were $14.5 billion and $9.8 billion, respectively. Commercial and standby letters of credit were $2.1 billion.

    At December 31, 1994, loan participations sold to other lenders amounted to $1.3 billion and were recorded as a reduction of gross loans.

    The average rate earned on loans in 1994 was 8.55 percent, compared with
8.50 percent in 1993. The average prime rate in 1994 was 7.15 percent, compared with 6.00 percent in 1993. Loan yields have lagged the increases in the prime rate.

    The ASSET QUALITY section provides information about geographic exposure in the loan portfolio and a loss-sharing arrangement with the Federal Deposit Insurance Corporation (FDIC) covering the Southeast Banks commercial and consumer loan portfolios acquired from the FDIC in 1991.


COMMERCIAL REAL ESTATE LOANS

    Commercial real estate loans amounted to 13 percent of the total portfolio at December 31, 1994, and 16 percent at December 31, 1993. This portfolio included commercial real estate mortgage loans of $5.4 billion at December 31, 1994, and $5.8 billion at December 31, 1993. This portfolio declined in 1994 primarily as customers took advantage of the low-rate environment to move out of floating rate debt into permanent, long-term financing.


HIGHLY LEVERAGED TRANSACTIONS

    An HLT loan generally is defined as a loan amounting to more than $20 million involving a buyout, acquisition or recapitalization of an existing business, in which the loan substantially increases a company's debt-to-equity ratio. At December 31, 1994, outstanding HLT loans amounted to $971 million, compared with $786 million at December 31, 1993.


.................................

ASSET QUALITY

    The following asset quality discussion is divided into two sections to reflect the loss-sharing arrangement between First Union and the FDIC in connection with the September 1991 Southeast Banks transaction.

    The first section relates to First Union's nonperforming assets, past due loans, net charge-offs and loan loss allowance, excluding those related to acquired Southeast Banks nonperforming assets.

    The second section relates solely to the same categories mentioned above segregated for the acquired Southeast Banks loan portfolio. Certain ratios related to First Union's non-performing assets and net charge-offs have been favorably affected because the Southeast Banks segregated assets portfolio has not been included in the determination of these ratios.

    Under the loss-sharing arrangement, the FDIC reimburses First Union for 85 percent of any losses associated with the acquired Southeast Banks commercial and consumer loan portfolio, except revolving consumer credit, for which reimbursement


            YEAR-END COMMERCIAL LOANS
            (INDUSTRY CLASSIFICATION)

(IN MILLIONS)
Manufacturing........... $ 2,599
Retail trade............   1,376
Wholesale trade.........   1,106
Services................   3,488
Financial services......   1,404
Insurance...............     292
Real estate-related.....   1,210
Communications..........   1,157
Transportation..........     720
Public utilities........     182
Agriculture.............     447
Construction............     336
Mining..................     298
Individuals.............     736
Public administration...     313
Other                      1,858
Total                    $17,522


                            COMMERCIAL REAL ESTATE LOANS
                                   (PROJECT TYPE)

  (IN MILLIONS)          OUTSTANDINGS     NUMBER OF LOANS
Apartments...............     $   870               1,348
Condominiums.............          75                 189
Land-improved............         545                 998
Land-unimproved..........         361                 712
Lodging..................         194                 176
Office buildings.........       1,626               4,006
Industrial buildings.....         662               1,821
Retail sales buildings...       1,187               1,704
Single family............         528               3,269
Other                           1,124               2,197
Total                         $ 7,172              16,420


                     YEAR-END CONSUMER LOANS

             36% Mortgage Loans to Individuals
             27% Consumer Credit
             13% Bankcards
              8% Second Mortgages
              8% Mortgage Warehouse and Securitized Mortgages
              8% Sales Finance


                                       15
                                       ...
                                                 (FIRST UNION logo)

                     MANAGEMENT'S ANALYSIS  OF OPERATIONS
                   FIRST UNION CORPORATION AND SUBSIDIARIES



                  NONPERFORMING ASSETS
    (PERCENT OF NET LOANS AND FORECLOSED PROPERTIES)
                EXCLUDES SEGREGATED ASSETS

1990      1991     1992      1993     1994
3.42      4.10     3.19      1.95     1.03


                  YEAR-END NONPERFORMING
                     COMMERCIAL LOANS
                (INDUSTRY CLASSIFICATION)

(IN MILLIONS)        OUTSTANDINGS
Manufacturing.........      $   8
Retail trade..........         18
Wholesale trade.......          4
Services..............         44
Financial services....          5
Real estate-related...         18
Transportation........          2
Agriculture...........         12
Construction..........          6
Mining................          1
Individuals...........         20
Other                          18
Total                       $ 156

                       QUARTERLY NONPERFORMING ASSETS
                              BY BUSINESS UNIT
                  EXCLUDES ACQUIRED SOUTHEAST BANKS ASSETS.


(DOLLARS IN MILLIONS)   4Q94   3Q94   2Q94   1Q94   4Q93
Florida...........     $ 289    313    283    325    347
North Carolina....        66     63     57     64     81
Georgia...........        39     81     91    119    134
Virginia..........        58     73     93    118    161
South Carolina....        14     31     38     41     43
Tennessee.........         6     10     10     13     29
Maryland..........        12     17     18     28     29
Washington, D.C...         6      8     12     17      9
Other Units*              68     58     60     71     83
Total                  $ 558    654    662    796    916

*FIRST UNION MORTGAGE CORPORATION, FIRST UNION HOME EQUITY BANK, CAPITAL MARKETS GROUP AND OTHER UNITS.



                             YEAR-END NONACCRUAL
                                  REAL ESTATE
                                (PROJECT TYPE)
                        INCLUDES FORECLOSED PROPERTIES.

(IN MILLIONS)       OUTSTANDINGS
Apartments.........        $  15
Condominiums.......            3
Industrial.........           16
Land-improved......           31
Land-unimproved....           44
Lodging............           12
Office buildings...           42
Retail.............           49
Single family......           45
Other                        143
Total                      $ 400


declines five percent per year to 65 percent by 1996.

    The FDIC also provides virtually cost-free funding for the acquired Southeast Banks nonperforming assets. This was initially accomplished through five-year revolving notes issued by First Union. Since the first quarter of 1992, in accordance with the FDIC assistance agreements, the

    FDIC has been paying a market rate of interest on the amount of additions to Southeast Banks segregated assets.



FIRST UNION

NONPERFORMING ASSETS

    At December 31, 1994, non-performing assets were at their lowest level since 1991 at $558 million, or 1.03 percent of net loans and foreclosed properties, compared with $916 million, or 1.95 percent, at December 31, 1993.

    Loans or properties of less than $5 million each made up 83 percent, or $465 million, of nonperforming assets at December 31, 1994. Of the rest:

(Bullet) Seven loans or properties between $5 million and $10 million each accounted for $47 million; and

(Bullet) Three loans or properties over $10 million each accounted for $46 million.

    Seventy-two percent of non-performing assets were collateralized by real estate at December 31, 1994, compared with 71 percent at year-end 1993.



FIRST UNION
PAST DUE LOANS

    In addition to these non-performing assets, at December 31, 1994, accruing loans 90 days past due were $140 million, compared with $71 million, at December 31, 1993. Of these, $27 million were related to commercial and commercial real estate loans, compared with $10 million at December 31, 1993. The increase in past due loans was attributable in part to our 1994 acquisitions.

FIRST UNION NET CHARGE-OFFS

    Net charge-offs as a percentage of average net loans were .33 percent in 1994, compared with .58 percent in 1993. Net charge-offs increased slightly in the fourth quarter of 1994, reflecting bulk sales of nonperforming assets in Georgia and South Carolina. We expect moderate charge-off levels to continue throughout 1995. The dollar level will be higher in 1995 as credit card portfolios mature. Table 12 provides information on net charge-offs by category.



FIRST UNION PROVISION AND
ALLOWANCE FOR LOAN LOSSES

    The loan loss provision was $100 million in 1994, compared with $222 million in 1993. The decrease in the loan loss provision in 1994 was based primarily on current economic conditions, lower levels of non-performing assets, the maturity of the nonperforming assets portfolio, lower current charge-offs, and projected levels of charge-offs.

    We establish reserves based upon various other factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial loans and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from borrowers, and analysis of other less quantifiable factors that might influence the portfolio. Reserves for consumer loans are based principally on delinquencies and historical loss rates. We analyze all loans in excess of $500,000 that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary.

    For several quarters, the loan loss allowance as a percentage of net loans has declined and the allowance coverage of nonaccrual and restructured loans and nonperforming assets has increased, as indicated in Table 12.


                                      16
                                      ...
(FIRST UNION logo)

In 1994, this was primarily the result of loan growth and a net decline of $358 million in nonperforming assets from December 31, 1993. These percentages exclude the acquired Southeast Banks segregated assets. The SOUTHEAST BANKS SEGREGATED ASSETS section provides information related to a separate $22 million allowance for losses on segregated assets.

    Modeling and determination of reserve adequacy has evolved over the past several years to include a highly statistical analysis of loss potential in the portfolio, in addition to a loan-by-loan analysis of material nonperforming assets. Additionally, we evaluate macroeconomic trends, portfolio concentrations and other factors that might affect portfolio performance.

    As credit grades improved during 1992 and 1993, reserves allocated to specific credits declined, resulting in increases to the general unallocated reserve. Beginning in 1993, we refined our historical loss rates by adopting a statistical loss migration analysis model, which did not entail a change in any subjective assumptions about our loan portfolio or its performance. This change resulted in additional increases to the unallocated allowance.


SOUTHEAST BANKS
SEGREGATED ASSETS

    At December 31, 1994, acquired Southeast Banks segregated assets amounted to $187 million, or $165 million net of the $22 million allowance referred to above, compared with $380 million, or $347 million net of a $33 million allowance, at December 31, 1993. This segregated asset portfolio consists of nonaccrual loans and foreclosed properties, net of the allowance for segregated assets as indicated in Table 15.


SOUTHEAST BANKS
PAST DUE LOANS

    Accruing loans 90 days past due included in the acquired Southeast Banks performing loan portfolio were $22 million at December 31, 1994, and $28 million at December 31,1993. These loans are subject to the terms of the FDIC loss-sharing agreement.


SOUTHEAST BANKS
NET CHARGE-OFFS

    Net charge-offs of $10 million, representing First Union's approximately 15 percent share of the losses on acquired Southeast Banks loans, were deducted from the allowance for segregated assets in 1994, compared with $14 million in 1993.


GEOGRAPHIC EXPOSURE

    The loan portfolio in the South Atlantic region of the United States is spread primarily across 61 metropolitan statistical areas with diverse economies. Washington, D.C.; Charlotte, North Carolina; Atlanta, Georgia; and Miami, Jacksonville, West Palm Beach and Tampa, Florida, are our largest markets, but no individual metropolitan market contains more than 7 percent of the commercial loan portfolio.

    Substantially all of the $7.2 billion commercial real estate portfolio at December 31, 1994, was located throughout our retail banking region.


.................................

LIQUIDITY AND

FUNDING SOURCES

    Liquidity planning and management are necessary to ensure that we maintain the ability to fund operations cost effectively and to meet current and future obligations. In this process, we focus on both assets and liabilities and the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

    Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region, creates considerable funding diversity and stability. Further, recently acquired bank and thrift deposits have enhanced liquidity.

    Asset liquidity is maintained through maturity management and our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity and mortgage loans. Off-balance sheet sources of liquidity exist as well, such as a mortgage servicing portfolio, for which the estimated market value exceeded book value by $369 million at December 31, 1994.



CORE DEPOSITS

    Core deposits were $53.2 billion at December 31, 1994, compared with $50.9 billion at December 31, 1993. This increase in core deposits primarily reflects deposits acquired from our 1994 acquisitions. Core deposits include savings, negotiable order of withdrawal (NOW), money market and noninterest-bearing accounts, and other consumer time deposits.

    In both 1994 and 1993, average noninterest-bearing deposits were 20 percent of average core deposits. The NET INTEREST INCOME SUMMARIES provide additional information about average core deposits.

    The portion of core deposits in higher-rate, other consumer time deposits was 35 percent at December 31, 1994, and 33 percent at year-end 1993. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal and are less expensive to process.

    Average core deposit balances in 1994 increased $2.0 billion from 1993. Average balances in savings and NOW, money market and noninterest-bearing deposits were higher when compared with the previous year, while other




                                 NET CHARGE-OFFS
                         (PERCENT OF AVERAGE NET LOANS)
                EXCLUDES SOUTHEAST BANKS-RELATED NET CHARGE-OFFS.

1990     1991      1992      1993     1994
.68      1.48       .86       .58      .33



           NET CHARGE-OFFS  BY
                LOAN TYPE
        (INDUSTRY CLASSIFICATION)
  AS A PERCENTAGE OF AVERAGE NET LOANS.

(PERCENT)             1994    1993
Commercial,
financial and
agricultural.....      .13     .73
Real estate......      .22     .38
Installment
loans-Bankcard...     2.02    2.47
Installment
loans-Other......      .39     .38
Total                  .33     .58


                        COMPARISON  OF
                      FUNDING SOURCES

Deposits '92-86% '93-84% '94-84%
Short-Term Borrowings '92-9% '93-11% '94-11%
Long-Term Debt  '92-5% '93%-5% '94-5%

1992      1993    1994
100%      100%    100%

                                    17
                                    ...
                                                 (FIRST UNION logo)

                    MANAGEMENT'S ANALYSIS  OF OPERATIONS
                   FIRST UNION CORPORATION AND SUBSIDIARIES


                    STOCKHOLDERS' EQUITY
                         TO ASSETS
                         (PERCENT)
          * AFTER PREFERRED STOCK REDEMPTION.

1990     1991      1992     1993     1994*
6.05     6.51      6.99     7.36     6.98


consumer time deposits were lower. Core deposits were primarily affected by our 1994 acquisitions and were also affected by branch closings or consolidations, and the rates being offered for deposits compared to other investment opportunities.



PURCHASED FUNDS

    Purchased funds at December 31,1994, were $13.3 billion compared with $10.1 billion at year-end 1993. These funds are used to fund securities portfolios, trading account securities and other short-term assets. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits and commercial paper, and longer-term funding sources such as bank notes.

    Average purchased funds in 1994 were $12.6 billion, an increase of 19 percent from $10.6 billion in 1993.



CASH FLOWS

    Net cash provided from operations results primarily from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; depreciation and amortization; and deferred income taxes or benefits. These items amounted to $627 million in 1994, compared with $683 million in 1993. This cash was available in 1994 to increase earning assets and to reduce borrowings by $304 million and to pay dividends of $323 million. In 1993 we reduced overnight investments at the parent company level to pay $154 million to acquire Georgia Federal and $452 million to acquire First American.

.................................

LONG-TERM DEBT

    Long-term debt was 64 percent of total stockholders' equity at December 31, 1994, compared with 59 percent at December 31, 1993.

    In 1994, we issued $150 million of 15-year, 6.375 percent subordinated debt, $150 million of 15-year, 8 percent subordinated debt, and $150 million of 10-year, 8.77 percent subordinated debt. On February 24, 1995, we issued $300 million of 3-year, floating rate notes. Proceeds from these debt issues were used for general corporate purposes.

    Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $700 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.



DEBT OBLIGATIONS

    We have a $350 million, three-year committed back-up line of credit that expires in June 1997. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union is currently in compliance with these requirements and has not used this line of credit.

    In 1995, $200 million of long-term debt will mature. Maturing in 1996 is $523 million, which includes notes payable to the FDIC of $120 million. We expect the notes payable to the FDIC to decrease over the remaining period ending in September 1996 through cash flows generated by the acquired loans, the sale of the Southeast Banks segregated assets and FDIC reimbursements.

    During 1994, we redeemed $15 million of convertible subordinated debt that we assumed in the Banc-Florida acquisition, which was converted into approximately 437,000 shares of First Union common stock prior to redemption. In 1993, we redeemed $134 million of floating rate debt. This debt was called at par value plus accrued interest.

    The ASSET QUALITY section provides additional information related to the funding of the segregated assets.



.................................

STOCKHOLDERS' EQUITY

    At December 31, 1994, common stockholders' equity was $5.40 billion, a 10 percent increase from $4.92 billion at December 31, 1993. Total stockholders' equity was $5.40 billion, compared with $5.21 billion at year-end 1993. Since year-end 1993, we have paid $175 million for the purchase in the open market of 4 million shares of common stock related to the BancFlorida acquisition and have issued an aggregate of 4 million shares of common stock related to the American Bancshares, Lieber and Home Federal pooling of interest acquisitions. From the third quarter of 1994 through February 14, 1995, we have paid $161 million for the purchase in the open market of 3.8 million shares of common stock related to the pending acquisition of American Savings Bank. These shares have been retired. In addition, the board of directors has authorized the repurchase from time to time of up to 9.2 million additional shares of common stock.

    On December 20, 1994, the board of directors elected to redeem all of the
6.3 million outstanding shares of our Series 1990 cumulative perpetual adjustable rate preferred stock. The redemption will occur on March 31, 1995, at a redemption price of $51.50 per share.

    In 1995 and beyond, the preferred stock redemption is expected to have a positive impact on earnings of approximately 7 to 10 cents per share, based on the current number of com-

                                     18
                                    ...
(FIRST UNION logo)

                  INTEREST RATE SENSITIVITY ASSUMPTIONS




mon shares outstanding. We recorded a redemption premium in the fourth quarter of 1994, representing the difference between the $44.96 book value of the preferred stock issue and the $51.50 redemption price. The redemption premium reduced 1994 earnings per share applicable to common stockholders by 24 cents.

    We paid $323 million in dividends to preferred and common stockholders in 1994. This included preferred stock cash dividends of 8.03 percent per annum, or $25 million.

    At December 31, 1994, stockholders' equity included a $214 million unrealized after-tax loss related to debt and equity securities. The SECURITIES AVAILABLE FOR SALE section provides additional information about the accounting for debt and equity securities.

    During 1993, in connection with three pooling of interests acquisitions, we issued 29 million shares of common stock and 527,000 shares of a new series of convertible class A preferred stock, which were convertible into 680,000 shares of First Union common stock. In the second quarter of 1993, we redeemed the convertible class A preferred stock, most of which was converted into common stock before redemption.


SUBSIDIARY DIVIDENDS

    Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. The Office of the Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus.

    Under these and other limitations, our subsidiaries had $397 million available for dividends at December 31, 1994. Our subsidiaries paid $682 million in dividends to the corporation in 1994.


RISK-BASED CAPITAL

    The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

    At December 31, 1994, the corporation's tier 1 and total capital ratios were
7.76 percent and 12.94 percent, respectively.

    In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4 to 5 percent. The corporation's leverage ratio at December 31, 1994, was 6.12 percent.

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

    Each subsidiary bank is subject to similar capital requirements adopted by the OCC. Each subsidiary bank listed in Table 19 had a leverage ratio in excess of 5.68 percent at December 31,1994. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

    The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent.

    At December 31, 1994, the subsidiary banks listed in Table 19 met the capital and leverage ratio requirements for "well capitalized" banks. We expect to maintain these banks' ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital.

    Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC.

    The ACCOUNTING AND REGULATORY MATTERS section provides more information about proposed changes in risk-based capital standards.



.................................

INTEREST RATE RISK

MANAGEMENT

    Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a


                              RISK-BASED CAPITAL  TO ASSETS
                                      (PERCENT)

     1994 Regulatory Minimum-Well Capitalized
     First Union

Tier I              Total Capital
6.00    7.76        10.00    12.94



                                        19
                                       ...
                                                  (FIRST UNION logo)

                      MANAGEMENT'S ANALYSIS  OF OPERATIONS
                    FIRST UNION CORPORATION AND SUBSIDIARIES

desired interest rate sensitivity position and to limit exposure to interest rate risk. The inherent maturity and repricing characteristics of our lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

    The Financial Management Committee of the corporation's board of directors reviews overall interest rate risk management activity. The corporation's Funds Management Committee, which includes the corporation's chief executive officer and president, and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Balance sheet management personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows and make adjustments within established policy guidelines.

    We measure interest rate sensitivity by estimating the amount of earnings per share at risk based on the modeling of future changes in interest rates. Our model captures all assets and liabilities and off-balance sheet financial instruments, and combines various assumptions affecting rate sensitivity and changes in balance sheet mix into an earnings outlook that incorporates our view of the interest rate environment most likely over the next 24 months. Balance sheet management and finance personnel review and update continuously the underlying assumptions included in the earnings simulation model. The results of the model are reviewed by the Funds Management Committee. The model is updated at least monthly and more often as appropriate.

    Our interest rate sensitivity analysis is based on multiple interest rate scenarios, projected changes in balance sheet categories and other assumptions. Changes in management's outlook related to interest rates and their effect on our balance sheet mix of assets and liabilities and other market factors may cause actual results to differ from our current simulated outlook.

    We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example, our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans, both floating and fixed rate, noninterest-bearing deposits and investment securities. In addition, it considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.

    We use three standard scenarios in analyzing interest rate sensitivity for policy measurement. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The base-line scenario currently assumes that federal funds rates rise through 1995 and fall modestly in 1996. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base-line scenario in the federal funds rate by the fourth succeeding month and that rates remain 100 basis points higher or lower through the rest of the 24-month period. Our estimate at December 31, 1994, of the most likely path for future short-term interest rates was that the federal funds rate would increase to 7 percent by year-end 1995, followed by a gradual decline to 6.50 percent by December 1996.

    We determine interest rate sensitivity by the change in earnings per share between the three scenarios over a 12-month policy measurement period. The earnings per share as calculated by the earnings simulation model under the base-line scenario becomes the standard. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under high rate versus base-line and under low rate versus base-line. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., the 12-month period.)

    Our policy limit for the maximum negative impact on earnings per share resulting from either the high rate or low rate scenario is 5 percent. Based on the February 1995 outlook, if interest rates were to rise to follow the high rate scenario, which means a full 100 basis point increase over the base-line (already a rising rate scenario), then earnings during the policy measurement period would be negatively affected by 2.7 percent.

    In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we also analyze the potential impact of other interest rate scenarios on corporate earnings. These alternate scenarios include interest rate paths both higher, lower and more volatile than those used for policy measurement.

    While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings resulting not only from the standard scenarios over which policy period sensitivity is measured, but also from the alternate scenarios.

    We took several actions in 1993 and 1994 to mitigate the negative effect on earnings of adverse changes in interest rates beyond the rate changes set forth by our policy measurement criteria. For example, during the second quarter of 1993, we purchased protection against higher interest rates during the last three quarters of 1994 in the form of $17.4 billion in eurodollar put option contracts. Similarly, during the fourth quarter of 1994, we purchased $27.2 billion in eurodollar put option protection to reduce rate sensitivity in the last half of 1995 that would result if interest rates rose above our high rate scenario. As new monthly forecast results

              INTEREST RATE SENSITIVITY ASSUMPTIONS

            Dec 94    Mar 95    Dec 95    Feb 96    Dec 96
Low Rate    5.50%     5.18%     6.00%     5.91%     5.50%
Base Line   5.71%     6.18%     7.00%     6.91%     6.50%
High Rate   5.92%     7.18%     8.00%     7.91%     7.50%



                                       20
                                      ...
(FIRST UNION logo)
become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changing assumptions and interest rates.


OFF-BALANCE SHEET
DERIVATIVES FOR INTEREST
RATE RISK MANAGEMENT

    As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific core assets and liabilities of the corporation. We believe we have appropriately controlled the risk that the derivatives used for rate sensitivity management will have any significant unintended effect on corporate earnings.

    As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market values as compared with their cost. The impact on net interest income attributable to off-balance sheet transactions, all of which are linked to specific assets and liabilities as part of our overall interest rate risk management strategy, will generally be offset by the impact on net interest income of on-balance sheet assets and liabilities.

    Our asset sensitivity arises naturally, primarily because the repricing characteristics of our large core deposit base have a positive effect on net interest income in a rising rate environment and a negative effect on net interest income in a declining or low-rate environment. Conversely, our fixed-rate securities and off-balance sheet instruments have the opposite effect when rates go up or down. We mitigate our natural asset sensitivity by holding fixed-rate debt instruments in the available-for-sale securities portfolio or by holding off-balance sheet "asset proxies." These asset proxies consist of interest rate swaps that convert floating rate assets (primarily variable rate loans) to fixed rate assets. The unrealized appreciation and depreciation of these asset proxies generally offset the unrealized depreciation and appreciation of core deposits. The combination of securities and interest rate swaps enables us to achieve a desired level of interest rate sensitivity.

    Another common application of off-balance sheet instruments is the use of interest rate swaps to convert fixed rate debt into floating rate debt. This is accomplished by entering into interest rate swap contracts to receive a fixed rate of interest to the contractual maturity of the debt issued and to pay a variable rate, usually six-month LIBOR. These "liability swaps," all of which are linked to specific debt issuances, leave rate sensitivity unchanged, whereas the fixed rate debt issuance alone would have increased asset sensitivity or reduced liability sensitivity. The combination of the liability swaps and debt produces the desired LIBOR-based floating rate funding regardless of changes in interest rates.

    Our overall goal is to manage the corporation's rate sensitivity in ways that our earnings momentum is not adversely affected materially whether rates go up or down.

    The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so corporate earnings are not at significant risk as interest rates move up or down.

    The fair value depreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $422 mil-lion at December 31, 1994, compared with the fair value appreciation of $369 million at December 31, 1993.

    The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. The amount of deferred gains and losses was $15 million and $35 million, respectively, at December 31, 1994. These net losses will reduce net interest income by $18 million in 1995 and $2 million in 1996. The increased contribution to net interest income in a higher interest rate environment from on-balance sheet assets and liabilities is expected to substantially offset the potentially reduced contribution to net interest income reflected by the decline in market value of off-balance sheet derivative financial instruments.

    Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high quality counterparties. Each transaction is specifically approved for applicable credit exposure.

    In addition, our policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties.

    Collateral for dealer transactions and derivatives used in our trading activities is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds acceptable thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of December 31, 1994, the total credit risk in excess of thresholds was $19 million. The fair value of collateral held was 97 percent of the total credit risk in excess of thresholds. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty.


.................................

ACCOUNTING AND

REGULATORY MATTERS

    The Financial Accounting Standards Board (FASB) has issued Standard No. 114, "Accounting by Creditors for Impairment of a Loan", which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. We estimate the initial application of this Standard will not require an increase to the existing allowance for loan losses. This Standard is required for fiscal years beginning after December 15,1994. The FASB also has issued Standard No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", that amends Standard No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. This Standard is to be implemented concurrently with Standard No. 114. The corporation will prospectively adopt both these Standards, and it is expected that the periodic effect on net income upon adoption of these Standards will not be material.

The FASB has also issued FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts",


                                       21
                                      ...
                                               (FIRST UNION logo)

                      MANAGEMENT'S ANALYSIS  OF OPERATIONS
                    FIRST UNION CORPORATION AND SUBSIDIARIES

which defines right of set-off and sets forth the conditions under which that right may be applied. Specific guidance with respect to certain financial instruments such as forward, interest rate swap, currency swap, option and other conditional or exchange contracts and clarification of the circumstances in which it is appropriate to offset amounts recognized for those contracts in the statement of financial position is also included in this Interpretation. In addition, it permits offsetting of fair value amounts recognized for multiple forward, swap, option and other conditional or exchange contracts executed with the same counterparty under a master netting arrangement. This Interpretation is effective for financial statements issued for periods beginning after December 15, 1993. Currently the effects of the corporation's adoption of the provisions of this Interpretation have been immaterial. The FASB has also issued FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements", which modifies Interpretation No. 39 to permit offsetting in the statement of financial position of payables and receivables that represent repurchase agreements and reverse repurchase agreements, respectively, which have the same settlement date, are executed with the same counterparty in accordance with a master netting arrangement, involve securities that exist in "book entry" form, and settle on securities transfer systems that have the same key operating characteristics as the Fedwire Securities Transfer System. This Interpretation is effective for financial statements issued for periods ending after December 15, 1994.

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control.

    The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The RISK-BASED CAPITAL section provides more information on risk assessment classifications.

    Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997.

    The Riegle Community Development and Regulatory Improvement Act of 1994 includes a list of regulatory relief items. The regulatory relief sections eliminate or modify many regulatory requirements under existing law.

    Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.

.................................

EARNINGS AND
BALANCE SHEET ANALYSIS
(1993 COMPARED WITH 1992)

    The following 1993 and 1992 earnings and certain balance sheet amounts have been restated for the pooling of interests accounting acquisitions of South Carolina Federal Corporation and DFSoutheastern, Inc. on January 15, 1993, and Dominion Bankshares Corporation on March 1, 1993. The 1993 results also reflect the purchase accounting acquisitions of Georgia Federal Bank, FSB, from June 12, 1993, and First American Metro Corp. from June 23, 1993.

    First Union reported earnings applicable to common stockholders of $793 million in 1993, compared with $353 million in 1992. Net income per common share increased to $4.73 from $2.23.

    Key factors in First Union's 1993 earnings performance, including the contributions from the two second quarter 1993 purchase accounting acquisitions, were increases in tax-equivalent net interest income, reflecting loan, investment and off-balance sheet financial instruments growth; an increase in noninterest income, including increases in merchant banking, capital management and trading account income; lower credit-related costs, including a decline in the loan loss provision; and a slight decline in noninterest expense, which includes $74 million in additional mortgage servicing amortization related to increased refinancing activity in 1993 and $162 million in restructuring charges in 1992.

    Tax-equivalent net interest income was $2.9 billion in 1993, compared with $2.6 billion in 1992, largely reflecting additions to earning assets.

    The level of nonperforming loans offset some interest income growth because interest income from these loans was eliminated or sharply reduced. In 1993, $78 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period. The amount of interest income related to these assets and included in income in 1993 was $24 million. However, $435 million of nonperforming assets returned to accrual status, contributing again to interest income, in 1993.

    The net interest margin was 4.78 percent in 1993, compared with 4.77 percent in 1992. The margin remained flat since year-end 1992 primarily because of the addition of acquired banks with lower margins; the addition of short-term securities, which contribute to net interest income although they reduce the margin while these assets are on our books; and the impact of refinancing activity.

    The average rate earned on earning assets was 7.77 percent in 1993, compared with 8.53 percent in 1992. The average rate paid on interest-bearing liabilities was 3.44 percent in 1993 and 4.25 percent in 1992.

    Noninterest income was $1.20 billion in 1993, compared with $1.06 billion in 1992. Noninterest income increased from 1992 primarily as a result of $52 million in gains from the sale of equity positions held by our merchant banking operations and $48 million from the disposition of First American segregated assets as well as increases in trading account profits, capital management income and discount gains. In addition, service charges on deposit accounts increased during this period primarily because of the addition of deposits from acquired banks.

    The 1993 results included the sale of acquired banks' securities portfolios, which accounted for most of the $33 million in securities gains, compared with $32 million in 1992.

    Derivative transactions for our customers produced revenues of $15 million in 1993. Trading account


                                       22
                                      ...
(FIRST UNION logo)
profits were $43 million in 1993, compared with $23 million in 1992.

    At December 31, 1993, trading account assets were $652 million compared with $169 million at year-end 1992. The increase from 1992 was primarily attributable to investments in U.S. government agency securities, Treasury notes and secondary market certificates of deposit.

    Noninterest expense was $2.52 billion in 1993, compared with $2.53 billion in 1992. Noninterest expense included an additional $74 million of mortgage servicing amortization in 1993 and $162 million in restructuring charges in 1992. The additional amortization was a result of an accelerated pace of refinancing activity in 1993 because of the low interest rate environment. In the fourth quarter of 1992, the corporation, South Carolina Federal, Decatur and Dominion each accrued restructuring charges of $36 million, $20 million, $40 million and $66 million, respectively, in contemplation of the first quarter 1993 mergers. The charges primarily related to severance contracts, data processing early termination fees, bad debt reserve recapture, duplicative facilities, investment banking fees and other costs associated with the mergers. At December 31, 1993, $17 million of the $162 million remained, of which $16 million was paid in 1994.

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

    At December 31, 1993, we had $11.7 billion in securities available for sale, compared with $5.2 billion at year-end 1992. The market value of securities available for sale was $139 million above their book value at year-end 1993. Portfolio activity was largely merger-related. In addition, we added short-term Treasuries and collateralized mortgage obligations to counteract the effects of refinancing activity. The increase since 1992 also reflects a $4.6 billion reclassification primarily from the investment securities portfolio. Table 8 provides information related to unrealized and realized gains and losses.

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

    Consumer loans were $25.2 billion in 1993, compared with $22.0 billion at year-end 1992.

    Unused loan commitments related to commercial loans were $10.5 billion. Unused loan commitments related to consumer loans were $6.7 billion. Commercial and standby letters of credit were $1.4 billion.

    The average yield earned on loans in 1993 was 8.50 percent, compared with
9.02 percent in 1992. The average prime rate in 1993 was 6.00 percent, compared with 6.26 percent in 1992.

    Commercial real estate loans as a percentage of the total portfolio decreased to 16 percent at December 31, 1993, from 18 percent at year-end 1992. This portfolio included commercial real estate mortgage loans of $5.8 billion at December 31, 1993, and at year-end 1992.

    At December 31, 1993, outstanding HLT loans amounted to $786 million, compared with $856 million at year-end 1992.

    Nonperforming assets at December 31, 1993, were $916 million, or 1.95 percent of net loans and foreclosed properties, compared with $1.35 billion, or
3.19 percent, at December 31, 1992.

    Seventy-one percent of non-performing assets were secured by real estate at December 31, 1993, compared with 65 percent at year-end 1992.

    In addition to these nonperforming assets, at December 31, 1993, accruing loans 90 days past due were $71 million, compared with $86 million at December 31, 1992.

    Net charge-offs as a percentage of average net loans were .58 percent in 1993, compared with .86 percent in 1992. Table 12 provides information on net charge-offs by category.

    The loan loss provision was $222 million in 1993, compared with $415 million in 1992. The decrease in the loan loss provision was based primarily upon existing economic conditions, lower levels of nonperforming assets, the maturity of the nonperforming assets portfolio, and existing and projected lower charge-off levels.

    Discounted nonperforming assets and certain performing loans amounting to $288 million acquired with First American, which were designated for early disposition, declined by 51 percent, to $141 million at December 31, 1993. These acquired First American segregated assets were recorded at fair value at the date of acquisition in accordance with our plans for disposition.

    At December 31, 1993, acquired Southeast Banks segregated assets amounted to $380 million, or $347 million net of a $33 million allowance, compared with $576 million, or $531 million net of a $45 million allowance, at December 31, 1992.

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

    Core deposits were $50.9 billion at December 31, 1993, compared with $47.0 billion at year-end 1992. The increase in core deposits primarily reflected deposits acquired in the acquisitions of Georgia Federal and First American in the second quarter of 1993.


                                       23
                                      ...
                                                (FIRST UNION logo)

                      MANAGEMENT'S ANALYSIS  OF OPERATIONS
                    FIRST UNION CORPORATION AND SUBSIDIARIES

    Average noninterest-bearing deposits were 20 percent of average core deposits in 1993, compared with 18 percent in 1992.

    The portion of core deposits in higher-rate, other consumer time deposits decreased to 33 percent at December 31, 1993, from 38 percent at year-end 1992.

    Purchased funds at December 31,1993, were $10.1 billion, compared with $7.2 billion at year-end 1992.

    Average purchased funds in 1993 were $10.6 billion, an increase of 21 percent from 1992.

    Long-term debt was 59 percent of total stockholders' equity at December 31, 1993, and 71 percent at December 31, 1992.

    During 1993, we issued $250 million of five-year, 6.75 percent senior notes; $150 million of ten-year, 7.25 percent subordinated notes; $250 million of 12-year, 6.625 percent subordinated notes; $150 million of ten-year, floating rate subordinated notes; and $200 million of 15-year, 6.00 percent subordinated notes. Proceeds from these debt issues were designated for general corporate purposes.

    Also in 1993, we redeemed $134 million of floating rate debt. The debt was called at par value plus accrued interest.

    At December 31, 1993, common stockholders' equity was $4.92 billion, an 18 percent increase from year-end 1992. Total stockholders' equity was $5.21 billion, compared with $4.46 billion at year-end 1992. The increase in equity since year-end 1992 was pri-marily the result of retained earnings and capital raised through the dividend reinvestment and employee stock option and purchase plans.

    Series 1990 preferred stock cash dividends of 7.78 percent per annum were paid for the year ended December 31,1993. We paid $269 million in dividends to preferred and common stockholders in 1993.

    Our subsidiaries had $510 million available for dividends at December 31, 1993. During 1993, our subsidiaries paid $407 million in dividends to the corporation.

    At December 31, 1993, the corporation's tier 1, total capital and leverage ratios were 9.14, 14.64 and 6.13 percent, respectively.

    At December 31, 1993, the subsidiary national banks met FDIC capi-tal ratio and leverage ratio requirements for "well capitalized" banks.

    The notional amount of off-balance sheet derivative financial instruments used to manage our interest rate risk sensitivity amounted to $48.8 billion and $43.5 billion at December 31, 1993 and 1992, respectively. The related fair value of the off-balance sheet derivative financial instruments was $369 million and $192 million at December 31, 1993 and 1992, respectively.

    Net cash provided from operations amounted to $683 million in 1993, compared with $704 million in 1992. This cash was available during 1993 to increase earning assets and to reduce borrowings by $414 million, and to pay dividends of $269 million.



                                       24
                                       ...

(FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 1
SELECTED STATISTICAL DATA

                                                                      YEARS ENDED DECEMBER 31,
                                            1994      1993     1992     1991     1990     1989
PROFITABILITY
  Net interest margin                       4.77%     4.78     4.77     4.08     3.99     4.15
  Net income per common share before
    1994 redemption premium               $ 5.22      4.73     2.23     2.24     1.68     2.62
  Return on common stockholders'
    equity before 1994 redemption
    premium*                               17.04%    17.42     9.08    10.03     7.78    12.78
  Return on assets*                         1.27      1.20      .63      .63      .50      .82
  Overhead efficiency ratio**              62.47     62.03    69.66    61.59    65.38    66.48
  Dividend payout ratio on common
    shares                                 34.54     31.71    49.34    46.18    65.92    39.09
CAPITAL ADEQUACY***
  Tier 1 capital to risk-weighted
    assets                                  7.76      9.14     9.22     7.56     6.53       --
ASSET QUALITY****
  Net charge-offs to loans, net*             .33       .58      .86     1.48      .68      .39
  Allowance for loan losses to
    loans, net                              1.81      2.18     2.24     2.06     1.95     1.12
  Allowance for loan losses to
    nonaccrual and restructured
    loans                                    245       147       96       72       77      131
  Allowance for loan losses to
    nonperforming assets                     175       111       70       50       56       89
  Nonperforming assets to loans, net
    and foreclosed properties               1.03      1.95     3.19     4.10     3.42     1.25
ONE-YEAR GROWTH*
  Loans, net                               12.43      5.72    10.60     4.00    21.59    14.91
  Core deposits                             4.14      9.45    20.89    14.22    23.38     7.80
  Stockholders' equity                     12.97     14.84    21.53     6.87    17.05     9.95
  Internal capital                         10.84%    11.34     4.24     4.88     2.40     7.74

 * Based on average balances.
 ** The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.
 *** Capital ratios for 1990-1992 are not restated for 1993 pooling of interest acquisitions.
**** Excluding Southeast Banks segregated assets.
                                       25
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 2
CONSOLIDATED SUMMARIES OF INCOME,
PER SHARE AND BALANCE SHEET DATA

                                                                                                    YEARS ENDED DECEMBER 31,
(IN THOUSANDS EXCEPT PER SHARE
  DATA)                                     1994               1993               1992               1991               1990
CONSOLIDATED SUMMARIES OF INCOME
  Interest income                   $  5,094,661          4,556,332          4,479,385          4,647,440          4,829,520
  Interest income*                  $  5,187,404          4,657,100          4,583,916          4,767,943          4,966,954
  Interest expense                     2,060,946          1,790,439          2,020,968          2,742,996          3,094,334
  Net interest income*                 3,126,458          2,866,661          2,562,948          2,024,947          1,872,620
  Provision for loan losses              100,000            221,753            414,708            648,284            425,409
  Net interest income after
    provision for loan losses*         3,026,458          2,644,908          2,148,240          1,376,663          1,447,211
  Securities available for sale
    transactions                         (11,507)            25,767             34,402                 --                 --
  Investment security transactions         4,006              7,435             (2,881)           155,048              7,884
  Noninterest income                   1,166,470          1,165,086          1,032,651            914,511            690,672
  Noninterest expense                  2,677,228          2,521,647          2,526,678          1,905,918          1,680,973
  Income before income taxes*          1,508,199          1,321,549            685,734            540,304            464,794
  Income taxes                           490,076            403,260            196,152             71,070             64,993
  Tax-equivalent adjustment               92,743            100,768            104,531            120,503            137,434
  Net income                             925,380            817,521            385,051            348,731            262,367
  Dividends on preferred stock            25,353             24,900             31,979             34,570             33,868
  Net income applicable to common
    stockholders before redemption
    premium                              900,027            792,621            353,072            314,161            228,499
  Redemption premium on preferred
    stock                                 41,355                 --                 --                 --                 --
  Net income applicable to common
    stockholders after redemption
    premium                         $    858,672            792,621            353,072            314,161            228,499
PER COMMON SHARE DATA
  Net income before redemption
    premium                         $       5.22               4.73               2.23               2.24               1.68
  Net income after redemption
    premium                         $       4.98               4.73               2.23               2.24               1.68
  Average common shares              172,543,467        167,691,739        158,683,206        140,003,166        135,621,838
  Average common stockholders'
    equity**                        $  5,282,412          4,550,048          3,889,256          3,131,716          2,937,441
  Common stock price
    High                                  47 5/8             51 1/2             44 7/8             30 7/8             21 3/4
    Low                                   39 3/8             37 7/8             29 1/2             13 3/4             13 7/8
    Year-end                        $     41 3/8             41 1/4             43 5/8                 30             15 3/8
       To earnings ratio***                 7.93X              8.72              19.61              13.39               9.15
       To book value                         135%               143                173                120                 70
  Cash dividends                    $       1.72               1.50               1.28               1.12               1.08
  Book value                               30.66              28.90              25.25              23.23              21.81
PER PREFERRED SHARE DATA
  Series 1990 preferred stock
    price
    High                                  53 7/8             55 1/2             55 1/2             51 1/4                 46
    Low                                   51 1/8                 52                 51             39 1/8             41 1/8
    Year-end                              51 3/4             52 3/8             53 5/8                 51             41 1/8
  Cash dividends                    $     4.0127             3.8876             4.3626             4.6252             4.6049
  Dividend rate                             8.03%              7.78               8.73               9.25               9.99
BALANCE SHEET DATA
  Assets                            $ 77,313,505         70,786,969         63,828,031         59,273,177         54,588,410
  Long-term debt                    $  3,428,514          3,061,944          3,151,260          2,630,930          1,850,860
(IN THOUSANDS EXCEPT PER SHARE
  DATA)                                    1989
CONSOLIDATED SUMMARIES OF INCOME
  Interest income                     4,179,100
  Interest income*                    4,327,254
  Interest expense                    2,703,623
  Net interest income*                1,623,631
  Provision for loan losses             139,291
  Net interest income after
    provision for loan losses*        1,484,340
  Securities available for sale
    transactions                             --
  Investment security transactions       19,018
  Noninterest income                    532,295
  Noninterest expense                 1,445,836
  Income before income taxes*           589,817
  Income taxes                           87,840
  Tax-equivalent adjustment             148,154
  Net income                            353,823
  Dividends on preferred stock            1,380
  Net income applicable to common
    stockholders before redemption
    premium                             352,443
  Redemption premium on preferred
    stock                                    --
  Net income applicable to common
    stockholders after redemption
    premium                             352,443
PER COMMON SHARE DATA
  Net income before redemption
    premium                                2.62
  Net income after redemption
    premium                                2.62
  Average common shares             134,446,048
  Average common stockholders'
    equity**                          2,758,156
  Common stock price
    High                                 26 3/4
    Low                                  19 7/8
    Year-end                             20 5/8
       To earnings ratio***                7.87
       To book value                        101
  Cash dividends                           1.00
  Book value                              20.49
PER PREFERRED SHARE DATA
  Series 1990 preferred stock
    price
    High                                     --
    Low                                      --
    Year-end                                 --
  Cash dividends                             --
  Dividend rate                              --
BALANCE SHEET DATA
  Assets                             45,506,847
  Long-term debt                      1,514,834

 * Tax-equivalent.
 ** Average common stockholders' equity excludes 1994 average net unrealized losses on debt and equity securities of $87,118,000.
*** Based on net income per common share before redemption premium.
                                       26
(FIRST UNION logo)                    ...

.................................
TABLE 3
NONINTEREST INCOME

                                                                                                      YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                           1994           1993              1992            1991            1990
Trading account profits                            $   41,583           43,007           22,908           20,053         13,599
Service charges on deposit accounts                   435,212          420,285          386,118          293,075        248,891
Mortgage banking income                                73,934          138,608          155,800          135,557         97,809
Gain on sale of mortgage servicing rights                  --              973           10,637           39,186          9,823
Capital management income                             224,525          201,875          177,375          133,126        104,864
Securities available for sale transactions            (11,507)          25,767           34,402               --             --
Investment security transactions                        4,006            7,435           (2,881)         155,048          7,884
Fees for other banking services*                       69,252           52,836           33,845               --             --
Merchant discounts                                     62,840           55,732           54,703           48,126         47,987
Insurance commissions                                  45,071           43,876           44,047           46,081         46,748
Sundry income                                         214,053          207,894          147,218          199,307        120,951
    Total                                          $1,158,969        1,198,288        1,064,172        1,069,559        698,556
                                                      1989
Trading account profits                              8,411
Service charges on deposit accounts                184,966
Mortgage banking income                             68,695
Gain on sale of mortgage servicing rights           23,500
Capital management income                           76,365
Securities available for sale transactions              --
Investment security transactions                    19,018
Fees for other banking services*                        --
Merchant discounts                                  40,859
Insurance commissions                               36,957
Sundry income                                       92,542
    Total                                          551,313

* Information not available prior to 1992.
.................................
TABLE 4
NONINTEREST EXPENSE

                                                                                                       YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                        1994             1993             1992             1991             1990
Personnel expense
  Salaries                                      $1,039,699          938,409          886,702          735,564          695,152
  Other benefits                                   247,667          217,490          178,600          137,617          126,995
    Total                                        1,287,366        1,155,899        1,065,302          873,181          822,147
Occupancy                                          238,128          229,118          238,728          213,424          178,338
Equipment rentals, depreciation and
  maintenance                                      228,372          189,589          167,063          132,858          123,026
Advertising                                         38,584           22,541           23,082           19,488           19,055
Telephone                                           58,331           53,023           51,000           43,470           46,557
Travel                                              53,521           42,330           33,937           25,084           25,017
Postage                                             48,874           39,538           40,747           35,616           29,251
Printing and office supplies                        54,865           53,304           35,310           27,936           32,497
FDIC insurance                                     119,708          118,429          107,392           77,808           44,185
Other insurance                                     14,883           18,233           20,641           18,530           19,474
Professional fees                                   66,878           52,251           61,810           40,109           28,430
Data processing                                     24,499           41,440           31,906           20,419           19,149
Owned real estate expense                           22,294           40,633          176,109           90,181           35,735
Mortgage servicing amortization                     23,525          106,942           37,422           27,149           23,448
Other amortization                                 121,083          100,145           83,455           66,139           75,184
Sundry                                             276,317          258,232          352,774          194,526          159,480
    Total                                       $2,677,228        2,521,647        2,526,678        1,905,918        1,680,973
Overhead efficiency ratio*                           62.47%           62.03            69.66            61.59            65.38
                                                     1989
Personnel expense
  Salaries                                        623,337
  Other benefits                                  114,061
    Total                                         737,398
Occupancy                                         146,791
Equipment rentals, depreciation and
  maintenance                                      99,392
Advertising                                        23,237
Telephone                                          38,913
Travel                                             21,813
Postage                                            26,063
Printing and office supplies                       30,074
FDIC insurance                                     26,017
Other insurance                                    16,115
Professional fees                                  25,301
Data processing                                    33,361
Owned real estate expense                          17,036
Mortgage servicing amortization                    16,552
Other amortization                                 36,561
Sundry                                            151,212
    Total                                       1,445,836
Overhead efficiency ratio*                          66.48

* The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.
                                       27
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 5
INTERNAL CAPITAL GROWTH
AND DIVIDEND PAYOUT RATIOS

                                                                                                        YEARS ENDED DECEMBER 31,
                                                      1994           1993           1992         1991          1990         1989
INTERNAL CAPITAL GROWTH*
  Assets to stockholders' equity (a)                 13.08X         14.07         14.51         15.89         16.07         15.59
    X
  Return on assets                                    1.27%         1.20           .63           .63           .50           .82
  Return on total stockholders' equity (a)           16.66%         16.89         9.14          10.06         8.09          12.76
    X
  Earnings retained                                  65.07%         67.13         46.45         48.48         29.68         60.67
  Internal capital growth                            10.84%         11.34         4.24          4.88          2.40          7.74
DIVIDEND PAYOUT RATIO ON
  Common shares                                      34.54%         31.71         49.34         46.18         65.92         39.09
  Preferred and common shares                        34.93%         32.87         53.55         51.52         70.32         39.33
Return on common stockholders' equity before
  redemption premium** (a)                           17.04%         17.42         9.08          10.03         7.78          12.78
Return on common stockholders' equity after
  redemption premium** (a)                           16.26%         17.42         9.08          10.03         7.78          12.78

(a) The determination of these ratios exclude 1994 average net unrealized losses on debt and equity securities of $87,118,000.
 * Based on average balances and net income.
** Based on average balances and net income applicable to common stockholders.
                                       28
(FIRST UNION logo)                    ...

.................................
TABLE 6
SELECTED QUARTERLY DATA
(UNAUDITED)

(IN THOUSANDS EXCEPT                                                                    1994
  PER SHARE DATA)                              FOURTH        THIRD       SECOND        FIRST       FOURTH       THIRD        SECOND
CONSOLIDATED NET INCOME
  Interest income                          $1,389,470    1,307,377    1,235,206    1,162,608    1,171,521    1,171,626    1,113,283
  Interest expense                            610,172      530,858      483,913      436,003      463,394      470,491      428,987
  Net interest income                         779,298      776,519      751,293      726,605      708,127      701,135      684,296
  Provision for loan losses                    25,000       25,000       25,000       25,000       49,973       50,001       61,450
  Net interest income after provision for
    loan losses                               754,298      751,519      726,293      701,605      658,154      651,134      622,846
  Securities available for sale
    transactions                               (9,926)      (2,946)      (2,935)       4,300        2,804        4,142        1,505
  Investment security transactions                411        2,286          694          615        3,049          815        3,571
  Noninterest income                          311,419      303,259      276,011      275,781      317,727      287,998      305,356
  Noninterest expense                         703,948      682,219      651,220      639,841      687,922      664,388      591,042
  Income before income taxes                  352,254      371,899      348,843      342,460      293,812      279,701      342,236
  Income taxes                                120,705      130,147      119,223      120,001       98,469       84,286      115,465
  Net income                                  231,549      241,752      229,620      222,459      195,343      195,415      226,771
  Dividends on preferred stock                  6,831        6,595        6,201        5,726        5,489        6,240        6,167
  Net income applicable to common
    stockholders before redemption premium    224,718      235,157      223,419      216,733      189,854      189,175      220,604
  Redemption premium on preferred stock        41,355           --           --           --           --           --           --
  Net income applicable to common
    stockholders after redemption premium  $  183,363      235,157      223,419      216,733      189,854      189,175      220,604
PER COMMON SHARE DATA
  Net income before redemption premium     $     1.28         1.35         1.32         1.27         1.12         1.12         1.32
  Net income after redemption premium            1.04         1.35         1.32         1.27         1.12         1.12         1.32
  Cash dividends                                  .46          .46          .40          .40          .40          .40          .35
  Common stock price
    High                                       45 1/4       47 1/4       47 5/8       43 3/4       48 1/8       49 5/8       51 1/2
    Low                                        39 3/8       43 1/4       41 1/4       39 3/4       37 7/8       43 1/2           40
    Quarter-end                            $   41 3/8       43 1/4       46 1/8       41 5/8       41 1/4       47 5/8       48 1/2
PER PREFERRED SHARE DATA
  Series 1990 preferred stock price
    High                                   $       53       53 1/2       53 1/4       53 7/8       53 7/8       55 1/2       55 1/8
    Low                                        51 1/8           52           52       52 1/8           52       53 1/4       53 1/8
    Quarter-end                                51 3/4       52 1/8       52 3/4       52 1/8       52 3/8       53 1/2       54 7/8
  Cash dividends                           $   1.0813       1.0438        .9813        .9063        .8688        .9875        .9750
  Dividend rate                                  8.65%        8.35         7.85         7.25         6.95         7.90         7.80
SELECTED RATIOS*
  Return on assets**                             1.22%        1.31         1.28         1.28         1.07         1.08         1.39
  Return on common stockholders' equity
    before redemption premium***                15.92        17.29        17.53        17.54        15.55        16.11        19.93
  Return on common stockholders' equity
    after redemption premium***                 12.99        17.29        17.53        17.54        15.55        16.11        19.93
  Stockholders' equity to assets                 7.49%        7.62         7.39         7.60         7.10         6.92         7.23

                                                1993
(IN THOUSANDS EXCEPT                            FIRST
  PER SHARE DATA)
CONSOLIDATED NET INCOME
  Interest income                           1,099,902
  Interest expense                            427,567
  Net interest income                         672,335
  Provision for loan losses                    60,329
  Net interest income after provision for
    loan losses                               612,006
  Securities available for sale
    transactions                               17,316
  Investment security transactions                 --
  Noninterest income                          254,005
  Noninterest expense                         578,295
  Income before income taxes                  305,032
  Income taxes                                105,040
  Net income                                  199,992
  Dividends on preferred stock                  7,004
  Net income applicable to common
    stockholders before redemption premium    192,988
  Redemption premium on preferred stock            --
  Net income applicable to common
    stockholders after redemption premium     192,988
PER COMMON SHARE DATA
  Net income before redemption premium           1.17
  Net income after redemption premium            1.17
  Cash dividends                                  .35
  Common stock price
    High                                       50 7/8
    Low                                        42 1/4
    Quarter-end                                47 3/4
PER PREFERRED SHARE DATA
  Series 1990 preferred stock price
    High                                       55 3/8
    Low                                            53
    Quarter-end                                    53
  Cash dividends                               1.0563
  Dividend rate                                  8.45
SELECTED RATIOS*
  Return on assets**                             1.28
  Return on common stockholders' equity
    before redemption premium***                18.41
  Return on common stockholders' equity
    after redemption premium***                 18.41
  Stockholders' equity to assets                 7.20

 * Based on average balances.
 ** Based on net income.
*** Based on net income applicable to common stockholders, excluding average net unrealized gains (losses) on debt and equity securities of $46,966,000, $(90,899,000), $(116,921,000) and $(184,746,000) in the first, second, third and fourth quarters of 1994 , respectively.
                                       29
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 7
GROWTH THROUGH ACQUISITIONS

(IN THOUSANDS)                                                                            ASSETS        LOANS, NET        DEPOSITS
December 31, 1988, as reported                                                       $41,446,746        28,131,626      29,480,568
Growth in operations                                                                   4,060,101         3,469,150       2,051,202
December 31, 1989, as reported                                                        45,506,847        31,600,776      31,531,770
1990 acquisition                                                                       7,946,973         4,174,478       5,727,330
Growth in operations                                                                   1,134,590           275,465         935,168
December 31, 1990, as reported                                                        54,588,410        36,050,719      38,194,268
1991 acquisitions                                                                     12,322,456         7,025,621       9,921,421
Reduction in operations                                                               (7,637,689)       (1,692,760)       (939,466)
December 31, 1991, as reported                                                        59,273,177        41,383,580      47,176,223
1992 acquisitions                                                                      3,739,039         1,773,797       3,645,316
Growth (reduction) in operations                                                         815,815        (1,233,610)     (1,670,574)
December 31, 1992, as reported                                                        63,828,031        41,923,767      49,150,965
1993 acquisitions                                                                      7,785,479         4,380,362       6,302,873
Growth (reduction) in operations                                                        (826,541)          572,048      (1,711,427)
December 31, 1993, as reported                                                        70,786,969        46,876,177      53,742,411
1994 acquisitions                                                                      4,595,762         1,238,703       4,026,375
Growth in operations                                                                   1,930,774         5,914,872       1,189,487
December 31, 1994, as reported                                                       $77,313,505        54,029,752      58,958,273

Acquisitions (those greater than $3.0 billion in acquired assets and/or deposits) include the purchase acquisitions of Florida National Banks of Florida, Inc. in 1990, and the Southeast Banks transaction in 1991; the pooling of interests acquisition of Dominion Bankshares Corporation in 1993; and the Georgia Federal Savings Bank, FSB and First American Metro Corp. purchase acquisitions in 1993. Stockholders' equity includes public offerings of common stock amounting to $234,934,000 in 1991 and $330,045,000 in 1992.
                                       30
(FIRST UNION logo)                    ...

.................................
TABLE 8
SECURITIES AVAILABLE FOR SALE

                                                                          AFTER
DECEMBER 31, 1994                   1 YEAR          1-5         5-10         10                   GROSS UNREALIZED    AMORTIZED
(IN THOUSANDS)                     OR LESS        YEARS        YEARS      YEARS        TOTAL      GAINS     LOSSES         COST
MARKET VALUE
  U.S. Treasury                 $1,156,159    1,035,790           --         --    2,191,949         --     81,975    2,273,924
  U.S. Government agencies         153,675      469,468    2,031,111        546    2,654,800       (404)   171,580    2,825,976
  Collateralized mortgage
    obligations                     90,066    1,091,930       58,524         --    1,240,520        (49)    44,627    1,285,098
  Other                             84,757    1,282,076       20,299    278,078    1,665,210    (51,633)    56,017    1,669,594
    Total                       $1,484,657    3,879,264    2,109,934    278,624    7,752,479    (52,086)   354,199    8,054,592
MARKET VALUE
  Debt securities               $1,484,657    3,879,264    2,109,934     24,069    7,497,924     (3,243)   346,011    7,840,692
  Sundry securities                     --           --           --    254,555      254,555    (48,843)     8,188      213,900
    Total                       $1,484,657    3,879,264    2,109,934    278,624    7,752,479    (52,086)   354,199    8,054,592
AMORTIZED COST
  Debt securities               $1,486,608    4,061,240    2,264,716     28,128    7,840,692
  Sundry securities                     --           --           --    213,900      213,900
    Total                       $1,486,608    4,061,240    2,264,716    242,028    8,054,592
WEIGHTED AVERAGE YIELD
  U.S. Treasury                       7.29%        5.60           --         --         6.46
  U.S. Government agencies            6.90         5.40         5.89       6.02         5.86
  Collateralized mortgage
    obligations                       5.10         5.21         5.36         --         5.21
  Other                               7.27         6.99         5.90       4.40         6.62
    Consolidated                      7.12%        5.92         5.88       4.40         6.08
                                  AVERAGE
DECEMBER 31, 1994                MATURITY
(IN THOUSANDS)                   IN YEARS
MARKET VALUE
  U.S. Treasury                      1.89
  U.S. Government agencies           6.31
  Collateralized mortgage
    obligations                      2.96
  Other                              2.75
    Total                            3.82
MARKET VALUE
  Debt securities
  Sundry securities
    Total
AMORTIZED COST
  Debt securities
  Sundry securities
    Total
WEIGHTED AVERAGE YIELD
  U.S. Treasury
  U.S. Government agencies
  Collateralized mortgage
    obligations
  Other
    Consolidated

                                                                                 AFTER
DECEMBER 31, 1993                             1 YEAR         1-5        5-10        10                 GROSS UNREALIZED       MARKET
(IN THOUSANDS)                               OR LESS       YEARS       YEARS     YEARS        TOTAL     GAINS    LOSSES        VALUE
CARRYING VALUE
  U.S. Treasury                           $3,177,119   1,249,298          --        --    4,426,417     3,609    (7,315)   4,422,711
  U.S. Government agencies                   114,531   1,646,429   1,494,136       555    3,255,651    43,814      (270)   3,299,195
  Collateralized mortgage obligations      1,006,973   1,226,569          --        --    2,233,542    13,389    (8,825)   2,238,106
  Other                                      438,585   1,121,571      35,474   233,702    1,829,332    95,296      (255)   1,924,373
    Total                                 $4,737,208   5,243,867   1,529,610   234,257   11,744,942   156,108   (16,665)  11,884,385
CARRYING VALUE
  Debt securities                         $4,737,208   5,243,867   1,529,610       860   11,511,545   119,624   (16,445)  11,614,724
  Sundry securities                               --          --          --   233,397      233,397    36,484      (220)     269,661
    Total                                 $4,737,208   5,243,867   1,529,610   234,257   11,744,942   156,108   (16,665)  11,884,385
MARKET VALUE
  Debt securities                         $4,742,741   5,328,847   1,542,264       872   11,614,724
  Sundry securities                               --          --          --   269,661      269,661
    Total                                 $4,742,741   5,328,847   1,542,264   270,533   11,884,385
WEIGHTED AVERAGE YIELD
  U.S. Treasury                                 3.84%       5.23          --        --         4.23
  U.S. Government agencies                      3.36        6.45        6.00      6.68         6.14
  Collateralized mortgage obligations           5.03        5.13          --        --         5.09
  Other                                         5.17        7.71        5.74      7.68         7.06
    Consolidated                                4.21%       6.12        6.00      7.68         5.36
                                            AVERAGE
DECEMBER 31, 1993                          MATURITY
(IN THOUSANDS)                             IN YEARS
CARRYING VALUE
  U.S. Treasury                                1.34
  U.S. Government agencies                     4.29
  Collateralized mortgage obligations          1.33
  Other                                        2.40
    Total                                      2.32
CARRYING VALUE
  Debt securities
  Sundry securities
    Total
MARKET VALUE
  Debt securities
  Sundry securities
    Total
WEIGHTED AVERAGE YIELD
  U.S. Treasury
  U.S. Government agencies
  Collateralized mortgage obligations
  Other
    Consolidated

                                       31
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

DECEMBER 31, 1992                          1 YEAR           1-5        5-10     AFTER 10                   GROSS UNREALIZED
(IN THOUSANDS)                            OR LESS         YEARS       YEARS        YEARS         TOTAL          GAINS
CARRYING VALUE
  U.S. Treasury                        $2,352,822       316,405         130         241      2,669,598           9,767
  U.S. Government agencies                 32,644       206,864      60,710     212,878        513,096          13,179
  Collateralized mortgage obligations     299,755       501,431      40,217      31,562        872,965           1,812
  State, county and municipal              50,708       240,672          --       2,186        293,566          26,456
  Other                                   220,913       416,013      98,380     118,813        854,119          11,408
    Total                              $2,956,842     1,681,385     199,437     365,680      5,203,344          62,622
CARRYING VALUE
  Debt securities                      $2,956,842     1,681,385     199,437     257,139      5,094,803          57,706
  Sundry securities                            --            --          --     108,541        108,541           4,916
    Total                              $2,956,842     1,681,385     199,437     365,680      5,203,344          62,622
MARKET VALUE
  Debt securities                      $2,964,538     1,714,200     199,863     265,438      5,144,039
  Sundry securities                            --            --          --     112,928        112,928
    Total                              $2,964,538     1,714,200     199,863     378,366      5,256,967
WEIGHTED AVERAGE YIELD
  U.S. Treasury                              3.63%         5.82        8.46        7.88           3.89
  U.S. Government agencies                   5.13          7.21        8.06        8.51           7.72
  Collateralized mortgage obligations        6.17          4.73        7.09        7.95           5.45
  State, county and municipal               13.08         13.03          --       12.95          13.03
  Other                                      5.05          7.72        7.57        9.29           7.23
    Consolidated                             4.18%         7.17        7.62        8.74           5.60
                                                                            AVERAGE
                                                                MARKET     MATURITY
(IN THOUSANDS)                                LOSSES             VALUE     IN YEARS
CARRYING VALUE
  U.S. Treasury                                (763)         2,678,602          .56
  U.S. Government agencies                     (905)           525,370        11.63
  Collateralized mortgage obligations        (2,260)           872,517         2.35
  State, county and municipal                    (9)           320,013         2.24
  Other                                      (5,062)           860,465         2.80
    Total                                    (8,999)         5,256,967         2.41
CARRYING VALUE
  Debt securities                            (8,521)         5,143,988
  Sundry securities                            (478)           112,979
    Total                                    (8,999)         5,256,967
MARKET VALUE
  Debt securities
  Sundry securities
    Total
WEIGHTED AVERAGE YIELD
  U.S. Treasury
  U.S. Government agencies
  Collateralized mortgage obligations
  State, county and municipal
  Other
    Consolidated

Included in "Other" at December 31, 1994 , are $1,290,963,000 of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1994 , these securities had a weighted average maturity of 2.62 years and a weighted average yield of 6.81 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 5.87 percent based on a weighted average funding cost differential of (.94) percent.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1994 , 1993 and 1992. Average maturity in years excludes preferred and common stocks and money market funds. Weighted average yields are based on amortized costs or carrying value. Yields related to securities exempt from both federal and state income taxes (primarily state, county and municipal securities), federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent in 1994 and 1993 and 34 percent in 1992; a North Carolina state tax rate of 7.8275 percent in 1994 , 7.905 percent in 1993, and 7.9825 percent in 1992; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent in 1994 and 1993; and a Washington, D.C. tax rate of 10.25 percent in 1994 and 1993, respectively.
There were commitments to purchase securities at a cost of $5,551,000 that had a market value of $5,547,000 at December 31, 1994. There were no commitments to sell securities. Securities available for sale at December 31, 1993 and 1992, include the carrying value of $513,390,000 and $54,892,000, respectively, of securities which have been sold for future settlement. Related gains and losses are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities in 1994 were $27,017,000 and $43,813,000, respectively, and on sundry securities gross gains and losses realized were $5,998,000 and $709,000, respectively. Gross gains and losses realized on the sale of debt securities in 1993 were $28,818,000 and $9,553,000, respectively, and on sundry securities gross gains and losses realized were $6,570,000 and $68,000, respectively. Gross gains and losses realized on the sale of debt securities in 1992 were $42,014,000 and $7,419,000, respectively, and on sundry securities gross gains and losses realized were $230,000 and $423,000, respectively.
                                       32
(FIRST UNION logo)                    ...

.................................
TABLE 9
INVESTMENT SECURITIES

                                                                          AFTER
DECEMBER 31, 1994                   1 YEAR          1-5         5-10         10                   GROSS UNREALIZED      MARKET
(IN THOUSANDS)                     OR LESS        YEARS        YEARS      YEARS        TOTAL      GAINS     LOSSES       VALUE
CARRYING VALUE
  U.S. Government agencies        $     --      100,853    1,201,803     14,474    1,317,130      5,528    (39,881)   1,282,777
  Collateralized mortgage
    obligations                         --      910,733       92,516         --    1,003,249         --    (26,786)     976,463
  State, county and municipal      369,189      267,835      151,533    437,523    1,226,080     78,676     (4,698)   1,300,058
  Other                                 --        2,036        6,178    175,196      183,410      3,022     (3,196)     183,236
    Total                         $369,189    1,281,457    1,452,030    627,193    3,729,869     87,226    (74,561)   3,742,534
CARRYING VALUE
  Debt securities                 $369,189    1,281,457    1,452,030    517,532    3,620,208     87,226    (74,561)   3,632,873
  Sundry securities                     --           --           --    109,661      109,661         --         --      109,661
    Total                         $369,189    1,281,457    1,452,030    627,193    3,729,869     87,226    (74,561)   3,742,534
MARKET VALUE
  Debt securities                 $376,983    1,269,819    1,423,936    562,135    3,632,873
  Sundry securities                     --           --           --    109,661      109,661
    Total                         $376,983    1,269,819    1,423,936    671,796    3,742,534
WEIGHTED AVERAGE YIELD
  U.S. Government agencies              --%        7.83         7.32       6.80         7.35
  Collateralized mortgage
    obligations                         --         6.49         6.80         --         6.52
  State, county and municipal        11.74        10.65        11.52      12.38        11.70
  Other                                 --         6.76         7.42       7.81         7.79
    Consolidated                     11.74%        7.47         7.73      10.97         8.58
                                    AVERAGE
DECEMBER 31, 1994                  MATURITY
(IN THOUSANDS)                     IN YEARS
CARRYING VALUE
  U.S. Government agencies             7.28
  Collateralized mortgage
    obligations                        3.70
  State, county and municipal          7.06
  Other                               13.33
    Total                              6.34
CARRYING VALUE
  Debt securities
  Sundry securities
    Total
MARKET VALUE
  Debt securities
  Sundry securities
    Total
WEIGHTED AVERAGE YIELD
  U.S. Government agencies
  Collateralized mortgage
    obligations
  State, county and municipal
  Other
    Consolidated

                                                                          AFTER
DECEMBER 31, 1993                     1 YEAR          1-5       5-10         10                  GROSS UNREALIZED     MARKET
(IN THOUSANDS)                       OR LESS        YEARS      YEARS      YEARS        TOTAL      GAINS     LOSSES     VALUE
CARRYING VALUE
  U.S. Treasury                     $    550           --         --         --          550         --        (1)         549
  U.S. Government agencies           311,750      814,667     30,232         --    1,156,649     44,054    (1,222)   1,199,481
  State, county and municipal         80,863      508,477    242,072    511,523    1,342,935    183,230      (756)   1,525,409
  Other                                   --           --      6,200    186,142      192,342     13,358        --      205,700
    Total                           $393,163    1,323,144    278,504    697,665    2,692,476    240,642    (1,979)   2,931,139
CARRYING VALUE
  Debt securities                   $393,163    1,323,144    278,504    511,530    2,506,341    227,730    (1,979)   2,732,092
  Sundry securities                       --           --         --    186,135      186,135     12,912        --      199,047
    Total                           $393,163    1,323,144    278,504    697,665    2,692,476    240,642    (1,979)   2,931,139
MARKET VALUE
  Debt securities                   $401,304    1,399,666    311,652    619,470    2,732,092
  Sundry securities                       --           --         --    199,047      199,047
    Total                           $401,304    1,399,666    311,652    818,517    2,931,139
WEIGHTED AVERAGE YIELD
  U.S. Treasury                         2.88%          --         --         --         2.88
  U.S. Government agencies              4.95         7.14       6.60         --         6.53
  State, county and municipal          10.61        11.49      11.48      12.24        11.72
  Other                                   --           --       7.77       8.09         8.08
    Consolidated                        6.11%        8.81      10.87      11.14         9.23
                                      AVERAGE
DECEMBER 31, 1993                    MATURITY
(IN THOUSANDS)                       IN YEARS
CARRYING VALUE
  U.S. Treasury                           .04
  U.S. Government agencies               1.87
  State, county and municipal            8.03
  Other                                  8.00
    Total                                5.19
CARRYING VALUE
  Debt securities
  Sundry securities
    Total
MARKET VALUE
  Debt securities
  Sundry securities
    Total
WEIGHTED AVERAGE YIELD
  U.S. Treasury
  U.S. Government agencies
  State, county and municipal
  Other
    Consolidated

                                       33
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

DECEMBER 31, 1992                      1 YEAR           1-5          5-10      AFTER 10                      GROSS UNREALIZED
(IN THOUSANDS)                        OR LESS         YEARS         YEARS         YEARS         TOTAL       GAINS       LOSSES
CARRYING VALUE
  U.S. Treasury                      $ 53,985       258,553            --            --       312,538       1,451      (1,212)
  U.S. Government agencies             26,265     1,983,165     1,311,018         5,147     3,325,595      61,527      (4,541)
  Collateralized mortgage
    obligations                       137,364     1,238,654            --         3,527     1,379,545       6,708      (9,337)
  State, county and municipal           4,230       118,399       257,274       641,842     1,021,745     123,997      (1,181)
  Other                               159,501       161,670         4,454       268,290       593,915      15,874      (1,558)
    Total                            $381,345     3,760,441     1,572,746       918,806     6,633,338     209,557     (17,829)
CARRYING VALUE
  Debt securities                    $381,345     3,760,441     1,572,746       652,688     6,367,220     197,901     (16,447)
  Sundry securities                        --            --            --       266,118       266,118      11,656      (1,382)
    Total                            $381,345     3,760,441     1,572,746       918,806     6,633,338     209,557     (17,829)
MARKET VALUE
  Debt securities                    $379,517     3,814,483     1,617,925       736,749     6,548,674
  Sundry securities                        --            --            --       276,392       276,392
    Total                            $379,517     3,814,483     1,617,925     1,013,141     6,825,066
WEIGHTED AVERAGE YIELD
  U.S. Treasury                          3.99%         4.81            --            --          4.67
  U.S. Government agencies               6.47          8.36          8.06          6.66          8.22
  Collateralized mortgage
    obligations                          5.67          6.06            --          7.43          6.03
  State, county and municipal            9.55         12.09         11.55         12.24         12.04
  Other                                  3.85          6.87          7.39          8.37          6.74
    Consolidated                         4.77%         7.41          8.63         11.06          8.05

                                                     AVERAGE
                                         MARKET     MATURITY
(IN THOUSANDS)                            VALUE     IN YEARS
CARRYING VALUE
  U.S. Treasury                         312,777         2.02
  U.S. Government agencies            3,382,581         4.88
  Collateralized mortgage
    obligations                       1,376,916         2.45
  State, county and municipal         1,144,561        12.30
  Other                                 608,231         1.76
    Total                             6,825,066         5.24
CARRYING VALUE
  Debt securities                     6,548,674
  Sundry securities                     276,392
    Total                             6,825,066
MARKET VALUE
  Debt securities
  Sundry securities
    Total
WEIGHTED AVERAGE YIELD
  U.S. Treasury
  U.S. Government agencies
  Collateralized mortgage
    obligations
  State, county and municipal
  Other
    Consolidated

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1994 , 1993 and 1992. Average maturity in years excludes preferred and common stocks and money market funds. Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent in 1994 and 1993 and 34 percent in 1992; a North Carolina state tax rate of 7.8275 percent in 1994 ,
7.905 percent in 1993, and 7.9825 percent in 1992; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent in 1994 and 1993; and a Washington, D.C. tax rate of 10.25 percent in 1994 and 1993, respectively.
There were no commitments to purchase or sell investment securities at December 31, 1994. Gross gains and losses realized on the sale of debt securities in 1994 were $1,440,000 and $44,000, respectively, and on sundry securities gross gains realized were $2,610,000. Gross gains and losses realized on the sale of debt securities in 1993 were $2,722,000 and $318,000, respectively, and on sundry securities $5,115,000 and $84,000, respectively. Gross gains and losses realized on the sale of debt securities in 1992 were $19,035,000 and $19,100,000, respectively, and on sundry securities $615,000 and $3,431,000, respectively.
                                       34
(FIRST UNION logo)                    ...

.................................
TABLE 10
LOANS

(IN THOUSANDS)                                           1994             1993             1992            1991             1990
FIRST UNION CORPORATION
COMMERCIAL
  Commercial, financial and agricultural
    Taxable                                       $15,198,651       12,509,283       10,532,842       10,854,321        9,946,557
    Nontaxable                                        709,092          724,442          738,834          936,416        1,054,246
       Total commercial, financial and
         agricultural                              15,907,743       13,233,725       11,271,676       11,790,737       11,000,803
  Real estate-construction and other                1,734,095        1,664,694        1,886,319        3,014,877        3,380,426
  Real estate-mortgage                              5,437,496        5,834,894        5,782,780        5,421,698        4,067,445
  Lease financing                                   1,613,763          962,599        1,033,809        1,109,525        1,184,196
  Foreign                                             415,857          304,267          274,800          233,601          190,621
       Total commercial                            25,108,954       22,000,179       20,249,384       21,570,438       19,823,491
RETAIL
  Real estate-mortgage                             15,014,775       13,318,058       10,775,107        9,406,329        7,173,064
  Installment loans-Bankcard*                       3,959,657        1,995,568               --               --               --
  Installment loans-other                          10,618,696        9,896,431       11,260,708       10,850,557        9,485,633
       Total retail                                29,593,128       25,210,057       22,035,815       20,256,886       16,658,697
       Total loans                                 54,702,082       47,210,236       42,285,199       41,827,324       36,482,188
UNEARNED INCOME
  Loans                                               145,691          129,830          186,173          247,016          245,363
  Lease financing                                     526,639          204,229          175,259          196,728          186,106
       Total unearned income                          672,330          334,059          361,432          443,744          431,469
       Loans, net                                 $54,029,752       46,876,177       41,923,767       41,383,580       36,050,719
ACQUIRED SOUTHEAST BANKS LOANS**
COMMERCIAL
  Commercial, financial and agricultural
    Taxable                                       $   263,412          532,388          775,016        1,240,007               --
    Nontaxable                                         32,861           52,977           55,322           81,757               --
       Total commercial, financial and
         agricultural                                 296,273          585,365          830,338        1,321,764               --
  Real estate-construction and other                   49,381           87,954          160,785          322,513               --
  Real estate-mortgage                                457,293          695,243          862,903        1,228,902               --
  Foreign                                               9,103            1,448           21,578           56,364               --
       Total commercial                               812,050        1,370,010        1,875,604        2,929,543               --
RETAIL
  Real estate-mortgage                                645,472          806,576        1,141,022        1,736,044               --
  Installment loans                                   279,300          911,395        1,410,242        1,643,044               --
       Total retail                                   924,772        1,717,971        2,551,264        3,379,088               --
       Total loans                                  1,736,822        3,087,981        4,426,868        6,308,631               --
UNEARNED INCOME                                           190            1,757           10,104           59,755               --
       Loans, net                                 $ 1,736,632        3,086,224        4,416,764        6,248,876               --
                                                 DECEMBER 31,
                                                        1989
FIRST UNION CORPORATION
COMMERCIAL
  Commercial, financial and agricultural
    Taxable                                        8,065,193
    Nontaxable                                     1,072,448
       Total commercial, financial and
         agricultural                              9,137,641
  Real estate-construction and other               2,732,422
  Real estate-mortgage                             4,431,718
  Lease financing                                  1,143,820
  Foreign                                            147,680
       Total commercial                           17,593,281
RETAIL
  Real estate-mortgage                             6,245,386
  Installment loans-Bankcard*                             --
  Installment loans-other                          8,101,924
       Total retail                               14,347,310
       Total loans                                31,940,591
UNEARNED INCOME
  Loans                                              173,467
  Lease financing                                    166,348
       Total unearned income                         339,815
       Loans, net                                 31,600,776
ACQUIRED SOUTHEAST BANKS LOANS**
COMMERCIAL
  Commercial, financial and agricultural
    Taxable                                               --
    Nontaxable                                            --
       Total commercial, financial and
         agricultural                                     --
  Real estate-construction and other                      --
  Real estate-mortgage                                    --
  Foreign                                                 --
       Total commercial                                   --
RETAIL
  Real estate-mortgage                                    --
  Installment loans                                       --
       Total retail                                       --
       Total loans                                        --
UNEARNED INCOME                                           --
       Loans, net                                         --

 *Information not available prior to 1993.
**For a five-year period which began September 19, 1991, the FDIC will reimburse
  First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.
                                       35
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 11
CERTAIN LOAN MATURITIES AND SENSITIVITY
TO CHANGES IN INTEREST RATES

                                                                                                                  DECEMBER 31, 1994
                                                COMMERCIAL,           COMMERCIAL        COMMERCIAL
                                                  FINANCIAL         REAL ESTATE:              REAL
                                                        AND         CONSTRUCTION           ESTATE:
(IN THOUSANDS)                                 AGRICULTURAL            AND OTHER          MORTGAGE        FOREIGN             TOTAL
FIXED RATE
  1 year or less                               $ 1,576,987             139,568            817,635         212,682         2,746,872
  1-5 years                                        714,038              21,942            535,906              --         1,271,886
  After 5 years                                     32,131                  --             19,453              --            51,584
    Total                                        2,323,156             161,510          1,372,994         212,682         4,070,342
ADJUSTABLE RATE
  1 year or less                                 9,388,084           1,167,446          2,389,560         199,970        13,145,060
  1-5 years                                      4,195,410             405,139          1,674,930           3,205         6,278,684
  After 5 years                                      1,093                  --                 12              --             1,105
    Total                                       13,584,587           1,572,585          4,064,502         203,175        19,424,849
    Total                                      $15,907,743           1,734,095          5,437,496         415,857        23,495,191

                                       36
(FIRST UNION logo)                    ...

.................................
TABLE 12
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS*

                                                                                                       YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                        1994             1993             1992             1991             1990
ALLOWANCE FOR LOAN LOSSES
  Balance, beginning of year                    $1,020,191          940,804          851,830          702,685          355,442
  Provision for loan losses                        100,000          221,753          414,708          648,284          425,409
  Reversal of tax effect of acquired bank
    related net charge-offs included in the
    provision for loan losses                           --               --               --          (16,386)              --
  Allowance of divested subsidiary and other
    sales                                               --               --               --               --           (7,769)
  Allowance of acquired loans and credit cards      21,520          109,321           50,141           83,770          173,660
  Transfer to allowance for segregated asset
    losses                                              --               --          (20,000)         (13,000)              --
  Loan losses, net                                (162,916)        (251,687)        (355,875)        (553,523)        (244,057)
    Balance, end of year                        $  978,795        1,020,191          940,804          851,830          702,685
       (as % of loans, net)                           1.81%            2.18             2.24             2.06             1.95
       (as % of nonaccrual and restructured
         loans)                                        245              147               96               72               77
       (as % of nonperforming assets)                  175%             111               70               50               56
LOAN LOSSES
  Commercial, financial and agricultural        $   67,804          121,373          142,600          189,648          116,060
  Real estate-construction and other                 8,897           25,829           52,524          164,044           49,183
  Real estate-mortgage                              54,108           66,105           80,934          118,555            4,196
  Installment loans-Bankcard**                      65,760           55,610               --               --               --
  Installment loans-other                           58,358           60,643          130,493          124,536          108,117
         Total                                     254,927          329,560          406,551          596,783          277,556
LOAN RECOVERIES
  Commercial, financial and agricultural            48,314           29,681           21,252           15,924           12,991
  Real estate-construction and other                 2,834            5,718            1,254            1,882            1,633
  Real estate-mortgage                              12,554           15,866            4,926            4,097              847
  Installment loans-Bankcard**                       9,605            7,160               --               --               --
  Installment loans-other                           18,704           19,448           23,244           21,357           18,028
         Total                                      92,011           77,873           50,676           43,260           33,499
         Loan losses, net                       $  162,916          251,687          355,875          553,523          244,057
       (as % of average loans, net)                    .33%             .58              .86             1.48              .68
NONPERFORMING ASSETS
  Nonaccrual loans
    Commercial loans                            $  155,752          242,241          407,583          494,649          300,334
    Real estate loans                              241,886          425,101          498,973          574,324          574,732
         Total nonaccrual loans                    397,638          667,342          906,556        1,068,973          875,066
  Restructured loans                                 1,872           26,544           68,935          116,893           38,867
  Foreclosed properties                            158,464          222,503          375,559          530,524          330,984
         Total nonperforming assets             $  557,974          916,389        1,351,050        1,716,390        1,244,917
       (as % of loans, net and foreclosed
         properties)                                  1.03%            1.95             3.19             4.10             3.42
  Accruing loans past due 90 days               $  140,081           71,307           85,513          144,075          194,605
                                                    1989
ALLOWANCE FOR LOAN LOSSES
  Balance, beginning of year                     331,058
  Provision for loan losses                      139,291
  Reversal of tax effect of acquired bank
    related net charge-offs included in the
    provision for loan losses                         --
  Allowance of divested subsidiary and other
    sales                                         (2,392)
  Allowance of acquired loans and credit cards     3,321
  Transfer to allowance for segregated asset
    losses                                            --
  Loan losses, net                              (115,836)
    Balance, end of year                         355,442
       (as % of loans, net)                         1.12
       (as % of nonaccrual and restructured
         loans)                                      131
       (as % of nonperforming assets)                 89
LOAN LOSSES
  Commercial, financial and agricultural          56,153
  Real estate-construction and other              17,009
  Real estate-mortgage                             6,034
  Installment loans-Bankcard**                        --
  Installment loans-other                         64,472
         Total                                   143,668
LOAN RECOVERIES
  Commercial, financial and agricultural          11,440
  Real estate-construction and other               1,106
  Real estate-mortgage                               507
  Installment loans-Bankcard**                        --
  Installment loans-other                         14,779
         Total                                    27,832
         Loan losses, net                        115,836
       (as % of average loans, net)                  .39
NONPERFORMING ASSETS
  Nonaccrual loans
    Commercial loans                             122,407
    Real estate loans                            122,540
         Total nonaccrual loans                  244,947
  Restructured loans                              25,849
  Foreclosed properties                          126,531
         Total nonperforming assets              397,327
       (as % of loans, net and foreclosed
         properties)                                1.25
  Accruing loans past due 90 days                 68,155

 *Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed hereunder, or under the "Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Southeast Banks segregated assets are not included herein.
**Information not available prior to 1993.
                                       37
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 13
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                                                                        DECEMBER 31,
                                                    1994                   1993                 1992                 1991
                                                   LOANS                  LOANS                LOANS                LOANS
                                                       %                      %                    %                    %
                                                   TOTAL                  TOTAL                TOTAL                TOTAL
(IN MILLIONS)                             AMT.     LOANS         AMT.     LOANS       AMT.     LOANS       AMT.     LOANS       AMT.
Commercial, financial and agricultural  $223.4      29.1%    $  187.9      28.0%    $316.5      26.7%    $337.2      28.2%    $254.4
Real estate-construction and other        58.1       3.2         73.5       3.5      139.5       4.5      147.9       7.2      195.1
Real estate-mortgage                     175.3      37.3        199.9      40.6      198.9      39.2      164.4      35.4       96.9
Installment loans-Bankcard               133.2       7.2         76.1       4.2         --        --         --        --         --
Installment loans-other                  106.7      19.4        149.3      21.0      142.3      26.6      123.8      25.9      111.3
Lease financing                            2.4       3.0          1.7       2.1        2.1       2.4        3.1       2.7        2.2
Foreign                                    3.5        .8           .3        .6         .7        .6         .5        .6         .5
Unallocated                              276.2        --        331.5        --      140.8        --       74.9        --       42.3
    Total                               $978.8     100.0%    $1,020.2     100.0%    $940.8     100.0%    $851.8     100.0%    $702.7

                                         1990
                                        LOANS
                                            %
                                        TOTAL
(IN MILLIONS)                           LOANS
Commercial, financial and agricultural   30.2%
Real estate-construction and other        9.3
Real estate-mortgage                     30.8
Installment loans-Bankcard                 --
Installment loans-other                  26.0
Lease financing                           3.2
Foreign                                    .5
Unallocated                                --
    Total                               100.0%

Beginning in 1993, the allocation of the allowance for loan losses is based on the Corporation's loss migration modelling process. The unallocated portion of the allowance for loan losses at December 31, 1992, would have been $178.4 million had the migration model been available in 1992. The allocation of the allowance for loan losses to the respective loan classifications is not necessarily indicative of future losses or future allocations. Information related to Bankcards is not available prior to 1993.
See the "Loans" and "Allowance for Loan Losses" discussions in Management's Analysis of Operations and in Note 1 to the consolidated financial statements.
.................................
TABLE 14
INTANGIBLE ASSETS

                                                                                                                 DECEMBER 31,
(IN THOUSANDS)                                               1994           1993           1992           1991           1990
Mortgage servicing rights                              $   84,898         87,350        183,196        196,796        173,915
Credit card premium                                    $   58,494         75,588         71,140         73,792         24,785
OTHER INTANGIBLE ASSETS
  Goodwill                                             $  754,417        712,485        643,978        676,046        685,602
  Deposit base premium                                    437,025        255,359        175,707        179,152        176,043
  Other                                                     7,465         10,468         18,285         15,324          9,508
    Total                                              $1,198,907        978,312        837,970        870,522        871,153
                                                          1989
Mortgage servicing rights                              140,065
Credit card premium                                     20,148
OTHER INTANGIBLE ASSETS
  Goodwill                                             260,800
  Deposit base premium                                 117,188
  Other                                                 11,974
    Total                                              389,962

                                       38
(FIRST UNION logo)                    ...

.................................
TABLE 15
SOUTHEAST BANKS SEGREGATED ASSETS

                                                                                                 YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                       1994            1993            1992
SEGREGATED ASSETS                                                               $ 186,405         380,515         576,257
ALLOWANCE FOR SEGREGATED ASSET LOSSES
  Balance, beginning of year                                                       33,313          45,362          54,000
  Initial allowance                                                                    --              --              --
  Transfer from allowance for loan losses                                              --              --          20,000
  Transfer (to) from allowance for foreclosed properties                           (1,722)          1,998              --
  Segregated asset losses, net                                                     (9,754)        (14,047)        (28,638)
  Balance, end of year                                                             21,837          33,313          45,362
    Segregated assets, net                                                      $ 164,568         347,202         530,895
SEGREGATED ASSET LOSSES
  Commercial, financial and agricultural                                        $     853           3,615           6,265
  Real estate-construction and other                                                    7             208           1,713
  Real estate-mortgage                                                              2,461           4,482           9,311
  Installment loans                                                                10,899          11,113          16,347
    Total                                                                          14,220          19,418          33,636
SEGREGATED ASSET RECOVERIES
  Commercial, financial and agricultural                                              896           1,695             954
  Real estate-construction and other                                                   --              --              --
  Real estate-mortgage                                                                428             634             371
  Installment loans                                                                 3,142           3,042           3,673
    Total                                                                           4,466           5,371           4,998
       Segregated asset losses, net                                             $   9,754          14,047          28,638
SEGREGATED ASSETS
  Nonaccrual loans
    Commercial loans                                                            $  34,220          67,064         145,324
    Real estate loans                                                              96,099         187,432         304,866
       Total nonaccrual loans                                                     130,319         254,496         450,190
  Foreclosed properties                                                            56,086         126,019         126,067
       Total segregated assets                                                    186,405         380,515         576,257
  Less FDIC loss-sharing*                                                        (158,444)       (323,438)       (489,818)
       Total                                                                    $  27,961          57,077          86,439
  Accruing loans past due 90 days                                               $  21,733          28,493          40,374
                                                                                    1991
(IN THOUSANDS)
SEGREGATED ASSETS                                                                694,832
ALLOWANCE FOR SEGREGATED ASSET LOSSES
  Balance, beginning of year                                                          --
  Initial allowance                                                               50,000
  Transfer from allowance for loan losses                                         13,000
  Transfer (to) from allowance for foreclosed properties                              --
  Segregated asset losses, net                                                    (9,000)
  Balance, end of year                                                            54,000
    Segregated assets, net                                                       640,832
SEGREGATED ASSET LOSSES
  Commercial, financial and agricultural                                           3,595
  Real estate-construction and other                                                 859
  Real estate-mortgage                                                             1,521
  Installment loans                                                                4,261
    Total                                                                         10,236
SEGREGATED ASSET RECOVERIES
  Commercial, financial and agricultural                                             218
  Real estate-construction and other                                                  --
  Real estate-mortgage                                                                23
  Installment loans                                                                  995
    Total                                                                          1,236
       Segregated asset losses, net                                                9,000
SEGREGATED ASSETS
  Nonaccrual loans
    Commercial loans                                                             352,201
    Real estate loans                                                            313,774
       Total nonaccrual loans                                                    665,975
  Foreclosed properties                                                           28,857
       Total segregated assets                                                   694,832
  Less FDIC loss-sharing*                                                       (590,607)
       Total                                                                     104,225
  Accruing loans past due 90 days                                                215,248

* For a five-year period that began September 19, 1991, the FDIC will reimburse First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.
                                       39
(FIRST UNION logo)                    ...

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 16
ALLOWANCE FOR FORECLOSED PROPERTIES*

                                                                                             YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                 1994             1993             1992
Foreclosed properties                                                      $193,290          278,694          478,887
Allowance for foreclosed properties, beginning of year                       56,191          103,328           30,952
Provision for foreclosed properties                                           4,503           23,730          111,260
Transfer from (to) allowance for segregated assets                            1,722           (1,998)              --
Dispositions, net                                                           (27,590)         (68,869)         (38,884)
Allowance for foreclosed properties, end of year                             34,826           56,191          103,328
Foreclosed properties, net                                                 $158,464          222,503          375,559
                                                                              1991
(IN THOUSANDS)
Foreclosed properties                                                      561,476
Allowance for foreclosed properties, beginning of year                         799
Provision for foreclosed properties                                         36,467
Transfer from (to) allowance for segregated assets                              --
Dispositions, net                                                           (6,314)
Allowance for foreclosed properties, end of year                            30,952
Foreclosed properties, net                                                 530,524

*Excludes Southeast Banks segregated assets.
                                       40
(FIRST UNION logo)                    ...

.................................
TABLE 17
DEPOSITS

                                                                                                                DECEMBER 31,
(IN THOUSANDS)                                   1994              1993              1992              1991             1990
CORE DEPOSITS
  Noninterest-bearing                     $10,523,538        10,861,207         9,213,646         7,836,183         6,267,894
  Savings and NOW accounts                 13,991,987        12,010,636         9,825,918         7,954,985         5,633,720
  Money market accounts                    10,118,963        11,131,334         9,930,789         8,832,272         6,950,226
  Other consumer time                      18,544,324        16,897,062        18,014,195        19,181,341        14,856,718
       Total core deposits                 53,178,812        50,900,239        46,984,548        43,804,781        33,708,558
Foreign                                     4,069,587         1,240,448           249,429           125,159           642,592
Other time                                  1,709,874         1,601,724         1,916,988         3,246,283         3,843,118
       Total deposits                     $58,958,273        53,742,411        49,150,965        47,176,223        38,194,268
                                                1989
CORE DEPOSITS
  Noninterest-bearing                      5,060,239
  Savings and NOW accounts                 4,739,910
  Money market accounts                    6,057,247
  Other consumer time                     11,443,744
       Total core deposits                27,301,140
Foreign                                      593,861
Other time                                 3,636,769
       Total deposits                     31,531,770

.................................
TABLE 18
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

                                         DECEMBER 31, 1994
                                                      TIME      OTHER
(IN THOUSANDS)                                 CERTIFICATES      TIME
MATURITY OF
  3 months or less                               $1,935,089    76,972
  Over 3 months through 6 months                    881,354        --
  Over 6 months through 12 months                   832,106        --
  Over 12 months                                    871,122        --
    Total                                        $4,519,671    76,972

                                       41
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 19
CAPITAL RATIOS

                                                                                                                     DECEMBER 31,
(IN THOUSANDS)                                       1994              1993              1992              1991              1990
CONSOLIDATED CAPITAL RATIOS*
  QUALIFYING CAPITAL
    Tier 1 capital                            $ 4,466,670         4,342,664         3,189,276         2,441,839         1,901,657
    Total capital                               7,450,602         6,960,671         4,948,156         3,799,073         3,153,733
  Adjusted risk-based assets                   57,593,799        47,529,159        34,573,794        32,314,244        29,121,464
  Adjusted leverage ratio assets              $73,011,243        70,785,664        48,671,501        45,955,064        38,833,477
  RATIOS
    Tier 1 capital                                   7.76%             9.14              9.22              7.56              6.53
    Total capital                                   12.94             14.64             14.31             11.76             10.83
    Leverage                                         6.12              6.13              6.55              5.31              4.90
  STOCKHOLDERS' EQUITY TO ASSETS
    Year-end                                         6.98              7.36              6.99              6.51              6.05
    Average                                          7.52%             7.11              6.89              6.29              6.22
BANK CAPITAL RATIOS*
  TIER 1 CAPITAL
    First Union National Bank of
       North Carolina                                7.32%             8.24              7.22              6.45              6.87
       South Carolina                                7.88              7.55              7.88              6.85              6.46
       Georgia                                       8.26              9.58              8.14              6.06              6.51
       Florida                                       7.95              9.13              9.38              8.79              6.44
       Washington, D.C.                             16.75             14.23                --                --                --
       Maryland                                     20.53             15.78                --                --                --
       Tennessee                                    12.76             12.43             24.03              6.57              7.50
       Virginia                                      9.21             10.77                --                --                --
       First Union Home Equity Bank                  7.60                --                --                --                --
  TOTAL CAPITAL
    First Union National Bank of
       North Carolina                               10.69             11.35             10.60              7.99              8.39
       South Carolina                               12.15             11.82             10.89              8.25              7.84
       Georgia                                      11.18             12.62             11.05              7.62              8.23
       Florida                                      10.76             10.83             11.10             10.61              8.56
       Washington, D.C.                             18.03             15.52                --                --                --
       Maryland                                     21.81             17.07                --                --                --
       Tennessee                                    14.02             13.69             25.29              7.84              8.55
       Virginia                                     13.11             13.08                --                --                --
       First Union Home Equity Bank                 12.10                --                --                --                --
  LEVERAGE
    First Union National Bank of
       North Carolina                                6.10              5.52              5.46              4.91              4.97
       South Carolina                                5.77              5.56              5.93              5.39              4.82
       Georgia                                       5.69              5.67              6.58              4.91              4.78
       Florida                                       5.91              5.79              5.62              4.91              4.91
       Washington, D.C.                              8.33              6.06                --                --                --
       Maryland                                     12.82              9.04                --                --                --
       Tennessee                                     8.47              8.05             25.10              7.34              8.22
       Virginia                                      7.10              6.89                --                --                --
       First Union Home Equity Bank                  7.22%               --                --                --                --
                                              1989
CONSOLIDATED CAPITAL RATIOS*
  QUALIFYING CAPITAL
    Tier 1 capital                              --
    Total capital                               --
  Adjusted risk-based assets                    --
  Adjusted leverage ratio assets                --
  RATIOS
    Tier 1 capital                              --
    Total capital                               --
    Leverage                                    --
  STOCKHOLDERS' EQUITY TO ASSETS
    Year-end                                  6.33
    Average                                   6.41
BANK CAPITAL RATIOS*
  TIER 1 CAPITAL
    First Union National Bank of
       North Carolina                           --
       South Carolina                           --
       Georgia                                  --
       Florida                                  --
       Washington, D.C.                         --
       Maryland                                 --
       Tennessee                                --
       Virginia                                 --
       First Union Home Equity Bank             --
  TOTAL CAPITAL
    First Union National Bank of
       North Carolina                           --
       South Carolina                           --
       Georgia                                  --
       Florida                                  --
       Washington, D.C.                         --
       Maryland                                 --
       Tennessee                                --
       Virginia                                 --
       First Union Home Equity Bank             --
  LEVERAGE
    First Union National Bank of
       North Carolina                           --
       South Carolina                           --
       Georgia                                  --
       Florida                                  --
       Washington, D.C.                         --
       Maryland                                 --
       Tennessee                                --
       Virginia                                 --
       First Union Home Equity Bank             --

* Risk-based capital ratio guidelines require a minimum ratio of Tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The 1990-1992 capital ratios presented herein have not been restated to reflect pooling of interests acquisitions.
                                       42
(FIRST UNION logo)                    ...

.................................
TABLE 20
SELECTED SIX-YEAR DATA*

                                                                                                    YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                           1994              1993              1992             1991              1990
MORTGAGE LOAN PORTFOLIO
  PERMANENT LOAN ORIGINATIONS
    Residential
       Direct                             $ 3,569,451         6,276,720         4,549,392         2,206,796         1,832,758
       Wholesale                              933,214         2,431,455         2,641,656         2,657,534         2,092,646
         Total                              4,502,665         8,708,175         7,191,048         4,864,330         3,925,404
    Income property                           443,356           238,199           263,749           266,518           237,980
         Total                            $ 4,946,021         8,946,374         7,454,797         5,130,848         4,163,384
  VOLUME OF LOANS SERVICED
    Residential                           $32,677,000        32,786,000        22,528,000        22,161,000        17,878,000
    Income property                         1,537,000         1,972,000         1,848,000         1,951,000         1,534,000
         Total                            $34,214,000        34,758,000        24,376,000        24,112,000        19,412,000
NUMBER OF OFFICES
  Banking
    North Carolina                                276               266               269               269               272
    South Carolina                                 66                67                53                53                56
    Georgia                                       154               163               114               115               124
    Florida                                       552               488               460               564               314
    Washington, D.C.                               33                30                --                --                --
    Maryland                                       26                32                --                --                --
    Tennessee                                      54                63                 1                 1                 1
    Virginia                                      177               193                --                --                --
    Foreign                                         2                 1                 1                 2                 1
       Total banking offices                    1,340             1,303               898             1,004               768
  Savings banks                                    --                --                45                --                --
  First Union Home Equity Bank                    184               151               130               144               158
  Mortgage banking                                 18                53                43                47                54
  Consumer finance                                 --                --                --                 1                56
  Other                                            20                18                17                17                17
       Total offices                            1,562             1,525             1,133             1,213             1,053
OTHER DATA
  ATMs                                          1,242             1,189               847               943               707
  Employees                                    31,858            32,861            23,459            24,203            20,521
  Common stockholders                          54,236            58,670            37,955            33,456            34,951
                                                1989
MORTGAGE LOAN PORTFOLIO
  PERMANENT LOAN ORIGINATIONS
    Residential
       Direct                              1,372,353
       Wholesale                           1,655,153
         Total                             3,027,506
    Income property                          394,037
         Total                             3,421,543
  VOLUME OF LOANS SERVICED
    Residential                           13,854,000
    Income property                        1,444,000
         Total                            15,298,000
NUMBER OF OFFICES
  Banking
    North Carolina                               269
    South Carolina                                56
    Georgia                                      128
    Florida                                      209
    Washington, D.C.                              --
    Maryland                                      --
    Tennessee                                      1
    Virginia                                      --
    Foreign                                        2
       Total banking offices                     665
  Savings banks                                   --
  First Union Home Equity Bank                   166
  Mortgage banking                                51
  Consumer finance                                56
  Other                                            9
       Total offices                             947
OTHER DATA
  ATMs                                           532
  Employees                                   17,733
  Common stockholders                         36,166

* 1989-1992 not restated for pooling of interest acquisitions. Direct residential loan originations for 1990-1993 have been restated to include bank branch production.
                                       43
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 21
INTEREST RATE GAP

                                                                                                       DECEMBER 31, 1994
                                                                                                                    NON-
                                                                                                               SENSITIVE
                                                                                                                     AND
                                                                                                               SENSITIVE
                                    INTEREST SENSITIVITY IN DAYS                                               OVER FIVE
(IN THOUSANDS)                 1-90        91-180        181-365         TOTAL     1-2 YEARS     2-5 YEARS         YEARS
EARNING ASSETS
 Interest-bearing
  bank balances        $    945,026            --            100       945,126            --            --            --
 Federal funds sold
  and securities
  purchased under
  resale agreements       1,362,375         4,225          4,425     1,371,025            --            --            --
 Trading account
  assets                  1,206,675            --             --     1,206,675            --            --            --
 Securities available
  for sale                  237,979       362,387      1,344,317     1,944,683       999,033     3,626,354     1,484,522
 Investment
  securities                153,815       185,879        407,398       747,092       530,277     1,127,743     1,324,757
 Loans*                  29,749,876     2,217,492      4,097,983    36,065,351     3,747,475     6,764,437     7,452,489
   Total earning
    assets               33,655,746     2,769,983      5,854,223    42,279,952     5,276,785    11,518,534    10,261,768
INTEREST-BEARING
 LIABILITIES
 Interest-bearing
  deposits               23,629,131     4,254,048      4,210,919    32,094,098     2,514,075     3,227,284    10,599,278
 Short-term
  borrowings              7,530,581         1,762             --     7,532,343            --            --            --
 Long-term debt             435,117         4,639        159,006       598,762       367,775       698,557     1,763,420
   Total
    interest-bearing
    liabilities          31,594,829     4,260,449      4,369,925    40,225,203     2,881,850     3,925,841    12,362,698
OFF-BALANCE SHEET
 FINANCIAL
 INSTRUMENTS              5,912,116    (9,927,663)    12,766,140     8,750,593    (3,342,490)   (3,583,103)   (1,825,000)
   Total
    interest-bearing
    liabilities and
    off-balance sheet
    financial
    instruments          37,506,945    (5,667,214)    17,136,065    48,975,796      (460,640)      342,738    10,537,698
Interest rate gap      $(3,851,199)     8,437,197    (11,281,842)   (6,695,844)    5,737,425    11,175,796
Cumulative gap         $(3,851,199)     4,585,998     (6,695,844)   (6,695,844)     (958,419)   10,217,377
 Ratio of cumulative
  gap to total
  earning assets             (5.55)%         6.61          (9.66)        (9.66)        (1.38)        14.74
(IN THOUSANDS)              TOTAL
EARNING ASSETS
 Interest-bearing
  bank balances           945,126
 Federal funds sold
  and securities
  purchased under
  resale agreements     1,371,025
 Trading account
  assets                1,206,675
 Securities available
  for sale              8,054,592
 Investment
  securities            3,729,869
 Loans*                54,029,752
   Total earning
    assets             69,337,039
INTEREST-BEARING
 LIABILITIES
 Interest-bearing
  deposits             48,434,735
 Short-term
  borrowings            7,532,343
 Long-term debt         3,428,514
   Total
    interest-bearing
    liabilities        59,395,592
OFF-BALANCE SHEET
 FINANCIAL
 INSTRUMENTS                   --
   Total
    interest-bearing
    liabilities and
    off-balance sheet
    financial
    instruments        59,395,592
Interest rate gap
Cumulative gap
 Ratio of cumulative
  gap to total
  earning assets

The information included herein should be read in conjunction with the discussion appearing under "Interest Rate Risk Management" and with Tables 22-24.
*Loans are stated net of unearned income. This interest rate gap table has inherent limitations on its ability to accurately portray interest rate sensitivity, and therefore, it is only provided in conjunction with common banking industry practice. Additionally, in 1994 in conjunction with such practices savings and NOW accounts are included in the non-sensitive and sensitive over five years classification instead of the 1-90 day classification as was the case in 1993. Money market accounts were included in the 1-90 day classification for both 1994 and 1993. The 1993 ratios of cumulative gap to total earning assets for each of the periods indicated above would have been (1.05) percent, (.64) percent, (3.98) percent, (3.98) percent, 4.66 percent and
23.34 percent, respectively.
                                       44
(FIRST UNION logo)                    ...

.................................
TABLE 22
OFF-BALANCE SHEET
DERIVATIVE FINANCIAL INSTRUMENTS*

                                                   WEIGHTED                ESTIMATED
DECEMBER 31, 1994               NOTIONAL       AVERAGE RATE    MATURITY         FAIR
(IN THOUSANDS)                    AMOUNT    RECEIVE     PAY    IN YEARS        VALUE
ASSET RATE CONVERSIONS
 Interest rate swaps          $7,022,116       5.78%   6.32%       2.22
  Carrying amount                                                          $   5,784
  Unrealized gross gain                                                        2,659
  Unrealized gross loss                                                     (321,716)
   Total                                                                    (313,273)
 Forward interest rate swaps   1,200,000       7.93      --        1.63
  Carrying amount                                                                 --
  Unrealized gross gain                                                           --
  Unrealized gross loss                                                       (7,071)
   Total                                                                      (7,071)
 Total asset rate conversions $8,222,116       6.10%   6.32%       2.14    $(320,344)
LIABILITY RATE CONVERSIONS
 Interest rate swaps          $2,370,500       7.27%   6.77%       7.68
  Carrying amount                                                          $  15,487
  Unrealized gross gain                                                        1,685
  Unrealized gross loss                                                     (160,195)
   Total                                                                    (143,023)
 Other financial instruments     392,000         --      --        3.46
  Carrying amount                                                              1,902
  Unrealized gross gain                                                           --
  Unrealized gross loss                                                       (1,792)
   Total                                                                         110
 Total liability rate
  conversions                 $2,762,500       7.27%   6.77%       7.08    $(142,913)
DECEMBER 31, 1994
(IN THOUSANDS)                                      COMMENTS
ASSET RATE CONVERSIONS
 Interest rate swaps
                               Converts floating rate commercial loans to fixed
                               rate. Adds to
                               liability sensitivity. Similar characteristics to
  Carrying amount              a fixed income
                               security funded with variable rate liabilities.
  Unrealized gross gain        Includes $2.1 billion
                               of indexed amortizing swaps, all of which mature
  Unrealized gross loss        within four
                               years.
   Total
 Forward interest rate swaps
                               Converts floating rates on commercial loans to
                               fixed rates at
                               higher than current yields for future periods.
  Carrying amount              $200 million
                               effective March 1995 and $1.0 billion effective
  Unrealized gross gain        September 1995.
                               Put options on forward swaps referenced under
  Unrealized gross loss        "Rate Sensitivity
                               Hedges" are linked to this item.
   Total
 Total asset rate conversions
LIABILITY RATE CONVERSIONS
 Interest rate swaps
                               Converts fixed rate long-term debt to floating
                               rate by matching
                               maturity of the swap to the debt issue. Rate
  Carrying amount              sensitivity remains
                               unchanged due to the linkage of the swap to the
  Unrealized gross gain        debt issue.
  Unrealized gross loss
   Total
 Other financial instruments
                               Miscellaneous purchased option-based products for
                               liability
                               management purposes include $35 million of options
  Carrying amount              on swaps,
                               $207 million eurodollar caps and $150 million of
  Unrealized gross gain        eurodollar
                               floors. These instruments were assumed as a result
  Unrealized gross loss        of certain of
                               the corporation's acquisitions.
   Total
 Total liability rate
  conversions

                                       45
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 22
OFF-BALANCE SHEET
DERIVATIVE FINANCIAL INSTRUMENTS* (CONTINUED)

                                                    WEIGHTED              ESTIMATED
DECEMBER 31, 1994                NOTIONAL       AVERAGE RATE    MATURITY       FAIR
(IN THOUSANDS)                     AMOUNT    RECEIVE     PAY    IN YEARS      VALUE
ASSET HEDGE
 Short T-Bill futures         $ 1,200,000         --%   7.01%        .42    $
  Carrying amount                                                                --
  Unrealized gross gain                                                         555
  Unrealized gross loss                                                          --
   Total                                                                        555
 Total asset hedge            $ 1,200,000         --%   7.01%        .42    $   555
LIABILITY HEDGES
 Put options on eurodollar
  futures                     $27,181,000         --%   8.05%        .56
  Carrying amount                                                           $21,524
  Unrealized gross gain                                                      12,322
  Unrealized gross loss                                                          --
   Total                                                                     33,846
 Put options on forward swaps   1,000,000         --    8.08         .72
  Carrying amount                                                             3,721
  Unrealized gross gain                                                       3,514
  Unrealized gross loss                                                          --
   Total                                                                      7,235
 Interest rate cap                 50,000         --      --        1.16
  Carrying amount                                                               356
  Unrealized gross gain                                                          --
  Unrealized gross loss                                                        (181)
   Total                                                                        175
 Long eurodollar futures           25,000       5.31      --         .20
  Carrying amount                                                                --
  Unrealized gross gain                                                          --
  Unrealized gross loss                                                        (120)
   Total                                                                       (120)
 Total liability hedges       $28,256,000       5.31%   8.05%        .56    $41,136
DECEMBER 31, 1994
(IN THOUSANDS)                                      COMMENTS
ASSET HEDGE
 Short T-Bill futures
                               Converts the maturity of $200 million U.S. Treasury
                               bills in the available for sale portfolio from June
                               1995 to March 1995 and
                               $1.0 billion U.S. Treasury bills from September
  Carrying amount              1995 to June 1995.
  Unrealized gross gain
  Unrealized gross loss
   Total
 Total asset hedge
LIABILITY HEDGES
 Put options on eurodollar
  futures
                               Paid a premium for the right to lock in the 3 month
                               LIBOR reset rates on pay variable rate swaps and
                               short-term liabilities. $1.7
                               billion effective March 1995; $12.5 billion
  Carrying amount              effective June 1995; and
  Unrealized gross gain        $13.0 billion effective September 1995.
  Unrealized gross loss
   Total
 Put options on forward swaps
                               Paid a premium for the right to terminate $1.0
                               billion of forward interest rate swaps based on
                               interest rates in effect in September
  Carrying amount              1995. Reduces liability sensitivity.
  Unrealized gross gain
  Unrealized gross loss
   Total
 Interest rate cap
                               Purchased cap to convert floating rate liabilities
                               to fixed rate if short-term rates rise above 8
                               percent.
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
 Long eurodollar futures
                               Locks in the rate of the future placement of 3
                               month eurodollar deposits.
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
 Total liability hedges

                                       46
(FIRST UNION logo)                    ...

.................................
TABLE 22
OFF-BALANCE SHEET
DERIVATIVE FINANCIAL INSTRUMENTS* (CONTINUED)

                                                   WEIGHTED              ESTIMATED
DECEMBER 31, 1994               NOTIONAL       AVERAGE RATE    MATURITY       FAIR
(IN THOUSANDS)                    AMOUNT    RECEIVE     PAY    IN YEARS      VALUE
OFFSETTING POSITIONS
 Interest rate floors         $  800,000       6.44%   6.44%       1.45
  Carrying amount                                                          $(1,675)
  Unrealized gross gain                                                      2,336
  Unrealized gross loss                                                       (661)
   Total                                                                        --
 Prime/federal funds cap       4,000,000       4.63    4.63        1.27
  Carrying amount                                                            1,611
  Unrealized gross gain                                                         23
  Unrealized gross loss                                                     (2,120)
   Total                                                                      (486)
 Total offsetting positions   $4,800,000       4.93%   4.93%       1.30    $  (486)
DECEMBER 31, 1994
(IN THOUSANDS)                                       COMMENTS
OFFSETTING POSITIONS
 Interest rate floors
                               Consists of $800 million of interest rate floors, of
                               which $400
                               million were purchased and offset by $400 million
  Carrying amount              sold, locking in
                               gains to be amortized over the remaining life of the
  Unrealized gross gain        contracts.
  Unrealized gross loss
   Total
 Prime/federal funds cap
                               In December 1994, the corporation offset an existing
                               federal funds
                               cap (purchased) and a prime rate cap (written)
  Carrying amount              position by
                               simultaneously purchasing a prime rate cap and
  Unrealized gross gain        writing a federal
                               funds cap at strikes of 6.00 percent and 3.25
  Unrealized gross loss        percent, respectively.
                               The notional amount of each cap is $1.0 billion.
                               Locks in losses to
   Total
                               be amortized over the remaining life of the
                               contracts.
 Total offsetting positions

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
Prime Rate -- The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.
London Interbank Offered Rates (LIBOR) -- The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks.
Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of December 31, 1994. Weighted average receive rates are fixed rates set at the time the contract was transacted.
Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.
                                       47
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 22
OFF-BALANCE SHEET
DERIVATIVE FINANCIAL INSTRUMENTS* (CONTINUED)

                                                    WEIGHTED               ESTIMATED
DECEMBER 31, 1993                NOTIONAL       AVERAGE RATE    MATURITY        FAIR
(IN THOUSANDS)                     AMOUNT    RECEIVE     PAY    IN YEARS       VALUE
ASSET RATE CONVERSIONS
 Interest rate swaps          $12,029,540       5.63%   3.52%       1.59
  Carrying amount                                                           $ 27,205
  Unrealized gross gain                                                      178,339
  Unrealized gross loss                                                      (15,063)
   Total                                                                     190,481
 Forward interest rate swaps    3,200,000       5.13      --        1.90
  Carrying amount                                                                 --
  Unrealized gross gain                                                       12,153
  Unrealized gross loss                                                       (1,576)
   Total                                                                      10,577
 Total asset rate conversions $15,229,540       5.52%   3.52%       1.66    $201,058
LIABILITY RATE CONVERSIONS
 Interest rate swaps          $ 2,462,173       7.57%   3.46%       5.94
  Carrying amount                                                           $ 44,071
  Unrealized gross gain                                                      110,626
  Unrealized gross loss                                                      (12,072)
   Total                                                                     142,625
 Other financial instruments      779,000       4.00    3.38        2.46
  Carrying amount                                                             (3,250)
  Unrealized gross gain                                                        5,651
  Unrealized gross loss                                                         (116)
   Total                                                                       2,285
 Total liability rate
  conversions                 $ 3,241,173       7.37%   3.46%       5.10    $144,910
BASIS PROTECTION
 Prime/federal funds caps     $ 5,000,000         --%     --%       2.25
  Carrying amount                                                           $  6,621
  Unrealized gross gain                                                        6,762
  Unrealized gross loss                                                           --
   Total                                                                      13,383
 Forward prime/federal funds
  swap                            500,000         --      --        2.29
  Carrying amount                                                                 --
  Unrealized gross gain                                                          136
  Unrealized gross loss                                                           --
   Total                                                                         136
 Forward prime/libor swaps        500,000         --      --        2.47
  Carrying amount                                                                 --
  Unrealized gross gain                                                          295
  Unrealized gross loss                                                           --
   Total                                                                         295
 Total basis protection       $ 6,000,000         --%     --%       2.27    $ 13,814
DECEMBER 31, 1993
(IN THOUSANDS)                                         COMMENTS
ASSET RATE CONVERSIONS
 Interest rate swaps
                               Converts floating rate assets to fixed rate. Adds to
                               liability sensitivity.
                               Similar characteristics to a fixed income security.
  Carrying amount              Includes $4.1 billion of
                               indexed amortizing swaps of which $2.0 billion to mature
  Unrealized gross gain        in 1994 if 3
                               month LIBOR remains below 7 percent and $2.1 billion to
  Unrealized gross loss        mature within
                               five years.
   Total
 Forward interest rate swaps
                               Enables corporation to, in effect, extend maturities at
                               higher than
                               current yields for future periods; $1.0 billion
  Carrying amount              effective March 1994, $2.0
                               billion effective December 1994 and $200 million
  Unrealized gross gain        effective March 1995.
  Unrealized gross loss
   Total
 Total asset rate conversions
LIABILITY RATE CONVERSIONS
 Interest rate swaps
                               Converts fixed rate long-term debt to floating rate by
                               matching maturity
                               of the swap to the debt issue. Rate sensitivity remains
  Carrying amount              unchanged.
  Unrealized gross gain
  Unrealized gross loss
   Total
 Other financial instruments
                               Miscellaneous option-based products for liability
                               management purposes
                               include $280 million of written and purchased options on
  Carrying amount              swaps, $349
                               million eurodollar caps and $150 million eurodollar
  Unrealized gross gain        floors.
  Unrealized gross loss
   Total
 Total liability rate
  conversions
BASIS PROTECTION
 Prime/federal funds caps
                               Simultaneous purchase and sale of caps ($2.5 billion
                               each) to protect
                               against a narrowing in the spread between prime and
  Carrying amount              federal funds.
                               Protection occurs with prime rate greater than 6 percent
  Unrealized gross gain        and federal
  Unrealized gross loss        funds rate greater than 3.25 percent.
   Total
 Forward prime/federal funds
  swap
                               Swap to hedge against a narrowing in the spread between
                               the prime rate
                               and federal funds; pay rate equals the average prime
  Carrying amount              rate less 233 basis
  Unrealized gross gain        points versus receiving the federal funds rate.
  Unrealized gross loss
   Total
 Forward prime/libor swaps
                               Swap to hedge against a narrowing in the spread between
                               the prime rate
                               and 3 month LIBOR; pay rate equals the average prime
  Carrying amount              rate less 212
  Unrealized gross gain        basis points versus receiving 3 month LIBOR.
  Unrealized gross loss
   Total
                               (CONTINUED)
 Total basis protection

                                       48
(FIRST UNION logo)                    ...

.................................
TABLE 22
OFF-BALANCE SHEET
DERIVATIVE FINANCIAL INSTRUMENTS* (CONTINUED)

                                                    WEIGHTED               ESTIMATED
DECEMBER 31, 1993                NOTIONAL       AVERAGE RATE    MATURITY        FAIR
(IN THOUSANDS)                     AMOUNT    RECEIVE     PAY    IN YEARS       VALUE
LIABILITY HEDGES
 Short eurodollar futures     $ 4,000,000         --%   3.54%        .33
  Carrying amount                                                           $     --
  Unrealized gross gain                                                        1,363
  Unrealized gross loss                                                           --
   Total                                                                       1,363
 Put options on eurodollar
  futures                      17,368,000         --    4.01         .38
  Carrying amount                                                              5,791
  Unrealized gross gain                                                           --
  Unrealized gross loss                                                       (2,073)
   Total                                                                       3,718
 Put options on forward swaps   2,000,000         --    5.14         .59
  Carrying amount                                                              5,058
  Unrealized gross gain                                                          386
  Unrealized gross loss                                                       (1,138)
   Total                                                                       4,306
 Interest rate cap                 50,000         --      --        2.16
  Carrying amount                                                                663
  Unrealized gross gain                                                           --
  Unrealized gross loss                                                         (662)
   Total                                                                           1
 Long eurodollar futures          125,000       4.82      --         .70
  Carrying amount                                                                 --
  Unrealized gross gain                                                          207
  Unrealized gross loss                                                           --
   Total                                                                         207
 Total liability hedges       $23,543,000       4.82%   4.02%        .40    $  9,595
OFFSETTING POSITIONS
 Interest rate floors         $   800,000       4.94%   4.94%       2.45
  Carrying amount                                                           $ (2,824)
  Unrealized gross gain                                                       18,733
  Unrealized gross loss                                                      (15,909)
   Total                                                                          --
 Total offsetting positions   $   800,000       4.94%   4.94%       2.45    $     --
DECEMBER 31, 1993
(IN THOUSANDS)                                          COMMENTS
LIABILITY HEDGES
 Short eurodollar futures
                               Reduces liability sensitivity by locking in floating pay
                               rate of the interest rate swaps; $2.0 billion mature in
                               each of the second and third quarters of
  Carrying amount              1994.
  Unrealized gross gain
  Unrealized gross loss
   Total
 Put options on eurodollar
  futures
                               Paid a premium for the right to lock in the 3 month LIBOR
                               reset rates on receive fixed interest rate swaps; $7.7
                               billion effective March 1994; $7.2
                               billion effective June 1994; $2.5 billion effective
  Carrying amount              September 1994. Beneficial
  Unrealized gross gain        in rising short-term rate environment.
  Unrealized gross loss
   Total
 Put options on forward swaps
                               Paid a premium for the right to terminate $2.0 billion of
                               forward interest rate swaps based on interest rates at
                               settlement date. Reduces liability
  Carrying amount              sensitivity.
  Unrealized gross gain
  Unrealized gross loss
   Total
 Interest rate cap
                               Purchased cap to convert floating rate liabilities to
                               fixed rate if short-term rates rise above 8 percent.
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
 Long eurodollar futures
                               Locks in the rate of the future placement of 3 month
                               eurodollar deposits.
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
 Total liability hedges
OFFSETTING POSITIONS
                               Consists of $800 million of interest rate floors, of which
                               $400 million were purchased and offset by $400 million
                               sold, locking in gains to be amortized
 Interest rate floors          over the remaining life of the contracts.
  Carrying amount
  Unrealized gross gain
  Unrealized gross loss
   Total
 Total offsetting positions

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
Prime Rate -- The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.
London Interbank Offered Rates (LIBOR) -- The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks.
Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of December 31, 1993. Weighted average receive rates are fixed rates set at the time the contract was transacted.
Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.
                                       49
                                      ...                (FIRST UNION logo)

                                FINANCIAL TABLES
                    FIRST UNION CORPORATION AND SUBSIDIARIES

.................................
TABLE 23
OFF-BALANCE SHEET DERIVATIVES --
EXPECTED MATURITIES*

DECEMBER 31, 1994                        1 YEAR              1-2              2-5             5-10        AFTER 10
(IN THOUSANDS)                          OR LESS            YEARS            YEARS            YEARS           YEARS          TOTAL
ASSET RATE CONVERSIONS
  Notional amount                   $ 1,606,523        3,287,490        3,328,103               --              --      8,222,116
  Weighted average receive rate            5.62%            7.09             5.34               --              --           6.10
  Estimated fair value              $    (7,227)         (35,412)        (277,705)              --              --       (320,344)
LIABILITY RATE CONVERSIONS
  Notional amount                   $   557,500          130,000          250,000        1,075,000         750,000      2,762,500
  Weighted average receive rate            7.80%            8.08             6.72             7.73            6.52           7.27
  Estimated fair value              $    (4,249)             (85)         (12,192)         (19,095)       (107,292)      (142,913)
ASSET HEDGE
  Notional amount                   $ 1,200,000               --               --               --              --      1,200,000
  Weighted average receive rate              --%              --               --               --              --             --
  Fair value                        $       555               --               --               --              --            555
LIABILITY HEDGES
  Notional amount                   $28,206,000           50,000               --               --              --     28,256,000
  Weighted average receive rate            5.31%              --               --               --              --           5.31
  Estimated fair value              $    40,961              175               --               --              --         41,136
OFFSETTING POSITIONS
  Notional amount                   $        --        4,800,000               --               --              --      4,800,000
  Weighted average receive rate              --%            4.93               --               --              --           4.93
  Estimated fair value              $        --             (486)              --               --              --           (486)

DECEMBER 31, 1993                                       1 YEAR              1-2              2-5           5-10        AFTER 10
(IN THOUSANDS)                                         OR LESS            YEARS            YEARS          YEARS           YEARS
ASSET RATE CONVERSIONS
  Notional amount                                  $ 7,002,246        2,647,719        5,569,575         10,000              --
  Weighted average receive rate                           5.65%            5.43             5.42           3.50              --
  Estimated fair value                             $   123,520           25,578           52,996         (1,036)             --
LIABILITY RATE CONVERSIONS
  Notional amount                                  $   940,673          550,500          375,000        925,000         450,000
  Weighted average receive rate                           9.00%            7.80             7.11           6.96            6.10
  Estimated fair value                             $    18,060           11,154           32,335         93,109          (9,748)
BASIS PROTECTION
  Notional amount                                  $        --               --        6,000,000             --              --
  Weighted average receive rate                             --%              --               --             --              --
  Estimated fair value                             $        --               --           13,814             --              --
LIABILITY HEDGES
  Notional amount                                  $23,493,000               --           50,000             --              --
  Weighted average receive rate                           4.82%              --               --             --              --
  Estimated fair value                             $     9,594               --                1             --              --
OFFSETTING POSITIONS
  Notional amount                                  $        --               --          800,000             --              --
  Weighted average receive rate                             --%              --             4.94             --              --
  Fair value                                       $        --               --               --             --              --
DECEMBER 31, 1993
(IN THOUSANDS)                                          TOTAL
ASSET RATE CONVERSIONS
  Notional amount                                  15,229,540
  Weighted average receive rate                          5.52
  Estimated fair value                                201,058
LIABILITY RATE CONVERSIONS
  Notional amount                                   3,241,173
  Weighted average receive rate                          7.37
  Estimated fair value                                144,910
BASIS PROTECTION
  Notional amount                                   6,000,000
  Weighted average receive rate                            --
  Estimated fair value                                 13,814
LIABILITY HEDGES
  Notional amount                                  23,543,000
  Weighted average receive rate                          4.82
  Estimated fair value                                  9,595
OFFSETTING POSITIONS
  Notional amount                                     800,000
  Weighted average receive rate                          4.94
  Fair value                                               --

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table. Weighted average pay rates are indicated in Table 22.
                                       50
(FIRST UNION logo)                    ...

.................................
TABLE 24
OFF-BALANCE SHEET DERIVATIVES ACTIVITY*

                                   ASSET RATE    LIABILITY RATE         BASIS          ASSET            LIABILITY    OFFSETTING
(IN THOUSANDS)                    CONVERSIONS       CONVERSIONS    PROTECTION          HEDGE               HEDGES    POSITIONS
Balance, December 31, 1992        $13,534,883         2,328,807            --             --           26,884,000      800,000
Additions                           7,317,818         1,692,000     6,000,000             --           26,520,000           --
Maturities/Amortizations           (3,306,161)         (579,634)           --             --          (29,861,000)          --
Terminations                       (2,317,000)         (200,000)           --             --                   --           --
Balance, December 31, 1993         15,229,540         3,241,173     6,000,000             --           23,543,000      800,000
Additions                           2,200,000           455,000            --      8,700,000           44,907,643    2,000,000
Maturities/Amortizations           (7,007,424)         (933,673)           --     (3,000,000)         (34,694,643)          --
Offsets                                    --                --    (2,000,000)            --                   --    2,000,000
Terminations                       (2,200,000)               --    (4,000,000)    (4,500,000)          (5,500,000)          --
Balance, December 31, 1994        $ 8,222,116         2,762,500            --      1,200,000           28,256,000    4,800,000
(IN THOUSANDS)                         TOTAL
Balance, December 31, 1992        43,547,690
Additions                         41,529,818
Maturities/Amortizations         (33,746,795)
Terminations                      (2,517,000)
Balance, December 31, 1993        48,813,713
Additions                         58,262,643
Maturities/Amortizations         (45,635,740)
Offsets                                   --
Terminations                     (16,200,000)
Balance, December 31, 1994        45,240,616

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
.................................
TABLE 25
INTEREST DIFFERENTIAL

                                                                   1994 COMPARED TO 1993                 1993 COMPARED TO 1992
                                                                                VARIANCE                              VARIANCE
                                                                       ATTRIBUTABLE TO**                     ATTRIBUTABLE TO**
                                                 INTEREST                                        INTEREST
                                                  INCOME/                                         INCOME/
                                                  EXPENSE                                         EXPENSE
(IN THOUSANDS)                                   VARIANCE           RATE          VOLUME         VARIANCE             RATE
EARNING ASSETS
  Interest-bearing bank balances                $  18,229          7,195          11,034          (20,617)          (1,358)
  Federal funds sold and securities purchased
    under resale agreements                        38,959          9,101          29,858          (26,705)          (4,890)
  Trading account assets*                          19,771         14,163           5,608           14,720           (6,866)
  Securities available for sale*                  218,031         41,294         176,737          150,770          (71,520)
  Investment securities*:
    U.S. Government and other                    (270,052)        38,266        (308,318)          (3,873)         (57,476)
    State, county and municipal                    18,231         (3,010)         21,241          (26,851)          (3,620)
       Total                                     (251,821)        35,256        (287,077)         (30,724)         (61,096)
  Loans*                                          487,135         61,739         425,396          (14,260)        (244,015)
       Total earning assets                     $ 530,304        168,748         361,556           73,184         (389,745)
INTEREST-BEARING LIABILITIES
  Deposits                                        117,990         55,563          62,427         (292,413)        (305,807)
  Short-term borrowings                           113,566         71,007          42,559           89,726          (21,654)
  Long-term debt                                   38,951         27,044          11,907          (27,842)         (40,904)
       Total interest-bearing liabilities         270,507        153,614         116,893         (230,529)        (368,365)
  Net interest income                           $ 259,797         15,134         244,663          303,713          (21,380)

(IN THOUSANDS)                                  VOLUME
EARNING ASSETS
  Interest-bearing bank balances                (19,259)
  Federal funds sold and securities purchased
    under resale agreements                     (21,815)
  Trading account assets*                       21,586
  Securities available for sale*                222,290
  Investment securities*:
    U.S. Government and other                   53,603
    State, county and municipal                 (23,231)
       Total                                    30,372
  Loans*                                        229,755
       Total earning assets                     462,929
INTEREST-BEARING LIABILITIES
  Deposits                                      13,394
  Short-term borrowings                         111,380
  Long-term debt                                13,062
       Total interest-bearing liabilities       137,836
  Net interest income                           325,093

 *Income related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only is stated on a fully tax-equivalent basis. It is reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent in 1994 and 7.905 percent in 1993; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent, respectively.
**Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.
                                       51
                                      ...                (FIRST UNION logo)

                      SIX-YEAR NET INTEREST INCOME SUMMARY
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                                                1994                    1993
                                                                                             AVERAGE
                                                                                 INTEREST      RATES                INTEREST
                                                                     AVERAGE     INCOME/     EARNED/     AVERAGE     INCOME/
(IN MILLIONS)                                                       BALANCES     EXPENSE        PAID    BALANCES     EXPENSE
ASSETS
  Interest-bearing bank balances                                    $    757        39.5        5.22%   $   521         21.3
  Federal funds sold and securities purchased under resale
    agreements                                                         1,366        55.7        4.08        537         16.8
  Trading account assets (a)                                           1,022        60.6        5.93        914         40.8
  Securities available for sale (a)                                   10,268       565.5        5.51      6,912        347.5
  Investment securities (a)
    U.S. Government and other                                          1,740       125.6        7.22      6,314        395.6
    State, county and municipal                                        1,268       146.0       11.52      1,085        127.8
         Total investment securities                                   3,008       271.6        9.03      7,399        523.4
  Loans (a) (b)
    Commercial
       Commercial, financial and agricultural                         13,804     1,123.3        8.14     11,742        926.0
       Real estate-construction and other                              1,608       129.2        8.03      2,084        124.7
       Real estate-mortgage                                            5,828       463.0        7.94      5,333        399.6
       Lease financing                                                   659        62.6        9.51        532         55.2
       Foreign                                                           428        22.5        5.25        264         12.9
         Total commercial                                             22,327     1,800.6        8.06     19,955      1,518.4
    Retail
       Real estate-mortgage                                           13,810     1,020.0        7.39     10,893        839.5
       Installment loans-Bankcard (c)                                  2,775       391.6       14.11      1,962        300.3
       Installment loans-Other                                        10,143       982.3        9.69     10,821      1,049.1
         Total retail                                                 26,728     2,393.9        8.96     23,676      2,188.9
         Total loans                                                  49,055     4,194.5        8.55     43,631      3,707.3
         Total earning assets                                         65,476     5,187.4        7.92     59,914      4,657.1
  Cash and due from banks                                              3,046                              3,341
  Other assets                                                         4,149                              4,846
         Total assets                                               $ 72,671                            $68,101
LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                                          12,452       285.1        2.29     10,567        232.2
    Money market accounts                                             10,576       254.9        2.41     10,321        232.4
    Other consumer time                                               16,968       742.4        4.38     17,594        761.6
    Foreign                                                            1,626        75.9        4.67        577         20.9
    Other time                                                         1,607        82.9        5.16      1,650         76.1
         Total interest-bearing deposits                              43,229     1,441.2        3.33     40,709      1,323.2
  Federal funds purchased and securities sold under repurchase
    agreements                                                         7,271       317.2        4.36      7,215        267.8
  Commercial paper                                                       661        28.2        4.26        321          8.4
  Other short-term borrowings                                          1,419        75.5        5.32        799         31.2
  Long-term debt                                                       3,214       198.8        6.19      3,007        159.8
         Total interest-bearing liabilities                           55,794     2,060.9        3.69     52,051      1,790.4
  Noninterest-bearing deposits                                        10,016                              9,540
  Other liabilities                                                    1,394                              1,671
  Stockholders' equity                                                 5,467                              4,839
         Total liabilities and stockholders' equity                 $ 72,671                            $68,101
  Interest income and rate earned                                               $5,187.4        7.92%               $4,657.1
  Interest expense and rate paid                                                 2,060.9        3.15                 1,790.4
  Net interest income and margin (d)                                            $3,126.5        4.77%               $2,866.7
  Tax-equivalent adjustment included in
    Trading account assets                                                      $    3.4                            $    2.8
    Securities available for sale                                                   15.5                                26.6
    Investment securities                                                           52.8                                48.0
    Commercial, financial and agricultural loans                                    18.6                                20.9
    Lease financing                                                                  2.4                                 2.5
         Total                                                                  $   92.7                            $  100.8
                                                                     AVERAGE
                                                                       RATES
                                                                     EARNED/
(IN MILLIONS)                                                           PAID
ASSETS
  Interest-bearing bank balances                                        4.10%
  Federal funds sold and securities purchased under resale
    agreements                                                          3.12
  Trading account assets (a)                                            4.47
  Securities available for sale (a)                                     5.03
  Investment securities (a)
    U.S. Government and other                                           6.27
    State, county and municipal                                        11.77
         Total investment securities                                    7.07
  Loans (a) (b)
    Commercial
       Commercial, financial and agricultural                           7.89
       Real estate-construction and other                               5.98
       Real estate-mortgage                                             7.49
       Lease financing                                                 10.38
       Foreign                                                          4.90
         Total commercial                                               7.61
    Retail
       Real estate-mortgage                                             7.71
       Installment loans-Bankcard (c)                                  15.31
       Installment loans-Other                                          9.69
         Total retail                                                   9.24
         Total loans                                                    8.50
         Total earning assets                                           7.77
  Cash and due from banks
  Other assets
         Total assets
LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                                            2.20
    Money market accounts                                               2.25
    Other consumer time                                                 4.33
    Foreign                                                             3.63
    Other time                                                          4.61
         Total interest-bearing deposits                                3.25
  Federal funds purchased and securities sold under repurchase
    agreements                                                          3.71
  Commercial paper                                                      2.60
  Other short-term borrowings                                           3.91
  Long-term debt                                                        5.32
         Total interest-bearing liabilities                             3.44
  Noninterest-bearing deposits
  Other liabilities
  Stockholders' equity
         Total liabilities and stockholders' equity
  Interest income and rate earned                                       7.77%
  Interest expense and rate paid                                        2.99
  Net interest income and margin (d)                                    4.78%
  Tax-equivalent adjustment included in
    Trading account assets
    Securities available for sale
    Investment securities
    Commercial, financial and agricultural loans
    Lease financing
         Total

                                       52
(FIRST UNION logo)                    ...

                              1992                                   1991                                   1990         1989
                           AVERAGE                                AVERAGE                                AVERAGE
             INTEREST        RATES                  INTEREST        RATES                  INTEREST        RATES
AVERAGE       INCOME/      EARNED/      AVERAGE      INCOME/      EARNED/      AVERAGE      INCOME/      EARNED/      AVERAGE
BALANCES      EXPENSE         PAID     BALANCES      EXPENSE         PAID     BALANCES      EXPENSE         PAID     BALANCES
$    981         41.9         4.28%    $    758         48.2         6.36%    $    351         29.5         8.41%    $    233
   1,177         43.5         3.69        1,048         59.9         5.72          737         62.7         8.50          479
     479         26.1         5.46          533         36.3         6.81          529         44.4         8.40          465
   3,043        196.7         6.46           --           --           --           --           --           --           --
   5,520        399.5         7.24        8,152        701.3         8.60        7,557        673.9         8.92        6,341
   1,280        154.6        12.08        1,745        208.4        11.94        1,946        229.1        11.77        2,100
   6,800        554.1         8.15        9,897        909.7         9.19        9,503        903.0         9.50        8,441
  11,162        883.4         7.91       11,106      1,035.3         9.32       10,421      1,109.1        10.64        8,914
   2,560        158.5         6.19        3,146        238.4         7.58        3,222        314.2         9.75        2,444
   5,407        435.1         8.05        4,479        423.4         9.45        4,866        519.4        10.67        4,358
     793         61.9         7.80          892         91.9        10.30          928         97.9        10.56          927
     205         11.1         5.41          179         10.6         5.94          166         10.0         6.05          144
  20,127      1,550.0         7.70       19,802      1,799.6         9.09       19,603      2,050.6        10.46       16,787
   9,455        838.8         8.87        7,340        714.1         9.73        6,547        663.9        10.14        5,349
      --           --           --           --           --           --           --           --           --           --
  11,689      1,332.8        11.40       10,171      1,200.1        11.80        9,728      1,212.9        12.47        7,372
  21,144      2,171.6        10.27       17,511      1,914.2        10.93       16,275      1,876.8        11.53       12,721
  41,271      3,721.6         9.02       37,313      3,713.8         9.95       35,878      3,927.4        10.95       29,508
  53,751      4,583.9         8.53       49,549      4,767.9         9.62       46,998      4,967.0        10.57       39,126
   2,607                                  2,175                                  2,285                                  2,022
   4,788                                  3,371                                  2,842                                  2,076
$ 61,146                               $ 55,095                               $ 52,125                               $ 43,224
   8,700        241.8         2.78        6,185        266.2         4.30        5,409        251.2         4.64        4,568
   9,570        272.3         2.84        7,767        390.1         5.02        6,909        412.4         5.97        5,330
  17,718        924.5         5.22       16,364      1,138.0         6.95       13,939      1,105.2         7.93       11,170
     145         13.2         9.13          380         35.8         9.43          386         40.6        10.51          507
   3,155        163.9         5.19        3,811        260.5         6.84        4,051        335.9         8.29        3,546
  39,288      1,615.7         4.11       34,507      2,090.6         6.06       30,694      2,145.3         6.99       25,121
   4,458        177.4         3.98        6,910        409.3         5.92        8,184        645.9         7.89        6,640
     338         10.5         3.12          610         36.4         5.97        1,365        109.5         8.02          988
     660         29.7         4.51          522         32.7         6.27          634         52.7         8.31          580
   2,790        187.7         6.73        2,188        174.0         7.95        1,587        140.9         8.88        1,555
  47,534      2,021.0         4.25       44,737      2,743.0         6.13       42,464      3,094.3         7.29       34,884
   7,885                                  5,975                                  5,516                                  4,683
   1,513                                    916                                    901                                    885
   4,214                                  3,467                                  3,244                                  2,772
$ 61,146                               $ 55,095                               $ 52,125                               $ 43,224
             $4,583.9         8.53%                 $4,767.9         9.62%                 $4,967.0        10.57%
              2,021.0         3.76                   2,743.0         5.54                   3,094.3         6.58
             $2,562.9         4.77%                 $2,024.9         4.08%                 $1,872.7         3.99%

                        AVERAGE
          INTEREST        RATES
          INCOME/      EARNED/
          EXPENSE         PAID
              21.3         9.16%
              44.2         9.23
              41.6         8.94
                --           --
             565.8         8.92
             248.3        11.83
             814.1         9.64
           1,017.0        11.41
             283.5        11.60
             498.3        11.43
             100.5        10.84
               8.9         6.18
           1,908.2        11.37
             546.4        10.21
                --           --
             951.5        12.91
           1,497.9        11.77
           3,406.1        11.54
           4,327.3        11.06

             214.5         4.70
             331.8         6.22
             938.3         8.40
              37.5         7.38
             316.1         8.91
           1,838.2         7.32
             572.4         8.62
              88.2         8.93
              51.8         8.93
             153.0         9.85
           2,703.6         7.75


          $4,327.3        11.06%
           2,703.6         6.91
          $1,623.7         4.15%

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent in 1994 and 1993 and 34 percent in 1989 through 1992; a North Carolina state tax rate of 7.8275 percent in 1994 , 7.905 percent in 1993, 7.9825 percent in 1992, 8.06 percent in 1991 and 7 percent in 1990 and 1989; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent in 1991 through 1994 and 3.3 percent in 1990 and 1989; a Maryland state tax rate of 7 percent in 1994 and 1993; and a Washington, D.C. tax rate of 10.25 percent in 1994 and 1993, respectively. Yields related to securities available for sale are based on amortized costs.
(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.
(c) Information not available prior to 1993.
(d) The net interest margin includes 28 basis points and 45 basis points for the years ended 1994 and 1993, respectively, related to net interest income from off-balance sheet derivative financial instruments related to interest rate risk management activities.
                                       53
                                      ...                (FIRST UNION logo)

               MANAGEMENT'S STATEMENT OF FINANCIAL RESPONSIBILITY
                    FIRST UNION CORPORATION AND SUBSIDIARIES

    Management of First Union Corporation and its subsidiaries (the Corporation) is committed to the highest standards in quality customer service and the enhancement of stockholder value. Management expects the Corporation's employees to respect its customers and to assign the highest priority to customer needs.
    The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles and include, as necessary, best estimates and judgments by management. Other financial information contained in this annual report is presented on a basis consistent with the consolidated financial statements unless otherwise indicated.
    To ensure the integrity, objectivity and fairness of data in these consolidated financial statements, management of the Corporation has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of the internal control structure, management recruits and trains highly qualified personnel, and maintains sound risk management practices and efficient operations.
    The consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG Peat Marwick LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Corporation. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG Peat Marwick LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks, augment internal controls and enhance operational efficiency.
Edward E. Crutchfield
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Robert T. Atwood
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
January 12, 1995

                          INDEPENDENT AUDITORS' REPORT
                    FIRST UNION CORPORATION AND SUBSIDIARIES
Board of Directors and Stockholders
First Union Corporation
    We have audited the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Union Corporation and subsidiaries at December 31, 1994 and 1993, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.
     As discussed in Note 3 to the consolidated financial statements, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", on January 1, 1994.
KPMG Peat Marwick LLP
Charlotte, North Carolina
January 12, 1995
                                       54
(FIRST UNION logo)                    ...

                          CONSOLIDATED BALANCE SHEETS
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                                                            DECEMBER
                                                                                                                 31,
(IN THOUSANDS EXCEPT SHARE DATA)                                                                                1994
ASSETS
  Cash and due from banks                                                                                $ 3,740,691
  Interest-bearing bank balances                                                                             945,126
  Federal funds sold and securities purchased under resale agreements                                      1,371,025
         Total cash and cash equivalents                                                                   6,056,842
  Trading account assets                                                                                   1,206,675
  Securities available for sale (amortized cost $8,054,592 in 1994; market value $11,884,385 in
    1993)                                                                                                  7,752,479
  Investment securities (market value $3,742,534 in 1994; $2,931,139 in 1993)                              3,729,869
  Loans, net of unearned income ($672,330 in 1994; $334,059 in 1993)                                      54,029,752
    Allowance for loan losses                                                                               (978,795)
         Loans, net                                                                                       53,050,957
  Premises and equipment                                                                                   1,756,297
  Due from customers on acceptances                                                                          218,849
  Mortgage servicing rights                                                                                   84,898
  Credit card premium                                                                                         58,494
  Other intangible assets                                                                                  1,198,907
  Southeast segregated assets                                                                                164,568
  Other assets                                                                                             2,034,670
         Total assets                                                                                    $77,313,505
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits
    Noninterest-bearing deposits                                                                          10,523,538
    Interest-bearing deposits                                                                             48,434,735
         Total deposits                                                                                   58,958,273
  Short-term borrowings                                                                                    7,532,343
  Bank acceptances outstanding                                                                               218,849
  Other liabilities                                                                                        1,778,009
  Long-term debt                                                                                           3,428,514
         Total liabilities                                                                                71,915,988
  Stockholders' equity
    Preferred stock
       Class A, authorized 40,000,000 shares
         Series A, 11% cumulative perpetual; $25.00 stated and liquidation value; none issued                     --
         Series A, $2.50 cumulative convertible, no-par value; $25.00 stated and liquidation value;
         none issued                                                                                              --
         Series B, none issued                                                                                    --
       Series 1990 cumulative perpetual adjustable rate, no-par value; $5.00 liquidation value;
       authorized
         10,000,000 shares, outstanding 6,318,350 shares in 1993                                                  --
    Common stock, $3.33 1/3 par value; authorized 750,000,000 shares, outstanding 176,033,912 shares in 1994;
       170,337,619 shares in 1993                                                                            586,779
    Paid-in capital                                                                                        1,433,422
    Retained earnings                                                                                      3,591,581
    Unrealized loss on debt and equity securities                                                           (214,265)
         Total stockholders' equity                                                                        5,397,517
         Total liabilities and stockholders' equity                                                      $77,313,505
                                                                                                           1993
(IN THOUSANDS EXCEPT SHARE DATA)
ASSETS
  Cash and due from banks                                                                             3,351,963
  Interest-bearing bank balances                                                                        712,153
  Federal funds sold and securities purchased under resale agreements                                   351,754
         Total cash and cash equivalents                                                              4,415,870
  Trading account assets                                                                                652,470
  Securities available for sale (amortized cost $8,054,592 in 1994; market value $11,884,385 in
    1993)                                                                                            11,744,942
  Investment securities (market value $3,742,534 in 1994; $2,931,139 in 1993)                         2,692,476
  Loans, net of unearned income ($672,330 in 1994; $334,059 in 1993)                                 46,876,177
    Allowance for loan losses                                                                        (1,020,191)
         Loans, net                                                                                  45,855,986
  Premises and equipment                                                                              1,524,855
  Due from customers on acceptances                                                                     246,095
  Mortgage servicing rights                                                                              87,350
  Credit card premium                                                                                    75,588
  Other intangible assets                                                                               978,312
  Southeast segregated assets                                                                           347,202
  Other assets                                                                                        2,165,823
         Total assets                                                                                70,786,969
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits
    Noninterest-bearing deposits                                                                     10,861,207
    Interest-bearing deposits                                                                        42,881,204
         Total deposits                                                                              53,742,411
  Short-term borrowings                                                                               7,254,178
  Bank acceptances outstanding                                                                          246,095
  Other liabilities                                                                                   1,274,716
  Long-term debt                                                                                      3,061,944
         Total liabilities                                                                           65,579,344
  Stockholders' equity
    Preferred stock
       Class A, authorized 40,000,000 shares
         Series A, 11% cumulative perpetual; $25.00 stated and liquidation value; none issued                --
         Series A, $2.50 cumulative convertible, no-par value; $25.00 stated and liquidation value;
         none issued                                                                                         --
         Series B, none issued                                                                               --
       Series 1990 cumulative perpetual adjustable rate, no-par value; $5.00 liquidation value;
       authorized
         10,000,000 shares, outstanding 6,318,350 shares in 1993                                         31,592
    Common stock, $3.33 1/3 par value; authorized 750,000,000 shares, outstanding 176,033,912 shares in 1994;
       170,337,619 shares in 1993                                                                       567,791
    Paid-in capital                                                                                   1,591,275
    Retained earnings                                                                                 3,016,967
    Unrealized loss on debt and equity securities                                                            --
         Total stockholders' equity                                                                   5,207,625
         Total liabilities and stockholders' equity                                                  70,786,969

See accompanying Notes to Consolidated Financial Statements.
                                       55
                                      ...                (FIRST UNION logo)

                       CONSOLIDATED STATEMENTS OF INCOME
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                                           YEARS ENDED DECEMBER 31,
(IN THOUSANDS EXCEPT PER SHARE DATA)                                                       1994                1993
INTEREST INCOME
  Interest and fees on loans                                                       $  4,173,338           3,683,945
  Interest and dividends on securities available for sale                               549,996             320,860
  Interest and dividends on investment securities
    Taxable income                                                                      122,968             391,364
    Nontaxable income                                                                    95,835              84,043
  Trading account interest                                                               57,245              38,029
  Other interest income                                                                  95,279              38,091
       Total interest income                                                          5,094,661           4,556,332
INTEREST EXPENSE
  Interest on deposits                                                                1,441,248           1,323,258
  Interest on short-term borrowings                                                     420,917             307,352
  Interest on long-term debt                                                            198,781             159,829
       Total interest expense                                                         2,060,946           1,790,439
  Net interest income                                                                 3,033,715           2,765,893
  Provision for loan losses                                                             100,000             221,753
  Net interest income after provision for loan losses                                 2,933,715           2,544,140
NONINTEREST INCOME
  Trading account profits                                                                41,583              43,007
  Service charges on deposit accounts                                                   435,212             420,285
  Mortgage banking income                                                                73,934             138,608
  Capital management income                                                             224,525             201,875
  Securities available for sale transactions                                            (11,507)             25,767
  Investment security transactions                                                        4,006               7,435
  Fees for other banking services                                                        69,252              52,836
  Merchant discounts                                                                     62,840              55,732
  Insurance commissions                                                                  45,071              43,876
  Sundry income                                                                         214,053             208,867
       Total noninterest income                                                       1,158,969           1,198,288
NONINTEREST EXPENSE
  Personnel expense                                                                   1,287,366           1,155,899
  Occupancy                                                                             238,128             229,118
  Equipment rentals, depreciation and maintenance                                       228,372             189,589
  Postage, printing and supplies                                                        103,739              92,842
  FDIC insurance                                                                        119,708             118,429
  Professional fees                                                                      66,878              52,251
  Owned real estate expense                                                              22,294              40,633
  Amortization                                                                          144,608             207,087
  Sundry                                                                                466,135             435,799
       Total noninterest expense                                                      2,677,228           2,521,647
  Income before income taxes                                                          1,415,456           1,220,781
  Income taxes                                                                          490,076             403,260
       Net income                                                                       925,380             817,521
  Dividends on preferred stock                                                           25,353              24,900
       Net income applicable to common stockholders before redemption premium           900,027             792,621
  Redemption premium on preferred stock                                                  41,355                  --
       Net income applicable to common stockholders after redemption premium       $    858,672             792,621
PER COMMON SHARE DATA
  Net income before redemption premium                                             $       5.22                4.73
  Net income after redemption premium                                                      4.98                4.73
  Cash dividends                                                                   $       1.72                1.50
  Average common shares                                                             172,543,467         167,691,739
                                                                                       1992
(IN THOUSANDS EXCEPT PER SHARE DATA)
INTEREST INCOME
  Interest and fees on loans                                                      3,690,543
  Interest and dividends on securities available for sale                           185,488
  Interest and dividends on investment securities
    Taxable income                                                                  391,556
    Nontaxable income                                                               102,232
  Trading account interest                                                           24,153
  Other interest income                                                              85,413
       Total interest income                                                      4,479,385
INTEREST EXPENSE
  Interest on deposits                                                            1,615,671
  Interest on short-term borrowings                                                 217,626
  Interest on long-term debt                                                        187,671
       Total interest expense                                                     2,020,968
  Net interest income                                                             2,458,417
  Provision for loan losses                                                         414,708
  Net interest income after provision for loan losses                             2,043,709
NONINTEREST INCOME
  Trading account profits                                                            22,908
  Service charges on deposit accounts                                               386,118
  Mortgage banking income                                                           155,800
  Capital management income                                                         177,375
  Securities available for sale transactions                                         34,402
  Investment security transactions                                                   (2,881)
  Fees for other banking services                                                    33,845
  Merchant discounts                                                                 54,703
  Insurance commissions                                                              44,047
  Sundry income                                                                     157,855
       Total noninterest income                                                   1,064,172
NONINTEREST EXPENSE
  Personnel expense                                                               1,065,302
  Occupancy                                                                         238,728
  Equipment rentals, depreciation and maintenance                                   167,063
  Postage, printing and supplies                                                     76,057
  FDIC insurance                                                                    107,392
  Professional fees                                                                  61,810
  Owned real estate expense                                                         176,109
  Amortization                                                                      120,877
  Sundry                                                                            513,340
       Total noninterest expense                                                  2,526,678
  Income before income taxes                                                        581,203
  Income taxes                                                                      196,152
       Net income                                                                   385,051
  Dividends on preferred stock                                                       31,979
       Net income applicable to common stockholders before redemption premium       353,072
  Redemption premium on preferred stock                                                  --
       Net income applicable to common stockholders after redemption premium        353,072
PER COMMON SHARE DATA
  Net income before redemption premium                                                 2.23
  Net income after redemption premium                                                  2.23
  Cash dividends                                                                       1.28
  Average common shares                                                         158,683,206

See accompanying Notes to Consolidated Financial Statements.
                                       56
(FIRST UNION logo)                    ...

                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN STOCKHOLDERS' EQUITY
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                                                                 UNREALIZED
                                                                                                               LOSS ON DEBT
                                                PREFERRED STOCK         COMMON STOCK     PAID-IN    RETAINED     AND EQUITY
(IN THOUSANDS EXCEPT PER SHARE DATA)         SHARES      AMOUNT    SHARES     AMOUNT     CAPITAL    EARNINGS     SECURITIES
Balance at December 31, 1991                 10,851   $ 144,908   149,112   $497,038     929,532   2,289,319             --
  Net income                                     --          --        --         --          --     385,051             --
  Purchase of Class A Series A preferred
    stock                                    (4,000)   (100,000)       --         --          --          --             --
  Purchase of common stock                       --          --      (206)      (686)     (7,133)         --             --
  Common stock issued in public offering         --          --     9,775     32,583     297,462          --             --
  Common stock issued for stock options
    exercised                                    --          --     1,442      4,806      32,938          --             --
  Common stock issued through dividend
    reinvestment plan                            --          --     3,779     12,595     128,227          --             --
  Converted debentures                           --          --       198        660         714          --             --
  Pre-merger transactions of pooled banks        (5)       (134)      749      2,501      14,961          --             --
  Cash dividends paid
    By First Union Corporation at
       11% per Class A Series A preferred
         share                                   --          --        --         --          --      (3,086)            --
       8.73% per Series 1990 preferred
         share                                   --          --        --         --          --     (27,564)            --
       $1.28 per common share                    --          --        --         --          --    (167,601)            --
    By acquired banks on
       Preferred shares                          --          --        --         --          --      (1,329)            --
       Common shares                             --          --        --         --          --      (6,599)            --
Balance at December 31, 1992                  6,846      44,774   164,849    549,497   1,396,701   2,468,191             --
  Net income                                     --          --        --         --          --     817,521             --
  Purchase of Class A Series A preferred
    stock                                        (6)       (134)       --         --          --          --             --
  Purchase of common stock                       --          --       (88)      (294)     (3,557)         --             --
  Common stock issued for stock options
    exercised                                    --          --     1,557      5,189      51,529          --             --
  Common stock issued through dividend
    reinvestment plan                            --          --     3,271     10,904     133,829          --             --
  Converted debentures                           --          --        27         90         248          --             --
  Converted preferred stock                    (522)    (13,047)      673      2,242      10,801          --             --
  Pre-merger transactions of pooled banks        --          (1)       49        163       1,724          --             --
  Cash dividends paid
    By First Union Corporation at
       $2.50 per Class A Series A preferred
         share                                   --          --        --         --          --        (337)            --
       7.78% per Series 1990 preferred
       share                                     --          --        --         --          --     (24,563)            --
       $1.50 per common share                    --          --        --         --          --    (243,845)            --
Balance at December 31, 1993                  6,318      31,592   170,338    567,791   1,591,275   3,016,967             --
  Unrealized gain on debt and equity
    securities, January 1, 1994                  --          --        --         --          --          --         93,427
  Stockholders' equity of pooled banks not
    restated prior to 1994                       --          --     4,169     13,897      36,610      13,844             --
  Net income                                     --          --        --         --          --     925,380             --
  Redemption of preferred stock              (6,318)    (31,592)       --         --    (252,449)    (41,355)            --
  Purchase of common stock primarily for
    purchase accounting acquisitions             --          --    (5,034)   (16,780)   (200,774)         --             --
  Common stock issued for stock options
    exercised                                    --          --     1,800      6,000      61,958          --             --
  Common stock issued through dividend
    reinvestment plan                            --          --       763      2,544      29,296          --             --
  Common stock issued for purchase
    accounting acquisition                       --          --     3,561     11,870     149,203          --             --
  Converted debentures                           --          --       437      1,457      18,303          --             --
  Cash dividends paid
    By First Union Corporation at
       8.03% per Series 1990 preferred
         share                                   --          --        --         --          --     (25,353)            --
       $1.72 per common share                    --          --        --         --          --    (297,902)            --
  Unrealized loss on debt and equity
    securities                                   --          --        --         --          --          --       (307,692)
Balance at December 31, 1994                     --   $      --   176,034   $586,779   1,433,422   3,591,581       (214,265)
(IN THOUSANDS EXCEPT PER SHARE DATA)             TOTAL
Balance at December 31, 1991                 3,860,797
  Net income                                   385,051
  Purchase of Class A Series A preferred
    stock                                     (100,000)
  Purchase of common stock                      (7,819)
  Common stock issued in public offering       330,045
  Common stock issued for stock options
    exercised                                   37,744
  Common stock issued through dividend
    reinvestment plan                          140,822
  Converted debentures                           1,374
  Pre-merger transactions of pooled banks       17,328
  Cash dividends paid
    By First Union Corporation at
       11% per Class A Series A preferred
         share                                  (3,086)
       8.73% per Series 1990 preferred
         share                                 (27,564)
       $1.28 per common share                 (167,601)
    By acquired banks on
       Preferred shares                         (1,329)
       Common shares                            (6,599)
Balance at December 31, 1992                 4,459,163
  Net income                                   817,521
  Purchase of Class A Series A preferred
    stock                                         (134)
  Purchase of common stock                      (3,851)
  Common stock issued for stock options
    exercised                                   56,718
  Common stock issued through dividend
    reinvestment plan                          144,733
  Converted debentures                             338
  Converted preferred stock                         (4)
  Pre-merger transactions of pooled banks        1,886
  Cash dividends paid
    By First Union Corporation at
       $2.50 per Class A Series A preferred
         share                                    (337)
       7.78% per Series 1990 preferred
       share                                   (24,563)
       $1.50 per common share                 (243,845)
Balance at December 31, 1993                 5,207,625
  Unrealized gain on debt and equity
    securities, January 1, 1994                 93,427
  Stockholders' equity of pooled banks not
    restated prior to 1994                      64,351
  Net income                                   925,380
  Redemption of preferred stock               (325,396)
  Purchase of common stock primarily for
    purchase accounting acquisitions          (217,554)
  Common stock issued for stock options
    exercised                                   67,958
  Common stock issued through dividend
    reinvestment plan                           31,840
  Common stock issued for purchase
    accounting acquisition                     161,073
  Converted debentures                          19,760
  Cash dividends paid
    By First Union Corporation at
       8.03% per Series 1990 preferred
         share                                 (25,353)
       $1.72 per common share                 (297,902)
  Unrealized loss on debt and equity
    securities                                (307,692)
Balance at December 31, 1994                 5,397,517

See accompanying Notes to Consolidated Financial Statements.
                                       57
                                      ...                (FIRST UNION logo)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FIRST UNION CORPORATION AND SUBSIDIARIES

                                                                                               YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                                 1994                1993
OPERATING ACTIVITIES
  Net income                                                                            $   925,380             817,521
  Adjustments to reconcile net income to net cash provided (used) by operating activities
    Accretion and amortization of securities discounts and premiums, net                    (19,583)             (4,297)
    Provision for loan losses                                                               100,000             221,753
    Provision for foreclosed properties                                                       4,503              23,730
    Gain on sale of mortgage servicing rights                                                    --                (973)
    Securities available for sale transactions                                               11,507             (25,767)
    Investment security transactions                                                         (4,006)             (7,435)
    Depreciation and amortization                                                           321,420             359,359
    Deferred income taxes (benefits)                                                        200,990              78,159
    Trading account assets, net                                                            (554,205)           (483,202)
    Mortgage loans held for resale                                                          879,715            (312,090)
    Loss on sales of premises and equipment                                                   9,387               7,764
    Gain on sale of First American segregated assets                                        (84,260)            (48,147)
    Other assets, net                                                                       604,786           1,044,223
    Other liabilities, net                                                                  248,520            (921,719)
      Net cash provided by operating activities                                           2,644,154             748,879
INVESTING ACTIVITIES
  Increase (decrease) in cash realized from
    Sales of securities available for sale                                               13,255,786          13,043,607
    Maturities of securities available for sale                                           2,796,323           5,637,948
    Purchases of securities available for sale                                          (12,466,200)        (18,384,416)
    Sales and calls of investment securities                                                 39,437             244,473
    Maturities of investment securities                                                     485,993           2,414,793
    Purchases of investment securities                                                     (886,589)         (3,060,327)
    Origination of loans, net                                                            (7,237,982)           (563,530)
    Sales of loans                                                                          250,804                  --
    Purchases of loans                                                                           --                  --
    Sales of premises and equipment                                                          66,635              65,255
    Purchases of premises and equipment                                                    (432,022)           (247,442)
    Sales of mortgage servicing rights                                                           --               1,300
    Purchases of mortgage servicing rights                                                   (7,561)            (11,423)
    Other intangible assets, net                                                            379,706              19,709
    Purchases of banking organizations, net of acquired cash equivalents                  1,974,853              22,493
      Net cash used by investing activities                                              (1,780,817)           (817,560)
FINANCING ACTIVITIES
  Increase (decrease) in cash realized from
    Purchases (sales) of deposits, net                                                    1,189,487          (1,711,427)
    Securities sold under repurchase agreements and other short-term borrowings,
     net                                                                                     (5,606)          1,017,826
    Issuances of long-term debt                                                             572,287           1,044,657
    Payments of long-term debt                                                             (212,126)         (1,161,031)
    Sales of common stock                                                                    99,798             203,337
    Purchases of preferred stock                                                                 --                (138)
    Redemption of preferred stock                                                          (325,396)                 --
    Purchases of common stock                                                              (217,554)             (3,851)
    Cash dividends paid                                                                    (323,255)           (268,745)
      Net cash provided (used) by financing activities                                      777,635            (879,372)
      Increase (decrease) in cash and cash equivalents                                    1,640,972            (948,053)
      Cash and cash equivalents, beginning of year                                        4,415,870           5,363,923
      Cash and cash equivalents, end of year                                            $ 6,056,842           4,415,870
CASH PAID FOR
  Interest                                                                              $ 2,026,740           1,775,759
  Income taxes                                                                              227,379             398,705
NONCASH ITEMS
  Increase (decrease) in securities available for sale                                     (400,314)          4,569,363
  Increase (decrease) in investment securities                                              400,314          (4,536,780)
  Decrease in other assets                                                                       --              32,583
  Increase in foreclosed properties and a decrease in loans                                  29,675              51,885
  Conversion of preferred stock to common stock                                                  --              13,044
  Increase in other intangible assets and stockholders' equity for converted
    debentures                                                                               19,760                  --
  Effect on stockholders' equity of an unrealized loss on debt and equity securities included in
    Securities available for sale                                                           302,113                  --
    Other assets (deferred income taxes)                                                $    87,848                  --
                                                                                           1992
(IN THOUSANDS)
OPERATING ACTIVITIES
  Net income                                                                            385,051
  Adjustments to reconcile net income to net cash provided (used) by operating activities
    Accretion and amortization of securities discounts and premiums, net                 24,618
    Provision for loan losses                                                           414,708
    Provision for foreclosed properties                                                 111,260
    Gain on sale of mortgage servicing rights                                           (10,637)
    Securities available for sale transactions                                          (34,402)
    Investment security transactions                                                      2,881
    Depreciation and amortization                                                       252,271
    Deferred income taxes (benefits)                                                    (73,953)
    Trading account assets, net                                                         (60,091)
    Mortgage loans held for resale                                                     (384,772)
    Loss on sales of premises and equipment                                              22,656
    Gain on sale of First American segregated assets                                         --
    Other assets, net                                                                   383,446
    Other liabilities, net                                                              126,968
      Net cash provided by operating activities                                       1,160,004
INVESTING ACTIVITIES
  Increase (decrease) in cash realized from
    Sales of securities available for sale                                            5,031,961
    Maturities of securities available for sale                                       2,020,875
    Purchases of securities available for sale                                       (5,832,268)
    Sales and calls of investment securities                                          1,523,408
    Maturities of investment securities                                               1,964,588
    Purchases of investment securities                                               (7,513,015)
    Origination of loans, net                                                           563,419
    Sales of loans                                                                    1,610,712
    Purchases of loans                                                                 (747,704)
    Sales of premises and equipment                                                      29,344
    Purchases of premises and equipment                                                (392,952)
    Sales of mortgage servicing rights                                                    1,500
    Purchases of mortgage servicing rights                                              (25,910)
    Other intangible assets, net                                                         (4,057)
    Purchases of banking organizations, net of acquired cash equivalents              1,404,564
      Net cash used by investing activities                                            (365,535)
FINANCING ACTIVITIES
  Increase (decrease) in cash realized from
    Purchases (sales) of deposits, net                                               (1,670,574)
    Securities sold under repurchase agreements and other short-term borrowings,
     net                                                                                638,347
    Issuances of long-term debt                                                       1,036,690
    Payments of long-term debt                                                         (514,986)
    Sales of common stock                                                               525,939
    Purchases of preferred stock                                                       (100,000)
    Redemption of preferred stock                                                            --
    Purchases of common stock                                                            (7,819)
    Cash dividends paid                                                                (206,179)
      Net cash provided (used) by financing activities                                 (298,582)
      Increase (decrease) in cash and cash equivalents                                  495,887
      Cash and cash equivalents, beginning of year                                    4,868,036
      Cash and cash equivalents, end of year                                          5,363,923
CASH PAID FOR
  Interest                                                                            2,180,662
  Income taxes                                                                          260,499
NONCASH ITEMS
  Increase (decrease) in securities available for sale                                4,947,423
  Increase (decrease) in investment securities                                       (4,947,423)
  Decrease in other assets                                                                   --
  Increase in foreclosed properties and a decrease in loans                             186,226
  Conversion of preferred stock to common stock                                              --
  Increase in other intangible assets and stockholders' equity for converted
    debentures                                                                               --
  Effect on stockholders' equity of an unrealized loss on debt and equity securities included in
    Securities available for sale                                                            --
    Other assets (deferred income taxes)                                                     --

See accompanying Notes to Consolidated Financial Statements.
                                       58
(FIRST UNION logo)                    ...

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

.................................
NOTE 1:
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
    First Union Corporation (the Parent Company) is a bank holding company whose principal wholly-owned subsidiaries are national banking associations using the name First Union National Bank, and First Union Mortgage Corporation, a mortgage banking firm.
    The accounting and reporting policies of First Union Corporation and subsidiaries (the Corporation) are in accordance with generally accepted accounting principles and conform to general practices within the banking and mortgage banking industries. In consolidation, all significant intercompany accounts and transactions are eliminated.
    The Corporation's principal sources of revenues emanate from its domestic banking, including trust operations, and mortgage banking operations, located primarily in North and South Carolina, Georgia, Florida, Tennessee, Virginia, Maryland and Washington, D.C. Its foreign banking operations are immaterial.
    Certain amounts for 1993 and 1992 were reclassified to conform with statement presentation for 1994. These reclassifications have no effect on stockholders' equity or net income as previously reported.
CASH AND CASH EQUIVALENTS
    Cash and cash equivalents include cash and due from banks, interest-bearing balances in other banks and federal funds sold and securities purchased under resale agreements. Generally, both cash and cash equivalents are considered to have maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value.
SECURITIES
    The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
    Trading account assets, primarily debt securities, and interest rate futures, options, caps and floors and forward contracts, are adjusted to market value. Included in noninterest income are realized and unrealized gains and losses resulting from such adjustments and from recording the effects of sales of trading account securities on a trade date basis.
    Securities available for sale, primarily debt securities, are recorded at market value with a corresponding adjustment net of tax recorded as a component of stockholders' equity. In 1993, securities available for sale were recorded at the lower of aggregate cost or market value. Securities available for sale will be used as a part of the Corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, and other factors.
    Investment securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Corporation intends and has the ability to hold such securities until maturity.
    The market value of securities, including securities sold not owned, is generally based on quoted market prices or dealer quotes. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.
    As more fully described in Note 3 to the consolidated financial statements, the Corporation has adopted the method of accounting for debt and equity securities set forth in Statement of Financial Accounting Standard No. 115. INTEREST RATE SWAPS, FLOORS AND CAPS
    The Corporation uses interest rate swaps, floors and caps for interest rate risk management, in connection with providing risk management services to customers and for trading for its own account.
    Interest rate swaps, floors and caps used to achieve interest rate risk management objectives are designated as hedges of specific assets and liabilities. The net interest payable or receivable on swaps, caps, and floors is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for purchased caps and floors are amortized over the term of the floors and caps as a yield adjustment of the related asset or liability. Floors and caps are written only to adjust the amount or term of purchased floors and caps to more effectively reduce interest rate risk, and a net written position is not created. Premiums received on floors and caps offset the premium paid on the caps and floors they adjust. Upon the early termination of swaps, floors and caps, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities and amortized over the shorter of the remaining contract life or the maturity of the related asset or liability. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any related premium or market value is recognized in earnings.
    Interest rate swaps, floors and caps entered into for trading purposes and sold to customers are accounted for on a mark-to-market basis with both realized and unrealized gains and losses recognized as trading profits. The fair value of these financial instruments represent the amount the Corporation would receive or pay to terminate the contracts or agreements and is determined using a valuation model which considers current market yields and other relevant variables.
INTEREST RATE FUTURES, FORWARD AND OPTION CONTRACTS
    The Corporation uses interest rate futures, forward and option contracts, other than caps and floors, for interest rate risk management and in connection with hedging interest rate products sold to customers.
    Interest rate futures and option contracts are used to hedge interest rate risk arising from specific assets and liabilities. Gains and losses on interest rate futures are deferred and included in the carrying value of the related assets or liabilities and amortized over the estimated lives of those assets and liabilities as a yield adjustment. Premiums paid for option contracts are included in other assets and are amortized over the option term as a yield adjustment of the related asset or liability. Upon the early termination of futures contracts, the deferred amounts are amortized over the remaining maturity of the related asset or liability. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any related premium or market value is recognized in earnings.
    Interest rate futures, forward and option contracts used to hedge risk management products sold to customers are marked to market and both the realized and unrealized gains and losses recognized as trading profits. The market value of these financial instruments is based on dealer or exchange quotes.
                                       59
(FIRST UNION logo)                    ...

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

LOANS
    Commercial, financial and agricultural loans include industrial revenue bonds, highly leveraged transaction loans and certain other loans that are made primarily on the strength of the borrower's general credit standing and ability to generate repayment cash flows from income sources even though such bonds and loans may be secured by real estate or other assets.
    Commercial real estate construction and mortgage loans represent interim and permanent financing of commercial properties that are secured by real estate.
    Retail real estate mortgage loans represent 1-4 family first mortgage loans. Retail installment loans represent all other consumer loans, including home equity and second mortgage loans.
    Mortgage notes held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage notes are recognized when the proceeds are received from investors.
    In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment and collateral liquidation a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.
    Unearned income is generally transferred to interest income using the constant yield or an accelerated method. Interest income on all other loans is recorded on an accrual basis.
    The accrual of interest is generally discontinued on all loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans and card products that become approximately 120 days and 180 days past due, respectively, are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan the Corporation has classified as nonaccrual, such loan is returned to accrual status.
    Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.
    The fair values of performing loans for all portfolios, except residential mortgage, are calculated by discounting estimated cash flows through expected maturity dates. These cash flows are discounted using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. Such market yields also reflect a component for the estimated cost of servicing the portfolio. A prepayment assumption is used as an estimate of the number of loans which will be repaid prior to their scheduled maturity.
    For performing residential mortgage loans, fair values are estimated by segmenting the loan portfolio into homogeneous pools based on loan types, coupon rates, maturities, prepayment assumptions and credit risk, and comparing the values of the individual pools to mortgage-backed securities with similar characteristics.
    Fair values of nonperforming loans greater than $1,000,000 are calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with estimating such cash flows. Estimates of cash flows are made using knowledge of the borrower and available market data. It is not considered practicable to calculate a fair value for nonperforming loans less than $1,000,000. Accordingly, they are included in fair value disclosures at net cost.
    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. ALLOWANCE FOR LOAN LOSSES
    The allowance for loan losses is the amount that is considered adequate to provide for potential losses in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various classifications of loans, the fair value of underlying collateral and other factors.
    Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions.
    In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries' allowances for losses on loans and real estate owned. Such agencies may require such subsidiaries to recognize changes to the allowances based on their judgments about information available to them at the time of their examination. PREMISES AND EQUIPMENT
    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis for financial purposes and on straight-line and accelerated bases for tax purposes, using estimated lives generally as follows: buildings, 10 to 50 years; furniture and equipment, 3 to 10 years; and leasehold improvements and capitalized leases, over the lives of the respective leases.
                                       60
                                      ...                (FIRST UNION logo)

INTANGIBLE ASSETS
    Generally, goodwill is being amortized on a straight-line basis over a 25-year period. The Corporation's unamortized goodwill is periodically reviewed to ensure that conditions are not present that indicate the recorded amount of goodwill is not recoverable from future undiscounted cash flows. The review process includes an evaluation of the earnings history of each subsidiary, its contribution to the Corporation, capital levels and other factors. If events or changes in circumstances indicate further evaluation is warranted, the undiscounted net cash flows of the operations to which goodwill relates are estimated. If the estimated undiscounted net cash flows are less than the carrying amount of goodwill, a loss is recognized to reduce goodwill's carrying value to the amount recoverable, and when appropriate the amortization period also is reduced. Unamortized goodwill associated with disposed assets is charged to current earnings. Credit card premiums are being amortized principally over a 6.3-year period using the sum-of-the-years' digits method. Deposit base premiums are generally amortized principally over a 10-year period using accelerated methods. Annually, the fair value of the unamortized balance of such premiums is determined on a discounted cash flow basis, and if such value is less than such balance, the difference is charged to noninterest expense.
FORECLOSED PROPERTIES
    Foreclosed properties are included in other assets and represent other real estate that has been acquired through loan or in-substance foreclosures or deeds received in lieu of loan payments. Generally such properties are appraised annually and are recorded at the lower of cost or fair value less estimated selling costs. When appropriate, adjustments to cost are charged or credited to the allowance for foreclosed properties.
MORTGAGE LOAN ADMINISTRATION AND ORIGINATION
    Mortgage servicing fees are recorded on an accrual basis. Acquisition costs of mortgage servicing contracts purchased are amortized over 10 years for loans with maturities of over 15 years and 7 years for loans with maturities of 15 years or less, or the remaining life of the related mortgages, whichever is shorter, in proportion to estimated net servicing income. Quarterly, an appropriate carrying value of the unamortized balance of such acquisition costs is determined by the Corporation, based principally on an aggregated discounted method. Additionally, quarterly, based principally on an aggregated discounted method, an appropriate carrying value of the unamortized deferred excess servicing fee balance is determined by the Corporation. If such values are less than such balances, the differences are included as a reduction of mortgage banking income.
    Placement fees for services rendered in arranging permanent financing for income property loans are earned when the permanent commitment issued by the lender is approved and accepted by the borrower.
    Loan origination, commitment and certain other fees and certain direct loan origination costs are being deferred and the net amount is being amortized as an adjustment of the related loan's yield, generally over the contractual life of the related loans, or if the related loan is held for resale, until the loan is sold.
    Mortgage-backed securities guaranteed by the Government National Mortgage Association under the provisions of the National Housing Act have been issued. In keeping with the economic substance of these transactions, the issuance of the mortgage-backed security and the simultaneous placement of the related mortgage pool in trust have been accounted for as a sale of the mortgages. The issued mortgage-backed securities and the related mortgage pools are not considered to be assets and liabilities of the Corporation.
PENSION AND SAVINGS PLANS
    Substantially all employees with one year of service are eligible for participation in a non-contributory, defined benefit pension plan and a matching savings plan. Pension cost is determined annually by an actuarial valuation, which includes service costs for the current year and amortization of amounts related to prior years. The Corporation's funding policy is to contribute to the pension plan the amount required to fund the benefits expected to be earned for the current year and to amortize amounts related to prior years using the projected unit credit valuation method. The difference between the pension cost included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated annually.
    The matching savings plan permits eligible employees to make basic contributions to the plan of up to 6 percent of base compensation, and supplemental contributions of up to 9 percent of base compensation. Annually, upon approval of the Board of Directors, employee basic contributions may be matched up to 6 percent of the employee's base compensation.
INCOME TAXES
    The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to the Parent Company, or receives payment from the Parent Company to the extent that tax benefits are realized. Where state income tax laws do not permit consolidated income tax returns, applicable state income tax returns are filed. As more fully described in Note 15 to the consolidated financial statements, the Corporation has adopted the method of accounting for income taxes set forth in Statement of Financial Accounting Standard No. 109.
INCOME PER COMMON SHARE
    Income per common share is determined by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding.
                                       61
(FIRST UNION logo)                    ...

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

.................................
NOTE 2:
ACQUISITIONS
    During 1994, various banking subsidiaries of the Parent Company acquired in the aggregate $4,595,762,000 in assets, $1,238,703,000 in net loans, and $4,026,375,000 in deposits. These transactions included (i) the pooling of interests mergers of (a) American Bancshares, Inc. (ABI), (b) Lieber & Company (Lieber), an investment management firm that is adviser to the Evergreen Funds with $3,392,000,000 in mutual fund assets, and (c) Home Federal Savings Bank (Home Federal), which in the aggregate added $477,647,000 in assets, $381,436,000 in net loans, $372,052,000 in deposits, $64,351,000 in stockholders' equity and involved the issuance of 4,169,000 shares of the Parent Company's common stock; (ii) the purchase accounting acquisition of BancFlorida Financial Corporation (BFL) on August 1, 1994, which added $1,637,046,000 in assets, $843,592,000 in net loans and $1,180,548,000 in deposits and involved the issuance of 3,561,000 shares of the Parent Company's common stock at a cost of $161,071,000; (iii) the purchase of certain loans and deposits from Chase Manhattan Bank of Florida, N.A. and Great Western Federal Savings Bank in the aggregate amounts of $13,209,000 and $1,833,831,000, respectively, at a combined cost of $136,521,000; and (iv) the purchase of deposits of Jacksonville Federal Savings Association, Citizens Federal Savings Association, Cobb Federal Savings Association and Hollywood Federal Savings Bank in the aggregate amount of $639,943,000 from the Resolution Trust Corporation at a combined cost of $68,186,000.
    The Corporation's consolidated financial statements were not restated for prior periods to reflect the 1994 pooling of interests mergers. The Parent Company paid $174,684,000 for the purchase in the open market of 4,000,000 shares of its common stock related to the BancFlorida Financial Corporation acquisition. The 1994 purchase transactions indicated above resulted in an increase in goodwill of $90,708,000, which will be amortized on a straight-line basis over 25 years, and deposit base premium of $250,365,000, which will be amortized on an accelerated basis over 10 years.
    On January 15, 1993, the acquisitions of South Carolina Federal Corporation
(SCF) and DFSoutheastern, Inc. (Decatur) were consummated, and on March 1, 1993, the acquisition of Dominion Bankshares Corporation (Dominion) was consummated. The following describes each of these acquisitions.
    The Parent Company entered into an Agreement and Plan of Merger on June 10, 1992, providing for the pooling of interests acquisition of SCF, a South Carolina-based savings and loan holding company, and the exchange of .76 shares of Parent Company common stock for each share of SCF common stock. At December 31, 1992, and for the year then ended, SCF had assets of $823,056,000, net loans of $675,355,000, deposits of $618,801,000, stockholders' equity of $41,632,000, a net loss of $10,375,000, and had outstanding 2,808,000 shares of common stock.
    The Parent Company entered into an Agreement and Plan of Merger on June 28, 1992, providing for the pooling of interests acquisition of Decatur, a Georgia-based savings and loan holding company, and the exchange of .82 shares of Parent Company common stock for each share of Decatur common stock. At December 31, 1992, and for the year then ended, Decatur had assets of $2,659,742,000, net loans of $2,017,452,000, deposits of $1,944,542,000, stockholders' equity of $116,226,000, a net loss of $10,932,000 and had outstanding 4,769,000 shares of common stock.
    The Parent Company entered into an Agreement and Plan of Merger on September 20, 1992, providing for the pooling of interests acquisition of Dominion, a Virginia-based bank holding company, and the exchange of .58 shares of Parent Company common stock for each share of Dominion common stock and one share of a new series of Series A $2.50 Cumulative Convertible Class A Preferred Stock, stated and liquidation value of $25.00 (the Convertible Preferred) for each share of Dominion convertible preferred stock. Dividends on the Convertible Preferred were paid quarterly at the annual rate of $2.50. The Convertible Preferred was redeemed by the Parent Company on June 18, 1993, at the redemption price of $25.00. Substantially all of the Convertible Preferred was converted into 2.2222 times .58 shares of Parent Company common stock. At December 31, 1992, and for the year then ended, Dominion had assets of $8,810,605,000, net loans of $5,864,223,000, deposits of $7,198,092,000, stockholders' equity of $472,662,000, a net loss applicable to common stockholders of $104,594,000 and had outstanding 527,000 shares of preferred stock and 39,228,000 shares of common stock.
    On June 12, 1993, Georgia Federal Bank, FSB, (GFB), a Georgia-based savings bank was purchased by the Parent Company for $153,870,000 in cash, after the payment of $115,000,000 in dividends from GFB to its parent company. Immediately prior to the acquisition, GFB had assets of $3,700,635,000, net loans of $2,064,157,000, deposits of $2,518,458,000, stockholders' equity of $182,139,000 and a net loss of $6,169,000. As a result of the GFB acquisition deposit base premium was increased by $51,481,000 and is being amortized over a 10-year period using the sum-of-the years' digits method.
    On June 23, 1993, First American Metro Corp. (FAMC), a Virginia-based bank holding company, was purchased by the Parent Company for $452,420,000 in cash. Immediately prior to the acquisition, FAMC had assets of $4,403,955,000, net loans of $2,604,610,000, deposits of $3,758,581,000, stockholders' equity of $364,701,000 and a net loss of $4,281,000. As a result of the FAMC acquisition, goodwill, deposit base premium and credit card premium were increased by $109,398,000, $79,241,000 and $23,000,000, respectively. These amounts are being amortized on a straight-line basis over 25 years, and over 10- and 6.3- year periods, respectively, using the sum-of-the-years' digits method.
    Included in noninterest sundry expense in 1992 are restructuring charges of $162,105,000 related to the SCF, Decatur and Dominion acquisitions.
    The information below indicates on a pro forma basis, amounts as if ABI, Lieber, Home Federal, BFL, GFB and FAMC had been acquired as of January 1, 1994 and 1993, and historical amounts as reported by the Corporation.
                                       62
                                      ...                (FIRST UNION logo)

                                             YEARS ENDED DECEMBER 31,
(IN THOUSANDS EXCEPT PER SHARE DATA)          1994               1993
(UNAUDITED)
  Interest income                          $5,150,707       4,940,131
  Interest expense                          2,095,618       2,009,071
  Net interest income                       3,055,089       2,931,060
  Provision for loan losses                   100,000         246,126
  Net interest income after provision for
    loan losses                             2,955,089       2,684,934
  Securities available for sale
    transactions                              (12,460)         37,009
  Investment security transactions              4,006          18,732
  Noninterest income                        1,173,160       1,251,562
  Noninterest expense                       2,707,713       2,768,876
  Income before income taxes                1,412,082       1,223,361
  Income taxes                                489,397         405,672
  Net income                                  922,685         817,689
  Dividends on preferred stock                 25,353          26,198
  Net income available to common
    stockholders before redemption
    premium                                   897,332         791,491
  Redemption premium on preferred stock        41,355              --
  Net income applicable to common
    stockholders after redemption premium  $  855,977         791,491
  Net income per common share before
    redemption premium                     $     5.14            4.61
  Net income per common share after
    redemption premium                     $     4.90            4.61
CORPORATION AS REPORTED
  Net interest income                      $3,033,715       2,765,893
  Net income                                  925,380         817,521
  Net income applicable to common
    stockholders before redemption
    premium                                   900,027         792,621
  Net income applicable to common
    stockholders after redemption premium     858,672         792,621
  Net income per common share before
    redemption premium                           5.22            4.73
  Net income per common share after
    redemption premium                     $     4.98            4.73

    The following assumptions were applied in arriving at the above pro forma results; cost of funds of 3.68 percent and 3.12 percent for 1994 and 1993, respectively; applying a straight-line depreciation method over useful lives ranging from 10 to 25 years; goodwill amortized over 25 years using the straight-line method; credit card relationships amortized over a 6.3-year period and other intangibles amortized over a 10-year period using the sum-of-the-years' digits method; and various other assets amortized over seven-to-ten years using both the straight-line and sum-of-the-years' digits methods.
    On October 3, 1994, First Union National Bank of Florida agreed to acquire First Florida Savings Bank of Miami, Florida, which had assets of $101,766,000 at December 31, 1994, for approximately $9,500,000 in cash.
    On October 11, 1994, the Parent Company agreed to acquire Ameribanc Investors Group of Annandale, Virginia, which had assets of $1,064,793,000 at December 31, 1994, for approximately $108,350,000 in cash.
    On December 5, 1994, the Parent Company agreed to acquire American Savings Bank of Florida FSB of Miami, Florida, which had assets of $3,570,459,000 at December 31, 1994. The Parent Company agreed to issue approximately 6,000,000 shares of Parent Company common stock, subject to adjustment under certain conditions. From the third quarter of 1994 through February 14, 1995, the Parent Company paid $161,480,000 for the purchase in the open market of 3,800,000 of the common shares expected to be issued in the acquisition. This acquisition is expected to be accounted for as a purchase.
    On January 3, 1995, First Union National Bank of Florida agreed to acquire Coral Gables Fedcorp, Inc. of Coral Gables, Florida, which had assets of $2,487,625,000 at December 31, 1994, for approximately $485,343,000 in cash.
    The Parent Company currently expects consummation of the four pending acquisitions in the first half of 1995, all subject to regulatory approvals and other conditions of closing.
                                       63
(FIRST UNION logo)                    ...

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

.................................
NOTE 3:
SECURITIES AVAILABLE FOR SALE

DECEMBER 31, 1994           1 YEAR           1-5          5-10      AFTER 10                         GROSS UNREALIZED     AMORTIZED
(IN THOUSANDS)             OR LESS         YEARS         YEARS         YEARS          TOTAL         GAINS      LOSSES          COST
MARKET VALUE
  U.S. Treasury         $1,156,159     1,035,790            --            --      2,191,949            --      81,975      2,273,924
  U.S. Government
    agencies               153,675       469,468     2,031,111           546      2,654,800          (404)    171,580      2,825,976
  Collateralized
    mortgage
    obligations             90,066     1,091,930        58,524            --      1,240,520           (49)     44,627      1,285,098
  Other                     84,757     1,282,076        20,299       278,078      1,665,210       (51,633)     56,017      1,669,594
    Total               $1,484,657     3,879,264     2,109,934       278,624      7,752,479       (52,086)    354,199      8,054,592
MARKET VALUE
  Debt securities       $1,484,657     3,879,264     2,109,934        24,069      7,497,924        (3,243)    346,011      7,840,692
  Sundry securities             --            --            --       254,555        254,555       (48,843)      8,188        213,900
    Total               $1,484,657     3,879,264     2,109,934       278,624      7,752,479       (52,086)    354,199      8,054,592
AMORTIZED COST
  Debt securities       $1,486,608     4,061,240     2,264,716        28,128      7,840,692
  Sundry securities             --            --            --       213,900        213,900
    Total               $1,486,608     4,061,240     2,264,716       242,028      8,054,592

                                                                           AFTER
DECEMBER 31, 1993                 1 YEAR           1-5          5-10          10                       GROSS UNREALIZED
(IN THOUSANDS)                   OR LESS         YEARS         YEARS       YEARS          TOTAL       GAINS       LOSSES
CARRYING VALUE
  U.S. Treasury               $3,177,119     1,249,298            --          --      4,426,417       3,609      (7,315)
  U.S. Government agencies       114,531     1,646,429     1,494,136         555      3,255,651      43,814        (270)
  Collateralized mortgage
    obligations                1,006,973     1,226,569            --          --      2,233,542      13,389      (8,825)
  Other                          438,585     1,121,571        35,474     233,702      1,829,332      95,296        (255)
    Total                     $4,737,208     5,243,867     1,529,610     234,257     11,744,942     156,108     (16,665)
CARRYING VALUE
  Debt securities             $4,737,208     5,243,867     1,529,610         860     11,511,545     119,624     (16,445)
  Sundry securities                   --            --            --     233,397        233,397      36,484        (220)
    Total                     $4,737,208     5,243,867     1,529,610     234,257     11,744,942     156,108     (16,665)
MARKET VALUE
  Debt securities             $4,742,741     5,328,847     1,542,264         872     11,614,724
  Sundry securities                   --            --            --     269,661        269,661
    Total                     $4,742,741     5,328,847     1,542,264     270,533     11,884,385
DECEMBER 31, 1993                 MARKET
(IN THOUSANDS)                     VALUE
CARRYING VALUE
  U.S. Treasury                4,422,711
  U.S. Government agencies     3,299,195
  Collateralized mortgage
    obligations                2,238,106
  Other                        1,924,373
    Total                     11,884,385
CARRYING VALUE
  Debt securities             11,614,724
  Sundry securities              269,661
    Total                     11,884,385
MARKET VALUE
  Debt securities
  Sundry securities
    Total

                                       64
(FIRST UNION logo)                    ...

    Securities available for sale with an aggregate amortized cost of $5,616,733,000 at December 31, 1994, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
    Expected maturities differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1994 and 1993.
    At December 31, 1994 and 1993, collateralized mortgage obligations had a weighted average yield based on amortized cost of 5.21 percent and 5.09 percent, respectively.
    Included in Other at December 31, 1994, are $1,290,963,000 of securities available for sale that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1994, these securities had a weighted average maturity of
2.62 years and a weighted average yield of 6.81 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 5.87 percent based on a weighted average funding cost differential of (.94) percent.
    There were commitments to purchase securities at a cost of $5,551,000 that had a market value of $5,547,000 at December 31, 1994. There were no commitments to sell securities.
    Securities available for sale at December 31, 1993, do not include commitments to purchase $267,813,000 of additional securities that at December 31, 1993, had a market value of $267,969,000.
    Securities available for sale at December 31, 1993, include the carrying value of $513,390,000 of securities which have been sold for future settlement. Related gains and losses are accounted for on a trade date basis.
    Gross gains and losses realized on the sale of debt securities during 1994 were $27,017,000 and $43,813,000, respectively, and on sundry securities $5,998,000 and $709,000, respectively.
    Gross gains and losses realized on the sale of debt securities during 1993 were $28,818,000 and $9,553,000, respectively, and on sundry securities $6,570,000 and $68,000, respectively.
    Gross gains and losses realized on the sale of debt securities during 1992 were $42,014,000 and $7,419,000, respectively, and on sundry securities $230,000 and $423,000, respectively.
    The Financial Accounting Standards Board has issued Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities", that requires that debt and equity securities held: (i) TO MATURITY be classified as such and reported at amortized cost; (ii) FOR CURRENT RESALE be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and (iii) FOR ANY OTHER PURPOSE be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. It is required for fiscal years beginning after December 15, 1993, and it was adopted by the Corporation on January 1, 1994. The effect of the foregoing will cause fluctuations in stockholders' equity based on changes in values of debt and equity securities. At December 31, 1994, stockholders' equity decreased by an after-tax amount of $214,265,000 based on depreciation in the securities available for sale portfolio of $302,113,000 and on a transfer of securities from securities available for sale to investment securities with an unrealized loss of $28,374,000. If this Standard had been adopted at December 31, 1993, stockholders' equity would have been increased by an after-tax amount of $93,427,000 based on appreciation in the securities available for sale portfolio of $139,443,000. Securities available for sale at December 31, 1993, include an increase of $4,569,363,000 related to the reclassification of securities from the investment securities portfolio and other assets.
                                       65
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

.................................
NOTE 4:
INVESTMENT SECURITIES

                                                                      AFTER
DECEMBER 31, 1994      1 YEAR             1-5            5-10            10                            GROSS UNREALIZED
(IN THOUSANDS)        OR LESS           YEARS           YEARS         YEARS           TOTAL         GAINS        LOSSES
CARRYING VALUE
  U.S. Government
    agencies         $     --         100,853       1,201,803        14,474       1,317,130         5,528       (39,881)
  Collateralized
    mortgage
    obligations            --         910,733          92,516            --       1,003,249            --       (26,786)
  State, county and
    municipal         369,189         267,835         151,533       437,523       1,226,080        78,676        (4,698)
  Other                    --           2,036           6,178       175,196         183,410         3,022        (3,196)
    Total            $369,189       1,281,457       1,452,030       627,193       3,729,869        87,226       (74,561)
CARRYING VALUE
  Debt securities    $369,189       1,281,457       1,452,030       517,532       3,620,208        87,226       (74,561)
  Sundry securities        --              --              --       109,661         109,661            --            --
    Total            $369,189       1,281,457       1,452,030       627,193       3,729,869        87,226       (74,561)
MARKET VALUE
  Debt securities    $376,983       1,269,819       1,423,936       562,135       3,632,873
  Sundry securities        --              --              --       109,661         109,661
    Total            $376,983       1,269,819       1,423,936       671,796       3,742,534
DECEMBER 31, 1994       MARKET
(IN THOUSANDS)           VALUE
CARRYING VALUE
  U.S. Government
    agencies         1,282,777
  Collateralized
    mortgage
    obligations        976,463
  State, county and
    municipal        1,300,058
  Other                183,236
    Total            3,742,534
CARRYING VALUE
  Debt securities    3,632,873
  Sundry securities    109,661
    Total            3,742,534
MARKET VALUE
  Debt securities
  Sundry securities
    Total

                                       66
(FIRST UNION logo)                    ...

                                                                         AFTER
DECEMBER 31, 1993           1 YEAR             1-5          5-10            10                           GROSS UNREALIZED
(IN THOUSANDS)             OR LESS           YEARS         YEARS         YEARS           TOTAL         GAINS       LOSSES
CARRYING VALUE
  U.S. Treasury           $    550              --            --            --             550            --           (1)
  U.S. Government
    agencies               311,750         814,667        30,232            --       1,156,649        44,054       (1,222)
  State, county and
    municipal               80,863         508,477       242,072       511,523       1,342,935       183,230         (756)
  Other                         --              --         6,200       186,142         192,342        13,358           --
    Total                 $393,163       1,323,144       278,504       697,665       2,692,476       240,642       (1,979)
CARRYING VALUE
  Debt securities         $393,163       1,323,144       278,504       511,530       2,506,341       227,730       (1,979)
  Sundry securities             --              --            --       186,135         186,135        12,912           --
    Total                 $393,163       1,323,144       278,504       697,665       2,692,476       240,642       (1,979)
MARKET VALUE
  Debt securities         $401,304       1,399,666       311,652       619,470       2,732,092
  Sundry securities             --              --            --       199,047         199,047
    Total                 $401,304       1,399,666       311,652       818,517       2,931,139

DECEMBER 31, 1993            MARKET
(IN THOUSANDS)                VALUE
CARRYING VALUE
  U.S. Treasury                 549
  U.S. Government
    agencies              1,199,481
  State, county and
    municipal             1,525,409
  Other                     205,700
    Total                 2,931,139
CARRYING VALUE
  Debt securities         2,732,092
  Sundry securities         199,047
    Total                 2,931,139
MARKET VALUE
  Debt securities
  Sundry securities
    Total

    Investment securities with an aggregate carrying value of $2,756,622,000 at December 31, 1994, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
    Expected maturities differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1994 and 1993.
    At December 31, 1994, collateralized mortgage obligations had a weighted average yield of 6.52 percent.
    There were no commitments to purchase or sell securities at December 31, 1994 and 1993.
     Gross gains and losses realized on the sale of debt securities during 1994 were $1,440,000 and $44,000, respectively, and on sundry securities gross gains realized were $2,610,000.
     Gross gains and losses realized on the sale or call of debt securities during 1993 were $2,722,000 and $318,000, respectively, and on sundry securities $5,115,000 and $84,000, respectively.
     Gross gains and losses realized on the sale of debt securities during 1992 were $19,035,000 and $19,100,000, respectively, and on sundry securities $615,000 and $3,431,000, respectively.
     See Note 3 for information related to new accounting rules for debt and equity securities.
                                       67
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

.................................
NOTE 5:
LOANS

(IN THOUSANDS)                                                                                                 1994
COMMERCIAL
  Commercial, financial and agricultural                                                                $15,907,743
  Real estate-construction and other                                                                      1,734,095
  Real estate-mortgage                                                                                    5,437,496
  Lease financing                                                                                         1,613,763
  Foreign                                                                                                   415,857
    Total commercial                                                                                     25,108,954
RETAIL
  Real estate-mortgage                                                                                   15,014,775
  Installment loans-Bankcard                                                                              3,959,657
  Installment loans-other                                                                                10,618,696
    Total retail                                                                                         29,593,128
    Total                                                                                               $54,702,082
(IN THOUSANDS)                                                                                                1993
COMMERCIAL
  Commercial, financial and agricultural                                                                13,233,725
  Real estate-construction and other                                                                     1,664,694
  Real estate-mortgage                                                                                   5,834,894
  Lease financing                                                                                          962,599
  Foreign                                                                                                  304,267
    Total commercial                                                                                    22,000,179
RETAIL
  Real estate-mortgage                                                                                  13,318,058
  Installment loans-Bankcard                                                                             1,995,568
  Installment loans-other                                                                                9,896,431
    Total retail                                                                                        25,210,057
    Total                                                                                               47,210,236

                                       68
(FIRST UNION logo)                    ...

    The carrying amounts and fair values of loans with similar financial characteristics at December 31, 1994 and 1993 are as follows:

                                                                                                               DECEMBER
                                                                                                               31, 1994
                                                                           WEIGHTED           AVERAGE         ESTIMATED
                                                          CARRYING          AVERAGE          MATURITY          DISCOUNT
(IN THOUSANDS)                                              AMOUNT           COUPON         (YRS) (1)          RATE (2)
COMMERCIAL
  Adjustable                                           $13,549,920             8.14%             3.37              7.45%
  Fixed                                                  2,317,695             8.13              4.15              9.76
  Allocated allowance for loan losses                     (223,352)              --                --                --
REAL ESTATE
  Residential
    Adjustable                                           7,136,569             7.07                --                --
    Fixed                                                7,844,849             8.13                --                --
    Allocated allowance for loan losses                    (45,337)              --                --                --
  Commercial-mortgage
    Adjustable                                           4,057,056             8.72              4.56              7.95
    Fixed                                                1,370,808             8.66              4.72             10.06
    Allocated allowance for loan losses                   (129,924)              --                --                --
  Commercial-construction and other
    Adjustable                                           1,565,669             8.97              3.08              7.70
    Fixed                                                  160,800             7.51              4.75              9.24
    Allocated allowance for loan losses                    (58,069)              --                --                --
OTHER                                                    1,502,981               --                --                --
  Allocated allowance for loan losses                       (5,962)              --                --                --
DIRECT AND INDIRECT INSTALLMENT LOANS
  Adjustable                                             3,698,456             9.84              5.68             10.19
  Fixed                                                  6,865,309             9.58              6.81             10.42
  Revolving loans to individuals                         3,959,640            13.72                --             12.12
  Allocated allowance for loan losses                     (239,916)              --                --                --
Unallocated allowance for loans losses                    (276,235)              --%               --                --%
      Total                                            $53,050,957
                                                        CALCULATED
(IN THOUSANDS)                                          FAIR VALUE
COMMERCIAL
  Adjustable                                           $13,669,907
  Fixed                                                 2,235,459
  Allocated allowance for loan losses                          --
REAL ESTATE
  Residential
    Adjustable                                          6,857,806
    Fixed                                               7,646,469
    Allocated allowance for loan losses                        --
  Commercial-mortgage
    Adjustable                                          4,105,826
    Fixed                                               1,333,578
    Allocated allowance for loan losses                        --
  Commercial-construction and other
    Adjustable                                          1,597,853
    Fixed                                                 157,977
    Allocated allowance for loan losses                        --
OTHER                                                   1,502,726
  Allocated allowance for loan losses                          --
DIRECT AND INDIRECT INSTALLMENT LOANS
  Adjustable                                            3,683,500
  Fixed                                                 6,659,394
  Revolving loans to individuals                        4,064,859
  Allocated allowance for loan losses                          --
Unallocated allowance for loans losses                         --
      Total                                            $53,515,354

                                                                                                         DECEMBER 31, 1993
                                                                              WEIGHTED          AVERAGE          ESTIMATED
                                                             CARRYING          AVERAGE          MATURITY          DISCOUNT
(IN THOUSANDS)                                                 AMOUNT           COUPON         (YRS) (1)          RATE (2)
COMMERCIAL
  Adjustable                                              $11,385,498             5.89%            2.35              4.87%
  Fixed                                                     1,815,023             7.71             4.20              6.57
  Allocated allowance for loan losses                        (187,896)              --               --                --
REAL ESTATE
  Residential
    Adjustable                                              6,714,057             6.78               --                --
    Fixed                                                   6,566,124             8.38               --                --
    Allocated allowance for loan losses                       (58,445)              --               --                --
  Commercial-mortgage
    Adjustable                                              4,200,490             6.89             4.11              5.62
    Fixed                                                   1,627,390             8.39             4.32              7.18
    Allocated allowance for loan losses                      (141,521)              --               --                --
  Commercial-construction and other
    Adjustable                                              1,494,439             6.59             2.17              5.54
    Fixed                                                     168,196             7.91             3.39              7.12
    Allocated allowance for loan losses                       (73,442)              --               --                --
OTHER                                                       1,062,638               --               --                --
  Allocated allowance for loan losses                          (1,981)              --               --                --
DIRECT AND INDIRECT INSTALLMENT LOANS
  Adjustable                                                3,319,811             8.08             6.97              7.70
  Fixed                                                     6,047,796             9.51             6.56              8.57
  Revolving loans to individuals                            2,474,715            13.81               --             10.54
  Allocated allowance for loan losses                        (225,418)              --               --                --
Unallocated allowance for loans losses                       (331,488)              --%              --                --%
      Total                                               $45,855,986

                                                           CALCULATED
(IN THOUSANDS)                                             FAIR VALUE
COMMERCIAL
  Adjustable                                              $11,476,977
  Fixed                                                    1,872,778
  Allocated allowance for loan losses                             --
REAL ESTATE
  Residential
    Adjustable                                             6,839,247
    Fixed                                                  6,713,341
    Allocated allowance for loan losses                           --
  Commercial-mortgage
    Adjustable                                             4,314,654
    Fixed                                                  1,659,192
    Allocated allowance for loan losses                           --
  Commercial-construction and other
    Adjustable                                             1,488,161
    Fixed                                                    176,825
    Allocated allowance for loan losses                           --
OTHER                                                      1,061,084
  Allocated allowance for loan losses                             --
DIRECT AND INDIRECT INSTALLMENT LOANS
  Adjustable                                               3,329,282
  Fixed                                                    6,134,807
  Revolving loans to individuals                           2,578,423
  Allocated allowance for loan losses                             --
Unallocated allowance for loans losses                            --
      Total                                               $47,644,771

(1) Average maturity represents in terms of years the expected average cash flow period, which in some instances is different than the stated maturity.
(2) Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no readily available market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.
                                       69
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

    The fair value estimate for credit card loans is based on the value of existing loans at December 31, 1994 and 1993. This estimate does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio, but is disclosed as unaudited supplemental information in Note 18.
    Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $278,351,000 and $301,636,000 at December 31, 1994 and 1993, respectively. From
January 1 through December 31, 1994, directors and executive officers of the Parent Company and their related interests borrowed $255,914,000 and repaid $279,199,000. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.
    At December 31, 1994 and 1993, nonaccrual and restructured loans amounted to $399,510,000 and $693,886,000, respectively. Interest related to nonaccrual and restructured loans for the years ended December 31, 1994, 1993 and 1992 amounted to $47,626,000, $78,463,000 and $71,370,000, respectively. Interest collected on such loans and included in the results of operations for each of the years in the three-year period then ended amounted to $6,254,000, $24,281,000 and $14,481,000, respectively.
    Included in loans at December 31, 1994, are $1,736,632,000 of acquired Southeast Banks loans which, under the terms of the Assistance Agreement, are subject to FDIC assistance if such loans become nonaccrual before September 20, 1996. Such nonaccrual loans are reclassified to Southeast segregated assets as more fully described in Note 8.
    At December 31, 1994, the Corporation was closely monitoring 12 loans amounting to $30,051,000 in which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets at year-end 1994 or in accruing loans past due 90 days.
    The Financial Accounting Standards Board (FASB) has issued Standard No. 114, "Accounting by Creditors for Impairment of a Loan" which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at either the present value of expected cash flows, market price or value of collateral. This discounting would be done at the loan's effective interest rate. The Corporation estimates the initial adoption of this Standard in 1995 will not require an increase to the existing allowance for loan losses. This Standard is required for fiscal years beginning after December 15, 1994.
    The FASB also has issued Standard No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures", that amends FASB Standard No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. This Standard is to be implemented concurrently with Standard No. 114.
    The Corporation will prospectively adopt both these Standards, and it is expected that the periodic effect on net income upon adoption of these Standards will not be material.
.................................
NOTE 6:
ALLOWANCE FOR LOAN LOSSES

                                            YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                1994             1993             1992
Balance, beginning of
  year                  $1,020,191          940,804          851,830
Provision for loan
  losses                   100,000          221,753          414,708
Transfer to allowance
  for segregated asset
  losses                        --               --          (20,000)
Allowance of acquired
  loans and credit
  cards                     21,520          109,321           50,141
                         1,141,711        1,271,878        1,296,679
Less
  Loan losses              254,927          329,560          406,551
  Less loan recoveries      92,011           77,873           50,676
    Loan losses, net       162,916          251,687          355,875
Balance, end of year    $  978,795        1,020,191          940,804

.................................
NOTE 7:
PREMISES AND EQUIPMENT

                                            YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                1994             1993             1992
Land                    $  336,566          328,250          286,283
Buildings                1,071,738          985,010          865,177
Equipment                1,258,024        1,083,530          879,609
Capitalized leases          12,577           12,441           12,806
                         2,678,905        2,409,231        2,043,875
Less accumulated
  depreciation and
  amortization             922,608          884,376          709,370
    Total               $1,756,297        1,524,855        1,334,505
Net premises and
  equipment pledged as
  security for
  mortgage notes        $   69,621           83,761           59,546
Depreciation and
  amortization          $  176,812          152,273          129,945

                                       70
(FIRST UNION logo)                    ...

.................................
NOTE 8:
SOUTHEAST SEGREGATED ASSETS
    On September 19, 1991, Southeast Bank, National Association, and Southeast Bank of West Florida (together, the Southeast Banks), the bank subsidiaries of Southeast Banking Corporation (Southeast), were closed by their primary banking regulators and the Federal Deposit Insurance Corporation (the FDIC) was appointed Receiver of the respective banks (the Bank Closing).
    Immediately following the Bank Closing, First Union National Bank of Florida (First Union Florida), a subsidiary of the Parent Company, purchased from the FDIC as Receiver $9,874,424,000 in assets and assumed $8,979,909,000 in deposits and certain other liabilities of the Southeast Banks (the Southeast Acquisition) pursuant to Assistance Agreements (together, the Assistance Agreement) between First Union Florida and the FDIC.
    First Union Florida paid $81,000,000 to the FDIC as a net premium for the Southeast Acquisition. As a result of the Southeast Acquisition, deposit base premium, credit card premium and other intangibles were increased by $18,739,000, $28,677,000 and $7,668,000, respectively. These amounts are being amortized over 10-, 6.3- and 15.1-year periods, respectively, using the sum-of-the-years' digits method.
    Segregated assets are those Southeast Banks loans acquired by First Union Florida as of Bank Closing that were or have become nonaccrual or a foreclosed property. All such loans are subject to the loss-sharing and funding provisions of the Assistance Agreement.
    Southeast segregated assets at December 31, 1994, were $164,568,000. This amount included gross segregated assets of $186,405,000 and an allowance for segregated assets of $21,837,000. From December 31, 1993, the allowance for segregated assets of $33,313,000 was decreased by a transfer to the allowance for foreclosed properties of $1,722,000 and by net charge-offs of $9,754,000.
    Southeast segregated assets at December 31, 1993, were $347,202,000. This amount included gross segregated assets of $380,515,000 and an allowance for segregated assets of $33,313,000. From December 31, 1992, the allowance for segregated assets of $45,362,000 was increased by a transfer from the allowance for foreclosed properties of $1,998,000 and decreased by net charge-offs of $14,047,000.
    Under the loss-sharing provisions of the Assistance Agreement, the FDIC will pay to First Union Florida with respect to assets acquired from the Southeast Banks, on a quarterly basis, 85 percent of all net charge-offs on acquired commercial loans and 85 percent of charge-offs on acquired consumer loans other than consumer revolving credit loans, during the five-year period commencing with Bank Closing. For consumer revolving credit loans (composed principally of credit card receivables and revolving home equity loans), the FDIC will reimburse First Union Florida for 85 percent of all charge-offs in the first year following Bank Closing, 80 percent in the second year, 75 percent in the third year, 70 percent in the fourth year and 65 percent in the fifth year. Such charge-offs include losses on sales of assets and foreclosed properties and accrued interest for up to 180 days. In addition, the FDIC will reimburse First Union Florida for 85 percent of the aggregate amount of the actual direct expenses that were charged against First Union Florida's income with respect to foreclosed properties derived from loans on the books of the Southeast Banks as of Bank Closing.
    During the sixth and seventh years following Bank Closing, First Union Florida will pay to the FDIC an amount equal to 85 percent of the gross amount of recoveries during such period on charge-offs of such commercial loans that occurred prior to the expiration of the first five years following Bank Closing.
    During the seven-year period following Bank Closing, First Union Florida will pay to the FDIC an amount equal to the sum of (i) 65 percent of any recoveries on charge-offs of such consumer loans, other than such residential mortgage loans, and (ii) 85 percent of any recoveries on charge-offs of such residential mortgage loans, in each case with respect to charge-offs that occurred prior to the expiration of the first five years after Bank Closing.
    First Union Florida will generally be required to administer assets entitled to loss-sharing protection in the same manner as assets held by First Union Florida as to which no loss sharing exists.
.................................
NOTE 9:
FORECLOSED PROPERTIES

                                           YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                   1994          1993            1992
Foreclosed properties        $193,290        278,694        478,887
Allowance for foreclosed
  properties, beginning of
  year                         56,191        103,328         30,952
Provision for foreclosed
  properties                    4,503         23,730        111,260
Transfer from (to)
  allowance for segregated
  assets                        1,722         (1,998)            --
Dispositions, net             (27,590)       (68,869)       (38,884)
Allowance for foreclosed
  properties, end of year      34,826         56,191        103,328
Foreclosed properties, net   $158,464        222,503        375,559

                                       71
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

.................................
NOTE 10:
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
AND OTHER SHORT-TERM BORROWINGS
    The following is a schedule of securities sold under repurchase agreements, which includes accrued interest, and other short-term borrowings of the Corporation at December 31, 1994, 1993 and 1992, and the related maximum amount outstanding at the end of any month during the periods:

                                                                                                  MAXIMUM OUTSTANDING
(IN THOUSANDS)                             1994          1993          1992          1994          1993          1992
Securities sold under repurchase
  agreements                         $5,458,661     5,102,045     3,425,325     7,613,617     6,740,066     4,627,891
OTHER SHORT-TERM BORROWINGS
  Federal funds purchased            $  293,732       695,627       573,376     2,487,862     2,890,658     1,645,557
  Interest-bearing demand
    deposits issued to the U.S.
    Treasury                            377,526       843,069       632,557       723,891       875,642       908,841
  Commercial paper                      391,216       270,666       297,951     1,102,557       421,079       360,825
  Other                               1,011,208       342,771       136,128     1,703,899       451,317       319,337
    Total                            $2,073,682     2,152,133     1,640,012

    At December 31, 1994, 1993 and 1992, the weighted average interest rates for commercial paper were 5.41 percent, 2.70 percent and 2.62 percent, respectively. Weighted average maturities for commercial paper issued at December 31, 1994, 1993 and 1992, approximated 4, 5 and 4 days, respectively. At December 31, 1994, 1993 and 1992, the combined weighted average interest rates related to federal funds purchased and securities sold under repurchase agreements were 6.32 percent, 3.17 percent and 3.17 percent, respectively. Maturities related to federal funds purchased and securities sold under repurchase agreements in each of the years in the three-year period then ended were not greater than 269 days.
    Included in "Other" are Federal Home Loan Bank borrowings of $497,247,000 and securities sold short of $445,361,000 at December 31, 1994.
    Substantially all short-term borrowings are due within 90 days, and accordingly, the carrying amount of such borrowings is deemed to be a reasonable estimate of fair value.
                                       72
(FIRST UNION logo)                    ...

.................................
NOTE 11:
LONG-TERM DEBT

                                                                                         1994                        1993
                                                                                    ESTIMATED                   ESTIMATED
                                                                       CARRYING          FAIR      CARRYING          FAIR
(IN THOUSANDS)                                                           AMOUNT         VALUE        AMOUNT         VALUE
DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
  7 1/2 percent debentures, due in annual installments of not less than $1,000 through December 1, 2002, net of debentures held
    of $11,381 in 1994                                               $   15,619        14,551        15,619        15,716
  Floating rate extendible notes, due June 15, 2005                     100,000       100,000       100,000       100,000
  11 percent notes, due May 1, 1996                                      18,360        19,099        18,360        21,355
  Floating rate notes, due November 13, 1996                            150,000       150,000       150,000       150,000
  5.95 percent notes, due July 1, 1995                                  149,921       149,010       149,762       154,050
  6 3/4 percent notes, due January 15, 1998                             248,511       239,175       248,021       261,750
  Fixed rate medium-term senior notes with varying rates and terms
    to 1996                                                              32,700        32,741        72,200        75,120
  Fixed rate medium-term subordinated notes with varying rates and
    terms to 2001                                                        54,000        56,925        54,000        61,760
  Floating rate subordinated notes, due July 22, 2003                   149,101       149,101       149,003       149,003
  11 percent and variable rate subordinated notes, due in 1996           17,951        18,585        17,954        20,939
  8 1/8 percent subordinated notes, due December 15, 1996               100,000        99,700       100,000       107,910
  9.45 percent subordinated notes, due June 15, 1999                    250,000       259,369       250,000       290,700
  9.45 percent subordinated notes, due August 15, 2001                  147,535       155,865       147,164       181,500
  8 1/8 percent subordinated notes, due June 24, 2002                   248,475       242,425       248,271       278,000
  8 percent subordinated notes, due November 15, 2002                   223,037       216,833       222,788       248,175
  7 1/4 percent subordinated notes, due February 15, 2003               148,733       137,595       148,671       157,965
  6 5/8 percent subordinated notes, due July 15, 2005                   247,999       215,075       247,807       249,725
  6 percent subordinated notes, due October 30, 2008                    197,028       155,700       197,115       185,400
  6 3/8 percent subordinated notes, due January 15, 2009                147,495       120,150            --            --
  8 percent subordinated notes, due August 15, 2009                     148,559       139,335            --            --
  8.77 percent subordinated notes, due November 15, 2004                148,430       148,890            --            --
DEBENTURES AND NOTES OF SUBSIDIARIES
  9 7/8 percent subordinated capital notes, due May 15, 1999             74,404        78,608        74,267        87,709
  9 5/8 percent subordinated capital notes, due June 15, 1999            74,945        77,970        74,931        88,231
  10 1/2 percent collateralized mortgage obligations, due in 2014        60,010        61,510        72,115        75,000
  Debentures and notes with varying rates and terms to 2002               7,275         6,726         7,400         7,847
                                                                      3,160,088     3,044,938     2,765,448     2,967,855
OTHER DEBT
  Notes payable to the FDIC, net of discount of $2,935 in 1994 and
    $14,659 in 1993, due September 19, 1996                             117,271       117,271       260,846       260,846
  Advances from the Federal Home Loan Bank                                4,696         3,728         4,453         4,578
  Mortgage notes and other debt of subsidiaries with varying rates
    and terms                                                           141,153       142,909        25,575        28,874
  Capitalized lease obligations calculated at rates generally
    ranging from 7.5 percent to 15.2 percent                              5,306         5,183         5,622         4,594
                                                                        268,426       269,091       296,496       298,892
         Total                                                       $3,428,514     3,314,029     3,061,944     3,266,747

                                       73
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

    The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.
    The 7 1/2 percent debentures are redeemable at the option of the Parent Company.
    The floating rate (6.5625 percent to March 15, 1995) extendible notes are redeemable in whole or in part at the option of the Parent Company.
    The 11 percent notes may not be redeemed by the Parent Company prior to maturity.
    The floating rate (6 1/8 percent to February 27, 1995) notes are redeemable in whole or in part at the option of the Parent Company.
    The 5.95 percent notes (par value $150,000,000) and 6 3/4 percent notes (par value $250,000,000) may not be redeemed prior to maturity.
    The fixed rate medium-term senior and subordinated notes are issued periodically. Interest rates, maturities, redemption and other terms are determined at the date of issuance. At December 31, 1994, the Parent Company had issued medium-term senior and subordinated notes with fixed rates of interest ranging from 6.15 percent to 9.43 percent and from 9.49 percent to 9.93 percent, respectively. Medium-term senior notes of $39,500,000 matured in 1994. The notes are redeemable at the option of the Parent Company. In February 1995, $700,000,000 of senior or subordinated debt securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission.
    The floating rate (5.6875 percent to January 23, 1995) subordinated notes (par value $150,000,000) may not be redeemed prior to maturity.
    In 1996, $17,093,000 of the 11 percent subordinated notes and $858,000 of the variable rate (5.94 percent to March 31, 1995) subordinated notes are due, respectively.
    The 8 1/8 percent subordinated notes due December 15, 1996, may not be redeemed by the Parent Company prior to maturity.
    The 9.45 percent subordinated notes (combined par value $400,000,000), the
8 1/8 percent subordinated notes (par value $250,000,000) due June 24, 2002, the 8 percent subordinated notes (par value $225,000,000), the 7 1/4 percent subordinated notes (par value $150,000,000), the 6 5/8 percent subordinated notes (par value $250,000,000), the 6 percent subordinated notes (par value $200,000,000) and the 6 3/8 percent subordinated notes (par value $150,000,000) may not be redeemed prior to maturity.
    The 8 percent subordinated notes (par value $150,000,000) due August 15, 2009, are redeemable in whole and not in part at the option of the Parent Company on August 15, 2004.
    The 8.77 percent subordinated notes (par value $150,000,000) are redeemable in whole or in part at the option of Parent Company on November 15, 1999.
    The 9 7/8 percent subordinated capital notes that were issued by an acquired bank holding company may not be redeemed prior to maturity except upon the occurrence of certain events.
    The 9 5/8 percent subordinated capital notes may not be redeemed prior to maturity, except upon the occurrence of certain events.
    The 10 1/2 percent collateralized mortgage obligations were issued by a wholly-owned subsidiary of an acquired savings bank. The obligations consist of Class A-4 bonds collateralized by mortgage participation certificates (FHLMC Certificates) issued by the Federal Home Loan Mortgage Corporation. Maturity of the bonds depends on the rate of payments made on the FHLMC Certificates. The bonds are redeemable upon the occurrence of certain events.
    Notes payable to the FDIC result from funding assistance for Southeast Banks segregated assets which is provided by the FDIC's acceptance of five-year revolving notes issued by First Union Florida. The annual rate of interest on the notes is 1/8th of 1 percent. In accordance with the funding assistance provisions of the Assistance Agreement, these notes at December 31, 1994, amounted to $120,206,000, less a discount of $2,935,000 based on an imputed interest rate of 8 3/4 percent, or a net amount of $117,271,000. At December 31, 1993, these notes amounted to $275,505,000, less a discount of $14,659,000 based on an imputed interest rate of 8 3/4 percent, or a net amount of $260,846,000. The discount amount will be accreted into interest expense under the interest method to September 19, 1996.
    The principal amount of the notes will reflect, and the FDIC will make a payment to First Union Florida in the amount of, the book value of (i) any loan on the books of the Southeast Banks as of the Bank Closing that is placed on nonaccrual status by First Union Florida during the five years following the Bank Closing; and (ii) foreclosed properties not on the books of the Southeast Banks as of the Bank Closing but that derives from a loan on the books of the Southeast Banks as of such date. In lieu of such notes, within 179 days from the Bank Closing, First Union Florida elected to receive a fee with respect to nonaccrual loans and foreclosed properties that become such after such 179-day period, in an amount equal to the three-month U.S. Treasury bill rate times the average balance of such loans and foreclosed properties, less any payments on such nonaccrual loans that are recorded as a payment of interest on the books of First Union Florida.
    In the event that any nonaccrual loan is sold, charged off or removed from nonaccrual status, First Union Florida will make a payment of principal on the notes in an amount equal to (i) the then current book value of such loan, in the case of a sale, (ii) the gross amount of any charge-offs, or (iii) the then current book value of such loan in the event it is removed from nonaccrual status.
    On the fifth anniversary of the Bank Closing, First Union Florida will pay the FDIC the outstanding principal amount of the notes, if any, together with any accrued and unpaid interest as of such date.
    The Corporation's acquired savings banks had aggregate advances from the Federal Home Loan Bank of $4,696,000 at December 31, 1994, with interest rates ranging from 2 percent to 7 percent and maturity dates to July 19, 2016. At December 31, 1992, the Corporation included in net income a loss of $6,351,000 (net of income tax benefit of $3,272,000) relating to the early extinguishment of advances from the Federal Home Loan Bank. The loss includes an accrual of early extinguishment penalties incurred in January 1993 relating to the prepayment of certain Federal Home Loan Bank advances outstanding at December 31, 1992.
    Mortgage notes and other debt of subsidiaries include floating rate global bank notes of $100,000,000, due in 1996, with an interest rate of 6.0175 percent to February 18, 1995. The weighted average rate paid for long-term debt in 1994, 1993 and 1992 was 6.19 percent, 5.32 percent and 6.73 percent, respectively. Interest rate swap agreements entered at the time of issuance of certain long-term debt reduced related interest expense.
    Long-term debt maturing in each of the five years subsequent to December 31, 1994 is as follows: 1995, $199,876,000; 1996, $522,570,000; 1997, $15,128,000;
1998, $281,998,000; and 1999, $412,918,000.
                                       74
(FIRST UNION logo)                    ...

.................................
NOTE 12:
PREFERRED STOCK
    The Corporation is authorized to issue up to 40,000,000 shares of Class A Preferred Stock, no-par value, and 10,000,000 shares of Preferred Stock, no-par value, each in one or more series.
    The Series 1990 Preferred Stock was issued in connection with the acquisition of Florida National Banks of Florida, Inc. by the Corporation in January 1990. The Series 1990 Preferred Stock has a liquidation preference of $5.00 per share, plus accrued and unpaid dividends. The Series 1990 Preferred Stock is redeemable at the Corporation's option, at $51.50 per share on any dividend payment date after January 29, 1995, and after January 29, 2000, at $50.00 per share, in each case plus accrued and unpaid dividends. The Series 1990 Preferred Stock is not convertible.
    On December 20, 1994, the Corporation elected to redeem all of the outstanding shares of its Series 1990 Preferred Stock. The redemption will occur on March 31, 1995, at the redemption price of $51.50 per share. A redemption premium of $41,355,000, representing the difference between a $44.96 per share book value and the $51.50 redemption price was deducted from net income applicable to common stockholders in 1994. At December 31, 1994, $325,396,000 was placed in trust with an affiliated bank.
    The Series 1990 Preferred Stock pays cumulative quarterly dividends, calculated on the basis of a price of $50.00 per share which are reset quarterly at a rate of one percent per annum above the highest of (i) a three-month U.S. Treasury bill rate, (ii) a U.S. Treasury 10-year constant maturity rate, or
(iii) a U.S. Treasury 30-year constant maturity rate. In no event will such rate be less than 6.75 percent per annum or more than 13.75 percent per annum. The final dividend payable will be paid on March 31, 1995, to stockholders of record on March 15, 1995.
    On June 18, 1993, the Corporation redeemed all of the outstanding shares of Series A, $2.50 Cumulative Convertible Preferred Stock at the redemption price of $25.00 per share (plus accrued and unpaid dividends), substantially all of which were converted into 522,000 shares of common stock.
    The Class A Series A Preferred Stock was issued to the FDIC in connection with the Southeast Acquisition. The Class A Series A Preferred Stock was redeemable at the option of the Corporation at any time prior to September 26, 1992, at a redemption price of $25.00 per share, plus accrued and unpaid dividends. On November 21, 1991, the Corporation redeemed 2,000,000 shares of the 6,000,000 shares originally issued, at the redemption price of $25.00 per share, or $50,000,000, plus accrued and unpaid dividends. On April 10, 1992, the Corporation redeemed the remaining 4,000,000 shares at the redemption price of $25.00 per share, or $100,000,000, plus accrued and unpaid dividends.
.................................
NOTE 13:
COMMON STOCK

                                   OPTION PRICES      BALANCE,                                        FORFEITURES       BALANCE,
                                       OR MARKET     BEGINNING     GRANTS OR NEW        EXERCISES       AND OTHER         END OF
                                          VALUES       OF 1994            SHARES     OR PURCHASES      REDUCTIONS           1994
1969 PLAN
  Options granted                         $11.59            48                --               --              --             48
  Available                                             52,976                --               --              --         52,976
1984 MASTER STOCK PLAN
  Options granted                  $20.25-$28.13       412,379                --          (81,012)             --        331,367
  Available                                            507,669                --               --              --        507,669
1988 MASTER STOCK PLAN
  Options granted                  $14.75-$35.88     1,278,665                --          (96,222)           (360)     1,182,083
  Restricted stock granted         $14.75-$22.88       428,045                --         (181,244)         (6,297)       240,504
  Available                                          1,112,148                --               --             360      1,112,508
1992 MASTER STOCK PLAN
  Options granted                  $44.88-$46.13       603,985           703,235               --         (10,560)     1,296,660
  Restricted stock granted         $44.88-$46.13       404,325           453,950          (87,473)        (12,700)       758,102
  Available                                          3,973,330        (1,157,185)              --          10,560      2,826,705
1992 EMPLOYEE PLAN                        $33.04       989,936                --         (803,578)       (186,358)            --
1994 EMPLOYEE PLAN                        $38.36            --         2,936,240         (355,215)        (72,230)     2,508,795
DIVIDEND REINVESTMENT PLAN                    --     5,591,571                --         (762,258)             --      4,829,313
OPTION PLANS OF ACQUIRED
  COMPANIES                         $5.98-$41.97       256,832            26,040          (50,961)             (1)       231,910
                            EXERCISABLE
1969 PLAN
  Options granted                    48
  Available                          --
1984 MASTER STOCK PLAN
  Options granted               331,367
  Available                          --
1988 MASTER STOCK PLAN
  Options granted             1,182,083
  Restricted stock granted           --
  Available                          --
1992 MASTER STOCK PLAN
  Options granted               597,025
  Restricted stock granted           --
  Available                          --
1992 EMPLOYEE PLAN                   --
1994 EMPLOYEE PLAN            2,508,795
DIVIDEND REINVESTMENT PLAN           --
OPTION PLANS OF ACQUIRED
  COMPANIES                     231,910

    Under the terms of the 1969 Plan and the 1984, 1988 and 1992 Master Stock Plans, stock options may be periodically granted to key personnel at a price not less than the fair market value of the shares at the date of grant. Options granted under the 1969 Plan must be exercised or forfeited on a
                                       75
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

prorated basis over a fifteen-year period, or a ten-year period if the options are incentive stock options. The exercise periods for options granted under the 1984, 1988 and 1992 Master Stock Plans are determined at the date of grant and are for periods no longer than ten years.
    Restricted stock may also be granted under the 1984, 1988 and 1992 Master Stock Plans. The stock is subject to certain restrictions over a five-year period, during which time the holder is entitled to full voting rights and dividend privileges.
    Employees, based on their eligibility and compensation, were granted options to purchase shares of common stock under the 1994 and 1992 Employee Stock Purchase Plans at a price equal to 85 percent of the fair market value of the shares as of the Plan date. From the Plan date and generally for approximately a two-year period thereafter, employees have the option to purchase all or a portion of the optioned shares. The 1994 Plan provides that as of June 30, 1996 (the Final Purchase Date), the option price will be the lesser of 85 percent of the fair market value as of the Plan date or 85 percent of the fair market value as of the Final Purchase Date.
    Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividends and optional cash payments were used to purchase original issue common stock from the Parent Company.
    Under the terms of the Parent Company's merger agreements with certain acquired companies, all options with respect to their common stock were converted into options to purchase Parent Company common stock.
    On April 9, 1992, the Parent Company received net proceeds of $330,045,000 from the public sale of 9,775,000 shares of its common stock, which were used to redeem the Class A Series A Preferred Stock and for general corporate purposes.
    In accordance with a Shareholder Protection Rights Agreement dated December 18, 1990, the Parent Company issued a dividend of one right for each share of Parent Company common stock outstanding or reserved for issuance as of December 18, 1990, or 117,450,463 rights, on December 28, 1990. These rights continue to attach to all common stock issued after December 18, 1990.
    The rights will become exercisable if any person or group commences a tender or exchange offer that would result in their becoming the beneficial owner of 15 percent or more of the Parent Company's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase one one-hundredth of a share of junior participating Class A preferred stock having economic and voting terms similar to those of one share of Parent Company common stock for an exercise price of $110.
    The rights also will become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Parent Company's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $110, a number of shares of the Parent Company's common stock (or at the option of the Board of Directors, shares of junior participating Class A preferred stock) having a market value of twice the exercise price. If any person or group acquires beneficial ownership of between 15 percent and 50 percent of the Parent Company's common stock, the Parent Company's Board of Directors may, at its option, exchange for each outstanding right (other than rights owned by such person or group) either two shares of common stock or two one-hundredths of a share of junior participating Class A preferred stock having economic and voting terms similar to two shares of common stock.
    The rights are subject to adjustment if certain events occur, and they will expire on December 28, 2000, if not redeemed or terminated sooner.
.................................
NOTE 14:
PERSONNEL EXPENSE

                                  YEARS ENDED DECEMBER 31,
(IN THOUSANDS)           1994          1993          1992
Salaries           $1,039,699       938,409       886,702
Pension cost           24,107        13,571        11,182
Savings plan           34,768        31,241        24,361
Other benefits        188,792       172,678       143,057
  Total            $1,287,366     1,155,899     1,065,302

    The Corporation has a defined benefit pension plan covering substantially all of its employees with one year of service. The benefits are based on years of service, the employee's average compensation during the last five years of employment and the employee's primary Social Security benefit. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Additionally, certain defined pension plans of acquired institutions will be merged into the Corporation's plan during 1995. Accordingly, the following information combines the respective plans' financial information with the Corporation's plan for the three years ended December 31, 1994.
    At December 31, 1994, plan assets primarily include U.S. Government and Government agency securities and equity securities. Also included are 59,187 shares and 1,088,266 shares of the Parent Company's preferred and common stock, respectively. All plan assets are held by First Union National Bank of North Carolina (the Bank) in a Bank-administered trust fund.
    In 1994, 1993 and 1992, pension cost includes settlement gain (losses) of $(514,000), $(2,378,000) and $1,038,000, respectively, related to the purchase of annuities for certain retirees.
    The following tables set forth the plan's funded status and certain amounts recognized in the Corporation's consolidated financial statements at December 31, 1994, 1993 and 1992, respectively:
                                       76
(FIRST UNION logo)                    ...

                                                                                                              DECEMBER 31,
(IN THOUSANDS)                                                                              1994        1993          1992
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
  Accumulated benefit obligation including vested benefits of $304,842,000, 1994;
    $346,186,000,
    1993; and $207,887,000, 1992                                                       $ 324,329      379,868      229,147
  Projected benefit obligation for service rendered to date                            $(454,623)    (509,332)    (334,126)
Plan assets at fair value                                                                553,255      555,196      374,383
Plan assets in excess of projected benefit obligation                                     98,632       45,864       40,257
Prior service cost                                                                           164        2,201        2,638
Unrecognized net loss from past experience different from that assumed and effects of
  changes in assumptions                                                                  49,112       89,055        8,470
Unrecognized net assets                                                                  (19,908)     (22,867)     (25,380)
Prepaid pension cost included in other assets                                          $ 128,000      114,253       25,985
ASSUMED RATES USED IN ACTUARIAL COMPUTATIONS
  Weighted-average discount rate                                                            8.25%           7        8-8.5
  Rate of increase in future compensation levels, depending on age                             5          4.5      4.5-9.5
  Long-term weighted average rate of return                                                  8.5%         9.5         8-10

                                                                                                 YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                              1994         1993        1992
PENSION COST
  Service cost-benefits earned during the period                                       $  33,425       25,649       24,554
  Interest cost on projected benefit obligation                                           35,364       29,128       24,193
  Actual (return) loss on plan assets                                                     10,986      (44,145)     (38,353)
  Net amortization and deferral                                                          (56,182)         561        1,826
  Settlement (gain) loss                                                                     514        2,378       (1,038)
    Net pension cost                                                                   $  24,107       13,571       11,182

                                       77
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

    The Corporation and its subsidiaries provide certain health care and life insurance benefits for retired employees. Substantially all of the Corporation's employees may become eligible for these benefits if they reach retirement age while working for the Corporation. Life insurance benefits are provided through an insurance company. Medical and other benefits are provided through a tax-exempt trust formed by the Corporation. The Corporation recognizes the cost of providing these benefits by expensing annual insurance premiums, trust funding allocations and administrative expenses. The amount expensed in 1994, 1993 and 1992 was $59,210,000, $69,841,000 and $51,876,000, respectively. The cost of providing these benefits for 3,905 retirees in 1994, 3,411 retirees in 1993 and 2,779 retirees in 1992 is not separable from the cost of providing benefits for the 31,858 active employees in 1994, 32,861 active employees in 1993, and 29,750 active employees in 1992, respectively.
    In accordance with Financial Accounting Standards Board Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", in 1993 the Corporation began amortizing a transition obligation of $98,788,000 over a 20-year period on a straight-line basis. The Corporation's retirees are eligible to participate in postretirement benefits offered by the Corporation.
    The following tables set forth the status of postretirement benefits other than pensions and certain amounts recognized in the Corporation's consolidated financial statements at December 31, 1994 and 1993:

                                                                                                                      DECEMBER 31,
(IN THOUSANDS)                                                                                                 1994          1993
ACTUARIAL PRESENT VALUE OF POSTRETIREMENT BENEFITS OBLIGATION
  Retirees                                                                                                 $ 63,604         81,993
  Fully eligible active participants                                                                          2,711          3,097
  Other active participants                                                                                  22,875         26,544
    Accumulated postretirement benefit obligation                                                          $ 89,190        111,634
Projected benefit obligation in excess of plan assets                                                      $ 89,190        111,634
Unrecognized net transition obligation                                                                      (63,914)       (67,221)
Unrecognized net gain (loss) from past experience different from that assumed and effects of changes in
  assumptions                                                                                                24,070         (6,993)
    Accrued postretirement benefit cost                                                                    $ 49,346         37,420
ASSUMED RATES USED IN ACTUARIAL COMPUTATIONS
  Weighted average discount rate                                                                               8.25%             7
  Rate of increase in future compensation levels, depending on age                                                5            4.5
  Health care cost trend rate
    Prior to age 65 (for 1995, grading levelly to 7 percent in 2004)                                          12.25          12.83
    After age 65 (for 1995, grading levelly to 6 percent in 2004)                                             11.25%         11.83
EFFECT OF ONE PERCENT INCREASE IN HEALTH CARE COST TREND RATE
  Service costs                                                                                            $     --             --
  Interest costs                                                                                                384            391
  Accumulated postretirement benefit obligation                                                            $  5,283          6,232
POSTRETIREMENT COSTS
  Service cost-benefits earned during the period                                                           $  2,151          1,605
  Interest cost on projected benefit obligation                                                               6,784          6,646
  Amortization of transition obligation                                                                       3,543          4,309
    Net cost                                                                                               $ 12,478         12,560

    The Financial Accounting Standards Board has issued Standard No. 112, "Employers' Accounting for Postemployment Benefits", which requires accrual of a liability for all types of benefits paid to former or inactive employees after employment but before retirement. The Corporation adopted this accounting Standard beginning January 1, 1994. Benefits subject to this accounting pronouncement include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of such benefits as health care and life insurance coverage. The effect of initially applying this new accounting Standard in 1994 resulted in additional personnel expense of $12,948,000. The recurring reduction of income before income taxes is expected to be insignificant.
                                       78
(FIRST UNION logo)                    ...

.................................
NOTE 15:
INCOME TAXES
    The provision for income taxes charged to operations is as follows:

                                                                                                YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                              1994        1993        1992
CURRENT INCOME TAXES
  Federal                                                                               $238,362     276,379     224,759
  State                                                                                   50,724      48,722      45,346
    Total                                                                                289,086     325,101     270,105
DEFERRED INCOME TAX EXPENSE (BENEFITS)
  Federal                                                                                185,590      74,002     (60,606)
  State                                                                                   15,400       4,157     (13,347)
    Total                                                                                200,990      78,159     (73,953)
    Total                                                                               $490,076     403,260     196,152

    The federal income tax rates and amounts are reconciled with the effective income tax rates and amounts as follows:

                                                                                     YEARS ENDED DECEMBER 31,
                                                       1994                      1993                    1992
                                                       % OF                      % OF                    % OF
                                                     PRE-TAX                   PRE-TAX                 PRE-TAX
(IN THOUSANDS)                            AMOUNT     INCOME         AMOUNT     INCOME       AMOUNT     INCOME
Income before income taxes            $1,415,456                $1,220,781                $581,203
Tax at federal income tax rate        $  495,410       35.0%    $  427,273       35.0%    $197,609       34.0%
Reasons for difference in federal
  income tax rate and effective
  rate
  Tax-exempt interest, net of cost
    to carry                             (41,209)      (2.9)       (44,986)      (3.7)     (48,749)      (8.4)
  State income taxes, net of
    federal tax benefit                   42,981        3.0         34,371        2.8       21,119        3.6
  Goodwill amortization                   12,740         .9         11,873        1.0       10,397        1.8
  Adjustment to deferred income tax
    assets and liabilities for
    enacted changes in tax laws and
    rates                                     --         --        (15,875)      (1.3)          --         --
  Change in the
    beginning-of-the-year deferred
    tax assets valuation
    allowance                              1,889         .1         (3,604)       (.3)      10,440        1.8
  Other items, net                       (21,735)      (1.5)        (5,792)       (.5)       5,336        1.0
    Total                             $  490,076       34.6%    $  403,260       33.0%    $196,152       33.8%

                                       79
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

    The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax liabilities (assets) are as follows:

                                                                                                            YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                              1994              1993          1992
DEFERRED INCOME TAX LIABILITIES
  Depreciation                                                                         $  47,296            48,710        55,479
  Futures contracts                                                                        8,144            16,270        17,290
  Intangible assets                                                                       54,903            72,943        49,671
  Leasing activity                                                                       260,763           159,085       115,889
  Prepaid insurance premiums                                                              17,554                --            --
  Loan products                                                                               --                --         4,031
  Prepaid pension asset                                                                   50,868            44,757         8,593
  Thrift loan loss reserve recapture                                                      27,152            24,889        10,824
  Purchase accounting adjustments (primarily loans and securities)                        21,127            24,236            --
  Other                                                                                   23,280            23,105        21,430
    Total deferred income tax liabilities                                                511,087           413,995       283,207
DEFERRED INCOME TAX ASSETS
  Provision for loan losses, net                                                        (366,049)         (369,384)     (336,360)
  Accrued expenses, deductible when paid                                                (169,545)         (125,506)     (115,261)
  Unrealized loss on debt and equity securities                                         (115,219)               --            --
  Foreclosed properties                                                                  (26,627)          (52,637)      (54,106)
  Sale and leaseback transactions                                                        (18,825)          (22,276)      (23,430)
  Deferred income                                                                        (16,731)          (13,987)      (11,184)
  Purchase accounting adjustments (primarily loans and securities)                            --                --       (17,932)
  Net operating loss carryforwards                                                       (50,795)          (53,271)           --
  First American segregated assets                                                       (10,004)          (76,003)           --
  Loan products                                                                             (916)          (11,940)           --
  Other                                                                                  (33,201)          (30,476)      (32,626)
    Total deferred income tax assets                                                    (807,912)         (755,480)     (590,899)
Deferred tax assets valuation allowance                                                   37,421            22,173        20,024
  Net deferred income tax assets                                                       $(259,404)         (319,312)     (287,668)

    Changes to the deferred tax assets valuation allowance are as follows:

                                                                                                            YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                              1994              1993              1992
Balance, beginning of year                                                             $  22,173            20,024             9,584
Current year deferred provision, change in deferred tax valuation allowance                1,889            (3,604)           10,440
Purchase acquisitions                                                                     13,359             5,753                --
Deferred tax assets valuation allowance, end of year                                   $  37,421            22,173            20,024

    A portion of the current year change in the net deferred tax asset relates to unrealized losses on debt and equity securities available for sale. Under Standard No. 115, the related 1994 deferred tax benefit of $115,219,000 has been recorded directly to stockholders' equity. Purchase acquisitions also increased the net deferred tax asset in the amount of $25,863,000 in 1994 and $109,803,000 in 1993.
    The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be supported by carrybacks to federal taxable income in excess of $2,100,000,000 in the three-year federal carryback period and by expected future taxable income which will far exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and federal and state net operating loss carryforwards. To the extent that the valuation allowance attributable to the purchase acquisitions in the amount of $19,112,000 is subsequently recognized, such income tax benefit will reduce goodwill.
    At December 31, 1994, the Corporation has net operating loss carryforwards of $122,000,000 that are available to offset future federal taxable income through 2007 subject to annual limitations. The Corporation also has net operating loss carryforwards of $200,000,000 that are available to offset future state taxable income through 2009. These carryforwards were primarily acquired with the acquisition of FAMC.
    Income tax expense (benefit) related to securities available for sale transactions was $(4,656,000), $9,559,000 and $11,668,000 in 1994, 1993 and
1992, respectively. Income tax expense (benefit) related to investment security transactions was $1,455,000, $2,658,000 and $(2,794,000) in 1994, 1993 and 1992,
respectively.
                                       80
(FIRST UNION logo)                    ...

    The Corporation adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes", at January 1, 1993, and applied the provisions of Standard No. 109 retroactively to January 1, 1992. In accordance with Standard No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Standard No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The insignificant effect of Standard No. 109 resulted in additional income tax expense of $8,519,000 and is reflected in the 1992 financial statements as a component of income taxes.
    The Internal Revenue Service is examining the Corporation's federal income tax returns for the years 1991 through 1993 and is examining federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1994, the Internal Revenue Service examination of the Corporation's federal income tax returns for the years 1986 through 1990 was settled with no material impact to the Corporation's financial position or results of operations. In 1994 and 1993, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the Internal Revenue Service with no significant impact on the Corporation's financial position or results of operations.
.................................
NOTE 16:
FIRST UNION CORPORATION
(PARENT COMPANY)
    The Parent Company's principal assets are its investments in its subsidiaries, interest-bearing balances with a bank subsidiary, securities purchased under resale agreements, securities available for sale and loans to subsidiaries. The significant sources of income of the Parent Company are dividends from its subsidiary bank holding companies, interest and fees charged on loans made to its subsidiaries, interest on eurodollars purchased from bank subsidiaries, interest on securities available for sale and fees charged to its subsidiaries for providing various services.
    In addition, the Parent Company serves as the primary source of funding for the mortgage banking and other activities of its nonbank subsidiaries. Lines of credit in the amount of $350,000,000 are available to the Parent Company at an annual facility fee of 8.00 to 18.75 basis points and a utilization fee of 6.25 basis points. The facility fee is based on the daily average commitment amount and the utilization fee is based on the daily average principal amount outstanding. Generally, interest rates will be determined at the time credit line usage occurs and will vary based on the type of loan extended to the Parent Company.
    Certain regulatory and other requirements restrict the lending of funds by the bank subsidiaries to the Parent Company and to the Parent Company's nonbank subsidiaries and the amount of dividends that can be paid to the Parent Company by the bank subsidiaries and certain of the Parent Company's other subsidiaries. On December 31, 1994, the Parent Company was indebted to subsidiary banks in the amount of $200,000,000 that, under the terms of revolving credit agreements, was secured by certain interest-bearing balances, securities available for sale, loans, premises and equipment and payable on demand. On such date, a subsidiary bank had a loan outstanding to a Parent Company nonbank subsidiary amounting to $115,929,000 that, under the terms of a revolving credit agreement, was secured by securities available for sale and certain loans and payable on demand. Additionally, the Parent Company is the guarantor of certain publicly issued debt of an acquired subsidiary in the amount of $75,000,000.
    Industry regulators limit dividends that can be paid by the Corporation's subsidiaries. National banks are limited in their ability to pay dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of the bank's allowance for loan losses, and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. The Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $397,115,000 at December 31, 1994, for the payment of dividends to the Parent Company without such regulatory or other restrictions.
    Subsidiary net assets of $5,442,257,000 were restricted from being transferred to the Parent Company at December 31, 1994, under such regulatory or other restrictions.
    At December 31, 1994 and 1993, the estimated fair value of the Parent Company's loans was $1,755,517,000 and $1,224,833,000, respectively.
                                       81
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

    The Parent Company's condensed balance sheets as of December 31, 1994 and 1993, and the related condensed statements of income and cash flows for the three-year period ended December 31, 1994, are as follows:
.................................
CONDENSED BALANCE SHEETS

(IN THOUSANDS)                                                                                                 1994
ASSETS
  Cash and due from banks                                                                                $      300
  Interest-bearing balances with bank subsidiary                                                            958,126
  Securities purchased under resale agreements                                                              100,000
       Total cash and cash equivalents                                                                    1,058,426
  Trading account assets                                                                                         --
  Securities available for sale (amortized cost $151,505 in 1994; market value $105,292 in 1993)            193,131
  Loans, net of unearned income ($591 in 1994; $1,203 in 1993)                                               72,791
    Allowance for loan losses                                                                                (1,325)
       Loans, net                                                                                            71,466
  Loans due from subsidiaries
    Banks                                                                                                 1,030,000
    Bank holding companies                                                                                  272,731
    Other subsidiaries                                                                                      382,191
  Investments in wholly-owned subsidiaries
    Arising from investments in equity in undistributed net income of subsidiaries
       Banks                                                                                              1,417,590
       Bank holding companies                                                                             4,226,554
       Other subsidiaries                                                                                   298,748
                                                                                                          5,942,892
    Arising from purchase accounting acquisitions                                                           107,680
       Total investments in wholly-owned subsidiaries                                                     6,050,572
  Other assets                                                                                              235,574
       Total assets                                                                                      $9,294,091
LIABILITIES AND STOCKHOLDERS' EQUITY
  Commercial paper                                                                                          395,533
  Other short-term borrowings                                                                               300,000
  Other liabilities                                                                                         257,589
  Long-term debt                                                                                          2,943,452
  Stockholders' equity                                                                                    5,397,517
       Total liabilities and stockholders' equity                                                        $9,294,091
(IN THOUSANDS)                                                                                               1993
ASSETS
  Cash and due from banks                                                                                     225
  Interest-bearing balances with bank subsidiary                                                        1,252,740
  Securities purchased under resale agreements                                                                 --
       Total cash and cash equivalents                                                                  1,252,965
  Trading account assets                                                                                   10,285
  Securities available for sale (amortized cost $151,505 in 1994; market value $105,292 in 1993)           66,672
  Loans, net of unearned income ($591 in 1994; $1,203 in 1993)                                             67,872
    Allowance for loan losses                                                                              (1,322)
       Loans, net                                                                                          66,550
  Loans due from subsidiaries
    Banks                                                                                                 450,500
    Bank holding companies                                                                                290,784
    Other subsidiaries                                                                                    404,279
  Investments in wholly-owned subsidiaries
    Arising from investments in equity in undistributed net income of subsidiaries
       Banks                                                                                            1,245,411
       Bank holding companies                                                                           4,045,885
       Other subsidiaries                                                                                 254,378
                                                                                                        5,545,674
    Arising from purchase accounting acquisitions                                                         117,781
       Total investments in wholly-owned subsidiaries                                                   5,663,455
  Other assets                                                                                            172,128
       Total assets                                                                                     8,377,618
LIABILITIES AND STOCKHOLDERS' EQUITY
  Commercial paper                                                                                        270,666
  Other short-term borrowings                                                                             200,000
  Other liabilities                                                                                       162,591
  Long-term debt                                                                                        2,536,736
  Stockholders' equity                                                                                  5,207,625
       Total liabilities and stockholders' equity                                                       8,377,618

                                       82
(FIRST UNION logo)                    ...

.................................
CONDENSED STATEMENTS OF INCOME

                                                                                                     YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                                1994         1993         1992
INTEREST INCOME
  Interest and fees on loans                                                              $ 72,350       55,379       49,060
  Interest income on securities available for sale                                           4,139        2,377        1,311
  Interest income on investment securities                                                      --           --        1,221
  Other interest income from subsidiaries                                                   77,583       42,225       37,016
       Total interest income                                                               154,072       99,981       88,608
INTEREST EXPENSE
  Short-term borrowings                                                                     43,540       22,041       29,849
  Long-term debt                                                                           163,072      110,956       88,317
       Total interest expense                                                              206,612      132,997      118,166
Net interest income                                                                        (52,540)     (33,016)     (29,558)
Provision for loan losses                                                                    1,408        3,665           42
Net interest income after provision for loan losses                                        (53,948)     (36,681)     (29,600)
Noninterest income
  Dividends from subsidiaries
    Banks                                                                                  155,800           --       57,000
    Bank holding companies                                                                 526,212      406,682       50,000
    Other subsidiaries                                                                           6            6       23,858
  Securities available for sale transactions                                                 5,525           --           --
  Sundry income                                                                            194,396      156,612      135,750
Noninterest expense                                                                       (185,932)    (140,883)    (141,202)
Income before income tax benefits and equity in undistributed net income of
  subsidiaries                                                                             642,059      385,736       95,806
Income tax benefits                                                                        (14,889)      (6,700)      (8,577)
Income before equity in undistributed net income of subsidiaries                           656,948      392,436      104,383
Equity in undistributed net income of subsidiaries                                         268,432      425,085      280,668
Net income                                                                                 925,380      817,521      385,051
Dividends on preferred stock                                                                25,353       24,900       31,979
       Net income applicable to common stockholders before redemption premium              900,027      792,621      353,072
Redemption premium on preferred stock                                                       41,355           --           --
       Net income applicable to common stockholders after redemption premium              $858,672      792,621      353,072

                                       83
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

.................................
CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                    YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                              1994          1993          1992
OPERATING ACTIVITIES
  Net income                                                                          $  925,380       817,521       385,051
  Adjustments to reconcile net income to net cash provided (used) by operating activities
    Equity in undistributed net income of subsidiaries                                  (268,432)     (425,085)     (280,668)
    Provision for loan losses                                                              1,408         3,665            42
    Accretion and revaluation losses on securities available for sale                     (4,295)        2,431         2,374
    Securities available for sale transactions                                            (5,525)           --            --
    Depreciation and amortization                                                          2,888         3,602         2,168
    Deferred income taxes (benefits)                                                     (19,272)        1,382        (8,611)
    Trading account assets, net                                                           10,285         8,811        (8,768)
    Other assets, net                                                                    (40,501)      (26,363)      (22,011)
    Other liabilities, net                                                               100,189       (33,570)       60,748
       Net cash provided by operating activities                                         702,125       352,394       130,325
INVESTING ACTIVITIES
  Increase (decrease) in cash realized from
    Sales of securities available for sale                                                14,284         4,763            --
    Purchases of securities available for sale                                           (89,297)       (1,153)           --
    Advances to subsidiaries, net                                                       (539,359)     (198,771)     (244,641)
    Investments in subsidiaries                                                         (134,583)     (700,353)     (132,588)
    Longer-term loans originated or acquired                                             (68,999)      (49,921)      (18,250)
    Principal repaid on longer-term loans                                                 62,675         7,746        15,470
    Purchases of premises and equipment, net                                              (6,248)         (816)       (1,960)
       Net cash used by investing activities                                            (761,527)     (938,505)     (381,969)
FINANCING ACTIVITIES
  Increase (decrease) in cash realized from
    Commercial paper                                                                     124,867       (71,126)        3,523
    Other short-term borrowings, net                                                     100,000        (6,215)      (78,967)
    Issuances of long-term debt                                                          444,403       989,975       641,229
    Payments of long-term debt                                                           (38,000)     (394,488)      (18,520)
    Sales of common stock                                                                 99,798       203,337       525,939
    Purchases of preferred stock                                                              --          (138)     (100,000)
    Redemption of preferred stock                                                       (325,396)           --            --
    Purchases of common stock                                                           (217,554)       (3,851)       (7,819)
    Cash dividends paid                                                                 (323,255)     (268,745)     (206,179)
       Net cash provided (used) by financing activities                                 (135,137)      448,749       759,206
       Increase (decrease) in cash and cash equivalents                                 (194,539)     (137,362)      507,562
       Cash and cash equivalents, beginning of year                                    1,252,965     1,390,327       882,765
       Cash and cash equivalents, end of year                                         $1,058,426     1,252,965     1,390,327
CASH PAID FOR
  Interest                                                                            $  190,624       114,904       122,292
  Income taxes                                                                           243,099       326,000       216,000
NONCASH ITEMS
  Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Parent Company
       Securities available for sale                                                      41,626            --            --
       Other liabilities                                                                  14,569            --            --
    Parent Company subsidiaries
       Securities available for sale                                                    (343,739)           --            --
       Other assets                                                                     (102,417)           --            --
  Increase in securities available for sale and a decrease in investment securities           --        32,583            --
  Increase in investments in subsidiaries due to acquisitions of institutions for
    common stock                                                                      $  225,424            --            --

                                       84
(FIRST UNION logo)                    ...

.................................
NOTE 17:
OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES
    The Corporation is a party to financial instruments with
off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit; standby and commercial letters of credit; forward and futures contracts; interest rate swaps; options, interest rate caps, floors, collars and swaptions; foreign currency and exchange rate swap commitments; commodity swaps; and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.
    The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward and futures contracts, interest rate swaps, options, interest rate caps, floors, collars and swaptions, the contract or notional amounts do not represent the exposure to credit loss. The Corporation controls the credit risk of its forward and futures contracts, interest rate swap agreements, foreign currency and exchange rate swaps, and securities transactions through collateral arrangements, credit approvals, limits and monitoring procedures.
    Our policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of December 31, 1994, the total credit risk in excess of threseholds was $18,717,000. The fair value of collateral held was 97 percent of the total credit risk in excess of the thresholds.
    For non-dealer transactions, the need for collateral is evaluated on a individual transaction basis and is primarily dependent on the financial strength of the counterparty.
    The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. The amount of deferred gains and losses was $14,719,000 and $34,907,000, respectively, at December 31, 1994. These net losses will reduce net interest income by $17,781,000 in 1995 and $2,407,000 in 1996.
    The FASB has issued Standard No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments", which requires improved disclosures about derivative financial instruments -- futures, forward, swap or option contracts, or other financial instruments with similar characteristics. It also amends existing requirements of FASB Standard No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk", and FASB Standard No. 107, "Disclosures about Fair Value of Financial Instruments". It requires that a distinction be made between financial instruments held or issued for the purposes of trading or other than trading. For derivative financial instruments held or issued for trading, disclosure of average fair values and of net trading gains or losses is required. For derivative financial instruments held or issued for purposes other than trading, it requires disclosure about those purposes, about how the instruments are reported in financial statements, and, if the purpose is hedging anticipated transactions, about the anticipated transactions, the classes of derivative financial instruments used to hedge those transactions, the amounts of hedging gains and losses deferred, and the transactions or other events that result in recognition of the deferred gains or losses in income. The Standard encourages, but does not require, quantitative information about interest rate or other market risks of derivative financial instruments, and also of other assets and liabilities, that is consistent with the way the entity manages or adjusts risks and that is useful for comparing the results of applying the entity's strategies to its objectives for holding or issuing the derivative financial instruments. The Standard amends Standard No. 105 to require disaggregation of information about financial instruments with off-balance sheet risk of accounting loss by class, business activity, risk or other category that is consistent with the entity's management of those instruments. The Standard also amends Standard No. 107 to require that fair value information be presented without combining, aggregating or netting the fair value of derivative financial instruments with the fair value of nonderivative financial instruments and be presented together, with the related carrying amounts in the body of the financial statements, a single footnote or a summary table in a form that makes it clear whether the amounts represent assets or liabilities. The Standard is required for financial statements issued for fiscal years ending after December 15, 1994. The Corporation has adopted this Standard, and information related thereto can be found below and in Tables 22 through 24 on pages 45 through 51, which are incorporated herein by reference.
    At December 31, 1994 and 1993, off-balance sheet derivative financial instruments and their related fair values are as follows:
                                       85
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

                                                                                 1994                                       1993
                                                            ESTIMATED     CONTRACT OR                  ESTIMATED     CONTRACT OR
                                               CARRYING          FAIR        NOTIONAL     CARRYING          FAIR        NOTIONAL
(IN THOUSANDS)                                   AMOUNT         VALUE          AMOUNT       AMOUNT         VALUE          AMOUNT
FINANCIAL INSTRUMENTS WHOSE CONTRACT
  AMOUNTS REPRESENT CREDIT RISK
    Commitments to extend credit               $     --        76,786      24,280,571           --        49,181      17,245,126
    Standby and commercial letters of credit         --        20,423       2,123,312           --        14,353       1,390,820
FINANCIAL INSTRUMENTS WHOSE CONTRACT OR
  NOTIONAL AMOUNTS EXCEED THE AMOUNT OF
  CREDIT RISK
    FORWARD AND FUTURES CONTRACTS
       Trading and dealer activities            800,375       800,375       5,064,618       24,369        24,369      12,384,621
       Interest rate risk management
         Asset rate conversions                      --        (7,071)      1,200,000           --        10,577       3,200,000
         Basis protection                            --            --              --           --           431       1,000,000
         Asset hedge                                 --           555       1,200,000           --            --              --
         Liability hedges                            --          (120)         25,000           --         1,570       4,125,000
    INTEREST RATE SWAP AGREEMENTS
       Trading and dealer activities              7,508         7,508       5,533,468        8,707         8,707       2,336,719
       Interest rate risk management
         Asset rate conversions                   5,784      (313,273)      7,022,116       27,205       190,481      12,029,540
         Liability rate conversions              15,487      (143,023)      2,370,500       44,071       142,625       2,462,173
    PURCHASED OPTIONS, INTEREST RATE CAPS,
       FLOORS, COLLARS AND SWAPTIONS
         Trading and dealer activities           18,288        18,288       1,622,279        9,054        10,173       1,715,436
         Interest rate risk management
           Liability rate conversions             1,902           110         392,000        2,375         2,285         529,000
           Basis protection                          --            --              --        6,621        13,383       2,500,000
           Liability hedges                      25,601        41,256      28,231,000       11,512         8,025      19,418,000
           Offsetting positions                    (124)       (2,282)      2,400,000        1,199        19,932         400,000
    WRITTEN OPTIONS, INTEREST RATE CAPS,
       FLOORS, COLLARS AND SWAPTIONS
         Trading and dealer activities          (24,653)      (24,653)      1,455,631       (8,168)       (8,168)      3,242,889
         Interest rate risk management
           Liability rate conversions                --            --              --       (5,625)           --         250,000
           Basis protection                          --            --              --           --            --       2,500,000
           Offsetting positions                      60         1,796       2,400,000       (4,023)      (19,932)        400,000
    FOREIGN CURRENCY AND EXCHANGE RATE SWAP
       COMMITMENTS
         Trading and dealer activities          (19,323)      (19,323)      3,453,525       (9,893)       (9,893)      3,000,502
         Foreign currency risk management        18,680        18,680       1,679,905       25,997        25,997       2,052,494
    COMMODITY SWAPS
         Trading and dealer activities             (152)         (152)          4,308           --            --              --
    COMMITMENTS TO PURCHASE SECURITIES             (842)         (842)        780,418           --           769       1,047,813
    COMMITMENTS TO SELL SECURITIES             $    693           693         842,744           --           851       2,246,147

                                       86
(FIRST UNION logo)                    ...

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
    Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $1,430,247,000 guarantees extend for more than one year and expire in varying amounts primarily through 2019. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral supporting those commitments for which collateral is deemed necessary.
    Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.
    The Corporation enters into a variety of interest rate contracts -- including options, interest rate caps, floors, collars and swaptions written, and interest rate swap agreements -- in its trading activities and in managing its interest rate exposure. Interest rate caps, floors, collars and swaptions written by the Corporation enable customers to transfer, modify or reduce their interest rate risk. Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or writer of the option. As a writer of options, the Corporation receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.
    Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Corporation also acts as an intermediary in arranging interest rate swap transactions for customers.
    Generally, futures contracts are exchanged traded and all other off-balance instruments are transacted in the over-the-counter markets.
    The Corporation has entered into certain sales transactions for which the buyers have recourse options. The return of these assets to the Corporation would not have a material impact on the Corporation's financial position.
    Substantially all time drafts accepted by December 31, 1994, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve balance requirements for the year ended December 31, 1994, amounted to $1,047,533,000. Minimum operating lease payments due in each of the five years subsequent to December 31, 1994, are as follows: 1995, $113,860,000; 1996, $108,261,000; 1997, $100,279,000; 1998, $93,832,000; and 1999, $87,391,000; and
subsequent years, $758,977,000. Rental expense for all operating leases for the three years ended December 31, 1994, was $150,894,000, 1994; $151,242,000, 1993;
and $154,711,000, 1992.
    The Parent Company and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, based upon the opinions of counsel, any such liability will not have a material effect on the Corporation's consolidated financial position.
                                       87
                                      ...                (FIRST UNION logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FIRST UNION CORPORATION AND SUBSIDIARIES
                        DECEMBER 31, 1994, 1993 AND 1992

.................................
NOTE 18:
CARRYING AMOUNTS AND FAIR VALUE
OF FINANCIAL INSTRUMENTS
    Information about the fair value of on-balance sheet financial instruments at December 31, 1994 and 1993, which should be read in conjunction with Note 17 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth below.

                                                                                               1994                          1993
                                                                          CARRYING        ESTIMATED      CARRYING       ESTIMATED
(IN THOUSANDS)                                                             AMOUNT        FAIR VALUE       AMOUNT       FAIR VALUE
FINANCIAL ASSETS
  Cash and cash equivalents                                              $ 6,056,842      6,056,842      4,415,870      4,415,870
  Trading account assets                                                   1,206,675      1,206,675        652,470        652,470
  Securities available for sale                                            7,752,479      7,752,479     11,744,942     11,884,385
  Investment securities                                                    3,729,869      3,742,534      2,692,476      2,931,139
  Loans, net of unearned income                                           54,029,752     53,515,354     46,876,177     47,644,771
    Allowance for loan losses                                               (978,795)            --     (1,020,191)            --
       Loans, net                                                         53,050,957     53,515,354     45,855,986     47,644,771
  Segregated assets                                                          108,482        108,482        221,183        221,183
  Other assets                                                           $ 1,167,401      1,183,604      1,396,515      1,424,977
FINANCIAL LIABILITIES
  Deposits
    Noninterest-bearing deposits                                          10,523,538     10,523,538     10,861,207     10,861,207
    Interest-bearing deposits
       Savings and NOW accounts                                           13,991,987     13,991,987     12,010,636     12,010,636
       Money market accounts                                              10,118,963     10,118,963     11,131,334     11,131,334
       Other consumer time                                                18,544,324     18,594,249     16,897,062     17,152,717
       Foreign                                                             4,069,587      4,069,587      1,240,448      1,240,448
       Other time                                                          1,709,874      1,715,877      1,601,724      1,606,787
         Total deposits                                                   58,958,273     59,014,201     53,742,411     54,003,129
  Short-term borrowings                                                    7,532,343      7,532,343      7,254,178      7,254,178
  Other liabilities                                                        1,450,496      1,450,496      1,022,467      1,022,467
  Long-term debt                                                         $ 3,428,514      3,314,029      3,061,944      3,266,747

    Nonperforming loans of less that $1,000,000 each, which amounted to $120,120,000 and $248,580,000 at December 31, 1994 and 1993, respectively, are included in estimated fair value at their net costs.
    The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1994 and 1993. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. This value, which includes such cost assumptions related to interest rates, deposit run-off, maintenance costs and float opportunity costs, is presented below on a discounted cash flow basis. The value related to the recorded cost of acquired deposits is also included therein.
    Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred tax assets, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Fair value of off-balance sheet derivative financial instruments has not been considered in determining on-balance sheet fair value estimates.
                                       88
(FIRST UNION logo)                    ...

    In respect of the foregoing, the Corporation has decided to voluntarily disclose certain nonfinancial instrument relationships, which are not intended to indicate the fair value of the Corporation, as follows:

(UNAUDITED)
ESTIMATED FAIR VALUE (IN
THOUSANDS)                              1994                1993
Mortgage servicing                $  364,537             240,168
Credit card relationships            363,085             214,851
Core deposits                     $2,615,803           1,740,000

    The fair value of mortgage servicing related to loans that the Corporation does not own, including rights for purchased servicing, is estimated on a discounted cash flow basis. The calculation is based on loan types, coupon rates, current interest rates, prepayment assumptions, service fees, service cost and late fees.
    The fair value attributable to the ongoing credit cardholder relationships has been estimated on a discounted cash flow basis after taking into consideration estimated portfolio income and expense to be realized over the life of the relationships, charge-off rates and the cost of alternative funds. The value related to the recorded cost of acquired credit cardholder relationships is also included therein.
    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
                                       89
                                      ...                (FIRST UNION logo)

                                    GLOSSARY


.................................

ASSET SENSITIVITY:

    When a company's asset, liability and off-balance sheet financial instruments mix leans toward assets that would diminish net interest income in a flat or declining interest rate environment.


.................................

COLLATERALIZED
MORTGAGE OBLIGATIONS (CMOS):

    A group of mortgage pass-through securities that have been bundled, with the cash flows paid out in a specific order or preference to different buyers.


.................................

DERIVATIVES:

    A term used to cover a broad base of financial instruments that are, for the most part, "derived" from underlying securities traded in the cash markets. Common examples include interest rate swaps, options and futures contracts.


.................................

EARNINGS PER
COMMON SHARE:

    Net income, adjusted for preferred stock dividends, divided by the average number of common shares outstanding.


.................................

FUTURES CONTRACT:

    A contract to buy or sell a particular type of security or commodity to (or from) the futures exchange at a specified future period of time. It is used to, in effect, "lock in" net interest income over quarterly future periods.


.................................

GOVERNMENT NATIONAL
MORTGAGE ASSOCIATION
(GNMA):

    A U.S. Government-owned corporation that guarantees timely payment of principal and interest on specified mortgage-backed certificates.

.................................

INDEX AMORTIZING
INTEREST RATE SWAP:

   An interest rate swap in which the maturity date may extend and the notional amount may decrease based upon changes in certain interest rate indices.


.................................

INTEREST RATE SWAP:

    A contractual transaction between two parties in the over-the-counter markets in which each agrees to exchange interest rate payments for a specified period of time. These payments are calculated on a "notional amount" and no exchange of principal occurs. Such a transaction is commonly used to manage the asset or liability sensitivity of a balance sheet by converting fixed rate assets or liabilities to floating rates, or vice versa.


.................................

LIABILITY SENSITIVITY:

    When a company's asset, liability and off-balance sheet financial instruments mix leans toward liabilities that would diminish net interest income in a rising interest rate environment.


.................................

MARK-TO-MARKET:

    A method of accounting for a corporation's assets or liabilities by recording them at their current market values, rather than at their historical costs.


.................................

MORTGAGE BANKING INCOME:

    Noninterest income related to mortgage banking activity.


.................................

MORTGAGE SERVICING PORTFOLIO:

    Mortgage loans owned by others for which a company provides mortgage servicing.


.................................

NET CHARGE-OFFS:

    The amount of loans written off as uncollectible, net of the recovery of loans previously written off as uncollectible.

.................................

NET INTEREST MARGIN:

    The difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, divided by average earning assets.


.................................

NET OPERATING
REVENUE:

    The sum of tax-equivalent net interest income and noninterest income.


.................................

NONINTEREST EXPENSE:

All expenses other than interest.


.................................

NONINTEREST INCOME:

All income other than interest and dividend income.


.................................

NONPERFORMING
ASSETS:

    Assets on which income is not being accrued for financial reporting purposes; restructured loans on which interest rates or terms of repayment have been materially revised; and other real estate that has been acquired through loan foreclosures, in-substance foreclosures or deeds received in lieu of loan payments.


.................................

NOTIONAL AMOUNT:

    The principal amount of the financial instrument on which a derivative transaction is based. In an interest rate swap, for example, the "notional amount" is used to calculate the interest rate cash flows to be exchanged. No exchange of principal occurs.


.................................

OPTIONS:

    A contractual agreement that allows but does not require a holder to buy (or sell) a financial instrument at a predetermined price before a specified time. Options may be traded through the exchanges or over-the-counter.

.................................

OVERHEAD EFFICIENCY
RATIO:

    Noninterest expense divided by net operating revenue.


.................................

POOLING OF INTERESTS:

    An accounting method that generally, following a merger, restates historical financial information of the surviving company as if the two entities were always one.


.................................

PURCHASE ACCOUNTING:

    An accounting method that adds the fair market value of assets and liabilities acquired to those of the acquiror at the time of acquisition. Historical financial information of the acquiror is not restated.


.................................

RETURN ON ASSETS (ROA):

Net income as a percentage of average assets.


.................................

RETURN ON COMMON
EQUITY (ROE):

    Net income applicable to common stockholders as a percentage of average common stockholders' equity, excluding unrealized gains or losses on debt securities.


.................................

SECURITY GAIN OR LOSS:

    A gain or loss resulting from the sale of a security at a price above or below the security's carrying value.


.................................

STOCKHOLDERS' EQUITY:

    A balance sheet amount that represents the total investment in the corporation by holders of preferred and common stock.


.................................

SWAPTIONS:

Options on swaps.


                                       90
                                      ...
                                                   (FIRST UNION logo)

            BOARDS OF DIRECTORS AND CORPORATE MANAGEMENT COMMITTEE FIRST UNION CORPORATION AND FULL-SERVICE BANKING SUBSIDIARIES

.................................

FIRST UNION CORPORATION

G. Alex Bernhardt
President and Chief Executive Officer,
Bernhardt Furniture Company
Lenoir, North Carolina

W. Waldo Bradley
Chairman, Bradley Plywood Corporation
Savannah, Georgia

Robert J. Brown
Chairman, President and Chief
Executive Officer, B&C Associates, Inc.
High Point, North Carolina

Edward E. Crutchfield
Chairman and Chief Executive Officer,
First Union Corporation
Charlotte, North Carolina

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

Howard H. Haworth
President, The Haworth Goup
Morganton, North Carolina

Torrence E. Hemby Jr.
President, Beverly Crest Corporation
Charlotte, North Carolina

Leonard G. Herring
President and Chief Executive Officer,
Lowe's Companies, Inc.
North Wilkesboro, North Carolina

Jack A. Laughery
Chairman, The Bagel Group, Inc.
Rocky Mount, North Carolina

Max Lennon
President and Chief Executive Officer,
Eastern Foods, Inc.
Atlanta, Georgia

Radford D. Lovett
Chairman, Commodores
Point Terminal Corporation
Jacksonville, Florida

Henry D. Perry Jr.
Physician
Plantation, Florida

Randolph N. Reynolds
Vice Chairman, Reynolds Metals Company
Richmond, Virginia

Ruth G. Shaw
Senior Vice President, Corporate Resources and
Chief Administrative Officer, Duke Power Company
Charlotte, North Carolina


Lanty L. Smith
Chairman and Chief Executive Officer,
Precision Fabrics Group, Inc.
Greensboro, North Carolina

Dewey L. Trogdon
Chairman, Cone Mills Corporation
Greensboro, North Carolina

John D. Uible
Investor
Jacksonville, Florida

B.J. Walker
Vice Chairman, First Union Corporation
Jacksonville, Florida

Kenneth G. Younger
Transportation Consultant
Gastonia, North Carolina


.................................

COMMITTEES OF THE CORPORATE
BOARD OF DIRECTORS

Executive Committee
B.F. Dolan, Chairman
Edward E. Crutchfield
Robert D. Davis
R. Stuart Dickson
Leonard G. Herring
Radford D. Lovett
Lanty L. Smith
B.J. Walker

Audit Committee
W. Waldo Bradley, Chairman
G. Alex Bernhardt, Vice Chairman
Roddey Dowd Sr.
Howard H. Haworth
Henry D. Perry Jr.
Randolph N. Reynolds
Howard L. Arthur Jr. (staff)
Robert T. Atwood (staff)

Financial Management Committee
Robert D. Davis, Chairman
Lanty L. Smith, Vice Chairman
Robert J. Brown
John R. Georgius
William H. Goodwin Jr.
Jack A. Laughery
Max Lennon
Ruth G. Shaw
John D. Uible
Kenneth G. Younger
Malcolm T. Murray Jr. (staff)
Louis A. Schmitt Jr. (staff)

Human Resources Committee
R. Stuart Dickson, Chairman
Leonard G. Herring, Vice Chairman
B.F. Dolan
Brenton S. Halsey
Torrence E. Hemby Jr.
Radford D. Lovett
Dewey L. Trogdon
Don R. Johnson (staff)

Nominating Committee
B.F. Dolan, Chairman
R. Stuart Dickson, Vice Chairman
Edward E. Crutchfield
Leonard G. Herring
Radford D. Lovett


.................................

FIRST UNION CORPORATION
EXECUTIVE OFFICERS

Edward E. Crutchfield
Chairman and Chief Executive Officer,
First Union Corporation

John R. Georgius
President, First Union Corporation


B.J. Walker
Vice Chairman,
First Union Corporation

Robert T. Atwood
Executive Vice President
and Chief Financial Officer,
First Union Corporation

Marion A. Cowell Jr.
Executive Vice President,
Secretary and General Counsel,
First Union Corporation


.................................

FIRST UNION CORPORATION
CORPORATE MANAGEMENT COMMITTEE

Austin A. Adams
Executive Vice President
for Automation and Operations,
First Union Corporation

Robert T. Atwood
Executive Vice President and Chief Financial
Officer, First Union Corporation

David M. Carroll
President, First Union National Bank of Georgia

Marion A. Cowell Jr.
Executive Vice President, Secretary
and General Counsel, First Union Corporation

Edward E. Crutchfield
Chairman and Chief Executive Officer,
First Union Corporation

Warner N. Dalhouse
Chairman, First Union National Bank of
Virginia, Washington, D.C., and Maryland

Frank H. Dunn Jr.
Chairman and Chief Executive Officer,
First Union National Bank of North Carolina

Malcolm E. Everett III
President,
First Union National Bank of North Carolina

John R. Georgius
President, First Union Corporation

Harald R. Hansen
Chairman and Chief Executive Officer,
First Union National Bank of Georgia

James H. Hatch
Senior Vice President, Controller
and Principal Accounting Officer,
First Union Corporation

Robert W. Helms
Vice Chairman and General Banking Group
Executive, First Union National Bank of Virginia
Washington, D.C., and Maryland

Byron E. Hodnett
Chief Executive Officer,
First Union National Bank of Florida

Benjamin P. Jenkins III
President and Chief Executive Officer,
First Union National Bank of Virginia,
Washington, D.C., and Maryland

Don R. Johnson
Executive Vice President for Human Resources,
First Union Corporation

Donald M. MacLeod
Executive Vice President,
General Banking Group,
First Union National Bank of Tennessee

Benjamin C. Maffitt III
Senior Vice President,
Commercial Banking Group,
First Union Corporation

Mark B. Mahoney
Senior Vice President and Managing
Director, Specialized Industries,
First Union National Bank of North Carolina

Barbara K. Massa
Senior Vice President for Corporate
Communications and Investor Relations,
Director of Community Reinvestment,
First Union Corporation

Daniel W. Mathis
Executive Vice President and Managing Director,
Capital Markets Group, First Union Corporation

James E. Maynor
President,
First Union Mortgage Corporation

Steven R. McClellan
Executive Vice President, General Banking Group
First Union National Bank of South Carolina

Donald A. McMullen
Executive Vice President and Head of the Capital
Management Group, First Union Corporation

H. Burt Melton
Executive Vice President for Consumer Credit and
Bank Related Services, First Union Corporation

John A. Mitchell III
Chairman, First Union National Bank of Florida

Malcolm T. Murray Jr.
Executive Vice President and Chief Credit Officer
First Union Corporation

Robert L. Reid
Chairman, President and Chief Executive Officer
First Union National Bank of Tennessee

Alvin T. Sale
Senior Vice President for Marketing and Strategic
Planning, First Union Corporation

Louis A. Schmitt Jr.
Executive Vice President and Managing Director,
Capital Markets Group, First Union Corporation

Kenneth R. Stancliff
Senior Vice President and Treasurer,
First Union Corporation

Sidney B. Tate
Chairman, President and Chief Executive Officer,
First Union National Bank of South Carolina

G. Kennedy Thompson
President, First Union National Bank of Florida

Richard K. Wagoner
Executive Vice President,
Capital Management Group,
First Union Corporation

B.J. Walker
Vice Chairman, First Union Corporation

Larry J. Wertz
Executive Vice President and Chief Financial
Officer, First Union National Bank of Florida



.................................

FIRST UNION NATIONAL BANK
OF NORTH CAROLINA

Daniel T. Blue Jr.
Attorney, Thigpen, Blue, Stephens and Fellers
Raleigh, North Carolina

B. Mayo Boddie Sr.
Chairman and Chief Executive Officer,
Boddie-Noell Enterprises, Inc.
Rocky Mount, North Carolina

Raymond A. Bryan Jr.
Chairman and Chief Executive Officer,
T.A. Loving Company
Goldsboro, North Carolina


                                       91
                                      ...

                                                    (FIRST UNION logo)

                BOARDS  OF DIRECTORS  AND PRINCIPAL SUBSIDIARIES
         FIRST UNION CORPORATION AND FULL-SERVICE BANKING SUBSIDIARIES



John F.A.V. Cecil
President, Biltmore Farms, Inc.
Biltmore, North Carolina

John W. Copeland
President, Ruddick Corporation
Charlotte, North Carolina

John Crosland Jr.
Chairman and President,
The Crosland Group, Inc.
Charlotte, North Carolina

J. William Disher
Chairman and Chief Executive Officer,
Lance, Inc.
Charlotte, North Carolina

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

Mackey J. McDonald
President and Chief Operating Officer,
VF Corporation
Wyomissing, Pennsylvania

Earl N. Phillips Jr.
President and Chief Executive Officer,
First Factors Corporation
High Point, North Carolina

J.G. Poole Jr.
Chairman and President,
Gregory Poole Equipment Company
Raleigh, North Carolina

John P. Rostan III
General Partner,
Heritage Investments
Valdese, North Carolina

Nelson Schwab III
Chairman and Chief Executive Officer,
Paramount Parks
Charlotte, North Carolina

Charles M. Shelton Sr.
General Partner,
The Shelton Companies
Charlotte, North Carolina

George Shinn
Chairman,
Shinn Enterprises Inc.
Charlotte, North Carolina

Harley F. Shuford Jr.
President and Chief Executive Officer,
Century Furniture Industries
Hickory, North Carolina


.................................
FIRST UNION NATIONAL BANK
OF FLORIDA

Bob D. Allen
President and Chief Executive Officer,
Consolidated-Tomoka Land Company
Daytona Beach, Florida

William B. Bond
Investor
Jacksonville, Florida

E. Bruce Bower
President, The Florida Stock and Land Company
Jacksonville, Florida

A. Dano Davis
Chairman and Principal Executive Officer,
Winn-Dixie Stores, Inc.
Jacksonville, Florida

Alexander W. Dreyfoos Jr.
Chairman and Owner,
WPEC TV-12/Photo Electronics Corporation
West Palm Beach, Florida

J. Nelson Fairbanks
President and Chief Executive Officer,
United States Sugar Corporation
Clewiston, Florida

Byron E. Hodnett
Chief Executive Officer,
First Union National Bank of Florida
Jacksonville, Florida

Edward W. Lane III
Attorney, Ulmer, Murchison, Ashby & Taylor, P.A.
Jacksonville, Florida

John F. Lowndes
Attorney, Lowndes, Drosdick,
Doster, Kantor & Reed, P.A.
Orlando, Florida

W.A. McGriff III
Investor
Jacksonville, Florida

Jorge MasCanosa
Chairman, MasTec, Inc.
Miami Springs, Florida

John A. Mitchell III
Chairman, First Union National Bank of Florida
Jacksonville, Florida

Orrin D. Mitchell
Orthodontist
Jacksonville, Florida

Ray C. Osborne
Attorney, Osborne, Osborne & deClaire, P.A.
Boca Raton, Florida

Herbert H. Peyton
President, Gate Petroleum Company
Jacksonville, Florida

William J. Schoen
Chairman, President and Chief Executive Officer,
Health Management Associates, Inc.
Naples, Florida

Mel Sembler
Chairman, The Sembler Company
St. Petersburg, Florida

G. Kennedy Thompson
President, First Union National Bank of Florida
Jacksonville, Florida

B.J. Walker
Vice Chairman, First Union Corporation
Jacksonville, Florida

Carol Graham Wyllie
Executive Vice President, The Graham Companies
Miami Lakes, Florida


.................................
FIRST UNION NATIONAL BANK
OF GEORGIA

Juanita P. Baranco
Executive Vice President, Automotive, Inc.
Decatur, Georgia

W. Frank Blount
Chief Executive Officer, Australian & Overseas
Telecommunications Corporation
Sydney, Australia

Otis A. Brumby Jr.
Publisher and Chief Executive Officer,
The Marietta Daily Journal
and Neighbor Newspapers Inc.
Marietta, Georgia

David M. Carroll
President, First Union National Bank of Georgia
Atlanta, Georgia

John E. Cay III
President, Palmer & Cay/Carswell, Inc.
Savannah, Georgia

Thomas W. Cole
President, Clark Atlanta University
Atlanta, Georgia

Edwin M. Crawford
Chairman, President and Chief Executive Officer,
Charter Medical Corporation
Atlanta, Georgia

Jere A. Drummond
President and Chief Executive Officer,
BellSouth Telecommunications Inc.
Atlanta, Georgia

Harald R. Hansen
Chairman and Chief Executive Officer,
First Union National Bank of Georgia
Atlanta, Georgia

J. Madden Hatcher Jr.
Attorney
Columbus, Georgia

James W. Key
Investor
Columbus, Georgia

Wyck A. Knox Jr.
Attorney, Kilpatrick and Cody
Augusta, Georgia

David L. Kolb
Chairman and Chief Executive Officer,
Mohawk Industries, Inc.
Atlanta, Georgia

Dr. J. Robert Logan
Managing Partner and Vice President,
Logan and Hoffman
Savannah, Georgia

Grover C. Maxwell Jr.
Investor
Greenville, North Carolina

J. Greeley McGowin II
Investor
Savannah, Georgia

Robert C. McMahan
President and Chief Executive Officer,
Golden Point Group, Inc.
Tucker, Georgia

C.V. Nalley III
President and Chief Executive Officer,
The Nalley Companies
Atlanta, Georgia

Walton K. Nussbaum
Investor
Savannah, Georgia


Carl E. Sanders
Attorney, Troutman, Sanders
Atlanta, Georgia

Henry C. Schwob
President, Schwob Realty Company
Columbus, Georgia

Arnold M. Tenenbaum
President, Chatham Steel Corporation
Savannah, Georgia

Dan M. Vaden Jr.
President, Dan Vaden Chevrolet-Geo, Inc.
Savannah, Georgia

.................................
FIRST UNION NATIONAL BANK
OF SOUTH CAROLINA

Louis P. Batson Jr.
Chairman and Chief Executive Officer,
Louis P. Batson Company
Greenville, South Carolina

Peter C. Browning
Executive Vice President,
Sonoco Products Company
Hartsville, South Carolina

Rex L. Carter
Attorney, Carter, Smith, Merriam, Rogers & Traxler
Greenville, South Carolina

George C. Fant Jr.
Investor
Columbia, South Carolina

I.S. Leevy Johnson
Attorney, Johnson, Toal & Battiste, P.A.
Columbia, South Carolina

James F. Kane
Dean Emeritus and Professor of Business,
University of South Carolina
Columbia, South Carolina

Harry M. Lightsey Jr.
Attorney, McNair and Sanford, P.A.
Columbia, South Carolina

Steven R. McClellan,
Executive Vice President,
First Union National Bank of South Carolina
Greenville, South Carolina

Patrick W. McKinney
President, Kiawah Island Real Estate Inc.
Charleston, South Carolina

F. Creighton McMaster
Chief Executive Officer,
Winnsboro Petroleum Company
Winnsboro, South Carolina

Ralph L. Ogden
President, Liberty Insurance Group
Greenville, South Carolina

John D. Orr
President, Orr Company
Florence, South Carolina

William L. Otis Jr.
Chairman and Chief Executive Officer,
Columbia Lumber and Manufacturing Co.
Columbia, South Carolina

Joseph P. Riley Jr.
Mayor, City of Charleston
Charleston, South Carolina

Alfred B. Robinson
President, Robinson Company, Inc.
Easley, South Carolina

Sidney B. Tate
Chairman, President and Chief Executive Officer,
 First Union National Bank of South Carolina
Greenville, South Carolina



                                       92
                                      ...
(FIRST UNION logo)

.................................
FIRST UNION NATIONAL BANK
OF TENNESSEE

T.B. Boyd III
President and Chief Executive Officer,
National Baptist Publishing Board
Nashville, Tennessee

Davis H. Carr
Attorney, Boult, Cummings, Conners and Berry
Nashville, Tennessee

Haywood D. Cochrane Jr.
President and Chief Executive Officer,
Allied Clinical Laboratories, Inc.
Nashville, Tennessee

Colleen Conway-Welch
Professor and Dean, School of Nursing,
Vanderbilt University
Nashville, Tennessee

John P. Cooper
Investor
Nashville, Tennessee

J. William Denny
President, Nashville Gas Division
of Piedmont Natural Gas Inc.
Nashville, Tennessee

Lloyd C. Elam
Professor of Psychiatry,
Meharry Medical College
Nashville, Tennessee

William M. Johnson
Investor
Sparta, Tennessee

Donald M. MacLeod
Executive Vice President, First Union
National Bank of Tennessee
Nashville, Tennessee

Gail O. Neuman
Vice President and General Counsel, Nissan
Motor Manufacturing Corporation, U.S.A.
Smyrna, Tennessee


Richard W. Oliver
Professor, Owen Graduate School of
Management, Vanderbilt University
Nashville, Tennessee

Robert L. Reid
Chairman, President and Chief Executive Officer,
First Union National Bank of Tennessee
Nashville, Tennessee

James E. Robinson
Chairman, Hodge-Hardy Agency, Inc.
Newport, Tennessee

Thomas J. Sherrard
Founding Partner, Sherrard & Roe
Nashville, Tennessee

Jack B. Turner
President, Jack B. Turner & Associates Inc.
Clarksville, Tennessee

George L. Yowell
President, Tennessee Tomorrow, Inc.
Nashville, Tennessee

.................................
FIRST UNION NATIONAL BANK
OF VIRGINIA

George R. Aldhizer Jr.
Attorney,
Wharton, Aldhizer & Weaver, P.L.C.
Harrisonburg, Virginia

Donald S. Beyer Jr.
Vice President,
Don Beyer Volvo
Falls Church, Virginia

J. Richard Carling
Vice Chairman,
First Union National Bank of Virginia
Roanoke, Virginia

James B. Crawford
Chairman and Chief Executive Officer,
James River Coal Co., Inc.
Richmond, Virginia


Warner N. Dalhouse
Chairman, First Union National Bank of Virginia
Roanoke, Virginia

Robert W. Helms
Vice Chairman, First Union
National Bank of Virginia
Roanoke, Virginia

James T. Holland
President, O'Sullivan Corporation
Winchester, Virginia

Glenn A. Hunsucker
President and Chief Operating Officer,
Bassett Furniture Industries Inc.
Bassett, Virginia

Benjamin P. Jenkins III
Chief Executive Officer and President,
First Union National Bank of Virginia
Roanoke, Virginia

William E. Lavery
President Emeritus, Virginia
Polytechnic Institute and State University
Blacksburg, Virginia

Thomas L. Robertson
President and Chief Executive Officer,
Carilion Health System
Roanoke, Virginia

William G. Shenkir
Professor, University of Virginia
Charlottesville, Virginia

Donald G. Smith
Chairman and Chief Executive Officer,
Roanoke Electric Steel Corporation
Roanoke, Virginia

Glenn O. Thornhill Jr.
President and Chief Executive Officer,
Maid Bess Corporation
Salem, Virginia

Paul E. Torgersen
President, Virginia Polytechnic Institute and State University
Blacksburg, Virginia

.................................
PRINCIPAL SUBSIDIARIES

First Union National Bank of Florida
A full-service commercial bank with 552 offices.
225 Water Street
Jacksonville, Florida 32202
904-361-2265

First Union National Bank of North Carolina
A full-service commercial bank with 276 offices.
One First Union Center
Charlotte, North Carolina 28288
704-374-6161

First Union National Bank of Georgia
A full-service commercial bank with 154 offices.
999 Peachtree Street, Suite 1200
Atlanta, Georgia 30309
404-827-7100

First Union National Bank of Virginia
A full-service commercial bank with 177 offices.
213 South Jefferson Street
Roanoke, Virginia 24040
703-563-7000

First Union National Bank of South Carolina
A full-service commercial bank with 66 offices.
Insignia Financial Plaza, One Insignia Place
Greenville, South Carolina 29601
803-255-8000

First Union National Bank of Tennessee
A full-service commercial bank with 54 offices.
150 Fourth Avenue North
Nashville, Tennessee 37219
615-251-9200

First Union National Bank of Washington, D.C.
A full-service commercial bank with 33 offices.
740 15th Street NW
Washington, D.C. 20005
703-821-7777

First Union National Bank of Maryland
A full-service commercial bank with 26 offices.
Congressional Plaza Branch
110 Congressional Lane
Rockville, Maryland 20852
703-821-7777

First Union Brokerage Services Inc.
Securities brokerage firm.
One First Union Center
Charlotte, North Carolina 28288
704-374-6927

First Union Capital Markets Corp.
Provides a wide range of securities services in accordance with Federal Reserve Board powers granted to subsidiaries of bank holding companies.
One First Union Center
Charlotte, North Carolina 28288
704-383-8757

First Union Home Equity Bank, N.A.
Offers home equity loans through
184 offices in 42 states.
1000 Louis Rose Place
Charlotte, North Carolina 28262
704-593-9300

First Union Mortgage Corporation
Offers a variety of mortgage banking and insurance services through 18 offices in 9 states.
Two First Union Center
Charlotte, North Carolina 28288
704-374-6161

Foreign Offices
Nassau Branch
First Union National Bank of North Carolina
Nassau, Bahamas

First Union Bank and Trust (Cayman) Ltd.
Cayman Islands



            FIRST UNION ACROSS THE NATION

(Map appears here with the following legend:)

         KEY

Darker color indicates the areas
of greatest concentration of
First Union Bank branch locations

Lighter color indicates the areas of
lowest concentration of First Union
Bank branch locations

First Union Mortgage Corporation

First Union Home Equity Bank, N.A.


                                       93
                                      ...
                                               (FIRST UNION logo)

                            STOCKHOLDER INFORMATION

.................................

FINANCIAL INFORMATION

    Analysts, stockholders and other investors seeking financial information about First Union Corporation should contact Barbara Massa, senior vice president for Corporate Communications and Investor Relations, at 704-374-2555 or Sean Fox, vice president for Investor Relations, at 704-374-7060. Call 1-800-283-6214 for the latest news announcements through FAX-On-Demand.


INVESTOR RELATIONS

    Our Investor Relations staff at 704-374-6782 also can provide information about our dividend reinvestment program and direct deposit of dividends. Copies of our Form 10-K may be obtained from Investor Relations, Two First Union Center, Charlotte, North Carolina 28288-0206.


STOCKHOLDER ACCOUNTS

    If you have questions concerning your stockholder account, please call our transfer agent, First Union National Bank of North Carolina, at 1-800-347-1246.


MEDIA CONTACT

    News media seeking general information should contact R. Jeep Bryant, senior vice president for Media Relations, at 704-374-2957.


FINANCIAL REPORT
MAILING PROCEDURES

    Our goal is to reduce the expense associated with mailing financial reports to stockholders by receiving authorization to mail only one per address. This authorization is strictly voluntary. Please check the appropriate box on the postage paid Stockholder Information card that appears at the back of this annual report.

.................................

ANNUAL MEETING

    The annual meeting of stockholders will be held at 9:30 a.m. Tuesday, April 18, 1995, in the auditorium on the 12th floor of Two First Union Center, Charlotte, North Carolina.


.................................

STOCK LISTING

    First Union Corporation common stock is traded on the New York Stock Exchange under the symbol FTU.


.................................

EQUAL OPPORTUNITY
EMPLOYER

    First Union Corporation is an equal opportunity employer. All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers and all other personnel policies will continue to be free from discriminatory practices.


.................................


NIAC

    First Union Corporation is a corporate sponsor of NAIC (National Association of Investment Clubs) and participates in the Low-Cost Investment Plan.


.................................

INTERNET ADDRESS

    Our Internet global computer address is URL:http://www.firstunion.com/ or via electronic mail, comments@firstunion.com.


 .................................
 SECURITIES  AND DEBT RATINGS

                                             STANDARD      THOMSON
 (AS OF DECEMBER 31, 1994)        MOODY'S    & POOR'S    BANKWATCH

SECURITIES ISSUED  BY FUNC
SENIOR DEBT
(Bullet) 7 1/2 percent debentures,
          due December 1, 2002                 A2          A           A+
(Bullet) Floating rate extendible notes,
         due June 15, 2005                     A2          A           A+
(Bullet)11 percent, due May 1, 1996            A2          A           A+
(Bullet) Floating rate, due November 13, 1996  A2          A           A+
(Bullet) 5.95 percent, due July 1, 1995        A2          A           A+
(Bullet) 6 3/4 percent, due January 15, 1998   A2          A           A+
(Bullet) Medium-term notes                     A2          A           A+

SUBORDINATED NOTES

(Bullet) Floating rate, due July 22, 2003      A3          A-          A
(Bullet) 11 percent, due 1996                  A3          A-          A
(Bullet) 8 1/8 percent, due December 15, 1996  A3          A-          A
(Bullet) 9.45 percent, due June 15, 1999       A3          A-          A
(Bullet) 9.45 percent, due August 15, 2001     A3          A-          A
(Bullet) 8 1/8 percent, due June 24, 2002      A3          A-          A
(Bullet) 8 percent, due November 15, 2002      A3          A-          A
(Bullet) 7 1/4 percent, due February 15, 2003  A3          A-          A
(Bullet) 6 5/8 percent, due July 15, 2005      A3          A-          A
(Bullet) 6 percent, due October 30, 2008       A3          A-          A
(Bullet) 6 3/8 percent, due January 15, 2009   A3          A-          A
(Bullet) 8 percent, due August 15, 2009        A3          A-          A
(Bullet) 8.77 percent, due November 15, 2004   A3          A-          A
(Bullet) Medium-term notes                     A3          A-          A


COMMERCIAL PAPER                              P-1         A-1      TBW-1

DEBT ISSUED BY SUBSIDIARIES OF FUNC
(Bullet) Bank notes issued by FUNB-NC         Aa3         A+           -
(Bullet) FUNC-VA senior debt                    -         A            -
(Bullet) FUNC-VA subordinated debt             A3         A-           -
(Bullet) FUNC-FL subordinated debt             A3         A-           -

SHORT-TERM CERTIFICATES
OF DEPOSIT ISSUED BY

(Bullet) FUNB-NC                               P-1        A-1       TBW-1
(Bullet) FUNB-FL                               P-1        A-1       TBW-1
(Bullet) FUNB-GA                               P-1          -       TBW-1
(Bullet) FUNB-VA                               P-1        A-1       TBW-1


LONG-TERM CERTIFICATES
OF DEPOSIT ISSUED BY

(Bullet) FUNB-NC                               Aa3        A+          -
(Bullet) FUNB-FL                                A1        A+          -
(Bullet) FUNB-GA                                A1         -          -
(Bullet) FUNB-VA                                A1        A+          -

LETTERS  OF CREDIT ISSUED
BY FUNB-NC AND FUNB-FL

(Bullet) Short-term                            P-1       A-1           -
(Bullet) Long-term FUNB-NC                     Aa3        A+           -
(Bullet) Long-term FUNB-FL                      A1        A+           -




THOMSON BANKWATCH RATES FIRST UNION CORPORATION B.
FUNC - FIRST UNION CORPORATION
FUNB-NC - FIRST UNION NATIONAL BANK OF NORTH CAROLINA
FUNB-FL - FIRST UNION NATIONAL BANK OF FLORIDA

FUNC-FL - FIRST UNION CORPORATION OF FLORIDA
FUNB-GA - FIRST UNION NATIONAL BANK OF GEORGIA
FUNB-VA - FIRST UNION NATIONAL BANK OF VIRGINIA
FUNC-VA - FIRST UNION CORPORATION OF VIRGINIA







                                       94
                                      ...
                                                  (FIRST UNION logo)

                            (First Union Logo)
                          FIRST UNION CORPORATION

                           Two First Union Center
                          Charlotte, NC 28288-0570