Form 10-K, Exhibit 13
period 1995-12-31
FIRST UNION CORP
filed 1996-03-12
CIK 36995

First Union Corporation
1995 Summary Annual Report

(First Union logo appears here)

http://www.firstunion.com/

First Union Corporation  1995 Summary Annual Report

                      What is this computer disk?
 We hope you are intrigued by the digital compact disk that accompanies this year's summary annual report.
This disk may be inserted into personal computers that have CD-ROM drives to connect to First Union's site on the
         Internet WEB and to purchase banking services on-line.
The disk also includes a multimedia presentation--text, video, sound and interactive models--
  that outlines First Union's strategic vision. We believe chances are good that you--or someone you know--will be able to use this disk. If you cannot, please share it with someone else.
In doing so, you may well be helping us to reach another valued customer.


(CD-ROM disk is inserted here. Description of CD-ROM disk follows written portion of the Summary Annual Report.)

        The information on the accompanying digital compact disk includes information that is provided in paper format in this year's summary annual report
  and in First Union's 1995 Annual Report on Form 10-K filed with the
                  Securities and Exchange Commission,
     as well as other information that is supplementary in nature.

                              System Requirements
                                 PC-Compatible:
                                  486DX 66MHz
                                    8 MB RAM
                      Microsoft Windows 3.1 or Windows 95
                    640 x 480 screen resolution, 256 colors
                              Double speed CD ROM

                            Macintosh or Power Mac:
                                    8 MB RAM
                              System 7.1 or later
                    640 x 480 screen resolution, 256 colors
                               Double speed CDROM

(Photo depicting a CD ROM where it will appear, with the First Union logo and the following:)

*  1995 Summary Annual Report
*  Spread Sheet Files
*  Internet Browser for PC
*  Multimedia Presentation



                             Summary Annual Report
 Our goal in presenting this 1995 Summary Annual Report is to provide information
                     regarding First Union in a manner that
      is meaningful and useful to the widest range of readers. The audited financial
    statements and more detailed analytical information are contained in the
                                  First Union
      Corporation 1995 Annual Report on Form 10-K, which is available free of charge if you write to: Investor Relations, Two First Union Center,
                     Charlotte, North Carolina 28288-0206.

                               TABLE OF CONTENTS

                              Financial Highlights
                                       2
                            Letter from the Chairman
                                       3
                             Products and Services
                                       11
                            Index to Special Topics
                                       19
                               Performance Review
                                       20
                                Financial Tables
                                       31
                           Management's Statement of
                          Financial Responsibility and
                          Independent Auditors' Report
                                       39
                           Supplemental Consolidated
                                 Balance Sheets
                                       40
                           Supplemental Consolidated
                              Statements of Income
                                       41
                                    Glossary
                                       42
                           Corporate and Bank Boards
                                  of Directors
                                       43
                             Principal Subsidiaries
                                       46
                            Stockholder Information
                                       47
                               Product Catalogue
                                       48

                              KEY STATISTICAL DATA
                              (December 31, 1995)
                                    Assets:
                                 $131.9 BILLION
                                     Loans:
                                 $90.6 BILLION
                                   Deposits:
                                 $92.6 BILLION
                          Total Stockholders' Equity:
                                  $9.0 BILLION
                             Market Capitalization:
                                 $15.5 BILLION
                            Customer Relationships:
                                   11 MILLION
                            Corporate Headquarters:
                                CHARLOTTE, N.C.
                Bank Holding Company National Ranking by Assets:
                                  6TH LARGEST

                                  INTRODUCTION

First Union's longstanding commitment to customer service means that we must be ready to offer our customers the service and products they want -- when, where and how they want them. More and more of our customers are demanding quick, technological solutions to their financial service needs. Some even say they never want to go into a branch office again. Still other customers require, and will continue to receive, the face-to-face service they prefer, in a traditional branch setting. Meeting the needs of both types of customers is a key component of our corporate strategy for the rest of the '90s.

                                BUSINESS PROFILE

First Union Corporation is a $132 billion-asset financial services company with a leadership position in key markets. Our 45,000 employees serve
11 million customers primarily along the East Coast. Customers from Connecticut to Florida will have the same access to their account information, and will be able to purchase the same products at any of nearly 2,000 retail offices systemwide. We have the nation's fourth largest automated teller machine network. Customers also can access our services through the Internet or toll-free phone lines -- 24 hours a day, seven days a week. Our Internet address is http://www.firstunion.com/ and our Direct Bank nationwide toll-free phone number is 1-800-413-7898.

First Union provides full-service retail banking, commercial banking and trust services in 12 states and Washington, D.C. In addition, through nearly 200 diversified offices nationwide, First Union provides other financial services including access to the capital markets, mortgage banking, home equity lending, leasing, insurance and securities brokerage services.

STATISTICS

                           Earnings per Common Share
                              (Dollars per share)

(Bar graph appears with the following plot points:)

1990        1991     1992     1993     1994    1995
 .97         2.34     2.53     4.30     4.72    5.04

                          Dividends per Common Stock
                                   (In dollars)

(Bar graph appears with the following plot points:)

1990    1991    1992   1993    1994    1995
1.08    1.12    1.28   1.50    1.72    1.96



                              Book Value per Share
                                  (In dollars)

(Bar graph appears with the following plot points:)

1990        1991     1992     1993     1994    1995
19.83       21.21    23.36    26.71    28.19   31.89




                              FINANCIAL HIGHLIGHTS


                                                                                               Percent
                                                                 Years Ended December 31,      Increase
(Dollars in thousands except per share data)                         1995         1994        (Decrease)

NET INCOME                                                     $  1,430,181       1,376,443       3.9%
DIVIDENDS ON PREFERRED STOCK                                         26,390          46,020     (42.7)
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS                      1,403,791       1,330,423       5.5
(Before Redemption Premium)
REDEMPTION PREMIUM ON PREFERRED STOCK                                  --            41,355    --
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS                   $  1,403,791       1,289,068       8.9%
(After Redemption Premium)
PER SHARE COMMON DATA
Net income before redemption premium                           $       5.04            4.72       6.8%
Net income after redemption premium                                    5.04            4.58      10.0
Cash dividends                                                         1.96            1.72      14.0
Book value                                                            31.89           28.19      13.1
Year-end price                                                 $     55.625          41.375      34.4%
YEAR-END BALANCE SHEET ITEMS
Assets                                                         $131,879,873     113,529,201      16.2%
Securities available for sale                                    18,193,699      11,533,642      57.7
Investment securities                                             3,139,616       7,916,729     (60.3)
Loans, net of unearned income                                    90,562,880      77,830,993      16.4
Deposits                                                         92,555,218      87,865,125       5.3
Common stockholders' equity                                       8,859,921       8,044,785      10.1
Total stockholders' equity                                     $  9,043,144       8,274,492       9.3
Common shares outstanding                                           277,846         285,361      (2.6)%
FINANCIAL RATIOS
Return on average assets                                               1.21%          1.29
Return on average common stockholders'                                16.69          16.91
    equity before redemption premium
Net interest margin                                                    4.46           4.75
Net charge-offs to average loans, net                                   .41            .40
Allowance as % of loans, net                                           1.66           2.03
Allowance as % of nonaccrual and restructured loans                     233            248
Allowance as % of nonperforming assets                                  182            178
Nonperforming assets to loans, net and foreclosed properties            .91           1.14
Dividend payout ratio on common shares                                35.82%         34.16


The information in this Summary Annual Report reflects the pooling of interests acquisition of First Fidelity Bancorporation on January 1, 1996, as if First Union and First Fidelity had been combined for all periods presented.

LETTER FROM THE CHAIRMAN

                        A NEW STRATEGY FOR A NEW CENTURY

By almost any measure, First Union expanded rapidly in 1995 with significant contributions from new and expanded lines of business such as capital markets, mutual funds and card products, as well as solid growth in our traditional lending operations. In addition, with First Fidelity Bancorporation and other acquisitions, we created a unique East Coast presence with $132 billion in assets--the nation's sixth largest banking company--and 45,000 employees serving 11 million customers from Florida to Connecticut.

In 1995 we rewarded longtime stockholders and new stockholders with the 18th year of increased dividends, as well as earnings growth of 9 percent and book value growth of 17 percent from 1994. We also welcomed our newest customers with a broader product selection--everything from financial planning guidance for individuals to sophisticated financial problem-solving partnerships with commercial customers.

The individuals who have joined together in the Office of the Chairman--Tony Terracciano, former chairman and chief executive officer of First Fidelity as president; John Georgius as vice chairman; and myself continuing as chairman and chief executive officer--are action-oriented, and we are committed to a single vision for our new company as the premier retail/middle-market organization in the country. We are equally committed to enhancing stockholder value in the years ahead.

Our growth has given us the size, sophistication and scale to compete with anyone--bank or nonbank--even as new competitors appear on the horizon.

The southern portion of our company--from Maryland to Florida--is in a dynamic, fast-growing market with people and new businesses moving in at a rapid pace. The Commerce Department projects that this region will continue to outpace the nation in population, job and income growth for the rest of this decade.


                                GEOGRAPHIC REACH

(Photo of map depicting the states of New York, Connecticut, Pennsylvania, New Jersey, Maryland, Delaware, Washington DC, Virginia, North Carolina, Tennessee, South Carolina, Georgia and Florida)

                          Total Return on Common Stock
                          Compound Annual Growth Rate
                         (Assumes Dividends Reinvested)
                                  (In dollars)

(A bar graph appears here with the following plot points:)

         3 year 13%        5 year 35%       10 year 15%
         91     95         89     95         84    95
        1,000  1,430      1,000  4,406     1,000  3,876


                                  Asset Growth
                             (Dollars in billions)

(A bar graph appears here with the following plot points:)

1990     1991     1992     1993     1994     1995
83.7     89.5     95.3     104.5    113.5    131.9

                      Greatest Concentration of Companies
                        with Annual Sales $20mm-$250mm+

                  The combined First Fidelity and First Union
                    region accounts for 37% of the nation's
                            middle-market companies.

(A bar graph appears here with the following plot points:)

First Fidelity Region 21,100
First Union Region    19,825
East North Central    19,361
Pacific               16,243
West South Central    11,041
West North Central     7,985
New England            6,880
East South Central     6,119
Mountain               5,314

           First Union's region includes: Washington, D.C., Florida,
               Georgia, Maryland, North Carolina, South Carolina,
           Virginia and Tennessee. First Fidelity's region includes:
                      New Jersey, Pennsylvania, New York,
                           Connecticut and Delaware.

                            Source: Dun & Bradstreet

                                 New Corporate
                           Facilities and Expansions
                                  (1993-1995)

(A bar graph appears here with the following plot points:)

South Atlantic           4,099
East North Central       4,358
West South Central       2,457
East South Central       1,838
Pacific                    956
West North Central         916
Middle Atlantic            790
Mountain                   731
New England                182

                        Source: Site Selection Magazine
             First Union is located primarily in the South Atlantic
                          and Middle Atlantic regions.


                              Per Capita Income by
                               Metropolitan Area

                 Four of the five metro areas with highest per
                       capita income are in the combined
                       First Union-First Fidelity market


                      Per Capita
                        Personal            U.S.
                          Income         Average
West Palm Beach
  Boca Raton, FL MSA     $30,901            154%
New York, Northern
  New Jersey-Long
  Island, NY-NJ-CT-
  PA CMSA                 27,259            136
San Francisco-Oakland-
  San Jose, CA CMSA       26,019            129
Hartford,
  CT NECMA                25,461            127
Washington-
  Baltimore-MD-
  VA-WVA CMSA             25,087            125%
U.S. Average             $20,105



                            LETTER FROM THE CHAIRMAN


(Photo of Anthony P. Terracciano)        (Photo of Edward E. Crutchfield)        (Photo of John R. Georgius)
     Anthony P. Terracciano                    Edward E. Crutchfield                    John R. Georgius
          PRESIDENT,                    CHAIRMAN AND CHIEF EXECUTIVE OFFICER,             VICE CHAIRMAN,
    FIRST UNION CORPORATION                    FIRST UNION CORPORATION              FIRST UNION CORPORATION


The northern part of the company is home to the nation's greatest concentration of affluent individuals and of middle-market companies. It is a perfect market for expanding First Union's retail and commercial investment products and capital markets initiatives.

The new First Union has solid market share and customer relationships in a region that comprises nearly 40 percent of the nation's middle-market companies and that includes four of the nation's five metropolitan areas with the highest per capita income.

Combined, the new First Union offers technological advances that yield efficient processing. That means faster responses to loan requests, more products from which to choose, and a commitment to delighting customers with our efforts to help them reach their financial goals--whatever, wherever and whenever the customer needs.

STRATEGIC RETROSPECTIVE

Ten years ago, our 1985 annual report described our outlook and strategy for a dramatically changing banking industry and made several assumptions about how to survive in the future. We said:

* Banks had to build the scope and scale to face new market forces--including competitors from outside the banking industry;

* Bankers needed to become more entrepreneurial--more visionary and more strategic in their thinking;

*  Banks had to diversify their sources of earnings; and

* Asset quality needed to be tightly controlled, with lending criteria that emphasized quality, service and pricing over "growth for growth's sake."

                            LETTER FROM THE CHAIRMAN

                            A CONSOLIDATING INDUSTRY

As the banking industry's ranks thinned considerably during the past decade, the truth of those assumptions has become even more clear--and is still valid. Today, 25 of the companies that were among the 50 largest banking companies ten years ago have disappeared--through bankruptcy or acquisition by other banking companies. Industrywide, 6,800 bank mergers took place between 1980 and 1994. In 1995 alone, 420 acquisitions valued at more than $73 billion were announced.

Many of those companies were unable to attain economies of scale, or generate new sources of earnings, or they stretched too far on credit quality. But the banking industry's biggest blunder was its failure to embrace change. For too long, the banking industry defined itself too narrowly and allowed the limits of regulation or imagination to drive customers away. Today the leaders of the industry have redefined themselves as being in the "financial services industry" with a more complete selection of innovative financial products and services.

Ten years ago, most banking companies did not offer investment products for individuals or access to the capital markets for commercial customers. You could not buy a share of stock, or an insurance annuity, or other such "new products" through your bank. But the free market, as always, had its way--and in this case, customers voted with their feet, walking down the street to brokerage firms to buy more sophisticated products to maximize their earnings potential. The banking industry, in effect, trained its customers to go elsewhere by not offering the products--or the returns--customers needed.

                             COMPETITIVE CHALLENGES

Over the past ten years, the nation's commercial banks have seen their share of financial assets drop dramatically to 36 percent from 45 percent. Mutual funds, a product that banks did not offer a generation ago, grew 121 percent over the past five years while bank deposits grew 9 percent.

The same comparison could be made in other areas that the banking industry once dominated. Four of the nation's ten largest mortgage loan servicers, including the two largest, are unaffiliated with banks. The credit card industry has been called the bank card industry, but today six nonbanks are among the ten fastest-growing issuers in the country, and they accounted for nearly 83 percent of the industry dollar growth in receivables from 1991 to 1994.

The leaders in the banking industry today are those companies that have amassed the scope and scale to provide the resources, to afford the technology and to attain a sizable customer base that enables them to spread costs and keep unit prices competitive. The "winners" in the industry have redefined themselves as financial services companies, able to compete with bank and nonbank competitors alike.



                        Mutual Fund/Bank Deposit Growth
                             (Dollars in billions)

(A graph appears here with the following plot points:)

                      1980      1990    1992    1995
Mutual Funds          138.2   1,100.5  1,585.7  2,431.2
Commercial Banks    1,100.0   2,315.5  2,436.4  2,512.4


                            Share of Business Credit
                                   (Percent)

(A graph appears here with the following plot points:)

                  80    81    82   83    84     85    86    87    88    89    90    91    92    93    94    95

Nonbanks         53.15 52.39 52.22 52.58 53.17 55.17 56.00 58.10 58.75 59.02 60.52 62.13 63.14 64.55 64.10 63.57
Commercial Banks 46.85 47.61 47.78 47.42 46.83 44.83 44.00 41.90 41.25 40.98 39.48 37.87 36.86 35.45 35.90 36.43

                              Average ROA and ROE
                        10 Largest Banks (1985 vs. 1995)
                                   (Percent)

(A graph appears here with the following plot points:)

ROA 85     ROA 95     ROE 85     ROE 95
 .59        1.08       11.67      15.63

                            Stock Price Performance
                              Since Year-End 1994

(A graph appears here with the following plot points:)

12/94        5/95        9/95      12/95
41-3/8        49          51       55-5/8



                            Stock Price Performance
                                  5-year Trend

(A graph appears here with the following plot points:)

12/90        12/91       12/92      12/93      12/94     12/95
15-3/8        30         43-5/8     41-1/4     41-3/8    55-5/8



                            LETTER FROM THE CHAIRMAN

This point is underscored by performance, as the survivors of the shakeout in the industry are increasingly more profitable, and they are providing better returns for their stockholders. Ten years ago, the ten largest banking companies in the United States had an average return on equity of 11.67 percent and an average return on assets of .59 percent. In 1995 those averages were 15.63 percent and 1.08 percent.

                           A COMPETITIVE FIRST UNION

Ten years ago, before regional interstate banking was allowed, First Union was a $7 billion-asset company--the 50th largest in the nation. We had 5,600 employees and bank branches only in North Carolina. But we saw that we would not remain profitable or competitive for long as the industry began to consolidate and as we began to face challenges from outside competitors with lower cost structures. We embarked on an acquisition program to gain the size and economies of scale we believed necessary to compete. Today we can marshal the depth of resources of a $132 billion-asset company to provide a full line of financial products that customers want throughout the stages and needs of their lives.

In other words, we have achieved much of what we set out to do in 1985. In addition, our January 1, 1996, acquisition of First Fidelity Bancorporation has given us the ability to leverage our products over a broader customer base and to increase the overall efficiency of our branch network.
We have built a company with the resources, the operating structure and the customer base to compete today and in the future. We have done it through more than 60 acquisitions of banking and nonbanking companies, and we have done it while continuing to provide our stockholders with growth in earnings, dividends, book value and share price that is among the best in the industry. Since 1985 (on an originally reported basis), earnings per share have grown at a 9 percent compound annual growth rate; dividends have grown at a 14 percent rate; and book value at a 9 percent rate.

                              RECORD 1995 RESULTS

In 1995, the newly combined First Union/First Fidelity earned a record $1.48 billion in net income applicable to common stockholders before merger-related restructuring charges. Including the merger-related restructuring charges of 26 cents per share, or $73 million (after tax), the newly combined First Union/First Fidelity earned $1.40 billion, or $5.04 per common share in 1995. Earnings of $5.30 before the restructuring charges exceeded the company's previously announced projection of $5.29 per share in 1995. These results compare with a restated $1.33 billion in net income applicable to common stockholders before a preferred stock redemption premium, or $4.72 per share, in 1994. (The 1995 restructuring charges, principally severance contracts, are part of the previously announced $270 million restructuring charges related to the First Fidelity acquisition, the balance of which is expected to be incurred primarily in the first and second quarters of 1996.)

                            LETTER FROM THE CHAIRMAN

Results in 1995, before the restructuring charges, represent a return on average assets of 1.27 percent and a return on average common stockholders' equity of 17.55 percent. After the restructuring charges, the combined company's return on average assets was 1.21 percent and the return on average common stockholders' equity was 16.69 percent.

We entered 1996 with great momentum, and we are enthusiastic about the steps we have taken as we begin to serve new customers with new products in our northern markets. While we are proud of these achievements, this is no time to rest on our laurels, and of course we have no intention of doing so. The competitive factors cited earlier in this letter are even more fierce today. But the toughest competition for the next five years will be for the hearts and minds of customers who may choose from among an increasing number of financial services and financial service providers. Our challenge is to meet our customers' demand to provide better service and better access to our services--24 hours a day, seven days a week.


                     A STRATEGIC SHIFT IN DIRECTION

This calls for a new strategy and a new sense of urgency to build a company that will prosper as we enter the 21st century. Our focus for the next few years will be primarily on increasing our existing businesses and on attracting customers nationally through better electronic product delivery channels.

Many observers have long prophesied the demise of bank branches. Some industry observers have projected a 50 percent reduction in bank branches by the turn of the century. First Union has worked hard to integrate and consolidate branches along the way as we have acquired banks and thrifts. In fact, if First Union and First Fidelity had kept all the branches acquired since 1985, we would have 3,350 bank branches today. Instead, combined, we have 1,964--a 40 percent reduction.

While the move to better product delivery channels will not happen overnight, it is taking place faster than we would have predicted even a year or two ago. For proof, we need look no further than the success of the fastest-growing bank in Britain--First Direct--which has gained a half million customers in just five years with no branches at all. Or, we could look at the success of our own credit card portfolio, which has more than doubled in the past two years through narrowly targeted, national, direct mail solicitations. In other words, customers are redefining what convenience and service looks like to them--and increasingly, that definition does not include brick-and-mortar branches.

Over the next five years, we intend to lead the industry's transition from traditional banking into financial services delivered through better channels for the new century, whether that involves computers, television screens, card products, display phones or other remote devices. We believe this will be a technology- and a marketing-driven exercise, and thus we will be largely focused internally over the next few years. You might even say that if, theoretically, First Union's senior management

                           Stock Performance
              (First Union compared to S&P 500, 1990-1995)

(A Graph appears here with the following plot points:)

                   12/90    12/91    12/92    12/93    12/94    12/95
FTU Return           --     104.09   206.83   199.71   212.83   337.79
S&P Index Return     --      30.34    40.25    54.33    56.42   114.99


                 First Union Stock Price vs. Book Value
                              (In dollars)

(A graph appears here with the following plot points:)


                   12/90    12/91    12/92    12/93    12/94    12/95
Stock Price        15.375   30.00    43.625   41.25    41.375   55.625
Book Value         20.72    22.54    26.08    28.90    29.71    31.89

                    AVERAGE RETAIL BANKING TRANSACTION COST

(A bar graph appears here with the following plot points:)

Teller Trans.           1.07
Mail-In                  .73
Check                    .68
Smart Phone              .35
ATM                      .27
Preauth. Debit           .14

Source: Gemini Consulting

                           The majority of customers
                      over age 50 prefer to do their bank-
                           ing business at a branch.
                       Only 20 percent of customers under
                         age 25 prefer to use a branch.



                            LETTER FROM THE CHAIRMAN

has spent 80 percent of its time over the past ten years focused on acquisitions and 20 percent of its time on internal growth, in the next five years, those numbers will likely be reversed.

There are many reasons for this strategic shift in direction. One of our objectives is to serve customers more efficiently and conveniently. Clearly, the cost to serve customers in new ways may be far less than through the traditional branch system. For example, industrywide, the cost of automated teller machine transactions averages about 25 cents, while the same transaction done through a teller costs about $1.

Even though you cannot force a change in customer preferences, you can encourage customers to change if you give them something that is superior to what is already available. That is what we intend to do--or we will have no customers left.

In other words, we believe customers are rational and discriminating, and they will change how they do business if we offer a truly better way or a better value. They have proven that by moving their business from banks to financial service venues that provide more value in terms of speed, convenience, simplicity, price and quality of service.

Our goal is to provide what customers want, when they want it and where they want it. More and more of our customers--particularly those under age 50--are demanding quick, technological solutions to their financial service needs. Some say they never want to go to a branch again. Still other customers require, and will continue to receive, the face-to-face service they prefer, in a traditional branch setting. Meeting the needs of both kinds of customers--and providing the facilities and the technologies to support those needs--are key components of our corporate strategy for the rest of the '90s.

                             THE TRANSITIONAL BANK

For that reason, our five-year strategic planning currently focuses on building what we are calling the "transitional bank"--the bridge to the financial services delivery channels of the future.

The truth is, it is not yet clear which direction our customers intend to go:
Will they want to bank by touch-tone or display telephone? By plastic cards or by computer? At a video kiosk or with a hand-held remote device? The possibilities are limitless--some not even yet imagined. We face a similar dilemma to the one videocassette-recorder makers faced 15 years ago, trying to determine whether customers would prefer a Beta or a VHS format. So we must be ready to deliver individual service that is as easy to use as a remote control device is for a television set--better service as defined by the customer.

What we do know is that today's customers, and the generation behind them, demand service that is better, faster and cheaper. Already, they conduct half of their retail banking outside the branch;

                            LETTER FROM THE CHAIRMAN

they prefer to use automated teller machines, and they want "one-stop shopping"--one place where they can buy mutual funds, make deposits and move money easily among accounts.

In addition, we are seeing an explosion in the acceptance of information technology. In 1994 Americans spent $8 billion on personal computers, nearly matching the $8.3 billion they spent for television sets.

Personal computer prices have declined rapidly, making them more accessible for households at all income levels. Thirty-five million U.S. households have a personal computer. This mass market acceptance has significant implications for banks that do not change the way they conduct business.


                         A CHANGING FINANCIAL LANDSCAPE

This litany of changing trends is not intended to imply that we believe the sky is falling. It is merely changing, and changing the way we view the financial services landscape.

In this time of dramatic change, we believe First Union has some key competitive advantages:

    * We have built the nation's sixth largest banking company while working hard to stay entrepreneurial by streamlining our operations to remain closer to our customers and to keep unit costs low;

    * We have built a strong company that has maintained growth through good years and bad, as evidenced by our long-term growth in dividends and book value; and

    * We have built a company with 45,000 carefully recruited, talented employees who have demonstrated adaptability in the face of rapid change that took place while increasing from $7 billion to $132 billion in assets in eleven years.

These advantages enable First Union to be in the position today to invest in enhanced technology and in revenue initiatives to keep us competitive as we approach the 21st century.


                             BANKING ON THE FUTURE

We believe the industry leaders of the future will be those institutions that invest in the people, the technological solutions, the new products, the sales and marketing methodology, and the better delivery channels that customers demand.

First Union intends to remain in the forefront of the technology revolution in financial service companies so we can serve our customers better and keep our costs competitive. We believe that this, ultimately, is the best way to serve our stockholders as well.

While we are focused on the future, let me assure you we will continue to keep our eyes on the fundamentals. We will take advantage of opportunities to increase operating efficiency, to improve

                           Bank Branch Consolidation
                First Union/First Fidelity Consolidation History

(A bar graph appears with the following plot points:)

1985         1995
3,350*       1,964
40% Reduction

                       *Represents the number of branches
               First Union/First Fidelity would have had if each
                   had kept all branches acquired since 1985.



                        "By the year 2000, $46.2 billion
                       of assets will be managed on-line
                         ($29.9 billion of mutual funds
                       and $16.3 billion of deposits). In
                     addition, $6.9 billion in retail sales
                         [will be conducted] on-line by
                        2000." -- Forrester Research, in
                               PC Banking Revival


                       23 million personal computers were
                       sold in the United States in 1995.

                        30 million to 40 million people
                           worldwide are "on-line" to
                          the Internet global computer
                           Information Superhighway.

                             It takes three seconds
                           to conduct a "smart" card
                              transaction compared
                             with 20 seconds for a
                               cash transaction.


                            LETTER FROM THE CHAIRMAN


credit quality and to further strengthen our company, particularly through expanding lines of business such as mutual funds and with acquisitions that complement our current businesses.

But our primary strategic focus is on internal growth, and on developing the technology and marketing to create additional access for customers now and for the new century. Today First Union serves customers through 2,000 retail centers; through the nation's fourth largest automated teller machine network; by telephone through centralized customer relationship centers (encompassing our Direct Bank, which can be reached in all 50 states); through the Internet global information network; and through 5 million "smart" cards, debit cards and credit cards.

We are pleased that Tony Terracciano has joined us in the Office of the Chairman as president of the corporation, and we appreciate the opportunity that our entry into new markets gives us to serve customers in New Jersey, New York, Connecticut, Pennsylvania, Maryland and Delaware. We would like to welcome these new customers along with our new stockholders, our new employees, and our new directors, Edward E. Barr, Arthur M. Goldberg, Frank
M. Henry, Juan Rodriguez Inciarte, Joseph Neubauer and Mr. Terracciano.

We believe we have put together a team whose performance in increasing stockholder value at both First Fidelity and First Union speaks for itself.

I began this letter by talking about our strategy over the past ten years. We have achieved the goals of that strategy largely because of the support of our longtime stockholders, the guidance from our directors and the dedication of our employees. Our success in 1995 was a direct result of that support.

Sincerely,

(Signature of Edward E. Crutchfield)

Edward E. Crutchfield
Chairman and Chief Executive Officer
First Union Corporation
February 24, 1996

                             PRODUCTS AND SERVICES


First Union is reinventing the way we do business by continuing to focus on efficiency and convenience--from the viewpoint of our customers. We understand that customer satisfaction is a race with no fixed finish line--the line keeps inching forward--and First Union intends to remain in the race for the long haul.

We are building the bank of the future by listening to what customers want and then refining the way we deliver our products and services to match their preferences--while at the same time increasing our client base.

That base has its roots in North Carolina, our home region, where we have built a model company based on sound fundamentals and a clear vision of what a service orientation should accomplish. We recognized early on that a "traditional" bank would not survive unless it evolved into a financial services company that offered a full range of products and services.

Today the North Carolina bank is among the largest in First Union's system of full-service banking units with assets of $27.4 billion and a proven record of productivity and profitability. It ranks first with 20 percent of the deposits in North Carolina. Consumer loan production per branch in the state grew from an average $241,000 per month in 1993 to $336,000 per month in 1995.

Once regional interstate banking became possible in 1985, we built on our strengths by exporting our brand of business in neighboring markets around the Southeast.

Example: Florida, with a booming economy, offered us access to a strong deposit base and a natural market for our growing family of capital management products as well as trust services. Now, First Union National Bank of Florida is the second largest bank in the state and the largest in the First Union family. It holds a 17 percent deposit share in Florida, up from less than 3 percent in 1985. Consumer loan production per branch increased from $238,000 per month in 1993 to $309,000 per month in 1995.

Florida customers now can choose from more financial products and services than ever before. With our primarily middle-market commercial focus, the state's commercial customers benefit from our trade finance expertise and access to capital markets products and services.


                           FULL-SERVICE BANKING UNITS
                                    Florida
                             Assets: $36.6 billion
                           Loans, Net: $24.0 billion
                            Deposits: $29.8 billion

                                 North Carolina
                             Assets: $27.4 billion
                           Loans, Net: $19.4 billion
                            Deposits: $15.8 billion

                                    Georgia
                             Assets: $12.1 billion
                            Loans, Net: $9.3 billion
                             Deposits: $7.9 billion

                                    Virginia
                             Assets: $11.0 billion
                            Loans, Net: $7.3 billion
                             Deposits: $7.2 billion

                                 South Carolina
                              Assets: $3.2 billion
                            Loans, Net: $2.3 billion
                             Deposits: $2.6 billion

                                Washington, D.C.
                              Assets: $2.4 billion
                            Loans, Net: $586 million
                             Deposits: $1.7 billion

                                   Tennessee
                              Assets: $2.3 billion
                            Loans, Net: $1.2 billion
                             Deposits: $1.7 billion

                                    Maryland
                              Assets: $2.2 billion
                            Loans, Net: $1.1 billion
                             Deposits: $1.2 billion

                     New Jersey, New York and Pennsylvania
                             Assets: $32.7 billion
                           Loans, Net: $23.0 billion
                            Deposits: $25.8 billion

                                    Delaware
                              Assets: $30 million
                            Loans, Net: $20 million
                             Deposits: $22 million

                                  Connecticut
                              Assets: $2.9 billion
                            Loans, Net: $1.9 billion
                             Deposits: $2.1 billion


                           Asset and loan information
               for Specialty Businesses is included in the Full-
                             Service Banking Units.
                     Their operations are integrated in our
                                banking states.
                        Assets and deposits are based on
                     December 31, 1995 regulatory reports.

                       DEPOSIT SHARE IN KEY MARKETS

                                 Florida
                      Deposit Share: 17%; Rank: 2nd

                                New Jersey
                      Deposit Share: 23%; Rank: 1st

                              North Carolina
                      Deposit Share: 20%; Rank: 1st

                                 Georgia
                      Deposit Share: 10%; Rank: 4th

                                 Virginia
                      Deposit Share: 12%; Rank: 3rd

                              South Carolina
                       Deposit Share: 7%; Rank: 4th

                             Washington, D.C.
                      Deposit Share: 18%; Rank: 3rd

                                Tennessee
                       Deposit Share: 3%; Rank: 7th

                                 Maryland
                       Deposit Share: 5%; Rank: 5th

                          Northeast Pennsylvania
                      Deposit Share: 14%; Rank: 4th

                         Hudson Valley, New York
                       Deposit Share: 7%; Rank: 2nd

                      Fairfield County, Connecticut
                       Deposit Share: 4%; Rank: 5th

             Deposit share and rank are based on all insured
              deposits in domestic offices on June 30, 1995.



                    Contributions to Profitability by State

(A pie chart appears here with the following plot points:)

31% Florida
28% New Jersey, New York, Pennsylvania
14% North Carolina
 9% Georgia
 7% Virginia
 3% South Carolina
 2% Maryland
 2% Tennessee
 2% Washington, D.C.

              Based on regulatory profits filed December 31, 1995.
            Includes contributions embedded in our state banks from
              Capital Markets Group, Capital Management Group and
              Card Products. Excludes other nonbank subsidiaries.



                             PRODUCTS AND SERVICES


The story is similar in Virginia, a market we entered in 1992-93. The Virginia bank now ranks third in deposit share in the state, and its assets grew 22 percent between 1993 and 1995. Consumer loan production per branch in the Virginia market improved from an average of $111,000 per month in 1993 to $243,000 per month in 1995. In Georgia, First Union has a 10 percent deposit share, ranking fourth in the state, and stands to gain from the state's strong economy in this Olympic year. Our banks in South Carolina, Tennessee, Maryland and Washington, D.C., also are poised for continued growth.

Our experiences in the Southeast are typical of First Union's approach to business--and point to the substantial potential of our newest partner in the Northeast.

We expect to convert First Fidelity's operations to our automated systems quickly and with relative ease. Unlike many of our competitors who did not continue to invest in technology as they grew, First Union integrates each new acquisition into our single operating systems. Our customers will be able to walk into a branch in New Haven, Connecticut; Naples, Florida; Roanoke, Virginia; or anywhere in our marketplace--which now includes 12 states and Washington, D.C.--and have the same access to their accounts as if they were in their home branches.

That was not possible before interstate banking became permissible in September 1995. Because of the groundwork we laid in creating single systems, virtually all we had to do was "flip a switch" and interstate banking was introduced in all of our existing markets on October 16, 1995.
Given the pace of change these days, we cannot predict what will capture our customers' attention in the future or how they will prefer to do their banking. Some may want to bank at home by computer or display phone. Others may elect to use plastic cards at their local branches, or touch-screens on their television sets, or automated teller machines (ATMs) at convenience stores and service stations.

Our strategy, then, is to build a transitional bank that will bridge the movement to better delivery channels in the future--when cards, telephones and cyberspace will create banking without walls and without geographic limitations. Our challenge is to do this while still meeting the needs of customers who prefer dealing with a familiar person at the teller window.

THE TRANSITIONAL BANK

We are looking at new ways for customers to access our consumer bank--ways that will be completely integrated. Customers soon will use the same processes, see the same account information and receive the same good service whether they use ATMs, traditional branches, home computers or interactive video kiosks.

High-tech solutions are featured in the transitional bank because they offer unprecedented flexibility--and we want our customers to be able to bank anywhere, anytime. This ultimately will provide better service and help us keep our costs low.

We have a variety of projects under way to ensure that we are ready with new, technologically sophisticated delivery channels when our customers are ready for them. These initiatives include advanced customer relationships in the

PRODUCTS AND SERVICES

new consumer bank; the toll-free telephone Direct Bank; debit, stored value and "smart" cards; and "remote" banking through the global computer network known as the Internet.

CONSUMER BANK REDESIGN

Based on direct customer input, we are designing a new consumer bank organized into four integrated areas:

    * Retail centers (housed in traditional branches) to focus on current customers by helping them select the tools they need to meet their financial goals--whether that involves a certificate of deposit (CD) or a mutual fund or some other instrument;

    * Customer relationship centers to attract new customers and offer existing customers operational, informational and account servicing support through toll-free telephone lines;

    * An external sales force to focus on prospecting for new business among small-business and consumer clients; and

    * Advanced self-service options to let customers use technology to conduct the business they once did at the teller window.

We expect this redesign to pay off in a more efficient delivery channel. An important part of this effort involves shifting the account "housekeeping" burden from our current branches to customer relationship centers, which will be dispersed throughout our region. For customers using a toll-free number to call a center, conducting their personal banking will feel a lot like ordering a product through a service-oriented catalogue retailer such as L.L. Bean.

Our personal service representatives will sit at relationship screens where they will be able to view the customer's complete banking profile--and be able to provide seamless service for the entire time the customer is on the line. The representatives also will be prompted to cross-sell based on customer needs.

Selling also becomes important in branches, which will be set up as "retail sales centers" that market directly to customers.

DIRECT BANK

Closely linked to the consumer bank effort is the Direct Bank, opened in 1995 and available by toll-free telephone to all 50 states. Customers of this "branch without walls" either live outside First Union's franchise area or prefer to do the lion's share of their banking without entering a branch. They are assigned a permanent personal banker who conducts business--such as taking consumer loan applications--over the phone. In 1995 the Direct Bank opened more than 10,000 new accounts.

CARD PRODUCTS

As consumers have adopted card products not just as a credit vehicle but also as a convenient way to pay for consumer goods and services, volume and outstandings for the card industry have increased substantially.

Since 1993 we have more than doubled the size of our managed credit card portfolio. This growth was achieved through targeted, national market solicitations aimed at providing geographic diversity and attracting high quality, revolving credit customers. First Union is one of the few banking companies to increase its market share

                              SPECIALTY BUSINESSES

                           Capital Management Group*
                               Assets Under Care:
                                 $51.2 billion
                            Assets Under Management:
                                 $45.5 billion
                          Personal Trust Locations: 73
                             Full-Service Brokerage
                                 Locations: 107

                             Capital Markets Group*
                             Assets: $16.7 billion
                            Loans, Net: $8.0 billion
                                   Offices: 7

                                 Card Products
                              Loan Receivables:**
                                  $5.7 billion

                                Mortgage Lending
                         Loans Serviced: $51.5 billion
                              Origination Volume:
                                  $3.8 billion
                                 Locations: 26
                                   States: 6

                              Home Equity Lending
                           Loans, Net: $10.9 billion
                           Locations: 143, plus 1,964
                         full-service banking locations
                                   States: 35

                *Asset and loan information for these Specialty
               Businesses is included in the Full-Service Banking
              Units listed on page II because their operations are
                 integrated in our franchise states. Assets and
                    deposits are based on December 31, 1995,
                              regulatory reports.
              ** Includes $2.0 billion of credit card receivables
                 managed by the Card Products Division.  These
                      assets were securitized and sold in
                                September  1995.


                        (Photo of a phone appears here)
                      *  First Union's Direct Bank can be
                           reached at 1-800-413-7898

                       (Photo of a computer appears here)
                         *  35 million U.S. households
                                 have computers

                           *  First Union's Internet
                                   address is
                           http://www.firstunion.com/


PRODUCTS AND SERVICES

in this business in 1995. In addition to direct mail solicitations, we are one of the first banks to offer on-line credit card applications over the Internet.

Managed credit card receivables increased 30 percent in 1995. Credit quality is performing in line with our expectations as the portfolios continue to season.

In addition to credit cards, our Card Products unit includes checkcards, ATM cards and stored value cards. First Union had nearly 5 million actively used card products in customers' hands nationwide at the end of 1995, an increase of 75 percent since the card initiative began in 1993, including 27 percent growth in 1995.

    * Checkcards are plastic cards that can be used in place of checks at participating merchant locations. We are among the nation's 10 largest issuers of debit cards, including ATM cards. Monthly debit card purchase transactions increased nearly 600 percent from 395,000 in 1993 to almost 3 million per month in 1995.

    * Stored value cards are plastic cards embedded with computer chip technology and used in place of cash. Some are disposable once the cash allotment has been expended; others are "rechargeable" with cash at ATMs.
     We envision a time when customers may "download" cash into their cards directly from their homes through a remote device perhaps linked to their telephones or computers.

    * In 1995 First Union established the first stored value system ever used at a major sports venue with the introduction of the "Spot Card" at home games of the Jacksonville Jaguars NFL expansion team in Florida. The cards were used to make purchases at concession stands and from vendors carrying hand-held terminals. More than 20,000 cards in denominations of $20, $50 and $100 were distributed during the inaugural season of 1995 and were used for 10 percent of all concessions and novelty sales during the year.

    * The Jaguars "Spot Card" is an example of a stored value card that was used for one venue, or a "closed system." More significant in the long term is the "open system" stored value card, which we introduced in early 1996 in advance of the summer Olympics. We plan to issue at least 1 million cards before the games begin, and we have agreements with national and regional merchants that will create more than 5,000 points of sale. The cards will continue to be used at merchant locations in Atlanta after the Olympics, and the open system also will be expanded to other major metropolitan areas.

The Internet

We have been "on-line" since January 1995. By the second quarter of 1996, customers will be able to open checking and savings accounts, verify balances and review statements over the Internet. By the end of the year, we will have a robust selection of functioning applications, including funds transfer and bill paying.

We intend to be a driver of this technology, not a passenger. So we have customized our own 'Net browser, which is included in the digital compact disk you received with this report.

                             PRODUCTS AND SERVICES


You also may order the browser on floppy computer disk by calling
1-800-WWW-FUNB.

The browser takes the customer directly to the First Union home page on the World Wide Web. Through the browser, customers will be able to apply for a credit card or access account information, or use it as a window to surf the 'Net.

First Union averages more than 10,000 visits to our Internet home page a day.
 First Union's home page can be accessed over the Internet at http:
//www.firstunion.com/ or through the electronic mail address of comments@firstunion.com.

LINES OF BUSINESS

First Union's traditional banking functions are carried out by our network of state banks, which have full authority to match the market and meet customer needs, and to focus on geographic and product specialty areas. First Union has been proactive in investing in new or expanded product areas that provide added benefits to customers and more sources of revenue for our company. These products and services also are sold through the state banks, which leverage the existing branch system for new customers and additional business for our current customers.

Capital Management

First Union's Capital Management Group is a collection of businesses that focus on helping customers manage their assets and achieve their financial goals. Although separate entities, the businesses share a common thread--they primarily generate fee income. Included are personal trust, CAP Accounts, IRAs, mutual funds, full and discount brokerage services, financial planning services, corporate trust, private banking, insurance, investment services, pension management and 401(k) plans.

    * Our distinctive CAP Accounts (centralized investment management accounts) have increased from $6.8 billion in assets under management in 1994 to $11.7 billion at the end of 1995, making them one of our most successful and popular products. These accounts let customers combine banking and investment activity and see their entire financial relationship reported on a consolidated statement. A commercial CAP Account also is available. We expect the number of CAP Accounts to increase in 1996 as customers in the Northeast take advantage of this account, which is a relatively new banking product for this market.

    * First Union Brokerage Services in 1995 had $83.5 million in revenues, 374 full-service brokers, 2,331 employees licensed to sell mutual funds in our branches, and 531,000 brokerage accounts.

    * First Union-managed mutual fund assets increased 89 percent in 1995, from $7.0 billion in 1994 to $13.2 billion at year-end 1995, including our Evergreen Funds and the First Fidelity-managed mutual funds. First Union now is the seventh largest bank-affiliated mutual fund manager in the United States. We expect this upward trend to continue as brokerage employees in our branches in the northern region of the company become licensed to sell mutual funds (training for then-First Fidelity employees began in August 1995). Eleven Evergreen mutual funds are rated either four- or five-star by Morningstar, an independent ranking service.


                     (Picture of a First Union credit card)
                        *  First Union has the nation's
                        fourth largest automated teller
                                machine network

                  (Picture of a First Union monthly statement)
                               *  Check your IRA
                                balance on-line
                          * Combine your check-writing
                       ability and brokerage accounts in
                                 one statement

                   (Photo of a laptop computer appears here)

                           *  First Union's Home Page
                           on the Internet goes live
                                  January 1995

                            *  First Union receives
                       credit card applications over the
                             Internet in July 1995

                             *  First Union and MCI
                          offer an Internet browser in
                                 November 1995

                          *  Cash management customers
                                 gain access to
                             WebInvisionSM on-line
                                in November 1995


                             PRODUCTS AND SERVICES

    * We are among the country's largest bank managers of Individual Retirement Accounts (IRAs), with $7.6 billion in assets and 627,000 customers at year-end 1995. Unlike most banks, we align IRAs with our capital management capabilities, which makes it easier for customers to remain with First Union and adjust their IRAs to keep pace with changing investment objectives over the long term.

    * In 1995 annuity sales increased to $166 million from $113 million in 1994. During 1996 we will introduce our first proprietary insurance annuities, which bridge a gap between the security of a CD and the return of a mutual fund. First Union has more than 1,000 branch employees in the Southeast who are licensed to sell these products, and an additional 634 in the Northeast have been trained to sell them.

    * Our business in third-party employee 401(k) and other defined-benefit plans has $7.0 billion in assets, 829 corporate plans and 235,000 plan participants.

Commercial Banking

During 1995 we realized the rewards of re-designing our lending process for small businesses, which are companies with annual revenues under $5 million. Since the redesign, First Union has originated an average of $53 million in small-business loans monthly.
We ended 1995 with $640 million in outstandings, more than three times what we had before the redesign.

In our new process, branches generate referrals to three centralized small-business lending units, and customers receive an answer to their loan requests within 24 hours. In fact, initial credit decisions in 1995 were made in an average of 13 hours.

For our larger customers, the commercial bank assigns a three-part team to each client--relationship managers, commercial underwriters and portfolio managers. These team members are backed by customer service representatives at two regional customer service centers whose goal is to handle telephone inquiries in three minutes or less. Ninety-seven percent of calls were answered within 20 seconds during 1995 as call volume increased from 52,000 per month at the beginning of the year to 63,000 per month by the end of the year, when we began serving customers in the northern region. This support allowed the relationship managers to spend more time helping their customers grow their businesses--and nearly doubled the amount of revenue generated by managers: $480,000 per relationship manager in 1995 compared with $250,000 in 1994.

With a successful track record in the southern First Union franchise, full implementation of the new commercial bank system took place in the northern area of the company on February 15, 1996. During 1996 we will teach all our commercial bankers to become even more productive by acting as financial consultants, anticipating customer needs and leveraging their expertise to find appropriate solutions to customer problems.

                             PRODUCTS AND SERVICES

Capital Markets

First Union's Capital Markets Group provides services including investment banking, risk management, merchant banking, leveraged finance, leasing, real estate financing and investment products. Teams of industry specialists and product specialists as well as experienced corporate bankers offer customers the advantages of First Union's relationship orientation, national presence and long-term commitment. We continue our drive to offer sophisticated financial services to our mid-sized commercial customer base through access to the capital markets. Our goal is to provide these clients with access to cost-efficient capital and financial services customized to their individual needs.

The Capital Markets Group received a boost on May 30, 1995, when the Federal Reserve Board approved our application to underwrite and distribute corporate and public debt through our First Union Capital Markets Corp. subsidiary.
The announcement is important to our expansion into capital markets activities, which began in January 1994.

In 1995 First Union Capital Markets Corp. acted as lead or co-manager in more than 20 transactions with volume in excess of $4.5 billion. Our loan syndications unit now ranks 12th in the nation.

Our merchant banking affiliate, First Union Capital Partners Inc., provides equity and subordinated debt investments for large transactions--such as buyouts and corporate expansion efforts. We ended 1995 with approximately $400 million in capital deployed.

    In addition:

    * Equity commitments to affordable housing programs amounted to $121 million, more than double the commitments made in the previous five years.

    * We structured, arranged and acted as agent for the syndication of a $175 million facility for a leader in the long-term health care and institutional pharmaceutical services industry. The facility provided the company flexibility in financing future acquisitions.

    * We completed our first transaction for a client of First Fidelity, an $80 million private placement.

Our International Group processed more than $5.7 billion in trade transactions in 1995 through our growing network of 1,300 correspondent banks in 140 countries. We opened a representative office in South Africa and established a joint venture with Hong Kong Chinese Bank. We also formed a partnership with First Factors Corp. to offer export factoring and financing services. As the result of our merger with First Fidelity, First Union now has a branch office in London, which should open the doors to even more opportunities for trade finance customers and other customers in the international arena in the future.

The Capital Markets Group ended 1995 with noninterest income equal to 54 percent of the group's total revenue, compared with 39 percent in 1994. In addition to fee income, the Capital Markets Group also generates loans in conjunction with our state banks. In 1995 loans booked on the Capital Markets Group's balance sheet increased 44 percent from 1994.


                      (Photo of an automobile appears here)

                       *  Use the First Union browser to
                      visit our "virtual shopping center"
                        to look for a new car, purchase
                         tickets or buy other products

                         (Photo of house appears here)

                           *  Apply for a home equity
                             loan or other consumer
                                 loans on-line


                             PRODUCTS AND SERVICES


Home Equity Lending

At First Union Home Equity Bank (FUHEB), loan volume in 1995 increased to $1.2 billion from $940 million in 1994, and loans increased by $627 million to $3.0 billion--a 27 percent increase from 1994. For the fifth consecutive year, delinquent loans accounted for less than 1 percent of loans in FUHEB's portfolio. Average loan production in each branch was $605,000 at year-end 1995. FUHEB operates 143 locations in 35 states, offering fixed- and variable-rate loans as well as home equity lines of credit. The bank has a centralized processing unit that provides home equity loans in 13 additional states.

Customers also may obtain home equity loans at First Union's full-service banking locations. Home equity loans generated through the full-service banking branches amounted to $7.9 billion in receivables in 1995.

FUHEB's wholesale unit, created in 1994, buys whole loans from groups of mortgage correspondents, such as mortgage bankers, banks, mortgage companies and credit unions. These wholesale loans increased from $62 million of "A" credit loans in 1994 to $179 million in 1995. Loans at December 31, 1995, amounted to $257 million. The unit also leverages the capability of FUHEB's branch office network for origination of "B" and "C" credit loans, which can be securitized and sold through First Union's Capital Markets Group.

FUHEB's strategy in a needs-driven market is to offer personal sales relationships, efficient service and competitive rates, while maintaining high credit quality.

Mortgage Lending

In 1995 the First Union Mortgage Corp. benefitted from its redesign effort, which began in 1993. Customers may obtain mortgages through professional retail originators, branch employees, telemarketing and a growing national relocation program. Customers may select from various mortgage products tailored to serve specific market niches and customer needs. Through our branch system and a toll-free phone line, the mortgage bank is capitalizing on a lower cost method of delivering mortgage products directly to our customers.

In 1995 the cost per unit of loan origination fell by half, as volume increased and costs were reduced. Plans in 1996 include a further lowering of the cost of origination and expanding our market share. Our national relocation group achieved a record year in loan production and added 12 corporations to the existing customer base.

First Union Mortgage Corp. provides servicing for originated and acquired mortgages with a servicing portfolio that increased to $51.5 billion and 665,000 mortgages by December 31, 1995. Loans serviced per employee increased 27 percent between 1994 and 1995 to 1,100.

THE FUTURE

In pursuing growth through customer satisfaction, First Union will continue to:

    * Embrace both innovation and change by offering the most advanced product selection in the financial services industry;

    *      Leverage our internal systems and people to create new business;
    and

    * Look for new distribution channels, as well as new products and services to generate loan, deposit and fee income growth.

                                LONG-TERM TRENDS

                                Dividend Growth
                          Current Dividend Annualized
                                  (In dollars)

(A bar graph apears here with the following plot points:)

77    78    79    80    81    82    83    84    85    86    87    88    89    90    91    92    93    94     95     Current
 .28   .29   .31   .33   .36   .40   .45   .49   .58   .65   .77   .86  1.00  1.08  1.12  1.28  1.50  1.72    1.96   2.08

                          Book Value per Share
   Originally reported (adjusted for stock splits), not restated for pooling of interests acquisitions.
                              (In dollars)

77    78    79    80    81    82    83     84     85     86     87     88     89     90     91      92     93     94     95
6.02 6.63  7.39  8.30  8.19  9.20  10.66  12.51  12.96  14.55  16.25  17.98  19.37  20.72  22.54  26.08  28.90   30.66  31.89



                        INDEX TO SPECIAL TOPICS


GENERAL INFORMATION:
Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Description of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1, 33
Market Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4, 12

CAPITAL RESOURCES:
Regulatory Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28, 31
Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 27, 32, 33, 40

COMMON STOCK:
Book Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3, 7, 19, 32
Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 3, 19, 28, 32, 41
Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 32
Shares, Number Outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32, 41
Stockholders, Number of . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

LIQUIDITY:
Debt Ratings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

LOANS:
Average Balances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33, 34
Commercial Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24, 25, 34, 37
Consumer, or Retail, Loan Portfolio . . . . . . . . . . . . . . . . . . . . . . . .24, 25, 34, 37
Geographic Concentrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Industry Concentrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25, 26
Loan Loss Allowance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2, 26, 31, 40
Loan Loss Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26, 32, 34, 41
Mix at Year-End . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
Net Charge-Offs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2, 25, 27, 31, 34, 42
Nonperforming Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 25, 26, 31, 34, 42
Project Type . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25, 26

PROFITABILITY:
Earnings Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2, 6, 20, 31, 32, 41
Income Per Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2, 6, 20, 31, 32, 41
Net Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21, 32, 41
Net Interest Margin . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2, 21, 31
Noninterest Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23, 32, 41
Noninterest Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22, 32, 34, 41
Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 6, 20, 32, 41
Return on Average Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 21, 31
Return on Average Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . .2, 20, 32

RISK MANAGEMENT:
Asset Quality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Derivative Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29, 35, 42
Interest Rate Risk Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
Interest Rate Sensitivity Model . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29

SECURITIES:
Available For Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 24, 32, 35, 40
Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 24, 32, 36, 40
Trading Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

                               Net Income
                         (Dollars in billions)

(A bar graph appears here with the following plot points:)

1990     1991     1992     1993     1994     1995
 .26     .57      .70      1.22     1.38     1.43


                    Return on Average Common Equity
                               (Percent)

(A bar graph appears here with the following plot points:)

1990     1991     1992     1993     1994     1995
4.86     11.38    11.28    17.26    16.91    16.69



                           PERFORMANCE REVIEW


The following review is a discussion of the performance and financial condition of First Union Corporation and First Fidelity
Bancorporation on a combined basis. All First Union historical financial data have been restated for the pooling of interests acquisition of First
Fidelity, which was consummated on January 1, 1996.

The objective in this discussion is to provide the reader with a clear and concise understanding of our performance and financial condition in 1995. Audited financial statements and more detailed analytical information are contained in the First Union Corporation 1995 Report on Form 10-K, which is available free of charge from Investor Relations, Two First Union Center, Charlotte, North Carolina 28288-0206.

EARNINGS HIGHLIGHTS

First Union's earnings in 1995, before merger-related restructuring charges, increased to a record $1.48 billion, or $5.30 per common share. Including the restructuring charges, earnings were $1.40 billion, or $5.04 per common share. The merger-related restructuring charges in 1995 amounted to $73 million after tax, or 26 cents per common share. These results compare with 1994 results of $1.33 billion, or $4.72 per share, in net income applicable to common stockholders before a preferred stock redemption premium. The 1995 merger-related restructuring charges, principally existing severance contracts associated with the First Fidelity stockholder vote approving the merger, are part of the previously announced $270 million after-tax restructuring charges related to the First Fidelity merger. The balance of the charges will be taken in 1996.

In the fourth quarter of 1995, earnings were $404 million before the merger-related restructuring charges, or $1.45 per common share. After the restructuring charges, the company earned $331 million, or $1.19 per common share. These results compare with $335 million, or $1.17, in the fourth quarter of 1994, before the preferred stock redemption premium.

Additional factors in the company's 1995 results compared with 1994 included:

    * Noninterest income growth of 18 percent, to $1.8 billion, excluding securities transactions.

    * Tax-equivalent net interest income growth of 4 percent, to $4.7 billion.

    *      Loan growth of 16 percent, to $90.6 billion.

Virtually every fee income category experienced growth in 1995, with key contributions from the Capital Markets Group, including merchant banking, loan syndication and asset securitization volume, and from the Capital Management Group, including mutual funds, trust and brokerage services.

Net loans were $90.6 billion at December 31, 1995, compared with $77.8 billion at year-end 1994. Net loans at year-end 1995 included $7.5 billion from purchase acquisitions that closed during the year. Net loans do not include $2.0 billion in credit card receivables that were securitized and sold in September 1995. Loan growth was particularly strong in the consumer portfolio, largely reflecting growth in direct consumer lending through the retail branch system, home equity lending and through purchase accounting acquisitions. Residential mortgage loans also increased, primarily through purchase accounting acquisitions.

                           PERFORMANCE REVIEW


Net charge-offs were .41 percent of average net loans in 1995, compared with
 .40 percent in 1994. Nonperforming assets were $826 million, or .91 percent of loans and foreclosed properties, at December 31, 1995, compared with $887 million, or 1.14 percent, at December 31, 1994.

Outlook
First Union now serves 11 million customers in the Eastern United States from Connecticut to Florida. We are well on the way to integrating First Fidelity's operations with First Union's, a process we expect to complete by midyear 1996.

In addition, we are enthusiastic about the steps we have taken to serve new customers with new products in our recently acquired northeastern markets and to continue serving customers in our southeastern markets. The strong fee income growth in 1995 helps validate our expectations for renewed earnings momentum as we begin to offer First Union's broader product selection, install expanded sales support systems and integrate our two companies. In addition, we are seeing the results of our investments in capital markets, capital management and other businesses that expand our traditional banking base, and we are optimistic about the future growth of these businesses.

In 1995 First Union completed eight bank and thrift purchase accounting acquisitions. These acquired institutions had combined assets of $10.3 billion, net loans of $7.5 billion and deposits of $7.3 billion. The acquired institutions were primarily in Virginia and Florida, further enhancing our customer base in those states.

In the first quarter of 1996, we completed two additional bank and thrift purchase accounting acquisitions in North Carolina and Tennessee. We expect to complete a third purchase accounting acquisition of a Florida thrift during the second quarter of 1996. At year-end 1995, these three completed or pending acquisitions had combined assets, net loans and deposits of $2.2 billion, $1.6 billion and $1.8 billion, respectively.

We continue to be alert to opportunities to enhance stockholder value through acquisitions. With the completion of the First Fidelity acquisition, however, our focus has shifted more to a strategy of internal growth and acquisitions to expand existing lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services help position us to serve our 11 million customers in a dynamic and diverse geographic marketplace.

However, we continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition discussions and in some cases negotiations take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and net income per common share may occur in connection with some future acquisitions.

INCOME STATEMENT REVIEW
Net Interest Income

Tax-equivalent net interest income increased 4 percent compared with 1994, to $4.7 billion in 1995. The increase primarily reflected loan growth, the repricing of variable rate assets, and purchase acquisitions. The increase was tempered somewhat by reduced net yields.

Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1995, $69 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in 1995 was $17 million.

Net Interest Margin
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.46 percent in 1995, compared with 4.75 percent in 1994.

The margin decline in 1995 was primarily related to the addition of acquired banks and thrifts with lower margins; the addition of short-term securities; and the competitiveness of loan pricing. We also anticipate a further contraction in the margin in future periods as a result of the $2.0 billion credit card securitization, the impact of acquisitions and the generation of lower-spread assets

                          Net Interest Income
                            (Tax-equivalent)
                         (Dollars in billions)

(A bar graph appears with the following plot points:)

1990    1991    1992    1993    1994     1995
2.9     3.1     3.8     4.3     4.6      4.7


                        Return on Average Assets
                               (Percent)

(A bar graph appears with the following plot points:)

1990    1991    1992    1993    1994     1995
 .31     .68     .77     1.22    1.29     1.21

                           Noninterest Income
                         (Dollars in billions)

(A bar graph appears here with the following plot points:)

1990     1991     1992     1993     1994     1995
1.06     1.46     1.40     1.58     1.58     1.90



                        Components of Noninterest Income


(In millions) ..................................            1995            1994
Trading account profits ........................            $ 69              52
Service charges on
  deposit accounts .............................             616             580
Mortgage banking income ........................             150              88
Capital management
  income .......................................             397             330
Securities available for
  sale transactions ............................              44               6
Investment security
  transactions .................................               5               4
Fees for other banking
  services .....................................             160             131
Merchant discounts .............................             100              90
Insurance commissions ..........................              54              48
Sundry income ..................................            $302             246



                           PERFORMANCE REVIEW


related to capital markets activities. It should be noted that the margin is not our primary management focus or goal. Our goal is to continue increasing net interest income.

The $2.0 billion credit card securitization is expected to have a minimal financial impact on the results of operations. The securitization results in a reclassification of interest income to fee income. Securitization transactions are used as a management tool to increase liquidity and to utilize capital more effectively.

Average interest-earning assets increased by $10.5 billion in 1995, resulting in an increase in tax-equivalent interest income of $1.4 billion.

The average rate earned on earning assets was 8.27 percent in 1995, compared with 7.67 percent in 1994. The average rate paid on interest-bearing liabilities was 4.43 percent in 1995 and 3.46 percent in 1994.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Interest Rate Risk Management section.

Noninterest Income
We are meeting the challenges of increasing competition and changing customer demands and demographics by making discretionary investments designed to enhance our prospects for future fee income growth. During the past few years, we have significantly broadened our product lines, particularly in the capital markets, capital management and card products areas, to provide additional sources of fee income that complement our longstanding banking products and services. These investments were reflected in the 18 percent growth in noninterest income, excluding securities transactions, to $1.8 billion in 1995, compared with $1.6 billion in 1994.

Virtually all categories of noninterest income increased in 1995. Key contributions came from capital markets activities, including merchant banking, loan syndication and asset securitization volume. Noninterest income related to capital markets activities was $265 million in 1995, compared with $176 million in 1994. Additionally, capital management fee income, including mutual funds, personal and corporate trust and brokerage services, increased 20 percent in 1995 to $397 million from $330 million in 1994. Assets under management, which include mutual funds and trust services, increased in 1995 to $45.5 billion from an unrestated $23.2 billion in 1994. The growth in assets under management was primarily the result of internal and external marketing and distribution strategies.
The First Union-advised Evergreen and First Fidelity family of mutual funds has increased to $13.2 billion in assets under management, from an unrestated $7.0 billion in 1994.

We anticipate continued growth in fee income as capital markets and capital management products and services are marketed to a larger customer base.

Mortgage banking operations added $150 million to noninterest income in 1995 compared with $88 million in 1994. The increase was primarily driven by an increase in the servicing portfolio as a result of purchase accounting acquisitions. The mortgage loan servicing portfolio increased to $51.5 billion in 1995, compared with $34.2 billion in 1994. As a result of an industrywide contraction of nearly 15 percent and a strategic decision to exit certain loan origination facilities, total originations were $3.8 billion in 1995, compared with $4.9 billion in 1994. Mortgage banking has traditionally been a cyclical, interest rate sensitive business. The ability to generate substantial fee and other income in the future is somewhat dependent on the level and direction of interest rates. We carefully monitor sensitivity to the cyclical changes in our mortgage banking operations.

Securities gains were $49 million in 1995, compared with $10 million in 1996. Other significant sources of noninterest income include service charges on deposit accounts, which increased 6 percent in 1995. Insurance commissions and fees for other banking services also increased in 1995 compared with 1994.

Trading Activities
Our Capital Markets Group also made a key contribution to noninterest income through trading profits. Trading profits increased in 1995 to $69 million, compared with $52 million in 1994. The increase was the result of general market conditions and expanded trading volume. Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own proprietary

                           PERFORMANCE REVIEW


account. All trading activities are conducted within risk limits established by the corporation's Funds Management Committee, and all trading positions are marked to market daily.

Trading activities include fixed income securities, money market instruments, foreign exchange, options, futures, forward rate agreements and swaps. With the Federal Reserve Board's approval of expanded powers for First Union Capital Markets Corp., our activities also include the trading and underwriting of corporate debt securities.

At December 31, 1995, trading account assets were $1.9 billion, compared with $1.3 billion at year-end 1994.

Noninterest Expense
Noninterest expense increased in 1995 to $4.1 billion, compared with $3.7 billion in 1994. Our overhead efficiency ratio in 1995 was 62 percent, compared with 61 percent in 1994. The overhead efficiency ratio was adversely affected by merger-related charges of $94 million in 1995 and intangibles amortization expense of $229 million and $163 million in 1995 and 1994, respectively. Without the merger-related charges and intangibles amortization expense, our overhead efficiency ratio would have been 57 percent in 1995, compared with 58 percent in 1994. The overhead efficiency ratio is affected by the significant investments and initiatives under way in capital markets, capital management and other areas. These investments and initiatives are designed to enhance noninterest income in future periods.

Merger-related expenses of $94 million, or $73 million after-tax, were recorded in the fourth quarter of 1995. These charges primarily reflect existing severance contract obligations that were associated with the First Fidelity stockholder approval of the First Union/First Fidelity merger on October 3, 1995, and other direct costs related to the merger that were incurred in 1995. The charges are part of the estimated $270 million after-tax merger-related charges, the remainder of which are expected to be incurred primarily in the first and second quarters of 1996.

The FDIC significantly reduced the insurance premiums it charges on federally insured bank deposits in the third quarter of 1995, and in the fourth quarter of 1995, reduced the premiums again, including a reduction to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. Premiums related to savings and loan association deposits held by banks will continue to be assessed at the rate of 23 cents to 31 cents per $100.00 until legislation pending before Congress to merge the Bank Insurance Fund and the Savings Association Insurance Fund (SAIF) is enacted. The pending legislation also includes a provision to recapitalize SAIF through a one-time assessment. At December 31, 1995, we had $19.8 billion in SAIF deposits that were subject to the potential one-time assessment. Based on the pending legislation, the one-time assessment could be as high as $87 million after tax.

The FDIC premium expense decreased from $184 million in 1994 to $120 million in 1995. The expense savings in 1995 was largely offset by discretionary investments in areas such as the company's retail delivery channels, capital markets and capital management. We currently expect to invest the expected savings that result from the FDIC premium reduction in 1996 in various current and future discretionary investments, business initiatives and technology programs.

BALANCE SHEET REVIEW
Earning Assets
In banking the primary types of earning assets are securities and loans. The earnings from these assets are subject to two principal kinds of risks, interest rate risk and credit risk.

Interest rate risk could result if rate indices related to sources and uses of funds were mismatched. Our Funds Management Committee manages interest rate risk, as well as credit risk associated with securities, under specific policy standards, which are discussed in more detail in the Interest Rate Risk Management section. In addition to certain securities, off-balance sheet transactions such as interest rate swaps have been used to maintain interest rate risk at acceptable levels in accordance with our policy standards.

The loan portfolio carries the potential credit risk of past due, nonperforming or, ultimately, charged-off loans. We manage this risk primarily through credit approval standards, which are discussed in more detail in the Loans section.

Average earning assets in 1995 were $106.3 billion, an 11 percent increase from $95.8 billion in 1994.

                          Noninterest Expense
                         (Dollars in billions)

(A bar graph appears here with the following plot points:)

1990     1991     1992     1993     1994     1995
2.56     2.78     3.44     3.54     3.75     4.09




                        Year-End Earning Assets
                         (Dollars in billions)

(A bar graph appears here with the following plot points:)

                                  1990     1991     1992     1993     1994     1995
Earning Assets                    74.6     79.1     84.5     93.5     101.0    118.0
Loans, net                        54.6     58.7     60.3     68.3      77.8     90.6
Investment Securities             17.0     13.6     12.2      7.9       7.9      3.1
Securities Available for Sale      --       1.3      6.0     14.4      11.5     18.2
Other                              3.0      5.5      6.0      2.9       3.7      6.1

                 Year-End Securities Available for Sale

(A pie chart appears here with the following plot points:)

                      47% U.S. Government Agencies
                26% Collateralized Mortgage Obligations
                      16% U.S. Treasury securities
                               11% Other


                     Year-End Investment Securities

(A pie chart appears here with the following plot points:)

                      40% U.S. Government Agencies
                             38% Municipals
                           19% Collateralized
                          Mortgage Obligations
                                3% Other


                             Year-End Loans

(A pie chart appears here with the following plot points:)

                       29% Real Estate - Mortgage
                            27% Commercial,
                       Financial and Agricultural
                     22% Installment Loans - Other
                             11% Commercial
                         Real Estate - Mortgage
                    4% Installment Loans - Bankcard
                                4% Other
                       3% Commercial Construction


                          PERFORMANCE  REVIEW


Securities Available For Sale
Securities available for sale are used as a part of the corporation's interest rate risk management strategy, and they may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital ratios and other factors. These securities are carried at estimated fair value. Unrealized changes in fair value are recognized as a separate component of stockholders' equity, net of tax. Realized gains and losses are recognized in income at the time the securities are sold. The available for sale portfolio consists of U.S. Treasury, municipal, mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities.

At December 31, 1995, we had securities available for sale with a market value of $18.2 billion, compared with $11.5 billion at year-end 1994. The market value of securities available for sale was $201 million above amortized cost at the end of 1995. A $111 million after-tax unrealized gain was included in stockholders' equity at December 31, 1995. In 1995 we took advantage of market conditions to add $7.3 billion of securities to the available for sale portfolio, which we believe will enhance earnings and reduce exposure to falling interest rates indicated by our current outlook for 1996. We also took advantage of a one-time exemption in the accounting rules and transferred $5.9 billion of investment securities to the available for sale portfolio. We believe the transfer will provide us with a greater degree of flexibility in managing the overall balance sheet.

The average rate earned on securities available for sale in 1995 was 6.41 percent, compared with 5.54 percent in 1994. The average maturity of the portfolio was 3.03 years at December 31, 1995.

Investment Securities
Investment securities are those securities that we intend to hold to maturity. Sales of these securities are rare. These securities are carried at amortized cost. The portfolio consists of U.S. Goverment agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations.

First Union's investment securities amounted to $3.1 billion at December 31, 1995, compared with $7.9 billion at year-end 1994. As part of the strategy to reduce exposure to falling interest rates, we added $3.6 billion to the investment securities portfolio. Additionally, the $5.9 billion of investment securities was transferred to the available for sale portfolio.

The average rate earned on investment securities in 1995 was 7.54 percent, compared with 7.23 percent in 1994. The average maturity of the portfolio was
5.15 years at December 31, 1995.

Loans
The loan portfolio represents our largest asset balance, and it is a significant source of interest and fee income. The loan portfolio is subject to both credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company.

The loan portfolio at December 31, 1995, was composed of 44 percent in commercial loans and 56 percent in consumer loans. The portfolio mix did not change significantly from year-end 1994. The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. General commercial loans are typically working capital loans to finance the inventory, receivables and other working capital needs of commercial borrowers, and term loans to finance fixed assets or acquisitions. Commercial real estate loans typically finance the construction or purchase of commercial real estate. Consumer loans include mortgage, credit card and installment loans. Consumer mortgage lending includes both first and second mortgage loans.

Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower. Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million.

Our consumer lenders emphasize credit judgments that focus on a customer's debt obligations, ability and willingness to repay, and general economic trends.

Net loans at December 31, 1995, were $90.6 billion, compared with $77.8 billion at year-end

                           PERFORMANCE REVIEW


1994. Of this increase, $7.5 billion was related to purchase acquisitions, with the rest coming from growth in all of our banking states and in virtually all loan categories. Consumer loan growth was particularly strong in 1995, primarily in direct lending and home equity lending. Net loans do not include the $2.0 billion in credit card receivables that were securitized and sold in September 1995. The financial impact of the securitization on the results of operations is expected to be minimal, as discussed above.

The average rate earned on loans in 1995 was 8.71 percent, compared with 8.28 percent in 1994. The average prime rate in 1995 was 8.44 percent, compared with 6.81 percent in 1994. Factors affecting loan rates between 1994 and 1995 included several increases in the prime rate throughout 1994; an increased portion of the loan portfolio tied to rate indices other than the prime rate; a larger portfolio of fixed and adjustable rate mortgages; and the repricing of credit card portfolio introductory rates.

The Asset Quality section provides information about geographic exposure in the loan portfolio.

Commercial Real Estate Loans
Commercial real estate loans amounted to 14 percent of the total portfolio at December 31, 1995, compared with 15 percent at December 31, 1994. This portfolio included commercial real estate mortgage loans of $10.0 billion at December 31, 1995, and $9.5 billion at December 31, 1994.

ASSET QUALITY
Nonperforming Assets
Most of our assets are interest-bearing loans and investment securities. The credit quality of these assets is crucial to the profitability of the corporation.

Nonperforming assets are those assets that are not paying principal and/or interest as contractually required. These assets reduce our income through lower amounts of interest income and higher provisions for losses.

Asset quality is typically measured by the levels of nonperforming and past due assets; the amount of charge-offs and provisions; and certain credit-related ratios such as charge-offs to net loans; and nonperforming assets to net loans and foreclosed properties.

At December 31, 1995, nonperforming assets were $826 million, or .91 percent of net loans and foreclosed properties, compared with $887 million, or 1.14 percent, at December 31, 1994. The reduction in nonperforming assets was primarily due to continued collection efforts and prudent management of the nonperforming assets portfolio.
Loans or properties of less than $5 million each made up 73 percent, or $601 million, of nonperforming assets at December 31, 1995. Of the rest:

    * Six loans or properties between $5 million and $10 million each accounted for $46 million; and

    * Eight loans or properties over $10 million each accounted for $179 million.

Fifty-nine percent of nonperforming assets were collateralized by real estate at year-end 1995, compared with 66 percent at year-end 1994.

Past Due Loans
In addition to these nonperforming assets, at December 31, 1995, accruing loans 90 days past due were $290 million, compared with $272 million at December 31, 1994. Of these, $15 million were related to commercial and commercial real estate loans, compared with $30 million at December 31, 1994.

Net Charge-Offs
Net charge-offs as a percentage of average net loans were .41 percent in 1995, compared with .40 percent in 1994. The increase in net charge-offs was principally related to the maturing credit card portfolio. In 1996 we anticipate an increase in the dollar level of charge-offs as credit card receivables continue to increase and the portfolio seasons to a charge-off ratio that is expected to be aligned with industry averages. We do not believe the higher levels of net charge-offs are indicative of any significant deterioration in the credit quality of the loan portfolio. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we have evaluated our credit policies in light of changing economic trends. All of these steps have been taken with the goals of minimizing future credit losses and deterioration, while allowing for maximum profitability.


                            Year-End Commercial Loans

Industry Classification                                      Dollars in millions
Manufacturing ...............................................     $ 4,920
Retail trade ................................................       1,968
Wholesale trade .............................................       1,574
Services ....................................................       5,308
Financial services ..........................................       3,073
Insurance ...................................................         435
Real estate-related .........................................       1,593
Communication ...............................................       1,376
Transportation ..............................................       1,796
Public utilities ............................................         619
Agriculture .................................................         503
Construction ................................................         424
Mining ......................................................         368
Individuals .................................................         848
Public administration .......................................         483
Other .......................................................       2,025
Total .......................................................     $27,313

(A pie chart appears here with the plot points listed above.)

                        Year-End Consumer Loans

                   45% Mortgage Loans to Individuals
                          23% Consumer Credit
                          9% Second Mortgages
                            9% Sales Finance
                              7% Bankcards
                         7% Mortgage Warehouse
                       and Securitized Mortgages





                      Commercial Real Estate Loans

                                                                         Number
Project Type                                         In millions        of loans
Apartments .................................           $ 1,747             1,806
Condominiums ...............................               181               226
Land-improved ..............................               572             1,006
Land-unimproved ............................               352               662
Lodging ....................................               272               218
Office buildings ...........................             3,186             5,393
Industrial buildings .......................             1,082             1,799
Retail sales buildings .....................             1,706             1,642
Single family ..............................               707             3,722
Other ......................................             2,255             3,448
Total ......................................           $12,060            19,922

                          Nonperforming Assets
                         (Dollars in billions)

(A bar graph appears here with the following plot points:)

                            1990    1991    1992    1993    1994    1995
                             2.2     2.6     2.0     1.4     .89     .83
Percentage of net loans
  and foreclosed properties 3.91    4.45    3.36    2.06    1.14     .91



                         Year-End Nonperforming
                            Commercial Loans

Industry Classification                                     Dollars in millions
Manufacturing .................................................      $121
Retail trade ..................................................        13
Wholesale trade ...............................................         7
Services ......................................................        80
Financial services ............................................         6
Real estate-related ...........................................        33
Transportation ................................................         4
Agriculture ...................................................        28
Construction ..................................................        15
Mining ........................................................         0
Individuals ...................................................        17
Other .........................................................        11
Total .........................................................      $335


                    Year-End Nonaccrual Real Estate
                    Includes foreclosed properties.


Project Type                                                Dollars in millions
Apartments ....................................................     $ 24
Condominiums ..................................................        1
Industrial ....................................................       16
Land-improved .................................................       15
Land-unimproved ...............................................       34
Lodging .......................................................        3
Office buildings ..............................................       97
Retail ........................................................       18
Single family .................................................      162
Other .........................................................      117
Total .........................................................     $487



                           PERFORMANCE REVIEW


Provision and Allowance for Loan Losses
The loan loss provision was $220 million in 1995, compared with $179 million in 1994. The increase in the loan loss provision was based primarily on current economic conditions, on the maturity and level of nonperforming assets, and on projected levels of charge-offs.

We establish reserves based upon various other factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from borrowers, and analysis of other less quantifiable factors that might influence the portfolio. Reserves for consumer loans are based principally on delinquencies and historical loss rates. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary.

The allowance for loan losses was $1.5 billion at December 31, 1995, compared with $1.6 billion in 1994. The ratio of the allowance to nonperforming assets was 182 percent and 178 percent at December 31, 1995 and 1994, respectively. The ratio of the allowance to net loans was 1.66 percent at December 31, 1995, compared with 2.03 percent in 1994.

Geographic Exposure
The loan portfolio in the East Coast region of the United States is spread primarily across 82 metropolitan statistical areas with diverse economies. Atlanta, Georgia; Charlotte, North Carolina; Miami, Jacksonville, West Palm Beach and Tampa, Florida; Newark, New Jersey; Philadelphia, Pennsylvania; Westchester County, New York; and Washington, D.C., are our largest markets. Substantially all of the $12.5 billion commercial real estate portfolio at December 31, 1995, was located in our banking region.

LIQUIDITY AND FUNDING SOURCES
Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Northeast region, creates considera ble funding diversity and stability. Further, our acquisitions of bank and thrift deposits have enhanced liquidity.

Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity, commercial and mortgage loans. The securitization and sale of $2.0 billion in credit card receivables at the end of the third quarter of 1995 had a significant, positive effect on our liquidity position. Other off-balance sheet sources of liquidity exist as well, such as a mortgage servicing portfolio for which the estimated fair value exceeded book value by $186 million at December 31, 1995.

Cash Flows
Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; depreciation and amortization; and deferred income taxes or benefits. This cash was available in 1995 to increase earning assets or to reduce borrowings.

Core Deposits
Core deposits are a fundamental and cost-effective funding source for any banking institution. Core deposits were $86.4 billion at December 31, 1995, compared with $81.0 billion at December 31, 1994. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits.

                           PERFORMANCE REVIEW


The portion of core deposits in higher-rate, other consumer time deposits was 37 percent at December 31, 1995, and 34 percent at year-end 1994. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal and are less expensive to process.

Average core deposit balances were $81.6 billion in 1995, an increase of $4.8 billion from 1994. Average balances in savings and NOW, other consumer time deposits and noninterest-bearing deposits were higher when compared with the previous year, while money market deposits were lower. Deposits were primarily affected by the purchase acquisitions. They can also be affected by branch closings or consolidations, seasonal factors and the rates being offered for deposits compared to other investment opportunities.

Purchased Funds
Purchased funds at December 31, 1995, were $25.7 billion, compared with $17.2 billion at year-end 1994. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes. In 1995 we began utilizing a newly established $10 billion shelf as part of our ongoing bank note program, which we will continue to use as a source of liquidity.

Average purchased funds in 1995 were $19.7 billion, an increase of 30 percent from $15.1 billion in 1994. The increase was used primarily to fund loan growth.

Long-Term Debt
Long-term debt was 79 percent of total stockholders' equity at December 31, 1995, compared with 51 percent at December 31, 1994. The increase in long-term debt compared with year-end 1994 was primarily related to $1.2 billion of bank notes with varying rates and terms that mature by 1997. Additionally, in 1995 we issued $300 million of three-year floating rate senior notes and $1.0 billion of subordinated debentures and notes with rates ranging from 6.55 percent to 7.50 percent and maturities of either 10 years or 40 years. Proceeds from these debt issues have been used for general corporate purposes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $1.5 billion of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

Debt Obligations
We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. During 1996, $1.7 billion of long-term debt will mature, including bank notes discussed above of $865 million. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

Stockholders' Equity
The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to our stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

At December 31, 1995, total stockholders' equity was $9.0 billion, compared with $8.3 billion at December 31, 1994, and 278 million common shares were outstanding compared with 285 million shares at December 31, 1994. In 1995 we paid $965 million for the repurchase of 20 million shares of First Union common stock principally related to business combinations. In February 1996, the board of directors renewed its authorization for the purchase in the open market from time to time of up to 15 million shares of First Union common stoc
k. The timing of any such repurchases would be based on our assessment of First Union's capital structure and liquidity, the market price of our common stock compared to our assessment of its underlying value, regulatory, accounting and other factors. Repurchases would be made primarily in

                            Net Charge-Offs
                               (Percent)

(A bar graph appears here with the following plot points:)

                          1991    1995
Industry Average          1.62     .59
First Union               1.53     .41

*Average of the nation's 25 largest banking companies.


                      Net Charge-Offs by Loan Type
                 As a percentage of average net loans.

Industry Classification      1995      1994
Commercial,
financial and
agricultural                 .05        .12
Real estate                  .07        .11
Installment
loans-Bankcard               .20        .09
Installment
loans-Other                  .09        .08
Total                        .41        .40


                     Comparison of Funding Sources
                               (Percent)

(A bar graph appears here with the following plot points:)

                              1993     1994     1995
Long-Term Debt                 4%       4%       6%
Short-Term Borrowings          9%      10%      16%
Deposits                      87%      86%      78%

                             Core Deposits
                         (Dollars in billions)

(A bar graph appears with the following plot points:)

1990    1991    1992    1993    1994    1995
55.5    68.2    73.3    78.4    81.0    86.4

                      Regulatory Capital to Assets
                               (Percent)

(A bar graph appears with the following plot points:)

                          1995 Regulatory
                      Minimum-Well Capitalized        First Union
Tier I                       6.00                        6.62
Total Capital               10.00                       11.33



                           PERFORMANCE REVIEW


connection with future acquisitions and stock-based employee benefit plans.

In 1995 we announced a dividend increase for the 18th consecutive year, resulting in dividends of $1.96 per common share. The current annualized dividend rate is $2.08 per common share. The corporation paid $343 million in dividends to preferred and common stockholders in 1995.

At December 31, 1995, stockholders' equity reflected an $111 million unrealized after-tax gain related to debt and equity securities. The Securities Available for Sale section provides additional information about debt and equity securities.

Regulatory Capital
Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas relating to tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

At December 31, 1995, the tier 1 and total capital ratios were 6.62 percent and 11.33 percent, respectively, compared with 7.76 percent and 12.94 percent at December 31, 1994. The reduction in the tier 1 and total capital ratios in 1995 was due primarily to the common stock repurchase program, the preferred stock redemption and the increase in total assets and intangible assets.

In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at December 31, 1995, was 5.49 percent, compared with 6.12 percent at December 31, 1994.

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

INTEREST RATE RISK MANAGEMENT
Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit exposure to interest rate risk. The inherent maturity and repricing characteristics of our lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

The Financial Management Committee of the corporation's board of directors reviews overall interest rate risk management activity. The corporation's Funds Management Committee, which includes the three members of the Office of the Chairman and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows, and they make adjustments within established policy guidelines.

We use three standard scenarios in analyzing interest rate sensitivity for policy measurement: base-line, high rate and low rate. The base-line scenario is our estimated most likely path for short-term interest rates over the next 24 months. The high rate and low rate scenarios assume 100 basis point shifts from the base-line scenario in the federal funds rate by the fourth succeeding month and that rates remain 100

                           PERFORMANCE REVIEW


basis points higher or lower throughout the rest of the 24-month period.

We determine interest rate sensitivity by the change in earnings per share between the three scenarios over a 12-month policy measurement period. Earnings per share as calculated by the earnings simulation model under the base-line scenario becomes the standard. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under high rate versus base-line and under low rate versus base-line. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., a 12-month period). Our policy limit for maximum negative impact on earnings per share resulting from either the high rate or low rate scenario is 5 percent.

The model, updated at least monthly and more often as appropriate, captures rate of change differentials such as federal funds rates versus savings account rates; maturity effects such as calls on securities; and rate barrier effects such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate), noninterest-bearing deposits and investment securities. In addition, it considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.

Our estimate in January 1996 of future short-term interest rates was that the federal funds rate would decline to 4.92 percent by December 1996 and then rise gradually to 5.40 percent by December 1997. Based on the January 1996 outlook, if interest rates were to decline 100 basis points below the estimated short-term rate scenario, i.e., follow the low rate scenario, the model indicates that earnings during the policy measurement period would be negatively affected by 1.6 percent. Our model indicates that earnings would also be immaterially affected in our high rate scenario, i.e., a 100 point increase in estimated short-term interest rates.

                 Interest Rate Sensitivity Assumptions

(A line graph appears here with the following plot points:)

                     1/96       4/96      12/96     3/97     12/97
High Rate                       6.25      5.92      5.98     6.40
Base-Line                       5.25      4.92      4.98     5.40
Low Rate                        4.25      3.92      3.98     4.40

                             Policy Period
                               4/96-3/97


In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we also analyze the potential impact of other, more extreme, interest rate scenarios. These alternate scenarios may include interest rate paths higher, lower and more volatile than those used for policy measurement. Because the interest rate sensitivity model is based on numerous interest rate assumptions, projected changes in growth in balance sheet categories and changes in other basic assumptions, actual results may differ from our current simulated outlook.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risk to earnings and implement such strategies when we believe those actions are prudent. We took actions in 1995 to mitigate the negative effect on earnings of adverse changes in interest rates beyond the policy measurement period. For example, in the fourth quarter of 1995, we implemented a strategy to add off-balance sheet positions that we believe will significantly reduce our potential asset sensitivity in 1997.

Off-Balance Sheet Derivatives
For Interest Rate Risk Management
As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of

                           PERFORMANCE REVIEW


specific core assets and liabilities of the corporation. We believe we have appropriately controlled the risk so that the derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as for on-bal ance sheet instruments.

Our overall goal is to manage our rate sensitivity in ways that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific assets and liabilities as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.

There was significant interest rate volatility between year-end 1993 and year-end 1995, which was reflected in the dramatic change in the market value of our securities portfolio and off-balance sheet positions. The combined market value of those positions moved from an unrealized gain of $903 million at December 31, 1993, to an unrealized loss of $1.1 billion at December 31, 1994, and then back to an unrealized gain of $771 million at December 31, 1995. Despite the large year-to-year fluctuations in market value and related fluctuations in the net interest income contribution from these positions, total net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products in the conduct of asset and liability management.

The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $390 million at December 31, 1995, compared with fair value depreciation of $623 million at December 31, 1994.

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

In addition, our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties.

Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risks by counterparty. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of December 31, 1995, the total credit risk in excess of thresholds was $275 million. The fair value of collateral held was 100 percent of the total credit risk in excess of thresholds. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty.

                          FINANCIAL TABLES


Table 1
Selected Statistical Data
Years Ended December 31,                           1995          1994           1993           1992          1991           1990

PROFITABILITY

  Net interest margin                                 4.46%         4.75           4.82           4.73          4.12           3.95
  Net income per common share before 1994
   redemption premium                           $     5.04          4.72           4.30           2.53          2.34            .97
  Return on common stockholders' equity
   before 1994 redemption premium*                   16.69%        16.91          17.26          11.28         11.38           4.86
  Return on assets*                                   1.21          1.29           1.22            .77           .68            .31
  Overhead efficiency ratio**                        61.67         61.07          60.60          66.13         60.49          64.18
  Dividend payout ratio on common shares             35.82         34.16          30.25          40.61         41.91         103.06

CAPITAL ADEQUACY***
  Tier 1 capital to risk-weighted assets              6.62          7.76           9.14           9.22          7.56           6.53

ASSET QUALITY

  Net charge-offs to loans, net*                       .41           .40            .78           1.03          1.53           1.05
  Allowance for loan losses to loans, net             1.66          2.03           2.38           2.57          2.49           2.31
  Allowance for loan losses to nonaccrual and
   restructured loans                                  233           248            151            105            77             76
  Allowance for loan losses to
   nonperforming assets                                182           178            115             76            55             58
  Nonperforming assets to loans, net and
   foreclosed properties                               .91%         1.14           2.06           3.36          4.45           3.91


  * Based on average balances.
 ** The overhead efficiency ratio is equal to noninterest expense divided by net
    operating   revenue.   Net  operating   revenue  is  equal  to  the  sum  of
    tax-equivalent net interest income and noninterest income.
*** Capital ratios for 1990-1994 are not restated for pooling of interests acquisitions.

                              FINANCIAL TABLES

Table 2
Consolidated Summaries of Income and Per Share Data
(In thousands except per share data)



Years Ended December 31,                           1995          1994           1993           1992          1991           1990


CONSOLIDATED SUMMARIES OF INCOME
  Interest income*                       $    8,791,826     7,352,023      6,736,036      6,752,660     7,199,405      7,740,412
  Interest expense                            4,051,815     2,792,982      2,481,952      2,941,680     4,070,885      4,806,471


  Net interest income*                        4,740,011     4,559,041      4,254,084      3,810,980     3,128,520      2,933,941
  Provision for loan losses                     220,000       179,000        369,753        642,708       946,284        923,409


  Net interest income after provision for
   loan losses*                               4,520,011     4,380,041      3,884,331      3,168,272     2,182,236      2,010,532
  Securities available for sale transactions     44,340         6,213         32,784         39,227        53,566         24,387
  Investment security transactions                4,818         4,006          7,435        (2,881)       155,048          7,884

  Noninterest income                          1,847,350     1,565,694      1,541,569      1,360,202     1,254,635      1,028,755
  Noninterest expense**                       4,092,469     3,746,857      3,536,346      3,443,524     2,777,665      2,564,124


  Income before income taxes*                 2,324,050     2,209,097      1,929,773      1,121,296       867,820        507,434
  Income taxes                                  788,420       711,444        578,912        278,514       129,843         59,868
  Tax-equivalent adjustment                     105,449       121,210        134,508        143,994       168,005        191,324


  Net income                                  1,430,181     1,376,443      1,216,353        698,788       569,972        256,242
  Dividends on preferred stock                   26,390        46,020         45,553         53,040        51,746         47,151


  Net income applicable to common
   stockholders before redemption premium     1,403,791     1,330,423      1,170,800        645,748       518,226        209,091

  Redemption premium on preferred stock              --        41,355             --             --            --             --
  Net income applicable to common
   stockholders after redemption premium $    1,403,791     1,289,068      1,170,800        645,748       518,226        209,091
PER COMMON SHARE DATA

  Net income before redemption premium   $         5.04          4.72           4.30           2.53          2.34            .97
  Net income after redemption premium    $         5.04          4.58           4.30           2.53          2.34            .97
  Average common shares                     278,677,119   281,662,617    272,438,239    255,384,145   221,469,355    215,503,124
  Average common stockholders' equity*** $    8,412,020     7,869,710      6,781,863      5,723,532     4,554,234      4,301,110
  Common stock price
   High                                              58 7/8        47 5/8         51 1/2         44 7/8        30 7/8         21 3/4
   Low                                               41 3/8        39 3/8         37 7/8         29 1/2        13 3/4         13 7/8
   Year-end                              $           55 5/8        41 3/8         41 1/4         43 5/8        30             15 3/8

     To earnings ratio****                        11.04X         8.76           9.60          17.25         12.82          15.85
     To book value                                  174%          147            154            187           141             78
  Cash dividends                         $         1.96          1.72           1.50           1.28          1.12           1.08
  Book value                             $        31.89         28.19          26.71          23.36         21.21          19.83


    *Tax-equivalent.
   **Includes merger-related restructuring charges of $94,446,000 ($72,826,000 after tax) in 1995.
  ***Average common  stockholders'  equity excludes average net unrealized gains or losses on debt and equity securities.
 ****Based on net income applicable to common stockholders before redemption premium.

                             FINANCIAL TABLES

Table 3
Six-Year Summary of Selected Financial Data
(Dollars in thousands)


Years Ended December 31,                       1995          1994           1993           1992          1991           1990

AVERAGE BALANCES

  Assets                                 $  118,142,086   106,413,103     99,610,438     90,620,843    83,822,199     81,932,407
  Loans, net                                 83,265,397    70,725,906     62,996,378     58,700,311    54,844,025     54,912,823
  Earning assets                            106,271,199    95,804,496     88,318,927     80,719,367    75,836,666     74,358,421
  Noninterest-bearing deposits               15,518,337    15,206,362     14,388,027     12,240,490     9,982,548      9,519,621
  Interest-bearing deposits                  71,756,304    65,553,721     62,442,362     59,706,209    54,620,072     49,349,973
  Total stockholders' equity                  8,545,238     8,273,139      7,302,152      6,280,407     5,083,574      4,765,413
YEAR-END BALANCES

  Assets                                    131,879,873   113,529,201    104,549,554     95,308,328    89,488,406     83,698,754
  Loans, net                                 90,562,880    77,830,993     68,263,088     60,301,462    58,725,097     54,581,023
  Earning assets                            118,009,250   101,000,926     93,460,247     84,464,149    79,139,634     74,642,201
  Noninterest-bearing deposits               17,043,223    15,917,287     16,208,214     14,583,331    12,463,681     10,705,416
  Interest-bearing deposits                  75,511,995    71,947,838     65,677,219     61,572,469    59,931,092     50,568,962
  Total stockholders' equity             $    9,043,144     8,274,492      7,946,053      6,716,813     5,805,579      4,782,825


INTERNAL CAPITAL GROWTH                           10.45%        10.45          11.18           6.11          5.92              (.13)


Table 4
Other Selected Six-Year Data*
(Dollars in thousands)


Years Ended December 31,                           1995          1994           1993           1992          1991           1990

MORTGAGE LOAN PORTFOLIO

  Permanent Loan Originations
   Residential
     Direct                              $    2,879,420     3,569,451      6,276,720      4,549,392     2,206,796      1,832,758
     Wholesale                                  428,071       933,214      2,431,455      2,641,656     2,657,534      2,092,646


      Total                                   3,307,491     4,502,665      8,708,175      7,191,048     4,864,330      3,925,404
   Income property                              493,177       443,356        238,199        263,749       266,518        237,980


     Total                               $    3,800,668     4,946,021      8,946,374      7,454,797     5,130,848      4,163,384
  Volume of Loans Serviced
   Residential                           $   50,047,000    32,677,000     32,786,000     22,528,000    22,161,000     17,878,000
   Income property                            1,458,000     1,537,000      1,972,000      1,848,000     1,951,000      1,534,000

     Total                               $   51,505,000    34,214,000     34,758,000     24,376,000    24,112,000     19,412,000


other data

  Domestic banking offices                        1,959         1,338          1,302            897         1,002            767
  Foreign banking offices                             5             2              1              1             2              1
  ATMs                                            2,123         1,242          1,189            847           943            707
  Employees                                      44,536        31,858         32,861         23,459        24,203         20,521

  Common stockholders                            89,257        54,236         58,670         37,955        33,456         34,951
* 1990-1994 not restated for pooling of interests acquisitions.

                                                33

                             FINANCIAL TABLES

Table 5
Selected Lines of Business*
(Dollars in thousands)


December 31, 1995
                                                          First Union          Other
                                                   Card   Home Equity       Consumer        Capital       Capital       Mortgage
                                               Products          Bank        Banking        Markets    Management        Banking

INCOME STATEMENT DATA

  Interest income**                         $   708,778       278,857      1,126,471        922,941        22,842      1,094,653
  Interest expense                              281,195       159,361        601,220        671,690         1,220        808,680

  Provision for loan losses                     212,708         6,361         62,166         29,354           124         25,137
  Noninterest income                            107,994        30,035         26,352        265,428       397,191        149,585

OTHER DATA

  Net charge-offs                               171,977         3,569         49,152          8,153            --          5,439
  Average loans, net                          4,827,681     2,664,311     10,988,757      7,442,955       110,277     13,798,477
  Nonperforming assets                           13,066        10,640         82,414        118,177            --        101,581
  Average deposits                                   --            --             --      2,317,510       579,173             --
  Assets under care                                  --            --             --             --    51,226,399             --
  Assets under management                            --            --             --             --    45,500,000             --
  Loans serviced                                     --            --             --             --            --     51,505,000
  Origination volume                        $ 6,397,661     1,224,558      6,162,978             --            --      3,800,668
  Locations                                       1,290           143          1,296          1,304         1,485          1,311

 * The information contained herein represents selected lines of business data other than commercial lending and branch operations. Certain information is prepared from internal management reports.
**  Tax-equivalent.

                             FINANCIAL TABLES

Table 6
Securities Available For Sale
(In thousands)
December 31, 1995


                                                                                                                          Average
                                  1 Year        1-5       5-10    After 10                 Gross Unrealized  Amortized   Maturity
                                or Less      Years      Years       Years      Total      Gains     Losses       Cost   in Years

MARKET VALUE

  U.S. Treasury              $ 1,507,112  1,443,582      4,440       3,799  2,958,933     (6,415)     7,036  2,959,554       1.58
  U.S. Government agencies       795,915  5,978,720  1,724,404       4,925  8,503,964   (110,206)     8,318  8,402,076       3.75

  Collateralized mortgage
   obligations                   847,785  3,727,165    179,355         940  4,755,245    (34,593)    18,082  4,738,734       2.49
  State, county and municipal         --      2,149      1,384       9,375     12,908         --        201     13,109      14.50
  Other                          241,536    951,782     96,173     673,158  1,962,649    (97,253)    14,029  1,879,425       3.50


   Total                     $ 3,392,348 12,103,398  2,005,756     692,197 18,193,699   (248,467)    47,666 17,992,898       3.03


MARKET VALUE

  Debt securities            $ 3,392,348 12,103,398  2,005,756     104,120 17,605,622   (174,872)    46,818 17,477,568

  Sundry securities                   --         --         --     588,077    588,077    (73,595)       848    515,330
   Total                     $ 3,392,348 12,103,398  2,005,756     692,197 18,193,699   (248,467)    47,666 17,992,898

AMORTIZED COST

  Debt securities            $ 3,374,168 12,014,119  1,984,974     104,307 17,477,568
  Sundry securities                   --         --         --     515,330    515,330

   Total                     $ 3,374,168 12,014,119  1,984,974     619,637 17,992,898


WEIGHTED AVERAGE YIELD

  U.S. Treasury                     6.66%       5.39       7.67       8.02       6.06
  U.S. Government agencies          6.69        6.67       6.57       6.82       6.67
  Collateralized mortgage
   obligations                      7.19        6.97       7.27       6.18       6.59
  State, county and municipal         --        8.80      10.24      10.28      10.03
  Other                             7.85        5.26      10.92       4.15       5.39
   Consolidated                     6.80%       6.40       6.81       6.09       6.42

                                 FINANCIAL TABLES

Table 7
Investment Securities
(In thousands)
December 31, 1995

                                                                                                                         Average
                                  1 Year        1-5       5-10    After 10                 Gross Unrealized     Market   Maturity
                                 or Less      Years      Years       Years      Total      Gains     Losses      Value   in Years

CARRYING VALUE

  U.S. Government agencies     $  80,287    950,270    236,183          --  1,266,740     32,411    (1,157)  1,297,994       3.59
  Collateralized mortgage
   obligations                    59,410    546,111         --          --    605,521     12,443        (1)    617,963       2.95

  State, county and municipal    286,591    273,754    170,614     446,052  1,177,011    131,805    (3,226)  1,305,590       7.54
  Other                            3,825      2,600     16,821      67,098     90,344      7,713        (2)     98,055      11.54

   Total                       $ 430,113  1,772,735    423,618     513,150  3,139,616    184,372    (4,386)  3,319,602       5.15

CARRYING VALUE

  Debt securities              $ 430,113  1,772,735    423,618     497,309  3,123,775    184,372    (4,386)  3,303,761

  Sundry securities                   --         --         --      15,841     15,841         --         --     15,841
   Total                       $ 430,113  1,772,735    423,618     513,150  3,139,616    184,372    (4,386)  3,319,602


MARKET VALUE

  Debt securities              $ 438,097  1,828,457    453,150     584,057  3,303,761
  Sundry securities                   --         --         --      15,841     15,841

   Total                       $ 438,097  1,828,457    453,150     599,898  3,319,602

WEIGHTED AVERAGE YIELD

  U.S. Government agencies          7.29%       7.71       7.87         --       7.71
  Collateralized mortgage
   obligations                      7.37        7.20        --          --       7.22
  State, county and municipal       9.55       10.84      11.25      11.80      10.95
  Other                             6.81        7.80       7.50       9.21       8.75
   Consolidated                     8.81%       8.03       9.22      11.46       8.86

                            FINANCIAL TABLES

Table 8
Loans
(In thousands)

Years Ended December 31,                           1995          1994           1993           1992          1991           1990

COMMERCIAL

  Commercial, financial and agricultural
   Taxable                                $  23,897,326    21,272,227     18,899,874     15,876,374    17,131,471     17,224,533
   Nontaxable                                   750,958       781,257        791,194        874,284     1,078,161      1,447,655

     Total commercial, financial
      and agricultural                       24,648,284    22,053,484     19,691,068     16,750,658    18,209,632     18,672,188
  Real estate - construction and other        2,505,627     2,052,054      2,138,128      2,489,451     3,729,288      4,310,470
  Real estate - mortgage                      9,991,640     9,472,695      9,282,448      8,699,155     7,757,915      6,182,383
  Lease financing                             3,169,698     1,921,302      1,286,560      1,442,320     1,665,305      1,808,942

  Foreign                                       649,760       526,325        416,664        391,791       368,287        356,190
     Total commercial                        40,965,009    36,025,860     32,814,868     29,773,375    31,730,427     31,330,173

RETAIL

  Real estate - mortgage                     27,273,991    21,061,449     18,206,600     14,322,721    11,873,683      9,212,001
  Installment loans - Bankcard*               3,657,619     4,345,069      2,154,799             --            --             --
  Installment loans - other                  20,212,216    17,381,379     15,658,181     16,819,822    15,865,430     14,868,815

     Total retail                            51,143,826    42,787,897     36,019,580     31,142,543    27,739,113     24,080,816

     Total loans                             92,108,835    78,813,757     68,834,448     60,915,918    59,469,540     55,410,989

UNEARNED INCOME

  Loans                                         476,591       419,429        335,081        383,895       467,288        545,305
  Lease financing                             1,069,364       563,335        236,279        230,561       277,155        284,661

     Total unearned income                    1,545,955       982,764        571,360        614,456       744,443        829,966

     Loans, net                             $90,562,880    77,830,993     68,263,088     60,301,462    58,725,097     54,581,023

* Information not available prior to 1993.



Table 9
Deposits
(In thousands)

Years Ended December 31,                           1995          1994           1993           1992          1991           1990

CORE DEPOSITS

  Noninterest-bearing                     $  17,043,223    15,917,287     16,208,214     14,583,331    12,463,681     10,705,416
  Savings and NOW accounts                   24,297,270    23,263,322     21,661,410     17,652,860    14,021,445     10,061,707
  Money market accounts                      13,112,918    14,376,098     15,024,464     13,835,528    12,833,961     11,115,590
  Other consumer time                        31,945,313    27,402,767     25,534,358     27,211,878    28,925,361     23,576,212

     Total core deposits                     86,398,724    80,959,474     78,428,446     73,283,597    68,244,448     55,458,925
Foreign                                       3,526,771     4,802,719      1,456,828        512,793       362,477        972,439
Other time                                    2,629,723     2,102,932      2,000,159      2,359,410     3,787,848      4,843,014

     Total deposits                         $92,555,218    87,865,125     81,885,433     76,155,800    72,394,773     61,274,378


                              FINANCIAL TABLES

Table 10
Off-Balance Sheet Derivative Financial Instruments
(In thousands)
December 31, 1995


                                                           Weighted
                                                          Average Rate

                                    Notional                            Maturity
                                      Amount     Receive         Pay    In Years        Comments
ASSET RATE CONVERSIONS

Interest rate swaps                $11,282,355       6.35%       5.83%    1.27        Converts  floating  rate  loans to fixed
                                                                                      rate.  Adds  to  liability  sensitivity.
                                                                                      Similar   characteristics   to  a  fixed
                                                                                      income  security  funded  with  variable
                                                                                      rate liabilities.

Forward bullet interest rate swaps   6,120,000       5.97          --     1.96        Converts  floating  rates  on  loans  to
                                                                                      fixed  rates  at  higher  than   current
                                                                                      yields in future periods.

LIABILITY RATE CONVERSIONS

Interest rate swaps                  5,127,000       6.89        5.76     5.83        Converts  fixed rate  long-term  debt to
                                                                                      floating  rate by matching  the maturity
                                                                                      of the  swap  to the  debt  issue.  Rate
                                                                                      sensitivity remains unchanged due to the
                                                                                      direct  linkage  of the swap to the debt
                                                                                      issue.

Other financial instruments           180,000          --          --     6.33        Miscellaneous   purchased   option-based
                                                                                      products   for   liability    management
                                                                                      purposes.

ASSET HEDGES

Short eurodollar futures            1,016,000          --        5.81      .29        Hedges  market  values of U.S.  Treasury
                                                                                      notes   in  the   available   for   sale
                                                                                      portfolio.
RATE SENSITIVITY HEDGES

Put options on eurodollar futures   4,252,000          --        7.87      .33        Paid a premium  for the right to lock in
                                                                                      the 3 month  LIBOR  reset  rates  on pay
                                                                                      variable   rate  swaps  and   short-term
                                                                                      liabilities.

Interest rate caps                     67,200          --          --      .43        Purchased LIBOR caps to convert floating
                                                                                      rate   liabilities   to  fixed  rate  if
                                                                                      short-term  rates  rise above 8 percent.

Short  eurodollar  futures          2,000,000          --         5.60     .22        Locks  in the 3  month  LIBOR
                                                                                      reset rates on pay variable rate swaps.

Long eurodollar futures            23,355,000        5.56           --    1.40        Converts   floating  rate,   LIBOR-based
                                                                                      loans to fixed rate.  Adds to  liability
                                                                                      sensitivity.  Similar characteristics to
                                                                                      fixed   income   security   funded  with
                                                                                      variable rate liabilities.

OFFSETTING POSITIONS

Interest rate floors                 800,000        6.16        6.16         .45      Locks in gains  which will be  amortized
                                                                                      over   the   remaining   life   of   the
                                                                                      contracts.

Prime/federal funds cap          $ 4,000,000        5.90%       5.90%        .27      Locks in losses  which will be amortized
                                                                                      over   the   remaining   life   of   the
                                                                                      contracts.


                           MANAGEMENT'S STATEMENT
                       OF FINANCIAL RESPONSIBILITY

Management of First Union Corporation and its subsidiaries (the Corporation) is committed to the highest standards of quality customer service and the enhancement of stockholder value. Management expects the Corporation's employees to respect its customers and to assign the highest priority to customer needs.

The accompanying supplemental consolidated financial statements were prepared in conformity with generally accepted accounting principles and include, as necessary, best estimates and judgments by management. Other financial information contained in this summary annual report is presented on a basis consistent with the supplemental consolidated financial statements unless otherwise indicated.

To ensure the integrity, objectivity and fairness of data in these supplemental consolidated financial statements, management of the Corporation has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of the internal control structure, management recruits and trains highly qualified personnel, and maintains sound risk management practices and efficient operations.

The supplemental consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG Peat Marwick LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Corporation. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG Peat Marwick LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks, augment internal controls and enhance operational efficiency.



(Signature of Edward E. Crutchfield)

Edward E. Crutchfield
Chairman and Chief Executive Officer



(Signature of Robert T. Atwood)

Robert T. Atwood
Executive Vice President and
Chief Financial Officer
January 11, 1996


                  INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
First Union Corporation

We have audited the supplemental consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. Such supplemental consolidated financial statements and our report thereon dated January 11, 1996, expressing an unqualified opinion (which are not presented herein), are included in the First Union Corporation 1995 Report on Form 10-K (Form 10-K). The accompanying condensed supplemental consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on such condensed supplemental consolidated financial statements in relation to the complete supplemental consolidated financial statements. The pre-combination consolidated financial statements for First Union Corporation are included in the Form 10-K.

The supplemental consolidated financial statements give retroactive effect to the merger of First Union Corporation and First Fidelity Bancorporation on January 1, 1996, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of First Union Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the information set forth in the accompanying condensed supplemental consolidated balance sheets as of December 31, 1995 and 1994, and the related condensed supplemental consolidated statements of income for each of the years in the three-year period ended December 31, 1995, is fairly stated in all material respects in relation to the basic supplemental consolidated financial statements from which it has been derived.

As discussed in Note 3 to the supplemental consolidated financial statements, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



KPMG Peat Marwick LLP

(Signature of KPMG PEAT MARWICK LLP)


Charlotte, North Carolina
January 11, 1996

                            FINANCIAL TABLES

Supplemental Consolidated Balance Sheets




                                                                                                                    December 31,
(In thousands except per share data)                                                                  1995                  1994

ASSETS

  Cash and due from banks                                                                    $   6,312,076             5,822,693
  Interest-bearing bank balances                                                                    79,235               980,693
  Federal funds sold and securities purchased under resale agreements                            4,152,754             1,421,700


     Total cash and cash equivalents                                                            10,544,065             8,225,086

  Trading account assets                                                                         1,881,066             1,317,169
  Securities available for sale (amortized cost $17,992,898 in 1995; $11,929,691 in 1994)       18,193,699            11,533,642
  Investment securities (market value $3,319,602 in 1995; $7,791,991 in 1994)                    3,139,616             7,916,729
  Loans, net of unearned income ($1,545,955 in 1995; $982,764 in 1994)                          90,562,880            77,830,993
   Allowance for loan losses                                                                    (1,507,798)           (1,578,128)


     Loans, net                                                                                 89,055,082            76,252,865

  Premises and equipment                                                                         2,553,170             2,193,974
  Due from customers on acceptances                                                                616,301               437,474

  Mortgage servicing rights                                                                        148,933               134,421
  Credit card premium                                                                               43,894                58,494
  Other intangible assets                                                                        2,431,667             1,936,840
  Other assets                                                                                   3,272,380             3,522,507


     Total assets                                                                            $ 131,879,873           113,529,201

LIABILITIES AND STOCKHOLDERS' EQUITY

  Deposits
   Noninterest-bearing deposits                                                                 17,043,223            15,917,287
   Interest-bearing deposits                                                                    75,511,995            71,947,838


     Total deposits                                                                             92,555,218            87,865,125
  Short-term borrowings                                                                         19,500,127            10,249,265
  Bank acceptances outstanding                                                                     616,301               437,474
  Other liabilities                                                                              3,044,136             2,460,708
  Long-term debt                                                                                 7,120,947             4,242,137

     Total liabilities                                                                         122,836,729           105,254,709

  Stockholders' equity

   Preferred stock                                                                                 183,223               229,707
   Common stock, $3.33-1/3 par value; authorized 750,000,000 shares,
     outstanding 277,845,768 shares in 1995; 285,360,745 shares in 1994                            926,152               951,202
   Paid-in capital                                                                               1,974,833             2,361,350
   Retained earnings                                                                             5,847,922             5,021,730
   Unrealized gain (loss) on debt and equity securities                                            111,014              (289,497)


     Total stockholders' equity                                                                  9,043,144             8,274,492

     Total liabilities and stockholders' equity                                              $ 131,879,873           113,529,201


                         FINANCIAL TABLES


Supplemental Consolidated Statements of Income



                                                                                                          Years Ended December 31,
(In thousands except per share data)                                            1995                  1994                  1993

INTEREST INCOME

  Interest and fees on loans                                           $   7,222,842             5,824,217             5,215,845
  Interest and dividends on securities available for sale                    705,565               734,091               390,689
  Interest and dividends on investment securities
   Taxable income                                                            401,145               352,689               697,084
   Nontaxable income                                                         109,111               134,178               132,801
  Trading account interest                                                    91,009                63,707                44,534
  Other interest income                                                      156,705               121,931               120,575

     Total interest income                                                 8,686,377             7,230,813             6,601,528
INTEREST EXPENSE

  Interest on deposits                                                     2,853,328             2,046,044             1,943,988
  Interest on short-term borrowings                                          816,650               495,931               339,551
  Interest on long-term debt                                                 381,837               251,007               198,413

     Total interest expense                                                4,051,815             2,792,982             2,481,952

  Net interest income                                                      4,634,562             4,437,831             4,119,576
  Provision for loan losses                                                  220,000               179,000               369,753

  Net interest income after provision for loan losses                      4,414,562             4,258,831             3,749,823
NONINTEREST INCOME

  Trading account profits                                                     69,407                51,672                59,939
  Service charges on deposit accounts                                        615,552               580,271               572,625
  Mortgage banking income                                                    149,585                88,436               150,896
  Capital management income                                                  397,191               330,416               306,392
  Securities available for sale transactions                                  44,340                 6,213                32,784
  Investment security transactions                                             4,818                 4,006                 7,435
  Fees for other banking services                                            159,571               130,992               100,122
  Merchant discounts                                                         100,580                89,508                79,452
  Insurance commissions                                                       53,843                48,076                46,717
  Sundry income                                                              301,621               246,323               225,426

     Total noninterest income                                              1,896,508             1,575,913             1,581,788

NONINTEREST EXPENSE
  Personnel expense                                                        1,962,152             1,772,842             1,623,949
  Occupancy                                                                  352,551               352,721               341,847
  Equipment rentals, depreciation and maintenance                            320,036               270,157               233,572
  Postage, printing and supplies                                             139,277               123,500               124,608
  FDIC insurance                                                             120,489               183,580               181,593
  Professional fees                                                          176,359               169,461                95,267
  Owned real estate expense                                                   13,981                34,544                69,050
  Amortization                                                               253,700               186,134               237,911
  Merger-related restructuring charges                                        94,446                    --                    --

  Sundry                                                                     659,478               653,918               628,549

     Total noninterest expense                                             4,092,469             3,746,857             3,536,346
  Income before income taxes                                               2,218,601             2,087,887             1,795,265
  Income taxes                                                               788,420               711,444               578,912

     Net income                                                            1,430,181             1,376,443             1,216,353
  Dividends on preferred stock                                                26,390                46,020                45,553

     Net income applicable to common stockholders
      before redemption premium                                            1,403,791             1,330,423             1,170,800

  Redemption premium on preferred stock                                           --                41,355                    --

     Net income applicable to common stockholders after
      redemption premium                                               $   1,403,791             1,289,068             1,170,800


PER COMMON SHARE DATA
  Net income before redemption premium                                 $        5.04                  4.72                  4.30
  Net income after redemption premium                                           5.04                  4.58                  4.30
  Cash dividends                                                       $        1.96                  1.72                  1.50

  Average common shares                                                  278,677,119           281,662,617           272,438,239


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


DEBIT CARDS:
A method of payment that is tied to a customer's checking account. When used to make a purchase, the bank-issued debit card (which looks like a credit card) acts as a "plastic check," and money is deducted directly from the customer's checking account.


DERIVATIVES:
A term used to include a broad base of financial instruments that are, for the most part, "derived" from underlying securities traded in the cash markets. Common examples include interest rate swaps, options and futures contracts.


EARNINGS PER COMMON SHARE:
Net income, adjusted for preferred stock dividends, divided by the average number of common shares outstanding.


FUTURES CONTRACT:
A contract to buy or sell a particular type of security or commodity to (or from) the futures exchange at a specified future time. It is used to, in effect, "lock in" net interest income over quarterly future periods.


GOVERNMENT NATIONAL MORTGAGE ASSOCIATION (GNMA):
A U.S. Government-owned corporation that guarantees timely payment of principal and interest on specified mortgage-backed certificates.



INDEX AMORTIZING INTEREST
RATE SWAP:
An interest rate swap in which the maturity date may extend, and the notional amount may decrease based upon changes in certain interest rate indices.


INTEREST RATE SWAP:
A contractual transaction between two parties in the over-the-counter markets in which each agrees to exchange interest rate payments for a specified period of time. These payments are calculated on a "notional amount", and no exchange of principal occurs. Such a transaction is commonly used to manage the asset or liability sensitivity of a balance sheet by converting fixed rate assets or liabilities to floating rates, or vice versa.


INTERNET:
A global network of computers providing access to the Information Superhighway.


LIABILITY SENSITIVITY:
When a company's asset, liability and off-balance sheet financial instruments mix leans toward liabilities that would diminish net interest income in a rising interest rate environment.


MANAGED CARD RECEIVABLES:
Include owned and securitized credit card receivables.


MARK-TO-MARKET:
A method of accounting for a corporation's assets or liabilities by recording them at their current market values, rather than at their historical costs.


MORTGAGE BANKING INCOME:
Noninterest income related to mortgage banking activity.


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


NOTIONAL AMOUNT:
The principal amount of a financial instrument on which a derivative transaction is based. In an interest rate swap, for example, the "notional amount" is used to calculate the interest rate cash flows to be exchanged. No exchange of principal occurs.


OPTIONS:
A contractual agreement that allows but does not require a holder to buy (or sell) a financial instrument at a predetermined price before a specified time. Options may be traded through the exchanges or over-the-counter.


OVERHEAD EFFICIENCY RATIO:
Noninterest expense divided by net operating revenue.


POOLING OF INTERESTS:
An accounting method that restates historical financial information of the surviving company in a merger as if the two entities were always one.


PURCHASE ACCOUNTING:
An accounting method that adds the fair market value of assets and liabilities acquired to those of the acquiror at the time of acquisition. Historical financial information of the acquiror is not restated.


RETURN ON ASSETS (ROA):
Net income as a percentage of average assets.


RETURN ON COMMON EQUITY (ROE):
Net income applicable to common stockholders as a percentage of average common stockholders' equity, excluding unrealized gains or losses on securities.


SECURITY GAIN OR LOSS:
A gain or loss resulting from
the sale of a security at a price above or below the security's carrying value.


SMART CARDS:
A plastic card containing microchips that store data. Although many kinds of information can be embedded on a smart card (which looks like a credit card), banks are primarily interested in storing cash value.


STOCKHOLDERS' EQUITY:
A balance sheet amount that represents the total investment in the corporation by holders of preferred and common stock.


STORED VALUE CARDS:
Plastic cards embedded with computer chip technology and used in place of cash or checks.


SWAPTIONS:
Options on swaps.

          FIRST UNION CORPORATION AND FULL-SERVICE BANKING SUBSIDIARIES
                  CORPORATION BOARD OF DIRECTORS AND COMMITTEES




FIRST UNION CORPORATION

EDWARD E. BARR*
Chairman, President and Chief
Executive Officer, Sun Chemical
Corporation
Fort Lee, New Jersey

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

EDWARD E. CRUTCHFIELD
Chairman and Chief Executive Officer,
First Union Corporation
Charlotte, North Carolina

ROBERT D. DAVIS
Chairman, D.D.I., Inc.
Jacksonville, Florida

R. STUART DICKSON
Chairman of Executive Committee,
Ruddick Corporation
Charlotte, North Carolina

B.F. DOLAN
Investor
Charlotte, North Carolina

RODDEY DOWD SR.
Chairman, Charlotte Pipe and
Foundry Company
Charlotte, North Carolina

JOHN R. GEORGIUS
Vice Chairman, First Union Corporation
Charlotte, North Carolina

ARTHUR M. GOLDBERG*
Chairman, Chief Executive Officer and
President, Bally Entertainment
Corporation
Chicago, Illinois

WILLIAM H. GOODWIN JR.
Chairman, AMF Companies
Richmond, Virginia

BRENTON S. HALSEY
Chairman Emeritus,
James River Corporation
Richmond, Virginia

HOWARD H. HAWORTH
President, The Haworth Group
Charlotte, North Carolina


TORRENCE E. HEMBY JR.**
President, Beverly Crest Corporation
Charlotte, North Carolina

FRANK M. HENRY*
Chairman, Frank Martz
Coach Company
Wilkes-Barre, Pennsylvania

LEONARD G. HERRING
President and Chief Executive Officer,
Lowe's Companies, Inc.
North Wilkesboro, North Carolina

JUAN RODRIGUEZ INCIARTE*
Director and Executive Vice President,
Banco Santander, S.A.
Madrid, Spain

JACK A. LAUGHERY
Chairman, The Bagel Group, Inc.
Rocky Mount, North Carolina

MAX LENNON
President, Mars Hill College
Mars Hill, North Carolina

RADFORD D. LOVETT
Chairman, Commodores
Point Terminal Corporation
Jacksonville, Florida

JOSEPH NEUBAUER*
Chairman, President
and Chief Executive Officer,
ARAMARK Corporation
Philadelphia, Pennsylvania

HENRY D. PERRY JR.
Physician
Plantation, Florida

RANDOLPH N. REYNOLDS
Vice Chairman,
Reynolds Metals Company
Richmond, Virginia

RUTH G. SHAW
Senior Vice President, Corporate
Resources, and Chief Administrative
Officer, Duke Power Company
Charlotte, North Carolina

LANTY L. SMITH
Chairman and Chief Executive Officer,
Precision Fabrics Group, Inc.
Greensboro, North Carolina

ANTHONY P. TERRACCIANO*
President, First Union
Corporation
Newark, New Jersey

DEWEY L. TROGDON
Chairman, Cone Mills Corporation
Greensboro, North Carolina

JOHN D. UIBLE
Investor
Jacksonville, Florida

B.J. WALKER
Vice Chairman, First Union Corporation
Jacksonville, Florida

KENNETH G. YOUNGER**
Transportation Consultant
Gastonia, North Carolina


COMMITTEES OF THE CORPORATE
BOARD OF DIRECTORS***

Executive Committee
B.F. DOLAN, CHAIRMAN
EDWARD E. CRUTCHFIELD
ROBERT D. DAVIS
R. STUART DICKSON
ARTHUR M. GOLDBERG
WILLIAM H. GOODWIN JR.
LEONARD G. HERRING
RADFORD D. LOVETT
JOSEPH NEUBAUER
LANTY L. SMITH
ANTHONY P. TERRACCIANO
B.J. WALKER

Audit Committee
G. ALEX BERNHARDT, CHAIRMAN
HOWARD H. HAWORTH,
   VICE CHAIRMAN
ROBERT J. BROWN
FRANK M. HENRY
HENRY D. PERRY JR.
RANDOLPH N. REYNOLDS
PETER J. SCHILD (STAFF)

Financial Management Committee
ROBERT D. DAVIS, CHAIRMAN
LANTY L. SMITH, VICE CHAIRMAN
RODDEY DOWD SR.
JOHN R. GEORGIUS
ARTHUR M. GOLDBERG
WILLIAM H. GOODWIN JR.
BRENTON S. HALSEY
JUAN RODRIGUEZ INCIARTE
JACK A. LAUGHERY
MAX LENNON
JOSEPH NEUBAUER
RUTH G. SHAW
JOHN D. UIBLE
MALCOLM T. MURRAY JR. (STAFF)
LOUIS A. SCHMITT JR. (STAFF)

Human Resources Committee
R. STUART DICKSON, CHAIRMAN
LEONARD G. HERRING,
   VICE CHAIRMAN
EDWARD E. BARR
W. WALDO BRADLEY
B.F. DOLAN
TORRENCE E. HEMBY, JR.
RADFORD D. LOVETT
DEWEY L. TROGDON
DON R. JOHNSON (STAFF)


Nominating Committee

B.F. DOLAN, CHAIRMAN
R. STUART DICKSON,
   VICE CHAIRMAN
EDWARD E. CRUTCHFIELD
WILLIAM H. GOODWIN JR.
LEONARD G. HERRING
RADFORD D. LOVETT
ANTHONY P. TERRACCIANO


FIRST UNION CORPORATION
EXECUTIVE OFFICERS

EDWARD E. CRUTCHFIELD
Chairman and Chief Executive Officer,
First Union Corporation

ANTHONY P. TERRACCIANO
President, First Union Corporation

JOHN R. GEORGIUS
Vice Chairman, First Union Corporation

B.J. WALKER
Vice Chairman, First Union Corporation

ROBERT T. ATWOOD
Executive Vice President
and Chief Financial Officer,
First Union Corporation

MARION A. COWELL JR.
Executive Vice President,
Secretary and General Counsel,
First Union Corporation

  * Director as of January 1, 1996.
 ** Retiring director.
*** As of January 1, 1996.

                         BANK BOARDS OF DIRECTORS

FIRST UNION NATIONAL BANK
OF FLORIDA

BOB D. ALLEN
President and Chief Executive Officer,
Consolidated-Tomoka Land Company
Daytona Beach, Florida

WILLIAM B. BOND
Investor
Jacksonville, Florida

E. BRUCE BOWER
President, The Florida Stock
and Land Company
Jacksonville, Florida

A. DANO DAVIS
Chairman and Principal Executive
Officer, Winn-Dixie Stores, Inc.
Jacksonville, Florida

ALEXANDER W. DREYFOOS JR.
Chairman and Owner,
Photo Electronics Corporation
West Palm Beach, Florida

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

WILLIAM J. SCHOEN
Chairman, President and Chief
Executive Officer, Health
Management Associates, Inc.
Naples, Florida

MEL SEMBLER
Chairman, The Sembler Company
St. Petersburg, Florida

G. KENNEDY THOMPSON
President, First Union National
Bank of Florida
Jacksonville, Florida

B.J. WALKER
Vice Chairman, First Union Corporation
Jacksonville, Florida

J. WAYNE WEAVER
Chairman and Chief Executive Officer,
Jacksonville Jaguars, Ltd.
Jacksonville, Florida

CAROL GRAHAM WYLLIE
Executive Vice President,
The Graham Companies
Miami Lakes, Florida


FIRST FIDELITY BANK, N.A.*
(NOW FIRST UNION NATIONAL BANK)

LOUIS E. AZZATO
Director and Retired Chairman,
President and Chief Executive Officer,
Foster Wheeler Corporation
Clinton, New Jersey

EDWARD E. BARR
Chairman, President and
Chief Executive Officer,
Sun Chemical Corporation
Fort Lee, New Jersey

ROLAND K. BULLARD II
Senior Executive Vice President,
First Fidelity Bancorporation
Newark, New Jersey/Philadelphia,
Pennsylvania

LEE A. BUTZ
President, Alvin H. Butz, Inc.
Allentown, Pennsylvania

LUTHER R. CAMPBELL JR.
Partner, Campbell, Rappold &
Yurasits, LLP
Allentown, Pennsylvania

JOHN GILRAY CHRISTY
Chairman,
Chestnut Capital Corporation
Flourtown, Pennsylvania

JAMES G. CULLEN
Vice Chairman,
Bell Atlantic Corporation
Arlington, Virginia


E. JAMES FERLAND
Chairman, President and Chief
Executive Officer, Public Service
Enterprise Group Incorporated
Newark, New Jersey

ARTHUR M. GOLDBERG
Chairman, President and Chief
Executive Officer, Bally Entertainment
Corporation
Chicago, Illinois

LESLIE E. GOODMAN
Senior Executive Vice President,
First Fidelity Bancorporation
Newark, New Jersey/Philadelphia, Pennsylvania

FRANK M. HENRY
Chairman, Frank Martz
Coach Company
Wilkes-Barre, Pennsylvania

JOHN R. KENNEDY
President and Chief Executive Officer,
Federal Paper Board Company Inc.
Montvale, New Jersey

ROCCO J. MARANO
Director and Retired Chairman,
Blue Cross and Blue Shield of
New Jersey Inc.
Chatham, New Jersey

JAMES D. MORRISSEY JR.
President and Chief Operating Officer,
James D. Morrissey Inc.
Philadelphia, Pennsylvania

JOSEPH NEUBAUER
Chairman, President and
Chief Executive Officer,
ARAMARK Corporation
Philadelphia, Pennsylvania

PETER C. PALMIERI
Vice Chairman and Chief Credit Officer,
First Fidelity Bancorporation
Newark, New Jersey/Philadelphia,
Pennsylvania

DONALD C. PARCELLS
Senior Executive Vice President,
First Fidelity Bancorporation
Newark, New Jersey/Philadelphia, Pennsylvania

WOLFGANG SCHOELLKOPF
Vice Chairman and Chief Financial
Officer, First Fidelity Bancorporation
Newark, New Jersey/Philadelphia,
Pennsylvania

ROBERT MONTGOMERY SCOTT
President and Chief Executive Officer,
Philadelphia Museum of Art
Philadelphia, Pennsylvania

REBECCA STAFFORD
President, Monmouth University
West Long Branch, New Jersey

SEFTON STALLARD
General Partner, North American
Venture Capital Fund L.P.
New Vernon, New Jersey

ANTHONY P. TERRACCIANO
Chairman, President and Chief
Executive Officer, First
Fidelity Bancorporation
Newark, New Jersey/Philadelphia,
Pennsylvania

BERNARD C. WATSON
Chairman, The HMA Foundation, Inc.
Philadelphia, Pennsylvania


FIRST UNION NATIONAL BANK
OF NORTH CAROLINA

GEORGE E. BATTLE JR.
President of the Board of Bishops
of the AME Zion Church,
Charlotte, North Carolina

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

RAYMOND A. BRYAN JR.
Chairman and Chief Executive Officer,
T.A. Loving Company
Goldsboro, North Carolina

JOHN F.A.V. CECIL
President, Biltmore Farms, Inc.
Biltmore, North Carolina

JOHN W. COPELAND
President, Ruddick Corporation
Charlotte, North Carolina

JOHN CROSLAND JR.
Chairman and President,
The Crosland Group, Inc.
Charlotte, North Carolina

J. WILLIAM DISHER
Chairman, Lance, Inc.
Charlotte, North Carolina

MALCOLM E. EVERETT III
Chairman, President and Chief
Executive Officer, First Union National
Bank of North Carolina
Charlotte, North Carolina

JAMES F. GOODMON
President and Chief Executive Officer,
Capitol Broadcasting Company, Inc.
Raleigh, North Carolina

SHELTON GORELICK
President, SGIC, Inc.
Charlotte, North Carolina

                    BANK BOARDS OF DIRECTORS

CHARLES L. GRACE
President, Cummins Atlantic, Inc.
Charlotte, North Carolina

JAMES E.S. HYNES
Chairman, Hynes Sales Company
Charlotte, North Carolina

MACKEY J. MCDONALD
President and Chief Executive Officer,
VF Corporation
Wyomissing, Pennsylvania

EARL N. PHILLIPS JR.
President and Chief Executive Officer,
First Factors Corporation
High Point, North Carolina

J.G. POOLE JR.
Chairman and President,
Gregory Poole Equipment Company
Raleigh, North Carolina

JOHN P. ROSTAN III
General Partner,
Heritage Investments, LLP
Valdese, North Carolina

NELSON SCHWAB III
Managing Director, Carousel
Capital Company
Charlotte, North Carolina

CHARLES M. SHELTON
General Partner,
The Shelton Companies
Charlotte, North Carolina

GEORGE SHINN
Chairman, Shinn Enterprises Inc.
Charlotte, North Carolina

HARLEY F. SHUFORD JR.
Chairman, Shuford Industries
Hickory, North Carolina

STANLEY E. WRIGHT**
Retired President and Chief Executive
Officer, Raleigh Federal Savings Bank
Raleigh, North Carolina


FIRST UNION NATIONAL BANK
OF GEORGIA

JUANITA P. BARANCO
Executive Vice President,
Baranco Automotive, Inc.
Decatur, Georgia

W. FRANK BLOUNT
Chief Executive Officer,
Telstra Communications Inc.
Sydney, Australia

OTIS A. BRUMBY JR.
Publisher and Chief Executive Officer,
The Marietta Daily Journal
and Neighbor Newspapers Inc.
Marietta, Georgia

DAVID M. CARROLL
President and Chief Executive Officer,
First Union National Bank of Georgia
Atlanta, Georgia

JOHN E. CAY III
President and Chief Executive Officer,
Palmer & Cay/Carswell, Inc.
Savannah, Georgia

THOMAS W. COLE JR.
President, Clark Atlanta University
Atlanta, Georgia

EDWIN M. CRAWFORD
Chairman, President and Chief
Executive Officer, Charter
Medical Corporation
Atlanta, Georgia

JERE A. DRUMMOND
President and Chief Executive Officer,
BellSouth Telecommunications Inc.
Atlanta, Georgia

HARALD R. HANSEN
Chairman, First Union National
Bank of Georgia
Atlanta, Georgia

J. MADDEN HATCHER JR.
Attorney, Bradley & Hatcher
Columbus, Georgia

JAMES W. KEY
Investor
Columbus, Georgia

WYCK A. KNOX JR.
Attorney, Kilpatrick and Cody
Augusta, Georgia

DAVID L. KOLB
Chairman and Chief Executive Officer,
Mohawk Industries, Inc.
Atlanta, Georgia

J. ROBERT LOGAN
Partner, Georgia Ear Institute
Savannah, Georgia

ROBERT C. MCMAHAN
President and Chief Executive Officer,
Golden Point Group, Inc.
Tucker, Georgia

C.V. NALLEY III
President and Chief Executive Officer,
The Nalley Companies
Atlanta, Georgia

WALTON K. NUSSBAUM
Investor
Savannah, Georgia

THOMAS H. PACER
Executive Vice President and Head of
General Banking Group, First Union
National Bank of Georgia
Atlanta, Georgia

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

DONALD S. BEYER JR.***
Vice President, Don Beyer Volvo
Falls Church, Virginia

J. RICHARD CARLING
Vice Chairman,
First Union National Bank of Virginia
Roanoke, Virginia

JAMES B. CRAWFORD
Chairman and Chief Executive Officer,
James River Coal Co., Inc.
Richmond, Virginia

WARNER N. DALHOUSE
Chairman, First Union National
Bank of Virginia
Roanoke, Virginia

ALICE W. HANDY
Treasurer, University of Virginia
Charlottesville, Virginia

ROBERT W. HELMS
Vice Chairman, First Union
National Bank of Virginia
Roanoke, Virginia

JAMES T. HOLLAND
President and Chief Executive Officer,
O'Sullivan Corporation
Winchester, Virginia

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

WILLIAM E. LAVERY
President Emeritus, Virginia Polytechnic
Institute and State University
Blacksburg, Virginia

THOMAS L. ROBERTSON
President and Chief Executive Officer,
Carilion Health System
Roanoke, Virginia

WILLIAM G. SHENKIR
Professor, University of Virginia
Charlottesville, Virginia

DONALD G. SMITH
Chairman and Chief Executive Officer,
Roanoke Electric Steel Corporation
Roanoke, Virginia

GLENN O. THORNHILL JR.
Chairman and Chief Executive Officer,
Maid Bess Corporation
Salem, Virginia

PAUL E. TORGERSEN
President, Virginia Polytechnic Institute and State University
Blacksburg, Virginia


FIRST UNION NATIONAL BANK
OF SOUTH CAROLINA

LOUIS P. BATSON JR.**
Chairman and Chief Executive Officer,
Louis P. Batson Company
Greenville, South Carolina

PETER C. BROWNING
President and Chief Operating Officer,
Sonoco Products Company
Hartsville, South Carolina

GEORGE C. FANT JR.
Investor
Columbia, South Carolina

KESTER S. FREEMAN
President and Chief Executive Officer,
Richland Memorial Hospital
Columbia, South Carolina

LYNN W. HODGE
Executive Vice President, First Union
National Bank of South Carolina
Greenwood, South Carolina

WILLIAM M. HULL JR.
President, Rock Hill Eye Clinic
Rock Hill, South Carolina

I.S. LEEVY JOHNSON
Attorney, Johnson, Toal &
Battiste, P.A.
Columbia, South Carolina

HARRY M. LIGHTSEY JR.
Attorney, McNair Law Firm
Columbia, South Carolina

  * Directors of First Fidelity
    at December 31, 1995
 ** As of January 11, 1996.
*** Retiring directors.

              BANK BOARDS OF DIRECTORS AND PRINCIPAL SUBSIDIARIES

STEVEN R. MCCLELLAN
Executive Vice President, First Union
National Bank of South Carolina
Greenville, South Carolina

JAMES E. MCDONALD
Attorney, Burns, McDonald,
Bradford, Patrick and Tinsley
Greenwood, South Carolina

PATRICK W. MCKINNEY
President, Kiawah Island
Real Estate Inc.
Charleston, South Carolina

F. CREIGHTON MCMASTER
Chief Executive Officer,
Winnsboro Petroleum Company Inc.
Winnsboro, South Carolina

RALPH L. OGDEN
Investor
Greenville, South Carolina

JOHN D. ORR
President, Orr Company
Florence, South Carolina

WILLIAM L. OTIS JR.
Chairman and Chief Executive Officer,
Columbia Lumber and
Manufacturing Co.
Columbia, South Carolina

JOSEPH P. RILEY JR.
Mayor, City of Charleston
Charleston, South Carolina

ALFRED B. ROBINSON
President, Robinson Company, Inc.
Easley, South Carolina

SUE A. SOMMER-KRESSE
Vice President for Enrollment
Management, College of Charleston
Charleston, South Carolina

SIDNEY B. TATE
Chairman, President and Chief
Executive Officer, First Union National
Bank of South Carolina
Greenville, South Carolina


FIRST UNION NATIONAL BANK
OF TENNESSEE

T.B. BOYD III
President and Chief Executive Officer,
National Baptist Publishing Board
Nashville, Tennessee

FRANK M. BUMSTEAD*
Chairman, Flood, Bumstead,
McCready & Sales Financial Inc.
Nashville, Tennessee

DAVIS H. CARR
Attorney, Boult, Cummings,
Conners and Berry
Nashville, Tennessee


HAYWOOD D. COCHRANE JR.**
President and Chief Executive Officer,
Allied Clinical Laboratories, Inc.
Nashville, Tennessee

COLLEEN CONWAY-WELCH
Dean, School of Nursing,
Vanderbilt University
Nashville, Tennessee

JOHN P. COOPER
Investor
Nashville, Tennessee

J. WILLIAM DENNY
President, Nashville Gas Division
of Piedmont Natural Gas Inc.
Nashville, Tennessee

LLOYD C. ELAM
Mental Health
Associates of Nashville
Nashville, Tennessee

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

REESE L. SMITH III*
President, Haury Smith Contractors Inc.
Nashville, Tennessee

JACK B. TURNER
President, Jack B. Turner &
Associates Inc.
Clarksville, Tennessee

GEORGE L. YOWELL
President, Tennessee Tomorrow, Inc.
Nashville, Tennessee

 * As of February 20, 1996.
** Retiring directors.


FIRST UNION NATIONAL BANK
OF FLORIDA
A full-service commercial bank
with 555 offices.
225 Water Street
Jacksonville, Florida 32202
904-361-2265

FIRST UNION NATIONAL BANK
OF NORTH CAROLINA
A full-service commercial bank
with 250 offices.
One First Union Center
Charlotte, North Carolina 28288
704-374-6161

FIRST UNION NATIONAL BANK
OF GEORGIA
A full-service commercial bank
with 140 offices.
999 Peachtree Street, Suite 1200
Atlanta, Georgia 30309
404-827-7100

FIRST UNION NATIONAL BANK
OF VIRGINIA
A full-service commercial bank
with 163 offices.
213 South Jefferson Street
Roanoke, Virginia 24040
540-563-7000

FIRST UNION NATIONAL BANK
OF SOUTH CAROLINA
A full-service commercial bank
with 70 offices.
Insignia Financial Plaza,
One Insignia Place
Greenville, South Carolina 29601
864-255-8000

FIRST UNION NATIONAL BANK
OF TENNESSEE
A full-service commercial bank
with 52 offices.
150 Fourth Avenue North
Nashville, Tennessee 37219
615-251-9200

FIRST UNION NATIONAL BANK
OF WASHINGTON, D.C.
A full-service commercial bank
with 28 offices.
740  15th Street NW
Washington, D.C. 20005
703-821-7777

FIRST UNION NATIONAL BANK
OF MARYLAND
A full-service commercial bank
with 24 offices.
Congressional Plaza Branch
110 Congressional Lane
Rockville, Maryland 20852
301-650-1046


FIRST UNION NATIONAL BANK
(FORMERLY FIRST FIDELITY BANK, N.A.)

A full-service commercial bank
operating 610 offices in Maryland, New
Jersey, New York and Pennsylvania.
202A South Bridge Street
Elkton, Maryland 21921
410-392-2347

FIRST UNION BANK OF CONNECTICUT
(FORMERLY FIRST FIDELITY BANK)
A full-service commercial bank
with 65 offices.
300 Main Street
Stamford, Connecticut 06904
203-348-6211

FIRST UNION BANK OF DELAWARE
(FORMERLY FIRST FIDELITY BANK
OF DELAWARE)
A full-service commercial bank
with 2 offices.
One Rodney Square
920 King Street
Wilmington, Delaware 19801
302-888-7500

FIRST UNION BROKERAGE
SERVICES INC.
Securities brokerage firm.
One First Union Center
Charlotte, North Carolina 28288
704-374-6927

FIRST UNION CAPITAL MARKETS CORP.
Provides a wide range of securities
services in accordance with Federal Reserve
Board powers granted to subsidiaries of
bank holding companies.
One First Union Center
Charlotte, North Carolina 28288
704-383-8757

FIRST UNION HOME EQUITY BANK, N.A.
Offers home equity loans through
143 offices in 35 states.
1000 Louis Rose Place
Charlotte, North Carolina 28262
704-593-9300

FIRST UNION MORTGAGE CORPORATION
Offers a variety of mortgage  banking
and insurance services through 26 offices in 6 states.
Two First Union Center
Charlotte, North Carolina 28288
704-374-6161

FOREIGN OFFICES
NASSAU BRANCH
First Union National Bank
of North Carolina
Nassau, Bahamas

FIRST UNION BANK AND TRUST
(CAYMAN) LTD.
Cayman Islands

FIRST UNION NATIONAL BANK
London, England

                             STOCKHOLDER INFORMATION

FINANCIAL INFORMATION
Analysts, stockholders and other investors seeking financial information about First Union Corporation should contact Barbara Massa, senior vice president for Corporate Communications and Investor Relations, at 704-374-2555 or Sean Fox, vice president for Investor Relations, at 704-374-7060.


FAX-ON-DEMAND
Call 1-800-283-6214 for the latest news announcements through FAX-On-Demand.


INVESTOR RELATIONS
Our Investor Relations staff at 704-374-6782 also can provide information about our dividend reinvestment program and direct deposit of dividends. Copies of our 1995 Form 10-K may be obtained from Investor Relations, Two First Union Center, Charlotte, North Carolina 28288-0206.

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

ANNUAL MEETING
The annual meeting of stockholders will be held at 9:30 a.m. on Tuesday, April 16, 1996, in the auditorium on the 12th floor of Two First Union Center, Charlotte, North Carolina.


STOCK LISTING
First Union Corporation common stock is traded on the New York Stock Exchange under the symbol FTU; preferred stock is listed as FTU prB and FTU prF; and depositary shares are listed as FTU prD.


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


INTERNET ADDRESS
Our Internet global computer address is: http://www.firstunion.com/ or via electronic mail: comments@firstunion.com.

FIRST UNION TOLL-FREE NUMBER
Customers nationwide who wish to open a First Union checking or savings account, transfer funds, apply for mortgage, home equity or car loans, request credit cards and conduct other banking transactions may call: 1-800-413-7898.


SECURITIES AND DEBT RATINGS
First Union Corporation's senior long-term debt is rated A by Standard & Poor's; A1 by Moody's; and A+ by Thomson BankWatch. Subordinated debt is rated A- by S&P; A2 by Moody's; and A by Thomson BankWatch. Commercial paper is rated A-1 by S&P; P-1 by Moody's; and TWB-1 by Thomson BankWatch.

First Union Corporation's subsidiary banks' ratings for short-term letters of credit and certificates of deposit are P-1, A-1 and TBW-1 for Moody's, S&P and Thomson BankWatch, respectively. Long-term senior debt and certificates of deposit are rated A1 and A+ for Moody's and S&P, respectively, except
First Union National Bank of North Carolina, which Moody's rates Aa3.

                               PRODUCT CATALOGUE


Buy financial products at your convenience with First Union through the Internet or toll-free phone lines--24 hours a day, seven days a week. Internet address: http://www.firstunion.com/ Nationwide toll-free phone number: 1-800-413-7898.

First Union's longstanding commitment to customer service means that we must be ready to offer our customers the service and products they want--when, where and how they want them. We are rapidly developing a variety of new tools and delivery channels to allow us to be wherever customers want us, with whatever products they desire. But we already offer the majority of products and services that customers want through direct sales by personal computer or--like a catalogue sales company--through toll-free phone lines.

The computer disk that accompanies this summary annual report allows customers to connect to First Union's site on the Internet global computer network and, throughout the course of 1996, to purchase an increasing selection of products or services. Most of those products and services are already available through one toll-free call to First Union's Direct Bank.

                              BANK VIA THE INTERNET

TODAY
Apply for a credit card; Apply for a consumer loan; Apply for a home equity loan; Manage your commercial cash accounts; Check your IRA balance.


(Picture of Credit Card)


APRIL 1996
Check deposit account balance; Check savings account balance; Check credit card balance; Check consumer loan status; Order checks; Get an interim account statement.

(Picture of House)

DECEMBER 1996
Pay bills on-line; Transfer money between accounts.

(Picture of a Letter)

                               BANK VIA THE PHONE

TODAY
Apply for a mortgage; Apply for a home equity loan or prime equity line;

(Picture of a CheckBook)

Open a checking account; Apply for a car loan; Purchase a certificate of deposit; Transfer money between accounts;

(Picture of a Car)

Open an IRA account; Open automated bill pay accounts; Purchase mutual funds.

(Picture of a Certificate of Deposit)

   Apple, Macintosh and System 7 are registered marks of Apple Computer, Inc.
       Windows and MS-DOS are registered marks of Microsoft Corporation.
         QuickTime and the QuickTime Logo are trademarks under license.
  "This License allows you to use the Software and fonts on a single computer and make one copy of the Software and fonts in machine-readable form for backup purposes only."
      Macromedia and Director are registered trademark of Macromedia, Inc.
         Netscape navigator and Netscape Chat are trademarks of Netscape
      Communications Corporation. Eudora is a registered trademark of the
                Board of Trustees of the University of Illinois
                       licensed to Qualcomm Incorporated.
         All other brand or product names are trademarks or registered marks of their respective holders. Copyright (C) 1996
                   First Union Corporation and its licensors.
                              All rights reserved.


(Picture of QuickTime icon)
(Picture of Macromedia icon)

(First Union Logo Appears Here)

First Union Corporation

1995 Summary Annual Report
Two First Union Center
Charlotte,  NC  28288-0570

(First Union Logo appears in upper right corner, four pictures appear on front cover: one of a tree, one of a man at a computer, another of a building with people walking toward it and last one of two hands shaking)

To Return
Here, Click
First Union
Logo

To Begin,
Click On A
Subject

Quit

DESCRIPTION OF FIRST UNION CD-ROM CONTENT

The following material is from a CD-ROM (the "First Union CD-ROM"), which is enclosed in the written portion of the First Union Corporation ("First Union") 1995 Summary Annual Report. The information on the First Union CD-ROM is, except as noted herein, a part of the 1995 Summary Annual Report. As such, the First Union CD-ROM is not deemed "filed" with the Securities and Exchange Commission. The First Union CD-Rom allows users to explore detailed information about First Union by utilizing several mediums contained on the disk. The First Union CD-Rom contains an electronic version of the written portion of First Union's 1995 Summary Annual Report, spreadsheet files with certain financial data from the 1995 Annual Report on Form 10-K, an overview of First Union presented in an interactive multimedia format, and an Internet Browser for accessing First Union's home pages from a PC.

The four sections contained on the First Union CD-ROM are:

1. 1995 Summary Annual Report - This electronic version of the written portion of First Union's 1995 Summary Annual Report provides readers with the option of viewing and storing the report on their PC or Macintosh computer. Enhanced features like word search and bookmarking make this version more functional than the traditional paper version.

2. Spread Sheet Files - The spread sheet files for certain financial tables contained in First Union's 1995 Annual Report on Form 10-K. Shareholders and analysts will find this feature useful as they can now easily integrate First Union financials into their models. The Spread Sheet Files have been extracted from financial statements filed with the Securities and Exchange Commission as Exhibits (13)(b) and (13)(c) to the 1995 Annual Report on Form 10-K.

3. Internet Browser for PC - This Internet browser connects users directly with First Union's home pages and provides access to the Internet, as well as electronic mail, through service provided by MCI. The First Union Internet home page which is connected via the Internet Browser for PC contains information relating to First Union products and services and neither the contents of such home page nor the Internet Browser computer program is deemed a part of the 1995 Summary Annual Report and therefore is not being filed herewith.

4. Multimedia Presentation - This interactive presentation focuses on various aspects of First Union, including First Union's history, management philosophy, technology, business lines, and shareholder value through the use of video, animation, graphics, charts, and text. The text of such Multimedia Presentation is presented on the following pages.

(Background drawing of tree, First Union logo upper right)

The History Of First Union

A Track Record of Strategic Growth


HISTORY
THE EARLY YEARS
THE EXPANSION YEARS
1995 OVERVIEW

Although we have enjoyed steady expansion for nearly nine decades, First Union has never believed in growth solely for the sake of growth. Our history proves that we take time necessary to examine the basics before we expand, targeting those areas where our special strengths, expand, targeting those areas where our special strengths, market presence and proprietary innovations make the most difference.

(Background photo of building, tree drawing upper left, First Union logo upper right)

The Early Years:
Growth as A Bank

HISTORY
THE EARLY YEARS

Building A Foundation For The Future

First Union has grown from a roll top desk in a hotel lobby to one of the most accessible banking organizations in the United States. We did not achieve this type of success by accident. We achieved it by following the basic principles set forth by our founder over 90 years ago.

(Background photo of H.M. Victor, tree drawing upper left, First
Union logo upper right)

The Beginning

HISTORY
THE EARLY YEARS

A Well-Grounded Business Approach From The Start

First Union was founded in 1908 as Union National Bank by H.M. Victor in Charlotte, N.C. Victor raised funds selling 1,000 shares of stock at $100 each. Known for his conservative lending approach, legend has it that when he agreed to finance an auto loan, he held the keys until the loan was paid off.

Victor believed in high credit quality, strong financial performance and excellent customer service. This responsible approach brought Union National successfully through several difficult economic eras, including the Great Depression of the 1930s. These same principles guide present-day First Union as we position ourselves for a future of continued growth.

(Background photo of First National Bank, tree drawing upper left, First Union logo upper right)

Post WWII

HISTORY
THE EARLY YEARS

Meeting The Needs Of A Growing Consumer And Corporate Base

Modern finance and technology revolutionized the world after World War II, opening up borders, encouraging trade and triggering the largest cross-country flows of currency in history. Union National met the challenges of these new demands and its rapidly growing client base by merging with First National Bank of Asheville, N.C. in 1958.

Not only did this merger form the basis for a modern-day First Union, it also signaled the beginning of a new strategy that would prove increasingly successful as the years went by. The strategy: identify a strong merger partner with complementing strengths and unite to form an even stronger organization focused on common goals.

(Tree drawing upper left, First Union logo upper right, background drawing of communication, technology, & agricultural symbols)

Early Innovations

HISTORY
THE EARLY YEARS

Responding To Market Needs With New Products And Technology

First Union became the first bank to open a branch office in Charlotte, N.C. It later became the first bank in the region to offer a flat-fee checking account and the first to offer a charge card - well before the advent of Visa and MasterCard.

In 1986, First Union became the first bank in the nation to link its branches by satellite for data transmission purposes. This innovative spirit endures today in the form of our superior technological edge.

(Background photo of C.C. Cameron & drawing of house, tree drawing upper left, First Union logo upper right)

Focused On Growth

HISTORY
THE EARLY YEARS

C.C. Cameron
First Union
Chief Executive Officer
1968-1985

A $50 Billion Dollar Business Begins With Innovative Expansion

In 1964, First Union acquired Raleigh-based Cameron-Brown Company, a national mortgage banking and insurance firm grandfathered by the Bank Holding Company Act of 1956 to sell non-credit insurance and mortgages on a national basis. With this acquisition, we became one of the few banks in the nation to offer its customers a full line of insurance and mortgage products.

Renamed First Union Mortgage Corporation in 1986, our mortgage banking company now ranks among the nation's top 10 servicers of residential loans with a portfolio exceeding $50 billion.

(Tree drawing upper left, First Union logo upper right

The Expansion Years

HISTORY
EXPANSION YEARS

An Acceleration Of Planned Growth Creates A Regional Leader

Customer demands guided our growth efforts in the 1980s and beyond. Through strategic mergers and well-chosen acquisitions, we expanded our market base, consumer credit product lines, brokerage and mutual fund products, and corporate lending and investment services.

(Tree drawing upper left, First Union logo upper right)

The Expansion Years

HISTORY
EXPANSION YEARS

An Acceleration Of Planned Growth Creates A Regional Leader

(Area graph bottom center plotting asset growth data)

Asset Growth
(in billions)

1985       20.1
1986       26.8
1987       38.5
1988       41.4
1989       45.5
1990       54.6
1991       59.3
1992       63.8
1993       70.8
1994       77.3
1995      131.9

(Tree drawing upper left, First Union logo upper right)

Our Vision

HISTORY
EXPANSION YEARS

There Will Always Be A Need For Better Ways Of Doing Business

More than ten years ago, First Union determined what it would take to survive in the future: we needed to build our scope and scale; to become more entrepreneurial and visionary; to diversify our sources of earnings; and to manage our asset quality. Most important, we needed to maintain our priorities on customer service and innovative investments for the future.

The remarkable decade of growth that followed this determination strengthened our position as a regional financial services leader and brought us closer to our main goal: becoming the prototype financial services company of the future.

(Tree drawing upper left, First Union logo upper right, background photo of Edward Crutchfield, Northwestern Financial logo lower right)

Our Strategy

HISTORY
EXPANSION YEARS

Edward E. Crutchfield
Chairman and Chief Executive Officer
1985-present

Realizing A Vision Requires Leaders And Resources

In 1985, Ed Crutchfield became Chairman of First Union and launched the interstate expansion program that has served the company so well. Heading this initiative was an unprecedented merger with Northwestern Financial Corporation of Greensboro, N.C. This event was the largest banking merger in the history of North Carolina. It created the state's second largest bank as well as First Union's flagship banking operation for the future.

(Tree drawing upper left, First Union logo upper right, background -
The logos of six of the largest financial institutions which First Union has acquired over the years move one by one to merge into the First Union logo which then expands, filling the screen.)


1995:  The Culmination Of Our Growth

HISTORY
1995 OVERVIEW

A Decade of Strategic Expansion Ends With A Historic Merger

1995 may well be remembered as the single most important year in First Union's history, highlighted by our historic merger with First Fidelity that not only dramatically increased our retail customer base, but also expanded our geographic reach north to key high net worth retail and mid-size business markets - catapulting First Union from a regional leader to a national presence.

(Tree drawing upper left, First Union logo upper right and center page)

1995:  The Culmination Of Our Growth

HISTORY
1995 OVERVIEW

A Decade of Strategic Expansion Ends With A Historic Merger

(Tree drawing upper left, First Union logo upper right, background map of eastern seaboard. Interactive Map - When the user clicks on "First Fidelity Region" or "First Union Region" the corresponding states on map are highlighted.)

Combining Our Strengths

HISTORY
1995 OVERVIEW

The Financial Services Company Of The Future

First Union and First Fidelity have the combined market strength to take full advantage of the technological developments, consolidation opportunities and the changing financial services landscape to produce superior shareholder returns both now and into the next century.

(Tree drawing upper left, First Union logo upper right, shaded map of eastern seaboard)

Combining Our Strengths

HISTORY
1995 OVERVIEW

The Financial Services Company Of The Future

FIRST FIDELITY REGION

FIRST UNION REGION

(Tree drawing upper left, First Union logo upper right, background photo of State Bank of Newark)

A Proven Partner

HISTORY
1995 OVERVIEW

First Fidelity's Own History And Approach Proves It a Worthy Partner

First Fidelity was founded in 1813 as the State Bank of Newark by William S. Pennington, a revolutionary war veteran and a future governor of New Jersey. Rapid growth followed the Civil War and by the 1930's, First Fidelity was well-capitalized enough to ride out the Great Depression without ever halting customer withdrawals. 1949 began a series of mergers responsible for its present-day scope and strength. In the 1970's, it expanded throughout New Jersey as First National Bancorporation. A 1984 merger with Fidelity Union created the name First Fidelity. In 1988, a merger with Fidelcor of Philadelphia transformed First Fidelity into a well-positioned, super-regional interstate banking company, setting the stage for its future merger with First Union.

(Tree drawing upper left, First Union logo upper right)

True Synergy

HISTORY
1995 OVERVIEW

Combining Forces - And Resources - For The Future

By combining forces, First Union and First Fidelity capitalized on their common strategies of aggressive but carefully managed growth; their similar focus on retail and middle-market customers; their complementing technologies; and compatible management styles.

These consensus strengths will help First Union to effectively leverage its expanded product and technological advantages over a larger customer base, realizing economies of scale in the process.

(Tree drawing upper left, First Union logo upper right)

True Synergy

HISTORY
1995 OVERVIEW

Combining Forces - And Resources - For The Future

        First Union & First Fidelity's regions produce
        35% of the nation's gross national product

(Pie chart bottom center plotting gross domestic product data)

(total $ in billions)

__  First Fidelity Region       $901
__  First Union Region           815
__  E.N. Central                 798
__  Pacific                      854
__  W.S. Central                 489
__  W.N. Central                 326
__  New England (exlud.CT)       207
__  E.S. Central                 243
__  Mountain                     242

    Total                     $4,875

(Tree drawing upper left, First Union logo upper right)

The Future

HISTORY
1995 OVERVIEW

Shared Fundamentals Will Fuel Our Future Success

An important element of our future success will be the fundamental priorities that our new management team shares. We intend to implement our ambitious vision for continual growth through a prudent management strategy that preserves the elements of our common value system: superior shareholder returns and superior customer service.

Today, First Union, one of the nation's most accessible banks, is well-prepared to take advantage of the competitive edge it has created.
We are ready and able to reap the rewards of nearly a century of strategic growth, while carefully nurturing our strengths and resources.

(Tree drawing upper left, First Union logo upper right)

The Future

HISTORY
1995 OVERVIEW

Shared Fundamentals Will Fuel Our Future Success

        First Union & First Fidelity's regions account for 37% of the nation's middle-class companies

(Pie chart bottom center plotting middle-class company data)

(total $ in billions)

__  First Fidelity Region       21,100
__  First Union Region          19,825
__  E.N. Central                19,361
__  Pacific                     16,243
__  W.S. Central                11,041
__  W.N. Central                 7,985
__  New England                  6,880
__  E.S. Central                 6,119
__  Mountain                     5,214

    Total                      115,773

(Background drawing of man standing by window in bank, First Union logo upper right)

First Union Today

We Are Among The Most Accessible Banks In The Nation


                                FIRST UNION TODAY

                                TECHNOLOGY LEADER
                                MGMT PHILOSOPHY
                                BUSINESS REACH
                                COMMUNITY ACTION

With nearly 2,000 branches stretching from New York to Key West and nearly 200 offices in 37 states, First Union is clearly one of the most accessible banks in the U.S.
Altogether, our more than 44,000 employees provide a full range of financial services to a total of 11 million customers nationwide.

(Drawing of man at computer upper left, First Union logo upper right, background photo of person holding compact disc, computer keyboard, photo of John R. Georgius, Vice Chairman, First Union Corporation)

Technological Strengths

A Philosophy Of Disciplined Re-Investment In Technology

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER

                                SINGLE SYSTEM
                                PROJECT EMERALD
                                CUSTOMER CENTERS
                                DELIVERY CHANNELS

First Union is committed to innovations in tech-nology. Our priorities are guided by three primary concerns: long-term shareholder interests, benefits to customers and business unit needs. Each project is screened according to a cost/benefit analysis, and we have the discipline to terminate initiatives if objectives are not being met.

"Success, for us, is going to come from unparalleled execution, day in and day out, with every single transaction, in the area of sales, service and efficiency, and giving customers what they want. And our success is also going to come from understanding and adapting to the changing service delivery and product requirements of our customer base."

(Drawing of man at computer upper left, First Union logo upper right, background photo of person holding compact disc, computer keyboard, photo of Austin Adams bottom left)

Single Operating Platform

The Benefits Of A Single Operating Platform

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                SINGLE SYSTEM

Ten years ago, First Union began investing in a single system and common products and software. This effort to streamline and consolidate operations has saved us several hundred million dollars of annual operating expenses since 1985.

"First Union has this competitive advantage:
Everyone in the company supports the idea that operating systems must be built and maintained through synergistic, cooperative effort."

Austin A. Adams
Executive Vice President for
Automation and Operations

(Drawing of man at computer upper left, First Union logo upper right, background photo of person holding compact disc, woman sitting at computer)

Single Operating Platform

Providing First Union With A Competitive Advantage In Speed

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                SINGLE SYSTEM

Speed is the most important advantage to our single system platform. These systems let us introduce new products faster, provide more rapid service and more easily access management information. This technology also expedites bids for acquisitions and allows for quick conversion to our platform. The average conversion time for the eight bank-related acquisitions we completed in 1995 was an impressive two months.

By July 1996, the entire combined company will be on our single operating platform.

(Drawing of man at computer upper left, First Union logo upper right, background photo of person holding compact disc, woman sitting at computer)

Single Operating Platform

Providing First Union With A Competitive Advantage In Speed

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                SINGLE SYSTEM

                        CT  NY  NJ  PA  DE  MD  DC  VA  TN  NC  SC  GA  FL

Deposit Systems         X   X   X   X   X   X   X   X   X   X   X   X   X
Branch Systems/ATMs     X   X   X   X   X   X   X   X   X   X   X   X   X
Consumer Loans          X   X   X   X   X   X   X   X   X   X   X   X   X
General Ledger          X   X   X   X   X   X   X   X   X   X   X   X   X
Capital Management      X   X   X   X   X   X   X   X   X   X   X   X   X
Mortgage Loans          X   X   X   X   X   X   X   X   X   X   X   X   X
Human Resources         X   X   X   X   X   X   X   X   X   X   X   X   X
                                        (chart)

(Drawing of man at computer upper left, First Union logo upper right, background photo of person holding compact disc, woman sitting at computer)

Single Operating Platform

Technological Savings Support Revenue-Building Initiatives

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                SINGLE SYSTEM

Our investment in single systems is paying off significantly. We have been able to commit more dollars to revenue-building efforts:
$200 million in technology savings was redeployed into revenue enhancements for our branch system in 1995.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union bank, Project Emerald logo bottom right)

Project Emerald

Our Premier Deposit System Is One Of The Largest In The U.S.

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                PROJECT EMERALD

Project Emerald is First Union's premier deposit system and the second largest in the U.S. based on number of customers. It allows pricing of up to 999 different products, with 10 tier price levels per product down to the branch level.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union bank, Project Emerald logo bottom right)

Project Emerald

Product Flexibility Gives Us A Competitive Edge

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                PROJECT EMERALD

Project Emerald's flexibility allows us to quickly tailor products to meet current consumer demand and distribute them to our 2,000 plus branches instantly. This means we can maintain a competitive edge in pricing and products while providing product line consistency across our growing region.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union bank, Project Emerald logo bottom)

Project Emerald

Rapid Conversion Makes Banking History

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                PROJECT EMERALD

Project Emerald was completed in early 1994 and will go down in banking history as the largest and fastest such conversion of its kind. Its timeliness paid off, helping to dramatically reduce conversion times for subsequent acquisitions. This same speed is evident in the conversion schedule for our merger with the First Fidelity system: current plans call for completion by July 1996.

(Drawing of man at computer upper left, First Union logo upper right, background photos of First Union building and parking lot)

Customer Relationship Center

Our Innovative Direct Bank Provides Consumers With Comprehensive
24-Hour Services

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                CUSTOMER CENTERS

As part of First Union's commitment to being the most helpful and convenient customer service provider, we have put our technology to use in establishing an innovative Customer Relationship Center we call the Direct Bank. The Direct Bank can be reached via a toll-free 800 number 24 hours a day throughout all 50 states.

(Drawing of man at computer upper left, First Union logo upper right, background drawings of house and car)

Customer Relationship Center

Offering Customers A Full Range Of Banking And Investment Services

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                CUSTOMER CENTERS

When a customer calls in to the Direct Bank, Customer Service Representatives can access the customer's complete profile on a computer screen and answer questions about the customer's account while the customer remains on the phone.

Customer Service Representatives can also help anyone in the U.S. open a checking or savings account; transfer funds; apply for a mortgage, home equity or car loan; request a credit card and conduct other banking transactions. New services to be added to the Direct Bank will allow customers to purchase a wide variety of investment products, including mutual funds and annuities.

(Drawing of man at computer upper left, First Union logo upper right, background photo of woman in bank)

Customer Relationship Center

Enthusiastic Response Shows Strong Consumer Acceptance Of
The Direct Bank Concept

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                CUSTOMER CENTERS

In the first 3 months of operation, the Direct Bank established relationships with 1,300 customers, providing them with more than 2,000 products - including 109 mortgage loans worth more than $8 million - while attracting nearly $5 million in deposits.

In a self-conducted survey, 98% of the Direct Bank's customers said they would recommend us to others; on a 5.0 scale, the sales staff was rated 4.93 for courtesy and 4.98 for knowledge. When asked to compare their Direct Bank experience to experiences at branch banking, customers gave the Direct Bank a 4.6 rating.

(Drawing of man at computer upper left, First Union logo upper right, background photo of woman standing at First Union ATM)

Alternative Delivery Channels

First Union Leads The Way In Developing New Ways To Access Services

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                DELIVERY CHANNELS

The most visible indication of First Union's leadership position in technology is our ability to create and capitalize on alternative delivery channels. We have pioneered a number of popular products and services such as smart cards, Internet banking and enhanced ATMs. We currently have 18 pilot projects in development or scheduled for implementation.

(Drawing of man at computer upper left, First Union logo upper right, photo of keyboard bottom right)

Alternative Delivery Channels

First Union Was One Of The First Major Banks To Establish An Internet Presence

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                DELIVERY CHANNELS

In January 1995, First Union became one of the first major U.S. banks to open a web page on the Internet. Today, our Website averages 25 credit card applications and over 15,000 visits daily. We have also service marked many of the everyday words used on the Internet, including "Cyberbanking", "First Access Network", "CommunityCommerce" and several others.

(Drawing of man at computer upper left, First Union logo upper right, background photo of telephone keypad)

Alternative Delivery Channels

We Intend To Maintain This Competitive Edge In The Years To Come

                                FIRST UNION TODAY
                                TECHNOLOGY LEADER
                                DELIVERY CHANNELS

In November 1995, through a combined effort with MCI, we began distributing Internet browsers that open on the First Union web page.
By the end of 1996, we expect to have a diverse mix of Internet applications operating. A cash management system called WebInVision has already made its debut. Our goal is to maintain our competitive edge through enhanced technology.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union bank branch)

Alternative Delivery Channels

Alternative Delivery Channels Fuel Customer Expansion

                               FIRST UNION TODAY
                               TECHNOLOGY LEADER
                               DELIVERY CHANNELS

Other alternative delivery channels now under development include two-way, interactive videos in our branches which will be used to sell mutual funds, mortgages and other products; home banking; stored value cards; debit cards; and many other outlets. First Union will leverage the use of this new technology as we expand our customer base through the next century.

(Drawing of man at computer upper left, First Union logo upper right, background photo of satellite dish)

Alternative Delivery Channels

Satellite System Streamlines Operations

                               FIRST UNION TODAY
                               TECHNOLOGY LEADER
                               DELIVERY CHANNELS

Our commitment to alternative delivery channels extends to management operations as well. First Union was the first major U.S. bank to complete a satellite data network between all branch banking locations. Consequently, we are the only bank in the nation doing live, interactive broadcasts by satellite, including training, sales and other informational programs.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Management Philosophy

Building On Our Strengths Through Internal Growth

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY

                                MISSION STATEMENT
                                STRATEGIC VISION

After a decade of strategic expansion, First Union is focusing primarily on generating growth internally by expanding our new and existing lines of business. While focused on internal growth, we also will be alert to acquisition opportunities to expand these businesses. It is a time to profit from, and to maximize, the strengths we have so carefully built.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building, photos of Anthony Terracciano, Edward Crutchfield, & John Georgius across bottom)

Management Philosophy

Building On Our Strengths Through Internal Growth

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY

                                MISSION STATEMENT
                                STRATEGIC VISION

Anthony P. Terracciano
     President,
First Union Corporation

"Now from the point of view of First Union, they have been making significant investments in what I called `strategic infrastructure.' Not only upgrading what they have now but getting ready for the changes that are coming in this industry. CUT TO: And if you look at the performance of First Union as we did in the '89 to '92 period, which was probably one of the most painful periods of my life and one of the most painful periods in the life of this industry, you've got to be impressed with the way these folks have blended growth with prudence."



Edward E. Crutchfield
  Chairman and Chief
  Executive Officer,
 First Union Corporation


"So the best thing you can do, I think, is to keep the organization chart as-- as flat as you can. Stay in touch with what's happening on the sidewalk out there. And simply -- try to pull bureaucratic behavior up by the roots wherever you find it. CUT TO: The biggest concern I have about a big company that we have become, is that we do not get bureaucratic, and that we do not become a cold, impersonal type of company, like so many big companies have. CUT TO: We'll go with-- with what the customer wants, rather than try to tell the customer what we want him to do."



   John R. Georgius
    Vice Chairman,
First Union Corporation

"So you can't just put technology in and expect customers to come. You have to put technology in and offer it to them in a way that will be appealing; that will make them feel comfortable using those vehicles. And if we do that right-- all of this technology will blend very nicely with our strategies. CUT
TO: So what we really want to do is have this technology serve the customer, so that they can receive services from First Union, when they want it, where they want it, and how they want it."

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building & people in meeting)

Mission Statement

First Union's Goal: To Become The Premier Financial Services Provider Of The Future

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT

                                MGMT APPROACH
                                VALUE STATEMENT

First Union intends to be a leader in the rapidly changing financial services industry. We believe the key to success in this rapidly changing environment is to provide customers what they want, where they want it and when they want it.

We intend to reach our financial goals by enhancing earnings growth through geographic and product diversity; by providing innovative financial solutions and a broad selection of products; and by increasing the production and profitability of our specialty businesses.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Management Approach

A Decade Of Product, Geographic And Services Expansion Has Prepared Us
For Success

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                MGMT APPROACH

In the years ahead, we plan to maximize the competitive advantages our decade of expansion has created:

        * An extensive and diversified customer base.

        * Multiple sources of earnings as a result of our geographic and product diversity.

        * A flexible operating structure and a single operating system that helps us introduce new products faster and serve customers better.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Management Approach

Technology And Knowledge-Based Marketing Fuel Internal Growth

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                MGMT APPROACH

For at least the next five years, First Union intends to focus primarily on generating growth internally, by maximizing and maintaining our competitive advantages in technology and by further developing the marketing tools necessary to secure a future industry leadership position.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Management Approach

We Will Maintain Our Personal Customer Interactions

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                MGMT APPROACH

First Union is now able to offer products and services traditionally provided only by Wall Street investment banking firms. But this does not mean we have changed our focus on Main Street and the needs of our customers. Our management approach includes the delegation of significant authority to geographic and product specialty areas, which ensures that our local bankers always have both the means and the authority to provide complete customer satisfaction.

The only real difference is that customers no longer have a need to go elsewhere to have all of their financial needs met.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Management Approach

We Use Technology To Increase - Not Replace - Personal Attention To
Customer Needs

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                MGMT APPROACH

Our technological endeavors support better analysis of customer needs and better distribution of our services to customers. For example, First Union now provides services ranging from financial planning for individuals to sophisticated financial problem-solving solutions for commercial customers. Staff at local branches have technological tools at their fingertips that allow them to quickly identify the customers' needs and pinpoint the areas within First Union best equipped to meet these needs.

This capability means we can meet client needs faster and more efficiently - while freeing up the time of our representatives to provide personal attention and customer service.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Management Approach

Closing In On A Position As The Industry Leader Of The Future

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                MGMT APPROACH

Our management approach will transform First Union into the industry prototype of the future:

        * A full-service financial organization capable of providing virtually any service anywhere, delivered to the doorstep of the customer and tailored to the customer's individual needs.

Our size, our scope and our resources put us in a strong position to become the leading financial services company of the 21st century.

(Drawing of man at computer upper left, First Union logo upper right, background photo of 4 people in meeting)

Statement Of Values

We Put Our Commitment To Strong Relationships In Writing

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                VALUE STATEMENT

First Union places the highest priority on its relationships - with customers, shareholders, employees and the communities we serve. To this end, we have developed a formal Statement of Values that applies to everything we do.

(Drawing of man at computer upper left, First Union logo upper right, background photo of 4 people in meeting)

Statement Of Values

Our Commitment To Customers Is Based On Absolute Satisfaction


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                VALUE STATEMENT

Our primary mission is to provide total customer satisfaction. We seek to achieve this by always exceeding the customer's expectations and by enhancing our customers' financial well-being.

(Drawing of man at computer upper left, First Union logo upper right, background photo of 4 people in meeting)

Statement Of Values

Our Commitment To Shareholders Is Based On Maintaining Financial Strength


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                VALUE STATEMENT

Our goal is to maintain a strong, mutually beneficial relationship with our shareholders by outperforming our peers in building long-term shareholder value. The other key aspect of maintaining this bond is to be a sound, well-managed and innovative corporation.

(Drawing of man at computer upper left, First Union logo upper right, background photo of 4 people in meeting)

Statement Of Values

Our Commitment to Employees Is Absolute: They Are Our Most Important Asset


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                VALUE STATEMENT

First Union's employees are our most important asset. We believe in being candid, open and honest in all of our interactions. We strive to ensure that all employees understand our corporate vision as well as the strategies and individual roles that support it. We foster and reward teamwork at all levels and create a cooperative environment for setting goals, seeking input, meeting personal objectives and encouraging individual responsibility.

(Drawing of man at computer upper left, First Union logo upper right, background photo of 4 people in meeting)

Statement Of Values

We Strive To Contribute to the Communities We Serve


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                MISSION STATEMENT
                                VALUE STATEMENT

First Union believes we have a responsibility to give back to the communities we serve. We conduct our business with dedication to the highest ethical standards. We provide financial support that stimulates development while improving the quality of life in all our communities. We also encourage employee participation in community improvement activities.

(Drawing of man at computer upper left, First Union logo upper right, background photos of person holding compact disc, ground view of First Union building, photo of Edward Crutchfield)

Strategic Vision

In An Increasingly Competitive Marketplace, Only The Swift Will Survive

FIRST UNION

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION

                                INDUSTRY CONSOL
                                TECHNOLOGY
                                CHNG DEMOGRAPHICS
                                KEY MKT SEGMENTS

Innovation, flexibility and financial strength are crucial to survival in the increasingly competitive financial services industry. First Union is committed to staying at the forefront of the financial services industry by monitoring industry trends and customer preferences and responding rapidly to them.

In other words, we are not content with today's success. We continually question what the marketplace will need tomorrow and then marshal our resources to quickly provide it.

"We've got 2,000 branches. That's more branches than any bank in the United States. We'll have a lot of branches for a long time. But we've gotta give the customer an alternative to those branches. And if he likes the alternative, we'll reduce the branches, if he doesn't, we won't."

(Drawing of man at computer upper left, First Union logo upper right, background photo ground view of First Union building)

Industry Consolidation

We Are Ahead Of The Curve And Are Well-Prepared To Compete


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                INDUSTRY CONSOL

Today, the banking industry is undergoing tremendous consolidation - a trend that is likely to continue into the next decade. We believe that First Union will emerge as a winner from this period because we have redefined ourselves as a total financial services company, able to compete with banks and nonbanks alike.

(Drawing of man at computer upper left, First Union logo upper right, background photo ground view of First Union building)

Industry Consolidation

First Union's Goal: Emerge As An Industry Leader


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                INDUSTRY CONSOL

Of the 50 largest banking companies in business ten years ago, 26 have disappeared through bankruptcy or acquisition by other banking companies. Industry-wide, 6,800 bank mergers took place between 1980 and 1994. In 1995 alone, 420 acquisitions valued at more than $73 billion were announced.

Only a few companies will be able to survive this trend. First Union intends not only to survive, but to lead the industry as it moves away from the confines of traditional banking toward the full-service prototype of financial services companies.

(Drawing of man at computer upper left, First Union logo upper right, background photo ground view of First Union building)

Industry Consolidation

By Combining A Depth Of Resources And Knowledge With A Local Focus, We Are In A Position To Succeed


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                INDUSTRY CONSOL

We have amassed the scope and scale to provide a full range of financial products and services, to afford the technology required for fast, efficient service, and to attain a sizable customer base that enables us to keep unit costs low.

Just as important, we can leverage the depth of knowledge and resources of a $132 billion asset company to support long-term customer relationships at the local level.

(Drawing of man at computer upper left, First Union logo upper right, background photo ground view of First Union building)

Industry Consolidation

Meeting A Lifetime Of Financial Needs


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                INDUSTRY CONSOL

Today, First Union has built the depth and breadth of services required to support a long-term approach to customer relationships. We can now form partnerships with clients that allow us to provide a lifetime of services and products. We can serve our personal customers throughout their lives as their needs change, and corporate customers through all stages of their business development.

In short, we have already achieved what many other banks are still attempting to develop.

(Drawing of man at computer upper left, First Union logo upper right, background photo of person holding compact disc, photo of John Georgius)

Technology


We Make Technology Work For Us, Not Against Us


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                TECHNOLOGY

As we look ahead to the future, First Union has technology firmly on our side. We have developed systems that enable us to create better products, provide multiple delivery channels and keep unit prices competitive. In addition, because we invested early in conversion to single systems, First Union is ahead of most of its competitors in acquiring the technology that will determine future success in this industry - and our largest investments in technology are behind us.

"If you study customers very carefully, you'll find that they are very rational in their decision making. And they're also very discriminating. And what that means is, that if somebody offers them a better way to do business, that they'll take it."

(Drawing of man at computer upper left, First Union logo upper right, background photo of person holding compact disc, computer chips)

Technology

Using Technology Gives Our Branch System A Competitive Advantage


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                TECHNOLOGY

As bank consolidation continues, a likely outcome will be fewer bank branches. Industry projections predict a 50% reduction in bank branches over the next decade.

If First Union had kept every branch it acquired over the last 10 years, it would have nearly twice the number of branches it has today. While reducing the number of branches, we recognize the value of the local presence that our branch system affords us. By using technology wisely in the years ahead, we will continue to promote the efficiency and profitability of this strong local-based asset.

(Drawing of man at computer upper left, First Union logo upper right, background photo of person holding compact disc, computer chips)

Technology

A Unified Branch System Will Mean Better Service And Greater Market
Penetration


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                TECHNOLOGY

Technology is unifying our branch system so that it can operate with optimum efficiency and accuracy. Because of our single operating platform, we can introduce new products, information and systems to all of our branches at the same time. This allows us to respond quickly and uniformly to industry changes and maximize product sales throughout our branch network.

In addition, streamlining and centralizing branch support functions allows our branch personnel to spend more time focusing on customers rather than on performing administrative tasks.

(Drawing of man at computer upper left, First Union logo upper right, background photo of person holding compact disc, computer chips)

Technology

We Will Continue To Lead In Providing Better Delivery Channels


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                TECHNOLOGY

First Union's present leadership position in technology gives us a competitive advantage as banking seeks out alternative delivery channels. In addition to the many innovative telephone and computer-based services available today, we now have nearly 20 technology pilot projects in various stages of development, including neural net artificial intelligence - a technology that learns from previous experience. This will allow us to make more accurate predictions about customer behavior and product demand.

(Drawing of man at computer upper left, First Union logo upper right, background photos of senior citizens & two families)

Changing Demographics

We Are Well-Positioned To Capitalize On The Changing Face Of America


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                CHNG DEMOGRAPHICS

Changing demographics are rapidly altering the future of financial services. At First Union, we anticipated this trend and have moved quickly to expand our product lines and delivery channels. We intend to carefully monitor demographics in the years ahead and to use our strengths and resources to stay at the forefront of meeting our customer needs.

(Drawing of man at computer upper left, First Union logo upper right, background photos of three families)

Changing Demographics

A Growing Demand For Long-Term Financial Planning Creates Opportunity


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                CHNG DEMOGRAPHICS

As the nation's population ages and the baby boomer generation approaches retirement age, there is a growing demand for day-to-day financial planning as well as long-term investment opportunities. In fact, there are now 77 million baby boomers moving toward age 50 with a common need - how to accumulate enough capital to last for years after retirement.

(Drawing of man at computer upper left, First Union logo upper right, background photos of senior citizens & two families)

Changing Demographics

We Are Responding With Long-Term Investment Products And Convenient Retirement Plan Vehicles


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                CHNG DEMOGRAPHICS

This large demographic segment is demanding higher yielding instruments than traditional bank deposits. Fortunately, we anticipated this development. By the year 2000, our goal is to have $100 billion in mutual fund assets under management.

(Drawing of man at computer upper left, First Union logo upper right, background photos of senior citizens & two families)

Changing Demographics

Another Key Component Of Our Approach: Better Delivery Of Services


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                CHNG DEMOGRAPHICS

The large baby boomer generation of consumers expects instant, easy access to information and high-quality customer service - while even younger consumers prefer to use alternative channels to the traditional branch delivery system.

Fortunately, our focus on these alternative delivery channels means we are well-positioned to capture the loyalty of both of these key markets of the future.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Key Market Segments

As We Move Into The Future, We Will Continue Doing What We Do Best


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                KEY MKT SEGMENTS

Despite a decade of change and expansion in our product and service lines, we have no intention of abandoning the customer focus that has served us so well in the past. We will continue to make the most of our competitive advantages in such key market segments as middle-market companies and retail customers.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Key Market Segments

The Need For Middle-Market Services Is Strong


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                KEY MKT SEGMENTS

First Union is located throughout the nation's fastest-growing geographic region - one that is home to new industries and technologies, specialized businesses and key segments of our population. Each of these market sectors requires a special understanding - the kind gained only through one-on-one contact and a strong, ongoing local presence.

We will make the most of these strengths by focusing primarily on financial opportunities within our geographic region. We will also continue to make selected investments in certain businesses to maintain scope and scale and competitive pricing.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Key Market Segments

We Intend To Serve Middle-Market Companies Better Than Anyone Else In The
Nation


                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                KEY MKT SEGMENTS

Our middle-market focus supports another key element of our strategic vision: a commitment to building long-term relationships with our commercial and corporate customers and a determination to meet their changing financial needs in the years ahead. We intend to deliver a sophisticated and complete product mix to this important client segment, backing it with personal attention and a good understanding of their businesses and their markets.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union building)

Key Market Segments

We Will Offer Our Clients The Finest Financial Services

                                FIRST UNION TODAY
                                MGMT PHILOSOPHY
                                STRATEGIC VISION
                                KEY MKT SEGMENTS

As we grow our internal business lines and expand our customer base, First Union intends to attract ever-increasing numbers of customers by offering the finest services, the most tailored products and the highest level of personal attention available from any financial service company.

Business Reach

(First Union Logo appears in upper right corner, Interactive Map - Users can choose to see First Union branch locations or office locations for selected subsidiaries. Clicking on a specific state opens a box which lists complete addresses of the locations in that state.)

FIRST UNION TODAY
BUSINESS REACH
REGIONAL PROFILES
CORP DEMOGRAPHICS
CONS DEMOGRAPHICS

First Union bank branch locations appear on this map

Business Reach

(First Union Logo appears in upper right corner, Interactive Map - Users can choose to see First Union branch locations or office locations for selected subsidiaries. Clicking on a specific state opens a box which lists complete addresses of the locations in that state.)

FIRST UNION TODAY
BUSINESS REACH
REGIONAL PROFILES
CORP DEMOGRAPHICS
CONS DEMOGRAPHICS

First Union Mortgage Corporation locations appear on this map

Business Reach

(First Union Logo appears in upper right corner, Interactive Map - Users can choose to see First Union branch locations or office locations for selected subsidiaries. Clicking on a specific state opens a box which lists complete addresses of the locations in that state.)

FIRST UNION TODAY
BUSINESS REACH
REGIONAL PROFILES
CORP DEMOGRAPHICS
CONS DEMOGRAPHICS

First Union Capital Markets Corp. locations appear on this map

Business Reach

(First Union Logo appears in upper right corner, Interactive Map - Users can choose to see First Union branch locations or office locations for selected subsidiaries. Clicking on a specific state opens a box which lists complete addresses of the locations in that state.)

FIRST UNION TODAY
BUSINESS REACH
REGIONAL PROFILES
CORP DEMOGRAPHICS
CONS DEMOGRAPHICS

First Union Home Equity Bank, N.A. locations appear on this map

(Drawing of man at computer upper left, First Union logo upper right, background photos of Statue of Liberty, White House, 2-story house)

State Profiles

A Leading Presence In America's Fastest-Growing And Wealthiest Regions


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES

                                NORTHEAST
                                NORTH CENTRAL
                                SOUTH CENTRAL
                                SOUTHEAST

If First Union's southeastern corporate base were a nation unto itself, it would rank as the world's 4th largest industrialized economy based on gross state product. It outpaces the nation in population, personal income and employment growth. The economic health and diversity of our combined 12 states and the District of Columbia provide great potential for continuing growth in investment and banking services for individual and corporate customers.

(Drawing of man at computer upper left, First Union logo upper right, background photo of Statue of Liberty)

Northeast Region

Growing Corporate And Consumer Markets


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                NORTHEAST

Our Northeast Region incudes New York, New Jersey, Connecticut, Pennsylvania and Delaware. Our merger with First Fidelity has created an impressive presence for First Union in this established corporate and consumer market. The Northeast Region is home to more middle-market companies and high net-worth individuals than any other region in the country.

(Drawing of man at computer upper left, First Union logo upper right, background photo of Statue of Liberty)

Northeast Region

Concentration Of Wealth And Middle-Market Companies


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                NORTHEAST

Connecticut, New Jersey and New York rank first, second and third respectively as states having the highest per capita income in the U.S. Connecticut's per capita income is $29,402 - 35% more than the national average. New Jersey's per capita income is $28,038 - 29% more than the national average. New
York's per capita income is $25,999 - 19% more than the national average. Delaware's per capita income ranks 11th in the nation and is 5% higher than the nation as a whole. Pennsylvania's per capita income ranks 18th in the nation and is 2% higher than the nation as a whole.

These five states represent over 19% of the total gross state product of the U.S. This compares with 18% for First Union's seven other primary banking states. 20% of all manufacturers, 16% of all retail and 18% of all wholesale establishments are located in five northeastern states. 18% of all middle-market companies are headquartered in these five states.

(Drawing of man at computer upper left, First Union logo upper right, background photo of White House)

North Central Region

The Commercial Center Of The Eastern Seaboard


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                NORTH CENTRAL

Our strong presence in Virginia, Maryland and Washington, D.C. allows us to serve a thriving high net-worth population. First Union is well-positioned at the center of commerce along the Eastern Seaboard. This allows us to better serve our import/export clients, taking advantage of the region's many ports.

(Drawing of man at computer upper left, First Union logo upper right, background photo of countryside)

North Central Region

New Industrial Growth Is Fueling Virginia's Economy


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                NORTH CENTRAL

Virginia continues to enjoy above average economic growth, with gross state product rising 2.7% in 1995. The state has recruited new industries, landing two huge semiconductor plants in Northern Virginia and Richmond and a host of new firms in Hampton Roads. Defense and shipbuilding cutbacks have proved less than anticipated. Norfolk has actually gained service personnel over the near term and cutbacks in the region's industry have not been severe. Overall employment growth in 1995 was 1.5%, or a gain of 45,000 jobs. Personal income grew 5.6% during the past year.

(Drawing of man at computer upper left, First Union logo upper right, background photo of riverside town)

North Central Region

New Job Gains Help Offset Government Cut-Backs In Maryland


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                NORTH CENTRAL

Maryland's economy posted modest gains last year. Gross state product grew 0.8% in 1995, as businesses created 8,000 new jobs. Much of that increase, however, was offset by federal government cutbacks. Despite this past year's modest gains, unemployment remains low at 5% and personal income grew 5% in 1995.

(Drawing of man at computer upper left, First Union logo upper right, background photo of White House)

North Central Region

Washington's Unemployment Remains Below The National Average


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                NORTH CENTRAL

The Washington, D.C. area economy grew 1% in 1995. Private business created more than 30,000 jobs, with particularly strong gains in the Northern Virginia suburbs. The District of Columbia continues to struggle with federal government cutbacks, which have eliminated more than 9,300 jobs during the past year. Despite layoffs, the metro area's unemployment of 4% is more than a full percentage point below the national average.

(Drawing of man at computer upper left, First Union logo upper right, background photos of downtown Nashville, Charlotte & Charleston)

South Central Region

Growing Population And Thriving Business Support Growth In Our Home Region


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                SOUTH CENTRAL

The South Central Region is home base for First Union and the site of strong growth in our consumer and corporate services. This expansion is part of an overall trend: North Carolina, South Carolina and Tennessee have all experienced rapid growth in recent years. Individuals and corporations are flocking to this region because of its high standard of living and favorable business climate.

(Drawing of man at computer upper left, First Union logo upper right, background photo of downtown Charlotte)

South Central Region

North Carolina's Economy Continues To Grow


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                SOUTH CENTRAL

North Carolina's economy grew 4.5% during 1995, as businesses and local governments created close to 75,000 new jobs. North Carolina has attracted more new businesses and expansions of existing facilities during the 1990s than any other state except Ohio and Texas. New arrivals include leading companies in the electronics, communications and distribution industries. Personal income grew 7% and the state's unemployment rate averaged just 4.3% in 1995.

(Drawing of man at computer upper left, First Union logo upper right, background photo of downtown Charleston)

South Central Region

South Carolina Recruits $5 Billion In New Business Projects During 1995


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                SOUTH CENTRAL

South Carolina overcame federal government cutbacks at the Charleston Naval Base and Savannah River nuclear weapons plant during the past year, posting gross state product growth of 5%. One reason for this success is that the state has been one of the most prolific recruiters of new business during the 1990s, including over $5 billion in new projects during 1995. The influx of new industry is helping to lessen the state's traditional dependence on textiles and apparel. New industries include leading producers of automobiles, steel, electronics and chemicals. Tourism is another business avenue, with resorts in Hilton Head, Charleston and Myrtle Beach all reporting strong gains. A total of 17,000 jobs were created in 1995, and personal income grew 6.5% over the past year.

(Drawing of man at computer upper left, First Union logo upper right, background photo of downtown Nashville)

South Central Region

New Industry And Strong Population Growth Lend Economic Strength To
Tennessee


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                SOUTH CENTRAL

Tennessee's economy decelerated to a modest pace during 1995, with gross state product increasing 4%. Growth was much stronger in previous years, led by rapid gains in the state's important motor vehicles industry. Such growth helped drive the unemployment rate in Nashville down below 3%. The state continues to attract new industry and is experiencing strong population growth. Employment increased nearly 2.4% during 1995, and the unemployment rate averaged just 4.8%. Personal income grew 6.4% over the past year.

(Drawing of man at computer upper left, First Union logo upper right, background photos of Atlanta & Florida)

Southeast Region

Visitors And New Business Bring Economic Growth To Our Southeast Region


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                SOUTHEAST

Between the 1996 Olympic Games in Atlanta and a renewed tourism boom in Florida, the Southeast Region is undergoing strong economic growth. This situation is opening up significant new banking and investment opportunities for First Union, thanks to our impressive branch and office network throughout this region.

(Drawing of man at computer upper left, First Union logo upper right, background photo of Atlanta)

Southeast Region

Georgia Prepares For The 1996 Olympic Games


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                SOUTHEAST

Georgia's economy experienced exceptional growth during 1995, mainly tied to preparations for this summer's Olympic Games. The state's economy grew
4.5% and added just over 115,000 jobs. More than three-quarters of this gain was in the Metro Atlanta area, which has added close to 100,000 jobs during each of the previous three years. Personal income grew 7.1% over the past year, and 7,500 new businesses were started. Georgia's robust economy and overall favorable job prospects have led to rapid population growth in recent years. The state's population has grown by over 700,000 since 1990, making Georgia the nation's 10th most populous state.

(Drawing of man at computer upper left, First Union logo upper right, background photo of Florida)

Southeast Region

Tourism And Migration Bring Smiles To The Sunshine State


                                FIRST UNION TODAY
                                BUSINESS REACH
                                REGIONAL PROFILES
                                SOUTHEAST

Florida's gross state product grew 5% during 1995, as tourism rebounded to record levels and in-migration accelerated. The Sunshine State hosted over 42 million visitors in 1995, and the state added nearly 200,000 new residents. Most people moving to Florida are attracted by the state's favorable job market, which saw nearly 200,000 jobs created during 1995. Personal income grew 7.6% during the past year, and more than 30,000 new businesses were started.

(Drawing of man at computer upper left, First Union logo upper right, background photo ground view of First Union building)

Corporate Demographics

Home To The Greatest Concentration Of Middle-Market Companies In America


                                FIRST UNION TODAY
                                BUSINESS REACH
                                CORP DEMOGRAPHICS

First Union's geographic base produces 35% of the nation's gross state product. Together, First Union's regions account for 37% of the nation's middle-market companies. We also have a strong presence in eight of the ten major Atlantic Coast ports.

(Drawing of man at computer upper left, First Union logo upper right, background photo ground view of First Union building, pie chart bottom center)

Corporate Demographics

Home To The Greatest Concentration Of Middle-Market Companies In America


                                FIRST UNION TODAY
                                BUSINESS REACH
                                CORP DEMOGRAPHICS

Concentration of Companies with
Annual Sales $20MM-$250MM+

($ in billions)

First Fidelity Region   21,100
First Union Region      19,825
East North Central      19,361
Pacific                 16,243
West South Central      11,041
West North Central       7,985
East South Central       6,119
New England              6,880
Mountain                 5,214

(Drawing of man at computer upper left, First Union logo upper right, background photo ground view of First Union building)

Corporate Demographics

First Union Enjoys A Significant Home Court Advantage In Business-Rich Regions


                                FIRST UNION TODAY
                                BUSINESS REACH
                                CORP DEMOGRAPHICS

Our business reach within our geographic base is significant: First Union enjoys relationships with 25% of the more than 100,000 corporations in the South Atlantic region. First Fidelity has established business ties with one of every three middle-market companies with sales up to $250 million in New Jersey, Maryland, Pennsylvania, New York and Connecticut.

(Drawing of man at computer upper left, First Union logo upper right, background photo ground view of First Union building)

Corporate Demographics

Other Factors Affecting First Union Corporate Prospects


                                FIRST UNION TODAY
                                BUSINESS REACH
                                CORP DEMOGRAPHICS

* During the 1990s, the Southeast       * N.C., FL, VA and N.Y. were among
  accounted for the bulk of foreign       the top 10 states for new corporate
  investment in new plants.               facilities and expansion in 1995.

* A recent survey of international      * The South Atlantic region outpaced
  real estate investors identified        all other regions over the past
  Atlanta, Washington, D.C., and          three years in attracting new or
  Charlotte as three of the world's       expanded corporate facilities.
  top five cities for investment in
  all types of commercial real estate.

(Drawing of man at computer upper left, First Union logo upper right, background photos of three families)

Consumer Demographics

Our Region Is Home To The Largest Concentration Of High Net Worth Individuals In The Nation


                                        FIRST UNION TODAY
                                        BUSINESS REACH
                                        CONS DEMOGRAPHICS

35% of the nation's population is located in our home region. Four of the five metropolitan areas with the highest per capita income are located in First Union states.

(Drawing of man at computer upper left, First Union logo upper right, background photos of three families)

Consumer Demographics

Our Region Is Home To The Largest Concentration Of High Net Worth Individuals In The Nation


                                        FIRST UNION TODAY
                                        BUSINESS REACH
                                        CONS DEMOGRAPHICS

                                           Per Capita
                                         Personal Income          U.S. Average
Per Capita Income    West Palm Beach/
by Metropolitan      Boca Raton, Fl MSA     $32,230                    155%
Area
                     New York, Northern
                     New Jersey-Long
                     Island, NY-NJ-CT,
                     PA CMSA                $28,122                    135%

                     San Francisco-
                     Oakland-San Jose,
                     CA CMSA                $27,293                    131%

                     Hartford, CT MRCMA     $26,147                    126%

                     Washington-Baltimore
                     D.C.-MD-VA-W.V. CSMA   $25,956                    125%

                     U.S. Average           $20,800

                     (graph)

(Drawing of man at computer upper left, First Union logo upper right, background photos of three families)

Consumer Demographics

Excellent Regional Outlook For Growth In Personal Income And Consumer Demand


                                        FIRST UNION TODAY
                                        BUSINESS REACH
                                        CONS DEMOGRAPHICS

* The average income for households in the First Fidelity region is 20% above national average.

* FL, GA and N.C. were among the top five states to gain population from other states in 1994.

* N.C., S.C. and GA were among the top 10 states over the past three years to gain the most new jobs per one million population, with N.C. ranking #1.

(Drawing of man at computer upper left, First Union logo upper right, background photos of 3 families)

Consumer Demographics

We Will Mine Our Rich Sources For Potential Customers


                                        FIRST UNION TODAY
                                        BUSINESS REACH
                                        CONS DEMOGRAPHICS

This year, our customers will be able to access First Union through nearly 2,000 retail centers; through the nation's third largest automated machine network; through the Direct Bank, accessible in all 50 states; through telephone banking; through the Internet; and through "smart" and debit cards.

(Drawing of man at computer upper left, First Union logo upper right, background photo of teacher and school children)

Community Involvement

Partnering With Communities


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION

                                        LENDING EFFORT
                                        OUTREACH PROGRAMS

First Union has grown quickly in a very short time, and we are committed to serving the needs of our communities. We support numerous national and local charitable groups; our employees contribute many volunteer hours to non-profit and educational programs; and through programs like Excellence in Education and Matching Gifts, we provide financial support at all educational levels. Our Community Reinvestment program also provides specific products and services for low to moderate income customers.


Michael Floyd, an employee in First Union's Collections Department in Miami Springs, FL, works with students at Holmes Elementary School in Dade County.

(Drawing of man at computer upper left, First Union logo upper right)

Community Reinvestment

Helping Our Communities Prosper


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION
                                        LENDING EFFORT

At First Union we realize that when our communities prosper, we prosper. Our desire to be a good corporate citizen includes special concern for those who do not share in general economic prosperity. Serving these customers requires programs and products tailored to meet their specific needs. A few of these programs include:
        * Affordable Home Mortgages
        * Home Improvement Loans
        * Small Business Loans
        * Capital Markets Specialty Unit Programs
        * Home Ownership Seminars
        * Financial Management Programs

(Drawing of man at computer upper left, First Union logo upper right, background photo of woman)

Community Reinvestment

Affordable Housing Makes Dream Home Possible In Tampa, FL


                                FIRST UNION TODAY
                                COMMUNITY ACTION
                                LENDING EFFORT

First Union was among the first banks in the country to create an Affordable Home Mortgage product in 1989. The product has been modified and revised several times in response to customer needs, helping customers throughout our banking region make their dream of home ownership a reality.


First Union partnered with the city of Tampa and several non-profit agencies to save 70 houses planned for demolition. The homes were moved to empty lots owned by the city and made available at a reduced cost to lower income families. First Union provided interim financing for the relocation and renovation efforts as well as over $2 million in affordable home mortgage loans. Vivian Wilson holds the deed to the house of her dreams.

(Drawing of man at computer upper left, First Union logo upper right, background photo of man and child)

Community Reinvestment

Safe, Affordable Housing In Downtown Atlanta, GA


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION
                                        LENDING EFFORT

The site on which the Courtyard at Maple affordable housing complex currently sits was once an empty field, devoid of anything but a few rocks, an occasional tree and litter. Today, with the help of First Union, it offers people like Oria Keeby and his son, Tucari, a secure home with security lights, attractive landscaping, a playground, clubhouse, swimming pool, burglar alarms and other features not often found in affordable housing. A complex financing package that included bond financing, tax credits and property-tax abatement helped get this complex, near the Georgia Dome in downtown Atlanta, off the ground.

(Drawing of man at computer upper left, First Union logo upper right, background photo of business owner and First Union executive)

Community Reinvestment

Building Businesses And A Winning Reputation in Asheville, N.C.


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION
                                        LENDING EFFORT

First Union has won the Asheville, North Carolina Minority Lender of the Year award the last four years in a row. Ronald J. Blythe, Chairman of the Minority Enterprise Development Committee, says "... over the years, First Union has always gone the extra mile, bent over backwards and taken the extra step to make loans to help minority businesses."

Before Roger Edgerton visited First Union's office, a large Southeastern bank had already denied a loan request to expand his construction company. With the help of Rick Hoyle and other First Union executives willing to take the risk, Edgerton was granted a $60,000 line of credit that helped him build the company that recently won him Asheville's Minority Business Owner of the Year award.

(Drawing of man at computer upper left, First Union logo upper right, background photos of woman/child & man/child)

Community Reinvestment

Young Family Buys First Home In The Bronx, New York


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION
                                        LENDING EFFORT


First Fidelity provided a low-cost mortgage to the Santana family which enabled them to purchase their first home in the Bronx, New York. First Fidelity's Urban Bankers make home ownership a reality by helping prospective first-time home buyers obtain low-cost mortgages in partnership with a variety of nonprofit agencies.

(Drawing of man at computer upper left, First Union logo upper right, background photo of First Union banker and school children)

Community Outreach

Contributing Time And Money To Communities


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION
                                        OUTREACH PROGRAMS

First Union recognizes and welcomes its responsibility as a good corporate citizen. Our goal is to enhance the quality of life for citizens in the communities we serve. Outreach efforts include Corporate Contributions and the Excellence in Education programs. These programs provide time as well as many volunteer hours to our schools and charitable organizations.

First Union banker Joan Corcoran accompanies students from Park Elementary School in Chesapeake, VA, on a field trip to a Christmas pageant.

(Drawing of man at computer upper left, First Union logo upper right and bottom right)

Corporate Contributions

Giving Back To Communities


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION
                                        OUTREACH PROGRAMS

First Union's charitable contributions are made through the First Union Foundation. We contribute to charitable organizations in our full-service banking markets in the areas of education, health and human services, culture and the arts, and civic and community improvement. Organizations must be recognized by the IRS as eligible to receive gifts that can be deducted as charitable contributions on the donor's federal income tax.

Special consideration is given to innovative programs that help youth as well as disadvantaged people become more productive and self-sufficient.

For more information            Corporate Contributions Director
please contact:                 First Union Corporation
                                301 S. College Street
                                Charlotte, NC 28288-0143

                                        The First Union Foundation

(Drawing of man at computer upper left, First Union logo upper right, pencil icon at bottom right)

Excellence in Education

First Union's Commitment To Excellence In Education


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION
                                        OUTREACH PROGRAMS

First Union recognizes the importance of excellence in education and commits corporate resources and employee talents to improving pre-school, elementary and secondary education as well as adult literacy in the communities we serve.

In 1989, First Union Vice Chairman, John Georgius commissioned an internal task force to develop a company program and long-term commitment to support education. The team developed a "Time Away From Work" policy, which allows employees up to four hours a month with pay to participate in school activities as parents or volunteers. During the 1994 school year, more than 5,000 employees spent over 161,000 hours volunteering in schools and educational organizations.

(Drawing of man at computer upper left, First Union logo upper right, background photo of teacher)

Excellence in Education

Employee Contributions To Education


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION
                                        OUTREACH PROGRAMS

The Educational Matching Gifts Program recognizes and encourages the involvement of First Union employees in their communities. First Union matches employee contributions to public and accredited private elementary and secondary schools, as well as colleges and universities. In 1995, First Union supported 523 schools through this program.

The First Union Excellence in Education Grants Program was created to foster innovative and positive change in the educational system and to support employees in their volunteer efforts for education. First Union employees who are involved as parents or volunteers are encouraged to collaborate with local educators in applying for grant funds.

First Union volunteer Peter Roulhac, Director of Community Programs in Dade County, FL, talks with students at Holmes Elementary.

(Drawing of man at computer upper left, First Union logo upper right, background photo of coworkers)

Excellence in Education

First Union And Education - A Lifetime Commitment


                                        FIRST UNION TODAY
                                        COMMUNITY ACTION
                                        OUTREACH PROGRAMS

"Nothing is more important to our well-being as a society than helping our local schools educate today's children and tomorrow's employees. This is not a short-term project. This is a lifetime commitment."

John Georgius, Vice Chairman, First Union Corporation


John Georgius talks with student anchors as part of a live satellite broad-cast during Kids' Day at Work. The show, produced by students in Charlotte, N.C., was shown company-wide to the more than 3,500 students who came to work with their parents or mentors on August 9, 1995.

(Background drawing of stocks, First Union logo upper right)

Shareholder Value

We Are Proud Of Our Performance Record - And Optimistic About Our Future

SHAREHOLDER VALUE

SHAREHOLDER RETURNS

FINANCIAL STRENGTH

First Union has provided steady growth in shareholder returns and places a premium on earning the support and respect of the investment community. Our growth in dividends and book value ranks among the best in the industry.

(Background drawing of handshake, First Union logo upper right, background photo of bank)

Shareholder Returns

First Union:
Producing Value
For Shareholders

SHAREHOLDER VALUE
SHAREHOLDER RETURNS

DIVIDENDS
BOOK VALUE
EARNINGS
TOTAL RETURN
MARKET ACTIVITY

Five-Year Total
Return vs S&P 500

(graph appears here with the following plot points:)

          12/31/90    12/31/91   12/31/92   12/31/93   12/31/94   12/31/95
FTU          0           104       207        200         213       338
S&P          0            30        40         54          56       115


Note: Past performance is no guarantee of future results. Stock price appreciation plus reinvested dividends.

(Background drawing of handshake, First Union logo upper right, background photo of bank)

Shareholder Returns

First Union:
Producing Value
For Shareholders

SHAREHOLDER VALUE
SHAREHOLDER RETURNS

DIVIDENDS
BOOK VALUE
EARNINGS
TOTAL RETURN
MARKET ACTIVITY

Since the earliest decades of this century, First Union has prided itself on a strong partnership with its shareholders. Our fundamental business approach emphasizes protection of assets and growth of our income and operations. This focus may be particularly attractive to investors seeking a company that offers a history of rising dividends in addition to capital appreciation potential.

(Background drawing of handshake, First Union logo upper right, background photo of stocks)

Dividends

First Union Has Increased Its
Dividend For 18
Consecutive Years

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
DIVIDENDS

Dividend History
(in dollars per share)

(Column chart)

(graph appears here with the following plot points:)

1978 $ 0.29  1988  $ 0.86
1979   0.31  1989    1.00
1980   0.33  1990    1.08
1981   0.36  1991    1.12
1982   0.40  1992    1.28
1983   0.45  1993    1.50
1984   0.49  1994    1.72
1985   0.58  1995    1.96
1986   0.65  Current 2.08
1987   0.77

Note: Originally reported, adjusted for splits. Past performance is no guarantee of future results.

(Background drawing of handshake, First Union logo upper right, background photo of stocks)

Dividends

First Union Has
Increased Its
Dividend For 18
Consecutive Years

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
DIVIDENDS

First Union's consistent record of rising dividends supports our prudent management approach aimed at long-term growth of income. When compounded, our dividends also contribute to our long-term total return performance for our shareholders.

(Background drawing of handshake, First Union logo upper right, background photo of business center)

Book Value

First Union's Book
Value Has
Increased 20 Of
The Last 21 Years

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
BOOK VALUE

Book Value Per
Share Growth
(in dollars)

(graph appears here with the following plot points:)

1974 $ 5.23  1985  $12.96
1975   5.48  1986   14.55
1976   5.82  1987   16.25
1977   6.02  1988   17.98
1978   6.63  1989   19.37
1979   7.39  1990   20.72
1980   8.30  1991   22.54
1981   8.19  1992   26.08
1982   9.20  1993   28.90
1983  10.66  1994   30.66
1984  12.51  1995   31.89

Note: Originally reported, except that 1995 reflects the consummation of the First Fidelity merger, adjusted for splits. Past performance is no guarantee of future results.

(Background drawing of handshake, First Union logo upper right, background photo of business center)

Book Value

First Union's Book
Value Has Increased 20 Of
The Last 21 Years

SHAREHOLDER VALUE
SHAREHOLDER VALUE
BOOK VALUE

First Union has posted steadily rising book values during the past two decades of growth. This strength illustrates our success in protecting capital while simultaneously preparing First Union to take the lead in the financial services industry of the future.

(Background drawing of handshake, First Union logo upper right, background photo of dollar bill)

Earnings

First Union Has
Increased Its
Earnings Per Share
In 9 Of The
Last 10 Years

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
EARNINGS

Earnings per
Share History
(in dollars per share)

(graph appears here with the following plot points:)

85      86     87     88     89     90     91     92     93     94     95
2.16   2.53   2.55   2.76  2.40   2.52    2.55   3.72   4.73   5.22   5.30

Note: Originally reported, except that 1995 reflects the consummation of the First Fidelity merger, adjusted for splits. Past performance is no guarantee of future results.

(Background drawing of handshake, First Union logo upper right, background photo of dollar bill)

Earnings

First Union Has
Increased Its
Earnings Per Share
In 9 Of The
Last 10 Years

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
EARNINGS

First Union prides itself on long-term earnings per share growth and considers it a key barometer of our management ability. Our earnings growth supports our positive trends in book value and dividend growth and is a further indication of our sound financial standing.

(Background drawing of handshake, First Union logo upper right, background photo of adding machine on Wall Street Journal)

Total Return

A 5-Year Average
Compounded Annual Growth
Rate of 34.4%

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
TOTAL RETURN

First Union has provided strong total return of 338% over the past five years while simultaneously following an ambitious growth strategy.
In the years ahead, as we capitalize on a decade of growth, we believe investors will share in our success as we take advantage of new business lines and expanded market outlets.

(Background drawing of handshake, First Union logo upper right, background photo of adding machine on Wall Street Journal)

Total Return

A 5-Year Average
Compounded Annual Growth
Rate of 34.4%

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
TOTAL RETURN

(graph appears here with the following plot points:)

The Growth of a
$1,000 Investment
in First Union
Common Stock    Total $ Value         % Change              Compound Annual
                 (12/31/95)        (in dollar value)           Growth Rate

              $1,428 $4,385 $3,839   43%  338%  284%       12.6% 34.4%  14.4%
                 3     5     10       3     5     10         3     5     10
                  Years Ago               Years Ago             Years Ago

Note:  Assumes dividends reinvested.  All time ranges are through 12/31/95.

(Background drawing of handshake, First Union logo upper right, background photo of adding machine on Wall Street Journal)

Total Return

A 5-Year Average
Compounded
Annual Growth
Rate of 34.4%

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
TOTAL RETURN

(Column chart)

First Union

S&P                  Tracking The Growth Of A $1,000 Investment in
                         First Union Common Stock vs. S&P 500

Interactive Chart - Clicking on a date on the left side of the chart displays the compound annual return and the value (on 12/31/95) of a $1000 investment made on the selected date. The chart displays returns for both First Union common stock and the S&P 500.

         FIRST UNION TOTAL RETURN                    S&P 500 TOTAL RETURN

DATE           VALUE          CMPD ANN RET        VALUE        CMPD ANN RET

31-Dec-85      $3,839             14.4%          $3,976             14.8%
31-Mar-86      $2,967             11.8%          $3,497             13.7%
30-Jun-86      $2,861             11.7%          $3,302             13.4%
30-Sep-86      $3,226             13.5%          $3,558             14.7%
31-Dec-86      $3,330             14.3%          $3,356             14.4%
31-Mar-87      $2,847             12.7%          $2,759             12.3%
30-Jun-87      $3,138             14.4%          $2,636             12.1%
30-Sep-87      $3,307             15.6%          $2,473             11.6%
31-Dec-87      $3,994             18.9%          $3,189             15.6%
31-Mar-88      $3,977             19.5%          $3,014             15.3%
30-Jun-88      $3,267             17.1%          $2,834             14.9%
30-Sep-88      $3,361             18.2%          $2,825             15.4%
31-Dec-88      $3,379             19.0%          $2,742             15.5%
31-Mar-89      $3,385             19.8%          $2,554             14.9%
30-Jun-89      $2,884             17.7%          $2,357             14.1%
30-Sep-89      $2,950             18.9%          $2,123             12.8%
31-Dec-89      $3,480             23.1%          $2,082             13.0%
31-Mar-90      $3,952             27.0%          $2,146             14.2%
30-Jun-90      $3,691             26.8%          $2,016             13.6%
30-Sep-90      $4,522             33.3%          $2,342             17.6%
31-Dec-90      $4,385             34.4%          $2,146             16.5%
31-Mar-91      $2,998             26.0%          $1,879             14.2%
30-Jun-91      $2,942             27.1%          $1,883             15.1%
30-Sep-91      $2,461             23.6%          $1,785             14.6%
31-Dec-91      $2,144             21.0%          $1,648             13.3%
31-Mar-92      $1,784             16.7%          $1,694             15.1%
30-Jun-92      $1,671             15.8%          $1,661             15.6%
30-Sep-92      $1,731             18.4%          $1,611             15.8%
31-Dec-92      $1,428             12.6%          $1,533             15.3%
31-Mar-93      $1,293              9.8%          $1,469             15.0%
30-Jun-93      $1,266              9.9%          $1,462             16.4%
30-Sep-93      $1,265             11.0%          $1,426             17.1%
31-Dec-93      $1,440             20.0%          $1,395             18.1%
31-Mar-94      $1,435             22.9%          $1,439             23.1%
30-Jun-94      $1,283             18.1%          $1,441             27.6%
30-Sep-94      $1,355             27.5%          $1,375             29.0%
31-Dec-94      $1,401             40.1%          $1,376             37.6%
31-Mar-95      $1,322             45.1%          $1,254             35.2%
30-Jun-95      $1,254             57.3%          $1,145             31.0%
30-Sep-95      $1,101             47.0%          $1,060             26.3%

Note: Includes dividends and price appreciation. Past performance is no guarantee of future results.

(Background drawing of handshake, First Union logo upper right, background photo of Edward Crutchfield)

Market Activity

A Highly Liquid
Common Stock
With A History Of
Long-Term Price
Appreciation

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
MARKET ACTIVITY

(Combination column and line chart)

Quarter End Price   Stock Price & Volume,   Quarter End Volume
(in dollars)        Dec. 1990 to Dec. 1995       (in millions)

Volume

(graph appears here with the following plot points:)

           12/31/90   12/31/91   12/31/92   12/31/93   12/31/94   12/31/95
Volume      13.14       19.35      20.40      40.42      16.11      30.76
Price      15.375          30     43.625      41.25     41.375     55.625

(Background drawing of handshake, First Union logo upper right, background photo of Edward Crutchfield)

Market Activity

A Highly Liquid
Common Stock
With A History Of
Long-Term Price
Appreciation

SHAREHOLDER VALUE
SHAREHOLDER RETURNS
MARKET ACTIVITY

There were 278 million shares outstanding as of December 31, 1995, giving First Union a market capitalization of $15.5 billion. Average daily volume of shares traded was 440,000.

(Background drawing of handshake, First Union logo upper right, background ground view photo of First Union building)

Financial Strength

First Union:  The
Sixth Largest Bank
Holding Company
In The U.S.


SHAREHOLDER VALUE
FINANCIAL STRENGTH

HIGHLIGHTS
BALANCE SHEET
BRANCH PRODUCTIVITY
CREDIT QUALITY
DEBT RATINGS
CAPITAL RATIOS

First Union Corporation has assets of $132 billion and over 11 million customers. Our 1,964 branches constitute the nation's largest banking network, serving customers from New York to Key West, Florida.

Through 190 offices in 36 states, we also provide other financial services, ranging from mortgage banking and home equity lending to securities brokerage, insurance products, investment management and investment banking services.

(Background drawing of handshake, First Union logo upper right, background photo of computer printout)

Highlights

1995 Results
Confirmed The
Strength Of Our
Financial Standing

SHAREHOLDER VALUE
FINANCIAL STRENGTH
HIGHLIGHTS

REVENUE GROWTH
RETURN ON ASSETS
RETURN/COMMON EQUITY

1995 was a landmark year for First Union, not only because of the merger with First Fidelity, but also because of our strong financial performance.

(Background drawing of handshake, First Union logo upper right, background photo of computer printout)

Revenue Growth

First Union's Net
Interest Income
Results From A
Diversified Earning
Asset Base

SHAREHOLDER VALUE
FINANCIAL STRENGTH
HIGHLIGHTS
REVENUE GROWTH

(graph appears here with the following plot points:)

Tax-Equivalent
Net Interest Income
($ in millions)

 85    86     87     88     89     90     91     92    93      94     95
699  1,104  1,162  1,173  1,159  1,398  1,582  2,100  2,867  3,126  4,740

Note: Originally reported, not restated for mergers except that 1995 reflects the consummation of the First Fidelity merger.

(Background drawing of handshake, First Union logo upper right, background photo of computer printout)

Revenue Growth

First Union's
Noninterest Income
Has Grown And
Diversified Over
The Last Ten Years

SHAREHOLDER VALUE
FINANCIAL STRENGTH
HIGHLIGHTS
REVENUE GROWTH

(graph appears here with the following plot points:)

Noninterest
Income 1995
($ in millions)

 85   86   87   88   89   90   91   92    93     94     95
239  477  447  445  410  551  859  845  1,165  1,166  1,897

Note: Originally reported, not restated for mergers except that 1995 reflects the consummation of the First Fidelity merger.

(Background drawing of handshake, First Union logo upper right, background photo of computer printout)

Return On Assets

First Union
Achieved A Return
On Assets Of
1.27% In 1995

SHAREHOLDER VALUE
FINANCIAL STRENGTH
HIGHLIGHTS
RETURN ON ASSETS

(graph appears here with the following plot points:)

Return On Assets
10-Year History
(%)

 85    86    87    88    89    90    91    92    93    94    95
1.18  1.22  1.10  1.06  0.84  0.79  0.77  1.07  1.20  1.27  1.27

Note: Originally reported not restated for mergers except that 1995 reflects the consummation of the First Fidelity merger. 1995 ROA excludes the impact of the $73 million after-tax, merger-related restructuring charge.

(Background drawing of handshake, First Union logo upper right, background photo of computer printout)

Return On
Common Equity

First Union
Achieved A Return
On Common Equity
Of 17.55% In 1995

SHAREHOLDER VALUE
FINANCIAL STRENGTH
HIGHLIGHTS
RETURN/COMMON EQUITY

(graph appears here with the following plot points:)

Return On Common
Equity 10-Year History
(%)

  85     86     87     88     89    90      91    92     93     94    95
18.03  18.68  16.54  16.16  12.77  12.50  11.85 15.26  17.42  17.04  17.55

Note: Originally reported, not restated for mergers except that 1995 reflects consummation of the First Fidelity merger. 1995 ROCE excludes the impact of the $73 million after-tax merger-related restructuring charge.

(Background drawing of handshake, First Union logo upper right, background photo of building facade)

Balance Sheet
Composition


SHAREHOLDER VALUE
FINANCIAL STRENGTH
BALANCE SHEET

SECURITIES FOR SALE
INVESTMENT SECURITIES
LOANS
DEPOSITS

As of December 31, 1995, the combined First Union and First Fidelity had:

Securities available for sale of $18.2 billion.

Investment securities of $3.1 billion.

Loans of $90.6 billion.

Deposits of $92.6 billion - 93% of which are "core deposits."

(Background drawing of handshake, First Union logo upper right, background photo of building facade)

Securities
Available For Sale

$18.0 Billion In
Securities Available
For Sale As Of
December 31, 1995

SHAREHOLDER VALUE
FINANCIAL STRENGTH
BALANCE SHEET
SECURITIES FOR SALE

(Pie chart appears here with the following plot points:)

Securities
Available for Sale

($ in millions)

U.S. Treasury       2,960

U.S. Government     8,402
Securities

Collateralized      4,739
Mortgage Obligations

State, County         13
and Municipal
Other               1,879

Total Book Value   17,993
Unrealized Gain       201
Total Market Value 18,194

(Background drawing of handshake, First Union logo upper right, background photo of building facade)

Investment
Securities

$3.1 Billion In
Investment
Securities As Of
December 31, 1995

SHAREHOLDER VALUE
FINANCIAL STRENGTH
BALANCE SHEET
INVESTMENT SECURITIES

(pie chart appears here with the following plot points)


Investment Securities
($ in millions)

U.S. Government
Securities           1,267

Collateralized
Mortgage Obligations   606
State, County
and Municipal        1,177

Other                   90

Total Book Value     3,140
Unrealized Gain        180
Total Market Value   3,320

Note:  Reflects the consummation of the First Fidelity merger.

(Background drawing of handshake, First Union logo upper right, background photo of building facade)

Loans

Our $90.6 Billion
Loan Portfolio Is
Diversified Both By
Product And By
Geography


SHAREHOLDER VALUE
FINANCIAL STRENGTH
BALANCE SHEET
LOANS

(pie chart appears here with the following plot points:)

Loans ($ in millions)

Commercial              24,648
Real Estate Const.       2,506
Real Estate Mortgage     9,992
Leasing                  3,170
Foreign                    650
Total Commercial:       40,965

Real Estate Mort.       27,274
Bank Card                3,658
Other Installment       20,212
Total Consumer:         51,144

(Background drawing of handshake, First Union logo upper right, background photo of building facade)

Deposits

93% "Core Deposits"
As Of
December 31, 1995

SHAREHOLDER VALUE
FINANCIAL STRENGTH
BALANCE SHEET
DEPOSITS

(pie chart appears here with the following plot points:)

Deposits ($ in millions)

Noninterest Bearing      17,043
Savings and NOW          24,297
Money Market Accts.      13,113
Other Consumer time      31,945
Total Core Deposits:     86,399

Foreign                   3,527
Other Time                2,630
Non Core Deposits:        6,156

(Background drawing of handshake, First Union logo upper right, background mezzotint of house)

Branch
Productivity

A History Of
Increasing Branch
Efficiency and
Productivity

SHAREHOLDER VALUE
FINANCIAL STRENGTH
BRANCH PRODUCTIVITY

LOANS PER BRANCH
DEPOSITS PER BRANCH

First Union has more than doubled its loans and deposits per branch over the last ten years.

(Background drawing of handshake, First Union logo upper right, background mezzotint of house)

Loans
Per Branch

First Union Has A Track
Record Of Increasing
Branch Lending Activity,
Efficiency and Productivity


SHAREHOLDER VALUE
FINANCIAL STRENGTH
BRANCH PRODUCTIVITY
LOANS PER BRANCH

(graph appears here with the following plot points:)

Loans Per Branch
($ in millions)

 85    86    87    88    89    90    91   92    93    94    95
18.8  19.4  21.3  27.0  32.8  34.2  32.0 35.4  36.0  40.3  46.1

Note: Originally reported, not restated for mergers except that 1995 reflects the consummation of the First Fidelity merger.

(Background drawing of handshake, First Union logo upper right, background mezzotint of house)

Deposits
Per Branch

First Union Has A Track
Record Of Increasing
Deposits Gathered Through
Our Branch Network

SHAREHOLDER VALUE
FINANCIAL STRENGTH
BRANCH PRODUCTIVITY
DEPOSITS PER BRANCH

(graph appears here with the following plot points:)

Deposits Per Branch
($ in millions)

  85   86    87    88    89    90    91    92    93    94    95
20.2  23.5  24.1  28.6  32.3  36.0  36.5  41.8  41.3  44.0  47.1

Note: Originally reported, not restated for mergers except that 1995 reflects the consummation of the First Fidelity merger.

(Background drawing of handshake, First Union logo upper right)

Loan Portfolio
Quality

First Union
Consistently Ranks
Among The Top Bank
Holding Companies
In Portfolio Quality

SHAREHOLDER VALUE
FINANCIAL STRENGTH
CREDIT QUALITY

NET CHARGE-OFFS
NON-PERFORMING ASSETS

As of December 31, 1995, First Union's Net Charge-Off Rate of
0.41% ranked it 10th among the 25 largest bank holding companies.

In addition, our already low Nonperforming Assets ratio has dropped every year for five years in a row.

(Background drawing of handshake, First Union logo upper right)

Net Charge-Offs

Ten Year Average Net
Charge-Offs As A
Percentage Of Average
Net Loans Were 0.58%

SHAREHOLDER VALUE
FINANCIAL STRENGTH
CREDIT QUALITY
NET CHARGE-OFFS

At 0.58%, First Union's Ten-Year Average Net Charge-Off rate ranks among the best in the industry.

Ten Year Average   Rank    Bank Holding Company    1986-1995
Net Charge-Off     1       WACHOVIA                  0.56

                   2       FIRST UNION               0.58

                   3       SUNTRUST                  0.61

                   4       KEYCORP                   0.66

                   5       BARNETT BANKS             0.69

Note: Originally reported, not restated for mergers, expect that 1995 reflects the consummation of the First Fidelity merger.

(Background drawing of handshake, First Union logo upper right)

Nonperforming
Assets

First Union Has
Steadily Improved
Asset Quality Over
The Last Five Years

SHAREHOLDER VALUE
FINANCIAL STRENGTH
CREDIT QUALITY
NON-PERFORMING ASSETS

(graph appears here with the following plot points:)

First Union NPAs
As A Percentage Of
Net Loans And
Foreclosed Properties
(%)

 91    92    93    94    95
3.71  2.87  1.95  1.03  0.91

 Note: Originally reported, not restated for mergers except that 1995 reflects the consummation of the First Fidelity Merger.

(Background drawing of handshake, First Union logo upper right)

Debt Ratings

First Union's Merger
With First Fidelity
Has Strengthened
First Union's Credit
Standing

SHAREHOLDER VALUE
FINANCIAL STRENGTH
DEBT RATINGS

First Union's senior debt, subordinated debt and commercial paper all are investment grade obligations according to Moody's, Standard & Poors, Thomson Bankwatch and Fitch rating services.

                         Moody's   S&P   Thomson Bankwatch   Fitch

Senior Debt                A1       A           A+            A+
Subordinated Debt          A2       A-          A+            --
Commercial Paper           P-1      A-1         TWB-1         F1+

<Paper>

(Background drawing of handshake, First Union logo upper right, background photo of government building)

Capital Ratios

Our Risk-Based
Capital Ratios As Of
December 31, 1995,
Were Strong

SHAREHOLDER VALUE
FINANCIAL STRENGTH
CAPITAL RATIOS

TIER 1 RATIO
TOTAL CAPITAL RATIOS
LEVERAGE RATIO

First Union has Capital Ratios that exceed regulatory minimums, evidence of our strong financial foundation.

(Background drawing of handshake, First Union logo upper right, background photo of government building)

Tier 1 Ratio

First Union And First Fidelity
Posted A Combined Tier 1
Capital Ratio Of 6.62%
As Of December 31, 1995

SHAREHOLDER VALUE
FINANCIAL STRENGTH
CAPITAL RATIOS
TIER 1 RATIO

(graph appears with the following points:)

Tier 1
Capital Ratio
(%)

Tier 1        Regulatory
Ratio           Minimum
 6.62              4

(Background drawing of handshake, First Union logo upper right, background photo of government building)

Total Capital Ratio

First Union And First Fidelity
Posted A Combined Total
Capital Ratio Of 11.33%
As Of December 31, 1995

SHAREHOLDER VALUE
FINANCIAL STRENGTH
CAPITAL RATIOS
TOTAL CAPITAL RATIOS

(graph appears here with the following plot points:)

Total
Capital Ratio
(%)

Total Capital      Regulatory
    Ratio            Minimum
    11.33              8

(Background drawing of handshake, First Union logo upper right, background photo of government building)

Leverage Ratio

First Union And First Fidelity
Posted A Combined
Leverage Ratio Of 5.49%
As Of December 31, 1995

SHAREHOLDER VALUE
FINANCIAL STRENGTH
CAPITAL RATIOS
LEVERAGE RATIO

(graph appears here with the following plot points:)

Leverage Ratio
(%)

Leverage        Regulatory
  Ratio           Minimum
  5.49              5

(Drawing of building with columns, First Union logo upper right)

Business Lines

A Full Range of Financial Services For Corporations & Individuals

BUSINESS LINES
CAPITAL MARKETS
CAPITAL MANAGEMENT
CREDIT CARD PRODUCTS
MORTGAGE LENDING
BANKING

First Union offers individuals and corporations a full range of banking and investment services. We specialize in providing tailored and well-coordinated services combined with superior personal attention. We are deeply committed to innovation, particularly in the areas of services and alternative delivery channels.

(Drawing of building steps upper left, background photo of columns, First Union logo upper right, drawing of columns upper left, photo of Jerry Schmitt & Dan Mathis)

Capital Markets Group

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
CAPITAL FORMATION
CORPORATE LENDING
INVESTMENT BANKING
CAPITAL PARTNERS
RISK MANAGEMENT
INT'L TRADE FINANCE

The Ability To Satisfy A Full Range Of Corporate Financing And Risk Management Needs

"We have taken our commitment to servicing clients' needs to the next level by building capital markets capabilities in house-with some of the most talented resources in the industry. These capital markets solutions were needed by many of our corporate customers. We have put ourselves in a position to meet those needs which will benefit both our customers and First Union."
Jerry Schmitt

"We have been gratified with the level of client interest and acceptance of our capital markets products and services over the past two years. Deal volume since 1994 and a full pipeline for first quarter 1996 confirmed our expectations of pent-up demand within our corporate customer base."
Dan Mathis

Jerry Schmitt & Dan Mathis
Executive Vice Presidents,
Managing Directors,
Capital Markets Group

(Drawing of building steps upper left, First Union logo upper right, background photo of columns)

Capital Markets Group

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
CAPITAL FORMATION
CORPORATE LENDING
INVESTMENT BANKING
CAPITAL PARTNERS
RISK MANAGEMENT
INT'L TRADE FINANCE

The Ability To Satisfy A Full Range Of Corporate Financing And Risk Management Needs

In 1994, First Union committed to a major initiative designed to build our resources in the capital markets area. This commitment was in direct response to the demands of our corporate banking clients seeking capital market solutions from a relationship-based financial services provider.

Today, our Capital Markets Group includes over 1,100 experienced professionals with the ability to structure and execute financing solutions in all public and private markets. We specialize in serving middle- to upper middle-market companies across the U.S.

Our responsive solutions are as individual as our clients and are implemented under the direction of experienced relationship managers and industry specialists.

(Drawing of building steps upper left, First Union logo upper right, background photo of columns)

Capital Markets Group

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
CAPITAL FORMATION
CORPORATE LENDING
INVESTMENT BANKING
CAPITAL PARTNERS
RISK MANAGEMENT
INT'L TRADE FINANCE

The Ability To Satisfy A Full Range Of Corporate Financing And Risk Management Needs

(graph appears here with the following plot points:)


Capital Markets
Net Income History     Pre-Tax                  Fee Income As
                       Net Income               % Of Revenue
                       155     243              39    54

                       1994    1995             1994   1995
                       ($ in millions)             (%)

(Drawing of building steps upper left, First Union logo upper right, background photo of suburbs)

Real Estate Financing

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
COMM. REAL ESTATE
CONSUMER MORTGAGE
AFFORDABLE HOUSING

Our Thorough Understanding Of The Industry Contributes To Effective Financing Solutions

First Union offers a complete range of integrated investment banking and financing services for companies engaged in real estate-related activities. By calling on the expertise of our Capital Markets Group, we can create customized financing solutions that include securitization of both commercial real-estate and consumer mortgage products.

(Drawing of building steps upper left, First Union logo upper right, background photo of suburbs)

Commercial Real Estate

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
COMM. REAL ESTATE

Serving A Wide Range Of Commercial Real Estate Clients

First Union specializes in commercial real estate lending and securitization. Our client base includes public and private development companies, financial services institutions holding real estate portfolios and operating businesses active in real estate-intensive areas.

Thanks to our familiarity with the industry, we have been able to build a rapid presence in this field. For example, during our start-up year of 1995, First Union participated in conduit financing of more than $650 million, more than any other conduit on Wall Street. 35 percent of that commercial real estate business came from within our own franchise.

(Drawing of building steps upper left, First Union logo upper right, background photo of suburbs)

Commercial Real Estate

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
COMM. REAL ESTATE

Securing Equity Capital For An Industry Leader

Recently, Merry Land & Investment Company, a leader in the real estate investment trust industry, engaged First Union to secure equity capital for its operations. First Union successfully placed $100 million in cumulative convertible preferred stock in the market, providing the company with the financing it needed to pursue new opportunities.

(Drawing of building steps upper left, First Union logo upper right, background photo of suburbs)

Consumer Mortgages

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
CONSUMER MORTGAGE

Origination, Securitization And Placement

Working together, First Union Home Equity Bank and First Union
Capital Markets prove that synergy exists between consumer bankers and investment bankers.

(Drawing of building steps upper left, First Union logo upper right, background photo of suburbs)

Consumer Mortgages

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
CONSUMER MORTGAGE

Co-Managing A $130 Million Home Equity Offering

In November of 1995, First Union joined Lehman Brothers in co-managing a $130 million home equity securities offering.

The deal marked First Union's first public offering involving home equity loan asset-backed securities. This was First Union Capital Markets Corporation's third major home equity securitization transaction in 1995. Earlier in 1995, we had privately placed two other home equity portfolios.

(Drawing of building steps upper left, First Union logo upper right, background photo of house)

Affordable Housing

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
AFFORDABLE HOUSING

Committed To The Financial Health Of Our Communities

First Union has joined forces with local organizations in numerous communities within our operating region to provide the financing for affordable housing programs. We are proud to be an industry leader in contributing to home ownership opportunities for qualifying individuals and families with incomes less than their area's medians.

During 1995, First Union made Affordable Housing equity investments totalling $121 million, representing 3,431 housing units.

(Drawing of building steps upper left, First Union logo upper right, background photo of house)

Affordable Housing

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
AFFORDABLE HOUSING

Our Affordable Housing Activities Take Place In Communities Across The U.S.

Recently, The Resource Foundation (TRF) in Nashville turned to First Union for help in purchasing 59 condominiums from the Resolution
Trust Corporation for sale to families and individuals with incomes of 80% or less than Nashville's median income.

First Union provided the financing needed as well as affordable mortgages to qualified buyers that featured flexible terms and minimal down payment requirements. For these people, the classic American dream, once an unlikely wish, is now a reality.

(Drawing of building steps upper left, First Union logo upper right, background photo of house)

Affordable Housing

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
AFFORDABLE HOUSING

Saving 70 Homes In Tampa, Florida

Recently, a partnership formed by First Union, the City of Tampa and several non-profit agencies was able to preserve houses originally planned for demolition during the construction of Tampa's Veteran
Expressway.

A total of 70 homes were moved from the expressway site to empty lots owned by the city and made available at a reduced cost to qualifying lower income Tampa residents.

First Union provided over $2 million in affordable home mortgage loans for the new owners.

(Drawing of building steps upper left, First Union logo upper right, background photo of house)

Affordable Housing

BUSINESS LINES
CAPITAL MARKETS
REAL ESTATE FINANCE
AFFORDABLE HOUSING

Building Homes For The Elderly

First Union is providing a $2.9 million construction loan and is structuring the $3.0 million equity investment in Philadelphia's Yorktown Arms Apartments. The 56 unit complex for the low and moderate income elderly is a cooperation effort involving First Union and the City of Philadelphia.

(Drawing of building steps upper left, First Union logo upper right, background photo of columns)

Capital Formation

BUSINESS LINES
CAPITAL MARKETS
CAPITAL FORMATION
HIGH YIELD
INVESTMENT GRADE
PUBLIC FINANCE

Offering Access To Public Markets Under The Direction Of Experienced
Professionals

In June of 1995, First Union received final approval from the Federal Reserve Board to underwrite debt and equity securities, making us one of only ten U.S. bank holding companies capable of underwriting corporate debt securities. In response, we have built a professional staff including individuals from virtually every major investment bank on Wall Street. Investment services are provided through our subsidiary, First Union Capital Markets Corporation.

(Drawing of building steps upper left, First Union logo upper right, background photo of columns)

High Yield Activity

BUSINESS LINES
CAPITAL MARKETS
CAPITAL FORMATION
HIGH YIELD

Client-Focused Solutions That Meet Capital Structure Requirements

Our High Yield area provides clients with origination and research services coupled with sales and trading designed to help them raise financing efficiently while meeting their particular capital structure requirements.

(Drawing of building steps upper left, First Union logo upper right, background photo of columns)

High Yield Activity

BUSINESS LINES
CAPITAL MARKETS
CAPITAL FORMATION
HIGH YIELD

Offering Demonstrated Expertise In Key Industries

In October 1995, First Union co-managed a $100 million offering for GranCare Inc., a diversified health care company that operates nursing homes and institutional pharmacies in addition to providing home and hospice care, rehabilitative therapies, and laboratory and radiological services.

(Drawing of building steps upper left, First Union logo upper right, background photo of columns)

Investment Grade

BUSINESS LINES
CAPITAL MARKETS
CAPITAL FORMATION
INVESTMENT GRADE

Offering Our Corporate Clients Fixed-Income Expertise

First Union offers its corporate clients a full range of investment-grade fixed-income expertise, including medium- and long-term traditional taxable bond issues as well as tailored structures involving fixed- and variable-rate preferred features. In 1995, First Union participated in 29 investment-grade fixed-income offerings totaling more than $4.25 billion.

Our services in this area are significantly enhanced by our industry specialty groups, who contribute knowledge of company and market requirements within their particular areas of expertise.

(Drawing of building steps upper left, First Union logo upper right, background photo of columns)

Investment Grade

BUSINESS LINES
CAPITAL MARKETS
CAPITAL FORMATION
INVESTMENT GRADE

Over $100 Million In Debt Issued For TransLeasing International

In October 1995, First Union participated in the underwriting and placement of $89.7 million in senior notes and $10.8 million in subordinated notes for TransLeasing International.

(Drawing of building steps upper left, First Union logo upper right, background photos of columns, highways)

Public Finance

BUSINESS LINES
CAPITAL MARKETS
CAPITAL FORMATION
PUBLIC FINANCE

First Union Provides All Tax-Exempt Financing Services For Public Clients

First Union provides tax-exempt bond underwriting and financial advisory services for municipalities, state and local governments, universities, hospital authorities and other public entities seeking financing for a variety of projects. In addition, First Union provides municipal leasing for public entities.

(Drawing of building steps upper left, First Union logo upper right, background photos of columns, highways)

Public Finance

BUSINESS LINES
CAPITAL MARKETS
CAPITAL FORMATION
PUBLIC FINANCE

First Union Provides All Tax-Exempt Financing Services For Public Clients

(graph appears here with the following plot points:)

Senior Manager
Assignments
($ in millions)             325         495
                            1994        1995

(Drawing of building steps upper left, First Union logo upper right, background photos of columns, highways)

Public Finance

BUSINESS LINES
CAPITAL MARKETS
CAPITAL FORMATION
PUBLIC FINANCE

Leveraging A Strong Regional Presence With Municipal Expertise

Our strong regional presence and relationship-based service style contributed to our success for this key area of capital financing.

(Drawing of building steps upper left, First Union logo upper right, background photos of columns, highways)

Public Finance

BUSINESS LINES
CAPITAL MARKETS
CAPITAL FORMATION
PUBLIC FINANCE

Over $150 Million In General Obligation Bonds For Charlotte

In September 1995, First Union acted as senior manager in bringing $151.5 million in General Obligation Bonds to market for the City of Charlotte, N.C.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Corporate Lending

BUSINESS LINES
CAPITAL MARKETS
CORPORATE LENDING
SPECIALIZED LENDING
LEVERAGED FINANCE
U.S. BANKING
LEASE FINANCING

Tailored Solutions That Respect Client Financial Abilities & Needs

Our Corporate Lending Group helps the customer use traditional loans and capital markets solutions to achieve their financial goals. We offer customized solutions and tailored programs that fit our clients' balance sheet and financing requirements.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Specialized Lending

BUSINESS LINES
CAPITAL MARKETS
CORPORATE LENDING
SPECIALIZED LENDING

Helping Companies In Selected Industry Segments Maximize Their Potential

First Union has developed the special expertise to become the valued financial partner to companies in selected industries.

We're proud to offer a full range of lending and investment banking services to growing companies in such industries as Health Care, Media/Communications, Financial Institutions, Mortgage Banking and Sports Finance.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting, baseball lower left)

Specialized Lending

BUSINESS LINES
CAPITAL MARKETS
CORPORATE LENDING
SPECIALIZED LENDING

Proven Ability In The Past Means Promise For Tomorrow

In July of 1995, First Union arranged $75 million in revolving credit for the Tampa Bay Devil Rays - a major league baseball franchise.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Leveraged Finance

BUSINESS LINES
CAPITAL MARKETS
CORPORATE LENDING
LEVERAGED FINANCE

Cost-Efficient Financing For Companies On The Move

First Union specializes in structuring and issuing cash-flow-based senior debt to facilitate transactions such as leveraged buyouts, recapitalizations, mergers and acquisitions, stock repurchases and business expansions.

First Union's leveraged finance activity is characterized by strong credit quality, low charge-offs, better than average margins and strong contributions to fee income.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Leveraged Finance

BUSINESS LINES
CAPITAL MARKETS
CORPORATE LENDING
LEVERAGED FINANCE

Cost-Efficient Financing For Expanding Companies

Typically less expensive than other sources of capital, leveraged financing requires a detailed knowledge of the borrower's corporate financial structure and special industry considerations that may apply. First Union's focus on key industries and highly personalized approach to client relationships provide the expertise needed to structure effective leveraged solutions.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting, Lason Systems logo lower left)

Leveraged Finance

BUSINESS LINES
CAPITAL MARKETS
CORPORATE LENDING
LEVERAGED FINANCE

First Union's Leveraged Finance Group

Lason Systems:

Agent for $25 million senior debt facility in January of 1995

Playtex Products Inc.:

Commitment for $25 million Senior Credit Facility

Clayton, Dubbier & Rice:

Co-agented and committed $75 million in the $2.7 billion acquisition of Riverwood International Corporation

(Drawing of building steps upper left, First Union logo upper right, background photos of business meeting, First Union building)

U.S. Banking

BUSINESS LINES
CAPITAL MARKETS
CORPORATE LENDING
U.S. BANKING

Integrated Financial Services For U.S.-Based Corporations

First Union's U.S. Banking Group provides lending and capital markets solutions to companies outside our geographic franchise. Our highly skilled staff of professionals is capable of presenting our capital and risk management products to our select clients.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Lease Financing

BUSINESS LINES
CAPITAL MARKETS
CORPORATE LENDING
LEASE FINANCING

Capital Equipment Financing Customized To Client Needs

First Union can provide lease financing services to our corporate clients, helping them gain access to the capital equipment they need for immediate expansion without impairing their balance sheets.

Our creativity often results in greater capital flexibility and lower costs while our leasing structures and terms can be customized to the client's individual requirements.

(Drawing of building steps upper left, First Union logo upper right, background photo of man & woman)

Investment Banking

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
ASSET SECURITIZATION
M&A
PRIVATE PLACEMENTS
LOAN SYNDICATION

Capital Formation & Advice For A Diverse Clientele

First Union assists companies in attaining their optimum financial structures through a variety of services. We offer asset securitization, private placement and loan syndication, public debt underwriting and distribution services as well as a full range of corporate finance advice involving mergers and acquisitions and business unit analysis.

Our Investment Banking specialists work with Relationship Managers to help them identify the services and products that will best benefit their clients and augment this expertise with input from a wide range of industry specialists. This team approach provides a superior understanding of company- and industry-specific needs, resulting in more effective investment banking solutions.

(Drawing of building steps upper left, First Union logo upper right, background photo of man & woman)

Asset Securitization

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
ASSET SECURITIZATION

Innovative Financing To Preserve Balance Sheet Strength

First Union serves companies with large pools of financial assets such as receivables or consumer loans by providing asset securitization services. The structured sale of securitized pools of assets provides our clients with off-balance sheet financing, which in turn improves leverage and return-on-assets ratios.

(Drawing of building steps upper left, First Union logo upper right, background photo of man & woman)

Asset Securitization

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
ASSET SECURITIZATION

Securitized Funding Success In Both Lead And Co-Managed Deals

First Union's primary asset securitization activity in 1995 was generated through securitized funding, with several lead and co-managed deals also providing significant contributions to total production. First Union was awarded competitive mandates from 15 clients for distribution value exceeding $1 billion over the next 5 quarters. Other key deals included:

*  A $138 million securitization with Canadian-based Newcourt Receivables.

* A lead-managed public underwriting for Trans Leasing International's issuance of $100 million in asset-backed securities.

(Drawing of building steps upper left, First Union logo upper right, background photo of man and woman)

Asset Securitization

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
ASSET SECURITIZATION

Securitized Funding Success In Both Lead And Co-Managed Deals

(graph appears here with the following plot points:)


1995 Asset Securitization   Securitized    Lead-    Co-      Total
                            Funding*     Managed    Managed

            Amount
            ($ in millions)  2,800      142         200      3,142
            Deals
            Closed              15        2           1       18

            *Includes $2 billion of First Union credit cards structured by Asset Securitization.

(Drawing of building steps upper left, First Union logo upper right, background photo of man and woman)

Mergers and Acquisitions

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
M&A

Making The Most Of Our Middle-Market Expertise

First Union is pleased to be able to offer its middle-market clients mergers and acquisitions services as well as on-going corporate structuring advice or transactional assistance with divestitures and corporate reorganizations.

Our focus on middle-market companies makes us a good match for closely- or privately-held companies seeking to free up liquidity for shareholders or implement expansion plans. We are also skilled in a number of key middle-market industries, lending an added measure of expertise in these areas.

(Drawing of building steps upper left, First Union logo upper right, background photo of man and woman)

Private Placements

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
PRIVATE PLACEMENTS

First Union Offers An Outstanding Private Placement Track Record

First Union has an outstanding track record in structuring and arranging the placement of corporate senior and subordinated debt, preferred and common stock and other hybrid securities with institutional investors. Our placements are customized transactions with negotiated restrictions and covenants as well as flexible security provisions.

Our ability in this area is enhanced by our access to multiple resources, a widespread potential investor base, our ability to structure flexible debt terms and our experience.

(Drawing of building steps upper left, First Union logo upper right, background photo of man & woman)

Private Placements

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
PRIVATE PLACEMENTS

We Offer Our Clients Comprehensive Private Placement Expertise

Our recently expanded capabilities in the Capital Markets area has increased the range of our Private Placement products and increased our ability to offer coordinated services. This comprehensive expertise can result in faster and more convenient Private Placements for First Union clients.

In addition, First Union has amassed a wide network of institutional investors with interest in long-term financings and can access a broad market base. This puts us in an advantageous position to match a company's financial needs with market preferences. We also have the ability and experience needed to expand market appetite and increase competition among investors to achieve the most favorable rates for our clients.

(Drawing of building steps upper left, First Union logo upper right, background photo of man and woman)

Private Placements

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
PRIVATE PLACEMENTS

We Have Successfully Served Clients In A Number Of Industries

First Union's Private Placement expertise spans a wide spectrum of industry lines. Recently, we have completed transactions for:

*$80 million in Senior Notes for Conair Corporation. Conair is an international consumer products company.
*$60 million in Senior Secured Notes for Vancouver Basketball Limited
Partnership.
*$22 million in Senior Notes for WLR Foods. WRL is a Roanoke, Virginia based food company.

(Drawing of building steps upper left, First Union logo upper right, background photo of man & woman)

Loan Syndications

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
LOAN SYNDICATION

Offering Clients Experience & Market Access

First Union offers clients Loan Syndication services through the efforts of a specialized team with years of experience structuring and placing transactions. To our clients, this means the proven ability to create the best structure at an appropriate price.

During 1995, First Union ranked 12th in "Agent Only" transactions underwriting 58 deals worth $9.3 billion.

First Union was "Agent" or "Co-Agent" on 95 deals totalling $37 billion.

(Drawing of building steps upper left, First Union logo upper right, background photo of man and woman)

Loan Syndications

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
LOAN SYNDICATION

Offering Clients A Broad Array Of Financing Alternatives

First Union's Loan Syndication capabilities offer customers a broad array of possibilities. For example, we can originate large-dollar loans, then distribute them to other banks, opening a window to a larger pool of liquidity than an individual bank commitment could provide while offering the identical terms and conditions contained in a single credit agreement.

First Union's size and industry standing is an advantage in this field. It allows our clients to benefit from larger transactions and attracts a greater pool of co-lenders.

(Drawing of building steps upper left, First Union logo upper right, background photo of man and woman, photo of Bob Healy, Managing Director, Loan Syndications)

Loan Syndications

BUSINESS LINES
CAPITAL MARKETS
INVESTMENT BANKING
LOAN SYNDICATION

First Union Is A Highly Active Syndications Agent

First Union's Loan Syndication experience includes the following sample transactions completed in 1995:

*$600 million for Conseco Inc. in March of 1995. Conseco owns, operates and provides services to companies primarily in the life insurance industry. *$100 million syndicated for Rural/Metro Corporation in October of 1995. *$500 million credit facility arranged for Darden Restaurants in May of 1995. Darden is the largest casual-dining company in the U.S. and operator of the Red Lobster and Olive Garden restaurant chains.
*$200 million syndicated for Insignia, completed in December of 1995.

"That call was on a Friday. And on Monday, we gave them a commitment letter for a $500 million underwritten transaction. And they called us Monday afternoon and said, `You're our new agent.' CUT TO: It's really teamwork, which can sound cliche, but the investment banking business is very much a team game."

(Drawing of building steps upper left, First Union logo upper right, background photo of handshake)

Capital Partners

BUSINESS LINES
CAPITAL MARKETS
CAPITAL PARTNERS

Innovative Financing Solutions For Leveraged Transactions

First Union Capital Partners is a merchant banking affiliate offering equity and subordinated debt investment capital to finance leveraged transactions. These transactions include management buyouts and recapitalizations and other special situations.

Capital Partners works with management teams as a strong financial partner by providing strategic advice and capital to build their businesses and create long-term equity value for all shareholders.

(Drawing of building steps upper left, First Union logo upper right, background photo of handshake)

Capital Partners

BUSINESS LINES
CAPITAL MARKETS
CAPITAL PARTNERS

Capital For Growing Companies

Capital Partners makes equity investments in companies that require capital for internal expansion or to complete strategic acquisitions. Capital Partners acts as a supportive, long-term investor for superior management teams with the vision to identify industry opportunities and the operating expertise to successfully grow their businesses.

As of the end of 1995, Capital Partners had deployed over $400 million in capital and had unrealized portfolio gains of $90 million.

(Drawing of building steps upper left, First Union logo upper right, background photo of handshake)

Capital Partners

BUSINESS LINES
CAPITAL MARKETS
CAPITAL PARTNERS

A Vital Component Of Our Client-Focused Services

Capital Partners often works with other areas of First Union Capital Markets such as Leveraged Finance, Specialized Industries and Private Placements in structuring comprehensive financing strategies that provide optimum flexibility for our clients.

(Drawing of building steps upper left, First Union logo upper right, background photo of umbrella)

Risk Management Products

BUSINESS LINES
CAPITAL MARKETS
RISK MANAGEMENT

High-Quality, Effective Risk Management Products

Today's business environment is volatile with many different risks. Risks to corporate balance sheets and income statements from interest rate or currency movements can be reduced or eliminated with the help of First Union risk management professionals. We provide our clients with a full range of risk management products including: swaps, floors, caps, currency forwards and options.

Our services are designed to help clients hedge their exposure to interest rate changes as well as currency movements.

(Drawing of building steps upper left, First Union logo upper right, background photo of umbrella)

Risk Management Products

BUSINESS LINES
CAPITAL MARKETS
RISK MANAGEMENT

High-Quality, Effective Risk Management Products

(graph appears here with the following plot points:)

Derivatives Activity                    31              38
Revenues
($ in millions)
                                        1994            1995

(Drawing of building steps upper left, First Union logo upper right, background photo of umbrella)

Risk Management Products

BUSINESS LINES
CAPITAL MARKETS
RISK MANAGEMENT

A Leading Market Maker In Derivatives Products

First Union is among a small group of market makers in such derivatives as swaps, swaptions, caps and collars. To the customer, this results in direct market pricing which can translate into significant savings.

We offer exceptional experience in helping mid-sized companies control their exposure to a variety of risks. Our products are typically tailored to each client's specific needs.

Our superior experience in evaluating and off-setting risk as a bank gives us an advantage in the structuring of derivatives for our client base.

(Drawing of building steps upper left, First Union logo upper right, background photo of umbrella)

Risk Management Products

BUSINESS LINES
CAPITAL MARKETS
RISK MANAGEMENT

Our Growing Foreign Exchange Capability Adds Value To Our Services

As increasing numbers of firms conduct business off-shore, it is critical to maximize return on capital despite fluctuating currency values. First Union's foreign exchange capability helps companies with currency exposure manage their foreign currency risk. First Union trades in all major markets and most emerging markets.

Companies with foreign operations will be able to take advantage of our multi-currency deposit and lending capabilities, currency hedging capabilities as well as around-the-clock foreign exchange services.

(Drawing of building steps upper left, First Union logo upper right, background photo of national flags)

International Trade Finance

BUSINESS LINES
CAPITAL MARKETS
INT'L TRADE FINANCE

One Of Our Most Vital Areas Of Expertise

Global expertise, superior technology and a far-reaching correspondent network allow First Union to offer a comprehensive array of international banking services. Trade services, correspondent banking services, structured trade finance and international corporate banking services are all available to U.S. companies that do business globally, as well as to foreign companies with U.S. subsidiaries.

(Drawing of building steps upper left, First Union logo upper right, background photo of national flags)

Risk Management Products

BUSINESS LINES
CAPITAL MARKETS
RISK MANAGEMENT

One of Our Most Vital Areas of Expertise

(graph appears here with the following plot points:)


First Union's
International Trade
Transaction Volume                      4.0                     5.7
($ in billions)
                                        1994                    1995

(Drawing of building steps upper left, First Union logo upper right, background photo of national flags)

International Trade Finance

BUSINESS LINES
CAPITAL MARKETS
INT'L TRADE FINANCE

Over 1,300 Correspondent Banking Partnerships In 140 Countries

First Union is constantly expanding its presence in the international banking arena to keep pace with growing client demand. We have now developed over 1,300 correspondent banking partnerships with established banks to facilitate trade in 140 countries throughout the world.

Our trade services include loans, cash management services, bankers' acceptances, trade and standby Letters of Credit, foreign exchange, international funds transfers, drafts and collections.

(Drawing of building steps upper left, First Union logo upper right, background photo of national flags)

International Trade Finance

BUSINESS LINES
CAPITAL MARKETS
INT'L TRADE FINANCE

Offering Expertise In All Areas Of Trade Finance

Our structured trade finance area can provide U.S. Government guarantee and insurance programs, private finance programs for transactions and risk-mitigation structuring.

(Drawing of building steps upper left, First Union logo upper right, background photo of national flags)

International Trade Finance

BUSINESS LINES
CAPITAL MARKETS
INT'L TRADE FINANCE

An Historic Partnership Is Formed With South Africa

First Union pioneered the first major global partnership with South Africa. When trade sanctions were lifted, we were the first U.S. banking company to sign a credit facility agreement with a South African bank, in conjunction with the Export-Import Bank of the United States. This facility is being used to support U.S. companies in exporting capital goods to South Africa.

As a result, since year-end 1993, our International Division has handled more than $200 million in trade transactions from South African banks, as well as transactions for more than 250 U.S. exporters.

(Drawing of building steps upper left, First Union logo upper right, background photo of national flags)

International Trade Finance

BUSINESS LINES
CAPITAL MARKETS
INT'L TRADE FINANCE

Forging Ties With A Newly-Opened China

First Union's second historic global partnership is with The Hongkong Chinese Bank Ltd. We have begun a joint venture that will support U.S. companies with their trade in Asia.

The company - FUN HKCB Asia, Ltd. - is expected to process $1.0 billion in annual trade transactions by the end of the decade.

In November of 1995, First Union announced an alliance with First
Factors Corporation to facilitate factoring service to Asian exporters for their sales to U.S. and Europe.

(Drawing of building steps upper left, First Union logo upper right, background photo of man at computer)

Capital Management Group

BUSINESS LINES
CAPITAL MANAGEMENT
INTEGRATED APPROACH
INDIVIDUAL SERVICES
MUTUAL FUNDS
INSURANCE PRODUCTS
INVESTMENT MGMT
BROKERAGE
INSTITUTIONAL SVCS


A Conglomerate of
Asset-Management
Businesses Allied With One
Of The Nation's Strongest
Banking Companies



* Investment Services   * Insurance

* Financial Planning    * Corporate Trust

* Personal Trust        * Brokerage

* IRAs                  * Private Banking

* CAP Accounts          * Pension Management

* Mutual Funds          * 401(k)

(Drawing of building steps upper left, First Union logo upper right, background photo of man at computer)

Capital Management Group


        A Conglomerate Of Asset-Management Businesses Allied With One Of The Nation's Strongest Banking Companies

BUSINESS LINES
CAPITAL MANAGEMENT
INTEGRATED APPROACH
INDIVIDUAL SERVICES
MUTUAL FUNDS
INSURANCE PRODUCTS
INVESTMENT MGMT
BROKERAGE
INSTITUTIONAL SVCS

(PIE CHART APPEARS HERE WITH THE FOLLOWING PLOT POINTS:)

Assets Under Management
as of 12/31/95
($ in billions)

Employee Benefit Trust           9.9

Personal Trust, Endowments,
Foundations and Estates         15.9

Investment Agent                 6.5

Mutual Funds                    13.2

TOTAL                           45.5

(Drawing of building steps upper left, First Union logo upper right, background photos of man at computer, 2 men talking; Don McMullen photo lower left)

An Integrated Service Approach

BUSINESS LINES
CAPITAL MANAGEMENT
INTEGRATED APPROACH

Team Power Ensures Consistent, Appropriate Services

By approaching the needs of our clients from every angle rather than from the vantage point of one business unit or representative, we provide clients with well-coordinated investment and trust strategies.

"Our strategy in CMG is simple: to bring customers on board and then provide so thoroughly for their financial needs - all through life - that they never leave."

Don McMullen
Executive Vice President and
Head of Capital Management Group

(Drawing of building steps upper left, First Union logo upper right, background photos of man at computer, 2 men talking)

CMG Strategy

BUSINESS LINES
CAPITAL MANAGEMENT
INTEGRATED APPROACH

Helping Customers Meet Their Goals

Banks traditionally offer customers checking and saving accounts, auto loans and mortgages. Commercially, they offer lockbox services and small-business loans. These are valuable services - but they are aimed at only a few of the many financial goals customers set for themselves.

(Drawing of building steps upper left, First Union logo upper right, background photos of man at computer, 2 men talking)

CMG Strategy

BUSINESS LINES
CAPITAL MANAGEMENT
INTEGRATED APPROACH

Beyond The Basics

In addition to the basics, customers on the retail side also need help with: educating their children, investing their money, planning for retirement and managing their growing assets.

Commercial customers need help such as: investment management, trusteeship and record-keeping for pension plans, 401(k)s and their own stock and bond offerings.

(Drawing of building steps upper left, First Union logo upper right, background photos of man at computer, 2 men talking)


CMG Strategy

BUSINESS LINES
CAPITAL MANAGEMENT
INTEGRATED APPROACH

Don't Get Sidetracked!

We don't want customers to get sidetracked - going somewhere besides First Union to purchase the financial products and services they need.

CMG'S goal is to bring customers on board to First Union and provide for their financial needs so thoroughly that they never leave.

CMG Aims To...

        * Help customers achieve their financial goals by anticipating their needs.

        * Offer a full range of value-added products and individualized services.

        *  Build customer satisfaction and loyalty along the way.

(Drawing of building steps upper left, First Union logo upper right, background photos of man at computer, 2 men talking)


CMG Market Potential

BUSINESS LINES
CAPITAL MANAGEMENT
INTEGRATED APPROACH

Aging Baby Boomers

77 million baby boomers are hurtling toward age 50. They want to live comfortably for 20 years after retiring, so they need to maximize their earnings potential now - and single-digit returns don't cut it. In addition, between $8 trillion and $12 trillion will transfer across generations in the next 15 years - making the baby boomers the first generation to inherit substantial wealth.

This segment of the market will need investment products, financial planning, and trust and estate planning services over the next four decades.

(Drawing of building steps upper left, First Union logo upper right, background photos of man at computer, 2 men talking)


CMG Market Potential

BUSINESS LINES
CAPITAL MANAGEMENT
INTEGRATED APPROACH

Poised To Take Advantage Of Opportunities

CMG has:

        *  An array of financial products as complete as any in the industry.

        * A distribution network stretching from Connecticut to the Florida Keys - the nation's most accessible.

        *  A large sales force that is both knowledgeable and motivated.

(Drawing of building steps upper left, First Union logo upper right, background photos of man at computer, 2 men talking)

CMG Market Potential

BUSINESS LINES
CAPITAL MANAGEMENT
INTEGRATED APPROACH

Facts And Possibilities


Fact:  First Union has 11 million customers...

        ... If 5% choose to open a CAP Account, we will have 210,000 customers.

        ... If 20% purchase a First Union IRA, we will have
            2 million customers.

        ... If 30% use our Brokerage services, we will be serving more than 3 million customers.


Fact:  Investors in the U.S. have placed $3 trillion in mutual funds...

        ... If 3% of that money is invested in First Union funds, our mutual fund assets will top $90 billion.


Fact: Employees in the U.S. currently have invested $1.2 trillion in 401(k) plans...

       ... If 2% of that money is invested in a First Union plan, our 401(k) assets will top $24 billion.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

Individual Services

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
PRIVATE BANKING
FINANCIAL PLANNING
PERSONAL TRUST
IRAs
CAP ACCOUNT

A Variety Of Individual Services

First Union offers customers an array of products and individualized services to help them meet their long-term financial goals. These include Private
Banking, Financial Planning, Personal Trust,
Individual Retirement Accounts (IRAs) and
CAP Accounts (Centralized Asset Management Accounts).

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

Private Banking

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
PRIVATE BANKING

A Relationship Orientation

First Union's relationship-based orientation puts us in a good position to serve these clients who tend to value regular personal contact. Private bankers can leverage the power of other First Union products and services, such as mutual funds, trust services and insurance.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

Private Banking

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
PRIVATE BANKING

Targeting The First Union "Frequent Flier"

Private banking services are aimed at the frequent users of all First Union products and services - individuals, families, corporations, partnerships, professional groups or foundations with a common financial focus.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

Private Banking

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
PRIVATE BANKING

Our Strong Local Presence Equals Quality And Convenience

First Union's Private Banking arm provides its services through a powerful distribution network that includes nearly 2,000 First Union branches along the eastern seaboard.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

Financial Planning

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
FINANCIAL PLANNING

A Brand-New, Value-Added Service For Customers

Every Capital Management area within First Union is moving toward a financial planning approach. A pilot program is scheduled for spring 1996.

Market Potential: Baby boomers, twenty-somethings and soon-to-be retirees - all of whom require guidance in setting and meeting their financial goals.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

Financial Planning

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
FINANCIAL PLANNING

Offering Every Customer A Solid Financial Plan

First Union offers a complete array of products to help implement the changing needs of individuals as they move through the various stages of their lives. These products include traditional loans, checking and savings accounts tailored to a client's individual needs, certificates of deposit, mutual funds, credit cards and other loan products.

These products are backed by customized strategies in such areas as tax and trust planning and investment management.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

Personal Trust

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
PERSONAL TRUST

More Than 50 Years Of Expertise In Investment Management And Trustee Services

We help individuals with a full range of wealth management needs such as estate planning, trusteeship and investment management through 55 locations with 275 officers, administrators and salespeople servicing personal trusts. Our wide-ranging presence allows us to provide the personal attention so necessary to discreet and effective trust services. Our merger with First Fidelity establishes a strong presence for personal trust administration in the Northeast.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

Personal Trust

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
PERSONAL TRUST

Personal Trust Potential

With the coming wealth transfer of between $8 trillion and $12 trillion across generations in the next 15 years, there is great potential in this business.

With the aging of the population, there is an increasing need for the tax-wise estate planning we provide.

First Union is well-positioned to serve these customers, as we are in four of the top five wealth markets in the U.S. - the New York City area, the Washington, D.C. area, the West Palm Beach/Boca Raton area and the
Hartford, Conn. area.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

IRA Products

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
IRAs

First Union Is A National Leader In Providing IRA Products

First Union is the nation's Number 1 bank-based provider of Individual Retirement Account (IRA) products. We have nearly $9.6 billion in IRA assets under management.

We have 650,000 IRA customers and more than 1.2 million accounts.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

IRA Products

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
IRAs

Impressive IRA Asset Growth

We have averaged 20% annual asset growth in IRAs in the past decade.

Historical Growth of IRA Assets, 1985-1995

(GRAPH)
($ in millions)

        85                230
        86                458
        87                622
        88                791
        89                941
        90              1,593
        91              2,048
        92              2,603
        93              5,099
        94              5,393
        95              9,600

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

IRA Products

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
IRAs

IRA Potential:  Total Choice In Self-Directed IRAs

First Union ties IRAs to our capital management capability, making it easy for customers to have all their IRAs in one place, whether they want their IRAs in CDs, mutual funds, brokerage or other investment products.

The market for this product is likely to expand with the aging of the population along with the anticipated lifting of the federal caps and limits from IRAs. We are well positioned to make the most of this potential.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

CAP Accounts

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
CAP ACCOUNTS

A Complete Range Of Financial Service In A Single Account

First Union's CAP Account is an exciting asset management product that combines checking, money market and brokerage functions into one account. This centralized investment management approach offers customers simplicity, convenience and greater earnings power on their liquid assets.

If 5% of our 11 million customers chose to open a CAP Account, we will have 210,000 customers.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

CAP Accounts

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
CAP ACCOUNTS

A Complete Range Of Financial Service In A Single Account

Growth of CAP Accounts
(GRAPH)

        89                3,119
        90                3,443
        91                4,158
        92               14,586
        93               18,868
        94               81,167
        95              147,000

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

CAP Accounts

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
CAP ACCOUNTS

Consumer Demand Is Fueling Strong Growth In CAP Assets

First Union currently has more than 147,000 CAP Accounts under management, representing more than $11.7 billion in assets - more than the total asset value of our company 10 years ago. These numbers grow daily as new customers bring assets to First Union in search of a better banking and investment product.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

CAP Accounts

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
CAP ACCOUNTS

Consumer Demand Is Fueling Strong Growth In CAP Assets

Growth of CAP Account Assets
(GRAPH)

($ in billions)

        89               .4
        90               .5
        91               .7
        92              2.0
        93              2.4
        94              6.5
        95             11.7

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

CAP Accounts

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
CAP ACCOUNTS

Consumer Demand Is Fueling Strong Growth In CAP Assets

Breakdown of CAP Account Assets         Outstandings
(PIE CHART)
                                       as of 12/31/95
                                       ($ in millions)

                                  Insured Deposits        5,763
                                  Tax-Exempt                406
                                  Treasury                1,046
                                  Money Market              615
                                  Securities              3,828
                                  Mutual Funds               53

                                  Total Outstandings     11,713

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

CAP Accounts

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
CAP ACCOUNTS

A Quality Program For Our Priority Customers

To qualify for a CAP Account, a minimum balance of $15,000 in any combination of cash, stocks, bonds, mutual funds, and/or other securities must be maintained at First Union. In return, customers receive a variety of advantages over traditional bank and investment accounts.

(Drawing of building steps upper left, First Union logo upper right, background photo of 2 men talking)

CAP Accounts

BUSINESS LINES
CAPITAL MANAGEMENT
INDIVIDUAL SERVICES
CAP ACCOUNTS

A Quality Program For Our Priority Customers

CAP Account Features:

        *  Automatic daily sweep of             *  Special CD rates
           assets

        *  Unlimited check writing              *  Free safe deposit box

        *  Single, consolidated                 *  Personal Investment
           monthly statement                       Counselor

        *  Overdraft protection                 *  24-hour toll-free telephone
                                                   assistance and information

(Drawing of building steps upper left, Evergreen logo to right of it, First Union logo upper right, background photo of forest)

Mutual Funds

BUSINESS LINES
CAPITAL MANAGEMENT
MUTUAL FUNDS

First Union Offers Mutual Funds To Match Virtually Every Investment Goal

Since First Union introduced its proprietary mutual fund in 1985, we have seen strong growth in consumer demand for these products, with mutual fund assets growing to over $10 billion in 1995. First Union now offers its customers access to a complete range of mutual funds through our family of Evergreen Funds.

The Evergreen Funds include 31 proprietary mutual fund offerings covering the entire risk-to-reward spectrum, allowing our clients to augment their personal account investment strategies or build comprehensive investment portfolios by strategically combining appropriate funds.

(Drawing of building steps upper left, Evergreen logo to right of it, First Union logo upper right, background photo of forest)

Mutual Funds

BUSINESS LINES
CAPITAL MANAGEMENT
MUTUAL FUNDS

First Union Offers Mutual Funds To Match Virtually Every Investment Goal

Breakdown of Evergreen Funds Assets Under Management by Market Sector

                                      as of 12/31/95
                                      ($ in millions)

                                 International Growth              148
                                 Domestic Growth                   928
                                 Growth & Income                 4,569
                                 Income                            779
                                 Tax-Free Income                   519
                                 Money Market                    3,539

                                 Total Assets                   10,482

(Drawing of building steps upper left, Evergreen logo to right of it, First Union logo upper right, background photo of forest)

Mutual Funds

BUSINESS LINES
CAPITAL MANAGEMENT
MUTUAL FUNDS

All Of Our Evergreen Funds Share A Focus On Quality

The well-respected Lieber & Co. serves as investment adviser for the Evergreen Funds. Of the 31 funds in the Funds family, eleven currently enjoy Morningstar ratings of 4 or 5 stars. And the entire family of funds made it to the top ten of Barron's first-ever ranking of America's mutual-fund groups, in February 1996.

All funds, regardless of objective, share a focus on quality and preservation of shareholder capital. Careful attention is paid to risk management, and all funds are managed within the stated risk-to-reward parameters outlined in each prospectus.

(Drawing of building steps upper left, Evergreen logo to right of it, First Union logo upper right, background photo of forest)

Mutual Funds

BUSINESS LINES
CAPITAL MANAGEMENT
MUTUAL FUNDS

All of Our Evergreen Funds Share a Focus on Quality

                        Fund                                       Star Rating

The Evergreen Funds:    Evergreen Fund                                    ****
Morningstar Ratings     Evergreen American Retirement Fund                ****
as of 12/31/95          First Union Balanced Fund                         ****
                        First Union Fixed Income Fund                     ****
                        Evergreen Florida High Yield Muni Fund           *****
                        Evergreen Foundation Fund                        *****
                        Evergreen Growth & Income Fund                    ****
                        First Union Managed Bond Fund                     ****
                        Evergreen Short-Intermediate Municipal Fund       ****
                        Evergreen Short-Intermediate Municipal Fund (CA)  ****
                        First Union Value Fund                            ****

(Drawing of building steps upper left, Evergreen logo to right of it, First Union logo upper right, background photo of forest)

Mutual Funds

BUSINESS LINES
CAPITAL MANAGEMENT
MUTUAL FUNDS

A Superior Distribution Network Delivers Our Funds To A Wide Client Base

Mutual funds offer individual investors a number of financial benefits useful in protecting their assets and growing their capital for the long-term.

First Union is committed to bringing these advantages to our broader customer base. As a result, we have become experts at training branch personnel in mutual funds sales. Since the beginning of 1994, over 2,700 branch employees have been licensed to sell mutual funds.

A new Systematic Investment Plan lets customers automatically invest a set amount in selected Evergreen Funds at regular intervals. No initial investment is required.

Investors in the U.S. have placed $3 trillion in mutual funds. If 3% of that money is invested in First Union's Evergreen Funds, our mutual funds assets will top $90 billion.

(Drawing of building steps upper left, First Union logo upper right, background photo of senior couple)

Insurance Products

BUSINESS LINES
CAPITAL MANAGEMENT
INSURANCE PRODUCTS

We Carry A Complete Range Of Credit And Supplemental Life Products

At First Union, we carry a complete range of credit and supplemental life insurance products to meet the diverse needs of our clients. We are able to provide a variety of competitive fixed and variable annuity plans for tax-deferred savings and an array of life insurance products to satisfy business, personal and estate planning objectives.

We are one of a few financial institutions allowed to establish our own agency and help customers with insurance needs. This was made possible through our acquisition of a licensed insurance company more than 30 years ago and we were "grandfathered" when laws changed to restrict bank involvement in the industry.

(Drawing of building steps upper left, First Union logo upper right, background photo of senior couple)

Insurance Products

BUSINESS LINES
CAPITAL MANAGEMENT
INSURANCE PRODUCTS

New Products Open New Horizons For First Union And Our Clients

Annuities bridge a gap by offering customers an investment option between the security of a certificate of deposit and the yield of a mutual fund.

The appeal of annuities to our client base caused us to mount a major initiative to increase our product line in this area. Today, we offer consumers a choice of insurance-based investment products and have more under development for introduction within the next two years.

First Union has nearly 1,700 bank branch employees who are licensed to sell annuity products.

(Drawing of building steps upper left, First Union logo upper right, background photo of senior couple)

Insurance Products

BUSINESS LINES
CAPITAL MANAGEMENT
INSURANCE PRODUCTS

Pioneering New Products To Meet Growing Consumer Demand

Our momentum in the insurance area recently culminated in the introduction of a proprietary fixed annuity product in the first quarter of 1996. This new product provides investors with access to potentially higher market returns backed by the safety net of a guaranteed minimum yield.

(Drawing of building steps upper left, First Union logo upper right, background photo of graduation ceremony)

Investment Management

BUSINESS LINES
CAPITAL MANAGEMENT
INVESTMENT MGMT

Investment Services Meet The Needs Of Today's Investors

First Union offers a full range of investment services through our Capital Management Group, which currently oversees more than $45 billion in assets under management.

These services are available to individuals seeking private account management of their equity and fixed income assets as well as to corporations and institutions seeking management of their capital and cash accounts. A special unit provides pension fund management to our corporate and institutional clients.

(Drawing of building steps upper left, First Union logo upper right, background photo of graduation ceremony)

Investment Management

BUSINESS LINES
CAPITAL MANAGEMENT
INVESTMENT MGMT

Our Equity Value Orientation Is Well-Suited For Long-Term Investors

First Union takes an equity value orientation approach to stock market investing. We search out companies with strong fundamentals that are currently undervalued in the marketplace as measured by a variety of quantitative factors.

This conservative philosophy is well-suited for companies and institutions seeking responsible management of their long-term assets. It is also a good match for individuals looking to protect and grow their wealth over time in order to reach such important goals as a secure retirement or funding a child's college education.

(Drawing of building steps upper left, First Union logo upper right, background photo of graduation ceremony)

Investment Management

BUSINESS LINES
CAPITAL MANAGEMENT
INVESTMENT MGMT

Our Fixed Income Services Take Advantage Of First Union's Strong
Market Presence

First Union is a market maker in a number of fixed income securities as well as a highly active participant in all bond markets. These activities provide us with a window on market conditions and contribute to our effectiveness as a fixed income money manager.

Our investment professionals are proficient in a variety of investment styles. We offer management of both taxable and tax-exempt portfolios. Fixed income strategies are tailored to each client's individual needs, including specific yield curve or risk-to-return requirements.

(Drawing of building steps upper left, First Union logo upper right, background photo of man at computer)

Brokerage

BUSINESS LINES
CAPITAL MANAGEMENT
BROKERAGE

Able To Serve Customers From Main Street To Wall Street

First Union has the 8th largest broker sales force in the nation. We have 101 full-service brokerage locations, with over 2,700 licensed employees.

Our success comes from our focus on individuals and middle-market companies in America's fastest-growing regions. We back this focus with a strong emphasis on lower costs and customer service.

(Drawing of building steps upper left, First Union logo upper right, background photo of man at computer)

Brokerage

BUSINESS LINES
CAPITAL MANAGEMENT
BROKERAGE

Serving Our Investment Management And Self-Managed Clients

First Union provides brokerage services to its Investment Management clients as well as individuals and companies trading on their own behalf.

Our direct access to traders on the floors of all major exchanges allows us to quickly implement client orders, enhancing our ability to complete trades within the requested terms.

If 30% of our 11 million customers use our Brokerage services, we will be serving more than 3 million customers.

(Drawing of building steps upper left, First Union logo upper right, background photo of man at computer)

Brokerage

BUSINESS LINES
CAPITAL MANAGEMENT
BROKERAGE

Service Can Make A Difference - We Know Because We Make A Difference
Every Day

First Union offers investors of all sizes an economical way to complete their investment trades. Volume discounts are available for frequent investors, as are other pricing plans.

Regardless of order size, all customers benefit from outstanding customer service made possible by our relationship-based approach. Trade orders can be placed over the phone or by computer, and confirmations are sent out promptly - providing our clients with the information they need to maintain control over their trading strategies.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Institutional Services

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS

PENSION FUND MGMT
CORPORATE TRUST
401(k)

A Variety Of Institutional Services

First Union offers its corporate and institutional clients a variety of pension fund and trust services. These include Pension Fund Management, Corporate Trust and 401(k) Services.

Our capabilities in this area are significantly enhanced by superior technology. Years of development effort and investment have paid off in state-of-the-art hardware and advanced proprietary software systems that facilitate portfolio and account management, date processing and reporting services.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Pension Fund Management

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
PENSION FUND MGMT

We Specialize In Managing Retirement Assets For Midsize Organizations

First Union offers pension and fund investment management services to its corporate and institutional clients. We specialize in providing midsize companies, practices and partnerships of all sizes with the highest-quality, institutional-caliber investment expertise combined with a high-degree of personal attention and tailored portfolio terms.
We are particularly experienced in the growing field of 401(k) management and can assist clients in planning and implementing a plan of their own.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Pension Fund Management

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
PENSION FUND MGMT

We Can Accommodate The Needs Of Qualified Or Self-Directed Plans

First Union offers investment services for all types of plans, including qualified and self-directed pension and profit-sharing programs. We take a proactive approach to plan structure and asset management to ensure full compliance with all applicable regulations. Our value-oriented equity approach is designed to promote long-term performance and is well-suited to the management of retirement assets.

Clients enjoy an unusual degree of direct contact with our portfolio managers, remaining in command of their pension fund strategies without worrying about daily management or administrative responsibilities.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Pension Fund Management

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
PENSION FUND MGMT

First Union Also Provides All Services Related To Plan Design
And Administration

First Union offers its pension fund clients the choice of selecting services on a consulting basis or choosing a bundled approach.

We can assist in the structuring of pension profit-sharing plans as well as administration, recordkeeping and reporting.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Corporate Trust

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
CORPORATE TRUST

Premier Provider Of Transfer Agent Services

* First Union's Corporate Trust area had more than $90 billion in outstandings in 1995.

* We are one of the top ten Corporate Trust divisions in the U.S., with more than 7,000 bond issues (paying agent or trustees).

*  We provide shareholder services for 250 corporate clients.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Corporate Trust

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
CORPORATE TRUST

Complete Fiduciary Services For A Variety Of Corporate Needs

First Union provides a full range of fiduciary services to corporations, including administrative, trustee and investment expertise pertaining to corporate escrow and custody accounts and deferred compensation plans.

We are also a premier provider of transfer agents services for public companies.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

Corporate Trust

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
CORPORATE TRUST

Our Personalized Approach Results In More Effective Corporate Strategies

First Union's regionally focused approach is a good fit with middle-market companies seeking a proactive adviser as well as an administrator.

We can assist companies in managing their shareholder communications and recordkeeping, as well as help set up and implement compensation, bonus and profit sharing plans that maximize tax savings and create incentives for long-term service among valued employees.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

401(k) Services

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
401(k)

First Union Specializes in Trust Services for 401(k)s and other
Pension Plans

First Union's Institutional Trust area offers a complete range of trust and administrative services to employee benefit plans, including defined benefit, profit sharing and 401(k) plans.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

401(k) Services

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
401(k)

We Specialize In Managing Retirement Assets For Midsize Organizations

401(k) Asset Growth,
1990-1995

Asset Base                              (GRAPH)
($ in millions)                                         Number of Plan
                                        Year            Participants
1990            20
1991           105                        90              1,200
1992           295                        91             13,506
1993           710                        92             24,757
1994           907                        93             68,842
1995         2,163                        94             87,321
                                          95            120,000

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

401(k) Services

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
401(k)

We Offer A Complete Range Of Customized Services

When it comes to trustee and recordkeeping services, First Union offers its clients clearly superior technological capabilities that enhance our ability to track plan data and account information. Using our technological prowess, we provide services that satisfy the information needs of participants at an affordable rate for the sponsor.

(Drawing of building steps upper left, First Union logo upper right, background photo of business meeting)

401(k) Services

BUSINESS LINES
CAPITAL MANAGEMENT
INSTITUTIONAL SVCS
401(k)

Protecting The Long-Term Interests Of Sponsors And Participants

In line with our relationship-based approach to financial services, we view our role as plan administrator in very proactive terms. We have developed a daily valuation product that has received good customer rating scores from participants as well as outside, third-party vendors.

Employees in the U.S. have invested $1.2 trillion in 401(k) plans. If 2% of that money is invested in a First Union plan, our 401 (k) assets will top $24 billion.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)

Credit Card Products

First Union's Credit Card
Business Is Growing And Is
Well-Positioned For The Future

BUSINESS LINES
CREDIT CARD PRODUCTS

NATIONAL SOLICITATION
DEBIT CARDS
SMART CARDS

Superior technology, outstanding service and innovative products have combined with rising consumer demand to support strong growth in First Union's credit card business. In fact, managed card receivables increased 36% in 1995 alone, with the number of card accounts rising by 20%.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)

Credit Card Products

First Union's Credit Card
Business Is Growing And Is
Well-Positioned For The Future

BUSINESS LINES
CREDIT CARD PRODUCTS

NATIONAL SOLICITATION
DEBIT CARDS
SMART CARDS

"Card products hold the key to customer relationships and have the potential to offer unparalleled convenience and access to First Union customers. By committing resources and talent to the development of new technology, we are building a premier financial services organization without geographic limits or boundaries."

Fred Winkler
Executive Vice President
Card Products Division

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page)

National Solicitation

Our Growth Has Been
Accompanied By Better-Than-
Average Credit Quality

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION

OVERVIEW
MARKET STRATEGY
LOOKING AHEAD

At the end of 1993, First Union was ranked the 21st largest issuer in the country; by the end of 1995, we had risen to 17th. Our cost to acquire new accounts and our credit quality are better than national averages:
First Union posted a VISA and MasterCard charge-off rate of 3.5% as of December 31, 1995.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page)

National Solicitation

Our Growth Has Been
Accompanied By Better-Than-
Average Credit Quality

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION

OVERVIEW
MARKET STRATEGY
LOOKING AHEAD

Top 20
Bank Card Issuers
By Outstandings
December 31, 1995
($ in billions)

13  BancOne             9.7
14  Bank Of America     9.2
15  Bank of New York    8.6
16  NationsBank         7.4
17  First Union         5.4
18  Wells Fargo         4.9
19  Wachovia            4.5

Source:  The Nilson Report

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)

Overview

Our Goal:
Increased Market Share In
The Credit Card Industry

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
OVERVIEW

First Union is committed to becoming a major player in the credit card industry by 1) providing the best in features and service; 2) offering competitive prices and a wide array of products; and 3) developing the most advanced systems in the industry for targeted marketing and application processing. Growth in our card receivables tells us that this strategy is working.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)

Overview

Our Goal:
Increased Market Share In
The Credit Card Industry

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
OVERVIEW

First Union's
Credit Card Portfolio
Growth of
Managed Receivables
($ in millions)
(line graph appears here with the following plot points:)
12/93     3/94     6/94     9/94    12/94     3/95     6/95     9/95    12/95
2,160    2,061    2,836    3,237    3,988    4,078    4,529    4,875    5,444

Note: Managed Card Receivables include $2 billion of receivables that First Union securitized and sold.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)

Overview

Our Strengths:  Superior
Products & Service

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
OVERVIEW

First Union issues Visa and MasterCards - the most popular card brands in the world - to consumers across the nation. Competitive rates and fees and ATM access are among the features valued by our customers.

24-hour account information is provided through our Customer
Relationship Center, which can handle virtually any request within minutes. Superior technological systems retrieve complete account information at the start of each phone call and transfer it intact, if needed, to speciality areas for immediate response.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page)

Overview

Our Strengths:  Superior
Products & Service

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
OVERVIEW

First Union's
Credit Card Portfolio
Chart shows growth in
the number of accounts
(in millions)
(line graph appears here with the following plot points:)
12/93    3/94    6/94    9/94   12/94    3/95    6/95    9/95   12/95
2,171   2,250   2,718   2,987   3,157   3,329   3,384   3,717   3,794

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(NOVA logo center, background photo on entire page)

Looking Ahead

The NOVA Partnership:
A Strategic Alliance
For The Future

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
OVERVIEW

We are augmenting our consumer card efforts with merchant processing initiatives. First Union now holds a significant equity position in NOVA Information Systems, Inc., a leading merchant processing company. The NOVA alliance creates the 8th largest merchant processor in the nation, with approximately $12 billion in bank card sales processed annually and more than 90,000 participating merchants.

This partnership will allow us to increase our returns from merchant processing while keeping processing costs down.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page)

Market Strategy

 High Quality Portfolio
*Strong Retention
*Momentum

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
MARKET STRATEGY

The credit card industry has become fiercely competitive in the 1990s.
Though millions of Visa cards & MasterCards have been issued worldwide, credit cards still account for only a small percentage of consumer spending - leaving plenty of room for expansion. To take advantage of this opportunity, however, companies must offer value and target their markets carefully.

First Union focuses its solicitation efforts on high credit quality consumers with revolving balances. These consumers recognize the value of the competitive rates and the special features and promotions we offer. We retain cardholders by providing the highest quality customer service - a trait identified by consumers as the single most important reason to choose a credit card company.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page)

Market Strategy

 High Quality Portfolio
*Strong Retention
*Momentum

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
MARKET STRATEGY

Components of Total
Consumer Installment Debt
($ in billions)
(graph appears here with the following plot points:)

             68     70       72      74      76      78      80      82      84     86      88       90      92       94
auto       34,034  36,515  47,261  54,492  65,880  97,373 111,674 123,549 171,061 246,394  284,189 287,011 257,072  322,001
revolving   1,955   4,804   9,263  13,204  16,313  44,273  54,484  65,870  98,273 134,943  172,363 223,811 255,884  333,414
other      53,227  62,225  73,237  94,664 102,915 116,737 130,780 133,312 166,888 190,148  200,936 229,759 218,124  247,142
total      89,216 103,544 129,761 162,360 185,107 258,382 296,937 322,731 436,221 571,486  657,488 740,581 731,080  902,557

Source:  Federal Reserve

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page)
Market Strategy

Innovative Features Attract
New Cardholders -
And Lock In The Loyalty
Of Existing Customers

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
MARKET STRATEGY

First Union offers highly competitive card features and relies on innovations in this area to gain attention and sustain new account momentum. For example, we recently rolled out a unique "Time
Is Money" plan that allows consumers to earn their finance charges back over time as a reward for account longevity.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page, picture of First Union MasterCard)

Market Strategy

Lifestyle Marketing
Efforts Create
Enthusiasm and Loyalty

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
MARKET STRATEGY

First Union also relies on lifestyle marketing to attract new accounts. In the affinity card area, our partners include colleges and professional sports teams from across our market.

We also recently unveiled a highly successful "Pick Your Picture Card" campaign that allows consumers to choose from hundreds of specially designed theme cards featuring striking graphics of animals, sports and other interests.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page)

Looking Ahead

A New Century
Offers Opportunity

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
LOOKING AHEAD

As we approach the turn of the century, the use of stored value, debit and credit cards is expected to grow and provide a convenient alternative to cash. To take advantage of this growth, First Union will continue to invest resources in card products over the next decade.
We intend to take the lead in developing alternative delivery channels and are always searching for new talent, technology, and possible outsourcing partnerships to achieve our objectives.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page)

Looking Ahead

A New Century
Offers Opportunity

BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
LOOKING AHEAD

Growth Rates
Of Consumer
Installment Credit
(%)
(Base Year 1978)
(graph appears here with the following plot points:)

                78    80    82    84    86    88    90    92    94

Auto           100%  134%  148%  205%  296%  341%  345%  309%  387%
Revolving      100%  144%  174%  260%  357%  456%  592%  677%  882%
Other          100%  124%  126%  158%  180%  191%  218%  207%  234%


Source:  Federal Reserve Data

(First Union Logo appears in upper right corner, picture of building with people walking towards it appears in upper left corner along with a First Union Visa Card, and a First Union Visa Card appears in the lower center part of page)

Looking Ahead

Alternative Delivery
Channels Provide Increasing
Points Of Access


BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
LOOKING AHEAD


Bank Via The Internet

            Internet Address: URL:http://www.firstunion.com

TODAY

Apply for a credit card; Apply for a consumer loan;
Apply for a home equity loan; Manage your commercial cash accounts; Check your IRA balance.

(First Union Logo appears in upper right corner, picture of building with people walking towards it appears in upper left corner along with a First Union Visa Card, and a picture of a house appears in the lower left corner)

Looking Ahead

Alternative Delivery
Channels Provide Increasing
Points Of Access


BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
LOOKING AHEAD


Bank Via The Internet

            Internet Address: URL:http://www.firstunion.com

APRIL 1996

Check deposit account balance; Check savings account balance;
Check credit card balance; Check consumer loan status;
Order Checks; Get an interim account statement.

(First Union Logo appears in upper right corner, picture of building with people walking towards it appears in upper left corner along with a First Union Visa Card, and a picture of a bill appears in the lower middle of page)

Looking Ahead

Alternative Delivery
Channels Provide Increasing
Points Of Access


BUSINESS LINES
CREDIT CARD PRODUCTS
NATIONAL SOLICITATION
LOOKING AHEAD


Bank Via The Internet

            Internet Address: URL:http://www.firstunion.com

DECEMBER 1996

Pay bills on-line; Transfer money between accounts.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo of a Visa CheckCard on entire page)

Debit Cards

Responding
To Strong
Consumer Demand

BUSINESS LINES
CREDIT CARD PRODUCTS
DEBIT CARDS

OVERVIEW
MARKET STRATEGY
LOOKING AHEAD

First Union is a leader in the dramatically growing field of debit cards. Unlike credit cards, debit cards deduct the cost of each purchase directly from the cardholder's checking account, functioning much like a plastic check. 70% of all debit card owners report using the card as a frequent replacement for cash or checks.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo of a Visa CheckCard on entire page)

Overview

First Union CheckCard:
An Idea Whose
Time Has Come

BUSINESS LINES
CREDIT CARD PRODUCTS
DEBIT CARDS
OVERVIEW

The popularity of debit cards is fueled in part by the public's widespread acceptance of ATM cards. By expanding the concept of direct debits from a cardholder's checking account beyond ATM, First Union's CheckCard helps contribute to growing acceptance of debit cards.

As an indication of their popularity, between October 1, 1994, and September 30, 1995, Visa added 9.3 million debit card accounts while MasterCard added 2.5 million.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo of a Visa CheckCard on entire page)

Overview

First Union CheckCard:
An Idea Whose
Time Has Come

BUSINESS LINES
CREDIT CARD PRODUCTS
DEBIT CARDS
OVERVIEW
(line graph)
ATM Volume At First Union            Growth Of
ATMs by FUNB Cardholders           FUNB Check Cards
   ($ in millions)                       (%)

   70   109   112                      50     100
   93   94    95                      93-94  94-95

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo of a Visa CheckCard on entire page)

Market Strategy

Debit Cards:  A Key
Financial Tool  For
Today's Mobile Society


BUSINESS LINES
CREDIT CARD PRODUCTS
DEBIT CARDS
MARKET STRATEGY

The extraordinary acceptance by consumers is an indication that debit cards are considered a useful financial tool regardless of other card holdings.

We intend to capitalize on this demand by marketing CheckCard to existing credit card customers. Our extensive branch and ATM network gives us a significant competitive advantage.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo of a Visa CheckCard on entire page)

Looking Ahead

A More Convenient
Alternative To Cash

BUSINESS LINES
CREDIT CARD PRODUCTS
DEBIT CARDS
LOOKING AHEAD

Because debit cards are convenient and cost effective, they are destined to play a major role in society going forward.

Since cash and checks still account for 92% of U.S. point-of-sale dollar volume, the potential for debit card growth is great. In addition, the two primary outlets for debit card use today are gas stations and super-markets, leaving plenty of room for expansion in terms of merchant acceptance and use.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo of a Visa CheckCard on entire page)

Looking Ahead

Increasing
Access Points

BUSINESS LINES
CREDIT CARD PRODUCTS
DEBIT CARDS
LOOKING AHEAD

We expect a significant increase in debit card access points over the next few years. Partly through strategic alliances with other companies, we intend to integrate the use of our debit card products with other traditional and smart card uses.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page, picture of First Union "Smart" Card)

Smart Cards

The Most Promising
Card Product
Of The Future

BUSINESS LINES
CREDIT CARD PRODUCTS
SMART CARDS

OVERVIEW
MARKET STRATEGY
LOOKING AHEAD

First Union is an industry pioneer in the development of "smart" cards because we believe they offer consumers unequaled convenience and control.

"Smart" cards, also known as stored value cards, look like a credit card but contain an embedded microchip that can hold cash value. Value is automatically deducted from the card at point of sale. When a disposable stored value card has been exhausted, it can be kept as a collector's item or thrown away. With a rechargeable "smart" card, value can be added or deducted from a First Union customer's account at bank branches or at special ATMs.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page, picture of First Union stored value card)

Overview

Stored-Value Cards:
Offering Unequaled
Convenience & Control

BUSINESS LINES
CREDIT CARD PRODUCTS
SMART CARDS
OVERVIEW

Stored value cards allow consumers to carry spending power without carrying a lot of cash and enable merchants to accept cards without worrying about credit approval or handling cash in the store.

Disposable stored value cards can be purchased by anyone, regardless of bank affiliation or credit history. Convenience stores, gas stations, fast food restaurants and vending machines are among the merchants best suited for stored value acceptance.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page, picture of First Union stored value card)

Overview

A Major Effort
Is Well Under Way

BUSINESS LINES
CREDIT CARD PRODUCTS
SMART CARDS
OVERVIEW

In March 1995, First Union spearheaded the first ever widespread stored value card program when it announced its First Union VisaCash program targeting Atlanta's Olympic games and beyond. We have partnered with major national merchants to advance the convenience and acceptance of stored value cards in Atlanta and expect to issue up to 1 million cards by the summer of 1996.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background eight First Union Smart Cards move around the screen, joining together to form the image of a jaguar, picture of First Union stored value card)

Market Strategy

Capitalizing On
Strong Merchant &
Consumer Affinity

BUSINESS LINES
CREDIT CARD PRODUCTS
SMART CARDS
MARKET STRATEGY

First Union's marketing efforts in this area capitalize on bringing together two key market segments: 1) consumers seeking the safety and convenience of stored value cards, and 2) merchants who welcome the credit certainty and lower transaction costs.

Sporting events have proved ideal for unrolling the technology as they bring together receptive consumers and merchants in a contained environment.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page, picture of First Union stored value card)

Market Strategy

The Spot Card:
A Successful Stored
Value Card In Jacksonville

BUSINESS LINES
CREDIT CARD PRODUCTS
SMART CARDS
MARKET STRATEGY

August 18, 1995, was a day of firsts for fans of the Jacksonville Jaguars National Football League team. They witnessed the first home game of the Jaguars in their newly renovated stadium and participated in the first stored value card program ever to be introduced at a major sports event. Using their aptly named "Spot Card," participating fans could purchase food and other merchandise throughout the complex.

This achievement capped a 2-year effort by First Union. We provided all services, including program and card design, marketing, merchant procedures, and terminal and technical system design. Stadium outlets included pedestal terminals as well as special belts linked to hand-held terminals that enabled mobile vendors to accept the Spot Card.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page, picture of First Union stored value card)

Market Strategy

A Successful First
Season That Exceeded
All Expectations

BUSINESS LINES
CREDIT CARD PRODUCTS
SMART CARDS
MARKET STRATEGY

By the end of the football season, the "Spot Card" program was a proven success. Over 600 different pieces of equipment were installed to handle the activity from the more than 20,000 Spot Cards issued.

All together, First Union's Spot Card program generated more than $700,000 in sales and comprised nearly 10% of all concession and novelty sales for the year. These sales totals were double all previous estimates.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page, picture of First Union stored value card)

Looking Ahead

Capitalizing On A
Clear Competitive Edge

BUSINESS LINES
CREDIT CARD PRODUCTS
SMART CARDS
LOOKING AHEAD

The success of the Spot Card program in Jacksonville and the First
Union VisaCash effort in Atlanta have both focused tremendous attention on our stored value capabilities and created opportunities for First Union in this area.

In addition, we have embarked on strategic alliances with other companies to encourage the widespread acceptance of stored value cards across the U.S. For example, First Union has formed a partnership with Diebold to retrofit all First Union ATMs for use in restoring value on our smart cards, the first step in a campaign to make stored value cards a viable, convenient alternative for everyone.

(drawing of building steps upper left, background picture of First Union Visa Card, First Union logo upper right)
(background photo on entire page, picture of First Union stored value card)

Looking Ahead

A New Concept Debuts
Before The Eyes Of The World

BUSINESS LINES
CREDIT CARD PRODUCTS
SMART CARDS
LOOKING AHEAD

First Union has scheduled a massive stored value roll-out of First Union VisaCash in the Atlanta area to coincide with the opening of the 1996 Olympics. Our stored value program will enable attendees to purchase food, mementos and services throughout the Olympic complex as well as at area merchants that display the VisaCash logo.

Following the Olympics, we intend to introduce stored value cards in major metropolitan areas around the Southeast, with and eye toward distribution throughout the South by 1998. The priority we place on these efforts is an indication of our conviction that stored value cards are the premier cash alternative of the future.

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)

First Union Mortgage Lending

First Union Mortgage
Lending Services Build
Foundations For Living


BUSINESS LINES
MORTGAGE LENDING

MORTGAGE CORP
HOME EQUITY BANK

First Union Mortgage Services includes First Union Mortgage
Corporation (FUMC) and First Union Home Equity Bank, N.A.
(FUHEB). Both organizations are dedicated to providing quality service and solid loan products to customers throughout the United States.

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)

(Photo of Jim Maynor Lower left)

First Union Mortgage Lending

First Union Mortgage
Lending Services Build
Foundations For Living


BUSINESS LINES
MORTGAGE LENDING

MORTGAGE CORP
HOME EQUITY BANK

"First Union Mortgage Lending is focused on fulfilling the dream of home ownership and enriching that experience through lifetime partnerships with our customers. Pursuant to this vision, we offer a product selection as complete as any in the mortgage industry.
We intend to leverage our internal systems and people to create new business relationships and to continue to search for new means to fuel loan and service fee income growth."

Jim Maynor
President, First Union
Mortgage Corporation

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)


First Union Mortgage Corporation

Nationwide Marketing
Strategy Keeps
First Union Mortgage
Corporation In The Lead


BUSINESS LINES
MORTGAGE LENDING
MORTGAGE CORP

First Union Mortgage Corporation offers various first mortgage programs marketed through our branch network and 83 additional mortgage origination offices. First Union continues to pursue partnerships with Fortune 1000 companies and maintains relationships with Northern Telecom, PepsiCo, General Mills, GTE and Kraft, to name a few.

At December 31, 1995, First Union is ranked as the 9th largest servicer of mortgage loans in the United States with a servicing portfolio of $51.5 billion.

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)


First Union Mortgage Corporation

Nationwide Marketing
Strategy Keeps
First Union Mortgage
Corporation In The Lead


BUSINESS LINES
MORTGAGE LENDING
MORTGAGE CORP

Ranking of the
top 10 mortgage
servicing companies
12/31/95
($in billions)

Rank    Servicer                            Dec. 95 Volume
1       Norwest/Prudential Mortgage                 147.00
2       Countrywide Funding                         132.14
3       Chase Manhattan/Chemical                    128.36
4       GE Capital Mortgage Corp.                   109.50
5       Fleet Mortgage Group                        103.61
6       NationsBank & Affiliates                     81.43
7       GMAC Mortgage Group                          65.22
8       BankAmerica                                  63.12
9       First Union Mortgage Corp.                   51.50
10      Home Savings of America                      49.56

Source:  Inside Mortgage Finance, 1/26/96

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)


Recent Activity

Production And
Loan Servicing
Continue To Grow


BUSINESS LINES
MORTGAGE LENDING
MORTGAGE CORP

1995 was a great year for profitability, servicing, and overall improvements at First Union Mortgage Corporation. Accomplishments for the year included:

   -Total residential origination volume of $2.7 billion.

   -Service portfolio up to $51.5 billion, nearly 51% growth from 1994, with ten-year annual growth rate at 22%.

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)


Recent Activity

Production And
Loan Servicing
Continue To Grow


BUSINESS LINES
MORTGAGE LENDING
MORTGAGE CORP.

Mortgage Loan
Servicing Portfolio

Volume of
Loans Serviced
12/31/95
($ in billions)

(chart graph)
8.2  9.8  10.8  10.6  15.3  19.4  24.1  24.4  34.8  34.2  51.5
 85   86   87    88    89    90    91    92    93    94    95

 Note:  22.6% annual rate of return over this ten year period.
        *Includes $10.7 billion from First Fidelity portfolio.

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)


Future Growth

Product Diversity And
Quality Service Are The Keys
To Long-Term Growth


BUSINESS LINES
MORTGAGE LENDING
MORTGAGE CORP

The focus of First Union's Residential Lending Team in 1996 is to lower origination cost and increase market share within our banking region. During 1995, the cost per unit of origination fell by over 50% as volume increased and costs were reduced. Future growth will depend on FUMC's ability to reach out to new customers with a variety of products while continuing to maintain and grow its mortgage servicing portfolio with quality loans.

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)


First Union Home Equity Bank, N.A.

BUSINESS LINES
MORTGAGE LENDING
HOME EQUITY BANK

An Extensive Branch Network,
Active Wholesale Unit And
Prominent Affinity Relations
Help Increase Our Second
Mortgage Business

First Union Home Equity Bank provides equity financing to more than 100,000 homeowners throughout the nation. FUHEB operates 141 locations in 35 states and a central processing unit that provides home equity loans in 13 additional states. FUHEB also purchases and sells loans anywhere in the U.S. through its Wholesale Unit.

FUHEB offers second mortgage loans with fixed or adjustable rates as well as lines of credit. FUHEB has established affinity relationships with USAA, AFBA and two credit unions.

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)


Recent Activity

Growth In Loan Outstandings
Continues To Increase As
Consumers Seek Alternative


BUSINESS LINES
MORTGAGE LENDING
HOME EQUITY BANK

FUHEB recently concluded one of its best years. Record-breaking financial performance in 1995 included $1.228 billion in loan volume and a loan growth rate of 25% or $600 million. Since 1987, loans have increased from $727 million to $3 billion. FUHEB's goal is to increase loans to $5 billion by 2000, indicating a 13.7% compound annual growth rate.

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)


Recent Activity

Growth In Loan Outstandings
Continues To Increase As
Consumers Seek Alternative


BUSINESS LINES
MORTGAGE LENDING
HOME EQUITY BANK

First Union Home
Equity Bank

Total Loans
Outstanding

Period End
Outstandings
($ in billions)

Percentage
Growth
Since 1990
(line graph starts)
 1.4    1.6    1.8    2.0    2.3    3.0
       14.3   28.6   42.9   64.3  114.3
 90     91     92    93      94     95

(drawing of building steps upper left, background picture of house center, First Union Logo upper right)


Future Growth

Tremendous Market Potential
For Second Mortgages
Leads Strategic Planning


BUSINESS LINES
MORTGAGE LENDING
HOME EQUITY BANK

Less than 25% of the population has a second mortgage, and there is an estimated $3.8 trillion in homeowner's equity in the national housing market. FUHEB's potential, if it captures 0.5% of the national market, is $19 billion in loan growth.

(drawing of people climbing stairs in upper left, a picture of three business people along right hand side, First Union logo in upper right hand corner)
Banking Services

BUSINESS LINES
BANKING
COMMERCIAL BANK
CONSUMER BANK
STATE BANKS

First Union Is One Of America's Strongest Banking Organizations

Banking has long been a core service of First Union. Today, through a far-reaching branch network, our state banks offer a full range of banking products to both consumers and corporate clients. We are known for our innovative banking services, convenient delivery channels and a high level of personal attention to client needs.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner, picture of Ben C. Maffitt III in the bottom left hand corner)

Commercial Bank

BUSINESS LINES
BANKING
COMMERCIAL BANK
RELATIONSHIP BASED
MIDDLE MRKT FOCUS
MARKET SEGMENTS
SMALL BUSINESS BNKG
CAP MKT SUPPORT

Leveraging Our Expertise To Find Appropriate Solutions To Customers' Needs

1995 marked the commercial bank's first full year of operation under our redesigned lending systems. The new bank places renewed emphasis on relationship-based selling, streamlined lending and approval processes, and a commitment to superior customer service. Our approach is to provide seamless service to every commercial customer, from the small-business client and our traditional middle-market business to large corporate customers.

"We successfully redesigned our commercial bank with one thought in mind:
We want all of First Union's commercial customers to benefit from the efficiency of our processes and the expertise of our relationship teams." Ben C. Maffitt III

Senior Vice President
Commercial Banking Group

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner, picture of Malcolm T. Murray Jr. in the bottom left hand corner)

Commercial Bank

BUSINESS LINES
BANKING
COMMERCIAL BANK
RELATIONSHIP BASED
MIDDLE MRKT FOCUS
MARKET SEGMENTS
SMALL BUSINESS BNKG
CAP MKT SUPPORT




Leveraging Our Expertise To Find Appropriate Solutions To Customers' Needs

The success of re-engineering is reflected in the bottom line.
In 1995, we nearly doubled the amount of revenue generated per relationship manager: $480,000 per manager in 1995, compared with $250,000 per manager in 1994.

On February 15, 1996, full implementation of the new commercial bank took place in First Union's northeastern region. We anticipate that customers in this region will also benefit from our enhanced product and service resources.

"First Union places a premium on quality loan growth diversified by product, geography and industry. And our strategy works: We can point with pride to a long record of high credit quality and low levels of credit loss."

Malcolm T. Murray, Jr.

Executive Vice President
and Chief Credit Officer

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

A Relationship-Based Business

BUSINESS LINES
BANKING
COMMERCIAL BANK
RELATIONSHIP BASED

Adding Value Through Consultation and Advice

Our commercial bank is founded on the principle of relationship-based business. Rather than viewing customers in transactional terms, our professionals are devoted to adding value to clients' businesses through consulting and advisory relationships.

In the past, customers often interacted with a single member of the commercial bank, who had to be such a generalist that it was difficult to meet all of a client's diverse financial needs. The new commercial bank enhances our commitment to forming partnerships with our customers.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

A Relationship-Based Business

BUSINESS LINES
BANKING
COMMERCIAL BANK
RELATIONSHIP BASED

A Three-Part Team Approach

The new organization brings the specialized expertise of three professionals to every customer relationship.

The Relationship Manager drives the sales function, identifies customer needs and serves as quarterback for the lending process.

The Underwriter structures solutions to our customers' needs and ensures that our bank's credit policies are appropriately reflected.

The Portfolio Manager addresses the ongoing credit and financial needs of our customers, monitors existing credits and identifies opportunities for cross-selling other products.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Middle Market Focus

BUSINESS LINES
BANKING
COMMERCIAL BANK
MIDDLE MRKT FOCUS

Northeast:  The Nation's Highest Concentration Of Middle Market Companies

First Union's northeastern region represents the highest concentration of middle market companies in the United States, a market advantage that fits well with the middle market focus of our commercial bank.

In defining market segments and dedicating resources throughout our new organization, a primary goal was to ensure that our new product and service capabilities are readily accessible to our largest and most lucrative commercial market. The middle market segment will receive the dedicated attention of Relationship Team members who specialize in addressing the specific financial needs of mid-sized companies.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Market Segments

BUSINESS LINES
BANKING
COMMERCIAL BANK
MARKET SEGMENTS

Realigning The Market Segment Focus

Before we began the process of redesigning our commercial bank, First Union removed all prior assumptions from the equation. Chief among these was the traditional market segment structure of the bank. By carefully asking the customers themselves what they want, we learned from our research that serving our customers best meant completely realigning our market-segment focus. We were able to clearly identify four distinct market segments, based on a company's annual revenue - each with a specific set of financial and service needs.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Market Segments

BUSINESS LINES
BANKING
COMMERCIAL BANK
MARKET SEGMENTS

Four Distinct Market Segments

Company Revenue                 First Union Banking Area

<$5 million                    Small Business/
                               Community Banking

$5 million-$20 million         Commercial Banking

$20 million-$100 million       Middle Market Banking

>$100 million                  Corporate Banking

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Market Segments

BUSINESS LINES
BANKING
COMMERCIAL BANK
MARKET SEGMENTS

A More Efficient Banking Process



By focusing our resources to meet the specific needs of customers in each market segment, we will bring our customers a more efficient banking process, while allowing us to better and more appropriately deploy our product and marketing resources.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Small Business Banking

BUSINESS LINES
BANKING
COMMERCIAL BANK
SMALL BUSINESS BNKG

Reaping The Rewards Of A Streamlined Loan Process

First Union has redesigned our lending process for small businesses - companies with revenues under $5 million. Customers now benefit from the increased efficiency of a streamlined lending process.

Loan applications are taken over the phone in a single interview lasting 30-45 minutes, and applications are guaranteed a 24-hour turnaround.
In 1995, initial credit decisions averaged 13 hours, and customers had money in hand in an average of 23 days.

The unit is staffed by professionals who quickly determine customer lending needs and documentation requirements, allowing us to turn initial requests into "on-the-books" loans quickly.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Small Business Banking

BUSINESS LINES
BANKING
COMMERCIAL BANK
SMALL BUSINESS BNKG

Loans To Small Businesses Soar

In the new commercial bank, First Union has originated an average of $53 million in small-business loans per month. We ended 1995 with $640 million in outstandings, more than three times the total outstandings prior to the commercial bank redesign.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Small Business Banking

BUSINESS LINES
BANKING
COMMERCIAL BANK
SMALL BUSINESS BNKG

Loans To Small Businesses Soar

(Here appears a graph of growth in Loans Outstanding 1995 of Small Business Banking Division. Below are plot points)



Small Business
Banking Division

Growth In Loans
Outstanding, 1995
($ in millions)         117     251     370     640

                        1Q95    2Q95    3Q95    4Q95

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Small Business Banking

BUSINESS LINES
BANKING
COMMERCIAL BANK
SMALL BUSINESS BNKG

Potential In The Northern Region

The new small-business process has been introduced in First Union's northern region. More than 50 experienced lending professionals are now headquartered in Philadelphia, devoted to serving the financial needs of small businesses throughout our northern franchise. Early results indicate a high level of customer demand.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Capital Markets Support

BUSINESS LINES
BANKING
COMMERCIAL BANK
CAP MKT SUPPORT

Training To Become Financial Consultants

A primary goal of re-engineering the commercial bank is to better serve our commercial customers by offering the industry's broadest array of financial products.

In 1996, all commercial bankers are taking part in a comprehensive training initiative - known as Project XXIV - designed to bring our professionals the product knowledge and consulting expertise needed to meet all of our customers' financial needs. Training focuses on the importance of viewing financial needs from a customer's perspective.

(drawing of people climbing stairs in upper left, a picture of two business people along right hand side, First Union logo in upper right hand corner)

Capital Markets Support

BUSINESS LINES
BANKING
COMMERCIAL BANK
CAP MKT SUPPORT

Project XXIV

Project XXIV will expand First Union's ability to cross-sell capital markets products to the traditional commercial bank customer. Those customers who in the past sought the expertise of Wall Street firms for their non-traditional financial needs will now be aware of our extensive Capital Markets resources and capabilities.

In short, Project XXIV will allow our commercial bankers to anticipate customer needs and offer unsurpassed expertise in determining appropriate financial solutions.

(First Union Logo in upper right corner, drawing of people climbing stairs in upper left, photo of H. Burt Melton, Executive Vice President for Consumer Credit and Bank Related Services, background photo is of a woman reading a paper)

Consumer Bank

BUSINESS LINES
BANKING
CONSUMER BANK
CONS BANK REDESIGN
CONSUMER ACCESS
BRANCH SYSTEM

First Point Of Access

First Union's full-service banking network includes nearly 2,000 offices--our customers' traditional point of first access. Our strategies focus on providing outstanding service and on expanding the number and variety of products available through our branches.

"At First Union, we are focusing on finding new and better ways to deliver our products and services. Whether it's technologically sophisticated `remote banking' or enhanced customer relationship centers, we want to offer customers added value."

H. Burt Melton
Executive Vice President
for Consumer Credit and
Bank Related Services

(drawing of people climbing the stairs in left hand corner, background picture of business woman in center of page, First Union logo in upper right hand corner)

Consumer Bank Redesign

BUSINESS LINES
BANKING
CONSUMER BANK
CONS BANK REDESIGN

Redefining Retail

We are designing a new, customer-driven consumer bank organized into four integrated areas:

(1) retail centers to focus on helping current customers meet their financial goals,
(2) customer relationship centers to find new customers and service accounts over the telephone,
(3) an external sales force, to develop new business with small-business and consumer clients and
(4) advanced self service options, to let customers use technology to conduct the business they once did at the teller window.

(drawing of people climbing the stairs in left hand corner, background picture of business woman in center of page, First Union logo in upper right hand corner)

Consumer Bank Redesign

BUSINESS LINES
BANKING
CONSUMER BANK
CONS BANK REDESIGN

Retooling For Customer Satisfaction

Pilot sites for the new retail centers in two North Carolina communities will be operating in 1996. All aspects of the operations will be studied with an eye toward efficiency and customer satisfaction. Once refinements occur, implementation of the new bank will begin during 1996.

(drawing of people climbing the stairs in left hand corner, picture of John R. Georgius at bottom left hand corner,background picture of business woman in center of page, First Union logo in upper right hand corner)

Consumer Bank Redesign

BUSINESS LINES
BANKING
CONSUMER BANK
CONS BANK REDESIGN

John Georgius, First Union Vice Chairman:

"The primary goal is to position the consumer bank so that we are acting from a position of strength in the face of unprecedented change in the banking industry. We want to make constructive changes in the way we serve customers - at our customers' direction and in our customers' best interests."

John R. Georgius
Vice Chairman,
First Union Corporation

(drawing of people climbing the stairs in left hand corner, background picture in bottom left hand corner, background picture of business woman in center of page, First Union logo in upper right hand corner)

Integrated Consumer Access

BUSINESS LINES
BANKING
CONSUMER BANK
CONSUMER ACCESS

Expanded Points Of Access

First Union intends to gain an increased share of the customer base nationally through better electronic delivery channels. Our expanded points of access include enhanced ATMs (we have the nation's third largest ATM network), redesigned retail centers, centralized customer relationship centers, the "direct" telephone bank and the Internet.

(drawing of people climbing the stairs in left hand corner, background picture of business woman in center of page, First Union logo in upper right hand corner)

Integrated Consumer Access

BUSINESS LINES
BANKING
CONSUMER BANK
CONSUMER ACCESS

Banking Anywhere, Anytime

Customers will be able to walk into a branch anywhere in our marketplace
- which includes 12 states and Washington, D.C. - and have the same access to account information, the same products, and the same policies as if they were in their home branches.

(drawing of people climbing the stairs in left hand corner, background picture of business woman in center of page, First Union logo in upper right hand corner)

Integrated Consumer Access

BUSINESS LINES
BANKING
CONSUMER BANK
CONSUMER ACCESS

Bridging The Move to Future Delivery Channels

We can't predict how customers will prefer to do their banking in the future. Some may want to bank at home by computer; others may elect to use plastic cards at their local branches, or touch-screens on their televisions, or ATMs at convenience stores.

Our strategy is to build a transitional bank that will bridge the movement to better delivery channels in the future while meeting the needs of customers who prefer dealing with a person at the teller window.

(drawing of people climbing the stairs in left hand corner, background picture of building in bottom left hand corner, background picture of business woman in center of page, First Union logo in upper right hand corner)

Branch System

BUSINESS LINES
BANKING
CONSUMER BANK
BRANCH SYSTEM

Leveraging Our Branches For Product Sales

First Union has the nation's most convenient and accessible branch system, and we leverage that base for product sales among our 11 million customers. Our bankers work to build long-term relationships with customers.

(drawing of people climbing the stairs in left hand corner, background picture of building in bottom left hand corner, background picture of business woman in center of page, First Union logo in upper right hand corner)

Branch System

BUSINESS LINES
BANKING
CONSUMER BANK
BRANCH SYSTEM

Benefits To Customers, Sources Of Revenue For Our Company

Our branches carry out not only traditional banking functions - deposit services, lending - but also sales of new or expanded product areas we have invested in to provide added benefits to customers and more sources of revenue for our company. These include products and services from our Capital Management Group and our Card Products Group.

(drawing of people climbing the stairs in left hand corner, background picture of building in bottom left hand corner, background picture of business woman in center of page, First Union logo in upper right hand corner)

Branch System

BUSINESS LINES
BANKING
CONSUMER BANK
BRANCH SYSTEM

Branches:  Fertile Fields

Leveraging the capability of our existing branches isn't just focused on increasing product sales. Branches also are fertile fields from which to harvest credit cards, auto loans and mortgages, which can be retained or securitized and sold to investors. We also are building a reliable investor network for these products.

(drawing of people climbing stairs in upper left hand corner, drawing of a map of eastern seaboard along the right side, First Union logo in upper right hand corner)

Geographic Reach

BUSINESS LINES
BANKING
STATE BANKS
NORTHERN REGION
VA, MD & WASH. D.C.
NORTH CAROLINA
SOUTH CAROLINA
TENNESSEE
GEORGIA
FLORIDA

Local And Interstate Banking:  The Payoff For Our Customers

First Union believes that communities are best served by placing appropriate decision making authority in the hands of our local bankers. Even though First Union's network now spans from Florida to Connecticut, each banking office retains a local focus.

First Union realizes the added value to customers of being able to bank across state lines - which became possible on September 27, 1995. This capability is our customers' big payoff for the investments we made in single operating systems. Because of this, we were prepared for interstate banking far ahead of most other banks.

First Union now offers seamless service to all customers no matter where they are - making our array of products and services available to all customers in every region.

(drawing of people climbing stairs in upper left hand corner, bottom left hand corner picture of Donald C. Parcells, map drawing of Northern region toward upper right, First Union logo in upper right hand corner.)


Northern Region


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        NORTHERN REGION

Leadership

"I can't think of an organization that's better positioned to be successful. We have geographic coverage and can make the kind of investments smaller companies can't afford. First Union is well focused and is pushing hard to be more than just a traditional bank."

Donald C. Parcells
President And General Banking Executive
First Union North

(drawing of people climbing stairs in upper left hand corner, drawing of map of Northern region towards upper right hand side, First Union logo in upper right hand corner)

Northern Region


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        NORTHERN REGION

The Market And Its Potential

Serves New Jersey, New York, Connecticut, Pennsylvania and Delaware
        * Assets, $36 billion
        * Loans, $25 billion
        * Deposits, $28 billion
        * Deposit Share for Key Markets:
                - New Jersey, 12.8%; Rank, 1st
                - Hudson Valley, N.Y., 7.4%; Rank, 2nd
                - N.E. Pennsylvania, 14%; Rank, 4th
                - Fairfield County, Conn., 4.0%; Rank, 5th

(drawing of people climbing stairs in upper left hand corner, drawing of map of Northern region towards upper right side, First Union logo in upper right hand corner)

Northern Region


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        NORTHERN REGION

The Market And Its Potential

Strategies:

        * Bring First Union's products, services and capital resources to bear on operations in the former First Fidelity region

        * Serve our customers while increasing revenue through more efficient processing, an expanded sales focus and a comprehensive approach to serving our customers' individual financial needs

(drawing of people climbing stairs in upper left hand corner, picture of Ben Jenkins in bottom left hand corner, map drawing of VA, MD, DC towards upper right, First Union logo in upper right hand side)

Virginia, Maryland And Washington, D.C.


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        VA, MD & WASH. D.C.

Leadership

"Banks must be flexible and creative, remaking themselves as they go, in order to thrive in tomorrow's marketplace."

Ben Jenkins
President And CEO
First Union National Bank Of Virginia

(drawing of people climbing stairs in upper left hand side, map drawing of VA, MD, DC towards upper right, First Union logo in upper right hand corner)

Virginia, Maryland And Washington, D.C.


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        VA, MD & WASH. D.C.

The Market And Its Potential

Serves every major market in Virginia and Maryland - Richmond, Norfolk, Roanoke and Baltimore - as well as the Washington, D.C., metropolitan area.


($ in billions)                 Virginia        Maryland        Wash., D.C.
                Assets          $11.0           $2.2            $2.4
                Loans            $7.3           $1.1            $0.6
                Deposits         $7.2           $1.2            $1.7
                Deposit Share     12%            5%              18%
                Rank              3rd            5th             3rd
                                (chart)

(drawing of people climbing stairs in upper left, map drawing of VA, MD, DC towards upper right, First Union logo in upper right hand corner)

Virginia, Maryland And Washington, D.C.


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        VA, MD & WASH. D.C.

The Market And Its Potential

Strategies:
        * Increase fee income by aggressively selling investment, cash management and capital markets products
        * Consolidate First Fidelity's Maryland franchise into First Union's Maryland franchise and increase sales
        * Make 1996 "the year of the customer" by encouraging employees to seek innovative ways to serve our customers' financial needs

(drawing of people climbing stairs in upper left corner, picture of Mac Everett in bottom left hand corner, map drawing of NC towards upper right, First Union logo in upper right hand corner)

North Carolina


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        NORTH CAROLINA
Leadership

"Our willingness to embrace change in a way that responds to the needs of the marketplace is the key to our success."

Mac Everett
Chairman, CEO And President
First Union National Bank Of North Carolina

(drawing of people climbing stairs in upper left, map drawing of NC towards upper right, First Union logo in upper right hand corner)


North Carolina


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        NORTH CAROLINA

The Market And Its Potential

Serves entire state.
        * Assets, $27.4 billion
        * Loans, $19.4 billion
        * Deposits, $15.8 billion
        * Deposit Share, 20%; Rank, 1st

(drawing of people climbing stairs in upper left, map drawing of NC towards upper right, First Union logo in upper right hand corner)


North Carolina


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        NORTH CAROLINA

The Market And Its Potential

Strategies:
        * Position our bank in fast-growing markets in the state; the 1996 purchase of Raleigh Federal strengthens our market share in Raleigh and gives us entry into other markets in eastern North Carolina

        * Increase retail investment market share

        * Differentiate ourselves from our competition by developing creative solutions that meet the financial needs of our customers

        * Raise the level of our relationship service and selling skills.

(drawing of people climbing stairs in upper left, picture of Sid Tate in in bottom left hand corner, map drawing of SC towards upper right, First Union logo in upper right hand corner)


South Carolina


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        SOUTH CAROLINA

Leadership

"We're gaining momentum in the market. We're going to continue to deliver superior products, unparalleled service and exceptional performance as we become the bank of choice - and the employer of choice - in the state."

Sid Tate
Chairman And CEO
First Union Bank Of South Carolina

(drawing of people climbing stairs in upper left, map drawing of SC towards upper right, First Union logo in upper right hand corner)

South Carolina


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        SOUTH CAROLINA

The Market And Its Potential

Serves South Carolina's major markets: Greenville, Columbia, Charleston, Rock Hill and Greenwood.

        * Assets, $3.2 billion
        * Loans, $2.3 billion
        * Deposits, $2.6 billion
        * Deposit Share, 7%; Rank, 4th

(drawing of people climbing stairs in upper left, map drawing of SC towards upper right, First Union logo in upper right hand corner)

South Carolina


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        SOUTH CAROLINA

The Market And Its Potential

Strategies:
        * Increase annual earnings by 10% or greater

        * Increase services to 3.5 services per household

        * Increase ROE to 21%

(drawing of people climbing stairs in upper left, map drawing of TN towards upper right, picture of Bob Reid in bottom left hand corner, First Union logo in upper right hand corner)


Tennessee


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        TENNESSEE

Leadership

"We will deliver superior sales and service in order to delight each customer, create pride in every employee, achieve our financial objectives for shareholders, and add value to our communities."

Bob Reid
Chairman, President And CEO
First Union National Bank of Tennessee

(drawing of people climbing stairs in upper left, map drawing of TN towards upper right, First Union logo in upper right hand corner)


Tennessee


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        TENNESSEE

The Market And Its Potential

Serves markets in eastern and middle Tennessee, including the Nashville metropolitan area.

        * Assets, $2.3 billion
        * Loans, $1.2 billion
        * Deposits, $1.7 billion
        * Deposit Share, 3%; Rank, 7th

(drawing of people climbing stairs in upper left, map drawing of TN towards upper right, First Union logo in upper right hand corner)


Tennessee


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        TENNESSEE

The Market And Its Potential

Strategies:
        * Use customer feedback to measure how well we are meeting our customers' financial needs

        * Provide customers the opportunity to use alternative delivery systems for financial products and services

        * Ensure a smooth transition for recently acquired Brentwood National customers to First Union

        * Cross-sell First Union products services to existing customers to better meet their financial needs

(drawing of people climbing stairs in upper left, map drawing of GA towards upper right, picture of David Carroll in bottom left hand corner, First Union logo in upper right hand corner)


Georgia


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        GEORGIA

Leadership

"Everything we do must be with the customer in mind. We must treat our customers the way we want to be treated and ensure that every encounter is first rate."

David Carroll
President And CEO
First Union National Bank of Georgia

(drawing of people climbing stairs in upper left, map drawing of GA towards upper right, First Union logo in upper right hand corner)


Georgia


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        GEORGIA

The Market And Its Potential

Serves Georgia's six major markets: Atlanta, Augusta, Columbus, Macon/Albany/ Valdosta,Dalton/Rome/Newnan/Griffin and Savannah.

        * Assets, $12.1 billion
        * Loans, $9.3 billion
        * Deposits, $7.9 billion
        * Deposit Share, 10%; Rank, 4th

(drawing of people climbing stairs in upper left, map drawing of GA towards upper right, First Union logo in upper right hand corner)


Georgia


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        GEORGIA

The Market And Its Potential

Strategies:
        * Continue to grow the bank's key business segments: commercial bank, consumer bank, affluent market, government banking and commercial finance

        * Focus on boosting deposit share in top 30 growth counties in the state while maximizing profitability

        * Increase noninterest income by bringing Capital Markets and Capital Management capabilities to this growing market.

(drawing of people climbing stairs in upper left, map drawing of FL towards upper right, picture of Byron Hodnett in bottom left hand corner, First Union logo in upper right hand corner)


Florida


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        FLORIDA

Leadership

"Our growing base of traditional commercial and consumer banking services gives us the strength to embrace and lead the change facing our industry. Expansion of remote, terminal-based banking services will further enable us to reach our customers in ways most convenient to them."

Byron Hodnett
CEO
First Union National Bank Of Florida

(drawing of people climbing stairs in upper left, map drawing of FL towards upper right, First Union logo in upper right hand corner)


Florida


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        FLORIDA

The Market And Its Potential

Second largest bank in the state, reaching 95% of Florida's population through 555 branches.

        * Assets, $36.6 billion
        * Loans, $24.0 billion
        * Deposits, $29.8 billion
        * Deposit Share, 19%; Rank, 2nd

(drawing of people climbing stairs in upper left, map drawing of FL towards upper right, First Union logo in upper right hand corner)


Florida


                                        BUSINESS LINES
                                        BANKING
                                        STATE BANKS
                                        FLORIDA

The Market And Its Potential

Strategies:
        * Emphasize continued growth in commercial and consumer lending as well as consumer deposits

        * Expand Capital Markets products for commercial customers

        * Expand the sale of investment products and annuities to customers