Form 10-K, Exhibit 13
period 1995-12-31
FIRST UNION CORP
filed 1996-03-12
CIK 36995

                                                                Exhibit (13)(b)

                      FIRST UNION CORPORATION AND SUBSIDIARIES
                              1995 Annual Report
                              (Historical Basis)

First Union Corporation and Subsidiaries
1995 Annual Report (Historical Basis)
Table of Contents

Management's Analysis of Operations..........................................................................................     1
Financial Tables.............................................................................................................   T-1
Six-Year Net Interest Income Summary.........................................................................................  T-23
Management's Statement of Financial Responsibility...........................................................................   H-1
Independent Auditors' Report.................................................................................................   H-1
Consolidated Balance Sheets..................................................................................................   H-2
Consolidated Statements of Income............................................................................................   H-3
Consolidated Statements of Changes in Stockholders' Equity...................................................................   H-4
Consolidated Statements of Cash Flows........................................................................................   H-5
Notes to Consolidated Financial Statements...................................................................................   H-6

                       MANAGEMENT'S ANALYSIS OF OPERATIONS

EARNINGS HIGHLIGHTS

The following review is a discussion of the performance and financial condition of First Union Corporation on a historical basis at December 31, 1995. On January 1, 1996, First Union acquired First Fidelity Bancorporation, a New Jersey and Pennsylvania-based bank holding company. The First Fidelity acquisition has been accounted for on a pooling of interests basis. As a result, First Union's historical financial statements, including such statements for 1995, have been restated to reflect the First Fidelity acquisition as if First Union and First Fidelity had always been combined. First Union's restated 1995 financial statements reflecting the First Fidelity acquisition, including a Management's Analysis of Operations related thereto, are included in First Union's 1995 Report on Form 10-K and reference is made thereto for additional information that is included in such statements and analyses. The following discussion is qualified in its entirety by reference to such additional information.

In 1995 First Union earned $1.0 billion, or $5.85 per common share after $16 million ($13 million after tax) in merger-related restructuring charges, which were direct costs related to the First Fidelity merger that were incurred in 1995. These restructuring charges were a part of a previously announced $270 million after-tax restructuring charges related to the merger. First Fidelity separately recorded an expense of $78 million ($60 million after tax) in 1995. The estimated $197 million balance of after-tax restructuring charges will be incurred primarily in the first and second quarters of 1996. These results compared with 1994 results of $859 million in net income applicable to common stockholders after a preferred stock redemption premium, or $4.98 per share.

In the fourth quarter of 1995, First Union earned $272 million, or $1.58 per common share, after the restructuring charges, compared with $183 million, or $1.04, in the fourth quarter of 1994, after the preferred stock redemption premium.

During 1995, domestic banking operations, including trust operations, located in Georgia, Florida, Maryland, North Carolina, South Carolina, Tennessee, Virginia and Washington, D.C., and mortgage banking operations were our principal sources of revenues. Foreign banking operations are immaterial.

Outlook
First Union now serves 11 million customers in the Eastern United States from Connecticut to Florida. We are well on the way to integrating First Fidelity's operations with First Union's, a process we expect to complete by midyear 1996. In addition, we are enthusiastic about the steps we have taken to serve new customers with new products in our recently acquired northeastern markets and to continue serving customers in our southeastern markets. The strong fee income growth in 1995 helps validate our expectations for renewed earnings momentum as we begin to offer First Union's broader product selections, install expanded sales support systems and integrate our two companies. In addition, we are seeing the results of our investments in capital markets, capital management and other businesses that expand our traditional banking base, and we are optimistic about the future growth of these businesses.

On January 1, 1996, First Fidelity merged with and into a wholly owned subsidiary of First Union; each outstanding share of First Fidelity common stock and common stock equivalent was exchanged for 1.35 shares of First Union common stock; and each share of the three outstanding series of First Fidelity preferred stock was exchanged for one share of one of three corresponding new series of First Union's class A preferred stock having substantially identical terms as the relevant series of First Fidelity preferred stock.

At December 31, 1995, First Fidelity had assets of $35.3 billion, net loans of $24.9 billion, deposits of $27.6 billion and net income applicable to common stockholders of $398 million.

The Stockholders' Equity section includes further information related to the issuance of preferred and common stock in the First Fidelity merger and to First Union's purchases in the open market of First Union common stock and First Fidelity preferred and common stock.

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

The Accounting and Regulatory Matters section provides information about legislative, accounting and regulatory matters that have recently been adopted or proposed.

INCOME STATEMENT REVIEW

Net Interest Income
Tax-equivalent net interest income increased 7 percent compared with 1994, to $3.3 billion in 1995. The increase primarily reflected loan growth, the repricing of variable rate assets, and purchase acquisitions. The increase was tempered somewhat by reduced net yields.

Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1995, $53 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in 1995 was $14 million.

Net Interest Margin
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.41 percent in 1995, compared with 4.77 percent in 1994. The margin decline in 1995 was primarily related to the addition of acquired banks and thrifts with lower margins; the addition of short-term securities; and the competitiveness of loan pricing. We also anticipate a further contraction in the margin in future periods as a result of a $2.0 billion credit card securitization and sale in September 1995; the impact of acquisitions and the generation of lower-spread assets related to capital markets activities. It should be noted that the margin is not our primary management focus or goal. Our goal is to continue increasing net interest income.

The $2.0 billion credit card securitization is expected to have a minimal financial impact on the results of operations. The securitization results in a reclassification of net interest income to fee income. Securitization transactions are used as a management tool to increase liquidity and to utilize capital more effectively.

Average interest-earning assets increased by $10.3 billion, resulting in an increase in tax-equivalent interest income of $1.3 billion.

The average rate earned on earning assets was 8.52 percent in 1995, compared with 7.92 percent in 1994. The average rate paid on interest-bearing liabilities was 4.70 percent in 1995 and 3.69 percent in 1994.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Interest Rate Risk Management section.

Noninterest Income
We are meeting the challenges of increasing competition and changing customer demands and demographics by making discretionary investments designed to enhance our prospects for future fee income growth. We have significantly broadened our product lines, particularly in the capital markets, capital management and card products areas, to provide additional sources of fee income that complement our longstanding banking products and services. These investments were reflected in the 23 percent growth in noninterest income, excluding securities transactions, to $1.4 billion in 1995, compared with $1.2 billion in 1994.

Virtually all categories of noninterest income increased in 1995. Key contributions came from capital markets activities, including merchant banking, loan syndications and asset securitizations. Noninterest income related to capital markets activities was $265 million in 1995, compared with $176 million in 1994. Additionally, capital management fee income, including mutual funds, personal and corporate trust and brokerage services, increased 28 percent in 1995 to $288 million from $225 million in 1994. Assets under management, which include mutual funds and trust services, increased in 1995 to $27.9 billion from $23.2 billion in 1994. The growth in assets under management was primarily the result of internal and external marketing and distribution strategies. The First Union-advised Evergreen family of mutual funds has increased to $10.4 billion in assets under management at December 31, 1995, compared with $7.0 billion in 1994.

We anticipate continued growth in fee income as capital markets and capital management products and services are marketed to a larger customer base.

Mortgage banking operations added $112 million to noninterest income in 1995 compared with $74 million in 1994. The increase was primarily driven by an increase in the servicing portfolio as a result of the purchase accounting acquisitions. The mortgage loan servicing portfolio increased to $51.5 billion in 1995, compared with $34.2 billion in 1994. As a result of an industrywide contraction of nearly 15 percent and a strategic decision to exit certain loan origination facilities, total originations were $3.2 billion in 1995, compared with $4.9 billion in 1994. Mortgage banking has traditionally been a cyclical, interest rate sensitive business. The ability to generate substantial fee and other income in the future is somewhat dependent on the level and direction of interest rates. We carefully monitor our sensitivity to the cyclical changes in our mortgage banking operations.

Securities gains were $22 million in 1995, compared with securities losses of $8 million in 1994. Other significant sources of noninterest income included service charges on deposit accounts, which increased 8 percent in 1995. Insurance commissions and fees for other banking services also increased in 1995 compared with 1994.

Trading Activities
Our Capital Markets Group also made a key contribution to noninterest income through trading profits. Trading profits increased in 1995 to $60 million, compared with $42 million in 1994. The increase was the result of general market conditions and expanded trading volume. Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own proprietary account. All trading activities are conducted within risk limits established by the corporation's Funds Management Committee, and all trading positions are marked to market daily. Trading activities include fixed income securities, money market instruments, foreign exchange, options, futures, forward rate agreements and swaps. With the Federal Reserve Board's approval of expanded powers for First Union Capital Markets Corp., our activities also include the trading and underwriting of corporate debt securities.

Trading account assets were $1.8 billion at year-end 1995, compared with $1.2 billion at year-end 1994.

Noninterest Expense
Noninterest expense increased in 1995 to $3.0 billion, compared with $2.7 billion in 1994. Our overhead efficiency ratio in 1995 and 1994 was 62 percent. The overhead efficiency ratio was adversely affected by the merger-related charges, which were discussed earlier, of $16 million in 1995 and intangibles amortization expense of $171 million and $121 million in 1995 and 1994, respectively. Without the merger-related charges and intangibles amortization expense, our overhead efficiency ratio would have been 58 percent in 1995, compared with 60 percent in 1994. The overhead efficiency ratio was affected somewhat by the significant investments and initiatives under way in capital markets, capital management and other areas. These investments and initiatives are designed to enhance noninterest income in future periods.

The FDIC significantly reduced the insurance premiums it charges on federally insured bank deposits in the third quarter of 1995, and in the fourth quarter of 1995, reduced the premiums again, including a reduction to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. Premiums related to savings and loan association deposits held by banks will continue to be assessed at the rate of 23 cents to 31 cents per $100.00 until legislation pending before Congress to merge the Bank Insurance Fund and the Savings Association Insurance Fund (SAIF) is enacted. The pending legislation also includes a provision to recapitalize SAIF through a one-time assessment. At December 31, 1995, we had $16.3 billion in SAIF deposits that are subject to the potential one-time assessment. Based on the pending legislation, the one-time assessment could be as high as $72 million after tax. The FDIC premium expense decreased from $120 million in 1994 to $84 million in 1995. The expense savings in 1995 were largely offset by discretionary investments in areas such as the company's retail delivery channels, capital markets and capital management. We currently expect to invest the expected savings that results from the FDIC premium reduction in 1996 in various current and future discretionary investments, business initiatives and technology programs. The Accounting and Regulatory Matters section includes more information on the reduced FDIC insurance premiums.

Amortization of intangibles represents the amortization of goodwill and other identifiable intangibles, primarily related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six years to 25 years. Amortization is a noncash charge to income, and therefore liquidity and funds management activities are not affected. At December 31, 1995, we had $1.6 billion in other intangible assets, compared with $1.2 billion at December 31, 1994. Other intangible assets include primarily goodwill and core deposit intangibles.

Costs related to environmental matters were not material.

Income Taxes
Income taxes were $546 million in 1995, compared with $490 million in 1994. The increase resulted primarily from increased income before income taxes.

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

Average earning assets in 1995 were $75.8 billion, a 16 percent increase from $65.5 billion in 1994.

Securities Available For Sale
Securities available for sale are used as a part of the corporation's interest rate risk management strategy. They may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital ratios and other factors. These securities are carried at estimated fair value. Unrealized changes in fair value are recognized as a separate component of stockholders' equity, net of tax. Realized gains and losses are recognized in income at the time the securities are sold. The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities.

At December 31, 1995, we had securities available for sale with a market value of $12.7 billion, compared with $7.8 billion at year-end 1994. The market value of securities available for sale was $182 million above amortized cost at the end of 1995. A $111 million after-tax unrealized gain was included in stockholders' equity at December 31, 1995. In 1995 we took advantage of market conditions to add $6.9 billion of securities to the available for sale portfolio, which we believe will enhance earnings and reduce the exposure to falling interest rates indicated by our current outlook for 1996. We also took advantage of a one-time exemption in the accounting rules and transferred $2.0 billion of investment securities to the available for sale portfolio. We believe the transfer will provide us with a greater degree of flexibility in managing our overall balance sheet. Table 9 provides information related to unrealized gains and losses and to realized gains and losses on these securities.

The average rate earned on securities available for sale in 1995 was 6.47 percent, compared with 5.51 percent in 1994. The average maturity of the portfolio was 3.25 years at December 31, 1995.

Investment Securities
Investment securities are those securities that we intend to hold to maturity. Sales of these securities are rare. These securities are carried at amortized cost. The portfolio consists of U.S. Government agency, corporate, municipal, and mortgage-backed securities, and collateralized mortgage obligations. First Union's investment securities amounted to $2.5 billion at December 31, 1995, compared with $3.7 billion at year-end 1994. As part of the strategy to reduce exposure to falling interest rates, we added $1.5 billion to the investment securities portfolio. Additionally, $2.0 billion of investment securities was transferred to the available for sale portfolio.

The average rate earned on investment securities in 1995 was 8.61 percent, compared with 9.03 percent in 1994. The average maturity of the portfolio was
5.16 years at December 31, 1995.

Table 10 provides information related to unrealized gains and losses and to realized gains and losses on these securities.

Loans
The loan portfolio represents our largest asset balance, and it is a significant source of interest and fee income. The loan portfolio is subject to both credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company.

The loan portfolio at December 31, 1995, was composed of 45 percent in commercial loans and 55 percent in consumer loans. The portfolio mix did not change significantly from year-end 1994. The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. General commercial loans are typically working capital loans to finance the inventory, receivables and other working capital needs of commercial borrowers, and term loans to finance fixed assets or acquisitions. Commercial real estate loans typically finance the construction or purchase of commercial real estate. Consumer loans include mortgage, credit card and installment loans. Consumer mortgage lending includes both first and second mortgage loans.

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

Net loans at December 31, 1995, were $65.6 billion, compared with $54.0 billion at year-end 1994. Of this increase, $7.5 billion was related to purchase acquisitions, with the rest coming from loan growth in all of our banking states and in virtually all loan categories. Consumer loan growth was particularly strong in 1995, primarily in direct lending and home equity lending. Net loans do not include the $2.0 billion in credit card receivables that were securitized and sold in September 1995. The financial impact of the credit card securitization on the results of operations is expected to be minimal, as discussed above.

At December 31, 1995, unused loan commitments related to commercial and consumer loans were $19.0 billion and $12.5 billion, respectively. Commercial and standby letters of credit were $2.7 billion. At December 31, 1995, loan participations sold to other lenders amounted to $1.1 billion and were recorded as a reduction of gross loans.

The average rate earned on loans in 1995 was 8.98 percent, compared with 8.55 percent in 1994. The average prime rate in 1995 was 8.83 percent, compared with
7.15 percent in 1994. Factors affecting loan rates between 1994 and 1995 included several increases in the prime rate throughout 1994; an increased portion of the loan portfolio tied to rate indices other than the prime rate; a larger portfolio of fixed and adjustable rate mortgages; and the repricing of credit card portfolio introductory rates.

The Asset Quality section provides information about geographic exposure in the loan portfolio.

Commercial Real Estate Loans
Commercial real estate loans amounted to 12 percent of the total portfolio at December 31, 1995, compared with 13 percent at December 31, 1994. This portfolio included commercial real estate mortgage loans of $6.0 billion at December 31, 1995, and $5.4 billion at December 31, 1994.

ASSET QUALITY

Nonperforming Assets
Most of our assets are interest-bearing loans and securities. The credit quality of these assets is crucial to the profitability of the corporation.
Nonperforming assets are those assets that are not paying principal and/or interest as contractually required. These assets reduce our income through lower amounts of interest income and higher provisions for losses. Asset quality is typically measured by the levels of nonperforming and past due assets; the amount of charge-offs and provisions; and certain credit-related ratios such as charge-offs to net loans; and nonperforming assets to net loans and foreclosed properties.

At December 31, 1995, nonperforming assets were $602 million, or .92 percent of net loans and foreclosed properties, compared with $558 million, or 1.03 percent, at December 31, 1994.

Segregated assets, which are not included in nonperforming assets and which relate to the acquisition of the Southeast Banks in 1991, were $106 million at December 31, 1995, or $93 million net of a $13 million allowance for losses on segregated assets. This compared with $187 million, or $165 million net of a $22 million allowance, at December 31, 1994. Under a loss-sharing arrangement, FDIC reimbursements substantially minimize any losses associated with the acquired Southeast Banks loan portfolio. Segregated assets are included in other assets.

Loans or properties of less than $5 million each made up 71 percent, or $424 million, of nonperforming assets at December 31, 1995. Of the rest:

(bullet) Five loans or properties between $5 million and $10 million each accounted for $37 million; and

(bullet) Seven loans or properties over $10 million each accounted for $141 million.

Fifty-four percent of nonperforming assets were collateralized primarily by real estate at year-end 1995, compared with 72 percent at year-end 1994.

Past Due Loans
In addition to these nonperforming assets, at December 31, 1995, accruing loans 90 days past due were $147 million, compared with $140 million at December 31, 1994. Of these, $11 million were related to commercial and commercial real estate loans, compared with $27 million at December 31, 1994. At December 31, 1995, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans is not significant.

Net Charge-offs
Net charge-offs as a percentage of average net loans were .40 percent in 1995, compared with .33 percent in 1994. The increase in net charge-offs was principally related to the maturing credit card portfolio. In 1996 we anticipate an increase in the dollar level of charge-offs as credit card receivables continue to increase and the portfolio seasons to a charge-off ratio that is expected to be aligned with industry averages. We do not believe that the higher levels of net charge-offs are indicative of any significant deterioration in the credit quality of the loan portfolio. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we have evaluated our credit policies in light of changing economic trends. All of these steps have been taken with the goals of minimizing future credit losses and deterioration, while allowing for maximum profitability. Table 13 provides information on net charge-offs by category.

Provision and Allowance for Loan Losses
The loan loss provision was $180 million in 1995, compared with $100 million in 1994. The increase in the loan loss provision was based primarily on current economic conditions, on the maturity and level of nonperforming assets, and on projected levels of charge-offs.

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

The allowance for loan losses was $967 million at December 31, 1995, compared with $979 million at December 31, 1994. The ratio of the allowance for loan losses to nonperforming assets was 161 percent and 175 percent at December 31, 1995 and 1994, respectively. The ratio of the allowance to net loans was 1.47 percent at December 31, 1995, compared with 1.81 percent at December 31, 1994.

At December 31, 1995, impaired loans, which are included in nonaccrual loans, amounted to $340 million. Included in the allowance for loan losses is $44 million related to $259 million of impaired loans at December 31, 1995. The rest of the impaired loans are recorded at or below fair value. The Accounting and Regulatory Matters section provides further information about impaired loans.

Geographic Exposure
The loan portfolio in the South Atlantic region of the United States is spread primarily across 57 metropolitan statistical areas with diverse economies. Washington, D.C.; Charlotte, North Carolina; Atlanta, Georgia; and Miami, Jacksonville, West Palm Beach and Tampa, Florida, are our largest markets, but no individual metropolitan market contains more than 8 percent of the commercial loan portfolio. Substantially all of the $8.2 billion commercial real estate portfolio at December 31, 1995, was located in our banking region.

LIQUIDITY AND FUNDING SOURCES
Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Northeast region, creates considerable funding diversity and stability. Further, our acquisitions of bank and thrift deposits have enhanced liquidity.

Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity, commercial and mortgage loans. The securitization and sale of $2.0 billion in credit card receivables at the end of the third quarter of 1995 had a significant, positive effect on our liquidity position. Other off-balance sheet sources of liquidity exist as well, such as a mortgage servicing portfolio for which the estimated fair value exceeded book value by $179 million at December 31, 1995.

Cash Flows
Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; depreciation and amortization; and deferred income taxes or benefits. This cash was available in 1995 to increased earning assets or to reduce borrowings.

Core Deposits
Core deposits are a fundamental and cost-effective funding source for any banking institution. Core deposits were $59.8 billion at December 31, 1995, compared with $53.2 billion at December 31, 1994. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits.

In 1995 and 1994, average noninterest-bearing deposits were 19 percent and 20 percent, respectively, of average core deposits. The Net Interest Income Summaries provide additional information about average core deposits.

The portion of core deposits in higher-rate, other consumer time deposits was 38 percent at December 31, 1995, and 35 percent at year-end 1994. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal, and they are less expensive to process.

Average core deposit balances were $54.9 billion in 1995, an increase of $4.9 billion from 1994. Average balances in savings and NOW, other consumer time deposits and noninterest-bearing deposits were higher when compared with the previous year, while money market deposits were lower. Deposits were primarily affected by the purchase acquisitions. Deposits can also be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities.

Purchased Funds
Purchased funds at December 31, 1995, were $21.8 billion, compared with $13.3 billion at year-end 1994. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes. In 1995 we began utilizing a newly established $10 billion shelf as part of our ongoing bank note program, which we expect to continue to use as a source of liquidity. Average purchased funds in 1995 were $16.8 billion, an increase of 33 percent from $12.6 billion in 1994. The increase was used primarily to fund loan growth.

Long-Term Debt
Long-term debt was 105 percent of total stockholders' equity at December 31, 1995, compared with 64 percent at December 31, 1994. The increase in long-term debt compared with year-end 1994 was primarily related to $1.2 billion of bank notes with varying rates and terms that mature by 1997. Additionally, in 1995 we issued $300 million of three-year floating rate senior notes and $1.0 billion of subordinated debentures and notes with rates ranging from 6.55 percent to 7.50 percent and maturities of either 10 years or 40 years. Proceeds from these debt issues have been used for general corporate purposes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $1.5 billion of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

Debt Obligations
We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. During 1996, $1.5 billion of long-term debt will mature, including bank notes discussed above of $865 million. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

Stockholders' Equity
The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

At December 31, 1995, total stockholders' equity was $6.2 billion, compared with $5.4 billion at December 31, 1994, and 172 million common shares were outstanding, compared with 176 million shares at December 31, 1994. In 1995 we paid $965 million for the repurchase of 20 million shares of First Union common stock pursuant to board of directors authorizations in February 1995 and June 1995. Of these repurchases in the open market, 14.0 million shares were related to completed or pending stock-for-stock purchase accounting acquisitions, 4.8 million shares were related to the First Fidelity acquisition and 1.2 million shares were related to stock options. In February 1996, the board of directors renewed its authorization for the purchase in the open market from time to time of up to 15 million shares of First Union common stock. The timing of any such repurchases would be based on our assessment of First Union's capital structure and liquidity, the market price of our common stock compared to our assessment of its underlying value, regulatory, accounting and other factors. Repurchases would be made primarily in connection with future acquisitions and stock-based employee benefit plans.

In 1995 we announced a dividend increase for the 18th consecutive year, resulting in dividends of $1.96 per common share. The current annualized dividend rate is $2.08 per common share. The corporation paid $343 million in dividends to preferred and common stockholders in 1995. The reduction in dividends paid in 1995 compared with 1994 was related to the redemption of preferred stock in early 1995.

At December 31, 1995, stockholders' equity reflected an $111 million unrealized after-tax gain related to debt and equity securities. The Securities Available for Sale section provides additional information about debt and equity securities.

Subsidiary Dividends
Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. The Office of the Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, our subsidiaries had $367 million available for dividends at December 31, 1995, without prior approval from the OCC. Our subsidiaries paid $793 million in dividends to the corporation in 1995.

Regulatory Capital
Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas relating to tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

At December 31, 1995,  the tier 1 and total capital ratios were 6.15 percent and
10.44 percent, respectively, compared with 7.76 percent and 12.94 percent at December 31, 1994. The reduction in the tier 1 and total capital ratios in 1995 was due primarily to the common stock repurchase program, the preferred stock redemption and the increase in total assets and intangible assets.

In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at December 31, 1995, was 5.15 percent compared with 6.12 percent at December 31, 1994.

The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

Each subsidiary bank is subject to similar capital requirements adopted by the OCC. Each subsidiary bank listed in Table 19 had a leverage ratio in excess of
5.17 percent at December 31, 1995. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At December 31, 1995, the subsidiary banks listed in Table 19 met the capital and leverage ratio requirements for "well capitalized" banks, except First Union National Bank of North Carolina, which had a total capital ratio of 9.92 percent. At the end of February 1996, First Union National Bank of North Carolina was "well capitalized." We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC.

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

The Financial Management Committee of the corporation's board of directors reviews overall interest rate risk management activity. The corporation's Funds Management Committee, which includes the corporation's chief executive officer, president and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows, and they make adjustments within established policy guidelines.

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

We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example, our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate); noninterest-bearing deposits and investment securities. In addition, it considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.

We use three standard scenarios in analyzing interest rate sensitivity for policy measurement. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under "high rate" and under "low rate" scenarios. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base-line scenario in the federal funds rate by the fourth succeeding month and that the rate remains 100 basis points higher or lower than the base-line through the rest of the 24-month period. Our policy limit for the maximum negative impact on earnings per share resulting from high rate or low rate scenarios is 5 percent. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., a 12-month period.)

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

The January 1996 outlook indicates that 1997 earnings would be negatively affected by 2.0 percent if interest rates fell 100 basis points below the base-line scenario, and earnings would be affected slightly positively in the high rate scenario.

In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we also analyze the potential impact of other, more extreme interest rate scenarios. These alternate scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement. Because the interest rate sensitivity model is based on numerous interest rate assumptions, projected changes in growth in balance sheet categories and changes in other basic assumptions, actual results may differ from our current simulated outlook.

Our interest rate sensitivity analysis is based on multiple interest rate scenarios, projected changes in growth in balance sheet categories and other assumptions. Changes in management's outlook related to interest rates, and their effect on our balance sheet mix of assets and liabilities and other market factors, may cause actual results to differ from our current simulated outlook.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. We took actions in 1995 to mitigate the negative effect on earnings of adverse changes in interest rates beyond the policy measurement period. For example, in the fourth quarter of 1995, we implemented a strategy to add off-balance sheet positions that we believe will significantly reduce our potential asset sensitivity in 1997. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changing assumptions and interest rates.

Off-Balance Sheet Derivatives For Interest Rate Risk Management
As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific core assets and liabilities of the corporation. We believe we have appropriately controlled the risk so that the derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

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

There was significant interest rate volatility between year-end 1993 and year-end 1995, which was reflected in the dramatic change in the market value of our securities portfolio and off-balance sheet positions. The combined market value of those positions moved from an unrealized gain of $747 million at December 31, 1993, to an unrealized loss of $712 million at December 31, 1994, and then back to an unrealized gain of $695 million at December 31, 1995. Despite the large year-to-year fluctuations in market value and related fluctuations in the net interest income contribution from these positions, total net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products in the conduct of asset and liability management.

The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $359 million at December 31, 1995, compared with fair value depreciation of $422 million at December 31, 1994.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses was $9 million and $11 million, respectively, as of December 31, 1995. These net losses will reduce net interest income by $2 million in 1996. In 1995 net interest income was reduced by $18 million of net deferred losses.

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

In addition, our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of December 31, 1995, the total credit risk in excess of thresholds was $275 million. The fair value of collateral held was 100 percent of the total credit risk in excess of thresholds. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

ACCOUNTING AND REGULATORY MATTERS
The Financial Accounting Standards Board (FASB) has issued Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An estimate of the future cash flows expected to result from the use of the asset and its eventual disposition should be performed during a review for recoverability. An impairment loss (based on the fair value of the asset) is recognized if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Additionally, Standard No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. These assets will continue to be reported at the lower of carrying amount or net realizable value. The periodic effect on net income, if any, has not been determined. This Standard is required for fiscal years beginning after December 15, 1995.

The  FASB  has  also  issued  Standard  No.  123,  "Accounting  for  Stock-Based
Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The corporation will continue such accounting under the provisions of APB 25. This Standard is required for fiscal years beginning after December 15, 1995.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.

The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The Risk-Based Capital section provides information on risk assessment classifications.

On August 8, 1995, the FDIC revised its regulations on insurance assessments to establish a revised assessment rate schedule of 4 to 31 cents per $100.00 of deposits in replacement of the then existing schedule of 23 to 31 cents per $100.00 of deposits subject to assessment by the Bank Insurance Fund (BIF). The FDIC maintained the current assessment rate schedule of 23 to 31 cents per $100.00 of deposits for institutions whose deposits are subject to assessment by the Savings Association Insurance Fund (SAIF). The revised BIF schedule became effective on June 1, 1995. Assessments collected at the previous assessment schedule that exceeded the amount due under the new schedule were refunded, with interest, from the effective date of the new schedule. As a result, a $26 million refund, including interest, was received in 1995. On November 14, 1995, the FDIC further reduced the rate structure for BIF deposits by 4 cents per $100.00 of deposits, beginning in January 1996. As a result, the highest-rated institutions will pay only the statutory annual minimum rate of $2,000.00 for FDIC insurance. Adequately capitalized banks will pay a rate of 3 cents per $100.00 of deposits. As of December 31, 1995, the corporation's BIF deposit assessment base was $40.7 billion and the corporation's SAIF deposit assessment base was $16.3 billion. Various legislative proposals related to the future of the BIF and SAIF have been under consideration. Several of these proposals, including a proposal previously approved by Congress that is understood to have the support of the President, include a one-time special assessment for SAIF deposits (in the range of 70 cents to 85 cents per $100.00 of assessable SAIF deposits, with a discount for certain SAIF deposits held by BIF member banks) and a subsequent comparable and reduced level of annual premiums for SAIF deposits. It is not known when and if any such proposal or any other related proposal may be adopted.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. Beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997.

Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.

EARNINGS AND BALANCE SHEET ANALYSIS
(1994 compared with 1993)

Net income applicable to common stockholders increased in 1994 to $900 million before a redemption premium on preferred stock, or 14 percent from $793 million in 1993. On a per common share basis, earnings before the redemption premium were $5.22 in 1994, compared with $4.73 in 1993. After the redemption premium, net income applicable to common stockholders was $859 million, or $4.98 per common share in 1994. The redemption premium was related to the redemption of the corporation's series 1990 preferred stock.

Key factors in our 1994 performance were a 9 percent growth in tax-equivalent net interest income; 15 percent loan growth; and continued improvement in credit quality. Tax-equivalent net interest income was $3.1 billion in 1994, compared with $2.9 billion in 1993. Net loans increased by $7.2 billion since year-end 1993. Commercial loans increased throughout our banking region. Consumer loan growth was led by direct consumer loans through the retail bank branches and credit cards.

Credit quality improvements included a $358 million net decrease in nonperforming assets compared with year-end 1993, to $558 million, or 1.03 percent of net loans and foreclosed properties at December 31, 1994. Another key measure of credit quality is charge-offs, and net charge-offs in 1994 were .33 percent of average net loans, compared with .58 percent in 1993.

Nonperforming loans reduced interest income because the contribution from these loans is eliminated or sharply reduced. In 1994, $48 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in 1994 was $6 million. However, the $358 million net decrease in nonperforming assets since year-end 1993 reduced the negative impact on interest income in 1994.

The net interest margin was 4.77 percent in 1994, compared with 4.78 percent in 1993. The average rate earned on earning assets was 7.92 percent in 1994, compared with 7.77 percent in 1993. The average rate paid on interest-bearing liabilities was 3.69 percent in 1994 and 3.44 percent in 1993.

Noninterest income was $1.16 billion in 1994, compared with $1.20 billion in 1993, when the mortgage servicing environment was more robust. Noninterest income included $84 million in 1994 and $48 million in 1993 from the disposition of segregated assets acquired in connection with First Union's 1993 acquisition of First American Metro Corp.

At December 31, 1994, trading account assets were $1.2 billion, compared with $652 million at year-end 1993. Investments in commercial paper, federal agency securities, U.S. Treasury notes and revaluation gains accounted for most of the increase in trading account assets from year-end 1993. These assets are carried at market value.

Noninterest expense was $2.68 billion in 1994, compared with $2.52 billion in 1993. The increase reflected growth in personnel, advertising and other expenses related to our card products, capital management and capital markets initiatives undertaken to improve prospects for revenue growth, as well as expenses related to acquisitions. Partially offsetting these increases was a decline in mortgage servicing amortization. Costs related to environmental matters were not material.

Income taxes were $490 million in 1994, compared with $403 million in 1993. The increase resulted primarily from an increase in income before taxes.

Average earning assets in 1994 were $65.5 billion, a 9 percent increase from $59.9 billion in 1993.

At December 31, 1994, we had securities available for sale with a market value of $7.8 billion, compared with a market value of $11.9 billion at year-end 1993. The market value of securities available for sale was $302 million below amortized cost at year-end 1994. As a result, a $214 million after-tax unrealized loss was recorded as a reduction of stockholders' equity at December 31, 1994. The average rate earned on securities available for sale in 1994 was
5.51 percent, compared with 5.03 percent in 1993. The average maturity of the portfolio was 3.82 years at December 31, 1994.

Investment securities amounted to $3.7 billion at December 31, 1994, compared with $2.7 billion at year-end 1993. The average rate earned on investment securities in 1994 was 9.03 percent, compared with 7.07 percent in 1993. The average maturity of the portfolio was 6.34 years at December 31, 1994. Gains and losses in this portfolio in 1994 were primarily related to premiums received on the call of certain securities prior to their maturity, and sales of securities downgraded in creditworthiness.

Net loans at December 31, 1994, were $54.0 billion, compared with $46.9 billion at year-end 1993. Consumer loan growth largely reflected strength in direct lending. The fastest growth in our consumer loan portfolio was in higher-yielding credit card products. This was the result of a targeted, national solicitation effort that increased credit card outstandings 98 percent in 1994. The increase also included $1.2 billion from 1994 purchase accounting acquisitions.

The loan portfolio at December 31, 1994, was composed of 46 percent in commercial loans and 54 percent in consumer loans. The portfolio mix did not change significantly from year-end 1993. At December 31, 1994, unused loan commitments related to commercial and consumer loans were $14.5 billion and $9.8 billion, respectively. Commercial and standby letters of credit were $2.1 billion. At December 31, 1994, loan participations sold to other lenders amounted to $1.3 billion, and they were recorded as a reduction of gross loans.

The average rate earned on loans in 1994 was 8.55 percent, compared with 8.50 percent in 1993. The average prime rate in 1994 was 7.15 percent, compared with
6.00 percent in 1993. Loan yields lagged the increases in the prime rate.

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

At December 31, 1994, nonperforming assets were $558 million, or 1.03 percent of net loans and foreclosed properties, compared with $916 million, or 1.95 percent, at December 31, 1993. Loans or properties of less than $5 million each made up 83 percent, or $465 million, of nonperforming assets at December 31, 1994. Of the rest, seven loans or properties between $5 million and $10 million each accounted for $47 million; and three loans or properties over $10 million each accounted for $46 million. Seventy-two percent of nonperforming assets were collateralized by real estate at December 31, 1994.

In addition to these nonperforming assets, at December 31, 1994, accruing loans 90 days past due were $140 million, compared with $71 million at December 31, 1993. The increase in past due loans was attributable in part to the 1994 purchase accounting acquisitions.

Net charge-offs as a percentage of average net loans were .33 percent in 1994, compared with .58 percent in 1993.

At December 31, 1994, acquired Southeast Banks segregated assets amounted to $187 million, or $165 million net of a $22 million allowance, compared with $380 million, or $347 million net of a $33 million allowance, at December 31, 1993. Segregated assets are included in other assets.

Core deposits were $53.2 billion at December 31, 1994, compared with $50.9 billion at December 31, 1993. This increase in core deposits primarily reflected deposits acquired in the 1994 purchase accounting acquisitions. In both 1993 and 1994, average noninterest-bearing deposits were 20 percent of average core deposits. The portion of core deposits in higher-rate, other consumer time deposits was 35 percent at December 31, 1994, and 33 percent at year-end 1993. Average core deposit balances in 1994 increased $2.0 billion from 1993 to $50.0 billion. Average balances in savings and NOW, money market and noninterest-bearing deposits were higher when compared with the previous year, while other consumer time deposits were lower. Core deposits were primarily affected by the 1994 acquisitions, and also were affected by branch closings or consolidations, seasonal factors and the rates being offered for deposits compared to other investment opportunities.

Purchased funds at December 31, 1994, were $13.3 billion compared with $10.1 billion at year-end 1993. Average purchased funds in 1994 were $12.6 billion, an increase of 19 percent from $10.6 billion in 1993.

Net cash provided from operations amounted to $627 million in 1994, compared with $683 million in 1993. This cash was available in 1994 to increase earning assets or to reduce borrowings by $304 million and to pay dividends of $323 million. In 1993 we reduced overnight investments at the parent company level to pay $154 million to acquire Georgia Federal Bank, FSB, and $452 million to acquire First American.

Long-term debt was 64 percent of total stockholders' equity at December 31, 1994, compared with 59 percent at December 31, 1993. In 1994, we issued $450 million of subordinated debt with rates ranging from 6.375 percent to 8.77 percent and maturities of either 10 or 15 years. Proceeds from these debt issues were used for general corporate purposes.

In 1994 we redeemed $15 million of convertible subordinated debt that First Union assumed in the August 1994, acquisition of BancFlorida Financial Corporation, which was converted into approximately 437,000 shares of First Union common stock prior to redemption. In 1993, we redeemed $134 million of floating rate debt at par plus accrued interest.

At December 31, 1994, common stockholders' equity was $5.4 billion, a 10 percent increase from $4.9 billion at December 31, 1993. Total stockholders' equity was $5.4 billion, compared with $5.2 billion at year-end 1993. In 1994 we paid $218 million for the purchase in the open market of 5 million shares of common stock related to acquisitions and the conversion of debentures.

In December 1994, the board of directors elected to redeem all of the 6.3 million outstanding shares of our Series 1990 cumulative perpetual adjustable rate preferred stock. The redemption occurred on March 31, 1995, at a redemption price of $51.50 per share. We recorded a redemption premium of $41 million in the fourth quarter of 1994, representing the difference between the $44.96 book value of the series 1990 preferred stock and the $51.50 redemption price.

At December 31, 1994, stockholders' equity included a $214 million unrealized after-tax loss related to debt and equity securities.

In 1993, in connection with three pooling of interests acquisitions, we issued 29 million shares of common stock and 527,000 shares of a new series of convertible class A preferred stock, which were convertible into 680,000 shares of First Union common stock. In the second quarter of 1993, we redeemed the convertible class A preferred stock, most of which was converted into common stock before redemption.

Our subsidiaries had $397 million available for dividends at December 31, 1994. Our subsidiaries paid $682 million in dividends to the corporation in 1994.

At December 31, 1994,  the  corporation's  tier 1 and total capital  ratios were
7.76 percent and 12.94 percent, respectively. The corporation's leverage ratio at December 31, 1994, was 6.12 percent. Each subsidiary bank had a leverage ratio in excess of 5.68 percent at December 31, 1994. At December 31, 1994, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for "well capitalized" banks.

The fair value depreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $422 million at December 31, 1994, compared with the fair value appreciation of $369 million at December 31, 1993.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. The amount of deferred gains and losses from off-balance sheet instruments used to manage interest rate risk was $15 million and $35 million, respectively, as of December 31, 1994. The $20 million in net deferred losses reduced net interest income by $18 million in 1995.

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE, AND BALANCE SHEET DATA

                                                                     Years Ended December 31,
(In thousands except per share data)               1995            1994           1993            1992           1991         1990

CONSOLIDATED SUMMARIES OF INCOME
Interest income                               $  6,373,830      5,094,661       4,556,332      4,479,385       4,647,440   4,829,520
Interest income*                              $  6,456,118      5,187,404       4,657,100      4,583,916       4,767,943   4,966,954
Interest expense                                 3,111,054      2,060,946       1,790,439      2,020,968       2,742,996   3,094,334
Net interest income*                             3,345,064      3,126,458       2,866,661      2,562,948       2,024,947   1,872,620
Provision for loan losses                          180,000        100,000         221,753        414,708         648,284     425,409
Net interest income after
     provision for loan losses*                  3,165,064      3,026,458       2,644,908      2,148,240       1,376,663   1,447,211
Securities available for sale
     transactions                                   17,191        (11,507)         25,767         34,402            --          --
Investment security transactions                     4,818          4,006           7,435         (2,881)        155,048       7,884
Noninterest income                               1,429,251      1,166,470       1,165,086      1,032,651         914,511     690,672
Noninterest expense**                            2,975,372      2,677,228       2,521,647      2,526,678       1,905,918   1,680,973
Income before income taxes*                      1,640,952      1,508,199       1,321,549        685,734         540,304     464,794
Income taxes                                       545,588        490,076         403,260        196,152          71,070      64,993
Tax-equivalent adjustment                           82,288         92,743         100,768        104,531         120,503     137,434
Net income                                       1,013,076        925,380         817,521        385,051         348,731     262,367
Dividends on preferred stock                         7,029         25,353          24,900         31,979          34,570      33,868
Net income applicable to common
    stockholders before redemption               1,006,047        900,027         792,621        353,072         314,161     228,499
    premium
Redemption premium on preferred stock                 --           41,355            --             --              --          --
Net income applicable to common
    stockholders after redemption premium $      1,006,047        858,672         792,621        353,072         314,161     228,499

PER COMMON SHARE DATA
Net income before redemption premium         $       5.85            5.22           4.73            2.23           2.24         1.68
Net income after redemption premium          $       5.85            4.98           4.73            2.23           2.24         1.68
Average common shares                          172,023,779    172,543,467     167,691,739    158,683,206     140,003,166 135,621,838
Average common stockholders' equity***        $  5,726,724      5,282,412       4,550,048      3,889,256       3,131,716   2,937,441
Common stock price
     High                                           58 7/8          47 5/8         51 1/2          44 7/8         30 7/8      21 3/4
     Low                                            49 5/8          39 3/8         37 7/8          29 1/2         13 3/4      13 7/8
     Year-end                             $         55 5/8          41 3/8         41 1/4          43 5/8         30          15 3/8
         To earnings ratio****                      9.51 X            7.93           8.72           19.61          13.39        9.15
         To book value                               155 %             135            143             173            120          70
Cash dividends                                $       1.96            1.72           1.50            1.28           1.12        1.08
Book value                                           35.87           30.66          28.90           25.25          23.23       21.81

BALANCE SHEET DATA
Assets                                          96,740,496     77,313,505      70,786,969     63,828,031      59,273,177  54,588,410
Long-term debt                                $  6,444,327      3,428,514       3,061,944      3,151,260       2,630,930   1,850,860

    * Tax-equivalent.
   ** Includes merger-related restructuring charges of $16,447,000
      ($13,072,000 after tax) in the fourth quarter of 1995.
  *** Average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities. **** Based on net income applicable to common stockholders before redemption premium.

Table 2
NONINTEREST INCOME


                                                                            Years Ended December 31,

(In thousands)                                     1995          1994           1993           1992          1991          1990

Trading account profits                       $     59,989        41,583         43,007         22,908         20,053        13,599
Service charges on deposit accounts                471,315       435,212        420,285        386,118        293,075       248,891
Mortgage banking income                            112,011        73,934        138,608        155,800        135,557        97,809
Capital management income                          288,060       224,525        201,875        177,375        133,126       104,864
Securities available for sale transactions          17,191      (11,507)         25,767         34,402              -             -
Investment security transactions                     4,818         4,006          7,435        (2,881)        155,048         7,884
Fees for other banking services*                    96,619        69,252         52,836         33,845              -             -
Merchant discounts                                  70,745        62,840         55,732         54,703         48,126        47,987
Insurance commissions                               48,241        45,071         43,876         44,047         46,081        46,748
Sundry income                                      282,271       214,053        208,867        157,855        238,493       130,774
           Total                                $1,451,260     1,158,969      1,198,288      1,064,172      1,069,559       698,556

* Information not available prior to 1992.

Table 3
NONINTEREST EXPENSE


                                                                    Years Ended December 31,
(In thousands)                             1995            1994             1993           1992           1991           1990
Personnel expense
    Salaries                             $1,210,686       1,039,699         938,409        886,702        735,564        695,152
    Other benefits                          252,867         247,667         217,490        178,600        137,617        126,995
            Total                         1,463,553       1,287,366       1,155,899      1,065,302        873,181        822,147
Occupancy                                   240,098         238,128         229,118        238,728        213,424        178,338
Equipment rentals, depreciation
    and maintenance                         274,412         228,372         189,589        167,063        132,858        123,026
Advertising                                  48,129          38,584          22,541         23,082         19,488         19,055
Telephone                                    65,986          58,331          53,023         51,000         43,470         46,557
Travel                                       68,948          53,521          42,330         33,937         25,084         25,017
Postage                                      55,359          48,874          39,538         40,747         35,616         29,251
Printing and office supplies                 63,571          54,865          53,304         35,310         27,936         32,497
FDIC insurance                               83,680         119,708         118,429        107,392         77,808         44,185
Other insurance                              20,374          14,883          18,233         20,641         18,530         19,474
Professional fees                            77,273          66,878          52,251         61,810         40,109         28,430
Data processing                              26,778          24,499          41,440         31,906         20,419         19,149
Owned real estate expense                    11,931          22,294          40,633        176,109         90,181         35,735
Mortgage servicing amortization              24,749          23,525         106,942         37,422         27,149         23,448
Other amortization                          171,499         121,083         100,145         83,455         66,139         75,184
Merger-related restructuring charges         16,447          -               -              -              -             -
Sundry                                      262,585         276,317         258,232        352,774        194,526        159,480
            Total                        $2,975,372       2,677,228       2,521,647      2,526,678      1,905,918      1,680,973
Overhead efficiency ratio*                    62.03 %         62.47           62.03          69.66          61.59          65.38

*The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.

Table 4
SELECTED LINES OF BUSINESS*


                                                                    Year Ended December 31, 1995
                                                     First Union           Other
                                             Card    Home Equity        Consumer         Capital          Capital       Mortgage
(Dollars in thousands)                   Products           Bank         Banking         Markets       Management        Banking

Income Statement Data
      Interest income**              $    708,778        278,857       1,126,471         922,941           22,842      1,094,653
      Interest expense                    281,195        159,361         601,220         671,690            1,220        808,680
      Provision for loan losses           212,708          6,361          62,166          29,354              124         25,137
      Noninterest income                  107,994         30,035          26,352         265,428          288,060        112,011

Other Data
      Net charge-offs                     171,977          3,569          49,152           8,153            -              5,439
      Average loans, net                4,827,681      2,664,311      10,988,757       7,442,955          110,277     13,798,477
      Nonperforming assets                 13,066         10,640          82,414         118,177            -            101,581
      Average deposits                       -              -               -          2,317,510          579,173          -
      Assets under care                      -              -               -               -          51,226,399          -
      Assets under management                -              -               -               -          27,900,000          -
      Loans serviced                         -              -               -               -               -         51,505,000
      Origination volume             $  6,397,661      1,224,558       6,162,978            -               -          3,167,057
      Locations                             1,290            143           1,296           1,304            1,485          1,311


 *The information contained herein represents selected lines of business data other than commercial lending and branch operations. Certain information is prepared from internal management reports.
**Tax-equivalent.


Table 5
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS

                                                                                 Years Ended December 31,
                                                          1995         1994         1993         1992        1991         1990

INTERNAL CAPITAL GROWTH*
    Assets to stockholders' equity                        14.78X        13.29        14.07        14.51        15.89        16.07
               X
    Return on assets                                       1.21%         1.27         1.20          .63          .63          .50

    Return on total stockholders' equity (a)              17.69%        16.66        16.89         9.14        10.06         8.09
               X
    Earnings retained                                     66.11%        65.07        67.13        46.45        48.48        29.68

    Internal capital growth (a)                           11.69%        10.84        11.34         4.24         4.88         2.40

DIVIDEND PAYOUT RATIOS ON
    Common shares                                         33.50%        34.54        31.71        49.34        46.18        65.92

    Preferred and common shares                           33.89%        34.93        32.87        53.55        51.52        70.32

Return on common stockholders' equity
    before redemption premium** (a)                       17.57%        17.04        17.42         9.08        10.03         7.78

Return on common stockholders' equity
    after redemption premium** (a)                        17.57%        16.26        17.42         9.08        10.03         7.78


 (a) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.
  *  Based on average balances and net income.
 ** Based on average balances and net income applicable to common stockholders.

Table 6
SELECTED QUARTERLY DATA
(Unaudited)


                                                                  1995                                  1994
(In thousands except
  per share data)                               Fourth     Third      Second     First    Fourth    Third    Second   First

Consolidated Net Income
      Interest income                         $1,699,456  1,673,957 1,552,525 1,447,892 1,389,470 1,307,377 1,235,206 1,162,608
      Interest expense                           871,667    832,840   738,338   668,209   610,172   530,858   483,913   436,003
      Net interest income                        827,789    841,117   814,187   779,683   779,298   776,519   751,293   726,605
      Provision for loan losses                   54,500     49,000    44,000    32,500    25,000    25,000    25,000    25,000
      Net interest income after                  773,289    792,117   770,187   747,183   754,298   751,519   726,293   701,605
        provision for loan losses
      Securities available for sale                7,600      4,713     1,243     3,635   (9,926)   (2,946)   (2,935)     4,300
        transactions
      Investment security transactions               777      2,591     1,233       217       411     2,286       694       615
      Noninterest income                         438,367    362,842   326,503   301,539   311,419   303,259   276,011   275,781
      Noninterest expense*                       804,982    770,949   714,739   684,702   703,948   682,219   651,220   639,841
      Income before income taxes*                415,051    391,314   384,427   367,872   352,254   371,899   348,843   342,460
      Income taxes                               143,036    136,298   135,291   130,963   120,705   130,147   119,223   120,001
      Net income                                 272,015    255,016   249,136   236,909   231,549   241,752   229,620   222,459
      Dividends on preferred stock                  -          -         -        7,029     6,831     6,595     6,201     5,726
      Net income applicable to common
       stockholders before redemption premium    272,015    255,016   249,136   229,880   224,718   235,157   223,419   216,733
      Redemption premium on preferred stock         -          -         -         -       41,355      -         -         -
      Net income applicable to common
        stockholders after redemption premium $  272,015    255,016   249,136   229,880   183,363   235,157   223,419   216,733

Per Common Share Data
      Net income before redemption premium    $     1.58       1.50      1.45      1.32      1.28      1.35      1.32      1.27
      Net income after redemption premium           1.58       1.50      1.45      1.32      1.04      1.35      1.32      1.27
      Cash dividends                                 .52        .52       .46       .46       .46       .46       .40       .40
      Common stock price
            High                                  58 7/8     51 3/8    49 3/4    45 1/8    45 1/4    47 1/4    47 5/8    43 3/4
            Low                                   49 5/8     45 1/4    42 7/8    41 3/8    39 3/8    43 1/4    41 1/4    39 3/4
            Quarter-end                       $   55 5/8     51        45 1/4    43 3/8    41 3/8    43 1/4    46 1/8    41 5/8

Selected Ratios**
      Return on assets***                           1.19%      1.16      1.25      1.24      1.22      1.31      1.28      1.28
      Return on common stockholders' equity
            before redemption premium****          18.08      17.71     17.71     16.71     15.92     17.29     17.53     17.54
      Return on common stockholders' equity
            after redemption premium****           18.08      17.71     17.71     16.71     12.99     17.29     17.53     17.54
      Stockholders' equity to assets                6.58%      6.55      6.96      7.01      7.49      7.62      7.39      7.60


   * Includes merger-related restructuring charges of $16,447,000
      ($13,072,000 after tax) in the fourth quarter of 1995.
  ** Based on average balances.
 *** Based on net income.
**** Based on net income applicable to common stockholders, excluding average net unrealized gains (losses) on debt and equity securities.

Table 7
SELECTED SIX-YEAR DATA*


                                                                Years Ended December 31,
(Dollars in thousands)             1995             1994            1993            1992            1991           1990
MORTGAGE LOAN PORTFOLIO
    PERMANENT LOAN ORIGINATIONS
         Residential
             Direct            $   2,529,742       3,569,451       6,276,720       4,549,392       2,206,796     1,832,758
             Wholesale               144,138         933,214       2,431,455       2,641,656       2,657,534     2,092,646
                 Total             2,673,880       4,502,665       8,708,175       7,191,048       4,864,330     3,925,404
         Income property             493,177         443,356         238,199         263,749         266,518       237,980
                 Total         $   3,167,057       4,946,021       8,946,374       7,454,797       5,130,848     4,163,384

    VOLUME OF LOANS SERVICED
         Residential           $  50,047,000      32,677,000      32,786,000      22,528,000      22,161,000    17,878,000
         Income property           1,458,000       1,537,000       1,972,000       1,848,000       1,951,000     1,534,000
                 Total         $  51,505,000      34,214,000      34,758,000      24,376,000      24,112,000    19,412,000

NUMBER OF OFFICES
    Banking                            1,285           1,340           1,303             898           1,004           768
    Other                                190             222             222             235             209           285
                Total offices          1,475           1,562           1,525           1,133           1,213         1,053

OTHER DATA
    ATMs                               1,415           1,242           1,189             847             943           707
    Employees                         32,971          31,858          32,861          23,459          24,203        20,521
    Common stockholders               61,058          54,236          58,670          37,955          33,456        34,951


 * 1990-1994 not restated for pooling of interests acquisitions.

Table 8
GROWTH THROUGH ACQUISITIONS

                                                             Loans,
(In thousands)                               Assets           net           Deposits
December 31, 1989, as reported           $ 45,506,847      31,600,776      31,531,770
1990 acquisition                            7,946,973       4,174,478       5,727,330
Growth in operations                        1,134,590         275,465         935,168

December 31, 1990, as reported             54,588,410      36,050,719      38,194,268
1991 acquisitions                          12,322,456       7,025,621       9,921,421
Reduction in operations                   (7,637,689)     (1,692,760)       (939,466)

December 31, 1991, as reported             59,273,177      41,383,580      47,176,223
1992 acquisitions                           3,739,039       1,773,797       3,645,316
Growth (reduction) in operations              815,815     (1,233,610)     (1,670,574)

December 31, 1992, as reported             63,828,031      41,923,767      49,150,965
1993 acquisitions                           7,785,479       4,380,362       6,302,873
Growth (reduction) in operations            (826,541)         572,048     (1,711,427)

December 31, 1993, as reported             70,786,969      46,876,177      53,742,411
1994 acquisitions                           4,595,762       1,238,703       4,026,375
Growth in operations                        1,930,774       5,914,872       1,189,487

December 31, 1994, as reported             77,313,505      54,029,752      58,958,273
1995 acquisitions                          10,254,013       7,537,477       7,252,524
Growth  (reduction)  in operations          9,172,978       4,061,215     (1,210,496)

December 31, 1995, as reported           $ 96,740,496      65,628,444      65,000,301


Acquisitions (those greater than $3.0 billion in acquired assets and/or deposits) include the purchase acquisitions of Florida National Banks of Florida, Inc. in 1990 and the Southeast Banks transaction in 1991; the pooling of interests acquisition of Dominion Bankshares Corporation in 1993; the purchase acquisitions of Georgia Federal Savings
Bank, FSB and First American Metro Corp. in 1993; and the purchase acquisition of American Savings of Florida, FSB in 1995.

Table 9
SECURITIES AVAILABLE FOR SALE

                                                                                                                            Average
December 31, 1995                   1 Year         1-5        5-10      After 10               Gross Unrealized  Amortized  Maturity
(In thousands)                      or Less       Years       Years      Years      Total     Gains     Losses     Cost     in Years

Market Value
     U.S. Treasury              $  1,374,773      867,427       -          -       2,242,200    (2,847)   6,370    2,245,723  1.29
     U.S. Government agencies        129,910    4,864,394   1,487,637       639    6,482,580   (88,831)   2,397    6,396,146  4.19
     CMOs                            143,852    2,068,606      79,596      -       2,292,054   (24,974)  13,602    2,280,682  2.70
     Other                           157,390      882,308      86,549   573,882    1,700,129   (93,230)   5,102    1,612,001  2.91
         Total                  $  1,805,925    8,682,735   1,653,782   574,521   12,716,963  (209,882)  27,471   12,534,552  3.25

Market Value
     Debt securities            $  1,805,925    8,682,735   1,653,782    70,643   12,213,085  (139,913)  27,202   12,100,374
     Sundry securities                 -            -           -       503,878      503,878   (69,969)     269      434,178
         Total                  $  1,805,925    8,682,735   1,653,782   574,521   12,716,963  (209,882)  27,471   12,534,552

Amortized Cost
      Debt securities           $  1,801,221    8,588,759   1,639,547    70,847   12,100,374
      Sundry securities                -            -           -       434,178      434,178
         Total                  $  1,801,221    8,588,759   1,639,547   505,025   12,534,552

Weighted Average Yield
      U.S. Treasury                     6.70 %       5.31       -          -            6.16
      U.S. Government agencies          7.04         6.69        6.35      6.89         6.62
      CMOs                              7.19         6.97        7.47      -            7.00
      Other                             7.93         6.16       11.20      5.10         6.28
         Consolidated                   6.87 %       6.57        6.67      5.10         6.56


                                                                                                                            Average
December 31, 1994                 1 Year        1-5        5-10       After 10               Gross Unrealized   Amortized  Maturity
(In thousands)                    or Less      Years       Years       Years       Total       Gains   Losses     Cost     in Years

Market Value
     U.S. Treasury             $  1,156,159   1,035,790        -         -      2,191,949       -      81,975  2,273,924     1.89
     U.S. Government agencies       153,675     469,468   2,031,111       546   2,654,800     (404)   171,580  2,825,976     6.31
     CMOs                            90,066   1,091,930      58,524      -      1,240,520      (49)    44,627  1,285,098     2.96
     Other                           84,757   1,282,076      20,299   278,078   1,665,210  (51,633)    56,017  1,669,594     2.75
         Total                 $  1,484,657   3,879,264   2,109,934   278,624   7,752,479  (52,086)   354,199  8,054,592     3.82

Market Value
     Debt securities           $  1,484,657   3,879,264   2,109,934    24,069   7,497,924   (3,243)   346,011  7,840,692
     Sundry securities                 -           -           -      254,555     254,555  (48,843)     8,188    213,900
         Total                 $  1,484,657   3,879,264   2,109,934   278,624   7,752,479  (52,086)   354,199  8,054,592

Amortized Cost
      Debt securities          $  1,486,608   4,061,240   2,264,716    28,128   7,840,692
      Sundry securities                -           -           -      213,900     213,900
         Total                 $  1,486,608   4,061,240   2,264,716   242,028   8,054,592

Weighted Average Yield
      U.S. Treasury                    7.29 %      5.60         -         -          6.46
      U.S. Government agencies         6.90        5.40        5.89      6.02        5.86
      CMOs                             5.10        5.21        5.36       -          5.21
      Other                            7.27        6.99        5.90      4.40        6.62
         Consolidated                  7.12 %      5.92        5.88      4.40        6.08


                                                                                                                             Average
December 31, 1993                      1 Year        1-5       5-10     After 10                Gross Unrealized   Market   Maturity
(In thousands)                         or Less      Years      Years     Years        Total     Gains    Losses     Value   in Years

Carrying Value
     U.S. Treasury                 $  3,177,119   1,249,298       -         -       4,426,417    3,609  (7,315)   4,422,711    1.34
     U.S. Government agencies           114,531   1,646,429  1,494,136       555    3,255,651   43,814    (270)   3,299,195    4.29
     CMOs                             1,006,973   1,226,569       -         -       2,233,542   13,389  (8,825)   2,238,106    1.33
     Other                              438,585   1,121,571     35,474   233,702    1,829,332   95,296    (255)   1,924,373    2.40
         Total                     $  4,737,208   5,243,867  1,529,610   234,257   11,744,942  156,108 (16,665)  11,884,385    2.32

Carrying Value
     Debt securities               $  4,737,208   5,243,867  1,529,610       860   11,511,545  119,624 (16,445)  11,614,724
     Sundry securities                     -           -          -      233,397      233,397   36,484    (220)     269,661
         Total                     $  4,737,208   5,243,867  1,529,610   234,257   11,744,942  156,108 (16,665)  11,884,385

Market Value
      Debt securities              $  4,742,741   5,328,847  1,542,264       872   11,614,724
      Sundry securities                    -           -          -      269,661      269,661
         Total                     $  4,742,741   5,328,847  1,542,264   270,533   11,884,385

Weighted Average Yield
      U.S. Treasury                        3.84 %      5.23       -         -            4.23
      U.S. Government agencies             3.36        6.45       6.00      6.68         6.14
      CMOs                                 5.03        5.13       -         -            5.09
      Other                                5.17        7.71       5.74      7.68         7.06
         Consolidated                      4.21 %      6.12       6.00      7.68         5.36


Included in "U.S. Government agencies" and "Other" at December 31, 1995, are $1,101,704,000 of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1995, these securities had a weighted average maturity of 2.92 years and a weighted average yield of 6.10 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 7.50 percent based on a weighted average funding cost differential of 1.40 percent.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities. Average maturity in years excludes preferred and common stocks and money market funds.

Weighted average yields are based on amortized cost. Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent in 1995, 7.8275 percent in 1994, and 7.905 percent in 1993; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington , D.C. tax rate of 9.975 percent in 1995 and 10.25 percent in 1994 and 1993, respectively.

There were commitments to purchase securities at a cost of $358,825,000 that had a market value of $360,254,000 at December 31, 1995. Commitments to sell securities at December 31, 1995 had a carrying value of $321,089,000. There were commitments to purchase securities at a cost of $5,551,000 that had a market value of $5,547,000 at December 31, 1994. There were no commitments to sell securities. Securities available for sale at December 31, 1993 include the carrying value of $513,390,000 of securities which have been sold for future settlement. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities in 1995 were $36,655,000 and $33,755,000, respectively and on sundry securities $14,365,000 and $74,000, respectively. Gross gains and losses realized on the sale of debt securities in 1994 were $27,017,000 and $43,813,000, respectively, and on sundry securities $5,998,000 and $709,000, respectively. Gross gains and losses realized on the sale of debt securities in 1993 were $28,818,000 and $9,553,000, respectively, and on sundry securities $6,570,000 and $68,000, respectively.

Table 10
INVESTMENT SECURITIES

                                                                                                                             Average
December 31, 1995                        1 Year       1-5       5-10    After 10              Gross Unrealized     Market   Maturity
(In thousands)                          or Less      Years      Years    Years       Total     Gains    Losses     Value    in Years

Carrying Value
     U.S. Government agencies       $   15,624     805,739   147,234      -         968,597    23,005     (935)    990,667   3.52
     CMOs                               47,339     546,111      -         -         593,450    12,443       (1)    605,892   3.00
     State, county and municipal       179,761     151,460   122,491   364,296      818,008   115,107   (2,950)    930,165   8.12
     Other                               1,008        -        6,156    67,098       74,262     6,771       (2)     81,031  12.98
         Total                      $  243,732   1,503,310   275,881   431,394    2,454,317   157,326   (3,888)  2,607,755   5.16

Carrying Value
     Debt securities                $  243,732   1,503,310   275,881   415,553    2,438,476   157,326   (3,888)  2,591,914
     Sundry securities                    -           -         -       15,841       15,841      -        -         15,841
         Total                      $  243,732   1,503,310   275,881   431,394    2,454,317   157,326   (3,888)  2,607,755

Market Value
      Debt securities               $  247,076   1,545,715   300,156   498,967    2,591,914
      Sundry securities                   -           -         -       15,841       15,841
         Total                      $  247,076   1,545,715   300,156   514,808    2,607,755

Weighted Average Yield
      U.S. Government agencies            6.17 %      7.71      7.94      -            7.72
      CMOs                                7.28        7.20      -         -            7.21
      State, county and municipal         9.64       11.27     11.58     12.13        11.34
      Other                               5.70        -         7.42      9.21         9.01
         Consolidated                     8.94 %      7.88      9.55     11.67         8.84


                                                                                                                             Average
December 31, 1994                     1 Year         1-5        5-10     After 10              Gross Unrealized    Market   Maturity
(In thousands)                        or Less       Years      Years      Years      Total      Gains    Losses    Value    in Years

Carrying Value
     U.S. Government agencies     $       -        100,853   1,201,803    14,474   1,317,130    5,528   (39,881)  1,282,777   7.28
     CMOs                                 -        910,733      92,516      -      1,003,249     -      (26,786)    976,463   3.70
     State, county and municipal       369,189     267,835     151,533   437,523   1,226,080   78,676    (4,698)  1,300,058   7.06
     Other                                -          2,036       6,178   175,196     183,410    3,022    (3,196)    183,236  13.33
         Total                    $    369,189   1,281,457   1,452,030   627,193   3,729,869   87,226   (74,561)  3,742,534   6.34

Carrying Value
     Debt securities              $    369,189   1,281,457   1,452,030   517,532   3,620,208   87,226   (74,561)  3,632,873
     Sundry securities                    -           -           -      109,661     109,661     -         -        109,661
         Total                    $    369,189   1,281,457   1,452,030   627,193   3,729,869   87,226   (74,561)  3,742,534

Market Value
      Debt securities             $    376,983   1,269,819   1,423,936   562,135   3,632,873
      Sundry securities                   -           -           -      109,661     109,661
         Total                    $    376,983   1,269,819   1,423,936   671,796   3,742,534

Weighted Average Yield
      U.S. Government agencies            - %         7.83        7.32      6.80        7.35
      CMOs                                -           6.49        6.80         -        6.52
      State, county and municipal        11.74       10.65       11.52     12.38       11.70
      Other                               -           6.76        7.42      7.81        7.79
         Consolidated                    11.74%       7.47        7.73     10.97        8.58


                                                                                                                          Average
 December 31, 1993                    1 Year       1-5    5-10    After 10                 Gross Unrealized     Market   Maturity
(In thousands)                        or Less     Years   Years     Years        Total     Gains   Losses        Value   in Years

Carrying Value
     U.S. Treasury                $        550         -       -         -           550        -         (1)         549   .04
     U.S. Government agencies          311,750    814,667  30,232        -     1,156,649    44,054    (1,222)   1,199,481   1.87
     State, county and municipal        80,863    508,477 242,072   511,523    1,342,935   183,230      (756)   1,525,409   8.03
     Other                                  -          -    6,200   186,142      192,342    13,358        -       205,700   8.00
         Total                    $    393,163  1,323,144 278,504   697,665    2,692,476   240,642    (1,979)   2,931,139   5.19

Carrying Value
     Debt securities              $    393,163  1,323,144 278,504   511,530    2,506,341   227,730    (1,979)   2,732,092
     Sundry securities                       -         -       -    186,135      186,135    12,912        -       199,047
         Total                    $    393,163  1,323,144 278,504   697,665    2,692,476   240,642    (1,979)   2,931,139

Market Value
      Debt securities             $    401,304  1,399,666 311,652   619,470    2,732,092
      Sundry securities                     -          -       -    199,047      199,047
         Total                    $    401,304  1,399,666 311,652   818,517    2,931,139

Weighted Average Yield
      U.S. Treasury                       2.88%        -       -         -          2.88
      U.S. Government agencies            4.95       7.14    6.60        -          6.53
      State, county and municipal        10.61      11.49   11.48     12.24        11.72
      Other                                 -          -     7.77      8.09         8.08
         Consolidated                     6.11%      8.81   10.87     11.14         9.23


Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent in 1995, 7.8275 percent in 1994, and 7.905 percent in 1993; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 9.975 percent in 1995, and
10.25 percent in 1994 and 1993, respectively.

There were no commitments to purchase or sell investment securities at
December 31, 1995, 1994 or 1993.   Gross gains and losses realized on
repurchase agreement underdeliveries and calls of investment securities in 1995 were $5,705,000 and $887,000, respectively. In 1994 such gross gains and losses were $4,050,000 and $44,000, respectively. In 1993 such gross gains and losses were $7,837,000 and $402,000, respectively.

Table 11
LOANS

                                                                    December 31,

(In thousands)                               1995         1994         1993         1992         1991         1990
Commercial
     Commercial, financial and agricultural
         Taxable                        $ 17,737,919   15,198,651   12,509,283   10,532,842   10,854,321    9,946,557
         Nontaxable                          721,386      709,092      724,442      738,834      936,416    1,054,246
             Total commercial, financial
                  and agricultural        18,459,305   15,907,743   13,233,725   11,271,676   11,790,737   11,000,803
      Real estate - construction and other 2,260,193    1,734,095    1,664,694    1,886,319    3,014,877    3,380,426
      Real estate - mortgage               5,953,377    5,437,496    5,834,894    5,782,780    5,421,698    4,067,445
      Lease financing                      2,829,628    1,613,763      962,599    1,033,809    1,109,525    1,184,196
      Foreign                                519,970      415,857      304,267      274,800      233,601      190,621
             Total commercial             30,022,473   25,108,954   22,000,179   20,249,384   21,570,438   19,823,491

Retail
      Real estate - mortgage              20,143,480   15,014,775   13,318,058   10,775,107    9,406,329    7,173,064
      Installment loans - Bankcard*        3,383,903    3,959,657    1,995,568            -            -            -
      Installment loans - other           13,252,126   10,618,696    9,896,431   11,260,708   10,850,557    9,485,633
             Total retail                 36,779,509   29,593,128   25,210,057   22,035,815   20,256,886   16,658,697
             Total loans                  66,801,982   54,702,082   47,210,236   42,285,199   41,827,324   36,482,188

Unearned Income
        Loans                                148,544      145,691      129,830      186,173      247,016      245,363
        Lease financing                    1,024,994      526,639      204,229      175,259      196,728      186,106
             Total unearned income         1,173,538      672,330      334,059      361,432      443,744      431,469
             Loans, net                 $ 65,628,444   54,029,752   46,876,177   41,923,767   41,383,580   36,050,719


*Information not available prior to 1993.

Table 12
CERTAIN LOAN MATURITIES AND SENSITIVITY
TO CHANGES IN INTEREST RATES

                                                                    December 31, 1995
                                          Commercial,  Commercial
                                           Financial   Real Estate: Commercial
                                                 and   Construction Real Estate:
(In thousands)                            Agricultural  and Other     Mortgage      Foreign        Total

Fixed Rate
     1 year or less                     $  1,303,638       64,820      231,910      365,835    1,966,203
     1-5 years                             1,736,458      111,845    1,098,345       26,495    2,973,143
     After 5 years                           902,013      129,039      826,568        5,408    1,863,028
          Total                            3,942,109      305,704    2,156,823      397,738    6,802,374

Adjustable Rate
     1 year or less                        5,358,626      741,844      735,740       95,286    6,931,496
     1-5 years                             6,221,800      914,710    2,222,118       24,380    9,383,008
     After 5 years                         2,936,770      297,935      838,696        2,566    4,075,967
          Total                           14,517,196    1,954,489    3,796,554      122,232   20,390,471
          Total                         $ 18,459,305    2,260,193    5,953,377      519,970   27,192,845


Table 13
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

                                                                            Years Ended December 31,

(In thousands)                                         1995         1994        1993       1992     1991      1990

ALLOWANCE FOR LOAN LOSSES
    Balance, beginning of year                       $ 978,795    1,020,191    940,804   851,830   702,685   355,442
    Provision for loan losses                          180,000      100,000    221,753   414,708   648,284   425,409
    Reversal of tax effect of acquired bank
        related net charge-offs included in
        the provision for loan losses                        -            -          -         -   (16,386)        -
    Allowance of divested subsidiary and
        other sales                                          -            -          -         -         -    (7,769)
    Allowance of loan acquired or sold, net             48,226       21,520    109,321    50,141    83,770   173,660
    Transfer to allowance for segregated
        asset losses                                         -            -          -   (20,000)  (13,000)        -
    Loan losses, net                                  (240,510)    (162,916)  (251,687) (355,875) (553,523) (244,057)
    Balance, end of year                             $ 966,511      978,795  1,020,191   940,804   851,830   702,685
       (as % of loans, net)                               1.47 %       1.81       2.18      2.24      2.06      1.95
       (as % of nonaccrual and restructured loans)         193          245        147        96        72        77
       (as % of nonperforming assets)                      161 %        175        111        70        50        56

LOAN LOSSES
    Commercial, financial and agricultural           $  53,222       67,804    121,373   142,600   189,648   116,060
    Real estate - construction and other                 1,178        8,897     25,829    52,524   164,044    49,183
    Real estate - mortgage                              37,751       54,108     66,105    80,934   118,555     4,196
    Installment loans - Bankcard*                      163,217       65,760     55,610        -         -         -
    Installment loans - other                           70,972       58,358     60,643   130,493   124,536   108,117
           Total                                       326,340      254,927    329,560   406,551   596,783   277,556

LOAN RECOVERIES
    Commercial, financial and agricultural              43,291       48,314     29,681    21,252    15,924    12,991
    Real estate - construction and other                 5,413        2,834      5,718     1,254     1,882     1,633
    Real estate - mortgage                               7,869       12,554     15,866     4,926     4,097       847
    Installment loans - Bankcard*                       11,537        9,605      7,160        -         -         -
    Installment loans - other                           17,720       18,704     19,448    23,244    21,357    18,028
           Total                                        85,830       92,011     77,873    50,676    43,260    33,499
           Loan losses, net                          $ 240,510      162,916    251,687   355,875   553,523   244,057
       (as % of average loans, net)                       .40  %        .33        .58       .86      1.48       .68

NONPERFORMING ASSETS
    Nonaccrual loans
       Commercial loans                              $ 276,987      155,752    242,241   407,583   494,649   300,334
       Real estate and other loans                     223,587      241,886    425,101   498,973   574,324   574,732
           Total nonaccrual loans                      500,574      397,638    667,342   906,556 1,068,973   875,066
    Restructured loans                                     599        1,872     26,544    68,935   116,893    38,867
    Foreclosed properties                              100,468      158,464    222,503   375,559   530,524   330,984
           Total nonperforming assets                $ 601,641      557,974    916,389 1,351,050 1,716,390 1,244,917
       (as % of loans, net and foreclosed properties)      .92 %       1.03       1.95      3.19      4.10      3.42
    Accruing loans past due 90 days                  $ 146,764      140,081     71,307    85,513   144,075   194,605


*Information not available prior to 1993.

Table 14
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                              Years Ended December 31,

                                            1995             1994             1993            1992              1991
                                              Loans            Loans             Loans            Loans          Loans
                                                  %                %                 %                %              %
                                              Total            Total             Total            Total          Total
(In millions)                           Amt.  Loans     Amt.   Loans      Amt.   Loans    Amt.    Loans     Amt. Loans

Commercial, financial and agricultural  $246     28%     $224      29%    $  188    28%   $316      27%     $337   28%
Real estate - construction and other      45      3        58       3         73     4     140       4       148    7
Real estate - mortgage                   146     39       175      37        200    41     199      39       164   35
Installment loans - Bankcard             169      5       133       7         76     4       -       -         -    -
Installment loans - other                124     20       107      20        149    21     142      27       124   26
Lease financing                            4      4         2       3          2     2       2       2         3    3
Foreign                                    3      1         4       1          -     -       1       1         1    1
Unallocated                              230      -       276       -        332     -     141       -        75    -
       Total                            $967    100%     $979     100%    $1,020   100%   $941     100%     $852  100%


Beginning in 1993, the allocation for loan losses is based on the Corporation's loss migration process. The unallocated portion of the allowance for loan losses at December 31, 1992, would have been increased by $37 million had the migration model been available in 1992. The allocation of the allowance for loan losses to the respective classifications is not necessarily indicative of future losses or future allocations. Information related to Bankcards is not available prior to 1993.

See the "Loans" and "Allowance for Loan Losses" discussion in Management's Analysis of Operations and in Note 1 to the consolidated financial statements.




Table 15
INTANGIBLE ASSETS

                                                                Years Ended December 31,
(In thousands)                               1995         1994         1993         1992         1991         1990

Mortgage Servicing Rights               $    102,365       84,898       87,350      183,196      196,796      173,915
Credit Card Premium                     $     43,894       58,494       75,588       71,140       73,792       24,785
Other Intangible Assets
    Goodwill                            $  1,176,667      754,417      712,485      643,978      676,046      685,602
    Deposit base premium                     450,211      437,025      255,359      175,707      179,152      176,043
    Other                                      5,325        7,465       10,468       18,285       15,324        9,508
       Total                            $  1,632,203    1,198,907      978,312      837,970      870,522      871,153


Table 16
ALLOWANCE FOR FORECLOSED PROPERTIES

                                                             Years Ended December 31,

(In thousands)                                       1995         1994         1993         1992         1991
Foreclosed properties                            $ 124,058      193,290      278,694      478,887      561,476

Allowance for foreclosed properties, beginning
  of year                                           34,826       56,191      103,328       30,952          799
Provision for foreclosed properties                 (3,756)       4,503       23,730      111,260       36,467
Transfer from (to) allowance for segregated
  assets                                                78        1,722       (1,998)          -            -
Dispositions, net                                   (7,558)     (27,590)     (68,869)     (38,884)      (6,314)

Allowance for foreclosed properties, end of year    23,590       34,826       56,191      103,328       30,952

Foreclosed properties, net                       $ 100,468      158,464      222,503      375,559      530,524



Table 17
DEPOSITS


                                          Years Ended December 31,

(In thousands)                         1995         1994         1993         1992         1991         1990
Core Deposits
     Noninterest-bearing          $ 11,788,401   10,523,538   10,861,207    9,213,646    7,836,183    6,267,894
     Savings and NOW accounts       15,739,529   13,991,987   12,010,636    9,825,918    7,954,985    5,633,720
     Money market accounts           9,360,061   10,118,963   11,131,334    9,930,789    8,832,272    6,950,226
     Other consumer time            22,899,251   18,544,324   16,897,062   18,014,195   19,181,341   14,856,718
       Total core deposits          59,787,242   53,178,812   50,900,239   46,984,548   43,804,781   33,708,558
Foreign                              2,962,870    4,069,587    1,240,448      249,429      125,159      642,592
Other time                           2,250,189    1,709,874    1,601,724    1,916,988    3,246,283    3,843,118
       Total deposits             $ 65,000,301   58,958,273   53,742,411   49,150,965   47,176,223   38,194,268


Table 18
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE


                                                                      December 31, 1995

                                                                         Time         Other
(In thousands)                                                        Certificates    Time


Maturity of
     3 months or less                                               $  2,729,041       76,972
     Over 3 months through 6 months                                    1,220,833
     Over 6 months through 12 months                                   1,014,013
     Over 12 months                                                    1,142,507
         Total                                                      $  6,106,394       76,972

                                               T-15

Table 19
CAPITAL RATIOS


                                                                      Years Ended December 31,

(In thousands)                              1995         1994         1993         1992         1991         1990

CONSOLIDATED CAPITAL RATIOS*
    Qualifying capital
       Tier 1 capital                  $  4,439,185    4,466,670    4,342,664    3,189,276    2,441,839    1,901,657
       Total capital                      7,533,356    7,450,602    6,960,671    4,948,156    3,799,073    3,153,733

    Adjusted risk-based assets           72,135,721   57,593,799   47,529,159   34,573,794   32,314,244   29,121,464

    Adjusted leverage ratio assets     $ 86,169,989   73,011,243   70,785,664   48,671,501   45,955,064   38,833,477

    Ratios
       Tier 1 capital                          6.15 %       7.76         9.14         9.22         7.56         6.53
       Total capital                          10.44        12.94        14.64        14.31        11.76        10.83
        Leverage                               5.15         6.12         6.13         6.55         5.31         4.90

    Stockholders' equity to assets
       Year-end                                6.36         6.98         7.36         6.99         6.51         6.05
       Average                                 6.76 %       7.52         7.11         6.89         6.29         6.22

BANK CAPITAL RATIOS
    Tier 1 capital
       First Union National Bank of
         Florida                               7.39 %       7.95         9.13         9.38         8.79         6.44
         Georgia                               6.69         8.26         9.58         8.14         6.06         6.51
         Maryland                             11.36        20.53        15.78        -            -            -
         North Carolina                        6.31         7.32         8.24         7.22         6.45         6.87
         South Carolina                        8.42         7.88         7.55         7.88         6.85         6.46
         Tennessee                            11.12        12.76        12.43        24.03         6.57         7.50
         Virginia                              7.41         9.21        10.77        -            -            -
         Washington, D.C.                     13.77        16.75        14.23        -            -            -
       First Union Home Equity Bank            7.50         7.60        -            -            -            -

    Total capital
       First Union National Bank of
         Florida                              10.72        10.76        10.83        11.10        10.61         8.56
         Georgia                              10.62        11.18        12.62        11.05         7.62         8.23
         Maryland                             12.62        21.81        17.07        -            -            -
         North Carolina                        9.92        10.69        11.35        10.60         7.99         8.39
         South Carolina                       11.79        12.15        11.82        10.89         8.25         7.84
         Tennessee                            12.38        14.02        13.69        25.29         7.84         8.55
         Virginia                             10.57        13.11        13.08        -            -            -
         Washington, D.C.                     15.03        18.03        15.52        -            -            -
       First Union Home Equity Bank           10.09        12.10        -            -            -            -

    Leverage
       First Union National Bank of
         Florida                               5.18         5.91         5.79         5.62         4.91         4.91
         Georgia                               5.54         5.69         5.67         6.58         4.91         4.78
         Maryland                              9.32        12.82         9.04        -            -            -
         North Carolina                        5.72         6.10         5.52         5.46         4.91         4.97
         South Carolina                        6.24         5.77         5.56         5.93         5.39         4.82
         Tennessee                             7.64         8.47         8.05        25.10         7.34         8.22
         Virginia                              6.17         7.10         6.89        -            -            -
         Washington, D.C.                      6.32         8.33         6.06        -            -            -
       First Union Home Equity Bank            6.48 %       7.22        -            -            -            -


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

Table 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*



                                                        Weighted
                                                       Average Rate               Estimated
December 31,1995                           Notional                               Maturity       Fair
(In thousands)                              Amount     Receive          Pay       In Years       Value
Asset Rate Conversions
  Interest rate swaps                   $  8,327,656         6.67 %       5.80 %       1.30
    Carrying amount                                                                         $     20,516
    Unrealized gross gain                                                                        104,589
    Unrealized gross loss                                                                         (6,645)
        Total                                                                                    118,460

  Forward bullet
  interest rate swaps                      6,120,000         5.97        -             1.96
    Carrying amount                                                                                -
    Unrealized gross gain                                                                         38,428
    Unrealized gross loss                                                                          -
        Total                                                                                     38,428
  Total asset rate conversions          $ 14,447,656         6.38 %       5.80 %       1.58 $    156,888

Liability Rate Conversions
  Interest rate swaps                   $  3,367,000         7.07 %       5.72 %       7.82
    Carrying amount                                                                         $      5,416
    Unrealized gross gain                                                                        186,869
    Unrealized gross loss                                                                         (4,071)
        Total                                                                                    188,214

  Other financial instruments                180,000        -            -             6.33
    Carrying amount                                                                               (2,224)
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                           (130)
        Total                                                                                     (2,354)
  Total liability rate conversions      $  3,547,000         7.07 %       5.72 %       7.74 $    185,860

Asset Hedges
  Short eurodollar futures              $  1,016,000        -     %       5.81 %        .29
    Carrying amount                                                                         $      -
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                         (1,391)
        Total                                                                                     (1,391)
  Total asset hedges                    $  1,016,000        -     %       5.81 %        .29 $     (1,391)



December 31,1995
(In thousands)                    Comments
Asset Rate Conversions
  Interest rate swaps            Converts floating rate loans to fixed rate. Adds to liability
    Carrying amount              sensitivity.  Similar characteristics to a fixed income security
    Unrealized gross gain        funded with variable rate liabilities. Includes $4.1 billion of
    Unrealized gross loss        indexed amortizing swaps, with $628 million maturing
        Total                    within 3 years and $3.5 billion within 4.75 years.

  Forward bullet
  interest rate swaps            Converts floating rates on loans to fixed rates at higher
    Carrying amount              than current yields in future periods. $63 million effective
    Unrealized gross gain        March 1996; $6.0 billion effective December 1996; $57
    Unrealized gross loss        million effective March 1997.
        Total
  Total asset rate conversions

Liability Rate Conversions
  Interest rate swaps            Converts $3.3 billion of fixed rate long-term debt to floating rate
    Carrying amount              by matching the maturity of the swap to the debt issue. Rate
    Unrealized gross gain        sensitivity remains unchanged due to the direct linkage of the
    Unrealized gross loss        swap to the debt issue.  Also converts $42 million of fixed rate
        Total                    CD's to variable rate.

  Other financial instruments    Miscellaneous purchased option-based products for liability
    Carrying amount              management purposes include $5 million of options on
    Unrealized gross gain        swaps, $25 million of eurodollar caps and $150 million of
    Unrealized gross loss        eurodollar floors.
        Total
  Total liability rate
     conversions

Asset Hedges
  Short eurodollar futures       Hedges market values of U.S. Treasury notes in the available-
    Carrying amount              for-sale portfolio.  $788 million effective March 1996; $164 million
    Unrealized gross gain        effective June 1996; $64 million effective September 1996.
    Unrealized gross loss
        Total
  Total asset hedges


           (Continued)

Table 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*


                                                        Weighted
                                                       Average Rate               Estimated
December 31, 1995                          Notional                               Maturity       Fair
(In thousands)                              Amount     Receive          Pay       In Years       Value
Rate Sensitivity Hedges
  Put options on eurodollar futures     $  4,252,000        -     %       7.87 %        .33
    Carrying amount                                                                         $        624
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                           (624)
        Total                                                                                      -

  Interest rate caps                          67,200        -            -              .43
    Carrying amount                                                                                   81
    Unrealized gross gain                                                                              6
    Unrealized gross loss                                                                            (50)
        Total                                                                                         37

  Short eurodollar futures                 2,000,000        -             5.60          .22
    Carrying amount                                                                                -
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                         (1,378)
        Total                                                                                     (1,378)

  Long eurodollar futures                 23,355,000         5.56        -             1.40
    Carrying amount                                                                                -
    Unrealized gross gain                                                                         19,255
    Unrealized gross loss                                                                          -
        Total                                                                                     19,255
  Total rate sensitivity hedges         $ 29,674,200         5.56 %       7.14 %       1.16 $     17,914

Offsetting Positions
  Interest rate floors                  $    800,000         6.16 %       6.16 %        .45
    Carrying amount                                                                         $       (524)
    Unrealized gross gain                                                                          2,362
    Unrealized gross loss                                                                         (1,838)
        Total                                                                                      -

  Prime/federal funds cap                  4,000,000         5.90         5.90          .27
    Carrying amount                                                                                  448
    Unrealized gross gain                                                                          1,353
    Unrealized gross loss                                                                         (1,801)
        Total                                                                                      -
  Total offsetting positions            $  4,800,000         5.95 %       5.95 %        .30 $      -



December 31, 1995
(In thousands)                            Comments
Rate Sensitivity Hedges
  Put options on eurodollar futures      Paid a premium for the right to lock in the 3 month LIBOR reset
    Carrying amount                      rates on pay variable rate swaps and short-term liabilities.
    Unrealized gross gain                $2.4 billion effective March 1996; $1.9 billion effective June 1996.
    Unrealized gross loss
        Total

  Interest rate caps                     Purchased LIBOR caps; $50 million converts floating rate liabilities
    Carrying amount                      to fixed if short-term rates rise above 8 percent; $17 million
    Unrealized gross gain                uncaps a LIBOR-based, asset-backed security at 11.72 percent.
    Unrealized gross loss
        Total

  Short eurodollar futures               Locks in the 3 month LIBOR reset rates on pay variable rate
    Carrying amount                      swaps.  Effective March 1996.
    Unrealized gross gain
    Unrealized gross loss
        Total

  Long eurodollar futures                Converts floating rate LIBOR - based loans to fixed rate. Adds to
    Carrying amount                      liability sensitivity.  Similar characteristics to fixed income security
    Unrealized gross gain                funded with variable rate liabilities. $4.9 billion effective December
    Unrealized gross loss                1996; $5.0 billion effective March 1997; $4.9 billion effective
        Total                            June 1997; $8.6 billion effective September 1997.
  Total rate sensitivity hedges

Offsetting Positions
  Interest rate floors                   Consists of $800 million of interest rate floors, of which $400
    Carrying amount                      million were purchased and offset by $400 million sold, locking
    Unrealized gross gain                in gains to be amortized over the remaining life of the contracts.
    Unrealized gross loss
        Total

  Prime/federal funds cap                In December 1994, the corporation offset an existing federal funds
    Carrying amount                      cap (purchased) and a prime rate cap (written) position by
    Unrealized gross gain                simultaneously purchasing a prime rate cap and writing a federal
    Unrealized gross loss                funds cap at strikes of 6.00 percent and 3.25 percent, respectively.
        Total                            The notional amount of each cap is $1.0 billion. Locks in losses to
  Total offsetting positions             be amortized over the remaining life of the contracts.


* Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

  Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.

  London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of December 31, 1995. Weighted average receive rates are fixed rates at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.

                                                                    (Continued)

Table 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*

                                                        Weighted
                                                       Average Rate                       Estimated
December 31, 1994                          Notional                                 Maturity       Fair
(In thousands)                              Amount         Receive        Pay       In Years       Value
Asset Rate Conversions
  Interest rate swaps                   $  7,022,116         5.78 %       6.32 %       2.22
    Carrying amount                                                                         $      5,784
    Unrealized gross gain                                                                          2,659
    Unrealized gross loss                                                                       (321,716)
        Total                                                                                   (313,273)

  Forward interest rate swaps              1,200,000         7.93        -             1.63
    Carrying amount                                                                                -
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                         (7,071)
        Total                                                                                     (7,071)
  Total asset rate conversions          $  8,222,116         6.10 %       6.32 %       2.14 $   (320,344)

Liability Rate Conversions
  Interest rate swaps                   $  2,370,500         7.27 %       6.77 %       7.68
    Carrying amount                                                                         $     15,487
    Unrealized gross gain                                                                          1,685
    Unrealized gross loss                                                                       (160,195)
        Total                                                                                   (143,023)

  Other financial instruments                392,000        -            -             3.46
    Carrying amount                                                                                1,902
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                         (1,792)
        Total                                                                                        110
  Total liability rate conversions      $  2,762,500         7.27 %       6.77 %       7.08 $   (142,913)

Asset Hedge
  Short T-Bill futures                  $  1,200,000        -     %       7.01 %        .42
    Carrying amount                                                                         $      -
    Unrealized gross gain                                                                            555
    Unrealized gross loss                                                                          -
        Total                                                                                        555
  Total asset hedge                     $  1,200,000        -     %       7.01 % .42        $        555



December 31, 1994
(In thousands)                                                Comments
Asset Rate Conversions
  Interest rate swaps                       Converts floating rate loans to fixed rate. Adds to liability
    Carrying amount                         sensitivity.  Similar characteristics to a fixed income security
    Unrealized gross gain                   funded with variable rate liabilities. Includes $2.1 billion of
    Unrealized gross loss                   indexed amortizing swaps, all of which mature within four years.
        Total

  Forward interest rate swaps               Converts floating rates on loans to fixed rates at higher than current
    Carrying amount                         yields for future periods.  $200 million effective March 1995 and $1.0
    Unrealized gross gain                   billion effective September 1995.  Put options on forward swaps
    Unrealized gross loss                   referenced under "Rate Sensitivity Hedges" are linked to this item.
        Total
  Total asset rate conversions

Liability Rate Conversions
  Interest rate swaps                       Converts fixed rate long-term debt to floating rate by matching
    Carrying amount                         maturity of the swap to the debt issue. Rate sensitivity remains
    Unrealized gross gain                   unchanged due to the linkage of the swap to the debt issue.
    Unrealized gross loss
        Total

  Other financial instruments               Miscellaneous option-based products for liability management
    Carrying amount                         purposes include $35 million of options on swaps,
    Unrealized gross gain                   $207 million eurodollar caps and $150 million of eurodollar
    Unrealized gross loss                    floors. These instruments were assumed as a result of certain
        Total                               of the corporation's acquisitions.
  Total liability rate conversions

Asset Hedge
  Short T-Bill futures                      Converts the maturity of $200 million U.S. Treasury bills in the
    Carrying amount                         available for sale portfolio from June 1995 to March 1995 and
    Unrealized gross gain                   $1.0 billion U.S. Treasury bills from September 1995 to June 1995.
    Unrealized gross loss
        Total
  Total asset hedge

                                                                     (Continued)

Table 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*

                                                              Weighted
                                                            Average Rate                 Estimated
December 31, 1994                          Notional                                 Maturity       Fair
(In thousands)                              Amount       Receive          Pay       In Years       Value

Rate Sensitivity Hedges
  Put options on eurodollar futures     $ 27,181,000        -     %       8.05 %        .56
    Carrying amount                                                                         $     21,524
    Unrealized gross gain                                                                         12,322
    Unrealized gross loss                                                                          -
        Total                                                                                     33,846

  Put options on forward swaps             1,000,000        -             8.08          .72
    Carrying amount                                                                                3,721
    Unrealized gross gain                                                                          3,514
    Unrealized gross loss                                                                          -
        Total                                                                                      7,235

  Interest rate cap                           50,000        -            -             1.16
    Carrying amount                                                                                  356
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                           (181)
        Total                                                                                        175

  Long eurodollar futures                     25,000         5.31        -              .20
    Carrying amount                                                                                -
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                           (120)
        Total                                                                                       (120)
  Total rate sensitivity hedges         $ 28,256,000         5.31 %       8.05 %        .56 $     41,136

Offsetting Positions
  Interest rate floors                  $    800,000         6.44 %       6.44 %       1.45
    Carrying amount                                                                         $     (1,675)
    Unrealized gross gain                                                                          2,336
    Unrealized gross loss                                                                           (661)
        Total                                                                                      -

  Prime/federal funds cap                  4,000,000         4.63         4.63         1.27
    Carrying amount                                                                                1,611
    Unrealized gross gain                                                                             23
    Unrealized gross loss                                                                         (2,120)
        Total                                                                                       (486)
  Total offsetting positions            $  4,800,000         4.93 %       4.93 %       1.30 $       (486)



December 31, 1994
(In thousands)                           Comments

Rate Sensitivity Hedges
  Put options on eurodollar futures   Paid a premium for the right to lock in the 3 month LIBOR
    Carrying amount                   reset rates on pay variable rate swap and short-term liabilities
    Unrealized gross gain             $1.7 billion effective March 1995; $12.5 billion effective June 1995;
    Unrealized gross loss             and $13.0 billion effective September 1995.
        Total

  Put options on forward swaps        Paid a premium for the right to terminate $1.0 billion of forward
    Carrying amount                   interest rate swaps based on interest rates in effect in September
    Unrealized gross gain             1995.  Reduces liability sensitivity.
    Unrealized gross loss
        Total

  Interest rate cap                   Purchased cap to convert floating rate liabilities to fixed rate if
    Carrying amount                   short-term rates rise above 8 percent.
    Unrealized gross gain
    Unrealized gross loss
        Total

  Long eurodollar futures             Locks in the rate of the future placement of 3 month eurodollar
    Carrying amount                   deposits.
    Unrealized gross gain
    Unrealized gross loss
        Total
  Total rate sensitivity hedges

Offsetting Positions
  Interest rate floors                Consists of $800 million of interest rate floors, of which $400
    Carrying amount                   million were purchased and offset by $400 million sold,
    Unrealized gross gain             locking in gains to be amortized over the remaining life of
    Unrealized gross loss             the contracts.
        Total

  Prime/federal funds cap             In December 1994, the corporation offset an existing federal funds
    Carrying amount                   cap (purchased) and a prime rate cap (written) position by
    Unrealized gross gain             simultaneously purchasing a prime rate cape and writing a federal
    Unrealized gross loss             funds cap at strikes of 6.00 percent and 3.25 percent, respectively.
        Total                         The notional amount of each cap is $1.0 billion. Locks in losses to
  Total offsetting positions          be amortized over the remaining life of the contracts.

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal. London
 Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of December 31, 1994. Weighted average receive rates are fixed rates at the time the contract was transacted.
 Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.

                                              T-20

Table 21

OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES*

December 31, 1995                                        1 Year        1 -2         2 -5         5 -10      After 10
(In thousands)                                           or Less       Years        Years        Years        Years        Total
Asset Rate Conversions
  Notional amount                                    $  3,762,656   9,643,000    1,042,000            -            -   14,447,656
  Weighted average receive rate                              6.82%       6.31         5.42            -            -         6.38
  Estimated fair value                               $     50,256     110,669       (4,037)           -            -      156,888

Liability Rate Conversions
  Notional amount                                    $     130,000      10,000     582,000    2,325,000      500,000    3,547,000
  Weighted average receive rate                               8.08%       7.64        6.35         7.31         6.68         7.07
  Estimated fair value                               $       2,496         303       8,867      159,414       14,780      185,860

Asset Hedges
  Notional amount                                    $  1,016,000            -           -            -            -    1,016,000
  Weighted average receive rate                                 - %          -           -            -            -            -
  Estimated fair value                               $     (1,391)           -           -            -            -       (1,391)

Rate Sensitivity Hedges
  Notional amount                                    $ 11,169,000   18,505,200           -            -            -   29,674,200
  Weighted average receive rate                              5.31%        5.62           -            -            -         5.56
  Estimated fair value                               $      1,203       16,711           -            -            -       17,914

Offsetting Positions
  Notional amount                                    $  4,800,000           -            -            -            -    4,800,000
  Weighted average receive rate                              5.95%          -            -            -            -         5.95
  Estimated fair value                               $          -           -            -            -            -            -


December 31, 1994                                        1 Year        1 -2         2 -5         5 -10      After 10
(In thousands)                                           or Less       Years        Years        Years        Years        Total

Asset Rate Conversions
  Notional amount                                    $  1,606,523   3,287,490    3,328,103           -          -      8,222,116
  Weighted average receive rate                              5.62%       7.09         5.34           -          -           6.10
  Estimated fair value                               $     (7,227)    (35,412)    (277,705)          -          -       (320,344)

Liability Rate Conversions
  Notional amount                                    $    557,500     130,000      250,000    1,075,000      750,000    2,762,500
  Weighted average receive rate                              7.80%       8.08         6.72         7.73         6.52         7.27
  Estimated fair value                               $     (4,249)        (85)     (12,192)      (19,095)    (107,292)   (142,913)

Asset Hedges
  Notional amount                                    $  1,200,000           -            -            -            -    1,200,000
  Weighted average receive rate                                 -%          -            -            -            -           -
  Estimated fair value                               $        555           -            -            -            -          555

Rate Sensitivity Hedges
  Notional amount                                    $ 28,206,000       50,000           -            -            -   28,256,000
  Weighted average receive rate                              5.31%                       -            -            -         5.31
  Estimated fair value                               $     40,961          175           -            -            -       41,136

Offsetting Positions
  Notional amount                                    $          -    4,800,000            -            -            -   4,800,000
  Weighted average receive rate                                 -%        4.93            -            -            -        4.93
  Estimated fair value                               $          -         (486)           -            -            -        (486)

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

 Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table. Weighted average pay rates are indicated in Table 20.

Table 22
OFF-BALANCE SHEET DERIVATIVES ACTIVITY*

                                                                                                 Rate
                                          Asset Rate   Liability Rat  Basis           Asset   Sensitivity  Offsetting
(In thousands)                            Conversions  Conversions  Protection        Hedge     Hedges      Positions        Total

Balance, December 31, 1993              $ 15,229,540    3,241,173    6,000,000           -    23,543,000      800,000   48,813,713
Additions                                  2,200,000      455,000           -     8,700,000   44,907,643    2,000,000   58,262,643
Maturities/Amortizations                  (7,007,424)    (933,673)          -    (3,000,000) (34,694,643)          -   (45,635,740)
Offsets                                           -            -    (2,000,000)          -             -    2,000,000           -
Terminations                              (2,200,000)          -    (4,000,000)  (4,500,000)  (5,500,000)          -   (16,200,000)
Balance, December 31, 1994                 8,222,116    2,762,500           -     1,200,000   28,256,000    4,800,000   45,240,616
Additions                                  9,620,000    1,565,000           -     4,245,000   55,466,631           -    70,896,631
Maturities/Amortizations                  (2,970,069)    (780,500)          -    (3,429,000) (48,625,705)          -   (55,805,274)
Terminations                                (424,391)          -            -    (1,000,000)  (5,422,726)          -    (6,847,117)
Balance, December 31, 1995              $ 14,447,656    3,547,000           -     1,016,000   29,674,200    4,800,000   53,484,856

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

Table 23
INTEREST DIFFERENTIAL

                                                       1995 Compared to 1994                  1994 Compared to 1993
                                                        Interest                               Interest
                                                         Income/      Variance                  Income/      Variance
                                                         Expense     Attributable to**          Expense     Attributable to**
(in thousands)                                          Variance       Rate        Volume      Variance       Rate        Volume

Earning Assets
   Interest-bearing bank balances                    $    (17,200)         660      (17,860)      18,229        7,195       11,034
   Federal funds sold and securities
      purchased under resale agreements                    70,174       29,625       40,549       38,959        9,101       29,858
   Trading account assets*                                 29,878        4,296       25,582       19,771       14,163        5,608
   Securities available for sale*                         (15,685)      90,705     (106,390)     218,031       41,294      176,737
   Investment securities*
       US Government and other                             63,445        5,950       57,495     (270,052)      38,266     (308,318)
       State, county, and municipal                       (28,034)      (2,484)     (25,550)      18,231       (3,010)      21,241
           Total                                           35,411        3,466       31,945     (251,821)      35,256     (287,077)
     Loans*                                             1,166,136      235,324      930,812      487,135       61,739      425,396
            Total earning assets                     $  1,268,714      364,076      904,638      530,304      168,748      361,556

Interest-Bearing Liabilities
    Deposits                                              637,443      413,666      223,777      117,990       55,563       62,427
    Short-term Borrowings                                 284,187      146,204      137,983      113,566       71,007       42,559
    Long-term debt                                        128,478       15,990      112,488       38,951       27,044       11,907
           Total interest-bearing liabilities           1,050,108      575,860      474,248      270,507      153,614      116,893
     Net interest income                             $    218,606     (211,784)     430,390      259,797       15,134      244,663


  * Income related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income stated on a fully tax-equivalent basis. It is reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent in 1995 and 7.8275 percent in 1994; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 9.975 percent in 1995 and
    10.25 percent in 1994, respectively.

** Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

                                          YEAR ENDED 1995                                     YEAR ENDED 1994

                                                        Interest  Average                                   Interest  Average
                                            Average      Income/  Rates                         Average      Income/  Rates
(In thousands)                             Balances      Expense  Earned/Paid                  Balances      Expense  Earned/Paid

ASSETS
Interest-bearing bank balances          $    419,033       22,350         5.33 %            $    757,440       39,550         5.22%
Federal funds sold and securities
    purchased under resale agreements      2,191,729      125,903         5.74                 1,366,180       55,729         4.08
Trading account assets (a) (d)             1,440,539       90,495         6.28                 1,021,681       60,617         5.93
Securities available for sale (a) (d)      8,491,694      549,797         6.47                10,267,532      565,482         5.51
Investment securities (a) (d)
    U.S. Government and other              2,521,782      189,030         7.50                 1,740,203      125,585         7.22
    State, county and municipal            1,043,874      117,963        11.30                 1,267,845      145,997        11.52

           Total investment securities     3,565,656      306,993         8.61                 3,008,048      271,582         9.03
Loans (a) (b) (d)
    Commercial
        Commercial, financial and
           agricultural                   16,938,337    1,367,717         8.07                13,803,412    1,123,333         8.14
        Real estate - construction and
           other                           2,002,213      184,694         9.22                 1,608,090      129,173         8.03
        Real estate - mortgage             5,800,425      513,375         8.85                 5,828,345      462,942         7.94
        Lease financing                    1,129,058      112,202         9.94                   658,776       62,628         9.51
        Foreign                              489,040       33,750         6.90                   428,724       22,498         5.25

           Total commercial               26,359,073    2,211,738         8.39                22,327,347    1,800,574         8.06
    Retail
        Real estate - mortgage            17,018,103    1,313,465         7.72                13,810,015    1,019,955         7.39
        Installment loans - Bankcard (c)   4,009,190      583,525        14.55                 2,775,476      391,603        14.11
        Installment loans - other         12,286,211    1,251,852        10.19                10,142,377      982,312         9.69

           Total retail                   33,313,504    3,148,842         9.45                26,727,868    2,393,870         8.96

           Total loans                    59,672,577    5,360,580         8.98                49,055,215    4,194,444         8.55

           Total earning assets           75,781,228    6,456,118         8.52                65,476,096    5,187,404         7.92

Cash and due from banks                    3,270,917                                           3,045,410
Other assets                               4,942,134                                           4,149,188

           Total assets                 $ 83,994,279                                        $ 72,670,694

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts              14,337,680      410,931         2.87                12,452,101      285,151         2.29
    Money market accounts                  9,351,684      263,131         2.81                10,576,097      254,863         2.41
    Other consumer time                   20,692,285    1,116,485         5.40                16,968,029      742,381         4.38
    Foreign                                2,594,526      150,015         5.78                 1,625,575       75,956         4.67
    Other time                             2,170,145      138,129         6.36                 1,607,283       82,897         5.16

           Total interest-bearing deposits49,146,320    2,078,691         4.23                43,229,085    1,441,248         3.33
Federal funds purchased and securities
    sold under repurchase agreements       8,620,601      502,019         5.82                 7,270,734      317,225         4.36
Commercial paper                             879,889       50,846         5.78                   661,327       28,166         4.26
Other short-term borrowings                2,512,054      152,239         6.06                 1,419,477       75,526         5.32
Long-term debt                             4,976,516      327,259         6.58                 3,213,607      198,781         6.19
          Total interest-bearing
             liabilities                  66,135,380    3,111,054         4.70                55,794,230    2,060,946         3.69

Noninterest-bearing deposits              10,486,371                                          10,015,666
Other liabilities                          1,690,417                                           1,393,526
Stockholders' equity                       5,682,111                                           5,467,272
         Total liabilities and
            stockholders' equity        $ 83,994,279                                        $ 72,670,694

Interest income and rate earned                      $  6,456,118         8.52 %                         $  5,187,404         7.92 %
Interest expense and rate paid                          3,111,054         4.11                              2,060,946         3.15

Net interest income and margin                       $  3,345,064         4.41 %                         $  3,126,458         4.77 %

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent in 1993 through 1995, and 34 percent in 1991 and 1992; a North Carolina state tax rate of
      7.75 percent in 1995, 7.8275 percent in 1994, 7.905 percent in 1993, 7.9825 percent in 1992, and 8.06 percent in 1991; a Georgia and Tennessee state rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent in 1991 through 1995; a Maryland state tax rate of 7 percent in 1993 through 1995; and a Washington, D.C. tax rate of 9.975 percent in 1995 and 10.25 percent in 1994 and 1993, respectively.


            YEAR ENDED 1993                              YEAR ENDED 1992                            YEAR ENDED 1991

                Interest  Average                            Interest  Average                          Interest     Average
    Average      Income/  Rates                  Average      Income/  Rates                Average      Income/      Rates
   Balances      Expense  Earned/Paid           Balances      Expense  Earned/Paid         Balances      Expense    Earned/Paid

$    520,591       21,321          4.10 %    $    980,669       41,938        4.28 %    $    758,101       48,186        6.36 %

     537,021       16,770          3.12         1,177,119       43,475        3.69         1,047,764       59,919        5.72
     913,864       40,846          4.47           478,887       26,126        5.46           533,278       36,293        6.81
   6,912,046      347,451          5.03         3,042,895      196,681        6.46                   -            -        -
   6,313,607      395,637          6.27         5,519,744      399,510        7.24         8,152,492      701,326        8.60
   1,085,412      127,766         11.77         1,280,231      154,617       12.08         1,745,204      208,444       11.94
   7,399,019      523,403          7.07         6,799,975      554,127        8.15         9,897,696      909,770        9.19
  11,742,520      925,951          7.89        11,162,012      883,415        7.91        11,105,933    1,035,158        9.32
   2,083,646      124,689          5.98         2,559,774      158,515        6.19         3,146,087      238,419        7.58
   5,333,306      399,671          7.49         5,406,634      435,121        8.05         4,479,356      423,430        9.45
     531,539       55,193         10.38           793,152       61,850        7.80           892,027       91,898       10.30
     263,896       12,940          4.90           205,090       11,101        5.41           179,259       10,642        5.94
  19,954,907    1,518,444          7.61        20,126,662    1,550,002        7.70        19,802,662    1,799,547        9.09
  10,892,980      839,434          7.71         9,455,411      838,786        8.87         7,340,466      714,093        9.73
   1,962,346      300,357         15.31                   -            -        -                    -            -        -
  10,821,177    1,049,074          9.69        11,688,918    1,332,781       11.40        10,171,230    1,200,135       11.80
  23,676,503    2,188,865          9.24        21,144,329    2,171,567       10.27        17,511,696    1,914,228       10.93
  43,631,410    3,707,309          8.50        41,270,991    3,721,569        9.02        37,314,358    3,713,775        9.95
  59,913,951    4,657,100          7.77        53,750,536    4,583,916        8.53        49,551,197    4,767,943        9.62
   3,340,993                                    2,607,487                                  2,174,704
   4,846,278                                    4,787,951                                  3,369,538
$ 68,101,222                                 $ 61,145,974                               $ 55,095,439
  10,567,006      232,231          2.20         8,700,338      241,814        2.78         6,185,016      266,152        4.30
  10,320,835      232,402          2.25         9,570,397      272,261        2.84         7,767,466      390,125        5.02
  17,594,023      761,623          4.33        17,718,372      924,498        5.22        16,363,843    1,138,030        6.95
     576,590       20,905          3.63           145,149       13,247        9.13           379,836       35,824        9.43
   1,650,325       76,097          4.61         3,154,821      163,851        5.19         3,810,814      260,472        6.84
  40,708,779    1,323,258          3.25        39,289,077    1,615,671        4.11        34,506,975    2,090,603        6.06
   7,214,686      267,751          3.71         4,458,239      177,371        3.98         6,910,230      409,300        5.92
     321,310        8,356          2.60           337,860       10,530        3.12           609,657       36,402        5.97
     799,077       31,245          3.91           659,541       29,725        4.51           521,765       32,708        6.27
   3,006,560      159,829          5.32         2,789,653      187,671        6.73         2,187,595      173,983        7.95
  52,050,412    1,790,439          3.44        47,534,370    2,020,968        4.25        44,736,222    2,742,996        6.13
   9,540,069                                    7,884,629                                  5,975,458
   1,671,344                                    1,513,079                                    916,322
   4,839,397                                    4,213,896                                  3,467,437
  68,101,222                                 $ 61,145,974                               $ 55,095,439
             $  4,657,100          7.77 %                 $  4,583,916        8.53 %                 $  4,767,943        9.62 %
                1,790,439          2.99                      2,020,968        3.76                      2,742,996        5.54
             $  2,866,661          4.78 %                 $  2,562,948        4.77 %                 $  2,024,947        4.08 %

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(c) Information not available prior to 1993.

(d) Tax-equivalent adjustments included in trading account assets, securities available for sale, investment securities, commercial, financial and agricultural loans, and lease financing are (in thousands) $5,069, $12,815, $42,064, $18,860 and $3,480 in 1995, respectively;
and $3,372, $15,486, $52,779, $18,653 and $2,453 in 1994, respectively.

               MANAGEMENT'S STATEMENT OF FINANCIAL RESPONSIBILITY
                    First Union Corporation and Subsidiaries

    Management of First Union Corporation and its subsidiaries (the Corporation) is committed to the highest standards in quality customer service and the enhancement of stockholder value. Management expects the Corporation's employees to respect its customers and to assign the highest priority to customer needs.
    The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles and include, as necessary, best estimates and judgments by management. Other financial information contained in this annual report is presented on a basis consistent with the consolidated financial statements unless otherwise indicated.
    To ensure the integrity, objectivity and fairness of data in these consolidated financial statements, management of the Corporation has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of the internal control structure, management recruits and trains highly qualified personnel, and maintains sound risk management practices and efficient operations.
    The consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG Peat Marwick LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Corporation. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG Peat Marwick LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks, augment internal controls and enhance operational efficiency.
Edward E. Crutchfield
Chairman and Chief Executive Officer
Robert T. Atwood
Executive Vice President and
Chief Financial Officer
January 11, 1996
                          INDEPENDENT AUDITORS' REPORT
                    First Union Corporation and Subsidiaries
Board of Directors and Stockholders
First Union Corporation
    We have audited the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Union Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.
    As discussed in Note 3 to the consolidated financial statements, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", on January 1, 1994.
KPMG Peat Marwick LLP
Charlotte, North Carolina
January 11, 1996
                                      H-1

                          CONSOLIDATED BALANCE SHEETS
                    First Union Corporation and Subsidiaries

                                                                                                        December 31,
(In thousands except share data)                                                                                1995
Assets
  Cash and due from banks                                                                                $ 4,239,737
  Interest-bearing bank balances                                                                              44,284
  Federal funds sold and securities purchased under resale agreements                                      4,122,754
        Total cash and cash equivalents                                                                    8,406,775
  Trading account assets                                                                                   1,804,391
  Securities available for sale (amortized cost $12,534,552 in 1995; $8,054,592 in 1994)                  12,716,963
  Investment securities (market value $2,607,755 in 1995; $3,742,534 in 1994)                              2,454,317
  Loans, net of unearned income ($1,173,538 in 1995; $672,330 in 1994)                                    65,628,444
    Allowance for loan losses                                                                               (966,511)
        Loans, net                                                                                        64,661,933
  Premises and equipment                                                                                   2,137,993
  Due from customers on acceptances                                                                          479,799
  Mortgage servicing rights                                                                                  102,365
  Credit card premium                                                                                         43,894
  Other intangible assets                                                                                  1,632,203
  Other assets                                                                                             2,299,863
        Total assets                                                                                     $96,740,496
Liabilities and Stockholders' Equity
  Deposits
    Noninterest-bearing deposits                                                                          11,788,401
    Interest-bearing deposits                                                                             53,211,900
        Total deposits                                                                                    65,000,301
  Short-term borrowings                                                                                   16,598,072
  Bank acceptances outstanding                                                                               479,799
  Other liabilities                                                                                        2,065,551
  Long-term debt                                                                                           6,444,327
        Total liabilities                                                                                 90,588,050
  Stockholders' equity
    Common stock, $3.33 1/3 par value; authorized 750,000,000 shares, outstanding
      171,537,433 shares in 1995; 176,033,912 shares in 1994                                                 571,791
    Paid-in capital                                                                                        1,208,717
    Retained earnings                                                                                      4,261,307
    Unrealized gain (loss) on debt and equity securities                                                     110,631
        Total stockholders' equity                                                                         6,152,446
        Total liabilities and stockholders' equity                                                       $96,740,496
                                                                                                           1994
(In thousands except share data)
Assets
  Cash and due from banks                                                                             3,740,691
  Interest-bearing bank balances                                                                        945,126
  Federal funds sold and securities purchased under resale agreements                                 1,371,025
        Total cash and cash equivalents                                                               6,056,842
  Trading account assets                                                                              1,206,675
  Securities available for sale (amortized cost $12,534,552 in 1995; $8,054,592 in 1994)              7,752,479
  Investment securities (market value $2,607,755 in 1995; $3,742,534 in 1994)                         3,729,869
  Loans, net of unearned income ($1,173,538 in 1995; $672,330 in 1994)                               54,029,752
    Allowance for loan losses                                                                          (978,795)
        Loans, net                                                                                   53,050,957
  Premises and equipment                                                                              1,756,297
  Due from customers on acceptances                                                                     218,849
  Mortgage servicing rights                                                                              84,898
  Credit card premium                                                                                    58,494
  Other intangible assets                                                                             1,198,907
  Other assets                                                                                        2,199,238
        Total assets                                                                                 77,313,505
Liabilities and Stockholders' Equity
  Deposits
    Noninterest-bearing deposits                                                                     10,523,538
    Interest-bearing deposits                                                                        48,434,735
        Total deposits                                                                               58,958,273
  Short-term borrowings                                                                               7,532,343
  Bank acceptances outstanding                                                                          218,849
  Other liabilities                                                                                   1,778,009
  Long-term debt                                                                                      3,428,514
        Total liabilities                                                                            71,915,988
  Stockholders' equity
    Common stock, $3.33 1/3 par value; authorized 750,000,000 shares, outstanding
      171,537,433 shares in 1995; 176,033,912 shares in 1994                                            586,779
    Paid-in capital                                                                                   1,433,422
    Retained earnings                                                                                 3,591,581
    Unrealized gain (loss) on debt and equity securities                                               (214,265)
        Total stockholders' equity                                                                    5,397,517
        Total liabilities and stockholders' equity                                                   77,313,505

See accompanying Notes to Consolidated Financial Statements.
                                      H-2

                       CONSOLIDATED STATEMENTS OF INCOME
                    First Union Corporation and Subsidiaries

                                                                                           Years Ended December 31,
(In thousands except per share data)                                                      1995                 1994
Interest Income
  Interest and fees on loans                                                      $  5,338,240            4,173,338
  Interest and dividends on securities available for sale                              536,982              549,996
  Interest and dividends on investment securities
    Taxable income                                                                     186,662              122,968
    Nontaxable income                                                                   78,267               95,835
  Trading account interest                                                              85,426               57,245
  Other interest income                                                                148,253               95,279
      Total interest income                                                          6,373,830            5,094,661
Interest Expense
  Interest on deposits                                                               2,078,691            1,441,248
  Interest on short-term borrowings                                                    705,104              420,917
  Interest on long-term debt                                                           327,259              198,781
      Total interest expense                                                         3,111,054            2,060,946
  Net interest income                                                                3,262,776            3,033,715
  Provision for loan losses                                                            180,000              100,000
  Net interest income after provision for loan losses                                3,082,776            2,933,715
Noninterest Income
  Trading account profits                                                               59,989               41,583
  Service charges on deposit accounts                                                  471,315              435,212
  Mortgage banking income                                                              112,011               73,934
  Capital management income                                                            288,060              224,525
  Securities available for sale transactions                                            17,191              (11,507)
  Investment security transactions                                                       4,818                4,006
  Fees for other banking services                                                       96,619               69,252
  Merchant discounts                                                                    70,745               62,840
  Insurance commissions                                                                 48,241               45,071
  Sundry income                                                                        282,271              214,053
      Total noninterest income                                                       1,451,260            1,158,969
Noninterest Expense
  Personnel expense                                                                  1,463,553            1,287,366
  Occupancy                                                                            240,098              238,128
  Equipment rentals, depreciation and maintenance                                      274,412              228,372
  Postage, printing and supplies                                                       118,930              103,739
  FDIC insurance                                                                        83,680              119,708
  Professional fees                                                                     77,273               66,878
  Owned real estate expense                                                             11,931               22,294
  Amortization                                                                         196,248              144,608
  Merger-related restructuring charges                                                  16,447                   --
  Sundry                                                                               492,800              466,135
      Total noninterest expense                                                      2,975,372            2,677,228
  Income before income taxes                                                         1,558,664            1,415,456
  Income taxes                                                                         545,588              490,076
      Net income                                                                     1,013,076              925,380
  Dividends on preferred stock                                                           7,029               25,353
      Net income applicable to common stockholders before redemption premium         1,006,047              900,027
  Redemption premium on preferred stock                                                     --               41,355
      Net income applicable to common stockholders after redemption premium       $  1,006,047              858,672
Per Common Share Data
  Net income before redemption premium                                            $       5.85                 5.22
  Net income after redemption premium                                                     5.85                 4.98
  Cash dividends                                                                  $       1.96                 1.72
  Average common shares                                                            172,023,779          172,543,467
                                                                                     1993
(In thousands except per share data)
Interest Income
  Interest and fees on loans                                                    3,683,945
  Interest and dividends on securities available for sale                         320,860
  Interest and dividends on investment securities
    Taxable income                                                                391,364
    Nontaxable income                                                              84,043
  Trading account interest                                                         38,029
  Other interest income                                                            38,091
      Total interest income                                                     4,556,332
Interest Expense
  Interest on deposits                                                          1,323,258
  Interest on short-term borrowings                                               307,352
  Interest on long-term debt                                                      159,829
      Total interest expense                                                    1,790,439
  Net interest income                                                           2,765,893
  Provision for loan losses                                                       221,753
  Net interest income after provision for loan losses                           2,544,140
Noninterest Income
  Trading account profits                                                          43,007
  Service charges on deposit accounts                                             420,285
  Mortgage banking income                                                         138,608
  Capital management income                                                       201,875
  Securities available for sale transactions                                       25,767
  Investment security transactions                                                  7,435
  Fees for other banking services                                                  52,836
  Merchant discounts                                                               55,732
  Insurance commissions                                                            43,876
  Sundry income                                                                   208,867
      Total noninterest income                                                  1,198,288
Noninterest Expense
  Personnel expense                                                             1,155,899
  Occupancy                                                                       229,118
  Equipment rentals, depreciation and maintenance                                 189,589
  Postage, printing and supplies                                                   92,842
  FDIC insurance                                                                  118,429
  Professional fees                                                                52,251
  Owned real estate expense                                                        40,633
  Amortization                                                                    207,087
  Merger-related restructuring charges                                                 --
  Sundry                                                                          435,799
      Total noninterest expense                                                 2,521,647
  Income before income taxes                                                    1,220,781
  Income taxes                                                                    403,260
      Net income                                                                  817,521
  Dividends on preferred stock                                                     24,900
      Net income applicable to common stockholders before redemption premium      792,621
  Redemption premium on preferred stock                                                --
      Net income applicable to common stockholders after redemption premium       792,621
Per Common Share Data
  Net income before redemption premium                                               4.73
  Net income after redemption premium                                                4.73
  Cash dividends                                                                     1.50
  Average common shares                                                       167,691,739

See accompanying Notes to Consolidated Financial Statements.
                                      H-3

                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN STOCKHOLDERS' EQUITY
                    First Union Corporation and Subsidiaries

                                                                                                                  Unrealized Gain
                                                                                                                   (Loss) on Debt
                                                   Preferred Stock         Common Stock     Paid-in    Retained        and Equity
(In thousands except per share data)            Shares      Amount    Shares     Amount     Capital    Earnings        Securities
Balance at December 31, 1992                     6,846   $  44,774   164,849   $549,497   1,396,701   2,468,191                --
  Net income                                        --          --        --         --          --     817,521                --
  Purchase of Class A Series A preferred stock      (6)       (134)       --         --          --          --                --
  Purchase of common stock                          --          --       (88)      (294)     (3,557)         --                --
  Common stock issued for stock
    options exercised                               --          --     1,557      5,189      51,529          --                --
  Common stock issued through dividend
    reinvestment plan                               --          --     3,271     10,904     133,829          --                --
  Converted debentures                              --          --        27         90         248          --                --
  Converted preferred stock                       (522)    (13,047)      673      2,242      10,801          --                --
  Pre-merger transactions of pooled banks           --          (1)       49        163       1,724          --                --
  Cash dividends paid
    By First Union Corporation at
      $2.50 per Class A Series A preferred
        share                                       --          --        --         --          --        (337)               --
      7.78% per Series 1990 preferred share         --          --        --         --          --     (24,563)               --
      $1.50 per common share                        --          --        --         --          --    (243,845)               --
Balance at December 31, 1993                     6,318      31,592   170,338    567,791   1,591,275   3,016,967                --
  Stockholders' equity of pooled banks not
    restated prior to 1994                          --          --     4,169     13,897      36,610      13,844                --
  Net income                                        --          --        --         --          --     925,380                --
  Redemption of preferred stock                 (6,318)    (31,592)       --         --    (252,449)    (41,355)               --
  Purchase of common stock primarily for
    purchase accounting acquisitions                --          --    (5,034)   (16,780)   (200,774)         --                --
  Common stock issued for stock
    options exercised                               --          --     1,800      6,000      61,958          --                --
  Common stock issued through dividend
    reinvestment plan                               --          --       763      2,544      29,296          --                --
  Common stock issued for purchase
    accounting acquisition                          --          --     3,561     11,870     149,203          --                --
  Converted debentures                              --          --       437      1,457      18,303          --                --
  Cash dividends paid
    By First Union Corporation at
      8.03% per Series 1990 preferred share         --          --        --         --          --     (25,353)               --
      $1.72 per common share                        --          --        --         --          --    (297,902)               --
  Unrealized loss on debt and equity
    securities                                      --          --        --         --          --          --          (214,265)
Balance at December 31, 1994                        --          --   176,034    586,779   1,433,422   3,591,581          (214,265)
  Net income                                        --          --        --         --          --   1,013,076                --
  Purchase of common stock primarily for
    acquisitions                                    --          --   (19,839)   (66,130)   (898,854)         --                --
  Common stock issued for stock
    options exercised                               --          --     1,990      6,633      70,364          --                --
  Common stock issued through dividend
    reinvestment plan                               --          --       807      2,690      35,094          --                --
  Common stock issued for purchase accounting
    acquisitions                                    --          --    12,545     41,819     568,691          --                --
  Cash dividends paid
    By First Union Corporation at
      8.90% per Series 1990 preferred share         --          --        --         --          --      (7,029)               --
      $1.96 per common share                        --          --        --         --          --    (336,321)               --
Unrealized gain on debt and equity securities       --          --        --         --          --          --           324,896
Balance at December 31, 1995                        --   $      --   171,537   $571,791   1,208,717   4,261,307           110,631

(In thousands except per share data)                Total

Balance at December 31, 1992                    4,459,163
  Net income                                      817,521
  Purchase of Class A Series A preferred stock       (134)
  Purchase of common stock                         (3,851)
  Common stock issued for stock
    options exercised                              56,718
  Common stock issued through dividend
    reinvestment plan                             144,733
  Converted debentures                                338
  Converted preferred stock                            (4)
  Pre-merger transactions of pooled banks           1,886
  Cash dividends paid
    By First Union Corporation at
      $2.50 per Class A Series A preferred
        share                                        (337)
      7.78% per Series 1990 preferred share       (24,563)
      $1.50 per common share                     (243,845)
Balance at December 31, 1993                    5,207,625
  Stockholders' equity of pooled banks not
    restated prior to 1994                         64,351
  Net income                                      925,380
  Redemption of preferred stock                  (325,396)
  Purchase of common stock primarily for
    purchase accounting acquisitions             (217,554)
  Common stock issued for stock
    options exercised                              67,958
  Common stock issued through dividend
    reinvestment plan                              31,840
  Common stock issued for purchase
    accounting acquisition                        161,073
  Converted debentures                             19,760
  Cash dividends paid
    By First Union Corporation at
      8.03% per Series 1990 preferred share       (25,353)
      $1.72 per common share                     (297,902)
  Unrealized loss on debt and equity
    securities                                   (214,265)
Balance at December 31, 1994                    5,397,517
  Net income                                    1,013,076
  Purchase of common stock primarily for
    acquisitions                                 (964,984)
  Common stock issued for stock
    options exercised                              76,997
  Common stock issued through dividend
    reinvestment plan                              37,784
  Common stock issued for purchase accounting
    acquisitions                                  610,510
  Cash dividends paid
    By First Union Corporation at
      8.90% per Series 1990 preferred share        (7,029)
      $1.96 per common share                     (336,321)
Unrealized gain on debt and equity securities     324,896
Balance at December 31, 1995                    6,152,446

See accompanying Notes to Consolidated Financial Statements.
                                      H-4

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    First Union Corporation and Subsidiaries

                                                                                              Years Ended December 31,
(In thousands)                                                                                 1995               1994
Operating Activities
  Net income                                                                            $ 1,013,076            925,380
  Adjustments to reconcile net income to net cash provided (used) by operating activities
    Accretion and amortization of securities discounts and premiums, net                     (5,332)           (19,583)
    Provision for loan losses                                                               180,000            100,000
    Provision for foreclosed properties                                                      (3,756)             4,503
    Gain on sale of mortgage servicing rights                                                    --                 --
    Securities available for sale transactions                                              (17,191)            11,507
    Investment security transactions                                                         (4,818)            (4,006)
    Depreciation and amortization                                                           417,606            321,420
    Deferred income taxes (benefits)                                                        240,136            200,990
    Trading account assets, net                                                            (597,716)          (554,205)
    Mortgage loans held for resale                                                         (102,267)           879,715
    Loss on sales of premises and equipment                                                  13,523              9,387
    Gain on sale of First American segregated assets                                        (18,639)           (84,260)
    Other assets, net                                                                       (47,966)           604,786
    Other liabilities, net                                                                 (109,078)           248,520
      Net cash provided by operating activities                                             957,578          2,644,154
Investing Activities
  Increase (decrease) in cash realized from
    Sales of securities available for sale                                                5,618,973         13,255,786
    Maturities of securities available for sale                                           1,099,462          2,796,323
    Purchases of securities available for sale                                           (6,869,362)       (12,466,200)
    Sales and calls of investment securities                                                 32,964             39,437
    Maturities of investment securities                                                     751,157            485,993
    Purchases of investment securities                                                   (1,490,523)          (886,589)
    Origination of loans, net                                                            (6,240,810)        (7,237,982)
    Sales of loans                                                                        2,000,000            250,804
    Sales of premises and equipment                                                          37,368             66,635
    Purchases of premises and equipment                                                    (554,829)          (432,022)
    Sales of mortgage servicing rights                                                           --                 --
    Purchases of mortgage servicing rights                                                  (16,587)            (7,561)
    Other intangible assets, net                                                                 57             37,441
    Purchases of banking organizations, net of acquired cash equivalents                   (418,513)         2,317,118
      Net cash used by investing activities                                              (6,050,643)        (1,780,817)
Financing Activities
  Increase (decrease) in cash realized from
    Purchases (sales) of deposits, net                                                   (1,210,495)         1,189,487
    Securities sold under repurchase agreements and other short-term borrowings, net      7,139,553             (5,606)
    Issuances of long-term debt                                                           3,346,251            572,287
    Payments of long-term debt                                                             (638,758)          (212,126)
    Sales of common stock                                                                   114,781             99,798
    Purchases of preferred stock                                                                 --                 --
    Redemption of preferred stock                                                                --           (325,396)
    Purchases of common stock                                                              (964,984)          (217,554)
    Cash dividends paid                                                                    (343,350)          (323,255)
      Net cash provided (used) by financing activities                                    7,442,998            777,635
      Increase (decrease) in cash and cash equivalents                                    2,349,933          1,640,972
      Cash and cash equivalents, beginning of year                                        6,056,842          4,415,870
      Cash and cash equivalents, end of year                                            $ 8,406,775          6,056,842
Cash Paid For
  Interest                                                                              $ 3,023,042          2,026,740
  Income taxes                                                                              336,438            227,379
Noncash Items
  Increase (decrease) in securities available for sale                                    1,973,719           (400,314)
  Increase (decrease) in investment securities                                           (1,973,719)           400,314
  Decrease in other assets                                                                       --                 --
  Increase in foreclosed properties and a decrease in loans                                  30,199             29,675
  Conversion of preferred stock to common stock                                                  --                 --
  Increase in other intangible assets and stockholders' equity for converted
    debentures                                                                                   --             19,760
  Issuance of common stock for purchase accounting acquisitions                             610,510            161,073
  Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                           484,524           (302,113)
    Other assets (deferred income taxes)                                                $   159,628            (87,848)
                                                                                             1993
(In thousands)
Operating Activities
  Net income                                                                              817,521
  Adjustments to reconcile net income to net cash provided (used) by operating activities
    Accretion and amortization of securities discounts and premiums, net                   (4,297)
    Provision for loan losses                                                             221,753
    Provision for foreclosed properties                                                    23,730
    Gain on sale of mortgage servicing rights                                                (973)
    Securities available for sale transactions                                            (25,767)
    Investment security transactions                                                       (7,435)
    Depreciation and amortization                                                         359,359
    Deferred income taxes (benefits)                                                       78,159
    Trading account assets, net                                                          (483,202)
    Mortgage loans held for resale                                                       (312,090)
    Loss on sales of premises and equipment                                                 7,764
    Gain on sale of First American segregated assets                                      (48,147)
    Other assets, net                                                                   1,044,223
    Other liabilities, net                                                               (921,719)
      Net cash provided by operating activities                                           748,879
Investing Activities
  Increase (decrease) in cash realized from
    Sales of securities available for sale                                             13,043,607
    Maturities of securities available for sale                                         5,637,948
    Purchases of securities available for sale                                        (18,384,416)
    Sales and calls of investment securities                                              244,473
    Maturities of investment securities                                                 2,414,793
    Purchases of investment securities                                                 (3,060,327)
    Origination of loans, net                                                            (563,530)
    Sales of loans                                                                             --
    Sales of premises and equipment                                                        65,255
    Purchases of premises and equipment                                                  (247,442)
    Sales of mortgage servicing rights                                                      1,300
    Purchases of mortgage servicing rights                                                (11,423)
    Other intangible assets, net                                                           19,709
    Purchases of banking organizations, net of acquired cash equivalents                   22,493
      Net cash used by investing activities                                              (817,560)
Financing Activities
  Increase (decrease) in cash realized from
    Purchases (sales) of deposits, net                                                 (1,711,427)
    Securities sold under repurchase agreements and other short-term borrowings, net    1,017,826
    Issuances of long-term debt                                                         1,044,657
    Payments of long-term debt                                                         (1,161,031)
    Sales of common stock                                                                 203,337
    Purchases of preferred stock                                                             (138)
    Redemption of preferred stock                                                              --
    Purchases of common stock                                                              (3,851)
    Cash dividends paid                                                                  (268,745)
      Net cash provided (used) by financing activities                                   (879,372)
      Increase (decrease) in cash and cash equivalents                                   (948,053)
      Cash and cash equivalents, beginning of year                                      5,363,923
      Cash and cash equivalents, end of year                                            4,415,870
Cash Paid For
  Interest                                                                              1,775,759
  Income taxes                                                                            398,705
Noncash Items
  Increase (decrease) in securities available for sale                                  4,569,363
  Increase (decrease) in investment securities                                         (4,536,780)
  Decrease in other assets                                                                 32,583
  Increase in foreclosed properties and a decrease in loans                                51,885
  Conversion of preferred stock to common stock                                            13,044
  Increase in other intangible assets and stockholders' equity for converted
    debentures                                                                                 --
  Issuance of common stock for purchase accounting acquisitions                                --
  Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                              --
    Other assets (deferred income taxes)                                                       --

See accompanying Notes to Consolidated Financial Statements.
                                      H-5

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 1:
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
    First Union Corporation (the Parent Company) is a bank holding company whose principal wholly-owned subsidiaries are national banking associations using the name First Union National Bank, First Union Capital Markets Corp., an investment banking firm, and First Union Mortgage Corporation, a mortgage banking firm.
    The accounting and reporting policies of First Union Corporation and subsidiaries (the Corporation) are in accordance with generally accepted accounting principles and conform to general practices within the banking and mortgage banking industries. In consolidation, all significant intercompany accounts and transactions are eliminated.
    The Corporation's principal sources of revenue emanate from its domestic banking, including trust operations, capital markets activity and mortgage banking operations, located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and Washington, D.C. Its foreign banking operations are immaterial.
    Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
    Cash and cash equivalents include cash and due from banks, interest-bearing balances in other banks and federal funds sold and securities purchased under resale agreements. Generally, both cash and cash equivalents are considered to have maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value.
SECURITIES
    The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
    Trading account assets, primarily debt securities, and interest rate futures, options, caps and floors and forward contracts, are adjusted to market value. Included in noninterest income are realized and unrealized gains and losses resulting from such adjustments and from recording the effects of sales of trading account securities.
    Securities available for sale, primarily debt securities, are recorded at market value with a corresponding adjustment net of tax recorded as a component of stockholders' equity. Securities available for sale are used as a part of the Corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, and other factors.
    Investment securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Corporation intends and has the ability to hold such securities until maturity.
    The market value of securities, including securities sold not owned, is generally based on quoted market prices or dealer quotes. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.
INTEREST RATE SWAPS, FLOORS AND CAPS
    The Corporation uses interest rate swaps, floors and caps for interest rate risk management, in connection with providing risk management services to customers and for trading for its own account.
    Interest rate swaps, floors and caps used to achieve interest rate risk management objectives are designated as hedges of specific assets and liabilities. The net interest payable or receivable on swaps, caps, and floors is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for purchased caps and floors are amortized over the term of the floors and caps as a yield adjustment of the related asset or liability. Floors and caps are written only to adjust the amount or term of purchased floors and caps to more effectively reduce interest rate risk, and a net written position is not created. Premiums received on floors and caps offset the premium paid on the caps and floors they adjust. Upon the early termination of swaps, floors and caps, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities and amortized over the shorter of the remaining contract life or the maturity of the related asset or liability. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any related premium or market value is recognized in earnings.
    Interest rate swaps, floors and caps entered into for trading purposes and sold to customers are accounted for on a mark-to-market basis with both realized and unrealized gains and losses recognized as trading profits. The fair value of these financial instruments represent the estimated amount the Corporation would receive or pay to terminate the contracts or agreements and is determined using a valuation model which considers current market yields and other relevant variables.
INTEREST RATE FUTURES, FORWARD AND OPTION CONTRACTS
    The Corporation uses interest rate futures, forward and option contracts, other than caps and floors, for interest rate risk management and in connection with hedging interest rate products sold to customers.
    Interest rate futures and option contracts are used to hedge interest rate risk arising from specific financial
                                      H-6
instruments. Gains and losses on interest rate futures are deferred and included in the carrying value of the related assets or liabilities and amortized over the estimated lives of those assets and liabilities as a yield adjustment. Premiums paid for option contracts are included in other assets and are amortized over the option term as a yield adjustment of the related asset or liability. Upon the early termination of futures contracts, the deferred amounts are amortized over the remaining maturity of the related asset or liability. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any related premium or market value is recognized in earnings.
    Interest rate futures, forward and option contracts used to hedge risk management products sold to customers are marked to market and both the realized and unrealized gains and losses recognized as trading profits. The market value of these financial instruments is based on dealer or exchange quotes.
LOANS
    Commercial, financial and agricultural loans include industrial revenue bonds, highly leveraged transaction loans and certain other loans that are made primarily on the strength of the borrower's general credit standing and ability to generate repayment cash flows from income sources even though such bonds and loans may be secured by real estate or other assets.
    Commercial real estate construction and mortgage loans represent interim and permanent financing of commercial properties that are secured by real estate.
    Retail real estate mortgage loans represent 1-4 family first mortgage loans. Bankcard installment loans represent unsecured revolving lines of credit. Retail installment loans represent all other consumer loans, including home equity and second mortgage loans.
    Mortgage notes held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage notes are recognized when the proceeds are received from investors.
    In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment and collateral liquidation a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.
    Unearned income is generally accreted to interest income using the constant yield method. Interest income is recorded on an accrual basis.
    The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure," on January 1, 1995. The adoption of the Standards required no increase to the allowance for loan losses and had no impact on net income in 1995. The impact to historical and current amounts related to in-substance foreclosures was not material, and accordingly, historical amounts have not been restated.
    A loan is considered to be impaired when based on current information, it is probable that the Corporation will not receive all amounts due in accordance with the contractual terms of a loan agreement. The discounted expected cash flow method is used in determining the value of impaired loans.
    When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged off. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement.
    A loan is also considered impaired if its terms are modified in a troubled debt restructuring after January 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 1995, there were no accruing impaired loans.
    The accrual of interest is generally discontinued on all loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans and bankcard products that become approximately 120 days and 180 days past due, respectively, are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan the Corporation has classified as nonaccrual, such loan is returned to accrual status.
    Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.
    The fair values of performing loans for all portfolios are calculated by discounting estimated cash flows through expected maturity dates. These cash flows are discounted using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. Such
                                      H-7

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

market yields also reflect a component for the estimated cost of servicing the portfolio. A prepayment assumption is used as an estimate of the number of loans which will be repaid prior to their scheduled maturity.
    For performing residential mortgage loans, fair values are estimated using a discounted cash flow analysis utilizing yields of comparable mortgage-backed securities. The loan portfolio is segmented into homogeneous pools based on loan types, coupon rates, maturities, prepayment characteristics and credit risk. These pools are compared with similar mortgage-backed securities to arrive at an appropriate discount rate; whole loan liquidity and risk characteristics are considered within the comparison.
    Fair values of nonperforming loans greater than $1,000,000 are calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with estimating such cash flows. Estimates of cash flows are made using knowledge of the borrower and available market data. It is not considered practicable to calculate a fair value for nonperforming loans less than $1,000,000. Accordingly, they are included in fair value disclosures at net cost.
    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. ALLOWANCE FOR LOAN LOSSES
    The allowance for loan losses is the amount that is considered adequate to provide for potential losses in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various classifications of loans, the fair value of underlying collateral and other factors.
    Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions.
    In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries' allowances for losses on loans and real estate owned. Such agencies may require such subsidiaries to recognize changes to the allowances based on their judgments about information available to them at the time of their examination. PREMISES AND EQUIPMENT
    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis for financial purposes and on straight-line and accelerated bases for tax purposes, using estimated lives generally as follows: buildings, 10 to 50 years; furniture and equipment, 3 to 10 years; and leasehold improvements and capitalized leases, over the lives of the respective leases.
INTANGIBLE ASSETS
    Generally, goodwill is being amortized on a straight-line basis over 25 years. The Corporation's unamortized goodwill is periodically reviewed to ensure that conditions are not present that indicate the recorded amount of goodwill is not recoverable from future undiscounted cash flows. The review process includes an evaluation of the earnings history of each subsidiary, its contribution to the Corporation, capital levels and other factors. If events or changes in circumstances indicate further evaluation is warranted, the undiscounted net cash flows of the operations to which goodwill relates are estimated. If the estimated undiscounted net cash flows are less than the carrying amount of goodwill, a loss is recognized to reduce goodwill's carrying value to the amount recoverable, and when appropriate the amortization period also is reduced. Unamortized goodwill associated with disposed assets is charged to current earnings. Credit card premiums are being amortized principally over the period of benefit not to exceed 10 years using the sum-of-the-years' digits method. Deposit base premiums are amortized principally over a 10-year period using accelerated methods. Annually, the fair value of the unamortized balance of such premiums is determined on a discounted cash flow basis, and if such value is less than such balance, the difference is charged to noninterest expense. FORECLOSED PROPERTIES
    Foreclosed properties are included in other assets and represent other real estate that has been acquired through loan or in-substance foreclosures or deeds received in lieu of loan payments. Generally such properties are appraised annually and are recorded at the lower of cost or fair value less estimated selling costs. When appropriate, adjustments to cost are charged or credited to the allowance for foreclosed properties.
MORTGAGE LOAN ADMINISTRATION AND ORIGINATION
    The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", on a prospective basis only on July 1, 1995. The adoption of the Standard resulted in an increase to noninterest income of $8,500,000 in 1995.
    When the Corporation acquires mortgage servicing rights through either the purchase or origination of mortgage loans
                                      H-8
and sells or securitizes those loans with servicing rights retained, the total cost of the mortgage loans is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.
    Mortgage servicing fees are recorded on an accrual basis. Mortgage servicing rights are amortized over the life of the related mortgages, in proportion to estimated net servicing income. Quarterly, an appropriate carrying value of the unamortized balance of such mortgage servicing rights is determined by the Corporation, based principally on a disaggregated, discounted cash flow method. The loans and associated servicing rights are segmented by predominant risk characteristics to include loan type, investor and interest rate. Additionally, quarterly, based principally on an aggregated discounted method, an appropriate carrying value of the unamortized deferred excess servicing fee balance is determined by the Corporation. If such values are less than such balances, the differences are included as a reduction of mortgage banking income.
    Placement fees for services rendered in arranging permanent financing for income property loans are earned when the permanent commitment issued by the lender is approved and accepted by the borrower.
    Loan origination, commitment and certain other fees and certain direct loan origination costs are being deferred and the net amount is being amortized as an adjustment of the related loan's yield, generally over the contractual life of the related loan, or if the related loan is held for resale, until the loan is sold.
PENSION AND SAVINGS PLANS
    Substantially all employees with one year of service are eligible for participation in a non-contributory, defined benefit pension plan and a matching savings plan. Pension cost is determined annually by an actuarial valuation, which includes service costs for the current year and amortization of amounts related to prior years. The Corporation's funding policy is to contribute to the pension plan the amount required to fund the benefits expected to be earned for the current year and to amortize amounts related to prior years using the projected unit credit valuation method. The difference between the pension cost included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated annually.
    The matching savings plan permits eligible employees to make basic contributions to the plan of up to 6 percent of base compensation, and supplemental contributions of up to 9 percent of base compensation. Annually, upon approval of the Board of Directors, employee basic contributions may be matched up to 6 percent of the employee's base compensation.
INCOME TAXES
    The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to the Parent Company, or receives payment from the Parent Company to the extent that tax benefits are realized. Where state income tax laws do not permit consolidated income tax returns, applicable state income tax returns are filed. As more fully described in Note 14 to the consolidated financial statements, the Corporation has adopted the method of accounting for income taxes set forth in Statement of Financial Accounting Standard No. 109.
INCOME PER COMMON SHARE
    Income per common share is determined by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding. Common stock equivalents have not been material.
NOTE 2:
ACQUISITIONS
    In 1995, various banking subsidiaries of the Parent Company acquired eight financial institutions and certain other assets which in the aggregate amounted to the addition of $10,254,013,000 in assets, $7,537,477,000 in net loans and $7,252,524,000 in deposits. The purchase method of accounting, which requires no restatements of the Corporation's historical financial statements and the inclusion of the acquired company's financial information on a fair value basis only from the date of consummation, was used in these transactions. With respect to these transactions, the Parent Company issued 12,545,000 shares of its common stock in exchange for the common stock of certain of the acquired financial institutions and paid cash for the other financial institutions and assets which in the aggregate amounted to a cost of $623,338,000. These transactions resulted in an increase to stockholders' equity of $610,510,000, and the increase was reduced by the Parent Company's purchase in the open market of 11,637,000 shares of its common stock at a cost of $526,968,000 in 1995 and the purchase of 908,000 shares at a cost of $37,297,000 in 1994. These transactions also resulted in an increase to goodwill of $476,229,000, which will be amortized on a straight-line basis over 25 years, and deposit base premium of $114,023,000, which will be amortized on an accelerated basis over 10 years.
    In 1994, various banking subsidiaries of the Parent Company acquired three financial institutions which were accounted for as pooling of interests transactions. In the aggregate, these transactions added $477,647,000 in assets, $381,436,000 in net loans, $372,052,000 in deposits, $64,351,000 in stockholders' equity and involved the issuance of 4,169,000 shares of the Parent Company's common stock. The Corporation's consolidated financial statements were not restated in prior periods to reflect these 1994 pooling of interests transactions.
    Also in 1994, various banking subsidiaries of the Parent Company acquired one financial institution and certain loans and deposits which in the aggregate amounted to the addition of $4,118,115,000 in assets, $857,267,000 in net loans and $3,654,323,000 in deposits. The purchase method of
                                      H-9

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

accounting was used in these transactions. With respect to these transactions, the Parent Company issued 3,561,000 shares and 437,000 shares of its common stock in exchange for the common stock and convertible debentures, respectively, of the acquired financial institution and paid cash for the loans and deposits which in the aggregate amounted to a cost of $365,778,000. These transactions resulted in an increase to stockholders' equity of $180,833,000, and the increase was reduced by the Parent Company's purchase in the open market of 3,998,000 shares of its common stock at a cost of $174,584,000. These transactions also resulted in an increase to goodwill of $90,708,000, which will be amortized on a straight-line basis over 25 years, and deposit base premium of $250,365,000, which will be amortized on an accelerated basis over 10 years.
    At December 31, 1995, various banking affiliates of the Parent Company had agreements to acquire three financial institutions which at that date had aggregate assets of $2,224,283,000, net loans of $1,634,118,000 and deposits of $1,816,997,000. With respect to these transactions, the Parent Company has agreed to issue approximately 2,372,000 shares of its common stock in exchange for the common stock of two of the three financial institutions, subject to adjustment under certain conditions, and an affiliate of the Parent Company will pay approximately $188,000,000 in cash for the third financial institution. These transactions will be accounted for as purchases. Two of these transactions were consummated in January 1996.
    On January 1, 1996, the Corporation acquired First Fidelity Bancorporation (First Fidelity), a multi-bank holding company based in New Jersey. The merger will be accounted for as a pooling of interests. At December 31, 1995, First Fidelity had assets of $35,332,885,000, net loans of $24,934,436,000, deposits of $27,554,917,000 and net income applicable to common stockholders of $397,744,000. Acquisitions completed by First Fidelity are not material, and accordingly, have not been included herein.
    As a result of the merger, each of the 78,746,915 net outstanding shares of First Fidelity common stock was converted into 1.35 shares of the Corporation's common stock and common stock equivalents, with cash being paid for fractional share interests. In addition, the 2,963,820 net outstanding shares of First Fidelity Series B Convertible Preferred Stock were converted into a like number of shares of the Corporation's Series B Convertible Class A Preferred Stock having substantially identical terms as the First Fidelity Series B, the 350,000 outstanding shares of First Fidelity Series D Adjustable Rate Cumulative Preferred Stock were converted into a like number of shares of the Corporation's Series D Adjustable Rate Cumulative Class A Preferred Stock having substantially identical terms as the First Fidelity Series D, and the 2,965,200 net outstanding FFB Depositary Receipts (each representing a 1/40th interest in a share of First Fidelity Series F 10.64% Preferred Stock (74,130 net outstanding shares)) were converted into a like number of the Corporation's Depositary Receipts (each representing a 1/40th interest in the Corporation's Series F 10.64% Class A Preferred Stock) having substantially identical terms as the First Fidelity Series F.
    Additionally, restructuring charges related to direct costs of the First Fidelity merger of $16,447,000 ($13,072,000 after tax) are included as a component of noninterest expense in 1995. First Fidelity separately recorded an expense of $77,999,000 ($59,754,000 after tax) in 1995. It is anticipated that on a combined basis $197,000,000 of after-tax restructuring charges related to the First Fidelity merger will be taken in the first half of 1996.
    The information below indicates on a pro forma basis, amounts as if the purchase accounting acquisitions discussed above (completed and pending at December 31, 1995) had been acquired as of January 1, 1994, the First Fidelity pooling of interests merger for all years presented, and historical amounts as reported by the Corporation.
                                      H-10

(In thousands except per share              Years Ended December 31,
  data)                            1995            1994         1993
(Unaudited)
  Interest income               $9,243,418    7,937,133    6,601,528
  Interest expense               4,426,056    3,246,946    2,481,952
  Net interest income            4,817,362    4,690,187    4,119,576
  Provision for loan losses        237,349      180,643      369,753
  Net interest income after
    provision for loan losses    4,580,013    4,509,544    3,749,823
  Securities available for
    sale transactions               39,911        8,860       32,784
  Investment security
    transactions                     4,818        4,006        7,435
  Noninterest income             1,899,339    1,620,712    1,541,569
  Noninterest expense            4,360,762    4,070,027    3,536,346
  Income before income taxes     2,163,319    2,073,095    1,795,265
  Income taxes                     778,573      709,028      578,912
  Net income                     1,384,746    1,364,067    1,216,353
  Dividends on preferred stock      26,390       46,020       45,553
  Net income available to
    common stockholders before
    redemption premium           1,358,356    1,318,047    1,170,800
  Redemption premium on
    preferred stock                     --       41,355           --
  Net income applicable to
    common stockholders after
    redemption premium          $1,358,356    1,276,692    1,170,800
  Net income per common share
    before redemption premium   $     4.83         4.63         4.30
  Net income per common share
    after redemption premium    $     4.83         4.48         4.30
Corporation as Reported
  Net interest income           $3,262,776    3,033,715    2,765,893
  Net income                     1,013,076      925,380      817,521
  Net income applicable to
    common stockholders before
    redemption premium           1,006,047      900,027      792,621
  Net income applicable to
    common stockholders after
    redemption premium           1,006,047      858,672      792,621
  Net income per common share
    before redemption premium         5.85         5.22         4.73
  Net income per common share
    after redemption premium    $     5.85         4.98         4.73

    The following assumptions were applied in arriving at the pro forma results; cost of funds of 5.77 percent and 4.08 percent for 1995 and 1994, respectively; applying a straight-line depreciation method over useful lives ranging from 10 to 25 years; goodwill amortized over 25 years using the straight-line method; credit card relationships amortized over a 6.3-year period and other intangibles amortized over a 10-year period using the sum-of-the-years' digits method; and various other assets amortized over seven-to-ten years using both the straight-line and sum-of-the-years' digits methods.
                                      H-11

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 3:
SECURITIES AVAILABLE FOR SALE

December 31, 1995                     1 Year            1-5           5-10      After 10                         Gross Unrealized
(In thousands)                       or Less          Years          Years         Years           Total         Gains     Losses
Market Value
  U.S. Treasury                   $1,374,773        867,427             --           --        2,242,200        (2,847)     6,370
  U.S. Government agencies           129,910      4,864,394      1,487,637          639        6,482,580       (88,831)     2,397
  Collateralized mortgage
    obligations                      143,852      2,068,606         79,596           --        2,292,054       (24,974)    13,602
  Other                              157,390        882,308         86,549      573,882        1,700,129       (93,230)     5,102
    Total                         $1,805,925      8,682,735      1,653,782      574,521       12,716,963      (209,882)    27,471
Market Value
  Debt securities                 $1,805,925      8,682,735      1,653,782       70,643       12,213,085      (139,913)    27,202
  Sundry securities                       --             --             --      503,878          503,878       (69,969)       269
    Total                         $1,805,925      8,682,735      1,653,782      574,521       12,716,963      (209,882)    27,471
Amortized Cost
  Debt securities                 $1,801,221      8,588,759      1,639,547       70,847       12,100,374
  Sundry securities                       --             --             --      434,178          434,178
    Total                         $1,801,221      8,588,759      1,639,547      505,025       12,534,552


December 31, 1995                  Amortized
(In thousands)                          Cost
Market Value
  U.S. Treasury                   2,245,723
  U.S. Government agencies        6,396,146
  Collateralized mortgage
    obligations                   2,280,682
  Other                           1,612,001
    Total                         12,534,552
Market Value
  Debt securities                 12,100,374
  Sundry securities                 434,178
    Total                         12,534,552
Amortized Cost
  Debt securities
  Sundry securities
    Total

December 31, 1994                       1 Year            1-5           5-10      After 10                        Gross Unrealized
(In thousands)                         or Less          Years          Years         Years          Total        Gains      Losses
Market Value
  U.S. Treasury                     $1,156,159      1,035,790             --           --       2,191,949           --       81,975
  U.S. Government agencies             153,675        469,468      2,031,111          546       2,654,800         (404)     171,580
  Collateralized mortgage
    obligations                         90,066      1,091,930         58,524           --       1,240,520          (49)      44,627
  Other                                 84,757      1,282,076         20,299      278,078       1,665,210      (51,633)      56,017
    Total                           $1,484,657      3,879,264      2,109,934      278,624       7,752,479      (52,086)     354,199
Market Value
  Debt securities                   $1,484,657      3,879,264      2,109,934       24,069       7,497,924       (3,243)     346,011
  Sundry securities                         --             --             --      254,555         254,555      (48,843)       8,188
    Total                           $1,484,657      3,879,264      2,109,934      278,624       7,752,479      (52,086)     354,199
Amortized Cost
  Debt securities                   $1,486,608      4,061,240      2,264,716       28,128       7,840,692
  Sundry securities                         --             --             --      213,900         213,900
    Total                           $1,486,608      4,061,240      2,264,716      242,028       8,054,592
December 31, 1994                   Amortized
(In thousands)                           Cost
Market Value
  U.S. Treasury                     2,273,924
  U.S. Government agencies          2,825,976
  Collateralized mortgage
    obligations                     1,285,098
  Other                             1,669,594
    Total                           8,054,592
Market Value
  Debt securities                   7,840,692
  Sundry securities                  213,900
    Total                           8,054,592
Amortized Cost
  Debt securities
  Sundry securities
    Total

                                      H-12

    Securities available for sale with an aggregate amortized cost of $5,181,431,000 at December 31, 1995, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
    Expected maturities differ from contractual maturities since issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1995 and 1994.
    At December 31, 1995 and 1994, collateralized mortgage obligations had a weighted average yield based on amortized cost of 7.00 percent and 5.21 percent, respectively.
    Included in U.S. Government agencies and Other at December 31, 1995, are $1,101,704,000 of securities available for sale that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged to minimize the exposure to currency revaluation risks. At December 31, 1995, these securities had a weighted average maturity of 2.92 years and a weighted average yield of 6.10 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 7.50 percent based on a weighted average funding cost differential of 1.40 percent.
    Securities available for sale at December 31, 1995, do not include commitments to purchase $358,825,000 of additional securities that at December 31, 1995, had a market value of $360,254,000.
    Securities available for sale at December 31, 1995, include the carrying value of $321,089,000 of securities which have been sold for future settlement. Related gains and losses are accounted for on a trade date basis.
    There were commitments to purchase securities at a cost of $5,551,000 that had a market value of $5,547,000 at December 31, 1994. There were no commitments to sell securities.
    Gross gains and losses realized on the sale of debt securities in 1995 were $36,655,000 and $33,755,000, respectively, and on sundry securities $14,365,000 and $74,000, respectively.
    Gross gains and losses realized on the sale of debt securities in 1994 were $27,017,000 and $43,813,000, respectively, and on sundry securities $5,998,000 and $709,000, respectively.
    Gross gains and losses realized on the sale of debt securities in 1993 were $28,818,000 and $9,553,000, respectively, and on sundry securities $6,570,000 and $68,000, respectively.
    The Financial Accounting Standards Board has issued Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities", that requires that debt and equity securities held: (i) to maturity be classified as such and reported at amortized cost; (ii) for current resale be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and (iii) for any other purpose be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. It was adopted by the Corporation on January 1, 1994. The effect of the foregoing will cause fluctuations in stockholders' equity based on changes in values of debt and equity securities.
    At December 31, 1995, stockholders' equity includes an after-tax amount of $110,631,000 based on appreciation in the securities available for sale portfolio of $182,411,000, and on an unamortized after-tax gain of $71,780,000. A transfer of $1,973,719,000 of investment securities to the securities available for sale portfolio as permitted by the Financial Accounting Standards Board only for the year ended December 31, 1995, was completed in the fourth quarter of 1995.
    At December 31, 1994, stockholders' equity decreased by an after-tax amount of $214,265,000 based on depreciation in the securities available for sale portfolio of $302,113,000 and on a transfer of securities from securities available for sale to investment securities with an unrealized loss of $28,374,000.
                                      H-13

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 4:
INVESTMENT SECURITIES

December 31, 1995             1 Year             1-5            5-10       After 10                            Gross Unrealized
(In thousands)               or Less           Years           Years          Years           Total         Gains        Losses
Carrying Value
  U.S. Government agencies  $ 15,624         805,739         147,234            --          968,597        23,005          (935)
  Collateralized mortgage
    obligations               47,339         546,111              --            --          593,450        12,443            (1)
  State, county and
    municipal                179,761         151,460         122,491       364,296          818,008       115,107        (2,950)
  Other                        1,008              --           6,156        67,098           74,262         6,771            (2)
    Total                   $243,732       1,503,310         275,881       431,394        2,454,317       157,326        (3,888)
Carrying Value
  Debt securities           $243,732       1,503,310         275,881       415,553        2,438,476       157,326        (3,888)
  Sundry securities               --              --              --        15,841           15,841            --            --
    Total                   $243,732       1,503,310         275,881       431,394        2,454,317       157,326        (3,888)
Market Value
  Debt securities           $247,076       1,545,715         300,156       498,967        2,591,914
  Sundry securities               --              --              --        15,841           15,841
    Total                   $247,076       1,545,715         300,156       514,808        2,607,755
December 31, 1995              Market
(In thousands)                  Value
Carrying Value
  U.S. Government agencies    990,667
  Collateralized mortgage
    obligations               605,892
  State, county and
    municipal                 930,165
  Other                        81,031
    Total                   2,607,755
Carrying Value
  Debt securities           2,591,914
  Sundry securities            15,841
    Total                   2,607,755
Market Value
  Debt securities
  Sundry securities
    Total

December 31, 1994             1 Year             1-5            5-10       After 10                            Gross Unrealized
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
Market Value
  Debt securities
  Sundry securities
    Total


    Investment securities with an aggregate carrying value of $1,766,343,000 at December 31, 1995, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
    Expected maturities differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1995 and 1994.
                                      H-14

    At December 31, 1995 and 1994, collateralized mortgage obligations had a weighted average yield of 7.21 percent and 6.52 percent, respectively.
    There were no commitments to purchase or sell investment securities at December 31, 1995 and 1994.
    Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in 1995 were $5,705,000 and $887,000, respectively.
    In 1994 such gross gains and losses were $4,050,000 and $44,000, respectively.
    In 1993 such gross gains and losses were $7,837,000 and $402,000, respectively.
    See Note 3 for information related to accounting rules for debt and equity securities and a transfer of investment securities to the securities available for sale portfolio.
NOTE 5:
LOANS

(In thousands)                                                                                                 1995
Commercial
  Commercial, financial and agricultural                                                                $18,459,305
  Real estate-construction and other                                                                      2,260,193
  Real estate-mortgage                                                                                    5,953,377
  Lease financing                                                                                         2,829,628
  Foreign                                                                                                   519,970
    Total commercial                                                                                     30,022,473
Retail
  Real estate-mortgage                                                                                   20,143,480
  Installment loans-Bankcard                                                                              3,383,903
  Installment loans-other                                                                                13,252,126
    Total retail                                                                                         36,779,509
    Total                                                                                               $66,801,982
(In thousands)                                                                                                1994
Commercial
  Commercial, financial and agricultural                                                                15,907,743
  Real estate-construction and other                                                                     1,734,095
  Real estate-mortgage                                                                                   5,437,496
  Lease financing                                                                                        1,613,763
  Foreign                                                                                                  415,857
    Total commercial                                                                                    25,108,954
Retail
  Real estate-mortgage                                                                                  15,014,775
  Installment loans-Bankcard                                                                             3,959,657
  Installment loans-other                                                                               10,618,696
    Total retail                                                                                        29,593,128
    Total                                                                                               54,702,082

    Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $264,305,000 and $280,186,000 at December 31, 1995 and 1994, respectively. From
January 1 through December 31, 1995, directors and executive officers of the Parent Company and their related interests borrowed $50,342,000 and repaid $66,223,000. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.
    At December 31, 1995 and 1994, nonaccrual and restructured loans amounted to $501,173,000 and $399,510,000, respectively. Interest related to nonaccrual and restructured loans for the years ended December 31, 1995, 1994 and 1993 amounted to $53,145,000, $47,626,000 and $78,463,000, respectively. Interest collected on such loans and included in the results of operations for each of the years in the three-year period then ended amounted to $13,775,000, $6,254,000 and $24,281,000, respectively.
    At December 31, 1995, impaired loans, which are included in nonaccrual loans, amounted to $339,500,000. Included in the allowance for loan losses is $44,410,000 related to $258,757,000 of impaired loans at December 31, 1995. The rest of the impaired loans are recorded at or below fair value. At December 31, 1995, the average recorded investment in impaired loans was $329,637,000 and $14,320,000 of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.
    Loan fair values are disclosed in Note 17.
                                      H-15

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 6:
ALLOWANCE FOR LOAN LOSSES

                                             Years Ended December 31,
(In thousands)               1995             1994               1993
Balance, beginning of
  year                 $  978,795         1,020,191           940,804
Provision for loan
  losses                  180,000           100,000           221,753
Allowance of loans
  acquired or sold,
  net                      48,226            21,520           109,321
                        1,207,021         1,141,711         1,271,878
Less
  Loan losses             326,340           254,927           329,560
  Less loan
    recoveries             85,830            92,011            77,873
    Loan losses, net      240,510           162,916           251,687
Balance, end of year   $  966,511           978,795         1,020,191

NOTE 7:
PREMISES AND EQUIPMENT

                                             Years Ended December 31,
(In thousands)               1995              1994              1993
Land                   $  377,399           336,566           328,250
Buildings               1,269,721         1,071,738           985,010
Equipment               1,575,931         1,258,024         1,083,530
Capitalized leases         15,952            12,577            12,441
                        3,239,003         2,678,905         2,409,231
Less accumulated
  depreciation and
  amortization          1,101,010           922,608           884,376
    Total              $2,137,993         1,756,297         1,524,855
Net premises and
  equipment pledged
  as security for
  mortgage notes       $   59,256            69,621            83,761
Depreciation and
  amortization         $  219,617           176,812           152,273

NOTE 8:
FORECLOSED PROPERTIES

                                            Years Ended December 31,
(In thousands)                  1995            1994            1993
Foreclosed properties       $124,058         193,290         278,694
Allowance for foreclosed
  properties, beginning of
  year                        34,826          56,191         103,328
Provision for foreclosed
  properties                  (3,756)          4,503          23,730
Transfer from (to)
  allowance for segregated
  assets                          78           1,722          (1,998)
Dispositions, net             (7,558)        (27,590)        (68,869)
Allowance for foreclosed
  properties, end of year     23,590          34,826          56,191
Foreclosed properties, net  $100,468         158,464         222,503

                                      H-16

NOTE 9:
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
AND OTHER SHORT-TERM BORROWINGS
    The following is a schedule of securities sold under repurchase agreements, which includes accrued interest, and other short-term borrowings of the Corporation at December 31, 1995, 1994 and 1993, and the related maximum amount outstanding at the end of any month during the periods:

                                                                                                  Maximum Outstanding
(In thousands)                             1995          1994          1993          1995          1994          1993
Securities sold under repurchase
  agreements                         $9,985,337     5,458,661     5,102,045     9,985,337     7,613,617     6,740,066
Other Short-Term Borrowings
  Federal funds purchased            $2,085,771       293,732       695,627     3,220,952     2,487,862     2,890,658
  Fixed and variable rate bank
    notes                             2,586,000            --            --     2,586,000            --            --
  Interest-bearing demand
    deposits issued to the U.S.
    Treasury                            267,794       377,526       843,069       704,131       723,891       875,642
  Commercial paper                      941,968       391,216       270,666     1,132,039     1,102,557       421,079
  Other                                 731,202     1,011,208       342,771     1,908,248     1,703,899       451,317
    Total                            $6,612,735     2,073,682     2,152,133

    At December 31, 1995, 1994 and 1993, the combined weighted average interest rates related to federal funds purchased and securities sold under repurchase agreements were 5.53 percent, 6.32 percent and 3.17 percent, respectively. Maturities related to federal funds purchased and securities sold under repurchase agreements in each of the years in the three-year period then ended were not greater than 230 days.
    At December 31, 1995, the weighted average interest rate and maturity for fixed and variable rate bank notes were 5.70 percent and 90 days, respectively.
    At December 31, 1995, 1994 and 1993, the weighted average interest rates for commercial paper were 5.55 percent, 5.41 percent and 2.70 percent, respectively. Weighted average maturities for commercial paper issued at December 31, 1995, 1994 and 1993, approximated 24, 4 and 5 days, respectively.
    Included in "Other" are Federal Home Loan Bank borrowings and securities sold short of $438,530,000 and $229,667,000, respectively at December 31, 1995, and $497,247,000 and $445,361,000, respectively, at December 31, 1994.
    Substantially all short-term borrowings are due within 90 days, and accordingly, the carrying amount of such borrowings is deemed to be a reasonable estimate of fair value.
                                      H-17

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 10:
LONG-TERM DEBT

                                                                                         1995                        1994
                                                                                    Estimated                   Estimated
                                                                       Carrying          Fair      Carrying          Fair
(In thousands)                                                           Amount         Value        Amount         Value
Debentures and Notes Issued by the Parent Company
  7 1/2 percent debentures, due in annual installments of not less than $1,000 through December 1, 2002, net of debentures held
    of $10,381 in 1995*                                              $   15,619        15,697        15,619        14,551
  Floating rate extendible notes, due June 15, 2005**                    10,100        10,100       100,000       100,000
  11 percent notes, due May 1, 1996***                                   18,360        18,963        18,360        19,099
  Floating rate notes, due November 13, 1996**                          150,000       150,000       150,000       150,000
  5.95 percent notes, due July 1, 1995 (par value $150,000)***               --            --       149,921       149,010
  6 3/4 percent notes, due January 15, 1998 (par value
    $250,000)***                                                        249,001       255,075       248,511       239,175
  Floating rate notes, due February 24, 1998 (par value
    $300,000)***                                                        299,810       299,810            --            --
  Fixed rate medium-term senior notes with varying rates and terms
    to 1996*                                                                200           200        32,700        32,741
  Fixed rate medium-term subordinated notes with varying rates and
    terms to 2001*                                                       54,000        63,812        54,000        56,925
  Floating rate subordinated notes, due July 22, 2003 (par value
    $150,000)***                                                        149,206       149,206       149,101       149,101
  11 percent and variable rate subordinated notes, due in 1996***        17,951        18,665        17,951        18,585
  8 1/8 percent subordinated notes, due December 15, 1996***            100,000       102,230       100,000        99,700
  9.45 percent subordinated notes, due June 15, 1999 (par value
    $250,000)***                                                        250,000       278,450       250,000       259,369
  9.45 percent subordinated notes, due August 15, 2001 (par value
    $150,000)***                                                        147,906       172,260       147,535       155,865
  8 1/8 percent subordinated notes, due June 24, 2002 (par value
    $250,000)***                                                        248,679       277,225       248,475       242,425
  8 percent subordinated notes, due November 15, 2002 (par value
    $225,000)***                                                        223,280       248,063       223,037       216,833
  7 1/4 percent subordinated notes, due February 15, 2003 (par
    value $150,000)***                                                  148,889       158,610       148,733       137,595
  6 5/8 percent subordinated notes, due July 15, 2005 (par value
    $250,000)***                                                        248,189       255,400       247,999       215,075
  6 percent subordinated notes, due October 30, 2008 (par value
    $200,000)***                                                        197,242       204,444       197,028       155,700
  6 3/8 percent subordinated notes, due January 15, 2009 (par
    value $150,000)***                                                  147,669       148,965       147,495       120,150
  8 percent subordinated notes, due August 15, 2009 (par value
    $150,000)                                                           148,655       164,670       148,559       139,335
  8.77 percent subordinated notes, due November 15, 2004 (par
    value $150,000)                                                     148,590       164,850       148,430       148,890
  7 1/2 percent subordinated debentures, due April 15, 2035 (par
    value $250,000)                                                     246,194       276,950            --            --
  7.05 percent subordinated notes, due August 1, 2005 (par value
    $250,000)***                                                        248,065       262,725            --            --
  6 7/8 percent subordinated notes, due September 15, 2005 (par
    value $250,000)***                                                  248,350       260,000            --            --
  6.55 percent subordinated debentures, due October 15, 2035 (par
    value $250,000)                                                     248,417       259,575            --            --
        Total debentures and notes issued by the Parent Company       3,964,372     4,215,945     2,943,454     2,820,124

                                      H-18

                                                                                         1995                        1994
                                                                                    Estimated                   Estimated
                                                                       Carrying          Fair      Carrying          Fair
(In thousands)                                                           Amount         Value        Amount         Value
Debentures and Notes of Subsidiaries
  Bank notes with varying rates and terms to 1997                     1,165,000     1,165,000       100,000       100,000
  9 7/8 percent subordinated capital notes, due May 15, 1999 (par
    value $75,000)                                                       74,542        84,883        74,404        78,608
  9 5/8 percent subordinated capital notes, due June 15, 1999 (par
    value $75,000)                                                       74,957        84,295        74,945        77,970
  10 1/2 percent collateralized mortgage obligations, due in 2014        48,545        54,338        60,010        61,510
  Debentures and notes with varying rates and terms to 2015              36,163        38,817         7,275         6,726
        Total debentures and notes of subsidiaries                    1,399,207     1,427,333       316,634       324,814
Other Debt
  Notes payable to the FDIC, net of discount of $103 in 1995 and
    $2,935 in 1994, due September 19, 1996                               76,138        76,138       117,271       117,271
  Advances from the Federal Home Loan Bank                              958,150       958,162         4,696         3,728
  Mortgage notes and other debt of subsidiaries with varying rates
    and terms                                                            38,381        43,189        41,153        42,909
  Capitalized lease obligations calculated at rates generally
    ranging from 7.5 percent to 15.2 percent                              8,079         9,065         5,306         5,183
        Total other debt                                              1,080,748     1,086,554       168,426       169,091
        Total                                                        $6,444,327     6,729,832     3,428,514     3,314,029

 * Redeemable at the option of the Parent Company.
 ** Redeemable in whole or in part at the option of the Parent Company. *** Not redeemable prior to maturity.

    The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.
    The interest rate on the floating rate extendible notes is 5.9625 percent to March 15, 1996.
    The interest rate on the floating rate notes due November 13, 1996, is 6 percent to February 29, 1996.
    The interest rate on the floating rate notes due February 24, 1998, is
6.05469 percent to February 24, 1996.
    The fixed rate medium-term senior and subordinated notes are issued periodically. Interest rates, maturities, redemption and other terms are determined at the date of issuance. At December 31, 1995, the Parent Company had issued medium-term senior notes with a fixed rate of 6.69 percent and subordinated notes with fixed rates of interest ranging from 9.49 percent to
9.93 percent.
    In February 1996, $1,500,000,000 of senior or subordinated debt securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission.
    The interest rate on the floating rate subordinated notes is 6.0625 percent to January 22, 1996.
    The interest rate on variable rate subordinated notes of $858,000 is 6.32 percent to March 31, 1996.
    The 8 percent subordinated notes due August 15, 2009, are redeemable in whole and not in part at the option of the Parent Company on August 15, 2004.
    The 8.77 percent subordinated notes are redeemable in whole or in part at the option of Parent Company on November 15, 1999.
    Holders of the 7 1/2 percent subordinated debentures and the 6.55 percent subordinated debentures may elect to redeem a part or all of their debentures on April 15, 2005 and October 15, 2005, respectively, otherwise such debentures are not redeemable prior to maturity.
    At December 31, 1995, bank notes of $965,000,000 had floating rates of interest ranging from 5.50 percent to 6.02141 percent, and $200,000,000 of the notes had an interest rate of 5.43 percent, which changes daily based on changes in the federal funds interest rate.
    The 9 7/8 percent (which were assumed by the Parent Company in 1995) and 9 5/8 percent subordinated capital notes that were issued by an acquired bank holding company may not be redeemed prior to maturity, except upon the occurrence of certain events.
    The 10 1/2 percent collateralized mortgage obligations were issued by a wholly-owned subsidiary of an acquired savings bank. The obligations consist of Class A-4 bonds collateralized by mortgage participation certificates (FHLMC Certificates) issued by the Federal Home Loan Mortgage Corporation. Maturity of the bonds depends on the rate of payments made
                                      H-19

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

on the FHLMC Certificates. The bonds are redeemable upon the occurrence of certain events.
    Notes payable to the FDIC result from funding assistance from the Federal Deposit Insurance Corporation for Southeast Banks segregated assets.The discount amount, which is based on an imputed interest rate of 8 3/4 percent, will be accreted into interest expense under the interest method to September 19, 1996.
    The Corporation's acquired savings banks had aggregate advances from the Federal Home Loan Bank of $958,150,000 at December 31, 1995, with interest rates ranging from 1 percent to 7 percent and maturity dates to July 19, 2016.
    The weighted average rate paid for long-term debt in 1995, 1994 and 1993 was
6.58 percent, 6.19 percent and 5.32 percent, respectively. Interest rate swap agreements entered at the time of issuance of certain long-term debt reduced related interest expense.
    Long-term debt maturing in each of the five years subsequent to December 31, 1995 is as follows: 1996, $1,529,606,000; 1997, $871,552,000; 1998,
$588,326,000; 1999, $415,584,000; and 2000, $138,093,000.
NOTE 11:
PREFERRED STOCK
    The Corporation is authorized to issue up to 40,000,000 shares of Class A Preferred Stock, no-par value, and 10,000,000 shares of Preferred Stock, no-par value, each in one or more series. In connection with the First Fidelity merger, the Corporation has issued three new series of preferred stock which are described in Note 2.
    The Series 1990 Preferred Stock was issued in connection with the acquisition of Florida National Banks of Florida, Inc. by the Corporation in January 1990. On December 20, 1994, the Corporation elected to redeem all of the outstanding shares of its Series 1990 Preferred Stock. A redemption premium of $41,355,000, representing the difference between a $44.96 per share book value and the $51.50 redemption price was deducted from net income applicable to common stockholders in 1994. At December 31, 1994, $325,396,000 was placed in trust with an affiliated bank.
    On June 18, 1993, the Corporation redeemed all of the outstanding shares of Series A, $2.50 Cumulative Convertible Preferred Stock at the redemption price of $25.00 per share (plus accrued and unpaid dividends), substantially all of which were converted into 522,000 shares of common stock.
NOTE 12:
COMMON STOCK

                                   Option Prices      Balance,                                        Forfeitures     Balance,
                                       or Market     Beginning     Grants or New        Exercises      and Other        End of
                                          Values       of 1995            Shares     or Purchases     Reductions          1995
1969 Plan
  Options granted                         $11.59           48                 --               --             --            48
  Available                                            52,976                 --               --             --        52,976
1984 Master Stock Plan
  Options granted                  $20.25-$28.13      331,367                 --         (134,451)            --       196,916
  Available                                           507,669                 --               --             --       507,669
1988 Master Stock Plan
  Options granted                  $14.75-$35.88    1,182,083                 --         (166,102)        (1,540)    1,014,441
  Restricted stock granted         $14.75-$22.88      240,504                 --         (146,264)        (1,530)       92,710
  Available                                         1,112,508                 --               --          1,540     1,114,048
1992 Master Stock Plan
  Options granted                  $44.75-$46.13    1,296,660            955,345          (74,219)       (26,010)    2,151,776
  Restricted stock granted         $44.75-$46.13      758,102            607,330         (175,986)       (13,214)    1,176,232
  Available                                         2,826,705         (1,562,675)              --         26,010     1,290,040
1994 Employee Plan                        $38.36    2,508,795                 --         (985,843)      (139,456)    1,383,496
Dividend Reinvestment Plan                    --    4,829,313                 --         (807,659)            --     4,021,654
Option plans of acquired
  companies                         $5.91-$41.97      231,910            497,838         (200,989)        (4,032)      524,727
                            Exercisable
1969 Plan
  Options granted                    48
  Available                          --
1984 Master Stock Plan
  Options granted               196,916
  Available                          --
1988 Master Stock Plan
  Options granted             1,014,441
  Restricted stock granted           --
  Available                          --
1992 Master Stock Plan
  Options granted             1,203,001
  Restricted stock granted           --
  Available                          --
1994 Employee Plan            1,383,496
Dividend Reinvestment Plan           --
Option plans of acquired
  companies                     524,727

    Under the terms of the 1969 Plan and the 1984, 1988 and 1992 Master Stock Plans, stock options may be periodically granted to key personnel at a price not less than the fair market value of the shares at the date of grant. Options granted under the 1969 Plan must be exercised or forfeited on a prorated basis over a fifteen-year period, or a ten-year period if the options are incentive stock options. The exercise periods for options granted under the 1984, 1988 and 1992 Master Stock Plans are determined at the date of grant and are for periods no longer than ten years.
                                      H-20

    Restricted stock may also be granted under the 1984, 1988 and 1992 Master Stock Plans. The stock is subject to certain restrictions over a five-year period, during which time the holder is entitled to full voting rights and dividend privileges.
    Employees, based on their eligibility and compensation, were granted options to purchase shares of common stock under the 1994 Employee Stock Purchase Plan at a price equal to 85 percent of the fair market value of the shares as of the Plan date. From the Plan date and generally for approximately a two-year period thereafter, employees have the option to purchase all or a portion of the optioned shares. The Plan provides that as of June 30, 1996 (the Final Purchase
Date), the option price will be the lesser of 85 percent of the fair market value as of the Plan date or 85 percent of the fair market value as of the Final Purchase Date.
    Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividends and optional cash payments were used to purchase original issue common stock from the Parent Company.
    Under the terms of the Parent Company's merger agreements with certain acquired companies, all options with respect to their common stock were converted into options to purchase Parent Company common stock.
    In accordance with a Shareholder Protection Rights Agreement dated December 18, 1990, the Parent Company issued a dividend of one right for each share of Parent Company common stock outstanding or reserved for issuance as of December 18, 1990, or 117,450,463 rights, on December 28, 1990. These rights continue to attach to all common stock issued after December 18, 1990.
    The rights will become exercisable if any person or group commences a tender or exchange offer that would result in their becoming the beneficial owner of 15 percent or more of the Parent Company's common stock or any person is determined by the Federal Reserve Board to "control" the Corporation within the meaning of the Bank Holding Company Act.
    The rights also will become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Parent Company's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $110, a number of shares of the Parent Company's common stock (or at the option of the Board of Directors, shares of junior participating Class A preferred stock) having a market value of twice the exercise price. If any person or group acquires beneficial ownership of between 15 percent and 50 percent of the Parent Company's common stock, the Parent Company's Board of Directors may, at its option, exchange for each outstanding right (other than rights owned by such person or group) either two shares of common stock or two one-hundredths of a share of junior participating Class A preferred stock having economic and voting terms similar to two shares of common stock.
    The rights are subject to adjustment if certain events occur, and they will expire on December 28, 2000, if not redeemed or terminated sooner.
NOTE 13:
PERSONNEL EXPENSE

                                Years Ended December 31,
(In thousands)           1995          1994         1993
Salaries           $1,210,686     1,039,699       938,409
Pension cost           22,299        24,107        13,571
Savings plan           38,464        34,768        31,241
Other benefits        192,104       188,792       172,678
  Total            $1,463,553     1,287,366     1,155,899

    Pension expense for the Corporation's nonqualified defined benefits plan was $4,982,000 in 1995. The accumulated benefit obligation for the nonqualified plan was $21,280,000, including vested benefits of $21,096,000. The plan has no assets. The assumed rates used in actuarial computations were the same as those utilized in the qualified pension plans.
    The Corporation has tax-qualified defined benefit pension plans covering substantially all of its employees with one year of service. The benefits are based on years of service and the employee's highest five year average compensation. Contributions are made each year into a trust in an amount which is determined by an actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount which can be deducted on the Corporation's tax return.
    At December 31, 1995, plan assets primarily include U.S. Government and Government agency securities and equity securities. Also included are 1,088,266 shares of the Parent Company's common stock. All plan assets are held by First Union National Bank of North Carolina (the Bank) in a Bank-administered trust fund.
    In 1994 and 1993, pension cost includes settlement losses of $514,000 and $2,378,000, respectively, related to the purchase of annuities for certain retirees.
    The following tables set forth the plan's funded status and certain amounts recognized in the Corporation's consolidated financial statements at December 31, 1995, 1994 and 1993, respectively:
                                      H-21

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

                                                                                                              December 31,
(In thousands)                                                                              1995         1994         1993
Actuarial Present Value of Benefit Obligations
  Accumulated benefit obligation including vested benefits of $376,295,000, 1995;
    $304,842,000, 1994; and $346,186,000, 1993                                         $ 406,898      324,329      379,868
  Projected benefit obligation for service rendered to date                            $(537,762)    (454,623)    (509,332)
Plan assets at fair value                                                                635,207      553,255      555,196
Plan assets in excess of projected benefit obligation                                     97,445       98,632       45,864
Prior service cost                                                                           141          164        2,201
Unrecognized net loss from past experience different from that assumed and effects of
  changes in assumptions                                                                  84,319       49,112       89,055
Unrecognized net transition asset                                                        (17,064)     (19,908)     (22,867)
Prepaid pension cost included in other assets                                          $ 164,841      128,000      114,253
Assumed Rates Used in Actuarial Computations
  Discount rate at beginning of year                                                        8.25%           7        8-8.5
  Discount rate at end of year                                                               7.5         8.25            7
  Weighted average rate of increase in future compensation levels                            4.5            5          4.5
  Long-term average rate of return                                                           8.5%         8.5          9.5

                                                                                                  Years Ended December 31,
(In thousands)                                                                              1995         1994         1993
Pension Cost
  Service cost-benefits earned during the period                                       $  29,236       33,425       25,649
  Interest cost on projected benefit obligation                                           35,792       35,364       29,128
  Actual (return) loss on plan assets                                                    (82,531)      10,986      (44,145)
  Net amortization and deferral                                                           34,820      (56,182)         561
  Settlement loss                                                                             --          514        2,378
    Net pension cost                                                                   $  17,317       24,107       13,571

    The Corporation and its subsidiaries provide certain health care and life insurance benefits for retired employees. Substantially all of the Corporation's employees may become eligible for these benefits if they reach retirement age while working for the Corporation. Life insurance benefits are provided through an insurance company. Medical and other benefits are provided through a tax-exempt trust formed by the Corporation. The Corporation recognizes the cost of providing these benefits by expensing annual insurance premiums, trust funding allocations and administrative expenses.
    The amount expensed for group insurance expense for active employees in 1995, 1994 and 1993 was $66,581,000, $59,210,000 and $69,841,000, respectively.
                                      H-22

    The following tables set forth the status of postretirement benefits other than pensions and certain amounts recognized in the Corporation's consolidated financial statements at December 31, 1995, 1994 and 1993:

                                                                                                        December 31,
(In thousands)                                                                               1995               1994
Actuarial Present Value of Postretirement Benefits Obligation
  Retirees                                                                               $ 78,875              63,604
  Fully eligible active participants                                                        2,242               2,711
  Other active participants                                                                27,705              22,875
    Accumulated postretirement benefit obligation                                        $108,822              89,190
Projected benefit obligation in excess of plan assets                                    $108,822              89,190
Unrecognized net transition obligation                                                    (60,363)            (63,914)
Unrecognized net gain (loss) from past experience different from that assumed
  and effects of changes in assumptions                                                    13,805              24,070
    Accrued postretirement benefit cost                                                  $ 62,264              49,346
Assumed Rates Used in Actuarial Computations
  Weighted average discount rate                                                              7.5%               8.25
  Rate of increase in future compensation levels, depending on age                            4.5                   5
  Health care cost trend rate
    Prior to age 65 (for 1996, grading to 7 percent in 2004)                                11.67               12.25
    After age 65 (for 1996, grading to 6 percent in 2004)                                   10.67%              11.25
Effect of One Percent Increase in Health Care Cost Trend Rate
  Service costs                                                                          $     --                  --
  Interest costs                                                                              353                 384
  Accumulated postretirement benefit obligation                                          $  5,516               5,283
Postretirement Costs
  Service cost-benefits earned during the period                                         $  1,866               2,151
  Interest cost on projected benefit obligation                                             7,159               6,784
  Amortization of transition obligation                                                     2,711               3,543
    Net cost                                                                             $ 11,736              12,478
                                                                                           1993
Actuarial Present Value of Postretirement Benefits Obligation
  Retirees                                                                               81,993
  Fully eligible active participants                                                      3,097
  Other active participants                                                              26,544
    Accumulated postretirement benefit obligation                                       111,634
Projected benefit obligation in excess of plan assets                                   111,634
Unrecognized net transition obligation                                                  (67,221)
Unrecognized net gain (loss) from past experience different from that assumed
  and effects of changes in assumptions                                                  (6,993)
    Accrued postretirement benefit cost                                                  37,420
Assumed Rates Used in Actuarial Computations
  Weighted average discount rate                                                              7
  Rate of increase in future compensation levels, depending on age                          4.5
  Health care cost trend rate
    Prior to age 65 (for 1996, grading to 7 percent in 2004)                              12.83
    After age 65 (for 1996, grading to 6 percent in 2004)                                 11.83
Effect of One Percent Increase in Health Care Cost Trend Rate
  Service costs                                                                              --
  Interest costs                                                                            391
  Accumulated postretirement benefit obligation                                           6,232
Postretirement Costs
  Service cost-benefits earned during the period                                          1,605
  Interest cost on projected benefit obligation                                           6,646
  Amortization of transition obligation                                                   4,309
    Net cost                                                                             12,560

    The Financial Accounting Standards Board has issued Standard No. 112, "Employers' Accounting for Postemployment Benefits", which requires accrual of a liability for all types of benefits paid to former or inactive employees after employment but before retirement. The Corporation adopted this accounting Standard beginning January 1, 1994. Benefits subject to this accounting pronouncement include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of such benefits as health care and life insurance coverage. The effect of initially applying this new accounting Standard in 1994 resulted in additional personnel expense of $12,948,000. The result of complying with this Standard in 1995 was not material.
                                      H-23

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 14:
INCOME TAXES
    The provision for income taxes charged to operations is as follows:

                                                                                            Years Ended December 31,
(In thousands)                                                                               1995               1994
Current Income Taxes
  Federal                                                                                $277,955            238,362
  State                                                                                    27,497             50,724
    Total                                                                                 305,452            289,086
Deferred Income Tax Expense
  Federal                                                                                 204,775            185,590
  State                                                                                    35,361             15,400
    Total                                                                                 240,136            200,990
    Total                                                                                $545,588            490,076
                                                                                           1993
(In thousands)
Current Income Taxes
  Federal                                                                               276,379
  State                                                                                  48,722
    Total                                                                               325,101
Deferred Income Tax Expense
  Federal                                                                                74,002
  State                                                                                   4,157
    Total                                                                                78,159
    Total                                                                               403,260

    The federal income tax rates and amounts are reconciled with the effective income tax rates and amounts as follows:

                                                                                       Years Ended December 31,
                                                       1995                      1994                      1993
                                                       % of                      % of                      % of
                                                     Pre-tax                   Pre-tax                   Pre-tax
(In thousands)                            Amount     Income         Amount     Income         Amount     Income
Income before income taxes            $1,558,664                $1,415,456                $1,220,781
Tax at federal income tax rate        $  545,532       35.0%    $  495,410       35.0%    $  427,273       35.0%
Reasons for difference in federal
  income tax rate and effective
  rate
  Tax-exempt interest, net of cost
    to carry                             (37,505)      (2.4)       (41,209)      (2.9)       (44,986)      (3.7)
  State income taxes, net of
    federal tax benefit                   40,858        2.6         42,981        3.0         34,371        2.8
  Goodwill amortization                   16,404        1.1         12,740         .9         11,873        1.0
  Adjustment to deferred income tax
    assets and liabilities for
    enacted changes in tax laws and
    rates                                     --         --             --         --        (15,875)      (1.3)
  Change in the beginning-of-the-
    year deferred tax assets
    valuation
    allowance                              3,031         .2          1,889         .1         (3,604)       (.3)
  Other items, net                       (22,732)      (1.5)       (21,735)      (1.5)        (5,792)       (.5)
    Total                             $  545,588       35.0%    $  490,076       34.6%    $  403,260       33.0%

                                      H-24

    The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax liabilities (assets) are as follows:

                                                                                             Years Ended December 31,
(In thousands)                                                                               1995                1994
Deferred Income Tax Liabilities
  Depreciation                                                                          $  61,863              47,296
  Unrealized gain on debt and equity securities                                            59,457                  --
  Intangible assets                                                                        65,967              54,903
  Leasing activity                                                                        477,298             260,763
  Prepaid insurance premiums                                                                2,170              17,554
  Prepaid pension asset                                                                    55,642              50,868
  Thrift loan loss reserve recapture                                                       72,103              27,152
  Purchase accounting adjustments (primarily loans and securities)                         19,121              21,127
  Other                                                                                    37,120              31,424
    Total deferred income tax liabilities                                                 850,741             511,087
Deferred Income Tax Assets
  Provision for loan losses, net                                                         (358,241)           (366,049)
  Accrued expenses, deductible when paid                                                 (222,696)           (169,545)
  Unrealized loss on debt and equity securities                                                --            (115,219)
  Foreclosed properties                                                                   (12,006)            (26,627)
  Sale and leaseback transactions                                                         (17,227)            (18,825)
  Deferred income                                                                         (14,489)            (16,731)
  Net operating loss carryforwards                                                        (27,225)            (50,795)
  First American segregated assets                                                        (19,769)            (10,004)
  Loan products                                                                            (8,817)               (916)
  Other                                                                                   (29,777)            (33,201)
    Total deferred income tax assets                                                     (710,247)           (807,912)
Deferred tax assets valuation allowance                                                    43,570              37,421
  Net deferred income tax liabilities (assets)                                          $ 184,064            (259,404)
                                                                                   1993
(In thousands)
Deferred Income Tax Liabilities
  Depreciation                                                                   48,710
  Unrealized gain on debt and equity securities                                      --
  Intangible assets                                                              72,943
  Leasing activity                                                              159,085
  Prepaid insurance premiums                                                         --
  Prepaid pension asset                                                          44,757
  Thrift loan loss reserve recapture                                             24,889
  Purchase accounting adjustments (primarily loans and securities)               24,236
  Other                                                                          39,375
    Total deferred income tax liabilities                                       413,995
Deferred Income Tax Assets
  Provision for loan losses, net                                               (369,384)
  Accrued expenses, deductible when paid                                       (125,506)
  Unrealized loss on debt and equity securities                                      --
  Foreclosed properties                                                         (52,637)
  Sale and leaseback transactions                                               (22,276)
  Deferred income                                                               (13,987)
  Net operating loss carryforwards                                              (53,271)
  First American segregated assets                                              (76,003)
  Loan products                                                                 (11,940)
  Other                                                                         (30,476)
    Total deferred income tax assets                                           (755,480)
Deferred tax assets valuation allowance                                          22,173
  Net deferred income tax liabilities (assets)                                 (319,312)

    Changes to the deferred tax assets valuation allowance are as follows:

                                                                                             Years Ended December 31,
(In thousands)                                                                               1995                1994
Balance, beginning of year                                                              $  37,421              22,173
Current year deferred provision, change in deferred tax assets valuation
  allowance                                                                                 3,031               1,889
Purchase acquisitions                                                                       3,118              13,359
Deferred tax assets valuation allowance, end of year                                    $  43,570              37,421
                                                                                   1993
(In thousands)
Balance, beginning of year                                                       20,024
Current year deferred provision, change in deferred tax assets valuation
  allowance                                                                      (3,604)
Purchase acquisitions                                                             5,753
Deferred tax assets valuation allowance, end of year                             22,173

    A portion of the current year change in the net deferred tax liability (asset) relates to unrealized gains and losses on debt and equity securities available for sale. Under Standard No. 115, the related 1995 and 1994 deferred tax expense (benefit) of $174,676,000 and $(115,219,000), respectively, have been recorded directly to stockholders' equity. Purchase acquisitions also increased the net deferred tax liability in the amount of $28,656,000 in 1995, while increasing the net deferred tax asset by $25,863,000 in 1994 and $109,803,000 in 1993.
    The realization of deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in excess of $2,400,000,000 in the three-year federal carryback period and by expected future taxable income which will far exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and federal and state net operating loss carryforwards. To the extent that the valuation allowance attributable to the purchase acquisitions in the amount of $22,230,000 is subsequently recognized, such income tax benefit will reduce goodwill.
    At December 31, 1995, the Corporation has net operating loss carryforwards of $64,000,000 that are available to offset future federal taxable income through 2007, subject to annual limitations. The Corporation also has net operating loss carryforwards of $50,000,000 that are available to offset future state taxable income through 2010. These carryforwards were primarily acquired with the acquisition of FAMC.
                                      H-25

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

    Income tax expense (benefit) related to securities available for sale transactions was $4,326,000, $(4,656,000) and $9,559,000 in 1995, 1994 and 1993,
respectively. Income tax expense related to investment security transactions was $1,787,000, $1,455,000 and $2,658,000 in 1995, 1994 and 1993, respectively.
    The Corporation adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes", at January 1, 1993, and applied the provisions of Standard No. 109 retroactively to January 1, 1992. In accordance with Standard No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Standard No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
    The Internal Revenue Service is examining the Corporation's federal income tax returns for the years 1991 through 1993 and is examining federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1994, the Internal Revenue Service examination of the Corporation's federal income tax returns for the years 1986 through 1990 was settled with no material impact to the Corporation's financial position or results of operations. In 1995, 1994 and 1993, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the Internal Revenue Service with no significant impact on the Corporation's financial position or results of operations.
NOTE 15:
FIRST UNION CORPORATION
(PARENT COMPANY)
    The Parent Company's principal assets are its investments in its subsidiaries, interest-bearing balances with bank subsidiaries, securities purchased under resale agreements, securities available for sale and loans to subsidiaries. The significant sources of income of the Parent Company are dividends from its subsidiary bank holding companies, interest and fees charged on loans made to its subsidiaries, interest on eurodollars purchased from bank subsidiaries, interest on securities available for sale and fees charged to its subsidiaries for providing various services.
    In addition, the Parent Company serves as the primary source of funding for the mortgage banking and other activities of its nonbank subsidiaries. Lines of credit in the amount of $350,000,000 are available to the Parent Company at an annual facility fee of 8.00 to 18.75 basis points and a utilization fee of 6.25 basis points. The facility fee is based on the daily average commitment amount and the utilization fee is based on the daily average principal amount outstanding. Generally, interest rates will be determined at the time credit line usage occurs and will vary based on the type of loan extended to the Parent Company.
    Certain regulatory and other requirements restrict the lending of funds by the bank subsidiaries to the Parent Company and to the Parent Company's nonbank subsidiaries and the amount of dividends that can be paid to the Parent Company by the bank subsidiaries and certain of the Parent Company's other subsidiaries. On December 31, 1995, the Parent Company was indebted to subsidiary banks in the amount of $260,676,000 that, under the terms of revolving credit agreements, was secured by certain interest-bearing balances, securities available for sale, loans, premises and equipment and payable on demand. On such date, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries amounting to $135,929,000 that, under the terms of a revolving credit agreement, was secured by securities available for sale and certain loans and payable on demand. Additionally, the Parent Company is the guarantor of certain publicly issued debt of an acquired subsidiary in the amount of $75,000,000.
    Industry regulators limit dividends that can be paid by the Corporation's subsidiaries. National banks are limited in their ability to pay dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of the bank's allowance for loan losses, and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. The Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $366,964,000 at December 31, 1995, for the payment of dividends to the Parent Company without such regulatory or other restrictions.
    Subsidiary net assets of $6,241,582,000 were restricted from being transferred to the Parent Company at December 31, 1995, under such regulatory or other restrictions.
    At December 31, 1995 and 1994, the estimated fair value of the Parent Company's loans was $2,361,334,000 and $1,755,517,000, respectively.
                                      H-26

    The Parent Company's condensed balance sheets as of December 31, 1995 and 1994, and the related condensed statements of income and cash flows for the three-year period ended December 31, 1995, are as follows:
CONDENSED BALANCE SHEETS

(In thousands)                                                                                                 1995
Assets
  Cash and due from banks                                                                               $       290
  Interest-bearing balances with bank subsidiary                                                          1,305,210
  Securities purchased under resale agreements                                                              200,000
      Total cash and cash equivalents                                                                     1,505,500
  Securities available for sale (amortized cost $190,246 in 1995; $151,505 in 1994)                         258,889
  Loans, net of unearned income ($648 in 1995; $591 in 1994)                                                 76,961
    Allowance for loan losses                                                                                (1,325)
      Loans, net                                                                                             75,636
  Loans due from subsidiaries
    Banks                                                                                                 1,704,541
    Bank holding companies                                                                                  128,683
    Other subsidiaries                                                                                      446,918
  Investments in wholly-owned subsidiaries
    Arising from investments in equity in undistributed net income of subsidiaries
      Banks                                                                                               4,520,514
      Bank holding companies                                                                              2,138,829
      Other subsidiaries                                                                                    467,909
                                                                                                          7,127,252
    Arising from purchase accounting acquisitions                                                            97,989
      Total investments in wholly-owned subsidiaries                                                      7,225,241
  Other assets                                                                                              531,388
      Total assets                                                                                      $11,876,796
Liabilities and Stockholders' Equity
  Commercial paper                                                                                          941,968
  Other short-term borrowings                                                                               460,676
  Other liabilities                                                                                         282,792
  Long-term debt                                                                                          4,038,914
  Stockholders' equity                                                                                    6,152,446
      Total liabilities and stockholders' equity                                                        $11,876,796
(In thousands)                                                                                              1994
Assets
  Cash and due from banks                                                                                    300
  Interest-bearing balances with bank subsidiary                                                         958,126
  Securities purchased under resale agreements                                                           100,000
      Total cash and cash equivalents                                                                  1,058,426
  Securities available for sale (amortized cost $190,246 in 1995; $151,505 in 1994)                      193,131
  Loans, net of unearned income ($648 in 1995; $591 in 1994)                                              72,791
    Allowance for loan losses                                                                             (1,325)
      Loans, net                                                                                          71,466
  Loans due from subsidiaries
    Banks                                                                                              1,030,000
    Bank holding companies                                                                               272,731
    Other subsidiaries                                                                                   382,191
  Investments in wholly-owned subsidiaries
    Arising from investments in equity in undistributed net income of subsidiaries
      Banks                                                                                            1,417,590
      Bank holding companies                                                                           4,226,554
      Other subsidiaries                                                                                 298,748
                                                                                                       5,942,892
    Arising from purchase accounting acquisitions                                                        107,680
      Total investments in wholly-owned subsidiaries                                                   6,050,572
  Other assets                                                                                           235,574
      Total assets                                                                                     9,294,091
Liabilities and Stockholders' Equity
  Commercial paper                                                                                       395,533
  Other short-term borrowings                                                                            300,000
  Other liabilities                                                                                      257,589
  Long-term debt                                                                                       2,943,452
  Stockholders' equity                                                                                 5,397,517
      Total liabilities and stockholders' equity                                                       9,294,091

                                      H-27

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

CONDENSED STATEMENTS OF INCOME

                                                                                                      Years Ended December 31,
(In thousands)                                                                                  1995         1994         1993
Interest Income
  Interest and fees on loans                                                              $  134,037       72,350       55,379
  Interest income on securities available for sale                                             3,908        4,139        2,377
  Other interest income from subsidiaries                                                     84,169       77,583       42,225
      Total interest income                                                                  222,114      154,072       99,981
Interest Expense
  Short-term borrowings                                                                       70,795       43,540       22,041
  Long-term debt                                                                             234,319      163,072      110,956
      Total interest expense                                                                 305,114      206,612      132,997
Net interest income                                                                          (83,000)     (52,540)     (33,016)
Provision for loan losses                                                                         --        1,408        3,665
Net interest income after provision for loan losses                                          (83,000)     (53,948)     (36,681)
Noninterest income
  Dividends from subsidiaries
    Banks                                                                                    507,953      155,800           --
    Bank holding companies                                                                   275,425      526,212      406,682
    Other subsidiaries                                                                        10,000            6            6
  Securities available for sale transactions                                                   9,809        5,525           --
  Sundry income                                                                              319,709      194,396      156,612
Noninterest expense                                                                         (279,121)    (185,932)    (140,883)
Income before income tax benefits and equity in undistributed net income of
  subsidiaries                                                                               760,775      642,059      385,736
Income tax benefits                                                                          (14,151)     (14,889)      (6,700)
Income before equity in undistributed net income of subsidiaries                             774,926      656,948      392,436
Equity in undistributed net income of subsidiaries                                           238,150      268,432      425,085
Net income                                                                                 1,013,076      925,380      817,521
Dividends on preferred stock                                                                   7,029       25,353       24,900
      Net income applicable to common stockholders before redemption premium               1,006,047      900,027      792,621
Redemption premium on preferred stock                                                             --       41,355           --
      Net income applicable to common stockholders after redemption premium               $1,006,047      858,672      792,621

                                      H-28

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                    Years Ended December 31,
(In thousands)                                                                              1995          1994          1993
Operating Activities
  Net income                                                                          $1,013,076       925,380       817,521
  Adjustments to reconcile net income to net cash provided (used) by operating activities
    Equity in undistributed net income of subsidiaries                                  (238,150)     (268,432)     (425,085)
    Provision for loan losses                                                                 --         1,408         3,665
    Accretion and revaluation losses on securities available for sale                     (3,546)       (4,295)        2,431
    Securities available for sale transactions                                            (9,809)       (5,525)           --
    Depreciation and amortization                                                          5,560         2,888         3,602
    Deferred income taxes (benefits)                                                       1,000       (19,272)        1,382
    Trading account assets, net                                                               --        10,285         8,811
    Other assets, net                                                                   (293,990)      (40,501)      (26,363)
    Other liabilities, net                                                                 1,177       100,189       (33,570)
      Net cash provided by operating activities                                          475,318       702,125       352,394
Investing Activities
  Increase (decrease) in cash realized from
    Sales of securities available for sale                                                99,240        14,284         4,763
    Purchases of securities available for sale                                          (124,626)      (89,297)       (1,153)
    Advances to subsidiaries, net                                                       (595,220)     (539,359)     (198,771)
    Investments in subsidiaries                                                           70,369      (134,583)     (700,353)
    Longer-term loans originated or acquired                                            (101,291)      (68,999)      (49,921)
    Principal repaid on longer-term loans                                                 97,121        62,675         7,746
    Purchases of premises and equipment, net                                              (7,100)       (6,248)         (816)
      Net cash used by investing activities                                             (561,507)     (761,527)     (938,505)
Financing Activities
  Increase (decrease) in cash realized from
    Commercial paper                                                                     546,435       124,867       (71,126)
    Other short-term borrowings, net                                                     160,676       100,000        (6,215)
    Issuances of long-term debt                                                        1,292,105       444,403       989,975
    Payments of long-term debt                                                          (272,400)      (38,000)     (394,488)
    Sales of common stock                                                                114,781        99,798       203,337
    Purchases of preferred stock                                                              --            --          (134)
    Redemption of preferred stock                                                             --      (325,396)           --
    Purchases of common stock                                                           (964,984)     (217,554)       (3,855)
    Cash dividends paid                                                                 (343,350)     (323,255)     (268,745)
      Net cash provided (used) by financing activities                                   533,263      (135,137)      448,749
      Increase (decrease) in cash and cash equivalents                                   447,074      (194,539)     (137,362)
      Cash and cash equivalents, beginning of year                                     1,058,426     1,252,965     1,390,327
      Cash and cash equivalents, end of year                                          $1,505,500     1,058,426     1,252,965
Cash Paid For
  Interest                                                                            $  288,436       190,624       114,904
  Income taxes                                                                           338,461       243,099       326,000
Noncash Items
  Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Parent Company
      Securities available for sale                                                       27,016        41,626            --
      Other liabilities                                                                   24,025        14,569            --
    Parent Company subsidiaries
      Securities available for sale                                                      457,508      (343,739)           --
      Other assets                                                                       135,603      (102,417)           --
  Increase in securities available for sale and a decrease in investment securities           --            --        32,583
  Increase in investments in subsidiaries due to acquisitions of institutions for
    common stock                                                                         610,510       225,424            --
  Assumption of long-term debt of liquidated affiliate                                $   74,473            --            --

                                      H-29

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 16:
OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES
    The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit; standby and commercial letters of credit; forward and futures contracts; interest rate swaps; options, interest rate caps, floors, collars and swaptions; foreign currency and exchange rate swap commitments; commodity swaps; and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.
    The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward and futures contracts, interest rate swaps, options, interest rate caps, floors, collars and swaptions, the contract or notional amounts do not represent the exposure to credit loss. The Corporation controls the credit risk of its forward and futures contracts, interest rate swap agreements, foreign currency and exchange rate swaps, and securities transactions through collateral arrangements, credit approvals, limits and monitoring procedures.
    Our policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of December 31, 1995, the total credit risk in excess of thresholds was $275,250,000. The fair value of collateral held was 100 percent of the total credit risk in excess of the thresholds.
    For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty.
    The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. The amount of deferred gains and losses was $8,830,000 and $10,606,000, respectively, at December 31, 1995. These net losses will reduce net interest income by $1,776,000 in 1996.
    The FASB has issued Standard No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments", which requires improved disclosures about derivative financial instruments -- futures, forward, swap or option contracts, or other financial instruments with similar characteristics. It also amends existing requirements of FASB Standard No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk", and FASB Standard No. 107, "Disclosures about Fair Value of Financial Instruments". It requires that a distinction be made between financial instruments held or issued for the purposes of trading or other than trading. For derivative financial instruments held or issued for trading, disclosure of average fair values and of net trading gains or losses is required. For derivative financial instruments held or issued for purposes other than trading, it requires disclosure about those purposes, about how the instruments are reported in financial statements, and, if the purpose is hedging anticipated transactions, about the anticipated transactions, the classes of derivative financial instruments used to hedge those transactions, the amounts of hedging gains and losses deferred, and the transactions or other events that result in recognition of the deferred gains or losses in income. The Standard encourages, but does not require, quantitative information about interest rate or other market risks of derivative financial instruments, and also of other assets and liabilities, that is consistent with the way the entity manages or adjusts risks and that is useful for comparing the results of applying the entity's strategies to its objectives for holding or issuing the derivative financial instruments. The Standard amends Standard No. 105 to require disaggregation of information about financial instruments with off-balance sheet risk of accounting loss by class, business activity, risk or other category that is consistent with the entity's management of those instruments. The Standard also amends Standard No. 107 to require that fair value information be presented without combining, aggregating or netting the fair value of derivative financial instruments with the fair value of nonderivative financial instruments and be presented together, with the related carrying amounts in the body of the financial statements, a single footnote or a summary table in a form that makes it clear whether the amounts represent assets or liabilities.The Corporation has adopted this Standard, and information related thereto can be found on the next page and in Tables 20 through 22 on pages T-17 through T-22, which are incorporated herein by reference.
    At December 31, 1995 and 1994, off-balance sheet derivative financial instruments and their related fair values are as follows:
                                      H-30

                                                                                 1995                                       1994
                                                                          Contract or                                Contract or
                                               Carrying       Estimated      Notional     Carrying       Estimated      Notional
(In thousands)                                   Amount      Fair Value        Amount       Amount       Fair Value       Amount
Financial Instruments Whose Contract
  Amounts Represent Credit Risk
    Commitments to extend credit               $     --       100,664      31,492,679           --        76,786      24,280,571
    Standby and commercial letters of credit         --        26,781       2,745,170           --        20,423       2,123,312
Financial Instruments Whose Contract or
  Notional Amounts Exceed the Amount of
  Credit Risk
    Forward and Futures Contracts
      Trading and dealer activities              37,811        37,811      15,539,953      800,375       800,375       5,064,618
      Interest rate risk management
        Asset rate conversions                       --        38,428       6,120,000           --        (7,071)      1,200,000
        Asset hedge                                  --        (1,391)      1,016,000           --           555       1,200,000
        Rate sensitivity hedges                      --        17,877      25,355,000           --          (120)         25,000
    Interest Rate Swap Agreements
      Trading and dealer activities            (118,032)     (118,032)     10,287,396        7,508         7,508       5,533,468
      Interest rate risk management
        Asset rate conversions                   20,516       118,460       8,327,656        5,784      (313,273)      7,022,116
        Liability rate conversions                5,416       188,214       3,367,000       15,487      (143,023)      2,370,500
    Purchased Options, Interest Rate Caps,
      Floors, Collars and Swaptions
        Trading and dealer activities            47,725        50,759       5,360,742       18,288        18,288       1,622,279
        Interest rate risk management
          Liability rate conversions             (2,224)       (2,354)        180,000        1,902           110         392,000
          Rate sensitivity hedges                   705            37       4,319,200       25,601        41,256      28,231,000
          Offsetting positions                      561         2,475       2,400,000         (124)       (2,282)      2,400,000
    Written Options, Interest Rate Caps,
      Floors, Collars and Swaptions
        Trading and dealer activities           (36,890)      (36,890)      7,743,202      (24,653)      (24,653)      1,455,631
        Interest rate risk management
          Offsetting positions                     (637)       (2,475)      2,400,000           60         1,796       2,400,000
    Foreign Currency and Exchange Rate Swap
      Commitments
        Trading and dealer activities              (562)         (562)      1,528,744      (19,323)      (19,323)      3,453,525
        Foreign currency risk management            231           231          42,628       18,680        18,680       1,679,905
    Commodity Swaps
        Trading and dealer activities               797           797          29,810         (152)         (152)          4,308
    Commitments to Purchase Securities            1,744         1,744         567,256         (842)         (842)        780,418
    Commitments to Sell Securities             $   (806)         (806)        659,383          693           693         842,744

                                      H-31

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
    Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $1,340,936,000 guarantees extend for more than one year and expire in varying amounts primarily through 2019. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral supporting those commitments for which collateral is deemed necessary.
    Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.
    The Corporation enters into a variety of interest rate contracts -- including options, interest rate caps, floors, collars and swaptions written, and interest rate swap agreements -- in its trading activities and in managing its interest rate exposure. Interest rate caps, floors, collars and swaptions written by the Corporation enable customers to transfer, modify or reduce their interest rate risk. Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or writer of the option. As a writer of options, the Corporation receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.
    Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Corporation also acts as an intermediary in arranging interest rate swap transactions for customers.
    Generally, futures contracts are exchanged traded and all other off-balance instruments are transacted in the over-the-counter markets.
    In the normal course of business, the Corporation has entered into certain transactions which have recourse options. These recourse options if acted upon would not have a material impact on the Corporation's financial position.
    Substantially all time drafts accepted by December 31, 1995, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve balance requirements for the year ended December 31, 1995, amounted to $1,074,224,000. Minimum operating lease payments due in each of the five years subsequent to December 31, 1995, are as follows: 1996, $113,697,000; 1997, $105,391,000; 1998, $98,014,000; 1999, $90,837,000; 2000, $83,972,000; and
subsequent years, $709,901,000. Rental expense for all operating leases for the three years ended December 31, 1995, was $145,239,000, 1995; $150,894,000, 1994;
and $151,242,000, 1993.
    As of December 31, 1995, the Corporation's Bank Insurance Fund (BIF) deposit assessment base was $40,733,825,000 and the Corporation's Savings Association Insurance Fund (SAIF) deposit assessment base was $16,300,659,000. Various legislative proposals related to the future of the BIF and SAIF have been under consideration. Several of these proposals, including a proposal previously approved by Congress that is understood to have the support of the President, include a one-time special assessment for SAIF deposits (in the range of 70 cents to 85 cents per $100.00 of assessable SAIF deposits, with a discount for certain SAIF deposits held by BIF member banks) and a subsequent comparable and reduced level of annual premiums for SAIF deposits. It is not known when and if any such proposal or any other related proposal may be adopted.
    The Parent Company and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, based upon the opinions of counsel, any such liability will not have a material effect on the Corporation's consolidated financial position.
                                      H-32

NOTE 17:
CARRYING AMOUNTS AND FAIR VALUE
OF FINANCIAL INSTRUMENTS
    Information about the fair value of on-balance sheet financial instruments at December 31, 1995 and 1994, which should be read in conjunction with Note 16 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth below.

                                                                                               1995                          1994
                                                                          Carrying        Estimated      Carrying       Estimated
(In thousands)                                                             Amount        Fair Value       Amount       Fair Value
Financial Assets
  Cash and cash equivalents                                              $ 8,406,775      8,406,775      6,056,842      6,056,842
  Trading account assets                                                   1,804,391      1,804,391      1,206,675      1,206,675
  Securities available for sale                                           12,716,963     12,716,963      7,752,479      7,752,479
  Investment securities                                                    2,454,317      2,607,755      3,729,869      3,742,534
  Loans
    Commercial, financial and agricultural                                18,412,611     18,698,176     15,867,615     15,905,366
    Real estate-construction and other                                     2,249,093      2,313,849      1,726,469      1,755,830
    Real estate-commercial mortgage                                        5,942,652      6,075,736      5,427,864      5,439,404
    Lease financing                                                        1,804,634      1,804,634      1,087,124      1,087,124
    Foreign                                                                  519,970        522,363        415,857        415,602
    Real estate-mortgage                                                  20,122,680     20,668,077     14,981,418     14,504,275
    Installment loans-Bankcard                                             3,383,903      3,396,894      3,959,640      4,064,859
    Installment loans-other                                               13,192,901     13,405,913     10,563,765     10,342,894
  Loans, net of unearned income                                           65,628,444     66,885,642     54,029,752     53,515,354
    Allowance for loan losses                                               (966,511)            --       (978,795)            --
      Loans, net                                                          64,661,933     66,885,642     53,050,957     53,515,354
  Other assets                                                           $ 2,097,423      2,101,950      1,275,883      1,292,086
Financial Liabilities
  Deposits
    Noninterest-bearing deposits                                          11,788,401     11,788,401     10,523,538     10,523,538
    Interest-bearing deposits
      Savings and NOW accounts                                            15,739,529     15,739,529     13,991,987     13,991,987
      Money market accounts                                                9,360,061      9,360,061     10,118,963     10,118,963
      Other consumer time                                                 22,899,251     23,294,473     18,544,324     18,594,249
      Foreign                                                              2,962,870      2,962,870      4,069,587      4,069,587
      Other time                                                           2,250,189      2,266,870      1,709,874      1,715,877
        Total deposits                                                    65,000,301     65,412,204     58,958,273     59,014,201
  Short-term borrowings                                                   16,598,072     16,598,072      7,532,343      7,532,343
  Other liabilities                                                        2,127,151      2,127,151      1,450,496      1,450,496
  Long-term debt                                                         $ 6,444,327      6,729,832      3,428,514      3,314,029

    Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 7.07 percent to 7.62 percent and
7.45 percent to 10.06 percent at December 31, 1995 and 1994, respectively, and for the retail portfolio from 9.44 percent to 13.00 percent and 10.19 percent to
12.12 percent, respectively.
    Nonperforming loans of less than $1,000,000 each, which amounted to $97,353,000 and $120,120,000 at December 31, 1995 and 1994, respectively, are included in estimated fair value at their net costs.
    The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1995 and 1994. The fair
                                      H-33

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. This value, which includes such cost assumptions related to interest rates, deposit run-off, maintenance costs and float opportunity costs, is presented below on a discounted cash flow basis. The value related to the recorded cost of acquired deposits is also included therein.
    Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred tax assets, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Fair value of off-balance sheet derivative financial instruments has not been considered in determining on-balance sheet fair value estimates.
                                      H-34