Form 10-K, Exhibit 13
period 1995-12-31
FIRST UNION CORP
filed 1996-03-12
CIK 36995

                                                            Exhibit (13)(c)

                      FIRST UNION CORPORATION AND SUBSIDIARIES
                        1995 SUPPLEMENTAL ANNUAL REPORT

(Restated to reflect the pooling of interests accounting acquisition of First Fidelity Bancorporation on January 1, 1996.)

First Union Corporation and Subsidiaries
1995 Supplemental Annual Report
Table of Contents

Management's Analysis of Operations..........................................................................................     1
Financial Tables.............................................................................................................   T-1
Six-Year Net Interest Income Summary.........................................................................................  T-21
Management's Statement of Financial Responsibility...........................................................................   C-1
Independent Auditors' Report.................................................................................................   C-1
Consolidated Balance Sheets..................................................................................................   C-2
Consolidated Statements of Income............................................................................................   C-3
Consolidated Statements of Changes in Stockholders' Equity...................................................................   C-4
Consolidated Statements of Cash Flows........................................................................................   C-5
Notes to Consolidated Financial Statements...................................................................................   C-6

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

Additional factors in our 1995 results compared with 1994 results included:

o Noninterest income growth of 18 percent, to $1.8 billion, excluding securities transactions.
o Tax-equivalent net interest income growth of 4 percent, to $4.7 billion.
o    Loan growth of 16 percent, to $90.6 billion.

Virtually every fee income category experienced growth in 1995, with key contributions from the Capital Markets Group, including merchant banking, loan syndication and asset securitization volume, and from the Capital Management Group, including mutual funds, trust and brokerage services.

Net loans were $90.6 billion at December 31, 1995, compared with $77.8 billion at year-end 1994. Net loans at year-end 1995 included $7.5 billion from purchase acquisitions that closed during the year. Net loans do not include $2.0 billion in credit card receivables that were securitized and sold in September 1995. Loan growth was particularly strong in the consumer portfolio, largely reflecting growth in direct consumer lending through the retail branch system, home equity lending and through purchase accounting acquisitions. Residential mortgage loans also increased primarily through purchase accounting acquisitions.

Net charge-offs were .41 percent of average net loans in 1995, compared with .40 percent in 1994. Nonperforming assets were $826 million, or .91 percent of loans and foreclosed properties, at December 31, 1995, compared with $887 million, or
1.14 percent, at December 31, 1994.

Domestic banking operations, including trust operations, located in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C., and mortgage banking operations are our principal sources of revenues. Foreign banking operations are immaterial.

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

We continue to be alert to opportunities to enhance stockholder value through acquisitions. With the completion of the First Fidelity acquisition, however, our focus has shifted more to a strategy of internal growth and acquisitions to expand existing lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services helped position us to serve our 11 million customers in a dynamic and diverse geographic marketplace.

However, we continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition discussions and in some cases negotiations also take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and net income per common share may occur in connection with some future acquisitions.

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

the addition of short-term securities; and the competitiveness of loan pricing. We also anticipate a further contraction in the margin in future periods as a result of the $2.0 billion credit card securitization, the impact of acquisitions and the generation of lower-spread assets related to capital markets activities. It should be noted that the margin is not our primary management focus or goal. Our goal is to continue increasing net interest income.

The $2.0 billion credit card securitization is expected to have a minimal financial impact on the results of operations. The securitization results in a reclassification of net interest income to fee income. Securitization transactions are used as a management tool to increase liquidity and to utilize capital more effectively.

Average interest-earning assets increased by $10.5 billion, resulting in an increase in tax-equivalent interest income of $1.4 billion.

The average rate earned on earning assets was 8.27 percent in 1995, compared with 7.67 percent in 1994. The average rate paid on interest-bearing liabilities was 4.43 percent in 1995 and 3.46 percent in 1994.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the INTEREST RATE RISK MANAGEMENT section.

NONINTEREST INCOME
We are meeting the challenges of increasing competition and changing customer demands and demographics by making discretionary investments to enhance our prospects for future fee income growth. We have significantly broadened our product lines, particularly in the capital markets, capital management and card products areas, to provide additional sources of fee income that complement our longstanding banking products and services. These investments were reflected in the 18 percent growth in noninterest income, excluding securities transactions, to $1.8 billion in 1995, compared with $1.6 billion in 1994.

Virtually all categories of noninterest income increased in 1995. Key contributions came from capital markets activities, including merchant banking, loan syndications and asset securitizations. Noninterest income related to capital markets activities was an unrestated $265 million in 1995, compared with $176 million in 1994. Additionally, capital management fee income, including mutual funds, personal and corporate trust and brokerage services, increased 20 percent in 1995 to $397 million from $330 million in 1994. Assets under management, which include mutual funds and trust services, increased in 1995 to $45.5 billion from an unrestated $23.2 billion in 1994. The growth in assets under management was primarily the result of internal and external marketing and distribution strategies. The First Union-advised Evergreen and First Fidelity family of mutual funds increased to $13.2 billion in assets under management at December 31, 1995, from an unrestated $7.0 billion in 1994. We anticipate continued growth in fee income as capital markets and capital management products and services are marketed to a larger customer base.

Mortgage banking operations added $150 million to noninterest income in 1995 compared with $88 million in 1994. The increase was primarily driven by an increase in the servicing portfolio as a result of the purchase accounting acquisitions. The mortgage loan servicing portfolio increased to $51.5 billion in 1995, compared with $34.2 billion in 1994. As a result of an industrywide contraction of nearly 15 percent and a strategic decision to exit certain loan origination facilities, total originations were $3.8 billion in 1995, compared with $4.9 billion in 1994. Mortgage banking has traditionally been a cyclical, interest rate sensitive business. The ability to generate substantial fee and other income in the future is somewhat dependent on the level and direction of interest rates. We carefully monitor sensitivity to cyclical changes in mortgage banking operations.

Securities gains were $49 million in 1995, compared with $10 million in 1994. Other significant sources of noninterest income included service charges on deposit accounts, which increased 6 percent in 1995. Insurance commissions and fees for other banking services also increased in 1995 compared with 1994.

TRADING ACTIVITIES
Our Capital Markets Group also made a key contribution to noninterest income through trading profits. Trading profits increased in 1995 to $69 million, compared with $52 million in 1994. The increase was the result of general market conditions and expanded trading volume. Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own proprietary account. All trading activities are conducted within risk limits established by the corporation's Funds Management Committee, and all trading positions are marked to market daily. Trading activities include fixed income securities, money market instruments, foreign exchange, options, futures, forward rate agreements and swaps. With the Federal Reserve Board's approval of expanded powers for First Union Capital Markets Corp., our activities also include the trading and underwriting of corporate debt securities. Trading account assets were $1.9 billion at year-end 1995, compared with $1.3 billion at year-end 1994.

NONINTEREST EXPENSE
Noninterest expense increased in 1995 to $4.1 billion, compared with $3.7 billion in 1994. Our overhead efficiency ratio in 1995 was 62 percent, compared with 61 percent in 1994. The overhead efficiency ratio was adversely affected by merger-related charges, which were discussed earlier, of $94 million in 1995 and intangibles amortization expense of $229 million and $163 million in 1995 and 1994, respectively. Without the merger-related charges and intangibles amortization expense, our overhead efficiency ratio would have been 57 percent in 1995, compared with 58 percent in 1994. The overhead efficiency ratio was affected somewhat by the significant investments and initiatives under way in capital markets, capital management and other areas. These investments and initiatives are designed to enhance noninterest income in future periods.

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

Amortization of intangibles represents the amortization of goodwill and other identifiable intangibles, primarily related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income, and therefore liquidity and funds management activities are not affected. At December 31, 1995, we had $2.4 billion in other intangible assets, compared with $1.9 billion at December 31, 1994. Other intangible assets include primarily goodwill and core deposit intangibles.

Costs related to environmental matters were not material.

INCOME TAXES
Income taxes were $788 million in 1995, compared with $711 million in 1994. The increase resulted primarily from increased income before income taxes.



BALANCE SHEET REVIEW

EARNING ASSETS
In banking the primary types of earning assets are securities and loans. The earnings from these assets are subject to two principal kinds of risks, interest rate risk and credit risk. Interest rate risk could result if rate indices related to sources and uses of funds were mismatched. Our Funds Management Committee manages interest rate risk, as well as credit risks associated with securities, under specific policy standards, which are discussed in more detail in the INTEREST RATE RISK MANAGEMENT section. In addition to certain securities, off- balance sheet transactions such as interest rate swaps have been used to maintain interest rate risk at acceptable levels in accordance with our policy standards.

The loan portfolio carries the potential credit risk of past due, nonperforming or, ultimately, charged-off loans. We manage this risk primarily through credit approval standards, which are discussed in the LOANS section.

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

INVESTMENT SECURITIES
Investment securities are those securities that we intend to hold to maturity. Sales of these securities are rare. These securities are carried at amortized cost. The portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. First Union's investment securities amounted to $3.1 billion at December 31, 1995, compared with $7.9 billion at year-end 1994. As part of the strategy to reduce exposure to falling interest rates, we added $3.6 billion to the investment securities portfolio. Additionally, $5.9 billion of investment securities was transferred to the available for sale portfolio.

The average rate earned on investment securities in 1995 was 7.54 percent, compared with 7.23 percent in 1994. The average maturity of the portfolio was
5.15 years at December 31, 1995.

Table 10 provides information related to unrealized gains and losses and to realized gains and losses on these securities.

LOANS
The loan portfolio represents our largest asset balance, and is a significant source of interest and fee income. The loan portfolio is subject to both credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company.

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

Net loans at December 31, 1995, were $90.6 billion, compared with $77.8 billion at year-end 1994. Of this increase, $7.5 billion was related to purchase acquisitions, with the rest coming from loan growth in all of our banking states and in virtually all loan categories. Consumer loan growth was particularly strong in 1995, primarily in direct lending and home equity lending. Net loans do not include the $2.0 billion in credit card receivables that were securitized and sold in September 1995. The financial impact of the credit card securitization on the results of operations is expected to be minimal, as discussed above.

At December 31, 1995, unused loan commitments related to commercial and consumer loans were $22.4 billion and $16.1 billion, respectively. Commercial and standby letters of credit were $3.6 billion. At December 31, 1995, loan participations sold to other lenders amounted to $1.5 billion and were recorded as a reduction of gross loans.

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

COMMERCIAL REAL ESTATE LOANS
Commercial real estate loans amounted to 14 percent of the total portfolio at December 31, 1995, compared with 15 percent at December 31, 1994. This portfolio included commercial real estate mortgage loans of $10.0 billion at December 31 1995, and $9.5 billion at December 31, 1994.

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

Segregated assets, which are not included in nonperforming assets and which relate to the acquisition of the Southeast Banks in 1991 and Howard shared loans acquired in the First Fidelity merger, were $165 million at December 31, 1995, or $151 million net of a $14 million allowance for losses on segregated assets. This compared with $259 million, or $233 million net of a $26 million allowance, at December 31, 1994. Under loss-sharing arrangements, FDIC reimbursements substantially minimize any losses associated with these loan portfolios. Segregated assets are included in other assets.

Loans or properties of less than $5 million each made up 73 percent, or $601 million, of nonperforming assets at December 31, 1995. Of the rest:

o Six loans or properties between $5 million and $10 million each accounted for $46 million; and o Eight loans or properties over $10 million each accounted for $179 million.

Fifty-nine percent of nonperforming assets were collateralized primarily by real estate at year-end 1995, compared with 66 percent at year-end 1994.

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

The allowance for loan losses was $1.5 billion at December 31, 1995, compared with $1.6 billion in 1994. The ratio of the allowance for loan losses to nonperforming assets was 182 percent and 178 percent at December 31, 1995 and 1994, respectively. The ratio of the allowance to net loans was 1.66 percent at December 31, 1995, compared with 2.03 percent in 1994.

At December 31, 1995, impaired loans, which are included in nonaccrual loans, amounted to $471 million. Included in the allowance for loan losses is $83 million related to $359 million of impaired loans at December

31, 1995. The rest of the impaired loans are recorded at or below fair value. The ACCOUNTING AND REGULATORY MATTERS section provides further information about impaired loans.

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

LIQUIDITY AND FUNDING SOURCES
Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost- effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

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

Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity, commercial and mortgage loans. The securitization and sale of $2.0 billion in credit card receivables at the end of the third quarter of 1995 had a significant positive effect on our liquidity position. Other off-balance sheet sources of liquidity exist as well, such as a mortgage servicing portfolio for which the estimated fair value exceeded book value by $186 million at December 31, 1995.

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

At December 31, 1995, total stockholders' equity was $9.0 billion, compared with $8.3 billion at December 31, 1994, and 278 million common shares were outstanding, compared with 285 million shares at December 31, 1994. In 1995 we paid $965 million for the repurchase of 20 million shares of First Union common stock pursuant to board of directors authorizations in February 1995 and June 1995. Of these repurchases in the open market, 14.0 million shares were related to completed or pending stock-for-stock purchase accounting acquisitions, 4.8 million shares were related to the First Fidelity acquisition and 1.2 million shares were related to stock options. First Fidelity paid $234 million for the purchase of 5.4 million shares of its common stock in 1995 which were primarily related to stock options. In February 1996, the board of directors renewed its authorization for the purchase in the open market from time to time of up to 15 million shares of First Union common stock. The timing of any such repurchases would be based on our assessment of First Union's capital structure and liquidity, the market price of our common stock compared to our assessment of its underlying value, regulatory, accounting and other factors. Repurchases
would  be   made  primarily  in  connection  with  future acquisitions and stock-based employee benefit plans.

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

SUBSIDIARY DIVIDENDS
Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. The Office of the Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, our subsidiaries had $468 million available for dividends at December 31, 1995, without prior approval from the OCC. Our subsidiaries paid $793 million in dividends to the corporation in 1995. The reduction in dividends paid in 1995 compared with 1994 was related to the redemption of preferred stock in early 1995.

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

The ACCOUNTING AND REGULATORY MATTERS section provides more information about proposed changes in risk- based capital standards.

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

The Financial Management Committee of the corporation's board of directors reviews overall interest rate risk management activity. The corporation's Funds Management Committee, which includes the three members of the Office of the Chairman and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

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

In addition, our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of December 31, 1995, the total credit risk in excess of thresholds was $275 million. The fair value of collateral held was 100 percent of the total credit risk in excess of thresholds. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and is primarily dependent on the financial strength of the counterparty.

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

The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk- based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The RISK-BASED CAPITAL section provides information on risk assessment classifications.

On August 8, 1995, the FDIC revised its regulations on insurance assessments to establish a revised assessment rate schedule of 4 to 31 cents per $100.00 of deposits in replacement of the then existing schedule of 23 to 31 cents per $100.00 of deposits subject to assessment by the Bank Insurance Fund (BIF). The FDIC maintained the current assessment rate schedule of 23 to 31 cents per $100.00 of deposits for institutions whose deposits are subject to assessment by the Savings Association Insurance Fund (SAIF). The revised BIF schedule became effective on June 1, 1995. Assessments collected at the previous assessment schedule that exceeded the amount due under the new schedule were refunded, with interest, from the effective date of the new schedule. As a result, a $41 million refund, including interest, was received in 1995. On November 14, 1995, the FDIC further reduced the rate structure for BIF deposits by 4 cents per $100.00 of deposits, beginning January 1996. As a result, the highest-rated institutions will pay only the statutory annual minimum rate of $2,000.00 for FDIC insurance. Adequately capitalized banks will pay a rate of 3 cents per $100.00 of deposits. As of December 31, 1995, the corporation's BIF deposit assessment base was $63.4 billion and the corporation's SAIF deposit assessment base was $19.8 billion. Various legislative proposals related to the future of the BIF and SAIF have been under consideration. Several of these proposals, including a proposal previously approved by Congress that is understood to have the support of the President, include a one-time special assessment for SAIF deposits (in the range of 70 cents to 85 cents per $100.00 of assessable SAIF deposits, with a discount for certain SAIF deposits held by BIF member banks) and a subsequent comparable and reduced level of annual premiums for SAIF deposits. It is not known when and if any such proposal or any other related proposal may be adopted.

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

EARNINGS AND BALANCE SHEET ANALYSIS
(1994 COMPARED WITH 1993)

Combined net income applicable to common stockholders increased in 1994 to $1.33 billion before a redemption premium on preferred stock, or 14 percent from $1.17 billion in 1993. On a per common share basis, earnings before redemption premium were $4.72 in 1994, compared with $4.30 in 1993. After the redemption premium, net income applicable to common stockholders was $1.29 billion, or $4.58 per common share in 1994. The redemption premium was related to the redemption of the corporation's series 1990 preferred stock.

Key factors in our 1994 performance were a 7 percent growth in tax-equivalent net interest income; 14 percent loan growth; and continued improvement in credit quality. Tax-equivalent net interest income was $4.6 billion in 1994, compared with $4.3 billion in 1993. Net loans increased by $9.6 billion since year-end 1993. Commercial loans increased throughout our banking region. Consumer loan growth was led by direct consumer loans through the retail bank branches and credit cards.

Credit quality improvement included a $524 million net decrease in nonperforming assets compared with year-end 1993, to $887 million, or 1.14 percent of net loans and foreclosed properties at December 31, 1994. Another key measure of credit quality is charge-offs, and net charge-offs in 1994 were .40 percent of average net loans, compared with .78 percent in 1993.

Nonperforming loans reduced interest income since the contribution from these loans is eliminated or sharply reduced. In 1994, $70 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in 1994 was $10 million. However, the $524 million net decrease in nonperforming assets since year-end 1993 reduced the negative impact on interest income in 1994.

The net interest margin was 4.75 percent in 1994, compared with 4.82 percent in 1993. The average rate earned on earning assets was 7.67 percent in 1994, compared with 7.63 percent in 1993. The average rate paid on interest-bearing liabilities was 3.46 percent in 1994 and 3.29 percent in 1993.

Noninterest income was $1.6 billion in both 1994 and 1993. Noninterest income included $84 million in 1994 and $48 million in 1993 from the disposition of segregated assets acquired in connection with First Union's 1993 acquisition of First American Metro Corp.

At December 31, 1994, trading account assets were $1.3 billion, compared with $802 million at year-end 1993. Investments in commercial paper, federal agency securities, U.S. Treasury notes and revaluation gains accounted for most of the increase in trading account assets from year-end 1993. These assets are carried at market value.

Noninterest expense was $3.7 billion in 1994, compared with $3.5 billion in 1993. The increase reflected growth in personnel, advertising and other expenses related to our card products, capital management and capital markets initiatives undertaken to improve prospects for revenue growth, as well as expenses related to acquisitions. Partially offsetting these increases was a decline in mortgage servicing amortization. Costs related to environmental matters were not material.

Income taxes were $711 million in 1994, compared with $579 million in 1993. The increase resulted primarily from an increase in income before taxes.

Average earning assets in 1994 were $95.8 billion, an 8 percent increase from $88.3 billion in 1993.

At December 31, 1994, we had securities available for sale with a market value of $11.5 billion, compared with a market value of $14.5 billion at year-end 1993. The market value of securities available for sale was $396 million below amortized cost at year-end 1994. As a result, a $289 million after-tax unrealized loss was recorded as a reduction of stockholders' equity at December 31, 1994. The average rate earned on securities available for sale in 1994 was
5.54 percent, compared with 5.02 percent in 1993. The average maturity of the portfolio was 3.40 years at December 31, 1994.

Investment securities amounted to $7.9 billion at both December 31, 1994, and December 31, 1993. The average rate earned on investment securities in 1994 was
7.23 percent, compared with 6.99 percent in 1993. The average maturity of the portfolio was 4.50 years at December 31, 1994. Gains and losses in this portfolio in 1994 were primarily related to premiums received on the call of certain securities prior to their securities' maturity, and sales of securities downgraded in creditworthiness.

Net loans at December 31, 1994, were $77.8 billion, compared with $68.3 billion at year-end 1993. Consumer loan growth largely reflected strength in direct lending. The fastest growth in our consumer loan portfolio was in higher-yielding credit card products. This was the result of a targeted, national solicitation effort that increased credit card outstandings 102 percent in 1994. The increase also included $1.2 billion from First

Union's 1994 purchase accounting acquisitions.

The loan portfolio at December 31, 1994, was composed of 46 percent in commercial loans and 54 percent in consumer loans. The portfolio mix did not change significantly from year-end 1993. At December 31, 1994, unused loan commitments related to commercial and consumer loans were $17.6 billion and $13.2 billion, respectively. Commercial and standby letters of credit were $3.1 billion. At December 31, 1994, loan participations sold to other lenders amounted to $1.7 billion, and were recorded as a reduction of gross loans.

The average rate earned on loans in 1994 was 8.28 percent, compared with 8.33 percent in 1993. The average prime rate in 1994 was 6.81 percent, compared with
6.00 percent in 1993. Loan yields lagged the increases in the prime rate.

Commercial real estate loans amounted to 15 percent of the total portfolio at December 31, 1994, and 17 percent at December 31, 1993. This portfolio included commercial real estate mortgage loans of $9.5 billion at December 31, 1994, and $9.3 billion at December 31, 1993.

At December 31, 1994, nonperforming assets were $887 million, or 1.14 percent of net loans and foreclosed properties, compared with $1.4 billion, or 2.06 percent, at December 31, 1993. Loans or properties of less than $5 million each made up 84 percent, or $747 million, of nonperforming assets at December 31, 1994. Of the rest, nine loans or properties between $5 million and $10 million each accounted for $61 million; and four loans or properties over $10 million each accounted for $79 million. Sixty-six percent of nonperforming assets were collateralized by real estate at December 31, 1994.

In addition to these nonperforming assets, at December 31, 1994, accruing loans 90 days past due were $272 million, compared with $213 million at December 31, 1993. The increase in past due loans was attributable in part to the 1994 purchase accounting acquisitions.

Net charge-offs as a percentage of average net loans were .40 percent in 1994, compared with .78 percent in 1993.

At December 31, 1994, acquired Southeast Banks segregated assets and Howard shared loans amounted to $259 million, or $233 million net of a $26 million allowance, compared with $635 million, or $595 million net of a $40 million allowance, at December 31, 1993. Segregated assets are included in other assets.

Core deposits were $81.0 billion at December 31, 1994, compared with $78.4 billion at December 31, 1993. This increase in core deposits primarily reflected deposits acquired in the 1994 purchase accounting acquisitions. In 1994 average noninterest-bearing deposits were 20 percent of average core deposits, compared with 19 percent in 1993. The portion of core deposits in higher-rate, other consumer time deposits was 34 percent at December 31, 1994, and 33 percent at year-end 1993. Average core deposit balances in 1994 increased $2.9 billion from 1993 to $76.8 billion. Average balances in savings and NOW, money market and noninterest-bearing deposits were higher when compared with the previous year, while other consumer time deposits were lower. Core deposits were primarily affected by the 1994 acquisitions, and also were affected by branch closings or consolidations, seasonal factors and the rates being offered for deposits compared to other investment opportunities.

Purchased funds at December 31, 1994, were $17.2 billion compared with $12.3 billion at year-end 1993. Average purchased funds in 1994 were $15.1 billion, an increase of 22 percent from $12.4 billion in 1993.



Long-term debt was 51 percent of total stockholders' equity at December 31, 1994, compared with 46 percent at December 31, 1993. In 1994 we issued $200 million of two-year floating rate senior notes and $450 million of subordinated debt with rates ranging from 6.375 percent to 8.77 percent and maturities of either 10 or 15 years. Proceeds from these debt issues were used for general corporate purposes.

In 1994 we redeemed  $15  million of  convertible  subordinated  debt that First
Union  assumed  in  the  August  1994   acquisition  of  BancFlorida   Financial
Corporation, which was converted into approximately 437,000 shares of First Union common stock prior to redemption. In 1993 we redeemed $134 million of floating rate debt at par plus accrued interest.

At December 31, 1994, common stockholders' equity was $8.0 billion, an 8 percent increase from $7.4 billion at December 31, 1993. Total stockholders' equity was $8.3 billion, compared with $7.9 billion at year-end 1993. In 1994 we paid $218 million for the purchase in the open market of 5 million shares of common stock related to acquisitions and the conversion of debentures.

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

At December 31, 1994, stockholders' equity included a $289 million unrealized after-tax loss related to debt and equity securities.

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

At December 31, 1994,  the  corporation's  tier 1 and total capital  ratios were
7.76 percent and 12.94 percent, respectively. The corporation's leverage ratio at December 31, 1994, was 6.12 percent. Each subsidiary bank had a leverage ratio in excess of 5.68 percent at December 31, 1994. At December 31, 1994, our deposit- taking subsidiary banks met the capital and leverage ratio requirements for "well capitalized" banks.

The fair value depreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $623 million at December 31, 1994, compared with the fair value appreciation of $495 million at December 31, 1993.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. The amount of deferred gains and losses from off-balance sheet instruments used to manage interest rate risk was $15 million and $35 million, respectively, as of December 31, 1994. The $20 million of net deferred losses reduced net interest income by $18 million in 1995.

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE, AND BALANCE SHEET DATA
------------------------------------------------------------------------


                                                                       Years Ended December 31,

                                                                         --------------------

(In thousands except per share data)            1995           1994            1993           1992           1991           1990
-------------------------------------------  ------------  ------------   --------------  -------------  ------------   ------------

CONSOLIDATED SUMMARIES OF INCOME
Interest income                            $   8,686,377     7,230,813        6,601,528      6,608,666     7,031,400      7,549,088
=========================================================  ============   ==============  =============  ============   ============
Interest income*                           $   8,791,826     7,352,023        6,736,036      6,752,660     7,199,405      7,740,412
Interest expense                               4,051,815     2,792,982        2,481,952      2,941,680     4,070,885      4,806,471
-------------------------------------------  ------------  ------------   --------------  -------------  ------------   ------------
Net interest income*                           4,740,011     4,559,041        4,254,084      3,810,980     3,128,520      2,933,941
Provision for loan losses                        220,000       179,000          369,753        642,708       946,284        923,409
-------------------------------------------  ------------  ------------   --------------  -------------  ------------   ------------
Net interest income after
     provision for loan losses*                4,520,011     4,380,041        3,884,331      3,168,272     2,182,236      2,010,532
Securities available for sale
     transactions                                 44,340         6,213           32,784         39,227        53,566         24,387
Investment security transactions                   4,818         4,006            7,435        (2,881)       155,048          7,884
Noninterest income                             1,847,350     1,565,694        1,541,569      1,360,202     1,254,635      1,028,755
Noninterest expense**                          4,092,469     3,746,857        3,536,346      3,443,524     2,777,665      2,564,124
-------------------------------------------  ------------  ------------   --------------  -------------  ------------   ------------
Income before income taxes*                    2,324,050     2,209,097        1,929,773      1,121,296       867,820        507,434
Income taxes                                     788,420       711,444          578,912        278,514       129,843         59,868
Tax-equivalent adjustment                        105,449       121,210          134,508        143,994       168,005        191,324
-------------------------------------------  ------------  ------------   --------------  -------------  ------------   ------------
Net income                                     1,430,181     1,376,443        1,216,353        698,788       569,972        256,242
Dividends on preferred stock                      26,390        46,020           45,553         53,040        51,746         47,151
-------------------------------------------  ------------  ------------   --------------  -------------  ------------   ------------
Net income applicable to common
    stockholders before redemption premium     1,403,791     1,330,423        1,170,800        645,748       518,226        209,091
Redemption premium on preferred stock                           41,355            -              -             -              -
                                              -
-------------------------------------------  ------------  ------------   --------------  -------------  ------------   ------------
Net income applicable to common
    stockholders after redemption premium  $   1,403,791     1,289,068        1,170,800        645,748       518,226        209,091
=========================================================  ============   ==============  =============  ============   ============

PER COMMON SHARE DATA
Net income before redemption premium       $        5.04          4.72             4.30           2.53          2.34            .97
Net income after redemption premium        $        5.04          4.58             4.30           2.53          2.34            .97
Average common shares                        278,677,119   281,662,617      272,438,239    255,384,145   221,469,355    215,503,124
Average common stockholders' equity***     $   8,412,020     7,869,710        6,781,863      5,723,532     4,554,234      4,301,110
Common stock price
     High                                         58 7/8        47 5/8           51 1/2         44 7/8        30 7/8         21 3/4
     Low                                          41 3/8        39 3/8           37 7/8         29 1/2        13 3/4         13 7/8
     Year-end                              $      55 5/8        41 3/8           41 1/4         43 5/8            30         15 3/8
         To earnings ratio****                     11.04 X        8.76             9.60          17.25         12.82          15.85
         To book value                               174 %         147              154            187           141             78
Cash dividends                             $        1.96          1.72             1.50           1.28          1.12           1.08
Book value                                         31.89         28.19            26.71          23.36         21.21          19.83

BALANCE SHEET DATA
Assets                                       131,879,873   113,529,201      104,549,554     95,308,328    89,488,406     83,698,754
Long-term debt                             $   7,120,947     4,242,137        3,675,002      3,732,768     3,549,815      2,967,847
=========================================================  ============   ==============  =============  ============   ============

    *Tax-equivalent.
   **Includes merger-related restructuring charges of $94,446,000
     ($72,826,000 after tax) in the fourth quarter of 1995.
  ***Average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.
****Based on net income applicable to common stockholders before redemption premium.

Table 2
NONINTEREST INCOME
--------------------------------------------------------


                                                                           Years Ended December 31,
                                                                                --------------

(In thousands)                                  1995         1994           1993        1992           1991         1990
------------------------------------------- -----------  -------------  -----------  -----------    ----------  -----------

Trading account profits                      $   69,407   $   51,672       59,939       39,593        32,305       22,397
Service charges on deposit accounts             615,552      580,271      572,625      525,428       407,481      344,463
Mortgage banking income                         149,585       88,436      150,896      164,832       143,734      109,404
Capital management income                       397,191      330,416      306,392      263,771       216,910      187,717
Securities available for sale transactions       44,340        6,213       32,784       39,227        53,566       24,387
Investment security transactions                  4,818        4,006        7,435       (2,881)      155,048        7,884
Fees for other banking services*                159,571      130,992      100,122       79,891          --           --
Merchant discounts                              100,580       89,508       79,452       75,316        64,216       63,629
Insurance commissions                            53,843       48,076       46,717       45,959        48,755       51,205
Sundry income                                   301,621      246,323      225,426      165,412       341,234      249,940
------------------------------------------   ----------   ----------   ----------   ----------    ----------   ----------

           Total                             $1,896,508   $1,575,913    1,581,788    1,396,548     1,463,249    1,061,026
                                             ==========   ==========   ==========   ==========    ==========   ==========

* Information not available prior to 1992.


Table 3
NONINTEREST EXPENSE
--------------------------------------------------------


                                                                        Years Ended December  31,
                                                                              --------------

(In thousands)                                        1995         1994          1993        1992          1991        1990
----------------------------------------------     ----------   ----------   -----------  ----------   ----------   ----------

Personnel expense
    Salaries                                      $1,615,310    $1,435,702    1,321,416    1,218,612    1,053,789    1,034,820
    Other benefits                                   346,842       337,140      302,533      255,531      210,385      203,362
-----------------------------------------------   ----------    ----------   ----------   ----------   ----------   ----------
            Total                                  1,962,152     1,772,842    1,623,949    1,474,143    1,264,174    1,238,182
Occupancy                                            352,551       352,721      341,847      345,997      317,238      280,537
Equipment rentals, depreciation and maintenance      320,036       270,157      233,572      208,481      174,909      182,401
Advertising                                           72,205        64,737       44,390       37,545       31,967       34,984
Telephone                                             86,798        76,249       71,392       69,679       64,120       66,431
Travel                                                78,330        61,336       50,157       39,813       30,133       31,367
Postage                                               63,450        55,697       54,619       55,207       49,167       41,147
Printing and office supplies                          75,827        67,803       69,989       48,351       36,541       46,818
FDIC insurance                                       120,489       183,580      181,593      163,623      126,263       69,818
Other insurance                                       24,756        19,707       24,548       26,549       25,596       26,901
Professional fees                                    176,359       169,461       95,267       98,240       79,073       62,225
Data processing                                       71,025        72,138       89,640       78,864       67,388       33,182
Owned real estate expense                             13,981        34,544       69,050      205,963      110,471       64,371
Mortgage servicing amortization                       24,749        23,525      106,942       37,422       27,149       23,448
Other amortization                                   228,951       162,609      130,969      106,283       84,992       91,508
Merger-related restructuring charges                  94,446          --           --           --           --           --
Sundry                                               326,364       359,751      348,422      447,364      288,484      270,804
-----------------------------------------------   ----------    ----------   ----------   ----------   ----------   ----------

            Total                                 $4,092,469    $3,746,857    3,536,346    3,443,524    2,777,665    2,564,124
                                                  ==========    ==========   ==========   ==========   ==========   ==========

Overhead efficiency ratio*                             61.67%        61.07        60.60        66.13        60.49        64.18
                                                  ==========    ==========   ==========   ==========   ==========   ==========


*The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.

Table 4
SELECTED LINES OF BUSINESS*
------------------------------


                                              First Union      Other
                                        Card  Home Equity   Consumer     Capital      Capital     Mortgage
(Dollars in thousands)              Products         Bank    Banking     Markets   Management      Banking
------------------------------    ----------- ----------- ---------- ----------- ------------ -------------
Income Statement Data
     Interest income**           $   708,778      278,857  1,126,471     922,941       22,842    1,094,653
     Interest expense                281,195      159,361    601,220     671,690        1,220      808,680
     Provision for loan losses       212,708        6,361     62,166      29,354          124       25,137
     Noninterest income              107,994       30,035     26,352     265,428      397,191      149,585
------------------------------    ---------- ------------- --------- ----------- ------------ -------------

Other Data
     Net charge-offs                 171,977        3,569     49,152       8,153           -         5,439
     Average loans, net            4,827,681    2,664,311 10,988,757   7,442,955      110,277   13,798,477
     Nonperforming assets             13,066       10,640     82,414     118,177           -       101,581
     Average deposits                     -            -          -    2,317,510      579,173           -
     Assets under care                    -            -          -           -    51,226,399           -
     Assets under management              -            -          -           -    45,500,000           -
     Loans serviced                       -            -          -           -            -    51,505,000
     Origination volume          $ 6,397,661    1,224,558  6,162,978          -            -     3,800,668
     Locations                         1,290          143      1,296       1,304        1,485        1,311
==============================    ========== ============ ========== =========== ============ =============

</TABLE

  *The information contained herein represents selected lines of business data other than commercial lending and branch operations. Certain information is prepared from internal management reports.
**Tax-equivalent.




Table 5
INTERNAL CAPTIAL GROWTH AND  DIVIDEND PAYOUT RATIOS



                                                                        Years Ended December 31,

                                                     1995         1994         1993         1992         1991         1990

INTERNAL CAPITAL GROWTH*
    Assets to stockholders' equity                  13.83 X      12.86        13.64        14.43        16.49        17.19
                                      X
    Return on assets                                 1.21 %       1.29         1.22         .77          .68          .31

    Return on total stockholders' equity (a)        16.59 %      16.44        16.66        11.13        11.21         5.38
                                      X
    Earnings retained                               63.00 %      63.57        67.14        54.88        52.81        (2.50)

    Internal capital growth (a)                     10.45 %      10.45        11.18         6.11         5.92        (.13)

DIVIDEND PAYOUT RATIOS ON
    Common shares                                   35.82 %      34.16        30.25        40.61        41.91       103.06

    Preferred and common shares                     37.00 %      36.43        32.86        45.12        47.19       102.50

Return on common stockholders' equity
    before redemption premium** (a)                 16.69 %      16.91        17.26        11.28        11.38         4.86

Return on common stockholders' equity
    after redemption premium** (a)                  16.69 %      16.38        17.26        11.28        11.38         4.86


(a) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.

 *  Based on average balances and net income.

**  Based on average balances and net income applicable to common stockholders.

Table 6
SELECTED QUARTERLY DATA
--------------------------------------------------------
(Unaudited)


                                                               1995                                       1994
                                                          ---------------                             ---------------
(In thousands except
     per share data)                              Fourth     Third      Second    First      Fourth     Third     Second     First
------------------------------------------------------------------------------------------------------------------------------------

Consolidated Net Income
   Interest income                           $  2,278,414  2,252,435  2,132,530 2,022,998  1,952,073  1,844,459 1,757,056  1,677,225
   Interest expense                             1,111,571  1,068,367    976,328   895,549    823,355    714,878   654,326    600,423
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income                          1,166,843  1,184,068  1,156,202 1,127,449  1,128,718  1,129,581 1,102,730  1,076,802
   Provision for loan losses                       64,500     59,000     54,000    42,500     40,000     45,000    45,000     49,000
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income after                    1,102,343  1,125,068  1,102,202 1,084,949  1,088,718  1,084,581 1,057,730  1,027,802
     provision for loan losses
   Securities available for sale                   15,701      9,718      8,213    10,708    (5,917)      1,957     1,791      8,382
     transactions
   Investment security transactions                   777      2,591      1,233       217        411      2,286       694        615
   Noninterest income                             545,343    466,754    431,442   403,811    417,804    400,595   372,387    374,908
   Noninterest expense*                         1,137,294  1,018,641    979,992   956,542    976,559    945,850   917,203    907,245
------------------------------------------------------------------------------------------------------------------------------------
   Income before income taxes*                    526,870    585,490    563,098   543,143    524,457    543,569   515,399    504,462
   Income taxes                                   191,508    204,909    198,704   193,299    177,322    186,799   174,186    173,137
------------------------------------------------------------------------------------------------------------------------------------
   Net income                                     335,362    380,581    364,394   349,844    347,135    356,770   341,213    331,325
   Dividends on preferred stock                     4,084      4,956      5,113    12,237     12,039     11,777    11,347     10,857
------------------------------------------------------------------------------------------------------------------------------------
   Net income applicable to common
     stockholders before redemption premium       331,278    375,625    359,281   337,607    335,096    344,993   329,866    320,468
   Redemption premium on preferred stock               -         -          -         -       41,355         -         -          -
------------------------------------------------------------------------------------------------------------------------------------
   Net income applicable to common
     stockholders after redemption premium  $     331,278    375,625   359,281   337,607    293,741    344,993   329,866    320,468
====================================================================================================================================

Per Common Share Data
  Net income before redemption premium     $        1.19       1.36       1.30      1.19       1.17       1.21      1.19       1.15
  Net income after redemption premium               1.19       1.36       1.30      1.19       1.03       1.21      1.19       1.15
  Cash dividends                                     .52        .52        .46       .46        .46        .46       .40        .40
  Common stock price
     High                                         58 7/8     51 3/8     49 3/4    45 1/8     45 1/4     47 1/4    47 5/8     43 3/4
     Low                                          49 5/8     45 1/4     42 7/8    41 3/8     39 3/8     43 1/4    41 1/4     39 3/4
     Quarter-end                           $      55 5/8     51         45 1/4    43 3/8     41 3/8     43 1/4    46 1/8     41 5/8
====================================================================================================================================

Selected Ratios**
  Return on assets***                               1.06 %     1.25       1.28      1.27       1.25       1.33      1.30       1.30
  Return on common stockholders' equity
    before redemption premium****                  15.13      17.84      17.32     16.52      16.04      17.03     17.31      17.34
  Return on common stockholders' equity
    after redemption premium****                   15.13      17.84      17.32     16.52      14.06      17.03     17.31      17.34
  Stockholders' equity to assets                    7.11 %     7.07       7.39      7.40       7.74       7.89      7.67       7.79
====================================================================================================================================

First Union Corporation, As Originally
   Reported
  Net interest income                        $   827,789    841,117    814,187   779,683    779,298    776,519   751,293    726,605
  Net income                                     272,015    255,016    249,136   236,909    231,549    241,752   229,620    222,459
  Net income applicable to common
    stockholders before redemption premium       272,015    255,016    249,136   229,880    224,718    235,157   223,419    216,733
  Net income applicable to common
    stockholders after redemption premium        272,015    255,016    249,136   229,880    183,363    235,157   223,419    216,733
  Net income per common share
     before redemption premium                     1.58        1.50       1.45      1.32       1.28       1.35      1.32       1.27
  Net income per common share
     after redemption premium               $      1.58        1.50       1.45      1.32       1.04       1.35      1.32       1.27
====================================================================================================================================

    *Includes merger-related restructuring charges of
     $94,446,000 ($72,826,000 after tax) in the fourth
     quarter of 1995.
   **Based on average balances.
  ***Based on net income.
 ****Based on net income applicable to common stockholders, excluding average net unrealized gains
     (losses) on debt and equity securities.

Table 7
SELECTED SIX-YEAR DATA*
--------------------------------------------------------


                                                                             Years Ended December 31,

(Dollars in thousands)                       1995           1994              1993             1992          1991          1990
---------------------------------------  -----------------------------   ----------------------------------------------------------

MORTGAGE LOAN PORTFOLIO
    PERMANENT LOAN ORIGINATIONS
         Residential
             Direct                    $     2,879,420      3,569,451         6,276,720      4,549,392     2,206,796     1,832,758
             Wholesale                         428,071        933,214         2,431,455      2,641,656     2,657,534     2,092,646
---------------------------------------  -----------------------------   ----------------------------------------------------------
                 Total                       3,307,491      4,502,665         8,708,175      7,191,048     4,864,330     3,925,404
         Income property                       493,177        443,356           238,199        263,749       266,518       237,980
---------------------------------------  -----------------------------   ----------------------------------------------------------
                 Total                 $     3,800,668      4,946,021         8,946,374      7,454,797     5,130,848     4,163,384
======================================================================   ==========================================================

    VOLUME OF LOANS SERVICED
         Residential                   $    50,047,000     32,677,000        32,786,000     22,528,000    22,161,000    17,878,000
         Income property                     1,458,000      1,537,000         1,972,000      1,848,000     1,951,000     1,534,000
---------------------------------------  -----------------------------   ----------------------------------------------------------
                 Total                 $    51,505,000     34,214,000        34,758,000     24,376,000    24,112,000    19,412,000
======================================================================   ==========================================================

NUMBER OF OFFICES
    Banking                                      1,964          1,340             1,303            898         1,004           768
    Other                                          190            222               222            235           209           285
---------------------------------------  -----------------------------   ----------------------------------------------------------
                Total offices                    2,154          1,562             1,525          1,133         1,213         1,053
=======================================  =============================   ==========================================================

OTHER DATA
    ATMs                                         2,123          1,242             1,189            847           943           707
    Employees                                   44,536         31,858            32,861         23,459        24,203        20,521
    Common stockholders                         89,257         54,236            58,670         37,955        33,456        34,951
=======================================  =============================   ==========================================================

     *1990-1994 not restated for pooling of interests acquisitions.

Table 8
GROWTH THROUGH ACQUISITIONS
------------------------------------------------


                                                         Loans,
(In thousands)                             Assets        net       Deposits
-------------------------------------  ----------------------------------------

December 31, 1989, as reported       $     45,506,847   31,600,776  31,531,770
Pooling of interests acquisition           30,727,815   19,631,808  22,872,460
-------------------------------------  ----------------------------------------
December 31, 1989, as restated             76,234,662   51,232,584  54,404,230
1990 acquisition                            7,946,973    4,174,478   5,727,330
Growth in operations                        (482,881)    (826,039)   1,142,818
-------------------------------------  ----------------------------------------

December 31, 1990, as reported             83,698,754   54,581,023  61,274,378
1991 acquisitions                          12,322,456    7,025,621   9,921,421
Reduction in operations                   (6,532,804)  (2,881,547)   1,198,974
-------------------------------------  ----------------------------------------

December 31, 1991, as reported             89,488,406   58,725,097  72,394,773
1992 acquisitions                           3,739,039    1,773,797   3,645,316

Growth (reduction) in operations            2,080,883    (197,432)     115,711

-------------------------------------  ----------------------------------------

December 31, 1992, as reported             95,308,328   60,301,462  76,155,800
1993 acquisitions                           7,785,479    4,380,362   6,302,873
Growth (reduction) in operations            1,455,747    3,581,264   (573,240)
-------------------------------------  ----------------------------------------

December 31, 1993, as reported            104,549,554   68,263,088  81,885,433
1994 acquisitions                           4,595,762    1,238,703   4,026,375
Growth in operations                        4,383,885    8,329,202   1,953,317
------------------------------------- --------------- ------------------------

December 31, 1994, as reported            113,529,201   77,830,993  87,865,125
1995 acquisitions                          10,254,013    7,537,477   7,252,524
Growth  (reduction)  in operations          8,096,659    5,194,410 (2,562,431)
-------------------------------------  ----------------------------------------

December 31, 1995, as reported       $    131,879,873   90,562,880  92,555,218
===============================================================================

Acquisitions (those greater than $3.0 billion in acquired assets and/or deposits) include the purchase acquisitions of Florida National Banks of Florida, Inc. in 1990 and the Southeast Banks transaction in 1991; the pooling of interests acquisition of Dominion Bankshares Corporation in 1993; the purchase acquisitions of Georgia Federal Savings Bank, FSB and First American Metro Corp. in 1993; the purchase acquisition of American Savings of Florida, FSB in 1995; and the pooling of interests acquisition of First Fidelity Bancorporation on on January 1, 1996. Acquisitions consummated by acquired companies are not included herein.

Table 9
SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------

                                                                                                                         Average
December 31, 1995                    1 Year      1-5      5-10    After 10              Gross Unrealized   Amortized     Maturity
(In thousands)                      or Less    Years     Years     Years      Total     Gains    Losses      Cost       in Years
---------------------------------------------------------------------------------------------------------------------------------


Market Value
    U.S. Treasury                 $1,507,112  1,443,582      4,440    3,799  2,958,933   (6,415)    7,036  2,959,554     1.58
    U.S. Government agencies         795,915  5,978,720  1,724,404    4,925  8,503,964 (110,206)    8,318  8,402,076     3.75
    CMOs                             847,785  3,727,165    179,355      940  4,755,245  (34,593)   18,082  4,738,734     2.49
    State, county and municipal          -        2,149      1,384    9,375     12,908      -         201     13,109    14.50
    Other                            241,536    951,782     96,173  673,158  1,962,649  (97,253)   14,029  1,879,425     3.50
---------------------------------- ---------------------------------------------------------------------------------------------
        Total                     $3,392,348 12,103,398  2,005,756  692,197 18,193,699 (248,467)   47,666 17,992,898     3.03
====================================================================================================================

Market Value
    Debt securities               $3,392,348 12,103,398  2,005,756  104,120 17,605,622 (174,872)   46,818 17,477,568
    Sundry securities                    -         -          -     588,077    588,077  (73,595)      848    515,330
---------------------------------- ---------------------------------------------------------------------------------
        Total                     $3,392,348 12,103,398  2,005,756  692,197 18,193,699 (248,467)   47,666 17,992,898
====================================================================================================================

Amortized Cost
    Debt securities               $3,374,168 12,014,119  1,984,974  104,307 17,477,568
    Sundry securities                    -         -          -     515,330    515,330
---------------------------------- ---------------------------------------------------
        Total                     $3,374,168 12,014,119  1,984,974  619,637 17,992,898
======================================================================================

Weighted Average Yield
    U.S. Treasury                       6.66%     5.39       7.67     8.02       6.06
    U.S. Government agencies            6.69      6.67       6.57     6.82       6.67
    CMOs                                7.19      6.97       7.27     6.18       6.59
    State, county and municipal           -       8.80      10.24    10.28      10.03
    Other                               7.85      5.26      10.92     4.15       5.39
        Consolidated                    6.80%     6.40       6.81     6.09       6.42
=====================================================================================



                                                                                                                        Average
December 31, 1994                     1 Year     1-5      5-10     After 10               Gross Unrealized  Amortized   Maturity
(In thousands)                       or Less    Years     Years      Years      Total     Gains     Losses     Cost     in Years
--------------------------------------------------------------------------------------------------------------------------------

Market Value
    U.S. Treasury                   $1,213,646 2,953,338     2,970      -      4,169,954       (9) 154,020   4,323,965     1.70
    U.S. Government agencies           370,462 1,195,754 2,548,803   126,771   4,241,790   (9,804) 199,197   4,431,183     5.34
    CMOs                               107,156 1,166,164    75,407    21,928   1,370,655     (257)  45,777   1,416,175     3.04
    State, county and municipal           -        1,750     1,348    10,122      13,220      (24)     417      13,613     8.50
    Other                               85,333 1,294,705    20,345   337,640   1,738,023  (56,823)  63,555   1,744,755     2.83
------------------------------------ ------------------------------ --------- ----------- --------------------------------------
        Total                       $1,776,597 6,611,711 2,648,873   496,461  11,533,642  (66,917) 462,966  11,929,691     3.40
=================================================================== ========= =========== ======================================

Market Value
    Debt securities                 $1,776,597 6,611,711 2,648,873   182,344  11,219,525  (12,884) 454,023  11,660,664
    Sundry securities                     -         -         -      314,117     314,117  (54,033)   8,943     269,027
------------------------------------ ------------------------------ --------- ----------- ------------------------------
        Total                       $1,776,597 6,611,711 2,648,873   496,461  11,533,642  (66,917) 462,966  11,929,691
=================================================================== ========= =========== ==============================

Amortized Cost
    Debt securities                 $1,788,551 6,883,740 2,809,470   178,903  11,660,664
    Sundry securities                     -         -         -      269,027     269,027
------------------------------------ ------------------------------ --------- -----------
        Total                       $1,788,551 6,883,740 2,809,470   447,930  11,929,691
=================================================================== ========= ===========

Weighted Average Yield
    U.S. Treasury                         7.26%     5.65      6.05        -         6.10
    U.S. Government agencies              6.61      6.08      5.89      6.99        6.03
    CMOs                                  5.47      5.33      5.32      6.34        5.35
    State, county and municipal           -         9.09      8.08     10.54       10.11
    Other                                 7.24      6.97      5.91      4.88        6.62
        Consolidated                      7.01%     5.93      5.87      5.64        6.07
=================================================================== =======================


                                                                                                                            Average
December 31, 1993                   Year        1-5        5-10      After 10               Gross Unrealized      Market   Maturity
(In thousands)                     or Less      Years      Years       Years        Total    Gains       Losses     Value  in Years
---------------------------------- -------------------------------------------------------------------------------------------------
Carrying Value
    U.S. Treasury                 $3,335,359    2,355,889      8,445    3,336   5,703,029    3,609    (49,334)   5,657,304   1.35
    U.S. Government agencies         281,106    2,216,818  1,878,133      633   4,376,690   44,412     (6,403)   4,414,699   3.98
    CMOs                           1,017,691    1,377,790        106     -      2,395,587   13,852     (9,157)   2,400,282   1.40
    State, county and municipal         -           1,577      1,589   11,037      14,203      441        -         14,644   8.65
    Other                            453,981    1,124,617     35,680  297,876   1,912,154   99,616     (6,748)   2,005,022   2.47
---------------------------------- ---------------------------------------------------------------------------------------
        Total                     $5,088,137    7,076,691  1,923,953  312,882  14,401,663  161,930    (71,642)  14,491,951   2.31
==================================================================================================================================

Carrying Value
    Debt securities               $5,088,137    7,076,691  1,923,953   16,433  14,105,214  123,032    (64,947)  14,163,299
    Sundry securities                   -            -          -     296,449     296,449   38,898     (6,695)     328,652
---------------------------------- ----------------------------------------------------------------------------------------
        Total                     $5,088,137    7,076,691  1,923,953  312,882  14,401,663  161,930    (71,642)  14,491,951
===========================================================================================================================

Market Value
    Debt securities               $5,089,468    7,120,270  1,937,263      16,298    14,163,299
    Sundry securities                   -            -          -        328,652       328,652
---------------------------------- ------------------------------------------------------------
        Total                     $5,089,468    7,120,270  1,937,263     344,950    14,491,951
===============================================================================================

Weighted Average Yield
    U.S. Treasury                       3.95%        5.21       4.53        8.24          4.47
    U.S. Government agencies            4.86         6.32       5.67        6.71          5.95
    CMOs                                5.05         5.28       3.85        -             5.18
    State, county and municipal         -            8.30       6.04       10.56          9.83
    Other                               5.15         7.70       5.74        7.54          7.03
        Consolidated                    4.33%        5.97       5.67        7.66          5.39
================================== ===========================================================

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

There were commitments to purchase securities at a cost of $358,825,000 that had a market value of $360,254,000 at December 31, 1995. Commitments to sell securities at December 31, 1995 had a carrying value of $321,089,000. There were commitments to purchase securities at a cost of $5,551,000 that had a market value of $5,547,000 at December 31, 1994. There were no commitments to sell securities. Securities available for sale at December 31, 1993 include the carrying value of $513,390,000 of securities which have been sold for future settlement. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities in 1995 were $68,980,000 and $41,654,000, respectively and on sundry securities $17,091,000 and $77,000, respectively. Gross gains and losses realized on the sale of debt securities in 1994 were $37,924,000 and $44,607,000, respectively, and on sundry securities $14,557,000 and $1,661,000, respectively. Gross gains and losses realized on the sale of debt securities in 1993 were $36,353,000 and $10,195,000, respectively, and on sundry securities $6,802,000 and $176,000, respectively.



Table 10
INVESTMENT SECURITIES
--------------------------------------------------------

                                                                                                                             Average
December 31, 1995                            1 Year     1-5      5-10    After 10             Gross Unrealized     Market   Maturity
(In thousands)                               or Less   Years    Years     Years      Total    Gains     Losses      Value   in Years
------------------------------------------------------------------------------------------------------------------------------------


Carrying Value
     U.S. Government agencies            $    80,287   950,270  236,183      -     1,266,740   32,411   (1,157)   1,297,994     3.59
     CMOs                                     59,410   546,111     -         -       605,521   12,443       (1)     617,963     2.95
     State, county and municipal             286,591   273,754  170,614   446,052  1,177,011  131,805   (3,226)   1,305,590     7.54
     Other                                     3,825     2,600   16,821    67,098     90,344    7,713       (2)      98,055    11.54
-----------------------------------------  --------------------------------------------------------------------------------
         Total                           $   430,113 1,772,735  423,618   513,150  3,139,616  184,372   (4,386)   3,319,602     5.15
====================================================================================================================================

Carrying Value
     Debt securities                     $   430,113 1,772,735  423,618   497,309  3,123,775  184,372   (4,386)   3,303,761
     Sundry securities                           -        -        -       15,841     15,841     -         -         15,841
-----------------------------------------  ---------------------------------------------------------------------------------
         Total                           $   430,113 1,772,735  423,618   513,150  3,139,616  184,372   (4,386)   3,319,602
============================================================================================================================

Market Value
      Debt securities                    $   438,097 1,828,457  453,150   584,057  3,303,761
      Sundry securities                          -        -        -       15,841     15,841
-----------------------------------------  --------------------------------------------------
         Total                           $   438,097 1,828,457  453,150   599,898  3,319,602
=============================================================================================

Weighted Average Yield
      U.S. Government agencies                  7.29%     7.71     7.87      -          7.71
      CMOs                                      7.37      7.20     -         -          7.22
      State, county and municipal               9.55     10.84    11.25     11.80      10.95
      Other                                     6.81      7.80     7.50      9.21       8.75
          Consolidated                          8.81%     8.03     9.22     11.46       8.86
=========================================  ==================================================





                                                                                                                             Average
December 31, 1994                     1 Year         1-5        5-10      After 10              Gross  Unrealized   Market  Maturity
(In thousands)                        or Less       Years       Years       Years     Total     Gains     Losses     Value  in Years
------------------------------------------------------------------------------------------------------------------------------------

Carrying Value
     U.S. Treasury                  $   56,236     255,455       3,986      3,481    319,158        94   (14,788)    304,464   2.66
     U.S. Government agencies          837,468   1,396,876   1,409,971     16,409  3,660,724    10,676  (136,301)  3,535,099   4.20
     CMOs                              149,476   1,280,403     145,952      5,346  1,581,177        17   (63,111)  1,518,083   3.37
     State, county and municipal       528,855     449,800     225,968    542,472  1,747,095    95,491    (8,890)  1,833,696   6.13
     Other                             133,127     185,587      20,827    269,034    608,575     7,759   (15,685)    600,649   5.91
                                    ----------  ----------  ---------- ---------- ---------- --------- ---------  ----------   -----
         Total                      $1,705,162   3,568,121   1,806,704    836,742  7,916,729   114,037  (238,775)  7,791,991   4.50
                                    ==========  ==========  ========== ========== ========== ========= =========  ==========   =====

Carrying Value
     Debt securities                $1,705,162   3,568,121   1,806,704    658,592  7,738,579   110,485  (235,398)  7,613,666
     Sundry securities                    --          --          --      178,150    178,150     3,552    (3,377)    178,325
                                    ----------  ----------  ---------- ---------- ---------- --------- ---------  ----------
         Total                      $1,705,162   3,568,121   1,806,704    836,742  7,916,729   114,037  (238,775)  7,791,991
                                    ==========   ==========  ========== ========= ========== ========= ========== ==========

Market Value
      Debt securities               $1,667,535   3,473,709   1,769,848    702,574  7,613,666
      Sundry securities                   --          --          --      178,325    178,325
                                    ----------   ----------  ---------- --------- ----------
         Total                      $1,667,535   3,473,709   1,769,848    880,899  7,791,991
                                    ==========   ==========  ========== ========= ==========

Weighted Average Yield
      U.S. Treasury                       4.52%       7.26        8.90       4.48      4.57
      U.S. Government agencies            5.52        6.38        7.32       6.89      6.55
      CMOs                                5.64        6.24        6.57       6.86      6.22
      State, county and municipal        10.27        9.74       10.97      12.20     10.83
      Other                               5.28        6.36        7.22       7.41      6.62
          Consolidated                    6.95%       7.72       10.51       6.62      7.35
                                     =========   ==========  ==========  ========     =====



                                                                                                                         Average
December 31, 1993                      1 Year       1-5      5-10     After 10             Gross Unrealized    Market   Maturity
(In thousands)                         or Less     Years     Years     Years    Total      Gains     Losses    Value     in Years
----------------------------------------------------------------------------------------------------------------------------------

Carrying Value
     U.S. Treasury                  $  122,178    267,080     2,498     3,585   395,341       460      (39)    395,762    1.63
     U.S. Government agencies        1,540,583  2,646,578   166,280     3,209 4,356,650    81,740   (5,342)  4,433,048    1.96
     CMOs                               79,311    322,388    41,095      --     442,794       579     (248)    443,125    2.74
     State, county and municipal       162,145    660,358   391,032   693,556 1,907,091   227,178   (1,187)  2,133,082    7.26
     Other                             197,327    379,998    13,629   241,633   832,587    15,755     (981)    847,361    2.91
                                    ---------- ---------- --------- --------- --------- --------- --------  ----------   -----
         Total                      $2,101,544  4,276,402   614,534   941,983 7,934,463   325,712   (7,797)  8,252,378    3.37
                                    ========== ========== ========= ========= ========= ========= ========  ==========   =====

Carrying Value
     Debt securities                $2,101,544  4,276,402   614,534   709,726 7,702,206   312,732   (7,797)  8,007,141
     Sundry securities                    --         --        --     232,257   232,257    12,980     --       245,237
                                    ---------- ---------- --------- --------- --------- --------- --------  ----------
         Total                      $2,101,544  4,276,402   614,534   941,983 7,934,463   325,712   (7,797)  8,252,378
                                    ========== ========== ========= ========= ========= ========= ========= ==========

Market Value
      Debt securities               $2,133,939  4,367,756   665,643   839,803 8,007,141
      Sundry securities                   --         --        --     245,237   245,237
                                    ---------- ---------- --------- --------- ---------
         Total                      $2,133,939  4,367,756   665,643 1,085,040 8,252,378
                                    ========== ========== ========= ========= =========

Weighted Average Yield
      U.S. Treasury                      4.95%       7.81      9.41      4.24      4.53
      U.S. Government agencies           5.83        6.30      7.66      8.00      6.19
      CMOs                               6.18        5.30      6.64      --        5.58
      State, county and municipal        9.07       10.68     11.15     12.21     11.19
      Other                              5.79        6.01      7.73      7.85      6.52
          Consolidated                   6.04%       9.81     11.07      6.75      7.31
                                    ========== ========== ========== =========  =======

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


Table 11
LOANS
--------------------------------------------------------

                                                                     Years Ended December 31,


(In thousands)                                    1995           1994        1993           1992         1991          1990
-------------------------------------------------------------------------------------------------------------------------------

Commercial
     Commercial, financial and agricultural
         Taxable                              $23,897,326    21,272,227    18,899,874    15,876,374    17,131,471    17,224,533
         Nontaxable                               750,958       781,257       791,194       874,284     1,078,161     1,447,655
------------------------------                -----------   -----------   -----------   -----------   -----------   -----------
           Total commercial, financial
               and agricultural                24,648,284    22,053,484    19,691,068    16,750,658    18,209,632    18,672,188
     Real estate - construction and other       2,505,627     2,052,054     2,138,128     2,489,451     3,729,288     4,310,470
     Real estate - mortgage                     9,991,640     9,472,695     9,282,448     8,699,155     7,757,915     6,182,383
     Lease financing                            3,169,698     1,921,302     1,286,560     1,442,320     1,665,305     1,808,942
     Foreign                                      649,760       526,325       416,664       391,791       368,287       356,190
------------------------------                -----------   -----------   -----------   -----------   -----------   -----------
           Total commercial                    40,965,009    36,025,860    32,814,868    29,773,375    31,730,427    31,330,173
------------------------------                -----------   -----------   -----------   -----------   -----------   -----------

Retail
     Real estate - mortgage                    27,273,991    21,061,449    18,206,600    14,322,721    11,873,683     9,212,001
     Installment loans - Bankcard*              3,657,619     4,345,069     2,154,799          --            --            --
     Installment loans - other**               20,212,216    17,381,379    15,658,181    16,819,822    15,865,430    14,868,815
------------------------------                -----------   -----------   -----------   -----------   -----------   -----------
           Total retail                        51,143,826    42,787,897    36,019,580    31,142,543    27,739,113    24,080,816
------------------------------                -----------   -----------   -----------   -----------   -----------   -----------
           Total loans                         92,108,835    78,813,757    68,834,448    60,915,918    59,469,540    55,410,989
------------------------------                -----------   -----------   -----------   -----------   -----------   -----------

Unearned Income
     Loans                                        476,591       419,429       335,081       383,895       467,288       545,305
     Lease financing                            1,069,364       563,335       236,279       230,561       277,155       284,661
------------------------------                -----------   -----------   -----------   -----------   -----------   -----------
           Total unearned income                1,545,955       982,764       571,360       614,456       744,443       829,966
------------------------------                -----------   -----------   -----------   -----------   -----------   -----------
           Loans, net                         $90,562,880    77,830,993    68,263,088    60,301,462    58,725,097    54,581,023
                                              ===========   ===========   ===========   ===========   ===========   ===========

   *Information not available prior to 1993.
  **Installment  loans-other  include  (in  thousands)  $2,358,021;  $1,742,947;
    $1,095,565;  $798,167;  $504,763  and  $491,944 of retail  leasing  loans at
    December 31, 1995, 1994, 1993, 1992, 1991 and 1990, respectively,  that were acquired in the First Fidelity merger.


Table 12
CERTAIN LOAN MATURITIES AND SENSITIVITY
TO CHANGES IN INTEREST RATES
--------------------------------------------------------


                                                                               December 31, 1995


                                              Commercial,       Commercial
                                               Financial      Real Estate:       Commercial
                                                     and      Construction     Real Estate:
(In thousands)                              Agricultural        and Other         Mortgage           Foreign         Total
------------------------------------------------------------------------------------------------------------------------------

Fixed Rate
     1 year or less                      $   3,681,155            85,147           604,198           371,760         4,742,260
     1-5 years                               2,640,865           119,322         2,169,059            26,495         4,955,741
     After 5 years                           1,161,769           145,373         1,813,942            23,258         3,144,342
---------------------------------------- -------------   ---------------   ---------------   ---------------   ---------------
          Total                              7,483,789           349,842         4,587,199           421,513        12,842,343
---------------------------------------- -------------   ---------------   ---------------   ---------------   ---------------

Adjustable Rate
     1 year or less                          7,127,580           863,293         1,049,147           174,033         9,214,053
     1-5 years                               6,913,406           992,954         2,897,502            30,751        10,834,613
     After 5 years                           3,123,509           299,538         1,457,792            23,463         4,904,302
---------------------------------------- -------------   ---------------   ---------------   ---------------   ---------------
          Total                             17,164,495         2,155,785         5,404,441           228,247        24,952,968
---------------------------------------- -------------   ---------------   ---------------   ---------------   ---------------
          Total                           $ 24,648,284        2,505,627          9,991,640           649,760        37,795,311
======================================== =============   ===============   ===============   ===============   ===============


Table 13
ALLOWANCE FOR LOAN LOSSES AND
NONPERFORMING ASSETS
--------------------------------------------------------


                                                                                Year Ended December 31,

(In thousands)                                             1995         1994         1993          1992        1991          1990
------------------------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
 Balance, beginning of year                            $ 1,578,128    1,622,374    1,551,157    1,461,429   1,258,857      744,226
 Provision for loan losses                                 220,000      179,000      369,753      642,708     946,284      923,409
 Reversal of tax effect of acquired bank-
       related net charge-offs included in
       the provision for loan losses                          --           --           --             --     (16,386)       --

 Allowance of divested subsidiary and other sales             --           --           --             --     (10,800)      (7,769)

 Allowance of loans acquired or sold, net                   48,666       58,606      191,037       70,861     133,170      173,660
 Transfer to allowance for segregated asset losses            --           --           --        (20,000)     (13,000)       --

 Loan losses, net                                         (338,996)    (281,852)    (489,573)    (603,841)   (836,696)    (574,669)
                                                        -----------  -----------  -----------  ----------- -----------  ----------
  Balance, end of year                                 $ 1,507,798    1,578,128    1,622,374    1,551,157   1,461,429    1,258,857
                                                        ===========  ===========  ===========  =========== ===========  ==========
     (as % of loans, net)                                     1.66         2.03         2.38         2.57        2.49         2.31
                                                        ===========  ===========  ===========  =========== ===========  ==========
     (as % of nonaccrual and restructured loans)               233          248          151          105          77           76
                                                        ===========  ===========  ===========  =========== ===========  ==========
     (as % of nonperforming assets)                            182          178          115           76          55           58
                                                        ===========  ===========  ===========  =========== ===========  ==========

LOAN LOSSES
 Commercial, financial and agricultural                $   108,092      150,986      232,029      276,740     365,333      319,971
 Real estate - construction and other                        3,823       15,901       75,761      108,517     209,691      157,459
 Real estate - mortgage                                     70,906       79,741      134,522      108,778     130,394       11,137
 Installment loans - Bankcard*                             179,942       73,018       63,783         --          --           --
 Installment loans - other                                 100,018       95,046      107,081      207,812     211,764      159,764
                                                       -----------  -----------  -----------  ----------- -----------  -----------
          Total                                            462,781      414,692      613,176      701,847     917,182      648,331
                                                       -----------  -----------  -----------  ----------- -----------  -----------

LOAN RECOVERIES
 Commercial, financial and agricultural                     63,408       67,971       47,003       40,968      33,251       42,806
 Real estate - construction and other                        5,994        3,574        8,921        2,103       3,994        3,229
 Real estate - mortgage                                     12,100       16,141       18,996        6,182       4,752        1,524
 Installment loans - Bankcard*                              13,861       11,376        9,927         --          --           --
 Installment loans - other                                  28,422       33,778       38,756       48,753      38,489       26,103
                                                       -----------  -----------  -----------  ----------- -----------  -----------
          Total                                            123,785      132,840      123,603       98,006      80,486       73,662
                                                       -----------  -----------  -----------  ----------- -----------  -----------
          Loan losses, net                             $   338,996      281,852      489,573      603,841     836,696      574,669
                                                       ===========  ===========  ===========  =========== ===========  ===========
      (as % of average loans, net)                             .41          .40          .78         1.03        1.53         1.05
                                                       ===========  ===========  ===========  =========== ===========  ===========

NONPERFORMING ASSETS
    Nonaccrual loans
     Commercial loans                                 $   335,507      280,409       422,641      641,645     826,051      727,587
     Real estate and other loans                          308,574      336,796       609,711      735,632     898,642      882,407
                                                       -----------  -----------  -----------  ----------- -----------  -----------
         Total nonaccrual loans                           644,081      617,205     1,032,352    1,377,277   1,724,693    1,609,994
Restructured loans                                          3,772       19,125        40,415      104,539     177,679       39,997
Foreclosed properties                                     178,484      250,498       338,370      564,928     742,941      506,172
                                                      -----------  -----------   -----------  ----------- -----------  -----------
         Total nonperforming assets                   $   826,337      886,828     1,411,137    2,046,744   2,645,313    2,156,163
                                                      ===========  ===========   ===========  =========== ===========  ===========
     (as % of loans, net and foreclosed properties)           .91         1.14          2.06         3.36        4.45         3.91
                                                      ===========  ===========   ===========  =========== ===========  ===========
Accruing loans past due 90 days                       $   289,866      271,607       212,792      240,012     289,481      291,153
                                                      ===========  ===========   ===========  =========== ===========  ===========


*Information not available prior to 1993.

Table 14
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------


                                                                           Years Ended December 31,


                                                        1995              1994             1993             1992                1991
                                                  ----------    --------------- ---------------   ---------------    ---------------
                                                       Loans             Loans            Loans              Loans            Loans
                                                         %                  %               %                 %                 %
                                                       Total             Total            Total              Total            Total
(In millions)                                  Amt.    Loans      Amt.   Loans    Amt.    Loans     Amt.     Loans     Amt.   Loans
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------- -------------------------------------------------------------------------------
Commercial, financial and agricultural         $412       27%   $ 504      28%  $  413     28%   $  573       27%   $ 648      30%

Real estate-construction and other               57        3       93       3      171      3       256        4      234       6
Real estate - mortgage                          298       40      292      39      370     40       264       38      197      33
Installment loans - Bankcard                    243        4      188       5      101      3         -        -       -        -
Installment loans - other                       224       22      194      22      220     23       299       28      283      27
Lease financing                                   9        3        7       2        7      2         7        2        8       3
Foreign                                          35        1       24       1        8      1        11        1       16       1
Unallocated                                     230       -       276       -      332      -       141        -       75      -
==================================================== ===============================================================================
       Total                                 $1,508      100%  $1,578     100%  $1,622   100%    $1,551      100%  $1,461     100%

==================================================== ===============================================================================

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

See the "Loans" and "Allowance for Loan Losses" discussion in Management's Analysis of Operations and in Note 1 to the supplemental consolidated financial statements.

Table 15
INTANGIBLE ASSETS
--------------------------------------------------------

                                                                    Years Ended December 31,


(In thousands)                        1995            1994           1993         1992         1991         1990
-------------------------------   ----------   ---------------   ---------    ----------   ----------   ----------

Mortgage Servicing Rights         $  148,933          134,421       91,431       186,785      196,796      173,915
                                  ==========   ===============   ==========   ==========   ==========   ==========

Credit Card Premium               $   43,894           58,494        75,588       71,140       73,792       24,785
                                  ==========   ===============   ==========   ==========   ==========   ==========

Other Intangible Assets
    Goodwill                      $1,883,362         1,381,720    1,038,423      840,079      887,811      914,333
    Deposit base premium             535,373           535,531      367,209      285,207      216,621      191,097
    Other                             12,932            19,589       26,854       34,497       25,489       14,807
-------------------------------   ----------   ---------------   ----------   ----------   ----------   ----------
       Total                      $2,431,667         1,936,840    1,432,486    1,159,783    1,129,921    1,120,237
                                  ==========   ===============   ==========   ==========   ==========   ==========


Table 16
ALLOWANCE FOR FORECLOSED PROPERTIES
--------------------------------------------------------

                                                                      Years Ended December 31,


(In thousands)                                                  1995      1994      1993        1992       1991
--------------------------------------------------------  -------------------------------------------------------

Foreclosed properties                                      $   202,686   292,076   401,183    674,021     781,199
--------------------------------------------------------  ------------- ------------------------------------------

Allowance for foreclosed properties, beginning of year          41,578    62,813   109,093     38,258      10,920
Provision for foreclosed properties                            (2,756)    13,753    46,530    132,415      45,755
Transfer from (to) allowance for segregated assets                  78     2,178     4,651          -           -
Dispositions, net                                             (14,698)   (37,166)  (97,461)   (61,580)    (18,417)
--------------------------------------------------------     -----------------------------------------------------
Allowance for foreclosed properties, end of year                24,202    41,578    62,813    109,093      38,258
--------------------------------------------------------     -----------------------------------------------------
Foreclosed properties, net                                 $   178,484   250,498   338,370    564,928     742,941
========================================================  ========================================================





Table 17
DEPOSITS
--------------------------------------------------------


                                                            Years Ended December 31,


(In thousands)                    1995        1994         1993         1992          1991        1990
---------------------------- ------------ ------------ -----------   -----------  ----------  ------------

Core Deposits
   Noninterest-bearing       $17,043,223   15,917,287   16,208,214   14,583,331   12,463,681   10,705,416
   Savings and NOW accounts   24,297,270   23,263,322   21,661,410   17,652,860   14,021,445   10,061,707
   Money market accounts      13,112,918   14,376,098   15,024,464   13,835,528   12,833,961   11,115,590
   Other consumer time        31,945,313   27,402,767   25,534,358   27,211,878   28,925,361   23,576,212
---------------------------   ----------   ----------   ----------   ----------   ----------   ----------
       Total core deposits    86,398,724   80,959,474   78,428,446   73,283,597   68,244,448   55,458,925
Foreign                        3,526,771    4,802,719    1,456,828      512,793      362,477      972,439
Other time                     2,629,723    2,102,932    2,000,159    2,359,410    3,787,848    4,843,014
---------------------------   ----------   ----------   ----------   ----------   ----------   ----------
       Total deposits        $92,555,218   87,865,125   81,885,433   76,155,800   72,394,773   61,274,378
                              ==========   ==========   ==========   ==========   ==========   ==========



Table 18
TIME DEPOSITS IN AMOUNT OF $100,000 OR MORE
--------------------------------------------------------

                                                      December 31, 1995
                                                  ---------------------------
                                                      Time          Other
(In thousands)                                     Certificates      Time
--------------------------------------------      -------------- -------------
Maturity of
   3 months or less                             $      2,961,453     390,340
   Over 3 months through 6 months                      1,313,023      33,295
   Over 6 months through 12 months                     1,096,910      27,348
   Over 12 months                                      1,340,372      20,921
--------------------------------------------      --------------- ------------
       Total                                    $      6,711,758      471,904
============================================   ================== ============



Table 19
CAPITAL RATIOS
--------------------------------------------------------


                                                                            Years Ended December 31,
(In thousands)                                     1995           1994          1993          1992          1991          1990
-------------------------------------------   --------------  ------------- ------------- ------------- ------------- -------------

CONSOLIDATED CAPITAL RATIOS*
    Qualifying Capital
        Tier 1 capital                     $      6,551,148      4,466,670     4,342,664     3,189,276     2,441,839     1,901,657
        Total capital                            11,212,378      7,450,602     6,960,671     4,948,156     3,799,073     3,153,733

    Adjusted risk-based assets                   98,966,217     57,593,799    47,529,159    34,573,794    32,314,244    29,121,464

    Adjusted leverage ratio assets         $    119,420,752     73,011,243    70,785,664    48,671,501    45,955,064    38,833,477

    Ratios
        Tier 1 capital                                 6.62%          7.76          9.14          9.22          7.56          6.53
        Total capital                                 11.33          12.94         14.64         14.31         11.76         10.83
        Leverage                                       5.49           6.12          6.13          6.55          5.31          4.90

    Stockholders' Equity to Assets
        Year-end                                       6.86           6.98          7.36          6.99          6.51          6.05
        Average                                        7.23%          7.52          7.11          6.89          6.29          6.22
===========================================   ============================= ============= ============= ============= =============

BANK CAPITAL RATIOS
    Tier 1 capital
        First Union National Bank of
                Florida                                7.39%          7.95          9.13          9.38          8.79          6.44
                Georgia                                6.69           8.26          9.58          8.14          6.06          6.51
                Maryland                              11.36          20.53         15.78            -             -             -
                North Carolina                         6.31           7.32          8.24          7.22          6.45          6.87
                South Carolina                         8.42           7.88          7.55          7.88          6.85          6.46
                Tennessee                             11.12          12.76         12.43         24.03          6.57          7.50
                Virginia                               7.41           9.21         10.77            -             -             -
                Washington, D.C.                      13.77          16.75         14.23            -             -             -
            First Union National Bank                  9.16             -             -             -             -             -
            First Union Bank of Connecticut           12.60             -             -             -             -             -
            First Union Bank of Delaware              25.45             -             -             -             -             -
            First Union Home Equity Bank               7.50           7.60            -             -             -             -

    Total capital
        First Union National Bank of
                Florida                               10.72          10.76         10.83         11.10         10.61          8.56
                Georgia                               10.62          11.18         12.62         11.05          7.62          8.23
                Maryland                              12.62          21.81         17.07            -             -             -
                North Carolina                         9.92          10.69         11.35         10.60          7.99          8.39
                South Carolina                        11.79          12.15         11.82         10.89          8.25          7.84
                Tennessee                             12.38          14.02         13.69         25.29          7.84          8.55
                Virginia                              10.57          13.11         13.08            -             -             -
                Washington, D.C.                      15.03          18.03         15.52            -             -             -
            First Union National Bank                 10.95             -             -             -             -             -
            First Union Bank of Connecticut           13.88             -             -             -             -             -
            First Union Bank of Delaware              26.74             -             -             -             -             -
            First Union Home Equity Bank              10.09          12.10            -             -             -             -

    Leverage
        First Union National Bank of
                Florida                                5.18           5.91          5.79          5.62          4.91          4.91
                Georgia                                5.54           5.69          5.67          6.58          4.91          4.78
                Maryland                               9.32          12.82          9.04            -             -             -
                North Carolina                         5.72           6.10          5.52          5.46          4.91          4.97
                South Carolina                         6.24           5.77          5.56          5.93          5.39          4.82
                Tennessee                              7.64           8.47          8.05         25.10          7.34          8.22
                Virginia                               6.17           7.10          6.89            -             -             -
                Washington, D.C.                       6.32           8.33          6.06            -             -             -
            First Union National Bank                  7.43             -             -             -             -             -
            First Union Bank of Connecticut            8.30             -             -             -             -             -
            First Union Bank of Delaware              17.20             -             -             -             -             -
            First Union Home Equity Bank               6.48%         7.22             -             -             -             -
===========================================   ============================= ============= ============= ============= =============

  * Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The 1990-1994 capital ratios presented herein have not been restated to reflect pooling of interests acquisitions.

Table 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*

                                                     Weighted
                                                   Average Rate        Estimated
December 31, 1995                      Notional                    Maturity    Fair
(In thousands)                          Amount   Receive   Pay     In Years    Value    Comments
Asset Rate Conversions
  Interest rate swaps               $11,282,355   6.35 %    5.83 %   1.27              Converts floating rate loans to fixed rate.
    Carrying amount                                                       $   19,713   Adds to liability sensitivity.  Similar
    Unrealized gross gain                                                    113,314   characteristics to a fixed income security
    Unrealized gross loss                                                    (22,237)  funded with variable rate liabilities.
        Total                                                                110,790   Includes $6.3 billion of indexed amortizing
                                                                                       swaps, with $2.8 billion maturing within 3
                                                                                       years and $3.5 billion within 4.75 years.

  Forward bullet
  interest rate swaps                 6,120,000   5.97         -     1.96              Converts floating rates on loans to fixed
    Carrying amount                                                              -     rates at higher than current yields in future
    Unrealized gross gain                                                     38,428   periods.  $63 million effective March 1996;
    Unrealized gross loss                                                        -     $6.0  billion effective December 1996; $57
        Total                                                                 38,428   million effective March 1997.
  Total asset rate conversions      $17,402,355   6.22 %    5.83 %   1.51   $149,218

Liability Rate Conversions
  Interest rate swaps               $ 5,127,000   6.89 %    5.76 %   5.83              Converts $5.1 billion of fixed rate long-term
    Carrying amount                                                         $  9,627   debt to floating rate by matching the
    Unrealized gross gain                                                    224,927   maturity of the swap to the debt issue. Rate
    Unrealized gross loss                                                     (7,718)  sensitivity remains unchanged due to the
        Total                                                                226,836   direct linkage of the swap to the debt issue.
                                                                                       Also converts $42 million of fixed
                                                                                       rate CD's to variable rate.

  Other financial instruments          180,000      -         -      6.33              Miscellaneous purchased option-based products
    Carrying amount                                                           (2,224)  for liability management purposes include $5
    Unrealized gross gain                                                        -     million of options on swaps, $25 million of
    Unrealized gross loss                                                       (130)  eurodollar caps and $150 million of
        Total                                                                 (2,354)  eurodollar floors.
  Total liability rate conversions  $ 5,307,000   6.89 %    5.76 %   5.84   $224,482

Asset Hedges
  Short eurodollar futures          $ 1,016,000     -  %    5.81 %    .29              Hedges market values of U.S. Treasury notes
    Carrying amount                                                         $    -     in the available-for-sale portfolio. $788
    Unrealized gross gain                                                        -     million effective March 1996; $164 million
    Unrealized gross loss                                                     (1,391)  effective June 1996; $64 million effective
        Total                                                                 (1,391)  September 1996.
  Total asset hedges                $ 1,016,000     -  %    5.81 %    .29    $(1,391)





                                                           (Continued)

Table 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*

                                                              Weighted
                                                            Average Rate                  Estimated
December 31, 1995                          Notional                                 Maturity       Fair
(In thousands)                              Amount       Receive          Pay       In Years       Value     Comments

Rate Sensitivity Hedges
  Put options on eurodollar futures     $    4,252,000          -     %     7.87 %        .33               (1)
    Carrying amount                                                                           $      624
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                           (624)
        Total                                                                                      -

  Interest rate cap                            67,200          -          -              .43                (2)
    Carrying amount                                                                                   81
    Unrealized gross gain                                                                              6
    Unrealized gross loss                                                                            (50)
        Total                                                                                         37

  Short eurodollar futures                   2,000,000          -           5.60          .22               (3)
    Carrying amount                                                                                -
    Unrealized gross gain                                                                          -
    Unrealized gross loss                                                                          (1,378)
        Total                                                                                      (1,378)

  Long eurodollar futures                   23,355,000           5.56      -             1.40               (4)
    Carrying amount                                                                                -
    Unrealized gross gain                                                                          19,255
    Unrealized gross loss                                                                          -
        Total                                                                                      19,255
  Total rate sensitivity hedges         $   29,674,200           5.56 %     7.14 %       1.16    $   17,914

Offsetting Positions
  Interest rate floors                  $     800,000           6.16 %     6.16 %        .45                (5)
    Carrying amount                                                                            $    (524)
    Unrealized gross gain                                                                           2,362
    Unrealized gross loss                                                                          (1,838)
        Total                                                                                      -

  Prime/federal funds cap                    4,000,000           5.90       5.90          .27               (6)
    Carrying amount                                                                                  448
    Unrealized gross gain                                                                           1,353
    Unrealized gross loss                                                                          (1,801)
        Total                                                                                      -
  Total offsetting positions            $    4,800,000           5.95 %     5.95 %        .30     $  -





(1) Paid a premium for the right to lock in the 3 month LIBOR reset rates on pay variable rate swaps and short-term liabilities
$2.4 billion effective March 1996; $1.9 billion effective June 1996.



(2) Purchased LIBOR caps; $50 million converts floating rate liabilities to fixed if short-term rates rise above 8 percent; $17 million uncaps a LIBOR-based, asset-backed security at 11.72 percent.



(3) Locks in the 3 month LIBOR reset rates on pay variable rate swaps. Effective March 1996.




(4) Converts floating rate LIBOR - based loans to fixed rate. Adds to liability sensitivity. Similar characteristics to fixed income security funded with variable rate liabilities. $4.9 billion effective December 1996; $5.0 billion effective March 1997; $4.9 billion effective
June 1997; $8.6 billion effective September 1997.



(5) Consists of $800 million of interest rate floors, of which $400 million were purchased and offset by $400 million sold, locking in gains to be amortized over the remaining life of the contracts.



(6) In December 1994, the corporation offset an existing federal funds cap (purchased) and a prime rate cap (written) position by simultaneously purchasing a prime rate cap and writing a federal funds cap at strikes of 6.0 percent and 3.25 percent, respectively. The notional amount of each cap is $1.0 billion. Lock in losses to be amortized over the remaining life of the contracts.

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

Table 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*

                                                             Weighted
                                                            Average Rate                   Estimated
December 31, 1994                          Notional                                 Maturity       Fair
(In thousands)                              Amount       Receive          Pay       In Years       Value       Comments
Asset Rate Conversions
  Interest rate swaps                   $   10,322,216      5.71 %       6.13 %       2.08                     (1)
    Carrying amount                                                                            $      8,917
    Unrealized gross gain                                                                            12,699
    Unrealized gross loss                                                                          (476,815)
        Total                                                                                      (455,199)


  Forward interest rate swaps                1,200,000      7.93           -           1.63                    (2)
    Carrying amount                                                                                     -
    Unrealized gross gain                                                                               -
    Unrealized gross loss                                                                            (7,071)
        Total                                                                                        (7,071)
  Total asset rate conversions          $   11,522,216       5.94 %       6.13 %       2.04     $   (462,270)

Liability Rate Conversions
  Interest rate swaps                   $    4,026,500       6.90 %       6.49 %       5.20                     (3)
    Carrying amount                                                                             $    18,960
    Unrealized gross gain                                                                             1,685
    Unrealized gross loss                                                                          (220,348)
        Total                                                                                      (199,703)

  Other financial instruments                  392,000         -            -             3.46                 (4)
    Carrying amount                                                                                   1,902
    Unrealized gross gain                                                                               -
    Unrealized gross loss                                                                            (1,792)
        Total                                                                                          110
  Total liability rate conversions      $    4,418,500        6.90 %       6.49 %       5.04    $  (199,593)

Asset Hedges
  Short T-bill futures                  $    1,200,000          -   %       7.01 %        .42                 (5)
    Carrying amount                                                                             $     -
    Unrealized gross gain                                                                              555
    Unrealized gross loss                                                                              -
        Total                                                                                          555

  Long Eurodollar futures                     800,000          6.50        -              .43                  (6)
    Carrying amount                                                                                    -
    Unrealized gross gain                                                                              -
    Unrealized gross loss                                                                            (2,410)
        Total                                                                                        (2,410)
  Total asset hedges                    $    2,000,000         6.50 %       7.01 %        .42   $    (1,855)





(1) Converts floating rate loans to fixed rate. Adds to liability sensitivity. Similar characteristics to a fixed income security funded with variable rate liabilities. Includes $4.3 billion of indexed amortizing swaps, all of which mature within four years.



(2) Converts floating rates on loans to fixed rates at higher than current yields for future periods. $200 million effective March 1995 and $1.0 billion effective September 1995. Put options on forward swaps referenced under "Rate Sensitivity Hedges" are linked to this item.




(3) Converts fixed rate long-term debt to floating rate by matching maturity of the swap to the debt issue. Rate sensitivity remains unchanged due to the linkage of the swap to the debt issue.



(4) Miscellaneous option-based products for liability management purposes include $35 million of options on swaps, $207 million eurodollar caps and $150 million of eurodollar floors. These instruments were assumed as a result of certain of the corporation's acquisitions.



(5) Converts the maturity of $200 million U.S. Treasury bills in the available for sale portfolio from June 1995 to March 1995 and $1.0 billion U.S. Treasury bills from September 1995 to June 1995.



(6) Locks in the rate of a portion of the Mortgage-backed securities portfolio.

Table 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*

                                                             Weighted
                                                            Average Rate                                Estimated
December 31, 1994                          Notional                                              Maturity       Fair
(In thousands)                              Amount       Receive          Pay                    In Years       Value       Comment
Rate Sensitivity Hedges
  Put options on eurodollar futures     $   27,181,000          -     %       8.05 %                     .56                (1)
    Carrying amount                                                                                            $   21,524
    Unrealized gross gain                                                                                          12,322
    Unrealized gross loss                                                                                             -
        Total                                                                                                      33,846


  Put options on forward swaps               1,000,000          -             8.08                       .72                 (2)
    Carrying amount                                                                                                 3,721
    Unrealized gross gain                                                                                           3,514
    Unrealized gross loss                                                                                             -
        Total                                                                                                       7,235


  Interest rate cap                             50,000          -            -                          1.16                 (3)
    Carrying amount                                                                                                   356
    Unrealized gross gain                                                                                             -
    Unrealized gross loss                                                                                            (181)
        Total                                                                                                         175


  Long eurodollar futures                       25,000           5.31        -                           .20                 (4)
    Carrying amount                                                                                                   -
    Unrealized gross gain                                                                                             -
    Unrealized gross loss                                                                                           (120)
        Total                                                                                                       (120)
  Total rate sensitivity hedges         $   28,256,000           5.31 %       8.05 %                     .56   $  41,136

Offsetting Positions
  Interest rate floors                  $      800,000           6.44 %       6.44 %                    1.45                 (5)
    Carrying amount                                                                                            $  (1,675)
    Unrealized gross gain                                                                                          2,336
    Unrealized gross loss                                                                                          (661)
        Total                                                                                                        -

  Prime/federal funds cap                    4,000,000           4.63         4.63                      1.27                (6)
    Carrying amount                                                                                                1,611
    Unrealized gross gain                                                                                            23
    Unrealized gross loss                                                                                        (2,120)
        Total                                                                                                      (486)
  Total offsetting positions            $    4,800,000           4.93 %       4.93 %                    1.30   $   (486)



(1) Paid a premium for the right to lock in the 3 month LIBOR reset rates on pay variable rate swaps and short-term liabilities. $1.7 billion effective March 1995; $12.5 billion efffective June 1995; and $13.0 billion effective September 1995.



(2) Paid a premium for the right to terminate $1.0 billion of forward interest rate swaps based on interest rates in effect in September 1995. Reduces liability sensitivity.




(3) Purchased cap to convert floating rate liabilities to fixed rate if short-term rates rise above 8 percent.





(4) Locks in the rate of the future placement of 3 month eurodollar deposits.






(5) Consists of $800 million of interest rate floors, of which $400 million were purchased and offset by $400 million sold, locking in gains to be amortized over the remaining life of the contracts.


(6) In December 1994, the corporation offset an existing federal funds cap (purchased) and a prime rate cap (written) position by simultaneously purchasing a prime rate cap and writing a federal funds cap at strikes of 6.00 percent and 3.25 percent, respectively. The notional amount of each cap is $1.0 billion. Locks in losses to be amortized over the remaining life of the contracts.





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

Table 21
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES*
------------------------------------------------------------------------

December 31, 1995                     1 Year            1 -2           2 -5            5 -10         After 10
(In thousands)                        or Less          Years          Years            Years          Years          Total
---------------------------------  ------------   ------------  -------------   -------------   ------------   -------------

Asset Rate Conversions
  Notional amount                 $  6,249,009      10,026,072      1,127,274            --             --       17,402,355
  Weighted average receive rate           6.26 %          6.27           5.49            --             --             6.22
  Estimated fair value            $     43,801         109,675         (4,258)           --             --          149,218
                                  ------------    ------------   ------------    ------------   ------------   ------------

Liability Rate Conversions
  Notional amount                 $    854,000         408,000      1,070,000       2,475,000        500,000      5,307,000
  Weighted average receive rate           6.59 %          6.82           6.44            7.27           6.68           6.89
  Estimated fair value            $     18,383           9,037         19,576         162,706         14,780        224,482
                                  ------------    ------------   ------------    ------------   ------------   ------------

Asset Hedges
  Notional amount                 $  1,016,000            --             --              --             --        1,016,000
  Weighted average receive rate           --  %           --             --              --             --              --
  Estimated fair value            $     (1,391)           --             --              --             --           (1,391)
                                  ------------    ------------   ------------    ------------   ------------   ------------

Rate Sensitivity Hedges
  Notional amount                 $ 11,169,000      18,505,200           --              --             --       29,674,200
  Weighted average receive rate           5.31 %          5.62           --              --             --             5.56
  Estimated fair value            $      1,203          16,711           --              --             --           17,914
                                  ------------    ------------   ------------    ------------   ------------   ------------

Offsetting Positions
  Notional amount                 $  4,800,000            --             --             --             --        4,800,000
  Weighted average receive rate           5.95 %          --             --             --             --             5.95
  Estimated fair value            $         --            --             --             --             --              --
                                  ============    ============   ============    ============   ============   ============



December 31, 1994                     1 Year          1 -2            2 -5            5 -10          After 10
(In thousands)                        or Less        Years            Years           Years           Years             Total
--------------------------------- -------------   -------------  -------------   -------------   -------------    --------------


Asset Rate Conversions
  Notional amount                 $  2,036,623       3,807,490       5,678,103            --              --        11,522,216
  Weighted average receive rate           5.81 %          7.19            5.15            --              --              5.94
  Estimated fair value            $    (25,724)        (57,775)       (378,771)           --              --          (462,270)
                                  ------------    ------------    ------------    ------------    ------------    ------------

Liability Rate Conversions
  Notional amount                 $  1,116,500         344,000         983,000       1,225,000         750,000       4,418,500
  Weighted average receive rate           6.98 %          6.23            6.60            7.58            6.52            6.90
  Estimated fair value            $    (23,382)         (7,410)        (37,280)        (24,229)       (107,292)       (199,593)
                                  ------------    ------------    ------------    ------------    ------------    ------------

Asset Hedges
  Notional amount                 $  2,000,000            --              --              --              --         2,000,000
  Weighted average receive rate           6.50 %          --              --              --              --              6.50
  Estimated fair value            $     (1,855)           --              --              --              --            (1,855)
                                  ------------    ------------    ------------    ------------    ------------    ------------

Rate Sensitivity Hedges
  Notional amount                 $ 28,206,000          50,000            --              --              --        28,256,000
  Weighted average receive rate           5.31 %            --            --              --              --              5.31
  Estimated fair value            $     40,961             175            --              --              --            41,136
                                  ------------    ------------    ------------    ------------    ------------    ------------

Offsetting Positions
  Notional amount                 $       --         4,800,000            --              --              --         4,800,000
  Weighted average receive rate           --   %          4.93            --              --              --              4.93
  Estimated fair value            $       --              (486)           --              --              --              (486)
                                  ============    ============    ============    ============    ============    ============

* Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table. Weighted average pay rates are indicated in Table 20.

Table 22
OFF-BALANCE SHEET DERIVATIVES ACTIVITY*
------------------------------------------------------------------------

                                                                                         Rate
                              Asset Rate   Liability Rate   Basis         Asset        Sensitivity      Offsetting
(In thousands)               Conversions     Conversions   Protection     Hedges         Hedges          Positions       Total
------------------------    -------------- -------------- ------------ ------------  ----------------  -------------  -------------


Balance, December 31, 1993   $ 18,334,640    4,408,173    6,000,000       750,000      23,543,000         800,000     53,835,813
Additions                       2,877,000    2,153,000         --      11,050,000      44,907,643       2,000,000     62,987,643
Maturities/Amortizations       (7,295,424)  (1,656,673)        --      (3,000,000)    (34,694,643)           --      (46,646,740)
Offsets                              --           --     (2,000,000)         --              --         2,000,000           --
Terminations                   (2,394,000)    (486,000)  (4,000,000)   (6,800,000)     (5,500,000)           --      (19,180,000)
                              ------------ -----------  ------------  ------------    ------------    ------------   ------------
Balance, December 31, 1994     11,522,216    4,418,500         --       2,000,000      28,256,000       4,800,000     50,996,716
Additions                       9,760,147    2,298,000         --       4,245,000      55,466,631            --       71,769,778
Maturities/Amortizations       (3,455,617)  (1,409,500)        --      (4,229,000)    (48,625,705)           --      (57,719,822)
Terminations                     (424,391)        --           --      (1,000,000)     (5,422,726)           --       (6,847,117)
                              ------------ ----------- ------------  ------------    ------------    ------------   ------------
Balance, December 31, 1995   $ 17,402,355    5,307,000         --       1,016,000      29,674,200       4,800,000     58,199,555
                             ============  =========== ============  ============    ============    ============   ============


*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.





Table 23
INTEREST DIFFERENTIAL
------------------------------------------------------------------------

                                                          1995 Compared to 1994                 1994 Compared to 1993


                                                   Interest                             Interest
                                                     Income/            Variance          Income/            Variance
                                                    Expense         Attributable to**     Expense          Attributable to**
(in thousands)                                      Variance      Rate        Volume      Variance        Rate            Volume
-----------------------------------------------  ------------  ----------  ----------- ------------   ------------    -----------

Earning Assets
   Interest-bearing bank balances               $   (39,098)     3,005      (42,103)       (22,585)        12,223        (34,808)
   Federal funds sold and securities
      purchased under resale agreements              73,872     30,735      43,137         23,941         11,435         12,506
   Trading account assets*                           28,908      5,638      23,270         20,186         16,072          4,114
   Securities available for sale*                   (31,547)   107,631    (139,178)       332,088         56,844        275,244
   Investment securities*:
       US Government and other                       48,207     40,922       7,285       (346,051)       (24,064)      (321,987)
       State, county, and municipal                 (39,635)    (4,407)    (35,228)         4,482         (5,301)         9,783
-----------------------------------------------------------  ---------   ---------    -----------    -----------    -----------
           Total                                      8,572     36,515     (27,943)      (341,569)       (29,365)      (312,204)
-----------------------------------------------------------  ---------   ---------    -----------    -----------    -----------
   Loans*                                         1,399,096    333,910   1,065,186        603,926        (38,113)       642,039
-----------------------------------------------------------  ---------   ---------    -----------    -----------    -----------
           Total earning assets                 $ 1,439,803    517,434     922,369        615,987         29,096        586,891
===========================================================  =========   =========    ===========    ===========    ===========

Interest- Bearing Liabilities
   Deposits                                         807,284    587,167     220,117        102,056          5,068         96,988
   Short-term borrowings                            320,719    174,795     145,924        156,380         89,061         67,319
   Long-term debt                                   130,830     20,865     109,965         52,594         28,385         24,209
-----------------------------------------------------------  ---------   ---------    -----------    -----------    -----------
           Total interest-bearing liabilities     1,258,833    782,827     476,006        311,030        122,514        188,516
===========================================================  =========   =========    ===========    ===========    ===========
      Net interest income                       $   180,970   (265,393)    446,363        304,957        (93,418)       398,375
===========================================================  =========   =========    ===========    ===========    ===========

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

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES
------------------------------------------------------------------------

                                                           YEAR ENDED 1995                    YEAR ENDED 1994
                                                        --------------------                -------------------

                                                               Interest     Average                    Interest      Average
                                                Average         Income/      Rates       Average        Income/        Rates
(In thousands)                                 Balances         Expense    Earned/Paid   Balances       Expense     Earned/Paid
---------------------------------------   ---------------    ------------ ------------ -----------    ----------    ----------

ASSETS
Interest-bearing bank balances              $    475,771         25,946       5.45%   $ 1,272,933         65,044       5.11 %
Federal funds sold and securities
    purchased under resale agreements          2,265,686        130,759       5.77      1,390,819         56,887       4.09
Trading account assets (a) (d)                 1,537,655         96,677       6.29      1,154,787         67,769       5.87
Securities available for sale (a) (d)         11,211,947        718,499       6.41     13,541,857        750,046       5.54
Investment securities (a) (d)
    U.S. Government and other                  6,026,734        403,513       6.70      5,912,052        355,306       6.01
    State, county and municipal                1,488,009        162,780      10.94      1,806,142        202,415      11.21


          Total investment securities          7,514,743        566,293       7.54      7,718,194        557,721       7.23

Loans (a) (b) (d)
    Commercial
        Commercial, financial and
           agricultural                       22,634,368      1,792,003       7.92    19,796,537      1,548,958       7.82
        Real estate - construction and
           other                               2,265,962        210,524       9.29     1,980,354        153,918       7.77
        Real estate - mortgage                 9,826,476        872,605       8.88     9,441,337        766,483       8.12
        Lease financing                        1,416,042        130,647       9.23       860,642         76,580       8.90
        Foreign                                  613,855         43,243       7.04       547,675         29,583       5.40


          Total commercial                    36,756,703      3,049,022       8.30   32,626,545      2,575,522       7.89

    Retail
        Real estate - mortgage                23,389,576      1,785,710       7.63   19,171,920      1,406,905       7.34
        Installment loans - Bankcard (c)       4,370,403        631,555      14.45    2,949,165        415,630      14.09
        Installment loans - other             18,748,715      1,787,365       9.53   15,978,276      1,456,499       9.12


          Total retail                        46,508,694      4,204,630       9.04   38,099,361      3,279,034       8.61


          Total loans                         83,265,397      7,253,652       8.71   70,725,906      5,854,556       8.28


          Total earning assets               106,271,199      8,791,826       8.27   95,804,496      7,352,023       7.67


Cash and due from banks                        5,003,881                              4,861,732
Other assets                                   6,867,006                              5,746,875


          Total assets                      $118,142,086                           $106,413,103


LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts                  23,047,127        588,161       2.55   21,785,954        463,870       2.13
    Money market accounts                     13,269,875        387,635       2.92   14,619,988        351,943       2.41
    Other consumer time                       29,779,347      1,538,455       5.17   25,215,788      1,042,233       4.13
    Foreign                                    3,088,832        178,146       5.77    1,968,960         90,856       4.61
    Other time                                 2,571,123        160,931       6.26    1,963,031         97,142       4.95


          Total interest-bearing deposits     71,756,304      2,853,328       3.98   65,553,721      2,046,044       3.12
Federal funds purchased and securities
    sold under repurchase agreements          10,324,539        595,920       5.77    8,868,625        382,268       4.31
Commercial paper                               1,053,037         60,111       5.71      849,588         35,278       4.15
Other short-term borrowings                    2,649,027        160,619       6.06    1,463,162         78,385       5.36
Long-term debt                                 5,707,257        381,837       6.69    4,009,128        251,007       6.26

          Total interest-bearing
              liabilities                     91,490,164      4,051,815       4.43   80,744,224      2,792,982       3.46


Noninterest-bearing deposits                  15,518,337                             15,206,362
Other liabilities                              2,588,347                              2,189,378
Stockholders' equity                           8,545,238                              8,273,139

          Total liabilities and
             stockholders' equity           $118,142,086                           $106,413,103


Interest income and rate earned                           $  8,791,826        8.27 %              $  7,352,023       7.67 %
Interest expense and rate paid                               4,051,815        3.81                   2,792,982       2.92


Net interest income and margin                            $  4,740,011        4.46 %              $  4,559,041       4.75 %





(a)Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent in 1993 through 1995, and 34 percent in 1991 and 1992; a North Carolina state tax rate of 7.75 percent in 1995, 7.8275 percent in 1994, 7.905 percent in 1993, 7.9825 percent in 1992, and 8.06 percent in 1991; a Georgia and Tennessee state rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent in 1991 through 1995; a Maryland state tax rate of 7 percent in 1993 through 1995; and a Washington, D.C. tax rate of 9.975 percent in 1995 and 10.25 percent in 1994 and 1993, respectively.


                        YEAR ENDED 1993                           YEAR ENDED 1992                          YEAR ENDED 1991
                     --------------------                   -----------------------                   -----------------------

                     Interest        Average                         Interest    Average                      Interest    Average
     Average          Income/         Rates            Average       Income/      Rates        Average         Income/     Rates
     Balances        Expense       Earned/Paid         Balances     Expense    Earned/Paid    Balances       Expense   Earned/Paid
-----------------  ------------- ---------------    ------------- ----------- ------------- -------------  ----------  -----------


$     2,007,712         87,629         4.36 %  $    3,069,633      146,462       4.77 %    $   2,308,668        151,533     6.56 %

      1,045,429         32,946         3.15         2,105,693       77,053       3.66          2,008,998        119,697     5.96
      1,074,861         47,583         4.43           613,521       33,044       5.39            640,336         44,571     6.96
      8,327,713        417,958         5.02         3,042,895      196,681       6.46            -               -            -

     11,146,829        701,357         6.29        11,118,731      813,188       7.31         13,382,040      1,187,609     8.87
      1,720,005        197,933        11.51         2,068,583      237,659      11.49          2,652,599        275,742    10.40
  --------------    -----------                  ------------- ------------                 ------------   -------------

     12,866,834        899,290         6.99        13,187,314    1,050,847       7.97         16,034,639      1,463,351     9.13
  --------------    -----------                  ------------- ------------                 ------------   -------------



     17,630,957      1,363,711         7.73        17,301,641    1,397,324       8.08         18,138,917      1,684,488     9.29

      2,543,279        152,094         5.98         2,945,597      173,411       5.89          3,494,022        259,836     7.44
      8,474,559        661,130         7.80         8,066,965      667,087       8.27          7,100,245        655,025     9.23
        793,381         76,840         9.69         1,093,294       86,712       7.93          1,259,617        128,215    10.18
        384,786         18,664         4.85           329,076       19,077       5.80            307,222         21,690     7.06
  --------------    -----------                  ------------- ------------                 ------------   -------------

     29,826,962      2,272,439         7.62        29,736,573    2,343,611       7.88         30,300,023      2,749,254     9.07
  --------------    -----------                  ------------- ------------                 ------------   -------------

     14,864,444      1,168,278         7.86        12,317,891    1,104,654       8.97          9,406,448        945,393    10.05
      2,128,802        324,510        15.24           -             -              -                   -               -     -
     16,176,170      1,485,403         9.18        16,645,847    1,800,308      10.82         15,137,554      1,725,606    11.40
  --------------    -----------                  ------------- ------------                 ------------   -------------

     33,169,416      2,978,191         8.98        28,963,738    2,904,962      10.03         24,544,002      2,670,999    10.88
  --------------    -----------                  ------------- ------------                 ------------   -------------

     62,996,378      5,250,630         8.33        58,700,311    5,248,573       8.94         54,844,025      5,420,253     9.88
  --------------    -----------                  ------------- ------------                 ------------   -------------

     88,318,927      6,736,036         7.63        80,719,367    6,752,660       8.37         75,836,666      7,199,405     9.49
                    ===========    =========                   =======================                     ============= =========

      5,092,753                                     4,252,712                                  3,737,676
      6,198,758                                     5,648,764                                  4,247,857
  --------------                                 -------------                              ------------

$    99,610,438                                $   90,620,843                              $  83,822,199
  ==============                                 =============                              ============




     18,857,865        407,579         2.16        15,390,096      458,106       2.98         11,700,049        521,608     4.46
     14,264,113        328,167         2.30        13,553,818      401,394       2.96         11,589,761        589,395     5.09
     26,444,207      1,091,109         4.13        26,809,254    1,373,684       5.12         26,251,514      1,803,055     6.87
        798,027         27,789         3.48           361,863       22,381       6.18            622,583         51,370     8.25
      2,078,150         89,344         4.30         3,591,178      184,559       5.14          4,456,165        301,670     6.77
  --------------    -----------                  ------------- ------------                 ------------   -------------

     62,442,362      1,943,988         3.11        59,706,209    2,440,124       4.09         54,620,072      3,267,098     5.98

      8,206,273        294,962         3.59         5,536,779      212,780       3.84          8,084,685        471,766     5.84
        484,074         12,772         2.64           483,358       15,207       3.15            765,575         44,595     5.83
        810,033         31,817         3.93           749,590       33,108       4.42            541,955         34,101     6.29
      3,597,957        198,413         5.51         3,527,853      240,461       6.82          3,192,477        253,325     7.94
  --------------    -----------                  ------------- ------------                 ------------   -------------

     75,540,699      2,481,952         3.29        70,003,789    2,941,680       4.20         67,204,764      4,070,885     6.06
                    ===========    =========                   =======================                     ============= =========

     14,388,027                                    12,240,490                                  9,982,548
      2,379,560                                     2,096,157                                  1,551,313
      7,302,152                                     6,280,407                                  5,083,574
  --------------                                 -------------                              ------------

$    99,610,438                                $   90,620,843                              $  83,822,199
  ==============                                 =============                              ============

                $    6,736,036         7.63 %                 $  6,752,660       8.37 %                 $     7,199,405     9.49 %
                     2,481,952         2.81                      2,941,680       3.64                         4,070,885     5.37
                    -----------    ---------                   -----------------------                     ------------- ---------

                $    4,254,084         4.82 %                 $  3,810,980       4.73 %                 $     3,128,520     4.12 %
                    ===========    =========                   =======================                     ============= =========

(b)The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.
(c)Information not available prior to 1993.
(d)Tax-equivalent adjustments included in trading account assets, securities available for sale, investment securities, commercial, financial and agricultural loans, and lease financing are (in thousands) $5,668, $12,934, $56,037, $27,330 and $3,480 in 1995, respectively; and $4,062, $15,955,
   $70,854, $27,886 and $2,453 in 1994, respectively.

               MANAGEMENT'S STATEMENT OF FINANCIAL RESPONSIBILITY
                    First Union Corporation and Subsidiaries


                   Management of First Union Corporation and its subsidiaries (the Corporation) is committed to the highest standards in quality customer service and the enhancement of stockholder value. Management expects the Corporation's employees to respect its customers and to assign the highest priority to customer needs.
    The accompanying supplemental consolidated financial statements were prepared in conformity with generally accepted accounting principles and include, as necessary, best estimates and judgments by management. Other financial information contained in this supplemental annual report is presented on a basis consistent with the supplemental consolidated financial statements unless otherwise indicated.
    To ensure the integrity, objectivity and fairness of data in these supplemental consolidated financial statements, management of the Corporation has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of the internal control structure, management recruits and trains highly qualified personnel, and maintains sound risk management practices and efficient operations.
    The supplemental consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG Peat Marwick LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Corporation. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG Peat Marwick LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks, augment internal controls and enhance operational efficiency.
Edward E. Crutchfield
Chairman and Chief Executive Officer
Robert T. Atwood
Executive Vice President and
Chief Financial Officer
January 11, 1996
                          INDEPENDENT AUDITORS' REPORT
                    First Union Corporation and Subsidiaries
Board of Directors and Stockholders
First Union Corporation
    We have audited the supplemental consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These supplemental consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    The supplemental consolidated financial statements give retroactive effect to the merger of First Union Corporation and First Fidelity Bancorporation on January 1, 1996, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of First Union Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.
    In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Union Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.
    As discussed in Note 3 to the supplemental consolidated financial statements, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".
KPMG Peat Marwick LLP
Charlotte, North Carolina
January 11, 1996
                                      C-1

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                    First Union Corporation and Subsidiaries

                                                                                                      December 31,
(In thousands except share data)                                                                              1995
Assets
  Cash and due from banks                                                                             $  6,312,076
  Interest-bearing bank balances                                                                            79,235
  Federal funds sold and securities purchased under resale agreements                                    4,152,754
        Total cash and cash equivalents                                                                 10,544,065
  Trading account assets                                                                                 1,881,066
  Securities available for sale (amortized cost $17,992,898 in 1995; $11,929,691 in 1994)               18,193,699
  Investment securities (market value $3,319,602 in 1995; $7,791,991 in 1994)                            3,139,616
  Loans, net of unearned income ($1,545,955 in 1995; $982,764 in 1994)                                  90,562,880
    Allowance for loan losses                                                                           (1,507,798)
        Loans, net                                                                                      89,055,082
  Premises and equipment                                                                                 2,553,170
  Due from customers on acceptances                                                                        616,301
  Mortgage servicing rights                                                                                148,933
  Credit card premium                                                                                       43,894
  Other intangible assets                                                                                2,431,667
  Other assets                                                                                           3,272,380
        Total assets                                                                                  $131,879,873
Liabilities and Stockholders' Equity
  Deposits
    Noninterest-bearing deposits                                                                        17,043,223
    Interest-bearing deposits                                                                           75,511,995
        Total deposits                                                                                  92,555,218
  Short-term borrowings                                                                                 19,500,127
  Bank acceptances outstanding                                                                             616,301
  Other liabilities                                                                                      3,044,136
  Long-term debt                                                                                         7,120,947
        Total liabilities                                                                              122,836,729
  Stockholders' equity
    Preferred stock                                                                                        183,223
    Common stock, $3.33 1/3 par value; authorized 750,000,000 shares, outstanding
      277,845,768 shares in 1995; 285,360,745 shares in 1994                                               926,152
    Paid-in capital                                                                                      1,974,833
    Retained earnings                                                                                    5,847,922
    Unrealized gain (loss) on debt and equity securities                                                   111,014
        Total stockholders' equity                                                                       9,043,144
        Total liabilities and stockholders' equity                                                    $131,879,873
                                                                                                         1994
(In thousands except share data)
Assets
  Cash and due from banks                                                                           5,822,693
  Interest-bearing bank balances                                                                      980,693
  Federal funds sold and securities purchased under resale agreements                               1,421,700
        Total cash and cash equivalents                                                             8,225,086
  Trading account assets                                                                            1,317,169
  Securities available for sale (amortized cost $17,992,898 in 1995; $11,929,691 in 1994)          11,533,642
  Investment securities (market value $3,319,602 in 1995; $7,791,991 in 1994)                       7,916,729
  Loans, net of unearned income ($1,545,955 in 1995; $982,764 in 1994)                             77,830,993
    Allowance for loan losses                                                                      (1,578,128)
        Loans, net                                                                                 76,252,865
  Premises and equipment                                                                            2,193,974
  Due from customers on acceptances                                                                   437,474
  Mortgage servicing rights                                                                           134,421
  Credit card premium                                                                                  58,494
  Other intangible assets                                                                           1,936,840
  Other assets                                                                                      3,522,507
        Total assets                                                                              113,529,201
Liabilities and Stockholders' Equity
  Deposits
    Noninterest-bearing deposits                                                                   15,917,287
    Interest-bearing deposits                                                                      71,947,838
        Total deposits                                                                             87,865,125
  Short-term borrowings                                                                            10,249,265
  Bank acceptances outstanding                                                                        437,474
  Other liabilities                                                                                 2,460,708
  Long-term debt                                                                                    4,242,137
        Total liabilities                                                                         105,254,709
  Stockholders' equity
    Preferred stock                                                                                   229,707
    Common stock, $3.33 1/3 par value; authorized 750,000,000 shares, outstanding
      277,845,768 shares in 1995; 285,360,745 shares in 1994                                          951,202
    Paid-in capital                                                                                 2,361,350
    Retained earnings                                                                               5,021,730
    Unrealized gain (loss) on debt and equity securities                                             (289,497)
        Total stockholders' equity                                                                  8,274,492
        Total liabilities and stockholders' equity                                                113,529,201

See accompanying Notes to Supplemental Consolidated Financial Statements.
                                      C-2

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                    First Union Corporation and Subsidiaries

                                                                                           Years Ended December 31,
(In thousands except per share data)                                                      1995                1994
Interest Income
  Interest and fees on loans                                                      $  7,222,842            5,824,217
  Interest and dividends on securities available for sale                              705,565              734,091
  Interest and dividends on investment securities
    Taxable income                                                                     401,145              352,689
    Nontaxable income                                                                  109,111              134,178
  Trading account interest                                                              91,009               63,707
  Other interest income                                                                156,705              121,931
      Total interest income                                                          8,686,377            7,230,813
Interest Expense
  Interest on deposits                                                               2,853,328            2,046,044
  Interest on short-term borrowings                                                    816,650              495,931
  Interest on long-term debt                                                           381,837              251,007
      Total interest expense                                                         4,051,815            2,792,982
  Net interest income                                                                4,634,562            4,437,831
  Provision for loan losses                                                            220,000              179,000
  Net interest income after provision for loan losses                                4,414,562            4,258,831
Noninterest Income
  Trading account profits                                                               69,407               51,672
  Service charges on deposit accounts                                                  615,552              580,271
  Mortgage banking income                                                              149,585               88,436
  Capital management income                                                            397,191              330,416
  Securities available for sale transactions                                            44,340                6,213
  Investment security transactions                                                       4,818                4,006
  Fees for other banking services                                                      159,571              130,992
  Merchant discounts                                                                   100,580               89,508
  Insurance commissions                                                                 53,843               48,076
  Sundry income                                                                        301,621              246,323
      Total noninterest income                                                       1,896,508            1,575,913
Noninterest Expense
  Personnel expense                                                                  1,962,152            1,772,842
  Occupancy                                                                            352,551              352,721
  Equipment rentals, depreciation and maintenance                                      320,036              270,157
  Postage, printing and supplies                                                       139,277              123,500
  FDIC insurance                                                                       120,489              183,580
  Professional fees                                                                    176,359              169,461
  Owned real estate expense                                                             13,981               34,544
  Amortization                                                                         253,700              186,134
  Merger-related restructuring charges                                                  94,446                   --
  Sundry                                                                               659,478              653,918
      Total noninterest expense                                                      4,092,469            3,746,857
  Income before income taxes                                                         2,218,601            2,087,887
  Income taxes                                                                         788,420              711,444
      Net income                                                                     1,430,181            1,376,443
  Dividends on preferred stock                                                          26,390               46,020
      Net income applicable to common stockholders before redemption premium         1,403,791            1,330,423
  Redemption premium on preferred stock                                                     --               41,355
      Net income applicable to common stockholders after redemption premium       $  1,403,791            1,289,068
Per Common Share Data
  Net income before redemption premium                                            $       5.04                 4.72
  Net income after redemption premium                                                     5.04                 4.58
  Cash dividends                                                                  $       1.96                 1.72
  Average common shares                                                            278,677,119          281,662,617
                                                                                     1993
(In thousands except per share data)
Interest Income
  Interest and fees on loans                                                    5,215,845
  Interest and dividends on securities available for sale                         390,689
  Interest and dividends on investment securities
    Taxable income                                                                697,084
    Nontaxable income                                                             132,801
  Trading account interest                                                         44,534
  Other interest income                                                           120,575
      Total interest income                                                     6,601,528
Interest Expense
  Interest on deposits                                                          1,943,988
  Interest on short-term borrowings                                               339,551
  Interest on long-term debt                                                      198,413
      Total interest expense                                                    2,481,952
  Net interest income                                                           4,119,576
  Provision for loan losses                                                       369,753
  Net interest income after provision for loan losses                           3,749,823
Noninterest Income
  Trading account profits                                                          59,939
  Service charges on deposit accounts                                             572,625
  Mortgage banking income                                                         150,896
  Capital management income                                                       306,392
  Securities available for sale transactions                                       32,784
  Investment security transactions                                                  7,435
  Fees for other banking services                                                 100,122
  Merchant discounts                                                               79,452
  Insurance commissions                                                            46,717
  Sundry income                                                                   225,426
      Total noninterest income                                                  1,581,788
Noninterest Expense
  Personnel expense                                                             1,623,949
  Occupancy                                                                       341,847
  Equipment rentals, depreciation and maintenance                                 233,572
  Postage, printing and supplies                                                  124,608
  FDIC insurance                                                                  181,593
  Professional fees                                                                95,267
  Owned real estate expense                                                        69,050
  Amortization                                                                    237,911
  Merger-related restructuring charges                                                 --
  Sundry                                                                          628,549
      Total noninterest expense                                                 3,536,346
  Income before income taxes                                                    1,795,265
  Income taxes                                                                    578,912
      Net income                                                                1,216,353
  Dividends on preferred stock                                                     45,553
      Net income applicable to common stockholders before redemption premium    1,170,800
  Redemption premium on preferred stock                                                --
      Net income applicable to common stockholders after redemption premium     1,170,800
Per Common Share Data
  Net income before redemption premium                                               4.30
  Net income after redemption premium                                                4.30
  Cash dividends                                                                     1.50
  Average common shares                                                       272,438,239

See accompanying Notes to Supplemental Consolidated Financial Statements.
                                      C-3

                    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF
                        CHANGES IN STOCKHOLDERS' EQUITY
                    First Union Corporation and Subsidiaries

                                                                                                                  Unrealized Gain
                                                                                                                   (Loss) on Debt
                                                  Preferred Stock         Common Stock      Paid-in    Retained        and Equity
(In thousands except per share data)           Shares      Amount    Shares     Amount      Capital    Earnings        Securities
Balance at December 31, 1992, as
  originally reported                           6,846   $  44,774   164,849   $549,497    1,396,701   2,468,191                --
  Preferred and common stock issued for
    pooled bank acquired January 1, 1996        5,312     232,172   100,046    333,486      755,527     936,465                --
Balance at December 31, 1992, as restated      12,158     276,946   264,895    882,983    2,152,228   3,404,656                --
  Net income                                       --          --        --         --           --   1,216,353                --
  Purchase of Class A Series A preferred
    stock                                          (6)       (134)       --         --           --          --                --
  Purchase of common stock                         --          --    (3,879)   (12,930)    (110,428)         --                --
  Common stock issued for stock
    options exercised                              --          --     2,339      7,797       69,779      (4,366)               --
  Common stock issued through dividend
    reinvestment plan                              --          --     3,518     11,727      141,007        (230)               --
  Common stock issued for purchase accounting
    acquisitions                                   --          --     5,328     17,760      148,329          --                --
  Converted debentures and preferred stock       (592)    (14,798)      774      2,580       12,551          --                --
  Pre-merger transactions of pooled banks          --          --     5,229     17,429       98,892         361                --
  Cash dividends paid
    By First Union Corporation at
      $2.50 per Class A Series A preferred
        share                                      --          --        --         --           --        (337)               --
      7.78% per Series 1990 preferred share        --          --        --         --           --     (24,563)               --
      $1.50 per common share                       --          --        --         --           --    (243,845)               --
    By acquired bank on
      Preferred shares                             --          --        --         --           --     (20,653)               --
      Common shares                                --          --        --         --           --    (110,336)               --
  Unrealized gain on debt and equity
    securities                                     --          --        --         --           --          --            27,295
Balance at December 31, 1993                   11,560     262,014   278,204    927,346    2,512,358   4,217,040            27,295
  Stockholders' equity of pooled banks not
    restated prior to 1994                         --          --     4,169     13,897       36,610      13,844                --
  Net income                                       --          --        --         --           --   1,376,443                --
  Redemption of preferred stock                (6,318)    (31,592)       --         --     (252,449)    (41,355)               --
  Purchase of common stock primarily for
    purchase accounting acquisitions               --          --   (11,067)   (36,890)    (380,731)         --                --
  Common stock issued for stock
    options exercised                              --          --     2,318      7,727       79,387      (4,760)               --
  Common stock issued through dividend
    reinvestment plan                              --          --     1,246      4,153       43,676        (231)               --
  Common stock issued for purchase
    accounting acquisition                         --          --     3,607     12,023      150,617          --                --
  Converted debentures and preferred stock        (29)       (715)      467      1,557       18,918          --                --
  Pre-merger transactions of pooled bank           --          --     6,417     21,389      152,964     (52,926)               --
  Cash dividends paid
    By First Union Corporation at
      8.03% per Series 1990 preferred share        --          --        --         --           --     (25,353)               --
      $1.72 per common share                       --          --        --         --           --    (297,902)               --
  By acquired bank on
    Preferred shares                               --          --        --         --           --     (20,667)               --
    Common shares                                  --          --        --         --           --    (142,403)               --
  Unrealized loss on debt and equity
    securities                                     --          --        --         --           --          --          (316,792)
Balance at December 31, 1994                    5,213     229,707   285,361    951,202    2,361,350   5,021,730          (289,497)
  Net income                                       --          --        --         --           --   1,430,181                --
  Purchase of common stock primarily for
    acquisitions                                   --          --   (25,435)   (84,783)  (1,113,843)         --                --
  Common stock issued for stock
    options exercised                              --          --     6,619     22,063      232,847     (51,890)               --
  Common stock issued through dividend
    reinvestment plan                              --          --     1,004      3,347       41,171         825                --
  Converted preferred stock                    (1,574)    (39,364)    1,658      5,527       57,982     (23,740)               --
  Common stock issued for purchase
    accounting acquisitions                        --          --    12,545     41,817      568,693          --                --
  Pre-merger transactions of pooled bank         (251)     (7,120)   (3,906)   (13,021)    (173,367)         --                --
  Cash dividends paid
    By First Union Corporation at
      8.90% per Series 1990 preferred share        --          --        --         --           --      (7,029)               --
      $1.96 per common share                       --          --        --         --           --    (336,321)               --
    By acquired bank on
      Preferred shares                             --          --        --         --           --     (19,361)               --
      Common shares                                --          --        --         --           --    (166,473)               --
Unrealized gain on debt and equity securities      --          --        --         --           --          --           400,511
Balance at December 31, 1995                    3,388   $ 183,223   277,846   $926,152    1,974,833   5,847,922           111,014
(In thousands except per share data)                Total
Balance at December 31, 1992, as
  originally reported                           4,459,163
  Preferred and common stock issued for
    pooled bank acquired January 1, 1996        2,257,650
Balance at December 31, 1992, as restated       6,716,813
  Net income                                    1,216,353
  Purchase of Class A Series A preferred
    stock                                            (134)
  Purchase of common stock                       (123,358)
  Common stock issued for stock
    options exercised                              73,210
  Common stock issued through dividend
    reinvestment plan                             152,504
  Common stock issued for purchase accounting
    acquisitions                                  166,089
  Converted debentures and preferred stock            333
  Pre-merger transactions of pooled banks         116,682
  Cash dividends paid
    By First Union Corporation at
      $2.50 per Class A Series A preferred
        share                                        (337)
      7.78% per Series 1990 preferred share       (24,563)
      $1.50 per common share                     (243,845)
    By acquired bank on
      Preferred shares                            (20,653)
      Common shares                              (110,336)
  Unrealized gain on debt and equity
    securities                                     27,295
Balance at December 31, 1993                    7,946,053
  Stockholders' equity of pooled banks not
    restated prior to 1994                         64,351
  Net income                                    1,376,443
  Redemption of preferred stock                  (325,396)
  Purchase of common stock primarily for
    purchase accounting acquisitions             (417,621)
  Common stock issued for stock
    options exercised                              82,354
  Common stock issued through dividend
    reinvestment plan                              47,598
  Common stock issued for purchase
    accounting acquisition                        162,640
  Converted debentures and preferred stock         19,760
  Pre-merger transactions of pooled bank          121,427
  Cash dividends paid
    By First Union Corporation at
      8.03% per Series 1990 preferred share       (25,353)
      $1.72 per common share                     (297,902)
  By acquired bank on
    Preferred shares                              (20,667)
    Common shares                                (142,403)
  Unrealized loss on debt and equity
    securities                                   (316,792)
Balance at December 31, 1994                    8,274,492
  Net income                                    1,430,181
  Purchase of common stock primarily for
    acquisitions                               (1,198,626)
  Common stock issued for stock
    options exercised                             203,020
  Common stock issued through dividend
    reinvestment plan                              45,343
  Converted preferred stock                           405
  Common stock issued for purchase
    accounting acquisitions                       610,510
  Pre-merger transactions of pooled bank         (193,508)
  Cash dividends paid
    By First Union Corporation at
      8.90% per Series 1990 preferred share        (7,029)
      $1.96 per common share                     (336,321)
    By acquired bank on
      Preferred shares                            (19,361)
      Common shares                              (166,473)
Unrealized gain on debt and equity securities     400,511
Balance at December 31, 1995                    9,043,144

See accompanying Notes to Supplemental Consolidated Financial Statements.
                                      C-4

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                    First Union Corporation and Subsidiaries

                                                                                              Years Ended December 31,
(In thousands)                                                                                 1995               1994
Operating Activities
  Net income                                                                            $ 1,430,181          1,376,443
  Adjustments to reconcile net income to net cash provided (used) by operating activities
    Accretion and amortization of securities discounts and premiums, net                    (32,155)           (11,192)
    Provision for loan losses                                                               220,000            179,000
    Provision for foreclosed properties                                                      (2,756)            13,753
    Gain on sale of mortgage servicing rights                                                    --                 --
    Securities available for sale transactions                                              (44,340)            (6,213)
    Investment security transactions                                                         (4,818)            (4,006)
    Depreciation and amortization                                                           545,337            419,149
    Deferred income taxes                                                                   372,082            315,230
    Trading account assets, net                                                            (563,897)          (514,812)
    Mortgage loans held for resale                                                         (102,267)           879,715
    Loss on sales of premises and equipment                                                  11,364              5,154
    Gain on sale of First American segregated assets                                        (18,639)           (84,260)
    Other assets, net                                                                       124,411            482,489
    Other liabilities, net                                                                   50,901            263,420
      Net cash provided by operating activities                                           1,985,404          3,313,870
Investing Activities
  Increase (decrease) in cash realized from
    Sales of securities available for sale                                                7,910,049         14,274,729
    Maturities of securities available for sale                                           1,671,832          3,725,025
    Purchases of securities available for sale                                           (7,328,065)       (15,637,053)
    Sales and calls of investment securities                                                 32,964             39,437
    Maturities of investment securities                                                   2,459,216          2,964,869
    Purchases of investment securities                                                   (3,642,118)        (1,602,496)
    Origination of loans, net                                                            (7,468,244)        (7,869,008)
    Sales of loans                                                                        2,000,000            250,804
    Sales of premises and equipment                                                          47,220             77,071
    Purchases of premises and equipment                                                    (597,042)          (486,877)
    Sales of mortgage servicing rights                                                           --                 --
    Purchases of mortgage servicing rights                                                  (21,912)            (7,561)
    Other intangible assets, net                                                            (39,550)            37,441
    Purchases of banking organizations, net of acquired cash equivalents                    524,669          2,009,964
      Net cash used by investing activities                                              (4,450,981)        (2,223,655)
Financing Activities
  Increase (decrease) in cash realized from
    Sales of deposits, net                                                               (3,624,458)          (567,485)
    Securities sold under repurchase agreements and other short-term borrowings, net      7,324,686            878,552
    Issuances of long-term debt                                                           3,346,251            772,287
    Payments of long-term debt                                                             (775,761)          (212,429)
    Sales of common stock                                                                   248,363            251,379
    Purchases of preferred stock                                                             (7,120)                --
    Redemption of preferred stock                                                                --           (325,396)
    Cash received (paid) on conversion of preferred stock                                       405                 --
    Purchases of common stock                                                            (1,198,626)          (417,621)
    Cash dividends paid                                                                    (529,184)          (486,325)
      Net cash provided (used) by financing activities                                    4,784,556           (107,038)
      Increase (decrease) in cash and cash equivalents                                    2,318,979            983,177
      Cash and cash equivalents, beginning of year                                        8,225,086          7,241,909
      Cash and cash equivalents, end of year                                            $10,544,065          8,225,086
Cash Paid For
  Interest                                                                              $ 3,953,325          2,685,879
  Income taxes                                                                              450,047            328,321
Noncash Items
  Increase (decrease) in securities available for sale                                    5,890,516           (414,266)
  Increase (decrease) in investment securities                                           (5,905,408)           414,266
  Increase (decrease) in other assets                                                        14,892                 --
  Increase in foreclosed properties and a decrease in loans                                  61,031             76,165
  Conversion of preferred stock to common stock                                              39,364                715
  Increase in other intangible assets and stockholders' equity for converted
    debentures                                                                                   --             19,760
  Issuance of common stock for purchase accounting acquisitions                             610,510            162,640
  Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                           596,850           (396,049)
    Other assets (deferred income taxes)                                                $   196,339            (79,257)
                                                                                             1993
(In thousands)
Operating Activities
  Net income                                                                            1,216,353
  Adjustments to reconcile net income to net cash provided (used) by operating activities
    Accretion and amortization of securities discounts and premiums, net                  (13,964)
    Provision for loan losses                                                             369,753
    Provision for foreclosed properties                                                    46,530
    Gain on sale of mortgage servicing rights                                                (973)
    Securities available for sale transactions                                            (32,784)
    Investment security transactions                                                       (7,435)
    Depreciation and amortization                                                         437,614
    Deferred income taxes                                                                 164,612
    Trading account assets, net                                                          (404,745)
    Mortgage loans held for resale                                                       (312,090)
    Loss on sales of premises and equipment                                                 7,365
    Gain on sale of First American segregated assets                                      (48,147)
    Other assets, net                                                                   1,295,397
    Other liabilities, net                                                             (1,005,304)
      Net cash provided by operating activities                                         1,712,182
Investing Activities
  Increase (decrease) in cash realized from
    Sales of securities available for sale                                             13,456,048
    Maturities of securities available for sale                                         5,637,948
    Purchases of securities available for sale                                        (18,384,416)
    Sales and calls of investment securities                                              244,473
    Maturities of investment securities                                                 7,682,753
    Purchases of investment securities                                                 (8,857,219)
    Origination of loans, net                                                          (1,109,774)
    Sales of loans                                                                             --
    Sales of premises and equipment                                                        76,098
    Purchases of premises and equipment                                                  (302,691)
    Sales of mortgage servicing rights                                                      1,300
    Purchases of mortgage servicing rights                                                (11,423)
    Other intangible assets, net                                                           19,709
    Purchases of banking organizations, net of acquired cash equivalents                  663,879
      Net cash used by investing activities                                              (883,315)
Financing Activities
  Increase (decrease) in cash realized from
    Sales of deposits, net                                                             (5,218,742)
    Securities sold under repurchase agreements and other short-term borrowings, net    1,246,405
    Issuances of long-term debt                                                         1,194,657
    Payments of long-term debt                                                         (1,279,481)
    Sales of common stock                                                                 342,396
    Purchases of preferred stock                                                             (134)
    Redemption of preferred stock                                                              --
    Cash received (paid) on conversion of preferred stock                                      (5)
    Purchases of common stock                                                            (123,358)
    Cash dividends paid                                                                  (399,734)
      Net cash provided (used) by financing activities                                 (4,237,996)
      Increase (decrease) in cash and cash equivalents                                 (3,409,129)
      Cash and cash equivalents, beginning of year                                     10,651,038
      Cash and cash equivalents, end of year                                            7,241,909
Cash Paid For
  Interest                                                                              2,499,339
  Income taxes                                                                            506,979
Noncash Items
  Increase (decrease) in securities available for sale                                  6,876,380
  Increase (decrease) in investment securities                                         (6,843,797)
  Increase (decrease) in other assets                                                     (32,583)
  Increase in foreclosed properties and a decrease in loans                               167,075
  Conversion of preferred stock to common stock                                            15,136
  Increase in other intangible assets and stockholders' equity for converted
    debentures                                                                                 --
  Issuance of common stock for purchase accounting acquisitions                           166,089
  Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                              --
    Other assets (deferred income taxes)                                                   27,295

See accompanying Notes to Supplemental Consolidated Financial Statements.
                                      C-5

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 1:
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
    First Union Corporation (the Parent Company) is a bank holding company whose principal wholly-owned subsidiaries are national banking associations using the name First Union National Bank, First Union Capital Markets Corp., an investment banking firm, and First Union Mortgage Corporation, a mortgage banking firm.
    The accounting and reporting policies of First Union Corporation and subsidiaries (the Corporation) are in accordance with generally accepted accounting principles and conform to general practices within the banking and mortgage banking industries. In consolidation, all significant intercompany accounts and transactions are eliminated.
    The Corporation's principal sources of revenue emanate from its domestic banking, including trust operations, capital markets activity and mortgage banking operations, located primarily in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Its foreign banking operations are immaterial.
    Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these supplemental consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
    Cash and cash equivalents include cash and due from banks, interest-bearing balances in other banks and federal funds sold and securities purchased under resale agreements. Generally, both cash and cash equivalents are considered to have maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value.
SECURITIES
    The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
    Trading account assets, primarily debt securities, and interest rate futures, options, caps and floors and forward contracts, are adjusted to market value. Included in noninterest income are realized and unrealized gains and losses resulting from such adjustments and from recording the effects of sales of trading account securities.
    Securities available for sale, primarily debt securities, are recorded at market value with a corresponding adjustment net of tax recorded as a component of stockholders' equity. Securities available for sale are used as a part of the Corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, and other factors.
    Investment securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Corporation intends and has the ability to hold such securities until maturity.
    The market value of securities, including securities sold not owned, is generally based on quoted market prices or dealer quotes. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.
INTEREST RATE SWAPS, FLOORS AND CAPS
    The Corporation uses interest rate swaps, floors and caps for interest rate risk management, in connection with providing risk management services to customers and for trading for its own account.
    Interest rate swaps, floors and caps used to achieve interest rate risk management objectives are designated as hedges of specific assets and liabilities. The net interest payable or receivable on swaps, caps, and floors is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for purchased caps and floors are amortized over the term of the floors and caps as a yield adjustment of the related asset or liability. Floors and caps are written only to adjust the amount or term of purchased floors and caps to more effectively reduce interest rate risk, and a net written position is not created. Premiums received on floors and caps offset the premium paid on the caps and floors they adjust. Upon the early termination of swaps, floors and caps, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities and amortized over the shorter of the remaining contract life or the maturity of the related asset or liability. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any related premium or market value is recognized in earnings.
    Interest rate swaps, floors and caps entered into for trading purposes and sold to customers are accounted for on a mark-to-market basis with both realized and unrealized gains and losses recognized as trading profits. The fair value of these financial instruments represent the estimated amount the Corporation would receive or pay to terminate the contracts or agreements and is determined using a valuation model which considers current market yields and other relevant variables.
INTEREST RATE FUTURES, FORWARD AND OPTION CONTRACTS
    The Corporation uses interest rate futures, forward and option contracts, other than caps and floors, for interest rate risk management and in connection with hedging interest rate products sold to customers.
                                      C-6

    Interest rate futures and option contracts are used to hedge interest rate risk arising from specific financial instruments. Gains and losses on interest rate futures are deferred and included in the carrying value of the related assets or liabilities and amortized over the estimated lives of those assets and liabilities as a yield adjustment. Premiums paid for option contracts are included in other assets and are amortized over the option term as a yield adjustment of the related asset or liability. Upon the early termination of futures contracts, the deferred amounts are amortized over the remaining maturity of the related asset or liability. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any related premium or market value is recognized in earnings.
    Interest rate futures, forward and option contracts used to hedge risk management products sold to customers are marked to market and both the realized and unrealized gains and losses recognized as trading profits. The market value of these financial instruments is based on dealer or exchange quotes.
LOANS
    Commercial, financial and agricultural loans include industrial revenue bonds, highly leveraged transaction loans and certain other loans that are made primarily on the strength of the borrower's general credit standing and ability to generate repayment cash flows from income sources even though such bonds and loans may be secured by real estate or other assets.
    Commercial real estate construction and mortgage loans represent interim and permanent financing of commercial properties that are secured by real estate.
    Retail real estate mortgage loans represent 1-4 family first mortgage loans. Bankcard installment loans represent unsecured revolving lines of credit. Retail installment loans represent all other consumer loans, including home equity and second mortgage loans.
    Mortgage notes held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage notes are recognized when the proceeds are received from investors.
    In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment and collateral liquidation a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.
    Unearned income is generally accreted to interest income using the constant yield method. Interest income is recorded on an accrual basis.
    The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure," on January 1, 1995. The adoption of the Standards required no increase to the allowance for loan losses and had no impact on net income in 1995. The impact to historical and current amounts related to in-substance foreclosures was not material, and accordingly, historical amounts have not been restated.
    A loan is considered to be impaired when based on current information, it is probable that the Corporation will not receive all amounts due in accordance with the contractual terms of a loan agreement. The discounted expected cash flow method is used in determining the value of impaired loans.
    When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged off. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement.
    A loan is also considered impaired if its terms are modified in a troubled debt restructuring after January 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 1995, there were no accruing impaired loans.
    The accrual of interest is generally discontinued on all loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans and bankcard products that become approximately 120 days and 180 days past due, respectively, are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan the Corporation has classified as nonaccrual, such loan is returned to accrual status.
    Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.
                                      C-7

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

    The fair values of performing loans for all portfolios are calculated by discounting estimated cash flows through expected maturity dates. These cash flows are discounted using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. Such market yields also reflect a component for the estimated cost of servicing the portfolio. A prepayment assumption is used as an estimate of the number of loans which will be repaid prior to their scheduled maturity.
    For performing residential mortgage loans, fair values are estimated using a discounted cash flow analysis utilizing yields of comparable mortgage-backed securities. The loan portfolio is segmented into homogeneous pools based on loan types, coupon rates, maturities, prepayment characteristics and credit risk. These pools are compared with similar mortgage-backed securities to arrive at an appropriate discount rate; whole loan liquidity and risk characteristics are considered within the comparison.
    Fair values of nonperforming loans greater than $1,000,000 are calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with estimating such cash flows. Estimates of cash flows are made using knowledge of the borrower and available market data. It is not considered practicable to calculate a fair value for nonperforming loans less than $1,000,000. Accordingly, they are included in fair value disclosures at net cost.
    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. ALLOWANCE FOR LOAN LOSSES
    The allowance for loan losses is the amount that is considered adequate to provide for potential losses in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various classifications of loans, the fair value of underlying collateral and other factors.
    Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions.
    In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries' allowances for losses on loans and real estate owned. Such agencies may require such subsidiaries to recognize changes to the allowances based on their judgments about information available to them at the time of their examination. PREMISES AND EQUIPMENT
    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis for financial purposes and on straight-line and accelerated bases for tax purposes, using estimated lives generally as follows: buildings, 10 to 50 years; furniture and equipment, 3 to 10 years; and leasehold improvements and capitalized leases, over the lives of the respective leases.
INTANGIBLE ASSETS
    Generally, goodwill is being amortized on a straight-line basis over periods ranging from 15 to 25 years. The Corporation's unamortized goodwill is periodically reviewed to ensure that conditions are not present that indicate the recorded amount of goodwill is not recoverable from future undiscounted cash flows. The review process includes an evaluation of the earnings history of each subsidiary, its contribution to the Corporation, capital levels and other factors. If events or changes in circumstances indicate further evaluation is warranted, the undiscounted net cash flows of the operations to which goodwill relates are estimated. If the estimated undiscounted net cash flows are less than the carrying amount of goodwill, a loss is recognized to reduce goodwill's carrying value to the amount recoverable, and when appropriate the amortization period also is reduced. Unamortized goodwill associated with disposed assets is charged to current earnings. Credit card premiums are being amortized principally over the period of benefit not to exceed 10 years using the sum-of-the-years' digits method. Deposit base premiums are amortized principally over a 10-year period using accelerated methods. Annually, the fair value of the unamortized balance of such premiums is determined on a discounted cash flow basis, and if such value is less than such balance, the difference is charged to noninterest expense.
FORECLOSED PROPERTIES
    Foreclosed properties are included in other assets and represent other real estate that has been acquired through loan or in-substance foreclosures or deeds received in lieu of loan payments. Generally such properties are appraised annually and are recorded at the lower of cost or fair value less estimated selling costs. When appropriate, adjustments to cost are charged or credited to the allowance for foreclosed properties.
MORTGAGE LOAN ADMINISTRATION AND ORIGINATION
    The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", on a prospective basis only on
                                      C-8

July 1, 1995. The adoption of the Standard resulted in an increase to noninterest income of $13,300,000 in 1995.
    When the Corporation acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, the total cost of the mortgage loans is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.
    Mortgage servicing fees are recorded on an accrual basis. Mortgage servicing rights are amortized over the life of the related mortgages, in proportion to estimated net servicing income. Quarterly, an appropriate carrying value of the unamortized balance of such mortgage servicing rights is determined by the Corporation, based principally on a disaggregated, discounted cash flow method. The loans and associated servicing rights are segmented by predominant risk characteristics to include loan type, investor and interest rate. Additionally, quarterly, based principally on an aggregated discounted method, an appropriate carrying value of the unamortized deferred excess servicing fee balance is determined by the Corporation. If such values are less than such balances, the differences are included as a reduction of mortgage banking income.
    Placement fees for services rendered in arranging permanent financing for income property loans are earned when the permanent commitment issued by the lender is approved and accepted by the borrower.
    Loan origination, commitment and certain other fees and certain direct loan origination costs are being deferred and the net amount is being amortized as an adjustment of the related loan's yield, generally over the contractual life of the related loan, or if the related loan is held for resale, until the loan is sold.
PENSION AND SAVINGS PLANS
    Substantially all employees with one year of service are eligible for participation in a non-contributory, defined benefit pension plan and a matching savings plan. Pension cost is determined annually by an actuarial valuation, which includes service costs for the current year and amortization of amounts related to prior years. The Corporation's funding policy is to contribute to the pension plan the amount required to fund the benefits expected to be earned for the current year and to amortize amounts related to prior years using the projected unit credit valuation method. The difference between the pension cost included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated annually.
    The matching savings plan permits eligible employees to make basic contributions to the plan of up to 6 percent of base compensation, and supplemental contributions of up to 9 percent of base compensation. Annually, upon approval of the Board of Directors, employee basic contributions may be matched up to 6 percent of the employee's base compensation.
INCOME TAXES
    The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to the Parent Company, or receives payment from the Parent Company to the extent that tax benefits are realized. Where state income tax laws do not permit consolidated income tax returns, applicable state income tax returns are filed. As more fully described in Note 14 to the supplemental consolidated financial statements, the Corporation has adopted the method of accounting for income taxes set forth in Statement of Financial Accounting Standard No. 109.
INCOME PER COMMON SHARE
    Income per common share is determined by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding. Common stock equivalents have not been material.
NOTE 2:
ACQUISITIONS
    The supplemental consolidated financial statements give retroactive effect to the pooling of interests acquisition of First Fidelity Bancorporation (First Fidelity) as more fully described below. As a result, the supplemental consolidated balance sheets as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, are presented as if the combining companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of the consolidated financial statements for the period that includes the date of the acquisition. The supplemental consolidated statements of changes in stockholders' equity reflect the accounts of the Corporation as if the additional preferred and common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Corporation included in the Corporation's 1995 annual report on Form 10-K and of First Fidelity included in the Corporation's Form 8-K dated June 30, 1995.
    In 1995, various banking subsidiaries of the Parent Company acquired eight financial institutions and certain other assets which in the aggregate amounted to the addition of $10,254,013,000 in assets, $7,537,477,000 in net loans and $7,252,524,000 in deposits. The purchase method of accounting, which requires no restatements of the Corporation's historical financial statements and the inclusion of the acquired company's financial information on a fair value basis only from the date of consummation, was used in these
                                      C-9

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

transactions. With respect to these transactions, the Parent Company issued 12,545,000 shares of its common stock in exchange for the common stock of certain of the acquired financial institutions and paid cash for the other financial institutions and assets which in the aggregate amounted to a cost of $623,338,000. These transactions resulted in an increase to stockholders' equity of $610,510,000, and the increase was reduced by the Parent Company's purchase in the open market of 11,637,000 shares of its common stock at a cost of $526,968,000 in 1995 and the purchase of 908,000 shares at a cost of $37,297,000 in 1994. These transactions also resulted in an increase to goodwill of $476,229,000, which will be amortized on a straight-line basis over 25 years, and deposit base premium of $114,023,000, which will be amortized on an accelerated basis over 10 years.
    In 1994, various banking subsidiaries of the Parent Company acquired three financial institutions which were accounted for as pooling of interests transactions. In the aggregate, these transactions added $477,647,000 in assets, $381,436,000 in net loans, $372,052,000 in deposits, $64,351,000 in stockholders' equity and involved the issuance of 4,169,000 shares of the Parent Company's common stock. The Corporation's supplemental consolidated financial statements were not restated in prior periods to reflect these 1994 pooling of interests transactions.
    Also in 1994, various banking subsidiaries of the Parent Company acquired one financial institution and certain loans and deposits which in the aggregate amounted to the addition of $4,118,115,000 in assets, $857,267,000 in net loans and $3,654,323,000 in deposits. The purchase method of accounting was used in these transactions. With respect to these transactions, the Parent Company issued 3,561,000 shares and 437,000 shares of its common stock in exchange for the common stock and convertible debentures, respectively, of the acquired financial institution and paid cash for the loans and deposits which in the aggregate amounted to a cost of $365,778,000. These transactions resulted in an increase to stockholders' equity of $180,833,000, and the increase was reduced by the Parent Company's purchase in the open market of 3,998,000 shares of its common stock at a cost of $174,584,000. These transactions also resulted in an increase to goodwill of $90,708,000, which will be amortized on a straight-line basis over 25 years, and deposit base premium of $250,365,000, which will be amortized on an accelerated basis over 10 years.
    At December 31, 1995, various banking affiliates of the Parent Company had agreements to acquire three financial institutions which at that date had aggregate assets of $2,224,283,000, net loans of $1,634,118,000 and deposits of $1,816,997,000. With respect to these transactions, the Parent Company has agreed to issue approximately 2,372,000 shares of its common stock in exchange for the common stock of two of the three financial institutions, subject to adjustment under certain conditions, and an affiliate of the Parent Company will pay approximately $188,000,000 in cash for the third financial institution. These transactions will be accounted for as purchases. Two of these transactions were consummated in January 1996.
    On January 1, 1996, the Corporation acquired First Fidelity, a multi-bank holding company based in New Jersey. The merger was accounted for as a pooling of interests. At December 31, 1995, First Fidelity had assets of $35,332,885,000, net loans of $24,934,436,000, deposits of $27,554,917,000 and net income applicable to common stockholders of $397,744,000. Acquisitions completed by First Fidelity are not material, and accordingly have not been included herein.
    As a result of the merger, each of the 78,746,915 net outstanding shares of First Fidelity common stock was converted into 1.35 shares of the Corporation's common stock and common stock equivalents, with cash being paid for fractional share interests. In addition, the 2,963,820 net outstanding shares of First Fidelity Series B Convertible Preferred Stock were converted into a like number of shares of the Corporation's Series B Convertible Class A Preferred Stock having substantially identical terms as the First Fidelity Series B, the 350,000 outstanding shares of First Fidelity Series D Adjustable Rate Cumulative Preferred Stock were converted into a like number of shares of the Corporation's Series D Adjustable Rate Cumulative Class A Preferred Stock having substantially identical terms as the First Fidelity Series D, and the 2,965,200 net outstanding FFB Depositary Receipts (each representing a 1/40th interest in a share of First Fidelity Series F 10.64% Preferred Stock (74,130 net outstanding shares)) were converted into a like number of the Corporation's Depositary Receipts (each representing a 1/40th interest in the Corporation's Series F 10.64% Class A Preferred Stock) having substantially identical terms as the First Fidelity Series F.
    Additionally, restructuring charges primarily related to direct costs and existing severance contracts associated with the First Fidelity merger of $94,446,000 ($72,826,000 after tax) are included as a component of noninterest expense in 1995. It is anticipated that approximately $197,000,000 of after-tax restructuring charges related to the First Fidelity merger will be taken in the first half of 1996.
    The information below indicates on a pro forma basis, amounts as if the purchase accounting acquisitions discussed above (completed and pending at December 31, 1995) had been acquired as of January 1, 1994, the First Fidelity pooling of interests merger for all years presented, and historical amounts as reported by the Corporation.
                                      C-10

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

    The following assumptions were applied in arriving at the pro forma results; cost of funds of 5.77 percent and 4.08 percent for 1995 and 1994, respectively; applying a straight-line depreciation method over useful lives ranging from 10 to 25 years; goodwill amortized over 25 years using the straight-line method; credit card relationships amortized over a 6.3-year period and other intangibles amortized over a 10-year period using the sum-of-the-years' digits method; and various other assets amortized over seven-to-ten years using both the straight-line and sum-of-the-years' digits methods.
                                      C-11

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 3:
SECURITIES AVAILABLE FOR SALE

December 31, 1995                    1 Year             1-5           5-10      After 10                          Gross Unrealized
(In thousands)                      or Less           Years          Years         Years           Total         Gains     Losses
Market Value
  U.S. Treasury                  $1,507,112       1,443,582          4,440        3,799        2,958,933        (6,415)     7,036
  U.S. Government agencies          795,915       5,978,720      1,724,404        4,925        8,503,964      (110,206)     8,318
  Collateralized mortgage
    obligations                     847,785       3,727,165        179,355          940        4,755,245       (34,593)     18,082
  State, county and municipal            --           2,149          1,384        9,375           12,908            --        201
  Other                             241,536         951,782         96,173      673,158        1,962,649       (97,253)     14,029
    Total                        $3,392,348      12,103,398      2,005,756      692,197       18,193,699      (248,467)     47,666
Market Value
  Debt securities                $3,392,348      12,103,398      2,005,756      104,120       17,605,622      (174,872)     46,818
  Sundry securities                      --              --             --      588,077          588,077       (73,595)       848
    Total                        $3,392,348      12,103,398      2,005,756      692,197       18,193,699      (248,467)     47,666
Amortized Cost
  Debt securities                $3,374,168      12,014,119      1,984,974      104,307       17,477,568
  Sundry securities                      --              --             --      515,330          515,330
    Total                        $3,374,168      12,014,119      1,984,974      619,637       17,992,898
December 31, 1995                 Amortized
(In thousands)                         Cost
Market Value
  U.S. Treasury                  2,959,554
  U.S. Government agencies       8,402,076
  Collateralized mortgage
    obligations                  4,738,734
  State, county and municipal       13,109
  Other                          1,879,425
    Total                        17,992,898
Market Value
  Debt securities                17,477,568
  Sundry securities                515,330
    Total                        17,992,898
Amortized Cost
  Debt securities
  Sundry securities
    Total

December 31, 1994                     1 Year            1-5           5-10      After 10                          Gross Unrealized
(In thousands)                       or Less          Years          Years         Years           Total        Gains       Losses
Market Value
  U.S. Treasury                   $1,213,646      2,953,338          2,970           --        4,169,954           (9)     154,020
  U.S. Government agencies           370,462      1,195,754      2,548,803      126,771        4,241,790       (9,804)     199,197
  Collateralized mortgage
    obligations                      107,156      1,166,164         75,407       21,928        1,370,655         (257)      45,777
  State, county and municipal             --          1,750          1,348       10,122           13,220          (24)         417
  Other                               85,333      1,294,705         20,345      337,640        1,738,023      (56,823)      63,555
    Total                         $1,776,597      6,611,711      2,648,873      496,461       11,533,642      (66,917)     462,966
Market Value
  Debt securities                 $1,776,597      6,611,711      2,648,873      182,344       11,219,525      (12,884)     454,023
  Sundry securities                       --             --             --      314,117          314,117      (54,033)       8,943
    Total                         $1,776,597      6,611,711      2,648,873      496,461       11,533,642      (66,917)     462,966
Amortized Cost
  Debt securities                 $1,788,551      6,883,740      2,809,470      178,903       11,660,664
  Sundry securities                       --             --             --      269,027          269,027
    Total                         $1,788,551      6,883,740      2,809,470      447,930       11,929,691
December 31, 1994                  Amortized
(In thousands)                          Cost
Market Value
  U.S. Treasury                    4,323,965
  U.S. Government agencies         4,431,183
  Collateralized mortgage
    obligations                    1,416,175
  State, county and municipal         13,613
  Other                            1,744,755
    Total                         11,929,691
Market Value
  Debt securities                 11,660,664
  Sundry securities                  269,027
    Total                         11,929,691
Amortized Cost
  Debt securities
  Sundry securities
    Total

                                      C-12

    Securities available for sale with an aggregate amortized cost of $7,219,019,000 at December 31, 1995, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
    Expected maturities differ from contractual maturities since issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1995 and 1994.
    At December 31, 1995 and 1994, collateralized mortgage obligations had a weighted average yield based on amortized cost of 6.59 percent and 5.35 percent, respectively.
    Included in U.S. Government agencies and Other at December 31, 1995, are $1,101,704,000 of securities available for sale that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged to minimize the exposure to currency revaluation risks. At December 31, 1995, these securities had a weighted average maturity of 2.92 years and a weighted average yield of 6.10 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 7.50 percent based on a weighted average funding cost differential of 1.40 percent.
    Securities available for sale at December 31, 1995, do not include commitments to purchase $358,825,000 of additional securities that at December 31, 1995, had a market value of $360,254,000.
    Securities available for sale at December 31, 1995, include the carrying value of $321,089,000 of securities which have been sold for future settlement. Related gains and losses are accounted for on a trade date basis.
    There were commitments to purchase securities at a cost of $5,551,000 that had a market value of $5,547,000 at December 31, 1994. There were no commitments to sell securities.
    Gross gains and losses realized on the sale of debt securities in 1995 were $68,980,000 and $41,654,000, respectively, and on sundry securities $17,091,000 and $77,000, respectively.
    Gross gains and losses realized on the sale of debt securities in 1994 were $37,924,000 and $44,607,000, respectively, and on sundry securities $14,557,000 and $1,661,000, respectively.
    Gross gains and losses realized on the sale of debt securities in 1993 were $36,353,000 and $10,195,000, respectively, and on sundry securities $6,802,000 and $176,000, respectively.
    The Financial Accounting Standards Board has issued Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities", that requires that debt and equity securities held: (i) to maturity be classified as such and reported at amortized cost; (ii) for current resale be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and (iii) for any other purpose be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. The effect of the foregoing will cause fluctuations in stockholders' equity based on changes in values of debt and equity securities.
    At December 31, 1995, stockholders' equity includes an after-tax amount of $111,014,000 based on appreciation in the securities available for sale portfolio of $200,801,000, and on an unamortized after-tax gain of $89,787,000. A transfer of $5,890,516,000 of investment securities to the securities available for sale portfolio as permitted by the Financial Accounting Standards Board only for the year ended December 31, 1995 was completed in the fourth quarter of 1995.
    At December 31, 1994, stockholders' equity includes an after-tax amount of $289,497,000 based on depreciation in the securities available for sale portfolio of $396,049,000, net of an unamortized after-tax loss of $106,552,000.
                                      C-13

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 4:
INVESTMENT SECURITIES

December 31, 1995              1 Year             1-5          5-10       After 10                           Gross Unrealized
(In thousands)                or Less           Years         Years          Years           Total         Gains       Losses
Carrying Value
  U.S. Government agencies   $ 80,287         950,270       236,183            --        1,266,740        32,411       (1,157)
  Collateralized mortgage
    obligations                59,410         546,111            --            --          605,521        12,443          (1)
  State, county and
    municipal                 286,591         273,754       170,614       446,052        1,177,011       131,805       (3,226)
  Other                         3,825           2,600        16,821        67,098           90,344         7,713          (2)
    Total                    $430,113       1,772,735       423,618       513,150        3,139,616       184,372       (4,386)
Carrying Value
  Debt securities            $430,113       1,772,735       423,618       497,309        3,123,775       184,372       (4,386)
  Sundry securities                --              --            --        15,841           15,841            --          --
    Total                    $430,113       1,772,735       423,618       513,150        3,139,616       184,372       (4,386)
Market Value
  Debt securities            $438,097       1,828,457       453,150       584,057        3,303,761
  Sundry securities                --              --            --        15,841           15,841
    Total                    $438,097       1,828,457       453,150       599,898        3,319,602
December 31, 1995               Market
(In thousands)                   Value
Carrying Value
  U.S. Government agencies   1,297,994
  Collateralized mortgage
    obligations                617,963
  State, county and
    municipal                1,305,590
  Other                         98,055
    Total                    3,319,602
Carrying Value
  Debt securities            3,303,761
  Sundry securities             15,841
    Total                    3,319,602
Market Value
  Debt securities
  Sundry securities
    Total

December 31, 1994            1 Year             1-5            5-10       After 10                             Gross Unrealized
(In thousands)              or Less           Years           Years          Years           Total         Gains        Losses
Carrying Value
  U.S. Treasury          $   56,236         255,455           3,986         3,481          319,158            94        (14,788)
  U.S. Government
    agencies                837,468       1,396,876       1,409,971        16,409        3,660,724        10,676       (136,301)
  Collateralized
    mortgage
    obligations             149,476       1,280,403         145,952         5,346        1,581,177            17        (63,111)
  State, county and
    municipal               528,855         449,800         225,968       542,472        1,747,095        95,491         (8,890)
  Other                     133,127         185,587          20,827       269,034          608,575         7,759        (15,685)
    Total                $1,705,162       3,568,121       1,806,704       836,742        7,916,729       114,037       (238,775)
Carrying Value
  Debt securities        $1,705,162       3,568,121       1,806,704       658,592        7,738,579       110,485       (235,398)
  Sundry securities              --              --              --       178,150          178,150         3,552         (3,377)
    Total                $1,705,162       3,568,121       1,806,704       836,742        7,916,729       114,037       (238,775)
Market Value
  Debt securities        $$1,667,535      3,473,709       1,769,848       702,574        7,613,666
  Sundry securities              --              --              --       178,325          178,325
    Total                $$1,667,535      3,473,709       1,769,848       880,899        7,791,991
December 31, 1994           Market
(In thousands)               Value
Carrying Value
  U.S. Treasury            304,464
  U.S. Government
    agencies             3,535,099
  Collateralized
    mortgage
    obligations          1,518,083
  State, county and
    municipal            1,833,696
  Other                    600,649
    Total                7,791,991
Carrying Value
  Debt securities        7,613,666
  Sundry securities        178,325
    Total                7,791,991
Market Value
  Debt securities
  Sundry securities
    Total

    Investment securities with an aggregate carrying value of $2,213,277,000 at December 31, 1995, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
    Expected maturities differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage
                                      C-14
obligations is based on their weighted average maturities at December 31, 1995 and 1994.
    At December 31, 1995 and 1994, collateralized mortgage obligations had a weighted average yield of 7.22 percent and 6.22 percent, respectively.
    There were no commitments to purchase or sell investment securities at December 31, 1995 and 1994.
    Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in 1995 were $5,705,000 and $887,000, respectively.
    In 1994 such gross gains and losses were $4,050,000 and $44,000, respectively.
    In 1993 such gross gains and losses were $7,837,000 and $402,000, respectively.
    See Note 3 for information related to accounting rules for debt and equity securities and a transfer of investment securities to the available for sale portfolio.
NOTE 5:
LOANS

(In thousands)                                                                                                 1995
Commercial
  Commercial, financial and agricultural                                                                $24,648,284
  Real estate-construction and other                                                                      2,505,627
  Real estate-mortgage                                                                                    9,991,640
  Lease financing                                                                                         3,169,698
  Foreign                                                                                                   649,760
    Total commercial                                                                                     40,965,009
Retail
  Real estate-mortgage                                                                                   27,273,991
  Installment loans-Bankcard                                                                              3,657,619
  Installment loans-other                                                                                20,212,216
    Total retail                                                                                         51,143,826
    Total                                                                                               $92,108,835
(In thousands)                                                                                                1994
Commercial
  Commercial, financial and agricultural                                                                22,053,484
  Real estate-construction and other                                                                     2,052,054
  Real estate-mortgage                                                                                   9,472,695
  Lease financing                                                                                        1,921,302
  Foreign                                                                                                  526,325
    Total commercial                                                                                    36,025,860
Retail
  Real estate-mortgage                                                                                  21,061,449
  Installment loans-Bankcard                                                                             4,345,069
  Installment loans-other                                                                               17,381,379
    Total retail                                                                                        42,787,897
    Total                                                                                               78,813,757

    Installment loans -- other include $2,358,021,000 and $1,742,947,000 of retail leasing loans at December 31, 1995 and 1994, respectively, that were acquired in the First Fidelity merger.
    Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $887,313,000 and $703,493,000 at December 31, 1995 and 1994, respectively. From
January 1 through December 31, 1995, directors and executive officers of the Parent Company and their related interests borrowed $770,277,000 and repaid $586,457,000. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.
    At December 31, 1995 and 1994, nonaccrual and restructured loans amounted to $647,853,000 and $636,330,000, respectively. Interest related to nonaccrual and restructured loans for the years ended December 31, 1995, 1994 and 1993 amounted to $69,194,000, $70,163,000 and $111,666,000, respectively. Interest collected on such loans and included in the results of operations for each of the years in the three-year period then ended amounted to $17,016,000, $9,582,000 and $27,350,000, respectively.
    At December 31, 1995, impaired loans, which are included in nonaccrual loans, amounted to $470,592,000. Included in the allowance for loan losses is $82,966,000 related to $358,611,000 of impaired loans at December 31, 1995. The rest of the impaired loans are recorded at or below fair value. At December 31, 1995, the average recorded investment in impaired loans was $491,728,000 and $14,920,000 of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.
    Loan fair values are disclosed in Note 17.
                                      C-15

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 6:
ALLOWANCE FOR LOAN LOSSES

                                   Years Ended December 31,
(In thousands)               1995              1994              1993
Balance, beginning of
  year                 $1,578,128         1,622,374         1,551,157
Provision for loan
  losses                  220,000           179,000           369,753
Allowance of loans
  acquired or sold,
  net                      48,666            58,606           191,037
                        1,846,794         1,859,980         2,111,947
Less
  Loan losses             462,781           414,692           613,176
  Less loan
    recoveries            123,785           132,840           123,603
    Loan losses, net      338,996           281,852           489,573
Balance, end of year   $1,507,798         1,578,128         1,622,374

NOTE 7:
PREMISES AND EQUIPMENT

                                   Years Ended December 31,
(In thousands)               1995             1994              1993
Land                   $  457,003           419,165           403,916
Buildings               1,761,503         1,588,842         1,453,926
Equipment               1,864,570         1,545,679         1,326,455
Capitalized leases         40,119            13,327            12,441
                        4,123,195         3,567,013         3,196,738
Less accumulated
  depreciation and
  amortization          1,570,025         1,373,039         1,267,675
    Total              $2,553,170         2,193,974         1,929,063
Net premises and
  equipment pledged
  as security for
  mortgage notes       $   59,256            69,621            83,761
Depreciation and
  amortization         $  268,084           221,393           198,809

NOTE 8:
FORECLOSED PROPERTIES

                                      Years Ended December 31,
(In thousands)                  1995            1994            1993
Foreclosed properties       $202,686         292,076         401,183
Allowance for foreclosed
  properties, beginning of
  year                        41,578          62,813         109,093
Provision for foreclosed
  properties                  (2,756)         13,753          46,530
Transfer from (to)
  allowance for segregated
  assets                          78           2,178           4,651
Dispositions, net            (14,698)        (37,166)        (97,461)
Allowance for foreclosed
  properties, end of year     24,202          41,578          62,813
Foreclosed properties, net  $178,484         250,498         338,370

                                      C-16

NOTE 9:
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
AND OTHER SHORT-TERM BORROWINGS
    The following is a schedule of securities sold under repurchase agreements, which includes accrued interest, and other short-term borrowings of the Corporation at December 31, 1995, 1994 and 1993, and the related maximum amount outstanding at the end of any month during the periods:

                                                                                                    Maximum Outstanding
(In thousands)                              1995          1994          1993           1995         1994           1993
Securities sold under repurchase
  agreements                         $11,017,983     6,887,295     5,896,177     11,017,983     8,368,484     7,542,148
Other Short-Term Borrowings
  Federal funds purchased            $ 3,385,212     1,335,892     1,307,261      3,385,212     3,094,431     3,064,202
  Fixed and variable rate bank
    notes                              2,586,000            --            --      2,586,000            --            --
  Interest-bearing demand
    deposits issued to the U.S.
    Treasury                             365,245       377,526       843,069        764,155       723,248       875,676
  Commercial paper                     1,162,293       620,997       482,451      1,293,439     1,542,612       598,375
  Other                                  983,394     1,027,555       345,345      2,020,760     1,879,440       483,349
    Total                            $ 8,482,144     3,361,970     2,978,126

    At December 31, 1995, 1994 and 1993, the combined weighted average interest rates related to federal funds purchased and securities sold under repurchase agreements were 5.52 percent, 6.04 percent and 3.09 percent, respectively. Maturities related to federal funds purchased and securities sold under repurchase agreements in each of the years in the three-year period then ended were not greater than 230 days.
    At December 31, 1995, the weighted average interest rate and maturity for fixed and variable rate bank notes were 5.70 percent and 90 days, respectively.
    At December 31, 1995, 1994 and 1993, the weighted average interest rates for commercial paper were 5.49 percent, 5.24 percent and 2.69 percent, respectively. Weighted average maturities for commercial paper issued at December 31, 1995, 1994 and 1993, approximated 21, 4 and 5 days, respectively.
    Included in "Other" are Federal Home Loan Bank borrowings and securities sold short of $438,530,000 and $229,667,000, respectively at December 31, 1995, and $497,247,000 and $445,361,000, respectively, at December 31, 1994.
    Substantially all short-term borrowings are due within 90 days, and accordingly, the carrying amount of such borrowings is deemed to be a reasonable estimate of fair value.
                                      C-17

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 10:
LONG-TERM DEBT

                                                                                         1995                        1994

                                                                                    Estimated                   Estimated
                                                                       Carrying          Fair      Carrying          Fair
(In thousands)                                                           Amount         Value        Amount         Value
Debentures and Notes Issued by the Parent Company
  7 1/2 percent debentures, due in annual installments of not less than $1,000 through December 1, 2002, net of debentures held
    of $10,381 in 1995*                                              $   15,619        15,697        15,619        14,551
  Floating rate extendible notes, due June 15, 2005**                    10,100        10,100       100,000       100,000
  11 percent notes, due May 1, 1996***                                   18,360        18,963        18,360        19,099
  Floating rate notes, due November 13, 1996**                          150,000       150,000       150,000       150,000
  5.95 percent notes, due July 1, 1995 (par value $150,000)***               --            --       149,921       149,010
  6 3/4 percent notes, due January 15, 1998 (par value
    $250,000)***                                                        249,001       255,075       248,511       239,175
  Floating rate notes, due February 24, 1998 (par value
    $300,000)***                                                        299,810       299,810            --            --
  Fixed rate medium-term senior notes with varying rates and terms
    to 1996*                                                                200           200        32,700        32,741
  Fixed rate medium-term subordinated notes with varying rates and
    terms to 2001*                                                       54,000        63,812        54,000        56,925
  Floating rate subordinated notes, due July 22, 2003 (par value
    $150,000)***                                                        149,206       149,206       149,101       149,101
  11 percent and variable rate subordinated notes, due in 1996***        17,951        18,665        17,951        18,585
  8 1/8 percent subordinated notes, due December 15, 1996***            100,000       102,230       100,000        99,700
  9.45 percent subordinated notes, due June 15, 1999 (par value
    $250,000)***                                                        250,000       278,450       250,000       259,369
  9.45 percent subordinated notes, due August 15, 2001 (par value
    $150,000)***                                                        147,906       172,260       147,535       155,865
  8 1/8 percent subordinated notes, due June 24, 2002 (par value
    $250,000)***                                                        248,679       277,225       248,475       242,425
  8 percent subordinated notes, due November 15, 2002 (par value
    $225,000)***                                                        223,280       248,063       223,037       216,833
  7 1/4 percent subordinated notes, due February 15, 2003 (par
    value $150,000)***                                                  148,889       158,610       148,733       137,595
  6 5/8 percent subordinated notes, due July 15, 2005 (par value
    $250,000)***                                                        248,189       255,400       247,999       215,075
  6 percent subordinated notes, due October 30, 2008 (par value
    $200,000)***                                                        197,242       204,444       197,028       155,700
  6 3/8 percent subordinated notes, due January 15, 2009 (par
    value $150,000)***                                                  147,669       148,965       147,495       120,150
  8 percent subordinated notes, due August 15, 2009 (par value
    $150,000)                                                           148,655       164,670       148,559       139,335
  8.77 percent subordinated notes, due November 15, 2004 (par
    value $150,000)                                                     148,590       164,850       148,430       148,890
  7 1/2 percent subordinated debentures, due April 15, 2035 (par
    value $250,000)                                                     246,194       276,950            --            --
  7.05 percent subordinated notes, due August 1, 2005 (par value
    $250,000)***                                                        248,065       262,725            --            --
  6 7/8 percent subordinated notes, due September 15, 2005 (par
    value $250,000)***                                                  248,350       260,000            --            --
  6.55 percent subordinated debentures, due October 15, 2035 (par
    value $250,000)                                                     248,417       259,575            --            --
        Total debentures and notes issued by the Parent Company       3,964,372     4,215,945     2,943,454     2,820,124

                                      C-18

                                                                                         1995                        1994

                                                                                    Estimated                   Estimated
                                                                       Carrying          Fair      Carrying          Fair
(In thousands)                                                           Amount         Value        Amount         Value
Debentures and Notes of Subsidiaries
  Bank notes with varying rates and terms to 1997                     1,165,000     1,165,000       100,000       100,000
  Floating rate senior notes, due August 2, 1996 (par value
    $200,000)***                                                        200,000       200,000       200,000       199,760
  6.80 percent subordinated notes, due June 15, 2003 (par value
    $150,000)***                                                        150,000       155,400       150,000       133,140
  9 5/8 percent subordinated notes, due August 15, 1999 (par value
    $150,000)***                                                        150,000       168,045       150,000       156,240
  9 3/4 percent subordinated notes, due May 25, 1995 (par value
    $136,750)***                                                             --            --       136,750       138,008
  8 1/2 percent subordinated capital notes, due April 1, 1998 (par
    value $150,000)***                                                  149,150       157,577       149,150       149,120
  Floating rate subordinated note, due March 15, 1997 (par value
    $25,000)***                                                          25,000        25,000        25,000        24,970
  9 7/8 percent subordinated capital notes, due May 15, 1999 (par
    value $75,000)                                                       74,542        84,883        74,404        78,608
  9 5/8 percent subordinated capital notes, due June 15, 1999 (par
    value $75,000)                                                       74,957        84,295        74,945        77,970
  10 1/2 percent collateralized mortgage obligations, due in 2014        48,545        54,338        60,010        61,510
  Debentures and notes with varying rates and terms to 2015              37,031        39,685         8,143         7,594
        Total debentures and notes of subsidiaries                    2,074,225     2,134,223     1,128,402     1,126,920
Other Debt
  Notes payable to the FDIC, net of discount of $103 in 1995 and
    $2,935 in 1994, due September 19, 1996                               76,138        76,138       117,271       117,271
  Advances from the Federal Home Loan Bank                              958,150       958,162         4,696         3,728
  Mortgage notes and other debt of subsidiaries with varying rates
    and terms                                                            39,983        44,791        43,008        44,764
  Capitalized lease obligations calculated at rates generally
    ranging from 7.5 percent to 15.2 percent                              8,079         9,065         5,306         5,183
        Total other debt                                              1,082,350     1,088,156       170,281       170,946
        Total                                                        $7,120,947     7,438,324     4,242,137     4,117,990

*  Redeemable at the option of the Parent Company.
**  Redeemable in whole or in part at the option of the Parent Company.
*** Not redeemable prior to maturity.
    The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.
    The interest rate on the floating rate extendible notes is 5.9625 percent to March 15, 1996.
    The interest rate on the floating rate notes due November 13, 1996, is 6 percent to February 29, 1996.
    The interest rate on the floating rate notes due February 24, 1998, is
6.05469 percent to February 24, 1996.
    The fixed rate medium-term senior and subordinated notes are issued periodically. Interest rates, maturities, redemption and other terms are determined at the date of issuance. At December 31, 1995, the Parent Company had issued medium-term senior notes with a fixed rate of 6.69 percent and subordinated notes with fixed rates of interest ranging from 9.49 percent to
9.93 percent.
    In February 1996, $1,500,000,000 of senior or subordinated debt securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission.
    The interest rate on the floating rate subordinated notes is 6.0625 percent to January 22, 1996.
    The interest rate on variable rate subordinated notes of $858,000 is 6.32 percent to March 31, 1996.
    The 8 percent subordinated notes due August 15, 2009, are redeemable in whole and not in part at the option of the Parent Company on August 15, 2004.
                                      C-19

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

    The 8.77 percent subordinated notes are redeemable in whole or in part at the option of Parent Company on November 15, 1999.
    Holders of the 7 1/2 percent subordinated debentures and the 6.55 percent subordinated debentures may elect to redeem a part or all of their debentures on April 15, 2005 and October 15, 2005, respectively. Otherwise such debentures are not redeemable prior to maturity.
    At December 31, 1995, bank notes of $965,000,000 had floating rates of interest ranging from 5.50 percent to 6.02141 percent, and $200,000,000 of the notes had an interest rate of 5.43 percent, which changes daily based on changes in the federal funds interest rate.
    The interest rate on the floating rate senior notes was 5.9375 percent at December 31, 1995.
    The interest rate on the floating rate subordinated note is 6.0781 percent to March 5, 1996.
    The floating rate subordinated note may not be redeemed prior to maturity, except upon the occurrence of certain events.
    The 9 7/8 percent(which were assumed by the Parent Company) and 9 5/8 percent subordinated capital notes may not be redeemed prior to maturity, except upon the occurrence of certain events.
    The 10 1/2 percent collateralized mortgage obligations were issued by a wholly-owned subsidiary of an acquired savings bank. The obligations consist of Class A-4 bonds collateralized by mortgage participation certificates (FHLMC Certificates) issued by the Federal Home Loan Mortgage Corporation. Maturity of the bonds depends on the rate of payments made on the FHLMC Certificates. The bonds are redeemable upon the occurrence of certain events.
    Notes payable to the FDIC result from funding assistance from the Federal Deposit Insurance Corporation (FDIC) for Southeast Banks segregated assets.The discount amount, which is based on an imputed interest rate of 8 3/4 percent, will be accreted into interest expense under the interest method to September 19, 1996.
    The Corporation's acquired savings banks had aggregate advances from the Federal Home Loan Bank of $958,150,000 at December 31, 1995, with interest rates ranging from 1 percent to 7 percent and maturity dates to July 19, 2016.
    The weighted average rate paid for long-term debt in 1995, 1994 and 1993 was
6.69 percent, 6.26 percent and 5.51 percent, respectively. Interest rate swap agreements entered at the time of issuance of certain long-term debt reduced related interest expense.
    Long-term debt maturing in each of the five years subsequent to December 31, 1995 is as follows: 1996, $1,729,855,000; 1997, $896,800,000; 1998,
$738,581,000; 1999, $566,452,000; and 2000, $138,093,000.
                                      C-20

NOTE 11:
PREFERRED STOCK

                                                                    1995                  1994                1993
(In thousands)                                        Shares      Amount   Shares       Amount    Shares     Amount    Shares
Series A $2.50 Cumulative
  Balance as originally reported                         --     $     --       --           --      528       13,182      528
  Purchases of preferred stock                           --           --       --           --       (6)        (134)      --
  Conversions of preferred stock into
    common stock                                         --           --       --           --     (522)     (13,047)      --
Pre-merger transactions of acquired bank
  holding company                                        --           --       --           --       --           (1)      --
  Balance, end of year                                   --           --       --           --       --           --      528
Series 1990
  Balance as originally reported                         --           --    6,318       31,592    6,318       31,592    6,318
  Redemption of preferred stock                          --           --    (6,318)    (31,592)      --           --       --
  Balance, end of year                                   --           --       --           --    6,318       31,592    6,318
Balance as originally reported                           --           --       --           --    6,318       31,592    6,846
Pre-merger transactions of acquired bank
  holding company
Series B $2.15 Cumulative Convertible
  Balance as reported                                 4,788      119,707    4,817      120,422    4,887      122,172    4,887
  Purchases of preferred stock                         (250 )     (6,250)      --           --       --           --       --
  Conversions of preferred stock into
    common stock                                      (1,574)    (39,364)     (29 )       (715)     (70 )     (1,750)      --
  Balance, end of year                                2,964       74,093    4,788      119,707    4,817      120,422    4,887
Series D Adjustable Rate Cumulative                     350       35,000      350       35,000      350       35,000      350
Series F 10.64% Cumulative
  Balance as reported                                    75       75,000       75       75,000       75       75,000       75
  Purchases of preferred stock                           (1 )       (870)      --           --       --           --       --
  Balance, end of year                                   74       74,130       75       75,000       75       75,000       75
    Total                                             (1,825)    (46,484)     (29 )       (715)     (70 )     (1,750)      --
Balance, end of year                                  3,388     $183,223    5,213      229,707    11,560     262,014    12,158

                                                         1992
                                                       Amount
(In thousands)
Series A $2.50 Cumulative
  Balance as originally reported                       13,182
  Purchases of preferred stock                             --
  Conversions of preferred stock into
    common stock                                           --
Pre-merger transactions of acquired bank
  holding company                                          --
  Balance, end of year                                 13,182
Series 1990
  Balance as originally reported                       31,592
  Redemption of preferred stock                            --
  Balance, end of year                                 31,592
Balance as originally reported                         44,774
Pre-merger transactions of acquired bank
  holding company
Series B $2.15 Cumulative Convertible
  Balance as reported                                 122,172
  Purchases of preferred stock                             --
  Conversions of preferred stock into
    common stock                                           --
  Balance, end of year                                122,172
Series D Adjustable Rate Cumulative                    35,000
Series F 10.64% Cumulative
  Balance as reported                                  75,000
  Purchases of preferred stock                             --
  Balance, end of year                                 75,000
    Total                                                  --
Balance, end of year                                  276,946


    The Corporation is authorized to issue up to 40,000,000 shares of Class A Preferred Stock, no-par value, and 10,000,000 shares of Preferred Stock, no-par value, each in one or more series. In connection with the First Fidelity merger, the Corporation has issued three new series of preferred stock which are described in Note 2.
    The Series 1990 Preferred Stock was issued in connection with the acquisition of Florida National Banks of Florida, Inc. by the Corporation in January 1990. On December 20, 1994, the Corporation elected to redeem all of the outstanding shares of its Series 1990 Preferred Stock. The redemption occurred on March 31, 1995, at the redemption price of $51.50 per share. A redemption premium of $41,355,000, representing the difference between a $44.96 per share book value and the $51.50 redemption price was deducted from net income applicable to common stockholders in 1994. At December 31, 1994, $325,396,000 was placed in trust with an affiliated bank. The final dividend payable was paid on March 31, 1995, to stockholders of record on March 15, 1995.
    On June 18, 1993, the Corporation redeemed all of the outstanding shares of Series A, $2.50 Cumulative Convertible Preferred Stock at the redemption price of $25.00 per share (plus accrued and unpaid dividends), substantially all of which were converted into 522,000 shares of common stock.
                                      C-21

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 12:
COMMON STOCK

                                   Option Prices      Balance,                                        Forfeitures     Balance,
                                       or Market     Beginning     Grants or New        Exercises      and Other        End of
                                          Values       of 1995            Shares     or Purchases     Reductions          1995
1969 Plan
  Options granted                         $11.59           48                 --               --             --            48
  Available                                            52,976                 --               --             --        52,976
1984 Master Stock Plan
  Options granted                  $20.25-$28.13      331,367                 --         (134,451)            --       196,916
  Available                                           507,669                 --               --             --       507,669
1988 Master Stock Plan
  Options granted                  $14.75-$35.88    1,182,083                 --         (166,102)        (1,540)    1,014,441
  Restricted stock granted         $14.75-$22.88      240,504                 --         (146,264)        (1,530)       92,710
  Available                                         1,112,508                 --               --          1,540     1,114,048
1992 Master Stock Plan
  Options granted                  $44.75-$46.13    1,296,660            955,345          (74,219)       (26,010)    2,151,776
  Restricted stock granted         $44.75-$46.13      758,102            607,330         (175,986)       (13,214)    1,176,232
  Available                                         2,826,705         (1,562,675)              --         26,010     1,290,040
1994 Employee Plan                        $38.36    2,508,795                 --         (985,843)      (139,456)    1,383,496
Dividend Reinvestment Plan                    --    4,829,313                 --         (807,659)            --     4,021,654
Option plans of acquired
  companies                         $5.91-$50.60    6,766,403          1,415,744       (4,816,603)      (143,023)    3,222,521
                            Exercisable
1969 Plan
  Options granted                    48
  Available                          --
1984 Master Stock Plan
  Options granted               196,916
  Available                          --
1988 Master Stock Plan
  Options granted             1,014,441
  Restricted stock granted           --
  Available                          --
1992 Master Stock Plan
  Options granted             1,203,001
  Restricted stock granted           --
  Available                          --
1994 Employee Plan            1,383,496
Dividend Reinvestment Plan           --
Option plans of acquired
  companies                   1,860,560


    Under the terms of the 1969 Plan and the 1984, 1988 and 1992 Master Stock Plans, stock options may be periodically granted to key personnel at a price not less than the fair market value of the shares at the date of grant. Options granted under the 1969 Plan must be exercised or forfeited on a prorated basis over a fifteen-year period, or a ten-year period if the options are incentive stock options. The exercise periods for options granted under the 1984, 1988 and 1992 Master Stock Plans are determined at the date of grant and are for periods no longer than ten years.
    Restricted stock may also be granted under the 1984, 1988 and 1992 Master Stock Plans. The stock is subject to certain restrictions over a five-year period, during which time the holder is entitled to full voting rights and dividend privileges.
    Employees, based on their eligibility and compensation, were granted options to purchase shares of common stock under the 1994 Employee Stock Purchase Plan at a price equal to 85 percent of the fair market value of the shares as of the Plan date. From the Plan date and generally for approximately a two-year period thereafter, employees have the option to purchase all or a portion of the optioned shares. The Plan provides that as of June 30, 1996 (the Final Purchase
Date), the option price will be the lesser of 85 percent of the fair market value as of the Plan date or 85 percent of the fair market value as of the Final Purchase Date.
    Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividends and optional cash payments were used to purchase original issue common stock from the Parent Company.
    Under the terms of the Parent Company's merger agreements with certain acquired companies, all options with respect to their common stock were converted into options to purchase Parent Company common stock.
    In accordance with a Shareholder Protection Rights Agreement dated December 18, 1990, the Parent Company issued a dividend of one right for each share of Parent Company common stock outstanding or reserved for issuance as of December 18, 1990, or 117,450,463 rights, on December 28, 1990. These rights continue to attach to all common stock issued after December 18, 1990.
    The rights will become exercisable if any person or group commences a tender or exchange offer that would result in their becoming the beneficial owner of 15 percent or more of the Parent Company's common stock or any person is determined by the Federal Reserve Board to "control" the Corporation within the meaning of the Bank Holding Company Act.
    The rights also will become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Parent Company's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $110, a number of shares of the Parent Company's common stock (or at the option of the Board of Directors, shares of junior participating Class A preferred stock) having a market value of twice the exercise price. If any person or group acquires beneficial ownership of between 15 percent and 50 percent of the Parent Company's common stock, the Parent Company's Board of Directors may,
                                      C-22
at its option, exchange for each outstanding right (other than rights owned by such person or group) either two shares of common stock or two one-hundredths of a share of junior participating Class A preferred stock having economic and voting terms similar to two shares of common stock.
    The rights are subject to adjustment if certain events occur, and they will expire on December 28, 2000, if not redeemed or terminated sooner.
NOTE 13:
PERSONNEL EXPENSE

                                 Years Ended December 31,
(In thousands)           1995          1994          1993
Salaries           $1,615,310     1,435,702     1,321,416
Pension cost           24,875        27,521        13,441
Savings plan           53,289        47,993        43,224
Other benefits        268,678       261,626       245,868
  Total            $1,962,152     1,772,842     1,623,949

    Pension expense for nonqualified plans was $9,602,000, $4,504,000 and $3,396,000 for the years ended December 31, 1995, 1994 and 1993, respectively. In 1994 and 1993, the expense was related to First Fidelity.
    Accumulated benefit obligation for the nonqualified plans was $52,435,000, $27,776,000 and $26,613,000 for the years ended December 31, 1995, 1994 and
1993, respectively, including vested benefits of $51,114,000, $27,004,000 and $25,960,000, respectively. Such plans have no assets. The assumed rates used in actuarial computations were the same as those utilized in the qualified pension plans.
    The Corporation has tax-qualified defined benefit pension plans covering substantially all of its employees with one year of service. The benefits are based on years of service and the employee's highest five year average compensation. Contributions are made each year into a trust in an amount which is determined by an actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount which can be deducted on the Corporation's tax return.
    At December 31, 1995, plan assets primarily include U.S. Government and Government agency securities and equity securities. Also included are 1,533,766 shares of the Parent Company's common stock. All plan assets are held by First Union National Bank of North Carolina (the Bank) in a Bank-administered trust fund.
    In 1994 and 1993, pension cost includes settlement losses of $514,000 and $2,378,000, respectively, related to the purchase of annuities for certain retirees.
    The following tables set forth the plan's funded status and certain amounts recognized in the Corporation's consolidated financial statements at December 31, 1995, 1994 and 1993, respectively:

                                                                                                               December 31,
(In thousands)                                                                              1995          1994         1993
Actuarial Present Value of Benefit Obligations
  Accumulated benefit obligation including vested benefits of $591,058,000, 1995;
    $461,797,000, 1994; and $485,549,000, 1993                                         $ 643,012       494,188      532,685
  Projected benefit obligation for service rendered to date                            $(838,092)     (656,499)    (712,666)
Plan assets at fair value                                                                971,182       836,994      844,553
Plan assets in excess of projected benefit obligation                                    133,090       180,495      131,887
Prior service cost                                                                        40,483         8,198       13,351
Unrecognized net loss from past experience different from that assumed and effects of
  changes in assumptions                                                                 131,699        81,937      115,398
Unrecognized net transition asset                                                        (20,519)      (24,267)     (28,131)
Prepaid pension cost included in other assets                                          $ 284,753       246,363      232,505
Assumed Rates Used in Actuarial Computations
  Discount rate at beginning of year                                                   8.25-8.75%        7-7.5       8-8.75
  Discount rate at end of year                                                               7.5     8.25-8.75        7-7.5
  Weighted average rate of increase in future compensation levels                            4.5           4-5        4-4.5
  Long-term average rate of return                                                      8.5-9.75%     8.5-9.75     9.5-9.75

                                      C-23

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993


                                                                                                  Years Ended December 31,
(In thousands)                                                                              1995          1994        1993
Pension Cost
  Service cost-benefits earned during the period                                       $  38,105        43,781       32,457
  Interest cost on projected benefit obligation                                           52,498        50,277       38,498
  Actual (return) loss on plan assets                                                   (135,288)       12,400      (62,279)
  Net amortization and deferral                                                           59,958       (83,955)      (1,009)
  Settlement loss                                                                             --           514        2,378
    Net pension cost                                                                   $  15,273        23,017       10,045


    The Corporation and its subsidiaries provide certain health care and life insurance benefits for retired employees. Substantially all of the Corporation's employees may become eligible for these benefits if they reach retirement age while working for the Corporation. Life insurance benefits are provided through an insurance company. Medical and other benefits are provided through a tax-exempt trust formed by the Corporation. The Corporation recognizes the cost of providing these benefits by expensing annual insurance premiums, trust funding allocations and administrative expenses.
    The amount expensed for group insurance expense for active employees in 1995, 1994 and 1993 was $94,831,000, $84,064,000 and $99,740,000, respectively.
    The following tables set forth the status of postretirement benefits other than pensions and certain amounts recognized in the Corporation's consolidated financial statements at December 31, 1995, 1994 and 1993:


(In thousands)                                                                         1995                   1994
Actuarial Present Value of Postretirement Benefits Obligation
  Retirees                                                                         $191,337                158,469
  Fully eligible active participants                                                  4,440                  8,649
  Other active participants                                                          43,536                 32,540
    Accumulated postretirement benefit obligation                                  $239,313                199,658
Projected benefit obligation in excess of plan assets                              $239,313                199,658
Unrecognized net transition obligation                                              (60,363)               (63,914)
Unrecognized prior service cost                                                      10,880                     --
Unrecognized net gain (loss) from past experience different from that assumed
  and effects of changes in assumptions                                             (31,432)                 9,321
    Accrued postretirement benefit cost                                            $158,398                145,065
Assumed Rates Used in Actuarial Computations
  Weighted average discount rate                                                        7.5%             8.25-8.75
  Rate of increase in future compensation levels, depending on age                      4-9                    4-5
  Health care cost trend rate
                                                                                     11.67-
    Prior to age 65 (for 1996, grading to 7 percent in 2004)                          12.25             12.25-12.5
                                                                                     10.67-%
    After age 65 (for 1996, grading to 6 percent in 2004)                             11.25               10-11.25
Effect of One Percent Increase in Health Care Cost Trend Rate
  Service costs                                                                    $     81                     --
  Interest costs                                                                        967                  1,084
  Accumulated postretirement benefit obligation                                    $ 14,470                 13,783
Postretirement Costs
  Service cost-benefits earned during the period                                   $  2,876                  3,262
  Interest cost on projected benefit obligation                                      15,717                 15,416
  Amortization of transition obligation                                               2,711                  3,674
    Net cost                                                                       $ 21,304                 22,352

                                                                                 December 31,
                                                                                         1993
Actuarial Present Value of Postretirement Benefits Obligation
  Retirees                                                                            175,946
  Fully eligible active participants                                                   13,075
  Other active participants                                                            38,267
    Accumulated postretirement benefit obligation                                     227,288
Projected benefit obligation in excess of plan assets                                 227,288
Unrecognized net transition obligation                                                (67,221)
Unrecognized prior service cost                                                            --
Unrecognized net gain (loss) from past experience different from that assumed
  and effects of changes in assumptions                                               (27,526)
    Accrued postretirement benefit cost                                               132,541
Assumed Rates Used in Actuarial Computations
  Weighted average discount rate                                                        7-7.5
  Rate of increase in future compensation levels, depending on age                      4-4.5
  Health care cost trend rate
    Prior to age 65 (for 1996, grading to 7 percent in 2004)                       12.83-13.5
    After age 65 (for 1996, grading to 6 percent in 2004)                            11-11.83
Effect of One Percent Increase in Health Care Cost Trend Rate
  Service costs                                                                            --
  Interest costs                                                                          991
  Accumulated postretirement benefit obligation                                        12,132
Postretirement Costs
  Service cost-benefits earned during the period                                        2,474
  Interest cost on projected benefit obligation                                        14,038
  Amortization of transition obligation                                                 4,309
    Net cost                                                                           20,821

                                      C-24

    The Financial Accounting Standards Board has issued Standard No. 112, "Employers' Accounting for Postemployment Benefits", which requires accrual of a liability for all types of benefits paid to former or inactive employees after employment but before retirement. The Corporation adopted this accounting Standard beginning January 1, 1994. Benefits subject to this accounting pronouncement include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of such benefits as health care and life insurance coverage. The effect of initially applying this new accounting Standard was not material, and the result of complying with this Standard in 1995 was not material.
NOTE 14:
INCOME TAXES
    The provision for income taxes charged to operations is as follows:

(In thousands)                                                                               1995              1994
Current Income Taxes
  Federal                                                                                $383,635            313,261
  State                                                                                    32,703             82,953
    Total                                                                                 416,338            396,214
Deferred Income Tax Expense (Benefits)
  Federal                                                                                 326,118            325,917
  State                                                                                    45,964            (10,687)
    Total                                                                                 372,082            315,230
    Total                                                                                $788,420            711,444

(In thousands)                                                          Years Ended December 31,
                                                                                           1993

Current Income Taxes
  Federal                                                                               364,320
  State                                                                                  49,980
    Total                                                                               414,300
Deferred Income Tax Expense (Benefits)
  Federal                                                                               160,455
  State                                                                                   4,157
    Total                                                                               164,612
    Total                                                                               578,912

    The federal income tax rates and amounts are reconciled with the effective income tax rates and amounts as follows:

                                                                                       Years Ended December 31,
                                                       1995                      1994                      1993
                                                       % of                      % of                      % of
                                                     Pre-tax                   Pre-tax                   Pre-tax
(In thousands)                            Amount     Income         Amount     Income         Amount     Income
Income before income taxes            $2,218,601                $2,087,887                $1,795,265
Tax at federal income tax rate        $  776,510       35.0%    $  730,761       35.0%    $  628,342       35.0%
Reasons for difference in federal
  income tax rate and effective
  rate
  Tax-exempt interest, net of cost
    to carry                             (53,194)      (2.4)       (60,536)      (2.9)       (68,095)      (3.8)
  State income taxes, net of
    federal tax benefit                   51,134        2.3         46,973        2.2         35,189        2.0
  Goodwill amortization                   30,662        1.4         22,245        1.1         17,867        1.0
  Adjustment to deferred income tax
    assets and liabilities for
    enacted changes in tax laws and
    rates                                     --         --             --         --        (18,588)      (1.0)
  Change in the beginning-of-the-
    year deferred tax assets
    valuation
    allowance                              3,031         .1          1,889         .1         (3,604)       (.2)
  Other items, net                       (19,723)       (.9)       (29,888)      (1.4)       (12,199)       (.7)
    Total                             $  788,420       35.5%    $  711,444       34.1%    $  578,912       32.3%

                                      C-25

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

    The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax liabilities (assets) are as follows:

                                                                                            Years Ended December 31,
(In thousands)                                                                            1995                  1994
Deferred Income Tax Liabilities
  Depreciation                                                                     $    67,074                52,772
  Unrealized gain on debt and equity securities                                         59,664                    --
  Intangible assets                                                                     77,326                66,040
  Leasing activity                                                                     761,964               466,950
  Prepaid insurance premiums                                                             3,763                28,892
  Prepaid pension asset                                                                 83,010                78,314
  Thrift loan loss reserve recapture                                                    72,103                27,152
  Other                                                                                 58,187                40,945
    Total deferred income tax liabilities                                            1,183,091               761,065
Deferred Income Tax Assets
  Provision for loan losses, net                                                      (535,542)             (574,809)
  Accrued expenses, deductible when paid                                              (265,911)             (215,623)
  Unrealized loss on debt and equity securities                                             --              (155,729)
  Foreclosed properties                                                                (12,006)              (30,796)
  Sale and leaseback transactions                                                      (17,227)              (18,825)
  Deferred income                                                                      (15,864)              (18,106)
  Purchase accounting adjustments (primarily loans and securities)                     (63,099)              (33,814)
  Net operating loss carryforwards                                                     (38,400)              (58,039)
  First American segregated assets                                                     (19,769)              (10,004)
  Loan products                                                                         (3,467)               (2,169)
  Other                                                                                (33,041)              (46,559)
    Total deferred income tax assets                                                (1,004,326)           (1,164,473)
Deferred tax assets valuation allowance                                                 43,570                37,421
  Net deferred income tax liabilities (assets)                                     $   222,335              (365,987)
(In thousands)                                              Years Ended December 31,
                                                                                1993
Deferred Income Tax Liabilities
  Depreciation                                                                49,709
  Unrealized gain on debt and equity securities                               14,698
  Intangible assets                                                           84,286
  Leasing activity                                                           279,618
  Prepaid insurance premiums                                                   1,239
  Prepaid pension asset                                                       72,632
  Thrift loan loss reserve recapture                                          24,889
  Other                                                                       56,906
    Total deferred income tax liabilities                                    583,977
Deferred Income Tax Assets
  Provision for loan losses, net                                            (531,380)
  Accrued expenses, deductible when paid                                    (176,735)
  Unrealized loss on debt and equity securities                                   --
  Foreclosed properties                                                      (68,403)
  Sale and leaseback transactions                                            (22,276)
  Deferred income                                                            (15,283)
  Purchase accounting adjustments (primarily loans and securities)            (9,529)
  Net operating loss carryforwards                                           (61,072)
  First American segregated assets                                           (76,003)
  Loan products                                                              (18,234)
  Other                                                                      (51,716)
    Total deferred income tax assets                                      (1,030,631)
Deferred tax assets valuation allowance                                       22,173
  Net deferred income tax liabilities (assets)                              (424,481)

    Changes to the deferred tax assets valuation allowance are as follows:

                                                                                              Years Ended December 31,
(In thousands)                                                                                  1995              1994
Balance, beginning of year                                                                   $37,421            22,173
Current year deferred provision, change in deferred tax assets valuation allowance             3,031             1,889
Purchase acquisitions                                                                          3,118            13,359
Deferred tax assets valuation allowance, end of year                                         $43,570            37,421
                                                                  Years Ended December 31,

                                                                                      1993
(In thousands)
Balance, beginning of year                                                          20,024
Current year deferred provision, change in deferred tax assets valuation allowance  (3,604)
Purchase acquisitions                                                                5,753
Deferred tax assets valuation allowance, end of year                                22,173


    A portion of the current year change in the net deferred tax liability (asset) relates to unrealized gains and losses on debt and equity securities available for sale. Under Standard No. 115, the related 1995 and 1994 deferred tax expense (benefit) of $215,393,000 and $(170,427,000), respectively, have been recorded directly to stockholders' equity. Purchase acquisitions also increased the net deferred tax liability in the amount of $847,000 in 1995, while increasing the net deferred tax asset by $86,309,000 in 1994 and $154,679,000 in 1993.
    The realization of deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in excess of $2,400,000,000 in the three-year federal carryback period and by expected future taxable income which will far exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and federal and state net operating loss carryforwards. To the extent that the valuation allowance attributable to the purchase acquisitions in the amount of $22,230,000 is subsequently recognized, such income tax benefit will reduce goodwill.
    At December 31, 1995, the Corporation has net operating loss carryforwards of $82,000,000 which are available to offset future federal taxable income through 2007, subject to annual limitations. The Corporation also has net operating loss carryforwards of $142,000,000 that are available to offset future state taxable income through 2010.
    Income tax expense related to securities available for sale transactions was $13,828,000, $1,546,000 and $9,559,000 in
                                      C-26

1995, 1994 and 1993, respectively. Income tax expense related to investment security transactions was $1,787,000, $1,455,000 and $5,044,000 in 1995, 1994
and 1993, respectively.
    The Corporation adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes", at January 1, 1993, and applied the provisions of Standard No. 109 retroactively to January 1, 1992. In accordance with Standard No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Standard No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
    The Internal Revenue Service is examining the Corporation's federal income tax returns for the years 1991 through 1993 and is examining federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1995 and 1994, the Internal Revenue Service examination of the Corporation's federal income tax returns for years through 1990 was settled with no material impact to the Corporation's financial position or results of operations. In 1995, 1994 and 1993, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the Internal Revenue Service with no significant impact on the Corporation's financial position or results of operations.
NOTE 15:
FIRST UNION CORPORATION
(PARENT COMPANY)
    The Parent Company's principal assets are its investments in its subsidiaries, interest-bearing balances with bank subsidiaries, securities purchased under resale agreements, securities available for sale and loans to subsidiaries. The significant sources of income of the Parent Company are dividends from its subsidiary bank holding companies, interest and fees charged on loans made to its subsidiaries, interest on eurodollars purchased from bank subsidiaries, interest on securities available for sale and fees charged to its subsidiaries for providing various services.
    In addition, the Parent Company serves as the primary source of funding for the mortgage banking and other activities of its nonbank subsidiaries. Lines of credit in the amount of $350,000,000 are available to the Parent Company at an annual facility fee of 8.00 to 18.75 basis points and a utilization fee of 6.25 basis points. The facility fee is based on the daily average commitment amount and the utilization fee is based on the daily average principal amount outstanding. Generally, interest rates will be determined at the time credit line usage occurs and will vary based on the type of loan extended to the Parent Company.
    Certain regulatory and other requirements restrict the lending of funds by the bank subsidiaries to the Parent Company and to the Parent Company's nonbank subsidiaries and the amount of dividends that can be paid to the Parent Company by the bank subsidiaries and certain of the Parent Company's other subsidiaries. On December 31, 1995, the Parent Company was indebted to subsidiary banks in the amount of $260,676,000 that, under the terms of revolving credit agreements, was secured by certain interest-bearing balances, securities available for sale, loans, premises and equipment and payable on demand. On such date, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries amounting to $135,929,000 that, under the terms of a revolving credit agreement, was secured by securities available for sale and certain loans and payable on demand. Additionally, the Parent Company is the guarantor of certain publicly issued debt of an acquired subsidiary in the amount of $75,000,000.
    Industry regulators limit dividends that can be paid by the Corporation's subsidiaries. National banks are limited in their ability to pay dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of the bank's allowance for loan losses, and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. The Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $467,564,000 at December 31, 1995, for the payment of dividends to the Parent Company without such regulatory or other restrictions.
    Subsidiary net assets of $9,132,280,000 were restricted from being transferred to the Parent Company at December 31, 1995, under such regulatory or other restrictions.
    At December 31, 1995 and 1994, the estimated fair value of the Parent Company's loans was $2,361,334,000 and $1,755,517,000, respectively.
                                      C-27

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

    The Parent Company's condensed balance sheets as of December 31, 1995 and 1994, and the related condensed statements of income and cash flows for the three-year period ended December 31, 1995, are as follows:
CONDENSED BALANCE SHEETS

(In thousands)                                                                                                1995
Assets
  Cash and due from banks                                                                              $       290
  Interest-bearing balances with bank subsidiary                                                         1,305,210
  Securities purchased under resale agreements                                                             200,000
      Total cash and cash equivalents                                                                    1,505,500
  Securities available for sale (amortized cost $190,246 in 1995; $151,505 in 1994)                        258,889
  Loans, net of unearned income ($648 in 1995; $591 in 1994)                                                76,961
    Allowance for loan losses                                                                               (1,325)
      Loans, net                                                                                            75,636
  Loans due from subsidiaries
    Banks                                                                                                1,704,541
    Bank holding companies                                                                                 128,683
    Other subsidiaries                                                                                     446,918
  Investments in wholly-owned subsidiaries
    Arising from investments in equity in undistributed net income of subsidiaries
      Banks                                                                                              4,520,514
      Bank holding companies                                                                             5,029,527
      Other subsidiaries                                                                                   467,909
                                                                                                        10,017,950
    Arising from purchase accounting acquisitions                                                           97,989
      Total investments in wholly-owned subsidiaries                                                    10,115,939
  Other assets                                                                                             531,388
      Total assets                                                                                     $14,767,494
Liabilities and Stockholders' Equity
  Commercial paper                                                                                         941,968
  Other short-term borrowings                                                                              460,676
  Other liabilities                                                                                        282,792
  Long-term debt                                                                                         4,038,914
  Stockholders' equity                                                                                   9,043,144
      Total liabilities and stockholders' equity                                                       $14,767,494
(In thousands)                                                                                              1994
Assets
  Cash and due from banks                                                                                    300
  Interest-bearing balances with bank subsidiary                                                         958,126
  Securities purchased under resale agreements                                                           100,000
      Total cash and cash equivalents                                                                  1,058,426
  Securities available for sale (amortized cost $190,246 in 1995; $151,505 in 1994)                      193,131
  Loans, net of unearned income ($648 in 1995; $591 in 1994)                                              72,791
    Allowance for loan losses                                                                             (1,325)
      Loans, net                                                                                          71,466
  Loans due from subsidiaries
    Banks                                                                                              1,030,000
    Bank holding companies                                                                               272,731
    Other subsidiaries                                                                                   382,191
  Investments in wholly-owned subsidiaries
    Arising from investments in equity in undistributed net income of subsidiaries
      Banks                                                                                            1,417,590
      Bank holding companies                                                                           7,103,529
      Other subsidiaries                                                                                 298,748
                                                                                                       8,819,867
    Arising from purchase accounting acquisitions                                                        107,680
      Total investments in wholly-owned subsidiaries                                                   8,927,547
  Other assets                                                                                           235,574
      Total assets                                                                                    12,171,066
Liabilities and Stockholders' Equity
  Commercial paper                                                                                       395,533
  Other short-term borrowings                                                                            300,000
  Other liabilities                                                                                      257,589
  Long-term debt                                                                                       2,943,452
  Stockholders' equity                                                                                 8,274,492
      Total liabilities and stockholders' equity                                                      12,171,066

                                      C-28

CONDENSED STATEMENTS OF INCOME

                                                                                                        Years Ended December 31,

(In thousands)                                                                                  1995          1994          1993
Interest Income
  Interest and fees on loans                                                              $  134,037        72,350        55,379
  Interest income on securities available for sale                                             3,908         4,139         2,377
  Other interest income from subsidiaries                                                     84,169        77,583        42,225
      Total interest income                                                                  222,114       154,072        99,981
Interest Expense
  Short-term borrowings                                                                       70,795        43,540        22,041
  Long-term debt                                                                             234,319       163,072       110,956
      Total interest expense                                                                 305,114       206,612       132,997
Net interest income                                                                          (83,000)      (52,540)      (33,016)
Provision for loan losses                                                                         --         1,408         3,665
Net interest income after provision for loan losses                                          (83,000)      (53,948)      (36,681)
Noninterest income
  Dividends from subsidiaries
    Banks                                                                                    507,953       155,800            --
    Bank holding companies                                                                   275,425       526,212       406,682
    Other subsidiaries                                                                        10,000             6             6
  Securities available for sale transactions                                                   9,809         5,525            --
  Sundry income                                                                              319,709       194,396       156,612
Noninterest expense                                                                         (279,121)     (185,932)     (140,883)
Income before income tax benefits and equity in undistributed net income of
  subsidiaries                                                                               760,775       642,059       385,736
Income tax benefits                                                                          (14,151)      (14,889)       (6,700)
Income before equity in undistributed net income of subsidiaries                             774,926       656,948       392,436
Equity in undistributed net income of subsidiaries                                           655,255       719,495       823,917
Net income                                                                                 1,430,181     1,376,443     1,216,353
Dividends on preferred stock                                                                  26,390        46,020        45,553
      Net income applicable to common stockholders before redemption premium               1,403,791     1,330,423     1,170,800
Redemption premium on preferred stock                                                             --        41,355            --
      Net income applicable to common stockholders after redemption premium               $1,403,791     1,289,068     1,170,800

                                      C-29

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                    Years Ended December 31,
(In thousands)                                                                              1995          1994          1993
Operating Activities
  Net income                                                                          $1,430,181     1,376,443     1,216,353
  Adjustments to reconcile net income to net cash provided (used) by operating activities
    Equity in undistributed net income of subsidiaries                                  (655,255)     (719,495)     (823,917)
    Provision for loan losses                                                                 --         1,408         3,665
    Accretion and revaluation losses on securities available for sale                     (3,546)       (4,295)        2,431
    Securities available for sale transactions                                            (9,809)       (5,525)           --
    Depreciation and amortization                                                          5,560         2,888         3,602
    Deferred income taxes (benefits)                                                       1,000       (19,272)        1,382
    Trading account assets, net                                                               --        10,285         8,811
    Other assets, net                                                                   (293,990)      (40,501)      (26,363)
    Other liabilities, net                                                                 1,177       100,189       (33,570)
      Net cash provided by operating activities                                          475,318       702,125       352,394
Investing Activities
  Increase (decrease) in cash realized from
    Sales of securities available for sale                                                99,240        14,284         4,763
    Purchases of securities available for sale                                          (124,626)      (89,297)       (1,153)
    Advances to subsidiaries, net                                                       (595,220)     (539,359)     (198,771)
    Investments in subsidiaries                                                          362,978        76,973      (588,915)
    Longer-term loans originated or acquired                                            (101,291)      (68,999)      (49,921)
    Principal repaid on longer-term loans                                                 97,121        62,675         7,746
    Purchases of premises and equipment, net                                              (7,100)       (6,248)         (816)
      Net cash used by investing activities                                             (268,898)     (549,971)     (827,067)
Financing Activities
  Increase (decrease) in cash realized from
    Commercial paper                                                                     546,435       124,867       (71,126)
    Other short-term borrowings, net                                                     160,676       100,000        (6,215)
    Issuances of long-term debt                                                        1,292,105       444,403       989,975
    Payments of long-term debt                                                          (272,400)      (38,000)     (394,488)
    Sales of common stock                                                                248,363       251,379       342,396
    Purchases of preferred stock                                                          (7,120)           --          (134)
    Redemption of preferred stock                                                             --      (325,396)           --
    Cash received (paid) on conversion of preferred stock                                    405            --            (5)
    Purchases of common stock                                                         (1,198,626)     (417,621)     (123,358)
    Cash dividends paid                                                                 (529,184)     (486,325)     (399,734)
      Net cash provided (used) by financing activities                                   240,654      (346,693)      337,311
      Increase (decrease) in cash and cash equivalents                                   447,074      (194,539)     (137,362)
      Cash and cash equivalents, beginning of year                                     1,058,426     1,252,965     1,390,327
      Cash and cash equivalents, end of year                                          $1,505,500     1,058,426     1,252,965
Cash Paid For
  Interest                                                                            $  288,436       190,624       114,904
  Income taxes                                                                           338,461       243,099       326,000
Noncash Items
  Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Parent Company
      Securities available for sale                                                       27,016        41,626            --
      Other liabilities                                                                   24,025        14,569            --
    Parent Company subsidiaries
      Securities available for sale                                                      457,508      (343,739)           --
      Other assets                                                                       135,603      (102,417)           --
    Assumption of long-term debt of liquidated affiliate                                  74,473            --            --
  Increase in securities available for sale and a decrease in investment securities           --            --        32,583
  Increase in investments in subsidiaries due to acquisitions of institutions for
    common stock                                                                      $  610,510       162,640       166,089

                                      C-30

NOTE 16:
OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES
    The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit; standby and commercial letters of credit; forward and futures contracts; interest rate swaps; options, interest rate caps, floors, collars and swaptions; foreign currency and exchange rate swap commitments; commodity swaps; and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the supplemental consolidated financial statements.
    The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward and futures contracts, interest rate swaps, options, interest rate caps, floors, collars and swaptions, the contract or notional amounts do not represent the exposure to credit loss. The Corporation controls the credit risk of its forward and futures contracts, interest rate swap agreements, foreign currency and exchange rate swaps, and securities transactions through collateral arrangements, credit approvals, limits and monitoring procedures.
    Our policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of December 31, 1995, the total credit risk in excess of thresholds was $275,250,000. The fair value of collateral held was 100 percent of the total credit risk in excess of the thresholds.
    For non-dealer transactions, the need for collateral is evaluated on a individual transaction basis and is primarily dependent on the financial strength of the counterparty.
    The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. The amount of deferred gains and losses was $8,830,000 and $10,606,000, respectively, at December 31, 1995. These net losses will reduce net interest income by $1,776,000 in 1996.
    The FASB has issued Standard No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments", which requires improved disclosures about derivative financial instruments -- futures, forward, swap or option contracts, or other financial instruments with similar characteristics. It also amends existing requirements of FASB Standard No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk", and FASB Standard No. 107, "Disclosures about Fair Value of Financial Instruments". It requires that a distinction be made between financial instruments held or issued for the purposes of trading or other than trading. For derivative financial instruments held or issued for trading, disclosure of average fair values and of net trading gains or losses is required. For derivative financial instruments held or issued for purposes other than trading, it requires disclosure about those purposes, about how the instruments are reported in financial statements, and, if the purpose is hedging anticipated transactions, about the anticipated transactions, the classes of derivative financial instruments used to hedge those transactions, the amounts of hedging gains and losses deferred, and the transactions or other events that result in recognition of the deferred gains or losses in income. The Standard encourages, but does not require, quantitative information about interest rate or other market risks of derivative financial instruments, and also of other assets and liabilities, that is consistent with the way the entity manages or adjusts risks and that is useful for comparing the results of applying the entity's strategies to its objectives for holding or issuing the derivative financial instruments. The Standard amends Standard No. 105 to require disaggregation of information about financial instruments with off-balance sheet risk of accounting loss by class, business activity, risk or other category that is consistent with the entity's management of those instruments. The Standard also amends Standard No. 107 to require that fair value information be presented without combining, aggregating or netting the fair value of derivative financial instruments with the fair value of nonderivative financial instruments and be presented together, with the related carrying amounts in the body of the financial statements, a single footnote or a summary table in a form that makes it clear whether the amounts represent assets or liabilities. The Corporation has adopted this Standard, and information related thereto can be found on the next page and in Tables 20 through 22 on pages T-15 through T-20, which are incorporated herein by reference.
    At December 31, 1995 and 1994, off-balance sheet derivative financial instruments and their related fair values are as follows:
                                      C-31

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993


                                                                                 1995                                       1994
                                                                          Contract or                                Contract or
                                               Carrying      Estimated       Notional     Carrying     Estimated        Notional
(In thousands)                                   Amount     Fair Value         Amount       Amount    Fair Value          Amount
Financial Instruments Whose Contract
  Amounts Represent Credit Risk
    Commitments to extend credit               $     --       144,574      38,462,518           --       117,480      30,739,996
    Standby and commercial letters of credit         --        35,705       3,651,166           --        30,464       3,085,975
Financial Instruments Whose Contract or
  Notional Amounts Exceed the Amount of
  Credit Risk
    Forward and Futures Contracts
      Trading and dealer activities              37,811        37,811      15,539,953      801,043       801,043       5,715,894
      Interest rate risk management
        Asset rate conversions                       --        38,428       6,120,000           --        (7,071)      1,200,000
        Asset hedge                                  --        (1,391)      1,016,000           --        (1,855)      2,000,000
        Rate sensitivity hedges                      --        17,877      25,355,000           --          (120)         25,000
    Interest Rate Swap Agreements
      Trading and dealer activities            (117,450)     (117,529)     10,773,748        7,511         7,511       5,700,504
      Interest rate risk management
        Asset rate conversions                   19,713       110,790      11,282,355        8,917      (455,199)     10,322,216
        Liability rate conversions                9,627       226,836       5,127,000       18,960      (199,703)      4,026,500
    Purchased Options, Interest Rate Caps,
      Floors, Collars and Swaptions
        Trading and dealer activities            47,768        50,802       5,401,256       18,300        18,300       1,664,279
        Interest rate risk management
          Liability rate conversions             (2,224)       (2,354)        180,000        1,902           110         392,000
          Rate sensitivity hedges                   705            37       4,319,200       25,601        41,256      28,231,000
          Offsetting positions                      561         2,475       2,400,000         (124)       (2,282)      2,400,000
    Written Options, Interest Rate Caps,
      Floors, Collars and Swaptions
        Trading and dealer activities           (36,890)      (36,890)      7,778,202      (24,641)      (24,641)      1,497,631
        Interest rate risk management
        Offsetting positions                       (637)       (2,475)      2,400,000           60         1,796       2,400,000
    Foreign Currency and Exchange Rate Swap
      Commitments
        Trading and dealer activities              (562)         (562)      1,528,744      (19,323)      (19,323)      3,453,525
        Foreign currency risk management            231           231          42,628       18,680        18,680       1,679,905
    Commodity Swaps
        Trading and dealer activities               797           797          29,810         (152)         (152)          4,308
    Commitments to Purchase Securities            1,744         1,744         567,256         (842)         (842)        789,774
    Commitments to Sell Securities             $   (806)         (806)        659,383          693           693         842,894

                                      C-32

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
    Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $2,251,226,000 guarantees extend for more than one year and expire in varying amounts primarily through 2019. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral supporting those commitments for which collateral is deemed necessary.
    Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.
    The Corporation enters into a variety of interest rate contracts -- including options, interest rate caps, floors, collars and swaptions written, and interest rate swap agreements -- in its trading activities and in managing its interest rate exposure. Interest rate caps, floors, collars and swaptions written by the Corporation enable customers to transfer, modify or reduce their interest rate risk. Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or writer of the option. As a writer of options, the Corporation receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.
    Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Corporation also acts as an intermediary in arranging interest rate swap transactions for customers.
    Generally, futures contracts are exchanged traded and all other off-balance instruments are transacted in the over-the-counter markets.
    In the normal course of business, the Corporation has entered into certain transactions which have recourse options. These recourse options if acted upon would not have a material impact on the Corporation's financial position.
    Substantially all time drafts accepted by December 31, 1995, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve balance requirements for the year ended December 31, 1995, amounted to $1,369,332,000. Minimum operating lease payments due in each of the five years subsequent to December 31, 1995, are as follows: 1996, $157,253,000; 1997, $138,203,000; 1998, $126,882,000; 1999, $114,645,000; 2000, $104,746,000; and
subsequent years, $828,801,000. Rental expense for all operating leases for the three years ended December 31, 1995, was $178,836,000, 1995; $184,335,000, 1994;
and $187,635,000, 1993.
    As of December 31, 1995, the Corporation's Bank Insurance Fund (BIF) deposit assessment base was $63,380,657,000 and the Corporation's Savings Association Insurance Fund (SAIF) deposit assessment base was $19,767,525,000. Various legislative proposals related to the future of the BIF and SAIF have been under consideration. Several of these proposals, including a proposal previously approved by Congress that is understood to have the support of the President, include a one-time special assessment for SAIF deposits (in the range of 70 cents to 85 cents per $100.00 of assessable SAIF deposits, with a discount for certain SAIF deposits held by BIF member banks) and a subsequent comparable and reduced level of annual premiums for SAIF deposits. It is not known when and if any such proposal or any other related proposal may be adopted.
    The Parent Company and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, based upon the opinions of counsel, any such liability will not have a material effect on the Corporation's consolidated financial position.
                                      C-33

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    First Union Corporation and Subsidiaries
                        December 31, 1995, 1994 and 1993

NOTE 17:
CARRYING AMOUNTS AND FAIR VALUE
OF FINANCIAL INSTRUMENTS


    Information about the fair value of on-balance sheet financial instruments at December 31, 1995 and 1994, which should be read in conjunction with Note 16 and certain other notes to the supplemental consolidated financial statements presented elsewhere herein, is set forth below.

                                                                                               1995                          1994
                                                                          Carrying        Estimated      Carrying       Estimated
(In thousands)                                                             Amount        Fair Value       Amount       Fair Value
Financial Assets
  Cash and cash equivalents                                              $10,544,065     10,544,065      8,225,086      8,225,086
  Trading account assets                                                   1,881,066      1,881,066      1,317,169      1,317,169
  Securities available for sale                                           18,193,699     18,193,699     11,533,642     11,533,642
  Investment securities                                                    3,139,616      3,319,602      7,916,729      7,791,991
  Loans
    Commercial, financial and agricultural                                24,599,673     24,875,278     22,004,117     21,917,748
    Real estate-construction and other                                     2,494,527      2,561,737      2,044,428      2,057,891
    Real estate-commercial mortgage                                        9,980,011     10,169,618      9,461,943      9,231,438
    Lease financing                                                        4,178,144      4,178,144      2,888,454      2,888,454
    Foreign                                                                  649,760        650,846        526,325        526,070
    Real estate-mortgage                                                  27,251,034     27,827,083     21,027,179     20,332,389
    Installment loans-Bankcard                                             3,657,619      3,703,456      4,345,069      4,496,520
    Installment loans-other                                               17,752,112     18,063,147     15,533,478     15,334,491
  Loans, net of unearned income                                           90,562,880     92,029,309     77,830,993     76,785,001
    Allowance for loan losses                                             (1,507,798)            --     (1,578,128)            --
      Loans, net                                                          89,055,082     92,029,309     76,252,865     76,785,001
  Other assets                                                           $ 3,158,944      3,163,471      2,576,523      2,592,726
Financial Liabilities
  Deposits
    Noninterest-bearing deposits                                          17,043,223     17,043,223     15,917,287     15,917,287
    Interest-bearing deposits
      Savings and NOW accounts                                            24,297,270     24,297,270     23,263,322     23,263,322
      Money market accounts                                               13,112,918     13,112,918     14,376,098     14,376,098
      Other consumer time                                                 31,945,313     32,317,040     27,402,767     27,361,053
      Foreign                                                              3,526,771      3,526,771      4,802,719      4,802,719
      Other time                                                           2,629,723      2,646,404      2,102,932      2,108,935
        Total deposits                                                    92,555,218     92,943,626     87,865,125     87,829,414
  Short-term borrowings                                                   19,500,127     19,500,127     10,249,265     10,249,265
  Other liabilities                                                        3,115,063      3,115,063      2,195,178      2,195,178
  Long-term debt                                                         $ 7,120,947      7,438,324      4,242,137      4,117,990

    Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 7.07 percent to 8.50 percent and
7.45 percent to 10.24 percent at December 31, 1995 and 1994, respectively, and for the retail portfolio from 6.92 percent to 13.00 percent and 8.08 percent to
12.12 percent, respectively.
    Nonperforming loans of less than $1,000,000 each, which amounted to $197,303,000 and $264,486,000 at December 31, 1995 and 1994, respectively, are included in estimated fair value at their net costs.
    The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1995 and 1994. The fair
                                      C-34
value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. This value, which includes such cost assumptions related to interest rates, deposit run-off, maintenance costs and float opportunity costs, is presented below on a discounted cash flow basis. The value related to the recorded cost of acquired deposits is also included therein.
    Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred tax assets, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Fair value of off-balance sheet derivative financial instruments has not been considered in determining on-balance sheet fair value estimates.
                                      C-35