Form 10-K, Exhibit 13
period 1996-12-31
FIRST UNION CORP
filed 1997-03-12
CIK 36995

1 9 9 6


First Union
Corporation

Summary
Annual Report


FIRST
UNION


http://www.firstunion.com/
innovation and flexibility

Our goal in presenting this 1996 Summary Annual Report is to provide information regarding First Union in a manner that is meaningful and useful to the widest range of readers. More detailed information, including the audited financial statements, is included in the First Union Corporation 1996 Annual Report on Form 10-K, which is available free of charge if you write to: Investor Relations, Two First Union Center, Charlotte, North Carolina 28288-0206.


Table of Contents

         1        Financial Highlights
         3        Letter from the
                  Chairman
         11       Products and Services
         19       Index to
                  Special Topics
         21       Performance Highlights
         30       Financial Tables
         34       Consolidated Balance
                  Sheets
         35       Consolidated
                  Statements of Income
         36       Glossary of Terms
         37       Corporate and Bank
                  Boards of Directors
         41       Principal Subsidiaries
         42       Stockholder
                  Information


First Union Corporation, with headquarters in Charlotte, North Carolina, is the nation's sixth largest banking company, with $140 billion in assets, $10 billion in total stockholders' equity and $21 billion in market capitalization. We have the largest domestic deposit share in our 12 state-and-Washington, D.C., marketplace. We hold the No. 1, 2 or 3 deposit share position in 14 of the largest metropolitan areas from Connecticut to Florida. We serve 8.3 million households, which translates into 12 million customers who may access their account information and purchase financial products at any of nearly 2,000 retail offices; 2,429 automated teller machines (the nation's sixth largest ATM network); through the Internet at www.firstunion.com or through our Direct Bank at 1-800-413-7898.


                                DIVIDEND GROWTH
                          Current Dividend Annualized
                                  (In dollars)

                  (Chart appears here. Plot points are below.)






 .29 .31  .33  .36  .40  .45  .49  .58  .65   .77  .86  1.00  1.08  1.12  1.28  1.50  1.72  1.96   2.20  2.32
 78  79   80   81   82   83   84   85   86    87   88   89    90     91    92    93   94    95      96  Current


                              BOOK VALUE PER SHARE

Originally reported (adjusted for stock splits), not restated for pooling of interests acquisitions.
                                  (In dollars)


6.63  7.39  8.30  8.19  9.20  10.66  12.51  12.96  14.55  16.25  17.98  19.37  20.72  22.54  26.08  28.90  30.66  31.89 34.83
 78    79    80    81    82     83     84     85     86     87     88     89     90     91     92    93     94     95    96

FINANCIAL HIGHLIGHTS



                                                                                             Percent
                                                                   Years Ended December 31,  Increase
(Dollars in millions, except per share data)                              1996     1995     (Decrease)

Financial Highlights
Net income                                                           $  1,499       1,430          5%
Dividends on preferred stock                                                9          26        (65)
Net income applicable to common stockholders after merger-
         related restructuring charges and SAIF special assessment      1,490       1,404          6
After-tax restructuring charges and SAIF special assessment               267          73        266
Net income applicable to common stockholders before merger-
         related restructuring charges and SAIF special assessment   $  1,757       1,477         19%
Per Common Share Data
Net income after merger-related restructuring charges
         and SAIF special assessment                                 $   5.35        5.04          6%
Net income before merger-related restructuring charges
         and SAIF special assessment                                     6.31        5.30         19
Cash dividends                                                           2.20        1.96         12
Book value                                                              34.83       31.89          9
Year-end price                                                       $ 74.000      55.625         33
Dividend payout ratio (based on operating earnings)                     34.87%      34.05        --%
Performance Highlights
Before merger-related restructuring charges and SAIF
         special assessment
                  Return on average assets                               1.31%       1.27
                  Return on average common equity                       18.85       17.55
                  Overhead efficiency ratio                                57          60
Net charge-offs to
         Average loans, net                                              0.63        0.41
         Average loans, net, excluding Bankcard                          0.30        0.22
Allowance for loan losses to
         Loans, net                                                      1.42        1.66
         Nonaccrual and restructured loans                                204         233
         Nonperforming assets                                             179         182
Nonperforming assets to loans, net and foreclosed properties             0.80        0.91
Net interest margin                                                      4.21%       4.46
Cash Earnings (Excluding Other Intangible Amortization)
Before merger-related restructuring charges and SAIF
         special assessment
                  Net income applicable to common stockholders       $  1,955       1,666         17%
                  Net income per common share                        $   7.01        5.98         17
                  Return on average assets                               1.46%       1.43        --
                  Return on average common equity                       20.34       19.58        --
                  Overhead efficiency ratio                                54%         57        --%
Year-End Balance Sheet Items
Securities available for sale                                        $ 14,182      18,194        (22)%
Investment securities                                                   2,501       3,140        (20)
Loans, net of unearned income                                          95,858      90,563          6
Earning assets                                                        123,815     118,010          5
Total assets                                                          140,127     131,880          6
Noninterest-bearing deposits                                           18,632      17,043          9
Interest-bearing deposits                                              76,183      75,512          1
Long-term debt                                                          7,660       7,121          8
Guaranteed preferred beneficial interests                                 495        --           --
Common stockholders' equity                                            10,008       8,860         13
Total stockholders' equity                                           $ 10,008       9,043         11%

strategic
direction


(Picture of a man looking through a telescope.)

First Union is creating a new kind of financial services company with customer-driven products and services designed to combine the best aspects of a traditional bank and an investment bank/asset management company. First Union operates the nation's second largest branch delivery system in a marketplace that covers more than a third of the population of the United States. The branch network is complemented by fast-growing businesses that serve individual and institutional investors, as well as a capital markets business that is focused on the mid-sized commerical market we have served for so long.

LETTER FROM THE CHAIRMAN                                                     3


dear
shareholders

[charts appear here. Plot points are below.]

OPERATING EARNINGS
PER COMMON SHARE
(Dollars per share)


2.34   2.53    4.30     4.72   5.30*   6.31*
91       92      93      94     95      96

* Excluding SAIF assessment and restructuring charges.

ASSET GROWTH
(Dollars in billions)


89       95     105     114     132     140
91       92      93      94     95      96




In 1996 we achieved two milestones: first, a record level of earnings and second, a refinement of our strategic direction.

During the year we reviewed the strategic vision that has guided
First Union over the past decade and refocused our strategy to help us reach higher levels of performance as we approach the new century. We gained a momentous boost in this quest by achieving record operating earnings of $1.8 billion in net income applicable to common stockholders, or $6.31 per share. This excludes one-time merger restructuring charges and Savings Association Insurance Fund (SAIF) assessments. After these charges, net income was $1.5 billion, or $5.35 per share.

Cash earnings, which exclude amortization of certain intangibles and nonrecurring expenses, were also very strong. Earnings on a cash basis were $2.0 billion, or $7.01 per share in 1996, compared with $1.7 billion, or $5.98 in 1995. This strong cash flow gave us flexibility to make discretionary investments for the future--even after we incurred significant expenditures to help recapitalize SAIF and to provide for merger expenses.

In previous shareholder letters, we have described First Union's efforts to redefine itself as a complete provider of innovative financial products and services. Last year, we said this required a sense of urgency to build a company that would prosper and lead the industry's transition from traditional banking into a 21st century financial services provider. Our vision is of a company that uses advanced technology wisely to meet customers' needs for better service, better products and better access to their accounts 24 hours a day, seven days a week.

In this year's annual report, we will describe how we have marshaled a significant amount of management energy to:

o Cultivate our knowledge of our customers and to become more pro-active in anticipating their financial needs, in providing innovative products and in developing new methods to do business with us;

4                                                      LETTER FROM THE CHAIRMAN


   (Picture of                (Picture of              (Picture of
Anthony P. Terracciano   Edward E. Crutchfield       John R. Georgius
   appears here)             appears here)             appears here)
Anthony P. Terracciano   Edward E. Crutchfield       John R. Georgius
     President              Chairman and              Vice Chairman
                         Chief Executive Officer


o Leverage the management and specialized talent that we have added as we have built new lines of business over the past few years; and

o Build a national brand name.

In early 1996, with the assimilation of the January 1, 1996, First Fidelity merger proceeding very successfully, our president, Anthony Terracciano, vice chairman, John Georgius, and I began creating a new financial performance plan to maximize shareholder value in the years ahead. We presented this collaborative effort to the corporation's board of directors during two day-long meetings, and met with their resounding approval.

Why We're `Raising The Bar'
Our directors agreed the time was right to refocus our strategy and to "raise the bar" on financial performance guidelines for two reasons:

o First, it had been clear for some time that we had achieved our long-term goal of building a company with the size, capacity, resources, management talent and geographic diversity to withstand a variety of economic scenarios and to compete with anyone in the financial services industry for the long term.

o Second, since the early 1990s, we had been investing discretionary dollars in the new business initiatives that we believed would provide the revenue growth and the earnings momentum for success through the end of the decade.

We have great confidence that we will achieve our higher goals because of our consistent record of performance. From

[Charts appear here. Plot points are below.]

    TOTAL RETURN ON COMMON STOCK
    Compound Annual Growth Rate
   (Assumes Dividends Reinvested)
         (In dollars)

 3 year 26%     5 year 24%    10 year 17%
1,000  2,007   1,000  2,955  1,000  4,605
 93     96      91     96     86      96



      AVERAGE ROA AND ROE
  10 LARGEST BANKING COMPANIES
      (1986 vs. 1996)
        (Percent)

 .73   1.14   12.46   16.24
ROA    ROA    ROE     ROE
 86     96     86      96

FIRST UNION CORPORATION                                                       5

[Charts appear here.]


                SHARE OF
           BUSINESS CREDIT
             (Percent)


                     81         84        87       90       93      96
Nonbanks             52.39      53.19     57.92    60.65    64.38   62.29
Commercial Banks     47.61      46.81     42.08    39.35    35.62   37.71


                   MARKET SHARE OF
                  HOUSEHOLD ASSETS
                     (Percent)

                    81         84        87       90       93      96
Bank Deposits       86.07      84.13     75.44    73.45    64.95   57.65
Mutual Funds        13.93      15.87     24.56    26.55    35.05   42.35



1986 through 1996, on an originally reported, compound annual basis, we have achieved:

o Earnings per share growth of 9.6 percent, seventh best among the nation's 25 largest banking companies;

o A return on equity of 15.87 percent, sixth best among the Top 25;

o Dividend growth of 13 percent, fourth best among the Top 25; and

o Book value growth of 9 percent, eighth best among the Top 25.

Additionally, during the past decade, we have continued to focus on the fundamentals of asset quality and efficiency. We have the second best record among the Top 25 on annualized net charge-offs. We have reduced the operating overhead efficiency ratio from 61 percent in 1993 to 57 percent at the end of 1996.

We also have built a leading position in the key markets we serve along the Eastern Seaboard. Overall, First Union is the largest banking company in terms of domestic deposit share in our 12 state-and-Washington, D.C., marketplace. We have the No. 1, 2 or 3 deposit share in 14 of the 30 largest metropolitan areas on the East Coast.

During this period we have also worked hard to diversify our sources of revenue. In 1996 this effort resulted in the fifth best rate of fee income growth among the Top 25.

Higher Performance Goals
Our new performance goals raise the bar on the financial targets that guide our decisions related to capital resource allocations, whether we are considering reinvesting our capital internally, buying back stock or pursuing an acquisition. Not only have we raised the thresholds, but we now have five more guidelines to hurdle in addition to three targets previously. Our goal is to consistently achieve these performance standards beginning in 1997:

o Annual growth in earnings per share of 10 to 13 percent;

o A return on equity ranging between 18 and 20 percent;

o A return on assets ranging from 1.30 to 1.50 percent;

o An overhead efficiency ratio ranging from 57 to 53 percent;

o A tier 1 leverage ratio between 6 and 7 percent;

o Annualized net charge-offs in the range of 50 to 65 basis points;

o An annual dividend pay-out of 30 to 35 percent; and

o By the year 2000, fee income as a percentage of total revenue of 40 percent.

The Challenges Ahead
By raising our performance guidelines, we are saying we believe we have the building blocks in place for continued growth. Our challenge over the next few years is to leverage those building blocks to optimize our value to shareholders and to improve the service we provide our customers and communities.

But these are not the only challenges we face in the years ahead. We are in an industry that is redefining itself in response to the new realities of the marketplace. When the industry began consolidating a decade ago, our main competitors were other banks. Banks controlled 45 percent of commercial lending and 81 percent of household assets. Now our competitors range from Wall Street to cyberspace, and bank control of commercial lending has dipped to 38 percent and household assets to 58 percent.

6                                                       LETTER FROM THE CHAIRMAN

[Charts appear here.]

   STOCK PRICE PERFORMANCE
   (Since year-end 1995)


12/95     3/96      6/96     9/96     12/96
55 5/8    60 3/8    60 7/8   66 7/8    74


   STOCK PRICE PERFORMANCE
     (5-year trend)


91     92       93      94      95       96
30     43 5/8   41 1/4  41 3/8  55 5/8   74


Perhaps the most profound dynamic that is propelling change begins with our customers. Increasingly they want more sophisticated solutions to their financial needs. They are conducting their business with a variety of financial service providers and not just with banks. Sometimes, customers are doing all of their business remotely--through a home or office computer, through the telephone or by mail. They desire to manage their own financial relationships, in their own way. As customers assume more control, they demand speed, convenience, better product choices and lower prices. At the same time, customers want a one-stop view of their total financial picture.

The story is similar for our commercial customers. The companies that make up our primarily middle-market niche are growing rapidly. As they move through the corporate life cycle from start-up to mature business, their financing needs move from traditional loans and cash management services to increasingly sophisticated financing vehicles. So First Union has moved rapidly in recent years to meet these needs.

In response to the competitive pressures created by these new realities, a new financial services industry is emerging. In this new world, a select number of companies, like First Union, will be able to compete head-to-head on all fronts with any competitor--bank or nonbank.

These are the companies that today have amassed the necessary scale and scope that enable them to continue to invest in innovative products and technology. They have attracted the talent to run new businesses. They are focused on creating lifetime value relationships.

First Union's goal is to offer the most complete, innovative selection of financial products throughout the various stages of our customers' lives. This goal clearly demands that we operate with efficiency, with flexibility and with speed. From the customer's point of view, that's just good service. From our point of view, speed, efficiency and flexibility are merely the "basics" for staying ahead in a rapidly changing business climate.

A handful of banking organizations have the capital strength and the size necessary to make discretionary investments in technology and in national brand awareness campaigns that are necessary to enhance revenues. These few--and I include First Union in this group--are poised to achieve higher performance going forward.

In other words, we are going to start seeing an industry divided between the "haves" and the "have nots." The "have nots" are going to start asking themselves: How can I get access to new technology and distribution channels? How can I offer the new products to generate the growth that I need?

FIRST UNION CORPORATION                                                       7

           [Charts appear here.]

             STOCK PERFORMANCE
          (First Union compared
          to S&P Major Regional
          Bank Index and S&P 500)

                      91      92       93          94        95           96
FTU Return            100    150.34    146.85     153.28     214.51      295.1
Standard & Poor's
  Regional Bank Index 100    107.61    118.39     119.99     164.92      202.69
Standard & Poor's
  Index Return        100    127.22    134.74     127.44     200.43      273.63





                   FIRST UNION STOCK
                 PRICE VS. BOOK VALUE
                    (In dollars)


                 1996     1995     1994       1993      1992        1991
                 ____     ____     ____       ____      ____        ____

Stock Price  $  74      55 5/8     41 3/8     41 1/4    43 5/8      30
Book Value      34.83   31.89      28.19      26.71     23.36       21.21



Fortunately, First Union is well prepared to meet these demands. We have created a streamlined operational structure that allows us to introduce products faster, serve our customers more efficiently and manage our businesses in a more integrated way. This makes research and development for advanced technology and for new distribution channels more cost-effective. We have invested in new products and in new lines of business and in the "intellectual capital"--the knowledgeable professionals--who run those businesses. We are reaping the rewards of all of these investments now, as shown by the improved productivity and profitability of 1996. Revenue per employee has increased much more rapidly than expenses since 1993 (when we began our major investments in new products and technology). In fact, in 1996 revenue per employee was nearly double noninterest expense per employee.

Toward A New Business Mix
A key element of First Union's higher performance guidelines is the goal to increase the fee income portion of our total revenue to 40 percent by the year 2000. Essentially, our vision is to create the "first union" of a traditional banking company and investment company into one financial services company. We are moving our business mix toward a company that operates about 60 percent as a traditional banking company, with a thriving commercial and consumer lending business providing strong credit income. The other 40 percent would operate more like an asset management/investment bank, which would produce long-term, renewable fee income. In other words, our vision is of a financial services company that offers whatever our customers want today. It does not matter whether that means a mutual fund or a certificate of deposit; an insurance annuity or an investment account; a commercial loan or a syndicated loan; a branch office or Internet banking access--we intend to provide it.

The impetus for this vision comes from the marketplace. The traditional business of commercial banking--commercial and industrial loan growth--is at a virtual standstill. Commercial and corporate financing has largely moved to Wall Street. A key trend in the manufacturing industry is a shift toward leaner inventories--which reduces the need for companies to borrow for working capital.

Those banking companies that continue to put all of their eggs in the one basket of spread income have a precarious future. If they continue to rely solely on interest income, there will come a time when they must stretch too far for loan growth by lowering underwriting standards and by adjusting pricing in order to be competitive. The banking industry may well be approaching such an era now.

First Union has built the capacity and flexibility to diversify earnings and to decrease volatility because we have focused on reducing our reliance on spread income. We believe our diversified product offerings and earnings sources will produce a larger base for consistent revenue generation and sustainable growth.

Why We Have Chosen
This Path
The way that banks make money is changing fundamentally. Our strategy for coping with the systemic changes in our industry is to focus on our customers. Our mission is to create long-term relationships with our customers by helping them meet their financial goals throughout the various stages of their lives. We plan to offer whatever our customers need, however they want it. Our goal is to create long-term, mutually valuable relationships and more product relationships per household, rather than conducting one-time

8                                                      LETTER FROM THE CHAIRMAN


transactions. That requires us to focus not on selling a one-shot product, but on offering our customers a selection of products, services and information to help them choose whatever best fits their needs.

To create this partnership with our customers, we must:

o Proactively anticipate their needs throughout their lives;

o Provide convenient access, 24 hours a day, 7 days a week; and

o Market the right products for each individual customer--customization on a mass scale, if you will.

Clearly, this requires a great deal of knowledge about who our customers are and what they need. We need to pay a great deal of attention to customer behaviors and demographic trends. Some of the facts we must consider, as we head into the next century:

o Members of the baby boom generation --the 76 million Americans born after World War II--began turning 50 in 1996. Some pundit has figured out that for the next 20 years, someone will turn 50 every 7.5 seconds. What are the implications for financial services companies?

o In the next decade, some $8 trillion in wealth will change hands through inheritance--more wealth transference than in the last 230 years combined. How can financial services companies help customers manage their estates, their inheritances and their accumulated assets?

o Since the turn of the last century, the average life span has increased by 30 years. Suppose the average life span increases another 30 years--from 72 to 102? What would be the impact--and how could financial services companies help customers make assets last longer?

Why We Believe We'll
Be Successful
These trends and scenarios prompted our decision in 1993 to emphasize the asset accumulation businesses that form our Capital Management Group--including Personal and Corporate Trust, Brokerage Services, Mutual Funds, IRAs and Pension Services, Private Banking, Investment Services, Personal Financial Planning, Insurance, and several other businesses and products. These trends and scenarios also fueled our decision in 1993 to add Capital Markets products and services--such things as syndicated loans and private placements, asset securitizations, merger and acquisition advisory services, high-yield debt and securities underwriting.

We expect this union of traditional banking and asset management/investment banking to grow significantly over the next few years, as it has over the past three years. This growth has been the result of the discretionary investments we have made to modernize our traditional bank and grow the investment banking side of our business. The section following this letter, "Products and Services," provides more details about these two businesses and about the redesign of our commercial banking and consumer banking operations to better reflect today's needs.

The Key To Our Success:
Our People
Another reason for our confidence in First Union's continuing success is our most important asset--our people. Throughout our company, our people work tirelessly to serve customers better every day. We know that each interaction with a customer is a defining moment of truth for who we are as a company. Our standards are high. We do not want merely to meet or even exceed our customers' expectations--we intend to

FIRST UNION CORPORATION                                                       9

delight our customers by always keeping their best interests in mind. Fortunately, our people delight us time and again with their extraordinary creativity, commitment, diligence and intelligence.

A prime example is in our newest region encompassing the former First Fidelity. It took just a little more than six months to completely integrate the two companies, which allowed our employees to more quickly turn their attention to serving their customers with new products and services. This rapid pace of consolidation, incidentally, is virtually unheard of in the banking industry.

Who Is First Union?
Foremost among First Union's core values is genuine caring about people. That's not lip service--that's who we are. We care about each other as individuals, as customers and as colleagues. We care that we find challenge, stimulation and personal growth in our work lives--and balance in our personal lives. We care that we "give back" to our neighborhoods and to our communities, so much that company policies encourage parents and individuals to spend time volunteering to improve our schools or to mentor our children.

Our people bring the same level of caring to their relationships with customers and their commitment to their communities as well. For example:

o The employees who volunteered their own time to provide special bank services to disaster victims the weekend after Hurricane Fran's landfall on the coast of North Carolina;

o The 4,868 employees who volunteered 158,516 hours in their community's schools in 1996; and

o The Capital Markets Affordable Housing Unit, a seven-member team that donated personal bonus money to fund a Habitat for Humanity house.

These are the values that we will work just as hard to maintain as we strive to build the successful model of the financial services company of the future--the market leader of the financial services world. My vision for First Union continues to be that of a large, successful company that keeps its human scale and its human touch. No matter how large our company is, my hope is that it remains a company that listens and responds to each individual customer, and one that listens and values each employee as an individual. That is the best way to ensure our success in the future and to serve our shareholders, as well.

In closing, my sincere gratitude goes to those responsible for First Union's success: To our employees for their caring and commitment; to our customers for their trust; to our directors for their guidance; and to our shareholders for their longtime dedication. My thanks go also to corporate directors who retired in 1996 or will do so in 1997--Torrence E. Hemby Jr., Kenneth G. Younger, Robert
D. Davis, Brenton S. Halsey and Dr. Henry D. Perry Jr.--for their wise counsel.

In 1997, based on the current annualized dividend, we expect to reward our longtime supporters with the 20th year of increased dividends. We will help our customers manage and grow their assets through straightforward financial solutions. We will work to improve the economic growth of the communities and neighborhoods we serve. And we will make First Union a great place to work and do business.



Sincerely,

/s/ Edward E. Crutchfield





Edward E. Crutchfield
Chairman and Chief Executive Officer
February 19, 1997
a knowledgeable
financial partner


Customers choose First Union because they want a knowledgeable financial partner. We provide products and services to help customers meet their financial goals--whether that involves capital to grow a business, information to draw up a financial plan or investments to fund a comfortable retirement. In addition to full-service banking, First Union provides securities brokerage, leasing, insurance, mortgage banking, home equity loans and access to capital markets.

[Picture of man at computer appears here.]

PRODUCTS AND SERVICES                                                        11

First Union continues its advance from a bank to a one-stop financial market. We are positioning our company from a customer and market perspective because today's consumers won't settle for limited choices or inconvenient banking options. Our actions ensure that First Union will continue to satisfy customers while we strive to achieve superior returns for our shareholders.

First Union is the nation's sixth largest bank holding company based on year-end total assets. We serve 12 million customers in 12 states and Washington, D.C.

Our home territory is the Southeast, where consumer demand for loans and other financial products reflects a growing economy. A leader in the emerging service sector, the Southeast also is experiencing growth on the manufacturing front. Forty percent of new or expanded manufacturing facilities opened in the United States during the past five years are in the Southeast. The 450-mile Interstate 85 corridor between Atlanta and Raleigh alone spawned 42,000 new factory jobs since 1991.

After decades of serving primarily North Carolina customers, First Union exported its financial services to Florida once interstate banking was permitted in 1985. We then expanded into other southeastern states in rapid succession--South Carolina and Georgia in 1986, Tennessee in 1987, Virginia and Washington, D.C., in 1992, and Maryland in 1993. Each market offered a customer base eager to take advantage of the business and consumer expertise of the growing First Union.

We capped a decade of geographic expansion with the January 1, 1996, merger with the former First Fidelity Bancorporation. This added the banking states of New Jersey, Pennsylvania, New York, Connecticut and Delaware to the First Union family. These markets include the nation's greatest concentration of affluent individuals and families and the largest number of middle-market companies.

The assets, deposits and net loans displayed state by state in the table on page 16 demonstrate First Union's market power.

We operate nearly 2,000 branch offices-- what we call financial centers--making First Union the nation's second largest branch network. We also operate 2,429 ATMs, making us the sixth largest automated teller machine network.

First Union intends to leverage this market presence to benefit customers. Using our financial centers as a product distribution network, we are helping customers redefine what an expanded financial services company can help them accomplish.

FUTURE BANK
Part of that involves pioneering convenient ways for customers to work with us and then letting them choose the channels they prefer. That is the logic behind our Future Bank--a place where customers can pursue their financial goals and perform their banking tasks more quickly and efficiently than is possible in traditional branches.

Financial Center
The Future Bank's financial center resembles a retail store, organized around the services and products customers want and arranged to make it easy for them to bank as they choose. Customers may elect, for example, to use enhanced ATMs to check their account balances, make deposits, cash checks and print mini-statements without ever approaching a teller. On the other hand, if they choose the teller window, a "swipe" of a plastic card retrieves an array of pertinent customer information on the teller's computer screen.

12                                                         PRODUCTS AND SERVICES

[Chart appears here]
  CONTRIBUTIONS TO PROFITABILITY BY STATE
(Based on December 31, 1996, regulatory reports)

36%   Florida

21%   North Carolina and
      South Carolina

17%   New Jersey, New York
      and Pennsylvania

14%   Virginia, Maryland and
      Washington, D.C.

12%   Georgia, Connecticut,
      Tennessee and Delaware


Customers may also...

o talk with a financial specialist one-on-one to build a financial plan for retirement or children's college expenses,

o purchase mutual funds on-site,

o consult with off-site insurance specialists or mortgage lenders via a private video-conferencing kiosk and

o visit our "virtual branch" on the Internet.

This customer-friendly environment is made possible by highly trained employees freed from routine tasks like taking address changes and other account-servicing functions. (These tasks now are handled 24 hours a day, seven days a week, in First Union customer response centers.) Instead, financial center employees in the Future Bank spend time getting to know people--identifying their financial needs, discussing individual financial plans, helping familiarize customers with convenient banking and investment options and pointing them toward appropriate solutions.

In 1996 we piloted our concept of a technologically advanced, customer-wise Future Bank in two North Carolina communities. ATM deposits nearly doubled in both markets, and 90 percent of telephone queries to financial centers were routed automatically to the call centers and successfully resolved there.

We will devote part of 1997 to polishing the concept of the financial center in Atlanta, which is home to 3.5 million people and two of the fastest growing counties in the United States. We selected Atlanta for large-scale refining of the Future Bank not only because of its size but also because First Union's presence in the Atlanta area--while strong--still has room to grow. As part of our effort there, we installed 34 new ATMs, and we will deploy additional ones at off-premises locations. Once activities in Atlanta are well under way, we expect to announce a schedule for introducing the Future Bank throughout the organization.

Banking By Telephone
At the same time we are pursuing a new culture in financial centers, First Union is moving to enhance the quality of customer service through state-of-the-art customer response centers. These centers use a human touch with telephones and computer technology to reduce the time it takes to answer customer queries and to solve account problems, leaving financial center employees more time to focus on sales. In 1996 call center facilities successfully handled 80 million calls.

In addition, First Union also operates a "telephone bank" known as First Union Direct. It was originally launched in 1991 as a service selling deposit accounts to customers moving from one geographic location to another. First Union Direct now has evolved into a full-service branch without walls--where customers anywhere in the United States can conduct virtually any kind of banking business over toll-free telephone lines. As a result First Union Direct booked $423 million in loans to consumers.

First Union Direct also employs 137 sales representatives whose job is to attract new customers nationwide. In 1996 First Union Direct and the relocation program opened nearly 150,000

FIRST UNION CORPORATION                                                     13

[Chart appears here.]
   METROPOLITAN MARKET SHARE

(Map of Eastern Seaboard appears here)


new accounts. Deposits for First Union Direct customers amounted to $654 million in 1996, and deposits from customers in the relocation program amounted to $3.1 billion.

Banking On-Line
First Union is among the first financial services companies to offer individual customers banking capability through the Internet. Today First Union customers have access to their checking, savings, credit card and asset-management CAP accounts, and they may use their on-line connections to check account balances, review statements, place stop-payment orders and order checks. Internet users also can apply for credit cards, request home equity and consumer loans, check IRA accounts, learn about First Union products and services and purchase selected goods through our Internet home page. During 1997 we will offer customers the opportunity to transfer funds between accounts, pay bills and open accounts on-line.

Commercial clients may use on-line computer connections for cash management and other tasks. Our WEBInVision information reporting system, for example, lets businesses connect with First Union to process such transactions as stop payments and wire transfers. The system also gives businesses access to a range of commercial account information.

First Union's Internet home page averages 50,000 visits by individual and business computer users every day. The Internet, however, is just one part of our comprehensive electronic banking strategy that puts customers in control of their banking needs. Because some people prefer to use off-the-shelf software to manage their finances, for example, First Union accommodates both Intuit Quicken and Microsoft Money programs for such purposes.

COMMERCIAL BANKING
First Union's Commercial Bank provides loans, cash management and other financial services to business clients. We operate specialized relationship teams located throughout our network of state banks with a focus on sales and service.

Today we are reaping the rewards of redesigning the commercial bank, a process that began more than two years ago. That effort yields better service to customers: We reduced loan turnaround from weeks to three days or less. We increased the time relationship managers have for selling, and we refocused specific attention on markets such as small businesses. The redesign produced increased revenue per commercial bank relationship manager: $866,200 in 1996 from $225,000 in 1993. In addition, our success in cultivating commercial lending relationships provides a steady source of referrals for Capital Markets

14                                                        PRODUCTS AND SERVICES

and Capital Management Group products and services.

After successful implementation in the southern part of our company, the redesigned commercial bank debuted in our northern markets in February 1996. In only 10 months, the revenue production of relationship managers in the North matched those in the South.

Another part of the commercial bank redesign involved forming a special unit devoted to the growing needs of small businesses. The Small Business Banking Division offers companies deposit products, investment and retirement planning services as well as loans. The division streamlined its loan approval process by providing toll-free access to experienced lenders who receive applications over the telephone and provide responses to customers within 24 hours. This allows us to accommodate more small business loan requests--23,616 in 1996 compared with 14,849 in 1995. Revenue per lender also increased, from $605,000 in 1995 to $874,000 in 1996. At the same time, loan origination costs dropped 33 percent.

First Union's Cash Management Division offers corporate customers an array of treasury management services. It is the nation's fourth largest provider of cash management services. Revenue in 1996 was $191 million compared with $152 million in 1995--an increase of 25 percent. The division's primary electronic delivery channel for its services is PCInVision, which provides customers PC-based access to such services as on-line transaction initiation and account analysis.

SPECIALTY BUSINESS LINES
In addition to commercial and consumer bank operations, First Union is pursuing a fee-income earnings stream by adding nontraditional business lines that historically enjoy high price-to-earnings ratios. This strategy enhances the value of our company to shareholders because it is independent of volatility in the credit cycle.

Our Capital Markets Group, Capital Management Group and Customer Direct Access Division (which includes card products as well as call centers and electronic banking options) are the primary drivers of our move to increase fee-based income. We invest in each of these areas to answer customer demand.

Capital Markets
First Union's Capital Markets Group now has a three-year track record of providing sophisticated financial solutions to corporate and institutional clients. We offer growing businesses one-stop shopping for their financial needs--including risk management services, syndicated loans and debt underwriting.

Net income before tax in the Capital Markets Group rose from $126 million in 1993 to $422 million in 1996. Fee income growth also was strong, rising from $64 million in

[Charts appear here.]

      NEW CORPORATE FACILITIES
          AND EXPANSIONS
          (1994-1996)
First Union is located primarily in the
South Atlantic and Middle Atlantic regions.

South Atlantic            5,123
Middle Atlantic           1,528
East North Central        5,626
West South Central        2,787
East South Central        2,165
Pacific                   1,064
West North Central          920
Mountain                    889
New England                 290
Source: Site Selection Magazine.

          GREATEST CONCENTRATION
                OF COMPANIES
      (With Annual Sales $20mm-$250mm+)
First Union's regions account for 34 percent of the nation's middle-market companies.

Middle Atlantic            18%
South Atlantic             16
East North Central         18
Pacific                    15
West South Central         10
West North Central          7
New England                 7
East South Central          5
Mountain                    4

First Union is primarily located in the South Atlantic region (DE, FL, GA, MD, DC, NC, SC, VA) and Middle Atlantic region (NJ, NY, PA), as well as Connecticut and Tennessee, which are in other regions as defined by the U.S. Statistical Abstract.
            Source: Dun & Bradstreet 1997.

FIRST UNION CORPORATION                                                      15

1993 to $464 million in 1996. This growth is attributable to the broad range of products and expertise we offer, our stronger foothold in more profitable Wall Street-type businesses and the skill we have developed in serving our mostly mid-sized commercial niche.

We target mid-sized companies for our investment banking solutions. The reach of First Union's Capital Markets Group includes our East Coast banking markets and extends nationwide through industry-specific specialization--in such areas as health care, media and communications, forest products, financial services, energy and utilities. Our capital markets professionals are armed with the skills they need to develop opportunities early in a company's life and to continue to bring business to the table as the company grows.

Debt underwriting and investment banking are offered through First Union Capital Markets Corp. (FUCMC). In 1996 FUCMC participated as manager, co-manager or selling group in 44 public debt transactions with volume exceeding $9.9 billion. The loan syndications unit served as agent or co-agent on 129 transactions representing volume of $65.9 billion, compared with $37.1 billion and 95 transactions in 1995. The unit ranks 12th in the nation (agency-only, by number of deals). FUCMC also is active in asset securitization, ranking among the 15 top lead underwriters at December 31, 1996.

The high-yield group completed eight transactions in 1996 and increased volume from $100 million in 1995 to $1.0 billion in 1996. In November 1996 FUCMC served as lead underwriter in a $100 million high-yield bond offering.

First Union has a significant and growing public finance capability. Notable assignments include a senior manager role on a $343 million bond issue for the Charlotte-Mecklenburg Hospital Authority in North Carolina and another $343 million bond issue for the Pennsylvania Intergovern-mental Cooperation Authority.

First Union is well positioned in real estate finance and asset securitization, an increasingly dynamic part of the capital markets business. For example, FUCMC and Merrill Lynch structured, underwrote and distributed two offerings amounting to $1.7 billion of securities backed by multi-family and commercial mortgages--one of which, at $1.1 billion, was the industry's largest commercial mortgage conduit securitization. In 1996 First Union ranked fourth in commercial real estate conduit securitization volume. In addition...

o First Union became the second largest general freight railcar operating lease company with the purchase of Northbrook Rail and USL Capital's rail services unit in 1996. We now have a fleet of more than 44,000 railcars and serve some 300 clients nationwide.

o In 1996 First Union's international division introduced an electronic export collection service. We also opened a representative office in India. This new office complements our Hong Kong, South Africa, London, Cayman Islands and Nassau operations, which enhance


                  PER CAPITA INCOME BY
                  METROPOLITAN AREA
 Four of the five metro areas with highest per capita income are in First Union's marketplace.

                                             Per Capita     % of U.S.
                                           Personal Income   Average

West Palm Beach-
  Boca Raton, FL MSA                         $ 33,518         154.5%
New York-Northern New Jersey-
  Long Island, NY-NJ-CT-PA CMSA                29,021         133.8
San Francisco-Oakland-
  San Jose, CA CMSA                            28,322         130.5
Washington-Baltimore-MD-VA-
  WVA CMSA                                     26,919         124.1
Hartford, CT NECMA                             26,842         123.7%
U.S. Average                                 $ 21,696

16                                                        PRODUCTS AND SERVICES


   FULL-SERVICE
   BANKING UNITS

     Florida
 Assets: $39.3 billion
Loans, Net: $28.1 billion
 Deposits: $31.6 billion

   North Carolina
 Assets: $32.4 billion
Loans, Net: $21.3 billion
 Deposits: $20.1 billion

 New Jersey, New York and
    Pennsylvania
 Assets: $27.1 billion
Loans, Net: $19.5 billion
 Deposits: $22.0 billion

       Georgia
 Assets: $12.9 billion
Loans, Net: $9.9 billion
 Deposits: $7.8 billion

      Virginia
 Assets: $10.7 billion
Loans, Net: $7.0 billion
 Deposits: $6.8 billion

    Connecticut
 Assets: $6.0 billion
Loans, Net: $4.8 billion
 Deposits: $4.4 billion

      Maryland
 Assets: $4.1 billion
Loans, Net: $2.1 billion
 Deposits: $3.1 billion

   South Carolina
 Assets: $3.2 billion
Loans, Net: $2.3 billion
 Deposits: $2.5 billion

     Tennessee
 Assets: $3.2 billion
Loans, Net: $1.3 billion
 Deposits: $1.7 billion

   Washington, D.C.
 Assets: $2.2 billion
Loans, Net: $561 million
 Deposits: $1.6 billion

      Delaware
 Assets: $52 million
Loans, Net: $37 million
 Deposits: $23 million

  Asset and loan information for Specialty
Businesses is included in the Full-Service Banking
 Units. Their operations are integrated in our banking states. Assets, loans and deposits are based on December 31, 1996, regulatory reports.



our international trade and correspondent banking business.

Capital Management
The Capital Management Group helps First Union meet growing customer demands by adding an investment and asset management dimension to our traditional savings products. The group provides financial planning, private banking, personal and corporate trust services as well as estate planning, Individual Retirement Accounts, mutual funds, insurance products, 401(k) services and brokerage services. Professionals in the Capital Management Group form the kind of ongoing, personal, advice-giving relationships customers tell us they want.

Net income before tax in the Capital Management Group rose from $165 million in 1994 to $220 million in 1995 and $352 million in 1996. Fee income growth increased to $566 million--or 32 percent--between 1995 and 1996.

Customers want investment products for future earnings potential. They want asset management services for convenience and simplicity of keeping an eye on their financial goals. As customers become more aware of such potential, we see market acceptance of the product options we offer under our capital management umbrella. In 1996 the Capital Management Group managed $61.4 billion in assets for customers.

First Union's asset-management account, known as CAP, ties together traditional bank offerings with new investment products. At December 31, 1996, CAPs numbered 222,581 with balances amounting to $18.8 billion, compared with $11.7 billion at year-end 1995. We introduced CAPs in the North in mid-January 1996 and logged 21,885 new accounts and $2.3 billion in assets from our northern region in 1996.

First Union has a growing brokerage business with revenue topping $156 million in 1996, up from $84 million in 1995 and $58 million in 1994. Our brokerage also was ranked first among bank brokerages by the National Council of Independent Investors.

Our proprietary Evergreen Keystone family of mutual funds now has nearly $27.3 billion in assets under management, up from $7.0 billion in 1994. This makes First Union the third largest bank-advised mutual fund operation and the second largest bank manager of equity mutual fund assets in the United States. Our growth results from fund performance, from increases in sales and from the successful integration of strategic acquisitions.

In 1996, for example, First Union purchased the adviser to the Keystone family of mutual funds of Boston, which added $11.6 billion to our mutual fund-advised asset total. Keystone also expanded our wide distribution network, which now stands at 27,000 brokers nationwide.

Sales of insurance products hold great potential for First Union: 69 percent of Americans do not have a personal insurance agent, and 40 percent have no life insurance. Yet banks accounted for only one percent of the $9.3 billion in new insurance premiums in 1996. Court decisions in 1995 and 1996 opened the door for banks to assume greater roles in the sale of these products. First Union sells insurance products through our financial centers as well as over the Internet and through toll-free telephone lines.

Fixed and variable annuities already are strong, with First Union now selling more of these financial instruments than any other bank. Annuity sales were $1.1 billion in 1996--up from $113 million in 1994 and $166 million in 1995. The

FIRST UNION CORPORATION                                                       17

SPECIALTY BUSINESSES

Capital Management          Capital Markets           Mortgage Banking
     Group*                     Group*           Loans Serviced: $50.8 billion
 Assets Under Care:             Assets:             Origination Volume:
  $159.1 billion             $24.9 billion             $4.4 billion
   Assets Under               Loans, Net:              Locations: 64
   Management:               $10.3 billion
  $61.4 billion                Offices: 8              Home Equity Lending
  Personal Trust                                     Loans, Net: $8.0 billion
   Locations: 72           Customer Direct Access   Locations: 121, plus nearly
Full-Service Brokerage         Managed Loan            2,000 full-service
   Locations:                 Receivables:**           banking locations
     350                       $7.0 billion               States: 35

*Asset and loan information for these Specialty Businesses is included in the Full-Service Banking Units listed on page 16 because their operations are integrated in our franchise states. Assets and loans are based on December 31, 1996, regulatory reports.
**Managed portfolio includes $1.5 billion of securitized credit card receivables.



rise is attributable both to the fall of regulatory barriers that prevented annuity sales by banks in some of our markets and to the new proprietary products introduced in 1996. First Union has some 2,900 branch employees licensed to sell annuities.

In individual retirement services, First Union's assets under management rose 60 percent from year-end 1995 to year-end 1996, and sales of Individual Retirement Accounts (IRAs) increased 73 percent in the same period. We are the largest bank provider of IRAs in the United States. The number of participants in First Union's institutional retirement daily valuation plan--or 401(k)--grew 34 percent between 1995 and 1996. Assets were $4.0 billion at year-end 1996, compared with $2.2 billion in 1995.

Annual fees for new personal trust sales rose 85 percent between 1995 and 1996. In corporate trust, total revenue climbed 23 percent. First Union is the fourth-ranked municipal trustee in the United States based on principal amount issued in 1996.

Our private banking operation offers customers a single point of contact for access to First Union's many products and services. This "client manager" oversees a customer's entire relationship with First Union. The Private Bank offers investments, mortgages, personal loans, trusts, financial planning and brokerage services.

Customer Direct Access
First Union's Customer Direct Access Division, which includes all card products as well as call centers and remote and electronic banking operations, intends to keep one step ahead of customer demand in a dynamic, evolving marketplace. Credit cards remain a staple of the group's offerings, with outstandings averaging $6.5 billion in 1996 from $4.8 billion in 1995. Net interest income on our managed credit card portfolio amounted to $563 million in 1996, and fee income for the same period was $135 million.

Monthly purchase transactions using First Union debit cards--which act like a check by drawing funds directly from a customer's checking account--increased from 3 million in 1995 to nearly 5 million in 1996. At the same time, the number of First Union debit cards in circulation increased from 1 million in 1995 to nearly 2 million in 1996. We are now the nation's second largest bank issuer of debit cards.

In 1996 First Union introduced several credit card products specifically tailored to the needs of commercial customers. Small businesses may obtain a multipurpose credit card for their daily business management needs. Specialty products for larger businesses include Corporate Cards for travel use and Purchasing Cards for streamlining small-dollar purchases. All products are integrated with the efforts of our Commercial Bank to add value to our relationship-based business.

Both credit cards and debit cards are important to First Union's future because they are bridges to acquiring and developing customer relationships outside the traditional branch network.

18                                                         PRODUCTS AND SERVICES


  DEPOSIT SHARE
  AND RANKINGS

    Florida
Deposit Share: 17%
   Rank: 2nd

   New Jersey
Deposit Share: 10%
   Rank: 2nd

 North Carolina
Deposit Share: 16%
   Rank: 2nd

    Georgia
Deposit Share: 10%
   Rank: 4th

   Virginia
Deposit Share: 10%
   Rank: 4th

 South Carolina
Deposit Share: 8%
   Rank: 4th

 Washington, D.C.
Deposit Share: 16%
   Rank: 3rd

   Tennessee
Deposit Share: 3%
   Rank: 7th

   Maryland
Deposit Share: 6%
   Rank: 6th

  Pennsylvania
Deposit Share: 3%
   Rank: 5th

  Connecticut
Deposit Share: 9%
   Rank: 3rd

 Deposit share and rank are based on
all insured deposits in domestic offices on June 30, 1996.



First Union is a pioneer in stored-value products--plastic cards embedded with computer chip technology and used in place of cash. We issued 26,000 "Spot Cards" for use at home games of the Jacksonville Jaguars NFL team. For the second year in a row, 10 percent of all in-stadium purchases made at the football games used the cards in this "closed system."

In the Atlanta metropolitan area, First Union joined other financial institutions in rolling out stored-value cards in an "open" environment during the summer Olympic Games. We issued 12 sets of disposable smart cards in denominations of $10, $20, $50 and $100 for use during the Olympic test. We also issued a feature-reloadable Smart CheckCard--the first from a United States bank--combining ATM access with features of a stored-value card and a debit card on one card. We negotiated contracts with more than 30 national and regional merchants to accept our cards. More than 3,200 terminals, both at First Union financial centers and 1,350 merchant locations around the city, accepted the stored-value cards.

Home Equity Lending
First Union Home Equity Bank, N.A. (FUHEB) provides equity financing to more than 113,000 homeowners in the United States through 121 locations in 35 states; we also operate central processing units that make loans in 13 additional states. Year-end outstandings grew 23 percent between 1995 and 1996, ending the year at $3.7 billion. Customers also may obtain home equity loans through First Union financial centers. Home equity loans generated in this manner amounted to $4.3 billion in receivables in 1996.

FUHEB's wholesale unit serves as the conduit between home equity offices and First Union Mortgage Finance. The unit originates "B" and "C" credit loans, which are securitized and sold through our Capital Markets Group. The volume of "B" and "C" loans amounted to $526 million in 1996, compared with $327 million in 1995.

FUHEB's loan losses in 1996 averaged only 15 basis points.

Mortgage Banking
First Union Mortgage Corporation is the 11th largest residential mortgage servicer in the United States based on volume and market share. We provide servicing for originated and acquired mortgages with a servicing portfolio of $50.8 billion and 667,417 mortgages at December 31, 1996. The current portfolio mix is 73 percent fixed-rate mortgages and 27 percent adjustable-rate mortgages. Loans serviced per employee increased 9 percent between 1995 and 1996 to more than 1,200.

In addition, customers may acquire mortgages nationwide through a variety of efficient channels--First Union financial centers, telephone marketing and our national relocation program as well as our traditional mortgage originators who call on real estate agents and builders. In 1996 we provided corporate relocation services through continuing relationships with 70 national companies, closing $350 million in new business. Overall, the mortgage banking unit originated $4.4 billion in mortgages in 1996.

THE FUTURE
First Union is maintaining profitability in traditional banking areas while building new fee-based businesses. We are realizing returns on our investments in technology and intellectual power. And we are leveraging our broad product array over the better delivery channels we are building. As a result we are competitive in a variety of businesses against virtually anyone--bank or nonbank.

index to
special topics

GENERAL INFORMATION
Annual Meeting ..........................                            42
Description of Business .................        Inside Front Cover, 10
Employees ...............................                            32
Market Share ............................    Inside Front Cover, 13, 18
CAPITAL RESOURCES
Regulatory Capital.......................                        28, 30
Stockholders' Equity ....................                 1, 27, 31, 34
COMMON STOCK
Book Value ..............................  Inside Front Cover, 1, 7, 31
Dividends ............................... Inside Front Cover, 9, 21, 31
Market Price ............................                   1, 6, 7, 31
Shares, Number Outstanding ..............                        31, 35
Stockholders, Number of .................                            32
LIQUIDITY
Debt Ratings ............................                            42
LOANS
Average Balances ........................                        25, 32
Commercial Real Estate ..................                            25
Consumer, or Retail, Loan Portfolio .....                            24
Industry Concentrations .................                            25
Loan Loss Allowance .....................                 1, 26, 30, 34
Loan Loss Provision .....................                    26, 31, 35
Mix at Year-End .........................                            24
Net Charge-Offs .........................                 1, 26, 30, 32
 Nonperforming Assets ...................                     1, 25, 30
Project Type.............................                            25
PROFITABILITY
Earnings Performance ....................          1, 3, 21, 31, 32, 35
Income Per Share ........................                  1, 3, 21, 35
Net Interest Income .....................                21, 22, 31, 35
 Net Interest Margin ....................                     1, 22, 30
Noninterest Expense......................             7, 21, 23, 31, 35
 Noninterest Income......................                22, 31, 32, 35
Results of Operations ...................      1, 3, 11, 21, 30, 31, 35
Return on Average Assets ................                     1, 21, 30
Return on Average Stockholders' Equity ..                     1, 21, 30
RISK MANAGEMENT
Asset Quality ...........................                        25, 30
Derivative Transactions .................                            28
Interest Rate Risk Management ...........                            28
SECURITIES
Available For Sale ......................                 1, 24, 31, 34
Investment ..............................                 1, 24, 31, 34
Trading Activities.......................                        23, 35
growing
building
investing

First Union's 1996 performance included 7 percent growth in tax-equivalent net interest income, 26 percent growth in fee income, improvement in nonperforming assets and an operating overhead efficiency ratio of 57 percent. We continue to build a diverse revenue mix that decreases reliance on interest income and increases the contribution from revenue sources less affected by economic volatility.


(Picture of a man watering money.)

PERFORMANCE HIGHLIGHTS                                                     21


              NET INCOME
        (Dollars in billions)

 .57   .70   1.22   1.38   1.50*   1.77*
91    92     93     94     95      96


            RETURN ON AVERAGE
             COMMON EQUITY
               (Percent)

11.38   11.28   17.26   16.91   17.55*   18.85*
  91      92      93      94      95       96



            RETURN ON
         AVERAGE ASSETS
           (Percent)

 .68   .77   1.22   1.29   1.27*   1.31*
91    92     93     94     95      96

*Excluding SAIF assessment and
  restructuring charges.



The following review is a summary discussion of the performance and financial condition of First Union Corporation. The objective is to provide the reader with an overview of our performance and financial condition in 1996. More detailed information, including the audited financial statements and additional tables, is contained in the First Union Corporation 1996 Report on Form 10-K, which is available free of charge from Investor Relations, Two First Union Center, Charlotte, North Carolina 28288-0206.

EARNINGS HIGHLIGHTS
First Union's operating earnings in 1996, before special charges, were a record $1.8 billion, or $6.31 per common share. The special charges were after-tax restructuring charges of $181 million related to the January 1, 1996, acquisition of First Fidelity Bancorporation, and an after-tax Savings Association Insurance Fund (SAIF) special assessment of $86 million. Operating earnings in 1995 were $1.5 billion or $5.30 per share before restructuring charges of $73 million after-tax, or 26 cents per share, taken in the fourth quarter of 1995. After the special charges, 1996 earnings were $1.5 billion or $5.35 per share and 1995 earnings were $1.4 billion or $5.04 per share. All financial information, tables, charts and graphics for prior periods have been restated to reflect this pooling of interests acquisition, unless otherwise stated.

In the fourth quarter of 1996, operating earnings were $459 million, or $1.66 per share, an increase of 14 percent from $404 million, or $1.45 before restructuring charges, in the fourth quarter of 1995.

Key factors in 1996 earnings growth compared with 1995 were:

o 7 percent growth in tax-equivalent net interest income;

o 26 percent growth in noninterest, or fee, income (excluding investment securities transactions), which included a 32 percent increase in Capital Management fee income and a 78 percent increase in Capital Markets fee income;

o Improvement in nonperforming assets, with the percentage of net loans and foreclosed properties declining to 0.80 percent from 0.91 percent in 1995; and

o An operating overhead efficiency ratio of 57 percent compared with 60 percent in 1995 (excluding the special charges).

Noninterest expense increased in 1996 to $4.7 billion from $4.1 billion in 1995. The restructuring and SAIF charges accounted for more than half of the increase. Gross revenue growth outpaced noninterest expense growth by over two-to-one in 1996 from 1995, excluding the special charges.

In 1996 we announced a dividend increase for the 19th consecutive year, resulting in dividends of $2.20 per common share. The current annualized dividend rate is $2.32 per common share.

Outlook
First Union continues to build a diverse revenue mix that decreases the company's reliance on interest income and increases the contribution from revenue sources that are less affected by volatility in economic conditions and movements in interest rates. Our goal is to increase noninterest income in proportion to total revenue to 40 percent by the year 2000. To this end we have made significant discretionary investments in recent years, particularly in the Capital Management, Capital Markets, and electronic and remote banking areas of our company. These high-growth business lines diversify our revenue

22                                                       PERFORMANCE HIGHLIGHTS


     NET INTEREST INCOME
     (Tax-equivalent)
   (Dollars in billions)

3.1   3.8   4.3   4.6   4.7   5.1
 91    92    93    94    95    96


     NONINTEREST INCOME
    (Dollars in billions)

1.5   1.4   1.6   1.6   1.9   2.4
 91    92    93    94    95    96


            COMPONENTS OF
         NONINTEREST INCOME

(In millions)                 1996    1995

Trading account profits      $ 102      69
Service charges on
  deposit accounts             666     616
Mortgage banking income        155     150
Capital management
  income                       566     428
Securities available for
  sale transactions             31      44
Investment security
  transactions                   4       5
Fees for other banking
  services                     157     160
Sundry income                $ 676     425



streams and complement our traditional loan and deposit products.

The response in both our northern and southern markets to mutual funds, asset management accounts, annuities and other investment planning products and services continues to be strong. We believe this indicates customer satisfaction with these new products and with the delivery channel options we are offering.

In addition we gained access to an expanded network of broker-dealers as well as expanded investment management activities with the completion on December 11, 1996, of the purchase accounting acquisition of Keystone Investments, Inc., a Boston-based investment manager and mutual fund advisory company with $11.6 billion in assets under management.

In 1996 we completed additional purchase accounting acquisitions of seven other financial institutions; three railcar leasing operations; and a corporate trust portfolio. The 1996 acquisitions added combined assets, net loans and deposits of $7.8 billion, $4.8 billion and $5.1 billion, respectively, to our December 31, 1996, balance sheet.

We continue to be alert to opportunities to enhance stockholder value through acquisitions that provide access to customers and markets that we believe complement our long-term goals. Our primary management attention is focused on leveraging our existing base as we invest in new technology and fee income-generating lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services position us to serve our 12 million customers in a diverse geographic marketplace and to reduce the impact of shifts in the credit cycle.

Acquisition discussions and in some cases negotiations also take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some temporary dilution of First Union's book value and net income per common share may occur in connection with some future acquisitions.

INCOME STATEMENT REVIEW
Net Interest Income
Tax-equivalent net interest income increased 7 percent to $5.1 billion in 1996 from $4.7 billion in 1995. The increase was primarily the result of assets acquired in purchase accounting acquisitions, an increase in the securities available for sale portfolio and the repricing of variable rate assets.

Net Interest Margin
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.21 percent in 1996, compared with 4.46 percent in 1995. The margin decline was primarily related to the securitization of $1.5 billion in credit card receivables on September 30, 1995; the addition of lower spread investment securities in the early months of 1996; the addition of acquired banks and thrifts with lower margins; the reduction in the prime rate from 1995; and the purchase of lower-spread assets related to Capital Markets activities. It should be noted that the margin is not our primary management focus or goal. Our goal is to continue to increase net interest income.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Interest Rate Risk Management section.

Noninterest Income
We are meeting the challenges of increasing competition and changing customer

FIRST UNION CORPORATION                                                       23


     NONINTEREST EXPENSE
    (Dollars in billions)

2.8   3.4   3.5   3.7   4.1   4.7
 91    92    93    94    95    96

         OVERHEAD
     EFFICIENCY RATIO
        (Percent)

60   66   61   61   60   57
91   92   93   94   95*  96*

*Excluding SAIF assessment and
  restructuring charges.

    YEAR-END EARNING
        ASSETS
 (Dollars in billions)

Loans, net
Investment Securities
Securities Available for Sale
Other

79   84   93   101   118   124
91   92   93    94    95    96



demands and demographics by making discretionary investments to enhance our prospects for income growth. We have significantly broadened our product lines, particularly in the Capital Markets and Capital Management divisions, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in the 26 percent growth in noninterest income, excluding investment securities transactions, to $2.3 billion in 1996, from $1.8 billion in 1995.

Virtually all categories of noninterest income increased in 1996. Key contributions came from Capital Management fee income, including mutual funds, all trust services, CAP accounts, IRAs, brokerage services and insurance, which increased 32 percent in 1996 to $566 million from $428 million in 1995.

Assets under management, which include mutual funds and trust services, increased in 1996 to $61.4 billion from $45.5 billion in 1995. The growth in assets under management resulted from internal and external marketing and distribution strategies, as well as from acquisitions. The First Union-advised Evergreen Keystone family of mutual funds increased to $27.3 billion in assets under management at December 31, 1996, from $13.3 billion at December 31, 1995, primarily as a result of the Keystone acquisition.

Additionally Capital Markets activities contributed noninterest income of $464 million in 1996 compared with $261 million in 1995, substantially all of which is included in sundry income. Capital Markets activities include railcar and commercial leasing, specialized industries lending, loan syndications, asset securitizations, commercial real estate securitizations and affordable housing. Additionally sundry income also includes a gain of $43 million from the sale of mortgage servicing rights in 1996. Trading activities, which contributed $102 million to noninterest income in 1996 compared with $69 million in 1995, also are conducted by the Capital Markets Group.

Noninterest Expense
Noninterest expense increased in 1996 to $4.7 billion from $4.1 billion in 1995. The 1996 results include a $133 million pre-tax SAIF special assessment and $281 million in pre-tax, merger-related restructuring charges. The 1995 results include pre-tax, merger-related restructuring charges of $94 million. In addition to the special charges, the increase in noninterest expense was primarily related to purchase accounting acquisitions that resulted in higher personnel costs, an increase in equipment expense and an increase in external data processing expense. In addition the increase reflects our continued investments in fee-income generating businesses such as those managed by the Capital Management and the Capital Markets Groups, in which expenses move more in tandem with revenues. Without the special charges our operating overhead efficiency expense ratio was 57 percent in 1996 compared with 60 percent in 1995.

BALANCE SHEET REVIEW
Earning Assets
Earnings from our primary earning assets, securities and loans, are subject to two principal kinds of risks, interest rate risk and credit risk. Interest rate risk could result if rate indices related to sources and uses of funds were mismatched. Our Funds Management Committee manages interest rate risk, as well as credit risks associated with securities, under specific policy standards, which are discussed in more detail in the Interest Rate Risk Management section.

24                                                       PERFORMANCE HIGHLIGHTS


YEAR-END SECURITIES AVAILABLE FOR SALE

66%  U.S. Government
     Agencies

14%  Other

13%  U.S. Treasury
     Securities

 7%  Collateralized
     Mortgage Obligations


YEAR-END INVESTMENT SECURITIES

44%  U.S. Government
     Agencies

32%  Municipals

19%  Collateralized
     Mortgage Obligations

 5%  Other


   YEAR-END LOANS

29%  Real Estate-Mortgage

24%  Commercial, Financial
     and Agricultural

22%  Installment Loans-
     Other

10%  Commercial Real
     Estate-Mortgage

 6%  Installment Loans-
     Bankcard

 6%  Other

 3%  Commercial Construction


YEAR-END CONSUMER LOANS

43%  Mortgage Loans to
     Individuals

17%  Direct Lending

15%  Second Mortgages

10%  Sales Finance

10%  Bankcard

 5%  Mortgage Warehouse
     and Securitized Mortgages



The loan portfolio carries the potential credit risk of past due, nonperforming or, ultimately, charged-off loans. We manage this risk primarily through credit approval standards, which are discussed in the Loans section.

Average earning assets in 1996 were $120.8 billion, a 14 percent increase from $106.3 billion in 1995.

Securities Available For Sale
At December 31, 1996, we had securities available for sale with a market value of $14.2 billion, compared with $18.2 billion at year-end 1995. In 1996 we sold $18.5 billion in securities as part of the corporate balance sheet management process. This action, as well as purchases of $16.0 billion, will result in a higher-yielding earning asset mix. The market value of securities available for sale was $12 million below amortized cost at December 31, 1996.

The average rate earned on securities available for sale was 6.59 percent in 1996 and 6.41 percent in 1995. The average maturity of the portfolio was 4.91 years at December 31, 1996.

Investment Securities
Investment securities are those securities that we intend to hold to maturity. These securities are carried at amortized cost. First Union's investment securities amounted to $2.5 billion at December 31, 1996, compared with $3.1 billion at year-end 1995. This decline resulted from scheduled maturities, prepayments and issuer calls.

The average rate earned on investment securities in 1996 was 8.68 percent, compared with 7.54 percent in 1995. The increase in yield was primarily related to the year-end 1995 transfer of lower-yielding securities to the available for sale portfolio. The average maturity of the portfolio was 5.93 years at December 31, 1996.

FIRST UNION CORPORATION                                                      25


                 YEAR-END
             COMMERCIAL LOANS

Industry Classification       In millions
Manufacturing                  $ 4,383
Retail trade                     1,975
Wholesale trade                  1,550
Services                         5,300
Financial services               2,503
Insurance                          470
Real estate-related              1,585
Communication                    1,230
Transportation                     810
Public utilities                   608
Agriculture                        481
Construction                       449
Mining                             387
Individuals                      1,136
Public administration              745
Other                            5,964
Total                          $29,576


      YEAR-END COMMERCIAL
      REAL ESTATE LOANS
                                 Number
Project Type       In millions   of loans
Apartments           $ 1,864      1,679
Condominiums             161        182
Land-improved            666      1,089
Land-unimproved          385        683
Lodging                  277        200
Office buildings       2,358      3,784
Industrial             1,480      2,826
Retail                 1,967      1,885
Single family            560      2,956
Other                  2,460      3,791
Total                $12,178     19,075


        NONPERFORMING
          ASSETS
    (Dollars in billions)

2.6   2.0   1.4   .89   .83   .76
 91    92    93    94    95    96



Loans
The loan portfolio, which represents our largest asset balance, is a significant source of interest and fee income. The loan portfolio is subject to both credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company.

Net loans at December 31, 1996, were $95.9 billion, compared with $90.6 billion at year-end 1995. Average net loans in 1996 increased 9 percent to $90.7 billion from $83.3 billion in 1995. Demand for credit slowed in 1996, and branch sales campaigns focused more heavily on investment products rather than on lending products. Commercial loans increased slightly in 1996, primarily due to additional lease financings. On the consumer side, credit cards and direct lending continue to be the highest-yielding portfolios.

The average rate earned on loans in 1996 was 8.55 percent compared with 8.71 percent in 1995. Factors affecting loan rates in 1996 compared with 1995 included a general decrease in market rates used to price loans. For example the prime rate decreased to an average of 8.27 percent in 1996 from 8.44 percent in 1995. Other factors included the 1995 credit card securitization, which removed $1.5 billion in credit card receivables from our balance sheet, as well as a larger portfolio of fixed and adjustable rate mortgages as a result of bank and thrift acquisitions. These factors were offset somewhat by the upward repricing of adjustable rate mortgages and credit card portfolio introductory rates.

ASSET QUALITY
Nonperforming Assets
The credit quality of interest-bearing loans and securities is crucial to the profitability of the corporation. Non-performing assets are those assets that are not paying principal and/or interest as contractually required, or where full and timely future payments are in doubt. These assets reduce our income through lower amounts of interest income and higher provisions for losses. Asset quality is typically measured by the levels of nonperforming and past due assets; the amount of charge-offs and provisions; and certain credit-related ratios such as charge-offs to net loans, and nonperforming assets to net loans and foreclosed properties.

At December 31, 1996, nonperforming assets were $763 million, or 0.80 percent of net loans and foreclosed properties, compared with $826 million, or 0.91 percent, at December 31, 1995.

Loans or properties of less than $5 million each made up 81 percent, or $616 million, of nonperforming assets at



         YEAR-END NONACCRUAL
          COMMERCIAL LOANS

Industry Classification      In millions
Manufacturing                  $ 74
Retail trade                     14
Wholesale trade                  11
Services                         34
Financial services               19
Real estate-related               9
Transportation                    2
Agriculture                      13
Construction                      9
Individuals                      24
Other                             9
Total                          $218


        YEAR-END
   NONPERFORMING ASSETS

   Excluding commercial loans.
Project Type        In millions
Apartments             $ 10
Condominiums              1
Industrial               22
Land-improved            12
Land-unimproved          28
Lodging                   1
Office buildings         41
Retail                   16
Single family           256
Other                   158
Total                  $545

26                                                        PERFORMANCE HIGHLIGHTS


   COMPARISON OF
  FUNDING SOURCES
    (Percent)

Long-Term Debt
4%    6%    6%

Short-Term
Borrowings
10%   16%   18%

Deposits
86%   78%   76%

94  95  96  94  95  96


December 31, 1996. Fifty-four percent of nonperforming assets were collateralized primarily by real estate at December 31, 1996, compared with 50 percent at year-end 1995.

Accruing loans 90 days past due were $290 million at both December 31, 1996, and December 31, 1995.

Net Charge-Offs
Net charge-offs as a percentage of average net loans were 0.63 percent in 1996 compared with 0.41 percent in 1995. Net charge-offs, excluding credit cards, were 0.30 percent in 1996, compared with 0.22 percent in 1995.

The increase in net charge-offs in 1996 was principally related to the maturing credit card portfolio and to a single, large commercial credit in the first quarter of 1996. With respect to the credit card portfolio, and consistent with the rest of the industry, we are experiencing a higher than anticipated level of personal bankruptcies and contractual past due accounts. Charge-off rates related to the credit card portfolio are not likely to decline in 1997. We do not believe the higher levels of net charge-offs in the credit card portfolio are indicative of any significant deterioration in the credit quality of the total loan portfolio. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally we have evaluated our credit policies in light of changing economic trends, and we have taken appropriate steps where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.

Provision And Allowance
For Loan Losses
The loan loss provision was $375 million in 1996 compared with $220 million in 1995. The increase in the loan loss provision was based primarily on current economic conditions and on the maturity and level of nonperforming assets.

We establish reserves principally based on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of various other factors. The allowance for loan losses was $1.4 billion at December 31, 1996, compared with $1.5 billion at year-end 1995. The ratio of the allowance for loan losses to nonaccrual and restructured loans was 204 percent at December 31, 1996, and 233 percent at December 31, 1995. The ratio of the allowance to net loans was 1.42 percent at December 31, 1996, compared with 1.66 percent at December 31, 1995.

LIQUIDITY AND
FUNDING SOURCES
Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.

In addition to an unused, $350 million back-up line of credit, we have several additional on- and off-balance sheet funding sources.

FIRST UNION CORPORATION                                                      27


          CORE DEPOSITS
     (Dollars in billions)

68.2   73.3   78.4   81.0   86.4   90.1
 91     92     93     94     95     96



Core Deposits
Core deposits are a fundamental and cost-effective funding source for any banking institution. Core deposits were $90.1 billion at December 31, 1996, compared with $86.4 billion at December 31, 1995. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits.

Average core deposit balances were $86.1 billion in 1996, an increase of $4.5 billion from 1995 primarily related to acquisitions. Average balances in savings and NOW, other consumer time and noninterest-bearing deposits were higher when compared with 1995, while money market deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities.

Purchased Funds
Purchased funds at December 31, 1996, were $27.8 billion, compared with $25.7 billion at year-end 1995. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.

Average purchased funds in 1996 were $28.8 billion, an increase of 46 percent from $19.7 billion in 1995. The increase was used primarily to fund loans and to purchase available for sale portfolio securities earlier in the year.

Long-Term Debt
Long-term debt was 77 percent of total stockholders' equity at December 31, 1996, compared with 79 percent at December 31, 1995. In 1996 we added $860 million of subordinated notes and debentures with rates ranging from 6.824 percent to 7.574 percent and maturities of 10 years to 30 years. Proceeds from these debt issues were used for general corporate purposes.

Guaranteed Preferred Beneficial Interests
In 1996 we created a trust that issued trust capital securities amounting to $500 million. In January 1997, two other trusts issued a combined $500 million of these securities. These securities are considered to be tier 1 capital for regulatory purposes.

Stockholders' Equity
The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

At December 31, 1996, total stockholders' equity was $10.0 billion compared with $9.0 billion at December 31, 1995, and 287 million common shares were outstanding compared with 278 million shares at December 31, 1995. From time to time we purchase our common stock in the open market. In conjunction with stock-for-stock acquisitions of banks and thrifts in 1996, we purchased 12 million shares of common stock at a cost of $764 million. Additionally we purchased 3 million shares of common stock in 1996 at a cost of $204 million to offset issuances of common stock related to First

28                                                        PERFORMANCE HIGHLIGHTS


  REGULATORY
CAPITAL TO ASSETS
  (Percent)

1996 Regulatory Minimum-
 Well Capitalized
First Union

  Tier 1      Total Capital
6.00  7.33    10.00   12.33


Union's employee stock compensation plans, dividend reinvestment plan and the conversion of shares of the corporation's convertible preferred stock. This compares with purchases of 20 million shares at a cost of $965 million in 1995.

On January 13, 1997, we announced that from time to time we may repurchase up to 25 million shares of the corporation's outstanding common stock.

Regulatory Capital
Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. At December 31, 1996, the tier 1 and total capital ratios were 7.33 percent and 12.33 percent, respectively, compared with 6.70 percent and 11.45 percent at December 31, 1995.

In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. The leverage ratio at December 31, 1996, was 6.13 percent compared with 5.49 percent at December 31, 1995.

INTEREST RATE RISK
MANAGEMENT
Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within the established policy guidelines, which limit the maximum negative impact on earnings per share to 5 percent. Our interest rate sensitivity remained well within that boundary based on our January 1997 outlook.

Off-Balance Sheet Derivatives For
Interest Rate Risk Management
As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated into our interest rate risk management process in the same manner as on-balance sheet instruments.

Our overall goal is to manage our rate sensitivity in ways that result in earnings not being adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with

FIRST UNION CORPORATION                                                      29


        NET INTEREST INCOME GROWTH
       VS. UNREALIZED GAINS/LOSSES
        (Dollars in billions)



Net Interest Income Growth
(Tax-Equivalent)                4.3     4.6     4.7      5.1
                             (Customer to fill in plot points)
Unrealized Gains/Losses
(On- and Off-Balance Sheet)     903m    1.1b   771m    311m

                                 93      94      95       96



their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.

Despite significant year-to-year fluctuations in market value of both on- and off-balance positions and related fluctuations in the net interest income contribution from these positions, tax-equivalent net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products to balance the income effects of core loans and deposits from changing interest rate environments.

The fair value appreciation of off-
balance sheet derivative financial instruments used to manage our interest rate sensitivity was $188 million at December 31, 1996, compared with fair value appreciation of $390 million at December 31, 1995.

30                                                             FINANCIAL TABLES

Table 1
Selected Statistical Data


                                                                                        Years Ended December 31,
                                                                1996     1995     1994     1993    1992     1991

Profitability
         Net interest margin                                    4.21%     4.46     4.75     4.82     4.73    4.12
         Net income per common share                          $ 5.35      5.04     4.58     4.30     2.53    2.34
         Return on common stockholders' equity                 16.41%    16.69    16.38    17.26    11.28   11.38
         Return on assets (a)                                   1.12      1.21     1.29     1.22     0.77    0.68
         Overhead efficiency ratio (b)                            63        62       61       61       66      60
         Dividend payout ratio on common shares
                  (based on operating earnings)                34.87     34.05    34.16    30.25    40.61   41.91
Capital Adequacy (c)
         Tier 1 capital to risk-weighted assets                 7.33      6.70     7.76     9.14     9.22    7.56
Asset Quality
         Net charge-offs to
                  Loans, net (a)                                0.63      0.41     0.40     0.78     1.03    1.53
                  Loans, net, excluding Bankcard (a)(d)         0.30      0.22     0.32     0.72  --      --
         Allowance for loan losses to
                  Loans, net                                    1.42      1.66     2.03     2.38     2.57    2.49
                  Nonaccrual and restructured loans              204       233      248      151      105      77
                  Nonperforming assets                           179       182      178      115       76      55
         Nonperforming assets to loans, net and
                  foreclosed properties                         0.80%     0.91     1.14     2.06     3.36    4.45

(a)      Based on average balances.
(b) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.
(c) Capital ratios for 1991-1994 are not restated for pooling of interests acquisitions.
(d)      Comparable data is not available prior to 1993.

FIRST UNION CORPORATION                                                     31


Table 2
Consolidated Summaries of Income, Per Common Share And Balance Sheet Data

                                                                                                   Years Ended December 31,
(In millions, except per share data)                           1996       1995        1994       1993       1992       1991

Consolidated Summaries Of Income
         Interest income                                   $  9,628       8,687      7,231      6,602      6,609       7,031
         Interest income (a)                               $  9,712       8,792      7,352      6,736      6,753       7,199
         Interest expense                                     4,632       4,052      2,793      2,482      2,942       4,071
         Net interest income (a)                              5,080       4,740      4,559      4,254      3,811       3,128
         Provision for loan losses                              375         220        179        370        643         946
         Net interest income after provision for
                  loan losses (a)                             4,705       4,520      4,380      3,884      3,168       2,182
         Securities available for sale transactions              31          44          6         33         39          54
         Investment security transactions                         4           5          4          7         (3)        155
         Noninterest income                                   2,322       1,848      1,566      1,542      1,360       1,255
         Merger-related restructuring charges (b)               281          94       --         --         --          --
         SAIF special assessment (c)                            133        --         --         --         --          --
         Noninterest expense                                  4,254       3,999      3,747      3,536      3,443       2,778
         Income before income taxes (a)                       2,394       2,324      2,209      1,930      1,121         868
         Income taxes                                           811         789        712        579        278         130
         Tax-equivalent adjustment                               84         105        121        134        144         168
         Net income                                           1,499       1,430      1,376      1,217        699         570
         Dividends on preferred stock                             9          26         46         46         53          52
         Net income applicable to common
                  stockholders before redemption premium      1,490       1,404      1,330      1,171        646         518
         Redemption premium on preferred stock                 --          --           41       --         --          --
         Net income applicable to common
                  stockholders                             $  1,490       1,404      1,289      1,171        646         518
Per Common Share Data
         Net income (d)                                    $   5.35        5.04       4.58       4.30       2.53        2.34
         Cash dividends                                    $   2.20        1.96       1.72       1.50       1.28        1.12
         Average common shares (In thousands)               278,812     278,677    281,663    272,438    255,384     221,469
         Average common stockholders' equity (e)           $  9,079       8,412      7,870      6,782      5,724       4,554
         Common stock price
                  High                                           77      58 7/8     47 5/8     51 1/2     44 7/8      30 7/8
                  Low                                        51 1/2      41 3/8     39 3/8     37 7/8     29 1/2      13 3/4
                  Period-end                               $     74      55 5/8     41 3/8     41 1/4     43 5/8          30
                           To earnings ratio (f)             13.83X       11.04       8.76       9.60      17.25       12.82
                           To book value                        212%        174        147        154        187         141
         Book value                                        $  34.83       31.89      28.19      26.71      23.36       21.21
Balance Sheet Data
         Assets                                             140,127     131,880    113,529    104,550     95,308      89,488
         Loans, net                                          95,858      90,563     77,831     68,263     60,301      58,725
         Earning assets                                     123,815     118,010    101,001     93,460     84,464      79,140
         Noninterest-bearing deposits                        18,632      17,043     15,917     16,208     14,583      12,464
         Interest-bearing deposits                           76,183      75,512     71,948     65,677     61,573      59,931
         Long-term debt                                       7,660       7,121      4,242      3,675      3,733       3,550
         Total stockholders' equity                         $10,008       9,043      8,274      7,946      6,717       5,806
Internal Capital Growth                                        9.56%      10.45      10.45      11.18       6.11        5.92


(a) Tax-equivalent.
(b) Merger-related restructuring charges amounted to $181 million after tax in 1996 and $73 million after tax in 1995.
(c) The SAIF special assessment amounted to $86 million after tax in 1996.
(d) In 1994, net income per common share before the redemption premium was $4.72.
(e) Average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.
(f) Based on net income applicable to common stockholders before redemption premium.

32                                                             FINANCIAL TABLES


Table 3
Selected Lines of Business (a)



                                                                       Year Ended December 31, 1996
                                                  First Union    Other
                                 Customer Direct  Home Equity  Consumer Capital  Capital     Mortgage
(In millions)                     Access Division   Bank       Banking  Markets  Management   Banking

Income Statement Data
         Interest income (b)            $  910      334          1,729    1,440       75         1,844
         Interest expense                  343      193            981    1,117       37         1,304
         Noninterest income                135       38             25      464      566           155
Other Data
         Net charge-offs                   280        5            118       50     --              14
         Average loans, net              4,863    3,362         18,456    9,912      174        23,843
         Nonperforming assets               25       12             82       69     --             195
         Average deposits                 --       --              --     3,315      959         --
         Assets under care                --       --              --       --   159,137         --
         Assets under management          --       --              --       --    61,381         --
         Residential loans serviced     $ --       --              --       --       --         50,762


(a) Certain information is prepared from internal management reports. Average loans, net for the Customer Direct Access Division (formerly Card Products) excludes $1.5 billion of securitized credit cards managed by the Division.
(b)      Tax-equivalent.

Table 4
Selected Six-Year Data (a)

                                                      Years Ended December 31,
                              1996    1995     1994     1993    1992     1991
First Union Corporation
     ATMs                     2,429   2,123    1,242    1,189      847     943
     Employees               44,333  44,536   31,858   32,861   23,459  24,203
     Common stockholders    103,538  89,257   54,236   58,670   37,955  33,456


(a) 1991-1994 are not restated for pooling of interests acquisitions.

FIRST UNION CORPORATION                                                       33



Management's Statement Of Financial Responsibility

Management of First Union Corporation and its subsidiaries (the "Corporation") is committed to the highest standards of quality customer service and the enhancement of stockholder value. Management expects the Corporation's employees to respect its customers and to assign the highest priority to customer needs.

The accompanying condensed consolidated financial statements were prepared in conformity with generally accepted accounting principles and include, as necessary, best estimates and judgments by management. Other financial information contained in this summary annual report is presented on a basis consistent with the complete consolidated financial statements unless otherwise indicated.

To ensure the integrity, objectivity and fairness of the information in these condensed consolidated financial statements, management of the Corporation has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of the internal control structure, management recruits and trains highly qualified personnel, and maintains sound risk management practices.

The complete consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG Peat Marwick LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Corporation. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG Peat Marwick LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks and augment internal controls.


/s/ Edward E. Crutchfield

Edward E. Crutchfield
Chairman and Chief Executive Officer


/s/ Robert T. Atwood

Robert T. Atwood
Executive Vice President and Chief Financial Officer
January 16, 1997


Independent Auditors' Report

Board of Directors and Stockholders
First Union Corporation
We have audited the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. Such consolidated financial statements and our report thereon dated January 16, 1997, expressing an unqualified opinion (which are not presented herein), are included in the First Union Corporation 1996 Report on Form 10-K. The accompanying condensed consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on such condensed consolidated financial statements in relation to the complete consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 1996 and 1995, and the related condensed consolidated statements of income for each of the years in the three-year period ended December 31, 1996, is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Charlotte, North Carolina
January 16, 1997

34                                                             FINANCIAL TABLES


First Union Corporation And Subsidiaries Consolidated Balance Sheets


                                                                                                        December 31,
(In millions, except per share data)                                                                1996         1995

Assets
         Cash and due from banks                                                                $   6,509        6,312
         Interest-bearing bank balances                                                               316           79
         Federal funds sold and securities purchased under resale agreements                        7,024        4,153
                           Total cash and cash equivalents                                         13,849       10,544
         Trading account assets                                                                     3,934        1,881
         Securities available for sale (amortized cost $14,194 in 1996; $17,993 in 1995)           14,182       18,194
         Investment securities (market value $2,636 in 1996; $3,320 in 1995)                        2,501        3,140
         Loans, net of unearned income ($2,206 in 1996; $1,546 in 1995)                            95,858       90,563
                  Allowance for loan losses                                                        (1,365)      (1,508)
                           Loans, net                                                              94,493       89,055
         Premises and equipment                                                                     4,073        2,553
         Due from customers on acceptances                                                            763          616
         Other intangible assets                                                                    2,849        2,432
         Other assets                                                                               3,483        3,465
                           Total                                                                $ 140,127      131,880
Liabilities And Stockholders' Equity
         Deposits
                  Noninterest-bearing deposits                                                     18,632       17,043
                  Interest-bearing deposits                                                        76,183       75,512
                           Total deposits                                                          94,815       92,555
         Short-term borrowings                                                                     23,024       19,500
         Bank acceptances outstanding                                                                 764          616
         Other liabilities                                                                          3,361        3,045
         Long-term debt                                                                             7,660        7,121
                           Total liabilities                                                      129,624      122,837
         Guaranteed preferred beneficial interests in Corporation's junior
                  subordinated deferrable interest debentures                                         495         --
Stockholders' Equity
                  Preferred stock                                                                    --            183
                  Common stock, $3.331/3 par value; authorized 750,000,000 shares,
                           outstanding 287,348,312 shares in 1996; 277,845,768 shares in 1995         958          926
                  Paid-in capital                                                                   2,336        1,975
                  Retained earnings                                                                 6,727        5,848
                  Unrealized gain (loss) on debt and equity securities, net                           (13)         111
                           Total stockholders' equity                                              10,008        9,043
                           Total                                                                $ 140,127      131,880



FIRST UNION CORPORATION                                                       35


First Union Corporation And Subsidiaries Consolidated Statements of Income

                                                                                                        Years Ended December 31,
(In millions, except per share data)                                                                    1996     1995      1994

Interest Income
         Interest and fees on loans                                                                   $7,724     7,223     5,824
         Interest and dividends on securities available for sale                                       1,104       706       734
         Interest and dividends on investment securities
                  Taxable income                                                                         130       401       353
                  Nontaxable income                                                                       70       109       134
         Trading account interest                                                                        270        91        64
         Other interest income                                                                           330       157       122
                  Total interest income                                                                9,628     8,687     7,231
Interest Expense
         Interest on deposits                                                                          2,960     2,853     2,046
         Interest on short-term borrowings                                                             1,197       817       496
         Interest on long-term debt                                                                      475       382       251
                  Total interest expense                                                               4,632     4,052     2,793
         Net interest income                                                                           4,996     4,635     4,438
         Provision for loan losses                                                                       375       220       179
         Net interest income after provision for loan losses                                           4,621     4,415     4,259
Noninterest Income
         Trading account profits                                                                         102        69        52
         Service charges on deposit accounts                                                             666       616       580
         Mortgage banking income                                                                         155       150        88
         Capital management income                                                                       566       428       330
         Securities available for sale transactions                                                       31        44         6
         Investment security transactions                                                                  4         5         4
         Fees for other banking services                                                                 157       160       131
         Sundry income                                                                                   676       425       385
                  Total noninterest income                                                             2,357     1,897     1,576
Noninterest Expense
         Salaries                                                                                      1,781     1,615     1,436
         Other benefits                                                                                  415       347       337
                  Personnel expense                                                                    2,196     1,962     1,773
         Occupancy                                                                                       351       353       353
         Equipment                                                                                       417       320       270
         Advertising                                                                                      41        72        65
         Telecommunications                                                                              102        87        76
         Travel                                                                                           92        78        61
         Postage, printing and supplies                                                                  162       139       123
         FDIC assessment                                                                                  41       120       184
         Professional fees                                                                                88       176       169
         External data processing                                                                        114        71        72
         Other intangible amortization                                                                   243       229       163
         Merger-related restructuring charges                                                            281        94      --
         SAIF special assessment                                                                         133      --        --
         Sundry expense                                                                                  407       392       438
                Total noninterest expense                                                              4,668     4,093     3,747
         Income before income taxes                                                                    2,310     2,219     2,088
         Income taxes                                                                                    811       789       712
                Net income                                                                             1,499     1,430     1,376
         Dividends on preferred stock                                                                      9        26        46
                Net income applicable to common stockholders before redemption premium                 1,490     1,404     1,330
         Redemption premium on preferred stock                                                          --        --          41
                Net income applicable to common stockholders after redemption premium                $ 1,490     1,404     1,289
Per Common Share Data
         Net income before redemption premium                                                        $  5.35      5.04      4.72
         Net income after redemption premium                                                            5.35      5.04      4.58
         Cash dividends                                                                              $  2.20      1.96      1.72
         Average common shares (In thousands)                                                        278,812   278,677   281,663



36                                                            GLOSSARY OF TERMS


Asset Sensitivity
When a company's asset, liability and off-balance sheet financial instrument mix results in diminished net interest income in a declining interest rate environment.

Collateralized
Mortgage Obligation (CMO)
A mortgage-backed bond that is divided into separate maturity classes called tranches. The cash flows for each tranche are paid out in a specific order to investors based on the prepayment characteristics of the underlying mortgages.

Debit Cards
A method of payment that is tied to a customer's checking account. When used to make a purchase, the bank-issued debit card (which looks like a credit card) acts as a "plastic check," and money is deducted directly from the customer's checking account.

Derivatives
A term used to include a broad base of financial instruments that are, for the most part, "derived" from underlying securities traded in the cash markets. Examples include interest rate swaps, index amortizing interest rate swaps, swaptions, options and futures contracts.

Earnings Per
Common Share
Net income, adjusted for preferred stock dividends, divided by the average number of common shares outstanding.

Futures Contract
An agreement to buy or sell a specific amount of a commodity or financial instrument at a particular price on a stipulated future date.

Index Amortizing
Interest Rate Swap
An interest rate swap in which the final maturity date may contract, and the "notional amount" may decrease, based on changes in certain interest rate indices.

Interest Rate Swap
A contractual transaction between two parties in which each agrees to exchange interest rate payments for a specified period of time. These payments are calculated on a "notional amount," and no exchange of principal occurs.
Such a transaction is commonly used to manage the asset or liability sensitivity of a balance sheet by converting fixed rate assets or liabilities to floating rates, or vice versa.

Internet
A global network of computers providing access to the Information Superhighway.

Liability Sensitivity
When a company's asset, liability and off-balance sheet financial instrument mix results in diminished net interest income in a rising interest rate environment.

Managed Card Portfolio
Owned and securitized credit card receivables.

Mark-To-Market
A method of accounting for
a corporation's assets or liabilities by recording them at their current market values, rather than at their historical costs.

Mortgage Banking Income
Noninterest income related to mortgage banking activity.

Mortgage Servicing Portfolio
Mortgage loans owned by investors for which a company manages payment processing, remittance and escrow accounts.

Net Charge-Offs
The amount of loans written off as uncollectible, net of the recovery of loans previously written off as uncollectible.

Net Interest Margin
The difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, divided by average earning assets.

Net Operating Revenue
The sum of tax-equivalent
net interest income and noninterest income.

Noninterest Expense
All expenses other than interest.

Noninterest Income
All income other than interest and dividend income.

Nonperforming Assets
Assets on which income is not being accrued for financial reporting purposes; restructured loans on which interest rates or terms of repayment have been materially revised; and other real estate that has been acquired through loan foreclosures, in-substance foreclosures or deeds received in lieu of loan payments.

Notional Amount
The principal amount of a financial instrument on which a derivative transaction is based. In an interest rate swap, for example, the "notional amount" is used to calculate the interest rate cash flows to be exchanged. No exchange of principal occurs.

Option
A contractual agreement that allows, but does not require, a holder to buy (or sell) a financial instrument at a predetermined price for a specified time.

Overhead
Efficiency Ratio
Noninterest expense divided by net operating revenue.

Pooling Of Interests
An accounting method that may restate historical financial information of the surviving company in a merger as if the two entities were always one, depending on the material significance of the acquired company to the surviving company.

Purchase Accounting
An accounting method that adds the fair market value of assets and liabilities of the company acquired to those of the acquiror at the time of acquisition. Historical financial information of the acquiror is not restated.

Return On Assets (ROA)
Net income as a percentage of average assets.

Return On Common
Equity (ROE)
Net income applicable to common stockholders as a percentage of average common stockholders' equity, excluding unrealized gains and losses on certain securities.

Security Gains Or Losses
A gain or loss resulting from the sale of a security at a price above or below the security's carrying value.

Smart Cards
A plastic card containing microchips that store data. Although many kinds of information can be embedded on a smart card (which looks like a credit card), most issuers are primarily interested in storing cash value.

Stockholders' Equity
A balance sheet amount that represents the total investment in the corporation by holders of preferred and common stock.

Stored Value Cards
Plastic cards embedded with computer chip technology and used in place of cash or checks.

Swaptions
Options on interest rate swaps.

FIRST UNION CORPORATION                                                       37



First Union Corporation Board of Directors

Edward E. Barr
Chairman, President
and Chief Executive Officer,
Sun Chemical Corporation
Fort Lee, New Jersey

G. Alex Bernhardt
Chairman and Chief
Executive Officer,
Bernhardt Furniture Company
Lenoir, North Carolina

W. Waldo Bradley
Chairman,
Bradley Plywood
Corporation
Savannah, Georgia

Robert J. Brown
Chairman, President
and Chief Executive Officer,
B&C Associates, Inc.
High Point, North Carolina

Edward E. Crutchfield
Chairman and Chief
Executive Officer,
First Union Corporation
Charlotte, North Carolina

Robert D. Davis*
Chairman, D.D.I., Inc.
Jacksonville, Florida

R. Stuart Dickson
Chairman of
Executive Committee,
Ruddick Corporation
Charlotte, North Carolina

B.F. Dolan
Investor
Charlotte, North Carolina

Roddey Dowd Sr.
Chairman,
Charlotte Pipe
and Foundry Company
Charlotte, North Carolina

John R. Georgius
Vice Chairman,
First Union Corporation
Charlotte, North Carolina

Arthur M. Goldberg
Executive Vice President and
President of Gaming Operations,
Hilton Hotels Corporation
Beverly Hills, California

William H. Goodwin Jr.
Chairman,
CCA Industries Inc.
Richmond, Virginia

Brenton S. Halsey*
Chairman Emeritus,
James River Corporation
Richmond, Virginia

Howard H. Haworth
President, The Haworth Group
Charlotte, North Carolina

Frank M. Henry
Chairman, Frank Martz
Coach Company
Wilkes-Barre, Pennsylvania

Leonard G. Herring
Investor
North Wilkesboro, North Carolina

Juan Rodriguez Inciarte
Director and Executive
Vice President,
Banco Santander, S.A.
Madrid, Spain

Jack A. Laughery
Chairman,
Laughery Investments
Rocky Mount, North Carolina

Max Lennon
President,
Mars Hill College
Mars Hill, North Carolina

Radford D. Lovett
Chairman, Commodores
Point Terminal Corporation
Jacksonville, Florida

Joseph Neubauer
Chairman, President
and Chief Executive Officer,
ARAMARK Corporation
Philadelphia, Pennsylvania

Henry D. Perry Jr.*
Physician
Plantation, Florida

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

Anthony P. Terracciano
President,
First Union Corporation
Summit, New Jersey

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

Audit Committee
G. Alex Bernhardt, Chairman
Howard H. Haworth, Vice Chairman
Robert J. Brown
Frank M. Henry
Henry D. Perry Jr.
Randolph N. Reynolds
James H. Hatch (staff)
Peter J. Schild (staff)

Credit/Market Risk
Committee
Lanty L. Smith, Chairman
Ruth G. Shaw, Vice Chairman
Robert D. Davis
Roddey Dowd Sr.
John R. Georgius
Arthur M. Goldberg
Juan Rodriguez Inciarte
Anthony P. Terracciano
Malcolm T. Murray Jr. (staff)
Louis A. Schmitt Jr. (staff)

Financial Services Committee
William H. Goodwin Jr., Chairman
Brenton S. Halsey, Vice Chairman
John R. Georgius
Jack H. Laughery
Max A. Lennon
Joseph Neubauer
John D. Uible
Anthony P. Terracciano
Robert T. Atwood (staff)
G. Kennedy Thompson (staff)

Human Resources
Committee
R. Stuart Dickson, Chairman
Leonard G. Herring, Vice Chairman
Edward E. Barr
W. Waldo Bradley
B.F. Dolan
Radford D. Lovett
Charles M. Shelton Sr.
Dewey L. Trogdon
Don R. Johnson (staff)


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

Anthony P. Terracciano
President,
First Union Corporation

John R. Georgius
Vice Chairman,
First Union Corporation

B.J. Walker
Vice Chairman,
First Union Corporation

Robert T. Atwood
Executive Vice President
and Chief Financial Officer,
First Union Corporation

Marion A. Cowell Jr.
Executive Vice President,
Secretary and General Counsel,
First Union Corporation
* Retiring in 1997

38                                                    BANK BOARDS OF DIRECTORS

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

E. Bruce Bower
President, The Florida Stock
and Land Company
Jacksonville, Florida

A. Dano Davis
Chairman and Principal
Executive Officer,
Winn-Dixie Stores, Inc.
Jacksonville, Florida

Alexander W. Dreyfoos Jr.
Chairman and Owner,
Photo Electronics Corporation
West Palm Beach, Florida

J. Nelson Fairbanks
President and Chief
Executive Officer, United
States Sugar Corporation
Clewiston, Florida

Byron E. Hodnett
President and Chief Executive Officer, First Union
National Bank of Florida
Jacksonville, Florida

Edward W. Lane III
Partner, Hughes & Lane Professional Association
Jacksonville, Florida

John F. Lowndes
Attorney, Lowndes,
Drosdick, Doster,
Kantor & Reed, P.A.
Orlando, Florida

Jorge Mascanosa
Chairman,
MasTec, Inc.
Miami Springs, Florida

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

Carol Graham Wyllie
Executive Vice President,
The Graham Companies
Miami Lakes, Florida

First Union National Bank Of Georgia

W. Frank Blount
Chief Executive Officer,
Telstra Communications Inc.
Sydney, Australia

Otis A. Brumby Jr.
Publisher and Chief
Executive Officer,
The Marietta Daily Journal
and Neighbor Newspapers Inc.
Marietta, Georgia

David M. Carroll
Chairman, President and
Chief Executive Officer,
First Union National
Bank of Georgia
Atlanta, Georgia

John E. Cay III
President and Chief
Executive Officer,
Palmer & Cay Inc.
Savannah, Georgia

Thomas W. Cole Jr.
President,
Clark Atlanta University
Atlanta, Georgia

Edwin M. Crawford
Chairman, President and
Chief Executive Officer,
Magellan Health Services Inc.
Atlanta, Georgia

Jere A. Drummond
President and Chief
Executive Officer,
BellSouth
Telecommunications Inc.
Atlanta, Georgia

Harald R. Hansen
Retired Chairman,
First Union National
Bank of Georgia
Atlanta, Georgia

J. Madden Hatcher Jr.
Partner,
Bradley & Hatcher
Columbus, Georgia

James W. Key
Investor
Columbus, Georgia

Wyck A. Knox
Partner,
Kilpatrick Stockton
Augusta, Georgia

David L. Kolb
Chairman and Chief
Executive Officer,
Mohawk Industries, Inc.
Atlanta, Georgia

J. Robert Logan, M.D.
Partner,
Georgia Ear Institute
Savannah, Georgia

Robert C. McMahan
President and Chief
Executive Officer,
Golden Point Group, Inc.
Braselton, Georgia

C.V. Nalley III
President and Chief
Executive Officer,
The Nalley Companies
Atlanta, Georgia

Walton K. Nussbaum
Investor
Savannah, Georgia

Thomas H. Pacer
Executive Vice President
and Head of General
Banking Group,
First Union National
Bank of Georgia
Atlanta, Georgia

Carl E. Sanders
Chairman,
Troutman, Sanders
Atlanta, Georgia

Henry C. Schwob
President,
Schwob Realty Company
Atlanta, Georgia

Arnold M. Tenenbaum
President,
Chatham Steel Corporation
Savannah, Georgia

Dan M. Vaden Jr.
President,
Dan Vaden
Chevrolet-Geo, Inc.
Savannah, Georgia

FIRST UNION CORPORATION                                                      39


First Union National Bank Of North Carolina

George E. Battle Jr.
Bishop and Presiding Prelate,
AME Zion Church-
Eastern Episcopal District
Charlotte, North Carolina

John R. Belk
Senior Vice President,
Belk Store Services Inc.
Charlotte, North Carolina

Daniel T. Blue Jr.
Attorney,
Thigpen, Blue,
Stephens and Fellers
Raleigh, North Carolina

B. Mayo Boddie Sr.
Chairman and Chief
Executive Officer,
Boddie-Noell Enterprises, Inc.
Rocky Mount, North Carolina

Raymond A. Bryan Jr.
Chairman,
T.A. Loving Company
Goldsboro, North Carolina

John F.A.V. Cecil
President,
Biltmore Farms, Inc.
Biltmore, North Carolina

John W. Copeland
President,
Ruddick Corporation
Charlotte, North Carolina

John Crosland Jr.
Chairman and President,
The Crosland Group, Inc.
Charlotte, North Carolina

J. William Disher
Retired Chairman,
Lance, Inc.
Charlotte, North Carolina

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

Charles L. Grace
President,
Cummins Atlantic, Inc.
Charlotte, North Carolina

James E.S. Hynes
Chairman,
Hynes Sales Company
Charlotte, North Carolina

Mackey J. McDonald
President and Chief
Executive Officer,
VF Corporation
Wyomissing, Pennsylvania

Earl N. Phillips Jr.
President and Chief
Executive Officer,
First Factors Corporation
High Point, North Carolina

J.G. Poole Jr.
Chairman and Chief
Executive Officer,
Gregory Poole
Equipment Company
Raleigh, North Carolina

John P. Rostan III
General Partner,
Heritage Investments, LLP
Valdese, North Carolina

Nelson Schwab III
Managing Director,
Carousel Capital Company
Charlotte, North Carolina

George Shinn
Owner/President,
Shinn Enterprises Inc.
Charlotte, North Carolina

Harley F. Shuford Jr.
Chairman,
CV Industries
Hickory, North Carolina

Stanley E. Wright
Retired President and
Chief Executive Officer,
Raleigh Federal Savings Bank
Raleigh, North Carolina


First Union North New Jersey, New York, Pennsylvania, Connecticut and Delaware

Louis E. Azzato
Director and Retired
Chairman, President and
Chief Executive Officer,
Foster Wheeler Corporation
Clinton, New Jersey

Anthony R. Burriesci
Executive Vice President
and Chief Financial Officer,
First Union National Bank
Summit, New Jersey

Lee A. Butz
President, Alvin H. Butz, Inc.
Allentown, Pennsylvania

Luther R. Campbell Jr.
Partner, Campbell,
Rappold & Yurasits, LLP
Allentown, Pennsylvania

John Gilray Christy
Chairman,
Chestnut Capital Corporation
Flourtown, Pennsylvania

James G. Cullen
Vice Chairman,
Bell Atlantic Corporation
Arlington, Virginia

Gonzalo de Las Heras
Executive Vice President,
Banco Santander, S.A.
Madrid, Spain

E. James Ferland
Chairman, President and
Chief Executive Officer,
Public Service Enterprise
Group Incorporated
Newark, New Jersey

Arthur M. Goldberg
Executive Vice President and
President of Gaming Operations,
Hilton Hotels Corporation
Beverly Hills, California

Frank M. Henry
Chairman, Frank Martz
Coach Company
Wilkes-Barre, Pennsylvania

William F. Hyland
Of Counsel, Riker, Danzig,
Scherer, Hyland and Perretti
Morristown, New Jersey

Juan Rodriguez Inciarte
Director and Executive
Vice President,
Banco Santander, S.A.
Madrid, Spain

Rocco J. Marano
Director and Retired
Chairman, Blue Cross
and Blue Shield
of New Jersey Inc.
Chatham, New Jersey

Joseph A. McBride
Chairman and Chief
Executive Officer,
The Frank A. McBride Company
Hawthorne, New Jersey

Martin Meyerson
President Emeritus,
University of Pennsylvania
Philadelphia, Pennsylvania

James D. Morrissey Jr.
President and Chief
Operating Officer,
James D. Morrissey, Inc.
Philadelphia, Pennsylvania

Peter C. Palmieri**
Vice Chairman,
First Union National Bank
Summit, New Jersey

Donald C. Parcells
President,
First Union National Bank
Summit, New Jersey

Robert Montgomery Scott
President and Chief Executive Officer,
Philadelphia Museum of Art
Philadelphia, Pennsylvania

Harold W. Sonn
Former Chairman and Chief Executive Officer,
Public Service Enterprise Group Incorporated
Newark, New Jersey

Rebecca Stafford
President, Monmouth University
West Long Branch, New Jersey

Sefton Stallard
General Partner, North American Venture Capital Fund L.P.
New Vernon, New Jersey

Norman Tanzman
Senior Partner, Jacobson, Goldfarb
and Tanzman Associates
Woodbridge, New Jersey

Anthony P. Terracciano
President, First Union Corporation
Summit, New Jersey

Bernard C. Watson
Chairman,
The HMA Foundation, Inc.
Philadelphia, Pennsylvania
** Retired in 1996

40                                                     BANK BOARDS OF DIRECTORS

First Union National Bank Of South Carolina

Peter C. Browning
President and Chief
Operating Officer,
Sonoco Products Company
Hartsville, South Carolina

Kester S. Freeman
President and Chief
Executive Officer,
Richland Memorial Hospital
Columbia, South Carolina

William M. Hull Jr.
President, Rock Hill Eye Clinic
Rock Hill, South Carolina

I.S. Leevy Johnson
Senior Partner, Johnson,
Toal & Battiste, P.A.
Columbia, South Carolina

James E. McDonald
Attorney,
Burns, McDonald, Bradford,
Patrick and Tinsley
Greenwood, South Carolina

Patrick W. McKinney
President,
Kiawah Island
Real Estate Inc.
Charleston, South Carolina

F. Creighton McMaster
Chief Executive Officer,
Winnsboro Petroleum
Company Inc.
Winnsboro, South Carolina

Ralph L. Ogden
Chief Operating Officer,
Right Source Inc.
Greenville, South Carolina

John D. Orr
President,
Orr Company Inc.
Florence, South Carolina

William L. Otis Jr.
Chairman and Chief Executive Officer, Columbia Lumber and
Manufacturing Co.
Columbia, South Carolina

Joseph P. Riley Jr.
Mayor,
City of Charleston
Charleston, South Carolina

Alfred B. Robinson
President,
Robinson Company, Inc.
Easley, South Carolina

Sue A. Sommer Kresse
Vice President for
Enrollment Management,
College of Charleston
Charleston, South Carolina

Sidney B. Tate
Chairman, President
and Chief Executive Officer,
First Union National Bank
of South Carolina
Greenville, South Carolina



First Union National Bank Of Virginia Virginia, Maryland and Washington, D.C.

George R. Aldhizer Jr.
Partner, Wharton, Aldhizer &
Weaver, P.L.C.
Harrisonburg, Virginia

J. Richard Carling
Vice Chairman, First Union National Bank of Virginia
Roanoke, Virginia

James B. Crawford
Chairman and Chief Executive Officer, James River Coal Co., Inc.
Richmond, Virginia

Warner N. Dalhouse
Retired Chairman, First Union National Bank of Virginia
Roanoke, Virginia

Alice W. Handy
Treasurer, University of Virginia
Charlottesville, Virginia

Robert W. Helms
Vice Chairman,
First Union National
Bank of Virginia
Roanoke, Virginia

Janet Hill
Vice President, Alexander & Associates Inc.
Washington, D.C.

James T. Holland
President and Chief
Executive Officer,
O'Sullivan Corporation
Winchester, Virginia

Glenn A. Hunsucker
President and Chief
Operating Officer,
Bassett Furniture Industries Inc.
Bassett, Virginia

Benjamin P. Jenkins III
Chairman, Chief Executive
Officer and President,
First Union National
Bank of Virginia
Roanoke, Virginia

William E. Lavery
President Emeritus,
Virginia Tech
Blacksburg, Virginia

John L. Ray
Partner, Manett,
Phelps & Phillips
Washington, D.C.

Thomas L. Robertson
President and Chief
Executive Officer,
Carilion Health System
Roanoke, Virginia

William G. Shenkir
Professor, McIntire
School of Commerce,
University of Virginia
Charlottesville, Virginia

Donald G. Smith
Chairman, President,
Chief Executive Officer and Treasurer, Roanoke
Electric Steel Corporation
Roanoke, Virginia

Glenn O. Thornhill Jr.
Chairman and Chief
Executive Officer,
Maid Bess Corporation
Salem, Virginia

Paul E. Torgersen
President, Virginia Tech
Blacksburg, Virginia


First Union National Bank Of Tennessee

T.B. Boyd III
President and Chief Executive Officer, National Baptist
Publishing Board
Nashville, Tennessee

Frank M. Bumstead
Chairman and
Chief Executive Officer,
FBMS Financial Inc.
Nashville, Tennessee

Davis H. Carr
Attorney, Boult, Cummings,
Conners & Berry, PLC
Nashville, Tennessee

Colleen Conway-Welch
Dean, School of Nursing,
Vanderbilt University
Nashville, Tennessee

John P. Cooper
General Partner,
Maryland Commons, LLC
Nashville, Tennessee

J. William Denny
President,
Nashville Gas Division
of Piedmont
Natural Gas Inc.
Nashville, Tennessee

Lloyd C. Elam
Partner, Mental Health
Associates of Nashville
Nashville, Tennessee

William M. Johnson
Investor
Sparta, Tennessee

Donald M. Macleod
Executive Vice President,
First Union National Bank of Tennessee
Nashville, Tennessee

Beth Ayers McCague
Chairman, President and Chief
Executive Officer, First Union
National Bank of Tennessee
Nashville, Tennessee

Gail O'Sullivan Neuman
Vice President and General Counsel,
Nissan Motor Manufacturing Corporation, U.S.A.
Smyrna, Tennessee

Richard W. Oliver
Professor, Owen Graduate School of
Management, Vanderbilt University
Nashville, Tennessee

James E. Robinson
Chairman, Hodge-Hardy Agency, Inc.
Newport, Tennessee

Thomas J. Sherrard
Attorney, Sherrard & Roe
Nashville, Tennessee

Reese L. Smith III
President,
Haury & Smith Contractors Inc.
Nashville, Tennessee

Jack B. Turner
President, Jack B. Turner &
Associates Inc.
Clarksville, Tennessee

George L. Yowell
President, Tennessee Tomorrow, Inc.
Nashville, Tennessee

FIRST UNION CORPORATION                                                       41


Map of the Unitied States appears here with the following words:

FIRST UNION
ACROSS THE NATION

Bank Branches

First Union Capital
Markets Group

First Union Home Equity
Bank, N.A.

First Union Mortgage
Corporation





Principal Subsidiaries

First Union National Bank
Of Florida
A full-service commercial bank.
225 Water Street
Jacksonville, Florida 32202
904-361-2265

First Union National Bank
Of North Carolina
A full-service commercial bank.
One First Union Center
Charlotte, North Carolina 28288
704-374-6161

First Union National Bank
Of Georgia
A full-service commercial bank.
999 Peachtree Street,
Suite 1200
Atlanta, Georgia 30309
404-827-7100

First Union National Bank
Of Virginia
A full-service commercial bank.
213 South Jefferson Street
Roanoke, Virginia 24040
540-563-7000

First Union National Bank
Of South Carolina
A full-service commercial bank.
Insignia Financial Plaza,
One Insignia Place
Greenville, South Carolina 29601
864-255-8000

First Union National Bank
Of Tennessee
A full-service commercial bank.
150 Fourth Avenue North
Nashville, Tennessee 37219
615-251-9200

First Union National Bank
Of Washington, D.C.
A full-service commercial bank.
740 15th Street NW
Washington, D.C. 20005
703-821-7777

First Union National Bank
Of Maryland
A full-service commercial bank.
Congressional Plaza Branch
110 Congressional Lane
Rockville, Maryland 20852
301-650-1046

First Union National Bank New Jersey, New York and Pennsylvania
A full-service commercial bank.
102 Pennsylvania Avenue
Avondale, Pennsylvania 19311
610-268-2201

First Union Bank
Of Connecticut
A full-service commercial bank.
300 Main Street
Stamford, Connecticut 06904
203-348-6211

First Union Bank
Of Delaware
A full-service commercial bank.
One Rodney Square
Tenth and King Streets
Wilmington, Delaware 19801
302-888-7500

First Union Brokerage Services Inc.
Securities brokerage firm.
One First Union Center
Charlotte, North Carolina 28288
704-374-6927

First Union Capital
Markets Corp.
Provides a wide range of securities
services in accordance with
Federal Reserve Board powers
granted to subsidiaries of bank
holding companies.
One First Union Center
Charlotte, North Carolina 28288
704-383-8757

First Union Commercial Corporation
Provides equipment lease financing.
One First Union Center
Charlotte, North Carolina 28288
704-374-4900

First Union Home Equity Bank, N.A.
Offers home equity loans.
1000 Louis Rose Place
Charlotte, North Carolina 28262
704-593-9300

First Union Mortgage Corporation
Offers a variety of mortgage
banking and insurance services.
Two First Union Center
Charlotte, North Carolina 28288
704-374-6161

Foreign Offices
Nassau Branch
First Union National Bank
of North Carolina
Nassau, Bahamas

First Union Bank And Trust (Cayman) Ltd.
Cayman Islands

First Union National Bank
London, England

First Union National Bank
Mumbai, India
(formerly Bombay, India)

First Union HKCB Asia Ltd.
Hong Kong, Hong Kong

First Union National Bank
Johannesburg, South Africa

42                                                       STOCKHOLDER INFORMATION

Securities And Debt Ratings

First Union Corporation's senior long-term debt is rated A by Standard & Poor's; A1 by Moody's; and A+ by Thomson BankWatch. Subordinated debt is rated A- by S&P; A2 by Moody's; and A by Thomson BankWatch. Commercial paper is rated A-1 by S&P; P-1 by Moody's; and TBW-1 by Thomson BankWatch.

First Union Corporation's subsidiary banks' ratings for short-term letters of credit and certificates of deposit are P-1, A-1 and TBW-1 by Moody's, S&P and Thomson BankWatch, respectively. Long-term senior debt and certificates of deposit are rated Aa3 and A+ by Moody's and S&P, respectively.


HOW TO REACH US:
Financial Information
Analysts, stockholders and other investors seeking financial information about First Union Corporation should contact Alice Lehman, managing director of Corporate Communications and Investor Relations at 704-374-4139.

Fax-On-Demand
Call 1-800-283-6214 for the latest
news announcements through
FAX-On-Demand.

Investor Relations
General information may be obtained
by calling Investor Relations at
704-374-6782. Investor Relations also can provide information about our dividend reinvestment program and direct deposit of dividends. Copies of our 1996 Annual Report on Form 10-K may be obtained from Investor Relations, Two First Union Center, Charlotte, North Carolina 28288-0206.

Stockholder Accounts
If you have questions concerning your stockholder account, please call our transfer agent, First Union National Bank of North Carolina, at 1-800-347-1246.

Media Contact
News media seeking general information should contact R. Jeep Bryant, senior vice president for Media Relations, at 704-374-2957.

Annual Meeting
The annual meeting of stockholders will be at 9:30 a.m. on Tuesday, April 15, 1997, in the 12th floor auditorium of Two First Union Center, Charlotte, North Carolina.

Annual Report On CD-ROM
If you would like a CD-ROM of First Union's 1996 Summary Annual Report and downloadable financial tables, please contact First Union Investor Relations.

Duplicate Copies
Our goal is to reduce the expense associated with mailing financial reports to stockholders by receiving your authorization to mail only one per address. This authorization is strictly voluntary.

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

experience and solutions

Buy financial products at
your convenience with First
Union through the Internet
or toll-free phone lines--
24 hours a day, seven days
a week. Internet address:
http://www.firstunion.com/
Nationwide toll-free phone
number:  1-800-413-7898.

convenience and service

FIRST UNION CORPORATION

1996 Summary Annual Report
Two First Union Center
Charlotte, NC 28288-0570