Form 10-K, Exhibit 13
period 1996-12-31
FIRST UNION CORP
filed 1997-03-12
CIK 36995

1  9  9  6



FIRST UNION CORPORATION
    AND SUBSIDIARIES



                                       ANNUAL REPORT

FIRST UNION CORPORATION AND SUBSIDIARIES
1996 ANNUAL REPORT
TABLE OF CONTENTS
-----------------------------------------------------------------------------

Management's Analysis of Operations                                        1

Financial Tables                                                         T-1

Five-Year Net Interest Income Summaries                                 T-25

Management's Statement of Financial Responsibility                       C-1

Independent Auditors' Report                                             C-2

Consolidated Balance Sheets                                              C-3

Consolidated Statements of Income                                        C-4

Consolidated Statements of Changes in Stockholders' Equity               C-5

Consolidated Statements of Changes in Cash Flows                         C-7

Notes to Consolidated Financial Statements                               C-8

PERFORMANCE REVIEW
--------------------------------------------------------------------------------

EARNINGS HIGHLIGHTS
First Union's operating earnings in 1996, before special charges, were a record $1.8 billion, or $6.31 per common share. The special charges were after-tax merger-related restructuring charges of $181 million and an after-tax Savings Association Insurance Fund (SAIF) special assessment of $86 million. Operating earnings in 1995 were $1.5 billion, or $5.30 per share before restructuring charges of $73 million after-tax, or 26 cents per share, taken in the fourth quarter of 1995. After the special charges, net income applicable to common stockholders was $1.5 billion, or $5.35 per share, in 1996 compared with $1.4 billion, or $5.04 per share, in 1995.

The restructuring charges were taken in connection with the January 1, 1996, First Fidelity Bancorporation pooling of interests acquisition. All financial information and tables for prior periods have been restated to reflect the acquisition unless indicated otherwise. The SAIF special assessment resulted from 1996 legislation to recapitalize the SAIF. The assessment applied to $25.0 billion in deposits (out of our $94.8 billion deposit base) that were originally acquired from thrift institutions.

In the fourth quarter of 1996, operating earnings were a record $459 million, or $1.66 per share, an increase of 14 percent from $404 million, or $1.45 before restructuring charges, in the fourth quarter of 1995.

Key factors in 1996 earnings growth compared with 1995 were:

(bullet) 7 percent growth in tax-equivalent net interest income;

(bullet) 26 percent growth in noninterest, or fee, income (excluding investment securities transactions);

(bullet) Improvement in nonperforming assets, with the percentage of net loans and foreclosed properties declining to 0.80 percent from 0.91 percent in 1995; and

(bullet) An operating overhead efficiency ratio of 57 percent compared with 60 percent in 1995 (excluding the special charges).

Tax-equivalent net interest income increased to $5.1 billion in 1996 from $4.7 billion in 1995. Revenue growth also included a 32 percent increase in Capital Management fee income and a 78 percent increase in Capital Markets fee income. Noninterest expense increased in 1996 to $4.7 billion from $4.1 billion in 1995. The restructuring and SAIF charges accounted for more than half of the increase.

Average net loans increased 9 percent to $90.7 billion in 1996 from $83.3 billion in 1995. Nonperforming assets were $763 million, or 0.80 percent of net loans and foreclosed properties, at December 31, 1996, compared with $826 million, or 0.91 percent, at December 31, 1995. Net charge-offs were 0.63 percent in 1996 compared with 0.41 percent in 1995. Excluding net charge-offs related to the credit card portfolio, 1996 net charge-offs were 0.30 percent compared with 0.22 percent in 1995. At December 31, 1996, the credit card portfolio represented 6 percent of the total loan portfolio.

Domestic banking operations, including trust operations, located in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C., and capital markets activity and mortgage banking operations are our principal sources of revenues. Foreign banking operations are immaterial.

OUTLOOK
First Union continues to build a diverse revenue mix that decreases the company's reliance on interest income and increases the contribution from revenue sources that are less affected by volatility in economic conditions and movements in interest rates. Our goal is to increase noninterest income in proportion to total revenue to 40 percent by the year 2000. To this end we have made significant discretionary investments in recent years, particularly in the Capital Management, Capital Markets and electronic and remote banking areas of our company. These high growth business lines diversify our revenue streams and complement our traditional loan and deposit products.

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

We completed additional purchase accounting acquisitions of five banks and thrifts in North Carolina, Florida, Tennessee and Connecticut, and three railcar leasing operations in 1996. The railcar leasing acquisitions operate under the name First Union Rail Corporation. The railcar purchases make First Union Rail the second largest general freight car leasing operation in North America.

We also consummated the purchase of the trustee and agency servicing rights to the corporate trust portfolio of Meridian Trust Company based in Pennsylvania, which added approximately 1,100 bond trustee and agency accounts and increased First Union's corporate trust servicing portfolio to approximately $125 billion in principal outstanding. In addition we consummated the purchase of two insurance agencies in Virginia and Pennsylvania.

The 1996 acquisitions added combined assets, net loans and deposits of $7.8 billion, $4.8 billion and $5.1 billion, respectively, to our December 31, 1996, balance sheet. These acquisitions will help First Union improve market share in its banking operations and will further diversify sources of noninterest income.

Also in 1996 we  acquired  a 32.5  percent  equity  ownership  interest  in NOVA
Corporation  of  Atlanta,   Georgia,  in  exchange  for  our  merchant  bankcard
processing business.

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

We also continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition discussions and in some cases negotiations also take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some temporary dilution of First Union's book value and net income per common share may occur in connection with some future acquisitions.

The ACCOUNTING AND REGULATORY MATTERS section provides information about legislative, accounting and regulatory matters that have recently been adopted or proposed.

INCOME STATEMENT REVIEW
-------------------------------------------------------------------------------

NET INTEREST INCOME
Tax-equivalent net interest income increased 7 percent to $5.1 billion in 1996 from $4.7 billion in 1995. The increase was primarily the result of assets acquired in purchase accounting acquisitions, an increase in the securities available for sale portfolio and the repricing of variable rate assets.

Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1996, $54 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in 1996 was $12 million.

NET INTEREST MARGIN
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.21 percent in 1996 compared with 4.46 percent in 1995. The margin decline was primarily related to the securitization of $1.5 billion in credit card receivables on September 30, 1995; the addition of lower spread investment securities in the early months of 1996; the addition of acquired banks and thrifts with lower margins; the reduction in the prime rate from 1995; and the purchase of lower-spread assets related to Capital Markets activities. It should be noted that the margin is not our primary management focus or goal. Our goal is to continue to increase net interest income. The average rate earned on earning assets was 8.04 percent in 1996 and 8.27 percent in 1995. The average rate paid on interest-bearing liabilities was 4.38 percent in 1996 and 4.43 percent in 1995.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the INTEREST RATE RISK MANAGEMENT section.


NONINTEREST INCOME
We are meeting the challenges of increasing competition and changing customer demands and demographics by making discretionary investments to enhance our prospects for income growth. We have significantly broadened our product lines, particularly in the Capital Markets and Capital Management divisions, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in 26 percent growth in noninterest income, excluding investment securities transactions, to $2.3 billion in 1996 from $1.8 billion in 1995.

Virtually all categories of noninterest income increased in 1996. Capital Management fee income, which includes mutual funds, all trust services, CAP accounts, IRAs, brokerage services and insurance, increased 32 percent in 1996 to $566 million from $428 million in 1995. Assets under management, which include mutual funds and trust services, increased in 1996 to $61.4 billion from $45.5 billion in 1995. The growth in assets under management resulted from internal and external marketing and distribution strategies, as well as from acquisitions. The First Union-advised Evergreen Keystone mutual fund family increased to $27.3 billion in assets under management at December 31, 1996, from $13.3 billion at December 31, 1995, primarily as a result of the Keystone acquisition.

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

TRADING ACTIVITIES
Our Capital Markets Group also made a key contribution to noninterest income through trading profits. Trading profits were $102 million in 1996 compared with $69 million in 1995. Trading account assets were $3.9 billion at year-end 1996 compared with $1.9 billion at year-end 1995. The increase was the result of general market conditions and expanded trading volume. Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own proprietary account. All trading activities are conducted within risk limits established by the board of directors' Credit/Market Risk Committee, and all trading positions are recorded at estimated fair value daily. Trading activities include fixed income securities such as U.S. Treasury, municipal, mortgage-backed, asset-backed and corporate debt securities. Also included in trading activities are money market instruments, foreign exchange, options, futures, forward rate agreements and swaps.


NONINTEREST EXPENSE
Noninterest expense increased in 1996 to $4.7 billion from $4.1 billion in 1995. The 1996 results include a $133 million pre-tax SAIF special assessment and $281 million in pre-tax, merger-related restructuring charges. The 1995 results include pre-tax, merger-related restructuring charges of $94 million. In addition to the special charges, the increase in noninterest expense was primarily related to purchase accounting acquisitions that resulted in higher personnel costs, an increase in equipment expense and an increase in external data processing expense. In addition the increase reflects our continued investments in fee-income generating businesses such as those managed by the Capital Management and the Capital Markets Groups, in which expenses move more in tandem with revenues. Without the special charges, our operating overhead efficiency expense ratio was 57 percent in 1996 compared with 60 percent in 1995.

The $281 million pre-tax, merger-related restructuring charges primarily related to severance and change in control obligations, fixed asset write-downs and vacant space accruals, accelerated disposition of owned real estate, service contract terminations, professional fees and other miscellaneous items, none of which individually exceeded $8 million after tax. In the fourth quarter of 1995, $94 million of such charges were recorded. At December 31, 1996, $299 million of such charges had been paid and $47 million was related to noncash charges. Substantially all of the remaining accrual of $29 million at December 31, 1996, will be paid in 1997.

The $133 million special assessment was related to federal legislation to recapitalize SAIF, and it was based on $25.0 billion in deposits (out of our $94.8 billion deposit base) acquired from thrift institutions. Beginning in 1997 we expect to realize a net annual pre-tax benefit of $35 million from reduced SAIF premiums, which will be largely offset by discretionary investments in various areas of operations. Additionally the SAIF legislation further provided for assessments to be imposed on insured depository institutions to pay for the cost of Financing Corporation funding. We currently estimate assessments may amount up to $14 million after-tax in 1997 with similar assessments per year through 1999 (or earlier if no savings association exists prior to December 31, 1999) in connection with such funding.

In addition the FDIC significantly reduced the insurance premiums it charges on federally insured bank deposits to the statutory minimum of $2,000.00 for well capitalized banks, effective January 1, 1996. The FDIC premium expense decreased from $120 million in 1995 to $41 million in 1996. The expense savings in 1996 were largely offset by discretionary investments in areas such as the company's retail delivery channels, and Capital Markets and Capital Management operations.

Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. At December 31, 1996, we had $2.8 billion in other intangible assets compared with $2.4 billion at December 31, 1995. Costs related to environmental matters were not material.

INCOME TAXES
Income taxes were $811 million in 1996 compared with $789 million in 1995. The increase resulted primarily from increased income before income taxes.


BALANCE SHEET REVIEW
--------------------------------------------------------------------------------

EARNING ASSETS
Earnings from our primary earning assets, securities and loans, are subject to two principal kinds of risks: interest rate risk and credit risk. Interest rate risk could result if rate indices related to sources and uses of funds were mismatched. Our Funds Management Committee manages interest rate risk, as well as credit risks associated with securities, under specific policy standards, which are discussed in more detail in the INTEREST RATE RISK MANAGEMENT section. In addition to certain securities, off-balance sheet transactions such as interest rate swaps have been used to maintain interest rate risk at acceptable levels in accordance with our policy standards. The loan portfolio carries the potential credit risk of past due, nonperforming or, ultimately, charged-off loans. We manage this risk primarily through credit approval standards, which are discussed in the LOANS section. Average earning assets in 1996 were $120.8 billion, a 14 percent increase from $106.3 billion in 1995.


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

Realized gains and losses are recognized in income at the time the securities are sold. The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in gains of $31 million in 1996 and $44 million in 1995.

At December 31, 1996, we had securities available for sale with a market value of $14.2 billion compared with $18.2 billion at year-end 1995. In 1996 we sold $18.5 billion in securities as part of the corporate balance sheet management process. This action, as well as purchases of $16.0 billion, will result in a higher-yielding earning asset mix. The market value of securities available for sale was $12 million below amortized cost at December 31, 1996.

The average rate earned on securities available for sale in 1996 was 6.59 percent compared with 6.41 percent in 1995. The average maturity of the portfolio was 4.91 years at December 31, 1996.


INVESTMENT SECURITIES
Investment securities are those securities that we intend to hold to maturity. Sales of these securities are rare. These securities are carried at amortized cost. The portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $2.5 billion at December 31, 1996, compared with $3.1 billion at year-end 1995. This decline resulted from scheduled maturities, prepayments and issuer calls.

The average rate earned on investment securities was 8.68 percent in 1996 and
7.54 percent in 1995. The increase in yield was primarily related to the year-end 1995 transfer of lower-yielding securities to the available for sale portfolio. The average maturity of the portfolio was 5.93 years at December 31, 1996.

LOANS
The loan portfolio, which represents our largest asset balance, is a significant source of interest and fee income. The loan portfolio is subject to both credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company.

The loan portfolio at December 31, 1996, was composed of 43 percent in commercial loans and 57 percent in consumer loans. The portfolio mix did not change significantly from year-end 1995. The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are used to finance fixed assets or acquisitions. Commercial real estate loans typically are used to finance the construction or purchase of commercial real estate. Consumer loans include mortgage, credit card, direct lending and installment loans. Consumer mortgage lending includes both first and second mortgage loans. Credit cards and direct lending continue to be the highest yielding portfolios.

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

Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and compliance with fair lending practices.

Net loans at December 31, 1996, were $95.9 billion compared with $90.6 billion at year-end 1995. Average net loans in 1996 increased 9 percent to $90.7 billion from $83.3 billion in 1995. Demand for credit slowed in 1996, and branch sales campaigns focused more heavily on investment products rather than on lending products. Commercial loans increased slightly in 1996, primarily due to additional lease financings.

At December 31, 1996, unused loan commitments related to commercial and consumer loans were $26.3 billion and $21.4 billion, respectively. Commercial and standby letters of credit were $4.9 billion. At December 31, 1996, loan participations sold to other lenders amounted to $773 million. They were recorded as a reduction of gross loans.

The average rate earned on loans was 8.55 percent in 1996 and 8.71 percent in 1995. Factors affecting loan rates in 1996 compared with 1995 included a general decrease in market rates used to price loans. For example the prime rate decreased to an average of 8.27 percent in 1996 from 8.44 percent in 1995. Other factors included the 1995 credit card securitization, which removed $1.5 billion in credit card receivables from our balance sheet, as well as a larger portfolio of fixed and adjustable rate mortgages as a result of bank and thrift acquisitions. These factors were offset somewhat by the upward repricing of adjustable rate mortgages and credit card portfolio introductory rates.

The ASSET QUALITY section provides information about geographic exposure in the loan portfolio.

COMMERCIAL REAL ESTATE LOANS
Commercial real estate loans amounted to 12 percent of the total portfolio at December 31, 1996, compared with 14 percent at December 31, 1995. This portfolio included commercial real estate mortgage loans of $9.5 billion at December 31, 1996, compared with $10.0 billion at December 31, 1995.

ASSET QUALITY
--------------------------------------------------------------------------------

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

Loans or properties of less than $5 million each made up 81 percent, or $616 million, of nonperforming assets at December 31, 1996. Of the rest:

(bullet) 7 loans or properties between $5 million and $10 million each accounted for $50 million; and

(bullet) 5 loans or properties over $10 million each accounted for $97 million.

Fifty-four percent of nonperforming assets were collateralized primarily by real estate at December 31, 1996 compared with 50 percent at year-end 1995.

PAST DUE LOANS
Accruing loans 90 days past due were $290 million at both December 31, 1996, and December 31, 1995. Of these past dues, $20 million were related to commercial and commercial real estate loans and $270 million were related to retail loans at December 31, 1996, compared with $15 million and $275 million, respectively, at December 31, 1995. At December 31, 1996, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans is not significant.

NET CHARGE-OFFS
Net charge-offs as a percentage of average net loans were 0.63 percent in 1996 compared with 0.41 percent in 1995. Net charge-offs, excluding credit cards, were 0.30 percent in 1996 compared with 0.22 percent in 1995.

The increase in net charge-offs in 1996 was principally related to the maturing credit card portfolio and to a single, large commercial credit in the first quarter of 1996. With respect to the credit card portfolio, and consistent with the rest of the industry, we are experiencing a higher than anticipated level of personal bankruptcies and contractually past due accounts. Charge-off rates related to the credit card portfolio are not likely to decline in 1997. We do not believe that the higher levels of net charge-offs in the credit card portfolio are indicative of any significant deterioration in the credit quality of the total loan portfolio. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally we have evaluated our credit policies in light of changing economic trends, and we have taken appropriate steps where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The loan loss provision was $375 million in 1996 compared with $220 million in 1995. The increase in the loan loss provision was based primarily on current economic conditions and on the maturity and level of nonperforming assets.

We establish reserves based on various factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of other less quantifiable factors that might influence the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for all consumer loans are based principally on delinquencies and historical and projected loss rates.

The allowance for loan losses was $1.4 billion at December 31, 1996, compared with $1.5 billion at year-end 1995. In 1996 we reallocated the acquired First Fidelity allowance for loan losses based on First Union's policies and procedures. The ratio of the allowance for loan losses to nonaccrual and restructured loans was 204 percent at December 31, 1996, and 233 percent at December 31, 1995. The ratio of the allowance to net loans was 1.42 percent at December 31, 1996, compared with 1.66 percent at December 31, 1995.

At December 31, 1996, impaired loans, which are included in nonaccrual loans, amounted to $347 million. A loan is considered to be impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of a loan agreement. Included in the allowance for loan losses is $32 million related to $214 million of impaired loans. The remaining impaired loans are recorded at or below fair value. In 1996 the average recorded investment in impaired loans was $452 million, and $19 million of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.

GEOGRAPHIC EXPOSURE
The loan portfolio in the East Coast region of the United States is spread primarily across 82 metropolitan statistical areas with diverse economies. Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; Philadelphia, Pennsylvania; and Washington, D.C., are our largest markets. Substantially all of the $12.2 billion commercial real estate portfolio at December 31, 1996, was located in our East Coast banking region.


LIQUIDITY AND FUNDING SOURCES
-------------------------------------------------------------------------------
Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

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

Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity, commercial and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the estimated fair value exceeded book value by $150 million at December 31, 1996.

CORE DEPOSITS
Core deposits are a fundamental and cost-effective funding source for any banking institution. Core deposits were $90.1 billion at December 31, 1996, compared with $86.4 billion at December 31, 1995. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits.

The portion of core deposits in higher-rate, other consumer time deposits was 35 percent at December 31, 1996, and 37 percent at year-end 1995. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal, and they are less expensive to process.

Average core deposit balances were $86.1 billion in 1996, an increase of $4.5 billion from 1995 primarily related to acquisitions. In 1996 and 1995, average noninterest-bearing deposits were 19 percent of average core deposits. Average balances in savings and NOW, other consumer time and noninterest-bearing deposits were higher when compared with 1995, while money market deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The NET INTEREST INCOME SUMMARIES provide additional information about average core deposits.

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

CASH FLOWS
Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; depreciation and amortization; and deferred income taxes or benefits. This cash was available in 1996 to increase earning assets or to reduce borrowings.


LONG-TERM DEBT
Long-term debt was 77 percent of total stockholders' equity at December 31, 1996, compared with 79 percent at December 31, 1995. In 1996 we added $860 million of subordinated notes and debentures with rates ranging from 6.824 percent to 7.574 percent and maturities of 10 years to 30 years. Proceeds from these debt issues were used for general corporate purposes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $640 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

DEBT OBLIGATIONS
We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. During 1997 $1.2 billion of long-term debt will mature, including bank notes of $597 million. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.


GUARANTEED PREFERRED BENEFICIAL INTERESTS
In 1996 we created a trust that issued trust capital securities amounting to $500 million. In January 1997, two other trusts issued a combined $500 million of these securities. The parent company received the proceeds of these trust capital securities, and it issued junior subordinated debentures to the trusts. These securities are considered tier 1 capital for regulatory purposes.


STOCKHOLDERS' EQUITY
The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

At December 31, 1996, total stockholders' equity was $10.0 billion, compared with $9.0 billion at December 31, 1995, and 287 million common shares were outstanding compared with 278 million shares at December 31, 1995. From time to time we purchase our common stock in the open market. In conjunction with stock-for-stock acquisitions of banks and thrifts in 1996, we purchased 12 million shares of common stock at a cost of $764 million. Additionally we purchased 3 million shares of common stock in 1996 at a cost of $204 million to offset issuances of common stock related to First Union's employee stock compensation plans, dividend reinvestment plan and the conversion of shares of the corporation's convertible preferred stock. This compares with purchases of 20 million shares at a cost of $965 million in 1995.

In the third quarter of 1996 First Union redeemed the outstanding shares of its Series D and Series F preferred stock at a cost of $109 million. In the fourth quarter of 1996 First Union redeemed its Series B convertible preferred stock, substantially all of which converted into 3 million shares of common stock.

On January 13, 1997, we announced that from time to time we may repurchase up to 25 million shares of the corporation's outstanding common stock.

We paid $620 million in dividends to preferred and common stockholders in 1996. Preferred dividends were $9 million in 1996 compared with $26 million in 1995.

At December 31, 1996, stockholders' equity was reduced by a $13 million unrealized after-tax loss related to debt and equity securities. The SECURITIES AVAILABLE FOR SALE section provides additional information about debt and equity securities.

SUBSIDIARY DIVIDENDS
Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, our subsidiaries had $533 million available for dividends at December 31, 1996, without prior regulatory approval. Our subsidiaries paid $2.3 billion in dividends to us in 1996.

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

Each subsidiary bank is subject to similar capital requirements. Each subsidiary bank listed in Table 18 had a leverage ratio in excess of 5.37 percent at December 31, 1996. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At December 31, 1996, the deposit-taking subsidiary banks listed in Table 18 met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A. is not a deposit-taking bank.

The ACCOUNTING AND REGULATORY MATTERS section provides more information about proposed changes in risk-based capital standards.

INTEREST RATE RISK MANAGEMENT
-------------------------------------------------------------------------------
Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit exposure to interest rate risk. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee, which includes the three members of the Office of the Chairman and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

We measure interest rate sensitivity by estimating the amount of earnings per share at risk based on the modeling of future changes in interest rates. Our model captures all assets and liabilities and off-balance sheet financial instruments, and combines various assumptions affecting rate sensitivity and changes in balance sheet mix into an earnings outlook that incorporates our view of the most likely interest rate environment over the next 36 months. Balance sheet management and finance personnel continuously review and update the underlying assumptions included in the earnings simulation model. The results of the model are reviewed by the Funds Management Committee. The model is updated at least monthly and more often as appropriate.

We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate); noninterest-bearing deposits and investment securities. In addition our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.

We use three standard scenarios in analyzing interest rate sensitivity for policy measurement. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 36 months. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under "high rate" and under "low rate" scenarios. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base-line scenario in the federal funds rate by the fourth succeeding month and that the rate remains 100 basis points higher or lower than the base-line through the rest of the 36-month period. Our policy limit for the maximum negative impact on earnings per share resulting from high rate or low rate scenarios is 5 percent. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., a 12-month period).

Our January 1997 estimate of future short-term interest rates includes a steady federal funds rate of 5.25 percent for the entire forecast period. Based on the January 1997 outlook, if interest rates were to rise 100 basis points above the estimated short-term rate scenario (i.e., follow the high rate scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 3.3 percent. Our model indicates that earnings would benefit by 2.8 percent in our low rate scenario ( i.e., a 100 basis point decline in estimated short-term interest rates).

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

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changes in interest rates.

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

Our overall goal is to manage our rate sensitivity such that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.

For example there was significant interest rate volatility between year-end 1993 and the end of 1996, which was reflected in the dramatic change in the market value of our securities portfolio and off-balance sheet positions. The combined market value of those positions moved from an unrealized gain of $903 million at December 31, 1993, to an unrealized loss of $1.1 billion at December 31, 1994, to an unrealized gain of $771 million at December 31, 1995, and to a smaller unrealized gain of $311 million at December 31, 1996. Despite these large year-to-year fluctuations in market value and related fluctuations in the net interest income contribution from these positions, tax-equivalent net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products to balance the income effects of core loans and deposits from changing interest rate environments.

The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $188 million at December 31, 1996, compared with fair value appreciation of $390 million at December 31, 1995.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses was $1 million and $33 million, respectively, at December 31, 1996. These net losses will reduce net interest income primarily in 1997.

Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.

In addition our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of December 31, 1996, the total credit risk in excess of thresholds was $126 million. The fair value of collateral held was 183 percent of the total credit risk in excess of thresholds. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.


ACCOUNTING AND REGULATORY MATTERS
--------------------------------------------------------------------------------
On January 1, 1996, the corporation adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Additionally Standard No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. The corporation's January 1, 1996, adoption of this Standard had no impact on net income.

Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended, (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement be based on fair value; and (e) pledged financial assets be classified as collateral. This Standard provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including dollar rolls, wash sales, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities.

This Standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except that the Standard will be effective for transfers of financial assets and transactions related to repurchase agreement, dollar rolls, securities lending and the like, occurring after December 31, 1997, and it is to be applied prospectively. The effect on the corporation is not expected to be material.

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

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. Beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997. Certain states in which First Union conducts banking operations have enacted such legislation.

Additionally legislation has been enacted to recapitalize the SAIF. The INCOME STATEMENT REVIEW--NONINTEREST EXPENSE section provides information on the SAIF recapitalization.

Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.


EARNINGS AND BALANCE SHEET ANALYSIS (1995 COMPARED WITH 1994)
-------------------------------------------------------------------------------
First Union's earnings in 1995, before merger-related restructuring charges, increased to $1.5 billion, or $5.30 per common share. Including the restructuring charges, earnings were $1.4 billion, or $5.04 per common share. The merger-related restructuring charges in 1995 amounted to $73 million after tax, or 26 cents per common share. These results compare with 1994 results of $1.3 billion, or $4.72 per share, in net income applicable to common stockholders before a preferred stock redemption premium.

Tax-equivalent net interest income increased 4 percent from 1994, to $4.7 billion in 1995. The increase primarily reflected loan growth, the repricing of variable rate assets, and purchase acquisitions. The increase was tempered somewhat by reduced net yields.

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

The net interest margin was 4.46 percent in 1995 compared with 4.75 percent in 1994. The margin decline in 1995 was primarily related to the addition of acquired banks and thrifts with lower margins; the addition of short-term securities; the securitization of credit cards; and the competitiveness of loan pricing.

Average interest-earning assets increased by $10.5 billion in 1995, resulting in an increase in tax-equivalent interest income of $1.4 billion. The average rate earned on earning assets was 8.27 percent in 1995 and 7.67 percent in 1994. The average rate paid on interest-bearing liabilities was 4.43 percent in 1995 and
3.46 percent in 1994.

Noninterest income, excluding securities transactions, increased to $1.8 billion in 1995 from $1.6 billion in 1994. Virtually all categories of noninterest income increased in 1995. Key contributions came from Capital Markets activities and Capital Management fee income. Mortgage banking operations added $150 million to noninterest income in 1995 compared with $88 million in 1994. The increase was primarily driven by an increase in the servicing portfolio as a result of purchase accounting acquisitions. The mortgage loan servicing portfolio increased to $51.5 billion in 1995 compared with $34.2 billion in 1994.

Securities gains were $49 million in 1995 compared with $10 million in 1994. Other significant sources of noninterest income include service charges on deposit accounts, which increased 6 percent in 1995. Insurance commissions and fees for other banking services also increased in 1995 compared with 1994.

Trading profits increased in 1995 to $69 million from $52 million in 1994. The increase was the result of general market conditions and expanded trading volume. At December 31, 1995, trading account assets were $1.9 billion compared with $1.3 billion at year-end 1994.

Noninterest expense increased in 1995 to $4.1 billion from $3.7 billion in 1994. Merger-related expenses of $94 million were recorded in the fourth quarter of 1995.

The FDIC significantly reduced the insurance premiums it charges on federally insured bank deposits in 1995. The FDIC premium expense decreased from $184 million in 1994 to $120 million in 1995. The expense savings in 1995 was largely offset by discretionary investments in areas such as the company's retail delivery channels, Capital Markets and Capital Management.

Average earning assets in 1995 were $106.3 billion, an 11 percent increase from $95.8 billion in 1994.

At December 31, 1995, we had securities available for sale with a market value of $18.2 billion compared with $11.5 billion at year-end 1994. The market value of securities available for sale was $201 million above amortized cost at the end of 1995. An $111 million after-tax unrealized gain was included in stockholders' equity at December 31, 1995. The average rate earned on securities available for sale was 6.41 percent in 1995 and 5.54 percent in 1994.
The average maturity of the portfolio was 3.03 years at December 31, 1995.

First Union's investment securities amounted to $3.1 billion at December 31, 1995, compared with $7.9 billion at year-end 1994. As part of the strategy to reduce exposure to falling interest rates, we added $3.6 billion to the investment securities portfolio. Additionally $5.9 billion of investment securities was transferred to the available for sale portfolio. The average rate earned on investment securities was 7.54 percent in 1995 and 7.23 percent in 1994. The average maturity of the portfolio was 5.15 years at December 31, 1995.

Net loans at December 31, 1995, were $90.6 billion compared with $77.8 billion at year-end 1994. Of this increase $7.5 billion was related to purchase acquisitions, with the rest coming from growth in all of our banking states and in virtually all loan categories. Consumer loan growth was particularly strong in 1995, primarily in direct lending and home equity lending.

The loan portfolio at December 31, 1995, was composed of 44 percent in commercial loans and 56 percent in consumer loans. The portfolio mix did not change significantly from year-end 1994. At December 31, 1995, unused loan commitments related to commercial and consumer loans were $22.4 billion and $16.1 billion, respectively. Commercial and standby letters of credit were $3.6 billion. At December 31, 1995, loan participations sold to other lenders amounted to $1.5 billion. They were recorded as a reduction of gross loans.

The average rate earned on loans was 8.71 percent in 1995 and 8.28 percent in 1994. The average prime rate was 8.44 percent in 1995 and 6.81 percent in 1994. Factors affecting loan rates between 1994 and 1995 included several increases in the prime rate throughout 1994; an increased portion of the loan portfolio tied to rate indices other than the prime rate; a larger portfolio of fixed and adjustable rate mortgages; and the repricing of credit card portfolio introductory rates.

Commercial real estate loans amounted to 14 percent of the total portfolio at December 31, 1995, compared with 15 percent at December 31, 1994. This portfolio included commercial real estate mortgage loans of $10.0 billion at December 31, 1995, and $9.5 billion at December 31, 1994.

At December 31, 1995, nonperforming assets were $826 million, or 0.91 percent of net loans and foreclosed properties, compared with $887 million, or 1.14 percent, at December 31, 1994. The reduction in nonperforming assets was primarily due to continued collection efforts and prudent management of the nonperforming assets portfolio. Loans or properties of less than $5 million each made up 73 percent, or $601 million, of nonperforming assets at December 31, 1995. Fifty percent of nonperforming assets were collateralized by real estate at year-end 1995 compared with 66 percent at year-end 1994.

In addition to these nonperforming assets, at December 31, 1995, accruing loans 90 days past due were $290 million compared with $272 million at December 31, 1994. Net charge-offs as a percentage of average net loans were 0.41 percent in 1995 compared with 0.40 percent in 1994. The loan loss provision was $220 million in 1995 compared with $179 million in 1994. The allowance for loan losses was $1.5 billion at December 31, 1995, compared with $1.6 billion at December 31, 1994.

Core deposits were $86.4 billion at December 31, 1995, compared with $81.0 billion at December 31, 1994. The portion of core deposits in higher-rate, other consumer time deposits was 37 percent at December 31, 1995, and 34 percent at year-end 1994.

Average core deposits were $81.6 billion in 1995, an increase of $4.8 billion from 1994. Average balances in savings and NOW, other consumer time deposits and noninterest-bearing deposits were higher when compared with the previous year, while money market deposits were lower. Deposits were primarily affected by the purchase acquisitions.

Purchased funds at December 31, 1995, were $25.7 billion compared with $17.2 billion at year-end 1994. Average purchased funds in 1995 were $19.7 billion, an increase of 30 percent from $15.1 billion in 1994. The increase was used primarily to fund loan growth.

Long-term debt was 79 percent of total stockholders' equity at December 31, 1995, compared with 51 percent at December 31, 1994. The increase in long-term debt compared with year-end 1994 was primarily related to $1.2 billion of bank notes with varying rates and terms that mature by 1997. Additionally in 1995 we issued $300 million of three-year floating rate senior notes and $1.0 billion of subordinated debentures and notes with rates ranging from 6.55 percent to 7.50 percent and maturities of either 10 years or 40 years.

At December 31, 1995, total stockholders' equity was $9.0 billion compared with $8.3 billion at December 31, 1994, and 278 million common shares were outstanding compared with 285 million shares at December 31, 1994. In 1995 we paid $965 million for the repurchase of 20 million shares of First Union common stock. Of these repurchases, 14.0 million shares were related to completed or pending stock-for-stock purchase accounting acquisitions; 4.8 million shares were related to the First Fidelity acquisition; and 1.2 million shares were related to stock options. First Fidelity paid $234 million for the purchase of
5.4 million shares of its common stock in 1995, which were primarily related to stock options. At December 31, 1995, stockholders' equity reflected an $111 million unrealized after-tax gain related to debt and equity securities.

At December 31, 1995, tier 1 and total capital ratios were 6.70 percent and
11.45 percent, respectively, compared with 7.76 percent and 12.94 percent at December 31, 1994. The reduction in tier 1 and total capital ratios in 1995 was due primarily to the common stock repurchase program, the preferred stock redemption and the increase in total assets and in intangible assets. The leverage ratio at December 31, 1995, was 5.49 percent, compared with 6.12 percent at December 31, 1994. Each subsidiary bank had a leverage ratio in excess of 5.17 percent at December 31, 1995.

The fair value appreciation of the off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $390 million at December 31, 1995, compared with fair value depreciation of $623 million at December 31, 1994. The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses was $9 million and $11 million, respectively, as of December 31, 1995. Net deferred losses reduced net interest income by $18 million in 1995.

TABLE 1
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA
-------------------------------------------------------------------------------



                                                                                                            YEARS ENDED DECEMBER 31,
                                                          --------------------------------------------------------------------------

(IN MILLIONS, EXCEPT PER SHARE DATA)                           1996         1995         1994          1993        1992        1991
------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED SUMMARIES OF INCOME
Interest income                                        $      9,628        8,687        7,231         6,602       6,609       7,031
------------------------------------------------------------------------------------------------------------------------------------
Interest income (a)                                    $      9,712        8,792        7,352         6,736       6,753       7,199
Interest expense                                              4,632        4,052        2,793         2,482       2,942       4,071
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                       5,080        4,740        4,559         4,254       3,811       3,128
Provision for loan losses                                       375          220          179           370         643         946
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses (a)       4,705        4,520        4,380         3,884       3,168       2,182
Securities available for sale transactions                       31           44            6            33          39          54
Investment security transactions                                  4            5            4             7          (3)        155
Noninterest income                                            2,322        1,848        1,566         1,542       1,360       1,255
Merger-related restructuring charges (b)                        281           94           -              -           -            -
SAIF special assessment (c)                                     133           -            -              -           -            -
Noninterest expense                                           4,254        3,999        3,747         3,536       3,443       2,778
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                                2,394        2,324        2,209         1,930       1,121         868
Income taxes                                                    811          789          712           579         278         130
Tax-equivalent adjustment                                        84          105          121           134         144         168
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                    1,499        1,430        1,376         1,217         699         570
Dividends on preferred stock                                      9           26           46            46          53          52
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders
  before redemption premium                                   1,490        1,404        1,330         1,171         646         518
Redemption premium on preferred stock                             -            -           41             -           -           -
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders           $      1,490        1,404        1,289         1,171         646         518
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income (d)                                         $       5.35         5.04         4.58          4.30        2.53        2.34
Cash dividends                                         $       2.20         1.96         1.72          1.50        1.28        1.12
Average common shares (IN THOUSANDS)                        278,812      278,677      281,663       272,438     255,384     221,469
Average common stockholders' equity (e)                       9,079        8,412        7,870         6,782       5,724       4,554
Common stock price
  High                                                           77       58 7/8       47 5/8       51 1/2      44 7/8       30 7/8
  Low                                                        51 1/2       41 3/8       39 3/8       37 7/8      29 1/2       13 3/4
  Period-end                                           $         74       55 5/8       41 3/8       41 1/4      43 5/8       30
    To earnings ratio (f)                                     13.83X       11.04         8.76         9.60       17.25       12.82
    To book value                                               212 %        174          147          154         187          141
Book value                                             $      34.83        31.89        28.19         26.71       23.36       21.21

BALANCE SHEET DATA
Assets                                                      140,127      131,880      113,529       104,550      95,308      89,488
Long-term debt                                         $      7,660        7,121        4,242         3,675       3,733       3,550
------------------------------------------------------------------------------------------------------------------------------------

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

TABLE 2
NONINTEREST INCOME
-------------------------------------------------------------------------------

                                                                                                            YEARS ENDED DECEMBER 31,
                                                          --------------------------------------------------------------------------

(IN MILLIONS)                                                   1996         1995         1994          1993        1992        1991
------------------------------------------------------------------------------------------------------------------------------------

Trading account profits                                $         102           69           52            60          40          32
Service charges on deposit accounts                              666          616          580           573         525         407
Mortgage banking income                                          155          150           88           151         165         144
Capital management income                                        566          428          330           306         264         217
Securities available for sale transactions                        31           44            6            33          39          54
Investment security transactions                                   4            5            4             7          (3)        155
Fees for other banking services (a)                              157          160          131           100          80           -
Sundry income                                                    676          425          385           352         286         455
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                       $       2,357        1,897        1,576         1,582       1,396       1,464
------------------------------------------------------------------------------------------------------------------------------------

(a)  Information not available prior to 1992.



TABLE 3
NONINTEREST EXPENSE
--------------------------------------------------------------------------------

                                                                                                        YEARS ENDED DECEMBER 31,
                                                          ----------------------------------------------------------------------

(IN MILLIONS)                                               1996         1995         1994          1993        1992        1991
---------------------------------------------------------------------------------------------------------------------------------

Salaries                                               $   1,781        1,615        1,436         1,321       1,219       1,054
Other benefits                                               415          347          337           303         255         210
---------------------------------------------------------------------------------------------------------------------------------
        Personnel expense                                  2,196        1,962        1,773         1,624       1,474       1,264
Occupancy                                                    351          353          353           342         346         317
Equipment                                                    417          320          270           234         208         175
Advertising                                                   41           72           65            44          38          32
Telecommunications                                           102           87           76            71          70          64
Travel                                                        92           78           61            50          40          30
Postage, printing and supplies                               162          139          123           124         104          86
FDIC assessment                                               41          120          184           182         164         126
Professional fees                                             88          176          169            95          98          79
External data processing                                     114           71           72            90          79          67
Other intangible amortization                                243          229          163           131         106          85
Merger-related restructuring charges                         281           94            -             -           -           -
SAIF special assessment                                      133            -            -             -           -           -
Sundry expense                                               407          392          438           549         716         453
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                      $   4,668        4,093        3,747         3,536       3,443       2,778
---------------------------------------------------------------------------------------------------------------------------------

Overhead efficiency ratio (a)                                 63%           62          61            61          66          60
Overhead efficiency ratio, adjusted (b)                       57%           60          61            61          66          60
---------------------------------------------------------------------------------------------------------------------------------

(a) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.
(b) These ratios are the result of reducing noninterest expense by the 1996 and 1995 merger-related restructuring charges and the 1996 SAIF special assessment.

TABLE 4
SELECTED LINES OF BUSINESS (A)
--------------------------------------------------------------------------------

                                                                                                     YEAR ENDED DECEMBER 31, 1996
                                                       ---------------------------------------------------------------------------

                                                                         FIRST
                                                        CUSTOMER         UNION
                                                          DIRECT          HOME        OTHER
                                                          ACCESS        EQUITY        CONSUMER   CAPITAL      CAPITAL     MORTGAGE
(IN MILLIONS)                                           DIVISION          BANK      BANKING      MARKETS          MGT.     BANKING
-----------------------------------------------------------------------------------------------------------------------------------

INCOME STATEMENT DATA
Interest income (b)                                 $        910           334        1,729        1,440           75        1,844
Interest expense                                             343           193          981        1,117           37        1,304
Noninterest income                                           135            38           25          464          566          155
-----------------------------------------------------------------------------------------------------------------------------------

OTHER DATA
Net charge-offs                                              280             5          118           50           -            14
Average loans, net                                         4,863         3,362       18,456        9,912          174       23,843
Nonperforming assets                                          25            12           82           69           -           195
Average deposits                                               -            -             -        3,315          959            -
Assets under care                                              -            -             -            -      159,137            -
Assets under management                                        -            -             -            -       61,381            -
Residential loans serviced                          $          -            -             -            -           -        50,762
-----------------------------------------------------------------------------------------------------------------------------------

(a) Certain information is prepared from internal management reports. Average loans, net for the Customer Direct Access Division (formerly Card Products) excludes $1.5 billion of securitized credit cards managed by the Division.
(b)    Tax-equivalent.

TABLE 5
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS
--------------------------------------------------------------------------------

                                                                                          YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------------------------

                                                             1996      1995      1994      1993     1992     1991
-------------------------------------------------------------------------------------------------------------------


INTERNAL CAPITAL GROWTH (A)
Assets to stockholders' equity                                14.67X    13.83     12.86     13.64    14.43    16.49
                    X
Return on assets                                               1.12%     1.21      1.29      1.22     0.77     0.68
-------------------------------------------------------------------------------------------------------------------

Return on total stockholders' equity (b)                      16.32%    16.59     16.44     16.66    11.13    11.21
                    X
Earnings retained                                             58.59%    63.00     63.57     67.14    54.88    52.81
-------------------------------------------------------------------------------------------------------------------

Internal capital growth (b)                                    9.56%    10.45     10.45     11.18     6.11     5.92
-------------------------------------------------------------------------------------------------------------------

DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                                               34.87%    34.05     34.16     30.25    40.61    41.91
  Preferred and common shares                                 35.15%    35.21     36.43     32.86    45.12    47.19
Net income
  Common shares                                               41.12%    35.82     34.16     30.25    40.61    41.91
  Preferred and common shares                                 41.41%    37.00     36.43     32.86    45.12    47.19
-------------------------------------------------------------------------------------------------------------------

Return on common stockholders'
  equity before redemption premium (b) (c)                    16.41%    16.69     16.91     17.26    11.28    11.38
Return on common stockholders'
  equity after redemption premium (b) (c)                     16.41%    16.69     16.38     17.26    11.28    11.38
-------------------------------------------------------------------------------------------------------------------

(a)  Based on average balances and net income.
(b) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.
(c)  Based on average balances and net income applicable to common stockholders.

TABLE 6
SELECTED QUARTERLY DATA
------------------------------------------------------------------------------


                                                                      1996                                 1995
                                      -------------------------------------  -----------------------------------

(IN MILLIONS, EXCEPT PER SHARE DATA)  FOURTH     THIRD    SECOND     FIRST   FOURTH    THIRD    SECOND    FIRST
----------------------------------------------------------------------------------------------------------------

CONSOLIDATED NET INCOME
Interest income                    $   2,435     2,423     2,431     2,339    2,279    2,252     2,133    2,023
Interest expense                       1,180     1,158     1,167     1,127    1,112    1,067       977      896
----------------------------------------------------------------------------------------------------------------
Net interest income                    1,255     1,265     1,264     1,212    1,167    1,185     1,156    1,127
Provision for loan losses                120       105        80        70       64       60        54       42
----------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses            1,135     1,160     1,184     1,142    1,103    1,125     1,102    1,085
Securities available for sale
  transactions                            11         2         3        15       15       10         8       11
Investment security transactions           1         -         2         1        1        3         1       -
Noninterest income                       673       598       541       510      546      466       432      404
Merger-related restructuring
  charges (a)                              -         -       -         281       94       -        -         -
SAIF special assessment (b)                -       133       -          -         -       -        -         -
Noninterest expense                    1,113     1,078     1,052     1,011    1,044    1,018       980      957
----------------------------------------------------------------------------------------------------------------
Income before income taxes               707       549       678       376      527      586       563      543
Income taxes                             247       192       239       133      192      205       199      193
----------------------------------------------------------------------------------------------------------------
Net income                               460       357       439       243      335      381       364      350
Dividends on preferred stock               1         1         3         4        4        5         5       12
----------------------------------------------------------------------------------------------------------------
Net income applicable to
  common stockholders              $     459       356       436       239      331      376       359      338
----------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income                         $    1.66      1.29      1.55      0.85     1.19     1.36      1.30     1.19
Cash dividends                          0.58      0.58      0.52      0.52     0.52     0.52      0.46     0.46
Common stock price
  High                                    77    67 7/8    64 5/8    62 7/8    58 7/8   51 3/8   49 3/4   45 1/8
  Low                                     67    61 1/8    57 1/2    51 1/2    49 5/8   45 1/4   42 7/8   41 3/8
  Period-end                       $      74    66 3/4    60 7/8    60 3/8    55 5/8   51       45 1/4   43 3/8
----------------------------------------------------------------------------------------------------------------

SELECTED RATIOS (C)
Return on assets (d)                    1.35%     1.06      1.30      0.75     1.06     1.25      1.28     1.27
Return on common stockholders'
  equity (e)                           19.63     15.91     19.11     10.76    15.13    17.84     17.32    16.52
Stockholders' equity to assets          6.85%     6.63      6.76      7.04     7.11     7.07      7.39     7.40
----------------------------------------------------------------------------------------------------------------

(a) Merger-related restructuring charges amounted to $181 million after tax in 1996 and $73 million after tax in 1995.
(b)  The SAIF special assessment amounted to $86 million after tax in 1996.
(c)  Based on average balances.
(d)  Based on net income.
(e) Based on net income applicable to common stockholders, excluding average net unrealized gains or losses on debt and equity securities.

TABLE 7
SELECTED SIX-YEAR DATA (A)
--------------------------------------------------------------------------------

                                                                                                           YEARS ENDED DECEMBER 31,
                                                          --------------------------------------------------------------------------

(DOLLARS IN MILLIONS)                                           1996         1995         1994          1993        1992        1991
------------------------------------------------------------------------------------------------------------------------------------

FIRST UNION MORTGAGE CORPORATION
  PERMANENT LOAN ORIGINATIONS
  Residential
    Direct (b)                                         $       3,980        2,879        3,570         6,277       4,549       2,207
    Wholesale                                                    399          428          933         2,431       2,642       2,657
------------------------------------------------------------------------------------------------------------------------------------

        Total                                          $       4,379        3,307        4,503         8,708       7,191       4,864
------------------------------------------------------------------------------------------------------------------------------------

  VOLUME OF RESIDENTIAL
    LOANS SERVICED                                     $      50,762       50,047       32,677        32,786      22,528      22,161
------------------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION
  OTHER DATA
  ATMs                                                         2,429        2,123        1,242         1,189         847         943
  Employees                                                   44,333       44,536       31,858        32,861      23,459      24,203
  Common stockholders                                        103,538       89,257       54,236        58,670      37,955      33,456
------------------------------------------------------------------------------------------------------------------------------------

(a)  1991-1994 are not restated for pooling of interests acquisitions.
(b)  Includes originations of affiliated banks.

TABLE 8
SECURITIES AVAILABLE FOR SALE
-------------------------------------------------------------------------------


                                                                                                                 DECEMBER 31, 1996
                                ---------------------------------------------------------------------------------------------------


                                                                                        GROSS UNREALIZED                  AVERAGE
                                 1 YEAR      1-5       5-10    AFTER 10              ------------------------- AMORTIZED  MATURITY
(IN MILLIONS)                   OR LESS    YEARS     YEARS       YEARS      TOTAL     GAINS        LOSSES        COST    IN YEARS
---------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
U.S. Treasury                 $    7       1,792         -           2      1,801        (5)           14       1,810        2.31
U.S. Government agencies           9       2,287     7,063          26      9,385       (24)           52       9,413        5.55
CMOs                               6         928         -           -        934        (5)            5         934        3.63
State, county and municipal        1           -         9          26         36         -             -          36       15.55
Other                             84         986        89         867      2,026       (38)           13       2,001        4.52
----------------------------------------------------------------------------------------------------------------------
        Total                 $  107       5,993     7,161         921     14,182       (72)           84      14,194        4.91
---------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities               $  107       5,993     7,161         102     13,363       (57)           83      13,389
Sundry securities                  -           -        -          819        819       (15)            1         805
----------------------------------------------------------------------------------------------------------------------
        Total                 $  107       5,993     7,161         921     14,182       (72)           84      14,194
----------------------------------------------------------------------------------------------------------------------

AMORTIZED COST
Debt securities               $  107       5,970     7,199         113     13,389
Sundry securities                  -           -         -         805        805
----------------------------------------------------------------------------------
        Total                 $  107       5,970     7,199         918     14,194
----------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
U.S. Treasury                   5.90%       5.88         -        7.93       5.88
U.S. Government agencies        6.07        6.72      6.85        8.04       6.82
CMOs                           10.41        7.34         -           -       7.36
State, county and municipal     7.60           -      7.09        7.30       7.25
Other                           7.93        6.08      8.08        5.51       6.00
Consolidated                    7.78%       6.46      6.86        5.64       6.62
----------------------------------------------------------------------------------



                                                                                                                DECEMBER 31, 1995
                              ------------------------------------------------------------------------------------------------------


                                                                                       GROSS UNREALIZED                   AVERAGE
                                1 YEAR      1-5       5-10   AFTER 10                ------------------------- AMORTIZED  MATURITY
(IN MILLIONS)                 OR LESS      YEARS     YEARS       YEARS      TOTAL     GAINS        LOSSES        COST    IN YEARS
----------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
U.S. Treasury               $  1,507       1,444         4           4      2,959        (6)            7       2,960        1.58
U.S. Government agencies         796       5,979     1,724           5      8,504      (110)            8       8,402        3.75
CMOs                             848       3,727       179           1      4,755       (35)           18       4,738        2.49
State, county and municipal        -           2         2           9         13         -             -          13       14.50
Other                            242         952        96         673      1,963       (97)           14       1,880        3.50
----------------------------------------------------------------------------------------------------------------------
        Total               $  3,393      12,104     2,005         692     18,194      (248)           47      17,993        3.03
----------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities             $  3,393      12,104     2,005         104     17,606      (175)           47      17,478
Sundry securities                  -           -         -         588        588       (73)            -         515
----------------------------------------------------------------------------------------------------------------------
        Total               $  3,393      12,104     2,005         692     18,194      (248)           47      17,993
----------------------------------------------------------------------------------------------------------------------

AMORTIZED COST
Debt securities             $  3,374      12,014     1,985         105     17,478
Sundry securities                  -           -         -         515        515
----------------------------------------------------------------------------------
        Total               $  3,374      12,014     1,985         620     17,993
----------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
U.S. Treasury                   6.66%       5.39      7.67        8.02       6.06
U.S. Government agencies        6.69        6.67      6.57        6.82       6.67
CMOs                            7.19        6.97      7.27        6.18       6.59
State, county and municipal        -        8.80     10.24       10.28      10.03
Other                           7.85        5.26     10.92        4.15       5.39
Consolidated                    6.80%       6.40      6.81        6.09       6.42
----------------------------------------------------------------------------------

Included in "U.S. Government agencies" and "Other" at December 31, 1996, are $1.1 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1996, these securities had a weighted average maturity of
3.55 years and a weighted average yield of 5.54 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 7.40 percent based on a weighted average funding cost differential of (1.86) percent.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1996. Average maturity in years excludes preferred and common stocks and money market funds.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware in 1996; 6.5 percent in New Jersey in 1996; and 10.75 percent in Connecticut in 1996.

There were commitments to purchase securities at a cost of $127 million that had a market value of $127 million at December 31, 1996. There were commitments to sell securities at a cost of $98 million that had a market value of $98 million at December 31, 1996. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities in 1996 were $138 million and $109 million, respectively, and gross gains on sundry securities $2 million. Gross gains and losses realized on the sale of debt securities in 1995 were $69 million and $42 million, respectively, and gross gains on sundry securities $17 million. Gross gains and losses on the sale of debt securities in 1994 were $38 million and $45 million, respectively, and on sundry securities $15 million and $2 million, respectively.

TABLE 9
INVESTMENT SECURITIES
------------------------------------------------------------------------------

                                                                                                                DECEMBER 31, 1996
                              ----------------------------------------------------------------------------------------------------


                                                                            GROSS UNREALIZED                             AVERAGE
                                 1 YEAR      1-5       5-10    AFTER 10 --------------------------             MARKET    MATURITY
(IN MILLIONS)                   OR LESS    YEARS      YEARS      YEARS      TOTAL      GAINS        LOSSES      VALUE    IN YEARS
----------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
U.S. Government agencies    $      -         776        318         -       1,094         22            (3)     1,113       4.68
CMOs                              67         414          -         -         481          8             -        489       2.72
State, county and municipal       61         219        145        380        805        105            (1)       909       8.73
Other                              1          11          9        100        121          4             -        125      15.84
----------------------------------------------------------------------------------------------------------------------
        Total               $    129       1,420        472        480      2,501        139            (4)     2,636       5.93
----------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
Debt securities             $    129       1,420        472        426      2,447        139            (4)     2,582
Sundry securities                  -           -          -         54         54          -             -         54
----------------------------------------------------------------------------------------------------------------------
        Total               $    129       1,420        472        480      2,501        139            (4)     2,636
----------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities             $    130       1,456        494        502      2,582
Sundry securities                  -           -          -         54         54
----------------------------------------------------------------------------------
        Total               $    130       1,456        494        556      2,636
----------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
U.S. Government agencies         -  %       7.95       7.18          -       7.72
CMOs                            7.47        7.67          -          -       7.64
State, county and municipal    10.29       10.74      11.11      11.68      11.22
Other                           7.59        7.72       7.81       7.43       7.49
Consolidated                    8.80%       8.29       8.40      10.80       8.82
----------------------------------------------------------------------------------



                                                                                                               DECEMBER 31, 1995
                               ----------------------------------------------------------------------------------------------------


                                                                                          GROSS UNREALIZED                 AVERAGE
                                 1 YEAR      1-5        5-10   AFTER 10              -------------------------- MARKET    MATURITY
(IN MILLIONS)                  OR LESS      YEARS      YEARS      YEARS      TOTAL      GAINS        LOSSES      VALUE    IN YEARS
-----------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
U.S. Government agencies     $     81         950        236          -      1,267         32            (1)     1,298      3.59
CMOs                               60         546          -          -        606         12            -         618      2.95
State, county and municipal       286         274        171        446      1,177        132            (3)     1,306      7.54
Other                               3           3         17         67         90          8            -          98     11.54
-----------------------------------------------------------------------------------------------------------------------
        Total                $    430       1,773        424        513      3,140        184            (4)     3,320      5.15
-----------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
Debt securities              $    430       1,773        424        497      3,124        184            (4)     3,304
Sundry securities                   -           -          -         16         16           -           -          16
-----------------------------------------------------------------------------------------------------------------------
        Total                $    430       1,773        424        513      3,140        184            (4)     3,320
-----------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities              $    438       1,829        453        584      3,304
Sundry securities                   -           -          -        16          16
-----------------------------------------------------------------------------------
        Total                $    438       1,829        453        600      3,320
-----------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
U.S. Government agencies         7.29%       7.71       7.87        -         7.71
CMOs                             7.37        7.20        -          -         7.22
State, county and municipal      9.55       10.84      11.25      11.80      10.95
Other                            6.81        7.80       7.50       9.21       8.75
Consolidated                     8.81%       8.03       9.22      11.46       8.86
-----------------------------------------------------------------------------------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1996.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware in 1996; 6.5 percent in New Jersey in 1996; and 10.75 percent in Connecticut in 1996.

There were no commitments to purchase or sell investment securities at December 31, 1996. Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in 1996 were $5 million and $1 million, respectively. In 1995, such gross gains and losses were $6 million and $1 million, respectively.

TABLE 10
LOANS
--------------------------------------------------------------------------------

                                                                                                          YEARS ENDED DECEMBER 31,
                                                          --------------------------------------------------------------------------

(IN MILLIONS)                                                   1996         1995         1994          1993        1992        1991
------------------------------------------------------------------------------------------------------------------------------------

COMMERCIAL
Commercial, financial and agricultural                 $      23,639       24,648       22,053        19,691      16,751      18,210
Real estate - construction and other                           2,674        2,506        2,052         2,138       2,489       3,729
Real estate - mortgage                                         9,504        9,992        9,473         9,282       8,699       7,758
Lease financing                                                4,852        3,170        1,921         1,287       1,442       1,666
Foreign                                                        1,085          649          527           417         392         368
------------------------------------------------------------------------------------------------------------------------------------
        Total commercial                                      41,754       40,965       36,026        32,815      29,773      31,731
------------------------------------------------------------------------------------------------------------------------------------

RETAIL
Real estate - mortgage                                        28,683       27,274       21,062        18,206      14,323      11,874
Installment loans - Bankcard (a)                               5,551        3,658        4,345         2,155           -           -
Installment loans - other                                     18,596       17,548       15,492        14,497      15,965      15,280
Vehicle leasing                                                3,480        2,664        1,889         1,161         855         585
------------------------------------------------------------------------------------------------------------------------------------
        Total retail                                          56,310       51,144       42,788        36,019      31,143      27,739
------------------------------------------------------------------------------------------------------------------------------------
        Total loans                                           98,064       92,109       78,814        68,834      60,916      59,470
------------------------------------------------------------------------------------------------------------------------------------

UNEARNED INCOME
Loans                                                            488          477          420           335         384         468
Lease financing                                                1,718        1,069          563           236         231         277
------------------------------------------------------------------------------------------------------------------------------------
        Total unearned income                                  2,206        1,546          983           571         615         745
------------------------------------------------------------------------------------------------------------------------------------
        Loans, net                                     $      95,858       90,563       77,831        68,263      60,301      58,725
------------------------------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts. Data is not available prior to 1993.

TABLE 11
CERTAIN COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
--------------------------------------------------------------------------------


                                                                                              DECEMBER 31, 1996
                                             -------------------------------------------------------------------

                                                                      REAL
                                                     COMMERCIAL,   ESTATE-
                                                    FINANCIAL    CONSTRUCTION       REAL
                                                          AND          AND       ESTATE-
(IN MILLIONS)                                       AGRICULTURAL     OTHER      MORTGAGE     FOREIGN       TOTAL
-----------------------------------------------------------------------------------------------------------------

FIXED RATE
1 year or less                                 $        1,399           20           540         443       2,402
1-5 years                                               2,538          119         2,285           1       4,943
After 5 years                                           1,144          117         1,441           -       2,702
-----------------------------------------------------------------------------------------------------------------
        Total                                           5,081          256         4,266         444      10,047
-----------------------------------------------------------------------------------------------------------------

ADJUSTABLE RATE
1 year or less                                          7,565          893           894         605       9,957
1-5 years                                               8,553        1,185         2,657          36      12,431
After 5 years                                           2,440          340         1,687           -       4,467
-----------------------------------------------------------------------------------------------------------------
        Total                                          18,558        2,418         5,238         641      26,855
-----------------------------------------------------------------------------------------------------------------
        Total                                  $       23,639        2,674         9,504       1,085      36,902
-----------------------------------------------------------------------------------------------------------------


TABLE 12
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
--------------------------------------------------------------------------------

                                                                                                         YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------------------------------

(IN MILLIONS)                                                   1996      1995         1994          1993        1992        1991
----------------------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year                              $      1,508     1,578        1,622         1,551       1,461       1,259
Provision for loan losses                                        375       220          179           370         643         946
Reversal of tax effect of acquired bank-
  related net charge-offs included in the
  provision for loan losses                                        -         -            -            -            -        (16)
Allowance of loans acquired or sold, net                          50        49           59           191          71         122
Transfer to allowance for segregated assets                        -         -            -            -          (20)        (13)
Loan losses, net                                                (568)     (339)        (282)         (490)       (604)       (837)
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                    $      1,365     1,508        1,578         1,622       1,551       1,461
----------------------------------------------------------------------------------------------------------------------------------
(as % of loans, net)                                            1.42 %    1.66         2.03          2.38        2.57        2.49
----------------------------------------------------------------------------------------------------------------------------------
(as % of nonaccrual and restructured loans)                      204 %     233          248           151         105          77
----------------------------------------------------------------------------------------------------------------------------------
(as % of nonperforming assets)                                   179 %     182          178           115          76          55
----------------------------------------------------------------------------------------------------------------------------------

LOAN LOSSES
Commercial, financial and agricultural                  $        144       108          151           232         277         365
Real estate - construction and other                               6         4           16            76         108         210
Real estate - mortgage                                            73        71           80           134         109         130
Installment loans - Bankcard (a)                                 313       180           73            64           -           -
Installment loans - Bankcard special adjustment (b)               34         -            -            -            -           -
Installment loans - other and Vehicle leasing                    152       100           95           107         208         212
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                    722       463          415           613         702         917
----------------------------------------------------------------------------------------------------------------------------------

LOAN RECOVERIES
Commercial, financial and agricultural                            75        63           68            47          41          33
Real estate - construction and other                               3         6            3             9           2           4
Real estate - mortgage                                            13        12           16            19           6           5
Installment loans - Bankcard (a)                                  33        14           12            10           -           -
Installment loans - other and Vehicle leasing                     30        29           34            38          49          38
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                    154       124          133           123          98          80
----------------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                $        568       339          282           490         604         837
----------------------------------------------------------------------------------------------------------------------------------
(as % of average loans, net)                                    0.63 %    0.41         0.40          0.78        1.03        1.53
----------------------------------------------------------------------------------------------------------------------------------
(as % of average loans, net, excluding
  Bankcard) (a)                                                 0.30 %    0.22         0.32         0.72            -           -
----------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                      $        218       331          280           423         642         826
  Commercial real estate loans                                   118         -            -            -            -           -
  Consumer real estate loans                                     199         -            -            -            -           -
  Installment loans                                              120        81            -            -            -           -
  Real estate loans                                                -       232          337           610         735         899
----------------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                   655       644          617         1,033       1,377       1,725
Restructured loans                                                14         4           19            40         105         177
Foreclosed properties                                             94       178          251           338         565         743
----------------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                      $        763       826          887         1,411       2,047       2,645
----------------------------------------------------------------------------------------------------------------------------------
(as % of loans, net and foreclosed properties)                  0.80 %    0.91         1.14          2.06        3.36        4.45
----------------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                         $        290       290          272           213         240         289
----------------------------------------------------------------------------------------------------------------------------------

(a)  Data is not available prior to 1993.
(b) Installment loans - Bankcard special adjustment represents a one-time charge-off related to an anticipated regulatory change which would reduce the period delinquent loans could be held before charge-off.
Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed herein or under the "Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

TABLE 13
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (A)
-------------------------------------------------------------------------------

                                                                                                           YEARS ENDED DECEMBER 31,
                            --------------------------------------------------------------------------------------------------------

                                        1996                1995                1994                    1993                 1992
                            -----------------     ---------------      --------------      ------------------      ---------------
                                       LOANS               LOANS               LOANS                   LOANS                LOANS
                                        % TO                % TO                % TO                    % TO                 % TO
                                       TOTAL               TOTAL               TOTAL                   TOTAL                TOTAL
(IN MILLIONS)                 AMT.     LOANS         AMT.  LOANS         AMT.  LOANS          AMT.     LOANS          AMT.  LOANS
----------------------------------------------------------------------------------------------------------------------------------

Commercial, financial
  and agricultural        $   246         24 %  $    412      27 %  $    504      28 %  $     413         28 %  $     573      27 %
Real estate -
  Construction and other       55          3          57       3          93       3          171          3          256       4
  Mortgage                    202         39         298      40         292      39          370         40          264      38
Installment loans -
  Bankcard                    352          6         243       4         188       5          101          3            -       -
  Other and Vehicle
    leasing                   151         22         224      22         194      22          220         23          299      28
Lease financing                23          5           9       3           7       2            7          2            7       2
Foreign                         4          1          35       1          24       1            8          1           11       1
Unallocated                   332          -         230       -         276       -          332          -          141       -
-----------------------------------------------------------------------------------------------------------------------------------
        Total             $ 1,365        100 %  $  1,508     100 %  $  1,578     100 %  $   1,622        100 %  $   1,551     100 %
----------------------------------------------------------------------------------------------------------------------------------

(a) Beginning in 1993, the allocation of the allowance for loan losses is based on the Corporation's loss migration process. The unallocated portion of the allowance for loan losses at December 31, 1992, would have been increased by $37 million had the migration model been available in 1992. The allocation of the allowance for loan losses to the respective classifications is not necessarily indicative of future losses or future allocations. Information related to Bankcards is not available prior to 1993. First Fidelity allocated all allowance amounts to specific loan classifications in 1992 through 1995, and as a result, conforming reclassifications of allocated amounts to the unallocated portion of the allowance occurred in 1996. See the "LOANS" and "PROVISION AND ALLOWANCE FOR LOAN LOSSES" discussion in Management's Analysis of Operations and the "ALLOWANCE FOR LOAN LOSSES" discussion in NOTE 1 to the consolidated financial statements.

TABLE 14
INTANGIBLE ASSETS
-------------------------------------------------------------------------------

                                                                                                            YEARS ENDED DECEMBER 31,
                                                          --------------------------------------------------------------------------

(IN MILLIONS)                                                   1996         1995         1994          1993        1992        1991
------------------------------------------------------------------------------------------------------------------------------------

MORTGAGE SERVICING RIGHTS                              $         199          149          134            91         187         197
------------------------------------------------------------------------------------------------------------------------------------

CREDIT CARD PREMIUM                                    $          35           44           58            76          71          74
------------------------------------------------------------------------------------------------------------------------------------

OTHER INTANGIBLE ASSETS
Goodwill                                               $       2,359        1,884        1,382         1,038         840         888
Deposit base premium                                             479          535          535           367         285         217
Other                                                             11           13           20            27          35          25
------------------------------------------------------------------------------------------------------------------------------------
        Total                                          $       2,849        2,432        1,937         1,432       1,160       1,130
------------------------------------------------------------------------------------------------------------------------------------



TABLE 15
FORECLOSED PROPERTIES
-------------------------------------------------------------------------------


                                                                                                          YEARS ENDED DECEMBER 31,
                                                          --------------------------------------------------------------------------

(IN MILLIONS)                                                   1996         1995         1994          1993        1992       1991
------------------------------------------------------------------------------------------------------------------------------------

Foreclosed properties                                   $        111          203          293           401         674        781
------------------------------------------------------------------------------------------------------------------------------------

Allowance for foreclosed properties, beginning of year            25           42           63           109          38         11
Provision for foreclosed properties                               (1)          (3)          14            46         132         46
Transfer from allowance for segregated assets                      1            -            2             5           -          -
Dispositions, net                                                 (8)         (14)         (37)          (97)        (61)       (19)
------------------------------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of year                  17           25           42            63         109         38
------------------------------------------------------------------------------------------------------------------------------------
Foreclosed properties, net                              $         94          178          251           338         565        743
------------------------------------------------------------------------------------------------------------------------------------


TABLE 16
DEPOSITS
-------------------------------------------------------------------------------


                                                                                       YEARS ENDED DECEMBER 31,
                                     ---------------------------------------------------------------------------

(IN MILLIONS)                              1996         1995         1994          1993        1992        1991
----------------------------------------------------------------------------------------------------------------

CORE DEPOSITS
Noninterest-bearing                $     18,632       17,043       15,917        16,208      14,583      12,464
Savings and NOW accounts                 26,693       24,297       23,263        21,661      17,653      14,021
Money market accounts                    13,468       13,113       14,376        15,025      13,836      12,834
Other consumer time                      31,284       31,945       27,403        25,534      27,212      28,925
----------------------------------------------------------------------------------------------------------------
        Total core deposits              90,077       86,398       80,959        78,428      73,284      68,244
Foreign                                   1,854        3,527        4,803         1,457         513         363
Other time                                2,884        2,630        2,103         2,000       2,359       3,788
----------------------------------------------------------------------------------------------------------------
        Total deposits             $     94,815       92,555       87,865        81,885      76,156      72,395
----------------------------------------------------------------------------------------------------------------

TABLE 17
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
------------------------------------------------------------------------------

                                                           DECEMBER 31, 1996
                                                    ---------------------------

                                                             TIME       OTHER
(IN MILLIONS)                                           CERTIFICATES     TIME
------------------------------------------------------------------------------

MATURITY OF
3 months or less                                      $     3,105          77
Over 3 months through 6 months                              1,358           -
Over 6 months through 12 months                             1,381           -
Over 12 months                                              1,233           -
------------------------------------------------------------------------------
        Total                                         $     7,077          77
------------------------------------------------------------------------------

TABLE 18
CAPITAL RATIOS
-------------------------------------------------------------------------------

                                                                                                       YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------------------------------

(IN MILLIONS)                                                1996      1995         1994          1993        1992        1991
----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED CAPITAL RATIOS (A)
Qualifying capital
  Tier 1 capital                                       $      7,633     6,551        4,467         4,343       3,189       2,442
  Total capital                                              12,842    11,198        7,451         6,961       4,948       3,799

Adjusted risk-based assets                                  104,126    97,830       57,594        47,529      34,574      32,314

Adjusted leverage ratio assets                         $    124,419   119,421       73,011        70,786      48,672      45,955

Ratios
  Tier 1 capital                                               7.33%    6.70         7.76          9.14        9.22        7.56
  Total capital                                               12.33     11.45        12.94         14.64       14.31       11.76
  Leverage                                                     6.13      5.49         6.12          6.13        6.55        5.31

Stockholders' equity to assets
  Year-end                                                     7.14      6.86         6.98          7.36        6.99        6.51
  Average                                                      6.82%     7.23         7.52          7.11        6.89        6.29
--------------------------------------------------------------------------------------------------------------------------------

BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank of
    Florida                                                    7.28%     7.57         7.95          9.13        9.38        8.79
    Georgia                                                    6.71      6.69         8.26          9.58        8.14        6.06
    Maryland                                                  10.53     11.36        20.53         15.78           -           -
    North Carolina                                             6.43      6.46         7.32          8.24        7.22        6.45
    South Carolina                                             8.47      8.42         7.88          7.55        7.88        6.85
    Tennessee                                                 10.78     11.12        12.76         12.43       24.03        6.57
    Virginia                                                   8.74      7.41         9.21         10.77           -           -
    Washington, D.C.                                          17.05     13.77        16.75         14.23           -           -
  First Union National Bank                                    8.98      9.16            -            -            -           -
  First Union Bank of Connecticut                              7.99     12.60            -            -            -           -
  First Union Bank of Delaware                                13.61     25.45            -            -            -           -
  First Union Home Equity Bank                                 8.40      7.50         7.60            -            -           -

Total capital
  First Union National Bank of
    Florida                                                   10.95     10.97        10.76         10.83       11.10       10.61
    Georgia                                                   10.45     10.62        11.18         12.62       11.05        7.62
    Maryland                                                  11.77     12.62        21.81         17.07           -           -
    North Carolina                                            10.20     10.15        10.69         11.35       10.60        7.99
    South Carolina                                            11.80     11.79        12.15         11.82       10.89        8.25
    Tennessee                                                 11.77     12.38        14.02         13.69       25.29        7.84
    Virginia                                                  12.08     10.57        13.11         13.08           -           -
    Washington, D.C.                                          18.25     15.03        18.03         15.52           -           -
  First Union National Bank                                   12.22     10.95            -            -            -           -
  First Union Bank of Connecticut                             11.85     13.88            -            -            -           -
  First Union Bank of Delaware                                14.87     26.74            -            -            -           -
  First Union Home Equity Bank                                10.77     10.09        12.10            -            -           -

Leverage
  First Union National Bank of
    Florida                                                    5.49      5.18         5.91          5.79        5.62        4.91
    Georgia                                                    5.38      5.54         5.69          5.67        6.58        4.91
    Maryland                                                   6.16      9.32        12.82          9.04           -           -
    North Carolina                                             5.95      5.72         6.10          5.52        5.46        4.91
    South Carolina                                             6.43      6.24         5.77          5.56        5.93        5.39
    Tennessee                                                  5.68      7.64         8.47          8.05       25.10        7.34
    Virginia                                                   6.30      6.17         7.10          6.89           -           -
    Washington, D.C.                                           5.91      6.32         8.33          6.06           -           -
  First Union National Bank                                    7.06      7.43            -            -            -           -
  First Union Bank of Connecticut                              7.45      8.30            -            -            -           -
  First Union Bank of Delaware                                10.60     17.20            -            -            -           -
  First Union Home Equity Bank                                 7.84%     6.48         7.22            -            -           -
--------------------------------------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The 1991-1994 capital ratios presented herein have not been restated to reflect pooling of interests acquisitions.

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)


                                                       Weighted
                                                      Average Rate             Estimated
December 31, 1996                        Notional                      Maturity In    Fair
(In millions)                             Amount     Receive    Pay     Years (b)    Value       Comments

ASSET RATE CONVERSIONS
Interest rate swaps                        $19,739   6.28 %      5.52 %   1.89                Converts floating rate loans to fixed
  Carrying amount                                                                   $     4   rate.  Adds to liability sensitivity.
  Unrealized gross gain                                                                 129   Similar characteristics to a fixed
  Unrealized gross loss                                                                 (15)  income security funded with
                                                                                              variable rate liabilities. Includes
                                                                                              $4.8 billion of indexed amortizing
                                                                                              swaps, with $1.3 billion maturing
                                                                                              within 1 year and $3.5 billion within
                                                                                              4 years.
        Total                                                                           118

Forward bullet interest rate swaps              57    7.83          -     1.21                Converts floating rate loans to fixed
  Carrying amount                                                                        -    rates in future periods. Effective
  Unrealized gross gain                                                                  1    March 1997.
  Unrealized gross loss                                                                  -
        Total                                                                            1
        Total asset rate conversions       $19,796    6.28%      5.52%    1.89    $    119

LIABILITY RATE CONVERSIONS
Interest rate swaps                        $ 6,280    6.82%      5.71%    6.36                Converts $4.2 billion of fixed rate
  Carrying amount                                                                 $     13    long-term debt to floating rate by
  Unrealized gross gain                                                                103    matching the terms of the swap
  Unrealized gross loss                                                                (51)   to the debt issue. Rate sensitivity
                                                                                              remains unchanged due to the
                                                                                              direct linkage of the swap to the
                                                                                              debt issue. Also converts $933
                                                                                              million of fixed rate CDs to variable
                                                                                              rate and $1.1 billion of fixed rate
                                                                                              bank notes to floating rate.
        Total                                                                           65

Other financial instruments                    150    4.00           -    6.56                $150 million floor offsets a
  Carrying amount                                                                        1    corresponding rate floor in long-
  Unrealized gross gain                                                                  -    term debt.
  Unrealized gross loss                                                                 (1)
        Total                                                                            -
        Total liability rate conversions   $ 6,430   6.76%       5.71%    6.37    $     65

ASSET HEDGES
Forward sale of Treasury notes             $   662      -%       5.74%    0.03                Sold U.S. Treasury notes forward to
  Carrying amount                                                                 $       -   hedge the market value of similar
  Unrealized gross gain                                                                   5   U.S. Treasury notes in the available
  Unrealized gross loss                                                                   -   for sale portfolio.
        Total                                                                             5
        Total asset hedges                 $   662      -%       5.74%    0.03    $       5




                                                                    (Continued)

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)


                                                       Weighted
                                                     Average Rate            Estimated
December 31, 1996                         Notional                    Maturity In   Fair
(In millions)                              Amount    Receive   Pay      Years (b)    Value           Comments

RATE SENSITIVITY HEDGES
Put options on eurodollar futures       $   12,678     - %     6.37%    0.31                 Paid a premium for the right to lock
  Carrying amount                                                                $   6       in the 3 month LIBOR reset rates on
  Unrealized gross gain                                                              -       pay variable rate swaps. $7.6 billion
  Unrealized gross loss                                                             (5)      effective  March 1997; $5.1 billion
                                                                                             effective June 1997.
        Total                                                                        1

Interest rate caps                             168   5.54       7.03    2.70                 Paid a premium for the right to lock
  Carrying amount                                                                    1       in 3 month LIBOR reset rates on
  Unrealized gross gain                                                              -       pay variable rate swaps.
  Unrealized gross loss                                                              -
        Total                                                                        1

Short futures                               15,062       -      5.84    0.22                 Locks in 3 month LIBOR reset rates
  Carrying amount                                                                    -       on pay variable rate swaps. $15.0
  Unrealized gross gain                                                              -       billion effective March 1997;
  Unrealized gross loss                                                             (11)     $89 million effective June 1997.
        Total                                                                       (11)

CMT floor                                      100    6.42      6.37    4.34                 First Union Mortgage Corporation
  Carrying amount                                                                    1       paid a premium for a CMT floor in
  Unrealized gross gain                                                              1       order to offset the decline in value of
  Unrealized gross loss                                                              -       mortgage servicing in a falling rate
                                                                                             environment.
        Total                                                                        2

Long eurodollar futures                     14,550   6.29          -    1.28                 Converts floating rate LIBOR-based
  Carrying amount                                                                    -       loans to fixed rate. Adds to liability
  Unrealized gross gain                                                              8       sensitivity. Similar characteristics to
  Unrealized gross loss                                                             (2)      fixed income security funded with
                                                                                             variable rate liabilities. $4.6 billion
                                                                                             effective September 1997; $2.0
                                                                                             billion effective December 1997,
                                                                                             March 1998, June 1998 and
                                                                                             September 1998; $500 million
                                                                                             effective December 1998, March
                                                                                             1999, June 1999 and
                                                                                             September 1999.
        Total                                                                        6
        Total rate sensitivity hedges   $   42,558    6.28%     6.09%    0.63  $    (1)

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Estimated maturity approximates duration except for forward bullets, average duration of 1.0 years; and long eurodollar futures, average duration of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of December 31, 1996. Weighted average receive rates were set at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable, unamortized premiums paid/received and any related margin accounts.













                                                                 (Continued)

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)



                                                       Weighted
                                                     Average Rate              Estimated
December 31, 1995                       Notional                  Maturity In   Fair
(In millions)                           Amount    Receive     Pay    Years (b)  Value     Comments

ASSET RATE CONVERSIONS
Interest rate swaps                    $ 11,282      6.35%     5.83%   1.27               Converts floating rate loans to fixed
  Carrying amount                                                             $  20       rate.  Adds to liability sensitivity.
  Unrealized gross gain                                                         113       Similar characteristics to a fixed
  Unrealized gross loss                                                         (22)      income security funded with
                                                                                          variable rate liabilities.  Includes
                                                                                          $6.3 billion of indexed amortizing
                                                                                          swaps, with $2.8 billion maturing
                                                                                          within 3 years and $3.5 billion within
                                                                                          4.75 years.
        Total                                                                   111

Forward bullet interest rate swaps         6,120     5.97         -    1.96               Converts floating rate loans to fixed
  Carrying amount                                                                 -       rates in future periods. $63 million
  Unrealized gross gain                                                          38       effective March 1996; $6.0 billion
  Unrealized gross loss                                                           -       effective December 1996; $57
                                                                                          million effective March 1997.
        Total                                                                    38
        Total asset rate conversions    $  17,402    6.22%     5.83%    1.51  $ 149

LIABILITY RATE CONVERSIONS
Interest rate swaps                     $   5,127    6.89%     5.76%    5.83              Converts $5.1 billion of fixed rate
  Carrying amount                                                             $  10       long-term debt to floating rate by
  Unrealized gross gain                                                         225       matching the maturity of the swap
  Unrealized gross loss                                                          (8)      to the debt issue. Rate sensitivity
                                                                                          remains unchanged due to the
                                                                                          direct linkage of the swap to the
                                                                                          debt issue.  Also converts $42
                                                                                          million of fixed rate CDs to variable
                                                                                          rate.
        Total                                                                    227

Other financial instruments                   180      -          -     6.33              Miscellaneous purchased option-
  Carrying amount                                                                (2)      based products for liability
  Unrealized gross gain                                                           -       management purposes include $5
  Unrealized gross loss                                                           -       million of options on swaps, $25
                                                                                          million of eurodollar caps and $150
                                                                                          million of eurodollar floors.
        Total                                                                    (2)
        Total liability rate conversions  $ 5,307      6.89%    5.76%   5.84 $   225

ASSET HEDGES
Short eurodollar futures                  $ 1,016       -  %    5.81%   0.29              Hedges market values of U.S.
  Carrying amount                                                             $   -       Treasury notes in the available for
  Unrealized gross gain                                                           -       sale portfolio. $788 million effective
  Unrealized gross loss                                                          (1)      March 1996; $164 million effective
                                                                                          June 1996; $64 million effective
                                                                                          September 1996.
        Total                                                                    (1)
        Total asset hedges                $ 1,016       -  %    5.81%   0.29  $  (1)






                                                                  (Continued)

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)


                                                    Weighted
                                                    Average Rate                Estimated
December 31, 1995                         Notional                 Maturity In      Fair
(In millions)                              Amount   Receive   Pay   Years (b)      Value      Comments

RATE SENSITIVITY HEDGES
Put options on eurodollar futures       $  4,252        -  %   7.87%   0.33                Paid a premium for the right to lock
  Carrying amount                                                                $    1    in the 3 month LIBOR reset rates on
  Unrealized gross gain                                                               -    pay variable rate swaps and short-
  Unrealized gross loss                                                              (1)   term liabilities. $2.4 billion effective
                                                                                           March 1996; $1.9 billion effective
                                                                                           June 1996.
        Total                                                                         -

Interest rate caps                            67         -         -    0.43               Purchased LIBOR caps; $50 million
  Carrying amount                                                                     -    converts floating rate liabilities to
  Unrealized gross gain                                                               -    fixed if short-term rates rise above
  Unrealized gross loss                                                               -    8 percent; $17 million uncaps a
                                                                                           LIBOR- based, asset-backed "
                                                                                           security at 11.72 percent.
        Total                                                                         -

Short eurodollar futures                   2,000        -        5.60   0.22               Locks in 3 month LIBOR reset rates
  Carrying amount                                                                     -    on pay variable rate swaps.
  Unrealized gross gain                                                               -    Effective March 1996.
  Unrealized gross loss                                                              (1)
        Total                                                                        (1)

Long eurodollar futures                   23,355     5.56           -   1.40               Converts floating rate LIBOR-based
  Carrying amount                                                                     -    loans to fixed rate.  Adds to liability
  Unrealized gross gain                                                              19    sensitivity.  Similar characteristics to
  Unrealized gross loss                                                               -    fixed income security funded with
                                                                                           variable rate liabilities. $4.9 billion
                                                                                           effective December 1996; $5.0
                                                                                           billion effective March 1997; $4.9
                                                                                           effective June 1997 and $8.6 billion
                                                                                           September 1997.
        Total                                                                        19
        Total rate sensitivity hedges   $ 29,674     5.56%      7.14%   1.16    $    18

OFFSETTING POSITIONS
Interest rate floors                    $    800     6.16%      6.16%   0.45               Consists of $800 million of interest
  Carrying amount                                                               $     -    rate floors, of which $400 million
  Unrealized gross gain                                                               2    were purchased and offset by $400
  Unrealized gross loss                                                              (2)   million sold, locking in gains to be
                                                                                           amortized over the remaining life of
                                                                                           the contracts.
        Total                                                                         -

Prime/federal funds cap                    4,000     5.90       5.90    0.27               In December 1994, the corporation
  Carrying amount                                                                     -    offset an existing federal funds cap
  Unrealized gross gain                                                               2    (purchased) and a prime rate cap
  Unrealized gross loss                                                              (2)   (written) position by simultaneously
                                                                                           purchasing a prime rate cap and
                                                                                           writing a federal funds cap at strikes
                                                                                           of 6.0 percent and 3.25 percent,
                                                                                           respectively. The notional amount of
                                                                                           each cap is $1.0 billion. Lock in
                                                                                           losses to be amortized over the
                                                                                           remaining life of the contracts.
        Total                                                                         -
        Total offsetting positions      $  4,800     5.95%      5.95%   0.30    $     -

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(b) Estimated maturity approximates duration except for forward bullets, average duration of 1.0 years; and long eurodollar futures, average duration of .25 years. Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of December 31, 1995. Weighted average receive rates were set at the time the contract was transacted. Carrying amount includes accrued interest receivable/ payable, unamortized premiums paid/received and any related margin accounts.





TABLE 20
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (A)
--------------------------------------------------------------------------------

DECEMBER 31, 1996                                              1 YEAR    1 -2          2 -5         5 -10     AFTER 10
(IN MILLIONS)                                                OR LESS     YEARS         YEARS        YEARS       YEARS        TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

ASSET RATE CONVERSIONS
Notional amount                                        $      11,033     1,032         7,731            -           -       19,796
Weighted average receive rate                                   6.12%     5.42          6.62            -           -         6.28 %
Estimated fair value                                   $          34       (13)           98            -           -          119
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
Notional amount                                        $         870       758           467        3,775         560        6,430
Weighted average receive rate                                   6.32%     6.01          7.50         6.92        6.74         6.76 %
Estimated fair value                                   $           4         3            21           51         (14)          65
-----------------------------------------------------------------------------------------------------------------------------------

ASSET HEDGES
Notional amount                                        $         662          -            -             -           -         662
Weighted average receive rate                                      -%         -            -             -           -           - %
Estimated fair value                                   $           5          -            -             -           -           5
-----------------------------------------------------------------------------------------------------------------------------------

RATE SENSITIVITY HEDGES
Notional amount                                        $      34,300     6,555         1,703              -          -      42,558
Weighted average receive rate                                   5.90%     6.58          6.55              -          -        6.28 %
Estimated fair value                                   $         (10)        6             3              -          -         (1)
-----------------------------------------------------------------------------------------------------------------------------------





--------------------------------------------------------------------------------

DECEMBER 31, 1995                                             1 YEAR      1 -2          2 -5         5 -10     After 10
(IN MILLIONS)                                                OR LESS     YEARS         YEARS        YEARS       YEARS        TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

ASSET RATE CONVERSIONS
Notional amount                                        $       6,249    10,026         1,127            -           -       17,402
Weighted average receive rate                                   6.26%     6.27          5.49            -           -         6.22 %
Estimated fair value                                   $          43       110            (4)           -           -          149
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
Notional amount                                        $         854       408         1,070        2,475         500        5,307
Weighted average receive rate                                   6.59%     6.82          6.44         7.27        6.68         6.89 %
Estimated fair value                                   $          18         9            20          163          15          225
-----------------------------------------------------------------------------------------------------------------------------------

ASSET HEDGES
Notional amount                                        $       1,016         -            -             -           -        1,016
Weighted average receive rate                                      -%        -            -             -           -            - %
Estimated fair value                                   $          (1)        -            -             -           -           (1)
-----------------------------------------------------------------------------------------------------------------------------------

RATE SENSITIVITY HEDGES
Notional amount                                        $      11,169     18,505           -             -           -       29,674
Weighted average receive rate                                   5.31%      5.62           -             -           -         5.56 %
Estimated fair value                                   $           1         17           -             -           -           18
-----------------------------------------------------------------------------------------------------------------------------------

OFFSETTING POSITIONS
Notional amount                                        $       4,800         -            -             -           -        4,800
Weighted average receive rate                                   5.95%        -            -             -           -         5.95 %
Estimated fair value                                   $          -          -            -             -           -           -
-----------------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based on one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates, and therefore, they have been excluded from the above table. Weighted average pay rates are indicated in TABLE 19.

TABLE 21
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (A)
-------------------------------------------------------------------------------


                                           ASSET      LIABILITY                     RATE
                                            RATE         RATE        ASSET    SENSITIVITY   OFFSETTING
(IN MILLIONS)                           CONVERSIONS  CONVERSIONS    HEDGES         HEDGES   POSITIONS       TOTAL
------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                11,522        4,419        2,000         28,256       4,800      50,997
Additions                                  9,760        2,298        4,245         55,467           -      71,770
Maturities/Amortizations                  (3,456)      (1,410)      (4,229)       (48,626)          -     (57,721)
Terminations                                (424)           -       (1,000)        (5,423)          -      (6,847)
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                17,402        5,307        1,016         29,674       4,800      58,199
Additions                                  7,740        1,977          662         80,229           -      90,608
Maturities/Amortizations                  (5,241)        (854)        (697)       (41,023)     (4,800)    (52,615)
Terminations                                (105)           -         (319)       (26,322)          -     (26,746)
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                19,796        6,430          662         42,558           -      69,446
------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.


TABLE 22
INTEREST DIFFERENTIAL
-------------------------------------------------------------------------------



                                                                          1996 COMPARED TO 1995            1995 COMPARED TO 1994
                                                        --------------------------------------------------------------------------


                                                          INTEREST                   VARIANCE     INTEREST                VARIANCE
                                                           INCOME/        ATTRIBUTABLE TO (B)      INCOME/      ATTRIBUTABLE TO (B)
                                                          EXPENSE     --------------------------   EXPENSE   ----------------------
(IN MILLIONS)                                             VARIANCE         RATE       VOLUME      VARIANCE        RATE      VOLUME
-----------------------------------------------------------------------------------------------------------------------------------

EARNING ASSETS
Interest-bearing bank balances                         $       (19)           1          (20)          (39)          3         (42)
Federal funds sold and securities
  purchased under resale agreements                            192          (21)         213            74          31          43
Trading account assets (a)                                     183           11          172            29           6          23
Securities available for sale (a)                              399           26          373           (32)        107        (139)
Investment securities (a)
  U.S. Government and other                                   (271)          32         (303)           48          41           7
  State, county and municipal                                  (59)          (2)         (57)          (39)         (4)        (35)
-----------------------------------------------------------------------------------------------------------------------------------
        Total investment securities                           (330)          30         (360)            9          37         (28)
-----------------------------------------------------------------------------------------------------------------------------------
Loans (a)                                                      495         (142)         637         1,399         334       1,065
-----------------------------------------------------------------------------------------------------------------------------------
        Total earning assets                           $       920          (95)       1,015         1,440         518         922
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Deposits                                                       107           (8)         115           807         587         220
Short-term borrowings                                          380         (140)         520           321         175         146
Long-term debt                                                  93          (27)         120           131          21         110
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities             $       580         (175)         755         1,259         783         476
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                    $       340           80          260           181        (265)        446
-----------------------------------------------------------------------------------------------------------------------------------

(a) Income related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and state tax rates of 7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.;
       4.87 percent in 1996 in Delaware; 6.5 percent in 1996 in New Jersey; and
       10.75 percent in 1996 in Connecticut.
(b) Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES
------------------------------------------------------------------------------

                                                                       YEAR ENDED 1996                       YEAR ENDED 1995
                                                  ---------------------------------------------------------------------------

                                                                             AVERAGE                                 AVERAGE
                                                                INTEREST       RATES                  INTEREST         RATES
                                                     AVERAGE     INCOME/     EARNED/       AVERAGE     INCOME/       EARNED/
(IN MILLIONS)                                       BALANCES     EXPENSE        PAID      BALANCES     EXPENSE          PAID
-----------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-bearing bank balances                  $        125           7        5.69%  $    475          26             5.45%
Federal funds sold and securities
  purchased under resale agreements                    6,135         323        5.27      2,266         131             5.77
Trading account assets (a) (d)                         4,186         280        6.67      1,538          97             6.29
Securities available for sale (a) (d)                 16,946       1,117        6.59     11,212         718             6.41
Investment securities (a) (d)
  U.S. Government and other                            1,754         132        7.51      6,027         403             6.70
  State, county and municipal                            960         104       10.81      1,488         163            10.94
-------------------------------------------------- -----------------------             ----------------------

        Total investment securities                    2,714         236        8.68      7,515         566             7.54
-------------------------------------------------------------------------             ----------------------
Loans (a) (b) (d)
  Commercial
    Commercial, financial and agricultural            23,065       1,781        7.72     22,634       1,792             7.92
    Real estate - construction and other               2,724         231        8.47      2,266         210             9.29
    Real estate - mortgage                             9,612         814        8.47      9,827         873             8.88
    Lease financing                                    1,965         190        9.70      1,416         131             9.23
    Foreign                                              753          47        6.24        614          43             7.04
-------------------------------------------------------------------------             ----------------------

        Total commercial                              38,119       3,063        8.04     36,757       3,049             8.30
-------------------------------------------------------------------------             ----------------------
  Retail
    Real estate - mortgage                            27,293       2,115        7.75     23,389       1,786             7.63
    Installment loans - Bankcard (c)                   4,863         657       13.52      4,370         632            14.45
    Installment loans - other and Vehicle leasing     20,385       1,914        9.39     18,749       1,787             9.53
-------------------------------------------------------------------------             ----------------------

        Total retail                                  52,541       4,686        8.92     46,508       4,205             9.04
-------------------------------------------------------------------------             ----------------------
        Total loans                                   90,660       7,749        8.55     83,265       7,254             8.71
-------------------------------------------------------------------------             ----------------------
        Total earning assets                         120,766       9,712        8.04    106,271       8,792             8.27
                                                               ----------------------                ------------------------
Cash and due from banks                                5,278                              5,004
Other assets                                           8,083                              6,867
-------------------------------------------------------------                         ----------

        Total assets                            $    134,127                        $   118,142
-------------------------------------------------------------                         ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                            25,214         669        2.65     23,047         588             2.55
  Money market accounts                               13,228         375        2.83     13,270         388             2.92
  Other consumer time                                 30,992       1,629        5.26     29,779       1,538             5.17
  Foreign                                              2,122         111        5.24      3,089         178             5.77
  Other time                                           3,090         176        5.69      2,571         161             6.26
-------------------------------------------------------------------------             ----------------------
        Total interest-bearing deposits               74,646       2,960        3.97     71,756       2,853             3.98
Federal funds purchased and securities
  sold under repurchase agreements                    18,808         936        4.98     10,325         596             5.77
Commercial paper                                         903          46        5.08      1,053          60             5.71
Other short-term borrowings                            3,853         215        5.58      2,649         161             6.06
Long-term debt                                         7,565         475        6.28      5,707         382             6.69
-------------------------------------------------------------------------             ----------------------
        Total interest-bearing liabilities           105,775       4,632        4.38     91,490       4,052             4.43
                                                               ----------------------                ------------------------
Noninterest-bearing deposits                          16,674                             15,518
Other liabilities                                      2,486                              2,589
Guaranteed preferred beneficial interests                 47                                  -
Stockholders' equity                                   9,145                              8,545
-------------------------------------------------------------                         ----------

        Total liabilities and stockholders' equity $ 134,127                        $   118,142
-------------------------------------------------------------                         ----------
Interest income and rate earned                              $     9,712        8.04%            $    8,792             8.27%
Interest expense and equivalent rate paid                          4,632        3.83                  4,052             3.81
------------------------------------------------------------------------------------                ------------------------

Net interest income and margin                               $     5,080        4.21%            $    4,740             4.46%
-------------------------------------------------------------------------------------                ------------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent in 1993 through 1996, and 34 percent in 1992; and state tax rates of 7.75 percent in 1995 and 1996, 7.8275 percent in 1994, 7.905 percent in 1993, and 7.9825 percent in 1992 in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee in 1992 through 1996; 7 percent in 1993 through 1996 in Maryland; 9.975 percent in 1995 and 1996, and 10.25 percent in 1993 and 1994 in Washington, D.C.; 4.87 percent in 1996 in Delaware; 6.5 percent in 1996 in New Jersey; and 10.75 percent in 1996 in Connecticut. Lease financing amounts include related deferred income taxes.




    -------------------------------------------------------------------------------------------------------------

                          YEAR ENDED 1994                    YEAR ENDED 1993                 YEAR ENDED 1992
    -------------------------------------------------------------------------------------------------------------

                              AVERAGE                              AVERAGE                               AVERAGE
                  INTEREST      RATES                  INTEREST      RATES                   INTEREST      RATES
      AVERAGE      INCOME/    EARNED/       AVERAGE     INCOME/    EARNED/        AVERAGE     INCOME/    EARNED/
     BALANCES      EXPENSE       PAID      BALANCES     EXPENSE       PAID       BALANCES     EXPENSE       PAID
    -------------------------------------------------------------------------------------------------------------


$       1,273           65          5.11% $   2,008          88        4.36%  $   3,070         146         4.77%

        1,391           57          4.09      1,045          33        3.15       2,106          77         3.66
        1,154           68          5.87      1,075          48        4.43         613          33         5.39
       13,542          750          5.54      8,327         418        5.02       3,043         197         6.46

        5,912          355          6.01     11,147         701        6.29      11,119         813         7.31
        1,806          202         11.21      1,720         198       11.51       2,068         238        11.49
    -----------------------               ----------------------             -----------------------
        7,718          557          7.23     12,867         899        6.99      13,187       1,051         7.97
    -----------------------               ----------------------             -----------------------


       19,797        1,549          7.82     17,631       1,364        7.73      17,302       1,397         8.08
        1,980          154          7.77      2,543         152        5.98       2,945         174         5.89
        9,441          766          8.12      8,475         661        7.80       8,067         667         8.27
          861           77          8.90        793          77        9.69       1,093          87         7.93
          548           30          5.40        385          18        4.85         329          19         5.80
    -----------------------               ----------------------             -----------------------
       32,627        2,576          7.89     29,827       2,272        7.62      29,736       2,344         7.88
    -----------------------               ----------------------             -----------------------

       19,172        1,407          7.34     14,864       1,168        7.86      12,318       1,105         8.97
        2,949          416         14.09      2,129         325       15.24           -           -            -
       15,978        1,456          9.12     16,176       1,485        9.18      16,646       1,800        10.82
    -----------------------               ----------------------             -----------------------
       38,099        3,279          8.61     33,169       2,978        8.98      28,964       2,905        10.03
    -----------------------               ----------------------             -----------------------
       70,726        5,855          8.28     62,996       5,250        8.33      58,700       5,249         8.94
    -----------------------               ----------------------             -----------------------
       95,804        7,352          7.67     88,318       6,736        7.63      80,719       6,753         8.37
                   ----------------------                -------------------                 --------------------
        4,862                                 5,093                               4,253
        5,747                                 6,199                               5,649
    ----------                            ----------                         -----------
$     106,413                           $    99,610                        $     90,621
    ----------                            ----------                         -----------



       21,786          464          2.13     18,858         408        2.16      15,390         458         2.98
       14,620          352          2.41     14,264         328        2.30      13,554         401         2.96
       25,216        1,042          4.13     26,444       1,091        4.13      26,809       1,374         5.12
        1,969           91          4.61        798          28        3.48         362          22         6.18
        1,963           97          4.95      2,078          89        4.30       3,591         185         5.14
    -----------------------               ----------------------             -----------------------
       65,554        2,046          3.12     62,442       1,944        3.11      59,706       2,440         4.09

        8,869          382          4.31      8,207         295        3.59       5,537         213         3.84
          849           35          4.15        484          13        2.64         483          15         3.15
        1,463           79          5.36        810          32        3.93         750          33         4.42
        4,009          251          6.26      3,598         198        5.51       3,528         241         6.82
    -----------------------               ----------------------             -----------------------
       80,744        2,793          3.46     75,541       2,482        3.29      70,004       2,942         4.20
                    ----------------------                -------------------                 --------------------
       15,206                                14,388                              12,241
        2,190                                 2,379                               2,096
            -                                     -                                  -
        8,273                                 7,302                               6,280
    ----------                            ----------                         -----------
$     106,413                           $    99,610                        $     90,621
    ----------                            ----------                         -----------
              $      7,352          7.67%            $    6,736        7.63%             $    6,753         8.37%
                     2,793          2.92                  2,482        2.81                   2,942         3.64
                  ----------------------                -------------------                 --------------------
              $      4,559          4.75%            $    4,254        4.82%             $    3,811         4.73%
                  ----------------------                -------------------                 --------------------


(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.
(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts for all years except 1992.
(d) Tax-equivalent adjustments included in trading account assets, securities available for sale, investment securities, commercial, financial and agricultural loans, and lease financing are (IN MILLIONS) $10, $13, $36, $23 and $2 in 1996, respectively; and $6, $13, $56, $27 and $3 in
    1995, respectively.

FIRST UNION CORPORATION AND SUBSIDIARIES
MANAGEMENT'S STATEMENT OF RESPONSIBILITY
--------------------------------------------------------------------------------

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

        To ensure the integrity, objectivity and fairness of the information in these consolidated financial statements, management of the Corporation has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of the internal control structure, management recruits and trains highly qualified personnel, and maintains sound risk management practices.

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





Edward E. Crutchfield                     Robert T. Atwood
Chairman and                              Executive Vice President and
Chief Executive Officer                   Chief Financial Officer


January 16, 1997

FIRST UNION CORPORATION AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

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

        We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Union Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.





KPMG Peat Marwick LLP
Charlotte, North Carolina


January 16, 1997


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                                     December 31,
                                                                                           ---------------------------------

(In millions, except per share data)                                                               1996        1995
--------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                                     $     6,509       6,312
Interest-bearing bank balances                                                                      316          79
Federal funds sold and securities purchased under resale agreements                               7,024       4,153
--------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                          13,849      10,544
--------------------------------------------------------------------------------------------------------------------
Trading account assets                                                                            3,934       1,881
Securities available for sale (amortized cost $14,194 in 1996; $17,993 in 1995)                  14,182      18,194
Investment securities (market value $2,636 in 1996; $3,320 in 1995)                               2,501       3,140
Loans, net of unearned income ($2,206 in 1996; $1,546 in 1995)                                   95,858      90,563
  Allowance for loan losses                                                                      (1,365)     (1,508)
--------------------------------------------------------------------------------------------------------------------
        Loans, net                                                                               94,493      89,055
--------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                            4,073       2,553
Due from customers on acceptances                                                                   763         616
Other intangible assets                                                                           2,849       2,432
Other assets                                                                                      3,483       3,465
--------------------------------------------------------------------------------------------------------------------
        Total                                                                               $   140,127     131,880
--------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                                                   18,632      17,043
  Interest-bearing deposits                                                                      76,183      75,512
--------------------------------------------------------------------------------------------------------------------
        Total deposits                                                                           94,815      92,555
Short-term borrowings                                                                            23,024      19,500
Bank acceptances outstanding                                                                        764         616
Other liabilities                                                                                 3,361       3,045
Long-term debt                                                                                    7,660       7,121
--------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                       129,624     122,837
--------------------------------------------------------------------------------------------------------------------

Guaranteed preferred beneficial interests in Corporation's junior subordinated
  deferrable interest debentures                                                                    495          -
--------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock                                                                                       -         183
Common stock, $3.33-1/3 par value; authorized 750,000,000 shares, outstanding
  287,348,312 shares in 1996; 277,845,768 shares in 1995                                            958         926
Paid-in capital                                                                                   2,336       1,975
Retained earnings                                                                                 6,727       5,848
Unrealized gain (loss) on debt and equity securities, net                                           (13)        111
--------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                               10,008       9,043
--------------------------------------------------------------------------------------------------------------------
        Total                                                                               $   140,127     131,880
--------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------------

                                                                                         Years Ended December 31,
                                                                                     ----------------------------------

(In millions, except per share data)                                                       1996        1995        1994
------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                                         $      7,724       7,223       5,824
Interest and dividends on securities available for sale                                   1,104         706         734
Interest and dividends on investment securities
  Taxable income                                                                            130         401         353
  Nontaxable income                                                                          70         109         134
Trading account interest                                                                    270          91          64
Other interest income                                                                       330         157         122
------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                             9,628       8,687       7,231
------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                                                      2,960       2,853       2,046
Interest on short-term borrowings                                                         1,197         817         496
Interest on long-term debt                                                                  475         382         251
------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                            4,632       4,052       2,793
------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                       4,996       4,635       4,438
Provision for loan losses                                                                   375         220         179
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                       4,621       4,415       4,259
------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trading account profits                                                                     102          69          52
Service charges on deposit accounts                                                         666         616         580
Mortgage banking income                                                                     155         150          88
Capital management income                                                                   566         428         330
Securities available for sale transactions                                                   31          44           6
Investment security transactions                                                              4           5           4
Fees for other banking services                                                             157         160         131
Sundry income                                                                               676         425         385
------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                          2,357       1,897       1,576
------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries                                                                                  1,781       1,615       1,436
Other benefits                                                                              415         347         337
------------------------------------------------------------------------------------------------------------------------
        Personnel expense                                                                 2,196       1,962       1,773
Occupancy                                                                                   351         353         353
Equipment                                                                                   417         320         270
Advertising                                                                                  41          72          65
Telecommunications                                                                          102          87          76
Travel                                                                                       92          78          61
Postage, printing and supplies                                                              162         139         123
FDIC assessment                                                                              41         120         184
Professional fees                                                                            88         176         169
External data processing                                                                    114          71          72
Other intangible amortization                                                               243         229         163
Merger-related restructuring charges                                                        281          94          -
SAIF special assessment                                                                     133          -           -
Sundry expense                                                                              407         392         438
------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                         4,668       4,093       3,747
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                2,310       2,219       2,088
Income taxes                                                                                811         789         712
------------------------------------------------------------------------------------------------------------------------
        Net income                                                                        1,499       1,430       1,376
Dividends on preferred stock                                                                  9          26          46
------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders
          before redemption premium                                                       1,490       1,404       1,330
Redemption premium                                                                            -           -          41
------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders
          after redemption premium                                                 $      1,490       1,404       1,289
------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income before redemption premium                                               $      5.35         5.04        4.72
Net income after redemption premium                                                       5.35         5.04        4.58
Cash dividends                                                                     $      2.20         1.96        1.72
AVERAGE COMMON SHARES (In thousands)                                                    278,812     278,677     281,663
------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------

                                                                                                       Unrealized
                                                                                                           Gain
                                                                                                       (Loss) on
                                                                                                       Debt and
(Dollars in millions,                Preferred Stock         Common Stock        Paid-in    Retained     Equity
                                 ----------------------------------------------
  shares in thousands)              Shares     Amount      Shares      Amount    Capital    Earnings   Securities     Total
----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993          11,560  $   262  278,204  $        927    2,513         4,217          27        7,946
Stockholders' equity of pooled
  banks not restated prior
  to 1994                                -      -      4,169           14        36            14          -            64
Net income                               -      -          -            -         -         1,376          -         1,376
Redemption of preferred stock       (6,318)    (32)        -            -      (252)          (41)         -          (325)
Purchase of common stock
  primarily for purchase
  accounting acquisitions               -      -     (11,067)          (37)    (381)            -          -          (418)
Common stock issued for
  stock options exercised               -      -       2,318             8       79            (5)         -            82
Common stock issued through
  dividend reinvestment plan            -      -       1,246             4       44             -          -            48
Common stock issued for
  purchase accounting
  acquisition                           -      -       3,607            12      151             -          -           163
Converted debentures and
  preferred stock                     (29)     -         467             2       18             -          -            20
Pre-merger transactions of
  pooled bank                           -      -       6,417            21      153           (53)         -           121
Cash dividends paid by
  First Union Corporation at
    8.03% per Series 1990
    preferred share                     -      -            -            -         -          (25)         -          (25)
    $1.72 per common share              -      -            -            -         -         (298)         -         (298)
  Acquired bank on
    Preferred shares                    -      -            -            -         -          (21)         -          (21)
    Common share                        -      -            -            -         -         (142)         -         (142)
Unrealized loss on debt and
  equity securities                     -      -            -            -         -            -       (317)        (317)
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994           5,213      230   285,361           951    2,361        5,022       (290)       8,274
Net income                               -      -           -            -         -        1,430           -       1,430
Purchase of common stock
  primarily for acquisitions             -      -     (25,435)         (85)   (1,114)          -          -       (1,199)
Common stock issued for
  stock options exercised                -      -       6,619           22       233         (51)         -          204
Common stock issued through
  dividend reinvestment plan             -      -       1,004            3        41           1          -           45
Common stock issued for
  purchase accounting
  acquisitions                           -      -      12,545           42       569            -         -          611
Converted preferred stock           (1,574)     (40)    1,658            6        59         (25)         -          -
Pre-merger transactions of
  pooled bank                          (251)     (7)   (3,906)         (13)     (174)          -          -        (194)
Cash dividends paid by
  First Union Corporation at
    8.90% per Series 1990
    preferred share                      -      -          -            -          -          (7)          -        (7)
    $1.96 per common share               -      -          -            -          -        (336)          -      (336)
  Acquired bank on
    Preferred shares                     -      -          -            -          -         (19)          -       (19)
    Common share                         -      -          -            -          -        (167)          -      (167)
Unrealized gain on debt and
  equity securities                      -      -          -            -          -           -         401       401
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995           3,388      183  277,846           926     1,975       5,848         111     9,043
-----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
                                                                                                     Unrealized
                                                                                                           Gain
                                                                                                      (Loss) on
                                                                                                       Debt and
(Dollars in millions,               Preferred Stock          Common Stock     Paid-in    Retained       Equity
 Shares in thousands)              Shares     Amount     Shares     Amount     Capital    Earnings   Securities      Total
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995         3,388        183      277,846      926        1,975       5,848          111      9,043
Net income                             -          -            -        -            -       1,499            -      1,499
Redemption of preferred stock       (433)      (109)           -        -            -           -            -       (109)
Purchase of common stock
     primarily for purchase
     accounting acquisitions           -          -      (15,284)     (50)        (918)          -            -       (968)
Common stock issued for
     stock options exercised           -          -        5,162       17          230           -            -        247
Common stock issued through
     dividend reinvestment plan        -          -          515        2           30           -            -         32
Common stock issued for
     purchase accounting
     acquisitions                      -          -       15,997       53          955           -            -      1,008
Converted preferred stock         (2,955)       (74)       3,112       10           64           -            -          -
Cash dividends paid
     Preferred shares                  -          -            -        -            -          (9)           -         (9)
     $2.20 per common share            -          -            -        -            -        (611)           -       (611)
Unrealized loss on debt and
     equity securities                 -          -            -        -            -           -         (124)      (124)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996             -         $-      287,348     $958        2,336        6,727         (13)    10,008
============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------------------

                                                                                                      Years Ended December 31,
                                                                                               -------------------------------------

(In millions)                                                                                        1996        1995        1994
----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income                                                                                  $       1,499       1,430       1,376
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                 39         (32)        (11)
  Provision for loan losses                                                                           375         220         179
  Provision for foreclosed properties                                                                  (1)         (3)         14
  Gain on sale of mortgage servicing rights                                                           (43)             -           -
  Securities available for sale transactions                                                          (31)        (44)         (6)
  Investment security transactions                                                                     (4)         (5)         (4)
  Depreciation and amortization                                                                       624         545         419
  Deferred income taxes                                                                               523         372         315
  Trading account assets, net                                                                      (2,053)       (564)       (515)
  Mortgage loans held for resale                                                                     (367)       (102)        880
  (Gain) loss on sales of premises and equipment                                                       (3)         11           5
  Gain on sale of segregated assets                                                                   (12)        (18)        (84)
  Other assets, net                                                                                   352         102         475
  Other liabilities, net                                                                             (448)         51         263
----------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                                     450       1,963       3,306
----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                           18,513       7,910      14,275
  Maturities of securities available for sale                                                       3,008       1,672       3,725
  Purchases of securities available for sale                                                      (15,977)     (7,328)    (15,637)
  Sales and underdeliveries of investment securities                                                   10          33          39
  Maturities of investment securities                                                                 803       2,459       2,965
  Purchases of investment securities                                                                 (172)     (3,642)     (1,602)
  Origination of loans, net                                                                          (689)     (7,468)     (7,869)
  Sales of loans                                                                                          -     2,000         251
  Sales of premises and equipment                                                                      60          47          77
  Purchases of premises and equipment                                                              (1,027)       (597)       (487)
  Other intangible assets, net                                                                          6         (40)         37
  Purchases of banking organizations, net of acquired cash equivalents                               (484)        525       2,010
----------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                                            4,051      (4,429)     (2,216)
----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of deposits, net                                                                           (2,887)     (3,624)       (567)
  Securities sold under repurchase agreements and other short-term borrowings, net                  2,365       7,325         878
  Issuance of guaranteed preferred beneficial interests                                               495          -           -
  Issuances of long-term debt                                                                       1,667       3,346         772
  Payments of long-term debt                                                                       (1,418)       (776)       (212)
  Sales of common stock                                                                               279         249         251
  Purchases of preferred stock                                                                          -          (7)          -
  Redemption of preferred stock                                                                      (109)          -        (325)
  Purchases of common stock                                                                          (968)     (1,199)       (418)
  Cash dividends paid                                                                                (620)       (529)       (486)
----------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                           (1,196)      4,785        (107)
----------------------------------------------------------------------------------------------------------------------------------
        Increase in cash and cash equivalents                                                       3,305       2,319         983
        Cash and cash equivalents, beginning of year                                               10,544       8,225       7,242
----------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                              $      13,849      10,544       8,225
----------------------------------------------------------------------------------------------------------------------------------

CASH PAID FOR
Interest                                                                                    $       4,688       3,953       2,686
Income taxes                                                                                          217         450         328
NONCASH ITEMS
Increase (decrease) in securities available for sale                                                    -       5,891        (414)
Increase (decrease) in investment  securities                                                           -      (5,905)        414
Increase in other assets                                                                                -          15          -
Increase in foreclosed properties and a decrease in loans                                              32          61          76
Conversion of preferred stock to common stock                                                          74          40           1
Increase in other intangible assets and stockholders' equity for converted debentures                   -          -           20
Issuance of common stock for purchase accounting acquisitions                                       1,008         611         163
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                                    (213)        597        (396)
    Other assets (deferred income taxes)                                                    $         (89)        196         (79)
----------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL
        First Union Corporation (the "Parent Company") is a bank holding company whose principal wholly owned subsidiaries are national banking associations using the name First Union National Bank and First Union Bank; First Union Capital Markets Corp., an investment banking firm; First Union Mortgage Corporation, a mortgage banking firm; and certain business trusts as more fully described in Note 11.
        The accounting and reporting policies of First Union Corporation and subsidiaries (the "Corporation") are in accordance with generally accepted accounting principles and conform to general practices within the banking and mortgage banking industries. The consolidated financial statements include accounts of the Parent Company and all its subsidiaries. In consolidation, all significant intercompany accounts and transactions are eliminated.
        The Corporation's principal sources of revenue emanate from its domestic banking, including trust operations, capital markets activity and mortgage banking operations, located primarily in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Its foreign banking operations are immaterial.
        Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

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

SECURITIES
        The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
        Trading account assets, primarily debt securities, and trading derivatives, which include interest rate futures, options, caps and floors and forward contracts, are recorded at market value. Included in noninterest income are realized and unrealized gains and losses resulting from such market value adjustments and from recording the results of sales of trading account securities.
        Securities available for sale, primarily debt securities, are recorded at market value with a corresponding adjustment net of tax recorded as a component of stockholders' equity. Securities available for sale are used as a part of the Corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk and other factors.
        Investment securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Corporation intends and has the ability to hold such securities until maturity.
        The market value of securities, including securities sold not owned, is generally based on quoted market prices or dealer quotes. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.

INTEREST RATE SWAPS, FLOORS AND CAPS
        The Corporation uses interest rate swaps, floors and caps for interest rate risk management, in connection with providing risk management services to customers and for trading for its own account.
        Interest rate swaps, floors and caps used to achieve interest rate risk management objectives are designated as hedges of specific assets and liabilities. The net interest payable or receivable on swaps, floors and caps is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for purchased floors and caps are amortized over the term of the floors and caps as a yield adjustment of the related asset or liability. Floors and caps are written only to adjust the amount or term of purchased floors and caps to more effectively reduce interest rate risk, and a net written position is not created. Premiums received on floors and caps offset the premium paid on the floors and caps they adjust. On the early termination of swaps, floors and caps, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities, and they are amortized over the shorter of the remaining contract life or the maturity of the related asset or liability. On disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any related premium or market value is recognized in earnings.
        Interest rate swaps, floors and caps entered into for trading purposes and sold to customers are accounted for on a mark-to-market basis with both realized and unrealized gains and losses recognized as trading profits. The fair value of these financial instruments represent the estimated amount the Corporation would receive or pay to terminate the contracts or agreements, and it is determined using a valuation model that considers current market yields and other relevant variables.

--------------------------------------------------------------------------------

INTEREST RATE FUTURES, FORWARD AND OPTION CONTRACTS
        The Corporation uses interest rate futures, forward and option contracts, other than floors and caps, for interest rate risk management and in connection with hedging interest rate products sold to customers.
        Interest rate futures and option contracts are used to hedge interest rate risk arising from specific financial instruments. Gains and losses on interest rate futures are (i) deferred and included in the carrying value of the related assets or liabilities, and (ii) amortized over the estimated lives of those assets and liabilities as a yield adjustment. Premiums paid for option contracts are included in other assets, and they are amortized over the option term as a yield adjustment of the related asset or liability. On the early termination of futures contracts, the deferred amounts are amortized over the remaining maturity of the related asset or liability. On disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any related premium or market value is recognized in earnings.
        Interest rate futures, forward and option contracts used to hedge risk management products sold to customers are marked to market, and both the realized and unrealized gains and losses are recognized as trading profits. The market value of these financial instruments is based on dealer or exchange quotes.

LOANS
        Commercial, financial and agricultural loans include industrial revenue bonds, highly leveraged transaction loans and certain other loans that are made primarily on the strength of the borrower's general credit standing and ability to generate repayment cash flows from income sources even though such bonds and loans may be secured by real estate or other assets.
        Commercial real estate construction and mortgage loans represent interim and permanent financing of commercial properties that are secured by real estate.
        Retail real estate mortgage loans represent 1-4 family first mortgage loans.
        Bankcard installment loans include credit card, instant cash reserve, signature and First Choice unsecured revolving lines of credit.
        Retail installment loans represent all other consumer loans, including home equity and second mortgage loans.
        Mortgage notes held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage loans are recognized when the proceeds are received from investors.
        In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation is a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.
        Unearned income is generally accreted to interest income using the constant yield method. Interest income is recorded on an accrual basis.
        The Corporation adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," on January 1, 1995 (the "Standards"). The adoption of the Standards required no increase to the allowance for loan losses, and it had no impact on net income in 1995 or 1996.The impact to historical and current amounts related to in-substance foreclosures was not material, and accordingly, historical amounts have not been restated.
        A loan is considered to be impaired when based on current information, it is probable the Corporation will not receive all amounts due in accordance with the contractual terms of a loan agreement. The discounted expected cash flow method is used in determining the value of impaired loans.
        When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement.
        A loan is also considered to be impaired if its terms are modified in a troubled debt restructuring after January 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 1996 and 1995, there were no accruing impaired loans.
        The accrual of interest is generally discontinued on all loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans and bankcard products that become approximately 120 days and 180 days past due, respectively, are generally charged to the allowance for loan losses. When

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan the Corporation has classified as nonaccrual, such loan is returned to accrual status.
        Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.
        The fair values of performing loans for all portfolios are calculated by discounting estimated cash flows through expected maturity dates. These cash flows are discounted using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. Such market yields also reflect a component for the estimated cost of servicing the portfolio. A prepayment assumption is used as an estimate of the number of loans that will be repaid prior to their scheduled maturity.
        For performing residential mortgage loans, fair values are estimated using a discounted cash flow analysis utilizing yields of comparable mortgage-backed securities. The loan portfolio is segmented into homogeneous pools based on loan types, coupon rates, maturities, prepayment characteristics and credit risk. These pools are compared with similar mortgage-backed securities to arrive at an appropriate discount rate; whole loan liquidity and risk characteristics are considered within the comparison.
        Fair value of nonperforming loans is calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with estimating such cash flows. Estimates of cash flows are made using knowledge of the borrower and available market data.
        The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

ALLOWANCE FOR LOAN LOSSES
        The allowance for loan losses is the amount considered adequate to provide for potential losses in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various classifications of loans, the fair value of underlying collateral and other factors.
        Management believes the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions.
        In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries' allowances for losses on loans and real estate owned. Such agencies may require such subsidiaries to recognize changes to the allowances based on their judgments about information available to them at the time of their examination.

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

INTANGIBLE ASSETS
        Generally, goodwill is being amortized on a straight-line basis over periods ranging from 15 to 25 years. The Corporation's unamortized goodwill is periodically reviewed to ensure conditions are not present that indicate the recorded amount of goodwill is not recoverable from future undiscounted cash flows. The review process includes an evaluation of the earnings history of each subsidiary, its contribution to the Corporation, capital levels and other factors. If events or changes in circumstances indicate further evaluation is warranted, the undiscounted net cash flows of the operations to which goodwill relates are estimated. If the estimated undiscounted net cash flows are less than the carrying amount of goodwill, a loss is recognized to reduce goodwill's carrying value to fair value, and when appropriate, the amortization period is also reduced. Unamortized goodwill associated with disposed assets is charged to current earnings. Credit card premiums are being amortized principally over the period of benefit not to exceed 10 years using the sum-of-the-years' digits method. Deposit base premiums are amortized principally over a 10-year period using accelerated methods. Annually, the fair value of the unamortized balance of such premiums is determined on a discounted cash flow basis, and if such value is less than such balance, the difference is charged to noninterest expense.

--------------------------------------------------------------------------------

FORECLOSED PROPERTIES
        Foreclosed properties are included in other assets, and they represent other real estate that has been acquired through loan or in-substance foreclosures or deeds received in lieu of loan payments. Generally, such properties are appraised annually, and they are recorded at the lower of cost or fair value less estimated selling costs. When appropriate, adjustments to cost are charged or credited to the allowance for foreclosed properties.

MORTGAGE LOAN ADMINISTRATION
        The Corporation adopted the provisions of SFAS No. 122, "Accounting for Mortgage Servicing Rights," on July 1, 1995.
        When the Corporation acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, the total cost of the mortgage loans is allocated to the mortgage servicing rights and the loans (without the servicing rights) based on their relative fair values.
        Mortgage servicing fees are recorded on an accrual basis. Mortgage servicing rights are amortized over the life of the related mortgages in proportion to estimated net servicing income. Quarterly, an appropriate carrying value of the unamortized balance of such mortgage servicing rights is determined by the Corporation, and it is based principally on a disaggregated, discounted cash flow method. The loans and associated servicing rights are segmented by predominant risk characteristics to include loan type, investor and interest rate. Additionally, an appropriate carrying value of the unamortized deferred excess servicing fee balance is determined by the Corporation quarterly, based principally on an aggregated discounted method. If such values are less than such balances, the differences are included as a reduction of mortgage banking income.
        Placement fees for services rendered in arranging permanent financing for income property loans are earned when the permanent commitment issued by the lender is approved and accepted by the borrower.
        Loan origination, commitment and certain other fees and certain direct loan origination costs are being deferred, and the net amount is being amortized as an adjustment of the related loan's yield, generally over the contractual life of the related loan, or if the related loan is held for resale, until the loan is sold.

PENSION AND SAVINGS PLANS
        Substantially all employees with one year of service are eligible for participation in a non-contributory, defined benefit pension plan and a matching savings plan. Pension cost is determined annually by an actuarial valuation, which includes service costs for the current year and amortization of amounts related to prior years. The Corporation's funding policy is to contribute to the pension plan the amount required to fund the benefits expected to be earned for the current year and to amortize amounts related to prior years using the projected unit credit valuation method. The difference between the pension cost included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated annually.
        The matching savings plan permits eligible employees to make basic contributions to the plan of up to six percent of base compensation and supplemental contributions of up to nine percent of base compensation. Annually, on approval of the Board of Directors, employee basic contributions may be matched up to six percent of the employee's base compensation.

INCOME TAXES
        The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to the Parent Company or receives payment from the Parent Company to the extent tax benefits are realized. Where state income tax laws do not permit consolidated income tax returns, applicable state income tax returns are filed. As more fully described in Note 15 to the consolidated financial statements, the Corporation accounts for income taxes as set forth in SFAS No. 109.

INCOME PER COMMON SHARE
        Income per common share is determined by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding. Common stock equivalents have not been material.

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

NOTE 2: ACQUISITIONS

        On January 1, 1996, the Corporation acquired First Fidelity Bancorporation ("First Fidelity"), a multi-bank holding company based in New Jersey. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation has been restated to include First Fidelity historical information for all periods presented herein. At December 31, 1995, First Fidelity had assets of $35.3 billion, net loans of $24.9 billion, deposits of $27.6 billion and net income applicable to common stockholders of $398 million.
        As a result of the merger, each of the 79 million net outstanding shares of First Fidelity common stock was converted into 1.35 shares of the Corporation's common stock and common stock equivalents, except that cash was paid for fractional share interests. In addition, the 3 million net outstanding shares of First Fidelity Series B Convertible Preferred Stock were converted into a like number of shares of the Corporation's Series B Convertible Class A Preferred Stock (the "Series B Stock") having substantially identical terms as the First Fidelity Series B, the 350,000 outstanding shares of First Fidelity Series D Adjustable Rate Cumulative Preferred Stock were converted into a like number of shares of the Corporation's Series D Adjustable Rate Cumulative Class A Preferred Stock (the "Series D Stock") having substantially identical terms as the First Fidelity Series D, and the 3 million net outstanding First Fidelity Depositary Receipts (each representing a 1/40th interest in a share of First Fidelity Series F 10.64% Preferred Stock (74,130 net outstanding shares)) were converted into a like number of the Corporation's Depositary Receipts (each representing a 1/40th interest in the Corporation's Series F 10.64% Class A Preferred Stock (the "Series F Stock")) having substantially identical terms as the First Fidelity Series F. See Note 12 for information related to the redemption of the Series B Stock, the Series D Stock and the Series F Stock.
        Additionally, restructuring charges primarily related to direct costs and existing severance contracts associated with the First Fidelity merger of $281 million ($181 million after tax) and $94 million ($73 million after tax) are included as a component of noninterest expense in 1996 and 1995, respectively. The remaining unpaid balance of the initial accrual of $375 million is $29 million at December 31, 1996.
        In 1996, various banking subsidiaries of the Parent Company also acquired twelve financial institutions and certain other assets which in the aggregate amounted to the addition of $7.8 billion in assets, $4.8 billion in net loans and $5.1 billion in deposits. The purchase method of accounting, which requires (i) no restatement of the Corporation's historical financial statements, and (ii) the inclusion of the acquired company's financial information on a fair value basis only from the date of consummation, was used in these transactions. With respect to these transactions, the Parent Company issued 16 million shares of its common stock in exchange for the common stock of certain of the acquired financial institutions, and it paid cash for the other financial institutions and asset, which in the aggregate amounted to $1.1 billion. These transactions resulted in an increase to stockholders' equity of $1.0 billion, and the increase was reduced by the Parent Company's purchase in the open market of 12 million shares of its common stock for $764 million in 1996. These transactions also resulted in an increase in goodwill of $595 million, which will be amortized on a straight-line basis over 25 years, and in deposit base premium of $70 million, which will be amortized on an accelerated basis over 10 years.
        In 1995, various banking subsidiaries of the Parent Company acquired eight financial institutions and certain other assets, which in the aggregate amounted to the addition of $10.3 billion in assets, $7.5 billion in net loans, and $7.3 billion in deposits. The purchase method of accounting was used in these transactions. With respect to these transactions, the Parent Company issued 13 million shares of its common stock in exchange for the common stock of certain of the acquired financial institutions, and it paid cash for the other financial institutions and assets, which in the aggregate amounted to $623 million. These transactions resulted in an increase to stockholders' equity of $611 million, and the increase was reduced by the Parent Company's purchase in the open market of 12 million shares of its common stock for $527 million in 1995, and the purchase of 1 million shares for $37 million in 1994. These transactions also resulted in an increase in goodwill of $476 million, which will be amortized on a straight-line basis over 25 years, and in deposit base premium of $114 million, which will be amortized on an accelerated basis over 10 years.
        Total acquired assets related to the Corporation's 1996 and 1995 purchase accounting acquisitions were 6 percent and 9 percent, respectively, of the Corporation's total assets at December 31, 1995 and 1994, respectively, and pro forma income per common share amounts were slightly dilutive. Accordingly, additional pro forma financial information with respect to these acquisitions is not considered material.

NOTE 3: SECURITIES AVAILABLE FOR SALE


                                                                                                               December 31, 1996
                                              --------------------------------------------------------------------------------------


                                                 1 Year     1-5        5-10     After 10                 Gross Unrealized  Amortized
                                                                                                     -----------------------
(In millions)                                  or Less      Years      Years       Years     Total      Gains     Losses       Cost
------------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
U.S. Treasury                               $        7      1,792         -            2     1,801         (5)        14      1,810
U.S. Government agencies                             9      2,287      7,063          26     9,385        (24)        52      9,413
Collateralized mortgage obligations                  6        928         -            -       934         (5)         5        934
State, county and municipal                          1          -          9          26        36           -         -         36
Other                                               84        986         89         867     2,026        (38)        13      2,001
------------------------------------------------------------------------------------------------------------------------------------
        Total                               $      107      5,993      7,161         921    14,182        (72)        84     14,194
------------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities                             $      107      5,993      7,161         102    13,363        (57)        83     13,389
Sundry securities                                    -          -          -         819       819        (15)         1        805
------------------------------------------------------------------------------------------------------------------------------------
        Total                               $      107      5,993      7,161         921    14,182        (72)        84     14,194
------------------------------------------------------------------------------------------------------------------------------------

AMORTIZED COST
Debt securities                             $      107      5,970      7,199         113    13,389
Sundry securities                                    -          -          -         805       805
---------------------------------------------------------------------------------------------------
        Total                               $      107      5,970      7,199         918    14,194
---------------------------------------------------------------------------------------------------

                                                                                                                   December 31, 1995
                                              -------------------------------------------------------------------------------------


                                                  1 Year     1-5        5-10    After 10                Gross Unrealized   Amortized
                                                                                                     -----------------------
(In millions)                                  or Less      Years      Years       Years     Total      Gains     Losses       Cost
------------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
U.S. Treasury                               $    1,507      1,444          4           4     2,959         (6)         7      2,960
U.S. Government agencies                           796      5,979      1,724           5     8,504       (110)         8      8,402
Collateralized mortgage obligations                848      3,727        179           1     4,755        (35)        18      4,738
State, county and municipal                          -          2          2           9        13          -          -      13
Other                                              242        952         96         673     1,963        (97)        14      1,880
------------------------------------------------------------------------------------------------------------------------------------
        Total                               $    3,393     12,104      2,005         692    18,194       (248)        47     17,993
------------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities                             $    3,393     12,104      2,005         104    17,606       (175)        47     17,478
Sundry securities                                    -          -          -         588       588        (73)         -        515
------------------------------------------------------------------------------------------------------------------------------------
        Total                               $    3,393     12,104      2,005         692    18,194       (248)        47     17,993
------------------------------------------------------------------------------------------------------------------------------------

AMORTIZED COST
Debt securities                             $    3,374     12,014      1,985         105    17,478
Sundry securities                                    -          -          -         515       515
---------------------------------------------------------------------------------------------------
        Total                               $    3,374     12,014      1,985         620    17,993
---------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

        Securities available for sale with an aggregate amortized cost of $9.4 billion at December 31, 1996, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
        Included in "U.S. Government agencies" and "Other" at December 31, 1996, are $1.1 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1996, these securities had a weighted average maturity of
3.55 years and a weighted average yield of 5.54 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 7.40 percent based on a weighted average funding cost differential of (1.86) percent.
        Expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U. S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1996 and 1995.
        At December 31, 1996 and 1995, collateralized mortgage obligations had a weighted average yield based on amortized cost of 7.36 percent and 6.59 percent, respectively.
        Securities available for sale at December 31, 1996 and 1995, do not include commitments to purchase $127 million and $359 million, respectively, of additional securities that at December 31, 1996 and 1995, had a market value of $127 million and $360 million, respectively.
        Securities available for sale at December 31, 1996 and 1995, include the carrying value of $98 million and $321 million, respectively, of securities that were sold for future settlement. Related gains and losses are accounted for on a trade date basis.
        Gross gains and losses realized on the sale of debt securities in 1996 were $138 million and $109 million, respectively, and on sundry securities such gains were $2 million.
        Gross gains and losses realized on the sale of debt securities in 1995 were $69 million and $42 million, respectively, and on sundry securities such gains were $17 million.
        Gross gains and losses realized on the sale of debt securities in 1994 were $38 million and $45 million, respectively, and on sundry securities $15 million and $2 million, respectively.
        At December 31, 1996, stockholders' equity includes an after-tax reduction of $13 million, $7 million of which is based on depreciation in the securities available for sale portfolio of $12 million, and $6 million of which is an unamortized after-tax loss related to the transfer of securities available for sale to the investment securities portfolio in 1994.
        At December 31, 1995, stockholders' equity includes an after-tax amount of $111 million based on appreciation in the securities available for sale portfolio of $201 million, and on an unamortized after-tax gain of $90 million. A transfer of $5.9 billion of investment securities to the securities available for sale portfolio as permitted by the Financial Accounting Standards Board only for the year ended December 31, 1995, was completed in the fourth quarter of 1995.


-----------------------------------------------------------------------------------------------------------------------------------

NOTE 4: INVESTMENT SECURITIES

                                                                                                          December 31, 1996
                                           ----------------------------------------------------------------------------------------


                                              1 Year      1-5        5-10      After 10               Gross Unrealized      Market
                                                                                                  ------------------------
(In millions)                               or Less      Years      Years       Years     Total    Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
U.S. Government agencies                 $        -        776        318           -     1,094       22            (3)      1,113
Collateralized mortgage obligations              67        414          -           -       481        8              -        489
State, county and municipal                      61        219        145         380       805      105            (1)        909
Other                                             1         11          9         100       121        4              -        125
-----------------------------------------------------------------------------------------------------------------------------------
        Total                            $      129      1,420        472         480     2,501      139            (4)      2,636
-----------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
Debt securities                          $      129      1,420        472         426     2,447      139            (4)      2,582
Sundry securities                                -           -          -          54        54        -              -         54
-----------------------------------------------------------------------------------------------------------------------------------
        Total                            $      129      1,420        472         480     2,501      139            (4)      2,636
-----------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities                          $      130      1,456        494         502     2,582
Sundry securities                                 -          -          -          54        54
------------------------------------------------------------------------------------------------
        Total                            $      130      1,456        494         556     2,636
------------------------------------------------------------------------------------------------

                                                                                                                December 31, 1995
                                           -----------------------------------------------------------------------------------------


                                             1 Year       1-5       5-10    After 10                      Gross Unrealized Market
                                                                                                  ------------------------
(In millions)                               or Less      Years      Years       Years     Total    Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
U.S. Government agencies                 $       81        950        236            -    1,267       32            (1)      1,298
Collateralized mortgage obligations              60        546           -           -      606       12            -          618
State, county and municipal                     286        274        171         446     1,177      132            (3)      1,306
Other                                             3          3         17          67        90        8            -           98
-----------------------------------------------------------------------------------------------------------------------------------
        Total                            $      430      1,773        424         513     3,140      184            (4)      3,320
-----------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
Debt securities                          $      430      1,773        424         497     3,124      184            (4)      3,304
Sundry securities                                 -         -          -           16        16       -             -           16
-----------------------------------------------------------------------------------------------------------------------------------
        Total                            $      430      1,773        424         513     3,140      184            (4)      3,320
-----------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities                          $      438      1,829        453         584     3,304
Sundry securities                                 -          -          -          16        16
------------------------------------------------------------------------------------------------
        Total                            $      438      1,829        453         600     3,320
------------------------------------------------------------------------------------------------



FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

        Investment securities with an aggregate carrying value of $1.9 billion at December 31, 1996, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
        Expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U. S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1996 and 1995.
        At December 31, 1996 and 1995, collateralized mortgage obligations had a weighted average yield of 7.64 percent and 7.22 percent, respectively.
        There were no commitments to purchase or sell investment securities at December 31, 1996 and 1995.
        Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in 1996 were $5 million and $1 million, respectively.
        Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in 1995 were $6 million and $1 million, respectively.
        Gross gains realized on repurchase agreement underdeliveries and calls of investment securities in 1994 were $4 million.
        See Note 3 for information related to a transfer of investment securities to the available for sale portfolio in 1995.


-----------------------------------------------------------------------------------------------------------

NOTE 5: LOANS

                                                                                         Years Ended
                                                                                        December 31,
                                                                          ---------------------------------

(In millions)                                                                             1996        1995
-----------------------------------------------------------------------------------------------------------

COMMERCIAL
Commercial, financial and agricultural                                            $     23,639      24,648
Real estate - construction and other                                                     2,674       2,506
Real estate - mortgage                                                                   9,504       9,992
Lease financing                                                                          4,852       3,170
Foreign                                                                                  1,085         649
-----------------------------------------------------------------------------------------------------------
        Total commercial                                                                41,754      40,965
-----------------------------------------------------------------------------------------------------------

RETAIL
Real estate - mortgage                                                                  28,683      27,274
Installment loans - Bankcard                                                             5,551       3,658
Installment loans - other                                                               18,596      17,548
Vehicle leasing                                                                          3,480       2,664
-----------------------------------------------------------------------------------------------------------
        Total retail                                                                    56,310      51,144
-----------------------------------------------------------------------------------------------------------
        Total loans                                                                $    98,064      92,109
-----------------------------------------------------------------------------------------------------------

        Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $1.3 billion and $950 million at December 31, 1996 and 1995, respectively. From January 1, 1996, through December 31, 1996, directors and executive officers of the Parent Company and their related interests borrowed $860 million and repaid $520 million. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.
        At December 31, 1996 and 1995, nonaccrual and restructured loans amounted to $669 million and $648 million, respectively. Interest related to nonaccrual and restructured loans for the years ended December 31,1996, 1995 and 1994, amounted to $54 million, $69 million and $70 million, respectively. Interest collected on such loans and included in the results of operations for each of the years in the three-year period then ended amounted to $12 million, $17 million and $10 million, respectively.
        At December 31, 1996 and 1995, impaired loans, which are included in nonaccrual loans, amounted to $347 million and $471 million, respectively. Included in the allowance for loan losses is $32 million related to $214 million of impaired loans at December 31, 1996, and $83 million related to $359 million of impaired loans at December 31, 1995. The rest of the impaired loans are recorded at or below fair value. At December 31, 1996 and 1995, the average recorded investment in impaired loans was $452 million and $492 million, respectively; and $19 million and $15 million, respectively, of interest income was recognized on loans while they were impaired. All this income was recognized on loans using a cash-basis method of accounting.
        Loan fair values are disclosed in Note 18.

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

------------------------------------------------------------------------------------------------------------------------

NOTE 6: ALLOWANCE FOR LOAN LOSSES

                                                                                               Years Ended December 31,
                                                                                     ----------------------------------

(In millions)                                                                              1996        1995        1994
------------------------------------------------------------------------------------------------------------------------

Balance, beginning of year                                                         $      1,508       1,578       1,622
Provision for loan losses                                                                   375         220         179
Allowance of loans acquired or sold, net                                                     50          49          59
------------------------------------------------------------------------------------------------------------------------
                                                                                          1,933       1,847       1,860
------------------------------------------------------------------------------------------------------------------------
Loan losses                                                                                 722         463         415
Loan recoveries                                                                             154         124         133
------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                                                    568         339         282
------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                               $      1,365       1,508       1,578
------------------------------------------------------------------------------------------------------------------------






------------------------------------------------------------------------------------------------------------------------

NOTE 7: PREMISES AND EQUIPMENT

                                                                                                Years Ended December 31,
                                                                                     ----------------------------------

(In millions)                                                                              1996        1995        1994
------------------------------------------------------------------------------------------------------------------------

Land                                                                               $        463         457         419
Buildings                                                                                 1,993       1,761       1,589
Equipment                                                                                 3,343       1,865       1,546
Capitalized leases                                                                           41          40          13
------------------------------------------------------------------------------------------------------------------------
                                                                                          5,840       4,123       3,567
Accumulated depreciation and amortization                                                (1,767)     (1,570)     (1,373)
------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                        $      4,073       2,553       2,194
------------------------------------------------------------------------------------------------------------------------
Net premises and equipment pledged as security for mortgage notes                  $         62          59          70
------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                                      $        335         268         221
------------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------------------------------

NOTE 8: FORECLOSED PROPERTIES

                                                                                                Years Ended December 31,
                                                                                        ----------------------------------

(In millions)                                                                                1996        1995        1994
--------------------------------------------------------------------------------------------------------------------------

Foreclosed properties                                                                $        111         203         293
--------------------------------------------------------------------------------------------------------------------------

Allowance for foreclosed properties, beginning of year                                         25          42          63
Provision for foreclosed properties                                                            (1)         (3)         14
Transfer from allowance for segregated assets                                                   1           -           2
Dispositions, net                                                                              (8)        (14)        (37)
--------------------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of year                                               17          25          42
--------------------------------------------------------------------------------------------------------------------------
Foreclosed properties, net                                                           $         94         178         251
--------------------------------------------------------------------------------------------------------------------------


FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994


--------------------------------------------------------------------------------

NOTE 9:  SHORT-TERM BORROWINGS

        Short-term borrowings of the Corporation at December 31, 1996, 1995 and 1994, which includes securities sold under repurchase agreements and accrued interest thereon, and the related maximum amount outstanding at the end of any month during such periods are presented below.

                                                                    Years Ended December 31,                   Maximum Outstanding
                                                          --------------------------------------------------------------------------

(In millions)                                                   1996         1995         1994          1996        1995        1994
------------------------------------------------------------------------------------------------------------------------------------

Securities sold under repurchase agreements             $     16,414       11,018        6,887        19,550      11,018       8,368
Federal funds purchased                                        2,184        3,385        1,336         2,843       3,385       3,094
Fixed and variable rate bank notes                               843        2,586            -         2,462       2,586          -
Interest-bearing demand deposits issued to
  the U. S. Treasury                                             391          365          378           605         764         723
Commercial paper                                               1,021        1,162          621         1,122       1,293       1,543
Other                                                          2,171          984        1,027         3,573       2,021       1,879
-----------------------------------------------------------------------------------------------
        Total                                          $      23,024       19,500       10,249
------------------------------------------------------------------------------------------------------------------------------------

        At December 31, 1996, 1995 and 1994, the combined weighted average interest rates related to federal funds purchased and securities sold under repurchase agreements were 6.12 percent, 5.52 percent and 6.04 percent, respectively. Maturities related to such instruments in each of the years in the three-year period then ended were not greater than 204 days.
        At December 31, 1996 and 1995, the weighted average interest rates for fixed and variable rate bank notes were 5.53 percent and 5.70 percent, respectively. Weighted average maturities related to such notes in each of the years in the two-year period then ended were 109 days and 90 days, respectively.
        At December 31, 1996, 1995 and 1994, the weighted average interest rates for commercial paper were 5.49 percent, 5.49 percent and 5.24 percent, respectively. Weighted average maturities related to such commercial paper in each of the years in the three-year period then ended were 21 days, 21 days and 4 days, respectively.
        Included in "Other" are Federal Home Loan Bank borrowings and securities sold short of $211 million and $1.9 billion, respectively, at December 31, 1996; $230 million and $439 million, respectively, at December 31, 1995; and $497 million and $445 million, respectively, at December 31, 1994.
        Substantially all short-term borrowings are due within 90 days, and accordingly, the carrying amount of such borrowings is deemed to be a reasonable estimate of fair value.




--------------------------------------------------------------------------------------------------------------------------------

NOTE 10: LONG-TERM DEBT


                                                                                                  1996                     1995
                                                                               ------------------------  -----------------------

                                                                                             Estimated                Estimated
                                                                                Carrying          Fair    Carrying         Fair
(In millions)                                                                     Amount         Value      Amount        Value
--------------------------------------------------------------------------------------------------------------------------------

DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
7-1/2% debentures, due in annual installments of not less than $1            $        16            16          16           16
  through December 1, 2002, net of debentures held of $11 in 1996 (a)
Notes
  Floating rate extendible, due June 15, 2005 (b)                                     10            10          10           10
  11%                                                                                       -            -      18           19
  Floating rate                                                                             -            -     150          150
  6-3/4%, due January 15, 1998 (par value $250) (c)                                  250           251         249          255
  Floating rate, due February 24, 1998 (par value $300) (c)                          300           300         300          300
Subordinated notes
  Fixed rate medium-term, varying rates and terms to 2001 (a)                         54            62          54           64
  Floating rate, due July 22, 2003 (par value $150) (c)                              149           149         149          149
  11% and variable rate                                                                     -            -      18           19
  8-1/8%                                                                                    -            -     100          102
  9.45%, due June 15, 1999 (par value $250) (c)                                      249           266         250          278
  9.45%, due August 15, 2001 (par value $150) (c)                                    148           164         148          172
  8-1/8%, due June 24, 2002 (par value $250) (c)                                     249           264         249          277
  8%, due November 15, 2002 (par value $225) (c)                                     224           236         223          248
  7-1/4%, due February 15, 2003 (par value $150) (c)                                 149           152         149          159
  6-5/8%, due July 15, 2005 (par value $250) (c)                                     248           240         248          255
  6%, due October 30, 2008 (par value $200) (c)                                      197           178         197          204
  6-3/8%, due January 15, 2009 (par value $150) (c)                                  148           138         148          149
  8%, due August 15, 2009 (par value $150)                                           149           155         149          165
  8.77%, due November 15, 2004 (par value $150)                                      149           157         149          165
  7.05%, due August 1, 2005 (par value $250) (c)                                     248           249         248          263
  6-7/8%, due September 15, 2005 (par value $250) (c)                                249           246         248          260
  7%, due March 15, 2006 (par value $200) (c)                                        198           198           -           -
  7.18%, due April 15, 2011 (par value $60)                                           59            60           -           -
  7-1/2%, due July 15, 2006 (par value $300) (c)                                     297           306           -           -
Subordinated debentures
  7-1/2%, due April 15, 2035 (par value $250)                                        246           261         246          277
  6.55%, due October 15, 2035 (par value $250)                                       249           243         248          260
  6.824%/7.574%, due August 1, 2026 (par value $300)                                 298           304           -           -
--------------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes issued by the Parent Company                    4,533         4,605       3,964        4,216
--------------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                 1996                     1995
                                                                              ------------------------  -----------------------

                                                                                            Estimated                Estimated
                                                                               Carrying          Fair    Carrying         Fair
(In millions)                                                                    Amount         Value      Amount        Value
-------------------------------------------------------------------------------------------------------------------------------

DEBENTURES AND NOTES OF SUBSIDIARIES
Debentures and notes
  Floating rate senior                                                                -            -          200          200
  Varying rates and terms to 2015                                                    65            69          37           40
  9-3/4% senior, due September 1, 2003 (par value $145)                             158           159           -           -
Subordinated notes
  Bank, varying rates and terms to 2036                                           1,247         1,252       1,165        1,165
  6.80%, due June 15, 2003 (par value $150) (c)                                     149           154         150          155
  9-5/8%, due August 15, 1999 (par value $150) (c)                                  149           161         150          168
  Floating rate, due March 15, 1997 (par value $25) (c)                              25            25          25           25
Subordinated capital notes
  8-1/2%, due April 1, 1998 (par value $150) (c)                                    149           153         149          158
  9-7/8%, due May 15, 1999 (par value $75)                                           75            82          75           85
  9-5/8%, due June 15, 1999 (par value $75)                                          74            80          75           84
10-1/2% collateralized mortgage obligations, due 2014                                37            41          49           54
-------------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes of subsidiaries                                2,128         2,176       2,075        2,134
-------------------------------------------------------------------------------------------------------------------------------

OTHER DEBT
Notes payable to the Federal Deposit Insurance Corporation                            -            -           76           76
Advances from the Federal Home Loan Bank                                            930           930         958          958
Mortgage notes and other debt of subsidiaries, varying rates and terms               44            45          40           45
Capitalized leases, rates generally ranging from 7-1/2% to 15.20%                    25            25           8            9
-------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                                            999         1,000       1,082        1,088
-------------------------------------------------------------------------------------------------------------------------------
        Total                                                               $     7,660         7,781       7,121        7,438
-------------------------------------------------------------------------------------------------------------------------------

(a)  Redeemable at the option of the Parent Company.
(b)  Redeemable in whole or in part at the option of the Parent Company.
(c)  Not redeemable prior to maturity.

        The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.
        The interest rate on the floating rate extendible notes is 5.7125 percent to March 15, 1997.
        The interest rate on the floating rate notes due February 24, 1998, is
5.6875 percent to February 24, 1997.
        Fixed rate medium-term senior and subordinated notes can be issued periodically. Interest rates, maturities, redemption and other terms are determined at the date of issuance. At December 31, 1996, the Parent Company had issued medium-term subordinated notes with fixed rates of interest ranging from 9.49 percent to 9.93 percent.
        The interest rate on the floating rate subordinated notes is 5.65234 percent to January 22, 1997.
        The 8 percent subordinated notes due August 15, 2009, are redeemable in whole and not in part at the option of the Parent Company on August 15, 2004.
        The 8.77 percent subordinated notes are redeemable in whole or in part at the option of the Parent Company on November 15, 1999.
        The 7.18 percent subordinated notes are redeemable in whole and not in part at the option of the Parent Company on April 15, 2000, and on each October 15 and April 15 thereafter.
        Holders of the 7-1/2 percent subordinated debentures and the 6.55 percent subordinated debentures may elect to redeem a part or all of such debentures on April 15, 2005, and October 15, 2005, respectively. Otherwise such debentures are not redeemable prior to maturity.
        Holders of the 6.824 percent/7.754 percent subordinated debentures may elect to redeem a part or all of such debentures on August 1, 2006, or August 1, 2016. Otherwise such debentures are not redeemable prior to maturity.
        The 9-3/4 percent senior notes were issued by an acquired subsidiary prior to the acquisition, and in accordance with a covenant defeasance related thereto, the subsidiary has announced that it will redeem all such notes on September 2, 1998, the earliest date the notes can be redeemed, at a redemption price equal to 103.375 percent of the principal amount then outstanding plus any accrued and unpaid interest to such date. The subsidiary has deposited with the trustee for the notes sufficient cash and securities to effect the redemption on such date.

--------------------------------------------------------------------------------

        At December 31, 1996, bank notes of $500 million had floating rates of interests ranging from 4.89 percent to 5.55 percent, and $747 million of the notes had fixed rates of interest ranging from 5.67 percent to 7-1/8 percent.
        The interest rate on the floating rate subordinated note is 5.75 percent to February 3, 1997.
        The 9-7/8 percent (which were assumed by the Parent Company) and the 9-5/8 percent subordinated capital notes may not be redeemed prior to maturity, except upon the occurrence of certain events.
        The 10-1/2 percent collateralized mortgage obligations were issued by a wholly owned subsidiary of an acquired savings bank. Such obligations consist of Class A-4 bonds collateralized by mortgage participation certificates ("FHLMC Certificates") issued by the Federal Home Loan Mortgage Corporation. Maturity of the obligations depends on the rate of payments made on the FHLMC Certificates. Such obligations are not redeemable, except upon the occurrence of certain events.
        In February 1997, $640 million of senior or subordinated debt securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission.
        The weighted average rate paid for long-term debt in 1996, 1995 and 1994 was 6.28 percent, 6.69 percent and 6.26 percent, respectively. Interest rate swap agreements entered into at the time of issuance of certain long-term debt reduced related interest expense.
        Long-term debt maturing in each of the five years subsequent to December 31, 1996, is as follows (in millions): 1997, $1,194; 1998, $989; 1999, $569;
2000, $144; and 2001, $207.




--------------------------------------------------------------------------------

      NOTE 11: GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

        First Union Institutional Capital I, a statutory business trust (the "Trust") created by the Parent Company had outstanding at December 31, 1996, $495 million (par value $500 million) of 8.04% Capital Securities which will mature on December 1, 2026 (the "Capital Securities"). The principal assets of the Trust are $515 million of the Parent Company's 8.04% Junior Subordinated Deferrable Interest Debentures which will mature on December 1, 2026 (the "Subordinated Debentures"). Additionally, the Trust has issued $15 million of common securities (the "Common Securities") to the Parent Company. The estimated fair value of each of the Capital Securities and the Subordinated Debentures at December 31, 1996, was $500 million.
        The Capital Securities, the Subordinated Debentures and the Common Securities are redeemable in whole or in part on or after December 1, 2006, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.
        On January 6, 1997, and January 16, 1997, First Union Institutional Capital II and First Union Capital I, respectively, both statutory business trusts (the "Trusts") created by the Parent Company, issued $250 million of 7.85% Capital Securities and $250 million of 7.935% Capital Securities, Series A, respectively, (together the "Securities") which will mature on January 1, 2027, and January 15, 2027, respectively. The principal combined assets of the Trusts are $515 million of the Parent Company's subordinated debentures with like maturities and like interest rates to the Securities. Additionally, the Trusts have issued $15 million in the aggregate of common securities to the Parent Company.
        The Securities, the assets of the Trusts and the common securities issued by the Trusts are redeemable in whole or in part on or after January 1, 2007, and January 15, 2007, respectively, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.
        The Capital Securities and the Securities may be included in tier 1 capital for regulatory capital adequacy determination purposes. Distributions to the holders of the Capital Securities and the Securities will be included in sundry expense.
        The obligations of the Parent Company with respect to the issuance of the Capital Securities and the Securities constitute a full and unconditional guarantee by the Parent Company of the Trust's obligations with respect to the Capital Securities and the Securities.
        Subject to certain exceptions and limitations, the Parent Company may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Securities.

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

------------------------------------------------------------------------------------------------------------------------------------

NOTE 12:  PREFERRED STOCK

                                                                               1996                    1995                    1994
                                                              ----------------------  ---------------------- -----------------------

(Shares in thousands, dollars in millions)                       Shares      Amount     Shares       Amount      Shares      Amount
------------------------------------------------------------------------------------------------------------------------------------

Series 1990
Balance, beginning of year                                            -      $    -           -       $  -      6,318 $        32
Redemption of preferred stock                                         -           -           -          -     (6,318)        (32)
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                  -           -           -          -           -            -
------------------------------------------------------------------------------------------------------------------------------------
Series B Stock
Balance, beginning of year                                        2,964          74      4,788          120       4,817         120
Purchases of preferred stock                                          -           -       (250)          (6)         -            -
Conversions of preferred stock into common stock                 (2,955)        (74)    (1,574)         (40)        (29)          -
Redemption of preferred stock                                        (9)          -          -            -           -           -

------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                  -           -      2,964           74        4,788         120
------------------------------------------------------------------------------------------------------------------------------------
Series D Stock
Balance, beginning of year                                          350          35        350           35         350          35
Redemption of preferred stock                                      (350)        (35)         -           -           -            -
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                  -           -        350           35         350          35
------------------------------------------------------------------------------------------------------------------------------------
Series F Stock
Balance, beginning of year                                           74          74         75           75          75          75
Purchases of preferred stock                                           -          -         (1)          (1)          -            -
Redemption of preferred stock                                       (74)        (74)          -           -           -            -
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                  -           -         74           74          75          75
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                         -       $   -      3,388   $      183       5,213    $    230
------------------------------------------------------------------------------------------------------------------------------------

        The Corporation is authorized to issue up to 40 million shares of class A preferred stock, no-par value, and 10 million shares of preferred stock, no-par value, each in one or more series. In connection with the First Fidelity merger, the Corporation issued three new series of preferred stock, which are described in Note 2 and all of which were redeemed or converted into the Corporation's common stock as more fully described herein.
        On November 15, 1996, the Corporation redeemed all of the outstanding shares of the Series B Stock at a redemption price of $25.00 per share (plus accrued and unpaid dividends), substantially all of which were converted into 3 million shares of common stock.
        On July 1, 1996, the Corporation redeemed all of the outstanding shares of the Series D Stock and the Series F Stock at an aggregate redemption price of $109 million (plus accrued and unpaid dividends).
        The Series 1990 Preferred Stock was issued in connection with the acquisition of Florida National Banks of Florida, Inc. by the Corporation in January 1990. On December 20, 1994, the Corporation elected to redeem all of the outstanding shares of its Series 1990 Preferred Stock. The redemption occurred on March 31, 1995, at a redemption price of $51.50 per share. A redemption premium of $41 million, which represents the difference between a $44.96 book value and the $51.50 redemption price was deducted from net income applicable to common stockholders in 1994. At December 31, 1994, $325 million was placed in trust with an affiliated bank. The final dividend was paid on March 31, 1995.


------------------------------------------------------------------------------------------------------------------------------------

NOTE 13:  COMMON STOCK AND CAPITAL RATIOS

                                       Option                                                                     Weighted
                                    Prices or        Balance,     Grants     Exercises   Forfeitures    Balance,  Average
                                       Market       Beginning     or New            or     and Other     End of  Exercise
(Shares in thousands)                  Values         of 1996     Shares     Purchases    Reductions      1996   Prices  Exercisable
------------------------------------------------------------------------------------------------------------------------------------

1984 Master Stock Plan
Options granted                 $20.25-$27.25            197         -           (121)      (9)            67    $ 26.26          67
Available                                                508         -              -        9            517                    -
1988 Master Stock Plan
Options granted                 $14.75-$35.88          1,014         -           (243)       -            771    $ 28.62         771
Restricted stock granted                 -                93         -            (92)      (1)            -                     -
Available                                              1,114         -              -        -          1,114                    -
1992 Master Stock Plan
Options granted                 $44.75-$58.50          2,152       303           (298)     (13)         2,144    $ 46.78       1,841
Restricted stock granted        $44.75-$58.50          1,176       101           (316)     (15)           946                   -
Available                                              1,290      (404)             -       13            899                   -
1996 Master Stock Plan
Options granted                        $58.50             -      1,375             (1)     (12)         1,362    $ 58.50        -
Restricted stock granted               $58.50             -        920             (9)      (7)           904                   -
Available                                                 -     11,705               -      12         11,717                   -
1994 Employee Plan                          -          1,383         -         (1,238)    (145)            -                    -
1996 Employee Plan                     $54.51             -      4,794         (1,235)     (98)         3,461    $ 54.51       3,461
Dividend Reinvestment Plan                  -          4,022         -           (515)       -          3,507                   -
Option plans of acquired
  companies
    Options granted                $9.12-$50.60        2,629         -           (665)      (29)        1,935    $ 31.64       1,846
    Options granted                $6.81-$63.14          512       921           (497)      (10)          926    $ 37.54         926
    Options granted                 $5.98-$8.39           13        -              (4)       -              9    $  8.01           9
    Options granted             $103.52-$590.27           69        -               -       (1)            68    $278.07          68
------------------------------------------------------------------------------------------------------------------------------------

        Under the terms of the 1984,1988, 1992 and 1996 Master Stock Plans (the "Plans"), stock options may be periodically granted to key personnel at a price not less than the fair market value of the shares at the date of grant. The exercise periods for options granted under the Plans are (i) determined at the date of grant, (ii) not exercisable for one year following the date of grant, and (iii) for periods no longer than ten years.
        Restricted stock may also be granted under the Plans. The stock is subject to certain restrictions over a specified period (generally, five years), during which time the holder is entitled to full voting rights and dividend privileges.
        Employees, based on their eligibility and compensation, were granted options to purchase shares of common stock under the 1994 and 1996 Employee Stock Purchase Plans (together, the "Plan") at a price equal to 85 percent of the fair market value of the shares as of the Plan date. From the Plan date, and generally for approximately a two-year period thereafter, employees have the option to purchase all or a portion of the optioned shares. The Plan provides that at the end of such two-year period (the "Final Purchase Date"), the option price will be the lesser of 85 percent of the fair market value as of the Plan date or 85 percent of the fair market value as of the Final Purchase Date.
        Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividends and optional cash payments are used to purchase Parent Company common stock.
        Under the terms of the Parent Company's merger agreements with certain acquired companies, all options with respect to their common stock were converted into options to purchase Parent Company common stock.
        In accordance with a Shareholder Protection Rights Agreement dated December 18, 1990, as amended, the Parent Company issued a dividend of one right for each share of Parent Company common stock outstanding as of such date. These continue to attach to all common stock issued after December 18, 1990.
        The rights will become exercisable if any person or group commences a tender or exchange offer that would result in (i) their becoming the beneficial owner of 15 percent or more of the Parent Company's common stock, or (ii) any person being determined by the Federal Reserve Board to control the Corporation within the meaning of the Bank Holding Company Act of 1956, as amended.
        The rights will also become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Parent Company's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $210.00, a number of shares of the Parent Company's common stock (or at the option of the Board of Directors, shares of junior participating class A preferred stock) having a market value of twice the exercise price. If any person or group acquires beneficial ownership of between 15 percent and 50 percent of the Parent Company's common stock, the Board of Directors may, at its option,

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

exchange for each outstanding right (other than rights owned by such person or group) either two shares of common stock or two one-hundredths of a share of junior participating class A preferred stock having economic and voting terms similar to two shares of common stock.
        The rights are subject to adjustment if certain events occur, and they will expire on December 28, 2000, if not redeemed or terminated sooner.
        On January, 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires either the (i) fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans, or (ii) impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"). The Corporation will continue such accounting under the provisions of APB 25. The pro forma effect in 1996 to net income per common share was approximately 3 percent, and accordingly, additional information is not considered material.
        Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4 percent and a minimum ratio of total capital to risk-weighted assets of 8 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3 percent to 5 percent.
        At December 31, 1996, the Corporation's tier 1 capital ratio, total capital ratio and leverage ratio were 7.33 percent, 12.33 percent and 6.13 percent, respectively. At December 31, 1995, such ratios were 6.70 percent,
11.45 percent and 5.49 percent, respectively. The Corporation does not anticipate or foresee any conditions that would reduce such ratios to levels at or below minimum or that would cause its deposit-taking banking affiliates to be less than well capitalized.
        Additional information related to the consolidated capital ratios of the Corporation for each of the years in the two-year period ended December 31, 1996, can be found in "Management's Analysis of Operations" - "Stockholders' Equity; Regulatory Capital" on page 11 and in Table 18 on page T-18, which are incorporated herein by reference.

--------------------------------------------------------------------------------

NOTE 14: PERSONNEL EXPENSE

        Personnel expense for each of the years in the three-year period ended December 31, 1996, is presented below.

                                                                                               Years Ended December 31,


                                                                                     -----------------------------------

(In millions)                                                                              1996         1995        1994
------------------------------------------------------------------------------------------------------------------------

Salaries                                                                           $      1,781        1,615       1,436
Pension cost                                                                                 53           25          27
Savings plan                                                                                 58           53          48
Other benefits                                                                              304          269         262
------------------------------------------------------------------------------------------------------------------------
        Total                                                                      $      2,196        1,962       1,773
------------------------------------------------------------------------------------------------------------------------

        Pension expense for nonqualified plans was $11 million, $10 million and $5 million for the years ended December 31, 1996,1995 and 1994, respectively.
        The accumulated benefit obligation for nonqualified plans was $87 million, $52 million and $28 million for the years ended December 31, 1996, 1995 and 1994, respectively, including vested benefits of $86 million, $51 million and $27 million, respectively. Such plans have no assets. The assumed rates used in actuarial computations were the same as those used in the qualified pension plan computations.
        The Corporation has tax-qualified defined benefit pension plans (together, the "Plan") covering substantially all of its employees with one year of service. The benefits are based on years of service and the employee's highest five-year average compensation. Contributions are made each year to a trust in an amount that is determined by an actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Corporation's tax return.
        At December 31, 1996, Plan assets primarily include U.S. Government and Government agency securities and equity securities. Also included are one million shares of the Parent Company's common stock. All Plan assets are held by First Union National Bank of North Carolina (the "Bank") in a Bank-administered trust fund.
        In 1994, pension cost includes settlement losses of $1 million related to the purchase of annuities for certain retirees.
        The Plan's funded status for each of the years in the three-year period ended December 31, 1996, is presented below.




                                                                                                    Years Ended December 31,
                                                                                            ---------------------------------------

(In millions)                                                                                      1996      1995       1994
-----------------------------------------------------------------------------------------------------------------------------

ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
Accumulated benefit obligation including vested benefits of $658, 1996; $591, 1995;
  and $462, 1994                                                                               $    710       643        494
-----------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date                                          (909)     (838)      (657)
Plan assets at fair value                                                                         1,114       971        837
-----------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                               205       133        180
Prior service cost                                                                                   36        40          8
Unrecognized net loss from past experience different from that assumed and effects
  of changes in assumptions                                                                          91       132         82
Unrecognized net  transition asset                                                                  (17)      (20)       (24)
-----------------------------------------------------------------------------------------------------------------------------
        Prepaid pension cost included in other assets                                          $    315       285        246
-----------------------------------------------------------------------------------------------------------------------------

ASSUMED RATES USED IN ACTUARIAL COMPUTATIONS
Discount rate at beginning of year                                                                7.50% 8.25-8.75  7.00-7.50
Discount rate at end of year                                                                      7.75      7.50   8.25-8.75
Weighted average rate of increase in future compensation levels                                   4.50      4.50   4.00-5.00
Long-term average rate of return                                                                  8.50% 8.50-9.75  8.50-9.75
-----------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

        Certain components of net pension cost for each of the years in the three-year period ended December 31, 1996, are presented below.

                                                                                                Years Ended December 31,
                                                                                      -----------------------------------

(In millions)                                                                               1996         1995        1994
--------------------------------------------------------------------------------------------------------------------------

NET PENSION COST
Service cost-benefits earned during the period                                      $         58           38          44
Interest cost on projected benefit obligation                                                 60           52          50
Actual (return) loss on Plan assets                                                          (99)        (135)         12
Net amortization and deferral                                                                 23           60         (84)
Settlement loss                                                                                    -             -      1
--------------------------------------------------------------------------------------------------------------------------
        Net pension cost                                                            $         42           15          23
--------------------------------------------------------------------------------------------------------------------------

        The Corporation and its subsidiaries provide certain health care and life insurance benefits for retired employees. Substantially all the Corporation's employees may become eligible for these benefits if they reach retirement age while working for the Corporation. Life insurance benefits are provided through an insurance company. Medical and other benefits are provided through a tax-exempt trust formed by the Corporation. The Corporation recognizes the cost of providing these benefits by expensing annual insurance premiums, trust funding allocations and administrative expenses.
        The amount expensed for group insurance for active employees in 1996, 1995 and 1994 was $109 million, $95 million and $84 million, respectively.
        The status of postretirement benefits other than pensions and certain amounts recognized in the Corporation's consolidated financial statements for each of the years in the three-year period ended December 31, 1996, are presented below.

                                                                                                       Years Ended December 31,


                                                                                            -----------------------------------

(In millions)                                                                                     1996         1995        1994
-------------------------------------------------------------------------------------------------------------------------------

ACTUARIAL PRESENT VALUE OF POSTRETIREMENT BENEFITS OBLIGATION
Retirees                                                                                  $        159          191         158
Fully eligible active employees                                                                      4            4           9
Other active participants                                                                           49           44          33
-------------------------------------------------------------------------------------------------------------------------------
        Accumulated postretirement benefit obligation                                     $        212          239         200
-------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets                                     $        212          239         200
Unrecognized prior service cost                                                                     -            10           -
Unrecognized net gain (loss) from past experience different from that assumed and
  effects of changes in assumptions                                                                 22          (31)          9
Unrecognized net transition obligation                                                             (46)         (60)        (64)
--------------------------------------------------------------------------------------------------------------------------------
        Accrued postretirement benefit cost                                               $        188          158         145
--------------------------------------------------------------------------------------------------------------------------------

ASSUMED RATES USED IN ACTUARIAL COMPUTATIONS
Weighted average discount rate                                                                    7.75%         7.50  8.25-8.75
Rate of increase in future compensation levels, depending on age                                   4.50    4.00-9.00   4.00-5.00
Health care cost trend rate
  Prior to age 65 (at December 31, 1996, changed to 6 percent)                                   11.67      11.67-      12.25-
                                                                                               grading       12.25       12.50
                                                                                               to 7.00
  After age 65 (at December 31, 1996, changed to 5 percent)                                      10.67      10.67-      10.00-
                                                                                               grading
                                                                                               to 6.00 %     11.25       11.25
--------------------------------------------------------------------------------------------------------------------------------

EFFECT OF ONE PERCENT INCREASE IN HEALTH CARE COST TREND RATE
Service costs                                                                             $         -             -           -
Interest costs                                                                                       1            1           1
Accumulated postretirement benefit obligation                                             $         10           14          14
--------------------------------------------------------------------------------------------------------------------------------

POSTRETIREMENT COSTS
Service cost-benefits earned during the period                                            $          4            3           3
Interest cost on projected benefit obligation                                                       17           16          15
Amortization of transition obligation                                                                5            2           4
--------------------------------------------------------------------------------------------------------------------------------
        Net cost                                                                          $         26           21          22
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 15: INCOME TAXES

        The Corporation accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
        The provision for income taxes for each of the years in the three-year period ended December 31, 1996, is presented below.

                                                                                                      Years Ended December 31,
                                                                                         ------------------------------------------



(In millions)                                                                                 1996             1995        1994
--------------------------------------------------------------------------------------------------------------------------------

CURRENT INCOME TAX EXPENSE (BENEFITS)
Federal                                                                                $       239              384         314
State                                                                                           49               33          83
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                  288              417         397
--------------------------------------------------------------------------------------------------------------------------------

DEFERRED INCOME TAX EXPENSE (BENEFITS)
Federal                                                                                        521              326         325
State                                                                                            2               46         (10)
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                  523              372         315
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                                          $       811              789         712
--------------------------------------------------------------------------------------------------------------------------------


        The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 1996, are presented below.


                                                                                                  Years Ended December 31,
                                                   -----------------------------------------------------------------------

                                                                    1996                     1995                    1994
                                                   ----------------------   ----------------------   ---------------------
                                                                           Percent of               Percent of   Percent of
                                                                 Pre-tax                  Pre-tax                 Pre-tax
(In millions)                                         Amount      Income      Amount      Income       Amount     Income
--------------------------------------------------------------------------------------------------------------------------

Income before income taxes                       $     2,310              $     2,219            $     2,088
                                                   ----------             ----------              ----------
Tax at federal income tax rate                   $       808      35.0%   $       777     35.0%  $       731         35.0%
Reasons for difference in federal income
  tax rate and effective tax rate
    Tax-exempt interest, net of cost to carry            (40)     (1.7)          (53)     (2.4)         (60)         (2.9)
    State income taxes, net of federal tax
      benefit                                             33       1.4            51       2.3           47           2.2
    Goodwill amortization                                 35       1.5            31       1.4           22           1.1
    Change in the beginning-of-the-year
      deferred tax assets valuation allowance             (6)     (0.3)            3       0.1            2           0.1
    Other items, net                                     (19)     (0.8)          (20)     (0.9)         (30)         (1.4)
---------------------------------------------------------------------------------------------------------------------------
        Total                                    $       811      35.1% $        789      35.5%  $       712         34.1%
---------------------------------------------------------------------------------------------------------------------------


FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

        The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax liabilities (assets) for each of the years in the three-year period ended December 31, 1996, are presented below.

                                                                                                     Years Ended December 31,
                                                                                        ------------------------------------------

(In millions)                                                                                1996             1995        1994
-------------------------------------------------------------------------------------------------------------------------------

DEFERRED INCOME TAX LIABILITIES
Depreciation                                                                          $        91               67          53
Unrealized gain on debt and equity securities                                                   -               60          -
Intangible assets                                                                              97               77          66
Leasing activities                                                                          1,253              762         467
Prepaid insurance premiums                                                                      2                4          29
Prepaid pension assets                                                                        102               83          78
Loan loss reserve recapture                                                                    49               72          27
Other                                                                                          77               58          41
-------------------------------------------------------------------------------------------------------------------------------
        Total deferred income tax liabilities                                               1,671            1,183         761
-------------------------------------------------------------------------------------------------------------------------------

DEFERRED INCOME TAX ASSETS
Provision for loan losses, net                                                               (492)            (536)       (575)
Accrued expenses, deductible when paid                                                       (269)            (266)       (215)
Unrealized loss on debt and equity securities                                                  (7)               -        (156)
Foreclosed properties                                                                          (6)             (12)        (31)
Sale and leaseback transactions                                                               (10)             (17)        (19)
Deferred income                                                                               (15)             (16)        (18)
Purchase accounting adjustments (primarily loans and securities)                             (144)             (63)        (34)
Net operating loss carryforwards                                                              (55)             (38)        (58)
First American segregated assets                                                               (4)             (20)        (10)
Other                                                                                         (70)             (36)        (48)
-------------------------------------------------------------------------------------------------------------------------------
        Total deferred income tax assets                                                   (1,072)          (1,004)     (1,164)
-------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance                                                        35               43          37
-------------------------------------------------------------------------------------------------------------------------------
        Net deferred income tax liabilities (assets)                                  $       634              222        (366)
-------------------------------------------------------------------------------------------------------------------------------

        Changes to the deferred tax assets valuation allowance for each of the years in the three-year period ended December 31, 1996, are presented below.

                                                                                                      Years Ended December 31,

                                                                                     ------------------------------------------
(In millions)                                                                                1996             1995        1994
-------------------------------------------------------------------------------------------------------------------------------

Deferred tax assets valuation allowance, beginning of year                            $        43               37          22
Current year deferred provision, change in deferred tax assets valuation allowance             (6)               3           2
Purchase acquisitions                                                                          (2)               3          13
-------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance, end of year                                  $        35               43          37
-------------------------------------------------------------------------------------------------------------------------------

        A portion of the current year change in the net deferred tax liability (asset) relates to unrealized gains and losses on debt and equity securities available for sale. The related 1996, 1995 and 1994 deferred tax expense (benefit) of $(67) million, $216 million and $(170) million, respectively, have been recorded directly to stockholders' equity. Purchase acquisitions also increased (decreased) the net deferred tax liability by $(44) million and $1 million in 1996 and 1995, respectively, and increased the net deferred tax asset by $86 million in 1994.
        The realization of deferred tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in excess of $3.0 billion in the three-year federal carryback period and by expected future taxable income that will far exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to federal and state net operating loss carryforwards. To the extent that the valuation allowance attributable to purchase acquisitions of $23 million is subsequently recognized, such income tax benefit will reduce goodwill.

--------------------------------------------------------------------------------

        At December 31, 1996, the Corporation has net operating loss carryforwards of $39 million that are available to offset future federal taxable income through 2007, subject to annual limitations. The Corporation also has net operating loss carryforwards of $694 million that are available to offset future state taxable income through 2011.
        Income tax expense related to securities available for sale transactions was $12 million, $14 million and $2 million in 1996, 1995 and 1994, respectively. Income tax expense related to investment security transactions was $1 million, $2 million and $1 million in 1996, 1995 and 1994, respectively.
        The Internal Revenue Service (the "IRS") is examining the Corporation's federal income tax returns for the years 1991 through 1993, and the IRS is examining federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1995 and 1994, the IRS examination of the Corporation's federal income tax returns for years through 1990 was settled with no material impact on the Corporation's financial position or results of operations. In 1996, 1995 and 1994, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the IRS with no significant impact on the Corporation's financial position or results of operations.






--------------------------------------------------------------------------------

NOTE 16: FIRST UNION CORPORATION ("PARENT COMPANY")

        The Parent Company's principal assets are its investments in its subsidiaries, interest-bearing balances with bank subsidiaries, securities purchased under resale agreements, securities available for sale and loans to subsidiaries. The significant sources of income of the Parent Company are dividends from its subsidiary bank holding companies, interest and fees charged on loans made to its subsidiaries, interest on eurodollars purchased from bank subsidiaries, interest on securities available for sale and fees charged to its subsidiaries for providing various services.
        In addition, the Parent Company serves as the primary source of funding for the mortgage banking and other activities of its nonbank subsidiaries, including First Union Capital Markets Corp. Lines of credit in the aggregate amount of $350 million are available to the Parent Company at an annual facility fee of 8.00 basis points to 18.75 basis points and a utilization fee of 6.25 basis points. The facility fee is based on the daily average commitment amount, and the utilization fee is based on the daily average principal amount outstanding. Generally, interest rates will be determined when credit line usage occurs, and they will vary based on the type of loan extended to the Parent Company. The lines of credit expire in December 1998.
        Certain regulatory and other requirements restrict the (i) lending of funds by the bank subsidiaries to the Parent Company and to the Parent Company's nonbank subsidiaries, and (ii) amount of dividends that can be paid to the Parent Company by the bank subsidiaries and certain of the Parent Company's other subsidiaries. On December 31, 1996, the Parent Company was indebted to subsidiary banks in the amount of $344 million that, under the terms of revolving credit agreements, was secured by certain interest-bearing balances, securities available for sale, loans, premises and equipment and was payable on demand. On such date, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries in the amount of $139 million that, under the terms of a revolving credit agreement, were secured by securities available for sale and certain loans and were payable on demand. Additionally, the Parent Company is guarantor of certain publicly issued debt of an acquired subsidiary in the amount of $75 million.
        Industry regulators limit dividends that can be paid by the Corporation's subsidiaries. National banks are limited in their ability to pay dividends in two principal ways. First, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of the bank's allowance for loan losses; and second, in any year, dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. The Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $533 million at December 31, 1996, for the payment of dividends to the Parent Company without such regulatory or other restrictions.
        Subsidiary net assets of $9.9 billion were restricted from being transferred to the Parent Company at December 31, 1996, under such regulatory or other restrictions.
        At December 31, 1996 and 1995, the estimated fair value of the Parent Company's loans was $2.7 billion and $2.4 billion, respectively.
        See Note 11 for information related to the Parent Company's junior subordinated deferrable interest debentures.
        The Parent Company's condensed balance sheets as of December 31, 1996 and 1995, and the related condensed statements of income and cash flows for the three-year period ended December 31, 1996 are presented below.

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

------------------------------------------------------------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS

                                                                                                              December 31,
                                                                                                  ------------------------

(In millions)                                                                                             1996        1995
---------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-bearing balances with bank subsidiary                                                     $     2,160       1,305
Securities purchased under resale agreements                                                               306         200
---------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                                  2,466       1,505
---------------------------------------------------------------------------------------------------------------------------
Securities available for sale (amortized cost $256 in 1996; $190 in 1995)                                  265         259
Loans, net of unearned income ($1 in 1996 and 1995)                                                        108          77
  Allowance for loan losses                                                                                 (1)         (1)
---------------------------------------------------------------------------------------------------------------------------
        Loans, net                                                                                         107          76
---------------------------------------------------------------------------------------------------------------------------
Loans due from subsidiaries
  Banks                                                                                                  1,785       1,704
  Bank holding companies                                                                                   311         129
  Other subsidiaries                                                                                       512         447
Investments in wholly owned subsidiaries
  Arising from investments in equity in undistributed net income of subsidiaries
    Banks                                                                                                5,349       4,520
    Bank holding companies                                                                               5,239       5,030
    Other subsidiaries                                                                                     457         468
---------------------------------------------------------------------------------------------------------------------------
                                                                                                        11,045      10,018
  Arising from purchase acquisitions                                                                        93          98
---------------------------------------------------------------------------------------------------------------------------
        Total investments in wholly owned subsidiaries                                                  11,138      10,116
---------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                               416         531
---------------------------------------------------------------------------------------------------------------------------
        Total                                                                                      $    17,000      14,767
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper                                                                                         1,021         942
Other short-term borrowings with affiliates                                                                651         461
Other liabilities                                                                                          203         282
Long-term debt                                                                                           4,607       4,039
Junior subordinated deferrable interest debentures                                                         510           -
---------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                                6,992       5,724
Stockholders' equity                                                                                    10,008       9,043
---------------------------------------------------------------------------------------------------------------------------
        Total                                                                                      $    17,000      14,767
---------------------------------------------------------------------------------------------------------------------------






---------------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

                                                                                                        Years Ended December 31,
                                                                                            ------------------------------------

(In millions)                                                                                       1996        1995        1994
---------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                                                      $    158         134          72
Interest and dividends on securities available for sale                                                8           4           4
Other interest income from subsidiaries                                                               73          84          78
---------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                                        239         222         154
---------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on short-term borrowings                                                                     68          71          44
Interest on long-term debt                                                                           278         234         163
---------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                                       346         305         207
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                                 (107)        (83)        (53)
Provision for loan losses                                                                               -          -           1
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                                 (107)        (83)        (54)
---------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Dividends from subsidiaries
  Banks                                                                                              610         508         156
  Bank holding companies                                                                           1,693         275         526
  Other subsidiaries                                                                                  15          10           -
Securities available for sale transactions                                                             -          10           6
Sundry income                                                                                        362         320         194
---------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                                   2,680       1,123         882
---------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE                                                                                  316         279         186
---------------------------------------------------------------------------------------------------------------------------------
Income before income tax benefits and equity in undistributed net income of subsidiaries           2,257         761         642
Income tax benefits                                                                                  (18)        (14)        (15)
---------------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries                                   2,275         775         657
Equity in undistributed net income of subsidiaries                                                  (776)        655         719
---------------------------------------------------------------------------------------------------------------------------------
        Net income                                                                                 1,499       1,430       1,376
Dividends on preferred stock                                                                           9          26          46
---------------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders before redemption premium                     1,490       1,404       1,330
Redemption premium                                                                                     -          -           41
---------------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders after redemption premium                   $  1,490       1,404       1,289
---------------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

-----------------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                          Years Ended December 31,
                                                                                                ----------------------------------

(In millions)                                                                                         1996        1995        1994
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income                                                                                   $       1,499       1,430       1,376
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Equity in undistributed net income of subsidiaries                                                   776        (655)       (719)
  Accretion and revaluation losses on securities available for sale                                      1          (4)         (4)
  Provision for loan losses                                                                                  -            -      1
  Securities available for sale transactions                                                                 -     (10)         (5)
  Depreciation and amortization                                                                         10           6           3
  Deferred income taxes (benefits)                                                                       5           1         (19)
  Trading account assets, net                                                                                -            -     10
  Other assets, net                                                                                    130        (294)        (41)
  Other liabilities, net                                                                               (82)          1         100
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                                    2,339         475         702
-----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                               104          99          14
  Purchases of securities available for sale                                                          (171)       (125)        (89)
  Advances to subsidiaries, net                                                                       (328)       (595)       (540)
  Investments in subsidiaries                                                                         (851)        363          77
  Longer-term loans originated or acquired                                                            (244)       (101)        (69)
  Principal repaid on longer-term loans                                                                212          97          63
  Purchases of premises and equipment, net                                                             (26)         (7)         (6)
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                       (1,304)       (269)       (550)
-----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Commercial paper                                                                                      79         546         125
  Other short-term borrowings, net                                                                     190         161         100
  Issuance of junior subordinated deferrable interest debentures                                       510           -           -
  Issuances of long-term debt                                                                          852       1,292         444
  Payments of long-term debt                                                                          (287)       (272)        (38)
  Sales of common stock                                                                                279         249         251
  Purchases of preferred stock                                                                           -          (7)          -
  Redemption of preferred stock                                                                       (109)          -        (325)
  Purchases of common stock                                                                           (968)     (1,199)       (418)
  Cash dividends paid                                                                                 (620)       (529)       (486)
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                               (74)        241        (347)
-----------------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                               961         447        (195)
        Cash and cash equivalents, beginning of year                                                 1,505       1,058       1,253
-----------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                               $       2,466       1,505       1,058
-----------------------------------------------------------------------------------------------------------------------------------

CASH PAID FOR
Interest                                                                                     $         321         288         191
Income taxes                                                                                           225         338         243
NONCASH ITEMS
Increase in investments in subsidiaries as a result of acquisitions of institutions for
  common stock                                                                                       1,008         611         163
Assumption of long-term debt of liquidated affiliate                                                    -           74           -
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Parent Company
      Securities available for sale                                                                    (60)         27          42
      Other liabilities                                                                                  3          24          15
    Parent Company subsidiaries
      Securities available for sale                                                                   (153)        458        (344)
      Other assets                                                                           $         (92)        136        (102)
-----------------------------------------------------------------------------------------------------------------------------------

NOTE 17: OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES

         The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit; standby and commercial letters of credit; forward and futures contracts; interest rate swaps; options, interest rate caps, floors, collars and swaptions; foreign currency and exchange rate swap commitments; commodity swaps; and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements.

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

         Our policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of December 31, 1996, the total credit risk in excess of thresholds was $126 million. The fair value of collateral held was 183 percent of the total credit risk in excess of the thresholds.

         For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

         The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. The amount of deferred gains and losses was $1 million and $33 million, respectively, at December 31, 1996. These net losses will reduce net interest income primarily in 1997.

         Additional information related to derivative financial instruments and financial instruments held or issued for the purposes of trading or other than trading can be found below and in Table 19 through Table 21 on pages T-19 through T-24, which are incorporated herein by reference.

         Off-balance sheet derivative and other financial instruments and their related fair values as of December 31, 1996 and 1995, are presented below.

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

--------------------------------------------------------------------------------------------------------

                                                       December 31, 1996               December 31, 1995
                                    --------------------------------------------------------------------

                                                  Estimated     Contract          Estimated     Contract
                                        Carrying       Fair  or Notional  Carrying     Fair  or Notional
(In millions)                             Amount      Value       Amount    Amount    Value       Amount
--------------------------------------------------------------------------------------------------------
 FINANCIAL INSTRUMENTS WHOSE
   CONTRACT AMOUNTS REPRESENT
   CREDIT RISK
   Commitments to extend credit              $ --         141    47,681     --         145    38,463
   Standby and commercial letters of credit    --          49     4,872     --          36     3,651
 FINANCIAL INSTRUMENTS WHOSE
   CONTRACT OR NOTIONAL
   AMOUNTS EXCEED THE AMOUNT
   OF CREDIT RISK
   Forward and futures contracts
     Trading and dealer activities               55        55    21,396       38        38    15,540
     Interest rate risk management
       Asset rate conversions                  --           1        57     --          38     6,120
       Asset hedge                             --           5       662     --          (1)    1,016
       Rate sensitivity hedges                 --          (5)   29,612     --          18    25,355
   Interest rate swap agreements
     Trading and dealer activities              (50)      (50)   23,683     (117)     (118)   10,774
     Interest rate risk management
       Asset rate conversions                     4       118    19,739       20       111    11,282
       Liability rate conversions                13        65     6,280       10       227     5,127
   Purchased options, interest rate
     caps, floors, collars and swaptions
       Trading and dealer activities             66        66     9,376       48        51     5,401
       Interest rate risk management
         Liability rate conversions               1      --         150       (2)       (2)      180
         Rate sensitivity hedges                  8         4    12,946        1      --       4,319
         Offsetting positions                  --        --        --          1         2     2,400
   Written options, interest rate caps,
     floors, collars and swaptions
       Trading and dealer activities            (55)      (55)    9,471      (37)      (37)    7,778
       Interest rate risk management
         Offsetting positions                  --        --        --         (1)       (2)    2,400
   Foreign currency and exchange
     rate swap commitments
       Trading and dealer activities           --        --       3,591     --        --       1,571
   Commodity swaps
     Trading and dealer activities                3         3        67        1         1        30
   Commitments to purchase securities          --        --         416        2         2       567
   Commitments to sell securities            $    1         1       422       (1)       (1)      659
--------------------------------------------------------------------------------------------------------

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and they may require payment of a fee. Since many of the commitments are expected to expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements.

         Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $2.4 billion, guarantees extend for more than one year, and they expire in varying amounts primarily through 2019. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral supporting those commitments for which collateral is deemed necessary.

         Forward and futures contracts are contracts for delayed deliveries of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.

         The Corporation enters into a variety of interest rate contracts, including options, interest rate caps, floors, collars and swaptions written, and interest rate swap agreements, in its trading activities and in managing its interest rate exposure. Interest rate caps, floors, collars and swaptions written by the Corporation enable customers to transfer, modify or reduce their interest rate risk. Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or writer of the option. As a writer of options, the Corporation receives a premium at the outset and bears the risk of an unfavorable change in the price of the financial instrument underlying the option.

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

         Generally, futures contracts are exchange traded, and all other off-balance sheet instruments are transacted in the over- the-counter markets.

         In the normal course of business, the Corporation has entered into certain transactions that have recourse options. These recourse options, if acted on, would not have a material impact on the Corporation's financial position.

         Substantially all time drafts accepted by December 31, 1996, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve Bank balance requirements for the year ended December 31, 1996, amounted to $391 million. Minimum operating lease payments due in each of the five years subsequent to December 31, 1996, are as follows (in millions): 1997, $136; 1998, $129; 1999, $114; 2000, $102; 2001, $92; and subsequent years, $697. Rental expense for all operating leases for the three years ended December 31, 1996, was $202 million, 1996; $179 million, 1995; and $184 million, 1994.

         The Parent Company and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, based on the opinions of counsel, any such liability will not have a material impact on the Corporation's consolidated financial position.

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

NOTE 18: CARRYING AMOUNT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

        Information about the fair value of on-balance sheet financial instruments at December 31, 1996 and 1995, which should be read in conjunction with Note 17 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth below.

                                                                                         December 31, 1996       December 31, 1995
                                                                                   ------------------------------------------------

                                                                                                 Estimated                Estimated
                                                                                    Carrying          Fair    Carrying         Fair
(In millions)                                                                         Amount         Value      Amount        Value
------------------------------------------------------------------------------------------------------------------------------------

FINANCIAL ASSETS
Cash and cash equivalents                                                        $    13,849        13,849      10,544       10,544
Trading account assets                                                                 3,934         3,934       1,881        1,881
Securities available for sale                                                         14,182        14,182      18,194       18,194
Investment securities                                                                  2,501         2,636       3,140        3,320
Loans
  Commercial, financial and agricultural                                              23,603        23,930      24,600       24,875
  Real estate - construction and other                                                 2,670         2,727       2,495        2,562
  Real estate - commercial mortgage                                                    9,491         9,711       9,980       10,169
  Lease financing                                                                      3,134         3,134       4,178        4,178
  Foreign                                                                              1,077         1,074         649          651
  Real estate - mortgage                                                              28,673        29,033      27,251       27,827
  Installment loans - Bankcard                                                         5,551         5,600       3,658        3,704
  Installment loans - other and vehicle leasing                                       21,659        21,703      17,752       18,063
------------------------------------------------------------------------------------------------------------------------------------
        Loans, net of unearned income                                                 95,858        96,912      90,563       92,029
  Allowance for loan losses                                                           (1,365)            -      (1,508)           -
------------------------------------------------------------------------------------------------------------------------------------
        Loans, net                                                                    94,493        96,912      89,055       92,029
------------------------------------------------------------------------------------------------------------------------------------
Other assets                                                                     $     2,844         2,852       3,159        3,163
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                                        18,632        18,632      17,043       17,043
  Interest-bearing deposits
    Savings and NOW accounts                                                          26,693        26,693      24,297       24,297
    Money market accounts                                                             13,468        13,468      13,113       13,113
    Other consumer time                                                               31,284        31,703      31,945       32,317
    Foreign                                                                            1,854         1,854       3,527        3,527
    Other time                                                                         2,884         2,900       2,630        2,647
------------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                                                94,815        95,250      92,555       92,944
Short-term borrowings                                                                 23,024        23,024      19,500       19,500
Other liabilities                                                                      2,747         2,747       3,115        3,115
Long-term debt                                                                         7,660         7,781       7,121        7,438
Guaranteed preferred beneficial interests in Corporation's junior
  subordinated deferrable interest debentures                                    $       495           500          -             -
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

        Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 7.34 percent to 7.68 percent and
7.07 percent to 8.50 percent at December 31, 1996 and 1995, respectively, and for the retail portfolio from 8.35 percent to 14.14 percent and 6.92 percent to
13.00 percent, respectively.
        Nonperforming loans of less than $1 million each, which amounted to $197 million at December 31, 1995, are included in estimated fair value at their net costs. In 1996, estimates of fair value for all nonperforming loans have been determined.
        The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1996 and 1995. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.
        Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department, which includes mutual fund activities, that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred tax assets, premises and equipment, and goodwill. In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates, and they have not been considered in any of the estimates. The fair value of off-balance sheet derivative financial instruments has not been considered in determining on-balance sheet fair value estimates.