Form 10-K, Exhibit 13
period 1997-12-31
FIRST UNION CORP
filed 1998-03-23
CIK 36995

1997 ANNUAL REPORT

FIRST UNION

http://www.firstunion.com/

Customers for Life


Contents


At a Glance.............................................. i
Letter to Our Shareholders............................... 1
Index to Special Topics.................................. 7
Management's Analysis of Operations...................... 8
Glossary of Terms........................................30
Board of Directors.......................................31
Across the Nation........................................32
Pro Forma Financial Information.........................P-1
Financial Tables........................................T-1
Management's Statement of
Financial Responsibility................................C-1
Independent Auditors' Report............................C-2
Audited Financial Statements............................C-3
Stockholder Information...................Inside Back Cover


First Union announced dividend increases twice in 1997. Including its predecessor, Union National Bank, First Union has paid a dividend every year since 1914 and has increased the dividend annually for the past 20 consecutive years.

[GRAPHIC APPEARS HERE]

(graphic appears here.)            At A Glance


         First Union Corporation, with headquarters in Charlotte, North Carolina, is the nation's sixth largest banking company based on assets of $157 billion and fifth largest based on market capitalization of $33 billion at December 31, 1997. After completion of the CoreStates Financial Corp acquisition we expect to have assets of $208 billion and the largest domestic deposit share from Florida to Connecticut. First Union has a nationwide presence as the eighth largest securities brokerage company, based on 4,300 registered representatives; 18th largest mutual fund provider; 2nd largest home equity lender; and 12th largest mortgage servicing company. We are among the nation's largest middle-market commercial lenders. Our goal is to complement our traditional banking products with a complete selection of fully integrated investment banking products offered in our Capital Markets Group and a lifetime array of asset management offerings in our Capital Management Group. We rank among the Top 10 in several key Capital Markets products and services, including commercial mortgage securitizations, leveraged finance and loan syndication transactions. First Union also has sizable small business and cash management operations, which will rank among the Top 3 when the CoreStates acquisition is consummated.

            First Union serves 14 million customers. Customers may access their account information and purchase financial products at any of more than 2,000 retail offices (the nation's second largest branch network); nearly 2,800 automated teller machines (the nation's sixth largest ATM network); through the Internet at www.firstunion.com; or through our Direct Bank at 1-800-413-7898.


Providing the best access

to the best products            (picture of man and child
                                 appears here.)
in each customer's best interests.

Corporate Overview                                                            ii

            First Union's long-standing commitment to customer service means that we must be ready to offer our customers the service and products they want
- when, where and how they want them. More and more of our customers are demanding quick, technological solutions to their financial service needs. Some even say they never want to go into a branch office again. Still other customers require, and will continue to receive, the face-to-face service they prefer, in a branch setting. One of the key components of our corporate strategy is meeting the needs of both kinds of customers.


-------------------------------------------------------------------------------

Strategic Priorities


(bullet) Consistently meet our financial performance objectives and create unparalleled shareholder value;

(bullet) Build fee-based lines of business that complement our traditional banking businesses; and

(bullet) Provide the best access to the best products in each customer's best interests.

--------------------------------------------------------------------------------

Contributions to Profitability
by Business Segment

(pie chart appears here with plot points.)

Capital Management        10%

Capital Markets           18%

Treasury/Nonbank           1%

Commercial Bank           26%

Consumer Bank             45%




 Key Statistical Data


 Assets
 $157 billion

 Loans
 $97 billion

 Deposits
 $103 billion

 Total Stockholders' Equity
 $12 billion

 Market Capitalization
 $33 billion

 Customer Relationships
 14 million

 Asset Ranking
 6th largest in nation

 Corporate Headquarters
 Charlotte, North Carolina





                             WORKING CAPITAL                  SECURED LOANS

WHOLESALE
RETAIL                 (picture appears here of           (picture appears here
                        young lady at an ATM machine.)    of a pen in hand.)


                           AUTO LOANS          CHECKING          SAVINGSS

(picture of map appears here with plot points.)


Metropolitan Market Share

New Haven, CT                         3
Middlesex, County, NJ                 1
Newark, NJ                            1
Allentown, PA                         1
Philadelphia, PA                      1
Monmouth County, NJ                   2
Washington, D.C.                      3
Richmond, VA                          1
Roanoke, VA                           1
Johnson City, TN                      3
Greensboro, NC                        3
Charlotte, NC                         1
Jacksonville, FL                      2
Tampa, FL                             2
Orlando, FL                           3
Sarasota, FL                          3
West Palm Beach, FL                   2
Fort Lauderdale, FL                   2
Miami, FL                             2


(graph appears here with plot points.)

Greatest Concentration of Companies
(with Annual Sales $20mm-$250mm+)
First Union's regions account for 36 percent of the nation's middle-market companies*

First Union South                19%
First Union Atlantic             17
East North Central               17
Pacific                          14
West South Central               11
West North Central                7
Mountain                          5
East South Central                4
New England                       4%

*First Union is primarily located in the South Atlantic region (DE, FL, GA, MD,
DC, NC, SC, VA) and Middle Atlantic region
(NJ, NY, PA), as well as Connecticut and Tennessee, which are in other regions as defined by the U.S. Statistical
Abstract. Source: Dun & Bradstreet 1997.


Per Capita Income by Metropolitan Area

Seven of the ten metro areas with
highest per capita income are in First
Union's marketplace.

-------------------------------------------------------------------
                                 Per Capita             % of U.S.
                                 Personal Income         Average
-------------------------------------------------------------------

San Francisco, CA                    $ 36,989             159.46%
West Palm Beach - Boca Raton, FL       36,057             155.44
New Haven - Bridgeport - Stamford -
Danbury - Waterbury, CT                35,400              152.61
Bergen - Passaic, NJ                   33,931              146.28
Naples, FL                             32,878              141.74
Trenton, NJ                            32,633              140.68
Middlesex - Somerset - Hunterdon, NJ   32,507              140.14
Newark, NJ                             32,346              139.45
Nassau-Suffolk, NY                     32,108              138.42
San Jose, CA                         $ 31,487              135.74%


 Banking Units

 Florida
 Branches: 634
 ATMs: 694
 Market Share: 16.20%
 Ranking:  No. 2

 North Carolina
 Branches: 235
 ATMs: 313
 Market Share: 16.68%
 Ranking:  No. 2 (tie)

 Pennsylvania
 Branches: 148
 ATMs: 157
 Market Share: 17.90%
 Ranking:  No. 1

 Virginia
 Branches: 266
 ATMs: 319
 Market Share: 17.23%
 Ranking:  No. 1

 New Jersey
 Branches: 315
 ATMs: 373
 Market Share: 15.14%
 Ranking:  No. 2

 Georgia
 Branches: 133
 ATMs: 351
 Market Share: 9.27%
 Ranking:  No. 4

 Connecticut
 Branches: 107
 ATMs: 122
 Market Share: 7.61%
 Ranking:  No. 4

 Maryland
 Branches: 132
 ATMs: 164
 Market Share: 7.57%
 Ranking:  No. 5

 South Carolina
 Branches: 59
 ATMs: 76
 Market Share: 7.54%
 Ranking:  No. 4

 Tennessee
 Branches: 44
 ATMs: 59
 Market Share: 2.86%
 Ranking:  No. 7

 Washington, D.C.
 Branches: 39
 ATMs: 65
 Market Share: 18.11%
 Ranking:  No. 2

 New York
 Branches: 58
 ATMs: 73
 Market Share: 0.62%
 Ranking:  No. 22

 Delaware
 Branches: 2
 ATMs: 2
 Market Share: 2.10%
 Ranking:  No. 10

 Market share data represents deposits at June 30, 1997, adjusted for Signet and for the pending CoreStates acquisition.


STRATEGIC ADVICE          ASSET-BASED LOANS          UNDERWRITING




(picture of HOME FOR SALE     (picture of power line.) (picture of graduate and
and family in front of home.)                            and lady.)


CYBERBANKING               INSURANCE             FINANCIAL  PLANNING

Business Segments                                     iv

Consumer Bank

Key Statistics

(bullet)  No. 1 deposit share in the Connecticut to Florida marketplace

(bullet)  Nation's 2nd largest branch network

(bullet)  Nation's 6th largest automated teller machine network

(bullet)  Nation's 2nd largest home equity lender

(bullet)  Nation's 12th largest mortgage servicer

(bullet)  Nation's 6th largest debit and ATM card issuer


 Products and Services


         First Union's Consumer Bank is focused on providing a complete selection of products and services to meet a lifetime of customers' financial needs, including deposit and savings accounts; first and second residential mortgages; installment loans; credit cards; auto loans and leases; and student loans. The Consumer Bank's approach is fully integrated with our other business segments, making our retail branches a major distribution point for mutual funds, insurance and small business loans. The Consumer Bank combines traditional deposit and lending products with innovative financial solutions all supported by state-of-the-art technology to provide quality customer service.



Delivery Channels


(bullet) Full-service retail branch network located in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C.

(bullet) Direct access 24 hours a day, seven days a week through technology-based delivery channels including the telephone, personal computer and automated teller machine (ATM).

(bullet) Card products such as stored value cards, smart cards, ATM cards and debit cards.

(bullet) Centralized customer information centers in Charlotte, North Carolina; Jacksonville, Florida; Upper Darby, Pennsylvania; Trapp Falls, Connecticut; and Roanoke, Virginia. Additional call centers expect to be fully functional in Allentown, Pennsylvania, and Richmond, Virginia, in 1998.


 Strategy


         First Union's retail strategy is based on building lifetime relationships with customers through an integrated product focus, innovative teamwork and quality service. Our customers have told us what that looks like: fast, easy and error-free. Industry observers have remarked that First Union's strategy is unusual because the focus is on customers' needs and not making the customer "accept what the bank has to offer."


Initiatives


(bullet)  Future Bank implementation

(bullet) Expanded network of enhanced ATMs that split deposits between accounts and cash checks to the penny

(bullet) Electronic bill payment through popular financial planning computer software, including First Union's own "Cyberbanking"

(bullet) New chip card partnerships with federal agencies, the military, corporate campuses and college campuses


(chart appears here with the following information:]

Selected Financial Data
(Dollars in millions)

Net Interest Income            $     3,083
Noninterest Income                   1,238
Noninterest Expense                  2,452
Net Income                     $       854
ROE                                  30.78%


        EQUITY OFFERINGS            PRIVATE PLACEMENTS         HIGH YIELD


(picture of tall buildings         (picture of couple       (picture of an oil
                                    and a man in an          rig at sea.)
                                    office setting.)

        MORTGAGES                  HOME EQUITY LOANS        FUNDING EDUCATION

Capital Management

Key Statistics

(bullet) $50 billion in total trust assets - Top 10 ranking in the First Union marketplace

(bullet) $52 billion in First Union-advised mutual funds (including Wheat First)- the nation's 18th largest mutual fund family

(bullet) 35 Evergreen Funds rated "4" or "5" star by Morningstar rating service

(bullet)       $26 billion in CAP account assets; 290,000 accounts

(bullet)       $11 billion in total IRA customer assets - 2nd largest bank-based
IRA provider


Products and Services

         For First Union's retail and institutional customers, the Capital Management Group is the primary link between traditional banking and investing. We are focused on building a major asset management organization with a comprehensive selection of products and services that anticipates clients' needs. Banks have traditionally offered customers such products as checking and savings accounts, auto loans and home mortgages. As life events generate other needs, our products and services help customers invest and manage their assets; plan for financial needs such as educating their children; save for and manage their retirement; and manage their estates and inheritance plans.
         We have grown to $80 billion in assets under management, which encompassed $50 billion in total trust and institutional assets, including $12 billion in mutual funds. Including the mutual funds held in trust, the First Union - advised mutual funds amounted to $42 billion at December 31, 1997. An additional $10 billion in mutual fund assets were added with the January 1998 acquisition of the Richmond, Virginia-based brokerage firm Wheat First Butcher Singer, which expanded our marketing power with a combined sales force of more than 4,300 registered representatives in 20 states and more than 2,000 brokerage locations.
         For those who have accumulated substantial assets, we provide trust services, private client services, tax deferment strategies and other services. For the generation in their 20s and early 30s who are just beginning to focus on their accumulation plans, we offer systematic investment plans (SIPs) requiring low minimum balances; self-directed IRAs as well as bank-managed IRAs; and other services.
         First Union is a leading provider of asset management accounts. Our CAP Account enables customers to move easily between traditional banking and brokerage products by combining investment products, insured deposits and other services into one account.

         On the institutional side, corporate trust, with $38 billion in customer assets, was the fourth largest trustee of municipal bonds in 1997.

Strategy
         We are capitalizing on our link between innovative retail products and an extensive delivery network. The Capital Management Group's revenue is generated primarily through fee income, which has helped to diversify First Union's earnings stream.

(chart appears here with the following information.)

Selected Financial Data
(Dollars in millions)

Net Interest Income              $       263
Noninterest Income                       920
Noninterest Expense                      887
Net Income                       $       186
ROE                                    33.25%


DEBT                        SYNDICATED LOANS      ASSET - BACKED SECURITIZATION



(picture of a man, woman and   (picture of a train.)  (picture of a man and
laptop computer.)                                      woman.)



                    ACCUMULATING WEALTH         INVESTMENT FOR THE FUTURE

Business Segments                       vi




Commercial Bank


Key Statistics

(bullet)  Top 5 middle-market lender

(bullet)  Top 3 small business lender

(bullet) Top 3 cash management bank based on revenue; Top 10 ranking in 8 of our 10 cash management products (including CoreStates)

Products and Services
         As our clients have grown, we have expanded our commercial banking capabilities in partnership with First Union's Capital Markets Group to meet the demand for investment banking, advisory services and to provide access to more complex financing solutions. In addition we have an integrated product approach to provide property and casualty insurance, pension and retirement planning, investment products and other services.

Relationship Approach
         Our relationship managers are committed to serving the full financial needs of our nearly 700,000 commercial clients. The relationship managers work in partnership with commercial underwriters and portfolio managers. These team members are backed by customer service representatives at regional service centers. This support allows relationship managers to spend more time finding new opportunities and bringing new ideas to help our customers expand their businesses. We have relationships with 21 percent of the commercial businesses in our marketplace.

(bullet) The Small Business Banking Division is focused primarily on meeting the loan origination and servicing needs of companies with annual sales up to $10 million and loan requests for $25,000 to $1 million. Referrals from our retail financial centers and commercial bankers are directed to our small business lenders in Charlotte, North Carolina; Tampa, Florida; and Philadelphia, Pennsylvania. These locations are staffed by experienced lenders who are committed to providing responses to customers within 24 hours. The division also has a centralized telephone sales channel to cross-sell First Union's small business products and services. The division originated more than $1 billion in loans in 1997.

(bullet) Cash Management offers corporate customers a complete selection of treasury management services, including electronic commerce, disbursement and information reporting. This division supports the relationship sales effort of the Commercial Bank through sales consultants who are located throughout our marketplace and a sales team dedicated to Capital Markets clients. First Union has more than 22,000 cash management customers using multiple services. In 1997 Cash Management revenue growth was three times the industry average and commanded a 5 percent market share.

Strategy
         The Commercial Bank intends to provide its clients with the most convenient service, with single-view access to their accounts throughout the entire First Union market area.

(chart appears here with the following information:]

Selected Financial Data
(Dollars in millions)

Net Interest Income    $       1,505
Noninterest Income               338
Noninterest Expense            1,013
Net Income             $         488
ROE                            19.87%



          INTERNATIONAL BANKING                            LEVERAGED FINANCE


(picture of a satelite dish.)        (picture of a family.)  (picture of a boat
                                                               and port.)


          TRUST                      MANAGEMENT RETIREMENT    ESTATE PLANNING

Capital Markets

Key Statistics

(bullet) No. 1 in middle-market lead-bank relationships in the First Union marketplace

(bullet)  No. 4 in commercial mortgage securitizations

(bullet) No. 4 in asset securitizations among commercial banks' Section 20 subsidiaries

(bullet)  No. 7 in leveraged finance volume ("agent-only")

(bullet)  No. 8 in private debt placements

(bullet)  No. 10 in number of loan syndication transactions ("agent-only")

Products and Services

         Our Capital Markets Group is focused on meeting the specific, individualized needs of our corporate clients and institutional investors through fully integrated products and services.
         Our client relationships are supported by teams of investment bankers, industry specialists and capital market professionals. We have in-depth specialized industry expertise in health care; media and communications; financial institutions; oil and gas; utilities; forest products; textiles; carpet and home furnishings; retailing; transportation; leasing; and real estate investment trusts.
         First Union, through First Union Capital Markets Corp. (FUCMC), received federal approval in May 1997 to underwrite equity securities. We gained significant momentum with the 1998 addition of Wheat First. This moved us forward in our business plan at a much faster pace than if we had built this business internally, and it will allow First Union to continue to grow along with our client base.

Relationship Approach
         Our Capital Markets approach is supported by relationship managers in our banking states, as well as by specialized industries and diversified finance specialists nationwide. We are focused on building long-term relationships, rather than on engaging in one-time transactions. We intend to meet financial needs at every phase of our clients' corporate life cycle, from raising capital to operations; corporate liquidity to asset management; risk management to restructuring; and expansion. As companies grow, their needs become more complex. A relationship that begins with cash management and bank loans will evolve into more sophisticated - and increasingly more profitable - financing solutions ranging from syndicated loans to equity needs and to mergers and acquisitions advice offered by our Capital Markets Group.

Strategy
         Our Capital Markets Group is committed to serving the complete financial needs of middle-market corporate clients. We recruit and work to retain top industry talent who share First Union's client focus. Our goals are to continue to grow and to strengthen existing product capabilities based on client demand. We intend to distinguish ourselves as the leading full-service financial company that is ahead of the competition in combining the best of banking and the best of the securities business.


(chart appears here with the following information:]

Selected Financial Data
(Dollars in millions)

Net Interest Income       $       435
Noninterest Income                793
Noninterest Expense               679
Net Income                $       348
ROE                             24.99%


(picture of people.)        WE'RE BUILDING CUSTOMERS

                                FOR LIFE.

Financial Highlights                                viii



                                                                                Years Ended December 31,      Percent
--------------------------------------------------------------------------------------------------------      Increase
(Dollars in millions, except per share data)                                       1997           1996       (Decrease)
-----------------------------------------------------------------------------------------------------------------------

Financial Highlights
Net income                                                                 $       1,896          1,624            17%
Dividends on preferred stock                                                           -              9          (100)
--------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders after merger-
 related and restructuring charges and SAIF special assessment                     1,896          1,615            17
After-tax merger-related and restructuring
 charges and SAIF special assessment                                                 194            268           (28)
-------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders before merger-
  related and restructuring charges and SAIF special assessment            $       2,090          1,883            11%
==========================================================================================================================
Per Common Share Data
Basic earnings per share
 Net income after merger-related and restructuring
  charges and SAIF special assessment                                      $        3.03           2.61            16%
 Net income before merger-related and restructuring
  charges and SAIF special assessment                                               3.34           3.04            10
Diluted earnings per share
   Net income after merger-related and restructuring
    charges and SAIF special assessment                                             2.99           2.58            16
   Net income before merger-related and restructuring
    charges and SAIF special assessment                                             3.30           3.01            10
Cash dividends                                                                      1.22           1.10            11
Book value                                                                         18.91          17.06            11
Period-end price                                                           $       51.25          37.00            39
Average common shares (In thousands)
 Basic                                                                           625,649        619,237             1
 Diluted                                                                         633,772        625,224             1
Actual common shares (In thousands)                                              636,394        640,782            (1)
Dividend payout ratio (based on operating earnings)                                35.86%         35.06             -%
===============================================================================================================================
Performance Highlights
Before merger-related and restructuring charges
 and SAIF special assessment
  Return on average assets                                                          1.39%          1.30             -
  Return on average common equity                                                  18.90          18.50             -
  Overhead efficiency ratio                                                            57             58             -
Net charge-offs as a percentage of
 Average loans, net                                                                 0.63           0.65             -
 Average loans, net, excluding Bankcard                                             0.28           0.35             -
Nonperforming assets to loans, net and foreclosed properties                        0.75           0.78             -
Net interest margin                                                                 4.36%          4.25             -
================================================================================================================================
Cash Earnings (Excluding Other Intangible Amortization)
Before merger-related and restructuring charges
 and SAIF special assessment
  Net income applicable to common stockholders                             $       2,320          2,084            11%
  Net income per common share - basic                                      $        3.71           3.37            10
  Return on average tangible assets                                                 1.57%          1.46             -
  Return on average tangible common equity                                         28.14          27.17             -
  Overhead efficiency ratio                                                            54%            55             -%
==================================================================================================================================
Year-End Balance Sheet Items
Securities available for sale                                              $      21,415         16,805             27%
Investment securities                                                              2,175          2,501            (13)
Loans, net of unearned income                                                     96,873        102,316             (5)
Earning assets                                                                   134,370        134,223              -
Total assets                                                                     157,274        151,847              4
Noninterest-bearing deposits                                                      21,753         20,383              7
Interest-bearing deposits                                                         81,136         82,319             (1)
Long-term debt                                                                     8,042          8,060              -
Guaranteed preferred beneficial interests                                            991            495            100
Stockholders' equity                                                       $      12,032         10,932             10%
=================================================================================================================================

(picture of silver dollar appears in the background)

Dear Shareholders

(Letter to our Shareholders appears 90 degrees on right side of page.)

         By almost any measure, the performance of your company was extraordinary in 1997. We met our financial targets, producing an 11 percent operating earnings increase, an 18.90 percent return on average common equity and a 1.39 percent return on average assets. We raised common dividends twice during the year, and we increased our dividend payout ratio guideline to 40 to 45 percent. In new business initiatives, we gained additional equity underwriting powers; we implemented new technology-based marketing and sales development approaches; and we strengthened our market leadership and gained new customers with new merger partners.
         In short, your company was active on a number of fronts in 1997 to ensure our momentum for the long term. The results reflect the success of our strategy to offer our customers one of the nation's broadest financial product lines as we continue to grow the scale of our business.
         We earned a record $2.1 billion in operating earnings before special charges, an 11 percent increase from $1.9 billion in 1996. On a per common share basis, operating earnings were $3.30 compared with $3.01 in 1996. Special charges include merger-related and restructuring charges in both years and a special assessment related to the Savings Association Insurance Fund in 1996. These special charges are discussed in more detail in the Management's Analysis of Operations section of this report. Our financial results in 1997, 1996 and 1995 include the November 28, 1997, pooling of interests acquisition of Signet Banking Corporation.
         Our strong performance in 1997 includes the increasing contributions from our Capital Markets and Capital Management businesses, which generated 28 percent of First Union's net income. These two businesses are natural extensions of our strong commercial and consumer banking operations. We are committed to offering our customers everything that Wall Street has to offer. The growth of our Capital Markets and Capital Management Groups provides strong evidence that we have correctly anticipated customers' needs and that we have delivered quality products and services to them.
         In 1997 we added to First Union's already strong product line and advanced technology through strategically and financially attractive acquisitions in our banking states of Virginia, Pennsylvania, New Jersey, Maryland, Delaware and Washington, D.C. We also gained critical mass in a key growth business with the acquisition of the regional brokerage firm Wheat First Butcher Singer, which was consummated January 31, 1998.
         In terms of size, the pending acquisition of Philadelphia, Pennsylvania-based CoreStates Financial Corp will be our largest, representing nearly a third of our asset base. Most significantly it will produce critical mass on the commercial side of our organization. Combined, we will be among the Top 5 middle-market lenders in the nation.
         CoreStates has market leadership in several key lines of business with depth and expertise in commercial banking operations. This acquisition will enable us to provide a full selection of Capital Markets and consumer products to CoreStates' extensive customer base. It will provide First Union with new opportunities in asset-based lending through CoreStates' Congress Financial business unit and with additional expertise in the international arena with CoreStates' strong presence in international trade


(chart appears here with the following plot points.)

Operating Earnings
Per Diluted Common Share

(Dollars)


  92       93      94      95       96        97

$1.22    2.09    2.25    2.49*    3.01*    $3.30*

* Excluding special charges.

(This paragraph appears 90 degrees on left side of page.)

Strategic Direction

First Union is creating a new kind of financial services company with customer-driven products, services, and delivery channels designed to combine the best aspects of a traditional bank, an investment bank and an asset management company. First Union operates the nation's second largest branch delivery system in a marketplace that covers more than a third of the population of the United States. The branch network is complemented by fast-growing business that serve individual and institutional investors, as well as capital markets businesses that are focused on the mid-sized commercial market we have served for so long.


(picture of           John R. Georguis   (picture of     Edward E. Crutchfield
John R. Georguis.)    President           Edward E.      Chairman and
                                          Crutchfield.)  Chief Executive Officer


finance. In addition, CoreStates has a leading position in attractive markets for First Union's well-developed Capital Management products and services, such as trust, brokerage, mutual funds, insurance and our popular asset management product called the CAP Account.
         With the Wheat acquisition, we moved far ahead in building the equity underwriting component of First Union's Capital Markets business. We have relationships with 42 percent of the middle-market and corporate businesses in our marketplace, and equity underwriting powers are crucial to simplifying life for clients who can benefit from "one-stop"financing. This partnership also provides a new platform for growth in our Capital Management business by creating one of the nation's largest brokerage networks. This combination creates a good fit between two companies that share the same geographical marketplace, customer relationship philosophy and business focus on the middle-market. In addition, both companies have focused on high-growth industries such as health care, media and communications, financial institutions and real estate.
         With the acquisition of Signet Banking Corporation of Richmond, Virginia, we gained the leading market share in Virginia and expanded our marketing power along the Richmond to Washington to Baltimore corridor. We believe there is great potential to create cross-selling opportunities by leveraging Signet's direct marketing technology and First Union's broader product selection, particularly in Capital Management and Capital Markets.

Maximizing Our Performance
         With strong earnings momentum at our back and the pending acquisition of CoreStates ahead, in December 1997 we again raised our financial performance targets to higher levels to guide us through the year 2000, as indicated in the chart to the left.
         As we said when we announced new financial performance guidelines in 1996, we have provided a range of performance levels because, while we will strive to perform within these ranges each year, there may be trade-offs in any given year. Let me emphasize: our year 2000 goal is to achieve all eight of these financial performance guidelines consistently.
         In fact, we believe our new goals will propel First Union to overall financial performance that is among the very best in the industry. First Union's earnings have been strong both over the short and the long term. On an originally reported basis, First Union's earnings have grown a compounded 11 percent over the past 15 years; 10 percent over the past 10 years; and 12 percent over the past 5 years. Total return (stock price appreciation, dividends and


(chart appears here with the following plot points.)

Financial Performance Guidelines
----------------------------------------------------
                                     Prior       New
----------------------------------------------------

ROE                                 18-20%      20-22%

EPS Growth                          10-13%      10-14%

ROA                             1.30-1.50%  1.60-1.90%

Overhead Efficiency                 53-57%      50-54%

Fee Income/Revenue                     40%      40-45%

Tier 1 Leverage                      6- 7%       6- 7%

NCO/Average Loans                   50-65bps    55-70bps

Dividends Payouts                   30-35%      40-45%

Note: Exclude special charges.

reinvested dividends) has exceeded the S&P Major Regional Bank Index and the S&P 500 throughout the 1990s. First Union's total return during the decade of the '90s has been 580 percent - significantly better than the average for the 25 largest banking companies. In fact, First Union's total return has outpaced the S&P Major Regional Bank Index in five of the last eight years.
         While stock price movements can be volatile, with both up and down years, it was gratifying to see the price of First Union's stock rise above $100 for the first time on July 16, 1997. We issued a two-for-one stock split in July. At $51.25 per share at year-end 1997, the stock price remained above the $100 level on a pre-split basis.
         Significantly, our two dividend increases in 1997 represented the seventh fastest growth rate in dividends per common share among the nation's 25 largest banking companies. We increased our guidelines for the dividend payout ratio to 40 to 45 percent. We expect that will move First Union into the top tier in the industry in this performance measure while achieving superior earnings per share growth.

Accelerating Pace of Industry Consolidation
         This performance was achieved against a backdrop of an industry in flux, with continuing consolidation and new competitors on the horizon. In today's environment, we are competing for customers not only with other banks, but also with the major mutual fund companies, brokerage houses, credit card companies and insurers.
         In 1997 the blurring of the lines in the financial services industry began accelerating. Not only did banks join together, but also numerous mergers of banks and brokerage houses, insurance companies and brokerages, and banks and credit card companies were announced or completed.
         We believe this trend will continue, and ultimately a dozen or so companies will hold a dominant share of the financial services business. The leaders in this new financial services industry will be those companies that find the most innovative ways to help customers (both businesses and individuals) simplify their financial lives.
         In this environment, First Union increased the flexibility of our company geographically, strategically and functionally through the acquisitions discussed earlier, which we believe will help build lasting value for stockholders.
         Further discussion of our 1997 transactions is included in the Merger and Consolidation Activity section of the Management's Analysis of Operations. However, I'd like to briefly address the strategic reasons behind these acquisitions.
         In the mid-1980s through the mid-1990s, the acquisition trend was about gaining size in order to survive. Today's acquisitions are being pursued to add customers and products or to achieve scale in key growth lines of business or attractive growth markets. Let me explain why achieving scale is important. In the mutual fund industry, the ten largest companies control 42 percent of the industry's assets. The ten largest mortgage companies control nearly a third of that business. The same is true in other industry segments - the dozen or so largest, best-known companies dominate the business. To be in the game in any of these businesses requires scale to remain competitive on both costs and pricing.
         In this environment, First Union has pursued acquisitions to leverage our product strengths, to expand our distribution capabilities and to enter attractive growth markets. To that end, First Union is well on its way to attaining competitive scale in a broad selection of key businesses that will help us meet our customers' lifetime needs.
         We evaluate acquisitions, like any other capital investment your company would choose to make, on the basis of their economic return to stockholders over time.
         I would like to point out that even during our heavy acquisition phase in the mid-1980s to early 1990s, First Union's earnings per share on an originally reported basis increased at a rate of 9.1 percent compared with a Top 25 average of 8.7 percent. We believe our acquisition strategy has built a company that is differentiating itself from the competition and that will outpace the industry's growth rate.

Technology-Based Marketing and Alternative Delivery
         One area where your company has distinguished itself in the industry is in our commitment to operational quality and especially our approach to advanced technology. In the


(The following graph(s) appear on the right side of page.)

Compound Annual
Growth

Originally Reported Operating
Earnings per Basic Common Share
{Percent)

1982-1997         1987-1997       1992-1997
15 Years          10 Years         5 Years

11                  10               12


Total Return
During the 1990s

                FTU             S & P Banks             S & P
                ---             -----------             -----
1992            143.91            62.54                  35.90
1993            138.26            72.15                  49.50
1994            148.69            62.82                  51.53
1995            248.03           156.06                 108.27
1996            378.78           249.59                 155.97
1997            580.63           426.31                 241.26


Total Return on
Common Stock


Compound Annual Growth Rate
(Assumes Dividends Reinvested)
(Dollars)


94     97          92     97        87   97
3 Year 39%        5 Year 23%      10 Year 23%

$1,000 2,699       1,000 2,766     1,000 $7,695

(The following graph(s) appear on the left side of page.)

Share of
Business Credit

(Percent)
                        82      85      88      91      94      97
Nonbanks              53.46   56.77   59.52   62.24   64.43   61.51
Commercial Banks      46.54   43.23   40.48   37.76   35.57   38.49


Market Share of
Household Assets

(Percent)
                                  82      85      88      91      94      97
Bank Deposits                   49.48   47.30   42.83   34.54   26.90   20.79
Mutual and Money Market Funds    7.06    8.16   10.26   11.65   13.51   17.36




mid-1980s, First Union focused its technology-related investments largely on creating a "single systems" platform. By that, I mean unlike most other large, multistate banking companies, we have a single general ledger system, deposit system, commercial credit system, human resources system, and so on. Banking analysts have noted our track record in rapidly integrating acquisitions. First Union's average time from consummation to systems conversion has been less than three months in the past four years.
         Our aggressive approach to technology has given us a distinct marketing edge because we are able to cost-effectively offer new computer-based options that may well become the delivery channels of choice in the future. We have rapidly built a "data warehouse" that we believe will help us more effectively anticipate which products and services customers want and when they want them.
         Our single systems strategy has also provided another clear competitive advantage as companies address the "Year 2000" computer issue that has received widespread attention. This issue centers on the inability of today's computer hardware and software, if left unaltered, to recognize the year 2000. First Union's single systems infrastructure gives us a strong advantage in addressing this. We have been recognized by industry experts and others as being well-prepared for meeting this challenge.

Growing Businesses: Capital Markets and Capital Management
         The competitive field and the demographic trends of the past two decades have not diminished. In fact, they present increasing challenges. We have new competitors from Wall Street to Cyberspace that are gaining increasing shares of the market for business credit and household assets once controlled by the banking industry, as the charts on this page clearly show.
         Our strategy to take advantage of these trends has been to build new, innovative businesses that are less capital-intensive and that generate more fee income than traditional banking businesses. We are building a company that will operate about 50 percent like a traditional banking company and 50 percent like an investment bank/asset management company.
         To that end, our Capital Markets Group, which provides corporate financing solutions, and our Capital Management Group, which provides a host of asset management products and services, accounted for 50 percent of First Union's fee income in 1997. We believe we are further ahead in developing these kinds of new products and nontraditional, fee income - generating businesses than most of our competitors in the banking industry.

An Actively Engaged Sales Culture

         While we have been building new, innovative lines of business, we also have streamlined and updated our traditional businesses to make sure they are relevant to today's customer needs. These more mature businesses must operate at peak efficiency - both for our customers' benefit and for our benefit - in order to remain competitive.
          We have worked hard for several years to rationalize and expand the capacity of our retail channel, and in 1997 we implemented a model that we are calling "The Future Bank." Pundits have predicted the demise of the traditional bank branch for many years, but in the "Future Bank," we are revitalizing and redefining what happens in branches- which we now call "financial centers." These financial centers offer a broad array of sales features and products. They also combine face-to-face customer service with access to electronic and remote delivery methods such as automated teller machines, personal computer banking, interactive video and card products.
          While we believe we cannot force a change in customer preferences, we are working in our financial centers to educate and encourage customers to use less-costly delivery channels. We believe that customers are rational and discriminating, and they will change how they do business if we offer better value, such as speed, convenience and pricing incentives. Our philosophy is that our customers will tell us how they want to do business with us - not the other way around.
         Our retail strategy is based on our vision of becoming "the world's most innovative financial services company." We intend to differentiate ourselves by focusing on what that means from the customers' point of view - not for the sake of back-office productivity. Our customers have told us what "innovative" feels like to them - and it is service that

(The following graph(s) appear on right side of page.)

Book Value Per Share

(Dollars)


92             93           94         95         96       97

$11.68        13.36        14.10      15.66      17.06     $18.91


First Union Stock
Price vs. Book Value
(Dollars)
                      92       93       94       95       96       97
Stock Price         21.75    20.625   20.625   27.75    37.00    51.25
Book Value          11.68    13.36    14.10    15.66    17.06    18.91


Stock Price Performance
Since year-end 1996
(Dollars)

12/96     3/97     6/97     9/97     12/97
37.00     40.56    46.25    50.06    51.25



Stock Price Performance
5-year trend
(Dollars)

92         93       94      95        96       97
21.81    20.63    20.69   27.81     37.00    51.25




is fast, easy and error-free. It is convenient from the customers' point of view
- whenever, wherever and however they want to interact with us.
         A lot of people have a similar vision. But we truly believe that First Union's strategies of the past 12 years have given us a clear and commanding lead in this arena. We believe that no one else - bank, insurer or brokerage firm - offers the complete selection of products and services in the comprehensive, integrated way that First Union does.
         On the commercial side of our company, our vision, philosophy and operating strategies parallel those on our retail side: our goal is to provide a lifetime of financial solutions to customers' needs. As a company grows, it requires different products beginning with traditional commercial deposit accounts, commercial lending and cash management to 401(k) plans and pension management, to innovative financial solutions and access to the capital markets. Rather than focusing on finite transactions that end when a loan is repaid, our approach is to provide value-added advisory services and financing solutions that are in the client's best interest. We intend to build long-term relationships with our commercial customers through a fully integrated relationship approach that grows as the company grows.

Revenue Growth and Expense Control
         The result of our strategies and heavy investment spending over the past five years is a clear differentiation between First Union and the vast majority of banks in the United States. We have been able to produce strong revenue growth while we have kept strict control on expenses. The chart below shows the revenue growth rate of the nation's 10 most efficient banking companies is about half that of First Union's. In fact, First Union had the second fastest growth rate in fee income among the nation's 25 largest banking companies excluding the effects of purchase acquisitions.
         We firmly believe that major investments in advanced technology, new businesses, products and marketing are the best way to enhance our prospects for the future. Unlike manufacturing companies, banks do not have a line item in their income statements for research and development. But if you summed up First Union's research and development investment in 1997, it would amount to more than $300 million. We believe this ability to invest for the future will keep us from hitting the "revenue wall" that faces many banking companies today, and which is a significant factor in the amount of industry consolidation that you will see in the next few years. These companies are learning a hard truth: You cannot cost-cut your way to profitability forever.
         As for First Union, we will continue to make prudent investments, disciplined by our Financial Performance Guidelines, to produce continued revenue growth.

Seeds of the First Union "Culture"
         I have discussed in detail the results of our operating strategy and philosophy. But let me briefly discuss something less tangible, but equally important in transforming First Union into a company that we believe is uniquely prepared to continue growing, changing and innovating.
         Over the years, First Union as a company has internalized the vision and philosophies of its key leaders, many of whom have joined us through acquisition. My immediate predecessor as chairman and chief executive officer, Cliff Cameron, came to First Union in the mid-1960s when we joined with Cameron-Brown Company, a mortgage banking firm. Our legacy from Cliff, who retired in 1985, is an atmosphere of readiness for change. When someone would say "banks don't do that," he would invariably answer, "Is there any reason we shouldn't be the first?"


(graph appears here with plot points.)

Revenue Growth and
Expense Control*

First Union
Average Top 10 Most Efficient Banks
(Percent)

                                         Efficiency  Revenue
                                           Ratio     Growth
First Union                                  57%      13
Average Top 10 Most Efficient Banks          53        6%

* Excludes merger/restructuring charges, nonrecurring gains/losses, capital securities expense and investment securities transactions.

         The late Ben Craig, who came to First Union with the Northwestern merger in 1985, was president until his death in 1988. A longtime literacy and education champion, he is the namesake for our annual Ben Craig Awards to outstanding local educators. He guided us with words like "Banking is the only business in which the more you do for the community, the better off you'll be."

                                        Tony Terracciano, who joined First
(picture of                       Union when we combined with First Fidelity,
Anthony P. Terracciano)           likes to say, "Don't ask me whether I want
                                  loan growth or credit quality. Don't ask me
Retiring President                whether I want to control expenses or grow
                                  revenues. It doesn't have to be either/or.
                                  I want both."
                                        Tony decided that 1997 was an
appropriate time for him to retire, with the merger of First Fidelity and First Union having been completed and running exceptionally well. His leadership contributed immeasurably to the ease with which the consolidation of these two companies was accomplished and the unleashing of the incredible sales power in his region. This is a tremendous legacy for him, on which those who follow will be inspired to build. On a personal level, I will miss Tony on a daily basis for the deeply intellectual framework that he has instilled in mapping our strategic direction. But I expect First Union to benefit from Tony's advice, counsel and friendship for years to come.
        These are perfect examples of the wise counsel and stellar guidance benefiting your company from a committed and active corporate board of directors. In addition to Tony, Howard H. Haworth, Leonard G. Herring, Jack A. Laughery, Max Lennon, Dewey L. Trogdon and John D. Uible are also retiring effective with the April 1998 corporate board meeting. I wholeheartedly thank each of them for their steadfast service to First Union.
        I also want to express sincere appreciation to our customers for their trust and continuing patronage. And I would especially like to thank the employees who continue to amaze me with their hard work and dedication, day in and day out.
        First Union is committed to nurturing the talents and honoring the contributions of our employees. It was, in fact, employees who pushed First Union to enter nontraditional areas so they could have more products to better serve their customers.
        We are blessed to have a work force that brings the same level of caring to their relationships with customers as they do to giving back to the communities we serve. Education and schools are a priority for First Union, and in 1997, more than 20,000 employees volunteered 656,000 hours of their own time to their communities' schools. Wherever you find First Union, you will find the leaders in United Way, Habitat for Humanity, chambers of commerce and other organizations that work for the betterment of the community. We are proud of our commitment and record of contributing to the growth of all of the communities we serve. In 1997, the Office of the Comptroller of the Currency rated all nine of our national bank subsidiaries as having an "outstanding record of meeting community credit needs."
        These are the values that we will work hard to maintain as we strive to build the successful model of the financial services company of the future. No matter how large our company, my hope is that it remains a company that listens and responds to each individual customer, and one that listens and values each employee as an individual. That is the best way to ensure our success in the future and that is the best way to create and increase value for stockholders for the long term. Thank you for your interest in First Union.



Sincerely,


/s/ Edward E. Crutchfield

Edward E. Crutchfield
Chairman and Chief Executive Officer
February 23, 1998


Index to Special Topics



General Information
Annual Meeting...............................................................................Inside Back Cover
Description of Business.................................................................................... i
Employees.................................................................................................T-7
Market Share.....................................................................i, iii, iv, v, vi, vii, 1, 2

Capital Resources
Regulatory Capital...................................................................................22, T-15
Stockholders' Equity........................................................viii, 22, P-1, P-2, T-1, C-3, C-5

Common Stock
Book Value.......................................................................................viii, 5, T-1
Dividends..............................................Inside Front Cover, viii, 3, 9, 22, T-6, C-4, C-5, C-7
Market Price........................................................................viii, 3, 5, P-3, T-1, T-6
Shares, Number Outstanding..................................................viii, 22, P-3, T-1, C-3, C-4, C-5
Stockholders, Number of ..................................................................................T-7

Liquidity
Debt Ratings................................................................................ Inside Back Cover


Loans
Average Balances...................................................................... 19, P-1, T-3, T-4, T-23
Commercial Real Estate................................................................................. 18, 19
Consumer Loan Portfolio.................................................................................... 19
Industry Concentrations.................................................................................... 18
Loan Loss Allowance................................................ 20, P-2, T-12, T-13, C-3, C-19, C-34, C-37
Loan Loss Provision............................. 20, P-3, T-1, T-3, T-4, T-6, T-12, C-4, C-7, C-19, C-38, C-39
Mix at Year-End........................................................................................ 18, 19
Net Charge-Offs.................................................................. viii, 8, 20, P-1, T-12, C-19
Nonperforming Assets................................................................... viii, 8, 19, P-1, T-12
Project Type............................................................................................... 18

Profitability
Earnings Performance........................... iv, v, vi, vii, viii, 1, 8, P-3, T-1, T-3, T-4, T-6, C-4, C-38
Income Per Share............................................................ viii, 1, 3, 8, P-3, T-1, T-6, C-4
Net Interest Income........................ iv, v, vi, vii, 16, P-3, T-1, T-3, T-4, T-6, T-22, T-23, C-4, C-38
Net Interest Margin............................................................................ viii, 16, T-23
Noninterest Expense........................................... 16, 17, P-3, T-1, T-2, T-3, T-4, T-6, C-4, C-38
Noninterest Income....................................... 4, 5, 8, 16, P-3, T-1, T-2, T-3, T-4, T-6, C-4, C-38
Results of Operations................................................ viii, 1, 8, 16, P-3, T-1, T-6, C-4, C-38
Return on Average Assets.................................................................... viii, 9, T-5, T-6
Return on Average Stockholders' Equity ..........................  iv, v, vi, vii, viii, 9, T-3, T-4, T-5, T-6

Risk Management
Asset Quality.................................................................... viii, 8, 19, P-1, T-12, C-19
Derivative Transactions.......................................... 25, T-16, T-17, T-18, T-19, T-20, T-21, C-31
Market Risk Management............................................................................... 23, C-31

Securities
Available For Sale............. viii, 17, 18, P-1, P-2, T-2, T-8, T-22, T-23, C-3, C-7, C-14, C-34, C-37, C-39
Investment........................ viii, 18, P-1, P-2, T-2, T-10, T-22, T-23, C-3, C-7, C-16, C-34, C-37, C-39
Trading Activities..................................................... 16, 25, P-2, T-2, T-23, C-3, C-7, C-34

(The following graph(s) appears 90 degrees on left side of page.)

Operating Earnings Per
Basic Common Share
(Dollars)

92           93         94         95      96         97
$1.27       2.15       2.30      2.56*    3.04*     $3.34*

* Excluding special charges.


Operating Earnings Per
Diluted Common Share
(Dollars)

92           93         94         95      96         97
$1.22       2.09        2.25      2.49*   3.01*     $3.30*

* Excluding special charges.


Net Income
(Dollars in billions)

92           93         94         95      96         97
$.7        1.2         1.4        1.6*    1.9*      $2.1*

* Excluding special charges.



Management's Analysis of Operations

         The following discussion and other portions of this Annual Report contain various forward-looking statements. Please refer to our 1997 Annual Report on Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

Earnings Highlights
         First Union's basic operating earnings in 1997 (which represents earnings before special charges) were a record $2.1 billion, or $3.34 per common share compared with $1.9 billion or $3.04 per share in 1996. Diluted operating earnings per common share were $3.30 in 1997 and $3.01 in 1996. Basic earnings per common share are calculated by dividing net income applicable to common stockholders by average common shares outstanding. Diluted earnings per common share are calculated by dividing net income applicable to common stockholders by the sum of average common shares outstanding and common stock equivalents related to employee stock options including restricted stock awards.
         Unless otherwise indicated, financial information for 1995, 1996 and 1997 has been restated to reflect the November 28, 1997, pooling of interests acquisition of Richmond, Virginia-based Signet Banking Corporation. Financial information related to Signet prior to 1995 is not considered reflective of the continuing operations of Signet, and accordingly, such information has not been restated. Additionally, all per common share data has been restated for all periods to reflect a two-for-one stock split, which was paid on July 31, 1997.
         Special charges excluded from operating earnings are after-tax merger-related and restructuring charges of $194 million, or 31 cents per share, in 1997 related to the acquisition of Signet, and $181 million, or 29 cents per share, in 1996 related to the January 1, 1996, acquisition of First Fidelity Bancorporation. Operating earnings in 1996 also exclude a special charge related to an after-tax Savings Association Insurance Fund (SAIF) special assessment of $87 million, or 14 cents per common share. After the special charges, basic earnings in 1997 were $1.9 billion or $3.03 per common share compared with $1.6 billion or $2.61 per common share in 1996. Diluted earnings per common share were $2.99 in 1997 and $2.58 in 1996.
         In the fourth quarter of 1997, First Union's net income applicable to common stockholders before restructuring charges was $519 million, or 82 cents on a basic per common share basis, and after restructuring charges, $362 million, or 57 cents per common share. Related diluted per common share amounts were 81 cents and 56 cents, respectively. This compares with earnings of $493 million, or 80 cents on a basic per common share basis and 79 cents on a diluted basis in the fourth quarter of 1996. There were no special charges in the fourth quarter of 1996.
         Growth in 1997 operating earnings was led by a 30 percent increase in non-interest income (excluding securities transactions), including a 58 percent increase in Capital Markets fee income and a 45 percent increase in Capital Management fee income.
         Solid expense control resulted in an operating overhead efficiency ratio (excluding special charges and capital securities expense) of 57 percent in 1997 and 58 percent in 1996. This efficiency was maintained even with increased levels of discretionary investments for the future.
         In addition, credit quality continued to improve, with nonperforming assets declining to $723 million, or 0.75 percent of net loans and foreclosed properties, from $802 million, or 0.78 percent, in 1996. Net charge-offs as a percentage of average net loans improved to 0.63 percent in 1997 compared with
0.65 percent in 1996.


Outlook
         In addition to producing strong financial momentum in 1997, First Union also took several actions to position itself for 1998.

(bullet) In the fourth quarter of 1997, the unsecured consumer portfolio was significantly restructured to position the company for higher credit quality in 1998. This restructuring will result in the sale of $3 billion of credit card receivables and other unsecured loans. The sales reflect the repositioning of the portfolio in line with our Consumer Bank's strategy of expanding relationships within our growing customer base on the East Coast.

(bullet) The investment portfolio was repositioned in the fall of 1997 to maximize income in the face of declining interest rates and a flattening yield curve.

(The following graph(s) appear on right side of page.)


Return on
Average Assets
(Percent)

92           93         94         95      96         97
 .77%       1.22        1.29       1.25*   1.30*     1.39%*

* Excluding special charges.

Return on Average
Common Equity
(Percent)

92           93         94         95      96         97
11.28%     17.26       16.38      17.13*  18.50*    18.90%*

* Excluding special charges.

Asset Growth
(Dollars in billion)

92           93         94         95      96         97
$95        105         114        143     152       $157

* Excluding special charges.


(bullet) In addition, we increased the annual dividend 11 percent to $1.22 per common share, representing the 20th consecutive year of dividend increases. In December 1997, we again announced a dividend increase of 16 percent to 37 cents on a quarterly basis, or $1.48 on an annualized basis.

(bullet) Also in 1997, we announced the pending acquisition of CoreStates Financial Corp as well as the acquisitions of Signet, Wheat First and Covenant, all of which are discussed below.

         First Union continues to diversify its business mix in order to meet client demands and to decrease the corporation's reliance on interest income, which can be affected by volatility in economic conditions and movements in interest rates. First Union's goal is to increase noninterest income in proportion to total revenue to 40 to 45 percent by the year 2000. We have made significant progress toward that goal with noninterest income to total revenue of 37 percent in 1997 compared with 32 percent in 1996. To help us meet this goal, we continue to invest in high-growth business lines such as the investment banking, brokerage services and asset management businesses in our Capital Markets and Capital Management Groups. These nontraditional businesses complement our loan and deposit activities. We also are applying nontraditional approaches to our more mature lines of business, primarily by streamlining processes, by adding electronic and remote banking alternatives and by implementing our Future Bank retail branch model. The goals are to improve customer service, increase sales and generate efficiencies. We expect strong sales momentum in light of demographic trends, a robust economy and our market expansion.
         Our primary management attention is focused on leveraging our existing business base as we invest in new technology and fee income-generating lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services have positioned us to better serve our 14 million customers in a diverse geographic marketplace and to reduce the impact of adverse changes in the business cycle.
         In 1997 First Union leveraged these internal investments through three significant mergers that will greatly enhance our key businesses and expand our share of markets that can benefit from our product mix.

Merger and Consolidation Activity
         The pending acquisition of CoreStates, of Philadelphia, Pennsylvania, will create new opportunities to leverage our growing Capital Management and Capital Markets businesses in states that generate 36 percent of the nation's gross state product and in attractive consumer markets in which per capita income is 12 percent above the national average.
         We currently estimate that approximately 330 million shares of First Union's common stock will be issued in this pooling of interests accounting transaction. The merger agreement provides for the issuance of 1.62 shares of First Union common stock for each share of CoreStates common stock, subject to increase under certain circumstances. Using First Union's closing price of $52.4375 on November 17, 1997, the last business day before public announcement of the merger, the transaction would have been valued at approximately $17 billion. At December 31, 1997, CoreStates had assets of $48 billion, net loans of $35 billion, deposits of $34 billion, stockholders' equity of $3 billion and net income of $813 million.
         First Union expects to take after-tax, merger-related and restructuring charges of $795 million in 1998 in connection with the CoreStates merger. In addition, six directors of CoreStates are expected to be nominated for election or appointed to the First Union board of directors following consummation of the merger. More information is available in our Current Reports on Form 8-K, which we filed with the Securities and Exchange Commission (SEC) dated November 18, 1997, November 28, 1997, and December 2, 1997, and in our registration statement on Form S-4, filed with the SEC on January 9, 1998. Additionally, pro forma financial information related to CoreStates is presented elsewhere in this report. On February 27, 1998, stockholders of First Union and CoreStates approved the merger agreement and the stockholders of First Union also approved increasing the authorized shares of First Union common stock from 750 million to
2.0 billion.
         The Signet acquisition was consummated on November 28, 1997, and is included in the combined data, as mentioned earlier. Signet, with assets of $11 billion, net loans of $7 billion, deposits of $8 billion, stockholders' equity of $990 million and net income of $73 million for the nine months ended September 30, 1997, moved First Union into the leading deposit share position in Virginia. First Union issued 1.10 shares of its common stock for each share of Signet common stock, or 67 million shares, to consummate the merger.
         In addition, the acquisition of Covenant Bancorp, Inc., based in Haddonfield, New Jersey, was consummated on January 15, 1998. Covenant had assets of $415 million, net loans of $254 million, deposits of $294 million and stockholders' equity of $31 million at December 31, 1997. First Union issued 1.6 million shares in this purchase accounting transaction, substantially all of which we repurchased in the open market at a cost of $79 million.
         The acquisition of Wheat First, based in Richmond, Virginia, was consummated on January 31, 1998. We expect this partnership will enhance the equity securities business of First Union's Capital Markets Group, as well as create one of the nation's largest brokerage networks. The merger was accounted for as a pooling of interests. However, financial information related to Wheat First is not considered material to the historical results of First Union, and such financial statements will not be restated. First Union issued 10.3 million shares of its common stock in exchange for Wheat First shares. Wheat First had assets of $1 billion and stockholders' equity of $171 million at December 31, 1997.
         We continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured in conjunction with financial performance guidelines adopted in 1997 and other financial objectives. Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected.
         In addition, First Union is taking advantage of the opportunity afforded by the Riegle-Neal Interstate Banking and Branching Efficiency Act to operate national banks across state lines by consolidating our banks. In 1997 all banks in the southern region of First Union and in Connecticut were consolidated into First Union National Bank, based in Charlotte, North Carolina. With the exception of Delaware, the final consolidation in the rest of the northern region occurred in February 1998.
         The Accounting and Regulatory Matters section provides more information about Riegle-Neal and provides information about legislative, accounting and regulatory matters that have recently been adopted or proposed.


BUSINESS SEGMENTS

Business Focus
         First Union's operations are divided into four primary business segments encompassing more than 40 distinct product and service units. These segments include the Consumer Bank, Capital Management, the Commercial Bank and Capital Markets. Additional information can be found in Table 4.
         We have developed an internal performance reporting model to measure the results of these four business segments and the Treasury/Nonbank segment. Because of the complexity of the corporation and the interrelationships of these business segments, we have used various estimates and allocation methodologies in the preparation of the Business Segments financial information. Restatements of various periods may occasionally occur because these estimates and methodologies could be refined over time.
         Our management structure combines this internal performance reporting with a matrix management approach, which integrates product management with our various distribution channels. Additionally First Union's management structure and internal reporting methodologies will produce business segment results that are not necessarily comparable to presentations by other bank holding companies or stand-alone entities in similar industry segments.
         Our internal performance reporting model was implemented in 1997. Prior periods have not been restated because of practical limitations. The model isolates the net income contribution and measures the return on capital for each business segment by allocating equity, funding credit and

(The following graph appears on right side of page.)

Consumer Bank
Contributions to Group Profitability
Net Income (Percent)

Retail Branch Products          85%

First Union Home Equity          6%

Card Products                    5%

First Union Mortgage             4%


expense and corporate expenses to each segment. We use a risk-based methodology to allocate equity based on the credit, market and operational risks associated with each business segment. Credit risk allocations provide sufficient equity to cover both expected and unexpected losses for each asset portfolio. Operational capital is allocated based on the level of noninterest expense for each segment. In addition capital is allocated to segments with deposit products to reflect the risk of unanticipated disintermediation. Through this process, the aggregate amount of equity allocated to all business segments may differ from the corporation's book equity. All unallocated equity is retained by the Treasury/ Nonbank segment. This mismatch in book versus allocated equity may result in an unexpectedly high or low return on equity for the Treasury/Nonbank segment for extended periods of time. Our method of reporting does not allow for discrete reporting of the profitability or synergies arising from our integrated approach to product sales. For example, a commercial customer might have loans, deposits and an interest rate swap. The loan and deposit relationship would be included in the commercial segment and the interest rate swap would be reflected in the risk management unit of the Capital Markets segment.
         Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment our model employs a funds transfer pricing (FTP) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or expense to each segment so its resulting net interest income is insulated from interest rate risk. The majority of the interest rate risk resulting from the mismatch in durations of assets and liabilities held by the business segments resides in the Treasury/Nonbank segment. The Treasury/Nonbank segment also holds the corporation's investment portfolio and off-balance sheet portfolio, which are used to enhance corporate earnings and to manage exposure to interest rate risk. Because most market risk is held in the Treasury/Nonbank segment, the profitability of this segment is expected to be more volatile than for the other business segments.
         General corporate expenses, with the exception of goodwill amortization, are allocated to each segment in a pro rata manner based on the direct and attributable indirect expenses for each segment. Residual corporate expense remaining in the Treasury/ Nonbank segment reflects the costs of portfolio management activities, goodwill amortization and merger-related restructuring charges. In general this approach should not result in significant volatility to business segment returns.

Consumer Bank
         The Consumer Bank, our primary deposit-taking entity, provides an attractive source of funding for our secured and unsecured consumer loans, first and second residential mortgages, installment loans, credit cards, auto loans and leases, and student loans.
         The Consumer Bank combines traditional deposit and lending products with innovative financial solutions all supported by state-of-the-art technology
- including smart cards, electronic banking and Internet access - to provide quality customer service.
         Our new Future Bank retail branch model, rolled out initially in Atlanta, Georgia, will be implemented in 1998 throughout our full-service branch network in 12 states and Washington, D.C. The Future Bank model increases service options and access for our customers, improves sales capacity for employees and ultimately reduces costs. Through our First Union Direct Bank, N.A., centralized customer information centers manage the majority of the servicing and administrative tasks for the branches, freeing the Future Bank financial consultants to focus on building relationships and tailoring financial solutions to meet customer needs. First Union Direct also provides direct telephone sales and servicing for all our consumer lending products.
         First Union's mortgage origination and home equity offices across the nation also are included in the Consumer Bank through our operating subsidiaries First Union Mortgage Corporation (FUMC) and First Union Home Equity Bank, N.A. (FUHEB). Our equity lending business, including FUHEB and branch-based lending, is the second largest in the nation, while FUMC was the nation's 12th largest

(The following graph appears on left side of page.)


Capital Management
Contributions to Group Profitability
Net Income (Percent)

Trust/Evergreen Funds           52%

CAP Account                     23%

Private Client                  15%

Retail Brokerage Services       10%


mortgage servicer, with a mortgage servicing portfolio of $61 billion at December 31, 1997. In addition, FUHEB is a major participant in both the "A" credit quality market as well as in the sub-prime market. FUHEB securitized and sold $914 million in sub-prime originations through our Capital Markets Group in 1997.
         Consumer loans in 1997 exclude $5 billion in securitized adjustable rate mortgages (ARMs), home equity loans, student loans, indirect auto loans and community reinvestment loans, as well as $3 billion in credit card receivables and Signet's loan-by-check portfolio, which were transferred to assets held for sale. Loan originations in the consumer portfolio were led by mortgage and home equity loans.
         The managed credit card portfolio was $7 billion at December 31, 1997. This amount includes $2 billion of securitized credit cards and $2 billion in credit card receivables that were transferred to assets held for sale.

Capital Management
         The Capital Management Group unites our banking and investment offerings for retail and institutional customers, providing products and services that primarily produce fee income. At December 31, 1997, this group had $80 billion in assets under management, which encompassed $50 billion in total trust and institutional assets, including $12 billion in mutual funds held in trust. Including the mutual funds held in trust, the First Union-advised mutual funds amounted to $42 billion at December 31, 1997. An additional $10 billion in mutual fund assets were added in 1998 with Wheat First, which expanded our marketing power with a combined sales force of more than 4,300 registered representatives in 20 states and more than 2,000 brokerage locations.
         The trust unit anticipates continued growth with the addition of new products and services. On the personal trust side, a Family Trust program was introduced in September 1997 to assist trust and investment management customers in providing elder care. Corporate Trust has added structured finance trust services and an investment holding company subsidiary, Delaware Financial Services Corporation.
         Capital Management results in 1997 reflect the December 1996 purchase accounting acquisition of Keystone Investments, Inc., the Boston, Mass.-based investment adviser to the Keystone family of mutual funds, now combined with the Evergreen Funds. Evergreen manages $42 billion in assets for more than 1 million shareholders, and offers over 70 mutual funds. Thirty-five Evergreen portfolios were rated "four" or "five" stars by the Morningstar ratings service at December 31, 1997. We are also introducing a new family of First Union-advised mutual funds designed for the institutional and corporate marketplace.
         Our CAP Accounts are an asset management product that enables customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of our lines of business, including mutual funds and retail brokerage services. The CAP Account item in Table 4 reflects direct CAP Account fee income only. At year-end 1997, CAP Account assets were $26 billion and there were 290,000 accounts. CAP customers generally hold balances split evenly between deposits and securities. Trading activity by customers through their CAP Accounts also increased in 1997. We also have introduced variations of the CAP Account designed to appeal to a broader mass of investors and to attract first-time investors, including the CAP1 Account with a lower minimum balance and a CAP for Business Account targeted primarily toward small businesses, professional associations and nonprofit groups.
         The Private Client Group (formerly Private Banking) provides high net worth clients with a single point of access to First Union's investments, mortgages, personal loans, trusts, financial planning, brokerage services and other services. At December 31, 1997, the Private Client Group managed $2 billion of average net loans and $2 billion of average deposits, in addition to a variety of fee-generating capital markets and investment products.
         Retail brokerage services are the primary distribution center for investment and insurance products. This segment does not reflect sales of credit, life or other insurance products sold in other areas of the corporation. Retail brokerage revenues were $282 million. Mutual fund sales through the brokerage unit reached $3 billion and annuity sales exceeded $1 billion. Brokerage expenses in 1997 largely reflected significant investment in reengineering our processes to

(The following graph appears on right side of page with graphic.)

Commercial Bank

Deposit Products              55%

Lending                       17%

Real Estate Banking           15%

Cash Management               10%

Small Business Banking         3%



implement a new operating system designed to support future growth and to provide enhanced customer service features, including cost basis investment reporting and dividend reinvestment. New brokerage products introduced in 1997 include a fee-based account that offers access to Schwab OneSource mutual funds. The expanded operating system positions retail brokerage to pursue an expanded Internet sales distribution channel in 1998.
         We anticipate increased growth in all of the Capital Management business lines as we introduce new products and services throughout our multistate network and with the addition of new customers from our acquisitions.

Commercial Bank
         Our Commercial Bank's products and services go beyond traditional commercial banking to areas such as asset-based financing, risk management products, property and casualty insurance, leasing, treasury services, international services, pension plans and 401(k)s.
         As a result, the Commercial Bank is increasing its proportion of fee income along with the rest of the corporation as customers demand more innovative products and transaction efficiency. The Commercial Bank provides a comprehensive array of financial products to corporate, middle-market, commercial and small - business customers. Specialized relationship teams throughout our region focus on sales and service. In addition, we have an integrated approach that leverages the capabilities of First Union's Capital Markets Group for the more complex financing solutions. The increase in Commercial Bank fee income was led by its Cash Management unit. Service charge volume has increased as a result of higher sales volume and improved collection policies and procedures.
         In addition, we have streamlined the processes in the Commercial Bank, which has increased efficiency. Revenue per relationship manager increased in 1997 to $1 million.
         Cash Management offers corporate customers a comprehensive selection of treasury management services, including a full range of electronic commerce, collection, disbursement and information reporting services. These products are designed and priced based on the diverse needs of companies of various sizes and industries.
         When combined with CoreStates, First Union will be the nation's third largest cash management bank based on revenue, ranking in the Top 10 for all core cash management products, and leading the nation in corporate check clearing. The pending combination also would add significantly to First Union's commercial cash management offerings, including Internet-based electronic commerce services, a nationwide lockbox network and expanded international cash management capabilities.
         Cash management products stimulate the gathering of commercial deposit balances. Deposit balances and their economic profitability are reflected in both the Commercial Bank and Capital Markets segments. Cash Management in Table 4 reflects only the direct service charge income from cash management products.
         Small Business Banking provides a comprehensive selection of proprietary and joint venture financial products including insurance, investment services and retirement planning services as well as loans and commercial deposit services to entrepreneurs, professionals and companies with annual sales ranging up to $10 million. Small Business Banking loan volume in 1997 was $1 billion and average net loans were $2 billion in 1997. Small Business Banking reflects only lending activities.

Capital Markets
         In 1997 our Capital Markets Group produced strong momentum with record transaction volume and earnings, capped by the announcement of our merger with Wheat First. With this transaction, we are able to provide a crucial product to First Union's Capital Markets clients. We also have enhanced the competitive products and service offerings available to Wheat First's more than 950,000 brokerage customers.
         Our institutional business has a sales force of more than 100 traders covering 1,000 institutional clients, and we are a market maker in more than 300 NASDAQ stocks. We have 30 equity research analysts covering more than 300 companies with a focus on key specialized industries: communications and technology; financial services; consumer; furnishings, textiles and building; health care; and industrial.

(The following graph appears on left side of page.)


Capital markets
Contributions to Group Profitability
Net Income (Percent)

Traditional Banking         36%

Real Estate Finance         20%

Commercial Leasing & Rail   20%

Investment Banking          16%

Risk Management              8%


         The announcement of the merger with Wheat First followed the May 1997 Federal Reserve Board approval of public equity underwriting through First Union's Section 20 subsidiary, First Union Capital Markets Corp. (FUCMC), renamed Wheat First Securities, Inc. Wheat First moved First Union far ahead in its business plan to make this service available to customers.
         With the addition of equity underwriting, sales and trading capabilities, our Capital Markets Group provides corporate and institutional clients one-stop shopping for a full range of investment banking products and services. These products and services are fully integrated with our wholesale delivery strategy, and they are a natural extension of our Commercial Bank. We have the capability to help a company grow from its first checking account to its initial public offering. In the Capital Markets Group, the Commercial Bank and the bank and nonbank brokerage units, the strategy is the same: the focus is on providing customized solutions that are in our clients' best interests.
         Our primary focus has been to bring a full line of business products to middle-market customers who have been underserved by other capital markets providers. We believe this strategy, coupled with new powers, provides a rewarding platform for long-term growth.
         We have relationships with 42 percent of the middle-market and corporate businesses in our regional marketplace. Our relationship coverage begins in our East Coast banking markets and extends nationwide through industry-specific specialization in such areas as health care; financial institutions; real estate; media and communications; utilities; energy; forest products; and specialty finance. In addition our International unit continues to develop strong correspondent banking relationships overseas. The primary focus of the International unit is to meet the trade finance and foreign exchange needs of our corporate customers and to provide commercial banking and capital markets products to the United States subsidiaries of foreign corporations. This unit is expected to expand significantly following consummation of the merger with CoreStates, which has been involved in the international arena for a century.
         Capital Markets has five primary units: Investment Banking; Real Estate Finance; Risk Management; Commercial Leasing and Rail; and Traditional Banking.
         The Investment Banking unit provides loan syndications, high-yield debt and equity underwriting, private finance, merger and acquisition advisory services, merchant banking and asset securitizations.
         Loan syndications are significant contributors to earnings in the Investment Banking unit. The Loan Syndications unit, which spreads the risk of large credit facilities among several lenders, served as agent on 63 leveraged transactions amounting to $12 billion in 1997.
         The High-Yield unit, which underwrites below-investment grade debt and preferred stock securities, completed its first sole-managed high yield transaction in 1997 - a $100 million offering for a communications company. This unit completed 18 high-yield bond offerings amounting to $3 billion in 1997.
         The Private Finance unit structures and places senior and subordinated debt, preferred and common stock, and other hybrid securities with institutional investors. This unit closed 17 transactions in 1997 with transaction volume of $309 million.
         The Mergers and Acquisition Advisory unit offers full advisory services to companies engaged in corporate sales and divestitures, acquisitions, fairness opinions and takeover defenses. In 1997 the M&A unit was involved in 21 closed or announced transactions with an aggregate value of nearly $3 billion.
         The Merchant Banking unit, or Capital Partners, was established in 1987 to make equity and subordinated debt investments in growing companies. This unit currently has committed and funded investments amounting to $625 million in 65 companies.
         The Asset Securitization unit undertakes the pooling and underwriting of corporate receivables and other financial assets, which are then sold in the form of securities to investors. In 1997 this unit securitized and sold to investors $6 billion of assets and securities.
         The Real Estate Finance unit expanded into a variety of commercial real estate finance activities in 1997. In addition to its commercial conduit operations, the Real Estate Finance unit offers credit tenant lease financings, real estate investment trust (REIT) lending, affordable housing debt and equity financings and off-balance sheet lending products for corporate real estate clients. In 1997 the Commercial Real Estate Finance unit expanded to the West, Midwest and Southwest by opening offices in Irvine, California, Chicago and Houston. The unit, which provides loan origination capabilities for mortgage loans secured by multi-family and commercial properties, originated $2 billion in loans in 1997. In November 1997 FUCMC and Lehman Bros. completed a $2 billion offering of securities backed by commercial mortgage loans, representing the industry's largest commercial mortgage loan securitization. In December 1997 the Mortgage Finance unit priced a $407 million offering of securities backed by sub-prime home equity loans - representing First Union's largest lead-managed home equity securitization. This transaction, coupled with two other securitizations earlier in the year, underscores the synergies within FUHEB in leveraging our capabilities in the home equity securities market. The Mortgage Finance unit issued new securities amounting to $1 billion in 1997.
         Our Risk Management unit creates customized solutions to risk management needs that allow customers to manage a wide variety of market risks, including interest rate risk, foreign exchange risk and commodity risk. The derivatives desk makes markets and trades in a large variety of derivative products and spot and forward exchange markets. The interest rate derivatives group completed more than 2,100 transactions with a notional principal value of $58 billion in 1997. The unit contributed $103 million in gross revenues in 1997. The unit expects to introduce equity derivatives for customers in the first quarter of 1998.
          Our Commercial Leasing and Rail unit includes First Union
Rail which, with three major acquisitions in 1996, became the second largest general railcar leasing company in the United States with a fleet of more than 60,000 rail cars. First Union Rail also has developed innovative fleet management and logistics services, using the latest computer technologies to manage programs for customers and to provide insurance coverage and car accounting systems.
         The Traditional Banking unit includes Specialized Industries, Diversified Finance and International Finance. Specialized Industries delivers custom-tailored corporate finance advice to customers in six industry segments. Relationship managers from Diversified Finance, which includes leveraged finance and asset-based lending, also call on middle-market customers nationally. The relationship banking areas are the primary source for many of our Investment Banking products. The unit had $9 billion in average net loans in 1997.
         First Union will continue to expand its relationship banking efforts, including increased industry segment coverage and an expanded international presence when combined with CoreStates.

Treasury/Nonbank Segment
         The Treasury/Nonbank segment includes First Union's Central Money Book
(CMB) and certain expenses that are not allocated to the business segments, including goodwill amortization and corporate restructuring costs. The CMB is responsible for the management of our securities portfolios, our overall funding requirements and our asset and liability management functions. The Securities Available for Sale, Investment Securities, Liquidity and Funding Sources and Market Risk Management sections provide information about our securities portfolios, funding sources and asset and liability management functions.
         Additionally the Treasury/Nonbank segment includes amortization expense and capital not allocated to business segments related to other intangible assets (excluding deposit base premium and mortgage and other servicing assets) and charges that are unusual and infrequent, including merger-related and restructuring charges. The Treasury/Nonbank segment includes the income and expense related to the restructuring of the credit card receivables and other unsecured loans.

(The following graph appears on left side of page.)

Net Interest Income
(Tax-equivalent)
(Dollars in billion)

92           93         94         95      96         97

$3.8         4.3       4.6        5.2     5.6         $5.8

Noninterest Income
(Dollars in billions)

92           93         94         95      96         97

$1.4       1.6         1.6        2.2     2.6      $3.4


Components of
Noninterest Income
------------------------------------------------
In Millions                        1997     1996
------------------------------------------------
Trading account
profits                            $204     131

Service charges on
deposits accounts                   854     734

Mortgage banking
income                              247     194

Capital management
income                               882    607

Securities available                  31     36
for sale transactions

Investment security
transactions                           3      4

Fees for other
banking services                     151    172

Equipment lease
rental income                        187    112

Sundry income                      $ 837    646


Results of Operations

Income Statement Review

Net Interest Income
         Tax-equivalent net interest income increased 5 percent to $5.8 billion in 1997 from $5.6 billion in 1996. The increase in tax-equivalent net interest income was primarily the result of increased earning assets.
         Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1997, $51 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and if they had been outstanding throughout the period (or since origination if held for part of the period). The amount of interest income related to these assets and included in income in 1997 was $21 million.

Net Interest Margin
         The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.36 percent in 1997 compared with 4.25 percent in 1996. The margin increase in 1997 was partially a result of upward repricing of credit card loans and an increase in lease financings. The average rate earned on earning assets was 8.25 percent in 1997 and 8.06 percent in 1996. The average rate paid on interest-bearing liabilities was 4.49 percent in 1997 and 4.36 percent in 1996. It should be noted that the margin is not our primary management focus or goal. Our focus is on increasing revenues.
         We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Market Risk Management section.

Noninterest Income
         We are meeting the challenges of increasing competition, changing customer demands and demographic shifts by making discretionary investments to enhance revenue growth. We have significantly broadened our product lines, particularly in the Capital Markets and Capital Management Groups, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a 30 percent increase in noninterest income, excluding investment securities transactions, to $3.4 billion in 1997 from $2.6 billion in 1996.
         Almost all categories of noninterest income increased in 1997 from a year earlier. Fee income from Capital Management and Capital Markets activities made up one-half of noninterest income in 1997. These two groups are discussed further in the Business Segments section. Service charges on deposit accounts increased 16 percent from 1996 and mortgage banking income increased 27 percent, reflecting primarily purchase accounting acquisitions completed in 1996. Equipment leasing rental income increased 67 percent primarily reflecting the full year of railcar leasing activity.

Trading Activities
         Our Capital Markets Group also makes a key contribution to noninterest income through trading profits. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers. Trading profits increased 56 percent to $204 million in 1997 compared with $131 million in 1996. The increase was largely related to asset securitization activity and to increased customer transactions. Trading account assets were $5 billion at December 31, 1997, compared with $4 billion at year-end 1996.

Noninterest Expense
         Noninterest expense was $5.6 billion in 1997 compared with $5.2 billion in 1996. Noninterest expense in 1997 included $269 million in pre-tax, merger-related and restructuring charges. Noninterest expense in 1996 included pre-tax, merger-related and restructuring charges of $281 million and the SAIF special assessment of $135 million pre-tax. The increase from 1996 also included the incremental impact of the fourth quarter 1996 purchase accounting acquisitions and expenses associated with our capital securities issues. More information on these capital securities is in the Guaranteed Preferred Beneficial Interests section.

(The following graphs appear on right side of page.)

Noninterest Expense
(Dollars in billions)

92           93         94         95      96         97
$3.4         3.5        3.7        4.7     5.2      $5.6

Overhead Efficiency
Ratio
(Percent)


92           93         94         95      96         97

66%          61         61        61*     58*        57%*

*Excluding special charges

Year-End Earning Assets
(Dollars in billions)

                                    92     93     94      95      96      97
                                    --     --     --      --      --      --
Year-End Earning Assets            $84    $93    101     127     134    $134
Loans, net                          60     68     78      97     102      97
Investment Securities               12      8      8       3       2       2
Securities Available for Sale        6     14     12      21      17      21
Other                                6      3      4       7      13      14
                                   ------------------------------------------

         The increases in various categories of noninterest expense reflect our continued investments in fee-income generating businesses such as those managed by the Capital Management and the Capital Markets Groups, in which expenses move more in tandem with revenues, and in technology and retail branch transformation. Our overhead efficiency ratio continued to improve even while we increased our discretionary investments. This ratio was 57 percent in 1997, an improvement from 58 percent in 1996. These ratios exclude amounts related to the capital securities issues, merger-related and restructuring charges, and SAIF.
         Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. We had $2.7 billion in other intangible assets at December 31, 1997, compared with $2.9 billion at December 31, 1996. Costs related to environmental matters were not material.
         We are well aware of the ramifications of the change from December 31, 1999, to January 1, 2000. In February 1996 we assembled a corporate project team and engaged a leading technology firm to begin an initial assessment of the scope of the project. We determined early on that our single system platform would help minimize expenses related to the year 2000 project. Also minimizing the impact is the fact that our Emerald deposit system and essentially all of our Capital Markets systems are already year 2000 compliant. We have analyzed our computer hardware platforms and software programs and expect to have virtually all of the systems and application modifications in place and tested by the end of 1998, allowing time in 1999 for any system refinements that may be needed. Our relationship with third-party vendors, counterparties and customers also present year 2000 challenges, and we are assessing and monitoring their progress. Our process regarding vendors and counterparties includes direct access with the entity, surveys and testing procedures to assess whether such parties will be able to successfully interact with First Union in the year 2000. In addition we are assessing the needs of our customers and the possible effects of their inability to become year 2000 compliant. Excluding any such expenses related to future acquisitions, First Union currently estimates total cumulative expenses for making its computer systems year 2000 compliant will be between $42 million and $45 million pretax.

Income Taxes
         Income taxes were $814 million in 1997 compared with $875 million in 1996. The decrease resulted primarily from an after-tax benefit of $155 million realized in 1997 from the reorganization of certain corporate and interstate banking entities. The tax benefit had the result of reducing the corporation's effective tax rate to 30 percent from 35 percent. This benefit was principally offset by a higher provision for loan losses related to the restructuring of the unsecured consumer loan portfolio.

BALANCE SHEET REVIEW

Earning Assets
         Earnings from our primary earning assets, securities and loans, are subject to two principal kinds of risks: interest rate risk and credit risk. Interest rate risk could result if rate indices related to sources and uses of funds were mismatched. Our Funds Management Committee manages interest rate risk, as well as credit risks associated with securities, under specific policy standards, which are discussed in more detail in the Market Risk Management section. In addition to certain securities, off-balance sheet transactions such as interest rate swaps have been used to maintain interest rate risk at acceptable levels in accordance with our policy standards. The loan portfolio carries the potential credit risk of past due, nonperforming or, ultimately, charged-off loans. We manage this risk primarily through credit approval standards, which are discussed in the Loans section. Average earning assets in 1997 were $134 billion, a 2 percent increase from $131 billion in 1996.

Securities Available For Sale
         The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities.

[PIE CHARTS APPEAR WITH THE FOLLOWING INFORMATION:]

Year-End Securities
Available For Sale
(Percent)

U.S. Government Agencies           62%
Other                              16
U.S. Treasury Securities           12
Collaterized Mortgage Obligations  10


Year-End Investment
Securities
(Percent)

U.S. Government Agencies           47%
Municipals                         33
Collaterized Mortgage Obligations  17
Other                               3


Securities available for sale transactions resulted in gains of $31 million in 1997 and $36 million in 1996.
         At December 31, 1997, we had securities available for sale with a market value of $21 billion compared with $17 billion at year-end 1996. The market value of securities available for sale was $395 million above amortized cost at December 31, 1997. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments. The average rate earned on securities available for sale in 1997 was 6.94 percent compared with 6.69 percent in 1996. The average maturity of the portfolio was 5.61 years at December 31, 1997.

Investment Securities
         The investment securities portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $2.2 billion at December 31, 1997, and $2.5 billion at December 31, 1996.
         The average rate earned on investment securities was 8.63 percent in 1997 and 8.68 percent in 1996. The average maturity of the portfolio was 5.46 years at December 31, 1997.

Loans
         The loan portfolio, which represents our largest asset class, is a significant source of interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth and portfolio diversification by product, geography and industry. A common credit underwriting structure is in place throughout the corporation.
         The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are typically used to finance fixed assets or acquisitions. Commercial real estate loans typically are used to finance the construction or purchase of commercial real estate.
         Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million. Consis-tent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.
         Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.
         The loan portfolio at December 31, 1997, was composed of 48 percent in commercial loans and 52 percent in consumer loans compared with 44 percent and 56 percent, respectively, in 1996.
         Net loans at December 31, 1997, were $97 billion compared with $102 billion

[Two tables appear with the following information:]

YEAR-END COMMERCIAL LOANS
---------------------------------------------
Industry Classification           In Millions
---------------------------------------------
Manufacturing                      $   5,767
Retail trade                           2,397
Wholesale trade                        2,179
Services                               6,457
Financial services                     4,059
Insurance                                579
Real estate-related                    1,922
Communication                          1,162
Transportation                         2,238
Public Utilities                         653
Agriculture                              419
Construction                             582
Mining                                   515
Individuals                            1,298
Public Administration                  1,578
Other                                  5,793
---------------------------------------------
Total                              $  37,598
---------------------------------------------


Year-End Commercial Real Estate Loans
-----------------------------------------------------
Project Type             In Millions  Number of Loans
-----------------------------------------------------
Apartments                $  1,686        1,465
Condominiums                   146          185
Land-improved                  653        1,053
Land-unimproved                277          473
Lodging                        256          166
Office Building              1,812        2,638
Industrial                   1,423        2,454
Retail                       1,729        1,702
Single Family                  473        2,788
Other                        2,507        3,990
-----------------------------------------------------
Total                     $ 10,962       16,914
-----------------------------------------------------

[The following charts appear on the right side of the page:]

Year-End Loans
(Percent)

Commerical, Financial
and Agricultural              28%

Real Estate - Mortgage        25

Installment Loans - Other     19

Commercial Real
Estate - Mortage               9

Lease Financing                8

Vehicle Leasing                4

Other                          4

Installment Loans - Bankcard   3




Year-End Consumer
Loans
(Percent)

Mortgage Loans to
Individuals                   46%

Direct Lending                19

Second Mortgages              19

Vehicle Leasing                7

Bankcard                       5

Mortgage Warehouse and
Securitized Mortgages          4


Nonperforming Assets
(Dollars in billions)

 92    93   94   95   96   97
$2.0  1.4  .89  .88  .80  $.72


at December 31, 1996. Average net loans were $100 billion in 1997 and $97 billion in 1996. First Union transferred to assets held for sale $3 billion in loans in 1997 as part of its strategy of balance sheet management to maximize its return on investment. The increase in average loans was primarily attributable to the fourth quarter 1996 purchase accounting acquisitions and growth in both our consumer and Capital Markets portfolios.
         At December 31, 1997, unused loan commitments related to commercial and consumer loans were $40 billion and $24 billion, respectively. Commercial and standby letters of credit were $6 billion at December 31, 1997. At December 31, 1997, loan participations sold to other lenders amounted to $2 billion. They were recorded as a reduction of gross loans.
         The average rate earned on loans was 8.77 percent in 1997 compared with
8.58 percent in 1996. Factors contributing to the increase in the rate on loans included a reduction in lower-yielding mortgage loans, the upward repricing of credit card loans and growth in high-yielding leveraged leases. The 1997 reduction in mortgage loans resulted from the sale of $1 billion of ARMs and from the natural runoff of our mortgage portfolio. The improvement in the yield on credit cards reflected the repricing of loans originated with lower introductory rates and the targeted repricing of certain accounts to improve overall profitability. The reduction in installment loans-other was primarily attributable to the securitization of student loans, indirect auto loans and community reinvestment loans.
         The Asset Quality section provides information about geographic exposure in the loan portfolio.

Commercial Real Estate Loans
         Commercial real estate loans amounted to 11 percent of the total port-folio at December 31, 1997, and 12 percent at December 31, 1996. This portfolio included commercial real estate mortgage loans of $9 billion at December 31, 1997, compared with $10 billion at December 31, 1996.


Asset Quality
Nonperforming Assets

         At December 31, 1997, nonperforming assets were $723 million, or 0.75 percent of net loans and foreclosed properties, compared with $802 million, or
0.78 percent, at December 31, 1996.
         Loans or properties of less than $5 million each made up 81 percent, or $585 million, of nonperforming assets at December 31, 1997. Of the rest:

(bullet) Five loans or properties between $5 million and $10 million each accounted for $41 million; and

(bullet) Four loans or properties over $10 million each accounted for $97 million.

         Fifty percent of nonperforming assets were collateralized primarily by real estate at December 31, 1997, and 55 percent at year-end 1996.

Past Due Loans
         Accruing loans 90 days past due were $232 million at December 31, 1997, compared with $361 million at December 31, 1996. Of the past dues, $11 million were commercial and commercial real estate loans and $221 million were consumer loans. At December 31, 1997, we were closely monitoring certain loans for which borrowers were experiencing


[Two tables appear with the following information:]

YEAR-END NONACCURAL COMMERCIAL LOANS
Excluding commercial loans
---------------------------------------------
Industry Classification           In Millions
---------------------------------------------
Manufacturing                      $   16
Retail trade                           19
Wholesale trade                         5
Services                              113
Financial services                     13
Real estate-related                     7
Transportation                         15
Public Utilities                        4
Agriculture                            11
Construction                            6
Individuals                            16
Other                                  11
---------------------------------------------
Total                              $  236
---------------------------------------------


Year-End Nonperforming Assets
------------------------------------
Industry Classification  In Millions
------------------------------------
Apartments                $      5
Condominiums                     1
Industrial                      15
Land-improved                    5
Land-unimproved                 16
Lodging                          1
Office Building                 13
Retail                          11
Single Family                  329
Other                           91
------------------------------------
Total                     $    487
------------------------------------
increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans was not significant.

Net Charge-Offs
         Net charge-offs amounted to $635 million in both 1997 and 1996. Net charge-offs were 0.63 percent of average net loans in 1997 compared with 0.65 percent in 1996. Excluding net charge-offs related to the credit card portfolio, net charge-offs were 0.28 percent compared with 0.35 percent in 1996. At December 31, 1997, the owned credit card portfolio represented 3 percent of the loan portfolio.
         We do not believe that the higher levels of net charge-offs in the credit card portfolio are indicative of any significant deterioration in the credit quality of the total loan portfolio. The higher credit card-related net charge-offs were concentrated in certain vintages that were transferred to assets held for sale. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally we have evaluated our credit policies in light of changing economic trends, and we have taken appropriate steps where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.

Provision and Allowance for Loan Losses
         The loan loss provision was $840 million in 1997 compared with $449 million in 1996. We increased the loan loss provision to facilitate the restructuring of the unsecured consumer loan portfolio, which will result in the sale of $3 billion of credit card receivables and other unsecured loans.
         The allowance for loan losses was $1.2 billion at December 31, 1997, and $1.5 billion at December 31, 1996. The decrease was commensurate with the reduction in the credit card portfolio. We establish reserves based on various factors, including results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of other less quantifiable factors that might influence the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for consumer loans are based principally on delinquencies and historical and projected loss rates.
         At December 31, 1997, impaired loans, which are included in nonaccrual loans, amounted to $301 million compared with $370 million at December 31, 1996. A loan is considered to be impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of a loan agreement. Included in the allowance for loan losses at December 31, 1997, was $43 million related to $253 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In 1997 the average recorded investment in impaired loans was $306 million, and $22 million of interest income was recognized on loans while they were impaired. This income was recognized using a cash-basis method of accounting.

Geographic Exposure
         The loan portfolio in the East Coast region of the United States is spread primarily across 106 metropolitan areas with diverse economies. Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C., are our largest markets. Substantially all of the $11 billion commercial real estate portfolio at December 31, 1997, was located in our East Coast banking region.

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

(The following graphs appear on the right side of the page:)

Core Deposits
(Dollars in billions)

 92  93  94  95  96  97

$73  78  81  94  98  $97


Comparison of
Funding Sources
(Percent)
                         95    96   97

Long-Term Debt            6%   6%   6%
Short-Term Borrowings    17%  18%  20%
Deposits                 77%  76%  74%


from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.
         Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities held for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, home equity, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the estimated fair value exceeded book value by $44 million at December 31, 1997.

Core Deposits
         Core deposits are a fundamental and cost-effective source of funding. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $97 billion at December 31, 1997, compared with $98 billion at December 31, 1996. The decline largely reflected runoff that is typical following acquisitions, in addition to customers' movement into investment products.
         The portion of core deposits in higher-rate, other consumer time deposits was 30 percent at December 31, 1997, and 34 percent at year-end 1996. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal, and they are less expensive to process.
         Average core deposit balances were $94 billion in 1997 and $93 billion in 1996. In 1997 and 1996, average noninterest- bearing deposits were 20 percent of average core deposits. Average balances in savings and NOW, money market and noninterest-bearing deposits were higher when compared with 1996, while other consumer time deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The Net Interest Income Summaries provide additional information about average core deposits.

Purchased Funds
         Purchased funds at December 31, 1997, were $34 billion compared with $30 billion at year-end 1996, largely reflecting funding needs related to the increased securities available for sale portfolio and the decrease in core deposits. Average purchased funds in 1997 were $32 billion compared with $31 billion in 1996. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.

Cash Flows
         Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; depreciation and amortization; and deferred income taxes or benefits. This cash was available in 1997 to increase earning assets, to make discretionary investments and to reduce borrowings.

Long-Term Debt
         Long-term debt was 67 percent of total stockholders' equity at December 31, 1997, compared with 74 percent at year-end 1996.
         Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $2.4 billion of senior or subordinated debt securities, common stock or preferred stock. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.


Debt Obligations
         We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net

(The following chart appears on left side of page:)

Regulatory Capital
to Assets
(Percent)

                           Tier 1      Total Capital

1997 Regulatory Minimum     6.00%          10.00

First Union                 8.41           13.40%


worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. In 1998, $2 billion of long-term debt will mature. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

Guaranteed Preferred
Beneficial Interests
         In January 1997 we issued $495 million of trust capital securities. As a result, $991 million of capital securities were outstanding as of December 31, 1997. A subsidiary trust of the corporation issued these capital securities, and the corporation received the proceeds by issuing junior subordinated debentures to the trust. These capital securities are considered tier 1 capital for regulatory purposes. Expenses of $66 million in 1997 related to the issuance of capital securities are included in sundry expense.

Stockholders' Equity
         The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.
         Total stockholders' equity was $12 billion at December 31, 1997, and $11 billion at December 31, 1996. Common shares outstanding amounted to 636 million at December 31, 1997, compared with 641 million at December 31, 1996. In 1997 we repurchased 24 million shares of our common stock at a cost of $1 billion compared with 31 million shares at a cost of $968 million in 1996. In addition in 1997 we issued 7.5 million shares and received $358 million in proceeds, which were used for general corporate purposes.
         We paid $749 million in dividends to common stockholders in 1997 compared with $660 million in 1996.
         At December 31, 1997, stockholders' equity was increased by a $254 million unrealized after-tax gain related to debt and equity securities. The Securities Available for Sale section provides additional information about debt and equity securities.

Subsidiary Dividends
         Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends cannot exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, our subsidiaries had $426 million available for dividends at December 31, 1997, without prior regulatory approval. Our subsidiaries paid $1.3 billion in dividends to the parent company in 1997. In addition the consolidation of our banks in our southern region and Connecticut into First Union National Bank, based in Charlotte, North Carolina, resulted in a reduction of capital of $835 million, which was paid to the parent company.

Regulatory Capital
         Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas including tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital). At December 31, 1997, the tier 1 and total capital ratios were 8.41 percent and
13.40 percent, respectively, compared with 7.33 percent and 12.33 percent at December 31, 1996. Amounts prior to 1997 are not restated for the Signet acquisition.

         In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at December 31, 1997, was 6.81 percent and at December 31, 1996, it was an unrestated 6.13 percent.
         The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.
         Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.
         The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At December 31, 1997, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.
         The Accounting and Regulatory Matters section provides more information about proposed changes in risk-based capital standards. The Merger and Consolidation Activity and the Accounting and Regulatory Matters sections provide additional information about the consolidation of our regional banks.

Market Risk Management

Interest Rate Risk Methodology
         Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.
         The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.
         In 1997 we modified our methodology for measuring exposure to interest rate risk for policy measurement. This change in methodology is intended to ensure we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. The fundamental difference between our previous and our new methodologies is in the absolute amount of change in interest rates we incorporate in our alternative scenarios and the rapidity with which these rate changes occur. Previously we measured the impact that 100 basis point rate changes over a three-month period had on earnings per share over the subsequent 12 months. Our new methodology uses 200 basis point changes over a 12-month period. We retained our 5 percent policy limit described below because our change in methodology was intended to focus on the pattern of rate change rather than on the average amount of change in rates between the two methodologies.
         We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify

(The following graph appears on the left side of page:)

Net Interest Income
Growth vs. Unrealized
Gains/Losses
(Dollars in billions)

                              94   95   96   97

Net Interest Income Growth
(Tax-Equivalent)             4.6  5.2   5.6  5.8

Unrealized Gains/Losses
(On- and Off-balance Sheet) (1.1)  .9    .4  1.0



as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate); noninterest-bearing deposits and investment securities. In addition our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.
         We use two separate measures that each include three standard scenarios in analyzing interest rate sensitivity for policy measurement. Each of these measures compares our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" scenario and the "flat rate" scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

Earnings Sensitivity
         Our January 1998 estimate for future short-term interest rates (our "most likely" scenario) includes an average federal funds rate declining gradually from 5.50 percent in January 1998 to 5.38 percent by December 1998, then declining to 5.25 percent by December 1999. Our "flat rate" scenario holds the federal funds rate at 5.50 percent over this same horizon. Based on the January outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 1.0 percent. Our model indicates that earnings would benefit by 0.8 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario). Our model indicates that a 200 basis point rise in rates from our "most likely" scenario is less detrimental than the same rise from our "flat rate" scenario. Over the next year, earnings would increase by 0.4 percent if rates fall gradually by 200 basis points, and would decrease by 0.8 percent if rates gradually rise 200 basis points, compared to our "most likely" scenario. In 1999, earnings would fall below those earned in our "most likely" scenario by
0.1 percent if rates were 200 basis points lower than our "most likely" scenario. If rates were 200 basis points higher than our "most likely" scenario in 1999, then earnings would be negatively affected by 2.5 percent. The pending CoreStates acquisition is incorporated in these estimates. Without considering CoreStates, earnings during the policy measurement period under any of our three scenarios would not increase by more than 2.4 percent if rates were to fall, and they would not decrease by more than 2.8 percent if rates were to rise.
         In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios and time periods. These alternate "what if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement and extend to periods beyond the policy measurement period.
         While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changes in interest rates.

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

         Our overall goal is to manage our rate sensitivity such that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.
         Despite significant year-to-year fluctuations in the market value of both on- and off-balance sheet positions and related fluctuations in net interest income contribution from these positions, tax-equivalent net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products to balance the income effects of core loans and deposits from changing interest rate environments.
         The fair value appreciation of off- balance sheet derivative financial instruments used to manage our interest rate sensitivity was $412 million at December 31, 1997, compared with fair value appreciation of $209 million at December 31, 1996.
         The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses was $13 million and $7 million, respectively, at December 31, 1997. Net gains of $3 million will increase net interest income in 1998. Net gains of $3 million will increase net interest income in subsequent years.
         Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.


         In addition our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties used in our Asset/Liability Management activities. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of December 31, 1997, the total credit risk in excess of thresholds was $301 million. The fair value of collateral held approximated the total credit risk in excess of thresholds. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

Trading Risk Management
         Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the imposition of value-at-risk limits and an active, independent monitoring process.
         We use the value-at-risk methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also measures the effect of correlation among the various trading instruments to determine how much risk is eliminated by "offsetting" positions. The analysis captures all financial assets and liabilities that are considered trading positions (including loan trading activities), foreign exchange and financial and foreign currency derivative instruments. The calculation uses historical data from either the most recent 180 or 260 business days, depending on the activity. Value-at-risk amounts related to interest rate risk and currency risk at December 31, 1997, were $11 million and $2 million, respectively.

Accounting and
Regulatory Matters
         Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," does not change the recognition or measurement associated with pension or postretirement plans. It standardizes certain disclosures, requires additional information about changes in the benefit obligations and about change in the fair value of plan assets to facilitate analysis, and it eliminates certain disclosures that were not deemed useful. This Standard is effective for financial statements issued for periods beginning after December 31, 1997.
         Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards and disclosure requirements for the way companies report information about operating segments both in annual and interim reports issued to stockholders. Operating segments are components of a company about which separate financial information is available and which are used in determining resource allocations and assessing performance. Information such as segment earnings, certain revenue and expense items and certain segment assets are required to be presented, and such amounts are required to be reconciled to the company's financial statements. Certain information related to this Standard is included in the Business Segments section. The corporation will assess the current methodologies and reporting for compliance with the Standard. This Standard is effective for financial statements issued for periods beginning after December 15, 1997.
         Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and the presentation of comprehensive income, which is defined as the change in equity transactions with nonowners. It includes net income and other comprehensive income. Other comprehensive income items are to be classified by their nature and by their related accumulated balances in the appropriate financial statements of a company. Generally, other comprehensive income includes transactions not typically recorded as a component of net income such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain debt and equity securities. This Standard requires that such items be presented with equal prominence on a comparative basis in the appropriate financial statements for fiscal years beginning after December 15, 1997, including interim periods.
         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.
         The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The Risk-Based Capital section provides information on risk assessment classifications.

        Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.
         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. Beginning June 1, 1997, a bank was allowed to merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provided that a state may enact laws permitting interstate merger transactions before June 1, 1997. Certain states in which First Union conducts banking operations have enacted such legislation. Information about First Union's consolidation under this legislation is in the Merger and Consolidation Activity section.
         Various other legislative and accounting proposals concerning the banking industry are pending in Congress and with the Financial Accounting Standards Board, respectively. Given the uncertainty of the proposal process, we cannot assess the impact of any such proposals on our financial condition or results of operations.

Earnings and Balance Sheet
Analysis (1996 compared with 1995)
         First Union's operating earnings in 1996, before special charges, were a record $1.9 billion, or basic earnings per common share of $3.04. Diluted operating earnings per common share were $3.01 in 1996. The special charges were after-tax merger-related and restructuring charges of $181 million and an after-tax SAIF special assessment of $87 million. Operating earnings in 1995 were $1.6 billion, or basic earnings per share of $2.56 before restructuring charges of $73 million after-tax, or 12 cents per share, taken in the fourth quarter of 1995. Diluted operating earnings per common share were $2.49 in 1995. After the special charges, net income applicable to common stockholders was $1.6 billion, or basic earnings per share of $2.61, in 1996 compared with $1.5 billion, or $2.44 per share, in 1995. Diluted earnings per common share were $2.58 in 1996 and $2.38 in 1995.
         The restructuring charges were taken in connection with the January 1, 1996, First Fidelity pooling of interests acquisition. The SAIF special assessment resulted from 1996 legislation to recapitalize the SAIF. Tax-equivalent net interest income increased 6 percent to $5.6 billion in 1996 from $5.2 billion in 1995. The increase was primarily the result of assets acquired in purchase accounting acquisitions, an increase in the securities available for sale portfolio and the repricing of variable rate assets.
         Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1996, $57 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in 1996 was $13 million.
         The net interest margin was 4.25 percent in 1996 compared with 4.51 percent in 1995. The margin decline was primarily related to the securitization of credit card receivables; the addition of lower spread investment securities in the early months of 1996; the addition of acquired banks and thrifts with lower margins; the reduction in the prime rate from 1995; and the purchase of lower-spread assets related to Capital Markets activities. The average rate earned on earning assets was 8.06 percent in 1996 and 8.32 percent in 1995. The average rate paid on interest-bearing liabilities was 4.36 percent in 1996 and
4.42 percent in 1995.
         Noninterest income, excluding investment securities transactions, increased to $2.6 billion in 1996 from $2.1 billion in 1995. Virtually all categories of noninterest income increased in 1996. Securities available for sale transactions resulted in gains of $36 million in 1996 and $45 million in 1995. Trading profits were $131 million in 1996 compared with $81 million in 1995. Trading account assets were $4.5 billion at year-end 1996 compared with $2.4 billion at year-end 1995. The increase was the result of general market conditions and expanded trading volume.

         Noninterest expense increased in 1996 to $5.2 billion from $4.7 billion in 1995. The

1996 results include $281 million in pre-tax, merger-related and restructuring charges and a $135 million pre-tax SAIF special assessment. The 1995 results include pre-tax restructuring charges of $94 million. In addition to the special charges, the increase in noninterest expense was primarily related to purchase accounting acquisitions that resulted in higher personnel costs, an increase in equipment expense and an increase in external data processing expense.
         At December 31, 1996, we had $2.9 billion in other intangible assets compared with $2.5 billion at December 31, 1995. Costs related to environmental matters were not material.
         Income taxes were $875 million in 1996 compared with $848 million in 1995. The increase resulted primarily from increased income before income taxes.
         Average earning assets in 1996 were $131 billion, a 13 percent increase from $116 billion in 1995.
         At December 31, 1996, we had securities available for sale with a market value of $17 billion compared with $21 billion at year-end 1995. The market value of securities available for sale was $6 million above amortized cost at December 31, 1996. The average rate earned on securities available for sale in 1996 was 6.69 percent compared with 6.53 percent in 1995. The average maturity of the portfolio was 5.0 years at December 31, 1996.
         Our investment securities amounted to $2.5 billion at December 31, 1996, compared with $3.1 billion at year-end 1995. This decline resulted from scheduled maturities, prepayments and issuer calls. The average rate earned on investment securities was 8.68 percent in 1996 and 7.59 percent in 1995. The increase in yield was primarily related to the year-end 1995 transfer of lower-yielding securities to the available for sale portfolio. The average maturity of the portfolio was 5.93 years at December 31, 1996.
         Net loans at December 31, 1996, were $102 billion compared with $97 billion at year-end 1995. Average net loans in 1996 increased 8 percent to $97 billion from $90 billion in 1995. Demand for credit slowed in 1996, and branch sales campaigns focused more heavily on investment products rather than on lending products. Commercial loans increased slightly in 1996, primarily due to additional lease financings.
         The loan portfolio at December 31, 1996, was composed of 44 percent in commercial loans and 56 percent in consumer loans, which did not represent a significant change from year-end 1995. At December 31, 1996, unused loan commitments related to commercial and consumer loans were $52 billion. Commercial and standby letters of credit were $5 billion. At December 31, 1996, loan participations sold to other lenders amounted to $1 billion. They were recorded as a reduction of gross loans.
         The average rate earned on loans was 8.58 percent in 1996 and 8.78 percent in 1995. Factors affecting loan rates in 1996 compared with 1995 included a general decrease in market rates used to price loans. For example the prime rate decreased to an average of 8.27 percent in 1996 from 8.44 percent in 1995. Other factors included the 1995 credit card securitization, as well as a larger portfolio of fixed and adjustable rate mortgages as a result of bank and thrift acquisitions. These factors were offset somewhat by the upward repricing of adjustable rate mortgages and credit card portfolio introductory rates.
         Commercial real estate loans amounted to 12 percent of the total portfolio at December 31, 1996, compared with 13 percent at December 31, 1995. This portfolio included commercial real estate mortgage loans of $10 billion at December 31, 1996, and at December 31, 1995.
         At December 31, 1996, nonperforming assets were $802 million, or 0.78 percent of net loans and foreclosed properties, compared with $880 million, or
0.91 percent, at December 31, 1995. Fifty-five percent of nonperforming assets were collateralized primarily by real estate at December 31, 1996, compared with 52 percent at year-end 1995.
         Accruing loans 90 days past due were $361 million and $356 million, respectively, at December 31, 1996 and December 31, 1995. Of these past dues, $28 million were related to commercial and commercial real estate loans and $333 million were related to retail loans at December 31, 1996, compared with $21 million and $335 million, respectively, at December 31, 1995. Net charge-offs as a percentage of average net loans were 0.65 percent in 1996 compared with 0.44 percent in 1995. Net charge-offs,excluding credit cards, were 0.35 percent in 1996 compared with 0.25 percent in 1995. The loan loss provision was $449 million in

1996 compared with $259 million in 1995. The allowance for loan losses was $1.5 billion at December 31, 1996, compared with $1.6 billion at year-end 1995. In 1996 we reallocated the acquired First Fidelity allowance for loan losses based on First Union's policies and procedures. The ratio of the allowance for loan losses to nonaccrual and restructured loans was 215 percent at December 31, 1996, and 239 percent at December 31, 1995. The ratio of the allowance to net loans was 1.47 percent at December 31, 1996, compared with 1.69 percent at December 31, 1995.
         At December 31, 1996, impaired loans, which are included in nonaccrual loans, amounted to $370 million. Included in the allowance for loan losses was $36 million related to $237 million of impaired loans. The remaining impaired loans are recorded at or below fair value. In 1996 the average recorded investment in impaired loans was $477 million, and $19 million of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.
         Core deposits were $98 billion at December 31, 1996, compared with $94 billion at December 31, 1995. Average core deposit balances were $93 billion in 1996, an increase of $5 billion from 1995 that was primarily related to acquisitions. In 1996 and 1995, average noninterest-bearing deposits were 20 percent and 19 percent, respectively, of average core deposits. Average balances in savings and NOW, other consumer time and noninterest-bearing deposits were higher when compared with 1995, while money market deposits were lower. Purchased funds at December 31, 1996, were $30 billion, compared with $28 billion at year-end 1995. Average purchased funds in 1996 were $31 billion, an increase of 41 percent from $22 billion in 1995. The increase was used primarily to fund loans and to purchase available for sale portfolio securities earlier in the year.
         Long-term debt was 74 percent of total stockholders' equity at December 31, 1996 and December 31, 1995. In 1996 we added $1 billion of subordinated notes and debentures with rates ranging from 6.824 percent to 7.80 percent and maturities of 10 years to 30 years. Proceeds from these debt issues were used for general corporate purposes.
         At December 31, 1996, total stockholders' equity was $11 billion, compared with $10 billion at December 31, 1995, and 641 million common shares were outstanding compared with 621 million shares at December 31, 1995. In conjunction with stock-for-stock acquisitions of banks and thrifts in 1996, we purchased 24 million shares of common stock at a cost of $764 million. Additionally we purchased 6 million shares of common stock in 1996 at a cost of $204 million to offset issuances of common stock related to First Union's employee stock compensation plans, dividend reinvestment plan and the conversion of shares of the corporation's convertible preferred stock. This compares with purchases of 40 million shares at a cost of $965 million in 1995.
         In 1996 First Union redeemed the outstanding shares of its Series D and Series F preferred stock at a cost of $109 million. In 1996 First Union also redeemed its Series B convertible preferred stock, substantially all of which converted into 6 million shares of common stock. We paid $669 million in dividends to preferred and common stockholders in 1996. Preferred dividends were $9 million in 1996 compared with $26 million in 1995. At December 31, 1996, stockholders' equity was increased by a $2 million unrealized after-tax gain related to debt and equity securities.
         At December 31, 1996, the tier 1 and total capital ratios were 7.33 percent and 12.33 percent, respectively, compared with 6.70 percent and 11.45 percent at December 31, 1995. The leverage ratio at December 31, 1996, was 6.13 percent compared with 5.49 percent at December 31, 1995. These ratios have not been restated for the Signet acquisition.
         The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $209 million at December 31, 1996, compared with fair value appreciation of $437 million at December 31, 1995.

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

Earnings Per
Common Share - Basic
Net income, adjusted for preferred stock dividends, divided by the average common shares outstanding.

Earnings Per
Common Share - Diluted
Net income, adjusted for preferred dividends, divided by the sum of average common shares outstanding and common stock equivalents including restricted stock awards related to employee stock options and convertible securities.

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

Internet
A global network of computers providing access to information worldwide.

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

                               Board of Directors


First Union Corporation Board of Directors


Executive Officers

Edward E. Crutchfield
Chairman and
Chief Executive Officer

Anthony P. Terracciano
Retiring President

John R. Georgius
President

B.J. Walker
Vice Chairman

Robert T. Atwood
Executive Vice President
and Chief Financial Officer

Marion A. Cowell Jr.
Executive Vice President,
Secretary and General
Counsel

First Union Corporation Board of Directors

Edward E. Barr
Chairman,
Sun Chemical Corporation
Fort Lee, New Jersey

G. Alex Bernhardt
Chairman and Chief
Executive Officer,
Bernhardt Furniture Company
Lenoir, North Carolina

W. Waldo Bradley
Chairman,
Bradley Plywood Corporation
Savannah, Georgia

Robert J. Brown
Chairman, President
and Chief Executive Officer,
B&C Associates, Inc.
High Point, North Carolina

Edward E. Crutchfield
Chairman and Chief
Executive Officer,
First Union Corporation
Charlotte, North Carolina

A. Dano Davis
Chairman and Principal
Executive Officer,
Winn-Dixie Stores Inc.
Jacksonville, Florida

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

Leonard G. Herring
Investor
North Wilkesboro, North Carolina

Jack A. Laughery
Chairman,
Laughery Investments
Rocky Mount, North Carolina

Max Lennon
President,
Mars Hill College
Mars Hill, North Carolina

Radford D. Lovett
Chairman,
Commodores Point
Terminal Corporation
Jacksonville, Florida

Mackey J. McDonald
President and Chief
Executive Officer,
VF Corporation
Wyomissing, Pennsylvania

Malcolm S. McDonald
Chairman and Chief
Executive Officer of the Virginia,
Maryland and Washington, D.C.
banking operations of
First Union National Bank
Richmond, Virginia

Joseph Neubauer
Chairman and
Chief Executive Officer,
ARAMARK Corporation
Philadelphia, Pennsylvania

Randolph N. Reynolds
Vice Chairman,
Reynolds Metals Company
Richmond, Virginia

Ruth G. Shaw
Executive Vice President
and Chief Administrative Officer,
Duke Energy Corporation
Charlotte, North Carolina

Charles M. Shelton Sr.
General Partner,
The Shelton Companies
Charlotte, North Carolina

Lanty L. Smith
Chairman,
Precision Fabrics Group, Inc.
Greensboro, North Carolina

Anthony P. Terracciano
Retiring President,
First Union Corporation
Summit, New Jersey

Dewey L. Trogdon
Chairman,
Cone Mills Corporation
Greensboro, North Carolina

John D. Uible
Investor
Jacksonville, Florida

B.J. Walker
Vice Chairman,
First Union Corporation
Jacksonville, Florida


Committees of the Corporate Board of Directors


Executive Committee
B.F. Dolan, Chairman
Edward E. Crutchfield
R. Stuart Dickson
Arthur M. Goldberg
William H. Goodwin Jr.
Leonard G. Herring
Radford D. Lovett
Joseph Neubauer
Lanty L. Smith
Anthony P. Terracciano
B.J. Walker

Audit Committee
G. Alex Bernhardt, Chairman
Howard H. Haworth, Vice
    Chairman
Robert J. Brown
Frank M. Henry
Mackey J. McDonald
Randolph N. Reynolds
James H. Hatch (staff)
Peter J. Schild (staff)

Credit/Market Risk
Committee
Lanty L. Smith, Chairman
Ruth G. Shaw, Vice Chairman
A. Dano Davis
Roddey Dowd Sr.
John R. Georgius
Arthur M. Goldberg
Anthony P. Terracciano
Malcolm T. Murray Jr. (staff)
Louis A. Schmitt Jr. (staff)

Financial Services Committee
William H. Goodwin Jr., Chairman
Charles M. Shelton Sr., Vice
    Chairman
John R. Georgius
Jack A. Laughery
Max Lennon
Joseph Neubauer
John D. Uible
Anthony P. Terracciano
Robert T. Atwood (staff)
G. Kennedy Thompson (staff)

Human Resources
Committee
R. Stuart Dickson, Chairman
Leonard G. Herring, Vice
    Chairman
Edward E. Barr
W. Waldo Bradley
B.F. Dolan
Radford D. Lovett
Dewey L. Trogdon
Don R. Johnson (staff)

Nominating Committee
B.F. Dolan, Chairman
R. Stuart Dickson, Vice Chairman
Edward E. Crutchfield
William H. Goodwin Jr.
Leonard G. Herring
Radford D. Lovett
Anthony P. Terracciano

First Union Across The Nation


Foreign Offices

Nassau Branch
First Union National Bank
Nassau, Bahamas

First Union Bank And Trust (Cayman) Ltd.
Cayman Islands

First Union National Bank
London, England

First Union National Bank
Mumbai, India
(formerly Bombay, India)

First Union HKCB
Asia Ltd.
Hong Kong, Hong Kong

First Union National Bank
Johannesburg, South Africa

First Union National Bank
Jakarta, Indonesia


Headquarters

First Union National Bank
A full-service commercial bank.
One First Union Center
Charlotte, North Carolina 28288
704-374-6161

Regional Headquarters

First Union - Atlantic
A full-service commercial bank.
102 Pennsylvania Avenue
Avondale, Pennsylvania 19311
215-985-6000

First Union - Connecticut
A full-service commercial bank.
300 Main Street
Stamford, Connecticut 06904
203-348-6211

First Union - Florida
A full-service commercial bank.
225 Water Street
Jacksonville, Florida 32202
904-361-2265

First Union - Georgia
A full-service commercial bank.
999 Peachtree Street
Suite 1200
Atlanta, Georgia 30309
404-827-7100

First Union - North Carolina
A full-service commercial bank.
One First Union Center
Charlotte, North Carolina 28288
704-374-6161

First Union - South Carolina
A full-service commercial bank.
Insignia Financial Plaza
One Insignia Place
Greenville, South Carolina 29601
864-255-8000

First Union - Tennessee
A full-service commercial bank.
150 Fourth Avenue North
Nashville, Tennessee 37219
615-251-9200

First Union - Virginia,
Maryland and Washington, D.C.
A full-service commercial bank.
7 North 8th Street
P.O. Box 25970
Richmond, Virginia 23260-5970
804-771-7729

Principal Subsidiaries

First Union Bank
Of Delaware
A full-service commercial bank.
One Rodney Square
Tenth and King Streets
Wilmington, Delaware 19801
302-888-7500

First Union Brokerage
Services Inc.
Securities brokerage firm.
One First Union Center
Charlotte, North Carolina 28288
704-374-6927

First Union Capital
Partners, Inc.
Investment and merchant banking.
One First Union Center
Charlotte, North Carolina 28288
704-374-4615

First Union Commercial Corporation
Provides equipment lease financing.
One First Union Center
Charlotte, North Carolina 28288
704-374-4900

First Union Direct Bank, N.A.
Card products, including credit and
debit cards, remote and electronic
delivery channels.
699 Broad Street
Augusta, Georgia 30903
800-413-7898

First Union Home
Equity Bank, N.A.
Offers home equity loans.
1000 Louis Rose Place
Charlotte, North Carolina 28262
704-593-9300

First Union Mortgage
Corporation
Offers a variety of mortgage
banking and insurance services.
Two First Union Center
Charlotte, North Carolina 28288
704-374-6161

First Union Rail Corporation
Railcar leasing.
6250 River Road
Suite 5000
Rosemont, Illinois 60018
847-318-7575

Wheat First Securities, Inc.
Provides a wide range of investment
banking, brokerage and securities
products and services through its
principal divisions First Union
Capital Markets Group and
Wheat First Union.

  First Union Capital
  Markets Group
  One First Union Center
  Charlotte, North Carolina 28288
  704-383-8757

  Wheat First Union
  Riverfront Plaza, West Tower
  901 East Byrd Street
  Richmond, Virginia 23219
  804-649-2311


[MAP OF UNITED STATES APPEARS BELOW DENOTING FIRST UNION LOCATIONS ACROSS THE NATION]

                        PRO FORMA FINANCIAL INFORMATION


FIRST UNION CORPORATION
CORESTATES FINANCIAL CORP
PRO FORMA FINANCIAL INFORMATION
(Unaudited)
--------------------------------------------------------------------------------


The following unaudited pro forma combined selected statistical data, balance sheet and condensed statements of income present combined financial information for First Union Corporation (the "Corporation") and CoreStates Financial Corp ("CoreStates") assuming the Corporation and CoreStates had been combined for each period presented on a pooling of interests accounting basis (the "Merger").



                                                                                          December 31,
                                                   ----------------------------------------------------
(In millions)                                        1997       1996       1995       1994       1993
-------------------------------------------------------------------------------------------------------
COMBINED BALANCE SHEET DATA
Securities available for sale                      $ 23,524     19,199     23,100     12,498     14,402
Investment securities                                 3,526      4,190      6,200     14,215     15,703
Loans, net of unearned income                       131,687    134,647    127,905    107,965     97,375
Earning assets                                      176,303    173,712    167,036    141,543    132,061
Total assets                                        205,735    197,341    188,855    159,577    148,759
Noninterest-bearing deposits                         31,005     29,713     27,706     24,542     24,976
Interest-bearing deposits                           106,072    106,716    106,406     98,097     90,773
Long-term debt                                       11,746     10,809      9,586      6,405      5,686
Guaranteed preferred beneficial interests             1,741        795          -          -          -
Common stockholders' equity                          15,269     14,628     13,600     11,775     11,137
Total stockholders' equity                         $ 15,269     14,628     13,783     12,005     11,651
=======================================================================================================
COMBINED AVERAGE BALANCE SHEET DATA
Securities available for sale                      $ 20,801     21,869     14,905     14,708      8,327
Investment securities                                 3,607      4,867     12,304     13,915     20,900
Loans, net of unearned income                       134,517    129,120    121,245    100,836     92,159
Earning assets                                      174,502    170,069    156,419    135,328    127,423
Total assets                                        196,093    189,285    173,981    150,244    143,046
Noninterest-bearing deposits                         27,489     24,514     23,240     21,395     20,582
Interest-bearing deposits                           105,358    104,925    102,922     90,393     87,715
Long-term debt                                       10,915     10,386      8,334      6,049      5,492
Guaranteed preferred beneficial interests             1,681         57          -          -          -
Common stockholders' equity                          14,367     13,801     12,978     11,452     10,228
Total stockholders' equity                         $ 14,367     13,909     13,189     11,954     10,748
=======================================================================================================
COMBINED PERCENTAGE DATA
Allowance for loan losses to
  Loans, net                                           1.40  %    1.64       1.80       2.09       2.32
  Nonperforming assets                                  186        211        201        170        111
Net charge-offs to average loans, net                  0.65       0.64       0.45       0.53       0.72
Net charge-offs to average loans, net, excluding
  Bankcard                                             0.31       0.35       0.27       0.46       0.69
Nonperforming assets to loans, net and
  foreclosed properties                                0.75  %    0.78       0.90       1.23       2.08
=======================================================================================================
See accompanying Notes to Pro Forma Financial Information.

                        PRO FORMA FINANCIAL INFORMATION


FIRST UNION CORPORATION
CORESTATES FINANCIAL CORP
PRO FORMA COMBINED CONDENSED BALANCE SHEET
(Unaudited)
--------------------------------------------------------------------------------

                                                                                      December 31, 1997
                                                    ----------------------------------------------------
                                                                                  Pro Forma   Pro Forma
(In millions)                                       Corporation    CoreStates    Adjustments  Combined
--------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                              $   6,445        3,830            -       10,275
Interest-bearing bank balances                             710        3,122            -        3,832
Federal funds sold and securities
  purchased under resale agreements                      7,740           41            -        7,781
--------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                 14,895        6,993            -       21,888
--------------------------------------------------------------------------------------------------------
Trading account assets                                   5,457          496            -        5,953
Securities available for sale                           21,415        2,109            -       23,524
Investment securities                                    2,175        1,351            -        3,526
Loans, net of unearned income                           96,873       34,814            -      131,687
  Allowance for loan losses                             (1,212)        (634)           -       (1,846)
--------------------------------------------------------------------------------------------------------
        Loans, net                                      95,661       34,180            -      129,841
--------------------------------------------------------------------------------------------------------
Premises and equipment                                   4,233          630            -        4,863
Due from customers on acceptances                          854          642            -        1,496
Other intangible assets                                  2,674          280            -        2,954
Other assets                                             9,910        1,780            -       11,690
--------------------------------------------------------------------------------------------------------
        Total assets                                 $ 157,274       48,461            -      205,735
========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                          21,753        9,252            -       31,005
  Interest-bearing deposits                             81,136       24,936            -      106,072
--------------------------------------------------------------------------------------------------------
        Total deposits                                 102,889       34,188            -      137,077
Short-term borrowings                                   27,357        4,323            -       31,680
Bank acceptances outstanding                               855          642            -        1,497
Other liabilities                                        5,108        1,617            -        6,725
Long-term debt                                           8,042        3,704            -       11,746
--------------------------------------------------------------------------------------------------------
        Total liabilities                              144,251       44,474            -      188,725
--------------------------------------------------------------------------------------------------------
Guaranteed preferred beneficial interests
  in junior subordinated deferrable
   interest debentures                                     991          750            -        1,741
--------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                              -            -            -            -
Common stock                                             2,121          224          858        3,203
Paid-in capital                                          1,384        1,262       (1,065)       1,581
Retained earnings                                        8,273        3,053       (1,127)      10,199
Unrealized gain on debt and equity securities, net         254           32            -          286
Treasury stock                                               -       (1,282)       1,282            -
Unallocated shares held by ESOP                              -          (52)          52            -
--------------------------------------------------------------------------------------------------------
        Total stockholders' equity                      12,032        3,237            -       15,269
--------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity   $ 157,274       48,461            -      205,735
========================================================================================================
See accompanying Notes to Pro Forma Financial Information.

                        PRO FORMA FINANCIAL INFORMATION


FIRST UNION CORPORATION
CORESTATES FINANCIAL CORP
PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
(Unaudited)
--------------------------------------------------------------------------------

                                                                                       Years Ended December 31,
                                                     ----------------------------------------------------------
(In millions, except per share data)                       1997        1996        1995        1994        1993
---------------------------------------------------------------------------------------------------------------
Interest income                                       $  14,362      13,758      13,028      10,245       9,507
Interest expense                                          6,452       6,151       5,732       3,739       3,376
---------------------------------------------------------------------------------------------------------------
Net interest income                                       7,910       7,607       7,296       6,506       6,131
Provision for loan losses                                 1,103         678         403         458         559
---------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       6,807       6,929       6,893       6,048       5,572
Securities available for sale transactions                   52          96          76          24          76
Investment security transactions                              3           4           6           4           7
Noninterest income                                        4,267       3,435       2,976       2,336       2,332
Merger-related and restructuring charges                    284         421         233         107           -
SAIF special assessment                                       -         149           -           -           -
Noninterest expense                                       7,052       6,360       6,309       5,558       5,430
---------------------------------------------------------------------------------------------------------------
Income before income taxes                                3,793       3,534       3,409       2,747       2,557
Income taxes                                              1,084       1,261       1,213         938         818
---------------------------------------------------------------------------------------------------------------
Net income                                                2,709       2,273       2,196       1,809       1,739
Dividends on preferred stock                                  -           9          26          46          46
---------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders before redemption premium                  2,709       2,264       2,170       1,763       1,693
Redemption premium on preferred stock                         -           -           -          41           -
---------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders after redemption premium               $   2,709       2,264       2,170       1,722       1,693
===============================================================================================================
PER COMMON SHARE DATA
Basic earnings                                        $    2.84        2.33        2.21        1.86        1.85
Diluted earnings                                      $    2.80        2.30        2.17        1.83        1.81
AVERAGE COMMON SHARES (In thousands)
Basic                                                   955,241     973,712     979,852     927,941     913,621
Diluted                                                 966,792     982,755   1,001,145     946,969     940,167
===============================================================================================================
CORPORATION HISTORICAL PER COMMON
  SHARE DATA
  Basic earnings                                      $    3.03        2.61        2.44        2.30        2.15
  Diluted earnings                                    $    2.99        2.58        2.38        2.25        2.09
AVERAGE COMMON SHARES (In thousands)
Basic                                                   625,649     619,237     619,777     561,442     543,321
Diluted                                                 633,772     625,224     637,186     577,709     565,239
===============================================================================================================
See accompanying Notes to Pro Forma Financial Information.

                        PRO FORMA FINANCIAL INFORMATION


FIRST UNION CORPORATION
CORESTATES FINANCIAL CORP
NOTES TO PRO FORMA FINANCIAL INFORMATION
(Unaudited)
--------------------------------------------------------------------------------




(1) The unaudited pro forma information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Pro forma financial information with respect to the Merger assumes the Merger was consummated as of the beginning of each period presented. Average common and total stockholders' equity excludes net unrealized gains or losses on debt and equity securities.

(2) It is assumed that the Merger will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of 1.62 shares of the Corporation's common stock for each of the 198,216,000 shares of CoreStates common stock which were outstanding at December 31, 1997. The 1.62 exchange ratio is subject to possible adjustment under certain circumstances.

        As a result, information was adjusted for the Merger by the (i) addition of 321,110,000 shares of the Corporation's common stock amounting to $1.1 billion (excluding the shares of the Corporation's common stock to be issued in exchange for an estimated 3.5 million shares of CoreStates common stock that CoreStates expects to issue in order to qualify the Merger as a pooling of interests); (ii) elimination of 198,216,000 shares of outstanding CoreStates common stock amounting to $224 million; (iii) elimination of the cost of CoreStates treasury stock of $1.3 billion; (iv) reclassification of the cost of unallocated shares held by the CoreStates ESOP of $52 million; and (v) recordation of the remaining amount of $1.1 billion as a reduction of paid-in capital at December 31, 1997.

        As of December 31, 1997, the Corporation and CoreStates had 51,580,000 and 16,490,000 shares of common stock reserved for issuance primarily for stock option plans, respectively, (excluding, as to the Corporation, shares reserved for issuance in connection with the Merger, or upon exercise of the rights attached to the Corporation's common stock), which are not included in the unaudited pro forma financial information presented herein.

        For the year ended December 31, 1997, CoreStates had net income applicable to common stockholders of $813 million.

        In 1993, CoreStates changed its method of accounting for postemployment benefits, and in 1993 CoreStates reported additional expense as a cumulative effect of a change in accounting principle, net of tax of $16 million in 1993. Such amount has been reclassified to noninterest expense and income taxes in 1993 in the pro forma financial information presented herein.

(3) On November 28, 1997, the Corporation acquired Signet Banking Corporation ("Signet"), which was accounted for as a pooling of interests. The financial information presented herein includes Signet as of and for the three years ended December 31, 1997.

(4) The pro forma financial information presented herein does not include financial information related to the Corporation's (i) January 15, 1998, purchase accounting acquisition of Covenant Bancorp, Inc. ("Covenant"), which had assets of $415 million, net loans of $254 million, deposits of $294 million and stockholders' equity of $31 million at December 31, 1997; and (ii) January 31, 1998, pooling of interests acquisition of Wheat First Butcher Singer, Inc. ("Wheat First"), which had assets of $1.1 billion and stockholders' equity of $171 million at December 31, 1997.

                        PRO FORMA FINANCIAL INFORMATION

--------------------------------------------------------------------------------

     The Corporation issued 1.6 million shares of its common stock to stockholders of Covenant, substantially all of which were repurchased in the open market at a cost of $79 million, and 10.3 million shares of its common stock to stockholders of Wheat First. Financial information related to Wheat First is not considered material to the historical results of the Corporation, and accordingly, such financial information will not be combined with the historical results of the Corporation.

(5) Earnings per share data has been computed based on the combined historical net income applicable to common stockholders of the Corporation and CoreStates using the combined (i) historical weighted average shares outstanding with respect to basic earnings per share, and (ii) sum of the historical weighted average shares outstanding and common stock equivalents related to employee stock options including restricted stock awards with respect to diluted earnings per share, adjusted to equivalent shares of the Corporation's common stock with respect to CoreStates, as of the earliest applicable period presented, as appropriate.

(6) Certain insignificant reclassifications have been included herein to conform to financial statement presentations. Transactions conducted in the ordinary course of business between the Corporation and CoreStates are immaterial, and accordingly, they have not been eliminated.

(7) The unaudited pro forma financial information does not include any material merger-related expenses or any material expenses related to the Merger. The Corporation currently estimates after-tax merger-related and restructuring charges of approximately $795 million related to the Merger, or $0.81 per share of the Corporation's common stock, expected to be recorded in the second quarter of 1998. In addition, the Corporation expects to incur an estimated $75 million in pre-tax merger-related and restructuring charges in the 12-month period following the Merger.

(8) The Corporation expects to realize significant revenue enhancements and cost savings from the Merger. The pro forma financial information, which does not reflect any revenue enhancements, direct costs or potential savings from the consolidation of operations of the Corporation and CoreStates, is not indicative of the results of future operations. No assurance can be given with respect to the ultimate level of such revenue enhancements or cost savings. As indicated by the foregoing unaudited pro forma financial information and based solely on the foregoing assumptions, consummation of the Merger would have diluted each of the Corporation's historical basic and diluted earnings per common share amounts for the year ended December 31, 1997, by 6 percent.

                                FINANCIAL TABLES

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA
--------------------------------------------------------------------------------

                                                                                      Years Ended December 31,
                                               ---------------------------------------------------------------
(In millions, except per share data)              1997       1996       1995       1994       1993      1992
--------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                $ 10,933     10,460      9,553      7,231      6,602      6,609
==============================================================================================================
Interest income (a)                            $ 11,009     10,552      9,669      7,352      6,736      6,753
Interest expense                                  5,190      4,995      4,424      2,793      2,482      2,942
--------------------------------------------------------------------------------------------------------------
Net interest income (a)                           5,819      5,557      5,245      4,559      4,254      3,811
Provision for loan losses                           840        449        259        179        370        643
--------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for  loan losses (a)                            4,979      5,108      4,986      4,380      3,884      3,168
Securities available for sale transactions           31         36         45          6         33         39
Investment security transactions                      3          4          6          4          7         (3)
Noninterest income                                3,362      2,596      2,125      1,566      1,542      1,360
Merger-related and restructuring charges (b)        269        281         94          -          -          -
SAIF special assessment (c)                           -        135          -          -          -          -
Noninterest expense                               5,320      4,737      4,563      3,747      3,536      3,443
--------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                    2,786      2,591      2,505      2,209      1,930      1,121
Income taxes                                        814        875        848        712        579        278
Tax-equivalent adjustment                            76         92        116        121        134        144
--------------------------------------------------------------------------------------------------------------
Net income                                        1,896      1,624      1,541      1,376      1,217        699
Dividends on preferred stock                          -          9         26         46         46         53
--------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders before redemption premium          1,896      1,615      1,515      1,330      1,171        646
Redemption premium on preferred stock                 -          -          -         41          -          -
--------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders after redemption premium        $  1,896      1,615      1,515      1,289      1,171        646
==============================================================================================================
PER COMMON SHARE DATA
Basic earnings                                 $   3.03       2.61       2.44       2.30       2.15       1.27
Diluted earnings                                   2.99       2.58       2.38       2.25       2.09       1.22
Cash dividends                                 $   1.22       1.10       0.98       0.86       0.75       0.64
Average common shares (In thousands)
  Basic                                         625,649    619,237    619,777    561,442    543,321    508,730
  Diluted                                       633,772    625,224    637,186    577,709    565,239    536,603
Average common stockholders' equity (d)        $ 11,030      9,937      9,266      7,870      6,782      5,724
Common stock price
  High                                           52 7/8     28 1/2     29 3/8     23 3/4     25 3/4    22 3/8
  Low                                            36 5/8     25 3/4     20 5/8     19 5/8     18 7/8    14 3/4
  Period-end                                   $ 51 1/4         37     27 3/4     20 5/8     20 5/8    21 3/4
    To earnings                                   17.14 X    14.34      11.66       9.17       9.87     17.83
    To book value                                   271 %      217        177        146        154       186
Book value                                     $  18.91      17.06      15.66      14.10      13.36     11.68
BALANCE SHEET DATA
Assets                                          157,274    151,847    142,858    113,529    104,550     95,308
Long-term debt                                 $  8,042      8,060      7,374      4,242      3,675      3,733
==============================================================================================================

(a)  Tax-equivalent.
(b) Merger-related and restructuring charges amounted to $194 million after tax in 1997, $181 million after tax in 1996 and $73 million after tax in 1995.
(c) The SAIF special assessment amounted to $87 million after tax in 1996.
(d) Average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.

                                FINANCIAL TABLES


Table 2
NONINTEREST INCOME
--------------------------------------------------------------------------------


                                                                        Years Ended December 31,
                                             ---------------------------------------------------
(In millions)                                  1997     1996     1995     1994     1993     1992
------------------------------------------------------------------------------------------------
Trading account profits                      $  204      131       81       52       60       40
Service charges on deposit accounts             854      734      684      580      573      525
Mortgage banking income                         247      194      180       88      151      165
Capital management income                       882      607      461      330      306      264
Securities available for sale transactions       31       36       45        6       33       39
Investment security transactions                  3        4        6        4        7       (3)
Fees for other banking services                 151      172      172      131      100       80
Equipment lease rental income                   187      112       32       22       20       15
Sundry income                                   837      646      515      363      332      271
------------------------------------------------------------------------------------------------
        Total noninterest income             $3,396    2,636    2,176    1,576    1,582    1,396
================================================================================================




Table 3
NONINTEREST EXPENSE
--------------------------------------------------------------------------------

                                                                       Years Ended December 31,
                                           ----------------------------------------------------
(In millions)                                 1997     1996     1995     1994     1993     1992
-----------------------------------------------------------------------------------------------
Salaries                                    $2,221    1,994    1,811    1,436    1,321    1,219
Other benefits                                 495      457      396      337      303      255
-----------------------------------------------------------------------------------------------
        Personnel expense                    2,716    2,451    2,207    1,773    1,624    1,474
Occupancy                                      401      389      394      353      342      346
Equipment                                      524      448      352      270      234      208
Advertising                                    103       61       90       65       44       38
Telecommunications                             121      113      101       76       71       70
Travel                                         110       99       84       61       50       40
Postage, printing and supplies                 170      178      161      123      124      104
FDIC assessment                                 23       41      129      184      182      164
Professional fees                              134      102      196      169       95       98
External data processing                        94      146      101       72       90       79
Other intangible amortization                  277      250      235      163      131      106
Merger-related and restructuring charges       269      281       94        -        -        -
SAIF special assessment                          -      135        -        -        -        -
Sundry expense                                 647      459      513      438      549      716
-----------------------------------------------------------------------------------------------
        Total noninterest expense           $5,589    5,153    4,657    3,747    3,536    3,443
===============================================================================================
Overhead efficiency ratio (a)                 61 %       63       63       61       61       66
Overhead efficiency ratio, adjusted (b)       57 %       58       61       61       61       66
===============================================================================================

(a) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.
(b) These ratios are the result of reducing noninterest expense by the 1997, 1996 and 1995 merger-related and restructuring charges and the 1996 SAIF special assessment. Additionally, net operating revenue and noninterest expense are reduced by trust capital securities expense included in sundry expense.

                                FINANCIAL TABLES


Table 4
BUSINESS SEGMENTS
--------------------------------------------------------------------------------

                                                                                                      Year Ended December 31, 1997
                                      --------------------------------------------------------------------------------------------
                                                                                     First
                                                                          First      Union                      Retail
                                                                          Union       Home          Card        Branch
(In millions)                                                          Mortgage     Equity      Products      Products      Total
----------------------------------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                 $                                      58        124           476         2,425      3,083
  Provision for loan losses                                                   3          9           363           147        522
  Noninterest income                                                        302         44           245           647      1,238
  Noninterest expense                                                       302         77           290         1,783      2,452
  Income tax expense                                                         20         30            25           418        493
----------------------------------------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders               $                                      35         52            43           724        854
----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                                                     30.28%     57.87         10.15         33.74      30.78
  Average loans, net                  $                                   1,182      3,928         4,731        42,669     52,510
  Average deposits                                                          826          -             -        59,597     60,423
  Average attributed common
    equity                            $                                     114         91           424         2,145      2,774
==================================================================================================================================

                                                                                                  Retail      Internal
                                                      Evergreen         Private        CAP     Brokerage           Mgt.
(In millions)                             Trust            Funds         Client    Account      Services     Elimination    Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                 $      33                2             98        116            14             -        263
  Provision for loan losses                   -                -              3          -             -             -          3
  Noninterest income                        369              252              7         55           268           (31)       920
  Noninterest expense                       303              167             58        105           254             -        887
  Income tax expense                         36               32             16         24            10           (11)       107
----------------------------------------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders               $      63               55             28         42            18           (20)       186
----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                     44.25    %       82.56          17.68      44.82         17.83             -      33.25
  Average loans, net                  $      17                -          1,880          -           252             -      2,149
  Average deposits                        1,381                -          1,577     10,300             -             -     13,258
  Average attributed common
    equity                            $     142               67            155         93           101             -        558
==================================================================================================================================
                                                           Small                      Real
                                                        Business           Cash     Estate                     Deposit
(In millions)                                            Banking            Mgt.   Banking       Lending      Products      Total
----------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANK
Income statement data
  Net interest income                 $                       57             36        209           449           754      1,505
  Provision for loan losses                                    3              -         11            46             -         60
  Noninterest income                                           -            236          -             -           102        338
  Noninterest expense                                         27            196         75           280           435      1,013
  Income tax expense                                          10             28         48            42           154        282
----------------------------------------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders               $                       17             48         75            81           267        488
----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                                      16.95   %      61.64      13.27          6.30         63.67      19.87
  Average loans, net                  $                    1,620              -      8,145        18,184             -     27,949
  Average deposits                                             -              -          -             -        18,608     18,608
  Average attributed common
    equity                            $                      101             78        565         1,296           419      2,459
==================================================================================================================================

                                                                     (Continued)

                                FINANCIAL TABLES


Table 4
BUSINESS SEGMENTS
--------------------------------------------------------------------------------


                                                                      Year Ended December 31, 1997
                                    --------------------------------------------------------------
                                                      Real                      Commercial
                                    Investment      Estate    Risk  Traditional   Leasing
(In millions)                          Banking     Finance    Mgt.    Banking      & Rail    Total
--------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                  $    79        21          9       230        96        435
  Provision for loan losses                  1        (1)         -         1         -          1
  Noninterest income                       226       178         94        93       202        793
  Noninterest expense                      214        92         60       124       189        679
  Income tax expense                        33        39         16        72        40        200
--------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders                $    57        69         27       126        69        348
--------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                    16.13 %   45.19      50.44     18.39     46.33      24.99
  Average loans, net                   $ 2,326       646          -     8,546     3,369     14,887
  Average deposits                         818       212        111     2,658        21      3,820
  Average attributed common
    equity                             $   353       152         54       684       149      1,392
==================================================================================================

                                      Consumer   Capital  Commercial   Capital   Treasury/
(In millions)                             Bank       Mgt.      Bank    Markets    Nonbank   Total
--------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                  $ 3,083       263      1,505       435       457      5,743
  Provision for loan losses                522         3         60         1       254        840
  Noninterest income                     1,238       920        338       793       107      3,396
  Noninterest expense                    2,452       887      1,013       679       558      5,589
  Income tax expense                       493       107        282       200      (268)       814
--------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders after
    merger-related and
    restructuring charges              $   854       186        488       348        20      1,896
  After-tax merger-related and
    restructuring charges                    -         -          -         -       194        194
--------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders before
    merger-related and
    restructuring charges              $   854       186        488       348       214      2,090
--------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                    30.78 %   33.25      19.87     24.99      5.52      18.90
  Average loans, net                   $52,510     2,149     27,949    14,887     2,934    100,429
  Average deposits                      60,423    13,258     18,608     3,820     3,771     99,880
  Average attributed common
    equity                             $ 2,774       558      2,459     1,392     3,875     11,058
==================================================================================================

(a) Average attributed common equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used herein.

                                FINANCIAL TABLES


Table 5
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS
--------------------------------------------------------------------------------

                                                                                          Years Ended December 31,
                                          ------------------------------------------------------------------------
                                            1997          1996         1995         1994         1993         1992
------------------------------------------------------------------------------------------------------------------
INTERNAL CAPITAL GROWTH (a)
Assets to stockholders' equity             13.58   X      14.53        13.73        12.86        13.64        14.43
                    X
Return on assets                            1.26   %       1.12         1.19         1.29         1.22         0.77
-------------------------------------------------------------------------------------------------------------------
Return on total stockholders' equity (b)   17.19   %      16.17        16.26        16.44        16.66        11.13
                    X
Earnings retained                          60.47   %      58.80        62.65        63.57        67.14        54.88
-------------------------------------------------------------------------------------------------------------------
Internal capital growth (b)                10.39   %       9.51        10.19        10.45        11.18         6.11
===================================================================================================================
DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                            35.86   %      35.06        34.60        34.16        30.25        40.61
  Preferred and common shares              35.86          35.36        35.67        36.43        32.86        45.12
Net income
  Common shares                            39.53          40.88        36.26        34.16        30.25        40.61
  Preferred and common shares              39.53   %      41.20        37.35        36.43        32.86        45.12
===================================================================================================================
SELECTED RATIOS ON
Operating earnings
  Return on assets                          1.39   %       1.30         1.25         1.29         1.22         0.77
  Return on common
    stockholders' equity (b) (c)           18.90          18.50        17.13        16.38        17.26        11.28
Net income
  Return on common
    stockholders' equity (b) (c)           17.19   %      16.25        16.35        16.38        17.26        11.28
===================================================================================================================

(a) Based on average balances and net income.
(b) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.
(c) Based on average balances and net income applicable to common stockholders.

                                FINANCIAL TABLES

Table 6
SELECTED QUARTERLY DATA
--------------------------------------------------------------------------------

                                                                    1997                                   1996
                                 ---------------------------------------   ------------------------------------
(In millions, except per
  share data)                     Fourth     Third     Second     First    Fourth     Third    Second    First
---------------------------------------------------------------------------------------------------------------
Interest income                  $ 2,746      2,791     2,771     2,625     2,648     2,634     2,637     2,541
Interest expense                   1,330      1,328     1,311     1,221     1,276     1,251     1,256     1,212
---------------------------------------------------------------------------------------------------------------
Net interest income                1,416      1,463     1,460     1,404     1,372     1,383     1,381     1,329
Provision for loan losses            325        175       178       162       150       124        94        81
---------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses        1,091      1,288     1,282     1,242     1,222     1,259     1,287     1,248
Securities available for sale
  transactions                        12         10         5         4        16         2         3        15
Investment security
  transactions                         -          2         1         -         1         -         2         1
Noninterest income                   905        835       809       813       757       667       605       567
Merger-related and
  restructuring charges (a)          210          -        59         -         -         -         -       281
SAIF special assessment (b)            -          -         -         -         -       135         -         -
Noninterest expense                1,450      1,292     1,295     1,283     1,238     1,199     1,173     1,127
---------------------------------------------------------------------------------------------------------------
Income before income
  taxes (benefits)                   348        843       743       776       758       594       724       423
Income taxes (benefits)              (14)       296       260       272       264       208       254       149
---------------------------------------------------------------------------------------------------------------
Net income                           362        547       483       504       494       386       470       274
Dividends on preferred stock           -          -         -         -         1         1         3         4
---------------------------------------------------------------------------------------------------------------
Net income applicable to
  common stockholders            $   362        547       483       504       493       385       467       270
===============================================================================================================
PER COMMON
  SHARE DATA
  Basic earnings                 $  0.57      0.88      0.78      0.80      0.80      0.63      0.75       0.43
  Diluted earnings                  0.56      0.87      0.77      0.79      0.79      0.62      0.74       0.43
  Cash dividends                    0.32      0.32      0.29      0.29      0.29      0.29      0.26       0.26
  Common stock price
    High                          52 7/8  50 11/16    47 7/8    47 3/4    38 1/2    33 7/8    32 1/4     31 3/8
    Low                         46 15/16    45 7/8    39 1/8    36 5/8    33 1/2    30 1/2    28 3/4     25 3/4
    Period-end                   $51 1/4   50 1/16    46 1/4    40 1/2        37    33 3/8    30 3/8     30 1/8
===============================================================================================================
SELECTED RATIOS (c)
After merger-related and
  restructuring charges and
  SAIF special assessment
    Return on assets (d)            0.94 %    1.43      1.28      1.40      1.33      1.06      1.28       0.78
    Return on common
      stockholders' equity (e)     12.29     19.63     18.09     19.15     19.23     15.70     18.73      11.14
Stockholders' equity to assets      7.77 %    7.38      7.03      7.27      6.93      6.71      6.81       7.10
===============================================================================================================
SELECTED RATIOS (c)
Before merger-related and
  restructuring charges and
  SAIF special assessment
    Return on assets (d)            1.35 %    1.43      1.38      1.40      1.33      1.30      1.28       1.29
    Return on common
      stockholders' equity (e)     17.53 %   19.56     19.47     19.15     18.61     18.73     18.26      18.38
===============================================================================================================

(a) Merger-related restructuring charges amounted to $194 million after tax in 1997 and $181 million after tax in 1996.
(b) The SAIF special assessment amounted to $87 million after tax in 1996.
(c) Based on average balances.
(d) Based on net income.
(e) Based on net income applicable to common stockholders, excluding average net unrealized gains or losses on debt and equity securities.

                                FINANCIAL TABLES

Table 7
SELECTED SIX-YEAR DATA (a)
--------------------------------------------------------------------------------

                                                                                            Years Ended December 31,
                                   ----------------------------------------------------------------------------------
(Dollars in millions)                       1997           1996         1995          1994         1993          1992
---------------------------------------------------------------------------------------------------------------------
FIRST UNION MORTGAGE CORPORATION
  PERMANENT LOAN ORIGINATIONS
  Residential
    Direct (b)                     $       4,240          5,065        3,630         3,570        6,277         4,549
    Wholesale                              3,845            399          428           933        2,431         2,642
---------------------------------------------------------------------------------------------------------------------
        Total                      $       8,085          5,464        4,058         4,503        8,708         7,191
=====================================================================================================================
  VOLUME OF RESIDENTIAL
    LOANS SERVICED                 $      60,738         58,098       55,745        32,677       32,786        22,528
=====================================================================================================================
FIRST UNION CORPORATION
  OTHER DATA
  ATMs                                     2,768          2,677        2,376         1,242        1,189           847
  Employees                               47,096         48,679       49,021        31,858       32,861        23,459
  Common stockholders                    120,437        103,538       89,257        54,236       58,670        37,955
=====================================================================================================================

(a)  1992-1994 are not restated for pooling of interests acquisitions.
(b)  Includes originations of affiliated banks.

                                FINANCIAL TABLES


Table 8
SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------------------------------

                                                                                                 December 31, 1997
                              ------------------------------------------------------------------------------------
                                                                              Gross Unrealized             Average
                                1 Year     1-5     5-10   After 10             --------------- Amortized  Maturity
(In millions)                  or Less    Years    Years    Years    Total     Gains    Losses   Cost     in Years
------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                   $  175      785    1,420      178    2,558     (116)        -    2,442       7.89
U.S. Government agencies             1    5,542    7,702        4   13,249     (232)        3   13,020       5.49
CMOs                               317    1,794      142        -    2,253      (25)        7    2,235       3.65
State, county and municipal          6        3       20       63       92        -         -       92      16.31
Other                               83    2,147      176      857    3,263      (42)       10    3,231       5.35
---------------------------------------------------------------------------------------------------------
        Total                   $  582   10,271    9,460    1,102   21,415     (415)       20   21,020       5.61
==================================================================================================================
MARKET VALUE
Debt securities                 $  582   10,205    9,460      394   20,641     (404)       19   20,256
Sundry securities                    -       66        -      708      774      (11)        1      764
------------------------------------------------------------------------------------------------------
        Total                   $  582   10,271    9,460    1,102   21,415     (415)       20   21,020
======================================================================================================
AMORTIZED COST
Debt securities                 $  569   10,077    9,224      386   20,256
Sundry securities                    -       66        -      698      764
  ------------------------------------------------------------------------
        Total                   $  569   10,143    9,224    1,084   21,020
  ========================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                   5.95 %   6.23     7.01     7.07     6.69
  U.S. Government agencies        4.70     7.15     7.05     6.56     7.09
  CMOs                            7.52     6.62     5.66        -     6.68
  State, county and municipal    11.42     8.79     6.52     6.47     6.86
  Other                           7.13     5.66     7.19     6.56     6.02
  Consolidated                    7.01 %   6.67     7.03     6.63     6.84
  ========================================================================

                                                                                                 December 31, 1996
                              ------------------------------------------------------------------------------------
                                                                              Gross Unrealized             Average
                                1 Year     1-5     5-10   After 10             --------------- Amortized  Maturity
(In millions)                  or Less    Years    Years    Years    Total     Gains    Losses   Cost     in Years
------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                   $  183    1,868       50        2    2,103       (9)       14    2,108       2.23
U.S. Government agencies             9    2,490    8,969       26   11,494      (43)       60   11,511       5.82
CMOs                                32      928        -        -      960       (5)        5      960       3.56
State, county and municipal         13        7       13       26       59       (1)        -       58      10.48
Other                               97    1,050       89      953    2,189      (42)       15    2,162       4.31
----------------------------------------------------------------------------------------------------------
        Total                   $  334    6,343    9,121    1,007   16,805     (100)       94   16,799       5.10
=================================================================================================================
MARKET VALUE
Debt securities                 $  334    6,326    9,121      187   15,968      (84)       94   15,978
Sundry securities                    -       17        -      820      837      (16)        -      821
------------------------------------------------------------------------------------------------------
        Total                   $  334    6,343    9,121    1,007   16,805     (100)       94   16,799
======================================================================================================
AMORTIZED COST
Debt securities                 $  333    6,298    9,149      198   15,978
Sundry securities                    -       16        -      805      821
--------------------------------------------------------------------------
        Total                   $  333    6,314    9,149    1,003   16,799
==========================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                  6.79 %    5.93     7.26     7.93     6.04
  U.S. Government agencies       6.07      6.86     6.98     8.04     6.95
  CMOs                           7.86      7.34        -        -     7.35
  State, county and municipal   10.12     12.01     8.41     7.30     8.68
  Other                          7.76      6.14     8.08     5.64     6.08
  Consolidated                   7.28 %    6.54     6.99     5.76     6.75
==========================================================================

                                FINANCIAL TABLES

--------------------------------------------------------------------------------

     Included in "U.S. Government agencies" and "Other" at December 31, 1997, are $2.7 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1997, these securities had a weighted average maturity of
3.75 years and a weighted average yield of 5.31 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 6.57 percent based on a weighted average funding cost differential of (1.26) percent.

      Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1997. Average maturity in years excludes preferred and common stocks and money market funds.

      Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut.

      There were forward commitments to purchase securities at a cost of $6.4 billion that had a market value of $6.4 billion at December 31, 1997. Gross gains and losses realized on the sale of debt securities in 1997 were $51 million and $43 million, respectively, and gross gains on sundry securities $23 million. Gross gains and losses realized on the sale of debt securities in 1996 were $159 million and $125 million, respectively, and gross gains on sundry securities $2 million.

                                FINANCIAL TABLES


Table 9
INVESTMENT SECURITIES
--------------------------------------------------------------------------------

                                                                                          December 31, 1997
                       ------------------------------------------------------------------------------------
                                                                       Gross Unrealized             Average
                               1 Year     1-5    5-10  After 10         --------------- Amortized  Maturity
(In millions)                 or Less    Years   Years   Years  Total   Gains   Losses   Cost     in Years
-----------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Government agencies        $   -     703     313       -   1,016      25      (1)   1,040       4.33
CMOs                               30     337       -       -     367       9       -      376       2.92
State, county and municipal        63     172     187     302     724     112       -      836       8.31
Other                               2      12      34      20      68       2       -       70       5.98
---------------------------------------------------------------------------------------------------------
        Total                   $  95   1,224     534     322   2,175     148      (1)   2,322       5.46
=========================================================================================================
CARRYING VALUE
Debt securities                 $  95   1,224     534     303   2,156     148      (1)   2,303
Sundry securities                   -       -       -      19      19       -       -       19
----------------------------------------------------------------------------------------------
        Total                   $  95   1,224     534     322   2,175     148      (1)   2,322
==============================================================================================
MARKET VALUE
Debt securities                 $  96   1,262     576     369   2,303
Sundry securities                   -       -       -      19      19
----------------------------------------------------------------------
        Total                   $  96   1,262     576     388   2,322
======================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Government agencies          - %  7.71    6.98        -   7.48
  CMOs                           7.61    7.66       -        -   7.66
  State, county and municipal   10.68   10.81   11.65    11.69  11.38
  Other                          7.83    8.15    9.66     5.03   7.99
  Consolidated                   9.66 %  8.13    8.78    11.28   8.83
======================================================================



                                                                                               December 31, 1996
                              ----------------------------------------------------------------------------------
                                                                            Gross Unrealized             Average
                                1 Year     1-5   5-10   After 10             ---------------  Market    Maturity
(In millions)                  or Less    Years  Years    Years    Total     Gains    Losses   Value    in Years
----------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Government agencies        $   -      776     318       -     1,094        22      (3)   1,113       4.68
CMOs                               67      414       -       -       481         8       -      489       2.72
State, county and municipal        61      219     145     380       805       105      (1)     909       8.73
Other                               1       11       9     100       121         4       -      125      15.84
-------------------------------------------------------------------------------------------------------
        Total                   $ 129    1,420     472     480     2,501       139      (4)   2,636       5.93
=================================================================================================================
CARRYING VALUE
Debt securities                 $ 129    1,420     472     426     2,447       139      (4)   2,582
Sundry securities                   -        -       -      54        54         -       -       54
---------------------------------------------------------------------------------------------------
        Total                   $ 129    1,420     472     480     2,501       139      (4)   2,636
===================================================================================================
MARKET VALUE
Debt securities                 $ 130    1,456     494     502     2,582
Sundry securities                   -        -       -      54        54
------------------------------------------------------------------------
        Total                   $ 130    1,456     494     556     2,636
========================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Government agencies          - %   7.95    7.18       -      7.72
  CMOs                           7.47     7.67       -       -      7.64
  State, county and municipal   10.29    10.74   11.11    11.68    11.22
  Other                          7.59     7.72    7.81     7.43     7.49
  Consolidated                   8.80 %   8.29    8.40    10.80     8.82
========================================================================

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1997.
Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut.
There were no commitments to purchase or sell investment securities at December 31, 1997. Gross gains realized on calls of sundry securities in 1997 were $3 million. In 1996, gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities were $5 million and $1 million, respectively.

                                FINANCIAL TABLES


Table 10
LOANS
--------------------------------------------------------------------------------

                                                                                                   Years Ended December 31,
                                           --------------------------------------------------------------------------------
(In millions)                                    1997            1996          1995         1994         1993         1992
---------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural   $     28,111          25,997        26,812       22,053       19,691       16,751
Real estate - construction and other            2,386           2,919         2,742        2,052        2,138        2,489
Real estate - mortgage                          8,576           9,758        10,359        9,473        9,282        8,699
Lease financing                                 8,056           5,951         4,116        1,921        1,287        1,442
Foreign                                         1,431           1,087           653          527          417          392
---------------------------------------------------------------------------------------------------------------------------
        Total commercial                       48,560          45,712        44,682       36,026       32,815       29,773
---------------------------------------------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage                         25,382          29,108        27,493       21,062       18,206       14,323
Installment loans - Bankcard (a)                2,708           5,620         3,830        4,345        2,155            -
Installment loans - other                      19,297          20,827        19,759       15,492       14,497       15,965
Vehicle leasing                                 4,312           3,480         2,664        1,889        1,161          855
---------------------------------------------------------------------------------------------------------------------------
        Total retail                           51,699          59,035        53,746       42,788       36,019       31,143
---------------------------------------------------------------------------------------------------------------------------
        Total loans                           100,259         104,747        98,428       78,814       68,834       60,916
---------------------------------------------------------------------------------------------------------------------------
UNEARNED INCOME
Loans                                             627             521           477          420          335          384
Lease financing                                 2,759           1,910         1,221          563          236          231
---------------------------------------------------------------------------------------------------------------------------
        Total unearned income                   3,386           2,431         1,698          983          571          615
---------------------------------------------------------------------------------------------------------------------------
        Loans, net                       $     96,873         102,316        96,730       77,831       68,263       60,301
===========================================================================================================================

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts. Data is not available prior to 1993.




Table 11
CERTAIN COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
--------------------------------------------------------------------------------

                                                                      December 31, 1997
                 ----------------------------------------------------------------------

                                                Real
                         Commercial,         Estate-
                           Financial     Construction       Real
                                 and             and     Estate-
(In millions)           Agricultural           Other    Mortgage      Foreign    Total
---------------------------------------------------------------------------------------
FIXED RATE
1 year or less     $        1,352              33         603          197        2,185
1-5 years                   2,300              99       1,813              -      4,212
After 5 years               1,354             107       1,130              -      2,591
----------------------------------------------------------------------------------------
        Total               5,006             239       3,546          197        8,988
----------------------------------------------------------------------------------------
ADJUSTABLE RATE
1 year or less              9,422             688         780        1,120       12,010
1-5 years                  11,091           1,178       2,625          112       15,006
After 5 years               2,592             281       1,625            2        4,500
----------------------------------------------------------------------------------------
        Total              23,105           2,147       5,030        1,234       31,516
----------------------------------------------------------------------------------------
        Total      $       28,111           2,386       8,576        1,431       40,504
=======================================================================================

                                FINANCIAL TABLES


Table 12
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
--------------------------------------------------------------------------------

                                                                                                Years Ended December 31,
                                                        ----------------------------------------------------------------
(In millions)                                              1997       1996       1995       1994       1993       1992
------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year                               $ 1,502      1,638      1,578      1,622      1,551      1,461
Provision for loan losses                                    840        449        259        179        370        643
Allowance relating to loans acquired, transferred
 to accelerated disposition or sold                         (495)        50        193         59        191         51
Loan losses, net                                            (635)      (635)      (392)      (282)      (490)      (604)
------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                     $ 1,212      1,502      1,638      1,578      1,622      1,551
========================================================================================================================
  as % of loans, net                                        1.25 %     1.47       1.69       2.03       2.38       2.57
========================================================================================================================
  as % of nonaccrual and restructured loans                  195 %      215        239        248        151       105
========================================================================================================================
  as % of nonperforming assets                               168 %      187        186        178        115        76
========================================================================================================================
LOAN LOSSES
Commercial, financial and agricultural                   $    83        148        114        151        232        277
Real estate - construction and other                          31         65         23         16         76        108
Real estate - mortgage                                        37         28         71         80        134        109
Installment loans - Bankcard (a)                             396        315        195         73         64          -
Installment loans - Bankcard special adjustment (b)            -         34          -          -          -          -
Installment loans - other and Vehicle leasing                206        204        123         95        107        208
------------------------------------------------------------------------------------------------------------------------
        Total                                                753        794        526        415        613        702
------------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                        42         77         67         68         47         41
Real estate - construction and other                          10         16          8          3          9          2
Real estate - mortgage                                         1          1         12         16         19          6
Installment loans - Bankcard (a)                              27         33         17         12         10          -
Installment loans - other and Vehicle leasing                 38         32         30         34         38         49
------------------------------------------------------------------------------------------------------------------------
        Total                                                118        159        134        133        123         98
------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                 $   635        635        392        282        490        604
========================================================================================================================
          as % of average loans, net                        0.63 %     0.65       0.44       0.40       0.78       1.03
========================================================================================================================
          as % of average loans, net,
            excluding Bankcard (a)                          0.28 %     0.35       0.25       0.32       0.72          -
========================================================================================================================
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                       $   236        227        340        280        423        642
  Commercial real estate loans                                76        135          -          -          -          -
  Consumer real estate loans                                 186        199          -          -          -          -
  Installment loans                                          124        123         82          -          -          -
  Real estate loans                                            -          -        260        337        610        735
------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                               622        684        682        617      1,033      1,377
Restructured loans                                             2         14          4         19         40        105
Foreclosed properties                                         99        104        194        251        338        565
------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                       $   723        802        880        887      1,411      2,047
========================================================================================================================
          as % of loans, net and foreclosed properties      0.75 %     0.78       0.91       1.14       2.06       3.36
========================================================================================================================
Accruing loans past due 90 days                          $   232        361        356        272        213        240
========================================================================================================================

(a)  Data is not available prior to 1993.
(b) Installment loans - Bankcard special adjustment includes a 1996 one-time charge-off related to an anticipated regulatory change that would reduce the period delinquent loans could be held before charge-off.

Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed herein or under the "Loans" or "Asset Quality" narrative discussions in Management's Analysis of Operations do not (i) represent or result from trends or uncertainties that management expects will materially affect future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                                FINANCIAL TABLES


Table 13
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (a)
--------------------------------------------------------------------------------

                                                                                                            Years Ended December 31,
                         -----------------------------------------------------------------------------------------------------------
                                     1997                  1996                    1995                   1994                1993
                         -----------------      ----------------       -----------------      -----------------     ---------------
                                   Loans                  Loans                   Loans                  Loans               Loans
                                     % to                  % to                    % to                   % to                % to
                                    Total                 Total                   Total                  Total               Total
(In millions)               Amt.   Loans           Amt.   Loans           Amt.    Loans          Amt.    Loans         Amt.  Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural      $   245        28 %    $   267       25 %     $   431        27 %    $   504        28 %   $   413      28 %
Real estate -
  Construction and
    other                    25         2           61        3            70         3           93         3         171       3
  Mortgage                   96        34          217       37           325        38          292        39         370      40
Installment loans -
  Bankcard                  158         3          354        5           246         4          188         5         101       3
  Other and Vehicle
    leasing                 141        24          229       23           271        23          194        22         220      23
Lease financing               8         8           33        6            17         4            7         2           7       2
Foreign                       5         1            4        1            35         1           24         1           8       1
Unallocated                 534         -          337        -           243         -          276         -         332       -
------------------------------------------------------------------------------------------------------------------------------------
        Total           $ 1,212       100 %    $ 1,502      100 $     $ 1,638       100 %    $ 1,578       100 %   $ 1,622     100 %
====================================================================================================================================

(a) The allocation of the allowance for loan losses to the respective classifications is not necessarily indicative of future losses or future allocations. First Fidelity allocated all allowance amounts to specific loan classifications in 1993 through 1995, and as a result, conforming reclassifications of allocated amounts to the unallocated portion of the allowance occurred in 1996. See the "Loans" and the "Provision and Allowance for Loan Losses" discussions in Management's Analysis of Operations and the "Allowance for Loan Losses" discussion in Note 1 of Notes to Consolidated Financial Statements.



Table 14
INTANGIBLE ASSETS
--------------------------------------------------------------------------------

                                                                                                Years Ended December 31,
                                        --------------------------------------------------------------------------------
(In millions)                                  1997          1996          1995         1994         1993          1992
------------------------------------------------------------------------------------------------------------------------
MORTGAGE AND OTHER SERVICING ASSETS   $         421           282           208          134           91           187
========================================================================================================================
CREDIT CARD PREMIUM                   $          24            35            44           58           76            71
========================================================================================================================
OTHER INTANGIBLE ASSETS
Goodwill                              $       2,247         2,406         1,937        1,382        1,038           840
Deposit base premium                            421           488           547          535          367           285
Other                                             6            11            13           20           27            35
------------------------------------------------------------------------------------------------------------------------
        Total                         $       2,674         2,905         2,497        1,937        1,432         1,160
========================================================================================================================

                                                                          FINANCIAL TABLES



Table 15
FORECLOSED PROPERTIES
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Years Ended December 31,
                                                                        --------------------------------------------------------

(In millions)                                                                  1997          1996          1995         1994
--------------------------------------------------------------------------------------------------------------------------------

Foreclosed properties                                                 $         115           121           219          293
--------------------------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, beginning
  of year                                                                        17            25            42           63
Provision for foreclosed properties                                               2            (1)           (3)          14
Transfer from allowance for segregated assets                                     -             1             -          2
Dispositions, net                                                                (3)           (8)          (14)         (37)
--------------------------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of year                                 16            17            25           42
--------------------------------------------------------------------------------------------------------------------------------
Foreclosed properties, net                                            $          99           104           194          251
================================================================================================================================








FORECLOSED PROPERTIES
---------------------------------------------------------------------------------------------------------

                                                                                  Years Ended December 31,
                                                                                 ------------------------

(In millions)                                                                         1993          1992
---------------------------------------------------------------------------------------------------------

Foreclosed properties                                                                  401           674
---------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, beginning
  of year                                                                              109            38
Provision for foreclosed properties                                                     46           132
Transfer from allowance for segregated assets                                            5             -
Dispositions, net                                                                      (97)          (61)
---------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of year                                        63           109
---------------------------------------------------------------------------------------------------------
Foreclosed properties, net                                                             338           565
===========================================================================================================










Table 16
DEPOSITS
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                            Years Ended December 31,
                                                                        -----------------------------------------------------------

(In millions)                                                                  1997          1996          1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS

Noninterest-bearing                                                   $      21,753        20,383        18,769       15,917
Savings and NOW accounts                                                     30,118        28,869        26,795       23,263
Money market accounts                                                        15,494        14,899        14,452       14,376
Other consumer time                                                          29,231        33,541        33,795       27,403
-----------------------------------------------------------------------------------------------------------------------------------
        Total core deposits                                                  96,596        97,692        93,811       80,959
Foreign                                                                       2,483         1,897         3,577        4,803
Other time                                                                    3,810         3,113         2,760        2,103
-----------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                                $     102,889       102,702       100,148       87,865
===================================================================================================================================










DEPOSITS
---------------------------------------------------------------------------

                                                      Years Ended December 31,
                                                      ---------------------

(In millions)                                           1993          1992
---------------------------------------------------------------------------
CORE DEPOSITS

Noninterest-bearing                                   16,208        14,583
Savings and NOW accounts                              21,661        17,653
Money market accounts                                 15,025        13,836
Other consumer time                                   25,534        27,212
---------------------------------------------------------------------------
        Total core deposits                           78,428        73,284
Foreign                                                1,457           513
Other time                                             2,000         2,359
---------------------------------------------------------------------------
        Total deposits                                81,885        76,156
===========================================================================







Table 17
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
---------------------------------------------------------------------------------------------------------------

                                                                                           December 31, 1997
                                                                                      -------------------------

                                                                                            Time         Other
(In millions)                                                                         Certificates        Time
---------------------------------------------------------------------------------------------------------------
MATURITY OF

3 months or less                                                                  $        3,029            -
Over 3 months through 6 months                                                             1,552            -
Over 6 months through 12 months                                                            1,126            -
Over 12 months                                                                             2,029            -
-----------------------------------------------------------------------------------------------------------------
        Total                                                                     $        7,736            -
================================================================================================================

                FINANCIAL TABLES




Table 18
CAPITAL RATIOS
--------------------------------------------------------------------------------------------------------------

                                                                                      Years Ended December 31,
                                                           ---------------------------------------------------

(In millions)                                                    1997                 1996          1995
--------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital

  Tier 1 capital                                         $     10,215                7,633         6,551
  Total capital                                                16,279               12,842        11,198
Adjusted risk-based assets                                    121,503              104,126        97,830
Adjusted leverage ratio assets                           $    149,921              124,419       119,421
Ratios
  Tier 1 capital                                                 8.41%                7.33          6.70
  Total capital                                                 13.40                12.33         11.45
  Leverage                                                       6.81                 6.13          5.49
Stockholders' equity to assets
  Year-end                                                       7.65                 7.14          6.86
  Average                                                        7.37%                6.82          7.23
==============================================================================================================
BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank (North Carolina)                     6.97%                6.43          6.46
  First Union National Bank (New Jersey)                        10.70                 8.98          9.16
  First Union Bank of Delaware                                  11.83                13.61         25.45
  First Union Home Equity Bank                                  10.95                 8.40          7.50
Total capital
  First Union National Bank (North Carolina)                    10.20                10.20         10.15
  First Union National Bank (New Jersey)                        13.99                12.22         10.95
  First Union Bank of Delaware                                  13.09                14.87         26.74
  First Union Home Equity Bank                                  13.20                10.77         10.09
Leverage
  First Union National Bank (North Carolina)                     6.02                 5.95          5.72
  First Union National Bank (New Jersey)                         7.06                 7.06          7.43
  First Union Bank of Delaware                                   6.24                10.60         17.20
  First Union Home Equity Bank                                  10.16%                7.84          6.48
==============================================================================================================













CAPITAL RATIOS
----------------------------------------------------------------------------------------------------------

                                                                           Years Ended December 31,
                                                                      -----------------------------------

(In millions)                                                            1994          1993         1992
----------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capita


  Tier 1 capital                                                        4,467         4,343        3,189
  Total capital                                                         7,451         6,961        4,948
Adjusted risk-based assets                                             57,594        47,529       34,574
Adjusted leverage ratio assets                                         73,011        70,786       48,672
Ratios
  Tier 1 capital                                                         7.76          9.14        9.22
  Total capital                                                         12.94         14.64       14.31
  Leverage                                                               6.12          6.13        6.55
Stockholders' equity to assets
  Year-end                                                               6.98          7.36        6.99
  Average                                                                7.52          7.11        6.89
=============================================================================================================
BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank (North Carolina)                             7.32          8.24        7.22
  First Union National Bank (New Jersey)                                    -            -            -
  First Union Bank of Delaware                                              -            -            -
  First Union Home Equity Bank                                           7.60            -            -
Total capital
  First Union National Bank (North Carolina)                            10.69         11.35       10.60
  First Union National Bank (New Jersey)                                    -            -            -
  First Union Bank of Delaware                                              -            -            -
  First Union Home Equity Bank                                          12.10            -            -
Leverage
  First Union National Bank (North Carolina)                             6.10          5.52        5.46
  First Union National Bank (New Jersey)                                    -            -            -
  First Union Bank of Delaware                                              -            -            -
  First Union Home Equity Bank                                           7.22            -            -
=============================================================================================================


     a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The 1992-1996 capital ratios presented herein have not been restated to reflect the Signet pooling of interests acquisition.

     (b) By the end of 1997, all First Union bank affiliates were merged into First Union National Bank (North Carolina), except those included herein. Accordingly, historical information related to such affiliates is not presented, and historical ratios for First Union National Bank (North Carolina) are not restated. On February 26, 1998, First Union National Bank (New Jersey) and First Union National Bank (North Carolina) were combined. The combined banks will operate as First Union National Bank.

                                FINANCIAL TABLES

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------

                                                                     Weighted
                                                                 Average Rate                           Estimated
                                                ------------------------------        ----------------------------
                                                                                      Maturity
December 31, 1997                    Notional                                               In             Fair
(In millions)                          Amount   Receive             Pay               Years (b)           Value
-----------------------------------------------------------------------------------------------------------------
ASSET RATE
  CONVERSIONS

  Interest rate swaps             $    11,655         6.46 %           5.87 %                  3.59
    Carrying amount                                                                                 $         4
    Unrealized gross gain                                                                                   121
    Unrealized gross loss                                                                                    (7)























                                                                                                      ----------
        Total                                                                                               118
                                                                                                      ----------
  Forward interest rate swaps             725         6.20               -                   2.97
    Carrying amount                                                                                           -
    Unrealized gross gain                                                                                     1
    Unrealized gross loss                                                                                     -


                                                                                                      ----------
        Total                                                                                                 1
                                                                                                      ----------
  Interest rate floors                    500         6.07            5.84                   1.19
    Carrying amount                                                                                           3
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                    (1)
                                                                                                      ----------
        Total                                                                                                 2
----------------------------------------------                                                        ----------
        Total asset rate
          conversions             $    12,880         6.43 %           5.86 %                  3.46   $     121
==================================================================================================================







                                                                               Comments
                                                                  ----------------------------------------


Interest rate swaps                                                Converts floating rate loans to fixed
                                                                   rate. Adds to liability sensitivity.
                                                                   Similar characteristics to a fixed
                                                                   income security funded with variable
                                                                   rate liabilities. Includes $1.4 billion
                                                                   of callable swaps expected to mature in
                                                                   December 1999 if swap rates are below
                                                                   6.99 percent.



Forward interest swaps                                             Converts floating rate loans to fixed
                                                                   rates in future periods. Effective
                                                                   December 1998 with put options on
                                                                   forward swaps referenced under
                                                                   "Rate Sensitivity Hedges" linked to
                                                                   this item.



Interest rate floors                                               Paid a premium to convert floating
                                                                   rate loans to fixed rate when 3
                                                                   month LIBOR is below an average
                                                                   of 6.07 percent.











LIABILITY RATE
  CONVERSIONS

  Interest rate swaps             $     6,883         7.05 %           5.93 %                  9.37
    Carrying amount                                                                                 $        12
    Unrealized gross gain                                                                                   258
    Unrealized gross loss                                                                                    (7)































        Total                                                                                               263
                                                                                                      ----------
  Interest rate floors                    250         4.43               -                   3.45
    Carrying amount                                                                                           1
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                    (1)
                                                                                                      ----------
        Total                                                                                                 -
----------------------------------------------                                                        ----------
        Total liability rate
          conversions             $     7,133         6.96 %           5.93 %                  9.17   $     263
=================================================================================================================








Interest rate swaps                                  Converts $4.6 billion of fixed rate
                                                     long-term debt to floating rate by
                                                     matching the terms of the swap to the
                                                     debt issue. Also converts $648 million
                                                     of fixed rate CDs to variable rate,
                                                     $650 million of fixed rate bank notes
                                                     to floating rate and $1 billion of
                                                     fixed rate trust capital securities to
                                                     variable rate.


Interest rate floors                                 $250 million floor offsets a
                                                     corresponding rate purchased floor
                                                     in long-term debt.








                                                                  (Continued)

               FINANCIAL TABLES



Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------

                                                                     Weighted
                                                                 Average Rate                           Estimated
                                                ------------------------------        ----------------------------
                                                                                      Maturity
December 31, 1997                    Notional                                               In             Fair
(In millions)                        Amount     Receive             Pay               Years (b)           Value
------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES

  Put options on forward swaps    $       725            - %           6.20 %                  0.95
    Carrying amount                                                                                 $         5
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                     -

                                                                                                      ----------
        Total                                                                                                 5
                                                                                                      ----------
  Interest rate caps (LIBOR)              158         5.88            7.03                   1.86
    Carrying amount                                                                                           1
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                    (1)
                                                                                                      ----------
        Total                                                                                                 -
                                                                                                      ----------
Interest rate caps (CMT)                2,200            -            5.70                   3.96
    Carrying amount                                                                                          26
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                     -
                                                                                                      ----------
        Total                                                                                                26
                                                                                                      ----------
  Short eurodollar futures             12,301            -            6.13                   0.42
    Carrying amount                                                                                           -
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                   (10)

                                                                                                      ----------
        Total                                                                                               (10)
                                                                                                      ----------
  Short Deutschemark futures               56            -            3.94                   0.21
    Carrying amount                                                                                           -
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                     -
                                                                                                      ----------
        Total                                                                                                 -
                                                                                                      ----------
  Long eurodollar futures               2,000         6.62               -                   1.33
    Carrying amount                                                                                           -
    Unrealized gross gain                                                                                     3
    Unrealized gross loss                                                                                     -




                                                                                                      ----------
        Total                                                                                                 3
                                                                                                      ----------
  Call Options on eurodollar
    futures                               768         6.79               -                   0.46
      Carrying amount                                                                                         -
      Unrealized gross gain                                                                                   2
      Unrealized gross loss                                                                                   -



                                                                                                      ----------
        Total                                                                                                 2
                                                                                                      ----------
  CMT Floor                               100         6.42            5.84                   3.34
    Carrying amount                                                                                           1
    Unrealized gross gain                                                                                     1
    Unrealized gross loss                                                                                     -

                                                                                                      ----------
        Total                                                                                                 2
------------------------------------------------                                                      ----------
        Total rate sensitivity
          hedges                  $    18,308         6.61 %          6.07 %                   1.00   $      28
----------------------------------------------------------------------------------------------------------------









                                                                             Comments
                                                              ---------------------------------------


Put options on forward swaps                                  Paid a premium for the right to
                                                              terminate $725 million of forward
                                                              interest rate swaps based on
                                                              interest rates in effect in December
                                                              1998.  Reduces liability sensitivity.



Interest rate caps (LIBOR)                                    Paid a premium for the right to lock
                                                              in 3 month LIBOR reset rates on
                                                              pay variable rate swaps.




Interest rate caps (CMT)                                      Paid a premium for the right to lock
                                                              in 1 year Treasury rates for the
                                                              purpose of converting floating rate
                                                              liabilities to fixed rate.



Short eurodollar futures                                     Locks in 3 month LIBOR reset rates
                                                              on pay variable rate swaps.  $4.8
                                                              billion effective March 1998 and
                                                              June 1998 and $2.8 billion effective
                                                              September 1998.



Short Deutschemark futures                                    Locks in 3 month Deutschemark
                                                              funding levels in March 1998 for a
                                                              portion of the German bonds in the
                                                              foreign bond portfolio.



Long eurodollars futures                                      Converts floating rate LIBOR-based
                                                              loans to fixed rate. Adds to liability
                                                              sensitivity. Similar characteristics to
                                                              fixed income security funded with
                                                              variable rate liabilities. $500 million
                                                              effective December 1998, March
                                                              1999, June 1999 and September
                                                              1999.



Call Options on eurodollars
futures                                                       Paid a premium for the right to buy
                                                              Eurodollar futures that convert
                                                              floating rate LIBOR-based loans to
                                                              fixed rate.  Interest rate risk limited
                                                              to premium paid.  $256 million
                                                              effective March 1998, June 1998
                                                              and September 1998.



CMT Floors                                                    First Union Mortgage Corporation
                                                              paid a premium for a CMT floor in
                                                              order to offset the decline in value
                                                              of mortgage servicing in a falling
                                                              rate environment.








(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. (b) Estimated maturity approximates average life except for eurodollar futures, average life of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the pay rates in effect as of December 31, 1997. Weighted average receive rates are fixed rates set at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.


                                                            (Continued)

                                FINANCIAL TABLES








Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
----------------------------------------------------------------------------------------------------------------
                                                                     Weighted
                                                                 Average Rate                         Estimated
                                                ------------------------------        --------------------------
                                                                                      Maturity
December 31, 1996                    Notional                                               In             Fair
(In millions)                        Amount     Receive             Pay               Years (b)           Value
------------------------------------------------------------------------------------------------------------------
ASSET RATE
CONVERSIONS

  Interest rate swaps             $    20,330         6.24 %        5.52 %                     1.89
    Carrying amount                                                                                 $         3
    Unrealized gross gain                                                                                   129
    Unrealized gross loss                                                                                   (23)
























                                                                                                      ----------
        Total                                                                                               109
                                                                                                      ----------
  Interest rate floors                    550         5.98            5.50                   1.96
    Carrying amount                                                                                           5
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                     -
                                                                                                      ----------
        Total                                                                                                 5
                                                                                                      ----------
  Forward bullet interest
    rate swaps                             57         7.83              -                    1.21
      Carrying amount                                                                                         -
      Unrealized gross gain                                                                                   1
      Unrealized gross loss                                                                                   -
                                                                                                      ----------
        Total                                                                                                 1
----------------------------------------------                                                        ----------
        Total asset rate
          conversions             $    20,937         6.24 %           5.50 %                  1.89   $     115
====================================================================================================================







                                                                 Comments
                                                   ---------------------------------------

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



Interest rate floors                               Paid a premium to convert floating
                                                   rate loans to fixed rate when 3
                                                   month LIBOR is below 6.00
                                                   percent (approximately).



Forward bullet interest
rate swaps                                         Converts floating rate loans to fixed
                                                   rates in future periods. Effective
                                                   March 1997.













LIABILITY RATE
  CONVERSIONS
  Interest rate swaps             $     7,811         6.81 %           5.68 %                  5.57
    Carrying amount                                                                                 $        21
    Unrealized gross gain                                                                                   122
    Unrealized gross loss                                                                                   (53)





































                                                                                                      ----------
        Total                                                                                                90
                                                                                                      ----------
  Other financial instruments             250         4.42              -                    4.45
    Carrying amount                                                                                           2
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                    (2)
                                                                                                      ----------
        Total                                                                                                 -
----------------------------------------------                                                        ----------
        Total liability rate
          conversions             $     8,061         6.74 %           5.50 %                  5.54   $        90
=================================================================================================================
ASSET HEDGES
Forward sale of Treasury notes    $       662            - %           5.74 %                  0.03
  Carrying amount                                                                                   $         -
  Unrealized gross gain                                                                                       5
  Unrealized gross loss                                                                                       -
                                                                                                      ----------
        Total                                                                                                 5
----------------------------------------------                                                        ----------
        Total asset hedges        $       662            - %           5.74 %                  0.03   $       5
=================================================================================================================










Interest rate swaps                                      Converts $4.2 billion of fixed rate
                                                         long-term debt to floating rate by
                                                         matching the terms of the swap to the
                                                         debt issue. Rate sensitivity remains
                                                         unchanged due to the direct linkage of
                                                         the swap to the debt issue. Also
                                                         converts $2.6 billion of fixed rate CDs
                                                         to variable rate and $1.1 billion of
                                                         fixed rate bank notes to floating rate.



Other financial instruments                             $150 million floor offsets a
                                                        corresponding rate floor in long-
                                                        term debt.








Forward sale of treasury notes                          Sold U.S. Treasury notes forward to
                                                        hedge the market value of similar
                                                        U.S. Treasury notes in the available
                                                        for sale portfolio.







                                                             (Continued)

                     FINANCIAL TABLES








Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                     Weighted
                                                                 Average Rate                         Estimated
                                                ------------------------------        --------------------------
                                                                                      Maturity
December 31, 1996                    Notional                                               In             Fair
(In millions)                        Amount     Receive             Pay               Years (b)           Value
-----------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Put options on eurodollar
    futures                       $    12,678            - %          6.37%                  0.31
      Carrying amount                                                                               $         6
      Unrealized gross gain                                                                                   -
      Unrealized gross loss                                                                                  (5)

                                                                                                      ----------
        Total                                                                                                 1
                                                                                                      ----------
  Interest rate caps                      168         5.54            7.03                   2.70
    Carrying amount                                                                                           1
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                     -
                                                                                                      ----------
        Total                                                                                                 1
                                                                                                      ----------
  Short futures                        15,062           -             5.84                   0.22
    Carrying amount                                                                                           -
    Unrealized gross gain                                                                                     -
    Unrealized gross loss                                                                                   (11)
                                                                                                      ----------
        Total                                                                                               (11)
                                                                                                      ----------
  CMT floor                               100         6.42            6.37                   4.34
    Carrying amount                                                                                           1
    Unrealized gross gain                                                                                     1
    Unrealized gross loss                                                                                     -

                                                                                                      ----------
        Total                                                                                                 2
                                                                                                      ----------
  Long eurodollar futures              14,550         6.29              -                    1.28
    Carrying amount                                                                                           -
    Unrealized gross gain                                                                                     8
    Unrealized gross loss                                                                                    (2)

































                                                                                                      ----------
        Total                                                                                                 6
----------------------------------------------                                                        ----------
        Total rate sensitivity
          hedges                  $    42,558         6.28 %        6.09 %                   0.63   $        (1)
=======================================================================================================================













                                                                          Comments
                                                          ----------------------------------------

Put options on eurodollar
futures                                                    Paid a premium for the right to lock in
                                                           the 3 month LIBOR reset rates on pay
                                                           variable rate swaps. $7.6 billion
                                                           effective March 1997; $5.1 billion
                                                           effective June 1997.



Interest rate caps                                         Paid a premium for the right to lock
                                                           in 3 month LIBOR reset rates on
                                                           pay variable rate swaps.




Short futures                                              Locks in 3 month LIBOR reset rates
                                                           on pay variable rate swaps. $15.0
                                                           billion effective March 1997;
                                                           $89 million effective June 1997.



CMT floor                                                  First Union Mortgage Corporation
                                                           paid a premium for a CMT floor in
                                                           order to offset the decline in value of
                                                           mortgage servicing in a falling rate
                                                           environment.



Long eurodollar futures                                    Converts floating rate LIBOR-based
                                                           loans to fixed rate. Adds to liability
                                                           sensitivity. Similar characteristics to
                                                           fixed income security funded with
                                                           variable rate liabilities. $4.6 billion
                                                           effective September 1997; $2.0 billion
                                                           effective December 1997, March 1998,
                                                           June 1998 and September 1998; $500
                                                           million effective December 1998, March
                                                           1999, June 1999 and September 1999.









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

                                FINANCIAL TABLES


Table 20
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)
-------------------------------------------------------------------------------------------------------------------------

December 31, 1997                                      1 Year         1 -2        2 -5       5 -10    After 10
(In millions)                                          or Less        Years       Years      Years      Years       Total
-------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS

Notional amount                                       $  1,072          601       8,429      2,778         --      12,880
Weighted average receive rate                             5.44%        5.96        6.59       6.41         --        6.43
Estimated fair value                                  $     (6)           1         116         10         --         121
-------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount                                       $    953          338         954      3,300      1,588       7,133
Weighted average receive rate                             6.01%        7.83        7.41       6.82       7.35        6.96
Estimated fair value                                  $      1           10          45        123         84         263
-------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount                                       $ 13,680        1,560       3,068         --         --      18,308
Weighted average receive rate                             6.66%        6.60        6.26         --         --        6.61
Estimated fair value                                  $     (7)           3          32         --         --          28
==========================================================================================================================






----------------------------------------------------------------------------------------------------------------------------------

December 31, 1996                                      1 Year          1 -2       2 -5      5 -10    After 10
(In millions)                                         or Less        Years       Years      Years      Years       Total
------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount                                      $ 11,083        1,532       8,322         --         --      20,937
Weighted average receive rate                            6.12%        5.28        6.57         --         --        6.24
Estimated fair value                                 $     34          (21)        102         --         --         115
    --------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount                                      $  1,370        1,414         767      3,950        560       8,061
Weighted average receive rate                            6.59%        5.98        7.44       6.93       6.74        6.74
Estimated fair value                                 $     11            5          30         58        (14)         90
    --------------------------------------------------------------------------------------------------------------------
ASSET HEDGES
Notional amount                                      $    662           --          --         --         --         662
Weighted average receive rate                              -%           --          --         --         --          --
Estimated fair value                                 $      5           --          --         --         --           5
    --------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount                                      $ 34,300        6,555       1,703         --         --      42,558
Weighted average receive rate                            5.90%        6.58        6.55         --         --        6.28
Estimated fair value                                 $    (10)           6           3         --         --          (1)
=========================================================================================================================




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

                     FINANCIAL TABLES



Table 21
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                        Asset     Liability                      Rate
                                                                         Rate          Rate        Asset   Sensitivity
(In millions)                                                        Conversions  Conversions     Hedges       Hedges        Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                    $        18,543         7,432        1,016       29,674       56,665
Additions                                                               7,740         2,583          662       80,229       91,214
Maturities/Amortizations                                               (5,241)       (1,954)        (697)     (41,023)     (48,915)
Terminations                                                             (105)             -        (319)     (26,322)     (26,746)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                             20,937         8,061          662       42,558       72,218
Additions                                                               3,694         1,628             -      41,480       46,802
Maturities/Amortizations                                              (11,251)       (1,725)        (662)     (51,744)     (65,382)
Terminations                                                             (500)         (831)            -     (13,986)     (15,317)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                    $        12,880         7,133             -      18,308       38,321
===================================================================================================================================


(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

                                FINANCIAL TABLES


Table 22
INTEREST DIFFERENTIAL
--------------------------------------------------------------------------------------------------------

                                                                                  1997 Compared to 1996
                                                         ----------------------------------------------

                                                           Interest
                                                            Income/                         Variance
                                                            Expense                 Attributable to (b)
                                                                       --------------------------------
(In millions)                                              Variance          Rate             Volume
--------------------------------------------------------------------------------------------------------
EARNING ASSETS
Interest-bearing bank balances                         $         12            (1)                13
Federal funds sold and securities
  purchased under resale agreements                              31            14                 17
Trading account assets (a)                                        6            (7)                13
Securities available for sale (a)                               (18)           47                (65)
Investment securities (a)
  U.S. Government and other                                     (16)           (1)               (15)
  State, county and municipal                                   (21)            1                (22)
--------------------------------------------------------------------------------------------------------
        Total investment securities                             (37)            -                (37)
--------------------------------------------------------------------------------------------------------
Loans (a)                                                       463           181                282
--------------------------------------------------------------------------------------------------------
        Total earning assets                           $        457           234                223
========================================================================================================
INTEREST-BEARING LIABILITIES
Deposits                                                         74            72                  2
Short-term borrowings                                            96            44                 52
Long-term debt                                                   25            19                  6
--------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities             $        195           135                 60
========================================================================================================
Net interest income                                    $        262            99                163
--------------------------------------------------------------------------------------------------------





                                                                         1996 Compared to 1995
                                                        --------------------------------------
                                                        Interest
                                                         Income/                     Variance
                                                         Expense           Attributable to (b)
                                                                      ------------------------
(In millions)                                           Variance            Rate       Volume
----------------------------------------------------------------------------------------------
EARNING ASSETS
Interest-bearing bank balances                               (21)              -          (21)
Federal funds sold and securities
  purchased under resale agreements                          189             (26)         215
Trading account assets (a)                                   185              11          174
Securities available for sale (a)                            451              26          425
Investment securities (a)
  U.S. Government and other                                 (300)             29         (329)
  State, county and municipal                                (59)             (2)         (57)
----------------------------------------------------------------------------------------------
        Total investment securities                         (359)             27         (386)
----------------------------------------------------------------------------------------------
Loans (a)                                                    438            (187)         625
----------------------------------------------------------------------------------------------
        Total earning assets                                 883            (149)       1,032
==============================================================================================
INTEREST-BEARING LIABILITIES
Deposits                                                     115              (6)         121
Short-term borrowings                                        370            (151)         521
Long-term debt                                                86             (30)         116
----------------------------------------------------------------------------------------------
        Total interest-bearing liabilities                   571            (187)         758
==============================================================================================
Net interest income                                          312              38          274
=============================================================================================







(a) Income related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense assuming a federal tax rate of 35 percent; and state tax rates of 7.5 percent in 1997, and 7.75 percent in 1996 in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in 1997, and 10.75 percent in 1996 in Connecticut.

(b) Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

                       FINANCIAL TABLES



FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                YEAR ENDED 1997            YEAR ENDED 1996
                                                  ---------------------------------------------- ----------------------------------

                                                                             Average                                      Average
                                                                Interest       Rates                           Interest      Rates
                                                     Average     Income/     Earned/               Average      Income/    Earned/
(In millions)                                       Balances     Expense        Paid              Balances      Expense       Paid
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                  $        384          19           5.05%      $        135            7     5.64%
Federal funds sold and securities
  purchased under resale agreements                    7,082         390           5.50              6,772          359     5.30
Trading account assets (a) (d)                         4,892         318           6.49              4,699          312     6.64
Securities available for sale (a) (d)                 18,415       1,278           6.94             19,360        1,296     6.69
Investment securities (a) (d)
  U.S. Government and other                            1,545         116           7.46              1,754          132     7.51
  State, county and municipal                            756          83          11.00                960          104    10.81
------------------------------------------------------------------------                        ------------------------
        Total investment securities                    2,301         199           8.63              2,714          236     8.68
-------------------------------------------------------------------------                       ------------------------
Loans (a) (b) (d)
  Commercial
    Commercial, financial and agricultural            26,514       2,016           7.61             25,347        1,971     7.78
    Real estate - construction and other               2,695         229           8.49              2,973          255     8.58
    Real estate - mortgage                             9,188         793           8.63              9,929          843     8.49
    Lease financing                                    3,844         397          10.31              2,742          242     8.83
    Foreign                                            1,228          77           6.31                757           47     6.24
------------------------------------------------------------------------                        -----------------------
        Total commercial                              43,469       3,512           8.08             41,748        3,358     8.04
-------------------------------------------------------------------------                       ------------------------
  Retail
    Real estate - mortgage                            26,984       2,115           7.84             27,652        2,143     7.75
    Installment loans - Bankcard (c)                   5,330         820          15.38              4,922          665    13.51
    Installment loans - other and
     Vehicle leasing                                  24,646       2,358           9.57             22,859        2,176     9.52
------------------------------------------------------------------------                        ------------------------
        Total retail                                  56,960       5,293           9.29             55,433        4,984     8.99
-------------------------------------------------------------------------                       ------------------------
        Total loans                                  100,429       8,805           8.77             97,181        8,342     8.58
-------------------------------------------------------------------------                       ------------------------
        Total earning assets                         133,503      11,009           8.25            130,861       10,552     8.06
                                                                =========================                        ================
Cash and due from banks                                5,871                                         5,775
Other assets                                          11,001                                         8,855
------------------------------------------------------------
        Total assets                            $    150,375                                  $    145,491
=============================================================                                   ============
LIABILITIES AND
 STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                          29,072         850           2.92             27,359          732     2.68
    Money market accounts                             14,958         457           3.06             14,593          422     2.89
    Other consumer time                               31,269       1,631           5.22             33,159        1,732     5.22
    Foreign                                            1,785          99           5.53              2,273          119     5.25
    Other time                                         3,607         227           6.28              3,252          185     5.69
-------------------------------------------------------------------------                       ------------------------
        Total interest-bearing deposits               80,691       3,264           4.04             80,636        3,190     3.96
  Federal funds purchased and securities
    sold under repurchase agreements                  21,272       1,067           5.01             21,194        1,051     4.96
  Commercial paper                                     1,034          61           5.90                903           46     5.08
  Other short-term borrowings                          4,666         280           6.01              3,853          215     5.58
  Long-term debt                                       7,942         518           6.52              7,860          493     6.28
-------------------------------------------------------------------------                       ------------------------
        Total interest-bearing liabilities           115,605       5,190           4.49            114,446        4,995     4.36
                                                                   ======================                        ===============
  Noninterest-bearing deposits                        19,189                                        18,273
  Other liabilities                                    3,534                                         2,710
  Guaranteed preferred beneficial interests              971                                            47
  Stockholders' equity                                11,076                                        10,015
-------------------------------------------------------------                                   -----------
         Total liabilities and
           stockholders' equity                 $    150,375                                  $    145,491
=============================================================                                   ===========
Interest income and rate earned                              $    11,009           8.25%                   $     10,552     8.06%
Interest expense and equivalent rate paid                          5,190           3.89                           4,995     3.81
----------------------------------------------------------------------------------------                    ---------------------
Net interest income and margin                               $     5,819           4.36%                   $      5,557     4.25%
========================================================================================                     ====================


(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and state tax rates of 7.5 percent in 1997, 7.75 percent in 1995 and 1996, 7.8275 percent in 1994, and 7.905 percent in 1993 in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland;
9.975 percent in 1995 through 1997, and 10.25 percent in 1993 and 1994 in Washington, D.C.; 4.87 percent in 1996 and 1997 in Delaware; 6.5 percent in 1996 and 1997 in New Jersey; and 10.5 percent in 1997, and 10.75 percent in 1996 in Connecticut. Lease financing amounts include related deferred income taxes.


                                                                                       FINANCIAL TABLES


    -------------------------------------------------------------------------------------------------------------------------------

                             YEAR ENDED 1995                                    YEAR ENDED 1994                  YEAR ENDED 1993
    ------------------------------------------    ----------------------------------------------- ----------------------------------

                              Average                                       Average                                       Average
                  Interest       Rates                           Interest      Rates                          Interest       Rates
       Average     Income/     Earned/               Average      Income/    Earned/               Average     Income/     Earned/
      Balances     Expense        Paid              Balances      Expense       Paid              Balances     Expense        Paid
    -------------------------------------------------------------------------------------------------------------------------------

 $         510          28           5.49%      $      1,273           65          5.11%     $      2,008          88      4.36%

         2,909         170           5.83              1,391           57          4.09              1,045          33      3.15
         2,014         127           6.33              1,154           68          5.87              1,075          48      4.43
        12,939         845           6.53             13,542          750          5.54              8,327         418      5.02

         6,353         432           6.81              5,912          355          6.01             11,147         701      6.29
         1,488         163          10.94              1,806          202         11.21              1,720         198     11.51
    -----------------------                       ------------------------                      -----------------------
         7,841         595           7.59              7,718          557          7.23             12,867         899      6.99
    -----------------------                       ------------------------                      -----------------------


        24,675       1,960           7.94             19,797        1,549          7.82             17,631       1,364      7.73
         2,491         234           9.39              1,980          154          7.77              2,543         152      5.98
        10,279         917           8.92              9,441          766          8.12              8,475         661      7.80
         2,076         176           8.48                861           77          8.90                793          77      9.69
           619          44           7.04                548           30          5.40                385          18      4.85
    -----------------------                       ------------------------                      -----------------------
        40,140       3,331           8.30             32,627        2,576          7.89             29,827       2,272      7.62
    -----------------------                       ------------------------                      -----------------------

        23,696       1,811           7.64             19,172        1,407          7.34             14,864       1,168      7.86
         4,960         701          14.12              2,949          416         14.09              2,129         325     15.24

        21,182       2,061           9.73             15,978        1,456          9.12             16,176       1,485      9.18
    -----------------------                       ------------------------                      -----------------------
        49,838       4,573           9.17             38,099        3,279          8.61             33,169       2,978      8.98
    -----------------------                       ------------------------                      -----------------------
        89,978       7,904           8.78             70,726        5,855          8.28             62,996       5,250      8.33
    -----------------------                       ------------------------                      -----------------------
       116,191       9,669           8.32             95,804        7,352          7.67             88,318       6,736      7.63
                 ========================                      =========================                     ======================
         5,527                                         4,862                                         5,093
         7,558                                         5,747                                         6,199
    -----------                                   -----------                                   -----------
 $     129,276                                  $    106,413                                  $     99,610
    ===========                                   ===========                                   ===========



        25,364         663           2.62             21,786          464          2.13             18,858         408      2.16
        14,631         435           2.98             14,620          352          2.41             14,264         328      2.30
        31,634       1,620           5.12             25,216        1,042          4.13             26,444       1,091      4.13
         3,195         184           5.77              1,969           91          4.61                798          28      3.48
         2,768         173           6.24              1,963           97          4.95              2,078          89      4.30
    -----------------------                       ------------------------                      -----------------------
        77,592       3,075           3.96             65,554        2,046          3.12             62,442       1,944      3.11

        12,396         706           5.69              8,869          382          4.31              8,207         295      3.59
         1,053          60           5.71                849           35          4.15                484          13      2.64
         2,878         176           6.11              1,463           79          5.36                810          32      3.93
         6,072         407           6.71              4,009          251          6.26              3,598         198      5.51
    -----------------------                       ------------------------                      -----------------------
        99,991       4,424           4.42             80,744        2,793          3.46             75,541       2,482      3.29
                 =========================                     =========================                     ======================
        17,050                                        15,206                                        14,388
         2,821                                         2,190                                         2,379
                -                                             -                                             -
         9,414                                         8,273                                         7,302
    -----------                                   -----------                                   -----------

 $     129,276                                  $    106,413                                  $     99,610
   =============                                  ============                                  ===========
               $     9,669           8.32%                 $        7,352          7.67%                $        6,736      7.63%
                     4,424           3.81                           2,793          2.92                          2,482      2.81
                    ----------------------                        ----------------------                        -------------------
               $     5,245           4.51%                 $        4,559          4.75%                $        4,254      4.82%
                 ========================                      ==========================                    ======================




(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income. (c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts for all years. (d) Tax-equivalent adjustments included in trading account assets, securities available for sale, investment securities, commercial, financial and agricultural loans, and lease financing are (in millions) $3, $11, $28, $29 and $5, respectively, in 1997; and $10, $14, $36, $29 and $3, respectively, in 1996.

                   STATEMENT OF FINANCIAL RESPONSIBILITY

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

      To ensure the integrity, objectivity and fairness of the information in these consolidated financial statements, management of the Corporation has established and maintains internal control supplemented by a program of internal audits. The internal control is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of internal control, management recruits and trains highly qualified personnel, and maintains sound risk management practices.

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


January 21, 1998

                                          INDEPENDENT AUDITOR'S REPORT


FIRST UNION CORPORATION AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------



Board of Directors and Stockholders
First Union Corporation

      We have audited the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Union Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.






KPMG Peat Marwick LLP
Charlotte, North Carolina


January 21, 1998


                               AUDITED FINANCIAL STATEMENTS



FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------------------------------------

                                                                                            December 31,
                                                                                ------------------------

(In millions, except per share data)                                                   1997         1996
----------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                           $   6,445        7,076
Interest-bearing bank balances                                                          710          319
Federal funds sold and securities purchased under resale agreements                   7,740        7,802
--------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                              14,895       15,197
--------------------------------------------------------------------------------------------------------
Trading account assets                                                                5,457        4,480
Securities available for sale (amortized cost $21,020 in 1997; $16,799 in 1996)      21,415       16,805
Investment securities (market value $2,322 in 1997; $2,636 in 1996)                   2,175        2,501
Loans, net of unearned income ($3,386 in 1997; $2,431 in 1996)                       96,873      102,316
  Allowance for loan losses                                                          (1,212)      (1,502)
--------------------------------------------------------------------------------------------------------
        Loans, net                                                                   95,661      100,814
--------------------------------------------------------------------------------------------------------
Premises and equipment                                                                4,233        4,257
Due from customers on acceptances                                                       854          764
Other intangible assets                                                               2,674        2,905
Other assets                                                                          9,910        4,124
--------------------------------------------------------------------------------------------------------
        Total assets                                                              $ 157,274      151,847
=========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                                       21,753       20,383
  Interest-bearing deposits                                                          81,136       82,319
--------------------------------------------------------------------------------------------------------
        Total deposits                                                              102,889      102,702
Short-term borrowings                                                                27,357       24,987
Bank acceptances outstanding                                                            855          765
Other liabilities                                                                     5,108        3,906
Long-term debt                                                                        8,042        8,060
--------------------------------------------------------------------------------------------------------
        Total liabilities                                                           144,251      140,420
--------------------------------------------------------------------------------------------------------
Guaranteed preferred beneficial interests in Corporation's junior subordinated
  deferrable interest debentures                                                        991          495
--------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                                          --           --
Common stock, $3.33-1/3 par value; authorized 750,000,000 shares, outstanding
  636,393,722 shares in 1997; 640,781,862 shares in 1996                              2,121        2,136
Paid-in capital                                                                       1,384        1,668
Retained earnings                                                                     8,273        7,126
Unrealized gain on debt and equity securities, net                                      254            2
--------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                   12,032       10,932
--------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                                $ 157,274      151,847
========================================================================================================


See accompanying Notes to Consolidated Financial Statements



                                                                         AUDITED FINANCIAL STATEMENTS

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Years Ended December 31,
                                                                                                ----------------------------------

(In millions, except per share data)                                                           1997         1996         1995
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                             $       8,771        8,310        7,866
Interest and dividends on securities available for sale                                        1,267        1,282          833
Interest and dividends on investment securities
  Taxable income                                                                                 114          130          416
  Nontaxable income                                                                               57           70          118
Trading account interest                                                                         315          302          122
Other interest income                                                                            409          366          198
-------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                                 10,933       10,460        9,553
-------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                           3,264        3,190        3,075
Interest on short-term borrowings                                                              1,408        1,312          942
Interest on long-term debt                                                                       518          493          407
-------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                                 5,190        4,995        4,424
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                            5,743        5,465        5,129
Provision for loan losses                                                                        840          449          259
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                            4,903        5,016        4,870
-------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trading account profits                                                                          204          131           81
Service charges on deposit accounts                                                              854          734          684
Mortgage banking income                                                                          247          194          180
Capital management income                                                                        882          607          461
Securities available for sale transactions                                                        31           36           45
Investment security transactions                                                                   3            4            6
Fees for other banking services                                                                  151          172          172
Equipment lease rental income                                                                    187          112           32
Sundry income                                                                                    837          646          515
-------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                               3,396        2,636        2,176
-------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                                                                       2,221        1,994        1,811
Other benefits                                                                                   495          457          396
-------------------------------------------------------------------------------------------------------------------------------
        Personnel expense                                                                      2,716        2,451        2,207
Occupancy                                                                                        401          389          394
Equipment                                                                                        524          448          352
Advertising                                                                                      103           61           90
Telecommunications                                                                               121          113          101
Travel                                                                                           110           99           84
Postage, printing and supplies                                                                   170          178          161
FDIC assessment                                                                                   23           41          129
Professional fees                                                                                134          102          196
External data processing                                                                          94          146          101
Other intangible amortization                                                                    277          250          235
Merger-related and restructuring charges                                                         269          281           94
SAIF special assessment                                                                            -          135            -
Sundry expense                                                                                   647          459          513
-------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                              5,589        5,153        4,657
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                     2,710        2,499        2,389
Income taxes                                                                                     814          875          848
-------------------------------------------------------------------------------------------------------------------------------
        Net income                                                                             1,896        1,624        1,541
Dividends on preferred stock                                                                       -            9           26
-------------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders                                   $       1,896        1,615        1,515
===============================================================================================================================
PER COMMON SHARE DATA
Basic earnings                                                                         $           3.03         2.61      2.44
Diluted earnings                                                                                   2.99         2.58      2.38
Cash dividends                                                                         $           1.22         1.10      0.98
AVERAGE COMMON SHARES (In thousands)
Basic                                                                                        625,649      619,237      619,777
Diluted                                                                                      633,772      625,224      637,186
===============================================================================================================================


See accompanying Notes to Consolidated Financial Statements.


                          AUDITED FINANCIAL STATEMENTS

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            Unrealized
                                                                                                                  Gain
                                                                                                             (Loss) on
(Shares in thousands,                               Preferred Stock   Common Stock  Paid-in     Retained      Debt and
                                    ----------------------------------------------                              Equity
  dollars in millions)              Shares   Amount          Shares      Amount     Capital     Earnings    Securities        Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994,
  as originally reported              5,213  $    230        285,361  $      951       2,361        5,022          (290)      8,274
Common stock issued in
  1997 two-for-one stock split            -         -        285,361         951        (951)           -             -          -
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994,
  as restated                         5,213       230        570,722       1,902       1,410        5,022          (290)      8,274
Stockholders' equity of
  pooled bank not restated
  prior to 1995                           -         -         64,501         215         277          641           (22)      1,111
Net income                                -         -              -           -           -        1,541             -       1,541
Purchase of common stock
  primarily for acquisitions              -         -       (51,154)       (171)     (1,037)            -             -      (1,208)
Common stock issued for
  stock options exercised                 -         -        13,791          46         215          (51)             -         210
Common stock issued
  through dividend
  reinvestment plan                       -         -         2,368           7          44            1              -          52
Common stock issued for
  purchase accounting
  acquisitions                            -         -        25,090          84         527            -              -         611
Converted preferred stock            (1,574)      (40)        3,316          12          53          (25)             -           -
Pre-merger transactions of
  pooled bank                          (251)       (7)       (7,812)        (26)       (161)        (383)             -        (577)
Cash dividends paid by
  First Union Corporation
    8.90% per Series 1990
    preferred share                      -          -             -          -            -           (7)             -          (7)
    $0.98 per common share               -          -             -          -            -         (336)             -        (336)
  Acquired banks
    Preferred shares                     -          -             -          -            -          (19)             -         (19)
    Common shares                        -          -             -          -            -         (213)             -        (213)
Unrealized gain on debt and
  equity securities                      -          -             -          -            -            -            468         468
====================================================================================================================================
Balance, December 31, 1995           3,388        183       620,822       2,069       1,328        6,171            156       9,907
Net income                               -          -             -          -            -        1,624              -       1,624
Redemption of preferred
  stock                               (433)      (109)            -          -            -            -              -        (109)
Purchase of common stock
  primarily for purchase
  accounting acquisitions                -          -       (30,568)       (100)       (868)           -              -        (968)
Common stock issued for
  stock options exercised                -          -        10,930          36         217            -              -         253
Common stock issued
  through dividend
  reinvestment plan                      -          -         1,380           5          35            -              -          40
Common stock issued for
  purchase accounting
  acquisitions                           -          -        31,994         106         902            -              -       1,008
Converted preferred stock           (2,955)       (74)        6,224          20          54            -              -           -
Cash dividends paid by
  First Union Corporation
    Preferred shares                     -          -             -          -            -         (9)               -          (9)
    $1.10 per common share               -          -             -          -            -       (611)               -        (611)
  Acquired bank
    Common shares                        -          -             -          -            -        (49)               -         (49)
Unrealized loss on debt and
  equity securities                      -          -             -          -            -          -             (154)       (154)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996               -          -       640,782       2,136       1,668        7,126             2       10,932
------------------------------------------------------------------------------------------------------------------------------------

                          AUDITED FINANCIAL STATEMENTS


----------------------------------------------------------------------------------------------------------------------------------

                                                                                                           Unrealized
                                                                                                                 Gain
                                                                                                            (Loss) on
                                                                                                             Debt and
(Shares in thousands,                    Preferred Stock       Common Stock        Paid-in     Retained        Equity
                                     -------------------   ---------------------
  dollars in millions)                 Shares    Amount     Shares      Amount     Capital     Earnings    Securities        Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                -         -      640,782       2,136       1,668        7,126             2       10,932
Net income                                -         -            -          -            -        1,896             -        1,896
Purchase of common stock                  -         -      (23,973)        (80)       (944)           -             -       (1,024)
Common stock issued for
  stock options exercised                 -         -       11,344          38         301            -             -          339
Common stock issued
  through dividend
  reinvestment plan                       -         -          624           2          23            -             -           25
Common stock issued
  through public offerings                -         -        7,500          25         333            -             -          358
Common stock issued for
  purchase accounting
  acquisitions                            -         -          117           -           3            -             -            3
Cash dividends paid by
  First Union Corporation
    $1.22 per common share                -         -            -           -           -         (711)            -         (711)
  Acquired bank
    Common shares                         -         -            -           -           -          (38)            -          (38)
Unrealized gain on debt and
  equity securities                       -         -            -           -           -            -           252          252
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                -    $    -      636,394  $    2,121       1,384        8,273           254       12,032
==================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


                          AUDITED FINANCIAL STATEMENTS


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            Years Ended December 31,
                                                                                                      ------------------------------

(In millions)                                                                                               1997      1996     1995
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                          $      1,896     1,624    1,541
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                        40        37      (34)
  Provision for loan losses                                                                                  840       449      259
  Provision for foreclosed properties                                                                          2        (1)      (3)
  Gain on sale of mortgage servicing rights                                                                   (1)      (49)      (1)
  Securities available for sale transactions                                                                 (31)      (36)     (45)
  Investment security transactions                                                                            (3)       (4)      (5)
  Depreciation and amortization                                                                              795       668      582
  Deferred income taxes                                                                                      545       540      396
  Trading account assets, net                                                                               (977)   (2,092)    (677)
  Mortgage loans held for resale                                                                            (568)     (102)    (386)
  (Gain) loss on sales of premises and equipment                                                               5        (3)      11
  Gain on sale of segregated assets                                                                           (7)      (12)     (18)
  Other assets, net                                                                                         (797)    1,021      186
  Other liabilities, net                                                                                     657      (254)     102
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                                          2,396     1,786    1,908
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                                   9,121    19,953    8,943
  Maturities of securities available for sale                                                              1,471     3,307    2,294
  Purchases of securities available for sale                                                             (14,806)  (18,059) (10,089)
  Calls and underdeliveries of investment securities                                                           4        10       33
  Maturities of investment securities                                                                        505       803    2,640
  Purchases of investment securities                                                                        (190)     (172)  (3,668)
  Origination of loans, net                                                                                1,688    (1,816)  (6,697)
  Sales of premises and equipment                                                                            160        60       47
  Purchases of premises and equipment                                                                       (558)   (1,047)    (667)
  Other intangible assets, net                                                                               (44)      (18)     (72)
  Purchase of bank-owned separate account life insurance                                                  (2,011)         -        -
  Cash equivalents acquired, net of purchases of banking organizations                                         6      (484)   2,527
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                                                  (4,654)    2,537   (4,709)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Purchases (sales) of deposits, net                                                                         160    (2,593)  (3,230)
  Securities sold under repurchase agreements and other short-term borrowings, net                         2,370     2,423    6,983
  Issuance of guaranteed preferred beneficial interests                                                      495       495         -
  Issuances of long-term debt                                                                              1,148     1,817    3,346
  Increase in long-term debt due to a spin-off of an acquired company                                           -         -   1,388
  Payments of long-term debt                                                                              (1,166)   (1,421)    (777)
  Sales of common stock                                                                                      722       293      262
  Purchases of preferred stock                                                                                  -         -      (7)
  Redemption of preferred stock                                                                                 -     (109)        -
  Purchases of common stock                                                                               (1,024)     (968)  (1,208)
  Cash dividends paid                                                                                       (749)     (669)    (575)
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                                   1,956      (732)   6,182
------------------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                                    (302)    3,591    3,381
        Cash and cash equivalents, beginning of year                                                      15,197    11,606    8,225
------------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                                      $     14,895    15,197   11,606
------------------------------------------------------------------------------------------------------------------------------------
CASH PAID FOR
Interest                                                                                            $      5,960     5,040    4,338
Income taxes                                                                                                 308       242      471
NONCASH ITEMS
Increase in securities available for sale                                                                       -      289    6,983
Decrease in investment securities                                                                               -         -  (6,304)
Increase in other assets                                                                                        -         -      15
Increase in assets available for sale and a decrease in loans                                              3,200          -        -
Increase in foreclosed properties and a decrease in loans                                                      8        39       67
Conversion of preferred stock to common stock                                                                   -       74       40
Issuance of common stock for purchase accounting acquisitions                                                  3     1,008      611
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                                            389      (262)     664
    Other assets (deferred income taxes)                                                            $        137      (108)     196
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                          AUDITED FINANCIAL STATEMENTS


FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



GENERAL

      First Union Corporation (the "Parent Company") is a bank holding company whose principal wholly owned subsidiaries are national banking associations using the name First Union National Bank; First Union Capital Markets Corp., an investment banking firm; First Union Mortgage Corporation, a mortgage banking firm; First Union Brokerage Services, Inc., a securities brokerage firm; and certain business trusts as more fully described in Note 11.
      The accounting and reporting policies of First Union Corporation and subsidiaries (the "Corporation") are in accordance with generally accepted accounting principles and conform to general practices within the banking, investment banking and mortgage banking industries. The consolidated financial statements include accounts of the Parent Company and all its subsidiaries. In consolidation, all significant intercompany accounts and transactions are eliminated.
      The Corporation is a diversified financial services company with principal operations in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Its foreign banking operations are immaterial.
      Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
      Cash and cash equivalents include cash and due from banks, interest-bearing bank balances and federal funds sold and securities purchased under resale agreements. Generally, both cash and cash equivalents are considered to have maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value.
SECURITIES
      The classification of securities is determined at the date of commitment or purchase. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
      Trading account assets, primarily debt securities, and trading derivatives, which include interest rate futures, options, caps, floors and forward contracts, are recorded at market value. Included in noninterest income are realized and unrealized gains and losses resulting from such market value adjustments and from recording the results of sales of trading account securities.
      Securities available for sale, primarily debt securities, are recorded at market value with a corresponding adjustment net of tax recorded as a component of stockholders' equity. Securities available for sale are used as a part of the Corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk and other factors.
      Investment securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Corporation intends and has the ability to hold such securities until maturity.
      The market value of securities, including securities sold not owned, is generally based on quoted market prices or dealer quotes. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.
INTEREST RATE SWAPS, FLOORS AND CAPS
      The Corporation uses interest rate swaps, floors and caps for interest rate risk management, in connection with providing risk management services to customers and for trading for its own account.
      Interest rate swaps, floors and caps used to achieve interest rate risk management objectives are designated as hedges of specific assets and liabilities. The net interest payable or receivable on swaps, floors and caps is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for purchased floors and caps are amortized over the term of the floors and caps as a yield adjustment of the related asset or liability. Floors and caps are written only to adjust the amount or term of purchased floors and caps to more effectively reduce interest rate risk, and a net written position is not created. Premiums received on floors and caps offset the premium paid on the floors and caps they adjust. On the early termination of swaps, floors and caps, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities, and they are amortized over the shorter of the remaining contract life or the maturity of the related asset or liability.

                          AUDITED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

On disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any deferred amount is recognized in earnings. Additionally, the fair value of the swap, floor and cap agreements, and changes in fair value as a result of changes in market interest rates, are not recognized in the consolidated financial statements. These hedges are designed to be effective hedges of the hedged items, and if determined to be ineffective, they are recorded at market value. The rate indices specified in the floors and caps have been, and they are expected to be, highly correlated with the interest rates of the hedged items.
      Interest rate swaps, floors and caps entered into for trading purposes and sold to customers are recorded at market value with both realized and unrealized gains and losses recognized as trading profits. The fair value of these financial instruments represents the estimated amount the Corporation would receive or pay to terminate the contracts or agreements, and it is determined using a valuation model that considers current market yields, quoted prices and other relevant variables.
INTEREST RATE FUTURES, FORWARD AND OPTION CONTRACTS
      The Corporation uses interest rate futures, forward and option contracts for interest rate risk management and in connection with hedging interest rate products sold to customers.
      Interest rate futures and option contracts are used to hedge interest rate risk arising from specific financial instruments. Gains and losses on interest rate futures are (i) deferred and included in the carrying value of the related assets or liabilities, and (ii) amortized over the estimated lives of those assets and liabilities as a yield adjustment. Premiums paid for option contracts are included in other assets, and they are amortized over the option term as a yield adjustment of the related asset or liability. On the early termination of futures contracts, the deferred amounts are amortized over the remaining maturity of the related asset or liability. On disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any deferred amount is recognized in earnings. Additionally, interest rate futures and forwards that are designed as hedges are expected to reduce overall interest rate risk, and they have been, and they are expected to be, highly correlated with the interest rate risk of the hedged items. Interest rate futures and forwards that do not reduce overall interest rate risk or that are not highly correlated are recorded at market value.
      Interest rate futures, forward and option contracts used to hedge risk management products sold to customers are recorded at market value, and both the realized and unrealized gains and losses are recognized as trading profits. The market value of these financial instruments is based on dealer or exchange quotes.
LOANS
      Commercial, financial and agricultural loans include industrial revenue bonds, highly leveraged transaction loans and certain other loans that are made primarily on the strength of the borrower's general credit standing and ability to generate repayment cash flows from income sources even though such bonds and loans may be secured by real estate or other assets. Commercial real estate construction and mortgage loans represent interim and permanent financing of commercial properties that are secured by real estate. Retail real estate mortgage loans represent 1-4 family first mortgage loans. Bankcard installment loans include credit card, instant cash reserve, signature and First Choice unsecured revolving lines of credit. Retail installment loans represent all other consumer loans, including home equity and second mortgage loans.
      Mortgage notes held for sale are valued at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage loans are recognized when the proceeds are received from investors.
      In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation is a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.
      Unearned income is generally accreted to interest income using the constant yield method. Interest income is recorded on an accrual basis.
      A loan is considered to be impaired when based on current information, it is probable the Corporation will not receive all amounts due in accordance with the contractual terms of a loan agreement. Discounted cash flows using stated loan rates or the estimated collateral fair value are used in determining the value of impaired loans.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement.
      A loan is also considered impaired if its terms are modified in a troubled debt restructuring after January 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 1997 and 1996, there were no accruing impaired loans.
      The accrual of interest is generally discontinued on all loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans and bankcard products that become approximately 120 days and 180 days past due, respectively, are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan the Corporation has classified as nonaccrual, such loan is returned to accrual status.
      Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.
      The fair values of performing loans for all portfolios are calculated by discounting estimated cash flows through expected maturity dates. These cash flows are discounted using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. Such market yields also reflect a component for the estimated cost of servicing the portfolio. A prepayment assumption is used as an estimate of the number of loans that will be repaid prior to their scheduled maturity.
      For performing residential mortgage loans, fair values are estimated using a discounted cash flow analysis utilizing yields of comparable mortgage-backed securities. The loan portfolio is segmented into homogeneous pools based on loan types, coupon rates, maturities, prepayment characteristics and credit risk. These pools are compared with similar mortgage-backed securities to arrive at an appropriate discount rate; whole loan liquidity and risk characteristics are considered within the comparison.
     The fair value of nonperforming loans is calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with such cash flows. Estimates of cash flows are made using knowledge of the borrower and available market data.
      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

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

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

PREMISES AND EQUIPMENT
      Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis for financial purposes and on straight-line and accelerated bases for tax purposes, using estimated lives generally as follows: buildings, 10 to 50 years; furniture and equipment, 3 to 10 years; and leasehold improvements and capitalized leases, over the lives of the respective leases.
INTANGIBLE ASSETS
      Generally, goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years. The Corporation's unamortized goodwill is periodically reviewed to ensure that there are no conditions which exist indicating that the recorded amount of goodwill is not recoverable from future undiscounted cash flows. The review process includes an evaluation of the earnings history of each subsidiary, its contribution to the Corporation, capital levels and other factors. If events or changes in circumstances indicate further evaluation is warranted, the undiscounted net cash flows of the operations to which goodwill relates are estimated. If the estimated undiscounted net cash flows are less than the carrying amount of goodwill, a loss is recognized to reduce goodwill's carrying value to fair value, and when appropriate, the amortization period is also reduced. Unamortized goodwill associated with disposed assets is charged to current earnings. Credit card premiums are amortized principally over the estimated period of benefit not to exceed 10 years using the sum-of-the-years' digits method. Deposit base premiums are amortized principally over a 10-year period using accelerated methods. Annually, the fair value of the unamortized balance of such premiums is estimated on a discounted cash flow basis, and if such value is less than such balance, the difference is charged to noninterest expense.
FORECLOSED PROPERTIES
      Foreclosed properties are included in other assets, and they represent other real estate that has been acquired through loan or in-substance foreclosures or deeds received in lieu of loan payments. Generally, such properties are appraised annually, and they are recorded at the lower of cost or fair value less estimated selling costs. When appropriate, adjustments to cost are charged or credited to the allowance for foreclosed properties.
TRANSFERS AND SERVICING OF FINANCIAL ASSETS
      The Corporation records the securitization or transfer of assets as sales when the assets securitized or transferred have been isolated from the Corporation and the transferee obtains the unconditional right to pledge or exchange the assets, or the transferee is a qualifying special purpose entity. Transfers not meeting these criteria are generally treated as secured borrowings. Gains or losses on the securitization or transfer of assets determined to be sales are based on the fair value of the assets obtained and liabilities assumed less the carrying value of the assets sold. Any servicing assets or other interests retained remain on the balance sheet at their allocated carrying value based on relative fair value. Servicing assets purchased are initially recorded at fair value. Gains or losses resulting from the securitization or transfer of assets are recorded in noninterest income. Retained residual interests subject to prepayment risk are recorded as trading account assets or as securities available for sale. Servicing assets and liabilities are included in other assets and other liabilities, and they are amortized to noninterest income in proportion to net servicing income.
      Servicing assets are evaluated for impairment based on the fair value of those assets. Fair values are estimated based on market prices for similar servicing assets and on the discounted estimated future net cash flows based on market consensus loan prepayment estimates, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation, the servicing assets are stratified based on predominant risk characteristics of the underlying loans, including loan type (conventional or government), amortization type (fixed or adjustable), note rate, and in certain instances, period of origination. To the extent the carrying value of the servicing asset exceeds fair value by individual stratum, a valuation allowance is established. Servicing assets amounted to $421 million and $282 million at December 31, 1997 and 1996, respectively.
PENSION AND SAVINGS PLANS
      Substantially all employees with one year of service are eligible for participation in a non-contributory, defined benefit pension plan and a matching savings plan. Pension cost is determined annually by an actuarial valuation, which includes service costs for the current year and amortization of amounts related to prior years. The Corporation's funding policy is to contribute to the pension plan the amount required to fund the benefits expected to be earned for the current year and to amortize amounts related to prior years using the projected unit credit valuation method. The difference between the pension cost included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated annually.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     The matching savings plan permits eligible employees to make basic contributions to the plan of up to six percent of base compensation and supplemental contributions of up to nine percent of base compensation. Annually, on approval of the Board of Directors, employee basic contributions may be matched up to six percent of the employee's base compensation.
INCOME TAXES
      The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to the Parent Company or receives payment from the Parent Company to the extent tax benefits are realized. Where state income tax laws do not permit consolidated income tax returns, applicable state income tax returns are filed.
INCOME PER COMMON SHARE
      Basic earnings per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing such net income by the sum of such weighted average number of shares and the potentially dilutive shares, including restricted stock awards, that could occur through the issuance of common stock options or convertible securities.


--------------------------------------------------------------------------------
NOTE 2: ACQUISITIONS

  On November 28, 1997, the Corporation acquired Signet Banking Corporation ("Signet"), a bank holding company based in Virginia. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation has been restated to include Signet historical information for all periods presented herein. At September 30, 1997, Signet had assets of $11 billion, net loans of $7 billion, deposits of $8 billion and net income applicable to common stockholders of $73 million.
      As a result of the merger, each of the 61 million net outstanding shares of Signet common stock was converted into 1.10 shares of the Corporation's common stock and common stock equivalents, except that cash was paid for fractional share interests.
      Additionally, merger-related and restructuring charges associated with the Signet merger of $269 million ($194 million after tax) are included as a component of noninterest expense in 1997. The remaining unpaid balance of the initial accrual of $269 million is $169 million at December 31, 1997. The remaining restructuring charges will be paid primarily in 1998, and they include $17 million of noncash charges.
      At December 31, 1997, the Corporation had two pending acquisitions, both of which were consummated in January 1998. The first relates to the purchase accounting acquisition of Covenant Bancorp, Inc. ("Covenant"), which at December 31, 1997, had assets of $415 million, for 1.6 million shares of the Corporation's common stock, substantially all of which were repurchased in the open market at a cost of $79 million. The second relates to the pooling of interests accounting acquisition of Wheat First Butcher Singer, Inc. ("Wheat First"), which at December 31, 1997 had assets of $1 billion and stockholders' equity of $171 million for 10.3 million shares of the Corporation's common stock. Financial information related to Wheat First is not considered material to the historical results of the Corporation, and accordingly, the Corporation's financial statements will not be restated.
      The Corporation entered into an Agreement and Plan of Mergers on November 18, 1997, providing for the pooling of interests acquisition of CoreStates Financial Corp ("CoreStates"), a multi-bank holding company based in Pennsylvania, and for the exchange of 1.62 shares of the Corporation's common stock for each share of CoreStates common stock, subject to increase under certain circumstances. The Corporation expects to take an after-tax, merger-related and restructuring charge of $795 million in 1998. Additionally, the Corporation expects to consummate the merger in the first half of 1998, subject to regulatory approvals and other conditions of closing. At December 31, 1997, CoreStates had assets of $48 billion, net loans of $35 billion, deposits of $34 billion, stockholders' equity of $3 billion and net income applicable to common stockholders of $813 million. Certain pro forma financial information related to the Corporation and CoreStates and which does not include information related to Covenant or Wheat First follows.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



                                                                         Years Ended December 31,
                                                                -------------------------------------

(In millions, except per share data)                                  1997         1996         1995
-----------------------------------------------------------------------------------------------------
(Unaudited)
Interest income                                               $     14,362       13,758       13,028
Interest expense                                                     6,452        6,151        5,732
Provision for loan losses                                            1,103          678          403
Noninterest income                                                   4,322        3,535        3,058
Noninterest expense                                                  7,336        6,930        6,542
Income taxes                                                         1,084        1,261        1,213
-----------------------------------------------------------------------------------------------------
Net income                                                           2,709        2,273        2,196
Dividends on preferred stock                                             -            9           26
-----------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                  $      2,709        2,264        2,170
=====================================================================================================
Basic earning per share                                       $       2.84         2.33         2.21
Diluted earning per share                                     $       2.80         2.30         2.17
=====================================================================================================
Assets                                                        $    205,735      197,341      188,855
Loans, net of unearned income                                      131,687      134,647      127,905
Deposits                                                           137,077      136,429      134,112
Stockholders' equity                                          $     15,269       14,628       13,783
=====================================================================================================


  On January 1, 1996, the Corporation acquired First Fidelity Bancorporation ("First Fidelity"), a multi-bank holding company based in New Jersey. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation has been restated to include First Fidelity historical information for all periods presented herein. At December 31, 1995, First Fidelity had assets of $35 billion, net loans of $25 billion, deposits of $28 billion and net income applicable to common stockholders of $398 million.
      As a result of the merger, each of the 79 million net outstanding shares of First Fidelity common stock was converted into 1.35 shares of the Corporation's common stock and common stock equivalents, except that cash was paid for fractional share interests. In addition, the 3 million net outstanding shares of First Fidelity Series B Convertible Preferred Stock were converted into a like number of shares of the Corporation's Series B Convertible Class A Preferred Stock (the "Series B Stock") having substantially identical terms as the First Fidelity Series B, the 350,000 outstanding shares of First Fidelity Series D Adjustable Rate Cumulative Preferred Stock were converted into a like number of shares of the Corporation's Series D Adjustable Rate Cumulative Class A Preferred Stock (the "Series D Stock") having substantially identical terms as the First Fidelity Series D, and the 3 million net outstanding First Fidelity Depository Receipts (each representing a 1/40th interest in a share of First Fidelity Series F 10.64% Preferred Stock (74,130 net outstanding shares) were converted into a like number of the Corporation's Depository Receipts (each representing a 1/40th interest in the Corporation's Series F 10.64% Class A Preferred Stock (the "Series F Stock") having substantially identical terms as the First Fidelity Series F. See Note 12 for information related to the redemption of the Series B Stock, the Series D Stock and the Series F Stock.
      Additionally, merger-related and restructuring charges associated with the First Fidelity merger of $281 million ($181 million after tax) and $94 million ($73 million after tax) are included as a component of noninterest expense in 1996 and 1995, respectively. The remaining unpaid balance of the initial accrual of $375 million was $29 million at December 31, 1996 , and it was paid in 1997.
      In 1996, various banking subsidiaries of the Parent Company also acquired twelve financial institutions and certain other assets which in the aggregate amounted to the addition of $7.8 billion in assets, $4.8 billion in net loans and $5.1 billion in deposits. The purchase method of accounting, which requires
(i) no restatement of the Corporation's historical financial statements, and
(ii) the inclusion of the acquired company's financial information on a fair value basis only from the date of consummation, was used in these transactions. With respect to these transactions, the Parent Company issued 32 million shares of its common stock in exchange for the common stock of certain of the acquired financial institutions, and it paid cash for the other financial institutions and assets, which in the aggregate amounted to $1.1 billion. These transactions resulted in an increase to stockholders' equity of $1.0 billion, and the increase was reduced by the Parent Company's purchase in the open market of 24 million shares of its common stock for $764 million in 1996. These transactions also resulted in an increase in goodwill of $595 million, which will be amortized on a straight-line basis over 25 years, and in deposit base premium of $70 million, which will be amortized on an accelerated basis over 10 years.

                          AUDITED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 3: SECURITIES AVAILABLE FOR SALE



                                                                                                                   December 31, 1997
                                       ---------------------------------------------------------------------------------------------

                                         1 Year         1-5         5-10    After 10               Gross Unrealized      Amortized
                                                                                                 --------------------
(In millions)                           or Less        Years       Years       Years      Total   Gains    Losses         Cost
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                           $    175          785       1,420         178      2,558    (116)        -          2,442
U.S. Government agencies                       1        5,542       7,702           4     13,249    (232)        3         13,020
Collateralized mortgage obligations          317        1,794         142           -      2,253     (25)        7          2,235
State, county and municipal                    6            3          20          63         92       -         -             92
Other                                         83        2,147         176         857      3,263     (42)       10          3,231
----------------------------------------------------------------------------------------------------------------------------------
        Total                           $    582       10,271       9,460       1,102     21,415    (415)       20         21,020
==================================================================================================================================
MARKET VALUE
Debt securities                         $    582       10,205       9,460         394     20,641    (404)       19         20,256
Sundry securities                              -           66           -         708        774     (11)        1            764
----------------------------------------------------------------------------------------------------------------------------------
        Total                           $    582       10,271       9,460       1,102     21,415    (415)       20         21,020
==================================================================================================================================
AMORTIZED COST
Debt securities                         $    569       10,077       9,224         386     20,256
Sundry securities                                -         66           -         698        764
------------------------------------------------------------------------------------------------
        Total                           $    569       10,143       9,224       1,084     21,020
================================================================================================



                                                                                                                   December 31, 1996
                                         -------------------------------------------------------------------------------------------


                                          1 Year         1-5         5-10    After 10              Gross Unrealized    Amortized
                                                                                                  -------------------
(In millions)                            or Less        Years       Years       Years      Total   Gains   Losses           Cost
---------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                           $    183        1,868          50           2      2,103      (9)      14          2,108
U.S. Government agencies                       9        2,490       8,969          26     11,494     (43)      60         11,511
Collateralized mortgage obligations           32          928           -           -        960      (5)       5            960
State, county and municipal                   13            7          13          26         59      (1)       -             58
Other                                         97        1,050          89         953      2,189     (42)      15          2,162
---------------------------------------------------------------------------------------------------------------------------------
        Total                           $    334        6,343       9,121       1,007     16,805    (100)      94         16,799
==================================================================================================================================
MARKET VALUE
Debt securities                         $    334        6,326       9,121         187     15,968     (84)      94         15,978
Sundry securities                              -           17           -         820        837     (16)       -            821
---------------------------------------------------------------------------------------------------------------------------------
        Total                           $    334        6,343       9,121       1,007     16,805    (100)      94         16,799
==================================================================================================================================
AMORTIZED COST
Debt securities                         $    333        6,298       9,149         198     15,978
Sundry securities                              -           16           -         805        821
-------------------------------------------------------------------------------------------------
        Total                           $    333        6,314       9,149       1,003     16,799
=================================================================================================

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      Securities available for sale with an aggregate amortized cost of $4.9 billion at December 31, 1997, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
      Included in "U.S. Government agencies" and "Other" at December 31, 1997, are $2.7 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1997, these securities had a weighted average maturity of
3.75 years and a weighted average yield of 5.31 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 6.57 percent based on a weighted average funding cost differential of (1.26) percent.
      Expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1997 and 1996.
      At December 31, 1997 and 1996, collateralized mortgage obligations had a weighted average yield based on amortized cost of 6.68 percent and 7.35 percent, respectively.
      At December 31, 1997 and 1996, there were forward commitments to purchase securities at a cost of $6.4 billion and $127 million, respectively, that at December 31, 1997 and 1996, had a market value of $6.4 billion and $127 million, respectively.
      Gross gains and losses realized on the sale of debt securities in 1997 were $51 million and $43 million, respectively, and on sundry securities such gains were $23 million.
      Gross gains and losses realized on the sale of debt securities in 1996 were $159 million and $125 million, respectively, and on sundry securities such gains were $2 million.
      Gross gains and losses realized on the sale of debt securities in 1995 were $72 million and $44 million, respectively, and on sundry securities such gains were $17 million.
      At December 31, 1997, stockholders' equity includes an after-tax amount of $254 million, which is based on net unrealized appreciation in the securities available for sale portfolio of $395 million.
      At December 31, 1996, stockholders' equity includes an after-tax amount of $2 million, which is based on net unrealized appreciation in the securities available for sale portfolio of $6 million.

                          AUDITED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 4: INVESTMENT SECURITIES



                                                                                                                   December 31, 1997
                                            ----------------------------------------------------------------------------------------


                                          1 Year          1-5        5-10    After 10                 Gross Unrealized      Market
                                                                                                   ---------------------
(In millions)                            or Less        Years       Years       Years      Total       Gains    Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Government agencies                  $     -          703         313           -      1,016          25       (1)     1,040
Collateralized mortgage obligations            30          337           -           -        367           9        -        376
State, county and municipal                    63          172         187         302        724         112        -        836
Other                                           2           12          34          20         68           2        -         70
----------------------------------------------------------------------------------------------------------------------------------
        Total                             $    95        1,224         534         322      2,175         148       (1)     2,322
==================================================================================================================================
CARRYING VALUE
Debt securities                           $    95        1,224         534         303      2,156         148       (1)     2,303
Sundry securities                               -            -           -          19         19           -        -         19
----------------------------------------------------------------------------------------------------------------------------------
        Total                             $    95        1,224         534         322      2,175         148       (1)     2,322
==================================================================================================================================
MARKET VALUE
Debt securities                           $    96        1,262         576         369      2,303
Sundry securities                               -            -           -          19         19
--------------------------------------------------------------------------------------------------
        Total                             $    96        1,262         576         388      2,322
==================================================================================================

                                                                                                                   December 31, 1996
                                            ----------------------------------------------------------------------------------------


                                            1 Year         1-5         5-10    After 10                 Gross Unrealized      Market
                                                                                                       ------------------
(In millions)                              or Less        Years       Years       Years      Total       Gains  Losses         Value
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Government agencies                  $     -          776         318           -      1,094          22     (3)        1,113
Collateralized mortgage obligations            67          414           -           -        481           8      -           489
State, county and municipal                    61          219         145         380        805         105     (1)          909
Other                                           1           11           9         100        121           4      -           125
-----------------------------------------------------------------------------------------------------------------------------------
        Total                             $   129        1,420         472         480      2,501         139     (4)        2,636
===================================================================================================================================
CARRYING VALUE
Debt securities                           $   129        1,420         472         426      2,447         139     (4)        2,582
Sundry securities                               -            -           -          54         54           -      -            54
-----------------------------------------------------------------------------------------------------------------------------------
        Total                             $   129        1,420         472         480      2,501         139     (4)        2,636
===================================================================================================================================
MARKET VALUE
Debt securities                           $   130        1,456         494         502      2,582
Sundry securities                               -            -           -          54         54
--------------------------------------------------------------------------------------------------
        Total                             $   130        1,456         494         556      2,636
==================================================================================================

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      Investment securities with an aggregate carrying value of $1.6 billion at December 31, 1997, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
      Expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1997 and 1996.
      At December 31, 1997 and 1996, collateralized mortgage obligations had a weighted average yield of 7.66 percent and 7.64 percent, respectively.
      There were no commitments to purchase or sell investment securities at December 31, 1997 and 1996.
      Gross gains realized on calls of sundry securities in 1997 were $3 million.
      Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in 1996 were $5 million and $1 million, respectively.
      Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in 1995 were $6 million and $1 million, respectively.

--------------------------------------------------------------------------------

NOTE 5: LOANS


                                                                                           Years Ended
                                                                                           December 31,
                                                                               ------------------------

(In millions)                                                                        1997         1996
-------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural                                       $     28,111       25,997
Real estate - construction and other                                                2,386        2,919
Real estate - mortgage                                                              8,576        9,758
Lease financing                                                                     8,056        5,951
Foreign                                                                             1,431        1,087
-------------------------------------------------------------------------------------------------------
        Total commercial                                                           48,560       45,712
-------------------------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage                                                             25,382       29,108
Installment loans - Bankcard                                                        2,708        5,620
Installment loans - other                                                          19,297       20,827
Vehicle leasing                                                                     4,312        3,480
-------------------------------------------------------------------------------------------------------
        Total retail                                                               51,699       59,035
-------------------------------------------------------------------------------------------------------
        Total loans                                                          $    100,259      104,747
=======================================================================================================



      Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $2.4 billion and $1.3 billion at December 31, 1997 and 1996, respectively. From January 1, 1997, through December 31, 1997, directors and executive officers of the Parent Company and their related interests borrowed $1.5 billion and repaid $376 million. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.
      At December 31, 1997 and 1996, nonaccrual and restructured loans amounted to $624 million and $698 million, respectively. Interest related to nonaccrual and restructured loans for the years ended December 31, 1997, 1996 and 1995, amounted to $51 million, $57 million and $73 million, respectively. Interest collected on such loans and included in the results of operations for each of the years in the three-year period then ended amounted to $21 million, $13 million and $18 million, respectively.
      Included in other assets at December 31, 1997, are $3.2 billion of credit card receivables and other unsecured installment loans with a carrying value of $2.8 billion that are being held for accelerated disposition.
      At December 31, 1997 and 1996, impaired loans, which are included in nonaccrual loans, amounted to $301 million and $370 million, respectively. Included in the allowance for loan losses is $43 million related to $253 million of impaired loans at December 31, 1997, and $36 million related to $237 million of impaired loans at December 31, 1996. The rest of the impaired loans are recorded at or below fair value. For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was $306 million and $477 million, respectively; and $22 million and $19 million, respectively, of interest income was recognized on loans while they were impaired. All this income was recognized on loans using a cash-basis method of accounting.

                          AUDITED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 6: ALLOWANCE FOR LOAN LOSSES



                                                                                   Years Ended December 31,
                                                                       -------------------------------------

(In millions)                                                                1997         1996         1995
------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                           $      1,502        1,638        1,578
Provision for loan losses                                                     840          449          259
Allowance of loans acquired, transferred to
 accelerated disposition or sold                                             (495)          50          193
------------------------------------------------------------------------------------------------------------
                                                                            1,847        2,137        2,030
------------------------------------------------------------------------------------------------------------
Loan losses                                                                   753          794          526
Loan recoveries                                                               118          159          134
------------------------------------------------------------------------------------------------------------
        Loan losses, net                                                      635          635          392
------------------------------------------------------------------------------------------------------------
Balance, end of year                                                 $      1,212        1,502        1,638
============================================================================================================




--------------------------------------------------------------------------------

NOTE 7: PREMISES AND EQUIPMENT

                                                                                     Years Ended December 31,
                                                                      ---------------------------------------

(In millions)                                                                 1997         1996         1995
-------------------------------------------------------------------------------------------------------------
Land                                                                  $        495          499          487
Buildings                                                                    2,269        2,154        1,947
Equipment                                                                    3,702        3,508        2,014
Capitalized leases                                                              40           41           40
-------------------------------------------------------------------------------------------------------------
                                                                             6,506        6,202        4,488
Accumulated depreciation and amortization                                   (2,273)      (1,945)      (1,743)
-------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                           $      4,233        4,257        2,745
============================================================================================================
Net premises and equipment pledged as security for mortgage notes     $         26           62           63
============================================================================================================
Depreciation and amortization                                         $        444          360          294
============================================================================================================


--------------------------------------------------------------------------------
NOTE 8: FORECLOSED PROPERTIES

                                                                                    Years Ended December 31,
                                                                       -------------------------------------

(In millions)                                                                1997         1996         1995
------------------------------------------------------------------------------------------------------------
Foreclosed properties                                                $        115          121          219
------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, beginning of year                         17           25           42
Provision for foreclosed properties                                             2           (1)          (3)
Transfer from allowance for segregated assets                                   -            1            -
Dispositions, net                                                              (3)          (8)         (14)
------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of year                               16           17           25
------------------------------------------------------------------------------------------------------------
Foreclosed properties, net                                           $         99          104          194
============================================================================================================

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 9:  SHORT-TERM BORROWINGS

Short-term borrowings of the Corporation at December 31, 1997, 1996 and 1995, which includes securities sold under repurchase agreements and accrued interest thereon, and the related maximum amount outstanding at the end of any month during such periods are presented below.







                                                                  Years Ended December 31,                    Maximum Outstanding
                                                     -------------------------------------      ----------------------------------

(In millions)                                              1997          1996         1995         1997         1996         1995
----------------------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements        $     19,772        17,882       12,142       20,457       21,422       12,513
Federal funds purchased                                   1,996         2,679        4,165        2,626        3,951        4,671
Fixed and variable rate bank notes                          268           843        2,586        1,076        2,462        2,586
Interest-bearing demand deposits issued to
  the U. S. Treasury                                        323           391          365          398          605          764
Commercial paper                                            871         1,021        1,162        1,541        1,122        1,382
Other                                                     4,127         2,171          984        4,575        3,573        3,188
-------------------------------------------------------------------------------------------
        Total                                      $     27,357        24,987       21,404
=================================================================================================================================




      At December 31, 1997, 1996 and 1995, the combined weighted average interest rates related to federal funds purchased and securities sold under repurchase agreements were 6.14 percent, 6.06 percent and 5.46 percent, respectively. Maturities related to such instruments in each of the years in the three-year period then ended were not greater than 350 days.
      At December 31, 1997, 1996 and 1995, the weighted average interest rates for fixed and variable rate bank notes were 5.71 percent, 5.53 percent and 5.70 percent, respectively. Weighted average maturities related to such notes in each of the years in the three-year period then ended were 153 days, 109 days and 90 days, respectively.
      At December 31, 1997, 1996 and 1995, the weighted average interest rates for commercial paper were 5.59 percent, 5.49 percent and 5.49 percent, respectively. Weighted average maturities related to such commercial paper in each of the years in the three-year period then ended were 4 days, 21 days and 21 days, respectively.
      Included in "Other" are Federal Home Loan Bank borrowings and securities sold short of $286 million and $3.5 billion, respectively, at December 31, 1997; $211 million and $1.9 billion, respectively, at December 31, 1996; and $230 million and $439 million, respectively, at December 31, 1995.
      Substantially all short-term borrowings are due within 90 days, and accordingly, the carrying amount of such borrowings is deemed to be a reasonable estimate of fair value.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 10: LONG-TERM DEBT


                                                                                             1997                      1996
                                                                          ------------------------  ------------------------

                                                                                        Estimated                 Estimated
                                                                            Carrying         Fair     Carrying         Fair
(In millions)                                                                 Amount        Value       Amount        Value
----------------------------------------------------------------------------------------------------------------------------
DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
7-1/2% debentures                                                       $          -            -           16           16
Notes
  Floating rate extendible, due June 15, 2005 (a)                                 10           10           10           10
  6.60%, due June 15, 2000 (par value $250) (b)                                  249          252            -            -
  Floating rate, due February 24, 1998 (par value $300) (b)                      300          300          300          300
  6-3/4%, due January 15, 1998 (par value $250) (b)                              250          250          250          251
Subordinated notes
  7.18%, due April 15, 2011 (par value $60)                                       59           65           59           60
  8%, due August 15, 2009 (par value $150)                                       149          162          149          155
  6-3/8%, due January 15, 2009 (par value $150) (b)                              148          148          148          138
  6%, due October 30, 2008 (par value $200) (b)                                  198          192          197          178
  7-1/2%, due July 15, 2006 (par value $300) (b)                                 298          321          297          306
  7%, due March 15, 2006 (par value $200) (b)                                    199          207          198          198
  6-7/8%, due September 15, 2005 (par value $250) (b)                            249          257          249          246
  7.05%, due August 1, 2005 (par value $250) (b)                                 248          259          248          249
  6-5/8%, due July 15, 2005 (par value $250) (b)                                 249          253          248          240
  8.77%, due November 15, 2004 (par value $150)                                  149          171          149          157
  Floating rate, due July 22, 2003 (par value $150) (b)                          149          150          149          149
  7-1/4%, due February 15, 2003 (par value $150) (b)                             149          156          149          152
  8%, due November 15, 2002 (par value $225) (b)                                 224          237          224          236
  8-1/8%, due June 24, 2002 (par value $250) (b)                                 249          267          249          264
  9.45%, due August 15, 2001 (par value $150) (b)                                149          165          148          164
  Fixed rate medium-term, varying rates and terms to June 5, 2001 (c)             54           58           54           62
  9.45%, due June 15, 1999 (par value $250) (b)                                  249          262          249          266
Subordinated debentures
  6.55%, due October 15, 2035 (par value $250)                                   249          256          249          243
  7-1/2%, due April 15, 2035 (par value $250)                                    246          279          246          261
  6.824%/7.574%, due August 1, 2026 (par value $300)                             298          317          298          304
----------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes issued by the Parent Company                4,771        4,994        4,533        4,605
----------------------------------------------------------------------------------------------------------------------------

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


                                                                                                   1997                      1996
                                                                                ------------------------  ------------------------

                                                                                              Estimated                 Estimated
                                                                                  Carrying         Fair     Carrying         Fair
(In millions)                                                                       Amount        Value       Amount        Value
----------------------------------------------------------------------------------------------------------------------------------
DEBENTURES AND NOTES OF SUBSIDIARIES
Debentures and notes
  9-3/4% senior, due September 1, 2003 (par value $145)                                120          140          158          159
  Varying rates and terms to November 1, 2002                                           59           61           65           69
Subordinated notes
  Bank, varying rates and terms to December 15, 2036                                   975          986        1,397        1,409
  6.80%, due June 15, 2003 (par value $150) (b)                                        149          153          149          154
  9-5/8%, due August 15, 1999 (par value $150) (b)                                     150          156          149          161
  9-5/8%, due June 1, 1999 (par value $100) (b) (d)                                    100          105          100          107
  Floating rate, due April 15, 1998 (c) (d)                                            100          100          100          100
  Floating rate                                                                          -            -           50           50
  Floating rate                                                                          -            -           25           25
Subordinated capital notes
  9-5/8%, due June 15, 1999 (par value $75) (b) (d)                                     75           79           74           80
  9-7/8%, due May 15, 1999 (par value $75) (b) (d)                                      75           79           75           82
  8-1/2%, due April 1, 1998 (par value $150) (b)                                       149          150          149          153
10-1/2% collateralized mortgage obligations                                              -            -           37           41
----------------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes of subsidiaries                                   1,952        2,009        2,528        2,590
----------------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Advances from the Federal Home Loan Bank                                             1,285        1,285          930          930
Mortgage notes and other debt of subsidiaries, varying rates and terms                  11           11           44           45
Capitalized leases, rates generally ranging from 7-1/2% to 15.20%                       23           23           25           25
----------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                                             1,319        1,319          999        1,000
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                                 $      8,042        8,322        8,060        8,195
----------------------------------------------------------------------------------------------------------------------------------

(a)  Redeemable in whole or in part at the option of the Parent Company.
(b)  Not redeemable prior to maturity.
(c)  Redeemable at the option of the Parent Company.
(d)  Assumed by the Parent Company.


The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.
      The interest rate on the floating rate extendible notes is 6.0875 percent to March 16, 1998.
      The interest rate on the floating rate notes due February 24, 1998, is
5.1875 percent.
      The 7.18 percent subordinated notes are redeemable in whole and not in part at the option of the Parent Company on April 15, 2000 and on each October 15 and April 15 thereafter.
      The 8 percent subordinated notes due August 15, 2009, are redeemable in whole and not in part at the option of the Parent Company on August 15, 2004.
      The 8.77 percent subordinated notes are redeemable in whole or in part at the option of the Parent Company on November 15, 1999.
      The interest rate on the floating rate subordinated notes is 5.93359 percent to January 22, 1998.
      Fixed rate medium-term senior and subordinated notes can be issued periodically. Interest rates, maturities, redemption and other terms are determined at the date of issuance. At December 31, 1997, the Parent Company had issued medium-term subordinated notes with fixed rates of interest ranging from
9.49 percent to 9.93 percent.
      Holders of the 6.55 percent subordinated debentures and the 7-1/2 percent subordinated debentures may elect to redeem a part or all of such debentures on October 15, 2005, and April 15, 2005, respectively. Otherwise such debentures are not redeemable prior to maturity.
      Holders of the 6.824 percent/7.754 percent subordinated debentures may elect to redeem a part or all of such debentures on August 1, 2006, or August 1, 2016. Otherwise such debentures are not redeemable prior to maturity.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


      The 9-3/4 percent senior notes were issued by an acquired subsidiary prior to the acquisition, and in accordance with a covenant defeasance related thereto, the subsidiary has announced that it will redeem all such notes on September 2, 1998, the earliest date the notes can be redeemed, at a redemption price equal to 103.375 percent of the principal amount then outstanding plus any accrued and unpaid interest to such date. The subsidiary has deposited with the trustee sufficient cash and securities to effect the redemption of the notes on such date.
      At December 31, 1997, bank notes of $175 million had floating rates of interest ranging from 5.69 percent to 6.14 percent, and $800 million of the notes had fixed rates of interest ranging from 6.18 percent to 7.80 percent.
      The interest rate on the floating rate subordinated notes is 5.875 percent to April 15, 1998. In February 1998, $2.4 billion of senior or subordinated debt securities or equity securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission.
      The weighted average rate paid for long-term debt in 1997, 1996 and 1995 was 6.52 percent, 6.28 percent and 6.71 percent, respectively. Interest rate swap agreements entered into at the time of issuance of certain long-term debt reduced related interest expense.
      Long-term debt maturing in each of the five years subsequent to December 31, 1997, is as follows (in millions): 1998, $2,072; 1999, $859; 2000, $381;
2001, $196; and 2002, $516.


--------------------------------------------------------------------------------
NOTE 11: GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S
                JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES



      First Union Institutional Capital I, a statutory business trust (the "Trust") created by the Parent Company had outstanding at December 31, 1997 and 1996, $495 million (par value $500 million) of 8.04% Capital Securities which will mature on December 1, 2026 (the "Capital Securities"). The principal assets of the Trust are $515 million of the Parent Company's 8.04% Junior Subordinated Deferrable Interest Debentures, which will mature on December 1, 2026 (the "Subordinated Debentures"). Additionally, the Trust has issued $15 million of common securities (the "Common Securities") to the Parent Company. The estimated fair value of each of the Capital Securities and the related Subordinated Debentures at December 31, 1997 and 1996, was $536 million and $500 million, respectively.
      The Capital Securities, the Subordinated Debentures and the Common Securities are redeemable in whole or in part on or after December 1, 2006, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.
      On January 6, 1997, and January 16, 1997, First Union Institutional Capital II and First Union Capital I, respectively, both statutory business trusts (the "Trusts") created by the Parent Company, issued $250 million of 7.85% Capital Securities and $250 million of 7.935% Capital Securities, Series A, respectively, (together the "Securities") which will mature on January 1, 2027, and January 15, 2027, respectively. The principal combined assets of the Trusts are $515 million of the Parent Company's subordinated debentures with like maturities and like interest rates to the Securities. Additionally, the Trusts have issued $15 million in the aggregate of common securities to the Parent Company. The 7.85% Capital Securities and the 7.935% Capital Securities, Series A, both had $248 million outstanding at December 31, 1997 and estimated fair values of $263 million and $265 million, respectively. The related subordinated debentures had a combined estimated fair value of $528 million.
      The Securities, the assets of the Trusts and the common securities issued by the Trusts are redeemable in whole or in part on or after January 1, 2007, and January 15, 2007, respectively, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.
      The Capital Securities and the Securities may be included in tier 1 capital for regulatory capital adequacy determination purposes. Distributions to the holders of the Capital Securities and the Securities are included in sundry expense.
      The obligations of the Parent Company with respect to the issuance of the Capital Securities and the Securities constitute a full and unconditional guarantee by the Parent Company of the Trusts' obligations with respect to the Capital Securities or Securities.
      Subject to certain exceptions and limitations, the Parent Company may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Securities.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 12:  PREFERRED STOCK



                                                                       1997                     1996                      1995
                                                    -----------------------      --------------------     --------------------

(Shares in thousands, dollars in millions)            Shares         Amount       Shares      Amount       Shares       Amount
------------------------------------------------------------------------------------------------------------------------------
Series B Stock
Balance, beginning of year                               -          $    -         2,964          74        4,788          120
Purchases of preferred stock                             -               -             -           -         (250)          (6)
Conversions of preferred stock into common stock         -               -        (2,955)        (74)      (1,574)         (40)
Redemption of preferred stock                            -               -            (9)          -            -            -
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                     -               -             -           -        2,964           74
-------------------------------------------------------------------------------------------------------------------------------
Series D Stock                                           -               -
Balance, beginning of year                               -               -           350          35          350           35
Redemption of preferred stock                            -               -          (350)        (35)           -            -
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                     -               -             -           -          350           35
-------------------------------------------------------------------------------------------------------------------------------
Series F Stock                                           -               -
Balance, beginning of year                               -               -            74          74           75           75
Purchases of preferred stock                             -               -             -           -           (1)          (1)
Redemption of preferred stock                            -               -           (74)        (74)           -            -
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                     -               -             -           -           74           74
-------------------------------------------------------------------------------------------------------------------------------
        Total                                            -           $   -             -           -        3,388          183
===============================================================================================================================



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

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 13:  COMMON STOCK, CAPITAL RATIOS AND EARNINGS PER COMMON SHARE



                                     Option                                                                Weighted
                                  Prices or                                                                 Average
                                      Grant                                                                Exercise
                                       Date       Balance,    Grants  Exercises  Forfeitures    Balance,    Prices,
(Options and shares                  Market      Beginning    or New         or    and Other      End of     End of
  in thousands)                      Values        of 1997    Shares  Purchases   Reductions        1997       1997     Exercisable
------------------------------------------------------------------------------------------------------------------------------------
1984 Master Stock Plan
Options granted                          -             134         -       (127)          (7)          -    $       -             -
Available                                            1,034         -          -            7       1,041            -             -
1988 Master Stock Plan
Options granted                  $7.38-$17.94        1,542         -       (477)          (2)      1,063    $    14.39        1,063
Available                                            2,228         -          -            2       2,230            -             -
1992 Master Stock Plan
Options granted                 $22.38-$29.25        4,288         -       (705)         (10)      3,573    $    23.52        3,573
Restricted stock granted        $22.38-$29.25        1,892         -       (582)         (54)      1,256            -             -
Available                                            1,798         -          -           10       1,808            -             -
1996 Master Stock Plan
Options granted                 $29.25-$40.13        2,724     4,397       (423)        (104)      6,594    $    36.41        2,253
Restricted stock granted        $29.25-$43.16        1,808     2,229       (490)        (120)      3,427            -             -
Available                                           23,434    (6,626)         -          104      16,912            -             -
1996 Employee Plan                     $27.26        6,922         -     (4,210)        (175)      2,537    $    27.26        2,537
Dividend Reinvestment Plan                  -        7,014         -     (1,207)           -       5,807            -             -
Option plans of acquired
  companies
    Options granted             $6.17-$26.00         3,870         -     (1,277)        (114)      2,479    $    16.24        2,437
    Options granted             $1.73-$52.07         2,547       931     (1,203)         (79)      2,196    $    21.34        2,196
    Options granted             $3.41-$31.57         1,852         -     (1,291)         (35)        526    $    15.53          526
    Options granted             $2.99-$4.20             18         -         (2)          (6)         10    $     3.90           10
    Options granted             $51.76-$295.13         136         -          -          (15)        121    $   126.67          121
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK SPLIT
      All common stock and per share data has been restated to reflect a two-for one stock split that was paid on July 31, 1997.
OPTION AND OTHER PLANS
      Under the terms of the 1984, 1988, 1992 and 1996 Master Stock Plans (the "Plans"), stock options may be periodically granted to key personnel at a price not less than the fair market value of the shares at the date of grant. The exercise periods for options granted under the Plans are (i) determined at the date of grant, (ii) not exercisable for one year following the date of grant, and (iii) for periods no longer than ten years.
      Restricted stock may also be granted under the Plans. The stock is subject to certain restrictions over a specified period (generally, five years), during which time the holder is entitled to full voting rights and dividend privileges. Compensation cost recognized for restricted stock during 1997 and 1996 was $43 million and $23 million, respectively.
      Employees, based on their eligibility and compensation, were granted options to purchase shares of common stock under the 1996 Employee Stock Purchase Plan (the "Plan") at a price equal to 85 percent of the fair market value of the shares as of the Plan date. From the Plan date, and generally for approximately a two-year period thereafter, employees have the option to purchase all or a portion of the optioned shares. The Plan provides that at the end of such two-year period (the "Final Purchase Date"), the option price will be the lesser of 85 percent of the fair market value as of the Plan date or 85 percent of the fair market value as of the Final Purchase Date.
      Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividends and optional cash payments are used to purchase Parent Company common stock.
      Under the terms of the Parent Company's merger agreements with certain acquired companies, all options with respect to their common stock were converted into options to purchase Parent Company common stock.
      In accordance with a Shareholder Protection Rights Agreement dated December 18, 1990, as amended, the Parent Company issued a dividend of one right for each share of Parent Company common stock outstanding as of such date. These continue to attach to all common stock issued after December 18, 1990. The rights will become exercisable if any person or group commences a tender or exchange offer that would result in (i) their becoming the beneficial owner of 15 percent or more of the Parent Company's common stock, or (ii) any person being determined by the Federal Reserve Board to control the Corporation within the meaning of the Bank Holding Company Act of 1956, as amended.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


      The rights will also become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Parent Company's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $105.00, a number of shares of the Parent Company's common stock (or at the option of the Board of Directors, shares of junior participating class A preferred stock) having a market value of twice the exercise price. If any person or group acquires beneficial ownership of between 15 percent and 50 percent of the Parent Company's common stock, the Board of Directors may, at its option, exchange for each outstanding right (other than rights owned by such person or group) either two shares of common stock or two one-hundredths of a share of junior participating class A preferred stock having economic and voting terms similar to two shares of common stock. The rights are subject to adjustment if certain events occur, and they will expire on December 28, 2000, if not redeemed or terminated sooner.
      On January, 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as amended ("FAS 123"), which requires either the (i) fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans, or (ii) impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"). The Corporation has elected to continue such accounting under the provisions of APB 25. As determined in accordance with FAS 123, certain pro forma information which is based on the estimated fair value of the Corporation's outstanding stock options for each of the three years ended December 31, 1997, 1996 and 1995, is as follows: pro forma net income, $1.865 billion, $1.552 billion and $1.508 billion, respectively; pro forma basic earnings per common share, $2.98, $2.51 and $2.43, respectively; and pro forma diluted earnings per common share, $2.94, $2.48 and $2.37, respectively. The Black-Scholes option pricing model methodology was used in preparing such pro forma information. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Corporation's stock options.
CAPITAL RATIOS
      Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4 percent and a minimum ratio of total capital to risk-weighted assets of 8 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3 percent to 5 percent.
      At December 31, 1997, the Corporation's tier 1 capital ratio, total capital ratio and leverage ratio were 8.41 percent, 13.40 percent and 6.81 percent, respectively. At December 31, 1996, such ratios were 7.33 percent,
12.33 percent and 6.13 percent, respectively. The Corporation does not anticipate or foresee any conditions that would reduce such ratios to levels at or below minimum or that would cause its deposit-taking banking affiliates to be less than well capitalized.
      Additional information related to the consolidated capital ratios of the Corporation for each of the years in the two-year period ended December 31, 1997, can be found in "Management's Analysis of Operations" - "Stockholders' Equity; Regulatory Capital" on page 22 and in Table 18 on page T-15, which are incorporated herein by reference.

EARNINGS PER COMMON SHARE
      The reconciliation between basic and diluted earings per common share is below.








                                                                                                   Years Ended December 31,
                                                                                  -----------------------------------------

(Dollars in millions, except per share data)                                             1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Basic
  Net income                                                                    $       1,896          1,624         1,541
  Preferred stock dividends                                                                 -             (9)          (26)
---------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                                    $       1,896          1,615         1,515
===========================================================================================================================
Basic earnings per common share                                                 $        3.03           2.61          2.44
===========================================================================================================================
Average common shares (In thousands)                                                  625,649        619,237       619,777
===========================================================================================================================
Diluted
  Net income applicable to common stockholders                                  $       1,896          1,615         1,515
  Dividends on convertible preferred stock                                                  -             -              9
---------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                                    $       1,896          1,615         1,524
===========================================================================================================================
Diluted earnings per common share                                               $       2.99            2.58          2.38
===========================================================================================================================
Average common shares (In thousands)                                                  625,649        619,237       619,777
  Options                                                                               8,123          5,987         8,577
  Convertible preferred stock                                                               -              -         8,832
---------------------------------------------------------------------------------------------------------------------------
Average common shares - diluted (In thousands)                                        633,772        625,224       637,186
===========================================================================================================================


                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 14: PERSONNEL EXPENSE


Personnel expense for each of the years in the three-year period ended December 31, 1997, is presented below.




                                                                                         Years Ended December 31,
                                                                           ---------------------------------------

(In millions)                                                                      1997          1996         1995
------------------------------------------------------------------------------------------------------------------
Salaries                                                                   $      2,221         1,994        1,811
Pension cost                                                                         51            59           29
Savings plan                                                                         66            61           60
Other benefits                                                                      378           337          307
------------------------------------------------------------------------------------------------------------------
        Total                                                              $      2,716         2,451        2,207
------------------------------------------------------------------------------------------------------------------



      Pension expense for nonqualified plans was $19 million, $13 million and $12 million for the years ended December 31, 1997, 1996 and 1995, respectively.
      The accumulated benefit obligation for nonqualified plans was $121 million, $101 million and $62 million for the years ended December 31, 1997, 1996 and 1995, respectively, including vested benefits of $120 million, $100 million and $61 million, respectively. Such plans have no assets. The assumed rates used in actuarial computations were the same as those used in the qualified pension plan computations.
      The Corporation has tax-qualified defined benefit pension plans (together, the "Plan") covering substantially all of its employees with one year of service. The benefits are based on years of service and the employee's highest five-year average compensation. Contributions are made each year to a trust in an amount that is determined by an actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Corporation's tax return.
      At December 31, 1997, Plan assets include U.S. Government and Government agency securities, equity securities and other investments. Also included are two million shares of the Parent Company's common stock. All Plan assets are held by First Union National Bank (North Carolina) (the "Bank") in a Bank-administered trust fund.
      The Plan's funded status for each of the years in the three-year period ended December 31, 1997, is presented below.




                                                                                                           Years Ended December 31,
                                                                                           ----------------------------------------

(In millions)                                                                                      1997          1996         1995
-----------------------------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
Accumulated benefit obligation including vested benefits of $844, 1997; $746, 1996;
  and $679, 1995                                                                           $        909           807          739
-----------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date                                        (1,139)       (1,006)        (934)
Plan assets at fair value                                                                         1,400         1,214        1,069
-----------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                               261           208          135
Prior service cost                                                                                   33            38           42
Unrecognized net loss from past experience different from that assumed and effects
  of changes in assumptions                                                                          85           109          154
Unrecognized net transition asset                                                                   (17)          (21)         (25)
-----------------------------------------------------------------------------------------------------------------------------------
        Prepaid pension cost included in other assets                                      $        362           334          306
-----------------------------------------------------------------------------------------------------------------------------------
ASSUMED RATES USED IN ACTUARIAL COMPUTATIONS
Discount rate at beginning of year                                                           7.50-7.75%     7.00-7.50    8.25-8.75
Discount rate at end of year                                                                      7.25      7.50-7.75    7.00-7.50
Weighted average rate of increase in future compensation levels                                   4.25      4.50-5.00    4.50-5.00
Long-term average rate of return                                                             8.50-9.00%          8.50    8.50-9.75
-----------------------------------------------------------------------------------------------------------------------------------

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


 Certain components of net pension cost for each of the years in the three-year period ended December 31, 1997, are presented below.





                                                                                Years Ended December 31,
                                                                   -------------------------------------

(In millions)                                                            1997          1996        1995
--------------------------------------------------------------------------------------------------------
NET PENSION COST
Service cost-benefits earned during the period                   $         63            64          43
Interest cost on projected benefit obligation                              75            67          60
Actual (return) on Plan assets                                           (215)         (110)       (154)
Net amortization and deferral                                             109            26          68
--------------------------------------------------------------------------------------------------------
        Net pension cost                                         $         32            47          17
--------------------------------------------------------------------------------------------------------


      The Corporation and its subsidiaries provide certain health care and life insurance benefits for retired employees. Substantially all the Corporation's employees may become eligible for these benefits if they reach retirement age while working for the Corporation. Life insurance benefits are provided through an insurance company. Medical and other benefits are provided through a tax-exempt trust formed by the Corporation. The Corporation recognizes the cost of providing these benefits by expensing annual insurance premiums, trust funding allocations and administrative expenses.
      The amount expensed for group insurance for active employees in 1997, 1996 and 1995 was $118 million, $117 million and $106 million, respectively.
      The status of postretirement benefits other than pensions and certain amounts recognized in the Corporation's consolidated financial statements for each of the years in the three-year period ended December 31, 1997, are presented below.




(In millions)                                                                                      1997           1996        1995
-----------------------------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF POSTRETIREMENT BENEFITS OBLIGATION
Retirees                                                                                   $        179            187         226
Fully eligible active employees                                                                       6              5           5
Other active participants                                                                            64             51          47
-----------------------------------------------------------------------------------------------------------------------------------
        Accumulated postretirement benefit obligation                                      $        249            243         278
-----------------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value                                                                             4              6           6
Projected benefit obligation in excess of plan assets                                      $        245            237         272
Unrecognized prior service cost                                                                     (11)             -          10
Unrecognized net gain (loss) from past experience different from that assumed and
  effects of changes in assumptions                                                                  58             41         (18)
Unrecognized net transition obligation                                                              (60)           (66)        (84)
-----------------------------------------------------------------------------------------------------------------------------------
        Accrued postretirement benefit cost                                                $        232            212         180
-----------------------------------------------------------------------------------------------------------------------------------
ASSUMED RATES USED IN ACTUARIAL COMPUTATIONS
Weighted average discount rate                                                                     7.25 %    7.50-7.75   7.00-7.50
Rate of increase in future compensation levels, depending on age                                   4.25           4.50   4.00-9.00
Health care cost trend rate
  Prior to age 65                                                                                  6.00          11.67        5.00-
                                                                                                               grading       12.25
                                                                                                               to 5.50
  After age 65                                                                                     5.00          10.67        5.00-
                                                                                                               grading
                                                                                                        %      to 5.50       11.25
-----------------------------------------------------------------------------------------------------------------------------------
EFFECT OF ONE PERCENT INCREASE IN HEALTH CARE COST TREND RATE
Service costs                                                                              $          -              -           -
Interest costs                                                                                        1              1           1
Accumulated postretirement benefit obligation                                              $         11             13          19
-----------------------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT COSTS
Service cost-benefits earned during the period                                             $          5              5           4
Interest cost on projected benefit obligation                                                        19             20          19
Actual (return) on Plan assets                                                                        -             (1)         (1)
Amortization of transition obligation                                                                 4              6           4
-----------------------------------------------------------------------------------------------------------------------------------
        Net cost                                                                           $         28             30          26
-----------------------------------------------------------------------------------------------------------------------------------

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 15: INCOME TAXES



      The Corporation accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
      The provision for income taxes for each of the years in the three-year period ended December 31, 1997, is presented below.





                                                                                             Years Ended December 31,
                                                                         ---------------------------------------------

(In millions)                                                                 1997                   1996        1995
----------------------------------------------------------------------------------------------------------------------
CURRENT INCOME TAX EXPENSE
Federal                                                                $       244                    283         416
State                                                                           25                     52          36
----------------------------------------------------------------------------------------------------------------------
        Total                                                                  269                    335         452
----------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX EXPENSE
Federal                                                                        520                    535         345
State                                                                           25                      5          51
----------------------------------------------------------------------------------------------------------------------
        Total                                                                  545                    540         396
----------------------------------------------------------------------------------------------------------------------
        Total                                                          $       814                    875         848
----------------------------------------------------------------------------------------------------------------------


      The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 1997, is presented below.



                                                                                                          Years Ended December 31,
                                                  --------------------------------------------------------------------------------

                                                                   1997                           1996                      1995
                                                  ----------------------         ----------------------    ----------------------
                                                              Percent of                     Percent of                Percent of
                                                                Pre-tax                        Pre-tax                   Pre-tax
(In millions)                                         Amount     Income              Amount     Income        Amount      Income
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      $      2,710                 $      2,499                 $     2,389
                                                  ===========                  ============                 ==========
Tax at federal income tax rate                  $        948       35.0  %   $        875       35.0 %    $       836        35.0%
Reasons for difference in federal income
  tax rate and effective tax rate
    Tax-exempt interest, net of cost to carry            (37)      (1.4)              (45)      (1.8)             (60)       (2.5)
    Non-taxable distributions from
      corporate reorganizations                         (155)      (5.7)                -          -                -           -
    State income taxes, net of federal tax
      benefit                                             32        1.2                37        1.5               57         2.4
    Goodwill amortization                                 45        1.6                37        1.5               33         1.4
    Change in the beginning-of-the-year
      deferred tax assets valuation allowance            (11)      (0.4)              (12)      (0.5)               3         0.1
    Other items, net                                      (8)      (0.3)              (17)      (0.7)             (21)       (0.9)
----------------------------------------------------------------------------------------------------------------------------------
        Total                                   $        814       30.0  %   $        875       35.0 %    $       848        35.5%
==================================================================================================================================

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax liabilities (assets) for each of the years in the three-year period ended December 31, 1997, are presented below.



                                                                                                         Years Ended December 31,
                                                                                    ---------------------------------------------

(In millions)                                                                            1997                   1996        1995
---------------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX LIABILITIES
Depreciation                                                                      $       263                     96          73
Unrealized gain on debt and equity securities                                             137                      1          84
Intangible assets                                                                         114                     97          77
Leasing activities                                                                      1,922                  1,367         857
Loan products                                                                              45                     24           7
Prepaid pension assets                                                                    130                    109          90
Loan loss reserve recapture                                                                30                     49          72
Other                                                                                      46                     67          66
---------------------------------------------------------------------------------------------------------------------------------
        Total deferred income tax liabilities                                           2,687                  1,810       1,326
---------------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX ASSETS
Provision for loan losses, net                                                           (587)                  (542)       (582)
Accrued expenses, deductible when paid                                                   (416)                  (291)       (286)
Foreclosed properties                                                                      (7)                    (9)        (16)
Sale and leaseback transactions                                                           (15)                   (10)        (17)
Deferred income                                                                            (8)                   (15)        (16)
Purchase accounting adjustments (primarily loans and securities)                          (79)                  (144)        (63)
Net operating loss carryforwards                                                          (71)                   (55)        (38)
First American segregated assets                                                               -                  (4)        (20)
Other                                                                                    (115)                   (87)        (57)
---------------------------------------------------------------------------------------------------------------------------------
        Total deferred income tax assets                                               (1,298)                (1,157)     (1,095)
---------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance                                                    24                     35          43
---------------------------------------------------------------------------------------------------------------------------------
        Net deferred income tax liabilities                                       $     1,413                    688         274
---------------------------------------------------------------------------------------------------------------------------------



 Changes to the deferred tax assets valuation allowance for each of the years in the three-year period ended December 31, 1997, are presented below.




                                                                                                            Years Ended December 31,
                                                                                               -------------------------------------

(In millions)                                                                                       1997           1996        1995
------------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance, beginning of year                                   $        35             43          37
Current year deferred provision, change in deferred tax assets valuation allowance                   (11)           (12)          3
Purchase acquisitions                                                                                     -           4           3
------------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance, end of year                                         $        24             35          43
------------------------------------------------------------------------------------------------------------------------------------


      A portion of the current year change in the net deferred tax liability (asset) relates to unrealized gains and losses on debt and equity securities available for sale. The related 1997, 1996 and 1995 deferred tax expense (benefit) of $136 million, $(83) million and $252 million, respectively, have been recorded directly to stockholders' equity. Purchase acquisitions also increased (decreased) the net deferred tax liability by $44 million, $(43) million and $1 million in 1997, 1996 and 1995, respectively.
      The realization of deferred tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in excess of $1.2 billion in the two-year federal carryback period and by expected future taxable income that will far exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to federal and state net operating loss carryforwards. To the extent that the valuation allowance attributable to purchase acquisitions of $22 million is subsequently recognized, such income tax benefit will reduce goodwill.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      At December 31, 1997, the Corporation has net operating loss carryforwards of $35 million which are available to offset future federal taxable income through 2007, subject to annual limitations. The Corporation also has net operating loss carryforwards of $1.7 billion, which are available to offset future state taxable income through 2012.
      Income tax expense related to securities available for sale transactions was $11 million, $14 million, and $14 million in 1997, 1996 and 1995, respectively. Income tax expense related to investment security transactions was $1 million, $1 million, and $2 million in 1997, 1996 and 1995, respectively.
      The Internal Revenue Service (the "IRS") is examining the Corporation's federal income tax returns for the years 1991 through 1996, and the IRS is examining federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1995, the IRS examination of the Corporation's federal income tax returns for the years through 1990 was settled with no material impact to the Corporation's financial position or results of operations. In 1996 and 1995, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the IRS with no significant impact on the Corporation's financial position or results of operations.



--------------------------------------------------------------------------------

NOTE 16: OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES

      The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit; standby and commercial letters of credit; forward and futures contracts; interest rate swaps; options, interest rate caps, floors, collars and swaptions; foreign currency and exchange rate swap commitments; commodity swaps; and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements.
      The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward and futures contracts, interest rate swaps, options, interest rate caps, floors, collars and swaptions, the contract or notional amounts do not represent the exposure to credit loss. The Corporation controls the credit risk of its forward and futures contracts, interest rate swap agreements, foreign currency and exchange rate swaps, and securities transactions through collateral arrangements, credit approvals, limits and monitoring procedures.
      Our policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of December 31, 1997, the total credit risk in excess of thresholds was $301 million. The fair value of collateral held approximated the total credit risk in excess of the thresholds.
      For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.
      The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. The amount of deferred gains and losses was $13 million and $7 million, respectively, at December 31, 1997. Net gains of $3 million will increase net interest income in 1998. Net gains of $3 million in the aggregate will increase net interest income in subsequent years.
      Additional information related to derivative financial instruments and financial instruments held or issued for the purposes of trading activity or other than for trading can be found below and in Tables 19 through Table 21 on pages T-16 through T-21, which are incorporated herein by reference.
      Off-balance sheet derivative and other financial instruments and their related fair values as of December 31, 1997 and 1996, are presented below.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



                                                               December 31, 1997              December 31, 1996
                                                 -------------------------------  -------------------------------

                                                                        Contract                        Contract
                                                             Estimated        or              Estimated       or
                                                 Carrying        Fair   Notional  Carrying       Fair   Notional
(In millions)                                      Amount       Value     Amount    Amount      Value     Amount
-----------------------------------------------------------------------------------------------------------------
 FINANCIAL INSTRUMENTS WHOSE
   CONTRACT AMOUNTS REPRESENT
   CREDIT RISK
   Commitments to extend credit                 $       -         208     63,832         -        151     52,243
   Standby and commercial letters of credit             -          59      5,983         -         49      5,176
 FINANCIAL INSTRUMENTS WHOSE
   CONTRACT OR NOTIONAL
   AMOUNTS EXCEED THE AMOUNT
   OF CREDIT RISK
   Forward and futures contracts
     Trading and dealer activities                     81          81     27,690        62         62     20,740
     Interest rate risk management
       Asset rate conversions                           -           1        725         -          1         57
       Asset hedges                                     -           -          -         -          5        662
       Rate sensitivity hedges                          -          (7)    14,301         -         (5)    29,612
   Interest rate swap agreements
     Trading and dealer activities                   (204)       (204)    42,424       (45)       (45)    24,110
     Interest rate risk management
       Asset rate conversions                           4         118     11,655         3        109     20,330
       Liability rate conversions                      12         263      6,883        21         90      7,811
   Purchased options, interest rate
     caps, floors, collars and swaptions
       Trading and dealer activities                  250         250     10,615        68         68      9,781
       Interest rate risk management
         Asset rate conversions                         3           2        500         5          5        550
         Liability rate conversions                     1           -        250         2          -        250
         Rate sensitivity hedges                       33          35      3,951         8          4     12,946
   Written options, interest rate caps,
     floors, collars and swaptions
       Trading and dealer activities                 (136)       (136)    12,692       (56)       (56)     9,668
   Foreign currency and exchange
     rate swap commitments
       Trading and dealer activities                   44          44      5,221         2          2      4,149
       Foreign currency risk management                 -           -         56         -          -          -
   Commodity swaps
     Trading and dealer activities                      -           -         24         3          3         67
   Commitments to purchase
     trading securities                                (1)         (1)       375        (2)        (2)       597
   Commitments to sell
     trading securities                         $      (1)         (1)     1,103         1          1        522
-----------------------------------------------------------------------------------------------------------------

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and they may require payment of a fee. Since many of the commitments are expected to expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements.
      Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $2.9 billion, guarantees extend for more than one year, and they expire in varying amounts primarily through 2019. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral supporting those commitments for which collateral is deemed necessary.
      Forward and futures contracts are contracts for delayed deliveries of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.
      The Corporation enters into a variety of interest rate contracts, including options, interest rate caps, floors, collars and swaptions written, and interest rate swap agreements, in its trading activities and in managing its interest rate exposure. Interest rate caps, floors, collars and swaptions written by the Corporation enable customers to transfer, modify or reduce their interest rate risk. Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or writer of the option. As a writer of options, the Corporation receives a premium at the outset and bears the risk of an unfavorable change in the price of the financial instrument underlying the option.
      Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Corporation also acts as an intermediary in arranging interest rate swap transactions for customers.
      Generally, futures contracts are exchange traded, and all other off-balance sheet instruments are transacted in the over-the-counter markets.
      In the normal course of business, the Corporation has entered into certain transactions that have recourse options. These recourse options, if acted on, would not have a material impact on the Corporation's financial position.
      Substantially all time drafts accepted by December 31, 1997, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve Bank balance requirements for the year ended December 31, 1997, amounted to $261 million. Minimum operating lease payments due in each of the five years subsequent to December 31, 1997, are as follows (in millions): 1998, $153; 1999, $136; 2000, $122; 2001, $108; 2002, $101; and subsequent years, $661. Rental expense for all operating leases for the three years ended December 31, 1997, was $227 million, 1997; $223 million, 1996; and $202 million, 1995.
      The Parent Company and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, based on the opinions of counsel, any such liability will not have a material impact on the Corporation's consolidated financial position.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 17: CARRYING AMOUNT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Information about the fair value of on-balance sheet financial instruments at December 31, 1997 and 1996, which should be read in conjunction with Note 16 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth below.




                                                                                December 31, 1997             December 31, 1996
                                                                     -----------------------------   ---------------------------

                                                                                        Estimated                     Estimated
                                                                         Carrying            Fair       Carrying           Fair
(In millions)                                                              Amount           Value         Amount          Value
--------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents                                          $       14,895          14,895         15,197         15,197
Trading account assets                                                      5,457           5,457          4,480          4,480
Securities available for sale                                              21,415          21,415         16,805         16,805
Investment securities                                                       2,175           2,322          2,501          2,636
Loans
  Commercial, financial and agricultural                                   28,046          28,119         25,928         26,239
  Real estate - construction and other                                      2,381           2,407          2,915          2,972
  Real estate - commercial mortgage                                         8,559           8,697          9,745          9,950
  Lease financing                                                           5,304           5,304          4,041          4,042
  Foreign                                                                   1,421           1,420          1,079          1,076
  Real estate - mortgage                                                   25,364          25,773         29,098         29,461
  Installment loans - Bankcard                                              2,708           2,751          5,620          5,669
  Installment loans - other and Vehicle leasing                            23,090          23,111         23,890         23,879
--------------------------------------------------------------------------------------------------------------------------------
        Loans, net of unearned income                                      96,873          97,582        102,316        103,288
  Allowance for loan losses                                                (1,212)              -         (1,502)             -
--------------------------------------------------------------------------------------------------------------------------------
        Loans, net                                                         95,661          97,582        100,814        103,288
--------------------------------------------------------------------------------------------------------------------------------
Other assets                                                       $        8,472           8,472          3,132          3,140
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                             21,753          21,753         20,383         20,383
  Interest-bearing deposits
    Savings and NOW accounts                                               30,118          30,118         28,869         28,869
    Money market accounts                                                  15,494          15,494         14,899         14,899
    Other consumer time                                                    29,231          29,648         33,541         33,983
    Foreign                                                                 2,483           2,483          1,897          1,897
    Other time                                                              3,810           3,835          3,113          3,129
--------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                                    102,889         103,331        102,702        103,160
Short-term borrowings                                                      27,357          27,357         24,987         24,987
Other liabilities                                                           3,690           3,690          2,779          2,779
Long-term debt                                                              8,042           8,322          8,060          8,195
Guaranteed preferred beneficial interests in Corporation's junior
  subordinated deferrable interest debentures                      $          991           1,064            495            500
--------------------------------------------------------------------------------------------------------------------------------

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 6.62 percent to 7.58 percent and
7.34 percent to 7.68 percent at December 31, 1997 and 1996, respectively, and for the retail portfolio from 8.05 percent to 14.71 percent and 8.35 percent to
14.14 percent, respectively.
      The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1997 and 1996. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.
      Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department, which includes mutual fund activities, that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred tax assets, premises and equipment, and goodwill. In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates, and they have not been considered in any of the estimates. The fair value of off-balance sheet derivative financial instruments has not been considered in determining on-balance sheet fair value estimates.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 18: FIRST UNION CORPORATION (PARENT COMPANY)

      The Parent Company's principal assets are its investments in its subsidiaries, interest-bearing balances with bank subsidiaries, securities purchased under resale agreements, securities available for sale and loans to subsidiaries. The significant sources of income of the Parent Company are dividends from its subsidiary bank holding companies, interest and fees charged on loans made to its subsidiaries, interest on eurodollars purchased from bank subsidiaries, interest on securities available for sale and fees charged to its subsidiaries for providing various services.
      In addition, the Parent Company serves as the primary source of funding for the mortgage banking and other activities of its nonbank subsidiaries, including First Union Capital Markets Corp. Lines of credit in the aggregate amount of $350 million are available to the Parent Company at an annual facility fee of 8.00 basis points to 18.75 basis points and a utilization fee of 6.25 basis points. The facility fee is based on the daily average commitment amount, and the utilization fee is based on the daily average principal amount outstanding. Generally, interest rates will be determined when credit line usage occurs, and they will vary based on the type of loan extended to the Parent Company. The lines of credit expire in December 1998.
      Certain regulatory and other requirements restrict the (i) lending of funds by the bank subsidiaries to the Parent Company and to the Parent Company's nonbank subsidiaries, and (ii) amount of dividends that can be paid to the Parent Company by the bank subsidiaries and certain of the Parent Company's other subsidiaries. On December 31, 1997, the Parent Company was indebted to subsidiary banks in the amount of $375 million that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities available for sale, loans, premises and equipment and was payable on demand. On such date, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries in the amount of $139 million that, under the terms of a revolving credit agreement, were collateralized by securities available for sale and certain loans and were payable on demand.
      Industry regulators limit dividends that can be paid by the Corporation's subsidiaries. National banks are limited in their ability to pay dividends in two principal ways. First, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of the bank's allowance for loan losses; and second, in any year, dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. The Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $426 million at December 31, 1997, for the payment of dividends to the Parent Company without such regulatory or other restrictions.
      Subsidiary net assets of $10.7 billion were restricted from being transferred to the Parent Company at December 31, 1997, under such regulatory or other restrictions. Dividends from subsidiaries includes $835 million in equity transfers to the Parent Company related to internal bank consolidations in 1997.
      At both December 31, 1997 and 1996, the estimated fair value of the Parent Company's loans was $2.7 billion.
      See Note 11 for information related to the Parent Company's junior subordinated deferrable interest debentures.
      The Parent Company's condensed balance sheets as of December 31, 1997 and 1996, and the related condensed statements of income and cash flows for the three-year period ended December 31, 1997, are presented below. The condensed financial statements of the Parent Company as of December 31, 1996, and for the two-year period then ended reflect the November 28, 1997, merger of Signet's parent company into the Parent Company on a net basis within the investment in wholly owned subsidiaries and equity in undistributed net income of subsidiaries line classifications, as appropriate.

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


CONDENSED BALANCE SHEETS



                                                                                                    December 31,
                                                                                            --------------------

(In millions)                                                                                   1997       1996
----------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing balances with bank subsidiary                                            $    4,215      2,160
Securities purchased under resale agreements                                                     381        306
----------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                        4,596      2,466
----------------------------------------------------------------------------------------------------------------
Securities available for sale (amortized cost $436 in 1997; $256 in 1996)                        437        265
Investment securities                                                                             28          -
Loans, net of unearned income ($1 in 1997 and $1 in 1996)                                        154        108
  Allowance for loan losses                                                                        -         (1)
----------------------------------------------------------------------------------------------------------------
        Loans, net                                                                               154        107
----------------------------------------------------------------------------------------------------------------
Loans due from subsidiaries
  Banks                                                                                        1,835      1,785
  Bank holding companies                                                                         174        311
  Other subsidiaries                                                                             494        512
Investments in wholly owned subsidiaries
  Arising from investments in equity in undistributed net income of subsidiaries
    Banks                                                                                      9,125      6,168
    Bank holding companies                                                                     2,357      5,288
    Other subsidiaries                                                                           619        513
----------------------------------------------------------------------------------------------------------------
                                                                                              12,101     11,969
  Arising from purchase acquisitions                                                             101         93
----------------------------------------------------------------------------------------------------------------
        Total investments in wholly owned subsidiaries                                        12,202     12,062
----------------------------------------------------------------------------------------------------------------
Other assets                                                                                     585        416
----------------------------------------------------------------------------------------------------------------
        Total                                                                             $   20,505     17,924
----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                           1          -
Commercial paper                                                                                 871      1,021
Other short-term borrowings with affiliates                                                      755        651
Other liabilities                                                                                704        203
Long-term debt                                                                                 5,121      4,607
Junior subordinated deferrable interest debentures                                             1,021        510
----------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                      8,473      6,992
Stockholders' equity                                                                          12,032     10,932
----------------------------------------------------------------------------------------------------------------
        Total                                                                             $   20,505     17,924
----------------------------------------------------------------------------------------------------------------

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF INCOME






                                                                                     Years Ended December 31,
                                                                                 -------------------------------

(In millions)                                                                        1997       1996       1995
----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                     $      177        158        134
Interest and dividends on securities available for sale                                26          8          4
Interest and dividends on investment securities                                         3          -          -
Other interest income from subsidiaries                                               172         73         84
----------------------------------------------------------------------------------------------------------------
        Total interest income                                                         378        239        222
----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on short-term borrowings                                                      82         68         71
Interest on long-term debt                                                            416        278        234
----------------------------------------------------------------------------------------------------------------
        Total interest expense                                                        498        346        305
----------------------------------------------------------------------------------------------------------------
Net interest income                                                                  (120)      (107)       (83)
Provision for loan losses                                                              (1)         -          -
----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                  (119)      (107)       (83)
----------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Dividends from subsidiaries
  Banks                                                                             1,601        610        508
  Bank holding companies                                                              452      1,693        275
  Other subsidiaries                                                                   25         15         10
Securities available for sale transactions                                              6          -         10
Investment security transactions                                                        3          -          -
Sundry income                                                                         537        362        320
----------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                    2,624      2,680      1,123
----------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE                                                                   468        316        279
----------------------------------------------------------------------------------------------------------------
Income before income taxes (benefits) and equity in undistributed
  net income of subsidiaries                                                        2,037      2,257        761
Income taxes (benefits)                                                                20        (18)       (14)
----------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries                    2,017      2,275        775
Equity in undistributed net income of subsidiaries                                   (121)      (651)       766
----------------------------------------------------------------------------------------------------------------
        Net income                                                                  1,896      1,624      1,541
Dividends on preferred stock                                                            -          9         26
----------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders                           $    1,896      1,615      1,515
----------------------------------------------------------------------------------------------------------------

                          AUDITED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS




                                                                                      Years Ended December 31,
                                                                                 -------------------------------

(In millions)                                                                        1997       1996       1995
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                     $    1,896      1,499      1,430
Adjustments to reconcile net income to net cash provided (used) by operating activities
    Equity in undistributed net income of subsidiaries                                121        776       (655)
    Accretion and revaluation losses on securities available for sale                   2          1         (4)
    Provision for loan losses                                                          (1)         -          -
    Securities available for sale transactions                                         (6)         -        (10)
    Investment security transactions                                                   (3)         -          -
    Depreciation and amortization                                                      13         10          6
    Deferred income taxes (benefits)                                                  (48)         5          1
    Other assets, net                                                                (114)       130       (294)
    Other liabilities, net                                                            497        (82)         1
----------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                   2,357      2,339        475
----------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                              161        104         99
  Purchases of securities available for sale                                         (335)      (171)      (125)
  Sales of investment securities                                                       18          -          -
  Purchases of investment securities                                                  (43)         -          -
  Advances to subsidiaries, net                                                       105       (328)      (595)
  Investments in subsidiaries                                                           6       (851)       363
  Longer-term loans originated or acquired                                           (382)      (244)      (101)
  Principal repaid on longer-term loans                                               336        212         97
  Purchases of premises and equipment, net                                            (18)       (26)        (7)
----------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                        (152)    (1,304)      (269)
----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Deposits                                                                              1          -          -
  Commercial paper                                                                   (150)        79        546
  Other short-term borrowings, net                                                    104        190        161
  Issuance of junior subordinated deferrable interest debentures                      511        510          -
  Issuances of long-term debt                                                         525        852      1,292
  Payments of long-term debt                                                          (15)      (287)      (272)
  Sales of common stock                                                               722        279        249
  Purchases of preferred stock                                                          -          -         (7)
  Redemption of preferred stock                                                         -       (109)         -
  Purchases of common stock                                                        (1,024)      (968)    (1,199)
  Cash dividends paid                                                                (749)      (620)      (529)
----------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                              (75)       (74)       241
----------------------------------------------------------------------------------------------------------------
        Increase in cash and cash equivalents                                       2,130        961        447
        Cash and cash equivalents, beginning of year                                2,466      1,505      1,058
----------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                 $    4,596      2,466      1,505
----------------------------------------------------------------------------------------------------------------
CASH PAID FOR
Interest                                                                       $      436        321        288
Income taxes                                                                          200        225        338
NONCASH ITEMS
Increase in investments in subsidiaries as a result of acquisitions of institutions
  for common stock                                                                      3      1,008        611
Assumption of long-term debt of liquidated affiliate                                    -          -         74
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Parent Company
      Securities available for sale                                                    (8)       (60)        27
      Other liabilities                                                                 4          3         24
    Parent Company subsidiaries
      Securities available for sale                                                   397       (153)       458
      Other assets                                                             $      133        (92)       136
----------------------------------------------------------------------------------------------------------------

[THREE POST CARDS WITH THE FOLLOWING INFORMATION APPEARS HERE]
[FRONT OF CARDS:]

DUPLICATE MAILINGS

Reduce your mail.

First Union seeks to eliminate mailing duplicate annual reports to its registered shareholders when possible. However, the annual report is an important document of disclosure that we are required to provide. We may eliminate the mailing of an annual report as outlined at right and with the signature of each registered shareholder named on the account. First Union is unable to change the mailing status of any account held through a bank, brokerage firm or other nominee.

Name(s)________________________________

Address________________________________

City/State/ZIP_________________________

Please print all information legibly and exactly as it appears on the stockholder account.

[ ]  The above is a new address. Please change your records.

[ ] I (we) have two stockholder accounts whose registration is identical. Please keep these accounts separate, but eliminate the mailing of an annual report to one of these identically registered accounts.

[ ] I (we) have two stockholder accounts whose registration is identical. Please consolidate these accounts so that I (we) will receive only one set of stockholder materials in the future.

[ ] There are two or more differently registered accounts receiving First Union stockholder information at the above address. Please eliminate the mailing of an annual report to the stockholder account specified above.

[ ] I (we) wish to begin receiving future annual reports via the First Union Web site. I understand that I may incur certain costs for Internet access or on-line time charged by my Internet access provider.

Signature(s)

______________________________

______________________________


Signatures are required for all of these requests. Each stockholder listed on the stockholder account must sign.

Should you require other maintenance on your stockholder account, please contact Shareholder Services at 800-347-1246 for assistance.

If you hold First Union Corporation through a bank, broker or other nominee, you will be unable to use this card to eliminate duplicate mailings. Please contact your bank or brokerage firm.

--------------------------------------------------------------------------------

ANNUAL REPORT IMPACT SURVEY

Rate this report.

To help us improve our ability to communicate effectively about your company's performance, progress and strategic plans, we would appreciate your completing and returning this survey about the 1997 Annual Report. Just fill it out and drop it in the mail. No postage is required.

Thank you for your investment in First Union.

On a scale of 1 to 5 (one being the lowest and five being the highest), please rate the following:

How clearly did the 1997 Annual Report tell you what you wanted to know about First Union?
--------------------------------------------------------------------------------
               1         2         3         4         5
--------------------------------------------------------------------------------

How well did the Annual Report meet your needs as an investor?
Some things to consider in answering this question: Do I understand clearly where First Union is heading? Did the Annual Report provide information that was of use to me in making my investment decision? Was it the "right" amount of detail?
--------------------------------------------------------------------------------
               1         2         3         4         5
--------------------------------------------------------------------------------

How well did this Annual Report help me understand First Union's corporate strategy?
--------------------------------------------------------------------------------
               1         2         3         4         5
--------------------------------------------------------------------------------

General Comments

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Thank you for your help and time. Please complete the following:
[ ]  I am an individual investor.  [ ] I am an institutional investor.
[ ]  I am a stock analyst.

--------------------------------------------------------------------------------
CAP ACCOUNT

You've put your
stock in First Union.

Now put it in
the CAP Account.

The CAP Account gives you access to dozens of brokerage* and banking services in one place -- with the advice you need to make the most of your money.

To open a CAP, CAP1 or CAP for Business Account, call 1-888-213-1352, visit a First Union Financial Center or visit CAP online at www.firstunion.com/CAP.

You can open a CAP Account with $15,000 or more in any combination of cash, stocks, bonds, mutual funds or certain other investments. Even your First Union self-directed IRA balance can be used to meet the CAP Account minimum balance requirement.

The CAP1 Account offers many of the same features as CAP, but with a lower annual fee and only $5,000 to open.

The CAP for Business Account has special benefits designed to meet the needs of our business clients.

*Brokerage services are offered through First Union Brokerage Services, Inc., a registered broker-dealer, member NASD, and separate non-bank affiliate of First Union Corporation.

Please rush me more information on:
[ ] The CAP Account
[ ] The CAP1 Account
[ ] The CAP for Business Account

Name________________________________________
Address_____________________________________
       _____________________________________
City/State/ZIP______________________________
Phone_______________________________________

Are you currently a First Union customer?   [ ] Yes    [ ] No

Investments in stocks, bonds and mutual funds.

---------------------------------------------------
ARE NOT FDIC         ARE NOT BANK        MAY LOSE
  INSURED             GUARANTEED           VALUE
---------------------------------------------------

[BACK OF CARDS:]


                         [BAR CODE        -------------
                          APPEARS          NO POSTAGE
                            HERE]           NECESSARY
                                            IF MAILED
                                             IN THE
                                          UNITED STATES
                                          -------------

--------------------------------------------------         [BAR CODE
BUSINESS REPLY MAIL                                        APPEARS HERE]
FIRST-CLASS MAIL   PERMIT NO. 1273   CHARLOTTE, NC
--------------------------------------------------

POSTAGE WILL BE PAID BY THE ADDRESSEE

FIRST UNION CORPORATION
INVESTOR RELATIONS NC0206
301 S. COLLEGE STREET
CHARLOTTE, NC 28254-0040

[POSTAGE ROUTING CODE APPEARS HERE]

[APPEARING ON RIGHT SIDE OF CARD ROTATED 90 DEGREES]

Please detach along perforated line.

--------------------------------------------------------------------------------


                         [BAR CODE        -------------
                          APPEARS          NO POSTAGE
                            HERE]           NECESSARY
                                            IF MAILED
                                             IN THE
                                          UNITED STATES
                                          -------------

--------------------------------------------------         [BAR CODE
BUSINESS REPLY MAIL                                        APPEARS HERE]
FIRST-CLASS MAIL   PERMIT NO. 1273   CHARLOTTE, NC
--------------------------------------------------

POSTAGE WILL BE PAID BY THE ADDRESSEE

FIRST UNION CORPORATION
CORPORATE RELATIONS NC0570
301 S. COLLEGE STREET
CHARLOTTE, NC 28254-0040

[POSTAGE ROUTING CODE APPEARS HERE]

[APPEARING ON RIGHT SIDE OF CARD ROTATED 90 DEGREES]

Please detach along perforated line.

--------------------------------------------------------------------------------


                         [BAR CODE        -------------
                          APPEARS          NO POSTAGE
                            HERE]           NECESSARY
                                            IF MAILED
                                             IN THE
                                          UNITED STATES
                                          -------------

--------------------------------------------------         [BAR CODE
BUSINESS REPLY MAIL                                        APPEARS HERE]
FIRST-CLASS MAIL   PERMIT NO. 1273   CHARLOTTE, NC
--------------------------------------------------

POSTAGE WILL BE PAID BY THE ADDRESSEE

FIRST UNION CORPORATION
CAP ACCOUNT ADMINISTRATION NC1164
301 S. COLLEGE STREET
CHARLOTTE, NC 28254-0040

[POSTAGE ROUTING CODE APPEARS HERE]

[APPEARING ON RIGHT SIDE OF CARD ROTATED 90 DEGREES]

Please detach along perforated line.

Stockholder Information

[APPEARING ON RIGHT SIDE OF PAGE ROTATED 90 DEGREES:]
Customers for Life

How To Reach Us


Financial Information

Analysts, stockholders and other investors seeking financial information about First Union should contact Alice Lehman, managing director of Corporate Relations and Investor Relations at 704-374-4139. News media and others seeking general information should contact R. Jeep Bryant, senior vice president for Corporate Communications, at 704-374-2957.

Print. Printed financial materials including our 1997 Annual Report on Form 10-K may be obtained from Investor Relations by calling 704-383-5401.

Internet. First Union's annual report and quarterly financial releases, as well as other company news releases, can be accessed through our website on the Internet at www.firstunion.com.

Fax-On-Demand. Call 1-800-283-6214 for the latest news announcements through FAX-On-Demand.

Stockholder Assistance

General information, including information about our dividend reinvestment program and direct deposit of dividends, may be obtained by calling Investor Relations at 704-374-6782.

If you have questions concerning your stockholder account, please call our transfer agent, First Union National Bank, at 1-800-347-1246. This is the place to call if you require a change of address, records or information about lost certificates, dividend checks or dividend reinvestment.

Customer Inquiries

Mail. If you need to contact our Corporate Headquarters, write First Union Corporation, One First Union Center, 301 South College Street, Suite 4000, 28288, or call 704-374-4880.

Internet. Our Internet address is: http://www.firstunion.com or via electronic mail: comments@firstunion.com.

Phone. Customers nationwide who wish to open a checking or savings account; transfer funds; apply for a mortgage, home equity or auto loan or lease; request credit cards; pay bills; and conduct other banking transactions may call toll-free at 1-800-413-7898.

Duplicate Copies Our goal is to reduce the expense associated with mailing financial reports to stockholders by receiving your authorization to mail only one per address. This authorization is strictly voluntary.

Annual Meeting
The annual meeting of stockholders will be at 9:30 a.m. on Tuesday, April 21, 1998, in the 12th floor auditorium of Two First Union Center, Charlotte, North Carolina.

Equal Opportunity Employer
First Union Corporation is an equal opportunity employer. All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers and all other personnel policies will continue to be free from discriminatory practices.


Securities Markets

First Union Corporation common stock is traded on the New York Stock Exchange under the symbol FTU. First Union's debt ratings are:

First Union Corporation
--------------------------------------------------------------------------------
                    Senior Debt     Subordinated Debt       Commercial Paper
--------------------------------------------------------------------------------
Standard & Poor's        A                A-                       A-1
Moody's                 A1                A2                       P-1
Thomson BankWatch       A+                 A                      TBW-1

First Union National Bank

-----------------------------------------------------------------------------------------------------------------
                    Long-Term Letters       Long-Term Certificates  Short-Term Letters    Short-Term Certificates
                       of Credit                   of Deposit           of Credit                of Deposit
-----------------------------------------------------------------------------------------------------------------
Standard & Poor's          A+                          A+                   A-1                      A-1
Moody's                   Aa3                         Aa3                   P-1                      P-1
Thomson BankWatch          -                           -                   TBW-1                    TBW-1

First Union Corporation
One First Union Center
Charlotte, NC 28288-0570

505097