Form 10-K, Exhibit 13
period 1998-12-31
FIRST UNION CORP
filed 1999-03-16
CIK 36995

FIRST
                                     UNION

                                                              1998 Annual Report

Your Guide to the Financial World

About the cover...
The image on the cover is from First Union's first national advertising campaign, "Your Guide to the Financial World," which ends with the message, "Come to the Mountain that is First Union. Or, if you prefer, the Mountain will come to you."

Dividend Growth
Current dividend annualized
(In dollars)

First Union has announced four dividend increases in the past 18 months. Including its predecessor Union National Bank, First Union has paid a dividend every year since 1910 and has increased the dividend at least annually for 21 consecutive years.


(A line chart appears here. See the table below for plot points.)

 78    79    80    81    82    83    84    85    86    87    88    89    90    91   92    93    94    95    96    97    98   Current
 .145  .155  .165  .18   .20   .225  .245  .29  .325   .385  .43   .50   .54   .56  .64   .75   .86   .98   1.10  1.22  1.58    1.88

Contents

At A Glance..................i

Letter To Our Stockholders...1

Index to Special Topics......6

Management's Analysis
of Operations................7

Glossary....................28

Financial Tables...........T-1

Management's Statement
of Responsibility..........C-1

Independent Auditors'
Report.....................C-2

Audited Financial
Statements.................C-3



Financial Highlights

                                                                                Percent
                                                Years Ended December 31,        Increase
-------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)            1998       1997        (Decrease)
-------------------------------------------------------------------------------------------
Financial Highlights
Net income before merger-related and
   restructuring charges (Operating earnings)          $  3,696      2,913          27%
After-tax merger-related and restructuring charges          805        204          --
-------------------------------------------------------------------------------------------
Net income after merger-related and
   restructuring charges                               $  2,891      2,709           7%

-------------------------------------------------------------------------------------------
Per Share Data
Diluted earnings
   Net income before merger-related and
     restructuring charges                             $   3.77       3.01          25%
   Net income after merger-related and
     restructuring charges                                 2.95       2.80           5
Basic earnings
   Net income before merger-related and
     restructuring charges                                 3.81       3.05          25
   Net income after merger-related and
     restructuring charges                                 2.98       2.84           5
Cash dividends                                             1.58       1.22          30
Book value                                                17.48      15.95          10
Year-end price                                         $60.8125    51.2500          19
Dividend payout ratio (Based on operating earnings)       41.24%     39.18          --
Average shares (In thousands)
   Diluted                                              980,112    966,792           1
   Basic                                                969,131    955,241           1
Actual shares (In thousands)                            982,223    960,984           2%

-------------------------------------------------------------------------------------------
Performance Highlights
Before merger-related and restructuring charges
   Return on average assets                                1.66%      1.49          --
   Return on average stockholders' equity                 22.81      20.24          --
   Overhead efficiency ratio                              57.09      56.78          --
Net charge-offs as a percentage of
   Average loans, net                                      0.48       0.65          --
   Average loans, net, excluding Bankcard                  0.32       0.31          --
Nonperforming assets to loans, net,
   and foreclosed properties                               0.62       0.75          --
Net interest margin                                        3.81%      4.53          --

-------------------------------------------------------------------------------------------
Cash Earnings (Excluding Other Intangible Amortization)
Before merger-related and restructuring charges
   Net income                                          $  3,982      3,156           26%
   Diluted earnings per share                          $   4.06       3.26           25
   Return on average tangible assets                       1.82%      1.64           --
   Return on average tangible stockholders' equity        32.83      27.97           --
   Overhead efficiency ratio                              54.60%     54.20           --%

-------------------------------------------------------------------------------------------
Year-End Balance Sheet Items
Securities available for sale                          $ 37,434     23,524          59%
Investment securities                                     2,025      3,526         (43)
Loans, net of unearned income                           135,383    131,687           3
Earning assets                                          202,046    176,302          15
Total assets                                            237,363    205,735          15
Noninterest-bearing deposits                             35,614     31,005          15
Interest-bearing deposits                               106,853    106,072           1
Long-term debt                                           22,949     13,487          70
Stockholders' equity                                   $ 17,173     15,269          12%

First Union Across The Nation

--------------------------------------------------------------------------------
Legend

o          Bank Branches
[ ]        First Union Capital Markets Group
(triangle) First Union Home Equity Bank, N.A.
*          First Union Mortgage Corporation
(diamond)  The Money Store

Banking Units

Florida
Branches: 666
ATMs: 735
Market Share: 16.91%
Ranking:  No. 2

Pennsylvania
Branches: 378
ATMs: 565
Market Share: 15.88%
Ranking:  No. 1

New Jersey
Branches: 375
ATMs: 613
Market Share: 13.90%
Ranking:  No. 2

North Carolina
Branches: 235
ATMs: 341
Market Share: 13.98%
Ranking:  No. 3

Virginia
Branches: 188
ATMs: 279
Market Share: 13.17%
Ranking:  No. 3

Georgia
Branches: 135
ATMs: 359
Market Share: 9.35%
Ranking:  No. 4

Connecticut
Branches: 96
ATMs: 114
Market Share: 6.84%
Ranking:  No. 4

Maryland
Branches: 87
ATMs: 120
Market Share: 7.88%
Ranking:  No. 5

South Carolina
Branches: 59
ATMs: 82
Market Share: 6.84%
Ranking:  No. 4

New York
Branches: 55
ATMs: 72
Market Share: 2.00%
Ranking:  No. 13

Tennessee
Branches: 46
ATMs: 61
Market Share: 2.75%
Ranking:  No. 7

Washington, D.C.
Branches: 29
ATMs: 61
Market Share: 17.00%
Ranking:  No. 3

Delaware
Branches: 22
ATMs: 58
Market Share: 1.85%
Ranking:  No. 8


Source: SNL Securities;
market share data represent
deposits at June 30, 1998.

(A map of the United States appears here, depicting all of First Union's branches.)

At A Glance

(Photo of a skyscraper with clouds in the background appears here.)

First Union Corporation, founded in 1908 as Union National Bank in Charlotte, North Carolina, has grown from the nation's 50th largest banking company in 1984 with $7.3 billion in assets to the sixth largest in the nation, with $237 billion in assets. In addition to $135 billion in loans and $142 billion in deposits, First Union had $621 billion in assets under care and $153 billion in assets under management at year-end 1998.
       First Union has the nation's third largest branch network in a marketplace that covers more than a third of the population of the United States. Beginning in 1985, First Union embarked on a growth strategy that provided geographic diversification as we entered Florida, South Carolina, Georgia and Tennessee. Eight years later, we entered the Middle Atlantic region with Virginia, Maryland and Washington, D.C. In 1996 we added New Jersey, New York, Pennsylvania, Connecticut and Delaware to our marketplace. This expansion has given First Union the largest domestic deposit share from Connecticut to Florida and a commanding share of the nation's middle-market commercial relationships.
       In 1994 we began expanding the definition of a "bank" by diversifying into higher growth businesses such as mutual funds and other investment products for individual customers, and capital markets products and services for corporate customers. We provide an integrated approach that offers everything from commercial loans and cash management to loan syndications, asset securitizations, merger and acquisition advisory services, and debt and equity underwritings.
       We serve nearly 10 million households, which translates into 16 million customers, who may access their account information and purchase financial products at any of our 2,400 retail offices; 3,500 automated teller machines (the nation's fifth largest ATM network); through the Internet at www.firstunion.com; through First Union Direct at 1-800-413-7898; or they may manage their investments through our 4,300 licensed representatives -- the nation's ninth largest brokerage affiliation.

At A Glance                                                                    i

Corporate Overview

--------------------------------------------------------------------------------
Key Year-End Data

Assets
$237 billion

Loans
$135 billion

Deposits
$142 billion

Stockholders' Equity
$17 billion

Customer Relationships
16 million

Asset Ranking
Sixth largest in nation

Corporate Headquarters
Charlotte, North Carolina


--------------------------------------------------------------------------------
Metropolitan Market Share

First Union ranks number 1, 2 or 3 in deposit share in 18 East Coast metropolitan areas.

(A map appears here depicting the following cities:)

Scranton, PA                  Middlesex County, NJ
Allentown, PA                 New Haven, CT
Philadelphia, PA              Newark, NJ
Roanoke, VA                   Monmouth County, NJ
Johnson City, TN              Washington, D.C.
Tampa, FL                     Charlotte, NC
Sarasota, FL                  Jacksonville, FL
Miami, FL                     Orlando, FL
                              West Palm Beach, FL
                              Fort Lauderdale, FL



Per Capita Income by Metropolitan Area

Eight of the ten metro areas with highest per capita income are in First Union's marketplace.
                                           Per Capita           % of U.S
                                      Personal Income            Average
--------------------------------------------------------------------------------

San Francisco, CA                            $ 39,746              163%
New Haven - Bridgeport - Stamford -
   Danbury - Waterbury, CT                     38,962              159
West Palm Beach - Boca Raton, FL               38,081              156
San Jose, CA                                   35,395              145
Bergen - Passaic, NJ                           35,371              145
Naples, FL                                     34,830              143
Middlesex - Somerset - Hunterdon, NJ           34,366              141
Trenton, NJ                                    34,292              140
Newark, NJ                                     33,952              139
Nassau-Suffolk, NY                           $ 33,837              138%

Source: U.S. Department of Commerce, Bureau of Economic Analysis.


Greatest Concentration of Companies
(With Annual Sales $20mm-$250mm+)
First Union's regions account for 33 percent of the nation's middle-market companies.*

(A line graph appears here. See the table below for plot points.)

South Atlantic           19%
Middle Atlantic          14%
East North Central       17%
Pacific                  15%
West South Central       11%
West North Central        7%
Mountain                  6%
East South Central        6%
New England               5%

*First Union is primarily located in the South Atlantic region (DE, FL, GA, MD, DC, NC, SC, VA) and Middle Atlantic region (NJ, NY, PA), as well as Connecticut and Tennessee, which are in other regions as defined by the U.S. Statistical Abstract.

Source: Dun & Bradstreet 1998.

ii                                                                   At A Glance

Business Segments -- Introduction
--------------------------------------------------------------------------------

Execution is Key
       We believe that First Union is unique in successfully combining the cultures of traditional banking and investment banking. But such teamwork does not just happen. We have created an organizational structure that encourages the entire team to work in our customers' best interests. We work hard to select the right people who are comfortable in our relationship-oriented culture, which rewards doing what is right for the customer and the company. We also devote a significant amount of senior management attention to making this work. And we provide many hours of training on product knowledge to enhance our marketing culture.
       We believe we have the talent, products and resources to focus the right skills on solutions for customers. The investments of the past five years have put us in position to maximize the potential of our organization both in terms of profitability and in terms of leveraging our relationships for the long term.
       Today, First Union is essentially divided into two parts -- wholesale operations that serve business customers, corporate clients and institutions, and retail operations devoted to individual customers. Increasingly, we deliver the "bank" right to the customers' doorsteps, telephones or personal computers. And we go beyond traditional banking products to help customers meet their financial goals throughout the various needs and stages of their lives.

Business Segment Contributions to Profitability
Net Income*
(Percent)

(A pie chart appears here. See the table below for plot points.)

Commercial Bank          19%
Capital Markets          20%
Consumer Bank            34%
Capital Management       12%
Treasury/Nonbank**       15%

* Before special charges.
**Includes securities gains.

--------------------------------------------------------------------------------
Strategic Priorities

[ ] Meet our financial performance objectives over the long term and create unparalleled stockholder value;

[ ] Build fee-based lines of business that complement our traditional banking businesses; and

[ ] Provide the best access to the best products in each customer's best interests.


Business Segments Contents

Wholesale Strategy..........iv

Commercial Bank..............v

Capital Markets.............vi

Retail Strategy............vii

Consumer Bank.............viii

Capital Management..........ix


At A Glance                                                                  iii

Business Segments -- Wholesale Strategy

--------------------------------------------------------------------------------
Maximizing Our Potential
       On the wholesale side, First Union has staked out a competitive edge by focusing primarily on the mid-sized commercial market we have served for so long. We have developed a full range of products, from traditional loans and cash management services, to asset-based financing, to alternative financing solutions in the global financial markets. Our international operations focus on trade finance, payment and processing services for the world's financial institutions, United States importers and exporters, and subsidiaries of foreign corporations in the United States. Our wholesale approach builds on a foundation of long-term relationships.
       We benefit from operating in a region that encompasses more than a third of the nation's businesses and population. Our East Coast market, stretching from Connecticut to Florida, generates 36 percent of the nation's Gross Domestic Product. Per capita income in this region is 109 percent of the national average. We have relationships with a third of the middle-market companies in this market, and the potential for growth remains strong as we supply a full range of products and services to business customers in the under-served middle market, our longtime strength and focus.
       We bring the full force of seasoned professionals to serve our middle-market customers. The long-term relationships we have developed are the linchpin between our capital markets product specialists and our commercial bank relationship managers. In addition we reach a national client base through targeted specialized industries.
       Our approach has moved beyond a transaction orientation of selling products, one at a time. We focus on providing tailor-made solutions in the customers' best interests, whether they are a small business owner, a middle-market firm or a large corporate entity. Our goals are to anticipate customers' needs at each stage of the corporate life cycle and to support those customers with technology, products, execution and expertise.
       We operate in a flexible, entrepreneurial manner. In other words, we provide customers with a totally seamless experience, no matter which part of the company has established the relationship. We strive to provide individually tailored solutions that meet the customer's financial objectives.


Commercial Bank
     Cash Management
     Deposits
     Small Business Loans
     Real Estate Loans
     C&I Loans and Leases
     International Trade Services
     Real Estate Conduit Loans
     And More...

Capital Markets
     Loan Syndications
     Private Placements
     Asset Securitizations
     Leveraged Financings
     Commercial Real Estate
     Asset-Based Lending
     Merchant Banking
     Risk Management
     M&A Advisory Services
     High Yield Debt
     Equity Underwriting
     And More...

iv                                                                   At A Glance

Business Segments -- Commercial Bank

--------------------------------------------------------------------------------
Key 1998 Statistics
[ ]   Top 3 middle-market lender
[ ]   Top 5 small business lender
[ ]   Top 3 cash management bank based on revenue
[ ]   Top 5 ranking in all major cash management products

Products and Services
       Investments in new products and services, training and technology have turned our Commercial Bank into a more streamlined, cost-efficient and nimble organization, poised to maximize its potential both for our customers and our company.
       Our commercial products and services go beyond traditional lending to areas such as risk management, asset-based lending, property and casualty insurance, leasing, global cash management and international services. As our clients have grown, we have expanded our capabilities in partnership with the Capital Markets Group to meet the demand for investment banking and advisory services, and to provide more complex financing alternatives. In addition, the Commercial Bank also has developed close links with the Capital Management Group to provide commercial clients with corporate trust, pension plans, 401(k) plans and other retirement and business advisory services.

Relationship Approach

       Our relationship managers in our state branch network are committed to serving the full financial needs of commercial clients. Specialized relationship teams focus on sales and service. This support allows relationship managers to spend more time finding new opportunities and bringing fresh ideas to help customers expand their businesses. We have relationships with a third of the commercial businesses in our marketplace.

       Our Small Business Banking Division (SBBD) is focused primarily on meeting the loan origination and servicing needs of companies with annual sales up to $10 million and loan requests for $25,000 to $1 million. Referrals from our retail financial centers and from our commercial bankers are directed to our small business lenders in Charlotte, North Carolina; Tampa, Florida; and Philadelphia, Pennsylvania. These locations are staffed by experienced lenders who are committed to providing responses to customers within 24 hours. SBBD also has introduced new channels such as an interactive website and centralized telephone sales to cross-sell First Union's small business products and services. First Union had over $10 billion in small business loans in 1998, including $2.6 billion through the SBBD and the rest through other origination channels.

       In a technology-driven business, our Global Cash Management Division is committed to new product development, offering corporate customers a complete selection of innovative domestic and international treasury management services including electronic commerce, a full range of Internet- and PC-based services and nationwide lockbox processing. This Division supports the relationship sales effort of the Commercial Bank through sales consultants who are located throughout our marketplace and through a sales team dedicated to Capital Markets clients. Representing significant cross-sell potential, 63 percent of cash management customers use multiple services.

Strategy
       The Commercial Bank is focused on targeted programs to increase efficiency, product penetration and customer retention. First Union is one of the few banking organizations that provides commercial customers with single-view access to their accounts throughout the entire First Union market area. First Union is leveraging its return on capital by securitizing and selling certain commercial loans rather than retaining them on the balance sheet. While this reduces balance sheet loan growth, it also frees capital for investment in higher return alternatives and enables us to avoid stretching for loan growth when margins are thin.

Highlights
[ ] Revenue per relationship manager has increased from $587,000 in 1995 to $2.2 million in 1998.
[ ] Cash management revenue increased 10 percent from 1997, surpassing the industry average.

Selected Financial Data
(Dollars in millions)

                             1998        1997
------------------------------------------------------
Net Interest Income      $  1,965       2,020
Fee Income                    520         481
Noninterest Expense         1,256       1,314
Net Income               $    701         675
ROE                         20.31%      19.24


At A Glance                                                                    v

Business Segments -- Capital Markets

--------------------------------------------------------------------------------
Key 1998 Statistics
[ ] 2nd largest middle-market, lead-bank relationships in the First Union marketplace
[ ] No. 1 in merger and acquisition advisory services
    to middle market
[ ] No. 5 in leveraged loan syndications ("agent-only")
[ ] No. 6 in loan syndications ("agent-only")
[ ] No. 11 in lead-managed asset securitizations
[ ] No. 8 in traditional private placements
[ ] No. 4 in international trade services volume
[ ] No. 10 in municipal bond underwriting

Products and Services
       Our Capital Markets Group is a fully integrated investment banking and commercial banking firm that originates and distributes a full range of quality financial products and services to meet the individualized needs of corporate clients and institutional investors.
       Our investment bankers, industry specialists and capital market professionals team with commercial bank relationship managers to meet customers' objectives seamlessly. In addition to our geographic coverage on the East Coast, we reach a national client base with an in-depth focus on more than a dozen specialized industries. We provide full execution including corporate finance, equity research, merger and acquisition advisory services, and debt and equity financing in health care, communications and technology, insurance, utilities, textiles and home furnishings, retail, specialty finance, oil and gas, financial institutions, real estate and other industry specializations.
       We have built product and execution capabilities to match the evolution of our clients in every phase of the corporate life cycle, from raising capital to day-to-day operations; from corporate liquidity to asset management; and from risk management to restructuring and expansion. As companies grow, their needs become more complex. A relationship that begins with cash management and bank loans will evolve into more sophisticated financing solutions ranging from syndicated loans to equity needs and merger and acquisition advice.

Relationship Approach
       We have developed Capital Markets expertise as a natural extension of our commercial bank offerings, and our commercial bank relationships have been key to our success. The focus is on building long-term relationships rather than on one-time transactions. This approach is supported by an incentive compensation program and a cultural imperative that rewards teamwork in meeting clients' needs.


Strategy
       Our Capital Markets Group is committed to serving the full financial needs of middle-market corporate clients. We recruit and work to retain top industry professionals who share First Union's client focus. Our goals are to continue to grow and to strengthen product capabilities based on client demand. We intend to distinguish ourselves as the leading full-service financial company in combining the best of banking and the best of the securities business, and in serving customers' needs in a consistent manner.

Highlights
       Four 1998 acquisitions expanded our product line and added scale for our products and services:
[ ] We immediately began leveraging the equity underwriting capabilities of Wheat First Union with First Union's large corporate client base, and we provided debt financing to Wheat First Union clients.
[ ] With Bowles Hollowell Conner, merger and acquisition opportunities were immediately identified for First Union clients, and Capital Markets financings were completed for Bowles Hollowell Conner clients. We gained significant new relationships through access to Bowles' private equity group client base.
[ ] We provided a full range of products to the former CoreStates customer base, leveraging CoreStates' expertise in global trade finance with First Union's broader geographic coverage and Capital Markets capabilities.
[ ] We dramatically expanded our nationwide origination network and added increased geographical diversification through the June 1998 acquisition of The Money Store.

Selected Financial Data
(Dollars in millions)

                             1998        1997
-------------------------------------------------------
Net Interest Income      $  1,224       1,051
Fee Income                  1,134         740
Noninterest Expense         1,162         931
Net Income               $    732         655

ROE                         18.76%      23.59

vi                                                                   At A Glance

Business Segments -- Retail Strategy

--------------------------------------------------------------------------------
Redefining Retail Through Future Bank
       With 10 million retail customer households, First Union is the leading retail bank from Connecticut to Key West, Florida. This region, which boasts 35 million households and eight of the nation's highest per capita income metro areas, offers an attractive marketplace for our retail products and services. Our June 1998 acquisition of The Money Store establishes our position as the top home equity lender, and it allows us to meet the needs of a broader range of customers nationwide.
       With the implementation of our new retail Future Bank, First Union has taken an important step toward achieving our retail vision of being the world's most innovative financial services company. Traditional banking, with its emphasis on "order taking" and transaction volume, has been replaced by a new kind of retail service: fast, easy and convenient financial solutions delivered when, where and how our customers prefer.
       First Union is focused on gaining customers for life by offering a mix of superior products with innovative delivery. Through our Consumer Bank and Capital Management Group, we meet customers' lifetime financial needs with a full array of retail offerings from traditional checking and loan products to wealth management products and services including mutual funds, annuities, brokerage and personal trust.
       A cornerstone of our retail strategy is the use of advanced technology to enhance revenue growth and to improve customer service. The long-term competitive advantage created by our single-systems operating platform has paved the way for the development of cost-efficient delivery channels such as telephone banking, enhanced ATMs, card products and online banking as well as the rapid introduction of new products across all channels.
       First Union's technology edge is also helping to position our traditional branch network as a strong sales platform. The majority of administrative functions have been centralized at state-of-the-art call centers and other support units, allowing our sales force more time to focus on serving customers.
       With a unique blend of products, delivery and integrated technology, First Union provides seamless access to a lifetime of financial solutions for our customers. Through Future Bank, the embodiment of our customer-focused retail strategy, we have created a solid foundation for building lasting, mutually beneficial customer relationships.

Consumer Bank
     Consumer Deposits
     Student Loans
     Auto Finance
     Card Products
     Residential Mortgages
     Home Equity
     Other Retail Loans
     Mortgage Servicing
     And More...

Capital Management
     Personal Trust
     Brokerage Services
     CAP Accounts
     Mutual Funds
     Insurance
     IRAs
     401(k)
     Private Client Banking
     Corporate Trust
     Institutional Services
     Retail Money Manager
     Institutional Money Manager
     And More...

At A Glance                                                                  vii

Business Segments -- Consumer Bank

--------------------------------------------------------------------------------
Key 1998 Statistics
[ ]  No. 1 deposit share on the East Coast
[ ]  Nation's 3rd largest branch network
[ ]  Nation's 5th largest automated teller network
[ ]  Nation's top home equity lender
[ ]  Nation's 6th largest student loan originator
[ ]  Nation's 11th largest mortgage servicer
[ ]  Nation's 6th largest debit and ATM card issuer

Products, Services and Channels
       The implementation of Future Bank has allowed us to accelerate the momentum of our Consumer Bank by expanding our reach beyond that of brick and mortar. First Union's Consumer Bank is focused on providing innovative, expert and personalized solutions that take into account our customers' desire for convenience and control. To help meet our customers' lifetime financial needs, our Consumer Bank offers a robust product and service array, including deposit and savings accounts; first and second residential mortgages; installment loans; credit cards; auto loans and leases; and student loans.

       A hallmark of our Future Bank is the ability to let customers do business with us when, where and how they prefer. As a result, we offer our superior products and services through one of the nation's most comprehensive and flexible delivery networks that includes:

[ ] 2,400 full-service financial centers located in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C.;
[ ]  285 locations nationwide to support real estate secured lending;
[ ] An external sales force of nearly 200 professionals dedicated to bringing new business to First Union and to deepening relationships with existing customers;
[ ] More than 200 specialty branches targeting high concentrations of customers in convenient locations such as retirement communities;
[ ] Direct access, 24 hours a day, seven days a week, through First Union Direct, our telephone banking system. Calls are handled through state-of-the-art customer information centers that use advanced technology to provide seamless customer service; and
[ ] Additional technology-based delivery channels, including the personal computer, automated teller machine (ATM), and debit, chip and credit card products.


Strategy
       The Consumer Bank is helping to build lifetime customer relationships by providing a full range of superior products, flexible delivery and quality service across all channels. Industry observers have remarked that First Union's approach is unusual because the focus is on meeting customer needs rather than making the customer accept what the bank has to offer.

Highlights
       First Union Direct enables customers to conduct via telephone virtually any type of business transaction --from service to sales -- that would normally be performed at a branch. In 1998 First Union Direct handled more than 110 million calls, a 25 percent increase over 1997, and generated 12 percent of total corporate product sales. A multilingual call center was opened in September 1998.
       The popularity of First Union's online banking system continues to grow, with enrollment nearly tripling from 1997 to 1998. In September 1998, First Union became the country's first financial services provider to offer customers online bill presentment and payment.
       Mortgage loan production more than doubled the 1997 level, with a record $18 billion in 1998.
       The 1998 addition of The Money Store establishes our position as the nation's top home equity lender and the nation's sixth largest student loan originator, and it allows us to help more customers realize their financial dreams. To ensure that all of our customers receive the highest levels of service, First Union's fair lending programs and procedures extend across all channels, including The Money Store.

Selected Financial Data

(Dollars in millions)

                             1998        1997
-------------------------------------------------------
Net Interest Income      $  3,842       4,154
Fee Income                  2,102       1,535
Noninterest Expense         3,528       3,355
Net Income               $  1,247         997
ROE                         33.12%      28.52

viii                                                                 At A Glance

Business Segments -- Capital Management

--------------------------------------------------------------------------------
Key 1998 Statistics
[ ]  $153 billion in assets under management
[ ] $69 billion in First Union-advised mutual funds; the nation's 18th largest mutual fund family
[ ] 26 First Union-advised mutual funds rated "4" or "5" star by Morningstar rating service
[ ]  Nation's 9th largest brokerage
[ ] $38 billion in CAP account assets; 430,000 accounts; the nation's 6th largest asset management account
[ ]  $14 billion in IRA customer assets; 2nd largest bank-based IRA provider
[ ] $1.6 billion in annuity sales in 1998; the top bank in annuity sales for three consecutive years

Products, Services and Channels
       First Union's Capital Management Group provides the critical link between traditional banking and investing for our retail and institutional investors. With $153 billion in assets under management, we have built a leading asset management and distribution business that provides a one-stop marketplace for our customers' insurance, mutual funds, brokerage, retirement, and trust and estate planning needs. Most banks have traditionally offered checking, savings and credit services. What distinguishes First Union is our ability to complement these conventional offerings with sophisticated investment products and services that help our customers meet their lifetime financial needs.
       To reach a wide range of customers, we have created a multi-channel distribution system, including both bank-based and traditional brokerage. The January 1998 addition of the brokerage firm Wheat First Securities increased our sales force to more than 4,300 registered representatives in 23 states and Washington, D.C. First Union leads the industry in licensing Series 6 representatives in nearly all of our 2,400 financial centers, making our branch network another powerful distribution point for Capital Management products and services.
       We have developed the products, distribution channels and expertise to help customers manage their assets at all stages of their lives. For those who are just beginning to focus on their accumulation plans, we offer systematic investment plans (SIPs) requiring low minimum balances; self-directed as well as bank-managed IRAs; and other services. For customers who have accumulated substantial assets, we provide trust services; private client services; tax strategies; teams of sophisticated asset managers; and other specialized services.
       Recognizing the corporate life cycles of our institutional customers, we also offer a complete range of services including employee benefit plans and institutional custody, corporate trust, and institutional debt management, all of which are bolstered by the strength of First Union's well-developed wholesale operations.

Strategy
       The Capital Management Group is capitalizing on a unique product and distribution combination that allows us to meet customers' lifetime financial needs across a wide range of channels. By generating most of its revenue through fee income, our Capital Management Group helps diversify First Union's earnings stream to build stockholder value. In 1998 Capital Management fees reached $1.8 billion, or 29 percent of the total fee income produced by the corporation.

Highlights
       Our popular CAP account, which fully integrates traditional banking and brokerage services, has grown to more than $38 billion in assets and a customer base of over 430,000. In December 1998, we expanded the CAP product line to reach our Wheat First Union clients, offering customers full access to their accounts from any of First Union's ATMs and financial centers.
       The First Union-advised Evergreen and Mentor funds comprise one of the fastest-growing mutual fund families in the nation. With more than $69 billion in assets and more than 2.2 million stockholders, we are the 18th largest fund manager in the United States.
       For the past three years, First Union has led the banking industry in annuity sales, with a record $1.6 billion in sales in 1998. As part of our ongoing strategy to meet our customers' lifetime financial needs, we have developed a line of life insurance products, including term, universal, whole life and disability insurance. Long-term care and variable life insurance products were introduced in early 1999.

Selected Financial Data
(Dollars in millions)


                             1998        1997
-------------------------------------------------------
Net Interest Income      $    455         361
Fee Income                  1,791       1,125
Noninterest Expense         1,503         956
Net Income               $    455         326
ROE                         45.81%      45.97

At A Glance                                                                   ix

Community Focus
--------------------------------------------------------------------------------

(Graphic of city appears here)


Leading The Way
First Union In The Community

Innovation, Unwavering Focus, Leadership
       The same elements that have lifted First Union to record financial performance are also producing outstanding returns of a different sort: dividends to the community. We are leveraging First Union's strength as a leader in the financial services industry to enhance the communities we serve.
       In 1998 First Union directed more than $10 billion to community development activities, making us a national leader in promoting affordable housing and neighborhood revitalization. In addition First Union contributed more than $66 million to education, the arts, health and human needs and civic projects throughout our marketplace.
       But our commitment to the community cannot be measured in dollars alone. It is also reflected in the efforts of thousands of First Union employees who give generously of themselves -- both in and out of work -- to lead the way to stronger communities.

[ ] First Union received an "outstanding" rating in 1998 for its 1997 performance on meeting community credit needs -- the highest rating given by the United States Office of the Comptroller of the Currency (OCC). From financing daycare centers to bringing grocery stores back into local neighborhoods, we originated close to $500 million in community development loans in 1998.

[ ] To help families realize the dream of home ownership, First Union originated
    $1.9 billion in affordable home mortgages in 1998. Our creative mortgage products, which offer discounted interest rates and low down payment requirements, helped more than 20,500 families move into their own homes.

[ ] First Union is an industry leader in the financing of affordable rental housing. Since 1994 our Affordable Housing Group has committed $1.8 billion in equity and loans to projects that qualify for federal Low-Income Housing Tax Credits.

[ ] First Union is a leading financial resource for small business. With the additions of The Money Store and CoreStates, we became the nation's top Small Business Administration (SBA) lender in 1998, providing more than $465 million in SBA loans.

x                                                                    At A Glance

--------------------------------------------------------------------------------
[ ] As part of our community commitment, we provide financial education tools that focus on basic budgeting, money management, savings and investing. First Union provided more than $1 million to our nonprofit community partners in 1998 for homeownership and credit counseling.

[ ] First Union is marking ten years of promoting excellence in education through Education First. Created in 1989, this program emphasizes employee volunteerism and parental involvement in all areas of education, with a special focus on enhancing early childhood literacy.

[ ] During the 1997-98 school year, more than 21,000 First Union employees dedicated over 753,000 hours serving as volunteers in education. More than 40 percent of these hours were donated during the business day, thanks to First Union's long-standing Time Away From Work policy, which offers employees up to four hours of paid time off each month to volunteer in schools or to participate in community education programs.

[ ] Last year, First Union partnered with the Children's Literacy Initiative in
    Philadelphia and the Charlotte-Mecklenburg Schools in North Carolina to promote early childhood literacy. Through the Reading First program, First Union employee volunteers read aloud each week to pre-kindergarten children, and First Union donates quality books to their classrooms. During the 1998-99 school year, this program was expanded throughout the First Union franchise.

[ ] First Union ranks first among companies across the nation in employee support for the March of Dimes WalkAmerica. In 1998 more than 4,400 employees participated in marches across the country, raising over $1 million for their efforts.

1998 Community Development

(A pie chart appears here. See the table below for plot points.)

Affordable Housing                 46%
Small Business/Small Farm          35%
Consumer Credit                    14%
Community Development Loans         5%

1998 Charitable Contributions*

(A pie chart appears here. See the table below for plot points.)

Education                               27%
Civic and Community Improvement         25%
Arts and Culture                        18%
United Way                              15%
Health and Human Services               15%

* The First Union Foundation is a private, non-operating foundation that distributes First Union's charitable contributions. All funds contributed to the Foundation are disbursed in the forms of grants to eligible 501(c)(3) tax-exempt organizations throughout our twelve-state region and Washington, D.C. Grants are made to organizations in the categories of education; civic and community improvement; arts and culture; United Way; and health and human services.

--------------------------------------------------------------------------------
Ambassadors Council
Established in 1996, the Ambassadors Council is made up of community leaders appointed by First Union who advise us on enhancing development efforts in our communities. Current members include:

Janaka Casper
Executive Director,
VMH, Inc.
Christiansburg, Virginia

The Rev. Luis Antonio Cortes Jr.
President,
Nueva Esperanza
Community Development Corporation
Philadelphia, Pennsylvania

Catherine Dodd
Executive Director,
Woodbine Community Organization
Nashville, Tennessee

Hattie B. Dorsey
President and Chief Executive Officer,
Atlanta Neighborhood
Development Partnership, Inc.
Atlanta, Georgia

Arthur L. Fleming
Executive Director,
Community Financing Consortium, Inc.
West Palm Beach, Florida

Charles E. Gardner
Director of Community Service,
City of Greenville
Greenville, South Carolina

W. Retta Gilliam
Executive Director,
East of the River
Community Development Corporation
Washington, D.C.

Caroline E.W. Glackin
Executive Director,
First State Community Loan Fund
Wilmington, Delaware

Robert E. King
President,
Yearwood Center
Stamford, Connecticut

Abdul Rasheed
President and Chief Executive Officer,
North Carolina Community Development Initiatives, Inc.
Raleigh, North Carolina

Andrea Thomas-Reynolds
Executive Director,
Ogontz Avenue Revitalization Corporation
Philadelphia, Pennsylvania

Keith J. Richardson
Loan Officer,
North Philadelphia Financing Partnership
Philadelphia, Pennsylvania

Elizabeth Scott
Community Development Consultant,
Synergees, Inc.
Essex, Maryland

The Rev. William D. Watley, Ph.D.
Pastor,
Saint James AME Church
Newark, New Jersey


At A Glance                                                                   xi

Board of Directors

--------------------------------------------------------------------------------
Edward E. Barr
Chairman,
Sun Chemical Corporation
Fort Lee, New Jersey

G. Alex Bernhardt Sr.
Chairman and
Chief Executive Officer,
Bernhardt Furniture Company
Lenoir, North Carolina

W. Waldo Bradley
Chairman,
Bradley Plywood Corporation
Savannah, Georgia

Robert J. Brown
Chairman, President and
Chief Executive Officer,
B&C Associates, Inc.
High Point, North Carolina

Edward E. Crutchfield
Chairman and
Chief Executive Officer,
First Union Corporation
Charlotte, North Carolina

A. Dano Davis
Chairman and
Principal Executive Officer,
Winn Dixie Stores, Inc.
Jacksonville, Florida

Norwood H. Davis Jr.
Chairman and
Chief Executive Officer,
Trigon Healthcare, Inc.
Richmond, Virginia


R. Stuart Dickson
Chairman of
Executive Committee,
Ruddick Corporation
Charlotte, North Carolina

B.F. Dolan
Investor
Charlotte, North Carolina

Roddey Dowd Sr.
Chairman of
Executive Committee,
Charlotte Pipe and
Foundry Company
Charlotte, North Carolina

John R. Georgius
President and
Chief Operating Officer,
First Union Corporation
Charlotte, North Carolina

Arthur M. Goldberg
President and
Chief Executive Officer,
Park Place Entertainment Corporation
Chatham, New Jersey

William H. Goodwin Jr.
Chairman,
CCA Industries Inc.
Richmond, Virginia

Frank M. Henry
Chairman,
Frank Martz Coach Company
Wilkes-Barre, Pennsylvania

Ernest E. Jones
President and
Chief Executive Officer,
Private Industry Council
Philadelphia, Pennsylvania

Terrence A. Larsen
Retired Vice Chairman,
First Union Corporation
Philadelphia, Pennsylvania

Herbert Lotman
Chairman and
Chief Executive Officer,
Keystone Foods Corporation
Bala Cynwyd, Pennsylvania

Radford D. Lovett
Chairman,
Commodores Point
Terminal Corporation
Jacksonville, Florida

Mackey J. McDonald
Chairman, President and
Chief Executive Officer,
VF Corporation
Greensboro, North Carolina

Malcolm S. McDonald
Retired Chairman and
Chief Executive Officer
of First Union-Virginia
Richmond, Virginia

Patricia A. McFate
Senior Scientist,
Science Applications
International Corporation
McLean, Virginia


Joseph Neubauer
Chairman and
Chief Executive Officer,
ARAMARK Corporation
Philadelphia, Pennsylvania

Randolph N. Reynolds
Vice Chairman,
Reynolds Metals Company
Richmond, Virginia

James M. Seabrook
Chairman and
Chief Executive Officer,
Seabrook Brothers & Sons, Inc.
Seabrook, New Jersey

Ruth G. Shaw
Executive Vice President and
Chief Administrative Officer,
Duke Energy Corporation
Charlotte, North Carolina

Charles M. Shelton Sr.
General Partner,
The Shelton Companies
Charlotte, North Carolina

Lanty L. Smith
Chairman,
Precision Fabrics Group, Inc.
Greensboro, North Carolina
and Chairman,
The Greenwood Group, Inc.
Raleigh, North Carolina

Raymond W. Smith*
Chairman,
Rothschild North America, Inc.
New York, New York

Executive Officers

Edward E. Crutchfield
Chairman and
Chief Executive Officer

John R. Georgius
President and
Chief Operating Officer

Charles L. Coltman
Vice Chairman

G. Kennedy Thompson
Vice Chairman

B.J. Walker
Vice Chairman

Robert T. Atwood
Executive Vice President
and Chief Financial Officer

Marion A. Cowell Jr.
Executive Vice President,
Secretary and General Counsel

* Retired on January 1, 1999.

--------------------------------------------------------------------------------
Committees of the Corporate Board of Directors

Executive Committee
B.F. Dolan, Chairman
Edward E. Crutchfield
R. Stuart Dickson
Arthur M. Goldberg
William H. Goodwin Jr.
Radford D. Lovett
Joseph Neubauer
Charles M. Shelton Sr.
Lanty L. Smith
Raymond W. Smith*
Robert T. Atwood (staff)

Human Resources Committee
R. Stuart Dickson, Chairman
W. Waldo Bradley
Robert J. Brown
B.F. Dolan
Frank M. Henry
Herbert Lotman
Radford D. Lovett
Don R. Johnson (staff)

Nominating Committee
B.F. Dolan, Chairman
R. Stuart Dickson, Vice Chairman
G. Alex Bernhardt Sr.
Edward E. Crutchfield
William H. Goodwin Jr.
Radford D. Lovett
Mackey J. McDonald
Charles M. Shelton Sr.

Credit/Market Risk Committee
Lanty L. Smith, Chairman
Ruth G. Shaw, Vice Chairman
A. Dano Davis
Roddey Dowd Sr.
Arthur M. Goldberg
Raymond W. Smith*
Malcolm T. Murray Jr. (staff)
Louis A. Schmitt Jr.**(staff)

Financial Services Committee
William H. Goodwin Jr., Chairman
Charles M. Shelton Sr., Vice Chairman
G. Alex Bernhardt Sr.
Malcolm S. McDonald
Randolph N. Reynolds
James M. Seabrook
Robert T. Atwood (staff)
G. Kennedy Thompson (staff)

Audit Committee
Joseph Neubauer, Chairman
Mackey J. McDonald, Vice Chairman
Edward E. Barr
Norwood H. Davis Jr.
Ernest E. Jones
Patricia A. McFate
James H. Hatch (staff)
Peter J. Schild (staff)

** Retired on December 31, 1998.

xii                                                                  At A Glance

First Union Headquarters and Principal Subsidiaries

--------------------------------------------------------------------------------
Headquarters

First Union National Bank
One First Union Center
Charlotte, North Carolina
28288
704-374-6161


Regional
Headquarters

First Union-Atlantic
(Includes the states of
Delaware, New Jersey,
New York and Pennsylvania)
190 River Road
Summit, New Jersey 07901
973-565-3200

1339 Chestnut Street
Widener Building, 13th Floor
Philadelphia, Pennsylvania  19107
215-985-6000

First Union-Connecticut
300 Main Street
Stamford, Connecticut 06904
203-348-6211

First Union-Florida
225 Water Street
Jacksonville, Florida 32202
904-361-2265

First Union-Georgia
999 Peachtree Street
Suite 1200
Atlanta, Georgia 30309
404-827-7100

First Union-
North Carolina
One First Union Center
Charlotte, North Carolina 28288
704-374-6161

First Union-
South Carolina
Insignia Financial Plaza
One Insignia Place
Greenville, South Carolina 29601
864-255-8000

First Union-Tennessee
150 Fourth Avenue North
Nashville, Tennessee 37219
615-251-9200

First Union-Virginia, Maryland
and Washington, D.C.
7 North Eighth Street
P.O. Box 25970
Richmond, Virginia 23260
804-771-7729


Principal Subsidiaries

Congress Financial Corporation
Asset-based lending.
1133 Avenue of the Americas
New York, New York 10036
212-545-4437

First Union
Bank of Delaware
Full-service commercial bank.
One Rodney Square
Tenth and King Streets
Wilmington, Delaware
19801
302-888-7500

First Union
Brokerage Services, Inc.
Securities brokerage firm.
One First Union Center
Charlotte, North Carolina 28288
704-374-6927

First Union
Capital Markets Corp.
Provides a wide range of
investment banking, brokerage
and securities products and
services through its principal
divisions:  Bowles Hollowell
Conner, Wheat First Securities
and Wheat First Union.
One First Union Center
Charlotte, North Carolina 28288
704-715-1958

Bowles Hollowell Conner
101 South Tryon Street
Charlotte, North Carolina
28280
704-348-1000

Wheat First Securities
Riverfront Plaza
West Tower
901 East Byrd Street
Richmond, Virginia 23219
804-782-3758

Wheat First Union
Riverfront Plaza
West Tower
901 East Byrd Street
Richmond, Virginia 23219
804-649-2311

First Union
Capital Partners, Inc.
Investment and merchant
banking.
One First Union Center
Charlotte, North Carolina 28288
704-374-4656

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

First Union
Rail Corporation
Railcar leasing.
6250 River Road
Suite 5000
Rosemont, Illinois 60018
847-318-7575

The Money Store, Inc.
Provides home equity, student
and small business loans.
707 Third Street
West Sacramento, California 95605
916-617-2000

--------------------------------------------------------------------------------
Foreign Branches

Hong Kong, China
   (Restricted License Branch)
London, England
Nassau, Bahamas
Seoul, South Korea
Taipei, Taiwan


Representative Offices

Bangkok, Thailand
Beijing, China
Bogota, Colombia
Buenos Aires, Argentina
Cairo, Egypt
Dubai, United Arab Emirates
Hamburg, Germany
Hong Kong, China
Istanbul, Turkey
Jakarta, Indonesia
Johannesburg, South Africa
Kuala Lumpur, Malaysia
London, England
Madrid, Spain
Manila, Philippines
Mexico City, Mexico
Milan, Italy
Mumbai, India
Panama City, Panama
Paris, France
Santiago, Chile
Sao Paulo, Brazil
Seoul, South Korea
Shanghai, China
Singapore
Sydney, Australia
Taipei, Taiwan
Tokyo, Japan

At A Glance                                                                 xiii

Stockholder Information

--------------------------------------------------------------------------------
Financial Information

Analysts, stockholders and other investors seeking financial information about First Union should contact Alice Lehman, managing director of Corporate Relations, at 704-374-2137. News media and others seeking general information should contact R. Jeep Bryant, senior vice president, Corporate Relations, at 704-374-2138.

Print. Printed financial materials including our 1998 Annual Report on Form 10-K may be obtained from Investor Relations by calling 704-383-5401.

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

Customer Inquiries
Mail. If you need to contact our Corporate Headquarters, write First Union Corporation, One First Union Center, 301 South College Street, Suite 4000, Charlotte, North Carolina 28288, or call 704-374-4880.

Internet. Our Internet address is www.firstunion.com and our electronic mail address is comments@firstunion.com.

Phone. Customers nationwide who wish to open a checking or savings account; transfer funds; apply for a mortgage, home equity or auto loan or lease; request credit cards; pay bills; and conduct other banking transactions may call toll-free at 1-800-413-7898.

Annual Meeting

The annual meeting of stockholders will be at 9:30 a.m. on Tuesday, April 20, 1999, in the 12th floor auditorium of Two First Union Center, Charlotte, North Carolina.

Duplicate Copies
The Annual Report to Stockholders is an important disclosure document that securities laws require us to provide. However, we are looking for ways to reduce the expense associated with mailing financial reports. If you receive duplicate copies of the same report, it may be that you have more than one stockholder account whose registration is identical or two or more differently registered accounts receiving information at the same address. We can eliminate duplicate mailings only if we receive written authorization from each registered stockholder named on the account to mail only one report per address. Please send written authorization signed by each stockholder listed on the stockholder account to First Union National Bank Shareholder Services, 1525 West W.T. Harris Boulevard 3C3, Charlotte, North Carolina 28288-1153. Please include name, address, phone number, Social Security number or account number.

Equal Opportunity Employer
First Union Corporation is an equal opportunity employer. All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers and all other personnel policies will continue to be free from discriminatory practices.

Securities and Debt Ratings
First Union Corporation's senior long-term debt is rated A by Standard & Poor's; A1 by Moody's; and AA- by Thomson BankWatch, Duff & Phelps and Fitch IBCA. Subordinated debt is rated A- by S&P; A2 by Moody's; and A+ by Thomson BankWatch and Duff & Phelps. Commercial paper is rated A-1 by S&P; P-1 by Moody's; TBW-1 by Thomson BankWatch; and D-1 by Duff & Phelps.

First Union National Bank ratings for long-term letters of credit and certificates of deposit are A+ by S&P; Aa3 by Moody's; AA- by Duff & Phelps and by Fitch IBCA. Short-term letters of credit and certificates of deposit are rated A-1, P-1, TBW-1, D-1+ and F-1+ by S&P, Moody's, Thomson BankWatch, Duff & Phelps, and Fitch IBCA, respectively.


xiv                                   At A Glance

                                                      Letter To Our Stockholders

(A photo of the world appears here)

--------------------------------------------------------------------------------
Dear Stockholders,
       Our record financial results in 1998 clearly demonstrate the value of developing diversified sources of revenue and earnings. Let me simply lay out the numbers, based on operating earnings:

[ ] 25 percent growth in earnings per share-- third in earnings per share growth among the nation's 20 largest banking companies.

[ ]  22.81 percent return on average common equity -- third among the Top 20.

[ ]  45 percent growth in fee income -- leading the Top 20.

[ ]  57 percent overhead efficiency ratio -- eighth among the Top 20.

       In addition, in 1998 First Union continued to reward stockholders with the 21st year of increased dividends. In fact we raised the dividend four times in the previous 18 months. Our 47 percent increase from year-end 1997 represented the second best dividend growth among the Top 20. First Union, including its predecessor Union National Bank, has paid a dividend every year since 1910.
       Additionally we also have enhanced stockholder value by implementing a 50 million share buyback program announced in November 1998.
       First Union achieved Top 10 performance on all of our key performance goals in 1998, and we are committed to meeting our financial performance guidelines over the long term.


================================================================================
Record $3.7 Billion In Operating Earnings
     First Union's operating earnings were a record $3.7 billion in 1998, a 27 percent increase from $2.9 billion in 1997. On a per share basis, operating earnings increased 25 percent to $3.77 in 1998 from $3.01 in 1997, representing a return on average stockholders' equity of 22.81 percent and a return on average assets of 1.66 percent. At December 31, 1998, First Union had assets of $237 billion and stockholders' equity of $17 billion.
     Operating earnings represent earnings before merger-related and restructuring charges, which in 1998 were primarily associated with the April 28, 1998, acquisition of CoreStates Financial Corp. After these charges, earnings per share were $2.95 in 1998 compared with $2.80 in 1997.
================================================================================

Earnings Diversity
       The earnings and revenue diversity we enjoy today is the result of a strategic process begun five years ago to build a prototype financial services company for the future. Five years ago, we were good at gathering deposits and making plain vanilla loans. But the handwriting was on the wall. Individual customers were telling us they wanted mutual funds and other investment options. Commercial clients wanted alternatives to traditional financing vehicles,

Maximizing the Potential                                                       1

-------------------------------------------------
In 1998 First Union continued to reward
stockholders with the 21st year of increased
dividends. In fact, we raised the dividend four
times in the 18 months prior to year-end 1998.
-------------------------------------------------

such as loan syndication capability, and nonbank competitors were taking our most profitable customers.
       We moved very quickly to redefine First Union as a full-service financial company focused on producing diversified and stable earnings. Today I believe we have an entrepreneurial organization that, while larger, moves with great teamwork, flexibility and speed to serve the varied and evolving needs of our customers.

Reengineered Commercial Bank
       We have relationships with a third of the middle-market companies in our East Coast marketplace, and we saw there was high potential for deepening relationships with additional products and services.
       We needed to maximize the potential of our commercial bank by making it as efficient as possible and by taking capital markets financing solutions to our middle-market customer base -- customers who may not have previously been able to access the capital markets.
       We established a relationship approach to ensure that customers receive what they need, from traditional loans or products to capital markets expertise. In doing so, we have become significantly more productive and efficient in our commercial bank. We have increased revenue per relationship manager nearly fourfold since 1995.
       Customer service also has been enhanced. Turnaround time on commercial loan requests could take as long as three weeks in the past. We have eliminated redundant procedures, resulting in a turnaround for loan requests of not more than three days -- and usually within 24 hours.

Expertise for the Middle Market

       At the same time we were redesigning our commercial bank, we began countering Wall Street's encroachment by building our own Capital Markets businesses. Only a handful of what we now call Capital Markets businesses (International, Capital Partners and certain Specialized Industries) were up and running in 1994 when we formed our Capital Markets Group. We now offer a full complement of capital markets products and services, from loan syndications and private placements to debt and equity underwritings and merger and acquisition advisory services. This diversity served us well during the unprecedented turbulence in the financial markets in mid-1998, as we continued to apply the resources and expertise we have gained to serve our clients' needs. Our broad diversification in products, customers and geography blunted the impact of market turbulence.
       From a standing start in 1994, our Capital Markets businesses (based on internal management reports) have increased almost tenfold in incremental fee income and almost sevenfold in incremental total revenue.
       That's a brief summary of our efforts on what is called the "wholesale side" of our company. About the same time, we also began rethinking our retail strategies.

We Invented Future Bank
       The retail side was also under pressure from demographic changes, new competitors and changes in customer behavior. The products and expertise we have developed over the past five years have given us a competitive edge. But the world continues to change. The growth of the Internet and telephone banking pushed us to rethink our branch delivery strategies as well. In response, we developed the new retail "Future Bank," designed essentially to do three things:
[ ] Provide more product and delivery options to our
    customers;
[ ] Increase the sales capacity in our retail financial
    centers; and
[ ] Increase efficiency by encouraging (but not requiring) customers to use alternative delivery channels such as ATMs, the Internet and the telephone.



Chart appears below:

Revenue Growth & Expense Control
(Percent)

                          First Union       Average Top 10 Most Effecient Banks
Efficiency Ratio*            57                          54
Revenue Growth**             14                          10

*  Excluding special charges.
** Excluding securities transactions


Chart appears below:

Market Shares of Business Credit
(Percent)

Plot points appear below:

              83      86        89      92       95       98

Nonbanks      53      56        59      61       60       59
Commercial    47      44        41      39       40       59


Chart appears below:

Compound Annual Growth
Originally Reported Operating Earnings Per Basic Common Share
(Percent)
                             83-98         88-98             93-98
                           15 Years      10 Years           5 Years

Percent                      10             11                 10


Chart appears below:

Market Shares of Household Assets
(Percent)

Plot points appear below:

                       Bank Deposits             Mutual and Money Market Funds

83                      46                                  6
86                      42                                  9
89                      37                                  10
92                      30                                  11
95                      25                                  14
98                      22                                  19






2                                                       Maximizing the Potential

       We have centralized 80 percent of administrative tasks in our state-of-the-art call centers and other support units. The result has been a fourfold increase in the time that branch employees have to concentrate on sales and value-added customer service.
       Our Future Bank pulls together all of First Union's advantages:

[ ] It leverages our single automation systems to create a single view of the complete customer relationship;

[ ] It provides an efficient platform for distribution of new products, such as mutual funds, insurance and our asset management product called the CAP Account; and

[ ] It enables us to efficiently provide any delivery channel a customer chooses today, whether it is a telephone, computer, remote device or branch.

       The Future Bank is designed to move us farther along the path from being order takers to solution makers.

Experienced at Managing Wealth
       Also five years ago, we launched a massive effort to defend against the inroads of nonbanks on our individual customers. We could no longer afford to operate as a passive deposit gatherer. We could no longer merely watch as customers walked across the street to buy mutual funds and other investment products. Just like on the wholesale side, today's retail customers are more knowledgeable about their financial options, and they require higher returns on their hard-earned dollars.
       Building on our long experience in managing wealth in our traditional trust business, we expanded into mutual funds, insurance and other retail investment products and services to provide a world of investment advice at the retail level. We led the industry in licensing bank branch employees to provide these investment products and services. Today, our broad product and service array enables us to meet the individual lifetime financial needs of each customer.
       As a result, we have seen steady growth in assets under management to $153 billion, including $69 billion of First Union-advised mutual funds. These assets are managed in our Capital Management Group, which had fee income of $1.8 billion in 1998. Let me point out that, like the Capital Markets businesses we have built, this largely is income we would not have earned if we had not invested to build our brokerage services and other fee-generating Capital Management businesses.

Business Model: Flexibility

       Our new products and delivery strategies are designed to maintain our strength in the 21st century. The

================================================================================
Emerging As A New Financial Force
     First Union has invested in key growth businesses over the past five years to retain competitive strength and to meet customer needs. Today, in addition to being the nation's sixth largest banking company, we also are:

[ ] The ninth largest brokerage business based on number of registered representatives;

[ ] The 18th largest mutual fund manager (second largest among banks), with $69 billion in managed mutual fund assets;

[ ]   The 28th largest insurance annuity provider;

[ ]   Ranked 6th in loan syndications; and

[ ]   The leading merger and acquisition adviser to middle-market companies.
================================================================================

success of these strategies stems from a business model that has enabled us to operate with flexibility, speed and efficiency even as we have grown rapidly.
       A key element of our operating model is a single-systems automation platform. This platform allows us to introduce products simultaneously systemwide, ensuring consistent delivery across channels. It also enables us to consolidate acquisitions rapidly (for example, we converted CoreStates in seven months).
       In addition, our organizational structure is designed to give our people the products and tools they need to succeed, including critical management information at their desktop. We also have developed compensation plans that reward teamwork in the customers' and the corporation's best interests. And we devote a significant amount of senior management attention to instilling the message that petty turf battles are not the way to get ahead at First Union.
       Perhaps the best sign that our approach is effective is the steady increase in cross-sales and referrals between Capital Markets and the Commercial Bank. In 1998 nearly 40 percent of Capital Markets revenue came through Commercial Bank referrals to our Capital Markets product specialists. Since we acquired Wheat First Union in January 1998, our traditional client base has contributed 46 percent of Wheat's transaction volume. First Union commercial bankers have referred 75 merger and acquisition advisory opportunities to Bowles Hollowell Conner since they were acquired in April 1998. In turn Bowles has referred 37


Maximizing the Potential                                                       3

--------------------------------------------------------------------------------
The earnings and revenue diversity we enjoy today is the result of a strategic process begun five years ago to build a prototype financial services company for the future.
--------------------------------------------------------------------------------

transactions to other areas of the Capital Markets Group. These synergies are developing all over our diversified company. For example, we leveraged the capabilities of both our Capital Markets Group and Capital Management Group to originate, structure, underwrite and distribute a new First Union product, collateralized loan obligations, to investors around the globe.

Prepared for Year 2000
       Our integrated platform has also afforded us a major advantage in dealing with the Year 2000 computer problem that has been widely reported. Because the cost of building a single-systems platform is long behind us, we estimate our Year 2000 expense will be in the range of $60 million to $65 million -- far below the cost estimates we have seen for many of our competitors. (Additional information related to our preparations for the Year 2000 is discussed in the Management's Analysis of Operations section of this report.)

Business Model: Credit Quality

      Another key aspect of our business model is a long-term focus on credit quality. Our record speaks for itself in that over the past decade, our average net charge-offs rank among the four lowest of the Top 20 banking companies.
       Our commitment to credit quality was particularly clear in this year's turbulent marketplace. First Union's exposure to emerging markets at December 31, 1998, was limited to bank-to-bank and trade finance, with an average maturity of 100 days, and it amounted to less than 1.5 percent of total assets. We have no exposure to hedge funds.

Industry Convergence
       As the financial services industry continues to converge, we believe First Union has several key competitive advantages. As you may infer from this letter, First Union is an entirely different company from even five years ago as a result of our strategic initiatives. We are not alone in that belief. Fortune magazine, in its year-end 1998 issue, said that "First Union is way ahead of its peers in creating the kind of integrated banking giant that Wall Street has been talking about for years."
       The financial services industry continues to consolidate in a quest for improved efficiency, revenue opportunities and productivity. For years, you have been reading in this space my prediction that ultimately we would see four to six national financial services companies of $300 billion to $600 billion in size. In 1998 this "end game" came into sight, and it seemed hardly a week went by without the announcement of another megamerger.
       Amid this macroeconomic trend, our goal is not size for the sake of size. Our goal is to be in the forefront of our industry in reputation, capability, performance and profitability.

Modernizing the Factory

      While we are achieving excellent results because of the key initiatives I have discussed, we are not standing still. As 1999 begins, we are in the early stages of a new initiative we call "Modernizing the Factory," which is designed to ensure that our internal operation, our "factory," is organized in ways that make it easy and efficient for customers to do business with us and for First Union to deliver the absolute best service at the smartest cost.
       We also have launched our first national advertising campaign, "Your Guide to the Financial World." Perhaps you have seen the television ads. They depict the "Financial World" as a foreboding and uncertain place, filled with potential pitfalls. We offer First Union as a guide to help customers find their way to their financial goals. Behind this advertising notion is First Union's long history of navigating uncertain waters for the benefit of stockholders and customers, through the turbulent markets of 1998 and amid the rapidly consolidating financial services industry of the past 13 years since the advent of interstate banking.

Total Return on
Common Stock
Compound Annual
Growth Ratio*
(Dollars)

(A bar graph appears here with the following plot points.)

          3 Year 34%          5 Year 28%          10 Year 23%
95          1,000               1,000                1,000
98          2,385               3,487                8,098

* Assuming dividends reinvested.


Total Return
During the 1990s
(Percent)

(A bar graph appears here with the following plot points.)

                              90      93        94        96        98
FTU Return                   -20%    160%      185%      322%      734%
Standard & Poor's
  Major Regional Bank        -10%     80%       84%      190%      482%
Standard & Poor's 500 Index  -70%     39%       48%      130%      340%


Stock Price
Performance
Since year-end 1997
(Dollars)

(A bar graph appears here with the following plot points.)

12/97          3/98            6/98               12/98

51 1/4         56 13/16        58 1/4             60 13/16

Stock Price
Performance
5-year trend
(Dollars)

  93      94        95        96        97        98

20 5/8    20 11/16   27 13/16  37       51 1/4    60 13/16

4                                                       Maximizing the Potential

(Photo of Edward E. Crutchfield)                  (Photo of John R. Georgius)
Edward E. Crutchfield                             John R. Georgius
Chairman and                                      President and
Chief Executive Officer                           Chief Operating Officer


Outlook
       Nineteen ninety-nine will be a challenging year for the financial services industry, including First Union. Accordingly, in late January 1999, we announced a modified goal for 1999 operating earnings per share growth on a percentage basis in the mid- to high-single digits. At that level, the return on equity would be approximately 22 percent.
       For 1999, we continue to be in the building phase of what we envision as a prototype financial services institution to more efficiently serve our customers. As such we will continue to invest in initiatives such as Future Bank, Capital Management and Capital Markets, which are essential to our long-term strategic growth. To ensure sustained operating leverage, we are streamlining operations and we anticipate a reduction in our workforce. Ultimately we believe we will better serve our customers, our stockholders and our employees as a whole, going forward. More information about our 1999 outlook is in the Management's Analysis of Operations section.

The Intangible: Our People
       Let me end this letter by saying a heartfelt "thank you" to our employees for their accomplishments in 1998 and for the hard work yet to come in 1999 and the years ahead.
       We want First Union to be regarded as a company where the most talented people want to work; where customers want to do business; and where stockholders want to invest their money. We believe the only way to achieve that goal is to work just as hard at keeping the humanity in our day-to-day dealings with each other as we do at seeking to increase our profitability. As one example, we pride ourselves on the comprehensive training programs we provide employees at our First University. In 1998 First University provided more than 45 hours of training per employee in programs ranging from personal development to product sales.
       I have the good fortune to be associated with thousands of fellow employees who feel the same way -- that work, as the writer Studs Terkel once said, is about daily meaning as well as daily bread. In the At A Glance section, you may read more about First Union's commitment to the communities we serve. But let me share with you a few sources of pride that give me confidence we are heading in the right direction:

[ ] Three national magazines, Money, Working Mother and SmartMoney, ranked First Union as one of the best employers in the country based on employee benefits and family friendly programs.

[ ] The Florida Commission on Human Relations recognized First Union for its leadership and dedication to promoting equality and fairness in lending.

[ ] Our Legal Division received the National Public Service Award from the American Bar Association for encouraging staff lawyers to donate a minimum of 40 hours of pro bono work in 1998 and 50 hours thereafter to needy clients.

[ ] Hundreds of employees helped build Habitat for Humanity homes. Our Capital Markets Affordable Housing Group has built three Habitat for Humanity homes in the past three years, with another planned in 1999, and contributed $173,000 as well.

[ ] During the 1997 President's Summit for America's Future, First Union challenged employees to volunteer 1.2 million hours to schools and education by the year 2000. That goal was surpassed by May 1998 when employees had already completed 1.5 million volunteer hours. The goal for 2000 has been raised to 2.4 million hours.

       In fact, wherever you find First Union, you will find the leaders in United Way, Salvation Army, Red Cross, chambers of commerce, the arts and other organizations that work for the betterment of the community at large.
       This commitment does not come about because of a corporate mandate. Rather, it is the heartfelt outpouring of employees who work just as hard for the quality of life in their communities as they do in their jobs. We will work just as hard to maintain these values as we do to achieve the high performance to which we aspire.
       Let me also not fail to express sincere appreciation for the support of our longtime stockholders, the guidance of our directors and the confidence of our customers. Thank you, again, for your interest in First Union.

Sincerely,


/s/ Edward E. Crutchfield
Edward E. Crutchfield
Chairman and Chief Executive Officer
February 12, 1999

Maximizing the Potential                                                       5

Financial Reports


===================================================
Contents

Management's Analysis of Operations..............7

Financial Tables...............................T-1

Six-Year Net Interest Income Summary..........T-26

Management's Statement
of Responsibility..............................C-1

Independent Auditors' Report...................C-2

Consolidated Balance Sheets....................C-3

Consolidated Statements of Income..............C-4

Consolidated Statements
of Changes in Stockholders'Equity..............C-5

Consolidated Statements of Cash Flows..........C-7

Notes to Consolidated Financial Statements.....C-8
===================================================


Index to Special Topics

General Information
Annual Meeting...............................................................xiv
Description of Business........................................................i
Employees....................................................................T-1
Market Share....................At A Glance, First Union Across the Nation, 2, 3
Year 2000...................................................................4,24

Capital Resources
Regulatory Capital............................................20, 21, T-19, C-21
Stockholders' Equity.....................Financial Highlights, 21, T-1, C-3, C-5

Common Stock
Book Value..........................................Financial Highlights, 8, T-1
Dividends..............................Inside Front Cover, Financial Highlights,
                                               1, 8, 21, T-1, T-8, C-4, C-5, C-7
Market Price...................................Financial Highlights, 4, T-1, T-8
Shares, Number Outstanding.............................Financial Highlights, 21,
                                                              T-1, C-3, C-4, C-5
Stockholders, Number of......................................................T-1

Liquidity
Debt Ratings.................................................................xiv

Loans
Average Balances............................10, 12, 16, T-3, T-4, T-5, T-6, T-26
Commercial Real Estate........................................................17
Consumer Loan Portfolio...................................................10, 16
Geographic Concentrations.....................................................19
Industry Concentrations...................................................17, 18
Loan Loss Allowance........................18, T-16, T-17, C-3, C-10, C-16, C-32
Loan Loss Provision...............18, T-1, T-8, T-16, C-4, C-7, C-16, C-36, C-37
Mix at Year-End...........................................................15, 16
Net Charge-Offs...................Financial Highlights, 4, 8, 16, 18, T-16, C-16
Nonperforming Assets...................Financial Highlights, 7, 16, 17, 18, T-16
Project Type..................................................................17

Profitability
Earnings Performance...............Financial Highlights, At A Glance, 1, 7, T-1,
                                        T-3, T-4, T-5, T-6, T-7, C-4, C-28, C-36
Income Per Share....................Financial Highlights, 1, 2, 7, T-1, T-8, C-4
Net Interest Income.....................At AGlance, 7, 10, 11, 12, 13, T-1, T-3,
                                             T-4, T-5, T-6, T-8, T-26, C-4, C-36
Net Interest Margin...............................Financial Highlights, 13, T-26


Noninterest Expense.............................7, 10, 11, 12, 14, T-1, T-2, T-3
                                                        T-4, T-5, T-6, C-4, C-36
Noninterest, or Fee, Income..........At AGlance, 1, 7, 10, 11, 12, 13, T-1, T-2,
                                              T-3, T-4, T-5, T-6, T-8, C-4, C-36
Results of Operations............................Financial Highlights, 1, 7, 13,
                                              T-1, T-3, T-4, T-5, T-6, C-4, C-36
Return on Average Assets....................Financial Highlights, 1, 7, T-7, T-8
Return on Average
Stockholders' Equity..........................Financial Highlights, At A Glance,
                                         1, 7, T-1, T-3, T-4, T-5, T-6, T-7, T-8

Risk Management
Asset Quality....................................Financial Highlights, 4, 7, 17,
                                                      18, T-15, T-16, T-17, C-16
Derivative Transactions....................23, T-20, T-22, T-24, T-25, C-9, C-29
Market Risk Management..................................................22, C-29

Securities
Available For Sale...........Financial Highlights, 15, T-1, T-2, T-8, T-9, T-25,
                                     T-26, C-3, C-4, C-7, C-14, C-32, C-35, C-37
Investment...Financial Highlights, 15, 16, T-1, T-2, T-8, T-11, T-25, T-26, C-3,
                                                      C-4, C-7, C-32, C-35, C-37
Trading Activities............1, 2, 14, 23, T-2, T-26, C-3, C-4, C-7, C-32, C-35

MANAGEMENT'S ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------
       The following discussion and other portions of this Annual Report contain various forward-looking statements. Please refer to our 1998 Annual Report on Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

Earnings Highlights
       First Union's operating earnings in 1998 were a record $3.7 billion, an increase of 27 percent from $2.9 billion in 1997. On a per share basis, operating earnings increased 25 percent to $3.77 in 1998 from $3.01 in 1997. These results represented a return on average stockholders' equity of 22.81 percent and a return on average assets of 1.66 percent.
       Operating earnings represent earnings before merger-related and restructuring charges (or special charges) of $805 million after tax in 1998 and $204 million after tax in 1997. These special charges in 1998 were primarily associated with the April 28, 1998, pooling of interests acquisition of CoreStates Financial Corp. After these special charges, earnings per share were $2.95 in 1998 and $2.80 in 1997.
       In the fourth quarter of 1998, operating earnings increased 34 percent to $993 million compared with $743 million in the fourth quarter of 1997. On a per share basis, operating earnings in the fourth quarter of 1998 increased 30 percent to $1.00 from $0.77 in the fourth quarter of 1997, representing a return on average stockholders' equity of 22.59 percent and a return on average assets of 1.70 percent. After special charges, earnings per share were $0.87 compared with $0.60 in the fourth quarter of 1997.
       Growth in 1998 operating earnings compared with 1997 was led by a 45 percent increase in fee income, which represents noninterest income excluding securities gains. Securities gains of $357 million pretax in 1998 are discussed in the Outlook and Securities Available for Sale sections. Key contributions to the growth in fee income came from our Capital Markets Group and our Capital Management Group. Capital Management fee income increased 59 percent in 1998, primarily related to the addition of Wheat First Union in January 1998 and to strong growth in retail brokerage and insurance services volume, mutual fund fees and trust fees. Capital Markets fee income increased 53 percent, led by growth in Investment Banking. Mortgage banking income of $412 million in 1998 reflected strong originations (including refinancings) as residential mortgage rates fell. Fee income in 1998 also reflected a $375 million increase in gains on securitization of certain consumer products, excluding securitization gains included in mortgage banking income. Because of the unfavorable market conditions late in the year, we did not securitize subprime home equity loans, and accordingly, no fourth quarter gains were recorded. Also contributing to the increase in fee income was $254 million in branch sale gains as we continue to rationalize our retail delivery network.
       Noninterest expense, excluding special charges, increased to $8.0 billion in 1998 from $6.9 billion in 1997, due to the June 30, 1998, purchase accounting acquisition of The Money Store; higher personnel costs, primarily the result of incentives associated with revenue growth in the Capital Markets Group and the Capital Management Group; spending related to our Future Bank initiative; and advertising expense related to our corporate branding campaign. The operating overhead efficiency ratio before special charges was 57.09 percent in 1998 compared with 56.78 percent in 1997. In addition, the tax benefits resulting from decisions related to corporate reorganizations over the past several years reduced the overall effective federal tax rate for 1998.
The Income Tax section provides more information about income taxes.
       Nonperforming assets declined to $844 million, or 0.62 percent of net loans and foreclosed properties, compared with $991 million, or 0.75 percent, at December


Operating Earnings
Per Diluted
Common Share*

(A bar graph appears here with the following plot points.)

  93      94        95        96        97        98
 1.81    1.89      2.33      2.68      3.01      3.77
* Excluding special charges.


Operating Earnings*
(Dollars in billions)

(A bar graph appears here with the following plot points.)

  93      94        95        96        97        98
  1.8     1.9       2.4       2.6       2.9       3.7
* Excluding special charges.


Return on
Average Assets*
(Percent)

(A bar graph appears here with the following plot points.)

  93      94        95        96        97        98
 1.22    1.25      1.36      1.39      1.49      1.66
* Excluding special charges.


Return on Average
Common Equity*
(Percent)

(A bar graph appears here with the following plot points.)

  93      94        95        96        97        98
 16.73  15.65     17.98     18.76     20.24     22.81
* Excluding special charges.


Management's Analysis of Operations                                            7

31, 1997. Net charge-offs were 0.48 percent of average net loans in 1998 compared with 0.65 percent in 1997. Excluding charge-offs related to the credit card portfolio, net charge-offs were 0.32 percent in 1998 compared with 0.31 percent in 1997.
       In addition, we announced a dividend increase on December 15, 1998, payable March 15, 1999, to 47 cents per share, or $1.88 on an annualized basis.

Outlook
       Our record 1998 performance underscored the benefits of First Union's strategic investments over the past several years to create a financial services company with diversified sources of revenue and earnings. A growing proportion of our revenue is generated by fee-producing businesses. These businesses complement traditional lending and investing activities. In 1998, 46 percent of our net tax-equivalent revenue came from fee income, excluding securities transactions, compared with 35 percent in 1997.
       The Capital Markets Group and the Capital Management Group produced almost one-half of the total fee income in 1998. We are encouraged by the increasing cross-sales opportunities developing among our lines of business, and we continue to invest significantly in these high-growth areas.
       These two businesses have developed products and services for delivery to the middle-market client base we have served for so long. This focus enabled us to continue serving clients and to limit the impact of the turbulence in the global financial markets in 1998. For example, while many of the global financial markets essentially closed down in the third quarter of 1998, we capitalized on our product diversity to meet corporate customer demand for traditional lending products. As the markets for high yield debt, equity underwriting and commercial mortgage securitizations rebounded in the fourth quarter of 1998, we were able to again provide customers with these alternative financing vehicles. In addition, our international strategy is to support the trade finance needs of our domestic customers and correspondent financial institutions around the world, rather than lend to sovereign nations or foreign companies. Because of this strategy, we have limited credit exposure to emerging markets. Our exposure at December 31, 1998, had an average maturity of 100 days and amounted to 1.5 percent of total assets.
       We completed the CoreStates conversion in November 1998. Customer sales and retention strategies are well under way, as well as efforts to realize expense efficiencies. As such, we are encouraged with our prospects for revenue growth and for expense reductions in 1999 stemming from this and other recently consolidated acquisitions.
       In 1998 we completed the implementation of our new Future Bank retail delivery channel throughout our 12-state region and Washington, D.C., marketplace. Our initial results, as discussed in At A Glance, reinforce our belief that this strategic initiative will be beneficial to us and to our customers. To capitalize on this momentum, we anticipate continued investment in staffing and training in 1999 related to our Future Bank initiative and in First Union Direct, our telephone sales and servicing channel.
       Our primary management attention is focused on developing our existing business base as we continue to invest in new technology and revenue-generating lines of business. Our investments in technology, in expanded products and services, in acquisitions and in new talent and expertise have positioned us to better serve our 16 million customers in a diverse geographic marketplace in the years ahead.
       We believe, however, that 1999 has the potential to be a challenging year for the financial services industry, including First Union, as a result of continued uncertainty in the global markets. We are committed to meeting our financial performance guidelines in the long term. However, numerous factors, most significantly higher investment spending (including the Future Bank and First Union Direct mentioned above) and a change in the business strategy for funding subprime home equity loans (discussed in the Asset Securitization section), led us to announce in late January 1999 a modified goal for 1999 operating earnings per share growth on a percentage basis in the mid- to high-single digits. Our previously stated earnings growth financial performance guideline was 12 to 14 percent. Achieving the modified goal would result in a return on equity of approximately 22 percent. We believe we are taking solid steps to enhance profitability in 2000 and beyond. This involves a review of our current cost structure, including a reduction in our workforce, and a concurrent program to streamline operations.
       The Impact of Year 2000 section provides information about First Union's initiatives related to Year 2000 readiness and to expenses associated with these initiatives.

Asset Growth
(Dollars in billions)

(A bar graph appears here with the following plot points.)

  93      94        95        96        97        98
  149     160       189       197       206       237


Book Value
Per Share
(Dollars)

(A bar graph appears here with the following plot points.)

  93      94        95        96        97        98
11.99   12.58     13.91     14.85     15.95     17.48


8                                            Management's Analysis of Operations

--------------------------------------------------------------------------------
We have pursued strategic investments to build high growth lines of business to increase the proportion of fee income in our earnings mix.
--------------------------------------------------------------------------------

Merger and Consolidation Activity
       In 1998, in addition to CoreStates and The Money Store, we completed the pooling of interests acquisition of Wheat First Butcher Singer, Inc., a Richmond, Virginia-based broker/dealer, as well as the purchase accounting acquisitions of Bowles Hollowell Conner & Co., a Charlotte, North Carolina-based investment banking firm, and Covenant Bancorp, Inc., a Haddonfield, New Jersey-based bank holding company. The corporation's financial statements have been restated to reflect the April 28, 1998, acquisition of CoreStates but not the other acquisitions.
       With the June 30, 1998, acquisition of The Money Store, we recorded $1.9 billion of goodwill and an intangible asset related to The Money Store's origination network of $304 million. This is based on The Money Store's closing equity of $489 million and fair value adjustments, net of tax effects, related to certain interest-only and residual certificates of $207 million resulting from asset securitizations by The Money Store, long-term debt of $47 million, professional fees and other acquisition-related expenses of $23 million, deferred taxes related to the origination network intangible of $120 million and other miscellaneous adjustments amounting to $158 million. The estimated periods of future benefit related to goodwill and the network intangible are twenty-five years and fifteen years, respectively.
       We continue to evaluate acquisition opportunities that we believe would provide access to customers and markets that complement our long-term goals. Acquisition opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured in conjunction with financial performance guidelines and other financial and strategic objectives. Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected.
       The Accounting and Regulatory Matters section provides more information about legislative, accounting and regulatory matters that have recently been adopted or proposed.



BUSINESS SEGMENTS
Business Focus
       First Union's operations are divided into five business segments encompassing more than 50 distinct product and service units. These segments include the Consumer Bank, Capital Management, the Commercial Bank, Capital Markets and Treasury/Nonbank. Additional information can be found in Table 4.
       We have developed an internal performance reporting model to measure the results of operations of these five business segments. Because of the complexity of the corporation, we have used various estimates and allocation methodologies in the preparation of the Business Segments financial information. Restatements of various periods may occasionally occur because these estimates and methodologies could be refined over time.
       Our management structure combines this internal performance reporting with a matrix management approach, which integrates product management with our various distribution channels. First Union's management structure and internal reporting methodologies produce business segment results that are not necessarily comparable to presentations by other bank holding companies or stand-alone entities in similar industry segments.
       Our internal performance reporting model isolates the net income contribution and measures the return on capital for each business segment by allocating equity, funding credit and expense, and corporate expenses to each segment. We use a risk-based methodology to allocate equity based on the credit, market and operational risks associated with each business segment. Credit risk allocations are intended to provide sufficient equity to cover the unexpected losses for each asset portfolio. Provisions for loan losses in excess of each business segment's net charge-offs are included in the Treasury/Nonbank segment. Operational capital is allocated based on the normal volatility in revenue associated with each segment. In addition, capital is allocated to segments with deposit products to reflect the risk of unanticipated disintermediation.
       Through this process, the aggregate amount of equity allocated to all business segments may differ from the corporation's consolidated equity. The Treasury/Nonbank segment retains all unallocated equity. This mismatch in consolidated versus allocated equity may result in an unexpectedly high or low return on equity in the Treasury/Nonbank segment for extended periods of time.
       Our method of reporting does not allow for discrete reporting of the profitability or synergies arising from our integrated approach to product sales. For example, a commercial customer might have loans, deposits and an interest rate swap. The loan and deposit relationship would be included in the Commercial Bank segment and the interest rate swap would be reflected in the risk management unit of the Capital Markets segment. Our methodology does transfer expenses from one segment to another based on which segment recognizes the related income stream.
       Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment, our model employs a funds transfer pricing (FTP) system. The FTP system matches the duration of the funding used by each segment

Management's Analysis of Operations                                            9

--------------------------------------------------------------------------------
to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or expense to each segment so its resulting net interest income is insulated from interest rate risk. Most of the interest rate risk resulting from the mismatch in durations of assets and liabilities held by the business segments resides in the Treasury/Nonbank segment. The Treasury/Nonbank segment also holds the corporation's investment portfolio and off-balance sheet portfolio, which are used to enhance corporate earnings and to manage exposure to interest rate risk. Because most market risk is held in the Treasury/Nonbank segment, the profitability of this segment can be more volatile than the other business segments.
       General corporate expenses, with the exception of goodwill amortization and certain other corporate charges, are fully allocated to each segment in a pro rata manner based on the direct and attributable indirect expenses for each segment. Noninterest expense remaining in the Treasury/Nonbank segment reflects the costs of portfolio management activities, goodwill amortization, and other special charges including merger-related and restructuring charges.

(Two pie charts appear below with the following plot points:)

CONSUMER BANK
Contributions to Group Profitability
Net Income (Percent)

Retail Branch Products             75%
Card Products                      14%
First Union Mortgage                7%
Home Equity and
The Money Store                     4%


CAPITAL MANAGEMENT
Contributions to Group Profitability
Net Income (Percent)

Trust & Mutual Funds               50%
Retail Brokerage
& Insurance Services               20%
CAP Account                        18%
Private Client Banking             12%

Consumer Bank
       The Consumer Bank, our primary deposit-taking entity, provides an attractive source of funding for secured and unsecured consumer loans, first and second residential mortgages, installment loans, credit cards, auto loans and leases, and student loans. The Consumer Bank's traditional deposit and lending products are fully integrated with nontraditional financial products, making our retail banking branches major distribution points for mutual funds, insurance and small business loans. State-of-the-art technology including centralized customer information centers, smart cards, electronic and Internet banking capabilities support this approach.
       The Consumer Bank generated $1.2 billion in net income in 1998 compared with $1.0 billion in 1997. Net interest income was $3.8 billion in 1998 compared with $4.2 billion in 1997. Fee income was $2.1 billion in 1998 compared with $1.5 billion in 1997. The Money Store, record production in residential first mortgage loans (including refinancings) and home equity loans contributed to the increase in Consumer Bank net income. Residential first mortgage production volume increased 102 percent to $18 billion in 1998. Home equity volume, including The Money Store, increased 20 percent to $17 billion from 1997.
       Noninterest expense was $3.5 billion in 1998 compared with $3.4 billion in 1997. Expenses in 1998 included the addition of The Money Store to our expense base, costs related to the implementation of our Future Bank retail delivery strategy, and expenses related to the increased mortgage volume.
       Average Consumer Bank loans in 1998 were $58 billion compared with $62 billion in 1997. The decrease in the consumer loan portfolio reflects the sale or securitization of certain loans. As part of our strategy in 1998, we securitized or sold $11 billion of consumer loans, including residential mortgages and adjustable rate mortgages (ARMs), home equity loans, student loans, community reinvestment loans, credit card receivables and other unsecured consumer credit. The total managed portfolio of consumer loans at December 31, 1998, consisted of $32 billion in home equity loans, $22 billion in residential mortgages, $11 billion in auto lending, $5 billion in card products; $5 billion in student loans; and $4 billion in other consumer lending products. By selling certain credit card relationships, we have repositioned the credit card portfolio in line with our Consumer Bank's strategy of expanding relationships within our growing customer base on the East Coast.
       First Union's mortgage origination and home equity offices across the nation also are included in the Consumer Bank through our operating subsidiaries, First Union Mortgage Corporation (FUMC), First Union Home Equity

10                                           Management's Analysis of Operations

--------------------------------------------------------------------------------
Bank (FUHEB) and The Money Store (TMS.) Our home equity lending business is the largest in the nation based on 1998 originations. In addition, we are the nation's largest Small Business Administration originator. We had over $10 billion in small business loans in 1998. FUMC is the nation's 11th largest mortgage servicer, with a mortgage servicing portfolio of $62 billion at December 31, 1998.

Capital Management
       The Capital Management Group encompasses the nation's ninth largest securities brokerage, 18th largest mutual fund manager and 28th largest insurance annuity provider. The Capital Management Group is the link between traditional banking and investing for retail and institutional customers. These products and services are distributed through three key channels: First Union Brokerage Services, the Wheat First Union retail brokerage division of First Union Capital Markets Corp. and our retail full-service financial centers throughout our 12-state and Washington, D.C., marketplace. At December 31, 1998, the Capital Management Group had $153 billion in assets under management and $621 billion in assets under care. Assets under management include proprietary mutual funds of $69 billion, with the remaining $84 billion in assets related to trust and institutional accounts.
       The Capital Management Group produced net income of $455 million in 1998 compared with $326 million in 1997. Net interest income amounted to $455 million in 1998 compared with $361 million in 1997, with loan growth of 47 percent, primarily from the Private Client Banking Group and Wheat First Union. Fee income in 1998 increased 59 percent to $1.8 billion, primarily related to the addition of Wheat First Union and to strong growth in retail brokerage, mutual funds and trust. Noninterest expense in 1998 was $1.5 billion compared with $956 million in 1997, primarily due to the addition of Wheat First Union.
       Retail Brokerage Services also includes insurance products, with strong growth in 1998 in annuity sales to $1.6 billion. Capital Management does not include sales of credit life or other insurance products sold in other areas of the corporation.
       The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of the Capital Management Group's lines of business, including Mutual Funds and Retail Brokerage Services. CAP Account amounts in Table 4 reflect CAP Account annual fees and the spread attributed to the on-balance sheet deposits. CAP Account assets increased to $38 billion at December 31, 1998, compared with $26 billion at year-end

(A pie chart appears below with the following plot points:)

COMMERCIAL BANK
Contributions to Group Profitability
Net Income (Percent)

Cash Management
& Deposit Services       68%
Lending                  15%
Real Estate Banking      13%
Small Business Banking    4%

1997. We are seeing increased investment activity through this product, and as an example, the number of brokerage trades increased 69 percent from 1997 to 1998.
       The Private Client Banking Group provides high net worth retail clients with a single point of access to First Union's investments, mortgages, personal loans, trusts, financial planning, brokerage services and other products and services. In 1998 the Private Client Banking Group had $3.5 billion of average net loans compared with $2.9 billion in 1997, and $2.7 billion of average deposits in 1998 compared with $2.2 billion in 1997. Private Client Banking Group amounts in Table 4 reflect only the income and expense related to their lending and deposit-taking activities.
       We anticipate increased growth in all of the Capital Management business lines as we introduce products and services throughout our multistate network and as we enhance relationships with new and existing customers.

Commercial Bank
       The Commercial Bank provides a comprehensive array of financial solutions primarily focused on corporate customers (annual sales of $50 million to $2 billion and above); commercial customers (annual sales of $10 million to $50 million); and small-business customers (annual sales up to $10 million). We have an integrated relationship approach that leverages the capabilities of the Capital Markets Group to provide complex financing solutions, risk management products and international services, and the capabilities of the Capital Management Group to provide property and casualty insurance, pension plans and 401(k) plans.
       The Commercial Bank had net income of $701 million in 1998 compared with $675 million in 1997. Net interest income of $2.0 billion in 1998 was essentially flat compared with 1997. Fee income increased 8 percent to $520 million in 1998, led by increased cash management volume. Noninterest expense declined 4 percent to $1.3 billion in 1998.

Management's Analysis of Operations                                           11

--------------------------------------------------------------------------------
       Average commercial loans in 1998 declined 5 percent from 1997, due to reduced loan originations and renewals, as well as to the transfer of corporate customer relationships to the Capital Markets Group. Average small business loans increased 15 percent to $2.6 billion in 1998. In Table 4 the Commercial Bank includes the lending activities of our Small Business Banking Division and excludes insurance, investment and retirement services, and commercial deposit services for small business customers. We are the nation's fourth largest small business lender.
       First Union is the nation's third largest provider of cash management products and services. Cash management products stimulate growth in commercial deposit balances. Deposit balances and their economic profitability are reflected in both the Commercial Bank and Capital Markets.

Capital Markets
       Our Capital Markets Group provides corporate and institutional clients with a complete selection of investment banking products and services. These products and services are fully integrated with our wholesale delivery strategy, and they are a natural extension of our Commercial Bank. Our large banking franchise provides a strong platform for the delivery of Capital Markets products and services to meet customer needs.
       Our relationship coverage begins in our East Coast banking markets, and it extends nationwide through specialized industry expertise in such areas as communications and technology; health care; insurance; utilities; textiles and home furnishings; retail and specialty finance; oil and gas; financial institutions; real estate; and other specializations. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas. The primary focus of the International unit is to meet the trade finance and foreign exchange needs of our domestic customers and correspondent financial institutions

(A pie chart appears below with the following plot points:)

CAPITAL MARKETS
Contributions to Group Profitability
Net Income (Percent)

Traditional Banking           57%
Commercial
Leasing & Rail                18%
Investment Banking
& Real Estate Finance         18%
Risk Management                7%


around the world, and to provide commercial banking and capital markets products to financial institutions and corporate clients overseas.
       Capital Markets has five business units: (1) Investment Banking, which includes loan syndications, investment grade and high yield debt, equity underwriting, merger and acquisition advisory services, and Capital Partners, our merchant banking unit; (2) Real Estate Finance, primarily commercial real estate finance, structured product servicing and affordable housing; (3) Risk Management, primarily fixed-income and equity derivatives and foreign exchange;
(4) Traditional Banking, which encompasses Specialized Industries and International; and (5) Commercial Leasing, which includes operating, finance and leveraged leasing, and Rail, the nation's second largest general purpose railcar leasing operation. Capital Markets results also include the impact of the Wheat First Butcher and Bowles Hollowell acquisitions.
       These growing businesses enabled Capital Markets to produce net income of $732 million in 1998 compared with $655 million in 1997. Net interest income increased 16 percent to $1.2 billion in 1998, with average loans up 21 percent. Fee income increased 53 percent to $1.1 billion in 1998. Trading profits declined from $237 million in 1997 to $121 million in 1998, reflecting a net $90 million mark-to-market writedown of commercial mortgages warehoused for securitization and the associated hedges. This reflects a writedown of $159 million in connection with the third quarter 1998 flight to quality, which was partially offset by a $69 million recovery in commercial real estate securitizations. In addition, we experienced good growth in Traditional Banking as clients sought debt financing when turmoil in the global financial markets closed certain financing alternatives. Also contributing to fee income was strong growth in Capital Partners, international products and services, loan syndications, and fixed income sales and trading. Noninterest expense was $1.2 billion in 1998 compared with $931 million in 1997.
       Average net loans were $33 billion in 1998 compared with $27 billion in 1997. Loan growth between the two periods was generated primarily in the Specialized Industries unit, and it was related to new relationships and to the alignment of customers from the Commercial Bank.
       First Union's Capital Markets Group will continue to expand its relationship banking efforts, including increased industry segment coverage and an expanded international presence.


TREASURY/NONBANK SEGMENT
       The Treasury/Nonbank segment includes First Union's Central Money Book
(CMB) and certain expenses that are not allocated to the business segments, including

12                                           Management's Analysis of Operations
goodwill amortization and certain other corporate charges. The CMB is responsible for the management of our securities portfolios, our overall funding requirements and our asset and liability management functions. The Securities Available for Sale, Investment Securities, Liquidity and Funding Sources and Market Risk Management sections provide information about our securities portfolios, funding sources and asset and liability management functions.
       In 1997 the Treasury/Nonbank segment also included the income and expense related to the restructuring of credit card receivables and other unsecured loans.


Results of Operations

Income Statement Review
Net Interest Income
       Tax-equivalent net interest income was $7.4 billion in 1998 compared with $7.9 billion in 1997. The decline reflects a changing earning asset mix, primarily related to the sale and securitization of certain higher-yielding consumer loans and to the investment of excess capital in lower-yielding securities.
       Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1998, $67 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and if they had been outstanding throughout the period (or since origination if held for part of the period). The amount of interest income related to these assets and included in income in 1998 was $19 million.

Net Interest Margin
       The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 3.81 percent in 1998 compared with 4.53 percent in 1997. The primary factors contributing to the reduction in the net interest margin were the restructuring of our unsecured consumer loan portfolio; a $9 billion increase in short-term investments and trading activities; a $14 billion increase in our securities available for sale portfolio associated with our consumer loan restructuring and with our acquisition of CoreStates; and an increase in deposit costs related to customer migration to market-priced accounts. Changes in the composition of our earning asset mix and a lower interest rate environment resulted in a decrease in the average rate on earning assets from 8.29 percent in 1997 to 7.77 percent in 1998. Our average rate paid on liabilities increased from 3.76 percent to 3.96 percent over this same period due to the increased


(Two bar charts appear below with the following plot points:)

    Net Interest Income                 Noninterest Income
      (Tax-equivalent)                 (Dollars in billions)
   (Dollars in billions)

 93   94   95   96   97   98         93   94   95   96   97   98
 --   --   --   --   --   --         --   --   --   --   --   --
6.3  6.7  7.4  7.7  7.9  7.4        2.4  2.4  3.1  3.5  4.3  6.6



Components of Noninterest Income
(In millions)
                                    1998       1997
---------------------------------------------------
Trading account profits         $    123        252
Service charges on
   deposit accounts                1,146      1,119
Mortgage banking income              412        256
Capital management income          1,720      1,078
Securities transactions              357         55
Fees for other banking services      260        263
Equipment lease rental income        176        187
Sundry income                   $  2,361      1,112


reliance on higher rate purchased funds, offsetting the lower interest rate environment. It should be noted that we focus on net income and economic contribution when evaluating corporate strategies and that we place less importance on the net interest margin impact of such decisions.
       We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Market Risk Management section.

Noninterest, or Fee, Income
       We are developing products to meet the challenges of increasing competition, changing customer demands and demographic shifts. We have pursued strategic investments to build high-growth lines of business to increase fee income. For example, we have significantly broadened our product lines, particularly in the Capital Markets Group and the Capital Management Group, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a

Management's Analysis of Operations                                           13

-------------------------------------------------------------------------------
Even with sustained investment spending for the future, our operating overhead efficiency ratio has been maintained at 57 percent.
-------------------------------------------------------------------------------


45 percent increase in noninterest, or fee, income, excluding securities transactions, to $6.2 billion in 1998 from $4.3 billion in 1997.
       Fee income from Capital Management and Capital Markets activities amounted to almost one-half of fee income in 1998. These activities are discussed further in the Business Segments section.
       Sundry income was $2.4 billion in 1998 and $1.1 billion in 1997. Included in sundry income are securitization income, gains from the sale of branches, transactions in equity method investments, and other miscellaneous items. Securitization gains included in sundry income amounted to $529 million in 1998 compared with $154 million in 1997. The increase was primarily attributable to the securitization of credit cards and mortgage-related products including subprime home equity loans from The Money Store. In 1998 we realized a $254 million gain on the sale of branches, largely in connection with rationalizing the branch network, compared with branch gains of $27 million in 1997. Transactions in equity method investments include a $96 million gain recognized as a result of a secondary offering of securities by an investee and the subsequent sale of additional shares. We also recognized a previously deferred gain of $60 million in connection with an equity method investment. Also included in sundry income was a $57 million gain on the sale of our merchant card business.

Trading Activities
       Capital Markets also makes a key contribution to fee income through trading profits. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers. Trading account profits were


(Two bar charts appear below with the following plot points:)

                                        Year-End Earning
                                             Assets
                                      (Dollars in billions)

                                    93   94   95   96   97   98
                                    --   --   --   --   --   --
Loans, net                          97  108   128  135  132  136
Investment Securities               14   14     6    4    3    2
Securities Available for Sale       16   13    23   19   23   37
Other                                5    7    10   16   18   27


        Operating
         Overhead
     Efficiency Ratio
         (Percent)

93   94   95   96   97   98
--   --   --   --   --   --
62   62   60   56   57   57


$123 million in 1998 compared with $252 million in 1997. The decline was the result of a global flight to quality in the third quarter of 1998 that had a negative impact on some segments of our trading activities. As U.S. Treasuries became the asset of choice for investors, the widening of spreads to treasuries negatively affected our hedging related to some trading accounts. This resulted in a trading account net loss of $55 million in the third quarter of 1998. However, the market rebound late in the year resulted in fourth quarter 1998 trading account profits of $77 million. Trading account assets were $9.8 billion at December 31, 1998, compared with $6.0 billion at December 31, 1997.

Noninterest Expense
       Noninterest expense was $9.2 billion in 1998 compared with $7.2 billion in 1997. Noninterest expense included $1.2 billion of merger-related and restructuring charges compared with $284 million in 1997. In addition to merger-related and restructuring charges, expenses in 1998 reflected the purchase accounting acquisition of The Money Store; higher personnel costs, primarily incentives associated with revenue growth in the Capital Markets Group and the Capital Management Group; spending related to our Future Bank implementation; and advertising expense related to our branding campaign. The operating overhead efficiency ratio before special charges was 57.09 percent in 1998 compared with 56.78 percent in 1997.
       The $1.2 billion of 1998 pre-tax merger-related and restructuring charges was associated primarily with the acquisition and the integration of CoreStates. This amount consisted of $798 million of restructuring charges and $414 million of other merger-related charges. Included in merger-related expenses is a $185 million gain from regulatory-mandated branch sales. Substantially all of the unpaid restructuring charges of $398 million at year-end 1998 will be paid in 1999. These integration activities will result in operational efficiencies as processes and systems are consolidated, redundant activities are eliminated and other changes to effect the acquisition are completed.
       Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. We had $5.0 billion in other intangible assets at December 31, 1998, and $2.9 billion at December 31, 1997. The increase was primarily related to The Money Store acquisition. Costs related to environmental matters were not material.
       The Impact of Year 2000 section provides information about our Year 2000 readiness and associated expenses.


14                                           Management's Analysis of Operations

Income Taxes
       Income taxes were $1.1 billion in 1998 and in 1997. As a result of several years of effective tax planning, we realized an after-tax benefit of $270 million in the fourth quarter of 1998 and $264 million in the fourth quarter of 1997. The effective tax rate declined to 27 percent in 1998 from 29 percent in 1997, but it is currently anticipated that the effective tax rate will return to 35 percent in 1999.


Balance Sheet Review
Earning Assets
       Earnings from our primary earning assets, securities and loans, are subject to two principal kinds of risk: interest rate risk and credit risk. Interest rate risk results if durations and rate indices related to sources and uses of funds are mismatched. Our Funds Management Committee manages interest rate risk, as well as credit risk associated with securities, under specific policy standards, which are discussed in more detail in the Market Risk Management section.
       In addition to certain securities, off-balance sheet transactions such as interest rate swaps, caps and floors are used to maintain interest rate risk at acceptable levels in accordance with our policy standards. The loan portfolio carries the potential credit risk of past due, nonperforming or, ultimately, charged-off loans. We manage this risk primarily through credit approval standards, which are discussed in the Loans section. Average earning assets in 1998 were $194 billion, an 11 percent increase from $175 billion in 1997. Of the $19 billion increase in earning assets from 1997, $14 billion was related to an increase in securities available for sale.

Securities Available for Sale
       The securities available for sale portfolio consists primarily of U.S. Treasury, U.S. Government agency, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. At December 31, 1998, we had securities available for sale with a market value of $37 billion compared with $24 billion at year-end 1997. The market value of securities available for sale was $636 million above amortized cost at December 31, 1998.
       Securities available for sale transactions resulted in gains of $353 million in 1998 and $52 million in 1997. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments. In 1998 we took advantage of market conditions to reposition a portion of our securities portfolio. Primarily, we sold securities where investor

(Three pie charts appear below with the following plot points:)

Year-End Loans
(Percent)

Commercial, Financial
and Agricultureal             39%
Installment Loans - Other     21%
Real Estate - Mortgage        16%
Lease Financing                7%
Commercial Real
Estate - Mortgage              6%
Other                          5%
Vehicle Leasing                4%
Installment Loans -
Bankcard                       2%


Year-End Securities Available for Sale
(Percent)

U.S. Government
Agencies                      67%
Asset-Backed                  19%
U.S. Treasury                  7%
Other                          7%


Year-End Investment Securities
(Percent)

U.S. Government               52%
Municipals                    37%
Collateralized
Mortgage Obligations           8%
Other                          3%


demand for a safe haven had driven prices up and reinvested the proceeds in higher-yielding securities. As a result of our reinvestment strategies, we believe we will be able to replace a majority of the future income we would have received on the securities sold, in addition to realizing the gain.
       The average rate earned on securities available for sale in 1998 was 6.60 percent and 6.83 percent in 1997. The average maturity of the portfolio was 6.40 years at December 31, 1998.


Management's Analysis of Operations                                           15

Investment Securities
       The investment securities portfolio consists primarily of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $2.0 billion at December 31, 1998, and $3.5 billion at December 31, 1997.
       The average rate earned on investment securities was 8.04 percent in 1998 and 7.97 percent in 1997. The average maturity of the portfolio was 5.08 years at December 31, 1998.

(Two pie charts appear below with the following plot points:)

Year-End Managed Consumer Loans
(Percent)

Home Equity Loans             41%
Residential Mortgages         27%
Auto Lending                  14%
Card Products                  7%
Student Loans                  6%
Other Consumer
Lending Products               5%


Year-End Commercial Loans
(Percent)

Commercial, Financial
and Agricultural              68%
Lease Financing               12%
Real Estate - Mortgage        11%
Foreign                        6%
Real Estate -
Construction and Other         3%

(Two bar charts appear below with the following plot points:)

Nonperforming
Assets
(Dollars in billions)

93   94   95   96   97   98
--   --   --   --   --   --
2.0  1.3  1.1  1.0  .99  .84


Net Charge-Offs
(Percent)


                         93      94      95      96       97      98
Net Charge-Offs         .72      .53     .45     .64      .65     .48
Excluding Bankcard      .66      .46     .27     .35      .31     .32



Loans
       The loan portfolio, which represents our largest asset, is a significant source of interest income and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth and portfolio diversification by product, geography and industry. A common credit underwriting structure is in place throughout the corporation.
       The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are generally used to finance fixed assets or acquisitions. Commercial real estate loans are typically used to finance the construction or purchase of commercial real estate.
       Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.
       Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.
       The loan portfolio at December 31, 1998, was composed of 57 percent in commercial loans and 43 percent in consumer loans. The composition of our loan portfolio has changed as a result of the sale and the securitization of certain assets such as residential real estate and credit card loans when this strategy produces a better return than would be realized by holding these assets.
       Net loans at December 31, 1998, were $135 billion compared with $132 billion at December 31, 1997. Average net loans were $133 billion in 1998 compared with $135 billion in 1997. Commercial loan originations in 1998 were led by Capital Markets lending. Consumer loan originations were strong in mortgages (including refinancings) and home equity. Origination volume was offset by the securitization and the sale of loans as part of our balance sheet management strategy to maximize our return on investment.
       At December 31, 1998, unused loan commitments related to commercial and consumer loans were $96 billion


16                                           Management's Analysis of Operations
and $35 billion, respectively. Commercial and standby letters of credit were $11 billion at December 31, 1998. At December 31, 1998, loan participations sold to other lenders amounted to $4 billion. They were recorded as a reduction of gross loans.
       The average rate earned on loans was 8.45 percent in 1998 compared with 8.80 percent in 1997. The primary factor contributing to the decline was the restructuring of our unsecured consumer loan portfolio. This restructuring, in conjunction with a general downward trend in Treasury rates over this period, was only partially offset by growth in high-yielding leveraged leases.
       The Asset Quality section provides information about geographic exposure in the loan portfolio.

Commercial Real Estate Loans
       Commercial real estate loans amounted to 8 percent of the total portfolio at December 31, 1998, compared with 12 percent at December 31, 1997. This portfolio included commercial real estate mortgage loans of $9 billion at December 31, 1998, and $13 billion at December 31, 1997. The decline reflects amortization, payoffs resulting from customers obtaining term financing and reclassifications within the former CoreStates portfolio.

Asset Securitizations
       Asset securitizations have been utilized as a funding method for fixed and variable rate home equity loans and as an alternative funding method for SBA loans, student loans and certain other loans. In a securitization transaction, a pool of loans is generally transferred to a trust, which simultaneously issues interests in the underlying cash flows of the pool to third-party investors. In its securitization transactions, First Union typically receives cash proceeds, retains interest-only and residual certificates as an investment and retains the servicing rights to the loans.
       In 1998 securitization was the primary funding strategy for certain types of home equity loans. In these transactions, which were accounted for as sales, the loans were securitized and sold, and gains were recognized in current income. In early 1999, we reevaluated our business strategy for subprime home equity loan products and decided that we will utilize other strategies that do not result in gain recognition. Accordingly, we estimate that 1999 income per share may be reduced by eight to twelve cents.
       Table 11 summarizes the activity in the balance sheet amounts for the interest-only and residual certificates, the related valuation estimates and the related collateral data.

Year-End Commercial Loans
Industry Classification                 In Millions
---------------------------------------------------
Manufacturing                             $  10,664
Retail trade                                  3,764
Wholesale trade                               4,009
Services                                      9,101
Financial services                            8,524
Insurance                                       851
Real estate-related                           2,880
Communication                                 2,212
Transportation                                2,713
Public utilities                              1,333
Agriculture                                     783
Construction                                  1,136
Mining                                        1,091
Individuals                                   3,695
Public administration                         1,952
Other                                        13,788
---------------------------------------------------
Total                                     $  68,496
---------------------------------------------------

Year-End Commercial Real Estate Loans
                                             Number
Project Type                 In Millions   of Loans
---------------------------------------------------
Apartments                      $  1,556      1,203

CONDOMINIUMS                         242        165
Land-improved                        619        868
Land-unimproved                      278        391
Lodging                              203        143
Office building                    1,589      2,106
Industrial                         1,152      1,908
Retail                             1,525      1,415
Single family                        616      2,299
Other                              3,413      4,454
---------------------------------------------------
Total                           $ 11,193     14,952
---------------------------------------------------

Asset Quality
Nonperforming Assets
       At December 31, 1998, nonperforming assets were $844 million, or 0.62 percent of net loans and foreclosed properties, compared with $991 million, or
0.75 percent, at December 31, 1997.
       Loans or properties of less than $5 million each made up 79 percent, or $664 million, of nonperforming assets at December 31, 1998. Of the rest, five loans or properties each between $5 million and $10 million accounted for $31 million; and eight loans or properties each over $10 million accounted for $149 million.

Management's Analysis of Operations                                           17

-------------------------------------------------------------------------------
Our loan portfolio is primarily middle market and broadly diversified by product, geography and concentration. Commercial real estate amounts to less than 15 percent of the total portfolio.
-------------------------------------------------------------------------------

       Forty-two percent of nonperforming assets were collateralized primarily by real estate at December 31, 1998, and 49 percent at December 31, 1997.

Past Due Loans
       Accruing loans 90 days past due were $385 million at December 31, 1998, compared with $326 million at December 31, 1997. Of the past dues at December 31, 1998, $109 million were commercial loans or commercial real estate loans and $276 million were consumer loans.

Net Charge-Offs
       Net charge-offs amounted to $638 million in 1998 compared with $872 million in 1997. Net charge-offs were 0.48 percent of average net loans in 1998 compared with 0.65 percent in 1997.

Year-End Nonperforming Assets
Excluding Commercial Loans
Industry Classification                 In Millions
----------------------------------------------------
Apartments                                  $     5
Condominiums                                      1
Industrial                                       14
Land-improved                                     4
Land-unimproved                                   4
Office buildings                                  7
Retail                                            4
Single family                                   277
Other                                           166

----------------------------------------------------
TOTAL                                       $   482
----------------------------------------------------

Year-End Nonaccrual Commercial Loans
Industry Classification                 In Millions
----------------------------------------------------
Manufacturing                               $    31
Retail trade                                     24
Wholesale trade                                  11
Services                                        130
Financial services                               48
Real estate-related                              18
Transportation                                    2
Public utilities                                  1
Agriculture                                      22
Construction                                      6
Individuals                                      45
Public administration                             1
Other                                            23
----------------------------------------------------
Total                                       $   362
----------------------------------------------------

       Net charge-offs declined significantly due primarily to the restructuring of the credit card portfolio, in which certain vintages that experienced higher charge-off rates were sold. Excluding credit card-related charge-offs, our net charge-offs were 0.32 percent of average net loans in 1998 compared with 0.31 percent in 1997. Current card solicitations focus on customers and prospects within our marketplace and nationally on those with potential for building long-term, multi-product relationships.
       We continue to carefully monitor trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we have evaluated our credit policies in light of changing economic trends, and where necessary we have taken steps we believe are appropriate.

Provision and Allowance for Loan Losses
       The loan loss provision was $691 million in 1998 compared with $1.1 billion in 1997. The allowance for loan losses was $1.8 billion at December 31, 1998, and at December 31, 1997.
       The allowance as a percentage of loans declined in 1998, reflecting continued strength in credit quality as evidenced by lower net loan losses, primarily lower consumer charge-offs and nonperforming loan levels. Despite this continued strength, the provision for loan losses exceeded charge-offs in response to several factors, including the third quarter disruption in the capital markets and the changing mix of our loan portfolio. Specifically, our retained commercial loan portfolio continues to grow more rapidly than our consumer loan portfolio, reflecting the growth of Capital Markets lending. Further, we believe commercial loan growth has the potential for slightly higher and more volatile loss severity, and accordingly, we have increased the allocation of allowance to the commercial loan portfolio.
       The allowance for loan losses is the amount considered adequate to cover probable credit losses inherent in the loan portfolio. Our methodology for determining the allowance for loan losses establishes both an allocated and unallocated component. The allocated portion of the allowance represents the allowance needed for specific loans and specific portfolios. The allocated portion of the allowance for commercial loans is based principally on current loan grades, historical loan loss rates, borrowers' creditworthiness, as well as analyses of other factors that might affect the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary given borrowers' collateral values and cash flows. The allocated portion of the allowance for consumer loans is based principally on delinquencies and historical and

18                                           Management's Analysis of Operations
projected loss rates. The unallocated portion of our allowance for loan losses represents the results of other analyses, which are intended to ensure the allowance is adequate for other probable losses inherent in our portfolio. These analyses include consideration of changes in credit risk resulting from the changing underwriting criteria, including acquired loan portfolios, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected, overall credit criteria and other loss-predictive economic indicators.
       Impaired loans, which are included in nonaccrual loans, amounted to $424 million at December 31, 1998, compared with $485 million at December 31, 1997. A loan is considered to be impaired when, based on current information, we believe it is probable that we will not collect all amounts due in accordance with the contractual terms of the loan. Included in the allowance for loan losses at December 31, 1998, was $80 million related to $397 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In 1998 the average recorded investment in impaired loans was $428 million, and $29 million of interest income was recognized on loans while they were impaired. This income was recognized using a cash-basis method of accounting.
       Additionally, a long-standing strategy that focuses on our middle-market client base has enabled us to limit our credit exposures to areas of recent public concern, such as emerging markets, and we have no exposure to hedge funds.

Geographic Exposure
       The loan portfolio in the East Coast region of the United States is spread primarily across 106 metropolitan areas with diverse economies. Our largest markets are: Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C. Substantially all of the $11 billion commercial real estate portfolio at December 31, 1998, was located in our East Coast banking region.

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

(Two bar charts appear below with the following plot points:)

       Core Deposits
   (Dollars in billions)

93   94   95    96    97    98
--   --   --    --    --    --
111  114  126   129   127   133


 Comparison of
Funding Sources
  (Percent)

Long-Term Debt
7%    7%  11%

Short-Term
Borrowings
16%  17%  20%

Deposits
77%  76%  69%


flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.
       Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities available for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, home equity, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well.

Core Deposits
       Core deposits are a fundamental and cost-effective source of funding. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $133 billion at December 31, 1998, compared with $127 billion at December 31, 1997.
       The portion of core deposits in higher-rate, other consumer time deposits was 27 percent at December 31, 1998, and 29 percent at December 31, 1997. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.
       Average core deposit balances were $127 billion in 1998 and $124 billion in 1997. In 1998 and 1997, average noninterest-bearing deposits were 24 percent and 22 percent of average core deposits, respectively. Average balances in savings and NOW, money market and noninterest-bearing deposits were higher when compared with 1997, while other consumer time deposits were lower. Deposits can be affected by numerous

Management's Analysis of Operations                                           19

-------------------------------------------------------------------------------
We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios. Our operating dividend payout ratio was 41 percent in 1998.
-------------------------------------------------------------------------------

factors, including branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The Net Interest Income Summaries section provides additional information about average core deposits.

Purchased Funds
       Purchased funds at December 31, 1998, were $51 billion compared with $42 billion at year-end 1997, with the increase largely reflecting the effects of loan growth, branch sales, the acquisition of The Money Store, and the stock buyback program announced in November 1998. Our decision to hold certain assets on the balance sheet during the financial market turmoil in the third and fourth quarters of 1998 also contributed to the increase in purchased funds. Certain of these assets are currently scheduled for securitization in 1999. Average purchased funds in 1998 were $56 billion compared with $39 billion in 1997. Purchased funds are acquired primarily through our large branch network by issuing principally $100,000 and over certificates of deposit, public funds and treasury deposits, and through national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.

Cash Flows
       Cash flows from operations are a significant source of liquidity. Net cash provided from operations results primarily from net income adjusted for the following noncash accounting items: the provision for loan losses; depreciation and amortization; and deferred income taxes or benefits. This cash was available in 1998 to increase earning assets, to make discretionary investments and to reduce borrowings.


(Two bar charts appear below with the following plot points:)

Regulatory Capital
to Assets
(Percent)
                                  Tier 1           Total Capital
                                  ------           -------------
1998 Regulatory Minimum            6.00                10.00
First Union                        6.94                11.12


Dividend Payout
Ratio*
(Common Shares)
(Percent)

 93       94     95      96      97      98
 --       --     --      --      --      --
33.59   38.30   36.13   39.18   39.18   41.24

*Based on operating earnings


Long-Term Debt
       Long-term debt amounted to $23 billion at December 31, 1998, and $13 billion at year-end 1997. The level of long-term debt was increased to take advantage of favorable market conditions and to provide a funding alternative to purchased funds.
       At December 31, 1998 and 1997, long-term debt included $1.7 billion of trust capital securities. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the corporation. These capital securities are considered tier 1 capital for regulatory purposes.
       Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have $1.9 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors. In 1998 the parent company issued an aggregate of $500 million of subordinated debt.
       Our principal banking subsidiary, First Union National Bank, has available a global note program for the issuance of up to $20 billion of senior and subordinated notes. Under the program, $5 billion of the notes had been issued at December 31, 1998. The sale of any additional notes will depend on future market conditions, funding needs and other factors.
       In 1999 long-term debt of $9 billion will mature. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

Credit Lines
       We have $350 million in committed back-up lines of credit, $175 million of which expires in July 1999 and the remaining $175 million of which expires in July 2002. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit.

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

       Stockholders' equity was $17 billion at December 31, 1998, and $15 billion at December 31, 1997. Common


20                                           Management's Analysis of Operations
shares outstanding amounted to 982 million at December 31, 1998, compared with 961 million at December 31, 1997. In the first half of 1998, we repurchased 50 million shares of our common stock in the open market at a cost of $3.1 billion, all of which were repurchased in connection with purchase accounting acquisitions (38 million shares related to The Money Store). Additionally in November 1998, we announced a 50 million share buyback program, and by year-end 1998, we had repurchased 10 million shares at a cost of $618 million. As of February 12, 1999, we had repurchased a total of 35 million shares in connection with the buyback program at an aggregate cost of $1.9 billion.
       We paid $1.5 billion in dividends to common stockholders in 1998 compared with $1.1 billion in 1997. This represented an operating dividend payout ratio of 41.24 percent in 1998.
       At December 31, 1998, stockholders' equity included a $407 million net unrealized after-tax gain related to debt and equity securities. The Securities Available for Sale section provides additional information about debt and equity securities.

Subsidiary Dividends
       Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends cannot exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well-capitalized level, our subsidiaries had $1.3 billion available for dividends at December 31, 1998, without prior regulatory approval. Our subsidiaries paid $251 million in dividends to the parent company in 1998. In addition, the consolidation of our principal bank in our northern region with our North Carolina-based bank resulted in a reduction of its capital of $1.5 billion, which was paid to the parent company.

Regulatory Capital
       Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas including tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets, including certain off-balance sheet financial instruments, is currently 8 percent. At least half of total capital must be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The remainder of total capital may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the allowance for loan losses. At December 31, 1998, the tier 1 and total capital ratios were 6.94 percent and
11.12 percent, respectively, compared with 8.43 percent and 13.02 percent at December 31, 1997. The decline in these ratios was primarily the result of reducing tier 1 capital by goodwill associated with The Money Store and the cost of common stock repurchases.
       In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at December 31, 1998, was 6.02 percent and at December 31, 1997, it was 7.09 percent.
       The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.
       Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.
       The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At December 31, 1998, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.


Management's Analysis of Operations                                           21

-------------------------------------------------------------------------------
We manage the sensitivity of earnings to changes in interest rates to remain within our established policy guidelines.
-------------------------------------------------------------------------------

Market Risk Management
Interest Rate Risk Methodology
       Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.
       The Credit/Market Risk Committee of the corporation's Board of Directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.
       Our methodology for measuring exposure to interest rate risk for policy measurement is intended to ensure we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. Our methodology measures the impact that 200 basis point rate changes would have on earnings per share over the subsequent 12 months.
       Our earnings simulation model reflects a number of variables that we identify as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate), noninterest-bearing deposits and investment securities. In addition, our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing

Interest Rate Sensitivity Assumption


           Fed Funds Rate
------------------------------------
    Policy Period
---------------------
Jan 99         Dec 99         Dec 00
------         ------         ------

4.75%          6.36%          6.46%
                 Base Line + 200

               4.36%          4.46%
                     Base Line

               2.36%          2.46%
                 Base Line - 200


characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.
       We use two separate measures that each include three standard scenarios in analyzing interest rate sensitivity for policy measurement. Each of these measures compares our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. One base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" scenario and the "flat rate" scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

Earnings Sensitivity
       Our January 1999 estimate for future short-term interest rates (our "most likely rate" scenario) projects the federal funds rate declining from its current rate of 4.75 percent to 4.36 percent by December 1999 and then increasing to 4.46 percent by December 2000. Our flat rate scenario holds the federal funds rate constant at 4.75 percent through December 2000.
       Based on the January 1999 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 4.1 percent. Our model indicates that earnings would benefit by 3.3 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario).
       Compared to our "most likely rate" scenario, earnings would increase 3.8 percent over the policy measurement period if rates fall gradually by 200 basis points, and they would decrease by 3.9 percent if rates gradually rise by 200 basis points.
       In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths both higher,

22                                           Management's Analysis of Operations
lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our January 1999 outlook, if interest rates in calendar year 2000 were 200 basis points lower than our "most likely rate" scenario, earnings would increase by 6.2 percent. If rates were 200 basis points higher than our "most likely rate" scenario in 2000, those earnings would be negatively affected by 5.9 percent.
       While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

Off-Balance Sheet Derivatives
for Interest Rate Risk Management
       As part of our overall interest rate risk management strategy, we use off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate risk management include various interest rate swap, futures and option structures with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for interest rate risk management will not have any significant unintended effect on corporate earnings. As a matter of practice we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.
       As a result of interest rate fluctuations, off-balance sheet transactions will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific assets and liabilities as part of our overall interest rate risk management strategy, will generally offset net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.
       The net fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $1.1 billion at December 31, 1998, compared with fair value appreciation of $566 million at December 31, 1997.
       The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. Such gains and losses at December 31, 1998, were not significant.
       Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.
       In addition our policy is generally to require that swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties used in our market risk management activities. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the financial strength of the individual counterparty, and they are bilateral. As of December 31, 1998, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $594 million. The fair value of collateral held approximated the total mark-to-market related credit risk in excess of counterparty thresholds as of such date. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

Trading Risk Management
       Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the imposition of value-at-risk limits and an active, independent monitoring process.
       We use the value-at-risk (VAR) methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent

Management's Analysis of Operations                                           23

-------------------------------------------------------------------------------
As of December 31, 1998, we had completed the analysis and remediation and partition testing phases on 90 percent of the major business applications, except for certain acquired applications.
-------------------------------------------------------------------------------

of the time. The model also measures the effect of correlation among the various trading instruments to determine how much risk is eliminated by offsetting positions. The VAR analysis is supplemented by stress testing on a daily basis. The analysis captures all financial assets and liabilities that are considered trading positions (including loan trading activities), foreign exchange and financial and foreign currency derivative instruments. The calculation uses historical data from the most recent 252 business days. The total VAR amount at December 31, 1998, was $19 million, substantially all of which related to interest rate risk.

Impact of Year 2000
       In February 1996, First Union initiated a Year 2000 project to address the issues associated with its computer systems and business functions through the turn of the century. The project is under the overall direction of the chief information officer, and it consists of a project team representing all areas within First Union. The progress of the work related to Year 2000 compliance is reported to a Year 2000 steering committee on a monthly basis and to the Audit Committee of the Board of Directors on a bimonthly basis.
       We have assessed the Year 2000 risk of information technology systems, non-information technology systems and business relationships as: Mission Critical - those areas where lack of compliance could cause major operational risk to First Union; High Risk - those areas where lack of compliance could affect First Union, but would not cause the failure of core operations; Medium Risk - those areas where lack of compliance would not have a major impact to our customers; or Low Risk - those areas that do not affect customers and that could be delayed or otherwise processed on an exception basis.
       The Planning and Assessment phase, which includes the identification of potential points of failure requiring focused Year 2000 efforts, was substantially completed in 1998.

Information Technology Systems
       Information technology systems include proprietary and vendor-supported business applications. The most significant phases of the Year 2000 project related to information technology systems are analysis and remediation, partition testing, and certification. Analysis and remediation includes the modification of program code to address date-related issues. Partition testing includes limited integrated testing to validate remediation. In this phase each application is tested for Year 2000 compliance in an isolated and fully functional environment to verify that the application executes correctly with Year 2000 changes included. We consider information technology systems to be Year 2000 compliant when these phases of the Year 2000 project have been completed, which is consistent with bank regulatory guidelines.
       As of December 31, 1998, we had completed the analysis and remediation and partition testing phases on approximately 90 percent of the major business applications, excluding those applications from entities acquired in 1998, and which First Union will retain. Of the remaining 10 percent, the major business applications rated Mission Critical and High Risk are scheduled for completion by March 31, 1999, with the exception of one vendor application that is scheduled for completion by July 31, 1999, based on the application vendor's Year 2000 compliance plan. The rest of the major business applications are scheduled for completion by June 30, 1999.
       Of the major business applications from entities we acquired in 1998, the analysis and remediation and partition testing phases were complete as of December 31, 1998, for 40 percent of major business applications rated Mission Critical and High Risk, and 25 percent for those rated Medium and Low Risk. The rest are expected to be substantially complete by March 31, 1999, with the exception of two vendor applications that are scheduled for completion by July 31, 1999, based on the application vendor's Year 2000 compliance plan. We had originally anticipated completing the testing in 1998; however, systems conversion activity has delayed the completion of this phase.
       With respect to personal computers, we have identified which versions of software and which models of hardware the manufacturers have identified as Year 2000 compliant, and we continually reassess manufacturers' representations. As of December 31, 1998, approximately 60 percent of the personal computer hardware had been certified as Year 2000 compliant, with the remainder expected to be substantially complete by April 30, 1999, including the additional equipment from acquired entities. We had originally anticipated completing this certification in 1998; however, the integration of acquisitions, and the resulting increase in personal computers, delayed this effort.
       The goal of the certification phase is to obtain reasonable assurance that the corporation-wide production environment is capable of the integrated processing of future dates and that they have not been adversely affected by Year 2000 remediation and testing efforts. First Union's certification phase addresses all frequencies of processing and all major computing platforms. Every effort has been made to emulate a production environment, including applications, system software, hardware and critical internal and external interfaces. Certification also includes user acceptance testing and testing with customers and other key counterparties.


24                                           Management's Analysis of Operations

       The certification phase has commenced, and we expect to be approximately 50 percent complete by March 31, 1999, with all aspects expected to be complete by September 30, 1999. During the fourth quarter of 1999, a final system test will take place and a strict change control process will be implemented to ensure that information technology systems remain Year 2000 compliant.

Non-Information Technology Systems
       First Union's Year 2000 project encompasses embedded technology in non-information technology areas, including facilities and related building services, such as utilities, security systems, general business equipment and non-computer office equipment. Approximately 50 facilities and the related building services have been identified as Mission Critical or High Risk. Testing of these Mission Critical and High Risk facilities and the related building services was approximately 25 percent complete by December 31, 1998. We expect that testing of these facilities and related business services will be complete and they will be Year 2000 compliant by June 30, 1999. We had originally anticipated completing this testing by March 31, 1999; however, acquisition integration has delayed this effort.

Business Relationships
       We have requested warranties from our vendors certifying that their products will be Year 2000 compliant. Vendors who were not compliant by September 30, 1998, who have not responded to our requests or who have not adequately demonstrated they can make their products Year 2000 compliant are being separately identified and monitored.
       First Union is evaluating the Year 2000 readiness of its borrowers and the resulting effect on the credit quality of its loan portfolio. We have developed a Year 2000 credit risk policy, which requires that a risk assessment be performed on all new and existing borrowers, subject to certain criteria. As of September 30, 1998, all borrowers covered by the policy had been assigned a Year 2000 risk rating.

Business Continuity Planning
       Another significant aspect of the Year 2000 project is business continuity planning, which is a process to ensure that First Union can continue operations in the event that information technology systems, non-information technology systems or business relationships are not Year 2000 compliant. As of December 31, 1998, all critical areas of the corporation were actively engaged in the business continuity planning program. We had originally anticipated that all of the plans would be completed by December 31, 1998; however, we have adjusted the timing of our process based on current regulatory guidance. We anticipate completion of all the plans by March 31, 1999, and critical business continuity plans will be validated as defined by current regulatory guidance by June 30, 1999. Business continuity planning includes consideration of the most reasonably likely worst case scenario that we could encounter.

Cost
       First Union currently estimates the cost for the Year 2000 project will amount to $60 million to $65 million pretax. This amount includes only the costs associated with the core Year 2000 project office team, incremental personnel and contractors hired specifically to participate in the Year 2000 project and direct expenses incurred on the project. The cost associated with the redeployment of personnel to the Year 2000 project is expected to be significantly less than the incremental cost. In 1998, $21 million was incurred on the Year 2000 project, and as of December 31, 1998, $26 million had been incurred since project inception.

Accounting and Regulatory Matters
       Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," conforms the subsequent accounting for securities retained after the securitization of mortgage loans with the subsequent accounting for securities retained after the securitization of other types of assets. Under this Standard, retained interests resulting from the securitization of mortgage loans held for sale are to be classified either in securities available for sale or in trading account assets based on intent. Under current accounting, these retained interests are classified in trading account assets. The corporation adopted this Standard on the January 1, 1999, effective date of the Standard.
       Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivatives and hedging activities. It requires that all derivatives be recognized as assets or liabilities in the balance sheet and that such instruments be measured at fair value through adjustments to either other comprehensive income or current earnings or both, depending on the purpose for which the derivative is held. This Standard significantly changes the accounting for hedge-related derivatives. For the corporation, the Standard is effective January 1, 2000. The corporation is in the process of assessing the impact of this Standard.
       Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution

Management's Analysis of Operations                                           25
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

Earnings and Balance Sheet Analysis
(1997 compared with 1996)
       First Union's operating earnings, which represent earnings before special charges, were $2.9 billion, or $3.01 per common share in 1997 compared with $2.6 billion, or $2.68 per share in 1996.
       Special charges excluded from operating earnings were after-tax merger-related and restructuring costs of $204 million, or 21 cents per share, in 1997 primarily related to the November 28, 1997, pooling of interests acquisition of Richmond, Virginia-based Signet Banking Corporation, and $272 million, or 28 cents per share, in 1996 primarily related to 1996 acquisitions. Operating earnings in 1996 also excluded a special charge related to an after-tax SAIF special assessment of $96 million, or 10 cents per common share. After the special charges, basic earnings in 1997 were $2.7 billion, or $2.84 per common share compared with $2.3 billion, or $2.33 per common share in 1996. Diluted earnings per common share were $2.80 in 1997 and $2.30 in 1996.
       Tax-equivalent net interest income increased 2 percent to $7.9 billion in 1997 from $7.7 billion in 1996. The increase in tax-equivalent net interest income was primarily the result of increased earning assets.
       Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1997, $72 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and if they had been outstanding throughout the period or since origination if held for part of the period. The amount of interest related to these assets and included in income in 1997 was $36 million.
       The net interest margin was 4.53 percent in 1997 compared with 4.55 percent in 1996. The average rate earned on earning assets was 8.29 percent in 1997 and 8.16 percent in 1996. The average rate paid on interest-bearing liabilities was 4.43 percent in 1997 and 4.26 percent in 1996.
       Noninterest, or fee, income excluding securities transactions, increased to $4.3 billion in 1997 from $3.4 billion in 1996. Almost all categories of noninterest income increased in 1997 from a year earlier. Trading account profits increased 56 percent to $252 million in 1997 compared with $162 million in 1996. Trading account assets were $6 billion at December 31, 1997, compared with $5 billion at year-end 1996.
       Noninterest expense was $7.2 billion in 1997 compared with $6.9 billion in 1996. Noninterest expense in 1997 included $284 million in pre-tax, merger-related and restructuring charges. Noninterest expense in 1996 included pre-tax, merger-related and restructuring charges of $421 million and the SAIF special assessment of $149 million pre-tax. The increases in various categories of noninterest expense reflected our continued investments in fee-income generating businesses such as those managed by the Capital Management Group and the Capital Markets Group, in which expenses move more in tandem with revenues, and in technology and retail branch transformation.
       Income taxes were $1.1 billion in 1997 compared with $1.3 billion in 1996. The decrease resulted primarily from an after-tax benefit of $264 million realized in 1997 from the reorganization of certain corporate and interstate banking entities.
       Average earning assets in 1997 were $175 billion, a 3 percent increase from $170 billion in 1996.
       At December 31, 1997, we had securities available for sale with a market value of $24 billion compared with $19 billion at year-end 1996. The market value of securities available for sale was $444 million above amortized cost at December 31, 1997. The average rate earned on securities available for sale in 1997 was 6.83 percent compared with 6.62 percent in 1996. The average maturity of the portfolio was 5.72 years at December 31, 1997.
       Our investment securities amounted to $3.5 billion at December 31, 1997, and $4.2 billion at December 31, 1996. The average rate earned on investment securities was 7.97 percent in 1997 and 7.66 percent in 1996. The average maturity of the portfolio was 6.94 years at December 31, 1997.
       Net loans at December 31, 1997, were $132 billion compared with $135 billion at December 31, 1996. Average net loans were $135 billion in 1997 and $129 billion in 1996. First Union transferred to assets held for sale $3 billion in loans in 1997 as part of balance sheet management to maximize its return on investment. The increase in average loans was primarily attributable to fourth quarter 1996 purchase accounting acquisitions and to growth in both our consumer and Capital Markets portfolios. A reduction in mortgage loans in 1997 resulted from the sale of $1 billion of ARMs and from the natural runoff of our mortgage portfolio. A reduction in installment loans-other was primarily attributable to the securitization of student loans, indirect auto loans and community reinvestment loans.


26                                           Management's Analysis of Operations

       The loan portfolio at December 31, 1997, was composed of 55 percent in commercial loans and 45 percent in consumer loans compared with 50 percent and 50 percent, respectively, in 1996. At December 31, 1997, unused loan commitments related to commercial and consumer loans were $58 billion and $30 billion, respectively. Commercial and standby letters of credit were $9 billion at December 31, 1997. At December 31, 1997, loan participations sold to other lenders amounted to $4 billion. They were recorded as a reduction of gross loans.
       The average rate earned on loans was 8.80 percent in 1997 compared with
8.70 percent in 1996. Factors contributing to the increase included a reduction in lower-yielding mortgage loans, the upward repricing of credit card loans and the growth in high-yielding leveraged leases. An improvement in the yield on credit cards reflected the repricing of loans originated with lower introductory rates and the targeted repricing of certain accounts to improve overall profitability.
       Commercial real estate loans amounted to 12 percent of the total portfolio at December 31, 1997, and 13 percent at December 31, 1996. This portfolio included commercial real estate mortgage loans of $13 billion at December 31, 1997, compared with $14 billion at December 31, 1996.
       At December 31, 1997, nonperforming assets were $991 million, or 0.75 percent of net loans and foreclosed properties, compared with $1.0 billion, or
0.78 percent, at December 31, 1996. Forty-nine percent of nonperforming assets were collateralized primarily by real estate at December 31, 1997, and 56 percent at year-end 1996.
       Accruing loans 90 days past due were $326 million at December 31, 1997, compared with $474 million at December 31, 1996. Of the past dues, $44 million were commercial and commercial real estate loans and $282 million were consumer loans. Net charge-offs were 0.65 percent of average net loans in 1997 compared with 0.64 percent in 1996. Excluding net charge-offs related to the credit card portfolio, net charge-offs were 0.31 percent in 1997 compared with 0.35 percent in 1996. The loan loss provision was $1.1 billion in 1997 compared with $678 million in 1996. The allowance for loan losses was $1.8 billion at December 31, 1997, and $2.2 billion at December 31, 1996.
       At December 31, 1997, impaired loans, which are included in nonaccrual loans, amounted to $485 million compared with $553 million at December 31, 1996. Included in the allowance for loan losses at December 31, 1997, was $89 million related to $384 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In 1997 the average recorded investment in impaired loans was $479 million, and $37 million of interest income was recognized on loans while they were impaired. This income was recognized using a cash-basis method of accounting.
       Core deposits were $127 billion at December 31, 1997, compared with $129 billion at December 31, 1996. The decline largely reflected runoff that is typical following acquisitions, in addition to customers' movement into investment products. Average core deposit balances were $124 billion in 1997 and in 1996. In 1997 and 1996, average noninterest-bearing deposits were 22 percent and 21 percent, respectively, of average core deposits. Average balances in money market and noninterest-bearing deposits were higher when compared with 1996, while savings and NOW and other consumer time deposits were lower. Purchased funds at December 31, 1997, were $42 billion compared with $35 billion at year-end 1996, largely reflecting funding needs related to the increased securities available for sale portfolio and the decrease in core deposits. Average purchased funds in 1997 were $39 billion compared with $36 billion in 1996.
       Long-term debt was $13 billion at December 31, 1997, and $12 billion at year-end 1996. Total stockholders' equity was $15 billion at December 31, 1997, and December 31, 1996. Common shares outstanding amounted to 961 million at December 31, 1997, compared with 989 million at December 31, 1996. In 1997 we repurchased 52 million shares of our common stock at a cost of $2.4 billion compared with 51 million shares at a cost of $1.6 billion in 1996. In addition, in 1997 we issued 7.5 million shares and received $358 million in proceeds, which were used for general corporate purposes. We paid $1.1 billion in dividends to common stockholders in 1997 compared with $1.0 billion in 1996. At December 31, 1997, stockholders' equity included a $286 million unrealized after-tax gain related to debt and equity securities.
       At December 31, 1997, the tier 1 and total capital ratios were 8.43 percent and 13.02 percent, respectively, compared with 7.91 percent and 12.58 percent at December 31, 1996. Amounts prior to 1997 were not restated for the Signet acquisition.
       The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $566 million at December 31, 1997, compared with fair value appreciation of $325 million at December 31, 1996.

Management's Analysis of Operations                                           27

Glossary of Terms

Asset Securitization
A funding method whereby a pool of accumulated loans is sold, generally to a trust, which simultaneously sells interests in the underlying cash flows of the pool to third-party investors. While the loans are sold, the seller often retains the servicing rights to the loans, generating an ongoing income stream over the life of the loans.

Asset Sensitivity
A situation in which a company's asset, liability and off-balance sheet financial instrument mix results in diminished net interest income in a declining interest rate environment.

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

Derivatives
A term used to include a broad base of financial instruments that are, for the most part, "derived" from underlying securities traded in the cash markets. Examples include interest rate swaps, swaptions, options and futures contracts.

Earnings Per
Common Share -- Basic Net income, adjusted for preferred stock dividends, divided by the average common shares outstanding.

Earnings Per
Common Share -- Diluted
Net income, adjusted for preferred dividends, divided by the sum of average common shares outstanding and common stock equivalents including restricted stock awards related to employee stock options and convertible securities.

Futures Contract
An agreement to buy or sell a specific amount of a commodity or financial instrument at a particular price on a stipulated future date.

Interest Rate Swap
A contractual arrangement between two parties in which each agrees to exchange interest rate payments for a specified period of time. These payments are calculated on a "notional amount," and no exchange of principal occurs. Interest rate swaps are commonly used to manage the asset or liability sensitivity of a balance sheet by converting fixed rate assets or liabilities to floating rates, or vice versa.

Internet
A global network of computers providing access to information worldwide.

Liability Sensitivity
A situation in which a company's asset, liability and off- balance sheet financial instrument mix results in diminished net interest income in a rising interest rate environment.

Managed Loan Portfolio
Owned and securitized loan receivables.

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

Noninterest, or Fee, Income
All income other than interest and dividend income.

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

Operating Leverage
An indication of a company's ability to accelerate revenue for a given level of expense.

Option
An agreement that allows, but does not require, a holder to buy (or sell) a financial instrument at a predetermined price for a specified time.

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

Smart Cards
A plastic card containing microchips that store data. Although many kinds of information can be embedded on a smart card (which works like a credit card), most issuers are primarily interested in storing cash value.

Stockholders' Equity
A balance sheet amount that represents the total investment in the corporation by holders of preferred and common stock.

Swaptions
Options on interest rate swaps.

28                                                             Glossary of Terms

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE,
  BALANCE SHEET AND OTHER DATA

                                                                                     Years Ended December 31,
                                                                                     ------------------------

(In millions, except per share and other data)      1998       1997     1996         1995      1994      1993
-------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                               $   14,988     14,362    13,758      13,028    10,245     9,507
-------------------------------------------------------------------------------------------------------------
Interest income (a)                           $   15,105     14,461    13,876      13,177    10,405     9,691
Interest expense                                   7,711      6,568     6,151       5,732     3,739     3,376
-------------------------------------------------------------------------------------------------------------
Net interest income (a)                            7,394      7,893     7,725       7,445     6,666     6,315
Provision for loan losses                            691      1,103       678         403       458       559
-------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for  loan losses (a)                             6,703      6,790     7,047       7,042     6,208     5,756
Securities transactions (b)                          357         55       100          82        28        83
Other noninterest income                           6,198      4,267     3,435       2,976     2,336     2,332
Merger-related and restructuring charges (c)       1,212        284       421         233       107        17
Other noninterest expense (d)                      7,964      6,936     6,509       6,309     5,558     5,405
-------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                     4,082      3,892     3,652       3,558     2,907     2,749
Income taxes                                       1,074      1,084     1,261       1,213       938       826
Tax-equivalent adjustment                            117         99       118         149       160       184
-------------------------------------------------------------------------------------------------------------
Net income                                         2,891      2,709     2,273       2,196     1,809     1,739
Dividends on preferred stock                           -          -         9          26        46        46
-------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders before redemption premium           2,891      2,709     2,264       2,170     1,763     1,693
Redemption premium on preferred stock                  -          -         -           -        41         -
-------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders after redemption premium       $    2,891      2,709     2,264       2,170     1,722     1,693
-------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Basic                                         $     2.98       2.84      2.33        2.21      1.86      1.85
Diluted                                             2.95       2.80      2.30        2.17      1.83      1.81
Cash dividends                                $     1.58       1.22      1.10        0.98      0.86      0.75
Average shares - Basic (In thousands)            969,131    955,241   973,712     979,852   927,941   913,621
Average shares - Diluted (In thousands)          980,112    966,792   982,755   1,001,145   946,969   940,167
Average common stockholders' equity (e)       $   15,800     14,365    13,788      12,977    11,453    10,190
Book value                                         17.48      15.95     14.85       13.91     12.58     11.99
Common stock price
  High                                          65 11/16      52 7/8    38 1/2       29 3/8   23 3/4    25 3/4
  Low                                           44 11/16      36 5/8    25 3/4       20 5/8   19 5/8    18 7/8
  Period-end                                  $ 60 13/16      51 1/4    37           27 3/4   20 5/8    20 5/8
    To earnings ratio (f)                          20.61 X    18.30     16.09       12.79     11.27     11.40
    To book value                                    348 %      321       249         199       164       172
BALANCE SHEET DATA
Assets                                        $  237,363    205,735   197,341     188,855   159,577   148,759
Long-term debt                                $   22,949     13,487    11,604       9,586     6,405     5,685
OTHER DATA
ATMs                                               3,690      3,701     3,458       3,165     2,039     1,986
Employees                                         71,486     65,943    67,793      68,978    54,479    56,430
Common stockholders                              146,775    120,437   103,538      89,257    54,236    58,670
-------------------------------------------------------------------------------------------------------------

(a)  Tax-equivalent.
(b) Securities transactions include investment securities gains of $4 million in 1998; $3 million in 1997; $4 million in 1996; $6 million in 1995; $4 million in 1994; and $7 million in 1993.
(c) After-tax merger-related and restructuring charges amounted to $805 million in 1998; $204 million in 1997; $272 million in 1996; $163 million in 1995; $70 million in 1994; and $11 million in 1993.
(d) The SAIF special assessment amounted to $149 million ($96 million after tax) in 1996.
(e) Excludes average net unrealized gains or losses on debt and equity securities.
(f) Based on diluted earnings per share.




Financial Tables                        T-1

Table 2
NONINTEREST INCOME (a)

                                                                                    Years Ended December 31,
                                                ------------------------------------------------------------

(In millions)                                        1998       1997      1996      1995      1994      1993
------------------------------------------------------------------------------------------------------------
Trading account profits                         $     123        252       162       122        75       104
Service charges on deposit accounts                 1,146      1,119       979       921       820       809
Mortgage banking income                               412        256       205       196       100       181
Capital management income                           1,720      1,078       782       631       483       451
Securities transactions                               357         55       100        82        28        83
Fees for other banking services                       260        263       280       226       157       125
Equipment lease rental income                         176        187       112        32        22        20
Sundry income                                       2,361      1,112       915       848       679       642
------------------------------------------------------------------------------------------------------------
        Total noninterest income                $   6,555      4,322     3,535     3,058     2,364     2,415
------------------------------------------------------------------------------------------------------------

(a) See Table 4 for further information related to noninterest income on a business segment basis.


Table 3
NONINTEREST EXPENSE (a)

                                                                                    Years Ended December 31,
                                                ------------------------------------------------------------
(In millions)                                        1998       1997      1996      1995      1994      1993
------------------------------------------------------------------------------------------------------------
Salaries                                        $   3,567      2,909     2,649     2,514     2,173     2,057
Other benefits                                        683        641       628       597       548       506
------------------------------------------------------------------------------------------------------------
        Personnel expense                           4,250      3,550     3,277     3,111     2,721     2,563
Occupancy                                             561        544       546       553       515       501
Equipment                                             723        649       569       471       388       349
Advertising                                           223        141       100       127       107        86
Communications and supplies                           480        393       394       362       295       291
Professional and consulting fees                      311        386       403       443       362       306
Other intangible amortization                         348        315       290       280       192       158
Merger-related and restructuring charges            1,212        284       421       233       107        17
Travel                                                202        125       114        96        76        67
FDIC assessment                                        28         29        45       169       254       261
Sundry expense (b)                                    838        804       771       697       648       823
------------------------------------------------------------------------------------------------------------
        Total noninterest expense               $   9,176      7,220     6,930     6,542     5,665     5,422
------------------------------------------------------------------------------------------------------------
Overhead efficiency ratio (c)                          66 %       59        62        62        63        62
Overhead efficiency ratio, adjusted (d)                57 %       57        56        60        62        62
------------------------------------------------------------------------------------------------------------

(a) See Table 4 for further information related to noninterest expense on a business segment basis.
(b) In 1996, a SAIF special assessment of $149 million was included in sundry expense.
(c) The overhead efficiency ratio is equal to noninterest expense divided by the sum of tax-equivalent net interest income and noninterest income.
(d) These ratios are the result of reducing noninterest expense by merger-related and restructuring charges and the 1996 SAIF special assessment.

                                       T-2                     Financial Tables

Table 4
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        Year Ended December 31, 1998
                                            ----------------------------------------------------------------------------------------


                                                                                       Home
                                                                                   Equity &
                                                                         First          The                       Retail
                                                                         Union        Money            Card       Branch
(In millions)                                                         Mortgage        Store        Products     Products       Total
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                                            $         103          273             352        3,114       3,842
  Provision for loan losses                                                  2            9             211          176         398
  Noninterest income                                                       433          199             520          950       2,102
  Noninterest expense                                                      397          392             371        2,368       3,528
  Income tax expense                                                        52           27             111          581         771
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                     $          85           44             179          939       1,247
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                             52.06  %      7.86           38.73        36.42       33.12
  Average loans, net                                             $       2,203        5,762           3,461       46,514      57,940
  Average deposits                                                       1,339            -              21       76,400      77,760
  Average attributed stockholders'
    equity                                                       $         162          562             462        2,577       3,763
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                     Retail
                                                                       Private                  Brokerage &
                                                         Mutual         Client          CAP       Insurance
(In millions)                                  Trust      Funds        Banking      Account        Services        Other       Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                      $      60         (1)           166          168              64           (2)        455
  Provision for loan losses                        -          -              4            -               -            -           4
  Noninterest income                             612        412             12           77             763          (85)      1,791
  Noninterest expense                            415        210             86          113             679            -       1,503
  Income tax expense                              98         77             34           51              57          (33)        284
------------------------------------------------------------------------------------------------------------------------------------
  Net income                               $     159        124             54           81              91          (54)        455
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                   66.82 %    59.92          22.39        72.26           31.94            -       45.81
  Average loans, net                       $     113          -          3,523            -           1,177            -       4,813
  Average deposits                             2,316          -          2,712       11,663               -            -      16,691
  Average attributed stockholders'
    equity                                 $     238        146            243          113             286          (28)        998
------------------------------------------------------------------------------------------------------------------------------------

                                                                         Small                         Real  Cash Mgt. &
                                                                      Business                       Estate      Deposit
(In millions)                                                          Banking      Lending         Banking     Services       Total
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANK
Income statement data
  Net interest income                                            $          91          549             232        1,093       1,965
  Provision for loan losses                                                  4           68              19            -          91
  Noninterest income                                                         -            -                          520         520
  Noninterest expense                                                       39          311              63          843       1,256
  Income tax expense                                                        19           65              58          295         437
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                     $          29          105              92          475         701
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                             14.92  %      5.99           12.44        61.95       20.31
  Average loans, net                                             $       2,603       24,728           9,432            -      36,763
  Average deposits                                                           -            -               -       25,682      25,682
  Average attributed stockholders'
    equity                                                       $         201        1,747             748          768       3,464
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (Continued)

Financial Tables                        T-3


Table 4
BUSINESS SEGMENTS
--------------------------------------------------------------------------------------------------------------------------

                                                                                             Year Ended December 31, 1998
                                                     ---------------------------------------------------------------------

                                                                   Real                            Commercial
                                                 Investment      Estate         Risk  Traditional   Leasing &
(In millions)                                       Banking     Finance          Mgt.     Banking        Rail       Total
--------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                $  123          76           (2)         867         160       1,224
  Provision for loan losses                            --             1         --            124           6         131
  Trading account profit (loss)                          62        (104)         163         --          --           121
  Noninterest income                                    540          95            9          307         183       1,134
  Noninterest expense                                   445         141           89          370         117       1,162
  Income tax expense                                    107         (28)          31          260          84         454
--------------------------------------------------------------------------------------------------------------------------
  Net income                                         $  173         (47)          50          420         136         732
--------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                          21.55     %(12.95)       52.53        16.81       86.47       18.76
  Average loans, net                                 $3,024       1,871         --         24,261       3,930      33,086
  Average deposits                                    2,019         656          246        7,972          16      10,909
  Average attributed stockholders'
    equity                                           $  803         353           95        2,500         157       3,908
--------------------------------------------------------------------------------------------------------------------------

                                                     Consumer   Capital    Commercial     Capital    Treasury/
(In millions)                                            Bank       Mgt.         Bank     Markets     Nonbank      Total
--------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                                 $ 3,842       455         1,965       1,224        (209)     7,277
  Provision for loan losses                               398         4            91         131          67        691
  Trading account profits                                --        --            --           121           2        123
  Noninterest income                                    2,102     1,791           520       1,134         885      6,432
  Noninterest expense                                   3,528     1,503         1,256       1,162       1,727      9,176
  Income tax expense                                      771       284           437         454        (872)     1,074
--------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                             $ 1,247       455           701         732        (244)     2,891
  After-tax merger-related and
    restructuring charges                                --        --            --          --           805        805
--------------------------------------------------------------------------------------------------------------------------
  Net incomes before
    merger-related and
    restructuring charges                             $ 1,247       455           701         732         561      3,696
--------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                            33.12 %   45.81         20.31       18.76       14.01      22.81
  Average loans, net                                  $57,940     4,813        36,763      33,086         633    133,235
  Average deposits                                     77,760    16,691        25,682      10,909       5,288    136,330
  Average attributed stockholders'
    equity                                            $ 3,763       998         3,464       3,908       4,004     16,137
--------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                                       T-4                     Financial Tables


Table 4
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        Year Ended December 31, 1997
                                              --------------------------------------------------------------------------------------


                                                                       First                                     Retail
                                                                       Union        Home             Card        Branch
(In millions)                                                       Mortgage      Equity         Products      Products        Total
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                                           $         58         125              626         3,345        4,154
  Provision for loan losses                                                6           9              491           213          719
  Noninterest income                                                     324          44              345           822        1,535
  Noninterest expense                                                    357          75              376         2,547        3,355
  Income tax expense                                                       7          33               40           538          618
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                    $         12          52               64           869          997
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                           13.31  %    48.37             9.93         32.77        28.52
  Average loans, net                                            $      1,281         982            6,410        53,101       61,774
  Average deposits                                                       880             -             16        79,523       80,419
  Average attributed stockholders'
    equity                                                      $         89         111              650         2,650        3,500
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                   Retail
                                                                     Private                  Brokerage &
                                                        Mutual        Client         CAP        Insurance
(In millions)                                 Trust      Funds       Banking     Account         Services         Other        Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                      $     60          4           146         137               15            (1)         361
  Provision for loan losses                        -          -            4             -                -              -         4
  Noninterest income                            556        266             9          56              283           (45)       1,125
  Noninterest expense                           384        161            79          77              255                -       956
  Income tax expense                             89         42            27          44               16           (18)         200
------------------------------------------------------------------------------------------------------------------------------------
  Net income                               $    143         67            45          72               27           (28)         326
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                  65.22 %    46.26         21.89       72.72            25.77                -     45.97
  Average loans, net                       $     94           -        2,933             -            250                -     3,277
  Average deposits                            2,233           -        2,220      10,282                  -              -    14,735
  Average attributed stockholders'
    equity                                 $    220         98           200          98              102           (15)         703
------------------------------------------------------------------------------------------------------------------------------------

                                                                       Small                         Real   Cash Mgt. &
                                                                    Business                       Estate       Deposit
(In millions)                                                        Banking     Lending          Banking      Services        Total
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANK
Income statement data
  Net interest income                                           $         80         649              265         1,026        2,020
  Provision for loan losses                                                3          75               14                -        92
  Noninterest income                                                        -            -              -           481          481
  Noninterest expense                                                     42         343               67           862        1,314
  Income tax expense                                                      13          89               71           247          420
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                    $         22         142              113           398          675
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                           13.19  %     7.64            14.78         56.25        19.24
  Average loans, net                                            $      2,262      26,117           10,276                -    38,655
  Average deposits                                                          -            -                -      24,266       24,266
  Average attributed stockholders'
    equity                                                      $        164       1,877              773           708        3,522
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (Continued)

Financial Tables                        T-5


Table 4
BUSINESS SEGMENTS



                                                                                             Year Ended December 31, 1997
                                                     --------------------------------------------------------------------

                                                                     Real                            Commercial
                                                   Investment      Estate        Risk  Traditional    Leasing &
(In millions)                                         Banking     Finance        Mgt.      Banking         Rail     Total
--------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                  $  109          60          10         785          87       1,051
  Provision for loan losses                                 2           1         -            27           3          33
  Trading account profits                                  43          76         118         -           -           237
  Noninterest income                                      219         122           5         192         202         740
  Noninterest expense                                     245         124          63         342         157         931
  Income tax expense                                       48          51          27         233          50         409
-------------------------------------------------------------------------------------------------------------------------
  Net income                                           $   76          82          43         375          79         655
-------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                            16.09    %  30.82       56.43       20.55       57.31       23.59
  Average loans, net                                   $2,202       1,522           -      19,854       3,724      27,302
  Average deposits                                        880         274         111       5,871          22       7,158
  Average attributed stockholders'
    equity                                             $  477         267          76       1,829         140       2,789
-------------------------------------------------------------------------------------------------------------------------

                                                     Consumer     Capital  Commercial     Capital   Treasury/
(In millions)                                            Bank        Mgt.        Bank     Markets     Nonbank       Total
-------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                                 $ 4,154         361       2,020       1,051         208       7,794
  Provision for loan losses                               719           4          92          33         255       1,103
  Trading account profits                                   -           -           -         237          15         252
  Noninterest income                                    1,535       1,125         481         740         189       4,070
  Noninterest expense                                   3,355         956       1,314         931         664       7,220
  Income tax expense                                      618         200         420         409        (563)      1,084
-------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                             $   997         326         675         655          56       2,709
  After-tax merger-related and
    restructuring charges                                   -           -           -           -         204         204
-------------------------------------------------------------------------------------------------------------------------
  Net incomes before
    merger-related and
    restructuring charges                             $   997         326         675         655         260       2,913
-------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                            28.52 %     45.97       19.24       23.59        6.62       20.24
  Average loans, net                                  $61,774       3,277      38,655      27,302       3,509     134,517
  Average deposits                                     80,419      14,735      24,266       7,158       6,269     132,847
  Average attributed stockholders'
    equity                                            $ 3,500         703       3,522       2,789       3,926      14,440
-------------------------------------------------------------------------------------------------------------------------

(a) Average attributed stockholders' equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used herein. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the amount included in Other.




                                       T-6                     Financial Tables

Table 5
SELECTED PERFORMANCE, DIVIDEND PAYOUT AND OTHER RATIOS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            Years Ended December 31,
                                                                     ---------------------------------------------------------------

                                                        1998                1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity                         13.79    X          13.58       13.61       13.22       12.63       13.31
Return on assets                                        1.30    %           1.38        1.20        1.26        1.20        1.22
Return on total stockholders' equity (b)               18.30               18.86       16.36       16.65       15.14       16.23
Internal capital growth (b)                             8.65    %          10.91        8.87       10.06        8.87       10.46
------------------------------------------------------------------------------------------------------------------------------------
DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                                        41.24    %          39.18       39.18       36.13       38.30       33.59
  Preferred and common shares                          41.24               39.18       39.38       36.84       39.84       35.32
Net income
  Common shares                                        52.72               42.12       45.55       38.84       39.85       33.81
  Preferred and common shares                          52.72    %          42.12       45.76       39.57       41.41       35.55
------------------------------------------------------------------------------------------------------------------------------------
OTHER RATIOS ON
Operating earnings
  Return on assets                                      1.66    %           1.49        1.39        1.36        1.25        1.22
  Return on common
    stockholders' equity (b) (c)                       22.81               20.24       18.76       17.98       15.65       16.73
Net income
  Return on common
    stockholders' equity (b) (c)                       18.30    %          18.86       16.42       16.72       15.04       16.62
------------------------------------------------------------------------------------------------------------------------------------

(a)  Based on average balances and net income.
(b) Excludes average net unrealized gains or losses on debt and equity securities.
(c) Based on average balances and net income applicable to common stockholders.

Financial Tables                        T-7

Table 6
SELECTED QUARTERLY DATA

------------------------------------------------------------------------------------------------------------------------------------

                                                                                   1998                                         1997
                                            -------------------------------------------  -------------------------------------------

(In millions, except per
  share data)                                   Fourth      Third     Second      First     Fourth       Third     Second      First
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                 $3,768      3,891      3,727      3,602      3,635       3,663      3,621      3,443
Interest expense                                 1,970      2,048      1,922      1,771      1,710       1,686      1,643      1,529
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                              1,798      1,843      1,805      1,831      1,925       1,977      1,978      1,914
Provision for loan losses                          167        239        150        135        445         225        228        205
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                      1,631      1,604      1,655      1,696      1,480       1,752      1,750      1,709
Securities transactions                             98        211         25         23         18          17         11          9
Noninterest income                               1,679      1,633      1,532      1,354      1,147       1,065      1,030      1,025
Merger-related and
  restructuring charges (a)                        205         24        954         29        225        --           59       --
Noninterest expense                              2,317      1,929      1,881      1,837      1,912       1,682      1,682      1,660
------------------------------------------------------------------------------------------------------------------------------------
Income before income
  taxes (benefit)                                  886      1,495        377      1,207        508       1,152      1,050      1,083
Income taxes (benefit)                              29        500        128        417        (68)        404        368        380
------------------------------------------------------------------------------------------------------------------------------------
Net income                                      $  857        995        249        790        576         748        682        703
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                  $ 0.87       1.02       0.27       0.82       0.61        0.79       0.72       0.72
Diluted earnings                                  0.87       1.01       0.26       0.81       0.60        0.78       0.70       0.72
Cash dividends                                    0.42       0.42       0.37       0.37       0.32        0.32       0.29       0.29
Common stock price
  High                                          63 15/16   65 11/16       63     58 1/4     52 7/8      50 11/16   47 7/8     47 3/4
  Low                                           44 11/16   47 9/16    55 1/4     47 1/16    46 15/16    45 7/8     39 1/8     36 5/8
  Period-end                                    $ 60 13/16 51 3/16    58 1/4     56 13/16   51 1/4      50 1/16    46 1/4     40 1/2
------------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS (b)
Return on assets                                1.47 %       1.72       0.46       1.52     1.14 %        1.50       1.39       1.50
Return on stockholders'
  equity (c)                                     20.32      24.10       6.83      20.74      15.44       20.36      19.37      19.91
Stockholders' equity to assets                  7.42 %       7.32       6.80       7.48     7.51 %        7.29       7.15       7.51
------------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS (d)
Return on assets                                1.70 %       1.75       1.62       1.56     1.47 %        1.50       1.47       1.50
Return on stockholders'
  equity (c)                                    22.59 %     23.50      23.91      21.22     19.82 %      20.31      20.42      19.91
------------------------------------------------------------------------------------------------------------------------------------
CORPORATION AS
  ORIGINALLY REPORTED
  Net interest income                           $ --         --         --        1,330      1,400       1,447      1,443      1,387
  Net income                                      --         --         --          587        362         547        483        504
  Basic earnings per share                        --         --         --         0.91       0.57        0.88       0.78       0.80
  Diluted earnings per share                    $ --         --         --         0.90       0.56        0.87       0.77       0.79
------------------------------------------------------------------------------------------------------------------------------------

(a) After-tax merger-related restructuring charges amounted to $805 million in 1998 and $204 million in 1997.
(b) Based on average balances and net income.
(c) Excludes average net unrealized gains or losses on debt and equity securities.
(d) Based on average balances and net income excluding after-tax merger-related and restructuring charges.


                                       T-8                     Financial Tables

Table 7
SECURITIES AVAILABLE FOR SALE

                                                                                                                   December 31, 1998
                                  --------------------------------------------------------------------------------------------------
                                                                                                                          Average
                                   1 Year        1-5       5-10   After 10                 Gross Unrealized  Amortized   Maturity
                                                                                      ---------------------              in Years
(In millions)                     or Less      Years      Years      Years      Total      Gains     Losses       Cost
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                      $   66          1      2,477        238      2,782        201       --        2,581      10.14
U.S. Government agencies              225      6,203     18,483       --       24,911        212         18     24,717       5.89
Asset-backed                          315      2,545      4,311         49      7,220         95         46      7,171       6.42
State, county and municipal             4          2         19         56         81          1       --           80      15.92
Sundry                                 92        547        266      1,535      2,440        216         25      2,249       8.00
----------------------------------------------------------------------------------------------------------------------
        Total                      $  702      9,298     25,556      1,878     37,434        725         89     36,798       6.40
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                    $  702      9,298     25,556        604     36,160        520         87     35,727
Equity securities                    --         --         --        1,274      1,274        205          2      1,071
----------------------------------------------------------------------------------------------------------------------
        Total                      $  702      9,298     25,556      1,878     37,434        725         89     36,798
----------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities                    $  690      9,209     25,216        612     35,727
Equity securities                       -          -        -        1,071      1,071
--------------------------------------------------------------------------------------
        Total                      $  690      9,209     25,216      1,683     36,798
--------------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                      6.70  %    4.96       6.05       6.05       6.07
  U.S. Government agencies           5.82       6.71       6.48          -       6.53
  Asset-backed                       8.77       7.52       6.64       7.85       7.05
  State, county and municipal        9.29       7.15       7.23       7.28       7.38
  Sundry                             4.34       7.10       6.39       5.34       5.85
  Consolidated                       7.03  %    6.95       6.46       5.58       6.56
--------------------------------------------------------------------------------------



                                                                                                                   December 31, 1997
                                     -----------------------------------------------------------------------------------------------
                                     1 Year        1-5       5-10   After 10                 Gross Unrealized   Amortized    Average
                                                                                         --------------------               Maturity
(In millions)                       or Less      Years      Years      Years      Total      Gains     Losses       Cost    in Years
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                        $  718      1,106      1,420        178      3,422        120       --        3,302       6.06
U.S. Government agencies                170      5,749      7,722         46     13,687        234          4     13,457       5.41
Asset-backed                            333      1,806        176        224      2,539         25          7      2,521       4.68
State, county and municipal              13         30         22         71        136          1       --          135      12.75
Sundry                                  114      2,250        237      1,139      3,740         87         12      3,665       6.83
------------------------------------------------------------------------------------------------------------------------
        Total                        $1,348     10,941      9,577      1,658     23,524        467         23     23,080       5.72
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                      $1,348     10,875      9,577        751     22,551        414         21     22,158
Equity securities                      --           66       --          907        973         53          2        922
------------------------------------------------------------------------------------------------------------------------
        Total                        $1,348     10,941      9,577      1,658     23,524        467         23     23,080
------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities                      $1,334     10,743      9,341        740     22,158
Equity securities                      --           66       --          856        922
---------------------------------------------------------------------------------------
        Total                        $1,334     10,809      9,341      1,596     23,080
---------------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                        6.06 %     6.30       7.01       7.07       6.57
  U.S. Government agencies             5.96       7.11       7.05       7.57       7.07
  Asset-backed                         7.49       6.62       5.68       5.77       6.59
  State, county and municipal          8.09       6.93       6.64       6.90       6.98
  Sundry                               6.90       5.69       6.91       6.44       6.03
  Consolidated                         6.48 %     6.66       7.02       6.47       6.78
---------------------------------------------------------------------------------------


Financial Tables                        T-9

      Securities available for sale with an aggregate amortized cost of $2.7 billion at December 31, 1998, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
      Included in "U.S. Government agencies" and "Sundry" at December 31, 1998, are $199 million of securities denominated in currencies other than the U.S. dollar. At December 31, 1998, these securities had a weighted average maturity of 3.49 years and a weighted average yield of 5.54 percent. For comparative purposes, the weighted average U.S. dollar equivalent yield of these securities was 5.99 percent based on a weighted average funding cost differential of (.45) percent.
      Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
      Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
      At December 31, 1998 and 1997, there were forward commitments to purchase securities at a cost which approximates market value of $4.0 billion and $6.4 billion, respectively.
      Gross gains and losses realized on the sale of debt securities in 1998 were $399 million and $62 million, respectively, and gross gains and losses realized on equity securities were $18 million and $2 million, respectively. Gross gains and losses realized on the sale of debt securities in 1997 were $54 million and $43 million, respectively, and gross gains and losses realized on equity securities were $52 million and $11 million, respectively. Gross gains and losses realized on the sale of debt securities in 1996 were $163 million and $130 million, respectively, and gross gains realized on equity securities were $63 million.

                                      T-10                     Financial Tables

Table 8
INVESTMENT SECURITIES


                                                                                                                   December 31, 1998
                                           -----------------------------------------------------------------------------------------

                                                                                                                             Average
                                               1 Year      1-5       5-10  After 10            Gross Unrealized     Market  Maturity
                                                                                             --------------------
(In millions)                                 or Less    Years      Years     Years     Total     Gains  Losses      Value  in Years
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                                   $   5         7      --        --          12      --        --          12     1.23
U.S. Government agencies                         --         891       151         3     1,045        25         1     1,069     4.08
CMOs                                              100        65      --        --         165         3      --         168     0.98
State, county and municipal                       102       165       235       245       747       110      --         857     7.65
Sundry                                             24        27         2         3        56      --        --          56     2.13
---------------------------------------------------------------------------------------------------------------------------
        Total                                   $ 231     1,155       388       251     2,025       138         1     2,162     5.08
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                                 $ 234     1,190       434       304     2,162
---------------------------------------------------------------------------------------------

WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                                  4.78  %   4.70         -         -      4.73
  U.S. Government agencies                          -      6.95      6.51      8.43      6.89
  CMOs                                           8.71      7.21         -         -      8.12
  State, county and municipal                    9.97      9.95     11.41     11.96     11.07
  Sundry                                         7.12      7.32      7.26      5.14      7.13
  Consolidated                                   9.02  %   7.39      9.48     11.84      8.53
---------------------------------------------------------------------------------------------
                                                                                                                   December 31, 1997
                                           -----------------------------------------------------------------------------------------

                                                                                                                           Average
                                         1 Year       1-5      5-10   After 10               Gross Unrealized  Market     Maturity
                                                                                          -------------------
(In millions)                           or Less     Years     Years      Years    Total     Gains    Losses     Value     in Years
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                             $  14         3         1         -        18         -         -        18         0.86
U.S. Government agencies                    171       861       323        24     1,379        28         2     1,405         3.89
CMOs                                         31       380        42        67       520         9         -       529         4.77
State, county and municipal                 105       282       302       327     1,016       120         -     1,136         8.60
Sundry                                       16        56        79       442       593         2        13       582        20.70
---------------------------------------------------------------------------------------------------------------------
        Total                             $ 337     1,582       747       860     3,526       159        15     3,670         6.94
        ----------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities                           $ 338       1,623          791           615        3,367
Sundry                                        -         -            -             303          303
----------------------------------------------------------------------------------------------------
        Total                             $ 338       1,623          791           918        3,670
----------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                            5.96  %     5.62         6.10            -          5.91
  U.S. Government agencies                 6.03        7.29         6.92          5.35         7.02
  CMOs                                     7.82        7.88         6.34          2.66         7.08
  State, county and municipal              9.77       10.90        13.14         12.20        11.87
  Sundry                                   3.75        4.74         7.18          9.72         8.74
  Consolidated                             7.25  %     7.98         9.43          9.99         8.71
----------------------------------------------------------------------------------------------------




Financial Tables                        T-11

      Investment securities with an aggregate amortized cost of $1.2 billion at December 31, 1998, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
      Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
      Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
      There were no commitments to purchase or sell investment securities at December 31, 1998 and 1997.
      In 1998, gross gains realized on repurchase agreement underdeliveries and calls of investment securities were $4 million. Gross gains realized on calls of investment securities in 1997 were $3 million. In 1996, gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities were $5 million and $1 million, respectively.





                                      T-12                     Financial Tables


Table 9
LOANS

                                                                                                                        December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                            1998           1997          1996          1995          1994          1993
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural                $ 53,961        46,117        41,489        40,959        35,220        31,871
Real estate - construction and other                     2,628         3,037         3,474         3,350         2,651         2,791
Real estate - mortgage                                   8,565        13,160        14,300        15,071        14,533        14,448
Lease financing                                          9,730         8,610         6,348         4,556         2,278         1,769
Foreign                                                  4,805         3,885         2,842         1,675         1,121           968
------------------------------------------------------------------------------------------------------------------------------------
        Total commercial                                79,689        74,809        68,453        65,611        55,803        51,847
------------------------------------------------------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage                                  21,729        28,998        33,181        32,782        26,615        23,862
Installment loans - Bankcard (a)                         2,779         3,914         7,295         5,358         5,837         3,425
Installment loans - other                               29,050        22,271        23,855        22,493        18,153        17,171
Vehicle leasing                                          6,162         5,331         4,529         3,615         2,799         1,905
------------------------------------------------------------------------------------------------------------------------------------
        Total retail                                    59,720        60,514        68,860        64,248        53,404        46,363
------------------------------------------------------------------------------------------------------------------------------------
        Total loans                                    139,409       135,323       137,313       129,859       109,207        98,210
Unearned income                                          4,026         3,636         2,666         1,954         1,242           835
------------------------------------------------------------------------------------------------------------------------------------
        Loans, net                                    $135,383       131,687       134,647       127,905       107,965        97,375
------------------------------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice.

Financial Tables                        T-13

Table 10
CERTAIN COMMERCIAL LOAN MATURITIES AND SENSITIVITY
  TO CHANGES IN INTEREST RATES


                                                                                                                   December 31, 1998
                                                      ------------------------------------------------------------------------------

                                                                       Real
                                             Commercial,            Estate-
                                               Financial       Construction              Real
                                                     and                and           Estate-
(In millions)                               Agricultural              Other          Mortgage             Foreign              Total
------------------------------------------------------------------------------------------------------------------------------------
FIXED RATE
1 year or less                                   $ 2,802                  2                 33                809              3,646
1-5 years                                          4,721                145              1,824              1,018              7,708
After 5 years                                      2,467                197              1,394                -                4,058
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             -------
        Total                                      9,990                344              3,251              1,827             15,412
------------------------------------------------------------------------------------------------------------------------------------
ADJUSTABLE RATE
1 year or less                                    21,340                 90                 61                372             21,863
1-5 years                                         18,815              1,817              3,119              2,577             26,328
After 5 years                                      3,816                377              2,134                 29              6,356
------------------------------------------------------------------------------------------------------------------------------------
        Total                                     43,971              2,284              5,314              2,978             54,547
------------------------------------------------------------------------------------------------------------------------------------
        Total                                    $53,961              2,628              8,565              4,805             69,959
------------------------------------------------------------------------------------------------------------------------------------

                                      T-14                     Financial Tables

Table 11
INTEREST-ONLY AND RESIDUAL CERTIFICATES


                                                                                                                   December 31, 1998
                                              --------------------------------------------------------------------------------------
                                                                                                                               Home
                                                                                                                             Equity
                                                     Home                                                     Credit       Lines of
(In millions)                                   Equity (a)           SBA        Student          Auto           Card         Credit
------------------------------------------------------------------------------------------------------------------------------------
ACTIVITY
Balance, December 31, 1997                        $   172            -               20            46             38             14
Originated residual interests                         245            -               10           -              254              6
Purchased residual interests                          823            188             82           -              -              -
Net accretion (amortization)                          (65)           (13)             4           (26)          (143)            (8)
Net gain (loss)                                       (39)           -                3            (4)            10            -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                        $ 1,136            175            119            16            159             12
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                              Home
                                                    Home Equity                                                               Equity
                                  -----------------------------                                                             Lines of
                                       Fixed           Variable                                                               Credit
                                        Rate               Rate           SBA         Student          Auto        Card       Credit
------------------------------------------------------------------------------------------------------------------------------------
VALUATION ESTIMATES
Discount rate                          11.00   %          11.00          11.00           9.50          11.00      10.05        11.00
Prepayment rate                    CPR-26.00   %      CPR-37.00      CPR-12.80       CPR-5.00       ABS-1.50   9 Months     CPR-3.95
Weighted average life            34.2 months        24.4 months    50.3 months    70.7 months    14.5 months   9 Months    54 Months
Weighted average cumulative
   net loss assumption                   405 bps            438            371             20            244        349          270
Weighted average coupon rate           11.23 %            10.51          10.36           8.11          10.32      18.47         9.47
Excess annual spread                     394 bps            351            292            179            311        641          247
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         Home
                                                         Home Equity                                                     Equity
                                            ------------------------
                                                  Fixed     Variable                                          Credit   Lines of
(Dollars in millions)                              Rate         Rate        SBA      Student       Auto         Card     Credit
------------------------------------------------------------------------------------------------------------------------------------
COLLATERAL DATA
Securitized principal serviced           $        9,372        3,268        666        2,724        776        3,708        226
Contractual delinquency ratios
  30 - 59 days                                     2.51 %       2.76       1.23         3.62       2.47        10.25       0.37
  60 - 89 days                                     1.00         0.98       0.41         1.47       0.84         0.70       0.07
  90 - 179 days                                    1.18         0.80       1.29         2.13       0.71         1.02       0.17
  180 - 359 days                                   0.98         0.83       1.17         0.85       0.10            -       0.14
Defaults
  Foreclosures in process (b)                      3.49         6.47       1.70          n/a        n/a          n/a          -
  Real estate owned                                0.90 %       1.51       0.27          n/a        n/a          n/a       0.03
------------------------------------------------------------------------------------------------------------------------------------

(a) The December 31, 1998, Home Equity balance includes servicer advances of $150 million, for which the corporation is the servicer.
(b) Foreclosures in process includes loans that are delinquent 360 days or more. n/a - Data is not available or not meaningful.

Financial Tables                        T-15

Table 12
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
----------------------------------------------------------------------------------------------------------------------

                                                                                              Years Ended December 31,
                                                          ------------------------------------------------------------

(In millions)                                             1998       1997       1996       1995       1994        1993
----------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year                              $ 1,847      2,212      2,308      2,259      2,259      2,171
Provision for loan losses                                   691      1,103        678        403        458        559
Allowance relating to loans acquired, transferred
 to accelerated disposition or sold                         (74)      (596)        50        193         82        197
Loan losses, net                                           (638)      (872)      (824)      (547)      (540)      (668)
----------------------------------------------------------------------------------------------------------------------
Balance, end of year                                    $ 1,826      1,847      2,212      2,308      2,259      2,259
----------------------------------------------------------------------------------------------------------------------
as % of loans, net                                         1.35  %    1.40       1.64       1.80       2.09       2.32
----------------------------------------------------------------------------------------------------------------------
as % of nonaccrual and restructured loans                   246  %     211        241        252        228        142
----------------------------------------------------------------------------------------------------------------------
as % of nonperforming assets                                217  %     186        211        201        170        111
----------------------------------------------------------------------------------------------------------------------
LOAN LOSSES
Commercial, financial and agricultural                  $   281        172        221        187        276        357
Real estate - construction and other                         15         49         98         64        123        127
Real estate - residential mortgage                           27         54         60         97        123        174
Installment loans - Bankcard (a)                            241        511        439        255        110         95
Installment loans - other and vehicle leasing               235        288        258        163        125        137
----------------------------------------------------------------------------------------------------------------------
        Total                                               799      1,074      1,076        766        757        890
----------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                       65         74        120        103        101        111
Real estate - construction and other                         11         23         33         24         20         17
Real estate - residential mortgage                            1          9         12         22         23         24
Installment loans - Bankcard                                 16         35         40         23         18         16
Installment loans - other and vehicle leasing                68         61         47         47         55         54
----------------------------------------------------------------------------------------------------------------------
        Total                                               161        202        252        219        217        222
----------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                $   638        872        824        547        540        668
----------------------------------------------------------------------------------------------------------------------
as % of average loans, net (a)                             0.48  %    0.65       0.64       0.45       0.53       0.72
----------------------------------------------------------------------------------------------------------------------
as % of average loans, net, excluding Bankcard (a)         0.32  %    0.31       0.35       0.27       0.46       0.66
----------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                      $   362        384        324        514        569        797
  Commercial real estate loans                               67        135        218        -          -          -
  Consumer real estate loans                                184        233        240        -          -          -
  Installment loans                                         128        124        123        131        -          -
  Real estate loans                                         -          -          -          260        397        686
----------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                              741        876        905        905        966      1,483
Restructured loans                                            1          2         14         11         27        106
Foreclosed properties                                       102        113        128        232        335        448
----------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                      $   844        991      1,047      1,148      1,328      2,037
----------------------------------------------------------------------------------------------------------------------
as % of loans, net, and foreclosed properties              0.62  %    0.75       0.78       0.90       1.23       2.08
----------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                         $   385        326        474        445        350        294
----------------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard includes a 1996 one-time charge-off of $34 million related to an anticipated regulatory change that would reduce the period delinquent loans could be held before charge-off. This amount is not included in charge-off ratios.
Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed herein or under the "Loans" or "Asset Quality" discussions in Management's Analysis of Operations do not (i) represent or result from trends or uncertainties that management expects will materially affect future operating results, liquidity or capital resources, or
(ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                                      T-16                     Financial Tables

Table 13
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (a)


                                                                                                                        December 31,
                                           -----------------------------------------------------------------------------------------

                                                    1998             1997             1996               1995               1994
                                           -------------     -------------     -------------    -------------    -----------------
                                                   Loans             Loans             Loans            Loans                Loans
                                                    % to              % to              % to             % to                 % to
                                                   Total             Total             Total            Total                Total
(In millions)                              Amt.    Loans     Amt.    Loans     Amt.    Loans     Amt.   Loans      Amt.      Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural                      $  724       39%   $  480     35 %   $  543     30 %   $  645     32 %   $  689       32   %
Real estate -
  Construction and
    other                                   34        2        44        2       90        3      102        3      106        2
  Mortgage                                 103       22       149       31      284       34      405       36      403       39
Installment loans -
  Bankcard                                 145        2       225        3      442        5      322        4      238        5
  Other and vehicle
    leasing                                207       25       227       20      309       21      334       20      251       19
Lease financing                              5        7        46        6       73        5       37        4       39        2
Foreign                                     12        3        49        3       39        2       60        1       44        1
Unallocated                                596        -       627        -      432        -      403        -      489        -
------------------------------------------------------------------------------------------------------------------------------------
        Total                           $1,826      100%   $1,847    100 %   $2,212    100 %   $2,308    100 %   $2,259      100   %
------------------------------------------------------------------------------------------------------------------------------------

(a) See the "Loans" and the "Provision and Allowance for Loan Losses" discussions in Management's Analysis of Operations and the "Allowance for Loan Losses" discussion in Note 1of Notes to Consolidated Financial Statements.

Financial Tables                        T-17

Table 14
INTANGIBLE ASSETS



                                                                                                                        December 31,
                                                  ----------------------------------------------------------------------------------

(In millions)                                        1998           1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
OTHER INTANGIBLE ASSETS
Goodwill                                           $4,376          2,465          2,650          2,202          1,665          1,110
Deposit base premium                                  360            473            551            622            627            404
Other                                                 300             10             15             19             29             40
------------------------------------------------------------------------------------------------------------------------------------
        Total                                      $5,036          2,948          3,216          2,843          2,321          1,554
------------------------------------------------------------------------------------------------------------------------------------
MORTGAGE AND OTHER
  SERVICING ASSETS                                 $  637            427            284            209            135             95
------------------------------------------------------------------------------------------------------------------------------------
CREDIT CARD PREMIUM                                $   14             24             35             46             62             82
------------------------------------------------------------------------------------------------------------------------------------


Table 15
DEPOSITS

                                                                                                                        December 31,
                                                ------------------------------------------------------------------------------------

(In millions)                                       1998            1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                              $ 35,614         31,005         29,713         27,706         24,542         24,976
Savings and NOW accounts                           38,649         37,281         35,892         36,654         33,634         31,903
Money market accounts                              22,762         21,240         21,193         18,719         19,284         20,455
Other consumer time                                35,809         37,324         42,457         42,857         36,671         33,545
------------------------------------------------------------------------------------------------------------------------------------
        Total core deposits                       132,834        126,850        129,255        125,936        114,131        110,879
Foreign                                             3,487          3,928          3,307          4,720          5,916          2,254
Other time                                          6,146          6,299          3,867          3,456          2,592          2,616
------------------------------------------------------------------------------------------------------------------------------------
        Total deposits                           $142,467        137,077        136,429        134,112        122,639        115,749
------------------------------------------------------------------------------------------------------------------------------------

Table 16
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE (a)
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                               December 31,1998
                                                                                                   ----------------------------

                                                                                                (In millions) Time Certificates
-------------------------------------------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                                                                  $                       4,555
Over 3 months through 6 months                                                                                            2,387
Over 6 months through 12 months                                                                                           2,593
Over 12 months                                                                                                            2,199
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                     $                      11,734
--------------------------------------------------------------------------------------------------------------------------------

(a) There were no other time deposits in amounts of $100,000 or more at December 31, 1998.

                                      T-18                     Financial Tables

Table 17
CAPITAL RATIOS

----------------------------------------------------------------------------------------------------------------------

                                                                                                          December 31,
                                               -----------------------------------------------------------------------

(In millions)                                     1998              1997       1996        1995        1994      1993
----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                               $ 13,603           13,972     11,358      10,085       7,854      6,216
  Total capital                                  21,794           21,585     18,058      16,089      12,190      9,722
Adjusted risk-weighted assets                    96,033          165,802    143,549     136,261      94,410     67,702
Adjusted leverage ratio assets                 $ 25,830          197,075    168,455     163,668     116,642     93,654
Ratios
  Tier 1 capital                                   6.94 %           8.43       7.91        7.40        8.32       9.18
  Total capital                                   11.12            13.02      12.58       11.81       12.91      14.36
  Leverage                                         6.02             7.09       6.74        6.16        6.73       6.64
STOCKHOLDERS' EQUITY TO ASSETS (a)
  Year-end                                         7.23             7.42       7.41        7.30        7.52       7.83
  Average                                          7.25 %           7.36       7.35        7.56        7.92       7.51
-----------------------------------------------------------------------------------------------------------------------
BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank                        7.48 %           6.97       6.43        6.46        7.32       8.24
  First Union Bank of Delaware                    11.44            11.83      13.61       25.45           -          -
  First Union Home Equity Bank                    11.91            10.95       8.40        7.50        7.60          -
Total capital
  First Union National Bank                       10.38            10.20      10.20       10.15       10.69      11.35
  First Union Bank of Delaware                    12.82            13.09      14.87       26.74           -          -
  First Union Home Equity Bank                    13.82            13.20      10.77       10.09       12.10          -
Leverage
  First Union National Bank                        6.69             6.02       5.95        5.72        6.10       5.52
  First Union Bank of Delaware                     6.96             6.24      10.60       17.20           -          -
  First Union Home Equity Bank                    10.86 %          10.16       7.84        6.48        7.22          -
-------------------------------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The 1993-1996 capital ratios presented herein are not restated to reflect the Signet pooling of interests acquisition.
(b) By the end of 1998, all First Union bank affiliates were merged into First Union National Bank , except those included herein. Accordingly, historical information related to such affiliates is not presented, and historical ratios for First Union National Bank are not restated.

Financial Tables                        T-19

Table 18
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

------------------------------------------------------------------------------------------------------------------------------------

                                                            Weighted
                                                        Average Rate (b)   Estimated
                                                                           Maturity
December 31, 1998                Notional                                        In      Fair
(In millions)                      Amount     Receive            Pay       Years (c) Value (d)         Comments
---------------------------------------------------------------------------------------------------------------------------
ASSET RATE
  CONVERSIONS
  Interest rate swaps          $   18,351        6.50  %        5.31 %         2.75            Converts floating rate loans to fixed
    Carrying amount                                                                 $      41  rate. Adds to liability sensitivity.
    Unrealized gross gain                                                                 397
    Unrealized gross loss                                                                 (14)
                                                                                     ---------
        Total                                                                             424
                                                                                     ---------
  Interest rate collars             6,100          -                -          9.56            Converts floating rate loans to fixed
    Carrying amount                                                                       124  rate when LIBOR is below 6.00
    Unrealized gross gain                                                                  16  percent (purchased floor) or above
    Unrealized gross loss                                                                  (6) 7.03 percent (sold cap).
                                                                                     ---------
        Total                                                                             134
                                                                                     ---------
  Interest rate floors                994          -                -          0.61            Converts floating rate loans to fixed
    Carrying amount                                                                         6  rate when LIBOR is below 6.27
    Unrealized gross gain                                                                   2  percent.
    Unrealized gross loss                                                                   -
                                                                                     ---------
        Total                                                                               8
                                                                                     ---------
  Other derivatives                   463          -                -          6.68            Includes interest rate caps and
    Carrying amount                                                                         5  purchased options on forward
    Unrealized gross gain                                                                   -  swaps that convert fixed rate assets
    Unrealized gross loss                                                                  (5) to floating rate with a weighted
                                                                                               average strike rate of 7.87 percent.

                                                                                     ---------
        Total                                                                               -
------------------------------------------                                           ---------
        Total asset rate
          conversions          $   25,908          -                -          4.34 $     566
----------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  Interest rate swaps          $    8,898        6.65  %        5.41 %         5.21            Converts $6.0 billion of fixed rate
    Carrying amount                                                                 $      27  long-term debt, $2.1 billion of
    Unrealized gross gain                                                                 504  fixed rate bank notes and $800
    Unrealized gross loss                                                                 (32) million of fixed rate CDs to
                                                                                               variable rate.

                                                                                     ---------
        Total                                                                             499
                                                                                     ---------
  Other derivatives                   170          -                -          4.57            Includes primarily interest rate
    Carrying amount                                                                         1  floors that offset corresponding
    Unrealized gross gain                                                                   -  floors in floating rate long-term
    Unrealized gross loss                                                                   -  debt.
                                                                                     ---------
        Total                                                                               1
------------------------------------------                                           ---------
        Total liability rate
          conversions          $    9,068          -                -          5.20 $     500
----------------------------------------------------------------------------------------------
                                                                                   (Continued)

                                      T-20                     Financial Tables

Table 18
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

------------------------------------------------------------------------------------------------------------------------------------

                                                               Weighted
                                                            Average Rate (b)  Estimated
                                                                              Maturity
December 31, 1998                   Notional                                        In       Fair
(In millions)                         Amount     Receive            Pay       Years (c)  Value (d)             Comments
------------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Basis swaps                   $     785        5.56  %        4.94 %         8.06            Converts LIBOR reset rates on pay
    Carrying amount                                                                 $       -  variable swaps under asset rate
    Unrealized gross gain                                                                   -  conversions to commercial paper
    Unrealized gross loss                                                                   -  rates.

                                                                                      --------
        Total                                                                               -
                                                                                      --------
  Interest rate caps               12,169          -                -          1.32            $10.0 billion locks in reset rates on
    Carrying amount                                                                        34  pay variable swaps under asset rate
    Unrealized gross gain                                                                   -  conversions when LIBOR is above
    Unrealized gross loss                                                                 (29) 6.26 percent. $2.1 billion locks in
                                                                                               1-year CMT rates at 5.70 percent
                                                                                               to cap pay variable swaps under
                                                                                               liability rate conversions.

                                                                                      --------
        Total                                                                               5
                                                                                      --------
  Long eurodollar futures           1,500        6.63               -          0.46            Converts floating rate LIBOR-
    Carrying amount                                                                         -  based loans to fixed rate. Adds to
    Unrealized gross gain                                                                   6  liability sensitivity. $500 million
    Unrealized gross loss                                                                   -  effective March, June and
                                                                                               September 1999.
                                                                                      --------
        Total                                                                               6
------------------------------------------                                            --------
        Total rate sensitivity
          hedges                $  14,454          -                -          1.60 $      11
----------------------------------------------------------------------------------------------


Financial Tables                        T-21

Table 18
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

------------------------------------------------------------------------------------------------------------------------------------

                                                             Weighted
                                                        Average Rate (b)    Estimated
                                                                            Maturity
December 31, 1997                 Notional                                        In        Fair
(In millions)                       Amount     Receive            Pay       Years (c)   Value (d)            Comments
------------------------------------------------------------------------------------------------------------------------------------
ASSET RATE
  CONVERSIONS
  Interest rate swaps            $ 17,121        6.50  %        5.94 %         3.58
    Carrying amount                                                                 $        13  Converts floating rate loans to
    Unrealized gross gain                                                                   202  fixed rate. Adds to liability
    Unrealized gross loss                                                                   (14) sensitivity.
                                                                                      ----------
        Total                                                                               201
                                                                                      ----------
  Other derivatives                   593          -                -          1.58              Includes primarily interest rate
    Carrying amount                                                                           3  floors that convert floating rate
    Unrealized gross gain                                                                     2  loans to fixed rate when LIBOR is
    Unrealized gross loss                                                                    (1) below 6.06 percent.
                                                                                      ----------
        Total                                                                                 4
------------------------------------------                                            ----------
        Total asset rate
          conversions            $ 17,714          -                -          3.52 $       205
------------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  Interest rate swaps            $ 11,086        6.77  %        6.24 %         6.93              Converts $7.0 billion of fixed rate
    Carrying amount                                                                 $        19  long-term debt, $2.0 billion of
    Unrealized gross gain                                                                   315  deposits, $1.1 billion of fixed
    Unrealized gross loss                                                                   (19) rate CDs and $1.0 billion of fixed
                                                                                                 rate bank notes to floating rate.

                                                                                      ----------
        Total                                                                               315
                                                                                      ----------
  Interest rate floors                336          -                -          2.67              Offsets corresponding floors in
    Carrying amount                                                                           1  floating rate liabilities. The
    Unrealized gross gain                                                                     -  weighted average strike rate is
    Unrealized gross loss                                                                    (1) 4.65 percent.
                                                                                      ----------
        Total                                                                                 -
------------------------------------------                                            ----------
        Total liability rate
          conversions            $ 11,422          -                -          6.81 $       315
------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Put options on forward swaps   $    725           -  %            -%         0.95              Right to terminate $725 million of
    Carrying amount                                                                 $         5  forward interest rate swaps based
    Unrealized gross gain                                                                     -  on interest rates in effect in
    Unrealized gross loss                                                                     -  December 1998.

                                                                                      ----------
        Total                                                                                 5
                                                                                      ----------
  Call options on forward swaps       200           -               -          6.70              Includes primarily call options
    Carrying amount                                                                           3  that provide the right to execute
    Unrealized gross gain                                                                     1  interest rate swaps to convert
    Unrealized gross loss                                                                     -  long-term fixed rate debt to
                                                                                                 floating rate.
                                                                                      ----------
        Total                                                                                 4
                                                                                      ----------
  Interest rate caps                2,967           -               -          4.24              $2.6 billion locks in floating rate
    Carrying amount                                                                          32  liabilities at a strike rate of
    Unrealized gross gain                                                                     -  6.04 percent. $158 million locks in
    Unrealized gross loss                                                                    (1) reset rates on pay variable swaps
                                                                                                 when LIBOR is above 7.03 perent.

                                                                                      ----------
---------------------------------
        Total                                                                                31
---------------------------------                                                     ----------

                                                                                                  (Continued)

                                      T-22                     Financial Tables

Table 18
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

------------------------------------------------------------------------------------------------------------------------------------

                                                            Weighted
                                                    Average Rate (b)                 Estimated
                                              ----------------------      --------------------
                                                                           Maturity
December 31, 1997                Notional                                        In       Fair
(In millions)                      Amount     Receive            Pay      Years (c)  Value (d)              Comments
------------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES (continued)
  Interest rate floors                625           -              -           1.40              Right to recieve a fixed rate if
    Carrying amount                                                                         2    LIBOR is below 7.13 percent.
    Unrealized gross gain                                                                   6
    Unrealized gross loss                                                                   -
                                                                                      --------
        Total                                                                               8
                                                                                      --------
  Short futures                    12,977           -           6.10           0.40              $12.9 billion of eurodollar futures
    Carrying amount                                                                         -    locks in LIBOR reset rates on pay
    Unrealized gross gain                                                                   -    variable rate swaps. $56 million of
    Unrealized gross loss                                                                 (10)   Deutschemark futures locks in 3-
                                                                                                 month Deutschemark funding
                                                                                                 levels in March 1998.
                                                                                      --------
        Total                                                                             (10)
                                                                                      --------
  Long eurodollar futures           2,468        6.47              -           1.13              Converts floating rate LIBOR-based
    Carrying amount                                                                         -    loans to fixed rate.
    Unrealized gross gain                                                                   4
    Unrealized gross loss                                                                   -
                                                                                      --------
                                                                                      --------
        Total                                                                               4
                                                                                      --------
  Call options on eurodollar
   futures                            768           -              -           0.46              Right to buy eurodollar futures
    Carrying amount                                                                         -    which convert floating rate LIBOR-
    Unrealized gross gain                                                                   2    based loans to fixed rate.
    Unrealized gross loss                                                                   -
                                                                                      --------
                                                                                      --------
        Total                                                                               2
                                                                                      --------
  Other derivatives                   150           -              -           2.39              Primarily includes a CMT floor that
    Carrying amount                                                                         1    offsets the decline in value of
    Unrealized gross gain                                                                   1    mortgage servicing assets in a
    Unrealized gross loss                                                                   -    falling rate environment.
                                                                                      --------
        Total                                                                               2
------------------------------------------                                            --------
        Total rate sensitivity
          hedges                 $ 20,880           -               -          1.14 $      46
----------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Weighted average receive rates are fixed rates set at the time the contract was transacted. Weighted average pay rates are generally based on one-to-six month LIBOR, and they are pay rates in effect as of December 31, 1998 and 1997.
(c) Estimated maturity approximates average life.
(d) Carrying amount includes accrued interest receivable or payable and unamortized premiums paid or received.

Financial Tables                        T-23

Table 19
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)

---------------------------------------------------------------------------------------------------------------------------

December 31, 1998                                 1 Year           1 -2        2 -5         5 -10     After 10
(In millions)                                    or Less          Years       Years         Years        Years        Total
---------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount                                  $  4,569         9,779        3,664        7,496          400       25,908
Weighted average receive rate (b)                    6.77 %        6.58         6.27         6.32         6.65         6.50
Estimated fair value                             $     57           218           99          142           50          566
---------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount                                  $  1,587           493        1,954        4,879          155        9,068
Weighted average receive rate (b)                    6.37 %        6.33         6.57         6.74         6.31         6.61
Estimated fair value                             $     41             5           95          349           10          500
---------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount                                  $ 11,426             -        2,243          785            -       14,454
Weighted average receive rate (b)                    6.63 %           -            -         5.56            -         6.27
Estimated fair value                             $      7             -            4            -            -           11
---------------------------------------------------------------------------------------------------------------------------






---------------------------------------------------------------------------------------------------------------------------
December 31, 1997                                  1 Year          1 -2         2 -5        5 -10     After 10
(In millions)                                     or Less         Years        Years        Years        Years     Total
---------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount                                  $  1,747         1,561       11,167        3,237            2       17,714
Weighted average receive rate (b)                    5.90 %        6.49         6.58         6.53         6.80         6.48
Estimated fair value                             $     (8)           14          170           29            -          205
---------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount                                  $  2,643           927        2,462        3,502        1,888       11,422
Weighted average receive rate (b)                    5.98 %        7.06         6.87         6.79         7.29         6.71
Estimated fair value                             $     (9)           18           77          125          104          315
---------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount                                  $ 15,022         2,185        3,137          436          100       20,880
Weighted average receive rate (b)                    6.59 %        6.65         6.30         7.94         7.72         6.66
Estimated fair value                             $     (7)            9           32           12            -           46
---------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Weighted average receive rates include the impact of interest rate options.

                                      T-24                     Financial Tables

Table 20
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)

------------------------------------------------------------------------------------------------------------------------------------

                                                                  Asset           Liability               Rate
                                                                   Rate                Rate        Sensitivity
(In millions)                                                Conversions        Conversions             Hedges               Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                     $ 24,862              13,161              48,832              86,855
Additions                                                         4,905               2,435              41,765              49,105
Maturities/Amortizations                                        (11,553)             (3,147)            (55,730)            (70,430)
Terminations/Redesignations                                        (500)             (1,027)            (13,987)            (15,514)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                       17,714              11,422              20,880              50,016
Additions                                                        11,422               1,361              10,775              23,558
Maturities/Amortizations                                         (3,413)             (2,348)            (15,794)            (21,555)
Terminations/Redesignations                                         185              (1,367)             (1,407)             (2,589)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                     $ 25,908               9,068              14,454              49,430
-----------------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

Table 21
INTEREST DIFFERENTIAL

------------------------------------------------------------------------------------------------------------------------------------

                                                                        1998 Compared to 1997                 1997 Compared to 1996
                                                        --------------------------------------     ---------------------------------

                                                           Interest                                  Interest
                                                            Income/                  Variance        Income/                Variance
                                                            Expense        Attributable to (b)       Expense     Attributable to (b)
                                                                        ----------------------                ----------------------
(In millions)                                              Variance        Rate        Volume        Variance     Rate        Volume
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Interest-bearing bank balances                             $   (48)           1          (49)          52            1           51
Federal funds sold and securities
  purchased under resale agreements                            227          (46)         273           22           15            7
Trading account assets (a)                                     214           (9)         223           21           (3)          24
Securities available for sale (a)                              899          (63)         962          (26)          44          (70)
Investment securities (a)
  U.S. Government and other                                    (58)          (5)         (53)         (62)          10          (72)
  State, county and municipal                                  (17)           5          (22)         (27)           -          (27)
------------------------------------------------------------------------------------------------------------------------------------
        Total investment securities                            (75)           -          (75)         (89)          10          (99)
------------------------------------------------------------------------------------------------------------------------------------
Loans (a)                                                     (573)        (462)        (111)         605          134          471
------------------------------------------------------------------------------------------------------------------------------------
        Total earning assets                               $   644         (579)       1,223          585          201          384
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Deposits                                                       168          153           15          117          100           17
Short-term borrowings                                          776          (45)         821          132           56           76
Long-term debt                                                 199          (36)         235          168           30          138
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities                 $ 1,143           72        1,071          417          186          231
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                        $  (499)        (651)         152          168           15          153
------------------------------------------------------------------------------------------------------------------------------------

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

Financial Tables                        T-25

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

------------------------------------------------------------------------------------------------------------------------------------

                                                                          YEAR ENDED 1998                         YEAR ENDED 1997
                                                   ---------------------------------------------------------------------------------

                                                                                  Average                                 Average
                                                                  Interest          Rates                   Interest        Rates
                                                     Average       Income/        Earned/         Average    Income/      Earned/
(In millions)                                       Balances       Expense           Paid        Balances    Expense         Paid
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                   $     2,331           134           5.76 %    $    3,184        182         5.68 %
Federal funds sold and securities
  purchased under resale agreements                   12,381           626           5.06           7,219        399         5.51
Trading account assets (a) (d)                         8,598           555           6.46           5,174        341         6.59
Securities available for sale (a) (d)                 35,177         2,322           6.60          20,844      1,423         6.83
Investment securities (a) (d)
  U.S. Government and other                            1,727           121           6.99           2,478        179         7.22
  State, county and municipal                            867            88          10.12           1,085        105         9.67
---------------------------------------------------------------------------                      --------------------
        Total investment securities                    2,594           209           8.04           3,563        284         7.97
---------------------------------------------------------------------------                      --------------------
Loans (a) (b) (d)
  Commercial
    Commercial, financial and agricultural            50,080         3,926           7.84          43,118      3,464         8.03
    Real estate - construction and other               2,912           245           8.42           3,295        293         8.89
    Real estate - mortgage                             9,663           821           8.50          13,619      1,180         8.67
    Lease financing                                    4,454           502          11.28           4,199        423        10.09
    Foreign                                            4,297           287           6.68           3,349        215         6.43
---------------------------------------------------------------------------                      --------------------
        Total commercial                              71,406         5,781           8.10          67,580      5,575         8.25
---------------------------------------------------------------------------                      --------------------
  Retail
    Real estate - mortgage                            26,114         1,968           7.54          31,241      2,426         7.77
    Installment loans - Bankcard (c)                   3,634           566          15.56           7,005      1,058        15.11
    Installment loans - other and
     vehicle leasing                                  32,081         2,944           9.18          28,691      2,773         9.66
---------------------------------------------------------------------------                      --------------------
        Total retail                                  61,829         5,478           8.86          66,937      6,257         9.35
---------------------------------------------------------------------------                      --------------------
        Total loans                                  133,235        11,259           8.45         134,517     11,832         8.80
---------------------------------------------------------------------------                      --------------------
        Total earning assets                         194,316        15,105           7.77         174,501     14,461         8.29
                                                               ---------------------------                ------------------------
Cash and due from banks                                9,132                                        8,695
Other assets                                          19,024                                       12,897
-------------------------------------------------------------                                    ---------
        Total assets                             $   222,472                                   $  196,093
-------------------------------------------------------------                                    ---------
LIABILITIES AND
 STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                          34,917           937           2.68          33,104        898         2.71
    Money market accounts                             24,130           837           3.47          24,033        694         2.89
    Other consumer time                               37,291         1,987           5.33          39,752      2,067         5.20
    Foreign                                            3,041           156           5.14           3,092        164         5.29
    Other time                                         6,342           399           6.29           5,377        325         6.05
---------------------------------------------------------------------------                      --------------------
        Total interest-bearing deposits              105,721         4,316           4.08         105,358      4,148         3.94
  Federal funds purchased and securities
    sold under repurchase agreements                  33,121         1,676           5.06          22,759      1,147         5.04
  Commercial paper                                     1,954           102           5.23           1,948        112         5.76
  Other short-term borrowings                         11,109           595           5.36           5,680        338         5.96
  Long-term debt                                      16,268         1,022           6.28          12,596        823         6.53
---------------------------------------------------------------------------                      --------------------
        Total interest-bearing liabilities           168,173         7,711           4.59         148,341      6,568         4.43
                                                               ---------------------------                ------------------------
  Noninterest-bearing deposits                        30,609                                       27,489
  Other liabilities                                    7,553                                        5,823
  Stockholders' equity                                16,137                                       14,440
-------------------------------------------------------------                                    ---------
         Total liabilities and
           stockholders' equity                  $   222,472                                   $  196,093
-------------------------------------------------------------                                    ---------
Interest income and rate earned                              $      15,105           7.77 %                   14,461         8.29 %
Interest expense and equivalent rate paid                            7,711           3.96                      6,568         3.76
------------------------------------------------------------------------------------------                ------------------------

Net interest income and margin                               $       7,394           3.81 %                    7,893         4.53 %
------------------------------------------------------------------------------------------                ------------------------

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes. (b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued .

                                      T-26                     Financial Tables


------------------------------------------------------------------------------------------------------------------------------------

                        YEAR ENDED 1996                                 YEAR ENDED 1995                              YEAR ENDED 1994
---------------------------------------      ------------------------------------------      ---------------------------------------

                                Average                                         Average                                    Average
                 Interest         Rates                          Interest         Rates                       Interest       Rates
      Average     Income/       Earned/            Average        Income/       Earned/         Average        Income/     Earned/
     Balances     Expense          Paid           Balances        Expense          Paid        Balances        Expense        Paid
-----------------------------------------------------------------------------------------------------------------------------------

        2,298         130          5.67 %   $        2,439            150          6.15 %   $     2,896            136        4.70 %

        7,104         377          5.32              3,231            179          5.55           1,680             69        4.14
        4,811         320          6.64              2,294            158          6.90           1,294             77        5.97
       21,869       1,449          6.62             14,690            948          6.45          14,708            816        5.55

        3,497         241          6.89             10,470            688          6.58          11,451            670        5.85
        1,370         132          9.64              2,050            202          9.83           2,464            245        9.97
--------------------------                    ----------------------------                    ------------------------
        4,867         373          7.66             12,520            890          7.11          13,915            915        6.58
--------------------------                    ----------------------------                    ------------------------


       40,089       3,285          8.20             38,493          3,265          8.48          32,173          2,585        8.03
        3,562         302          8.48              3,077            315         10.24           2,606            225        8.64
       14,230       1,283          9.02             15,246          1,483          9.73          14,554          1,252        8.60
        3,124         264          8.44              2,453            209          8.52           1,326            120        9.06
        2,144         136          6.33              1,453            102          7.05           1,145             62        5.39
--------------------------                    ----------------------------                    ------------------------
       63,149       5,270          8.35             60,722          5,374          8.85          51,804          4,244        8.19
--------------------------                    ----------------------------                    ------------------------

       32,856       2,514          7.65             29,426          2,190          7.44          25,411          1,802        7.09
        6,478         922         14.24              6,366            902         14.17           4,321            562       13.00

       26,637       2,521          9.47             24,731          2,386          9.65          19,299          1,784        9.25
--------------------------                    ----------------------------                    ------------------------
       65,971       5,957          9.03             60,523          5,478          9.05          49,031          4,148        8.46
--------------------------                    ----------------------------                    ------------------------
      129,120      11,227          8.70            121,245         10,852          8.95         100,835          8,392        8.32
--------------------------                    ----------------------------                    ------------------------
      170,069      13,876          8.16            156,419         13,177          8.42         135,328         10,405        7.69
               -------------------------                      --------------------------                   ------------------------
        8,620                                        8,306                                        7,844
       10,596                                        9,257                                        7,072
--------------                                -------------                                   ----------
      189,285                               $      173,982                                  $   150,244
--------------                                -------------                                   ----------



       33,360         828          2.48             33,781            824          2.44          30,835            604        1.96
       22,179         622          2.80             20,654            633          3.06          21,006            496        2.36
       42,226       2,198          5.21             40,766          2,112          5.18          33,209          1,384        4.17
        3,307         167          5.07              4,284            237          5.53           2,800            121        4.30
        3,853         216          5.60              3,437            210          6.11           2,543            121        4.77
--------------------------                    ----------------------------                    ------------------------
      104,925       4,031          3.84            102,922          4,016          3.90          90,393          2,726        3.02

       22,815       1,133          4.97             14,599            831          5.69          10,960            470        4.28
        1,865          98          5.27              2,104            123          5.83           1,607             67        4.19
        4,228         234          5.53              3,376            202          6.00           2,050            109        5.30
       10,443         655          6.27              8,334            560          6.72           6,049            367        6.07
--------------------------                    ----------------------------                    ------------------------
      144,276       6,151          4.26            131,335          5,732          4.36         111,059          3,739        3.37
               -------------------------                      --------------------------                   ------------------------
       26,351                                       24,822                                       23,322
        4,753                                        4,669                                        3,964
       13,905                                       13,156                                       11,899
--------------                                -------------                                   ----------

      189,285                               $      173,982                                  $   150,244
--------------                                -------------                                   ----------
              $    13,876          8.16 %                  $       13,177          8.42 %               $       10,405        7.69 %
                    6,151          3.61                             5,732          3.66                          3,739        2.76
               -------------------------                      --------------------------                   ------------------------
              $     7,725          4.55 %                  $        7,445          4.76 %               $        6,666        4.93 %
               -------------------------                      --------------------------                   ------------------------

(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice. (d) Tax-equivalent adjustments included in trading account assets, securities available for sale, investment securities, commercial, financial and agricultural loans, commercial real estate - mortgage loans, and lease financing are (in millions): $9, $18, $27, $49, $0 and $14, respectively, in 1998; $5,
$11, $38, $32, $8 and $5, respectively, in 1997; and $10, $14, $48, $35, $8 and
$3, respectively, in 1996.

Financial Tables                        T-27

FIRST UNION CORPORATION AND SUBSIDIARIES
MANAGEMENT'S STATEMENT OF RESPONSIBILITY

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

      To ensure the integrity, objectivity and fairness of the information in these consolidated financial statements, management of the Corporation has established and maintains internal controls supplemented by a program of internal audits. The internal control is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of internal control, management recruits and trains highly qualified personnel, and maintains sound risk management practices.

      The consolidated financial statements have been audited by KPMG LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Corporation. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks and augment internal controls.



/s/ Edward E. Crutchfield
-------------------------
Edward E. Crutchfield
Chairman and
Chief Executive Officer




/s/ Robert T. Atwood
--------------------
Robert T. Atwood
Executive Vice President and
Chief Financial Officer


January 14, 1999







                                       C-1          Statement of Responsibility

FIRST UNION CORPORATION AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
First Union Corporation

      We have audited the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Union Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG LLP
------------------------

KPMG LLP
Charlotte, North Carolina


January 14, 1999

Independent Auditors' Report            C-2

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                             December 31,
                                                                                             ------------

(In millions, except per share data)                                                        1998      1997
------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                  $  11,192    10,275
Interest-bearing bank balances                                                               2,916     3,832
Federal funds sold and securities purchased under resale agreements                         14,529     7,781
------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                     28,637    21,888
------------------------------------------------------------------------------------------------------------
Trading account assets                                                                       9,759     5,952
Securities available for sale (amortized cost $36,798 in 1998; $23,080 in 1997)             37,434    23,524
Investment securities (market value $2,162 in 1998; $3,670 in 1997)                          2,025     3,526
Loans, net of unearned income ($4,026 in 1998; $3,636 in 1997)                             135,383   131,687
  Allowance for loan losses                                                                 (1,826)   (1,847)
------------------------------------------------------------------------------------------------------------
        Loans, net                                                                         133,557   129,840
------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                       5,067     4,863
Due from customers on acceptances                                                            1,268     1,496
Other intangible assets                                                                      5,036     2,948
Other assets                                                                                14,580    11,698
        Total assets                                                                     $ 237,363   205,735
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                                              35,614    31,005
  Interest-bearing deposits                                                                106,853   106,072
------------------------------------------------------------------------------------------------------------
        Total deposits                                                                     142,467   137,077
Short-term borrowings                                                                       41,438    31,681
Bank acceptances outstanding                                                                 1,281     1,496
Other liabilities                                                                           12,055     6,725
Long-term debt                                                                              22,949    13,487
------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                  220,190   190,466
------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares,
  no par value; none issued                                                                     --       --
Common stock, $3.33-1/3 par value; authorized 2 billion shares, outstanding
  982 million shares in 1998; 961 million shares in 1997                                     3,274     3,203
Paid-in capital                                                                              4,305     1,582
Retained earnings                                                                            9,187    10,198
Accumulated other comprehensive income, net                                                    407       286
------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                          17,173    15,269
------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                                       $ 237,363   205,735
------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


                                       C-3          Audited Financial Statements

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                                                    Years Ended December 31,
                                                                                    ------------------------

(In millions, except per share data)                                             1998       1997        1996
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                   $   11,196     11,787      11,181
Interest and dividends on securities available for sale                           2,304      1,412       1,435
Interest and dividends on investment securities
  Taxable income                                                                    120        176         238
  Nontaxable income                                                                  62         70          87
Trading account interest                                                            546        336         310
Other interest income                                                               760        581         507
--------------------------------------------------------------------------------------------------------------
        Total interest income                                                    14,988     14,362      13,758
--------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                              4,316      4,148       4,031
Interest on short-term borrowings                                                 2,373      1,597       1,465
Interest on long-term debt                                                        1,022        823         655
--------------------------------------------------------------------------------------------------------------
        Total interest expense                                                    7,711      6,568       6,151
--------------------------------------------------------------------------------------------------------------
Net interest income                                                               7,277      7,794       7,607
Provision for loan losses                                                           691      1,103         678
--------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                               6,586      6,691       6,929
--------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trading account profits                                                             123        252         162
Service charges on deposit accounts                                               1,146      1,119         979
Mortgage banking income                                                             412        256         205
Capital management income                                                         1,720      1,078         782
Securities transactions                                                             357         55         100
Fees for other banking services                                                     260        263         280
Equipment lease rental income                                                       176        187         112
Sundry income                                                                     2,361      1,112         915
--------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                  6,555      4,322       3,535
--------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                                                          3,567      2,909       2,649
Other benefits                                                                      683        641         628
--------------------------------------------------------------------------------------------------------------
        Personnel expense                                                         4,250      3,550       3,277
Occupancy                                                                           561        544         546
Equipment                                                                           723        649         569
Advertising                                                                         223        141         100
Communications and supplies                                                         480        393         394
Professional and consulting fees                                                    311        386         403
Other intangible amortization                                                       348        315         290
Merger-related and restructuring charges                                          1,212        284         421
Sundry expense                                                                    1,068        958         930
--------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                 9,176      7,220       6,930
--------------------------------------------------------------------------------------------------------------
Income before income taxes                                                        3,965      3,793       3,534
Income taxes                                                                      1,074      1,084       1,261
--------------------------------------------------------------------------------------------------------------
        Net income                                                                2,891      2,709       2,273
Dividends on preferred stock                                                                                 9
--------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders                         $    2,891      2,709       2,264
--------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Basic earnings                                                               $     2.98       2.84        2.33
Diluted earnings                                                                   2.95       2.80        2.30
Cash dividends                                                               $     1.58       1.22        1.10
AVERAGE COMMON SHARES (In thousands)
Basic                                                                           969,131    955,241     973,712
Diluted                                                                         980,112    966,792     982,755
--------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Audited Financial Statements                    C-4


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Accumulated
                                                                                                                      Other
(Shares in thousands,                    Preferred Stock           Common Stock         Paid-in     Retained  Comprehensive
                                  -----------------------    ----------------------
  dollars in millions)                   Shares    Amount       Shares       Amount     Capital     Earnings    Income, Net   Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                3,388    $    183     981,115    $  3,270       1,479       8,643         207      13,782
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                               --          --          --          --          --         2,273        --         2,273
  Net unrealized loss on debt and
    equity securities                      --          --          --          --          --          --          (178)       (178)
------------------------------------------------------------------------------------------------------------------------------------
        Total comprehensive
          income                           --          --          --          --          --         2,273        (178)      2,095
Redemption of preferred
  stock                                    (433)       (109)       --          --          --          --          --          (109)
Purchase of common stock
  primarily for purchase
  accounting acquisitions                  --          --       (50,648)       (167)     (1,184)       (233)       --        (1,584)
Common stock issued for
  stock options exercised                  --          --        17,659          58         356        --          --           414
Common stock issued
  through dividend
  reinvestment plan                        --          --         2,250           8          54        --          --            62
Common stock issued for
  purchase accounting
  acquisitions                             --          --        31,994         106       1,096        (194)       --         1,008
Converted preferred stock                (2,955)        (74)      6,224          20          54        --          --          --
Cash dividends paid by
  First Union Corporation
    Preferred shares                       --          --          --          --          --            (9)       --            (9)
    $1.10 per common share                 --          --          --          --          --          (611)       --          (611)
  Acquired companies
    Common shares                          --          --          --          --          --          (420)       --          (420)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                 --          --       988,594       3,295       1,855       9,449          29      14,628
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                               --          --          --          --          --         2,709        --         2,709
  Net unrealized gain on debt and
    equity securities                      --          --          --          --          --          --           257         257
------------------------------------------------------------------------------------------------------------------------------------
        Total comprehensive
          income                           --          --          --          --          --         2,709         257       2,966
Purchase of common stock                   --          --       (51,675)       (172)     (1,369)       (819)       --        (2,360)
Common stock issued for
  stock options exercised                  --          --        14,923          50         709        --          --           759
Common stock issued
  through dividend
  reinvestment plan                        --          --         1,525           5          51        --          --            56
Common stock issued
  through public offering                  --          --         7,500          25         333        --          --           358
Common stock issued for
  purchase accounting
  acquisitions                             --          --           117        --             3        --          --             3
Cash dividends paid by
  First Union Corporation
    $1.22 per common share                 --          --          --          --          --          (711)       --          (711)
  Acquired companies
    Common shares                          --          --          --          --          --          (430)       --          (430)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                 --          --       960,984       3,203       1,582      10,198         286      15,269
------------------------------------------------------------------------------------------------------------------------------------

                                       C-5          Audited Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 Accumulated
                                                                                                                       Other
(Shares in thousands,                        Preferred Stock       Common Stock         Paid-in     Retained   Comprehensive
                                          -------------------------------------------
  dollars in millions)                      Shares      Amount   Shares       Amount     Capital    Earnings   Income, Net   Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                     -         --      960,984       3,203       1,582      10,198         286     15,269
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                   -         --         --          --          --         2,891        --        2,891
  Net unrealized gain on debt and
    equity securities, net of
    reclassification adjustment                -         --         --          --          --          --           121        121
------------------------------------------------------------------------------------------------------------------------------------
        Total comprehensive
          income                               -         --         --          --          --         2,891         121      3,012
Purchase of common stock                       -         --      (49,738)       (165)       (384)     (2,507)       --       (3,056)
Common stock issued for
  stock options exercised                      -         --       19,271          64         787        --          --          851
Common stock issued
  through dividend
  reinvestment plan                            -         --        1,476           4          77        --          --           81
Common stock issued for
  acquisitions                                 -         --       50,230         168       2,243         129        --        2,540
Cash dividends paid by
  First Union Corporation
    $1.58 per common share                     -         --         --          --          --        (1,423)       --       (1,423)
  Acquired companies
    Common shares                              -         --         --          --          --          (101)       --         (101)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                     -   $     --      982,223    $  3,274       4,305       9,187         407     17,173
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Audited Financial Statements                    C-6

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Years Ended December 31,
                                                                                               --------------------------

(In millions)                                                                                  1998      1997      1996
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                 $   2,891     2,709     2,273
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                           249        40        37
  Provision for loan losses                                                                      691     1,103       678
  Securitization gains                                                                          (529)     (154)        -
  Gain on sale of mortgage servicing rights                                                      (22)       (1)      (49)
  Securities available for sale transactions                                                    (353)      (52)      (96)
  Investment security transactions                                                                (4)       (3)       (4)
  Depreciation and amortization                                                                1,058       922       779
  Deferred income taxes                                                                          624       553       554
  Trading account assets, net                                                                   (380)   (1,350)   (2,067)
  Mortgage loans held for resale                                                              (1,464)     (964)       (9)
  (Gain) loss on sales of premises and equipment                                                 (11)        5        (3)
  Gain on sale of segregated assets                                                                         (7)      (12)
  Other assets, net                                                                           (1,428)     (646)    1,214
  Other liabilities, net                                                                       3,090       933       (47)
-------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                              4,412     3,088     3,248
-------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                      28,698     9,243    21,453
  Maturities of securities available for sale                                                  5,201     2,278     4,162
  Purchases of securities available for sale                                                 (47,477)  (15,374)  (20,121)
  Calls and underdeliveries of investment securities                                             387         4        10
  Maturities of investment securities                                                          1,480     1,500     2,328
  Purchases of investment securities                                                            (366)     (840)     (663)
  Origination of loans, net                                                                   (2,106)     (960)   (3,102)
  Sales of premises and equipment                                                                475       160        60
  Purchases of premises and equipment                                                         (1,139)     (648)   (1,148)
  Other intangible assets, net                                                                  (179)      (44)      (18)
  Purchase of bank-owned separate account life insurance                                        (359)   (2,011)        -
  Cash equivalents acquired, net of purchases of banking organizations                           366         6      (484)
-------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                                     (15,019)   (6,686)    2,477
-------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Purchases (sales) of deposits, net                                                           5,139       620    (2,789)
  Securities sold under repurchase agreements and other short-term borrowings, net             7,525     4,061     1,380
  Issuances of long-term debt                                                                 11,493     3,676     3,652
  Payments of long-term debt                                                                  (3,153)   (1,797)   (1,922)
  Sales of common stock                                                                          932       815       402
  Redemption of preferred stock                                                                                     (109)
  Purchases of common stock                                                                   (3,056)   (2,360)   (1,584)
  Cash dividends paid                                                                         (1,524)   (1,141)   (1,040)
-------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                      17,356     3,874    (2,010)
-------------------------------------------------------------------------------------------------------------------------
        Increase in cash and cash equivalents                                                  6,749       276     3,715
        Cash and cash equivalents, beginning of year                                          21,888    21,612    17,897
-------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                             $  28,637    21,888    21,612
-------------------------------------------------------------------------------------------------------------------------
CASH PAID FOR
Interest                                                                                   $   7,566     7,250     6,187
Income taxes                                                                                     152       502       574
NONCASH ITEMS
Increase in securities available for sale                                                          -         -       592
Increase (decrease) in investment securities                                                                         303
Increase in trading account assets and a decrease in loans                                     2,212         -         -
Increase in assets available for sale and a decrease in loans                                    133     3,200         -
Increase in foreclosed properties and a decrease in loans                                          3        17        59
Conversion of preferred stock to common stock                                                      -         -        74
Issuance of common stock for purchase accounting acquisitions                              $   2,540         3     1,008
-------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                                       C-7          Audited Financial Statements

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
GENERAL
      First Union Corporation (the "Parent Company") is a bank holding company whose principal wholly owned subsidiaries are First Union National Bank, a national banking association; First Union Home Equity Bank, N.A., a national banking association; First Union Capital Markets Corp., an investment banking firm; First Union Mortgage Corporation, a mortgage banking firm; and First Union Brokerage Services, Inc., a securities brokerage firm.
      The accounting and reporting policies of First Union Corporation and subsidiaries (the "Corporation") are in accordance with generally accepted accounting principles, and they conform to general practices within the applicable industries. The consolidated financial statements include accounts of the Parent Company and all its subsidiaries. In consolidation, all significant intercompany accounts and transactions are eliminated. Certain amounts for 1997 and 1996 were reclassified to conform with the presentation for 1998. These reclassifications have no effect on stockholders' equity or net income as previously reported.
      The Corporation is a diversified financial services company with principal operations in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Its foreign banking operations are immaterial.
      Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
      Cash and cash equivalents include cash and due from banks, interest-bearing bank balances and federal funds sold and securities purchased under resale agreements. Generally, both cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value.
SECURITIES PURCHASED AND SOLD AGREEMENTS
      Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financing transactions. They are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Corporation's policy to take possession of securities purchased under resale agreements, which are primarily
U. S. Government and Government agency securities. The market value of these securities is monitored, and additional securities are obtained when deemed appropriate. The Corporation also monitors its exposure with respect to securities sold under repurchase agreements, and a request for the return of excess securities held by the lender is made when deemed appropriate.
SECURITIES
      The classification of securities is determined at the date of commitment or purchase. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
      Trading account assets, primarily debt securities; trading derivatives, which include interest rate futures, options, caps, floors and forward contracts; and securities sold not owned are recorded at fair value. Realized and unrealized gains and losses resulting from such fair value adjustments and from recording the results of sales of trading account assets are included in trading account profits.
      Securities available for sale, primarily debt securities, are recorded at market value with a corresponding adjustment net of tax recorded as a component of other comprehensive income. Securities available for sale are used as a part of the Corporation's interest rate risk management strategy, and they may be sold in response to changes in interest rates, changes in prepayment risk and other factors.
      Investment securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Corporation has the intent and the ability to hold such securities until maturity.
      The market value of securities is generally based on quoted market prices or dealer quotes. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.

Audited Financial Statements              C-8

DERIVATIVE FINANCIAL INSTRUMENTS
Interest Rate Swaps, Floors and Caps
      The Corporation uses interest rate swaps, floors and caps for interest rate risk management, in connection with providing risk management services to customers and for trading for its own account. Interest rate swaps, floors and caps used to achieve interest rate risk management objectives are designated as hedges of specific assets and liabilities. The fair value of the swaps, floors and caps are not recognized in the consolidated financial statements. These hedges are designed to be effective hedges, and if determined to be ineffective, they are transferred to trading account assets. The net interest payable or receivable on swaps, floors and caps is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. Under certain circumstances, floors and caps are written to adjust the amount or term of purchased floors and caps to more effectively reduce interest rate risk; however, to qualify for hedge accounting, the resulting instrument must be a net purchased option. Net premiums paid on floors and caps are amortized over the term of the floors and caps as a yield adjustment of the related asset or liability.
      On the early termination of swaps, floors and caps, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities, and they are amortized over the shorter of the remaining contract life or the maturity of the related asset or liability. On disposition or settlement of a hedged asset or a liability, hedge accounting for the related derivatives is discontinued and any deferred amount is recognized in earnings.
      Interest rate swaps, floors and caps entered into for trading purposes or sold to customers are recorded at fair value, and realized and unrealized gains and losses are recorded in trading account profits. The fair value of these financial instruments represents the estimated amount the Corporation would receive or pay to terminate the contracts or agreements, and it is determined using a valuation model that considers current market yields, quoted prices and other relevant data.
Interest Rate Futures, Forward and Option Contracts
      The Corporation uses interest rate futures, forward and option contracts for interest rate risk management and in connection with hedging interest rate products sold to customers.
      Interest rate futures and option contracts are used to hedge interest rate risk arising from specific assets or liabilities. They are expected to reduce overall interest rate risk, and they have been and are expected to be highly correlated with the interest rate risk of the hedged items. Gains and losses on interest rate futures are deferred and included in the carrying value of the related asset or liability, and they are amortized over the estimated life of the asset or liability as a yield adjustment. Premiums paid for option contracts are included in other assets, and they are amortized over the option term as a yield adjustment of the related asset or liability. On the early termination of futures contracts, the deferred amounts are amortized over the remaining maturity of the related asset or liability. On disposition or settlement of the asset or liability being hedged, hedge accounting is discontinued and any deferred amount is recognized in earnings. Interest rate futures and forwards that do not reduce overall interest rate risk or that are not highly correlated are transferred to trading account assets.
      Interest rate futures, forward and option contracts used to hedge risk management products sold to customers are recorded at fair value, and the realized and unrealized gains and losses are recorded in trading account profits. The fair value of these financial instruments is based on dealer or exchange quotes.
LOANS
      Commercial, financial and agricultural loans include industrial revenue bonds, highly leveraged transaction loans and certain other loans that are made primarily on the strength of the borrower's general credit standing and ability to generate repayment cash flows from income sources even though such bonds and loans may be secured by real estate or other assets. Commercial real estate construction and mortgage loans represent interim and permanent financing of commercial properties that are secured by real estate. Retail real estate mortgage loans represent 1-4 family first mortgage loans. Bankcard installment loans include credit card, instant cash reserve, signature and First Choice unsecured revolving lines of credit. Retail installment loans include all other consumer loans, including home equity and second mortgage loans.
      Loans held for sale or securitization are valued at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. Gains or losses resulting from sales of loans are recognized when the proceeds are received from investors.

                                      C-9          Audited Financial Statements

      In many lending transactions, collateral is required to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation is a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.
      Unearned income is generally accreted to interest income using the constant yield method. Interest income is recorded on an accrual basis.
      A loan is considered to be impaired when based on current information, it is probable the Corporation will not receive all amounts due in accordance with the contractual terms of a loan agreement. Discounted cash flows using stated loan rates or the estimated collateral fair value are used in determining the fair value of impaired loans.
      When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off.
      A loan is also considered impaired if its terms are modified in a troubled debt restructuring after January 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest in accordance with the terms of the restructured loan agreement.
      The accrual of interest is generally discontinued on all loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans and bankcard products that become approximately 120 days and 180 days past due, respectively, are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan the Corporation has classified as nonaccrual, such loan is returned to accrual status.
ALLOWANCE FOR LOAN LOSSES
      The allowance for loan losses is the amount considered adequate to cover probable credit losses inherent in the loan portfolio. The Corporation's methodology for determining the allowance for loan losses establishes both an allocated and unallocated component. The allocated portion of the allowance represents the allowance needed for specific loans and specific portfolios. The allocated portion of the allowance for commercial loans is based principally on current loan grades, historical loan loss rates, borrowers' creditworthiness, as well as analyses of other factors that affect the portfolio. The Corporation analyzes all loans in excess of $1 million that are being monitored as potential credit problems to determine whether, given borrowers' collateral values and cash flows, supplemental, specific reserves are necessary. The allocated portion of the allowance for consumer loans is based principally on delinquencies and historical and projected loss rates. The unallocated portion of the Corporation's allowance for loan losses represents the results of other analyses, which are intended to ensure the allowance is adequate for other probable losses inherent in Corporation's portfolio. These analyses include consideration of changes in credit risk resulting from the changing underwriting criteria, including acquired loan portfolios, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected, overall credit criteria and other loss predictive economic indicators.
      Management believes the allowance for loans losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.
      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries' allowances for loans losses. These agencies may require such subsidiaries to recognize changes to the allowance based on their judgments about information available to them at the time of their examination.
EQUITY METHOD INVESTMENTS
      The Corporation recognizes gain or loss on transactions where a subsidiary or an equity method investee issues common stock. Recognition of a gain is subject to a determination that the gain is realizable and that there are no plans to reacquire the shares.

Audited Financial Statements                  C-10

INTANGIBLE ASSETS
      Generally, goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years. The Corporation's unamortized goodwill is periodically reviewed to ensure that there are no conditions that exist indicating that the recorded amount of goodwill is not recoverable from future undiscounted cash flows. The review process includes an evaluation of the earnings history of each subsidiary, its contribution to the Corporation, capital levels and other factors. If events or changes in circumstances indicate further evaluation is warranted, the undiscounted net cash flows of the operations to which goodwill relates are estimated. If the estimated undiscounted net cash flows are less than the carrying amount of goodwill, a loss is recognized to reduce the carrying value of goodwill to fair value, and when appropriate, the amortization period is also reduced. Unamortized goodwill associated with disposed assets is charged to current earnings. Credit card premiums are amortized principally over the estimated period of benefit not to exceed 10 years using the sum-of-the-years' digits method. Deposit base premiums are amortized principally over a 10-year period using accelerated methods. When deposits are sold, any related unamortized deposit base intangible is included in the determination of the gain on the sale of the deposits. If any events or circumstances indicate that the unamortized balance of all or a portion of the deposit base intangible is impaired, an analysis is performed, and if the fair value is less than the recorded balance, the difference is charged to noninterest expense.
TRANSFERS AND SERVICING OF FINANCIAL ASSETS
      The Corporation records the securitization or transfer of assets as sales when the assets securitized or transferred have been isolated from the Corporation, the transferee obtains the unconditional right to pledge or exchange the assets, the Corporation is not entitled to and/or obligated to repurchase the assets and the transferee is a qualifying special purpose entity. Transfers not meeting these criteria are generally treated as secured borrowings. Gains or losses on the securitization or transfer of assets determined to be sales are based on the fair value of the assets obtained and liabilities assumed less the carrying value of the assets sold. Any servicing assets, interest-only certificates, residual certificates or other interests retained are initially recorded at their allocated carrying value based on relative fair value. Fair value is determined by computing the present value of the estimated cash flows retained, using the dates that such cash flows are expected to be released to the Corporation, at a discount rate considered to be commensurate with the risks associated with the cash flows. The amounts and timing of the cash flows are estimated after considering various economic factors including prepayment, delinquency, default and loss assumptions. The valuation also considers loan-related factors as applicable. Gains or losses resulting from the securitization or transfer of assets are recorded in noninterest income. Retained residual interests subject to prepayment risk are recorded as trading account assets or as securities available for sale. Servicing assets and liabilities are included in other assets and other liabilities, and they are amortized to noninterest income in proportion to net servicing income.
      Servicing assets, interest-only certificates, residual certificates and other interests retained are periodically evaluated for impairment based on the fair value of those assets. Fair values of servicing assets are estimated based on market prices for similar assets and on the discounted estimated future net cash flows based on market consensus loan prepayment estimates, historical prepayment rates, interest rates and other economic factors. For purposes of impairment evaluation, the servicing assets are stratified based on predominant risk characteristics of the underlying loans, including loan type (conventional or government), amortization type (fixed or adjustable), note rate, and in certain instances, period of origination. To the extent the carrying value of the servicing asset exceeds fair value by individual stratum, a valuation allowance is established. Servicing assets amounted to $637 million and $427 million at December 31, 1998 and 1997, respectively.
      Fair values of interest-only certificates, residual certificates and other interests retained are based on a review of actual cash flows and on the factors that affect the amounts and timing of the cash flows from each of the underlying static pools relative to the assumptions used in estimating fair value at the time the instrument was initially recorded. Based on this analysis, assumptions are validated or revised as deemed necessary, the amounts and the timing of cash flows are estimated and fair value is determined.

                                      C-11          Audited Financial Statements

NOTE 2: ACQUISITIONS

      In January 1998, the Corporation acquired Covenant Bancorp, Inc. ("Covenant"), which at December 31, 1997, had assets of $415 million, for 1.6 million shares of the Corporation's common stock, substantially all of which were repurchased in the open market at a cost of $79 million. The Covenant acquisition was accounted for as a purchase. Also in January 1998, the Corporation acquired Wheat First Butcher Singer, Inc. ("Wheat First "), which at December 31, 1997, had assets of $1 billion and stockholders' equity of $171 million, for 10.3 million shares of the Corporation's common stock. The Wheat First acquisition was accounted for as a pooling of interests. Financial information related to Wheat First is not considered material to the historical results of the Corporation, and accordingly, the Corporation's financial statements were not restated.
      On April 28, 1998, the Corporation acquired CoreStates Financial Corp ("CoreStates"), a multi-bank holding company based in Pennsylvania. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation has been restated to include CoreStates historical financial information as if the combining companies had been consolidated for all periods presented herein. On such date, each of the 204 million shares of CoreStates' common stock was exchanged for 1.62 shares of the Corporation's common stock and common stock equivalents. The consolidated statements of changes in stockholders' equity reflect the accounts of the Corporation as if the additional common stock had been issued for all periods presented. At December 31, 1997, CoreStates had assets of $48 billion, net loans of $35 billion, deposits of $34 billion, stockholders' equity of $3 billion and net income applicable to common stockholders of $813 million.
      On June 30, 1998, the Corporation acquired The Money Store Inc. ("TMSI"), a consumer finance company, which at December 31, 1997, had assets of $3.1 billion, for 38 million shares of the Corporation's common stock, substantially all of which were repurchased in the open market at a cost of $2 billion. With respect to this purchase accounting acquisition, the Corporation recorded $1.9 billion of goodwill and an intangible asset related to TMSI's origination network of $304 million. This was based on TMSI's closing equity of $489 million and fair value adjustments, net of tax effects, related to certain interest-only and residual certificates related to asset-backed securities issued by TMSI of $207 million, long-term debt of $47 million, professional fees and other acquisition-related expenses of $23 million, deferred taxes related to the origination network intangible of $120 million and other miscellaneous adjustments amounting to $158 million. The estimated periods of future benefit related to goodwill and to the network intangible are twenty-five years and fifteen years, respectively.
      Certain pro forma financial information related to the Corporation and CoreStates, and which does not include information related to Covenant, Wheat First or TMSI, is presented below.

                                                                                              Years Ended
                                                                                              December 31,
                                                                                              ------------

(In millions, except per share data)                                                         1997      1996
------------------------------------------------------------------------------------------------------------
(Unaudited)
Interest income                                                                          $  14,362    13,758
Interest expense                                                                             6,452     6,151
Provision for loan losses                                                                    1,103       678
Noninterest income                                                                           4,322     3,535
Noninterest expense                                                                          7,336     6,930
Income taxes                                                                                 1,084     1,261
------------------------------------------------------------------------------------------------------------
Net income                                                                                   2,709     2,273
Dividends on preferred stock                                                                     -         9
------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                                             $   2,709     2,264
------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                                 $    2.84      2.33
Diluted earnings per share                                                               $    2.80      2.30
------------------------------------------------------------------------------------------------------------
CORPORATION AS ORIGINALLY REPORTED
Net interest income                                                                      $   5,677     5,465
Net income                                                                                   1,896     1,624
Net income applicable to common stockholders                                                 1,896     1,615
Basic earnings per share                                                                      3.03      2.61
Diluted earnings per share                                                               $    2.99      2.58
------------------------------------------------------------------------------------------------------------

Audited Financial Statements                    C-12

      On November 28, 1997, the Corporation acquired Signet Banking Corporation ("Signet"), a bank holding company based in Virginia. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation has been restated to include Signet historical information as if the combining companies had been consolidated for all periods presented herein. At September 30, 1997, Signet had assets of $11 billion, net loans of $7 billion, deposits of $8 billion and net income applicable to common stockholders of $73 million. As a result of the merger, each of the 61 million net outstanding shares of Signet common stock was converted into 1.10 shares of the Corporation's common stock and common stock equivalents.
      On January 1, 1996, the Corporation acquired First Fidelity Bancorporation ("First Fidelity"), a multi-bank holding company based in New Jersey. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation has been restated to include First Fidelity historical information for all periods presented herein. At December 31, 1995, First Fidelity had assets of $35 billion, net loans of $25 billion, deposits of $28 billion and net income applicable to common stockholders of $398 million.
      As a result of the merger, each of the 79 million net outstanding shares of First Fidelity common stock was converted into 1.35 shares of the Corporation's common stock and common stock equivalents. In addition, each of the First Fidelity Series B Convertible Preferred Stock (3 million shares), the First Fidelity Series D Adjustable Rate Cumulative Preferred Stock (350,000 shares) and the First Fidelity Depository Receipts (3 million shares, each representing a 1/40th interest in a share of First Fidelity Series F 10.64% Preferred Stock, or 74,130 net outstanding shares) were converted into like securities of the Corporation, all of which were either converted into common stock of the Corporation or redeemed by the end of 1996.
      In 1996, the Corporation also acquired twelve financial institutions and certain other assets which in the aggregate amounted to the addition of $7.8 billion in assets, $4.8 billion in net loans and $5.1 billion in deposits. The purchase method of accounting was used in these transactions. With respect to these transactions, the Corporation issued 32 million shares of its common stock in exchange for the common stock of certain of the acquired financial institutions, and it paid cash for the other financial institutions and assets, which in the aggregate amounted to $1.1 billion. These transactions resulted in an increase to stockholders' equity of $1.0 billion, and the increase was reduced by the Corporation's purchase in the open market of 24 million shares of its common stock for $764 million in 1996. These transactions also resulted in goodwill of $595 million, which is being amortized on a straight-line basis over 25 years, and in deposit base premium of $70 million, which is being amortized on an accelerated basis over 10 years.
      Merger-related and restructuring charges for each of the years in the three-year period ended December 31, 1998, substantially all of which in 1998 relate to the CoreStates merger; in 1997, to the Signet merger; and in 1996, to the First Fidelity merger, are presented below.





                                                                                                      Years Ended December 31,
                                                                                            ----------------------------------------
(In millions)                                                                                  1998             1997            1996
------------------------------------------------------------------------------------------------------------------------------------
MERGER-RELATED CHARGES
Merger-related charges                                                                      $   599               17              18
Less gain on regulatory-mandated branch sales                                                  (185)              --              --
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                   414               17              18
------------------------------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES
Employee termination benefits                                                                   280              121              37
Occupancy                                                                                       242               25              21
Asset write-offs                                                                                110               56             101
Contract cancellations                                                                          108               20              41
Other                                                                                            58               30              63
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                   798              252             263
------------------------------------------------------------------------------------------------------------------------------------
Merger-related and restructuring charges of acquired companies                                 --                 15             140
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                                               $ 1,212              284             421
------------------------------------------------------------------------------------------------------------------------------------
After-tax merger-related and restructuring charges                                          $   805              204             272
------------------------------------------------------------------------------------------------------------------------------------

                                      C-13          Audited Financial Statements

      Merger-related charges are those charges which are directly related to the mergers but which do not qualify for recognition until they are incurred. Gains from the sale of branches which were regulatory-mandated divestitures are credited to the merger-related charges when realized. Merger-related charges consist principally of transaction costs such as investment banker fees; expenses related to combining operations and instituting efficiencies such as systems conversions and integration costs; and in 1998, they include a $100 million charitable contribution that was required under the terms of the CoreStates merger agreement. Merger-related charges also include other items similar to those classified as restructuring charges but which did not qualify for accrual at the time the mergers were consummated.
      Restructuring charges were recorded at the date of consummation of the mergers at which time the Corporation had formulated, documented and approved a plan to terminate employees and to exit certain activities in connection with combining operations and eliminating duplicate activities.
      Employee termination benefits include severance payments and related benefits and outplacement services for employees terminated in connection with the mergers (3,400 employees with respect to the CoreStates merger). Subsequent to recording the restructuring charge in 1998 in connection with the CoreStates merger, $30 million of the employee termination benefits accrual was reversed by a credit to the restructuring charge based on revisions to earlier estimates. Occupancy includes write-downs to market value of owned premises which were held for disposition as a result of the mergers. Occupancy also includes the cancellation payments or the present value of the remaining lease obligations for leased premises, or portions thereof, that were vacated as a result of the mergers. Asset write-offs consist primarily of computer hardware and software and other equipment that were no longer used as a result of the mergers. Contract cancellation costs represent the cost to buyout the remaining term or the present value of the remaining payments on contracts that provided no future benefit to the Corporation as a result of the mergers. Other restructuring charges include certain miscellaneous charges that qualified for accrual at the time the mergers were consummated.
      A reconciliation of the unpaid restructuring charges for each of the years in the three-year period ended December 31, 1998, is presented below.

                                                                                    Years Ended December 31,
                                                                                    ------------------------

(In millions)                                                                        1998      1997      1996
-------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                     $     199        33         -
Accrued restructuring charges                                                        798       252       263
Cash payments                                                                       (239)      (82)     (115)
Noncash write-downs                                                                 (360)       (4)     (115)
-------------------------------------------------------------------------------------------------------------
Balance, end of year                                                           $     398       199        33
-------------------------------------------------------------------------------------------------------------

     Substantially all of the balances of the restructuring charges at December 31, 1997 and 1996, were paid in the succeeding year with the exception of certain contractual severance payments related to the Signet merger in 1997 for which payment extends into 1999. The Corporation expects that substantially all of the unpaid restructuring charges at December 31, 1998, will be paid in 1999.

NOTE 3: SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES

      Information related to Securities Available for Sale and Investment Securities for each of the years in the two-year period ended December 31, 1998, is disclosed in Table 7 on pages T-9 and T-10, and in Table 8 on pages T-11 and T-12, respectively, which are incorporated herein by reference.


Audited Financial Statements                C-14

NOTE 4: LOANS

                                                                                               December 31,
                                                                                               ------------

(In millions)                                                                                1998      1997
------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural                                                 $    53,961    46,117
Real estate - construction and other                                                         2,628     3,037
Real estate - mortgage                                                                       8,565    13,160
Lease financing                                                                              9,730     8,610
Foreign                                                                                      4,805     3,885
------------------------------------------------------------------------------------------------------------
        Total commercial                                                                    79,689    74,809
------------------------------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage                                                                      21,729    28,998
Installment loans - Bankcard                                                                 2,779     3,914
Installment loans - other                                                                   29,050    22,271
Vehicle leasing                                                                              6,162     5,331
------------------------------------------------------------------------------------------------------------
        Total retail                                                                        59,720    60,514
----------------------------------------------------------------------------------------====================
        Total loans                                                                    $   139,409   135,323
----------------------------------------------------------------------------------------====================

      Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $3.1 billion and $2.4 billion at December 31, 1998 and 1997, respectively. From January 1, 1998, through December 31, 1998, directors and executive officers of the Parent Company and their related interests borrowed $1.6 billion and repaid $884 million. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they include other unfavorable features.
      At December 31, 1998 and 1997, nonaccrual and restructured loans amounted to $742 million and $878 million, respectively. Interest related to nonaccrual and restructured loans for the years ended December 31, 1998, 1997 and 1996, amounted to $67 million, $72 million and $77 million, respectively. Interest collected on such loans and included in the results of operations for each of the years in the three-year period ended December 31, 1998, amounted to $19 million, $36 million and $22 million, respectively.
      At December 31, 1998 and 1997, impaired loans, which are included in nonaccrual loans, amounted to $424 million and $485 million, respectively. Included in the allowance for loan losses is $80 million related to $397 million of impaired loans at December 31, 1998, and $89 million related to $384 million of impaired loans at December 31, 1997. For the years ended December 31, 1998 and 1997, the average recorded investment in impaired loans was $428 million and $479 million, respectively; and $29 million and $37 million, respectively, of interest income was recognized on loans while they were impaired. As of December 31, 1998 and 1997, there were no accruing impaired loans.
      Loan fair values are disclosed in Note 15.



                                    C-15           Audited Financial Statements





NOTE 5: ALLOWANCE FOR LOAN LOSSES

                                                                                   Years Ended December 31,
                                                                                   ------------------------

(In millions)                                                                      1998      1997      1996
------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                     $   1,847     2,212     2,308
Provision for loan losses                                                            691     1,103       678
Allowance relating to loans acquired, transferred
  to accelerated disposition or sold                                                 (74)     (596)       50
------------------------------------------------------------------------------------------------------------
                                                                                   2,464     2,719     3,036
------------------------------------------------------------------------------------------------------------
Loan losses                                                                          799     1,074     1,076
Loan recoveries                                                                      161       202       252
------------------------------------------------------------------------------------------------------------
        Loan losses, net                                                             638       872       824
------------------------------------------------------------------------------------------------------------
Balance, end of year                                                           $   1,826     1,847     2,212
============================================================================================================

NOTE 6:  SHORT-TERM BORROWINGS

      Short-term borrowings of the Corporation at December 31, 1998, 1997 and 1996, which include securities sold under repurchase agreements and accrued interest thereon, and the related maximum amounts outstanding at the end of any month during such periods are presented below.



                                                           December 31,               Maximum Outstanding
                                                    -------------------------      ------------------------

(In millions)                                       1998       1997      1996      1998      1997      1996
-----------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements     $  25,644     20,344    18,539    33,592    21,070    22,258
Federal funds purchased                             2,267      3,418     3,211     7,965     3,865     5,625
Fixed and variable rate bank notes                  4,262      1,114     1,155     4,768     2,076     2,485
Interest-bearing demand deposits issued to
  the U. S. Treasury                                  389        649       805       950       793     1,183
Commercial paper                                    1,904      1,737     1,696     2,190     2,467     2,123
Other                                               6,972      4,419     2,214    10,328     4,765     3,319
------------------------------------------------------------------------------
        Total                                   $  41,438     31,681    27,620
============================================================================================================

      At December 31, 1998, 1997 and 1996, the combined weighted average interest rates related to federal funds purchased and securities sold under repurchase agreements were 5.31 percent, 6.14 percent and 6.06 percent, respectively. Maturities related to such instruments in each of the years in the three-year period ended December 31, 1998, were not greater than 350 days.
      At December 31, 1998, 1997 and 1996, the weighted average interest rates for fixed and variable rate bank notes were 5.33 percent, 5.71 percent and 5.53 percent, respectively. Weighted average maturities related to such notes in each of the years in the three-year period ended December 31, 1998, were 70 days, 153 days and 109 days, respectively.
      At December 31, 1998, 1997 and 1996, the weighted average interest rates for commercial paper were 4.42 percent, 5.59 percent and 5.49 percent, respectively. Weighted average maturities related to such commercial paper in each of the years in the three-year period ended December 31, 1998, were 10 days, 4 days and 21 days, respectively.
      Included in "Other" are Federal Home Loan Bank borrowings and securities sold short of $700 million and $5.7 billion, respectively, at December 31, 1998; $286 million and $3.5 billion, respectively, at December 31, 1997; and $211 million and $1.9 billion, respectively, at December 31, 1996.
      Substantially all short-term borrowings are due within 90 days, and accordingly, their carrying amounts are deemed to be a reasonable estimate of fair value.

Audited Financial Statements               C-16

NOTE 7: LONG-TERM DEBT

                                                                                   1998                1997
                                                                     -------------------   -----------------

                                                                               Estimated           Estimated
                                                                      Carrying      Fair  Carrying      Fair
(In millions)                                                           Amount     Value    Amount     Value
------------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
  Floating rate extendible, due June 15, 2005 (a)                   $       10        10        10        10
  6.60%, due June 15, 2000 (par value $250) (b)                            250       254       249       252
  Floating rate                                                              -         -       300       300
  6-3/4%                                                                     -         -       250       250
Subordinated notes
  6.30%, Putable/Callable, due April 15, 2028 (par value $200)             200       214         -         -
  7.18%, due April 15, 2011 (par value $60)                                 59        69        59        65
  8%, due August 15, 2009 (par value $150)                                 149       165       149       162
  6-3/8%, due January 15, 2009 (par value $150) (b)                        148       155       148       148
  6%, due October 30, 2008 (par value $200) (b)                            198       204       198       192
  6.40%, due April 1, 2008 (par value $300) (b)                            297       315         -         -
  7-1/2%, due July 15, 2006 (par value $300) (b)                           298       331       298       321
  7%, due March 15, 2006 (par value $200) (b)                              199       216       199       207
  6-7/8%, due September 15, 2005 (par value $250) (b)                      249       266       249       257
  7.05%, due August 1, 2005 (par value $250) (b)                           249       267       248       259
  6-5/8%, due July 15, 2005 (par value $250) (b)                           249       267       249       253
  8.77%, due November 15, 2004 (par value $150)                            149       154       149       171
  Floating rate, due July 22, 2003 (par value $150) (b)                    149       150       149       150
  7-1/4%, due February 15, 2003 (par value $150) (b)                       149       159       149       156
  8%, due November 15, 2002 (par value $225) (b)                           224       239       224       237
  8-1/8%, due June 24, 2002 (par value $250) (b)                           249       269       249       267
  9.45%, due August 15, 2001 (par value $150) (b)                          149       162       149       165
  Fixed rate medium-term, varying rates and terms                            -         -        54        58
  9.45%, due June 15, 1999 (par value $250) (b)                            250       253       249       262
Subordinated debentures
  6.55%, due October 15, 2035 (par value $250)                             249       264       249       256
  7-1/2%, due April 15, 2035 (par value $250)                              247       285       246       279
  6.824%/7.574%, due August 1, 2026 (par value $300)                       298       321       298       317
============================================================================================================
        Total notes and debentures issued by the Parent Company          4,668     4,989     4,771     4,994
------------------------------------------------------------------------------------------------------------

                                    C-17           Audited Financial Statements

                                                                                                 1998                          1997
                                                                            -------------------------       -----------------------
                                                                                            Estimated                     Estimated
                                                                             Carrying            Fair       Carrying           Fair
(In millions)                                                                  Amount           Value         Amount          Value
------------------------------------------------------------------------------------------------------------------------------------
NOTES ISSUED BY SUBSIDIARIES
Notes
  9-3/4% senior                                                                    --             --              120            140
  Medium-term, varying rates and
    terms to July 7, 2003 (c)                                                    10,775         10,693          1,640          1,638
  Varying rates and terms to January 26, 2004 (d)                                    70             75             62             63
  Floating rate                                                                    --             --              500            497
  Senior notes from acquired companies, varying rate
    and terms to April 15, 2004 (e)                                                 569            600            150            152
Subordinated notes
  Bank, varying rates and terms to December 15, 2036                              1,200          1,270          1,205          1,219
  7.95%, due December 1, 2007 (par value $100) (b)                                  100            115           --             --
  6-3/4%, due November 15, 2006 (par value $200) (b) (f)                            200            214            199            202
  6-5/8%, due March 15, 2005 (par value $175) (b) (f)                               175            182            174            177
  5-7/8%, due October 15, 2003 (par value $200) (b) (f)                             200            200            200            195
  6.80%, due June 15, 2003 (par value $150) (b) (f)                                 149            156            149            153
  9-3/8%, due April 15, 2003 (par value $100) (b) (f)                               100            113            100            113
  6-5/8%, due March 15, 2003 (par value $150) (b)                                   150            155            149            149
  7.30%, due December 1, 2002 (par value $150) (b)                                  150            159           --             --
  7-7/8%, due July 15, 2002 (par value $100) (b) (f)                                100            107            100            106
  9-5/8%, due February 15, 2001 (par value $150) (b) (f)                            150            160            150            164
  9-5/8%, due August 15, 1999 (par value $150) (b) (f)                              150            153            150            156
  9-5/8%, due June 1, 1999 (par value $100) (b) (f)                                 100            102            100            105
  Floating rate                                                                    --             --              100            100
Subordinated capital notes
  9-5/8%, due June 15, 1999 (par value $75) (b) (f)                                  75             76             75             79
  9-7/8%, due May 15, 1999 (par value $75) (b) (f)                                   75             76             75             79
  8-1/2%                                                                           --             --              149            150
------------------------------------------------------------------------------------------------------------------------------------
        Total notes of subsidiaries                                              14,488         14,606          5,547          5,637
====================================================================================================================================
OTHER DEBT
Trust preferred securities                                                        1,736          1,937          1,735          1,801
Advances from the Federal Home Loan Bank                                            986            986          1,385          1,385
4.556% auto securitization financing, due September 30, 2008 (f)                  1,023            951           --             --
Mortgage notes and other debt of subsidiaries, varying rates and terms                8              8             16             16
Capitalized leases, rates generally ranging from 7-1/2% to 15.20%                    40             40             33             33
------------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                                          3,793          3,922          3,169          3,235
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                                    $22,949        23,517         13,487         13,866
====================================================================================================================================

(a) Redeemable in whole or in part at the option of the Parent Company.
(b) Not redeemable prior to maturity.
(c) $995 million assumed by the Parent Company.
(d) $28 million assumed by the Parent Company.
(e) $269 million assumed by the Parent Company.
(f) Assumed by the Parent Company.

      The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt with the same remaining maturities.
      The interest rate on the floating rate extendible notes is 5.40 percent to March 16, 1999.
      The 6.30 percent putable/callable notes are subject to mandatory redemption on April 15, 2008, and under certain specified conditions, they may be put to the Parent Company by the trustee on or after such date.
      The 7.18 percent subordinated notes are redeemable in whole and not in part at the option of the Parent Company on April 15, 2000, and on each October 15 and April 15 thereafter.

Audited Financial Statements              C-18

      The 8 percent subordinated notes due August 15, 2009, are redeemable in whole and not in part at the option of the Parent Company on August 15, 2004.
      The 8.77 percent subordinated notes are redeemable in whole or in part at the option of the Parent Company on November 15, 1999. The interest rate on the floating rate subordinated notes is 5.31344 percent to January 22, 1999.
      Fixed rate medium-term senior and subordinated notes can be issued periodically. Interest rates, maturities, redemption and other terms are determined at the date of issuance.
      Holders of the 6.55 percent subordinated debentures and the 7-1/2 percent subordinated debentures may elect to redeem a part or all of such debentures on October 15, 2005, and April 15, 2005, respectively. Otherwise such debentures are not redeemable prior to maturity.
      Holders of the 6.824 percent/7.754 percent subordinated debentures may elect to redeem a part or all of such debentures on August 1, 2006, or August 1, 2016. Otherwise such debentures are not redeemable prior to maturity.
     At December 31, 1998, bank notes of $3.8 billion had floating rates of interest ranging from 4.17 percent to 5.57 percent, and $7.2 billion of the notes had fixed rates of interest ranging from 4.65 percent to 7.80 percent.
      In 1996 and 1997, First Union Institutional Capital I, First Union Institutional Capital II and First Union Capital I, statutory business trusts (the "Trusts") created by the Parent Company, issued capital securities with an aggregate par value of $1.0 billion to the Parent Company (the "Capital Securities"). The Capital Securities have interest rates ranging from 7.85 percent to 8.04 percent and maturities ranging from December 1, 2026, to January 15, 2027. The principal assets of the Trusts are $1.031 billion of the Parent Company's Junior Subordinated Deferrable Interest Debentures (the "Subordinated Debentures") with identical rates of interest and maturities as the Capital Securities. Additionally, the Trusts have issued $30 million of common securities (the "Common Securities") to the Parent Company. The estimated fair value of each of the Capital Securities and the related Subordinated Debentures at December 31, 1998 and 1997, was $1.099 billion and $1.064 billion, respectively.
      The Capital Securities, the assets of the Trust and the Common Securities issued by the Trusts are redeemable in whole or in part beginning on or after December 1, 2006, or at any time in whole but not in part from the date of issuance on the occurrence of certain events. The obligations of the Parent Company with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Parent Company of the Trusts' obligations with respect to the Capital Securities. Subject to certain exceptions and limitations, the Parent Company may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities.
       Additionally, in 1996 and 1997, an acquired bank subsidiary (the "Acquired Bank") issued through a statutory business trust, trust capital securities (the "Acquired Bank Capital Securities" and together with the Capital Securities, the "trust preferred securities") with a par value of $300 million and an 8 percent rate of interest, and with a par value of $450 million and a LIBOR-indexed floating rate of interest. The Acquired Bank Capital Securities have maturities ranging from December 15, 2026, to February 15, 2027. The Acquired Bank issued related junior subordinated deferrable interest rate debentures, all with terms substantially the same as the Capital Securities and Subordinated Debentures issued by the Parent Company. The aggregate estimated fair values of the Acquired Bank Capital Securities at December 31, 1998 and 1997, were $838 million and $737 million, respectively.
      The trust preferred securities are included in tier 1 capital for regulatory capital adequacy determination purposes.
      At January 31, 1999, $1.9 billion of senior or subordinated debt securities or equity securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission.
      At December 31, 1998, First Union National Bank had $15 billion of senior or subordinated notes available for issuance under a $20 billion global note program.
      The weighted average rate paid for long-term debt in 1998, 1997 and 1996 was 6.28 percent, 6.53 percent and 6.27 percent, respectively. Interest rate swaps entered into at the time of issuance of certain long-term debt reduced related interest expense.
      Long-term debt maturing in each of the five years subsequent to December 31, 1998, is as follows (in millions): 1999, $9,154; 2000, $2,705; 2001, $841;
2002, $1,350; and 2003, $903.

                                      C-19         Audited Financial Statements

NOTE 8:  COMMON STOCK AND CAPITAL RATIOS


                                                                          1998                       1997                      1996
                                                       -----------------------     ----------------------     ---------------------
                                                                     Weighted-                  Weighted-                 Weighted-
                                                        Number         Average      Number        Average      Number       Average
(Options and shares                                         of        Exercise          of       Exercise          of      Exercise
  in thousands)                                        Options           Price     Options          Price     Options         Price
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION PLANS
Options outstanding, beginning of year                    29,453       $   26.85    30,188       $   20.70    32,184       $   16.75
Granted                                                   16,804           51.97    10,444           37.10    10,760           26.00
Exercised                                                (11,502)          24.31   (10,382)          18.90   (12,195)          14.92
Cancelled                                                 (1,755)          48.25      (797)          31.11      (561)          21.09
-----------------------------------------------------------------                  --------                  --------
Options outstanding, end of year                          33,000       $   39.53    29,453       $   26.85    30,188       $   20.70
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable, end of year                          18,001       $   29.01    17,988       $   21.48    20,122       $   17.66
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK PLANS
Options outstanding, beginning of year                     2,537       $   27.26     6,923       $   27.26     2,766       $   19.18
Granted                                                    8,735           50.31      --           --          9,588           27.26
Exercised                                                 (3,007)          31.60    (4,210)          27.26    (4,946)          23.21
Cancelled                                                    (95)          27.26      (176)          27.26      (485)          22.43
-----------------------------------------------------------------                   -------                    ------
Options outstanding, end of year                           8,170       $   50.31     2,537       $   27.26     6,923       $   27.26
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable, end of year                           8,170       $   50.31     2,537       $   27.26     6,923       $   27.26
------------------------------------------------------------------------------------------------------------------------------------

STOCK OPTION, EMPLOYEE STOCK AND DIVIDEND REINVESTMENT PLANS
      The Corporation has stock option plans under which incentive and nonqualified stock options may be granted periodically to key employees. The options are granted at a price not less than the fair value of the shares at the date of grant, they generally vest one year following the date of grant, and they have a term of ten years. Stock option grants in 1998 include 6.9 million shares that relate to acquired companies.
      Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over a five-year period, during which time the holder receives dividends and has full voting rights. Restricted stock outstanding under the stock options plans were (in thousands): 7,451 shares, 4,725 shares and 3,879 shares for the years ended December 31, 1998, 1997 and 1996, respectively. Compensation cost recognized for restricted stock was $57 million, $43 million and $23 million in 1998, 1997 and 1996, respectively.
      The range of exercise prices and the related number of options with respect to the 33 million stock options outstanding at December 31, 1998, are as follows (shares in thousands): $2.99-$9.95, 710 shares; $10.07-$19.98, 4,078 shares; $20.73-$29.60, 7,416 shares; $30.13-$38.03, 2,465 shares; $40.13-$49.83,
9,865 shares; and $51.19-$62.13, 8,466 shares.
         As of December 31, 1998, the Corporation had 55 million shares of common stock reserved for issuance under the stock option plans.
         The Corporation also has employee stock plans. Under these plans, in 1998 and 1996, substantially all employees were granted options to purchase shares of common stock with the number of options granted based on compensation. From this date, and generally for approximately a two-year period thereafter, employees have the option to purchase all or a portion of the optioned shares. The employee plans provide that at the end of the two-year period (the "Final Purchase Date"), the option price will be the lesser of 85 percent of the fair market value as of the plan date or 85 percent of the fair market value as of the Final Purchase Date. As of December 31, 1998, the Corporation had 8 million shares of common stock reserved for issuance under the employee plans.
     Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividend and optional cash payments can be used to purchase the Corporation's common stock. Common stock issued under the Dividend Reinvestment Plan was (in thousands): 1,476 shares, 2,225 shares and 2,250 shares for the years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998, the Corporation had 5 million shares of common stock reserved for issuance under the Dividend Reinvestment Plan.


Audited Financial Statements             C-20

     The Corporation accounts for stock options using the intrinsic value method, and accordingly, no expense is recognized for options where the option price equals fair value of the shares on the date of grant. Pro forma net income and earnings per share information for each of the years in the three-year period ended December 31, 1998, calculated as if the Corporation had accounted for stock options using the fair value method, are as follows: pro forma net income, $2.741 billion, $2.669 billion and $2.194 billion, respectively; and pro forma diluted earnings per share, $2.80, $2.76 and $2.23, respectively. The Black-Scholes option pricing model methodology was used in estimating the fair value of stock option plans. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Corporation's stock options. The more significant assumptions used in determining pro forma net income and earnings per share information for 1998 include risk-free interest rates of 5.34 percent to 6.72 percent; a dividend yield of 3.26 percent; volatility of the Corporation's common stock of 19 percent; and a weighted average expected life of the stock options of 2.9 years. SHAREHOLDER PROTECTION RIGHTS AGREEMENT
      In accordance with a Shareholder Protection Rights Agreement dated December 18, 1990, as amended, the Corporation issued a dividend of one right for each share of the Corporation's common stock outstanding as of such date and they continue to attach to all common stock issued thereafter. The rights will become exercisable if any person or group commences a tender or exchange offer that would result in (i) their becoming the beneficial owner of 15 percent or more of the Corporation's common stock, or (ii) any person being determined by the Federal Reserve Board to control the Corporation within the meaning of the Bank Holding Company Act of 1956, as amended.
       The rights will also become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Corporation's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $105.00, a number of shares of the Corporation's common stock (or at the option of the Board of Directors, shares of junior participating class A preferred stock) having a market value of twice the exercise price. If any person or group acquires beneficial ownership of between 15 percent and 50 percent of the Corporation's common stock, the Board of Directors may, at its option, exchange for each outstanding right (other than rights owned by such person or group) either two shares of common stock or two one-hundredths of a share of junior participating class A preferred stock having economic and voting terms similar to two shares of common stock. The rights are subject to adjustment if certain events occur, and they will expire on December 28, 2000, if not redeemed or terminated sooner.
 CAPITAL RATIOS
      Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4 percent and a minimum ratio of total capital to risk-weighted assets of 8 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3 percent to 5 percent.
      At December 31, 1998, the Corporation's tier 1 capital ratio, total capital ratio and leverage ratio were 6.94 percent, 11.12 percent and 6.02 percent, respectively. At December 31, 1997, such ratios were 8.43 percent,
13.02 percent and 7.09 percent, respectively. The Corporation does not anticipate or foresee any conditions that would reduce such ratios to levels at or below minimum or that would cause its deposit-taking banking affiliates to be less than well capitalized.
      Additional information related to the consolidated capital ratios of the Corporation for each of the years in the two-year period ended December 31, 1998, can be found in "Management's Analysis of Operations" - "Stockholders' Equity; Regulatory Capital" on page 21 and in Table 17 on page T-19, which are incorporated herein by reference.


                                      C-21          Audited Financial Statements

NOTE 9: BUSINESS SEGMENTS

         On January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments using the management approach. Operating segments are defined as components of a company that engage in business activities, that have discrete financial information and that provide operating results which are used by management to assess performance and to allocate resources. Under the management approach prescribed by the Standard, operating segment information must be reported based on the internal management reporting system. Information about operating segments which exceed certain quantitative thresholds ("reportable segments") must be disclosed.
      The Corporation has five operating segments ("business segments") all of which are reportable segments. They include the Consumer Bank, Capital Management, the Commercial Bank, Capital Markets and Treasury/Nonbank. Each of these reportable segments is separately managed, and each offers a different array of products and services.
      The accounting policies of these reportable segments are the same as those of the Corporation as disclosed in Note 1. There are no significant intersegment transactions, and there are no significant reconciling items between the reportable segments and consolidated amounts. Certain amounts are not allocated to reportable segments, and as a result, they are included in the Treasury/Nonbank segment as discussed below.
      Substantially all of the Corporation's revenues are earned from customers in the United States, and no single customer accounts for a significant amount of any reportable segment's revenues.
      An internal performance reporting model is used to measure business segment results. Because of the complexity of the Corporation, various estimates and allocation methodologies are used in preparing business segment financial information. The internal performance reporting model isolates the net income contribution and measures the return on capital for each business segment by allocating equity, funding credit and expense, and corporate expense to each segment. A risk-based methodology is used to allocate equity based on the credit, market and operational risks associated with each business segment. A provision for loan losses is allocated to each business segment based on net charge-offs, and any excess is included in the Treasury /Nonbank segment. Income tax expense or benefit is allocated to each business segment at the statutory rate, and any difference between the total provision for all business segments and the consolidated amount is included in the Treasury/Nonbank segment.
      Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment, the internal performance reporting model employs a funds transfer pricing ("FTP") system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk.
      The Treasury/Nonbank segment retains all unallocated equity, and most of the interest rate risk resulting from the mismatch in the duration of assets and liabilities held by the other business segments. The Treasury/Nonbank segment also holds the Corporation's investment portfolio and off-balance sheet portfolio. Additionally, noninterest expense retained in the Treasury/Nonbank segment reflects the costs of portfolio management activities, goodwill amortization and other corporate charges, including merger-related and restructuring charges.
       Additional information related to the business segments of the Corporation for each of the years in the two-year period ended December 31, 1998, including a description of the products and services from which each business segment derives its revenues, is disclosed in "Management's Analysis of Operations" - "Business Segments" on pages 9 through 13 and in Table 4 on pages T-3 through T-6, which are incorporated herein by reference. Relevant information from acquired companies for the year ended December 31, 1996, is not available, and accordingly, business segment data is not presented for the year then ended.
Audited Financial Statements                C-22

NOTE 10: PERSONNEL EXPENSE AND RETIREMENT BENEFITS

Personnel expense for each of the years in the three-year period ended December
31, 1998, is presented below.
                                                                                                   Years Ended December 31,
                                                                                        --------------------------------------------

(In millions)                                                                                   1998            1997           1996
------------------------------------------------------------------------------------------------------------------------------------
PERSONNEL EXPENSE
Salaries                                                                              $        3,567           2,909          2,649
Savings plan                                                                                     121              87             80
Pension expense                                                                                   25              58             81
Other benefits                                                                                   537             496            467
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                                         $        4,250           3,550          3,277
------------------------------------------------------------------------------------------------------------------------------------


         The Corporation has a savings plan under which eligible employees are permitted to make basic contributions to the plan of up to six percent of base compensation and supplemental contributions of up to nine percent of base compensation. Annually, on approval of the Board of Directors, employee basic contributions may be matched up to six percent of the employee's base compensation.
         Group insurance expense for active employees in 1998, 1997 and 1996 was $160 million, $157 million and $157 million, respectively.
         The Corporation has noncontributory, tax-qualified defined benefit pension plans (the "Qualified Pension") covering substantially all employees with one year of service. The Qualified Pension benefit expense is determined annually by an actuarial valuation, which includes service costs for the current year and amortization of amounts related to prior years. Contributions are made each year to a trust in an amount that is determined by the actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Corporation's tax return. Amounts related to prior years are determined using the projected unit credit valuation method. The difference between the pension expense included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated annually.
      At December 31, 1998, Qualified Pension assets include U.S. Government and Government agency securities, equity securities and other investments. Also included are 4.5 million shares of the Parent Company's common stock. All Qualified Pension assets are held by First Union National Bank (the "Bank") in a Bank-administered trust fund.
      The Corporation has noncontributory, nonqualified pension plans (the "Nonqualified Pension") covering certain employees. The Nonqualified Pension benefit expense is determined annually by an actuarial valuation, and it is included in current income.
      The Corporation also provides certain health care and life insurance benefits for retired employees (the "Other Postretirement Benefits"). Substantially all of the Corporation's employees may become eligible for Other Postretirement Benefits if they reach retirement age while working for the Corporation. Life insurance benefits, medical and other benefits are provided through a tax-exempt trust formed by the Corporation.
      The change in benefit obligation and the change in fair value of plan assets related to each of the Qualified Pension, the Nonqualified Pension and the Other Postretirement Benefits for each of the years in the two-year period ended December 31, 1998, follows. In 1998, the curtailment gain resulted from employee terminations in connection with the CoreStates acquisition.

                                      C-23          Audited Financial Statements


                                                                                                                Other Postretirement
                                                                 Qualified Pension     Nonqualified Pension                Benefits
                                                                 -----------------    ----------------------    --------------------
                                                                      December 31,             December 31,             December 31,
                                                                 -----------------    ----------------------    --------------------
(In millions)                                                      1998        1997        1998        1997        1998        1997
------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year                           $ 2,020       1,807         182         159         350         344
Service cost                                                         89          80           4           4           8           7
Interest cost                                                       140         136          14          12          24          26
Retiree contributions                                              --          --          --          --             6           7
Plan amendments                                                      22        --            32        --            (4)       --
Benefit payments                                                   (143)       (150)        (12)         (7)        (29)        (27)
Business combinations                                              --            11        --          --          --             1
Curtailment (gain) loss                                             (39)       --          --          --             1        --
Special and/or contractual termination benefits                       3           3        --          --          --          --
Actuarial (gains) losses                                            241         133          30          14          34          (8)
------------------------------------------------------------------------------------------------------------------------------------
Benefit obligation, end of year                                   2,333       2,020         250         182         390         350
------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN FAIR VALUE OF
  PLAN ASSETS
  Fair value of plan assets, beginning of year                    2,446       2,099        --          --            67          57
  Actual return on plan assets                                       57         399        --          --             3           2
  Employer contributions                                             67          82          12           7          33          28
  Retiree contributions                                            --          --          --          --             6           7
  Business combinations                                            --            16        --          --          --          --
  Benefit payments                                                 (143)       (150)        (12)         (7)        (29)        (27)
------------------------------------------------------------------------------------------------------------------------------------
  Fair value of plan assets, end of year                          2,427       2,446        --          --            80          67
------------------------------------------------------------------------------------------------------------------------------------
        Funded status of plans                                       94         426        (250)       (182)       (310)       (283)
Unrecognized net transition obligation                              (21)        (30)          1           2          55          59
Unrecognized prior service costs                                     54          42          64          42         (22)        (32)
Unrecognized net (gains) losses                                     324         (59)         59          31         (54)        (94)
------------------------------------------------------------------------------------------------------------------------------------
        Prepaid (accrued) benefit expense                       $   451         379        (126)       (107)       (331)       (350)
------------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS
Discount rate, end of year                                       6.75 %        7.25        6.75        7.25        6.75        7.25
Expected return on plan assets                                     9.50     9.00-9.50      --          --          6.00        6.00
Weighted average rate of increase in
  future compensation levels                                     4.00 %     4.25-5.00      4.00     4.25-5.00      4.00   4.25-5.00
------------------------------------------------------------------------------------------------------------------------------------

The components of the retirement benefits cost for each of the years in the three-year period ended December 31, 1998, are presented below.





                                                                                Qualified Pension             Nonqualified Pension
                                                                     ------------------------------      ---------------------------
                                                                         Years Ended December 31,         Years Ended December 31,
                                                                     -----------------------------       ---------------------------

(In millions)                                                         1998        1997        1996        1998       1997       1996
------------------------------------------------------------------------------------------------------------------------------------
RETIREMENT BENEFITS COST
Service cost                                                         $  89          80          87           4          4          3
Interest cost                                                          140         136         124          14         12          8
Expected return on plan assets                                        (203)       (180)       (152)         --         --         --
Amortization of transition (gains) losses                               (9)        (11)        (11)          1          1          1
Amortization of prior service cost                                       6           5           7           9          6          4
Actuarial gains                                                          3           1           5           1          1         --
Curtailment (gain) loss                                                (35)          2          (8)          1          1          1
Special and/or contractual termination benefits                          3           3           4          --         --          7
------------------------------------------------------------------------------------------------------------------------------------
        Net retirement benefits cost                                 $  (6)         36          56          30         25         24
------------------------------------------------------------------------------------------------------------------------------------


Audited Financial Statements             C-24


                                                                                                 Other Postretirement Benefits
                                                                                ------------------------------------------------
                                                                                                      Years Ended December 31,
                                                                                ------------------------------------------------

(In millions)                                                                                    1998         1997         1996
--------------------------------------------------------------------------------------------------------------------------------
RETIREMENT BENEFITS COST
Service cost                                                                             $          8            7            8
Interest cost                                                                                      24           26           28
Expected return on plan assets                                                                     (4)          (3)          (3)
Amortization of transition gains                                                                    4            4            5
Amortization of prior service cost                                                                 (2)          (2)          (4)
Actuarial losses                                                                                   (4)          (3)          (1)
Curtailment (gain) loss                                                                           (12)           3            2
--------------------------------------------------------------------------------------------------------------------------------
        Net retirement benefits cost                                                     $         14           32           35
--------------------------------------------------------------------------------------------------------------------------------

         Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 1998 ranged from 5.50 percent to 6.00 percent (pre-65 years of age) and 5.00 percent to 8.75 percent (post-65 years of age) grading to 5.00 percent to 5.50 percent; and at the end of 1998, 6.00 percent (pre-65 years of age) and 5.00 percent (post-65 years of age). Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning and end of 1997 ranged from 5.50 percent to 6.00 percent (pre-65 years of age) and
5.00 percent to 8.75 percent (post-65 years of age) grading to 5.00 percent to
5.50 percent.
      The effect of a one percentage point increase or decrease in the assumed health care cost trend rate on service and interest costs and on the accumulated postretirement benefit obligation at December 31, 1998, is presented below.

                                                                                                           December 31, 1998
                                                                                                      ------------------------

(In millions)                                                                                          Increase       Decrease
------------------------------------------------------------------------------------------------------------------------------------
EFFECT OF A ONE PERCENTAGE POINT
  INCREASE OR DECREASE IN THE
  HEALTH CARE COST TREND RATE ON
  Service and interest costs                                                                         $          1           (1)
  Accumulated postretirement benefit obligation                                                      $         11          (10)
------------------------------------------------------------------------------------------------------------------------------------

                                      C-25          Audited Financial Statements

NOTE 11: INCOME TAXES

         The Corporation accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
         The provision for income taxes for each of the years in the three-year period ended December 31, 1998, is presented below.



                                                                                                    Years Ended December 31,
                                                                                  ------------------------------------------------

(In millions)                                                                             1998                1997           1996
----------------------------------------------------------------------------------------------------------------------------------
CURRENT INCOME TAX EXPENSE
Federal                                                                         $          395                 480            622
State                                                                                       40                  39             73
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                                              435                 519            695
Foreign                                                                                     15                  12             12
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                                              450                 531            707
----------------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX EXPENSE
Federal                                                                                    598                 526            544
State                                                                                       26                  27             10
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                                              624                 553            554
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                                   $        1,074               1,084          1,261
----------------------------------------------------------------------------------------------------------------------------------

      The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 1998, is presented below.

                                                                                                         Years Ended December 31,
                                                   ---------------------------------------------------------------------------------

                                                                   1998                        1997                          1996
                                                   -----------------------------       -------------     ---------------------------

                                                              Percent of                  Percent of                   Percent of
                                                                 Pre-tax                     Pre-tax                      Pre-tax
(In millions)                                         Amount      Income          Amount      Income           Amount      Income
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                       $     3,965                 $     3,793                   $    3,534
                                                   ----------                  ----------                    ---------
Tax at federal income tax rate                   $     1,388       35.0 %    $     1,327        35.0 %     $    1,237        35.0 %
Reasons for difference in federal income
  tax rate and effective tax rate
    Tax-exempt interest, net of cost to carry            (50)      (1.3)             (53)       (1.4)             (62)       (1.7)
    Non-taxable distributions from
      corporate reorganizations                         (270)      (6.8)            (264)       (7.0)                -           -
    State income taxes, net of federal tax
      benefit                                             43        1.1               43         1.1               54         1.5
    Goodwill amortization                                 67        1.7               50         1.3               40         1.1
    Change in the beginning-of-the-year
      deferred tax assets valuation allowance              -           -             (11)       (0.3)             (12)       (0.3)
    Other items, net                                    (104)      (2.6)              (8)       (0.2)               4         0.1
----------------------------------------------------------------------------------------------------------------------------------
        Total                                    $     1,074       27.1 %    $     1,084        28.5 %     $    1,261        35.7 %
----------------------------------------------------------------------------------------------------------------------------------


Audited Financial Statements                   C-26

     The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 1998, are presented below.


                                                                                                   December 31,
                                                                              ---------------------------------

(In millions)                                                                      1998         1997      1996
---------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX ASSETS
Provision for loan losses, net                                              $       765          857       803
Accrued expenses, deductible when paid                                              711          524       413
Foreclosed properties                                                                26            7         9
Sale and leaseback transactions                                                       -           15        10
Deferred income                                                                       -           18        25
Purchase accounting adjustments (primarily loans and securities)                    328           79       144
Net operating loss carryforwards                                                    324           71        55
Tax credit carryforwards                                                            207           54         5
Other                                                                               142          108       131
---------------------------------------------------------------------------------------------------------------
        Total deferred income tax assets                                          2,503        1,733     1,595
---------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance                                              24           24        35
---------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX LIABILITIES
Depreciation                                                                        178          303       131
Unrealized gain on debt and equity securities                                       224          154        15
Intangible assets                                                                   166          115        99
Leasing activities                                                                3,019        2,082     1,527
Loan products                                                                        99           46        25
Prepaid pension assets                                                              175          128       105
Loan loss reserve recapture                                                          28           30        49
Securitizations                                                                     354            -         -
Other                                                                               142          126       148
---------------------------------------------------------------------------------------------------------------
        Total deferred income tax liabilities                                     4,385        2,984     2,099
---------------------------------------------------------------------------------------------------------------
        Net deferred income tax liabilities                                 $     1,906        1,275       539
---------------------------------------------------------------------------------------------------------------

         A portion of the current year change in the net deferred tax liability relates to unrealized gains and losses on securities available for sale. The related 1998, 1997 and 1996 deferred tax expense (benefit) of $70 million, $139 million and $(85) million, respectively, have been recorded directly to stockholders' equity. Purchase acquisitions also increased (decreased) the net deferred tax liability by $(63) million, $44 million and $(43) million in 1998, 1997 and 1996, respectively.
      Changes to the deferred tax assets valuation allowance for each of the years in the three-year period ended December 31, 1998, are presented below.



                                                                                            December 31,

(In millions)                                                                       1998         1997      1996
---------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance, beginning of year                         $ 24           35        43
Current year deferred provision, change in deferred tax assets valuation allowance    -          (11)      (12)
Purchase acquisitions                                                                 -            -         4
---------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance, end of year                               $ 24           24        35
---------------------------------------------------------------------------------------------------------------


      The realization of deferred tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in excess of $787 million in the two-year federal carryback period and by expected future taxable income that will far exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to federal and state net operating loss carryforwards. To the extent that the valuation allowance attributable to purchase acquisitions in the amount of $22 million is subsequently recognized, such income tax benefit will reduce goodwill.

                                      C-27          Audited Financial Statements

      At December 31, 1998, the Corporation has net operating loss carryforwards of $571 million, principally related to The Money Store, that are available to offset future federal taxable income through 2017, subject to annual limitations. The Corporation also has net operating loss carryforwards of approximately $5.2 billion that are available to offset future state taxable income through 2013.
      Income tax expense related to securities available for sale transactions was $137 million, $11 million, and $14 million in 1998, 1997 and 1996, respectively. Income tax expense related to investment security transactions was $2 million, $1 million, and $1 million in 1998, 1997 and 1996, respectively.
      The Corporation has reached agreement with the Internal Revenue Service (the "IRS") for the tax years 1991 through 1993, subject to final review by Joint Committee, with no material impact on the Corporation's financial position or results of operations. The IRS is currently examining the Corporation's federal income tax returns for the years 1994 through 1996 and federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1998, 1997 and 1996, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the IRS with no significant impact on the Corporation's financial position or results of operations.

NOTE 12: BASIC AND DILUTED EARNINGS PER SHARE

      Basic earnings per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing net income applicable to common stockholders by the sum of the weighted average number of shares and the number of shares that would have been outstanding if potentially dilutive shares had been issued. The reconciliation between basic and diluted earnings per common share for each of the years in the three-year period ended December 31, 1998, is presented below.


                                                                                                           Years Ended December 31,
(Dollars in millions, except per share data)                                                   1998            1997            1996
------------------------------------------------------------------------------------------------------------------------------------

Net income                                                                                 $  2,891           2,709           2,273
Preferred stock dividends                                                                      --              --                (9)
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                                               $  2,891           2,709           2,264
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                                                            $   2.98            2.84            2.33
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                                                          $   2.95            2.80            2.30
------------------------------------------------------------------------------------------------------------------------------------
Average common shares - basic (In thousands)                                                969,131         955,241         973,712
Options - including unvested restricted stock awards (In thousands)                          10,981          11,551           9,043
------------------------------------------------------------------------------------------------------------------------------------
Average common shares - diluted (In thousands)                                              980,112         966,792         982,755
------------------------------------------------------------------------------------------------------------------------------------


Audited Financial Statements                  C-28

NOTE 13: ACCUMULATED OTHER COMPREHENSIVE INCOME, NET

      On January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and displaying of comprehensive income. Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Other comprehensive income includes net unrealized gains or losses on certain debt and equity securities, foreign currency transactions and minimum pension liability adjustments. The Corporation's only significant item of other comprehensive income is net unrealized gains or losses on certain debt and equity securities and the reclassification adjustments related thereto. Reclassification adjustments include the amount of gains or losses realized in the current period on certain debt and equity securities that was included in accumulated other comprehensive income at the beginning of the period. The Standard does not require disclosure of reclassification adjustments for periods prior to January 1, 1998. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 1998, is presented below.

                                                                                            Income Tax
                                                                                   Pre-tax   (Expense)   After-tax
(In millions)                                                                       Amount     Benefit      Amount
------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 1995                 $       321        (114)        207
Unrealized net holding loss arising in 1996                                           (273)         95        (178)
------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net, December 31, 1996                          48         (19)         29
Unrealized net holding gain arising in 1997                                            396        (139)        257
------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net, December 31, 1997                         444        (158)        286
Unrealized net holding gain arising in 1998                                            469        (168)        301
Reclassification adjustment for gains and losses realized in net income               (277)         97        (180)
------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net, December 31, 1998                 $       636        (229)        407
------------------------------------------------------------------------------------------------------------------

NOTE 14: OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES


      The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit; standby and commercial letters of credit; forward and futures contracts; interest rate swaps; options, interest rate caps, floors, collars and swaptions; foreign currency and exchange rate swap commitments; commodity swaps; and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements.
      The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Corporation uses the same credit policies in entering into commitments and conditional obligations as it does for on-balance sheet instruments. For forward and futures contracts, interest rate swaps, options, interest rate caps, floors, collars and swaptions, the contract or notional amounts do not represent the exposure to credit loss. The Corporation controls the credit risk of its forward and futures contracts, interest rate swap agreements, foreign currency and exchange rate swaps, and securities transactions through collateral arrangements, credit approvals, limits and monitoring procedures.
      Our policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. As of December 31, 1998, the total credit risk in excess of thresholds was $594 million. The fair value of collateral held approximated the total credit risk in excess of the thresholds.

                                      C-29          Audited Financial Statements

      For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.
      The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. Such gains and losses at December 31, 1998, were not significant.
      Additional information related to derivative financial instruments used for the Corporation's interest rate risk management purposes as of December 31, 1998 and 1997, can be found in Table 18 through Table 20 on pages T-20 through T-25, which are incorporated herein by reference.
      Additional information related to other off-balance sheet financial instruments as of December 31, 1998 and 1997, is presented below.

                                                                       December 31, 1998                     December 31, 1997
                                                 -------------------------------------------------------------------------------

                                                                                Contract                               Contract
                                                                Estimated             or                 Estimated           or
                                                   Carrying          Fair       Notional     Carrying         Fair     Notional
(In millions)                                        Amount         Value         Amount       Amount        Value       Amount
--------------------------------------------------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WHOSE
  CONTRACT AMOUNTS REPRESENT
  CREDIT RISK
  Commitments to extend credit                  $            -        556        131,483            -          180       87,707
  Standby and commercial letters of credit                   -        106         10,782            -           26        9,275
FINANCIAL INSTRUMENTS WHOSE
  CONTRACT OR NOTIONAL
  AMOUNTS EXCEED THE AMOUNT
  OF CREDIT RISK (a)
  Trading and dealer activities
    Forward and futures contracts                        83            83         87,038           81           79       28,727
    Interest rate swap agreements                      (213)         (213)        72,698         (204)        (225)      45,950
    Purchased options, interest rate
      caps, floors, collars and swaptions               368           368         44,485          250          254       12,424
    Written options, interest rate caps,
      floors, collars and swaptions                    (299)         (299)        18,218         (136)         (99)      15,064
    Foreign currency and exchange
      rate swap commitments                               6             6          5,293           44           48        7,462
    Commodity and equity swaps                  $        10            10             69               -            -        24
--------------------------------------------------------------------------------------------------------------------------------

 (a) Commitments to purchase or sell trading account assets are not significant.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and they may require payment of a fee. Since many of the commitments are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.
      Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $5 billion, guarantees extend for more than one year, and they expire in varying amounts primarily through 2020. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral to support those commitments for which collateral is deemed necessary.


Audited Financial Statements              C-30

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between the current level of interest rates and the committed rates. The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.
      Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery of a specified instrument at a specified future date, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.
      The Corporation enters into a variety of interest rate contracts, including options, interest rate caps, floors, collars and swaptions written, and interest rate swap agreements, in its trading activities and in managing its interest rate exposure. As a writer of options, the Corporation receives a premium at the outset and bears the risk of an unfavorable change in the price of the financial instrument underlying the contract.
      Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.
      Generally, futures contracts are exchange traded, and all other off-balance sheet instruments are transacted in the over-the-counter markets.
      In the normal course of business, the Corporation has entered into certain transactions that have recourse options. These recourse options, if acted on, would not have a material impact on the Corporation's financial position.
      Substantially all time drafts accepted by December 31, 1998, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve Bank balance requirements for the year ended December 31, 1998, amounted to $363 million.
      Minimum operating lease payments due in each of the five years subsequent to December 31, 1998, are as follows (in millions): 1999, $213; 2000, $198; 2001, $180; 2002, $160; 2003, $137; and subsequent years, $1 billion. Rental expense for all operating leases for the three years ended December 31, 1998, was $326 million, 1997; $316 million, 1997; and $314 million, 1996.
      In the normal course of business, the Corporation enters into underwriting commitments. Transactions relating to these underwriting commitments that were open at December 31, 1998, and that were subsequently settled, had no material impact on the Corporation's consolidated financial position.
      The Parent Company and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, based on the opinions of counsel, any such liability will not have a material impact on the Corporation's consolidated financial position.

                                      C-31          Audited Financial Statements

NOTE 15: CARRYING AMOUNT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

   Information about the fair value of on-balance sheet financial instruments at December 31, 1998 and 1997, which should be read in conjunction with Note 14 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth below.





                                                                         December 31, 1998   December 31, 1997
                                                                         -----------------   -----------------

                                                                                 Estimated           Estimated
                                                                       Carrying       Fair  Carrying      Fair
(In millions)                                                            Amount      Value    Amount     Value
--------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents                                            $   28,637     28,637    21,888    21,888
Trading account assets                                                    9,759      9,759     5,952     5,952
Securities available for sale                                            37,434     37,434    23,524    23,524
Investment securities                                                     2,025      2,162     3,526     3,670
Loans
  Commercial, financial and agricultural                                 53,856     53,845    45,563    45,825
  Real estate - construction and other                                    2,628      2,634     3,032     3,081
  Real estate - commercial mortgage                                       8,565      8,637    13,143    13,361
  Lease financing                                                         6,596      6,596     5,786     5,786
  Foreign                                                                 4,805      4,776     3,875     3,874
  Real estate - mortgage                                                 21,729     21,890    28,980    29,420
  Installment loans - Bankcard                                            2,779      2,813     3,914     3,981
  Installment loans - other and vehicle leasing                          34,425     34,771    27,394    27,477
--------------------------------------------------------------------------------------------------------------
        Loans, net of unearned income                                   135,383    135,962   131,687   132,805
  Allowance for loan losses                                              (1,826)         -    (1,847)        -
--------------------------------------------------------------------------------------------------------------
        Loans, net                                                      133,557    135,962   129,840   132,805
--------------------------------------------------------------------------------------------------------------
Other assets                                                         $   11,464     11,464     9,313     9,313
--------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                           35,614     35,614    31,005    31,005
  Interest-bearing deposits
    Savings and NOW accounts                                             38,649     38,649    37,281    37,281
    Money market accounts                                                22,762     22,762    21,240    21,240
    Other consumer time                                                  35,809     36,268    37,324    37,867
    Foreign                                                               3,487      3,487     3,928     3,928
    Other time                                                            6,146      6,156     6,299     6,398
--------------------------------------------------------------------------------------------------------------
        Total deposits                                                  142,467    142,936   137,077   137,719
Short-term borrowings                                                    41,438     41,438    31,681    31,681
Other liabilities                                                         8,099      8,099     3,690     3,690
Long-term debt                                                       $   22,949     23,517    13,487    13,866
--------------------------------------------------------------------------------------------------------------


Audited Financial Statements                    C-32

      Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.
      The fair values of performing loans for all portfolios are calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. These market yields also include a component for the estimated cost of servicing the portfolio. A prepayment assumption is used as an estimate of the number of loans that will be repaid prior to their contractual maturity.
      For performing residential mortgage loans, fair values are estimated using a discounted cash flow analysis utilizing yields of comparable mortgage-backed securities. The loan portfolio is segmented into homogeneous pools based on loan types, coupon rates, maturities, prepayment characteristics and credit risk. These pools are compared with similar mortgage-backed securities to arrive at an appropriate discount rate; whole loan liquidity and risk characteristics are considered within the comparison.
     The fair value of nonperforming loans is calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with such cash flows. Estimates of cash flows are made using data specific to the borrower and available market data.
      Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 5.52 percent to 7.64 percent and
6.57 percent to 8.68 percent at December 31, 1998 and 1997, respectively, and for the retail portfolio from 7.08 percent to 12.94 percent and 7.24 percent to
14.71 percent, respectively.
      The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1998 and 1997. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.
      Under the applicable accounting standards, fair value estimates are based on existing financial instruments, as defined, without estimating the value of certain ongoing businesses, the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In the opinion of management, these add significant value to the Corporation. Significant items that are not included are long-term relationships with customers through the deposit base, the mortgage banking operation and the brokerage network. The fair value of off-balance sheet derivative financial instruments has not been considered in determining on-balance sheet fair value estimates.


                                      C-33          Audited Financial Statements

NOTE 16: FIRST UNION CORPORATION (PARENT COMPANY)


     The Parent Company's principal assets are investments in its subsidiaries, interest-bearing balances with bank subsidiary, securities purchased under resale agreements, securities available for sale and loans to subsidiaries. The significant sources of income of the Parent Company are dividends from its subsidiaries, interest and fees charged on loans made to its subsidiaries, interest on eurodollars purchased from bank subsidiaries and interest on securities available for sale. Additionally, a significant amount of sundry income includes fees the Parent Company charges to its subsidiaries for providing various services.
      In addition, the Parent Company serves as the primary source of funding for the mortgage banking and other activities of its nonbank subsidiaries. The Parent Company has available a $175 million, four-year line of credit that expires in July 2002 and a $175 million, 364-day line of credit which expires in July 1999. Annual facility fees related to the four-year line of credit and the 364-day line of credit range from 7.00 basis points to 17.50 basis points and
5.00 basis points to 15.00 basis points, respectively. The annual facility fee is based on both the commitment amount, and on the senior, unsecured debt ratings of the Parent Company. Generally, interest rates will be determined when the credit line is used, and they will vary based on the type of loan extended to the Parent Company. Additionally, each line of credit contains financial covenants related to tangible net worth and double leverage ratios, and each requires that the Parent Company's banking affiliates maintain certain capital levels. At December 31, 1998, the Parent Company was in compliance with such covenants and requirements.
      Certain regulatory and other requirements restrict the (i) lending of funds by the bank subsidiaries to the Parent Company and to the Parent Company's nonbank subsidiaries, and (ii) amount of dividends that can be paid to the Parent Company by the bank subsidiaries and certain of the Parent Company's other subsidiaries. On December 31, 1998, the Parent Company was indebted to subsidiary banks in the amount of $261 million that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities available for sale, loans, premises and equipment, and it was payable on demand. On such date, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries in the amount of $139 million that, under the terms of a revolving credit agreement, were collateralized by securities available for sale and certain loans, and they were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 1998, amounted to $670 million. Parent Company long-term debt issuances include assumed debt from acquired companies of $2.8 billion in 1998.
      Industry regulators limit dividends that can be paid by the Corporation's subsidiaries. National banks are limited in their ability to pay dividends in two principal ways. First, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of the bank's allowance for loan losses; and second, in any year, dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. At December 31, 1998, the Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $1.3 billion for the payment of dividends to the Parent Company without regulatory or other restrictions. Dividends from subsidiaries includes $1.5 billion and $835 million in equity transfers to the Parent Company related to internal bank consolidations in 1998 and 1997, respectively. Subsidiary net assets of $17 billion were restricted from being transferred to the Parent Company at December 31, 1998, under regulatory or other restrictions.
      The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to the Parent Company or receives payment from the Parent Company to the extent tax benefits are realized. Where state income tax laws do not permit consolidated income tax returns, applicable state income tax returns are filed.
      At December 31, 1998 and 1997, the estimated fair value of the Parent Company's loans was $3.5 billion and $2.8 billion, respectively. See Note 7 for information related to the Parent Company's junior subordinated deferrable interest debentures.
      The Parent Company's condensed balance sheets as of December 31, 1998 and 1997, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 1998, are presented below.

Audited Financial Statements                     C-34

CONDENSED BALANCE SHEETS

                                                                                                                    December 31,
                                                                                                        ------------------------

(In millions)                                                                                                 1998         1997
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing balances with bank subsidiary                                                        $      3,568        4,215
Securities purchased under resale agreements                                                                 1,912          381
--------------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                                      5,480        4,596
--------------------------------------------------------------------------------------------------------------------------------
Trading account assets                                                                                           9            -
Securities available for sale (amortized cost $610 in 1998; $452 in 1997)                                      618          453
Investment securities                                                                                            -           28
Loans, net                                                                                                      14          154
Loans due from subsidiaries
  Banks                                                                                                      2,300        1,912
  Bank holding companies                                                                                         -          174
  Other subsidiaries                                                                                         1,549          531
Investments in wholly owned subsidiaries
  Arising from investments in equity in undistributed net income of subsidiaries
    Banks                                                                                                   18,913       12,346
    Bank holding companies                                                                                       -        2,357
    Other subsidiaries                                                                                       1,311        1,274
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                            20,224       15,977
  Arising from purchase acquisitions                                                                           262          101
--------------------------------------------------------------------------------------------------------------------------------
        Total investments in wholly owned subsidiaries                                                      20,486       16,078
--------------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                                   823          628
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                         $     31,279       24,554
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                                         -            1
Commercial paper                                                                                             1,629          871
Other short-term borrowings with affiliates                                                                  2,533        1,114
Other liabilities                                                                                              456          901
Long-term debt                                                                                               8,457        5,377
Junior subordinated deferrable interest debentures                                                           1,031        1,021
--------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                                   14,106        9,285
Stockholders' equity                                                                                        17,173       15,269
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                         $     31,279       24,554
--------------------------------------------------------------------------------------------------------------------------------

                                      C-35          Audited Financial Statements

CONDENSED STATEMENTS OF INCOME

                                                                                                       Years Ended December 31,
                                                                                           -------------------------------------

(In millions)                                                                                    1998         1997         1996
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                               $        303          177          158
Interest and dividends on securities available for sale                                            35           29           22
Interest and dividends on investment securities                                                     1            3            -
Other interest income from subsidiaries                                                           195          172           73
--------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                                     534          381          253
--------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on short-term borrowings                                                                 129           95           74
Interest on long-term debt                                                                        596          434          301
--------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                                    725          529          375
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                              (191)        (148)        (122)
Provision for loan losses                                                                           -           (1)           -
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                              (191)        (147)        (122)
--------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Dividends from subsidiaries
  Banks                                                                                         1,766        2,226        1,268
  Bank holding companies                                                                            -          452        1,693
  Other subsidiaries                                                                                5          116           42
Trading account profits                                                                             2           15            -
Securities transactions                                                                             5            9            -
Sundry income                                                                                     845          708          529
--------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                                2,623        3,526        3,532
--------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE                                                                               733          650          561
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (benefits) and equity in undistributed
  net income of subsidiaries                                                                    1,699        2,729        2,849
Income taxes (benefits)                                                                             9           13          (33)
--------------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries                                1,690        2,716        2,882
Equity in undistributed net income of subsidiaries                                              1,201           (7)        (609)
--------------------------------------------------------------------------------------------------------------------------------
        Net income                                                                              2,891        2,709        2,273
Dividends on preferred stock                                                                        -            -            9
--------------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders                                     $      2,891        2,709        2,264
--------------------------------------------------------------------------------------------------------------------------------


Audited Financial Statements                      C-36


CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                       YEARS ENDED DECEMBER 31,
                                                                                          -------------------------------------

(In millions)                                                                                   1998         1997         1996
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                              $      2,891        2,709        2,148
Adjustments to reconcile net income to net cash provided (used) by operating activities
    Equity in undistributed net income of subsidiaries                                        (1,201)           7          734
    Accretion and revaluation losses on securities                                                 4            2            1
    Provision for loan losses                                                                      -           (1)           -
    Securities transactions                                                                       (5)          (9)           -
    Depreciation and amortization                                                                 53           13           10
    Deferred income taxes (benefits)                                                              36          (46)           5
    Trading account assets, net                                                                   (9)           -            -
    Other assets, net                                                                           (193)         (79)         131
    Other liabilities, net                                                                      (448)         828           42
-------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                              1,128        3,424        3,071
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales and maturities of securities available for sale                                          389          161          104
  Purchases of securities available for sale                                                    (556)        (335)        (171)
  Calls and underdeliveries of investment securities                                              29          153          718
  Purchases of investment securities                                                               -          (96)        (707)
  Advances to subsidiaries, net                                                               (1,232)         402         (316)
  Investments in subsidiaries                                                                   (549)         196         (581)
  Longer-term loans originated or acquired                                                      (155)        (382)        (244)
  Principal repaid on longer-term loans                                                          295          336          212
  Purchases of premises and equipment, net                                                       (68)         (18)         (26)
-------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                                      (1,847)         417       (1,011)
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Deposits                                                                                        (1)           1            -
  Commercial paper                                                                               758         (150)          79
  Other short-term borrowings, net                                                             1,419          104          190
  Issuance of junior subordinated deferrable interest debentures                                   -          511          510
  Issuances of long-term debt                                                                  4,018          525          852
  Payments of long-term debt                                                                    (943)         (17)        (364)
  Sales of common stock                                                                          932          815          367
  Redemption of preferred stock                                                                    -            -         (109)
  Purchases of common stock                                                                   (3,056)      (2,360)      (1,584)
  Cash dividends paid                                                                         (1,524)      (1,141)      (1,040)
-------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                       1,603       (1,712)      (1,099)
-------------------------------------------------------------------------------------------------------------------------------
        Increase in cash and cash equivalents                                                    884        2,129          961
        Cash and cash equivalents, beginning of year                                           4,596        2,467        1,506
-------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                          $      5,480        4,596        2,467
-------------------------------------------------------------------------------------------------------------------------------
CASH PAID FOR
Interest                                                                                $        706          464          346
Income taxes                                                                                      85          200          225
NONCASH ITEMS
Increase in investments in subsidiaries as a result of acquisitions of institutions
  for common stock                                                                      $      2,540            3        1,008
-------------------------------------------------------------------------------------------------------------------------------


                                      C-37          Audited Financial Statements