Form 10-K, Exhibit 13
period 1999-12-31
FIRST UNION CORP
filed 2000-03-15
CIK 36995

FIRST UNION CORPORATION ANNUAL REPORT

                        (FIRST UNION Logo appears here)

                                      1999

About First Union

INNOVATIVE BUSINESS MODEL First Union [NYSE: FTU], founded in
1908 as Union National Bank in Charlotte, North Carolina, has grown from the nation's 50th largest banking company with $7.3 billion in assets in 1984 into one of the nation's leading financial services companies. Not only are we the sixth largest banking company with $253 billion in assets at December 31, 1999, but over the past five years we have transformed ourselves into the eighth largest securities business, based on revenue, and sixth largest broker-dealer, with 6,600 registered representatives. We have grown into a major asset manager with $170 billion in assets under management (including $80 billion in mutual funds), the fourth largest manager of discretionary personal trust assets, and a leading provider of insurance products such as annuities.

FULL PRODUCT ARRAY First Union's business model is well-positioned to meet customer demand for innovative products and new ways of doing business. Since 1994, we have expanded our products and services from the traditional deposit-taking and lending functions of a commercial bank to a full range of capital raising, market making and financial advisory services provided in our investment banking, brokerage and asset management operations.

EXCELLENT TECHNOLOGY We also have created a broad, flexible and fully integrated distribution platform to enable our customers to interact with us however, wherever and whenever they want. Our goal is to be both "high tech" and "high touch" -- applying the latest technological advances to custom build individualized financial solutions for each client.

MULTIPLE CHANNELS Our business strategy is to remain broadly diversified and to be fully integrated in our product and service array and distribution channels. But we are guided by one focus: to deliver the same high-touch value and quality service, whether our customers visit one of our 2,300 financial centers or 330 brokerage offices nationwide, or choose the convenience of banking at one of our 3,800 automated teller machines, calling our Direct Bank at 1-800-413-7898 or logging on to the Internet at firstunion.com.

MARKET POWER Our efforts to diversify geographically have produced the largest domestic deposit share from Connecticut to Florida as we serve nearly
16 million customers. Now, with our October 1999 acquisition of EVEREN Capital Corporation, we are placing new innovative tools and product offerings in the hands of our 6,600 registered representatives in 41 states.

Contents


3        Letter to
         Our Stockholders

9        Index to
         Special Topics

10       Management's
         Analysis of
         Operations

32       Glossary

T-1      Financial Tables

C-1      Management's
         Statement of
         Responsibility

C-2      Independent
         Auditors' Report

C-3      Audited Financial
         Statements

                              FINANCIAL HIGHLIGHTS

                                                                                                             Percent
                                                                                   Years Ended December 31,  Increase
(Dollars in millions, except per share data)                                          1999            1998  (Decrease)
-------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
Net income before merger-related and restructuring charges (Operating earnings)   $      3,486         3,696    (6)%
After-tax merger-related and restructuring charges                                         263           805   (67)
------------------------------------------------------------------------------------------------------------
Net income after merger-related and restructuring charges                         $      3,223         2,891    11 %
-------------------------------------------------------------------------------------------------------------------

PER SHARE DATA
Diluted earnings
   Net income before merger-related and restructuring charges                     $       3.60          3.77    (5)%
   Net income after merger-related and restructuring charges                              3.33          2.95    13
Basic earnings
   Net income before merger-related and restructuring charges                             3.63          3.81    (5)
   Net income after merger-related and restructuring charges                              3.35          2.98    12
Cash dividends                                                                            1.88          1.58    19
Book value (a)                                                                           16.91         17.20    (2)
Year-end price                                                                    $     32.9375        60.8125 (46)
Dividend payout ratio (Based on operating earnings)                                      52.22%        41.24    --
Average shares (In thousands)
   Diluted                                                                             966,863       980,112    (1)
   Basic                                                                               959,390       969,131    (1)
Actual shares (In thousands)                                                           988,315       982,223     1 %
-------------------------------------------------------------------------------------------------------------------

PERFORMANCE HIGHLIGHTS
Before merger-related and restructuring charges
   Return on average assets                                                               1.51%         1.66    --
   Return on average stockholders' equity (a)                                            21.60         22.70    --
   Overhead efficiency ratio (a)                                                         58.32         56.72    --
Net charge-offs as a percentage of average loans, net                                     0.52          0.48    --
Nonperforming assets to loans, net, and foreclosed properties (a)                         0.79          0.63    --
Net interest margin                                                                       3.79%         3.81    --
-------------------------------------------------------------------------------------------------------------------

CASH EARNINGS (Excluding goodwill and other intangible amortization)
Before merger-related and restructuring charges
   Net income                                                                     $      3,817         3,982    (4)%
   Diluted earnings per share                                                     $       3.94          4.06    (3)
   Return on average tangible assets                                                      1.69%         1.82    --
   Return on average tangible stockholders' equity (a)                                   34.67         32.62    --
   Overhead efficiency ratio (a)                                                         55.62%        54.20    -- %
-------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
Securities available for sale                                                     $     51,277        37,434    37 %
Investment securities                                                                    1,758         2,025   (13)
Loans, net of unearned income (a)                                                      135,566       134,149     1
Total assets (a)                                                                       253,024       237,087     7
Noninterest-bearing deposits                                                            31,375        35,614   (12)
Interest-bearing deposits                                                              109,672       106,853     3
Long-term debt                                                                          31,975        22,949    39
Stockholders' equity (a)                                                          $     16,709        16,897    (1)%


(a) Prior year amounts have been reclassified to conform to the presentation in 1999.

                            STATISTICAL INFORMATION


SCOPE AND SCALE OF BUSINESS

Banking Services
Credit and deposit transaction
services for all customers

                                  Managed Loan
                                    Portfolio
              (bar chart appears here with following plot points)

1997       $188 billion
1998       $221 billion
1999       $240 billion

                                    Number 1
                              --------------------
                              in domestic deposits
                                  on East Coast


                                   3rd largest
                              --------------------
                                 cash management
                              provider in the U.S.


Securities Business
Capital raising, market making
and financial advisory services
for corporate, institutional and
individual clients

                             First Union Securities
                                    Revenues
            (bar chart appears here with the following plot points)

                          1997            1998           1999
Capital Management   $1.5 billion    $2.2 billion    $2.8 billion
Capital Markets      $1.9 billion    $2.3 billion    $3.1 billion
                     ------------    ------------    ------------
                     $3.4 billion    $4.5 billion    $5.9 billion



                                   6th largest
                                 -------------
                                 broker-dealer


                                  $378 billion
                              -------------------
                                in capital raised
                              for clients in 1999


Asset Management
Asset accumulation, preservation and financial planning for all clients

(Bar charts appear here with the following plot points)


                   1997             1998            1999
Assets Under
 Management     $80 billion     $153 billion     $170 billion

Evergreen
 Mutual Funds   $42 billion     $ 69 billion     $ 80 billion

Trust/Other     $38 billion     $ 84 billion     $ 90 billion



Brokerage and Insurance

(Bar charts appear here with the following plot points)


                            1998              1999
Brokerage Client
  Assets                  $78 billion       $168 billion


                            1998              1999
Registered
  Representatives           4,346             6,638

                            1998              1999
Locations                23 states          41 states


                                   4th largest
                           --------------------------
                             personal trust accounts


                                     Top 20
                           --------------------------
                                  mutual funds


                                   2nd largest
                           --------------------------
                           bank provider of annuities




                          STRATEGIC GROWTH BUSINESSES

                        Merger and Acquisition Advisory
                                   $4 billion
                           --------------------------
                               in 1999 completions

                     M&A engagements up 42 percent in 1999
                        No. 2 in deals under $250 million


                                Merchant Banking
                                   $3 billion
                           --------------------------
                               in 1999 commitments

               Top 10 ranking among bank holding companies making
                    private equity and mezzanine investments
                  1999 investments reached record $1.4 billion


                     Equity Underwriting, Sales and Trading
                                  $10 billion
                           --------------------------
                                 in 1999 volume

                    Managed 45 equity offerings for clients
             Capital raised for clients increased fivefold in 1999


                         Loan Syndications (Agent-Only)
                                  $75 billion
                           --------------------------
                         in leveraged and nonleveraged
                          transactions, ranking No. 6

              Ranked No. 4 in leveraged transactions (agent-only)
                    Doubled value of leveraged deals in 1999

                                High Yield Debt
                                  $12 billion
                           --------------------------
                              in 1999 originations

                              Asset Securitization
                                  $32 billion
                           --------------------------
                 in public and private issuance, ranking No. 11

                                Risk Management
                                  $42 billion
                           --------------------------
          notional value of derivatives structured for clients in 1999
                   Leading fixed income derivatives provider
                              to the middle market


                          Real Estate Capital Markets
                                  $3.5 billion
                           --------------------------
                  in commercial mortgage-backed securitization
                   (conduit and fusion) volume, ranking No. 1


                                     Trust
                                  $90 billion
                           --------------------------
                   in personal and institutional trust assets


                             Evergreen Mutual Funds
                                  $80 billion
                           --------------------------
                      in First Union-advised mutual funds,
                         serving 3 million shareholders
              More than doubled 4- and 5-Star Morningstar ratings
                             from 19 to 43 in 1999


                                   E-Commerce
                                  1.2 million
                           --------------------------
                online retail customers, up 200 percent in 1999
               Online banking, brokerage and bill payment through
                            a single point of access

                           LETTER TO OUR STOCKHOLDERS

                  (Photo of First Union building appears here)

Dear Stockholders,

     With all of the activity of the past few years, it is time to update you on our basic strategy and the way it translates into value for you and our customers.
     From the beginning, our strategy has been to build geographic diversity, scope and scale and to create a company ideally positioned to serve the changing needs of customers and create value for stockholders.
     In 1999, the framework came together as we envisioned:
     o We are the nation's sixth largest banking company, based on assets;
     o We are the nation's sixth largest broker-dealer, based on registered representatives, with brokerage offices in 41 states;
     o Our company is now well-balanced, with nearly 50 percent of our earnings stream coming from fee income and 50 percent from interest income.
     These initiatives have transformed our company. Recognizing this transformation, in late 1999 we launched First Union Securities, which brings together under one name the key engines of our growth, Capital Markets and Capital Management. We created a nationwide securities platform with the acquisition of EVEREN Capital Corporation. We stepped up development of new technology and multiple, synchronized delivery channels, including the Internet. We reorganized our state banking network under the General Bank to leverage our superior product array, including retail brokerage services and access to the capital markets.
     This groundwork has positioned your company to be among the financial industry's leaders in the future. While 2000 continues to be a transition year, we believe as the year progresses into 2001 that our stockholders will begin to reap the rewards of these initiatives. We are confident that our superior business model will enable us to create value for our stockholders and deliver strong results for our clients in the years ahead.
     In 1999, our operating earnings (excluding one-time items) were $3.3 billion, or $3.40 per share. Our return on stockholders' equity was 21.60 percent, which was among the best in the banking industry. However, 1999 was unquestionably a difficult year. The sheer number of initiatives we had under way lent a great deal of complexity to our business and our operating performance. In particular, the area of customer service was not up to our standards. We were also disappointed with our stock price underperformance. We take little solace that bank stocks in general declined significantly in 1999. Our goal is to outperform industry averages.

                           LETTER TO OUR STOCKHOLDERS

     We worked diligently throughout the year to address critical issues surrounding customer service and acquisition integration, and we believe many of the problems that surfaced in early 1999 have been resolved. Two complicating factors -- the final conversion of the former CoreStates (the largest merger in our history) on top of the implementation of a new model for retail banking -- were one-time events and are behind us. By year-end, we also saw improvement in The Money Store, where we have begun to centralize credit underwriting and to apply First Union's standards for credit quality and operational processes.
     Throughout our company, we have refocused attention on customer service standards. We have taken concrete steps to support the best efforts of employees by increasing staffing and training, enhancing systems capabilities to better track customer inquiries and instituting Executive Helplines to enable employees to quickly resolve difficult service problems. We revamped incentive plans to encourage quality service and sales equally. As a result, customer satisfaction scores have improved across the board. Our goal is to increase service quality to such a level that it creates a competitive advantage.

THE RIGHT BUSINESS MODEL We began 2000 with confidence that we have established a transformational business model with the flexibility to evolve with our customers' needs.
     As we have been saying in this space for many years, the traditional bank asset-gathering model has matured. A new model for wealth management, investment banking and, in particular, a strategy for e-commerce is required to distinguish the financial industry leaders of the future.
     First Union Securities embodies this new model and positions First Union to benefit from two key trends -- first, the needs of visionary CEOs at growing companies who depend on industry knowledge, ideas and capital to execute their growth plans, and second, the increasing desire of individual clients for investment products such as stocks, mutual funds, insurance, financial planning and trust services.
     With First Union Securities, we have achieved a workable and working blend of the cultures of "bank" and "securities firm," which is helping us to execute our strategy in innovative ways. For example, First Investment Advisors, a part of our Capital Management Group, recently established a private equity fund-of-funds with $92 million in capital commitments. This new fund was created to provide our clients access to leading leveraged buyout and venture capital partnerships that emerge through the activities of investment bankers in our Capital Markets Group.
     These high-growth businesses have resulted in a growing proportion of our revenue coming from fee income, which provides a balance to the interest income generated through our General Bank. In 1999, 48 percent of our revenues came from fee and other income, excluding portfolio securities transactions, compared with 45 percent in 1998.
     First Union Securities is founded on, and is fed by, the long-term relationships in our General Bank. Our General Bank, which encompasses consumer and commercial banking operations in our East Coast marketplace, could hardly be called a "traditional bank" today. It is the result of years of initiatives to modernize, streamline and increase productivity through new products and services such as mutual funds and annuities, and a new corporate culture that actively emphasizes sales and service.
     In fact, I believe our foundation gives us a great deal of flexibility in the face of a rapidly changing financial landscape. There is no clearer example than what we have seen with the mushrooming growth of the Internet.

INNOVATION IN E-COMMERCE Until the beginning of 1999, First Union's Internet strategy had been developmental, focused on using the Internet as an additional choice among multiple channels for reaching our customers. Throughout 1999, we stepped up Internet development, adding new functions, content and customers almost daily. Today, our customers can manage their checking, bill payment and brokerage activities through the convenience of a single access code. We also can originate deposit accounts, mortgage loans, home equity loans and credit cards online. For our commercial customers, our strategy is focused on building a complete payments capability that enables them to handle every facet of the payments process online -- from an initial order to billing, collections and inventory management. We ended the year with more than 1.2 million online retail customers, 29,000 online commercial customers and 20,000 brokerage clients -- all without significant advertising. During 2000, we will further develop all of these channels to help our financial specialists and brokers serve their clients more fully.

E-COMMERCE INVESTMENTS AND JOINT VENTURES In addition, we are taking multiple paths in the development of e-commerce opportunities, including joint ventures, alliances and strategic equity investments in innovative "dot-com" companies.
     We believe one of our most significant projects -- both for us and for the industry -- is our joint venture called Spectrum. This online bill presentment and bill payment venture was developed at "Internet speed," from beginning

                           LETTER TO OUR SHAREHOLDERS

discussions with our two partners in February 1999 to the formation of a limited liability company in October 1999. By November we were up and running. With 60 million buyers and 79,000 billers among the three partners at the onset and more banks signing on daily, this represents an enormous potential universe of users for Spectrum.
     Other projects include our equity interest in a small business portal, BrightLane.com, which is designed to provide purchasing power, expert advice and convenient services at a single online source. These services include recruiting, office products, payroll, benefits, web services, plus Customer Care coaches to provide support, and financial services, which First Union will provide. Our growing portfolio of strategic investments spans retail, wholesale and investment banking applications such as our 15 percent stake in virtual investment bank Capital.com.
     In summary, First Union is one of only a handful of financial services companies that has assembled the resources and capabilities to invest in the products, technology and intellectual capital needed to participate in this technological revolution.
     So, on the edge of a new century, we are optimistic about First Union's prospects. We have in place the very flexible, very entrepreneurial, very competitive company that we envisioned 15 years ago when our interstate expansion began. We are offering the broad-based financial services that customers demand today, and we will continue to evolve to meet customers' desires.
     Even as we grow and change, we remain committed to rewarding our long-term investors through stock buybacks, dividends and other corporate measures. In 1999, we completed the 22nd year of increased dividends. First Union, including its predecessor Union National Bank, has paid a dividend every year since 1910. Additionally, we repurchased 52 million shares of our stock in 1999, and our Board approved a new 50 million share buyback program in May 1999. Management and the Board continued to review and assess First Union's corporate governance policies. We are proud of these important policies, which we design to help build long-term stockholder value and to ensure that our management and the Board remain accountable to you, our stockholders.

PEOPLE POWER None of this progress would have been possible without the hard work of our employees, the wise counsel of our directors and the support of our customers and stockholders. For that, we are very grateful.
     I would like to thank John Georgius, who retired at year-end 1999, for the determination and commitment that marked his nine-year tenure as president.

(Photo of Edward E. Crutchfield appears here)
Edward E. Crutchfield
Chairman and
Chief Executive Officer

(Photo of G. Kennedy Thompson appears here)
G. Kennedy Thompson
President

     In mid-1999, Ken Thompson, a 23-year veteran of First Union with roots in corporate banking, the General Bank and Capital Markets, was named to succeed John as president of First Union.
     Ken and I spent a lot of our time in 1999 with groups of employees throughout our corporation. This may well have been the most fulfilling thing that we did in 1999, as we came away from these meetings inspired by the dedication and caring that our employees truly have for serving their customers.
     As I have said many times, I am in awe of the dedication of our employees. I am proud to be associated with a group of people who believe, as I do, that the more we do for our customers and our communities, the better off we will be as a company. On the following page, you may read more about First Union's community development and outreach programs.
     These are the kind of values that we believe set First Union apart in our quest to keep the humanity in our company, no matter how large we become. It is our fervent wish that First Union will continue to be regarded as a company where the most talented people want to work, where customers want to do business and where stockholders want to invest their money. Thank you, again, for your interest in First Union.

Sincerely,

/s/ Edward E. Crutchfield

Edward E. Crutchfield
Chairman and Chief Executive Officer
February 22, 2000

                                COMMUNITY FOCUS

                "What you are doing in terms of volunteering and
          tutoring...it can turn this country around. It can help make every child at risk a child of promise,
                 and we have no more important task before us."


   General Colin L. Powell, chairman, America's Promise - The Youth Alliance, addressing First Union's Senior Leadership Conference,
                               September 24, 1999


     With these words, General Colin Powell, chairman of America's Promise, helped First Union kick off one of the largest corporate literacy events in history, our Reading First campaign. This unique event characterized 1999, a year when new heights were reached in our commitment to the communities we serve.

EDUCATION FIRST At First Union, we believe that helping build a firm foundation in education is the most important investment we can make in America's future. As a result, improving education continues to be our top community involvement priority, with a special focus on early childhood literacy. We feel that helping a child learn to read -- and love to read -- is the best way to improve that child's chance for success in school and in life.
     To celebrate the tenth anniversary of First Union's Education First program, our three-week Reading First campaign promoted the importance of reading aloud to children. Thousands of First Union employees and community partners visited more than 76,000 classrooms to read the Dr. Seuss classic Oh! The Places You'll Go to approximately 2 million children. Close to 100,000 books were donated to classrooms and school libraries.
     Due to the extraordinary efforts of our employees this year, we are on track to fulfill the pledge we made to America's Promise of contributing 2.4 million volunteer hours to education by the end of 2000. A particular point of pride came in October 1999 when the Points of Light Foundation cited First Union employees for making a difference in the lives of children through educational outreach.
     Employee volunteerism is a cornerstone of our company, grounded in our long-standing Time Away From Work policy, which offers employees four hours of paid time-off each month to volunteer in education. We also support our communities with financial resources. In 1999, First Union gave more than $55 million in charitable contributions through company, foundation and employee gifts to support hundreds of programs that have the potential to effect positive, long-lasting change in our communities.
     Our commitment to community development is no less passionate. We, along with our community partners, believe that a comprehensive approach to community development -- one that encompasses small business growth, affordable housing, urban renewal and personal empowerment -- is the most effective path to much-needed urban revitalization.

INVESTING IN COMMUNITIES In 1999, our community development loans and investments exceeded $12 billion, the highest level in our history. We recognize the vast opportunity in the emerging community development market and will continue to elevate our presence in this key arena. Part of this growth is coming from our new Community Development Lending Unit, which applies profit-driven goals to accelerate the pace of revitalization and enhance social services in communities across our marketplace.
     Appreciating the critical role that small businesses and farms play in economic development, we provided $4.5 billion in loans, leases and other financial products for emerging entrepreneurs and their growing companies. We are also an industry leader in helping families realize their dream of home ownership. In 1999, we originated more than $5.5 billion in affordable home loans and investments that helped more than 78,000 families move into their own homes, many for the first time.

RESPONSIBLE LENDING First Union is setting the standard for fair and responsible home equity lending. National and local community leaders recently endorsed The Money Store as a place where borrowers are treated fairly, applauding our ground-breaking efforts to align home equity loan pricing, products and underwriting within all of our home equity channels.
     We are very proud of the culture our people have built: one that encourages active involvement and investment in the communities that support us. At First Union, we believe that helping our communities prosper is more than a corporate responsibility...it's the right thing to do.

                         FIRST UNION ACROSS THE NATION

                                         First Union ranks number 1, 2 or 3
                                    in deposit share in 20 of the East Coast's
                                            top 30 metropolitan areas.


                               (Map appears here)
         o Financial Centers

  (square) First Union Securities

(triangle) First Union Home
           Equity Bank, N.A.

    (star) First Union Mortgage
           Corporation

 (diamond) The Money Store



BANKING UNITS

Florida
Branches: 468
ATMs: 874
Market Share: 16.62%
Ranking: No. 2

Pennsylvania
Branches: 333
ATMs: 563
Market Share: 13.73%
Ranking: No. 2

New Jersey
Branches: 314
ATMs: 614
Market Share: 12.28%
Ranking: No. 2

North Carolina
Branches: 203
ATMs: 433
Market Share: 13.26%
Ranking: No. 4



Virginia
Branches: 170
ATMs: 291
Market Share: 12.17%
Ranking: No. 2

Georgia
Branches: 119
ATMs: 382
Market Share: 9.47%
Ranking: No. 4

Connecticut
Branches: 80
ATMs: 118
Market Share: 6.39%
Ranking: No. 4



Maryland
Branches: 72
ATMs: 109
Market Share: 6.89%
Ranking: No. 6

South Carolina
Branches: 53
ATMs: 103
Market Share: 6.03%
Ranking: No. 6

New York
Branches: 47
ATMs: 98
Market Share: 1.93%
Ranking: No. 14



Tennessee
Branches: 41
ATMs: 60
Market Share: 2.67%
Ranking: No. 7

Washington, D.C.
Branches: 26
ATMs: 60
Market Share: 15.87%
Ranking: No. 3


Delaware
Branches: 20
ATMs: 50
Market Share: 1.98%
Ranking: No. 9


Source: SNL Securities;
market share data represents
deposits at June 30, 1999.

                    HEADQUARTERS AND PRINCIPAL SUBSIDIARIES

HEADQUARTERS

First Union Corporation
One First Union Center
Charlotte, North Carolina
28288
704-374-6161


REGIONAL
HEADQUARTERS

First Union-Atlantic
(Includes the states of
Connecticut, New Jersey
and New York)
190 River Road
Summit, New Jersey
07901
973-565-3200

First Union-Florida
225 Water Street
Jacksonville, Florida
32202
904-361-2265

First Union-Georgia
999 Peachtree Street
Suite 1200
Atlanta, Georgia
30309
404-827-7399

First Union-Mid-Atlantic
(Includes the states
of Maryland, North
Carolina, South Carolina,
Tennessee, Virginia and
Washington, D.C.)
One First Union Center
Charlotte, North Carolina
28288
704-374-6161

First Union-Penn/Del
(Includes the states
of Delaware and
Pennsylvania)
1339 Chestnut Street
Widener Building
13th Floor
Philadelphia, Pennsylvania
19107
215-985-6000




PRINCIPAL
SUBSIDIARIES

Congress Financial
Corporation
Asset-based lending.
1133 Avenue of
the Americas
New York, New York
10036
212-545-4325

First Union
Bank of Delaware
Full-service commercial
bank.
One Rodney Square
Tenth and King Streets
Wilmington, Delaware
19801
302-888-7500

First Union
Brokerage Services, Inc.
Securities brokerage firm.
One First Union Center
Charlotte, North Carolina
28288
704-374-6927

First Union
Capital Partners, Inc.
Investment and merchant
banking.
One First Union Center
Charlotte, North Carolina
28288
704-374-4656

First Union
Commercial Corporation
Equipment lease financing.
One First Union Center
Charlotte, North Carolina
28288
704-374-4900

First Union
Direct Bank, N.A.
Card products, including
credit and debit cards,
remote and electronic
delivery channels.
699 Broad Street
Augusta, Georgia
30903
800-413-7898


First Union
Home Equity Bank, N.A.
Home equity loans.
1000 Louis Rose Place
Charlotte, North Carolina
28262
704-593-9300

First Union
Mortgage Corporation
Mortgage banking and
insurance services.
Two First Union Center
Charlotte, North Carolina
28288
800-654-9322

First Union
National Bank
Full-service commercial
bank.
One First Union Center
Charlotte, North Carolina
28288
704-374-6161

First Union
Rail Corporation
Railcar leasing.
6250 River Road
Suite 5000
Rosemont, Illinois
60018
847-318-7575

First Union
Securities, Inc.
Investment banking,
retail and institutional
brokerage and securities
products and services.
One First Union Center
Charlotte, North Carolina
28288
704-374-6161

The Money Store, Inc.
Home equity, student and
small business loans.
707 Third Street
West Sacramento, California
95605
916-617-2000


FOREIGN
BRANCHES

Nassau, Bahamas
Hong Kong, China
   (Restricted License Branch)
London, England
Tokyo, Japan
Seoul, South Korea
Taipei, Taiwan


REPRESENTATIVE
OFFICES

Buenos Aires,
   Argentina
Sydney, Australia
Manama, Bahrain
Sao Paulo, Brazil
Santiago, Chile
Beijing, China
Hong Kong, China
Shanghai, China
Bogota, Colombia
Guayaquil, Ecuador
Cairo, Egypt
London, England
Paris, France
Hamburg, Germany
Mumbai, India
Jakarta, Indonesia
Milan, Italy
Tokyo, Japan
Kuala Lumpur,
   Malaysia
Mexico City, Mexico
Panama City, Panama
Manila, Philippines
Singapore
Johannesburg,
   South Africa
Seoul, South Korea
Madrid, Spain
Taipei, Taiwan
Bangkok, Thailand
Istanbul, Turkey
Dubai, United Arab
   Emirates
San Diego, California

Index to Special Topics

GENERAL INFORMATION
Annual Meeting.............................................................Back Page
Board of Directors.................................................Inside Back Cover
Community Focus....................................................................6
Description of Business.....................................Inside Front Cover, 2, 3
Employees........................................................................T-1
Headquarters and Principal Subsidiaries............................................8
Market Share..........................Inside Front Cover, 2, 3, 4, 7, 14, 15, 17, 18
Year 2000.........................................................................13

CAPITAL RESOURCES
Regulatory Capital................................................23, 31, T-16, C-21
Stockholders' Equity........................................1, 23, 31, T-1, C-3, C-5

COMMON STOCK
Book Value....................................................................1, T-1
Dividends......................................1, 5, 23, 31, T-1, T-8, C-4, C-5, C-6
Market Price.............................................................1, T-1, T-9
Shares, Number Outstanding.......................1, 23, 31, T-1, C-3, C-4, C-5, C-32
Stockholders, Number of..........................................................T-1

LIQUIDITY
Debt Ratings...............................................................Back Page

LOANS
Average Balances..........15, 16, 17, 18, 19, 30, T-2, T-3, T-4, T-5, T-6, T-7, T-26
Commercial Real Estate....................................................20, 21, 30
Consumer Loan Portfolio.......................................16, 19, 30, T-10, C-16
Geographic Concentrations.........................................................21
Industry Concentrations.......................................................20, 21
Loan Loss Allowance...............................20, 30, T-12, T-13, C-3, C-9, C-17
Loan Loss Provision............20, 30, T-1, T-2, T-3, T-4, T-5, T-6, T-7, T-9, T-12,
                                   C-4, C-6, C-9, C-12, C-17, C-25, C-26, C-39, C-40
Mix at Year-End...............................................................19, 30
Net Charge-Offs............................................1, 10, 20, 30, T-12, C-17
Nonperforming Assets.........................................1, 10, 20, 21, 30, T-12
Project Type......................................................................20

PROFITABILITY
Earnings Performance......1, 3, 10, 28, T-1, T-2, T-3, T-4, T-5, T-6, T-7, T-9, C-4,
                                                                          C-32, C-39
Fee and Other Income......1, 10, 11, 12, 14, 15, 16, 17, 18, 29, T-1, T-2, T-3, T-4,
                               T-5, T-6, T-7, T-9, C-4, C-12, C-24, C-25, C-26, C-39
Income Per Share.........................................1, 3, 10, 28, T-1, T-9, C-4
Net Interest Income........12, 14, 15, 17, 18, 28, 29, T-1, T-2, T-3, T-4, T-5, T-6,
                                                           T-7, T-9, T-26, C-4, C-39
Net Interest Margin..................................................1, 12, 29, T-26
Noninterest Expense.............10, 13, 15, 16, 17, 18, 29, T-1, T-2, T-3, T-4, T-5,
                                    T-6, T-7, T-9, C-4, C-12, C-25, C-26, C-27, C-39
Results of Operations.....1, 3, 10, 28, T-1, T-2, T-3, T-4, T-5, T-6, T-7, T-9, C-4,
                                                                                C-39
Return on Average Assets.........................................1, 10, 28, T-8, T-9
Return on Average Stockholders' Equity...1, 3, 10, 28, T-2, T-3, T-4, T-5, T-6, T-7,
                                                                            T-8, T-9

RISK MANAGEMENT
Asset Quality............................................1, 20, 30, T-12, T-13, C-17
Derivative Transactions....................27, 31, T-17, T-22, T-23, T-24, C-8, C-33
Market Risk Management..................................................24, 31, C-33

SECURITIES
Available For Sale......................1, 25, 31, T-1, T-9, T-17, T-18, T-25, T-26,
                                          C-3, C-4, C-6, C-7, C-16, C-36, C-39, C-40
Investment..............................1, 26, 31, T-1, T-9, T-17, T-20, T-25, T-26,
                                         C-3, C-4, C-6, C-16, C-36, C-38, C-39, C-40
Trading Activities.........15, 16, 27, 29, T-2, T-3, T-4, T-5, T-6, T-7, T-25, T-26,
                                        C-3, C-4, C-25, C-26, C-36, C-38, C-39, C-40


Contents


10       Management's
         Analysis of
         Operations

T-1      Financial Tables

T-26     Five-Year Net
         Interest Income
         Summaries

C-1      Management's
         Statement of
         Responsibility

C-2      Independent
         Auditors' Report

C-3      Consolidated
         Balance Sheets

C-4      Consolidated
         Statements
         of Income

C-5      Consolidated
         Statements
         of Changes in
         Stockholders'
         Equity

C-6      Consolidated
         Statements
         of Cash Flows

C-7      Notes to
         Consolidated
         Financial
         Statements

                      MANAGEMENT'S ANALYSIS OF OPERATIONS

     The following discussion and other portions of this Annual Report contain various forward-looking statements. Please refer to our 1999 Annual Report on Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.


Earnings Highlights
     First Union's operating earnings in 1999 were $3.5 billion, or $3.60 per share, compared with operating earnings of $3.7 billion in 1998, or $3.77. Excluding nonrecurring gains amounting to 20 cents per share related to the sale of First Union's interest in Electronic Payment Services, Inc. and the sale of net assets associated with our factoring business, operating earnings in 1999 were $3.3 billion, or $3.40 per share. Operating earnings exclude merger-related and restructuring charges of $263 million after tax, or 27 cents per share, in 1999 and $805 million after tax, or 82 cents, in 1998. After merger-related and restructuring charges, net income in 1999 was $3.2 billion, or $3.33 per share, compared with $2.9 billion, or $2.95, in 1998.
     Operating earnings in 1999 represent a return on average stockholders' equity of 21.60 percent and a return on average assets of 1.51 percent.
     In the fourth quarter of 1999, operating earnings were $846 million, or 86 cents per share, compared with $993 million, or $1.00, in the fourth quarter of 1998. Operating earnings in the fourth quarter of 1999 exclude merger-related and restructuring charges of $4 million after tax, with no impact to earnings per share, compared with $136 million, or 13 cents per share, in the fourth quarter of 1998. After merger-related and restructuring charges, net income in the fourth quarter of 1999 was $842 million, or 86 cents per share, compared with $857 million, or 87 cents, in 1998.
     Fee and other income, excluding portfolio securities transactions, increased 15 percent to $7.0 billion in 1999 compared with $6.1 billion in 1998. The majority of the increase in fee income came from First Union Securities (encompassing Capital Markets and Capital Management), which generated a 37 percent increase in fee income to $4.1 billion compared with $3.0 billion in 1998. In addition to very strong internal growth, these results include approximately $190 million in brokerage fee income from EVEREN Capital Corporation. This acquisition, which was accounted for as a purchase, was completed on October 1, 1999, and created the nation's sixth


(Pie chart appears here with the following plot points)

                        BUSINESS SEGMENT CONTRIBUTIONS
                        TO PROFITABILITY -- NET INCOME*
                        (Percent)


Capital Markets              30%
Consumer                     22%
Capital Management           17%
Commercial                   16%
Treasury/Nonbank**           15%

* Before merger-related and restructuring charges.
**Includes securities gains/losses.


largest retail brokerage company. First Union has more than 6,600 registered representatives in 2,700 retail offices in 41 states and Washington, D.C.
     Noninterest expense, excluding merger-related and restructuring charges, amounted to $8.5 billion in 1999, compared with $7.8 billion in 1998. Expenses in 1999 include approximately $200 million related to EVEREN.
     Credit quality continued to be stable. Net charge-offs were 0.52 percent of average net loans, compared with 0.48 percent in the year-ago period. Nonperforming assets as a percentage of net loans and foreclosed properties were
0.79 percent in 1999 compared with 0.63 percent in 1998.

OUTLOOK The scale and scope of our business has changed dramatically as we have realized our goal of creating a new kind of financial services company to achieve future growth. Today, customers want much broader and more sophisticated products and services, and they want a variety of new and different product delivery channels that emphasize convenience, speed and control. Fortunately, we have been laying the groundwork since 1994 for a new financial services business model that would address these needs, guided by our vision of a company that would generate about 50 percent of its income from its banking business and 50 percent from its securities business. On the banking side, we have transformed a traditional banking business into one with a multi-channel distribution strategy, an innovative product array and a focused sales and service culture. We have invested in advanced technology to serve our customers more effectively through our financial centers, brokerage offices, First Union Direct (our centralized sales and service call centers) and the Internet.

     Our Internet strategy consists of three dimensions: web enabling all of our products and services; making

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


selective investments in e-commerce companies to access technology and customers and achieve attractive returns on capital; and web enabling our internal infrastructure. The number of customers using our online services increased 200 percent from year-end 1998. We ended 1999 with more than 1.2 million online retail customers, 29,000 online commercial customers and 20,000 brokerage clients.
     On the securities side of our business, we have applied our resources toward building investment banking, brokerage and asset management capabilities. In 1999, we positioned our Capital Markets and Capital Management businesses under one name, First Union Securities. Our commercial and consumer products delivered through our state banking channels were folded into our General Bank. Within our General Bank, deposit and lending products are sold in our financial centers along with nontraditional financial products, enabling extensive cross-sell opportunities for the products and services offered by First Union Securities and the mortgage loans, home equity loans and other personal finance products offered by our Specialty Finance businesses.
     The high-growth businesses in which we have invested have resulted in a growing proportion of our revenue coming from fee-producing businesses. In 1999, 48 percent of our revenues came from fee and other income, excluding portfolio securities transactions, compared with 45 percent in 1998.
     The transformation to the new business model has resulted in increased choices in how, when and where our customers do business with us. In this significant undertaking, we have simultaneously transformed our branch delivery system to the new business model while integrating CoreStates Financial Corp, a pooling of interests merger, which was consummated in April 1998 and converted by November 1998. Through extensive training, the addition of staff at high volume offices, specific plans to maintain higher sales and service staffing levels, enhancements to key business processes and a revitalized focus on service delivery, we have improved results in our retail branch network. We are seeing encouraging trends in the performance measurements we use for evaluating service quality, new product sales volumes and the economic contribution of new product sales. While the transformation to the new business model poses some short-term risk to earnings, we believe that the failure to replace the traditional bank asset-gathering model poses greater long-term risks.
     As a result of this continuing investment in our new business model, including development of Internet capabilities, full staffing and training in our retail finan-cial centers and further development of First Union Securities, expense growth moderately outpaced revenue growth in 1999 and likely will continue to do so in 2000. It should be noted that an increasing percentage of our expense base is variable, and linked to increased revenue growth.
     The Accounting and Regulatory Matters section provides information about accounting and regulatory matters that have recently been adopted or proposed, as well as information on recent legislative develop- ments and the potential impact of permissible business activities for us.

MERGER AND CONSOLIDATION ACTIVITY
On October 1, 1999, we completed the acquisition of EVEREN Capital Corporation, a full-service brokerage and asset management firm based in Chicago, Illinois. This transaction provides First Union with a nationwide brokerage platform and augments our equity research, trading, underwriting and distribution capabilities. The acquisition, which was accounted for as a purchase, was an all-stock transaction providing for each share of EVEREN common stock to be exchanged for 0.8286 shares of First Union common stock, which valued the acquisition for accounting purposes at $31.00 per EVEREN share, or $1.1 billion. We recorded approximately $900 million of goodwill in connection with this acquisition. In addition, we estimate that we will incur approximately $80 million in merger-related charges, an increase from our original estimate of $60 million, consisting primarily of expenses related to systems conversion and integration. Of this amount, $20 million was recorded in 1999 and the rest is expected to be incurred in 2000. The amount of goodwill recorded at December 31, 1999, and the merger-related charges to be incurred in 2000 are preliminary estimates and are subject to refinements of certain fair value adjustments and integration strategies, which could result in significant changes to these estimates.
     In addition, in connection with the acquisition, approximately $87 million in restricted shares of First Union common stock was issued to certain EVEREN employees, primarily brokers. This is an employee retention pool that vests over a three-year period and the compensation cost will be charged to expense over the vesting period.

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


     As of December 31, 1999, we had repurchased in the open market 13 million shares of First Union common stock in connection with this acquisition and we expect to repurchase shares equal to the remaining 18 million shares in 2000. The Liquidity and Funding Sources - Stockholders' Equity section provides further information related to our buyback programs.
     We continue to evaluate acquisition and investment opportunities that we believe would enhance our existing product capabilities and complement our long-term goals. Acquisition and investment discussions and in some cases negotiations may take place from time to time, and future transactions involving cash, debt or equity securities may be expected.


CORPORATE RESULTS OF OPERATIONS
NET INTEREST MARGIN Tax-equivalent net interest income was $7.6 billion in 1999 compared with $7.4 billion in 1998. The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 3.79 percent in 1999 compared with 3.81 percent in 1998. There was a decrease in the average rate on earning assets from
7.77 percent in 1998 to 7.64 percent in 1999. Our average rate paid on liabilities decreased from 4.59 percent to 4.42 percent year over year. The net interest margin was negatively affected by the funding cost associated with an increase in the level of net noninterest earning assets. This was somewhat offset by a lower average interest rate environment in 1999. Deposit divestitures in late 1998 related primarily to the CoreStates merger also contributed to a declining margin as lower cost deposit funding was replaced with higher cost borrowings. It should be noted that we focus on net income and economic contribution when evaluating corporate strategies and we place less importance on the net interest margin impact of these decisions.
     More information on the securities and off-balance sheet transactions we use to manage interest rate sensitivity is included in the Market Risk Management section.

FEE AND OTHER INCOME We are continually developing products to meet the challenges of increasing competition, changing customer demands and demographic shifts. We have pursued strategic investments to build high-growth lines of business to increase fee income. For example, over the years we have significantly broadened our product lines, particularly in Capital Markets and Capital Management, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a 15 percent increase in fee and other income, exclud-ing portfolio securities transactions, to $7.0 billion in 1999 from $6.1 billion in 1998.
     Fee and other income from First Union Securities amounted to 58 percent of fee and other income, excluding portfolio securities transactions, in 1999. Led by strong results in investment banking and trading, Capital Markets fee and other income increased 50 percent to $1.7 billion in 1999 compared with 1998, which was a period of diminished trading activities due to significant turmoil in the global financial markets. Investment banking results included $578 million of merchant banking and other related gains in 1999 compared with $236 million in 1998. Capital Management fee and other income increased 28 percent to $2.3 billion in 1999 from $1.8 billion in 1998. These activities are discussed further in the Business Segments section.
     In addition, strong results in securitization activity contributed to the increase in fee and other income. Securitization income increased by $169 million to $417 million primarily from the securitization and sale of credit card receivables, SBA loans and student loans in 1999. Residential mortgage income of $405 million in 1999 included $126 million of gains from the securitization and sale of $4.2 billion of residential mortgage loans compared with $203 million of gains in 1998.
     In 1999, portfolio-related net securities losses were $62 million, which included a $79 million impairment loss on certain residual interests in securitizations. This write-down was the result of the impact of revised loss assumptions on the valuation of residual interests. More information related to residual interests is included in the Securities Available for Sale and Asset Securitizations sections. In 1998, we realized portfolio securities gains of $357 million, including a $7 million impairment loss, as we took advantage of market conditions to reposition the portfolio.
     Sundry income declined by $217 million to $656 million in 1999 compared with $873 million in 1998. Sundry income in 1999 included a gain of $109 million on the sale of net assets associated with our factoring business and a net gain of $177 million from the acquisition by Concord EFS, Inc. (Concord) of Electronic Payment Services, Inc., in which First Union held a 20 percent interest, and the

                      MANAGEMENT'S ANALYSIS OF OPERATIONS

subsequent sale of the Concord shares. Sundry income also included branch sale gains amounting to $23 million in 1999. In 1998, branch sale gains amounted to $254 million, which included $117 million of CoreStates-related branch sale gains. In 1998, we also recognized previously deferred gains of $156 million in connection with two equity method investments. Also included in sundry income in 1998 was a $57 million gain on the sale of our merchant card business. There were no other individually significant items included in the change in sundry income in 1999 compared with 1998.

NONINTEREST EXPENSE Noninterest expense was $8.9 billion in 1999 and $9.1 billion in 1998. Noninterest expense included EVEREN and The Money Store from the date these purchase accounting acquisitions closed on October 1, 1999, and June 30, 1998, respectively. In addition, 1999 expenses included $404 million of merger-related and restructuring charges compared with $1.2 billion in 1998. In 1999, this included merger-related expenses of $75 million related to CoreStates, $20 million related to EVEREN and a $347 million restructuring charge related to the restructuring plan we announced in March 1999. See Note 2:
Acquisitions and Merger-Related and Restructuring Charges in the consolidated financial statements for more information.
     In addition to expenses associated with The Money Store and EVEREN and to the merger-related and restructuring charges, expenses in 1999 reflected higher personnel costs, primarily incentives associated with revenue growth in Capital Markets and Capital Management, and continued spending related to increased training and staffing in our retail financial centers. The operating overhead efficiency ratio before merger-related and restructuring charges was 58.32 percent in 1999 and 56.72 percent in 1998. The overhead efficiency ratio is likely to rise over time as we focus on building our securities business, which is an industry that inherently has higher overhead efficiency ratios.
     Amortization of intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. The increase in amortization expense in 1999 from 1998 was attributable to goodwill and other intangibles recorded in connection with the acquisition of The Money Store and EVEREN. We had $5.6 billion in goodwill and other intangible assets at December 31, 1999, and $5.0 billion at December 31, 1998.
     Noninterest expense included $35 million in 1999 and $21 million in 1998 related to the Year 2000 project. As of December 31, 1999, $61 million has been incurred since project inception, and we estimate that project costs incurred in 2000 will be nominal. We successfully completed the Year 2000 changeover with no significant customer service issues. We will continue to monitor all business processes throughout 2000 to address any issues that might arise and to ensure that all processes continue to function properly. We will also continue to monitor our customers, vendors and other third parties for Year 2000 related issues.

INCOME TAXES Income taxes were $1.6 billion in 1999 and $1.1 billion in 1998. As a result of corporate reorganization decisions, we realized an after-tax benefit of $270 million in the fourth quarter of 1998. The effective tax rate increased to 33 percent in 1999 from 27 percent in 1998, and we believe that the rate in 1999 will be more representative of our effective tax rate in the future.


Business Segments
METHODOLOGY First Union's operations are divided into five business segments encompassing more than 60 distinct product and service units. These segments include Capital Markets, Capital Management, Consumer, Commercial and Treasury/Nonbank. Additional information can be found in Table 2.
     Our management reporting model measures business segment results. Because of the complexity of the corporation, we have used various estimates and allocation methodologies in the preparation of the Business Segments financial information. We continually evaluate our allocation methodologies as we refine our approach to measuring segment results. In early 1999, we made significant refinements to certain allocation methodologies and the prior period information has been restated to reflect these refinements. These refinements include the allocation of certain nonearning assets and liabilities and the related funding cost from Treasury/Nonbank to the other business segments; elimination of the tax-equivalization of net interest income such that the tax effect is now included in income tax expense; and adjustments to certain capital attribution formulas. These methodology refinements better reflect the way we manage our business. See Note 9: Business Segments in the consolidated financial statements for additional information.

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


CAPITAL MARKETS Our Capital Markets products and services are designed to provide a full range of capital raising, market making and financial advisory services to meet the needs of corporate and institutional clients. We provide full execution including corporate finance, equity research, merger and acquisition advisory services, and debt and equity financing in 18 industry specializations. We have developed Capital Markets expertise as a natural extension of our commercial bank offerings. Our large General Bank franchise provides a strong platform for the delivery of Capital Markets products and services to meet client needs.
     Our relationship coverage begins in our East Coast banking markets, and it extends nationwide through industry expertise in automotive, banking, building and forest products, business and consumer services, defense, aerospace and technical services, diversified manufacturing, energy, furnishings and textiles, healthcare, insurance, media, real estate, retail and consumer products, specialty finance, technology, telecommunications, utilities, and private equity groups. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas.
     Capital Markets has five lines of business: (1) Investment Banking, which includes merger and acquisition advisory services; merchant banking; loan syndication; investment grade debt; high yield debt; equity sales, trading, research and underwriting; fixed income sales and trading; municipal sales, trading and underwriting; fixed income and equity derivatives; foreign exchange; and asset securitization; (2) Real Estate Finance, primarily commercial real estate finance, structured product servicing and affordable housing investments;
(3) Traditional Banking, which encompasses corporate lending activities for corporate clients with annual sales greater than $100 million and asset-based lending; (4) Commercial Leasing and Rail, which includes operating, finance and leveraged leasing, and the nation's second largest general purpose railcar leasing operation; and (5) International, whose mission is to meet the trade finance and foreign exchange needs of our domestic customers and correspondent financial institutions around the world, and to provide commercial banking products to financial institutions and corporate clients overseas.
     Capital Markets net income increased 52 percent to $1.0 billion in 1999 from $687 million in 1998. Net interest income increased 22 percent to $1.3 billion in 1999, with average loans up 12 percent and significant growth in cross-border leasing. Fee and other income increased 35 percent to $1.4 billion in 1999 compared with 1998. In addition to a modest contribution from EVEREN, this increase principally reflected strength in Investment Banking, which was driven by strong mer-chant banking gains. Also contributing to the significant increase in fee and other income in Investment Banking were third party asset securitizations, with a $54 million increase to $83 million, and loan syndications, with a $37 million increase to $116 million, as well as increasing contributions from merger and acquisition advisory services and high yield debt.
     Our merchant banking business, in which First Union makes principal investments in equity and mezzanine securities, is an integral part of our investment banking strategy. In 1999, we recognized $578 million of merchant banking and other related gains compared with $236 million in 1998. These gains were exceptionally strong in 1999, and we do not anticipate the same level of gains in 2000. See Note 1: Summary of Significant Accounting Policies in the consolidated financial statements for additional information related to these transactions.

(Pie chart appears here with the following plot points)

CAPITAL MARKETS
Contributions to Group Profitability
(Percent)

Investment Banking              44%
Commercial Leasing and Rail     20%
Traditional Banking             20%
International                    9%
Real Estate Finance              7%





CAPITAL MARKETS RANKINGS

o  No. 2 M&A Advisory
   (Deals < $250 million)

o  Top 10 merchant banking
   among commercial banks

o  Leading fixed-income
   derivatives provider to
   the middle market

o  No. 4 Leveraged loan
   syndications (agent-only)

o  No. 1 Commercial
   mortgage-backed
   securities issues (conduit
   and fusion) and No. 11
   asset securitizations

o  No. 13 High yield debt
   (lead and co-managed)

o  No. 5 International
   trade services

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


     Trading account profits increased from $124 million in 1998 to $346 million in 1999. The 1998 results included the negative impact of the turmoil in the global financial markets that occurred in the last half of 1998. Several areas showed strong 1999 results including commercial mortgage-backed securities within Real Estate Finance, which contributed $151 million to the increase. Investment Banking also showed strong results in trading account profits, with equity sales and trading contributing $49 million, as well as significant contributions from fixed income and equity derivatives and foreign exchange. Trading account assets were $14.9 billion at December 31, 1999, compared with $9.8 billion at December 31, 1998. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers.
     For our Real Estate Finance business, the economic benefit of the affordable housing business is primarily derived from tax credits, which reduce income tax expense. In reporting the Real Estate Finance results, the tax credits have been classified in fee and other income, where the amortization of the investment is reported. These tax credits are reclassified to income tax expense for purposes of reporting Capital Markets segment and consolidated results. The reclassification is presented in "Other."
     The revenues from Capital Markets businesses, particularly trading and merchant banking gains, are typically more volatile than revenues from more traditional banking businesses and can vary significantly with market conditions.
     Noninterest expense was $1.3 billion in 1999 compared with $1.1 billion in 1998. The increase in expenses from 1998 was largely due to higher personnel costs, including incentives associated with increased headcount and increased revenue. The increase also includes a modest impact from EVEREN, which is reflected in our results as of October 1, 1999.
     Average net loans were $37 billion in 1999 and $33 billion in 1998. Loan growth between the two periods was generated primarily in the corporate banking, commercial leasing and leveraged finance units.
     Capital Markets continues to expand its relationship banking efforts, including increased industry coverage and an expanded international presence. Because our international strategy is to support the trade finance needs of our domestic customers and correspondent financial institutions around the world rather than to lend to sovereign nations or foreign companies, we have limited credit exposure to emerging markets.



CAPITAL MANAGEMENT Through the Capital Management Group (CMG), we have created a growing, diversified trust, investment management and brokerage organization, with products and services that provide the link between traditional banking and investing for retail and institutional customers. CMG is organized into five major lines of business: retail brokerage and insurance services, trust services, mutual funds, cap account and private client banking.
     CMG offers a full line of investment products and services distributed through multiple channels, including our national retail brokerage branch network, full-service retail financial centers in our East Coast marketplace and our online brokerage. CMG's assets under management increased 11 percent from year-end 1998 to $170 billion by December 31, 1999, including $80 billion in the Evergreen mutual funds and $90 billion in trust and institutional assets.
     Capital Management net income increased 37 percent to $584 million in 1999 compared with $426 million in 1998. Net interest income amounted to $526 million in 1999 compared with $412 million in 1998. Capital Management products and services primarily generate fee income. Capital Management fee and other income increased 28 percent to $2.3 billion in 1999 from $1.8 billion in 1998. Growth in fee and other income was strong across all business lines, with exceptional growth in Retail Brokerage and Insurance Services and CAP Account.


CAPITAL MANAGEMENT RANKINGS

o  No. 6 Broker/Dealer

o  No. 20 Mutual fund
   complex

o  No. 2 Estate account
   provider

o  No. 4 Personal trust
   accounts

o  No. 5 Asset manage-
   ment accounts

o  Top Quartile customer
   service ranking
   among all fund
   companies rated
   by DALBAR

                      MANAGEMENT'S ANALYSIS OF OPERATIONS

(Pie chart appears here with the following plot points)

CAPITAL MANAGEMENT
Contributions to Group Profitability
(Percent)

Trust Services and Mutual Funds            46%
Retail Brokerage and Insurance Services    24%
CAP Account                                20%
Private Client Banking                     10%

     Noninterest expense in 1999 was $1.9 billion compared with $1.5 billion in 1998. This increase reflected higher personnel costs, primarily incentives associated with revenue growth, as well as the impact of EVEREN.
     Retail Brokerage and Insurance Services provides individuals with access to one of the widest arrays of financial products and services in the industry, ranging from stocks, bonds, mutual funds, private equity funds and annuities to retirement, trust and estate planning, and tax and investment strategies for insurance and risk management. Fee and other income from this line of business increased 46 percent in 1999 to $1.1 billion. In addition to very strong internal growth, retail brokerage results for 1999 included approximately $190 million in brokerage fee income from EVEREN. Client trading activity in retail brokerage increased 53 percent from 1998 and the market value of client assets increased to $168 billion at December 31, 1999. Bank annuity sales volume was $2.1 billion in 1999 compared with $1.6 billion in 1998.
     Our Trust Services business encompasses personal trust, corporate trust and benefit services, and institutional trust services. Trust fee and other income increased 11 percent in 1999 from 1998. Personal trust fees amounted to more than 50 percent of trust fees in 1999 and in 1998.
     Assets in the First Union-advised Evergreen mutual funds at December 31, 1999, were $80 billion compared with $69 billion at December 31, 1998. These funds may be purchased through First Union's financial centers, retail brokerage offices, the online brokerage, First Union Direct, trust services offices and through third party broker-dealers. Mutual fund fees increased 12 percent to $460 million in 1999 compared with 1998.
     The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of Capital Management's lines of business, including Retail Brokerage and Insurance Services and Mutual Funds. CAP Account amounts in Table 2 reflect CAP Account fees and the funding benefit attributed to the on-balance sheet deposits. CAP Account assets increased to $56 billion at December 31, 1999, compared with $38 billion at year-end 1998, and the number of CAP Accounts increased to 603,000 compared with 430,000 at year-end 1998. We are seeing increased investment activity through this product. As an example, the number of brokerage trades increased 68 percent in 1999 from 1998.
     Private Client Banking provides high net worth retail clients with a single point of access to First Union's investment products, mortgages, personal loans, trusts, financial planning, brokerage services and other products and services. Private Client Banking had $3.6 billion in average net loans in 1999 and 1998, and average deposits of $3.1 billion in 1999 compared with $2.7 billion in 1998. We are focusing a great deal of attention on our wealth management businesses to capture a growing share of the trend toward higher savings and investing as baby boomers move away from their heavy spending years and an enormous intergenerational wealth transfer takes place.
     We anticipate continued growth in all Capital Management business lines as we introduce products and services throughout our 41-state and Washington, D.C., network and as we enhance relationships with new and existing customers.

CONSUMER Our retail delivery strategy is premised on building lifetime customer relationships by providing a full range of superior products, flexible delivery and quality customer service across all channels. Our multiple channels, including retail financial centers, direct telephone bank, call centers, ATMs and the Internet, are fully integrated, enabling customers to have a single view of their accounts.
     The Consumer segment includes First Union Mortgage (FUMC), our mortgage origination and servicing business; Home Equity, encompassing First Union Home Equity Bank (FUHEB) and The Money Store; Credit Cards, which includes the $1.9 billion owned credit card portfolio and the income from the $4.7 billion securitized portfolio; and Retail Branch Products, which includes our portfolio of first

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


CONSUMER RANKINGS

o  No. 1 East Coast
   deposit share

o  No. 1 Home equity
   originations

o  No. 2 SBA lender

o  No. 3 Branch network

o  No. 4 Automated
   teller network

o  No. 5 Debit and
   ATM card issuer

o  No. 6 Student loan
   originator

o  No. 15 Mortgage
   servicer



mortgage loans, installment loans and the various consumer deposit products with the exception of the CAP Account, which is included in Capital Management.
     Consumer generated $766 million in net income in 1999 compared with $1.1 billion in 1998. The decrease in net income was the result of a decline in fee and other income to $1.7 billion from $1.9 billion in 1998 and an increase in noninterest expense.
     Net interest income was essentially unchanged at $3.4 billion in 1999 and 1998. Net interest income in Retail Branch Products was negatively affected by a decline in average balances primarily as a result of branch divestitures in late 1998 and the movement of deposits to our Capital Management products and services. In Credit Cards, net interest income was negatively affected by the securitization of $1.1 billion and $1.7 billion of credit card receivables in 1999 and 1998, respectively. These credit card securitizations resulted in gains of $77 million and $119 million in 1999 and 1998, respectively, and will provide ongoing fee income. FUMC net interest income declined due to lower originations resulting from the higher interest rate environment. Partially offsetting this decline in net interest income was an increase in the home equity businesses reflecting our decision in early 1999 to retain home equity loans as on-balance sheet loans.

(Pie chart appears here with the following plot points)

CONSUMER
Contributions to Group Profitability
(Percent)

Retail Branch Products             72%
Credit Cards                       14%
First Union Mortgage               11%
Home Equity and The Money Store     3%



     The decline in fee and other income primarily resulted from the impact of branch divestitures in 1998 and lower securitization gains. Retail Branch Products fees were affected by decreased levels of mortgage loan securitization gains and lower service fees related to the divestiture of deposits in late 1998, and the movement of approximately $5.6 billion of deposits into our alternative customer investment products in 1999. Mortgage loan securitization or sale gains declined to $83 million in 1999 from $136 million in 1998. In addition, Credit Card fees declined due to lower securitization gains. In the home equity businesses, fee and other income decreased due to an impairment loss of $79 million related to residual interests on certain home equity securitizations, partially offset by the favorable impact of a full year of The Money Store. Home Equity securitization gains were $136 million in 1999 and $128 million in 1998. The gains in 1998 were related to subprime home equity loans. FUMC fees declined as a result of lower originations due to the higher interest rate environment. Further information is included in the Fee and Other Income, Securities Available for Sale and Asset Securitizations sections.
     Noninterest expense was $3.5 billion in 1999 compared with $3.3 billion in 1998. The increase in the year over year comparisons was largely related to the addition of The Money Store for a full year.
     Average consumer loans in 1999 were $43 billion compared with $50 billion in 1998. In addition to the impact from $298 million in loans sold in connection with CoreStates-related branch divestitures, the decrease in the consumer loan portfolio reflects the sale or securitization of $5.6 billion in mortgage and credit card loans in 1999 and $7.9 billion in 1998. We also securitized and retained as securities available for sale $7.3 billion in prime equity lines in 1999 and $2.9 billion in 1998 to facilitate funding flexibility. The Securities Available for Sale and Asset Securitizations sections provide further information, including a discussion of our business strategy for funding consumer loans. Table 5 provides information related to our total managed portfolio of consumer loans.
     Average consumer deposits were $71 billion in 1999 and $78 billion in 1998, largely reflecting the divestiture of $3.4 billion of deposits primarily in late 1998, $2.2 billion of which related to the CoreStates merger. The decline also reflects the movement of deposits into our alternative customer investment products.

                      MANAGEMENT'S ANALYSIS OF OPERATIONS

COMMERCIAL Our wholesale delivery strategy is to provide a comprehensive array of financial solutions, including traditional commercial lending and cash management products, primarily focused on small-business customers (annual sales up to $10 million), commercial customers (annual sales of $10 million to $100 million) and corporate customers (annual sales of $100 million to $2 billion). The corporate customer relationships will be served in capital markets in 2000.
    We have an integrated relationship approach that leverages the strong relationships in our Commercial business with the capabilities of our Capital Markets business to provide complex financing solutions, risk management products and international services, and with the capabilities of our Capital Management business to provide property and casualty insurance, pension plans and 401(k) plans. The Commercial segment is divided into four lines of business:
Small Business Banking, which represents only the lending done through our Small Business Banking Division (SBBD); Lending, which is all other commercial lending within our state delivery network and loans to small businesses originated within our state delivery network rather than through SBBD; Real Estate Banking, which is lending by our specialized real estate bankers; and Cash Management and Deposit Services. Small Business Administration (SBA) lending, which is primarily generated through The Money Store, is included in the Consumer segment.
     Commercial generated net income of $560 million in 1999 compared with $604 million in 1998. The decline largely reflected lower net interest income as a result of tightening spreads due to competitive pricing and lower loan balances. Net interest income was $1.6 billion in 1999 compared with $1.7 billion in 1998. Fee and other income increased 7 percent to $551 million in 1999, led by strong cash management results.


(Pie chart appears here with the following plot points)

COMMERCIAL
Contributions to Group Profitability
(Percent)

Cash Management and Deposit Services   80%
Real Estate Banking                    10%
Lending                                 5%
Small Business Banking                  5%


     Noninterest expense of $1.2 billion was unchanged from 1998.
     Key contributions to the Commercial segment came from Cash Management and Deposit Services. New product sales in Cash Management rose 17 percent in 1999 from 1998 as a result of strong sales efforts and online product offerings. Cash Management, which has been delivering products electronically for several years, stepped up development of Internet-based products in 1999 including electronic bill payment and present-ment, small business bill payment and wholesale lock-box image technology. Deposits were flat compared with 1998.
     Average loans related to Real Estate Banking declined 5 percent from 1998, largely due to our focus on off-balance sheet product offerings through Capital Markets and our focus on managing our real estate exposure. Average loans in Small Business Banking increased 6 percent to $2.7 billion in 1999 compared with 1998. Key initiatives in the Small Business Banking Division include the complete staffing of the Business Banking Call Center for sales and service designed to improve customer retention and deposit growth. Average commercial loans in 1999 declined to $33 billion from $36 billion in 1998. The decline primarily reflects our emphasis on providing capital markets financing alternatives for our clients and increasing the percentage of fee income in our earnings stream. As a result of these corporate strategies, we have been able to maintain our underwriting standards in competitive pricing environments.
     We had $10 billion in small business loans in 1999, including loans originated through the SBBD, The Money Store SBA loan program and through other origination channels.



COMMERCIAL RANKINGS

o  Top 3 Middle-market
   lender

o  No. 3 Cash management
   provider

o  Top 10 Small business
   lender

o  No. 1 Retail lockbox and
   No. 3 wholesale lockbox

o  No. 2 Corporate
   check clearing

o  No. 5 Fed Wire
   transactions

o  No. 5 Automated
   clearinghouse

o  No. 5 Controlled
   disbursements

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


TREASURY/NONBANK SEGMENT The Treasury/Nonbank segment includes management of our securities portfolios, our overall funding requirements and our asset and liability management functions. The Treasury/Nonbank segment also contains the goodwill asset and the associated funding cost; certain nonrecurring revenue items discussed in Fee and Other Income; certain expenses that are not allocated to the business segments, including goodwill amortization; and corporate charges. In the fourth quarter of 1999, we reclassified our discontinued auto finance business to the Treasury/Nonbank segment. The Liquidity and Funding Sources and Market Risk Management sections provide information about our funding sources, asset and liability management functions and securities portfolios.


Credit Risk Management
LOANS The loan portfolio, which represents our largest asset, is a significant source of interest income and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lend-ing strategy stresses quality growth and portfolio diversification by product, geography and industry. A common credit underwriting structure is in place throughout the corporation.
     The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are generally used to finance fixed assets or acquisitions. Commercial real estate loans are typically used to finance the construction or purchase of commercial real estate. Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.
     Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.
     Net loans were $136 billion at December 31, 1999, and $134 billion at December 31, 1998. Commercial loans represented 57 percent and consumer loans 43 percent of the loan portfolio at December 31, 1999. Increases in loan originations in 1999 were partially offset by the securitization of certain consumer loans, primarily $7.3 billion in prime equity lines that were securitized and retained as securities available for sale in 1999.
     Average net loans were $132 billion in 1999 and in 1998. The average rate earned on loans was 8.22 percent in 1999 compared with 8.46 percent in 1998.
     At December 31, 1999, unused loan commitments related to commercial and consumer loans were $95 billion and $41 billion, respectively. Commercial and standby letters of credit were $12 billion and loan participations sold to other lenders amounted to $1.6 billion at December 31, 1999.


(Pie charts appear here with the following plot points)

YEAR-END LOANS
(Percent)

Commercial, Financial and Agricultural   37%
Consumer Real Estate-Mortgage            21%
Installment Loans-Other                  18%
Lease Financing                           9%
Commercial Real Estate                    8%
Foreign                                   3%
Vehicle Leasing                           3%
Installment Loans-Bankcard                1%



YEAR-END COMMERCIAL LOANS
(Percent)

Commercial, Financial and Agricultural   64%
Lease Financing                          16%
Real Estate-Mortgage                     11%
Foreign                                   6%
Real Estate-Construction and Other        3%



YEAR-END MANAGED CONSUMER LOANS
(Percent)

Residential Mortgages                    54%
Home Equity Loans                        24%
Other Conumer Lending Products           12%
Card Products                             5%
Student Loans                             4%
Auto Lending                              1%

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


YEAR-END COMMERCIAL LOANS
Industry Classification                  In Millions
-----------------------------------------------------
Manufacturing                             $   11,753
Retail trade                                   3,348
Wholesale trade                                4,845
Services                                       7,385
Healthcare                                     2,586
Financial services                             7,515
Insurance                                        954
Real estate-related                            2,879
Communication                                  2,055
Transportation                                 2,831
Public utilities                               1,481
Agriculture                                      814
Construction                                   1,283
Mining                                         1,192
Individuals                                    4,072
Public administration                          1,831
Other                                         12,592
-----------------------------------------------------
Total                                     $   69,416
-----------------------------------------------------


YEAR-END COMMERCIAL
REAL ESTATE LOANS
                                              Number
Project Type                 In Millions    of Loans
-----------------------------------------------------
Apartments                      $  1,991       1,073
Condominiums                         147         156
Industrial                         1,239       1,595
Land-improved                        606         770
Land-unimproved                      275         312
Lodging                              213         136
Office building                    1,824       1,797
Retail                             1,759       1,318
Single family                        441       1,697
Other                              2,708       3,265
-----------------------------------------------------
Total                           $ 11,203      12,119
-----------------------------------------------------


Asset Quality
NONPERFORMING ASSETS At December 31, 1999, nonperforming assets were $1.1 billion, or 0.79 percent of net loans and foreclosed properties, compared with $844 million, or 0.63 percent, at December 31, 1998. Weakness in parts of the healthcare industry due to changes in federal reimbursement policies contributed $54 million to the increase, and there is the potential for further increases in nonperforming assets related to this industry segment. The increase in installment loan nonperforming assets reflects our decision to hold The Money Store home equity loans in the loan portfolio rather than securitize them. The Money Store nonperforming assets were $138 million at December 31, 1999, an increase of $100 million from December 31, 1998. Over the same period, The Money Store loans increased by $1.9 billion to $5.6 billion.
     Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1999, $81 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period (or since origination if held for part of the period). The amount of interest income recorded on these assets in 1999 was $23 million.

Past Due Loans
     Accruing loans 90 days past due were $188 million at December 31, 1999, compared with $346 million at December 31, 1998. Of these past due loans at December 31, 1999, $11 million were commercial loans or commercial real estate loans and $177 million were consumer loans, of which $13 million related to The Money Store.

Net Charge-Offs
     Net charge-offs amounted to $688 million in 1999 and $638 million in 1998. Net charge-offs were 0.52 percent of average net loans in 1999 compared with
0.48 percent in 1998.

Provision and Allowance for Loan Losses
     The loan loss provision was $692 million in 1999
compared with $691 million in 1998. The allowance for loan losses was $1.8 billion at December 31, 1999, and at December 31, 1998. The allowance as a percentage of loans was 1.30 percent at December 31, 1999, compared with 1.36 percent at year-end 1998. We consider the allowance for loan losses adequate to cover probable credit losses inherent in the loan portfolio.
     Our methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the results of analyses of individual commercial loans and pools of loans within the portfolio. The allocated portion of the allowance for commercial loans is based principally on current loan grades, historical loan loss rates adjusted to reflect current conditions, as well as analyses of other factors that may have affected the collectibility of loans in the portfolio. We analyze all commercial loans with

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


YEAR-END NONPERFORMING ASSETS
EXCLUDING COMMERCIAL LOANS
Industry Classification                  In Millions
-----------------------------------------------------
Apartments                                  $      3
Industrial                                         3
Land-improved                                      4
Land-unimproved                                   15
Office buildings                                   7
Retail                                             1
Single family                                    223
Other                                            259
-----------------------------------------------------
Total                                       $    515
-----------------------------------------------------



YEAR-END NONACCRUAL
COMMERCIAL LOANS
Industry Classification                  In Millions
-----------------------------------------------------
Manufacturing                               $     74
Retail trade                                      14
Wholesale trade                                   29
Services                                          92
Healthcare                                       147
Financial services                                45
Real estate-related                                9
Transportation                                    19
Public utilities                                   1
Agriculture                                        9
Construction                                       4
Individuals                                       23
Other                                             85
-----------------------------------------------------
Total                                       $    551
-----------------------------------------------------



a principal balance in excess of $1 million that are being monitored as potential credit problems to determine whether such loans are impaired, with impairment measured by reference to the borrowers' collateral values and cash flows. The allocated portion of the allowance for consumer loans is based principally on loan payment status and historical loss rates adjusted to reflect current conditions. The unallocated portion of our allowance for loan losses represents the results of analyses that measure probable losses inherent in our portfolio that are not adequately captured in the allocated allowance analyses. These analyses include consideration of unidentified losses inherent in the portfolio resulting from changing underwriting criteria, including acquired loan portfolios, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected overall credit criteria and other economic indicators used to estimate probable incurred losses.
     Impaired loans, which are included in nonaccrual loans, amounted to $603 million at December 31, 1999, compared with $424 million at December 31, 1998. Included in the allowance for loan losses at December 31, 1999, was $106 million related to $526 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In 1999, the average recorded investment in impaired loans was $518 million, and $25 million of interest income was recognized on impaired loans. This income was recognized using the cash-basis method of accounting.

Geographic Exposure
     The loan portfolio in the East Coast region of the United States is spread primarily across 106 metropolitan areas with diverse economies. Our largest markets are: Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C. Substantially all of the $11 billion commercial real estate portfolio at December 31, 1999, was located in our East Coast banking region.


Liquidity and Funding Sources
     Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.
     Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.
     Liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities available for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well.

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


Core Deposits
     Core deposits were $122 billion at December 31, 1999, compared with $131 billion at December 31, 1998. The $8.6 billion decline since year-end 1998 primarily reflects the movement of noninterest-bearing and time deposits into alternative investment products.
     In response to growing customer demand for investment products as alternatives to deposit products, we began offering mutual funds, annuities and other investment products in 1994. Although this strategy reduces our deposit base, it also enables us to retain valuable customer relationships that might otherwise be lost to other financial services companies. We estimate that in 1999, core deposits of approximately $5.6 billion moved into those alternative customer investment products.
     The portion of core deposits in higher-rate, other consumer time deposits was 28 percent at December 31, 1999, and 27 percent at December 31, 1998. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.
     Average core deposit balances were $122 billion in 1999 and $126 billion in 1998. In 1998, we divested $3.4 billion of consumer deposits. These were primarily regulatory-required divestitures in connection with acquisitions.
     In 1999 and 1998, average noninterest-bearing deposits were 25 percent and 24 percent, respectively, of average core deposits. Average balances in savings and NOW and noninterest-bearing deposits were higher in 1999 when compared with 1998, while money market and other consumer time deposits were lower. Deposits can be affected by numerous factors, including branch closings and consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The Net Interest Income Summaries table provides additional information about average core deposits.

Purchased Funds
     Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $55 billion in 1999 compared with $57 billion in 1998. This decline reflects our strategy to fund more of our balance sheet with long-term debt and wholesale borrowings with original maturities of greater than 12 months. Purchased funds at December 31, 1999, were $69 billion compared with $53 billion at year-end 1998. The December 31, 1999, balance was unusually high as a result of balance sheet positioning in preparation for potential Year 2000 issues. Conversely, purchased funds at December 31, 1998, were unusually low as a result of asset sales late in 1998, the proceeds from which were not reinvested until early 1999.

LONG-TERM DEBT Long-term debt, which includes any wholesale borrowings with an original maturity in excess of 12 months, amounted to $32 billion at December 31, 1999, and $23 billion at year-end 1998. The level of long-term debt was increased to take advantage of favorable market conditions and to provide a funding alternative to purchased funds.
     At December 31, 1999, long-term debt included
$2.0 billion of trust capital securities compared with $1.7 billion at December 31, 1998. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the corporation. These capital securities are considered tier 1 capital for regulatory purposes.
     In 1999, we issued $1.4 billion of senior notes. Under a shelf registration statement filed with the Securities and Exchange Commission, we had $450 million of senior or subordinated debt securities, common stock or preferred stock available for issuance as of December 31, 1999. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.
     Our principal banking subsidiary, First Union National Bank, has available a global note program for the issuance of up to $20 billion of senior and subordinated notes. Under the program, $17 billion of the notes had been issued at December 31, 1999. In June 1999, First Union National Bank established an additional global note program for the issuance of up to $25 billion of senior and subordinated notes. At December 31, 1999, no notes had been issued under this program. The sale of any additional notes will depend on future market conditions, funding needs and other factors.
     In 2000, long-term debt of $13 billion will mature. Funds for the payment of long-term debt will come from operations and refinancings.

Credit Lines
     We have $350 million in committed back-up lines of credit, $175 million of which expires in June 2000 and the remaining $175 million of which expires in July 2002. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit.

STOCKHOLDERS' EQUITY The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.
     Stockholders' equity was $17 billion at December 31, 1999, and at December 31, 1998. Common shares outstanding amounted to 988 million at December 31, 1999, compared with 982 million at December 31, 1998. In 1999, we repurchased 39 million shares of First Union common stock at a cost of $2.1 billion, and in 1998, we repurchased 50 million shares at a cost of $3.1 billion (38 million shares related to The Money Store acquisition). In addition, as of December 31, 1999, we also had repurchased 13 million shares at a cost of $559 million (a total of approximately 31 million shares is expected to be repurchased) related to the EVEREN acquisition. Based on the Board authorizations for share repurchases in November 1998 and May 1999, each for 50 million shares, at December 31, 1999, we had authority to repurchase up to 51 million shares of our common stock, which is incremental to additional share repurchases related to the EVEREN acquisition.
     In early 1999, the Board authorized the use of forward equity sales transactions (equity forwards) in connection with our buyback programs. The use of equity forwards is intended to provide us with the ability to purchase shares under the buyback programs in the open market and then issue shares in private transactions to a counterparty in the amounts necessary to maintain targeted capital ratios. Under the terms of the equity forwards, we issued shares of common stock to an investment banking firm (the counterparty) at a specified price that approximated market value. Simultaneously, we entered into a forward contract with the same counterparty to repurchase the shares at the same price plus a premium (the forward price). The equity forwards mature at various times in 2000. The equity forwards can be extended by mutual consent of the counterparties. In 1999, we entered into equity forwards involving 17 million shares at a cost of $800 million. In addition to the equity forwards, we also entered into a forward purchase contract, involving 11 million shares. See Note 8: Common Stock and Capital Ratios in the consolidated financial statements for additional information related to these transactions.
     We paid $1.8 billion in dividends to common stockholders in 1999 compared with $1.5 billion in 1998. This represented a dividend payout ratio on operating earnings of 52.22 percent in 1999.
     At December 31, 1999, stockholders' equity was reduced by $930 million in accumulated other comprehensive income, net, substantially all of which was related to net unrealized losses on debt and equity securities.
     At December 31, 1999, deferred compensation amounts, which historically were included in other assets and which relate to the unvested portion of restricted stock awards, were reclassified as a reduction of stockholders' equity. All prior periods, including related ratios and other data, reflect this reclassification.

Subsidiary Dividends
     First Union National Bank is the largest source of parent company dividends. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well-capitalized level, at December 31, 1999, our subsidiaries had $1.5 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $2.6 billion in dividends to the parent company in 1999. In addition, the consolidation of our principal bank in our northern region with our North Carolina-based bank resulted in a reduction of its capital by $600 million, which was paid to the parent company in 1999.

Regulatory Capital
     Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas including tier 1 capital, total capital and leverage capital. The minimum level of tier 1 capital and total capital to risk-weighted assets, including certain off-balance sheet financial instruments, is currently 4 percent and 8 percent, respectively. At December 31, 1999, our tier 1 and total capital ratios were 7.08 percent and

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


10.87 percent, respectively, compared with 6.81 percent and 10.99 percent at December 31, 1998.
     In addition, the minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of 4 percent. Our leverage ratio at December 31, 1999, was 5.97 percent and at December 31, 1998, 5.91 percent.
     The regulations also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us. Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.
     The regulatory agencies also have adopted regulations establishing capital tiers for banks. To be in the highest capital tier, or considered well capitalized, banks must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At December 31, 1999, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.


Market Risk Management
Interest Rate Risk Methodology Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset- sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.
     The Credit/Market Risk Committee of the corporation's Board of Directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.
     Our methodology for measuring exposure to interest rate risk for policy measurement is intended to ensure we include a sufficiently broad range of rate scenarios and patterns of rate movements that we believe to be reasonably possible. Our methodology measures the impact that 200 basis point rate changes would have on earnings per share over the subsequent 12 months.
     Our earnings simulation model reflects a number of variables that we identify as being affected by interest rates. For example, our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as securities, commercial and consumer loans (both floating and fixed rate) and noninterest-bearing deposits. In addition, our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.
     In analyzing interest rate sensitivity for policy measurement, we compare our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. One base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" scenario and the "flat rate" scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


(Line chart appears here with the following plot points)

INTEREST RATE SENSITIVITY ASSUMPTIONS
Fed Funds
Rate

10
 9
 8                        8.50%                             9.00%
 7                                          Base Line + 200
 6                        6.50%                             7.00%
 5   5.50%                                  Base Line
 4                        4.50%                             5.00%
 3                                          Base Line - 200
 2
 1
          Policy Period
    ---------------------------
    Jan 00---------------Dec 00                            Dec 01





Earnings Sensitivity
     Our "flat rate" scenario holds the federal funds rate constant at 5.50 percent through December 2001. Based on the January 2000 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates that earnings during the policy measurement period would be negatively affected by
3.3 percent. Our model indicates that earnings would benefit by 3.9 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario).
     For our "most likely rate" scenario, we currently believe that the market forward implied rate ("market rate") is the most appropriate. This scenario assumes that the federal funds rate gradually rises to 6.50 percent by the end of the year 2000. Sensitivity to the "market rate" scenario is measured using a gradual 200 basis point increase over a 12-month period. Our model indicates that earnings would be negatively affected by 3.7 percent in a "high rate" scenario relative to the "market rate" over the policy period.
     In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths that are higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our January 2000 outlook, if interest rates in 2001 were 200 basis points higher than the "market rate" scenario, those earnings would be negatively affected by 6.0 percent.
     While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we will continue to formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

Unrealized Gains (Losses)
in Certain Financial Instruments
     Information related to unrealized gains and losses in the securities available for sale, investment securities and off-balance sheet derivative portfolios is in Table 13. Changes in the market value of the instruments in these three portfolios, and corresponding unrealized gains and losses, primarily result from changes in market interest rates. These three portfolios are the primary means we use to manage overall interest rate risk while enhancing corporate earnings. Changes in the market value of these portfolios offset changes in market value and future interest income or expense related to other balance sheet items, such as loans, deposits and borrowings.
     At December 31, 1999, these portfolios had a net unrealized loss of $1.2 billion.

Securities Available for Sale
     The securities available for sale portfolio consists primarily of U.S. Treasury, U.S. Government agency, municipal and asset-backed securities. It also includes residual interests that resulted from our securitization transactions accounted for as sales as well as purchased residual interests. At December 31, 1999, we had securities available for sale with a market value of $51 billion compared with $37 billion at year-end 1998.
     Securities available for sale transactions resulted in net realized losses of $62 million in 1999, including a


(Pie chart appears here with the following plot points)

YEAR-END SECURITIES AVAILABLE FOR SALE
(Percent)

U.S. Government Agencies   47%
Asset-Backed               33%
Other                      16%
U.S. Treasury               4%

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


(Pie chart appears here with the following plot points)

YEAR-END INVESTMENT SECURITIES
(Percent)

U.S. Government Agencies              59%
State, County and Municipals          35%
Collateralized Mortgage Obligations    3%
Other                                  3%


$79 million impairment loss on certain residual interests, compared with net realized gains of $353 million in 1998, including a $7 million impairment loss. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments.
     The average rate earned on securities available for sale was 6.83 percent in 1999 and 6.60 percent in 1998. The average maturity of the portfolio was 8.36 years at December 31, 1999.

Investment Securities
     The investment securities portfolio consists primarily of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities had a carrying value and a market value of $1.8 billion at December 31, 1999, and a carrying value of $2.0 billion and a market value of $2.2 billion at December 31, 1998. Included in portfolio securities gains in 1998 was $4 million real- ized on repurchase agreement underdeliveries and calls of investment securities.
     The average rate earned on investment securities was 8.19 percent in 1999 and 8.04 percent in 1998. The average maturity of the portfolio was 5.90 years at December 31, 1999.

Asset Securitizations
     In an asset securitization transaction that meets the applicable criteria to be accounted for as a sale, loans are securitized and sold, a gain is recognized at the time of the sale, and for transactions in which First Union retains an interest in the cash flows of the assets sold, an interest- only or residual certificate (residual interest) is recorded. For student loans, SBA loans, credit card receivables and certain other consumer loans, asset securitization is our primary funding strategy. Residential mortgage loans may be either securitized and sold as they are originated or retained on-balance sheet, based on an analysis of various factors at the time of origination or purchase. In 1998, asset securitizations were the primary funding strategy for certain types of home equity loans. In early 1999, we reevaluated our business strategy for funding subprime home equity loan products and decided to retain them on our balance sheet.
     Included in securities available for sale at December 31, 1999, were residual interests with a market value of $583 million, which included net unrealized gains of $84 million. These residual interests resulted from securitizations of SBA, credit card, student, auto and home equity loans and lines of credit. At December 31, 1998, securities available for sale included residual interests with a market value of $379 million, which included net unrealized gains of $4 million. Residual interests with a market value of $1.2 billion were classified as trading account assets at December 31, 1998.
In connection with the adoption of Statement of Financial Accounting Standards No. 134 on January 1, 1999, these residual interests were reclassified to securities available for sale.
     We use complex modeling techniques to estimate the fair value of residual interests. These modeling techniques estimate the amount and timing of cash flows over the estimated life of the residual interests using assumptions for discount rates, collateral prepayment, delinquency and loss trends, and servicing effectiveness. The determination of the appropriate assumptions to be used in the valuation model is subjective, and minor changes in assumptions can have a significant impact on the fair value of a residual interest and the timing of recognition of an impairment loss in earnings.
     In 1999, we transferred $744 million of mortgage-related residual interests and $8.7 billion of other mortgage-related securities to a trust in exchange for a new security representing substantially all of the interest in the assets transferred to the trust. Substantially all of the corporation's investment in mortgage-related residual interests was included in this transfer. The assets were transferred to the trust at their respective carrying values at the date of transfer, and the transfer did not result in recognition of any gain or loss. Prior to the transfer, we

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


recognized a $79 million impairment loss on certain residual interests. This transaction has the effect of reducing the leverage inherent in the residual interests that were transferred. Changes in future loss and prepayment assumptions on the transferred assets will be reflected in reduced yield on the new security. This new security is classified in securities available for sale, and at December 31, 1999, it had a market value of $8.8 billion, which included an unrealized gain of $196 million.

Off-Balance Sheet Derivatives
for Interest Rate Risk Management
     As part of our overall interest rate risk management strategy, we use off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate risk management include various interest rate swap, futures and option structures with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for interest rate risk management will not have any significant unintended effect on corporate earnings. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.
     The fair value of off-balance sheet derivatives used to manage our interest rate sensitivity was $213 million, based on a notional amount of $190 billion, at December 31, 1999, compared with $1.1 billion, based on a notional amount of $49 billion, at December 31, 1998. The increase in the notional amount of derivatives in 1999 primarily resulted from additional interest rate swaps and futures contracts. The aggregate outstanding notional amount of these positions will reduce substantially by December 31, 2000. From time to time, we re-balance our off-balance sheet positions to reflect current market conditions and management's assessment of desired balance sheet characteristics, and this can result in significant changes in derivative notional amounts. At December 31, 1999, deferred gains and losses related to terminated positions were not significant.
     Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure. At December 31, 1999, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $759 million. The fair value of collateral held approximated the total mark-to-market related credit risk in excess of counterparty thresholds as of that date. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

Trading Risk Management
     Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange instruments, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the use of value-at-risk (VAR) limits and an active, independent monitoring process.
     We use the VAR methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also estimates the effect of the interrelationships among the various trading instruments to determine how much risk is eliminated by offsetting positions. The VAR analysis is supplemented by stress testing on a daily basis. The analysis captures all financial assets and liabilities that are considered trading positions. The calculation uses historical data from the most recent 252 business days. The total VAR amount at December 31, 1999, was $6 million, compared with $19 million at December 31, 1998, substantially all of which related to interest rate risk. The high, low and average VARs in 1999 were $19 million, $6 million and $11 million, respectively, and in 1998, $26 million, $9 million and $15 million, respectively.

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


Accounting and Regulatory Matters
     Statement of Financial Accounting Standards No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, conforms the accounting for securities retained after the securitization of mortgage loans with the accounting for securities retained after the securitization of other types of assets. Under this Standard, residual interests resulting from the securitization of mortgage loans held for sale are classified either in securities available for sale or in trading account assets based on intent. The corporation adopted this Standard on January 1, 1999, and as a result, we reclassified all interest-only and residual certificates to securities available for sale.
     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Standards No. 137, establishes accounting and reporting standards for derivatives and hedging activities. This Standard requires that all derivatives be recognized as assets or liabilities in the balance sheet and that these instruments be measured at fair value through adjustments to either other comprehensive income or current earnings, depending on the purpose for which the derivative is held. This Standard significantly changes the accounting for hedge-related derivatives. For the corporation, the Standard is effective January 1, 2001. The corporation is in the process of assessing the impact of this Standard.
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.
     In 1999, the President signed into law the Gramm-Leach-Bliley Financial Modernization Act of 1999 (Modernization Act). The Modernization Act allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than was permissible before enactment, including underwriting insurance and making merchant banking investments in commercial and financial companies. It also allows insurers and other financial services companies to acquire banks; removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations. This part of the Modernization Act will become effective on March 12, 2000. First Union currently believes it meets the requirements for the broader range of activities that will be permitted by the Modernization Act.
     The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions will generally prohibit financial institutions, including First Union, from disclosing nonpublic personal financial information to nonaffiliated third parties unless customers have the opportunity to "opt out" of the disclosure.


Earnings and Balance Sheet Analysis
(1998 compared with 1997)
     First Union's operating earnings in 1998 were $3.7 billion, an increase of 27 percent from $2.9 billion in 1997. On a per share basis, operating earnings increased 25 percent to $3.77 in 1998 from $3.01 in 1997. These results represented a return on average stockholders' equity of 22.70 percent and a return on average assets of 1.66 percent.
     Operating earnings represent earnings before merger-related and restructuring charges of $805 million after tax in 1998 and $204 million after tax in 1997. These merger-related and restructuring charges in 1998 were primarily associated with the April 1998 pooling of interests acquisition of CoreStates Financial Corp. After these charges, earnings per share were $2.95 in 1998 and $2.80 in 1997.
     Tax-equivalent net interest income was $7.4 billion in 1998 compared with $7.9 billion in 1997. The decline reflects a changing earning asset mix, primarily related to the sale and securitization of certain higher-yielding consumer loans and to the investment of excess capital in lower-yielding securities.
     Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1998, $67 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the period (or since origination if held for part of the period). The amount of interest income related to these assets and included in income in 1998 was $19 million.

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


     The net interest margin was 3.81 percent in 1998 compared with 4.53 percent in 1997. The average rate on earning assets decreased from 8.29 percent in 1997 to 7.77 percent in 1998. Our average rate paid on liabilities increased from
4.43 percent to 4.59 percent over this same period.
     Fee and other income, excluding portfolio securities transactions, increased 42 percent to $6.1 billion in 1998 from $4.3 billion in 1997.
     Trading account profits were $124 million in 1998 compared with $237 million in 1997. Trading account assets were $9.8 billion at December 31, 1998, compared with $6.0 billion at December 31, 1997.
     Noninterest expense was $9.1 billion in 1998 compared with $7.2 billion in 1997. Noninterest expense included $1.2 billion of merger-related and restructuring charges compared with $284 million in 1997. In addition to merger-related and restructuring charges, expenses in 1998 reflected the purchase accounting acquisition of The Money Store; higher personnel costs, primarily incentives associated with revenue growth in Capital Markets and Capital Management; spending related to our retail delivery model implementation; and advertising expense related to our branding campaign. The operating overhead efficiency ratio before merger-related and restructuring charges was 56.72 percent in 1998 compared with 56.78 percent in 1997.
     The $1.2 billion of 1998 pre-tax merger-related and restructuring charges was associated primarily with the acquisition and the integration of CoreStates. This amount consisted of $798 million of restructuring charges and $414 million of other merger-related charges. Included in merger-related charges is a $185 million gain from regulatory-mandated branch sales. Substantially all of the unpaid restructuring charges of $398 million at year-end 1998 were paid in 1999.
     Income taxes were $1.1 billion in 1998 and in 1997. As a result of several years of effective tax planning, we realized an after-tax benefit of $270 million in the fourth quarter of 1998 and $264 million in the fourth quarter of 1997. The effective tax rate declined to 27 percent in 1998 from 29 percent in 1997.
     Capital Markets produced net income of $687 million in 1998 compared with $642 million in 1997. Net interest income increased 8 percent to $1.1 billion in 1998, with average loans up 24 percent. Fee and other income increased 50 percent to $1.0 billion in 1998. Trading profits declined from $237 million in 1997 to $124 million in 1998, reflecting a net $90 million mark-to-market writedown of commercial mortgages warehoused for securitization and the associated hedges. This reflects a writedown of $159 million in connection with the third quarter 1998 flight to quality, which was partially offset by a $69 million recovery in commercial real estate securitizations. Noninterest expense was $1.1 billion in 1998 compared with $929 million in 1997. Average net loans were $33 billion in 1998 compared with $26 billion in 1997.
     Capital Management produced net income of $426 million in 1998 compared with $321 million in 1997. Net interest income amounted to $412 million in 1998 compared with $342 million in 1997, with average loan growth of 20 percent, primarily from the Private Client Banking unit and Wheat First Union. Fee and other income in 1998 increased 56 percent to $1.8 billion, primarily related to the addition of Wheat First Union and to strong growth in retail brokerage, mutual funds and trust. Noninterest expense in 1998 was $1.5 billion compared with $977 million in 1997, primarily due to the addition of Wheat First Union.
     Consumer generated $1.1 billion in net income in 1998 compared with $971 million in 1997. Net interest income was $3.4 billion in 1998 compared with $3.9 billion in 1997. Fee and other income was $1.9 billion in 1998 compared with $1.5 billion in 1997. Noninterest expense was $3.3 billion in 1998 compared with $3.1 billion in 1997. Expenses in 1998 included the addition of The Money Store to our expense base, costs related to the implementation of our retail delivery strategy, and expenses related to increased mortgage volume.
     Average consumer loans in 1998 were $50 billion compared with $53 billion in 1997. The decrease in the consumer loan portfolio reflects the sale or securitization of certain loans. As part of our strategy in 1998, we securitized or sold $11 billion of consumer loans, including residential mortgages and adjustable rate mortgages (ARMs), home equity loans, student loans, community reinvestment loans, credit card receivables and other unsecured consumer loans.
     Commercial had net income of $604 million in 1998 compared with $571 million in 1997. Net interest income was $1.7 billion in 1998 compared with $1.8 billion in 1997. Fee and other income increased 8 percent to $515 million in 1998, led by increased cash management volume. Noninterest expense declined 8 percent to $1.2 billion in 1998.

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


     Average commercial loans in 1998 declined 6 percent from 1997, due to reduced loan originations and renewals, as well as to the transfer of corporate customer relationships to Capital Markets.
     Net loans at December 31, 1998, were $134 billion compared with $132 billion at December 31, 1997. Average net loans were $132 billion in 1998 compared with $135 billion in 1997. Commercial loan originations in 1998 were led by Capital Markets lending. Consumer loan originations were strong in mortgages (including refinancings) and home equity. Origination volume was offset by the securitization and the sale of loans as part of our balance sheet management strategy to maximize our return on investment.
     The loan portfolio at December 31, 1998, was composed of 58 percent in commercial loans and 42 percent in consumer loans. The composition of our loan port- folio changed as a result of the sale and the securitization of certain assets such as residential mortgage and credit card loans when this strategy produced a better return than would be realized by holding these assets. At December 31, 1998, unused loan commitments related to commercial and consumer loans were $96 billion and $35 billion, respectively. Commercial and standby letters of credit were $11 billion at December 31, 1998. At December 31, 1998, loan participations sold to other lenders amounted to $4 billion.
     The average rate earned on loans was 8.46 percent in 1998 compared with
8.80 percent in 1997. The primary factor contributing to the decline was the restructuring of our unsecured consumer loan port-folio. This restructuring, in conjunction with a general downward trend in Treasury rates over this period, was only partially offset by growth in high-yielding leveraged leases.
     Commercial real estate loans amounted to 8 percent of the total portfolio at December 31, 1998, compared with 12 percent at December 31, 1997. This portfolio included commercial real estate mortgage loans of $9 billion at December 31, 1998, and $13 billion at December 31, 1997. The decline reflects amortization, payoffs resulting from customers obtaining term financing and reclassifications within the former CoreStates portfolio.
     At December 31, 1998, nonperforming assets were $844 million, or 0.63 percent of net loans and foreclosed properties, compared with $991 million, or
0.75 percent, at December 31, 1997.
     Accruing loans 90 days past due were $346 million at December 31, 1998, compared with $326 million at December 31, 1997. Of the past dues at December 31, 1998, $109 million were commercial loans or commercial real estate loans and $237 million were consumer loans.
     Net charge-offs amounted to $638 million in 1998 compared with $872 million in 1997. Net charge-offs were 0.48 percent of average net loans in 1998 compared with 0.65 percent in 1997.
     The loan loss provision was $691 million in 1998 compared with $1.1 billion in 1997. The allowance for loan losses was $1.8 billion at December 31, 1998, and at December 31, 1997.
     Impaired loans, which are included in nonaccrual loans, amounted to $424 million at December 31, 1998, compared with $485 million at December 31, 1997. Included in the allowance for loan losses at December 31, 1998, was $80 million related to $397 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In 1998, the average recorded investment in impaired loans was $428 million, and $29 million of interest income was recognized on loans while they were impaired. This income was recognized using a cash-basis method of accounting.
     Core deposits were $131 billion at December 31, 1998, compared with $127 billion at December 31, 1997. The portion of core deposits in higher-rate, other consumer time deposits was 27 percent at December 31, 1998, and 29 percent at December 31, 1997. Average core deposit balances were $126 billion in 1998 and $124 billion in 1997. In 1998 and 1997, average noninterest-bearing deposits were 24 percent and 22 percent of average core deposits, respectively. Average balances in savings and NOW and noninterest-bearing deposits were higher when compared with 1997, while money market and other consumer time deposits were lower.
     Purchased funds at December 31, 1998, were $53 billion compared with $42 billion at year-end 1997, with the increase largely reflecting the effects of loan growth, branch sales, the acquisition of The Money Store, and the stock buyback program announced in November 1998. Our decision to hold certain assets on the balance sheet during the financial market turmoil in the third and fourth quarters of 1998 also contributed to the increase in purchased funds. Average purchased funds in 1998 were $57 billion compared with $39 billion in 1997.

                      MANAGEMENT'S ANALYSIS OF OPERATIONS


     Long-term debt amounted to $23 billion at December 31, 1998, and $13 billion at year-end 1997. At December 31, 1998 and 1997, long-term debt included $1.7 billion of trust capital securities.
     Stockholders' equity was $17 billion at December 31, 1998, and $15 billion at December 31, 1997. Common shares outstanding amounted to 982 million at December 31, 1998, compared with 961 million at December 31, 1997. In 1998, we repurchased 40 million shares of our common stock in the open market at a cost of $2.4 billion, all of which were repurchased in connection with purchase accounting acquisitions (38 million shares related to The Money Store). Additionally in November 1998, we announced a 50 million share buyback program, and by year-end 1998, we had repurchased 10 million shares at a cost of $617 million. We paid $1.5 billion in dividends to common stockholders in 1998 compared with $1.1 billion in 1997. This represented a dividend payout ratio on operating earnings of 41.24 percent in 1998. At December 31, 1998, stockholders' equity included a $407 million net unrealized after-tax gain related to debt and equity securities.
     At December 31, 1998, the tier 1 and total capital ratios were 6.81 percent and 10.99 percent, respectively, compared with 8.36 percent and 12.95 percent at December 31, 1997. The leverage ratio at December 31, 1998, was 5.91 percent and at December 31, 1997, it was 7.03 percent.
     At December 31, 1998, we had securities available for sale with a market value of $37 billion compared with $24 billion at year-end 1997. The market value of securities available for sale was $636 million above amortized cost at December 31, 1998. The average rate earned on securities available for sale in 1998 was 6.60 percent and 6.83 percent in 1997. The average maturity of the portfolio was 6.40 years at December 31, 1998.
     Our investment securities amounted to $2.0 billion at December 31, 1998, and $3.5 billion at December 31, 1997. The average rate earned on investment securities was 8.04 percent in 1998 and 7.97 percent in 1997. The average maturity of the portfolio was 5.08 years at December 31, 1998.
     The net fair value appreciation of off-balance sheet derivative financial instruments used to manage interest rate sensitivity was $1.1 billion at December 31, 1998, compared with fair value appreciation of $566 million at December 31, 1997.

                                    GLOSSARY

Asset Securitization
A funding method whereby
a pool of accumulated loans
is sold, generally to a trust,
which simultaneously sells
interests in the underlying
cash flows of the pool to
third party investors. While
the loans are sold, the seller
often retains the servicing
rights to the loans, generating
an ongoing income stream
over the life of the loans.

Asset Sensitivity
A situation in which a company's
asset, liability and
off-balance sheet financial
instrument mix results in
diminished net interest
income in a declining inter-
est rate environment.

Collateralized Mortgage
Obligation (CMO)
A mortgage-backed bond
that is divided into separate
maturity classes called
tranches. The cash flows for
each tranche are paid out in
a specific order to investors
based on the prepayment
characteristics of the under-
lying mortgages.

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

Digital Cash
A system that allows a
person or company to pay
for goods or services by
transmitting a number from
one computer to another,
but unlike credit card systems,
does not provide information
about the buyer.


Earnings Per Common Share
- Basic
Net income, adjusted for
preferred stock dividends,
divided by average common
shares outstanding.

Earnings Per Common Share
- Diluted
Net income, adjusted
for preferred dividends,
divided by the sum of aver-
age common shares out-
standing and common
stock equivalents, including
employee stock options
and convertible securities.

Electronic Commerce
(E-Commerce)
Conducting business online.
This includes, for example,
buying and selling products
with digital cash and via the
Electronic Data Interchange.

Electronic Data Interchange
(EDI)
The transfer of data between
different companies using
networks such as the Internet.

Fee and Other Income
All income other than interest
and dividend income.

Futures Contract
An agreement to buy or sell
a specific amount of a commodity
or financial instrument
at a particular price
on a stipulated future date.

Interest Rate Swap
A contractual arrangement
between two parties in which
each agrees to exchange
interest rate payments for
a specified period of time.
These payments are
calculated on a "notional amount,"
and no exchange of principal
occurs. Interest rate swaps
are commonly used to
manage the asset or liability
sensitivity of a balance sheet
by converting fixed rate
assets or liabilities to float-
ing rates, or vice versa.

Internet
The global association of
computers that carries data
and makes the exchange of
information possible.


Liability Sensitivity
A situation in which a company's
asset, liability and
off-balance sheet financial
instrument mix results in
diminished net interest
income in a rising interest
rate environment.

Loan Loss Provision
The noncash expense item
charged to earnings and
added to the allowance
for loan losses.

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

Net Operating Revenue
The sum of tax-equivalent
net interest income and fee
and other income.

Nonperforming Assets
Assets on which income is
not being accrued for financial
reporting purposes; restructured
loans on which interest
rates or terms of repayment
have been materially revised;
and other real estate that has
been acquired through loan
foreclosures, in-substance
foreclosures or deeds received
in lieu of loan payments.


Notional Amount
The principal amount of a
financial instrument on which
a derivative transaction is based.
In an interest rate swap,
for example, the "notional"
amount is used to calculate
the interest rate cash flows to
be exchanged. No exchange
of principal occurs.

Option
An agreement that allows, but
does not require, a holder to
buy (or sell) a commodity or
financial instrument at a
predetermined price for a specified
time.

Overhead Efficiency Ratio
Noninterest expense divided by
net operating revenue.

Pooling Of Interests
Accounting
An accounting method that
may restate historical financial
information of the surviving
company in a merger as if the
two entities were always one,
depending on the material sig-
nificance of the acquired company
to the acquiring company.

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

Stockholders' Equity
A balance sheet amount that
represents the total invest-
ment in the corporation by
holders of preferred and
common stock.

TABLE 1
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE, BALANCE SHEET AND OTHER DATA
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            YEARS ENDED DECEMBER 31,
                                                     -------------------------------------------------------------------------------

(IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA)            1999           1998         1997          1996           1995         1994
------------------------------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                    $    15,151         14,988       14,362        13,758         13,028       10,245
====================================================================================================================================
Interest income (a)                                $    15,269         15,105       14,461        13,876         13,177       10,405
Interest expense                                         7,699          7,711        6,568         6,151          5,732        3,739
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                  7,570          7,394        7,893         7,725          7,445        6,666
Provision for loan losses                                  692            691        1,103           678            403          458
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses (a)                                    6,878          6,703        6,790         7,047          7,042        6,208
Securities transactions - portfolio (b)                    (62)           357           55           100             82           28
Fee and other income (c)                                 6,995          6,078        4,267         3,435          2,976        2,336
Merger-related and restructuring charges (d)               404          1,212          284           421            233          107
Other noninterest expense (c)                            8,458          7,844        6,936         6,509          6,309        5,558
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                           4,949          4,082        3,892         3,652          3,558        2,907
Income taxes                                             1,608          1,074        1,084         1,261          1,213          938
Tax-equivalent adjustment                                  118            117           99           118            149          160
------------------------------------------------------------------------------------------------------------------------------------
Net income                                               3,223          2,891        2,709         2,273          2,196        1,809
Dividends on preferred stock                                   -              -             -          9             26           46
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders before redemption premium                 3,223          2,891        2,709         2,264          2,170        1,763
Redemption premium on preferred stock                          -              -             -            -                -       41
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders after redemption premium            $     3,223          2,891        2,709         2,264          2,170        1,722
====================================================================================================================================
PER COMMON SHARE DATA
Basic                                              $      3.35           2.98         2.84          2.33           2.21         1.86
Diluted                                                   3.33           2.95         2.80          2.30           2.17         1.83
Cash dividends                                     $      1.88           1.58         1.22          1.10           0.98         0.86
Average shares - Basic (IN THOUSANDS)                  959,390        969,131      955,241       973,712        979,852      927,941
Average shares - Diluted (IN THOUSANDS)                966,863        980,112      966,792       982,755      1,001,145      946,969
Average common stockholders' equity (c)            $    15,932         15,878       14,327        13,726         12,902       11,367
Book value (c)                                           16.91          17.20        15.82         14.77          13.87        12.51
Common stock price
  High                                                65  1/16       65 11/16       52 7/8       38 1/2          29 3/8       23 3/4
  Low                                                 32  7/16       44 11/16       36 5/8       25 3/4          20 5/8       19 5/8
  Year-end                                         $  32 15/16       60 13/16       51 1/4       37              27 3/4       20 5/8
    To earnings ratio (e)                                 9.89 X        20.61 X      18.30         16.09          12.79        11.27
    To book value (c)                                      195 %          353 %        324           251            200          165
BALANCE SHEET DATA
Assets (c)                                         $   253,024        237,087      205,609       197,259        188,809      159,544
Long-term debt                                     $    31,975         22,949       13,487        11,604          9,586        6,405
OTHER DATA
ATMs                                                     3,778          3,690        3,701         3,458          3,165        2,039
Employees                                               71,659         71,486       65,943        67,793         68,978       54,479
Common stockholders                                    168,989        146,775      120,437       103,538         89,257       54,236
====================================================================================================================================

(a)  Tax-equivalent.

(b) Securities transactions include investment securities gains of $171,000 in 1999; $4 million in 1998; $3 million in 1997; $4 million in 1996; $6 million in 1995; and $4 million in 1994.

(c) Certain prior period amounts have been reclassified to conform to the presentation in 1999.

(d) After-tax merger-related and restructuring charges amounted to $263 million in 1999; $805 million in 1998; $204 million in 1997; $272 million in 1996; $163 million in 1995; and $70 million in 1994.

(e) Based on diluted earnings per share.

TABLE 2
BUSINESS SEGMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        YEAR ENDED DECEMBER 31, 1999
                                            ----------------------------------------------------------------------------------------

                                                               REAL                COMMERCIAL
                                            INVESTMENT       ESTATE  TRADITIONAL    LEASING &
(In millions)                                  BANKING      FINANCE      BANKING        RAIL    INTERNATIONAL     OTHER       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                    $         141           77          702         251              156          -      1,327
  Provision for loan losses                          7            -          213           5                -          -        225
  Trading account profits                          286           60            -           -                -          -        346
  Fee and other income                           1,035           95           40         167              204      (148)      1,393
  Noninterest expense                              715          123          191         109              211          -      1,349
  Income tax expense                               279           37          129          94               57      (148)        448
------------------------------------------------------------------------------------------------------------------------------------
  Net income                             $         461           72          209         210               92          -      1,044
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         45.11 %      34.00         7.72       94.65            15.63          -      21.93
  Average loans, net                     $       3,439        2,102       21,334       5,129            4,803          -     36,807
  Average deposits                               2,835          784        3,231          21            4,565          -     11,436
  Average attributed stockholders'
    equity (b)                           $       1,021          211        2,718         222              594          -      4,766
====================================================================================================================================

                                                RETAIL
                                           BROKERAGE &                                                PRIVATE
                                             INSURANCE        TRUST       MUTUAL         CAP           CLIENT
(In millions)                                 SERVICES     SERVICES        FUNDS     ACCOUNT          BANKING     OTHER       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data                    $
  Net interest income                               96           51            -         205              174          -        526
  Provision for loan losses                          -            -            -           -                -          -          -
  Fee and other income                           1,136          678          460         119               17       (94)      2,316
  Noninterest expense                            1,009          431          232         130               96          -      1,898
  Income tax expense                                85          114           87          74               36       (36)        360
------------------------------------------------------------------------------------------------------------------------------------
  Net income                             $         138          184          141         120               59       (58)        584
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         34.75 %      77.83        64.12       72.50            22.99          -      49.32
  Average loans, net                     $           -          140            -           -            3,645          -      3,785
  Average deposits                                   -        2,658            -      14,201            3,120          -     19,979
  Average attributed stockholders'
    equity (b)                           $         396          236          160         165              255       (31)      1,181
====================================================================================================================================

                                                                                        HOME
                                                                                    EQUITY &
                                                                           FIRST         THE                     RETAIL
                                                                           UNION       MONEY           CREDIT    BRANCH
(In millions)                                                           MORTGAGE       STORE            CARDS  PRODUCTS       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                                $        76         558              219     2,503       3,356
  Provision for loan losses                                                    1          69              156        99         325
  Fee and other income                                                       317         195              348       886       1,746
  Noninterest expense                                                        253         639              243     2,400       3,535
  Income tax expense                                                          53          18               64       341         476
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                         $        86          27              104       549         766
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                                   75.23 %      2.15            23.11     26.95       19.55
  Average loans, net                                                 $     1,542      12,636            2,242    26,737      43,157
  Average deposits                                                         1,196         152               11    69,597      70,956
  Average attributed stockholders'
    equity (b)                                                       $       114       1,324              448     2,040       3,926
====================================================================================================================================
                                                                                                                      (CONTINUED)

                                       T-2

TABLE 2
BUSINESS SEGMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        YEAR ENDED DECEMBER 31, 1999
                                           -----------------------------------------------------------------------------------------

                                                                           SMALL                        REAL CASH MGT. &
                                                                        BUSINESS                      ESTATE     DEPOSIT
(In millions)                                                            BANKING     LENDING         BANKING    SERVICES       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                               $         85         376             184         970       1,615
  Provision for loan losses                                                    4          67              24           -          95
  Fee and other income                                                         -           -               -         551         551
  Noninterest expense                                                         41         304              68         794       1,207
  Income tax expense                                                          15         (24)             35         278         304
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                        $         25          29              57         449         560
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                                   13.44 %      2.20           10.37       60.72       20.08
  Average loans, net                                                $      2,749      22,167           8,571           -      33,487
  Average deposits                                                             -           -               -      25,996      25,996
  Average attributed stockholders'
    equity (b)                                                      $        183       1,316             549         740       2,788
====================================================================================================================================

                                                                           FIRST
                                               CAPITAL      CAPITAL        UNION                               TREASURY/
(In millions)                                  MARKETS         MGT.   SECURITIES    CONSUMER      COMMERCIAL     NONBANK       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED (c)
Income statement data
  Net interest income                    $       1,327          526        1,853       3,356           1,615         628       7,452
  Provision for loan losses                        225            -          225         325              95          47         692
  Trading account profits                          346            -          346           -               -           5         351
  Fee and other income                           1,393        2,316        3,709       1,746             551         576       6,582
  Noninterest expense                            1,349        1,898        3,247       3,535           1,207         873       8,862
  Income tax expense                               448          360          808         476             304          20       1,608
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                        1,044          584        1,628         766             560         269       3,223
  After-tax merger-related and
    restructuring charges                            -            -            -            -              -         263         263
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                $       1,044          584        1,628         766             560         532       3,486
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         21.93 %      49.32        27.38       19.55           20.08       16.26       21.60
  Average loans, net                     $      36,807        3,785       40,592      43,157          33,487      15,138     132,374
  Average deposits                              11,436       19,979       31,415      70,956          25,996       6,745     135,112
  Average attributed stockholders'
    equity (b)                           $       4,766        1,181        5,947       3,926           2,788       3,271      15,932
====================================================================================================================================


                                                                                                                         (CONTINUED)

TABLE 2
BUSINESS SEGMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        YEAR ENDED DECEMBER 31, 1998
                                            ----------------------------------------------------------------------------------------

                                                               REAL               COMMERCIAL
                                            INVESTMENT       ESTATE  TRADITIONAL   LEASING &
(In millions)                                  BANKING      FINANCE      BANKING        RAIL    INTERNATIONAL      OTHER       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                    $         113           66          624         116              173          -       1,092
  Provision for loan losses                          -            -          112           6               12          -         130
  Trading account profits                          215          (91)           -            -               -          -         124
  Fee and other income                             554           86           78         188              212        (86)      1,032
  Noninterest expense                              551          113          181         108              189          -       1,142
  Income tax expense                               118          (20)         155          52               70        (86)        289
------------------------------------------------------------------------------------------------------------------------------------
  Net income                             $         213          (32)         254         138              114          -         687
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         25.12 %     (12.69)       11.92       91.61            19.96          -       17.36
  Average loans, net                     $       2,649        1,788       18,913       4,557            4,833          -      32,740
  Average deposits                               2,345          656        3,736          21            4,688          -      11,446
  Average attributed stockholders'
    equity (b)                           $         849          259        2,121         151              569          -       3,949
====================================================================================================================================

                                                RETAIL
                                           BROKERAGE &                                                PRIVATE
                                             INSURANCE        TRUST       MUTUAL         CAP           CLIENT
(In millions)                                 SERVICES     SERVICES        FUNDS     ACCOUNT          BANKING      OTHER       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                    $          38           55            2         155              162          -         412
  Provision for loan losses                          -            -            -           -                5          -           5
  Fee and other income                             777          609          411          76               17        (85)      1,805
  Noninterest expense                              700          416          215         107               82          -       1,520
  Income tax expense                                44           95           76          48               35        (32)        266
------------------------------------------------------------------------------------------------------------------------------------
  Net income                             $          71          153          122          76               57        (53)        426
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         26.69 %      71.19        60.12       71.25            22.86          -       44.87
  Average loans, net                     $              -       113            -           -            3,572          -       3,685
  Average deposits                                      -     2,316            -      11,671            2,727          -      16,714
  Average attributed stockholders'
    equity (b)                           $         267          215          145         108              247        (28)        954
====================================================================================================================================

                                                                                        HOME
                                                                                    EQUITY &
                                                                           FIRST         THE                      RETAIL
                                                                           UNION       MONEY           CREDIT     BRANCH
(In millions)                                                           MORTGAGE       STORE            CARDS   PRODUCTS       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                               $         93         310              328      2,698       3,429
  Provision for loan losses                                                    2          11              211        127         351
  Fee and other income                                                       346         223              394        982       1,945
  Noninterest expense                                                        311         398              259      2,323       3,291
  Income tax expense                                                          48          47               97        470         662
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                        $         78          77              155        760       1,070
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                                   49.44 %      9.45            34.90      33.65       29.16
  Average loans, net                                                $      2,203       7,554            3,461     37,269      50,487
  Average deposits                                                         1,339          82               12     76,563      77,996
  Average attributed stockholders'
    equity (b)                                                      $        156         805              447      2,257       3,665
====================================================================================================================================
                                                                                                                         (CONTINUED)

                                       T-4

TABLE 2
BUSINESS SEGMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        YEAR ENDED DECEMBER 31, 1998
                                            ----------------------------------------------------------------------------------------

                                                                           SMALL                         REAL CASH MGT. &
                                                                        BUSINESS                       ESTATE     DEPOSIT
(In millions)                                                            BANKING     LENDING          BANKING    SERVICES      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                               $         86         463              211         977      1,737
  Provision for loan losses                                                    4          68               19           -         91
  Fee and other income                                                         -           -                -         515        515
  Noninterest expense                                                         39         309               62         804      1,214
  Income tax expense                                                          16          14               50         263        343
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                        $         27          72               80         425        604
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                                   15.83 %      5.10            12.85       60.77      20.78
  Average loans, net                                                $      2,602      24,512            9,020           -     36,134
  Average deposits                                                             -           -                -      25,904     25,904
  Average attributed stockholders'
    equity (b)                                                      $        168       1,414              629         699      2,910
====================================================================================================================================

                                                                           FIRST
                                               CAPITAL      CAPITAL        UNION                                TREASURY/
(In millions)                                  MARKETS         MGT.   SECURITIES    CONSUMER       COMMERCIAL     NONBANK      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED (c)
Income statement data
  Net interest income                    $       1,092          412        1,504       3,429            1,737         607      7,277
  Provision for loan losses                        130            5          135         351               91         114        691
  Trading account profits                          124            -          124           -                -          (1)       123
  Fee and other income                           1,032        1,805        2,837       1,945              515       1,015      6,312
  Noninterest expense                            1,142        1,520        2,662       3,291            1,214       1,889      9,056
  Income tax expense                               289          266          555         662              343        (486)     1,074
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                          687          426        1,113       1,070              604         104      2,891
  After-tax merger-related and
    restructuring charges                            -            -            -           -                -         805        805
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                $         687          426        1,113       1,070              604         909      3,696
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         17.36 %      44.87        22.70       29.16            20.78       20.66      22.70
  Average loans, net                     $      32,740        3,685       36,425      50,487           36,134       9,014    132,060
  Average deposits                              11,446       16,714       28,160      77,996           25,904       4,270    136,330
  Average attributed stockholders'
    equity (b)                           $       3,949          954        4,903       3,665            2,910       4,400     15,878
====================================================================================================================================
                                                                                                                         (CONTINUED)

TABLE 2
BUSINESS SEGMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        YEAR ENDED DECEMBER 31, 1997
                                            ----------------------------------------------------------------------------------------


                                                               REAL               COMMERCIAL
                                            INVESTMENT       ESTATE  TRADITIONAL   LEASING &
(In millions)                                  BANKING      FINANCE      BANKING        RAIL    INTERNATIONAL     OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                    $         138           43          662          77               87         -        1,007
  Provision for loan losses                          2            -           25           3                2         -           32
  Trading account profits                          147           90            -           -                -         -          237
  Fee and other income                             306           67           33         203              131       (50)         690
  Noninterest expense                              306          124          198         157              144         -          929
  Income tax expense                               103           32          180          38               28       (50)         331
------------------------------------------------------------------------------------------------------------------------------------
  Net income                             $         180           44          292          82               44         -          642
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         32.22 %      29.09        17.09       57.10            11.70         -        21.83
  Average loans, net                     $       2,214        1,068       16,212       4,115            2,829         -       26,438
  Average deposits                               1,001          274        2,842          22            2,522         -        6,661
  Average attributed stockholders'
    equity (b)                           $         560          148        1,708         144              383         -        2,943
====================================================================================================================================

                                                RETAIL
                                           BROKERAGE &                                                PRIVATE
                                             INSURANCE        TRUST       MUTUAL         CAP           CLIENT
(In millions)                                 SERVICES     SERVICES        FUNDS     ACCOUNT          BANKING     OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                    $          16           52           (4)        135              143         -          342
  Provision for loan losses                          -            -            -           -                4         -            4
  Fee and other income                             316          556          266          56                9       (45)       1,158
  Noninterest expense                              276          384          161          77               79         -          977
  Income tax expense                                22           86           38          43               26       (17)         198
------------------------------------------------------------------------------------------------------------------------------------
  Net income                             $          34          138           63          71               43       (28)         321
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         33.04 %      69.03        43.24       68.69            20.98         -        46.40
  Average loans, net                     $           -           94            -           -            2,977         -        3,071
  Average deposits                                   -        2,233            -      10,289            2,228         -       14,750
  Average attributed stockholders'
    equity (b)                           $         105          200           93         101              202       (15)         686
====================================================================================================================================

                                                                           FIRST                                 RETAIL
                                                                           UNION        HOME           CREDIT    BRANCH
(In millions)                                                           MORTGAGE      EQUITY            CARDS  PRODUCTS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                               $         47         130              614     3,075        3,866
  Provision for loan losses                                                    6           9              491       120          626
  Fee and other income                                                       214          91              238       909        1,452
  Noninterest expense                                                        247          75              376     2,420        3,118
  Income tax expense                                                           3          53               (5)      552          603
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                        $          5          84              (10)      892          971
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                                    6.15 %     57.18            (1.31)    36.44        28.99
  Average loans, net                                                $      1,268       4,529            6,410    40,879       53,086
  Average deposits                                                           880           1               11    79,444       80,336
  Average attributed stockholders'
    equity (b)                                                      $         81         149              679     2,445        3,354
====================================================================================================================================


                                                                                                                         (CONTINUED)

                                       T-6

TABLE 2
BUSINESS SEGMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        YEAR ENDED DECEMBER 31, 1997
                                           -----------------------------------------------------------------------------------------

                                                                           SMALL                         REAL CASH MGT. &
                                                                        BUSINESS                       ESTATE     DEPOSIT
(In millions)                                                            BANKING     LENDING          BANKING    SERVICES      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                               $         77         590              254         922      1,843
  Provision for loan losses                                                    3          75               14           -         92
  Fee and other income                                                         -           -                -         477        477
  Noninterest expense                                                         42         343               67         862      1,314
  Income tax expense                                                          12          60               66         205        343
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                        $         20         112              107         332        571
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                                   13.17 %      7.59            15.59       50.55      19.19
  Average loans, net                                                $      2,261      25,801           10,211           -     38,273
  Average deposits                                                             -           -                -      24,247     24,247
  Average attributed stockholders'
    equity (b)                                                      $        148       1,482              687         656      2,973
====================================================================================================================================

                                                                           FIRST
                                               CAPITAL      CAPITAL        UNION    CONSUMER       COMMERCIAL   TREASURY/
(In millions)                                  MARKETS         MGT.   SECURITIES        BANK             BANK     NONBANK      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED (c)
Income statement data
  Net interest income                    $       1,007          342        1,349       3,866            1,843         736      7,794
  Provision for loan losses                         32            4           36         626               92         349      1,103
  Trading account profits                          237            -          237           -                -          15        252
  Fee and other income                             690        1,158        1,848       1,452              477         293      4,070
  Noninterest expense                              929          977        1,906       3,118            1,314         882      7,220
  Income tax expense                               331          198          529         603              343        (391)     1,084
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                          642          321          963         971              571         204      2,709
  After-tax merger-related and
    restructuring charges                            -            -            -           -                -         204        204
------------------------------------------------------------------------------------------------------------------------------------
  Net incomes before
    merger-related and
    restructuring charges                $         642          321          963         971              571         408      2,913
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         21.83 %      46.40        26.54       28.99            19.19        9.33      20.29
  Average loans, net                     $      26,438        3,071       29,509      53,086           38,273      13,649    134,517
  Average deposits                               6,661       14,750       21,411      80,336           24,247       6,853    132,847
  Average attributed stockholders'
    equity (b)                           $       2,943          686        3,629       3,354            2,973       4,371     14,327
====================================================================================================================================

(a) Business Segment information reflects the April 1998 pooling of interests merger with CoreStates. The information also reflects the 1998 divestiture of $3.4 billion of deposits, $2.2 billion of which related to the CoreStates merger. Information related to the purchase accounting acquisitions of The Money Store and EVEREN on June 30, 1998, and October 1, 1999, respectively, is included from the date the acquisitions occurred. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used in presenting this information.

(b) Average attributed stockholders' equity excludes merger-related and restructuring charges. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the amount included in Other.

(c) In the consolidated data, First Union Securities represents the total of Capital Markets and Capital Management.

TABLE 3
SELECTED PERFORMANCE, DIVIDEND PAYOUT AND OTHER RATIOS
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                      YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------------------------------------

                                                       1999          1998          1997         1996         1995         1994
-------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity (b)                    14.46 X       13.99         13.68        13.68        13.26        12.66
Return on assets (b)                                   1.40 %        1.30          1.38         1.20         1.26         1.20
Return on total stockholders' equity (b)              20.23 %       18.21         18.91        16.43        16.75        15.25
===============================================================================================================================
DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                                       52.22 %       41.24         39.18        39.18        36.13        38.30
  Preferred and common shares                         52.22         41.24         39.18        39.38        36.84        39.84
Net income
  Common shares                                       56.46         52.72         42.12        45.55        38.84        39.85
  Preferred and common shares                         56.46 %       52.72         42.12        45.76        39.57        41.41
===============================================================================================================================
OTHER RATIOS ON
Operating earnings
  Return on assets                                     1.51 %        1.66          1.49         1.39         1.36         1.25
  Return on common
    stockholders' equity (b) (c)                      21.60         22.70         20.29        18.84        18.08        15.76
Net income
  Return on common
    stockholders' equity (b) (c)                      20.23 %       18.21         18.91        16.50        16.82        15.15
===============================================================================================================================

(a) Based on average balances and net income.

(b) Prior year amounts have been reclassified to conform to the presentation in 1999.

(c) Based on average balances and net income applicable to common stockholders.

TABLE 4
SELECTED QUARTERLY DATA
------------------------------------------------------------------------------------------------------------------------------------

                                                                              1999                                             1998
                                ---------------------------------------------------  -----------------------------------------------
(IN MILLIONS, EXCEPT PER
  SHARE DATA)                        FOURTH         THIRD       SECOND       FIRST        FOURTH        THIRD     SECOND      FIRST
------------------------------------------------------------------------------------------------------------------------------------
Interest income               $       4,143         3,812        3,624       3,572         3,768        3,891      3,727      3,602
Interest expense                      2,198         1,930        1,779       1,792         1,970        2,048      1,922      1,771
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                   1,945         1,882        1,845       1,780         1,798        1,843      1,805      1,831
Provision for loan losses               173           175          180         164           167          239        150        135
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses           1,772         1,707        1,665       1,616         1,631        1,604      1,655      1,696
Securities transactions -
  portfolio                              (7)          (79)          (1)         25            98          211         25         23
Fee and other income (a)              1,844         1,519        1,707       1,925         1,644        1,602      1,506      1,326
Merger-related and
  restructuring charges                   6             -            -         398           205           24        954         29
Noninterest expense (a)               2,354         1,940        2,053       2,111         2,282        1,898      1,855      1,809
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes            1,249         1,207        1,318       1,057           886        1,495        377      1,207
Income taxes                            407           405          445         351            29          500        128        417
------------------------------------------------------------------------------------------------------------------------------------
Net income                    $         842           802          873         706           857          995        249        790
====================================================================================================================================
PER SHARE DATA
Basic earnings                $        0.86          0.84         0.92        0.73          0.87         1.02       0.27       0.82
Diluted earnings                       0.86          0.84         0.90        0.73          0.87         1.01       0.26       0.81
Cash dividends                         0.47          0.47         0.47        0.47          0.42         0.42       0.37       0.37
Common stock price
  High                             43   5/8       48  3/8     55 15/16     65 1/16      63 15/16    65  11/16     63       58   1/4
  Low                              32  7/16       35 5/16     42  1/16     48  5/8      44 11/16    47   9/16     55 1/4   47  1/16
  Period-end                  $    32 15/16       35  5/8     47   1/8     53 7/16      60 13/16    51   3/16     58 1/4   56 13/16
====================================================================================================================================
SELECTED RATIOS (a) (b)
Return on assets                       1.37 %        1.39         1.56        1.28          1.48         1.73       0.46       1.52
Return on stockholders'
  equity                              20.00         20.82        22.30       17.85         20.22        24.01       6.82      20.53
Stockholders' equity to assets         6.85 %        6.68         7.01        7.15          7.30         7.19       6.69       7.41
====================================================================================================================================
SELECTED RATIOS (a) (c)
Return on assets                       1.38 %        1.39         1.56        1.74          1.71         1.75       1.62       1.56
Return on stockholders'
  equity                              19.78 %       20.47        21.94       24.32         22.49        23.42      23.89      21.01
====================================================================================================================================

(a) Prior year amounts have been reclassified to conform to the presentation in 1999.

(b) Based on average balances and net income.

(c) Based on average balances and net income excluding after-tax merger-related and restructuring charges.

TABLE 5
------------------------------------------------------------------------------------------------------------------------------------
LOANS - ON-BALANCE SHEET AND TOTAL MANAGED PORTFOLIO

                                                                                                                        DECEMBER 31,
                                                       -----------------------------------------------------------------------------
(IN MILLIONS)                                                     1999       1998        1997         1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
ON-BALANCE SHEET
  COMMERCIAL
  Commercial, financial and agricultural                $       51,683     53,961      46,117       41,489       40,959       35,220
  Real estate - construction and other                           2,435      2,628       3,037        3,474        3,350        2,651
  Real estate - mortgage                                         8,768      8,565      13,160       14,300       15,071       14,533
  Lease financing                                               12,742      9,730       8,610        6,348        4,556        2,278
  Foreign                                                        4,991      4,805       3,885        2,842        1,675        1,121
------------------------------------------------------------------------------------------------------------------------------------
        Total commercial                                        80,619     79,689      74,809       68,453       65,611       55,803
------------------------------------------------------------------------------------------------------------------------------------
  RETAIL
  Real estate - mortgage                                        29,296     21,729      28,998       33,181       32,782       26,615
  Installment loans - Bankcard (a)                               1,879      2,779       3,914        7,295        5,358        5,837
  Installment loans - other (b)                                 24,814     27,816      22,271       23,855       22,493       18,153
  Vehicle leasing                                                4,483      6,162       5,331        4,529        3,615        2,799
------------------------------------------------------------------------------------------------------------------------------------
        Total retail                                            60,472     58,486      60,514       68,860       64,248       53,404
------------------------------------------------------------------------------------------------------------------------------------
        Total loans                                            141,091    138,175     135,323      137,313      129,859      109,207
Unearned income                                                  5,525      4,026       3,636        2,666        1,954        1,242
------------------------------------------------------------------------------------------------------------------------------------
        Loans, net (ON-BALANCE SHEET)                   $      135,566    134,149     131,687      134,647      127,905      107,965
====================================================================================================================================

TOTAL MANAGED PORTFOLIO
  (INCLUDING ON- AND OFF-BALANCE
    SHEET PORTFOLIOS)
------------------------------------------------------------------------------------------------------------------------------------
  COMMERCIAL                                            $      112,878    100,001      84,583       71,430       67,174       57,294
------------------------------------------------------------------------------------------------------------------------------------
  RETAIL
  Real estate - mortgage                                        68,330     63,672      64,595       62,946       60,283       42,939
  Installment loans - Bankcard (a)                               6,627      6,487       7,066       10,492        5,358        5,837
  Installment loans - other (b)                                 47,338     44,611      26,733       26,050       23,188       18,708
  Vehicle leasing                                                4,483      6,162       5,331        4,529        3,615        2,799
------------------------------------------------------------------------------------------------------------------------------------
        Total retail                                           126,778    120,932     103,725      104,017       92,444       70,283
------------------------------------------------------------------------------------------------------------------------------------
        Total managed portfolio                         $      239,656    220,933     188,308      175,447      159,618      127,577
====================================================================================================================================

(a) Installment loans - Bankcard include credit card, instant cash reserve, signature and First Choice.

(b) Certain prior period amounts have been reclassified to conform to the presentation in 1999.

TABLE 6
CERTAIN COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                               DECEMBER 31, 1999
                                                     ---------------------------------------------------------------------------

                                                                                  REAL
                                                         COMMERCIAL,           ESTATE-
                                                           FINANCIAL      CONSTRUCTION         REAL
                                                                 AND               AND      ESTATE-
(IN MILLIONS)                                           AGRICULTURAL             OTHER     MORTGAGE       FOREIGN         TOTAL
--------------------------------------------------------------------------------------------------------------------------------
FIXED RATE
1 year or less                                     $           1,914                84          326         3,188         5,512
1-5 years                                                      3,842               117        1,532            15         5,506
After 5 years                                                  2,476                75          752              -        3,303
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                  8,232               276        2,610         3,203        14,321
--------------------------------------------------------------------------------------------------------------------------------
ADJUSTABLE RATE
1 year or less                                                16,855               694          842         1,542        19,933
1-5 years                                                     23,178             1,183        3,279           238        27,878
After 5 years                                                  3,418               282        2,037             8         5,745
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                 43,451             2,159        6,158         1,788        53,556
--------------------------------------------------------------------------------------------------------------------------------
        Total                                      $          51,683             2,435        8,768         4,991        67,877
================================================================================================================================

TABLE 7
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                          YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------------------------------------

(IN MILLIONS)                                                1999          1998          1997       1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year                               $  1,826         1,847         2,212      2,308        2,259        2,259
Provision for loan losses                                     692           691         1,103        678          403          458
Allowance relating to loans acquired, transferred
  to accelerated disposition or sold                          (73)          (74)         (596)        50          193           82
Loan losses, net                                             (688)         (638)         (872)      (824)        (547)        (540)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                     $  1,757         1,826         1,847      2,212        2,308        2,259
===================================================================================================================================
as % of loans, net (a)                                       1.30 %        1.36          1.40       1.64         1.80         2.09
===================================================================================================================================
as % of nonaccrual and restructured loans                     181 %         246           211        241          252          228
===================================================================================================================================
as % of nonperforming assets                                  165 %         216           186        211          201          170
===================================================================================================================================
LOAN LOSSES
Commercial, financial and agricultural                   $    355           281           172        221          187          276
Real estate - commercial construction
  and mortgage                                                 24            15            49         98           64          123
Real estate - residential mortgage                             20            27            54         60           97          123
Installment loans - Bankcard (b)                              166           241           511        439          255          110
Installment loans - other and vehicle leasing                 263           235           288        258          163          125
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                 828           799         1,074      1,076          766          757
-----------------------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                         63            65            74        120          103          101
Real estate - commercial construction
  and mortgage                                                  9            11            23         33           24           20
Real estate - residential mortgage                              3             1             9         12           22           23
Installment loans - Bankcard                                   10            16            35         40           23           18
Installment loans - other and vehicle leasing                  55            68            61         47           47           55
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                 140           161           202        252          219          217
-----------------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                 $    688           638           872        824          547          540
===================================================================================================================================
as % of average loans, net (b)                               0.52 %        0.48          0.65       0.64         0.45         0.53
===================================================================================================================================
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                       $    551           362           384        324          514          569
  Commercial real estate loans                                 55            67           135        218            -            -
  Consumer real estate loans                                  150           184           233        240            -            -
  Installment loans                                           212           128           124        123          131            -
  Real estate loans                                             -             -             -          -          260          397
-----------------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                968           741           876        905          905          966
Foreclosed properties (c)                                      98           103           115        142          243          362
-----------------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                       $  1,066           844           991      1,047        1,148        1,328
===================================================================================================================================
as % of loans, net, and foreclosed properties (a)            0.79 %        0.63          0.75       0.78         0.90         1.23
===================================================================================================================================
Accruing loans past due 90 days                          $    188           346           326        474          445          350
===================================================================================================================================

(a) Certain prior period amounts have been reclassified to conform to the presentation in 1999.

(b) Installment loans - Bankcard includes a 1996 one-time charge-off of $34 million related to a regulatory change that reduced the period that delinquent loans could be held before charge-off. This amount is not included in charge-off ratios.

(c) Restructured loans are insignificant.

TABLE 8
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        DECEMBER 31,
                             -------------------------------------------------------------------------------------------------------

                                         1999                 1998                  1997                  1996                1995
                             -----------------     ----------------      ----------------     -----------------     ---------------
                                        LOANS                LOANS                 LOANS                  LOANS              LOANS
                                         % OF                 % OF                  % OF                  % OF                % OF
                                        TOTAL                TOTAL                 TOTAL                 TOTAL               TOTAL
(IN MILLIONS)                 AMT.      LOANS       AMT.    LOANS         AMT.     LOANS         AMT.    LOANS       AMT.    LOANS
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural         $   754         37 %  $   724        39 %  $    480        35 %  $    543        30 %  $   645       32 %
Real estate -
  Construction and
    other                       20          2         34         2          44         2          90         3        102        3
  Mortgage                      83         27        103        22         149        31         284        34        405       36
Installment loans -
  Bankcard                     106          1        145         2         225         3         442         5        322        4
  Other and vehicle
    leasing                    252         21        207        25         227        20         309        21        334       20
Lease financing                 15          9          5         7          46         6          73         5         37        4
Foreign                         19          3         12         3          49         3          39         2         60        1
Unallocated                    508          -        596         -         627         -         432         -        403        -
-----------------------------------------------------------------------------------------------------------------------------------
        Total              $ 1,757        100 %  $ 1,826       100 %  $  1,847       100 %  $  2,212       100 %  $ 2,308      100 %
===================================================================================================================================

TABLE 9
INTANGIBLE ASSETS
---------------------------------------------------------------------------------------------------------------------------

                                                                                                               DECEMBER 31,
                                            -------------------------------------------------------------------------------

(IN MILLIONS)                                      1999          1998         1997          1996         1995         1994
---------------------------------------------------------------------------------------------------------------------------
GOODWILL AND OTHER
  INTANGIBLE ASSETS
  Goodwill                                $       5,091         4,376        2,465         2,650        2,202        1,665
  Deposit base premium                              257           360          473           551          622          627
  Origination network                               274           294            -            -            -             -
  Other                                               4             6           10            15           19           29
---------------------------------------------------------------------------------------------------------------------------
        Total                             $       5,626         5,036        2,948         3,216        2,843        2,321
============================================================================================================================
MORTGAGE AND OTHER
  SERVICING ASSETS                        $         703           637          427           284          209          135
============================================================================================================================
CREDIT CARD PREMIUM                       $           6            14           24            35           46           62
============================================================================================================================

TABLE 10
DEPOSITS
------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  DECEMBER 31,
                                             ---------------------------------------------------------------------------------

(IN MILLIONS)                                        1999          1998          1997         1996         1995          1994
------------------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                       $        31,375        35,614        31,005       29,713       27,706        24,542
Savings and NOW accounts                           37,748        38,649        37,281       35,892       36,654        33,634
Money market accounts (a)                          19,405        20,822        21,240       21,193       18,719        19,284
Other consumer time                                33,812        35,809        37,324       42,457       42,857        36,671
------------------------------------------------------------------------------------------------------------------------------
        Total core deposits                       122,340       130,894       126,850      129,255      125,936       114,131
Foreign (a)                                         6,729         5,427         3,928        3,307        4,720         5,916
Other time                                         11,978         6,146         6,299        3,867        3,456         2,592
------------------------------------------------------------------------------------------------------------------------------
        Total deposits                    $       141,047       142,467       137,077      136,429      134,112       122,639
==============================================================================================================================

(a) Certain prior year amounts have been reclassified to conform to the presentation in 1999.
TABLE 11
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE (a)
----------------------------------------------------------------------------------------------------------------------

                                                                                                    DECEMBER 31, 1999
                                                                                            --------------------------

(IN MILLIONS)                                                                                       TIME CERTIFICATES
----------------------------------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                                                           $                    6,391
Over 3 months through 6 months                                                                                  2,756
Over 6 months through 12 months                                                                                 5,780
Over 12 months                                                                                                  2,802
----------------------------------------------------------------------------------------------------------------------
        Total                                                                              $                   17,729
======================================================================================================================

(a) There were no deposits classified as other time deposits in amounts of $100,000 or more at December 31, 1999.

TABLE 12
CAPITAL RATIOS
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                      DECEMBER 31,
                                                ----------------------------------------------------------------------------------

(IN MILLIONS)                                           1999           1998         1997          1996          1995         1994
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a) (b)
Qualifying capital
  Tier 1 capital                              $       14,204         13,327       13,846        11,276        10,039        7,821
  Total capital                                       21,810         21,518       21,459        17,976        16,043       12,157
Adjusted risk-weighted assets                        200,704        195,757      165,676       143,467       136,215       94,377
Adjusted leverage ratio assets                $      238,082        225,534      196,962       168,384       163,625      116,612
Ratios
  Tier 1 capital                                        7.08 %         6.81         8.36          7.86          7.37         8.29
  Total capital                                        10.87          10.99        12.95         12.53         11.78        12.88
  Leverage                                              5.97           5.91         7.03          6.70          6.14         6.71
STOCKHOLDERS' EQUITY TO ASSETS (b)
  Year-end                                              6.60           7.13         7.36          7.37          7.27         7.50
  Average                                               6.92 %         7.15         7.31          7.31          7.54         7.90
===================================================================================================================================
BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank                             7.26 %         7.48         6.97          6.43          6.46         7.32
  First Union Bank of Delaware                         10.83          11.44        11.83         13.61         25.45            -
  First Union Home Equity Bank                         22.32          11.91        10.95          8.40          7.50         7.60
Total capital
  First Union National Bank                            10.22          10.38        10.20         10.20         10.15        10.69
  First Union Bank of Delaware                         11.89          12.82        13.09         14.87         26.74            -
  First Union Home Equity Bank                         25.88          13.82        13.20         10.77         10.09        12.10
Leverage
  First Union National Bank                             6.48           6.69         6.02          5.95          5.72         6.10
  First Union Bank of Delaware                          7.08           6.96         6.24         10.60         17.20            -
  First Union Home Equity Bank                         15.42 %        10.86        10.16          7.84          6.48         7.22
===================================================================================================================================

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

(b) Prior year amounts have been reclassified to conform to the presentation in 1999.

TABLE 13
UNREALIZED GAINS (LOSSES) IN CERTAIN FINANCIAL INSTRUMENTS
---------------------------------------------------------------------------------------------------------------------

                                                                                                         DECEMBER 31,
                                                                                           --------------------------

(In millions)                                                                                      1999         1998
---------------------------------------------------------------------------------------------------------------------
SECURITIES PORTFOLIOS (a)
Securities available for sale (b)                                                             $  (1,431)         636
Investment securities                                                                                51          137
---------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - securities portfolios                                    (1,380)         773
Less unrealized gains (losses) in securities considered
  an economic hedge of mortgage servicing rights                                                    (79)          14
---------------------------------------------------------------------------------------------------------------------
        Unrealized gains (losses), net - securities portfolios                                   (1,301)         759
---------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET DERIVATIVE FINANCIAL
  INSTRUMENTS (a)
  Asset rate conversions (b)                                                                       (504)         390
  Liability rate conversions                                                                        338          472
  Rate sensitivity hedges                                                                             4          (23)
---------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - off-balance sheet
          derivative financial instruments                                                         (162)         839
  Less unrealized gains (losses) in interest rate swaps
    designated as offsets to fixed rate debt                                                       (262)         472
---------------------------------------------------------------------------------------------------------------------
        Net unrealized gains - off-balance sheet
          derivative financial instruments                                                          100          367
---------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses)                                                        $   (1,201)       1,126
=====================================================================================================================

(a) Additional information related to the securities portfolios can be found in Tables 14and 15. Additional information related to off-balance sheet derivative financial instruments can be found in Tables 16, 17 and 18.

(b) At December 31, 1999, unrealized gains of $14 million associated with $8.3 billion of interest rate swaps that qualify as asset rate conversions of securities available for sale are included with the securities available for sale portfolio.

TABLE 14
SECURITIES AVAILABLE FOR SALE
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   DECEMBER 31, 1999
                                      ----------------------------------------------------------------------------------------------

                                                                                            GROSS UNREALIZED                AVERAGE
                                       1 YEAR        1-5      5-10  AFTER 10           -----------------------  AMORTIZED   MATURITY
(IN MILLIONS)                         OR LESS      YEARS     YEARS     YEARS    TOTAL    GAINS      LOSSES          COST   IN YEARS
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                       $       3          1     1,660        517    2,181        -         167         2,348      12.75
U.S. Government agencies                   32        803    21,621      1,806   24,262        1       1,216        25,477       8.89
Asset-backed                              378     10,295     5,821        568   17,062      290         409        17,181       6.31
State, county and municipal                 -          1        39        856      896        1          13           908      27.96
Sundry                                  1,032        741     2,845      2,258    6,876      223         141         6,794       7.10
--------------------------------------------------------------------------------------------------------------------------
        Total                       $   1,445     11,841    31,986      6,005   51,277      515       1,946        52,708       8.36
====================================================================================================================================
MARKET VALUE
Debt securities                     $   1,445     11,841    31,986      4,098   49,370      320       1,916        50,966
Equity securities                           -          -         -      1,907    1,907      195          30         1,742
------------------------------------------------------------------------------------------------------------------------------------
        Total                       $   1,445     11,841    31,986      6,005   51,277      515       1,946        52,708
--------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities                     $   1,389     11,681    33,544      4,352   50,966
Equity securities                           -          -         -      1,742    1,742
---------------------------------------------------------------------------------------
        Total                       $   1,389     11,681    33,544      6,094   52,708
=======================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                          5.17 %     4.56      5.76       5.70     5.74
  U.S. Government agencies               5.76       7.03      6.47       6.47     6.49
  Asset-backed                           8.63       8.16      6.87      10.66     7.79
  State, county and municipal               -       9.34      7.43       9.09     9.02
  Sundry                                 5.33       6.71      7.55       3.90     5.98
  Consolidated                           6.10 %     7.99      6.60       6.28     6.86
=======================================================================================

                                                                                                                   DECEMBER 31, 1998
                                      ----------------------------------------------------------------------------------------------
                                                                                          GROSS UNREALIZED                   AVERAGE
                                       1 YEAR        1-5      5-10   AFTER 10           -----------------------  AMORTIZED  MATURITY
(IN MILLIONS)                         OR LESS      YEARS     YEARS      YEARS    TOTAL    GAINS      LOSSES          COST   IN YEARS
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                       $      66          1     2,477        238    2,782      201           -         2,581     10.14
U.S. Government agencies                  225      6,203    18,483          -   24,911      212          18        24,717      5.89
Asset-backed                              315      2,545     4,311         49    7,220       95          46         7,171      6.42
State, county and municipal                 4          2        19         56       81        1           -            80     15.92
Sundry                                     92        547       266      1,535    2,440      216          25         2,249      8.00
---------------------------------------------------------------------------------------------------------------------------
        Total                       $     702      9,298    25,556      1,878   37,434      725          89        36,798      6.40
====================================================================================================================================
MARKET VALUE
Debt securities                     $     702      9,298    25,556        604   36,160      520          87        35,727
Equity securities                           -          -         -      1,274    1,274      205           2         1,071
--------------------------------------------------------------------------------------------------------------------------
        Total                       $     702      9,298    25,556      1,878   37,434      725          89        36,798
==========================================================================================================================
AMORTIZED COST
Debt securities                     $     690      9,209    25,216        612   35,727
Equity securities                           -          -         -      1,071    1,071
---------------------------------------------------------------------------------------
        Total                       $     690      9,209    25,216      1,683   36,798
=======================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                          6.70 %     4.96      6.05       6.05     6.07
  U.S. Government agencies               5.82       6.71      6.48          -     6.53
  Asset-backed                           8.77       7.52      6.64       7.85     7.05
  State, county and municipal            9.29       7.15      7.23       7.28     7.38
  Sundry                                 4.34       7.10      6.39       5.34     5.85
  Consolidated                           7.03 %     6.95      6.46       5.58     6.56
=======================================================================================

--------------------------------------------------------------------------------
Securities available for sale with an aggregate amortized cost of $27.0 billion at December 31, 1999, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.

Included in U.S. Government agencies and Sundry securities at December 31, 1999, are $2.6 billion of securities denominated in currencies other than the U.S. dollar. At December 31, 1999, these securities had a weighted average maturity of 8.91 years and a weighted average yield of 7.24 percent.

Included in Asset-backed securities at December 31, 1999, are interest-only and residual certificates with a market value of $583 million; gross unrealized gains and losses of $88 million and $4 million, respectively; and an amortized cost of $499 million.

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

At December 31, 1999 and 1998, there were forward commitments to purchase securities at a cost which approximates a market value of $22 million and $4.0 billion, respectively. At December 31, 1999, there were commitments to sell securities at a cost which approximates a market value of $46 million.

Gross gains and losses realized on the sale of debt securities in 1999 were $69 million and $131 million, respectively, and gross gains and losses realized on equity securities were $147 million and $14 million, respectively. Gross gains and losses realized on the sale of debt securities in 1998 were $399 million and $62 million, respectively, and gross gains and losses realized on equity securities were $18 million and $2 million, respectively. Gross gains and losses realized on the sale of debt securities in 1997 were $54 million and $43 million, respectively, and gross gains and losses realized on equity securities were $52 million and $11 million, respectively.

TABLE 15
INVESTMENT SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                DECEMBER 31, 1999
                                     ----------------------------------------------------------------------------------------------
                                                                                          GROSS UNREALIZED                 AVERAGE
                                        1 YEAR        1-5     5-10   AFTER 10             -----------------    MARKET     MATURITY
(In millions)                          OR LESS      YEARS    YEARS       YEARS     TOTAL   GAINS     LOSSES     VALUE     IN YEARS
-----------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                      $        11          -        1           -        12       -          -        12         0.63
U.S. Government agencies                    41        148      854           1     1,044       7         23     1,028         5.31
CMOs                                        58          -        1           -        59       -          -        59         0.65
State, county and municipal                 49        142      277         147       615      68          1       682         7.64
Sundry                                       3         22        1           2        28       -          -        28         2.95
----------------------------------------------------------------------------------------------------------------------
        Total                      $       162        312    1,134         150     1,758      75         24     1,809         5.90
====================================================================================================================================
MARKET VALUE
Debt securities                    $       163        322    1,154         170     1,809
==========================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                           4.72 %        -     4.74           -      4.72
  U.S. Government agencies                6.86       7.17     6.60        5.26      6.69
  CMOs                                    8.22          -    10.39           -      8.27
  State, county and municipal             9.35      10.21    11.86       11.41     11.17
  Sundry                                  7.52       7.02     7.60        6.61      7.07
  Consolidated                            7.95 %     8.54     7.89       11.33      8.31
===========================================================================================

                                                                                                                 DECEMBER 31, 1998
                                     ----------------------------------------------------------------------------------------------
                                                                                          Gross Unrealized                 Average
                                        1 Year        1-5     5-10   After 10             ------------------    Market     Maturity
(In millions)                          or Less      Years    Years       Years     Total   Gains     Losses     Value     in Years
-----------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                      $         5          7        -           -        12       -          -        12         1.23
U.S. Government agencies                     -        891      151           3     1,045      25          1     1,069         4.08
CMOs                                       100         65        -           -       165       3          -       168         0.98
State, county and municipal                102        165      235         245       747     110          -       857         7.65
Sundry                                      24         27        2           3        56       -          -        56         2.13
----------------------------------------------------------------------------------------------------------------------
        Total                      $       231      1,155      388         251     2,025     138          1     2,162         5.08
====================================================================================================================================
MARKET VALUE
Debt securities                    $       234      1,190      434         304     2,162
==========================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                           4.78 %     4.70        -           -      4.73
  U.S. Government agencies                   -       6.95     6.51        8.43      6.89
  CMOs                                    8.71       7.21        -           -      8.12
  State, county and municipal             9.97       9.95    11.41       11.96     11.07
  Sundry                                  7.12       7.32     7.26        5.14      7.13
  Consolidated                            9.02 %     7.39     9.48       11.84      8.53
=========================================================================================

--------------------------------------------------------------------------------
Investment securities with an aggregate amortized cost of $919 million at December 31, 1999, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.

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

There were no commitments to purchase or sell investment securities at December 31, 1999 and 1998.

Gross gains realized on repurchase agreement underdeliveries and calls of investment securities were $171,000, $4 million and $3 million in 1999, 1998 and 1997, respectively.

TABLE 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 DECEMBER 31, 1999
                                                     ------------------------------------------------------------------------------


                                                                                      GROSS UNREALIZED                     AVERAGE
                                                        NOTIONAL     CARRYING   ---------------------------  MARKET    MATURITY IN
(In millions)                                             AMOUNT    AMOUNT (f)       GAINS        LOSSES      VALUE       YEARS (g)
-----------------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS (b)
Interest rate swaps                                $      50,910           39           63           200        (98)          2.81
Options (c)                                                6,451          115            -           353       (238)          8.48
Futures                                                      190            -            -            -           -           0.25
--------------------------------------------------------------------------------------------------------------------
        Total asset rate conversions               $      57,551          154           63           553       (336)          3.44
====================================================================================================================================
LIABILITY RATE CONVERSIONS (d)
Interest rate swaps                                $      62,988           18          661           437        242           5.65
Options (c)                                               11,170           31          115             1        145           1.56
--------------------------------------------------------------------------------------------------------------------
        Total liability rate conversions           $      74,158           49          776           438        387           5.04
====================================================================================================================================
RATE SENSITIVITY HEDGES (e)
Basis swaps                                        $         706            -            -             -          -           3.11
Options (c)                                                9,743          158            1            30        129           1.19
Futures                                                   46,122            -           33             -         33           0.25
Options on futures                                         2,000            -            -             -          -           0.72
--------------------------------------------------------------------------------------------------------------------
        Total rate sensitivity hedges              $      58,571          158           34            30        162           0.46
====================================================================================================================================

                                                                                                                 DECEMBER 31, 1998
                                                     ------------------------------------------------------------------------------


                                                                                       GROSS UNREALIZED                    AVERAGE
                                                        NOTIONAL     CARRYING      ------------------------- MARKET    MATURITY IN
(In millions)                                             AMOUNT    AMOUNT (f)       GAINS        LOSSES      VALUE       YEARS (g)
-----------------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS (b)
Interest rate swaps                                $      18,351           41          397            14        424           2.75
Options (c)                                                7,557          135           18            11        142           8.21
--------------------------------------------------------------------------------------------------------------------
        Total asset rate conversions               $      25,908          176          415            25        566           4.34
====================================================================================================================================
LIABILITY RATE CONVERSIONS (d)
Interest rate swaps                                $       8,898           27          504            32        499           5.21
Options (c)                                                  170            1            -             -          1           4.57
--------------------------------------------------------------------------------------------------------------------
        Total liability rate conversions           $       9,068           28          504            32        500           5.20
====================================================================================================================================
RATE SENSITIVITY HEDGES (e)
Basis swaps                                        $         785            -            -            -           -           4.10
Options (c)                                               12,169           34            -           29           5           1.32
Futures                                                    1,500            -            6            -           6           0.25
--------------------------------------------------------------------------------------------------------------------
        Total rate sensitivity hedges              $      14,454           34            6            29         11           1.36
====================================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(b) Off-balance sheet derivative financial instruments with a notional amount of $49.3 billion and $25.9 billion at December 31, 1999 and 1998, respectively, primarily convert floating rate loans to fixed rate. The 1999 notional amount includes a $29.2 billion interest rate swap maturing in December 2000 that is extendible at the option of the counterparty as a $7.5 billion forward-starting swap that qualifies as an asset rate conversion and which matures in 2012. At December 31, 1999, interest rate swaps with a notional amount of $8.3 billion are rate conversions of securities available for sale.

(c) Includes purchased interest rate floors, caps and collars and purchased options on swaps.

(d) Off-balance sheet derivative financial instruments with a notional amount of $36.2 billion and $9.0 billion at December 31, 1999 and 1998, respectively, convert fixed rate liabilities, primarily CD's, long-term debt and bank notes, to floating rate. The 1999 notional amount of $36.2 billion includes a $26.2 billion interest rate swap that declines on a quarterly basis through December 2000, based on the estimated decline in the balance of the designated fixed rate liabilities, to $6.0 billion which matures in 2009. Off-balance sheet derivative financial instruments with a notional amount of $38.0 billion, of which $27.0 billion are forward-starting swaps at December 31, 1999, convert floating rate liabilities, primarily deposits and long-term debt, to fixed rate.

(e) Off-balance sheet derivative financial instruments designated as rate sensitivity hedges are primarily used to modify the interest rate characteristics of pay-variable interest rate swaps under asset rate conversions or liability rate conversions.

(f) Carrying amount includes accrued interest receivable or payable and unamortized premiums.

(g) Estimated maturity approximates average life.

TABLE 17
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                               DECEMBER 31, 1999
                                                ---------------------------------------------------------------------------------

                                                     1 YEAR           1 -2         2 -5         5 -10     AFTER 10
(In millions)                                       OR LESS          YEARS        YEARS         YEARS        YEARS         TOTAL
---------------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount - swaps                       $      32,386          2,041        2,219         3,647       10,617        50,910
Notional amount - other                                 115             67          221         6,238            -         6,641
Weighted average receive rate (b)                      6.91 %         6.36         6.28          6.47         7.04          6.86
Weighted average pay rate (b)                          6.08 %         6.20         6.22          6.10         6.14          6.11
Estimated fair value                          $          18             (3)         (24)         (289)         (38)         (336)
---------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount - swaps                       $      20,926            734        2,550        22,213       16,565        62,988
Notional amount - other                                      -      11,000          170            -             -        11,170
Weighted average receive rate (b)                      6.61 %         7.30         6.75          6.49         7.37          6.63
Weighted average pay rate (b)                          6.10 %         6.09         6.25          6.04         6.15          6.09
Estimated fair value                          $        (105)           150          (14)          258           98           387
---------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount - swaps                       $          82             87          355           182            -           706
Notional amount - other                              55,622          2,243            -            -             -        57,865
Weighted average receive rate (b)                      6.46 %         6.46         6.46          6.46            -          6.46
Weighted average pay rate (b)                          5.58 %         5.58         5.58          5.58            -          5.58
Estimated fair value                          $         144             18            -            -             -           162
=================================================================================================================================

                                                                                                                DECEMBER 31, 1998
                                                ---------------------------------------------------------------------------------

                                                     1 YEAR           1 -2         2 -5         5 -10     AFTER 10
(In millions)                                       OR LESS          YEARS        YEARS         YEARS        YEARS         TOTAL
---------------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount - swaps                       $       3,616          9,861        3,763           711          400        18,351
Notional amount - other                               1,032              -          231         6,294            -         7,557
Weighted average receive rate (b)                      6.84 %         6.56         6.16          5.75         6.65          6.50
Weighted average pay rate (b)                          5.38 %         5.22         5.44          5.45         5.24          5.31
Estimated fair value                          $          57            218           96           146           49           566
---------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount - swaps                       $       1,587            493        1,784         4,879          155         8,898
Notional amount - other                                   -             -           170             -            -           170
Weighted average receive rate (b)                      6.37 %         6.33         6.78          6.74         6.31          6.65
Weighted average pay rate (b)                          5.30 %         5.64         5.38          5.43         5.73          5.41
Estimated fair value                          $          41              5           95           349           10           500
---------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount - swaps                       $          79             82          330           294             -          785
Notional amount - other                              11,426              -        2,243             -             -       13,669
Weighted average receive rate (b)                      5.56 %         5.56         5.56          5.56             -         5.56
Weighted average pay rate (b)                          4.94 %         4.94         4.94          4.94             -         4.94
Estimated fair value                          $           7              -            4             -             -           11
=================================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(b) Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only, and therefore, they exclude the impact of forward-starting interest rate swaps. Substantially all of the currently effective interest rate swaps are receive-fixed/pay-variable with pay rates generally based on one-to-six month LIBOR, and they are the pay rates in effect at December 31, 1999 and 1998.

TABLE 18
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)
---------------------------------------------------------------------------------------------------------------------------

                                                                       ASSET       LIABILITY          RATE
                                                                        RATE            RATE   SENSITIVITY
(IN MILLIONS)                                                    CONVERSIONS     CONVERSIONS        HEDGES           TOTAL
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                  $         17,714          11,422        20,880          50,016
Additions                                                             11,422           1,361        10,775          23,558
Maturities and amortizations                                          (3,413)         (2,348)      (15,794)        (21,555)
Terminations and redesignations, net                                     185          (1,367)       (1,407)         (2,589)
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                            25,908           9,068        14,454          49,430
Additions                                                             39,631          69,045        85,659         194,335
Maturities and amortizations                                          (6,559)         (3,955)      (35,793)        (46,307)
Terminations and redesignations, net                                  (1,429)                -      (5,749)         (7,178)
---------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                                  $         57,551          74,158        58,571         190,280
===========================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

TABLE 19
INTEREST DIFFERENTIAL
---------------------------------------------------------------------------------------------------------------------------------

                                                                         1999 COMPARED TO 1998              1998 Compared to 1997
                                                  --------------------------------------------  ---------------------------------
                                                     INTEREST                        VARIANCE   Interest                 Variance
                                                      INCOME/              ATTRIBUTABLE TO (c)   Income/       Attributable to (c)
                                                      EXPENSE      ---------------------------  Expense    ----------------------
(In millions)                                        VARIANCE          RATE        VOLUME      Variance         Rate       Volume
---------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Interest-bearing bank balances                  $         (95)          (17)          (78)         (48)           1          (49)
Federal funds sold and securities
  purchased under resale agreements                      (167)          (26)         (141)         227          (46)         273
Trading account assets (a)                                 54           (12)           66          214           (9)         223
Securities available for sale (a)                         667            90           577          899          (63)         962
Investment securities (a)
  U.S. Government and other                               (43)           (4)          (39)         (58)          (5)         (53)
  State, county and municipal                             (13)            4           (17)         (17)           5          (22)
---------------------------------------------------------------------------------------------------------------------------------
        Total investment securities                       (56)            -           (56)         (75)           -          (75)
---------------------------------------------------------------------------------------------------------------------------------
Loans (a) (b)                                            (295)         (321)           26         (660)        (448)        (212)
Other earning assets (b)                                   56             -            56           87           43           44
---------------------------------------------------------------------------------------------------------------------------------
        Total earning assets                    $         164          (286)          450          644         (522)       1,166
=================================================================================================================================
INTEREST-BEARING LIABILITIES
Deposits                                                 (262)         (198)          (64)         168          153           15
Short-term borrowings                                    (354)         (118)         (236)         776          (45)         821
Long-term debt                                            604          (140)          744          199          (36)         235
---------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities      $         (12)         (456)          444        1,143           72        1,071
=================================================================================================================================
Net interest income                             $         176           170             6         (499)        (594)          95
=================================================================================================================================

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b) Certain prior year amounts have been reclassified to conform to the presentation in 1999.

(c) Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES
---------------------------------------------------------------------------------------------------------------------------------

                                                                         YEAR ENDED 1999                         YEAR ENDED 1998
                                                   ----------------------------------------   -----------------------------------

                                                                                 AVERAGE                                 AVERAGE
                                                                    INTEREST       RATES                     INTEREST      RATES
                                                        AVERAGE      INCOME/     EARNED/         AVERAGE      INCOME/    EARNED/
(IN MILLIONS)                                          BALANCES      EXPENSE        PAID        BALANCES      EXPENSE       PAID
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                   $          835           39        4.58 %    $    2,331          134       5.76 %
Federal funds sold and securities
  purchased under resale agreements                       9,526          459        4.82          12,381          626       5.06
Trading account assets (a) (d)                            9,638          609        6.32           8,598          555       6.46
Securities available for sale (a) (d)                    43,767        2,989        6.83          35,177        2,322       6.60
Investment securities (a) (d)
  U.S. Government and other                               1,163           78        6.73           1,727          121       6.99
  State, county and municipal                               700           75       10.62             867           88      10.12
-----------------------------------------------------------------------------                 ------------------------
        Total investment securities                       1,863          153        8.19           2,594          209       8.04
-----------------------------------------------------------------------------                 ------------------------
Loans (a) (b) (d)
  Commercial
    Commercial, financial and agricultural               52,710        4,197        7.96          50,080        3,926       7.84
    Real estate - construction and other                  2,648          202        7.63           2,912          245       8.42
    Real estate - mortgage                                8,468          663        7.82           9,663          821       8.50
    Lease financing                                       4,967          629       12.65           4,454          502      11.28
    Foreign                                               4,500          273        6.08           4,297          287       6.68
-----------------------------------------------------------------------------                 ------------------------
        Total commercial                                 73,293        5,964        8.14          71,406        5,781       8.10
-----------------------------------------------------------------------------                 ------------------------
  Retail
    Real estate - mortgage                               25,306        1,788        7.07          26,114        1,968       7.54
    Installment loans - Bankcard                          2,293          305       13.30           3,634          566      15.56
    Installment loans - other and
      vehicle leasing (c)                                31,482        2,820        8.96          30,906        2,857       9.24
-----------------------------------------------------------------------------                 ------------------------
        Total retail                                     59,081        4,913        8.32          60,654        5,391       8.89
-----------------------------------------------------------------------------                 ------------------------
        Total loans                                     132,374       10,877        8.22         132,060       11,172       8.46
-----------------------------------------------------------------------------                 ------------------------
Other earning assets (c)                                  1,933          143        7.38           1,175           87       7.41
-----------------------------------------------------------------------------                 ------------------------
        Total earning assets                            199,936       15,269        7.64         194,316       15,105       7.77
                                                                 ========================                  ======================
Cash and due from banks                                   9,178                                    9,132
Other assets (c)                                         21,205                                   18,765
-----------------------------------------------------------------                             -----------
        Total assets                             $      230,319                               $  222,213
=================================================================                             ===========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                             37,448        1,035        2.77          34,917          937       2.68
    Money market accounts (c)                            20,031          631        3.15          22,742          755       3.32
    Other consumer time                                  33,557        1,675        4.99          37,291        1,987       5.33
    Foreign (c)                                           5,553          259        4.66           4,429          238       5.38
    Other time                                            7,528          454        6.03           6,342          399       6.29
-----------------------------------------------------------------------------                 ------------------------
        Total interest-bearing deposits                 104,117        4,054        3.89         105,721        4,316       4.08
  Federal funds purchased and securities
    sold under repurchase agreements                     30,046        1,452        4.83          33,121        1,676       5.06
  Commercial paper                                        2,224          107        4.81           1,954          102       5.23
  Other short-term borrowings                             9,188          460        5.01          11,109          595       5.36
  Long-term debt                                         28,738        1,626        5.66          16,268        1,022       6.28
-----------------------------------------------------------------------------                 ------------------------
        Total interest-bearing liabilities              174,313        7,699        4.42         168,173        7,711       4.59
                                                                 ========================                  ======================
  Noninterest-bearing deposits                           30,995                                   30,609
  Other liabilities                                       9,079                                    7,553
  Stockholders' equity (c)                               15,932                                   15,878
----------------------------------------------------------------                              -----------
        Total liabilities and
          stockholders' equity                   $      230,319                               $  222,213
=================================================================                             ===========
Interest income and rate earned                                   $   15,269        7.64 %               $     15,105    $  7.77 %
Interest expense and equivalent rate paid                              7,699        3.85                        7,711       3.96
------------------------------------------------------------------------------------------               ------------------------
Net interest income and margin (e)                                $    7,570        3.79 %               $      7,394    $  3.81 %
==========================================================================================               ========================

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

(c) Certain prior year amounts have been reclassified to conform to the presentation in 1999.

---------------------------------------------------------------------------------------------------------------------

                       YEAR ENDED 1997                        YEAR ENDED 1996                        YEAR ENDED 1995
   -----------------------------------      ----------------------------------      ---------------------------------

                              AVERAGE                                AVERAGE                                 AVERAGE
                  INTEREST      RATES                     INTEREST      RATES                     INTEREST      RATES
      AVERAGE      INCOME/    EARNED/          AVERAGE     INCOME/    EARNED/          AVERAGE     INCOME/    EARNED/
     BALANCES      EXPENSE       PAID         BALANCES     EXPENSE       PAID         BALANCES     EXPENSE       PAID
   -------------------------------------------------------------------------------------------------------------------
$       3,184          182       5.68 %   $      2,298         130       5.67 %   $      2,439         150       6.15 %

        7,219          399       5.51            7,104         377       5.32            3,231         179       5.55
        5,174          341       6.59            4,811         320       6.64            2,294         158       6.90
       20,844        1,423       6.83           21,869       1,449       6.62           14,690         948       6.45

        2,478          179       7.22            3,497         241       6.89           10,470         688       6.58
        1,085          105       9.67            1,370         132       9.64            2,050         202       9.83
   ------------------------                 -----------------------                 -----------------------
        3,563          284       7.97            4,867         373       7.66           12,520         890       7.11
   ------------------------                 -----------------------                 -----------------------


       43,118        3,464       8.03           40,089       3,285       8.20           38,493       3,265       8.48
        3,295          293       8.89            3,562         302       8.48            3,077         315      10.24
       13,619        1,180       8.67           14,230       1,283       9.02           15,246       1,483       9.73
        4,199          423      10.09            3,124         264       8.44            2,453         209       8.52
        3,349          215       6.43            2,144         136       6.33            1,453         102       7.05
   ------------------------                 -----------------------                 -----------------------
       67,580        5,575       8.25           63,149       5,270       8.35           60,722       5,374       8.85
   ------------------------                 -----------------------                 -----------------------

       31,241        2,426       7.77           32,856       2,514       7.65           29,426       2,190       7.44
        7,005        1,058      15.11            6,478         922      14.24            6,366         902      14.17

       28,691        2,773       9.66           26,637       2,521       9.47           24,731       2,386       9.65
   ------------------------                 -----------------------                 -----------------------
       66,937        6,257       9.35           65,971       5,957       9.03           60,523       5,478       9.05
   ------------------------                 -----------------------                 -----------------------
      134,517       11,832       8.80          129,120      11,227       8.70          121,245      10,852       8.95
   ------------------------                 -----------------------                 -----------------------
            -            -          -                -           -          -                -           -          -
   ------------------------                 -----------------------                 -----------------------
      174,501       14,461       8.29          170,069      13,876       8.16          156,419      13,177       8.42
                ======================                   =====================                   =====================
        8,695                                    8,620                                   8,306
       12,784                                   10,525                                   9,214
   -----------                              -----------                             -----------
$     195,980                             $    189,214                            $    173,939
   ===========                              ===========                             ===========



       33,104          898       2.71           33,360         828       2.48           33,781         824       2.44
       24,033          694       2.89           22,179         622       2.80           20,654         633       3.06
       39,752        2,067       5.20           42,226       2,198       5.21           40,766       2,112       5.18
        3,092          164       5.29            3,307         167       5.07            4,284         237       5.53
        5,377          325       6.05            3,853         216       5.60            3,437         210       6.11
   ------------------------                 -----------------------                 -----------------------
      105,358        4,148       3.94          104,925       4,031       3.84          102,922       4,016       3.90

       22,759        1,147       5.04           22,815       1,133       4.97           14,599         831       5.69
        1,948          112       5.76            1,865          98       5.27            2,104         123       5.83
        5,680          338       5.96            4,228         234       5.53            3,376         202       6.00
       12,596          823       6.53           10,443         655       6.27            8,334         560       6.72
   ------------------------                 -----------------------                 -----------------------
      148,341        6,568       4.43          144,276       6,151       4.26          131,335       5,732       4.36
                ======================                   =====================                   =====================
       27,489                                   26,351                                  24,822
        5,823                                    4,753                                   4,669
       14,327                                   13,834                                  13,113
   -----------                              -----------                             -----------

$     195,980                             $    189,214                            $    173,939
   ===========                              ===========                             ===========
              $     14,461       8.29 %                $    13,876       8.16 %                $    13,177       8.42 %
                     6,568       3.76                        6,151       3.61                        5,732       3.66
                ----------------------                   ---------------------                   ---------------------
              $      7,893       4.53 %                $     7,725       4.55 %                $     7,445       4.76 %
                ======================                   =====================                   =====================



(d) Tax-equivalent adjustments included in trading account assets, securities available for sale, investment securities, commercial, financial and agricultural loans, commercial real estate - mortgage loans, and lease financing are (in millions): $9, $20, $24, $50, $0 and $15, respectively, in 1999; $9,
$18, $27, $49, $0 and $14, respectively, in 1998; and $5, $11, $38, $32, $8 and
$5, respectively, in 1997.

(e) The net interest margin includes 21 basis points, 12 basis points and 6 basis points for the years ended 1999, 1998 and 1997, respectively, related to net interest income from off-balance sheet derivative transactions.

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

         To ensure the integrity, objectivity and fairness of the information in these consolidated financial statements, management of the Corporation has established and maintains internal controls supplemented by a program of internal audits. The internal controls are designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of internal controls, management recruits and trains highly qualified personnel, and maintains sound risk management practices.

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


January 14, 2000

FIRST UNION CORPORATION AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

Board of Directors and Stockholders
First Union Corporation

         We have audited the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Union Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.





KPMG LLP
Charlotte, North Carolina


January 14, 2000

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                                 DECEMBER 31,
                                                                                  ---------------------------

(In millions, except per share data)                                                      1999          1998
-------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                         $       10,081        11,192
Interest-bearing bank balances                                                           1,073         2,916
Federal funds sold and securities purchased under resale agreements                     11,523        14,529
-------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                 22,677        28,637
-------------------------------------------------------------------------------------------------------------
Trading account assets                                                                  14,946         9,759
Securities available for sale (amortized cost $52,708 in 1999; $36,798 in 1998)         51,277        37,434
Investment securities (market value $1,809 in 1999; $2,162 in 1998)                      1,758         2,025
Loans, net of unearned income ($5,525 in 1999; $4,026 in 1998)                         135,566       134,149
  Allowance for loan losses                                                             (1,757)       (1,826)
-------------------------------------------------------------------------------------------------------------
        Loans, net                                                                     133,809       132,323
-------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                   5,180         5,067
Due from customers on acceptances                                                          995         1,268
Goodwill and other intangible assets                                                     5,626         5,036
Other assets                                                                            16,756        15,538
-------------------------------------------------------------------------------------------------------------
        Total assets                                                            $      253,024       237,087
=============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                                          31,375        35,614
  Interest-bearing deposits                                                            109,672       106,853
-------------------------------------------------------------------------------------------------------------
        Total deposits                                                                 141,047       142,467
Short-term borrowings                                                                   50,107        41,438
Bank acceptances outstanding                                                               995         1,281
Other liabilities                                                                       12,191        12,055
Long-term debt                                                                          31,975        22,949
-------------------------------------------------------------------------------------------------------------
        Total liabilities                                                              236,315       220,190
-------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares,
  no par value; none issued                                                                   -              -
Common stock, $3.33-1/3 par value; authorized 2 billion shares, outstanding
  988 million shares in 1999; 982 million shares in 1998                                 3,294         3,274
Paid-in capital                                                                          5,980         4,029
Retained earnings                                                                        8,365         9,187
Accumulated other comprehensive income, net                                               (930)          407
-------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                      16,709        16,897
-------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                              $      253,024       237,087
=============================================================================================================

See accompanying Notes to Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                                  YEARS ENDED DECEMBER 31,
                                                                  ----------------------------------------

(IN MILLIONS, EXCEPT PER SHARE DATA)                                       1999         1998         1997
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                      $        10,812       11,109       11,787
Interest and dividends on securities available for sale                   2,969        2,304        1,412
Interest and dividends on investment securities                             129          182          246
Trading account interest                                                    600          546          336
Other interest income                                                       641          847          581
----------------------------------------------------------------------------------------------------------
        Total interest income                                            15,151       14,988       14,362
----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                      4,054        4,316        4,148
Interest on short-term borrowings                                         2,019        2,373        1,597
Interest on long-term debt                                                1,626        1,022          823
----------------------------------------------------------------------------------------------------------
        Total interest expense                                            7,699        7,711        6,568
----------------------------------------------------------------------------------------------------------
Net interest income                                                       7,452        7,277        7,794
Provision for loan losses                                                   692          691        1,103
----------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                       6,760        6,586        6,691
----------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
First Union Securities
  Capital Markets
    Trading account profits                                                 346          124          237
    Securities transactions - equity investments                            133          100            3
    Investment banking and other Capital Markets income                   1,260          932          687
----------------------------------------------------------------------------------------------------------
        Total Capital Markets                                             1,739        1,156          927
  Capital Management                                                      2,316        1,805        1,158
----------------------------------------------------------------------------------------------------------
        Total First Union Securities                                      4,055        2,961        2,085
Residential mortgage                                                        405          533          315
Service charges on deposit accounts                                       1,106        1,099        1,087
Fees for other banking services                                             356          364          336
Securities transactions - portfolio                                         (62)         357           52
Securitization                                                              417          248           58
Sundry                                                                      656          873          389
----------------------------------------------------------------------------------------------------------
        Total fee and other income                                        6,933        6,435        4,322
----------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                            4,716        4,250        3,550
Occupancy                                                                   546          561          544
Equipment                                                                   793          723          649
Advertising                                                                 234          223          141
Communications and supplies                                                 481          480          393
Professional and consulting fees                                            287          311          386
Goodwill and other intangible amortization                                  391          348          315
Merger-related and restructuring charges                                    404        1,212          284
Sundry expense                                                            1,010          948          958
----------------------------------------------------------------------------------------------------------
        Total noninterest expense                                         8,862        9,056        7,220
----------------------------------------------------------------------------------------------------------
Income before income taxes                                                4,831        3,965        3,793
Income taxes                                                              1,608        1,074        1,084
----------------------------------------------------------------------------------------------------------
        Net income                                              $         3,223        2,891        2,709
==========================================================================================================
PER SHARE DATA
Basic earnings                                                  $          3.35         2.98         2.84
Diluted earnings                                                           3.33         2.95         2.80
Cash dividends                                                  $          1.88         1.58         1.22
AVERAGE SHARES (IN THOUSANDS)
Basic                                                                   959,390      969,131      955,241
Diluted                                                                 966,863      980,112      966,792
==========================================================================================================

See accompanying Notes to Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                           Accumulated
(Shares in thousands,                       Common Stock                                         Other
dollars in millions)                   ----------------------  Paid-in     Retained      Comprehensive
                                        Shares      Amount     Capital     Earnings        Income, Net           Total
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996              988,594    $  3,295       1,773       9,449          29                  14,546
------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                               --          --          --         2,709        --                     2,709
  Net unrealized gain on debt and
    equity securities                      --          --          --          --           257                     257
------------------------------------------------------------------------------------------------------------------------
          Total comprehensive income       --          --          --         2,709         257                   2,966
Purchases of common stock               (51,675)       (172)     (1,369)       (819)       --                    (2,360)
Common stock issued for
  Stock options and restricted stock     14,923          50         709        --          --                       759
  Dividend reinvestment plan              1,525           5          51        --          --                        56
  Public offering                         7,500          25         333        --          --                       358
  Purchase accounting acquisitions          117        --             3        --          --                         3
Deferred compensation, net                 --          --           (44)       --          --                       (44)
Cash dividends paid by
  First Union Corporation
    $1.22 per share                        --          --          --          (711)       --                      (711)
  Acquired companies                       --          --          --          (430)       --                      (430)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997              960,984       3,203       1,456      10,198         286                  15,143
Comprehensive income
  Net income                               --          --          --         2,891        --                     2,891
  Net unrealized gain on debt and
    equity securities, net of
    reclassification adjustment            --          --          --          --           121                     121
------------------------------------------------------------------------------------------------------------------------
          Total comprehensive income       --          --          --         2,891         121                   3,012
Purchases of common stock               (49,738)       (165)       (384)     (2,507)       --                    (3,056)
Common stock issued for
  Stock options and restricted stock     19,271          64         787        --          --                       851
  Dividend reinvestment plan              1,476           4          77        --          --                        81
  Acquisitions                           50,230         168       2,243         129        --                     2,540
Deferred compensation, net                 --          --          (150)       --          --                      (150)
Cash dividends paid by
  First Union Corporation
    $1.58 per common share                 --          --          --        (1,423)       --                    (1,423)
  Acquired companies                       --          --          --          (101)       --                      (101)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998              982,223       3,274       4,029       9,187         407                  16,897
Comprehensive income
  Net income                               --          --          --         3,223        --                     3,223
  Net unrealized loss on debt and
    equity securities, net of
    reclassification adjustment            --          --          --          --        (1,337)                 (1,337)
------------------------------------------------------------------------------------------------------------------------
          Total comprehensive income       --          --          --         3,223      (1,337)                  1,886
Purchases of common stock               (35,508)       (118)        533      (2,228)       --                    (1,813)
Common stock issued for
  Stock options and restricted stock      8,644          29         379        --          --                       408
  Dividend reinvestment plan              1,937           6          78        --          --                        84
  Acquisitions                           31,019         103       1,148        --          --                     1,251
Deferred compensation, net                 --          --          (187)       --          --                      (187)
Cash dividends paid, $1.88 per share       --          --          --        (1,817)       --                    (1,817)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999              988,315    $  3,294       5,980       8,365        (930)                 16,709
========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                        YEARS ENDED DECEMBER 31,
                                                                                          --------------------------------------
(In millions)                                                                                   1999          1998         1997
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                              $      3,223         2,891        2,709
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                           281           249           40
  Provision for loan losses                                                                      692           691        1,103
  Securitization gains                                                                          (417)         (529)        (154)
  Gain on sale of mortgage servicing rights                                                      (44)          (22)          (1)
  Securities available for sale transactions                                                     (71)         (353)         (52)
  Investment securities transactions                                                                -           (4)          (3)
  Depreciation, goodwill and other amortization                                                1,172         1,141          965
  Deferred income taxes                                                                        1,079           624          553
  Trading account assets, net                                                                 (6,626)         (380)      (1,350)
  Mortgage loans held for resale                                                               1,677        (1,464)        (964)
  (Gain) loss on sales of premises and equipment                                                 (16)          (11)           5
  Other assets, net                                                                              439        (2,513)        (609)
  Other liabilities, net                                                                      (1,508)        3,090          933
--------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                                        (119)        3,410        3,175
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                      17,525        28,698        9,243
  Maturities of securities available for sale                                                  4,104         5,201        2,278
  Purchases of securities available for sale                                                 (27,954)      (47,477)     (15,374)
  Calls and underdeliveries of investment securities                                                -          387            4
  Maturities of investment securities                                                            523         1,480        1,500
  Purchases of investment securities                                                            (263)         (366)        (840)
  Origination of loans, net                                                                  (10,346)         (872)        (960)
  Sales of premises and equipment                                                                280           475          160
  Purchases of premises and equipment                                                           (957)       (1,139)        (648)
  Goodwill and other intangible assets, net                                                     (101)         (179)         (44)
  Purchase of bank-owned separate account life insurance                                        (576)         (359)      (2,011)
  Cash equivalents acquired, net of purchases of banking organizations                           168           366            6
--------------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                (17,597)      (13,785)      (6,686)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Purchases (sales) of deposits, net                                                          (1,420)        5,139          620
  Securities sold under repurchase agreements and other short-term borrowings, net             7,637         7,525        4,061
  Issuances of long-term debt                                                                 17,612        11,493        3,676
  Payments of long-term debt                                                                  (8,586)       (3,153)      (1,797)
  Sales of common stock                                                                          143           700          728
  Purchases of common stock                                                                   (1,813)       (3,056)      (2,360)
  Cash dividends paid                                                                         (1,817)       (1,524)      (1,141)
--------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                                             11,756        17,124        3,787
--------------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                      (5,960)        6,749          276
        Cash and cash equivalents, beginning of year                                          28,637        21,888       21,612
--------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                          $     22,677        28,637       21,888
--------------------------------------------------------------------------------------------------------------------------------
CASH PAID FOR
Interest                                                                                $      7,568         7,566        7,250
Income taxes                                                                                      30           152          502
NONCASH ITEMS
Increase in securities available for sale and a decrease in trading account assets             1,529             -            -
Increase in securities available for sale and a decrease in loans                              8,259             -            -
Increase in trading account assets and a decrease in loans                                          -        2,212            -
Increase in assets held for sale and a decrease in loans                                            -          133        3,200
Increase in foreclosed properties and a decrease in loans                                          9             3           17
Issuance of common stock for purchase accounting acquisitions                           $      1,251         2,540            3
===============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

         First Union Corporation (the "Parent Company") is a bank holding company whose principal wholly owned subsidiaries are First Union National Bank, a national banking association; First Union Home Equity Bank, N.A., a national banking association; First Union Securities, Inc., an investment banking firm; First Union Mortgage Corporation, a mortgage banking firm; and First Union Brokerage Services, Inc., a securities brokerage firm.

         The accounting and reporting policies of First Union Corporation and subsidiaries (the "Corporation") are in accordance with generally accepted accounting principles, and they conform to general practices within the applicable industries. The consolidated financial statements include the accounts of the Parent Company and all its subsidiaries. In consolidation, all significant intercompany accounts and transactions are eliminated.

         The Corporation is a diversified financial services company whose operations are principally domestic.

         Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include cash and due from banks, interest-bearing bank balances and federal funds sold and securities purchased under resale agreements. Generally, both cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

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

SECURITIES

         Securities are classified at the date of commitment or purchase as trading account assets, securities available for sale or investment securities, based on management's intention. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.

         Trading account assets, primarily debt securities, trading derivatives and securities sold not owned, are recorded at fair value. Realized and unrealized gains and losses are included in trading account profits. Interest on trading account assets is recorded in interest income.

         Securities available for sale generally are used as a part of the Corporation's interest rate risk management strategy, and they may be sold in response to changes in interest rates, changes in prepayment risk and other factors. Securities available for sale are recorded at fair value with unrealized gains and losses recorded net of tax as a component of other comprehensive income. Equity securities classified as securities available for sale for which there are no readily determinable fair values are recorded at cost.

         Interest income on asset-backed securities is recognized using the level yield method. Current prepayment and loss assumptions are incorporated in calculating the level yield.

         Investment securities are stated at cost, net of the amortization of premium and the accretion of discount. The Corporation has the intent and the ability to hold these securities until maturity.

         The fair value of trading account assets and securities is based on quoted market prices or, if quoted market prices are not available, then the fair value is estimated using quoted market prices for similar securities, pricing models or discounted cash flow analysis.

         Securities available for sale and investment securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down treated as a realized loss.

DERIVATIVES USED FOR RISK MANAGEMENT

         The Corporation uses interest rate swaps, futures, forwards, net purchased options (including caps and floors) and combinations thereof to manage interest rate risk by either altering the interest rate risk characteristics (rate conversions) of assets or liabilities or hedging certain exposures to risk.

         To qualify for rate conversion accounting, a derivative must be designated to specific assets, liabilities or pools of similar assets or liabilities and must effectively alter the interest rate characteristics of the designated assets or liabilities.

         To qualify as a hedge of interest rate exposure, a derivative must reduce overall interest rate risk, must be designated as a hedge of specific assets, liabilities or pools of similar assets or liabilities, and the interest rate indices on the derivative and the hedged item must be highly correlated at inception and over the life of the derivative. Instruments that do not meet these requirements at inception or fail to meet them thereafter are accounted for as trading account assets from inception or the date that the criteria are no longer met.

         The net interest settlement on derivatives designated as rate conversions or hedges is treated as an adjustment to the interest income or expense on the designated assets or liabilities. Premiums paid and realized gains or losses from the settlement or termination of the contracts are deferred and amortized as a yield adjustment over the shorter of the remaining term of the underlying assets or liabilities or the term of the derivative. Derivatives designated as rate conversions or hedges of securities available for sale are recorded at fair value with unrealized gains and losses recorded net of tax as a component of other comprehensive income.

         If rate converted or hedged assets or liabilities are sold or otherwise disposed of, deferred gains or losses on the derivatives are included in the calculation of the gain or loss on sale or disposal, and the derivative is either terminated, accounted for as trading account assets or re-designated to another asset, liability or pool of similar assets or liabilities.

LOANS

         Loans are recorded at the principal balance outstanding net of deferred loan fees and costs. Loans held for sale are recorded at the lower of aggregate cost or market value by loan type as determined by quoted market prices, outstanding commitments from investors or current investor yield requirements. Loans held for sale are classified in Other Assets, and at December 31, 1999 and 1998, they amounted to $2.5 billion and $561 million, respectively.

         Gains or losses resulting from sales of loans are recognized when the proceeds are received.

         A loan is considered to be impaired when based on current information, it is probable the Corporation will not receive all amounts due in accordance with the contractual terms of a loan agreement. Discounted cash flow analyses using stated loan rates or the estimated fair value of collateral are used in determining the fair value of impaired loans.

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

         The accrual of interest is generally discontinued on all loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans and bankcard products that become approximately 120 days and 180 days past due, respectively, are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan the Corporation classified as nonaccrual, the loan is returned to accrual status.

--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES

         The Corporation's methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the results of analyses of individual commercial loans and pools of loans within the portfolio. The allocated portion of the allowance for commercial loans is based principally on current loan grades, historical loan loss rates adjusted to reflect current conditions, as well as analyses of other factors that may have affected the collectibility of loans in the portfolio. The Corporation analyzes all commercial loans with principal balances in excess of $1 million that are being monitored as potential credit problems to determine whether such loans are impaired, with impairment measured by reference to the borrowers' collateral values and cash flows. The allocated portion of the allowance for consumer loans is based principally on loan payment status and historical loss rates adjusted to reflect current conditions. The unallocated portion of the allowance for loan losses represents the results of analyses that measure probable losses inherent in the portfolio that are not adequately captured in the allocated allowance analyses. These analyses include consideration of unidentified losses inherent in the portfolio resulting from changing underwriting criteria, including acquired loan portfolios, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected overall credit criteria and other economic indicators used to estimate probable incurred losses.

         Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries' allowances for loan losses. These agencies may require such subsidiaries to recognize changes to the allowance based on their judgments about information available to them at the time of their examination.

GOODWILL AND OTHER INTANGIBLE ASSETS

         Goodwill is amortized on a straight-line basis generally over periods ranging from fifteen years to twenty-five years. Unamortized goodwill associated with disposed assets is included in the calculation of gain or loss on sale. Credit card premiums are amortized over the estimated period of benefit not to exceed ten years using the sum-of-the-years' digits method. Deposit base premiums are amortized principally over a ten-year period using accelerated methods. When deposits are sold, any related unamortized deposit base intangible is included in the determination of the gain on the sale of the deposits. The Corporation's unamortized goodwill and other intangibles are periodically reviewed to ensure that there have been no events or circumstances to indicate that the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced.

OTHER ASSETS

Equity Method Investments

         The Corporation recognizes gain or loss on transactions where a subsidiary or an equity method investee issues common stock. Recognition of a gain is subject to a determination that the gain is realizable and that there are no plans to reacquire the shares.

Merchant Banking Investments

         Merchant banking investments are recorded at market value with realized and unrealized gains and losses included in Investment Banking and Other Capital Markets Income in the consolidated statements of income. For publicly traded securities, market value is based on quoted market prices, net of applicable discounts for trading restrictions and liquidity. Investments in non-public securities are recorded at management's estimate of market value which initially is generally the cost basis or, if the investee has raised additional debt or capital, the value implied by these financings adjusted for differences in the terms of the securities.

--------------------------------------------------------------------------------
Servicing Assets

         In connection with certain businesses in which the Corporation securitizes and sells originated or purchased loans with servicing retained, principally the mortgage banking business, servicing assets or liabilities are recorded based on the relative fair value of the servicing rights on the date the loans are sold. Servicing assets are amortized in proportion to and over the period of estimated net servicing income. At December 31, 1999 and 1998, servicing assets, which are included in Other Assets, were $703 million and $637 million, respectively. There were no servicing liabilities at December 31, 1999 and 1998.

         Servicing assets are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of servicing assets exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted in subsequent periods as the fair value changes. For purposes of impairment evaluation and measurement, the Corporation stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination. The Corporation's servicing assets consist primarily of residential mortgage loans and home equity loans. The assumptions utilized in evaluating servicing assets for impairment include the specific cumulative net loss and prepayment rate on the underlying loans, and the discount rate. The range of assumptions for servicing assets on an aggregate basis at December 31, 1999, is summarized as follows: cumulative net losses, 0.6 percent to 16.9 percent; prepayment rate (annualized CPR), 5.6 percent to 35.7 percent; and discount rate, 9.5 percent to 13.0 percent.

RECLASSIFICATIONS

         At December 31, 1999, deferred compensation amounts, which historically were included in Other Assets and which relate to the unvested portion of restricted stock awards, were reclassified as a reduction of Stockholders' Equity. All prior periods reflect this reclassification.

         In 1999, customer receivables from the Corporation's retail brokerage business were reclassified from Loans to Other Assets and prior period amounts included herein were reclassified to conform to the 1999 presentation.

--------------------------------------------------------------------------------
NOTE 2:  ACQUISITIONS AND MERGER-RELATED AND RESTRUCTURING CHARGES

ACQUISITIONS

         On October 1, 1999, the Corporation acquired EVEREN Capital Corporation ("EVEREN"), which at June 30, 1999, had assets of $2.9 billion, for 31 million shares of the Corporation's common stock, 13 million of which were repurchased in the open market at a cost of $559 million by December 31, 1999. With respect to this purchase accounting acquisition, the Corporation recorded approximately $900 million of goodwill based on a purchase price of $1.1 billion. The goodwill is being amortized over twenty years. The goodwill is a preliminary estimate subject to change based on refinements to certain fair value adjustments and other integration strategies.

         On June 30, 1998, the Corporation acquired The Money Store Inc. ("TMSI"), a consumer finance company, which at December 31, 1997, had assets of $3.1 billion, for 38 million shares of the Corporation's common stock, substantially all of which were repurchased in the open market at a cost of $2 billion. With respect to this purchase accounting acquisition, the Corporation recorded $1.9 billion of goodwill and an intangible asset related to TMSI's origination network of $304 million. This was based on TMSI's closing equity of $489 million and fair value adjustments, net of tax effects, related to certain interest-only and residual certificates related to asset-backed securities issued by TMSI of $207 million, long-term debt of $47 million, professional fees and other acquisition-related expenses of $23 million, deferred taxes related to the origination network intangible of $120 million and other miscellaneous adjustments amounting to $158 million. The amortization periods of the goodwill and the network intangible are twenty-five years and fifteen years, respectively.

         On April 28, 1998, the Corporation acquired CoreStates Financial Corp ("CoreStates"), a multi-bank holding company based in Pennsylvania. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation was restated to include CoreStates historical financial information as if the combining companies had been consolidated for all periods presented herein. At December 31, 1997, CoreStates had assets of $48 billion, net loans of $35 billion, deposits of $34 billion, stockholders' equity of $3 billion and net income of $813 million. Each of the 204 million shares of CoreStates' common stock was exchanged for 1.62 shares of the Corporation's common stock.

         In January 1998, the Corporation acquired Covenant Bancorp, Inc. ("Covenant"), which at December 31, 1997, had assets of $415 million, for 1.6 million shares of the Corporation's common stock, substantially all of which were repurchased in the open market at a cost of $79 million. The Covenant acquisition was accounted for as a purchase. Also in January 1998, the Corporation acquired Wheat First Butcher Singer, Inc. ("Wheat First "), which at December 31, 1997, had assets of $1 billion and stockholders' equity of $171 million, for 10.3 million shares of the Corporation's common stock. The Wheat First acquisition was accounted for as a pooling of interests. Financial information related to Wheat First was not considered material to the historical results of the Corporation, and accordingly, the Corporation's financial statements were not restated.

         Certain pro forma financial information related to the Corporation and CoreStates, and which does not include information related to EVEREN, Covenant, Wheat First or TMSI, is presented below.

--------------------------------------------------------------------------------
FIRST UNION CORPORATION
CORESTATES FINANCIAL CORP                                           YEAR ENDED
PROFORMA FINANCIAL INFORMATION                                      DECEMBER 31,
-------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                                      1997
-------------------------------------------------------------------------------
(UNAUDITED)
Interest income                                            $            14,362
Interest expense                                                         6,452
Provision for loan losses                                                1,103
Fee and other income                                                     4,322
Noninterest expense                                                      7,336
Income taxes                                                             1,084
-------------------------------------------------------------------------------
Net income                                                 $             2,709
===============================================================================
Basic earnings per share                                   $              2.84
Diluted earnings per share                                 $              2.80
===============================================================================
CORPORATION AS ORIGINALLY REPORTED
Net interest income                                        $             5,677
Net income                                                               1,896
Basic earnings per share                                                  3.03
Diluted earnings per share                                 $              2.99
===============================================================================

         On November 28, 1997, the Corporation acquired Signet Banking Corporation ("Signet"), a bank holding company based in Virginia. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation was restated to include Signet historical information as if the combining companies had been consolidated for all periods presented herein. At September 30, 1997, Signet had assets of $11 billion, net loans of $7 billion, deposits of $8 billion and net income applicable to common stockholders of $73 million. In connection with the merger, each of the 61 million net outstanding shares of Signet common stock was converted into 1.10 shares of the Corporation's common stock.

MERGER-RELATED AND RESTRUCTURING CHARGES

         Merger-related charges are those charges which are directly related to mergers but which do not qualify for recognition until they are incurred. Merger-related charges consist principally of transaction costs such as investment banker fees; expenses related to combining operations and instituting efficiencies such as systems conversions and integration costs; and in 1998, they include a $100 million charitable contribution that was required under the terms of the CoreStates merger agreement. Merger-related charges also include other items similar to those classified as restructuring charges but which did not qualify for accrual at the time the mergers were consummated.

         In 1999, the Corporation incurred merger-related charges of $75 million related to the CoreStates merger and $20 million related to the EVEREN acquisition.

         Over the past several years, the Corporation has experienced rapid growth through numerous acquisitions. These acquisitions have enabled the Corporation to expand into both new business markets and new geographic regions. In the first quarter of 1999, it became apparent that the Corporation was not realizing the full benefit of operational efficiencies envisioned in these combinations. As a result, the Corporation evaluated all facets of its operations, including such areas as current and projected staffing levels, locations of bank and sales branches, and office space requirements, including the impact that staff reductions would have on these requirements. A primary objective of the restructuring was to reduce operating expenses in the Corporation's non-core businesses and non-revenue producing functions. Based on this evaluation, in March 1999, the Corporation announced a restructuring plan that included reengineering numerous processes and functions throughout the Corporation, closing or consolidating branches, service centers and corporate office space, as well as exiting the indirect auto finance business.

--------------------------------------------------------------------------------

         As a result of the restructuring plan, the Corporation displaced employees and recorded charges for the resulting employee termination benefits to be paid. In addition, the Corporation recorded occupancy-related charges that included write-downs to fair value (less cost to sell) of owned premises that were held for disposition as a result of the plan, and cancellation payments or the present values of the remaining lease obligations for leased premises, or portions thereof, that were associated with lease abandonments or restructurings. Other assets, primarily computer hardware and software, the value of which was considered to be impaired since they no longer would be used as a result of the branch and operation center closings or the reduction in workforce, were also written down to fair value (less cost to sell). Contract cancellation costs were also recorded representing the cost to buy out the remaining term or the present value of the remaining payments on contracts that provided no future benefit to the Corporation as a result of the restructuring.

         Employee termination benefits of $196 million included severance payments, which may be paid in a lump sum or over a defined period, and related benefits and outplacement services for 5,635 employees terminated in connection with the restructuring. The Corporation notified substantially all of the employees individually about their termination on or before March 31, 1999. Of the terminated employees, approximately 40 percent were from corporate staff units, 40 percent were from the Consumer segment and 10 percent were from the branch network. The remaining 10 percent were from non-critical areas within the Corporation's Capital Management and Capital Markets segments. Through December 31, 1999, $161 million in employee termination benefits had been paid, leaving $35 million for future payments.

         Occupancy charges of $54 million included $24 million related to the write-down of owned property as well as leasehold improvements and furniture and equipment. These write-downs resulted from excess space due to the reduction in the workforce and from branch closings. The amount of the write-down represents the difference between the carrying value of the property at the time that it was expected to be taken out of service and the estimated net proceeds expected to be received upon disposal. The fair value was estimated using customary appraisal techniques such as evaluating the real estate market conditions in the region and comparing market values to comparable properties. The other $30 million in occupancy charges represents the present value of future lease obligations or lease cancellation penalties in connection with the closure of approximately 104 branches and sales offices as well as certain other corporate space.

         Asset impairments, which were the direct result of the reduction in the workforce and certain other restructuring activities, amounted to $69 million. They consisted primarily of computer hardware write-offs of $64 million. Depreciation was discontinued at the time the assets were determined to be held for disposal.

         Also included in the restructuring charge was $25 million related to contract cancellations, $14 million of which related to the planned exit of the Corporation's indirect auto finance business. The plan called for immediately discontinuing the origination of indirect auto leases and the disposition of the existing portfolio by either attrition or sale. Substantially all of the $14 million charge relates to the Corporation's obligation pursuant to a pre-existing contract under which the Corporation transferred certain lease receivables to a securitization trust. This obligation represents the estimated amount the Corporation will be required to pay in lieu of delivering lease receivables into the trust, and it is a direct result of exiting the indirect auto finance business. The remaining $11 million charge represents costs to exit numerous system and service-related contracts.

--------------------------------------------------------------------------------

         The restructuring plan produced pre-tax cost savings of approximately $400 million in 1999, as compared to originally projected expense levels. These savings were achieved through reduced personnel expenses of $198 million as a result of the reduction in the workforce, a reduction in depreciation expense of $19 million as a result of asset dispositions, and lower expenses of $7 million related to the cancellation of leases and contracts. The rest of the cost savings was achieved through personnel costs that will not be incurred because planned hirings were discontinued and through decreases in other operating expenses related to the reductions in staffing levels (e.g., lower training and travel costs) as well as through efficiencies gained from the reengineering of associated processes and functions. The amounts in this paragraph are unaudited.

         In the fourth quarter of 1999, a restructuring charge of $6 million related to TMSI was recorded to recognize costs related to the consolidation of certain operations. The costs primarily consist of employee termination benefits and lease cancellations.

         The restructuring charges of $353 million, as well as the merger-related expenses of $95 million recorded in 1999, were reflected in noninterest expense within the Treasury/Nonbank segment. If the Corporation were to allocate the restructuring charge to the various segments affected, using established segment allocation methodologies, $203 million and $57 million of the charges would have been allocated to the Consumer and Commercial segments, respectively. The rest of the charges would have been allocated to the Treasury/Nonbank segment and to the other business segments.

         In 1998, in connection with the acquisition of CoreStates, the Corporation recorded a $753 million restructuring charge. From the date of the acquisition through December 31, 1999, $661 million had been charged against the initial accrual representing payments of employee termination benefits, costs to close duplicate or excess facilities, write-offs of computer hardware and software no longer in use, and contract cancellation costs. Based on revised estimates, $46 million of the employee termination benefits accrual and $8 million of the investment banking accrual was reversed by a credit to the restructuring charge in the statements of income, $30 million of which was reversed in 1998 and $24 million of which was reversed in 1999. Employee termination benefits were less than original estimates as a result of several factors, including voluntary resignations and the termination of a higher proportion of employees with fewer years of service. The remaining balance of the accrual of $38 million at December 31, 1999, represents employee termination benefits to be paid over future periods, at the election of the employees (3,665 employees received or are receiving termination benefits) as well as the remaining payments due on property leases and service contracts that no longer provided benefit to the Corporation as a result of the restructuring. These accruals will continue to be assessed on a quarterly basis.

         In November 1997, the Corporation recorded a $252 million restructuring charge related to the acquisition of Signet Banking Corporation, of which $34 million remained in the restructuring accrual at December 31, 1999. Substantially all of the remaining accrual represents amounts due to key executives of Signet who were terminated as a result of the acquisition and whose employment contracts called for termination benefits to be paid over a specified period. In the fourth quarter of 1999, $18 million of the restructuring accrual was reversed based on revised estimates related to contract and lease cancellations and to disposals of fixed assets.

--------------------------------------------------------------------------------

         Merger-related and restructuring charges for each of the years in the three-year period ended December 31, 1999, are presented below.

                                                                                   Years Ended December 31,
                                                                    ---------------------------------------
(IN MILLIONS)                                                              1999          1998         1997
-----------------------------------------------------------------------------------------------------------
MERGER-RELATED CHARGES
Merger-related charges                                             $         95           599           17
Less gain on regulatory-mandated branch sales                                    -       (185)              -
-----------------------------------------------------------------------------------------------------------
        Total                                                                95           414           17
-----------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES
Employee termination benefits                                               200           310          121
Occupancy                                                                    55           242           25
Asset impairments                                                            70           110           56
Contract cancellations                                                       25           108           20
Other                                                                         3            58           30
-----------------------------------------------------------------------------------------------------------
        Total                                                               353           828          252
Reversal of March 1999 restructuring charge, CoreStates and
  Signet accruals related primarily to employee termination
  benefits, occupancy and other                                             (44)          (30)              -
-----------------------------------------------------------------------------------------------------------
        Net restructuring charges                                           309           798          252
-----------------------------------------------------------------------------------------------------------
Merger-related and restructuring charges of acquired companies                   -            -         15
-----------------------------------------------------------------------------------------------------------
        Total                                                      $        404         1,212          284
===========================================================================================================
After-tax merger-related and restructuring charges                 $        263           805          204
===========================================================================================================

         A reconciliation of the unpaid restructuring accruals for each of the years in the three-year period ended December 31, 1999, is presented below.

                                                              MARCH 1999
                                                           RESTRUCTURING
(In millions)                                                     Charge    CoreStates     Signet         Other        Total
----------------------------------------------------------------------------------------------------------------------------
ACTIVITY IN THE RESTRUCTURING ACCRUALS
Balance, December 31, 1996                              $           -             -            -            33           33
Restructuring charges                                               -             -          252             -          252
Cash payments                                                       -             -          (57)          (25)         (82)
Noncash write-downs                                                 -             -           (1)           (3)          (4)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                          -             -          194             5          199
Restructuring charges                                               -           753           31            44          828
Cash payments                                                       -          (158)         (55)          (26)        (239)
Reversal of prior accruals related primarily to
  employee termination benefits, occupancy and other                -           (30)           -             -          (30)
Noncash write-downs                                                 -          (279)         (76)           (5)        (360)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                          -           286           94            18          398
Restructuring charges                                             347             -            -             6          353
Cash payments                                                    (206)         (167)         (39)          (22)        (434)
Reversal of prior accruals related primarily to
  employee termination benefits, occupancy and other               (2)          (24)         (18)            -          (44)
Noncash write-downs                                               (55)          (57)          (3)            4         (111)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                              $          84            38           34             6          162
============================================================================================================================

--------------------------------------------------------------------------------

NOTE 3:  SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES


         Information related to Securities Available for Sale and Investment Securities for each of the years in the two-year period ended December 31, 1999, is disclosed in Table 14 on pages T-18 and T-19, and in Table 15 on pages T-20 and T-21, respectively, which is incorporated herein by reference. Information related to asset securitizations and interest-only and residual certificates can be found in "Management's Analysis of Operations - Market Risk Management; Asset Securitizations" on pages 26 and 27, which is incorporated herein by reference.

--------------------------------------------------------------------------------

NOTE 4:  LOANS

                                                                    DECEMBER 31,
                                                     --------------------------

(IN MILLIONS)                                                1999         1998
-------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural             $       51,683       53,961
Real estate - construction and other                        2,435        2,628
Real estate - mortgage                                      8,768        8,565
Lease financing                                            12,742        9,730
Foreign                                                     4,991        4,805
-------------------------------------------------------------------------------
        Total commercial                                   80,619       79,689
-------------------------------------------------------------------------------
RETAIL
Real estate - mortgage                                     29,296       21,729
Installment loans - Bankcard                                1,879        2,779
Installment loans - other                                  24,814       27,816
Vehicle leasing                                             4,483        6,162
-------------------------------------------------------------------------------
        Total retail                                       60,472       58,486
-------------------------------------------------------------------------------
        Total loans                                $      141,091      138,175
===============================================================================

         Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $3.5 billion and $3.1 billion at December 31, 1999 and 1998, respectively. From January 1, 1999, through December 31, 1999, directors and executive officers of the Parent Company and their related interests borrowed $1.4 billion and repaid $1.0 billion. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they include other features unfavorable to the Corporation.

         At December 31, 1999 and 1998, nonaccrual and restructured loans amounted to $970 million and $742 million, respectively. In 1999, 1998 and 1997, $81 million, $67 million and $72 million, respectively, in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 1999, 1998 and 1997 amounted to $23 million, $19 million and $36 million, respectively.

         At December 31, 1999 and 1998, impaired loans, which are included in nonaccrual loans, amounted to $603 million and $424 million, respectively. Included in the allowance for loan losses was $106 million related to $526 million of impaired loans at December 31, 1999, and $80 million related to $397 million of impaired loans at December 31, 1998. For the years ended December 31, 1999 and 1998, the average recorded investment in impaired loans was $518 million and $428 million, respectively; and $25 million and $29 million, respectively, of interest income was recognized on loans while they were impaired. At December 31, 1999 and 1998, there were no accruing impaired loans.

--------------------------------------------------------------------------------

NOTE 5:  ALLOWANCE FOR LOAN LOSSES

                                                                   YEARS ENDED DECEMBER 31,
                                                     --------------------------------------

(IN MILLIONS)                                               1999         1998         1997
-------------------------------------------------------------------------------------------
Balance, beginning of year                         $       1,826        1,847        2,212
Provision for loan losses                                    692          691        1,103
Allowance relating to loans acquired, transferred
  to accelerated disposition or sold                         (73)         (74)        (596)
-------------------------------------------------------------------------------------------
        Total                                              2,445        2,464        2,719
-------------------------------------------------------------------------------------------
Loan losses                                                 (828)        (799)      (1,074)
Loan recoveries                                              140          161          202
-------------------------------------------------------------------------------------------
        Loan losses, net                                    (688)        (638)        (872)
-------------------------------------------------------------------------------------------
Balance, end of year                               $       1,757        1,826        1,847
===========================================================================================

NOTE 6:  SHORT-TERM BORROWINGS

         Short-term borrowings of the Corporation at December 31, 1999, 1998 and 1997, which include securities sold under repurchase agreements and accrued interest thereon, and the related maximum amounts outstanding at the end of any month during such periods are presented below.

                                                              DECEMBER 31,          MAXIMUM OUTSTANDING
                                               --------------------------   ---------------------------

(In millions)                                    1999      1998      1997      1999      1998      1997
-------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements   $34,122    25,644    20,344    34,122    33,592    21,070
Federal funds purchased                         1,909     2,267     3,418     4,611     7,965     3,865
Fixed and variable rate bank notes                435     4,262     1,114     3,671     4,768     2,076
Interest-bearing demand deposits issued to
  the U. S. Treasury                            4,569       389       649     4,569       950       793
Commercial paper                                2,364     1,904     1,737     2,871     2,190     2,467
Other                                           6,708     6,972     4,419     7,987    10,328     4,765
-------------------------------------------------------------------------
        Total                                 $50,107    41,438    31,681
=======================================================================================================

         At December 31, 1999, 1998 and 1997, the combined weighted average interest rates related to federal funds purchased and securities sold under repurchase agreements were 5.06 percent, 5.31 percent and 6.14 percent, respectively. Maturities related to these instruments in each of the years in the three-year period ended December 31, 1999, were not greater than 350 days.

         At December 31, 1999, 1998 and 1997, the weighted average interest rates for fixed and variable rate bank notes were 5.80 percent, 5.33 percent and
5.71 percent, respectively. Weighted average maturities related to these notes in each of the years in the three-year period ended December 31, 1999, were 48 days, 70 days and 153 days, respectively.

         At December 31, 1999, 1998 and 1997, the weighted average interest rates for commercial paper were 4.10 percent, 4.42 percent and 5.59 percent, respectively. Weighted average maturities related to commercial paper in each of the years in the three-year period ended December 31, 1999, were 7 days, 10 days and 4 days, respectively.

         Included in Other are Federal Home Loan Bank borrowings and securities sold short of $600 million and $4.5 billion, respectively, at December 31, 1999; $700 million and $5.7 billion, respectively, at December 31, 1998; and $286 million and $3.5 billion, respectively, at December 31, 1997.

         Substantially all short-term borrowings are due within 90 days, and accordingly, their carrying amounts are deemed to be a reasonable estimate of fair value.

--------------------------------------------------------------------------------

NOTE 7:  LONG-TERM DEBT

                                                                                            DECEMBER 31,
-------------------------------------------------------------------------------------------------------
(In millions)                                                                        1999         1998
-------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
  6.60%, due 2000 (par value $250) (a)                                     $          250          250
  6.625%, due 2004 (par value $400) (a)                                               398            -
  7.10%, due 2004 (par value $350) (a)                                                348            -
  6.95%, due 2004 (par value $600) (a)                                                596            -
  Floating rate, due 2004 (a)                                                          90            -
  Floating rate extendible, due 2005 (b)                                               10           10
Subordinated notes
  6.00% to 9.45%, due 2001 to 2009 (par value $150 to $300) (a)                     2,661        2,908
  7.18% to 8.00%, due 2009 to 2011 (par value $60 to $150) (c)                        208          208
  6.30%, Putable/Callable, due 2028 (par value $200)                                  200          200
  8.77%                                                                                  -         149
  Floating rate, due 2003 (par value $150) (a)                                        150          149
Subordinated debentures
  6.55% to 7.57%, due 2026 to 2035 (par value $250 to $300) (d)                       794          794
-------------------------------------------------------------------------------------------------------
        Total notes and debentures issued by the Parent Company                     5,705        4,668
-------------------------------------------------------------------------------------------------------
NOTES ISSUED BY SUBSIDIARIES
Notes, varying rates and terms to 2006 (e)                                         18,196       11,414
Subordinated notes
  5-7/8 % to 9-5/8%, due 2001 to 2006 (par value $100 to $200) (a) (f)              1,074        1,324
  Bank, varying rates and terms to 2036                                             1,200        1,200
  6-5/8 % to 7.95%, due 2002 to 2007 (par value $100 to $150) (a)                     400          400
Subordinated capital notes, 9-5/8% to 9-7/8%                                             -         150
-------------------------------------------------------------------------------------------------------
        Total notes issued by subsidiaries                                         20,870       14,488
-------------------------------------------------------------------------------------------------------
OTHER DEBT
Trust preferred securities                                                          2,027        1,736
4.556% auto securitization financing, due September 30, 2008 (f)                      945        1,023
Advances from the Federal Home Loan Bank                                            2,387          986
Capitalized leases, rates generally ranging from 7-1/2% to 15.20%                      34           40
Mortgage notes and other debt of subsidiaries, varying rates and terms                  7            8
-------------------------------------------------------------------------------------------------------
        Total other debt                                                            5,400        3,793
-------------------------------------------------------------------------------------------------------
        Total                                                              $       31,975       22,949
=======================================================================================================

(a) Not redeemable prior to maturity.
(b) Redeemable in whole or in part at the option of the Parent Company only on certain specified dates.
(c) Redeemable in whole and not in part at the option of the Parent Company only on certain specified dates.
(d) Redeemable in whole and or in part at the option of the holders only on certain specified dates, otherwise not redeemable prior to maturity.
(e) $561 million assumed by the Parent Company.
(f) Assumed by the Parent Company.

--------------------------------------------------------------------------------

         The interest rate on the floating rate notes is 6.32 percent to January 18, 2000.

         The interest rate on the floating rate extendible notes is 6.28 percent to March 15, 2000.

         The 6.30 percent putable/callable notes are subject to mandatory redemption on April 15, 2008, and under certain specified conditions, they may be put to the Parent Company by the trustee on or after this date.

         The interest rate on the floating rate subordinated notes is 6.17 percent to April 22, 2000.

         At December 31, 1999, bank notes of $16.6 billion had floating rates of interest ranging from 4.14 percent to 6.65 percent, and $1.6 billion of the notes had fixed rates of interest ranging from 5.25 percent to 10.00 percent.

         At December 31, 1999 and 1998, three statutory business trusts (the "Trusts") created by the Parent Company had outstanding with the Parent Company trust preferred securities with an aggregate par value of $1.3 billion and $1.0 billion, respectively. The trust preferred securities have interest rates ranging from 7.85 percent to 8.04 percent and maturities ranging from December 1, 2026, to November 15, 2029. The principal assets of the Trusts are $1.3 billion of the Parent Company's Junior Subordinated Deferrable Interest Debentures (the "Subordinated Debentures") with identical rates of interest and maturities as the trust preferred securities. Additionally, the Trusts have issued $30 million of common securities to the Parent Company. The estimated fair value of each of the trust preferred securities and the related Subordinated Debentures at December 31, 1999 and 1998, was $1.4 billion and $1.1 billion, respectively.

         The trust preferred securities, the assets of the Trusts and the common securities issued by the Trusts are redeemable in whole or in part beginning on or after December 1, 2006, or at any time in whole but not in part from the date of issuance on the occurrence of certain events. The obligations of the Parent Company with respect to the issuance of the trust preferred securities constitute a full and unconditional guarantee by the Parent Company of the Trusts' obligations with respect to the trust preferred securities. Subject to certain exceptions and limitations, the Parent Company may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related trust preferred securities.

         Additionally, a bank subsidiary has outstanding trust preferred securities with a par value of $300 million and an 8 percent rate of interest, and a par value of $450 million and a LIBOR-indexed floating rate of interest. The related maturities range from December 15, 2026, to February 15, 2027. The related junior subordinated deferrable interest rate debentures all have terms substantially the same as the trust preferred securities and Subordinated Debentures issued by the Parent Company. The aggregate estimated fair values of these trust preferred securities at December 31, 1999 and 1998, were $762 million and $838 million, respectively.

         At December 31, 1999, $450 million of senior or subordinated debt securities or equity securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission.

         At December 31, 1999, First Union National Bank had $3 billion of senior or subordinated notes available for issuance under a $20 billion global note program, and no notes have been issued under an additional $25 billion global note program.

         The weighted average rate paid for long-term debt in 1999, 1998 and 1997 was 5.66 percent, 6.28 percent and 6.53 percent, respectively. See Note 14 for information on interest rate swaps entered into in connection with the issuance of long-term debt.

         Long-term debt maturing in each of the five years subsequent to December 31, 1999, is as follows (in millions): 2000, $13,335; 2001, $3,860;
2002, $2,441; 2003, $1,354; and 2004, $3,342.

--------------------------------------------------------------------------------

NOTE 8:  COMMON STOCK AND CAPITAL RATIOS

                                                   1999                        1998                         1997
                                           ----------------------        ----------------------      ---------------------

                                                        WEIGHTED-                    Weighted-                    Weighted-
                                                          AVERAGE                      Average                      Average
(Options in thousands)                     NUMBER        PRICE (a)       Number       Price (a)       Number       Price (a)
----------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS
Options outstanding, beginning of year     25,549  $        37.56        24,728  $       25.75        26,309  $       19.96
Granted                                    18,508           41.12        12,279          50.72         8,215          36.15
Exercised                                  (4,270)          25.23       (10,017)         23.27        (9,207)         18.00
Cancelled                                  (1,130)          51.90        (1,441)         49.68          (589)         32.20
----------------------------------------------------------------------------------------------------------------------------
Options outstanding, end of year           38,657  $        40.17        25,549  $       37.56        24,728  $       25.75
============================================================================================================================
Options exercisable, end of year           25,459  $        23.12        18,001  $       29.01        17,988  $       21.48
============================================================================================================================
RESTRICTED STOCK
Unvested shares, beginning of year          7,451  $        46.30         4,725  $       32.58         3,879  $       25.73
Granted                                     7,133           48.19         4,525          55.38         2,229          40.62
Exercised                                  (2,664)          44.54        (1,485)         31.30        (1,175)         26.01
Cancelled                                    (124)          48.40          (314)         41.67          (208)         28.05
----------------------------------------------------------------------------------------------------------------------------
Unvested shares, end of year               11,796  $        47.86         7,451  $       46.30         4,725  $       32.58
============================================================================================================================
EMPLOYEE STOCK OPTIONS
Options outstanding, beginning of year      8,170  $        50.31         2,537  $       27.26         6,923  $       27.26
Granted                                    34,372           46.75         8,735          50.31                -             -
Exercised                                    (503)          50.31        (3,007)         31.60        (4,210)         27.26
Cancelled                                  (3,520)          48.22           (95)         27.26          (176)         27.26
----------------------------------------------------------------------------------------------------------------------------
Options outstanding, end of year           38,519  $        47.32         8,170  $       50.31         2,537  $       27.26
============================================================================================================================
Options exercisable, end of year            6,213  $        50.31         8,170  $       50.31         2,537  $       27.26
============================================================================================================================

(a) The weighted-average price for stock options and employee stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.

STOCK PLANS

         The Corporation has stock option plans under which incentive and nonqualified stock options may be granted periodically to key employees. The options are granted at an exercise price equal to the fair value of the shares at the date of grant, they generally vest one year following the date of grant, and they have a term of ten years.

         Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over a five-year period, during which time the holder receives dividends and has full voting rights. Compensation cost recognized for restricted stock was $99 million, $57 million and $43 million in 1999, 1998 and 1997, respectively.

         The range of exercise prices and the related number of options outstanding at December 31, 1999, are as follows (shares in thousands):
$2.99-$9.95, 1,522 shares; $10.07-$19.98, 4,305 shares; $20.73-$29.64, 6,358 shares; $30.13-$38.03, 5,805 shares; $40.13-$49.83, 6,064 shares; and
$51.19-$62.13, 14,603 shares. The weighted average prices, remaining contractual maturities and weighted average exercise price of options currently exercisable for each exercise price range are as follows: $5.37, 5.1 years and $5.37; $15.99, 5.0 years and $15.99; $26.38, 6.3 years and $26.38; $34.65, 9.4 years and $33.70; $43.76, 7.6 years and $43.76; and $57.63, 8.9 years and $61.63, respectively.

         At December 31, 1999, the Corporation had 19.1 million additional shares of common stock reserved for issuance under the stock option plans.

         The Corporation also has employee stock plans. Under the terms of the 1999 plan, substantially all employees were granted options with an exercise price equal to the fair value of the Corporation's common stock on the date of grant of August 2, 1999. Twenty percent of the options vest on August 2, 2000. An additional 20 percent of the options vest annually on each March 1 from 2001 through 2004 if certain annual return on stockholders' equity goals are met. If the annual goal is not met in any one year, the options for the applicable 20 percent portion remain unvested until an annual goal is met at which time they vest. On April 30, 2004, any unvested options will automatically vest, and if they are not exercised by September 30, 2004, they will expire.

--------------------------------------------------------------------------------

         Under the terms of the 1998 plan, substantially all employees were granted options with the number of options granted based on compensation. The options vested upon grant and have a two-year term. During the two-year term, the exercise price is equal to 85 percent of the fair value of the Corporation's common stock on the date of grant (an exercise price of $50.31 per share). At the end of the two-year period (the "Final Purchase Date"), the exercise price will be the lesser of 85 percent of the fair value on the date of grant or 85 percent of the fair value on the Final Purchase Date on June 30, 2000.

         As of December 31, 1999, the Corporation had 6.7 million additional shares of common stock reserved for issuance under the 1999 employee plan.

         The Corporation accounts for stock options using the intrinsic value method, and accordingly, no expense is recognized for options where the option price equals fair value of the shares on the date of grant. Pro forma net income and earnings per share information for each of the years in the three-year period ended December 31, 1999, calculated as if the Corporation had accounted for stock options at their respective fair values at the date of grant, are as follows: pro forma net income, $3.121 billion, $2.741 billion and $2.669 billion, respectively; and pro forma diluted earnings per share, $3.23, $2.80 and $2.76, respectively. The weighted average grant date fair values of the stock options were $10.24, $10.63 and $7.24 in 1999, 1998 and 1997, respectively. The weighted average grant date fair values of the employee stock plans were $7.90 and$11.10 in 1999 and 1998, respectively. There were no shares granted in 1997 under an employee stock plan. The Black-Scholes option pricing model was used to estimate the fair value of stock options. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Corporation's stock options. The more significant assumptions used in estimating the fair value of stock options in 1999 and 1998 include risk-free interest rates of 4.63 percent to 6.12 percent and 5.34 percent to 6.72 percent, respectively; dividend yields of 4.22 percent and 3.26 percent, respectively; weighted average expected lives of the stock options of 4.7 years and 2.9 years, respectively; and volatility of the Corporation's common stock of 19 percent in both 1999 and 1998.

         Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividends and optional cash payments may be used to purchase the Corporation's common stock. Common stock issued under the Dividend Reinvestment Plan was (in thousands): 1,937 shares, 1,476 shares and 2,225 shares for the years ended December 31, 1999, 1998 and 1997, respectively. As of December 31, 1999, the Corporation had 3 million additional shares of common stock reserved for issuance under the Dividend Reinvestment Plan.

TRANSACTIONS BY THE CORPORATION IN ITS COMMON STOCK

         The Corporation uses stock buybacks as a tool to manage leverage and return on equity to stockholders. In connection with a 50 million share buyback program announced in November 1998, the Corporation repurchased 10 million shares of the Corporation's common stock at a cost of $617 million by year-end 1998, and the Corporation repurchased an additional 39 million shares at a cost of $2.1 billion in 1999. In addition, in the second quarter of 1999, the Board of Directors of the Corporation authorized an additional 50 million share buyback program, which has not been utilized. Shares repurchased in connection with purchase accounting acquisitions disclosed in Note 2 are incremental to the buyback programs.

         In February 1999, the Board of Directors of the Corporation authorized the use of forward equity sales transactions ("equity forwards") in connection with the 1999 buyback program. The use of equity forwards is intended to provide the Corporation with the ability to purchase shares under the buyback program in the market and then to issue shares in private transactions to a counterparty in the amounts necessary to maintain targeted capital ratios. In 1999, the Corporation entered into equity forwards involving a total of 17 million shares. In addition to the equity forwards, the Corporation also entered into a forward contract involving 11 million shares that matures in July 2000. These transactions are being accounted for as equity transactions.

         Under the terms of the equity forwards, the Corporation issued shares of common stock to an investment banking firm (the "counterparty") at a specified price that approximated market value. Simultaneously, the Corporation entered into a forward contract with the same counterparty to repurchase the shares at the same price plus a premium (the "forward price").

--------------------------------------------------------------------------------

         From the dates the shares were issued to the counterparty, until such time as the Corporation repurchases the shares, the counterparty has all of the legal rights attendant to ownership of the underlying shares, including the right to vote the shares and the right to sell or pledge the shares at the counterparty's discretion. The counterparty will receive all dividends to which stockholders of record during the time covered by the term of the equity forwards are entitled. For purposes of the Corporation's earnings per share calculation, the shares are considered outstanding until repurchased.

         Under the terms of the equity forwards, the Corporation has the sole option of determining the method of settlement when the equity forwards mature from among the following options: gross physical settlement, net share settlement and net cash settlement. Net share settlement and net cash settlement could result in the sale of all underlying shares (and in certain circumstances additional shares) to third parties by the counterparty in public or private sales.

         The equity forwards mature at various times in 2000. The equity forwards can be extended by mutual consent of the parties. If the contracts are extended, the premium continues to accrue until the equity forward is settled. The Corporation can elect to terminate the equity forwards, in whole or in part, before their maturity by giving adequate notice to the counterparty and by paying a termination fee. In these circumstances, the Corporation retains the ability to select the settlement method from among the three methods outlined above.

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

         In accordance with a Shareholder Protection Rights Agreement dated December 18, 1990, as amended, the Corporation issued a dividend of one right for each share of the Corporation's common stock outstanding as of such date, and they continue to attach to all common stock issued thereafter. The rights will become exercisable if any person or group commences a tender or exchange offer that would result in their becoming the beneficial owner of 15 percent or more of the Corporation's common stock or that would result in any person being determined by the Federal Reserve Board to control the Corporation within the meaning of the Bank Holding Company Act of 1956, as amended.

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

CAPITAL RATIOS

         Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4 percent and a minimum ratio of total capital to risk-weighted assets of 8 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3 percent to 4 percent.

         At December 31, 1999, the Corporation's tier 1 capital ratio, total capital ratio and leverage ratio were 7.08 percent, 10.87 percent and 5.97 percent, respectively. At December 31, 1998, the Corporation's tier 1 capital ratio, total capital ratio and leverage ratio were 6.81 percent, 10.99 percent and 5.91 percent, respectively. The Corporation does not anticipate or foresee any conditions that would reduce these ratios to levels at or below minimum or that would cause its deposit-taking banking affiliates to be less than well capitalized.

         Additional information related to the consolidated capital ratios of the Corporation for each of the years in the two-year period ended December 31, 1999, can be found in "Management's Analysis of Operations - Stockholders' Equity; Regulatory Capital" on pages 23 and 24, which is incorporated herein by reference.

--------------------------------------------------------------------------------

Note 9:  BUSINESS SEGMENTS

         The Corporation has five operating segments ("business segments") all of which, by virtue of exceeding certain quantitative thresholds, are reportable segments. They include Capital Markets, Capital Management, Consumer, Commercial and Treasury/Nonbank. Each of these reportable segments offers a different array of products and services. The Capital Markets and Capital Management businesses are positioned under one name, First Union Securities.

         The accounting policies of these reportable segments are the same as those of the Corporation as disclosed in Note 1, except as noted below. There are no significant intersegment transactions, and there are no significant reconciling items between the reportable segments and consolidated amounts. Certain amounts are not allocated to reportable segments, and as a result, they are included in the Treasury/Nonbank segment as discussed below. Substantially all of the Corporation's revenues are earned from customers in the United States, and no single customer accounts for a significant amount of any reportable segment's revenues.

         The Corporation's management reporting model is used to measure business segment results. Because of the complexity of the Corporation, various estimates and allocation methodologies are used in preparing business segment financial information. The management reporting model isolates the net income contribution and measures the return on capital for each business segment by allocating equity, funding credit and expense, and certain corporate charges to each segment. A risk-based methodology is used to allocate equity based on the credit, market and operational risks associated with each business segment. A provision for loan losses is allocated to each business segment based on net charge-offs, and any excess is included in the Treasury /Nonbank segment. Income tax expense or benefit is allocated to each business segment at the statutory rate, and any difference between the total for all business segments and the consolidated amount is included in the Treasury/Nonbank segment.

         Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment, the management reporting model employs a funds transfer pricing ("FTP") system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk.

         The Treasury/Nonbank segment retains all unallocated equity and most of the interest rate risk resulting from the mismatch in the duration of assets and liabilities held by the other business segments. The Treasury/Nonbank segment also holds the Corporation's investment portfolio and off-balance sheet portfolio. Additionally, noninterest expense retained in the Treasury/Nonbank segment reflects the costs of portfolio management activities, goodwill amortization and certain other corporate charges, including merger-related and restructuring charges.

         In early 1999, significant refinements were made to certain of the allocation methodologies, and as a result, prior year information has been restated to conform to the information presented in 1999. These refinements include the allocation of certain nonearning assets and liabilities and the related funding cost from Treasury/Nonbank to other business segments; elimination of the tax-equivalization of net interest income such that the tax effect is now included in income tax expense; and adjustments to certain capital attribution formulas. These refinements increased net income in Treasury/Nonbank and reduced net income in the other segments.

         The following items not separately presented in the consolidated statements of income exceeded one percent of the sum of interest income and fee and other income. In 1999, 1998 and 1997, Investment Banking and Other Capital Markets income included investment banking amounts of $1.0 billion, $554 million and $306 million, respectively. In 1999, Capital Management fee and other income included retail brokerage and insurance services, trust services and mutual funds amounts of $1.1 billion, $678 million and $460 million, respectively; in 1998, $777 million, $609 million and $411 million, respectively; and in 1997, $316 million, $556 million and $266 million, respectively.

--------------------------------------------------------------------------------

                                                                                          YEAR ENDED DECEMBER 31, 1999
                                 --------------------------------------------------------------------------------------

                                 CAPITAL    CAPITAL     FIRST UNION                               TREASURY/
(In millions)                    MARKETS       MGT.   SECURITIES (a)   CONSUMER    COMMERCIAL       NONBANK      TOTAL
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income            $ 1,327       526        1,853           3,356        1,615          628        7,452
  Provision for loan losses          225      --            225             325           95           47          692
  Trading account profits            346      --            346            --           --              5          351
  Fee and other income             1,393     2,316        3,709           1,746          551          576        6,582
  Noninterest expense              1,349     1,898        3,247           3,535        1,207          873        8,862
  Income tax expense                 448       360          808             476          304           20        1,608
-----------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges          1,044       584        1,628             766          560          269        3,223
  After-tax merger-related and
    restructuring charges           --        --           --              --           --            263          263
-----------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges        $ 1,044       584        1,628             766          560          532        3,486
-----------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity         21.93 %     49.32        27.38           19.55        20.08        16.26        21.60
  Average loans, net             $36,807     3,785       40,592          43,157       33,487       15,138      132,374
  Average deposits                11,436    19,979       31,415          70,956       25,996        6,745      135,112
  Average attributed
    stockholders' equity (b)     $ 4,766     1,181        5,947           3,926        2,788        3,271       15,932
=======================================================================================================================

                                                                                                       YEAR ENDED DECEMBER 31, 1998
                                        --------------------------------------------------------------------------------------------

                                          CAPITAL      CAPITAL     FIRST UNION                               TREASURY/
(In millions)                             MARKETS         MGT.   SECURITIES (a)    CONSUMER   COMMERCIAL       NONBANK        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                     $ 1,092          412           1,504        3,429        1,737          607         7,277
  Provision for loan losses                   130            5             135          351           91          114           691
  Trading account profits                     124         --               124         --           --             (1)          123
  Fee and other income                      1,032        1,805           2,837        1,945          515        1,015         6,312
  Noninterest expense                       1,142        1,520           2,662        3,291        1,214        1,889         9,056
  Income tax expense                          289          266             555          662          343         (486)        1,074
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                     687          426           1,113        1,070          604          104         2,891
  After-tax merger-related and
    restructuring charges                    --           --              --           --           --            805           805
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                 $   687          426           1,113        1,070          604          909         3,696
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                  17.36 %        44.87           22.70        29.16        20.78        20.66         22.70
  Average loans, net                      $32,740        3,685          36,425       50,487       36,134        9,014       132,060
  Average deposits                         11,446       16,714          28,160       77,996       25,904        4,270       136,330
  Average attributed
    stockholders' equity (b)              $ 3,949          954           4,903        3,665        2,910        4,400        15,878
====================================================================================================================================

--------------------------------------------------------------------------------

                                                                                                    YEAR ENDED DECEMBER 31, 1997
                                    ---------------------------------------------------------------------------------------------

                                     CAPITAL      CAPITAL     FIRST UNION     CONSUMER     COMMERCIAL     TREASURY/
(In millions)                        MARKETS         MGT.   SECURITIES (a)        BANK           BANK       NONBANK        TOTAL
---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income               $ 1,007           342           1,349        3,866          1,843          736         7,794
  Provision for loan losses              32             4              36          626             92          349         1,103
  Trading account profits               237          --               237         --             --             15           252
  Fee and other income                  690         1,158           1,848        1,452            477          293         4,070
  Noninterest expense                   929           977           1,906        3,118          1,314          882         7,220
  Income tax expense                    331           198             529          603            343         (391)        1,084
---------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges               642           321             963          971            571          204         2,709
  After-tax merger-related and
    restructuring charges              --            --              --           --             --            204           204
---------------------------------------------------------------------------------------------------------------------------------
  Net incomes before
    merger-related and
    restructuring charges           $   642           321             963          971            571          408         2,913
---------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity              21.83%       46.40           26.54        28.99          19.19          9.33        20.29
  Average loans, net                $26,438         3,071          29,509       53,086         38,273       13,649       134,517
  Average deposits                    6,661        14,750          21,411       80,336         24,247        6,853       132,847
  Average attributed
    stockholders' equity (b)        $ 2,943           686           3,629        3,354          2,973        4,371        14,327
=================================================================================================================================

(a) Capital Markets and Capital Management amounts are combined under the heading "First Union Securities."
(b) Average attributed stockholders' equity excludes each respective year's merger-related and restructuring charges.

--------------------------------------------------------------------------------

NOTE 10:  PERSONNEL EXPENSE AND RETIREMENT BENEFITS

         The Corporation has a savings plan under which eligible employees are permitted to make basic contributions to the plan of up to six percent of base compensation and supplemental contributions of up to nine percent of base compensation. Annually, on approval of the Board of Directors, employee basic contributions may be matched up to six percent of the employee's base compensation. A six percent matching level was approved for each of the periods presented. Beginning in 1999, the first one percent of the Corporation's matching contribution is made in the Corporation's common stock. Savings plan expense in 1999, 1998 and 1997 was $102 million, $121 million and $87 million, respectively.

         Group insurance expense for active employees in 1999, 1998 and 1997 was $201 million, $160 million and $157 million, respectively.

         The Corporation has noncontributory, tax-qualified defined benefit pension plans (the "Qualified Pension") covering substantially all employees with one year of service. The Qualified Pension benefit expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually. Contributions are made each year to a trust in an amount that is determined by the actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Corporation's tax return. Amounts related to prior years are determined using the projected unit credit valuation method. The difference between the pension expense included in noninterest expense and the funded amount is included in Other Assets or Other Liabilities, as appropriate.

         At December 31, 1999, Qualified Pension assets included U.S. Government and Government agency securities, equity securities and other investments. Also included are 4.5 million shares of the Corporation's common stock. All Qualified Pension assets are held by First Union National Bank (the "Bank") in a Bank-administered trust fund.

         The Corporation has noncontributory, nonqualified pension plans (the "Nonqualified Pension") covering certain employees. The Nonqualified Pension benefit expense is determined annually by an actuarial valuation, and it is included in noninterest expense.

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

         The change in benefit obligation and the change in fair value of plan assets related to each of the Qualified Pension, the Nonqualified Pension and the Other Postretirement Benefits using a September 30 measurement date for each of the years in the two-year period ended December 31, 1999, follows. In 1998, the curtailment gain resulted from employee terminations in connection with the CoreStates merger.

--------------------------------------------------------------------------------

                                                                                                   OTHER POSTRETIREMENT
                                                    QUALIFIED PENSION     NONQUALIFIED PENSION                 BENEFITS
                                                  --------------------  -----------------------  -----------------------
(IN MILLIONS)                                        1999        1998          1999       1998          1999       1998
------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, October 1                     $ 2,333       2,020           250        182           390        350
Service cost                                          108          89             5          4             9          8
Interest cost                                         153         140            16         14            25         24
Retiree contributions                                --          --            --         --               7          6
Plan amendments                                      --            22          --           32             4         (4)
Benefit payments                                     (212)       (143)          (51)       (12)          (31)       (29)
Business combinations                                --          --            --         --              16       --
Curtailment (gain) loss                              --           (39)         --         --            --            1
Special and/or contractual termination benefits      --             3          --         --               3       --
Actuarial (gains) losses                             (327)        241           (18)        30           (19)        34
------------------------------------------------------------------------------------------------------------------------
Benefit obligation, September 30                    2,055       2,333           202        250           404        390
------------------------------------------------------------------------------------------------------------------------
CHANGE IN FAIR VALUE OF
  PLAN ASSETS
  Fair value of plan assets, October 1              2,360       2,446          --         --              70         67
  Actual return on plan assets                        257          57          --         --               4          3
  Employer contributions                               67        --              51         12            24         23
  Retiree contributions                              --          --            --         --               7          6
  Benefit payments                                   (212)       (143)          (51)       (12)          (30)       (29)
------------------------------------------------------------------------------------------------------------------------
  Fair value of plan assets, September 30           2,472       2,360          --         --              75         70
------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF FUNDED STATUS
Funded status of plans                                417          27          (202)      (250)         (329)      (320)
Unrecognized net transition obligation                (13)        (21)         --            1            51         55
Unrecognized prior service costs                       47          54            39         64           (16)       (22)
Unrecognized net (gains) losses                       (34)        324            27         59           (73)       (54)
Employer contributions in the fourth quarter          104          67          --         --              (7)        10
------------------------------------------------------------------------------------------------------------------------
        Prepaid (accrued) benefit expense at
          December 31,                            $   521         451          (136)      (126)         (374)      (331)
========================================================================================================================
ASSUMPTIONS
Discount rate, September 30                          7.75%       6.75          7.75       6.75          7.75       6.75
Expected return on plan assets                       9.75        9.50          --         --            6.00       6.00
Weighted average rate of increase in
  future compensation levels                         4.25%       4.00          4.25       4.00          4.25       4.00
========================================================================================================================

         The components of the retirement benefits cost for each of the years in the three-year period ended December 31, 1999, are presented below.

                                                        QUALIFIED PENSION        NONQUALIFIED PENSION
                                                  ------------------------- --------------------------
                                                  YEARS ENDED DECEMBER 31,    YEARS ENDED DECEMBER 31,
                                                  ------------------------- --------------------------
(IN MILLIONS)                                      1999     1998     1997        1999    1998    1997
------------------------------------------------------------------------------------------------------
RETIREMENT BENEFITS COST
Service cost                                      $ 108       89       80           5       4       4
Interest cost                                       153      140      136          16      14      12
Expected return on plan assets                     (230)    (203)    (180)         --      --      --
Amortization of transition (gains) losses            (9)      (9)     (11)          1       1       1
Amortization of prior service cost                    7        6        5          11       9       6
Actuarial gains                                       5        3        1           5       1       1
Curtailment (gain) loss                              --      (35)       2          --       1       1
Special and/or contractual termination benefits      --        3        3          --      --      --
------------------------------------------------------------------------------------------------------
        Net retirement benefits cost              $  34       (6)      36          38      30      25
======================================================================================================

--------------------------------------------------------------------------------

                                                   OTHER POSTRETIREMENT BENEFITS
                                        ----------------------------------------
                                                        YEARS ENDED DECEMBER 31,
                                        ----------------------------------------
(IN MILLIONS)                            1999              1998            1997
--------------------------------------------------------------------------------
RETIREMENT BENEFITS COST
Service cost                             $  9                 8               7
Interest cost                              25                24              26
Expected return on plan assets             (4)               (4)             (3)
Amortization of transition gains            4                 4               4
Amortization of prior service cost         (1)               (2)             (2)
Actuarial losses                           (1)               (4)             (3)
Curtailment (gain) loss                   --                (12)              3
Special termination benefit cost            2              --              --
--------------------------------------------------------------------------------
        Net retirement benefits cost     $ 34                14              32
================================================================================

         Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning and at the end of 1999 were 6.00 percent (pre-65 years of age) and 5.00 percent (post-65 years of age). Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 1998 ranged from 5.50 percent to 6.00 percent (pre-65 years of age) and 5.00 percent to 8.75 percent (post-65 years of age) grading to 5.00 percent to 5.50 percent; and at the end of 1998, 6.00 percent (pre-65 years of age) and 5.00 percent (post-65 years of age).

         At December 31, 1999, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on service and interest costs is a $1 million increase and a $1 million decrease, respectively, and on the accumulated postretirement benefit obligation, a $13 million increase and a $12 million decrease, respectively.

--------------------------------------------------------------------------------

NOTE 11:  INCOME TAXES

         The provision for income taxes for each of the years in the three-year period ended December 31, 1999, is presented below.

                                                        YEARS ENDED DECEMBER 31,
                                      ------------------------------------------

(In millions)                                1999             1998         1997
--------------------------------------------------------------------------------
CURRENT INCOME TAX EXPENSE
Federal                             $         451              395          480
State                                          63               40           39
--------------------------------------------------------------------------------
        Total                                 514              435          519
Foreign                                        15               15           12
--------------------------------------------------------------------------------
        Total                                 529              450          531
--------------------------------------------------------------------------------
DEFERRED INCOME TAX EXPENSE
Federal                                     1,090              598          526
State                                         (11)              26           27
--------------------------------------------------------------------------------
        Total                               1,079              624          553
--------------------------------------------------------------------------------
        Total                       $       1,608            1,074        1,084
================================================================================


         The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 1999, is presented below.

                                                                                                          YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------------------------------------------
                                                                    1999                         1998                        1997
                                                   ----------------------      -----------------------      ----------------------

                                                              PERCENT OF                   PERCENT OF                  PERCENT OF
                                                                 PRE-TAX                      PRE-TAX                     PRE-TAX
(In millions)                                       AMOUNT        INCOME        AMOUNT         INCOME         AMOUNT       INCOME
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      $    4,831                   $   3,965                    $    3,793
                                                ----------                   ---------                    ----------
Tax at federal income tax rate                  $    1,691         35.0%     $   1,388           35.0%    $    1,327         35.0 %
Reasons for difference in federal income
  tax rate and effective tax rate
    Tax-exempt interest, net of cost to carry          (45)        (0.9)           (50)          (1.3)           (53)        (1.4)
    Non-taxable distributions from
      corporate reorganizations                         --          --            (270)          (6.8)          (264)        (7.0)
    State income taxes, net of federal tax
      benefit                                           34          0.7             43            1.1             43          1.1
    Goodwill amortization                               86          1.8             67            1.7             50          1.3
    Tax credits, net of related basis
      adjustments                                      (85)        (1.8)           (54)          (1.4)           (31)        (0.8)
    Change in the beginning-of-the-year
      deferred tax assets valuation allowance           (1)          --             --             --            (11)        (0.3)
    Other items, net                                   (72)        (1.5)           (50)          (1.2)            23          0.6
----------------------------------------------------------------------------------------------------------------------------------
        Total                                   $    1,608        33.3 %     $   1,074           27.1%    $    1,084         28.5 %
==================================================================================================================================

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

--------------------------------------------------------------------------------

         The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 1999, are presented below.

                                                                                                    DECEMBER 31,
                                                                     ------------------------------------------
(In millions)                                                               1999             1998         1997
---------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX ASSETS
Provision for loan losses, net                                     $         674              695          857
Accrued expenses, deductible when paid                                       681              711          524
Foreclosed properties                                                         12               26            7
Sale and leaseback transactions                                                -                -           15
Deferred income                                                                -                -           18
Unrealized loss on debt and equity securities                                507                -            -
Purchase accounting adjustments (primarily loans and securities)              67              104           79
Net operating loss carryforwards                                             178              324           71
Tax credit carryforwards                                                     392              207           54
Other                                                                        117              112          108
---------------------------------------------------------------------------------------------------------------
        Total deferred income tax assets                                   2,628            2,179        1,733
---------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance                                       23               24           24
---------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX LIABILITIES
Depreciation                                                                 114              174          303
Deferred income                                                               34                -            -
Unrealized gain on debt and equity securities                                  -              224          154
Intangible assets                                                            112              166          115
Leasing activities                                                         3,822            3,019        2,082
Loan products                                                                101               99           46
Prepaid pension assets                                                       199              175          128
Loan loss reserve recapture                                                   13               28           30
Securitizations                                                              101               33            -
Other                                                                        259              143          126
---------------------------------------------------------------------------------------------------------------
        Total deferred income tax liabilities                              4,755            4,061        2,984
---------------------------------------------------------------------------------------------------------------
        Net deferred income tax liabilities                        $       2,150            1,906        1,275
===============================================================================================================

         A portion of the current year change in the net deferred tax liability relates to unrealized gains and losses on securities available for sale. The related 1999, 1998 and 1997 deferred tax expense (benefit) of $(731) million, $70 million and $139 million, respectively, have been recorded directly to stockholders' equity. Purchase acquisitions also increased (decreased) the net deferred tax liability by $(104) million, $(63) million and $44 million in 1999, 1998 and 1997, respectively.

         The realization of deferred tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in the two-year federal carryback period and by expected future taxable income that will exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to federal and state net operating loss carryforwards.

--------------------------------------------------------------------------------

         At December 31, 1999, the Corporation had net operating loss carryforwards of $61 million that are available to offset future federal taxable income through 2017, subject to annual limitations. The Corporation also had net operating loss carryforwards of approximately $7.8 billion that are available to offset future state taxable income through 2014.

         Income tax expense related to securities available for sale transactions was $63 million, $137 million and $11 million in 1999, 1998 and 1997, respectively. Income tax expense related to investment security transactions was $2 million and $1 million in 1998 and 1997, respectively. Amounts in 1999 were not significant.

         The Internal Revenue Service (the "IRS") is currently examining the Corporation's federal income tax returns for the years 1994 through 1996 and federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1999, the IRS examination of the Corporation's federal income tax returns for the years 1991 through 1993 was settled with no significant impact on the Corporation's financial position or results of operations. In 1999, 1998 and 1997, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the IRS with no significant impact on the Corporation's financial position or results of operations.

--------------------------------------------------------------------------------

NOTE 12: BASIC AND DILUTED EARNINGS PER SHARE

         Basic earnings per share is computed by dividing adjusted net income by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing income available to common stockholders by the sum of the weighted average number of shares and the number of shares that would have been outstanding if potentially dilutive shares had been issued. The reconciliation between basic and diluted earnings per share for each of the years in the three-year period ended December 31, 1999, is presented below.

                                                                  YEARS ENDED DECEMBER 31,
                                                       -----------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                1999         1998        1997
------------------------------------------------------------------------------------------
Net income                                             $   3,223        2,891       2,709
Less imputed interest on the Corporation's
transactions in its common stock                              (6)          --          --
------------------------------------------------------------------------------------------
Income available to common stockholders                    3,217        2,891       2,709
==========================================================================================
Basic earnings per share                               $    3.35         2.98        2.84
==========================================================================================
Diluted earnings per share                             $    3.33         2.95        2.80
==========================================================================================
Average shares - basic (IN THOUSANDS)                    959,390      969,131     955,241
Options and unvested restricted stock (IN THOUSANDS)       7,473       10,981      11,551
------------------------------------------------------------------------------------------
Average shares - diluted (IN THOUSANDS)                  966,863      980,112     966,792
==========================================================================================

--------------------------------------------------------------------------------

NOTE 13:  ACCUMULATED OTHER COMPREHENSIVE INCOME, NET

         Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. The Corporation's only significant item of other comprehensive income is net unrealized gains or losses on certain debt and equity securities and the reclassification adjustments related thereto. Reclassification adjustments include the gains or losses realized in the current period on certain debt and equity securities that were included in accumulated other comprehensive income at the beginning of the period. Disclosure of reclassification adjustments for periods prior to January 1, 1998, is not required. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 1999, is presented below.

                                                                                            INCOME TAX
                                                                                PRE-TAX      (EXPENSE)    AFTER-TAX
(In millions)                                                                    AMOUNT        BENEFIT       AMOUNT
--------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 1996             $         48            (19)          29
Unrealized net holding gain arising in 1997                                         396           (139)         257
--------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net, December 31, 1997                      444           (158)         286
Unrealized net holding gain arising in 1998                                         469           (168)         301
Reclassification adjustment for gains and losses realized in net income            (277)            97         (180)
--------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net, December 31, 1998                      636           (229)         407
Unrealized net holding loss arising in 1999                                      (1,820)           644       (1,176)
Reclassification adjustment for gains and losses realized in net income            (247)            86         (161)
--------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net, December 31, 1999             $     (1,431)           501         (930)
====================================================================================================================

--------------------------------------------------------------------------------

NOTE 14:  OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES

         The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit, standby and commercial letters of credit, derivatives, and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements.

         The Corporation's exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral to support those commitments for which collateral is deemed necessary. The Corporation uses the same credit policies in entering into commitments and conditional obligations as it does for on-balance sheet instruments. For derivatives, the contract or notional amounts do not represent the exposure to credit loss. The Corporation controls the credit risk of its derivatives through collateral arrangements, credit approvals, limits and monitoring procedures.

         The Corporation's policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. As of December 31, 1999, the total credit risk in excess of thresholds was $759 million. The fair value of collateral held approximated the total credit risk in excess of the thresholds.

--------------------------------------------------------------------------------

         For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

         Additional information related to derivatives used for the Corporation's interest rate risk management purposes as of December 31, 1999 and 1998, can be found in Table 16 through Table 18 on pages T-22 through T-24, which are incorporated herein by reference.

         Additional information related to other off-balance sheet financial instruments as of December 31, 1999 and 1998, is presented below.

                                                                     DECEMBER 31, 1999                        DECEMBER 31, 1998
                                             ------------------------------------------  ---------------------------------------
                                                                              CONTRACT                                 CONTRACT
                                                             ESTIMATED              OR                  ESTIMATED            OR
                                               CARRYING           FAIR        NOTIONAL      CARRYING         FAIR      NOTIONAL
(IN MILLIONS)                                    AMOUNT          VALUE          AMOUNT        AMOUNT        VALUE        AMOUNT
--------------------------------------------------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WHOSE
  CONTRACT AMOUNTS REPRESENT
  CREDIT RISK
  Commitments to extend credit              $         -            172         141,176             -          189       131,483
  Standby and commercial letters of credit            -             25          11,512             -           27        10,782
FINANCIAL INSTRUMENTS WHOSE
  CONTRACT OR NOTIONAL
  AMOUNTS EXCEED THE AMOUNT
  OF CREDIT RISK
  Trading and dealer activities
    Forward and futures contracts                   748            748         108,177            83           83        87,038
    Interest rate swap agreements                  (385)          (385)        121,394          (213)        (213)       72,698
    Purchased options, interest rate
      caps, floors, collars and swaptions           724            724          88,896           368          368        44,485
    Written options, interest rate caps,
      floors, collars and swaptions                (682)          (682)         63,406          (299)        (299)       18,218
    Foreign currency and exchange
      rate swap commitments                         (26)           (26)          2,794             6            6         5,293
    Commodity and equity swaps              $         1              1              28            10           10            69
================================================================================================================================

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and they may require payment of a fee by the counterparty. Since many of the commitments are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.

         Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $7 billion, guarantees extend for more than one year, and they expire in varying amounts primarily through 2033.

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

         The Corporation enters into a variety of derivatives including interest rate swaps, options, caps, floors and swaptions in its trading activities and in managing its interest rate exposure. As a writer of options, the Corporation receives a premium at the outset and bears the risk of an unfavorable change in the price of the financial instrument underlying the contract.

         Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

         Generally, futures contracts are exchange traded, and all other off-balance sheet instruments are transacted in the over-the-counter markets.

         In the normal course of business, the Corporation enters into underwriting commitments. Transactions relating to these underwriting commitments that were open at December 31, 1999, and that were subsequently settled, had no material impact on the Corporation's consolidated financial position.

         In the normal course of business, the Corporation has entered into certain transactions that have recourse options. These recourse options, if acted on, would not have a material impact on the Corporation's financial position.

         Substantially all time drafts accepted by December 31, 1999, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve Bank balance requirements for the year ended December 31, 1999, amounted to $367 million.

         Minimum operating lease payments due in each of the five years subsequent to December 31, 1999, are as follows (in millions): 2000, $250; 2001, $245; 2002, $221; 2003, $194; 2004, $171; and subsequent years, $931 million.
Rental expense for all operating leases for the three years ended December 31, 1999, was $319 million, 1999; $326 million, 1998; and $316 million, 1997.

         The Corporation and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities and as specifically described below, in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material impact on the Corporation's consolidated financial condition.

         A number of purported class actions were filed in June through August 1999 against the Corporation in the United States District Courts for the Western District of North Carolina and for the Eastern District of Pennsylvania. These actions name the Corporation and certain of its executive officers as defendants and are purported to be on behalf of persons who purchased shares of the Corporation's common stock from August 14, 1998 through May 24, 1999. These complaints allege various violations of federal securities law, including violations of Section 10(b) of the Securities Exchange Act of 1934, and that the defendants made materially misleading statements and/or material omissions which artificially inflated prices for the Corporation's common stock. Plaintiffs seek a judgment awarding damages and other relief. The Corporation believes the allegations contained in these actions are without merit and will vigorously defend them.

--------------------------------------------------------------------------------

NOTE 15:  FAIR VALUE OF FINANCIAL INSTRUMENTS

Information about the fair value of on-balance sheet financial instruments at December 31, 1999 and 1998, is set forth below.

                                                   DECEMBER 31, 1999         DECEMBER 31, 1998
                                        -----------------------------  ------------------------

                                                           ESTIMATED                 ESTIMATED
                                             CARRYING           FAIR     CARRYING         FAIR
(IN MILLIONS)                                  AMOUNT          VALUE       AMOUNT        VALUE
-----------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents             $        22,677         22,677       28,637       28,637
Trading account assets                         14,946         14,946        9,759        9,759
Securities available for sale                  51,277         51,277       37,434       37,434
Investment securities                           1,758          1,809        2,025        2,162
Loans, net of unearned income and
  allowance for loan losses                   133,809        133,763      132,323      134,728
Other assets                          $        14,259         14,259       12,698       12,698
===============================================================================================
FINANCIAL LIABILITIES
Deposits                                      141,047        141,477      142,467      142,936
Short-term borrowings                          50,107         50,107       41,438       41,438
Other liabilities                               9,084          9,084        8,099        8,099
Long-term debt                        $        31,975         31,807       22,949       23,517
===============================================================================================

         The fair values of performing loans for all portfolios are calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. These market yields also include a component for the estimated cost of servicing the portfolio. A prepayment assumption is used as an estimate of the number of loans that will be repaid prior to their contractual maturity. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 6.88 percent to 8.08 percent and
5.52 percent to 7.64 percent at December 31, 1999 and 1998, respectively, and for the retail portfolio from 8.21 percent to 12.94 percent and 7.08 percent to
12.94 percent, respectively. For performing residential mortgage loans, fair values are estimated using a discounted cash flow analysis utilizing yields for comparable mortgage-backed securities.The fair value of nonperforming loans is calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with such cash flows.

         The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts was the amount payable on demand at December 31, 1999 and 1998. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

         The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt with similar terms.

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

--------------------------------------------------------------------------------

NOTE 16:  FIRST UNION CORPORATION (PARENT COMPANY)

         The Parent Company serves as the primary source of funding for the activities of its nonbank subsidiaries. The Parent Company has available a $175 million, four-year line of credit that expires in July 2002 and a $175 million, 364-day line of credit which expires in June 2000. Annual facility fees related to the four-year line of credit and the 364-day line of credit range from 7.00 basis points to 17.50 basis points and 5.00 basis points to 15.00 basis points, respectively. The annual facility fee is based on both the commitment amount, and on the senior, unsecured debt ratings of the Parent Company. Generally, interest rates will be determined when the credit line is used, and they will vary based on the type of loan extended to the Parent Company. Additionally, each line of credit contains financial covenants related to tangible net worth and double leverage ratios, and each requires that the Parent Company's banking affiliates maintain certain capital levels. At December 31, 1999, the Parent Company was in compliance with these covenants and requirements.

         Certain regulatory and other requirements restrict the lending of funds by the bank subsidiaries to the Parent Company and to the Parent Company's nonbank subsidiaries and restrict the amount of dividends that can be paid to the Parent Company by the bank subsidiaries and certain of the Parent Company's other subsidiaries. On December 31, 1999, the Parent Company was indebted to subsidiary banks in the amount of $1.1 billion that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities available for sale, loans, premises and equipment, and it was payable on demand. On December 31, 1999, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries in the amount of $579 million that, under the terms of a revolving credit agreement, were collateralized by securities available for sale and certain loans, and they were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 1999, amounted to $395 million.

         Industry regulators limit dividends that can be paid by the Corporation's subsidiaries. National banks are limited in their ability to pay dividends in two principal ways. First, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of the bank's allowance for loan losses; and second, in any year, dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. At December 31, 1999, the Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $1.5 billion for the payment of dividends to the Parent Company without regulatory or other restrictions. Dividends from subsidiaries include $1.5 billion in equity transfers to the Parent Company related to internal bank consolidations in 1998. Subsidiary net assets of $17 billion were restricted from being transferred to the Parent Company at December 31, 1999, under regulatory or other restrictions.

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

         At December 31, 1999 and 1998, the estimated fair value of the Parent Company's loans was $4.7 billion and $3.9 billion, respectively. See Note 7 for information related to the Parent Company's junior subordinated deferrable interest debentures.

         The Parent Company's condensed balance sheets as of December 31, 1999 and 1998, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 1999, are presented below.

--------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                -------------------------

(In millions)                                                                          1999         1998
---------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                       $           5            -
Interest-bearing balances with bank subsidiary                                        3,013        3,568
Securities purchased under resale agreements                                          1,648        1,912
---------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                               4,666        5,480
---------------------------------------------------------------------------------------------------------
Trading account assets                                                                   33            9
Securities available for sale (amortized cost $1,171 in 1999; $610 in 1998)           1,198          618
Loans, net                                                                               58           14
Loans due from subsidiaries
  Banks                                                                               2,066        2,300
  Other subsidiaries                                                                  2,623        1,549
Investments in wholly owned subsidiaries
    Banks                                                                            17,362       18,913
    Other subsidiaries                                                                2,284        1,311
---------------------------------------------------------------------------------------------------------
        Total                                                                        19,646       20,224
  Arising from purchase acquisitions                                                  1,041          262
---------------------------------------------------------------------------------------------------------
        Total investments in wholly owned subsidiaries                               20,687       20,486
---------------------------------------------------------------------------------------------------------
Other assets                                                                            196          547
---------------------------------------------------------------------------------------------------------
        Total                                                                 $      31,527       31,003
=========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper                                                                      2,028        1,629
Other short-term borrowings with affiliates                                           2,546        2,533
Other liabilities                                                                       628          456
Long-term debt                                                                        8,285        8,457
Junior subordinated deferrable interest debentures                                    1,331        1,031
---------------------------------------------------------------------------------------------------------
        Total liabilities                                                            14,818       14,106
Stockholders' equity                                                                 16,709       16,897
---------------------------------------------------------------------------------------------------------
        Total                                                                 $      31,527       31,003
=========================================================================================================

--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

                                                                                  YEARS ENDED DECEMBER 31,
                                                                    --------------------------------------

(IN MILLIONS)                                                             1999          1998         1997
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                        $        264           303          177
Interest and dividends on securities available for sale                     49            35           29
Interest and dividends on investment securities                                 -          1            3
Other interest income from subsidiaries                                    157           195          172
----------------------------------------------------------------------------------------------------------
        Total interest income                                              470           534          381
----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on short-term borrowings                                          134           129           95
Interest on long-term debt                                                 576           596          434
----------------------------------------------------------------------------------------------------------
        Total interest expense                                             710           725          529
----------------------------------------------------------------------------------------------------------
Net interest income                                                       (240)         (191)        (148)
Provision for loan losses                                                       -            -         (1)
----------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                       (240)         (191)        (147)
----------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Dividends from subsidiaries
  Banks                                                                  3,150         1,766        2,226
  Bank holding companies                                                        -            -        452
  Other subsidiaries                                                        40             5          116
Trading account profit (loss)                                               (1)            2           15
Securities transactions                                                      4             5            9
Sundry income                                                            1,127           845          708
----------------------------------------------------------------------------------------------------------
        Total fee and other income                                       4,320         2,623        3,526
----------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE                                                        898           733          650
----------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed
  net income of subsidiaries                                             3,182         1,699        2,729
Income taxes                                                                 2             9           13
----------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries         3,180         1,690        2,716
Equity in undistributed net income of subsidiaries                          43         1,201           (7)
----------------------------------------------------------------------------------------------------------
        Net income                                                $      3,223         2,891        2,709
==========================================================================================================

--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                     YEARS ENDED DECEMBER 31,
                                                                                       --------------------------------------

(In millions)                                                                                1999          1998         1997
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                           $      3,223         2,891        2,709
Adjustments to reconcile net income to net cash provided (used) by operating activities
    Equity in undistributed net income of subsidiaries                                        (43)       (1,201)           7
    Accretion and revaluation losses on securities                                              9             4            2
    Provision for loan losses                                                                      -            -         (1)
    Securities transactions                                                                    (4)           (5)          (9)
    Depreciation, goodwill and other amortization                                             202           136           56
    Deferred income taxes (benefits)                                                           13            36          (46)
    Trading account assets, net                                                               (24)           (9)              -
    Other assets, net                                                                         275           (44)         (35)
    Other liabilities, net                                                                    162          (448)         828
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                           3,813         1,360        3,511
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales and maturities of securities available for sale                                       352           389          161
  Purchases of securities available for sale                                                 (918)         (556)        (335)
  Calls and underdeliveries of investment securities                                               -         29          153
  Purchases of investment securities                                                               -            -        (96)
  Advances to subsidiaries, net                                                              (840)       (1,232)         402
  Investments in subsidiaries                                                                (253)         (549)         196
  Longer-term loans originated or acquired                                                    (84)         (155)        (382)
  Principal repaid on longer-term loans                                                        40           295          336
  Purchases of premises and equipment, net                                                     27           (68)         (18)
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                                   (1,676)       (1,847)         417
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Deposits                                                                                         -         (1)           1
  Commercial paper                                                                            399           758         (150)
  Other short-term borrowings, net                                                             13         1,419          104
  Issuance of junior subordinated deferrable interest debentures                              300               -        511
  Issuances of long-term debt                                                               1,378         4,018          525
  Payments of long-term debt                                                               (1,554)         (943)         (17)
  Sales of common stock                                                                       143           700          728
  Purchases of common stock                                                                (1,813)       (3,056)      (2,360)
  Cash dividends paid                                                                      (1,817)       (1,524)      (1,141)
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                   (2,951)        1,371       (1,799)
-----------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                     (814)          884        2,129
        Cash and cash equivalents, beginning of year                                        5,480         4,596        2,467
-----------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                       $      4,666         5,480        4,596
=============================================================================================================================
CASH PAID FOR
Interest                                                                             $        705           706          464
Income taxes                                                                                  115            85          200
NONCASH ITEM
Increase in investments in subsidiaries as a result of acquisitions of institutions
  for common stock                                                                   $      1,251         2,540            3
=============================================================================================================================

                             STOCKHOLDER INFORMATION

FINANCIAL INFORMATION
Analysts, stockholders and other investors seeking financial information about First Union should contact Alice Lehman, managing director of Corporate Relations, at 704-374-2137. News media and others seeking general information should contact Ginny Mackin, senior vice president, Corporate Relations, at 704-374-2138.

Print. Printed financial materials, including our 1999 Annual Report on Form 10-K, may be obtained from Investor Relations by calling 704-374-6782.

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

CUSTOMER INQUIRIES
Mail. If you need to contact our Corporate Headquarters, write First Union Corporation, 301 South College Street, Suite 4000, Charlotte, North Carolina 28288-0001, or call 704-374-6161.

Internet. Customers nationwide who wish to manage their checking, bill payment and brokerage activities through the convenience of a single access code may do so at www.firstunion.com. Open a checking, savings or brokerage account online. Apply and, if qualified, receive online approval for mortgage loan, home equity loan or a credit card within minutes. Our e-mail address is comments@ firstunion.com.

Phone. Customers nationwide also may conduct their banking transactions by calling toll-free at 1-800-413-7898.

ANNUAL MEETING
The annual meeting of stockholders will be at 9:30 a.m. on Tuesday, April 18, 2000, in the 12th floor auditorium of Two First Union Center, 301 South Tryon Street, Charlotte, North Carolina.

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

SECURITIES AND DEBT RATINGS
First Union Corporation's senior long-term debt is rated A by Standard & Poor's; A1 by Moody's; AA- by Thomson BankWatch; and A+ by Duff & Phelps and Fitch IBCA. Subordinated debt is rated A- by S&P; A2 by Moody's; A+ by Thomson BankWatch; and A by Duff & Phelps. Commercial paper is rated A-1 by S&P; P-1 by Moody's; TBW-1 by Thomson BankWatch; and D-1 by Duff & Phelps.

First Union National Bank ratings for long-term letters of credit and certificates of deposit are A+ by S&P; Aa3 by Moody's; and AA- by Duff & Phelps and by Fitch IBCA. Short-term letters of credit and certificates of deposit are rated A-1, P-1, TBW-1, D-1+ and F-1+ by S&P, Moody's, Thomson BankWatch, Duff & Phelps and Fitch IBCA, respectively.

(Photo of First Union building appears here)

Annual Report Impact Survey

The annual report is an important document of disclosure that we are required to provide. Our goal is to share this information in an efficient yet thorough manner.

If you are receiving duplicate copies of this report, please contact Shareholder Services at 1-800-347-1246. If you hold First Union Corporation stock through a brokerage account, please contact your brokerage firm.

We are pleased to note that over the past decade, we have reduced the cost of producing our annual report by more than 50 percent per book. Material is printed on recycled paper whenever feasible.

To help us communicate as effectively as possible about First Union's performance, progress and strategic priorities, we would appreciate your feedback on the 1999 Annual Report. Please take a moment to fill out the attached card and drop it in the mail. No postage is required.

Again, thank you for your investment in First Union.



On a scale of 1 to 5 (one being the least favorable and five being the most favorable), please rate the following:



How clearly did the 1999 Annual Report tell you what you wanted to know about
First Union?                                                                            1       2       3       4       5

How well did the Annual Report help you understand First Union's corporate
strategy?                                                                               1       2       3       4       5

Overall, how well did this Annual Report meet your needs as an investor?                1       2       3       4       5



General comments about the Annual Report

-----------------------------------------------------
-----------------------------------------------------
-----------------------------------------------------
-----------------------------------------------------

Thank you for your time and interest. Please complete the following:
( ) I am an individual investor.   ( ) I am an institutional investor.
( ) I am a stock analyst.

 NO POSTAGE
  NECESSARY
  IF MAILED
   IN THE
UNITED STATES

    BUSINESS        REPLY          MAIL
FIRST-CLASS MAIL  PERMIT NO. 1273  CHARLOTTE, NC

POSTAGE WILL BE PAID BY THE ADDRESSEE

FIRST UNION CORPORATION
INVESTOR RELATIONS NC0206
301 S. COLLEGE STREET
CHARLOTTE, NC  28254-0040

BOARD OF DIRECTORS

Edward E. Barr
Chairman
Sun Chemical Corporation
Fort Lee, New Jersey

G. Alex Bernhardt, Sr.
Chairman and Chief
Executive Officer
Bernhardt Furniture
Company
Lenoir, North Carolina

Erskine B. Bowles
General Partner
Forstmann, Little and Co.
New York, New York


W. Waldo Bradley
Chairman
Bradley Plywood
Corporation
Savannah, Georgia

Robert J. Brown
Chairman and Chief
Executive Officer
B&C Associates, Inc.
High Point, North Carolina

Edward E. Crutchfield
Chairman and Chief
Executive Officer
First Union Corporation
Charlotte, North Carolina

A. Dano Davis
Chairman
Winn-Dixie Stores, Inc.
Jacksonville, Florida

Norwood H. Davis, Jr.
Chairman
Trigon Healthcare, Inc.
Richmond, Virginia

R. Stuart Dickson*
Chairman of
Executive Committee
Ruddick Corporation
Charlotte, North Carolina

B.F. Dolan
Investor
Charlotte, North Carolina

Roddey Dowd, Sr.
Chairman of
Executive Committee
Charlotte Pipe and
Foundry Company
Charlotte, North Carolina


Arthur M. Goldberg*
President and Chief
Executive Officer
Park Place Entertainment
Corporation
Chatham, New Jersey

William H. Goodwin, Jr.
Chairman
CCA Industries, Inc.
Richmond, Virginia

Frank M. Henry
Chairman
Frank Martz Coach
Company
Wilkes-Barre, Pennsylvania


James E.S. Hynes
Chairman
Hynes, Inc.
Charlotte, North Carolina

Ernest E. Jones
President and Chief
Executive Officer
Philadelphia Workforce
Development Corporation
Philadelphia, Pennsylvania

Herbert Lotman
Chairman and Chief
Executive Officer
Keystone Foods Holding
Company, Inc.
Bala Cynwyd, Pennsylvania

Radford D. Lovett
Chairman
Commodores Point
Terminal Corporation
Jacksonville, Florida

Mackey J. McDonald
Chairman, President and
Chief Executive Officer
VF Corporation
Greensboro, North Carolina

Patricia A. McFate
Senior Scientist of the
Strategies Group
Science Applications
International Corporation
Santa Fe, New Mexico

Joseph Neubauer
Chairman and Chief
Executive Officer
ARAMARK Corporation
Philadelphia, Pennsylvania



Randolph N. Reynolds*
Vice Chairman
Reynolds Metals Company
Richmond, Virginia

James M. Seabrook
Chairman and Chief
Executive Officer
Seabrook Brothers
and Sons, Inc.
Seabrook, New Jersey

Ruth G. Shaw
Executive Vice President
and Chief Administrative
Officer
Duke Energy Corporation
Charlotte, North Carolina

Lanty L. Smith
Chairman
Soles Brower Smith & Co.
Greensboro, North Carolina

G. Kennedy Thompson
President
First Union Corporation
Charlotte, North Carolina


EXECUTIVE
OFFICERS

Edward E. Crutchfield
Chairman and
Chief Executive Officer

G. Kennedy Thompson
President

Benjamin P. Jenkins, III
Vice Chairman

Donald A. McMullen, Jr.
Vice Chairman

B.J. Walker
Vice Chairman

Robert T. Atwood
Executive Vice President
and Chief Financial Officer

Mark C. Treanor
Executive Vice President,
Secretary and
General Counsel


COMMITTEES OF THE
CORPORATE BOARD
OF DIRECTORS

Executive Committee
B.F. Dolan, Chairman
Edward E. Crutchfield
R. Stuart Dickson
Arthur M. Goldberg
William H. Goodwin, Jr.
Radford D. Lovett
Mackey J. McDonald
Joseph Neubauer
Lanty L. Smith
Robert T. Atwood (Staff)

Audit Committee
Joseph Neubauer, Chairman
Norwood H. Davis, Jr., Vice Chairman
Edward E. Barr
Ernest E. Jones
Patricia A. McFate
Lanty L. Smith
Robert T. Atwood (Staff)
James H. Hatch (Staff)
Peter J. Schild (Staff)

Nominating Committee
B.F. Dolan, Chairman
G. Alex Bernhardt, Sr., Vice Chairman
Edward E. Crutchfield
R. Stuart Dickson
William H. Goodwin, Jr.
Radford D. Lovett
Mackey J. McDonald

Human Resources Committee
R. Stuart Dickson, Chairman
Robert J. Brown
Frank M. Henry
James E.S. Hynes
Herbert Lotman
Randolph N. Reynolds
Donald R. Johnson (Staff)

Credit/Risk Management Committee
Mackey J. McDonald, Chairman
A. Dano Davis, Vice Chairman
G. Alex Bernhardt, Sr.
W. Waldo Bradley
B.F. Dolan
William H. Goodwin, Jr.
Malcolm T. Murray (Staff)
Brian E. Simpson (Staff)

Financial Services Committee
Roddey Dowd, Sr., Chairman
Ruth G. Shaw, Vice Chairman
Erskine B. Bowles
Arthur M. Goldberg
Radford D. Lovett
James M. Seabrook
Benjamin P. Jenkins, III (Staff)
Donald A. McMullen, Jr. (Staff)


* Retiring in 2000.

(recycle logo appears here) THIS PUBLICATION IS PRINTED ON RECYCLED PAPER.

FIRST UNION CORPORATION
ONE FIRST UNION CENTER
CHARLOTTE, NC 28288-0570