Form 10-K, Exhibit 13
period 2000-12-31
FIRST UNION CORP
filed 2001-03-15
CIK 36995

FIRST UNION CORPORATION 2000 ANNUAL REPORT


                                                               FIRST UNION
                                                               LOGO APPEARS HERE

-------------------------------------------------------
                                    ABOUT FIRST UNION
-------------------------------------------------------

CONTENTS

    2             LETTER TO OUR
                  STOCKHOLDERS

    12            MANAGEMENT'S
                  ANALYSIS OF
                  OPERATIONS

    33            FINANCIAL TABLES

    54            MANAGEMENT'S
                  STATEMENT OF
                  RESPONSIBILITY

    55            INDEPENDENT
                  AUDITORS' REPORT

    56            AUDITED FINANCIAL
                  STATEMENTS

First Union [NYSE: FTU], founded in 1908 as Union National Bank in Charlotte, North Carolina, is the nation's sixth largest nationwide banking company with $254 billion in assets and sixth largest nationwide broker-dealer with 7,400 registered representatives at December 31, 2000. Primary banking operations in 11 East Coast states and Washington, D.C. Brokerage operations in 47 states nationwide.

SUPERIOR ASSET-GATHERING FRANCHISE

         - East Coast marketplace encompasses 33 percent of nation's population and businesses and eight of nation's 10 highest per capita income markets

         -        No. 1 deposit share on the East Coast; No. 5 nationally

         - 7 million retail households; 21 percent market penetration in footprint

         -        Top 5 commercial lender nationally

         - 800,000 small business customers; 11 percent market penetration in footprint

         -        Expanding national brokerage business with 3 million accounts

ASSET MANAGEMENT POWERHOUSE WITH $171 BILLION IN ASSETS UNDER MANAGEMENT

         - $3.9 billion in revenue generated by brokerage, insurance, trust, 401(k), wealth and asset management businesses

         - 23rd largest mutual fund family with $85 billion in assets under management

         - 3rd largest among banks in brokerage operations, 5th largest in mutual funds and 2nd largest in annuity sales

         - Long legacy of personal trust and wealth services for high net worth clients

NICHE CAPITAL MARKETS BUSINESS

         - $3.1 billion in revenue generated by more than 20 distinct business units

         - Broad-based capabilities in corporate and investment banking, fixed income and equity capital markets

MULTI-CHANNEL DISTRIBUTION NETWORK

         -        2,200 financial centers -- nation's 3rd largest branch network

         -        375 full-service brokerage offices nationwide

         -        160 home equity loan originators in 31 states

         -        3,800 automated teller machines-- nation's 6th largest network

         - 3rd largest and fastest-growing Internet channel, firstunion.com

         -        First Union Direct, 1-800-413-7898

                         -------------------------------------------------------
                           FINANCIAL HIGHLIGHTS
                         -------------------------------------------------------

                                                                                       Years Ended December 31,         Percent
                                                                                      ---------------------------       Increase
(Dollars in millions, except per share data)                                            2000                1999       (Decrease)
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
OPERATING EARNINGS
 Net interest income - tax-equivalent                                                 $   7,536             7,570          --%
 Fee and other income                                                                     6,830             6,996          (2)
-----------------------------------------------------------------------------------------------------------------
 Total revenue - tax-equivalent                                                          14,366            14,566          (1)
 Provision for loan losses                                                                  754               692           9
 Securities transactions - portfolio                                                        (15)              (63)        (76)
 Noninterest expense                                                                      9,213             8,458           9
 Income taxes - tax-equivalent                                                            1,449             1,867         (22)
-----------------------------------------------------------------------------------------------------------------
 Income before restructuring, merger-related and other charges and
  cumulative effect of a change in accounting principle (Operating earnings)              2,935             3,486         (16)
After-tax restructuring, merger-related and other charges                                (2,797)             (263)         --
-----------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change in accounting principle                         138             3,223         (96)
Cumulative effect of a change in accounting for beneficial interests, net of tax            (46)               --          --
-----------------------------------------------------------------------------------------------------------------
Net income (As reported)                                                              $      92             3,223         (97)%
------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE
Income before restructuring, merger-related and other charges and
 cumulative effect of a change in accounting principle                                $    2.97              3.60         (18)%
Income before cumulative effect of a change in accounting principle                        0.12              3.33         (96)
Net income                                                                                 0.07              3.33         (98)
Cash operating earnings                                                               $    3.30              3.94         (16)%
------------------------------------------------------------------------------------------------------------------------------
PROFITABILITY
Return on average stockholders' equity - operating earnings                               17.23%            21.60          --
Return on average stockholders' equity - cash operating earnings                          26.33             34.67          --
Net interest margin                                                                        3.55              3.79          --
Fee and other income to total revenue - operating earnings                                47.54             48.03          --
Overhead efficiency ratio - cash operating earnings                                       61.68%            55.62          --
Operating leverage - cash operating earnings                                          $    (918)              102          --
Effective income tax rate                                                                 31.51%            33.41          --
------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Securities                                                                            $  49,246            53,035          (7)%
Loans, net of unearned income                                                           123,760           133,177          (7)
Total assets                                                                            254,170           253,024          --
Total deposits                                                                          142,668           141,047           1
Long-term debt                                                                           35,809            31,975          12
Stockholders' equity                                                                  $  15,347            16,709          (8)%
------------------------------------------------------------------------------------------------------------------------------
CAPITAL ADEQUACY
Tier 1 capital ratio                                                                       7.02%             7.08          --
Total capital ratio                                                                       11.19%            10.87          --
------------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY
Allowance as % of loans, net                                                               1.39%             1.32          --
Allowance as % of nonperforming assets                                                      135               165          --
Net charge-offs as % of average loans, net                                                 0.59              0.53          --
Nonperforming assets as % of loans, net,
 foreclosed properties and assets held for sale                                            1.22%             0.78          --
------------------------------------------------------------------------------------------------------------------------------
OTHER DATA
Employees                                                                                71,262            71,659          (1)%
Branches                                                                                  2,193             2,318          (5)
Shares outstanding (In thousands)                                                       979,963           988,315          (1)
Common stock price                                                                    $   27.81             32.94         (16)
Market capitalization                                                                    27,253            32,553         (16)
Cash dividends per share                                                              $    1.92              1.88           2%
------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------
                           LETTER TO OUR STOCKHOLDERS
-------------------------------------------------------






                                                         [PHOTO]
                                           G. Kennedy Thompson
                                           President and Chief Executive Officer

Dear Stockholders,

2000 was a year of intensive work throughout First Union as we sharpened our focus on our three core businesses -- the General Bank, Capital Management and Capital Markets -- and streamlined your company for greater efficiency and increased competitiveness.

The actions we took in 2000 to restructure, control expense growth and create sustainable competitive advantages established a new strategic path for your company. We were guided by our belief that the leading companies of the future will be those that anticipate changing conditions and take proactive steps to prepare for success in any environment. The actions we took in 2000 were just such steps. We look forward to validating our strategies as stronger results emerge by the end of 2001.

This is my first Letter to Stockholders since becoming chief executive officer in April of 2000. I would like to spend the next few pages going into some depth on what we achieved in 2000, and what we anticipate going forward.

We have clear strengths as we contemplate the future, foremost being our new, energetic management team that will be introduced later in this letter. We have a superior franchise for gathering a leading share of household assets in the years ahead -- the sixth largest banking network in the nation with the largest deposit share on the East Coast, combined with a growing asset management operation encompassing the sixth largest brokerage firm in the nation. This combination of bank and brokerage, coupled with multi-channel distribution, is virtually unique in its ability to meet the overall financial needs of today's customers.

2000: REPOSITIONED, RESET BUSINESS STRATEGIES In June of 2000, we announced the results of an intensive six-month review that led us to focus more strategically on our three core growth businesses. We began paring away businesses and units that had minimal connection to our growth strategy, areas where we did not have scale or competitive strength and areas with limited prospects for net income growth. We intensified our energies around risk management, financial discipline and prudent use of capital, and we instilled a new fervor for expense control. As a result of these decisions, we exited or divested several businesses.

For example, we immediately ceased loan originations at The Money Store, because we believed there was little prospect for realizing a return on that investment. In addition, we sold our credit card and mortgage servicing portfolios to third parties. These were profitable operations for us, with hardworking and dedicated employees, but we lacked the scale to be dominant players. In our commitment to meet customers' needs, we now offer a complete selection of these products and services through strategic partnerships and alliances.

                         -------------------------------------------------------
                           LETTER TO OUR STOCKHOLDERS
                         -------------------------------------------------------


We also sold branch offices in areas where we lacked market share advantages. While we plan to complete the sale of 84 branches during this restructuring, our retail franchise will maintain its leading position in our attractive East Coast marketplace.

With these and other actions in motion, we spent the rest of the year executing strategies that we believe will lead to balanced and consistent growth in our three core businesses.

STOCK PRICE AND DIVIDEND As we developed our strategic plan in 2000, we fully anticipated that the stock market would take a "wait and see" stance pending proof of renewed revenue momentum. We have been pleased with how quickly the market has recognized our progress. While our stock declined 16 percent in 2000, the story has been different since we announced our intention to align the dividend payout ratio with industry standards and to improve capital ratios by halving the dividend on our stock. From December 20, 2000, through February 20, 2001, it has returned 20 percent compared with a 4 percent return for the S&P bank composite index and 1 percent for the S&P 500. We believe this is evidence that the marketplace recognizes the wisdom of our strategy.

Let me put the dividend decision in context. As we solidified and focused our business strategies, it became clear that a stronger balance sheet would provide more flexibility to invest in core businesses and to make other prudent capital deployment decisions. At the same time, we established a new goal of becoming one of the nation's best capitalized banking institutions. We anticipate generating $1 billion in additional capital annually resulting from the dividend reduction -- capital that will be focused on strategies that we believe will enhance overall shareholder value.

The actions we took in 2000 established a much sounder operational and financial path for your company. We believe these actions will enable us in the years ahead to produce strong, consistent growth in revenue and in earnings. Long term, our goal is to consistently produce 10 to 12 percent earnings growth over any three- to five-year business cycle. However, we believe 2001 will be a challenging year for much of the industry, and we expect our growth rate to be below 10 percent in light of the economic environment. That being said, we are encouraged by such signs of progress as 9 percent core loan growth and 2 percent core deposit growth in 2000 (excluding branch sales). More encouragement came from our cost control efforts, which have moderated expense growth, and strong evidence that customer service is improving dramatically.

In 2000, our operating earnings were $2.9 billion, or $2.97 per share. After $2.8 billion restructuring and other charges taken to shift our strategic direction, net income was $92 million. Operating earnings were down 16 percent from 1999 due to the strategic repositioning. On an operating basis, the return on stockholders' equity (ROE) was 17.2 percent. More information is in the Management's Analysis of Operations section.

PRIORITY NO. 1: CREATING SUPERIOR SHAREHOLDER VALUE With the decisions of 2000 behind us, our number one priority today is creating superior shareholder value. We believe the key is execution in these four areas:

         -        Consistent, strong growth in revenue and earnings;

         -        Rigorous, comprehensive risk management;

         - Improved financial discipline as evidenced by expense control and prudent capital deployment; and

         - Progress in achieving our objective of being among the nation's best capitalized financial institutions.

Our fundamental strengths -- broad distribution, a full selection of financial and investment products and leading share in attractive markets -- give us a sustainable competitive advantage for long-term success. These strengths support:

         - A growing General Bank that is far from a "traditional bank," with innovative segmentation strategies using advanced customer knowledge to ensure we provide the right product to the right customer at the right time;

         - An asset management growth engine in our Capital Management Group, which is uniquely suited to serve the wealth creation and wealth management needs of customers; and

         - The ability to provide a full suite of financial solutions not offered by traditional banking companies through our Capital Markets Group.

We believe these strengths add up to a virtually unparalleled customer value proposition.

-------------------------------------------------------
                           LETTER TO OUR STOCKHOLDERS
-------------------------------------------------------

[PHOTO]
BOB KELLY
Chief Financial
Officer

"First Union has made great strides toward improved financial discipline, enhanced risk management and prudent use of capital. I joined First Union because I was impressed with its unique strengths and capabilities as the nation's sixth largest bank/brokerage operation. We're already focused on the right things and ahead of a number of our peers in getting ready for an even more competitive environment."

[PHOTO]
ROB NIMMO
Chief Risk Officer

"Our essential mission is to strike the right balance between the amount and type of risk we take and to ensure we receive an adequate return. We have to do this within a balanced control framework, where everyone clearly understands their role and where performance is measured consistently and comprehensively."

NEW MANAGEMENT TEAM We have assembled an exceptional management team over the past 24 months that is disciplined, broadly experienced and creative.

In addition to myself, this team includes a new chief financial officer, Bob Kelly; a new chief risk officer, Rob Nimmo; a new general counsel, Mark Treanor; and a new treasurer, Tom Wurtz. Our three core businesses are headed by Ben Jenkins in the General Bank, Don McMullen in Capital Management, and Steve Cummings and Barnes Hauptfuhrer in Capital Markets. Further powering all of our businesses and internal processes is the Internet and advanced technology; David Carroll heads our eCommerce and Technology operations and Sue Perrotty heads our Operations Division. The pages following this letter describe the strategies in our business units.

NEW FINANCIAL DISCIPLINE In 2000, the new management team in Finance refocused efforts on improved financial discipline and solidified the systems, controls, accountabilities and culture to enforce that discipline.

This involved implementing a new capital allocation methodology with rigorous risk-adjusted return on capital and economic profit metrics to guide internal and external investment decisions. In addition, beginning in 2001, incentive compensation for the top 150 managers will be tied to achieving earnings per share and economic profit objectives.

Through the application of this new methodology, we will make more informed decisions for investing in higher growth, less capital intensive businesses, and for divesting low growth, high capital intensive businesses.

The goals of this team are to:

         - Strengthen the balance sheet to provide more flexibility to invest in core business growth;

         - Become one of the better capitalized banking companies in the nation; and

         - Improve the clarity and transparency of our financial reporting.

Key to this will be the new economic profit metrics and the new segment reporting that will be presented in first quarter 2001 financial reports. More information is in the Management's Analysis of Operations section.

COMPREHENSIVE RISK MANAGEMENT In 2000, we enhanced our management of risk by combining our credit risk, operational risk and market risk management activities. This action was driven by the recognition that the same capital base must bear the risk for all of the different activities in which we are involved as a company.

As we enter a more challenging economic cycle, the highest concern naturally centers on credit risk. We believe we're in a significantly stronger position today than we were during the early '90s because of the diversified model we've built, which produces balanced profitability from fee-based businesses as well as from our traditional credit income-producing businesses.

Our loan portfolio, which amounts to $124 billion, is well diversified by product, by geography and by industry concentration. We have a long history of strong credit quality -- and in fact, during the adverse credit cycle of the early '90s, we outperformed the industry. As we prepare for more challenging conditions, we are tightening credit standards, we are monitoring potential risk areas very tightly and we are actively managing the portfolio to keep risk areas in check.

POISED FOR THE FUTURE We believe our emphasis on revenue growth, risk management, financial discipline and prudent use of capital will ultimately help us grow revenue faster than expense, and distinguish First Union from the competition in the years ahead.

                         -------------------------------------------------------
                           LETTER TO OUR STOCKHOLDERS
                         -------------------------------------------------------


In other words, all the pieces are in place for higher growth. We believe First Union has a great deal going for it in today's more challenging and competitive environment.

As I end this letter, I want to express my sincere appreciation to our customers for their business; to our employees, who have gone to extraordinary lengths to find ways to serve their customers better and better; to our directors, for their wise counsel and guidance; and to our shareholders for their continued support.

We continue to review and assess our corporate governance policies, including board structure and size. It has become clear that a smaller board would be more effective going forward. Therefore, six directors have agreed to retire. After ensuring the board continues to represent a breadth of business knowledge, experience and diversity, the nominating committee accepted the retirements effective with the April 2001 board meeting. As we say farewell, we also would like to express our admiration and deep gratitude for the tremendous contributions of these directors who will retire: Edward E. Barr, W. Waldo Bradley, Norwood H. Davis, Jr., Frank M. Henry, Ernest E. Jones and James M. Seabrook.

In addition, we also say a very fond farewell to our longtime chairman of the executive committee, B.F. Dolan, who is retiring in 2001 after reaching the mandatory retirement age. He has been a great leader for our company, embodying the best attributes of both strategic thinking and personal thoughtfulness.

Most notably, we wish all the best to our chairman since 1985, Edward E. Crutchfield, who retires in March 2001. Ed joined First Union in 1965 and was chief executive officer for 16 years. He is widely regarded as one of the handful of leaders who led the banking industry into the 21st century with an expanded product offering and services that fulfill the needs of today's customers. He had the leadership and vision to build First Union from a $7 billion, North Carolina bank into a $250 billion, diversified financial institution and the sixth largest bank holding company in the nation. I have been very moved this past year, as Ed successfully fought his battle with cancer, to know that he was equally courageous in providing support as we restructured this company for the next phase of its existence.

Thank you, again, for your interest in First Union.

Sincerely,

/s/ Ken Thompson
Ken Thompson
President and Chief Executive Officer
February 20, 2001

-------------------------------------------------------
                        BUSINESS UNITS - GENERAL BANK
-------------------------------------------------------


[PHOTO]
BEN JENKINS
Head of the
General Bank

"The General Bank is the foundation -- the core of our company. It's the face of First Union to so many of our customers. Today we are focused on knowing our customers and their needs better than anyone else. We use our integrated customer information capability to weave our distribution network and product line into a unique value proposition."

GENERAL BANK BUSINESS PROFILE

         -        Leading-edge, customized banking products.

         -        Full line of retail investment products.

         - Four major business lines: Retail, Small Business, Commercial and Commercial Real Estate.

         -        Sales and service partner with Capital Management and Capital
                  Markets.

         - Distribution scale: 2,200 financial centers, 375 full-service brokerage offices, 200 remote business bankers, 11 call centers, 3,800 ATMs and 24x7 online service.

         - 21 percent penetration of retail market and 11 percent penetration of small business market in East Coast footprint.

STRATEGIC FOCUS

         -        Grow deposits, loans and investment products.

         - Leverage customer information to retain and acquire customers and deepen and enhance relationships through tailored service.

         -        Increase share of small business market.

The General Bank is distinguished by a balanced source of earnings -- more so than traditional banks because of its integrated distribution network and its bridge to investment products through our Capital Management Group.

The General Bank has developed sophisticated customer management strategies focused on customer retention, acquisition and deepening and enhancing relationships. The goal is to improve profitability by cross-selling additional products and services to our single service customers, who tend to be less profitable and more inclined to turnover. These strategies are designed to encourage customers not just to transact, but also to borrow, save and invest with us. In a select group of customers, we improved the ratio of these multiple service customers from 20 percent in 1999 to 25 percent in 2000.

Customer satisfaction scores measured by the Gallup organization have risen for the past seven consecutive quarters. This dramatic improvement, coupled with improved customer household retention, shows we have turned the corner on the serious customer service issues that emerged in 1998 and 1999. We attacked these issues on many fronts, including monthly meetings to review progress on 80 different service improvement measures. We added staff to retail branch and servicenter operations that had been cut too deeply in early 1999. We changed our incentive system to reward service and sales equally, and we improved systems for tracking customer inquiries.

In 2000, the Consumer and Commercial segments contributed 47 percent of revenue and 39 percent of operating earnings. The General Bank is intensely focused on growing top-line revenue and improving bottom-line contribution. Underlying momentum in loans, deposits and investment product growth in 2000 was masked by the asset securitizations and sales that were part of the company's strategic repositioning.

                         -------------------------------------------------------
                           BUSINESS UNITS - CAPITAL MANAGEMENT
                         -------------------------------------------------------


[PHOTO]
DON MCMULLEN
Head of the Capital
Management Group

"The Capital Management Group makes First Union more than a bank and more than a brokerage firm. As an asset management powerhouse with the sixth largest national brokerage firm and a long legacy of trust services, we strive to be the firm of choice for individual, institutional and corporate clients. We build long-term relationships, tailoring options to meet the needs of each client."

CAPITAL MANAGEMENT BUSINESS PROFILE

         - $171 billion in assets under management, including $85 billion in mutual funds.

         - Brokerage, insurance, trust, 401(k), wealth and asset management businesses.

         - 6th largest brokerage firm in the nation and among banks, 3rd largest brokerage firm, 5th largest mutual fund family and 2nd largest in annuity sales.

         - 7,400 registered representatives in 47 states and Washington, D.C.

         - Multiple channel distribution: 375 full-service brokerage offices, 2,200 retail financial centers, 1,900 third party financial service providers and online brokerage.

         -        Three million brokerage client accounts.

         - Evergreen Funds in highest tier on DALBAR service quality rankings.

STRATEGIC FOCUS

         - Capitalize on distribution scale, product offerings and demographic trends to deepen customer relationships.

         -        Maximize linkage to General Bank products and customers.

         - Provide maximum brokerage channels for clients and financial advisors.

         - Particular focus on investments, trust, 401(k) and insurance services.

The Capital Management business is a key component of First Union's quest to build a balanced earnings stream with half of all revenue coming from fee-based businesses -- a goal we expect to reach in 2001. The Capital Management team has combined a diversified product set with multiple distribution capabilities to become a key growth engine for the company. This business has grown at a 30 percent compound annual growth rate since 1995, when we had $47 billion in assets under management, to $171 billion in 2000. In 2000, brokerage client assets increased 6 percent from 1999 to $205 billion.

In the asset management business, First Union is the adviser for the Evergreen family of mutual funds, the nation's fifth largest among banks and 23rd industry-wide. Evergreen assets grew 6 percent to $85 billion in 2000 despite the difficult market environment. Numerous Evergreen Funds were recognized for excellent performance in 2000, among them the Evergreen Capital Growth Fund A and Evergreen Healthcare Fund, cited as category leaders in third party rankings.

With the Capital Management Group, we have the expertise, products and distribution to help clients manage assets at all stages of their lives. For the Generation Xers who are beginning to focus on their accumulation plans, we offer systematic investment plans requiring low minimum balances, self-directed as well as bank-managed IRAs and other services. For clients who have accumulated substantial assets, we provide trust services, private capital management services, tax strategies, teams of asset managers and other specialized services. For corporate and institutional trust clients, we offer a complete range of services including employee benefit plans and trust, custody and institutional debt management, while 401(k) customers may purchase insurance, brokerage, bank products and other services from us. We serve the high net worth market through 76 offices across the nation, supported by relationship managers and a team of specialists. For the affluent client, our full-service nationwide brokerage offices provide a link to trust, estate planning and other financial services, while our mutual funds, insurance and other investment products are available through our multi-channel distribution network.

In 2000, the Capital Management Group contributed 27 percent of revenue and 24 percent of operating earnings.

-------------------------------------------------------
                     BUSINESS UNITS - CAPITAL MARKETS
-------------------------------------------------------



[PHOTO]
STEVE CUMMINGS
Co-Head of
Capital Markets

"In spite of the difficult financial markets, we have a great opportunity to differentiate ourselves by offering creative capital solutions when our clients need them most. We have never been better focused or more efficient, and we're very optimistic about our ability to grow this business in the future."

[PHOTO]
BARNES HAUPTFUHRER
Co-Head of
Capital Markets

"We see 2000 and 2001 as important transitional years for the company and the Capital Markets Group. Our goal during this transition period is to position the company for maximum creation of long-term shareholder value."

CAPITAL MARKETS BUSINESS PROFILE

Broad selection of value-added products and services to corporate and institutional clients. Major product and service categories include:

         - Fixed income products (corporate and asset-based lending; loan syndications; leasing; derivatives; foreign exchange; bond sales, trading, research and underwriting).

         - Equity products (private equity and mezzanine capital; equity derivatives and equity and convertible securities; sales, trading, research and underwriting).

         - Structured products (asset securitizations and real estate capital markets products).

         - Advisory services (mergers and acquisitions and other corporate finance advisory services).

STRATEGIC FOCUS

         -        Attract and retain customers across all business units.

         -        Optimize allocation of capital from a risk/return perspective.

         - Continue to refine the business model to generate maximum economic value.

Industry and product expertise and an unparalleled commitment to clients are the three core drivers of our Capital Markets growth plan. Whether it's investing in growth companies, developing sophisticated hedging strategies, advising CEOs on acquisitions or structuring and arranging complex debt and equity securities offerings to achieve corporate and institutional client objectives, our goal is to consistently distinguish ourselves through the delivery of creative ideas and capital to our clients.

2000 was a year of significant change and restructuring in the Capital Markets Group. We exited (and entered) certain businesses, we changed management in selected areas and streamlined our organization. Improved efficiency and profitability will continue to be a key focus in 2001.

In 2000, the Capital Markets Group contributed 22 percent of revenue and 28 percent of operating earnings.

                         -------------------------------------------------------
                           BUSINESS UNITS - eCOMMERCE AND TECHNOLOGY
                         -------------------------------------------------------

[PHOTO]
David Carroll
Chief eCommerce and
Technology Officer

"We think the web is very powerful when it's combined with our financial centers and First Union Direct (our advanced telephone banking operation). Our focus is on deepening and enhancing, retaining and acquiring customers by building the kind of functionality that they want -- not technology for technology's sake. We have industry-leading growth and solid penetration."

eCOMMERCE AND TECHNOLOGY BUSINESS PROFILE

         - The nation's 3rd largest and fastest growing Internet banking channel for the past two years.

         - 2.4 million online enrollments at year-end 2000, including 59,000 online brokerage and 88,000 online wholesale enrollments.

         - Forrester survey ranked firstunion.com 4th overall in online services, 1st in online customer service and 2nd in online features.

         - Internet channel originated 11,000 deposit accounts and $243 million in loans in 2000 -- equivalent to the volume generated by a small to medium sized market.

         - First Union Direct opened 500,000 deposit accounts and originated $1 billion in loans in 2000.

         - Competitive advantage in common operating systems and a web-based platform for human resources, procurement and finance.

STRATEGIC FOCUS

         - Further introduce the online channel and, in particular, electronic bill payment to customers.

         - "Web enable" First Union's internal processes and infrastructure, including online forms and processing for employee benefits, the 401(k) plan, interactive training, travel arrangements, job postings and purchasing.

         - Joint ventures, alliances and equity investments that expand our brand cost-efficiently through multiple points of presence and acquire early or proprietary access to emerging technology and business models.

         - Further leverage eCommerce capability to build capacity and lower costs company-wide.

First Union has built one of the industry's most comprehensive online financial services capabilities, with financial planning tools, real-time credit approval, online account opening for deposits, customer service, bill pay, shopping, mortgage loan origination, small business, foreign exchange and a business-to-business marketplace for small and mid-sized companies, among other offerings. More than 15 percent of our customers now use this channel regularly.

Coupled with our significant online capability is our advanced telephone banking operation, First Union Direct. This telephone and e-mail based relationship management business is focused on effectively and efficiently serving the needs of our retail and wholesale customers. By providing high-quality sales and service customer experiences (over 133 million in 2000), this business unit will continue to contribute to the top-line revenue growth and profitability of First Union.

We intend to fully leverage the convergence of technologies that power both the telephone and Internet channels to further reduce costs and improve the customer experience. Innovations such as natural language speech recognition, knowledge management tools, and fully integrated customer information will be deployed over the next 12 months. First Union Direct's intense focus on the customer and intelligent application of new technologies will be the impetus for continued growth in this most important adjunct to our General Banking and Capital Management activities.

Through the continued integration of our Internet and telephone capabilities with our financial centers, we will provide a superior sales and service experience to customers -- anywhere, anyhow and any time they choose.

-------------------------------------------------------
                        ENGAGING WITH OUR COMMUNITIES
-------------------------------------------------------

"By far our strongest assets are the employees who live and work in our communities and represent the spirit of First Union every day."

                                      -- Ken Thompson, President and CEO

First Union is deeply committed to demonstrating its social leadership by meeting the needs of the communities it serves. We focus resources and employee talents on two main priorities -- improving education and strengthening neighborhoods. In so doing, we enhance the quality of life and make a positive difference where we work and live.

Through corporate contributions, community involvement and community development programs, First Union continues to be a major force in building strong and vibrant communities.

EDUCATION FIRST
Education, with special emphasis on early childhood literacy, was again First Union's top community involvement priority in 2000, anchored by our signature Reading First program. We believe there is no single greater opportunity to shape our children's future than helping them learn -- and love -- to read.

Last year, thousands of employees volunteered as mentors, tutors and readers to young children -- made possible by First Union's Time Away from Work policy, which offers four hours of paid time-off each month to volunteer in schools. We established more than 1,000 partnerships with local elementary schools and donated 64,000 books during classroom visits. As a result, First Union fulfilled its pledge to America's Promise, the national youth alliance and education program chaired by Secretary of State Colin L. Powell, by volunteering 2.4 million hours to education.

That level of time and energy proved instrumental in winning the President's Service Award this past June -- the nation's highest honor for volunteer community service -- for our vision and execution of Education First. Sponsored by the Points of Light Foundation and the Corporation for National Service, the award is testament to the dedication of employees who truly make a difference in the communities we serve.

In tandem with our volunteer program, First Union also supports its communities with financial resources. We gave more than $59 million in charitable contributions last year through company, foundation and employee gifts.

BUILDING COMMUNITIES
First Union's Community Development Group echoes that same sense of urgency. In partnership with community organizations, we help others achieve the American dream of home ownership, launch their own business, improve their neighborhood and learn financial skills that can lead to greater economic freedom.

First Union originated more than $10 billion in community development loans and investments in 2000, including more than $615 million for affordable housing, community service, economic development and revitalization projects benefiting low- to moderate-income neighborhoods. As part of this, we invested more than $29 million in Community Development Financial Institutions, helping 20 organizations in seven states and Washington, D.C. That effort resulted in a $3.4 million Bank Enterprise Award from the U.S. Treasury Department -- the largest amount given in 2000.

The community development team structures partnerships that promote win-win outcomes, as evidenced by two innovative deals in 2000 serving as national models:

         - A $5.3 million community development loan for the Green Earth Development is the first and largest of its kind in the continental United States under a new U.S. Housing and Urban Development program. The loan provides for affordable housing, retail space, social service facilities and recreational areas on the Catawba Indian Reservation in Rock Hill, South Carolina.

         - First Union is providing up to $30 million in mortgage financing in partnership with the University of Pennsylvania to help promote and develop moderate-cost rental housing opportunities -- and stimulate urban renewal -- for Philadelphia's University City community.

eCOMMUNITIES FIRST
To address the educational and economic disparities caused by the "digital divide" -- the gap created by insufficient access to technology -- First Union launched the innovative eCommunities First training program in Charlotte. In partnership with seven community organizations, we provided resources at four sites to offer basic computer, Internet and money management training to low- to moderate-income families. In six months, First Union and its partners conducted 71 classes for 342 people.

First Union was honored with a gold medal from Computerworld magazine and inclusion of an eCommunities First case study in the Smithsonian Institution's National Museum of American History archives.

                         -------------------------------------------------------
                           ACROSS THE NATION
                         -------------------------------------------------------

[MAP]


GENERAL BANK REGIONS

Atlantic Region
New Jersey
Branches: 344
ATMs: 627
Market Share: 11.65%
Ranking: 2

New York
Branches: 54
ATMs: 100
Market Share: 4.20%
Ranking: 5

Connecticut
Branches: 87
ATMs: 125
Market Share: 7.06%
Ranking: 4

Mid-Atlantic Region
Virginia
Branches: 172
ATMs: 294
Market Share: 11.07%
Ranking: 2

Maryland
Branches: 78
ATMs: 115
Market Share: 6.41%
Ranking: 5

Washington, D.C.
Branches: 28
ATMs: 60
Market Share: 15.20%
Ranking: 3

Southeast Region
North Carolina
Branches: 212
ATMs: 435
Market Share: 12.23%
Ranking: 4

South Carolina
Branches: 56
ATMs: 106
Market Share: 5.36%
Ranking: 6

Georgia
Branches: 138
ATMs: 374
Market Share: 9.09%
Ranking: 4

PennDel Region
Pennsylvania
Branches: 353
ATMs: 582
Market Share: 11.74%
Ranking: 3

Delaware
Branches: 21
ATMs: 46
Market Share: 1.86%
Ranking: 8

Florida Region
Florida
Branches: 621
ATMs: 893
Market Share: 14.93%
Ranking: 2

Source: FDIC market share data represents deposits at June 30, 2000.

FOREIGN BRANCHES AND REPRESENTATIVE OFFICES

Foreign Branches
Nassau, Bahamas
Hong Kong, China
 (Restricted License Branch)
London, England
Tokyo, Japan
Seoul, South Korea
Taipei, Taiwan

Representative Offices
Buenos Aires, Argentina
Sydney, Australia
Sao Paulo, Brazil
Santiago, Chile
Beijing, China
Guangzhou, China
Hong Kong, China
Shanghai, China
Bogota, Colombia
Guayaquil, Ecuador

Cairo, Egypt
London, England
Paris, France
Frankfurt, Germany
Hamburg, Germany
Mumbai, India
Jakarta, Indonesia
Milan, Italy
Tokyo, Japan
Kuala Lumpur, Malaysia
Mexico City, Mexico

Panama City, Panama
Manila, Philippines
Singapore
Johannesburg, South Africa
Seoul, South Korea
Madrid, Spain
Taipei, Taiwan
Bangkok, Thailand
Istanbul, Turkey
Dubai, United Arab Emirates
San Diego, California

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

CONTENTS

    12            Management's
                  Analysis of
                  Operations

    33            Financial Tables

    50            Five-Year Net
                  Interest Income
                  Summaries

    52            Consolidated
                  Condensed
                  Statement of
                  Income

    52            Restructuring and
                  Other Charges/
                  Gains

    53            Consolidated
                  Statements of
                  Operating Earnings

    54            Management's
                  Statement of
                  Responsibility

    55            Independent
                  Auditors' Report

    56            Consolidated
                  Balance Sheets

    57            Consolidated
                  Statements
                  of Income

    58            Consolidated
                  Statements
                  of Changes in
                  Stockholders'
                  Equity

    59            Consolidated
                  Statements
                  of Cash Flows

    60            Notes to
                  Consolidated
                  Financial
                  Statements

The following discussion and other portions of this Annual Report contain various forward-looking statements. Please refer to our 2000 Annual Report on Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

EARNINGS HIGHLIGHTS
SUMMARY OF OPERATING RESULTS First Union reported net income of $92 million, or 7 cents per share, in 2000. The reported results in 2000 were net of after-tax restructuring, merger-related and other charges and gains of $2.8 billion, or $2.85 per share, and an after-tax $46 million charge, or 5 cents per share, for the cumulative effect of a change in the accounting for beneficial interests. The net restructuring and other charges and gains were recorded in connection with our strategic repositioning, which was announced on June 26, 2000. Operating earnings, which exclude net restructuring, merger-related and other charges and gains and the accounting change, were $2.9 billion, or $2.97 per share, in 2000. Net income in 1999 was $3.2 billion, or $3.33 per share, which included after-tax restructuring and merger-related charges of $263 million, or 27 cents per share. Operating earnings in 1999 were $3.5 billion, or $3.60 per share.

In the fourth quarter of 2000, reported net income was $599 million, or 60 cents per share, after net after-tax restructuring, merger-related and other charges and gains of $36 million, or 4 cents per share, and an after-tax $46 million charge, or 5 cents per share, for the accounting change. Operating earnings were $681 million, or 69 cents per share, in the fourth quarter of 2000. In the fourth quarter of 1999, net income and operating earnings were $842 million and $846 million, respectively, or 86 cents per share, for both.

Diluted cash operating earnings before net restructuring, merger-related and other charges and gains and the accounting change were 76 cents per share in the fourth quarter of 2000 and $3.30 per share in 2000, down 20 percent from the fourth quarter of 1999 and 16 percent from 1999. Cash operating earnings are operating earnings before goodwill and other intangible amortization.

Based on operating earnings, First Union's return on average stockholders' equity (ROE) was 17.23 percent in 2000 and 21.60 percent in 1999. The cash return on average tangible stockholders' equity was 26.33 percent in 2000 and
34.67 percent in 1999.

SUMMARY OPERATING RESULTS

                                                                         Years Ended December 31,
Dollars in millions,                                         -------------------------------------------
except per share data                                           2000               1999            1998
--------------------------------------------------------------------------------------------------------
OPERATING EARNINGS
Net interest income(*)                                       $   7,536             7,570           7,394
Fee and other income                                             6,815             6,933           6,435
--------------------------------------------------------------------------------------------------------
   Total revenue(*)                                             14,351            14,503          13,829
Provision for loan losses                                          754               692             691
Noninterest expense                                              9,213             8,458           7,844
Income taxes(*)                                                  1,449             1,867           1,598
--------------------------------------------------------------------------------------------------------
Operating earnings                                           $   2,935             3,486           3,696
--------------------------------------------------------------------------------------------------------
Net income                                                   $      92             3,223           2,891
Net income -- cash basis(**)                                     3,270             3,817           3,982
PER DILUTED SHARE
   Operating earnings                                             2.97              3.60            3.77
   Net income                                                      .07              3.33            2.95
   Cash operating earnings(**)                               $    3.30              3.94            4.06
RATIOS
   Operating return on
     average equity                                              17.23%            21.60           22.70
   Cash operating return on
     average equity(**)                                          26.33%            34.67           32.62
--------------------------------------------------------------------------------------------------------

 (*) Tax-equivalent.
(**) Cash operating earnings exclude goodwill and other intangible amortization.

On an operating basis, fee and other income, excluding portfolio securities transactions, was $6.8 billion in 2000, down 2 percent from 1999. The year over year comparison includes $286 million in one-time gains in 1999 related to the sale of certain assets and investments. Difficult financial markets in 2000 dampened results in several Capital Markets businesses, particularly principal investing, which was down $200 million, and loan syndication, which was down $75 million. These declines were partially offset by a 38 percent rise in commissions and fiduciary and asset management fees, with strong performances in brokerage, mutual funds and CAP Account. The 2000 results included $754 million in brokerage and other fee income from the former EVEREN Capital Corporation, a full-service brokerage and asset management firm acquired on October 1, 1999.

On an operating basis, noninterest expense was $9.2 billion in 2000, a 9 percent increase from 1999. The increase in expenses in 2000 primarily reflected the addition of expenses related to EVEREN, which was included in all of 2000 and only three months of 1999 following consummation of this purchase acquisition on October 1, 1999.

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

The provision for loan losses was $1.7 billion in 2000 ($754 million on an operating basis), an increase of $1.0 billion from 1999. The 2000 provision included a $325 million incremental provision and $657 million of provision recorded in connection with the transfer of loans to assets held for sale. Net charge-offs in 2000 increased $63 million from 1999 to $751 million. This increase reflected higher charge-offs in the commercial portfolio, principally due to charge-offs on a large problem credit to a single borrower, partially offset by a decline in consumer charge-offs related primarily to the third quarter 2000 sale of the credit card portfolio. Net charge-offs were 0.59 percent of average net loans in 2000 and 0.53 percent in 1999. Nonperforming assets increased $533 million from December 31, 1999, to $1.6 billion at December 31, 2000. As a percentage of net loans, foreclosed properties and assets held for sale, nonperforming assets were 1.22 percent at December 31, 2000, and 0.78 percent at December 31, 1999. Excluding the large problem credit, nonperforming assets increased $320 million.

OUTLOOK First Union established a new strategic direction in 2000 focused on improved earnings growth from our three core businesses -- the General Bank, Capital Management and Capital Markets. After a six-month review, on June 26, 2000, we announced the strategic repositioning of our company, which resulted in the disposition of certain businesses, assets and branches that did not provide scale or strategic advantages. We ceased subprime mortgage lending at The Money Store and sold our $35 billion residential mortgage servicing portfolio, our $5.7 billion credit card portfolio (of which $1.7 billion was on-balance sheet) and $13 billion of securities. We also committed to sell $6.2 billion in certain commercial and consumer loans, and 84 nonstrategic branch locations -- 58 of which were sold in 2000 and 26 additional branches are under contract for sale in the first quarter of 2001 -- representing approximately $2.7 billion in deposits and $600 million in loans. Associated with the strategic repositioning in 2000, we recorded $2.8 billion in after-tax restructuring and other charges and gains. The contribution to operating earnings in 2000 from divested businesses and certain balance sheet strategies was approximately $545 million. We anticipate that contributions from divested businesses and balance sheet strategies will be modest in 2001.

With the repositioning essentially behind us, we are focusing our resources on increasing the efficiency and competitiveness of our three core businesses. While the winding down of some divested businesses will continue through the first half of 2001, we believe our core strengths will become apparent as 2001 progresses and we move beyond restructuring and transition. We believe all of these actions, including the decision in late 2000 to reduce the dividend on our common stock by 50 percent to build capital and to provide strategic flexibility, position us well in a more challenging economic and competitive environment. We will continue to fine-tune and make appropriate capital allocation decisions going forward as we focus our resources on our three core businesses.

The broad asset management product set in our Capital Management Group, underscored by multiple distribution capabilities, position this business to benefit from key demographic trends that are turning spenders into savers and investors. The Capital Management Group also benefits by leveraging the General Bank's broad distribution, as well as by making First Union products and services available through our nationwide brokerage network. The General Bank, with long-term relationships in commercial, small business and consumer lending and deposit activities, is emerging from service quality issues and has been energized through new leadership. Capital Markets, which primarily targets middle market and growth companies in specific industry groups, is leveraging a combination of corporate banking, investment banking and principal investing to provide a more integrated value proposition for clients. With this strong platform in place, we believe we are solidly positioned to focus on our strengths and on growing our core businesses.

We will continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance in our core businesses. When consistent with our overall business strategy, we may consider the disposition of certain assets, branches, subsidiaries or lines of business. While acquisitions are no longer a primary business activity, we continue to routinely explore acquisition opportunities, particularly in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.

CORPORATE RESULTS OF OPERATIONS
RESTRUCTURING AND OTHER CHARGES AND GAINS In 2000, we reported $3.5 billion pretax of net restructuring, merger-related and other charges and gains in connection with the strategic repositioning. This included $2.1 billion of restructuring charges and $2.8 billion of other charges, net of gains of $1.4 billion. These gains included $937 million from the sale of our credit card portfolio, $71 million from the sale of our mortgage servicing portfolio and $357 million from branch sales. Also in connection primarily with the EVEREN acquisition, we incurred $78 million in merger-related charges in 2000.

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

RESTRUCTURING CHARGES The restructuring charges of $2.1 billion included $172 million of employee termination benefits, occupancy-related charges of $108 million, a $1.8 billion write-down of goodwill and other identified intangibles associated with The Money Store, write-downs of $18 million associated with the impairment of certain long-lived assets and contract cancellation costs of $74 million.

OTHER CHARGES The $2.8 billion of other charges associated with the strategic repositioning includes an incremental loan loss provision of $982 million, which is described further in the Provision and Allowance for Loan Losses section; $1.1 billion of losses on the sale of securities and other impairment charges as described further in the Securities Available for Sale section; and a charge of $175 million in additional reserves against the lease residuals in the auto leasing portfolio. In the first quarter of 1999, we exited the indirect auto lending and leasing business. The $175 million of additional lease reserves relate to this portfolio, which is in a run-off phase. This business has been affected by the deterioration in the used car resale market. Other charges also included $307 million in other noninterest expense, principally personnel-related retention incentives as well as termination arrangements associated with exiting businesses.

The rest of this discussion of Corporate Results of Operations is on an operating basis and, accordingly, excludes these restructuring, merger-related and other charges and gains.

NET INTEREST MARGIN Net interest income on a tax-equivalent basis declined slightly from 1999 to $7.5 billion in 2000. The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid to fund those assets, was 3.55 percent in 2000 and 3.79 percent in 1999. The average rate on earning assets increased 66 basis points from 1999 to 8.30 percent in 2000, while the average rate paid on liabilities increased 89 basis points from 1999 to 5.31 percent in 2000.

The sale of the credit card business put downward pressure on the margin. This was partially offset by the sale of $13 billion of lower-yielding securities as part of our strategic repositioning. The sale of these securities will have a favorable impact on our net interest margin going forward, as will recent Federal Reserve actions to decrease interest rates after a series of increases. The Risk Management section provides additional information on our methodology for interest rate risk management. It should be noted that we focus on net income and economic contribution when evaluating corporate strategies and we place less importance on the net interest margin impact of these decisions.

AVERAGE BALANCE SHEET AND INTEREST RATES

                                                                       Years Ended December 31,
                                                 ----------------------------------------------
                                                                2000                       1999
                                                 -------------------        -------------------
                                                 Average                    Average
In millions                                      Balance        Rate        Balance        Rate
-----------------------------------------------------------------------------------------------
Interest-bearing
   bank balances                                $  1,095        4.93%      $    835        4.58%
Federal funds sold                                 7,800        5.73          9,526        4.82
Trading account assets                            12,011        6.90          9,638        6.32
Securities available
   for sale                                       51,751        7.37         43,767        6.83
Investment securities                              1,677        8.20          1,863        8.19
Commercial loans                                  75,383        9.11         73,293        8.14
Consumer loans                                    51,505        8.59         56,498        8.37
-----------------------------------------------------------------------------------------------
   Total loans                                   126,888        8.89        129,791        8.24
Other earning assets                              11,125        9.56          4,516        7.23
-----------------------------------------------------------------------------------------------
   Total earning assets                          212,347        8.30        199,936        7.64
-----------------------------------------------------------------------------------------------
Interest-bearing deposits                        112,275        4.69        104,117        3.89
Short-term borrowings
Federal funds purchased                           30,997        6.11         30,046        4.83
Commercial paper                                   2,882        6.00          2,224        4.81
Other short-term
   borrowings                                      9,697        4.85          9,188        5.01
Long-term debt                                    34,279        6.69         28,738        5.66
-----------------------------------------------------------------------------------------------
   Total interest-bearing
     liabilities                                 190,130        5.31        174,313        4.42
-----------------------------------------------------------------------------------------------
Net interest income
   and margin                                   $  7,536        3.55%      $  7,570        3.79%
-----------------------------------------------------------------------------------------------

FEE AND OTHER INCOME We are continually developing products to meet the challenges of increasing competition, changing customer demands and demographic shifts. We have pursued strategic investments to build high-growth lines of business to increase fee income. For example, over the years we have broadened our product lines significantly, particularly in Capital Management and Capital Markets, to provide additional sources of fee income that complement our long-standing banking products and services. The success of this strategy is seen in the growth of fee income as a percentage of total revenue, excluding portfolio securities transactions, which on an operating basis was 48 percent in 2000 and in 1999. This compares with 31 percent in 1996 at the beginning of our move into new lines of business.

On an operating basis, fee and other income, excluding portfolio securities transactions, was $6.8 billion in 2000, down 2 percent from 1999 due in part to lower principal investing revenues. In addition, 1999 included $286 million of gains from the sale of certain assets and investments.

Commissions, which include brokerage and insurance commissions, increased $577 million from 1999 to $1.6 billion in 2000, reflecting strong results from

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

retail brokerage and insurance services, including a $448 million increase in commissions from the former EVEREN. Additionally, fiduciary and asset management fees, which include personal trust, personal financial consulting, corporate trust, institutional trust, mutual funds, CAP Account and other fee income, increased $273 million from 1999 to $1.5 billion in 2000. Advisory, underwriting and other capital markets fees increased modestly despite the difficult financial markets.

FEE AND OTHER INCOME

                                                                                    Years Ended December 31,
                                                                     ---------------------------------------
In millions                                                             2000              1999          1998
------------------------------------------------------------------------------------------------------------
Service charges and fees                                             $ 1,966             1,987         2,027
Commissions                                                            1,591             1,014           753
Fiduciary and asset
   management fees                                                     1,511             1,238         1,055
Advisory, underwriting and
   other Capital Markets fees                                            724               702           364
Principal investing                                                      392               592           237
Other income                                                             631             1,400         1,999
------------------------------------------------------------------------------------------------------------
Total fee and other income                                           $ 6,815             6,933         6,435
------------------------------------------------------------------------------------------------------------

Principal investing, which includes the results of investments in equity and mezzanine securities, declined $200 million from 1999 to $392 million in 2000 due largely to market value adjustments in volatile markets. We expect principal investing revenue to remain modest in 2001.

Other income, which includes results from portfolio securities transactions and asset sales and securitizations, declined $769 million from 1999 to $631 million in 2000. Other income in 1999 included $286 million of gains from the sale of certain assets and investments. Portfolio securities transactions resulted in a net loss of $15 million in 2000, which included $27 million of impairment losses on certain strategic equity investments and $17 million of impairment losses on residual interests in certain securitizations. This compares with a net loss of $63 million in 1999, which included a $79 million impairment loss on residual interests.

Asset sales and securitizations resulted in a net gain of $263 million in 2000, including gains from the securitization and sale of credit card receivables, Small Business Administration (SBA) loans, student loans, equity lines and municipal securities. In 1999, these gains were $417 million, which included $126 million of gains from the securitization and sale of residential mortgage loans and higher levels of gains from the other categories. Also included in 2000 other income was $163 million of market value write-downs on certain commercial loans classified as assets held for sale and a $20 million gain from the sale of securities received in a demutualization. Branch sales gains of $23 million were included in other income in 1999.

The more significant of these activities are discussed further in the Business Segments section.

NONINTEREST EXPENSE On an operating basis, noninterest expense increased 9 percent from 1999 to $9.2 billion in 2000, largely reflecting the full-year impact of EVEREN and increased variable compensation in the Capital Management Group.

NONINTEREST EXPENSE

                                                                     Years Ended December 31,
                                                          -----------------------------------
In millions                                                  2000          1999          1998
---------------------------------------------------------------------------------------------
Salaries and employee benefits                            $ 5,449         4,716         4,250
Occupancy                                                     619           546           561
Equipment                                                     858           793           723
Advertising                                                    91           234           223
Communications and supplies                                   487           481           480
Professional and consulting fees                              337           287           311
Goodwill and other
   intangible amortization                                    361           391           348
Sundry expense                                              1,011         1,010           948
---------------------------------------------------------------------------------------------
Total noninterest expense                                 $ 9,213         8,458         7,844
---------------------------------------------------------------------------------------------


Sundry expense includes a credit of $29 million representing fees received from the purchaser of the credit card portfolio for subservicing. The expenses incurred in connection with the subservicing agreement are included in other line items within noninterest expense.

In the fourth quarter of 2000, we recorded a $69 million credit in noninterest expense to adjust liabilities for certain incentive compensation and benefit arrangements to reflect declines in fee income and reductions in the workforce, particularly Capital Markets.

We had $3.7 billion in goodwill and other intangible assets at December 31, 2000, a decline of $2.0 billion from 1999. This decline was principally the result of the second quarter 2000 write-down of $1.8 billion of goodwill and other identified intangibles that were determined to be impaired as a result of the decision to discontinue subprime mortgage lending at The Money Store. This write-down will have the effect of reducing annual amortization expense by $85 million.

On an operating basis, the overhead efficiency ratio was 64.2 percent in 2000 and 58.3 percent in 1999.

INCOME TAXES On an operating basis, income taxes declined $399 million from 1999 to $1.4 billion in 2000 and the effective tax rate was 31.5 percent in 2000 and
33.4 percent in 1999. The primary reason for the decline in the effective tax rate was the reduction in operating income in 2000, which resulted in a correspondingly larger decline in income tax expense due to a higher marginal tax rate than effective tax rate.

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

Additional benefits from tax credits generated from growth in our affordable housing business also contributed to the decrease in the effective tax rate. Based on current projections, we anticipate the 2001 effective tax rate to remain substantially unchanged from 2000.

The effective tax rate reflected in the computation of net income was 85.4 percent in 2000 and 33.3 percent in 1999. Net income in 2000 included a $1.8 billion write-down for impairment of intangible assets, primarily goodwill. This charge is not deductible for federal or state income tax purposes and has the effect of significantly increasing the effective tax rate, because deferred taxes are not recorded on goodwill.

BUSINESS SEGMENTS
First Union's operations are divided into five business segments encompassing more than 60 distinct product and service units. These segments are Capital Management, Capital Markets, Consumer, Commercial and Treasury/Nonbank. Additional information can be found in Note 11: Business Segments to the audited consolidated financial statements and in Exhibit 99 to our 2000 Annual Report on Form 10-K. The following discussion of segment results is on an operating basis and, accordingly, excludes restructuring and other charges and gains related to the strategic repositioning.

As the result of an in-depth review of our management reporting system that is the basis for the segment data that follows, we have designed new methodologies and systems that will better reflect the evolution of our three core businesses. We will implement this new management reporting model in the first quarter of 2001, and prior period information will be restated. The key differences will be a redefinition of our segments, the use of an economic profit (EP) model, a significant change in the way referral fees among business units are recorded and refinements in cost allocation methodologies.

CAPITAL MANAGEMENT Our Capital Management Group (CMG) has created a growing and diversified brokerage, insurance, trust, wealth and asset management business with products and services that provide the link between traditional banking and investing for retail and institutional customers. CMG is organized into four major lines of business: Retail Brokerage and Insurance Services, Wealth and Trust Services, Mutual Funds and CAP Account. CMG offers a full line of investment products and services distributed through multiple channels, including our national retail brokerage branch network, full-service retail financial centers in our East Coast marketplace and online brokerage. Assets under management increased $1.0 billion from year-end 1999 to $171 billion at December 31, 2000.

On an operating basis, Capital Management net income increased $128 million from 1999 to $716 million in 2000, with strong increases in net interest income and fee and other income partially offset by a rise in noninterest expense. Net interest income increased $121 million from 1999 to $643 million in 2000, while fee and other income increased $898 million from 1999 to a record $3.2 billion in 2000. The former EVEREN operations contributed $564 million of the increase in fee and other income.

CAPITAL MANAGEMENT

                                                      YEARS ENDED DECEMBER 31,
                                      ----------------------------------------
In millions                              2000             1999            1998
------------------------------------------------------------------------------
Net interest income                   $   643              522             409
Provision for loan losses                   1               --               5
Fee and other income                    3,215            2,317           1,802
Noninterest expense                     2,697            1,886           1,524
Income taxes                              444              365             262
------------------------------------------------------------------------------
Operating earnings                    $   716              588             420
------------------------------------------------------------------------------

Return on average
   stockholders' equity                 50.29%           52.50           47.30
Average loans, net                    $ 4,383            3,793           3,683
Average deposits                       19,569           19,981          16,723
Average stockholders' equity          $ 1,425            1,123             892
------------------------------------------------------------------------------

CAPITAL MANAGEMENT FEE AND OTHER INCOME

                                                      YEARS ENDED DECEMBER 31,
                                      ----------------------------------------
In millions                              2000             1999            1998
------------------------------------------------------------------------------
Retail brokerage and
   insurance services                 $ 1,886            1,137             778
Wealth and trust services                 727              695             621
Mutual funds                              532              460             412
CAP Account                               164              119              76
------------------------------------------------------------------------------
Total                                   3,309            2,411           1,887
Eliminations                              (94)             (94)            (85)
------------------------------------------------------------------------------
Total fee and other income            $ 3,215            2,317           1,802
------------------------------------------------------------------------------

Noninterest expense increased $811 million from 1999 to $2.7 billion in 2000 primarily reflecting increased variable compensation, largely salaries and incentives, associated with the strong growth in our Retail Brokerage and Insurance Services business and the impact of the EVEREN acquisition.

Fee and other income from Retail Brokerage and Insurance Services increased $749 million from 1999 to $1.9 billion in 2000. Retail brokerage results in 2000 included the impact of EVEREN. Brokerage client assets increased $12 billion from 1999 to $205 billion at December 31, 2000.

Our Wealth and Trust Services businesses encompass personal trust and private client banking, corporate trust and benefit services, and institutional trust services.

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

Wealth and Trust Services fee and other income increased $32 million from 1999 to $727 million in 2000. Wealth and Trust Services had $4.4 billion in average net loans in 2000, an increase of $589 million from 1999, and average deposits of $5.9 billion in 2000, an increase of $148 million from 1999.

Mutual fund fee and other income increased 16 percent from 1999 to $532 million in 2000, primarily as a result of average asset growth. Despite a challenging economic environment, assets in the First Union-advised Evergreen mutual funds increased $5 billion from year-end 1999 to $85 billion at December 31, 2000.

The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in both Retail Brokerage and Insurance Services and in Mutual Funds. CAP Account amounts reflect CAP Account fees and the funding benefit attributed to the on-balance sheet deposits. Fee and other income in CAP Account increased $45 million from 1999 to $164 million in 2000, attributable to both an increase in sales and growth in customer asset balances. CAP Account customer assets were $61 billion at December 31, 2000, an increase of $5 billion from 1999. The number of brokerage trades in CAP Account in 2000 increased 41 percent from 1999.

CAPITAL MARKETS Our Capital Markets products and services are designed to provide a full range of capital raising, market making and financial advisory services to meet the needs of corporate and institutional clients. Our strategy is to focus on middle-market and growth companies, and we leverage the strong relationship coverage in our East Coast banking markets with an integrated investment banking and corporate banking approach focused on eight key industries nationwide: technology, telecommunications, communications, healthcare, business and consumer services, industrial growth, real estate and financial institutions. We provide full execution including corporate finance, equity research, merger and acquisition advisory services, and debt and equity financing. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas.

In anticipation of more difficult financial markets and as part of our strategic repositioning, Capital Markets restructured in 2000 to better execute industry-specific client management strategies, to create more efficiency, and to redeploy key resources to enhance, deepen and retain client relationships. The goal is to focus on and invest resources in areas where we can have the greatest impact and expect to be the most successful. Also as part of the restructuring, we exited certain fixed income businesses and certain sectors in equity research.

CAPITAL MARKETS

                                                      Years Ended December 31,
                                      ----------------------------------------
In millions                              2000             1999            1998
------------------------------------------------------------------------------
Net interest income                   $ 1,551            1,553           1,434
Provision for loan losses                 413              252             156
Fee and other income                    1,516            1,709           1,150
Noninterest expense                     1,605            1,472           1,314
Income taxes                              227              459             339
------------------------------------------------------------------------------
Operating earnings                    $   822            1,079             775
------------------------------------------------------------------------------

Return on average
   stockholders' equity                 13.74%           19.36           15.62
Average loans, net                    $44,530           43,216          40,589
Average deposits                       17,124           15,526          14,315
Average stockholders' equity          $ 5,975            5,570           4,957
------------------------------------------------------------------------------

Capital Markets has three primary lines of business:

    - Investment Banking, which includes merger and acquisition advisory services; principal investing; loan syndication; investment grade debt; high yield debt; equity sales, trading, research and underwriting; fixed income sales and trading; risk management; asset securitization; and commercial real estate investment banking;

    - Corporate Banking, which includes lending activities for corporate clients; asset-based lending; operating, finance and leveraged leasing; and railcar leasing; and

    - International, whose mission is to meet the trade finance and foreign exchange needs of our domestic customers and correspondent financial institutions around the world, and to provide commercial banking products to financial institutions and corporate clients overseas.

CAPITAL MARKETS FEE AND OTHER INCOME

                                                      Years Ended December 31,
                                      ----------------------------------------
In millions                              2000             1999            1998
------------------------------------------------------------------------------
INVESTMENT BANKING
   Investment banking                 $   498              526             217
   Principal investing                    392              592             237
   Risk management                        263              189             175
   Fixed income and other                 130              161             146
------------------------------------------------------------------------------
Total investment banking                1,283            1,468             775
Corporate banking                         229              184             243
International                             226              205             214
------------------------------------------------------------------------------
Eliminations                             (222)            (148)            (82)
------------------------------------------------------------------------------
Total fee and other income            $ 1,516            1,709           1,150
------------------------------------------------------------------------------

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

On an operating basis, Capital Markets net income declined $257 million from 1999 to $822 million in 2000 as a result of an increased provision for loan losses and a decline in fee and other income in difficult financial markets. The provision for loan losses rose 64 percent primarily due to charge-offs related to a large problem credit to a single borrower and deterioration in the healthcare industry. Fee and other income declined $193 million from 1999 to $1.5 billion in 2000.

Investment banking fee and other income declined 6 percent from 1999 to $498 million in 2000, primarily as a result of a general market decline and the impact of market value write-downs in loan syndications. Also in investment banking, principal investing fee and other income declined in 2000 because of some unusually large gains in 1999 and because market conditions in 2000 were not as conducive to initial public offerings (IPOs) and other types of transactions that result in gain recognition. We expect modest principal investing gains in 2001 as the portfolio continues to season. In 2000, we made $1.6 billion of new investments in this area. At year-end 2000, invested funds amounted to $3.0 billion.

Commercial real estate results declined from 1999, which was an unusually strong year due to recoveries of market losses in commercial mortgage-backed securitization activities that had occurred in 1998. Also within investment banking, risk management fee and other income increased 39 percent from 1999 to $263 million in 2000, primarily due to higher levels of client transactions in fixed income derivatives and equity derivatives in 2000. Growth in the fixed income and other fee income declined 19 per-cent from 1999 to $130 million in 2000 primarily due to trading losses in high yield and corporate bonds.

Corporate Banking fee and other income increased 24 percent from 1999 to $229 million in 2000, primarily due to increased leasing revenues.

International fee and other income increased 10 percent from 1999 to $226 million in 2000 as a result of increased trade letters of credit and wire transfer fees.

The revenues from Capital Markets businesses are typically more volatile than revenues from more traditional banking businesses and can vary significantly from period to period with market conditions.

Noninterest expense increased 9 percent from 1999 to $1.6 billion in 2000. The increase was largely due to higher personnel and related costs, much of which relates to the build-out of our equity capital markets business.

CONSUMER Our strategic repositioning is being felt most broadly in our Consumer segment. As we chose to focus on areas with higher growth potential and where we can leverage our competitive strengths, we identified the manufacture of certain proprietary products as no longer being essential to our core strategies. In the mortgage servicing and credit card businesses, for example, we lacked scale to be a dominant player, and therefore believed we could offer a better selection and more competitive products if we repositioned those businesses to meet our customers' needs through third party agreements. As part of our strategic repositioning, we sold the credit card portfolio and our mortgage servicing portfolio. Both of these sales closed in the third quarter of 2000. In addition, we ceased subprime mortgage lending at The Money Store on June 26, 2000.

Our retail distribution strategy is premised on building lifetime customer relationships by providing quality customer service, a full range of superior products and flexible delivery across all channels. Our multiple channels, including full-service retail financial centers, direct telephone bank, ATMs and the Internet, are integrated, enabling customers to have a single view of their accounts.

The Consumer segment includes:

    - First Union Mortgage Corporation (FUMC), which includes our continuing mortgage origination business and the servicing business that was sold in the third quarter of 2000;

    - Home Equity, encompassing First Union Home Equity (FUHEB) and The Money Store which, as discussed above, ceased subprime origination activity midyear 2000. Its loan servicing platform, based in Sacramento, California, has become our primary home equity servicing platform;

    -  Credit Cards, a business that was sold in the third quarter of 2000;
       and

    - Retail Branch Products, which includes installment loans, ATM, consumer credit, the Internet and the various consumer deposit products with the exception of the CAP Account, which is included in Capital Management.

On an operating basis, Consumer net income declined $73 million from 1999 to $660 million in 2000. Fee and other income declined $313 million from 1999 to $1.4 billion in 2000, reflecting declines in FUMC, Home Equity and Credit Cards. Results from these businesses were affected by the impact of a rising interest rate environment, a reduction in securitizations and loan sales and the impact of strategic repositioning decisions.

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

CONSUMER

                                                        Years Ended December 31,
                                      ------------------------------------------
In millions                                2000             1999            1998
--------------------------------------------------------------------------------
Net interest income                     $ 3,328            3,285           3,320
Provision for loan losses                   237              308             326
Fee and other income                      1,388            1,701           1,894
Noninterest expense                       3,411            3,492           3,243
Income taxes                                408              453             629
--------------------------------------------------------------------------------
Operating earnings                      $   660              733           1,016
--------------------------------------------------------------------------------

Return on average
   stockholders' equity                   18.64%           19.46           29.98
Average loans, net                      $25,267           28,072          27,050
Average deposits                         69,299           70,666          77,632
Average stockholders' equity            $ 3,536            3,763           3,386
--------------------------------------------------------------------------------

The sale of the FUMC mortgage servicing portfolio closed on September 1, 2000. We will continue to originate mortgages, but we will sell the servicing or enter into subservicing arrangements going forward. We do not anticipate that the sale of the servicing portfolio will negatively affect origination volume. In connection with the sale, we entered into a subservicing agreement with the purchaser under which we will continue to service the portfolio for a period of approximately six months and for which we will be paid a market-based fee.

FUMC had break-even results in 2000 and net income of $80 million in 1999. FUMC net interest income declined $23 million from 1999 to $53 million in 2000 primarily as a result of lower loan production volume in a higher interest rate environment. Fee and other income declined $140 million from 1999 to $169 million in 2000 largely due to a lower level of loan sales and securitization activity and the related gains and lower loan production volume in 2000. Noninterest expense decreased $36 million from 1999 to $218 million in 2000, reflecting lower personnel, incentive and servicing costs related to the lower production levels.

Operating earnings in the Home Equity businesses increased $43 million from 1999 to $48 million in 2000. Net interest income increased $48 million from 1999 to $582 million in 2000 largely due to an increase in average loans originated through FUHEB. Net charge-offs increased $11 million from 1999 to $80 million in 2000 due to an increase in loan balances and the maturity of The Money Store and FUHEB portfolios. Fee and other income in the Home Equity businesses declined $76 million from 1999 to $127 million in 2000 primarily due to a decrease in sale and securitization volume and the related gains. Also, noninterest expense decreased by $108 million primarily due to discontinuing the subprime mortgage lending business at The Money Store.

Operating earnings from Credit Cards declined $27 million from 1999 to $82 million in 2000. The sale of the credit card portfolio closed on September 30, 2000. Accordingly, these results include the credit card business for the first nine months of 2000 compared with a full year in 1999. In the fourth quarter of 2000, we began originating First Union-branded credit cards under a referral arrangement with the purchaser of the portfolio. In connection with the sale, we entered into a subservicing agreement with the purchaser under which we will continue to service the portfolio for a period of approximately nine months.

RETAIL BRANCH Products operating earnings decreased slightly from 1999 to $530 million in 2000, driven primarily by a $74 million increase in net interest income to $2.5 billion in 2000, offset by a $96 million increase in noninterest expense largely related to costs associated with Internet development projects and the right staffing initiative in the retail financial centers and call centers. Average loans were $11 billion in 2000 and $13 billion in 1999. The decline in average loans year over year was the result of the securitization and transfer to the securities available for sale portfolio of prime equity loans with a balance of $7.3 billion in 1999. Average deposits declined modestly due to customer movement into alternative investment products and higher yielding promotional products, as well as the sale of branch locations in the fourth quarters of 1999 and 2000. Adjusted for these branch sales, average deposits would have grown modestly.

COMMERCIAL Our wholesale delivery strategy is to provide a comprehensive array of financial solutions, including traditional commercial lending and cash management products, primarily to small-business customers (annual sales up to $10 million) and commercial customers (annual sales of $10 million to $250 million). Corporate client relationships are managed in the Capital Markets segment.

COMMERCIAL

                                                        Years Ended December 31,
                                      ------------------------------------------
In millions                                2000             1999            1998
--------------------------------------------------------------------------------
Net interest income                     $ 1,369            1,384           1,400
Provision for loan losses                    75               68              64
Fee and other income                        564              554             535
Noninterest expense                       1,082            1,061           1,048
Income taxes                                292              287             300
--------------------------------------------------------------------------------
Operating earnings                      $   484              522             523
--------------------------------------------------------------------------------

Return on average
   stockholders' equity                   23.34%           24.48           25.23
Average loans, net                      $26,702           25,997          26,532
Average deposits                         22,050           22,665          23,067
Average stockholders' equity            $ 2,072            2,127           2,074
--------------------------------------------------------------------------------

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

We have an integrated approach that leverages the strong relationships in our Commercial business with the capabilities of our Capital Markets business to provide complex financing solutions, risk management products and international services. We also leverage the capabilities of our Capital Management business to provide property and casualty insurance, pension plans and 401(k) plans. The Commercial segment is divided into four lines of business:

    - Small Business Banking, which represents only the lending that is done through our Small Business Banking Division (SBBD);

    - Lending, which is all other commercial lending within our state delivery network and loans to small businesses originated within our state delivery network rather than through SBBD;

    - Real Estate Banking, which is lending by our specialized real estate bankers; and

    -  Cash Management and Deposit Services.

The majority of SBA lending is included in the Consumer segment. Our combined portfolio of $9.7 billion in small business loans at December 31, 2000, includes loans originated through the SBBD, the SBA loan program and other origination channels.

On an operating basis, Commercial net income declined modestly from 1999 to $484 million in 2000. In the same period, net interest income decreased slightly to $1.4 billion due to higher funding costs as a result of a $615 million decrease in average deposits. Fee and other income rose a modest $10 million from 1999 to $564 million in 2000.

The $705 million increase in average commercial loans to $27 billion in 2000 primarily reflected an $867 million increase in Real Estate Banking and a $119 million increase in Small Business Banking, offset by a $281 million decrease in Lending. The decline in other commercial lending reflected our emphasis on providing capital markets financing alternatives for our clients.

Average deposits were $22 billion in 2000 and $23 billion in 1999, largely due to the sale of branch locations. The majority of the decline was in commercial money market deposits and commercial demand deposit accounts, partially offset by an increase in commercial savings and commercial certificate of deposit accounts.

TREASURY/NONBANK Treasury/Nonbank includes all of our asset and liability management functions. Treasury/Nonbank also includes restructuring and merger-related charges; the goodwill asset and the associated amortization expense and funding cost; certain nonrecurring revenue items discussed in the Fee and Other Income section; certain expenses that are not allocated to the business segments; corporate charges; and the results of our discontinued indirect auto lending and leasing business.

The $1.0 billion in gains on the sale of the credit card and mortgage servicing portfolios, as well as the restructuring charge of $2.1 billion and merger-related charges of $78 million, are reflected in fee and other income and in noninterest expense, respectively, within the Treasury/Nonbank segment. If we were to allocate the restructuring charge to the various segments affected, substantially all of the charges would be allocated to the Consumer segment. The Funding Sources and Risk Management sections provide information about our funding sources, asset and liability management functions and securities portfolios.

LOANS -- ON-BALANCE SHEET

                                                      Years Ended December 31,
                                      ----------------------------------------
In millions                              2000             1999            1998
------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial
   and agricultural                  $ 54,207           51,683          53,961
Real estate - construction
   and other                            3,104            2,435           2,628
Real estate - mortgage                  9,218            8,768           8,565
Lease financing                        15,465           12,742           9,730
Foreign                                 5,453            4,991           4,805
------------------------------------------------------------------------------
Total commercial                       87,447           80,619          79,689
------------------------------------------------------------------------------
CONSUMER
Real estate - mortgage                 17,708           27,793          21,729
Installment loans                      22,972           25,795          30,595
Vehicle leasing                         2,115            4,483           6,162
------------------------------------------------------------------------------
Total consumer                         42,795           58,071          58,486
------------------------------------------------------------------------------
Total loans                           130,242          138,690         138,175
Unearned income                         6,482            5,513           4,026
------------------------------------------------------------------------------
Loans, net (on-balance sheet)        $123,760          133,177         134,149
------------------------------------------------------------------------------


LOANS -- MANAGED PORTFOLIO
(Including on-balance sheet)

                                                      Years Ended December 31,
                                     -----------------------------------------
In millions                              2000             1999            1998
------------------------------------------------------------------------------
Commercial                           $ 93,277           86,095          80,605
Real estate - mortgage                 22,274           29,296          21,729
Installment loans                      50,208           52,951          51,098
Vehicle leasing                         2,115            4,483           6,162
------------------------------------------------------------------------------
Total managed portfolio              $167,874          172,825         159,594
------------------------------------------------------------------------------

BALANCE SHEET ANALYSIS
Loans Net loans were $124 billion at December 31, 2000, a decline of $9 billion from December 31, 1999, and average net loans were $127 billion, a decline of $3 billion.

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

Commercial loans represented 67 percent and consumer loans 33 percent of the loan portfolio at December 31, 2000. Managed loans declined $5 billion from 1999 to $168 billion at December 31, 2000. Managed commercial loans increased $7 billion from year-end 1999, while managed consumer loans declined $12 billion primarily as a result of the sale of our credit card portfolio and the run-off of the portfolio associated with our discontinued indirect auto lending and leasing business. The average rate earned on loans increased 65 basis points from 1999 to 8.89 percent in 2000, in line with the rising interest rate environment through much of 2000.

YEAR-END COMMERCIAL AND INDUSTRIAL LOANS (a)

Industry Classification                                                Committed
In millions                                   Outstandings              Exposure
--------------------------------------------------------------------------------
Manufacturing                                      $13,453                31,491
Services                                             9,015                24,667
Financial services                                   8,104                35,174
Public utilities                                     7,296                17,384
Wholesale trade                                      5,040                10,619
Individuals                                          4,428                 7,678
Retail trade                                         3,884                10,470
Transportation                                       3,443                 6,330
Property management                                  2,774                 4,971
Public administration                                1,546                 7,470
Building contractors                                 1,359                 2,945
Mining                                               1,240                 2,837
Insurance                                              890                 3,770
Agriculture/forestry/fishing                           616                   979
Other                                                5,790                 5,919
--------------------------------------------------------------------------------
Total                                              $68,878               172,704
--------------------------------------------------------------------------------

(a) Net of unearned income.


YEAR-END COMMERCIAL REAL ESTATE LOANS (a)

Project Type                                                           Committed
In millions                                   Outstandings              Exposure
--------------------------------------------------------------------------------
Apartments                                         $ 2,270                 2,964
Office building                                      2,269                 2,852
Retail trade                                         2,040                 2,324
Industrial                                           1,217                 1,422
Land - improved                                        604                   867
Single family                                          459                   869
Condominiums                                           249                   533
Lodging                                                172                   240
Land - unimproved                                      168                   187
Other                                                2,874                 3,189
--------------------------------------------------------------------------------
Total                                              $12,322                15,447
--------------------------------------------------------------------------------

Distribution By Facility Size (Percent)
--------------------------------------------------------------------------------
Less than $10 million                                   63%                   57
$10 million to $25 million                              25                    27
$25 million to $50 million                              11                    13
All Other                                                1                     3
--------------------------------------------------------------------------------
Total                                                  100%                  100
--------------------------------------------------------------------------------

(a) Net of unearned income.

At December 31, 2000, unused loan commitments related to commercial and consumer loans were $102 billion and $26 billion, respectively. Commercial and standby letters of credit were $13 billion. Loan participations sold to other lenders amounted to $3.4 billion at December 31, 2000.

NONPERFORMING ASSETS At December 31, 2000, nonperforming assets were $1.6 billion, an increase of $533 million from December 31, 1999. This included $334 million in nonperforming loans in assets held for sale. Excluding a previously disclosed large problem credit to a single borrower that was classified as nonperforming at December 31, 2000, nonperforming assets increased $320 million in 2000. As a percentage of net assets, foreclosed properties and assets held for sale, nonperforming assets were 1.22 percent and 0.78 percent, respectively. In 2001, we expect nonperforming assets to rise in line with industry trends.

PAST DUE LOANS Accruing loans 90 days or more past due, excluding loans that are classified as assets held for sale, amounted to $183 million at December 31, 2000, and $144 million at December 31, 1999. Of these past due loans at December 31, 2000, $8 million were commercial loans or commercial real estate loans and $175 million were consumer loans.

NET CHARGE-OFFS Net Charge-offs increased $63 million from 1999 to $751 million in 2000. The increase reflects higher charge-offs in the commercial portfolio, largely related to a large commercial credit to a single borrower, partially offset by a decline in consumer charge-offs related to the sale of the credit card portfolio. Net charge-offs were 0.59 percent of average net loans in 2000 and 0.53 percent in 1999.

ASSET QUALITY

                                                        Years Ended December 31,
                              --------------------------------------------------
In millions                            2000               1999              1998
--------------------------------------------------------------------------------
Loans, net                         $123,760            133,177           134,149
Allowance for loan losses          $  1,722              1,757             1,826
   Allowance/loans, net                1.39%              1.32              1.36
   Allowance/NPAs                       135%               165               216
Net charge-offs                    $    751                688               638
Net charge-offs/
   average loans                       0.59%              0.53              0.48
Nonperforming assets
   Nonaccrual loans                $  1,176                968               741
   Foreclosed properties                103                 98               103
Loans held for sale                     334                 14                --
--------------------------------------------------------------------------------
Total nonperforming
   assets (NPAs)                   $  1,613              1,080               844
--------------------------------------------------------------------------------
   NPAs/loans                          1.22%              0.78              0.63
--------------------------------------------------------------------------------

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

PROVISION AND ALLOWANCE FOR LOAN LOSSES The provision for loan losses increased $1.0 billion from 1999 to $1.7 billion in 2000, including a $325 million incremental provision and a $657 million provision recorded in connection with the transfer of loans to assets held for sale to reduce the carrying value of these loans to their respective fair values.

YEAR-END NONPERFORMING
COMMERCIAL AND INDUSTRIAL LOANS

Industry Classification                       In millions
---------------------------------------------------------
Manufacturing                                        $440
Services                                              110
Transportation                                         61
Agriculture/forestry/fishing                           52
Retail trade                                           43
Individuals                                            38
Wholesale trade                                        32
Financial services                                     21
Insurance                                              16
Mining                                                 13
Property management                                    11
Building contractors                                    6
Public utilities                                        2
Public administration                                   1
Other                                                  38
---------------------------------------------------------
Total                                                $884
---------------------------------------------------------

YEAR-END NONPERFORMING LOANS HELD FOR SALE

Industry Classification                       In millions
---------------------------------------------------------
Healthcare                                           $ 97
Theaters                                               85
Restaurants                                            14
Manufacturing                                          38
Public utilities                                       17
Financial services                                     12
Transportation                                          5
Other (a)                                              66
---------------------------------------------------------
Total                                                $334
---------------------------------------------------------

(a) Consumer home equity loans.

The allowance for loan losses was $1.7 billion at December 31, 2000, and $1.8 billion at December 31, 1999. The allowance as a percentage of net loans was
1.39 percent at December 31, 2000, and 1.32 percent at year-end 1999.

Loans transferred to assets held for sale are carried at the lower of cost or market value and, accordingly, they are not included in the evaluation of the adequacy of the allowance for loan losses subsequent to the transfer.

Our methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated component of the allowance for commercial loans is based principally on current loan grades and historical loan loss rates adjusted to reflect current conditions, as well as analyses of other factors that may have affected the collectibility of loans in the portfolio. The allocated component of the allowance for consumer loans is based principally on loan payment status and historical loss rates adjusted to reflect current conditions. The unallocated component of the allowance for loan losses represents the results of analyses that estimate probable losses inherent in the portfolio that are not fully captured in the allocated allowance analyses. These analyses include industry concentrations, current economic factors, model imprecision and the estimated impact of current economic conditions on certain historical loss rates used in the allocated model. In assessing the impact of current economic factors and the estimated impact of current economic conditions on certain historical loss rates, we continuously monitor trends in loan portfolio qualitative factors, including past due loans, criticized loans and nonperforming loans. The trends in these factors are used to evaluate the reasonableness of the unallocated component and the level of the provision relative to charge-offs. To the extent we believe it is necessary, based upon our assessment of these factors and trends, we may increase or decrease the provision for loan losses.

ASSETS HELD FOR SALE In connection with the strategic repositioning, we decided to sell $7.9 billion of loans. These loans were transferred to assets held for sale, which is included in other assets.

The transfer included $1.7 billion of on-balance sheet credit card receivables, $4.8 billion of The Money Store subprime mortgage loans, $1.3 billion of commercial loans and $123 million of residential real estate loans.

The assets held for sale are recorded at the lower of cost or market value, and we have developed marketing plans to sell these assets in an orderly manner. The valuations of the assets held for sale and the impact of discontinuing the subprime mortgage lending business at The Money Store on the valuation of certain securities, specifically residual interests from The Money Store securitizations, were made based on our best estimates given information currently available. In these valuations, we have used the best available information to develop reasonable assumptions; however, changes in market conditions and the illiquid nature of some of the markets may cause future valuations and/or the ultimate proceeds to differ from our December 31, 2000, estimates.

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

In 2000, we completed the sale of the credit card portfolio and certain commercial and consumer loans. As a result of these sales, the balance of loans in assets held for sale at December 31, 2000, amounted to $8.1 billion, of which $4.3 billion related to our strategic repositioning.

FUNDING SOURCES
CORE DEPOSITS Core deposits, which include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits, were $122 billion at December 31, 2000, and at December 31, 1999. Our renewed focus on gathering deposits helped to turn around and then stabilize the negative growth trend of the previous two years. Because of this emphasis, period-end deposits remained flat in 2000 from 1999 despite the sale of $2 billion of deposits in connection with the sale of branches. We continue to meet customer demand for alternative investment products or deposits, depending on the customers' needs.

Average core deposits were $118 billion in 2000, down $4 billion from 1999, largely reflecting a higher interest rate environment, which resulted in corporate customers maintaining lower compensating balances. The decline also reflects customer movement into investment options and into non-FDIC insured deposit alternatives.

In 2000 and in 1999, average noninterest-bearing deposits were 24 percent and 25 percent, respectively, of average core deposits.

The portion of core deposits in higher-rate, other consumer time deposits was 29 percent at December 31, 2000, and 28 percent at December 31, 1999. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.

PURCHASED FUNDS Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $66 billion in 2000 and $55 billion in 1999. The increase from 1999 represents funding for the growth in average earning assets early in 2000. Purchased funds at December 31, 2000, were $60 billion and at December 31, 1999, $69 billion, with the decline reflecting the impact of balance sheet reductions associated with the strategic repositioning.

LONG-TERM DEBT Long-term debt, which includes any wholesale borrowings with an original maturity in excess of 12 months, increased $4 billion from December 31, 1999, to $36 billion at December 31, 2000. In 2000, we issued $4 billion of notes with varying rates and maturities. In 2001, scheduled maturities of long-term debt amount to $13 billion. We anticipate rolling over these obligations.

Long-term debt included $2 billion of trust capital securities at December 31, 2000, and at December 31, 1999. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the parent company. These capital securities are considered tier 1 capital for regulatory purposes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we have $2.4 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.

Our principal banking subsidiary, First Union National Bank, has available global note programs for the issuance of up to $45 billion of senior and subordinated notes. Under these programs, $24 billion of long-term debt has been issued and was outstanding at December 31, 2000. The sale of any additional notes will depend on future market conditions, funding needs and other factors.

CREDIT LINES We have a $175 million committed back-up line of credit that expires in July 2002 and an additional $160 million committed back-up line of credit that expires in August 2001. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit.

STOCKHOLDERS' EQUITY
The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to our stockholders while maintaining sufficient regulatory capital ratios.

Stockholders' equity was $15 billion at December 31, 2000, and $17 billion at December 31, 1999. Common shares outstanding amounted to 980 million at December 31, 2000, a decrease of 8 million from December 31, 1999. In 2000, we repurchased 19 million shares at a cost of $690 million, 15 million shares of which were

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

pursuant to a Board of Directors authorization in April 1999 to repurchase a number of shares equal to the number issued in the EVEREN acquisition. Of the approximately 31 million shares authorized for repurchase in connection with this acquisition, a total of 28 million shares had been repurchased as of December 31, 2000. Based on Board authorizations for share repurchases in November 1998, May 1999 and June 2000, each for 50 million shares, at December 31, 2000, we had authority to repurchase up to 101 million shares of our common stock, which is incremental to share repurchases related to EVEREN and the forward contracts described below. In 1999, we repurchased 39 million shares of common stock at a cost of $2.1 billion and 13 million common shares at a cost of $559 million related to EVEREN.

In early 1999, the Board authorized the use of forward equity sales transactions (equity forwards) in connection with our buyback programs. The use of equity forwards is intended to provide us with the ability to purchase shares under the buyback programs in the open market and then issue shares in private trans-actions to counterparties in the amounts necessary to maintain targeted capital ratios. In addition to equity forwards, we have also entered into forward purchase contracts with various counterparties.

The equity forwards and forward purchase contracts mature at various times in 2001 and can be extended by mutual consent of the counterparties. At December 31, 2000, we had equity forwards involving 13 million shares at a cost of $600 million and forward purchase contracts involving 33 million shares at a cost of $1.2 billion. The forward price of the shares subject to these contracts is cost plus a premium, net of dividends paid to the counterparty. The more dilutive of the net premium or the share equivalent of the amount by which the forward price exceeds the current market price is included in the calculation of earnings per share. In 2000, this had the effect of reducing diluted earnings per share by 2 cents. We anticipate that the impact on reported earnings per share in each quarter of 2001 will be comparable to the fourth quarter of 2000, and has been factored into our 2001 forecasts. See Note 10: Common Stock and Capital Ratios and Note 14: Basic and Diluted Earnings per Share to the audited consolidated financial statements for additional information related to these transactions.

We paid $1.9 billion in dividends to common stockholders in 2000 and $1.8 billion in 1999. This represented a dividend payout ratio on operating earnings of 64.75 percent in 2000. In December 2000, the Board of Directors announced its intention to reduce the annual dividend on common stock to 96 cents per share, a 50 percent reduction from the current annual rate of $1.92 per share. The new dividend rate will be reflected in the quarterly dividend payable March 15, 2001.

At December 31, 2000, stockholders' equity was reduced by $213 million in accumulated other comprehensive income, net, substantially all of which was related to net unrealized losses on debt and equity securities.

SUBSIDIARY DIVIDENDS First Union National Bank is the largest source of parent company dividends. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at December 31, 2000, our subsidiaries had $1.1 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $3.1 billion in dividends and, in connection with the consolidation of two of our banking subsidiaries, returned $75 million in capital to the parent company in 2000.

REGULATORY CAPITAL At December 31, 2000, our tier 1 and total capital ratios were 7.02 percent and 11.19 percent, respectively, and 7.08 percent and 10.87 percent, respectively, at December 31, 1999. Our leverage ratio at December
31, 2000, was 5.92 percent and at December 31, 1999, 5.97 percent. At December 31, 2000, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks.

RISK MANAGEMENT
First Union is in the business of managing risk to create shareholder value. Our objective is to earn competitive returns from our various business activities at acceptable risk levels. This involves identifying and monitoring the risks, and ensuring that the risks taken are within prudent limits and that they are appropriately priced.

In 2000, we substantially enhanced our approach to risk management by combining all of our credit, market and operational risk management activities together under the chief risk officer.

The principal responsibility for risk management lies with our line management. The Risk Management Group, led by the chief risk officer, provides strategic risk direction and an independent check and balance on the risk taking activities of our business units. Key senior management committees have oversight responsibility for credit, market, operational, and asset and liability management risk. The Credit/Market Risk

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

Committee of the Board of Directors has oversight of the broad risk policies and practices adopted by the senior management committees.

CREDIT RISK MANAGEMENT Our lending strategy stresses quality growth and portfolio diversification by product, geography and industry. A common credit underwriting structure is in place throughout the company.

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

Consumer lending is conducted through our full-service bank branches and specialty finance businesses using sophisticated underwriting, servicing and collection systems and industry standards to determine acceptable levels of customer debt capacity and collateral valuation. These guidelines are monitored for overall effectiveness and for compliance with fair lending practices.

MARKET RISK MANAGEMENT We trade a variety of debt securities and foreign exchange instruments, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management needs of our customers. We maintain diversified trading positions in the interest rate, equity and foreign exchange markets. Risk is controlled through the use of value-at-risk (VAR) limits and an active, independent monitoring process. Our 1-day VAR limit for 2000 was $30 million.

VAR PROFILE BY RISK TYPE

In millions                            2000                       1999
                   ---------------------------------------------------
RISK CATEGORY        HIGH      LOW      AVG     High      Low      Avg
----------------------------------------------------------------------
Interest rate        15.3      1.2      8.9     23.5      5.4     11.3
Foreign exchange      3.3      0.3      1.3      2.7      0.3      0.8
Equity                7.8      0.3      4.0      2.7      0.1      0.9
----------------------------------------------------------------------
AGGREGATE            15.5      5.5     10.2     23.9      5.7     11.6
----------------------------------------------------------------------

We use the VAR methodology for measuring the market risk of our trading positions. This statistical methodology uses recent market volatility to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day and 10-day VAR at the 97.5 percent and 99 percent confidence levels, respectively. VAR is estimated using the variance-covariance methodology. The VAR model accounts for correlation among the various risk drivers and uses historical data from the most recent 252 trading days. The Daily VAR Backtesting table shows the daily trading profit and loss, and compares this to the daily VAR. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. The total 1-day VAR was $15 million at December 29, 2000, and $6 million at December 31, 1999, and primarily relates to interest rate risk and equity risk. High, low and average 1-day VAR by major risk category and on an aggregate basis is shown in the VAR Profile by Risk Type table. The Histogram of Daily Profit and Loss in 2000 table shows the distribution of daily trading revenues versus 1-day VAR projections and it shows the consistency of the trading pattern in terms of daily profitability. There were no days with losses greater than the VAR projections.

DAILY VAR BACKTESTING

Dollars of revenue in millions

                      12/29/00              01/03/00
                      --------              --------
ACTUAL                $10                     $ (5)
P/L                   $5                      $(10)
VAR                   $0                      $(15)
                                              $(20)


HISTOGRAM OF DAILY PROFIT AND LOSS IN 2000

Dollars of revenue in millions

50
40
30
20
10

$(6)   $(5)   $(4)   $(3)   $(2)   $(1)     0     $1     $2     $3     $4     $5     $6     $7     $8     $9     $10

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

OPERATIONAL RISK MANAGEMENT Operational risk is the risk to earnings and capital arising from operational failure; rapid, unexpected changes in a competitive environment; or other events that reduce the economic value of a business. This risk crosses all divisions and products of the company.

In 2000, we benefited from actions taken in 1999 to centralize risk management. A corporate committee was formed to address ongoing strategies and policies with the goal of diminishing the potential for losses.

With the increasing incidence of identity fraud in the industry, we developed new methods to authenticate our customers. We also developed programs to educate our customers on ways that they can prevent fraud and packages to assist them if they do become victims.

In 2001, we will continue our focus on controls and we will implement a new approach to allocate internal capital for operational risk. Customer privacy concerns, including pending regulations, will also be on our agenda to ensure customer information is protected as we introduce new products and technologies.

LIQUIDITY RISK MANAGEMENT Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the company's needs.

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

Liquidity is maintained through maturity management and through our ability to liquidate assets, primarily through sales or securitizations.

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

The Asset/Liability Management Committee oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

In analyzing interest rate sensitivity for policy measurement, we compare our forecasted earnings per share in both a "high rate" and "low rate" scenario to base-line scenarios. One base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the next 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" and the "flat rate" base-line scenarios. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

EARNINGS SENSITIVITY Our "flat rate" scenario holds the federal funds rate constant at 6.00 percent through December 2002. Based on the January 2001 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates earnings during the policy measurement period would be negatively affected by 2.2 percent. Our model indicates that earnings would benefit by 1.4 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario).

For our "most likely rate" scenario, we currently believe the market forward implied rate ("market rate") is the most appropriate. This scenario assumes the federal funds rate gradually declines to approximately 4.80 percent by the end of December 2001. Sensitivity to the "market rate" scenario is measured using a gradual 200 basis point increase over a 12-month period. Our model indicates that earnings would be negatively affected by 2.0 percent in a "high rate" scenario relative to the market rate over the policy period.

In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths that are higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

12-month policy period. For example, based on our January 2001 outlook, if interest rates remain consistent with our "market rate" scenario until January 1, 2002, and then decrease by 200 basis points during 2002, earnings in 2002 would benefit by 0.4 percent.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

SECURITIES AVAILABLE FOR SALE The securities available for sale portfolio consists primarily of U.S. Treasury, U.S. Government agency, municipal and asset-backed securities. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments. At December 31, 2000, we had securities available for sale with a market value of $48 billion, down $3.7 billion from year-end 1999.

Included in securities available for sale at December 31, 2000, were residual interests with a market value of $298 million, which included a net unrealized gain of $43 million. These residual interests resulted from securitizations of SBA, credit card, student, auto and home equity loans. At December 31, 1999, securities available for sale included residual interests with a market value of $583 million and a net unrealized gain of $84 million.

In 2000, we converted $9.3 billion of first mortgage loans to agency securities to facilitate funding flexibility. These securities are classified as securities available for sale.

In connection with the strategic repositioning, restructuring and other charges in 2000 included securities losses of $1.1 billion, composed of $596 million of impairment losses on securities available for sale and $524 million of losses on the sale of $13 billion of securities. Of the total of $596 million of impairment losses in restructuring and other charges, $438 million is described below and $158 million is impairment losses on other residual interests.

In 1999, we transferred $744 million of mortgage-related residual interests and $8.7 billion of other mortgage-related securities to a trust in exchange for a new security representing substantially all of the interest in the assets transferred to the trust. Substantially all of the investment in mortgage-related retained interests from the securitization of The Money Store subprime mortgage loans was included in the transfer. The decision as part of our strategic repositioning to discontinue the subprime mortgage lending business at The Money Store caused us to revise the assumptions we used to estimate the amount and timing of the cash flows associated with this security, particularly the assumptions related to credit losses. Based on the revised assumptions, we concluded that the fair value of the security had declined on an other-than-temporary basis to an amount less than its book value at June 30, 2000. Accordingly, in connection with the strategic repositioning, we recorded a $438 million impairment loss on the security to reduce the book value to its fair value. There was no further impairment of this security in 2000. The carrying value of this security was $9.3 billion at December 31, 2000.

The average rate earned on securities available for sale was 7.37 percent in 2000 and 6.83 percent in 1999. The average maturity of the portfolio was 7.21 years at December 31, 2000.

On October 1, 2000, we adopted the consensus under Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Certain Investments (EITF 99-20). In connection with the adoption of EITF 99-20, we recorded an after-tax charge of $46 million ($71 million before tax) which is presented in the statement of income as the cumulative effect of changing our method in accounting for beneficial interests.

OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT As part of our overall interest rate risk management strategy, we use derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Derivatives used for interest rate risk management include various interest rate swap, futures and option structures with indices that relate to the pricing of specific financial instruments of the company. We believe we have appropriately controlled the risk so that derivatives used for interest rate risk management will not have any significant unintended effect on corporate earnings. The impact of derivatives on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

The fair value of off-balance sheet derivatives used to manage our interest rate sensitivity was $761 million, based on a notional amount of $176 billion, at December 31, 2000, and $213 million, based on a notional amount of $190 billion, at December 31, 1999. From time to time, we rebalance our off-balance sheet positions to reflect current market conditions and

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

management's assessment of desired balance sheet characteristics, and this can result in significant changes in derivative notional amounts. The balances of deferred gains and losses at December 31, 2000, which are recorded as adjustments to the basis of the related assets or liabilities, will be amortized over approximately 12 years and the annual net amortization is not significant. In connection with the strategic repositioning, we terminated certain risk management derivatives that were associated with assets sold, principally securities available for sale, and the gain or loss was included in the calculation of the gain or loss on the sale of the securities. Also in connection with the strategic repositioning, certain other risk management derivatives were redesignated.

Although off-balance sheet derivative financial instruments do not expose the company to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure. At December 31, 2000, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $832 million. The fair value of collateral held exceeded the total mark-to-market related credit risk in excess of counterparty thresholds as of that date. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

ACCOUNTING AND REGULATORY MATTERS
In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which revises the criteria for accounting for securitizations and other transfers of financial assets and collateral, and introduces new disclosures. SFAS 140 replaces SFAS 125, which was issued in June 1996. The enhanced disclosure requirements are effective for year-end 2000. The other provisions of SFAS 140 apply prospectively to transfers of financial assets and extinguishments of liabilities occurring after March 31, 2001. Earlier or retroactive application is not permitted. The effect of SFAS 140 on the company is not expected to be material.

In 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and SFAS 138, which establishes accounting and reporting standards for derivatives and hedging activities. SFAS 133 requires that all derivatives be recognized as assets or liabilities in the balance sheet and that these instruments be measured at fair value through adjustments to either other comprehensive income or to current earnings, depending on the purpose for which the derivative is held. SFAS 133 significantly changes the accounting for derivatives. Under SFAS 133, a derivative instrument can be designated as either a hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (a "fair value hedge"), a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (a "cash flow hedge"), or a foreign currency fair value or cash flow hedge (a "foreign currency hedge").

We adopted SFAS 133 on January 1, 2001. In anticipation of adopting this standard, we repositioned our portfolio of risk management derivatives during the fourth quarter of 2000, which involved terminating certain derivative contracts and reclassifying others as trading account assets. In accordance with the provisions of SFAS 133, we redesignated anew all hedging relationships on January 1, 2001. Also, in connection with the adoption of SFAS 133, we reclassified $1.6 billion of investment securities to securities available for sale.

On January 1, 2001, we recorded the cumulative effect of adopting SFAS 133, which consists of two components, one included in the statement of income and the other in other comprehensive income. The cumulative effect included in the statement of income represents the fair value of all derivatives that are designated as fair value hedges and the unrealized gain or loss on the related hedged assets and liabilities. This cumulative effect also includes the fair value of freestanding derivatives and certain derivatives that are embedded in other contracts. This cumulative effect of adopting SFAS 133 that will be recognized in the statement of income in the first quarter of 2001 amounts to a $5 million after-tax gain.

The cumulative effect of adopting SFAS 133 that will be included in other comprehensive income in the first quarter of 2001 represents the fair value of all derivatives that are designated as cash flow hedges, which amounted to a $141 million after-tax gain, and the net unrealized gain on the securities that were reclassified to securities available for sale, which amounted to a $53 million after-tax gain.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

In 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 (Modernization Act) became law. The Modernization Act allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than was permissible before enactment, including underwriting insurance and making merchant banking investments in commercial and financial companies. It also allows insurers and other financial services companies to acquire banks; removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities activities. This part of the Modernization Act became effective in March 2000. In 2000, First Union became a financial holding company pursuant to the Modernization Act and is thereby permitted to engage in the broader range of activities that the Modernization Act permits.

The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions will generally prohibit financial institutions, including First Union, from disclosing nonpublic personal financial information to nonaffiliated third parties unless customers have the opportunity to "opt out" of the disclosure.

Various other legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our financial condition or results of operations.

EARNINGS AND BALANCE SHEET ANALYSIS
(1999 COMPARED WITH 1998)
First Union's operating earnings in 1999 were $3.5 billion, or $3.60 per share, and $3.7 billion in 1998, or $3.77. Excluding nonrecurring gains, which amounted to 20 cents per share related to the sale of certain assets and investments, operating earnings in 1999 were $3.3 billion, or $3.40 per share. Operating earnings exclude restructuring and merger-related charges of $263 million after tax, or 27 cents per share, in 1999 and $805 million after tax, or 82 cents, in 1998. After restructuring and merger-related charges, net income in 1999 was $3.2 billion, or $3.33 per share, and $2.9 billion, or $2.95, in 1998. Operating earnings in 1999 represent a return on average stockholders' equity of 21.60 percent and a return on average assets of 1.51 percent.

Fee and other income, excluding portfolio securities transactions, increased 15 percent to $7.0 billion in 1999 from $6.1 billion in 1998. The majority of the increase in fee income came from Capital Markets and Capital Management, which generated a 36 percent increase in fee income to $4.0 billion in 1999 from $3.0 billion in 1998. In addition to very strong internal growth, these results include approximately $190 million in brokerage fee income from EVEREN.

Noninterest expense, excluding restructuring and merger-related charges, amounted to $8.5 billion in 1999 and $7.8 billion in 1998. Expenses in 1999 include approximately $200 million related to EVEREN.

Tax-equivalent net interest income was $7.6 billion in 1999 and $7.4 billion in 1998. The net interest margin was 3.79 percent in 1999 and 3.81 percent in 1998. There was a decrease in the average rate on earning assets from 7.77 percent in 1998 to 7.64 percent in 1999. Our average rate paid on liabilities decreased from 4.59 percent in 1998 to 4.42 percent in 1999. The net interest margin was negatively affected by the funding cost associated with an increase in the level of net noninterest earning assets. This was somewhat offset by a lower average interest rate environment in 1999. Deposit divestitures in late 1998 related primarily to the CoreStates merger, which occurred in April 1998, also contributed to a declining margin as lower cost deposit funding was replaced with higher cost borrowings.

On an operating basis, fee and other income from Capital Management and Capital Markets amounted to 58 percent of fee and other income, excluding portfolio securities transactions, in 1999. Led by strong results in investment banking and trading, Capital Markets fee and other income increased 49 percent from 1998 to $1.7 billion in 1999, which was a period of diminished trading activities due to significant turmoil in the global financial markets. Investment banking results included $578 million of principal investing revenue in 1999 and $236 million in 1998. Capital Management fee and other income increased 29 percent from 1998 to $2.3 billion in 1999.

Other income, which includes results from portfolio securities transactions and asset sales and securitizations, declined $599 million from 1998 to $1.4 billion in 1999. Other income in 1999 included securitization income of $417 million and gains of $286 million from the sale of certain assets and investments. Other income in 1999 also included branch sale gains amounting to $23 million and securities losses of $63 million. In 1998, securities gains were $357 million, branch sale gains amounted to $254 million, which included $117 million of CoreStates-related branch sale gains, and

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

securitization income was $248 million. In 1998, we also recognized previously deferred gains of $156 million in connection with two equity method investments. Also included in other income in 1998 was a $57 million gain on the sale of our merchant card business.

Noninterest expense was $8.9 billion in 1999 and $9.1 billion in 1998. Noninterest expense included EVEREN and The Money Store from the date these purchase accounting acquisitions closed on October 1, 1999, and June 30, 1998, respectively. In addition, 1999 expenses included $404 million of restructuring and merger-related charges and $1.2 billion in 1998. In 1999, this included a $347 million restructuring charge related to the restructuring plan announced in March 1999 and merger-related expenses of $75 million related to CoreStates and $20 million related to EVEREN.

In addition to expenses associated with The Money Store and EVEREN and to the restructuring and merger-related charges, expenses in 1999 reflected higher personnel costs, primarily incentives associated with revenue growth in Capital Markets and Capital Management, and continued spending related to increased training and staffing in our retail financial centers. The operating overhead efficiency ratio before restructuring and merger-related charges was 58.3 percent in 1999 and 56.7 percent in 1998.

Income taxes were $1.6 billion in 1999 and $1.1 billion in 1998. As a result of corporate reorganization decisions, we realized an after-tax benefit of $270 million in 1998. The effective tax rate increased to 33.3 percent in 1999 from
27.1 percent in 1998.

Capital Markets operating earnings increased 39 percent from 1998 to $1.1 billion in 1999. Net interest income increased 8 percent from 1998 to $1.6 billion in 1999, with average loans up 6 percent as a result of significant growth in cross-border leasing. Fee and other income increased 49 percent from 1998 to $1.7 billion in 1999. In addition to a modest contribution from EVEREN, this increase principally reflected strength in Investment Banking, which was driven by strong principal investing revenue. Also contributing to the significant increase in fee and other income in Investment Banking were third party asset securitizations, with a $54 million increase from 1998 to $83 million in 1999, and loan syndications, with a $37 million increase from 1998 to $116 million in 1999, as well as increased contributions from merger and acquisition advisory services and high yield debt.

Investment Banking showed strong results in trading account profits, as well as significant contributions from fixed income and equity derivatives and foreign exchange. Trading account profits included in the Investment Banking unit increased from $111 million in 1998 to $305 million in 1999. The 1998 results included the negative impact of the turmoil in the global financial markets that occurred in the last half of 1998. Trading account assets were $14.9 billion at December 31, 1999, and $9.8 billion at December 31, 1998.

Capital Markets noninterest expense was $1.5 billion in 1999 and $1.3 billion in 1998. The increase in expenses from 1998 was largely due to higher personnel costs, including incentives associated with increased headcount and increased revenue. The increase also included a modest impact from EVEREN.

Capital Markets average net loans were $43 billion in 1999 and $41 billion in 1998. Loan growth between the two periods was generated primarily in the corporate banking, commercial leasing and leveraged finance units.

Capital Management operating earnings increased 40 percent from 1998 to $588 million in 1999. Net interest income amounted to $522 million in 1999 and $409 million in 1998. Capital Management fee and other income increased 29 percent from 1998 to $2.3 billion in 1999. Growth in fee and other income was strong across all business lines, with exceptional growth in Retail Brokerage and Insurance Services and CAP Account.

Capital Management noninterest expense was $1.9 billion in 1999 and $1.5 billion in 1998. This increase reflected higher personnel costs, primarily incentives associated with revenue growth, as well as the impact of EVEREN.

Fee and other income from Retail Brokerage and Insurance Services increased 46 percent from 1998 to $1.1 billion in 1999. In addition to very strong internal growth, retail brokerage results in 1999 included approximately $190 million in brokerage fee income from EVEREN. Wealth and Trust Services fee and other income increased 12 percent in 1999 from 1998. Personal trust fees amounted to more than 50 percent of trust fees in 1999 and in 1998. Mutual fund fees increased 12 percent from 1998 to $460 million in 1999.

Consumer generated $733 million in operating earnings in 1999 and $1.0 billion in 1998. The decrease was the result of a decline in fee and other income to $1.7 billion in 1999 from $1.9 billion in 1998 and an increase in noninterest expense.

Consumer net interest income was essentially unchanged at $3.3 billion in 1999 and in 1998. Net interest income

                         -------------------------------------------------------
                           MANAGEMENT'S ANALYSIS OF OPERATIONS
                         -------------------------------------------------------

in Retail Branch Products was negatively affected by a decline in average balances primarily as a result of branch divestitures in late 1998 and the movement of deposits to Capital Management. In Credit Cards, net interest income was negatively affected by the securitization of $1.1 billion and $1.7 billion of credit card receivables in 1999 and in 1998, respectively. These credit card securitizations resulted in gains of $77 million and $119 million in 1999 and in 1998, respectively. FUMC net interest income declined due to lower originations resulting from the higher interest rate environment. Partially offsetting this decline in net interest income was an increase in the home equity businesses reflecting our decision in early 1999 to retain home equity loans as on-balance sheet loans.

The decline in fee and other income in Consumer primarily resulted from the impact of branch divestitures in 1998 and lower securitization gains. Retail Branch Products fees were affected by decreased levels of mortgage loan securitization gains and lower service fees related to the divestiture of deposits in late 1998, and the movement of approximately $5.6 billion of deposits into our alternative customer investment products in 1999. Mortgage loan securitization or sale gains declined to $83 million in 1999 from $136 million in 1998. In addition, Credit Card fees declined due to lower securitization gains. In the home equity businesses, fee and other income decreased due to impairment losses of $79 million related to residual interests on certain home equity securitizations, partially offset by the impact of a full year of The Money Store. Home Equity securitization gains were $136 million in 1999 and $128 million in 1998. The gains in 1998 were related to subprime home equity loans. FUMC fees declined as a result of lower originations due to the higher interest rate environment.

Consumer noninterest expense was $3.5 billion in 1999 and $3.2 billion in 1998. The increase in the year over year comparisons was largely related to the addition of The Money Store for a full year.

Average consumer loans were $28 billion in 1999 and $27 billion in 1998. In addition to the impact from $298 million in loans sold in connection with CoreStates-related branch divestitures, the decrease in the consumer loan portfolio reflected the sale or securitization of $5.6 billion in mortgage and credit card loans in 1999 and $7.9 billion in 1998. We also securitized and retained as securities available for sale $7.3 billion in prime equity lines in 1999 and $2.9 billion in 1998 to facilitate funding flexibility.

Average consumer deposits were $71 billion in 1999 and $78 billion in 1998, largely reflecting the divestiture of $3.4 billion of deposits primarily in late 1998, $2.2 billion of which related to the CoreStates merger. The decline also reflected the movement of deposits into our alternative customer investment products.

Commercial generated operating earnings of $522 million in 1999 and $523 million in 1998. The decline largely reflected lower net interest income as a result of tightening spreads due to competitive pricing and to lower loan balances. Net interest income was $1.4 billion in 1999 and in 1998. Fee and other income increased 4 percent from 1998 to $554 million in 1999, led by strong cash management results. Noninterest expense was $1.1 billion in 1999 and $1.0 billion in 1998.

On a consolidated basis, net loans were $133 billion at December 31, 1999, and $134 billion at December 31, 1998. Commercial loans represented 58 percent and consumer loans 42 percent of the loan portfolio at December 31, 1999.

Increases in loan originations in 1999 were partially offset by the securitization of certain consumer loans, primarily $7.3 billion in prime equity lines that were securitized and retained as securities available for sale in 1999. Average net loans were $130 billion in 1999 and $132 billion in 1998. The average rate earned on loans was 8.24 percent in 1999 and 8.46 percent in 1998.

At December 31, 1999, nonperforming assets were $1.1 billion, or 0.78 percent of net loans, foreclosed properties and assets held for sale, and $844 million, or 0.63 percent, at December 31, 1998. Weakness in parts of the healthcare industry due to changes in federal reimbursement policies contributed $54 million to the increase. The increase in installment loan nonperforming assets reflected our decision to hold The Money Store home equity loans in the loan portfolio rather than securitize them. The Money Store nonperforming assets were $138 million at December 31, 1999, an increase of $100 million from December 31, 1998. Over the same period, The Money Store loans increased $1.9 billion to $5.6 billion.

Accruing loans 90 days or more past due were $144 million at December 31, 1999, and $346 million at December 31, 1998. Of these past due loans at December 31, 1999, $11 million were commercial loans or commercial real estate loans and $133 million were consumer loans, of which $13 million related to The Money Store.

Net charge-offs amounted to $688 million in 1999 and $638 million in 1998. Net charge-offs were 0.53 percent of average net loans in 1999 and 0.48 percent in 1998.

-------------------------------------------------------
                  MANAGEMENT'S ANALYSIS OF OPERATIONS
-------------------------------------------------------

The provision for loan losses was $692 million in 1999 and $691 million in 1998. The allowance for loan losses was $1.8 billion at December 31, 1999, and at December 31, 1998. The allowance as a percentage of loans was 1.32 percent at December 31, 1999, and 1.36 percent at year-end 1998.

Core deposits were $122 billion at December 31, 1999, and $131 billion at December 31, 1998. The $9 billion decline from year-end 1998 primarily reflected the movement of noninterest-bearing and time deposits into alternative investment products.

The portion of core deposits in higher-rate, other consumer time deposits was 28 percent at December 31, 1999, and 27 percent at December 31, 1998. Average core deposit balances were $122 billion in 1999 and $126 billion in 1998. In 1998, we divested $3.4 billion of consumer deposits. These were primarily regulatory-required divestitures in connection with acquisitions, principally CoreStates.

In 1999 and in 1998, average noninterest-bearing deposits were 25 percent and 24 percent, respectively, of average core deposits. Average balances in savings and NOW and noninterest-bearing deposits were higher in 1999 when compared with 1998, while money market and other consumer time deposits were lower.

Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $55 billion in 1999 and $57 billion in 1998. This decline reflected our strategy to fund more of our balance sheet with long-term debt and with wholesale borrowings with original maturities of greater than 12 months. Purchased funds at December 31, 1999, were $69 billion and $53 billion at year-end 1998. The December 31, 1999, balance was unusually high as a result of balance sheet positioning in preparation for potential Year 2000 computer issues. Conversely, purchased funds at December 31, 1998, were unusually low as a result of asset sales late in 1998, the proceeds from which were not reinvested until early 1999.

Long-term debt amounted to $32 billion at December 31, 1999, and $23 billion at year-end 1998. The level of long-term debt was increased to take advantage of favorable market conditions and to provide a funding alternative to purchased funds. At December 31, 1999, long-term debt included $2.0 billion of trust capital securities and at December 31, 1998, $1.7 billion. In 1999, we issued $1.4 billion of senior notes.

Stockholders' equity was $17 billion at December 31, 1999, and at December 31, 1998. Common shares outstanding amounted to 988 million at December 31, 1999, and 982 million at December 31, 1998. In 1999, we repurchased 39 million shares of First Union common stock at a cost of $2.1 billion, and in 1998, we repurchased 50 million shares at a cost of $3.1 billion (38 million shares related to The Money Store acquisition). In addition, as of December 31, 1999, we also had repurchased 13 million shares at a cost of $559 million related to the EVEREN acquisition. We paid $1.8 billion in dividends to common stockholders in 1999 and $1.5 billion in 1998. This represented a dividend payout ratio on operating earnings of 52.22 percent in 1999. At December 31, 1999, stock-holders' equity was reduced by $930 million in accumulated other comprehensive income, net, substantially all of which was net unrealized losses on debt and equity securities.

At December 31, 1999, our tier 1 and total capital ratios were 7.08 percent and
10.87 percent, respectively, and 6.81 percent and 10.99 percent, respectively, at December 31, 1998. Our leverage ratio at December 31, 1999, was 5.97 percent and at December 31, 1998, 5.91 percent.

At December 31, 1999, we had securities available for sale with a market value of $51 billion and $37 billion at year-end 1998. Securities available for sale transactions resulted in net realized losses of $63 million in 1999, including $79 million of impairment losses on certain residual interests, and net realized gains of $353 million in 1998, including a $7 million impairment loss. The average rate earned on securities available for sale was 6.83 percent in 1999 and 6.60 percent in 1998. The average maturity of the portfolio was 8.36 years at December 31, 1999.

The fair value of off-balance sheet derivatives used to manage our interest rate sensitivity was $213 million, based on a notional amount of $190 billion, at December 31, 1999, and $1.1 billion, based on a notional amount of $49 billion, at December 31, 1998. The increase in the notional amount of derivatives in 1999 primarily resulted from additional interest rate swaps and futures contracts.

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

TABLE 1
SELECTED STATISTICAL DATA

-------------------------------------------------------------------------------------------------------------------------

                                                                                                 Years Ended December 31,
                                                              -----------------------------------------------------------

(Dollars in millions, except per share data)                         2000        1999        1998       1997        1996
-------------------------------------------------------------------------------------------------------------------------
PROFITABILITY (a)
Diluted earnings per share                                  $        2.97        3.60        3.77       3.01        2.68
Diluted earnings per share - cash earnings                  $        3.30        3.94        4.06       3.26        2.90
Return on average stockholders' equity                              17.23 %     21.60       22.70      20.29       18.84
Return on average stockholders' equity - cash earnings              26.33       34.67       32.62      28.06       25.66
Net interest margin (b)                                              3.55        3.79        3.81       4.53        4.55
Fee and other income to total revenue                               47.54       48.03       45.12      35.09       30.78
Overhead efficiency ratio - cash earnings                           61.68 %     55.62       54.20      54.20       53.91
Operating leverage - cash earnings (c)                      $        (918)        102         721        423         747
Effective income tax rate                                           31.51 %     33.41       28.61      28.55       35.87
-------------------------------------------------------------------------------------------------------------------------
CAPITAL ADEQUACY
Tier 1 capital ratio                                                 7.02 %      7.08        6.81       8.36        7.86
Total capital ratio                                                 11.19 %     10.87       10.99      12.95       12.53
-------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY
Allowance as % of loans, net                                         1.39 %      1.32        1.36       1.40        1.64
Allowance as % of nonperforming assets (d)                            135         165         216        186         211
Net charge-offs as % of average loans, net                           0.59        0.53        0.48       0.65        0.64
Nonperforming assets as % of loans, net,
  foreclosed properties and assets held for sale                     1.22 %      0.78        0.63       0.75        0.78
-------------------------------------------------------------------------------------------------------------------------
OTHER DATA
Employees                                                          71,262      71,659      71,486     65,943      67,793
Branches                                                            2,193       2,318       2,400      2,771       2,801
Shares outstanding (In thousands)                                 979,963     988,315     982,223    960,984     988,594
Common stock price                                          $       27.81       32.94       60.81      51.25       37.00
Market capitalization                                       $      27,253      32,555      59,729     49,250      36,578
=========================================================================================================================

(a) Based on operating earnings.
(b) Tax-equivalent.
(c) Incremental change on a year-to-year basis in net interest income and fee and other income, less noninterest expense, excluding goodwill and other intangible amortization.
(d) These ratios do not include nonperforming loans included in assets held for sale.

-------------------------------------------------------
                                     FINANCIAL TABLES
-------------------------------------------------------

TABLE 2
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE, BALANCE SHEET AND OTHER DATA

---------------------------------------------------------------------------------------------------------------------

                                                                                             Years Ended December 31,
                                                            ---------------------------------------------------------

(In millions, except per share and other data)                    2000        1999        1998       1997       1996
---------------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                           $     17,534      15,151      14,988     14,362     13,758
=====================================================================================================================
Interest income (a)                                       $     17,633      15,269      15,105     14,461     13,876
Interest expense                                                10,097       7,699       7,711      6,568      6,151
---------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                          7,536       7,570       7,394      7,893      7,725
Provision for loan losses                                        1,736         692         691      1,103        678
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses (a)          5,800       6,878       6,703      6,790      7,047
Securities transactions - portfolio                             (1,134)        (63)        357         55        100
Fee and other income                                             7,846       6,996       6,078      4,267      3,435
Restructuring and merger-related charges (b)                     2,190         404       1,212        284        421
Other noninterest expense                                        9,520       8,458       7,844      6,936      6,509
---------------------------------------------------------------------------------------------------------------------
Income before income taxes, dividends on preferred
  stock and cumulative effect of a change in
  accounting principle (a)                                         802       4,949       4,082      3,892      3,652
Income taxes                                                       565       1,608       1,074      1,084      1,261
Tax-equivalent adjustment                                           99         118         117         99        118
---------------------------------------------------------------------------------------------------------------------
Income before dividends on preferred stock and
  cumulative effect of a change in accounting principle            138       3,223       2,891      2,709      2,273
Dividends on preferred stock                                         -           -           -          -          9
---------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change
  in accounting principle                                          138       3,223       2,891      2,709      2,264
Cumulative effect of a change in the accounting for
  beneficial interests, net of tax                                 (46)          -           -          -          -
---------------------------------------------------------------------------------------------------------------------
        Net income                                        $         92       3,223       2,891      2,709      2,264
=====================================================================================================================
PER COMMON SHARE DATA
Basic
  Income before change in accounting principle            $       0.12        3.35        2.98       2.84       2.33
  Net income                                                      0.07        3.35        2.98       2.84       2.33
Diluted
  Income before change in accounting principle                    0.12        3.33        2.95       2.80       2.30
  Net income                                                      0.07        3.33        2.95       2.80       2.30
Cash dividends                                            $       1.92        1.88        1.58       1.22       1.10
Average shares - Basic (In thousands)                          970,608     959,390     969,131    955,241    973,712
Average shares - Diluted (In thousands)                        974,172     966,863     980,112    966,792    982,755
Average common stockholders' equity                       $     15,541      15,932      15,878     14,327     13,726
Book value                                                       15.66       16.91       17.20      15.82      14.77
Common stock price
  High                                                           38.88       65.06       65.69      52.88      38.50
  Low                                                            24.00       32.44       44.69      36.63      25.75
  Year-end                                                $      27.81       32.94       60.81      51.25      37.00
    To earnings ratio (c)                                       397.29 X      9.89       20.61      18.30      16.09
    To book value                                                  178 %       195         353        324        251
BALANCE SHEET DATA
Assets                                                    $    254,170     253,024     237,087    205,609    197,259
Long-term debt                                            $     35,809      31,975      22,949     13,487     11,604
OTHER DATA
ATMs                                                             3,772       3,778       3,690      3,701      3,458
Common stockholders                                            157,524     168,989     146,775    120,437    103,538
=====================================================================================================================

(a) Tax-equivalent.
(b) After-tax restructuring, merger-related and other charges amounted to $2.8 billion in 2000; $263 million in 1999; $805 million in 1998; $204 million in 1997; and $272 million in 1996.
(c) Based on diluted earnings per share.

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

TABLE 3
FEE AND OTHER INCOME - CAPITAL MARKETS

-------------------------------------------------------------------------------------------------------------------------

                                                                                                 Years Ended December 31,
                                                                                      -----------------------------------

(In millions)                                                                                2000       1999        1998
-------------------------------------------------------------------------------------------------------------------------
Principal investing                                                                 $         392        592         237
Risk management (a)                                                                           263        189         175
Investment banking (a)                                                                        498        526         217
Corporate banking                                                                             229        184         243
International                                                                                 226        205         214
Fixed income and other (a)                                                                    130        161         146
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                               1,738      1,857       1,232
Eliminations                                                                                 (222)      (148)        (82)
-------------------------------------------------------------------------------------------------------------------------
        Total fee and other income - Capital Markets                                $       1,516      1,709       1,150
=========================================================================================================================

(a) The aggregate amounts of trading account profits included in this table in 2000, 1999 and 1998 were $305 million, $285 million and $111 million, respectively. This includes risk management and proprietary trading as well as amounts included in investment banking and fixed income and other trading.



TABLE 4
SELECTED PERFORMANCE, DIVIDEND PAYOUT AND OTHER RATIOS

-------------------------------------------------------------------------------------------------------------------------

                                                                                                 Years Ended December 31,
                                                              -----------------------------------------------------------

                                                                     2000        1999        1998       1997        1996
-------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity                                      15.93 X     14.46       13.99      13.68       13.68
Return on assets                                                     0.04 %      1.40        1.30       1.38        1.20
Return on total stockholders' equity                                 0.59 %     20.23       18.21      18.91       16.43
=========================================================================================================================
DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                                                     64.75 %     52.22       41.24      39.18       39.18
  Preferred and common shares                                       64.75       52.22       41.24      39.18       39.38
Net income
  Common shares                                                  2,742.86       56.46       52.72      42.12       45.55
  Preferred and common shares                                    2,742.86 %     56.46       52.72      42.12       45.76
=========================================================================================================================
OTHER RATIOS
Operating earnings
  Return on assets                                                   1.18 %      1.51        1.66       1.49        1.39
  Return on common stockholders' equity (b)                         17.23       21.60       22.70      20.29       18.84
Net income
  Return on common stockholders' equity                              0.59 %     20.23       18.21      18.91       16.50
=========================================================================================================================


(a) Based on average balances and net income.
(b) The operating earnings return on common stockholders' equity excludes only current year restructuring, merger-related and other charges and common stockholders' equity is not adjusted for prior year charges.

-------------------------------------------------------
                                     FINANCIAL TABLES
-------------------------------------------------------

TABLE 5
SELECTED QUARTERLY DATA

-----------------------------------------------------------------------------------------------------------------------

                                                                       2000                                       1999
                               --------------------------------------------- ------------------------------------------

(In millions, except per
  share data)                     FOURTH       THIRD     SECOND       FIRST    Fourth      Third     Second      First
-----------------------------------------------------------------------------------------------------------------------
Interest income                $   4,264       4,465      4,492       4,313     4,143      3,812      3,624      3,572
Interest expense                   2,532       2,631      2,587       2,347     2,198      1,930      1,779      1,792
-----------------------------------------------------------------------------------------------------------------------
Net interest income                1,732       1,834      1,905       1,966     1,945      1,882      1,845      1,780
Provision for loan losses            192         322      1,030         192       173        175        180        164
-----------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses        1,540       1,512        875       1,774     1,772      1,707      1,665      1,616
Securities transactions -
  portfolio                          (76)       (457)      (582)        (19)       (7)       (80)        (1)        25
Fee and other income               1,829       2,640      1,516       1,861     1,844      1,520      1,707      1,925
Restructuring and
   merger-related charges             33          52      2,110          (5)        6          -          -        398
Other noninterest expense          2,344       2,396      2,393       2,387     2,354      1,940      2,053      2,111
-----------------------------------------------------------------------------------------------------------------------
Income (loss) before income
  taxes (benefits) and
  cumulative effect of a
  change in accounting
  principle                          916       1,247     (2,694)      1,234     1,249      1,207      1,318      1,057
Income taxes (benefits)              271         395       (495)        394       407        405        445        351
-----------------------------------------------------------------------------------------------------------------------
Income (loss) before
  cumulative effect of a
  change in accounting
  principle                          645         852     (2,199)        840       842        802        873        706
Cumulative effect of a change
  in the accounting for
  beneficial interests,
  net of tax                         (46)          -          -           -         -          -          -          -
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)              $     599         852     (2,199)        840       842        802        873        706
=======================================================================================================================
PER SHARE DATA
Basic
  Income (loss) before change
    in accounting principle    $    0.66        0.87      (2.27)       0.86      0.86       0.84       0.92       0.73
  Net income (loss)                 0.61        0.87      (2.27)       0.86      0.86       0.84       0.92       0.73
Diluted
  Income (loss) before change
    in accounting principle         0.65        0.86      (2.27)       0.85      0.86       0.84       0.90       0.73
  Net income (loss)                 0.60        0.86      (2.27)       0.85      0.86       0.84       0.90       0.73
Cash dividends                      0.48        0.48       0.48        0.48      0.47       0.47       0.47       0.47
Common stock price
  High                             34.13       32.63      38.88       37.94     43.63      48.38      55.94      65.06
  Low                              24.00       25.00      25.00       28.44     32.44      35.31      42.06      48.63
  Period-end                   $   27.81       32.19      25.00       37.25     32.94      35.63      47.13      53.44
=======================================================================================================================
SELECTED RATIOS (a)
Return on assets                    1.00 %      1.37      (3.46)       1.36      1.37       1.39       1.56       1.28
Return on stockholders'
  equity                           16.15       23.81     (53.24)      20.38     20.00      20.82      22.30      17.85
Stockholders' equity to assets      6.16 %      5.77       6.50        6.68      6.85       6.68       7.01       7.15
=======================================================================================================================
SELECTED RATIOS (a)(b)
Return on assets                    1.12 %      1.12       1.13        1.36      1.38       1.39       1.56       1.74
Return on stockholders'
  equity                           15.36 %     15.76      17.74       20.31     19.78      20.47      21.94      24.32
=======================================================================================================================


(a) Based on average balances and net income (loss).
(b) Based on average balances and net income (loss) excluding after-tax restructuring, merger-related and other charges and the cumulative effect of the change in accounting for beneficial interests.

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

TABLE 6
LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

----------------------------------------------------------------------------------------------------------------------

                                                                                                          December 31,
                                                             ---------------------------------------------------------

(In millions)                                                      2000        1999        1998       1997       1996
----------------------------------------------------------------------------------------------------------------------
ON-BALANCE SHEET LOAN PORTFOLIO
  COMMERCIAL
  Commercial, financial and agricultural                   $     54,207      51,683      53,961     46,117     41,489
  Real estate - construction and other                            3,104       2,435       2,628      3,037      3,474
  Real estate - mortgage                                          9,218       8,768       8,565     13,160     14,300
  Lease financing                                                15,465      12,742       9,730      8,610      6,348
  Foreign                                                         5,453       4,991       4,805      3,885      2,842
----------------------------------------------------------------------------------------------------------------------
        Total commercial                                         87,447      80,619      79,689     74,809     68,453
----------------------------------------------------------------------------------------------------------------------
  CONSUMER
  Real estate - mortgage                                         17,708      27,793      21,729     28,998     33,181
  Installment loans (a)                                          22,972      25,795      30,595     26,185     31,150
  Vehicle leasing                                                 2,115       4,483       6,162      5,331      4,529
----------------------------------------------------------------------------------------------------------------------
        Total consumer                                           42,795      58,071      58,486     60,514     68,860
----------------------------------------------------------------------------------------------------------------------
        Total loans                                             130,242     138,690     138,175    135,323    137,313
  Unearned income                                                 6,482       5,513       4,026      3,636      2,666
----------------------------------------------------------------------------------------------------------------------
        Loans, net (on-balance sheet)                      $    123,760     133,177     134,149    131,687    134,647
======================================================================================================================

MANAGED PORTFOLIO
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL
On-balance sheet loan portfolio                            $     87,447      80,619      79,689     74,809     68,453
Securitized loans - off-balance sheet                             2,259       1,223         666          -          -
Securitized loans included in other assets                        2,618       1,788         250          -          -
Loans held for sale included in other assets                        953       2,465           -          -          -
----------------------------------------------------------------------------------------------------------------------
        Total commercial                                         93,277      86,095      80,605     74,809     68,453
----------------------------------------------------------------------------------------------------------------------
CONSUMER
Real estate - mortgage
  On-balance sheet loan portfolio                                17,708      27,793      21,729     28,998     33,181
  Securitized loans included in securities
    available for sale                                            3,455           -           -          -          -
  Loans held for sale included in other assets                    1,111       1,503           -          -          -
----------------------------------------------------------------------------------------------------------------------
        Total real estate - mortgage                             22,274      29,296      21,729     28,998     33,181
----------------------------------------------------------------------------------------------------------------------
Installment loans (a)
  On-balance sheet loan portfolio                                22,972      25,795      30,595     26,185     31,150
  Securitized loans - off-balance sheet                          11,862      18,146      20,074      7,614      5,392
  Securitized loans included in securities
    available for sale                                            9,292       8,112         429          -          -
  Loans held for sale included in other assets                    6,082         898           -          -          -
----------------------------------------------------------------------------------------------------------------------
        Total installment loans                                  50,208      52,951      51,098     33,799     36,542
----------------------------------------------------------------------------------------------------------------------
Vehicle leasing - on-balance sheet loan portfolio                 2,115       4,483       6,162      5,331      4,529
----------------------------------------------------------------------------------------------------------------------
        Total consumer                                           74,597      86,730      78,989     68,128     74,252
----------------------------------------------------------------------------------------------------------------------
        Total managed portfolio                            $    167,874     172,825     159,594    142,937    142,705
======================================================================================================================

SERVICING PORTFOLIO
Commercial                                                 $     31,028      29,193      19,646      9,774      2,977
Consumer                                                   $      2,964      38,218      41,943     35,597     29,765
======================================================================================================================


(a) Installment loans include credit card, instant cash reserve, signature and First Choice.

-------------------------------------------------------
                                     FINANCIAL TABLES
-------------------------------------------------------

TABLE 7
LOANS HELD FOR SALE

------------------------------------------------------------------------------------------------------------------------

                                                                                                      DECEMBER 31, 2000
                                                                                                 -----------------------

(In millions)
------------------------------------------------------------------------------------------------------------------------
2000 STRATEGIC REPOSITIONING
Balance, beginning of year                                                                     $                      -
Loans transferred to assets held for sale                                                                         7,901
Allowance for loan losses related to loans transferred
  to assets held for sale                                                                                        (1,020)
Lower of cost or market valuation adjustments                                                                      (111)
Loans sold                                                                                                       (2,045)
Other, net (a)                                                                                                     (462)
------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                                              4,263
------------------------------------------------------------------------------------------------------------------------
OTHER (b)
Balance, beginning of year                                                                                        4,866
Originations                                                                                                      8,545
Loans transferred from assets held for sale, net                                                                 (1,393)
Lower of cost or market valuation adjustments                                                                      (163)
Loans sold                                                                                                       (7,596)
Other, net (a)                                                                                                     (376)
------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                                              3,883
------------------------------------------------------------------------------------------------------------------------
Total loans held for sale, end of year                                                         $                  8,146
========================================================================================================================

(a) Other, net represents primarily loan payments.
(b) Other includes primarily student, mortgage warehouse, home equity and syndication loans.



TABLE 8
COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES (a)

----------------------------------------------------------------------------------------------------------------------------

                                                                                                          DECEMBER 31, 2000
                                                            ----------------------------------------------------------------

                                                                                   REAL
                                                             COMMERCIAL,        ESTATE-
                                                               FINANCIAL   CONSTRUCTION        REAL
                                                                     AND            AND     ESTATE-
(In millions)                                               AGRICULTURAL          OTHER    MORTGAGE     FOREIGN       TOTAL
----------------------------------------------------------------------------------------------------------------------------
FIXED RATE
1 year or less                                            $        2,184             20         354       3,154       5,712
1-5 years                                                          3,086             23       1,283          50       4,442
After 5 years                                                      3,047             85         617           -       3,749
----------------------------------------------------------------------------------------------------------------------------
        Total fixed rate                                           8,317            128       2,254       3,204      13,903
----------------------------------------------------------------------------------------------------------------------------
ADJUSTABLE RATE
1 year or less                                                    17,825            923       1,203       1,924      21,875
1-5 years                                                         24,573          1,739       3,930         305      30,547
After 5 years                                                      3,492            314       1,831          20       5,657
----------------------------------------------------------------------------------------------------------------------------
        Total adjustable rate                                     45,890          2,976       6,964       2,249      58,079
----------------------------------------------------------------------------------------------------------------------------
        Total                                             $       54,207          3,104       9,218       5,453      71,982
============================================================================================================================

(a) Excludes lease financing.

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

TABLE 9
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

--------------------------------------------------------------------------------------------------------------------

                                                                                            Years Ended December 31,
                                                           ---------------------------------------------------------

(In millions)                                                    2000        1999       1998        1997       1996
--------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year                                 $    1,757       1,826      1,847       2,212      2,308
Provision for loan losses                                       1,736         692        691       1,103        678
Allowance relating to loans transferred to
  other assets, sold or acquired                               (1,020)        (73)       (74)       (596)        50
Loan losses, net                                                 (751)       (688)      (638)       (872)      (824)
--------------------------------------------------------------------------------------------------------------------
Balance, end of year                                       $    1,722       1,757      1,826       1,847      2,212
====================================================================================================================
as % of loans, net                                               1.39 %      1.32       1.36        1.40       1.64
====================================================================================================================
as % of nonaccrual and restructured loans (a)                     146 %       181        246         211        241
====================================================================================================================
as % of nonperforming assets (a)                                  135 %       165        216         186        211
====================================================================================================================
LOAN LOSSES
Commercial, financial and agricultural                     $      531         355        281         172        221
Real estate - commercial construction and mortgage                 13          24         15          49         98
Real estate - residential mortgage                                 13          20         27          54         60
Installment loans and vehicle leasing (b)                         310         429        476         799        697
--------------------------------------------------------------------------------------------------------------------
        Total loan losses                                         867         828        799       1,074      1,076
--------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                             53          63         65          74        120
Real estate - commercial construction and mortgage                  3           9         11          23         33
Real estate - residential mortgage                                  2           3          1           9         12
Installment loans and vehicle leasing (b)                          58          65         84          96         87
--------------------------------------------------------------------------------------------------------------------
        Total loan recoveries                                     116         140        161         202        252
--------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                   $      751         688        638         872        824
====================================================================================================================
Commercial loan net charge-offs as % of
  average commercial loans, net                                  0.65 %      0.42       0.31        0.18       0.26
Consumer loan net charge-offs as % of
  average consumer loans, net                                    0.51        0.67       0.69        1.12       1.00
Total net charge-offs as % of average loans, net                 0.59 %      0.53       0.48        0.65       0.64
====================================================================================================================
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial, financial and agricultural                   $      884         551        362         384        324
  Real estate - commercial construction and mortgage               55          55         67         135        218
  Real estate - residential mortgage                               63         150        184         233        240
  Installment loans and vehicle leasing (b)                       174         212        128         124        123
--------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                  1,176         968        741         876        905
Foreclosed properties (c)                                         103          98        103         115        142
--------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                         $    1,279       1,066        844         991      1,047
====================================================================================================================
Nonperforming loans included in assets held for sale (d)   $      334          14          -           -          -
Nonperforming assets included in loans and in assets
  held for sale                                            $    1,613       1,080        844         991      1,047
====================================================================================================================
as % of loans, net, and foreclosed properties (a)                1.03 %      0.80       0.63        0.75       0.78
====================================================================================================================
as % of loans, net, foreclosed properties and loans in
  other assets as held for sale (d)                              1.22 %      0.78       0.63        0.75       0.78
====================================================================================================================
Accruing loans past due 90 days                            $      183         144        346         326        474
====================================================================================================================


(a) These ratios do not include nonperforming loans included in assets held for sale.
(b) Installment loans and vehicle leasing include loan losses, loan recoveries and nonperforming assets related to credit card, instant cash reserve, signature and First Choice.
(c) Restructured loans are not significant.
(d) These ratios reflect nonperforming loans included in assets held for sale. Assets held for sale are recorded at the lower of cost or market value, and accordingly, the amount shown and included in the ratios is net of the transferred allowance for loan losses and the lower of cost or market valuation adjustments.

-------------------------------------------------------
                                     FINANCIAL TABLES
-------------------------------------------------------

TABLE 10
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                     December 31,
                         --------------------------------------------------------------------------------------------------------

                                      2000                  1999                 1998                  1997                 1996
                         ------------------      ----------------     ----------------      ----------------     ----------------
                                     LOANS                 Loans                Loans                 Loans                Loans
                                      % OF                  % of                 % of                  % of                 % of
                                     TOTAL                 Total                Total                 Total                Total
(In millions)                AMT.    LOANS          Amt.   Loans         Amt.   Loans          Amt.   Loans         Amt.   Loans
---------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural       $    763       42 %  $      754      37 % $      724    $ 39 %  $      480      35 % $      543      30 %
Real estate -
  Construction and
    other                      33        2            20       2           34       2            44       2           90       3
  Mortgage                     83       21            83      26          103      22           149      31          284      34
Installment loans and
  vehicle leasing             168       19           358      22          352      27           452      23          751      26
Lease financing                42       12            15       9            5       7            46       6           73       5
Foreign                        37        4            19       4           12       3            49       3           39       2
Unallocated                   596        -           508       -          596       -           627       -          432       -
---------------------------------------------------------------------------------------------------------------------------------
        Total            $  1,722      100 %  $    1,757     100 % $    1,826    $100 %  $    1,847     100 % $    2,212     100 %
=================================================================================================================================

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

TABLE 11
NONPERFORMING ASSETS ACTIVITY (a)

------------------------------------------------------------------------------------------------------------------------

                                                                                                             Years Ended
                                                                                                            December 31,
                                                                                                 -----------------------

(In millions)                                                                                          2000        1999
------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                                     $      1,066         844
------------------------------------------------------------------------------------------------------------------------
Commercial loan activity
  New nonaccrual loans                                                                                1,243         599
  Advances                                                                                               12           -
  Charge-offs                                                                                          (302)       (174)
  Return to accrual status                                                                                -         (14)
  Transfers to assets held for sale                                                                    (258)        (51)
  Payments                                                                                              (67)        (86)
  Sales                                                                                                 (15)        (13)
  Other (activity under $5 million)                                                                    (280)        (99)
------------------------------------------------------------------------------------------------------------------------
        Commercial loan activity                                                                        333         162
Consumer loan activity, net                                                                            (120)         60
------------------------------------------------------------------------------------------------------------------------
        Change in nonperforming assets                                                                  213         222
------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                           $      1,279       1,066
========================================================================================================================

(a) Excludes nonperforming loans included in assets held for sale.



TABLE 12
DEPOSITS

-------------------------------------------------------------------------------------------------------------------------

                                                                                                             December 31,
                                                              -----------------------------------------------------------

(In millions)                                                        2000        1999        1998       1997        1996
-------------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                                         $      30,315      31,375      35,614     31,005      29,713
Savings and NOW accounts                                           36,215      37,748      38,649     37,281      35,892
Money market accounts                                              20,630      19,405      20,822     21,240      21,193
Other consumer time                                                35,223      33,812      35,809     37,324      42,457
-------------------------------------------------------------------------------------------------------------------------
        Total core deposits                                       122,383     122,340     130,894    126,850     129,255
OTHER DEPOSITS
Foreign                                                             7,795       6,729       5,427      3,928       3,307
Other time                                                         12,490      11,978       6,146      6,299       3,867
-------------------------------------------------------------------------------------------------------------------------
        Total deposits                                      $     142,668     141,047     142,467    137,077     136,429
=========================================================================================================================

-------------------------------------------------------
                                     FINANCIAL TABLES
-------------------------------------------------------

TABLE 13
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

-------------------------------------------------------------------------------------------------------------------------

                                                                                                        DECEMBER 31, 2000
                                                                                                  -----------------------

(In millions)
-------------------------------------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                                                                $                  5,874
Over 3 months through 6 months                                                                                     3,941
Over 6 months through 12 months                                                                                    4,752
Over 12 months                                                                                                     4,499
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                                   $                 19,066
=========================================================================================================================



TABLE 14
CAPITAL RATIOS

----------------------------------------------------------------------------------------------------------------------------

                                                                                                                December 31,
                                                               -------------------------------------------------------------

(In millions)                                                         2000         1999        1998        1997        1996
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                             $      13,952       14,204      13,327      13,846      11,276
  Total capital                                                     22,253       21,810      21,518      21,459      17,976
Adjusted risk-weighted assets                                      198,849      200,704     195,757     165,676     143,467
Adjusted leverage ratio assets                               $     235,749      238,082     225,534     196,962     168,384
Ratios
  Tier 1 capital                                                      7.02 %       7.08        6.81        8.36        7.86
  Total capital                                                      11.19        10.87       10.99       12.95       12.53
  Leverage                                                            5.92         5.97        5.91        7.03        6.70
STOCKHOLDERS' EQUITY TO ASSETS
  Year-end                                                            6.04         6.60        7.13        7.36        7.37
  Average                                                             6.28 %       6.92        7.15        7.31        7.31
============================================================================================================================
BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank                                           6.92 %       7.26        7.48        6.97        6.43
  First Union National Bank of Delaware (b)                          12.20        10.83       11.44       11.83       13.61
Total capital
  First Union National Bank                                          10.73        10.22       10.38       10.20       10.20
  First Union National Bank of Delaware (b)                          13.97        11.89       12.82       13.09       14.87
Leverage
  First Union National Bank                                           6.04         6.48        6.69        6.02        5.95
  First Union National Bank of Delaware (b)                           7.76 %       7.08        6.96        6.24       10.60
============================================================================================================================


(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.
(b) On June 26, 2000, First Union National Bank of Delaware was formed through the merger of First Union Bank of Delaware and First Union Home Equity Bank.

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

TABLE 15
UNREALIZED GAINS (LOSSES) IN CERTAIN FINANCIAL INSTRUMENTS

------------------------------------------------------------------------------------------------------------------------

                                                                                                            December 31,
                                                                                                 -----------------------

(In millions)                                                                                          2000        1999
------------------------------------------------------------------------------------------------------------------------
SECURITIES PORTFOLIOS (a)
Securities available for sale (b)                                                              $       (327)     (1,431)
Investment securities                                                                                    85          51
------------------------------------------------------------------------------------------------------------------------
        Net unrealized losses - securities portfolios                                                  (242)     (1,380)
Less unrealized losses in securities considered
  an economic hedge of mortgage servicing rights                                                          -         (79)
------------------------------------------------------------------------------------------------------------------------
        Net unrealized losses - securities portfolios                                                  (242)     (1,301)
------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET DERIVATIVE FINANCIAL
  INSTRUMENTS (a)
  Asset rate conversions (b)                                                                            935        (504)
  Liability rate conversions                                                                           (270)        338
  Rate sensitivity hedges                                                                                 -           4
------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - off-balance sheet
          derivative financial instruments                                                              665        (162)
Less unrealized gains (losses) in interest rate swaps
  designated as rate conversions of long-term fixed rate debt                                           370        (262)
------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains - off-balance sheet
          derivative financial instruments                                                              295         100
------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses)                                                          $         53      (1,201)
========================================================================================================================


(a) Additional information related to the securities portfolios can be found in Tables 16 and 17. Additional information related to off-balance sheet derivative financial instruments can be found in Tables 18, 19 and 20.
(b) As of December 31, 2000, unrealized losses of $72 million associated with $1.7 billion of interest rate swaps that qualify as asset rate conversions of securities available for sale are included in net unrealized gain on debt and equity securities in the consolidated statements of stockholders' equity.

-------------------------------------------------------
                                     FINANCIAL TABLES
-------------------------------------------------------

TABLE 16
SECURITIES AVAILABLE FOR SALE

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 DECEMBER 31, 2000
                                 --------------------------------------------------------------------------------------------------

                                                                                          GROSS UNREALIZED                 AVERAGE
                                  1 YEAR         1-5       5-10   AFTER 10               ------------------  AMORTIZED    MATURITY
(In millions)                    OR LESS       YEARS      YEARS      YEARS      TOTAL      GAINS    LOSSES        COST    IN YEARS
-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                  $       -           1        581        407        989         30        11         970       15.23
U.S. Government agencies               3       4,233     19,222          1     23,459         58       442      23,843        7.18
Asset-backed                          23      10,320      5,060        358     15,761        256       201      15,706        4.44
State, county and municipal           21           1         22      1,379      1,423         59         3       1,367       27.84
Sundry                               122         537      3,727      1,585      5,971         57       130       6,044        8.83
-----------------------------------------------------------------------------------------------------------------------
        Total market value     $     169      15,092     28,612      3,730     47,603        460       787      47,930        7.21
===================================================================================================================================
MARKET VALUE
Debt securities                $     169      15,092     28,612      2,656     46,529        438       773      46,864
Equity securities                      -           -          -      1,074      1,074         22        14       1,066
-----------------------------------------------------------------------------------------------------------------------
        Total market value     $     169      15,092     28,612      3,730     47,603        460       787      47,930
=======================================================================================================================
AMORTIZED COST
Debt securities                $     171      15,034     29,027      2,632     46,864
Equity securities                      -           -          -      1,066      1,066
--------------------------------------------------------------------------------------
        Total amortized cost   $     171      15,034     29,027      3,698     47,930
======================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                        - %      5.14       5.99       5.56       5.81
  U.S. Government agencies          6.13        7.08       6.48       4.63       6.59
  Asset-backed                      7.33        9.56       6.82       8.11       8.64
  State, county and municipal       6.90        6.38       6.48       6.75       6.75
  Sundry                            6.58        7.72       7.41       6.17       7.10
  Consolidated                      6.72 %      8.79       6.65       6.50       7.31
======================================================================================


                                                                                                                 December 31, 1999
                                 --------------------------------------------------------------------------------------------------

                                                                                          Gross Unrealized                 Average
                                  1 Year         1-5       5-10   After 10               ------------------  Amortized    Maturity
(In millions)                    or Less       Years      Years      Years      Total      Gains    Losses        Cost    in Years
-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                  $       3           1      1,660        517      2,181          -       167       2,348       12.75
U.S. Government agencies              32         803     21,621      1,806     24,262          1     1,216      25,477        8.89
Asset-backed                         378      10,295      5,821        568     17,062        290       409      17,181        6.31
State, county and municipal            -           1         39        856        896          1        13         908       27.96
Sundry                             1,032         741      2,845      2,258      6,876        223       141       6,794        7.10
-----------------------------------------------------------------------------------------------------------------------------------
        Total market value     $   1,445      11,841     31,986      6,005     51,277        515     1,946      52,708        8.36
===================================================================================================================================
MARKET VALUE
Debt securities                $   1,445      11,841     31,986      4,098     49,370        320     1,916      50,966
Equity securities                      -           -          -      1,907      1,907        195        30       1,742
-----------------------------------------------------------------------------------------------------------------------
        Total market value     $   1,445      11,841     31,986      6,005     51,277        515     1,946      52,708
=======================================================================================================================
AMORTIZED COST
Debt securities                $   1,389      11,681     33,544      4,352     50,966
Equity securities                      -           -          -      1,742      1,742
--------------------------------------------------------------------------------------
        Total amortized cost   $   1,389      11,681     33,544      6,094     52,708
======================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                     5.17 %      4.56       5.76       5.70       5.74
  U.S. Government agencies          5.76        7.03       6.47       6.47       6.49
  Asset-backed                      8.63        8.16       6.87      10.66       7.79
  State, county and municipal          -        9.34       7.43       9.09       9.02
  Sundry                            5.33        6.71       7.55       3.90       5.98
  Consolidated                      6.10 %      7.99       6.60       6.28       6.86
======================================================================================

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

--------------------------------------------------------------------------------

      Securities available for sale with an aggregate amortized cost of $25.5 billion at December 31, 2000, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
      Included in "Sundry" at December 31, 2000, are $3.3 billion of securities denominated in currencies other than the U.S. dollar. At December 31, 2000, these securities had a weighted average maturity of 9.32 years and a weighted average yield of 6.89 percent.
      Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
      Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
      At December 31, 2000 and 1999, there were forward commitments to purchase securities at a cost which approximates a market value of $2.2 billion and $22 million, respectively. At December 31, 2000 and 1999, there were commitments to sell securities at a cost which approximates a market value of $1.6 billion and $46 million, respectively.
      Gross gains and losses realized on the sale of debt securities in 2000 were $144 million and $1.3 billion, respectively, and gross gains and losses realized on equity securities were $24 million and $28 million, respectively. Gross gains and losses realized on the sale of debt securities in 1999 were $69 million and $131 million, respectively, and gross gains and losses realized on equity securities were $147 million and $14 million, respectively. Gross gains and losses realized on the sale of debt securities in 1998 were $399 million and $62 million, respectively, and gross gains and losses realized on equity securities were $18 million and $2 million, respectively.

-------------------------------------------------------
                                     FINANCIAL TABLES
-------------------------------------------------------

TABLE 17
INVESTMENT SECURITIES

--------------------------------------------------------------------------------------------------------------------------------

                                                                                                              DECEMBER 31, 2000
                                  ----------------------------------------------------------------------------------------------

                                                                                        GROSS UNREALIZED                AVERAGE
                                    1 YEAR        1-5      5-10   AFTER 10             ------------------    MARKET    MATURITY
(In millions)                      OR LESS      YEARS     YEARS      YEARS     TOTAL     GAINS    LOSSES      VALUE    IN YEARS
--------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                   $       14          1         -          -        15         -         -         15        0.35
U.S. Government agencies                35        957        35          -     1,027        12         5      1,034        4.26
CMOs                                    21          9         -          -        30         -         -         30        0.97
State, county and municipal             29        145       279         93       546        78         -        624        7.08
Sundry                                   9         14         2          -        25         -         -         25        2.24
--------------------------------------------------------------------------------------------------------------------
        Total carrying value    $      108      1,126       316         93     1,643        90         5      1,728        5.07
================================================================================================================================
MARKET VALUE
Debt securities                 $      108      1,143       366        111     1,728
=====================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                       6.25 %     4.71         -          -      6.18
  U.S. Government agencies            6.66       7.00      6.28          -      6.97
  CMOs                                8.49       6.68         -          -      7.92
  State, county and municipal         8.91       9.72     11.20      10.05     10.49
  Sundry                              7.73       6.46      6.56          -      6.91
  Consolidated                        7.67 %     7.34     10.62      10.05      8.15
=====================================================================================

                                                                                                              December 31, 1999
                                  ----------------------------------------------------------------------------------------------

                                                                                        Gross Unrealized                Average
                                    1 Year        1-5      5-10   After 10             ------------------    Market    Maturity
(In millions)                      or Less      Years     Years      Years     Total     Gains    Losses      Value    in Years
--------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                   $       11          -         1          -        12         -         -         12        0.63
U.S. Government agencies                41        148       854          1     1,044         7        23      1,028        5.31
CMOs                                    58          -         1          -        59         -         -         59        0.65
State, county and municipal             49        142       277        147       615        68         1        682        7.64
Sundry                                   3         22         1          2        28         -         -         28        2.95
--------------------------------------------------------------------------------------------------------------------
        Total carrying value    $      162        312     1,134        150     1,758        75        24      1,809        5.90
--------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                 $      163        322     1,154        170     1,809
=====================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                       4.72 %        -      4.74          -      4.72
  U.S. Government agencies            6.86       7.17      6.60       5.26      6.69
  CMOs                                8.22          -     10.39          -      8.27
  State, county and municipal         9.35      10.21     11.86      11.41     11.17
  Sundry                              7.52       7.02      7.60       6.61      7.07
  Consolidated                        7.95 %     8.54      7.89      11.33      8.31
=====================================================================================


      Investment securities with an aggregate amortized cost of $827 million at December 31, 2000, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
      Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
      Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
      There were no commitments to purchase or sell investment securities at December 31, 2000 and 1999.
      Gross gains realized on repurchase agreement underdeliveries and calls of investment securities were $355,000, $238,000 and $5 million in 2000, 1999 and 1998, respectively. Gross losses realized on repurchase agreement underdeliveries and calls of investment securities were $422,000, $67,000 and $806,000 in 2000, 1999 and 1998, respectively.

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

TABLE 18
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

----------------------------------------------------------------------------------------------------------------------

                                                                                                     DECEMBER 31, 2000
                                                 ---------------------------------------------------------------------

                                                                              GROSS UNREALIZED                 AVERAGE
                                                  NOTIONAL     CARRYING     -------------------    MARKET  MATURITY IN
(In millions)                                       AMOUNT    AMOUNT(f)      GAINS      LOSSES      VALUE     YEARS(g)
----------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS (b)
Interest rate swaps                           $     34,377          345        968          99      1,214        6.58
Futures                                                142            -          -           6         (6)       0.25
----------------------------------------------------------------------------------------------------------
        Total asset rate conversions          $     34,519          345        968         105      1,208        6.55
======================================================================================================================
LIABILITY RATE CONVERSIONS (c)
Interest rate swaps                           $     20,995         (177)       378         273        (72)       6.07
Options (d)                                            300            -          -           -          -        2.45
Futures                                            119,737            -          -         375       (375)       0.25
----------------------------------------------------------------------------------------------------------
        Total liability rate conversions      $    141,032         (177)       378         648       (447)       1.12
======================================================================================================================

                                                                                                     December 31, 1999
                                                 ---------------------------------------------------------------------

                                                                              Gross Unrealized                 Average
                                                  Notional     Carrying     -------------------    Market  Maturity in
(In millions)                                       Amount    Amount(f)      Gains      Losses      Value     Years(g)
----------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS (b)
Interest rate swaps                           $     50,910           39         63         200        (98)       2.81
Options (d)                                          6,451          115          -         353       (238)       8.48
Futures                                                190            -          -           -          -        0.25
----------------------------------------------------------------------------------------------------------
        Total asset rate conversions          $     57,551          154         63         553       (336)       3.44
======================================================================================================================
LIABILITY RATE CONVERSIONS (c)
Interest rate swaps                           $     62,988           18        661         437        242        5.65
Options (d)                                         11,170           31        115           1        145        1.56
----------------------------------------------------------------------------------------------------------
        Total liability rate conversions      $     74,158           49        776         438        387        5.04
======================================================================================================================
RATE SENSITIVITY HEDGES (e)
Basis swaps                                   $        706            -          -           -          -        3.11
Options (d)                                          9,743          158          1          30        129        1.19
Futures                                             46,122            -         33           -         33        0.25
Options on futures                                   2,000            -          -           -          -        0.72
----------------------------------------------------------------------------------------------------------
        Total rate sensitivity hedges         $     58,571          158         34          30        162        0.46
======================================================================================================================


(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Off-balance sheet derivative financial instruments with a notional amount of $32.8 billion and $49.3 billion at December 31, 2000 and 1999, respectively, primarily convert variable rate loans to fixed rate. In addition, interest rate swaps with a notional amount of $1.7 billion and $8.3 billion at December 31, 2000 and 1999, respectively, are rate conversions of securities available for sale.
(c) Off-balance sheet derivative financial instruments with a notional amount of $15.8 billion and $36.2 billion at December 31, 2000 and 1999, respectively, convert fixed rate liabilities, primarily CD's, long-term debt and bank notes, to variable rate. At December 31, 2000, off-balance sheet derivative financial instruments with a notional amount of $125.2 billion convert or hedge variable rate liabilities. Of this amount, $5.3 billion are forward-starting swaps that convert variable rate liabilities, primarily short-term and long-term debt, to fixed rate, and $119.7 billion are futures that hedge variable rate liabilities. At December 31, 1999, off-balance sheet derivative financial instruments with a notional amount of $38.0 billion, of which $27.0 billion are forward-starting swaps, convert variable rate liabilities, primarily deposits and long-term debt, to fixed rate.
(d) Includes purchased interest rate floors and caps.
(e) Off-balance sheet derivative financial instruments designated as rate sensitivity hedges are primarily used to modify the interest rate characteristics of pay-variable interest rate swaps under asset rate conversions or liability rate conversions.
(f) Carrying amount includes accrued interest receivable or payable and unamortized premiums.
(g) Estimated maturity approximates average life.

-------------------------------------------------------
                                     FINANCIAL TABLES
-------------------------------------------------------

TABLE 19
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)

------------------------------------------------------------------------------------------------------------------

                                                                                                DECEMBER 31, 2000
                                                 -----------------------------------------------------------------

                                                   1 YEAR        1 -2       2 -5      5 -10   AFTER 10
(In millions)                                     OR LESS       YEARS      YEARS      YEARS      YEARS      TOTAL
------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount - swaps                        $    2,577       8,658      2,516     10,758      9,868     34,377
Notional amount - other                                 -           -        127         15          -        142
Weighted average receive rate (b)                    6.56 %      6.68       6.60       6.96       7.20       6.89
Weighted average pay rate (b)                        6.67 %      7.03       6.62       6.58       6.64       6.72
Estimated fair value                           $       42         103         54        361        648      1,208
------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount - swaps                        $    2,102       1,371      6,994      6,898      3,630     20,995
Notional amount - other                            95,752      23,985        300          -          -    120,037
Weighted average receive rate (b)                    6.86 %      6.88       6.93       7.08       6.66       6.93
Weighted average pay rate (b)                        7.14 %      7.01       6.98       6.90       7.18       7.01
Estimated fair value                           $     (327)        (44)       158       (168)       (66)      (447)
==================================================================================================================

                                                                                                December 31, 1999
                                                 -----------------------------------------------------------------

                                                   1 Year        1 -2       2 -5      5 -10   After 10
(In millions)                                     or Less       Years      Years      Years      Years      Total
------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount - swaps                        $   32,386       2,041      2,219      3,647     10,617     50,910
Notional amount - other                               115          67        221      6,238          -      6,641
Weighted average receive rate (b)                    6.91 %      6.36       6.28       6.47       7.04       6.86
Weighted average pay rate (b)                        6.08 %      6.20       6.22       6.10       6.14       6.11
Estimated fair value                           $       18          (3)       (24)      (289)       (38)      (336)
------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount - swaps                        $   20,926         734      2,550     22,213     16,565     62,988
Notional amount - other                                 -      11,000        170          -          -     11,170
Weighted average receive rate (b)                    6.61 %      7.30       6.75       6.49       7.37       6.63
Weighted average pay rate (b)                        6.10 %      6.09       6.25       6.04       6.15       6.09
Estimated fair value                           $     (105)        150        (14)       258         98        387
------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount - swaps                        $       82          87        355        182          -        706
Notional amount - other                            55,622       2,243          -          -          -     57,865
Weighted average receive rate (b)                    6.46 %      6.46       6.46       6.46          -       6.46
Weighted average pay rate (b)                        5.58 %      5.58       5.58       5.58          -       5.58
Estimated fair value                           $      144          18          -          -          -        162
==================================================================================================================


(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only and not the impact of forward-starting interest rate swaps. Substantially all of the currently effective interest rate swaps are receive-fixed/pay-variable with pay rates generally based on one-to-six month LIBOR, and they are the pay rates in effect at December 31, 2000 and 1999.

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

TABLE 20
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)

-------------------------------------------------------------------------------------------------------------------------

                                                                            Asset    Liability         Rate
                                                                             Rate         Rate  Sensitivity
(In millions)                                                         Conversions  Conversions       Hedges        Total
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                         $       25,908        9,068       14,454       49,430
Additions                                                                  39,631       69,045       85,659      194,335
Maturities and amortizations                                               (6,559)      (3,955)     (35,793)     (46,307)
Terminations                                                               (3,121)           -       (4,057)      (7,178)
Redesignations                                                              1,692            -       (1,692)           -
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                                 57,551       74,158       58,571      190,280
Additions                                                                  19,131      179,595       64,940      263,666
Maturities and amortizations                                              (33,599)     (54,544)    (109,356)    (197,499)
Terminations                                                              (23,240)     (31,114)     (12,406)     (66,760)
Redesignations and transfers to trading account assets                     14,676      (27,063)      (1,749)     (14,136)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                                         $       34,519      141,032            -      175,551
=========================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.



TABLE 21
INTEREST DIFFERENTIAL

--------------------------------------------------------------------------------------------------------------------------

                                                                 2000 COMPARED TO 1999              1999 Compared to 1998
                                                     ---------------------------------- ----------------------------------

                                                      INTEREST                VARIANCE   Interest                Variance
                                                       INCOME/     ATTRIBUTABLE TO (c)    Income/     Attributable to (c)
                                                       EXPENSE   ----------------------   Expense   ----------------------
(In millions)                                         VARIANCE       RATE       VOLUME   Variance        Rate      Volume
--------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Interest-bearing bank balances                     $        15          3           12        (95)        (17)        (78)
Federal funds sold and securities
  purchased under resale agreements                        (12)        79          (91)      (167)        (26)       (141)
Trading account assets (a)                                 219         62          157         54         (12)         66
Securities available for sale (a)                          827        260          567        667          90         577
Investment securities (a)
  U.S. Government and other                                 (2)         3           (5)       (43)         (4)        (39)
  State, county and municipal                              (14)        (2)         (12)       (13)          4         (17)
--------------------------------------------------------------------------------------------------------------------------
        Total investment securities                        (16)         1          (17)       (56)          -         (56)
--------------------------------------------------------------------------------------------------------------------------
Loans (a) (b)                                              593        842         (249)      (478)       (289)       (189)
Other earning assets (b)                                   738        183          555        239          (5)        244
--------------------------------------------------------------------------------------------------------------------------
        Total earning assets (b)                   $     2,364      1,430          934        164        (259)        423
==========================================================================================================================
INTEREST-BEARING LIABILITIES
Deposits                                                 1,215        865          350       (262)       (198)        (64)
Short-term borrowings                                      517        404          113       (354)       (118)       (236)
Long-term debt                                             666        324          342        604        (140)        744
--------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities         $     2,398      1,593          805        (12)       (456)        444
==========================================================================================================================
Net interest income (b)                            $       (34)      (163)         129        176         197         (21)
==========================================================================================================================


(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) Certain prior year amounts have been reclassified to conform to the presentation in 2000.
(c) Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

-------------------------------------------------------
                                     FINANCIAL TABLES
-------------------------------------------------------

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

---------------------------------------------------------------------------------------------------------

                                                        YEAR ENDED 2000                  YEAR ENDED 1999
                                          ------------------------------   ------------------------------

                                                                AVERAGE                          Average
                                                     INTEREST     RATES                Interest    Rates
                                            AVERAGE   INCOME/   EARNED/      Average    Income/  Earned/
(In millions)                              BALANCES   EXPENSE      PAID     Balances    Expense     Paid
---------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances            $   1,095        54      4.93 %  $     835         39     4.58 %
Federal funds sold and securities
  purchased under resale agreements           7,800       447      5.73        9,526        459     4.82
Trading account assets (a) (d)               12,011       828      6.90        9,638        609     6.32
Securities available for sale (a) (d)        51,751     3,816      7.37       43,767      2,989     6.83
Investment securities (a) (d)
  U.S. Government and other                   1,095        76      6.93        1,163         78     6.73
  State, county and municipal                   582        61     10.58          700         75    10.62
--------------------------------------------------------------               -------------------
        Total investment securities           1,677       137      8.20        1,863        153     8.19
--------------------------------------------------------------               -------------------
Loans (a) (b) (d)
  Commercial
    Commercial, financial and agricultural   53,518     4,908      9.17       52,710      4,197     7.96
    Real estate - construction and other      2,639       224      8.49        2,648        202     7.63
    Real estate - mortgage                    9,176       779      8.49        8,468        663     7.82
    Lease financing                           5,194       611     11.75        4,967        629    12.65
    Foreign                                   4,856       342      7.04        4,500        273     6.08
--------------------------------------------------------------               -------------------
        Total commercial                     75,383     6,864      9.11       73,293      5,964     8.14
--------------------------------------------------------------               -------------------
  Consumer
    Real estate - mortgage (c)               23,804     1,762      7.40       23,435      1,661     7.09
    Installment loans and vehicle
      leasing (c)                            27,701     2,661      9.60       33,063      3,069     9.28
--------------------------------------------------------------               -------------------
        Total consumer                       51,505     4,423      8.59       56,498      4,730     8.37
--------------------------------------------------------------               -------------------
        Total loans                         126,888    11,287      8.89      129,791     10,694     8.24
--------------------------------------------------------------               -------------------
Other earning assets (c)                     11,125     1,064      9.56        4,516        326     7.23
--------------------------------------------------------------               -------------------
        Total earning assets                212,347    17,633      8.30      199,936     15,269     7.64
                                                     ===================               ==================
Cash and due from banks                       7,751                            9,178
Other assets                                 27,394                           21,205
----------------------------------------------------                         --------
        Total assets                      $ 247,492                        $ 230,319
====================================================                         ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                 38,518     1,169      3.03       37,448      1,035     2.77
    Money market accounts                    15,793       682      4.32       20,031        631     3.15
    Other consumer time                      35,536     1,966      5.53       33,557      1,675     4.99
    Foreign                                   8,780       514      5.85        5,553        259     4.66
    Other time                               13,648       938      6.87        7,528        454     6.03
--------------------------------------------------------------               -------------------
        Total interest-bearing deposits     112,275     5,269      4.69      104,117      4,054     3.89
  Federal funds purchased and securities
    sold under repurchase agreements         30,997     1,893      6.11       30,046      1,452     4.83
  Commercial paper                            2,882       173      6.00        2,224        107     4.81
  Other short-term borrowings                 9,697       470      4.85        9,188        460     5.01
  Long-term debt                             34,279     2,292      6.69       28,738      1,626     5.66
--------------------------------------------------------------               -------------------
        Total interest-bearing liabilities  190,130    10,097      5.31      174,313      7,699     4.42
                                                     ===================               ==================
  Noninterest-bearing deposits               28,491                           30,995
  Other liabilities                          13,330                            9,079
  Stockholders' equity                       15,541                           15,932
----------------------------------------------------                         --------
        Total liabilities and
          stockholders' equity            $ 247,492                        $ 230,319
====================================================                         ========
Interest income and rate earned                     $  17,633      8.30 %            $   15,269     7.64  %
Interest expense and equivalent rate paid              10,097      4.75                   7,699     3.85
------------------------------------------------------------------------               ------------------
Net interest income and margin (e)                  $   7,536      3.55 %            $    7,570     3.79  %
========================================================================               ==================

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes. (b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. (c) Certain prior year amounts have been reclassified to conform to the presentation in 2000.

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------



   ----------------------------------------------------------------------------------------------

               YEAR ENDED 1998                  YEAR ENDED 1997                  YEAR ENDED 1996
   ----------------------------     ----------------------------     ----------------------------

                       Average                          Average                          Average
             Interest    Rates                Interest    Rates                Interest    Rates
    Average   Income/  Earned/       Average   Income/  Earned/       Average   Income/  Earned/
   Balances   Expense     Paid      Balances   Expense     Paid      Balances   Expense     Paid
   ----------------------------------------------------------------------------------------------
$     2,331       134     5.76 %  $    3,184       182     5.68 %  $    2,298       130     5.67 %

     12,381       626     5.06         7,219       399     5.51         7,104       377     5.32
      8,598       555     6.46         5,174       341     6.59         4,811       320     6.64
     35,177     2,322     6.60        20,844     1,423     6.83        21,869     1,449     6.62

      1,727       121     6.99         2,478       179     7.22         3,497       241     6.89
        867        88    10.12         1,085       105     9.67         1,370       132     9.64
   -------------------              -------------------              -------------------
      2,594       209     8.04         3,563       284     7.97         4,867       373     7.66
   -------------------              -------------------              -------------------


     50,080     3,926     7.84        43,118     3,464     8.03        40,089     3,285     8.20
      2,912       245     8.42         3,295       293     8.89         3,562       302     8.48
      9,663       821     8.50        13,619     1,180     8.67        14,230     1,283     9.02
      4,454       502    11.28         4,199       423    10.09         3,124       264     8.44
      4,297       287     6.68         3,349       215     6.43         2,144       136     6.33
   -------------------              -------------------              -------------------
     71,406     5,781     8.10        67,580     5,575     8.25        63,149     5,270     8.35
   -------------------              -------------------              -------------------

     26,114     1,968     7.54        31,241     2,426     7.77        32,856     2,514     7.65
     34,540     3,423     9.91        35,696     3,831    10.73        33,115     3,443    10.40
   -------------------              -------------------              -------------------
     60,654     5,391     8.89        66,937     6,257     9.35        65,971     5,957     9.03
   -------------------              -------------------              -------------------
    132,060    11,172     8.46       134,517    11,832     8.80       129,120    11,227     8.70
   -------------------              -------------------              -------------------
      1,175        87     7.41             -         -        -             -         -        -
   -------------------              -------------------              -------------------
    194,316    15,105     7.77       174,501    14,461     8.29       170,069    13,876     8.16
              =================                =================                =================
      9,132                            8,695                            8,620
     18,765                           12,784                           10,525
   ---------                        ---------                        ---------
$   222,213                       $  195,980                       $  189,214
   =========                        =========                        =========



     34,917       937     2.68        33,104       898     2.71        33,360       828     2.48
     22,742       755     3.32        24,033       694     2.89        22,179       622     2.80
     37,291     1,987     5.33        39,752     2,067     5.20        42,226     2,198     5.21
      4,429       238     5.38         3,092       164     5.29         3,307       167     5.07
      6,342       399     6.29         5,377       325     6.05         3,853       216     5.60
   -------------------              -------------------              -------------------
    105,721     4,316     4.08       105,358     4,148     3.94       104,925     4,031     3.84

     33,121     1,676     5.06        22,759     1,147     5.04        22,815     1,133     4.97
      1,954       102     5.23         1,948       112     5.76         1,865        98     5.27
     11,109       595     5.36         5,680       338     5.96         4,228       234     5.53
     16,268     1,022     6.28        12,596       823     6.53        10,443       655     6.27
   -------------------              -------------------              -------------------
    168,173     7,711     4.59       148,341     6,568     4.43       144,276     6,151     4.26
              =================                =================                =================
     30,609                           27,489                           26,351
      7,553                            5,823                            4,753
     15,878                           14,327                           13,834
   ---------                        ---------                        ---------

$   222,213                       $  195,980                       $  189,214
   =========                        =========                        =========
            $  15,105     7.77 %             $  14,461     8.29 %             $  13,876     8.16 %
                7,711     3.96                   6,568     3.76                   6,151     3.61
              -----------------                -----------------                -----------------
            $   7,394     3.81 %             $   7,893     4.53 %             $   7,725     4.55 %
              =================                =================                =================

(d) Tax-equivalent adjustments included in trading account assets, securities available for sale, investment securities, commercial, financial and agricultural loans, and lease financing are (in millions): $8, $32, $18, $28 and $13, respectively, in 2000; $9, $20, $24, $50 and $15, respectively, in 1999;
and $9, $18, $27, $49 and $14, respectively, in 1998. (e) The net interest margin includes (in basis points): 23, 21 and 12 for the years ended 2000, 1999 and 1998, respectively, related to net interest income from off-balance sheet derivative instruments.

-------------------------------------------------------
  FINANCIAL TABLES
-------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF INCOME

-----------------------------------------------------------------------------------------------------------------

                                                                                    YEAR ENDED DECEMBER 31, 2000
                                                                            -------------------------------------

                                                                                        RESTRUCTURING
                                                                             OPERATING      AND OTHER         AS
(In millions)                                                                 EARNINGS  CHARGES/GAINS   REPORTED
-----------------------------------------------------------------------------------------------------------------
Net interest income                                                       $      7,437              -      7,437
Provision for loan losses                                                          754            982      1,736
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                              6,683           (982)     5,701
-----------------------------------------------------------------------------------------------------------------
Fee and other income
  Service charges and fees                                                       1,966            (46)     1,920
  Advisory, underwriting and other Capital Markets fees                            724             (8)       716
  Other income
    Security transactions - portfolio                                              (15)        (1,119)    (1,134)
    Asset sales and securitization                                                 263              2        265
    Gain on sale of credit card portfolio                                            -            937        937
    Gain on sale of mortgage servicing portfolio                                     -             71         71
    Gain on sale of branches                                                         -            357        357
    Other                                                                        3,877           (297)     3,580
-----------------------------------------------------------------------------------------------------------------
        Total fee and other income                                               6,815           (103)     6,712
-----------------------------------------------------------------------------------------------------------------
Noninterest expense
  Restructuring and merger-related charges                                           -          2,190      2,190
  Other noninterest expense                                                      9,213            307      9,520
-----------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                9,213          2,497     11,710
-----------------------------------------------------------------------------------------------------------------
Income before income taxes (benefits) and
   cumulative effect of a change in accounting principle                         4,285         (3,582)       703
Income taxes (benefits)                                                          1,350           (785)       565
-----------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change in accounting principle              2,935         (2,797)       138
Cumulative effect of a change in the accounting for beneficial interests,
   net of tax                                                                      (46)             -        (46)
-----------------------------------------------------------------------------------------------------------------
        Net income                                                        $      2,889         (2,797)        92
=================================================================================================================
Diluted earnings per share
  Income before a change in accounting principle                          $       2.97          (2.85)      0.12
  Net income                                                              $       2.92          (2.85)      0.07
=================================================================================================================



FIRST UNION CORPORATION AND SUBSIDIARIES
RESTRUCTURING AND OTHER CHARGES/GAINS

-----------------------------------------------------------------------------------------------------------------

                                                                                                       YEAR ENDED
                                                                                                     DECEMBER 31,
(In millions)                                                                                               2000
-----------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES (Includes merger-related charges)
Employee termination benefits                                                                 $              172
Occupancy                                                                                                    108
Goodwill and other intangible impairments (noncash)                                                        1,754
Other asset impairments                                                                                       18
Contract cancellations                                                                                        74
Other                                                                                                          3
-----------------------------------------------------------------------------------------------------------------
        Total                                                                                              2,129
Reversal of March 1999 and other accruals                                                                    (17)
-----------------------------------------------------------------------------------------------------------------
        Total                                                                                              2,112
EVEREN and other merger-related charges                                                                       78
-----------------------------------------------------------------------------------------------------------------
        Total                                                                                              2,190
-----------------------------------------------------------------------------------------------------------------
OTHER CHARGES/GAINS
  Provision for loan losses                                                                                  982
  Service charges and fees                                                                                    46
  Advisory, underwriting and other Capital Markets fees                                                        8
  Other income                                                                                                49
  Other noninterest expense                                                                                  307
-----------------------------------------------------------------------------------------------------------------
        Total other charges/gains                                                                          1,392
-----------------------------------------------------------------------------------------------------------------
        Total restructuring and other charges/gains                                                       (3,582)
Income taxes (benefits)                                                                                     (785)
-----------------------------------------------------------------------------------------------------------------
After-tax restructuring, merger-related and other charges/gains                               $           (2,797)
=================================================================================================================

                         -------------------------------------------------------
                           FINANCIAL TABLES
                         -------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATING EARNINGS (a)

---------------------------------------------------------------------------------------------------------------------

                                                                                             Years Ended December 31,
                                                                                   ----------------------------------

(In millions, except per share data)                                                      2000       1999       1998
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                        $     11,246     10,629     11,109
Interest and dividends on securities available for sale                                  3,784      2,969      2,304
Interest and dividends on investment securities                                            119        129        182
Trading account interest                                                                   820        600        546
Other interest income                                                                    1,565        824        847
---------------------------------------------------------------------------------------------------------------------
        Total interest income                                                           17,534     15,151     14,988
---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                     5,269      4,054      4,316
Interest on short-term borrowings                                                        2,536      2,019      2,373
Interest on long-term debt                                                               2,292      1,626      1,022
---------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                          10,097      7,699      7,711
---------------------------------------------------------------------------------------------------------------------
Net interest income                                                                      7,437      7,452      7,277
Provision for loan losses                                                                  754        692        691
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                      6,683      6,760      6,586
---------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                                                 1,966      1,987      2,027
Commissions                                                                              1,591      1,014        753
Fiduciary and asset management fees                                                      1,511      1,238      1,055
Advisory, underwriting and other Capital Markets fees                                      724        702        364
Principal investing                                                                        392        592        237
Other income                                                                               631      1,400      1,999
---------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                                       6,815      6,933      6,435
---------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                                           5,449      4,716      4,250
Occupancy                                                                                  619        546        561
Equipment                                                                                  858        793        723
Advertising                                                                                 91        234        223
Communications and supplies                                                                487        481        480
Professional and consulting fees                                                           337        287        311
Goodwill and other intangible amortization                                                 361        391        348
Sundry expense                                                                           1,011      1,010        948
---------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                        9,213      8,458      7,844
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                               4,285      5,235      5,177
Income taxes                                                                             1,350      1,749      1,481
---------------------------------------------------------------------------------------------------------------------
        Net operating earnings                                                    $      2,935      3,486      3,696
=====================================================================================================================
Diluted earnings per share                                                        $       2.97       3.60       3.77
=====================================================================================================================


(a) Operating earnings exclude restructuring, merger-related and other charges and cumulative effect of a change in accounting principle.

-------------------------------------------------------
                          STATEMENT OF RESPONSIBILITY
-------------------------------------------------------

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

      Management of the Corporation is responsible for the preparation and fair presentation of the financial statements and other financial information contained in this report. The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and include, as necessary, best estimates and judgments by management. Other financial information contained in this annual report is presented on a basis consistent with the consolidated financial statements unless otherwise indicated.

      To ensure the integrity, objectivity and fairness of the information in these consolidated financial statements, management of the Corporation has established and maintains internal controls supplemented by a program of internal audits. The internal controls are designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. The internal control system includes an organizational structure that provides appropriate delegation of authority and segregation of duties, established policies and procedures, and comprehensive internal audit and loan review programs. To enhance the reliability of internal controls, management recruits and trains highly qualified personnel, and maintains sound risk management practices.

      There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal controls can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal controls may vary over time. The Internal Audit Division of the Corporation reviews, evaluates, monitors and makes recommendations on policies and procedures, which serves as an integral, but independent, component of internal control.

      The consolidated financial statements have been audited by KPMG LLP, independent auditors, in accordance with auditing standards generally accepted in the United States of America. In performing its audit, KPMG LLP considers the Corporation's internal control structure to the extent it deems necessary in order to issue its opinion on the consolidated financial statements. KPMG LLP reviews the results of its audit with both management and the Audit Committee.

      The Corporation's financial reporting and internal controls are under the general oversight of the Board of Directors, acting through the Audit Committee. The Audit Committee is composed entirely of independent directors. KPMG LLP and internal auditors have direct and unrestricted access to the Audit Committee at all times. The Audit Committee meets periodically with management, internal auditors and KPMG LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks and augment internal controls.



G. Kennedy Thompson                                 Robert P. Kelly
President and Chief Executive Officer               Executive Vice President and
                                                    Chief Financial Officer

January 18, 2001

                         -------------------------------------------------------
                           INDEPENDENT AUDITORS' REPORT
                         -------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

Board of Directors and Stockholders
First Union Corporation

      We have audited the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We have conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Union Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.





KPMG LLP
Charlotte, North Carolina


January 18, 2001

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------

                                                                                                        December 31,
                                                                                              -----------------------

(In millions, except per share data)                                                                 2000       1999
---------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                      $      9,906     10,081
Interest-bearing bank balances                                                                      3,239      1,073
Federal funds sold and securities purchased under resale agreements                                11,240     11,523
---------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                            24,385     22,677
---------------------------------------------------------------------------------------------------------------------
Trading account assets                                                                             21,630     14,946
Securities available for sale (amortized cost $47,930 in 2000; $52,708 in 1999;
  amortized cost of collateral $25,453 in 2000)                                                    47,603     51,277
Investment securities (market value $1,728 in 2000; $1,809 in 1999; carrying
  amount of collateral $827 in 2000)                                                                1,643      1,758
Loans, net of unearned income ($6,482 in 2000; $5,513 in 1999)                                    123,760    133,177
  Allowance for loan losses                                                                        (1,722)    (1,757)
---------------------------------------------------------------------------------------------------------------------
        Loans, net                                                                                122,038    131,420
---------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                              5,024      5,180
Due from customers on acceptances                                                                     874        995
Goodwill and other intangible assets                                                                3,664      5,626
Other assets                                                                                       27,309     19,145
---------------------------------------------------------------------------------------------------------------------
        Total assets                                                                         $    254,170    253,024
=====================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                                                     30,315     31,375
  Interest-bearing deposits                                                                       112,353    109,672
---------------------------------------------------------------------------------------------------------------------
        Total deposits                                                                            142,668    141,047
Short-term borrowings                                                                              39,446     50,107
Bank acceptances outstanding                                                                          880        995
Trading account liabilities                                                                         7,475      3,569
Other liabilities                                                                                  12,545      8,622
Long-term debt                                                                                     35,809     31,975
---------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                         238,823    236,315
---------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares,
  no par value; none issued                                                                             -          -
Common stock, $3.33-1/3 par value; authorized 2 billion shares, outstanding
  980 million shares in 2000; 988 million shares in 1999                                            3,267      3,294
Paid-in capital                                                                                     6,272      5,980
Retained earnings                                                                                   6,021      8,365
Accumulated other comprehensive income, net                                                          (213)      (930)
---------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                                 15,347     16,709
---------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                                           $    254,170    253,024
=====================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

---------------------------------------------------------------------------------------------------------------------

                                                                                            Years Ended December 31,
                                                                                   ----------------------------------

(In millions, except per share data)                                                      2000       1999       1998
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                        $     11,246     10,629     11,109
Interest and dividends on securities available for sale                                  3,784      2,969      2,304
Interest and dividends on investment securities                                            119        129        182
Trading account interest                                                                   820        600        546
Other interest income                                                                    1,565        824        847
---------------------------------------------------------------------------------------------------------------------
        Total interest income                                                           17,534     15,151     14,988
---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                     5,269      4,054      4,316
Interest on short-term borrowings                                                        2,536      2,019      2,373
Interest on long-term debt                                                               2,292      1,626      1,022
---------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                          10,097      7,699      7,711
---------------------------------------------------------------------------------------------------------------------
Net interest income                                                                      7,437      7,452      7,277
Provision for loan losses                                                                1,736        692        691
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                      5,701      6,760      6,586
---------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                                                 1,920      1,987      2,027
Commissions                                                                              1,591      1,014        753
Fiduciary and asset management fees                                                      1,511      1,238      1,055
Advisory, underwriting and other Capital Markets fees                                      716        702        364
Principal investing                                                                        392        592        237
Other income                                                                               582      1,400      1,999
---------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                                       6,712      6,933      6,435
---------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                                           5,659      4,716      4,250
Occupancy                                                                                  622        546        561
Equipment                                                                                  870        793        723
Advertising                                                                                114        234        223
Communications and supplies                                                                503        481        480
Professional and consulting fees                                                           348        287        311
Goodwill and other intangible amortization                                                 361        391        348
Restructuring and merger-related charges                                                 2,190        404      1,212
Sundry expense                                                                           1,043      1,010        948
---------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                       11,710      8,862      9,056
---------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of a
  change in accounting principle                                                           703      4,831      3,965
Income taxes                                                                               565      1,608      1,074
---------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change in accounting principle                        138      3,223      2,891
Cumulative effect of a change in the accounting for beneficial
  interests, net of tax                                                                    (46)         -          -
---------------------------------------------------------------------------------------------------------------------
        Net income                                                                $         92      3,223      2,891
=====================================================================================================================
PER SHARE DATA
Basic
  Income before change in accounting principle                                    $       0.12       3.35       2.98
  Net income                                                                              0.07       3.35       2.98
Diluted
  Income before change in accounting principle                                            0.12       3.33       2.95
  Net income                                                                              0.07       3.33       2.95
Cash dividends                                                                    $       1.92       1.88       1.58
AVERAGE SHARES (IN THOUSANDS)
Basic                                                                                  970,608    959,390    969,131
Diluted                                                                                974,172    966,863    980,112
=====================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------

                                                                                                Accumulated
                                                        Common Stock                                  Other
(Shares in thousands,                         -----------------------     Paid-in   Retained  Comprehensive
 dollars in millions)                              Shares     Amount      Capital   Earnings    Income, Net       Total
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                        960,984      3,203        1,456     10,198            286      15,143
------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                            -          -            -      2,891              -       2,891
  Net unrealized gain on debt and
    equity securities, net of
    reclassification adjustment                         -          -            -          -            121         121
------------------------------------------------------------------------------------------------------------------------
          Total comprehensive income                    -          -            -      2,891            121       3,012
Purchases of common stock                         (49,738)      (165)        (384)    (2,507)                    (3,056)
Common stock issued for
  Stock options and restricted stock               19,271         64          787          -              -         851
  Dividend reinvestment plan                        1,476          4           77          -              -          81
  Acquisitions                                     50,230        168        2,243        129              -       2,540
Deferred compensation, net                              -          -         (150)         -              -        (150)
Cash dividends paid by
  First Union Corporation
    $1.58 per common share                              -          -       (1,423)         -              -      (1,423)
  Acquired companies                                    -          -            -       (101)             -        (101)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                        982,223      3,274        4,029      9,187            407      16,897
Comprehensive income
  Net income                                            -          -            -      3,223              -       3,223
  Net unrealized loss on debt and
    equity securities, net of
    reclassification adjustment                         -          -            -          -              -      (1,337)
------------------------------------------------------------------------------------------------------------------------
          Total comprehensive income                    -          -            -      3,223         (1,337)      1,886
Purchases of common stock                         (35,508)      (118)         533     (2,228)             -      (1,813)
Common stock issued for
  Stock options and restricted stock                8,644         29          379          -              -         408
  Dividend reinvestment plan                        1,937          6           78          -              -          84
  Acquisitions                                     31,019        103        1,148          -              -       1,251
Deferred compensation, net                              -          -         (187)         -              -        (187)
Cash dividends paid, $1.88 per share                    -          -            -     (1,817)             -      (1,817)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                        988,315      3,294        5,980      8,365           (930)     16,709
Comprehensive income
  Net income                                            -          -            -         92              -          92
  Net unrealized gain on debt and
    equity securities, net of
    reclassification adjustment                         -          -            -          -            717         717
------------------------------------------------------------------------------------------------------------------------
          Total comprehensive income                    -          -            -         92            717         809
Purchases of common stock                         (19,060)       (63)         (79)      (548)             -        (690)
Common stock issued for
  Stock options and restricted stock                6,922         23          131          -              -         154
  Dividend reinvestment plan                        2,599          9           68          -              -          77
  Acquisitions                                      1,187          4           30          -              -          34
Deferred compensation, net                              -          -          142          -              -         142
Cash dividends paid, $1.92 per share                    -          -            -     (1,888)             -      (1,888)
------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                        979,963      3,267        6,272      6,021           (213)     15,347
========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------------------------------

                                                                                           Years Ended December 31,
                                                                                  ----------------------------------

(In millions)                                                                           2000        1999       1998
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                       $        92       3,223      2,891
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Cumulative effect of a change in accounting principle                                   46           -          -
  Accretion and amortization of securities discounts and premiums, net                   264         281        249
  Provision for loan losses                                                            1,736         692        691
  Securitization gains                                                                  (265)       (417)      (529)
  (Gain) loss on sale of mortgage servicing rights                                         2         (44)       (22)
  Securities transactions                                                              1,134          63       (357)
  Depreciation, goodwill and other amortization                                        1,253       1,172      1,141
  Goodwill impairments                                                                 1,754           -          -
  Deferred income taxes                                                                   91       1,079        624
  Trading account assets, net                                                         (6,684)     (6,626)      (380)
  Mortgage loans held for resale                                                         381       1,677     (1,464)
  Gain on sales of premises and equipment                                                (18)        (16)       (11)
  Gain on sales of credit card and mortgage servicing portfolios                      (1,008)          -          -
  Other assets, net                                                                    1,384          79     (2,513)
  Trading account liabilities, net                                                     3,906       2,027        878
  Other liabilities, net                                                               3,838      (3,535)     2,212
--------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                               7,906        (345)     3,410
--------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                              16,356      17,391     28,698
  Maturities of securities available for sale                                          3,089       4,104      5,201
  Purchases of securities available for sale                                          (8,127)    (27,954)   (47,477)
  Calls and underdeliveries of investment securities                                      23           -        387
  Maturities of investment securities                                                    324         523      1,480
  Purchases of investment securities                                                    (234)       (263)      (366)
  Origination of loans, net                                                           (9,334)     (9,986)      (872)
  Sales of premises and equipment                                                        398         280        475
  Purchases of premises and equipment                                                   (884)       (957)    (1,139)
  Goodwill and other intangible assets, net                                              (40)       (101)      (179)
  Purchase of bank-owned separate account life insurance                                (135)       (576)      (359)
  Cash equivalents acquired, net of purchase acquisitions                                  3         168        366
--------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                               1,439     (17,371)   (13,785)
--------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Purchases (sales) of deposits, net                                                   1,621      (1,420)     5,139
  Securities sold under repurchase agreements and other short-term borrowings, net   (10,661)      7,637      7,525
  Issuances of long-term debt                                                         17,491      17,612     11,493
  Payments of long-term debt                                                         (13,662)     (8,586)    (3,153)
  Sales of common stock                                                                  152         143        700
  Purchases of common stock                                                             (690)     (1,813)    (3,056)
  Cash dividends paid                                                                 (1,888)     (1,817)    (1,524)
--------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                              (7,637)     11,756     17,124
--------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                               1,708      (5,960)     6,749
        Cash and cash equivalents, beginning of year                                  22,677      28,637     21,888
--------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                   $    24,385      22,677     28,637
====================================================================================================================
CASH PAID FOR
Interest                                                                         $     9,759       7,568      7,566
Income taxes                                                                             203          30        152
NONCASH ITEMS
Transfer to securities available for sale from trading account assets                      -       1,529          -
Transfer to securities available for sale from loans                                   9,342       8,259          -
Transfer to trading account assets from loans                                              -           -      2,212
Transfer to other assets from securities available for sale                            1,335           -          -
Transfer to assets held for sale from loans                                      $     7,901           -        133
====================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL
      First Union Corporation (the "Parent Company") is a bank holding company whose principal wholly owned subsidiaries are First Union National Bank, a national banking association; First Union Securities, Inc., an investment banking company; and First Union Mortgage Corporation, a mortgage banking company. The Corporation is a diversified financial services company whose operations are principally domestic.
      The accounting and reporting policies of First Union Corporation and subsidiaries (the "Corporation") are in accordance with accounting principles generally accepted in the United States of America, and they conform to general practices within the applicable industries. The consolidated financial statements include the accounts of the Parent Company and all its subsidiaries. In consolidation, all significant intercompany accounts and transactions are eliminated.
      Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
      Cash and cash equivalents include cash and due from banks, interest-bearing bank balances and federal funds sold and securities purchased under resale agreements. Generally, both cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value. SECURITIES PURCHASED AND SOLD AGREEMENTS
      Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financing transactions. They are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Corporation's policy to take possession of securities purchased under resale agreements, which are primarily
U. S. Government and Government agency securities. The market value of these securities is monitored, and additional securities are obtained when deemed appropriate. The Corporation also monitors its exposure with respect to securities sold under repurchase agreements, and a request for the return of excess securities held by the lender is made when deemed appropriate.
SECURITIES
      Securities are classified at the date of commitment or purchase as trading account assets, securities available for sale or investment securities, based on management's intention. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
      Trading account assets, primarily debt securities, trading derivatives and securities sold not owned, are recorded at fair value. Realized and unrealized gains and losses are included in fee and other income. Interest on trading account assets is recorded in interest income.
      Securities available for sale generally are used as a part of the Corporation's interest rate risk management strategy, and they may be sold in response to changes in interest rates, changes in prepayment risk and other factors. Securities available for sale are recorded at fair value with unrealized gains and losses recorded net of tax as a component of other comprehensive income. Equity securities for which there are no readily determinable fair values are recorded at cost.
      Investment securities are recorded at cost, net of the amortization of premium and the accretion of discount. The Corporation has the intent and the ability to hold these securities until maturity.
      The fair value of trading account assets and securities is based on quoted market prices or, if quoted market prices are not available, then the fair value is estimated using quoted market prices for similar securities, pricing models or discounted cash flow analyses.
      Securities available for sale and investment securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss.
DERIVATIVES USED FOR RISK MANAGEMENT
      The Corporation uses interest rate swaps, futures, forwards, net purchased options (including caps and floors) and combinations thereof to manage interest rate risk by either altering the interest rate risk characteristics (rate conversions) of assets or liabilities or hedging certain exposures to risk.
      To qualify for rate conversion accounting, a derivative must be designated to specific assets, liabilities or pools of similar assets or liabilities and must effectively alter the interest rate characteristics of the designated assets or liabilities.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

      To qualify as a hedge of interest rate exposure, a derivative must reduce overall interest rate risk, must be designated as a hedge of specific assets, liabilities or pools of similar assets or liabilities, and the interest rate indices on the derivative and the hedged item must be highly correlated at inception and over the life of the derivative. Instruments that do not meet these requirements at inception or fail to meet them thereafter are accounted for as trading account assets from inception or the date that the criteria are no longer met.
      The net interest settlement on derivatives designated as rate conversions or hedges is treated as an adjustment to the interest income or expense on the designated assets or liabilities. Premiums paid and realized gains or losses from the settlement or termination of the derivatives are deferred and amortized as a yield adjustment over the shorter of the remaining term of the underlying assets or liabilities or the term of the derivative. Derivatives designated as rate conversions or hedges of securities available for sale are recorded at fair value with unrealized gains and losses recorded net of tax as a component of other comprehensive income.
      If rate converted or hedged assets or liabilities are sold or otherwise disposed of, deferred gains or losses on the derivatives are included in the calculation of the gain or loss on sale or disposal, and the derivative is either terminated, accounted for as trading account assets or redesignated to another asset, liability or pool of similar assets or liabilities.
LOANS
      Loans are recorded at the principal balance outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees and direct costs as well as unearned premiums and discounts are amortized as an adjustment to the yield over the term of the loan. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period.
      A loan is considered to be impaired when based on current information, it is probable the Corporation will not receive all amounts due in accordance with the contractual terms of a loan agreement. Discounted cash flow analyses using stated loan rates, or the estimated fair value of collateral are used in determining the fair value of impaired loans.
      When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off.
      A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest in accordance with the terms of the restructured loan agreement.
      The accrual of interest is generally discontinued on a loan, except consumer loans, that becomes 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans and bankcard products that become approximately 120 days and 180 days past due, respectively, are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.
ALLOWANCE FOR LOAN LOSSES
      The Corporation's methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated component of the allowance for commercial loans is based principally on current loan grades and historical loan loss rates adjusted to reflect current conditions, as well as analyses of other factors that may have affected the collectibility of loans in the portfolio. The allocated component of the allowance for consumer loans is based principally on loan payment status and historical loss rates adjusted to reflect current conditions. The unallocated component of the allowance for loan losses represents the results of analyses that estimate probable losses inherent in the portfolio that are not fully captured in the allocated allowance analyses. These analyses include industry concentrations, current economic factors, model imprecision and the estimated impact of current economic conditions on certain historical loss rates used in the allocated model.
      Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.
      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries' allowances for loan losses. These agencies may require such subsidiaries to recognize changes to the allowance based on their judgments about information available to them at the time of their examination.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

GOODWILL AND OTHER INTANGIBLE ASSETS
      Goodwill is amortized on a straight-line basis generally over periods ranging from fifteen years to twenty-five years. Unamortized goodwill associated with disposed assets is included in the determination of gain or loss on sale of the disposed assets. Credit card premiums are amortized over the estimated period of benefit not to exceed ten years using the sum-of-the-years' digits method. Deposit base premiums are amortized principally over a ten-year period using accelerated methods. When deposits are sold, any related unamortized deposit base intangible is included in the determination of the gain on the sale of the deposits. The Corporation's unamortized goodwill and other intangibles are periodically reviewed to determine whether there have been any events or circumstances to indicate that the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced.
OTHER ASSETS
Assets Held for Sale
      Assets held for sale are recorded at the lower of aggregate cost or market value (less cost to sell), where loans are aggregated by reference to loan type and marketing strategy. Market value for residential mortgage loans is determined based on quoted market prices, outstanding commitments from investors or discounted cash flow analyses using current investor yield requirements. Market value of commercial loans is determined based on quoted market prices for the same or similar loans, or by discounted cash flow analyses. Loans are transferred to assets held for sale at the lower of their aggregate cost, which is the carrying value net of deferred fees and costs and applicable allowance for loan losses, or market value. If at the time of transfer, the market value is less than the cost, the differential is recorded as additional provision for loan losses. Subsequent declines in the market value of assets held for sale are recorded as a charge that is included in the other income classification of fee and other income in the consolidated statements of income. Sales of loans are recorded when the proceeds are received.
Principal Investments
      Principal investments are recorded at market value with realized and unrealized gains and losses included in principal investing income in the consolidated statements of income. For publicly traded securities, market value is based on quoted market prices, net of applicable discounts for trading restrictions and liquidity. Investments in non-public securities are recorded at management's estimate of market value which is generally the cost or, if the investee has raised additional debt or capital, the value implied by these financings adjusted for differences in the terms of the securities.
Beneficial Interests
      On October 1, 2000, the Corporation adopted the consensus under Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Certain Investments (EITF 99-20). EITF 99-20 conforms the accounting for income recognition and impairment on certain beneficial interests to the accounting for securities available for sale. Under EITF 99-20, if cash flow estimates indicate that the holder of a beneficial interest will not collect all estimated cash flows, then the security is considered impaired, and consequently, it is written down to fair value. In connection with the adoption of EITF 99-20, the Corporation recorded an after-tax charge of $46 million ($71 million before tax) in 2000, which is presented in the consolidated statements of income as the cumulative effect of a change in accounting principle. Servicing Assets
      In connection with certain businesses where the Corporation securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the relative fair value of the servicing rights on the date the loans are sold. Servicing assets are amortized in proportion to and over the estimated period of net servicing income. At December 31, 2000 and 1999, servicing assets, which are included in other assets, were $221 million and $703 million, respectively. At December 31, 2000, servicing liabilities, which are included in other liabilities, were $15 million; there were no servicing liabilities at December 31, 1999.
      Servicing assets are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of servicing assets exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted in subsequent periods as the fair value changes. For purposes of impairment evaluation and measurement, the Corporation stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination. The assumptions utilized in evaluating servicing assets for impairment include cumulative net loss and prepayment rates on the underlying loans, and the discount rate.
Equity Method Investments
      The Corporation recognizes gain or loss on transactions where a subsidiary or an equity method investee issues common stock. Recognition of a gain is subject to a determination that the gain is realizable and that there are no plans to reacquire the shares.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

STOCK-BASED COMPENSATION
      The Corporation accounts for stock-based compensation using the intrinsic value method under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Corporation's stock options are typically either noncompensatory or compensatory with the exercise price equal to the fair value of the stock on the date of grant, and accordingly, no expense is recognized for either noncompensatory or compensatory options. For restricted stock, which generally vests based on continued service with the Corporation, the expense is measured as the fair value of the shares on the date of grant, and the expense is amortized in accordance with the applicable vesting schedule, which is generally straight-line.
EARNINGS PER SHARE
      Basic earnings per share is computed by dividing net income less the premium on the Corporation's transactions in its common stock, by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing income available to common stockholders by the sum of the weighted average number of shares and the number of shares that would have been outstanding if potentially dilutive shares had been issued. For purposes of computing diluted earnings per share, the more dilutive of the following two alternatives is used for the effect of the Corporation's transactions in its common stock: subtract the premium on these instruments from net income or include in average shares the shares that the Corporation would be required to issue if these transactions were settled on a net share basis.
RECLASSIFICATIONS
      Certain amounts in 1999 and 1998 were reclassified to conform with the presentation in 2000. These reclassifications have no effect on stockholders' equity or net income as previously reported.


--------------------------------------------------------------------------------

NOTE 2:  ACQUISITIONS

      In 2000, the Corporation acquired four entities which, at the date of the respective acquisitions, had assets of $58 million in the aggregate. These entities were acquired at a combined cost of $124 million for 1.2 million shares of the Corporation's common stock and $90 million in cash. These acquisitions were accounted for as purchases and the resulting goodwill of $130 million is being amortized over 15 years. In September 2000, the Corporation announced the pending acquisition of a brokerage business which was consummated in January 2001 for $103 million in cash. The resulting goodwill is being amortized over fifteen years.
      On October 1, 1999, the Corporation acquired EVEREN Capital Corporation ("EVEREN"), which at June 30, 1999, had assets of $2.9 billion, for 31 million shares of the Corporation's common stock, 13 million of which were repurchased in the open market at a cost of $559 million in 1999, and 15 million of which were repurchased in the open market at a cost of $479 million in 2000. In connection with this purchase accounting acquisition, the Corporation recorded $901 million of goodwill based on a purchase price of $1.1 billion. The goodwill is being amortized over twenty years.
      On June 30, 1998, the Corporation acquired The Money Store Inc. ("TMSI"), a consumer finance company, which at December 31, 1997, had assets of $3.1 billion, for 38 million shares of the Corporation's common stock, substantially all of which were repurchased in the open market at a cost of $2 billion. With respect to this purchase accounting acquisition, the Corporation recorded $1.9 billion of goodwill and an intangible asset related to TMSI's origination network of $304 million. The amortization periods of the goodwill and the network intangible were twenty-five years and fifteen years, respectively.
      On April 28, 1998, the Corporation acquired CoreStates Financial Corp ("CoreStates"), a multi-bank holding company based in Pennsylvania. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation was restated to include CoreStates historical financial information as if the combining companies had been consolidated for all periods presented herein. At December 31, 1997, CoreStates had assets of $48 billion, net loans of $35 billion, deposits of $34 billion, stockholders' equity of $3 billion and net income of $813 million. Each of the 204 million shares of CoreStates' common stock was exchanged for 1.62 shares of the Corporation's common stock.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

      In January 1998, the Corporation acquired Covenant Bancorp, Inc. ("Covenant"), which at December 31, 1997, had assets of $415 million, for 1.6 million shares of the Corporation's common stock, substantially all of which were repurchased in the open market at a cost of $79 million. The Covenant acquisition was accounted for as a purchase. Also in January 1998, the Corporation acquired Wheat First Butcher Singer, Inc. ("Wheat First"), which at December 31, 1997, had assets of $1 billion and stockholders' equity of $171 million, for 10.3 million shares of the Corporation's common stock. The Wheat First acquisition was accounted for as a pooling of interests. Financial information related to Wheat First was not considered material to the historical results of the Corporation, and accordingly, the Corporation's financial statements were not restated.
      Restructuring and merger-related charges related to certain of the acquisitions and the Corporation's decision to close substantially all of the TMSI operations in June 2000 are described more fully in Note 3.


--------------------------------------------------------------------------------

NOTE 3:   RESTRUCTURING AND MERGER-RELATED CHARGES

RESTRUCTURING CHARGES
      As a result of restructuring plans in 2000, 1999 and 1998, the Corporation displaced employees and recorded charges for the resulting employee termination benefits to be paid. In addition, the Corporation recorded occupancy-related charges that included write-downs to fair value (less cost to sell) of owned premises that were held for disposition as a result of the plans, and cancellation payments or the present values of the remaining lease obligations for leased premises, or portions thereof, that were associated with lease abandonments. Other assets, primarily computer hardware and software, the value of which was considered to be impaired since they no longer would be used as a result of the closure of facilities or the reduction in workforce, were also written down to fair value. Contract cancellation costs were also recorded representing the cost to buy out the remaining term or the present value of the remaining payments on contracts that provided no future benefit to the Corporation as a result of these plans.
      In 2000, $2.1 billion in restructuring charges were recorded in connection with the Corporation's strategic repositioning plan. Through December 31, 2000, $1.9 billion had been charged against the accrual. At December 31, 2000, $249 million of the accrual remained, principally representing amounts still to be paid in employee termination benefits and contract cancellations.
      In 1999, a $347 million restructuring charge related to the restructuring plan announced in March 1999 was recorded. In addition, $42 million in restructuring accruals related principally to CoreStates were reversed. Through December 31, 2000, $299 million had been charged against the accrual. Based on revised estimates, $18 million of the initial accrual, primarily relating to asset write-downs, has been reversed by a credit to the restructuring charge in the statements of income, $2 million of which was reversed in 1999 and $16 million of which was reversed in 2000. At December 31, 2000, $30 million of the accrual remained, principally representing amounts still to be paid in employee termination benefits and contract cancellations. Components of the restructuring charges in 2000 and 1999 are discussed below.
      Employee termination benefits of $172 million in 2000 and $200 million in 1999 included severance payments, which may be paid in a lump sum or over a defined period, and related benefits and outplacement services for 5,683 employees in 2000 and 5,635 employees in 1999 terminated in connection with these plans. The Corporation notified substantially all of the employees about their termination on or before the announcement of these plans. Of the terminated employees in 2000, approximately 80 percent were from the Consumer segment, 8 percent were from the Capital Markets segment and 12 percent were primarily from corporate staff units (Treasury/Nonbank segment). Of the terminated employees in 1999, approximately 40 percent were from corporate staff units (Treasury/Nonbank segment), 40 percent were from the Consumer segment, 10 percent were from the branch network and 10 percent were from areas within the Capital Management and Capital Markets segments. Through December 31, 2000, $81 million in employee termination benefits related to the terminations in 2000 and $181 million related to the terminations in 1999 has been paid, leaving $91 million and $19 million, respectively, for future payments.
      Occupancy charges were $108 million in 2000 and $55 million in 1999. These charges included $18 million in 2000 and $24 million in 1999 related to the write-down of owned property as well as leasehold improvements and furniture and equipment. These write-downs resulted from excess space due to exiting of businesses, the reduction in the workforce and from branch closings. The amount of the write-down represents the difference between the carrying value of the property at the time that it was no longer held for use and the estimated net proceeds expected to be received upon disposal. The fair value was estimated using customary appraisal techniques such as evaluating the real estate market conditions in the region and comparing market values to comparable properties. The remainder of the occupancy charges in 2000 and in 1999 represents the present value of future lease obligations or lease cancellation penalties in connection with the closure of branches and sales offices as well as certain other corporate space.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

      As a result of the decision in 2000 to discontinue the subprime mortgage lending business at TMSI, and therefore generate no future cash flows from that business, the Corporation concluded that the goodwill associated with that business and the related network intangible were no longer recoverable. Therefore, an impairment charge for the unamortized balance of these intangibles of $1.8 billion was included in the restructuring charge. The unamortized balance of goodwill associated with the small business and student lending businesses of TMSI is fully recoverable from future cash flows, and accordingly, is not impaired.
      Other asset impairments, which were the direct result of the reduction in the workforce and certain other restructuring activities, amounted to $18 million in 2000 and $70 million in 1999. They consisted primarily of computer hardware write-offs. Depreciation was discontinued at the time the assets were determined to be held for disposal. The net book value of long-lived assets held for sale at December 31, 2000, was not significant.
      Also included in the restructuring charge was $74 million in 2000 and $25 million in 1999 related to contract cancellations, $60 million of which represents termination fees for contracts cancelled in connection with the sale of the credit card portfolio in 2000, and $14 million of which related to exiting the indirect auto finance business in 1999.
      In 1998, in connection with the acquisition of CoreStates, the Corporation recorded a $753 million restructuring charge. From the date of the acquisition through December 31, 2000, $666 million had been charged against the initial accrual representing payments of employee termination benefits, costs to close duplicate or excess facilities, write-offs of computer hardware and software no longer in use, and contract cancellation costs. The remaining balance of the accrual of $33 million at December 31, 2000, represents employee termination benefits to be paid over future periods, at the election of the employees as well as the remaining payments due on property leases and service contracts that no longer provided benefit to the Corporation as a result of the restructuring. MERGER-RELATED CHARGES
      Merger-related charges are those charges which are directly related to mergers but which do not qualify for recognition until they are incurred. Merger-related charges consist principally of transaction costs and expenses related to combining operations and instituting efficiencies such as systems conversions and integration costs. Merger-related charges also include other items similar to those classified as restructuring charges but which did not qualify for accrual at the time the mergers were consummated.
      In 2000 and 1999, the Corporation incurred merger-related charges of $78 million and $20 million, respectively, related primarily to the EVEREN acquisition. In 1999 and 1998, the Corporation incurred merger-related charges of $75 million and $414 million, respectively, related to the CoreStates merger.
      Restructuring and merger-related charges for each of the years in the three-year period ended December 31, 2000, are presented below.

                                                                                               Years Ended December 31,
                                                                                ----------------------------------------

(In millions)                                                                           2000          1999         1998
------------------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES
Employee termination benefits                                                 $          172           200          310
Occupancy                                                                                108            55          242
Goodwill and other intangible impairments (noncash)                                    1,754             -            -
Other asset impairments                                                                   18            70          110
Contract cancellations                                                                    74            25          108
Other                                                                                      3             3           58
------------------------------------------------------------------------------------------------------------------------
        Total restructuring charges                                                    2,129           353          828
Reversal of restructuring accruals related primarily to
  employee termination benefits, occupancy and other                                     (17)          (44)         (30)
------------------------------------------------------------------------------------------------------------------------
        Net restructuring charges                                                      2,112           309          798
------------------------------------------------------------------------------------------------------------------------
MERGER-RELATED CHARGES
Merger-related charges                                                                    78            95          599
Less gain on regulatory-mandated branch sales                                              -             -         (185)
------------------------------------------------------------------------------------------------------------------------
        Total merger-related charges                                                      78            95          414
------------------------------------------------------------------------------------------------------------------------
        Total                                                                 $        2,190           404        1,212
========================================================================================================================

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

      A reconciliation of the unpaid restructuring accruals for each of the years in the three-year period ended December 31, 2000, is presented below.

                                                            2000    March 1999
                                                       Strategic Restructuring     CoreStates
(In millions)                                      Repositioning        Charge    Acquisition         Other        Total
------------------------------------------------------------------------------------------------------------------------
ACTIVITY IN THE RESTRUCTURING
  ACCRUAL
  Balance, December 31, 1997                     $            -              -             -           199          199
  Restructuring charges                                       -              -           753            75          828
  Cash payments                                               -              -          (158)          (81)        (239)
  Reversal of prior accruals                                  -              -           (30)            -          (30)
  Noncash write-downs and
    other adjustments                                         -              -          (279)          (81)        (360)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                    -              -           286           112          398
  Restructuring charges                                       -            347             -             6          353
  Cash payments                                               -          (206)          (167)          (61)        (434)
  Reversal of prior accruals                                  -            (2)           (24)          (18)         (44)
  Noncash write-downs and
    other adjustments                                         -           (55)           (57)            1         (111)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                    -            84             38            40          162
  Restructuring charges                                   2,129             -              -             -        2,129
  Cash payments                                             (92)          (30)           (11)           (7)        (140)
  Reversal of prior accruals                                  -           (16)             -            (1)         (17)
  Noncash write-downs and
    other adjustments                                    (1,788)           (8)             6            (2)      (1,792)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                       $          249            30             33            30          342
========================================================================================================================


--------------------------------------------------------------------------------

NOTE 4:  SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES

      Information related to Securities Available for Sale and Investment Securities for each of the years in the two-year period ended December 31, 2000, is disclosed in Table 16 and in Table 17, respectively, which is incorporated herein by reference.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 5:  SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS

      The original key economic assumptions used in measuring the retained interests at the date of securitization for transactions completed in 2000, the key economic assumptions used to measure the retained interests at December 31, 2000, the sum of the actual and projected static pool credit losses for transactions completed in 2000, the sensitivity of the current fair value to adverse changes in the assumptions and the cash flows between the securitization trusts and the Corporation as transferor in 2000 are presented below.

                                                                                                       DECEMBER 31, 2000
                                   --------------------------------------------------------------------------------------

                                                      REAL ESTATE  COLLATERALIZED
                                   -------------------------------      LOAN/DEBT                              MUNICIPAL
(Dollars in millions)                COMMERCIAL       RESIDENTIAL     OBLIGATIONS          SBA    STUDENT  SECURITIES(d)
-------------------------------------------------------------------------------------------------------------------------
ORIGINAL ECONOMIC
  ASSUMPTIONS
  Prepayment speed (CPR)                      -  %          48.00           20.00        13.60          -              -
  Weighted average life                    8.97  yrs         1.72           11.08         5.72          -          11.27
  Expected credit losses                   3.11  %           0.25            2.53         2.50          -              -
  Residual cash flow discount rate         6.78  %          11.00           19.47        15.00          -          15.68
-------------------------------------------------------------------------------------------------------------------------
CREDIT LOSSES
    Sum of actual and projected            3.11  %           0.25            2.72         2.50          -              -
-------------------------------------------------------------------------------------------------------------------------
SENSITIVITY ANALYSIS (a)
  Carrying value (fair value) of
    retained interests            $       1,548            10,150              73          182         80            188
  Weighted average life                    9.23  yrs         2.03           10.28         7.52       8.64          10.66
Prepayment speed                              -  %          36.79           20.00        12.30       8.63              -
  Impact of 10% adverse change    $           -               (38)              -           (5)        (2)             -
  Impact of 20% adverse change    $           -               (72)              -          (10)        (4)             -
Expected credit losses                     2.89  %           1.91            3.64         3.20       0.21              -
  Impact of 10% adverse change    $          (4)              (40)             (1)          (4)        (1)             -
  Impact of 20% adverse change    $          (9)              (70)             (2)          (9)        (1)             -
Residual cash flow
  discount rate                            7.01  %          13.69           15.00        15.00      15.00          16.00
  Impact of 10% adverse change    $         (69)              (15)             (4)         (13)        (4)            (9)
  Impact of 20% adverse change    $        (133)              (30)             (7)         (21)        (8)           (17)
-------------------------------------------------------------------------------------------------------------------------
CASH FLOW ACTIVITY (b) (c)
Proceeds from
  New securitizations             $       1,535               959           1,545          209          -          1,610
  Collections used by trust to
    purchase new balances in
    revolving securitizations                 -                26             111            -          -              -
Service fees received                         6                 5              10           14         37              2
Cash flow received from
  retained interests                         17                24              11           36         10             21
Servicing advances, net           $           1                 -               -            2          -              -
=========================================================================================================================

(a) As of December 31, 2000, the fair value of retained interests in agency securitizations is $3.5 billion. The fair value of these securities would decrease by $82 million and by $177 million if the discount rate were to increase by 10 percent and by 20 percent, respectively. The fair value of these securities would decrease by $3.9 million and by $8.1 million if the prepayment speeds were to increase by 10 percent and by 20 percent, respectively.
(b) In 2000, we completed the sale of credit card receivables. Credit card cash flow activity in 2000 included new securitizations of $225 million, collections used by trust to purchase new balances in revolving securitizations of $3.8 billion, service fees received of $7 million, and cash flow received from retained interests of $127 million.
(c) There were no purchases of delinquent or foreclosed assets in 2000 for all securitization types. The Corporation purchased $55 million of loans from the collateralized loan/debt obligations.
(d) Price sensitivity attributable to prepayment and credit risk is insignificant.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

      The sensitivity analysis is hypothetical and should be used with caution. For example, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Additionally, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption, when in reality, changes in any one factor may result in changes in another factor.

      Managed loans at December 31, 2000, and related loans past due 90 days and net loan losses are presented below.

                                                                                                       DECEMBER 31, 2000
                                                                                   --------------------------------------

                                                                                               LOANS PAST           LOAN
                                                                                                   DUE 90        LOSSES,
(In millions)                                                                          BALANCE    DAYS (a)           NET
-------------------------------------------------------------------------------------------------------------------------
MANAGED LOANS
Commercial
  Loans held in portfolio                                                         $     87,447          8            488
  Securitized loans                                                                      4,877         68             32
  Loans held for sale included in other assets                                             953          -              -
Consumer
  Loans held in portfolio                                                               42,795        175            263
  Securitized loans                                                                     11,862        718            295
  Securitized loans included in securities available for sale                           12,747         92             55
  Loans held for sale included in other assets                                           7,193         23            108
-------------------------------------------------------------------------------------------------------------------------
        Total managed loans                                                            167,874      1,084          1,241
Less
  Securitized loans                                                                    (16,739)      (786)          (327)
  Securitized loans included in securities available for sale                          (12,747)       (92)           (55)
  Loans held for sale included in other assets                                          (8,146)       (23)          (108)
-------------------------------------------------------------------------------------------------------------------------
        Loans held in portfolio                                                   $    130,242        183            751
=========================================================================================================================

(a) Includes bankruptcies and foreclosures.

      In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which revised the criteria for accounting for securitizations and other transfers of financial assets and collateral, and introduces new disclosures. SFAS 140 replaces SFAS 125, which was issued in June 1996. The enhanced disclosure requirements are effective for year-end 2000. The other provisions of SFAS 140 apply prospectively to transfers of financial assets and extinguishments of liabilities occurring after March 31, 2001. The above disclosures are in accordance with the requirements of SFAS 140.
      In an asset securitization transaction that meets the applicable criteria to be accounted for as a sale, loans are securitized and sold, and a gain or loss is recognized at the time of the sale. In addition, for transactions in which the Corporation retains an interest in the cash flows of the assets sold, an interest-only or residual certificate ("retained interest") is recorded. Gain or loss on the sale of receivables depends, in part, on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. Quotes are generally not available for retained interests, so complex modeling techniques are used. These modeling techniques estimate the amount and timing of cash flows over the estimated life of the retained interests using assumptions for discount rates, collateral prepayment, and delinquency and loss trends.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 6:  LOANS

                                                                                                           December 31,
                                                                                                 -----------------------

(In millions)                                                                                          2000        1999
------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural                                                         $     54,207      51,683
Real estate - construction and other                                                                  3,104       2,435
Real estate - mortgage                                                                                9,218       8,768
Lease financing                                                                                      15,465      12,742
Foreign                                                                                               5,453       4,991
------------------------------------------------------------------------------------------------------------------------
        Total commercial                                                                             87,447      80,619
------------------------------------------------------------------------------------------------------------------------
CONSUMER
Real estate - mortgage                                                                               17,708      27,793
Installment loans                                                                                    22,972      25,795
Vehicle leasing                                                                                       2,115       4,483
------------------------------------------------------------------------------------------------------------------------
        Total consumer                                                                               42,795      58,071
------------------------------------------------------------------------------------------------------------------------
        Total loans                                                                            $    130,242     138,690
========================================================================================================================

      Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $3.3 billion and $3.4 billion at December 31, 2000 and 1999, respectively. From January 1, 2000, through December 31, 2000, directors and executive officers of the Parent Company and their related interests borrowed $1.5 billion and repaid $1.6 billion. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they include other features unfavorable to the Corporation.
      At December 31, 2000 and 1999, nonaccrual and restructured loans amounted to $1.5 billion and $984 million, respectively. In 2000, 1999 and 1998, $126 million, $81 million and $67 million, respectively, in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2000, 1999 and 1998 amounted to $31 million, $23 million and $19 million, respectively.
      At December 31, 2000 and 1999, impaired loans amounted to $923 million and $603 million, respectively. Included in the allowance for loan losses was $167 million related to $642 million of impaired loans at December 31, 2000, and $106 million related to $526 million of impaired loans at December 31, 1999. For the years ended December 31, 2000 and 1999, the average recorded investment in impaired loans was $711 million and $518 million, respectively; and $27 million and $25 million, respectively, of interest income was recognized on loans while they were impaired.
      At December 31, 2000 and 1999, loans held for sale, which are classified in other assets, amounted to $8.1 billion and $4.9 billion, respectively. In 2000, net write-downs to the lower of cost or market value of $274 million were recorded. There were none in 1999 and 1998.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

-------------------------------------------------------------------------------

NOTE 7:  ALLOWANCE FOR LOAN LOSSES

                                                                                               Years Ended December 31,
                                                                                     -----------------------------------

(In millions)                                                                               2000       1999        1998
------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                         $       1,757      1,826       1,847
Provision for loan losses                                                                  1,736        692         691
Allowance relating to loans transferred
  to other assets or sold                                                                 (1,020)       (73)        (74)
------------------------------------------------------------------------------------------------------------------------
        Total                                                                              2,473      2,445       2,464
------------------------------------------------------------------------------------------------------------------------
Loan losses                                                                                 (867)      (828)       (799)
Loan recoveries                                                                              116        140         161
------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                                                    (751)      (688)       (638)
------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                               $       1,722      1,757       1,826
========================================================================================================================

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 8:  SHORT-TERM BORROWINGS

      Short-term borrowings of the Corporation at December 31, 2000, 1999 and 1998, which include securities sold under repurchase agreements and accrued interest thereon, and the related maximum amounts outstanding at the end of any month during such periods, are presented below.

                                                                      December 31,                  Maximum Outstanding
                                               ------------------------------------   ----------------------------------

(In millions)                                         2000        1999        1998         2000         1999       1998
------------------------------------------------------------------------------------------------------------------------
Federal funds purchased                      $       2,090       1,909       2,267        5,033        4,611      7,965
Securities sold under repurchase agreements         26,511      34,122      25,644       35,305       34,122     33,592
Fixed and variable rate bank notes                      55         435       4,262          560        3,671      4,768
Interest-bearing demand deposits issued to
  the U. S. Treasury                                   979       4,569         389        5,384        4,569        950
Commercial paper                                     2,320       2,364       1,904        3,943        2,871      2,190
Other                                                7,491       6,708       6,972        8,480        7,987     10,328
-----------------------------------------------------------------------------------
        Total                                $      39,446      50,107      41,438
========================================================================================================================

                                                                                                           December 31,
                                                                                     -----------------------------------

                                                                                           2000         1999       1998
------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE INTEREST RATES
Federal funds purchased and securities sold
  under repurchase agreements                                                              6.37 %       5.06       5.31
Fixed and variable rate bank notes                                                         7.04         5.80       5.33
Commercial paper                                                                           6.14 %       4.10       4.42
WEIGHTED AVERAGE MATURITIES (IN DAYS)
Fixed and variable rate bank notes                                                           47           48         70
Commercial paper                                                                             10            7         10
========================================================================================================================

      Maturities of federal funds purchased and securities sold under repurchase agreements in each of the years in the three-year period ended December 31, 2000, were not greater than 341 days.
      Included in Other are Federal Home Loan Bank borrowings and securities sold short of $400 million and $4.4 billion, respectively, at December 31, 2000; $600 million and $4.5 billion, respectively, at December 31, 1999; and $700 million and $5.7 billion, respectively, at December 31, 1998.
      Substantially all short-term borrowings have maturities of 90 days or less, and accordingly, their carrying amounts are deemed to be a reasonable estimate of fair value.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 9:  LONG-TERM DEBT

                                                                                                            December 31,
                                                                                                  -----------------------

(In millions)                                                                                           2000        1999
-------------------------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
  6.625% to 7.70%, due 2004 to 2005 (par value $350 to $1,300) (a)                              $      3,084       1,592
  Floating rate, due 2001 to 2005 (par value $50 to $400) (a)                                          2,367          90
  Floating rate extendible, due 2005 (b)                                                                  10          10
Subordinated notes
  6.00% to 9.45%, due 2001 to 2009 (par value $150 to $300) (a)                                        2,664       2,661
  7.18% to 8.00%, due 2009 to 2011 (par value $60 to $150) (c)                                           208         208
  6.30%, Putable/Callable, due 2028 (par value $200)                                                     200         200
  Floating rate, due 2003 (par value $150) (a)                                                           150         150
Subordinated debentures
  6.55% to 7.574%, due 2026 to 2035 (par value $250 to $300) (d)                                         794         794
-------------------------------------------------------------------------------------------------------------------------
        Total notes and debentures issued by the Parent Company                                        9,477       5,705
-------------------------------------------------------------------------------------------------------------------------
NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global note programs,
  varying rates and terms to 2005 (e)                                                                 16,457      18,026
Subordinated notes
  5.875% to 9.625%, due 2001 to 2006 (par value $100 to $200) (a) (f)                                  1,075       1,074
  Bank, 5.80% to 7.875%, due 2006 to 2036 (par value $50 to $1,000)                                    2,548       1,200
  6.625% to 8.375%, due 2002 to 2007 (par value $100 to $150) (a)                                        570         570
-------------------------------------------------------------------------------------------------------------------------
        Total notes issued by subsidiaries                                                            20,650      20,870
-------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Trust preferred securities                                                                             2,028       2,027
4.556% auto securitization financing, due 2008 (f)                                                       861         945
Advances from the Federal Home Loan Bank                                                               2,762       2,387
Capitalized leases, rates generally ranging from 7.30% to 11.66%                                          25          34
Mortgage notes and other debt of subsidiaries, varying rates and terms                                     6           7
-------------------------------------------------------------------------------------------------------------------------
        Total other debt                                                                               5,682       5,400
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                                   $     35,809      31,975
=========================================================================================================================

(a) Not redeemable prior to maturity.
(b) Redeemable in whole or in part at the option of the Parent Company only on certain specified dates.
(c) Redeemable in whole and not in part at the option of the Parent Company only on certain specified dates.
(d) Redeemable in whole or in part at the option of the holders only on certain specified dates.
(e) $183 million assumed by the Parent Company.
(f) Assumed by the Parent Company.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

      At December 31, 2000, floating rate notes of $2.4 billion had rates of interest ranging from 6.73 percent to 7.22 percent.
      The interest rate on the floating rate extendible notes is 6.78 percent to March 15, 2001.
      The 6.30 percent putable/callable notes are subject to mandatory redemption on April 15, 2008, and under certain specified conditions, they may be put to the Parent Company by the trustee on or after this date.
      The interest rate on the floating rate subordinated notes is 5.77 percent to April 23, 2001.
      At December 31, 2000, bank notes of $15.4 billion had floating rates of interest ranging from 4.91 percent to 7.14 percent, and $1.1 billion of the notes had fixed rates of interest ranging from 5.25 percent to 10.00 percent.
      At December 31, 2000 and 1999, four statutory business trusts (the "Trusts") created by the Parent Company had outstanding with the Parent Company trust preferred securities with an aggregate par value of $1.3 billion. The trust preferred securities have interest rates ranging from 7.85 percent to 8.04 percent and maturities ranging from December 1, 2026, to November 15, 2029. The principal assets of the Trusts are $1.4 billion of the Parent Company's subordinated debentures with identical rates of interest and maturities as the trust preferred securities. Additionally, the Trusts have issued $31 million of common securities to the Parent Company. The estimated fair value of the trust preferred securities and the related subordinated debentures at December 31, 2000 and 1999, was $1.4 billion, respectively.
      The trust preferred securities, the assets of the Trusts and the common securities issued by the Trusts are redeemable in whole or in part beginning on or after December 1, 2006, or at any time in whole but not in part from the date of issuance on the occurrence of certain events. The obligations of the Parent Company with respect to the issuance of the trust preferred securities constitute a full and unconditional guarantee by the Parent Company of the Trusts' obligations with respect to the trust preferred securities. Subject to certain exceptions and limitations, the Parent Company may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related trust preferred securities.
      Additionally, a bank subsidiary has outstanding trust preferred securities with a par value of $300 million and an 8 percent rate of interest, and a par value of $450 million and a LIBOR-indexed floating rate of interest. The related maturities range from December 15, 2026, to February 15, 2027. The related subordinated debentures all have terms substantially the same as the trust preferred securities and subordinated debentures issued by the Parent Company. The aggregate estimated fair values of these trust preferred securities at December 31, 2000 and 1999, were $774 million and $762 million, respectively.
      At December 31, 2000, $2.4 billion of senior or subordinated debt securities or equity securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission.
      At December 31, 2000, First Union National Bank has available global note programs for issuance up to $45 billion of senior or subordinated notes. Under these programs, $24 billion of long-term debt has been issued and was outstanding at December 31, 2000.
      The weighted average rate paid for long-term debt in 2000, 1999 and 1998 was 6.69 percent, 5.66 percent and 6.28 percent, respectively. See Note 16 for information on interest rate swaps entered into in connection with the issuance of long-term debt.
      Long-term debt maturing in each of the five years subsequent to December 31, 2000, is as follows (in millions): 2001, $12,504; 2002, $5,358; 2003,
$2,325; 2004, $3,537; and 2005, $4,254.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 10:  COMMON STOCK AND CAPITAL RATIOS

                                                                     2000                   1999                   1998
                                                  ------------------------ ----------------------  ---------------------

                                                                WEIGHTED-              Weighted-              Weighted-
                                                                  AVERAGE                Average                Average
(Options in thousands)                               NUMBER      PRICE(a)     Number    Price(a)     Number    Price(a)
------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS
Options outstanding, beginning of year               38,657  $      40.17     25,549  $    37.56     24,728  $    25.75
Granted                                              14,375         31.68     18,508       41.12     12,279       50.72
Exercised                                            (1,796)        15.79     (4,270)      25.23    (10,017)      23.27
Cancelled                                            (4,093)        43.46     (1,130)      51.90     (1,441)      49.68
------------------------------------------------------------               ----------              ---------
Options outstanding, end of year                     47,143  $      38.22     38,657  $    40.17     25,549  $    37.56
========================================================================================================================
Options exercisable, end of year                     35,491  $      40.64     25,459  $    23.12     18,001  $    29.01
========================================================================================================================
RESTRICTED STOCK
Unvested shares, beginning of year                   11,796  $      47.86      7,451  $    46.30      4,725  $    32.58
Granted                                               4,566         28.55      7,133       48.19      4,525       55.38
Exercised                                            (3,955)        43.97     (2,664)      44.54     (1,485)      31.30
Cancelled                                            (1,306)        47.50       (124)      48.40       (314)      41.67
------------------------------------------------------------               ----------              ---------
Unvested shares, end of year                         11,101  $      41.35     11,796  $    47.86      7,451  $    46.30
========================================================================================================================
EMPLOYEE STOCK OPTIONS
Options outstanding, beginning of year               38,519  $      47.32      8,170  $    50.31      2,537  $    27.26
Granted                                                        -              34,372       46.75      8,735       50.31
Exercised                                            (2,905)        21.25       (503)      50.31     (3,007)      31.60
Cancelled                                            (9,001)        37.38     (3,520)      48.22        (95)      27.26
------------------------------------------------------------               ----------              ---------
Options outstanding, end of year                     26,613  $      46.75     38,519  $    47.32      8,170  $    50.31
========================================================================================================================
Options exercisable, end of year                      5,839  $      46.75      6,213  $    50.31      8,170  $    50.31
========================================================================================================================

(a) The weighted-average price for stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.

STOCK PLANS
      The Corporation has stock option plans under which incentive and nonqualified stock options may be granted periodically to key employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, they generally vest one year following the date of grant, and they have a term of ten years.
      Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over a five-year period, during which time the holder receives dividends and has full voting rights. Compensation cost recognized for restricted stock was $101 million, $99 million and $57 million in 2000, 1999 and 1998, respectively.
      The range of exercise prices and the related number of options outstanding at December 31, 2000, are as follows (shares in thousands): $2.99-$9.31, 903 shares; $10.12-$19.98, 3,493 shares; $20.73-$29.64, 7,343 shares; $30.13-$38.03,
16,586 shares; $40.13-$49.83, 5,760 shares; and $51.19-$62.13, 13,058 shares.
The weighted average exercise prices, remaining contractual maturities and weighted average exercise price of options currently exercisable for each exercise price range are as follows: $5.02, 4.6 years and $5.02; $16.00, 4.1 years and $16.00; $26.74, 6.3 years and $26.45; $32.85, 8.8 years and $34.71;
$43.55, 6.7 years and $43.55; and $57.59, 7.9 years and $57.59, respectively.
      At December 31, 2000, the Corporation had 43.7 million additional shares of common stock reserved for issuance under the stock option plans.
      The Corporation also has an employee stock plan (the "1999 plan") in place and a plan that matured in 2000 (the "1998 plan"). Under the terms of the 1999 plan, substantially all employees were granted options with an exercise price equal to the fair value of the underlying shares on the date of grant of August 2, 1999. Twenty percent of the options vested on August 2, 2000. An additional 20 percent of the options vest annually on each March 1 from 2001 through 2004 if certain annual return on stockholders' equity goals are met. If the annual goal is not met in any one year, the options for the applicable 20 percent portion remain unvested until an annual goal is met at which time they vest. On April 30, 2004, any unvested options will automatically vest, and if they are not exercised by September 30, 2004, they will expire. As of December 31, 2000, the Corporation had 12.4 million additional shares of common stock reserved for issuance under the 1999 plan.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

      Under the terms of the 1998 plan, substantially all employees were granted options with the number of options granted based on compensation. The options vested upon grant and had a two-year term. During the two-year term, the exercise price was equal to 85 percent of the fair value of the Corporation's common stock on the date of grant of August 3, 1998, (an exercise price of $50.31 per share). At the end of the two-year period on June 30, 2000 (the "Final Purchase Date"), the exercise price was the lesser of 85 percent of the fair value on the date of grant or 85 percent of the fair value on the Final Purchase Date. In accordance with the terms of the 1998 plan, the exercise price on June 30, 2000, was $21.25, at which time 2.9 million options were exercised and 3.0 million options were forfeited.
      The Corporation accounts for stock options using the intrinsic value method, and accordingly, no expense is recognized for options where the option price equals fair value of the shares on the date of grant. Pro forma net income and earnings per share information for each of the years in the three-year period ended December 31, 2000, calculated as if the Corporation had accounted for stock options at their respective fair values at the date of grant, are as follows: pro forma net income (loss), $(38) million, $3.121 billion and $2.741 billion, respectively; and pro forma diluted earnings per share, $(.06), $3.23 and $2.80, respectively. The weighted average grant date fair values of options under the stock option plans were $8.76, $10.24 and $10.63 in 2000, 1999 and 1998, respectively. The weighted average grant date fair value of options under the 1999 plan and 1998 plan was $7.90 in 1999. There were no shares granted in 2000 under an employee stock plan. The Black-Scholes option pricing model was used to estimate the fair value of stock options. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Corporation's stock options. The more significant assumptions used in estimating the fair value of stock options in 2000, 1999 and 1998 include risk-free interest rates of 5.71 percent to 6.73 percent, 4.63 percent to 6.12 percent and 5.34 percent to 6.72 percent, respectively; dividend yields of 6.06 percent, 4.22 percent and 3.26 percent, respectively; weighted average expected lives of the stock options of 4.0 years, 4.7 years and 2.9 years, respectively; and volatility of the Corporation's common stock of 45 percent in 2000 and 19 percent in both 1999 and 1998.
      The Corporation realized income tax benefits of $7 million, $35 million and $68 million in 2000, 1999 and 1998, respectively, related to employee exercises of stock options.
DIVIDEND REINVESTMENT PLAN
      Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividends and optional cash payments may be used to purchase the Corporation's common stock. Common stock issued under the Dividend Reinvestment Plan was (in thousands): 2,599 shares, 1,937 shares and 1,476 shares in 2000, 1999 and 1998, respectively. As of December 31, 2000, the Corporation had 71,000 additional shares of common stock reserved for issuance under the Dividend Reinvestment Plan.
TRANSACTIONS BY THE CORPORATION IN ITS COMMON STOCK
      In connection with a 50 million share buyback program announced in November 1998, the Corporation repurchased 10 million shares of common stock at a cost of $617 million in 1998, and 39 million shares at a cost of $2.1 billion in 1999. In addition, in May 1999 and in June 2000, the Board of Directors of the Corporation authorized separate 50 million share buyback programs, which have not been utilized. Shares repurchased in connection with purchase accounting acquisitions disclosed in Note 2 are incremental to the buyback programs.
      In early 1999, the Board of Directors authorized the use of forward equity sales transactions ("equity forwards") in connection with the buyback programs. The use of equity forwards is intended to provide the Corporation with the ability to purchase shares under the buyback programs in the open market and then issue shares in private transactions to counterparties in the amounts necessary to maintain targeted capital ratios. Under the terms of the equity forwards, the Corporation issued shares of common stock to an investment banking firm at a specified price that approximated market value. Simultaneously, the Corporation entered into a forward contract with the same counterparty to repurchase the shares at the same price plus a premium (the "forward price").
      In addition to equity forwards, the Corporation has also entered into forward purchase contracts with various counterparties. Under the terms of these contracts, the Corporation has agreed to purchase shares on a specific future date at the forward price. The counterparties to these contracts generally purchase the shares to which the contract is subject in the open market and hold the shares for the duration of the contract.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

      The equity forwards and forward purchase contracts mature at various times in 2001, and they can be extended by mutual consent of the counterparties. At December 31, 2000, the Corporation had equity forwards involving 13 million shares at a cost of $600 million and forward purchase contracts involving 33 million shares at a cost of $1.2 billion. This aggregate cost of $1.8 billion does not include the premium component of the forward price. Premiums accrue over the period that the contracts are outstanding, and they will be settled at maturity. In October 2000, the Corporation settled an equity forward contract by purchasing the shares at the forward price, which reduced shares outstanding by 4 million, and which reduced stockholders' equity by $211 million. Additionally, in January 2001, the Corporation settled a forward purchase contract by purchasing the shares at the forward price, which reduced shares outstanding by 2 million and stockholders' equity by $105 million.
      For shares under equity forwards and forward purchase contracts, the counterparties have all of the legal rights attendant to ownership of the underlying shares, including the right to vote the shares and the right to sell or pledge the shares at the counterparty's discretion. The counterparty will receive all dividends to which stockholders of record during the time covered by the term of the equity forwards are entitled. For purposes of the Corporation's earnings per share calculation, the shares are considered outstanding until repurchased.
      Under the terms of these contracts, the Corporation has the sole option of determining the method of settlement when the equity forwards mature from among the following options: gross physical settlement, net share settlement and net cash settlement. Net share settlement and net cash settlement could result in the sale of all underlying shares (and in certain circumstances additional shares) to third parties by the counterparty in public or private sales. At December 31, 2000, these contracts conformed to the requirements of EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.
  SHAREHOLDER PROTECTION RIGHTS AGREEMENT
      In accordance with a Shareholder Protection Rights Agreement, the Corporation issued a dividend of one right for each share of the Corporation's common stock outstanding as of December 28, 2000, and they continue to attach to all common stock issued thereafter. The rights will become exercisable if any person or group either commences a tender or exchange offer that would result in their becoming the beneficial owner of 10 percent or more of the Corporation's common stock or acquires beneficial ownership of 10 percent or more of the Corporation's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $105.00, a number of shares of the Corporation's common stock (or at the option of the Board of Directors, shares of participating class A preferred stock) having a market value of twice the exercise price, and under certain conditions, common stock of an acquiring company having a market value of twice the exercise price. If any person or group acquires beneficial ownership of 10 percent or more of the Corporation's common stock, the Board of Directors may, at its option, exchange for each outstanding right (other than rights owned by such acquiring person or group) two shares of the Corporation's common stock or participating Class A preferred stock having economic and voting terms similar to two shares of common stock. The rights are subject to adjustment if certain events occur, and they will initially expire on December 28, 2010, if not terminated sooner. CAPITAL RATIOS
      Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4 percent and a minimum ratio of total capital to risk-weighted assets of 8 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3 percent to 4 percent.
      At December 31, 2000, the Corporation's tier 1 capital ratio, total capital ratio and leverage ratio were 7.02 percent, 11.19 percent and 5.92 percent, respectively. At December 31, 1999, the Corporation's tier 1 capital ratio, total capital ratio and leverage ratio were 7.08 percent, 10.87 percent and 5.97 percent, respectively.
      Additional information related to the consolidated capital ratios of the Corporation in 2000 and 1999, can be found in "Management's Analysis of Operations - Stockholders' Equity; Regulatory Capital", which is incorporated herein by reference.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 11:  BUSINESS SEGMENTS

      The Corporation has five operating segments ("business segments") all of which, by virtue of exceeding certain quantitative thresholds, are reportable segments. They include Capital Management, Capital Markets, Consumer, Commercial and Treasury/Nonbank. Each of these reportable segments offers a different array of products and services.
      The accounting policies of these reportable segments are the same as those of the Corporation as disclosed in Note 1, except as noted below. There are no significant intersegment transactions, and there are no significant reconciling items between the reportable segments and consolidated amounts. Certain amounts are not allocated to reportable segments, and as a result, they are included in the Treasury/Nonbank segment as discussed below. Substantially all of the Corporation's revenues are earned from customers in the United States, and no single customer accounts for a significant amount of any reportable segment's revenues.
      The Corporation's management reporting model is used to measure business segment results. Because of the complexity of the Corporation, various estimates and allocation methodologies are used in preparing business segment financial information. The management reporting model isolates the net income contribution and measures the return on capital for each business segment by allocating equity, funding credit and expense, and certain corporate charges to each segment. A risk-based methodology is used to allocate equity based on the credit, market and operational risks associated with each business segment. A provision for loan losses is allocated to each business segment based on net charge-offs, and any excess is included in the Treasury/Nonbank segment. Income tax expense or benefit is allocated to each business segment at the statutory rate, and any difference between the total for all business segments and the consolidated amount is included in the Treasury/Nonbank segment.
      Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment, the management reporting model employs a funds transfer pricing ("FTP") system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk.
      The Treasury/Nonbank segment retains all unallocated equity and most of the interest rate risk resulting from the mismatch in the duration of assets and liabilities held by the other business segments. The Treasury/Nonbank segment also holds the Corporation's investment portfolio and off-balance sheet portfolio. Included in fee and other income in the Treasury/Nonbank segment in 2000 are gains of $937 million, $71 million and $357 million related to the sale of the Corporation's credit card portfolio, mortgage servicing portfolio and 58 branches. In 1998, noninterest expense included a $185 million gain resulting from regulatory mandated branch divestitures related to the CoreStates acquisition. Additionally, noninterest expense retained in the Treasury/Nonbank segment reflects the costs of portfolio management activities, goodwill amortization and certain other corporate charges, including restructuring and merger-related charges.
      In early 2000, significant refinements were made to certain of the allocation methodologies, and as a result, prior year information has been restated to conform to the information presented in 2000. These refinements include the allocation of certain nonearning assets and liabilities and the related funding cost from Treasury/Nonbank to other business segments; elimination of the tax-equivalization of net interest income such that the tax effect is now included in income tax expense; and adjustments to certain capital attribution formulas. These refinements increased net income in Treasury/Nonbank and reduced net income in the other segments.
      The following items not disclosed elsewhere in the consolidated financial statements exceeded one percent of the sum of interest income and fee and other income. In 2000, 1999 and 1998, Capital Markets fee and other income included investment banking amounts of $1.3 billion, $1.5 billion and $775 million, respectively; in 1998 corporate banking and international amounts were $243 million and $214 million, respectively. In 2000, Capital Management fee and other income included retail brokerage and insurance services, wealth and trust services, and mutual funds amounts of $1.9 billion, $727 million and $532 million, respectively; in 1999, $1.1 billion, $695 million and $460 million, respectively; and in 1998, $778 million, $621 million and $412 million, respectively. In 2000, 1999 and 1998, Consumer fee and other income included retail branch products amounts of $871 million, $841 million and $922 million, respectively; in 1999 and 1998, First Union Mortgage amounts were $309 million and $350 million, respectively; in 1999 and 1998, credit cards amounts were $348 million and $394 million, respectively; the amount for Home Equity and The Money Store was $228 million in 1998. In 2000, 1999, and 1998, Commercial fee and other income included cash management and deposit services amounts of $564 million, $554 million and $535 million respectively.
      The results of operations for each of the Corporation's business segments for each of the years in the three-year period ended December 31, 2000, follows.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

                                                                                           YEAR ENDED DECEMBER 31, 2000
                                              --------------------------------------------------------------------------

                                                  CAPITAL      CAPITAL                           TREASURY/
(In millions)                                        MGT.      MARKETS   CONSUMER   COMMERCIAL     NONBANK        TOTAL
------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                       $         643        1,551      3,328        1,369         546        7,437
  Provision for loan losses                             1          413        237           75          28          754
  Fee and other income                              3,215        1,516      1,388          564         132        6,815
  Noninterest expense                               2,697        1,605      3,411        1,082         418        9,213
  Income tax expense                                  444          227        408          292         (21)       1,350
------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                  716          822        660          484         253        2,935
------------------------------------------------------------------------------------------------------------------------
Adjustments from operating
  earnings to net income
    Restructuring, merger-related
       and other charges/gains
        Provision for loan losses                       -            -          -            -        (982)        (982)
        Fee and other income                            -            -          -            -        (103)        (103)
        Noninterest expense                             -            -          -            -      (2,497)      (2,497)
        Income tax benefit                              -            -          -            -         785          785
------------------------------------------------------------------------------------------------------------------------
  After-tax restructuring, merger-
    related and other charges/gains                     -            -          -            -      (2,797)      (2,797)
------------------------------------------------------------------------------------------------------------------------
  Net income before cumulative
    effect of a change in accounting
    principle                                         716          822        660          484      (2,544)         138
------------------------------------------------------------------------------------------------------------------------
  Cumulative effect of a change in
    the accounting for beneficial
    interests, net of tax                               -            -          -            -         (46)         (46)
------------------------------------------------------------------------------------------------------------------------
  Net income                                $         716          822        660          484      (2,590)          92
------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                            50.29 %      13.74      18.64        23.34        9.99        17.23
  Average loans, net                        $       4,383       44,530     25,267       26,702      26,006      126,888
  Average deposits                                 19,569       17,124     69,299       22,050      12,724      140,766
  Average attributed stockholders'
    equity (a)                              $       1,425        5,975      3,536        2,072       2,533       15,541
========================================================================================================================

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

                                                                                           Year Ended December 31, 1999
                                              --------------------------------------------------------------------------

                                                  Capital      Capital                           Treasury/
(In millions)                                        Mgt.      Markets   Consumer   Commercial     Nonbank        Total
------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                       $         522        1,553      3,285        1,384         708        7,452
  Provision for loan losses                             -          252        308           68          64          692
  Fee and other income                              2,317        1,709      1,701          554         652        6,933
  Noninterest expense                               1,886        1,472      3,492        1,061         547        8,458
  Income tax expense                                  365          459        453          287         185        1,749
------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                  588        1,079        733          522         564        3,486
------------------------------------------------------------------------------------------------------------------------
Adjustments from operating
  earnings to net income
     Restructuring and
      merger-related charges
        Noninterest expense                             -            -          -            -        (404)        (404)
        Income tax benefit                              -            -          -            -         141          141
------------------------------------------------------------------------------------------------------------------------
  After-tax restructuring and
    merger-related charges                              -            -          -            -        (263)        (263)
------------------------------------------------------------------------------------------------------------------------
  Net income                                $         588        1,079        733          522         301        3,223
------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                            52.50 %      19.36      19.46        24.48       16.84        21.60
  Average loans, net                        $       3,793       43,216     28,072       25,997      28,713      129,791
  Average deposits                                 19,981       15,526     70,666       22,665       6,274      135,112
  Average attributed stockholders'
    equity (a)                              $       1,123        5,570      3,763        2,127       3,349       15,932
========================================================================================================================

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

                                                                                           Year Ended December 31, 1998
                                              --------------------------------------------------------------------------

                                                  Capital      Capital                           Treasury/
(In millions)                                        Mgt.      Markets   Consumer   Commercial     Nonbank        Total
------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                       $         409        1,434      3,320        1,400         714        7,277
  Provision for loan losses                             5          156        326           64         140          691
  Fee and other income                              1,802        1,150      1,894          535       1,054        6,435
  Noninterest expense                               1,524        1,314      3,243        1,048         715        7,844
  Income tax expense                                  262          339        629          300         (49)       1,481
------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                  420          775      1,016          523         962        3,696
------------------------------------------------------------------------------------------------------------------------
Adjustments from operating
  earnings to net income
     Restructuring and
      merger-related charges
        Noninterest expense                             -            -          -            -      (1,212)      (1,212)
        Income tax benefit                              -            -          -            -         407          407
------------------------------------------------------------------------------------------------------------------------
  After-tax restructuring and
    merger-related charges                              -            -          -            -        (805)        (805)
------------------------------------------------------------------------------------------------------------------------
  Net income                                $         420          775      1,016          523         157        2,891
------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                            47.30 %      15.62      29.98        25.23       21.05        22.70
  Average loans, net                        $       3,683       40,589     27,050       26,532      34,206      132,060
  Average deposits                                 16,723       14,315     77,632       23,067       4,593      136,330
  Average attributed stockholders'
    equity (a)                              $         892        4,957      3,386        2,074       4,569       15,878
========================================================================================================================

(a) Average attributed stockholders' equity excludes restructuring, merger-related and other charges and the cumulative effect of a change in accounting principle for the Capital Management, Capital Markets, Consumer and Commercial segments. Average attributed stockholders' equity includes restructuring, merger-related and other charges and the cumulative effect of a change in accounting principle for the Treasury/Nonbank segment and consolidated amounts.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 12:  PERSONNEL EXPENSE AND RETIREMENT BENEFITS

      The Corporation has a savings plan under which eligible employees are permitted to make basic contributions to the plan of up to six percent of base compensation and supplemental contributions of up to nine percent of base compensation. Annually, on approval of the Board of Directors, employee basic contributions may be matched up to six percent of the employee's base compensation. A six percent matching level was in place for each of the periods presented. Beginning in 1999, the first one percent of the Corporation's matching contribution is made in the Corporation's common stock. Savings plan expense in 2000, 1999 and 1998 was $125 million, $102 million and $121 million, respectively.
      Group insurance expense for active employees in 2000, 1999 and 1998 was $210 million, $201 million and $160 million, respectively.
      The Corporation has noncontributory, tax-qualified defined benefit pension plans (the "Qualified Pension") covering substantially all employees with at least one year of service. The Qualified Pension benefit expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually. Contributions are made each year to a trust in an amount that is determined by the actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Corporation's tax return. Amounts related to prior years are determined using the projected unit credit valuation method.
      At December 31, 2000, Qualified Pension assets included U.S. Government and Government agency securities, equity securities and other investments. Also included are 4.5 million shares of the Corporation's common stock. All Qualified Pension assets are held by First Union National Bank (the "Bank") in a Bank-administered trust fund.
      The Corporation has noncontributory, nonqualified pension plans (the "Nonqualified Pension") covering certain employees. The Nonqualified Pension benefit expense is determined annually by an actuarial valuation, and it is included in noninterest expense.
      The Corporation also provides certain health care and life insurance benefits for retired employees (the "Other Postretirement Benefits"). Substantially all of the Corporation's employees may become eligible for Other Postretirement Benefits if they reach retirement age while working for the Corporation. Life insurance benefits, medical and other benefits are provided through a tax-exempt trust formed by the Corporation.
      The change in benefit obligation and the change in fair value of plan assets related to each of the Qualified Pension, the Nonqualified Pension and the Other Postretirement Benefits using a September 30 measurement date for each of the years in the two-year period ended December 31, 2000, follows.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

                                                                                                   Other Postretirement
                                                        Qualified Pension   Nonqualified Pension               Benefits
                                                    ---------------------- ---------------------- ----------------------

(In millions)                                           2000         1999       2000        1999       2000        1999
------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, October 1                     $    2,055        2,333        202         250        404         390
Service cost                                              90          108          3           5          8           9
Interest cost                                            153          153         15          16         30          25
Retiree contributions                                      -            -          -           -         14           7
Plan amendments                                            7            -          -           -         18           4
Benefit payments                                        (260)        (212)      (109)        (51)       (40)        (31)
Business combinations                                      -            -          -           -          -          16
Curtailment                                                -            -        (20)          -          -           -
Special and/or contractual termination benefits            -            -         20           -          2           3
Actuarial (gains) losses                                 (35)        (327)        44         (18)        78         (19)
------------------------------------------------------------------------------------------------------------------------
Benefit obligation, September 30                       2,010        2,055        155         202        514         404
------------------------------------------------------------------------------------------------------------------------
CHANGE IN FAIR VALUE OF
  PLAN ASSETS
  Fair value of plan assets, October 1                 2,472        2,360          -           -         75          70
  Actual return on plan assets                           425          257          -           -          8           4
  Employer contributions                                 197           67        109          51         19          24
  Retiree contributions                                    -            -          -           -         14           7
  Benefit payments                                      (260)        (212)      (109)        (51)       (40)        (30)
------------------------------------------------------------------------------------------------------------------------
  Fair value of plan assets, September 30              2,834        2,472          -           -         76          75
------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF FUNDED STATUS
Funded status of plans                                   824          417       (155)       (202)      (438)       (329)
Unrecognized net transition obligation                    (5)         (13)         -           -         48          51
Unrecognized prior service costs                          48           47          -          39          3         (16)
Unrecognized net (gains) losses                         (245)         (34)        32          27          2         (73)
Employer contributions in the fourth quarter               -          104          -           -          -          (7)
------------------------------------------------------------------------------------------------------------------------
        Prepaid (accrued) benefit expense at
          December 31,                            $      622          521       (123)       (136)      (385)       (374)
========================================================================================================================
ASSUMPTIONS
Discount rate, September 30                             7.75 %       7.75       7.75        7.75       7.75        7.75
Expected return on plan assets                         10.00         9.75          -           -       6.00        6.00
Weighted average rate of increase in
  future compensation levels                            4.25 %       4.25       4.25        4.25       4.25        4.25
========================================================================================================================

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

      As of December 31, 2000, the Corporation terminated one of its Nonqualified Pension plans and settled the obligation with each participant by either making a cash payment to the participant or by purchasing an annuity contract. This settlement, along with the retirement of certain key officers, resulted in a charge of $48 million to salaries and employee benefits in the statement of income. Salaries and employee benefits in 2000 also included a $20 million charge related to a new Nonqualified Pension plan. In 1998, the $35 million curtailment gain resulted from employee terminations in connection with the CoreStates merger. These and other components of the retirement benefits cost included in salaries and employee benefits for each of the years in the three-year period ended December 31, 2000, are presented below.

                                                                   Qualified Pension               Nonqualified Pension
                                                    ---------------------------------   ---------------------------------
                                                            Years Ended December 31,           Years Ended December 31,
                                                    ---------------------------------   ---------------------------------

(In millions)                                           2000         1999       1998        2000       1999        1998
------------------------------------------------------------------------------------------------------------------------
RETIREMENT BENEFITS COST
Service cost                                      $       90          108         89           3          5           4
Interest cost                                            153          153        140          15         16          14
Expected return on plan assets                          (249)        (230)      (203)          -          -           -
Amortization of transition (gains) losses                 (9)          (9)        (9)          -          1           1
Amortization of prior service cost                         7            7          6           9         11           9
Amortization of actuarial losses                           -            5          3           1          5           1
Curtailment (gain) loss                                    -            -        (35)         30          -           1
Settlement loss                                            -            -          -          18          -           -
Special and/or contractual termination benefits            -            -          3          20          -           -
------------------------------------------------------------------------------------------------------------------------
        Net retirement benefits cost              $       (8)          34         (6)         96         38          30
========================================================================================================================

                                                                                          Other Postretirement Benefits
                                                                                       ---------------------------------
                                                                                               Years Ended December 31,
                                                                                       ---------------------------------

(In millions)                                                                               2000       1999        1998
------------------------------------------------------------------------------------------------------------------------
RETIREMENT BENEFITS COST
Service cost                                                                         $         8          9           8
Interest cost                                                                                 30         25          24
Expected return on plan assets                                                                (4)        (4)         (4)
Amortization of transition losses                                                              4          4           4
Amortization of prior service cost                                                            (1)        (1)         (2)
Amortization of actuarial gains                                                               (2)        (1)         (4)
Curtailment gain                                                                               -          -         (12)
Special termination benefit cost                                                               1          2           -
------------------------------------------------------------------------------------------------------------------------
        Net retirement benefits cost                                                 $        36         34          14
========================================================================================================================

      Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning and at the end of 2000 were 6.00 percent (pre-65 years of age) and 5.00 percent (post-65 years of age), respectively. Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning and at the end of 1999 were 6.00 percent (pre-65 years of age) and 5.00 percent (post-65 years of age), respectively.
      At December 31, 2000, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on service and interest costs is a $1 million increase and a $1 million decrease, respectively, and on the accumulated postretirement benefit obligation, a $19 million increase and a $17 million decrease, respectively.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 13:  INCOME TAXES

      The provision for income taxes for each of the years in the three-year period ended December 31, 2000, is presented below.

                                                                                                Years Ended December 31,
                                                                                     ------------------------------------

(In millions)                                                                             2000           1999       1998
-------------------------------------------------------------------------------------------------------------------------
CURRENT INCOME TAX EXPENSE
Federal                                                                            $       340            451        395
State                                                                                       91             63         40
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                              431            514        435
Foreign                                                                                     18             15         15
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                              449            529        450
-------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX EXPENSE
Federal                                                                                    162          1,090        598
State                                                                                      (71)           (11)        26
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                               91          1,079        624
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                      $       540          1,608      1,074
=========================================================================================================================

      The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2000, is presented below.

                                                                                                 Years Ended December 31,
                                              ---------------------------------------------------------------------------

                                                              2000                        1999                      1998
                                              ---------------------      ----------------------      --------------------

                                                        PERCENT OF                  Percent of                Percent of
                                                           PRE-TAX                     Pre-tax                   Pre-tax
(In millions)                                   AMOUNT      INCOME         Amount       Income         Amount     Income
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes                   $     632                 $    4,831                  $    3,965
                                              =========                  =========                   =========
Tax at federal income tax rate               $     221        35.0 %   $    1,691         35.0 %   $    1,388       35.0 %
Reasons for difference in federal income
  tax rate and effective tax rate
    Tax-exempt interest, net of cost to carry      (55)       (8.7)           (45)        (0.9)           (50)      (1.3)
    Non-taxable distributions from
      corporate reorganizations                      -           -              -            -           (270)      (6.8)
    State income taxes, net of federal tax
      benefit                                       13         2.0             34          0.7             43        1.1
    Life insurance, increase in cash
      surrender value                              (79)      (12.5)           (74)        (1.5)           (62)      (1.6)
    Foreign taxes, net of federal tax benefit       16         2.5             13          0.3             10        0.3
    Subsidiary stock, recognition of
      deferred taxes on basis difference           (80)      (12.7)             -            -              -          -
    Goodwill amortization                           86        13.6             86          1.8             67        1.7
    Goodwill write-down, The Money Store, Inc.     521        82.4              -            -              -          -
    Tax credits, net of related basis
      adjustments                                 (114)      (18.0)           (85)        (1.8)           (54)      (1.4)
    Change in the beginning-of-the-year
      deferred tax assets valuation allowance        3         0.5             (1)           -              -          -
    Other items, net                                 8         1.3            (11)        (0.3)             2        0.1
-------------------------------------------------------------------------------------------------------------------------
        Total                                $     540        85.4 %   $    1,608         33.3 %   $    1,074       27.1 %
=========================================================================================================================

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
      The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 2000, are presented below.

                                                                                                            December 31,
                                                                                     ------------------------------------

(In millions)                                                                             2000           1999       1998
-------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX ASSETS
Provision for loan losses, net                                                     $       668            674        695
Accrued expenses, deductible when paid                                                     768            681        711
Asset write-downs - restructuring                                                          348              -          -
Unrealized loss on debt and equity securities                                              125            507          -
Loan products                                                                               10              -          -
Purchase accounting adjustments (primarily loans and securities)                           124             67        104
Net operating loss carryforwards                                                           152            178        324
Tax credit carryforwards                                                                   529            392        207
Other                                                                                      183            129        138
-------------------------------------------------------------------------------------------------------------------------
        Total deferred income tax assets                                                 2,907          2,628      2,179
-------------------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance                                                     26             23         24
-------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX LIABILITIES
Depreciation                                                                               172            114        174
Unrealized gain on debt and equity securities                                                -              -        224
Intangible assets                                                                            -            112        166
Deferred income                                                                            176            168         70
Leasing activities                                                                       4,756          3,822      3,019
Prepaid pension assets                                                                     237            199        175
Loan products                                                                                -            101         99
Securitizations                                                                             80            101         33
Other                                                                                       56            138        101
-------------------------------------------------------------------------------------------------------------------------
        Total deferred income tax liabilities                                            5,477          4,755      4,061
-------------------------------------------------------------------------------------------------------------------------
        Net deferred income tax liabilities                                        $     2,596          2,150      1,906
=========================================================================================================================

      A portion of the current year change in the net deferred tax liability relates to unrealized gains and losses on securities available for sale. The related 2000, 1999 and 1998 deferred tax expense (benefit) of $382 million, $(731) million and $70 million, respectively, have been recorded directly to stockholders' equity. Purchase acquisitions also decreased the net deferred tax liability by $27 million, $104 million and $63 million in 2000, 1999 and 1998, respectively.
      The realization of deferred tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in the two-year federal carryback period and by expected future taxable income which will exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to state net operating loss carryforwards.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

      Federal tax carryforwards at December 31, 2000, consisted of $24 million of net operating losses, $288 million of general business tax credits and $237 million of alternative minimum tax credits. The utilization of these carryforwards is subject to limitations under federal income tax laws. Except for the alternative minimum tax credits which do not expire, the other federal tax carryforwards expire in varying amounts through 2020.
      State tax carryforwards at December 31, 2000, consisted of approximately $4.4 billion of net operating losses available to offset future state taxable income through 2020 and $4 million of general business tax credits available to offset future state income taxes through 2003.
      Income tax expense (benefit) related to securities available for sale transactions was $(400) million, $63 million and $137 million in 2000, 1999 and 1998, respectively. Income tax expense related to investment security transactions was $2 million in 1998. Amounts in 2000 and 1999 were not significant.
      The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to the Parent Company or receives payment from the Parent Company to the extent tax benefits are realized. Where state income tax laws do not permit consolidated or combined income tax returns, applicable separate company state income tax returns are filed.
      The Internal Revenue Service (the "IRS") is currently examining the Corporation's federal income tax returns for the years 1994 through 1996 and federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1999, the IRS examination of the Corporation's federal income tax returns for the years 1991 through 1993 was settled with no significant impact on the Corporation's financial position or results of operations. In 2000, 1999 and 1998, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the IRS with no significant impact on the Corporation's financial position or results of operations.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 14:  BASIC AND DILUTED EARNINGS PER SHARE

      The reconciliation between basic and diluted earnings per share for each of the years in the three-year period ended December 31, 2000, is presented below.

                                                                                             Years Ended December 31,
                                                                                    ----------------------------------

(Dollars in millions, except per share data)                                               2000       1999       1998
----------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change in accounting principle               $         138      3,223      2,891
Less imputed interest on the Corporation's transactions
  in its common stock                                                                       (21)        (6)         -
----------------------------------------------------------------------------------------------------------------------
Income available to common stockholders before cumulative
  effect of a change in accounting principle                                                117      3,217      2,891
Cumulative effect of a change in the accounting for beneficial
  interests, net of tax                                                                     (46)         -          -
----------------------------------------------------------------------------------------------------------------------
Income available to common stockholders                                           $          71      3,217      2,891
======================================================================================================================
Basic earnings per share
  Income before change in accounting principle                                    $        0.12       3.35       2.98
  Change in the accounting for beneficial interests                                       (0.05)         -          -
----------------------------------------------------------------------------------------------------------------------
  Net income                                                                      $        0.07       3.35       2.98
======================================================================================================================
Diluted earnings per share
  Income before change in accounting principle                                    $        0.12       3.33       2.95
  Change in the accounting for beneficial interests                                       (0.05)         -          -
----------------------------------------------------------------------------------------------------------------------
  Net income                                                                      $        0.07       3.33       2.95
======================================================================================================================
Average shares - basic (In thousands)                                                   970,608    959,390    969,131
Options and unvested restricted stock (In thousands)                                      3,564      7,473     10,981
----------------------------------------------------------------------------------------------------------------------
Average shares - diluted (In thousands)                                                 974,172    966,863    980,112
======================================================================================================================

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 15:  ACCUMULATED OTHER COMPREHENSIVE INCOME, NET

      Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. The Corporation's only significant item of other comprehensive income is net unrealized gains or losses on certain debt and equity securities and the reclassification adjustments related thereto. Reclassification adjustments include the gains or losses realized in the current period on certain debt and equity securities that were included in accumulated other comprehensive income at the beginning of the period. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2000, is presented below.

                                                                                                 Income Tax
                                                                                       Pre-tax    (Expense)   After-tax
(In millions)                                                                           Amount      Benefit      Amount
------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 1997                     $       444         (158)        286
Unrealized net holding gain arising in 1998                                                469         (168)        301
Reclassification adjustment for gains and losses realized in net income                   (277)          97        (180)
------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net, December 31, 1998                             636         (229)        407
Unrealized net holding loss arising in 1999                                             (1,820)         644      (1,176)
Reclassification adjustment for gains and losses realized in net income                   (247)          86        (161)
------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net, December 31, 1999                          (1,431)         501        (930)
Unrealized net holding gain arising in 2000                                                588         (206)        382
Reclassification adjustment for gains and losses realized in net income                    516         (181)        335
------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net, December 31, 2000                     $      (327)         114        (213)
========================================================================================================================

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 16:  OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES

      The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit, standby and commercial letters of credit, derivatives, and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements.
      The Corporation's exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral to support those commitments for which collateral is deemed necessary. The Corporation uses the same credit policies in entering into commitments and conditional obligations as it does for on-balance sheet instruments. For derivatives, the contract or notional amounts do not represent the exposure to credit loss. The Corporation controls the credit risk of its derivatives through collateral arrangements, credit approvals, limits and monitoring procedures.
      The Corporation's policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. As of December 31, 2000, the total credit risk in excess of thresholds was $832 million. The fair value of collateral held exceeded the total credit risk in excess of the thresholds.
      For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.
      Additional information related to derivatives used for the Corporation's interest rate risk management purposes as of December 31, 2000 and 1999, can be found in Table 18 through Table 20, which are incorporated herein by reference.
      Additional information related to other off-balance sheet financial instruments as of December 31, 2000 and 1999, is presented below.

                                                                                                            December 31,
                                                -------------------------------------------------------------------------
                                                                                 2000                               1999
                                                --------------------------------------  ---------------------------------

                                                                             CONTRACT                           Contract
                                                              ESTIMATED            OR              Estimated          or
                                                 CARRYING          FAIR      NOTIONAL    Carrying       Fair    Notional
(In millions)                                      AMOUNT         VALUE        AMOUNT      Amount      Value      Amount
-------------------------------------------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WHOSE
  CONTRACT AMOUNTS REPRESENT
  CREDIT RISK
  Commitments to extend credit                 $        -           140       128,214           -        172     141,176
  Standby and commercial letters of credit              -            26        13,320           -         25      11,512
FINANCIAL INSTRUMENTS WHOSE
  CONTRACT OR NOTIONAL
  AMOUNTS EXCEED THE AMOUNT
  OF CREDIT RISK
  Trading and dealer activities
    Forward and futures contracts                   2,249         2,249       209,312         748        748     108,177
    Interest rate swap agreements                  (2,806)       (2,806)      226,364        (385)      (385)    121,394
    Purchased options, interest rate
      caps, floors, collars and swaptions           1,703         1,703       290,484         724        724      88,896
    Written options, interest rate caps,
      floors, collars and swaptions                (1,713)       (1,713)      223,056        (682)      (682)     63,406
    Foreign currency and exchange
      rate swap commitments                           (25)          (25)       10,537         (26)       (26)      2,794
    Commodity and equity swaps                 $       15            15         2,519           1          1          28
=========================================================================================================================

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and they may require payment of a fee by the counterparty. Since many of the commitments are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.
      Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $7 billion, guarantees extend for more than one year, and they expire in varying amounts primarily through 2033.
      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between the current level of interest rates and the committed rates. The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.
      Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery of a specified instrument at a specified future date, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates. The Corporation enters into a variety of derivatives including interest rate swaps, options, caps, floors and swaptions in its trading activities and in managing its interest rate exposure. As a writer of options, the Corporation receives a premium at the outset and bears the risk of an unfavorable change in the price of the financial instrument underlying the contract. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. Generally, futures contracts are exchange traded, and all other off-balance sheet instruments are transacted in the over-the-counter markets.
      In the normal course of business, the Corporation enters into underwriting commitments. Transactions relating to these underwriting commitments that were open at December 31, 2000, and that were subsequently settled, had no material impact on the Corporation's consolidated financial position.
      In the normal course of business, the Corporation has entered into certain transactions that have recourse options. These recourse options, if acted on, would not have a material impact on the Corporation's financial position.
      Substantially all time drafts accepted by December 31, 2000, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve Bank balance requirements for the year ended December 31, 2000, amounted to $308 million.
      Minimum operating lease payments due in each of the five years subsequent to December 31, 2000, are as follows (in millions): 2001, $272; 2002, $262; 2003, $236; 2004, $209; 2005, $180; and subsequent years, $1.1 billion. Rental expense for all operating leases for the three years ended December 31, 2000, was $404 million, 2000; $319 million, 1999; and $326 million, 1998.
      The Corporation and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which varying amounts are claimed. Although the amount of any ultimate liability with respect to those matters cannot be determined, in management's opinion, based upon the opinions of counsel, any such liability will not have a material effect on the Corporation's and its subsidiaries' consolidated financial position.
      A number of purported class actions were filed in June through August 1999 against the Corporation in the United States District Courts for the Western District of North Carolina and for the Eastern District of Pennsylvania. These actions named the Corporation and certain of its executive officers as defendants and were purported to be on behalf of persons who purchased shares of the Corporation's common stock from August 14, 1998, through May 24, 1999. These actions were consolidated into one case in the United States District Court for the Western District of North Carolina in October 1999. These complaints alleged various violations of federal securities law, including violations of Section 10(b) of the Securities Exchange Act of 1934, and that the defendants made materially misleading statements and/or material omissions which artificially inflated prices for the Corporation's common stock. Plaintiffs sought a judgment awarding damages and other relief. On January 10, 2001, the United States District Court for the Western District of North Carolina granted the Corporation's motion to dismiss the litigation for failure to state a claim upon which relief could be granted. It is unknown at this time whether the plaintiffs plan to appeal the court's order. If the plaintiffs do appeal that order, the Corporation believes the allegations contained in these actions are without merit and will vigorously defend them.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

--------------------------------------------------------------------------------

      On July 26, 2000, a jury in the Philadelphia County (PA) Court of Common Pleas returned a verdict in the case captioned Pioneer Commercial Funding Corporation v. American Financial Mortgage Corporation, CoreStates Bank, N.A., et al. The verdict against CoreStates Bank, N.A. ("CoreStates"), a predecessor of First Union National Bank, included consequential damages of $13.5 million and punitive damages of $337.5 million. The trial court had earlier directed a verdict against CoreStates for compensatory damages of $1.7 million. The plaintiff, who was not a CoreStates customer, alleged that the sum of $1.7 million, which it claims it owned, was improperly setoff by CoreStates. Upon the Corporation's motion, the trial court reduced the amount of the punitive damages award to $40.5 million in December 2000. The Corporation believes that numerous reversible errors occurred at the trial, and that the facts do not support the damages awards. The Corporation will vigorously pursue its pending post-trial motions and its right of appeal. The Corporation believes, after consultation with external counsel, that the ultimate outcome of this litigation will not have a material adverse effect on its consolidated financial position.


--------------------------------------------------------------------------------

NOTE 17:  FAIR VALUE OF FINANCIAL INSTRUMENTS

      Information about the fair value of on-balance sheet financial instruments at December 31, 2000 and 1999, is presented below.

                                                                                                            December 31,
                                                                         ------------------------------------------------
                                                                                             2000                   1999
                                                                         -------------------------  ---------------------

                                                                                        ESTIMATED              Estimated
                                                                           CARRYING          FAIR   Carrying        Fair
(In millions)                                                                AMOUNT         VALUE     Amount       Value
-------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents                                              $     24,385        24,385     22,677      22,677
Trading account assets                                                       21,630        21,630     14,946      14,946
Securities available for sale                                                47,603        47,603     51,277      51,277
Investment securities                                                         1,643         1,728      1,758       1,809
Loans, net of unearned income and
  allowance for loan losses                                                 122,038       121,985    131,420     131,374
Other financial assets                                                 $     16,022        16,022     14,259      14,259
=========================================================================================================================
FINANCIAL LIABILITIES
Deposits                                                                    142,668       142,752    141,047     141,477
Short-term borrowings                                                        39,446        39,446     50,107      50,107
Trading account liabilities                                                   7,475         7,475      3,569       3,569
Other financial liabilities                                                   6,539         6,539      5,515       5,515
Long-term debt                                                         $     35,809        35,919     31,975      31,807
=========================================================================================================================

      The fair values of performing loans for all portfolios are calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans and prepayment assumptions. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 6.97 percent to 8.54 percent and 6.88 percent to 8.08 percent at December 31, 2000 and 1999, respectively, and for the consumer portfolio from 7.00 percent to 9.67 percent and 8.21 percent to 12.94 percent, respectively. For performing residential mortgage loans, fair values are estimated using a discounted cash flow analysis utilizing yields for comparable mortgage-backed securities. The fair value of nonperforming loans is calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with such cash flows.

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

--------------------------------------------------------------------------------

      The fair values of noninterest-bearing deposits, savings and NOW accounts, and money market accounts were the amounts payable on demand at December 31, 2000 and 1999. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.
      The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt with similar terms.
      Fair value estimates are based on existing financial instruments, as defined, without estimating the value of certain ongoing businesses, the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In the opinion of management, these add significant value to the Corporation.


--------------------------------------------------------------------------------

NOTE 18:  FIRST UNION CORPORATION (PARENT COMPANY)

      The Parent Company serves as the primary source of funding for the activities of its nonbank subsidiaries. The Parent Company has available a $175 million, four-year line of credit that expires in July 2002 and a $160 million, 364-day line of credit which expires in August 2001. Annual facility fees related to the four-year line of credit and the 364-day line of credit range from 7.00 basis points to 17.50 basis points and 5.00 basis points to 15.00 basis points, respectively. The annual facility fee is based on both the commitment amount, and on the senior, unsecured debt ratings of the Parent Company. Generally, interest rates will be determined when the credit line is used, and they will vary based on the type of loan extended to the Parent Company. Additionally, each line of credit contains financial covenants related to tangible net worth and double leverage ratios, and each requires that the Parent Company's banking affiliates maintain certain capital levels. At December 31, 2000, the Parent Company was in compliance with these covenants and requirements.
      On December 31, 2000, the Parent Company was indebted to subsidiary banks in the amount of $1.7 billion that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities available for sale, loans, premises and equipment, and it was payable on demand. On December 31, 2000, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries in the amount of $155 million that, under the terms of a revolving credit agreement, were collateralized by securities available for sale and certain loans, and they were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 2000, amounted to $470 million.
      At December 31, 2000, the Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $1.1 billion for the payment of dividends to the Parent Company without regulatory or other restrictions. Subsidiary net assets of $16 billion were restricted from being transferred to the Parent Company at December 31, 2000, under regulatory or other restrictions.
      At December 31, 2000 and 1999, the estimated fair value of the Parent Company's loans was $7.1 billion and $4.7 billion, respectively. See Note 9 for information related to the Parent Company's junior subordinated deferrable interest debentures.
      The Parent Company's condensed balance sheets as of December 31, 2000 and 1999, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2000, are presented below.

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS

                                                                                                            December 31,
                                                                                                    ---------------------

(In millions)                                                                                           2000        1999
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                           $       45           5
Interest-bearing balances with bank subsidiary                                                         3,977       3,013
Securities purchased under resale agreements                                                           1,729       1,648
-------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                                5,751       4,666
-------------------------------------------------------------------------------------------------------------------------
Trading account assets                                                                                    28          33
Securities available for sale (amortized cost $1,351 in 2000; $1,171 in 1999)                          1,311       1,198
Loans, net                                                                                                64          58
Loans due from subsidiaries
  Banks                                                                                                2,875       2,066
  Nonbanks                                                                                             4,166       2,623
Investments in wholly owned subsidiaries
  Banks                                                                                               15,414      17,362
  Nonbanks                                                                                             2,811       2,284
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                                         18,225      19,646
  Investments arising from purchase acquisitions                                                         979       1,041
-------------------------------------------------------------------------------------------------------------------------
        Total investments in wholly owned subsidiaries                                                19,204      20,687
-------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                             578         196
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                                     $   33,977      31,527
=========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper                                                                                       1,929       2,028
Other short-term borrowings with affiliates                                                            3,092       2,546
Other liabilities                                                                                        682         628
Long-term debt                                                                                        11,596       8,285
Junior subordinated deferrable interest debentures                                                     1,331       1,331
-------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                             18,630      14,818
Stockholders' equity                                                                                  15,347      16,709
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                                     $   33,977      31,527
=========================================================================================================================

-------------------------------------------------------
                         AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

                                                                                                Years Ended December 31,
                                                                                        ---------------------------------

(In millions)                                                                                2000       1999        1998
-------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries
  Banks                                                                               $     2,836      3,150       1,766
  Nonbanks                                                                                    368         40           5
Interest income                                                                               757        470         534
Fee and other income                                                                          854      1,130         852
-------------------------------------------------------------------------------------------------------------------------
        Total income                                                                        4,815      4,790       3,157
-------------------------------------------------------------------------------------------------------------------------
EXPENSE
Interest on short-term borrowings                                                             228        134         129
Interest on long-term debt                                                                    802        576         596
Noninterest expense                                                                           941        898         733
-------------------------------------------------------------------------------------------------------------------------
        Total expense                                                                       1,971      1,608       1,458
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes (benefits), equity in undistributed net income
   of subsidiaries and cumulative effect of a change in accounting principle                2,844      3,182       1,699
Income taxes (benefits)                                                                       (64)         2           9
-------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries
   and cumulative effect of a change in accounting principle                                2,908      3,180       1,690
Equity in undistributed net income (loss) of subsidiaries                                  (2,770)        43       1,201
-------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change in accounting principle                           138      3,223       2,891
Cumulative effect of a change in the accounting for beneficial
  interests, net of tax                                                                       (46)         -           -
-------------------------------------------------------------------------------------------------------------------------
        Net income                                                                    $        92      3,223       2,891
=========================================================================================================================

                         -------------------------------------------------------
                           AUDITED FINANCIAL STATEMENTS
                         -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                Years Ended December 31,
                                                                                        ---------------------------------

(In millions)                                                                                2000       1999        1998
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                            $        92      3,223       2,891
Adjustments to reconcile net income to net cash provided (used) by operating activities
    Equity in undistributed net (income) loss of subsidiaries                               2,770        (43)     (1,201)
    Cumulative effect of a change in accounting principle                                      46          -           -
    Accretion and revaluation losses on securities                                              3          9           4
    Securities transactions                                                                    (2)        (4)         (5)
    Depreciation, goodwill and other amortization                                             284        202         136
    Deferred income taxes                                                                      10         13          36
    Trading account assets, net                                                                 5        (24)         (9)
    Other assets, net                                                                        (457)       275         (44)
    Other liabilities, net                                                                     69        162        (448)
-------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                           2,820      3,813       1,360
-------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales and maturities of securities available for sale                                       794        352         389
  Purchases of securities available for sale                                                 (975)      (918)       (556)
  Calls and underdeliveries of investment securities                                            -          -          29
  Advances to subsidiaries, net                                                            (2,352)      (840)     (1,232)
  Investments in subsidiaries                                                                (530)      (253)       (549)
  Longer-term loans originated or acquired                                                   (149)       (84)       (155)
  Principal repaid on longer-term loans                                                       143         40         295
  Purchases of premises and equipment, net                                                      2         27         (68)
-------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                              (3,067)    (1,676)     (1,847)
-------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Deposits                                                                                      -          -          (1)
  Commercial paper                                                                            (99)       399         758
  Other short-term borrowings, net                                                            546         13       1,419
  Issuance of junior subordinated deferrable interest debentures                                -        300           -
  Issuances of long-term debt                                                               4,024      1,378       4,018
  Payments of long-term debt                                                                 (713)    (1,554)       (943)
  Sales of common stock                                                                       152        143         700
  Purchases of common stock                                                                  (690)    (1,813)     (3,056)
  Cash dividends paid                                                                      (1,888)    (1,817)     (1,524)
-------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                    1,332     (2,951)      1,371
-------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                    1,085       (814)        884
        Cash and cash equivalents, beginning of year                                        4,666      5,480       4,596
-------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                        $     5,751      4,666       5,480
=========================================================================================================================
CASH PAID FOR
Interest                                                                              $       970        705         706
Income taxes                                                                                  127        115          85
NONCASH ITEM
Increase in investments in subsidiaries as a result of acquisitions of institutions
  for common stock                                                                    $        34      1,251       2,540
=========================================================================================================================

-------------------------------------------------------
                                   BOARD OF DIRECTORS
-------------------------------------------------------

EXECUTIVE OFFICERS            BOARD OF DIRECTORS

Edward E. Crutchfield*        Edward E. Barr*                     B.F. Dolan*                          Patricia A. McFate
Chairman                      Chairman                            Investor                             Senior Scientist of
                              Sun Chemical                        Charlotte, North Carolina             the Strategies Group
G. Kennedy Thompson**          Corporation                                                             Science Applications
President and Chief           Fort Lee, New Jersey                                                      International
 Executive Officer                                                Roddey Dowd, Sr.                      Corporation
                              G. Alex Bernhardt, Sr.              Chairman of Executive                Santa Fe, New Mexico
Benjamin P. Jenkins, III      Chairman and Chief                   Committee
Vice Chairman                  Executive Officer                  Charlotte Pipe and                   Joseph Neubauer
                              Bernhardt Furniture                  Foundry Company                     Chairman and Chief
Donald A. McMullen, Jr.        Company                            Charlotte, North Carolina             Executive Officer
Vice Chairman                 Lenoir, North Carolina                                                   ARAMARK Corporation
                                                                                                       Philadelphia, Pennsylvania
B.J. Walker                   Erskine B. Bowles                   William H. Goodwin, Jr.
Vice Chairman                 General Partner                     Chairman                             James M. Seabrook*
                              Forstmann, Little                   CCA Industries, Inc.                 Chairman and Chief
Robert P. Kelly                and Co.                            Richmond, Virginia                    Executive Officer
Executive Vice                New York, New York                                                       Seabrook Brothers and
 President and Chief                                              Frank M. Henry*                       Sons, Inc.
 Financial Officer            W. Waldo Bradley*                   Chairman                             Seabrook, New Jersey
                              Chairman                            Frank Martz Coach
Mark C. Treanor               Bradley Plywood                      Company                             Ruth G. Shaw
Executive Vice                 Corporation                        Wilkes-Barre,                        Executive Vice President
 President,                   Savannah, Georgia                    Pennsylvania                         and Chief
 Secretary and                                                                                          Administrative Officer
 General Counsel              Robert J. Brown                     Ernest E. Jones*                     Duke Energy Corporation
                              Chairman and Chief                  President and Chief                  Charlotte, North Carolina
Robert T. Atwood*              Executive Officer                   Executive Officer
Executive Vice                B&C Associates, Inc.                Philadelphia Workforce               Lanty L. Smith
 President                    High Point, North                    Development Corporation             Chairman
                               Carolina                           Philadelphia,                        Soles Brower Smith & Co.
David M. Carroll                                                   Pennsylvania                        Greensboro, North Carolina
Executive Vice                Edward E. Crutchfield*
 President                    Chairman                            Herbert Lotman                       G. Kennedy Thompson**
                              First Union                         Chairman and Chief                   President and Chief
Don R. Johnson                 Corporation                         Executive Officer                    Executive Officer
Executive Vice                Charlotte, North                    Keystone Foods Holding               First Union Corporation
 President                     Carolina                            Company, Inc.                       Charlotte, North Carolina
                                                                  Bala Cynwyd,
Robert W.J. Nimmo             A. Dano Davis                        Pennsylvania
Executive Vice                Chairman
 President                    Winn-Dixie Stores, Inc.             Radford D. Lovett
                              Jacksonville, Florida               Chairman
P. Sue Perrotty                                                   Commodores Point
Executive Vice                                                     Terminal Corporation
 President                                                        Jacksonville, Florida
                              Norwood H. Davis, Jr.*
                              Chairman Emeritus                   Mackey J. McDonald
                              Trigon Healthcare, Inc.             Chairman, President
                              Richmond, Virginia                   and Chief Executive
                                                                   Officer
                                                                  VF Corporation                     * Retiring in 2001.
                                                                  Greensboro, North Carolina         **Chairman as of March 1, 2001.




COMMITTEES OF THE BOARD OF DIRECTORS

EXECUTIVE COMMITTEE                 NOMINATING COMMITTEE                       FINANCIAL SERVICES COMMITTEE
B.F. Dolan, Chairman*               G. Alex Bernhardt, Sr., Chairman           Ruth G. Shaw, Chairman
Lanty L. Smith, Vice Chairman       William H. Goodwin, Jr., Vice Chairman     Erskine B. Bowles, Vice Chairman
Edward E. Crutchfield*              Erskine B. Bowles                          Edward E. Barr*
William H. Goodwin, Jr.             B.F. Dolan*                                Radford D. Lovett
Radford D. Lovett                   Herbert Lotman                             James M. Seabrook*
Mackey J. McDonald                  Radford D. Lovett                          Benjamin P. Jenkins, III (Staff)
Joseph Neubauer                     Mackey J. McDonald                         Donald A. McMullen, Jr. (Staff)
G. Kennedy Thompson                 Lanty L. Smith
Robert P. Kelly (Staff)                                                        AUDIT COMMITTEE
Mark C. Treanor (Staff)             CREDIT/MARKET RISK COMMITTEE               Lanty L. Smith, Chairman
                                    Mackey J. McDonald, Chairman               Norwood H. Davis, Jr., Vice Chairman*
HUMAN RESOURCES COMMITTEE           William H. Goodwin, Jr., Vice Chairman     W. Waldo Bradley*
Herbert Lotman, Chairman            G. Alex Bernhardt, Sr.                     A. Dano Davis
Robert J. Brown, Vice Chairman      Roddey Dowd, Sr.                           Ernest E. Jones*
B.F. Dolan*                         Frank M. Henry*                            Robert P. Kelly (Staff)
Patricia A. McFate                  Joseph Neubauer                            James H. Hatch (Staff)
Don R. Johnson (Staff)              Robert W.J. Nimmo (Staff)                  Peter J. Schild (Staff)
                                    Brian E. Simpson (Staff)
                                                                             * Retiring in 2001.

                         -------------------------------------------------------
                           STOCKHOLDER INFORMATION
                         -------------------------------------------------------


FINANCIAL INFORMATION
Analysts, stockholders and other investors seeking financial information about First Union should contact Alice Lehman, managing director of Corporate Relations, at 704-374-2137. News media and others seeking general information should contact Ginny Mackin, senior vice president, Corporate Relations, at 704-374-2138.

PRINT. Printed financial materials, including our 2000 Annual Report on Form 10-K, may be obtained from Investor Relations at 704-374-6782.

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

If you have questions about your stockholder account, please call our transfer agent, First Union National Bank, at 1-800-347-1246. This is the place to call if you require a change of address, records or information about lost certificates, dividend checks or dividend reinvestment.

CUSTOMER INQUIRIES
MAIL. If you need to contact our Corporate Headquarters, write First Union Corporation, 301 South College Street, Suite 4000, Charlotte, North Carolina 28288-0001, or call 704-374-6161.

INTERNET. Customers nationwide who wish to manage their checking, bill payment and brokerage activities through the convenience of a single access code may do so at www.firstunion.com. Open a checking, savings or brokerage account online. Apply and, if qualified, receive online approval for a mortgage loan, a home equity loan or a credit card within minutes. Our e-mail address is comments@firstunion.com.

PHONE. Customers nationwide also may conduct their banking transactions by calling First Union Direct toll-free at 1-800-413-7898.

ANNUAL MEETING
The annual meeting of stockholders will be at 9:30 a.m. on Tuesday, April 17, 2001, at the Hilton Charlotte, 222 E. Third Street, Charlotte, North Carolina.

DUPLICATE COPIES
The Annual Report to Stockholders is an important disclosure document that securities laws require us to provide. However, we are looking for ways to reduce the expense associated with mailing financial reports. If you receive duplicate copies it may be that you have more than one stockholder account whose registration is identical or two or more differently registered accounts receiving information at the same address. We can eliminate duplicate mailings if we receive the consent authorization from each registered stockholder named on the account to mail only one report per address. Please send the written consent signed by each stockholder listed on the stockholder account to First Union National Bank Shareholder Services, 1525 West W.T. Harris Boulevard 3C3, Charlotte, North Carolina 28288-1153. Please include name, address, phone number, Social Security number or account number.

EQUAL OPPORTUNITY EMPLOYER
First Union Corporation is an equal opportunity employer. All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers and all other personnel policies will continue to be free from discriminatory practices.

SECURITIES AND DEBT RATINGS
First Union Corporation's senior long-term debt is rated A by Standard & Poor's; A1 by Moody's; and A by Fitch. Subordinated debt is rated A2 by Moody's and A-by Fitch. Short-term obligations are rated A-1 by S&P; P-1 by Moody's; and F-1 by Fitch.

First Union National Bank ratings for long-term letters of credit, bank notes and certificates of deposit are A+ by S&P; Aa3 by Moody's; and A+ by Fitch. Short-term letters of credit and certificates of deposit are rated A-1, P-1, and F-1 by S&P, Moody's, and Fitch, respectively.

                               www.firstunion.com
















                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                            CHARLOTTE, NC 28288-0570



         (Recycle Logo) This publication is printed on recycled paper.