Form 10-K, Exhibit 13
period 2002-12-31
WACHOVIA CORP NEW
filed 2003-03-31
CIK 36995

Wachovia Corporation 2002 Annual Report

The Future Is Wide Open

WACHOVIA CORPORATION (NYSE: WB) was built on the ROCK-SOLID STRENGTHS OF THE PEOPLE of First Union Corporation and the former Wachovia, which merged on September 1, 2001.

As the nation’s FIFTH LARGEST BANKING COMPANY and FIFTH LARGEST FULL-SERVICE RETAIL BROKERAGE FIRM, Wachovia is a customer-driven financial services company, serving 9 MILLION HOUSEHOLDS and 9OO,OOO BUSINESSES throughout the East Coast and the nation. Wachovia is the largest East Coast bank, with banking offices from Connecticut to Florida and retail brokerage offices in 48 of the 50 states. The SHARED WISDOM of this partnership between employees, customers, stockholders and communities will expand the opportunities and enhance the FORWARD MOMENTUM of all stakeholders.

Financial Highlights

			Percent
	Years Ended December 31,		Increase
(Dollars in millions, except per share data)	2002	2001	(Decrease)

Earnings Summary
Net interest income — tax-equivalent	$10,041	7,934	27%
Fee and other income	8,005	6,296	27

Total revenue — tax-equivalent	18,046	14,230	27
Provision for loan losses	1,479	1,947	(24)
Other noninterest expense	10,667	9,202	16
Merger-related and restructuring expenses	387	106	—
Goodwill and other intangible amortization	628	523	20

Total noninterest expense	11,682	9,831	19

Income before income taxes — tax-equivalent	4,885	2,452	99
Income taxes — tax-equivalent	1,306	833	57

Net income	3,579	1,619	—
Dividends on preferred stock	19	6	—

Net income available to common stockholders	$3,560	1,613	—%

Diluted earnings per common share	$2.60	1.45	79%
Return on average common stockholders’ equity	11.72%	7.98	—
Return on average assets	1.12%	0.60	—

Balance Sheet Data
Securities	$75,804	58,467	30%
Loans, net	163,097	163,801	—
Total assets	341,839	330,452	3
Total deposits	191,518	187,453	2
Long-term debt	39,662	41,733	(5)
Stockholders’ equity	$32,078	28,455	13%

Capital Adequacy
Tier 1 capital ratio	8.22%	7.04	—
Total capital ratio	12.01	11.08	—
Leverage ratio	6.77%	6.19	—

Asset Quality
Allowance as % of loans, net	1.72%	1.83	—
Allowance as % of nonperforming assets	161	175	—
Net charge-offs as % of average loans, net	0.73	0.70	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.11%	1.13	—

Other Data
Average diluted common shares (in millions)	1,369	1,105	24%
Dividends paid per common share	$1.00	0.96	4
Dividends paid per preferred share	0.20	0.06	—
Book value per common share	23.63	20.88	13
Common stock price	36.44	31.36	16
Market capitalization (in millions)	$49,461	42,701	16
Employees	80,778	84,046	(4)
Total financial centers/brokerage offices	3,280	3,434	(4)
ATMs	4,560	4,675	(2)%

Contents

2	Letter to Our Stockholders
6	Solid Partner With Our Communities
7	Corporate Overview
12	Business Line Overview
19	Management’s Discussion and Analysis
49	Financial Tables
68	Management’s Statement of Responsibility
69	Independent Auditors’ Report
70	Audited Financial Statements
120	Board of Directors
Inside Back Cover	Stockholder Information

Letter to Our Stockholders

19.5% RETURN

to STOCKHOLDERS in 2002,

NUMBER ONE of top 50 banks

“This year I am proud to report that we delivered on every single one of our goals.”

Ken Thompson
Chairman and
Chief Executive Officer

Dear Wachovia Stockholder

      The better work we do is always done under stress, as someone once said. The year 2002 was one of those times. Unquestionably, it was an extremely difficult operating environment for Wachovia and other companies — the longest bear market in a generation; a steady drumbeat of shameful revelations from a small number, which tainted all of corporate America; declines in industrial production and a rise in the jobless rate. Yet it was the year in which your company showed its immense potential to emerge as “best in class” in the financial services industry.

      In 2002, our research showed we generated the highest customer satisfaction ratings among the large bank competitors in the country. We had the best growth in low-cost core deposits among the same group. In fact, we continued to grow market share in both deposits and investments, attracting $30 billion in new client assets in 2002. This included $6 billion in annuity sales and $14 billion in net mutual fund sales. In addition, we had industry-leading growth in the tier 1 capital ratio.

      We are most proud of posting the best total return to stockholders — 19.5 percent — among the nation’s 50 largest banking companies. This performance contrasts dramatically with market indices such as the S&P 500 Index, which declined 22 percent, and the KBW Bank Index, which was down 11 percent. This was the second year in a row that your company outperformed virtually all of its peers.

      How did we accomplish this? By focusing on the basics and sticking to our plan. As our longtime stockholders know, our company had operational problems in the late 1990s. We faced those problems head-on: We took corrective action to restructure the company in 2000, which enabled us to become more focused on our four core businesses. In 2001, we completed a major, truly transformational merger that made us stronger and created long-term value. And in 2002, we maintained an intense focus on the basics of customer service, expense discipline and risk management. We diligently executed our strategic plan.

      Now, we are striving to make our organization great. In fact, our goal is to become the best, most trusted and admired financial services company in the nation.

      That may sound like a lofty goal. But let me assure you that our people take their goals very seriously.

      Last year we said our strategic priorities were to grow earnings per share by 10 to 12 percent annually, to improve our returns on capital, to improve productivity and to increase economic profit (that is, net income minus the cost of capital used to support the business). We also said we would strengthen our businesses and control expense growth. And we were determined to improve our risk profile by ensuring a smooth merger integration, by applying more vigorous risk management techniques, and by building tier 1 capital above 8 percent. We also wanted to achieve the improbable goal of improving service despite the ongoing merger efforts.

      This year I am proud to report that we delivered on every single one of our goals.

      As a result, we believe we are better positioned than our competitors. Let me give you a few more details to back up this claim.

Track Record In 2002, Wachovia earned $3.6 billion, or $2.60 per share. On a per share basis, earnings were up 79 percent from 2001. In addition to achieving an industry-leading total return of 19.5 percent, we also increased our common stock dividend 8 percent. We led the industry in rapid growth in our tier 1 capital ratio, increasing the ratio to 8.22 percent. We continued our emphasis on cost control, and we held the line on core expenses even as we invested in our businesses for future growth. We made significant progress on the integration of First Union and the former Wachovia, meeting the major merger milestones we had established on time and on budget.

Management Team Our management team and employees are fired up to continue to grow both for the short term and the long term. We have an energetic, disciplined management team that understands that success means our stockholders, customers, employees and communities succeed. Each member of the 15-member operating committee has a meaningful financial interest in Wachovia common stock (NYSE: WB) and is rewarded for ensuring that stockholders share in our success.

Track Record

•	Industry-leading total return of 19.5%

•	79% rise in earnings per share

•	8% increase in common stock dividends

•	Industry-leading growth in capital ratio

•	Major debt rating upgraded to Aa3

•	Merger goals completed on time and on budget

WB Outperformed Throughout 2002

Market Leadership Our core strategy for value creation can be summed up simply: We will consistently and conveniently offer best-in-class products and advice through our balanced business model. And we can deliver. We are both the nation’s fifth largest banking company and fifth largest full-service retail brokerage company. We have a leading share of retail deposits (3rd largest in the nation); commercial lending (3rd); personal trust (2nd) and mutual funds (3rd among banks, 12th overall).

      In 2002, the distribution power in our balanced business model distinguished us from the competition. We generated strong growth in the full array of financial assets — deposits, mutual funds, annuities and loans. We were one of only a small handful of mutual fund companies that improved share of financial assets in the marketplace. In terms of deposits (by which bank market share is traditionally measured), we hold the No. 1

Letter to Our Stockholders

or No. 2 market share in our core states of Florida, Georgia, North Carolina, South Carolina, Virginia, Pennsylvania and New Jersey.

Financial Strength Overall, our company made strong progress from a financial standpoint. One of our goals is to maintain a fortress balance sheet — and by that I mean maintaining the highest standards for capital levels, credit reserves and liquidity. In 2002, we increased the tier 1 capital ratio more than any other bank, enabling us to regain a double A debt rating, which is something we very much wanted to do. We maintained strong credit reserves during a cycle of worsening credit quality in the industry and we aggressively managed risk out of the company through the sale and securitization of higher risk loans. And our liquidity is in outstanding condition. We believe our balance sheet is well positioned for the future.

      We have great strength and flexibility to manage the company going forward in either a growth environment or one with more challenges in the economy. The increase in our debt rating to Aa3 from Moody’s in late November was, we believe, an early testament to the market’s view of the soundness of our company. In fact, even before the debt rating was increased, our borrowing costs had declined to among the lowest of our peer group.

Merger Integration Now let’s take a closer look at our progress on one of our key efforts this year, merger integration. Our number one goal was to meet merger integration milestones in a way that would ensure the least possible disruption for customers. As of this date, the merger integration has gone exceedingly well, with virtually no customer disruption. In fact, through a year of systems conversion and merger integration, and in a difficult economy, our customer service ratings, customer retention and employee attrition improved. We have achieved merger efficiencies at a more rapid pace than we had anticipated when we announced the merger.

Business Lines Strengthened We are proud of the way all four businesses have improved over the past 12 months. Each one of them was much stronger on January 1, 2003, than they were on January 1, 2002.

      The General Banking Group (GBG) hit the ball out of the park. Total low-cost core deposits in 2002 compared with 2001 were up 21 percent, consumer loans were up 14 percent and mutual fund and annuity sales were up 13 percent. This tremendous improvement from just a few years ago gives us confidence that our General Bank will soon become the industry model for sales, service and distribution.

      Key issues for the General Bank are acquiring new customers, maintaining solid relationships with current customers, improving revenue growth and increasing efficiency. We are confident of success as we face these challenges because we see in our General Bank the tremendous power of the distribution capability we have built over the past decade. By distribution capability, I mean that we offer a broad mix of financial products and services through multiple channels — bank and brokerage offices, third parties, online and telephone. In the year ahead, you may expect to see more advertising of our retail products and services; the addition of product alternatives designed to meet customer needs such as free checking; and disciplined expansion through new branches in selected areas.

      A balanced business model and tremendous distribution capability also enabled our Capital Management Group (CMG) to have a solid year despite the down market. While the median asset decline for the Top 20 mutual fund competitors was 5 percent, our mutual fund family, the Evergreen Funds, grew assets 9 percent to $113 billion from a year earlier — one of only a handful of mutual fund companies to grow assets in 2002.

      A key issue for CMG going forward is to continue improving the investment performance of our funds. In 2002, 72 percent of our taxable equity and fixed income funds were ranked in the top two Lipper quartiles — an improvement from 58 percent a year earlier. According to Morningstar, 48 percent of our funds are ranked “4” or “5 stars” — up from 43 percent a year earlier.

      Our brokerage company has proved to be more resilient than many of its competitors. Overall, CMG increased its operating profits 8 percent from 2001 despite the challenging conditions. Our brokerage firm will become the third largest in the nation, based on combined client assets of $537 billion, when we join retail brokerage forces with Prudential Financial, as announced in mid-February in a transaction that is expected to close in the third quarter of 2003. Under the terms of the agreement, we will have a 62 percent interest and Prudential will own the remaining 38 percent interest in a new retail brokerage firm that will be headquartered in Richmond, Virginia. More information is in the Business Segment-Capital Management section of this report.

      In addition, our Wealth Management division continued to illustrate that it is one of the finest wealth managers in the country. This division grew loans and deposits at high double-digit rates during the year. We continued to hone our team approach to covering this market segment, led by 60 teams on the East Coast poised to provide every financial need our affluent customers could want.

      As one of the largest trust providers in the country, we were very successful in 2002 in offering trust products and services through our wealth advisors and also through our brokers, which is a major breakthrough and a strength to build on.

      The year perhaps was toughest in our Corporate and Investment Bank (CIB), which has more market-sensitive businesses than other areas of our company. We took substantial write-downs during the year to reduce our exposure, particularly in the telecommunications industry. We also suffered credit losses in certain limited, but sizable areas. Despite the impact of these write-downs and losses, this is the division that best illustrates my point about what can be achieved when the work is hardest to do. This past year, we completely integrated the corporate and investment banking client teams and became very focused on a handful of specific industries. We also saw good growth in Treasury Services (we are one of the top two Treasury Services companies in the country).

      In addition, we reorganized the portfolio management capabilities in CIB to improve our ability to distribute and manage risk, and reduced the amount of capital deployed in CIB dramatically. We set the stage for significant improvements in revenues as credit costs and principal investing losses diminish.

Corporate Governance One of the biggest issues of 2002 for all companies has been governance. Two years ago, we set a goal to be a leader in financial reporting and transparency, and we took major steps in that direction in 2002. We were among the first companies in the nation to decide to expense the cost of employee stock options, and we started doing so in 2002. We also established stringent stock ownership requirements for the executive management team and for members of the board of directors.

The Year Ahead With 2002’s strong foundation, we are extremely enthusiastic about our prospects. While we anticipate good economic growth over the long haul, we also expect continued subdued economic activity in the short term. In such a period of low growth, we know what is needed to distinguish our company: top-line revenue growth and superior execution.

      Revenue growth is the most critical challenge facing our industry. We must have superior execution on our growth strategies in each business to attain every dollar of revenue growth that is available to us in the market. The year ahead will be one in which execution differentiates the market leaders. This is a vital issue for Wachovia, because over the past few years, we have lagged our peer group in revenue growth, largely because of the impact on our market-sensitive businesses during the economic downturn. As the economy recovers, however, we expect to see good results again from our market-sensitive businesses.

      For several months in 2002, the senior management of your company was engaged in a thorough strategic review and planning process. The result of this process has not been a dramatic change in direction, but refinements and improvements, such as shifting more capital to support our retail operations. Our new strategic plan does not entail some grand vision; rather, it establishes specific tactics that are implementable, achievable and measurable. The plan is funded and budgeted. We have the resources . . . we simply have to do it and do it right.

Competitive Factors We are in a very competitive marketplace. Our competition ranges from the world’s largest financial services companies to small community banks and credit unions to monoline companies. But with our wider product array and vast customer base, we believe we are competing from a position of strength. We have the products, the distribution capability, the talent and the capital strength we need. We have the will and the desire to be extremely successful. We are devoted to being a top-tier producer of stockholder returns, and to providing great service and great value to our customers. We are driven by a desire to prove ourselves and the benefits of the merger that produced the new Wachovia. And I think the early returns are pretty good.

Delivering the Promise In 2003, we intend to demonstrate Wachovia can grow organically as well as anybody in our industry. To do so, our goals are to deliver:

•	Best-in-class sales and service excellence.

•	Best-in-class risk management and financial disclosure.

•	Top quartile earnings growth.

      We are determined to deliver on our promise to customers, stockholders and employees to be the best place to do business, to invest and to work.

      As Bud Baker, my close friend and partner in the creation of the new Wachovia might say, “The one word that embodies all the characteristics of an ideal company in the future is trust. Passionately dedicating ourselves to service on behalf of customers and dedicating ourselves to adopting trust as a fundamental component of our corporate character is the most important thing we can do.”

      Bud has decided that 2003 is the right time for him to retire from Wachovia, with the merger of our two companies going extremely well. His leadership contributed immeasurably to the ease with which the fundamental concept behind combining our two companies has met with success. This is a tremendous legacy for him, upon which those who follow will be inspired to build. On a personal level, I have appreciated Bud’s clarity of thought in approaching the issues of the day, and I will miss his tremendous sense of humor.

      We sincerely appreciate the dedication of our 80,000 employees who have put teamwork and their customers first all year. We are blessed to have the wise counsel and guidance of a hardworking, dedicated board of directors who take their responsibilities very seriously. We are especially grateful for the support of our customers and clients. And we continue to be dedicated to bringing real value to them and to the communities we serve.

      We look forward to continuing to serve all of our constituencies to the best of our ability. Thank you for your interest in Wachovia.

Sincerely,

G. Kennedy Thompson
Chairman and
Chief Executive Officer

February 20, 2003

Solid Partner With Our Communities

Making a Difference

      Wachovia was one of the first companies in the nation to answer President George W. Bush’s call in 2002 for a corporate-led effort to increase community service and volunteerism. With a long history of both legacy companies encouraging employees to give back to their communities, Wachovia was one of 19 founding members of Business Strengthening America. We have recruited other companies to join the initiative, including Carolinas Healthcare, Duke Energy and the Goodrich Corporation.

      CEO Ken Thompson was one of four business leaders invited to join the President in addressing supporters at the public launch of the initiative in early December 2002 in Washington, D.C.

      After the project launch, Thompson and approximately 100 other business, government and nonprofit volunteers and community members participated in a community service project in Washington, building a playground for children of the Congress Park Plaza Apartments.

      “Such activities are good for morale, good for our company’s image and result in healthier, more vibrant communities,” said Thompson, “which ultimately makes for a better business environment for all of us.”

      Wachovia’s involvement in Business Strengthening America is an outgrowth of a long-standing commitment to make a difference in the communities it serves. We focus resources on two main priorities — strengthening neighborhoods and improving education — through corporate contributions, community involvement and community development programs. Our Time Away for Community Service policy, which gives all employees four hours monthly of paid time off to volunteer, is regarded as an industry model.

Wachovia CEO Ken Thompson (far left) participates in the Financial Services
Community Build Day in Charlotte in August 2002. The event, sponsored by the
Financial Services Roundtable, brought together executives from many financial services companies — normally competitors — to build homes across the nation for
Habitat for Humanity

In 2002, Wachovia:

•	Provided $19 billion in community development loans and investments.

•	Contributed more than $85 million to charitable organizations through company, foundation and employee giving.

•	Forged a strong national partnership with Teach for America, which recruits top college graduates to commit to teach for two years in schools in underprivileged areas. Program selected as the primary beneficiary of proceeds from the 2003 Wachovia Championship, a premier new event on the PGA Tour.

•	Established 2,980 partnerships with local elementary schools in 33 states, and donated 59,600 books through our signature Reading First early childhood literacy program.

•	Provided financial education and counseling to more than 16,000 seminar attendees.

•	Helped an average of 450 lower-income families buy homes each week.

•	Helped revitalize housing and create jobs in more than 650 neighborhoods, and invested $250 million in equity to create 6,000 affordable housing rental units.

•	Provided $12 million in community development grants and in-kind donations.

•	Helped more than 66,000 entrepreneurs start or expand their own businesses.

Corporate Overview

FIFTH LARGEST bank holding company

FIFTH LARGEST full-service retail brokerage firm

NUMBER ONE retail banking franchise on the East Coast

THIRD LARGEST commercial lender in the nation

Resilient, diversified businesses

      Our balanced business model includes products and services to meet a variety of financial needs and the scale to serve customers on their terms.

Distribution Scale

•	2,700 retail banking offices

•	530 brokerage offices

•	4,600 automated teller machines

•	8,100 registered representatives

•	19,000 third-party brokers sell Evergreen Funds

•	Full online banking capability

•	Full telephone banking capability

Powerful Franchise

•	9 million households; 900,000 business relationships

•	5 million customers enrolled online

•	12th largest mutual fund provider

•	2nd largest personal trust provider

•	2nd largest treasury services provider

•	Top 10 fixed income and equity product provider

Corporate Overview

15 QUARTERS

of improving

CUSTOMER SATISFACTION

Don McMullen	Ben Jenkins	David Carroll	Mac Everett
Head of Capital	Head of the	Co-Head,	Head of Corporate
Management	General Bank	Merger Integration	and Community Affairs

Superior Customer Service

      Our number one goal is to continually improve service for customers through a degree of caring, unparalleled convenience and superior product knowledge that we believe will set us apart. The strategic approach we have applied to improving service has produced 15 straight quarters of increasing customer satisfaction. And, for the second year in a row, Wachovia led its industry peer group with a score of 73 percent in the University of Michigan Business School’ s 2002 American Customer Satisfaction Index. In addition to focusing on fast and friendly service, we have also developed new products and enhanced our distribution channels — bank and brokerage locations, independent third parties, ATMs, telephone and online — with customer satisfaction in mind. In addition, we plan to add at least 30 new branch locations annually over the next three years in attractive growth markets in our footprint.

$603 MILLION

in merger expense efficiencies;

23% above 2002 goal

Jean Davis Head of Information Technology, eCommerce and Operations	Bob McCoy Co-Head, Merger Integration

Deliberate Execution of Merger Integration

      The hard work and thorough planning of our merger integration team enabled us to meet every major merger milestone on time and on budget in 2002 as we executed a multitude of tasks that knit our two companies together. This intense effort helped to minimize any disruption for customers and to rapidly resolve any issues that might arise. In fact, our customer service ratings are at all-time highs; voluntary employee attrition remained low at 12.6 percent, down from 2001 levels of 17 percent; and sales increased in Florida following the final deposit conversion. One of the ways we minimized customer disruption was the early introduction of our streamlined deposit products in advance of deposit systems conversions to help familiarize employees and customers with new product features. We also deployed a new teller system in connection with the Florida integration that improved response time by 20 percent. In addition, more than one million hours of product and systems training were completed.

      These efforts build toward the completion of the conversion of retail bank deposit systems and branches by year-end 2003.

      More than 62 percent of high-level computer systems activities were completed in 2002, including the conversions of:

•	Florida financial centers and deposits, involving 388,000 accounts

•	Brokerage, involving 600,000 accounts

•	Personal trust, involving 23,000 customers

•	Mutual funds, involving 22 funds and $7.5 billion in assets

•	Investment banking systems, involving 16,000 client accounts

•	Mortgage banking, with 51,000 client accounts

•	Consumer and commercial credit accounts

•	Human resources and other non-deposit systems

•	Automated clearinghouse systems, which process an average of 63 million items, or $250 billion, monthly

•	The first of two planned data center consolidations

Corporate Overview

$163 BILLION in loans

broadly diversified by client type,

collateral, geography and industry

Steve Cummings Co-Head of Corporate and Investment Bank	Paul George Director of Human Resources	Bob Kelly Chief Financial Officer

Effective Risk Management

      We continued to take decisive action to improve our overall risk profile by reducing excess levels of large corporate loans, by improving profitability, by maintaining solid reserves and by slowing the growth of problem loans during the economic downturn of 2002. Our diversified business model and effective portfolio management actions placed us among the industry’s best in capital strength and in credit quality. Nonperforming assets declined 4 percent from 2001, and our charge-off coverage ratio ranked in the top quartile among the nation’s 20 largest banking companies in the fourth quarter of 2002 compared with 2001. Ninety-eight percent of our $64 billion consumer loan portfolio is secured or guaranteed. Our loan-to-value ratios on residential real estate average 75 percent. The credit quality of our loan portfolio compares favorably with many other banking companies. This is in part because we exited the credit card business and the auto leasing business, and ceased the origination of subprime home equity loans in recent years. Our $109 billion commercial loan portfolio is broadly diversified by client type, collateral, geography and industry concentration as well as loan size.

FASTEST GROWTH

in tier 1 capital ratio
among Top 20 peers

Don Truslow Chief Risk Management Officer	Mark Treanor General Counsel	Stan Kelly Head of Wealth Management	Barnes Hauptfuhrer Co-Head of Corporate and Investment Bank

Building Capital Strength and Controlling Expenses

      We were in the top quartile of industry peers in building capital strength in 2002 and met our goal of regaining an Aa3 Moody’ s debt rating, which we regard as strong marketplace affirmation of the turnaround in our company. Tier 1 capital grew by $2.4 billion to $21.4 billion at year-end 2002, and the tier 1 capital ratio improved 118 basis points to 8.22 percent. Improved capital strength reduces our funding costs and provides increased flexibility as we weigh the capital deployment alternatives that would provide the most economic benefit to stockholders, such as stock buybacks, dividend increases, business investment and acquisitions.

      We also worked to maximize flexibility by managing core expense growth. This enables us to continue to invest for revenue growth, as well as to make infrastructure improvements such as disaster recovery, business continuity planning and sales force automation support. This discipline and continuing merger expense efficiencies enabled us to improve our cash overhead efficiency ratio steadily in 2002 to 59 percent from 64 percent in 2001.

Business Line Overview

The flowing lines of our brandmark capture Wachovia’s confluence of cultures, ideas and individuals who WORK TOGETHER AS A TEAM to support shared success. OUR UNCOMMON PARTNERSHIP OF BANKING AND
BROKERAGE BUSINESSES enables us to leverage the collective
wisdom of our skilled relationship managers and financial
advisors to bridge a lifetime of our customers’ needs.

General Bank

Total Revenue*
(in billions)

$7.0
$9.1
2001
2002

*Tax-equivalent.

Business Segment Earnings
(in billions)

$1.6
$2.3
2001
2002

Capital Management

Total Revenue*
(in billions)

$2.9
$3.1
2001
2002

*Tax-equivalent.

Business Segment Earnings
(in billions)

$.320
$.346
2001
2002

Profile

Our four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, each improved performance over the past 12 months

Approximately two-thirds of our earnings came from retail-oriented lines of business in 2002

About one-quarter of revenues were estimated to be market sensitive in 2002

Resilient, Diversified Businesses

2002 Segment Earnings $3.8 Billion

General Bank
$2.3
60%
Parent
$.426
11%
Corporate and
Investment Bank
$.578
15%
Wealth Management
$.168
5%
Capital
Management
$.346
9%

Wealth Management

Total Revenue*
(in billions)

$.646
$.953
2001
2002

*Tax-equivalent.

Business Segment Earnings
(in billions)

$.128
$.168
2001
2002

Corporate and Investment Bank

Total Revenue*
(in billions)

$3.0
$4.0
2001
2002

*Tax-equivalent.

Business Segment Earnings
(in billions)

$.291
$.578
2001
2002

$4 BILLION record

branch-generated
ANNUITY SALES

Low-cost core

DEPOSIT GROWTH
of $17 BILLION

Walter McDowell Executive Director, Wholesale Banking	Ben Jenkins Head of the General Bank	Reggie Davis Atlantic Region CEO	Adria Parsons Gulfcoast Regional President

Overview Largest domestic retail and commercial bank on the East Coast, serving customers in 11 states from Connecticut to Florida and Washington, D.C. Our strategic focus is on deepening, enhancing, retaining and acquiring long-lasting relationships through exceptional service, in-depth customer knowledge and customized products. We intend to be among the financial industry’s best at building relationships that help people manage their funds, buy their homes, send their children to college, and invest to meet retirement and other long-term goals. We would like to be the financial services provider of choice to help small businesses to grow and to help larger businesses with more sophisticated financing and cash management options. If we do these things well, our customers will prosper and stay with us as their needs change and grow.

Profile

•	Leading retail and commercial bank on the East Coast

•	Desirable footprint: a third of the nation’s deposits

•	Leading deposit share in attractive markets: Wachovia ranks No. 1 or 2 in core footprint states of Florida, Georgia, South Carolina, North Carolina, Virginia, Pennsylvania and New Jersey

•	Serves 8 million households, representing nearly one-quarter of households in footprint

•	Serves 900,000 businesses, representing 13 percent of businesses in footprint

•	A leading bank provider of annuities

$232 BILLION in assets
under management

Moved up from 19th to 12th
LARGEST mutual fund family

Offices in 48 OF THE

50 STATES

Bill Ennis President, Evergreen Investments	Sujatha Avutu Portfolio Manager, Evergreen Equity Income Fund	Don McMullen Head of Capital Management	Kim Radford Head of Carolina Regional Investment Services Group

Overview Our balanced group of businesses includes the nation’s fifth largest full-service retail brokerage firm, a top 25 U.S. investment management company, and a major provider of institutional trust and insurance services. This balance and diversification helped our businesses grow despite the market downturn. In retail brokerage, the goal is to deliver superior advice and service through the brokerage firm of choice. Our flexible business model and varied mix of financial products and services are attractive to highly qualified financial advisors. Asset management’ s goal is to continue to move up as a top 10 mutual fund company and to grow as a U.S. asset manager through an increased focus in the retirement, wealth and institutional markets. We help retail clients manage their assets and insurance needs at all stages of their lives, whether they are just beginning to build financial assets or already have accumulated substantial wealth. For institutional clients, we also offer a complete range of services including employee benefit plans and institutional custody, and corporate and institutional trust services.

Profile

•	Over 3 million accounts and $265 billion in broker client assets

•	Top 25 U.S. institutional assets manager

•	8th largest asset management account provider with $105 billion in assets

•	56,000 institutional trust accounts and $570 billion in assets under care

•	8,100 registered representatives in 48 states

•	2002 DALBAR customer service award winner for 4th straight year

•	Desirable demographics for investment, insurance and retirement products

60 EAST COAST
wealth management teams

80,000 CLIENTS
Nation’s 2ND LARGEST
trust company

Leon McLennon Director of Wealth Management National Services Group	Stan Kelly Head of Wealth Management	Anne Alexander Florida Wealth Management Director	Bob Newell Carolinas Wealth Management Director

Overview One of the nation’s largest wealth managers, with $66 billion in managed assets. Relationship managers lead integrated teams of skilled financial advisors and product specialists who are dedicated to helping with their clients’ specific needs. We have long-lasting relationships that span generations. Our holistic approach provides clients with objective, personalized analysis, planning and execution to build, maximize and preserve financial success. We intend to be the best at helping our clients with financial, trust, estate, gift and tax planning; investment management; private banking; insurance, cash flow and retirement planning; risk management analysis; succession, exit or transfer strategies for corporations and partnerships; and other wealth products and advisory services.

Profile

•	13th largest wealth manager in the U.S.

•	Oldest trust company in America

•	Top 15 U.S. insurance brokerage firm, 3rd largest among banks

•	Nation’s largest estate settlement provider

•	One of the nation’s largest multifamily office practices for families of multi-generational wealth

•	More than 1,200 team specialists include Chartered Financial Analysts, CPAs, Attorneys, CFPs, Certified Trust and Financial Advisors, and Chartered Property and Casualty Underwriters

•	A leading East Coast charitable services provider

OVER 2,500 CLIENTS

FULLY BUILT OUT and
integrated corporate and
investment banking PLATFORM

2ND LARGEST treasury
management provider

Steve Cummings Co-Head of Corporate and Investment Bank	Bridget-Anne Hampden Chief Information Officer of Corporate and Investment Bank	Barnes Hauptfuhrer Co-Head of Corporate and Investment Bank	Kevin Roche Head of Investment Banking	Julie Bouhuys Head of Credit Capital Markets

Overview Offers a range of fixed income and equity products, cash management and other services to corporate and institutional clients. Our corporate finance coverage officers work as an integrated team with our product specialists to deliver financial solutions and superior execution for our clients. Our goal is to build lasting relationships with all of our clients and to be considered as their corporate and investment banking provider of choice.

      Our corporate client focus centers on 10 key industry sectors: healthcare; technology; media and communications; information technology and business services; financial institutions; real estate; consumer and retail; industrial growth; defense and aerospace; and energy and power.

Profile

•	Strong industry position in core investment banking products (loan syndications, asset securitization, investment grade debt, high yield debt, convertible and equity securities underwriting, fixed income and equity derivatives, currency risk management and various real estate capital markets products)

•	Top 3 asset-based lending group

•	Leading international third-party trade processor

•	No. 1 structured products servicer

Management Perspective

The strategic decisions of recent years have created an uncommon financial services company that is not simply a bank or simply a brokerage firm. Our singular focus is on providing customer-driven products and services that produce relative STABILITY AND STEADY GROWTH in good times and bad. That was the story in 2002. . . .

CONTENTS

19	Management’s Discussion and Analysis
49	Financial Tables
68	Management’s Statement of Responsibility
69	Independent Auditors’ Report

Management’s Discussion and Analysis

Financial Summary Wachovia’s diversified mix of businesses produces both the interest income traditionally associated with a banking company and fee income generated by such businesses as brokerage, asset management and investment banking. Although all of these businesses, to varying degrees, are affected by fluctuations in the financial markets and other external events, our goal is to produce a relatively stable and growing revenue stream over the course of an economic cycle.

      The benefit of this balanced business model in a challenging economic environment was clear in 2002. Despite the environment, Wachovia earned $3.6 billion in net income, or $2.60 per share. On a per share basis, earnings were up 79 percent from 2001. This earnings per share increase was driven primarily by lower principal investing losses, lower provision expense and earnings from the addition of the former Wachovia. Earnings also benefited from continuing declines in interest rates that produced wider margins on loans and securities. We also benefited from a rapidly increasing proportion of core deposits, compared with higher cost products such as certificates of deposits. This outcome was a result of focusing our sales force specifically on attracting lower cost core deposits, as well as market trends that favored deposits over equity investments. The resulting growth in low-cost core deposits and a decline in higher-cost certificates of deposit and other time deposits also improved margins.

      The weak financial markets of 2001 and 2002 dampened results in certain market-sensitive areas of business such as principal investing, equity underwriting, merger and acquisition advisory services and loan syndications in our Corporate and Investment Bank segment as well as brokerage commissions and fees relating to assets under management in our Capital Management and Wealth Management segments. We estimate that about 25 percent of our revenue in 2002 was generated by market-sensitive businesses, which we expect to rebound when the markets recover.

      In addition, provision expense, while remaining high, decreased toward the end of the year. While the weak economy continued to put a strain on certain commercial and consumer clients, our overall credit quality improved as we actively managed down potential problem loans and certain large corporate loans. We will continue to actively manage risk in the portfolio by selling or transferring at-risk credits to loans held for sale when we deem it to be prudent.

Summary of Results of Operations

	Years Ended December 31,

(In millions, except per share data)	2002	2001	2000

Net interest income(a)	$10,041	7,934	7,536
Fee and other income	8,005	6,296	6,712

Total revenue(a)	18,046	14,230	14,248
Provision for loan losses	1,479	1,947	1,736
Other noninterest expense	10,667	9,202	9,159
Merger related and restructuring expenses	387	106	2,190
Goodwill and other intangible amortization	628	523	361

Total noninterest expense	11,682	9,831	11,710
Income taxes(a)	1,306	833	664

Net income	3,579	1,619	138
Change in accounting for beneficial interests	—	—	(46)
Dividends on preferred stock	19	6	—

Net income available to common stockholders	$3,560	1,613	92

Per diluted common share
Net income	$2.60	1.45	0.07

(a)	Tax-equivalent.

      In addition to the external environment, our reported results in recent years reflect a short-term negative effect from steps we have taken internally to strategically reposition for future growth. This includes restructuring and streamlining our core businesses and investing in selected acquisitions that support this strategic goal. We incur various costs directly related to strategic repositioning and acquisitions immediately, while revenue growth may take longer to generate as marketing strategies await the full integration of the sales force. Strategic repositioning costs were largely reflected in the $2.2 billion merger-related and restructuring expense in 2000 shown above. These costs were incurred to streamline and focus more strategically on our four core business segments where we had competitive strength and already promising results. Additionally, the merger of First Union and the former Wachovia combined two companies with a similar strategic vision of building a company intent on gathering financial assets by delivering hallmark customer service, a wide selection of services, and “best in class” products and advice. This merger moved the combined company much further along on its growth plan than either company could have achieved alone.

      Other noninterest expense increased in 2002 due to the addition of expenses related to the former Wachovia, increased amortization of intangibles, merger-related and restructuring expense recorded in connection with the merger, legal actions and additions to legal reserves.

      Despite the increase in expense, our continued emphasis on cost control, expense efficiencies gained from the merger integration and the elimination of goodwill amortization in 2002 enabled us to limit core expense growth.

      Additionally, results in 2002 reflected a significantly lower tax provision due primarily to a tax benefit recognized in the second half of 2002 related to a loss on our investment in The Money Store Inc. This tax benefit was fully offset by credit and legal actions taken in the second half of 2002 as part of our ongoing strategies to reduce risk.

      This discussion and other portions of this Annual Report contain various forward-looking statements. Please refer to our 2002 Annual Report on Form lo-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

      Wachovia’s results in 2002 reflect the merger of First Union and the former Wachovia, which closed on September 1, 2001. Because this merger was accounted for under the purchase method of accounting, information before September 1, 2001, has not been restated. Therefore, the results for 2001 include eight months of First Union and four months of the combined company.

Management’s Discussion and Analysis

      Our board of directors increased the quarterly common stock dividend in 2002 by two cents per share, to 26 cents per quarter, or $1.04 annualized. This represents a cash dividend payout ratio of 33 percent, in line with the corporate goal of 30 percent to 35 percent of cash earnings per share. Cash earnings per share exclude merger-related and restructuring expense, goodwill and other intangible amortization. Our current quarterly cash dividend on Wachovia’s Dividend Equalization Preferred Shares (DEPs), as described below, is four cents per share.

First Union-Wachovia Merger The merger of the former Wachovia and First Union closed on September 1, 2001, and the combined company adopted the name “Wachovia Corporation.” The merger was accounted for under the purchase method of accounting, and accordingly, the results for the year ended December 31, 2001, include eight months of First Union and four months of the combined company.

      In connection with the merger, shareholders of the former Wachovia received two First Union shares for each former Wachovia common share and were also given the right to choose either a one-time cash payment of 48 cents per common share of the former Wachovia or two shares of the DEPs, which are a new class of preferred shares that pay dividends equal to the difference between the last dividend paid by the former Wachovia of 30 cents per share and the common stock dividend declared by the combined company. This dividend will cease once Wachovia’s total dividends paid to common stockholders for four consecutive quarters equal at least $1.20 per common share. Wachovia’s annualized dividends to common stockholders equaled $1.00 per share in 2002. More information is in the Stockholders’ Equity section.

      The consolidated balance sheets at December 31, 2002 and 2001, include the assets and liabilities of the former Wachovia, which were recorded at their respective fair values as of September 1, 2001. Based on the former Wachovia ending tangible assets of $70 billion, liabilities of $64 billion and tangible equity of $5.5 billion, an aggregate purchase price of $13.0 billion and net purchase accounting adjustments of $2.1 billion, the merger resulted in total intangible assets of $9.6 billion. Of the $9.6 billion, $1.9 billion was assigned to deposit base intangible and $340 million was assigned to other intangibles, primarily related to the customer relationships and trade name of the former Wachovia. Under new accounting standards that became effective on July 1, 2001, the $7.4 billion of goodwill recorded in connection with this merger is not subject to amortization. Deposit base and customer relationship intangibles are being amortized using accelerated methods and the trade name intangible, because of its indefinite life, is not subject to amortization. More information is in the Accounting and Regulatory Matters section.

      In 2002, we recorded additional goodwill associated with the Wachovia merger of $131 million from additional information we obtained relative to the fair values of certain assets and liabilities of the former Wachovia that resulted in refinements to the initial estimates. Of the $131 million, we recorded $110 million of exit costs of the former Wachovia, including employee termination costs and facilities-related costs net of branch sale gains.

Outlook

      We continue to make excellent progress in meeting our corporate objectives of quality earnings growth, increased distribution, improved customer service, tight expense control and a strengthened balance sheet. Financial performance has been enhanced by increased attention to customer service, underscored by the 15th consecutive quarter of improved customer satisfaction rankings. This level of service and our broad distribution capability have contributed to growth in low-cost core deposits, where we are among the industry’s leaders in our markets. At the same time, our balanced business model positions us well to attract our customers’ investment business when the financial markets ultimately recover. We also continue to invest in building our businesses, including upgrading branch automation and making selected investments to enhance our distribution in retail brokerage, insurance and investment management. Expense management discipline and merger efficiencies continue to enable us to hold the line on core expense growth, although in 2003 we anticipate a 2 percent to 4 percent expense increase as we continue to invest in our businesses for future revenue growth. In addition, the tier 1 capital ratio improved 118 basis points from year-end 2001 to 8.22 percent at December 31, 2002, ahead of our year-end 2002 goal of 8.00 percent. In 2003, we expect to maintain a tier 1 capital ratio in the 8.25 percent to 8.35 percent range, while paying out 30 percent to 35 percent of cash earnings in dividends, and otherwise using excess capital to settle a remaining forward purchase contract, to buy back stock or to pursue financially attractive acquisitions, as discussed below.

      The year 2002 was marked by recent lows and extreme volatility in the equity markets. The pace of economic growth in 2003 is uncertain, although we anticipate somewhat more favorable conditions in the economy and more stability in the financial markets. We expect modest revenue growth in our core banking businesses, and remain cautious about revenue growth in certain market-sensitive businesses. In addition, in 2003, we anticipate moderate revenue growth that will exceed expense growth of 2 percent to 4 percent from 2002 levels, low- to mid-single digit percentage loan growth from 2002 levels, some margin compression and continued improvement in credit quality trends.

      We are optimistic about the future due to strategies in place and demographic trends that favor our core businesses of the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank. The General Bank continues to build momentum with a strong increase in low-cost core deposits, record sales of consumer and small business loans and good investment sales production. Our Corporate and Investment Bank, Capital Management and Wealth Management businesses also performed well relative to trends in their respective industries in light of the challenging financial markets.

      We will continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. When consistent with our overall business strategy, we may consider the disposition of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct

Management’s Discussion and Analysis

due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.

Critical Accounting Policies

      Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America, and they conform to general practices within the applicable industries. The application of certain of these principles involves a significant amount of judgment and the use of estimates based on assumptions that involve significant uncertainty at the time of estimation. We have identified seven policies as being particularly sensitive in terms of judgments and the extent to which estimates are used: allowance for loan losses, retained interests in securitizations, principal investing, pensions, stock options, goodwill impairment and contingent liabilities. We periodically review these policies, the estimation process involved and these disclosures with the Audit & Compliance Committee of our board of directors.

      The sensitivity analyses provided below are hypothetical scenarios and generally cannot be extrapolated because the relationship of a change in assumptions to the change in fair value may not be linear. Additionally, the effect of a variation in a particular assumption on fair value is calculated without changing any other assumptions, when in reality, changes in any one assumption may result in changes in other factors.

      Our Corporate and Investment Bank segment holds certain of our retained interests in securitizations and all of our principal investments. The Parent holds the rest of our retained interests in securitizations. Our allowance for loan losses applies principally to our Corporate and Investment Bank, General Bank and Parent segments. All of our operating segments incur expenses for pension and contingent liabilities. In 2002, stock option expense was recorded in the Parent; in future years this expense will be allocated to the individual segments. For segment reporting purposes, goodwill is recorded in the Parent; for the goodwill impairment assessment discussed below, goodwill has been allocated to each of our segments.

Allowance for Loan Losses We believe we have developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses that reflect our evaluation of credit risk after careful consideration of all information available to us. In developing this assessment, we must necessarily rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

      The allowance for loan losses is maintained at a level we believe is adequate to absorb probable losses inherent in the loan portfolio as of the date of the consolidated financial statements. We employ a variety of statistical modeling and estimation tools in assessing the adequacy of the allowance. Our allowance consists of formula-based components for both commercial and consumer loans, allowance for impaired commercial loans, and allowance related to additional factors that are indicative of the potential for loss. The following provides a description of each of these components of the allowance and the techniques we use and the estimates and judgments inherent therein. In certain cases, we have noted the effect of a change in an assumption or estimate, but we believe that those changes are captured in other model components.

      The formula-based component for the commercial portfolio is calculated by stratifying the portfolio by credit grade and applying loss rates specific for each credit grade to each strata. The Credit Risk Management section discusses the processes and controls over assignment and review of credit grades. Historical loss rates are calculated using three years of actual credit losses. At December 31, 2002, the formula-based component of the allowance for commercial loans was $875 million.

      Due to the variable nature of large-balance commercial loans, actual losses for a year may be higher or lower than the average implied by the historical loss rates. To address this risk, we use a simulation model to develop a range of additional allowance, which enables us to mitigate a specific degree of uncertainty in the formula-based component for commercial loans. At December 31, 2002, we continued to use a conservative position in this range, which added $344 million to the allowance. Increasing the confidence level by 5 percent mitigates more uncertainty and would increase this component of the allowance by $108 million.

      Impaired loans consist of commercial loans on nonaccrual status. Impaired loans over a certain size are individually reviewed and the allowance is determined based on the difference between the loan’s carrying value compared with the loan’s fair value. Fair value is measured on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. No other allowance is provided on impaired loans. At December 31, 2002, this component of the allowance was $185 million.

      For consumer loans, the formula-based component of the allowance is a function of the delinquency profile of pools of homogeneous loans and the loss rates for each delinquency category. The loss rates are based on historical delinquency migration, vintage analyses, credit score-based forecasting methods and loss data. An additional amount is calculated to ensure that we are adequately reserved for product-specific trends that are not accounted for in the normal analysis. For example, a collateral devaluation from a real estate downturn increases losses in the consumer portfolio. The allowance for consumer loans amounted to $392 million at December 31, 2002.

      The final component of the allowance represents the impact of factors that are not fully captured elsewhere in the model, and includes factors for deteriorating industries, macroeconomic factors and imprecision in the models used to develop the allowance.

      Our commercial portfolio is affected by industry trends and events. In an economic downturn, some industries deteriorate more than others. We evaluate deteriorating industries by obtain-

Management’s Discussion and Analysis

ing current, external information on default probabilities. For those industries with a median default probability above a certain threshold, we apply an additional factor to our allowance for borrowers in those industries. The factor used varies depending on our estimate of the degree of deterioration in that industry. At December 31, 2002, this factor totaled $457 million. If we were to increase the factor by 25 percent, we would recognize an additional $114 million for this component of the allowance.

      We also consider macroeconomic factors to estimate the impact of certain events on our borrowers’ ability to repay their loans including adverse trends in macroeconomic variables, such as unemployment rates, income growth, inflation and political events. To gain insight on these qualitative factors, we consult with our chief economist and review recent risk assessment reports. At December 31, 2002, this component of the allowance was $302 million.

      In addition, we realize that a certain level of imprecision will always exist in any model. We have accounted for model imprecision in our allowance by calculating a percentage of the formula-based component of the allowance, which is typically between 10 percent and 25 percent. At December 31, 2002, this component of the allowance was $243 million. If we were to increase the percentages used by 25 percent, we would recognize an additional $60 million in allowance.

      We continuously monitor qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, criticized and nonperforming loans. The distribution of the allowance as described above does not diminish the fact that the entire allowance is available to absorb credit losses in the loan portfolio. Our principal focus is, therefore, on the adequacy of the total allowance for loan losses. The company’s Allowance for Loan Losses Committee, chaired by our chief risk management officer, meets quarterly and is responsible for the review and approval of the allowance for loan losses as well as policies and procedures surrounding the calculation of the allowance.

Retained Interests in Securitizations Fair values of retained interests in securitizations are based on quoted market prices, quoted prices for sales of similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates. The valuation of retained interests in securitizations where there is little or no liquidity is a subjective process involving a high degree of judgment and small changes in assumptions can result in significant changes in valuation. Assumptions for losses are adjusted as a result of actual performance of the assets. Prepayment and discount rate assumptions are adjusted as a result of changes in the interest rate environment. In 2002, updates for credit loss assumptions were the most significant impact to the valuation of retained interests.

      Retained interests are primarily accounted for as securities available for sale and carried at fair value with unrealized gains and losses recorded net of tax as a component of other comprehensive income unless the loss is deemed to be other-than-temporary. In these situations, which occur when the cash flow estimates indicate that the holder of the beneficial interest will not collect all estimated cash flows, then the security is considered impaired and written down to fair value through a charge to securities gains (losses). At December 31, 2002, we had $20 billion of retained interests from securitization transactions, including $14 billion of retained interests for which there are no quoted market prices. Of the $14 billion of retained interests for which there are no quoted market prices, $11 billion are collateralized by residential real estate assets. A 10 percent adverse change in prepayments speeds, expected credit losses or the discount rate in the discounted cash flow analyses would reduce the $11 billion collateralized by real estate assets by $34 million, $57 million or $132 million, respectively. Note 6 to Notes to Consolidated Financial Statements provides additional information regarding the valuation of residual interests and the sensitivity of the assumptions used in the estimate of fair value.

      We believe that we have the appropriate policies and procedures in place and that we use the appropriate technology in terms of modeling and projections to enable us to value these investments in a reasonable and consistent manner. However, valuations are subject to change as a result of external factors beyond our control, which have a substantial degree of uncertainty. An internal, independent valuation team, using inputs validated by extensive market assessments, performs the valuation of our retained interests. The company’s Securities Retention Committee, consisting of management from our treasury, finance, credit and business units, reviews all of the valuations developed by this valuation team.

Principal Investing Principal investments, which are classified in other assets on our consolidated balance sheet, are recorded at fair value, with realized and unrealized gains and losses included in principal investing income in the results of operations. The carrying value of the principal investing portfolio at December 31, 2002, was $2.1 billion, consisting of $81 million in direct equity investments that are publicly traded, $524 million of direct investments in mezzanine securities (typically subordinated debt), $647 million of direct private equity investments and $846 million in private equity funds.

      For public equity investments, fair value is based on quoted market prices, net of applicable discounts for trading restrictions and liquidity. We have an established policy that stipulates the specific discounts to be used when valuing these investments.

      There is a lack of relevant market data on our direct investments in non-public securities. Therefore, our estimate of fair value is generally reflected as our original cost basis unless the investee has raised additional debt or equity capital, and we believe that such a transaction, taking into consideration differences in the terms of securities, is a better indicator of fair value; or we believe the fair value is less than our original cost basis. All of our investments are evaluated quarterly for declines in fair value. Factors that have an impact on our analysis include subjective assessments about a fair market valuation of the investee, including but not limited to assumptions regarding expected future financial performance of the investee and our assessment of the future prospects of the investee’s business model, the financial performance and market valuations of comparable companies in the investee’s industry, the investee’s liquidity, as well

Management’s Discussion and Analysis

as its ability to access additional sources of capital if needed. Within our privately held direct investment portfolio, we have access to management or directors of such companies, which provides us with information and insights to validate our assumptions used in these fair value estimates.

      For investments in private equity funds, we rely on information provided by the fund managers in initially determining estimated fair value. We interact with representatives of fund sponsors regularly and review quarterly fund reports to determine a given fund’s outlook and the need to record any write-downs. We also consider valuation factors such as the age of the fund and industry concentrations to derive our final estimated fair value. Due to the significant subjectivity of these factors and the impact they have on fair value estimates, it is our policy to recognize gains on our fund investments only when they have been realized through fund distributions. We do not record unrealized gains on funds where a fund sponsor’s valuation of our investment is in excess of our carrying value. Reductions in fair value of our fund investments, based on this valuation process, are recorded when identified.

      Our valuation assessments of non-public securities and private equity fund investments involve numerous factors, many of which are unique to an individual investment. Therefore, it is not meaningful to present the impact on valuations from changes in one or more valuation factors.

      The carrying value of our principal investing portfolio is reviewed on a quarterly basis by our Principal Investing Valuation Oversight Committee, which includes senior management representatives from our Corporate and Investment Bank, our finance group, risk management division and our Principal Investing group.

      The principal investing portfolio is diversified from both a size of investment and industry perspective. The average size of our direct investments is approximately $15 million. The average size of our indirect investments in companies in which other private equity funds are invested is estimated to be under $1 million as we are currently invested in over 200 different funds that hold collectively over 2,000 different portfolio investments. No single industry accounts for more than 20 percent of outstanding investments. Our maximum risk of loss from principal investing activities is represented by the carrying value of $2.1 billion and our undrawn legal commitments to private equity funds of $972 million at December 31, 2002.

      In 2002, principal investing net losses were $266 million, consisting of $162 million in gross gains and $428 million in gross losses recognized during the year. Net losses were attributable to both our direct investment portfolio and our investments in private equity funds, which accounted for $105 million and $161 million of net losses, respectively.

      Over the past two years, our principal investing portfolio has been adversely affected by the significant decline of the public equity market, the collapse of the “new economy” and the lack of new capital available to earlier stage venture investments as well as later stage leveraged investments.

      Our principal investing strategy entering 2003 contemplates minimal new commitments to private equity funds and a significantly reduced pace of direct investing activity compared with the investment pace of 1999 and 2000. While we expect near-term market conditions to remain difficult, we believe our future investing complements our corporate strategy and will create longer-term profitability.

Pensions We have a defined benefit pension plan covering substantially all employees with at least one year of service. Pension expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually as of September 30, the measurement date for our pension obligations. The most significant assumptions are the long-term expected rate of return on plan assets, the discount rate used to determine the present value of the pension obligations, and the weighted average rate of expected increase in future compensation levels. We have completed our annual review of the assumptions related to the accounting for these plans, which includes consultation with our external actuaries, and adjusted the assumptions to reflect current market conditions and our view of anticipated long-term market conditions. We refer to high quality, fixed-income investments in establishing the discount rate. The long-term expected rate of return on plan assets reflects the current and expected mix of our plan assets, which consist of U.S. Government and Government agency securities, equity securities, including 4.7 million shares of our common stock, and other investments. The weighted average rate of increase in future compensation levels reflects our expectation of salary trends.

      Pension expense for 2002 and the assumptions used in that calculation are presented in Note 14 to Notes to Consolidated Financial Statements. In 2003, we will use an expected rate of return of 8.50 percent, compared with 10.00 percent in 2002; a discount rate of 6.75 percent, compared with 7.25 percent in 2002; and a weighted average rate of increase in future compensation levels of 3.75 percent, compared with 4.25 percent in 2002. We estimate that changes in these rates, along with the impact of other changes in actuarial assumptions, will increase pension expense in 2003 by approximately $90 million to $100 million, before consideration of any contributions we make to the plan. Further, we estimate that each 25 basis point increase or decrease in the long-term rate of return or the discount rate would change pension expense by approximately $11 million and $23 million, respectively, before income taxes, with reductions in these rates leading to higher pension expense. We also estimate that each 25 basis point increase or decrease in the weighted average rate of increase in future compensation levels would change pension expense by approximately $12 million, with a reduction in this rate leading to lower pension expense.

      In 2002, we made contributions of $703 million to our qualified pension plan. As of September 30, 2002, the accumulated benefit obligation was $3.1 billion, which was less than the fair value of the plan assets at that date of $3.5 billion. Accordingly, our plan is overfunded in relation to accumulated benefits, and as a result, there is no minimum pension obligation to record. As disclosed in Note 14 to Notes to Consolidated Financial Statements, the total benefit obligation, which includes the impact of future compensation levels, is $3.7 billion.

Management’s Discussion and Analysis

Stock Options We have stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, they generally vest one to three years following the date of grant, and they have a term of ten years.

      In July 2002, we adopted the fair value method of accounting for stock options effective for grants made in 2002 and thereafter. Under the fair value method of accounting, expense is measured as the fair value of the stock options as of the grant date and is recognized evenly over the vesting period.

      The Black-Scholes option pricing model is used to determine the fair value of stock options. This option pricing model has certain limitations, such as not factoring in the non-transferability of employee options, and is generally used to value options with terms shorter than the contractual ten-year life of our awards. Because of these limitations, and the use of highly subjective assumptions in the model, this and other option pricing models do not necessarily provide a reliable single measure of the fair value of our stock options. The more significant assumptions used in estimating the fair value of stock options include the risk-free interest rate, the dividend yield, the weighted average expected life of the stock options and the expected price volatility of our common stock. The risk-free interest rate is based on U.S. Treasury securities with a term equal to the expected life of the stock options. The dividend yield is based on our expected dividend payout level. The expected life is based on historical experience adjusted for changes in terms and the amount of awards granted. The expected volatility, which is the assumption where the most judgment is used, is based on historical volatility, adjusted to reflect factors such as significant changes that have occurred in our company that lead to a different expectation of future volatility.

      Using this model, the grant date fair value of options awarded in 2002 was $10.39 per share. The assumptions used in determining the fair value of these options included a risk-free interest rate of 4.65 percent, a dividend yield of 2.53 percent, a weighted average expected life of 6.0 years and a volatility of 29 percent. Each increase or decrease of one percent in the expected volatility assumption would change the fair value of an option by approximately 28 cents, or 2.7 percent. Additional information related to stock options is presented in Note 1 and Note 12 to Notes to Consolidated Financial Statements.

Goodwill Impairment We test our goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. This test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a second test is required to measure the amount of goodwill impairment. The second test of the overall goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

      Fair values of reporting units were determined using discounted cash flow models. The discounted cash flow fair values were calculated by taking the net present value of estimated cash flows from future revenues and expenses. In estimating future revenues and expenses, we used our internal forecasts. The cash flows were discounted using market-based discount rates ranging from 8.2 percent to 12.4 percent.

      As we discuss in the Business Segment section, we operate in four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank. We determined our reporting units for testing goodwill are our lines of business that are one level below core business segments, if applicable. These reporting units are General Bank — Retail and Small Business; General Bank — Commercial; Capital Management — Retail Brokerage Services; Capital Management — Asset Management; Wealth Management; Corporate and Investment Bank — Corporate Banking; Corporate and Investment Bank — Investment Banking; and Corporate and Investment Bank — Principal Investing.

      Our impairment evaluations as of January 1, 2002, and for the year ended December 31, 2002, indicated that none of our goodwill was impaired. If we were to decrease our estimates of net cash flows from future revenues and expenses by 20 percent and increase our discount rates by 20 percent, the fair value of each reporting unit would continue to be in excess of its carrying value, indicating that none of our goodwill would be impaired.

      Note 1 and Note 9 to Notes to Consolidated Financial Statements provide additional information related to the valuation of goodwill and to the carrying amounts by core business segments.

Contingent Liabilities We are subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against us and/or our subsidiaries with respect to transactions in which we and/or our subsidiaries acted as lender, underwriter, financial advisor, broker or related activities. Reserves are established for legal and other claims when it becomes probable that we will incur an expense and the amount can be reasonably estimated. We involve internal and external experts, such as attorneys, consultants and other professionals, in assessing probability and in estimating any amounts involved. Throughout the life of a contingency, we or our experts may learn of additional information that can impact our assessments about probability or about the estimates of amounts involved; changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims.

Corporate Results of Operations

Net Interest Income and Margin The interest rate environment in 2002, which saw average rates on federal funds decline 199 basis points year over year, was very favorable for net interest income and the margin, which increased 33 basis points to 3.92 percent in 2002. Our interest rate risk position generally benefits in a declining rate environment because liabilities reprice more quickly than assets. The increase in net interest income and in

Management’s Discussion and Analysis

Average Balance Sheets and Interest Rates

			Years Ended December 31,

(In millions)		2002		2001

	Average Balance	Rate	Average Balance	Rate

Interest-bearing bank balances	$3,312	1.90%	$2,359	3.92%
Federal funds sold	10,702	3.13	9,458	4.23
Trading account assets	14,774	4.89	12,965	6.03
Securities	62,253	6.08	51,681	7.02
Commercial loans, net	97,285	6.63	84,943	7.83
Consumer loans, net	56,912	6.86	48,905	8.03

Total loans, net	154,197	6.71	133,848	7.91

Other earning assets	10,790	5.12	10,683	7.28

Total earning assets	256,028	6.17	220,994	7.36

Interest-bearing deposits	142,172	2.41	120,711	3.93
Federal funds purchased	32,031	2.87	28,055	4.86
Commercial paper	3,061	1.08	2,912	3.84
Other short-term borrowings	9,901	2.42	9,719	2.68
Long-term debt	39,683	2.88	38,538	4.79

Total interest-bearing liabilities	226,848	2.54	199,935	4.16

Net interest income and margin	$10,041	3.92%	$7,934	3.59%

the margin also was due to the increase in the proportion of low-cost core deposits and the addition of earning assets from the former Wachovia. These benefits were partially offset by the sale and securitization of home equity loans, as well as branch divestitures that took place in 2002. If interest rates continue to remain low into 2003, we expect to experience very modest margin compression from the fourth quarter 2002 net interest margin of 3.86 percent due to a narrowing of spreads from continued prepayments of higher coupon mortgages in both the loan and mortgage-backed securities portfolios. We employ balance sheet management strategies designed to minimize margin compression while maintaining an appropriate interest rate risk profile.

      The contribution of hedge-related derivatives to the net interest margin increased from 18 basis points in 2001 to 41 basis points in 2002. In order to maintain our targeted interest rate risk profile, derivatives are used to hedge the interest rate risk inherent in our assets and liabilities. In a declining rate environment, an increase in the contribution of derivatives, primarily interest rate swaps on fixed rate debt, and floating rate loans, offsets declining net interest income from our balance sheet positions. However, it is important to evaluate hedge-related derivative income within the overall context of interest rate risk management. Our derivatives activity is undertaken as part of a program to manage interest rate risk and maintain a stable net interest margin. As one example, we use derivatives to swap our fixed-rate debt issuances to floating rate debt. We do this rather than issue floating rate debt because there is a broader market for fixed rate debt. The Risk Governance and Administration section provides additional information on our methodology for interest rate risk management.

Premiums and discounts that resulted from recording the interest-earning assets and the interest-bearing liabilities of the former Wachovia at their respective fair values at September 1, 2001, are being accreted and amortized using methods that result in a constant effective yield over the terms of the assets and liabilities. This net accretion increased net interest income by $258

Fee and Other Income

	Years Ended December 31,

(In millions)	2002	2001	2000

Service charges	$1,698	1,361	1,142
Other banking fees	945	806	778
Commissions	1,876	1,568	1,591
Fiduciary and asset management fees	1,809	1,643	1,511
Advisory, underwriting and other investment banking fees	653	492	410
Trading account profits	24	344	308
Principal investing	(266)	(707)	395
Securities gains (losses)	169	(67)	(1,125)
Other income	1,097	856	1,702

Total fee and other income	$8,005	6,296	6,712

million, or 10 basis points, in 2002. When the assets and liabilities subject to purchase accounting mature, they will be replaced by new assets and liabilities with market yields. Therefore, we do not expect this reduction in net accretion to have a material effect on net interest income.

      The average rate on earning assets declined 119 basis points from 2001 to 6.17 percent in 2002, and the average rate on interest-bearing liabilities decreased 162 basis points from 2001 to 2.54 percent in 2002.

Fee and Other Income Traditionally banks have earned fee and other income from service charges on deposit accounts and other banking products and services, and these continue to be the largest components of our fee income. In addition, we have balanced our earnings stream with a diversified mix of businesses that provide alternative products and services for the more sophisticated needs of our clients. These alternative products produce income in our brokerage, asset management and investment banking businesses from commissions and fees for financial advice, custody, asset management, insurance and sophisticated financing alternatives such as loan syndications and asset securitizations. Additionally, we realize gains from selling our investments in securities such as bonds and equities. The fees on many of these products and services are based on market valuations, and therefore have been sensitive to downturns in the financial markets of the past two years. When the markets ultimately recover, we expect these market-sensitive businesses to rebound as well.

      Fee and other income increased from 2001 largely due to the addition of fee and other income from the former Wachovia. Fee and other income also benefited from significantly lower net principal investing losses, partially offset by lower trading results. The weak economic environment limited growth in market-related revenue, such as brokerage, asset management, and advisory, underwriting and other investment banking fees.

      Service charges and other banking fees increased due to the addition of the former Wachovia. Growth in commissions, which include brokerage and insurance commissions, and fiduciary and asset management fees, also was due primarily to the addition of the former Wachovia. Advisory, underwriting and other investment banking fees primarily include fees from unused commitments, asset securitizations, loan syndications and debt underwriting. In these businesses, we act as the agent

Management’s Discussion and Analysis

between our clients and the investors who provide financing. With much uncertainty over the course of the year, the markets for many of these agency businesses were sluggish. Despite this environment, advisory, underwriting and other investment banking fees increased $161 million in 2002. These fees in 2002 included an incremental $42 million in fees related to the securitization of assets from one of the multi-seller commercial paper conduits that we administer.

      The decline in trading account profits from 2001 was due to the increased volatility experienced by our fixed income and equity groups, widening credit spreads and credit-related losses in certain trading accounts. This included $67 million of losses related to liquidity agreements we have with the conduits that we administer. Trading account profits in 2001 included losses of $122 million primarily related to the purchase of assets from one of the conduits.

      Principal investing, which includes the results of investments in equity and mezzanine securities, had net losses of $266 million in 2002, a significant improvement from $707 million in net losses in 2001. The $266 million of net losses in 2002 was attributable to both our direct investment portfolio and our investments in private equity funds that accounted for $105 million and $161 million of net losses, respectively. The $707 million net losses in 2001 included write-downs largely to reflect declines in equity market valuations, particularly in the 1999 and 2000 vintage private equity investments in the telecommunications and technology sectors.

      Net portfolio securities gains of $169 million included net gains from portfolio sales of $341 million offset by $172 million in impairment losses. These net securities gains partially offset net trading losses in the third quarter of 2002 and the write-down of Argentine loans in the second quarter of 2002. Net portfolio securities losses of $67 million in 2001 included net gains from portfolio sales of $173 million offset by $240 million in impairment losses.

      Other income, including results from asset securitizations and sales, increased $241 million from 2001. This included a $128 million increase in asset securitization and sales income, of which $15 million was related to mortgage securitization and sales and $113 million was related to securitization and sales of prime equity lines. Market value adjustments or sales of loans held for sale were a net gain of $64 million in 2002 compared with a net loss of $86 million in 2001. Other income in 2002 included an increase of $99 million from investments classified as other assets primarily due to additions from the former Wachovia. Other income in 2001 included a $75 million gain recorded in connection with the sale of our investment in Star Systems, Inc., as well as $73 million related to branch sale gains.

Noninterest Expense The increase in noninterest expense from 2001 was due to the addition of expenses related to the former Wachovia, increased amortization related to intangibles and net merger-related and restructuring expenses recorded in connection with the merger. The increase in noninterest expense was partially offset by the impact of expense control initiatives, merger efficiencies and the elimination of goodwill amortization. Salaries and employee benefits in 2002 included $58 million

Noninterest Expense

	Years Ended December 31,

(In millions)	2002	2001	2000

Salaries and employee benefits	$6,597	5,810	5,659
Occupancy	786	730	622
Equipment	946	879	870
Advertising	80	66	114
Communications and supplies	545	480	503
Professional and consulting fees	421	359	348
Goodwill and other intangible amortization	628	523	361
Merger-related and restructuring expenses	387	106	2,190
Sundry expense	1,292	878	1,043

Total noninterest expense	$11,682	9,831	11,710

related to the adoption of the fair value method of accounting for stock options. The increase in sundry expense included $161 million associated with legal settlements and additions to legal reserves in the second half of 2002, fully offset by the recognition of tax benefits discussed previously. The Accounting and Regulatory Matters-Business Combinations section has further information related to goodwill and other intangible assets.

Merger-Related and Restructuring Expenses We are executing a number of plans to integrate the operations of First Union and the former Wachovia. Certain costs of the merger integration, such as employee termination benefits for employees of First Union and system integration costs, are recorded as merger-related and restructuring expenses in the results of operations. The merger-related and restructuring expenses in the results of operations will continue to be recognized throughout our previously announced three-year integration period. Additionally, in accordance with the purchase method of accounting, certain other costs associated with the integration plans, such as employee termination benefits for employees of the former Wachovia, were treated as adjustments to goodwill. We finalized all integration plans that would affect goodwill by September 1, 2002. After that date, all former Wachovia exit costs are recorded as merger-related and restructuring expenses.

      In 2002, we recorded $387 million pre-tax in net merger-related and restructuring expenses. These expenses consisted of $508 million primarily related to systems conversion, occupancy and equipment, advertising, and employee termination costs, which were partially offset by gains of $121 million from the sale of 27 First Union branch offices. Net merger-related and restructuring expenses included $45 million of incremental advertising expense specifically related to merger activity such as branch conversions. We expect these advertising expenses to increase significantly in conjunction with branch conversions and rebranding.

      In 2001, we recorded $106 million pre-tax in net merger-related and restructuring expenses primarily in connection with the Wachovia merger and with the completion of our strategic repositioning announced in June 2000. Net expenses in connection with the Wachovia merger were $178 million and consisted primarily of employee termination costs, costs associated with defending a hostile bid for the former Wachovia and other merger-related personnel costs. In addition, we recorded net reversals of $83 million of previously recorded restructuring expenses principally related to the finalization of estimates for employee terminations, contract cancellations and occupancy

Management’s Discussion and Analysis

costs in connection with the 2000 strategic repositioning. Also included in the $106 million were $25 million in systems integration costs related to other mergers and $14 million in reversals of costs from a prior year restructuring based on finalization of employee terminations and benefits.

Income Taxes Income taxes were $1.1 billion in 2002, an increase of $414 million from 2001. The effective tax rates were 23.29 percent and 29.39 percent in those respective periods. In 2002, income taxes included a benefit of $338 million largely due to a loss on our investment in The Money Store Inc., and, to a lesser extent, to the public issuance in the fourth quarter of 2002 of $450 million in tax-deductible preferred stock by a Real Estate Investment Trust (REIT) subsidiary. In June 2000, we recorded a $1.8 billion write-down for impairment of goodwill to reflect the lower fair value of our investment in The Money Store for financial reporting purposes, but did not record any related tax benefit. In the third quarter of 2002, The Money Store issued preferred stock to unrelated third parties resulting in the recognition of the tax benefit. This tax benefit was fully offset by credit and legal actions taken in the last half of 2002 as part of our ongoing strategies to reduce risk. Based on current projections, we expect an effective tax rate for the full year 2003 of approximately 32 percent.

Business Segments

      Wachovia provides a diversified range of banking and non-banking financial services and products primarily through our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank. The following Business Segment discussion covers the results for these four core business segments plus the Parent, and is on a segment earnings basis, which excludes net merger-related and restructuring expenses. Segment earnings are the basis upon which we manage and allocate capital to our business segments.

      In 2001, we reported other charges and gains, in addition to merger-related and restructuring expenses, that were also excluded from individual segment earnings. Most of these other charges and gains were related to corporate actions taken in 2001, including:

•	A $549 million provision for loan losses to provide for deterioration in our loan portfolio as a result of a weakening economy, and a $331 million provision for loan losses representing the impact of integrating the two loan portfolios of the former Wachovia and First Union, and of transferring $1.5 billion of higher risk loans to loans held for sale. These adjustments to the provision are a significant component of the $1.9 billion provision for loan losses in 2001 discussed in the Provision and Allowance for Loan Losses section.

•	A $73 million gain on the sale of branches offset primarily by a net market value write-down of certain loans held for sale. This gain is included in the $6.3 billion of fee and other income in 2001 discussed in the Fee and Other Income section.

•	$166 million in noninterest expense primarily due to employee termination costs, professional fees, premises consolidation costs and system deconversion costs. These expense items are included in the $9.8 billion of noninterest expense in 2001 discussed in the Noninterest Expense section.

General Bank

Performance Summary

	Years Ended December 31,

(In millions)	2002	2001	2000

Income statement data
Net interest income (Tax-equivalent)	$6,854	5,138	4,382
Fee and other income	2,095	1,724	1,314
Intersegment revenue	162	143	100

Total revenue (Tax-equivalent)	9,111	7,005	5,796
Provision for loan losses	471	425	219
Noninterest expense	5,011	4,074	3,790
Income taxes (Tax-equivalent)	1,325	884	608

Segment earnings	$2,304	1,622	1,179

Performance and other data
Economic profit	$1,651	1,191	762
Risk adjusted return on capital (RAROC)	40.96%	40.53	33.01
Economic capital, average	$5,512	4,173	3,629
Cash overhead efficiency ratio	55.00%	57.62	64.40
Average loans, net	$101,631	75,552	59,100
Average core deposits	$140,487	109,959	97,606

      We use cash earnings to measure our progress against our targeted goals, such as earnings per share growth, overhead efficiency ratios and dividend payout ratios. Segment and cash earnings exclude after-tax net merger-related and restructuring expenses, other charges and gains, and preferred stock dividends from our consolidated results of operations prepared using generally accepted accounting principles. Segment and cash earnings for each of the four core business segments also exclude after-tax deposit base intangible, goodwill and other intangible amortization. The cash overhead efficiency ratio is the result of dividing noninterest expense, excluding net merger-related and restructuring expenses and deposit base intangible, goodwill and other intangible amortization by the total of tax-equivalent net interest income and fee and other income. Additional information is also included in Note 13 to Notes to Consolidated Financial Statements.

General Bank The General Bank serves 8 million retail households and 900,000 small and middle-market businesses in 11 East Coast states and Washington, D.C., through 2,700 financial centers, 4,600 automated teller machines and online and telephone banking. Customized retail deposit and lending products include checking, savings and money market accounts, time deposits and IRAs, home equity, residential mortgage, student loans, credit cards and personal loans; and investment products include mutual funds and annuities. Small-business banking includes a full range of deposit, credit and investment products and services. Middle-market customers receive comprehensive commercial deposit, lending and commercial real estate solutions, as well as access to asset management, global treasury management and capital markets products and services through partnerships with Capital Management, Wealth Management, and the Corporate and Investment Bank.

      Our strategic focus is on providing exceptional customer service combined with leveraging in-depth customer knowledge to acquire, deepen, enhance and retain customer relationships through tailored products and services. Our goal is to reduce the number of single-service customers and to increase the proportion of our customers who transact, save, invest and borrow with

Management’s Discussion and Analysis

us. The General Bank is particularly focused on providing excellent service to customers throughout the merger integration process, growing low-cost core deposits, and improving both loan spreads and efficiency.

      The General Bank segment includes Retail and Small Business, and Commercial. General Bank earnings increased $682 million in 2002 from 2001 due to strong growth in consumer real estate-secured loans and core deposits, as well as the addition of the former Wachovia. The increase in total revenue was due to wider spreads driven by strong growth in core deposits and mortgage-related revenue, as well as the addition of revenue from the former Wachovia.

      The rise in net interest income reflected increases in average loans and average core deposits due to organic growth as well as the addition of the former Wachovia. This growth excludes the impact of $195 million of commercial loans and $265 million of consumer loans divested in connection with branch sales in February 2002. Fee and other income rose due to mortgage-related revenue as well as revenue from the addition of the former Wachovia.

      Noninterest expense increased $937 million in 2002 from 2001, reflecting the addition of the former Wachovia, as well as an increase in investments in branch sales and service technology and infrastructure. Strong expense management and the realization of merger efficiencies were evident in an improved cash overhead efficiency ratio of 55.00 percent in 2002, down from 57.62 percent in 2001.

Capital Management Our Capital Management Group (CMG) has created a growing and diversified business with a balanced mix of products and multiple channels of distribution. Through these channels, we offer a full line of investment products and services, including retail brokerage services, fixed and variable annuities, defined benefit and defined contribution retirement services, mutual funds, other customized investment advisory services and corporate and institutional trust services. These products and services are available through more than 8,100 registered representatives operating in our national retail brokerage network of 533 offices in 48 states; full-service retail financial centers in our East Coast marketplace; and online brokerage.

      CMG lines of business are Retail Brokerage Services, which includes the retail brokerage and insurance groups; and Asset Management, which includes mutual funds, customized investment advisory services and corporate and institutional trust services.

      CMG earnings increased in 2002 due to relatively stable revenues despite the weak equity markets, as well as the addition of the former Wachovia. CMG total revenue increased $246 million from 2001 and noninterest expense rose $194 million from 2001, primarily due to the addition of the former Wachovia.

      Assets under management were a record $232 billion at December 31, 2002, as strong net sales in mutual funds offset the effects of the declining equity markets. Mutual fund assets grew to $113 billion at December 31, 2002, due primarily to strong fixed

Capital Management

Performance Summary

	Years Ended December 31,

(In millions)	2002	2001	2000

Income statement data
Net interest income (Tax-equivalent)	$181	166	160
Fee and other income	3,032	2,799	2,820
Intersegment revenue	(72)	(70)	(50)

Total revenue (Tax-equivalent)	3,141	2,895	2,930
Provision for loan losses	–	–	–
Noninterest expense	2,595	2,401	2,342
Income taxes (Tax-equivalent)	200	174	198

Segment earnings	$346	320	390

Performance and other data
Economic profit	$274	246	286
Risk adjusted return on capital (RAROC)	52.87%	51.60	45.16
Economic capital, average	$654	622	862
Cash overhead efficiency ratio	82.65%	82.95	79.88
Average loans, net	$165	212	98
Average core deposits	$1,343	1,618	2,179

income and money market inflows. The decline in equity market values was reflected in lower broker client assets of $265 billion at December 31, 2002, compared with $285 billion in 2001.

      CMG 2002 results also reflected the acquisition of certain assets of E-Risk Services, LLC, a leading agency provider of management liability insurance, and J.L. Kaplan Associates, LLC, a privately held investment management firm with $3 billion in assets under management, both of which closed in the fourth quarter of 2002.

      On February 19, 2003, we announced that Wachovia and Prudential Financial Inc. plan to join retail brokerage forces in a transaction that is expected to close in the third quarter of 2003. Under the terms of the agreement, Wachovia will have a 62 percent interest in the new retail brokerage firm, and Prudential will own the remaining 38 percent interest. This will create the third largest retail brokerage firm in the country, based on combined client assets of $537 billion and 2002 estimated combined net revenue of $4.2 billion. The firm will have a national footprint of more than 3,500 brokerage locations, including 791 dedicated retail offices in 48 states and Washington, D.C. The new full-service firm will provide advice to clients based on research from multiple providers and have access to a broad suite of financial products and services from its parent organizations. The transaction is expected to be accretive to earnings per share in the first full year following closing, not including the effect of one-time expenses.

Wealth Management Wealth Management provides a comprehensive suite of private banking, trust and investment management, financial planning and insurance services primarily to high net worth individuals and families through 60 teams of relationship managers and product specialists. Strategic partnerships with the General Bank, Capital Management, and the Corporate and Investment Bank ensure that a comprehensive array of financial solutions is available to clients across the entire Wachovia franchise. Products and services offered through Wealth Management include cash management; online account aggregation, banking and bill payment; credit and debt management products; risk

Management’s Discussion and Analysis

management services including insurance; investment management and advisory including equity, fixed income and alternative investment management; financial, tax and estate planning services; philanthropy management including charitable trusts, foundation and planned giving services; and legacy management including personal trust and estate settlement services.

      The $40 million increase in Wealth Management earnings in 2002 from 2001 primarily reflected the addition of the former Wachovia. The increase in total revenue of $307 million from 2001 reflected higher net interest income and insurance commissions, as well as the addition of revenue from the former Wachovia. The $227 million increase in noninterest expense year over year similarly was due to the addition of expenses from the former Wachovia.

      Strong loan and deposit production throughout the year, combined with the addition of the former Wachovia, drove average loans up 54 percent to $8.7 billion and average core deposits up 37 percent to $10.0 billion in 2002. Assets under management declined 14 percent from year-end 2001 to $66 billion at December 31, 2002, due to the decline in equity market valuations and attrition of certain large institutional accounts.

      Wealth Management’s acquisition of Cameron M. Harris & Company, a privately held insurance brokerage firm, closed on August 30, 2002.

Corporate and Investment Bank Our Corporate and Investment Bank serves more than 2,500 domestic and international corporate clients primarily in 10 key industry sectors: healthcare; technology; media and communications; information technology and business services; financial institutions; real estate; consumer and retail; industrial growth; defense and aerospace; and energy and power.

      The Corporate and Investment Bank segment includes Corporate Banking, Investment Banking and Principal Investing lines of business.

•	Corporate Banking products and services include large corporate lending, commercial and rail leasing, treasury services, domestic and international correspondent banking operations and trade services.

•	Investment Banking products and services include fixed income and convertible bond underwriting, sales, trading and research activities; equity underwriting, sales, trading and research activities; fixed income and equity derivatives; currency risk management; loan syndications; merger and acquisition advisory services; various real estate capital markets products and services; and asset securitizations.

•	Principal Investing includes direct investments primarily in private equity and mezzanine securities and investments in funds sponsored by select private equity and venture capital groups.

      The increase in Corporate and Investment Bank total revenue and earnings from 2001 was due to lower Principal Investing net losses of $266 million in 2002 compared with net losses of $707 million in 2001 and to the inclusion of a full year of merged company results. Principal Investing results continued

Wealth Management

Performance Summary

	Years Ended December 31,

(In millions)	2002	2001	2000

Income statement data
Net interest income (Tax-equivalent)	$399	251	190
Fee and other income	548	394	319
Intersegment revenue	6	1	–

Total revenue (Tax-equivalent)	953	646	509
Provision for loan losses	17	6	–
Noninterest expense	671	444	317
Income taxes (Tax-equivalent)	97	68	66

Segment earnings	$168	128	126

Performance and other data
Economic profit	$123	98	102
Risk adjusted return on capital (RAROC)	47.16%	59.60	75.54
Economic capital, average	$341	205	160
Cash overhead efficiency ratio	70.44%	68.37	62.24
Average loans, net	$8,730	5,672	4,151
Average core deposits	$10,031	7,331	5,682

Corporate and Investment Bank

Performance Summary

	Years Ended December 31,

(In millions)	2002	2001	2000

Income statement data
Net interest income (Tax-equivalent)	$2,379	2,132	1,674
Fee and other income	1,715	924	1,708
Intersegment revenue	(87)	(62)	(49)

Total revenue (Tax-equivalent)	4,007	2,994	3,333
Provision for loan losses	993	543	422
Noninterest expense	2,085	2,016	1,863
Income taxes (Tax-equivalent)	351	144	219

Segment earnings	$578	291	829

Performance and other data
Economic profit	$173	(325)	277
Risk adjusted return on capital (RAROC)	13.39%	7.15	16.73
Economic capital, average	$7,246	6,707	5,861
Cash overhead efficiency ratio	52.05%	67.21	52.59
Average loans, net	$40,946	43,057	41,883
Average core deposits	$12,824	10,692	9,107

to reflect weak equity markets. This was offset somewhat by a decline in trading profits, which were $49 million in 2002 and $302 million in 2001. Trading account profits declined $253 million from 2001 due to increased market volatility, widening credit spreads and certain credit-related losses. Additional information about Principal Investing is included in the Critical Accounting Policies section.

      The provision for loan losses increased from 2001 due to three factors: a larger loan portfolio as a result of the merger; net charge-offs of $443 million related to the telecommunications sector, Argentina and the energy services sector; and an additional provision of $287 million associated with the transfer of $1.3 billion of exposure to loans held for sale.

      Noninterest expense increased $69 million from 2001 due to the addition of the former Wachovia, offset by lower incentive expense due to weak markets.

Management’s Discussion and Analysis

      The revenue from the Principal Investing and Investment Banking businesses is typically more volatile than revenue from more traditional banking businesses and can vary significantly from period to period with market conditions. In addition, Corporate Banking results may vary significantly from period to period as the credit quality of the loan portfolio changes.

Parent Parent includes all of our asset and liability management functions, as well as:

•	The goodwill asset, funding cost and in 2001, the associated amortization expense;

•	The deposit base intangible asset and funding cost;

•	Certain revenue items not recorded in the business segments discussed in the Fee and Other Income section;

•	Certain expenses that are not allocated to the business segments;

•	Branch sale gains and the results of The Money Store home equity lending, mortgage servicing, indirect auto leasing and credit card businesses that have been divested or are being wound down; and

•	The results of our HomEq Servicing business, which is responsible for loan servicing for the former Money Store loans and home equity loans generated by our mortgage company.

      Earnings in the Parent were $426 million in 2002 compared with a loss of $5 million in 2001. Total revenue in the Parent increased $169 million from 2001 to $834 million in 2002. In addition to revenue from former Wachovia corporate investments, this increase was the result of net securities gains that offset the impact of trading losses and credit actions taken during the year. Net securities gains in 2002 were $241 million compared with $52 million in 2001. As discussed in the Fee and Other Income section, fee and other income in 2002 included an incremental $42 million in fees related to the securitization of assets from a multi-seller commercial paper conduit that we administer. Also included was a $42 million loss related to liquidity agreements we have with the conduit. Fee and other income in 2001 included a $75 million gain recorded in connection with the sale of our investment in Star Systems, Inc.

      Noninterest expense of $933 million in 2002 increased $309 million from 2001 due to incremental deposit base intangible amortization expense as a result of the merger, costs associated with legal settlements, additions to legal reserves and $58 million of expense related to stock options as discussed in the Noninterest Expense section. The increase was partially offset by expense efficiencies resulting from merger integration, expense control initiatives and the elimination of goodwill amortization in 2002.

      Parent earnings in 2002 included a significantly lower tax provision than in 2001. The lower tax provision in 2002 was due primarily to the recognition of a tax benefit recorded in the second half of 2002 related to a loss on our investment in The Money Store and, to a lesser extent, to the public issuance in the fourth quarter of 2002 of $450 million in tax deductible preferred stock by a REIT subsidiary. This tax benefit was fully offset by credit and legal actions taken in the second half of 2002 as part our ongoing strategies to reduce risk.

      The Funding Sources and Risk Governance and Administration sections provide information about our funding sources and asset and liability management functions.

Balance Sheet Analysis

Earning Assets The primary types of earning assets for our company are securities and loans. Year-end 2002 earnings assets were $285 billion, a 6 percent increase from $268 billion in 2001. Average earning assets in 2002 were $256 billion, which represented a 16 percent increase from 2001.

Securities The securities portfolio, all of which is classified as available for sale, consists primarily of U.S. Government agency and asset-backed securities. Activity in this portfolio is undertaken primarily to manage liquidity, interest rate risk and regulatory capital, and to take advantage of market conditions that create more economically attractive returns on these investments. We had securities available for sale with a market value of $76 billion at December 31, 2002, with the increase from $58 billion at December 31, 2001, reflecting the addition of retained interests from securitizations of loans and the purchase of shorter duration agency and other asset-backed securities in the open market partially offset by sales. The average rate earned on securities available for sale was 6.08 percent in 2002 and 7.02 percent in 2001.

      In 2002, we securitized certain residential mortgage loans to reduce funding costs, diversify funding sources and achieve more efficient capital levels. Residential mortgage loans of $4.4 billion were securitized into agency and other asset-backed securities, substantially all of which we retained as securities available for sale. In addition, we securitized and sold $5.6 billion of prime equity lines, retaining $2.2 billion in the form of asset-backed securities and $168 million in the form of residual interests.

      In connection with certain securitizations, we retain interests in the form of either bonds or residual interests. The retained interests resulted primarily from the securitization of residential mortgage loans and prime equity lines. Included in securities available for sale at December 31, 2002, were residual interests with a market value of $1.3 billion, which included an unrealized gain of $491 million, and retained bonds from securitizations with a market value of $18 billion, which included a net unrealized gain of $649 million. At December 31, 2001, securities available for sale included residual interests with a market value of $1.0 billion, which included a net unrealized gain of $205 million and retained bonds from securitizations with a market value of $15.9 billion, which included a net unrealized gain of $303 million. Other assets at December 31, 2001, also included residual interests with a book value and market value of $112 million.

      At December 31, 2002, retained bonds with an amortized cost of $11.6 billion and a market value of $11.9 billion were rated as investment grade based on external ratings. Retained bonds with an amortized cost and market value of $10.9 billion and $11.2 billion as of December 31, 2002, respectively, have external credit ratings of AA and above.

The increase in retained interests in securities available for sale from December 31, 2001, was primarily due to retained interests from 2002 securitizations. In 2002, we realized $26 million in

Management’s Discussion and Analysis

Loans – On-Balance Sheet

	December 31,

(In millions)	2002	2001	2000

Commercial
Commercial, financial and agricultural	$56,501	61,258	54,207
Real estate–construction and other	6,849	7,969	3,104
Real estate–mortgage	16,655	17,234	9,218
Lease financing	22,667	21,958	15,465
Foreign	6,425	7,653	5,453

Total commercial	109,097	116,072	87,447

Consumer
Real estate–mortgage	24,979	22,139	17,708
Installment loans	38,817	34,666	22,972
Vehicle leasing	80	618	2,115

Total consumer	63,876	57,423	42,795

Total loans	172,973	173,495	130,242
Unearned income	9,876	9,694	6,482

Loans, net (on-balance sheet)	$163,097	163,801	123,760

Loans – Managed Portfolio (Including on-balance sheet)

	December 31,

(In millions)	2002	2001	2000

Commercial	$112,455	123,377	93,277
Real estate–mortgage	34,247	29,903	22,274
Installment loans	65,279	62,402	50,208
Vehicle leasing	80	618	2,115

Total managed portfolio	$212,061	216,300	167,874

Year-End 2002 Commercial and Industrial Loans and Leases (a)

Industry Classification

		Committed
(In millions)	Outstanding	Exposure(b)

Manufacturing
Consumer products	$1,325	5,326
Chemicals	871	3,639
Paper	765	3,190
Steel and metal products	1,041	3,060
Machinery and equipment	829	2,939
Electronics	713	2,906
Publishing and printing	1,225	2,869
All other manufacturing	5,168	18,423

Total manufacturing	11,937	42,352
Financial services	7,515	37,769
Services	10,918	32,988
Retail trade	5,181	14,284
Wholesale trade	4,927	12,331
Public administration	1,247	10,279
Public utilities	2,458	9,573
Property management	4,958	7,889
Individuals	5,037	7,463
Transportation	2,147	5,179
Insurance	462	5,056
Mining	1,282	3,370
Building contractors	1,326	3,360
Telecommunications	928	3,093
Agriculture,forestry and fishing	887	1,609
Cable	517	1,180
All other(c)	13,675	13,784

Total	$75,402	211,559

(a)	Net of unearned income.

(b)	Commitment includes amount outstanding.

(c)	Leases included in “Other” category.

Year-End 2002 Commercial Real Estate Loans

Project Type

		Committed
(In millions)	Outstanding	Exposure(a)

Apartments	$4,741	5,663
Office buildings	4,169	4,739
Retail	3,215	3,621
Industrial	1,750	1,926
Single family	1,170	2,371
Lodging	1,148	1,226
Land–improved	852	1,245
Land–unimproved	899	1,132
Condominiums	379	845
All other	5,181	6,035

Total	$23,504	28,803

(a)	Commitment includes amount outstanding.

Distribution by Facility Size (Percent)

Less than $10 million	60%	56
$10 million to $25 million	26	28
$25 million to $50 million	12	13
All other	2	3

Total	100%	100

Asset Quality

	Years Ended December 31,

(In millions)	2002	2001	2000

Loans, net	$163,097	163,801	123,760
Allowance for loan losses	$2,798	2,995	1,722
Allowance as % of loans, net	1.72%	1.83	1.39
Allowance as % of nonaccrual and restructured loans	177	195	146
Allowance as % of nonperforming assets	161%	175	135
Net charge-offs	$1,122	937	751
Net charge-offs as % average loans, net	0.73%	0.70	0.59
Nonperforming assets
Nonaccrual loans	$1,585	1,534	1,176
Foreclosed properties	150	179	103
Loans held for sale	138	228	334

Total nonperforming assets	$1,873	1,941	1,613

Nonperforming assets to loans, net, foreclosed properties and loans held for sale	1.11%	1.13	1.22

Year-End 2002 Nonaccruing Commercial and Industrial Loans and Leases

Industry Classification

(In millions)

Manufacturing	$360
Services	163
Cable	162
Retail and wholesale trade	94
Telecommunications	73
Transportation	57
Energy	38
All other	322

Total	$1,269

Management’s Discussion and Analysis

interest income related to revisions in cash flow estimates for certain retained interests to reflect our intent to terminate the related securitizations at the earliest possible date because of their high funding costs. This action will have an ongoing benefit to interest income. See Note 6 to Notes to Consolidated Financial Statements for additional information on retained interests.

Loans While consumer loan originations were robust, the $704 million decline in net loans from 2001 represented reductions related to commercial portfolio management actions to reduce risk and to improve returns, weak commercial loan demand, and consumer loan sales and securitizations of $4.9 billion. In addition, branch sales and runoff of the discontinued indirect auto leasing portfolio reduced loans by $1.0 billion from 2001. Commercial loans represented 63 percent and consumer loans 37 percent of the loan portfolio at December 31, 2002.

      The $4.2 billion decline in managed loans from 2001 was primarily driven by planned reductions from commercial portfolio management actions and weak commercial loan demand as discussed above, coupled with the sale of a portfolio management platform. The managed loan portfolio includes the on-balance sheet loan portfolio, loans securitized for which the assets are classified in securities on-balance sheet, loans held for sale that are classified in other assets on-balance sheet and the off-balance sheet portfolio of securitized loans sold where we service the loans. The average rate earned on loans decreased 120 basis points from 2001 to 6.71 percent in 2002, which was in line with reductions in interest rates.

Nonperforming Assets The 4 percent decline in nonperforming assets from 2001 included the effect of a $113 million loan that was restructured to an equity position. Nonperforming assets related to the telecommunications sector and Argentina were also reduced by net charge-offs and write-downs in the loans held for sale portfolio in 2002.

Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, increased 6 percent from December 31, 2001. Of these past due loans in 2002, $32 million were commercial loans or commercial real estate loans and $272 million were consumer loans.

Net Charge-offs Net charge-offs increased 20 percent from 2001, due mainly to net charge-offs of $263 million in the telecommunications sector, $123 million related to Argentina, $57 million related to an energy services company, and net charge-offs related to loans acquired in the Wachovia merger. We expect net charge-offs to be in the 0.50 percent to 0.60 percent range for the full year 2003.

Provision and Allowance for Loan Losses The provision for loan losses declined $468 million, or 24 percent, from 2001. The provision for loan losses was higher in 2001 primarily due to steps we took in the third quarter of 2001 to reduce the risk inherent in a larger loan portfolio resulting from the merger by transferring higher risk and overlapping loans to loans held for sale, as well as to reflect deterioration in our loan portfolio driven by a weakened economic environment.

Year-End 2002 Nonaccruing Loans Held for Sale

Industry Classification

(In millions)

Telecommunications	$45
Financial services	17
Manufacturing	14
Mining	14
Services	6
All other (a)	42

Total	$138

(a)	Includes consumer home equity loans.

      In 2002, we continued to mitigate risk and strengthen our balance sheet by transferring many at-risk credits to loans held for sale. The provision for loan losses in 2002 included $297 million associated with the transfer of $1.4 billion of exposure, including emerging telecommunications exposure, to loans held for sale. The emerging telecommunications sector includes competitive local exchange carriers; affiliated wireless and broadband providers; and data centers. The provision for loan losses in 2001 included $284 million related to loans sold or transferred to loans held for sale and $726 million in excess of net charge-offs. The provision related to the transfer of loans to loans held for sale was recorded to reduce the carrying value of these loans to their respective fair values. In addition, the provision included $2 million related to sales of consumer loans and $58 million related to sales of commercial loans directly out of the loan portfolio.

      Loans transferred to loans held for sale are carried at the lower of cost or market value, and accordingly, they are not included in the evaluation of the adequacy of the allowance for loan losses subsequent to the initial transfer.

      The allowance for loan losses declined from 2001 reflecting reduced risk in the corporate loan portfolio as a result of loan portfolio actions and the increase of lower risk, real-estate-secured consumer loans in the portfolio.

Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy as well as the activities related to our ongoing portfolio risk management to reduce exposure to areas of perceived higher risk, such as the textile, technology, telecommunications and asbestos-related sections.

      In 2002, we sold or securitized $25.6 billion in loans out of the held for sale portfolio. Of the $25.6 billion, $1.8 billion were commercial loans and $23.8 billion were consumer loans, primarily residential mortgages and prime equity lines. Substantially all of the consumer loan sales and securitizations represented normal core business activity, which means we originate the loans with the intent to sell them to third parties. Of the loans sold, $74 million were nonperforming. Additionally, in the third quarter of 2002, we made the decision not to sell certain loans classified as loans held for sale because changes in market conditions made their yields more attractive, and accordingly, we transferred $3.6 billion of student loans back to the loan portfolio.

Management’s Discussion and Analysis

      As part of our ongoing portfolio management activities, we transferred a net $2.2 billion of loans to held for sale in 2002, including $1.4 billion of consumer home equity loans. Substantially all of the home equity loans were subsequently sold in the second half of 2002. In addition, we transferred $859 million of largely telecommunications loans and $422 million of additional exposure to loans held for sale. In connection with this transfer to loans held for sale, these loans were written down to the lower of cost or market value, and in the aggregate these loans were recorded in loans held for sale at 60 percent of their original face value at December 31, 2002. Following these credit actions, the telecommunications portfolio, excluding loans held for sale, at December 31, 2002, contained $3.1 billion of exposure, of which $928 million was outstanding. Approximately 64 percent of the $3.1 billion was investment grade or equivalent. The $3.1 billion also included $244 million of emerging telecommunications exposure, of which $125 million was outstanding. Our telecommunications exposure, excluding loans held for sale, has declined $1.5 billion since year-end 2001. Table 8 includes more information related to loans held for sale.

      In 2002, we also sold $1.5 billion of loans directly out of the loan portfolio. Of these nonflow loans, $1.2 billion were performing and $340 million were nonperforming at the time of the sale. Loan sales are recorded as sales directly out of the loan portfolio in situations where the sale is closed in the same period in which the decision to sell was made. We will continue to look for market opportunities to reduce risk in the loan portfolio by either selling loans directly out of the loan portfolio or by transferring loans to loans held for sale.

Funding Sources

Core Deposits Deposits are our primary source of funding. We are one of the nation’s largest core deposit-funded banking institutions with a deposit base that is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region. We believe this geographic diversity creates considerable funding diversity and stability. The stability of this funding source is affected by other factors including returns available to customers on alternative investments, the quality of customer service levels and competitive forces. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. In 2002, core deposits increased 4 percent from 2001 to $176 billion despite our decision to allow higher cost consumer certificate of deposit balances to run off as we focus on increasing the proportion of low-cost core deposits. Average low-cost core deposits grew 42 percent to $117 billion in 2002 from 2001.

      In both 2002 and 2001, average noninterest-bearing deposits were 23 percent of average core deposits. The portion of core deposits in higher-rate, other consumer time deposits was 19 percent at December 31, 2002, and 23 percent at December 31, 2001. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to service.

Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $60 billion in 2002 and in 2001. Purchased funds were $63 billion at December 31, 2002, and at December 31, 2001.

Long-term Debt Long-term debt declined 5 percent from 2001 to $40 billion at December 31, 2002, due to scheduled maturities. In 2003, scheduled maturities of long-term debt amount to $5.1 billion. We anticipate either extending the maturities of these obligations or replacing the maturing obligations.

      Long-term debt included $3 billion of trust preferred securities at both December 31, 2002, and December 31, 2001. Subsidiary trusts issued these preferred securities and used the proceeds to purchase junior subordinated debentures from the Parent. These preferred securities are considered tier i capital for regulatory purposes.

      In 2002, we issued $2.0 billion of floating rate, collateralized notes that are secured by asset-backed securities.

      Wachovia Bank has available a global note program for the issuance of up to $45 billion of senior or subordinated notes. The sale of any notes under this program will depend on future market conditions, funding needs and other factors.

      Under a current shelf registration statement with the Securities and Exchange Commission, we have $11 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In addition, we have available for issuance up to $4 billion under a medium-term note program covering senior or subordinated debt securities. The sale of debt or equity securities will depend on future market conditions, funding needs and other factors.

Stockholders’ Equity The management of capital in a regulated banking environment requires a balance between optimizing leverage and return on equity while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. Our goal is to generate attractive returns on equity to our stockholders while maintaining sufficient regulatory capital ratios.

      Stockholders’ equity increased 13 percent from 2001 to $32 billion at December 31, 2002. Common shares outstanding amounted to 1.4 billion at both December 31, 2002, and December 31, 2001. At December 31, 2002, we had authority to repurchase up to 98 million shares of our common stock.

      In October 2002, we settled our remaining equity forward contract and one forward purchase contract. The aggregate number of shares settled was 12 million, at an aggregate cost of $536 million. At December 31, 2002, we had one outstanding forward purchase contract involving 24 million shares at an aggregate cost of $753 million. In January 2003, we partially settled our remaining forward purchase contract by purchasing 15 million shares at a cost of $485 million. We plan to settle the remaining portion in the first half of 2003.

      In the third quarter of 2002, we entered into transactions involving the simultaneous sale of put options and the purchase of call options on 4.9 million shares of our common stock with

Management’s Discussion and Analysis

expiration dates from late October 2003 to mid-November 2003. We entered into these collar transactions to manage the potential dilution associated with employee stock options. The put options were sold to offset the cost of purchasing the call options.

      We paid $1.4 billion in dividends to common stockholders in 2002 and $1.0 billion in 2001. This represented a dividend payout ratio on cash earnings of 32.68 percent in 2002 and 38.40 percent in 2001.

      In connection with the Wachovia merger, we issued 97 million shares of Dividend Equalization Preferred Shares (DEPs), which were recorded at their fair value as of September 1, 2001, of 24 cents per share or $23 million. Dividends of 20 cents per DEP share, or $19 million, were paid to holders of the DEPs in 2002 representing the difference between the Wachovia dividends paid to common stockholders in 2002 of $1.00 per share and the last common stock dividend paid by the former Wachovia of $1.20 per share on an annualized basis. Since September 1, 2001, DEPs dividends of $25 million, or 26 cents per DEP share, have been paid.

      In connection with preferred stock issued by The Money Store, as discussed in the Income Taxes section, we agreed that we could declare or pay a dividend on our common stock only after quarterly distributions of an estimated $1.8 million have been paid in full on the preferred units for each quarterly distribution period occurring prior to the proposed common stock cash dividend.

Subsidiary Dividends Wachovia Bank is the largest source of subsidiary dividends paid to the Parent. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at December 31, 2002, our subsidiaries had $1.3 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $1.5 billion in dividends to the Parent in 2002.

Regulatory Capital Our tier 1 and total capital ratios were 8.22 percent and 12.01 percent, respectively, at December 31, 2002, and 7.04 percent and 11.08 percent, respectively, at December 31, 2001. Our leverage ratio at December 31, 2002, was 6.77 percent and at December 31, 2001, 6.19 percent. The $450 million of tax-deductible preferred stock issued by our REIT subsidiary, Wachovia Preferred Funding Corp., in the fourth quarter of 2002 qualifies as tier 1 capital for regulatory reporting purposes. At December 31, 2002, our deposit-taking bank subsidiaries met the capital and leverage ratio requirements for well capitalized banks. The 118 basis point improvement in our tier 1 capital ratio enabled us to exceed our year-end 2002 goal of achieving an 8.00 percent tier 1 capital ratio.

Off-Balance Sheet Transactions

      In the normal course of business, we engage in a variety of financial transactions that, under generally accepted accounting principles, either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. These transactions fall under two broad categories: corporate transactions and customer transactions. Corporate transactions are designed to diversify our funding sources; reduce our credit, market or liquidity risk; and optimize capital. Customer transactions are executed to facilitate customers’ funding needs or risk management objectives. Within these two categories, there are many types of transactions, which for purposes of the table on the next page, we have grouped into lending commitments, conduit transactions, asset securitizations, other credit enhancements, leasing and other transactions. Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and FIN No. 46, Consolidation of Variable Interest Entities, will affect the accounting for some of these transactions. The Accounting and Regulatory Matters section has additional information.

Lending Commitments Lending commitments include unfunded loan commitments and standby and commercial letters of credit. A large majority of loan commitments and standby letters of credit expire without being funded, and accordingly, total contractual amounts are not representative of our actual future credit exposure or liquidity requirements. Loan commitments and letters of credit expose us to credit risk in the event that the counterparty draws on the commitment and subsequently fails to perform under the terms of the lending agreement.

      This risk is incorporated into our overall evaluation of on-and off-balance sheet credit risk, and to the extent necessary, we record reserves on these commitments. The Credit Risk Management section describes how we manage on- and off-balance sheet credit risk.

      Uncertainties around the timing and amount of funding under these commitments expose us to liquidity risk. The Liquidity Risk Management section describes the way in which we manage liquidity with respect to both on- and off-balance sheet exposures.

      We make loan commitments to customers in the normal course of our commercial and retail lending businesses. For commercial customers, loan commitments generally take the form of revolving credit arrangements to finance customers’ working capital requirements. For retail customers, loan commitments generally are lines of credit secured by residential property. These instruments are not recorded on the balance sheet until we advance funds under the commitment. For loan commitments, the contractual amount of a commitment represents the maximum potential credit risk that could result if the entire commitment had been funded, the borrower had not performed according to the terms of the contract and no collateral had been provided. Loan commitments were $149 billion at December 31, 2002, and $148 billion at December 31, 2001.

      Loan commitments include revolving loan commitments available to a customer in the event that the customer is unable to issue additional commercial paper for the repayment of maturing amounts of commercial paper outstanding. These commitments were $9 billion at December 31, 2002, and $10 billion at December 31, 2001.

Management’s Discussion and Analysis

Summary of Off-Balance Sheet Exposures

	December 31,

	Business Segments				Total

			Corporate and
(In millions)	General Bank	Wealth Management	Investment Bank	Parent	2002	2001

Lending commitments
Commercial	$26,076	2,486	88,354	15,211	132,127	129,744
Consumer	31,282	802	—	—	32,084	30,780

Total lending commitments	57,358	3,288	88,354	15,211	164,211	160,524
Conduit transactions	—	—	17,604	—	17,604	23,481
Asset securitizations	—	—	3,256	9,601	12,857	11,463
Other credit enhancements	7,084	—	3,939	—	11,023	11,934
Leasing transactions	—	—	595	—	595	—
Other transactions
Principal investing	—	—	972	—	972	1,209
Transactions in our own stock	—	—	—	1,155	1,155	1,252
Contingent consideration	—	—	—	281	281	—

Total	$64,442	3,288	114,720	26,248	208,698	209,863

      For commercial loan commitments, we typically charge a fee for making the commitment plus a fee based on the percentage of the commitment that is unfunded. Generally no fees are associated with unfunded retail commitments.

      We also issue commercial and standby letters of credit to customers in the normal course of our commercial lending businesses. Commercial or trade letters of credit are used to support international and domestic trade activities. Standby letters of credit are guarantees of performance primarily issued to support public and private borrowing arrangements, including commercial paper, bond financings and similar transactions. Undrawn letters of credit amounted to $15 billion at December 31, 2002, and $13 billion at December 31, 2001.

      For letters of credit, we typically charge a fee equal to a percentage of the unfunded commitment. We recognized fee income on unfunded letter of credit commitments of $238 million in 2002 and $197 million in 2001.

Conduit Transactions We arrange financing for certain customer transactions through multi-seller commercial paper conduits that provide the customers with access to the commercial paper market. Conduits purchase a variety of asset-backed loans and receivables, trade receivables, securities and other assets from borrowers and issuers, and issue commercial paper to fund those assets.

      At December 31, 2002, we administered two off-balance sheet conduits with combined commercial paper outstanding of $13 billion. We provide liquidity facilities on substantially all of the commercial paper issued by the conduits that we administer. All transactions are governed through our Credit Policy Committee and we maintain a credit relationship with all clients with assets financed through the conduits. The Credit Risk Management section describes how we manage on- and off-balance sheet credit risk.

      Under liquidity facilities, we are obligated to purchase an interest in the assets that are financed by the conduits in the event the conduits are unable to continue to issue commercial paper to finance those assets. The ability to market commercial paper is affected by general economic conditions as well as the credit rating of the party providing the liquidity facility. From the time these conduits began issuing commercial paper, we have never been required to provide liquidity because the conduit could not issue commercial paper.

      This risk is incorporated in the overall assessment of our liquidity risk as described in the Liquidity Risk Management section. Off-balance sheet conduit liquidity facilities were $18 billion at December 31, 2002, and $23 billion at December 31, 2001. The excess exposure to loss over the total liabilities of these conduits represents unfunded customer purchase facilities. We received $38 million in 2002 and $34 million in 2001 in fees for providing liquidity facilities.

      In addition, at the discretion of the conduit administrator, the liquidity facilities may be drawn to require that we purchase assets from the conduit. In some cases, the par value of the assets may be less than their fair value and consequently, we will record a loss for the difference between the par value and the fair value. In 2002 and 2001, we purchased $843 million and $178 million of assets from the conduits we administered and recorded $67 million and $122 million of losses, respectively.

Asset Securitizations From time to time, we securitize assets originated through our normal loan production channels or purchased in the open market. In securitization transactions for assets originated through our normal loan production channels, assets are typically sold to a qualifying special purpose entity (QSPE), which then issues beneficial interests in the form of senior and subordinated interests, including residual interests, collateralized by the assets. The QSPE is a legally distinct, bankruptcy remote entity that is used in these transactions to isolate the assets’ cash flows from originator default. This legal isolation and the allocation of risk to different tranches of securities issued by the QSPE allow securitization transactions to generally receive cost-advantaged funding rates.

      These securitizations are also used to provide an alternative funding source, to reduce credit risk and to manage capital. Certain securitization transactions result in a complete transfer of risk to investors, and in others, we retain risk in the form of senior or subordinated notes or residual interests in the securities issued by the QSPE.

Management’s Discussion and Analysis

      In certain cases, the investors in the debt issued by the QSPE are conduits that are administered by other parties. We provide liquidity guarantees on the commercial paper issued by the conduits to fund the purchase of the QSPE’s debt. Similar to the discussion above in Conduit Transactions, under these liquidity facilities, we are obligated to purchase asset interests that are financed by the conduits in the event the conduits are unable to continue to issue commercial paper to finance those assets. To date, we have not been required to provide liquidity under these agreements because the conduit could not issue commercial paper. These off-balance sheet liquidity guarantees amounted to $7.9 billion at December 31, 2002, and $7.7 billion at December 31, 2001. We received $13 million in 2002 and $2 million in 2001 in fees for providing liquidity facilities.

      In addition, at the discretion of the conduit administrator, the liquidity facilities may be drawn to require us to purchase assets from the conduit. In some cases, the par value of the assets may be less than their fair value and consequently, we will record a loss for the difference between the par value and the fair value. In 2002 and 2001, we did not have significant losses associated with these purchases.

      Generally, we are paid fees by the QSPE for servicing the assets owned by the QSPE. We received $23 million in fees in 2002 and $6 million in fees in 2001.

      In 2002, we securitized residential mortgage loans of $4.4 billion into agency and other asset-backed securities, and retained substantially all as securities available for sale. In addition, we securitized and sold $5.6 billion of prime equity lines, retaining $2.2 billion in the form of asset-backed securities and $168 million in the form of residual interests. Included in other income were gains of $159 million in 2002 related to these securitizations. Retained interests from securitizations, recorded as either available for sale securities, trading account assets or other assets, were $20 billion at December 31, 2002, and $18 billion at December 31, 2001.

      We also structure collateralized loan obligations (CLOs) and collateralized debt obligations (CDOs). In these transactions, securities or loans are purchased in the open market or transferred to special purpose entities (SPEs). These SPEs are capitalized with equity contributed by third parties in an amount driven by market conditions but not less than 3 percent of the fair value of the financial assets held by the SPE. In certain transactions, we also may invest in non-controlling interests in the form of equity and/or senior or subordinated notes in the entities. These retained interests are recorded as available for sale securities and were $151 million at December 31, 2002, and $46 million at December 31, 2001. Impairment losses included in other income related to retained interests in CLOs and CDOs were $42 million in 2002 and $29 million in 2001. We have varying levels of credit, interest and prepayment rate risk associated with our investment in these debt securities and residual interests as described in the Critical Accounting Policies section. We are also paid fees on these transactions, primarily structuring fees.

      We also securitize fixed rate municipal bonds. Similar to other securitization transactions, the bonds are sold to a QSPE, which issues short-term tax-exempt debt securities and residual interests collateralized by the assets. Investors purchase the tax-exempt debt securities, and generally, we retain the residual interests. At December 31, 2002, retained interests were $318 million and at December 31, 2001, $342 million. We also provide liquidity guarantees on the debt securities issued by the QSPEs. The market for tax-exempt securities is generally very liquid, but in the event the debt securities could not be remarketed due to market conditions, the liquidity guarantee would require us to purchase the debt securities from the QSPE at par value. Off-balance sheet liquidity guarantees were $5.0 billion at December 31, 2002, and $3.8 billion at December 31, 2001.

Other Credit Enhancements We also assist commercial, municipal, nonprofit and other customers in obtaining long-term tax-exempt funding through municipal bond issues, by providing credit enhancement in the form of standby letters of credit or liquidity facilities. Under these agreements and in certain conditions, in the event the bonds are put back to the issuer by the bondholder prior to maturity and cannot be remarketed, we are obligated to provide funding to finance repurchase of the bonds. We have not been required to provide any funding under these agreements in 2002. Other off-balance sheet credit enhancements were $11 billion at December 31, 2002, and $12 billion at December 31, 2001. Fees from these agreements are included in the letter of credit fees above.

      This risk is incorporated in the overall assessment of our liquidity risk as described in the Liquidity Risk Management section. The Credit Risk Management section describes how we manage on- and off-balance sheet credit risk.

Leasing Transactions We have leasing transactions similar to synthetic leases. Synthetic leases generally involve leasing assets from a trust and providing a residual value guarantee to support non-recourse borrowings of the trust. Our leasing transactions are not with trusts, but with a leasing subsidiary of a major financial institution. We provide residual value guarantees in these transactions. Our synthetic leases involve certain corporate assets, primarily real estate. These assets were previously held in legally distinct special purpose entities (trusts) to which a third party provided some or all of the equity investment. In 2002, these trusts were acquired by a leasing subsidiary of a large financial institution and the various leases were amended and restated.

      In December 2002, we entered into a sale and leaseback transaction with a large financial institution under which we committed to sell $1.3 billion of railcars and lease them back over a six-year period. In December 2002, we sold $600 million of railcars and leased them back. The remaining railcars are expected to be sold and leased back early in 2003. The purchase was financed by the purchaser/lessor through the issuance of non-recourse debt to independent third parties. No gain or loss was recognized in these transactions.

      Total assets within these off-balance sheet lease structures were $876 million at December 31, 2002. Assets of $198 million have been classified as capital leases; accordingly, the present value of the minimum lease payments, including the present value of the maximum residual guarantee at the end of the lease term, has been recorded as a capital asset and as long-term debt.

Management’s Discussion and Analysis

      We provided residual guarantees to the lessors of $767 million at December 31, 2002, with $595 million representing assets under operating leases. Included in this amount are residual value guarantees of $370 million related to the operating leases of railcars. The residual value guarantees protect the lessor from loss on sale of the property at the end of the lease term. To the extent that a sale results in proceeds less than a stated percent (generally 80 percent to 89 percent) of the property’s cost less depreciation, we will be required to reimburse the lessor under our residual value guarantee.

Principal Investing Our Principal Investing business involves investments primarily in private equity and mezzanine securities and in investments in funds sponsored by selected private equity and venture capital groups. These investments were recorded on the balance sheets at a fair value of $2.1 billion at December 31, 2002, and $2.6 billion at December 31, 2001. These investments are subject to all the risks of the equity markets and many of these investments are illiquid. Direct investments in public and private companies typically do not involve legally binding commitments to participate in subsequent equity or debt offerings. Fund investments do however involve legally binding commitments to contribute capital pursuant to the terms of limited partnership agreements. At December 31, 2002, we had unfunded commitments to more than 200 fund sponsors amounting to $972 million. We expect that these commitments will be drawn over the next three to five years.

Transactions in Our Own Stock Since 1999 we have entered into derivative transactions in our own stock, including forward purchase contracts and equity collars. The Stockholders’ Equity section has a detailed description of these transactions. We use forward purchase contracts as part of our stock repurchase program. Under the forward purchase contracts, a counterparty purchased shares from us or in the open market. Simultaneously, we entered into a forward contract with the same counterparty to repurchase the shares at the same price plus a premium that accrues over the term of the contract. This allowed us to set the price of a share repurchase without reducing stockholders’ equity. At December 31, 2002, we had a forward contract involving 24 million shares at a cost of $753 million. We use equity collars to offset potential dilution from stock options. Under the collar transactions, we purchased a call option and sold a put option to the same counterparty. At December 31, 2002, we had collar transactions involving 12 million shares at a cost of $402 million.

      We have the option to settle these contracts by purchasing the shares for cash or by settling on a net cash or net share basis. If we settle the contracts by purchasing the shares, we will pay cash and realize a corresponding reduction to stockholders’ equity. Net cash and net share settlement would involve a counterparty selling the shares they hold, with the remaining obligation settled in cash or shares, respectively. Depending on the market price of our stock relative to the price of the contracts at settlement, we may either receive or pay cash or issue shares under net settlement.

Contingent Consideration As part of our acquisition activity, we often negotiate terms in which a portion of the purchase price is contingent on future events, typically related to the acquired businesses meeting revenue or profitability targets. The additional consideration may be cash or stock. Contingent consideration is paid when the contingency is resolved and recorded as additional goodwill. At December 31, 2002, we had $263 million in cash and $18 million of our common stock committed under such agreements that may be paid through 2011 if the contingencies are met.

Risk Governance and Administration

      We have adopted a comprehensive approach to managing risk, allocating economic capital and measuring risk-adjusted returns. Our risk management activities are administered by the chief risk management officer and chief financial officer. Risk management governance is provided through various executive and board level oversight committees. Our risk management objectives include evaluating the inherent risks in our business strategies, establishing appropriate risk and return guidelines, and effectively managing those risks to minimize the probability of future negative outcomes.

      Our chief risk management officer reports directly to the chief executive officer and is responsible for credit, market and operational risk governance. The chief risk management officer provides loan portfolio, market risk and other information to appropriate management and board of directors oversight committees on a regular basis. These management committees include the Credit Policy Committee, the Asset and Liability Management Committee and the Market Risk Committee, all of which meet monthly. The Credit & Finance Committee and Audit & Compliance Committee of the board of directors, composed of outside directors, also meets bimonthly. An Operational Risk Committee, headed by our chief risk management officer, meets at least quarterly and is responsible for oversight of all operational risk issues. The Allowance for Loan Losses Committee, also chaired by the chief risk management officer, meets quarterly and is responsible for the review and approval of the level of the allowance for loan losses.

      Our risk management practices include key elements such as independent checks and balances, formal authority limits, well-defined policies and procedures, quantitative modeling, diversification, active portfolio management and experienced risk management personnel. Our internal audit department also evaluates risk management activities. These activities include performing internal audits, the results of which are reviewed with management and the Audit & Compliance Committee, as appropriate.

Credit Risk Management Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms. We are subject to credit risk in our lending, trading, investing, liquidity/funding and asset management activities. The nature and amount of credit risk depends on the types of transactions, the structure of those transactions and the parties involved. In general, credit risk is incidental to our trading, liquidity/funding and asset management activities, while it is central to the profit strategy in lending. As a result, the majority of our credit risk is associated with our lending activities.

Management’s Discussion and Analysis

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

      The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines. These guidelines are based on the default probabilities associated with the credit facilities extended to each borrower or related group of borrowers.

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

      Credit approvals are based, among other factors, on the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook. There are two processes for approving credit risk exposures. The first involves standard approval structures (e.g., rapid approval grids) for use in retail, certain small business lending and most trading activities. The second, and more prevalent approach, involves individual approval of exposures consistent with the authority delegated to officers experienced in the industries and loan structures over which they have responsibility.

      In commercial lending, servicing of credit exposure may be as often as weekly for certain types of asset-based lending, to annually for certain term loans. Some term loans having characteristics similar to retail loans are monitored for delinquencies only. In general, quarterly servicing is normal for all significant exposures. The internal risk ratings are confirmed with each major servicing event. In addition, portfolio modeling is employed to verify default probabilities and to estimate losses.

      Borrower exposures may be designated as “watch list” accounts when warranted by either environmental factors or individual company performance. Such accounts are subjected to additional quarterly reviews by the business line management, risk management and credit risk review staff and our chief risk management officer in order to adequately assess the borrower’s credit status and to take appropriate action. In addition, projections of both nonperforming assets and losses for future quarters are performed monthly.

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

      By incorporating these models and policies into computer programs or “decisioning engines,” much of the underwriting is automated. Once a line of credit or other retail loan is extended, it is included in the overall portfolio, which is continuously monitored for changes in delinquency trends and other asset quality indicators. Delinquency action on individual credits is taken monthly or as needed if collection efforts are necessary. The independent credit risk review unit also has a retail component to ensure adequacy and timeliness of retail credit processes. The portfolio management group also calculates economic capital for retail credit assets.

Market Risk Management We trade a variety of debt securities, foreign exchange instruments and derivatives in order to provide customized solutions for the risk management needs of our customers and for proprietary trading. Risk is controlled through the use of Value-at-Risk (VAR) methodology with limits approved by the Asset and Liability Management Committee and an active, independent monitoring process. Our 1-day VAR limit for 2002 was $30 million.

      The VAR methodology uses recent market volatility to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent confidence level. The VAR model uses historical data from the most recent 252 trading days. The Daily VAR Backtesting table shows the daily trading profit and loss, and compares this to the daily VAR. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. The total 1-day

Management’s Discussion and Analysis

VAR was $13 million at December 31, 2002, and $11 million at December 31, 2001, and primarily related to interest rate risk and equity risk. The high, low and average VARs in 2002 were $18 million, $9 million and $13 million, respectively.

      High, low and average 1-day VARs by major risk category and on an aggregate basis are shown in the VAR Profile by Risk Type table. The Histogram of Daily Profit and Loss in 2002 table shows the distribution of daily trading revenues versus 1-day VAR projections and the consistency of the trading pattern in terms of daily profitability.

Operational Risk Management Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This risk is inherent in all of our businesses.

      Our corporate governance structure for the management of operational risk is composed of the Credit & Finance Committee of the board of directors, an enterprise-wide operational risk executive committee and functional risk committees focused on managing a specific risk such as vendor, compliance, technology and business continuity planning. Outside our governance process, we devote significant emphasis and resources to continuous refinement of processes and tools that aid us in proactive identification and management of material operational risks. Additionally, we focus on training, education and development of a risk management culture that reinforces the message that management of operational risk is the responsibility of all our employees.

      We manage operational risk under the leadership of the chief risk management officer. An enterprise-wide operational risk team, reporting to the chief risk management officer, is composed of professionals who work with business line and risk management resources to deploy and improve operational risk management competencies, processes and technologies. Additionally, this group is responsible for corporate operational risk governance and information reporting to executive management and to the board of directors, including the Audit & Compliance Committee and Credit & Finance Committee.

      Clearly, managing merger integration risk and change in general is a key component of operational risk. To manage this risk, our merger integration team, led by experienced merger executives, is following a paced, methodical and deliberate integration plan for the conversion and integration of the former Wachovia and First Union. A disciplined process to assess organizational readiness for change has been implemented. This process provides readiness/risk information relative to staffing, training, customer communication, compliance, vendors, corporate real estate, technology infrastructure, application systems, operational support and balancing/reconcilement.

      We are also focused on operational risks outside the merger context such as business continuity, reliance on vendors and privacy/information security. These risks are not unique to our institution and are inherent in the financial services industry.

      The management of business continuity and availability risk includes consideration of the people, processes and technologies that support our day-to-day operations, as well as specific contin-

VAR Profile by Risk Type

(In millions)	2002			2001

Risk Category	High	Low	Avg	High	Low	Avg

Interest rate	16.6	2.7	11.2	14.3	5.3	9.8
Foreign exchange	4.7	0.2	1.3	5.3	0.4	1.4
Equity	11.0	3.3	6.9	11.8	2.2	5.2

Aggregate	l7.8	9.4	13.5	15.5	6.5	11.3

gency plans for business disruptions such as natural disasters, terrorism or failure of systems. We manage this risk by developing business continuity plans and periodic testing and validation.

      Vendor risks include the strategic, reputation, financial, compliance or transaction impact that might result from reliance on third-party vendors and alliance partners for delivery of services to our customers. We manage this risk by performing both initial and periodic assessments of each third-party relationship to ensure that the delivery of products and services to our customers is not negatively affected. Additionally, we require that

Management’s Discussion and Analysis

service providers implement appropriate measures to meet the objectives of our security guidelines. We continue to refine our governance structure, processes and training in order to manage this risk more effectively.

      Privacy and information security risks include threats of improper access to data and threats to the integrity of data. We manage this risk by a comprehensive information security program that includes administrative, technical and physical safeguards for customer records and information. This program requires periodic training of our employees and the continual enhancement of security tools and processes. Our security systems use the most current technologies such as firewalls, intrusion detection and encryption. These systems are also subject to periodic internal and external testing.

      Our strategy continues to link business performance measurements to operational risk through risk profiles and capital allocation.

Liquidity Risk Management Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liability, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments, lease obligations, contingent liquidity commitments and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs. However, the Liquidity Risk Management table focuses only on future obligations.

      In the table that follows, all deposits with indeterminate maturities such as demand deposits, checking accounts, savings accounts and money market accounts are presented as having a maturity of one year or less.

      Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings, cash flows from operations, and asset securitizations and sales.

      Cash flows from operations are a significant component of liquidity risk management and consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments. Deposits are our primary source of liquidity. We are one of the nation’s largest core deposit-funded banking institutions with a deposit base that is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region. We believe this geographic diversity creates considerable funding diversity and stability. The stability of this funding source is affected by other factors, including returns available to customers on alternative investments, the quality of customer service levels and competitive forces.

      We purchase funds on an unsecured basis in the federal funds, commercial paper, bank note, national certificate of deposit and long-term debt markets. In addition, we routinely use securities in our trading portfolio and in our available for sale portfolio as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured

Liquidity Risk Management

	December 31, 2002

			Over One	Over
		One Year	Year Through	Three
(In millions)	Total	or Less	Three Years	Years

Contractual Commitments
Deposit maturities	$191,518	176,535	11,159	3,824
Short-term borrowings	47,093	47,093	—	—
Long-term debt	39,662	5,078	12,387	22,197
Operating lease obligations	2,548	356	611	1,581
Capital lease obligations	228	10	19	199
Commitments to purchase securities	2,382	2,382	—	—

Total	$283,431	231,454	24,176	27,801

borrowings through the Federal Reserve Bank. Our ability to access unsecured funding markets and the cost of funds acquired in these markets is primarily dependent upon our credit rating, which is currently P-1/A-1 for short-term paper and Aa3/A for senior debt (Moody’s and Standard & Poor’s, respectively). Our goal is to maintain a long-term AA credit rating. We believe a long-term credit rating of AA will provide us with many benefits, including access to additional funding sources at lower rates (assuming a static interest rate environment). Conversely, a downgrade from our current long-term debt ratings would have an adverse impact, including higher costs of funds, access to fewer funding sources and possibly the triggering of liquidity agreements such as those with the multi-seller commercial paper conduits. Providing funding under liquidity agreements may result in our forgoing more profitable lending and investing opportunities because of funding constraints.

      Asset securitizations provide an alternative source of funding. Outside the customer-oriented conduit activities, we do not rely heavily on the securitization markets as a source of funds but instead we use securitizations to diversify risk and manage regulatory capital levels. Widening of the credit spreads in the securitization market may make accessing these markets undesirable. If securitizations become undesirable, we may discontinue certain lending activities and/or increase our reliance on alternative funding sources.

      The Asset and Liability Management Committee is responsible for liquidity risk management. This Committee approves liquidity limits and receives thorough periodic reports on our liquidity position. The liquidity reporting details compliance with limits and with guidelines. It includes a review of forecasted liquidity needs based on scheduled and discretionary asset and liability maturities. It evaluates the adequacy of funding sources to meet these needs. In addition, stress scenario tests are evaluated to ensure adequacy of funding in an adverse environment. These stress tests include reduced access to traditional funding sources in addition to expected drawdowns of contingent liquidity exposures (for example, liquidity agreements with conduits).

Derivatives We use derivatives to manage our exposure to interest rate risk, to generate profits from proprietary trading and to assist our customers with their risk management objectives. All derivatives are recorded on the balance sheet at fair value with realized and unrealized gains and losses included either in the

Management’s Discussion and Analysis

results of operations or in other comprehensive income, depending on the nature and purpose of the derivative transaction. Derivative transactions are often measured in terms of notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is not usually exchanged, but is used only as the basis upon which interest or other payments are calculated.

      For interest rate risk management, we use derivatives as a cost-and capital-efficient way to hedge on-balance sheet assets, liabilities and forecasted transactions. Derivatives used for interest rate risk management include various interest rate swap, futures, forward and option structures with indices that relate to the pricing of specific on-balance sheet instruments. Trading and customer derivatives include a wide array of interest rate, foreign currency, credit and equity derivatives.

      Swap contracts are commitments to settle in cash at a future date or dates, which may range from a few days to a number of years, based on differentials between specified financial indices as applied to a notional principal amount. Futures and forward contracts are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery. Option contracts give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time, a financial instrument or currency at a contracted price that may also be settled in cash, based on differentials between specified indices. Credit derivatives are contractual agreements that provide insurance against a credit event including bankruptcy, insolvency and failure to meet payment obligations of one or more referenced credits in exchange for a fee.

      We measure the credit exposure on our derivative contracts by taking into account both the current market value of each contract in a gain position, which is reported on the balance sheet, plus a prudent estimate of potential change in value over each contract’s life. The measurement of the potential future exposure for each credit facility is based on a simulation of market rates and generally takes into account legally enforceable risk mitigating agreements for each obligor such as netting and collateral.

      We manage the credit risk of these instruments in much the same way that we manage credit risk of our loan portfolios, by establishing credit limits for each counterparty and through collateral agreements for dealer transactions. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty. Credit risk is also reduced significantly by entering into legally enforceable master netting agreements. When we have more than one transaction with a counterparty and there is a legally enforceable master netting agreement in place, the exposure represents the net of the gain and loss positions with that counterparty. The Credit Risk Management section has more information on the management of credit risk.

      The market risk associated with interest rate risk management derivatives is fully incorporated into our earnings simulation model in the same manner as financial instruments for which the interest-bearing balance is reflected on the balance sheet. The Interest Rate Risk Management section describes the way in which we manage this risk. The market risk associated with trading and customer derivative positions is managed using the VAR methodology, as described in the Market Risk Management section.

      Detailed information on our derivatives used for interest rate risk management is included in Table 17 through Table 19. Additional information is also included in Note 1, Note 4 and Note 18 to Notes to Consolidated Financial Statements.

Interest Rate Risk Management Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines. The Asset and Liability Management Committee oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines as needed to manage overall risk exposure.

      In analyzing interest rate sensitivity for policy measurement, we compare our forecasted earnings per share in both a “high rate” and “low rate” scenario to base-line scenarios. Our base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The “high rate” and “low rate” scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the next 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from “high rate” or “low rate” scenarios is 5 percent. The policy limit applies to the “most likely rate” and the “flat rate” base-line scenarios. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

Earnings Sensitivity Our “flat rate” scenario holds the federal funds rate constant at 1.25 percent through December 2003. Based on our December 2002 outlook, if interest rates were to follow our “high rate” scenario (i.e., a 200 basis point increase in short-term rates from our “flat rate” scenario), our earnings sensitivity model indicates earnings during the policy measurement period would decline by 0.9 percent. Typically, we analyze a 200 basis point decline for our “low rate” scenario. However, because of the current federal funds rate level, we believe a 50 basis point decline in rates is more appropriate. If rates were to follow the “low rate” scenario relative to “flat rates,” earnings would decline by 0.1 percent.

      For our “most likely rate” scenario, we believe the market forward implied rate (“market rate”) is the most appropriate. This scenario assumes the federal funds rate remains level at 1.25 percent through the second quarter of 2003 and gradually rises to 2.00 percent by December 2003. Sensitivity to the “market rate” scenario is measured using a gradual 200 basis point increase over a 12-month period. Our model indicates that earnings would

Management’s Discussion and Analysis

be negatively affected by 1.9 percent in a “high rate” scenario relative to the market rate over the policy period. Additionally, we measure a scenario where rates gradually decline 50 basis points over a 12-month period relative to the “most likely rate” scenario. The model indicates that earnings would be negatively affected in this scenario by 0.1 percent.

      In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other more extreme interest rate scenarios. These alternate “what if” scenarios may include interest rate paths that are higher, lower and more volatile than those used for policy measurement. For example, based on our December 2002 outlook, if short-term rates rise by 300 basis points over the course of 2003, earnings in 2003 would decline by 1.6 percent.

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

Financial Disclosure We have always maintained internal controls over financial reporting, which generally include those controls relating to the preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America. As a bank holding company, we are subject to the internal control reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act, and therefore, we are very familiar with the process of maintaining and evaluating our internal controls over financial reporting. In connection with the Sarbanes-Oxley Act of 2002, management focused its attention in 2002 on our “disclosure controls and procedures,” which as defined by the Securities and Exchange Commission (SEC) are generally those controls and procedures designed to ensure that financial and non-financial information required to be disclosed in our reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. In light of new regulatory requirements, we engaged in a process of reviewing our disclosure controls and procedures. As a result of our review, and although we believed that our pre-existing disclosure controls and procedures were effective in enabling us to comply with our disclosure obligations, we implemented minor enhancements to our disclosure controls and procedures. These enhancements, which included the establishment of a disclosure committee, generally formalized and documented the disclosure controls and procedures that we already had in place.

      The disclosure committee, which includes senior representatives from our treasury, accounting and investor relations departments, as well as from our four core business segments, assists senior management in its oversight of the accuracy and timeliness of our disclosures, as well as in implementing and evaluating our overall disclosure process. As part of our disclosure process, accounting representatives in our finance division and representatives from our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, prepare and review monthly, quarterly and annual financial reports, which also are reviewed by each of the business segment’s chief financial officers and senior management. Accounting representatives in our finance division also conduct further reviews with our senior management team, other appropriate personnel involved in the disclosure process, including the disclosure committee and internal audit, and our external auditors and counsel, as appropriate. Financial results and other financial information also are reviewed with the Audit & Compliance Committee of the board of directors on a quarterly basis. In addition, accounting representatives in our finance division meet with representatives of our primary federal banking regulators on a quarterly basis to review, among other things, income statement and balance sheet trends, any significant or unusual transactions, changes in or adoption of significant accounting policies, and other significant non-financial data, as identified by our representatives. The chief executive officer and the chief financial officer also meet with the federal banking regulators on a semiannual basis. As required by applicable regulatory requirements, the chief executive officer and the chief financial officer review and make various certifications regarding the accuracy of our periodic public reports filed with the SEC and our disclosure controls and procedures. With the assistance of the disclosure committee, we will continue to assess and monitor our disclosure controls and procedures and will make refinements as necessary.

Accounting and Regulatory Matters

      The following information addresses new or proposed accounting pronouncements related to our industry as well as new or proposed legislation that will continue to have a significant impact on our industry.

Consolidations In January 2003, the FASB issued FIN 46, which addresses consolidation of variable interest entities (VIEs), certain of which are also referred to as SPEs. VIEs are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinate financial support from other parties. Under the provisions of FIN 46, a company will consolidate a VIE if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s expected residual returns if they occur or both. The company that consolidates a VIE is called the primary beneficiary. The provisions of FIN 46 are applicable to variable interests in VIEs created after January 31, 2003. Variable interest in VIEs created before February 1, 2003, are subject to the provision of FIN 46 no later than July 1, 2003. In addition, if it is reasonably possible that a company will consolidate or disclose information about a VIE when FIN 46 becomes effective, the company is required to disclose the nature, purpose, size and activities of the VIE and the company’s maximum exposure to loss as a result of its involvement with the VIE in its December 31, 2002, financial statements.

Management’s Discussion and Analysis

Because of the extensive analysis that is required to adopt FIN 46, we have not fully assessed the impact of adopting this standard, including whether any cumulative effect of an accounting change will be recognized in the results of operations in the period of adoption, which will be no later than the quarter ended September 30, 2003. Certain entities that are preliminarily considered VIEs in which we have a significant or majority variable interest may change before adoption of FIN 46. We have provided the required disclosures in Note 6 to Notes to Consolidated Financial Statements.

Accounting for Stock-Based Compensation In December 2002, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, which amended SFAS 123, Accounting for Stock-Based Compensation. SFAS 148 provides three methods for transition to the fair value method of accounting for stock options for those companies that elect the fair value method under SFAS 123. The three methods include: the prospective method for new stock options awarded after the date of the adoption of the fair value method, which is the method originally required by SFAS 123; the modified prospective method for all stock options unvested as of the date of adoption of the fair value method; and the retroactive restatement method of all periods presented. In 2002, we adopted the fair value method of accounting using the prospective method. SFAS 148 also requires more prominent disclosures about the method of accounting for stock options and the impact on the results of operations of the method used. We have provided these required disclosures in Note 1 to Notes to Consolidated Financial Statements.

Guarantees In November 2002, the FASB issued FIN 45. FIN 45 requires a company to record as a liability the fair value of certain guarantees initiated by the company. The offsetting entry is dependent on the nature of the guarantee, with an asset generally being recorded, such as the consideration received for providing a letter of credit or prepaid rent for a residual value guarantee in an operating lease. The liability recorded will typically be reduced by a credit to the results of operations as the guarantee lapses, which generally will occur on a systematic basis over the term of the guarantee or at settlement of the guarantee.

      The initial measurement and recognition provisions of FIN 45 are effective for applicable guarantees written or modified after December 31, 2002. The adoption of these recognition provisions will result in recording liabilities associated with certain guarantees that we provide. These include the residual value guarantees issued in conjunction with the railcar sale/leaseback discussed in the Off-Balance Sheet Profile section, standby letters of credit for which the consideration is received at periods other than at the beginning of the term, and certain liquidity facilities we provide to the conduits we administer. The impact of the initial measurement and recognition provisions of FIN 45 is dependent on the number and size of applicable future guarantees that we provide; however, we do not anticipate that the impact will have a material effect on our consolidated financial position or results of operations.

      In addition, FIN 45 requires disclosures beginning with the December 31, 2002, financial statements of these and other guarantees. We have provided the disclosure required by FIN 45 in Note 18 to Notes to Consolidated Financial Statements, for all applicable guarantees in effect at December 31, 2002.

Exit Costs In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Under the provisions of SFAS 146, a liability for costs associated with exit or disposal activities is recognized only when a liability has been incurred. Previously, a liability was recognized when management committed to a plan of disposal and the plan met certain criteria, even though commitment to a plan did not, by itself, necessarily result in a liability.

      Specifically, under SFAS 146, involuntary employee termination costs will be recorded on the date that employees are notified, if the period between notification and termination is the lesser of 60 days or the legally required notification period. Otherwise, these costs will be recognized evenly over the period from notification to termination. Costs associated with terminating a contract, including leases, will be recognized when the contract is legally terminated or the benefits of the contract are no longer being realized.

      SFAS 146 is effective for exit plans initiated after December 31, 2002. The impact this standard will have is dependent on the number and size of any exit or disposal activities that we undertake, and the effect will be largely on the timing of expense recognition.

Asset Impairment In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supercedes both SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS 144 retains the fundamental provisions in SFAS 121 for recognition and measurement of impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale and resolves significant implementation issues associated with SFAS 121. Unlike SFAS 121, an impairment assessment under SFAS 144 does not result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS 142, as described below.

      We adopted SFAS 144 on January 1, 2002. The adoption of SFAS 144 for long-lived assets held for use had no material impact on our consolidated financial position or results of operations. The provisions of SFAS 144 for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities.

Business Combinations In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method. Also under SFAS 141, identified intangible assets acquired in a purchase business combination must be sep-

Management’s Discussion and Analysis

arately valued and recorded on the balance sheet if they meet certain requirements. Under SFAS 142, goodwill and intangible assets with indefinite useful lives acquired in purchase business combinations completed before July 1, 2001, are subject to amortization through December 31, 2001, at which time amortization ceases. We adopted SFAS 141 and the provisions of SFAS 142 relating to amortization of intangible assets on July 1, 2001.

      Under the provisions of SFAS 142, goodwill and identified intangible assets with indefinite useful lives are not subject to amortization. Rather they are subject to impairment testing on an annual basis, or more often if events or circumstances indicate that there may be impairment. Identified intangible assets that have a finite useful life are amortized over that life in a manner that reflects the estimated decline in the economic value of the identified intangible asset. Identified intangible assets that have a finite useful life are periodically reviewed to determine whether there have been any events or circumstances to indicate that the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced. Unamortized intangible assets associated with disposed assets are included in the determination of gain or loss on sale of the disposed assets.

      The merger of First Union and the former Wachovia was accounted for using the purchase method, and in accordance with the provisions of SFAS 141, the goodwill recorded in connection with the merger was never subject to amortization.

      Under the provisions of SFAS 142, all goodwill and identified intangible assets with an indefinite useful life must be tested for impairment as of January 1, 2002, and annually thereafter. This test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a further test is required to measure the amount of goodwill impairment. Under SFAS 142, a reporting unit is an operating segment or one level below an operating segment. We determined that lines of business were our reporting units. Our impairment evaluations as of January 1, 2002, and for the year ended December 31, 2002, indicated that none of our goodwill was impaired.

Derivatives Used in Trading Activities In November 2002, the FASB’s Emerging Issues Task Force (EITF) concluded in EITF Issue 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, that a company could not recognize an unrealized gain at the inception of a derivative contract unless the fair value of that contract was based on either quoted market prices in an active market, observable prices of other current market transactions or valuation models where the variables in the models were based on observable data. The impact of EITF 02-3 does not change the actual gain or loss over the life of a contract. Rather, it affects the timing of the recognition of unrealized gains and losses over the life of a contract. EITF 02-3 was effective for all transactions entered into after November 21, 2002. We have an insignificant number of contracts subject to EITF 02-3, and accordingly, this consensus had no impact on our 2002 results of operations. The impact in 2003 and thereafter will depend on the type and volume of contracts subject to EITF 02-3.

Regulatory Matters On October 26, 2001, the USA Patriot Act of 2001 became law. This act contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (the IMLAFA). The IMLAFA contains anti-money laundering measures affecting insured depository institutions, broker-dealers and certain other financial institutions. The IMLAFA requires U.S. financial institutions to adopt new policies and procedures to combat money laundering and grants the Secretary of the Treasury broad authority to establish regulations and to impose requirements and restrictions on financial institutions’ operations. As of the date of this filing, the impact of the IMLAFA on our operations is not expected to be material. We are establishing policies and procedures to ensure compliance with the IMLAFA.

      In 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 (Modernization Act) became law. The Modernization Act allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than was permissible before enactment, including underwriting insurance and making merchant banking investments in commercial and financial companies. It also allows insurers and other financial services companies to acquire banks; removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities activities. This part of the Modernization Act became effective in March 2000. In 2000, we became a financial holding company pursuant to the Modernization Act and are thereby permitted to engage in the broader range of activities that the Modernization Act permits.

      The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions generally prohibit financial institutions, such as ours, from disclosing nonpublic personal financial information to non-affiliated third parties unless customers have the opportunity to “opt out” of the disclosure.

      On July 30, 2002, President George W. Bush signed the Sarbanes-Oxley Act of 2002 into law. The intent of this law is to reform specific matters pertaining to public accounting oversight, auditor independence and corporate responsibility. Requirements in the act will affect certain of our corporate governance policies and certain of our business lines, such as securities analysis. We continue to assess and refine our corporate governance policies in response to this law. We do not believe this law will negatively affect our consolidated financial position or results of operations.

      Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the

Management’s Discussion and Analysis

uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations.

Earnings Analysis for Fourth Quarter 2002

      Fourth quarter 2002 net income available to common stockholders was $891 million, or 66 cents per share, up 22 percent from $730 million, or 54 cents in the fourth quarter of 2001. These results included after-tax net merger-related and restructuring expenses of $92 million, or six cents per share, in 2002, and $63 million, or four cents, in 2001. Total revenues were down from the fourth quarter of 2001 primarily due to weak trading results and higher net principal investing losses, partially offset by gains on the sale of loans and securities. The provision for loan losses declined from the fourth quarter of 2001, primarily due to charge-offs on exposure to an energy services company that filed for bankruptcy in the fourth quarter of 2001. The fourth quarter 2002 provision did, however, exceed net charge-offs by $109 million due to the transfer of exposure to loans held for sale and the sale of loans directly out of the portfolio. Additionally, income tax expense for the fourth quarter of 2002 included the recognition of a tax benefit primarily related to a loss on our investment in The Money Store. This tax benefit was fully offset by credit and legal actions taken as part of our ongoing strategies to reduce risk. See Table 5 for additional information.

Earnings and Balance Sheet Analysis for Prior Year
(2001 Compared with 2000)

      Net income available to common stockholders was $1.6 billion in 2001 compared with $92 million in 2000. Results in each period were diminished by after-tax net merger-related, restructuring and other net expenses, which amounted to $737 million in 2001 and $2.8 billion in 2000. Also in 2000, we recorded a $46 million after-tax charge for the cumulative effect of a change in the accounting for beneficial interests.

      Net interest income on a tax-equivalent basis increased 5 percent from 2000 to $7.9 billion in 2001. This increase was due to the lower interest rate environment, an increase in the proportion of low-cost core deposits and the addition of earning assets from the former Wachovia. This was offset by a number of factors in the second half of 2000 and in 2001. Actions taken in the second half of 2000 as a result of our strategic repositioning negatively affected net interest income, including the sale of the credit card portfolio, securitization of home equity loans and branch divestitures. Because these actions were taken late in the year, they had a partial impact in 2000 but affected the full year of 2001. Additionally, derivative positions that contributed positively to the margin matured in December 2000. Actions taken in 2001 that negatively affected net interest income included branch divestitures and home equity securitizations.

      The contribution of hedge-related derivative income to the net interest margin declined from 23 basis points in 2000 to 18 basis points in 2001 largely due to derivatives that matured in December 2000. The average rate earned on earning assets declined 96 basis points from 2000 to 7.36 percent in 2001 and the average rate paid on liabilities decreased 115 basis points from 2000 to 4.16 percent in 2001.

      Fee and other income was $6.3 billion in 2001, down 6 percent from 2000. The decline largely reflected a $707 million net loss in principal investing compared with principal investing net gains of $395 million in 2000, which was partially offset by the addition of four months of fee and other income related to the former Wachovia.

      Service charges increased 19 percent to $1.4 billion and other banking fees increased 4 percent to $806 million from 2000 due in part to the addition of the former Wachovia. Commissions, which include brokerage and insurance commissions, decreased $23 million to $1.6 billion in 2001 reflecting the weakened trading environment. Fiduciary and asset management fees increased 9 percent to $1.6 billion primarily due to increased asset-based fees in brokerage asset management accounts and to the addition of fee income from the former Wachovia. Advisory, underwriting and other investment banking fees increased 20 percent to $492 million primarily due to strength in the fixed income businesses in the Corporate and Investment Bank.

      Trading account profits were $344 million in 2001, up from $308 million in 2000. Securities transactions resulted in a net loss of $67 million in 2001, including impairment losses of $240 million offset by realized gains. In 2000, securities transactions resulted in a net loss of $1.1 billion, including impairment losses of $80 million.

      Other income, including results from asset sales and securitizations, decreased $846 million from 2000 to $856 million in 2001. Asset sales and securitization gains amounted to $282 million in 2001 and $265 million in 2000. Net market value write-downs on loans held for sale were $86 million in 2001 and $217 million in 2000. In 2001, we recorded a $21 million loss on the discontinued indirect auto lending and leasing business, and in 2000, a $73 million loss principally related to reserves on auto lease residuals.

      Other income also included affordable housing write-downs of $99 million in 2001 compared with $111 million in 2000. Offsetting these affordable housing write-downs were related tax credits amounting to $163 million and $187 million in 2001 and 2000, respectively, which are included in income taxes. Other income in 2001 also included a $75 million gain recorded in connection with the sale of our investment in Star Systems, Inc. In 2000, other income included gains on the sale of the credit card portfolio of $937 million, $71 million on the sale of servicing and $357 million in branch sale gains.

      Noninterest expense was $9.8 billion in 2001, down 16 percent from 2000. The decrease in noninterest expense from 2000 primarily reflected a 2000 net restructuring expense of $2.2 billion offset by the addition of four months of expenses from the former Wachovia in 2001, as well as amortization of intangibles other than goodwill recorded in connection with the merger. The decrease in noninterest expense also reflected our expense control initiatives, divestitures of certain businesses in late 2000 and lower variable compensation expense.

      Income taxes were $674 million in 2001 and $565 million in 2000 and the effective tax rate was 29.39 percent in 2001 and 80.37 percent in 2000. Net income in 2000 included a $1.8 billion

Management’s Discussion and Analysis

write-down for impairment of intangible assets, primarily goodwill. This charge is not deductible for federal or state income tax purposes. Accordingly, this charge had the effect of significantly increasing the effective tax rate in 2000.

      General Bank total revenue was $7.0 billion in 2001 and $5.8 billion in 2000. The increase was due to improved sales production, increased core deposits and to four months of revenue related to the former Wachovia. Net interest income was $5.1 billion in 2001 and $4.4 billion in 2000, reflecting increases in average loans and average core deposits. Fee and other income, which reflected improved service charge income, higher mortgage-related income and strong debit card revenues, was $1.7 billion in 2001 and $1.3 billion in 2000. The provision for loan losses was $425 million in 2001 and $219 million in 2000. The higher provision was due to increased charge-offs related to the normal aging of the home equity portfolio, increased commercial provisions and provisions recorded in connection with loan sales and transfers to loans held for sale. Noninterest expense, excluding the addition of four months of noninterest expense from the former Wachovia, was essentially flat, reflecting solid expense control.

      Loan growth was largely due to across-the-board strength in consumer loans and the addition of loans from the former Wachovia. General Bank average core deposits were $110 billion in 2001, an increase of $12 billion from 2000, including core deposits from the former Wachovia. Both consumer and commercial deposits increased, primarily in interest checking, savings and money market accounts, reflecting our focus on acquiring low-cost core deposits.

      Capital Management total revenue remained steady at $2.9 billion in both 2001 and 2000, as the effects of the declining financial markets were essentially offset by strong product sales and revenue from the former Wachovia. The continued focus on expense control was apparent, as noninterest expense remained essentially flat with 2000 levels, despite the higher noninterest expense base associated with the addition of the former Wachovia.

      Wealth Management total revenue was $646 million in 2001 and $509 million in 2000 reflecting the addition of four months of revenue from the former Wachovia. Net interest income was $251 million in 2001 and $190 million in 2000. Fee and other income amounted to $394 million in 2001 and $319 million in 2000. The increase in noninterest expense year over year reflects the addition of four months of noninterest expense from the former Wachovia.

      Overall Corporate and Investment Bank results were adversely affected by a $1.1 billion decline in principal investing results with a $707 million net loss in principal investing in 2001 compared with principal investing net gains of $395 million in 2000. Our principal investing business was negatively affected by the significant decline in equity market valuations, particularly in the telecommunications and technology sectors, and the related change in debt and private equity capital availability afforded to venture capital-backed companies in 2001. Excluding principal investing, the Corporate and Investment Bank’s 2001 revenue increased $763 million from 2000, partly due to the addition of four months of revenue from the former Wachovia. Noninterest expense increased $153 million from 2000 due to the addition of four months of noninterest expense from the former Wachovia.

      Net interest income in the Parent decreased $883 million due to divested businesses. The $224 million decline in fee and other income was also primarily related to the divested businesses. Noninterest expense declined $277 million due to the divested businesses, reduced management expenses and other reductions in corporate expenses.

      We had securities available for sale with a market value of $58 billion at December 31, 2001, compared with $48 billion at December 31, 2000. Investment securities were $1.6 billion at December 31, 2000.

      Included in securities available for sale at December 31, 2001, were residual interests with a market value of $1.0 billion, which included a net unrealized gain of $205 million. At December 31, 2000, securities available for sale included residual interests with a market value of $298 million, which included a net unrealized gain of $43 million.

      Net loans were $164 billion at December 31, 2001, and $124 billion at December 31, 2000. This increase included loans from the former Wachovia, offset by consumer portfolio loan sales and securitizations, transfers to loans held for sale, the sale of specific commercial loans and strategic reductions in less profitable commercial loans in connection with loan portfolio management actions in 2001. Commercial loans represented 67 percent and consumer loans 33 percent of the loan portfolio at December 31, 2001. Managed loans were $216 billion at December 31, 2001, and $168 billion at December 31, 2000. The average rate earned on loans decreased 98 basis points from 2000 to 7.91 percent in 2001, which was in line with reductions in interest rates.

      At December 31, 2001, nonperforming assets, including non-performing loans classified as loans held for sale, were $1.9 billion and at December 31, 2000, $1.6 billion. The increase in 2001 was due largely to the addition of nonperforming assets from the former Wachovia. The increase also included $200 million of nonperforming assets related to an energy services company that filed for bankruptcy in 2001 and to the transfer to nonperforming assets of part of our Argentinean exposure. Nonperforming loans classified as loans held for sale in 2001 amounted to $228 million compared with $334 million in 2000. As a percentage of net loans, foreclosed properties and loans held for sale, nonperforming assets improved to 1.13 percent at December 31, 2001, compared with 1.22 percent at December 31, 2000.

      Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, amounted to $288 million at December 31, 2001, compared with $183 million at December 31, 2000. Substantially all of the increase was the result of the addition of loans from the former Wachovia. Of these past due loans at December 31, 2001, $82 million were commercial loans or commercial real estate loans and $206 million were consumer loans.

Management’s Discussion and Analysis

      Net charge-offs were 0.70 percent of average net loans in 2001 and 0.59 percent in 2000. Net charge-offs were $937 million in 2001 and $751 million in 2000. The $186 million increase in net charge-offs year over year reflected a $97 million charge-off related to the energy services company referred to above and to net charge-offs related to loans from the former Wachovia.

      The provision for loan losses was $1.9 billion in 2001 and $1.7 billion in 2000. Components of the provision in 2001 included $937 million equal to net charge-offs, $284 million related to loans sold or transferred to loans held for sale and $726 million in incremental provision. The incremental provision was recorded in response to the deterioration in the credit environment as well as to the integration of the loan portfolios as a result of the merger. Components of the provision in 2000 included $751 million equal to net charge-offs, $657 million related to loans transferred to loans held for sale and $328 million in incremental provision.

      As a result of these actions and the addition of $766 million in allowance from the former Wachovia, the allowance for loan losses increased $1.3 billion to $3.0 billion at December 31, 2001. The allowance rose to 1.83 percent of net loans at December 31, 2001, from 1.39 percent at December 31, 2000.

      At December 31, 2001, loans held for sale amounted to $7.8 billion compared with $8.1 billion at December 31, 2000. In 2001, we transferred a net $1.3 billion of loans to loans held for sale; $968 million of these were performing and $291 million were nonperforming at the time of the transfer. Of the $335 million allowance associated with the loans transferred to loans held for sale, $87 million represented existing reserves and $248 million represented additional provision to adjust the loans to the lower of cost or market value at the date of transfer. This activity included the post-merger, third quarter 2001 transfer to loans held for sale of $1.5 billion of overlapping loans and loans representing areas of perceived higher risk. Of these overlapping and higher risk loans, $1.4 billion were performing loans and $113 million were nonperforming.

      In 2001, we sold $23 billion in loans out of the loans held for sale portfolio. Of this total, $1.8 billion were commercial loans and $21 billion were consumer loans, primarily mortgages sold to agencies. Substantially all of the consumer loan sales represented normal flow business, which is originated directly into the loans held for sale portfolio. A total of $378 million of the loans sold were nonperforming. Included in the $23 billion was the securitization of $3.2 billion of The Money Store home equity loans that were transferred into loans held for sale in connection with our June 2000 strategic repositioning.

      Core deposits were $169 billion at December 31, 2001, and $122 billion at December 31, 2000. The majority of this increase was the result of the addition of deposits from the former Wachovia. Our renewed focus on gathering deposits stemmed a negative growth trend and led to deposit growth in low-cost core deposits in 2001, more than offsetting a decline in higher cost consumer certificate of deposit balances. In 2001 and 2000, average noninterest-bearing deposits were 23 percent and 24 percent, respectively, of average core deposits. The portion of core deposits in higher-rate, other consumer time deposits was 23 percent at December 31, 2001, and 29 percent at December 31, 2000.

      Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $60 billion in 2001 and $66 billion in 2000. The decrease from 2000 was due to lower funding needs, primarily the result of the sale of $13 billion in securities in connection with our 2000 strategic repositioning and an increase in low-cost core deposits. Purchased funds were $63 billion at December 31, 2001, and $61 billion at December 31, 2000.

      Long-term debt was $42 billion at December 31, 2001, and $36 billion at December 31, 2000. Long-term debt included $3 billion of trust preferred securities at December 31, 2001, and $2 billion at December 31, 2000.

      Stockholders’ equity was $28 billion at December 31, 2001, including $13 billion from the issuance of shares in connection with the merger with the former Wachovia, and $15 billion at December 31, 2000. Common shares outstanding amounted to 1.4 billion at December 31, 2001, and 980 million at December 31, 2000, with the increase attributable to the 407 million shares issued in the Wachovia merger. In 2001, we repurchased 2 million shares of common stock in the open market at a cost of $64 million. We also retired 16 million shares at a cost of $568 million held by the former Wachovia. In addition, we retired 12 million shares at a cost of $652 million by settling a forward purchase contract and an equity forward contract. In 2000, we repurchased in the open market 15 million shares of common stock at a cost of $479 million.

      We paid $1.0 billion in dividends to common stockholders in 2001 and $1.9 billion in 2000. The decline from 2000 reflected a 50 percent reduction in the dividend rate to 24 cents per share, offset by dividends paid on the shares issued in connection with the merger. This represented a cash earnings dividend payout ratio of 38.40 percent in 2001 and 58.18 percent in 2000.

      At December 31, 2001, our tier 1 and total capital ratios were 7.04 percent and 11.08 percent, respectively, and 7.02 percent and 11.19 percent, respectively, at December 31, 2000. Our leverage ratio at December 31, 2001, was 6.19 percent and at December 31, 2000, 5.92 percent.

Financial Performance

“U.S. BANK of the YEAR”

Wachovia was honored in 2002 to be named “U.S. Bank of the Year” by the prestigious international finance magazine, The Banker, based in London. The award represents one of the HIGHEST ACCOLADES in the GLOBAL BANKING WORLD, reflecting OUTSTANDING ACHIEVEMENT and FINANCIAL PERFORMANCE.

CONTENTS

49	Financial Tables
66	Five-Year Net Interest Income Summaries
68	Management's Statement of Responsibility
69	Independent Auditors' Report
70	Consolidated Balance Sheets
71	Consolidated Statements of Income
72	Consolidated Statements of Changes in Stockholders' Equity
73	Consolidated Statements of Cash Flows
74	Notes to Consolidated Financial Statements

Financial Tables

Table 1

SELECTED STATISTICAL DATA

	Years Ended December 31,

(Dollars in millions, except per share data)	2002	2001	2000	1999	1998

PROFITABILITY
Return on average common stockholders’ equity	11.72%	7.98	0.59	20.23	18.21
Net interest margin (a)	3.92	3.59	3.55	3.79	3.81
Fee and other income as % of total revenue	44.36	44.24	47.11	47.80	46.53
Effective income tax rate	23.29%	29.39	80.37	33.29	27.09

ASSET QUALITY
Allowance as % of loans, net	1.72%	1.83	1.39	1.32	1.36
Allowance as % of nonperforming assets (b)	161	175	135	165	216
Net charge-offs as % of average loans, net	0.73	0.70	0.59	0.53	0.48
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.11%	1.13	1.22	0.78	0.63

CAPITAL ADEQUACY
Tier 1 capital ratio	8.22%	7.04	7.02	7.08	6.81
Total capital ratio	12.01	11.08	11.19	10.87	10.99
Leverage	6.77%	6.19	5.92	5.97	5.91

OTHER DATA
FTE employees	80,778	84,046	70,639	71,659	71,486
Total financial centers/brokerage offices	3,280	3,434	2,568	2,650	2,714
ATMs	4,560	4,675	3,772	3,778	3,690
Registered common stockholders	181,455	191,231	157,524	168,989	146,775
Actual common shares (In millions)	1,357	1,362	980	988	982
Common stock price	$36.44	31.36	27.81	32.94	60.81
Market capitalization	$49,461	42,701	27,253	32,553	59,731

(a)	Tax-equivalent.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

Financial Tables

Table 2

SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	Years Ended December 31,

(In millions, except per share data)	2002		2001	2000	1999	1998

SUMMARIES OF INCOME
Interest income	$15,586		16,100	17,534	15,151	14,988

Interest income (a)	$15,804		16,259	17,633	15,269	15,105
Interest expense	5,763		8,325	10,097	7,699	7,711

Net interest income (a)	10,041		7,934	7,536	7,570	7,394
Provision for loan losses	1,479		1,947	1,736	692	691

Net interest income after provision for loan losses (a)	8,562		5,987	5,800	6,878	6,703
Securities gains (losses)	169		(67)	(1,125)	(63)	357
Fee and other income	7,836		6,363	7,837	6,996	6,078
Merger-related and restructuring expenses	387		106	2,190	404	1,212
Other noninterest expense	11,295		9,725	9,520	8,458	7,844

Income before income taxes and cumulative effect of a change in accounting principle (a)	4,885		2,452	802	4,949	4,082
Income taxes	1,088		674	565	1,608	1,074
Tax-equivalent adjustment	218		159	99	118	117

Income before cumulative effect of a change in accounting principle	3,579		1,619	138	3,223	2,891
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	—		—	(46)	—	—

Net income	3,579		1,619	92	3,223	2,891
Dividends on preferred stock	19		6	—	—	—

Net income available to common stockholders	$3,560		1,613	92	3,223	2,891

PER COMMON SHARE DATA
Basic
Income before change in accounting principle	$2.62		1.47	0.12	3.35	2.98
Net income	2.62		1.47	0.07	3.35	2.98
Diluted
Income before change in accounting principle	2.60		1.45	0.12	3.33	2.95
Net income	2.60		1.45	0.07	3.33	2.95
Cash dividends	$1.00		0.96	1.92	1.88	1.58
Average common shares — Basic	1,356		1,096	971	959	969
Average common shares — Diluted	1,369		1,105	974	967	980
Average common stockholders’ equity	$30,384		20,218	15,541	15,932	15,878
Book value per common share	23.63		20.88	15.66	16.91	17.20
Common stock price
High	39.50		36.38	38.88	65.06	65.69
Low	28.75		27.81	24.00	32.44	44.69
Year-end	$36.44		31.36	27.81	32.94	60.81
To earnings ratio (b)	14.02	X	21.63	397.29	9.89	20.61
To book value	154%		150	178	195	353
BALANCE SHEET DATA
Assets	$341,839		330,452	254,170	253,024	237,087
Long-term debt	$39,662		41,733	35,809	31,975	22,949

(a)	Tax-equivalent.

(b)	Based on diluted earnings per common share.

Financial Tables

Table 3

FEE AND OTHER INCOME — CORPORATE AND INVESTMENT BANK (a)

	Years Ended December 31,

(In millions)	2002	2001	2000	1999

CORPORATE BANKING
Lending/Treasury services	$638	313	249	208
Leasing	164	179	182	163
International	296	251	231	227

Total	1,098	743	662	598
Intersegment revenue	(57)	(40)	(39)	(39)

Total Corporate Banking	1,041	703	623	559

INVESTMENT BANKING
Agency	281	306	414	496
Fixed income	510	516	348	310
Affordable housing	92	66	(111)	(82)

Total	883	888	651	724
Intersegment revenue	(30)	(22)	(10)	(10)

Total Investment Banking	853	866	641	714

PRINCIPAL INVESTING	(266)	(707)	395	592

Total fee and other income — Corporate and Investment Bank	$1,628	862	1,659	1,865

(a)	The aggregate amounts of trading account profits included in this table in 2002, 2001, 2000 and 1999 were $49 million, $302 million, $295 million and $281 million, respectively.

Table 4

SELECTED RATIOS

	Years Ended December 31,

	2002		2001	2000	1999	1998

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.54	X	13.37	15.93	14.46	13.99
Return on assets	1.12%		0.60	0.04	1.40	1.30
Return on common stockholders’ equity	11.72		7.98	0.59	20.23	18.21
Return on total stockholders’ equity	11.78%		8.00	0.59	20.23	18.21

DIVIDEND PAYOUT RATIOS
Common shares	38.46%		66.21	2,742.86	56.46	52.72
Preferred and common shares	38.72%		64.13	2,742.86	56.46	52.72

(a)	Based on average balances and net income.

Financial Tables

Table 5

SELECTED QUARTERLY DATA

	2002				2001

(In millions, except per
share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$3,877	3,912	3,894	3,903	4,311	3,944	3,820	4,025
Interest expense	1,407	1,446	1,433	1,477	1,879	2,014	2,109	2,323

Net interest income	2,470	2,466	2,461	2,426	2,432	1,930	1,711	1,702
Provision for loan losses	308	435	397	339	381	1,124	223	219

Net interest income after provision for loan losses	2,162	2,031	2,064	2,087	2,051	806	1,488	1,483
Securities gains (losses)	46	71	58	(6)	(16)	(35)	—	(16)
Fee and other income	1,932	1,819	2,052	2,033	2,076	1,067	1,630	1,590
Merger-related and restructuring expenses	145	107	143	(8)	88	85	(69)	2
Other noninterest expense	2,897	2,838	2,783	2,777	2,942	2,310	2,266	2,207

Income (loss) before income taxes (benefits)	1,098	976	1,248	1,345	1,081	(557)	921	848
Income taxes (benefits)	203	60	393	432	345	(223)	288	264

Net income (loss)	895	916	855	913	736	(334)	633	584
Dividends on preferred stock	4	3	6	6	6	—	—	—

Net income (loss) available to common stockholders	$891	913	849	907	730	(334)	633	584

PER COMMON SHARE DATA
Basic earnings	$0.66	0.67	0.62	0.67	0.54	(0.31)	0.65	0.60
Diluted earnings	0.66	0.66	0.62	0.66	0.54	(0.31)	0.64	0.59
Cash dividends	0.26	0.26	0.24	0.24	0.24	0.24	0.24	0.24
Common stock price
High	37.43	37.47	39.50	37.50	31.90	36.38	34.94	34.09
Low	28.75	30.51	35.98	30.26	27.90	27.95	29.70	27.81
Period-end	$36.44	32.69	38.18	37.08	31.36	31.00	34.94	33.00

SELECTED RATIOS (a)
Return on assets	1.08%	1.13	1.09	1.17	0.91	(0.50)	1.03	0.96
Return on total stockholders’ equity	11.12	11.68	11.59	12.81	10.22	(6.52)	15.84	14.95
Stockholders’ equity to assets	9.68%	9.67	9.40	9.17	8.94	7.59	6.47	6.45

(a)	Based on average balances and net income (loss).

Financial Tables

Table 6

SECURITIES

	December 31, 2002

						Gross Unrealized			Average
	1 Year	1-5	5-10	After 10				Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$325	7	862	—	1,194	21	—	1,173	4.21
U.S. Government agencies	116	32,432	1,414	—	33,962	860	10	33,112	2.34
Asset-backed
Residual interests from securitizations	28	472	754	95	1,349	491	—	858	5.17
Retained bonds from securitizations	138	9,751	2,940	54	12,883	427	9	12,465	4.62
Collateralized mortgage obligations	33	8,685	12	—	8,730	48	5	8,687	2.12
Commercial mortgage-backed	—	507	6,381	—	6,888	548	1	6,341	6.41
Other	42	252	—	3	297	6	1	292	2.48
State, county and municipal	73	268	576	1,865	2,782	249	25	2,558	16.49
Sundry	199	2,079	3,588	1,853	7,719	184	78	7,613	6.44

Total market value	$954	54,453	16,527	3,870	75,804	2,834	129	73,099	3.99

MARKET VALUE
Debt securities	$954	54,453	16,527	2,296	74,230	2,819	112	71,523
Equity securities	—	—	—	1,574	1,574	15	17	1,576

Total market value	$954	54,453	16,527	3,870	75,804	2,834	129	73,099

AMORTIZED COST
Debt securities	$919	52,985	15,459	2,160	71,523
Equity securities	—	—	—	1,576	1,576

Total amortized cost	$919	52,985	15,459	3,736	73,099

WEIGHTED AVERAGE YIELD
U.S. Treasury	1.52%	8.68	2.24	—	2.07
U.S. Government agencies	6.28	5.26	5.69	—	5.28
Asset-backed
Residual interests from securitizations	—	82.38	14.90	7.81	38.49
Retained bonds from securitizations	6.74	5.35	2.79	8.29	4.79
Collateralized mortgage obligations	6.12	4.01	2.87	—	4.02
Commercial mortgage-backed	—	6.51	6.21	—	6.23
Other	3.33	5.86	—	—	5.45
State, county and municipal	8.08	9.19	9.20	7.68	8.12
Sundry	6.57	6.57	7.04	5.43	6.51
Consolidated	4.73%	5.60	5.87	7.37	5.68

Financial Tables

	December 31, 2001

						Gross Unrealized			Average
	1 Year	1-5	5-10	After 10				Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$862	44	1	92	999	2	8	1,005	2.83
U.S. Government agencies	250	7,070	22,356	929	30,605	308	250	30,547	6.54
Asset-backed
Residual interests	28	724	264	—	1,016	205	—	811	2.55
Other	222	10,366	4,806	886	16,280	549	175	15,906	4.20
State, county and municipal	60	274	480	1,606	2,420	142	59	2,337	17.95
Sundry	287	1,258	4,009	1,593	7,147	89	112	7,170	7.36

Total market value	$1,709	19,736	31,916	5,106	58,467	1,295	604	57,776	6.31

MARKET VALUE
Debt securities	$1,709	19,736	31,916	3,871	57,232	1,279	590	56,543
Equity securities	—	—	—	1,235	1,235	16	14	1,233

Total market value	$1,709	19,736	31,916	5,106	58,467	1,295	604	57,776

AMORTIZED COST
Debt securities	$1,694	19,191	31,680	3,978	56,543
Equity securities	—	—	—	1,233	1,233

Total amortized cost	$1,694	19,191	31,680	5,211	57,776

WEIGHTED AVERAGE YIELD
U.S. Treasury	1.06%	4.43	8.04	5.21	1.62
U.S. Government agencies	5.45	6.32	6.37	6.00	6.34
Asset-backed
Residual interests	11.69	15.99	27.26	—	17.46
Other	7.42	6.03	7.12	6.39	6.39
State, county and municipal	6.90	7.75	9.78	7.96	8.24
Sundry	7.52	6.60	7.39	5.52	6.83
Consolidated	3.97%	6.54	6.73	6.51	6.57

At December 31, 2002 and 2001, all securities were classified as available for sale.

Included in U.S. Government agencies are agency securities retained from the securitization of residential mortgage loans. These securities had an amortized cost and market value of $4.9 billion and $5.1 billion at December 31, 2002, respectively, and an amortized cost and market value of $5.3 billion and $5.4 billion at December 31, 2001, respectively.

Included in asset-backed securities are retained bonds from the securitization of primarily prime equity lines, residential mortgage, commercial real estate, SBA and student loans. At December 31, 2002, retained bonds with an amortized cost of $11.6 billion and a market value of $11.9 billion are rated as investment grade. Retained bonds with an amortized cost and market value of $10.9 billion and $11.2 billion at December 31, 2002, respectively, have an external credit rating of AA and above. At December 31, 2001, retained bonds from securitizations had an amortized cost and market value of $10.2 billion and $10.5 billion, respectively. Also included in asset-backed securities at December 31, 2001, are collateralized mortgage obligations with an amortized cost and market value of $686 million and $689 million, respectively, and commercial mortgage-backed securities with an amortized cost and market value of $4.7 billion and $4.8 billion, respectively.

Securities with an aggregate amortized cost of $44 billion at December 31, 2002, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.

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

At December 31, 2002 and 2001, there were forward commitments to purchase securities at a cost that approximates a market value of $5.3 billion and $3.3 billion, respectively. At December 31, 2002 and 2001, there were commitments to sell securities at a cost that approximates a market value of $3.7 billion and $1.2 billion, respectively.

Gross gains and losses realized on the sale of debt securities in 2002 were $380 million and $180 million (including $172 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $14 million and $45 million, respectively. Gross gains and losses realized on the sale of debt securities in 2001 were $176 million and $160 million (including $240 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $46 million and $129 million, respectively. Gross gains and losses realized on the sale of debt securities in 2000 were $144 million and $1.3 billion (including $151 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $24 million and $28 million, respectively.

Financial Tables

Table 7

LOANS — ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	December 31,

(In millions)	2002	2001	2000	1999	1998

ON-BALANCE SHEET LOAN PORTFOLIO
COMMERCIAL
Commercial, financial and agricultural	$56,501	61,258	54,207	51,683	53,961
Real estate — construction and other	6,849	7,969	3,104	2,435	2,628
Real estate — mortgage	16,655	17,234	9,218	8,768	8,565
Lease financing	22,667	21,958	15,465	12,742	9,730
Foreign	6,425	7,653	5,453	4,991	4,805

Total commercial	109,097	116,072	87,447	80,619	79,689

CONSUMER
Real estate — mortgage	24,979	22,139	17,708	27,793	21,729
Installment loans	38,817	34,666	22,972	25,795	30,595
Vehicle leasing	80	618	2,115	4,483	6,162

Total consumer	63,876	57,423	42,795	58,071	58,486

Total loans	172,973	173,495	130,242	138,690	138,175
Unearned income	9,876	9,694	6,482	5,513	4,026

Loans, net (on-balance sheet)	$163,097	163,801	123,760	133,177	134,149

MANAGED PORTFOLIO(a)
COMMERCIAL
On-balance sheet loan portfolio	$109,097	116,072	87,447	80,619	79,689
Securitized loans — off-balance sheet	2,218	5,827	4,877	3,011	916
Loans held for sale included in other assets	1,140	1,478	953	2,465	—

Total commercial	112,455	123,377	93,277	86,095	80,605

CONSUMER
Real estate — mortgage
On-balance sheet loan portfolio	24,979	22,139	17,708	27,793	21,729
Securitized loans — off-balance sheet	325	—	—	—	—
Securitized loans included in securities	6,223	5,344	3,455	—	—
Loans held for sale included in other assets	2,720	2,420	1,111	1,503	—

Total real estate — mortgage	34,247	29,903	22,274	29,296	21,729

Installment loans
On-balance sheet loan portfolio	38,817	34,666	22,972	25,795	30,595
Securitized loans — off-balance sheet	13,217	14,095	11,862	18,146	20,074
Securitized loans included in securities	11,093	9,776	9,292	8,112	429
Loans held for sale included in other assets	2,152	3,865	6,082	898	—

Total installment loans	65,279	62,402	50,208	52,951	51,098

Vehicle leasing — on-balance sheet loan portfolio	80	618	2,115	4,483	6,162

Total consumer	99,606	92,923	74,597	86,730	78,989

Total managed portfolio	$212,061	216,300	167,874	172,825	159,594

SERVICING PORTFOLIO(b)
Commercial	$59,336	42,210	31,028	29,193	19,646
Consumer	$2,272	2,900	2,964	38,218	41,943

(a)	The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the assets are classified in securities on- balance sheet, loans held for sale that are classified in other assets on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.

(b)	The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Financial Tables

Table 8

LOANS HELD FOR SALE

	December 31,

(In millions)	2002	2001

Balance, beginning of year	$7,763	8,146

Core business activity
Core business activity, beginning of year	6,991	3,447
Former Wachovia balance, September 1, 2001	—	180
Originations/purchases	27,443	22,712
Transfer of performing loans from loans held for sale, net	(3,800)	(193)
Lower of cost or market value adjustments	(52)	(52)
Performing loans sold or securitized	(23,755)	(18,207)
Nonperforming loans sold	(11)	(2)
Other, principally payments	(1,328)	(894)

Core business activity, end of year	5,488	6,991

Portfolio management activity
Portfolio management activity, beginning of year	772	4,699
Former Wachovia balance, September 1, 2001	—	117
Transfers to loans held for sale, net
Performing loans	1,941	1,161
Nonperforming loans	306	291
Lower of cost or market value adjustments	(1)	(136)
Performing loans sold	(1,768)	(4,252)
Nonperforming loans sold	(63)	(376)
Allowance for loan losses related to loans transferred to loans held for sale	(435)	(335)
Other, principally payments	(228)	(397)

Portfolio management activity, end of year	524	772

Balance, end of year (a)	$6,012	7,763

(a)	Nonperforming loans included in loans held for sale at December 31, 2002 and 2001, were $138 million and $228 million, respectively.

Table 9

COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES (a)

	December 31, 2002

		Real
	Commercial,	Estate-
	Financial	Construction	Real
	and	and	Estate-
(In millions)	Agricultural	Other	Mortgage	Foreign	Total

FIXED RATE
1 year or less	$1,579	8	206	2,568	4,361
1-5 years	3,693	36	1,340	26	5,095
After 5 years	3,594	41	927	—	4,562

Total fixed rate	8,866	85	2,473	2,594	14,018

ADJUSTABLE RATE
1 year or less	17,591	3,340	2,578	2,584	26,093
1-5 years	25,347	3,213	7,214	1,246	37,020
After 5 years	4,697	211	4,390	1	9,299

Total adjustable rate	47,635	6,764	14,182	3,831	72,412

Total	$56,501	6,849	16,655	6,425	86,430

(a)	Excludes lease financing.

Financial Tables

Table 10

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	Years Ended December 31,

(In millions)	2002	2001	2000	1999	1998

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$2,995	1,722	1,757	1,826	1,847
Provision for loan losses relating to loans transferred to other assets or sold	357	284	657	—	—
Provision for loan losses	1,122	1,663	1,079	692	691
Former Wachovia balance, September 1, 2001	—	766	—	—	—
Allowance relating to loans acquired, transferred to other assets or sold	(554)	(503)	(1,020)	(73)	(74)
Net charge-offs	(1,122)	(937)	(751)	(688)	(638)

Balance, end of year	$2,798	2,995	1,722	1,757	1,826

as % of loans, net	1.72%	1.83	1.39	1.32	1.36

as % of nonaccrual and restructured loans (a)	177%	195	146	181	246

as % of nonperforming assets (a)	161%	175	135	165	216

LOAN LOSSES
Commercial, financial and agricultural	$890	768	531	355	281
Real estate — commercial construction and mortgage	22	10	13	24	15
Real estate — residential mortgage	9	4	13	20	27
Installment loans and vehicle leasing	368	297	310	429	476

Total loan losses	1,289	1,079	867	828	799

LOAN RECOVERIES
Commercial, financial and agricultural	93	75	53	63	65
Real estate — commercial construction and mortgage	2	8	3	9	11
Real estate — residential mortgage	1	1	2	3	1
Installment loans and vehicle leasing	71	58	58	65	84

Total loan recoveries	167	142	116	140	161

Net charge-offs	$1,122	937	751	688	638

Commercial loan net charge-offs as % of average commercial loans, net	0.84%	0.82	0.65	0.42	0.31
Consumer loan net charge-offs as % of average consumer loans, net	0.54	0.49	0.51	0.67	0.69
Total net charge-offs as % of average loans, net	0.73%	0.70	0.59	0.53	0.48

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$1,269	1,294	884	551	362
Real estate — commercial construction and mortgage	105	87	55	55	67
Real estate — residential mortgage	79	60	63	150	184
Installment loans and vehicle leasing	132	93	174	212	128

Total nonaccrual loans	1,585	1,534	1,176	968	741
Foreclosed properties (b)	150	179	103	98	103

Total nonperforming assets	$1,735	1,713	1,279	1,066	844

Nonperforming loans included in loans held for sale (c)	$138	228	334	14	—
Nonperforming assets included in loans and in loans held for sale	$1,873	1,941	1,613	1,080	844

as % of loans, net, and foreclosed properties (a)	1.06%	1.04	1.03	0.80	0.63

as % of loans, net, foreclosed properties and loans in other assets as held for sale (c)	1.11%	1.13	1.22	0.78	0.63

Accruing loans past due 90 days	$304	288	183	144	346

(a)	These ratios do not include nonperforming loans included in loans held for sale.

(b)	Restructured loans are not significant.

(c)	These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale, which are included in other assets, are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Financial Tables

Table 11

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,

	2002		2001		2000		1999		1998

		Loans		Loans		Loans		Loans		Loans
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
(In millions)	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans

Commercial, financial and agricultural	$1,058	33%	$1,114	35%	$763	42%	$754	37%	$724	39%
Real estate -
Construction and other	75	4	59	5	33	2	20	2	34	2
Mortgage	167	24	122	23	83	21	83	26	103	22
Installment loans and vehicle leasing	353	22	255	20	168	19	358	22	352	27
Lease financing	66	13	45	13	42	12	15	9	5	7
Foreign	77	4	64	4	37	4	19	4	12	3
Unallocated	1,002	—	1,336	—	596	—	508	—	596	—

Total	$2,798	100%	$2,995	100%	$1,722	100%	$1,757	100%	$1,826	100%

Financial Tables

Table 12

NONACCRUAL LOAN ACTIVITY (a)

	Years Ended December 31,

(In millions)	2002	2001	2000

Balance, beginning of year	$1,534	1,176	968

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of year	1,381	939	606
Former Wachovia balance, September 1, 2001	—	209	—

New nonaccrual loans and advances	2,275	1,719	1,434
Gross charge-offs	(912)	(778)	(544)
Transfers to loans held for sale	(239)	(20)	(258)
Transfers to other real estate owned	(12)	(45)	—
Sales	(278)	(150)	(15)
Other, principally payments	(841)	(493)	(284)

Net commercial nonaccrual loan activity	(7)	233	333

Commercial nonaccrual loans, end of year	1,374	1,381	939

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of year	153	237	362
Former Wachovia balance, September 1, 2001	—	33	—

New nonaccrual loans and advances, net	178	262	118
Transfers to loans held for sale	(58)	(288)	(243)
Sales and securitizations	(62)	(91)	—

Net consumer nonaccrual loan activity	58	(117)	(125)

Consumer nonaccrual loans, end of year	211	153	237

Balance, end of year	$1,585	1,534	1,176

(a)	Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 13

GOODWILL AND OTHER INTANGIBLE ASSETS

	December 31,

(In millions)	2002	2001	2000	1999	1998

Goodwill	$10,880	10,616	3,481	5,091	4,376
Deposit base	1,225	1,822	174	257	360
Customer relationships	239	244	9	4	6
Tradename not subject to amortization	90	90	—	—	—
Network intangible	—	—	—	274	294

Total goodwill and other intangible assets	$12,434	12,772	3,664	5,626	5,036

Table 14

TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

(In millions)	December 31, 2002

MATURITY OF
3 months or less	$3,884
Over 3 months through 6 months	1,998
Over 6 months through 12 months	2,662
Over 12 months	3,915

Total	$12,459

Financial Tables

Table 15

DEPOSITS (a)

	December 31,

(In millions)	2002	2001	2000	1999	1998

CORE DEPOSITS
Noninterest-bearing	$44,640	43,464	30,315	31,375	35,614
Savings and NOW accounts	51,691	47,175	36,215	37,748	38,649
Money market accounts	45,649	39,022	19,840	19,121	20,424
Other consumer time	33,763	39,649	35,223	33,812	35,809

Total core deposits	175,743	169,310	121,593	122,056	130,496
OTHER DEPOSITS
Foreign	6,608	9,116	7,795	6,729	5,427
Other time	9,167	9,027	13,280	12,262	6,544

Total deposits	$191,518	187,453	142,668	141,047	142,467

(a)	Certain amounts presented in years prior to 2002 have been reclassified to conform to the presentation in 2002.

Table 16

CAPITAL RATIOS

	December 31,

(In millions)	2002	2001	2000	1999	1998

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$21,411	18,999	13,952	14,204	13,327
Total capital	31,289	29,878	22,253	21,810	21,518
Adjusted risk-weighted assets	260,609	269,726	198,849	200,704	195,757
Adjusted leverage ratio assets	$316,473	306,745	235,749	238,082	225,534
Ratios
Tier 1 capital	8.22%	7.04	7.02	7.08	6.81
Total capital	12.01	11.08	11.19	10.87	10.99
Leverage	6.77	6.19	5.92	5.97	5.91
STOCKHOLDERS’ EQUITY TO ASSETS
Year-end	9.38	8.61	6.04	6.60	7.13
Average	9.49%	7.49	6.28	6.92	7.15

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.42%	7.55	6.92	7.26	7.48
Wachovia Bank of Delaware, National Association	14.35	12.51	12.20	10.83	11.44
Total capital
Wachovia Bank, National Association	11.81	11.68	10.73	10.22	10.38
Wachovia Bank of Delaware, National Association	16.58	13.98	13.97	11.89	12.82
Leverage
Wachovia Bank, National Association	6.25	6.29	6.04	6.48	6.69
Wachovia Bank of Delaware, National Association	11.04%	7.92	7.76	7.08	6.96

(a)	Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

Financial Tables

Table 17

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS (a)

	December 31, 2002

		Gross Unrealized			In-	Average
	Notional				effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES
Cash flow hedges (b)
Interest rate swaps	$32,972	3,362	(230)	1,936	13	6.72
Forward purchase commitments	2,100	34	—	21	1	0.04
Interest rate options	1,000	49	—	31	—	2.42
Futures	8,000	71	—	44	—	0.25
Fair value hedges (c)
Interest rate swaps	359	—	(9)	—	—	18.64
Forward sale commitments	1,372	—	(25)	—	2	0.03
Interest rate options	27	—	—	—	—	1.78
Futures	—	—	—	—	(1)	0.25

Total asset hedges	$45,830	3,516	(264)	2,032	15	5.08

LIABILITY HEDGES
Cash flow hedges (d)
Interest rate swaps	$23,283	—	(2,099)	(1,299)	(6)	6.75
Interest rate options	30,200	—	(682)	(420)	(4)	4.70
Put options on Eurodollar futures	6,000	—	(9)	(6)	—	0.25
Futures	13,708	—	(89)	(55)	—	0.25
Fair value hedges (e)
Interest rate swaps	15,772	1,754	—	—	—	4.43
Interest rate options	300	2	—	—	—	0.45

Total liability hedges	$89,263	1,756	(2,879)	(1,780)	(10)	4.19

	December 31, 2001

		Gross Unrealized			In-	Average
	Notional				effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES
Cash flow hedges
Interest rate swaps	$32,503	799	(465)	211	(6)	6.84
Forward purchase commitments	757	—	(4)	(3)	—	0.15
Interest rate options	1,000	8	—	5	—	3.42
Futures	10,025	1	(1)	—	—	0.25
Fair value hedges
Interest rate swaps	6	—	(1)	—	—	13.34
Forward sale commitments	791	6	—	—	(1)	0.07
Futures	117	—	(7)	—	—	0.25

Total asset hedges	$45,199	814	(478)	213	(7)	5.06

LIABILITY HEDGES
Cash flow hedges
Interest rate swaps	$16,411	192	(738)	(340)	2	8.65
Interest rate options	11,100	37	(6)	19	—	3.51
Put options on Eurodollar futures	5,300	—	(4)	(2)	—	0.21
Futures	32,810	2	(246)	(151)	—	0.25
Fair value hedges
Interest rate swaps	18,208	703	(75)	—	—	5.41
Interest rate options	300	3	—	—	—	1.45

Total liability hedges	$84,129	937	(1,069)	(474)	2	3.44

Financial Tables

(a)	Includes only derivative financial instruments related to interest rate risk management activities. All other derivative financial instruments are classified as trading.

(b)	Receive-fixed interest rate swaps with a notional amount of $31.3 billion, of which $2.9 billion are forward-starting, and with pay rates based on one-to-six month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-six month LIBOR-indexed loans. Pay-fixed interest rate swaps with a notional amount of $1.7 billion and with receive rates based on one-month LIBOR are designated as cash flow hedges of securities and have a loss, net of income taxes, of $142 million in accumulated other comprehensive income. An interest rate collar that qualifies as a net purchased option with a notional amount of $1.0 billion is designated as a cash flow hedge of the variability in cash flows related to the forecasted interest rate resets of one-month LIBOR-indexed loans, when one-month LIBOR is below the purchased floor or above the sold cap. Forward purchase commitments of $2.1 billion are designated as a cash flow hedge of the variability of the consideration to be paid in the forecasted purchase of available for sale securities. Eurodollar futures with a notional amount of $8.0 billion are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of three-month LIBOR-indexed loans.

(c)	Pay-fixed swaps with a notional amount of $359 million, of which $86 million are forward-starting, and receive rates based on one-month LIBOR are designated as fair value hedges of securities. Forward sale commitments of $1.4 billion are designated as fair value hedges of mortgage loans in the warehouse.

(d)	Derivatives with a notional amount of $66.3 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy, primarily repurchase agreements and deposit products. Of this amount, $13.7 billion are Eurodollar futures, $19.9 billion are pay-fixed interest rate swaps with receive rates based on one-to-six month LIBOR, of which $10.6 billion are forward-starting, and $23.9 billion are purchased options on pay-fixed swaps with a strike based on three-month LIBOR. Interest rate collars that qualify as net purchased options with a notional amount of $2.8 billion and collars on Eurodollar futures that qualify as net purchased options with a notional amount of $6.0 billion also hedge the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy, when three-month LIBOR is below the sold floor or between the purchased and written caps. Derivatives with a notional amount of $6.9 billion are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-three month LIBOR-indexed long-term debt. Of this amount, $3.5 billion are purchased options on pay-fixed swaps with a strike based on three-month LIBOR, and $3.4 billion are pay-fixed interest rate swaps with receive rates based on one-to-three month LIBOR.

(e)	Receive-fixed interest rate swaps with a notional amount of $15.8 billion and with pay rates based primarily on one-to-six month LIBOR are designated as fair value hedges of fixed rate liabilities, primarily CDs, long-term debt and bank notes.

(f)	Represents the fair value of derivative financial instruments less accrued interest receivable or payable.

(g)	At December 31, 2002, the net unrealized gain on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $476 million, net of income taxes. Of this net of tax amount, a $252 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $224 million gain relates to terminated and/or redesignated derivatives. At December 31, 2002, $541 million of net gains, net of income taxes, recorded in accumulated other comprehensive income, are expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 23.35 years. At December 31, 2001, the net unrealized gain on derivatives included in accumulated other comprehensive income was $22 million, net of income taxes. Of this net of tax amount, a $261 million loss represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $283 million gain relates to terminated and/or redesignated derivatives.

(h)	In 2002 and 2001, gains (losses) in the amount of $5 million and $(5) million, respectively, were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. In addition, net interest income in 2002 and 2001, was reduced by $7 million and $119 million, respectively, representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.

(i)	Estimated maturity approximates average life.

Financial Tables

Table 18

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS — EXPECTED MATURITIES

	December 31, 2002

	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps	$1,922	727	3,714	26,431	178	32,972
Notional amount — other	$10,100	—	1,000	—	—	11,100
Weighted average receive rate (a)	6.31%	5.84	5.92	5.11	5.10	5.30
Weighted average pay rate (a)	1.51%	1.47	1.74	1.52	2.43	1.55
Unrealized gain (loss)	$155	45	443	2,625	18	3,286

FAIR VALUE ASSET HEDGES
Notional amount — swaps	$—	—	—	—	359	359
Notional amount — other	$1,372	27	—	—	—	1,399
Weighted average receive rate (a)	—%	—	—	—	0.94	0.94
Weighted average pay rate (a)	—%	—	—	—	3.66	3.66
Unrealized gain (loss)	$(25)	—	—	—	(9)	(34)

CASH FLOW LIABILITY HEDGES
Notional amount — swaps	$741	1,525	5,731	12,507	2,779	23,283
Notional amount — other	$15,143	9,780	9,285	15,700	—	49,908
Weighted average receive rate (a)	1.46%	1.44	1.44	1.40	1.33	1.40
Weighted average pay rate (a)	4.76%	2.56	5.95	7.18	6.45	6.21
Unrealized gain (loss)	$(332)	(206)	(425)	(1,564)	(352)	(2,879)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps	$825	2,100	8,550	3,775	522	15,772
Notional amount — other	$300	—	—	—	—	300
Weighted average receive rate (a)	6.50%	6.71	6.53	6.45	6.66	6.54
Weighted average pay rate (a)	1.53%	1.44	1.67	1.52	1.41	1.59
Unrealized gain (loss)	$15	144	883	598	116	1,756

Financial Tables

	December 31, 2001

	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps	$5,283	1,644	2,282	16,648	6,646	32,503
Notional amount — other	$2,782	8,000	1,000	—	—	11,782
Weighted average receive rate (a)	7.14%	6.44	6.43	5.30	5.92	5.92
Weighted average pay rate (a)	1.80%	2.14	2.52	2.21	1.98	2.11
Unrealized gain (loss)	$149	69	88	(85)	116	337

FAIR VALUE ASSET HEDGES
Notional amount — swaps	$—	—	—	—	6	6
Notional amount — other	$791	30	77	10	—	908
Weighted average receive rate (a)	—%	—	—	—	2.43	2.43
Weighted average pay rate (a)	—%	—	—	—	7.36	7.36
Unrealized gain (loss)	$6	(2)	(4)	—	(1)	(1)

CASH FLOW LIABILITY HEDGES
Notional amount — swaps	$950	644	2,518	7,979	4,320	16,411
Notional amount — other	$39,810	—	7,700	1,700	—	49,210
Weighted average receive rate (a)	2.07%	1.96	2.07	1.97	1.95	2.01
Weighted average pay rate (a)	5.29%	4.61	4.62	6.64	6.22	5.57
Unrealized gain (loss)	$(258)	(17)	(56)	(178)	(254)	(763)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps	$725	825	10,485	5,400	773	18,208
Notional amount — other	$—	300	—	—	—	300
Weighted average receive rate (a)	7.37%	6.50	6.22	6.83	6.64	6.48
Weighted average pay rate (a)	2.00%	2.32	2.29	2.38	2.05	2.30
Unrealized gain (loss)	$21	23	339	218	30	631

(a)	Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only and not the impact of forward-starting interest rate swaps. All of the interest rate swaps have variable pay or receive rates based on one-to-six month LIBOR, and they were the pay or receive rates in effect at December 31, 2002 and 2001.

Financial Tables

Table 19

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS ACTIVITY

	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2000	$34,519	141,032	175,551
Additions	48,687	84,143	132,830
Maturities and amortizations	(6,953)	(78,503)	(85,456)
Terminations	(2,804)	(180)	(2,984)
Redesignations and transfers to trading account assets	(28,250)	(62,363)	(90,613)

Balance, December 31, 2001	45,199	84,129	129,328
Additions	44,070	101,701	145,771
Maturities and amortizations	(24,616)	(78,905)	(103,521)
Terminations	(18,525)	(17,735)	(36,260)
Redesignations and transfers to trading account assets	(298)	73	(225)

Balance, December 31, 2002	$45,830	89,263	135,093

Table 20

INTEREST DIFFERENTIAL

	2002 Compared to 2001			2001 Compared to 2000

	Interest	Variance		Interest	Variance
	Income/	Attributable to (c)		Income/	Attributable to (c)
	Expense			Expense
(In millions)	Variance	Rate	Volume	Variance	Rate	Volume

EARNING ASSETS
Interest-bearing bank balances	$(29)	(56)	27	38	(18)	56
Federal funds sold and securities purchased under resale agreements	(66)	(112)	46	(47)	(129)	82
Trading account assets (a)(b)	(59)	(158)	99	(46)	(130)	84
Securities (a)	156	(536)	692	(327)	(201)	(126)
Loans (a)	(233)	(1,720)	1,487	(705)	(1,290)	585
Other earning assets	(224)	(231)	7	(287)	(250)	(37)

Total earning assets	$(455)	(2,813)	2,358	(1,374)	(2,018)	644

INTEREST-BEARING LIABILITIES
Deposits	(1,314)	(1,994)	680	(525)	(890)	365
Short-term borrowings	(545)	(694)	149	(800)	(654)	(146)
Long-term debt	(703)	(747)	44	(447)	(691)	244

Total interest-bearing liabilities	$(2,562)	(3,435)	873	(1,772)	(2,235)	463

Net interest income	$2,107	622	1,485	398	217	181

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	Certain amounts presented in prior years have been reclassified to conform to the presentation in 2002.

(c)	Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

Financial Tables

      WACHOVIA CORPORATION AND SUBSIDIARIES

      NET INTEREST INCOME SUMMARIES (a)

	YEAR ENDED 2002			YEAR ENDED 2001

			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$3,312	63	1.90%	$2,359	92	3.92%
Federal funds sold and securities purchased under resale agreements	10,702	334	3.13	9,458	400	4.23
Trading account assets (b)(d)	14,774	723	4.89	12,965	782	6.03
Securities (b)(d)	62,253	3,782	6.08	51,681	3,626	7.02
Investment securities (b)(d)
U.S. Government and other	—	—	—	—	—	—
State, county and municipal	—	—	—	—	—	—

Total investment securities	—	—	—	—	—	—

Loans (b)(c)(d)
Commercial
Commercial, financial and agricultural	58,275	4,216	7.23	56,094	4,572	8.15
Real estate — construction and other	7,793	319	4.10	4,726	281	5.95
Real estate — mortgage	17,107	911	5.33	11,466	776	6.77
Lease financing	7,235	762	10.54	6,548	685	10.46
Foreign	6,875	239	3.48	6,109	339	5.55

Total commercial	97,285	6,447	6.63	84,943	6,653	7.83

Consumer
Real estate — mortgage	19,945	1,262	6.33	19,741	1,416	7.17
Installment loans and vehicle leasing	36,967	2,640	7.14	29,164	2,513	8.61

Total consumer	56,912	3,902	6.86	48,905	3,929	8.03

Total loans	154,197	10,349	6.71	133,848	10,582	7.91

Other earning assets	10,790	553	5.12	10,683	777	7.28

Total earning assets	256,028	15,804	6.17	220,994	16,259	7.36

Cash and due from banks	10,313			8,784
Other assets	54,079			40,525

Total assets	$320,420			$270,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	49,367	728	1.47	41,979	1,012	2.41
Money market accounts	41,711	980	2.35	23,461	944	4.02
Other consumer time	36,486	1,442	3.95	36,037	1,941	5.39
Foreign	7,323	131	1.78	7,318	294	4.01
Other time	7,285	149	2.04	11,916	553	4.64

Total interest-bearing deposits	142,172	3,430	2.41	120,711	4,744	3.93
Federal funds purchased and securities sold under repurchase agreements	32,031	919	2.87	28,055	1,364	4.86
Commercial paper	3,061	33	1.08	2,912	112	3.84
Other short-term borrowings	9,901	239	2.42	9,719	260	2.68
Long-term debt	39,683	1,142	2.88	38,538	1,845	4.79

Total interest-bearing liabilities	226,848	5,763	2.54	199,935	8,325	4.16

Noninterest-bearing deposits	38,972			30,796
Other liabilities	24,208			19,351
Stockholders’ equity	30,392			20,221

Total liabilities and stockholders’ equity	$320,420			$270,303

Interest income and rate earned		$15,804	6.17%		$16,259	7.36%
Interest expense and equivalent rate paid		5,763	2.25		8,325	3.77

Net interest income and margin (e)		$10,041	3.92%		$7,934	3.59%

(a)	Certain amounts presented in prior years have been reclassified to conform to the presentation in 2002.

(b)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(c)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

Financial Tables

YEAR ENDED 2000			YEAR ENDED 1999			YEAR ENDED 1998

	Interest Income/	Average Rates		Interest Income/	Average Rates		Interest Income/	Average Rates
Average Balances	Expense	Earned/ Paid	Average Balances	Expense	Earned/ Paid	Average Balances	Expense	Earned/ Paid

$1,095	54	4.93%	$835	39	4.58%	$2,331	134	5.76%
7,800	447	5.73	9,526	459	4.82	12,381	626	5.06
11,680	828	7.10	9,512	609	6.41	8,256	555	6.72
51,751	3,816	7.37	43,767	2,989	6.83	35,177	2,322	6.60
1,095	76	6.93	1,163	78	6.73	1,727	121	6.99
582	61	10.58	700	75	10.62	867	88	10.12

1,677	137	8.20	1,863	153	8.19	2,594	209	8.04

53,518	4,908	9.17	52,710	4,197	7.96	50,080	3,926	7.84
2,639	224	8.49	2,648	202	7.63	2,912	245	8.42
9,176	779	8.49	8,468	663	7.82	9,663	821	8.50
5,194	611	11.75	4,967	629	12.65	4,454	502	11.28
4,856	342	7.04	4,500	273	6.08	4,297	287	6.68

75,383	6,864	9.11	73,293	5,964	8.14	71,406	5,781	8.10

23,804	1,762	7.40	23,435	1,661	7.09	26,114	1,968	7.54
27,701	2,661	9.60	33,063	3,069	9.28	34,540	3,423	9.91

51,505	4,423	8.59	56,498	4,730	8.37	60,654	5,391	8.89

126,888	11,287	8.89	129,791	10,694	8.24	132,060	11,172	8.46

11,125	1,064	9.56	4,516	326	7.23	1,175	87	7.41

212,016	17,633	8.32	199,810	15,269	7.64	193,974	15,105	7.79

8,028			9,314			9,118
27,725			21,331			19,107

$247,769			$230,455			$222,199

38,518	1,169	3.03	37,448	1,035	2.77	34,917	937	2.68
15,327	654	4.27	19,684	614	3.12	22,541	746	3.31
35,519	1,966	5.53	33,542	1,675	4.99	37,286	1,987	5.33
8,780	514	5.85	5,553	259	4.66	4,429	238	5.38
14,115	966	6.85	7,876	471	5.98	6,544	408	6.23

112,259	5,269	4.69	104,103	4,054	3.89	105,717	4,316	4.08
30,997	1,893	6.11	30,046	1,452	4.83	33,121	1,676	5.06
2,882	173	6.00	2,224	107	4.81	1,954	102	5.23
9,697	470	4.85	9,188	460	5.01	11,109	595	5.36
34,279	2,292	6.69	28,738	1,626	5.66	16,268	1,022	6.28

190,114	10,097	5.31	174,299	7,699	4.42	168,169	7,711	4.59

28,784			31,145			30,599
13,330			9,079			7,553
15,541			15,932			15,878

$247,769			$230,455			$222,199

	$17,633	8.32%		$15,269	7.64%		$15,105	7.79%
	10,097	4.77		7,699	3.85		7,711	3.98

	$7,536	3.55%		$7,570	3.79%		$7,394	3.81%

(d)	Tax-equivalent adjustments included in trading account assets, securities, investment securities, commercial, financial and agricultural loans, and lease financing are (in millions): $58, $107, $0, $44 and $9, respectively, in 2002; $22, $92, $0, $34 and $11, respectively, in 2001; and $8, $32, $18, $28 and $13, respectively, in 2000.

(e)	The net interest margin includes (in basis points): 41, 18 and 23 for the years ended 2002, 2001 and 2000, respectively, in net interest income from hedge-related derivative transactions.

Statement of Responsibility

WACHOVIA CORPORATION AND SUBSIDIARIES

MANAGEMENT’S STATEMENT OF RESPONSIBILITY

      Management of Wachovia Corporation and its subsidiaries (the “Company”) is committed to the highest standards of quality customer service and the enhancement of stockholder value. Management expects the Company’s employees to respect its customers and to assign the highest priority to customer needs.

      Management of the Company is responsible for the preparation and fair presentation of the consolidated financial statements and other financial information contained in this report. Management of the Company is also responsible for establishing and maintaining effective internal control over financial reporting, including the safeguarding of assets. The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and include, as necessary, best estimates and judgments by management. Other financial information contained in this annual report is presented on a basis consistent with the consolidated financial statements unless otherwise indicated.

      To ensure the integrity, objectivity and fairness of the information in these consolidated financial statements, management of the Company has established and maintains internal controls supplemented by a program of internal audits. The internal controls are designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management’s intentions and authorizations and to comply with applicable laws and regulations. The internal control system includes an organizational structure that provides appropriate delegation of authority and segregation of duties, established policies and procedures, and comprehensive internal audit and loan review programs. To enhance the reliability of internal controls, management recruits and trains highly qualified personnel, and maintains sound risk management practices.

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

      The consolidated financial statements have been audited by KPMG LLP, independent auditors, in accordance with auditing standards generally accepted in the United States of America. In performing its audit, KPMG LLP considers the Company’s internal control structure to the extent it deems necessary in order to issue its opinion on the consolidated financial statements. KPMG LLP reviews the results of its audit with both management and the Audit & Compliance Committee of the Board of Directors.

      The Company’s financial reporting and internal controls are under the general oversight of the Board of Directors, acting through the Audit & Compliance Committee. The Audit & Compliance Committee is composed entirely of independent directors. KPMG LLP and internal auditors have direct and unrestricted access to the Audit & Compliance Committee at all times. The Audit & Compliance Committee meets periodically with management, internal auditors and KPMG LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks and augment internal controls.

G. Kennedy Thompson	Robert P. Kelly
President and Chief Executive Officer	Senior Executive Vice President and
Chief Financial Officer

January 16, 2003

Independent Auditors’ Report

WACHOVIA CORPORATION AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

Wachovia Corporation

     We have audited the consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, effective July 1, 2001, Wachovia Corporation adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The remaining provisions of SFAS No. 142 were adopted on January 1, 2002. Also as discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, Wachovia Corporation adopted the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation, effective for grants made in 2002.

KPMG LLP
Charlotte, North Carolina

January 16, 2003

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

(In millions, except per share data)	2002	2001

ASSETS
Cash and due from banks	$12,264	13,917
Interest-bearing bank balances	3,512	6,875
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $4,740 at December 31, 2002, $2,363 repledged)	9,160	13,919

Total cash and cash equivalents	24,936	34,711

Trading account assets	33,155	25,386
Securities (amortized cost $73,099 in 2002; $57,776 in 2001)	75,804	58,467
Loans, net of unearned income ($9,876 in 2002; $9,694 in 2001)	163,097	163,801
Allowance for loan losses	(2,798)	(2,995)

Loans, net	160,299	160,806

Premises and equipment	4,903	5,719
Due from customers on acceptances	1,051	745
Goodwill	10,880	10,616
Other intangible assets	1,554	2,156
Other assets	29,257	31,846

Total assets	$341,839	330,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	44,640	43,464
Interest-bearing deposits	146,878	143,989

Total deposits	191,518	187,453
Short-term borrowings	47,093	44,385
Bank acceptances outstanding	1,061	762
Trading account liabilities	16,983	11,437
Other liabilities	13,444	16,227
Long-term debt	39,662	41,733

Total liabilities	309,761	301,997

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	—	—
Dividend Equalization Preferred shares, no par value, outstanding 97 million shares in 2002; 96 million shares in 2001	—	17
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.357 billion shares in 2002; 1.362 billion shares in 2001	4,524	4,539
Paid-in capital	18,070	17,911
Retained earnings	7,349	5,551
Accumulated other comprehensive income, net	2,135	437

Total stockholders’ equity	32,078	28,455

Total liabilities and stockholders’ equity	$341,839	330,452

See accompanying Notes to Consolidated Financial Statements.

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions, except per share data)	2002	2001	2000

INTEREST INCOME
Interest and fees on loans	$10,296	10,537	11,246
Interest and dividends on securities	3,675	3,534	3,903
Trading account interest	665	760	820
Other interest income	950	1,269	1,565

Total interest income	15,586	16,100	17,534

INTEREST EXPENSE
Interest on deposits	3,430	4,744	5,269
Interest on short-term borrowings	1,191	1,736	2,536
Interest on long-term debt	1,142	1,845	2,292

Total interest expense	5,763	8,325	10,097

Net interest income	9,823	7,775	7,437
Provision for loan losses	1,479	1,947	1,736

Net interest income after provision for loan losses	8,344	5,828	5,701

FEE AND OTHER INCOME
Service charges	1,698	1,361	1,142
Other banking fees	945	806	778
Commissions	1,876	1,568	1,591
Fiduciary and asset management fees	1,809	1,643	1,511
Advisory, underwriting and other investment banking fees	653	492	410
Trading account profits	24	344	308
Principal investing	(266)	(707)	395
Securities gains (losses)	169	(67)	(1,125)
Other income	1,097	856	1,702

Total fee and other income	8,005	6,296	6,712

NONINTEREST EXPENSE
Salaries and employee benefits	6,597	5,810	5,659
Occupancy	786	730	622
Equipment	946	879	870
Advertising	80	66	114
Communications and supplies	545	480	503
Professional and consulting fees	421	359	348
Goodwill and other intangible amortization	628	523	361
Merger-related and restructuring expenses	387	106	2,190
Sundry expense	1,292	878	1,043

Total noninterest expense	11,682	9,831	11,710

Income before income taxes and cumulative effect of a change in accounting principle	4,667	2,293	703
Income taxes	1,088	674	565

Income before cumulative effect of a change in accounting principle	3,579	1,619	138
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	—	—	(46)

Net income	3,579	1,619	92
Dividends on preferred stock	19	6	—

Net income available to common stockholders	$3,560	1,613	92

PER COMMON SHARE DATA
Basic
Income before change in accounting principle	$2.62	1.47	0.12
Net income	2.62	1.47	0.07
Diluted
Income before change in accounting principle	2.60	1.45	0.12
Net income	2.60	1.45	0.07
Cash dividends	$1.00	0.96	1.92
AVERAGE COMMON SHARES
Basic	1,356	1,096	971
Diluted	1,369	1,105	974

See accompanying Notes to Consolidated Financial Statements.

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

							Accumulated
	Preferred Shares		Common Stock				Other
					Paid-in	Retained	Comprehensive
(In millions)	Shares	Amount	Shares	Amount	Capital	Earnings	Income, Net	Total

Balance, December 31, 1999	—	$—	988	$3,294	5,980	8,365	(930)	16,709
Comprehensive income
Net income	—	—	—	—	—	92	—	92
Net unrealized gain on debt and equity securities, net of reclassification adjustment	—	—	—	—	—	—	717	717

Total comprehensive income	—	—	—	—	—	92	717	809
Purchases of common stock	—	—	(19)	(63)	(79)	(548)	—	(690)
Common stock issued for
Stock options and restricted stock	—	—	7	23	131	—	—	154
Dividend reinvestment plan	—	—	3	9	68	—	—	77
Acquisitions	—	—	1	4	30	—	—	34
Deferred compensation, net					142	—	—	142
Cash dividends, $1.92 per share	—	—	—	—	—	(1,888)	—	(1,888)

Balance, December 31, 2000	—	—	980	3,267	6,272	6,021	(213)	15,347
Comprehensive income
Net income	—	—	—	—	—	1,619	—	1,619
Net unrealized gain on debt and equity securities, net of reclassification adjustment	—	—	—	—	—	—	628	628
Net unrealized gain on derivative financial instruments	—	—	—	—	—	—	22	22

Total comprehensive income	—	—	—	—	—	1,619	650	2,269
Preferred shares issued	96	23	—	—	—	—		23
Purchases of common stock	—	—	(30)	(103)	(124)	(1,057)	—	(1,284)
Common stock issued for
Stock options and restricted stock	—	—	3	11	81	—	—	92
Dividend reinvestment plan	—	—	2	6	52	—	—	58
Acquisitions	—	—	407	1,358	11,453	—	—	12,811
Stock options issued in acquisition		—	—	—	187	—	—	187
Deferred compensation, net	—	—	—	—	(10)	—	—	(10)
Cash dividends
Preferred shares	—	(6)	—	—	—	—	—	(6)
Common at $0.96 per share	—	—	—	—	—	(1,032)	—	(1,032)

Balance, December 31, 2001	96	17	1,362	4,539	17,911	5,551	437	28,455
Comprehensive income
Net income	—	—	—	—	—	3,579	—	3,579
Net unrealized gain on debt and equity securities, net of reclassification adjustment	—	—	—	—	—	—	1,244	1,244
Net unrealized gain on derivative financial instruments	—	—	—	—	—	—	454	454

Total comprehensive income	—	—	—	—	—	3,579	1,698	5,277
Preferred shares issued	1	—	—	—	—	—	—	—
Purchases of common stock	—	—	(15)	(51)	(210)	(413)	—	(674)
Common stock issued for
Stock options and restricted stock	—	—	9	31	177	—	—	208
Acquisitions	—	—	1	5	46	—	—	51
Deferred compensation, net	—	—	—	—	146	—	—	146
Cash dividends
Preferred shares	—	(17)	—	—	—	(2)	—	(19)
Common at $1.00 per share	—	—	—	—	—	(1,366)	—	(1,366)

Balance, December 31, 2002	97	$—	1,357	$4,524	18,070	7,349	2,135	32,078

See accompanying Notes to Consolidated Financial Statements.

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2002	2001	2000

OPERATING ACTIVITIES
Net income	$3,579	1,619	92
Adjustments to reconcile net income to net cash provided (used) by operating activities
Cumulative effect of a change in accounting principle	—	—	46
Accretion and amortization of securities discounts and premiums, net	59	178	264
Provision for loan losses	1,479	1,947	1,736
Securitization gains	(410)	(282)	(265)
(Gain) loss on sale of mortgage servicing rights	(65)	(86)	2
Securities transactions	(169)	67	1,125
Depreciation, goodwill and other intangible amortization	1,611	1,389	1,253
Goodwill impairment	—	—	1,754
Deferred income taxes	1,068	36	91
Trading account assets, net	(7,769)	(2,822)	(6,684)
Mortgage loans held for resale	(299)	(1,311)	381
(Gain) loss on sales of premises and equipment	12	5	(18)
Contribution to qualified pension plan	(703)	(205)	(197)
Gain on sales of credit card and mortgage servicing portfolios	—	—	(1,008)
Other assets, net	1,769	1,642	1,581
Trading account liabilities, net	5,546	3,962	3,906
Other liabilities, net	(5,204)	1,148	3,838

Net cash provided by operating activities	504	7,287	7,897

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	30,179	13,506	16,388
Maturities of securities	17,557	8,826	3,413
Purchases of securities	(56,536)	(18,629)	(8,361)
Origination of loans, net	(3,188)	4,123	(9,334)
Sales of premises and equipment	750	155	398
Purchases of premises and equipment	(720)	(523)	(884)
Goodwill and other intangible assets	(154)	(115)	(40)
Purchase of bank-owned separate account life insurance	(804)	(284)	(135)
Cash equivalents acquired, net of purchases of banking organizations	(81)	3,591	3

Net cash provided (used) by investing activities	(12,997)	10,650	1,448

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Purchases of deposits, net	4,065	1,639	1,621
Securities sold under repurchase agreements and other short-term borrowings, net	2,708	(3,169)	(10,661)
Issuances of long-term debt	5,518	9,338	17,491
Payments of long-term debt	(7,589)	(13,076)	(13,662)
Issuances of preferred shares	—	23	—
Issuances of common stock	75	(44)	152
Purchases of common stock	(674)	(1,284)	(690)
Cash dividends paid	(1,385)	(1,038)	(1,888)

Net cash provided (used) by financing activities	2,718	(7,611)	(7,637)

Increase (decrease) in cash and cash equivalents	(9,775)	10,326	1,708
Cash and cash equivalents, beginning of year	34,711	24,385	22,677

Cash and cash equivalents, end of year	$24,936	34,711	24,385

CASH PAID FOR
Interest	$6,067	8,752	9,759
Income taxes	568	672	203
NONCASH ITEMS
Transfer to securities from loans	4,167	3,025	9,342
Transfer to securities from other assets	2,246	908	—
Transfer to other assets from trading account assets	—	201	—
Transfer to other assets from securities	—	—	1,335
Transfer to other assets from loans, net	(1,553)	1,643	7,901
Issuance of common stock for purchase accounting merger	$51	12,998	34

See accompanying Notes to Consolidated Financial Statements.

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2001 AND 2000

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Wachovia Corporation (the “Parent Company”) is a bank holding company whose principal wholly owned subsidiaries are Wachovia Bank, National Association, a national banking association; Wachovia Securities, Inc., a retail brokerage and investment banking company; and Wachovia Mortgage Corporation, a mortgage banking company. Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.

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

BUSINESS COMBINATIONS

     In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method. Also under SFAS 141, identified intangible assets acquired in a purchase business combination must be separately valued and recognized on the balance sheet if they meet certain requirements. Under SFAS 142, goodwill and intangible assets with indefinite useful lives acquired in purchase business combinations completed before July 1, 2001, are subject to amortization through December 31, 2001, at which time all amortization ceased. The Company adopted SFAS 141 and the provisions of SFAS 142 relating to amortization of intangible assets on July 1, 2001.

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

SECURITIES PURCHASED AND SOLD AGREEMENTS

     Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Company’s policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. The market value of securities purchased and sold is monitored and collateral is obtained from or returned by the counterparty when appropriate.

SECURITIES AND TRADING ACTIVITIES

     Securities are classified at the date of commitment or purchase as trading or as available for sale securities. The fair value of securities is based on quoted market prices or if quoted market prices are not available, then the fair value is estimated using quoted market prices for similar securities, pricing models or discounted cash flow analyses, generally using readily observable market data. The determination of fair value considers various factors including closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and derivatives; price activity for equivalent or synthetic instruments; and counterparty credit quality. Realized gains and losses are recognized on a specific identification, trade date basis.

Trading Account Assets and Liabilities

     Trading account assets and liabilities include primarily debt securities and trading derivatives, and are recorded at fair value. Trading derivatives include interest rate, currency, equity and credit swap agreements; options, caps, and floors; and financial futures and forward contracts. Realized and unrealized gains and losses on trading account assets and liabilities are recorded in trading account profits (losses) in the results of operations. Interest on trading account assets is recorded in interest income. The reported receivables (unrealized gains) and payables (unrealized losses) related to trading derivatives include the effect of master netting agreements. Derivatives in a net gain position, as well as purchased options, are reported as trading account assets. Similarly, derivatives in a net loss position, as well as written options, are reported as trading account liabilities.

Audited Financial Statements

Securities Available for Sale

     Securities available for sale are used as part of the Company’s interest rate risk management strategy, and they may be sold in response to changes in interest rates, changes in prepayment risks and other factors. Interest income and dividends on securities are recognized on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to yield over the life of the security. Securities available for sale are carried at fair value with unrealized gains and losses recorded net of tax as a component of other comprehensive income. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss. Realized gains and losses are included in fee and other income as securities gains (losses) in the results of operations.

SECURITIZATIONS AND BENEFICIAL INTERESTS

     In an asset securitization transaction that meets the applicable criteria to be accounted for as a sale, assets are sold to a qualifying special purpose entity (“QSPEs”) which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, the Company may retain as much as 90 percent of the beneficial interests. Additionally, from time to time, the Company may also resecuritize certain assets in a new securitization transaction.

     The carrying amount of the assets transferred is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. A gain or loss is included in other fee income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for sales of similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.

     Retained and purchased beneficial interests are accounted for under Emerging Issues Task Force (“EITF”) 99-20, Recognition of Interest Income and Impairment on Certain Investments. EITF 99-20 conforms the accounting for income recognition and impairment on certain beneficial interests to the accounting for securities available for sale. Under EITF 99-20, if cash flow estimates indicate that the holder of a beneficial interest will not collect all estimated cash flows, then the security is considered impaired and is written down to fair value. In connection with the adoption of EITF 99-20 in 2000, the Company recorded an aftertax charge of $46 million ($71 million before tax), which is presented in the results of operations as the cumulative effect of a change in accounting principle.

DERIVATIVES USED FOR RISK MANAGEMENT

     On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137 and SFAS 138, which establishes accounting and reporting standards for derivatives and hedging activities. SFAS 133 was adopted on a prospective basis.

     Under SFAS 133, the Company may designate a derivative as either a hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge), or a foreign-currency fair value or cash flow hedge (“foreign currency” hedge). All derivatives are recorded as assets or liabilities on the balance sheet at their respective fair values with unrealized gains and losses recorded either in other comprehensive income or in the results of operations, depending on the purpose for which the derivative is held. Derivatives that do not meet the criteria for designation as a hedge under SFAS 133 at inception, or fail to meet the criteria thereafter, are included in trading account assets or liabilities.

     Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded as other fee income in the results of operations. To the extent of the effectiveness of a hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income. For all hedge relationships, ineffectiveness resulting from differences between the changes in fair value or cash flows of the hedged item and changes in fair value of the derivative are recognized as other fee income in the results of operations. The net interest settlement on derivatives designated as fair value or cash flow hedges is treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.

     At inception of a hedge transaction, the Company formally documents the hedge relationship and the risk management objective and strategy for undertaking the hedge. This process includes identification of the hedging instrument, hedged item, risk being hedged and the methodology for measuring ineffectiveness. In addition, the Company assesses, both at the inception of the hedge and on an ongoing quarterly basis, whether the derivative used in the hedging transaction has been highly effective in offsetting changes in fair value or cash flows of the hedged item, and whether the derivative is expected to continue to be highly effective.

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

Audited Financial Statements

     When hedge accounting is discontinued, the derivative is reclassified as a trading account asset or liability. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses that were accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. They are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction did not occur.

     The Company may occasionally enter into a contract (“host contract”) that contains a derivative that is embedded in the financial instrument. If applicable, an embedded derivative is separated from the host contract and can be designated as a hedge; otherwise, the derivative is recorded as a freestanding derivative and classified as a trading account asset or liability.

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

LOANS

     Loans are recorded at the principal balance outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees and direct costs as well as premiums and discounts are amortized as an adjustment to yield over the term of the loan. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period.

     Loans include direct financing leases that are recorded as the aggregate of lease payments receivable plus estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of direct financing leases, are recorded net of nonrecourse debt. Unearned income on leases is amortized under a method that results in an approximate level rate of return.

     A loan is considered to be impaired when based on current information, it is probable the Company will not receive all amounts due in accordance with the contractual terms of a loan agreement. The fair value is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is also considered impaired if its terms are modified in a troubled debt restructuring.

     When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off.

     The accrual of interest is generally discontinued on loans and leases, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans that become 120 days past due are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.

ALLOWANCE FOR LOAN LOSSES

     The Company believes it has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses that reflects the evaluation of credit risk after careful consideration of all available information. In developing this assessment, the Company must necessarily rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

     The allowance for loan losses is maintained at a level the Company believes is adequate to absorb probable losses inherent in the loan portfolio as of the date of the consolidated financial statements. The Company employs a variety of statistical modeling and estimation tools in assessing the adequacy of the allowance for loan losses. The allowance for loan losses consists of formula based components for both commercial and consumer loans, for impaired commercial loans and for additional factors that are indicative of the potential for loss.

     The Company continuously monitors qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, criticized and nonperforming loans. The distribution of the allowance for loan losses between the various components does not diminish the fact that the entire allowance for loan losses is available to absorb credit losses in the loan portfolio. The principal focus is, therefore, on the adequacy of the total allowance for loan losses.

Audited Financial Statements

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s bank subsidiaries’ allowances for loan losses. These agencies may require such subsidiaries to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of the assets. Depreciation is discontinued at the time an asset is determined to be held for disposal. Premises and equipment include certain costs associated with the acquisition or development of internal-use software, leasehold improvements and capitalized leases. For leasehold improvements, the estimated useful life is the lesser of the remaining lease term or estimated useful life. For capitalized leased assets, the estimated useful life is generally the lease term.

GOODWILL AND OTHER INTANGIBLE ASSETS

     The Company adopted the provisions of SFAS 142 related to amortization of intangible assets on July 1, 2001, and the remaining provisions of SFAS 142 on January 1, 2002. Under the provisions of SFAS 142, goodwill and identified intangible assets with indefinite useful lives are not subject to amortization. Rather they are subject to impairment testing on an annual basis, or more often if events or circumstances indicate that there may be impairment. Identified intangible assets that have a finite useful life are amortized over that life in a manner that reflects the estimated decline in the economic value of the identified intangible asset. Identified intangible assets that have a finite useful life are periodically reviewed to determine whether there have been any events or circumstances to indicate that the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced. Unamortized intangible assets associated with disposed assets are included in the determination of gain or loss on sale of the disposed assets.

     Under SFAS 142, all goodwill and identified intangible assets with an indefinite useful life must be tested for impairment as of January 1, 2002, and annually thereafter. This test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a further test is required to measure the amount of goodwill impairment. Under SFAS 142, a reporting unit is an operating segment or one level below an operating segment. The Company determined that lines of business, which are one level below operating segments, are its reporting units.

     The Company’s impairment evaluations as of January 1, 2002, and for the year ended December 31, 2002, indicated that none of the Company’s goodwill is impaired.

     In connection with certain businesses where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the relative fair value of the servicing rights on the date the loans are sold. Servicing assets are amortized in proportion to and over the estimated period of net servicing income. Servicing assets are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of servicing assets exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. For purposes of impairment evaluation and measurement, the Company stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination. The assumptions used in evaluating servicing assets for impairment incorporate assumptions for credit losses, prepayments and discount rates.

OTHER

Loans Held for Sale

     Loans held for sale are recorded in other assets at the lower of cost or market value (less costs to sell). Market value is determined based on quoted market prices for the same or similar loans, outstanding investor commitments, or discounted cash flow analyses using market assumptions. Loans are transferred to loans held for sale at the lower of cost, which is the carrying value net of deferred fees and costs and applicable allowance for loan losses, or market value. At the time of the transfer, if the market value is less than the cost, the difference is recorded as additional provision for loan losses in the results of operations. Subsequent declines in the market value of loans held for sale are recorded as a reduction in other fee income in the results of operations. Sales of loans are recorded when the proceeds are received and any difference between the proceeds and the carrying value is recorded as gain or loss in other fee income in the results of operations.

Audited Financial Statements

Principal Investments

     Principal investments are recorded at fair value with realized and unrealized gains and losses included in principal investing income in the results of operations. For public equity investments, fair value is based on quoted market prices, net of applicable discounts for trading restrictions and liquidity. Investments in non-public securities are recorded at the Company’s estimate of fair value which is generally the original cost basis unless the investee has raised additional debt or equity capital and the Company believes that such transaction, taking into consideration differences in the terms of securities, is a better indicator of fair value; or if the Company believes the fair value is less than original cost. All principal investments are evaluated quarterly for declines in fair value. For investments in private equity funds, the Company uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as the age of the fund and industry concentrations are used in the final determination of estimated fair value. Gains on fund investments are recognized only when they have been realized through fund distributions. Reductions in fair value of fund investments, based on this valuation process, are recorded when identified.

Off-Balance Sheet Entities

     The Company enters into transactions or has contractual relationships with various legal entities that are commonly referred to as special purpose entities (“SPEs”), QSPEs or multi-seller commercial paper conduits (“conduits”). Certain of these entities, and where applicable, the assets sold to them by the Company, are not included in the Company’s consolidated balance sheets. These non-consolidated entities have legal standing separate from the Company, are not controlled by the Company and are typically established for a single purpose such as securitization of financial assets. The Company may have certain relationships with these entities, including sponsorship, collateral manager, servicer of the assets held by the entity, trustee or administrative agent. In addition, the Company may retain certain interests in these entities, which are recognized on the consolidated balance sheet. FASB Interpretation (“FIN”) No. 46, Consolidation of Variable Interests Entities, may impact the accounting treatment of the entities. See Note 6 for additional information.

     SPEs and QSPEs sponsored by the Company hold assets sold to them by the Company or by third parties and issue debt collateralized by the assets held in the trust. In order for the assets and liabilities of a QSPE to be excluded from the Company’s consolidated balance sheet, these transactions must meet the requirements of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, at the inception of the transaction and on an ongoing basis. In addition to issuing debt, SPEs also issue equity of which a substantive amount (an amount equal to at least three percent of the fair value of the assets held by the SPE) is held by substantive third parties unrelated to the Company.

Equity Method Investments

     Except for principal investments, the Company accounts for investments in which the Company has significant influence under the equity method of accounting. Equity method investments are recorded at cost adjusted to reflect the Company’s portion of income, loss, or dividends of the investee. The Company recognizes gain or loss on transactions where a subsidiary or an equity method investee issues common stock. Recognition of gain is subject to a determination that the gain is realizable and that there are no plans to reacquire the shares.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of loans and long-term debt are presented in Note 7 and in Note 11, respectively. The fair value of demand deposits is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities and fair value approximates carrying value. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by deposit liabilities compared with the cost of borrowing funds in the market. Substantially all of the other financial assets and liabilities have maturities of three months or less, and accordingly, the carrying value is deemed to be a reasonable estimate of fair value. The fair value of off-balance sheet financial instruments is presented in Note 18.

     Fair value estimates are based on existing financial instruments, as defined, without estimating the value of certain ongoing businesses, the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In the Company’s opinion, these add significant value.

STOCK-BASED COMPENSATION

     The Company’s stock options typically have an exercise price equal to the fair value of the stock on the date of grant, and vest based on continued service with the Company for a specified period, generally three years. The expense is amortized ratably over the vesting period.

     Under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, there are two methods of accounting for stock options, the intrinsic value method and the fair value method. Upon the initial adoption of SFAS 123 in 1996, the Company elected to continue to use the intrinsic value method, which resulted in no expense being recognized related to the Company’s stock options.

Audited Financial Statements

     Under the prospective transition provisions of SFAS 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, the Company adopted the fair value method effective as of the beginning of the year in which the decision was made, or January 1, 2002, and only for stock option awards made in 2002 and thereafter. Prior awards will continue to be accounted for under the intrinsic value method. The expense associated with the 2002 grant will be recorded over the three year vesting period beginning on the April 2002 grant date.

     The effect on net income available to common stockholders and earnings per share as if the fair value method had been applied to all outstanding and unvested awards for each of the years in the three-year period ended December 31, 2002, is presented below.

	Years Ended December 31,

	2002	2001	2000

Net income available to common stockholders, as reported	$3,560	1,613	92
Add stock-based employee compensation expense included in reported net income, net of income taxes	38
Deduct total stock-based employee compensation expense determined under the fair value method for all awards, net of income taxes	(106)	(63)	(130)

Pro forma net income (loss) available to common stockholders	$3,492	1,550	(38)

PER COMMON SHARE DATA
Basic — as reported	$2.62	1.47	0.07
Basic — pro forma	2.57	1.41	(0.06)
Diluted — as reported	2.60	1.45	0.07
Diluted — pro forma	$2.55	1.40	(0.06)

     For restricted stock, which generally vests based on continued service with the Company, the deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is recognized as salaries and employee benefits expense in the results of operations in accordance with the applicable vesting schedule, which is generally straight-line over 3 years.

EARNINGS PER SHARE

     Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing income available to common stockholders by the sum of the weighted average number of shares adjusted to include the effect of potentially dilutive shares. In calculating diluted earnings per share, the premium component of the forward price on equity forward contracts is subtracted in calculating income available to common stockholders. Additionally, diluted shares include the share equivalent of the excess of the forward price in the case of forward contracts and the strike price in the case of collar transactions over the current market price of the shares.

NEW ACCOUNTING INTERPRETATIONS

     The FASB recently issued two interpretations, FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and FIN 46, both of which require additional disclosures in 2002 financial statements. The required disclosures are included in Note 6 for FIN 46 and Note 18 for FIN 45. Both of these interpretations also require new accounting treatment for certain transactions beginning in 2003. The accounting impact of these new interpretations is discussed in the Accounting and Regulatory Matters section of Management’s Discussion and Analysis.

RECLASSIFICATIONS

     Certain amounts in 2001 and 2000 were reclassified to conform with the presentation in 2002. These reclassifications have no effect on the Company’s previously reported consolidated financial position or results of operations.

Audited Financial Statements

NOTE 2: BUSINESS COMBINATIONS

FIRST UNION/WACHOVIA MERGER

     The merger of the former Wachovia and First Union closed on September 1, 2001, and the combined Company adopted the name “Wachovia Corporation.” The merger was accounted for under the purchase method of accounting, and accordingly, the results for 2001 include eight months of First Union and four months of the combined Company. In connection with the merger, shareholders of the former Wachovia received two First Union shares for each former Wachovia common share, resulting in the issuance of 407 million common shares. The common stock issued to effect the merger was valued at $31.15 per First Union share, or $12.7 billion in the aggregate. In addition, former Wachovia stockholders were given the right to choose to receive either a one-time cash payment of $0.48 per common share of the former Wachovia to be paid after the stockholder made the election, or two shares of a new class of preferred shares, Dividend Equalization Preferred Shares (“DEPs”), which pay dividends equal to the difference between the last dividend paid by the former Wachovia of $0.30 per share and the common stock dividend declared by the combined Company. This dividend will cease once the Company’s total dividends paid to common stockholders for four consecutive quarters equal at least $1.20 per common share. The aggregate value of the one-time cash payment and the estimated fair value of the DEPs amounted to $98 million. See Note 12 for additional information. Additionally, 17 million options held by employees of the former Wachovia were converted into 34 million options of the Company with the exercise price adjusted proportionately. They vest in accordance with their original vesting schedule. The fair value of options issued, based on a Black-Scholes valuation, amounted to $187 million, which is included in the computation of the purchase price. The excess of the fair value of the underlying shares over the strike price of the unvested options was recorded as deferred compensation and is being amortized over the remaining vesting period.

     Under the purchase method of accounting, the assets and liabilities of the former Wachovia were recorded at their respective fair values as of September 1, 2001. Based on the ending former Wachovia tangible equity of $5.5 billion, an aggregate purchase price of $13.0 billion and purchase accounting adjustments amounting to a net write-down of $2.1 billion, the merger resulted in total intangible assets of $9.6 billion. Of the total intangible assets, $1.9 billion was allocated to deposit base intangible, $250 million to customer relationships, $90 million to tradename and $7.4 billion to goodwill. None of the intangible assets are tax deductible; however, deferred tax liabilities were recorded on all intangible assets except goodwill. The deferred tax liabilities will be reflected as a tax benefit in the results of operations in proportion to and over the amortization period of the related intangible assets. The deposit base intangible and customer relationship intangible are being amortized over estimated useful lives of 6 years and 16 years, respectively, or a weighted average useful life of 7 years, using accelerated methods that reflect the estimated pattern in which the economic benefits will be consumed. The tradename intangible has an indefinite life, and accordingly, is not subject to amortization.

     Subsequent to September 1, 2001, adjustments were made to the original purchase price allocation resulting in a net increase to goodwill of $284 million, net of the related deferred taxes. The more significant of these adjustments related to intangible assets, impairment of a loan and exit costs. The valuation of the deposit base premium was finalized resulting in a reduction of $435 million in value from the preliminary September 1, 2001, value of $2.3 billion to $1.9 billion. The process of identifying and valuing other intangible assets was completed resulting in recording a customer relationship intangible of $250 million and a tradename intangible of $90 million. In another adjustment, a preacquisition contingent impairment of a loan was resolved resulting in an $81 million write-down to the basis of the loan to its estimated fair value as of September 1, 2001. Finally, $186 million of exit costs were recorded based on finalization of exit plans.

     Included in the total exit costs of $251 million recorded as purchase accounting adjustments were employee termination benefits of $152 million, which included severance payments and related benefits for 2,132 employees of the former Wachovia terminated or notified of their pending termination in connection with the merger. Of the terminated employees, approximately 13 percent were from the Corporate and Investment Bank segment, 43 percent were from the Parent segment, 16 percent were from the Capital Management segment, 19 percent were from the General Bank segment and 9 percent were from the Wealth Management segment. The remaining exit costs were employee relocation, costs to exit certain facilities of the former Wachovia, and transaction costs offset by gains on the sale of former Wachovia branches of $47 million. Through December 31, 2002, $169 million had been charged against the accruals established in purchase accounting.

Audited Financial Statements

     The purchase price, allocation of the purchase price to the assets and liabilities of the former Wachovia, exit costs related to the former Wachovia and allocation of the total intangibles are presented below.

(In millions)

Purchase price less former Wachovia ending tangible stockholders’ equity as of September 1, 2001	$7,466

Fair value purchase accounting adjustments (a)
Financial assets	836
Premises and equipment	167
Employee benefit plans	276
Financial liabilities	(13)
Other, including income taxes	(154)

Total fair value purchase accounting adjustments	1,112

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	152
Occupancy and equipment	85
Gain on regulatory-mandated branch sales	(47)
Contract cancellations	8
Other	53

Total pre-tax exit costs	251
Income taxes	(73)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	178

Total purchase intangibles	8,756

Deposit base intangible (Net of income taxes)	1,194
Other identifiable intangibles (Net of income taxes)	209

Goodwill	$7,353

(a)	Represents fair value adjustments to adjust assets and liabilities of the former Wachovia to their respective fair value as of September 1, 2001.

(b)	Represents incremental exit costs relating to combining the two companies which are specifically related to the former Wachovia.

OTHER ACQUISITIONS

     In 2002, the Company acquired a management liability insurance provider, an investment management firm and an insurance brokerage firm. At the date of the respective acquisitions, they had assets of $33 million in the aggregate. These entities were acquired for 1.5 million shares of the Company’s common stock and $90 million in cash, or an aggregate purchase price of $141 million.

     In 2001, the Company acquired a brokerage business with assets of $59 million for $103 million in cash. In 2000, the Company acquired four entities which, at the date of the respective acquisitions, had assets of $58 million in the aggregate. These entities were acquired for 1.2 million shares of the Company’s common stock and $90 million in cash, or an aggregate purchase price of $124 million.

     As part of the Company’s acquisition activity, the Company often negotiates terms in which a portion of the purchase price is contingent on future events, typically related to the acquired businesses meeting revenue or profitability targets. The additional consideration may be cash or stock. Contingent consideration is paid when the contingency is resolved and it is recorded as additional goodwill. At December 31, 2002, the Company had $263 million in cash and $18 million of common stock committed under such agreements that will be paid through 2011 if the contingencies are met.

Audited Financial Statements

NOTE 3: MERGER-RELATED AND RESTRUCTURING EXPENSES

     In 2002, 2001 and 2000, the Company recorded merger-related and restructuring expenses of $387 million, $106 million and $2.2 billion, respectively. The significant components of these expenses, as well as activity related to the restructuring accrual, are presented below.

MERGER-RELATED EXPENSES

     Merger-related expenses consist principally of expenses related to combining operations such as systems conversions. In 2002 and 2001, the Company incurred merger-related expenses of $246 million and $96 million, respectively, related to the merger with the former Wachovia. Additionally, in 2002, 2001 and 2000, the Company incurred merger-related expenses of $1 million, $25 million and $78 million, respectively, related to other mergers.

     Merger-related and restructuring expenses for each of the years in the three-year period ended December 31, 2002, are presented below.

	Years Ended December 31,

(In millions)	2002	2001	2000

MERGER-RELATED AND RESTRUCTURING EXPENSES -FIRST UNION/WACHOVIA
Merger-related expenses
Personnel costs	$23	21	—
Occupancy and equipment	88	—	—
Gain on regulatory-mandated branch sales	(121)	—	—
Advertising	45	—	—
Systems conversions costs	159	—	—
Other	52	75	—

Total merger-related expenses	246	96	—
Restructuring expenses
Employee termination benefits	66	69	—
Occupancy	62	—	—
Contract cancellations	5	—	—
Other	7	13	—

Total restructuring expenses	140	82	—

Total First Union/Wachovia merger-related and restructuring expenses	386	178	—

OTHER MERGER-RELATED AND RESTRUCTURING EXPENSES
Merger-related expenses from other mergers	1	25	78
Strategic repositioning restructuring expenses (reversals), net	—	(83)	2,129
Other restructuring expenses (reversals), net	—	(14)	(17)

Total merger-related and restructuring expenses	$387	106	2,190

RESTRUCTURING EXPENSES

     As a result of restructuring plans in connection with the First Union/Wachovia merger in 2001 and in connection with the Company’s strategic repositioning in 2000, the Company displaced employees and recorded expenses for the resulting employee termination benefits to be paid, either in a lump sum or deferred over an extended period. In addition, the Company recorded occupancy-related expenses that included write-downs to fair value (less cost to sell) of owned premises that were held for disposition as a result of the plans, and cancellation payments or the present values of the remaining lease obligations for leased premises, or portions thereof, that were associated with lease abandonments. Other assets, primarily computer hardware and software, the value of which was considered to be impaired because they no longer would be used as a result of the closure of facilities or the reduction in work force, were also written down to fair value. Contract cancellation costs were also recorded representing the cost to buy out the remaining term or the present value of the remaining payments on contracts that provided no future benefit to the Company as a result of these plans.

Audited Financial Statements

     Components of the restructuring expenses in 2002, 2001 and 2000 are discussed below.

     Employee termination benefits were $66 million in 2002 and $69 million in 2001, and included severance payments and related benefits for 1,672 employees who have been displaced or notified of their pending termination date as of December 31, 2002. Employee termination benefits of $172 million in 2000 included severance payments and related benefits for 5,683 employees originally expected to be terminated in connection with these plans. A reversal of the strategic repositioning restructuring expense was recorded in 2001, in part to reflect the lower number of employee terminations ultimately resulting from that plan. The reduction to 4,321 displacements was primarily caused by higher than expected attrition and placements of employees to other positions. Of the terminated employees in 2002 and 2001, approximately 20 percent were from the General Bank segment, 10 percent were from the Corporate and Investment Bank segment, 55 percent were from the Parent segment, 9 percent were from the Capital Management segment and 6 percent were from the Wealth Management segment. Of the terminated employees in 2000, approximately 80 percent were from the General Bank segment, 8 percent were from the Corporate and Investment Bank segment and the remaining 12 percent were primarily from the Parent segment. Through December 31, 2002, $93 million in employee termination benefits related to the terminations in 2002 and 2001 and $135 million related to the terminations in 2000 has been paid and reversals of $36 million related to terminations in 2000 have been recorded, leaving $42 million from the 2002 and 2001 terminations and $1 million from the 2000 terminations for future payments.

     Occupancy expenses were $62 million in 2002 and $108 million in 2000. These expenses included $8 million in 2002 and $18 million in 2000 related to the write-down of owned property as well as leasehold improvements and furniture and equipment. These write-downs resulted from excess space due to exiting businesses, the reduction in the work force and from branch closings. The amount of the write-down represents the difference between the carrying value of the property at the time that it was no longer held for use and the estimated net proceeds expected to be received upon disposition. The fair value was estimated using customary appraisal techniques such as evaluating the real estate market conditions in the region and comparing market values to comparable properties. If the proceeds from ultimate disposition differed from the estimate, the amount of the difference is reflected as either an additional restructuring expense or a reversal thereof. The remainder of the occupancy expenses in 2002 and 2000 represented the present value of future lease obligations or lease cancellation penalties, net of any expected recovery from subleasing, in connection with the closure of branches and sales offices as well as certain other corporate space.

     As a result of the decision in 2000 to discontinue the subprime mortgage lending business at The Money Store Inc. (“TMSI”), and therefore generate no future cash flows from that business, the Company concluded that the goodwill associated with that business and the related network intangible were no longer recoverable. Therefore, an impairment charge for the unamortized balance of these intangibles of $1.8 billion was included in restructuring expenses. The unamortized balance of goodwill associated with the small business and student lending businesses of TMSI was determined to be fully recoverable from future cash flows, and accordingly, was not considered impaired.

     Other asset impairments, which were the direct result of the reduction in the work force and certain other restructuring activities, amounted to $18 million in 2000. They consisted primarily of computer hardware write-offs. The net book value of long-lived assets held for sale at December 31, 2002, was not significant.

     Also included in restructuring expenses were $5 million in 2002 and $74 million in 2000 related to contract cancellations, $60 million of which in 2000 represents termination fees for contracts cancelled in connection with the sale of the credit card portfolio.

Audited Financial Statements

     A reconciliation of the restructuring accruals for each of the years in the three-year period ended December 31, 2002, is presented below.

	First Union/	2000
	Wachovia	Strategic
(In millions)	Merger	Repositioning	Other	Total

ACTIVITY IN THE RESTRUCTURING ACCRUAL
Balance, December 31, 1999	$—	—	162	162
Restructuring expenses	—	2,129	—	2,129
Cash payments	—	(92)	(48)	(140)
Reversal of prior accruals	—	—	(17)	(17)
Noncash write-downs and other adjustments	—	(1,788)	(4)	(1,792)

Balance, December 31, 2000	—	249	93	342
Restructuring expenses	82	—	—	82
Cash payments	(19)	(103)	(18)	(140)
Reversal of prior accruals	—	(83)	(14)	(97)
Noncash write-downs and other adjustments	—	(60)	(1)	(61)

Balance, December 31, 2001	63	3	60	126
Restructuring expenses	140	—	—	140
Cash payments	(124)	(2)	(49)	(175)
Noncash write-downs and other adjustments	(18)	—	—	(18)

Balance, December 31, 2002	$61	1	11	73

Audited Financial Statements

NOTE 4: TRADING ACCOUNT ASSETS AND LIABILITIES

	December 31,

(In millions)	2002	2001

TRADING ACCOUNT ASSETS
U. S. Treasury	$2,545	939
U. S. Government agencies	1,802	909
State, county and municipal	358	603
Mortgage-backed securities	1,664	1,920
Other asset-backed securities	4,103	2,443
Corporate bonds and debentures	3,295	3,811
Derivative financial instruments	17,214	13,395
Sundry	2,174	1,366

Total trading account assets	$33,155	25,386

TRADING ACCOUNT LIABILITIES
Derivative financial instruments	16,983	11,437

Total trading account liabilities	$16,983	11,437

NOTE 5: SECURITIES

     Information related to securities available for sale for each of the years in the two-year period ended December 31, 2002, is disclosed in Table 6, which is incorporated herein by reference. In connection with the adoption of SFAS 133 on January 1, 2001, all investment securities were reclassified to securities available for sale. At December 31, 2002 and 2001, all investment securities were classified as available for sale.

Audited Financial Statements

NOTE 6: SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS

     The Company securitizes, sells and services primarily commercial loans, residential mortgage loans and prime equity lines. In certain situations, the Company also provides liquidity guarantees to investors in the beneficial interests and provides credit enhancement in the form of cash collateral accounts.

     In 2002, the Company had securitization gains of approximately $11 million and $148 million related to the sale of residential mortgage loans and prime equity lines, respectively. At December 31, 2002, the Company had $20 billion of retained interests from securitization transactions. These retained interests included $5.1 billion of retained agency securities, $14 billion of senior and subordinated notes and receivables, and $1.3 billion of residual interests. Of the $20 billion of retained interests, $5.8 billion (including the $5.1 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $14 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices. These have been valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.

     Original economic assumptions used for valuing certain retained interests for transactions completed in 2002 using discounted cash flow analyses, cash flow activity for transactions completed in 2002 and sensitivity analysis for certain retained interests valued using discounted cash flow analyses as of December 31, 2002, are presented below.

	December 31, 2002

	Real Estate

				Prime	Collateralized
			Residential	Equity	Loan/Debt		Municipal
(Dollars in millions)	Commercial		Mortgages	Lines	Obligations	SBA	Securities

ORIGINAL ECONOMIC ASSUMPTIONS (a)
Prepayment speed (CPR)	—%		27.76	45.58	—	—	—
Weighted average life	—	yrs	2.84	1.59	8.98	—	—
Expected credit losses	—%		0.17	0.39	2.60	—	—
Discount rate	—%		5.39	2.46	9.63	—	—

CASH FLOW ACTIVITY (b)
Proceeds from
New securitizations	$2,711		2,754	3,319	1,887	—	—
Collections used by trust to purchase new balances in revolving securitizations	—		—	100	—	—	—
Service fees received	9		1	12	12	—	—
Cash flow received from retained interests	2		1,117	30	—	—	—
Servicing advances, net	$11		—	—	—	—	—

SENSITIVITY ANALYSIS (c)
Carrying value (fair value) of retained interests	$35		10,671	2,984	151	196	318
Weighted average life	11.66	yrs	4.26	5.97	8.90	9.76	6.00
Prepayment speed	—%		40.49	45.58	20.00	10.75	—
Impact of 10% adverse change	—		$(34)	(19)	—	(27)	—
Impact of 20% adverse change	—		$(75)	(34)	—	(31)	—
Expected credit losses	3.10%		2.37	0.39	6.09	2.81	—
Impact of 10% adverse change	$(1)		(57)	(3)	(4)	(30)	—
Impact of 20% adverse change	$(3)		(113)	(6)	(14)	(35)	—
Discount rate	10.40%		7.44	2.71	10.09	15.00	20.00
Impact of 10% adverse change	$(2)		(132)	(167)	(5)	(3)	(17)
Impact of 20% adverse change	$(4)		(261)	(466)	(9)	(12)	(32)

(a)	Prime equity lines included $2.6 billion of notes discounted at 1.96 percent and $177 million of residual interests discounted at 9.92 percent.

(b)	From time to time, the Company resecuritizes retained interests. Since cash flow information is presented for the original securitization, the proceeds from resecuritizations are not included in the cash flow activity information.

(c)	In addition, the Company has $114 million of retained interests in student loan securitizations for which price sensitivity is insignificant.

Audited Financial Statements

     At December 31, 2001, the Company had $18 billion of retained interests from securitization transactions. These retained interests included $5.3 billion of retained agency securities, $11 billion of subordinated notes and receivables, and $871 million of residual interests. Of the $18 billion of retained interests, $7.5 billion (including the $5.3 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $10 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices. These have been valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.

     Original economic assumptions used for valuing certain retained interests for transactions completed in 2001 using discounted cash flow analyses, cash flow activity for transactions completed in 2001 and sensitivity analysis for certain retained interests valued using discounted cash flow analyses as of December 31, 2001, are presented below.

	December 31, 2001

	Real Estate

				Prime	Collateralized
			Residential	Equity	Loan/Debt		Municipal
(Dollars in millions)	Commercial		Mortgages	Lines	Obligations	SBA	Securities

ORIGINAL ECONOMIC ASSUMPTIONS
Prepayment speed (CPR)	—%		22.63	47.31	—	9.11	—
Weighted average life	12.77	yrs	2.34	1.32	—	11.33	—
Expected credit losses	3.29%		14.58	0.31	—	3.55	—
Discount rate	10.40%		18.00	11.00	—	15.00	—

CASH FLOW ACTIVITY (a) (b) (c)
Proceeds from
New securitizations	$3,659		2,411	2,495	1,311	284	1,264
Collections used by trust to purchase new balances in revolving securitizations	—		—	134	—	—	—
Service fees received	7		5	6	14	—	5
Cash flow received from retained interests	45		16	13	—	1	75
Servicing advances, net	$2		—	—	—	—	—

SENSITIVITY ANALYSIS (d)
Carrying value (fair value) of retained interests	$36		9,333	86	46	188	342
Weighted average life	10.03	yrs	1.91	1.68	5.75	6.56	10.79
Prepayment speed	—%		39.60	47.31	20.00	15.92	—
Impact of 10% adverse change	$—		(32)	(8)	—	(6)	—
Impact of 20% adverse change	$—		(64)	(15)	—	(14)	—
Expected credit losses	2.96%		2.34	0.31	6.07	2.22	—
Impact of 10% adverse change	$(2)		(66)	(1)	(3)	(6)	—
Impact of 20% adverse change	$(3)		(132)	(2)	(5)	(13)	—
Discount rate	10.40%		8.03	11.00	18.00	15.00	12.63
Impact of 10% adverse change	$(2)		(22)	(1)	(3)	(14)	(25)
Impact of 20% adverse change	$(5)		(43)	(2)	(5)	(22)	(48)

(a)	The Company purchased $33 million of loans from the collateralized loan/debt obligations.

(b)	From time to time, the Company resecuritizes retained interests. Since cash flow information is presented for the original securitization, the proceeds from resecuritizations are not included in the cash flow activity information.

(c)	In addition, the Company securitized a portfolio of equity securities, received $1.1 billion in proceeds and entered into a total return swap.

(d)	In addition, the Company has $81 million of retained interests in student loan securitizations for which price sensitivity is insignificant.

Audited Financial Statements

     At December 31, 2000, the Company had $16 billion of retained interests from securitization transactions. These retained interests included $3.5 billion of retained agency securities, $12 billion of subordinated notes and receivables, and $298 million of residual interests. Of the $16 billion of retained interests, $4.9 billion (including the $3.5 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $11 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices. These have been valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.

     Original economic assumptions used for valuing certain retained interests for transactions completed in 2000 using discounted cash flow analyses, cash flow activity for transactions completed in 2000 and sensitivity analysis for certain retained interests valued using discounted cash flow analyses as of December 31, 2000, are presented below.

	December 31, 2000

	Real Estate				Collateralized
					Loan/Debt		Municipal
(Dollars in millions)	Commercial		Residential	Student	Obligations	SBA	Securities (c)

ORIGINAL ECONOMIC ASSUMPTIONS
Prepayment speed (CPR)	—%		48.00	—	20.00	13.60	—
Weighted average life	8.85	yrs	1.72	—	11.08	5.72	11.27
Expected credit losses	2.81%		0.25	—	2.53	2.50	—
Discount rate	10.40%		11.00	—	19.47	15.00	15.68

CASH FLOW ACTIVITY (a) (b)
Proceeds from
New securitizations	$1,535		959	—	1,545	209	1,610
Collections used by trust to purchase new balances in revolving securitizations	—		26	—	111	—	—
Service fees received	6		5	37	10	14	2
Cash flow received from retained interests	17		24	10	11	36	21
Servicing advances, net	$1		—	—	—	2	—

SENSITIVITY ANALYSIS (a)
Carrying value (fair value) of retained interests	$103		10,150	80	73	182	188
Weighted average life	8.85	yrs	2.03	8.64	10.28	7.52	10.66
Prepayment speed	—%		36.79	8.63	20.00	12.30	—
Impact of 10% adverse change	$—		(38)	(2)	—	(5)	—
Impact of 20% adverse change	$—		(72)	(4)	—	(10)	—
Expected credit losses	2.81%		1.91	0.21	3.64	3.20	—
Impact of 10% adverse change	$(2)		(40)	(1)	(1)	(4)	—
Impact of 20% adverse change	$(3)		(70)	(1)	(2)	(9)	—
Discount rate	10.40%		13.69	15.00	15.00	15.00	16.00
Impact of 10% adverse change	$(5)		(15)	(4)	(4)	(13)	(9)
Impact of 20% adverse change	$(10)		(30)	(8)	(7)	(21)	(17)

(a)  In 2000, the Company completed the sale of credit card receivables. Credit card cash flow activity in 2000 included new securitizations of $225 million, collections used by a trust to purchase new balances in revolving securitizations of $3.8 billion, service fees received of $7 million and cash flow received from retained interests of $127 million.

(b)  The Company purchased $55 million of loans from the Collateralized loan/debt obligations.
(c)  Price sensitivity attributable to prepayment and credit risk was insignificant.

Audited Financial Statements

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

     Managed loans at December 31, 2002 and 2001, and related loans past due 90 days or more and net loan losses are presented below.

	December 31, 2002			December 31, 2001

		Loans Past	Loan		Loans Past	Loan
		Due 90	Losses,		Due 90	Losses,
(In millions)	Balance	Days (a)	Net	Balance	Days (a)	Net

MANAGED LOANS
Commercial
Loans held in portfolio	$109,097	32	817	116,072	82	695
Securitized loans	2,218	159	74	5,827	131	81
Loans held for sale included in other assets	1,140	—	—	1,478	—	—
Consumer
Loans held in portfolio	63,876	272	305	57,423	206	242
Securitized loans	13,542	362	28	14,095	406	1,083
Securitized loans included in securities	17,316	229	98	15,120	260	54
Loans held for sale included in other assets	4,872	19	11	6,285	40	45

Total managed loans	212,061	1,073	1,333	216,300	1,125	2,200
Less
Securitized loans	(15,760)	(521)	(102)	(19,922)	(537)	(1,164)
Securitized loans included in securities	(17,316)	(229)	(98)	(15,120)	(260)	(54)
Loans held for sale included in other assets	(6,012)	(19)	(11)	(7,763)	(40)	(45)

Loans held in portfolio	$172,973	304	1,122	173,495	288	937

(a)  Includes bankruptcies and foreclosures.

     In January 2003, the FASB issued FIN 46, which addresses consolidation of variable interest entities (“VIEs”), certain of which are also referred to as SPEs. VIEs are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Under the provisions of FIN 46, a company will consolidate a VIE if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s expected residual returns if they occur or both. The company that consolidates a VIE is called the primary beneficiary. The provisions of FIN 46 are applicable to variable interests in VIEs created after January 31, 2003. Variable interests in VIEs created before February 1, 2003, are subject to the provisions of FIN 46 no later than July 1, 2003. In addition, if it is reasonably possible that a company will consolidate or disclose information about a VIE when FIN 46 becomes effective, the company is required to disclose the nature, purpose, size and activities of the VIE and the company’s maximum exposure to loss as a result of its involvement with the VIE in its December 31, 2002, financial statements.

     Because of the extensive analysis that is required to adopt FIN 46, the Company has not fully assessed the impact of adopting this standard, including whether any cumulative effect of an accounting change will be recognized in the results of operations in the period of adoption, which will be no later than the quarter ended September 30, 2003. Certain entities that are preliminarily considered VIEs in which the Company has a significant or majority variable interest may change before adoption of FIN 46. Based on the characteristics of the VIEs as of December 31, 2002, it is reasonably possible the Company will consolidate or disclose characteristics about the following VIEs when FIN 46 is adopted.

Audited Financial Statements

     Multi-seller commercial paper conduits (“conduits”) are SPEs that provide borrowers with access to the commercial paper market, a low cost financing alternative. Conduits purchase a variety of asset-backed loans and receivables, trade receivables, securities and other assets from borrowers and issuers, and issue commercial paper to fund those assets. The Company administers conduits to facilitate its customers’ financing needs and provides liquidity facilities on substantially all of the commercial paper issued by the conduits that it administers. Under liquidity facilities, the Company is obligated to purchase asset interests that are financed by the conduits in the event the conduits are unable to continue to issue commercial paper to finance those assets. These liquidity facilities represent the Company’s most significant variable interests in conduits administered by the Company. The Company has variable interests in conduits administered by the Company with total liabilities, primarily commercial paper, of $12.7 billion that represent a maximum exposure to loss of $17.6 billion at December 31, 2002. The excess exposure to loss over the total liabilities represents unfunded customer purchase facilities.

     The Company also provides liquidity guarantees to other conduits not administered by the Company. These liquidity guarantees represent the most significant variable interests the Company has in these conduits. The Company has variable interests in these other conduits, which have total commercial paper outstanding of $6.9 billion, that represent a maximum exposure to loss of $2.6 billion at December 31, 2002.

     Collateralized loan obligations (“CLOs”) and collateralized debt obligations (“CDOs”) are SPEs in which securities or loans are transferred to the SPE or purchased by the SPE in the open market. The SPE issues a combination of debt and equity securities to fund those purchases. The Company receives fees for structuring these transactions and underwriting the debt and equity securities. In certain transactions, the Company also may invest in the debt or equity securities issued by the SPE. The investment in debt or equity securities of CLOs and CDOs represents the most significant variable interest the Company has in CLOs and CDOs. The Company has variable interests in CLOs and CDOs, with total collateral of $3.2 billion, that represent a maximum exposure to loss of $79 million at December 31, 2002.

Audited Financial Statements

NOTE 7: LOANS

	December 31,

(In millions)	2002	2001

COMMERCIAL
Commercial, financial and agricultural	$56,501	61,258
Real estate — construction and other	6,849	7,969
Real estate — mortgage	16,655	17,234
Lease financing	22,667	21,958
Foreign	6,425	7,653

Total commercial	109,097	116,072

CONSUMER
Real estate — mortgage	24,979	22,139
Installment loans	38,817	34,666
Vehicle leasing	80	618

Total consumer	63,876	57,423

Total loans	$172,973	173,495

     Directors and executive officers of the Parent Company and their related interests were indebted to the Company in the aggregate amounts of $2.0 billion and $2.1 billion at December 31, 2002 and 2001, respectively. In 2002, directors and executive officers of the Parent Company and their related interests borrowed $713 million and repaid $884 million. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they include other features unfavorable to the Company.

     At December 31, 2002 and 2001, the investment in leveraged leases, net of unearned income, was $10.2 billion and $9.2 billion, respectively. For federal income tax purposes, the Company realizes income tax benefits resulting from depreciating the leased asset and from interest expense associated with the related long-term debt. At December 31, 2002 and 2001, deferred income taxes related to leveraged leases were $5.9 billion and $5.0 billion, respectively.

     At December 31, 2002 and 2001, nonaccrual and restructured loans amounted to $1.7 billion and $1.8 billion, respectively. In 2002, 2001 and 2000, $120 million, $184 million and $126 million, respectively, in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2002, 2001 and 2000 amounted to $23 million, $41 million and $31 million, respectively.

     At December 31, 2002 and 2001, impaired loans amounted to $1.4 billion and $1.5 billion, respectively. Included in the allowance for loan losses was $185 million related to $730 million of impaired loans at December 31, 2002, and $219 million related to $639 million of impaired loans at December 31, 2001. For the years ended December 31, 2002 and 2001, the average recorded investment in impaired loans was $1.5 billion and $1.1 billion, respectively. For the years ended December 31, 2002, 2001 and 2000, $23 million, $22 million and $27 million, respectively, of interest income was recognized on loans while they were impaired.

     At December 31, 2002 and 2001, loans held for sale, which are classified in other assets, amounted to $6.0 billion and $7.8 billion, respectively. In 2002, 2001 and 2000, net write-downs to the lower of cost or market value recorded subsequent to the transfer of the loans to loans held for sale were $53 million, $188 million and $274 million, respectively.

     At December 31, 2002 and 2001, the fair value of the loan portfolio, net of unearned income and the allowance for loan losses, was $160 billion and $161 billion, respectively. The fair values of performing loans for all portfolio loans were calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans and prepayment assumptions. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 2.44 percent to 9.46 percent and 3.60 percent to 7.65 percent at December 31, 2002 and 2001, respectively, and for the consumer loan portfolio from 7.37 percent to 13.74 percent and 5.39 percent to 10.40 percent, respectively. For performing residential mortgage loans, fair values were estimated using a discounted cash flow analysis utilizing yields for comparable mortgage-backed securities. The fair value of nonperforming loans was calculated by discounting estimated cash flows using discount rates commensurate with the risk associated with the cash flows.

Audited Financial Statements

NOTE 8: ALLOWANCE FOR LOAN LOSSES

	Years Ended December 31,

(In millions)	2002	2001	2000

Balance, beginning of year	$2,995	1,722	1,757
Provision for loan losses relating to loans transferred to other assets or sold	357	284	657
Provision for loan losses	1,122	1,663	1,079
Former Wachovia balance, September 1, 2001	—	766	—
Allowance relating to loans acquired, transferred to other assets or sold	(554)	(503)	(1,020)

Total	3,920	3,932	2,473

Loan losses	(1,289)	(1,079)	(867)
Loan recoveries	167	142	116

Net charge-offs	(1,122)	(937)	(751)

Balance, end of year	$2,798	2,995	1,722

Audited Financial Statements

NOTE 9: GOODWILL AND OTHER INTANGIBLE ASSETS

     Net income and earnings per share amounts adjusted to exclude goodwill amortization expense for the years prior to the adoption of SFAS 142 are presented below.

	Years Ended December 31,

(Dollars in millions, except per share data)	2002	2001	2000

Reported net income available to common stockholders before cumulative effect of a change in accounting principle	$3,560	1,613	138
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	—	—	(46)

Reported net income available to common stockholders	3,560	1,613	92
Less imputed interest on the Company’s transactions in its common stock	—	(6)	(21)
Add goodwill amortization	—	241	263

Adjusted net income available to common stockholders	$3,560	1,848	334

Basic earnings per common share
Reported net income available to common stockholders before cumulative effect of a change in accounting principle	$2.62	1.47	0.12
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	—	—	(0.05)

Reported net income available to common stockholders	2.62	1.47	0.07
Add goodwill amortization	—	0.22	0.27

Adjusted net income available to common stockholders	2.62	1.69	0.34

Diluted earnings per common share
Reported net income available to common stockholders before cumulative effect of a change in accounting principle	$2.60	1.45	0.12
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	—	—	(0.05)

Reported net income available to common stockholders	2.60	1.45	0.07
Add goodwill amortization	—	0.22	0.27

Adjusted net income available to common stockholders	$2.60	1.67	0.34

Intangible amortization
Identified intangible assets
Deposit base	$596	266	82
Customer relationships	32	16	16

Total	628	282	98
Servicing assets	55	50	98

Total intangible amortization	683	332	196

     Changes in the carrying amount of goodwill related to each of the Company’s business segments for the year ended December 31, 2002, are presented below.

	December 31, 2002

				Corporate
				and
	General	Capital	Wealth	Investment
(In millions)	Bank	Management	Management	Bank	Total

Balance, January 1, 2002	$6,835	1,548	467	1,766	10,616
Purchase accounting adjustments	88	6	8	27	129
Purchase accounting acquisition	—	85	50	—	135

Balance, December 31, 2002	$6,923	1,639	525	1,793	10,880

Audited Financial Statements

     At December 31, 2002 and 2001, the Company had $90 million assigned as the carrying value of its tradename, which based on its indefinite useful life, is not subject to amortization.

     The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2002 and 2001, are presented below.

	2002		2001

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(In millions)	Amount	Amortization	Amount	Amortization

Deposit base	$2,532	1,307	2,536	714
Customer relationships	287	48	261	17
Servicing assets	437	164	375	114

Total	$3,256	1,519	3,172	845

     In connection with certain acquisitions, the Company recorded customer relationship intangibles of $27 million, which have a weighted average amortization period of 10 years.

     The estimated annual identified intangible assets amortization expense in each of the five years subsequent to December 31, 2002, is as follows (in millions): 2003, $560; 2004, $423; 2005, $294; 2006, $178: and 2007, $165.

Audited Financial Statements

NOTE 10: SHORT-TERM BORROWINGS

     Short-term borrowings at December 31, 2002, 2001 and 2000, which include securities sold under repurchase agreements and accrued interest thereon, and the related maximum amounts outstanding at the end of any month in each of the three years, are presented below.

	December 31,			Maximum Outstanding

(In millions)	2002	2001	2000	2002	2001	2000

Federal funds purchased	$4,817	2,502	2,090	5,824	4,554	5,033
Securities sold under repurchase agreements	30,249	29,846	26,511	30,872	29,979	35,305
Fixed and variable rate bank notes	300	—	55	300	296	560
Interest-bearing demand deposits issued to the U. S. Treasury	543	195	979	543	5,559	5,384
Commercial paper	2,642	3,314	2,320	3,995	3,925	3,943
Securities sold short	6,081	5,718	4,379	8,133	6,519	5,276
Other	2,461	2,810	3,112	2,606	2,810	3,978

Total short-term borrowings	$47,093	44,385	39,446

	December 31,

	2002	2001	2000

WEIGHTED AVERAGE INTEREST RATES
Federal funds purchased and securities sold under repurchase agreements	1.34%	1.69	6.37
Commercial paper	0.47	1.02	6.14
Securities sold short	2.35%	1.81	4.17
WEIGHTED AVERAGE MATURITIES (In days)
Federal funds purchased and securities sold under repurchase agreements	25	7	21
Commercial paper	3	4	10
Securities sold short	2	2	2

Audited Financial Statements

NOTE 11: LONG-TERM DEBT

	December 31,

(In millions)	2002	2001

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
4.95% to 7.70%, due 2003 to 2006 (par value $200 to $1,750) (a)	$6,500	6,475
Floating rate, due 2003 to 2005 (par value $50 to $400) (a)	1,720	2,217
Floating rate extendible, due 2005 (b)	10	10
Subordinated notes
5.625% to 7.50%, due 2003 to 2009 (par value $150 to $400) (a)	4,060	4,702
8.00%, due 2009 (par value $150) (c)	149	149
6.605%, due 2025 (par value $250) (a)	250	250
6.30%, Putable/Callable, due 2028 (par value $200)	200	200
Floating rate, due 2003 (par value $150) (a)	150	150
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035 (par value $250 to $300) (d)	795	794
Hedge-related basis adjustments	1,094	389

Total notes and debentures issued by the Parent Company	14,928	15,336

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	7,562	11,630
Subordinated notes
5.875% to 9.375%, due 2003 to 2006 (par value $100 to $200) (a) (e)	825	925
Bank, 5.80% to 7.875%, due 2006 to 2036 (par value $50 to $1,000)	2,547	2,544
6.625% to 7.95%, due 2003 to 2007 (par value $100 to $150) (a)	398	574

Total notes issued by subsidiaries	11,332	15,673

OTHER DEBT
Trust preferred securities	3,020	2,989
Collateralized notes, floating rate, due 2006 to 2007	4,420	2,489
4.556% auto securitization financing, due 2008 (e)	61	304
Advances from the Federal Home Loan Bank	5,255	4,933
Preferred units — The Money Store, LLC	57	—
Capitalized leases, rates generally ranging from 1.895% to 14.29%	176	25
Mortgage notes and other debt of subsidiaries, varying rates and terms	6	10
Hedge-related basis adjustments	407	(26)

Total other debt	13,402	10,724

Total long-term debt	$39,662	41,733

(a)	Not redeemable prior to maturity.
(b)	Redeemable in whole or in part at the option of the Parent Company only on certain specified dates.
(c)	Redeemable in whole and not in part at the option of the Parent Company only on certain specified dates.
(d)	Redeemable in whole or in part at the option of the holders only on certain specified dates.
(e)	Assumed by the Parent Company.

Audited Financial Statements

     At December 31, 2002, floating rate notes of $1.7 billion had rates of interest ranging from 1.66 percent to 2.195 percent.

     The interest rate on the floating rate extendible notes is 1.56 percent to March 17, 2003.

     The 6.30 percent putable/callable notes are subject to mandatory redemption on April 15, 2008, and under certain specified conditions, they may be put to the Parent Company by the trustee on or after this date.

     The interest rate on the floating rate subordinated notes is 4.125 percent to April 22, 2003.

     At December 31, 2002, bank notes of $10.9 billion had floating rates of interest ranging from 0.05 percent to 7.70 percent, and $736 million of the notes had fixed rates of interest ranging from 2.14 percent to 8.375 percent.

     At December 31, 2002 and 2001, statutory business trusts (the “Trusts”) created by the Parent Company had outstanding with the Parent Company trust preferred securities with an aggregate par value of $2.3 billion. The trust preferred securities have interest rates ranging generally from 7.64 percent to 8.04 percent and maturities ranging from December 1, 2026, to November 15, 2029. The principal assets of the Trusts are $2.4 billion of the Parent Company’s subordinated debentures with identical rates of interest and maturities as the trust preferred securities. The Trusts have issued $31 million of common securities to the Parent Company. The estimated fair value of the trust preferred securities and the related subordinated debentures at December 31, 2002 and 2001, was $2.4 billion and $2.5 billion, respectively.

     The trust preferred securities, the assets of the Trusts and the common securities issued by the Trusts are redeemable in whole or in part beginning on or after December 1, 2006, or at any time in whole but not in part from the date of issuance on the occurrence of certain events. The obligations of the Parent Company with respect to the issuance of the trust preferred securities constitute a full and unconditional guarantee by the Parent Company of the Trusts’ obligations with respect to the trust preferred securities. Subject to certain exceptions and limitations, the Parent Company may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related trust preferred securities.

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

     At December 31, 2002, collateralized notes of $4.4 billion had floating rates of interest based on spreads to LIBOR ranging from (1.771) percent to 2.322 percent. The spread on certain portions of the notes can vary based on the returns of the related collateral. As the (1.771) percent indicates, it is possible to be in a receivable position on the interest component for a portion of these notes.

     At December 31, 2002, The Money Store, LLC, a bank subsidiary, had outstanding Class A preferred units with a stated value of $57 million. Distributions are payable to preferred unit holders on a cumulative basis until an annual return of 12.50 percent has been paid. In addition, distributions on the preferred units must be paid before the Company can declare or pay a dividend on its common stock. The Company’s subsidiary can redeem the preferred units at defined premiums beginning in September 2009. The preferred units have a mandatory redemption date of September 2012 at the stated value.

     At both December 31, 2002 and 2001, the aggregate fair value of long-term debt was $42 billion. The fair value of long-term debt is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt with similar terms.

     At December 31, 2002, $11 billion of senior or subordinated debt securities or equity securities of the Company remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission. In addition, the Company has available for issuance up to $4 billion under a medium-term note program covering senior or subordinated debt securities.

     At December 31, 2002, Wachovia Bank has available a global note program for issuance up to $45 billion of senior or subordinated notes.

     The weighted average rate paid for long-term debt in 2002, 2001 and 2000 was 2.88 percent, 4.79 percent and 6.69 percent respectively. See Note 18 for information on interest rate swaps entered into in connection with the issuance of long-term debt.

     Long-term debt maturing in each of the five years subsequent to December 31, 2002, is as follows (in millions): 2003, $5,078; 2004, $5,460; 2005, $6,927; 2006, $6,800; and 2007, $3,107.

Audited Financial Statements

NOTE 12: COMMON AND PREFERRED STOCK AND CAPITAL RATIOS

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
(Options and shares in thousands)	Number	Price (a)	Number	Price (a)	Number	Price (a)

STOCK OPTIONS
Options outstanding, beginning of year	102,591	$35.18	47,143	$38.22	38,657	$40.17
Granted	24,238	37.96	26,418	32.22	14,375	31.68
Former Wachovia, September 1, 2001	—	—	34,136	33.07	—	—
Exercised	(6,110)	24.45	(2,090)	20.45	(1,796)	15.79
Cancelled	(5,701)	40.92	(3,016)	44.00	(4,093)	43.46

Options outstanding, end of year	115,018	$36.04	102,591	$35.18	47,143	$38.22

Options exercisable, end of year	63,139	$36.56	57,957	$36.76	35,491	$40.64

RESTRICTED STOCK
Unvested shares, beginning of year	13,366	$37.73	11,101	41.35	11,796	$47.86
Granted	4,924	32.44	3,296	32.11	4,566	28.55
Former Wachovia, September 1, 2001	—	—	4,044	34.42	—	—
Vested	(5,967)	38.66	(4,415)	42.49	(3,955)	43.97
Cancelled	(792)	34.44	(660)	37.75	(1,306)	47.50

Unvested shares, end of year	11,531	$35.21	13,366	$37.73	11,101	$41.35

EMPLOYEE STOCK OPTIONS
Options outstanding, beginning of year	22,963	$46.75	26,613	$46.75	38,519	$47.32
Exercised	—	—	—	—	(2,905)	21.25
Cancelled	(2,205)	46.75	(3,650)	46.75	(9,001)	37.38

Options outstanding, end of year	20,758	$46.75	22,963	$46.75	26,613	$46.75

Options exercisable, end of year	4,867	$46.75	5,301	$46.75	5,839	$46.75

(a)  The weighted-average price for stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.

STOCK PLANS

     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, and vest based on continued service with the Company for a specified period, generally three years following the date of grant, and they have a contractual life of ten years.

     Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over a three-year period, during which time the holder receives dividends and has full voting rights. Compensation cost recognized for restricted stock was $194 million, $169 million and $192 million in 2002, 2001 and 2000, respectively. As discussed in Note 1, the Company adopted the fair value method of accounting for stock options in 2002, and as a result, $58 million of stock option expense was included as a component of salaries and employees benefits in the results of operations in 2002.

     The range of exercise prices and the related number of options outstanding at December 31, 2002, are as follows (shares in thousands): $2.99-$9.31, 398 shares; $10.95-$19.98, 3,470 shares; $20.59-$29.64, 9,949 shares; $30.02-$39.72, 79,893 shares; $40.13-$48.93, 10,674 shares; and $53.94-$62.13, 10,634 shares. The weighted average exercise prices, remaining contractual maturities and weighted average exercise prices of options currently exercisable for each exercise price range are as follows: $4.32, 2.9 years and $4.32; $16.43, 2.2 years and $16.43; $26.47, 4.7 years and $26.44; $34.43, 8.1 years and $32.96; $43.11, 5.5 years and $43.13; and $57.61, 5.9 years and $57.61, respectively.

     At December 31, 2002, the Company had 50.8 million additional shares of common stock reserved for issuance under the stock option plans.

Audited Financial Statements

     The Company also has an employee stock plan (the “1999 plan”) in place. Under the terms of the 1999 plan, substantially all employees were granted options with an exercise price equal to the fair value of the underlying shares on the date of grant of August 2, 1999. Twenty percent of the options vested on August 2, 2000. The vesting schedule provides that an additional 20 percent of the options vest annually on each March 1 from 2001 through 2004 if certain annual return on stockholders’ equity goals are met. If the annual goal is not met in any one year, the options for the applicable 20 percent portion remain unvested until an annual goal is met at which time they vest. The annual goal for 2002 was met. On April 30, 2004, any unvested options will automatically vest, and if they are not exercised by September 30, 2004, they will expire. As of December 31, 2002, the Company had 18.2 million additional shares of common stock reserved for issuance under the 1999 plan.

     Under the fair value method, stock option expense is measured on the date of grant using an option pricing model with market assumptions. The Black-Scholes option pricing model is used to determine the fair value of stock options. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

     The weighted average grant date fair values of options under the stock option plans were $10.39, $5.21 and $8.76 in 2002, 2001 and 2000, respectively. The more significant assumptions used in estimating the fair value of stock options in 2002, 2001 and 2000 include risk-free interest rates of 4.65 percent, 4.45 percent to 5.88 percent and 5.71 percent to 6.73 percent, respectively; dividend yields of 2.53 percent, 2.99 percent and 6.06 percent, respectively; weighted average expected lives of the stock options of 6.0 years, 4.0 years and 4.0 years, respectively; and volatility of the Company’s common stock of 29 percent in 2002, 29 percent in 2001 and 45 percent in 2000. Additionally, the estimated fair value of stock options is reduced by an estimate of forfeiture experience which was 7.50 percent in 2002, 10.00 percent in 2001 and 10.00 percent in 2000.

     The Company recorded income taxes (benefits) of $(6) million, $7 million and $(7) million in 2002, 2001 and 2000, respectively, related to employee exercises of stock options.

DIVIDEND REINVESTMENT PLAN

     Under the terms of the Dividend Reinvestment Plan, a participating stockholder’s cash dividends and optional cash payments may be used to purchase the Company’s common stock. Common stock issued under the Dividend Reinvestment Plan was (in thousands): 1,638 shares, 1,809 shares and 2,599 shares in 2002, 2001 and 2000, respectively. At December 31, 2002, the Company had 624,000 additional shares of common stock reserved for issuance under the Dividend Reinvestment Plan.

TRANSACTIONS BY THE COMPANY IN ITS COMMON STOCK

     In May 1999 and in June 2000, the Board of Directors of the Company authorized separate 50 million share buyback programs. In addition, shares repurchased in connection with purchase accounting acquisitions described in Note 2 are incremental to the buyback programs. At December 31, 2002, the Company had the authority to repurchase up to 98 million shares of its common stock. In 2002, the Company repurchased 3.9 million shares of common stock at a cost of $137 million in the open market. In 2001, the Company repurchased 2 million shares of common stock at a cost of $64 million in the open market. In connection with the consummation of the merger with the former Wachovia, the Company also retired 16 million shares at a cost of $568 million held by the former Wachovia. In 2000, the Company repurchased 15 million shares at a cost of $479 million.

     The Company has used forward equity sales transactions (“equity forwards”) and forward purchase contracts in connection with its stock repurchase program. These contracts were entered into in 1999 and 2000. The Company has also entered into option contracts in its stock to offset potential dilution from the exercise of stock options. These option contracts involve the contemporaneous purchase of a call option and the sale of a put option to the same counterparty (“collar transactions”). These collar transactions were entered into in 1999, 2000 and 2002. Contracts outstanding at December 31, 2002, mature at various times in 2003.

     The use of equity forwards provided the Company with the ability to purchase shares under the stock repurchase program in the open market and then issue shares in a private transaction to the counterparty in the amount necessary to maintain targeted capital ratios. Under the terms of the equity forwards, the Company issued shares of common stock to an investment banking firm at a specified price that approximated market value. Simultaneously, the Company entered into a forward contract with the same counterparty to repurchase the shares at the same price plus a premium that accrues over the life of the contract, net of dividends paid to the counterparty (the “forward price”). The maturity date can be extended by mutual consent of the counterparties.

     Under the terms of the forward purchase contracts, the Company has agreed to purchase shares on a specific future date at the forward price. The counterparties to these contracts generally purchase the shares to which the contract is subject in the open market and hold the shares for the duration of the contract. The maturity dates can be extended by mutual consent of the counterparties.

Audited Financial Statements

     The terms of the forward purchase contracts provide three settlement alternatives and the method selected to settle any contract is at the sole discretion of the Company: gross physical settlement where the Company pays the forward price to the counterparty in cash and takes delivery of the shares, and net share or net cash settlement where the difference between the forward price and the market price is settled in shares or cash, respectively. Under the net settlement method, if the forward price is less than the market price, the Company would receive shares or cash, and if the forward price is greater than the market price, the Company would deliver shares or cash. If the Company were to elect net share settlement on any of these contracts, the calculation of the number of net shares to be received or delivered would be based on the market price of the Company’s shares at settlement. The collar transactions are subject to the same settlement alternatives.

     These transactions are accounted for as equity. In calculating diluted earnings per share, the premium component of the forward price on equity forwards is subtracted in calculating income available to common stockholders. In 2002, the premium component of the equity forward was anti-dilutive, and accordingly, it was not included in the calculation of earnings per share. For forward purchase contracts, diluted shares include the share equivalent of the excess of the forward price over the current market price of the shares.

     At December 31, 2002, the Company had a forward purchase contract involving 24 million shares at a cost of $753 million, and put options from collar transactions involving 12 million shares at a cost of $402 million. In 2002, the Company settled an equity forward and a forward purchase contract by purchasing 12 million shares at a cost of $536 million. In 2001, the Company settled an equity forward and a forward purchase contract by purchasing 12 million shares at a cost of $652 million. Additionally, in 2001, the Company settled a contract for 4 million shares on a net share basis resulting in no net repurchases of shares. In 2000, the Company settled an equity forward by purchasing 4 million shares at a cost of $211 million.

     Information related to these contracts at December 31, 2002, is presented below.

	December 31, 2002

				Maximum
				Number of
	Forward/		Total Value	Shares That
	Strike	Number	of the	Could be
(In thousands, except per share amounts)	Price	of Shares	Contract	Issued (b)

Type of contract
Forward purchase contract	$31.87	24,314	$774,978	243,137
Put options in connection with collars (a)	$32.29	12,449	$401,974	68,126

(a)  Represents the weighted average strike price of the put options. The strike prices range from $28.94 to $34.68.

(b)  Represents the maximum number of shares that the Company could be required to deliver under a net share settlement and would only occur if there was a precipitous decline in the Company’s share price to an amount less than a weighted average of $4.11 per share for all contracts.

     The Company has also sold put options with a weighted average strike price of $2.90 on 267 million shares of its common stock. The put options must be settled on a gross physical basis, and accordingly, are accounted for as liabilities. The put options were entered into in 1999 and 2000 and mature at various times in 2003.

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

     In accordance with a Shareholder Protection Rights Agreement, the Company issued a dividend of one right for each share of the Company’s common stock outstanding as of December 28, 2000, and they continue to attach to all common stock issued thereafter. The rights will become exercisable if any person or group either commences a tender or exchange offer that would result in their becoming the beneficial owner of 10 percent or more of the Company’s common stock or acquires beneficial ownership of 10 percent or more of the Company’s common stock. Once exercisable and upon a person or group acquiring 10 percent or more of the Company’s common stock, each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $105.00, a number of shares of the Company’s common stock (or at the option of the Board of Directors, shares of participating class A preferred stock) having a market value of twice the exercise price, and under certain conditions, common stock of an acquiring company having a market value of twice the exercise price. If any person or group acquires beneficial ownership of 10 percent or more of the Company’s common stock, the Board of Directors may, at its option, exchange for each outstanding right (other than rights owned by such acquiring person or group) two shares of the Company’s common stock or participating Class A preferred stock having economic and voting terms similar to two shares of common stock. The rights are subject to adjustment if certain events occur, and they will initially expire on December 28, 2010, if not terminated sooner.

Audited Financial Statements

PREFERRED SHARES

     In connection with the merger of the former Wachovia, the Company issued 97 million shares of a new class of preferred stock entitled Dividend Equalization Preferred Shares (“DEPs”), which pay dividends equal to the difference between the last dividend paid by the former Wachovia of 30 cents per share and the common stock dividend declared by the Company. This payment will cease once the Company’s total dividends for four consecutive quarters equal at least $1.20 per common share. The DEPs were recorded at their fair value as of September 1, 2001, of 24 cents per share or $23 million for shares issued through December 31, 2001. Dividends of $19 million and $6 million, were paid to holders of the DEPs in 2002 and 2001, respectively, of which $23 million was recorded as a reduction in the carrying value of the DEPs with the remainder charged to retained earnings.

CAPITAL RATIOS

     Risk-based capital regulations require a minimum ratio of tier 1 capital to risk-weighted assets of 4 percent and a minimum ratio of total capital to risk-weighted assets of 8 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3 percent to 4 percent. The regulations also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised the Company of any specific minimum leverage ratio applicable to it. Each subsidiary bank is subject to similar capital requirements. None of the Company’s subsidiary banks have been advised of any specific minimum capital ratios applicable to them.

     The regulatory agencies also have adopted regulations establishing capital tiers for banks. To be in the highest capital tier, or considered well capitalized, banks must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent.

     At December 31, 2002, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 8.22 percent, 12.01 percent and 6.77 percent, respectively. At December 31, 2001, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 7.04 percent, 11.08 percent and 6.19 percent, respectively. At December 31, 2002, the Company’s deposit-taking bank subsidiaries met the capital and leverage ratio requirements for well capitalized banks. The Company does not anticipate or foresee any conditions that would reduce these ratios to levels at or below minimum or that would cause its deposit-taking bank subsidiaries to be less than well capitalized.

Audited Financial Statements

NOTE 13: BUSINESS SEGMENTS

     The Company has five operating segments all of which, by virtue of exceeding certain quantitative thresholds, are reportable segments. The four core business segments are the General Bank, Capital Management, Wealth Management, the Corporate and Investment Bank, plus the Parent Company (“Parent segment”). Each of these reportable segments offers a different array of products and services.

     Business segment results are presented on a segment earnings basis, which excludes net merger-related and restructuring expenses. This is the basis upon which the Company manages and allocates capital to its business segments. The accounting policies of these reportable segments are the same as those of the Company as disclosed in Note 1, except as noted below. There are no significant reconciling items between the reportable segments and consolidated amounts. Certain amounts are not allocated to reportable segments, and as a result, they are included in the Parent segment as discussed below. Substantially all of the Company’s revenues are earned from customers in the United States, and no single customer accounts for a significant amount of any reportable segment’s revenues.

     The Company uses a management reporting model that includes methodologies for funds transfer pricing, allocation of economic capital, expected losses and cost transfers to measure business segment results. Because of the complexity of the Company, various estimates and allocation methodologies are used in preparing business segment financial information. Exposure to market risk is managed centrally within the Parent segment. In order to remove interest rate risk from each core business segment, the management reporting model employs a funds transfer pricing (“FTP”) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk. A risk-based methodology is used to allocate capital based on the credit, market and operational risks associated with each business segment. A provision for loan losses is allocated to each core business segment based on net charge-offs, and any excess is included in the Parent segment. Intersegment revenues are paid by a segment to the segment that distributes or services the product. The amount of the referral fee is based on comparable fees paid in the market or negotiated amounts that approximate the value provided by the selling segment. Cost transfers are made for services provided by one segment to another. Activity-based costing studies are continually being refined to better align expenses with products and their revenues. Income tax expense or benefit is generally allocated to each core business segment, and any difference between the total for all business segments and the consolidated amount is included in the Parent segment. In 2002, income tax benefits related to a loss on the Company’s investment in TMSI and to the public issuance of tax deductible preferred stock by a Real Estate Investment Trust (“REIT”) subsidiary of the Parent Company were presented in the Parent segment. Intangible amortization expense and, in 2002, stock option expense are included in the Parent segment and are not allocated to the Company’s core business segments. Generally, loan origination fees and costs are accounted for on a cash basis in the core business segments; the Parent segment includes an adjustment to defer and amortize the fees and costs. Additionally, since merger-related and restructuring expenses are not allocated to the Company’s core business segments, they are presented separately in the tables that follow.

     The Company continuously refines methodologies and assumptions utilized in the management reporting model to better reflect the true economics of the Company’s business segments. Areas of particular focus were the methodologies and assumptions used in deriving the level of economic capital attributed to each business segment. On January 1, 2002, the Company reduced the cost of capital charge to 11 percent from 12 percent in both 2001 and 2000. Additionally, in 2002 for segment reporting purposes the Company changed the way of reporting income tax credits for historic and low-income housing. In past years, the write-downs associated with this business were recorded as fee income and the associated income tax credits were included in income taxes. The Company now reports the write-downs net of the related income tax benefit in fee and other income. This is consistent with the reporting of other tax-preferred items. Results for 2001 were restated to reflect this change. These income tax credits in 2000 were not significant and therefore 2000 was not restated.

     Two key financial metrics utilized in measuring business segments are Risk Adjusted Return on Capital (“RAROC”) and Economic Profit. RAROC is derived by dividing cash operating earnings (earnings adjusted for certain intangible amortization and expected losses) by economic capital (capital assigned based on a statistical assessment of the credit, market and operating risks taken to generate profits in a particular business unit or product). Economic Profit is economic net income less a charge for the economic capital used to support the business.

     The Parent segment also includes certain nonrecurring revenue items; certain expenses that are not allocated to the business segments; corporate charges; and the results of the Company’s mortgage servicing, credit card, TMSI home equity lending businesses and indirect auto leasing businesses, which have been divested or are being wound down.

     The Company’s business segment information for each of the years in the three-year period ended December 31, 2002, follows.

Audited Financial Statements

	Year Ended December 31, 2002

				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(In millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$6,854	181	399	2,379	228	(218)	9,823
Fee and other income	2,095	3,032	548	1,715	615	—	8,005
Intersegment revenue	162	(72)	6	(87)	(9)	—	—

Total revenue	9,111	3,141	953	4,007	834	(218)	17,828
Provision for loan losses	471	—	17	993	(2)	—	1,479
Noninterest expense	5,011	2,595	671	2,085	933	387	11,682
Income taxes (benefits)	1,285	200	97	251	(601)	(144)	1,088
Tax-equivalent adjustment	40	—	—	100	78	(218)	—

Net income	2,304	346	168	578	426	(243)	3,579
Dividends on preferred stock	—	—	—	—	19	—	19

Net income available to common stockholders	$2,304	346	168	578	407	(243)	3,560

Risk adjusted return on capital	40.96%	52.87	47.16	13.39	31.89	—	27.88
Cash overhead efficiency ratio	55.00%	82.65	70.44	52.05	36.45	—	59.11
Economic profit	$1,651	274	123	173	519	—	2,740
Average loans, net	101,631	165	8,730	40,946	2,725	—	154,197
Average core deposits	140,487	1,343	10,031	12,824	1,851	—	166,536
Economic capital, average	$5,512	654	341	7,246	2,479	—	16,232

	Year Ended December 31, 2001

				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(In millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$5,138	166	251	2,132	247	(159)	7,775
Fee and other income	1,724	2,799	394	924	430	25	6,296
Intersegment revenue	143	(70)	1	(62)	(12)	—	—

Total revenue	7,005	2,895	646	2,994	665	(134)	14,071
Provision for loan losses	425	—	6	543	93	880	1,947
Noninterest expense	4,074	2,401	444	2,016	624	272	9,831
Income taxes (benefits)	849	174	68	81	(108)	(390)	674
Tax-equivalent adjustment	35	—	—	63	61	(159)	—

Net income (loss)	1,622	320	128	291	(5)	(737)	1,619
Dividends on preferred stock	—	—	—	—	6	—	6

Net income available to common stockholders	$1,622	320	128	291	(11)	(737)	1,613

Risk adjusted return on capital	40.53%	51.60	59.60	7.15	19.50	—	21.90
Cash overhead efficiency ratio	57.62%	82.95	68.37	67.21	21.79	—	63.61
Economic profit	$1,191	246	98	(325)	156	—	1,366
Average loans, net	75,552	212	5,672	43,057	9,355	—	133,848
Average core deposits	109,959	1,618	7,331	10,692	2,673	—	132,273
Economic capital, average	$4,173	622	205	6,707	2,103	—	13,810

Audited Financial Statements

	Year Ended December 31, 2000

				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(In millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$4,382	160	190	1,674	1,130	(99)	7,437
Fee and other income	1,314	2,820	319	1,708	654	(103)	6,712
Intersegment revenue	100	(50)	—	(49)	(1)	—	—

Total revenue	5,796	2,930	509	3,333	1,783	(202)	14,149
Provision for loan losses	219	—	—	422	113	982	1,736
Noninterest expense	3,790	2,342	317	1,863	901	2,497	11,710
Income taxes (benefits)	562	198	64	171	355	(785)	565
Tax-equivalent adjustment	46	—	2	48	3	(99)	—

Income before cumulative effect of a change in accounting principle	1,179	390	126	829	411	(2,797)	138
Cumulative effect of a change in accounting for beneficial interests, net of income taxes	—	—	—	—	(46)	—	(46)

Net income	$1,179	390	126	829	365	(2,797)	92

Risk adjusted return on capital	33.01%	45.16	75.54	16.73	34.00	—	26.92
Cash overhead efficiency ratio	64.40%	79.88	62.24	52.59	38.42	—	61.68
Economic profit	$762	286	102	277	439	—	1,866
Average loans, net	59,100	98	4,151	41,883	21,656	—	126,888
Average core deposits	97,606	2,179	5,682	9,107	3,764	—	118,338
Economic capital, average	$3,629	862	160	5,861	1,988	—	12,500

(a)  Tax-equivalent.

(b)  See “Merger-Related and Restructuring Expenses” in Management’s Discussion and Analysis for more information on merger-related and restructuring expenses. Additionally, the tax-equivalent amounts included in each segment are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Audited Financial Statements

NOTE 14: PERSONNEL EXPENSE AND RETIREMENT BENEFITS

     The Company has a savings plan under which eligible employees are permitted to make contributions to the plan of one percent to fifteen percent of eligible compensation. Annually, on approval of the Board of Directors, employee contributions may be matched up to six percent of the employee’s eligible compensation. A six percent matching level was in place for each of the periods presented. The first one percent of the Company’s matching contribution is made in the Company’s common stock. Each employee can immediately elect to liquidate the Company’s common stock credited to the employee’s account by transferring the value of the common stock to any of a number of investment options available within the savings plan. Savings plan expense in 2002, 2001 and 2000 was $167 million, $138 million and $125 million, respectively.

     Group insurance expense for active employees in 2002, 2001 and 2000 was $345 million, $248 million and $210 million, respectively.

     The Company has a noncontributory, tax-qualified defined benefit pension plan (the “Qualified Pension”) covering substantially all employees with at least one year of service. The Qualified Pension benefit expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually. The assumptions presented in the table that follows reflect those used in calculating pension expense and the related disclosure amounts. The discount rate, which reflects the rate at which the Company estimates the pension benefits could be effectively settled, is determined at the end of the plan year. The expected return on plan assets, which reflects an average earnings rate which the Company estimates the plan assets will return over a long-term period, is determined at the beginning of the plan year. In 2003, the Company will use an expected rate of return of 8.50 percent. Contributions are made each year to a trust in an amount that is determined by the actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Company’s tax return. Amounts related to prior years are determined using the projected unit credit valuation method.

     At September 30, 2002, the measurement date for the Company’s pension obligations, the accumulated benefit obligation was $3.1 billion, which was less than the fair market value of the Qualified Pension assets at that date of $3.5 billion. Accordingly, the Qualified Pension is over funded in relation to accumulated benefits and there is no minimum pension obligation to record. The table that follows presents the total benefit obligation, which includes the impact of future compensation levels.

     At December 31, 2002, Qualified Pension assets included U.S. Government and Government agency securities, equity securities and other investments. Also included are 4.7 million shares of the Company’s common stock. All Qualified Pension assets are held by Wachovia Bank in a bank-administered trust fund.

     The Company has noncontributory, nonqualified pension plans (the “Nonqualified Pension”) covering certain employees. The Nonqualified Pension benefit expense is determined annually by an actuarial valuation, and it is included in noninterest expense.

     The Company also provides certain health care and life insurance benefits for retired employees (the “Other Postretirement Benefits”). Substantially all of the Company’s employees may become eligible for Other Postretirement Benefits if they reach retirement age while working for the Company. Life insurance benefits, medical and other benefits are provided through a tax-exempt trust formed by the Company.

     The change in benefit obligation and the change in fair value of plan assets related to each of the Qualified Pension, the Nonqualified Pension and the Other Postretirement Benefits using a September 30 measurement date for each of the years in the two-year period ended December 31, 2002, follows.

Audited Financial Statements

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits

(In millions)	2002	2001	2002	2001	2002	2001

CHANGE IN BENEFIT OBLIGATION
Benefit obligation, October 1	$3,266	2,010	317	155	899	514
Service cost	149	103	3	1	13	9
Interest cost	228	167	22	15	61	41
Retiree contributions	—	—	—	—	16	15
Plan amendments	—	22	—	(3)	(11)	38
Benefit payments	(280)	(207)	(23)	(13)	(63)	(56)
Business combinations	—	912	—	152	1	137
Special and/or contractual termination benefits	1	—	—	—	1	—
Actuarial (gains) losses	312	259	12	10	(12)	201

Benefit obligation, September 30	3,676	3,266	331	317	905	899

CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets, October 1	3,221	2,834	—	—	95	76
Actual return on plan assets	(164)	(506)	—	—	1	2
Employer contributions	703	205	23	13	45	42
Retiree contributions	—	—	—	—	16	15
Business combinations	—	895	—	—	—	16
Benefit payments	(280)	(207)	(23)	(13)	(63)	(56)

Fair value of plan assets, September 30	3,480	3,221	—	—	94	95

RECONCILIATION OF FUNDED STATUS
Funded status of plans	(196)	(45)	(331)	(317)	(811)	(804)
Unrecognized net transition obligation	—	—	—	—	40	43
Unrecognized prior service costs	59	69	(2)	(2)	34	48
Unrecognized net losses	1,657	810	52	40	193	206
Employer contributions in the fourth quarter	—	—	4	4	—	2

Prepaid (accrued) benefit expense at December 31,	$1,520	834	(277)	(275)	(544)	(505)

ASSUMPTIONS
Discount rate, September 30	6.75%	7.25	6.75	7.25	6.75	7.25
Expected return on plan assets	10.00	10.00	—	—	6.00	6.00
Weighted average rate of increase in future compensation levels	3.75%	4.25	3.75	4.25	3.75	4.25

Audited Financial Statements

     As of December 31, 2000, the Company terminated one of its Nonqualified Pension plans and settled the obligation with each participant by either making a cash payment to the participant or by purchasing an annuity contract. This settlement, along with the retirement of certain key officers, resulted in a charge of $48 million to salaries and employee benefits in the results of operations. Salaries and employee benefits in 2000 also included a $20 million charge related to a new Nonqualified Pension plan. These and other components of the retirement benefits cost included in salaries and employee benefits for each of the years in the three-year period ended December 31, 2002, are presented below.

	Qualified Pension			Nonqualified Pension

	Years Ended December 31,			Years Ended December 31,

(In millions)	2002	2001	2000	2002	2001	2000

RETIREMENT BENEFITS COST
Service cost	$149	103	90	3	1	3
Interest cost	228	167	153	22	15	15
Expected return on plan assets	(371)	(289)	(249)	—	—	—
Amortization of transition gains	—	(5)	(9)	—	—	—
Amortization of prior service cost	10	8	7	—	—	9
Amortization of actuarial losses	—	—	—	1	2	1
Curtailment loss	—	—	—	—	—	30
Settlement loss	—	—	—	—	—	18
Special and/or contractual termination benefits	1	—	—	—	—	20

Net retirement benefits cost	$17	(16)	(8)	26	18	96

	Other Postretirement Benefits

	Years Ended December 31,

(In millions)	2002	2001	2000

RETIREMENT BENEFITS COST
Service cost	$13	9	8
Interest cost	61	41	30
Expected return on plan assets	(6)	(5)	(4)
Amortization of transition losses	4	4	4
Amortization of prior service cost	3	1	(1)
Amortization of actuarial (gains) losses	7	—	(2)
Special termination benefit cost	1	—	1

Net retirement benefits cost	$83	50	36

     Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2002 were 10.00 percent grading to 5.50 percent (pre-65 years of age) and 13.00 percent grading to 5.50 percent (post-65 years of age); and at the end of 2002 were 9.00 percent grading to 5.50 percent (pre-65 years of age) and 12.00 percent grading to 5.50 percent (post-65 years of age). Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2001 were 6.00 percent (pre-65 years of age) and 5.00 percent (post-65 years of age); and at the end of 2001 were 10.00 percent grading to 5.50 percent (pre-65 years of age) and 13.00 percent grading to 5.50 percent (post-65 years of age).

     At December 31, 2002, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on service and interest costs is a $3 million increase and a $3 million decrease, respectively, and on the accumulated Postretirement benefit obligation, a $38 million increase and a $34 million decrease, respectively.

Audited Financial Statements

NOTE 15: INCOME TAXES

     The aggregate amount of income taxes included in the consolidated statements of income and in the consolidated statements of changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2002, is presented below.

	Years Ended December 31,

(In millions)	2002	2001	2000

CONSOLIDATED STATEMENTS OF INCOME
Income taxes	$1,088	674	565
Income tax benefit related to the cumulative effect of a change in the accounting for beneficial interests	—	—	(25)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Income taxes related to
Unrealized gains and losses on debt and equity securities	770	390	387
Unrealized gains and losses on derivative financial instruments	277	14	—

Total	$2,135	1,078	927

     The provision for income taxes for each of the years in the three-year period ended December 31, 2002, is presented below.

	Years Ended December 31,

(In millions)	2002	2001	2000

CURRENT INCOME TAX EXPENSE
Federal	$(159)	483	365
State	202	81	91

Total	43	564	456
Foreign	127	74	18

Total	170	638	474

DEFERRED INCOME TAX EXPENSE
Federal	949	13	162
State	(31)	23	(71)

Total	918	36	91

Total	$1,088	674	565

     The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2002, follows.

Audited Financial Statements

	Years Ended December 31,

	2002		2001		2000

		Percent of		Percent of		Percent of
		Pre-tax		Pre-tax		Pre-tax
(In millions)	Amount	Income	Amount	Income	Amount	Income

Income before income taxes and cumulative effect of a change in accounting principle	$4,667		$2,293		$703

Tax at federal income tax rate	$1,633	35.0%	$802	35.0%	$246	35.0
Reasons for difference in federal income tax rate and effective tax rate
Tax-exempt interest, net of cost to carry	(130)	(2.8)	(91)	(4.0)	(55)	(7.8)
State income taxes, net of federal tax benefit	111	2.4	68	3.0	13	1.8
Life insurance, increase in cash surrender value	(122)	(2.6)	(87)	(3.8)	(79)	(11.2)
Foreign taxes, net	30	0.6	18	0.8	16	2.3
Subsidiary stock, recognition of basis differences	(326)	(7.0)	(60)	(2.6)	(80)	(11.4)
Goodwill amortization	—	—	77	3.3	86	12.2
Goodwill write-down, The Money Store Inc.	—	—	—	—	521	74.1
Tax credits, net of related basis adjustments	(139)	(3.0)	(108)	(4.7)	(114)	(16.2)
Change in the beginning-of-the-year deferred tax assets valuation allowance	17	0.4	14	0.6	3	0.4
Other items, net	14	0.3	41	1.8	8	1.2

Total	$1,088	23.3%	$674	29.4%	$565	80.4%

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 2002, are presented below.

	December 31,

(In millions)	2002	2001	2000

DEFERRED INCOME TAX ASSETS
Allowance for loan losses, net	$1,045	1,176	833
Accrued expenses, deductible when paid	987	1,199	817
Unrealized losses on debt and equity securities	—	—	114
Net operating loss carryforwards	163	92	152
Tax credit carryforwards	781	477	529
Unrealized losses on investments	595	394	—
Other	699	581	366

Total deferred income tax assets	4,270	3,919	2,811

Deferred tax assets valuation allowance	40	50	26

DEFERRED INCOME TAX LIABILITIES
Depreciation	57	111	172
Unrealized gains on debt and equity securities and derivative financial instruments	1,337	290	—
Unrealized gains on investments	—	—	38
Intangible assets	532	738	—
Deferred income	144	175	176
Leasing activities	6,759	5,586	4,689
Prepaid pension assets	568	327	237
Other	220	114	69

Total deferred income tax liabilities	9,617	7,341	5,381

Net deferred income tax liabilities	$5,387	3,472	2,596

Audited Financial Statements

     A portion of the annual change in the net deferred tax liability relates to unrealized gains and losses on debt and equity securities. The related 2002, 2001 and 2000 deferred tax expense of $770 million, $390 million and $387 million, respectively, has been recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. Additionally, a portion of the annual change in the net deferred tax liability relates to unrealized gains and losses on derivative financial instruments. The related 2002 and 2001 deferred tax expense of $277 million and $14 million, respectively, has been recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. Purchase acquisitions also decreased the net deferred tax liability by $50 million and $27 million in 2002 and 2000, respectively, and increased the net deferred tax liability by $436 million in 2001.

     The realization of deferred tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. The Company has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in the two-year federal carryback period and by expected future taxable income that will exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to state net operating loss carryforwards. A portion of the annual change in the valuation allowance relates to deferred tax assets attributable to purchase acquisitions. The related 2002 decrease and 2001 increase in the valuation allowance of $(27) million and $10 million, respectively, has been recorded as a component of goodwill.

     The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary included in the federal consolidated income tax return pays its allocation of federal income taxes to the Parent Company or receives payment from the Parent Company to the extent tax benefits are realized. Where federal or state income tax laws do not permit consolidated or combined income tax returns, applicable separate company federal or state income tax returns are filed, and payment, if any, is remitted directly to the federal or state governments.

     Federal tax carryforwards at December 31, 2002, consisted of net operating loss, general business credit and alternative minimum tax credit carryforwards with related deferred tax assets of $15 million, $428 million and $347 million, respectively. The utilization of these carryforwards is subject to limitations under federal income tax laws. Except for the alternative minimum tax credits which do not expire, the other federal tax carryforwards expire, if not utilized, in varying amounts through 2022.

     State tax carryforwards at December 31, 2002, consisted of net operating loss and general business tax credit carryforwards with related deferred tax assets of $148 million and $6 million, respectively. These state tax carryforwards were generated by certain subsidiaries in various jurisdictions and their utilization is subject to limitations under various state income tax laws. The state net operating loss and general business tax credit carryforwards expire, if not utilized, in varying amounts through 2022 and 2004, respectively.

     Income tax expense (benefit) related to securities transactions was $129 million, $64 million and $(400) million in 2002, 2001 and 2000, respectively.

     The Internal Revenue Service (the “IRS”) is currently examining First Union’s federal income tax returns for the years 1997 through 1999. In addition, the IRS is examining the federal income tax returns for certain acquired subsidiaries for periods prior to acquisition, including the federal income tax returns of the former Wachovia for the years 1996 through 2001. In November 2001, the IRS issued reports challenging deductions relating to the leasing activities of First Union and the former Wachovia for the years 1994 through 1996 and 1993 through 1995, respectively. The Company believes the proposed IRS adjustments are inconsistent with existing law and intends to vigorously defend the claimed deductions. Resolution of these issues is not expected to have a significant impact on the Company’s consolidated financial position or results of operations. In 2002, 2001 and 2000, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Company were settled with the IRS with no significant impact on the Company’s consolidated financial position or results of operations.

Audited Financial Statements

NOTE 16: BASIC AND DILUTED EARNINGS PER COMMON SHARE

     The reconciliation between basic and diluted earnings per common share for each of the years in the three-year period ended December 31, 2002, is presented below.

	Years Ended December 31,

(In millions, except per share data)	2002	2001	2000

Income before cumulative effect of a change in accounting principle and dividends on preferred stock	$3,579	1,619	138
Less imputed interest on the Company’s transactions in its common stock	—	(6)	(21)

Income available to common stockholders before cumulative effect of a change in accounting principle and dividends on preferred stock	3,579	1,613	117
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	—	—	(46)
Dividends on preferred stock	(19)	(6)	—

Income available to common stockholders	$3,560	1,607	71

Basic earnings per common share
Income before change in accounting principle	$2.62	1.47	0.12
Cumulative effect of a change in the accounting for beneficial interests	—	—	(0.05)

Net income	$2.62	1.47	0.07

Diluted earnings per common share
Income before change in accounting principle	$2.60	1.45	0.12
Cumulative effect of a change in the accounting for beneficial interests	—	—	(0.05)

Net income	$2.60	1.45	0.07

Average common shares — basic	1,356	1,096	971
Common share equivalents, unvested restricted stock, incremental common shares from forward purchase contracts and convertible long-term debt assumed converted	13	9	3

Average common shares — diluted	1,369	1,105	974

Audited Financial Statements

NOTE 17: ACCUMULATED OTHER COMPREHENSIVE INCOME, NET

     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2002, is presented below.

		Income Tax
	Pre-tax	(Expense)	After-tax
(In millions)	Amount	Benefit	Amount

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 1999	$(1,431)	501	(930)
Unrealized net holding gain on securities	490	(172)	318
Reclassification adjustment for realized gains and losses on securities	614	(215)	399

Accumulated other comprehensive income, net, December 31, 2000	(327)	114	(213)
Unrealized net holding gain on securities	973	(373)	600
Net gain on cash flow hedge derivatives	36	(14)	22
Reclassification adjustment for realized gains and losses on securities	45	(17)	28

Accumulated other comprehensive income, net, December 31, 2001	727	(290)	437
Unrealized net holding gain on securities	1,954	(747)	1,207
Net gain on cash flow hedge derivatives	1,197	(454)	743
Reclassification adjustment for realized gains and losses on securities	60	(23)	37
Reclassification adjustment for realized gains and losses on cash flow hedge derivatives	(466)	177	(289)

Accumulated other comprehensive income, net, December 31, 2002	$3,472	(1,337)	2,135

Audited Financial Statements

NOTE 18: OFF-BALANCE SHEET RISK, GUARANTEES, COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business, the Company engages in a variety of transactions to meet the financing needs of its customers, to reduce its exposure to fluctuations in interest rates and to conduct lending activities. These transactions principally include commitments to extend credit, standby and commercial letters of credit, liquidity guarantees and derivatives. These transactions involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements.

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

     Standby and commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit are issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Commercial letters of credit are issued to support international and domestic trade.

     The Company’s maximum exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. At December 31, 2002, the maximum risk of potential loss under commercial and standby letters of credit was $1.5 billion and $24 billion, respectively. Total standby letters of credit included $11 billion related to tax-exempt funding discussed below. The carrying value of commercial and standby letters of credit was $36 million, which is recorded as a liability on the balance sheet. The Company holds various assets as collateral to support those commitments for which collateral is deemed necessary. The Company uses the same credit policies in entering into commitments and conditional obligations as it does for loans. Except for short-term commitments and letters of credit of $18 billion, commitments and letters of credit extend for more than one year, and they expire in varying amounts through 2033.

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

     Conduits purchase assets from a variety of third parties and issue commercial paper backed by all of the assets in the conduit to fund those assets. The Company provides liquidity facilities on substantially all the commercial paper issued by the conduits it administers. In addition, at the discretion of the administrator, the liquidity facilities may be drawn to require that we purchase assets from the conduit at par value which may be different than the assets’ fair value.

     At December 31, 2002, the maximum potential future payments the Company could be required to make under liquidity facilities with the conduits was $18 billion, which represents the Company’s maximum risk of loss. These liquidity agreements have terms generally lasting for 364 days, and the Company renews these agreements on an annual basis. At December 31, 2002, there was $25 million recorded in other liabilities related to these asset purchase agreements. In 2002 and 2001, the Company purchased $843 million and $178 million of assets from the conduits it administered and recorded $67 million and $122 million of losses, respectively.

     As part of asset securitization activities, certain beneficial interests are sold to conduits administered by others to which the Company provides liquidity guarantees. Under these guarantees, the Company is obligated to purchase asset interests that are financed by the conduits in the event the conduits are unable to continue to issue commercial paper to finance those assets. The Company also provides liquidity guarantees on debt issued by QSPEs used to securitize fixed rate municipal bonds. In the event the debt securities could not be remarketed, the Company would be required to purchase the debt securities. To assist customers in obtaining long-term tax-exempt funding through municipal bond issues, the Company provides credit enhancement in the form of letters of credit. In the event the bonds are sold back prior to their maturity and cannot be remarketed, in certain conditions, the Company would be obligated to provide funding to finance the repurchase of the bonds. These guarantees, which represent the Company’s maximum risk of loss, were $24 billion at December 31, 2002. At December 31, 2002, no amounts were recorded related to these liquidity and credit enhancement guarantees.

     The Company uses derivatives to manage exposure to interest rate risk, to generate profits from proprietary trading and to assist customers with their risk management objectives. Derivative transactions are measured in terms of the notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is not exchanged, but is used only as the basis upon which interest and other payments are calculated.

Audited Financial Statements

     For derivatives, the Company’s exposure to credit risk is measured by the current fair value of all derivatives in a gain position plus a prudent estimate of potential change in value over the life of each contract. The measurement of the potential future exposure for each credit facility is based on a simulation of market rates and generally takes into account legally enforceable risk mitigating agreements for each obligor such as netting and collateral. At December 31, 2002, the total market value-related credit risk for derivative transactions with dealers in excess of counterparty thresholds was $2.7 billion and the fair value of collateral exceeded $2.7 billion as of that date.

     The Company uses collateral arrangements, credit approvals, limits and monitoring procedures to manage credit risk on derivatives. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

     Certain of the Company’s derivative transactions give the counterparty the right to sell to the Company an underlying instrument held by the counterparty at a specified price. These written put contracts generally permit net settlement and include credit default swaps, equity, currency put options and certain put options sold on the Company’s common stock. While these derivative transactions expose the Company to risk in the event that the option is exercised, the Company manages this risk by entering into offsetting trades or taking short positions in the underlying instrument. Additionally, for certain of these contracts, the Company requires the counterparty to pledge the underlying instrument as collateral for the transaction. At December 31, 2002, the maximum potential amount of future payments under these transactions was $2.2 billion. These contracts are recorded at fair value and are included in the trading derivative asset or liability. At December 31, 2002, the carrying value of these instruments was $252 million.

     Additional information related to derivatives used for the Company’s interest rate risk management purposes at December 31, 2002 and 2001, can be found in Table 17, which is incorporated herein by reference.

     In the normal course of business, the Company enters into underwriting commitments. Transactions relating to these underwriting commitments that were open at December 31, 2002, and that were subsequently settled, had no material impact on the Company’s consolidated financial position or results of operations.

     In the normal course of business, the Company has entered into certain transactions that have recourse options. These recourse options, if acted on, would not have a material impact on the Company’s consolidated financial position or results of operations.

     Additional information related to other off-balance sheet financial instruments as of December 31, 2002 and 2001, is presented below. For commitments and letters of credit presented below, no loan amount is recorded on the balance sheet until the instrument is funded. For derivatives presented below, the carrying value equals the estimated fair value.

	2002		2001

		Contract		Contract
	Estimated	or	Estimated	or
	Fair	Notional	Fair	Notional
(In millions)	Value	Amount	Value	Amount

FINANCIAL INSTRUMENTS WHERE CONTRACT AMOUNTS REPRESENT CREDIT RISK
Commitments to extend credit	$183	167,909	201	172,457
Standby and commercial letters of credit	36	25,901	25	24,691
FINANCIAL INSTRUMENTS WHERE CONTRACT OR NOTIONAL AMOUNTS EXCEED THE AMOUNT OF CREDIT RISK
Trading and dealer derivatives
Forward and futures contracts	2,308	343,433	3,001	386,391
Interest rate swap agreements	(1,266)	638,798	(945)	555,395
Purchased options, interest rate caps, floors, collars and swaptions	8,357	400,187	5,189	536,361
Written options, interest rate caps, floors, collars and swaptions	(9,011)	394,871	(5,243)	523,205
Foreign currency and exchange rate swap commitments	(126)	36,155	(57)	13,939
Commodity and equity swaps	$(31)	1,840	13	3,044

Audited Financial Statements

     Substantially all time drafts accepted by December 31, 2002, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve Bank balance requirements for the year ended December 31, 2002, amounted to $544 million.

     Minimum lease payments under leases classified as operating leases due in each of the five years subsequent to December 31, 2002, are as follows (in millions): 2003, $356; 2004, $326; 2005, $285; 2006, $238; 2007, $205; and subsequent years, $1.1 billion. Total minimum future lease receipts due from noncancelable subleases on operating leases was $61 million. Minimum lease payments under leases classified as capital leases due in each of the five years subsequent to December 31, 2002, are as follows (in millions): 2003, $10; 2004, $10; 2005, $9; 2006, $9; 2007, $9; and subsequent years, $181 million. At December 31, 2002, the present value of minimum lease payments under capital leases was $175 million, after deducting $53 million representing imputed interest. Rental expense for all operating leases was $509 million, $460 million and $404 million, in 2002, 2001 and 2000, respectively.

     In connection with certain operating leases, the Company provides residual value guarantees to the lessors that serve to protect the lessor from loss on sale of the property at the end of the lease term. To the extent that the ultimate sale of the property results in proceeds less than a stated percent (generally 80 percent to 89 percent) of the leased asset’s cost less depreciation, the Company will be required to reimburse the lessor under the residual value guarantee. Alternatively, certain of these operating leases provide the Company with the ability to purchase the assets at a stated amount at the end of the lease term. At December 31, 2002, the Company provided $595 million of residual value guarantees on assets under operating leases, which represents the Company’s maximum risk of loss. There were no amounts recorded at December 31, 2002, relating to these guarantees.

     In connection with certain business combination transactions, the Company often negotiates terms in which a portion of the purchase price is contingent on future events. The events are typically related to the acquired businesses meeting revenue or profitability targets and the additional consideration may be cash or stock. Contingent consideration is paid when the contingency is resolved and recorded as additional goodwill. See Note 2 for additional information.

     Some contracts that the Company enters into in the normal course of business include indemnification provisions that obligate the Company to make payments to the counterparty or others in the event certain events occur. These contingencies generally relate to changes in the value of underlying assets, liabilities or equity securities or upon the occurrence of events, such as an adverse litigation judgment or an adverse interpretation of the tax law. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. In 2002, 2001 and 2000, the Company was not required to make any payments under indemnification clauses. Since there are no stated or notional amounts included in the indemnification clauses and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur, the Company is not able to estimate the maximum potential amount of future payments under these indemnification clauses. There are no amounts reflected on the balance sheet at December 31, 2002, related to these indemnifications.

     The Company and certain of its subsidiaries are involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising from the conduct of business activities. These proceedings include actions brought against the Company and/or its subsidiaries with respect to transactions in which the Company and/or its subsidiaries acted as lender, underwriter, financial advisor, broker or activities related thereto. Although there can be no assurance as to the ultimate outcome, the Company and/or its subsidiaries have generally denied, or believe the Company has a meritorious defense and will deny, liability in all significant cases pending against the Company, including the matters described below, and the Company intends to defend vigorously each such case. Reserves are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. Based on information currently available, advice of counsel, available insurance coverage and established reserves, the Company believes that the eventual outcome of the actions against the Company and/or its subsidiaries, including the matters described below, will not, in the aggregate, have a material adverse effect on the Company’s consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to the Company’s results of operations for any particular period.

     Securities Litigation. A number of purported class actions were filed in June through August 1999 against the Company in the United States District Courts for the Western District of North Carolina and for the Eastern District of Pennsylvania. These actions named the Company and certain of its executive officers as defendants and were purported to be on behalf of persons who purchased shares of the Company’s common stock from August 14, 1998, through May 24, 1999. These actions were consolidated into one case in the United States District Court for the Western District of North Carolina in October 1999. These complaints alleged various violations of federal securities law, including violations of Section 10(b) of the Exchange Act, and that the defendants made materially misleading statements and/or material omissions which artificially inflated prices for the Company’s common stock. The complaints alleged that the Company failed to disclose integration problems in the CoreStates Financial Corp merger and misstated the value of its interest in certain mortgage-backed securities of TMSI acquired by First Union on June 30, 1998.

Audited Financial Statements

     Plaintiffs sought a judgment awarding damages and other relief. In January 2001, the United States District Court for the Western District of North Carolina granted the Company’s motion to dismiss the litigation for failure to state a claim upon which relief could be granted. Although the plaintiffs did not appeal this ruling, they sought, and received permission to file an amended complaint. In August 2001, plaintiffs filed an amended complaint that abandoned their previous allegations concerning the CoreStates Financial Corp merger and primarily raised new allegations of irregularities at TMSI prior to its acquisition by First Union. In October 2001, the Company filed a motion to dismiss the securities litigation consolidated in the United States District Court for the Western District of North Carolina. In September 2002, the court granted the motion in part, limiting any new complaint to claims regarding alleged misstatements or omissions plead in earlier complaints. The plaintiffs filed a third consolidated and amended complaint in October 2002, purportedly on behalf of a class of purchasers of the Company’s common stock during the period from March 4, 1998 to May 24, 1999. The complaint alleges, among other things, that First Union disregarded problems at TMSI and did not write down goodwill from the TMSI acquisition soon enough. The Company has moved to strike the complaint. The Company believes the allegations contained in this latest complaint are without merit and will vigorously defend them. The Company believes, after consultation with external counsel, that the ultimate outcome of this litigation will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

     Pioneer Litigation. On July 26, 2000, a jury in the Philadelphia County (PA) Court of Common Pleas returned a verdict in the case captioned Pioneer Commercial Funding Corporation v. American Financial Mortgage Corporation, CoreStates Bank, N.A., et al. The verdict against CoreStates Bank, N.A. (CoreStates), a predecessor of Wachovia Bank, included consequential damages of $13.5 million and punitive damages of $337.5 million. The trial court had earlier directed a verdict against CoreStates for compensatory damages of $1.7 million. The plaintiff, who was not a CoreStates customer, alleged that the sum of $1.7 million, which it claims it owned, was improperly setoff by CoreStates. Upon the Company’s motion, the trial court reduced the amount of the punitive damages award to $40.5 million in December 2000. The Company believes that numerous reversible errors occurred at the trial, and that the facts do not support the damages awards. In March 2002, the Pennsylvania Superior Court vacated the award of punitive damages, affirmed the awards of consequential and compensatory damages and remanded the case for a new trial on punitive damages. The Company has petitioned the Pennsylvania Supreme Court to allow an appeal to that court. The Company will continue to vigorously pursue its rights of appeal. The Company believes, after consultation with external counsel, that the ultimate outcome of this litigation will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

     Steele Software Litigation. On March 25, 2002, a judgment was entered on a jury verdict in the Circuit Court for Baltimore City, Maryland in the case captioned Steele Software Systems Corporation v. First Union National Bank. The verdict includes compensatory damages of $39.5 million and punitive damages of $200 million. The plaintiff, a vendor which provided real estate settlement services, alleged that First Union National Bank fraudulently induced the plaintiff to enter into a services agreement with First Union National Bank, and subsequently breached that agreement. The Company filed an appeal in the Maryland appellate courts in June 2002 and filed its brief on appeal in December 2002. The Company believes that numerous reversible errors occurred at the trial, and that the facts do not support the damages awards. The Company will vigorously pursue its right of appeal. The Company believes, after consultation with external counsel, that the ultimate outcome of this litigation will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

     TMSI Litigation. A number of lawsuits have been filed in 2000, 2001 and 2002 against TMSI, a subsidiary of the Company and certain other affiliates in various jurisdictions. Substantially all of the plaintiffs were borrowers of TMSI prior to the Company’s acquisition of TMSI in June 1998. The borrower plaintiffs generally allege violations of federal and/or state law in connection with TMSI lending activities. A number of individual cases in Mississippi, which were consolidated and scheduled for a series of trials in 2002, were settled in 2002. Other cases pending against TMSI are being vigorously defended by the Company. The Company believes that the ultimate outcome of these cases against TMSI will not, individually or in the aggregate, result in judgments that would have a material adverse effect on the Company’s consolidated financial position or results of operations.

Audited Financial Statements

NOTE 19: WACHOVIA CORPORATION (PARENT COMPANY)

     The Parent Company serves as the primary source of funding for the activities of its nonbank subsidiaries.

     On December 31, 2002, the Parent Company was indebted to subsidiary banks in the amount of $268 million that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities, loans, premises and equipment, and it was payable on demand. On December 31, 2002, a subsidiary bank had loans outstanding to a Parent Company nonbank subsidiary in the amount of $71 million that, under the terms of a revolving credit agreement, were collateralized by securities and certain loans, and they were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 2002, amounted to $238 million.

     At December 31, 2002, the Parent Company’s subsidiaries, including its bank subsidiaries, had available retained earnings of $1.3 billion for the payment of dividends to the Parent Company without regulatory or other restrictions. Subsidiary net assets of $31 billion were restricted from being transferred to the Parent Company at December 31, 2002, under regulatory or other restrictions.

     At December 31, 2002 and 2001, the estimated fair value of the Parent Company’s loans was $9.2 billion and $9.9 billion, respectively. See Note 11 for information related to the Parent Company’s junior subordinated deferrable interest debentures.

     The Parent Company’s condensed balance sheets as of December 31, 2002 and 2001, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2002, follow.

CONDENSED BALANCE SHEETS

	December 31,

(In millions)	2002	2001

ASSETS
Cash and due from banks	$—	11
Interest-bearing balances with bank subsidiary	6,666	5,629
Securities purchased under resale agreements	11	1,698

Total cash and cash equivalents	6,677	7,338

Trading account assets	—	16
Securities (amortized cost $1,005 in 2002; $1,129 in 2001)	1,025	1,135
Loans, net	24	73
Loans due from subsidiaries
Banks	5,200	5,200
Nonbanks	3,929	4,656
Investments in wholly owned subsidiaries
Banks	31,024	29,665
Nonbanks	3,450	3,473

Total	34,474	33,138
Investments arising from purchase acquisitions	1,021	1,012

Total investments in wholly owned subsidiaries	35,495	34,150

Other assets	2,084	1,447

Total	$54,434	54,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Commercial paper	2,530	3,045
Other short-term borrowings with affiliates	989	2,491
Other liabilities	663	1,099
Long-term debt	15,814	16,565
Junior subordinated deferrable interest debentures	2,360	2,360

Total liabilities	22,356	25,560
Stockholders’ equity	32,078	28,455

Total	$54,434	54,015

Audited Financial Statements

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions)	2002	2001	2000

INCOME
Dividends from subsidiaries
Banks	$1,438	1,245	2,836
Nonbanks	32	310	368
Interest income	541	708	757
Fee and other income	820	966	854

Total income	2,831	3,229	4,815

EXPENSE
Interest on short-term borrowings	48	145	228
Interest on long-term debt	599	778	802
Noninterest expense	782	928	941

Total expense	1,429	1,851	1,971

Income before income tax benefits, equity in undistributed net income (loss) of subsidiaries and cumulative effect of a change in accounting principle	1,402	1,378	2,844
Income tax benefits	(28)	(2)	(64)

Income before equity in undistributed net income (loss) of subsidiaries and cumulative effect of a change in accounting principle	1,430	1,380	2,908
Equity in undistributed net income (loss) of subsidiaries	2,149	239	(2,770)

Income before cumulative effect of a change in accounting principle	3,579	1,619	138
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	—	—	(46)

Net income	3,579	1,619	92
Dividends on preferred stock	19	6	—

Net income available to common stockholders	$3,560	1,613	92

Audited Financial Statements

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2002	2001	2000

OPERATING ACTIVITIES
Net income	$3,579	1,619	92
Adjustments to reconcile net income to net cash provided (used) by operating activities
Equity in undistributed net (income) loss of subsidiaries	(2,149)	(239)	2,770
Cumulative effect of a change in accounting principle	—		46
Securities transactions	21	45	(2)
Depreciation, goodwill and other intangible amortization	289	251	284
Deferred income taxes	(15)	(22)	10
Trading account assets, net	16	12	5
Other assets, net	(623)	(231)	(454)
Other liabilities, net	(444)	235	69

Net cash provided by operating activities	674	1,670	2,820

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales and maturities of securities	454	723	794
Purchases of securities	(349)	(476)	(975)
Advances to subsidiaries, net	727	364	(2,352)
Investments in subsidiaries, net	2,546	(189)	(530)
Longer-term loans originated or acquired	(53)	(29)	(149)
Principal repaid on longer-term loans	102	136	143
Purchases of premises and equipment, net	(10)	10	2
Cash equivalents acquired, net of purchase acquisitions	—	2,112	—

Net cash provided (used) by investing activities	3,417	2,651	(3,067)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Commercial paper	(515)	(515)	(99)
Other short-term borrowings, net	(1,502)	(601)	546
Issuances of long-term debt	—	1,903	4,024
Payments of long-term debt	(751)	(1,178)	(713)
Issuances of preferred shares	—	23	—
Issuances of common stock	75	(44)	152
Purchases of common stock	(674)	(1,284)	(690)
Cash dividends paid	(1,385)	(1,038)	(1,888)

Net cash provided (used) by financing activities	(4,752)	(2,734)	1,332

Increase (decrease) in cash and cash equivalents	(661)	1,587	1,085
Cash and cash equivalents, beginning of year	7,338	5,751	4,666

Cash and cash equivalents, end of year	$6,677	7,338	5,751

CASH PAID FOR
Interest	$777	797	970
Income taxes	154	530	127
NONCASH ITEM
Increase in investments in subsidiaries as a result of acquisitions of institutions for common stock	$51	12,998	34

Corporate Governance

At December 31, 2002
BOARD OF DIRECTORS

F. Duane Ackerman
Chairman, President and Chief
Executive Officer,
BellSouth Corporation
Atlanta, Georgia

John D. Baker II
President and Chief Executive Officer,
Florida Rock Industries, Inc.
Jacksonville, Florida

L.M. Baker Jr.*
Chairman,
Wachovia Corporation
Charlotte, North Carolina

James S. Balloun
Chairman, President and Chief
Executive Officer,
Acuity Brands, Inc.
Atlanta, Georgia

Robert J. Brown
Chairman and Chief Executive Officer,
B&C Associates, Inc.
High Point, North Carolina

Peter C. Browning
Dean, McColl Graduate School of Business,
Queens University of Charlotte
Non-Executive Chairman,
Nucor Corporation
Charlotte, North Carolina

John T. Casteen III
President,
University of Virginia
Charlottesville, Virginia

William H. Goodwin Jr.
Chairman,
CCA Industries, Inc.
Richmond, Virginia

Robert A. Ingram
Vice Chairman, Pharmaceuticals,
GlaxoSmithKline plc
Research Triangle Park, North Carolina

Mackey J. McDonald
Chairman, President and Chief
Executive Officer,
VF Corporation
Greensboro, North Carolina

Joseph Neubauer
Chairman and Chief Executive Officer,
ARAMARK Corporation
Philadelphia, Pennsylvania

Lloyd U. Noland III
Chairman, President and Chief
Executive Officer,
Noland Company
Newport News, Virginia
Ruth G. Shaw
President, Duke Power,
Duke Energy Corporation
Charlotte, North Carolina

Lanty L. Smith
Chairman,
Soles Brower Smith & Co.
Greensboro, North Carolina

G. Kennedy Thompson*
President and Chief Executive Officer,
Wachovia Corporation
Charlotte, North Carolina

John C. Whitaker Jr.
Chairman and Chief Executive Officer,
Inmar Enterprises, Inc.
Winston-Salem, North Carolina

Dona Davis Young
President and Chief Executive Officer,
The Phoenix Companies, Inc.
Hartford, Connecticut

* Mr. Baker retired effective February 18, 2003.
Mr. Thompson was selected to succeed him as
Chairman, and also retained the positions of
President and Chief Executive Officer.

COMMITTEES OF THE BOARD OF DIRECTORS

Executive Committee
Lanty L. Smith, Chairman
L.M. Baker Jr.*
Peter C. Browning
William H. Goodwin Jr.
Robert A. Ingram
Joseph Neubauer
G. Kennedy Thompson*
John C. Whitaker Jr.
Robert P. Kelly (Staff)
Mark C. Treanor (Staff)

Audit & Compliance Committee
John T. Casteen III, Chairman
F. Duane Ackerman
William H. Goodwin Jr.
Lanty L. Smith
Robert P. Kelly (Staff)
William B. Langley (Staff)
Peter J. Schild (Staff)
Credit & Finance Committee
Mackey J. McDonald, Chairman
John D. Baker II
Lloyd U. Noland III
Dona Davis Young
Donald K. Truslow (Staff)
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
William H. Goodwin Jr.
Robert A. Ingram
Joseph Neubauer
Lanty L. Smith
L.M. Baker Jr.* (Staff)
G. Kennedy Thompson* (Staff)
Mark C. Treanor (Staff)

EXECUTIVE OFFICERS

L.M. Baker Jr.*
Chairman

G. Kennedy Thompson*
President and Chief Executive Officer

Robert S. McCoy Jr.
Vice Chairman and Co-Head,
Merger Integration

David M. Carroll
Senior Executive Vice President and Co-Head,
Merger Integration; Head of Specialty
Finance and Corporate Support Services

Stephen E. Cummings
Senior Executive Vice President and Co-Head,
Corporate and Investment Bank
Jean E. Davis
Senior Executive Vice President and
Head of Information Technology,
eCommerce and Operations

Malcolm E. Everett III
Senior Executive Vice President and
Head of Corporate and Community Affairs

Paul G. George
Senior Executive Vice President and
Director of Human Resources

W. Barnes Hauptfuhrer
Senior Executive Vice President and
Co-Head, Corporate and Investment Bank

Benjamin P. Jenkins III
Senior Executive Vice President
and President, General Bank
Robert P. Kelly
Senior Executive Vice President and
Chief Financial Officer

Stanhope A. Kelly
Senior Executive Vice President and
President, Wealth Management

Donald A. McMullen Jr.
Senior Executive Vice President and
President, Capital Management Group

Mark C. Treanor
Senior Executive Vice President,
General Counsel and Secretary

Donald K. Truslow
Senior Executive Vice President and
Chief Risk Management Officer

Stockholder Information

How to Contact Us
Investor Relations
Alice Lehman, head of Investor Relations
Annual and quarterly financial information is available online at
wachovia.com/investor. Request publications or speak with the shareholder relations manager through our interactive voice
response system at
704-374-6782.

Transfer Agent
Wachovia Bank, National Association
1-800-347-1246
1525 West W.T. Harris Boulevard 3C3
Charlotte, North Carolina 28288-1153
Stockholders seeking help with a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact the transfer agent.

Media
Ginny Mackin, head of Corporate Communications
704-374-6444
Snapshot
Ticker, NYSE: WB
Earnings per share: $2.60
Total revenue: $18 billion
Net income: $3.6 billion

Annual Meeting
Tuesday, April 22, 2003, 9:30 a.m.
Hilton Charlotte & Towers, 222 East Third Street
Charlotte, North Carolina 28202

Corporate Headquarters
Wachovia Corporation
301 South College Street, Suite 4000
Charlotte, North Carolina 28288-0013
704-374-6161

Wachovia Corporation is an equal opportunity employer.

Domestic and Global Markets

General Banking Regions Atlantic Region New Jersey Branches: 336 ATMs: 505 New York Branches: 52 ATMs: 96 Connecticut Branches: 84 ATMs: 120 Florida Region Florida Branches: 655 ATMs: 876	Mid-Atlantic Region Virginia Branches: 344 ATMs: 515 Maryland Branches: 77 ATMs: 111 Washington, D.C. Branches: 27 ATMs: 58 Georgia Region Georgia Branches: 252 ATMs: 629	Carolinas Region North Carolina Branches: 361 ATMs: 727 South Carolina Branches: 166 ATMs: 324 PennDel Region Pennsylvania Branches: 343 ATMs: 541 Delaware Branches: 20 ATMs: 43	Foreign Branches and Representative Offices • Foreign branches in Hong Kong, Tokyo, Taipei, Seoul and London • Representative offices in Europe, Asia, Latin America and Australia

WACHOVIA CORPORATION
ONE WACHOVIA CENTER
CHARLOTTE, NC 28288-0206