Form 10-K, Exhibit 13
period 2003-12-31
WACHOVIA CORP NEW
filed 2004-03-02
CIK 36995

DELIVERING ON THE PROMISE.

2003 ANNUAL REPORT

     At Wachovia, we say what we mean,

As the nation’s fourth largest banking company and third largest full-service brokerage firm, Wachovia is and we mean what we say. Our goal is

a customer-driven financial services company, serving 12 million households and businesses throughout to become the best, most trusted and

the East Coast and the nation. Wachovia has a dominant East Coast presence, with banking offices admired financial services company in

from Connecticut to Florida, retail brokerage offices in 49 states, more than 30 international banking the nation. We promise. We deliver.

offices, and online banking and online brokerage available 24 hours a day, seven days a week.

El Dorado Furniture

Members of the Capo family of Miami, Florida, have always been pathfinders, not followers. Manuel Capo and two sons escaped from Cuba on a 24-foot motorboat called the El Dorado in 1966 after the Castro regime confiscated the family furniture factory. Since 1979, Wachovia has had a part in helping the family’s El Dorado Furniture grow into nine retail showrooms and a warehouse in the Miami area with commercial loans and checking accounts; interest rate derivatives; and online treasury services, banking, check image, letters of credit and foreign exchange. Known for innovation, leading-edge marketing and superior customer service, El Dorado ships furniture all over the world. Six of the seven Capo brothers — and 21 members of the next generation — also work in the family business.

“We really appreciate the way Wachovia does business and their flexibility in doing things for customers,” said Pedro Capo. “Wachovia has provided everything from the mortgage on this building to Wall Street bonds. They found a way to save us $800,000 in interest annually. Whenever someone asks, ‘Who’s your banker?’ and you say ‘Wachovia,’ there are no more questions. They know you’re banking with a quality operation.”

The Capo Family Manuel Capo (seated), (standing from left) Julio, Pedro, Carlos, Roberto, Jesus and Luis
“Whenever we have a financial need, Wachovia provides a solution – things we might never have thought of on our own.” – Pedro Capo, El Dorado’s chief operating officer

Annual Report Impact Survey

To help us communicate effectively about your company’s performance, progress and strategic plans, we would appreciate your completing and returning this survey about Wachovia’s 2003 Annual Report by May 15, 2004. Just fill it out and drop it in the mail. No postage is required. Important: Please do not use this survey card to ask specific questions about your shareholder account or transactions. Results are being tabulated by an independent third party firm and are unlikely to be provided to Wachovia Investor Relations on a timely basis that would meet your needs. The Shareholder Information page provides information on how to directly contact Wachovia Investor Relations or our Transfer Agent. Thank you for your investment in Wachovia.

Detach along perforation.

2003 Annual Report Impact Survey

1. On a scale of 1 to 7, where a 1 is Not at all clear and a 7 is Extremely clear, how well does the content in the 2003 Annual Report explain what you want to know about Wachovia?

Not at all clear	1.....	2.....	3.....	4.....	5.....	6.....	7	Extremely clear

If less than 4, please answer the following question:

2. What is unclear in the 2003 Annual Report?

3. On a scale of 1 to 7, where a 1 is Not at all useful and a 7 is Extremely useful, how useful do you find the 2003 Annual Report?

Not at all useful	1.....	2.....	3.....	4.....	5.....	6.....	7	Extremely useful

4. What sections of the report do you find to be the most useful for your needs?

5. And, what sections of the report are not useful to your needs?

6. How well does the Annual Report meet your needs as an investor? Please rate each statement, where a 1 is Strongly disagree and a 7 is Strongly agree.

a. The report clearly communicates Wachovia’s corporate strategy.

Strongly disagree	1.....	2.....	3.....	4.....	5.....	6.....	7	Strongly agree

b. The report provided useful information for my investment decisions.

Strongly disagree	1.....	2.....	3.....	4.....	5.....	6.....	7	Strongly agree

c. The length of the report is appropriate.

Strongly disagree	1.....	2.....	3.....	4.....	5.....	6.....	7	Strongly agree

7. For classification purposes only, are you an...?

☐Individual Investor
☐ Institutional Investor
☐ Sell-side Stock Analyst

General Comments (Anything you would like to see in upcoming Annual Reports?)

Thank you for your participation.

Anita Aedo
SVP, Commercial Banking Relationship Manager, Miami, Florida, who gave birth two weeks after this photo was taken to Emily Marie, 7 pounds, 13 ounces

Financial Performance Highlights

(Dollars in millions, except per share data)	2003	2002	2001
Total revenue – tax-equivalent	$20,257	18,046	14,230
Net income	4,264	3,579	1,619
Diluted earnings per common share	3.18	2.60	1.45
Assets	401,032	341,839	330,452
Total stockholders’ equity	$32,428	32,078	28,455
Return on average tangible common equity	21.49%	19.99	11.97
Dividends paid per common share	$1.25	1.00	0.96
Stock price per common share	46.59	36.44	31.36
Book value per share	$24.71	23.63	20.88
Common shares outstanding (In millions)	1,312	1,357	1,362
Market capitalization	$61,139	49,461	42,701
Financial centers/brokerage offices	3,360	3,280	3,434
Employees	86,670	80,778	84,046

Compound Annual Growth 2001-2003
(Dollars in billions, except per share data)

Contents
Letter to Our Shareholders	2
Corporate Citizenship	6
Corporate Overview	8
Overview of Major Businesses	10
Corporate Governance	20
Management’s Discussion and Analysis	23
Critical accounting policies	25
Business segments (tables on pages 32-34 and 104)	31
Explanation of our use of non-GAAP financial measures	53
Fee and other income (table on page 29)	29
Financial summary (tables on pages 23 and 55)	23
Five-year summaries of income	55
Net interest income and margin (tables on pages 28 and 74)	28
Noninterest expense (table on page 30)	30
Consolidated Financial Statements
Consolidated balance sheets	78
Consolidated statements of income	79
Consolidated statements of changes in stockholders’ equity	80
Consolidated statements of cash flows	81
Notes to consolidated financial statements	82
Management’s Statement of Responsibility	76
Independent Auditors’ Report	77
Quarterly Data	57
Index	21

For an explanation of our use of non-GAAP financial measures, please see Table 1 on page 53.

Ken Thompson Chairman, President and Chief Executive Officer

Letter to Our Shareholders

32% Return to Shareholders in 2003,

Exceeding S&P 500 Return

For 3rd Consecutive Year

Dear Wachovia Shareholders,

Wachovia fulfilled every promise we made to our shareholders for 2003, another milestone year for your company as we met the goals we established when First Union merged with the former Wachovia in 2001.

In 2003, we:

•	Produced record earnings of $4.3 billion, or $3.18 per common share, with record growth in each of our four major businesses;

•	Increased the quarterly dividend on common stock twice – up 35 percent from 2002. We raised it again in early 2004 to 40 cents per share; and

•	Fortified our balance sheet, ending the year with –

–	Exceptional credit quality trends, after significantly reducing risk and volatility;

–	Stronger capital levels; and

–	Tremendous resources that allow great flexibility in our financing and investing activities.

For this performance, the market rewarded WB common stock with price appreciation of 28 percent in 2003. Our investors benefitted from a total return (which includes dividend growth as well as price appreciation) of 32 percent in the past year, on top of an industry-leading total return of 20 percent in 2002 and the third consecutive year of outperforming the major stock indices such as the Dow and the S&P 500. In fact, we have a total return of 112 percent since the current management team took charge in mid-2000, compared with 46 percent for the overall KBW Bank Index during the same time.

Wachovia achieved this performance even as we integrated the operations of the former Wachovia and First Union. Throughout the merger transition since September 2001, we have received high marks from customers and other observers for a smooth, seamless integration in which we adopted the improbable goal of “lose no customers.” Improbable – but virtually achieved: Customer retention rates remained excellent, and customer service scores ranked among the best in our industry throughout the integration period. In fact, we have delivered on all of the promises we made to shareholders when we announced this merger:

•	We reduced the two companies’ previous expense base by $890 million pre-tax annually beginning in 2004; and

•	Customer satisfaction ratings reached all-time highs. We also improved the ratio of retail branch households gained versus those who left from 1.08 to 1.28.

We gained market share and improved overall performance throughout the merger integration. In 2003:

•	Deposits grew 16 percent and net new retail checking accounts grew from 90,000 to 412,000;

•	Client assets in the brokerage company grew from $265 billion to $603 billion as we enlarged our retail brokerage operations in a transaction with Prudential Financial;

•	Annuity sales were a record $6.4 billion, including a record $4.2 billion through our bank channel; and

•	Market share in the Corporate and Investment Bank grew in virtually every product line.

Last year, we said that revenue growth was the most critical challenge facing the financial services industry, and that continues to be true. But Wachovia’s revenue growth rate of 12 percent from 2002 was double that of the median for our Top 20 banking industry peers. We have several competitive advantages that give us great optimism: 1) very broad distribution power, extended further in 2003 with the expansion of the retail brokerage business; and 2) a balanced business model, which in 2003 produced 54 percent of our revenue from interest income earned on loans and securities, and 46 percent from fee income, largely from nontraditional banking products and services such as brokerage and insurance commissions, and fiduciary and asset management fees. This compares favorably to the mid-1990s, when we began building our balanced business model and averaged under 30 percent of revenue from fee income.

Today, we are seeing excellent results as we offer our customers a complete array of products and services, delivered through a customer service and sales model that I believe is unmatched in the industry. In addition, we are seeing revenue growth due to the full integration of the legacy Wachovia branch system.

In short, our customers are better off today, and our prospects for both continued growth and returning capital to our shareholders are dramatically improved. We have tremendous momentum from the success of the merger integration as well as from our strong performance in 2003. We believe we are well-prepared for both the opportunities and the challenges that 2004 may bring.

Overall Higher Stock Performance

How did we do it?
First, as I alluded to earlier, we focused foremost on customers. In every meeting of the merger integration team, the first comment when considering integration activity was “how will this affect our customers?”

According to our Gallup surveys of at least 70,000 customers quarterly, this focus paid off in improved customer satisfaction ratings from a low of 5.59 (on a scale of 1 to 7) in the first quarter of 1999 to 6.57 at year-end 2003. This improvement has also been validated by the annual University of Michigan Customer Satisfaction Index, in which we have outperformed our major bank peers for three consecutive years.

Today, I’m very pleased when customers tell me - as they do regularly - how impressed they are that our employees are truly relationship-focused, that they go the extra mile to deliver, and that they are interested, diligent and service-oriented. In the following pages, we profile just a handful of our customers who have benefitted from having the full power and resources of the entire Wachovia franchise focused on customer needs.

Another thing we did early in the integration process was to create a detailed and achievable strategic plan, which we have been diligently implementing ever since. We focused on the core values that are part of our heritage, and drafted a vision statement – a simple statement that we all could use as a touchstone as we make decisions on a day-to-day basis: to be the best, most trusted and admired financial services company in the nation.

Letter to Our Shareholders

Now, with the First Union-Wachovia merger integration behind us, we have great momentum and a sales force fully focused on execution. They continue to perform brilliantly, and we are operating as one company today.

Our General Bank, which accounts for 55 percent of our segment earnings, grew earnings 10 percent in 2003 from 2002. This business had stellar average core deposit growth of $12 billion, or 9 percent, and average consumer loan growth of $11 billion, or 22 percent. In fact, our General Bank generated best-in-class growth in low-cost deposits of $20 billion, or 21 percent. The General Bank, led by Ben Jenkins, is prepared to adjust to changing market conditions with several key growth initiatives, including adding branches in attractive growth markets; a strategic focus on product introductions, small business and commercial banking; expanding sales; and continuing to improve efficiency.

Our Corporate and Investment Bank, which represents 26 percent of segment earnings, more than doubled earnings from 2002 to 2003. The Corporate and Investment Bank story was dramatic in 2003, with a huge improvement in credit quality in the corporate lending portfolio and more disciplined and efficient use of capital supporting this business.

This division, led by Steve Cummings and Barnes Hauptfuhrer, grew fee income significantly and gained market share in virtually all of its product areas. We expect the vastly improved credit trends, improved equity markets and further market share gains to drive growth in this business.

Our Capital Management and Wealth Management businesses, which combined account for 14 percent of our segment earnings, will clearly be significant growth drivers in our company as the equity markets continue to improve.

In Capital Management, earnings improved 22 percent from 2002 to 2003. The big story of the year in this group was the Prudential Financial transaction, which created the nation’s third largest retail brokerage operation. This transaction, put together by Don McMullen and his team, gives us great reach into the wealth market, improves distribution and gives us significant market share outside our General Bank operation on the East Coast. Retail brokerage client assets have grown from a combined $537 billion when the transaction was announced in February 2003 to $603 billion at year-end. We also have a nice cross-selling trend developing as we offer many traditional banking products – trust, mortgage loans, sweep accounts – through our brokerage sales force. In addition, Capital Management, the General Bank, and Wealth Management are teaming together for an intense focus on the retirement market.

In Wealth Management, 2003 was also a record earnings year (although up only modestly from 2002 to 2003), even as we repositioned our private bank operations within our banking footprint. We believe this business, led by Stan Kelly, is going to be a strong story in 2004 and 2005 because of our continued focus on adding investment talent and deepening relationships with our high net worth clients. We are building on our strength as a private bank to also become a great wealth manager. In addition, we continue to be interested in growing another unit of the Wealth Management business – commercial insurance brokerage – which has tremendous cross-sale potential with a number of our lines of business.

Dividends Per Share and Payout Ratios

Where are we going now?
For the past three years, our focus has been on merging and integrating. As we look beyond merger integration, we now turn an intense focus on human capital development, technology investments and infrastructure enhancements to help us to become the great company we envision.

Why is human capital development important to shareholders? We believe that having fully engaged employees who find real meaning in their work is crucial to our success. It is crucial to attracting and retaining the most talented people; it is crucial to providing consistently superior customer service; and ultimately it is crucial to enhancing shareholder value over the long term.

The employee surveys we took in 2003 were astounding. Even during this period of merger integration, Wachovia’s employee engagement of 68 percent ranked among high-performing organizations and exceeded the benchmark for the average financial services company. Some of our business units even exceeded 80 percent employee engagement.

We want Wachovia to be a place where employees are so engaged and so good at what they do that this becomes part of their motivation for performing for customers and shareholders. We have found that one of the best motivators of employee pride and loyalty is our corporate culture, which values diversity and an inclusive workplace. Another strong value in our corporate culture is volunteerism, which we encourage with four hours monthly of paid time off to volunteer in their communities and schools. Last year, employees spent 500,000 hours of their own time volunteering in their children’s schools, building Habitat homes, leading blood drives, working with the United Way and other civic endeavors. Our goal is not only to make a financial impact, but also to ensure our people become leaders and have “sweat equity” invested in the communities they serve.

Frankly, it also is fun for me as I work alongside employees and other volunteers on the United Way, building Habitat homes, and other projects. I enjoy sharing in their feelings of fulfillment as they see their work make a difference. These are the kind of people we want to work at our company.

Today, Human Resources head Paul George and his team have developed a seven-year plan to attract and develop talent, to ensure that critical management succession plans are in place for several management tiers, and to continue building employee pride and loyalty.

Corporate governance
We intend to stay in the forefront of good corporate governance. That’s simply a part of becoming the best, most trusted and admired financial services company in the nation. This is why we have a history of stepping up early on many corporate governance issues. For example, we were an early proponent of expensing stock options; we reduced the size of our corporate board many years ago; we established a lead independent director; we ensured that the board of directors meets at least three times without management presence; we lengthened the number of regularly scheduled board meetings to nine days instead of six; we established stock holding requirements to ensure that our executives have a meaningful interest in Wachovia common stock and also hold onto 75 percent of stock compensation until retirement. We believe all of these steps ensure that management’s interests and shareholder interests are aligned.

Our charge now is to continue to ensure that our businesses operate with the highest integrity and with the highest standards. Our goal for all our four major businesses is to have a great growth model in place that is ever mindful of our values.

Industry issues
Our focus on governance also extends to future acquisitions. We believe our industry will continue to undergo consolidation and that we will play a role. We will do so in a disciplined fashion and only when it will enhance our ability to generate consistent and growing earnings per share. In the meantime, we remain confident of our ability to generate industry-leading growth from our existing franchise.

In 2003, many investors and corporations continued to suffer from the protracted cleanup resulting from various industry scandals. As a major participant in the asset management and mutual fund industries, Wachovia, too, came under additional regulatory scrutiny. While we can’t say that we welcome this scrutiny, we are eager to show we act with integrity. Regulatory and legal matters are discussed further in our audited consolidated financial statements and in our 2003 Form 10-K.

How will we measure success?
How will we know whether we have met our overriding goal to be the best, most trusted and admired? We believe the following measures are crucial to our success:

•	Continuing to deliver best-in-class in customer service;

•	Growing revenue in our four lines of business above the average of our peers;

•	Improving efficiency –

–	Particularly in our General Bank, which has established an overhead efficiency ratio goal of 50 percent (meaning it costs 50 cents to produce $1 of earnings) by 2005, down from 55 percent today;

–	Improving the gross profit margin in our retail brokerage business to 20 percent by 2005, up from 14 percent today;

•	Maintaining a fortress balance sheet and strengthening our external debt rating;

•	Operating with best-in-class risk management;

•	Growing earnings per share on average by at least 10 percent annually over a business cycle, and continuing to outperform our peers.

Role models
As we develop into one of the nation’s great companies, we are fortunate to walk in the steps of many who have gone before. One of these people is Bob McCoy, who decided to retire in 2003 as his merger integration mission came to an end. As co-leader with David Carroll, they and their dedicated team deserve the lion’s share of credit for the detailed planning and flawless execution of our merger activities. We wish Bob well as we thank him for his 12 years of service, which began when he joined legacy Wachovia after the South Carolina National Corp. merger in 1991. Another top leader of our company for more than 25 years, Mac Everett, also decided this is the right time for him to retire. I have always called Mac the heart and conscience of our company, and I’m pleased he will remain close to the Wachovia family by continuing for the second year as tournament chair of the very successful Wachovia Championship golf tourney. Bob’s and Mac’s shared commitment to excellence in financial services leaves a lasting legacy for all of the 87,000 employees of Wachovia to follow.

In closing, I would like to express deep appreciation to our board of directors for their wise counsel and guidance; to our customers for their business; to our employees for their dedication; and to our shareholders for their continued support. We pledge to remain fully focused on ensuring we continue to do the right thing for our shareholders, employees, customers and communities for the long term. Thank you for your interest in Wachovia.

Sincerely,

G. Kennedy Thompson
Chairman, President and Chief Executive Officer
February 27, 2004

Corporate Citizenship

We focus our resources primarily on improving education and strengthening neighborhoods

•	Corporate Philanthropy: Invest our financial resources to respond to significant community needs, particularly in the areas of education and community development. Encourage and value employees’ community involvement with policies and programs like Paid Away from Work for Community Service, Matching Gifts and Volunteer Service Grants.

•	Community Development: Advance economic empowerment for people in our communities by improving the quality and availability of safe and affordable housing, offering innovative capital solutions to help revitalize neighborhoods, promoting the growth of small businesses, and advancing financial literacy.

•	Fair Lending: Promote fair and equal access to credit and banking services and prohibit predatory lending. Create more opportunity through a dedicated team of fair lending product specialists.

•	Supplier Diversity: Spend at least $150 million of our strategic sourcing and procurement budget with minority- and women-owned businesses.

•	Workplace Diversity: Advance equitable treatment and opportunities in all aspects of our businesses as a business imperative to align with our customer base, engage with our communities, and attract and retain talented individuals.

•	Environmental Stewardship: Adhere to all environmental laws and regulations in every jurisdiction in which we operate, and expect customers to do the same. Our policies require that environmental due diligence be performed with many loan requests. Avoid doing business with companies that violate the laws of countries in which we or our customers do business.

•	Corporate Standards: Maintain best practices in corporate governance, financial disclosure transparency and lending relationships.

Gordon’s Travel Center
Real estate developer Irvine C. Gordon is reaching his dream of adding more retail services for the neighborhoods near the Pryor Road Corridor of southeast Atlanta through a creative partnership with Wachovia and the minority-owned Capitol City Bank. The area near Turner Field, home of the Atlanta Braves, is undergoing revitalization, but was under-served by food outlets and other retail services. It will now be home to Gordon’s Travel Center, a mixed-use project including a full-service convenience store and six other retail spaces to provide amenities for travelers and customers in the neighborhood where Mr. Gordon ran a service station for 35 years before turning his attention to community betterment projects.

“I feel like Wachovia is a neighborhood bank with the resources of a global bank,” said Gordon. “But the best part of my relationship with Wachovia is meeting people like Ken Woods, who always reaches out to encourage me. Ken has been instrumental in guiding me through the construction loan process. The team Wachovia assembled reduced both the obstacles and my anxiety in bringing the project to reality. It’s been ‘win win win’ for my business, the community and Wachovia. I’ve been a Wachovia retail customer for many years, but this was my first experience as a business customer, and it’s been exceptionally rewarding.”

Ken Woods VP, Community Development Finance Group, Atlanta, Georgia

Wachovia’s Social Responsibility Commitments

Community Development Loans and Investments*	Charitable Contributions*

2003 Community Impact

•	Provided $20 billion in community development loans and investments;

•	Contributed more than $97 million to charitable organizations through company, foundation and employee giving;

•	Invested $240 million in equity to create 6,700 affordable rental housing units;

•	Provided $18 million in community development grants and in-kind donations;

•	Helped an average of 440 low- to moderate-income families buy homes each week;

•	Helped more than 70,000 entrepreneurs start or expand their own businesses;

•	Received “outstanding” rating by the Office of the Comptroller of the Currency; and

•	Built on standing as No. 1 community development lender in the nation in 2002.

“Working with Wachovia is like doing business with a friend that has unlimited reach and potential.” – Irvine C. Gordon
Irvine C. Gordon real estate developer, Atlanta, Georgia

Corporate Overview
Wachovia Today: Distribution Powerhouse

•	4th largest banking company

•	Assets: $401 billion

•	2003 Earnings: $4.3 billion, up 19%

•	15th largest mutual fund company

•	3rd largest domestic online bank

•	3rd largest full-service brokerage firm

•	Market Capitalization: $61 billion

•	Stockholders’ Equity: $32 billion

•	Top 3 personal trust provider

•	10 million households

•	No. 1, 2 or 3 market share in 21 of 25 largest metropolitan areas in our footprint

International Presence

•	Foreign branches in Hong Kong, London, Seoul, Taipei and Tokyo

•	Representative offices in Europe, Africa, the Middle East, Russia, Asia, Australia, New Zealand and the Americas

•	Brokerage offices in Argentina, Brazil, Chile, Paraguay and Uruguay

General Banking Regions

Atlantic Region	Connecticut	South Carolina	Georgia Region	Maryland	PennDel Region
New Jersey	Branches: 83	Branches: 147	Georgia	Branches: 76	Pennsylvania
Branches: 331	ATMs: 121	ATMs: 301	Branches: 226	ATMs: 108	Branches: 341
ATMs: 487	Rank: No. 4	Rank: No. 1	ATMs: 600	Rank: No. 5	ATMs: 534
Rank: No. 2	Share: 7.67%	Share: 18.56%	Rank: No. 1	Share: 6.91%	Rank: No. 2
Share: 10.31%			Share: 15.99%		Share: 12.27%
	Carolinas Region	Florida Region		Washington, D.C.
New York	North Carolina	Florida	Mid-Atlantic Region	Branches: 27	Delaware
Branches: 54	Branches: 325	Branches: 635	Virginia	ATMs: 63	Branches: 20
ATMs: 124	ATMs: 684	ATMs: 862	Branches: 300	Rank: No. 2	ATMs: 45
Rank: No. 16	Rank: No. 1	Rank: No. 2	ATMs: 467	Share: 21.87%	Rank: No. 3*
Share: 1.13%	Share: 27.40%	Share: 14.92%	Rank: No. 1		Share: 10.79%*
Share: 15.62%
* Excludes credit card companies with deposits domiciled in Delaware.

Market share rankings based on FDIC data as of June 30, 2003.

Bob Kelly
Chief Financial Officer

Paul George
Director of Human Resources

GOAL: Seamless Integration

Delivered

Revenue Growth/Expense Control

$20.3
Total Revenue
$18.0
$14.2
$13.2
Noninterest Expense
$11.7
$9.8
2001
2002
2003

(Dollars in billions)

GOAL: Institutionalize Expense Control

Delivered

Among Lowest Loan Losses In Banking Industry

0.97%
0.96%
0.63%
Top 20 Median Net Charge-off Ratio
0.70%
0.73%
0.41%
Wachovia
2001
2002
2003

GOAL: Reduce Overall Risk

Delivered

Mark Treanor
General Counsel and Secretary

Shannon McFayden
Head of Corporate and Community Affairs

Don Truslow
Chief Risk Officer

Jean Davis
Head of Information Technology, eCommerce and Operations

Bob Kelly Chief Financial Officer
Paul George Director of Human Resources
David Carroll Head of Corporate Support Services and Merger Integration
GOAL: Seamless Integration Delivered Revenue Growth/Expense Control
GOAL: Institutionalize Expense Control Delivered
GOAL: Reduce Overall Risk Delivered
Mark Treanor General Counsel and Secretary
Shannon McFayden Head of Corporate and Community Affairs
Don Truslow Chief Risk Officer
Jean Davis Head of Information Technology, eCommerce and Operations

Overview of Major Businesses

Segment Revenue Contribution (In millions)

Resilient, Diversified Businesses

•	Our four major businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, each produced record revenues and earnings in 2003.

•	These businesses are designed to produce a balanced earnings stream by providing products and services to meet a variety of financial needs under differing economic conditions, with the scale to serve customers on their own terms.

•	Approximately two-thirds of our earnings came from retail-oriented lines of business in 2003.

•	About 30 percent of revenues were estimated to be market-sensitive in 2003.

Stan Kelly Head of Wealth Management
Ben Jenkins Head of the General Bank
Don McMullen Head of Capital Management
Barnes Hauptfuhrer Co-Head of the Corporate and Investment Bank
Steve Cummings Co-Head of the Corporate and Investment Bank

General Bank: Service Quality, Sales Momentum and Deposit Growth

Customer Service Scores	Net New Retail Checking Accounts	Strong Sales Production

Capital Management: Market Extension, Rebounding Economy and Asset Gathering Momentum

Gross Fluctuating Mutual Funds and Annuity Sales by Distribution Channel	Broker Client Assets	Asset Growth

Wealth Management Sales Momentum, Production and Efficiency

Assets Under Management	Annualized Revenue per Relationship Manager

Corporate and Investment Bank: Financial Discipline and Improving Risk Profile

Economic Capital	Corporate Loan Portfolio

Suzanne Alexander SVP, Business Banking Relationship Manager, Baltimore, Maryland

General Bank

Description
The General Bank provides a broad range of banking products and services to individuals, small businesses, commercial enterprises, and governmental institutions in 11 East Coast states and Washington, D.C. Our target market for small business customers are those with annual revenues up to $3 million; for business banking customers, those with annual revenues between $3 million and $15 million; and commercial customers with revenues between $15 million and $250 million.

2003 Business Fundamentals

•	$9.7 billion total revenue

•	$113.5 billion average loans

•	$152.5 billion average core deposits

•	$4.2 billion annuity sales

•	10 million retail and small business households

•	3,300 licensed branch employees

•	6.2 million online product and service enrollments and 2.1 million active online customers

Woodlawn Motor Coach
Woodlawn Motor Coach is a 76-year-old Baltimore institution, now run by the third and fourth generations of the Bayer family. President Hohman Bayer Jr., his wife, Barbara, and their son, Kevin, run 80 school buses daily, along with a large charter service business. The Bayers take pride in the family atmosphere that permeates the company offices, which translates into determination to provide reliable, safe service for children and quality tour planning for motorcoach travelers. The Bayers have been Wachovia customers since 2001 with a retail banking relationship, commercial loans, commercial mortgages, commercial checking accounts, life insurance and a derivative swap product.

“With our former bank, there was never anyone to work with us – they didn’t know who we were,” said Barbara Bayer. “With Wachovia, we have a good working relationship. They’re always available – I can just pick up the phone and call Sue (Alexander) on her cell. She helped us when we expanded into this new building, and refinanced our commercial loan into much lower rates.”

Value Proposition
The General Bank provides checking, lending and investing products and services for customers at every stage of life, whether they are saving for a home, for a child’s education or for a business ... whether they’re building wealth or building a business ... or planning for retirement. The General Bank’s 29,000 sales and service associates and 1,000 small business and commercial relationship managers provide knowledgeable and reliable guidance, whether customers choose to meet with them personally, visit one of our 2,600 financial centers or 4,400 automated teller machines, call our telephone banking center or visit online at Wachovia.com.

The General Bank also serves the specialized financial needs of businesses of all sizes with a variety of business checking and savings products, treasury services, global trade, loans, leases and capital markets.

Strategic Focus
Superior execution of sales and service strategies to acquire, deepen, enhance and retain long-term customer relationships through exceptional service, in-depth customer knowledge and tailored products and solutions. Increase the proportion of customers who transact, save or invest, and borrow with us, and reduce the number of single-service users.

Market Position

•	Dominant East Coast presence

•	No. 3 deposit share nationwide

•	No. 4 nationwide ATM network

•	No. 3 domestic online bank

•	758,000 bill payment customers, up 55% from 2002

•	27 million check images viewed, up 32% from 2002

•	Over $11 billion bill payment volume processed, up 33% from 2002

“Wachovia comes to us to discuss what we need . . . It’s a nice, comfortable way of dealing with a bank.” – Barbara Bayer
Barbara and Hohman Bayer Woodlawn Motor Coach

Capital Management

Description
Capital Management leverages its multi-channel distribution to provide a full line of proprietary and nonproprietary investment products and services to retail and institutional clients.

2003 Business Fundamentals

•	$4.3 billion total revenue

•	$248.2 billion assets under management

•	$109.4 billion mutual fund assets

•	$603.1 billion broker client assets

•	$62.2 billion retirement plan assets

•	$28.9 billion mutual fund and annuity sales (excluding third party sales)

•	11,500 registered representatives

Value Proposition
Capital Management is focused on helping clients achieve a lifetime of financial goals with many choices and resources structured around the clients’ needs. Retail brokerage services are offered through the 3,300 offices of Wachovia Securities in 49 of the 50 states and in South America.

Our 11,500 registered representatives focus on helping clients make educated decisions regarding their financial portfolios and financial future, with an emphasis on disciplined investing and unbiased advice. The Capital Management Insurance Service’s Group offers fixed and variable annuities, life, auto and disability insurance, and business and corporate programs. Capital Management also includes Evergreen Investments, one of America’s largest asset management companies, which manages diverse investments for a broad range of investors – both retail and institutional. Our Corporate Institutional Trust Services businesses offer a full range of retirement and corporate trust services.

Strategic Focus
Creating a growing and diversified business with a balanced mix of products sold through multiple channels of distribution. Expanding the distribution of both proprietary and nonproprietary products and growing assets under management. Providing exceptional investment performance results for clients.

“We feel confident we’ll achieve our goals and live out our dreams because of Wachovia’s help in our retirement planning.” – Bill Newton
Sharron and Bill Newton San Francisco, California

Joe Montgomery Managing Director, Financial Advisor, Optimal Services Group, Capital Management Division, Williamsburg, Virginia

Market Position

•	3rd largest full-service retail brokerage firm

•	Growing presence in 49 states and Washington, D.C.

•	5.6 million broker client accounts

•	1.2 million participants in retirement plans

•	Top 10 corporate and municipal trustee

•	15th largest mutual fund provider

•	Largest bank annuity provider based on Kehrer-LIMRA survey

Bill and Sharron Newton
A business relationship that began in Virginia in 1990 moved cross-country when Bill Newton took over as head of the nation’s fifth largest medical malpractice insurer, San Francisco’s Norcal Mutual Insurance Co., in 1994. The long-term relationship extended to the Newtons’ personal finances as well, particularly as the couple began contemplating retirement. The Newtons are passionate cyclists, world travelers and hands-on philanthropists – all pursuits that spell an active retirement. Sharron Newton continues as an on-call hospice nurse and frequent participant in Rotary Club-sponsored medical missions to South America.

“One of the first things I did at Norcal was to invite Joe Montgomery to an investment management meeting of our board,” said Bill Newton. “I was impressed that he and his team did more than just talk about broad macroeconomic factors – he talked to us directly about our money. In fact, I regularly recommend him and his group to many other medical malpractice insurers – even competitors. He has a real understanding of the issues in our industry. And over the past few years, he’s been wonderful in helping Sharron and me evaluate our financial resources and in doing the simulation modeling for our retirement planning. His entire team is hugely responsive, and the expertise they deliver is fantastic.”

Wealth Management

Description
With more than a century of experience in managing wealth, Wealth Management provides a comprehensive suite of private banking, trust and investment management, financial planning and insurance services to high net worth individuals, their families and businesses through 56 teams of relationship managers and product specialists.

2003 Business Fundamentals

•	$981 million total revenue

•	$64.8 billion assets under management

•	$29.1 billion assets under care

•	85,000 client relationships

•	960 wealth management advisors

The Braverman Family
For two generations, an entrepreneurial spirit has driven the Braverman family of Cresskill, New Jersey, and Naples, Florida. Neil Braverman co-founded a hypoallergenic latex glove manufacturing company, building it into a highly successful enterprise that was later sold to a Fortune 500 company. Today, the Bravermans continue to exercise an active role in managing the family’s financial activities, which include diverse business interests in oil and gas exploration, real estate development and the management of a proprietary derivatives trading firm. The family generously gives back to their community through their philanthropic efforts with a number of organizations.

“We’re not easily impressed, but we were impressed right away with Wachovia’s high level of sophisticated advice and personal attention,” said Steve Braverman. “Wachovia brings a new approach to managing family wealth. John (Castrucci) and Peter (Creamer) take the lead in working with different parts of Wachovia to serve our needs — whether it’s for traditional wealth management products and services, securities hedging, or comprehensive financial planning. We’re deeply grateful for their commitment to our family.”

John Castrucci Regional Managing Director, Financial Planning, Wealth Management, who works with colleague Peter Creamer, VP, of the Wealth Management Group in Glen Rock, New Jersey, to advise the Braverman family.

Value Proposition
Wealth Management offers a wide range of solutions and advantages for building, maximizing and preserving financial success for our clients. Through approaches that bring a high degree of objectivity and innovation, Wealth Management delivers comprehensive financial services through a team of financial experts, coordinated by a dedicated relationship manager who is attuned to the needs of the client. Our holistic approach incorporates all of the disciplines related to managing our clients’ wealth – from creation and growth to preservation and transfer to future generations – delivered in an integrated manner and customized to each client’s individual needs.

Strategic Focus
Providing integrated and holistic solutions to meet the unique needs of wealthy individuals, their families and businesses. With 36 percent of the U.S. wealth households living within our marketplace, the Wealth Management team is particularly focused on strategic partnerships with the General Bank, Capital Management, and the Corporate and Investment Bank to ensure a comprehensive array of investment management and advisory services – including retirement planning – is available to clients.

Market Position

•	5th largest in Wealth Market in Barron’s 2003 survey based on Wachovia Securities and Wealth Management assets under management for clients with $1 million or more

•	Top 3 personal trust provider

•	Top 3 Private Foundation Administrator among financial institutions in 2003 Bloomberg wealth manager study

•	Top 15 commercial insurance brokerage firm in 2003 Business Insurance magazine ranking

“Wachovia brings a new approach to managing family wealth. They’ve proven to be our trusted financial advisor.” – Steve Braverman
Steve Braverman, who serves as chief financial officer for the family headed by father, Neil, and his wife, Jeanie, and brother, David

Corporate and Investment Bank

Description

Serves domestic and global corporate and institutional clients typically with revenues in excess of $250 million, and primarily in 10 key industry sectors: consumer and retail; defense and aerospace; energy and power; financial institutions; healthcare; industrial growth; information technology and business services; media and communications; real estate; and technology.

2003 Business Fundamentals

•	$4.5 billion total revenue

•	$69.7 billion lending commitments

•	$33.5 billion average loans

•	$15.5 billion average core deposits

•	2,300 corporate client relationships

•	1,500 targeted institutional investor relationships

Value Proposition

The Corporate and Investment Bank has become a premier partner to corporations and institutional investors through an intense focus on client needs, combined with significant capital-raising capability and a leading treasury services platform. Wachovia Securities has an integrated team approach, a breadth of products and services, and deep industry expertise to help grow and sustain corporate clients in any economic environment. The clients in this arm of Wachovia Securities are primarily CEOs, CFOs and treasurers of companies with annual revenues above $250 million, as well as managing partners of private equity firms, institutional investors, financial institutions and corporations with import/export needs.

The Corporate and Investment Bank’s 4,300 employees provide Wachovia with a deep pool of relationship coverage officers, product specialists, portfolio managers, and fixed income and equity sales, trading and research professionals.

Strategic Focus

Growing economic value for Wachovia shareholders through disciplined management of our extensive resources in people and financial capital. Increasing the number of clients that think of Wachovia as their lead corporate and investment bank. Increasing the number of products and services provided to each of our clients.

Thos. E. Capps, Chairman and CEO, G. Scott Hetzer, Treasurer, Thomas N. Chewning, Chief Financial Officer Dominion Resources, Richmond, Virginia
“Wachovia’s intellectual resources, rapid and crisp execution, as well as capital commitments, have directly aided Dominion in successfully achieving its business plan.”
- Thos. E. Capps

Market Position

•	Strong industry position across a full capital markets product set – loan syndications, investment grade debt, high yield debt, convertible and equity securities underwriting, mergers and aquisitions, fixed income and equity derivatives, commercial mortgage-backed securitizations, collateralized debt obligations and other asset securitizations, private placements and currency risk management products

•	Top 2 treasury services provider in the U.S.

•	No. 1 structured products servicer

•	No. 1 third party trade processor

Dominion Resources

Dominion Resources, headquartered in Richmond, Virginia, is one of the nation’s largest producers of electricity, natural gas and related services, serving more than 5 million retail energy customers in nine states in the Mid-Atlantic, Northeast and Midwest.

“The best thing about doing business with Wachovia is having a relationship, product and execution team that understands our industry and our business strategy. Dave Johnson and his team provide a quick response to capital needs and sound solutions to asset and liability management problems,” said Dominion Treasurer G. Scott Hetzer. “We have benefitted from Wachovia’s total solutions” including equity underwriting, investment grade debt, loan syndications, online treasury services, structured asset finance, interest rate derivatives and private client equity services.

“Wachovia has been there from the beginning, at the first stages of our transforming merger with Consolidated Natural Gas Co. of Pittsburgh in 2000, helping us with the execution of our financing plan to meet investor expectations,” said Dominion CFO Thomas N. Chewning. “Wachovia has continued to increase and enhance the resources it has made available to Dominion as we both have grown.”

Dave Johnson Managing Director, Energy and Power Group, Corporate and Investment Bank Charlotte, North Carolina

Corporate Governance

At December 31, 2003
Board of Directors
John D. Baker II	William H. Goodwin Jr.	Ruth G. Shaw
President and Chief Executive Officer,	Chairman,	President, Duke Power Company,
Florida Rock Industries, Inc.	CCA Industries, Inc.	Duke Energy Corporation
Jacksonville, Florida	Richmond, Virginia	Charlotte, North Carolina

James S. Balloun	Robert A. Ingram	Lanty L. Smith
Chairman, President and Chief	Vice Chairman Pharmaceuticals,	Chairman,
Executive Officer,	GlaxoSmithKline	Soles Brower Smith & Co.
Acuity Brands, Inc.	Research Triangle Park, North Carolina	Greensboro, North Carolina
Atlanta, Georgia
	Mackey J. McDonald	G. Kennedy Thompson
Robert J. Brown	Chairman, President and Chief	Chairman, President and Chief Executive Officer,
Chairman and Chief Executive Officer,	Executive Officer,	Wachovia Corporation
B&C Associates, Inc.	VF Corporation	Charlotte, North Carolina
High Point, North Carolina	Greensboro, North Carolina
John C. Whitaker Jr.
Peter C. Browning	Joseph Neubauer	Chairman and Chief Executive Officer,
Dean, McColl Graduate School of Business,	Executive Chairman of the Board,	Inmar, Inc.
Queens University of Charlotte	ARAMARK Corporation	Winston-Salem, North Carolina
Non-Executive Chairman,	Philadelphia, Pennsylvania
Nucor Corporation		Dona Davis Young
Charlotte, North Carolina	Lloyd U. Noland III	Chairman, President and Chief Executive Officer,
	Chairman, President and Chief	The Phoenix Companies, Inc.
John T. Casteen III	Executive Officer,	Hartford, Connecticut
President,	Noland Company
University of Virginia	Newport News, Virginia
Charlottesville, Virginia

Committees of the Board of Directors
Executive	Credit & Finance	Management Resources & Compensation
Lanty L. Smith, Chairman	Dona Davis Young, Chairman	Ruth G. Shaw, Chairman
Peter C. Browning	John D. Baker II	Robert A. Ingram
William H. Goodwin Jr.	Peter C. Browning	Mackey J. McDonald
Robert A. Ingram	John C. Whitaker Jr.	Paul G. George (Staff)
Joseph Neubauer	Donald K. Truslow (Staff)
G. Kennedy Thompson	Thomas J. Wurtz (Staff)	Merger Integration & Technology
John C. Whitaker Jr.		James S. Balloun, Chairman
Robert P. Kelly (Staff)	Corporate Governance & Nominating	Robert J. Brown
Mark C. Treanor (Staff)	Robert A. Ingram, Chairman	William H. Goodwin Jr.
	Peter C. Browning	David M. Carroll (Staff)
Audit & Compliance	William H. Goodwin Jr.	Jean E. Davis (Staff)
Joseph Neubauer, Chairman	Mackey J. McDonald
John T. Casteen III	Joseph Neubauer
Lloyd U. Noland III	Lanty L. Smith
Lanty L. Smith	G. Kennedy Thompson (Staff)
Robert P. Kelly (Staff)	Mark C. Treanor (Staff)
William B. Langley (Staff)
Peter J. Schild (Staff)

Executive Officers
G. Kennedy Thompson	Paul G. George	Donald A. McMullen Jr.
Chairman, President and Chief Executive Officer	Senior Executive Vice President and Director of Human Resources	Senior Executive Vice President and President, Capital Management Group

David M. Carroll	W. Barnes Hauptfuhrer	Mark C. Treanor
Senior Executive Vice President and Head of Corporate Support Services and Merger Integration	Senior Executive Vice President and Co-Head, Corporate and Investment Bank	Senior Executive Vice President, General Counsel and Secretary

Stephen E. Cummings	Benjamin P. Jenkins III	Donald K. Truslow
Senior Executive Vice President and Co-Head, Corporate and Investment Bank	Senior Executive Vice President and President,	Senior Executive Vice President and Chief Risk Officer
General Bank

Jean E. Davis
Senior Executive Vice President and	Robert P. Kelly
Head of Information Technology,	Senior Executive Vice President and
eCommerce and Operations	Chief Financial Officer

Malcolm E. Everett III*	Stanhope A. Kelly	* Mr. Everett retired in early 2004, and
Senior Executive Vice President and Head of Corporate and Community Affairs	Senior Executive Vice President and President, Wealth Management	Shannon McFayden became Head of Corporate and Community Affairs.

Index

Financial Review
Critical Accounting Policies	25
Earnings Performance
Executive summary (tables on pages 23 and 55)	23
Net interest income and margin (tables on pages 28 and 74)	28
Fee and other income (table on page 29)	29
Noninterest expense (table on page 30)	30
Merger-related and restructuring expenses (table on page 111)	30,110
Income taxes (table on page 113)	30
Business segments (tables on pages 32, 34, 104 and 105)	31,103
Comparison of 2002 with 2001	51
Explanation of our use of non-GAAP financial measures	53
Five-year summaries of income	55
Balance Sheet Analysis
Securities (table on page 58)	35,82
Loans (tables on pages 36, 62 and 93)	36,84
Average balances (table on page 74)	74
Charge-offs (tables on pages 37 and 64)	37
Commercial real estate	36
Industry concentrations	36
Project type	36
Commitments (tables on pages 32-34)	118
Loans held for sale (tables on pages 38 and 63)	38,86
Mix at year-end	36
Nonperforming assets (tables on pages 37 and 64)	37
Past due loans (table on page 64)	64
Provision and allowance for loan losses (tables on pages 37, 64 and 94)	25,37,85
Deposits (table on page 67)	38
Funding Sources
Core deposits (table on page 67)	38
Purchased funds (table on page 96)	38
Long-term debt (table on page 97)	38
Debt ratings	Inside Back Cover
Stockholders’ equity (tables on pages 1, 55 and 80)	39
Subsidiary dividends	39
Regulatory capital (table on page 68)	39,101
Off-Balance Sheet Transactions
Summary table	40
Risk Management
Overview	41
Credit risk management	42
Market risk management	43
Operational risk management	44
Liquidity risk management (table on page 45)	45
Interest rate risk management	46
Derivatives (tables on pages 69-72 and 117)	28,46,83
Trading activities (tables on pages 56 and 90)	82
Allowance for loan losses (table on pages 37, 64 and 94)	25,37,85
Consolidated Financial Statements
Consolidated balance sheets	78
Consolidated statements of income	79
Consolidated statements of changes in stockholders’ equity	80
Consolidated statements of cash flows	81

Index

Financial Accounting Standards Board Statements and Interpretations	27,39,50
Management’s Statement of Responsibility	76
Independent Auditors’ Report	77
Notes to Consolidated Financial Statements
Summary of significant accounting policies	82
Business combinations	88
Trading account assets and liabilities	90
Securities	90
Securitizations, retained beneficial interests and variable interest entities	91
Loans	93
Allowance for loan losses	94
Goodwill and other intangible assets	95
Short-term borrowings	96
Long-term debt	97
Common and preferred stock and capital ratios	99
Accumulated other comprehensive income, net	102
Business segments	103
Personnel expense and retirement benefits	106
Merger-related and restructuring expenses	110
Income taxes	113
Basic and diluted earnings per common share	116
Derivatives	117
Commitments, guarantees and contingencies	118
Wachovia Corporation (parent company)	122
Quarterly Data	57
Ratios
Capital and leverage	54,68
Stockholders’ equity to assets	57
Dividend payout ratios	4,53
Net interest margin	28,54,74
Profitability (ROA and ROE)	1,54,56

Management’s Discussion and Analysis

This discussion contains forward-looking statements. Please refer to our 2003 Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

Executive Summary

Our earnings are primarily generated through four core businesses: the General Bank, the Corporate and Investment Bank, Capital Management and Wealth Management. In the following discussion, we explain how we have developed this diverse group of businesses and why we believe our shareholders and customers benefit from this balance and diversity. In addition, throughout this document, we address the key performance indicators of our financial position and operating results that drive shareholder value and serve as benchmarks to compensate management. We discuss the trends and uncertainties affecting our businesses, and also analyze our liquidity and capital resources.

Our business model is based on a balanced and diversified mix of businesses that provide a broad range of financial products and services, delivered through multiple distribution channels. What this means is that in addition to the typical lending and deposit-taking activities of traditional banking companies, we also offer investment products and services for retail customers, and capital markets financing alternatives for institutional and corporate clients. This business mix produces revenue both from the interest income earned on loans and securities, as well as fee income from asset management, retail brokerage, investment banking, and other products and services. In 2003, fee income represented 46 percent of our total revenue compared with 44 percent in 2002.

This balanced business model strategy gives us flexibility to meet customer needs and quickly adapt to changing market conditions. For much of 2003, many customers continued to be generally wary of the financial and equity markets, and as a result, the banking industry saw rapid growth in deposit products. In this environment, our General Bank produced record revenue and earnings, driven by 21 percent growth in average low-cost core deposits and 12 percent average loan growth. At the same time, investment sales through our bank channels were led by record annuity sales of $4.2 billion. Our Capital Management, Wealth Management, and Corporate and Investment Bank businesses also proved to be resilient in the challenging market environment of the past two years and produced record results in 2003. Going forward, we expect the pace of deposit growth and mortgage banking income to slow, but this should be offset by growth in the more market-sensitive areas of Capital Management, Wealth Management, and the Corporate and Investment Bank as the financial and equity markets continue to improve. Of course, all of these businesses, to varying degrees, are affected by fluctuations in the financial markets and other external events, but our goal is to produce a relatively steady and growing revenue stream over a business cycle.

In 2003, our balanced business model and broad distribution network enabled Wachovia to earn a record $4.3 billion in net income available to common stockholders, a 20 percent

Summary of Results of Operations

	Years Ended December 31,
(In millions, except per share data)	2003	2002	2001
Net interest income (GAAP)	$10,607	9,955	7,775
Tax-equivalent adjustment	256	218	159

Net interest income (a)	10,863	10,173	7,934
Fee and other income	9,394	7,873	6,296

Total revenue (a)	20,257	18,046	14,230
Provision for loan losses	586	1,479	1,947
Other noninterest expense	12,231	10,661	9,201
Merger related and restructuring expenses	443	387	106
Goodwill and other intangible amortization	518	628	523

Total noninterest expense	13,192	11,676	9,830
Minority interest in income of consolidated subsidaries	143	6	1
Income taxes	1,833	1,088	674
Tax-equivalent adjustment	256	218	159

Income before cumulative effect of a change in accounting principle	4,247	3,579	1,619
Cumulative effect of a change in accounting principle, net of income taxes	17	–	–

Net income	4,264	3,579	1,619
Dividends on preferred stock	5	19	6

Net income available to common stockholders	$4,259	3,560	1,613

Diluted earnings per common share	$3.18	2.60	1.45

(a)	Tax-equivalent.

increase from 2002. On a per common share basis, diluted earnings rose 22 percent to $3.18. The increase was driven by 7 percent growth in net interest income and 19 percent growth in fee income, largely related to the effect of the combination of the retail brokerage forces of Wachovia and Prudential Financial discussed in the Business Segments section, and a 60 percent decline in the provision for loan losses, offset by 13 percent growth in noninterest expense, also related to the retail brokerage transaction.

Revenue growth continued to be a challenge in the difficult operating environment of 2003. Still, Wachovia grew total revenue 12 percent from 2002. Much of the growth came from additional commission, advisory, fiduciary and asset management fees due to the retail brokerage transaction. We own a 62 percent interest in the new retail brokerage business, which is a consolidated subsidiary of Wachovia, and Prudential owns the remaining 38 percent interest. The transaction is expected to be accretive to earnings per share in 2004, before the effect of merger-related and restructuring expenses.

In addition to the impact of our combined retail brokerage operations, fee income rose due to improved trading account profits, lower net principal investing losses, and net gains on direct loan sales and loans held for sale. Net interest income benefitted from growth in earning assets and from a rapidly increasing proportion of low-cost core deposits relative to a planned decline in higher cost products such as certificates of deposit.

Management’s Discussion and Analysis

As one of the nation’s largest commercial lenders, the credit quality of our loan portfolio can have a dramatic impact on earnings. Credit quality trends continued to improve throughout 2003, with a 34 percent decline in total nonperforming assets from 2002 and the lowest rate of loan losses among the nation’s ten largest banking companies, with a net charge-off ratio of 0.41 percent, down 32 basis points from 0.73 percent in 2002. Our strategy is to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits whenever prudent. As a result of this strategy, the 60 percent decline in the loan loss provision from 2002 reflected improved loan quality as well as more favorable economic conditions. In 2003, the allowance for loan losses declined 11 percent from 2002 due to improving credit quality trends. Continuing positive trends in the economy and improving asset quality suggest that provision expense may be lower over the next few quarters. As we evaluate opportunities to position our company to generate continued strong earnings growth, we will consider a range of initiatives that may moderately increase expenses. In the aggregate, we do not expect the net impact of lower provision expense and the cost of any initiatives to be material to our results.

Total noninterest expense increased 13 percent from 2002, which was largely related to the retail brokerage transaction and net merger-related and restructuring expenses. Our continued emphasis on cost control and expense efficiencies gained from the First Union and Wachovia merger integration has enabled us to more effectively control core expense growth, even as we continue to invest for the future.

Our capital levels continued to grow in 2003, even with substantial repurchases of our common stock. Our tier 1 capital ratio improved 30 basis points from year-end 2002 to 8.52 percent at December 31, 2003, driven primarily by higher retained earnings and the minority interest created in the retail brokerage transaction. This growth in capital provides tremendous flexibility in our financing and investing activities, including capital allocation decisions surrounding investments and acquisitions, reinvestment in our businesses, stock buybacks and dividends.

In 2003, we paid common stockholders total dividends of $1.7 billion, or $1.25 per share, compared with $1.4 billion, or $1.00 per share, in 2002. We declared a 5 cent per share increase in the common stock dividend to 40 cents per share, payable on March 15, 2004, to holders of record on February 27, 2004.

Outlook

We continue to make excellent progress in meeting our corporate objectives of quality earnings growth, increased distribution of products and services, hallmark customer service, disciplined expense control and a strong balance sheet. Based on this consistent performance, our confidence in our balanced business model, our capital strength and improving market conditions, we have updated our financial outlook. This outlook is for the full year 2004 and reflects the full-year effect of the combined retail brokerage operation compared with a six-month effect included in 2003 results. Economic assumptions used to formulate the 2004 outlook include growth in the real gross domestic product (GDP) of 4.5 percent; inflation (based on the Consumer Price Index) of 2.0 percent; a federal funds rate of 2.41 percent by December 2004; and growth in the S&P 500 index of 5 percent. Our current outlook is for:

•	Total revenue growth in the high single digit percentage range;

•	Net interest income growth in the low- to mid-single digit percentage range;

•	A relatively lower net interest margin, primarily due to the effect of certain items amounting to 30 basis points, discussed further below;

•	Fee income growth in the upper teens percentage range;

•	Noninterest expense growth (excluding merger-related and restructuring expenses) in the high single digit percentage range;

•	Loan growth in the mid- to high-single digit percentage range from the fourth quarter of 2003, excluding the impact of securitization activity;

•	Net charge-offs in the 30 basis point to 40 basis point range;

•	An effective tax rate of 33.5 to 34 percent on a tax-equivalent basis;

•	A leverage ratio above 6 percent and a tier 1 capital ratio above 8.30 percent;

•	A dividend payout ratio of 40 percent to 50 percent of earnings before merger-related and restructuring expenses and other intangible amortization; and

•	Use of excess capital to opportunistically repurchase shares in the open market, reinvest in our businesses, and to undertake financially attractive, shareholder friendly acquisitions.

The net interest margin, expressed as a percentage of earning assets, represents the difference between the interest earned on earning assets (primarily loans and securities) and the interest rates paid to fund those assets. Although net interest income is expected to grow in the low- to mid-single-digit range, we expect our margin to decline in 2004 reflecting anticipated growth in our FDIC-insured money market sweep product (15 basis points), as well as the full-year impact of the July 1, 2003, consolidation of the commercial paper conduits we administer (6 basis points) and the full-year impact of lower spread assets resulting from the combined brokerage operation (9 basis points). We would otherwise expect our margin to be relatively stable.

While these factors will put pressure on the margin, we also expect to generate higher revenue growth from our retail

Management’s Discussion and Analysis

brokerage operations and to improve overall liquidity as a result of the FDIC-insured product. In addition, our outlook for fee income growth includes the effect of the retail brokerage transaction. Approximately half of the fee income growth is expected to result from the full year effect of this transaction.

Noninterest expense growth will reflect the retail brokerage transaction as well as our continuing investments for the future, including building new financial centers and upgrading financial center technology and infrastructure; hiring additional small business bankers and wealth relationship managers; making selected investments to enhance our distribution in asset management and insurance; and expanding our investment management capabilities. Most of the expense growth is expected to result from the full year effect of the retail brokerage transaction. In addition, we project merger-related and restructuring expenses and exit cost purchase accounting adjustments of approximately $1.1 billion pre-tax in connection with the retail brokerage transaction over the anticipated 18-month integration period.

We are optimistic about the future due to our growth strategies, improving economic conditions, and the demographic trends that favor the core businesses of our General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank.

We will continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.

Critical Accounting Policies

In order to understand our financial position and results of operations, it is important to understand our more significant accounting policies and the extent to which we use judgment and estimates in applying those policies. Our accounting and reporting policies are in accordance with generally accepted accounting principles (GAAP), and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimation. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which estimates are used: allowance for loan losses, fair value of certain financial instruments, consolidation, goodwill impairment and contingent liabilities. Periodically, the Audit & Compliance Committee of our board of directors reviews these policies, the judgments and estimation processes involved, and related disclosures.

The sensitivity analyses we provide in connection with our discussion of certain critical accounting policies are hypothetical scenarios, and generally cannot be extrapolated because the relationship of a change in assumptions to the resulting change in value may not be linear. Additionally, the effect of a variation in a particular assumption has been calculated without changing any other assumptions, when in reality, changes in any one assumption may result in changes to other factors.

Our policy on the allowance for loan losses applies to all segments, but is especially significant to the Corporate and Investment Bank, the General Bank and the Parent. The policy on fair value of certain financial instruments applies largely to the Corporate and Investment Bank and the Parent, both of which hold large portfolios of securities and derivatives. The policy on consolidation also affects the Corporate and Investment Bank and the Parent, both of which are involved in structuring securitization transactions. The policies on goodwill impairment and contingent liabilities affect all segments.

Allowance for Loan Losses At December 31, 2003, the allowance for loan losses was $2.5 billion or 1.51 percent of net loans. The allowance for loan losses is maintained at a level we believe is adequate to absorb probable losses inherent in the loan portfolio as of the date of the consolidated financial statements. We have developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses that reflect our careful evaluation of credit risk considering all information available to us. In developing this assessment, we must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

We employ a variety of statistical modeling and estimation tools in developing the appropriate allowance. Our allowance consists of historical formula-based components for both commercial and consumer loans, allowance for impaired commercial loans, and allowance related to additional factors that are indicative of current trends and business cycle issues. The following provides a description of each of these components of the allowance, the techniques we use and the estimates and judgments inherent to each component.

For commercial loans, the formula-based component is calculated by dividing the portfolio by credit grade and applying loss rates specific for each credit grade. The Credit Risk Management section describes the processes and controls over assignment and review of credit grades. Loss rates for each credit grade are calculated using three years of historical credit losses. At December 31, 2003, the formula-based component of the allowance for commercial loans was $729 million.

The commercial formula-based component uses average loss rates based on historical data. Large loan losses may occur in

Management’s Discussion and Analysis

a single period that may be significantly different from the average. To address this risk, we use a simulation model to determine additional allowance necessary to mitigate a specific degree of uncertainty in the formula-based component for commercial loans. At December 31, 2003, the allowance related to this factor was $253 million.

We define impaired loans as commercial loans on nonaccrual status. Impaired loans with a balance of $5 million and above are individually reviewed and an allowance is determined based on the difference between the loan’s carrying value and the loan’s fair value. Fair value is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. No other allowance is provided on impaired loans that are individually reviewed. Impaired loans that are not individually reviewed are included in the calculation of the commercial formula-based component. At December 31, 2003, the allowance for individually reviewed impaired loans was $48 million.

For retail loans, the formula-based component of the allowance is based on the loss rates for specific groups of similar loans in each product category. The loss rates are based on historical loss data, historical delinquency patterns, vintage analyses and credit score-based forecasting methods. We also include an additional amount to incorporate the effect of economic trends such as unemployment on specific product categories. In addition, since the majority of our retail portfolio is collateralized by residential real estate, we also include an amount for deflation in home prices in certain geographic areas. The formula-based component of the allowance for consumer loans was $416 million at December 31, 2003.

The final component of the allowance represents the effect of factors that are not fully captured elsewhere in the model, and includes amounts for deteriorating industries, macroeconomic factors, model imprecision and a general volatility adjustment.

Our commercial portfolio is affected by industry trends and events. In an economic downturn, some industries deteriorate more quickly and to a greater extent than others. We evaluate deteriorating industries by obtaining current external information on default probabilities. We apply an additional factor to our allowance for borrowers in those industries with a median default probability above a certain threshold. The factor used varies depending on our estimate of the degree of deterioration in that industry. At December 31, 2003, this component of the allowance was $380 million.

We also consider macroeconomic factors to estimate the effect of certain events on our borrowers’ ability to repay their loans, including adverse trends in macroeconomic variables such as unemployment rates, income growth, inflation and political events. To gain insight into these qualitative factors, we consult with our chief economist and review recent risk assessment reports. At December 31, 2003, this component of the allowance was $355 million.

In addition, we realize that a certain level of imprecision will always exist in any model. We have accounted for model imprecision in our allowance by including a component that represents between 10 percent and 25 percent of the formula-based component of the allowance. At December 31, 2003, this component of the allowance was $219 million, and was a percentage consistent with prior years.

We also consider volatility in various components of the allowance to address the uncertainty around the sustainability of recent events, like the strong rebound in credit conditions and its effect on the portfolio, which may not indicate actual changes in inherent risk of the portfolio. When the credit environment stabilizes and there is a trend indicating that long-term improvement is sustainable, this component will be adjusted accordingly. At December 31, 2003, this component of the allowance was $104 million.

A change in credit quality in the commercial portfolio as measured by increasing or decreasing the dollar amount of loans in the criticized category (as defined by the banking regulators) by 10 percent would not have a significant effect on the related allowance.

We continuously monitor qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, criticized and nonperforming loans. The distribution of the allowance as described above does not diminish the fact that the entire allowance is available to absorb credit losses in the loan portfolio. Our principal focus, therefore, is on the adequacy of the total allowance for loan losses. Our Allowance for Loan Losses Committee, chaired by our chief risk officer, meets quarterly and is responsible for the review and approval of the allowance for loan losses as well as for policies and procedures surrounding the calculation of the allowance.

Fair Value of Certain Financial Instruments Fair value is defined as the amount at which a financial instrument could be liquidated in a transaction between willing, unrelated parties in a normal business transaction. For purposes of this policy, financial instruments include:

•	Instruments held for trading, including debt and equity securities and derivatives, as well as principal investments, which are recorded at fair value with unrealized gains and losses recorded in earnings;

•	Debt and equity securities and retained interests in securitizations classified as available for sale, which are recorded at fair value with unrealized gains and losses recorded in stockholders’ equity; and

•	Derivatives classified as fair value or cash flow hedges, which are recorded at fair value with unrealized gains and losses recorded in earnings for fair value hedges and stockholders’ equity for cash flow hedges.

Fair value is based on quoted market prices for the same instrument or for similar instruments adjusted for any

Management’s Discussion and Analysis

differences in terms. If market prices are not available, then the fair value is estimated using modeling techniques such as discounted cash flow analyses. The assumptions used in the models, which typically includes assumptions for interest rates, credit losses and prepayments, are independently verified against market observable data where possible. Discount rates used are those considered to be commensurate with the risks involved. All internally developed models are subject to independent validation. The process for valuing financial instruments, particularly those with little or no liquidity, is subjective and involves a high degree of judgment. Small changes in assumptions can result in significant changes in valuation.

Principal investments, which are classified in other assets on our consolidated balance sheet, are recorded at fair value. Realized and unrealized gains and losses are included in principal investing income (loss) in the results of operations. For public equity investments, fair value is based on quoted market prices, net of applicable discounts for trading restrictions and liquidity. Our established policy stipulates the specific discounts to be used when valuing these investments. Non-public securities lack relevant market data. Therefore, our estimate of fair value on our direct investment in these securities is generally our original cost basis. This changes if the entity in which we have invested has raised additional debt or equity capital, and we believe that such a transaction, taking into consideration differences in the terms of securities, is a better indicator of fair value, or we come to believe the fair value is less than our original cost basis. All of our investments are evaluated quarterly for declines in fair value. We meet regularly with the management or directors of the privately held entities in which we make direct investments to obtain information and insights to validate the assumptions we use in making fair value estimates.

For investments in private equity funds, we rely on information provided by the fund managers in initially determining estimated fair value. We meet with representatives of fund sponsors regularly and review quarterly fund reports to determine a given fund’s outlook and the need to record any write-downs. We also consider valuation factors such as the age of the fund and industry concentrations to derive our final estimated fair value. Due to the significant subjectivity of these factors and the impact they have on fair value estimates, our policy is to recognize gains on our fund investments only when they have been realized through fund distributions. We do not record unrealized gains on funds where a fund sponsor’s valuation of our investment is in excess of our carrying value. We record reductions in fair value of our fund investments, based on this valuation process, when identified.

At December 31, 2003, 41 percent of our total assets and 20 percent of our total liabilities were recorded at fair value. Of this total, 82 percent were valued using quoted market prices, 16 percent using modeling techniques where the significant assumptions were based on market parameters, and 2 percent using modeling techniques where significant assumptions were based on internal estimates not observable in the market.

We believe we have the appropriate policies and procedures in place and that we use the appropriate technology in terms of modeling and projections to enable us to value these financial instruments in a reasonable and consistent manner. However, valuations are subject to change as a result of external factors beyond our control that have a substantial degree of uncertainty. An internal, independent valuation team, using information validated by extensive market assessments, performs the valuation of those securities with no quoted market prices. The Securities Retention Committee, consisting of management from our treasury, finance, credit and business units, reviews all of the valuations developed by this valuation team.

Consolidation In certain asset securitization transactions that meet the applicable criteria to be accounted for as sales, we sell assets to an entity referred to as a qualifying special-purpose entity (QSPE), which we do not consolidate. In order for a QSPE to be deconsolidated, it must meet a series of requirements at the inception of the transaction and on an ongoing basis. These requirements strictly limit the activities in which a QSPE may engage and the types of assets and liabilities it may hold. In some cases, these criteria are subjective and subject to interpretation. To the extent that any QSPE fails to meet these criteria, we would be required to consolidate its assets and liabilities.

Under the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, a variable interest entity is consolidated by the company holding the variable interest that will absorb a majority of the VIE’s expected losses, or receive a majority of the expected residual returns, or both. The company that consolidates a VIE is referred to as the primary beneficiary. A variety of complex estimation processes involving both qualitative and quantitative factors are used to determine whether an entity is a variable interest entity, to analyze and calculate expected losses and expected residual returns, which involves estimating the future cash flows of the VIE and analyzing the variability in those cash flows, and allocating the losses and returns among the parties holding variable interests. Also, there is a significant amount of judgment required in interpreting the provisions of FIN 46 and applying them to specific transactions.

In our case, FIN 46 applies to certain financing activities primarily conducted for corporate clients, including conduits that we administer, transactions such as collateralized debt obligations and collateralized mortgage obligations, partnerships, synthetic lease trusts and trust preferred securities.

Goodwill Impairment We test our goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. The first step in this test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a second test is required to measure the amount of goodwill impairment. The second step of the goodwill impairment test compares the

Management’s Discussion and Analysis

implied fair value of reporting unit goodwill with the carrying value of that goodwill. If the carrying value of reporting unit goodwill exceeds the implied fair value of that goodwill, we recognize an impairment loss in an amount equal to that excess.

Fair values of reporting units were determined using discounted cash flow models using estimated cash flows based on internal forecasts of revenues and expenses. The cash flows were discounted using market-based discount rates ranging from 8.4 percent to 12.5 percent.

As we discuss in the Business Segments section, we operate in four core business segments. We determined that our reporting units for testing goodwill are our lines of business that are one level below core business segments, where applicable. These reporting units are Wealth Management; General Bank: Commercial, Retail and Small Business; Capital Management: Retail Brokerage Services and Asset Management; and Corporate and Investment Bank: Lending, Global Treasury and Trade Finance, Investment Banking and Principal Investing.

Our impairment evaluations for 2003 indicated that none of our goodwill was impaired. If we were to decrease our estimates of future net cash flows by 20 percent or increase our discount rates by 20 percent, the fair value of each reporting unit would continue to be in excess of its carrying value, indicating that none of our goodwill would be impaired.

Note 1 and Note 8 to Notes to Consolidated Financial Statements provide additional information related to the evaluation of goodwill and to the carrying values by core business segments.

Contingent Liabilities We are subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against us and/or our subsidiaries with respect to transactions in which we and/or our subsidiaries acted as a lender, an underwriter, a financial advisor, a broker, or acted in a related activity. Reserves are established for legal and other claims when it becomes probable we will incur an expense and the amount can be reasonably estimated. We involve internal and external experts, such as attorneys, consultants and other professionals, in assessing probability and in estimating any amounts involved. Throughout the life of a contingency, we or our experts may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims.

Corporate Results of Operations

Net Interest Income and Margin Net interest income increased $690 million, or 7 percent, in 2003 from 2002, while the net interest margin declined 25 basis points to 3.72 percent. Of this decline, 8 basis points was due to the retail brokerage transaction and 6 basis points was due to the consolidation of our conduits. Net interest income grew due to a 14 percent

Average Balance Sheets and Interest Rates

	Years Ended December 31,
(In millions)	2003		2002
	Average	Interest	Average	Interest
	Balances	Rates	Balances	Rates
Interest-bearing bank balances	$3,836	1.31%	$3,312	1.90%
Federal funds sold	16,780	1.02	10,702	1.83
Trading account assets	18,395	4.43	14,774	5.20
Securities	78,593	5.27	62,142	6.32
Commercial loans, net	91,752	4.61	97,504	5.15
Consumer loans, net	66,575	5.65	56,948	6.84

Total loans, net	158,327	5.04	154,452	5.77

Other earning assets	16,309	3.91	10,789	5.12

Risk management derivatives	—	0.53	—	0.56

Total earning assets	292,240	5.25	256,171	6.19

Interest-bearing deposits	155,287	1.28	141,902	2.01
Federal funds purchased	44,326	1.19	32,242	1.73
Commercial paper	7,196	1.00	3,063	1.10
Securities sold short	7,925	2.64	6,322	2.45
Other short-term borrowings	5,166	0.77	2,630	1.04
Long-term debt	36,676	4.02	38,902	4.29
Risk management derivatives	—	0.06	—	0.17

Total interest-bearing liabilities	256,576	1.74	225,061	2.52

Net interest income and margin	$10,863	3.72%	$10,173	3.97%

increase in average earning assets, including $16.5 billion in average securities and $3.9 billion in average loans, supported by growth in low-cost core deposits. The increase in earning assets in 2003 included $7.1 billion in average earning assets from the retail brokerage transaction, $4.6 billion in average earning assets from consolidating our conduits, and $5.7 billion in securities funded through our FDIC-insured money market sweep product introduced in the third quarter of 2003. This product is designed to improve our liquidity while providing more attractive returns for our clients.

Typically bank liabilities, such as certain deposits and short-term borrowings, reprice with changes in short-term rates, while many asset positions are influenced by longer-term rates. Our interest rate risk position generally benefits in a declining rate environment because liabilities reprice more quickly than assets. However, when long-term rates decline faster than short-term rates, as occurred in 2003, this benefit is somewhat offset. The Interest Rate Risk Management section provides additional information. The average federal funds discount rate declined 53 basis points in 2003 from 2002, while longer-term 5-year and 10-year treasury bond rates declined 85 basis points and 59 basis points, respectively. Our current reinvestment strategy is designed to minimize margin compression while reducing duration or long-term risk.

In order to maintain our targeted interest rate risk profile, derivatives are used to hedge the interest rate risk inherent in our assets and liabilities. In a declining rate environment, an increase in the contribution of derivatives, primarily interest rate swaps on fixed rate debt and floating rate loans, offsets declining net interest income from our balance sheet positions. However, it is important to evaluate hedge-related

Management’s Discussion and Analysis

derivative income within the overall context of interest rate risk management. Our derivatives activity is undertaken as part of a program to manage interest rate risk and to maintain a stable net interest margin. For example, we use derivatives to swap our fixed rate debt issuances to floating rate debt. We do this rather than issue floating rate debt because there is a broader market for fixed rate debt. The Risk Governance and Administration section provides additional information on our methodology for interest rate risk management.

The average rate on earning assets declined 94 basis points from 2002 to 5.25 percent in 2003, and the average rate on interest-bearing liabilities decreased 78 basis points from 2002 to 1.74 percent in 2003.

Fee and Other Income Traditionally banks have earned fee and other income from service charges on deposit accounts and other banking products and services, and these continue to be one of the largest components of our fee income. In addition, we have balanced our earnings with a diversified mix of businesses that provide alternative investment and financing products and services for the more sophisticated needs of our clients. These alternative products produce income in our brokerage, asset management and investment banking businesses from commissions and fees for financial advice, custody, insurance and financing alternatives such as loan syndications and asset securitizations. Additionally, we realize gains from selling our investments in securities such as bonds and equities. The fees on many of these products and services are based on market valuations and therefore are sensitive to movements in the financial markets. As the markets begin to recover, we are seeing gradual improvement in these market-sensitive businesses.

Fee and other income increased in 2003 from 2002 primarily due to increased brokerage and insurance commissions, and fiduciary and asset management fees, reflecting the addition to the retail brokerage business and improving equity markets.

Service charges increased slightly in 2003 from 2002, reflecting growth in checking accounts. There also was a modest increase in other banking fees driven primarily by debit card income and international letter of credit fee income, partially offset by a modest decline in mortgage banking-related fees related to rising interest rates and a decline in refinancing activity. Mortgage banking-related fees represent less than one percent of our total revenue. Advisory, underwriting and other investment banking fees, which include fees from asset securitization, loan syndication and debt underwriting businesses and commitment fees, grew 19 percent due to improving equity markets and strong activity in new product offerings in our fixed income businesses. In these businesses, we act as the agent between our clients and the investors who provide financing.

The increase in trading account profits to $85 million in 2003 from a loss of $109 million in 2002 was primarily due to strength in fixed income and equity-linked products.

Fee and Other Income

	Years Ended December 31,
(In millions)	2003	2002	2001
Service charges	$1,731	1,698	1,361
Other banking fees	979	945	806
Commissions	2,355	1,783	1,482
Fiduciary and asset management fees	2,258	1,885	1,725
Advisory, underwriting and other investment banking fees	812	681	500
Trading account profits (losses)	85	(109)	345
Principal investing	(139)	(266)	(707)
Securities gains (losses)	45	169	(67)
Other income	1,268	1,087	851

Total fee and other income	$9,394	7,873	6,296

Principal investing, which includes the results of investments in equity and mezzanine securities, had net losses in 2003 of $139 million, consisting of $222 million in gross gains and $361 million in gross losses. Net losses were attributable to both our direct investment portfolio and our investments in private equity funds, which accounted for $47 million and $92 million of net losses, respectively. Net losses in 2002 were $266 million, which included $125 million in gross gains and $391 million in gross losses. In 2003 and 2002, principal investing results continued to be affected by market trends that began in 2001, including significant declines in the public equity markets, the collapse of the “new economy” and the lack of new capital available to earlier stage venture investments as well as later stage leveraged investments.

The carrying value of the principal investing portfolio at December 31, 2003, was $1.7 billion, consisting of $184 million in direct equity investments that are publicly traded, $269 million of direct investments in mezzanine securities (typically subordinated debt), $446 million of direct private equity investments and $791 million in private equity fund investments. This compares with a carrying value at December 31, 2002, of $2.1 billion, consisting of $81 million in direct equity investments, $524 million of direct investments in mezzanine securities, $647 million of direct private equity investments and $846 million in private equity funds.

Net portfolio securities gains were $45 million in 2003, down $124 million from 2002, and included net gains from portfolio sales of $245 million offset by $200 million in impairment losses. Net portfolio securities gains in 2002 included net gains from portfolio sales of $341 million offset by $172 million in impairment losses.

Other income increased $181 million in 2003 from 2002. Of this increase, $52 million related to mortgage securitization and sales more than offset by a decline of $85 million in home equity sale and securitization income. The sale of loans out of the loan portfolio as well as market value adjustments on and sales of loans held for sale resulted in a net gain of $219 million in 2003 compared with $64 million in 2002. Other income in 2003 also included an increase of $62 million from other corporate investments.

Management’s Discussion and Analysis

Noninterest Expense

	Years Ended December 31,
(In millions)	2003	2002	2001
Salaries and employee benefits	$7,708	6,597	5,810
Occupancy	851	786	730
Equipment	1,021	946	879
Advertising	160	80	66
Communications and supplies	586	545	480
Professional and consulting fees	457	421	359
Sundry expense	1,448	1,286	877

Other noninterest expense	12,231	10,661	9,201
Merger-related and restructuring expenses	443	387	106
Goodwill and other intangible amortization	518	628	523

Total noninterest expense	$13,192	11,676	9,830

Noninterest Expense Noninterest expense increased 13 percent in 2003 from 2002 due primarily to the addition of expense related to the retail brokerage transaction. Excluding the retail brokerage transaction and merger-related and restructuring expenses, noninterest expense year over year increased moderately from higher revenue-based incentives, stock option expense and nondiscretionary costs such as pension expense. The increase in noninterest expense was partially offset by the impact of expense control initiatives and merger efficiencies. Salaries and employee benefits expense in 2003 included an increase in pension expense of $86 million, of which $73 million related to the impact of updated assumptions and plan amendments, and $13 million related to the retail brokerage transaction. The increase in salaries and employee benefits also included $102 million related to the fair value method of accounting for stock options compared with $58 million in 2002. Advertising expense increased due to rebranding activity. See Note 14 to Notes to Consolidated Financial Statements for additional information related to personnel costs and retirement plan amendments.

Merger-Related and Restructuring Expenses We recorded $443 million in net merger-related and restructuring expenses in 2003. This included $364 million of expenses related to the First Union-Wachovia merger and $85 million related to the retail brokerage transaction, offset by $6 million in reversals of previously recorded restructuring expenses. Merger-related and restructuring expenses primarily related to systems conversions, occupancy and equipment costs, and employee termination costs as well as to incremental advertising expense of $68 million specifically related to First Union-Wachovia merger activity such as branch conversions.

In 2002, we recorded $387 million in net merger-related and restructuring expenses primarily in connection with the First Union-Wachovia merger. This included $508 million of expenses offset by $121 million in gains from the sale of 27 First Union branch offices. These expenses consisted primarily of systems conversion, occupancy and equipment, and employee termination costs, as well as advertising and contract cancellation costs.

We have essentially completed the integration of First Union and the former Wachovia as it relates to high customer impact areas. We expect to recognize approximately $240 million of additional merger-related and restructuring expenses through September 2004 in connection with this transaction, including costs related to information technology, infrastructure consolidation, some remaining branch consolidations and severance costs for remaining displacements. In the first quarter of 2003, we reduced our estimate of anticipated one-time charges related to the First Union-Wachovia merger by $110 million to $125 million, to an estimated maximum of $1.4 billion over the three-year integration period ending September 2004. We expect to recognize approximately $450 million pre-tax in connection with the retail brokerage transaction through December 2004.

Goodwill and Other Intangible Assets We recorded purchase accounting adjustments to reflect the contributed assets and liabilities of the retail brokerage transaction at their respective fair values as of July 1, 2003, and to reflect certain exit costs related to the transaction, which has the effect of increasing goodwill. These purchase accounting adjustments are preliminary and subject to refinement for up to one year following consummation.

In connection with the retail brokerage transaction, we estimate merger-related and restructuring expenses and exit cost purchase accounting adjustments of approximately $1.1 billion pre-tax over the anticipated 18-month integration period. We recorded preliminary fair value purchase accounting adjustments of $169 million ($102 million after tax) and exit cost purchase accounting adjustments of $118 million ($76 million after tax), primarily related to occupancy and equipment costs, and a customer relationship intangible of $151 million ($91 million after tax). Based on a purchase price of $1.1 billion, this resulted in goodwill of $205 million at December 31, 2003.

Income Taxes Income taxes were $1.8 billion in 2003, an increase of $745 million from 2002. The effective tax rates were 30.16 percent in 2003 and 23.29 percent in 2002. On a fully tax-equivalent basis, the tax rate was 32.97 percent in 2003 and 26.72 percent in 2002. In 2003, income taxes included a benefit of $58 million related to the second quarter public issuance of $300 million in preferred stock by a Real Estate Investment Trust (REIT) subsidiary. In 2002, income taxes included a benefit of $338 million largely due to a loss on our investment in The Money Store Inc., and, to a lesser extent, to the public issuance of $450 million in preferred stock by the REIT subsidiary. In June 2000, we recorded a $1.8 billion write-down for impairment of goodwill to reflect the lower fair value of our investment in The Money Store for financial reporting purposes, but did not record any related tax benefit. In the third quarter of 2002, The Money Store issued preferred stock to unrelated third parties, resulting in the recognition of the tax benefit. This tax benefit was fully offset by credit and legal actions taken in the last half of 2002 as part of our ongoing strategies to reduce risk.

Management’s Discussion and Analysis

Business Segments

We provide a diversified range of banking and nonbanking financial services and products primarily through our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank. In this section, we discuss the 2003 performance and results of our business segments. But first, we must explain how segment results differ from reported results based on GAAP, and why we present these results this way. We also offer some additional information on two of the key performance metrics used to evaluate our business segments and how these metrics are calculated.

The results for our four core business segments are presented excluding merger-related and restructuring expenses, deposit base and other intangible amortization, minority interest and the cumulative effect of a change in accounting principle. Merger-related and restructuring expenses are discussed in the Corporate Results of Operations section. Minority interest, which is discussed in the Executive Summary section and in the Capital Management section below, relates largely to the retail brokerage transaction. Deposit base and other intangible amortization is presented in the table in the Noninterest Expense section. The cumulative effect of a change in accounting principle refers to new accounting for certain transactions in our own stock and is discussed further in the Stockholders’ Equity section.

We believe that while these items apply to our overall corporate operations, they are not meaningful to understanding or evaluating the performance of our individual business segments. We do not take these items into account as we manage our business segment operations or allocate capital, and therefore, we present segment performance under GAAP with these items excluded.

In addition, for segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a tax-equivalent basis is also used to determine the cash overhead efficiency ratios presented for each business segment. This ratio is calculated by dividing noninterest expense, excluding merger-related and restructuring expenses, and deposit base and other intangible amortization, by the sum of tax-equivalent net interest income and fee and other income. See Note 13 to Notes to Consolidated Financial Statements for a reconciliation of business segment earnings to the consolidated results of operations.

We continuously assess our assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments. Business segment results for 2002 were restated to reflect several significant refinements that were incorporated for 2003. For example, in the first quarter of 2003, we incorporated cost methodology refinements to better align support costs to our business segments and product lines. The impact to segment earnings for full year 2002 as a result of these refinements was a $46 million decrease in the General Bank, a $25 million increase in Capital Management, a $4 million decrease in Wealth Management, a $3 million decrease in the Corporate and Investment Bank, and a $28 million increase in the Parent. Data was not available before 2002, and therefore 2001 was not restated.

Additionally, we have added information about lending commitments, which were not aggregated on a segment basis in 2001, and on the number of full-time equivalent employees in each segment.

Key Performance Metrics In addition to traditional profitability measures such as segment earnings and efficiency ratios, we use two other key financial metrics — risk-adjusted return on capital (RAROC) and economic profit — both aimed at measuring returns in relationship to the risks taken. These measures have been reported extensively in our internal management reports and externally in our business segment reporting since 2001. These two measures are calculated as follows:

RAROC = Economic Net Income / Economic Capital
Economic Profit = Economic Net Income — Capital Charge

RAROC is a ratio of return to risk and is stated as a percentage. Economic profit is a measure of the earnings above an explicit charge for the capital used to support the transaction or business line. It is calculated as a dollar amount of return.

The return component of both of these measures is economic net income, which reflects two adjustments to segment earnings. First, we replace current period provision expense with expected losses (a statistically derived forward-looking number that represents the average expected loan losses over time), and we remove certain noncash expenses. The risk component for these measures is economic capital, which is a statistical estimate of the loss in value a transaction or business line could incur given an extreme event or business environment. Additional information on economic capital and the capital charge used in calculating economic profit is provided below.

Economic Capital Distribution by Risk Type

Economic Capital A disciplined and consistent approach to quantifying risk is required to achieve an accurate risk-based pricing and value-based performance reporting system. We employ an economic capital framework developed to measure the declines in “economic value” a transaction, portfolio or business unit could incur given an extreme event or business environment. The greater the frequency and severity of potential

Management’s Discussion and Analysis

negative outcomes, the greater the levels of capital required. Five risk types are measured, producing the distribution of economic capital for 2003 above.

Economic capital takes into consideration credit risk, market risk, operational, business and other risk.

•	Credit Risk: Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms;

•	Market Risk: The major components of market risk are interest rate risk inherent in our balance sheet, price risk in our principal investing portfolio and market value risk in our trading portfolios; and

•	Operational, Business and Other Risk: Operational risk is the risk of loss from inadequate or failed internal processes, people and systems or from external events. This risk is inherent in all our businesses. Business risk is the potential losses our business lines could suffer that have not been captured elsewhere (such as losses from a difficult business environment). Business and operational risk capital are the primary types of capital held by non-balance sheet intensive businesses such as trust, asset management and brokerage. Other risk represents the loss in value that other miscellaneous and fixed assets could realize that are not capitalized as market risk.

Our economic capital models are calibrated to achieve a standard of default protection equivalent to a “AA” rated institution.

These models were developed to determine economic capital under a consistent, specific, internal definition of risk (that is, uncertainty in economic value). Accordingly, our required aggregate economic capital can be materially different from other capital measures developed under GAAP, regulatory or rating agency frameworks.

Capital Charge We measure the financial returns achieved by a transaction or business unit after deducting a charge for the economic capital required to support the risks taken. We calculate this charge by multiplying the attributed economic capital times the cost of our equity capital (derived through a capital asset pricing model approach).

Capital Charge = Economic Capital x Cost of Capital

Since 2002, the cost of capital has been 11 percent. In 2001, the cost of capital was 12 percent. The reduction reflects both lower market rates and lower risk levels. The cost of capital is reviewed annually by our treasury division and approved by the RAROC Advisory Committee, which is a subcommittee of the Asset and Liability Management Committee. The Risk Governance section has more information.

Application of RAROC and Economic Profit We use these measures in a variety of ways. They are used in the pricing of transactions such as loans, commitments and credit substitutes in each of our business segments. These transactional measures are aggregated to provide portfolio, business line, and ultimately business segment RAROC and economic profit measures. Incremental activities such as new product analysis, business line extensions and acquisitions are also measured using these tools. RAROC and/or economic profit are significant components of line incentive compensation programs and senior management incentive plans.

General Bank

Performance Summary

	Years Ended December 31,
(In millions)	2003	2002	2001
Income statement data
Net interest income (Tax-equivalent)	$7,319	6,860	5,136
Fee and other income	2,220	2,095	1,724
Intersegment revenue	187	162	143

Total revenue (Tax-equivalent)	9,726	9,117	7,003
Provision for loan losses	469	471	425
Noninterest expense	5,370	5,106	4,070
Income taxes (Tax-equivalent)	1,418	1,292	885

Segment earnings	$2,469	2,248	1,623

Performance and other data
Economic profit	$1,811	1,559	1,191
Risk adjusted return on capital (RAROC)	43.39%	38.47	40.46
Economic capital, average	$5,590	5,676	4,185
Cash overhead efficiency ratio (Tax-equivalent)	55.21%	56.00	57.58
Lending commitments	$65,457	57,358	—
Average loans, net	113,495	101,631	75,552
Average core deposits	$152,476	140,489	109,971
FTE employees	34,896	36,503	37,330

General Bank The General Bank segment includes our Retail and Small Business and Commercial lines of business. The General Bank’s products include:

•	Retail Bank: Checking, savings and money market accounts, time deposits and IRAs, credit cards, home equity, residential mortgage, student and personal loans, mutual funds and annuities;

•	Small Business: Deposit, credit and investment products and services to businesses with annual revenues up to $3 million; and

•	Commercial Banking: Commercial deposit, lending, treasury management, dealer financial services and commercial real estate solutions to businesses typically with annual revenues between $3 million and $250 million.

General Bank earnings increased 10 percent in 2003 from 2002 due to higher consumer real estate secured balances and strong growth in small business lending and core deposits.

The rise in net interest income in 2003 reflected a 12 percent increase in average loans and 9 percent growth in average core deposits. Growth in average low-cost core deposits was particularly strong in 2003 at 21 percent from 2002. Core

Management’s Discussion and Analysis

deposits include savings, interest-bearing checking accounts, noninterest-bearing and other consumer time deposits; and low-cost core deposits exclude consumer certificates of deposit and deposits held in our CAP Accounts.

Fee and other income rose 6 percent in 2003 due to mortgage-related revenue and strong debit card revenue as well as to increases in service charges and merchant income.

Noninterest expense increased 5 percent in 2003 from 2002, reflecting higher production-based costs such as incentives. Strong expense management and the realization of merger efficiencies were evident in an improved cash overhead efficiency ratio of 55.2 percent in 2003, down from 56.0 percent in 2002.

Capital Management Capital Management includes Retail Brokerage Services, which includes the retail brokerage and insurance groups; and Asset Management, which includes mutual funds, customized investment advisory services, and corporate and institutional trust services. Capital Management provides a full line of investment products and financial, retirement and estate planning services, including:

•	Retail Brokerage Services: Stocks, bonds, mutual funds, fixed and variable annuities, asset management accounts, and other investment products and services; and

•	Asset Management: Mutual funds, customized advisory services, defined benefit and defined contribution retirement services, and corporate and institutional trust services.

On July 1, 2003, we consummated the combination of the retail brokerage forces of Wachovia and Prudential Financial, Inc. Under the terms of the agreement, Wachovia owns a 62 percent interest in the new retail brokerage firm, which is a consolidated subsidiary of Wachovia, and Prudential owns the remaining 38 percent interest. This transaction created the third largest retail brokerage firm in the country, and at December 31, 2003, had combined client assets of $603.1 billion and 11,500 registered representatives. The new firm operates under the brand name of Wachovia Securities and has a national footprint of 3,300 brokerage locations, including over 760 dedicated retail offices in 49 states and Washington, D.C. The transaction is expected to be accretive to earnings per share in 2004, excluding the effect of merger-related and restructuring expenses.

Capital Management’s results in 2003 were driven largely by the combined retail brokerage operation, although underlying performance also continued to strengthen due to improved equity markets. Earnings increased 22 percent in 2003 compared with 2002, while total revenue increased 38 percent. Noninterest expense in 2003 increased 41 percent from 2002, largely due to the impact of the retail brokerage transaction.

Assets under management increased $15.8 billion from December 31, 2002, to $248.2 billion at December 31, 2003, as equity markets improved. Record net fluctuating fund sales

Capital Management

Performance Summary

	Years Ended December 31,
(In millions)	2003	2002	2001
Income statement data
Net interest income (Tax-equivalent)	$251	162	167
Fee and other income	4,141	3,051	2,815
Intersegment revenue	(69)	(72)	(70)

Total revenue (Tax-equivalent)	4,323	3,141	2,912
Provision for loan losses	—	—	—
Noninterest expense	3,611	2,556	2,419
Income taxes (Tax-equivalent)	259	214	172

Segment earnings	$453	371	321

Performance and other data
Economic profit	$343	295	246
Risk adjusted return on capital (RAROC)	45.24%	53.87	51.29
Economic capital, average	$1,000	689	626
Cash overhead efficiency ratio (Tax-equivalent)	83.51%	81.38	83.05
Average loans, net	$143	165	212
Average core deposits	$2,906	1,343	1,618
FTE employees	19,769	12,682	13,924

and institutional separate account fixed income inflows offset money market fund outflows. Mutual fund assets of $109.4 billion declined slightly from year-end 2002 due to positive customer response to our FDIC-insured money market sweep product. Excluding the transfer of approximately $7.0 billion of Evergreen money market balances into the FDIC-insured product, mutual fund assets increased from year-end 2002 as a result of positive net inflows to equity funds and strength in fixed income funds, including $2.8 billion in closed-end fund offerings in 2003. Broker client assets of $603.1 billion at December 31, 2003, more than doubled from December 31, 2002, and increased $66.2 billion since the February 2003 announcement of the retail brokerage transaction.

Wealth Management Wealth Management provides a comprehensive suite of private banking, trust and investment management, financial planning and insurance services. Products and services include:

•	Credit and debt management products;

•	Legacy management including personal trust and estate settlement services;

•	Risk management services;

•	Investment management and other advisory services that encompass a range of asset classes, such as equity, fixed income, hedge funds, investment real estate and additional types of alternative investments;

•	Other advisory services including financial, tax and estate planning, and philanthropy management such as charitable trusts, foundations and planned giving services; and

•	Cash management, online account aggregation, banking and bill payment.

Management’s Discussion and Analysis

Wealth Management

Performance Summary

	Years Ended December 31,
(In millions)	2003	2002	2001
Income statement data
Net interest income (Tax-equivalent)	$440	400	251
Fee and other income	536	529	381
Intersegment revenue	5	5	1

Total revenue (Tax-equivalent)	981	934	633
Provision for loan losses	12	17	6
Noninterest expense	709	659	434
Income taxes (Tax-equivalent)	95	94	67

Segment earnings	$165	164	126

Performance and other data
Economic profit	$108	114	96
Risk adjusted return on capital (RAROC)	38.51%	42.55	59.36
Economic capital, average	$393	363	203
Cash overhead efficiency ratio (Tax-equivalent)	72.27%	70.52	68.12
Lending commitments	$4,012	3,288	—
Average loans, net	9,740	8,731	5,672
Average core deposits	$10,972	10,031	7,331
FTE employees	3,815	3,726	3,896

The modest increase in Wealth Management’s earnings in 2003 from 2002 primarily reflected 5 percent growth in total revenue offset by an 8 percent increase in noninterest expense. Net interest income grew 10 percent as a result of continued strong loan and deposit production. Fee and other income rose modestly on higher insurance commissions, which were partially offset by a decline in trust and investment management fees, due in part to lower average equity valuations in 2003. Noninterest expense in 2003 rose due to higher benefit costs, incentive payments, legal expenses and severance.

Steady loan and deposit production throughout 2003 drove average loans up 12 percent and average core deposits up 9 percent from 2002. Loan growth was strong in both the consumer and commercial sectors. Higher checking and money market account balances led deposit growth. Assets under management of $64.8 billion in 2003 increased 6 percent from year-end 2002 primarily due to a rebounding equity market.

Corporate and Investment Bank Our Corporate and Investment Bank segment includes Corporate Lending, Global Treasury and Trade Finance, Investment Banking and Principal Investing lines of business.

•	Corporate Lending: Large corporate lending, loan syndications and commercial leasing;

•	Global Treasury and Trade Finance: Treasury management products and services, domestic and international correspondent banking operations, and international trade services;

•	Investment Banking: Equity capital markets, merger and acquisition advisory services, equity-linked products and the activities of our fixed income division (including

Corporate and Investment Bank

Performance Summary

	Years Ended December 31,
(In millions)	2003	2002	2001
Income statement data
Net interest income (Tax-equivalent)	$2,336	2,489	2,130
Fee and other income	2,268	1,582	920
Intersegment revenue	(122)	(87)	(62)

Total revenue (Tax-equivalent)	4,482	3,984	2,988
Provision for loan losses	250	993	543
Noninterest expense	2,348	2,081	2,007
Income taxes (Tax-equivalent)	701	343	146

Segment earnings	$1,183	567	292

Performance and other data
Economic profit	$555	174	(324)
Risk adjusted return on capital (RAROC)	20.62%	13.43	7.17
Economic capital, average	$5,768	7,142	6,705
Cash overhead efficiency ratio (Tax-equivalent)	52.40%	52.22	67.04
Lending committments	$69,728	78,332	—
Average loans, net	33,484	40,946	43,057
Average core deposits	$15,482	12,824	10,692
FTE employees	4,319	4,203	4,566

interest rate products, credit products, structured products and non-dollar products); and

•	Principal Investing: Direct investments primarily in private equity and mezzanine securities, and investments in funds sponsored by select private equity and venture capital groups.

Corporate and Investment Bank earnings more than doubled from 2002 to $1.2 billion in 2003. Economic profit more than tripled from 2002, reflecting improved earnings and sharply reduced economic capital, which declined 19 percent due to lower loan and principal investing balances, improved credit quality and lower unfunded commitments. Total revenue increased 13 percent in the same period as strong results in fixed income products, lower net principal investing losses and improvement in trading account profits more than offset a 6 percent decline in net interest income from lower loan balances in corporate lending.

Fee and other income increased 43 percent in 2003 from 2002, largely driven by a rebound in trading account profits, which increased $218 million in 2003 from 2002, and improved advisory and underwriting fees in fixed income, convertible securities, merger and acquisition advisory services, equity capital markets and loan syndications. Fee and other income also improved due to lower principal investing losses of $138 million in 2003 compared with $266 million in 2002, as well as increased loans held for sale gains.

The provision for loan losses of $250 million in 2003 included $46 million related to the sale or transfer to loans held for sale of $2.0 billion of exposure. Provision expense fell $743 million in 2003 from 2002 due to higher recoveries, improved credit quality and more favorable economic conditions. The

Management’s Discussion and Analysis

provision was higher in 2002 primarily related to higher net charge-offs in the telecommunications sector, Argentina and the energy services sector.

The 18 percent decline in average net loans in 2003 from 2002 was a result of weak loan demand and lower credit facility usage, as well as portfolio management activity designed to reduce economic capital and related credit risk and to improve returns. Average core deposits increased 21 percent in the same period due to growth in commercial mortgage servicing and international trade finance.

Parent Parent includes all of our asset and liability management functions, including managing our investment portfolio for earnings, liquidity and interest rate risk. Parent also includes:

•	The goodwill and other intangible assets, and related funding costs;

•	Certain revenue items not recorded in the business segments discussed in the Fee and Other Income section;

•	Certain expenses that are not allocated to the business segments;

•	Branch sale gains and the results of The Money Store home equity lending, mortgage servicing, indirect auto leasing and credit card businesses that have been divested or are being wound down; and

•	The results of our HomEq Servicing business, which is responsible for loan servicing for the former Money Store loans and home equity loans generated by our mortgage company, as well as servicing for third party portfolios.

Earnings in the Parent were $235 million in 2003 compared with $472 million in 2002. Total revenue in the Parent declined $125 million from 2002 to $745 million in 2003 primarily as a result of a $41 million reduction in mortgage banking income and a $144 million reduction in securities gains, partially offset by a $62 million increase in revenue from other corporate investments. The decline in mortgage banking fees was the result of higher deferrals of loan origination fees in the Parent. Loan origination fees and costs are accounted for on a cash basis in the core business segments, while Parent includes an adjustment to defer and amortize the fees and costs over the life of the loan. In addition, advisory fees in 2002 included an incremental $42 million related to the securitization of assets from one of our conduits. Trading losses of $66 million in 2003 included $31 million in losses related to liquidity agreements we have with the conduits that we administer. Trading losses of $26 million in 2002 included a $42 million loss related to the purchase of $361 million of assets from one of our conduits pursuant to a credit enhancement agreement we have with the conduit.

Noninterest expense declined by $176 million in 2003 from 2002 primarily due to reduced deposit base intangible amortization and legal costs.

Income tax expense increased $258 million from 2002, which included the recognition in 2002 of a tax benefit related to a realized tax loss on our investment in The Money Store. For segment reporting, income tax expense or benefit is allocated to each business segment based on the statutory rate, adjusted for other items, and any difference between the total for all business segments and the consolidated results is included in the Parent.

This segment reflects the impact of Prudential’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Net interest income, fee income and noninterest expense related to this transaction are included in Capital Management.

Balance Sheet Analysis

Earning Assets Our primary types of earning assets are securities and loans. Year-end 2003 earnings assets were $340 billion, a 17 percent increase from $291 billion in 2002. Average earning assets in 2003 were $292 billion, which represented a 14 percent increase from 2002. Nearly half of the increase in earning assets in 2003 from 2002 was due to the addition of $7.1 billion in average earning assets from the retail brokerage transaction, $4.6 billion from consolidating our conduits and $5.7 billion in securities funded through our FDIC-insured product.

Securities The securities portfolio, all of which is classified as available for sale, consists primarily of U.S. Government agency and asset-backed securities. We use this portfolio primarily to manage liquidity, interest rate risk and regulatory capital, and to take advantage of market conditions that create more economically attractive returns on these investments. We had securities available for sale with a market value of $100.4 billion at December 31, 2003, an increase from $75.8 billion at December 31, 2002. The increase related to the addition of $5.0 billion from consolidating our conduits and $20.1 billion of securities purchased in anticipation of our FDIC-insured product.

Securities available for sale included an unrealized gain of $2.2 billion at December 31, 2003, and $2.7 billion at December 31, 2002. The average rate earned on securities available for sale was 5.27 percent in 2003 and 6.32 percent in 2002.

We retain interests in the form of either bonds or residual interests in connection with certain securitizations. The retained interests result primarily from the securitization of residential mortgage loans and prime equity lines. Included in securities available for sale at December 31, 2003, were residual interests with a market value of $1.1 billion, which included an unrealized gain of $369 million. Securities at December 31, 2003, also included retained bonds from securitizations with a market value of $11.3 billion, which included a net unrealized gain of $371 million. At December 31, 2002, securities available for sale included residual interests with a market value of $1.3 billion, which included an unrealized gain of $491 million. Securities at December 31, 2002, also included retained bonds from securitizations

Management’s Discussion and Analysis

with a market value of $18.0 billion, which included a net unrealized gain of $649 million.

At December 31, 2003, retained bonds with an amortized cost of $10.8 billion and a market value of $11.2 billion were rated as investment grade by external rating agencies. Retained bonds with an amortized cost of $10.2 billion and a market value of $10.5 billion at December 31, 2003, have external credit ratings of AA and above. At December 31, 2002, retained bonds with an amortized cost of $16.5 billion and a market value of $17.1 billion were rated as investment grade based on external ratings. Retained bonds with an amortized cost and market value of $15.7 billion and $16.3 billion as of December 31, 2002, respectively, had external credit ratings of AA and above.

The decrease in 2003 in retained interests in securities available for sale from December 31, 2002, was primarily due to pay-downs in retained bonds.

Loans — On-Balance Sheet

	December 31,
(In millions)	2003	2002	2001
Commercial
Commercial, financial and agricultural	$55,453	57,728	61,258
Real estate-construction and other	5,969	4,542	7,969
Real estate-mortgage	15,186	17,735	17,234
Lease financing	23,978	22,667	21,958
Foreign	6,880	6,425	7,653

Total commercial	107,466	109,097	116,072

Consumer
Real estate secured	50,726	46,706	42,912
Student loans	8,435	6,921	2,471
Installment loans	8,965	10,249	12,040

Total consumer	68,126	63,876	57,423

Total loans	175,592	172,973	173,495
Unearned income	10,021	9,876	9,694

Loans, net (On-balance sheet)	$165,571	163,097	163,801

Loans — Managed Portfolio (Including on-balance sheet)

	December 31,
(In millions)	2003	2002	2001
Commercial	$112,041	112,455	123,377
Real estate secured	80,146	79,512	72,458
Student loans	10,526	9,845	8,420
Installment loans	8,965	10,249	12,045

Total managed portfolio	$211,678	212,061	216,300

Loans Net loans increased 2 percent in 2003 from 2002, primarily due to purchases of $8.0 billion of residential mortgage loans for investment purposes, which offset run-off in the mortgage loan portfolio as well as a decline in corporate loans as a result of sales, securitizations and transfers to loans held for sale. In 2003, we transferred to loans held for sale or directly sold $1.7 billion of loans, primarily from the corporate portfolio, compared with transfers or sales of $3.8 billion in 2002.

Year-End 2003 Commercial and Industrial Loans and Leases (a)

Industry Classification

		Committed
(In millions)	Outstanding	Exposure(b)
Manufacturing
Consumer products	$1,134	4,034
Chemicals	727	2,738
Publishing and printing	863	2,606
Steel and metal products	825	2,304
Machinery and equipment	506	2,021
Electronics	549	1,847
Paper	458	1,664
All other	4,362	14,821

Total manufacturing	9,424	32,035
Financial services	9,821	33,205
Services	10,573	29,050
Retail trade	5,253	13,423
Public administration	1,715	12,402
Wholesale trade	5,037	10,768
Property management	5,463	8,846
Individuals	5,786	8,275
Public utilities	1,430	8,143
Insurance	416	4,883
Agriculture, forestry and fishing, and mining	1,359	4,230
Transportation	1,905	3,936
Building contractors	1,412	3,570
Telecommunications and cable	853	2,599
All other(c)	15,428	16,012

Total	$75,875	191,377

Note: Committed exposure does not include risk mitigating credit swap derivatives.

(a) Net of unearned income.

(b) Committed exposure includes amounts outstanding and unfunded letters of credit.

(c) Leases included in “All other.”

Year-End 2003 Commercial Real Estate Loans (a)

Project Type Classification

		Committed
(In millions)	Outstanding	Exposure(b)
Apartments	$4,561	5,436
Office buildings	3,949	4,455
Retail	3,097	3,746
Single family	1,536	3,360
Land-improved	1,285	2,003
Industrial	1,764	1,940
Condominiums	604	1,223
Lodging	952	993
Land-unimproved	615	795
All other	2,792	3,203

Total	$21,155	27,154

(a) Net of unearned income.

(b) Committed exposure includes amounts outstanding.

Distribution by Facility Size (Percent)

Less than $10 million	55%	52
$10 million to $25 million	28	29
$25 million to $50 million	15	17
All other	2	2

Total	100%	100

Management’s Discussion and Analysis

Asset Quality

	Years Ended December 31,
(In millions)	2003	2002	2001
Loans, net	$165,571	163,097	163,801
Allowance for loan losses	$2,504	2,798	2,995
Allowance as % of loans, net	1.51%	1.72	1.83
Allowance as % of nonaccrual and restructured loans	242	177	195
Allowance as % of nonperforming assets	219%	161	175
Net charge-offs	$652	1,122	937
Net charge-offs as % of average loans, net	0.41%	0.73	0.70
Nonperforming assets
Nonaccrual loans	$1,035	1,585	1,534
Foreclosed properties	111	150	179
Loans held for sale	82	138	228

Total nonperforming assets	$1,228	1,873	1,941

Nonperforming assets to loans, net, foreclosed properties and loans held for sale	0.69%	1.11	1.13

Year-End 2003 Nonaccrual

Commercial and Industrial Loans and Leases

Industry Classification

(In millions)	Outstanding
Manufacturing	$179
Cable	122
Services	100
Retail and wholesale trade	88
Telecommunications	45
Transportation	22
Energy	3
All other	206

Total	$765

Commercial loans represented 61 percent and consumer loans 39 percent of the loan portfolio at December 31, 2003. The portfolio mix has been gradually shifting to a greater proportion of consumer real estate secured loans as we have pursued risk reduction strategies to actively reduce potential problem loans and certain large corporate loans.

The majority of our loan portfolio is secured by collateral or is guaranteed. Eighty percent of the commercial loan portfolio is secured by collateral, and 98 percent of the consumer loan portfolio is secured by collateral or is guaranteed. Of our $50.7 billion consumer real estate secured loan portfolio, 85 percent is secured by a first lien, 64 percent of balances have a loan-to-value ratio of 80 percent or less, and 44 percent of balances are priced on a variable rate basis.

The managed loan portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale that are classified in other assets on-balance sheet and the off-balance sheet portfolio of securitized loans sold where we service the loans.

The average rate earned on loans decreased 73 basis points from 2002 to 5.04 percent in 2003, in line with lower interest rates.

Nonperforming Assets The 34 percent decline in 2003 in non-performing assets from 2002 reflected more favorable market conditions, a slowdown in new inflows to commercial nonaccrual loans and $299 million in loan sales directly from the loan portfolio. Nonperforming assets were also reduced by net charge-offs, write-downs in the loans held for sale portfolio and sales of $227 million in nonperforming loans from loans held for sale.

Net Charge-offs Net charge-offs as a percentage of average net loans declined 32 basis points in 2003 from 2002, due mainly to moderating trends in nonperforming assets and our strategic decision to actively manage down potential problem loans. We expect net charge-offs to be in a range of 30 basis points to 40 basis points of average net loans for the full year 2004.

Provision and Allowance for Loan Losses The provision for loan losses declined 60 percent in 2003 from 2002, reflecting improved loan quality and more favorable economic conditions. In addition, we continue to mitigate risk and strengthen our balance sheet by transferring many at-risk credits to loans held for sale or selling them directly out of the loan portfolio. The provision for loan losses in 2003 of $586 million included $75 million associated with the transfer of $953 million of exposure, including $665 million of outstandings and the related unfunded commitments of $288 million, to loans held for sale and to the sale of $1.1 billion of corporate, commercial and consumer loans directly out of the loan portfolio. This compares with 2002, in which the provision of $1.5 billion included $357 million related to $3.8 billion of loans sold directly out of the loan portfolio or transferred to loans held for sale. The provision related to the transfer of loans to loans held for sale was recorded to reduce the carrying value of these loans to their respective fair values.

The allowance for loan losses declined $294 million in 2003 to $2.5 billion, or 1.51 percent of net loans, compared with $2.8 billion, or 1.72 percent of net loans, in 2002. The decline was related to $228 million in allowance associated with loans that were sold or transferred to loans held for sale, and to improving credit quality trends.

Loans Held for Sale Loans held for sale include not only loans originated for sale or securitization as part of our core business strategy but also the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk.

In 2003, we sold or securitized $25.2 billion in loans out of the loans held for sale portfolio. Of the $25.2 billion, $2.4 billion were commercial loans and $22.8 billion were consumer loans, primarily residential mortgages and prime equity lines. Substantially all of these loan sales and securitizations represented normal flow, or core business activity, which means we

Management’s Discussion and Analysis

Year-End 2003 Loans Held for Sale

Industry Classification

	Net
	Carrying	Committed
(In millions)	Amount	Exposure(a)
Core Business
Commercial
Commercial real estate	$2,373	2,404
Commercial	95	130

Total commercial	2,468	2,534

Consumer
Prime equity loans	8,412	21,526
Mortgages	1,050	1,050
Student loans	433	433
Home equity loans	141	141

Total consumer	10,036	23,150

Total core business	12,504	25,684

Portfolio Management
Commercial
Real estate	3	91
Manufacturing	45	53
Telecommunications	10	28
Retail and wholesale trade	—	18
Energy	15	18
Mining	13	13
Services	8	10
Cable	5	10
Other	7	19

Total commercial	106	260
Consumer	15	15

Total portfolio management	121	275

Total loans held for sale	$12,625	25,959

Note: Of the $82 million nonaccrual loans held for sale, $69 million is consumer-related.

(a) Committed exposure includes net carrying amount.

originate the loans with the intent to sell them to third parties. Of the loans sold, $227 million were nonperforming.

As part of our ongoing portfolio management activities, we transferred $521 million of commercial loans and $288 million of additional unfunded exposure to loans held for sale in 2003. In connection with these transfers to loans held for sale, these loans were written down to the lower of cost or market value.

In 2003, we also sold $1.1 billion of loans directly out of the loan portfolio. Of these loans, $772 million were performing and $299 million were nonperforming. Loan sales are recorded as sales directly out of the loan portfolio in situations where the sale is closed in the same period in which the decision to sell was made. We will continue to look for market opportunities to reduce risk in the loan portfolio by either selling loans directly out of the loan portfolio or by transferring loans to loans held for sale.

Liquidity and Capital Adequacy

Core Deposits Deposits are our primary source of funding. We are one of the nation’s largest core deposit-funded banking institutions with a deposit base that is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region. We believe this geographic diversity creates considerable funding diversity and stability. The stability of this funding source is affected by such factors as returns available to customers on alternative investments, the quality of customer service levels, and competitive forces. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits increased 16 percent from December 31, 2002, to $204.7 billion at December 31, 2003. Average low-cost core deposits, which exclude consumer certificates of deposit and deposits held in CAP Accounts, grew 20 percent to $141.6 billion in 2003 from 2002 as we focused on increasing the proportion of low-cost core deposits over higher cost consumer certificate of deposit balances.

In 2003 and 2002, average noninterest-bearing deposits were 24 percent and 23 percent, respectively, of average core deposits. The portion of core deposits in higher rate, other consumer time deposits was 14 percent at December 31, 2003, and 19 percent at December 31, 2002. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to service.

Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $72.5 billion in 2003 and $52.5 billion in 2002. The increase was primarily related to the retail brokerage transaction. Purchased funds were $87.9 billion at December 31, 2003, and $56.9 billion at December 31, 2002.

Long-term Debt Long-term debt declined $2.9 billion from December 31, 2002, to $36.7 billion at December 31, 2003, primarily due to scheduled maturities. In 2004, scheduled maturities of long-term debt amount to $4.8 billion. We anticipate either extending the maturities of these obligations or replacing the maturing obligations.

Long-term debt included $417 million in subordinated notes issued on July 1, 2003, in connection with the retail brokerage transaction. Long-term debt also included $3.0 billion of trust preferred securities at both December 31, 2003 and 2002. Subsidiary trusts issued these preferred securities and used the proceeds to purchase junior subordinated debentures from the Parent. These preferred securities are considered tier 1 capital for regulatory purposes. The Accounting and Regulatory Matters section has additional information.

Wachovia Bank has available a global note program for the issuance of up to $44.5 billion of senior or subordinated

Management’s Discussion and Analysis

notes. In 2003, among other offerings, we issued $500 million in subordinated bank notes under this program. The sale of any notes under this program will depend on future market conditions, funding needs and other factors.

Under a current shelf registration statement filed with the Securities and Exchange Commission, we have $7.3 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In 2003, we issued $750 million in senior debt securities and in February 2004, we issued $1.7 billion of senior debt securities and $900 million of subordinated debt securities under this shelf registration. In addition, we have available for issuance up to $4.0 billion under a medium-term note program covering senior or subordinated debt securities. The sale of debt or equity securities will depend on future market conditions, funding needs and other factors.

Stockholders’ Equity The management of capital in a regulated banking environment requires a balance between optimizing leverage and return on equity while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. Our goal is to generate attractive returns on equity to our stockholders while maintaining sufficient regulatory capital ratios.

Stockholders’ equity increased $350 million from year-end 2002 to $32.4 billion at December 31, 2003. Average diluted common shares outstanding declined by 29 million shares from December 31, 2002, to 1.3 billion diluted common shares at December 31, 2003. In 2003, we repurchased 35 million common shares at a cost of $1.4 billion in connection with our previously announced buyback program, and we settled our remaining forward purchase contract by purchasing 24 million shares at a cost of $773 million. On January 15, 2004, our board of directors authorized a 60 million share increase in our share repurchase program, up to 123 million shares of our common stock. Additional information regarding our share repurchases in the fourth quarter of 2003 is in our 2003 Form 10-K.

In the third quarter of 2002, we entered into transactions involving the simultaneous sale of put options and the purchase of call options (or “collars”) on 5 million shares of our common stock with expiration dates from October 2003 to December 2003. We entered into these collar transactions to manage the potential dilution associated with employee stock options. The put options were sold to offset the cost of purchasing the call options.

On July 1, 2003, we adopted Statement of Financial Standards (SFAS) No. 150, Accounting for Certain Instruments with Characteristics of both Liabilities and Equity, and recorded a $17 million gain after tax for the change in accounting principle related to the treatment of these collar transactions. Before the adoption of SFAS 150, these contracts were recorded in equity, based on contract value. Subsequent to adoption, we recorded $25 million of additional gains on these contracts. We settled all of these contracts in the fourth quarter of 2003 by purchasing 5 million shares of our common stock at an average price of $34.95 per share.

We paid $1.7 billion, or $1.25 per share, in dividends to common stockholders in 2003 compared with $1.4 billion, or $1.00 per share, in 2002. This represented a dividend payout ratio on earnings excluding merger-related and restructuring expenses, intangible amortization and the effect of a change in accounting principle of 34.72 percent in 2003 and 32.68 percent in 2002.

We paid holders of Dividend Equalization Preferred Shares (DEPs) issued in connection with the First Union-Wachovia merger total dividends of $5 million, or 5 cents per DEP share, in 2003, compared with $19 million or 20 cents per DEP share in 2002. The DEPs were a new class of preferred shares issued to shareholders of the former Wachovia who elected to receive them rather than a one-time cash payment at merger consummation of 48 cents per common share. Future dividend rights of the DEPs ceased completely following the fourth quarter 2003 common stock dividend payment, when our total dividends paid to common stockholders equaled $1.20 per common share over four consecutive quarters.

Subsidiary Dividends Wachovia Bank, National Association, is the largest source of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at December 31, 2003, our subsidiaries had $3.8 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $4.4 billion in dividends to the parent company in 2003.

Regulatory Capital As a regulated financial services company, we are governed by certain regulatory capital requirements. Our tier 1 capital ratio increased 30 basis points from December 31, 2002, to 8.52 percent at December 31, 2003, driven primarily by higher retained earnings and the impact of the retail brokerage transaction. The minimum tier 1 capital ratio is 4 percent. At December 31, 2003, we were classified as well capitalized for regulatory purposes, the highest classification. Our total capital and leverage ratios were 11.82 percent and 6.36 percent, respectively, at December 31, 2003, and 12.01 percent and 6.77 percent, respectively, at December 31, 2002.

Management’s Discussion and Analysis

Off-Balance Sheet Transactions

In 2003, the Securities and Exchange Commission issued new guidance on disclosure of off-balance sheet transactions. As a result, lending commitments, which were discussed as off-balance sheet transactions in 2002 are now presented in the tables in the Business Segments section. In addition, consolidating our conduits eliminated the need to disclose these entities as off-balance sheet transactions.

In the normal course of business, we engage in a variety of financial transactions that, under GAAP, either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk.

Guarantees Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or changes in an underlying asset, liability, rate or index. Our guarantees are generally in the form of standby letters of credit, liquidity obligations, recourse obligations and residual value guarantees.

Standby Letters of Credit We issue standby letters of credit to customers in the normal course of our commercial lending businesses. Standby letters of credit are guarantees of performance primarily issued to support private borrowing arrangements, including commercial paper, bond financings and similar transactions. We also assist commercial, municipal, nonprofit and other customers in obtaining long-term tax-exempt funding through municipal bond issues and by providing credit enhancements in the form of standby letters of credit. Under these agreements and under certain conditions, in the event the bondholder requires the issuer to repurchase the bonds prior to maturity and the issuer cannot remarket the bonds, we are obligated to provide funding to the issuer to finance the repurchase of the bonds. We were not required to provide any funding to finance the repurchase of the bonds under these agreements in 2003.

Undrawn standby letters of credit amounted to $27.6 billion at December 31, 2003, and $24.4 billion at December 31, 2002. For letters of credit, we typically charge a fee equal to a percentage of the unfunded commitment. We recognized fee income on unfunded letters of credit of $224 million in 2003 and $238 million in 2002. The risk associated with standby letters of credit is incorporated in the overall assessment of our liquidity risk as described in the Liquidity Risk Management section. The Credit Risk Management section describes how we manage on- and off-balance sheet credit risk.

Summary of Off-Balance Sheet Exposures

	December 31, 2003
	Carrying
(In millions)	Amount	Exposure
Guarantees
Standby letters of credit	$72	27,597
Liquidity guarantees	6	10,319
Loans sold with recourse	29	2,655
Residual value guarantees	4	641

Total guarantees	111	41,212
Retained Interests	—	13,345

Total	$111	54,557

Liquidity Guarantees From time to time, we securitize assets originated through our normal loan production channels or purchased in the open market. In securitization transactions, assets are typically sold to a qualifying special purpose entity (QSPE), which then issues beneficial interests in the form of senior and subordinated interests, including residual interests, collateralized by the assets. The QSPE is a legally distinct, bankruptcy remote entity that is used in these transactions to isolate the cash flows associated with the assets from originator default. This legal isolation and the allocation of risk to different tranches of securities issued by the QSPE allow securitization transactions to generally receive cost-advantaged funding rates.

In certain cases, the investors in the debt issued by the QSPE are conduits that are administered by other parties. We provide liquidity guarantees on the commercial paper issued by the conduits to fund the purchase of the QSPE’s debt. Under these liquidity guarantees, we are obligated to purchase an interest in the assets that are financed by the conduits in the event the conduits are unable to continue to issue commercial paper to finance those assets. The ability to market commercial paper is affected by general economic conditions as well as the credit rating of the party providing the liquidity guarantees. To date, there has not been a situation where these conduits could not issue commercial paper. We received $9 million in 2003 and $13 million in 2002 in fees for providing these liquidity guarantees.

In addition, at the discretion of the conduit administrator and in accordance with the provisions of the liquidity guarantees, we may be required to purchase assets from the conduit. In some cases, the par value of the assets may be less than their fair value and consequently, we record a loss for the difference between the par value and the fair value. In 2003 and 2002, we did not have significant losses associated with these purchases.

Generally, we receive fees from a QSPE for servicing the assets owned by the QSPE. We received $45 million in fees in 2003 and $23 million in fees in 2002.

We also securitize fixed rate municipal bonds. Similar to other securitization transactions, the bonds are sold to a QSPE, which issues short-term tax-exempt securities and residual interests collateralized by the assets. Investors purchase these tax-exempt debt securities and generally we retain the residual interests. We also provide liquidity guarantees on these debt securities issued by the QSPEs. The market for tax-exempt securities is generally very liquid, but in the event the debt securities could not be remarketed due to market conditions, the liquidity guarantee would require us to purchase the debt securities from the QSPE at par value.

Management’s Discussion and Analysis

Loans Sold with Recourse In some loan sales or securitizations, we may provide recourse to the buyer that requires us to repurchase loans at par plus accrued interest upon the occurrence of certain events, which are generally credit related, within a certain period of time. In many cases, we are able to recover amounts paid from the sale of the underlying collateral. In 2003 and 2002, we did not purchase a significant amount of loans associated with these agreements.

Residual Value Guarantees We have leasing transactions in which we provide residual value guarantees. We had $1.4 billion in residual value guarantees outstanding at December 31, 2003, with $641 million representing assets under operating leases. Included in this amount are residual value guarantees of $424 million related to operating leases of railcars. We had residual value guarantees to lessors of $767 million outstanding at December 31, 2002, with $595 million representing assets under operating leases, including $370 million related to operating leases of railcars.

Retained Interests As discussed above, from time to time, we securitize assets originated through our normal loan production channels or purchased in the open market. Certain securitization transactions result in a complete transfer of risk to investors, and in others, we retain risk in the form of senior or subordinated notes or residual interests in the securities issued by the QSPE. In 2003, we securitized and sold $2.9 billion of prime equity lines, retaining $69 million in the form of residual interests. Included in other income were gains related to these securitizations of $115 million in 2003 and $159 million in 2002. We also structure transactions for our customers and in some cases, we may invest in non-controlling interests in the form of equity and/or senior and subordinated notes in the entities.

We have credit, liquidity and market risk associated with our retained interests. Determining the fair value of our retained interests is subjective and is described in more detail in the Critical Accounting Policies section. Retained interests from securitizations with unconsolidated entities, recorded as either available for sale securities, trading account assets, loans or other assets, were $13.3 billion at December 31, 2003.

Risk Governance and Administration

Overview Our corporate risk governance enables us to maintain a strong focus on all major risks that are inherent to our business, including emerging risks. We derive our revenue from providing services and in many cases assuming and managing customer risk for profit. Through our governance structure, risk and return is evaluated to produce sustainable revenue, to reduce earnings volatility and to increase shareholder value creation. Our business exposes us to several risk types including strategic business risks, credit, market, liquidity, operational, compliance, reputation, litigation and other risks.

Board Committees and the Management Operating Committee

Our risk governance structure begins with our board of directors. The board of directors evaluates risk and oversees the management of risk through the following committees:

•	Credit and Finance Committee;

•	Audit and Compliance Committee; and

•	Merger and Technology Committee.

The board of directors has approved management accountabilities and supporting committee structures to effect risk governance. Our chief executive officer is responsible for the overall risk governance structure. Our chief risk officer reports directly to our chief executive officer and is responsible for independent evaluation and oversight of our credit, market and operational risk-taking activities and our risk governance processes.

We oversee strategic business risk and our general business affairs through the Management Operating Committee. This committee meets monthly and is composed of all executives who report directly to the chief executive officer.

Four Components of Risk Governance We have adopted a strategy for establishing control processes and procedures to align risk-taking and risk management throughout our company. The control procedures are aligned around four components of risk governance: our business units; our independent risk management function joined by other corporate staff functions including legal, finance, human resources and technology; internal audit; and specific risk committees.

Our business units are responsible for identifying, acknowledging, quantifying, mitigating and managing all risks. Business unit management determines and executes our strategies, which puts them closest to the changing nature of risks and therefore best able to take action to manage and mitigate those risks. Our management processes, structure and policies help us comply with laws and regulations and provide clear lines of sight for decision-making and accountability.

Our risk management organization provides objective oversight of our risk-taking activities and translates our overall risk appetite into approved limits. Risk management also works with the business units and functional areas to establish appropriate standards and monitors business practices in relation to those standards. Risk management also proactively works with the businesses and senior management to ensure we have continuous focus on key risks in our business and emerging trends that may change our risk profile.

Our internal audit group, which reports directly to the Audit & Compliance Committee, provides an objective assessment of the design and execution of our internal control system including our management systems, risk governance and our policies and procedures. Internal audit activities are designed to provide reasonable assurance that resources are safeguarded; that significant financial, managerial and operating information is complete, accurate and reliable; and that employee actions are in compliance with our policies and applicable laws and regulations.

Management’s Discussion and Analysis

Specific risk committees provide a mechanism to bring together the many perspectives of our management team to discuss emerging risk issues, monitor our risk-taking activities and evaluate specific transactions and exposures. These committees also monitor the direction and trend of risks relative to business strategies and market conditions, and they direct management to respond to risk issues.

Senior Risk Committee To ensure our risk management principles and objectives are accomplished, we have formed a Senior Risk Committee, whose members include certain members of the Management Operating Committee. The Senior Risk Committee is chaired by the chief executive officer and reports to the board of directors.

The Senior Risk Committee meets monthly and is responsible for approving and implementing our overall risk governance structure. This committee is also charged with monitoring the direction and trend of risks relative to business strategies set by the Management Operating Committee and relative to market conditions and other external factors. The Senior Risk Committee reviews identified emerging risks and directs action to appropriately mitigate those risks. Furthermore, the Senior Risk Committee oversees and monitors risk through the activities of five key management committees that ultimately report to the Senior Risk Committee: the Credit Risk Committee, the Asset and Liability Committee, the Market Risk Committee, the Corporate Loan Loss Allowance Committee, and the Operational Risk Committee. The Senior Risk Committee also ensures that responsibilities and accountabilities for risk management and corrective action on control matters are properly delegated to appropriate individuals and implemented on a timely basis.

The Credit Risk Committee meets quarterly and is responsible for overseeing credit risk across the organization. The chief executive officer chairs this committee, and its membership includes the chief risk officer, the chief financial officer, and certain other members of the Management Operating Committee. The Credit Risk Committee monitors the level of credit risk, reviews business conditions, receives reports from our internal credit risk review group, approves significant policies regarding credit risk, and establishes appropriate limits and guidelines designed to match business practices to our appetite for credit risk and overall strategies.

The Asset and Liability Committee (ALCO) is responsible for overseeing our interest rate risk, liquidity risk, capital and RAROC methodologies, capital allocation, new products and services, structured products activities, and market risk for trading activities. This committee meets monthly and is chaired by the chief financial officer, and other members include the chief executive officer, the chief risk officer, treasurer and other members of the Management Operating Committee. The Asset and Liability Committee approves key policies and limits for the risks under its purview in keeping with our appetite for these risks and strategies.

The Market Risk Committee reports to the Asset and Liability Committee and is responsible for overseeing our market risk associated with trading activities. The chief risk officer chairs this committee, and other members include the chief financial officer, treasurer, and other members of the Management Operating Committee.

The Corporate Loan Loss Allowance Committee is responsible for ensuring that our loan loss allowance is maintained at appropriate levels and that the allowance methodologies conform with accounting and regulatory requirements. The chief risk officer chairs this committee, and other members include the principal accounting officer and other senior managers in the risk management group.

The Operational Risk Committee is responsible for the operational risk framework used for managing operational risk and oversees the levels and trends in operational risks. This committee meets quarterly and is chaired by the chief risk officer. Other members include members of the Management Operating Committee who have responsibility for specific types of operational risk such as technology, human capital, and losses due to fraud.

Credit Risk Management Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms. We are subject to credit risk in our lending, trading, investing, liquidity and funding, and asset management activities. The nature and amount of credit risk depends on the types of transactions, the structure of those transactions and the parties involved. In general, credit risk is incidental to our trading, liquidity and funding, and asset management activities, while it is central to the profit strategy in lending. As a result, the majority of our credit risk is associated with our lending activities.

Credit risk is managed through a combination of policies and procedures and risk-taking or commitment authorities that are tracked and regularly updated in a centralized database. The board grants credit authority to the chief executive officer, who in turn, has delegated that authority to the chief risk officer. Credit authorities are further delegated through the independent risk management organization. Most officers who are authorized to approve credit exposure are in the risk management organization and are independent of the officers who are responsible for generating new business.

The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines approved by the Credit Risk Committee. These guidelines are based on the default probabilities associated with the credit facilities extended to each borrower or related group of borrowers as well as on the economic capital associated with them.

Concentration risk is managed through geographic and industry diversification, country limits and loan quality factors. The Credit Risk Committee approves industry concentration and country exposure limits.

Management’s Discussion and Analysis

Commercial Credit All commercial loans are assigned internal risk ratings reflecting the probability of the borrower defaulting on any obligation and the probable loss in the event of a default.

Commercial credit extensions are also evaluated using a RAROC model that considers pricing, internal risk ratings, loan structure and tenor, among other variables. This produces a risk and return analysis, enabling the efficient use of economic capital attributable to credit risk. The same credit processes and checks and balances are used for unfunded commitments as well as for funded exposures.

Economic capital for all credit risk assets is calculated by the portfolio management group within the risk management organization. As part of their annual capital level review, this group analyzes factors that are used to determine the amount of economic capital needed to support credit risk in the loan portfolio. The economic capital methodologies for credit risk are reviewed and approved by the RAROC Advisory Committee, a subcommittee of the Asset and Liability Committee.

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

Credit approvals are based, among other factors, on the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook. There are two processes for approving credit risk exposures. The first involves standard approval structures (such as rapid approval grids) for use in retail, certain small business lending and most trading activities. The second, and more prevalent approach, involves individual approval of exposures consistent with the authority delegated to officers experienced in the industries and loan structures over which they have responsibility.

In commercial lending, servicing of credit exposure may be as often as weekly for certain types of asset-based lending, to annually for certain lower-risk loans. Some term loans having characteristics similar to retail loans are monitored for delinquencies only. In general, quarterly or semiannual servicing is normal for all significant exposures. The internal risk ratings are confirmed with each major servicing event.

Borrower exposures may be designated as “watch list” accounts when warranted by either environmental factors or individual company performance. Such accounts are subjected to additional quarterly reviews by the business line management, risk management and credit risk review staff, and our chief risk officer in order to adequately assess the borrower’s credit status and to take appropriate action. In addition, projections of both nonperforming assets and losses for future quarters are performed monthly. We have also established special teams composed of highly skilled and experienced lenders to manage problem credits. These teams handle commercial recoveries, workouts and problem loan sales.

Commercial credit checks and balances, the independence of risk management functions and specialized processes are all designed to avoid problems where possible and to recognize and address problems early in the cycle when they do occur.

Retail Credit In retail lending, we manage credit risk from a portfolio view rather than by specific borrower as in commercial lending. The risk management division, working with the line of business, determines the appropriate risk and return profile for each portfolio, using a variety of tools including quantitative models and scorecards tailored to meet our specific needs.

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

VAR Profile by Risk Type

(In millions)		2003			2002
Risk Category	High	Low	Avg	High	Low	Avg
Interest rate	$18.8	6.0	10.0	16.6	2.7	11.2
Foreign exchange	1.6	0.3	0.7	4.7	0.2	1.3
Equity	15.7	0.9	8.5	11.0	3.3	6.9

Aggregate	$22.1	9.2	13.7	17.8	9.4	13.5

Market Risk Management Market risk represents the risk of declines in value that our on- and off-balance sheet positions could realize given a variety of market movements, such as changes in interest rates, equity prices and foreign exchange rates. We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Risk management activities are overseen by an independent market risk group, which reports outside of the business units to the risk management group. Risk measures include the use of value-at-risk (VAR) methodology with limits approved by the Market Risk Committee and subsequently by the Asset and Liability Committee. The Market Risk Committee also approves a variety of other trading limits designed to match trading activities to our appetite for risk and strategies.

The VAR methodology uses recent market volatility to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent confidence level.

Management’s Discussion and Analysis

Daily VAR Backtesting
(Dollars of revenue in millions)

Histogram of Daily Profit and Loss in 2003
(Dollars of revenue in millions)

The VAR model uses historical data from the most recent 252 trading days. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit for 2003 was $30 million. The total 1-day VAR was $12 million at December 31, 2003, and $13 million at December 31, 2002, and primarily related to interest rate risk and equity risk. The high, low and average VARs in 2003 were $22 million, $9 million and $14 million, respectively.

Operational Risk Management Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This risk is inherent in all our businesses.

The financial services industry is in the early stages of developing a comprehensive and enterprise-wide framework for organizational structure, processes, and technologies to manage and measure operational risk. We recognized the need to establish operational risk as a distinct risk when we revised our economic capital models in 2000. Quantification of operational risk is challenging and highly complex, and we have devoted significant resources to refining our framework and models. We believe that proactive management of operational risk is a competitive advantage due to lower earnings volatility, greater customer satisfaction and enhanced reputation.

Operational risk is divided into the following functional risk areas: vendor risk, compliance, technology, financial, fiduciary, human capital, business continuity planning, legal, change and implementation risk, and internal and external fraud. In addition to our governance process, we devote significant emphasis and resources to continuous refinement of processes and tools that aid us in proactive identification and management of material operational risks. Additionally, we focus on training, education and development of a risk management culture that reinforces the message that all employees are responsible for the management of operational risk.

The enterprise-wide operational risk team reporting to the chief risk officer is composed of professionals who work with business line and risk management resources to deploy and improve operational risk management competencies, processes and technologies. Additionally, this group is responsible for corporate operational risk governance and information reporting to executive management and to the board of directors, including the Audit & Compliance Committee and the Credit & Finance Committee.

To further strengthen our risk management governance processes and structure, we have developed several enterprise-wide policies covering governance, risk and control self-assessment, loss collection, and economic and regulatory capital. In 2003, we selected a technology platform to improve the efficiency and consistency of risks, controls, and loss data collection and reporting. Additionally, we have reorganized the compliance function to enhance its independence. All business line compliance resources now report centrally to the risk management division under the leadership of our chief compliance officer.

Managing merger risk and change in general is a key component of operational risk. To manage the Wachovia Securities brokerage transaction integration risk, our merger integration team, led by an experienced merger executive, is following the same risk management processes used in the First Union-Wachovia merger. A disciplined process to assess organizational readiness for change is being used. This process provides readiness and risk information related to staffing, training, customer communication, compliance, vendors, corporate real estate, technology infrastructure, application systems, operational support and reconcilement.

We are also focused on other key operational risks such as business continuity, reliance on vendors, and privacy and information security. These risks are not unique to our institution and are inherent in the financial services industry.

Management’s Discussion and Analysis

The management of business continuity and availability risk includes consideration of the people, processes and technologies that support our day-to-day operations. It also includes specific contingency plans for business disruptions such as natural disasters, terrorism or failure of systems. We manage this risk by developing business continuity plans and periodic testing and validation.

Vendor risks include the strategic, reputation, financial, compliance or transaction impact that might result from reliance on third party vendors and alliance partners for delivery of services to our customers. We manage this risk by performing both initial and periodic assessments of each third party relationship to ensure that the delivery of products and services to our customers is not negatively affected. Additionally, we require that service providers implement appropriate measures to meet the objectives of our security guidelines. We continue to refine our governance structure, processes and training in order to manage this risk more effectively.

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

We link business performance measurements to operational risk through risk profiles, quality of the internal controls and capital allocation.

Liquidity Risk Management Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments, lease obligations, contingent liquidity commitments and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs. However, the Liquidity Risk Management table focuses only on future obligations.

In the table above, all deposits with indeterminate maturities, such as demand deposits, checking accounts, savings accounts and money market accounts, are presented as having a maturity of one year or less.

Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings, cash flows from operations, and asset securitizations and sales.

Liquidity Risk Management

	December 31, 2003
			Over One	Over Three	Over
		One Year	Year Through	Years Through	Five
(In millions)	Total	or Less	Three Years	Five Years	Years
Contractual Commitments
Deposit maturities	$221,225	207,218	8,315	4,798	894
Long-term debt	36,730	4,842	14,253	7,494	10,141
Operating lease obligations	3,167	427	743	584	1,413
Capital lease obligations	904	30	60	805	9
Investment obligations	1,060	1,060	–	–	–
Contractual purchase obligations	756	383	319	54	–

Total	$263,842	213,960	23,690	13,735	12,457

Cash flows from operations are a significant component of liquidity risk management and consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments.

We purchase funds on an unsecured basis in the federal funds, commercial paper, bank note, national certificate of deposit and long-term debt markets. In addition, we routinely use securities in our trading portfolio and in our available for sale portfolio as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the Federal Reserve Bank. Our ability to access unsecured funding markets and the cost of funds acquired in these markets is primarily dependent on our credit rating, which is currently P-1/A-1 for short-term paper and Aa3/A for senior debt (Moody’s and Standard & Poor’s, respectively). Our goal is to maintain a long-term AA credit rating. We believe a long-term credit rating of AA will provide us with many benefits, including access to additional funding sources at lower rates (assuming a static interest rate environment). Conversely, a downgrade from our current long-term debt ratings would have an adverse impact, including higher costs of funds, access to fewer funding sources and possibly the triggering of liquidity agreements. Providing funding under liquidity agreements may result in our forgoing more profitable lending and investing opportunities because of funding constraints.

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

The Asset and Liability Committee is responsible for liquidity risk management. This committee approves liquidity limits and receives thorough periodic reports on our liquidity position. The liquidity reporting details compliance with limits and with guidelines. It includes a review of forecasted liquidity needs based on scheduled and discretionary asset and liability maturities. It evaluates the adequacy of funding sources to meet these needs. In addition, stress tests are evaluated

Management’s Discussion and Analysis

to determine required levels of funding in an adverse environment. These stress tests include reduced access to traditional funding sources in addition to unexpected drawdowns of contingent liquidity exposures (for example, liquidity agreements with conduits).

Derivatives We use derivatives to manage our exposure to interest rate risk, to generate profits from proprietary trading and to assist our customers with their risk management objectives. All derivatives are recorded on the balance sheet at fair value with realized and unrealized gains and losses included either in the results of operations or in other comprehensive income, depending on the nature and purpose of the derivative transaction. Derivative transactions are often measured in terms of notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is not usually exchanged, but is used only as the basis on which interest or other payments are calculated.

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

Swap contracts are commitments to settle in cash at a future date or dates, which may range from a few days to a number of years, based on differentials between specified financial indices as applied to a notional principal amount. Futures and forward contracts are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery. Option contracts give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time, a financial instrument at a contracted price that may also be settled in cash, based on differentials between specified indices. Credit derivatives are contractual agreements that in exchange for a fee provide insurance against a credit event including bankruptcy, insolvency, credit downgrade and failure to meet payment obligations of one or more referenced credits.

We measure the credit exposure on our derivative contracts by taking into account both the current market value of each contract in a gain position, which is reported on the balance sheet, and a prudent estimate of potential change in value over each contract’s life. The measurement of the potential future exposure for each derivative is based on a simulation of market rates and generally takes into account legally enforceable risk mitigating agreements for each obligor such as netting and collateral.

We manage the credit risk of these instruments in much the same way that we manage credit risk of our loan portfolios, by establishing credit limits for each counterparty and by requiring collateral agreements for dealer transactions. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty. Credit risk is also reduced significantly by entering into legally enforceable master netting agreements. When we have more than one transaction with a counterparty and there is a legally enforceable master netting agreement in place, the exposure represents the net of the gain and loss positions with that counterparty. The Credit Risk Management section has more information on the management of credit risk.

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

Detailed information on our derivatives used for interest rate risk management is included in Table 18 through Table 20. Additional information is also included in Note 1, Note 3 and Note 18 to Notes to Consolidated Financial Statements.

Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish the income that we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process; two major risk factors that affect the decisions we make in this process; and the actions we took in 2003 and 2002 to protect earnings from interest rate risk.

The Asset and Liability Committee, which oversees the interest rate risk management process and approves policy guidelines, is led by the chief financial officer and includes the chief executive officer, leaders of our business units, the treasury division, and other finance personnel. This committee meets at least monthly and reports to the Credit and Finance Committee of our board of directors. Treasury division management and other finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines as needed to manage overall interest rate risk.

A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Our large and relatively rate-insensitive deposit base funds a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Over the last 18 to 24 months, our deposit

Management’s Discussion and Analysis

growth has far outpaced our loan growth, significantly adding to our naturally asset-sensitive position.

To achieve more neutrality or liability-sensitivity in our balance sheet, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives. A balance sheet is described as liability-sensitive when its liabilities (deposits and borrowings) reprice more frequently or to a greater degree than its assets (loans and securities). A liability-sensitive balance sheet will produce a lower level of net interest income when interest rates rise and more net interest income when rates decline.

We often elect to use derivatives to protect assets, liabilities and future financial transactions from changes in interest rates. When deciding whether to use derivatives instead of investing in securities to reach the same goal, we consider a number of factors, such as cost, efficiency, the effect on our liquidity and capital, and our overall strategy. We choose to use derivatives when they provide greater relative value or more efficient execution of our strategy than securities. The derivatives we use for interest rate risk management include various interest rate swaps, futures, forwards and options. We fully incorporate the market risk associated with interest rate risk management derivatives into our earnings simulation model in the same manner as other on-balance sheet financial instruments. The market risk associated with trading and customer derivative positions is managed using the VAR methodology, as described in the Market Risk Management section.

As economic conditions improve and loan demand increases, we expect to rely to a larger extent on our large base of low-cost core deposits to fund lending activities. The characteristics of the loans that we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if we add more fixed rate loans to our loan portfolio, we would likely allow existing discretionary investments to mature or be liquidated. If we add more variable rate loans, we would likely allow fixed rate securities to mature or be liquidated, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans.

The two risk factors having the largest impact on our expected earnings are repricing risk and curve risk.

Repricing risk refers to the impact that changes in short-term interest rates such as the federal funds, LIBOR and prime rates can have on variable rate assets and liabilities, and on interest rate derivatives. Curve risk refers to the impact of changes in rates greater than one year in term on existing assets and liabilities, as well as new fixed rate loans, securities and debt. Our definition of curve risk most notably would include the impact from customer options to prepay, which would affect the cash flows of mortgage-related assets.

We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios and for time periods as long as 36 months. However, in analyzing interest rate sensitivity for policy measurement, we compare our forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate” and “flat rate” scenarios. The policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure that we prudently manage the interest-bearing assets and liabilities on our balance sheet in ways that improve our financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of our earnings per share in both falling and rising rate environments.

Our “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. The “high rate” and “low rate” scenarios assume gradual 200 basis point increases or decreases in the federal funds rate relative to the “market forward rate” scenario. Our standard approach evaluates expected earnings in a 200 basis point range both above and below the “market forward rate” scenario. However, due to the currently low absolute level of the federal funds rate, we modified the “low rate” scenario to measure a decline of only 50 basis points. All rates with terms shorter than one year are derived in the above manner, and we measure repricing risk accordingly.

To capture the impact of curve-related risk, we simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year and 30-year treasury note rates would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a “steepening” of the yield curve. A steepening of the yield curve typically lessens the negative effect on rate sensitivity as short-term rates rise. Conversely, a flattening of the yield curve increases the negative effect of rising rates on a liability sensitive balance sheet.

The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested, and the shape of the curve implicit in the “market forward rate” scenario. For example, as of the end of the fourth quarter of 2003, the spread between the 10-year and two-year treasury note rates was 236 basis points, which historically would be considered very wide. The average spread between the 10-year and two-year treasury note rates since 1980 has been approximately 78 basis points, including periods of inversion.

Management’s Discussion and Analysis

In this historically steep yield curve environment, we believe prudent risk management practices dictate the evaluation of rate shifts that include a “flattening” of the yield curve where short-term rates rise faster and to a greater degree than long-term rates. Accordingly, in December 2003 we evaluated scenarios that measure the impact of a “moderate flattening” and a “severe flattening” of the yield curve. Interest rate risk management decisions are based on a composite view of sensitivity considering parallel and nonparallel shifts. The methodology we use is discussed further in the Earnings Sensitivity section.

In 2003, our investment strategy was tailored to manage both repricing and curve-related risk. Investments in mortgage-related loans and securities comprised approximately 58 percent of all our discretionary positions.

Mortgage-related assets possess unique risk profiles due to the optional nature of their cash flows. We seek to optimize our investment decisions by considering how these assets perform in a variety of conditions. As previously mentioned, our most significant curve-related risk would be prepayment-driven changes in the expected cash flows of mortgage-related assets. When rates decline, for example, borrowers may refinance their loans with a new, lower rate mortgage, which shortens the expected average life of the original loan. When rates rise, however, there is less incentive to refinance, which therefore may extend the expected time frame over which these loans will be outstanding (i.e., they have longer expected average lives.)

We use mortgage securities as a hedge against both rising and falling interest rates, depending on their purchase price, which has a significant impact on their yield in different rate environments.

When mortgage securities are purchased at a premium, the amortization of the premium can cause increases or decreases in the yield of the securities, depending on the rate environment. In the rate environment experienced in the first half of 2003, higher coupon, premium mortgage securities had increased risk of prepayment. Therefore, their expected lives were very short, and yield performance was quite low. In the rising rate environment we experienced since midyear 2003, the extension of these higher rate cash flows has caused the yield of securities purchased at a premium to perform much better than securities purchased at par. This yield dynamic serves as a partial hedge against rising rates, and permits a fixed rate, premium security to perform similar to a floating rate security given moderate increases in long-term rates.

Loans originated at historically low rates during the first and second quarters of 2003 are less likely to be refinanced than those issued in a more normal rate environment. As a result, securities collateralized by these loans should have significantly longer expected average lives. Securities with longer expected average lives have a higher level of risk to rising rates than securities with shorter average lives. We selectively include current coupon mortgage securities in our portfolio as a hedge against a continued low rate environment.

Mortgage securities purchased at a discount are collateralized by loans with interest rates lower than the interest rates on newly originated mortgages. The underlying loans have longer expected average lives than the loans collateralizing the securities purchased at par, therefore possessing a higher level of risk to rising rates. In the normal course of interest rate risk management, we routinely invest in discount securities as a hedge against declining rates. However, due to historically low first and second quarter 2003 rate levels, virtually all mortgage securities were priced at par or above. As a result, during that period, we chose to purchase interest rate floors in the derivatives market as an efficient way to provide protection against declining rates.

As a balance to the risks inherent in investing in mortgage-backed securities, we also maintain a diversified portfolio of assets with differing risk profiles. Assets such as highly rated commercial mortgage-backed securities are structured with prepayment protection and therefore they have more certain cash flows. At year-end 2003, this asset class made up 7 percent of our portfolio. We have also achieved yield curve diversification by making investments in highly rated foreign-denominated securities that reflect the characteristics of European economic conditions. We generally hedge currency risk when we invest in foreign securities.

Earnings Sensitivity The following table provides a summary of our interest rate sensitivity measurement.

Policy Period Sensitivity Measurement

	Actual Fed	Implied Fed	Percent
	Funds Rate at	Funds Rate at	Earnings
	December 1, 2003	November 30, 2004	Sensitivity
Flat Rate Scenarios*	1.00%	1.00	–
High Rate		3.00	(1.20)
Low Rate		0.50	0.60

Market Forward	1.00%	2.15	–
Rate Scenarios**
High Rate Composite		4.15	(2.10)
Low Rate		1.65	0.30

*Assumes that base Fed Funds rate remains unchanged.
**Assumes that base Fed Funds rate mirrors market expectations.

Interest Rate Scenarios and Yield Curve Shape

Management’s Discussion and Analysis

Our “flat rate” scenario holds the federal funds rate constant at 1.00 percent through November 2004. Based on our December 2003 outlook, if interest rates were to follow our “high rate” scenario (i.e., a 200 basis point increase in short-term rates from our “flat rate” scenario) with a parallel shift in the yield curve, our earnings sensitivity model indicates earnings during the 12-month policy measurement period would decline by 1.2 percent.

Typically, we analyze a 200 basis point decline for our “low rate” scenario. However, because of the current federal funds rate level, we believe a 50 basis point decline in rates is more appropriate. If rates were to follow the “low rate” scenario relative to our “flat rate” scenario, our earnings would increase by 0.6 percent.

For our “most likely rate” scenario, we believe the “market forward rate” is the most appropriate. The “market forward rate” scenario assumes the federal funds rate of 1.00 percent in December 2003 gradually rises to 2.15 percent through the end of our policy measurement period. As previously discussed, the current yield curve is considered quite steep. In the fourth quarter of 2003, the spread between the 10-year and two-year treasury note rates was 236 basis points. Our “market forward rate” scenario would anticipate a narrowing of this spread over the forecast horizon to approximately 163 basis points by year-end 2004. While the “flattening” of the yield curve in this instance is quite significant, 163 basis points is still considered a steep curve. In fact, the average spread between the 10-year and two-year treasury note rates since 1980 has been approximately 78 basis points, including periods of inversion.

Our sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. The first is a gradual 200 basis point increase at each point on the yield curve over a 12-month period. This is referred to as a parallel shift in the curve and would follow the “market forward rate” scenario’s expected flattening. Next we measure the exposure to nonparallel shifts by allowing short-term rates to rise by 200 basis points, while allowing rates of terms longer than one year to increase by a lesser degree. This approach creates incrementally flatter curves. In a liability sensitive balance sheet, this has the impact of stressing liability costs by a full 200 basis points, while new fixed rate lending and investment rates receive less than a 200 basis point increase. The focal point is the spread between the 10-year and two-year treasury note rates. In our “moderate flattening” scenario, this spread declines from 163 basis points in the “market forward rate” scenario to 97 basis points. This flattening is quite significant in relation to the most likely scenario; however, it is still above the historical average. Our “severe flattening” scenario reduces the spread between the 10-year and two-year treasury note rates to 26 basis points by the end of the measurement period. This approach fully stresses expected earnings to the risks of nonparallel curve shifts. The reported sensitivity is a composite of these three scenarios.

Our model indicates that earnings would be negatively affected by 2.1 percent in a “high rate” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where rates gradually decline 50 basis points over a 12-month period relative to the “market forward rate” scenario. The model indicates that earnings would be positively affected in this scenario by 0.3 percent. While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent.

Since year-end 2003, we have entered into hedges that are expected to reduce our exposure to rising rates as of December 2004 by approximately 1 percent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

Financial Disclosure We have always maintained internal controls over financial reporting, which generally include those controls relating to the preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America. As a bank holding company, we are subject to the internal control reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act, and therefore, we are very familiar with the process of maintaining and evaluating our internal controls over financial reporting. We also are focused on our “disclosure controls and procedures,” which as defined by the Securities and Exchange Commission are generally those controls and procedures designed to ensure that financial and non-financial information required to be disclosed in our reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to management, including our chief executive officer and our chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Our Disclosure Committee, which includes senior representatives from our treasury, accounting and investor relations departments, as well as from our four core business segments, assists senior management in its oversight of the accuracy and timeliness of our disclosures, as well as in implementing and evaluating our overall disclosure process. As part of our disclosure process, accounting representatives in our finance division and representatives from our four core business segments prepare and review monthly, quarterly and annual financial reports, which also are reviewed by each of the business segment’s chief financial officers and senior management. Accounting representatives in our finance division also conduct further reviews with our senior management team, other appropriate personnel involved in the disclosure process, including the Disclosure Committee and internal audit, and our independent auditors and counsel, as appropriate. Financial results and other financial information also are reviewed with the Audit & Compliance Committee of the board of directors on a quarterly basis. In addition, accounting

Management’s Discussion and Analysis

representatives in our finance division meet with representatives of our primary federal banking regulators on a quarterly basis to review, among other things, income statement and balance sheet trends, any significant or unusual transactions, changes in or adoption of significant accounting policies, and other significant non-financial data, as identified by our representatives. The chief executive officer and the chief financial officer also meet with the federal banking regulators on a semiannual basis. As required by applicable regulatory requirements, the chief executive officer and the chief financial officer review and make various certifications regarding the accuracy of our periodic public reports filed with the SEC, our disclosure controls and procedures, and our internal control over financial reporting. With the assistance of the Disclosure Committee, we will continue to assess and monitor our disclosure controls and procedures, and our internal controls over financial reporting, and will make refinements as necessary.

Accounting and Regulatory Matters

The following information addresses recently issued accounting standards that will affect us as well as new or proposed legislation that will continue to have a significant impact on our industry.

Consolidation In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, which addresses consolidation of variable interest entities (VIEs), certain of which are also referred to as special-purpose entities (SPE). VIEs are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinate financial support from other parties. Under the provisions of FIN 46, a company is deemed to be the “primary beneficiary,” and thus required to consolidate a VIE if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses, that will receive a majority of the VIE’s expected residual returns, or both. The provisions of FIN 46 were applicable to variable interests in VIEs created after January 31, 2003. Variable interests in VIEs created before February 1, 2003, were originally subject to the provisions of FIN 46 no later than July 1, 2003. In October 2003, the FASB issued guidance that provided for a deferral of the effective date of applying FIN 46 to entities created before February 1, 2003, to no later than December 31, 2003. In addition, the deferral permitted a company to apply FIN 46 as of July 1, 2003, to some or all of the VIEs in which it holds an interest, and the rest on December 31, 2003.

In December 2003, the FASB issued a revision to FIN 46 (FIN 46R), which clarified and interpreted certain of the provisions of FIN 46, without changing the basic accounting model in FIN 46. The provisions of FIN 46R are effective no later than March 31, 2004. However, companies must apply either FIN 46 or FIN 46R to those entities considered SPEs no later than December 31, 2003.

On July 1, 2003, we applied the provisions of FIN 46 to all entities in which we hold a variable interest with the exception of our investments in low income housing tax credit partnerships to which we applied FIN 46 on December 31, 2003. We will apply the provisions of FIN 46R on March 31, 2004. In connection with the adoption of FIN 46R, we will deconsolidate the trusts associated with our trust preferred securities, which will not have a material impact on our consolidated financial position or results of operations. We are still in the process of analyzing and interpreting FIN 46R as it applies to other entities.

We arrange financing for certain customer transactions through multi-seller commercial paper conduits that provide our customers with access to the commercial paper market. We also provide liquidity commitments to these multi-seller conduits that we administer. As currently structured, these conduits are VIEs in which we are the primary beneficiary. We applied FIN 46 to these entities on July 1, 2003, and consolidated our conduits. This consolidation added $9.1 billion of assets, including securities of $5.0 billion and other earning assets of $4.1 billion, and $9.2 billion of short-term borrowings, to our December 31, 2003, balance sheet. As administrator of the conduits, we are currently evaluating various restructuring alternatives, including alternatives in which our variable interests in the form of liquidity and credit enhancement no longer would cause us to be the primary beneficiary, which would result in deconsolidation of the conduits.

We did not consolidate or deconsolidate any other significant variable interest entities in connection with the adoption of FIN 46 thus the implementation did not have a material impact on our consolidated financial position or results of operations, other than as indicated above.

Banking regulators approved an interim rule stipulating that the capital requirements related to assets of conduits consolidated under FIN 46 will remain unchanged until April 1, 2004. Banking regulators have also indicated that the capital requirements related to trust preferred securities, if deconsolidated under FIN 46, will remain unchanged until further notice. Therefore, we expect no change in tier 1 capital or total capital as a result of the adoption of FIN 46 until April 1, 2004, when the regulatory capital rules related to conduits may change. If the banking regulators change the capital treatment for trust preferred securities, our tier 1 capital and total capital would be reduced by the amount of outstanding trust preferred securities, but we believe our regulatory capital would remain at the well capitalized level.

Other Postretirement Benefits In December 2003, Congress enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans. FASB Statement No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, requires currently enacted changes in relevant laws to be considered in the current period measurement of postretirement benefit cost and the accumulated benefit

Management’s Discussion and Analysis

obligation. However, the FASB recently issued guidance that permits companies to defer recognition of the impact of the law until certain accounting issues are resolved by the FASB. We elected to defer recognition of the impact of the law and are currently analyzing the impact it will have on our postretirement benefit plans, including any possible plan amendments.

Purchased Loans In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, which addresses the accounting for differences between contractual cash flows and expected cash flows for loans acquired in a transfer when those differences are attributable at least in part to credit quality. The scope of SOP 03-3 includes loans where there is evidence of deterioration in credit quality since origination, and includes loans acquired individually, in pools or as part of a business combination. Under this SOP, the difference between expected cash flows and the purchase price is accreted as an adjustment to yield over the life of the acquired loans; the difference between contractual cash flows and expected cash flows is not subject to accretion. In the case of loans acquired in a business combination where the loans show signs of credit deterioration, this SOP would represent a significant change from current practice where the acquiree’s allowance for loan losses is typically carried over in purchase accounting. The SOP is effective for loans acquired beginning in 2005, with early adoption encouraged. We are currently evaluating when we will adopt this SOP and the impact it will have on our consolidated financial position or results of operations.

Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2003 Form 10-K.

Earnings Analysis for Fourth Quarter 2003

Fourth quarter 2003 net income available to common stockholders was $1.1 billion, or 83 cents per share, up from $891 million, or 66 cents, in the fourth quarter of 2002. These results included after-tax net merger-related and restructuring expenses of $75 million, or 5 cents per share, in 2003, and $92 million, or 6 cents, in 2002. Total revenue increased 23 percent in the fourth quarter of 2003 from the fourth quarter of 2002, primarily due to the retail brokerage transaction, and also reflected strength in net interest income and improved corporate and investment banking fees. The provision for loan losses declined $222 million from the fourth quarter of 2002, primarily due to improved credit quality trends and loan sales and securitizations.

Comparison of 2002 with 2001

Our results in 2002 reflect the merger of First Union and the former Wachovia, which closed on September 1, 2001. Because this merger was accounted for under the purchase method of accounting, information before September 1, 2001, has not been restated. Therefore, the results for 2001 include eight months of First Union and four months of the combined company.

Net income available to common stockholders in 2002 was $3.6 billion, or $2.60 per share, an increase of 79 percent on a per share basis from 2001. The weak financial markets of 2001 and 2002 dampened results in many of our investment banking and asset management businesses. The increase in 2002 was driven primarily by lower principal investing losses, lower provision expense and earnings from the addition of the former Wachovia.

The interest rate environment in 2002, which saw average rates on federal funds decline 199 basis points year over year, was very favorable for net interest income and the margin. In this environment, net interest income improved 28 percent and the net interest margin improved 38 basis points to 3.97 percent in 2002 from 2001 due to the increase in the proportion of low-cost core deposits and the addition of earning assets from the former Wachovia.

Most components of fee and other income increased from 2001 largely due to the addition of fee and other income from the former Wachovia. Trading account profits declined from 2001 due to the increased volatility experienced by our fixed income and equity groups, widening credit spreads and credit-related losses in certain trading accounts. This included $67 million of losses related to liquidity agreements we have with the conduits that we administer. Trading account profits in 2001 included losses of $122 million, primarily related to the purchase of assets from one of the conduits. Principal investing had net losses of $266 million in 2002, a significant improvement from $707 million in net losses in 2001.

Net portfolio securities gains of $169 million in 2002 included net gains from portfolio sales of $341 million offset by $172 million in impairment losses. Net portfolio securities losses of $67 million in 2001 included net gains from portfolio sales of $173 million offset by $240 million in impairment losses.

Other income, including results from asset securitizations and sales, increased $236 million from 2001. This included a $128 million increase in asset securitization and sales income, of which $127 million was related to securitization and sales of prime equity lines. Market value adjustments or sales of loans held for sale resulted in a net gain of $64 million in 2002 compared with a net loss of $86 million in 2001. Other income in 2002 included an increase of $99 million from other corporate investments primarily due to additions from the former Wachovia. Other income in 2001 included a $75 million gain recorded in connection with the sale of our investment in Star Systems, Inc., as well as $73 million related to branch sale gains.

Management’s Discussion and Analysis

Noninterest expense increased in 2002 from 2001 due to the addition of expenses related to the former Wachovia, increased amortization of intangibles, merger-related and restructuring expenses recorded in connection with the First Union-Wachovia merger, legal actions and additions to legal reserves.

Income taxes were $1.1 billion in 2002, an increase of $414 million from 2001. In 2002, income taxes included a benefit of $338 million, largely due to recognition of the tax benefit related to a loss on our investment in The Money Store Inc., and to a lesser extent, to the public issuance of $450 million in tax-deductible preferred stock by a REIT subsidiary.

Earnings increased in each of our four core business segments in 2002. General Bank earnings increased $625 million in 2002 from 2001 due to strong growth in consumer real estate secured loans and core deposits, as well as to the addition of the former Wachovia. Capital Management earnings increased $50 million in 2002 from 2001 due to relatively stable revenue despite the weak equity markets, as well as to the addition of the former Wachovia. Wealth Management earnings increased $38 million in 2002 from 2001 due primarily to the addition of the former Wachovia. The $275 million increase in Corporate and Investment Bank earnings in 2002 from 2001 was due to lower principal investing net losses and to the inclusion of a full year of merged results.

Our nonperforming assets declined 4 percent in 2002 from 2001, including the effect of a $113 million loan that was restructured to an equity position. Net charge-offs increased 20 percent from 2001, due mainly to net charge-offs of $263 million in the telecommunications sector, $123 million related to Argentina, $57 million related to an energy services company, and net charge-offs related to loans acquired in the Wachovia merger.

The provision for loan losses declined $468 million, or 24 percent, in 2002 from 2001. The provision for loan losses was higher in 2001 primarily due to steps we took to reduce the risk inherent in a larger loan portfolio resulting from the Wachovia merger by transferring higher risk and overlapping loans to loans held for sale, as well as to reflect deterioration in our loan portfolio driven by a weakened economic environment.

The allowance for loan losses declined from 2001, reflecting reduced risk in the corporate loan portfolio as a result of loan portfolio actions and the increase of lower risk, real estate secured consumer loans in the portfolio.

Stockholders’ equity increased 13 percent from 2001 to $32 billion at December 31, 2002. We paid $1.4 billion in dividends to common stockholders in 2002 and $1.0 billion in 2001.

Our tier 1 capital and total capital ratios were 8.22 percent and 12.01 percent, respectively, at December 31, 2002, and 7.04 percent and 11.08 percent, respectively, at December 31, 2001. Our leverage ratio at December 31, 2002, was 6.77 percent and at December 31, 2001, 6.19 percent.

Financial Tables

 Table 1
 EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this annual report contains, certain non-GAAP financial measures, such as expenses excluding merger-related and restructuring expenses and the cumulative effect of a change in accounting principle; the dividend payout ratio on a basis that excludes merger-related and restructuring expenses, the cumulative effect of a change in accounting principle and other intangible amortization; and net interest income on a tax-equivalent basis.

     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitate comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses and the cumulative effect of a change in accounting principle, permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. Those non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information regarding segment performance, see the Business Segments section and Note 13 to Notes to Consolidated Financial Statements.

     This annual report contains information regarding estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.

     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding merger-related and restructuring expenses, the cumulative effect of a change in accounting principle, and other intangible amortization (cash earnings), and has communicated certain cash dividend payout ratio goals to investors. We believe the cash dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.

     This annual report also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.

     Although we believe that the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Years Ended December 31,
(In millions)	2003	2002	2001	2000	1999
Net interest income (GAAP)	$10,607	9,955	7,775	7,437	7,452
Tax-equivalent adjustment	256	218	159	99	118

Net interest income (Tax-equivalent)	$10,863	10,173	7,934	7,536	7,570

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$3.18	2.60
Other intangible amortization	0.24	0.28
Merger-related and restructuring expenses	0.19	0.18
Cumulative effect of a change in accounting principle	(0.01)	—

Earnings per share (Cash basis)	$3.60	3.06

Dividends paid per common share	$1.25	1.00
Dividend payout ratios (GAAP)	39.31%	38.46
Dividend payout ratios (Cash basis)	34.72%	32.68

Financial Tables

 Table 2
 SELECTED STATISTICAL DATA

	Years Ended December 31,
(Dollars in millions, except per share data)	2003	2002	2001	2000	1999
PROFITABILITY
Return on average common stockholders’ equity	13.25%	11.72	7.98	0.59	20.23
Net interest margin (a)	3.72	3.97	3.59	3.55	3.79
Fee and other income as % of total revenue	46.37	43.63	44.24	47.11	47.80
Effective income tax rate	30.16%	23.29	29.39	80.37	33.29

ASSET QUALITY
Allowance as % of loans, net	1.51%	1.72	1.83	1.39	1.32
Allowance as % of nonperforming assets (b)	219	161	175	135	165
Net charge-offs as % of average loans, net	0.41	0.73	0.70	0.59	0.53
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.69%	1.11	1.13	1.22	0.78

CAPITAL ADEQUACY
Tier 1 capital ratio	8.52%	8.22	7.04	7.02	7.08
Total capital ratio	11.82	12.01	11.08	11.19	10.87
Leverage	6.36%	6.77	6.19	5.92	5.97

OTHER DATA
FTE employees	86,670	80,778	84,046	70,639	71,659
Total financial centers/brokerage offices	3,360	3,280	3,434	2,568	2,650
ATMs	4,408	4,560	4,675	3,772	3,778
Registered common stockholders	170,205	181,455	191,231	157,524	168,989
Actual common shares (In millions)	1,312	1,357	1,362	980	988
Common stock price	$46.59	36.44	31.36	27.81	32.94
Market capitalization	$61,139	49,461	42,701	27,253	32,553

(a)	Tax-equivalent.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

Financial Tables

Table 3

SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	Years Ended December 31,
(In millions, except per share data)	2003		2002	2001	2000	1999
SUMMARIES OF INCOME
Interest income (a)	$15,080		15,632	16,100	17,534	15,151
Tax-equivalent adjustment	256		218	159	99	118

Interest income (a) (b)	15,336		15,850	16,259	17,633	15,269
Interest expense (a)	4,473		5,677	8,325	10,097	7,699

Net interest income (a) (b)	10,863		10,173	7,934	7,536	7,570
Provision for loan losses	586		1,479	1,947	1,736	692

Net interest income after provision for loan losses (a) (b)	10,277		8,694	5,987	5,800	6,878
Securities gains (losses)	45		169	(67)	(1,125)	(63)
Fee and other income (a)	9,349		7,704	6,363	7,837	6,996
Merger-related and restructuring expenses	443		387	106	2,190	404
Other noninterest expense (a)	12,749		11,289	9,724	9,520	8,449
Minority interest in income of consolidated subsidiaries (a)	143		6	1	—	9

Income before income taxes and cumulative effect of a change in accounting principle (b)	6,336		4,885	2,452	802	4,949
Income taxes	1,833		1,088	674	565	1,608
Tax-equivalent adjustment	256		218	159	99	118

Income before cumulative effect of a change in accounting principle	4,247		3,579	1,619	138	3,223
Cumulative effect of a change in accounting principle, net of income taxes	17		—	—	(46)	—

Net income	4,264		3,579	1,619	92	3,223
Dividends on preferred stock	5		19	6	—	—

Net income available to common stockholders	$4,259		3,560	1,613	92	3,223

PER COMMON SHARE DATA
Basic
Income before change in accounting principle	$3.20		2.62	1.47	0.12	3.35
Net income	3.21		2.62	1.47	0.07	3.35
Diluted
Income before change in accounting principle	3.17		2.60	1.45	0.12	3.33
Net income	3.18		2.60	1.45	0.07	3.33
Cash dividends	$1.25		1.00	0.96	1.92	1.88
Average common shares — Basic	1,325		1,356	1,096	971	959
Average common shares — Diluted	1,340		1,369	1,105	974	967
Average common stockholders’ equity	$32,135		30,384	20,218	15,541	15,932
Book value per common share	24.71		23.63	20.88	15.66	16.91
Common stock price
High	46.59		39.50	36.38	38.88	65.06
Low	32.72		28.75	27.81	24.00	32.44
Year-end	$46.59		36.44	31.36	27.81	32.94
To earnings ratio (c)	14.65	X	14.02	21.63	397.29	9.89
To book value	189%		154	150	178	195
BALANCE SHEET DATA
Assets	$401,032		341,839	330,452	254,170	253,024
Long-term debt	$36,730		39,662	41,733	35,809	31,975

(a)	Certain amounts presented in prior years have been reclassified to conform to the presentation in 2003.

(b)	Tax-equivalent.

(c)	Based on diluted earnings per common share.

Financial Tables

 Table 4
 NET TRADING REVENUE — INVESTMENT BANKING

	Years Ended December 31,
(In millions)	2003	2002	2001
Net interest income (Tax-equivalent)	$489	496	378
Trading accounts profits (losses)	152	(83)	292
Other fee income	243	232	123

Total net trading revenue (Tax-equivalent)	$884	645	793

 Table 5
 SELECTED RATIOS

	Years Ended December 31,
	2003		2002	2001	2000	1999
PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	11.24	X	10.54	13.37	15.93	14.46
Return on assets	1.18%		1.12	0.60	0.04	1.40
Return on common stockholders’ equity	13.25		11.72	7.98	0.59	20.23
Return on total stockholders’ equity	13.27%		11.78	8.00	0.59	20.23

DIVIDEND PAYOUT RATIOS
Common shares	39.31%		38.46	66.21	2,742.86	56.46
Preferred and common shares	39.15%		38.72	64.13	2,742.86	56.46

(a)	Based on average balances and net income.

Financial Tables

 Table 6
 SELECTED QUARTERLY DATA

	2003				2002
(In millions, except per
share data)	Fourth	Third	Second	First	Fourth	Third	Second	First
Interest income	$3,951	3,712	3,696	3,721	3,884	3,911	3,944	3,893
Interest expense	1,074	1,059	1,156	1,184	1,387	1,429	1,412	1,449

Net interest income	2,877	2,653	2,540	2,537	2,497	2,482	2,532	2,444
Provision for loan losses	86	81	195	224	308	435	397	339

Net interest income after provision for loan losses	2,791	2,572	2,345	2,313	2,189	2,047	2,135	2,105
Securities gains (losses)	(24)	22	10	37	46	71	58	(6)
Fee and other income	2,615	2,581	2,135	2,018	1,906	1,802	1,981	2,015
Merger-related and restructuring expenses	135	148	96	64	145	107	143	(8)
Other noninterest expense	3,618	3,409	2,892	2,830	2,892	2,838	2,782	2,777
Minority interest in income of consolidated subsidiaries	63	55	16	9	5	—	1	—

Income before income taxes and cumulative effect of a change in accounting principle	1,566	1,563	1,486	1,465	1,099	975	1,248	1,345
Income taxes	466	475	454	438	204	59	393	432

Income before cumulative effect of a change in accounting principle	1,100	1,088	1,032	1,027	895	916	855	913
Cumulative effect of a change in accounting principle, net of income taxes	—	17	—	—	—	—	—	—

Net income	1,100	1,105	1,032	1,027	895	916	855	913
Dividends on preferred stock	—	—	1	4	4	3	6	6

Net income available to common stockholders	$1,100	1,105	1,031	1,023	891	913	849	907

PER COMMON SHARE DATA
Basic earnings
Income before change in accounting principle	$0.84	0.83	0.77	0.77	0.66	0.67	0.62	0.67
Net income	0.84	0.84	0.77	0.77	0.66	0.67	0.62	0.67
Diluted earnings
Income before change in accounting principle	0.83	0.82	0.77	0.76	0.66	0.66	0.62	0.66
Net income	0.83	0.83	0.77	0.76	0.66	0.66	0.62	0.66
Cash dividends	0.35	0.35	0.29	0.26	0.26	0.26	0.24	0.24
Common stock price
High	46.59	44.71	43.15	38.69	37.43	37.47	39.50	37.50
Low	42.07	40.60	34.47	32.72	28.75	30.51	35.98	30.26
Period-end	$46.59	41.19	39.96	34.07	36.44	32.69	38.18	37.08

SELECTED RATIOS (a)
Return on assets	1.12%	1.16	1.21	1.23	1.08	1.13	1.09	1.17
Return on total stockholders’ equity	13.58	13.71	12.79	12.99	11.12	11.68	11.59	12.81
Stockholders’ equity to assets	8.27%	8.49	9.47	9.50	9.68	9.67	9.40	9.17

(a)	Based on average balances and net income.

Financial Tables

Table 7

SECURITIES

	December 31, 2003
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Average Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years
MARKET VALUE
U.S. Treasury	$105	630	—	2	737	3	—	734	2.12
U.S. Government agencies	251	29,544	17,014	—	46,809	664	172	46,317	4.13
Asset-backed
Residual interests from securitizations	29	474	501	48	1,052	369	—	683	4.94
Retained bonds from securitizations	501	6,328	2,127	9	8,965	278	2	8,689	3.37
Collateralized mortgage obligations	2,409	9,197	545	—	12,151	79	38	12,110	2.96
Commercial mortgage-backed	—	4,222	4,319	40	8,581	621	14	7,974	5.73
Other	3,665	2,944	73	14	6,696	20	3	6,679	1.64
State, county and municipal	56	324	509	2,289	3,178	245	1	2,934	16.72
Sundry	548	6,278	2,559	2,891	12,276	197	69	12,148	7.63

Total market value	$7,564	59,941	27,647	5,293	100,445	2,476	299	98,268	4.63

MARKET VALUE
Debt securities	$7,564	59,941	27,647	3,961	99,113	2,424	297	96,986
Equity securities	—	—	—	1,332	1,332	52	2	1,282

Total market value	$7,564	59,941	27,647	5,293	100,445	2,476	299	98,268

AMORTIZED COST
Debt securities	$7,438	58,697	27,035	3,816	96,986
Equity securities	—	—	—	1,282	1,282

Total amortized cost	$7,438	58,697	27,035	5,098	98,268

WEIGHTED AVERAGE YIELD
U.S. Treasury	0.95%	2.22	—	5.13	2.05
U.S. Government agencies	6.78	4.84	5.24	—	5.00
Asset-backed
Residual interests from securitizations	—	49.34	19.33	14.29	34.13
Retained bonds from securitizations	7.23	5.15	1.85	13.94	4.47
Collateralized mortgage obligations	3.96	2.56	3.76	—	2.89
Commercial mortgage-backed	—	5.77	5.64	4.10	5.70
Other	2.38	3.13	5.68	0.27	2.74
State, county and municipal	7.78	9.24	9.54	7.60	8.06
Sundry	6.48	4.97	5.55	5.51	5.29
Consolidated	3.65%	4.77	5.25	6.46	4.90

Financial Tables

	December 31, 2002
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Average Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years
MARKET VALUE
U.S. Treasury	$325	7	862	—	1,194	21	—	1,173	4.21
U.S. Government agencies	116	32,432	1,414	—	33,962	860	10	33,112	2.34
Asset-backed
Residual interests from securitizations	28	472	754	95	1,349	491	—	858	5.17
Retained bonds from securitizations	138	9,751	2,940	54	12,883	427	9	12,465	4.62
Collateralized mortgage obligations	33	8,685	12	—	8,730	48	5	8,687	2.12
Commercial mortgage-backed	—	507	6,381	—	6,888	548	1	6,341	6.41
Other	42	252	—	3	297	6	1	292	2.48
State, county and municipal	73	268	576	1,865	2,782	249	25	2,558	16.49
Sundry	199	2,079	3,588	1,853	7,719	184	78	7,613	6.44

Total market value	$954	54,453	16,527	3,870	75,804	2,834	129	73,099	3.99

MARKET VALUE
Debt securities	$954	54,453	16,527	2,296	74,230	2,819	112	71,523
Equity securities	—	—	—	1,574	1,574	15	17	1,576

Total market value	$954	54,453	16,527	3,870	75,804	2,834	129	73,099

AMORTIZED COST
Debt securities	$919	52,985	15,459	2,160	71,523
Equity securities	—	—	—	1,576	1,576

Total amortized cost	$919	52,985	15,459	3,736	73,099

WEIGHTED AVERAGE YIELD
U.S. Treasury	1.52%	8.68	2.24	—	2.07
U.S. Government agencies	6.28	5.26	5.69	—	5.28
Asset-backed
Residual interests from securitizations	—	82.38	14.90	7.81	38.49
Retained bonds from securitizations	6.74	5.35	2.79	8.29	4.79
Collateralized mortgage obligations	6.12	4.01	2.87	—	4.02
Commercial mortgage-backed	—	6.51	6.21	—	6.23
Other	3.33	5.86	—	—	5.45
State, county and municipal	8.08	9.19	9.20	7.68	8.12
Sundry	6.57	6.57	7.04	5.43	6.51
Consolidated	4.73%	5.60	5.87	7.37	5.68

Financial Tables

     At December 31, 2003 and 2002, all securities were classified as available for sale.

     Included in U.S. Government agencies are agency securities retained from the securitization of residential mortgage loans. These securities had an amortized cost and market value of $2.3 billion and $2.4 billion at December 31, 2003, respectively, and an amortized cost and market value of $4.9 billion and $5.1 billion at December 31, 2002, respectively.

     Included in asset-backed securities are retained bonds primarily from the securitization of prime equity lines, residential mortgage, commercial real estate, SBA and student loans. At December 31, 2003, retained bonds with an amortized cost of $8.5 billion and a market value of $8.8 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $7.9 billion and $8.1 billion at December 31, 2003, respectively, had an external credit rating of AA and above. At December 31, 2002, retained bonds with an amortized cost of $11.6 billion and a market value of $11.9 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $10.9 billion and $11.2 billion at December 31, 2002, respectively, had an external credit rating of AA and above.

     Securities with an aggregate amortized cost of $58.9 billion at December 31, 2003, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.

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

     At December 31, 2003 and 2002, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $2.1 billion and $5.3 billion, respectively. At December 31, 2003 and 2002, there were commitments to sell securities at a cost that approximates a market value of $839 million and $3.7 billion, respectively.

     Gross gains and losses realized on the sale of debt securities in 2003 were $325 million and $255 million (including $173 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $6 million and $31 million (including $27 million of impairment losses), respectively. Gross gains and losses realized on the sale of debt securities in 2002 were $380 million and $180 million (including $172 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $14 million and $45 million, respectively. Gross gains and losses realized on the sale of debt securities in 2001 were $176 million and $160 million (including $240 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $46 million and $129 million, respectively.

     The market value and unrealized loss on securities as of December 31, 2003, segregated by those securities that have been in an unrealized loss position for less than 1 year and 1 year or more are presented in the table that follows. The reference point for determining those securities in an unrealized loss is quarter-end. As such, it is possible that a security had a market value that exceeded its amortized cost on other days during the past twelve-month period.

Financial Tables

	December 31, 2003
	Less Than 1 Year		1 Year or More		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
(In millions)	Value	Loss	Value	Loss	Value	Loss
AAA/AA-RATED SECURITIES
U.S. Government agencies	$12,168	(171)	19	(1)	12,187	(172)
Asset-backed	7,192	(52)	—	—	7,192	(52)
Sundry	3,219	(47)	117	(8)	3,336	(55)

Total AAA/AA-rated securities	22,579	(270)	136	(9)	22,715	(279)

A/BBB-RATED SECURITIES
Asset-backed	107	(2)	119	(1)	226	(3)
Sundry	440	(7)	—	—	440	(7)

Total A/BBB-rated securities	547	(9)	119	(1)	666	(10)

BELOW INVESTMENT GRADE
OR NON-RATED SECURITIES
Asset-backed	49	(2)	—	—	49	(2)
State, county and municipal	53	(1)	—	—	53	(1)
Sundry	37	(2)	99	(5)	136	(7)

Total below investment grade or non-rated securities	139	(5)	99	(5)	238	(10)

Total	$23,265	(284)	354	(15)	23,619	(299)

     Additional information related to our accounting policy for other-than-temporary impairment is in Note 1 to Notes to Consolidated Financial Statements. At December 31, 2003, there were no residual interests from securitizations with a fair value less than their carrying amount.

Financial Tables

Table 8

LOANS — ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS (a)

	December 31,
(In millions)	2003	2002	2001	2000	1999
ON-BALANCE SHEET LOAN PORTFOLIO
COMMERCIAL
Commercial, financial and agricultural	$55,453	57,728	61,258	54,207	51,683
Real estate — construction and other	5,969	4,542	7,969	3,104	2,435
Real estate — mortgage	15,186	17,735	17,234	9,218	8,768
Lease financing	23,978	22,667	21,958	15,465	12,742
Foreign	6,880	6,425	7,653	5,453	4,991

Total commercial	107,466	109,097	116,072	87,447	80,619

CONSUMER
Real estate secured	50,726	46,706	42,912	35,305	45,917
Student loans	8,435	6,921	2,471	53	59
Installment loans	8,965	10,249	12,040	7,437	12,095

Total consumer	68,126	63,876	57,423	42,795	58,071

Total loans	175,592	172,973	173,495	130,242	138,690
Unearned income	10,021	9,876	9,694	6,482	5,513

Loans, net (On-balance sheet)	$165,571	163,097	163,801	123,760	133,177

MANAGED PORTFOLIO (b)
COMMERCIAL
On-balance sheet loan portfolio	$107,466	109,097	116,072	87,447	80,619
Securitized loans — off-balance sheet	2,001	2,218	5,827	4,877	3,011
Loans held for sale included in other assets	2,574	1,140	1,478	953	2,465

Total commercial	112,041	112,455	123,377	93,277	86,095

CONSUMER
Real estate secured
On-balance sheet loan portfolio	50,726	46,706	42,912	35,305	45,917
Securitized loans — off-balance sheet	8,897	11,236	11,115	8,045	9,806
Securitized loans included in securities	10,905	17,316	15,120	12,747	8,112
Loans held for sale included in other assets	9,618	4,254	3,311	5,521	1,503

Total real estate secured	80,146	79,512	72,458	61,618	65,338

Student loans
On-balance sheet loan portfolio	8,435	6,921	2,471	53	59
Securitized loans — off-balance sheet	1,658	2,306	2,975	3,639	4,083
Loans held for sale included in other assets	433	618	2,974	1,672	898

Total student loans	10,526	9,845	8,420	5,364	5,040

Installment loans
On-balance sheet loan portfolio	8,965	10,249	12,040	7,437	12,095
Securitized loans — off-balance sheet	—	—	5	178	4,257

Total installment loans	8,965	10,249	12,045	7,615	16,352

Total consumer	99,637	99,606	92,923	74,597	86,730

Total managed portfolio	$211,678	212,061	216,300	167,874	172,825

SERVICING PORTFOLIO (c)
Commercial	$85,693	59,336	42,210	31,028	29,193
Consumer	$13,279	2,272	2,900	2,964	38,218

(a) Certain amounts presented in prior years have been reclassified to conform to the presentation in 2003. Real estate — construction and other and real estate — mortgage amounts prior to 2003 are based on estimates.

(b) The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale that are classified in other assets on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.

(c) The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Financial Tables

Table 9

LOANS HELD FOR SALE

	December 31,
(In millions)	2003	2002	2001
Balance, beginning of year	$6,012	7,763	8,146

CORE BUSINESS ACTIVITY (a)
Core business activity, beginning of year	5,488	6,991	3,447
Former Wachovia balance, September 1, 2001	—	—	180
Originations/purchases	35,831	27,443	22,712
Transfer to (from) loans held for sale, net	(806)	(3,800)	(193)
Lower of cost or market value adjustments	(67)	(52)	(52)
Performing loans sold or securitized	(24,399)	(23,755)	(18,207)
Nonperforming loans sold	(47)	(11)	(2)
Other, principally payments	(3,496)	(1,328)	(894)

Core business activity, end of year	12,504	5,488	6,991

PORTFOLIO MANAGEMENT ACTIVITY (a)
Portfolio management activity, beginning of year	524	772	4,699
Former Wachovia balance, September 1, 2001	—	—	117
Transfers to (from) loans held for sale, net
Performing loans	437	1,941	1,161
Nonperforming loans	121	306	291
Lower of cost or market value adjustments	45	(1)	(136)
Performing loans sold	(577)	(1,768)	(4,252)
Nonperforming loans sold	(180)	(63)	(376)
Allowance for loan losses related to loans transferred to loans held for sale	(134)	(435)	(335)
Other, principally payments	(115)	(228)	(397)

Portfolio management activity, end of year	121	524	772

Balance, end of year (b)	$12,625	6,012	7,763

(a)	Core business activity means we originate loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.

(b)	Nonperforming loans included in loans held for sale at December 31, 2003, 2002 and 2001, were $82 million, $138 million and $228 million, respectively.

Table 10

COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES (a)

	December 31, 2003
		Real
	Commercial,	Estate-
	Financial	Construction	Real
	and	and	Estate-
(In millions)	Agricultural	Other	Mortgage	Foreign	Total
FIXED RATE
1 year or less	$2,389	13	142	2,999	5,543
1-5 years	3,795	59	850	3	4,707
After 5 years	3,789	41	531	—	4,361

Total fixed rate	9,973	113	1,523	3,002	14,611

ADJUSTABLE RATE
1 year or less	17,130	2,500	3,475	2,840	25,945
1-5 years	22,376	3,173	7,891	990	34,430
After 5 years	5,974	183	2,297	48	8,502

Total adjustable rate	45,480	5,856	13,663	3,878	68,877

Total	$55,453	5,969	15,186	6,880	83,488

(a) Excludes lease financing.

Financial Tables

Table 11

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	Years Ended December 31,
(In millions)	2003	2002	2001	2000	1999
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$2,798	2,995	1,722	1,757	1,826
Provision for loan losses	511	1,122	1,663	1,079	692
Provision for loan losses relating to loans transferred to other assets or sold	75	357	284	657	—
Former Wachovia balance, September 1, 2001	—	—	766	—	—
Allowance relating to loans acquired, transferred to other assets or sold	(228)	(554)	(503)	(1,020)	(73)
Net charge-offs	(652)	(1,122)	(937)	(751)	(688)

Balance, end of year	$2,504	2,798	2,995	1,722	1,757

as % of loans, net	1.51%	1.72	1.83	1.39	1.32

as % of nonaccrual and restructured loans (a)	242%	177	195	146	181

as % of nonperforming assets (a)	219%	161	175	135	165

LOAN LOSSES
Commercial, financial and agricultural	$471	890	768	531	355
Commercial real estate — construction and mortgage	18	22	10	13	24
Consumer (b)	396	377	301	323	449

Total loan losses	885	1,289	1,079	867	828

LOAN RECOVERIES
Commercial, financial and agricultural	148	93	75	53	63
Commercial real estate — construction and mortgage	4	2	8	3	9
Consumer (b)	81	72	59	60	68

Total loan recoveries	233	167	142	116	140

Net charge-offs	$652	1,122	937	751	688

Commercial loan net charge-offs as % of average commercial loans, net	0.37%	0.84	0.82	0.65	0.42
Consumer loan net charge-offs as % of average consumer loans, net	0.47	0.54	0.49	0.51	0.67
Total net charge-offs as % of average loans, net	0.41%	0.73	0.70	0.59	0.53

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$765	1,269	1,294	884	551
Commercial real estate — construction and mortgage	54	105	87	55	55
Consumer real estate secured (b)	192	208	117	220	342
Installment loans (b)	24	3	36	17	20

Total nonaccrual loans	1,035	1,585	1,534	1,176	968
Foreclosed properties (c)	111	150	179	103	98

Total nonperforming assets	$1,146	1,735	1,713	1,279	1,066

Nonperforming loans included in loans held for sale (d)	$82	138	228	334	14
Nonperforming assets included in loans and in loans held for sale	$1,228	1,873	1,941	1,613	1,080

as % of loans, net, and foreclosed properties (a)	0.69%	1.06	1.04	1.03	0.80

as % of loans, net, foreclosed properties and loans in other assets as held for sale (d)	0.69%	1.11	1.13	1.22	0.78

Accruing loans past due 90 days	$341	304	288	183	144

(a) These ratios do not include nonperforming loans included in loans held for sale.

(b) Certain amounts presented in prior years have been reclassified to conform to the presentation in 2003.

(c) Restructured loans are not significant.

(d) These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale, which are included in other assets, are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Financial Tables

Table 12

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
		2003		2002		2001		2000		1999
		Loans		Loans		Loans		Loans		Loans
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
(In millions)	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans
COMMERCIAL
Commercial, financial
and agricultural	$738	32%	$1,058	33%	$1,114	35%	$763	42%	$754	37%
Real estate -
Construction and other	59	3	75	3	59	5	33	2	20	2
Mortgage	113	8	128	10	105	10	55	7	47	6
Lease financing	57	14	66	13	45	13	42	12	15	9
Foreign	64	4	77	4	64	4	37	4	19	4
CONSUMER
Real estate secured	221	29	196	27	127	25	116	27	181	33
Student loans	39	5	4	4	—	1	—	—	—	—
Installment loans	156	5	192	6	145	7	80	6	213	9
UNALLOCATED	1,057	—	1,002	—	1,336	—	596	—	508	—

Total	$2,504	100%	$2,798	100%	$2,995	100%	$1,722	100%	$1,757	100%

Financial Tables

Table 13

NONACCRUAL LOAN ACTIVITY (a)

	Years Ended December 31,
(In millions)	2003	2002	2001	2000
Balance, beginning of year	$1,585	1,534	1,176	968

COMMERCIAL NONACCRUAL LOAN ACTIVITY
Commercial nonaccrual loans, beginning of year	1,374	1,381	939	606
Former Wachovia balance, September 1, 2001	—	—	209	—

New nonaccrual loans and advances	1,051	2,275	1,719	1,434
Gross charge-offs	(489)	(912)	(778)	(544)
Transfers to loans held for sale	(69)	(239)	(20)	(258)
Transfers to other real estate owned	(12)	(12)	(45)	—
Sales	(256)	(278)	(150)	(15)
Other, principally payments	(780)	(841)	(493)	(284)

Net commercial nonaccrual loan activity	(555)	(7)	233	333

Commercial nonaccrual loans, end of year	819	1,374	1,381	939

CONSUMER NONACCRUAL LOAN ACTIVITY
Consumer nonaccrual loans, beginning of year	211	153	237	362
Former Wachovia balance, September 1, 2001	—	—	33	—

New nonaccrual loans and advances, net	106	178	262	118
Transfers to loans held for sale	(58)	(58)	(288)	(243)
Sales and securitizations	(43)	(62)	(91)	—

Net consumer nonaccrual loan activity	5	58	(117)	(125)

Consumer nonaccrual loans, end of year	216	211	153	237

Balance, end of year	$1,035	1,585	1,534	1,176

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 14

GOODWILL AND OTHER INTANGIBLE ASSETS

	December 31,
(In millions)	2003	2002	2001	2000	1999
Goodwill	$11,149	10,880	10,616	3,481	5,091
Deposit base	757	1,225	1,822	174	257
Customer relationships	396	239	244	9	4
Tradename	90	90	90	—	—
Network	—	—	—	—	274

Total goodwill and other intangible assets	$12,392	12,434	12,772	3,664	5,626

Financial Tables

Table 15

DEPOSITS

	December 31,
(In millions)	2003	2002	2001	2000	1999
CORE DEPOSITS
Noninterest-bearing	$48,683	44,640	43,464	30,315	31,375
Savings and NOW accounts	63,011	51,691	47,175	36,215	37,748
Money market accounts	65,045	45,649	39,022	19,840	19,121
Other consumer time	27,921	33,763	39,649	35,223	33,812

Total core deposits	204,660	175,743	169,310	121,593	122,056
OTHER DEPOSITS
Foreign	9,151	6,608	9,116	7,795	6,729
Other time	7,414	9,167	9,027	13,280	12,262

Total deposits	$221,225	191,518	187,453	142,668	141,047

Table 16

TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

December 31, 2003
(In millions)
MATURITY OF
3 months or less	$2,042
Over 3 months through 6 months	1,218
Over 6 months through 12 months	1,910
Over 12 months	4,568

Total time deposits in amounts of $100,000 or more	$9,738

Financial Tables

Table 17

CAPITAL RATIOS

	December 31,
(In millions)	2003	2002	2001	2000	1999
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$23,863	21,411	18,999	13,952	14,204
Total capital	33,102	31,289	29,878	22,253	21,810
Adjusted risk-weighted assets	279,979	260,609	269,726	198,849	200,704
Adjusted leverage ratio assets	$375,447	316,473	306,745	235,749	238,082
Ratios
Tier 1 capital	8.52%	8.22	7.04	7.02	7.08
Total capital	11.82	12.01	11.08	11.19	10.87
Leverage	6.36	6.77	6.19	5.92	5.97
STOCKHOLDERS’ EQUITY TO ASSETS
Year-end	8.09	9.38	8.61	6.04	6.60
Average	8.89%	9.49	7.49	6.28	6.92

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.60%	7.42	7.55	6.92	7.26
Wachovia Bank of Delaware, National Association	15.46	14.35	12.51	12.20	10.83
Total capital
Wachovia Bank, National Association	11.72	11.81	11.68	10.73	10.22
Wachovia Bank of Delaware, National Association	18.28	16.58	13.98	13.97	11.89
Leverage
Wachovia Bank, National Association	5.85	6.25	6.29	6.04	6.48
Wachovia Bank of Delaware, National Association	9.72%	11.04	7.92	7.76	7.08

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

Financial Tables

Table 18

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS (a)

	December 31, 2003
	Notional	Gross Unrealized			Ineffective-	Average Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)
ASSET HEDGES
Cash flow hedges (b)
Interest rate swaps-receive fixed	$36,652	2,429	(103)	1,436	1	5.65
Interest rate swaps-pay fixed	1,413	—	(162)	(100)	—	6.74
Interest rate options	7,850	35	(25)	6	—	1.20
Forward purchase commitments	1,000	4	—	2	(2)	0.04
Call options on Eurodollar futures	9,000	—	—	—	—	0.25
Futures	500	—	—	—	—	0.25
Fair value hedges (c)
Interest rate swaps	1,224	8	(2)	—	(8)	18.14
Forward sale commitments	1,122	1	(4)	—	5	0.15

Total asset hedges	$58,761	2,477	(296)	1,344	(4)	4.27

LIABILITY HEDGES
Cash flow hedges (d)
Interest rate swaps-pay fixed	36,242	5	(1,332)	(821)	1	4.54
Interest rate options	47,200	27	(653)	(386)	—	3.88
Futures	25,365	—	(71)	(44)	—	0.25
Fair value hedges (e)
Interest rate swaps-receive fixed	16,004	1,242	(5)	—	—	3.95
Interest rate options	4,925	1	—	—	—	1.63

Total liability hedges	129,736	1,275	(2,061)	(1,251)	1	3.28

Total	$188,497	3,752	(2,357)	93	(3)	—

	December 31, 2002
	Notional	Gross Unrealized			Ineffective-	Average Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)
ASSET HEDGES
Cash flow hedges (b)
Interest rate swaps	$32,972	3,362	(230)	1,936	13	6.72
Forward purchase commitments	2,100	34	—	21	1	0.04
Interest rate options	1,000	49	—	31	—	2.42
Futures	8,000	71	—	44	—	0.25
Fair value hedges (c)
Interest rate swaps	359	—	(9)	—	—	18.64
Forward sale commitments	1,372	—	(25)	—	2	0.03
Interest rate options	27	—	—	—	—	1.78
Futures	—	—	—	—	(1)	0.25

Total asset hedges	$45,830	3,516	(264)	2,032	15	5.08

LIABILITY HEDGES
Cash flow hedges (d)
Interest rate swaps	23,283	—	(2,099)	(1,299)	(6)	6.75
Interest rate options	30,200	—	(682)	(420)	(4)	4.70
Put options on Eurodollar futures	6,000	—	(9)	(6)	—	0.25
Futures	13,708	—	(89)	(55)	—	0.25
Fair value hedges (e)
Interest rate swaps	15,772	1,754	—	—	—	4.43
Interest rate options	300	2	—	—	—	0.45

Total liability hedges	89,263	1,756	(2,879)	(1,780)	(10)	4.19

Total	$135,093	5,272	(3,143)	252	5	—

Financial Tables

(a) Includes only derivative financial instruments related to interest rate risk management activities. All other derivative financial instruments are classified as trading.

(b) Receive-fixed interest rate swaps with a notional amount of $36.6 billion, of which $3.6 billion are forward-starting, and with pay rates based on one-to-six month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-six month LIBOR-indexed loans. Pay-fixed interest rate swaps with a notional amount of $1.4 billion and with receive rates based on one-month LIBOR are designated as cash flow hedges of available for sale securities. Interest rate option combinations with a notional amount of $6.0 billion that qualify as net purchased options are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-month LIBOR-indexed loans, when one-month or three-month LIBOR is above or below the strike rates of the written and purchased options. Net purchased options on receive-fixed swaps with a notional amount of $1.0 billion and a strike rate based on three-month LIBOR are designated as a cash flow hedge of the variability in cash flows related to the forecasted interest rate resets of one-month LIBOR-indexed loans. Purchased options on securities with a notional amount of $850 million and forward purchase commitments of $1.0 billion are designated as cash flow hedges of the variability of the consideration to be paid on the forecasted purchase of available for sale securities. Purchased call options on Eurodollar futures with a notional amount of $9.0 billion and a set strike rate, and Eurodollar futures with a notional amount of $500 million are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-three month LIBOR-indexed loans.

(c) Pay-fixed interest rate swaps with a notional amount of $1.2 billion, of which $250 million are forward-starting, and receive rates based on one-to-three month LIBOR are designated as fair value hedges of available for sale securities. Forward sale commitments of $622 million are designated as fair value hedges of mortgage loans in the warehouse and forward sale commitments of $500 million are designated as fair value hedges of available for sale securities.

(d) Derivatives with a notional amount of $102.7 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy, primarily repurchase agreements and deposit products. Of this amount, $25.4 billion are Eurodollar futures, $33.6 billion are pay-fixed interest rate swaps with receive rates based on one-to-three month LIBOR, of which $14.5 billion are forward-starting, and $40.9 billion are net purchased options on pay-fixed swaps with a strike price based on three-month LIBOR. Interest rate collars with a notional amount of $2.8 billion that qualify as net purchased options also hedge the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy, when three-month LIBOR is below the sold floor or between the purchased and written caps. Purchased options on pay-fixed swaps with a notional amount of $3.5 billion and pay-fixed interest rate swaps with a notional amount of $2.6 billion are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of long-term debt.

(e) Receive-fixed interest rate swaps with a notional amount of $16.0 billion and with pay rates based primarily on one-to-six month LIBOR are designated as fair value hedges of fixed rate liabilities, primarily long-term debt and bank notes. Purchased options with a notional amount of $4.9 billion are designated as fair value hedges of embedded options in long-term debt.

(f) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.

(g) At December 31, 2003, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $19 million, net of income taxes. Of this net-of-tax amount, a $93 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $112 million loss relates to terminated and/or redesignated derivatives. At December 31, 2003, $237 million of net gains, net of income taxes, recorded in accumulated other comprehensive income, are expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 22.35 years. At December 31, 2002, the net unrealized gain on derivatives included in accumulated other comprehensive income was $476 million, net of income taxes. Of this net-of-tax amount, a $252 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $224 million gain relates to terminated and/or redesignated derivatives.

(h) In 2003 and 2002, gains (losses) in the amount of $(3) million and $5 million, respectively, were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. In addition, net interest income in 2003 and 2002, was increased (reduced) by $1 million and $(7) million, respectively, representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.

(i) Estimated maturity approximates average life.

Financial Tables

Table 19
RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS — EXPECTED MATURITIES

	December 31, 2003
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total
CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$1,162	1,196	13,993	20,301	—	36,652
Notional amount — swaps—pay fixed	—	1	226	1,148	38	1,413
Notional amount — other	$12,350	6,000	—	—	—	18,350
Weighted average receive rate (a)	5.96%	6.61	5.00	5.17	0.78	5.16
Weighted average pay rate (a)	1.16%	1.30	1.23	1.38	4.58	1.32
Unrealized gain (loss)	$3	100	854	1,225	(4)	2,178

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$—	—	—	—	1,224	1,224
Notional amount — other	$1,122	—	—	—	—	1,122
Weighted average receive rate (a)	—%	—	—	—	0.78	0.78
Weighted average pay rate (a)	—%	—	—	—	3.66	3.66
Unrealized gain (loss)	$(3)	—	—	—	6	3

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$4,130	6,178	15,160	7,835	2,939	36,242
Notional amount — other	$29,280	9,785	21,500	12,000	—	72,565
Weighted average receive rate (a)	2.69%	1.18	1.16	1.15	1.03	1.44
Weighted average pay rate (a)	2.97%	2.63	4.49	7.18	6.27	4.83
Unrealized gain (loss)	$(232)	(292)	(659)	(571)	(270)	(2,024)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$2,100	3,400	7,482	2,000	1,022	16,004
Notional amount — other	$—	4,925	—	—	—	4,925
Weighted average receive rate (a)	6.71%	6.98	5.95	6.82	5.74	6.36
Weighted average pay rate (a)	1.27%	1.20	1.30	1.19	1.18	1.25
Unrealized gain (loss)	$61	242	546	299	90	1,238

Financial Tables

	December 31, 2002
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total
CASH FLOW ASSET HEDGES
Notional amount — swaps	$1,922	727	3,714	26,431	178	32,972
Notional amount — other	$10,100	—	1,000	—	—	11,100
Weighted average receive rate (a)	6.31%	5.84	5.92	5.11	5.10	5.30
Weighted average pay rate (a)	1.51%	1.47	1.74	1.52	2.43	1.55
Unrealized gain (loss)	$155	45	443	2,625	18	3,286

FAIR VALUE ASSET HEDGES
Notional amount — swaps	$—	—	—	—	359	359
Notional amount — other	$1,372	27	—	—	—	1,399
Weighted average receive rate (a)	—%	—	—	—	0.94	0.94
Weighted average pay rate (a)	—%	—	—	—	3.66	3.66
Unrealized gain (loss)	$(25)	—	—	—	(9)	(34)

CASH FLOW LIABILITY HEDGES
Notional amount — swaps	$741	1,525	5,731	12,507	2,779	23,283
Notional amount — other	$15,143	9,780	9,285	15,700	—	49,908
Weighted average receive rate (a)	1.46%	1.44	1.44	1.40	1.33	1.40
Weighted average pay rate (a)	4.76%	2.56	5.95	7.18	6.45	6.21
Unrealized gain (loss)	$(332)	(206)	(425)	(1,564)	(352)	(2,879)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps	$825	2,100	8,550	3,775	522	15,772
Notional amount — other	$300	—	—	—	—	300
Weighted average receive rate (a)	6.50%	6.71	6.53	6.45	6.66	6.54
Weighted average pay rate (a)	1.53%	1.44	1.67	1.52	1.41	1.59
Unrealized gain (loss)	$15	144	883	598	116	1,756

(a)	Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only and not the impact of forward-starting interest rate swaps. All the interest rate swaps have variable pay or receive rates based on one-to-six month LIBOR, and they are the pay or receive rates in effect at December 31, 2003 and 2002.

Table 20
RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS ACTIVITY

	Asset	Liability
(In millions)	Hedges	Hedges	Total
Balance, December 31, 2001	$45,199	84,129	129,328
Additions	44,070	101,701	145,771
Maturities and amortizations	(24,616)	(78,905)	(103,521)
Terminations	(18,525)	(17,735)	(36,260)
Redesignations and transfers to trading account assets	(298)	73	(225)

Balance, December 31, 2002	45,830	89,263	135,093
Additions	50,777	61,418	112,195
Maturities and amortizations	(32,260)	(20,221)	(52,481)
Terminations	(3,801)	(783)	(4,584)
Redesignations and transfers to trading account assets	(1,785)	59	(1,726)

Balance, December 31, 2003	$58,761	129,736	188,497

Financial Tables

Table 21
INTEREST DIFFERENTIAL

	2003 Compared to 2002			2002 Compared to 2001

	Interest Income/ Expense	Variance Attributable to (b)		Interest Income/ Expense	Variance Attributable to (b)
(In millions)	Variance	Rate	Volume	Variance	Rate	Volume
EARNING ASSETS
Interest-bearing bank balances	$(13)	(21)	8	(29)	(57)	28
Federal funds sold and securities purchased under resale agreements	(23)	(110)	87	(205)	(243)	38
Trading account assets (a)	45	(129)	174	(13)	(114)	101
Securities (a)	219	(734)	953	298	(399)	697
Loans (a)	(927)	(1,137)	210	(1,668)	(3,077)	1,409
Other earning assets	85	(164)	249	(224)	(231)	7

Total earning assets excluding derivatives	(614)	(2,295)	1,681	(1,841)	(4,121)	2,280
Risk management derivatives	100	100	—	1,432	1,432	—

Total earning assets including derivatives	$(514)	(2,195)	1,681	(409)	(2,689)	2,280

INTEREST-BEARING LIABILITIES
Deposits	(852)	(1,072)	220	(1,897)	(2,526)	629
Short-term borrowings	72	(239)	311	(962)	(1,099)	137
Long-term debt	(191)	(99)	(92)	(178)	(195)	17

Total interest-bearing liabilities excluding derivatives	(971)	(1,410)	439	(3,037)	(3,820)	783
Risk management derivatives	(233)	(233)	—	389	389	—

Total interest-bearing liabilities including derivatives	(1,204)	(1,643)	439	(2,648)	(3,431)	783

Net interest income	$690	(552)	1,242	2,239	742	1,497

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

Financial Tables

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES (a)

	YEAR ENDED 2003			YEAR ENDED 2002
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid
ASSETS
Interest-bearing bank balances	$3,836	50	1.31%	$3,312	63	1.90%
Federal funds sold and securities purchased under resale agreements	16,780	172	1.02	10,702	195	1.83
Trading account assets (b) (d)	18,395	814	4.43	14,774	769	5.20
Securities (b) (d)	78,593	4,143	5.27	62,142	3,924	6.32
Investment securities (b)	—	—	—	—	—	—
Loans (b) (c) (d)
Commercial
Commercial, financial and agricultural	56,404	2,390	4.24	59,724	2,858	4.78
Real estate — construction and other	5,393	190	3.52	5,305	217	4.10
Real estate — mortgage	16,388	720	4.39	18,365	942	5.13
Lease financing	6,915	739	10.69	7,235	762	10.54
Foreign	6,652	189	2.84	6,875	239	3.48

Total commercial	91,752	4,228	4.61	97,504	5,018	5.15

Consumer
Real estate secured	48,894	2,824	5.78	41,971	2,884	6.87
Student loans	7,919	305	3.85	3,916	183	4.66
Installment loans	9,762	630	6.45	11,061	829	7.50

Total consumer	66,575	3,759	5.65	56,948	3,896	6.84

Total loans	158,327	7,987	5.04	154,452	8,914	5.77

Other earning assets	16,309	638	3.91	10,789	553	5.12

Total earning assets excluding derivatives	292,240	13,804	4.72	256,171	14,418	5.63
Risk management derivatives (e)	—	1,532	0.53	—	1,432	0.56

Total earning assets including derivatives	292,240	15,336	5.25	256,171	15,850	6.19

Cash and due from banks	10,888			10,313
Other assets	58,190			53,936

Total assets	$361,318			$320,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	53,117	260	0.49	49,091	464	0.95
Money market accounts	55,816	565	1.01	41,711	657	1.57
Other consumer time	30,553	923	3.02	36,492	1,442	3.95
Foreign	8,101	104	1.28	7,323	131	1.78
Other time	7,700	143	1.86	7,285	153	2.10

Total interest-bearing deposits	155,287	1,995	1.28	141,902	2,847	2.01
Federal funds purchased and securities sold under repurchase agreements	44,326	525	1.19	32,242	558	1.73
Commercial paper	7,196	72	1.00	3,063	34	1.10
Securities sold short	7,925	209	2.64	6,322	155	2.45
Other short-term borrowings	5,166	40	0.77	2,630	27	1.04
Long-term debt	36,676	1,476	4.02	38,902	1,667	4.29

Total interest-bearing liabilities excluding derivatives	256,576	4,317	1.68	225,061	5,288	2.35
Risk management derivatives (e)	—	156	0.06	—	389	0.17

Total interest-bearing liabilities including derivatives	256,576	4,473	1.74	225,061	5,677	2.52

Noninterest-bearing deposits	43,636			38,972
Other liabilities	28,971			25,995
Stockholders’ equity	32,135			30,392

Total liabilities and stockholders’ equity	$361,318			$320,420

Interest income and rate earned — including derivatives		$15,336	5.25%		$15,850	6.19%
Interest expense and equivalent rate paid — including derivatives		4,473	1.53		5,677	2.22

Net interest income and margin — including derivatives (e)		$10,863	3.72%		$10,173	3.97%

(a)	Certain amounts presented in prior years have been reclassified to conform to the presentation in 2003. Real estate — construction and other and real estate — mortgage amounts in prior years are based on estimates.

(b)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(c)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

Financial Tables

YEAR ENDED 2001			YEAR ENDED 2000			YEAR ENDED 1999
		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$2,359	92	3.92%	$1,095	54	4.93%	$835	39	4.58%
9,458	400	4.23	7,800	447	5.73	9,526	459	4.82
12,965	782	6.03	11,680	828	7.10	9,512	609	6.41
51,681	3,626	7.02	51,751	3,816	7.37	43,767	2,989	6.83
—	—	—	1,677	137	8.20	1,863	153	8.19

56,094	4,572	8.15	53,518	4,908	9.17	52,710	4,197	7.96
4,726	281	5.95	2,639	224	8.49	2,648	202	7.63
11,466	776	6.77	9,176	779	8.49	8,468	663	7.82
6,548	685	10.46	5,194	611	11.75	4,967	629	12.65
6,109	339	5.55	4,856	342	7.04	4,500	273	6.08

84,943	6,653	7.83	75,383	6,864	9.11	73,293	5,964	8.14

39,281	3,100	7.89	41,966	3,452	8.23	42,616	3,333	7.82
1,000	57	5.66	57	6	9.84	616	38	6.18
8,624	772	8.95	9,482	965	10.18	13,266	1,359	10.24

48,905	3,929	8.03	51,505	4,423	8.59	56,498	4,730	8.37

133,848	10,582	7.91	126,888	11,287	8.89	129,791	10,694	8.24

10,683	777	7.28	11,125	1,064	9.56	4,516	326	7.23

220,994	16,259	7.36	212,016	17,633	8.32	199,810	15,269	7.64
—	—	—	—	—	—	—	—	—

220,994	16,259	7.36	212,016	17,633	8.32	199,810	15,269	7.64

8,784			8,028			9,314
40,525			27,725			21,331

$270,303			$247,769			$230,455

41,979	1,012	2.41	38,518	1,169	3.03	37,448	1,035	2.77
23,461	944	4.02	15,327	654	4.27	19,684	614	3.12
36,037	1,941	5.39	35,519	1,966	5.53	33,542	1,675	4.99
7,318	294	4.01	8,780	514	5.85	5,553	259	4.66
11,916	553	4.64	14,115	966	6.85	7,876	471	5.98

120,711	4,744	3.93	112,259	5,269	4.69	104,103	4,054	3.89
28,055	1,364	4.86	30,997	1,893	6.11	30,046	1,452	4.83
2,912	112	3.84	2,882	173	6.00	2,224	107	4.81
5,256	161	3.06	4,519	253	5.60	5,598	302	5.40
3,539	99	2.81	4,518	217	4.80	3,501	158	4.51
38,538	1,845	4.79	34,279	2,292	6.69	28,738	1,626	5.66

199,011	8,325	4.18	189,454	10,097	5.33	174,210	7,699	4.42
—	—	—	—	—	—	—	—	—

199,011	8,325	4.18	189,454	10,097	5.33	174,210	7,699	4.42

30,796			28,784			31,145
20,275			13,990			9,168
20,221			15,541			15,932

$270,303			$247,769			$230,455

	$16,259	7.36%		$17,633	8.32%		$15,269	7.64%
	8,325	3.77		10,097	4.77		7,699	3.85

	$7,934	3.59%		$7,536	3.55%		$7,570	3.79%

(d)	Tax-equivalent adjustments included in trading account assets, securities, commercial, financial and agricultural loans, and lease financing are (in millions): $90, $118, $40 and $8, respectively, in 2003; $58, $106, $45 and $9, respectively, in 2002; and $22, $92, $34 and $11, respectively, in 2001.

(e)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

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

     Management of the Company is responsible for the preparation and fair presentation of the consolidated financial statements and other financial information contained in this report. Management of the Company is also responsible for establishing and maintaining effective internal control over financial reporting, including the safeguarding of assets. The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and include, as necessary, best estimates and judgments by management. Other financial information contained in this annual report is presented on a basis consistent with the consolidated financial statements unless otherwise indicated. Both the Chief Executive Officer and the Chief Financial Officer have certified that the Company’s 2003 Annual Report on Form 10-K fully complies with the applicable sections of the Securities Exchange Act of 1934 and that the information reported therein fairly represents, in all material respects, the financial position and results of operations of the Company.

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

     The Company’s financial reporting and internal controls are under the general oversight of the Board of Directors, acting through the Audit & Compliance Committee. The Audit & Compliance Committee is composed entirely of independent directors. KPMG LLP has direct and unrestricted access to the Audit & Compliance Committee at all times, with no members of management present, to discuss its audit and any other matters that have come to its attention that may affect the Company’s accounting, financial reporting or internal controls. The Audit & Compliance Committee meets periodically with management, internal auditors and KPMG LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks and augment internal controls.

G. Kennedy Thompson	Robert P. Kelly
Chairman, President and	Senior Executive Vice President and
Chief Executive Officer	Chief Financial Officer

February 27, 2004

INDEPENDENT AUDITORS’ REPORT

WACHOVIA CORPORATION AND SUBSIDIARIES
INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders
Wachovia Corporation

     We have audited the consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, effective July 1, 2001, Wachovia Corporation adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The remaining provisions of SFAS No. 142 were adopted on January 1, 2002. Also as discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, Wachovia Corporation adopted the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, effective for grants made in 2002. Lastly, as discussed in Note 1 to the consolidated financial statements, in 2003 Wachovia Corporation adopted the provisions of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity”, and Financial Accounting Standards Board Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities”.

KPMG LLP
Charlotte, North Carolina

February 27, 2004

AUDITED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(In millions, except per share data)	2003	2002
ASSETS
Cash and due from banks	$11,479	12,264
Interest-bearing bank balances	2,308	3,512
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $12,430 at December 31, 2003, $5,595 repledged)	24,725	9,160

Total cash and cash equivalents	38,512	24,936

Trading account assets	34,714	33,155
Securities (amortized cost $98,268 in 2003; $73,099 in 2002)	100,445	75,804
Loans, net of unearned income ($10,021 in 2003; $9,876 in 2002)	165,571	163,097
Allowance for loan losses	(2,504)	(2,798)

Loans, net	163,067	160,299

Premises and equipment	4,619	4,903
Due from customers on acceptances	854	1,051
Goodwill	11,149	10,880
Other intangible assets	1,243	1,554
Other assets	46,429	29,257

Total assets	$401,032	341,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	48,683	44,640
Interest-bearing deposits	172,542	146,878

Total deposits	221,225	191,518
Short-term borrowings	71,290	41,173
Bank acceptances outstanding	876	1,061
Trading account liabilities	19,184	22,900
Other liabilities	16,789	12,944
Long-term debt	36,730	39,662

Total liabilities	366,094	309,258

Minority interest in net assets of consolidated subsidiaries	2,510	503

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	—	—
Dividend Equalization Preferred shares, no par value, outstanding 97 million shares in 2003 and in 2002	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.312 billion shares in 2003; 1.357 billion shares in 2002	4,374	4,524
Paid-in capital	17,811	18,070
Retained earnings	8,904	7,349
Accumulated other comprehensive income, net	1,339	2,135

Total stockholders’ equity	32,428	32,078

Total liabilities and stockholders’ equity	$401,032	341,839

See accompanying Notes to Consolidated Financial Statements.

AUDITED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
(In millions, except per share data)	2003	2002	2001
INTEREST INCOME
Interest and fees on loans	$9,507	10,296	10,537
Interest and dividends on securities	3,828	3,675	3,534
Trading account interest	724	711	760
Other interest income	1,021	950	1,269

Total interest income	15,080	15,632	16,100

INTEREST EXPENSE
Interest on deposits	2,360	3,430	4,744
Interest on short-term borrowings	1,219	1,105	1,736
Interest on long-term debt	894	1,142	1,845

Total interest expense	4,473	5,677	8,325

Net interest income	10,607	9,955	7,775
Provision for loan losses	586	1,479	1,947

Net interest income after provision for loan losses	10,021	8,476	5,828

FEE AND OTHER INCOME
Service charges	1,731	1,698	1,361
Other banking fees	979	945	806
Commissions	2,355	1,783	1,482
Fiduciary and asset management fees	2,258	1,885	1,725
Advisory, underwriting and other investment banking fees	812	681	500
Trading account profits (losses)	85	(109)	345
Principal investing	(139)	(266)	(707)
Securities gains (losses)	45	169	(67)
Other income	1,268	1,087	851

Total fee and other income	9,394	7,873	6,296

NONINTEREST EXPENSE
Salaries and employee benefits	7,708	6,597	5,810
Occupancy	851	786	730
Equipment	1,021	946	879
Advertising	160	80	66
Communications and supplies	586	545	480
Professional and consulting fees	457	421	359
Goodwill and other intangible amortization	518	628	523
Merger-related and restructuring expenses	443	387	106
Sundry expense	1,448	1,286	877

Total noninterest expense	13,192	11,676	9,830

Minority interest in income of consolidated subsidiaries	143	6	1

Income before income taxes and cumulative effect of a change in accounting principle	6,080	4,667	2,293
Income taxes	1,833	1,088	674

Income before cumulative effect of a change in accounting principle	4,247	3,579	1,619
Cumulative effect of a change in accounting principle, net of income taxes	17	—	—

Net income	4,264	3,579	1,619
Dividends on preferred stock	5	19	6

Net income available to common stockholders	$4,259	3,560	1,613

PER COMMON SHARE DATA
Basic
Income before change in accounting principle	$3.20	2.62	1.47
Net income	3.21	2.62	1.47
Diluted
Income before change in accounting principle	3.17	2.60	1.45
Net income	3.18	2.60	1.45
Cash dividends	$1.25	1.00	0.96
AVERAGE COMMON SHARES
Basic	1,325	1,356	1,096
Diluted	1,340	1,369	1,105

See accompanying Notes to Consolidated Financial Statements.

AUDITED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Shares		Common Stock		Paid-in	Retained	Accumulated Other Comprehensive
(In millions)	Shares	Amount	Shares	Amount	Capital	Earnings	Income, Net	Total
Balance, December 31, 2000	—	$—	980	$3,267	6,272	6,021	(213)	15,347
Comprehensive income
Net income	—	—	—	—	—	1,619	—	1,619
Net unrealized gains, net of reclassification adjustments on
Debt and equity securities	—	—	—	—	—	—	628	628
Derivative financial instruments	—	—	—	—	—	—	22	22

Total comprehensive income	—	—	—	—	—	1,619	650	2,269
Preferred shares issued	96	23	—	—	—	—	—	23
Purchases of common stock	—	—	(30)	(103)	(124)	(1,057)	—	(1,284)
Common stock issued for
Stock options and restricted stock	—	—	3	11	81	—	—	92
Dividend reinvestment plan	—	—	2	6	52	—	—	58
Acquisitions	—	—	407	1,358	11,453	—	—	12,811
Stock options issued in acquisition	—	—	—	—	187	—	—	187
Deferred compensation, net	—	—	—	—	(10)	—	—	(10)
Cash dividends
Preferred shares	—	(6)	—	—	—	—	—	(6)
Common at $0.96 per share	—	—	—	—	—	(1,032)	—	(1,032)

Balance, December 31, 2001	96	17	1,362	4,539	17,911	5,551	437	28,455
Comprehensive income
Net income	—	—	—	—	—	3,579	—	3,579
Net unrealized gains, net of reclassification adjustments on
Debt and equity securities	—	—	—	—	—	—	1,244	1,244
Derivative financial instruments	—	—	—	—	—	—	454	454

Total comprehensive income	—	—	—	—	—	3,579	1,698	5,277
Preferred shares issued	1	—	—	—	—	—	—	—
Purchases of common stock	—	—	(15)	(51)	(210)	(413)	—	(674)
Common stock issued for
Stock options and restricted stock	—	—	9	31	177	—	—	208
Acquisitions	—	—	1	5	46	—	—	51
Deferred compensation, net	—	—	—	—	146	—	—	146
Cash dividends
Preferred shares	—	(17)	—	—	—	(2)	—	(19)
Common at $1.00 per share	—	—	—	—	—	(1,366)	—	(1,366)

Balance, December 31, 2002	97	—	1,357	4,524	18,070	7,349	2,135	32,078
Comprehensive income
Net income	—	—	—	—	—	4,264	—	4,264
Net unrealized losses, net of reclassification adjustments on
Debt and equity securities	—	—	—	—	—	—	(301)	(301)
Derivative financial instruments	—	—	—	—	—	—	(495)	(495)

Total comprehensive income	—	—	—	—	—	4,264	(796)	3,468
Purchases of common stock	—	—	(59)	(195)	(799)	(1,263)	—	(2,257)
Common stock issued for
Stock options and restricted stock	—	—	14	45	417	—	—	462
Gain on subsidiary issuance of stock	—	—	—	—	—	224	—	224
Deferred compensation, net	—	—	—	—	123	—	—	123
Cash dividends
Preferred shares	—	—	—	—	—	(5)	—	(5)
Common at $1.25 per share	—	—	—	—	—	(1,665)	—	(1,665)

Balance, December 31, 2003	97	$—	1,312	$4,374	17,811	8,904	1,339	32,428

See accompanying Notes to Consolidated Financial Statements.

AUDITED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2003	2002	2001
OPERATING ACTIVITIES
Net income	$4,264	3,579	1,619
Adjustments to reconcile net income to net cash provided (used) by operating activities
Cumulative effect of a change in accounting principle	(17)	—	—
Accretion and amortization of securities discounts and premiums, net	317	59	178
Provision for loan losses	586	1,479	1,947
Securitization transactions	(377)	(410)	(282)
Gain on sale of mortgage servicing rights	(96)	(65)	(86)
Securities transactions	(45)	(169)	67
Depreciation and other amortization	1,484	1,611	1,389
Deferred income taxes	642	918	36
Trading account assets, net	(860)	(7,769)	(2,822)
Mortgage loans held for resale	1,670	(299)	(1,311)
Loss on sales of premises and equipment	75	12	5
Contribution to qualified pension plan	(418)	(703)	(205)
Other assets, net	(7,473)	1,769	1,642
Trading account liabilities, net	(3,716)	5,546	3,962
Minority interest	300	444	8
Other liabilities, net	(2,094)	(5,498)	1,140

Net cash provided (used) by operating activities	(5,758)	504	7,287

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	22,990	30,179	13,506
Maturities of securities	29,862	17,557	8,826
Purchases of securities	(74,841)	(56,536)	(18,629)
Origination of loans, net	(2,741)	(3,188)	4,123
Sales of premises and equipment	812	750	155
Purchases of premises and equipment	(1,149)	(720)	(523)
Goodwill and other intangible assets	(162)	(154)	(115)
Purchase of bank-owned separate account life insurance	(251)	(804)	(284)
Cash equivalents acquired, net of purchases of banking organizations	8,177	(81)	3,591

Net cash provided (used) by investing activities	(17,303)	(12,997)	10,650

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	29,707	4,065	1,639
Securities sold under repurchase agreements and other short-term borrowings, net	13,488	2,708	(3,169)
Issuances of long-term debt	2,374	5,518	9,338
Payments of long-term debt	(5,306)	(7,589)	(13,076)
Issuances of preferred shares	—	—	23
Issuances of common stock	301	75	(44)
Purchases of common stock	(2,257)	(674)	(1,284)
Cash dividends paid	(1,670)	(1,385)	(1,038)

Net cash provided (used) by financing activities	36,637	2,718	(7,611)

Increase (decrease) in cash and cash equivalents	13,576	(9,775)	10,326
Cash and cash equivalents, beginning of year	24,936	34,711	24,385

Cash and cash equivalents, end of year	$38,512	24,936	34,711

CASH PAID FOR
Interest	$4,241	6,067	8,752
Income taxes	1,055	568	672
NONCASH ITEMS
Transfer to securities from loans	—	4,167	3,025
Transfer to securities from other assets	—	2,246	908
Transfer to other assets from trading account assets	—	—	201
Transfer to other assets from loans, net	(248)	(1,553)	1,643
Issuance of common stock for purchase accounting merger	$—	51	12,998

See accompanying Notes to Consolidated Financial Statements.

AUDITED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Wachovia Corporation (the “Parent Company”) is a bank holding company whose principal wholly owned subsidiaries are Wachovia Bank, National Association, a national banking association, and Wachovia Capital Markets, LLC, an institutional and investment banking company. The Company also holds a 62 percent interest in Wachovia Securities Financial Holdings, LLC, the parent company of Wachovia Securities, LLC, a retail brokerage company, as well as majority interest in Wachovia Preferred Funding Corporation, a real estate investment trust, which has publicly-traded preferred stock outstanding. Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.

     The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, and they conform to general practices within the applicable industries. The consolidated financial statements include the accounts of the Parent Company and all its majority-owned subsidiaries, and in 2003, those variable interest entities where the Company is the primary beneficiary. In consolidation, all significant intercompany accounts and transactions are eliminated.

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

BUSINESS COMBINATIONS

     In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method. Also under SFAS 141, identified intangible assets acquired in a purchase business combination must be separately valued and recognized on the balance sheet if they meet certain requirements. Under SFAS 142, goodwill and intangible assets with indefinite useful lives recorded in purchase business combinations completed before July 1, 2001, are subject to amortization through December 31, 2001, at which time all amortization ceased. The Company adopted SFAS 141 and the provisions of SFAS 142 relating to amortization of intangible assets on July 1, 2001.

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

SECURITIES PURCHASED AND SOLD AGREEMENTS

     Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Company’s policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. The market value of securities purchased and sold is monitored and collateral is obtained from or returned to the counterparty when appropriate.

SECURITIES AND TRADING ACTIVITIES

     Securities are classified at the date of commitment or purchase as trading or as available for sale securities. The fair value of securities is based on quoted market prices, or if quoted market prices are not available, then the fair value is estimated using quoted market prices for similar securities, pricing models or discounted cash flow analyses, using observable market data where available. The determination of fair value includes various factors such as exchange or over-the-counter market price quotations; time value and volatility factors for options, warrants and derivatives; price activity for equivalent or synthetic instruments; and counterparty credit quality.

Trading Account Assets and Liabilities

     Trading account assets and liabilities include primarily debt securities, securities sold short and trading derivatives, and are recorded at fair value. Trading derivatives include interest rate, currency, equity and credit default swap agreements; options, caps, and floors; and financial futures and forward contracts. Realized and unrealized gains and losses on trading account assets and liabilities are recorded in trading account profits (losses) in the results of operations. Interest and dividends on trading account debt and equity securities, including securities sold short, are recorded in interest income. Net cash settlements on trading account derivatives are included in trading account profits (losses) in the results of operations. Derivatives in a net gain position, as well as purchased options, are reported as trading account assets. Similarly, derivatives in a net loss position, as well as written options, are reported as trading account liabilities. The reported amounts related to trading derivatives include the effect of master netting agreements.

AUDITED FINANCIAL STATEMENTS

Securities Available for Sale

     Securities available for sale are used as part of the Company’s interest rate risk management strategy, and they may be sold in response to changes in interest rates, changes in prepayment risks and other factors. Interest income and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to yield over the life of the security. Securities available for sale are carried at fair value with unrealized gains and losses recorded net of income taxes as a component of other comprehensive income. Realized gains and losses are recognized on a specific identification, trade date basis. Realized gains and losses are included in fee and other income as securities gains (losses) in the results of operations.

     On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security is impaired on an other-than-temporary basis. The Company considers many factors including the length of time the security has had a market value less than the cost basis; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss.

SECURITIZATIONS AND BENEFICIAL INTERESTS

     In certain asset securitization transactions that meet the applicable criteria to be accounted for as a sale, assets are sold to an entity referred to as a “qualifying special purpose entity” (“QSPE”), which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, the Company may retain as much as 90 percent of the beneficial interests. In order for the assets and liabilities of a QSPE to be excluded from the Company’s consolidated balance sheet, these transactions must meet the requirements of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, at the inception of the transaction and on an ongoing basis. Additionally, from time to time, the Company may also resecuritize certain assets in a new securitization transaction.

     The carrying amount of the assets transferred is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. A gain or loss is recorded in other fee income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.

CONSOLIDATION

     The Company consolidates those entities in which it holds a controlling financial interest, which is typically measured as a majority of the outstanding common stock. However, in certain situations, a voting interest may not be indicative of control, and in those cases, control is measured by other factors. In January 2003, the FASB issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities”, which addresses consolidation of variable interest entities (“VIEs”), certain of which are also referred to as special-purpose entities (“SPE”). VIEs are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinate financial support from other parties. Under the provisions of FIN 46, a company is deemed to be the “primary beneficiary,” and thus required to consolidate a VIE if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses, that will receive a majority of the VIE’s expected residual returns, or both. A “variable interest” is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. “Expected losses” and “expected residual returns” are measures of variability in the expected cash flows of a VIE.

     The provisions of FIN 46 were applicable to variable interests in VIEs created after January 31, 2003. Variable interests in VIEs created before February 1, 2003, were originally subject to the provisions of FIN 46 no later than July 1, 2003. In October 2003, the FASB issued guidance that provided for a deferral of the effective date of applying FIN 46 to entities created before February 1, 2003, to no later than December 31, 2003. In addition, the deferral permitted a company to apply FIN 46 as of July 1, 2003, to some or all of the VIEs in which it held an interest, and the rest on December 31, 2003.

     In December 2003, the FASB issued a revision to FIN 46 (“FIN 46R”), which clarifies and interprets certain of the provisions of FIN 46 without changing the basic accounting model in FIN 46. The provisions of FIN 46R are effective no later than March 31, 2004. However, companies must apply either FIN 46 or FIN 46R to those entities considered SPEs no later than December 31, 2003. The Company is still in the process of analyzing and interpreting FIN 46R as it applies to other entities. More information related to the adoption of FIN 46 and FIN 46R is presented in Note 5.

     Prior to the adoption of FIN 46, in order for the assets and liabilities of an SPE sponsored by the Company and/or to which the Company transferred assets to be excluded from the Company’s consolidated balance sheet, either the entity needed to meet the requirements to be a QSPE or a substantive amount of the SPE’s equity (an amount equal to at least three percent of the fair value of the SPE’s assets) had to be held by third parties unrelated to the Company.

DERIVATIVES USED FOR RISK MANAGEMENT

     On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as subsequently amended by SFAS 137, SFAS 138 and SFAS 149, which establishes accounting and reporting standards for derivatives and hedging activities. SFAS 133 was adopted on a prospective basis.

AUDITED FINANCIAL STATEMENTS

     Under SFAS 133, the Company may designate a derivative as either a hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge), or a foreign currency fair value or cash flow hedge (“foreign currency” hedge). All derivatives are recorded as other assets or other liabilities on the balance sheet at their respective fair values with unrealized gains and losses recorded either in other comprehensive income or in the results of operations, depending on the purpose for which the derivative is held. Derivatives that do not meet the criteria for designation as a hedge under SFAS 133 at inception, or fail to meet the criteria thereafter, are included in trading account assets or liabilities.

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

     When hedge accounting is discontinued, the derivative is reclassified as a trading account asset or liability. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses that were accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. They are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is not expected to occur.

     Under SFAS 133, as amended, commitments to purchase loans and certain commitments to sell loans are derivatives. These commitments can be designated as a hedge; otherwise, they are recorded as a freestanding derivative and classified as a trading account asset or liability.

     The Company may occasionally enter into a contract (“host contract”) that contains a derivative that is embedded in the financial instrument. If applicable, an embedded derivative is separated from the host contract and can be designated as a hedge; otherwise, the derivative is recorded as a freestanding derivative and classified as a trading account asset or liability.

     The Company enters into credit derivative agreements in connection with altering the risk profile of certain loans or pools of loans in the Company’s loan portfolio. These credit derivatives do not meet the criteria for designation as a hedge under SFAS 133 and are recorded as freestanding derivatives and classified as a trading account asset or liability.

LOANS

     Loans are recorded at the principal balance outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees and direct costs as well as premiums and discounts are amortized as an adjustment to yield over the term of the loan. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period.

     Loans include direct financing leases that are recorded as the aggregate of lease payments receivable plus the estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of direct financing leases, are recorded net of nonrecourse debt. Unearned income on leases is amortized under a method that results in an approximate level rate of return.

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

AUDITED FINANCIAL STATEMENTS

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

ALLOWANCE FOR LOAN LOSSES

     The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses that reflect the evaluation of credit risk after careful consideration of all available information. In developing this assessment, the Company must necessarily rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may result in an increase or a decrease in the allowance for loan losses.

     The allowance for loan losses is maintained at a level the Company believes is adequate to absorb probable losses inherent in the loan portfolio as of the date of the consolidated financial statements. The Company employs a variety of statistical modeling and estimation tools in developing the appropriate allowance for loan losses. The allowance for loan losses consists of formula-based components for both commercial and consumer loans, allowance for impaired commercial loans and allowance related to additional factors that are indicative of current trends and business cycle issues.

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

     The Company’s impairment evaluations for the year ended December 31, 2003, indicated that none of the Company’s goodwill is impaired.

AUDITED FINANCIAL STATEMENTS

     In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the relative fair value of the servicing rights on the date the loans are sold. The Company also purchases certain assets. Servicing assets are amortized in proportion to and over the estimated period of net servicing income. Servicing assets are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of servicing assets exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. For purposes of impairment evaluation and measurement, the Company stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination. The assumptions used in evaluating servicing assets for impairment incorporate market assumptions for credit losses, prepayments and discount rates.

OTHER

Loans Held for Sale

     Loans held for sale are recorded in other assets at the lower of cost or market value less costs to sell. Market value is determined based on quoted market prices for the same or similar loans, outstanding investor commitments, or discounted cash flow analyses using market assumptions. Loans are transferred to loans held for sale at the lower of cost, which is the carrying value net of deferred fees and costs and applicable allowance for loan losses, or market value. At the time of the transfer, if the market value is less than the cost, the difference is recorded as additional provision for loan losses in the results of operations. Subsequent declines in the market value of loans held for sale are recorded as a charge in other fee income in the results of operations. Sales of loans are recorded when the proceeds are received and any difference between the proceeds and the carrying amount is recorded as gain or loss in other fee income in the results of operations.

Principal Investments

     Principal investments are recorded at fair value in other assets on the balance sheet with realized and unrealized gains and losses included in principal investing income in the results of operations. For public equity investments, fair value is based on quoted market prices, net of applicable discounts for trading restrictions and liquidity. Investments in non-public securities are recorded at the Company’s estimate of fair value which is generally the original cost basis unless either the investee has raised additional debt or equity capital and the Company believes that such transaction, taking into consideration differences in the terms of securities, is a better indicator of fair value; or the Company believes the fair value is less than original cost. Principal investment valuations are reviewed on a quarterly basis. For investments in private equity funds, the Company uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as the age of the fund and industry concentrations are used in the final determination of estimated fair value. Gains on fund investments are recognized only when they have been realized through fund distributions. Reductions in fair value of fund investments, based on this valuation process, are recorded when identified.

Equity Method Investments

     Except for investments recorded at fair value, the Company accounts for investments in which the Company has significant influence under the equity method of accounting. Equity method investments are recorded at cost adjusted to reflect the Company’s portion of income, loss or dividends of the investee. The Company recognizes gain or loss in the results of operations on transactions where a subsidiary or an equity method investee issues common stock subject to a determination that the gain is realizable and that there are no plans to reacquire the shares; otherwise, the gain or loss is recorded directly to stockholders’ equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of loans and long-term debt are presented in Note 6 and in Note 10, respectively. The fair value of demand deposits is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities and fair value approximates carrying amount. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by deposit liabilities compared with the cost of borrowing funds in the market. Substantially all the other financial assets and liabilities have maturities of three months or less, and accordingly, the carrying amount is deemed to be a reasonable estimate of fair value. The fair value of off-balance sheet financial instruments is presented in Note 18 and Note 19.

     Fair value estimates are based on existing financial instruments, as defined, without estimating the value of certain ongoing businesses, the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In the Company’s opinion, these add significant value.

STOCK-BASED COMPENSATION

     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The Company’s stock options typically have an exercise price equal to the fair value of the stock on the date of grant, and vest based on continued service with the Company for a specified period, generally over three years to five years. The expense is amortized ratably over the vesting period.

Audited Financial Statements

     Under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, there are two methods of accounting for stock options, the intrinsic value method and the fair value method. Upon the initial adoption of SFAS 123 in 1996, the Company elected to continue to use the intrinsic value method, which resulted in no expense being recognized related to the Company’s stock options.

     In 2002, the Company adopted the fair value method of accounting for stock options. Under the fair value method, fair value is measured on the date of grant using an option pricing model with market assumptions. This amount is amortized on a straight-line basis over the vesting period. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

     Under the prospective transition provisions of SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, the Company adopted the fair value method effective as of the beginning of the year in which the decision was made, or January 1, 2002, and only for stock option awards made in 2002 and thereafter. Prior awards will continue to be accounted for under the intrinsic value method. Therefore, the expense related to stock-based compensation included in the determination of income in 2003 and 2002 is less than that which would have been applied to all awards since the original effective date of SFAS 123.

     The effect on net income available to common stockholders and earnings per share as if the fair value method had been applied to all outstanding and unvested awards for each of the years in the three-year period ended December 31, 2003, is presented below.

	Years Ended December 31,
(In millions, except per share data)	2003	2002	2001
Net income available to common stockholders, as reported	$4,259	3,560	1,613
Add stock-based employee compensation expense included in reported net income, net of income taxes	66	38	—
Deduct total stock-based employee compensation expense determined under the fair value method for all awards, net of income taxes	(133)	(106)	(63)

Pro forma net income available to common stockholders	$4,192	3,492	1,550

PER COMMON SHARE DATA
Basic — as reported	$3.21	2.62	1.47
Basic — pro forma	3.16	2.57	1.41
Diluted — as reported	3.18	2.60	1.45
Diluted — pro forma	$3.13	2.55	1.40

     For restricted stock, which generally vests based on continued service with the Company, the deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is amortized as salaries and employee benefits expense in the results of operations in accordance with the applicable vesting schedule, generally straight-line over three years to five years.

EARNINGS PER SHARE

     Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares adjusted to include the effect of potentially dilutive shares. In calculating diluted earnings per share, the premium component of the forward price on equity forward contracts is subtracted in calculating income available to common stockholders. Additionally, diluted shares include the share equivalent of the excess of the forward price in the case of forward contracts and the strike price in the case of collar transactions over the current market price of the shares.

NEW ACCOUNTING PRONOUNCEMENTS AND INTERPRETATIONS

     In 2003, the Company adopted SFAS No. 132 (revised in 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, and FIN 46, “Consolidation of Variable Interest Entities”. The disclosures relative to the adoption and ongoing accounting under these new standards are included in Note 14 for SFAS 132R, Note 15 for SFAS 146, Note 18 for SFAS 149, Note 11 for SFAS 150, Note 19 for FIN 45 and Note 5 for FIN 46.

RECLASSIFICATIONS

     Certain amounts in 2002 and 2001 were reclassified to conform with the presentation in 2003. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.

Audited Financial Statements

NOTE 2: BUSINESS COMBINATIONS

     On July 1, 2003, the Company consummated the combination of its retail brokerage business with the retail brokerage business of Prudential Financial, Inc. (“Prudential Financial”). Under the terms of the agreement, Prudential Financial exchanged its retail brokerage business for a 38 percent interest in the combined entity. The Company owns 62 percent of the combined entity, which continues to be a consolidated subsidiary of the Company. The combined entity operates under the name of Wachovia Securities, LLC. The combination was accounted for under the purchase method of accounting, and accordingly, the results for 2003 include six months of Wachovia’s 100 percent owned brokerage subsidiary and six months of the combined entity.

     The Company entered into this business combination to enhance shareholder value by providing more products and services for customers and more investment opportunities for clients. This combination creates the third largest retail brokerage platform based on client assets, with major national presence, excellent growth prospects and attractive financial returns.

     Under the purchase method of accounting, the assets and liabilities of the retail brokerage business of Prudential Financial were recorded at their respective fair values as of July 1, 2003. The fair values are preliminary and subject to refinement as information relative to the fair values as of July 1, 2003, becomes available and as plans for the disposition of certain assets are finalized. The assets and liabilities of the Company’s retail brokerage business continue to be recorded at their pre-combination basis and were not adjusted to fair value as a result of the combination.

     The $1.1 billion purchase price for the Prudential Financial retail brokerage business was based on an independent valuation of the contributed business. The valuation utilizes common techniques for valuing businesses such as discounted cash flow analysis. The Company recorded net purchase accounting adjustments of $238 million, which resulted in total intangible assets of $356 million. Of the total intangible assets, $151 million ($91 million net of deferred income taxes) was allocated to customer relationships, resulting in $205 million of goodwill. The customer relationship intangible is being amortized over its estimated economic life of 23 years using an accelerated method, which will result in nearly 50 percent of the balance amortizing in the first seven years.

     The $224 million difference between the Company’s pre-combination basis in the net assets of its retail brokerage business and 62 percent of the net assets of the combined entity was recorded as an increase to the Company’s consolidated stockholders’ equity.

     The table below summarizes information related to preliminary goodwill and other intangible assets related to this transaction. Pro forma information related to this transaction is not considered material, and therefore, is not included.

PRELIMINARY GOODWILL AND OTHER INTANGIBLE ASSETS CREATED
BY THE WACHOVIA SECURITIES RETAIL BROKERAGE TRANSACTION
(In millions)	2003
Purchase price	$1,118
Less book value of net assets contributed by Prudential Financial	1,000

Contributed value less book value of net assets of the business contributed by Prudential Financial as of July 1, 2003	118

Preliminary fair value purchase accounting adjustments (a)
Premises and equipment	136
Other	33
Income taxes	(67)

Total fair value purchase accounting adjustments	102

Preliminary exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	22
Occupancy and equipment	77
Other	19

Total pre-tax exit costs	118
Income taxes	(42)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	76

Total intangibles	296
Customer relationship intangibles (Net of income taxes)	91

Preliminary goodwill	$205

(a)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities contributed by Prudential Financial to their respective fair values as of July 1, 2003.

(b)	These adjustments represent incremental expenses relating to combining the two companies and are specifically attributable to the business contributed by Prudential Financial.

Audited Financial Statements

FIRST UNION/WACHOVIA MERGER

     The merger of the former Wachovia and First Union Corporation (“First Union”) closed on September 1, 2001, and the combined Company adopted the name “Wachovia Corporation.” The merger was accounted for under the purchase method of accounting, and accordingly, the results for 2001 include eight months of First Union and four months of the combined Company. In connection with the merger, shareholders of the former Wachovia received two First Union shares for each former Wachovia common share, resulting in the issuance of 407 million common shares. The common stock issued to effect the merger was valued at $31.15 per First Union share, or $12.7 billion in the aggregate. In addition, former Wachovia shareholders were given the right to choose to receive either a one-time cash payment of $0.48 per common share of the former Wachovia to be paid after the shareholder made the election, or two shares of a new class of preferred shares, Dividend Equalization Preferred Shares (“DEPs”), which paid dividends equal to the difference between the last dividend paid by the former Wachovia of $0.30 per share and the common stock dividend declared by the combined Company. The Company’s total dividends paid to common stockholders for four consecutive quarters in 2003 equaled at least $1.20 per common share, and accordingly, no further dividends are payable on the DEPs. The aggregate value of the one-time cash payment and the estimated fair value of the DEPs amounted to $98 million. See Note 11 for additional information. Additionally, 17 million options held by employees of the former Wachovia were converted into 34 million options of the Company with the exercise price adjusted proportionately. They vest in accordance with their original vesting schedule. The fair value of options issued, based on a Black-Scholes valuation, amounted to $187 million, which is included in the computation of the purchase price. The excess of the fair value of the underlying shares over the strike price of the unvested options was recorded as deferred compensation and is being amortized over the remaining vesting period.

     Under the purchase method of accounting, the assets and liabilities of the former Wachovia were recorded at their respective fair values as of September 1, 2001. Certain fair values were subsequently adjusted when preliminary valuation estimates were finalized. All fair values were finalized as of September 1, 2002. Based on the ending former Wachovia equity of $5.5 billion, an aggregate purchase price of $13.0 billion and total purchase accounting adjustments amounting to a net write-down of $1.3 billion, the merger resulted in total intangible assets of $9.6 billion ($8.8 billion net of deferred income taxes). Of the total intangible assets, $1.9 billion ($1.2 billion net of deferred income taxes) was allocated to deposit base intangible, $250 million ($153 million net of deferred income taxes) was allocated to customer relationship intangible, $90 million ($56 million net of deferred income taxes) was allocated to the tradename intangible, and $7.4 billion to goodwill.

     Of the total purchase accounting adjustments of $1.3 billion, $251 million represents incremental expenses related to combining the two companies and was specifically attributable to the former Wachovia. Included in the $251 million were employee termination benefits of $152 million, which included severance payments and related benefits for 2,132 employees of the former Wachovia terminated or notified of their pending termination in connection with the merger. Of the terminated employees, approximately 13 percent were from the Corporate and Investment Bank segment, 43 percent were from the Parent segment, 16 percent were from the Capital Management segment, 19 percent were from the General Bank segment and 9 percent were from the Wealth Management segment. The remaining exit costs were employee relocation, costs to exit certain facilities of the former Wachovia, and transaction costs offset by gains on the sale of former Wachovia branches of $47 million. Through December 31, 2003, $242 million had been charged against these accruals.

Audited Financial Statements

NOTE 3: TRADING ACCOUNT ASSETS AND LIABILITIES

	December 31,
(In millions)	2003	2002
TRADING ACCOUNT ASSETS
U. S. Treasury securities	$1,460	2,545
U. S. Government agency securities	3,653	1,802
State, county and municipal securities	734	358
Mortgage-backed securities	4,009	1,664
Other asset-backed securities	4,748	4,103
Corporate bonds and debentures	3,977	3,295
Derivative financial instruments	11,859	17,214
Sundry	4,274	2,174

Total trading account assets	$34,714	33,155

TRADING ACCOUNT LIABILITIES
Securities sold short	8,654	5,920
Derivative financial instruments	10,530	16,980

Total trading account liabilities	$19,184	22,900

NOTE 4: SECURITIES

     Information related to securities available for sale for each of the years in the two-year period ended December 31, 2003, is disclosed in Table 7, which is incorporated herein by reference. At December 31, 2003 and 2002, all investment securities were classified as available for sale.

Audited Financial Statements

NOTE 5: SECURITIZATIONS, RETAINED BENEFICIAL INTERESTS AND VARIABLE INTEREST ENTITIES

SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS

     The Company securitizes, sells and services primarily commercial and consumer real estate loans. In certain situations, the Company also provides liquidity guarantees to investors in the beneficial interests and provides credit enhancements in the form of cash collateral accounts and standby letters of credit.

     The Company recognized gains of $115 million and $159 million in 2003 and 2002, respectively, related to the securitization and sale of consumer real estate loans. Included in trading account profits (losses) was $121 million and $65 million in 2003 and 2002, respectively, related to the securitization of commercial real estate loans.

     At December 31, 2003, the Company had $13.3 billion of retained interests from securitization transactions. These retained interests included $2.4 billion of retained agency securities, $9.8 billion of senior and subordinated notes, receivables and servicing assets, and $1.1 billion of residual interests. Of the $13.3 billion of retained interests, $4.1 billion (including the $2.4 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $9.2 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices. These have been valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.

     At December 31, 2002, the Company had $20.3 billion of retained interests from securitization transactions. These retained interests included $5.1 billion of retained agency securities, $13.9 billion of senior and subordinated notes and receivables, and $1.3 billion of residual interests. Of the $20.3 billion of retained interests, $5.8 billion (including the $5.1 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $14.5 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices. These have been valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.

     At December 31, 2001, the Company had $17.6 billion of retained interests from securitization transactions. These retained interests included $5.3 billion of retained agency securities, $11.4 billion of subordinated notes and receivables, and $871 million of residual interests. Of the $17.6 billion of retained interests, $7.5 billion (including the $5.3 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $10.1 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices. These have been valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.

     Original economic assumptions used for valuing certain retained interests in securitizations using discounted cash flow analyses and the cash flow activity from those securitizations completed in 2003, 2002 and 2001 are presented below.

	December 31,
	2003			2002		2001
	Commercial		Consumer	Commercial	Consumer	Commercial	Consumer
(Dollars in millions)	Real Estate		Real Estate	Real Estate	Real Estate	Real Estate	Real Estate
ORIGINAL ECONOMIC ASSUMPTIONS (a) (b)
Prepayment speed (CPR)	—%		44.54	—	39.50	—	34.46
Weighted average life	—	yrs	4.15	—	2.02	12.77	1.85
Expected credit losses	—%		0.40	—	0.32	3.29	7.74
Discount rate	—%		11.00	—	3.46	10.40	14.65

CASH FLOW ACTIVITY (c)
Proceeds from
New securitizations	$5,135		3,051	2,711	6,073	3,659	4,906
Collections used by trust to purchase new balances in revolving securitizations	—		561	—	1,344	—	134
Service fees received	9		9	9	13	7	11
Cash flow received from retained interests	1		17	2	1,147	45	29
Servicing advances, net	$13		—	11	—	2	—

(a)	Consumer real estate in 2002 included $2.6 billion of notes discounted at 1.96 percent, $1.5 billion of notes discounted at 5.39 percent and $177 million of residual interests discounted at 9.92 percent.

(b)	There were no beneficial interests in commercial real estate loan securitizations retained in 2003 and 2002.

(c)	From time to time, the Company resecuritizes retained interests. Since cash flow information is presented for the original securitization, the proceeds from resecuritizations are not included in cash flow activity.

Audited Financial Statements

     At December 31, 2003, the Company had $8.5 billion of retained interests in consumer real estate loan securitizations valued using prepayment speeds of 25.38 percent to 46.21 percent, expected credit losses of 0.06 percent to 5.99 percent and discount rates of 2.20 percent to 18.16 percent. Adverse changes of 10 percent and 20 percent in the key economic assumptions used to value the retained interests were analyzed. An adverse change of 10 percent and 20 percent in the prepayment speed would result in a decrease in value of $30 million and $63 million, respectively. An adverse change of 10 percent and 20 percent in the expected credit losses would result in a decrease in value of $27 million and $62 million, respectively. An adverse change of 10 percent and 20 percent in the discount rate would result in a decrease in value of $107 million and $255 million, respectively. In addition, the Company has $662 million of retained interests in student loan, small business administration loan, municipal security, corporate debt security and auto loan securitizations for which price sensitivity is insignificant.

     Managed loans at December 31, 2003 and 2002, loans past due 90 days or more and net loan losses are presented below.

	December 31, 2003			December 31, 2002
		Loans Past	Loan		Loans Past	Loan
		Due 90	Losses,		Due 90	Losses,
(In millions)	Balance	Days (a)	Net	Balance	Days (a)	Net
MANAGED LOANS
Commercial
Loans held in portfolio	$107,466	29	337	109,097	32	817
Securitized loans	2,001	22	—	2,218	159	74
Loans held for sale included in other assets	2,574	—	—	1,140	—	—
Consumer
Loans held in portfolio	68,126	312	315	63,876	272	305
Securitized loans	10,555	357	73	13,542	362	28
Securitized loans included in securities	10,905	141	74	17,316	229	98
Loans held for sale included in other assets	10,051	18	16	4,872	19	11

Total managed loans	211,678	879	815	212,061	1,073	1,333
Less
Securitized loans	(12,556)	(379)	(73)	(15,760)	(521)	(102)
Securitized loans included in securities	(10,905)	(141)	(74)	(17,316)	(229)	(98)
Loans held for sale included in other assets	(12,625)	(18)	(16)	(6,012)	(19)	(11)

Loans held in portfolio	$175,592	341	652	172,973	304	1,122

(a)	Includes bankruptcies and foreclosures.

VARIABLE INTEREST ENTITIES

     The Company administers multi-seller commercial paper conduits through which it arranges financing for certain customer transactions that provide customers with access to the commercial paper market. The Company provides liquidity guarantees to these multi-seller conduits. As currently structured, these conduits are VIEs in which the Company is the primary beneficiary. On July 1, 2003, the Company consolidated these conduits. At December 31, 2003, the Company’s balance sheet included $9.1 billion of assets, representing $5.0 billion of securities and $4.1 billion of other earning assets, and $9.2 billion of short-term commercial paper borrowings related to this consolidation.

     FIN 46 also requires disclosure of significant variable interests the Company has in VIEs for which it is not the primary beneficiary and thus not required to consolidate. The Company provides liquidity guarantees to other conduits not administered by the Company, related to Company assets transferred to these conduits. No individual liquidity guarantee was considered a significant variable interest at December 31, 2003. However, the aggregate of these variable interests in other conduits, which have total assets of $100.8 billion, represented a maximum exposure to loss of $4.8 billion at December 31, 2003. The Company is not the primary beneficiary of these VIEs and is not required to consolidate them.

     The Company did not consolidate or deconsolidate any other significant variable interest entities in connection with the adoption of FIN 46, and accordingly, it did not have a material impact on the Company’s consolidated financial position or results of operations, other than as indicated above. At December 31, 2003, the Company continued to consolidate the trusts associated with its trust preferred securities. In connection with the application of FIN 46R to these trusts at March 31, 2004, the Company expects to deconsolidate the trusts, which will not have a material impact on the Company’s consolidated financial position or results of operations. More information related to the trust preferred securities is presented in Note 10.

Audited Financial Statements

NOTE 6: LOANS

	December 31,
(In millions)	2003	2002
COMMERCIAL
Commercial, financial and agricultural	$55,453	57,728
Real estate — construction and other	5,969	4,542
Real estate — mortgage	15,186	17,735
Lease financing	23,978	22,667
Foreign	6,880	6,425

Total commercial	107,466	109,097

CONSUMER
Real estate secured	50,726	46,706
Student loans	8,435	6,921
Installment loans	8,965	10,249

Total consumer	68,126	63,876

Total loans	$175,592	172,973

     The components of the net investment in leveraged leases at December 31, 2003 and 2002, are presented below.

	December 31,
(In millions)	2003	2002
Net rental income receivable	$19,045	18,098
Estimated unguaranteed residual values	1,907	1,539
Unearned income	(9,790)	(9,461)

Investment in leveraged leases	11,162	10,176
Less related deferred income taxes	(6,995)	(6,096)

Net investment in leveraged leases	$4,167	4,080

     The Company recognized income before income taxes from leveraged leases of $606 million, $603 million and $527 million in 2003, 2002 and 2001, respectively, and the related income tax expense was $236 million, $236 million and $198 million in 2003, 2002 and 2001, respectively. Future minimum lease receipts relating to direct financing leases, including leveraged leases, were $20.8 billion at December 31, 2003, with $1.9 billion receivable within the next five years. Future minimum lease receipts under noncancelable operating leases was $359 million at December 31, 2003, substantially all of which is receivable over the next 5 years.

     Loans to directors and executive officers of the Parent Company and their related interests did not exceed five percent of stockholders’ equity at December 31, 2003 and 2002. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they include other features unfavorable to the Company.

     At December 31, 2003 and 2002, nonaccrual and restructured loans amounted to $1.1 billion and $1.7 billion, respectively. In 2003, 2002 and 2001, gross interest income of $136 million, $120 million and $184 million, respectively, would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2003, 2002 and 2001 amounted to $16 million, $23 million and $41 million, respectively.

     At December 31, 2003 and 2002, impaired loans amounted to $810 million and $1.4 billion, respectively. Included in the allowance for loan losses was $48 million related to $241 million of impaired loans at December 31, 2003, and $185 million related to $730 million of impaired loans at December 31, 2002. For the years ended December 31, 2003 and 2002, the average recorded investment in impaired loans was $1.2 billion and $1.5 billion, respectively. For the years ended December 31, 2003, 2002 and 2001, $19 million, $23 million and $22 million, respectively, of interest income was recognized on loans while they were impaired. This income was recognized using the cash-basis method of accounting.

Audited Financial Statements

     At December 31, 2003 and 2002, loans held for sale, which are classified in other assets, amounted to $12.6 billion and $6.0 billion, respectively. In 2003, 2002 and 2001, net write-downs to the lower of cost or market value recorded subsequent to the transfer of the loans to loans held for sale were $22 million, $53 million and $188 million, respectively.

     At December 31, 2003 and 2002, the fair value of the loan portfolio, net of unearned income and the allowance for loan losses, was $162.1 billion and $160.1 billion, respectively. The fair values of performing loans for all portfolio loans were calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans, and prepayment assumptions. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 3.28 percent to 8.91 percent and 2.44 percent to 9.46 percent at December 31, 2003 and 2002, respectively, and for the consumer loan portfolio from 7.25 percent to 14.61 percent and 7.37 percent to 13.74 percent, respectively. For performing residential mortgage loans, fair values were estimated using discounted cash flow analyses utilizing yields for comparable mortgage-backed securities. The fair values of nonperforming loans were calculated by discounting estimated cash flows using discount rates commensurate with the risk associated with the cash flows.

     At December 31, 2003, the Company had $5.3 billion of loans pledged as collateral for outstanding Federal Home Loan Bank borrowings and $45.7 billion of loans pledged as collateral for the contingent ability to borrow from the Federal Reserve Bank, if necessary.

NOTE 7: ALLOWANCE FOR LOAN LOSSES

	Years Ended December 31,
(In millions)	2003	2002	2001
Balance, beginning of year	$2,798	2,995	1,722
Provision for loan losses	511	1,122	1,663
Provision for loan losses relating to loans transferred to other assets or sold	75	357	284
Former Wachovia balance, September 1, 2001	—	—	766
Allowance relating to loans acquired, transferred to other assets or sold	(228)	(554)	(503)

Total	3,156	3,920	3,932

Loan losses	(885)	(1,289)	(1,079)
Loan recoveries	233	167	142

Net charge-offs	(652)	(1,122)	(937)

Balance, end of year	$2,504	2,798	2,995

Audited Financial Statements

NOTE 8: GOODWILL AND OTHER INTANGIBLE ASSETS

     Net income and earnings per share amounts adjusted to exclude goodwill amortization expense for the period prior to the adoption of SFAS 142 are presented below.

	Years Ended December 31,
(Dollars in millions, except per share data)	2003	2002	2001
Reported net income available to common stockholders before cumulative effect of a change in accounting principle	$4,242	3,560	1,613
Cumulative effect of a change in accounting principle, net of income taxes	17	—	—

Reported net income available to common stockholders	4,259	3,560	1,613
Less imputed interest on the Company’s transactions in its common stock	—	—	(6)
Add goodwill amortization	—	—	241

Adjusted net income available to common stockholders	$4,259	3,560	1,848

Basic earnings per common share
Reported net income available to common stockholders before cumulative effect of a change in accounting principle	$3.20	2.62	1.47
Cumulative effect of a change in accounting principle, net of income taxes	0.01	—	—

Reported net income available to common stockholders	3.21	2.62	1.47
Add goodwill amortization	—	—	0.22

Adjusted net income available to common stockholders	$3.21	2.62	1.69

Diluted earnings per common share
Reported net income available to common stockholders before cumulative effect of a change in accounting principle	$3.17	2.60	1.45
Cumulative effect of a change in accounting principle, net of income taxes	0.01	—	—

Reported net income available to common stockholders	3.18	2.60	1.45
Add goodwill amortization	—	—	0.22

Adjusted net income available to common stockholders	$3.18	2.60	1.67

Intangible amortization
Identified intangible assets
Deposit base	$468	596	266
Customer relationships	50	32	16

Total	518	628	282
Servicing assets	80	55	50

Total intangible amortization	$598	683	332

     Changes in the carrying amount of goodwill related to each of the Company’s business segments for each of the years in the two-year period ended December 31, 2003, are presented below.

				Corporate
				and
	General	Capital	Wealth	Investment
(In millions)	Bank	Management	Management	Bank	Total
Balance, January 1, 2002	$6,835	1,548	467	1,766	10,616
Purchase accounting adjustments	88	6	8	27	129
Additions to goodwill	—	85	50	—	135

Balance, December 31, 2002	6,923	1,639	525	1,793	10,880
Purchase accounting adjustments	1	10	2	—	13
Additions to goodwill	—	232	—	24	256

Balance, December 31, 2003	$6,924	1,881	527	1,817	11,149

Audited Financial Statements

     At December 31, 2003 and 2002, the Company had $90 million assigned as the carrying amount of its tradename, which based on its indefinite useful life, is not subject to amortization.

     The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2003 and 2002, are presented below.

	2003		2002
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(In millions)	Amount	Amortization	Amount	Amortization
Deposit base	$2,532	1,775	2,532	1,307
Customer relationships	494	98	287	48
Servicing assets	665	204	437	164

Total	$3,691	2,077	3,256	1,519

     In connection with certain acquisitions in 2003, the Company recorded customer relationship intangibles of $207 million and servicing assets at $247 million. These intangibles have a weighted average amortization period of 19 years and 6 years, respectively.

     The estimated annual identified intangible assets amortization expense in each of the five years subsequent to December 31, 2003, is as follows (in millions): 2004, $399; 2005, $275; 2006, $160; 2007, $69; and 2008, $47.

NOTE 9: SHORT-TERM BORROWINGS

     Short-term borrowings at December 31, 2003, 2002 and 2001, and the related maximum amounts outstanding at the end of any month in each of the three years, are presented below.

	December 31,			Maximum Outstanding
(In millions)	2003	2002	2001	2003	2002	2001
Federal funds purchased	$4,364	4,817	2,502	7,606	5,824	4,554
Securities sold under repurchase agreements	48,434	30,249	29,846	51,112	30,872	29,979
Commercial paper	11,424	2,642	3,314	12,403	3,995	3,925
Other	7,068	3,465	3,009	9,279	3,464	8,627

Total short-term borrowings	$71,290	41,173	38,671

	December 31,
	2003	2002	2001
WEIGHTED AVERAGE INTEREST RATES
Federal funds purchased and securities sold under repurchase agreements	0.78%	1.34	1.69
Commercial paper	1.01%	0.47	1.02
WEIGHTED AVERAGE MATURITIES (In days)
Federal funds purchased and securities sold under repurchase agreements	19	25	7
Commercial paper	10	3	4

Audited Financial Statements

NOTE 10: LONG-TERM DEBT

	December 31,
(In millions)	2003	2002
NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
3.50% to 7.70%, due 2004 to 2008 (par value $200 to $1,557) (a)	$6,757	6,500
Floating rate, due 2004 to 2005 (par value $90 to $400) (a)	490	1,720
Floating rate extendible, due 2005 (b)	10	10
Equity-linked, due 2005 (a)	25	—
Subordinated notes
5.625% to 7.50%, due 2005 to 2009 (par value $150 to $400) (a)	3,622	4,060
8.00%, due 2009 (par value $150) (c)	149	149
6.605%, due 2025 (par value $250) (a)	250	250
6.30%, Putable/Callable, due 2028 (par value $200)	200	200
Floating rate	—	150
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035 (par value $250 to $300) (d)	795	795
Hedge-related basis adjustments	728	1,094

Total notes and debentures issued by the Parent Company	13,026	14,928

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	6,059	7,562
Subordinated notes
6.625% to 6.75%, due 2005 to 2006 (par value $175 to $200) (a) (e)	375	825
Bank, 5.00% to 7.875%, due 2006 to 2036 (par value $50 to $1,000)	3,047	2,547
7.80% to 7.95%, due 2006 to 2007 (par value $100 to $150) (a)	248	398
Floating rate, due 2013 (par value $417) (f)	417	—

Total notes issued by subsidiaries	10,146	11,332

OTHER DEBT
Trust preferred securities	3,022	3,020
Collateralized notes, floating rate, due 2006 to 2007	4,420	4,420
4.556% auto securitization financing, due 2008 (e)	2	61
Advances from the Federal Home Loan Bank	5,001	5,255
Preferred units — The Money Store, LLC	57	57
Capitalized leases, rates generally ranging from 1.757% to 14.29% (g)	761	176
Mortgage notes and other debt of subsidiaries, varying rates and terms	9	6
Hedge-related basis adjustments	286	407

Total other debt	13,558	13,402

Total long-term debt	$36,730	39,662

(a)	Not redeemable prior to maturity.

(b)	Redeemable in whole or in part at the option of the Parent Company only on certain specified dates.

(c)	Redeemable in whole and not in part at the option of the Parent Company only on certain specified dates.

(d)	Redeemable in whole or in part at the option of the holders only on certain specified dates.

(e)	Assumed by the Parent Company.

(f)	Redeemable in whole or in part at the option of a nonbank subsidiary only on certain specified dates.

(g)	Includes $28 million of capitalized leases in the Parent Company.

Audited Financial Statements

     At December 31, 2003, floating rate notes of $490 million had rates of interest ranging from 1.52 percent to 1.57 percent.

     The interest rate on the floating rate extendible notes is 1.34 percent to March 15, 2004.

     The equity-linked derivative component of the equity-linked notes has been separated from the host component and is classified as a trading derivative.

     The 6.30 percent putable/callable notes are subject to mandatory redemption on April 15, 2008, and under certain specified conditions, they may be put to the Parent Company by the trustee on or after this date.

     At December 31, 2003, bank notes of $4.8 billion had floating rates of interest ranging from 0.913 percent to 7.70 percent, and $1.3 billion of the notes had fixed rates of interest ranging from 3.00 percent to 8.375 percent. Included in bank notes are $181 million and $59 million of equity-linked notes at December 31, 2003 and 2002, respectively.

     The interest rate on $417 million of floating rate notes is 2.28 percent to January 2, 2004.

     At December 31, 2003 and 2002, statutory business trusts (the “Trusts”) created by the Parent Company had outstanding with the Parent Company trust preferred securities with an aggregate par value of $2.3 billion. The trust preferred securities have interest rates ranging generally from 7.64 percent to 8.04 percent and maturities ranging from December 1, 2026, to November 15, 2029. The principal assets of the Trusts are $2.4 billion of the Parent Company’s subordinated debentures with identical rates of interest and maturities as the trust preferred securities. The Trusts have issued $31 million of common securities to the Parent Company. The estimated fair value of the trust preferred securities and the related subordinated debentures at both December 31, 2003 and 2002, was $2.4 billion.

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

     Additionally, a trust created by the bank has outstanding trust preferred securities with a par value of $300 million and an 8 percent rate of interest, and a par value of $450 million and a LIBOR-indexed floating rate of interest. The related maturities range from December 15, 2026, to February 15, 2027. The related subordinated debentures all have terms substantially the same as the trust preferred securities and subordinated debentures issued by the Parent Company. See Note 5 and Note 11 for a discussion of FIN 46R relating to trust preferred securities.

     At December 31, 2003, collateralized notes of $4.4 billion had floating rates of interest based on spreads to LIBOR ranging from (2.672) percent to 1.919 percent. The spread on certain portions of the notes can vary based on the returns of the related collateral. As the (2.672) percent indicates, it is possible to be in a receivable position on the interest component for a portion of these notes.

     At December 31, 2003, The Money Store, LLC, a bank subsidiary, had outstanding Class A preferred units with a stated value of $57 million. Distributions are payable to preferred unit holders on a cumulative basis until an annual return of 12.50 percent has been paid. In addition, distributions on the preferred units must be paid before the Company can declare or pay a dividend on its common stock. The Company’s subsidiary can redeem the preferred units at defined premiums beginning in September 2009. The preferred units have a mandatory redemption date of September 2012 at the stated value.

     At December 31, 2003 and 2002, the aggregate fair value of long-term debt was $38.9 billion and $41.8 billion, respectively. The fair value of long-term debt is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt with similar terms.

     At December 31, 2003, $9.9 billion of senior or subordinated debt securities or equity securities of the Company remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission. In February 2004, the Company issued $1.7 billion of senior debt securities and $900 million of subordinated debt securities under this shelf registration. In addition, the Company has available for issuance up to $4.0 billion under a medium-term note program covering senior or subordinated debt securities.

     At December 31, 2003, Wachovia Bank has available a global note program for issuance up to $44.5 billion of senior or subordinated notes.

     The weighted average rate paid for long-term debt in 2003, 2002 and 2001 was 4.02 percent, 4.29 percent and 4.79 percent, respectively. See Note 18 for information on interest rate swaps entered into in connection with the issuance of long-term debt.

     Long-term debt maturing in each of the five years subsequent to December 31, 2003, is as follows (in millions): 2004, $4,842; 2005, $7,614; 2006, $6,639; 2007, $4,113; and 2008, $3,381.

Audited Financial Statements

NOTE 11: COMMON AND PREFERRED STOCK AND CAPITAL RATIOS

	2003		2002		2001
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
(Options and shares in thousands)	Number	Price (a)	Number	Price (a)	Number	Price (a)
STOCK OPTIONS
Options outstanding, beginning of year	115,018	$36.04	102,591	$35.18	47,143	$38.22
Granted	20,983	37.49	24,238	37.96	26,418	32.22
Former Wachovia, September 1, 2001	—	—	—	—	34,136	33.07
Exercised	(10,513)	28.89	(6,110)	24.45	(2,090)	20.45
Cancelled	(1,290)	53.35	(5,701)	40.92	(3,016)	44.00

Options outstanding, end of year	124,198	$36.71	115,018	$36.04	102,591	$35.18

Options exercisable, end of year	81,219	$36.75	63,139	$36.56	57,957	$36.76

RESTRICTED STOCK
Unvested shares, beginning of year	11,531	$35.21	13,366	$37.73	11,101	$41.35
Granted	4,919	36.75	4,924	32.44	3,296	32.11
Former Wachovia, September 1, 2001	—	—	—	—	4,044	34.42
Vested	(4,540)	36.01	(5,967)	38.66	(4,415)	42.49
Cancelled	(519)	35.07	(792)	34.44	(660)	37.75

Unvested shares, end of year	11,391	$35.56	11,531	$35.21	13,366	$37.73

EMPLOYEE STOCK OPTIONS
Options outstanding, beginning of year	20,758	$46.75	22,963	$46.75	26,613	$46.75
Exercised	—	—	—	—	—	—
Cancelled	(1,559)	46.75	(2,205)	46.75	(3,650)	46.75

Options outstanding, end of year	19,199	$46.75	20,758	$46.75	22,963	$46.75

Options exercisable, end of year	15,527	$46.75	4,867	$46.75	5,301	$46.75

(a)	The weighted-average price for stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.

STOCK PLANS

     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, and vest based on continued service with the Company for a specified period, generally three-to-five years following the date of grant, and they have a contractual life of ten years.

     Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over a three-to-five-year period, during which time the holder receives dividends and has full voting rights. Compensation cost recognized for restricted stock was $177 million, $194 million and $169 million in 2003, 2002 and 2001, respectively. As discussed in Note 1, the Company adopted the fair value method of accounting for stock options in 2002, and as a result, $102 million and $58 million of stock option expense was included as a component of salaries and employees benefits in the results of operations in 2003 and 2002, respectively.

     The range of exercise prices and the related number of options outstanding at December 31, 2003, are as follows (shares in thousands): $2.99-$9.31, 238 shares; $10.95-$19.98, 2,205 shares; $20.59-$29.64, 7,218 shares; $30.02-$39.72, 94,555 shares; $40.13-$48.93, 10,306 shares; and $53.94-$62.13, 9,676 shares. The weighted average exercise prices, remaining contractual maturities and weighted average exercise prices of options currently exercisable for each exercise price range are as follows: $4.24, 1.9 years and $4.24; $16.38, 1.6 years and $16.38; $26.60, 4.0 years and $26.62; $35.19, 7.6 years and $34.09; $43.21, 4.6 years and $43.19; and $57.61, 4.9 years and $57.61, respectively.

     At December 31, 2003, the Company had 108 million additional shares of common stock reserved for issuance under the stock option plans.

Audited Financial Statements

     The Company also has an employee stock plan (the “1999 plan”) in place. Under the terms of the 1999 plan, substantially all employees were granted options with an exercise price equal to the fair value of the underlying shares on the date of grant of August 2, 1999. Twenty percent of the options vested on August 2, 2000. The vesting schedule provides that an additional 20 percent of the options vest annually on each March 1 from 2001 through 2004 if certain annual return on stockholders’ equity goals are met. If the annual goal is not met in any one year, the options for the applicable 20 percent portion remain unvested until an annual goal is met at which time they vest. The annual goal for 2003 was met. On April 30, 2004, any unvested options will automatically vest, and if they are not exercised by September 30, 2004, they will expire.

     Under the fair value method, stock option expense is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

     The weighted average grant date fair values of options under the stock option plans were $8.38, $10.39 and $5.21 in 2003, 2002 and 2001, respectively. The more significant assumptions used in estimating the fair value of stock options in 2003, 2002 and 2001 include risk-free interest rates of 3.15 percent, 4.65 percent and 4.45 percent to 5.88 percent, respectively; dividend yields of 3.10 percent, 2.53 percent and 2.99 percent, respectively; weighted average expected lives of the stock options of 6.0 years, 6.0 years and 4.0 years, respectively; and volatility of the Company’s common stock of 28 percent in 2003, 29 percent in 2002 and 29 percent in 2001. Additionally, the estimated fair value of stock options is reduced by an estimate of forfeiture experience which was 8.00 percent in 2003, 7.50 percent in 2002 and 10.00 percent in 2001.

     The Company recorded income taxes (benefits) of $(46) million, $(6) million and $7 million in 2003, 2002 and 2001, respectively, related to employee exercises of stock options.

DIVIDEND REINVESTMENT PLAN

     Under the terms of the Dividend Reinvestment Plan, a participating stockholder’s cash dividends and optional cash payments may be used to purchase the Company’s common stock. Common stock issued under the Dividend Reinvestment Plan was (in thousands): 1,247 shares, 1,638 shares and 1,809 shares in 2003, 2002 and 2001, respectively. At December 31, 2003, the Company had 4 million additional shares of common stock reserved for issuance under the Dividend Reinvestment Plan.

TRANSACTIONS BY THE COMPANY IN ITS COMMON STOCK

     At December 31, 2003, the Company had the authority to repurchase up to 63 million shares of its common stock. In 2003, the Company repurchased 35 million shares of common stock at a cost of $1.4 billion in the open market. In 2002, the Company repurchased 4 million shares of common stock at a cost of $137 million in the open market. In 2001, the Company repurchased 2 million shares of common stock at a cost of $64 million in the open market. In connection with the consummation of the merger with the former Wachovia, the Company also retired 16 million shares at a cost of $568 million held by the former Wachovia. In January 2004, the Board of Directors of the Company authorized an additional 60 million share buyback program.

     The Company has used forward equity sales transactions (“equity forwards”) and forward purchase contracts in connection with its stock repurchase program. These contracts were entered into in 1999 and 2000. These transactions were accounted for as equity. In calculating diluted earnings per share, the premium component of the forward price on equity forwards is subtracted in calculating income available to common stockholders. In 2002, the premium component of the equity forward was anti-dilutive, and accordingly, it was not included in the calculation of earnings per share. For forward purchase contracts, diluted shares include the share equivalent of the excess of the forward price over the current market price of the shares.

     In 2003, the Company settled the remaining forward purchase contract involving 24 million shares at a cost of $773 million, and put options from collar transactions involving 7 million shares at a cost of $240 million. In 2002, the Company settled the remaining equity forward contract and a forward purchase contract by purchasing 12 million shares at a cost of $536 million. In 2001, the Company settled an equity forward and a forward purchase contract by purchasing 12 million shares at a cost of $652 million. Additionally, in 2001, the Company settled a contract for 4 million shares on a net share basis resulting in no net repurchases of shares.

     The Company has also entered into option contracts in its stock to offset potential dilution from the exercise of stock options. These option contracts involve the contemporaneous purchase of a call option and the sale of a put option to the same counterparty (“collar transactions”). These collar transactions were entered into in 1999, 2000 and 2002. In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity”. SFAS 150 requires that the fair value of certain financial instruments where the issuer may settle the instrument by issuing its own equity shares be classified as assets or liabilities. Subsequent changes to fair value are recorded in the results of operations. The Company had equity collar transactions that matured in October 2003 through December 2003 and are considered financial instruments within the scope of SFAS 150. In connection with the adoption of SFAS 150 on July 1, 2003, the Company recorded the fair value of these instruments as an asset and recognized an after-tax gain of $17 million ($26 million before tax), which is presented in the results of operations as the cumulative effect of a change in accounting principle. In 2003, the Company recorded an additional gain of $25 million related to changes in the fair value of these contracts through the date they matured. Other than recording these amounts, the adoption of SFAS 150 did not have a material impact on the Company’s consolidated financial position or results of operations.

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

PREFERRED SHARES

     In connection with the merger of the former Wachovia, the Company issued 97 million shares of a new class of preferred stock entitled Dividend Equalization Preferred Shares (“DEPs”), which paid dividends equal to the difference between the last dividend paid by the former Wachovia of 30 cents per share and the common stock dividend declared by the Company. The Company’s total dividends for four consecutive quarters in 2003 equaled at least $1.20 per common share, and accordingly, there is no further requirement to pay dividends on the DEPs. The DEPs were recorded at their fair value as of September 1, 2001, of 24 cents per share or $23 million for shares issued through December 31, 2001. Dividends of $5 million, $19 million and $6 million, were paid to holders of the DEPs in 2003, 2002 and 2001, respectively, of which $23 million was recorded as a reduction in the carrying amount of the DEPs with the remainder charged to retained earnings.

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

     At December 31, 2003, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 8.52 percent, 11.82 percent and 6.36 percent, respectively. At December 31, 2002, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 8.22 percent, 12.01 percent and 6.77 percent, respectively. At December 31, 2003, the Company’s deposit-taking bank subsidiaries met the capital and leverage ratio requirements for well capitalized banks. The Company does not anticipate or foresee any conditions that would reduce these ratios to levels at or below minimum or that would cause its deposit-taking bank subsidiaries to be less than well capitalized.

Audited Financial Statements

NOTE 12: ACCUMULATED OTHER COMPREHENSIVE INCOME, NET

     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2003, is presented below.

		Income Tax
	Pre-tax	(Expense)	After-tax
(In millions)	Amount	Benefit	Amount
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2000	$(327)	114	(213)
Unrealized net holding gain on securities	973	(373)	600
Net gain on cash flow hedge derivatives	36	(14)	22
Reclassification adjustment for realized gains and losses on securities	45	(17)	28

Accumulated other comprehensive income, net, December 31, 2001	727	(290)	437
Unrealized net holding gain on securities	1,954	(747)	1,207
Net gain on cash flow hedge derivatives	1,197	(454)	743
Reclassification adjustment for realized gains and losses on securities	60	(23)	37
Reclassification adjustment for realized gains and losses on cash flow hedge derivatives	(466)	177	(289)

Accumulated other comprehensive income, net, December 31, 2002	3,472	(1,337)	2,135
Unrealized net holding loss on securities	(173)	92	(81)
Net gain on cash flow hedge derivatives	74	(28)	46
Reclassification adjustment for realized gains and losses on securities	(355)	135	(220)
Reclassification adjustment for realized gains and losses on cash flow hedge derivatives	(873)	332	(541)

Accumulated other comprehensive income, net, December 31, 2003	$2,145	(806)	1,339

Audited Financial Statements

NOTE 13: BUSINESS SEGMENTS

     The Company has five operating segments all of which, by virtue of exceeding certain quantitative thresholds, are reportable segments. The four core business segments are the General Bank, Capital Management, Wealth Management, the Corporate and Investment Bank, plus the Parent (“Parent segment”). Each of these reportable segments offers a different array of products and services.

     Business segment results are presented on a segment earnings basis, which excludes net merger-related and restructuring expenses. The results of the Company’s four core business segments also exclude deposit base and other intangible amortization, minority interest and the cumulative effect of a change in accounting principle. These excluded items are included in the Company’s consolidated results of operations, but they are not meaningful in evaluating the performance of each of the Company’s core business segments or in allocating capital to them. The Company’s Capital Management segment includes 100 percent of the combined retail brokerage entity. The 38 percent minority interest is included in the Parent. The accounting policies of these reportable segments are the same as those of the Company as disclosed in Note 1, except as noted herein. There are no significant reconciling items between the reportable segments and consolidated amounts. Certain amounts are not allocated to reportable segments, and as a result, they are included in the Parent segment as discussed herein. Substantially all of the Company’s revenues are earned from customers in the United States, and no single customer accounts for a significant amount of any reportable segment’s revenues.

     The Company uses a management reporting model that includes methodologies for funds transfer pricing, allocation of economic capital, expected losses and cost transfers to measure business segment results. Because of the complexity of the Company, various estimates and allocation methodologies are used in preparing business segment financial information. Exposure to market risk is managed centrally within the Parent segment. In order to remove interest rate risk from each core business segment, the management reporting model employs a funds transfer pricing (“FTP”) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk. A risk-based methodology is used to allocate capital based on the credit, market and operational risks associated with each business segment. In 2003 and 2002, the cost of capital was 11 percent, and 12 percent in 2001. A provision for loan losses is allocated to each core business segment based on net charge-offs, and any difference between the total for all core segments and the consolidated provision for loan losses is recorded in the Parent segment. Intersegment revenues are paid by a segment to the segment that distributes or services the product. The amount of the referral fee is based on comparable fees paid in the market or negotiated amounts that approximate the value provided by the selling segment. Cost transfers are made for services provided by one segment to another. Activity-based costing studies are continually being refined to better align expenses with products and their revenues. Income tax expense or benefit is generally allocated to each core business segment based on a statutory tax rate adjusted for items unique to each business segment. Any difference between the total for all core business segments and the consolidated amount is included in the Parent segment. Income tax benefits related to a loss on the Company’s investment in The Money Store Inc. (“TMSI”) in 2002 and to the public issuance of tax deductible preferred stock in 2002 and 2003 by a Real Estate Investment Trust (“REIT”) subsidiary of the Parent Company were recorded in the Parent segment. Deposit base and other intangible amortization expense is included in the Parent segment and is not allocated to the Company’s core business segments. Generally, loan origination fees and costs are accounted for on a cash basis in the core business segments; the Parent segment includes an adjustment to defer and amortize the fees and costs. Additionally, since merger-related and restructuring expenses are not allocated to the Company’s business segments, they are presented separately in the tables that follow.

     The Parent segment also includes certain nonrecurring revenue items; certain expenses that are not allocated to the business segments; corporate charges; and the results of the Company’s mortgage servicing, credit card, TMSI home equity lending businesses and indirect auto leasing businesses, which have been divested or are being wound down.

     The Company continuously assesses its assumptions, methodologies and reporting classifications to better reflect the true economics of the Company’s business segments. Business segment results for 2002 and 2001 were restated to reflect several significant refinements that were incorporated for 2003. For example, in the first quarter of 2003, the Company incorporated cost methodology refinements to better align support costs to the Company’s business segments and product lines. The impact to segment earnings for full year 2002 as a result of these refinements was a $46 million decrease in the General Bank, a $25 million increase in Capital Management, a $4 million decrease in Wealth Management, a $3 million decrease in the Corporate and Investment Bank, and a $28 million increase in the Parent.

     The Company’s business segment information for each of the years in the three-year period ended December 31, 2003, follows.

Audited Financial Statements

	Year Ended December 31, 2003
				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(In millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated
CONSOLIDATED
Net interest income (a)	$7,319	251	440	2,336	517	(256)	10,607
Fee and other income	2,220	4,141	536	2,268	229	—	9,394
Intersegment revenue	187	(69)	5	(122)	(1)	—	—

Total revenue (a)	9,726	4,323	981	4,482	745	(256)	20,001
Provision for loan losses	469	—	12	250	(145)	—	586
Noninterest expense	5,370	3,611	709	2,348	711	443	13,192
Minority interest	—	—	—	—	174	(31)	143
Income taxes (benefits)	1,379	258	95	575	(320)	(154)	1,833
Tax-equivalent adjustment	39	1	—	126	90	(256)	—

Income before cumulative effect of a change in accounting principle	2,469	453	165	1,183	235	(258)	4,247
Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	—	17	—	17

Net income	2,469	453	165	1,183	252	(258)	4,264
Dividends on preferred stock	—	—	—	—	5	—	5

Net income available to common stockholders	$2,469	453	165	1,183	247	(258)	4,259

Economic profit	$1,811	343	108	555	197	—	3,014
Risk adjusted return on capital	43.39%	45.24	38.51	20.62	19.84	—	31.10
Economic capital, average	$5,590	1,000	393	5,768	2,242	—	14,993
Cash overhead efficiency ratio (a)	55.21%	83.51	72.27	52.40	25.86	—	60.38
Lending commitments	$65,457	—	4,012	69,728	482	—	139,679
Average loans, net	113,495	143	9,740	33,484	1,465	—	158,327
Average core deposits	$152,476	2,906	10,972	15,482	1,286	—	183,122
FTE employees	34,896	19,769	3,815	4,319	23,871	—	86,670

	Year Ended December 31, 2002
				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(In millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated
CONSOLIDATED
Net interest income (a)	$6,860	162	400	2,489	262	(218)	9,955
Fee and other income	2,095	3,051	529	1,582	616	—	7,873
Intersegment revenue	162	(72)	5	(87)	(8)	—	—

Total revenue (a)	9,117	3,141	934	3,984	870	(218)	17,828
Provision for loan losses	471	—	17	993	(2)	—	1,479
Noninterest expense	5,106	2,556	659	2,081	887	387	11,676
Minority interest	—	—	—	—	6	—	6
Income taxes (benefits)	1,252	214	94	250	(578)	(144)	1,088
Tax-equivalent adjustment	40	—	—	93	85	(218)	—

Net income	2,248	371	164	567	472	(243)	3,579
Dividends on preferred stock	—	—	—	—	19	—	19

Net income available to common stockholders	$2,248	371	164	567	453	(243)	3,560

Economic profit	$1,559	295	114	174	577	—	2,719
Risk adjusted return on capital	38.47%	53.87	42.55	13.43	35.31	—	27.74
Economic capital, average	$5,676	689	363	7,142	2,372	—	16,242
Cash overhead efficiency ratio (a)	56.00%	81.38	70.52	52.22	29.89	—	59.08
Lending commitments	$57,358	—	3,288	78,332	611	—	139,589
Average loans, net	101,631	165	8,731	40,946	2,979	—	154,452
Average core deposits	$140,489	1,343	10,031	12,824	1,579	—	166,266
FTE employees	36,503	12,682	3,726	4,203	23,664	—	80,778

Audited Financial Statements

	Year Ended December 31, 2001
				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(In millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated
CONSOLIDATED
Net interest income (a)	$5,136	167	251	2,130	250	(159)	7,775
Fee and other income	1,724	2,815	381	920	431	25	6,296
Intersegment revenue	143	(70)	1	(62)	(12)	—	—

Total revenue (a)	7,003	2,912	633	2,988	669	(134)	14,071
Provision for loan losses	425	—	6	543	93	880	1,947
Noninterest expense	4,070	2,419	434	2,007	628	272	9,830
Minority interest	—	—	—	—	1	—	1
Income taxes (benefits)	851	172	67	84	(110)	(390)	674
Tax-equivalent adjustment	34	—	—	62	63	(159)	—

Net income (loss)	1,623	321	126	292	(6)	(737)	1,619
Dividends on preferred stock	—	—	—	—	6	—	6

Net income available to common stockholders	$1,623	321	126	292	(12)	(737)	1,613

Economic profit	$1,191	246	96	(324)	158	—	1,367
Risk adjusted return on capital	40.46%	51.29	59.36	7.17	19.53	—	21.90
Economic capital, average	$4,185	626	203	6,705	2,091	—	13,810
Cash overhead efficiency ratio (a)	57.58%	83.05	68.12	67.04	22.30	—	63.60
Average loans, net	$75,552	212	5,672	43,057	9,355	—	133,848
Average core deposits	$109,971	1,618	7,331	10,692	2,661	—	132,273
FTE employees	37,330	13,924	3,896	4,566	24,330	—	84,046

(a)	Tax-equivalent.

(b)	See Merger-Related and Restructuring Expenses in Management’s Discussion and Analysis for more information on merger-related and restructuring expenses. Additionally, the tax-equivalent amounts included in each segment are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Audited Financial Statements

NOTE 14: PERSONNEL EXPENSE AND RETIREMENT BENEFITS

     The Company has a savings plan under which eligible employees are permitted to make contributions to the plan of one percent to thirty percent of eligible compensation. Annually, on approval of the Board of Directors, employee contributions may be matched up to six percent of the employee’s eligible compensation. A six percent matching level was in place for each of the periods presented. The first one percent of the Company’s matching contribution is made in the Company’s common stock. Each employee can immediately elect to liquidate the Company’s common stock credited to the employee’s account by transferring the value of the common stock to any of a number of investment options available within the savings plan. Savings plan expense in 2003, 2002 and 2001 was $173 million, $167 million and $138 million, respectively.

     Group insurance expense for active employees in 2003, 2002 and 2001 was $367 million, $302 million and $227 million, respectively.

     The Company has a noncontributory, tax-qualified defined benefit pension plan (the “Qualified Pension”) covering substantially all employees with at least one year of service. The Qualified Pension benefit expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually. Contributions are made each year to a trust in an amount that is determined by the actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Company’s tax return. The projected unit credit valuation method was used to determine the liabilities of the Qualified Pension.

     The measurement date for the Company’s pension obligations is September 30, and at September 30, 2003, the accumulated benefit obligation was $3.6 billion, which was less than the fair market value of the Qualified Pension assets at that date of $4.1 billion. Accordingly, the Qualified Pension is over funded in relation to accumulated benefits and there is no minimum pension obligation to record. At September 30, 2002, the accumulated benefit obligation was $3.1 billion. The table that follows presents the total benefit obligation, which includes the impact of future compensation levels.

     The Company has noncontributory, nonqualified pension plans (the “Nonqualified Pension”) covering certain employees. The Nonqualified Pension benefit expense is determined annually by an actuarial valuation.

     The Company also provides certain health care and life insurance benefits for retired employees (the “Other Postretirement Benefits”). Substantially all of the Company’s employees may become eligible for Other Postretirement Benefits if they reach retirement age while working for the Company.

     In May 2003, the Company amended the Qualified Pension to convert to a cash balance plan effective January 1, 2008. Until that time, benefits will continue to be earned and paid in accordance with provisions of the current Qualified Pension. In connection with the Qualified Pension amendment, the Company remeasured Qualified Pension assets and benefit obligations as of May 31, 2003, and recalculated retirement benefit costs. The assumptions used in this remeasurement were a discount rate of 6.00 percent, a weighted average rate of increase in future compensation levels of 3.50 percent and an expected rate of return on plan assets of 8.50 percent. The total benefit obligation of the Qualified Pension was reduced by $350 million as a result of the plan amendment. As of May 31, 2003, the fair value of the Qualified Pension assets exceeded both the total benefit obligation and the accumulated benefit obligation and, as a result, the Qualified Pension was over funded. In addition, in May 2003, the Company also amended certain provisions related to Other Postretirement Benefits effective January 1, 2008, and the total benefit obligation was reduced by $103 million.

     In December 2003, Congress enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”), which introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans. SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, requires presently enacted changes in relevant laws to be considered in the current period measurement of postretirement benefit costs and the accumulated benefit obligation. However, FASB Staff Position No. 106-1 permits companies to defer recognition of the impact of the Act until certain accounting issues raised by the Act are resolved by the FASB. The Company elected to defer recognition of the impact of the Act. The Company is currently analyzing the impact the Act will have on the Company’s postretirement benefit plans, including any possible plan amendments, and is anticipating that benefits to be paid after 2006 will likely be lower.

     The actual asset allocation of the Company’s Qualified Pension, which are held by Wachovia Bank in a bank-administered trust fund, and of the Other Postretirement Benefits plans at September 30, 2003 and 2002, follows.

Audited Financial Statements

			Other Postretirement
	Qualified Pension		Benefits
(Percent)	2003	2002	2003	2002
EQUITY SECURITIES
Wachovia Corporation common stock	5%	5	—	—
Other equity securities	59	42	5	4

Total equity securities	64	47	5	4
OTHER SECURITIES
Debt securities	30	32	69	68
Real estate	1	1	—	—
Other	5	20	26	28

Total	100%	100	100	100

     The change in benefit obligation and the change in fair value of plan assets related to each of the Qualified Pension, the Nonqualified Pension and the Other Postretirement Benefits using a September 30 measurement date for each of the years in the two-year period ended December 31, 2003, is presented below.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits
(In millions)	2003	2002	2003	2002	2003	2002
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, October 1	$3,676	3,266	331	317	905	899
Service cost	168	149	2	3	11	13
Interest cost	237	228	22	22	55	61
Retiree contributions	—	—	—	—	27	16
Plan amendments	(392)	—	1	—	(105)	(11)
Benefit payments	(282)	(280)	(69)	(23)	(79)	(63)
Business combinations	—	—	—	—	63	1
Plan curtailments	—	—	—	—	(16)	—
Special and/or contractual termination benefits	—	1	—	—	—	1
Actuarial (gains) losses	442	312	52	12	100	(12)

Benefit obligation, September 30	3,849	3,676	339	331	961	905

CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets, October 1	3,480	3,221	—	—	94	95
Actual return on plan assets	532	(164)	—	—	2	1
Employer contributions	418	703	69	23	52	45
Retiree contributions	—	—	—	—	27	16
Business combinations	—	—	—	—	—	—
Benefit payments	(282)	(280)	(69)	(23)	(79)	(63)

Fair value of plan assets, September 30	4,148	3,480	—	—	96	94

RECONCILIATION OF FUNDED STATUS
Funded status of plans	299	(196)	(339)	(331)	(865)	(811)
Unrecognized net transition obligation	—	—	—	—	—	40
Unrecognized prior service costs	(331)	59	(1)	(2)	(32)	34
Unrecognized net losses	1,880	1,657	99	52	273	193
Employer contributions in the fourth quarter	—	—	7	4	—	—

Prepaid (accrued) benefit expense at December 31,	$1,848	1,520	(234)	(277)	(624)	(544)

ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS AS OF SEPTEMBER 30
Discount rate	6.25%	6.75	6.25	6.75	6.25	6.75
Weighted average rate of increase in future compensation levels	3.50%	3.75	3.50	3.75	3.50	3.75

Audited Financial Statements

     The Company’s investment objective relating to Qualified Pension assets is to have a portfolio of assets adequate to support the liability associated with the Qualified Pension defined benefit obligation. The Company uses an asset allocation strategy to achieve this objective, focusing on return objectives over the long-term period associated with the benefit obligation. The current targeted range for asset allocation is 60 percent to 70 percent in equity securities and 30 percent to 40 percent in debt securities and cash. Rebalancing occurs on a periodic basis to maintain the targeted allocation, but deviations will occur from normal market activity. While the investment objective is based on the long-term nature of the Qualified Pension, the Company uses certain measurements on rolling five-year periods to assess asset results and manager performance.

     Actuarial calculations are performed annually to determine the minimum required contributions and maximum contributions allowed as an income tax deduction for all the benefit plans. The Company’s practice is to contribute the maximum amount allowed as an income tax deduction. With respect to the Qualified Pension, the Company estimates that there will be no minimum required contribution in 2004 and that the maximum allowed contribution, based on existing income tax guidelines, would be approximately $385 million. However, Congress is considering revisions to existing income tax guidelines that could change the calculations and potentially not allow the Company to make a tax deductible contribution to the Qualified Pension in 2004. The Company expects to contribute $25 million to the Nonqualified Pension and $60 million to the Other Postretirement Benefits in 2004. These amounts are estimates based on preliminary information and the actual amounts contributed will be determined based on final actuarial calculations, plan asset performance, changes in law and other factors.

     The components of the retirement benefit costs included in salaries and employee benefits for each of the years in the three-year period ended December 31, 2003, are presented below. In addition to these costs, Wachovia Securities recorded $13 million of pension benefit costs and $2 million of other postretirement benefit costs in 2003 related to employees of Wachovia Securities who continued to participate in benefit plans of Prudential Financial from July 1, 2003, to December 31, 2003.

	Qualified Pension			Nonqualified Pension
	Years Ended December 31,			Years Ended December 31,
(In millions)	2003	2002	2001	2003	2002	2001
RETIREMENT BENEFIT COSTS
Service cost	$168	149	103	2	3	1
Interest cost	237	228	167	22	22	15
Expected return on plan assets	(361)	(371)	(289)	—	—	—
Amortization of transition gains	—	—	(5)	—	—	—
Amortization of prior service cost	(2)	10	8	—	—	—
Amortization of actuarial losses	48	—	—	4	1	2
Special and/or contractual termination benefits	—	1	—	—	—	—

Net retirement benefit costs	$90	17	(16)	28	26	18

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	6.00-6.75%	7.25	7.75	6.00-6.75	7.25	7.75
Expected return on plan assets	8.50	10.00	10.00	—	—	—
Weighted average rate of increase in future compensation levels	3.50-3.75%	4.25	4.25	3.50-3.75	4.25	4.25

Audited Financial Statements

	Other Postretirement Benefits
	Years Ended December 31,
(In millions)	2003	2002	2001
RETIREMENT BENEFIT COSTS
Service cost	$11	13	9
Interest cost	55	61	41
Expected return on plan assets	(6)	(6)	(5)
Amortization of transition losses	3	4	4
Amortization of prior service cost	(1)	3	1
Amortization of actuarial losses	7	7	—
Special termination benefit cost	—	1	—

Net retirement benefit costs	$69	83	50

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	6.00-6.75%	7.25	7.75
Expected return on plan assets	6.00	6.00	6.00
Weighted average rate of increase in future compensation levels	3.50-3.75%	4.25	4.25

     The expected return on plan assets used in the annual evaluation is established at an amount that reflects the targeted asset allocation and expected returns for each component of the plan assets. The rate is reviewed annually and adjusted as appropriate to reflect changes in expected market performance or in targeted asset allocation ranges.

     Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2003 were 9.00 percent grading to 5.50 percent (pre-65 years of age) and 12.00 percent grading to 5.50 percent (post-65 years of age); and at the end of 2003 were 12.00 percent grading to 5.50 percent (pre-65 years of age) and 14.00 percent grading to 5.50 percent (post-65 years of age). Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2002 were 10.00 percent grading to 5.50 percent (pre-65 years of age) and 13.00 percent grading to 5.50 percent (post-65 years of age); and at the end of 2002 were 9.00 percent grading to 5.50 percent (pre-65 years of age) and 12.00 percent grading to 5.50 percent (post-65 years of age).

     At December 31, 2003, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on service and interest costs is a $3 million increase and a $2 million decrease, respectively, and on the accumulated postretirement benefit obligation, a $50 million increase and a $44 million decrease, respectively.

Audited Financial Statements

NOTE 15: MERGER-RELATED AND RESTRUCTURING EXPENSES

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. Under the provisions of SFAS 146, a liability for costs associated with exit or disposal activities is recognized only when a liability has been incurred. Previously, under EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, a liability was recognized when management committed to a plan of disposal and the plan met certain criteria, even though commitment to a plan did not, by itself, necessarily result in a liability. Specifically, under SFAS 146, involuntary employee termination costs associated with a one-time termination plan in excess of benefits that would be paid under an ongoing severance plan are recorded on the date employees are notified, if the period between notification and termination is the lesser of 60 days or the legally required notification period. Otherwise, these costs are recognized evenly over the period from notification to termination. Involuntary termination costs under an ongoing plan are recorded under SFAS 112, “Employers’ Accounting for Postemployment Benefits”, on the date that management has committed to an exit or disposal plan. Under SFAS 146, costs associated with terminating a contract, including leases, are recognized when the contract is legally terminated or the benefits of the contract are no longer being realized. In addition, SFAS 146 requires certain disclosures that were not previously required under EITF 94-3. SFAS 146 is effective for exit plans initiated after December 31, 2002. Under this standard, certain personnel costs previously recorded as restructuring expenses under EITF 94-3 are now accounted for under SFAS 112 and classified as merger-related.

     Merger-related expenses consist principally of expenses related to combining operations such as systems conversions that do not qualify as restructuring expenses under SFAS 146 for 2003 and EITF 94-3 for 2002 and 2001. In 2003, merger-related expenses include employee termination benefits. In 2002 and 2001, merger-related expenses did not include employee termination benefits. The significant components of these expenses, as well as activity related to the restructuring accrual, are presented below.

     On July 1, 2003, the Company consummated the combination of the retail brokerage businesses of Wachovia Securities, LLC, and Prudential Financial, Inc. Merger-related and restructuring expenses and exit cost purchase accounting adjustments of approximately $1.1 billion pre-tax are projected in connection with this transaction over the anticipated 18-month integration period.

     The First Union and Wachovia merger was initiated in 2001, but certain merger integration activities are expected to continue through September 2004, and accordingly, the costs associated with certain of those activities are subject to the provisions of SFAS 146. The costs include primarily occupancy and equipment costs and contract cancellations. The merger integration activities completed after December 31, 2002, include branch conversion and consolidation, system conversions, advertising and consolidation of other premises. The Company expects to complete these merger activities by September 2004. The costs associated with these activities are included in merger-related and restructuring expenses in the results of operations. Of the amounts recorded in 2003, $9 million was paid in the period, and accordingly, there was a $7 million liability, all related to occupancy at December 31, 2003. These costs are included in the previously announced estimated maximum of $1.4 billion of onetime charges related to the First Union and Wachovia merger.

     As a result of restructuring plans in connection with the First Union/Wachovia merger in 2001 and in connection with the Company’s strategic repositioning in 2000, the Company displaced employees and recorded expenses for the resulting employee termination benefits to be paid, either in a lump sum or deferred over an extended period. In addition, the Company recorded occupancy-related expenses that included write-downs to fair value less cost to sell of owned premises that were held for disposition as a result of the plans, and cancellation payments or the present values of the remaining lease obligations for leased premises, or portions thereof, that were associated with lease abandonments. Other assets, primarily computer hardware and software, the value of which was considered to be impaired because they no longer would be used as a result of the closure of facilities or the reduction in work force, were also written down to fair value. Contract cancellation costs were also recorded representing the cost to buy out the remaining term or the present value of the remaining payments on contracts that provided no future benefit to the Company as a result of these plans.

MERGER-RELATED EXPENSES

     In 2003, 2002 and 2001, the Company incurred merger-related expenses of $348 million, $246 million and $96 million, respectively, related to the merger with the former Wachovia. Additionally, in 2003, the Company incurred merger-related expenses of $85 million related to the Wachovia/Prudential Financial retail brokerage transaction, and in 2002 and 2001, $1 million and $25 million, respectively, related to other mergers.

     Employee termination benefits were $33 million in 2003 and included severance payments and related benefits for 459 employees who have been displaced or notified of their pending termination date in 2003. Of the terminated employees in 2003, approximately 71 percent were from the General Bank segment, 13 percent were from the Capital Management segment and the remaining 16 percent were primarily from the Parent segment.

Audited Financial Statements

     Merger-related and restructuring expenses for each of the years in the three-year period ended December 31, 2003, are presented below.

	Years Ended December 31,
(In millions)	2003	2002	2001
MERGER-RELATED AND RESTRUCTURING EXPENSES - WACHOVIA/PRUDENTIAL FINANCIAL RETAIL BROKERAGE
Personnel costs	$29	—	—
Occupancy and equipment	3	—	—
Systems conversions costs	31	—	—
Other	22	—	—

Total Wachovia/Prudential Financial merger-related and restructuring expenses	85	—	—

MERGER-RELATED AND RESTRUCTURING EXPENSES -
FIRST UNION/WACHOVIA
Merger-related expenses Personnel costs	45	23	21
Occupancy and equipment	67	88	—
Gain on regulatory-mandated branch sales	(9)	(121)	—
Advertising	68	45	—
Systems conversions costs	131	159	—
Other	46	52	75

Total merger-related expenses	348	246	96
Restructuring expenses
Employee termination benefits	—	66	69
Occupancy and equipment	12	62	—
Contract cancellations	4	5	—
Other	—	7	13

Total restructuring expenses	16	140	82

Total First Union/Wachovia merger-related and restructuring expenses	364	386	178

OTHER MERGER-RELATED AND RESTRUCTURING EXPENSES
Merger-related expenses from other mergers	—	1	25
Strategic repositioning restructuring expenses (reversals), net	(1)	—	(83)
Other restructuring expenses (reversals), net	(5)	—	(14)

Total merger-related and restructuring expenses	$443	387	106

RESTRUCTURING EXPENSES

     The total amount and types of restructuring expenses expected for the Company’s merger activities initiated after December 31, 2002, are presented below.

	Estimated Costs
	Occupancy
	and	Contract
(In millions)	Equipment	Cancellations	Total
WACHOVIA/PRUDENTIAL FINANCIAL RETAIL BROKERAGE
Total estimated costs	$28	—	28
Recorded in current period	—	—	—

Estimated costs remaining	$28	—	28

FIRST UNION/WACHOVIA
Total estimated costs	$39	4	43
Recorded in current period	(12)	(4)	(16)

Estimated costs remaining	$27	—	27

Audited Financial Statements

     Components of the restructuring expenses in 2002 and 2001 are discussed below.

     Employee termination benefits were $66 million in 2002 and $69 million in 2001, and included severance payments and related benefits for 1,672 employees who have been displaced or notified of their pending termination date as of December 31, 2002. Of the terminated employees in 2002 and 2001, approximately 20 percent were from the General Bank segment, 10 percent were from the Corporate and Investment Bank segment, 55 percent were from the Parent segment, 9 percent were from the Capital Management segment and 6 percent were from the Wealth Management segment. Through December 31, 2003, substantially all employee termination benefits related to the terminations in 2002 and 2001 have been paid.

     Occupancy expenses were $62 million in 2002. These expenses included $8 million related to the write-down of owned property as well as leasehold improvements, and furniture and equipment. These write-downs resulted from excess space due to exiting businesses, the reduction in the work force and from branch closings. The amount of the write-down represents the difference between the carrying amount of the property at the time that it was no longer held for use and the estimated net proceeds expected to be received upon disposition. The fair value was estimated using customary appraisal techniques such as evaluating the real estate market conditions in the region and comparing market values to comparable properties. If the proceeds from ultimate disposition differed from the estimate, the amount of the difference is reflected as either an additional restructuring expense or a reversal thereof. The remainder of the occupancy expenses in 2002 represented the present value of future lease obligations or lease cancellation penalties, net of any expected recovery from subleasing, in connection with the closure of branches and sales offices as well as certain other corporate space.

     A reconciliation of the restructuring accruals for each of the years in the three-year period ended December 31, 2003, is presented below.

	Activity
	First Union/	2000
	Wachovia	Strategic
(In millions)	Merger	Repositioning	Other	Total
ACTIVITY IN THE RESTRUCTURING ACCRUAL
Balance, December 31, 2000	$—	249	93	342
Restructuring expenses	82	—	—	82
Cash payments	(19)	(103)	(18)	(140)
Reversal of prior accruals	—	(83)	(14)	(97)
Noncash write-downs and other adjustments	—	(60)	(1)	(61)

Balance, December 31, 2001	63	3	60	126
Restructuring expenses	140	—	—	140
Cash payments	(124)	(2)	(49)	(175)
Noncash write-downs and other adjustments	(18)	—	—	(18)

Balance, December 31, 2002	61	1	11	73
Cash payments	(50)	—	(3)	(53)
Reversal of prior accruals	—	(1)	(5)	(6)
Noncash write-downs and other adjustments	(11)	—	—	(11)

Balance, December 31, 2003	$—	—	3	3

Audited Financial Statements

NOTE 16: INCOME TAXES

     The aggregate amount of income taxes included in the consolidated statements of income and in the consolidated statements of changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2003, is presented below.

	Years Ended December 31,
(In millions)	2003	2002	2001
CONSOLIDATED STATEMENTS OF INCOME
Income taxes	$1,833	1,088	674
Income taxes related to the cumulative effect of a change in accounting principle	8	—	—
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Income taxes related to
Unrealized gains and losses on debt and equity securities	(227)	770	390
Unrealized gains and losses on derivative financial instruments	(304)	277	14

Total	$1,310	2,135	1,078

     The provision for income taxes for each of the years in the three-year period ended December 31, 2003, is presented below.

	Years Ended December 31,
(In millions)	2003	2002	2001
CURRENT INCOME TAXES
Federal	$956	(159)	483
State	68	202	81

Total	1,024	43	564
Foreign	167	127	74

Total current income taxes	1,191	170	638

DEFERRED INCOME TAXES
Federal	511	949	13
State	131	(31)	23

Total deferred income taxes	642	918	36

Total income taxes	$1,833	1,088	674

     The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2003, follows.

Audited Financial Statements

	Years Ended December 31,
	2003		2002		2001
		Percent of		Percent of		Percent of
		Pre-tax		Pre-tax		Pre-tax
(In millions)	Amount	Income	Amount	Income	Amount	Income
Income before income taxes and cumulative effect of a change in accounting principle	$6,080		$4,667		$2,293

Tax at federal income tax rate	$2,128	35.0%	$1,633	35.0%	$802	35.0%
Reasons for difference in federal income tax rate and effective tax rate Tax-exempt interest, net of cost to carry	(157)	(2.6)	(130)	(2.8)	(91)	(4.0)
State income taxes, net of federal tax benefit	129	2.1	111	2.4	68	3.0
Life insurance, increase in cash surrender value	(143)	(2.4)	(122)	(2.6)	(87)	(3.8)
Foreign taxes, net	32	0.5	30	0.6	18	0.8
Subsidiary stock, recognition of basis differences	(58)	(0.9)	(326)	(7.0)	(60)	(2.6)
Goodwill amortization	—	—	—	—	77	3.3
Tax credits, net of related basis adjustments	(134)	(2.2)	(139)	(3.0)	(108)	(4.7)
Change in the beginning-of-the-year deferred tax assets valuation allowance	14	0.2	17	0.4	14	0.6
Other items, net	22	0.4	14	0.3	41	1.8

Total income taxes	$1,833	30.1%	$1,088	23.3%	$674	29.4%

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 2003, are presented below.

	December 31,
(In millions)	2003	2002	2001
DEFERRED INCOME TAX ASSETS
Allowance for loan losses, net	$908	1,045	1,176
Accrued expenses, deductible when paid	1,356	987	1,199
Net operating loss carryforwards	111	163	92
Tax credit carryforwards	773	781	477
Unrealized losses on investments	674	595	394
Other	728	699	581

Total deferred income tax assets	4,550	4,270	3,919

Deferred income tax assets valuation allowance	54	40	50

DEFERRED INCOME TAX LIABILITIES
Depreciation	61	57	111
Unrealized gains on debt and equity securities and derivative financial instruments	806	1,337	290
Intangible assets	435	532	738
Deferred income	72	144	175
Leasing activities	7,566	6,759	5,586
Prepaid pension assets	703	568	327
Other	325	220	114

Total deferred income tax liabilities	9,968	9,617	7,341

Net deferred income tax liabilities	$5,472	5,387	3,472

Audited Financial Statements

     A portion of the annual change in the net deferred tax liability relates to unrealized gains and losses on debt and equity securities. The related 2003, 2002 and 2001 deferred tax expense (benefit) of $(227) million, $770 million and $390 million, respectively, was recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. Additionally, a portion of the annual change in the net deferred tax liability relates to unrealized gains and losses on derivative financial instruments. The related 2003, 2002 and 2001 deferred tax expense (benefit) of $(304) million, $277 million and $14 million, respectively, was recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. Purchase acquisitions also decreased the net deferred tax liability by $26 million and $50 million in 2003 and 2002, respectively, and increased the net deferred tax liability by $436 million in 2001.

     The realization of deferred tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. The Company has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in the two-year federal carryback period and by expected future taxable income that will exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to state net operating loss carryforwards. A portion of the annual change in the valuation allowance relates to deferred tax assets attributable to purchase acquisitions. The related 2002 decrease and 2001 increase in the valuation allowance of $(27) million and $10 million, respectively, were recorded as a component of goodwill.

     The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary included in the consolidated federal income tax return pays its allocation of federal income taxes to the Parent Company or receives payment from the Parent Company to the extent tax benefits are realized. Where federal or state income tax laws do not permit consolidated or combined income tax returns, applicable separate company federal or state income tax returns are filed, and payment, if any, is remitted directly to the federal or state governments.

     Federal tax carryforwards at December 31, 2003, consisted of net operating loss, general business credit and alternative minimum tax credit carryforwards with related deferred tax assets of $45 million, $400 million and $357 million, respectively. The utilization of these carryforwards is subject to limitations under federal income tax laws. Except for the alternative minimum tax credits which do not expire, the other federal tax carryforwards expire, if not utilized, in varying amounts through 2023.

     State tax carryforwards at December 31, 2003, consisted of net operating loss and general business tax credit carryforwards with related deferred tax assets of $66 million and $16 million, respectively. These state tax carryforwards were generated by certain subsidiaries in various jurisdictions and their utilization is subject to limitations under various state income tax laws. The state net operating loss and general business tax credit carryforwards expire, if not utilized, in varying amounts through 2023 and 2007, respectively.

     At December 31, 2003, 2002 and 2001, federal income taxes had not been provided on $97 million, $76 million and $56 million, respectively, of undistributed earnings of foreign subsidiaries that have been reinvested for an indefinite period of time. If the earnings were distributed, an additional $34 million, $28 million and $20 million of income tax expense, net of credits for foreign taxes paid on such earnings and for the related foreign withholding taxes, would have resulted in 2003, 2002 and 2001, respectively.

     Income tax expense related to securities transactions was $91 million, $129 million and $64 million in 2003, 2002 and 2001, respectively.

     The Internal Revenue Service (the “IRS”) is currently examining First Union’s federal income tax returns for the years 1997 through 1999. In addition, the IRS is examining the federal income tax returns for certain acquired subsidiaries for periods prior to acquisition, including the federal income tax returns of the former Wachovia for the years 1996 through 2001. In November 2001, the IRS issued reports challenging deductions relating to the leasing activities of First Union and the former Wachovia for the years 1994 through 1996 and 1993 through 1995, respectively. The Company believes the proposed IRS adjustments are inconsistent with existing law and intends to vigorously defend the claimed deductions. Resolution of these issues is not expected to have a significant impact on the Company’s consolidated financial position or results of operations. In 2003, 2002 and 2001, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Company were settled with the IRS with no significant impact on the Company’s consolidated financial position or results of operations.

Audited Financial Statements

NOTE 17: BASIC AND DILUTED EARNINGS PER COMMON SHARE

     The calculation of basic and diluted earnings per common share for each of the years in the three-year period ended December 31, 2003, is presented below.

	Years Ended December 31,
(In millions, except per share data)	2003	2002	2001
Income before cumulative effect of a change in accounting principle and dividends on preferred stock	$4,247	3,579	1,619
Less imputed interest on the Company’s transactions in its common stock	—	—	(6)

Income available to common stockholders before cumulative effect of a change in accounting principle and dividends on preferred stock	4,247	3,579	1,613
Cumulative effect of a change in accounting principle, net of income taxes	17	—	—
Dividends on preferred stock	(5)	(19)	(6)

Income available to common stockholders	$4,259	3,560	1,607

Basic earnings per common share
Income before change in accounting principle	$3.20	2.62	1.47
Cumulative effect of a change in accounting principle	0.01	—	—

Net income	$3.21	2.62	1.47

Diluted earnings per common share
Income before change in accounting principle	$3.17	2.60	1.45
Cumulative effect of a change in accounting principle	0.01	—	—
Net income	$3.18	2.60	1.45

Average common shares — basic	1,325	1,356	1,096
Common share equivalents, unvested restricted stock, incremental common shares from forward purchase contracts and convertible long-term debt assumed converted	15	13	9

Average common shares — diluted	1,340	1,369	1,105

Audited Financial Statements

NOTE 18: DERIVATIVES

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

     For derivatives, the Company’s exposure to credit risk is measured by the current fair value of all derivatives in a gain position plus a prudent estimate of potential change in value over the life of each contract. The measurement of the potential future exposure for each credit facility derivative is based on a simulation of market rates and generally takes into account legally enforceable risk mitigating agreements for each obligor such as netting and collateral.

     The Company uses collateral arrangements, credit approvals, limits and monitoring procedures to manage credit risk on derivatives. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty. At December 31, 2003, the total market value-related credit risk recorded on the balance sheet for derivative transactions, including derivatives used for the Company’s interest rate risk management, was $14.0 billion, and which also included the effect of netting agreements. Of the $14.0 billion, $2.7 billion exceeded dealer counterparty thresholds and was delivered to the Company as collateral.

     Additional information related to derivatives used for the Company’s interest rate risk management purposes at December 31, 2003 and 2002, can be found in Table 18, which is incorporated herein by reference.

     The fair value and notional amounts for trading derivatives at December 31, 2003 and 2002, is presented below.

	2003		2002
	Fair	Notional	Fair	Notional
(In millions)	Value	Amount	Value	Amount
Forward and futures contracts	$1,113	322,787	2,308	343,433
Interest rate swap agreements	368	763,824	(1,266)	638,798
Purchased options, interest rate caps, floors, collars and swaptions	8,035	521,947	8,357	400,187
Written options, interest rate caps, floors, collars and swaptions	(8,012)	441,862	(9,011)	394,871
Foreign currency and exchange rate swap commitments	(105)	40,571	(126)	36,155
Commodity and equity swaps	$(70)	5,133	(31)	1,840

Audited Financial Statements

NOTE 19: COMMITMENTS, GUARANTEES AND CONTINGENCIES

     In the normal course of business, the Company engages in a variety of transactions to meet the financing needs of its customers, to reduce its exposure to fluctuations in interest rates and to conduct lending activities. These transactions principally include lending commitments, other commitments and guarantees. These transactions involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements.

LENDING COMMITMENTS

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

     Standby and commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit are issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Standby letters of credit also assist customers in obtaining long-term tax-exempt funding through municipal bond issues. In the event the bonds are sold back prior to their maturity and cannot be remarketed, in certain conditions, the Company would be obligated to provide funding to finance the repurchase of the bonds. Commercial letters of credit are issued to support international and domestic trade.

     The Company’s maximum exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Company holds various assets as collateral to support those commitments for which collateral is deemed necessary. The Company uses the same credit policies in entering into commitments and conditional obligations as it does for loans. Except for short-term commitments and letters of credit of $17.4 billion, commitments and letters of credit extend for more than one year, and they expire in varying amounts through 2033.

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

     At December 31, 2003, the estimated fair value of commitments to extend credit and letters of credit was $143 million and $1 million, respectively, and the related contract amounts were $129.7 billion and $29.2 billion, respectively. At December 31, 2002, the estimated fair value of commitments to extend credit and letters of credit was $183 million and $36 million, respectively, and the related contract amounts were $167.9 billion and $25.9 billion, respectively.

OTHER COMMITMENTS

     In the normal course of business, the Company enters into underwriting commitments. Transactions relating to these underwriting commitments that were open at December 31, 2003, and that were subsequently settled, had no material impact on the Company’s consolidated financial position or results of operations.

     Minimum lease payments under leases classified as operating leases due in each of the five years subsequent to December 31, 2003, are as follows (in millions): 2004, $427; 2005, $396; 2006, $347; 2007, $309; 2008, $275; and subsequent years, $1.4 billion. Total minimum future lease receipts due from noncancelable subleases on operating leases was $44 million. Minimum lease payments under leases classified as capital leases due in each of the five years subsequent to December 31, 2003, are as follows (in millions): 2004, $30; 2005, $30; 2006, $30; 2007, $29; 2008, $776; and subsequent years, $9 million. At December 31, 2003, the present value of minimum lease payments under capital leases was $761 million, after deducting $143 million representing imputed interest. Rental expense for all operating leases was $603 million, $509 million and $460 million, in 2003, 2002 and 2001, respectively.

     The Company has commitments to make investments as part of its Principal Investing business and as part of its involvement in low income housing partnerships. At December 31, 2003, these commitments were $736 million and $324 million, respectively. In addition, the Company has $7.0 billion in commitments to purchase securities or other assets, as applicable, to conduits that it administers and consolidates.

     The Federal Reserve Board requires the Company’s bank subsidiaries to maintain reserve balances based on a percentage of certain deposits, which may be satisfied by the Company’s vault cash. At December 31, 2003, average daily reserve balances, including contractually obligated clearing balances required by the Federal Reserve Board, amounted to $465 million.

GUARANTEES

     In November 2002, the FASB issued FIN 45. FIN 45 requires that a liability be recorded for the fair value of certain guarantees. The initial measurement and recognition provisions of FIN 45 are effective for applicable guarantees written or modified after December 31, 2002. The adoption of these recognition provisions resulted in recording liabilities associated with standby letters of credit and certain liquidity guarantees the Company provides to conduits, for which the fees are received at periods other than at the beginning of the term. FIN 45 also requires disclosure of these and certain other guarantees in place at the date of the financial statements. The maximum risk of loss and the carrying amount of the Company’s guarantees subject to the recognition and disclosure requirements of FIN 45 and in place at December 31, 2003, follows.

Audited Financial Statements

	December 31, 2003
		Maximum
	Carrying	Risk of
(In millions)	Amount	Loss
Standby letters of credit	$72	27,597
Liquidity guarantees to conduits administered by others	6	10,319
Loans sold with recourse	29	2,655
Residual value guarantees on operating leases	4	641
Written put options	422	2,021
Contingent consideration	—	271

Total guarantees	$533	43,504

     Conduits purchase assets from a variety of third parties and issue commercial paper backed by all the assets in the conduit to fund those assets. The Company provides liquidity guarantees on substantially all the commercial paper issued by the conduits it administers. In addition, at the discretion of the administrator, the liquidity guarantees may be drawn to require that the Company purchases assets from the conduit at par value which may be different than the assets’ fair value. These liquidity agreements have terms generally lasting for 364 days, and the Company renews these agreements on an annual basis. In July 2003, the Company consolidated conduits it administers under the provisions of FIN 46 and as a result, liquidity guarantees that the Company provided for these conduits are not considered guarantees at December 31, 2003. In 2003 and 2002, the Company purchased $306 million and $843 million of assets from the conduits it administered and recorded $31 million and $67 million in losses, respectively.

     As part of asset securitization activities, certain beneficial interests are sold to conduits administered by others to which the Company provides liquidity guarantees. Under these guarantees, the Company is obligated to purchase an interest in the assets that are financed by the conduits in the event the conduits are unable to continue to issue commercial paper to finance those assets. The Company also provides liquidity guarantees on debt issued by QSPEs used to securitize fixed rate municipal bonds. In the event the debt securities could not be remarketed, the Company would be required to purchase the debt securities.

     In some loan sales or securitizations, the Company provides recourse to the buyer that requires the Company to repurchase loans at par plus accrued interest upon the occurrence of certain events, which are generally credit related within a certain period of time. The maximum risk of loss represents the outstanding principal balance of the loans sold or securitized with recourse provisions but the likelihood of the repurchase of the entire balance is remote and a significant portion of the total amount would be recovered from the sale of the underlying collateral. In 2003 and 2002, the Company did not purchase a significant amount of loans associated with these agreements.

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

     Some contracts that the Company enters into in the normal course of business include indemnification provisions that obligate the Company to make payments to the counterparty or others in the event certain events occur. These contingencies generally relate to changes in the value of underlying assets, liabilities or equity securities or upon the occurrence of events, such as an adverse litigation judgment or an adverse interpretation of tax law. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. In 2003, 2002 and 2001, the Company was not required to make any payments under indemnification clauses. Since there are no stated or notional amounts included in the indemnification clauses and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur, the Company is not able to estimate the maximum potential amount of future payments under these indemnification clauses. There are no amounts reflected on the balance sheet at December 31, 2003, related to these indemnifications.

     As part of the Company’s acquisition activity, the Company often negotiates terms in which a portion of the purchase price is contingent on future events, typically related to the acquired businesses meeting revenue or profitability targets. The additional consideration may be cash or stock. Contingent consideration is paid when the contingency is resolved and it is recorded as additional goodwill. At December 31, 2003, the Company had $253 million in cash and $18 million of common stock committed under such agreements that will be paid through 2011 if the contingencies are met.

Audited Financial Statements

CONTINGENCIES

     The Company and certain of its subsidiaries are involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising from the conduct of business activities. These proceedings include actions brought against the Company and/or its subsidiaries with respect to transactions in which the Company and/or its subsidiaries acted as lender, underwriter, financial advisor, broker or activities related thereto. Although there can be no assurance as to the ultimate outcome, the Company and/or its subsidiaries have generally denied, or believe the Company has a meritorious defense and will deny, liability in all significant cases pending against the Company, including the matters described below, and the Company intends to defend vigorously each such case. Reserves are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. Based on information currently available, advice of counsel, available insurance coverage and established reserves, the Company believes that the eventual outcome of the actions against the Company and/or its subsidiaries, including the matters described below, will not, individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to the Company’s results of operations for any particular period.

     Securities Litigation. A number of purported class actions were filed in June through August 1999 against the Company in the United States District Court for the Western District of North Carolina and for the Eastern District of Pennsylvania. These actions named the Company and certain of the Company’s executive officers as defendants and were purported to be on behalf of persons who purchased shares of the Company’s common stock from August 14, 1998, through May 24, 1999. These actions were consolidated into one case in the United States District Court for the Western District of North Carolina in October 1999. These complaints alleged various violations of federal securities law, including violations of Section 10(b) of the Securities Exchange Act of 1934, and that the defendants made materially misleading statements and/or material omissions which artificially inflated prices for the Company’s common stock. The complaints alleged that the Company failed to disclose integration problems in the CoreStates Financial Corp merger and misstated the value of the Company’s interest in certain mortgage-backed securities of TMSI acquired by First Union on June 30, 1998. Plaintiffs sought a judgment awarding damages and other relief. In January 2001, the United States District Court for the Western District of North Carolina granted the Company’s motion to dismiss the litigation for failure to state a claim upon which relief could be granted. Although the plaintiffs did not appeal this ruling, they sought, and received permission to file an amended complaint. In August 2001, plaintiffs filed an amended complaint that abandoned their previous allegations concerning the CoreStates Financial Corp merger and primarily raised new allegations of irregularities at TMSI prior to its acquisition by First Union. In October 2001, the Company filed a motion to dismiss the securities litigation consolidated in the United States District Court for the Western District of North Carolina. In September 2002, the court granted the motion in part, limiting any new complaint to claims regarding alleged misstatements or omissions pled in earlier complaints. The plaintiffs filed a third consolidated and amended complaint in October 2002, purportedly on behalf of a class of purchasers of the Company’s common stock during the period from March 4, 1998 to May 24, 1999. The complaint alleges, among other things, that First Union disregarded problems at TMSI and did not write down goodwill from the TMSI acquisition soon enough. In December 2003, the court denied the Company’s motion to strike portions of this complaint. In February 2004, the Company filed a motion to dismiss the amended complaint. The Company believes the allegations contained in this latest complaint are without merit and will vigorously defend them.

     Pioneer Litigation. On July 26, 2000, a jury in the Philadelphia County (PA) Court of Common Pleas returned a verdict in the case captioned “Pioneer Commercial Funding Corporation v. American Financial Mortgage Corporation, CoreStates Bank, N.A., et al”. The verdict against CoreStates Bank, N.A. (“CoreStates”), a predecessor to Wachovia Bank, National Association, included consequential damages of $13.5 million and punitive damages of $337.5 million. The trial court had earlier directed a verdict against CoreStates for compensatory damages of $1.7 million. The plaintiff, who was not a CoreStates customer, alleged that the sum of $1.7 million, which it claims it owned, was improperly setoff by CoreStates. Upon the Company’s motion, the trial court reduced the amount of the punitive damages award to $40.5 million in December 2000. The Company believes that numerous reversible errors occurred at the trial, and that the facts do not support the damages awards. In March 2002, the Pennsylvania Superior Court vacated the award of punitive damages, affirmed the awards of consequential and compensatory damages and remanded the case for a new trial on punitive damages. In December 2003, the Pennsylvania Supreme Court approved the Company’s petition to allow an appeal to that court. The Company filed its brief with the Pennsylvania Supreme Court in January 2004 and expects the court to hear oral arguments in April 2004. The Company will continue to vigorously pursue its rights of appeal.

Audited Financial Statements

     Steele Software Litigation. On March 25, 2002, a judgment was entered on a jury verdict in the Circuit Court for Baltimore City, Maryland in the case captioned “Steele Software Systems Corporation v. First Union National Bank”. The verdict included compensatory damages of $39.5 million and punitive damages of $200 million. The plaintiff, a vendor which provided real estate settlement services, alleged that First Union National Bank, a predecessor to Wachovia Bank, National Association, fraudulently induced the plaintiff to enter into a services agreement with the bank, and subsequently breached that agreement. The Company filed an appeal in the Maryland appellate courts in June 2002. In December 2003, the appellate court reversed the jury verdict finding fraud, and reversed the $200 million punitive damages award. The appellate court affirmed the jury verdict finding breach of contract and damages of $37.5 million. In February 2004, the Company filed a petition for certiorari with the Maryland Court of Appeals seeking further review of the jury verdict finding breach of contract. In addition, in February 2004, the plaintiff filed a petition for certiorari with the Maryland Court of Appeals seeking further review of the appellate court’s reversals of the jury verdict finding fraud and the punitive damages award. The Company will continue to vigorously pursue its rights of appeal.

     Securities and Exchange Commission. The Securities and Exchange Commission (“SEC”) has subpoenaed certain documents and requested testimony from certain employees of the Company and others related to common stock purchases of former Wachovia Corporation stock and First Union stock, including any purchases made by either company during the period from 1996 through 2001, with a particular focus on stock purchases following the April 2001 merger announcement. The Company is cooperating with the SEC in producing documents and employees to testify. The SEC has not accused either legacy company of violating any law or regulation, and the Company believes all such stock purchases were conducted in compliance with applicable law.

     In the Matter of KPMG LLP Certain Auditor Independence Issues. The SEC has requested the Company to produce certain information concerning any agreements or understandings by which the Company referred clients to KPMG LLP during the period from January 1, 1997, to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as the Company’s outside auditors during such period. The Company is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. The Company believes the SEC’s inquiry relates to certain tax services offered to the Company’s customers by KPMG LLP during the period from 1997 to early 2002, and whether these activities might have caused KPMG LLP not to be “independent” from the Company, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of the company. The Company and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. KPMG LLP has confirmed to the Company that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from the Company under applicable accounting and SEC regulations.

     Breakpoint Discount Settlement. On February 12, 2004, the SEC and the National Association of Securities Dealers, Inc. (“NASD”) announced enforcement actions and settlements against a total of 15 brokerage firms, including Wachovia Securities, LLC, for not delivering correct mutual fund breakpoint discounts during 2001 and 2002. The SEC and the NASD previously had identified an industry wide problem in connection with the calculation and delivery of breakpoint discounts. Breakpoint discounts are discounts on the front-end sales charge offered to investors who invest a significant amount of money in a front-end load mutual fund. During 2003, the NASD directed securities firms to conduct an assessment of their mutual fund transactions to determine if appropriate breakpoint discounts were delivered to customers. In November 2003, the NASD and the SEC notified Wachovia Securities, LLC that they may initiate enforcement actions in connection with the failure to deliver all appropriate breakpoints. Without admitting or denying liability, on February 12, 2004, Wachovia Securities, LLC agreed to settle the matter with the SEC and the NASD by: (1) paying a fine of $4,844,465; (2) notifying customers from January 1, 1999, through November 3, 2003, that they may be due refunds from missed breakpoints; (3) agreeing to conduct a review of all mutual fund trades in excess of $2,500 between January 1, 2001, and November 3, 2003, to determine which transactions may have resulted in missed breakpoints; (4) making prompt refunds to customers where appropriate; (5) disclosing applicable breakpoint information to customers at the point of sale; and (6) developing procedures reasonably designed to ascertain information necessary to determine the availability and appropriate level of breakpoints. Wachovia Securities, LLC has already provided to its affected mutual fund customers notification of the possibility that they may be entitled to refunds; it has begun the trade by trade review process for the period January 1, 2001, through November 3, 2003; and it has retained the national auditing and consulting firm Deloitte & Touche to assist it in the remediation process, and in creating procedures reasonably designed to ascertain information necessary to determine the availability and appropriate level of breakpoints. The Company expects all these steps will be completed in the second quarter of 2004.

     Other Regulatory Matters. Governmental and self-regulatory authorities have instituted numerous ongoing investigations of various practices in the securities and mutual fund industries, including those relating to market-timing and late trading. The investigations cover advisory companies to mutual funds, broker-dealers, hedge funds and others. The Company has received subpoenas and other requests for documents and testimony relating to the investigations, is attempting to comply with those requests, and is cooperating with the investigations. The Company is continuing its own internal review of policies, practices, procedures and personnel, and is taking remedial action where appropriate. The Company also is cooperating with governmental and self-regulatory authorities in matters relating to the brokerage operations of Prudential Financial that were included in the Company’s retail brokerage combination with Prudential Financial. Under the terms of that transaction, the Company is indemnified by Prudential Financial for liabilities relating to those matters.

Audited Financial Statements

NOTE 20: WACHOVIA CORPORATION (PARENT COMPANY)

     The Parent Company serves as the primary source of funding for the activities for most of its nonbank subsidiaries.

     On December 31, 2003, the Parent Company was indebted to subsidiary banks in the amount of $218 million that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities, loans, premises and equipment, and it was payable on demand. On December 31, 2003, a subsidiary bank had loans outstanding to a Parent Company nonbank subsidiary in the amount of $373 million that, under the terms of a revolving credit agreement, were collateralized by securities and certain loans, and they were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 2003, amounted to $230 million.

     At December 31, 2003, the Parent Company’s subsidiaries, including its bank subsidiaries, had available retained earnings of $3.8 billion for the payment of dividends to the Parent Company without regulatory or other restrictions. Subsidiary net assets of $29.0 billion were restricted from being transferred to the Parent Company at December 31, 2003, under regulatory or other restrictions.

     At December 31, 2003 and 2002, the estimated fair value of the Parent Company’s loans was $9.0 billion and $9.2 billion, respectively. See Note 10 for information related to the Parent Company’s junior subordinated deferrable interest debentures.

     The Parent Company’s condensed balance sheets as of December 31, 2003 and 2002, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2003, follow.

CONDENSED BALANCE SHEETS

	December 31,
(In millions)	2003	2002
ASSETS
Cash and due from banks	$17	—
Interest-bearing balances with bank subsidiary	4,382	6,666
Securities purchased under resale agreements	—	11

Total cash and cash equivalents	4,399	6,677

Trading account assets	5	—
Securities (amortized cost $569 in 2003; $1,005 in 2002)	609	1,025
Loans, net	15	24
Loans due from subsidiaries
Banks	4,972	5,200
Nonbanks	4,052	3,929
Investments in wholly owned subsidiaries
Banks	31,063	31,024
Nonbanks	3,682	3,450

Total	34,745	34,474
Investments arising from purchase acquisitions	1,116	1,021

Total investments in wholly owned subsidiaries	35,861	35,495

Other assets	2,020	2,084

Total assets	$51,933	54,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Commercial paper	2,102	2,530
Other short-term borrowings with affiliates	968	989
Other liabilities	630	651
Long-term debt with an affiliate	2	—
Long-term debt	13,431	15,814
Junior subordinated deferrable interest debentures	2,360	2,360

Total liabilities	19,493	22,344

Minority interest	12	12

Stockholders’ equity	32,428	32,078

Total liabilities and stockholders’ equity	$51,933	54,434

Audited Financial Statements

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
(In millions)	2003	2002	2001
INCOME
Dividends from subsidiaries
Banks	$4,142	1,438	1,245
Nonbanks	270	32	310
Interest income	483	541	708
Fee and other income	1,002	820	966

Total income	5,897	2,831	3,229

EXPENSE
Interest on short-term borrowings	25	48	145
Interest on long-term debt	447	599	778
Noninterest expense	1,063	782	928

Total expense	1,535	1,429	1,851

Income before income tax benefits, equity in undistributed net income (loss) of subsidiaries and cumulative effect of a change in accounting principle	4,362	1,402	1,378
Income tax benefits	(39)	(28)	(2)

Income before equity in undistributed net income (loss) of subsidiaries and cumulative effect of a change in accounting principle	4,401	1,430	1,380
Equity in undistributed net income (loss) of subsidiaries	(154)	2,149	239

Income before cumulative effect of a change in accounting principle	4,247	3,579	1,619
Cumulative effect of a change in accounting principle, net of income taxes	17	—	—

Net income	4,264	3,579	1,619
Dividends on preferred stock	5	19	6

Net income available to common stockholders	$4,259	3,560	1,613

Audited Financial Statements

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2003	2002	2001
OPERATING ACTIVITIES
Net income	$4,264	3,579	1,619
Adjustments to reconcile net income to net cash provided (used) by operating activities
Equity in undistributed net (income) loss of subsidiaries	154	(2,149)	(239)
Cumulative effect of a change in accounting principle	(17)	—	—
Securities transactions	(19)	21	45
Depreciation and other amortization	292	289	251
Deferred income taxes	(91)	(15)	(22)
Trading account assets, net	(5)	16	12
Other assets, net	180	(623)	(231)
Minority interest	—	12	—
Other liabilities, net	(36)	(456)	235

Net cash provided by operating activities	4,722	674	1,670

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales and maturities of securities	691	454	723
Purchases of securities	(236)	(349)	(476)
Advances to subsidiaries, net	105	727	364
Investments in subsidiaries, net	(1,080)	2,546	(189)
Longer-term loans originated or acquired	(9)	(53)	(29)
Principal repaid on longer-term loans	18	102	136
Purchases of premises and equipment, net	(33)	(10)	10
Cash equivalents acquired, net of purchases of banking organizations	—	—	2,112

Net cash provided (used) by investing activities	(544)	3,417	2,651

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Commercial paper	(428)	(515)	(515)
Other short-term borrowings, net	(21)	(1,502)	(601)
Issuances of long-term debt	771	—	1,903
Payments of long-term debt	(3,152)	(751)	(1,178)
Issuances of preferred shares	—	—	23
Issuances of common stock	301	75	(44)
Purchases of common stock	(2,257)	(674)	(1,284)
Cash dividends paid	(1,670)	(1,385)	(1,038)

Net cash used by financing activities	(6,456)	(4,752)	(2,734)

Increase (decrease) in cash and cash equivalents	(2,278)	(661)	1,587
Cash and cash equivalents, beginning of year	6,677	7,338	5,751

Cash and cash equivalents, end of year	$4,399	6,677	7,338

CASH PAID FOR
Interest	$480	777	797
Income taxes	174	154	530
NONCASH ITEM
Issuance of common stock for purchase accounting merger	$—	51	12,998

Do not staple. Tape to close.

WACHOVIA

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

BUSINESS REPLY MAIL

FIRST-CLASS MAIL PERMIT NO. [illegible] CHARLOTTE NC

POSTAGE WILL BE PAID BY ADDRESSEE

WACHOVIA ANNUAL REPORT SURVEY
PO BOX 36724
CHARLOTTE NC 28236-9909

do not print, mark for perforation

Recent Wachovia Achievements

•	Among BusinessWeek’s Best Managers – Ken Thompson, Chairman and CEO

•	Best Chief Financial Officer of a Large-Cap Bank in America – Bob Kelly, CFO (Institutional Investor magazine)

•	Top 50 best performing major U.S. companies (BusinessWeek)

•	Outperformed peer banks in University of Michigan’s American Customer Satisfaction Index for three consecutive years

•	Top 10 Best Places to Work, Best in Financial Services Industry and Best-in-Class for family friendly culture (Working Mother magazine)

•	Top 50 Best Companies for Latinas to work in the U.S. (Latina Style)

•	Outstanding Companies for Black Women (Essence magazine)

•	Top 50 Companies for Diversity (DiversityInc)

•	100 best corporations in North America for developing human capital (Training magazine)

•	No. 1 Investor Relations Web site among U.S. financial institutions (IR Web Report)

•	No. 1 Online Customer Respect among U.S. commercial banks (Customer Respect Group)

•	Best Corporate/Institutional Online Cash Management Bank in North America (Global Finance magazine)

WACHOVIA CORPORATION
ONE WACHOVIA CENTER
CHARLOTTE, NC 28288
WWW.WACHOVIA.COM/INVESTOR
505003