Form 10-K, Exhibit 13
period 2004-12-31
WACHOVIA CORP NEW
filed 2005-03-01
CIK 36995

Wachovia Corporation 2004 Annual Report

WACHOVIA

Momentum / 2004 Annual Report

Financial Performance Highlights

(Dollars in millions, except per share data)	2004	2003	2002

Total revenue (tax-equivalent)	$22,990	20,345	18,063
Net income	5,214	4,259	3,560
Diluted earnings per common share	$3.81	3.18	2.60
Return on average tangible common stockholders’ equity	26.74%	24.21	19.99
Assets	$493,324	401,188	342,033
Stockholders’ equity	$47,317	32,428	32,078
Actual common shares (In millions)	1,588	1,312	1,357
Dividends paid per common share	$1.66	1.25	1.00
Book value per common share	29.79	24.71	23.63
Common stock price	52.60	46.59	36.44
Market capitalization	$83,537	61,139	49,461
Financial centers/brokerage offices	4,004	3,360	3,280
Employees	96,030	86,114	80,868

Business Description

As the nation’s fourth largest banking company and third largest full-service retail brokerage firm, Wachovia (NYSE:WB) is a leading provider of diversified financial services. We serve 13 million household and business relationships with a full range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services. Wachovia Bank’s retail and commercial operations are a dominant presence in 15 states from Connecticut to Florida and west to Texas. Wachovia Securities LLC serves retail brokerage clients through 688 offices in 49 states and five Latin American countries. Our Corporate and Investment Bank serves clients primarily in 10 key industry sectors nationwide. International banking services also are offered through 33 representative offices. Online banking is available at wachovia.com and online brokerage at wachoviasec.com.

Compound Annual Growth 2002-2004

(Dollars in billions, except per share data)

Dividends Per Share and Payout Ratios

Contents

Letter to Our Shareholders	3
Corporate Citizenship	6
Corporate Overview	9
Overview of Major Businesses	10-11
Management’s Discussion and Analysis
Executive summary (summary tables on pages 17 and 55)	17
Critical accounting policies	20
Net interest income and margin (tables on pages 24, 55, 68-69)	24
Fee and other income (tables on pages 25, 55 and 74)	25
Noninterest expense (tables on pages 26, 55 and 74)	25
Business segments (tables on pages 28-31 and 105)	26
Explanation of our use of non-GAAP financial measures	53
Five-year summaries of income	55
Selected quarterly data	57
Management’s Report on Internal Control over Financial Reporting	70
Reports of Independent Registered Accounting Firm	71-72
Consolidated Financial Statements
Consolidated balance sheets	73
Consolidated statements of income	74
Consolidated statements of changes in stockholders’ equity	75
Consolidated statements of cash flows	76
Notes to consolidated financial statements	77
Glossary	133
Index	134-135
Board of Directors and Operating Committee	136
Shareholder Information (Dividend and Stock Price tables on pages 55, 57, 74 and above)	Inside Back Cover
*For an explanation of our use of non-GAAP financial measures, please see Table 1 on page 53.

Momentum . . . Wachovia’s growth is driven by a diversity of revenue sources, a broad and convenient distribution system, and a singular focus on customer needs.

Letter to Our Shareholders

Overall Higher Total Return Performance

2002
2003
2004
20%
-11%
-22%
32%
34%
29%
17%
10%
11%
Total return for:
WB
KBW Bank Index
S&P 500

2

Ken Thompson
Chairman, President and
Chief Executive Officer

Letter to Our Shareholders 17% one-year and 84% three-year Total Return to Shareholders Three-year performance ranks No. 1 among 20 Largest U.S. Banks

Dear Wachovia Shareholders,

Wachovia’s performance was outstanding in 2004, the result of four years of extraordinary efforts by our entire team to firmly place your company on its successful growth path with a diversified set of complementary businesses, nationwide distribution of financial products and services, and exemplary customer service.

These efforts fueled 2004’s earnings growth of 22 percent to a record $5.2 billion. On a per share basis, earnings were up 20 percent from 2003 to $3.81. Our shareholders enjoyed a one-year total return (including stock price appreciation and dividends) of 17 percent, which once again outperformed banking industry indices. In fact, Wachovia’s total return ranks No. 1 among the nation’s 20 largest banks since year-end 2001, shortly after First Union and Wachovia merged. Over that three-year period, our total return was 84 percent.

In addition, we increased our common stock dividend twice in 2004, to $1.84 on an annualized basis. That is a 3.5 percent yield even before any stock price appreciation. We have increased the dividend five times since 2001, and our dividend payout ratio of 40 percent is in line with our target of paying our shareholders 40 percent to 50 percent of earnings excluding merger-related and certain other expenses. In 2004, we paid $2.3 billion in dividends to our common stock shareholders.

Driving our momentum is strong growth in our four major businesses, all of which produced record revenue and record earnings in 2004. Key drivers were strong balance sheet growth in our General Bank and market share growth in our Corporate and Investment Bank. Credit quality also was superior — even better than we had expected when the year began — and trends continue to look favorable.

We strengthened our banking markets with the November 1, 2004, acquisition of one of the nation’s premier regional banking companies, SouthTrust Corporation. This transaction solidified our leading market share in a number of the nation’s most desirable banking markets. In the economically strong and expanding Southeast, we are No. 1 in deposit market share. In addition, the SouthTrust acquisition accelerated our plans to enter the fast-growing Texas markets. At year-end 2004, we had 72 branches in the Dallas-Fort Worth, Houston, Austin and San Antonio markets, with plans to add another 50 by the end of 2005.

This market extension further propels the strong momentum in our General Bank, which I firmly believe is the best in the nation with a proud record of customer service leadership, state-of-the-art sales and servicing techniques, and reliable execution. Our General Bank, which provides retail and commercial banking products and services in 15 states, expanded into Manhattan and entered the Texas markets very successfully in the past year. General Bank earnings grew 24 percent from 2003 — and in fact our General Bank, led by Ben Jenkins, has generated double-digit earnings growth on a compound annual basis since 2001. Strong balance sheet growth drove these results, with average low-cost core deposits up 21 percent from 2003. We have led our major bank peers in low-cost core deposit growth for the past two years.

Our capital markets arm, the Corporate and Investment Bank, led by Steve Cummings, produced excellent revenue growth in 2004 after focusing strategically on reducing its use of capital by improving credit quality, controlling expenses and refining its customer relationship focus. This attention was rewarded in 2004 with a 75 percent increase in net new lead relationships and solid market share gains, as well as double-digit earnings growth.

Our Wealth Management team, led by Stan Kelly, is focused on the high net-worth client segment. We created this as a separate business in 2001 in the First Union-Wachovia merger, and since then Wealth Management has focused on carefully defining its target market, enhancing its sales force and further refining its strategies. The results were clear in the record 2004 Wealth Management earnings and revenue resulting from strong balance sheet growth and an increase in trust and investment fees and insurance revenues.

Our Capital Management Group, which encompasses retail brokerage, mutual funds, insurance, institutional trust and other similar business lines, has been challenged, like the rest of the retail brokerage industry, by low trading activity reflecting the uncertainty of retail investors in weak equity markets. But in this revenue-challenged environment, we were able to largely complete our retail brokerage integration, reduce costs, continue to grow client assets, enhance our sales force and make needed upgrades in our brokerage systems. We believe Capital Management, with David Carroll at the helm since year-end 2004, is positioned extremely well for a market rebound in 2005, and in fact we did see a pickup in retail brokerage activity in the fourth quarter of 2004.

We are harnessing the power of our diversified business model to drive revenue growth through cross-business partnerships. One example is our Wachovia Client Partnership, which is a client acquisition and relationship growth strategy to provide a comprehensive approach and serve clients in the way that can best meet their needs. This partnership has generated more than 11,600 referrals between our business units since its inception in 2003, and attracted an additional $6.5 billion in loan, trust and investment, and deposit balances through

2004. New revenue in 2004 from cross-business referrals was $87 million, up 29 percent over our full year target. Another example is our retirement planning strategy, which took shape in 2004 and is designed to cross-sell retirement services and products to individuals and businesses. A key focus is on offering solid financial planning and leading retirement products to General Bank commercial and small business clients, as well as to clients of our Wealth, Corporate and Investment Bank, and retail brokerage teams.

In short, your company had a fantastic year, and we are building momentum with employees in all of our businesses focused on the same six priorities:

■ Revenue growth	■ Expense efficiency

■ Customer loyalty	■ Employee engagement

■ Corporate governance	■ Merger integration

Revenue growth For several years, I have said revenue growth is one of the most critical challenges facing the financial services industry, and this continued to be the case in the weak financial markets of 2004. But Wachovia outperformed its major bank peers on revenue growth — partially due to the retail brokerage transaction and the SouthTrust merger, but each of our businesses contributed organic growth.

We believe we have solid revenue opportunities ahead in all our businesses. The General Bank will add to its momentum as we complete the SouthTrust merger integration, institute our sales culture, and offer additional products and services to a larger base of customers. We are also gaining market share and lead bank relationships in the Corporate and Investment Bank. We continue to add to the expertise of our sales force in each business unit, and focus on improving investment management returns in Capital Management.

Our focus on growing the top line while maintaining expense discipline has resulted in double-digit earnings per share growth for the past 10 consecutive quarters. We believe this growth formula will continue to be effective for us going forward.

Efficiency and expense control Instilling a culture of expense discipline has long been a strategic priority for us. Our efforts have been successful, as illustrated by our bottom line results, but we know we can still improve. That’s why we embarked last spring on a business-by-business and process-by-process review with a goal of creating a company that continuously improves its efficiency and effectiveness and drives more profitability to the bottom line.

This is not a one-time, cost-cutting effort. It is a very deliberate, systematic three-year effort to control expense growth. Our goal is simply to be a much more efficient company, and slow the rate of expense growth even more than we’ve done in the past. At the same time, we intend to grow revenue aggressively, create jobs, invest for the future and provide the best products and service to our customers.

However, we don’t have a goal of being the most efficient company in our peer group. That’s because our business mix, which includes a large securities brokerage firm, differs from most traditional banks that have low efficiency ratios (meaning the amount spent to generate each dollar of revenue). In addition, we are investing in such things as desktop sales and servicing systems for our retail bankers and in technology improvements companywide. We will be mindful of costs, but I do not believe it’s wise to try to cost-cut your way to growth. Instead, we intend to be the model of a revenue-driven company, and we will continue investing to generate higher revenue growth.

We believe the expense initiatives we have under way in specific lines of business as well as several cross-organizational initiatives have the potential to slow our expense growth by $600 million to $1.0 billion and produce an improved operating overhead efficiency ratio in the range of 52 percent to 55 percent by the end of 2007, down from 62 percent in 2004. More information is in the Management’s Discussion and Analysis section.

On top of this expense initiative, our expenses have been reduced already by the successful completion in 2004 of the Wachovia-First Union integration, which we estimate removed nearly $1.0 billion from our annual expense run rate. We are also well along in achieving annual cost savings of $364 million pretax from systems conversion and integration of our retail brokerage transaction. And we’re beginning to gain expected savings from the SouthTrust integration, which we estimated when this acquisition was announced to be $414 million pre-tax. We expect that most of these last two merger-related expense savings will be achieved in 2005.

Customer loyalty Our revenue and earnings performance in 2004 is no accident, but the result of several years of hard work during which all of our employees, from the top levels to the front line, focused their full attention on providing the best possible service experience for our customers.

Now, for four consecutive years, the annual University of Michigan American Customer Satisfaction Index has affirmed Wachovia’s reputation as the customer service leader among the nation’s major banks. Our longtime shareholders will recall, however, that

Strategic Driver: Revenue Growth and Expense Efficiency

it was not that long ago — 1999 — when our customer service had slipped, and we learned a hard lesson in customer attrition. One of my first actions when I became CEO in mid-2000 was to tackle service quality. We increased staffing levels in our financial centers, call centers, and operations area. We revised our incentive compensation plans to emphasize not only sales performance, but service as well. We instituted a clear measurement system to track customer satisfaction through our Gallup surveys of 60,000 to 70,000 customers quarterly. And I chair the monthly meeting of senior managers that ensures we quickly address any operational or system issues that create obstacles to providing good customer service.

According to our Gallup surveys, our customer satisfaction has risen consistently since the low point in 1999, ending the fourth quarter of 2004 at 6.59 (on a scale of 1 to 7), which is considered among the best-in-class in our industry. We are particularly proud that customer satisfaction continued to improve even during the First Union-Wachovia merger integration — something Gallup tells us is virtually unheard of during a merger.

Now that we have a solid customer service mechanism in place, we have raised the bar. Our new goals are not only to ensure customer satisfaction with Wachovia, but customer loyalty as well, which we measure in response to such questions as “would you recommend Wachovia to a friend?” and “will you continue to do business with Wachovia?” By the end of 2004, 49 percent of customers in our retail financial centers were defined as “loyal customers” who rated Wachovia extremely positively on overall satisfaction, willingness to do further business and willingness to recommend us. This is important because loyal customers stay with us longer, buy more products and services, create good word-of-mouth referrals, and reduce customer acquisition and servicing costs. Customer satisfaction is so important to us that our incentive programs include this metric.

Employee engagement Another priority for Wachovia is ensuring that our employees find their work meaningful — which creates what we call “employee engagement.” Some shareholders may question the importance of this priority. In my opinion, having employees who feel personally invested in achieving the company’s mission is vital to our success. Only fully engaged employees will continue, as ours do, to put their customers first even while going through the uncertainties of merger integration. Only fully engaged employees will see the benefit of working together to do what’s best for their customers regardless of who “owns” the customer. So we continue to work hard to drive high levels of employee engagement through our benefits programs, training and development programs, encour-

Corporate Citizenship

At Wachovia, we believe it is important for employees to feel their work contributes to the quality of life and makes a positive difference where they work and live. So a strong commitment to excellence in customer service and community involvement are integral components of our corporate culture.

Strategic Driver:

Customer Loyalty
and Employee
Engagement

2004 Community Impact

3	Reading First®, our literacy education program, involved 10,000 employees in nearly 4,500 partnerships with local classrooms, with 90,000 books donated to classroom libraries
3	12,000 employees volunteered in their communities by building homes, mentoring children, reading in schools, tutoring adults in financial literacy, and more
3	Over 1,200 grants totaling $148,000 made to the charity of choice for employees who volunteered at least 24 hours
3
Wachovia donated 800,000 pounds of ice, 484,000 gallons of water, 7,500 food kits, 32,000 batteries, and disaster recovery teammates drove 98,000 miles to support victims of hurricanes Charley, Frances, Ivan and Jeanne

Fully Engaged Employees Vital to Success

% Fully Engaged Employees

Wachovia Employees Who Say They Like Their Work

Cross-Industry
WB	Benchmark
4.18	4.16

Wachovia Employees Who Say Their Job Fully Uses Their Skill and Ability

Cross-Industry
WB	Benchmark
3.77	3.59

(scale 1-5)

3	Contributed more than $104 million to charitable organizations through employee, company, and foundation giving
3	Helped an average of 475 low- to moderate-income families buy homes each week
3	Helped more than 77,000 entrepreneurs grow or expand their own businesses
3
Our employees and 34 nonprofit partners trained more than 10,000 families and individuals in personal computer, Internet and money management skills through our financial literacy programs offered in English and Spanish

Engaged Employees Make Customers No. 1 Priority

2004 American Customer
Satisfaction Index

	Score
	2004	vs. 2003

Wachovia	78	+3%
Bank of America	72	-3
JP Morgan Chase/ Bank One	70	-
Wells Fargo	70	+3
Retail Banks Industry Average	75	-

Source: University of Michigan.

Customer Loyalty Scores

3	Provided $25 billion in community loans and investments
3	Invested $223 million in equity to create over 5,000 affordable rental housing units
3	Provided $11 million in community development grants and in-kind donations
3	Pledged more than $75 billion over five years in community loans and investments to serve communities affected by the SouthTrust merger
3	Currently rated “outstanding” by the Office of the Comptroller of the Currency for Community Reinvestment Act Compliance

Community Involvement Drives Progress

Community Loans
and Investments*

Charitable Giving*

agement and support of volunteerism and giving back to the communities we serve. We are committed to an inclusive environment where the best and brightest minds are encouraged to perform at their highest levels.

I spend a couple of days each week in the markets Wachovia serves, talking with employees and meeting with customers. I’ve been gratified by the feedback I receive that validates my belief that our employees firmly support our values and vision. You see the results in our customer service and loyalty scores, and in the increased productivity in our business lines. You see the pride in the hours of volunteer time — nearly 600,000 in 2004 — that our employees devote to volunteering in the United Way, in Habitat for Humanity, in classroom reading programs, and in their civic leadership roles. I am deeply proud to be associated with a group of people who achieve these great things. One of my pledges to our team is to continue working to further develop the people who have the vision and capabilities to run the much larger organization we have today.

Corporate governance During the past few years, nearly everyone in the financial services industry has come under intense public and regulatory scrutiny. We take regulatory compliance very seriously. Our goal is to identify issues quickly, work diligently toward an equitable resolution, with advice and guidance from our regulators, and be transparent in disclosing regulatory or legal actions to shareholders and customers. To that end we have resolved issues with the SEC concerning legacy Wachovia’s purchases of First Union common stock following our merger announcement, as well as issues related to mutual fund sales practices. More information about these settlements and other regulatory matters is included in our 2004 Form 10-K.

Beyond that, our goal is to be an industry model for good corporate governance. We are eager to prove we act with integrity, because trust is vitally important particularly to a financial services business. This dedication to leadership on corporate governance issues begins with our active and informed board of directors. With their leadership and with shareholder support, we believe Wachovia has instituted best practices in corporate governance, including limiting the size of our board and fostering board independence; aligning director and management interests with those of shareholders through strengthened stock ownership guidelines; and being among the first in the United States to expense stock options.

Merger integration Finally, conducting a smooth and successful integration of SouthTrust in a way that minimizes any potential disruption for customers is crucial for us in 2005. There are thousands of details that we must get just right to ensure a completely successful integration. Fortunately, we developed the playbook for successful integration with our First Union-Wachovia merger, and we are following the same deliberate, well-planned path in this integration. The SouthTrust transaction closed on November 1, and we moved quickly to have the leadership team in place. We began planning the integration the day after the transaction was announced in June. We are already seeing good signs on the revenue side, the cultures are meshing well, and key front-line executives are staying with us. We feel optimistic we will achieve our merger objectives.

We will continue to focus intensely on these six priorities on an ongoing basis.

Competitive environment At the same time, we are in a very competitive industry that we believe over the long term will continue to undergo convergence and consolidation until only a handful of large financial institutions (not just banks) are left at the top. I believe these industry survivors will have multiple product lines, multiple delivery channels, broad geography and outstanding customer focus. The steps we take over the next five years will be extremely important to our success. So we will participate in this industry consolidation, but we will do so only in a disciplined manner that is financially beneficial for shareholders, that strengthens our position in an attractive business line or market, or expands the distribution of our products and services to additional customers.

We believe Wachovia already is ahead of most of our competitors in building precisely the business model required. We began investing to build this business model over a decade ago, and today we offer diverse product lines and multiple distribution channels. We have leading market share in a number of the nation’s most attractive and growing geographies. We manage the assets of 13 million households and businesses. And we have proven ourselves to be reliable in executing our growth strategies.

In fact, one of the things about Wachovia that makes me the proudest is that, as a company, we are getting better and better at execution. Our financial performance continues to improve. We are fiercely competitive, and throughout our company, our people take great pride in the results they are achieving for shareholders, for customers and for the communities they serve. As a result, we’ve become an asset-gathering powerhouse, managing more than $274 billion in core deposits and $653 billion in brokerage client assets for our clients. We believe we have a competitive advantage with broad retail distribution both through our 15-state retail bank network and through our nationwide securities brokerage firm.

In closing, I would like to express deep appreciation to all of those who shared in creating our 2004 success:

■	Our directors, for their continuing active leadership and guidance.

■
Our leadership team and employees throughout the company, for their continuing diligence and dedication. Three members of our key leadership team announced their retirements in 2004: Barnes Hauptfuhrer, co-leader of the Corporate and Investment Bank; Don McMullen, head of our Capital Management Group; and Paul George, head of Human Resources. Barnes, Don and Paul have made crucial contributions to restoring Wachovia’s momentum, and they leave strong legacies of success for all of our employees.

■	Thanks also to our customers, for trusting us with their business.

■	And of course, to our shareholders for your continuing support of Wachovia.

Our 96,000 employees and I pledge to remain fully focused on ensuring we do the right thing for our shareholders, customers and communities in all of our actions. Thank you for your interest in Wachovia.

Sincerely,

G. Kennedy Thompson
Chairman, President and Chief Executive Officer
February 18, 2005

Strategic Driver:
Corporate Governance and Merger Integration

8

Frank Schmidt
Co-Head of
Merger Integration

Don Truslow
Chief Risk Officer

Wallace Malone
Vice Chairman

Mark Treanor
General Counsel
and Secretary

Strategic Driver: Corporate Governance and Merger Integration

Corporate Overview

3	4th largest banking company

3	Assets: $493.3 billion

3	2004 earnings: $5.2 billion, up 22%

3	13 million household and business relationships

3	4th largest domestic online bank

3	90 percent of our domestic deposits are in states where we rank No. 1 or 2 in deposit market share

3	3rd largest full-service brokerage firm

3	Market capitalization: $83.5 billion

3	Stockholders’ equity: $47.3 billion

3	Top 3 trust provider

3	Top 20 mutual fund company

3	Top 3 loan syndications (lead and leveraged lead)

3	Global fixed income and equity institutional distribution

General Banking Regions

Northern Banking Group
Connecticut
Branches: 80
ATMs: 119
Rank: No. 4
Share: 7.8%

Delaware
Branches: 20
ATMs: 45
Rank: No. 3*
Share: 9.7%*

Maryland
Branches: 77
ATMs: 110
Rank: No. 6
Share: 7.1%

New Jersey
Branches: 326
ATMs: 480
Rank: No. 2
Share: 10.9%

New York
Branches: 64
ATMs: 164
Rank: No. 11
Share: 1.3%

North Carolina
Branches: 361
ATMs: 716
Rank: No. 1
Share: 42.1%
Pennsylvania
Branches: 333
ATMs: 513
Rank: No. 2
Share: 12.3%

South Carolina
Branches: 167
ATMs: 323
Rank: No. 1
Share: 19.5%

Virginia
Branches: 324
ATMs: 494
Rank: No. 1
Share: 20.3%

Washington, D.C.
Branches: 29
ATMs: 67
Rank: No. 1
Share: 26.8%

Southern Banking Group
Alabama
Branches: 157
ATMs: 206
Rank: No. 2
Share: 15.7%

Florida
Branches: 893
ATMs: 1,176
Rank: No. 2
Share: 19.0%
Georgia
Branches: 352
ATMs: 776
Rank: No. 1
Share: 19.7%

Mississippi
Branches: 13
ATMs: 19
Rank: No. 17
Share: 0.9%

Tennessee
Branches: 15
ATMs: 22
Rank: No. 11
Share: 1.0%

Texas
Branches: 72
ATMs: 83
Rank: No. 22
Share: 0.7%

*	Excludes credit card companies with deposits domiciled in Delaware.

Market share rankings based on SNL Financial data as of June 30, 2004.

International Presence

3	Foreign branches in Frankfurt, Hong Kong, London, Seoul, Taipei and Tokyo

3	Representative offices in Europe, Africa, the Middle East, Russia, Asia, Australia, New Zealand and the Americas

3	Brokerage offices in Argentina, Brazil, Chile, Paraguay and Uruguay

3	Embassy and Government Banking Group in Washington, D.C.

3	International processing centers in Charlotte, N.C., Los Angeles, Miami, New York, Philadelphia, and Winston-Salem, N.C.

3	Foreign Exchange desks in Charlotte, N.C., and London

OVERVIEW OF MAJOR BUSINESSES

SEGMENT REVENUE CONTRIBUTION

46%
24%
23%
5%
2%
(Dollars in billions)
General Bank $10.645
Capital Management $5.455
Corporate and Investment Bank $5.244
Wealth Management $1.071
Parent $.575

10

Overview of Major Businesses Driving our momentum is an uncommon partnership of banking and brokerage businesses that leverage the collective wisdom of our skilled relationship managers and financial advisors to bridge a lifetime of our customers’ needs Segment Revenue Contribution

General Bank: Service Quality and Sales Momentum

Market Position
3	Dominant East Coast presence
3	No. 1 in Southeast
3	No. 3 nationwide deposit share and branch network
3	No. 5 bank ATM network
3	Top 2 nationwide in real estate financial services
3	No. 4 domestic online bank
3	Over $16 billion online bill payment volume processed, up 42% from 2003
3	36 million check images viewed, up 35% from 2003

Capital Management: Asset Gathering Momentum

Market Position
3	3rd largest full-service retail brokerage firm
3	Growing presence in 49 states and Washington, D.C.
3	5.9 million broker client accounts
3	Over 1 million participants in retirement plans
3	Top 10 corporate and municipal bond trustee
3	Top 20 mutual fund provider
3	Top 25 U.S. asset manager

Wealth Management: Sales Momentum, Production and Efficiency

Market Position
3	4th largest in Wealth Market in Barron’s 2004 survey based on Wachovia Securities and Wealth Management assets under management for clients with $1 million or more
3	Top 3 trust provider
3	Top 3 bank-owned, 11th largest overall insurance brokerage firm
3	4th largest family office firm

Corporate and Investment Bank: Market Share Gains and Improved Risk Profile

Market Position
3	Strong industry position across a full capital markets product set
3	Doubled investment banking market share from 2001 to 2004
3	No. 1 structured products servicer for four consecutive years
3	No. 2 in U.S. collateralized debt obligations
3	Top 3 in loan syndications (lead and leveraged lead)
3	Top 3 treasury services provider
3	No. 1 third party trade processor

Dominant East Coast presence; No. 1 in Southeast

General Bank Description
The General Bank provides a broad range of banking products and services to individuals, small businesses, commercial enterprises, and governmental institutions in 15 states and Washington, D.C. Our target market for small business customers are those with annual revenues up to $3 million; for business banking customers, those with annual revenues between $3 million and $15 million; and commercial customers with revenues between $15 million and $250 million.

2004 Business Fundamentals

■	$10.6 billion total revenue

■	$128.1 billion average loans

■	$172.5 billion average core deposits

■	$3.6 billion annuity sales

■	11 million retail and small business relationships

■	2,500 licensed branch employees (Series 6) and 1,200 Financial Advisors (Series 7)

■	8.5 million online product and service enrollments and 2.7 million active online customers

Value Proposition
The General Bank provides checking, lending and investing products and services for customers at every stage of life, whether they are saving for a home, for a child’s education or for a business ... whether they’re building wealth or building a business ... or planning for retirement. The General Bank’s 43,000 employees, including 1,500 small business and commercial relationship managers, provide knowledgeable and reliable guidance, whether customers choose to meet with them personally, visit one of our 3,300 financial centers or 5,300 automated teller machines, call our telephone banking center or visit online at Wachovia.com.

The General Bank also serves the specialized financial needs of businesses of all sizes with a variety of business checking and savings products, treasury services, global trade services, loans, leases and capital markets products and services.

Strategic Focus
Superior execution of sales and service strategies to acquire, deepen, enhance and retain long-term customer relationships through exceptional service, in-depth customer knowledge and tailored products and solutions. Increase the proportion of customers who transact, save or invest, and borrow with us, rather than use only a single service.

Over $ 1 Trillion in Client Assets

Capital Management Description
Capital Management leverages its multi-channel distribution to provide a full line of proprietary and nonproprietary investment products and services to retail and institutional clients. Retail brokerage services are offered through the 4,000 offices of Wachovia Securities in 49 of the 50 states and in Latin America.

2004 Business Fundamentals

■	$5.5 billion total revenue

■	$256.3 billion assets under management

■	$106.4 billion mutual fund assets

■	$149.9 billion separate account assets

■	$652.5 billion broker client assets

■	$65.7 billion retirement plan assets

■	$699.2 billion custody assets

■	10,500 registered representatives

Value Proposition
Capital Management is focused on helping clients achieve a lifetime of financial goals with many choices and resources structured around the clients’ needs.

Our 10,500 registered representatives focus on helping clients make educated decisions regarding their financial portfolios and financial future, with an emphasis on disciplined investing and unbiased advice. The Capital Management Insurance Services Group offers fixed and variable annuities, life, auto and disability insurance, and business and corporate programs. Capital Management also includes Evergreen Investments, one of America’s largest asset management companies, which manages diverse investments for a broad range of investors — both retail and institutional. Our Corporate and Institutional Trust Services businesses offer a full range of retirement and corporate trust services.

Strategic Focus
Creating a growing and diversified business with a balanced mix of products sold through multiple channels of distribution. Expanding the distribution of both proprietary and nonproprietary products and growing assets under management. Providing exceptional investment performance results for clients.

4th largest Wealth Manager in the Nation

Wealth Management Description
With nearly 200 years of experience in managing wealth, Wealth Management provides a comprehensive suite of private banking, trust and investment management, financial planning and insurance services to high net worth individuals, their families and businesses. Our 54 teams of relationship managers and specialty advisors focus on serving clients with $2 million or more in investable assets, while three family offices focus on families with $25 million or more in investable assets.

2004 Business Fundamentals

■	$1.1 billion total revenue

■	$64.7 billion assets under management

■	$119.6 billion assets under administration

■	53,000 client relationships

■	1,000 wealth management advisors

Value Proposition
Wealth Management offers a fully integrated and objective approach that incorporates all the disciplines related to managing our clients’ wealth — from creation and growth to preservation and transfer to future generations. A dedicated relationship manager coordinates a team of financial advisors to meet each clients’ individual needs. Through a separate, independent practice called Calibre, we also provide sophisticated family office solutions to ultra high net worth families that go beyond meeting financial needs by ensuring each future generation is prepared to be effective stewards of the family’s legacy.

Wealth Management is also focused on strategic partnerships with the General Bank, Capital Management and the Corporate and Investment Bank to ensure a complete array of products and advisory services are available to our clients.

Strategic Focus
Enhancing relationships with existing clients and leveraging the opportunity in our marketplace, which includes 48 percent of the nation’s wealthy households. Providing unparalleled service and expertise to our clients by developing and delivering sophisticated, leading-edge solutions through highly credentialed relationship managers and specialty advisors.

Top-Tier Universal Bank Focused on Growing Companies

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

2004 Business Fundamentals

■	$5.2 billion total revenue

■	$84.1 billion lending commitments

■	$32.1 billion average loans

■	$19.1 billion average core deposits

■	3,000 corporate client relationships

■	4,000 institutional investor relationships

Value Proposition
The Corporate and Investment Bank has become a premier partner to corporations and institutional investors through an intense focus on client needs, combined with significant capital-raising capability and a leading treasury services platform. The Corporate and Investment Bank has an integrated team approach, a breadth of products and services, and deep industry expertise to help grow and sustain corporate clients in any economic environment. The relationship managers in this arm of Wachovia Securities interact primarily with CEOs, CFOs and treasurers of companies, as well as managing partners of private equity firms, institutional investors, financial institutions and corporations with import/export needs.

The Corporate and Investment Bank’s 4,800 employees provide Wachovia with a deep pool of relationship coverage officers, product specialists, portfolio managers, and fixed income and equity sales, trading and research professionals.

Strategic Focus
Growing economic value for Wachovia shareholders through disciplined management of our extensive resources in people and financial capital. Increasing the number of clients who think of Wachovia as their lead corporate and investment bank. Increasing the number of products and services provided to each of our clients.

Wachovia prides itself on creating an uncommon financial services company focused on providing customer-driven products and services that produce relative stability and steady growth.

Contents

Management’s Discussion and Analysis	17
Financial Tables	53
Management’s Report on Internal Control over Financial Reporting	70
Reports of Independent Registered Accounting Firm	71-72

Management’s Discussion and Analysis

The following discussion and analysis is based primarily on amounts presented in our consolidated financial statements, which are prepared in accordance with U.S. generally accepted accounting principles (GAAP). This discussion contains forward-looking statements. Please refer to our 2004 Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

Executive Summary

Our earnings are primarily generated through four core businesses: the General Bank, the Corporate and Investment Bank, Capital Management and Wealth Management. In the following discussion, we explain this diverse group of businesses and why we believe our shareholders and customers benefit from this balance and diversity. In addition, throughout this document, we address key performance indicators that drive shareholder value and serve as benchmarks to compensate management. We discuss trends and uncertainties affecting our businesses, and also analyze liquidity and capital resources.

Our business model is based on a diversified mix of businesses that provide a broad range of financial products and services, delivered through multiple distribution channels. This means that in addition to the lending and deposit-taking activities of traditional banking companies, we also offer investment products and services for retail customers, and capital markets financing alternatives for institutional and corporate clients. This business mix produces revenue both from the interest income earned on loans and securities, as well as fee income from potentially faster-growth but less predictable asset management, retail brokerage and investment banking businesses. Fee income represented 47 percent of our total revenue in both 2004 and 2003.

The ability of our businesses to generate strong sales and serve a broad range of customer needs in differing market conditions allowed Wachovia to generate record net income available to common stockholders in 2004 of $5.2 billion, up 22 percent from 2003, and record diluted earnings per common share of $3.81, up 20 percent from 2003. Our results for 2004 also reflect the merger of Wachovia and SouthTrust Corporation, which closed on November 1, 2004. Because this merger was accounted for under the purchase method, prior periods have not been restated. Results in 2004 include SouthTrust for only the two months since consummation, so this transaction had relatively little impact on 2004

Summary of Results of Operations

	Years Ended December 31,
(In millions, except per share data)	2004	2003	2002

Net interest income (GAAP)	$11,961	10,607	9,955
Tax-equivalent adjustment	250	256	218

Net interest income (a)	12,211	10,863	10,173
Fee and other income	10,779	9,482	7,890

Total revenue (a)	22,990	20,345	18,063
Provision for credit losses	257	586	1,479
Other noninterest expense	13,791	12,319	10,678
Merger-related and restructuring expenses	444	443	387
Other intangible amortization	431	518	628

Total noninterest expense	14,666	13,280	11,693
Minority interest in income of consolidated subsidiaries	184	143	6
Income taxes	2,419	1,833	1,088
Tax-equivalent adjustment	250	256	218

Income before cumulative effect of a change in accounting principle	5,214	4,247	3,579
Cumulative effect of a change in accounting principle, net of income taxes	–	17	–

Net income	5,214	4,264	3,579
Dividends on preferred stock	–	5	19

Net income available to common stockholders	$5,214	4,259	3,560

Diluted earnings per common share	$3.81	3.18	2.60

(a) Tax-equivalent.

results of operations except as noted. At consummation, SouthTrust had assets of $53.6 billion, stockholders’ equity of $4.8 billion, loans of $36.9 billion and deposits of $37.1 billion. Additionally, results reflect the full-year impact of the July 1, 2003, retail brokerage transaction.

In 2004 compared with 2003, total revenue rose 13 percent to $23.0 billion, with strong balance sheet growth overcoming margin compression largely related to the addition of lower-spread trading assets, growth in lower-spread consumer real-estate secured loans, consolidation of our conduits and growth in FDIC-insured sweep accounts and related investments. Tax-equivalent net interest income grew 12 percent on growth in average earning assets of 23 percent. Fee and other income grew 14 percent largely reflecting the impact of the retail brokerage transaction on commissions and on fiduciary and asset management fees. Improved principal investing results and higher customer transaction volume and the addition of SouthTrust also contributed to the increase, and offset lower asset securitization results.

Wachovia is one of the nation’s largest lenders, and the credit quality of our loan portfolio can have a significant impact on earnings. Our credit quality remained at or near the best in the

Management’s Discussion and Analysis

banking industry in 2004, and trends continue to look favorable for 2005. We experienced only a 2 percent increase from December 31, 2003, in total nonperforming assets, and the level would have declined without the addition of SouthTrust’s nonperforming assets. We have one of the best records on credit losses in the banking industry, with a net charge-off ratio of 0.17 percent, down 24 basis points from 0.41 percent in 2003. Our strategy is to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent. As a result of this strategy, the 56 percent decline in provision expense from 2003 reflected improved credit quality as well as more favorable economic conditions. At December 31, 2004, the allowance for loan losses increased 17 percent from December 31, 2003, due to the addition of SouthTrust.

Average loans in 2004 increased $13.7 billion from 2003 to $172.0 billion, primarily reflecting growth in consumer real estate-secured loans and commercial loans and the impact of the SouthTrust merger. Average core deposits increased 26 percent from 2003 to $231.6 billion, which included an average $24.3 billion of deposits associated with growth in our FDIC-insured money market sweep product introduced in the fourth quarter of 2003. Average low-cost core deposits increased 35 percent from 2003 to $190.9 billion.

We have focused for some time on improving efficiency, and in the spring of 2004 began a new in-depth review of our businesses and processes to systematically assess efficiency opportunities by business line and across the organization. Each business unit developed overhead efficiency targets for 2007, based on expected revenue growth rates and peer productivity data. Overall, we are targeting an overhead efficiency ratio in the range of 52 percent to 55 percent by 2007, which we expect to achieve by slowing our expense growth even as we continue to invest for future revenue growth. More information is included in the Letter to Shareholders and the Outlook section.

In addition, our mix of businesses and variable expense structure enables us to manage expenses in line with revenues. Total noninterest expense rose 10 percent from 2003, primarily reflecting increased variable pay on higher revenues, as well as the full effect of the retail brokerage transaction, the SouthTrust merger, and continued investments for the future.

Each of our four major businesses generated record revenue and record earnings in 2004. Outstanding deposit and loan growth provided a balance to weak retail brokerage activity affecting the entire brokerage industry.

Our General Bank, which contributed 46 percent of total revenue, continued to experience outstanding deposit growth, particularly in low-cost core deposits, as well as solid loan growth. The General Bank’s operating leverage improved over the comparative period, with revenue growth of 10 percent and expense growth of 4 percent, which includes the addition of SouthTrust. Credit quality in the General Bank also continued to be strong, resulting in a 33 percent decline in its provision for credit losses.

The retail brokerage and asset management businesses in Capital Management represent 24 percent of our total revenue. Capital Management’s retail brokerage firm experienced subdued brokerage activity in 2004, dampening results. Growth in commissions and in fiduciary and asset management fees largely reflected the full year impact of the retail brokerage transaction. Capital Management’s businesses are poised to benefit as markets improve. In addition, we anticipate earnings to benefit from expense savings after we complete the retail brokerage integration in the first half of 2005.

Wealth Management’s contribution to revenue was 5 percent with record earnings fueled by solid momentum in both net interest income and in trust and investment management fees. Average loans grew 17 percent and average core deposits grew 13 percent, while assets under management rose 10 percent on improved market valuations and additions from acquisitions.

Our Corporate and Investment Bank, which contributed 23 percent of total revenue, gained new business and performed well in 2004, with market share gains particularly in loan syndications, structured products, investment grade bonds, and improved principal investing results. Improving credit conditions and lower loan outstandings reduced the use of economic capital.

In addition, as we manage interest rate risk, we believe a rising rate environment – assuming that it is accompanied by a rebound in business activity in the wake of a more robust economy – will produce many benefits for our business model. Since the beginning of 2004, we have repositioned our balance sheet to be relatively neutral under a broad range of interest rate scenarios. Our balance sheet is strong and “well capitalized” under regulatory guidelines with a tier 1 capital ratio of 8.01 percent and a leverage ratio above 6 percent at December 31, 2004.

Wachovia’s board of directors increased the quarterly dividend paid to common stockholders 31 percent from 35 cents per share in the fourth quarter of 2003 to 46 cents in the fourth quarter of 2004. In 2004, we paid common stockholders total dividends of $2.3 billion, or $1.66 per share, compared with $1.7 billion, or $1.25 per share, in 2003. This represented dividend payout ratios on earnings excluding merger-related and restructuring expenses, other intangible amortization and the change in accounting principle of 40.00 percent in 2004 and 34.72 percent in 2003. The 2004 payout ratio was in line with our goal of paying out 40 percent to 50 percent of earnings on this basis.

Outlook

As we look into the future, our efficiency initiatives and revenue growth strategies, fueled by momentum in our major businesses, give us confidence Wachovia will be one of the leading growth companies in our industry.

We continued to make excellent progress in meeting our corporate objectives of quality earnings growth, increased distribution of products and services, hallmark customer service, disciplined expense control and balance sheet strength. Based on our consistent performance, confidence in our business model, capital strength and improving market conditions, we have updated our financial outlook for 2005. Economic assumptions used to formulate the 2005 outlook include growth in the real gross domestic product (GDP) of 3.30 percent; inflation (based on the Consumer Price Index) of 2.80 percent; a federal funds rate of 3.25 percent by December 2005; a 10-year Treasury bond rate of 4.50 percent by December 2005; and growth in the S&P 500 index of 6 percent. This outlook compares growth rates from an illustrative combined Wachovia-SouthTrust, as if the two companies had been merged on January 1, 2004. This illustrative comparison includes Wachovia’s full year 2004 results plus SouthTrust’s results from January 1, 2004, to October 31, 2004, and includes deposit base and other intangible amortization. More information about the combined illustrative financial information is included in Wachovia’s Current Report on Form 8-K dated January 19, 2005. The following outlook is for the full year 2005:

■	Net interest income growth in the low single-digit percentage range on a tax-equivalent basis;

■	A 10 basis point to 15 basis point decline over the course of the year in the net interest margin from 3.42 percent for full year 2004;

■	Fee income growth in the low- to mid-teens percentage range;

■
Noninterest expense growth (excluding merger-related and restructuring expenses) in the low single-digit percentage range, reflecting an estimated $250 million of incremental expense savings related to the retail brokerage integration, $250 million related to SouthTrust, and approximately $150 million in 2005 related to our efficiency initiative;

■	Minority interest expense (excluding merger-related and restructuring expenses) in the range of 3.5 percent to 4.5 percent of pre-tax income (before minority interest expense);

■	Loan growth in the mid- to high-single-digit percentage range, including consumer loan growth and commercial loan growth both in the mid- to high-single-digit range;

■	Net charge-offs in the 15 basis point to 25 basis point range with provision expense also expected to be in this range;

■	An effective tax rate of approximately 35.0 percent to 35.5 percent on a tax-equivalent basis;

■	A leverage ratio above 6 percent and a tangible capital to tangible asset ratio of approximately 4.7 percent to 4.8 percent;

■	A dividend payout ratio of 40 percent to 50 percent of earnings excluding merger-related and restructuring expenses and other intangible amortization; and

■	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder friendly acquisitions.

Looking forward, we believe we have strengthened our competitive position through our merger with SouthTrust. This merger creates clear market leadership in a number of high-growth southeastern states and accelerates our expansion into attractive Texas markets. Key business and management decisions have been made, and an experienced merger integration team is in place to implement a detailed merger integration plan. At consummation, Wachovia issued 0.89 shares of its common stock for each share of SouthTrust common stock, or 298 million Wachovia shares. We project $255 million in annual after-tax expense reductions after a 15-month integration period, and one-time costs, including merger-related and restructuring expenses and exit cost purchase accounting adjustments, of $431 million after tax. In addition, we have recorded preliminary fair market value purchase accounting adjustments of $267 million after tax, representing a net increase in goodwill. These are preliminary adjustments and

Management’s Discussion and Analysis

are subject to further refinements. We expect to complete the divestiture of 18 SouthTrust branches consisting of approximately $600 million in deposits in the first quarter of 2005.

We continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. In conjunction with these efforts, we have established overhead efficiency targets, excluding merger-related and restructuring expenses, changes in accounting principle and intangible amortization, for each of our four businesses and for the overall company to achieve by 2007. These 2007 targets are as follows: General Bank, 45 percent to 47 percent; Capital Management, 75 percent to 77 percent; Wealth Management, 60 percent to 62 percent; and Corporate and Investment Bank, 49 percent to 51 percent; and for the company overall, 52 percent to 55 percent.

We are striving to make Wachovia a more efficient company, as defined by the overhead efficiency ratio, but it is not our goal to have the lowest overhead efficiency ratio in our peer group, because of our mix of businesses. We believe we will slow expense growth by $600 million to $1.0 billion by 2007. We believe this will result in position reductions in the range of 3,500 to 4,000, although we also expect to add positions in higher growth businesses. We believe approximately 20 percent of these reductions will result from normal attrition. To date, we have identified initial expense reduction opportunities in the range of $400 million to $500 million and work continues. We also expect to reinvest approximately 30 percent to 50 percent of the identified savings to increase revenues in our higher growth businesses.

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

Critical Accounting Policies

To understand our financial position and results of operations, it is important to understand our more significant accounting policies and the extent to which we use judgment and esti-

mates in applying those policies. Our accounting and reporting policies are in accordance with GAAP and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimation. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities. Other accounting policies, such as pension and stock option fair value determination, also involve a significant amount of judgments and estimates, but the total amounts involved are not significant to our consolidated results of operations. Periodically, the Audit Committee of our board of directors reviews these policies, the judgments and estimation processes involved, and related disclosures.

Our policy on the allowance for loan losses applies to loans in all our segments, most significantly the Corporate and Investment Bank, the General Bank and the Parent, but is different from the methodology used to allocate the provision for credit losses for segment reporting purposes. The policy on fair value of certain financial instruments applies largely to the Corporate and Investment Bank and the Parent, both of which hold large portfolios of securities and derivatives. The policy on consolidation also affects the Corporate and Investment Bank and the Parent, both of which are involved in structuring securitization transactions. The policies on goodwill impairment and contingent liabilities affect all segments.

Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses and reserve for unfunded lending commitments (collectively, the “allowance for credit losses”) are maintained at levels we believe are adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. We have developed policies and procedures for assessing the adequacy of the allowance for loan losses and reserve for unfunded lending commitments that reflect our careful assessment of credit risk considering all information available to us. Where appropriate, this assessment includes monitoring qualitative and quantitative trends, including changes in the levels of past due, criticized and nonperforming loans. In addition, we rely on estimates and exercise judgment in assessing credit risk. Depending on changes in circumstances, future assessments of credit risk may yield materially different results from our estimates, and an increase or a decrease in the allowance for credit losses may be required.

We employ a variety of modeling and estimation tools for measuring credit risk that are used in developing an appropriate allowance for credit losses. These tools are periodically reevaluated and refined as appropriate. For example, in 2004, we refined our allowance for credit losses model to better align its methodology with our current framework for analyzing credit risk. This refinement did not significantly change the level of our allowance or our view as to its adequacy. The following provides a description of each component of our allowance for credit losses, the techniques we currently use and the estimates and judgments inherent to each.

Our refined model for the allowance for loan losses has four components: formula-based components for both the commercial and consumer portfolios, each including an adjustment for historical loss variability; a reserve for impaired commercial loans; and an unallocated component. Our refined model enables us to more effectively align the allowance with the different types of credit risk inherent in our loan portfolio. Separate allowance ranges for commercial and consumer components permit us to specifically address the current trends and events affecting the credit risk in the loan portfolio.

For commercial loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed for commercial loans classified by credit grade. Average losses for each credit grade are computed using the annualized historical rate at which loans in each credit grade have defaulted (default rates) and the historical average losses realized for defaulted loans (“loss-given-default” or LGD). We have developed default rates by analyzing seven years of our default experience and over 20 years of comparable external data. Default rates, which are validated annually, are estimates derived from long-term averages and are not conditioned on short-term economic or environmental factors. LGD rates have also been developed using seven years of internal and industry data.

For consumer loans, the formula-based component of the allowance for loan losses is based on loss rates for specific groups of similar loans in each product category. The loss rates are based on historical loss data, historical delinquency patterns, vintage analyses, credit score-based forecasting methods and stress tests.

For both commercial and consumer loans, the formula-based loss components include additional amounts to establish reasonable ranges that consider observed historical variability in losses. Factors we may consider in setting these amounts include, but are not limited to, industry-specific data, portfolio-specific risks or concentrations, and macroeconomic conditions. In an economic downturn, for example, the timing and magnitude of credit risk deterioration in certain industries may be faster and more severe than in others. In addition, adverse trends in macroeconomic factors such as unemployment rates, income growth, inflation and political events are likely to affect some borrowers’ ability to meet loan payments. Including historical variability in our model enables us to capture probable incurred losses that are not yet evident in current default grades, delinquencies or other credit risk measurement tools.

At December 31, 2004, the formula-based components of the allowance were $1.9 billion for commercial loans and $759 million for consumer loans.

We have established a specific reserve within the allowance for loan losses for impaired loans. We define impaired loans as commercial loans on nonaccrual status. We individually review any impaired loans with a minimum total exposure of $10 million in the Corporate and Investment Bank and $5 million in other segments. The reserve for each individually reviewed loan is based on the difference between the loan’s carrying amount and the loan’s estimated fair value. Fair value is estimated using the present value of expected future cash flows discounted at the loan’s effective interest rate, or the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. No other reserve is provided on impaired loans that are individually reviewed. At December 31, 2004, the allowance for loan losses included $31 million and the reserve for unfunded lending commitments included $16 million for individually reviewed impaired facilities.

The allowance for loan losses is supplemented with an unallocated component. This component reflects in part the inherent uncertainty of estimates and is designed as a final tool in fully capturing probable incurred losses in the loan portfolio. The amount of this component and its relationship to the total allowance for loan losses may change from one period to another. We anticipate that the unallocated component of the allowance will generally not exceed 5 percent of the total allowance for loan losses. At December 31, 2004, the unallocated component of the allowance for loan losses was $90 million, or 3 percent of the allowance for loan losses.

Management’s Discussion and Analysis

In June 2004, we reclassified the reserve for unfunded lending commitments that relates only to commercial business from the allowance for loan losses to other liabilities. The amount of the reserve is based on the modeling process that is consistent with the process described above for the commercial portion of the allowance for loan losses. In addition, this model includes as a key factor the historical average rate at which unfunded commercial exposures have been funded at the time of default. At December 31, 2004, the reserve for unfunded lending commitments was $154 million.

The factors supporting the allowance for loan losses and the reserve for unfunded lending commitments as described above does not diminish the fact that the entire allowance for loan losses and reserve for unfunded lending commitments is available to absorb losses in the loan portfolio and related commitment portfolio, respectively. Our principal focus, therefore, is on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments. Our Corporate Loan Loss Allowance Committee, chaired by our chief risk officer, meets quarterly and is responsible for the review and approval of the allowance for credit losses as well as for policies and procedures connected with its determination. The Risk Committee of the board of directors reviews and approves policies governing the determination of the allowance for credit losses.

In addition to compliance with GAAP, the allowance for credit losses is also subject to review by banking regulators. Our primary bank regulators regularly conduct examinations of the allowance for credit losses and make assessments regarding its adequacy and the methodology employed in its determination.

Fair Value of Certain Financial Instruments Fair value is defined as the amount at which a financial instrument could be exchanged in a transaction between willing, unrelated parties in a normal business transaction. For purposes of this critical accounting policy, financial instruments include:

■
Instruments held for trading, including debt and equity securities and derivatives, as well as principal investments, which are recorded at fair value with unrealized gains and losses recorded in earnings;

■
Debt and equity securities and retained interests in securitizations classified as available for sale, which are recorded at fair value with unrealized gains and losses recorded in stockholders’ equity; and

■
Derivatives designated as fair value or cash flow accounting hedges, which are recorded at fair value with unrealized gains and losses recorded in earnings for fair value hedges and stockholders’ equity for cash flow hedges.

Fair value is based on quoted market prices for the same instrument or for similar instruments adjusted for any differences in terms. If market prices are not available, then we estimate the fair value using models employing techniques such as discounted cash flow analyses. The assumptions used in the models, which typically include assumptions for interest rates, credit losses and prepayments, are independently verified against market observable data where possible. Discount rates used are those considered to be commensurate with the risks involved. All internally developed models are subject to independent validation. The valuation of financial instruments, particularly those with little or no liquidity, is subjective and involves a high degree of judgment. Small changes in assumptions can result in significant changes in valuation.

Principal investments, which are classified in other assets on our consolidated balance sheet, are recorded at fair value. Realized and unrealized gains and losses are included in principal investing income (loss) in the results of operations. For public equity investments, fair value is based on quoted market prices, net of applicable discounts for trading restrictions and liquidity. Non-public securities lack relevant market data. Therefore, we generally use our original cost basis as an estimate of fair value of our direct investment in these securities. This changes if the non-public entity in which we have invested has raised additional debt or equity capital, and we believe such a transaction, taking into consideration differences in the terms of securities, is a better indicator of fair value, or we believe the fair value is less than our original cost basis. All our direct investments are evaluated quarterly for declines in fair value.

For investments in private equity funds, we rely on information provided by the fund managers in initially determining estimated fair value. We meet with representatives of fund sponsors regularly and review quarterly fund reports to determine a given fund’s outlook and the need to record any write-down. We also consider valuation factors such as the age of the fund and industry concentrations to derive our final estimated fair value. Due to the significant subjectivity of these factors and the impact they have on fair value estimates, our policy is to recognize gains on our fund investments only when they have been realized through fund distributions. We record reductions in fair value of our fund investments, based on this valuation process, when identified.

At December 31, 2004, 37 percent of our total assets and 15 percent of our total liabilities were recorded at fair value. Of this total, 87 percent were valued using quoted market prices for same or similar securities; 11 percent using modeling techniques where the significant assumptions were based on market observations; and 2 percent using modeling techniques where significant assumptions were based on internal estimates rather than market observations.

An internal, independent valuation team, using information validated by extensive market observations, performs the valuation of those securities with no quoted market prices. The Securities Retention Committee, consisting of management from our treasury, finance, credit and business units, reviews all the valuations developed by this independent valuation team. The valuations of our principal investing portfolio are reviewed on a quarterly basis by our Principal Investing Oversight Committee, which includes management from Corporate and Investment Bank, finance, risk management and Principal Investing.

We believe we have the appropriate policies and procedures in place and that we use the appropriate technology in terms of modeling and projections to enable us to value these financial instruments in a reasonable and consistent manner. However, valuations are subject to change as a result of external factors beyond our control that have a substantial degree of uncertainty.

Consolidation In certain asset securitization transactions that meet the applicable criteria to be accounted for as sales, we sell assets to an entity referred to as a qualifying special-purpose entity (QSPE), which we do not consolidate. In order for a special purpose entity to be qualifying, it must meet a series of requirements at the inception of the transaction and on an ongoing basis. These requirements strictly limit the activities in which a QSPE may engage and the types of assets and liabilities it may hold. In some cases, these criteria are subject to interpretation. To the extent any QSPE fails to meet these criteria, we would be required to consolidate its assets and liabilities, subject to the analysis below.

We also sell assets to and have involvement with other special purpose entities, some of which are variable interest entities. Under the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities, a VIE is consolidated by the company holding the variable interest that will absorb a majority of the VIE’s expected losses, or receive a majority of the expected residual returns, or both. The company that consolidates a VIE is referred to as the primary beneficiary.

A variety of complex estimation processes involving both qualitative and quantitative factors are used to determine whether an entity is a VIE, and to analyze and calculate its expected losses and its expected residual returns. These processes involve estimating the future cash flows of the VIE, analyzing the variability in those cash flows, and allocating the losses and returns among the parties holding variable interests. Also, there is a significant amount of judgment required in interpreting the provisions of FIN 46R and applying them to specific transactions.

In our case, FIN 46R applies to certain financing activities primarily conducted for corporate clients, including conduits that we administer, transactions such as collateralized debt obligations and collateralized mortgage obligations, partnerships, synthetic lease trusts and trust preferred securities. To the extent we are or we become, after certain reconsideration events, the primary beneficiary of a VIE, we would be required to consolidate its assets and liabilities.

Goodwill Impairment We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. The first step in this test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying amount. If the fair value is less than the carrying amount, a second test is required to measure the amount of goodwill impairment. The second test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, we would recognize an impairment loss in an amount equal to that excess.

Fair values of reporting units were determined using discounted cash flow models with estimated cash flows based on internal forecasts of revenues and expenses. The estimated cash flows were discounted in 2004 using market-based discount rates ranging from 7.6 percent to 12.1 percent.

As discussed in the Business Segments section, we operate in four core business segments. We determined that our reporting units for testing goodwill are our lines of business that are one level below the core business segments, where applicable. These reporting units are Wealth Management; General Bank: Commercial, Retail and Small Business; Capital Management:

Management’s Discussion and Analysis

Retail Brokerage Services and Asset Management; and Corporate and Investment Bank: Lending, Global Treasury and Trade Finance, Investment Banking and Principal Investing.

Our goodwill impairment testing for 2004 indicated that none of our goodwill was impaired. If we were to decrease estimated future net cash flows by 20 percent or increase our discount rates by 20 percent, the fair value of each reporting unit would continue to be in excess of its carrying amount, which indicates none of our goodwill would be impaired.

Note 1 and Note 8 in the Notes to Consolidated Financial Statements provide additional information related to the evaluation of goodwill and to the carrying amounts by core business segments.

Contingent Liabilities We are subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against us and/or our subsidiaries with respect to transactions in which we and/or our subsidiaries acted as a lender, an underwriter, a financial advisor, a broker, or acted in a related capacity. Reserves are established for legal and other claims when it becomes probable we will incur a loss and the amount can be reasonably estimated. We involve internal and external experts, such as attorneys, consultants and other professionals, in assessing probability and in estimating any amounts involved. Throughout the life of a contingency, we or our expert advisors may learn of additional information that can affect our assessments about probability or about the estimates of amounts involved. Changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for these claims.

Corporate Results of Operations

Our results for 2004 reflect the November 1, 2004, merger of Wachovia and SouthTrust Corporation. Because this acquisition was included in only two months of our results of operations, its impact on 2004 results was not significant, except as noted.

Net Interest Income and Margin Banks earn net interest income on the difference between interest income on earning assets, primarily loans and securities, and interest expense on interest-bearing liabilities, primarily deposits and other funding sources. Net interest income increased 12 percent in 2004 from 2003 due to strong balance sheet growth. This growth offset com-

Average Balance Sheets and Interest Rates

	Years Ended December 31,
(In millions)	2004		2003
	Average	Interest	Average	Interest
	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$3,578	1.43%	$3,836	1.31%
Federal funds sold	24,940	1.37	16,780	1.02
Trading account assets	28,944	4.28	18,395	4.43
Securities	100,960	4.90	78,593	5.27
Commercial loans, net	99,026	4.63	91,752	4.61
Consumer loans, net	73,007	5.24	66,575	5.65

Total loans, net	172,033	4.89	158,327	5.04

Loans held for sale	16,735	4.42	9,110	4.34

Other earning assets	11,064	3.30	7,199	3.38

Risk management derivatives	–	0.41	–	0.53

Total earning assets	358,254	4.90	292,240	5.25

Interest-bearing deposits	196,142	1.12	155,287	1.28
Federal funds purchased	47,321	1.35	44,326	1.19
Commercial paper	12,034	1.35	7,196	1.00
Securities sold short	11,025	2.88	7,925	2.64
Other short-term borrowings	6,087	0.90	5,166	0.77
Long-term debt	39,780	4.00	36,676	4.02
Risk management derivatives	–	0.12	–	0.06

Total interest-bearing liabilities	312,389	1.71	256,576	1.74

Net interest income and margin	$12,211	3.41%	$10,863	3.72%

pression in the net interest margin, which declined 31 basis points to 3.41 percent primarily due to the impact of growth in our FDIC-insured sweep product and related investments, as well as to the July 1, 2003, consolidation of our commercial paper conduits and to a larger retail brokerage operation. In addition, margin compression was driven by growth in low-spread trading assets as well as declining yields on consumer loans as higher yielding mortgage loans were refinanced over the past two years and replaced with newly originated lower yielding mortgage loans. The average federal funds discount rate increased 22 basis points in 2004 from 2003, while average longer-term two-year and 10-year treasury note rates increased 73 basis points and 26 basis points, respectively.

In June 2004, Wachovia and the Internal Revenue Service settled all issues relating to the IRS’s challenge of our tax position on lease-in, lease-out (LILO) transactions entered into by First Union Corporation and legacy Wachovia Corporation. Our current and deferred income tax liabilities previously accrued were adequate to cover this resolution. For the purposes of presenting average balances and net interest income summaries, deferred income taxes related to leveraged leases are netted against the lease balance included in average commercial loans.

Accordingly, the reduction of deferred income tax liabilities associated with this resolution increased the average lease balances and reduced the related average interest rate earned. In 2004, this resulted in an increase in average loans of $1.4 billion and a reduction in the average interest rate earned on commercial loans of approximately 6 basis points and, where separately reported, on lease financing of approximately 164 basis points.

In order to maintain our targeted interest rate risk profile, derivatives are used to manage the interest rate risk inherent in our assets and liabilities. In 2004, net interest rate risk management-related derivative income contributed $1.1 billion to net interest income, representing a 30 basis point impact on our net interest margin, compared with $1.4 billion, or 47 basis points, in 2003. All risk management-related derivatives are designated and accounted for as accounting hedges.

As discussed previously, we began marketing our FDIC-insured sweep product to brokerage customers in the fourth quarter of 2003. Since then, customer balances have been transferred from money market mutual fund accounts to these deposit accounts. We invested these deposits in securities that together produce an asset and liability structure that enables us to maintain our desired interest rate sensitivity. By December 31, 2004, this product had captured $29.9 billion in new deposits, up $18.0 billion from year-end 2003. These deposits represented $24.3 billion in average core deposits in 2004.

Fee and Other Income

	Years Ended December 31,
(In millions)	2004	2003	2002

Service charges	$1,978	1,731	1,698
Other banking fees	1,226	1,017	962
Commissions	2,601	2,318	1,742
Fiduciary and asset management fees	2,772	2,345	1,888
Advisory, underwriting and other investment banking fees	911	787	681
Trading account profits (losses)	35	110	(71)
Principal investing	261	(139)	(266)
Securities gains (losses)	(10)	45	169
Other income	1,005	1,268	1,087

Total fee and other income	$10,779	9,482	7,890

Fee and Other Income Traditionally banks earn fee and other income from service charges on deposit accounts and other banking products and services, and these continue to be a significant component of our fee income. In addition, we have balanced our earnings with a diversified mix of businesses that provide alternative investment and financing products and services for the more sophisticated needs of our clients. These alternative products produce income in our brokerage, asset management and investment banking businesses from commissions and fees for financial advice, custody, insurance and financing alternatives such as loan syndications and asset securitizations. Additionally, we realize gains from selling our investments in debt and equity securities. The fees on many of these products and services are based on market valuations and therefore are sensitive to movements in the financial markets. As the financial markets begin to recover, we are seeing gradual improvement in these market-based fees.

Fee and other income increased 14 percent in 2004 from 2003, reflecting in part the full year impact in 2004 of the July 1, 2003, retail brokerage transaction on commissions and on fiduciary and asset management fees. Service charges increased 14 percent, reflecting growth in checking accounts. Other banking fees increased 21 percent, reflecting growth in interchange income from debit and credit card transactions. Advisory, underwriting and other investment banking fees increased 16 percent, driven by growth in investment grade, loan syndications and equity capital markets originations. Principal investing, which includes the results of proprietary investments in equity and mezzanine securities, had net gains in 2004 of $261 million, due largely to higher realized gains in the recovering financial markets, compared with net losses of $139 million in 2003.

In 2004, we had net securities gains of $91 million from sales of securities received in settlement of problem loans, offset by net losses from portfolio sales of $43 million and impairment losses of $58 million. Net securities gains in 2003 included net gains from portfolio sales of $245 million offset by $200 million in impairment losses.

Other income declined 21 percent in 2004 from 2003 primarily due to a $264 million decline in asset securitization income, including $57 million of losses on auto loan securitizations. We also recognized a $68 million loss associated with a sale and leaseback of corporate real estate. We expect the sale and leaseback of corporate real estate will reduce occupancy and other related expenses annually by $22 million.

Noninterest Expense Noninterest expense increased 10 percent in 2004 from 2003 primarily reflecting increased variable pay on higher revenues, as well as the full year effect of the retail brokerage transaction and continued investments for the future. Salaries and employee benefits increased 13 percent primarily due to higher incentives, largely from the retail brokerage transaction, higher variable incentives in other business

Management’s Discussion and Analysis

Noninterest Expense

	Years Ended December 31,
(In millions)	2004	2003	2002

Salaries and employee benefits	$8,703	7,708	6,597
Occupancy	947	851	786
Equipment	1,052	1,021	946
Advertising	193	160	80
Communications and supplies	620	598	545
Professional and consulting fees	548	460	421
Sundry expense	1,728	1,521	1,303

Other noninterest expense	13,791	12,319	10,678
Merger-related and restructuring expenses	444	443	387
Other intangible amortization	431	518	628

Total noninterest expense	$14,666	13,280	11,693

units, and the SouthTrust merger. Sundry expense increased 14 percent year over year primarily due to the full year impact of the retail brokerage transaction and the SouthTrust merger.

Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in 2004 of $444 million included $41 million related to the SouthTrust merger, $298 million related to the retail brokerage transaction, the integration of which is nearing completion, and $108 million in final charges related to the First Union-Wachovia merger of 2001, offset by $3 million of reversals of previously recorded restructuring expenses. In 2003, we recorded $443 million of these expenses, relating to the retail brokerage and First Union-Wachovia transactions. See Note 16: Merger-Related and Restructuring Expenses in the notes to our consolidated financial statements.

We currently expect total merger-related and restructuring expenses for the SouthTrust merger to be $253 million before tax, of which $41 million had been recorded by December 31, 2004, and for the retail brokerage transaction, $500 million, of which $383 million had been recorded by December 31, 2004. We expect the remaining retail brokerage transaction expenses will be incurred through the first half of 2005 and the remaining SouthTrust expenses will be incurred through the first quarter of 2006.

Income Taxes Income taxes were $2.4 billion in 2004, an increase of $586 million from 2003. The effective tax rates were 31.70 percent in 2004 and 30.16 percent in 2003. On a fully tax-equivalent basis, the tax rate was 33.87 percent in 2004 and 32.97 percent in 2003. The increases in these rates were primarily caused by higher pretax income in 2004.

Business Segments

We provide a diversified range of banking and nonbanking financial services and products primarily through our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank. In this section, we discuss the performance and results of our business segments in 2004. See the Comparison of 2003 with 2002 section for details on business segment trends in that period. Business Segment data excludes merger-related and restructuring expense.

Note 14: Business Segments in the Notes to Consolidated Financial Statements discusses in detail the management reporting model upon which our segment information is based, and also provides a reconciliation of business segment earnings to the consolidated results of operations.

Key Performance Metrics Business segment earnings are the primary measure of segment profit or loss we use to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (RAROC) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results. These two measures are calculated as follows:

Economic Profit = Economic Net Income – Capital Charge

RAROC = Economic Net Income / Economic Capital

Economic profit is a measure of the earnings above an explicit charge for the capital used to support the transaction or business line. It is calculated as a dollar amount of return. RAROC is a ratio of return to risk and is stated as a percentage.

The return component of both of these measures is economic net income, which reflects two adjustments to segment earnings. First, we replace current period provision expense with expected losses (a statistically derived forward-looking number that represents the average expected loan losses over time), and we remove certain noncash expenses. The risk component for these measures is economic capital, which is discussed below, as is the capital charge used in calculating economic profit.

Economic Capital A disciplined and consistent approach to quantifying risk is required to achieve an accurate risk-based pricing and value-based performance reporting system. We employ an economic capital framework developed to measure the declines in economic value that a transaction, portfolio or business unit could incur given an extreme event or business environment. The greater the frequency and severity of potential negative outcomes, the greater the levels of capital required.

The five types of risk to which we attribute economic capital are:

■
Credit Risk: Credit risk, which represented 49 percent of our economic capital in 2004, is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms;

■
Market Risk: The major components of market risk, which represented 25 percent of economic capital, are interest rate risk inherent in our balance sheet, price risk in our principal investing portfolio and market value risk in our trading portfolios; and

■
Operational, Business and Other Risk: Operational risk is the risk of loss from inadequate or failed internal processes, people and systems or from external events. This risk is inherent in all our businesses. Business risk is the potential losses our business lines could suffer that have not been captured elsewhere (such as losses from a difficult business environment). Business and operational risk capital are the primary types of capital held by non-balance sheet intensive businesses such as trust, asset management and brokerage. Other risk represents the loss in value that other miscellaneous and fixed assets could realize that are not capitalized as market risk. Operational, business and other risk represented 26 percent of our economic capital in 2004.

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

Capital Charge = Economic Capital x Cost of Capital

Since 2002, the cost of capital has been 11 percent. The cost of capital is reviewed annually by our treasury division and approved by the RAROC Advisory Committee, which is a subcommittee of the Asset and Liability Management Committee. The Risk Governance section has more information about these committees.

We use our RAROC and economic profit measures in a variety of ways. They are used in the pricing of transactions such as loans, commitments and credit substitutes in each of our business segments. These transactional measures are aggregated to provide portfolio, business line, and ultimately business segment RAROC and economic profit measures. Incremental activities such as new product analysis, business line extensions and acquisitions are also measured using these tools. RAROC and/or economic profit are significant components of line incentive compensation programs and senior management incentive plans.

Changes in Methodology We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments. Several refinements have been incorporated for 2004. We periodically review our cost base and the related activities to better align support costs to our business segments. This includes periodic cost studies, such as a 2003 study of activities in our General Bank retail branches. This study, using the increased amount of customer-related statistical data available, resulted in a better understanding of the costs related to certain services provided in the branches. The more detailed cost understanding led to an increase in the amount of allocated costs related to these services, some of which relate to businesses outside the General Bank.

As a result of these refinements, cost allocation methodologies used in 2004 are different than the methodologies used in the original reporting of 2003 results. While these refinements do not represent a significant change in the results of operations of our segments, we have updated the 2003 amounts to allow for a consistent comparison of segment results. The impact to segment earnings for full year 2003 as a result of these refinements was a $4 million decrease in the General Bank, a $17 million decrease in Capital Management, a $13 million decrease in Wealth Management, a $6 million decrease in the Corporate and Investment Bank, and a $40 million increase in the Parent.

Management’s Discussion and Analysis

General Bank The General Bank segment includes our Retail and Small Business and Commercial lines of business. The General Bank’s products include:

■	Retail Bank: Checking, savings and money market accounts, time deposits and IRAs, home equity, residential mortgage, student and personal loans, debit and credit cards, mutual funds and annuities;

■	Small Business: Deposit, credit and investment products and services to businesses with annual revenues up to $3 million; and

■
Commercial Banking: Commercial deposit, lending, treasury management, dealer financial services and commercial real estate solutions to businesses typically with annual revenues between $3 million and $250 million.

The acquisition of SouthTrust has the most operational impact on our General Bank, but the impact on General Bank results in 2004 was not significant, except as noted, because this acquisition was included in only the final two months of the year. In 2004 compared with 2003, General Bank segment earnings were a record $3.1 billion, an increase of 24 percent, reflecting a 10 percent increase in revenue largely driven by outstanding core deposit growth and growth in consumer real estate-secured loans. Noninterest expense grew 4 percent in the same period principally due to SouthTrust. This strong expense management resulted in an improved overhead efficiency ratio of 52.01 percent, excluding merger-related and restructuring expenses and other intangible amortization, an improvement from 55.07 percent a year earlier.

Fee and other income increased 11 percent from 2003 due to higher customer transaction volume and the addition of SouthTrust. Fee and other income includes service charges, interchange income, other banking fees and mortgage banking origination revenues. Service charges increased $246 million to $1.5 billion, interchange income increased $81 million to $347 million and other banking fees increased $42 million to $274 million. Mortgage banking origination fee income decreased $39 million to $127 million due to lower origination volume. Interchange income, mortgage banking origination fee income and amortization of servicing rights are included in other banking fees in the consolidated statements of income.

Asset sale and securitization income in the General Bank reflects the sale of mortgage loans and related income; securitizations and related gains on the sales of consumer real estate-secured loans (for example, prime equity lines) are

General Bank

Performance Summary

	Years Ended December 31,
(Dollars in millions)	2004	2003	2002

Income statement data
Net interest income (Tax-equivalent)	$8,046	7,315	6,860
Fee and other income	2,431	2,191	2,095
Intersegment revenue	168	179	162

Total revenue (Tax-equivalent)	10,645	9,685	9,117
Provision for credit losses	315	470	471
Noninterest expense	5,536	5,334	5,120
Income taxes (Tax-equivalent)	1,740	1,416	1,287

Segment earnings	$3,054	2,465	2,239

Performance and other data
Economic profit	$2,331	1,799	1,550
Risk adjusted return on capital (RAROC)	52.67%	42.83	38.31
Economic capital, average	$5,592	5,651	5,677
Cash overhead efficiency ratio (Tax-equivalent)	52.01%	55.07	56.15
Lending commitments	$93,608	65,457	57,358
Average loans, net	128,063	113,867	101,632
Average core deposits	$172,471	152,720	140,489
FTE employees	43,388	34,552	36,521

reflected in the Parent. In 2004 compared with 2003, asset sale and securitization income decreased $128 million to $57 million due to reduced sales of mortgages and servicing resulting from weaker volume. In 2004, asset sale and securitization income included $16 million in losses on related derivatives and $4 million in market value write-downs on loans held for sale compared with 2003 losses of $32 million and write-downs of $31 million. Asset sale and securitization income is included in other income in the consolidated statements of income.

The derivative transactions the General Bank enters into are designed to manage risk associated with its mortgage banking activities. These derivatives include economic hedges and, in certain cases, accounting hedges of mortgage loans held for sale and interest rate lock commitments, which are reported in the General Bank segment. These derivatives have no effect on interest income or interest expense.

The General Bank continues to do exceptionally well in attracting and retaining low-cost core deposits, with average low-cost core deposit balances increasing 21 percent from 2003 including the addition of SouthTrust. Core deposits include savings, interest-bearing checking accounts, noninterest-bearing and other consumer time deposits. Low-cost core deposits exclude consumer certificates of deposit and deposits held in our CAP Accounts. Net new retail checking accounts increased 571,000 in 2004, compared with an increase of 413,000 in 2003.

Average loans grew 12 percent from the prior year due primarily to growth in consumer real estate-secured and student loans, in middle market commercial and small business lending, and the addition of SouthTrust.

Provision expense declined by a third from 2003, primarily reflecting risk reduction strategies implemented in 2003, solid improvements in both commercial and consumer loan losses and a strengthening economy.

Capital Management Capital Management includes Retail Brokerage Services, which includes the retail brokerage and insurance groups; and Asset Management, which includes mutual funds, customized investment advisory services, and corporate and institutional trust services. Capital Management provides a full line of investment products and financial and retirement services, including:

■	Retail Brokerage Services: Stocks, bonds, mutual funds, fixed and variable annuities, asset management accounts, and other investment products and services; and

■	Asset Management: Mutual funds, customized advisory services, defined benefit and defined contribution retirement services, and corporate and institutional trust services.

In 2004 compared with 2003, Capital Management’s segment earnings increased 24 percent based on revenue growth of 25 percent and expense growth of 25 percent, largely related to the full year impact in 2004 of the retail brokerage transaction completed on July 1, 2003. Revenue was $5.5 billion and included revenue from the retail brokerage businesses, which increased $964 million to $4.4 billion largely because 2004 included a full year of results related to the retail brokerage transaction, while 2003 included only six months of results from the combined operations. Retail brokerage transactional revenues of $2.2 billion increased 14 percent, while recurring and other revenues of $2.2 billion were up 48 percent. Revenue from the asset management businesses rose $107 million to $1.1 billion related to growth in assets under management and to the January 1, 2004, acquisition of a securities lending firm with $23 million in revenues.

Total assets under management and securities lending grew 21 percent from year-end 2003 to $297.2 billion, which included $42.7 billion related to our new securities lending business. Total net inflows were approximately $9.0 billion in 2004, excluding any acquisition impact and net money market fund outflows primarily related to the movement into

Capital Management

Performance Summary

	Years Ended December 31,
(Dollars in millions)	2004	2003	2002

Income statement data
Net interest income (Tax-equivalent)	$555	249	162
Fee and other income	4,948	4,191	3,051
Intersegment revenue	(48)	(69)	(72)

Total revenue (Tax-equivalent)	5,455	4,371	3,141
Provision for credit losses	–	–	–
Noninterest expense	4,608	3,684	2,556
Income taxes (Tax-equivalent)	308	251	214

Segment earnings	$539	436	371

Performance and other data
Economic profit	$392	324	295
Risk adjusted return on capital (RAROC)	40.14%	42.84	53.87
Economic capital, average	$1,344	1,018	689
Cash overhead efficiency ratio (Tax-equivalent)	84.48%	84.28	81.38
Average loans, net	$278	139	165
Average core deposits	$25,951	2,788	1,343
FTE employees	19,579	19,937	12,648

Total Assets Under Management

	Years Ended December 31,
		2004	2003		2002
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Assets under management
Money market	$63	24%	$67	27%	$81	35%
Equity	81	32	72	29	56	24
Fixed income	112	44	108	44	94	41

Total assets under management	$256	100%	$247	100%	$231	100%
Securities lending	41	–	–	–	–	–

Total assets under management and securities lending	$297	–	$247	–	$231	–

the FDIC-insured sweep product. The inflows were led by strong institutional separate account fixed income flows and the transfer of $6.0 billion of Prudential money market assets into Evergreen funds. Continued positive net equity sales along with increased equity market valuations are creating a higher revenue-yielding mix of funds. Assets under management growth also reflected net asset appreciation of approximately $7.0 billion since year-end 2003 from increased market valuations.

Assets under management also include deposit balances related to the FDIC-insured sweep product, which grew to $29.9 billion compared with $11.8 billion at year-end 2003, contributing to net interest income growth. The asset shift to the FDIC-insured sweep product resulted in a 3 percent decline in mutual fund assets from 2003 to $106.4 billion. Despite

Management’s Discussion and Analysis

the decline in mutual fund assets, total assets under management at December 31, 2004, increased 4 percent from December 31, 2003, to $256.3 billion.

Wealth Management Wealth Management provides a comprehensive suite of private banking, trust and investment management, financial planning and insurance brokerage services for wealthy individuals, their families and businesses. Products and services include:

■	Customized deposit, credit and debt structuring services, including professional practice lending, insurance premium, marine and aircraft financing;

■	Legacy management such as personal trust, estate settlement and charitable services;

■	Risk management services encompassing property and casualty, group health and benefit, and life insurance;

■	Investment management products and services including hedge funds, investment real estate and private equity placements;

■	Advisory services including business succession planning and not-for-profit, individual and family philanthropic consulting; and

■	Family office services, such as independent investment manager search and selection, family office administration, and family governance and stewardship consulting.

In 2004 compared with 2003, Wealth Management’s segment earnings were $198 million, an increase of 30 percent as higher revenues outpaced expense growth. Net interest income rose 17 percent on increased loans and core deposits. Fee and other income increased 5 percent due to solid growth in trust and investment management fees and improving insurance revenues. Noninterest expense rose 6 percent primarily due to higher incentives related to improved revenues and earnings. Provision expense declined as credit quality continued to improve.

Average loans increased 17 percent from 2003, reflecting growth in both commercial and consumer lending. Average core deposits rose 13 percent in the same period, led by higher money market, demand deposit and interest-checking account balances. Included in total assets under management are wealth assets under management of $64.7 billion

Wealth Management

Performance Summary

	Years Ended December 31,
(Dollars in millions)	2004	2003	2002

Income statement data
Net interest income (Tax-equivalent)	$506	434	400
Fee and other income	559	534	529
Intersegment revenue	6	6	5

Total revenue (Tax-equivalent)	1,071	974	934
Provision for credit losses	(1)	12	17
Noninterest expense	762	722	661
Income taxes (Tax-equivalent)	112	88	93

Segment earnings	$198	152	163

Performance and other data
Economic profit	$137	98	113
Risk adjusted return on capital (RAROC)	46.72%	37.16	42.15
Economic capital, average	$383	374	363
Cash overhead efficiency ratio (Tax-equivalent)	71.10%	74.22	70.77
Lending commitments	$4,830	4,012	3,288
Average loans, net	11,273	9,638	8,730
Average core deposits	$12,319	10,922	10,031
FTE employees	3,833	3,791	3,694

at December 31, 2004, which represented a 10 percent increase from year-end 2003 due to improved market valuations and additions from acquisitions.

Corporate and Investment Bank Our Corporate and Investment Bank segment includes the following lines of business:

■	Corporate Lending: Large corporate lending, loan syndications and commercial leasing;

■	Global Treasury and Trade Finance: Treasury management products and services, domestic and international correspondent banking operations, and international trade services;

■
Investment Banking: Equity capital markets, merger and acquisition advisory services, equity-linked products and the activities of our fixed income division (including interest rate products, credit products, structured products and non-dollar products); and

■	Principal Investing: Direct investments primarily in private equity and mezzanine securities, and investments in funds sponsored by select private equity and venture capital groups.

In 2004 compared with 2003, Corporate and Investment Bank segment earnings increased 46 percent to $1.7 billion,

reflecting revenue growth of 18 percent while expenses increased 10 percent. Total fee and other income grew 30 percent due to strong growth in other capital markets fees, particularly in advisory and underwriting, and vastly improved principal investing results. Net interest income rose 6 percent driven by strong deposit growth in international, commercial mortgage servicing, and treasury services. Noninterest expense rose 10 percent due to increased revenue-based variable pay and higher other personnel costs, coupled with increased investment in growth initiatives.

Total fee and other income increased $669 million primarily due to principal investing gains of $261 million compared with losses of $139 million in 2003, reflecting higher realized gains and lower write-downs on both direct investments and fund investments.

Since the beginning of 2001, we have made minimal new commitments to private equity funds and have significantly reduced the pace of our direct investment activity compared with 1999 and 2000. Our principal investing strategy emphasizes diversity from an industry and business standpoint. We believe this strategy complements our Corporate and Investment Bank strategy and will contribute to our longer-term profitability.

Advisory, underwriting and other investment banking fees increased $126 million to $887 million due to strong market share gains and the resulting growth in origination revenues in loan syndications, investment grade securities and equity capital markets. We continue to invest in specific industry and product expertise to increase our market presence in these and other product offerings. Trading account profits declined $48 million to $86 million. Securities gains were $114 million compared with securities losses of $48 million in 2003. Other income of $511 million declined $32 million from 2003.

Corporate loan balances declined due to lower usage and continued strong refinance activity by our customers in the public debt markets, coupled with strong investor appetite for loan assets allowing us to sell down to our desired hold limits. Provision expense showed a net recovery of $41 million, including $46 million related to the recovery of write-downs on loans sold out of the loan portfolio, as improving credit conditions resulted in decreased charge-offs. Economic capital usage declined driven by a continued trend of improving credit quality and lower loan outstandings.

Average core deposits increased 24 percent in 2004 due to growth in international, which provides demand and money

Corporate and Investment Bank

Performance Summary

	Years Ended December 31,
(Dollars in millions)	2004	2003	2002

Income statement data
Net interest income (Tax-equivalent)	$2,441	2,312	2,489
Fee and other income	2,931	2,262	1,582
Intersegment revenue	(128)	(116)	(87)

Total revenue (Tax-equivalent)	5,244	4,458	3,984
Provision for credit losses	(41)	250	993
Noninterest expense	2,569	2,335	2,080
Income taxes (Tax-equivalent)	999	696	344

Segment earnings	$1,717	1,177	567

Performance and other data
Economic profit	$1,056	558	174
Risk adjusted return on capital (RAROC)	32.64%	20.79	13.43
Economic capital, average	$4,878	5,699	7,142
Cash overhead efficiency ratio (Tax-equivalent)	48.99%	52.37	52.21
Lending commitments	$84,052	69,728	78,332
Average loans, net	32,125	33,210	40,946
Average core deposits	$19,058	15,395	12,824
FTE employees	4,763	4,317	4,131

market deposit services to domestic and foreign correspondent banks, and to growth in commercial mortgage servicing and treasury services. In commercial mortgage servicing, we service commercial mortgages and hold the related escrow deposits. We also service trusts supporting commercial mortgage-backed securities and hold deposits related to principal and interest payments on the underlying mortgages prior to payment of returns to investors in the securities. Beginning in late 2002, we increased our level of commercial mortgage servicing through purchases of servicing rights and increased retention of servicing rights in Wachovia-sponsored trusts.

Parent Parent includes all asset and liability management functions, including managing our investment portfolio for earnings, liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs; certain revenues and expenses that are not allocated to the business segments; and the results of our HomEq Servicing business, which is responsible for home equity loan servicing, including that generated and retained by our mortgage company, as well as servicing for third party portfolios.

In 2004, the Parent had a segment loss of $91 million compared with segment earnings of $275 million in 2003. Total revenue in the Parent declined $282 million to $575 million primarily as a result of a $222 million reduction in securities

Management’s Discussion and Analysis

gains; a $133 million reduction in other income, including a loss of $68 million associated with a sale and leaseback of corporate real estate, and a $148 million reduction in income from asset securitizations, including $57 million in losses on auto loan securitizations; partially offset by a $110 million increase in net interest income. Average securities increased $20.7 billion to $94.5 billion, primarily reflecting investment of the proceeds from the FDIC-insured sweep product.

Noninterest expense decreased $15 million due to lower intangible amortization. Income tax benefits increased $149 million. For segment reporting, income tax expense or benefit is allocated to each business segment based on the statutory rate, adjusted for certain other items, and any difference between the total for all core business segments and the consolidated results is included in the Parent.

This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest, which also includes other subsidiaries, was $297 million compared with $174 million in 2003.

Balance Sheet Analysis

Earning Assets Our primary types of earning assets are securities and loans. Year-end 2004 earning assets were $430.3 billion, a 22 percent increase from $351.4 billion in 2003. This increase includes the $49.3 billion in SouthTrust earning assets acquired on November 1, 2004. Average earning assets in 2004 were $358.3 billion, which represented a 23 percent increase from 2003.

Securities The securities portfolio, all of which is classified as available for sale, consists primarily of U.S. Government agency and asset-backed securities. We use this portfolio primarily to manage liquidity, interest rate risk and regulatory capital, and to take advantage of market conditions that create more economically attractive returns on these investments. We had securities available for sale with a market value of $110.6 billion at December 31, 2004, a $10.2 billion increase from $100.4 billion at December 31, 2003. This increase reflects securities added from the SouthTrust merger and deposit growth offset by the sale of lower yielding securities and the impact of terminated securitizations.

Securities available for sale included a net unrealized gain of $1.8 billion at December 31, 2004, and $2.2 billion at December 31, 2003. The average rate earned on securities available for sale was 4.90 percent in 2004 and 5.27 percent in 2003.

Loans – On-Balance Sheet

	December 31,
(In millions)	2004	2003	2002

Commercial
Commercial, financial and agricultural	$75,095	55,453	57,728
Real estate–construction and other	12,673	5,969	4,542
Real estate–mortgage	20,742	15,186	17,735
Lease financing	25,000	23,978	22,667
Foreign	7,716	6,880	6,425

Total commercial	141,226	107,466	109,097

Consumer
Real estate secured	74,161	50,726	46,706
Student loans	10,468	8,435	6,921
Installment loans	7,684	8,965	10,249

Total consumer	92,313	68,126	63,876

Total loans	233,539	175,592	172,973
Unearned income	9,699	10,021	9,876

Loans, net (On-balance sheet)	$223,840	165,571	163,097

Loans – Managed Portfolio (Including on-balance sheet)

	December 31,
(In millions)	2004	2003	2002

Commercial	$145,072	112,041	112,455
Real estate secured	97,021	80,146	79,512
Student loans	11,059	10,526	9,845
Installment loans	10,359	8,965	10,249

Total managed portfolio	$263,511	211,678	212,061

We retain interests in the form of either bonds or residual interests in connection with certain securitizations. The retained interests result primarily from the securitization of residential mortgage loans and prime equity lines and, to a lesser extent, auto loans from 2004 securitizations. Included in securities available for sale at December 31, 2004, were residual interests with a market value of $894 million, which included a net unrealized gain of $250 million, and retained bonds from securitizations with a market value of $5.2 billion, which included a net unrealized gain of $94 million. At December 31, 2004, retained bonds with an amortized cost of $5.1 billion and a market value of $5.2 billion were considered investment grade based on external ratings, with substantially all of these having credit ratings of AA and above. At December 31, 2003, these amounts were $10.8 billion and $11.2 billion, respectively, and substantially all had credit ratings of AA and above. The decrease in 2004 in retained interests in securities available for sale from December 31, 2003, reflects the impact of terminated securitizations.

Loans Our loan portfolio mix continues to strengthen with a greater proportion of consumer real estate-secured loans as we have pursued risk reduction strategies to actively reduce potential problem loans and certain large corporate loans. Net loan growth in 2004, in addition to the SouthTrust loan portfolio, stemmed largely from growth in consumer real estate-secured loans and in key commercial growth categories, including commercial real estate-construction, which more than doubled from year-end 2003 primarily due to SouthTrust. Commercial loans grew 31 percent, with the majority of the growth related to increases in asset-based and international correspondent bank lending, and in middle-market commercial, small business and commercial real estate loans. Consumer loans also grew 36 percent from year-end 2003, driven primarily by increases in consumer real estate-secured loans, including the transfer of $9.4 billion from loans held for sale in December 2004. In addition, student loans increased due to additions from terminated securitizations, and installment loans declined from year-end 2003 due to the securitization of $3.0 billion in auto loans.

Our loan portfolio is broadly diversified by industry, concentration and geography. Commercial loans represented 60 percent and consumer loans 40 percent of the loan portfolio at December 31, 2004. The majority of our loan portfolio is secured by collateral or is guaranteed. Eighty-one percent of the commercial loan portfolio is secured by collateral, and 98 percent of the consumer loan portfolio is secured by collateral or is guaranteed. Of our $74.2 billion consumer real estate-secured loan portfolio, 77 percent is secured by a first lien, 64 percent has a loan-to-value ratio of 80 percent or less, and 50 percent is priced on a variable rate basis.

Our consumer managed loan portfolio grew 19 percent from year-end 2003, reflecting higher balances in loans, partially offset by lower securitized loans on- and off-balance sheet reflecting the impact of terminated securitizations. The managed loan portfolio includes the on-balance sheet loan portfolio, loans held for sale, loans securitized for which the retained interests are classified in securities, and the off-balance sheet portfolio of securitized loans sold where we service the loans.

Nonperforming Assets Nonperforming assets increased only 2 percent from year-end 2003, primarily due to the addition of SouthTrust nonaccrual loans of $342 million of which $36 million were charged-off and $125 million were transferred to assets held for sale. Nonaccrual loans declined $80 million, or 8 percent from year-end 2003, reflecting credit quality improvement and more favorable market conditions. New inflows to com-

Year-End 2004 Commercial and Industrial Loans and Leases (a)

Industry Classification

		Committed
(In millions)	Outstanding	Exposure	(b)

Manufacturing
Consumer products	$1,226	4,228
Chemicals	810	2,920
Steel and metal products	1,160	2,867
Publishing and printing	920	2,523
Machinery and equipment	581	2,095
Electronics	727	1,775
Paper	458	1,572
All other manufacturing	5,013	16,498

Total manufacturing	10,895	34,478
Services	15,114	35,289
Financial services	13,854	34,275
Retail trade	7,439	16,870
Wholesale trade	7,013	14,052
Public administration	1,560	13,968
Property management	7,974	12,883
Individuals	8,021	10,729
Public utilities	1,099	9,140
Transportation	3,135	7,145
Insurance	513	6,107
Agriculture, forestry and fishing, and mining	1,778	5,847
Building contractors	2,455	5,613
Telecommunications and cable	1,059	3,485
All other(c)	15,873	15,941

Total	$97,782	225,822

(a) Net of unearned income.
(b) Committed exposure includes amounts outstanding and unfunded lending commitments and letters of credit. It does not reflect risk mitigating credit swap derivatives.
(c) Leases included in “All other.”

Year-End 2004 Commercial Real Estate Loans

Project Type Classification

		Committed
(In millions)	Outstanding	Exposure	(a)

Apartments	$6,562	8,015
Office buildings	4,918	5,764
Retail	6,214	7,560
Industrial	2,681	2,984
Single family	2,665	6,171
Lodging	1,006	1,097
Land-unimproved	1,350	1,988
Land-improved	2,357	3,834
Condominiums	1,302	2,728
Other	4,360	5,296

Total	$33,415	45,437

(a) Committed exposure includes amounts outstanding.

Distribution by Facility Size (Percent)
Less than $10 million	51%	47
$10 million to $25 million	28	30
$25 million to $50 million	13	16
All other	8	7

Total	100%	100

Management’s Discussion and Analysis

mercial nonaccrual loans declined 45 percent from 2003 and more than offset the additions from SouthTrust. Nonperforming assets were also reduced by charge-offs, payments and sales of $159 million in nonperforming loans from the loan portfolio and from loans held for sale in 2004.

Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $522 million at December 31, 2004, compared with $341 million at December 31, 2003. The increase was due to the merger with SouthTrust and a $134 million increase in past due student loans from the second quarter 2004 termination of student loan securitizations. Of total past due loans, $21 million were commercial loans or commercial real estate loans and $501 million were consumer loans. The student loans that were added to the balance sheet are guaranteed against default either by agencies acting under statute of the Higher Education Act and re-insured by the Department of Education or by private guarantors.

Net Charge-offs Net charge-offs as a percentage of average net loans of 0.17 percent in 2004 declined 24 basis points from 2003. Commercial net charge-offs declined from 0.37 percent in 2003 to 0.08 percent of average commercial loans in 2004, mainly due to moderating trends in nonperforming assets at the current beneficial point in the credit cycle, our strategic decision to actively manage down potential problem loans and a higher level of recoveries during the period. In the same period, consumer net charge-offs declined from 0.47 percent to 0.30 percent of average consumer loans. As older vintages of consumer loans mature or pay down, a higher quality consumer loan mix remains.

Provision for Credit Losses Our strategy is to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent. With improved loan quality and favorable economic conditions, this strategy resulted in a 56 percent decline in the provision for credit losses from 2003 to $257 million. Based on our expectations of positive trends in the economy and solid asset quality over the next few quarters, our outlook for 2005 anticipates a provision in the range of 15 basis points to 25 basis points of average net loans. More information on the provision for credit losses, including the impact of transfers to loans held for sale, is included in Table 10: Allowance for Loan Losses and Nonperforming Assets. The provision related to the transfer of loans to loans held for sale was an overall benefit in 2004, reflecting the recovery of lower of cost or market losses on loans in the loan portfolio that had been previously carried in loans held for sale.

Asset Quality

	Years Ended December 31,
(In millions)	2004	2003	2002

Loans, net	$223,840	165,571	163,097
Allowance for loan losses	$2,757	2,348	2,604
Allowance as % of loans, net	1.23%	1.42	1.60
Allowance as % of nonaccrual and restructured loans	289	227	164
Allowance as % of nonperforming assets	251%	205	150
Net charge-offs	$300	652	1,122
Net charge-offs as % average loans, net	0.17%	0.41	0.73
Nonperforming assets
Nonaccrual loans	$955	1,035	1,585
Foreclosed properties	145	111	150
Loans held for sale	157	82	138

Total nonperforming assets	$1,257	1,228	1,873

Nonperforming assets to loans, net, foreclosed properties and loans held for sale	0.53%	0.69	1.11

Year-End 2004 Nonaccrual
Commercial and Industrial Loans and Leases

Industry Classification

(In millions)	Outstanding

Manufacturing	$112
Cable	95
Services	52
Retail and wholesale trade	51
Transportation	18
Telecommunications	14
All other	243

Total	$585

Allowance for Loan Losses and Reserve for Unfunded Lending Commitments Our risk management strategies have resulted in reduced risk in our loan portfolio. The allowance for loan losses increased by $409 million from year-end 2003 to $2.8 billion at December 31, 2004, reflecting the addition of SouthTrust’s allowance of $510 million at consummation, offset by a reduction of $91 million from transfers to loans held for sale and loans sold out of the portfolio. Similarly, the decreasing risk in the portfolio has led to a $2 million reduction in the reserve for unfunded lending commitments from year-end 2003. The reserve for unfunded lending commitments relates to commercial loans and is included in other liabilities.

Further information on the allowance for loan losses and the reserve for unfunded lending commitments is included in Note 7: Allowance for Loan Losses and Reserve for Unfunded Lending

Commitments in the Notes to Consolidated Financial Statements. Information on critical allowance and reserve accounting policies is in the Critical Accounting Policies section.

Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. Our core business activity represents loans we originate with the intent to sell to third parties and primarily includes mortgages and consumer real estate-secured loans. At December 31, 2004 and 2003, core business activity represented almost all of loans held for sale.

In 2004, we sold or securitized $21.0 billion in loans out of the loans held for sale portfolio, including $5.9 billion of commercial loans and $15.1 billion of consumer loans, primarily residential mortgages and prime equity loans. Substantially all of these loan sales and securitizations represented core business activity. Of the loans sold, $24 million were nonperforming.

At December 31, 2004, prime equity loans in held for sale amounted to $8.4 billion, a slight decrease from year-end 2003. In 2004, $16.5 billion in prime equity loans were originated, $5.0 billion were purchased principally from terminated securitizations, $3.8 billion were sold and $8.5 billion of payments were received. Additionally, we transferred $9.3 billion of prime equity loans to the loan portfolio. Due to the low interest rate environment, prime equity loan activity has increased dramatically, which has resulted in originations exceeding sales or securitizations. Prime equity loans are retained in loans held for sale until we sell or securitize the loans to enhance liquidity, meet other business needs or take advantage of the current market for asset securitization debt.

At December 31, 2004, mortgage loans in loans held for sale amounted to $1.9 billion, an increase of $842 million from year-end 2003. In 2004, $11.5 billion in mortgage loans were originated and $11.0 billion of mortgage loans were sold. Mortgage loans are typically sold within 45 days to 60 days of origination. Mortgage loans that are not sold within 150 days, usually due to incomplete documentation or other factors, are transferred to the loan portfolio at the lower of cost or market value. In 2004, $269 million of mortgage loans were transferred to the loan portfolio representing 2 percent of originations.

We transferred $504 million of commercial loans and $58 million of additional unfunded exposure to loans held for sale in

Year-End 2004 Loans Held for Sale

Industry Classification

	Net
	Carrying	Committed
(In millions)	Amount	Exposure	(a)

Core Business
Commercial
Commercial real estate	$1,436	1,446
Commercial	278	386

Total commercial	1,714	1,832

Consumer
Prime equity loans	8,370	28,897
Mortgages	1,892	1,892
Student loans	128	128
Home equity loans	189	189

Total consumer	10,579	31,106

Total core business	12,293	32,938

Portfolio Management
Commercial
Finance	268	289
Real estate	72	111
Manufacturing	16	47
Building contractors	15	18
Services	9	29
Retail and wholesale trade	8	42
Other	10	11

Total commercial	398	547
Consumer	297	297

Total portfolio management	695	844

Total loans held for sale	$12,988	33,782

Note: Of the $157 million in nonperforming loans held for sale, $62 million is consumer-related.
(a) Committed exposure includes net carrying amount.

2004 as part of our portfolio management activities. These transfers included $478 million of total exposure from portfolio management actions on SouthTrust loans after consummation.

In 2003, we sold or securitized $25.2 billion of loans out of the loans held for sale portfolio. Of these loans, $227 million were nonperforming.

Goodwill In connection with the SouthTrust acquisition, we recorded purchase accounting adjustments to reflect the assets and liabilities of SouthTrust at their respective fair values as of November 1, 2004, and to reflect certain exit costs related to the merger, which has the effect of increasing goodwill. These purchase accounting adjustments are preliminary and are subject to refinement for up to one year following consummation.

Management’s Discussion and Analysis

We recorded preliminary fair value purchase accounting adjustments and corresponding increases in goodwill of $430 million ($267 million after tax) and exit cost purchase accounting adjustments of $60 million ($77 million after tax), primarily related to personnel and employee termination benefits, offset by the effect of regulatory mandated branch sales. In addition, we recorded deposit base and customer relationship intangibles of $740 million ($455 million after tax). Based on a purchase price of $14.0 billion and SouthTrust tangible stockholders’ equity of $3.9 billion, this resulted in goodwill of $9.9 billion at December 31, 2004.

In 2004, we recorded certain refinements to our initial estimates of the fair value of the assets and liabilities related to the retail brokerage transaction of $74 million, recorded additional exit cost purchase accounting adjustments of $397 million, and recorded a net $96 million adjustment to deferred income taxes. Together, these adjustments resulted in an increase to goodwill of $375 million. At December 31, 2004, the goodwill attributable to the retail brokerage transaction was $580 million.

We employ a disciplined, deliberate and methodical process of integration for our mergers. As part of this process, detailed plans are developed and then approved by senior management prior to execution of the plans. Amounts are recorded as exit cost purchase accounting adjustments only after approval of the associated plan by senior management.

In the first half of 2004, we made final decisions related to the retail brokerage transaction, particularly related to the integration of the back-office operations and management and to the consolidation of Prudential Securities and Wachovia Securities branches in overlapping markets, and senior management approved plans related to these final components of the integration plan. At that time, we recorded an additional $402 million in exit cost purchase accounting adjustments that principally included finalization of real estate requirements in New York City and employee terminations. In the fourth quarter of 2004, we reduced certain liabilities of $5 million associated with exit cost purchase accounting adjustments, which resulted in a reduction to goodwill.

Liquidity and Capital Adequacy

Liquidity planning and management are necessary to ensure we maintain the ability to fund operating costs effectively and to meet current and future obligations such as loan commitments and deposit outflows. Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. Wachovia is one of the nation’s largest core deposit-funded banking institutions. Our large deposit base, which is spread across economically strong south and southeast regions and high per-capita income East Coast and middle Atlantic regions, creates considerable funding diversity and stability. In addition to core deposits, wholesale funding sources provide a broad and diverse supplemental source of funds on both a secured and unsecured basis. Typically wholesale funding can be obtained for a broader range of maturities than core deposits, which adds flexibility in liquidity planning and management.

The Liquidity Risk Management section has more information about the process we use to manage liquidity risk. Briefly, liquidity is maintained through maturity management and through our ability to liquidate assets, primarily investment securities. Another significant source of asset liquidity is the ability to securitize assets such as mortgage, prime equity, student and auto loans. Other off-balance sheet sources of liquidity exist as well.

Our senior and subordinated debt securities and commercial paper are highly rated by the major debt rating agencies, which reduces our funding costs. As noted below, we remained “well capitalized” for regulatory purposes at December 31, 2004.

Core Deposits Core deposits increased 34 percent from December 31, 2003, to $274.6 billion at December 31, 2004. This increase in core deposits included an additional $18.0 billion of core deposits associated with the FDIC-insured sweep product and $37.1 billion in SouthTrust deposits at consummation. Average low-cost core deposits grew 35 percent to $190.9 billion in 2004 from 2003 as we increased the proportion of low-cost core deposits over higher cost deposit balances in the low-interest rate environment.

The ratio of average noninterest-bearing deposits to average core deposits was 22 percent in 2004 and 24 percent in 2003. The portion of core deposits in higher rate, other consumer time deposits was 13 percent at December 31, 2004, and 14 percent at December 31, 2003. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they gen-

erally are not available for immediate withdrawal. They are also less expensive to service.

Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $81.7 billion in 2004 and $72.5 billion in 2003. The increase was primarily the result of increases of $3.0 billion in average federal funds purchased and $4.8 billion in commercial paper due to the consolidation of the commercial paper conduits we administer. Purchased funds were $83.9 billion at December 31, 2004, and $87.9 billion at December 31, 2003.

Long-term Debt Long-term debt increased $10.0 billion from December 31, 2003, to $46.8 billion at December 31, 2004, primarily due to the debt issuances described below and to the addition of SouthTrust. In 2005, scheduled maturities of long-term debt amount to $8.9 billion. We anticipate either extending the maturities of these obligations or replacing the maturing obligations.

In 2004, we issued $5.2 billion in senior debt securities and $2.4 billion in subordinated debt securities under our current shelf registration statement filed with the Securities and Exchange Commission. Under this registration statement, we have $2.3 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In addition, we have available for issuance up to $1.9 billion under a medium-term note program covering senior or subordinated debt securities. Also, Wachovia Bank has available a global note program for the issuance of up to $41.8 billion of senior or subordinated notes. In 2004, we issued $1.0 billion of subordinated bank notes under the global note program. Early in the first quarter of 2005, we issued $1.7 billion of subordinated bank notes under the global note program.

With the adoption of FIN 46R on March 31, 2004, we deconsolidated trusts holding preferred securities that amounted to $3.0 billion at December 31, 2003, and that were included in long-term debt. The trusts that issued these preferred securities used the related proceeds to purchase our junior subordinated debentures. Accordingly, at December 31, 2004, long-term debt included $3.1 billion of junior subordinated debentures. Junior subordinated debentures at December 31, 2004, and trust preferred securities at December 31, 2003, are included in tier 1 capital for regulatory purposes.

The issuance of debt or equity securities will depend on future market conditions, funding needs and other factors.

Stockholders’ Equity The management of capital in a regulated banking environment requires a balance between optimizing leverage and return on equity while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. Our goal is to generate attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

Stockholders’ equity increased $14.9 billion from year-end 2003 to $47.3 billion at December 31, 2004. The increase reflects the issuance of 298 million shares of common stock at a cost of $14.0 billion in connection with the SouthTrust merger. We paid $2.3 billion, or $1.66 per share, in dividends to common stockholders in 2004 compared with $1.7 billion, or $1.25 per share, in 2003. Average diluted common shares outstanding increased 30 million shares from December 31, 2003, to 1.4 billion at December 31, 2004, primarily due to the SouthTrust merger. In 2004, we repurchased 47 million common shares at a cost of $2.4 billion in connection with our previously announced share repurchase programs. At year-end 2004, we were authorized to buy back up to a remaining 76 million shares of common stock. Please refer to our 2004 Form 10-K for additional information on share repurchases.

In 2004, we entered into transactions involving the simultaneous sale of put options and purchase of call options on 10 million shares of our common stock with expiration dates from October 2004 to August 2005. We entered into these equity collars to manage potential dilution associated with our employee stock options. These transactions are recorded as assets or liabilities with changes in fair value recorded in earnings. In 2004, we recorded a net gain of $31 million related to market value changes of these collars. In 2003, we recorded a net gain of $25 million, as well as a cumulative effect of a change in accounting principle of $17 million after tax relating to equity collars entered into in 2002.

Subsidiary Dividends Wachovia Bank, National Association, is the largest source of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at December 31, 2004, our subsidiaries had $5.4 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $1.8 billion in dividends to the parent company in 2004.

Management’s Discussion and Analysis

Regulatory Capital Our capital ratios were above regulatory minimums in 2004 and we continued to be classified as “well capitalized.” The tier 1 capital ratio decreased 51 basis points from December 31, 2003, to 8.01 percent, driven primarily by higher risk-weighted assets and the impact of SouthTrust. The minimum tier 1 capital ratio is 4 percent. Our total capital ratio was 11.11 percent and our leverage ratio was 6.38 percent at December 31, 2004, and 11.82 percent and 6.36 percent, respectively, at December 31, 2003.

Off-Balance Sheet Transactions

In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. The following discussion includes off-balance sheet guarantees and retained interests from securitization transactions.

Guarantees Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or change in an underlying asset, liability, rate or index. Our guarantees are generally in the form of securities lending indemnifications, standby letters of credit, liquidity agreements, loans sold with recourse or residual value guarantees.

Securities Lending Indemnifications As a result of our acquisition of a securities lending firm in January 2004, we act as a securities lending agent. Our clients’ securities are loaned, on a fully collateralized basis, to third party broker/dealers. We indemnify our clients against broker default and support these indemnifications with collateral that is marked to market daily. We generally require cash or other highly liquid collateral from the broker/dealer. At December 31, 2004, there was $50.0 billion in collateral supporting the $48.9 billion loaned. Accordingly, there is no carrying amount associated with these indemnifications.

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

Summary of Off-Balance Sheet Exposures

	December 31, 2004
	Carrying
(In millions)	Amount	Exposure

Guarantees
Securities lending indemnifications	$–	48,879
Standby letters of credit	101	30,815
Liquidity agreements	1	7,568
Loans sold with recourse	39	5,238
Residual value guarantees	9	629

Total guarantees	$150	93,129

credit. Under these agreements and under certain conditions, in the event the bondholder requires the issuer to repurchase the bonds prior to maturity and the issuer cannot remarket the bonds, we are obligated to provide funding to the issuer to finance the repurchase of the bonds. We were not required to provide any funding to finance the repurchase of the bonds under these agreements in 2004.

Undrawn standby letters of credit amounted to $30.8 billion at December 31, 2004, and $27.6 billion at December 31, 2003. For letters of credit, we typically charge a fee equal to a percentage of the unfunded commitment. We recognized fee income on unfunded letters of credit of $230 million in 2004 and $224 million in 2003. The risk associated with standby letters of credit is incorporated in the overall assessment of our liquidity risk as described in the Liquidity Risk Management section. The Credit Risk Management section describes how we manage on- and off-balance sheet credit risk.

Liquidity Agreements From time to time, we securitize assets originated through our normal loan production channels or purchased in the open market, including fixed rate municipal bonds. In securitization transactions, assets are typically sold to a QSPE, which then issues beneficial interests in the form of senior and subordinated interests, including residual interests, collateralized by the assets. The QSPE is a legally distinct, bankruptcy remote entity that is used in these transactions to isolate the cash flows associated with the assets from originator default. This legal isolation and the allocation of risk to different tranches of securities issued by the QSPE allow securitization transactions to generally receive cost-advantaged funding rates.

In certain cases, the investors in the debt issued by the QSPE are conduits that are administered by other parties. We provide liquidity agreements on the commercial paper issued by the conduits to fund the purchase of the QSPE’s debt. Under these liquidity agreements, we are obligated to purchase an interest in the assets that are financed by the conduits in the event the conduits are unable to continue to issue commercial paper to finance those assets. The ability to market commercial paper is affected by general economic conditions and by the credit rating of the party providing the liquidity agreement. To date, there has not been a situation where these conduits could not issue commercial paper. We received $4 million in 2004 and $9 million in 2003 in fees for providing these liquidity agreements.

In addition, at the discretion of the conduit administrator and in accordance with the provisions of the liquidity agreements, we may be required to purchase assets from the conduit. In some cases, the par value of the assets may be less than their fair value, and consequently, we record a loss for the difference between the par value and the fair value. In 2004 and 2003, we did not have significant losses associated with these purchases.

Generally, we receive fees from a QSPE for servicing the assets owned by the QSPE. We received $16 million in fees in 2004 and $22 million in fees in 2003.

In the fixed rate municipal bond securitizations, similar to other securitization transactions, the bonds are sold to a QSPE, which issues short-term tax-exempt securities and residual interests collateralized by the assets. Investors purchase these tax-exempt debt securities and generally we retain the residual interests. We also provide liquidity agreements on these debt securities issued by the QSPEs. The market for tax-exempt securities is generally very liquid, but in the event the debt securities could not be remarketed due to market conditions, the liquidity agreement would require us to purchase the debt securities from the QSPE at par value.

Loans Sold with Recourse In some loan sales or securitiza-tions, we may provide recourse to the buyer that requires us to repurchase loans at par value plus accrued interest on the occurrence of certain events, which are generally credit related, within a certain period of time. In many cases, we are able to recover amounts paid from the sale of the underlying collateral. In 2004 and 2003, we did not repurchase a significant amount of loans associated with these agreements.

Residual Value Guarantees Residual value guarantees outstanding at December 31, 2004, included $629 million representing assets under operating leases, of which $417 million related to operating leases of railcars.

Retained Interests As discussed above, we periodically securi-tize assets originated through our normal loan production channels or purchased in the open market. In securitization transactions, assets are typically sold to special purpose entities that are off-balance sheet. Certain securitization transactions result in a complete transfer of risk to investors, and in others, we retain risk in the form of senior or subordinated notes or residual interests in the securities issued by the off-balance sheet entities. Retained interests from securitizations with off-balance sheet entities recorded as either available for sale securities, trading account assets or loans amounted to $6.5 billion at December 31, 2004, and $13.3 billion at December 31, 2003. The decrease reflects the impact of terminated securitizations, primarily those involving consumer real estate-secured loans, which occurred when we purchased at fair value the beneficial interests held by third parties.

In 2004, we securitized and sold $3.0 billion of prime equity lines, retaining $77 million in the form of residual interests, and $3.1 billion of auto loans, retaining $195 million in the form of investment grade securities and $64 million in the form of residual interests. Included in other income were net gains of $20 million in 2004 related to securitizations. In 2003, we securitized and sold $2.9 billion of prime equity lines, retaining $69 million in the form of residual interests. Included in other income were net gains of $115 million in 2003 related to securitizations.

We have credit, liquidity and market risk associated with our retained interests. Determining the fair value of our retained interests is subjective and is described in more detail in the Critical Accounting Policies section. In addition, the Securities section includes more information.

Management’s Discussion and Analysis

Risk Governance and Administration

Overview Our business exposes us to several risk types including strategic business risks, credit, market, liquidity, operational, compliance, reputation, litigation and other risks. Our corporate risk governance structure enables us to weigh risk and return to produce sustainable revenue, reduce earnings volatility and increase shareholder value.

Board of Director Committees and Management Operating Committee Our risk governance structure begins with our board of directors, which evaluates risk and oversees the management of risk through its Risk Committee and Audit Committee.

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

We oversee strategic business risk and our general business affairs through the Management Operating Committee. This committee meets monthly and is composed of the senior management of the company, including all executives who report directly to the chief executive officer.

Four Components of Risk Governance Our risk management strategy is aligned around four components of risk governance: our business units; our independent risk management function joined by other corporate staff functions including legal, finance, human resources and technology; internal audit; and risk committees.

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

Our risk management organization provides objective oversight of our risk-taking activities and translates our overall risk appetite into approved limits. Risk management works with the business units and functional areas to establish appropri-

ate standards and also monitors business practices in relation to those standards. Risk management proactively works with the businesses and senior management to ensure we have continuous focus on key risks in our businesses and emerging trends that may change our risk profile.

Our internal audit group, which reports directly to the Audit Committee of the board of directors, provides an objective assessment of the design and execution of our internal control system including our management systems, risk governance, and policies and procedures. Internal audit activities are designed to provide reasonable assurance that resources are safeguarded; that significant financial, managerial and operating information is complete, accurate and reliable; and that employee actions comply with our policies and applicable laws and regulations.

Our risk committees provide a mechanism to bring together the many perspectives of our management team to discuss emerging risk issues, monitor risk-taking activities and evaluate specific transactions and exposures. All risk committees ultimately report to the Senior Risk Committee, which is chaired by the chief executive officer, which in turn reports to the board of directors, and is composed of certain members of the Management Operating Committee. The Senior Risk Committee is charged with monitoring the direction and trend of risks relative to business strategies set by the Management Operating Committee and relative to market conditions and other external factors. It reviews identified emerging risks and directs action to appropriately mitigate those risks. This committee also ensures that responsibilities and accountabilities for risk management and corrective action on control matters are properly delegated to appropriate individuals and implemented on a timely basis. The Senior Risk Committee directly oversees the activities of four key management committees: the Credit Risk Committee, the Market Risk Committee, the Operational Risk Committee, and the Asset and Liability Committee.

Credit Risk Management Credit risk is the risk of loss due to adverse changes in an issuer’s, borrower’s or counterparty’s ability to meet its financial obligations under agreed upon terms. The nature and amount of credit risk depends on the type of transaction, the structure of that transaction and the parties involved. While we are subject to some credit risk in our trading, investing, liquidity, funding and asset management activities, it is typically only incidental in these businesses. Credit risk is central to the profit strategy in lending and other financing activities, and as a result, the majority of our credit risk is associated with these activities.

Credit risk is managed through a combination of policies and procedures and authorities that are tracked and regularly updated in a centralized database. The board of directors grants credit authority to the chief executive officer, who in turn, has delegated that authority to the chief risk officer. Credit authorities are further delegated through the independent risk management organization. Most officers who are authorized to approve credit exposure are in the risk management organization, are experienced in the industries and loan structures over which they have responsibility, and are independent of the officers who are responsible for generating new business.

There are two processes for approving credit risk exposures. The first involves standard approval structures (such as rapid approval grids) for use in retail, certain small business lending and most trading activities. The second approach involves individual approval of commercial exposures based, among other factors, on the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook.

Credit Risk Review is an independent unit that performs risk process reviews and evaluates a representative sample of individual credit extensions. Credit Risk Review has the authority to change internal risk ratings and is responsible for assessing the adequacy of credit underwriting and servicing practices. This unit reports directly to the Risk Committee of the board of directors.

Economic capital for all credit risk assets is calculated by the credit risk management group within the risk management organization.

Commercial Credit All commercial loans are assigned internal risk ratings reflecting the probability of the borrower defaulting on any obligation and the probable loss in the event of a default. Commercial credit extensions are also evaluated using a RAROC model that considers pricing, internal risk ratings, loan structure and tenor, among other variables. This produces a risk and return analysis, enabling the efficient use of economic capital attributable to credit risk. The same credit processes and checks and balances are used for unfunded commitments as for funded exposures.

The Credit Risk Committee approves policy guidelines that limit the maximum level of credit exposure to individual commercial borrowers or a related group of borrowers. These guidelines are based on the default probabilities associated with the credit facilities extended to each borrower as well as on the economic capital associated with them. Concentration risk is also managed through geographic and industry diversification and loan quality factors. The Credit Risk Committee approves industry concentration and country exposure limits.

Borrower exposures may be designated as “watch list” accounts when warranted by either environmental factors or individual company performance. Such accounts are subjected to additional review by the business line management, risk management and credit risk review staff, and our chief risk officer in order to adequately assess the borrower’s credit status and to take appropriate action. In addition, projections of both nonperforming assets and losses for future quarters are performed monthly. We have also established special teams composed of highly skilled and experienced lenders to manage problem credits. These teams handle commercial recoveries, workouts and problem loan sales.

Commercial credit checks and balances, the independence of risk management functions and specialized processes are all designed to avoid credit problems where possible, and to recognize and address problems early in the cycle when they do occur.

Retail Credit In retail lending, we manage credit risk primarily from a portfolio view. The risk management division, working with the line of business, determines the appropriate risk and return profile for each portfolio, using a variety of tools including quantitative models and scorecards tailored to meet our specific needs.

By incorporating these models and policies into computer programs or “decisioning engines,” much of the underwriting is automated. Once a line of credit or other retail loan is extended, it is included in the overall portfolio, which is continuously monitored for changes in delinquency trends and other asset quality indicators. Delinquency action on individual credits is taken monthly or as needed if collection efforts are required.

Market Risk Management Market risk represents the risk of declines in value that on- and off-balance sheet positions could realize given a variety of market movements, such as changes in interest rates, equity prices and foreign exchange rates. We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to

Management’s Discussion and Analysis

VAR Profile by Risk Type
(In millions)	2004			2003
Risk Category	High	Low	Avg	High	Low	Avg

Interest rate	$20.3	4.7	12.4	18.8	6.0	10.0
Foreign exchange	3.0	0.2	1.2	1.6	0.3	0.7
Equity	20.0	6.2	10.7	15.7	0.9	8.5
Commodity	0.9	–	0.2	–	–	–

Aggregate	$27.4	11.8	18.7	22.1	9.2	13.7

provide customized solutions for the risk management needs of our customers and for proprietary trading, and market risk is inherent in all these activities.

Market risk management activities are overseen by an independent market risk group, which reports outside of the business units to the risk management group. Risk measures include the use of value-at-risk (VAR) methodology with limits approved by the Market Risk Committee and subsequently by the Risk Committee. The Market Risk Committee also approves a variety of other trading limits designed to match trading activities to our appetite for risk and to our strategic objectives.

The VAR methodology uses market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent and 99 percent confidence levels, and 10-day VAR at the 99 percent confidence level. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit in 2004 was $30 million. The total 1-day VAR was $21 million at December 31, 2004, and $12 million at December 31, 2003, and primarily related to interest rate risk and equity risk. The high, low and average VARs in 2004 were $27 million, $12 million and $19 million, respectively.

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

Operational risk is managed through an enterprise-wide framework for organizational structure, processes and tech-

Daily VAR Backtesting
(Dollars of revenue in millions)

Histogram of Daily Profit and Loss in 2004
(Dollars of revenue in millions)

nologies. This framework has been developed and implemented by an independent operational risk team that reports to the risk management group. This team is composed of a corporate operational risk group as well as operational risk leaders aligned with our business units and support functions. In addition to our governance process, we devote significant emphasis and resources to continuous refinement of processes and tools that aid us in proactive identification and management of material operational risks, including a rigorous self-assessment process. Additionally, we focus on training, education and development of a risk management culture that reinforces the message that all employees are responsible for the management of operational risk. We believe proactive management of operational risk is a competitive advantage due to lower earnings volatility, greater customer satisfaction and enhanced reputation.

One component of operational risk is compliance risk. This risk is managed by our compliance group, which works within the business lines but reports centrally to the risk management group under the leadership of our chief compliance officer. This structure allows compliance risk management to consult with the business unit as policies and procedures are developed and enables close monitoring of daily activities.

Managing merger risk and change in general is another key component of operational risk. To manage the integration risk inherent in our retail brokerage transaction and the SouthTrust merger, merger integration teams, led by experienced merger executives, are following the same risk management processes used in the First Union-Wachovia merger. A disciplined process to assess organizational readiness for change is being used. This process provides readiness and risk information related to staffing, training, customer communication, compliance, vendors, corporate real estate, technology infrastructure, application systems, operational support and reconcilement.

We are also focused on managing other key operational risks such as business continuity, reliance on vendors, and privacy and information security. These risks are not unique to our institution and are inherent in the financial services industry. We link business performance measurements to operational risk through risk profiles, quality of the internal controls and capital allocation.

Liquidity Risk Management Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. In our liquidity management process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.

The Liquidity Risk Management table focuses only on future obligations. In this table, all deposits with indeterminate matu-

Liquidity Risk Management

	December 31, 2004
			Over One	Over Three	Over
		One Year	Year Through	Years Through	Five
(In millions)	Total	or Less	Three Years	Five Years	Years

Contractual Commitments
Deposit maturities	$295,053	278,811	10,473	4,718	1,051
Long-term debt	46,759	8,920	17,518	6,129	14,192
Operating lease obligations	3,998	515	910	748	1,825
Capital lease obligations	875	30	59	784	2
Investment obligations	685	685	–	–	–
Other purchase obligations	490	316	121	53	–

Total	$347,860	289,277	29,081	12,432	17,070

rities, such as demand deposits, checking accounts, savings accounts and money market accounts, are presented as having a maturity of one year or less.

Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings, cash flows from operations, and asset securitizations and sales.

Cash flows from operations are a significant component of liquidity risk management and consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments, along with dividend payments.

We purchase funds on an unsecured basis in the federal funds, commercial paper, bank note, national certificate of deposit and long-term debt markets. In addition, we routinely use securities in our trading portfolio and in our available for sale portfolio as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the Federal Reserve Bank. Our ability to access unsecured funding markets and the cost of funds acquired in these markets are primarily dependent on our credit rating, which is currently P-1/A-1 for short-term paper and Aa3/A for senior debt (Moody’s and Standard & Poor’s, respectively). Our goal is to maintain a long-term AA credit rating. We believe a long-term credit rating of AA will provide us with many benefits, including access to additional funding sources at lower rates (assuming a static interest rate environment). Conversely, a downgrade from our current long-term debt ratings would have an adverse impact, including higher costs of funds, access to fewer funding sources and possibly the triggering of liquidity agreements. Providing funding under liquidity agreements could result in our forgoing more profitable lending and investing opportunities as well as dividend payments because of funding constraints.

Management’s Discussion and Analysis

Asset securitizations provide an alternative source of funding. Except for the customer-oriented conduit activities, we do not rely heavily on the securitization markets as a source of funds but instead we use securitizations to diversify risk and manage regulatory capital levels. Widening of the credit spreads in the securitization market may make accessing these markets undesirable. If securitizations become undesirable, we may discontinue certain lending activities and/or increase our reliance on alternative funding sources.

The Asset and Liability Committee is responsible for liquidity risk management. This committee approves liquidity limits and receives thorough periodic reports on our liquidity position. The liquidity reporting details compliance with limits and with guidelines. It includes a review of forecasted liquidity needs based on scheduled and discretionary asset and liability maturities. It evaluates the adequacy of funding sources to meet these needs. In addition, stress tests are evaluated to determine required levels of funding in an adverse environment. These stress tests include reduced access to traditional funding sources in addition to unexpected draw-downs of contingent liquidity exposures (for example, liquidity agreements with conduits).

Derivatives We use derivatives to manage our exposure to interest rate risk, to generate profits from proprietary trading and to assist our customers with their risk management objectives. All derivatives are recorded on the balance sheet at fair value with realized and unrealized gains and losses included either in the results of operations or in other comprehensive income, depending on the nature, purpose and designation of the derivative transaction. Derivative transactions are often measured in terms of notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is not usually exchanged, but is used only as the basis on which interest or other payments are calculated.

For interest rate risk management, we use derivatives as a cost- and capital-efficient way to hedge on-balance sheet assets, liabilities and forecasted transactions. Derivatives used for interest rate risk management include various interest rate swap, futures, forward and option structures with indices that relate to the pricing of specific on-balance sheet instruments. Trading and customer derivatives include a wide array of interest rate, commodity, foreign currency, credit and equity derivatives.

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

We manage the credit risk of these instruments in much the same way we manage credit risk of our loan portfolios, by establishing credit limits for each counterparty and by requiring collateral agreements for dealer transactions. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty. Credit risk is also reduced significantly by entering into legally enforceable master netting agreements. When we have more than one transaction with a counterparty and there is a legally enforceable master netting agreement in place, the exposure represents the net of the gain and loss positions with that counterparty. The Credit Risk Management section has more information on the management of credit risk.

The market risk associated with interest rate risk management derivatives is fully incorporated into our earnings simulation model in the same manner as financial instruments for which the interest-bearing balance is reflected on the balance sheet. The Interest Rate Risk Management section describes the way in which we manage this risk. The market risk associated with trading and customer derivative posi-

tions is managed using the VAR methodology, as described in the Market Risk Management section.

More information on our derivatives used for interest rate risk management is included in Note 1, Note 3 and Note 19 in the Notes to Consolidated Financial Statements.

Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish the income that we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and the actions we take to protect earnings from interest rate risk.

A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Our large and relatively rate-insensitive deposit base funds a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Over the past two years, our focus on new customer acquisition and quality customer service has enabled us to generate deposit growth that has far outpaced loan growth, significantly adding to our naturally asset-sensitive position. To achieve more neutrality, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.

We often elect to use derivatives to protect assets, liabilities and future financial transactions from changes in interest rates. When deciding whether to use derivatives instead of investing in securities to reach the same goal, we consider a number of factors, such as cost, efficiency, the effect on our liquidity and capital, and our overall interest rate risk management strategy. We choose to use derivatives when they provide greater relative value or more efficient execution of our strategy than securities. The derivatives we use for interest rate risk management include various interest rate swaps, futures, forwards and options and in many cases are designated and accounted for as accounting hedges. We fully incorporate the market risk associated with interest rate risk management derivatives into our earnings simulation model in the same manner as other on-balance sheet financial instruments.

“Market” and “Flat” Rate Scenarios

We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios and for time periods as long as 36 months. However, in analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate” and “flat rate” scenarios. The policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.

Our “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. However, given the historically low absolute level of the federal funds rate throughout 2004, we modified the “low rate” scenario to measure a decline of only 50 basis points. Additionally, we determine earnings volatility in a range 200 basis points above and 50 basis points below a scenario where rates remain unchanged for the policy period. The “Market” and “Flat” Rate Scenarios graph depicts the range of the federal funds rate in each of these scenarios as measured in December 2004. Our various scenarios together measure earnings volatility to federal funds rates ranging from 1.75 percent to 5.16 percent in December 2005.

Management’s Discussion and Analysis

We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year and 30-year treasury bond rates would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a “steepening” of the yield curve.

The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the curve implicit in the “market forward rate” scenario. For the past two years, the yield curve has been unusually steep by historical standards. In 2004, the average spread between the 10-year and two-year treasury note rates was 189 basis points, which, when compared with the average spread since 1980 of 83 basis points, would be considered quite wide.

In this historically steep yield curve environment, we believe prudent risk management practices dictate the evaluation of rate shifts that include a “flattening” of the yield curve where short-term rates rise faster and to a greater degree than long-term rates. Accordingly, in 2004 we evaluated scenarios that measure the impact of a “moderate flattening” and a “severe flattening” of the yield curve. Interest rate risk management decisions are based on a composite view of sensitivity considering parallel and nonparallel shifts. The methodology we use is discussed further in the Earnings Sensitivity section.

In the first half of 2004, the threat of rising rates, but uncertain timing, kept the curve very steep. Before the Federal Reserve’s Federal Open Market Committee’s tightening campaign began, our investment and hedging strategies were designed to manage both repricing risk and curve flattening that typically accompanies a rapid rise in short-term rates.

By year-end, much of the anticipated flattening had already occurred. At December 31, 2004, the spread between the

10-year and two-year treasury note rates was 115 basis points, and it is currently projected to revert back to the long-term average 83 basis points by year-end 2005. While we still believe further flattening is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further flattening has somewhat subsided.

Considering the balance of risks for 2005, we will focus primarily on managing the value created through our expanded deposit base as we defend the net interest margin against the pressures of rising short-term rates and, relative to 2004, a significantly flatter curve. We expect to rely on our large base of low-cost core deposits to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if we add more fixed rate loans to our loan portfolio, we would likely allow existing discretionary investments to mature or be liquidated. If we add more variable rate loans, we would likely allow fixed rate securities to mature or be liquidated, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans.

Earnings Sensitivity The Policy Period Sensitivity Measurement table on the next page provides a summary of our interest rate sensitivity measurement.

In December 2004, our earnings simulation model indicated earnings would be negatively affected by 0.1 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where rates gradually decline 50 basis points over a 12-month period relative to the “market forward rate” scenario. The model indicates earnings would be unchanged in this scenario.

Our sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. The first is a gradual 200 basis point increase at each point on the yield curve over a 12-month period. This is referred to as a parallel shift in the yield curve and would follow the “market forward rate” scenario’s expected flattening. Next we measure the exposure to nonparallel shifts by allowing short-term rates to rise by 200 basis points, while allowing rates for terms longer than one year to increase by a lesser degree. This approach creates incrementally flatter curves. This has the impact of stressing liability costs by a full 200 basis

Policy Period Sensitivity Measurement

	Actual Fed	Implied Fed	Percent
	Funds Rate at	Funds Rate at	Earnings
	December 1, 2004	November 30, 2005	Sensitivity

Flat Rate Scenarios*	2.14%	2.25
High Rate		4.25	0.10
Low Rate		1.75	(0.10)

Market Forward Rate Scenarios**	2.14%	3.16
High Rate Composite		5.16	(0.10)
Low Rate		2.66

*Assumes that base Fed Funds rate remains unchanged.
**Assumes that base Fed Funds rate mirrors market expectations.

points, while new fixed rate lending and investment rates receive less than a 200 basis point increase. The focal point is the spread between the 10-year and two-year treasury note rates. In our “moderate flattening” scenario, this spread declines from 109 basis points in the “market forward rate” scenario to 68 basis points compared with the historical long-term average of 83 basis points. Our “severe flattening” scenario further reduces the spread between the 10-year and two-year treasury note rates to 26 basis points by the end of the measurement period. This approach fully stresses expected earnings to the risks of nonparallel curve shifts. The reported sensitivity is a composite of these three scenarios.

The Policy Period Sensitivity Measurement table shows that our “flat rate” scenario holds the federal funds rate constant at 2.25 percent through November 2005. Based on our December 2004 outlook, if interest rates were to follow our “high rate” scenario (i.e., a 200 basis point increase in short-term rates from our “flat rate” scenario) with a parallel shift in the yield curve, our earnings sensitivity model indicates earnings during the 12-month policy measurement period would increase by 0.1 percent.

Typically, we analyze a 200 basis point decline for our “low rate” scenario relative to a “flat rate” scenario. However, because of the current federal funds rate level, we believe a 50 basis point decline in rates is more appropriate. If rates were to follow the “low rate” scenario relative to our “flat rate” scenario, our earnings would decrease by 0.1 percent. For our “most likely rate” scenario, we believe the “market forward rate” is the most appropriate. The “market forward rate” scenario assumes the federal funds rate of 2.14 percent at December 1, 2004, gradually rises to 3.16 percent through the end of our policy measurement period.

While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

Financial Disclosure We have always maintained internal controls over financial reporting, which generally include those controls relating to the preparation of our consolidated financial statements in conformity with GAAP. As a bank holding company, we are subject to the internal control reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act, and therefore, we are very familiar with the process of maintaining and evaluating our internal controls over financial reporting. We also are focused on our “disclosure controls and procedures,” which as defined by the Securities and Exchange Commission, are generally those controls and procedures designed to ensure that financial and non-financial information required to be disclosed in our reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to management, including our chief executive officer and our chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Our Disclosure Committee, which includes senior representatives from our treasury, accounting and investor relations departments, as well as from our four core business segments, assists senior management in its oversight of the accuracy and timeliness of our disclosures, as well as in implementing and evaluating our overall disclosure process. As part of our disclosure process, accounting representatives in our finance division and representatives from our four core business segments prepare and review monthly, quarterly and annual financial reports, which also are reviewed by each of the business segment’s chief financial officers and senior management. Accounting representatives in our finance division also conduct further reviews with our senior management team, other appropriate personnel involved in the disclosure process, including the Disclosure Committee and internal audit, and our independent auditors and counsel, as appropriate. Financial results and other financial information also are reviewed with the Audit Committee of the board of directors on at least a quarterly basis. In addition, accounting representatives in our finance division meet with representatives of our

Management’s Discussion and Analysis

primary federal banking regulators on a quarterly basis to review, among other things, income statement and balance sheet trends, any significant or unusual transactions, changes in or adoption of significant accounting policies, and other significant non-financial data, as identified by our representatives. The chief executive officer and the chief financial officer also meet with the federal banking regulators on a semiannual basis. As required by applicable regulatory requirements, the chief executive officer and the chief financial officer review and make various certifications regarding the accuracy of our periodic public reports filed with the SEC, our disclosure controls and procedures, and our internal control over financial reporting. With the assistance of the Disclosure Committee, we will continue to assess and monitor our disclosure controls and procedures, and our internal controls over financial reporting, and will make refinements as necessary.

Accounting and Regulatory Matters

The following information addresses significant new developments in accounting standard setting that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.

Other-Than-Temporary Impairment and Available for Sale Securities In March 2004, the FASB partially ratified the consensus reached by the Emerging Issues Task Force (EITF) on EITF Issue No. 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-01). Subsequently in 2004, the FASB issued FASB Staff Position (FSP) EITF 03-1-1, which partially delayed EITF 03-01 until the FASB issues further guidance. It is not possible at this time to determine whether or when any changes to existing accounting guidance might occur.

Share-Based Payments In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised) (SFAS 123R), Share-Based Payments, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in income. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R is effective for share-based awards granted on or after July 1, 2004. As discussed in Note 1: Summary of Significant Accounting Policies, we adopted the fair value method of accounting for stock options in 2002.

Accordingly, the implementation of SFAS 123R will not have a material impact on our consolidated financial position or results of operations.

Leveraged Lease Accounting For a leveraged lease, SFAS No. 13, Accounting for Leases (SFAS 13), as amended and interpreted, states that if a change in an important lease assumption changes the total estimated net income under the lease, then the rate of return and the allocation of lease income to positive investment years must be recalculated from inception of the lease using the revised important assumption. The net investment in the lease must then be adjusted to the revised amount by a charge or credit to the results of operations in the period in which the important assumption is changed. Changes that affect only the timing of cash flows and not the total net income under the lease do not result in a recalculation of the lease.

The FASB continues to discuss several matters related to leveraged lease accounting including the extent to which changes that affect the timing of cash flows but not the total net income under the lease should be incorporated into the recalculation when a change in an important lease assumption occurs. If the FASB modifies existing interpretations of SFAS 13 and related industry practice, it could result in a one-time charge to the results of operations. An amount approximating this one-time charge would then be recognized in income over the remaining terms of the affected leases. It is not possible at this time to determine when any changes to existing lease accounting guidance and related industry practice might occur or the extent of the one-time charge that would likely result from any such changes that are adopted.

We understand the FASB intends to continue discussing this matter at a board meeting in the near future. We will monitor these discussions and to the extent any decisions are reached by the FASB that result in material changes from our current accounting treatment for leveraged leases, we will provide appropriate disclosures.

Income Taxes The American Jobs Creation Act of 2004 (the Act) introduces a special one-time dividends-received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The amount of deferred taxes we recorded in 2004 in connection with a decision to repatriate certain earnings was not significant. We continue to evaluate the impact of the Act on our remaining undistributed earnings.

Purchased Loans In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, which addresses the accounting for differences between contractual cash flows and expected cash flows for loans or debt securities acquired in a transfer when those differences are attributable at least in part to a decline in credit quality. The scope of SOP 03-3 includes loans that have shown evidence of deterioration in credit quality since origination, and includes loans acquired individually, in pools or as part of a business combination. We do not believe adoption of SOP 03-3 will have a material impact on our consolidated financial position or results of operations.

Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2004 Form 10-K.

In June 2004 the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital. The U.S. regulators have published a draft containing guidance of their interpretation of the new Basel guidelines. We will be required to determine regulatory capital under the new methodologies, in parallel with the existing capital rules, beginning in 2007. In 2008, we will determine regulatory capital solely under the new rules, which include certain limitations in 2008 and 2009. This is a very significant change that results in regulatory capital being more risk sensitive than under the current framework, and represents a significant implementation effort for us to be in compliance with the new regulations. The necessary project management infrastructure and funding have been established to ensure we will fully comply with the new regulations.

Earnings Analysis for Fourth Quarter 2004

Results in the fourth quarter of 2004 compared with the fourth quarter of 2003 include the two-month impact of the acquisition of SouthTrust. In this period, net income available to common stockholders rose 32 percent to a quarterly record $1.4 billion from $1.1 billion, and diluted earnings per common share rose 14 percent to 95 cents from 83 cents. These amounts include after-tax net merger-related and restructuring expenses of $53 million, or 4 cents per share, in the fourth quarter of 2004, and $75 million, or 5 cents per share, in the fourth quarter of 2003. Total revenue rose 11 percent to $6.2 billion, with 14 percent growth in tax-equivalent net interest income and 7 percent growth in fee and other income primarily due to SouthTrust. Total noninterest expense rose 2 percent, primarily reflecting higher incentives related to improved revenues and SouthTrust. Average loans were $196.5 billion, up 23 percent from the prior year’s fourth quarter, and included $24.2 billion from SouthTrust. There was strong growth in commercial loans, driven by middle-market commercial, small business and asset-based lending, and consumer loans, largely in consumer real estate-secured loans and student loans. Average core deposits increased 34 percent to $260.6 billion, while average low-cost core deposits increased 41 percent to $216.8 billion. SouthTrust added $14.1 billion in average low-cost core deposits. The increase in average core deposits also included an average $24.1 billion of core deposits associated with the FDIC-insured sweep product. The provision for credit losses increased $23 million, largely due to additional provision related to SouthTrust.

Management’s Discussion and Analysis

Comparison of 2003 with 2002

Corporate Results of Operations In 2003, we earned $4.3 billion in net income available to common stockholders, a 20 percent increase from 2002. On a per common share basis, diluted earnings rose 22 percent to $3.18. The increase was driven by 7 percent growth in net interest income and 20 percent growth in fee income, largely related to the effect of the retail brokerage transaction and a 60 percent decline in the provision for credit losses, offset by 14 percent growth in noninterest expense, also related to the retail brokerage transaction.

Tax-equivalent net interest income increased $690 million in 2003 from 2002, while the net interest margin declined 25 basis points to 3.72 percent. Net interest income grew due to a 14 percent increase in average earning assets supported by growth in low-cost core deposits. The increase in earning assets and the margin decline both reflect the impact of the retail brokerage transaction and the consolidation of our conduits.

Fee and other income increased in 2003 from 2002 primarily due to increased brokerage and insurance commissions, and fiduciary and asset management fees, reflecting the addition of the retail brokerage business and improving equity markets. Trading account profits increased to $110 million in 2003 from a loss of $71 million in 2002 primarily due to strength in fixed income and equity-linked products. Principal investing had net losses in 2003 of $139 million compared with net losses in 2002 of $266 million.

Net portfolio securities gains were $45 million in 2003, down $124 million from 2002, and included net gains from portfolio sales of $245 million offset by $200 million in impairment losses. Net portfolio securities gains in 2002 included net gains from portfolio sales of $341 million offset by $172 million in impairment losses.

Other income increased $181 million in 2003 from 2002. Of this increase, $52 million related to mortgage securitiza-tion and sales, which was more than offset by a decline of $85 million in home equity sale and securitization income. The sale of loans out of the loan portfolio as well as market value adjustments on and sales of loans held for sale resulted in a net gain of $219 million in 2003 compared with $64 million in 2002.

Total noninterest expense increased 14 percent from 2002, which was due primarily to the addition of expense related to the retail brokerage transaction and net merger-related and restructuring expenses. Excluding the impact of the retail brokerage transaction and merger-related and restructuring expenses, noninterest expense year over year increased moderately from higher revenue-based incentives, stock option expense and nondiscretionary costs such as pension expense, partially offset by the impact of expense control initiatives and merger efficiencies.

Income taxes were $1.8 billion in 2003, an increase of $745 million from 2002. In 2003, income taxes included a benefit of $58 million related to the second quarter public issuance of $300 million in preferred stock by a Real Estate Investment Trust (REIT) subsidiary. In 2002, income taxes included a benefit of $338 million largely due to a loss on our investment in one of our subsidiaries and, to a lesser extent, to the public issuance of $450 million in preferred stock by the REIT subsidiary.

Business Segments For much of 2003, many customers were generally wary of the financial and equity markets, and as a result, the banking industry saw rapid growth in deposit products. In this environment, our General Bank produced record revenue and earnings, while our Capital Management, Wealth Management, and Corporate and Investment Bank businesses proved to be resilient and produced record results as well.

General Bank earnings increased 10 percent in 2003 from 2002 due to higher consumer real estate-secured balances and strong growth in small business lending and core deposits. The rise in net interest income in 2003 reflected a 12 percent increase in average loans and 9 percent growth in average core deposits. Fee and other income rose 5 percent in 2003 due to mortgage-related revenue and strong debit card revenue as well as to increases in service charges and merchant income. Noninterest expense increased 4 percent in 2003 from 2002, reflecting higher production-based costs such as incentives. Strong expense management and the realization of merger efficiencies were evident in an improved overhead efficiency ratio (excluding merger-related and restructuring expenses, other intangible amortization and the change in accounting principle) of 55.07 percent in 2003, down from 56.15 percent in 2002.

Capital Management’s earnings increased 18 percent in 2003 from 2002 and were driven largely by the retail brokerage transaction, although underlying performance also continued to strengthen due to improved equity markets. Total revenue increased 39 percent and noninterest expense increased 44 percent. Revenues from the retail brokerage businesses increased $1.2 billion to $3.4 billion, largely due to the impact of the retail brokerage transaction. Assets under management increased $15.8 billion from December 31, 2002, to $246.6 billion at December 31, 2003, as equity markets improved, driving revenues from the asset management businesses to $1.0 billion, an increase of $67 million from 2002.

Wealth Management’s earnings decreased 7 percent in 2003 from 2002. Total revenue increased 4 percent offset by a 9 percent increase in noninterest expense. Net interest income grew 9 percent as a result of strong loan and deposit production. Fee and other income rose modestly on higher insurance commissions, which were partially offset by a decline in trust and investment management fees as average equity valuations in 2003 fell below 2002 levels. Assets under management of $59.0 billion at year-end 2003 increased 2 percent from year-end 2002 primarily due to a rebound in the equity markets late in the fourth quarter of 2003. Noninterest expense in 2003 rose $61 million due to higher benefit costs, incentive payments, legal expenses and severance.

Corporate and Investment Bank earnings more than doubled from 2002 to $1.2 billion in 2003. Total revenue increased 12 percent in the same period as strong results in fixed income products, lower net principal investing losses and improvement in trading account profits more than offset a 7 percent decline in net interest income from lower loan balances in corporate lending. Fee and other income increased 43 percent in 2003 from 2002, largely driven by a rebound in trading account profits, which increased $218 million in 2003 from 2002, and improved advisory and underwriting fees in fixed income, convertible securities, merger and acquisition advisory services, equity capital markets and loan syndications. Fee and other income also improved due to lower principal investing losses of $139 million in 2003 compared with $266 million in 2002, as well as increased loans held for sale gains. Provision expense fell $743 million in 2003 from 2002 due to higher recoveries, improved credit quality and more favorable economic conditions. The 19 percent decline in average net loans in 2003 from 2002 was a result of weak loan demand and lower credit facility usage, as well as portfolio management activity. Average core deposits increased 20 percent in the same period due to growth in commercial mortgage servicing and international trade finance.

Earnings in the Parent were $275 million in 2003 compared with $482 million in 2002. Fee and other income in the Parent declined primarily as a result of a $41 million reduction in mortgage banking income and a $144 million reduction in securities gains, partially offset by a $62 million increase in revenue from other corporate investments. Advisory fees in 2002 included an incremental $42 million related to the securitization of assets from one of our conduits. Trading losses of $66 million in 2003 included $31 million in losses related to liquidity agreements we have with the conduits we administer. Trading losses of $26 million in 2002 included a $42 million loss related to the purchase of $361 million of assets from one of our conduits pursuant to a credit enhancement agreement we have with the conduit. Noninterest expense declined by $127 million in 2003 from 2002 primarily due to reduced deposit base intangible amortization and legal costs. Income tax expense increased $275 million from 2002, which included the recognition in 2002 of a tax benefit related to a realized tax loss on our investment in The Money Store.

Balance Sheet Analysis Average earning assets in 2003 were $292.2 billion, which represented a 14 percent increase from 2002. Nearly half of this increase was due to the addition of assets from the retail brokerage transaction, the consolidation of our conduits and securities funded through our FDIC-insured sweep product.

Securities available for sale were $100.4 billion at December 31, 2003, an increase from $75.8 billion in 2002, which reflects securities purchased in anticipation of the FDIC-insured sweep product and the conduit consolidation.

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

Total nonperforming assets declined 34 percent from 2002, reflecting more favorable market conditions, a slowdown in new inflows to commercial nonaccrual loans and $299 million in loan sales directly from the loan portfolio.

Net charge-offs as a percentage of average net loans were 0.41 percent in 2003, down from 0.73 percent in 2002,

Management’s Discussion and Analysis

due mainly to moderating trends in nonperforming assets and our strategic decision to actively manage down potential problem loans. The improved loan quality and more favorable economic conditions resulted in a provision for credit losses 60 percent lower in 2003 than in 2002. The provision for credit losses in 2002 of $1.5 billion included $357 million related to $3.8 billion of loans sold directly out of the loan portfolio or transferred to loans held for sale.

The allowance for loan losses declined 10 percent to $2.3 billion, or 1.42 percent of net loans, in 2003 compared with $2.6 billion, or 1.60 percent, in 2002. The decline was related to $228 million in allowance associated with loans that were sold or transferred to loans held for sale, and to improving credit quality trends. In 2003, we also sold $1.1 billion of loans directly out of the loan portfolio.

Liquidity and Capital Adequacy Core deposits increased 16 percent from December 31, 2002, to $204.7 billion. Average low-cost core deposits grew 20 percent as we focused on increasing the proportion of this lower cost funding over other deposit products. Average purchased funds were $72.5 billion, an increase of 38 percent primarily related to the retail brokerage transaction. Long-term debt declined $2.9 billion to $36.7 billion at December 31, 2003, reflecting scheduled maturities.

Stockholders’ equity increased $350 million from year-end 2002 to $32.4 billion at December 31, 2003. We paid $1.7 billion, or $1.25 per share, in dividends to common stockholders in 2003 compared with $1.4 billion, or $1.00 per share, in 2002. We paid holders of Dividend Equalization Preferred Shares (DEPs) issued in connection with the First Union-Wachovia merger total dividends of $5 million, or 5 cents per DEP share, in 2003, compared with $19 million, or 20 cents per DEP share in 2002. Future dividend rights of the DEPs ceased completely following the fourth quarter 2003 common stock dividend payment.

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

Financial Tables

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this annual report contains, certain non-GAAP financial measures, such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.

     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends, and they facilitate comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses permits evaluation and comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. Those non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information regarding segment performance, see the Business Segments section and Note 14 to Notes to Consolidated Financial Statements. This annual report contains information regarding estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.
     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding other intangible amortization, merger-related and restructuring expenses, and the cumulative effect of a change in accounting principle and has communicated certain dividend payout ratio goals to investors on this basis. We believe this dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.
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

	Years Ended December 31,
(In millions, except per share data)	2004	2003	2002	2001	2000

Net interest income (GAAP)	$11,961	10,607	9,955	7,775	7,437
Tax-equivalent adjustment	250	256	218	159	99

Net interest income (Tax-equivalent)	$12,211	10,863	10,173	7,934	7,536

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$3.81	3.18	2.60
Other intangible amortization	0.20	0.24	0.28
Merger-related and restructuring expenses	0.14	0.19	0.18
Cumulative effect of a change in accounting principle	-	(0.01)	-

Earnings per share (a)	$4.15	3.60	3.06

Dividends paid per common share	$1.66	1.25	1.00
Dividend payout ratios (GAAP) (b)	43.57%	39.31	38.46
Dividend payout ratios (a)(b)	40.00%	34.72	32.68

(a) Excludes other intangible amortization, merger-related and restructuring expenses, and the cumulative effect of a change in accounting principle.
(b) Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.

Financial Tables

Table 2
SELECTED STATISTICAL DATA

	Years Ended December 31,
(Dollars in millions, except per share data)	2004	2003	2002	2001	2000

PROFITABILITY
Return on average common stockholders’ equity	14.77%	13.25	11.72	7.98	0.59
Net interest margin (a)	3.41	3.72	3.97	3.59	3.55
Fee and other income as % of total revenue (b)	46.88	46.61	43.68	44.24	47.11
Effective income tax rate	31.70%	30.16	23.29	29.39	80.37

ASSET QUALITY
Allowance for loan losses as % of loans, net (b)	1.23%	1.42	1.60	1.72	1.31
Allowance for loan losses as % of nonperforming assets (b)(c)	251	205	150	164	127
Allowance for credit losses as % of loans, net	1.30	1.51	1.72	1.83	1.39
Net charge-offs as % of average loans, net	0.17	0.41	0.73	0.70	0.59
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.53%	0.69	1.11	1.13	1.22

CAPITAL ADEQUACY
Tier 1 capital ratio	8.01%	8.52	8.22	7.04	7.02
Total capital ratio	11.11	11.82	12.01	11.08	11.19
Leverage	6.38%	6.36	6.77	6.19	5.92

OTHER DATA
FTE employees (b)	96,030	86,114	80,868	84,046	70,639
Total financial centers/brokerage offices	4,004	3,360	3,280	3,434	2,568
ATMs	5,321	4,408	4,560	4,675	3,772
Registered common stockholders	185,647	170,205	181,455	191,231	157,524
Actual common shares (In millions)	1,588	1,312	1,357	1,362	980
Common stock price	$52.60	46.59	36.44	31.36	27.81
Market capitalization	$83,537	61,139	49,461	42,701	27,253

(a) Tax-equivalent.
(b) Certain amounts presented in prior years have been reclassified to conform to the presentation in 2004.
(c) These ratios do not include nonperforming loans included in loans held for sale.

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	Years Ended December 31,
(In millions, except per share data)	2004		2003	2002	2001	2000

SUMMARIES OF INCOME
Interest income	$17,288		15,080	15,632	16,100	17,534
Tax-equivalent adjustment	250		256	218	159	99

Interest income (a)	17,538		15,336	15,850	16,259	17,633
Interest expense	5,327		4,473	5,677	8,325	10,097

Net interest income (a)	12,211		10,863	10,173	7,934	7,536
Provision for credit losses	257		586	1,479	1,947	1,736

Net interest income after provision for credit losses (a)	11,954		10,277	8,694	5,987	5,800
Securities gains (losses)	(10)		45	169	(67)	(1,125)
Fee and other income (b)	10,789		9,437	7,721	6,363	7,837
Merger-related and restructuring expenses	444		443	387	106	2,190
Other noninterest expense (b)	14,222		12,837	11,306	9,724	9,520
Minority interest in income of consolidated subsidiaries	184		143	6	1	-

Income before income taxes and cumulative effect of a change in accounting principle (a)	7,883		6,336	4,885	2,452	802
Income taxes	2,419		1,833	1,088	674	565
Tax-equivalent adjustment	250		256	218	159	99

Income before cumulative effect of a change in accounting principle	5,214		4,247	3,579	1,619	138
Cumulative effect of a change in accounting principle, net of income taxes	-		17	-	-	(46)

Net income	5,214		4,264	3,579	1,619	92
Dividends on preferred stock	-		5	19	6	-

Net income available to common stockholders	$5,214		4,259	3,560	1,613	92

PER COMMON SHARE DATA
Basic
Income before change in accounting principle	$3.87		3.20	2.62	1.47	0.12
Net income	3.87		3.21	2.62	1.47	0.07
Diluted
Income before change in accounting principle	3.81		3.17	2.60	1.45	0.12
Net income	3.81		3.18	2.60	1.45	0.07
Cash dividends	$1.66		1.25	1.00	0.96	1.92
Average common shares - Basic	1,346		1,325	1,356	1,096	971
Average common shares - Diluted	1,370		1,340	1,369	1,105	974
Average common stockholders’ equity	$35,295		32,135	30,384	20,218	15,541
Book value per common share	29.79		24.71	23.63	20.88	15.66
Common stock price
High	54.52		46.59	39.50	36.38	38.88
Low	43.56		32.72	28.75	27.81	24.00
Year-end	$52.60		46.59	36.44	31.36	27.81
To earnings ratio (c)	13.81	X	14.65	14.02	21.63	397.29
To book value	177%		189	154	150	178
BALANCE SHEET DATA
Assets (b)	$493,324		401,188	342,033	330,634	254,272
Long-term debt	$46,759		36,730	39,662	41,733	35,809

(a) Tax-equivalent.
(b) Certain amounts presented in prior years have been reclassified to conform to the presentation in 2004.
(c) Based on diluted earnings per common share.

Financial Tables

Table 4
NET TRADING REVENUE - INVESTMENT BANKING (a)

	Years Ended December 31,
(In millions)	2004	2003	2002

Net interest income (Tax-equivalent)	$630	486	487
Trading accounts profits (losses)	93	156	(80)
Other fee income	249	248	231

Total net trading revenue (Tax-equivalent)	$972	890	638

(a) Certain amounts presented in prior years have been reclassified to conform to the presentation in 2004.

Table 5
SELECTED RATIOS

	Years Ended December 31,
	2004		2003	2002	2001	2000

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	12.09	X	11.25	10.55	13.37	15.93
Return on assets	1.22%		1.18	1.12	0.60	0.04
Return on common stockholders’ equity	14.77		13.25	11.72	7.98	0.59
Return on total stockholders’ equity	14.77%		13.27	11.78	8.00	0.59

DIVIDEND PAYOUT RATIOS
Common shares	43.57%		39.31	38.46	66.21	2,742.86
Preferred and common shares	43.57%		39.15	38.72	64.13	2,742.86

(a) Based on average balances and net income.

Table 6
SELECTED QUARTERLY DATA

	2004				2003
(In millions, except per share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$4,969	4,301	4,019	3,999	3,951	3,712	3,696	3,721
Interest expense	1,672	1,336	1,181	1,138	1,074	1,059	1,156	1,184

Net interest income	3,297	2,965	2,838	2,861	2,877	2,653	2,540	2,537
Provision for credit losses	109	43	61	44	86	81	195	224

Net interest income after provision for credit losses	3,188	2,922	2,777	2,817	2,791	2,572	2,345	2,313
Securities gains (losses)	23	(71)	36	2	(24)	22	10	37
Fee and other income	2,781	2,672	2,571	2,765	2,637	2,604	2,158	2,038
Merger-related and restructuring expenses	116	127	102	99	135	148	96	64
Other noninterest expense	3,718	3,544	3,393	3,567	3,640	3,432	2,915	2,850
Minority interest in income of consolidated subsidiaries	54	28	45	57	63	55	16	9

Income before income taxes and cumulative effect of a change in accounting principle	2,104	1,824	1,844	1,861	1,566	1,563	1,486	1,465
Income taxes	656	561	592	610	466	475	454	438

Income before cumulative effect of a change in accounting principle	1,448	1,263	1,252	1,251	1,100	1,088	1,032	1,027
Cumulative effect of a change in accounting principle, net of income taxes	-	-	-	-	-	17	-	-

Net income	1,448	1,263	1,252	1,251	1,100	1,105	1,032	1,027
Dividends on preferred stock	-	-	-	-	-	-	1	4

Net income available to common stockholders	$1,448	1,263	1,252	1,251	1,100	1,105	1,031	1,023

PER COMMON SHARE DATA
Basic earnings
Income before change in accounting principle	$0.97	0.97	0.96	0.96	0.84	0.83	0.77	0.77
Net income	0.97	0.97	0.96	0.96	0.84	0.84	0.77	0.77
Diluted earnings
Income before change in accounting principle	0.95	0.96	0.95	0.94	0.83	0.82	0.77	0.76
Net income	0.95	0.96	0.95	0.94	0.83	0.83	0.77	0.76
Cash dividends	0.46	0.40	0.40	0.40	0.35	0.35	0.29	0.26
Common stock price
High	54.52	47.50	47.66	48.90	46.59	44.71	43.15	38.69
Low	46.84	43.56	44.16	45.91	42.07	40.60	34.47	32.72
Period-end	$52.60	46.95	44.50	47.00	46.59	41.19	39.96	34.07

SELECTED RATIOS (a)
Return on assets	1.22%	1.18	1.22	1.26	1.12	1.16	1.21	1.23
Return on total stockholders’ equity	13.50	15.12	15.49	15.37	13.58	13.71	12.79	12.99
Stockholders’ equity to assets	9.03%	7.83	7.91	8.21	8.26	8.49	9.46	9.50

(a) Based on average balances and net income.

Financial Tables

Table 7
LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	December 31,
(In millions)	2004	2003	2002	2001	2000

ON-BALANCE SHEET LOAN PORTFOLIO
COMMERCIAL
Commercial, financial and agricultural	$75,095	55,453	57,728	61,258	54,207
Real estate - construction and other	12,673	5,969	4,542	7,969	3,104
Real estate - mortgage	20,742	15,186	17,735	17,234	9,218
Lease financing	25,000	23,978	22,667	21,958	15,465
Foreign	7,716	6,880	6,425	7,653	5,453

Total commercial	141,226	107,466	109,097	116,072	87,447

CONSUMER
Real estate secured	74,161	50,726	46,706	42,912	35,305
Student loans	10,468	8,435	6,921	2,471	53
Installment loans	7,684	8,965	10,249	12,040	7,437

Total consumer	92,313	68,126	63,876	57,423	42,795

Total loans	233,539	175,592	172,973	173,495	130,242
Unearned income	9,699	10,021	9,876	9,694	6,482

Loans, net (On-balance sheet)	$223,840	165,571	163,097	163,801	123,760

MANAGED PORTFOLIO (a)

COMMERCIAL
On-balance sheet loan portfolio	$141,226	107,466	109,097	116,072	87,447
Securitized loans - off-balance sheet	1,734	2,001	2,218	5,827	4,877
Loans held for sale	2,112	2,574	1,140	1,478	953

Total commercial	145,072	112,041	112,455	123,377	93,277

CONSUMER
Real estate secured
On-balance sheet loan portfolio	74,161	50,726	46,706	42,912	35,305
Securitized loans - off-balance sheet	7,570	8,897	11,236	11,115	8,045
Securitized loans included in securities	4,838	10,905	17,316	15,120	12,747
Loans held for sale	10,452	9,618	4,254	3,311	5,521

Total real estate secured	97,021	80,146	79,512	72,458	61,618

Student
On-balance sheet loan portfolio	10,468	8,435	6,921	2,471	53
Securitized loans - off-balance sheet	463	1,658	2,306	2,975	3,639
Loans held for sale	128	433	618	2,974	1,672

Total student	11,059	10,526	9,845	8,420	5,364

Installment
On-balance sheet loan portfolio	7,684	8,965	10,249	12,040	7,437
Securitized loans - off-balance sheet	2,184	-	-	5	178
Securitized loans included in securities	195	-	-	-	-
Loans held for sale	296	-	-	-	-

Total installment	10,359	8,965	10,249	12,045	7,615

Total consumer	118,439	99,637	99,606	92,923	74,597

Total managed portfolio	$263,511	211,678	212,061	216,300	167,874

SERVICING PORTFOLIO (b)
Commercial	$136,578	85,693	59,336	42,210	31,028
Consumer	$40,053	13,279	2,272	2,900	2,964

(a) The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.
(b) The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Table 8
LOANS HELD FOR SALE

	Years Ended December 31,
(In millions)	2004	2003	2002	2001

Balance, beginning of year	$12,625	6,012	7,763	8,146

CORE BUSINESS ACTIVITY (a)
Core business activity, beginning of year	12,504	5,488	6,991	3,447
Balance of acquired entities at purchase date	653	-	-	180
Originations/purchases	38,192	35,831	27,443	22,712
Transfer to (from) loans held for sale, net	(9,374)	(806)	(3,800)	(193)
Lower of cost or market value adjustments	(2)	(67)	(52)	(52)
Performing loans sold or securitized	(20,824)	(24,399)	(23,755)	(18,207)
Nonperforming loans sold	(2)	(47)	(11)	(2)
Other, principally payments	(8,854)	(3,496)	(1,328)	(894)

Core business activity, end of year	12,293	12,504	5,488	6,991

PORTFOLIO MANAGEMENT ACTIVITY (a)
Portfolio management activity, beginning of year	121	524	772	4,699
Balance of acquired entities at purchase date	-	-	-	117
Transfers to (from) loans held for sale, net
Performing loans	680	437	1,941	1,161
Nonperforming loans	136	121	306	291
Lower of cost or market value adjustments	1	45	(1)	(136)
Performing loans sold	(136)	(577)	(1,768)	(4,252)
Nonperforming loans sold	(22)	(180)	(63)	(376)
Allowance for loan losses related to loans transferred to loans held for sale	(59)	(134)	(435)	(335)
Other, principally payments	(26)	(115)	(228)	(397)

Portfolio management activity, end of year	695	121	524	772

Balance, end of year (b)	$12,988	12,625	6,012	7,763

(a) Core business activity means we originate loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.
(b) Nonperforming loans included in loans held for sale at December 31, 2004, 2003, 2002 and 2001, were $157 million, $82 million, $138 million and $228 million, respectively.

Financial Tables

Table 9
COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES (a)

	December 31, 2004
		Real
	Commercial,	Estate-
	Financial	Construction	Real
	and	and	Estate-
(In millions)	Agricultural	Other	Mortgage	Foreign	Total

FIXED RATE
1 year or less	$2,393	51	186	3,348	5,978
1-5 years	5,393	147	1,513	11	7,064
After 5 years	7,000	103	919	—	8,022

Total fixed rate	14,786	301	2,618	3,359	21,064

ADJUSTABLE RATE
1 year or less	21,073	6,126	4,462	3,037	34,698
1-5 years	30,916	5,941	11,171	1,242	49,270
After 5 years	8,320	305	2,491	78	11,194

Total adjustable rate	60,309	12,372	18,124	4,357	95,162

Total	$75,095	12,673	20,742	7,716	116,226

(a) Excludes lease financing.

Table 10
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	Years Ended December 31,
(In millions)	2004	2003	2002	2001	2000

ALLOWANCE FOR LOAN LOSSES (a)
Balance, beginning of year	$2,348	2,604	2,813	1,620	1,655
Provision for credit losses	290	549	1,110	1,583	1,079
Provision for credit losses relating to loans transferred to loans held for sale or sold	(31)	75	357	284	657
Balance of acquired entities at purchase date	510	-	-	766	-
Allowance relating to loans acquired, transferred to loans held for sale or sold	(60)	(228)	(554)	(503)	(1,020)
Net charge-offs	(300)	(652)	(1,122)	(937)	(751)

Balance, end of year	$2,757	2,348	2,604	2,813	1,620

as % of loans, net	1.23%	1.42	1.60	1.72	1.31

as % of nonaccrual and restructured loans (b)	289%	227	164	183	138

as % of nonperforming assets (b)	251%	205	150	164	127

LOAN LOSSES
Commercial, financial and agricultural	$221	471	890	768	531
Commercial real estate - construction and mortgage	9	18	22	10	13
Consumer	296	396	377	301	323

Total loan losses	526	885	1,289	1,079	867

LOAN RECOVERIES
Commercial, financial and agricultural	148	148	93	75	53
Commercial real estate - construction and mortgage	3	4	2	8	3
Consumer	75	81	72	59	60

Total loan recoveries	226	233	167	142	116

Net charge-offs	$300	652	1,122	937	751

Commercial loan net charge-offs as % of average commercial loans, net	0.08%	0.37	0.84	0.82	0.65
Consumer loan net charge-offs as % of average consumer loans, net	0.30	0.47	0.54	0.49	0.51
Total net charge-offs as % of average loans, net	0.17%	0.41	0.73	0.70	0.59

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$585	765	1,269	1,294	884
Commercial real estate - construction and mortgage	127	54	105	87	55
Consumer real estate secured	230	192	208	117	220
Installment loans	13	24	3	36	17

Total nonaccrual loans	955	1,035	1,585	1,534	1,176
Foreclosed properties (c)	145	111	150	179	103

Total nonperforming assets	$1,100	1,146	1,735	1,713	1,279

Nonperforming loans included in loans held for sale (d)	$157	82	138	228	334
Nonperforming assets included in loans and in loans held for sale	$1,257	1,228	1,873	1,941	1,613

as % of loans, net, and foreclosed properties (b)	0.49%	0.69	1.06	1.04	1.03

as % of loans, net, foreclosed properties and loans held for sale (d)	0.53%	0.69	1.11	1.13	1.22

Accruing loans past due 90 days	$522	341	304	288	183

(a) In 2004, we reclassified the reserve for unfunded lending commitments from the allowance for loan losses to other liabilities. Amounts presented in prior years have been reclassified to conform to the presentation in 2004. More information is in Note 7 to “Notes to Consolidated Financial Statements”.
(b) These ratios do not include nonperforming loans included in loans held for sale.
(c) Restructured loans are not significant.
(d) These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Financial Tables

Table 11
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (a)

	December 31,
	2004		2003		2002		2001		2000
		Loans		Loans		Loans		Loans		Loans
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
(In millions)	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans

COMMERCIAL
Commercial, financial and agricultural	$1,384	32%	$582	32%	$864	33%	$932	35%	$661	42%
Real estate -
Construction and other	155	5	59	3	75	3	59	5	33	2
Mortgage	268	9	113	8	128	10	105	10	55	7
Lease financing	35	11	57	14	66	13	45	13	42	12
Foreign	67	3	64	4	77	4	64	4	37	4
CONSUMER
Real estate secured	382	32	221	29	196	27	127	25	116	27
Student loans	56	5	39	5	4	4	-	1	-	-
Installment loans	320	3	156	5	192	6	145	7	80	6
UNALLOCATED	90	-	1,057	-	1,002	-	1,336	-	596	-

Total	$2,757	100%	$2,348	100%	$2,604	100%	$2,813	100%	$1,620	100%

(a) In 2004, we reclassified the reserve for unfunded lending commitments from the allowance for loan losses to other liabilities. Amounts presented prior to 2004 have been reclassified to conform to the presentation in 2004. More information is in Note 7 to “Notes to Consolidated Financial Statements”. In addition, in 2004 the allowance for loan losses model was refined to better align its methodology with the current framework for analyzing credit risk. As a result, it is anticipated that the unallocated component of the allowance for loan losses will generally not exceed 5 percent of the total allowance for loan losses, and is 3 percent of the allowance for loan losses at December 31, 2004. The allocation of the allowance for loan losses for years prior to 2004 has not been restated to reflect the 2004 refinements to the allowance for loan losses model.

Table 12
NONACCRUAL LOAN ACTIVITY (a)

	Years Ended December 31,
(In millions)	2004	2003	2002	2001	2000

Balance, beginning of year	$1,035	1,585	1,534	1,176	968

COMMERCIAL NONACCRUAL LOAN ACTIVITY
Commercial nonaccrual loans, beginning of year	819	1,374	1,381	939	606
Balance of acquired entities at purchase date	321	-	-	209	-

New nonaccrual loans and advances	575	1,051	2,275	1,719	1,434
Gross charge-offs	(230)	(489)	(912)	(778)	(544)
Transfers to loans held for sale	(134)	(69)	(239)	(20)	(258)
Transfers to other real estate owned	(3)	(12)	(12)	(45)	-
Sales	(135)	(256)	(278)	(150)	(15)
Other, principally payments	(501)	(780)	(841)	(493)	(284)

Net commercial nonaccrual loan activity	(428)	(555)	(7)	233	333

Commercial nonaccrual loans, end of year	712	819	1,374	1,381	939

CONSUMER NONACCRUAL LOAN ACTIVITY
Consumer nonaccrual loans, beginning of year	216	211	153	237	362
Balance of acquired entities at purchase date	21	-	-	33	-

New nonaccrual loans and advances, net	10	106	178	262	118
Transfers to loans held for sale	(4)	(58)	(58)	(288)	(243)
Sales and securitizations	-	(43)	(62)	(91)	-

Net consumer nonaccrual loan activity	6	5	58	(117)	(125)

Consumer nonaccrual loans, end of year	243	216	211	153	237

Balance, end of year	$955	1,035	1,585	1,534	1,176

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Financial Tables

Table 13
GOODWILL AND OTHER INTANGIBLE ASSETS

	December 31,
(In millions)	2004	2003	2002	2001	2000

Goodwill	$21,526	11,149	10,880	10,616	3,481
Deposit base	1,048	757	1,225	1,822	174
Customer relationships	443	396	239	244	9
Tradename	90	90	90	90	-

Total goodwill and other intangible assets	$23,107	12,392	12,434	12,772	3,664

	Year Ended December 31, 2004

	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

ACTIVITY IN THE EXIT COST PURCHASE ACCOUNTING ADJUSTMENT ACCRUAL
Wachovia/SouthTrust - November 1, 2004
Purchase accounting adjustments	$168	-	21	189
Cash payments	(1)	-	(17)	(18)

Balance, December 31, 2004	$167	-	4	171

	Years Ended December 31, 2004 and 2003

	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

ACTIVITY IN THE EXIT COST PURCHASE ACCOUNTING ADJUSTMENT ACCRUAL
Wachovia Securities retail brokerage - July 1, 2003
Purchase accounting adjustments	$22	77	19	118
Cash payments	(2)	(35)	(19)	(56)
Noncash write-downs	-	(17)	-	(17)

Balance, December 31, 2003	20	25	-	45
Purchase accounting adjustments	125	247	25	397
Cash payments	(57)	(40)	(20)	(117)
Noncash write-downs	-	(4)	-	(4)

Balance, December 31, 2004	$88	228	5	321

Table 14
DEPOSITS

	December 31,
(In millions)	2004	2003	2002	2001	2000

CORE DEPOSITS
Noninterest-bearing	$64,197	48,683	44,640	43,464	30,315
Savings and NOW accounts	83,678	63,011	51,691	47,175	36,215
Money market accounts	91,184	65,045	45,649	39,022	19,840
Other consumer time	35,529	27,921	33,763	39,649	35,223

Total core deposits	274,588	204,660	175,743	169,310	121,593
OTHER DEPOSITS
Foreign	9,881	9,151	6,608	9,116	7,795
Other time	10,584	7,414	9,167	9,027	13,280

Total deposits	$295,053	221,225	191,518	187,453	142,668

Table 15
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

December 31, 2004
(In millions)

MATURITY OF
3 months or less	$4,681
Over 3 months through 6 months	2,065
Over 6 months through 12 months	2,404
Over 12 months	5,324

Total time deposits in amounts of $100,000 or more	$14,474

Financial Tables

Table 16
CAPITAL RATIOS

	December 31,
(In millions)	2004	2003	2002	2001	2000

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$28,583	23,863	21,411	18,999	13,952
Total capital	39,633	33,102	31,289	29,878	22,253
Adjusted risk-weighted assets	356,766	279,979	260,609	269,726	198,849
Adjusted leverage ratio assets	$448,205	375,447	316,473	306,745	235,749
Ratios
Tier 1 capital	8.01%	8.52	8.22	7.04	7.02
Total capital	11.11	11.82	12.01	11.08	11.19
Leverage	6.38	6.36	6.77	6.19	5.92
STOCKHOLDERS’ EQUITY TO ASSETS
Year-end	9.59	8.09	9.38	8.61	6.04
Average	8.27%	8.89	9.49	7.49	6.28

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.86%	7.60	7.42	7.55	6.92
Wachovia Bank of Delaware, National Association	15.76	15.46	14.35	12.51	12.20
Total capital
Wachovia Bank, National Association	11.52	11.72	11.81	11.68	10.73
Wachovia Bank of Delaware, National Association	18.28	18.28	16.58	13.98	13.97
Leverage
Wachovia Bank, National Association	6.15	5.85	6.25	6.29	6.04
Wachovia Bank of Delaware, National Association	12.18%	9.72	11.04	7.92	7.76

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

Table 17
INTEREST DIFFERENTIAL

	2004 Compared to 2003			2003 Compared to 2002

	Interest			Interest
	Income/		Variance	Income/		Variance
	Expense	Attributable to (b)		Expense	Attributable to (b)
(In millions)	Variance	Rate	Volume	Variance	Rate	Volume

EARNING ASSETS
Interest-bearing bank balances	$1	5	(4)	(13)	(21)	8
Federal funds sold and securities purchased under resale agreements	170	72	98	(23)	(110)	87
Trading account assets (a)	425	(34)	459	45	(129)	174
Securities (a)	808	(330)	1,138	219	(734)	953
Loans (a)	422	(259)	681	(927)	(1,137)	210
Loans held for sale	344	10	334	20	(60)	80
Other earning assets	123	(6)	129	65	(99)	164

Total earning assets excluding derivatives	2,293	(542)	2,835	(614)	(2,290)	1,676
Risk management derivatives	(91)	(91)	-	100	100	-

Total earning assets including derivatives	$2,202	(633)	2,835	(514)	(2,190)	1,676

INTEREST-BEARING LIABILITIES
Deposits	203	(288)	491	(852)	(1,072)	220
Short-term borrowings	327	158	169	72	(239)	311
Long-term debt	113	(11)	124	(191)	(99)	(92)

Total interest-bearing liabilities excluding derivatives	643	(141)	784	(971)	(1,410)	439
Risk management derivatives	211	211	-	(233)	(233)	-

Total interest-bearing liabilities including derivatives	854	70	784	(1,204)	(1,643)	439

Net interest income	$1,348	(703)	2,051	690	(547)	1,237

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

Financial Tables

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES (a)

	YEAR ENDED 2004			YEAR ENDED 2003
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$3,578	51	1.43%	$3,836	50	1.31%
Federal funds sold and securities purchased under resale agreements	24,940	342	1.37	16,780	172	1.02
Trading account assets (b) (d)	28,944	1,239	4.28	18,395	814	4.43
Securities (b) (d)	100,960	4,951	4.90	78,593	4,143	5.27
Investment securities (b)	-	-	-	-	-	-
Loans (b) (c) (d)
Commercial
Commercial, financial and agricultural	59,970	2,653	4.43	56,404	2,390	4.24
Real estate - construction and other	7,395	296	4.00	5,393	190	3.52
Real estate - mortgage	16,050	725	4.52	16,388	720	4.39
Lease financing	8,467	721	8.51	6,915	739	10.69
Foreign	7,144	187	2.61	6,652	189	2.84

Total commercial	99,026	4,582	4.63	91,752	4,228	4.61

Consumer
Real estate secured	54,928	2,981	5.43	48,894	2,824	5.78
Student loans	9,891	372	3.76	7,919	305	3.85
Installment loans	8,188	474	5.79	9,762	630	6.45

Total consumer	73,007	3,827	5.24	66,575	3,759	5.65

Total loans	172,033	8,409	4.89	158,327	7,987	5.04

Loans held for sale	16,735	739	4.42	9,110	395	4.34
Other earning assets	11,064	366	3.30	7,199	243	3.38

Total earning assets excluding derivatives	358,254	16,097	4.49	292,240	13,804	4.72
Risk management derivatives (e)	-	1,441	0.41	-	1,532	0.53

Total earning assets including derivatives	358,254	17,538	4.90	292,240	15,336	5.25

Cash and due from banks	11,311			10,888
Other assets	57,202			58,373

Total assets	$426,767			$361,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	72,078	369	0.51	53,117	260	0.49
Money market accounts	79,526	794	1.00	55,816	565	1.01
Other consumer time	28,304	757	2.67	30,553	923	3.02
Foreign	7,933	115	1.45	8,101	104	1.28
Other time	8,301	163	1.98	7,700	143	1.86

Total interest-bearing deposits	196,142	2,198	1.12	155,287	1,995	1.28
Federal funds purchased and securities sold under repurchase agreements	47,321	637	1.35	44,326	525	1.19
Commercial paper	12,034	163	1.35	7,196	72	1.00
Securities sold short	11,025	318	2.88	7,925	209	2.64
Other short-term borrowings	6,087	55	0.90	5,166	40	0.77
Long-term debt	39,780	1,589	4.00	36,676	1,476	4.02

Total interest-bearing liabilities excluding derivatives	312,389	4,960	1.59	256,576	4,317	1.68
Risk management derivatives (e)	-	367	0.12	-	156	0.06

Total interest-bearing liabilities including derivatives	312,389	5,327	1.71	256,576	4,473	1.74

Noninterest-bearing deposits	51,700			43,636
Other liabilities	27,383			29,154
Stockholders’ equity	35,295			32,135

Total liabilities and stockholders’ equity	$426,767			$361,501

Interest income and rate earned - including derivatives		$17,538	4.90%		$15,336	5.25%
Interest expense and equivalent rate paid - including derivatives		5,327	1.49		4,473	1.53

Net interest income and margin - including derivatives (e)		$12,211	3.41%		$10,863	3.72%

(a) Certain amounts presented in prior years have been reclassified to conform to the presentation in 2004.
(b) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state taxes rates. Lease financing amounts include related deferred income taxes.
(c) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

	YEAR ENDED 2002			YEAR ENDED 2001			YEAR ENDED 2000
		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$3,312	63	1.90%	$2,359	92	3.92%	$1,095	54	4.93%

10,702	195	1.83	9,458	400	4.23	7,800	447	5.73
14,774	769	5.20	12,965	782	6.03	11,680	828	7.10
62,142	3,924	6.32	51,681	3,626	7.02	51,751	3,816	7.37
-	-	-	-	-	-	1,677	137	8.20

59,724	2,858	4.78	56,094	4,572	8.15	53,518	4,908	9.17
5,305	217	4.10	4,726	281	5.95	2,639	224	8.49
18,365	942	5.13	11,466	776	6.77	9,176	779	8.49
7,235	762	10.54	6,548	685	10.46	5,194	611	11.75
6,875	239	3.48	6,109	339	5.55	4,856	342	7.04

97,504	5,018	5.15	84,943	6,653	7.83	75,383	6,864	9.11

41,971	2,884	6.87	39,281	3,100	7.89	41,966	3,452	8.23
3,916	183	4.66	1,000	57	5.66	57	6	9.84
11,061	829	7.50	8,624	772	8.95	9,482	965	10.18

56,948	3,896	6.84	48,905	3,929	8.03	51,505	4,423	8.59

154,452	8,914	5.77	133,848	10,582	7.91	126,888	11,287	8.89

7,401	375	5.06	7,083	522	7.38	7,258	714	9.83
3,388	178	5.25	3,600	255	7.08	3,867	350	9.04

256,171	14,418	5.63	220,994	16,259	7.36	212,016	17,633	8.32
-	1,432	0.56	-	-	-	-	-	-

256,171	15,850	6.19	220,994	16,259	7.36	212,016	17,633	8.32

10,313			8,784			8,028
54,119			40,667			27,827

$320,603			$270,445			$247,871

49,091	464	0.95	41,979	1,012	2.41	38,518	1,169	3.03
41,711	657	1.57	23,461	944	4.02	15,327	654	4.27
36,492	1,442	3.95	36,037	1,941	5.39	35,519	1,966	5.53
7,323	131	1.78	7,318	294	4.01	8,780	514	5.85
7,285	153	2.10	11,916	553	4.64	14,115	966	6.85

141,902	2,847	2.01	120,711	4,744	3.93	112,259	5,269	4.69

32,242	558	1.73	28,055	1,364	4.86	30,997	1,893	6.11
3,063	34	1.10	2,912	112	3.84	2,882	173	6.00
6,322	155	2.45	5,256	161	3.06	4,519	253	5.60
2,630	27	1.04	3,539	99	2.81	4,518	217	4.80
38,902	1,667	4.29	38,538	1,845	4.79	34,279	2,292	6.69

225,061	5,288	2.35	199,011	8,325	4.18	189,454	10,097	5.33
-	389	0.17	-	-	-	-	-	-

225,061	5,677	2.52	199,011	8,325	4.18	189,454	10,097	5.33

38,972			30,796			28,784
26,178			20,417			14,092
30,392			20,221			15,541

$320,603			$270,445			$247,871

	$15,850	6.19%		$16,259	7.36%		$17,633	8.32%
	5,677	2.22		8,325	3.77		10,097	4.77

	$10,173	3.97%		$7,934	3.59%		$7,536	3.55%

(d) Tax-equivalent adjustments included in trading account assets, securities, commercial, financial and agricultural loans, and lease financing are (in millions): $92, $113, $40 and $5, respectively, in 2004; $90, $118, $40 and $8, respectively, in 2003; and $58, $106, $45 and $9, respectively, in 2002. (e) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

Management’s Report

WACHOVIA CORPORATION AND SUBSIDIARIES
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     Management of Wachovia Corporation and subsidiaries (the “Company”) is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

     Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control – Integrated Framework, management of the Company has concluded the Company maintained effective internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13a-15(f), as of December 31, 2004.

     Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

     Management is also responsible for the preparation and fair presentation of the consolidated financial statements and other financial information contained in this report. The accompanying consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles and include, as necessary, best estimates and judgments by management.

     KPMG LLP, an independent, registered public accounting firm, has audited the Company’s consolidated financial statements as of and for the year ended December 31, 2004, and the Company’s assertion as to the effectiveness of internal control over financial reporting as of December 31, 2004, as stated in their reports, which are included herein.

G. Kennedy Thompson	Robert P. Kelly
Chairman, President and	Senior Executive Vice President and
Chief Executive Officer	Chief Financial Officer

February 18, 2005

Independent Auditors’ Report

WACHOVIA CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Wachovia Corporation

     We have audited management’s assessment, included in the accompanying Wachovia Corporation and Subsidiaries: Management’s Report on Internal Control over Financial Reporting, that Wachovia Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Wachovia Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management’s assessment that Wachovia Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Also, in our opinion, Wachovia Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated February 18, 2005, expressed an unqualified opinion on those consolidated financial statements.

Charlotte, North Carolina
February 18, 2005

Independent Auditors’ Report

WACHOVIA CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Wachovia Corporation

     We have audited the accompanying consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Wachovia Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated February 18, 2005, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Charlotte, North Carolina
February 18, 2005

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

(In millions, except per share data)	2004	2003

ASSETS
Cash and due from banks	$11,714	11,479
Interest-bearing bank balances	4,441	2,308
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $10,394 at December 31, 2004, $3,585 repledged)	22,436	24,725

Total cash and cash equivalents	38,591	38,512

Trading account assets	45,932	34,714
Securities (amortized cost $108,835 in 2004; $98,268 in 2003)	110,597	100,445
Loans, net of unearned income ($9,699 in 2004; $10,021 in 2003)	223,840	165,571
Allowance for loan losses	(2,757)	(2,348)

Loans, net	221,083	163,223

Loans held for sale	12,988	12,625
Premises and equipment	5,268	4,619
Due from customers on acceptances	718	854
Goodwill	21,526	11,149
Other intangible assets	1,581	1,243
Other assets	35,040	33,804

Total assets	$493,324	401,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	64,197	48,683
Interest-bearing deposits	230,856	172,542

Total deposits	295,053	221,225
Short-term borrowings	63,406	71,290
Bank acceptances outstanding	755	876
Trading account liabilities	21,709	19,184
Other liabilities	15,507	16,945
Long-term debt	46,759	36,730

Total liabilities	443,189	366,250

Minority interest in net assets of consolidated subsidiaries	2,818	2,510

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	-	-
Dividend Equalization Preferred shares, no par value, outstanding 97 million shares in 2004 and in 2003	-	-
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.588 billion shares in 2004; 1.312 billion shares in 2003	5,294	4,374
Paid-in capital	31,120	17,811
Retained earnings	10,178	8,904
Accumulated other comprehensive income, net	725	1,339

Total stockholders’ equity	47,317	32,428

Total liabilities and stockholders’ equity	$493,324	401,188

See accompanying Notes to Consolidated Financial Statements.

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions, except per share data)	2004	2003	2002

INTEREST INCOME
Interest and fees on loans	$9,858	9,507	10,296
Interest and dividends on securities	4,639	3,828	3,675
Trading account interest	1,147	724	711
Other interest income	1,644	1,021	950

Total interest income	17,288	15,080	15,632

INTEREST EXPENSE
Interest on deposits	2,853	2,360	3,430
Interest on short-term borrowings	1,503	1,219	1,105
Interest on long-term debt	971	894	1,142

Total interest expense	5,327	4,473	5,677

Net interest income	11,961	10,607	9,955
Provision for credit losses	257	586	1,479

Net interest income after provision for credit losses	11,704	10,021	8,476

FEE AND OTHER INCOME
Service charges	1,978	1,731	1,698
Other banking fees	1,226	1,017	962
Commissions	2,601	2,318	1,742
Fiduciary and asset management fees	2,772	2,345	1,888
Advisory, underwriting and other investment banking fees	911	787	681
Trading account profits (losses)	35	110	(71)
Principal investing	261	(139)	(266)
Securities gains (losses)	(10)	45	169
Other income	1,005	1,268	1,087

Total fee and other income	10,779	9,482	7,890

NONINTEREST EXPENSE
Salaries and employee benefits	8,703	7,708	6,597
Occupancy	947	851	786
Equipment	1,052	1,021	946
Advertising	193	160	80
Communications and supplies	620	598	545
Professional and consulting fees	548	460	421
Other intangible amortization	431	518	628
Merger-related and restructuring expenses	444	443	387
Sundry expense	1,728	1,521	1,303

Total noninterest expense	14,666	13,280	11,693

Minority interest in income of consolidated subsidiaries	184	143	6

Income before income taxes and cumulative effect of a change in accounting principle	7,633	6,080	4,667
Income taxes	2,419	1,833	1,088

Income before cumulative effect of a change in accounting principle	5,214	4,247	3,579
Cumulative effect of a change in accounting principle, net of income taxes	-	17	-

Net income	5,214	4,264	3,579
Dividends on preferred stock	-	5	19

Net income available to common stockholders	$5,214	4,259	3,560

PER COMMON SHARE DATA
Basic
Income before change in accounting principle	$3.87	3.20	2.62
Net income	3.87	3.21	2.62
Diluted
Income before change in accounting principle	3.81	3.17	2.60
Net income	3.81	3.18	2.60
Cash dividends	$1.66	1.25	1.00
AVERAGE COMMON SHARES
Basic	1,346	1,325	1,356
Diluted	1,370	1,340	1,369

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2004, 2003 and 2002

							Accumulated
							Other
	Preferred Shares		Common Stock		Paid-in	Retained	Comprehensive
(In millions)	Shares	Amount	Shares	Amount	Capital	Earnings	Income, Net	Total

Balance, December 31, 2001	96	$17	1,362	$4,539	17,911	5,551	437	28,455
Comprehensive income
Net income	-	-	-	-	-	3,579	-	3,579
Net unrealized gains, net of reclassification
adjustments on
Debt and equity securities	-	-	-	-	-	-	1,244	1,244
Derivative financial instruments	-	-	-	-	-	-	454	454

Total comprehensive income	-	-	-	-	-	3,579	1,698	5,277
Preferred shares issued	1	-	-	-	-	-	-	-
Purchases of common stock	-	-	(15)	(51)	(210)	(413)	-	(674)
Common stock issued for
Stock options and restricted stock	-	-	9	31	177	-	-	208
Acquisitions	-	-	1	5	46	-	-	51
Deferred compensation, net	-	-	-	-	146	-	-	146
Cash dividends
Preferred shares	-	(17)	-	-	-	(2)	-	(19)
Common at $1.00 per share	-	-	-	-	-	(1,366)	-	(1,366)

Balance, December 31, 2002	97	-	1,357	4,524	18,070	7,349	2,135	32,078
Comprehensive income
Net income	-	-	-	-	-	4,264	-	4,264
Net unrealized losses, net of reclassification adjustments on
Debt and equity securities	-	-	-	-	-	-	(301)	(301)
Derivative financial instruments	-	-	-	-	-	-	(495)	(495)

Total comprehensive income	-	-	-	-	-	4,264	(796)	3,468
Purchases of common stock	-	-	(59)	(195)	(799)	(1,263)	-	(2,257)
Common stock issued for
Stock options and restricted stock	-	-	14	45	417	-	-	462
Gain on subsidiary issuance of stock	-	-	-	-	-	224	-	224
Deferred compensation, net	-	-	-	-	123	-	-	123
Cash dividends
Preferred shares	-	-	-	-	-	(5)	-	(5)
Common at $1.25 per share	-	-	-	-	-	(1,665)	-	(1,665)

Balance, December 31, 2003	97	-	1,312	4,374	17,811	8,904	1,339	32,428
Comprehensive income
Net income	-	-	-	-	-	5,214	-	5,214
Minimum pension liability	-	-	-	-	-	-	(65)	(65)
Net unrealized losses, net of reclassification
adjustments on
Debt and equity securities	-	-	-	-	-	-	(245)	(245)
Derivative financial instruments	-	-	-	-	-	-	(304)	(304)

Total comprehensive income	-	-	-	-	-	5,214	(614)	4,600
Purchases of common stock	-	-	(47)	(159)	(651)	(1,547)	-	(2,357)
Common stock issued for
Stock options and restricted stock	-	-	25	85	890	-	-	975
Acquisitions	-	-	298	994	13,006	-	-	14,000
Deferred income taxes on subsidiary stock	-	-	-	-	-	(87)	-	(87)
Deferred compensation, net	-	-	-	-	64	-	-	64
Cash dividends
Common at $1.66 per share	-	-	-	-	-	(2,306)	-	(2,306)

Balance, December 31, 2004	97	$-	1,588	$5,294	31,120	10,178	725	47,317

See accompanying Notes to Consolidated Financial Statements.

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2004	2003	2002

OPERATING ACTIVITIES
Net income	$5,214	4,264	3,579
Adjustments to reconcile net income to net cash provided (used) by operating activities
Cumulative effect of a change in accounting principle	-	(17)	-
Accretion and amortization of securities discounts and premiums, net	191	317	59
Provision for credit losses	257	586	1,479
Securitization transactions	(113)	(377)	(410)
Gain on sale of mortgage servicing rights	(34)	(96)	(65)
Securities transactions	10	(45)	(169)
Depreciation and other amortization	1,415	1,484	1,611
Deferred income taxes	(1,534)	642	918
Trading account assets, net	(11,071)	(860)	(7,769)
Mortgage loans held for resale	(843)	1,670	(299)
Loss on sales of premises and equipment	101	75	12
Loan held for sale, net	(3,513)	(6,613)	1,751
Contribution to qualified pension plan	(279)	(418)	(703)
Other assets, net	559	(860)	18
Trading account liabilities, net	2,464	(3,716)	5,546
Minority interest acquired	-	300	444
Other liabilities, net	(678)	(2,094)	(5,498)

Net cash provided (used) by operating activities	(7,854)	(5,758)	504

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	55,393	22,990	30,179
Maturities of securities	29,834	29,862	17,557
Purchases of securities	(89,110)	(74,841)	(56,536)
Origination of loans, net	(12,236)	(2,741)	(3,188)
Sales of premises and equipment	580	812	750
Purchases of premises and equipment	(960)	(1,149)	(720)
Goodwill and other intangible assets	(471)	(162)	(154)
Purchase of bank-owned separate account life insurance	(372)	(251)	(804)
Cash equivalents acquired, net of purchases of banking organizations	1,110	8,177	(81)

Net cash used by investing activities	(16,232)	(17,303)	(12,997)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	36,727	29,707	4,065
Securities sold under repurchase agreements and other short-term borrowings, net	(12,031)	13,488	2,708
Issuances of long-term debt	8,495	2,374	5,518
Payments of long-term debt	(5,079)	(5,306)	(7,589)
Issuances of common stock, net	716	301	75
Purchases of common stock	(2,357)	(2,257)	(674)
Cash dividends paid	(2,306)	(1,670)	(1,385)

Net cash provided by financing activities	24,165	36,637	2,718

Increase (decrease) in cash and cash equivalents	79	13,576	(9,775)
Cash and cash equivalents, beginning of year	38,512	24,936	34,711

Cash and cash equivalents, end of year	$38,591	38,512	24,936

CASH PAID FOR
Interest	$5,207	4,241	6,067
Income taxes	3,954	1,055	568
NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	213	-	4,167
Transfer to securities from loans held for sale resulting from securitizations	-	-	2,246
Transfer to loans from securities resulting from terminated securitizations	980	-	-
Transfer to loans held for sale from securities resulting from terminated securitizations	3,918	-	-
Transfer to loans held for sale from loans, net	(8,558)	(248)	(1,553)
Issuance of common stock for purchase accounting merger	$14,000	-	51

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Wachovia Corporation (the “Parent Company”) is a bank holding company whose principal wholly owned subsidiaries are Wachovia Bank, National Association (“Wachovia Bank”), a national banking association, and Wachovia Capital Markets, LLC, an institutional and investment banking company. The Company also holds a 62 percent interest in Wachovia Securities Financial Holdings, LLC, the parent company of Wachovia Securities, LLC (“Wachovia Securities”), a retail brokerage company, as well as a majority interest in Wachovia Preferred Funding Corporation, a Real Estate Investment Trust (“REIT”), which has publicly traded preferred stock outstanding. Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.
     The accounting and reporting policies of the Company are in accordance with U.S. generally accepted accounting principles, and they conform to general practices within the applicable industries. The consolidated financial statements include the accounts of the Parent Company and all its majority-owned subsidiaries as well as variable interest entities where the Company is the primary beneficiary. In consolidation, all significant intercompany accounts and transactions are eliminated.
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.
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
SECURITIES AND TRADING ACTIVITIES
     Securities are classified at the date of commitment or purchase as trading or as available for sale securities. The fair value of securities is based on quoted market prices, or if quoted market prices are not available, then the fair value is estimated using quoted market prices for similar securities, pricing models or discounted cash flow analyses, using observable market data where available. The determination of fair value includes various factors such as exchange or over-the-counter market price quotations; time value and volatility factors for options, warrants and derivatives; observed prices for equivalent or synthetic instruments; and counterparty credit quality.
Trading Account Assets and Liabilities
     Trading account assets and liabilities include primarily debt securities, securities sold short and trading derivatives, and are recorded at fair value with realized and unrealized gains and losses recorded in trading account profits (losses) in the results of operations. Trading derivatives include interest rate, commodity, currency, equity and credit default swap agreements; options, caps, and floors; and financial futures and forward contracts. Interest and dividends on trading account debt and equity securities, including securities sold short, are recorded in interest income on an accrual basis. Interest and dividends on trading account derivatives are included in trading account profits (losses) in the results of operations. The fair value of derivatives in a gain position, as well as purchased options, are reported as trading account assets. Similarly, the fair value of derivatives in a loss position, as well as written options, are reported as trading account liabilities. The reported amounts related to trading derivatives include the effect of master netting agreements.
Securities Available for Sale
     Securities available for sale are used as part of the Company’s interest rate risk management strategy, and they may be sold in response to changes in interest rates, changes in prepayment risks and other factors. Securities available for sale are carried at fair value with unrealized gains and losses recorded net of income taxes as a component of other comprehensive income. Interest and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to yield over the contractual term of the security. If a prepayment occurs on a security, any related premium or discount is recognized as an adjustment to yield in the results of operations in the period in which the prepayment occurs. Realized gains and losses are recognized on a specific identification, trade date basis. Realized gains and losses are included in fee and other income as securities gains (losses) in the results of operations.

Audited Financial Statements

     On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss in securities gains (losses).

CONSOLIDATION
     The Company consolidates those entities in which it holds a controlling financial interest, which is typically measured as a majority of the outstanding common stock. However, in certain situations, a voting interest may not be indicative of control, and in those cases, control is measured by other factors. In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities”, which addresses consolidation of variable interest entities (“VIEs”), and in December 2003, issued a revision to FIN 46 (“FIN 46R”), which clarified and interpreted certain of the provisions of FIN 46 without changing the basic accounting model in FIN 46. VIEs, certain of which are also referred to as special-purpose entities (“SPE”), are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinate financial support from other parties. Under the provisions of FIN 46R, a company is deemed to be the “primary beneficiary”, and thus required to consolidate a VIE, if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses, that will receive a majority of the VIE’s expected residual returns, or both. A “variable interest” is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. “Expected losses” and “expected residual returns” are measures of variability in the expected cash flows of a VIE.
     Prior to the adoption of FIN 46, in order for the assets and liabilities of an SPE sponsored by the Company and/or to which the Company transferred assets to be excluded from the Company’s consolidated balance sheet, either the entity needed to meet the requirements to be a “qualifying special purpose entity” (“QSPE”) or a substantive amount of the SPE’s equity (an amount equal to at least 3 percent of the fair value of the SPE’s assets) had to be held by third parties unrelated to the Company.
SECURITIZATIONS AND BENEFICIAL INTERESTS
     In certain asset securitization transactions that meet the applicable criteria to be accounted for as a sale, assets are sold to an entity referred to as a QSPE, which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, the Company may retain as much as 90 percent of the beneficial interests. Additionally, from time to time, the Company may also resecuritize certain assets in a new securitization transaction. The assets and liabilities sold to a QSPE are excluded from the Company’s consolidated balance sheet, subject to a quarterly evaluation to ensure the entity continues to meet the requirements to be a QSPE. When the Company’s portion of the beneficial interests exceeds 90 percent, a QSPE would no longer qualify for off-balance sheet treatment and the Company would be required to consolidate the SPE, subject to a FIN 46R analysis. In these cases, any beneficial interests previously held by the Company are removed from the balance sheet and the underlying assets and liabilities of the SPE are recorded at fair value to the extent interests were previously held by outside parties.
     The carrying amount of the assets transferred to a QSPE is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. A gain or loss is recorded in other fee income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with market assumptions for credit losses, prepayments and discount rates. Retained interests from securitizations with off-balance sheet entities, including QSPEs and VIEs where the Company is not the primary beneficiary, are classified as either available for sale securities, trading account assets or loans and accounted for accordingly as described herein.
DERIVATIVES USED FOR RISK MANAGEMENT
     The Company may designate a derivative as either an accounting hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge), or a foreign currency fair value or cash flow hedge (“foreign currency” hedge). All derivatives are recorded as other assets or other liabilities on the balance sheet at their respective fair values with unrealized gains and losses recorded either in other comprehensive income, net of applicable income taxes, or in the results of operations, depending on the purpose for which the derivative is held. Derivatives that do not meet the criteria for designation as a hedge at inception, or fail to meet the criteria thereafter, are included in trading account assets or liabilities.
     Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded as other fee income in the results of operations. To the extent of the effectiveness of a hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income. For all hedge relationships, ineffectiveness resulting from differences between the changes in fair value or cash flows of the hedged item and changes in fair value of the derivative are recognized as other fee income in the results of operations. Net interest settlements on derivatives designated as fair value or cash flow hedges are treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.

     At inception of a hedge transaction, the Company formally documents the hedge relationship and the risk management objective and strategy for undertaking the hedge. This process includes identification of the hedging instrument, hedged item, risk being hedged and the methodology for measuring ineffectiveness. In addition, the Company assesses, both at the inception of the hedge and on an ongoing quarterly basis, whether the derivative in the hedging transaction has been highly effective in offsetting changes in fair value or cash flows of the hedged item, and whether the derivative is expected to continue to be highly effective. The Company discontinues hedge accounting prospectively when either it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated because it is unlikely that a forecasted transaction will occur; or management determines designation of the derivative as a hedging instrument is no longer appropriate.

     When hedge accounting is discontinued, the derivative is reclassified as a trading account asset or liability. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses that were accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. The unrealized gains and losses are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is not expected to occur.
     Commitments to purchase certain securities, loans and certain commitments to sell loans are derivatives. At inception, these commitments may be designated as a hedge; otherwise, they are recorded as a freestanding derivative and classified as a trading account asset or liability. The Company may occasionally enter into a contract (“host contract”) that contains a derivative that is embedded in the financial instrument. If applicable, an embedded derivative is separated from the host contract and can be designated as a hedge; otherwise, the derivative is recorded as a freestanding derivative and generally classified as a trading account asset or liability. The Company enters into credit derivative agreements in connection with altering the risk profile of certain loans or pools of loans in the Company’s loan portfolio. These credit derivatives do not meet the criteria for designation as a hedge and are recorded as freestanding derivatives and classified as a trading account asset or liability.
LOANS
     Loans are recorded at the principal balance outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees and direct costs as well as premiums and discounts are amortized as an adjustment to yield over the term of the loan. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period.
     Loans include direct financing leases that are recorded as the aggregate of lease payments receivable plus the estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of direct financing leases, are recorded net of nonrecourse debt. Unearned income on leases is amortized under a method that results in an approximate level rate of return. The net investment in leveraged leases is recalculated upon changes in important lease assumptions if the assumptions change the total estimated net income under the lease.
     A loan is considered to be impaired when based on current information, it is probable the Company will not receive all amounts due in accordance with the contractual terms of a loan agreement. The fair value is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is also considered impaired if its terms are modified in a troubled debt restructuring. When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been forgone, and then they are recorded as recoveries of any amounts previously charged off.
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
ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS
     The allowance for loan losses and reserve for unfunded lending commitments are maintained at levels that are adequate to absorb probable losses inherent in the loan portfolio and in unfunded lending commitments, respectively, as of the date of the consolidated financial statements. The Company has developed policies and procedures for assessing the adequacy of the allowance for loan losses and reserve for unfunded lending commitments that reflect the assessment of credit risk considering all available information. Where appropriate, this assessment includes monitoring qualitative and quantitative trends including changes in the levels of past due, criticized and nonperforming loans. In developing this assessment, the Company must rely on estimates and exercise judgment in assigning credit risk. Depending on changes in circumstances, future assessments of credit risk may yield materially different results from the estimates, which may require an increase or a decrease in the allowance for loan losses and reserve for unfunded lending commitments.

Audited Financial Statements

     The Company employs a variety of modeling and estimation tools for measuring credit risk, which are used in developing an appropriate allowance for loan losses and reserve for unfunded lending commitments. The allowance for loan losses consists of formula-based components for both the commercial and consumer portfolios, each of which includes an adjustment for historical loss variability, a reserve for impaired commercial loans and an unallocated component.

     In June 2004, the Company reclassified the reserve for unfunded lending commitments from the allowance for loan losses to other liabilities for all periods presented. The factors supporting the allowance for loan losses and the reserve for unfunded lending commitments do not diminish the fact that the entire allowance for loan losses and reserve for unfunded lending commitments are available to absorb losses in the loan portfolio and related commitment portfolio, respectively. The Company’s principal focus, therefore, is on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments.
     The allowance for loan losses and reserve for unfunded lending commitments are subject to review by banking regulators. The Company’s primary bank regulators regularly conduct examinations of the allowance for loan losses and reserve for unfunded lending commitments and make assessments regarding their adequacy and the methodology employed in their determination.
LOANS HELD FOR SALE
     Loans held for sale and any related unfunded lending commitments are recorded at the lower of cost (which is the carrying amount net of deferred fees and costs and applicable allowance for loan losses and reserve for unfunded lending commitments) or market value less costs to sell. At the time of the transfer to loans held for sale, if the market value is less than cost, the difference is recorded as additional provision for credit losses in the results of operations. Market value is determined based on quoted market prices for the same or similar loans, outstanding investor commitments or discounted cash flow analyses using market assumptions. At December 31, 2004, market value for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that includes an unfunded lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any reserve for unfunded lending commitments. This cost basis is compared to the market value of the entire relationship including the unfunded lending commitment.
     Individual loans or pools of loans are transferred from the loan portfolio to loans held for sale when the intent to hold the loans has changed and there is a plan to sell the loans within a reasonable period of time. Loans held for sale are reviewed quarterly. Subsequent declines or recoveries of previous declines in the market value of loans held for sale are recorded in other fee income in the results of operations. Market value changes occur due to changes in interest rates, the borrower’s credit, the secondary loan market and the market for a borrower’s debt. If an unfunded lending commitment expires before a sale occurs, the reserve associated with the unfunded lending commitment is recognized as a credit to other fee income in the results of operations.
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
GOODWILL AND OTHER INTANGIBLE ASSETS
     Goodwill and identified intangible assets with indefinite useful lives are not subject to amortization. Rather they are subject to impairment testing on an annual basis, or more often if events or circumstances indicate there may be impairment. This test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying amount. If the fair value is less than the carrying amount, a further test is required to measure the amount of impairment. The Company determined that lines of business that are one level below operating segments, are its reporting units.
     Identified intangible assets that have a finite useful life are amortized over that life in a manner that reflects the estimated decline in the economic value of the identified intangible asset. Identified intangible assets that have a finite useful life are periodically reviewed to determine whether there have been any events or circumstances to indicate the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced. Unamortized intangible assets associated with disposed assets are included in the determination of gain or loss on sale of the disposed assets.
     The Company’s impairment evaluations for the year ended December 31, 2004, indicated that none of the Company’s goodwill or identified intangible assets with an indefinite useful life are impaired.

OTHER

Principal Investments
     Principal investments are recorded at fair value in other assets on the balance sheet with realized and unrealized gains and losses included in principal investing income in the results of operations. For public equity investments, fair value is based on quoted market prices, net of applicable discounts for trading restrictions and liquidity. Investments in non-public securities are recorded at the Company’s estimate of fair value, which is generally the original cost basis unless either the investee has raised additional debt or equity capital and the Company believes the transaction, taking into consideration differences in the terms of securities, is a better indicator of fair value; or the Company believes the fair value is less than original cost. For investments in private equity funds, the Company uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as the age of the fund and industry concentrations are used in the final determination of estimated fair value. Gains on fund investments are recognized only when they have been realized through fund distributions. Reductions in fair value of fund investments, based on this valuation process, are recorded when identified.
Equity Method Investments
     Except for investments recorded at fair value, the Company accounts for investments in which the Company has significant influence under the equity method of accounting. Equity method investments are recorded at cost adjusted to reflect the Company’s portion of income, loss or dividends of the investee. The Company recognizes gain or loss in the results of operations on transactions where a subsidiary or an equity method investee issues common stock subject to a determination that the gain is realizable and that there are no plans to reacquire the shares; otherwise, the gain or loss is recorded net of income taxes directly to stockholders’ equity.
COMMISSIONS, AND ADVISORY, UNDERWRITING AND OTHER FEES
     Revenue is recognized when the earnings process is complete and collectibility is assured. Specifically, brokerage commission fees are recognized in income on a trade-date basis. Asset management fees, measured by assets at a particular time, are accrued as earned. Advisory and underwriting fees are recognized when the transaction is complete. Commission expenses are recorded when the related revenue is recognized. Transaction-related expenses are recognized as incurred.
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
     In 2002, the Company adopted the fair value method of accounting for stock options. Under this method, fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. This amount is amortized on a straight-line basis over the vesting period. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates.
     The Company adopted the fair value method effective as of the beginning of the year in which the decision was made, or January 1, 2002, and only for stock option awards made in 2002 and thereafter (the “prospective method”). Prior awards continue to be accounted for under the intrinsic value method. Therefore, the expense related to stock-based compensation included in the determination of income in 2004, 2003 and 2002 is less than that which would have applied to all awards prior to 2002.

Audited Financial Statements

     The effect on net income available to common stockholders and earnings per share as if the fair value method had been applied to all outstanding and unvested awards for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,

(In millions, except per share data)	2004	2003	2002

Net income available to common stockholders, as reported	$5,214	4,259	3,560
Add stock-based employee compensation expense included in reported net income, net of income taxes	85	66	38
Deduct total stock-based employee compensation expense determined under the fair value method for all awards, net of income taxes	(119)	(133)	(106)

Pro forma net income available to common stockholders	$5,180	4,192	3,492

PER COMMON SHARE DATA
Basic — as reported	$3.87	3.21	2.62
Basic — pro forma	3.85	3.16	2.57
Diluted — as reported	3.81	3.18	2.60
Diluted — pro forma	$3.78	3.13	2.55

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

EARNINGS PER SHARE
     Basic earnings per share is determined by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is determined by dividing income available to common stockholders by the weighted average number of shares adjusted to include the effect of potentially dilutive shares. In calculating diluted earnings per share, the premium component of the forward price on equity forward contracts on the Company’s own stock is subtracted in calculating income available to common stockholders. Additionally, diluted shares include the share equivalent of the excess of the forward price in the case of forward contracts on the Company’s own stock and the strike price in the case of option contracts on the Company’s own stock over the current market price of the shares.
NEW ACCOUNTING PRONOUNCEMENTS AND INTERPRETATIONS
     In 2004, the Company adopted a revision (“FIN 46R”) to FIN 46, “Consolidation of Variable Interest Entities”, FASB Staff Position (“FSP”) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” and FSP 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”. The disclosures relative to the adoption and ongoing accounting under these new standards are included in Note 5 for FIN 46R, Note 15 for FSP 106-2 and Note 17 for FSP 109-2. The Company also adopted the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments”, which did not have a material impact on the Company’s consolidated financial position or results of operations.
RECLASSIFICATIONS
     Certain amounts in 2003 and 2002 were reclassified to conform with the presentation in 2004. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.

NOTE 2: BUSINESS COMBINATIONS

     On June 21, 2004, the Company announced the signing of a definitive merger agreement with SouthTrust Corporation (“SouthTrust”), and the merger was completed on November 1, 2004. The terms of this transaction called for the Company to exchange 0.89 shares of its common stock for each share of SouthTrust common stock. Based on the Company’s average of the closing prices for a period beginning two trading days before the announcement of the merger and ending two days after the merger announcement of $45.86 ($40.82 for each share of SouthTrust common stock), the transaction is valued at $14.0 billion.

     The Company entered into this business combination to enhance shareholder value by providing more products and services for customers in existing and key additional markets, by realizing increased economies of scale and by having greater potential for growth following the merger. The Company believes this combination creates a pre-eminent retail banking franchise in the southeastern United States and one of the nation’s leading banking organizations in commercial banking, asset and wealth management, securities brokerage and investment banking.
     Under the purchase method of accounting, the assets and liabilities of SouthTrust were recorded at their respective fair values as of November 1, 2004, and the results of operations in 2004 include only two months of SouthTrust. The fair values are preliminary and subject to refinement as information relative to the fair values as of November 1, 2004, becomes available and as plans for the disposition of certain assets and other exit activities are finalized.
     The Company employs a disciplined, deliberate and methodical process of integration for its mergers. As part of this process, detailed plans are developed and then approved by senior management prior to execution of the plans. Amounts are recorded as exit cost purchase accounting adjustments only after approval of the associated plan by senior management.
     Included in total exit costs of $60 million recorded as purchase accounting adjustments were employee termination benefits of $168 million, which included severance and related benefits for 2,245 SouthTrust employees terminated or notified of their pending termination in connection with the merger. The terminated employees were primarily in staff and support areas of the General Bank segment. The remaining exit costs were primarily transaction costs offset by the write-up to fair value of regulatory-mandated SouthTrust branch sales of $129 million.
     Based on the ending SouthTrust tangible equity of $3.9 billion, an aggregate purchase price of $14.0 billion and total purchase accounting adjustments of a net write-down of $629 million, the merger resulted in total intangible assets of $10.7 billion ($10.4 billion net of deferred income taxes). Of the total intangible assets, $662 million ($407 million net of deferred income taxes) was allocated to deposit base intangible, $78 million ($48 million net of deferred income taxes) was allocated to customer relationship intangible and $9.9 billion to goodwill. Amortization expense related to intangible assets is not deductible for income tax purposes; however, for financial reporting purposes deferred income tax liabilities were recorded on all intangible assets except goodwill. The deferred income tax liabilities will be reflected as an income tax benefit in the results of operations in proportion to and over the amortization period of the related intangible asset.
     The purchase price, preliminary allocation of the purchase price to the assets and liabilities of SouthTrust, preliminary exit costs related to SouthTrust and preliminary allocation of the total intangibles follows. Pro forma information related to this transaction is not considered material, and therefore is not included.

Audited Financial Statements

PRELIMINARY GOODWILL AND OTHER INTANGIBLE ASSETS CREATED
  BY THE WACHOVIA/SOUTHTRUST MERGER

(In millions)	2004

Purchase price less SouthTrust ending tangible stockholders’ equity as of November 1, 2004	$10,048

Fair value purchase accounting adjustments (a)
Financial assets, including securities, loans and loans held for sale	(69)
Premises and equipment	98
Employee benefit plans	99
Financial liabilities, including deposits and long-term debt	275
Other	27

Total pre-tax fair value purchase accounting adjustments	430
Deferred income taxes	(163)

Total after-tax fair value purchase accounting adjustments	267

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	168
Write-up of fair value on regulatory-mandated branch sales	(129)
Other	21

Total pre-tax exit costs	60
Deferred income taxes	17

Total after-tax exit cost purchase accounting adjustments	77

Total purchase intangibles	10,392
Deposit base intangible	662
Other identifiable intangibles	78

Total deposit base and other identifiable intangibles	740
Deferred income taxes	(285)

Preliminary goodwill	$9,937

(a) These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of SouthTrust to their respective fair values as of November 1, 2004.
(b) These adjustments represent incremental costs relating to combining the two companies and are specifically attributable to SouthTrust.

WACHOVIA/PRUDENTIAL FINANCIAL, INC. TRANSACTION

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
     Under the purchase method of accounting, the assets and liabilities of the retail brokerage business of Prudential Financial were recorded at their respective fair values as of July 1, 2003. The assets and liabilities of the Company’s retail brokerage business continue to be recorded at their pre-combination basis and were not adjusted to fair value as a result of the combination. The difference between the Company’s pre-combination basis in the net assets of its retail brokerage business and 62 percent of the net assets of the combined entity was $224 million. The terms of the agreement provide that the minority owner has the ability to require the Company to repurchase its shares after two years and that the Company has the ability to repurchase the shares after 15 years. Because of these terms, the Company concluded that subsequent reacquisition of the shares was possible, and accordingly, the Company recorded the $224 million directly to stockholders’ equity.
     The $1.1 billion purchase price for the Prudential Financial retail brokerage business was based on an independent valuation of the contributed business. The valuation uses common techniques for valuing businesses such as discounted cash flow analysis.
     In 2004, the Company recorded certain refinements to its initial estimates of the fair value of the assets and liabilities related to the retail brokerage transaction of $74 million, recorded additional exit cost purchase accounting adjustments of $397 million, and recorded a net $96 million adjustment to deferred income taxes. Together, these adjustments resulted in an increase to goodwill of $375 million and resulted in total intangible assets of $731 million. Of the total intangible assets, $151 million ($113 million net of deferred income taxes) was allocated to customer relationships, resulting in $580 million of goodwill. Included in total exit costs of $515 million recorded as purchase accounting adjustments were employee termination benefits of $147 million, which included severance and related benefits for 2,256 employees terminated or notified of their pending termination in connection with the combination. The terminated employees were primarily in staff and support areas.
     In the first half of 2004, the Company made final decisions related to the retail brokerage transaction, particularly related to the integration of the back-office operations and management and to the consolidation of Prudential Securities and Wachovia Securities branches in overlapping markets, and senior management approved plans related to these final components of the integration plan. At that time, the Company recorded the additional $402 million in exit cost purchase accounting adjustments that principally included finalization of real estate requirements in New York City and employee terminations. In addition, the Company reduced certain liabilities of $5 million associated with exit cost purchase accounting adjustments, which resulted in a reduction to goodwill.

Audited Financial Statements

NOTE 3: TRADING ACCOUNT ASSETS AND LIABILITIES

	December 31,

(In millions)	2004	2003

TRADING ACCOUNT ASSETS
U. S. Treasury securities	$2,768	1,460
U. S. Government agency securities	3,799	3,653
State, county and municipal securities	868	734
Mortgage-backed securities	7,486	4,009
Other asset-backed securities	5,860	4,748
Corporate bonds and debentures	5,745	3,977
Derivative financial instruments	10,658	11,859
Sundry	8,748	4,274

Total trading account assets	$45,932	34,714

TRADING ACCOUNT LIABILITIES
Securities sold short	12,258	8,654
Derivative financial instruments	9,451	10,530

Total trading account liabilities	$21,709	19,184

NOTE 4: SECURITIES

	December 31, 2004

									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$216	457	140	164	977	2	3	978	4.83
U.S. Government agencies	319	51,777	14,805	14	66,915	596	135	66,454	4.49
Asset-backed
Residual interests from securitizations	-	434	460	-	894	254	4	644	5.05
Retained bonds from securitizations	289	2,716	251	-	3,256	35	1	3,222	3.85
Collateralized mortgage obligations	241	4,754	615	71	5,681	56	16	5,641	3.50
Commercial mortgage-backed	33	4,291	3,949	-	8,273	486	7	7,794	5.49
Other	3,785	800	54	-	4,639	15	1	4,625	1.10
State, county and municipal	102	372	457	2,864	3,795	243	5	3,557	16.82
Sundry	526	7,483	5,111	3,047	16,167	265	18	15,920	6.82

Total market value	$5,511	73,084	25,842	6,160	110,597	1,952	190	108,835	5.08

MARKET VALUE
Debt securities	$5,511	73,084	25,842	4,584	109,021	1,908	184	107,297
Equity securities	-	-	-	1,576	1,576	44	6	1,538

Total market value	$5,511	73,084	25,842	6,160	110,597	1,952	190	108,835

AMORTIZED COST
Debt securities	$5,482	72,094	25,285	4,436	107,297
Equity securities	-	-	-	1,538	1,538

Total amortized cost	$5,482	72,094	25,285	5,974	108,835

WEIGHTED AVERAGE YIELD
U.S. Treasury	2.16%	2.91	4.32	2.40	2.86
U.S. Government agencies	4.87	4.97	5.11	5.22	5.00
Asset-backed
Residual interests from securitizations	-	15.25	20.21	-	17.23
Retained bonds from securitizations	7.41	3.45	3.33	-	3.79
Collateralized mortgage obligations	5.79	4.63	4.39	5.04	4.66
Commercial mortgage-backed	3.12	6.41	5.29	-	5.85
Other	3.31	6.39	3.82	-	3.84
State, county and municipal	8.63	9.36	8.95	7.12	7.58
Sundry	4.20	4.46	4.72	5.64	4.76
Consolidated	3.85%	5.00	5.23	6.21	5.06

Audited Financial Statements

	December 31, 2003

									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$105	630	-	2	737	3	-	734	2.12
U.S. Government agencies	251	29,544	17,014	-	46,809	664	172	46,317	4.13
Asset-backed
Residual interests from securitizations	29	474	501	48	1,052	369	-	683	4.94
Retained bonds from securitizations	501	6,328	2,127	9	8,965	278	2	8,689	3.37
Collateralized mortgage obligations	2,409	9,197	545	-	12,151	79	38	12,110	2.96
Commercial mortgage-backed	-	4,222	4,319	40	8,581	621	14	7,974	5.73
Other	3,665	2,944	73	14	6,696	20	3	6,679	1.64
State, county and municipal	56	324	509	2,289	3,178	245	1	2,934	16.72
Sundry	509	6,227	2,508	3,032	12,276	197	69	12,148	7.70

Total market value	$7,525	59,890	27,596	5,434	100,445	2,476	299	98,268	4.64

MARKET VALUE
Debt securities	$7,525	59,890	27,596	3,961	98,972	2,421	294	96,845
Equity securities	-	-	-	1,473	1,473	55	5	1,423

Total market value	$7,525	59,890	27,596	5,434	100,445	2,476	299	98,268

AMORTIZED COST
Debt securities	$7,397	58,647	26,985	3,816	96,845
Equity securities	-	-	-	1,423	1,423

Total amortized cost	$7,397	58,647	26,985	5,239	98,268

WEIGHTED AVERAGE YIELD
U.S. Treasury	0.95%	2.22	-	5.13	2.05
U.S. Government agencies	6.78	4.84	5.24	-	5.00
Asset-backed
Residual interests from securitizations	-	49.34	19.33	14.29	34.13
Retained bonds from securitizations	7.23	5.15	1.85	13.94	4.47
Collateralized mortgage obligations	3.96	2.56	3.76	-	2.89
Commercial mortgage-backed	-	5.77	5.64	4.10	5.70
Other	2.38	3.13	5.68	0.27	2.74
State, county and municipal	7.78	9.24	9.54	7.60	8.06
Sundry	6.48	4.98	5.50	5.55	5.29
Consolidated	3.63%	4.77	5.24	6.45	4.90

     At December 31, 2004 and 2003, all securities not classified as trading were classified as available for sale.

     Included in U.S. Government agencies are agency securities retained from the securitization of residential mortgage loans. These securities had an amortized cost and market value of $1.9 billion and $1.9 billion at December 31, 2004, respectively, and an amortized cost and market value of $2.3 billion and $2.4 billion at December 31, 2003, respectively. Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA and auto loans. Securities with an aggregate amortized cost of $54.1 billion at December 31, 2004, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
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
     At December 31, 2004 and 2003, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $2.9 billion and $2.1 billion, respectively. At December 31, 2004 and 2003, there were commitments to sell securities at a cost that approximates a market value of $1.8 billion and $839 million, respectively.
     Gross gains and losses realized on the sale of debt securities in 2004 were $275 million and $364 million (including $47 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $91 million and $12 million (including $11 million of impairment losses), respectively. Gross gains and losses realized on the sale of debt securities in 2003 were $325 million and $255 million (including $173 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $6 million and $31 million (including $27 million of impairment losses), respectively. Gross gains and losses realized on the sale of debt securities in 2002 were $380 million and $180 million (including $172 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $14 million and $45 million, respectively.
     The market value and unrealized loss on securities as of December 31, 2004, segregated by those securities that have been in an unrealized loss position for less than one year and one year or more are presented below. The reference point for determining when securities are in an unrealized loss position is quarter-end. As such, it is possible that a security had a market value that exceeded its amortized cost on other days during the past twelve-month period.

	December 31, 2004
	Less Than 1 Year		1 Year or More		Total

	Market	Unrealized	Market	Unrealized	Market	Unrealized
(In millions)	Value	Loss	Value	Loss	Value	Loss

AAA/AA-RATED SECURITIES
U.S. Treasury	$457	(3)	-	-	457	(3)
U.S. Government agencies	23,071	(118)	856	(17)	23,927	(135)
Asset-backed	3,828	(24)	-	-	3,828	(24)
State, county and municipal	299	(5)	-	-	299	(5)
Sundry	678	(6)	182	(6)	860	(12)

Total AAA/AA-rated securities	28,333	(156)	1,038	(23)	29,371	(179)

A/BBB-RATED SECURITIES
Asset-backed	227	(1)	-	-	227	(1)
Sundry	155	(2)	-	-	155	(2)

Total A/BBB-rated securities	382	(3)	-	-	382	(3)

BELOW INVESTMENT GRADE OR NON-RATED SECURITIES
Asset-backed	174	(4)	-	-	174	(4)
Sundry	170	(2)	4	(2)	174	(4)

Total below investment grade or non-rated securities	344	(6)	4	(2)	348	(8)

Total	$29,059	(165)	1,042	(25)	30,101	(190)

     The gross unrealized losses at December 31, 2004, principally related to U.S. Government agencies, were primarily caused by interest rate changes. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment, which is discussed in Note 1, and does not consider them other-than-temporarily impaired. Included in equity securities are $161 million of preferred equity securities issued by U.S. Government agencies. The gross unrealized losses on these securities were not significant at December 31, 2004.

Audited Financial Statements

NOTE 5: SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS, VARIABLE INTEREST ENTITIES AND SERVICING ASSETS

SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS

     The Company securitizes, sells and services primarily commercial and consumer real estate loans and, beginning in 2004, auto loans. In certain situations, the Company also provides liquidity agreements to investors in the beneficial interests and provides credit enhancements in the form of standby letters of credit. Subordinated and residual interests for which there are no quoted market prices are valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.
     Included in trading account profits (losses) was $118 million, $121 million and $65 million in 2004, 2003 and 2002, respectively, related to the securitization of commercial real estate loans. The Company recognized gains of $77 million, $115 million and $159 million in 2004, 2003 and 2002, respectively, related to the securitization and sale of consumer real estate loans. The Company recognized losses of $57 million in 2004, related to the securitization and sale of auto loans.
     At December 31, 2004, the Company had $6.5 billion of retained interests from securitization transactions. These retained interests included $1.9 billion of retained agency securities, $3.7 billion of senior and subordinated notes, receivables and servicing assets, and $894 million of residual interests. Of the $6.5 billion of retained interests, $3.0 billion (including the $1.9 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $3.5 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices. In 2004, the Company purchased the beneficial interests held by third parties for certain consumer real estate and student loan securitizations, and the trusts were subsequently terminated.
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
     Original economic assumptions used for valuing certain retained interests in securitizations using discounted cash flow analyses and the cash flow activity from those securitizations completed in 2004, 2003 and 2002 are presented below.

	December 31,
	2004				2003		2002

	Commercial		Consumer	Auto	Commercial	Consumer	Commercial	Consumer
(In millions)	Real Estate		Real Estate	Loans	Real Estate	Real Estate	Real Estate	Real Estate

ORIGINAL ECONOMIC ASSUMPTIONS (a)
Prepayment speed (CPR)	-%		41.37	25.75	-	44.54	-	39.50
Weighted average life	-	yrs	4.31	2.81	-	4.15	-	2.02
Expected credit losses	-%		0.44	1.33	-	0.40	-	0.32
Discount rate (b)	-%		11.00	12.00	-	11.00	-	3.46

CASH FLOW ACTIVITY
Proceeds from
New securitizations	$7,122		2,989	2,793	5,135	3,051	2,711	6,073
Collections used by trust to purchase new balances in revolving securitizations	-		187	-	-	561	-	1,344
Service fees received	12		6	5	9	9	9	13
Cash flow received from retained interests	-		2	12	1	17	2	1,147
Servicing advances, net	$21		-	-	13	-	11	-

(a) There were no beneficial interests in commercial real estate loan securitizations retained in 2004, 2003 and 2002 that were valued using discounted cash flow analyses.
(b) Consumer real estate in 2002 included $2.6 billion of notes discounted at 1.96 percent, $1.5 billion of notes discounted at 5.39 percent and $177 million of residual interests discounted at 9.92 percent.

     At December 31, 2004, the Company had $2.8 billion of retained interests in consumer real estate loan securitizations valued using prepayment speeds of 18.96 percent to 43.83 percent, expected credit losses of 0.04 percent to 6.35 percent and discount rates of 3.73 percent to 19.30 percent. Adverse changes of 10 percent and 20 percent in the key economic assumptions used to value the retained interests were analyzed. An adverse change of 10 percent and 20 percent in the prepayment speed would result in a decrease in value of $22 million and $55 million, respectively. An adverse change of 10 percent and 20 percent in the expected credit losses would result in a decrease in value of $8 million and $21 million, respectively. An adverse change of 10 percent and 20 percent in the discount rate would result in a decrease in value of $31 million and $61 million, respectively. In addition, the Company has $643 million of retained interests in student loan, small business administration loan, municipal security, corporate debt security and auto loan securitizations for which price sensitivity is insignificant.

     Managed loans at December 31, 2004 and 2003, loans past due 90 days or more and net loan losses are presented below.

	December 31, 2004			December 31, 2003

		Loans Past	Loan		Loans Past	Loan
		Due 90	Losses,		Due 90	Losses,
(In millions)	Balance	Days (a)	Net	Balance	Days (a)	Net

MANAGED LOANS
Commercial
Loans held in portfolio	$141,226	21	79	107,466	29	337
Securitized loans	1,734	14	9	2,001	22	-
Loans held for sale	2,112	-	-	2,574	-	-
Consumer
Loans held in portfolio	92,313	501	221	68,126	312	315
Securitized loans	10,217	129	59	10,555	357	73
Securitized loans included in securities	5,033	47	19	10,905	141	74
Loans held for sale	10,876	12	25	10,051	18	16

Total managed loans	263,511	724	412	211,678	879	815
Less
Securitized loans	(11,951)	(143)	(68)	(12,556)	(379)	(73)
Securitized loans included in securities	(5,033)	(47)	(19)	(10,905)	(141)	(74)
Loans held for sale	(12,988)	(12)	(25)	(12,625)	(18)	(16)

Loans held in portfolio	$233,539	522	300	175,592	341	652

(a) Includes bankruptcies and foreclosures.

Audited Financial Statements

VARIABLE INTEREST ENTITIES

     The Company administers multi-seller commercial paper conduits through which it arranges financing for certain customer transactions that provide customers with access to the commercial paper market. The Company provides liquidity agreements to these multi-seller conduits. As currently structured, these conduits are VIEs in which the Company is the primary beneficiary. On July 1, 2003, the Company consolidated these conduits. At December 31, 2004, the Company’s balance sheet included $8.8 billion of assets, representing $4.9 billion of securities and $3.9 billion of other earning assets, and $9.0 billion of short-term commercial paper borrowings related to this consolidation.
     The Company did not consolidate or deconsolidate any other significant variable interest entities in connection with the adoption of FIN 46, and accordingly, it did not have a material impact on the Company’s consolidated financial position or results of operations, other than as indicated above. In connection with the application of FIN 46R, at March 31, 2004, the Company deconsolidated the trusts associated with its trust preferred securities. The deconsolidation of the trusts did not have a material impact on the Company’s consolidated financial position or results of operations. More information related to the trust preferred securities is presented in Note 11.
SERVICING ASSETS
     In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the relative fair value of the servicing rights on the date the loans are sold. The Company also purchases certain servicing assets. Servicing assets are amortized in proportion to and over the estimated period of net servicing income. Servicing assets are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of servicing assets exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. For purposes of impairment evaluation and measurement, the Company stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination. The assumptions used in evaluating servicing assets for impairment incorporate market assumptions for credit losses, prepayments and discount rates.

NOTE 6: LOANS

     Loans at December 31, 2004 and 2003, before unearned income, are presented below.

	December 31,

(In millions)	2004	2003

COMMERCIAL
Commercial, financial and agricultural	$75,095	55,453
Real estate — construction and other	12,673	5,969
Real estate — mortgage	20,742	15,186
Lease financing	25,000	23,978
Foreign	7,716	6,880

Total commercial	141,226	107,466

CONSUMER
Real estate secured	74,161	50,726
Student loans	10,468	8,435
Installment loans	7,684	8,965

Total consumer	92,313	68,126

Total loans	$233,539	175,592

     The components of the net investment in leveraged leases at December 31, 2004 and 2003, are presented below.

	December 31,

(In millions)	2004	2003

Net rental income receivable	$19,333	19,045
Estimated unguaranteed residual values	1,992	1,907
Unearned income	(9,338)	(9,790)

Investment in leveraged leases	11,987	11,162
Less related deferred income taxes	(5,016)	(6,995)

Net investment in leveraged leases	$6,971	4,167

     The Company recognized income before income taxes from leveraged leases of $598 million, $606 million and $603 million in 2004, 2003 and 2002, respectively, and the related income tax expense was $234 million, $236 million and $236 million in 2004, 2003 and 2002, respectively. Future minimum lease receipts relating to direct financing leases, including leveraged leases, were $21.7 billion at December 31, 2004, with $2.6 billion receivable within the next five years. Future minimum lease receipts under noncancelable operating leases was $451 million at December 31, 2004, substantially all of which is receivable over the next five years.

     Loans to directors and executive officers of the Parent Company and their related interests did not exceed 5 percent of stockholders’ equity at December 31, 2004 and 2003. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they include other features unfavorable to the Company.
     At December 31, 2004 and 2003, nonaccrual and restructured loans amounted to $1.1 billion. In 2004, 2003 and 2002, gross interest income of $91 million, $136 million and $120 million, respectively, would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2004, 2003 and 2002 amounted to $15 million, $16 million and $23 million, respectively.
     At December 31, 2004 and 2003, impaired loans amounted to $712 million and $810 million, respectively. Included in the allowance for loan losses was $31 million related to $164 million of impaired loans at December 31, 2004, and $48 million related to $241 million of impaired loans at December 31, 2003. Included in the reserve for unfunded lending commitments was $16 million related to $51 million of impaired unfunded lending commitments at December 31, 2004, and $15 million related to $53 million of impaired unfunded lending commitments at December 31, 2003. In 2004, 2003 and 2002, the average recorded investment in impaired loans was $684 million, $1.2 billion and $1.5 billion, respectively. In 2004, 2003 and 2002, $35 million, $19 million and $23 million, respectively, of interest income was recognized on loans while they were impaired. This income was recognized using the cash-basis method of accounting.
     At December 31, 2004, the Company had $6.5 billion of loans pledged as collateral for outstanding Federal Home Loan Bank borrowings and $51.7 billion of loans pledged as collateral for the contingent ability to borrow from the Federal Reserve Bank, if necessary.

Audited Financial Statements

NOTE 7: ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS

     In 2004, the Company refined the model used for determining certain components of the allowance for loan losses. The model refinement did not have a material impact on the Company’s recorded allowance for loan losses. Additionally, in 2004, the Company reclassified the reserve for unfunded lending commitments from the allowance for loan losses to other liabilities. The reclassifications had no effect on the provision for credit losses as reported. The reclassified allowance for loan losses for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,

(In millions)	2004	2003	2002

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$2,348	2,604	2,813
Provision for credit losses	290	549	1,110
Provision for credit losses relating to loans transferred to loans held for sale or sold	(31)	75	357
Balance of acquired entities at purchase date	510	-	-
Allowance relating to loans acquired, transferred to loans held for sale or sold	(60)	(228)	(554)

Total	3,057	3,000	3,726

Loan losses	(526)	(885)	(1,289)
Loan recoveries	226	233	167

Net charge-offs	(300)	(652)	(1,122)

Balance, end of year	$2,757	2,348	2,604

     The reserve for unfunded lending commitments for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,

(In millions)	2004	2003	2002

RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of year	$156	194	182
Provision for credit losses	(2)	(38)	12

Balance, end of year	$154	156	194

NOTE 8: GOODWILL AND OTHER INTANGIBLE ASSETS

     Changes in the carrying amount of goodwill related to each of the Company’s business segments for each of the years in the two-year period ended December 31, 2004, are presented below.

	December 31, 2004 and 2003

				Corporate
				and
	General	Capital	Wealth	Investment
(In millions)	Bank	Management	Management	Bank	Total

Balance, December 31, 2002	$6,923	1,639	525	1,793	10,880
Purchase accounting adjustments	1	10	2	-	13
Additions to goodwill	-	232	-	24	256

Balance, December 31, 2003	6,924	1,881	527	1,817	11,149
Purchase accounting adjustments	-	340	17	(5)	352
Additions to goodwill	9,191	158	238	438	10,025

Balance, December 31, 2004	$16,115	2,379	782	2,250	21,526

     At December 31, 2004 and 2003, the Company had $90 million assigned as the carrying amount of its tradename, which based on its indefinite useful life, is not subject to amortization.

     The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2004 and 2003, are presented below.

	December 31, 2004		December 31, 2003

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(In millions)	Amount	Amortization	Amount	Amortization

Deposit base	$2,782	1,734	2,532	1,775
Customer relationships	598	155	494	98
Servicing assets	1,081	373	687	226

Total	$4,461	2,262	3,713	2,099

     In connection with certain acquisitions in 2004, the Company recorded deposit base intangibles of $662 million, customer relationships of $107 million and servicing assets of $420 million. These intangibles have a weighted average amortization period of 13 years, 9 years and 8 years, respectively. In connection with certain acquisitions in 2003, the Company recorded customer relationship intangibles of $207 million and servicing assets of $247 million. These intangibles have a weighted average amortization period of 19 years and 6 years, respectively.

     Intangible amortization expense related to identified intangible assets and to servicing assets for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,

(In millions)	2004	2003	2002

INTANGIBLE AMORTIZATION
Identified intangible assets
Deposit base	$371	468	596
Customer relationships	60	50	32

Total	431	518	628
Servicing assets	162	80	55

Total intangible amortization	$593	598	683

     The estimated annual identified intangible assets amortization expense in each of the five years subsequent to December 31, 2004, is as follows (in millions): 2005, $407; 2006, $268; 2007, $160; 2008, $126; and 2009, $101.

Audited Financial Statements

NOTE 9: OTHER ASSETS

	December 31,

(In millions)	2004	2003

Accounts receivable, including interests in receivables	$8,328	7,113
Customer receivables, including margin loans	6,041	6,538
Interest and dividends receivable	2,702	2,388
Bank and corporate-owned life insurance	8,728	7,354
Equity method investments, including principal investing	2,408	1,799
Prepaid pension costs	2,077	1,848
Sundry assets	4,756	6,764

Total other assets	$35,040	33,804

NOTE 10: SHORT-TERM BORROWINGS

     Short-term borrowings at December 31, 2004, 2003 and 2002, and the related maximum amounts outstanding at the end of any month in each of the three years, are presented below.

	December 31,			Maximum Outstanding

(In millions)	2004	2003	2002	2004	2003	2002

Federal funds purchased	$1,959	4,364	4,817	5,350	7,606	5,824
Securities sold under repurchase agreements	43,441	48,434	30,249	50,141	51,112	30,872
Commercial paper	12,111	11,424	2,642	12,778	12,403	3,995
Other	5,895	7,068	3,465	7,104	9,279	3,464

Total short-term borrowings	$63,406	71,290	41,173

	December 31,

	2004	2003	2002

WEIGHTED AVERAGE INTEREST RATES
Federal funds purchased and securities sold under repurchase agreements	2.05%	0.78	1.34
Commercial paper	2.18%	1.01	0.47
WEIGHTED AVERAGE MATURITIES (In days)
Federal funds purchased and securities sold under repurchase agreements	28	19	25
Commercial paper	11	10	3

Audited Financial Statements

NOTE 11: LONG-TERM DEBT

	December 31,

(In millions)	2004	2003

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
3.50% to 7.70%, due 2005 to 2020 (par value $200 to $1,557) (a)	$7,275	6,757
Floating rate, due 2005 to 2007 (par value $400 to $2,400) (a)	6,400	490
Floating rate extendible, due 2005 (b)	10	10
Equity-linked, due 2005 to 2010 (a)	73	25
Subordinated notes
4.875% to 7.50%, due 2005 to 2014 (par value $150 to $1,500) (a)	6,000	3,622
6.605%, due 2025 (par value $250) (a)	250	250
6.30%, Putable/Callable, due 2028 (par value $200)	200	200
8.00%	-	149
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035 (par value $250 to $300) (c)	795	795
Hedge-related basis adjustments	412	728

Total notes and debentures issued by the Parent Company	21,415	13,026

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	5,427	6,059
Subordinated notes
6.625% to 6.75%, due 2005 to 2006 (par value $175 to $200) (a) (d)	375	375
Bank, 2.56% to 7.875%, due 2006 to 2036 (par value $25 to $1,000)	4,871	3,047
7.80% to 7.95%, due 2006 to 2007 (par value $100 to $150) (a)	249	248
Floating rate, due 2013 (par value $417) (e)	417	417

Total notes issued by subsidiaries	11,339	10,146

OTHER DEBT
Junior subordinated debentures, floating rate, due 2026 to 2029	3,106	-
Trust preferred securities	-	3,022
Collateralized notes, floating rate, due 2006 to 2007	4,420	4,420
Advances from the Federal Home Loan Bank	5,001	5,001
Preferred units issued by a bank subsidiary	57	57
Capitalized leases, rates generally ranging from 1.757% to 14.29% (f)	748	761
Mortgage notes and other debt of subsidiaries, varying rates and terms	483	11
Hedge-related basis adjustments	190	286

Total other debt	14,005	13,558

Total long-term debt	$46,759	36,730

(a) Not redeemable prior to maturity.
(b) Redeemable in whole or in part at the option of the Parent Company only on certain specified dates.
(c) Redeemable in whole or in part at the option of the holders only on certain specified dates.
(d) Assumed by the Parent Company.
(e) Redeemable in whole or in part at the option of a nonbank subsidiary only on certain specified dates.
(f) Includes $28 million of capitalized leases in the Parent Company.

     At December 31, 2004, floating rate notes of $6.4 billion had rates of interest ranging from 2.17 percent to 2.84 percent.

     The interest rate on the floating rate extendible notes is 2.65 percent to March 15, 2005.
     The equity-linked derivative component of the equity-linked notes has been separated from the host component and is classified as a trading derivative.
     The 6.30 percent putable/callable notes are subject to mandatory redemption on April 15, 2008, and under certain specified conditions, they may be put to the Parent Company by the trustee on or after this date.
     At December 31, 2004, bank notes of $4.2 billion had floating rates of interest ranging from 0.50 percent to 7.70 percent, and $1.2 billion of the notes had fixed rates of interest ranging from 3.00 percent to 7.00 percent. Included in bank notes are $66 million and $181 million of equity-linked notes at December 31, 2004 and 2003, respectively.
     The interest rate on $417 million of floating rate notes is 3.06 percent to January 3, 2005.
     At December 31, 2003, statutory business trusts (the “Trusts”) created by the Parent Company and Wachovia Bank had outstanding trust preferred securities with an aggregate par value of $2.3 billion and $750 million, respectively. At March 31, 2004, with the adoption of FIN 46R, the Company deconsolidated the trusts. The Trusts that issued these preferred securities used the related proceeds to purchase junior subordinated debentures from the Parent Company and from Wachovia Bank. Accordingly, at December 31, 2004, long-term debt included $3.1 billion of junior subordinated debentures with an aggregate par value of $3.1 billion. Junior subordinated debentures at December 31, 2004, and trust preferred securities at December 31, 2003, are included in tier 1 capital for regulatory purposes.
     The junior subordinated debentures issued by the Parent Company have interest rates ranging generally from 7.64 percent to 8.04 percent and maturities ranging from December 1, 2026, to November 15, 2029. These junior subordinated debentures are redeemable in whole or in part beginning on or after December 1, 2006, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.
     Included in the $3.1 billion of junior subordinated debentures at December 31, 2004, are junior subordinated debentures issued by Wachovia Bank with a par value of $300 million and an 8 percent rate of interest, and a par value of $450 million and a LIBOR-indexed floating rate of interest. The related maturities range from December 15, 2026, to February 15, 2027. These junior subordinated debentures have terms substantially the same as the junior subordinated debentures issued by the Parent Company.
     At December 31, 2004, collateralized notes of $4.4 billion had floating rates of interest based on spreads to LIBOR ranging from (2.51) percent to 2.07 percent. The spread on certain portions of the notes can vary based on the returns of the related collateral. As the (2.51) percent indicates, it is possible to be in a receivable position on the interest component for a portion of these notes.
     At December 31, 2004, a bank subsidiary had outstanding Class A preferred units with a stated value of $57 million. Distributions are payable to preferred unit holders on a cumulative basis until an annual return of 12.50 percent has been paid. In addition, distributions on the preferred units must be paid before the Company can declare or pay a dividend on its common stock. The Company’s subsidiary can redeem the preferred units at defined premiums beginning in September 2009. The preferred units have a mandatory redemption date of September 2012 at the stated value.
     At December 31, 2004, $2.3 billion of senior or subordinated debt securities or equity securities of the Company remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission. In addition, the Company has available for issuance up to $1.9 billion under a medium-term note program covering senior or subordinated debt securities.
     At December 31, 2004, Wachovia Bank has available a global note program for issuance up to $43.5 billion of senior or subordinated notes.
     The weighted average rate paid for long-term debt in 2004, 2003 and 2002 was 4.00 percent, 4.02 percent and 4.29 percent, respectively, before the impact of risk management derivatives. See Note 19 for information on interest rate swaps entered into in connection with the issuance of long-term debt.
     Long-term debt maturing in each of the five years subsequent to December 31, 2004, is as follows (in millions): 2005, $8,920; 2006, $7,946; 2007, $9,572; 2008, $3,803; and 2009, $2,326.

Audited Financial Statements

NOTE 12: COMMON AND PREFERRED STOCK AND CAPITAL RATIOS

	December 31,
	2004		2003		2002

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
(Options and shares in thousands)	Number	Price (a)	Number	Price (a)	Number	Price (a)

STOCK OPTIONS
Options outstanding, beginning of year	124,198	$36.71	115,018	$36.04	102,591	$35.18
Granted	15,534	44.71	20,983	37.49	24,238	37.96
Options of acquired entities	14,909	25.12	-	-	-	-
Exercised	(17,148)	31.74	(10,513)	28.89	(6,110)	24.45
Expired and forfeited	(757)	45.04	(1,290)	53.35	(5,701)	40.92

Options outstanding, end of year	136,736	$36.85	124,198	$36.71	115,018	$36.04

Options exercisable, end of year	99,228	$35.65	81,219	$36.75	63,139	$36.56

RESTRICTED STOCK
Unvested shares, beginning of year	11,391	$35.56	11,531	$35.21	13,366	$37.73
Granted	5,980	46.45	4,919	36.75	4,924	32.44
Vested	(4,658)	35.92	(4,540)	36.01	(5,967)	38.66
Expired and forfeited	(443)	40.20	(519)	35.07	(792)	34.44

Unvested shares, end of year	12,270	$40.56	11,391	$35.56	11,531	$35.21

EMPLOYEE STOCK OPTIONS
Options outstanding, beginning of year	19,199	$46.75	20,758	$46.75	22,963	$46.75
Exercised	(3,818)	46.75	-	-	-	-
Expired and forfeited	(15,381)	46.75	(1,559)	46.75	(2,205)	46.75

Options outstanding, end of year	-	$-	19,199	$46.75	20,758	$46.75

Options exercisable, end of year	-	$-	15,527	$46.75	4,867	$46.75

(a) The weighted-average price for stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.

STOCK PLANS

     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, vest based on continued service with the Company for a specified period, generally three years to five years following the date of grant, and have a contractual life of ten years.
     Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over three years to five years, during which time the holder receives dividends and has full voting rights. Compensation cost recognized for restricted stock was $190 million, $177 million and $194 million in 2004, 2003 and 2002, respectively. As discussed in Note 1, the Company adopted the fair value method of accounting for stock options in 2002, and as a result, $130 million, $102 million and $58 million of stock option expense was included as a component of salaries and employees benefits in the results of operations in 2004, 2003 and 2002, respectively.
     The range of exercise prices and the related number of options outstanding at December 31, 2004, are as follows (shares in thousands): $4.13-$9.46, 806 shares; $12.16-$19.77, 3,014 shares; $20.32-$29.64, 14,160 shares; $30.02-$39.72, 84,647 shares; $40.13-$48.93, 24,488 shares; $53.94-$55.12, 5,971 shares; and $60.44-$62.13, 3,650 shares. The weighted average exercise prices, remaining contractual maturities and weighted average exercise prices of options currently exercisable for each exercise price range are as follows: $7.58, 0.7 years and $7.58; $16.14, 2.9 years and $16.14; $25.52, 4.9 years and $25.52; $35.40, 6.3 years and $34.69; $44.19, 3.7 years and $43.32; $54.94, 4.3 years and $54.94; and $62.02, 3.3 years and $62.02, respectively.
     At December 31, 2004, the Company had 104 million additional shares of common stock reserved for issuance under the stock option plans.

     The Company also had an employee stock option plan (the “1999 Plan”) that expired on September 30, 2004. Under the terms of the 1999 plan, 3.8 million shares of common stock were issued in 2004 and all other options related to the 1999 Plan expired unexercised. Prior to 2004, no common stock was issued under the 1999 Plan.

     The weighted average grant date fair values of options under the stock option plans were $9.41, $8.38 and $10.39 in 2004, 2003 and 2002, respectively. The more significant assumptions used in estimating the fair value of stock options in 2004, 2003 and 2002 include risk-free interest rates of 3.68 percent, 3.15 percent and 4.65 percent, respectively; dividend yields of 3.58 percent, 3.10 percent and 2.53 percent, respectively; volatility of the Company’s common stock of 27 percent in 2004, 28 percent in 2003 and 29 percent in 2002; and weighted average expected lives of the stock options of 6.0 years in each of three years ended December 31, 2004. Additionally, the estimated fair value of stock options is reduced by an estimate of forfeiture experience which was 8.00 percent in 2004 and in 2003, and 7.50 percent in 2002.
     The Company recorded income tax benefits of $70 million, $46 million and $6 million in 2004, 2003 and 2002, respectively, related to employee stock option exercises.
DIVIDEND REINVESTMENT PLAN
     Under the terms of the Dividend Reinvestment Plan, a participating stockholder’s cash dividends and optional cash payments may be used to purchase the Company’s common stock. Common stock issued under the Dividend Reinvestment Plan was (in thousands): 1,358 shares, 1,247 shares and 1,638 shares in 2004, 2003 and 2002, respectively. In accordance with the terms of the Dividend Reinvestment Plan, the common stock issued in 2004, 2003 and 2002 was purchased in the open market. At December 31, 2004, the Company had 3 million additional shares of common stock reserved for issuance under the Dividend Reinvestment Plan.
TRANSACTIONS BY THE COMPANY IN ITS COMMON STOCK
     At December 31, 2004, the Company had the authority to repurchase up to 76 million shares of its common stock. In 2004, 2003 and 2002, the Company repurchased 47 million, 35 million and 4 million shares, respectively, of common stock, at a cost of $2.4 billion, $1.4 billion and $137 million, respectively, in the open market or through the settlement of equity collars as noted below. In January 2004, the Board of Directors of the Company authorized an additional 60 million share buyback program.
     The Company has used forward equity sales transactions (“equity forwards”) and forward purchase contracts in connection with its stock repurchase program. These transactions are accounted for as equity. In determining diluted earnings per share, the premium component of the forward price on equity forwards is subtracted in determining income available to common stockholders. In 2002, the premium component of the equity forward was anti-dilutive, and accordingly, it was not included in the determination of earnings per share. For forward purchase contracts, diluted shares include the share equivalent of the excess of the forward price over the current market price of the shares.
     In 2003, the Company settled the remaining forward purchase contract involving 24 million shares at a cost of $773 million. In 2002, the Company settled the remaining equity forward contract and a forward purchase contract by purchasing 12 million shares at a cost of $536 million.
     The Company has also entered into option contracts in its stock to offset potential dilution from the exercise of stock options. These option contracts involve the contemporaneous purchase of a call option and the sale of a put option to the same counterparty (“collar transactions”). In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity”, which requires that the fair value of certain financial instruments where the issuer may settle the instrument by issuing its own equity shares be classified as assets or liabilities. Subsequent changes in fair value are recorded in the results of operations. The Company’s equity collars are considered financial instruments within the scope of SFAS 150. In connection with the adoption of SFAS 150 on July 1, 2003, the Company recorded the fair value of the outstanding equity collars as an asset and recognized an after-tax gain of $17 million ($26 million before tax), which is presented in the results of operations as the cumulative effect of a change in accounting principle. In 2003, the Company recorded an additional gain of $25 million related to changes in the fair value of these contracts through the date they matured. In 2003, the Company settled the outstanding equity collars by purchasing 7 million shares at a cost of $240 million, and none remained outstanding at December 31, 2003.
     In 2004, the Company entered into equity collars involving 10 million shares of common stock, 5 million of which matured and the Company purchased the shares at a cost of $237 million. The remaining contracts mature in July 2005 and August 2005 at strike prices that range from $43.43 per share to $47.54 per share. If physical settlement of the remaining contracts had occurred at December 31, 2004, the Company would have purchased 5 million shares at an average strike price of $47.36 per share, or a cost of $237 million (fair value of $263 million). In 2004, the Company recorded a net gain of $31 million on equity collars in the results of operations.
     If the Company’s stock price declines, the fair value of the equity collars will decline. At settlement, if the Company’s stock price is between the strike prices of the put and the call, the contracts will expire worthless. If there is a precipitous decline in the Company’s share price below the strike price of the put, the Company could be required to deliver under a net share settlement of up to 39 million shares of common stock.

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
PREFERRED SHARES
     In connection with the merger of the former Wachovia, the Company issued 97 million shares of a new class of preferred stock entitled Dividend Equalization Preferred Shares (“DEPs”), which paid dividends equal to the difference between the last dividend paid by the former Wachovia of 30 cents per share and the common stock dividend declared by the Company. The Company’s total dividends for four consecutive quarters in 2003 equaled at least $1.20 per common share, and accordingly, there is no further requirement to pay dividends on the DEPs. Dividends of $5 million and $19 million, were paid to holders of the DEPs in 2003 and 2002, respectively.
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
     At December 31, 2004, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 8.01 percent, 11.11 percent and 6.38 percent, respectively. At December 31, 2003, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 8.52 percent, 11.82 percent and 6.36 percent, respectively. At December 31, 2004, the Company’s deposit-taking bank subsidiaries met the capital and leverage ratio requirements for well capitalized banks. The Company does not anticipate or foresee any conditions that would reduce these ratios to levels at or below minimum or that would cause its deposit-taking bank subsidiaries to be less than well capitalized.

NOTE 13: ACCUMULATED OTHER COMPREHENSIVE INCOME, NET

     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,
	2004, 2003 and 2002

		Income Tax
	Pre-tax	(Expense)	After-tax
(In millions)	Amount	Benefit	Amount

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2001	$727	(290)	437
Unrealized net holding gain on securities	1,954	(747)	1,207
Net gain on cash flow hedge derivatives	1,197	(454)	743
Reclassification adjustment for realized gains and losses on securities	60	(23)	37
Reclassification adjustment for realized gains and losses on cash flow hedge derivatives	(466)	177	(289)

Accumulated other comprehensive income, net, December 31, 2002	3,472	(1,337)	2,135
Unrealized net holding loss on securities	(173)	92	(81)
Net gain on cash flow hedge derivatives	74	(28)	46
Reclassification adjustment for realized gains and losses on securities	(355)	135	(220)
Reclassification adjustment for realized gains and losses on cash flow hedge derivatives	(873)	332	(541)

Accumulated other comprehensive income, net, December 31, 2003	2,145	(806)	1,339
Minimum pension liability	(105)	40	(65)
Unrealized net holding loss on securities	(268)	114	(154)
Net loss on cash flow hedge derivatives	(107)	40	(67)
Reclassification adjustment for realized gains and losses on securities	(147)	56	(91)
Reclassification adjustment for realized gains and losses on cash flow hedge derivatives	(382)	145	(237)

Accumulated other comprehensive income, net, December 31, 2004	$1,136	(411)	725

Audited Financial Statements

NOTE 14: BUSINESS SEGMENTS

     The Company has five operating segments that by virtue of exceeding certain quantitative thresholds are reportable segments. The four core business segments are the General Bank, Capital Management, Wealth Management, the Corporate and Investment Bank, plus the Parent (“Parent segment”). The Company’s Capital Management segment includes 100 percent of the combined retail brokerage entity. The 38 percent minority interest is included in the Parent. Each of these reportable segments offers a different array of products and services.

     Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest income in consolidated subsidiaries, and the change in accounting principle. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s segment presentation, which is in conformity with U.S. generally accepted accounting principles, excludes these items. Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results.
     The accounting policies of these reportable segments are the same as those of the Company as disclosed in Note 1, except as noted below. There are no significant reconciling items between the reportable segments and consolidated amounts. Certain amounts are not allocated to reportable segments, and as a result, they are included in the Parent segment as discussed below. Substantially all the Company’s revenues are earned from customers in the United States, and no single customer accounts for a significant amount of any reportable segment’s revenues.
     For segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The Company uses a management reporting model that includes methodologies for funds transfer pricing, allocation of economic capital, expected losses and cost transfers to measure business segment results. Because of the complexity of the Company, various estimates and allocation methodologies are used in preparing business segment financial information. Exposure to market risk is managed centrally within the Parent segment. In order to remove interest rate risk from each core business segment, the management reporting model employs a funds transfer pricing (“FTP”) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk. A risk-based methodology is used to allocate capital based on the credit, market and operational risks associated with each business segment. In 2004, 2003 and 2002, the cost of capital was 11 percent. A provision for credit losses is allocated to each core business segment based on net charge-offs, and any difference between the total for all core segments and the consolidated provision for credit losses is recorded in the Parent segment. Intersegment revenues, or referral fees, are paid by a segment to the segment that distributes or services the product. The amount of the referral fee is based on comparable fees paid in the market or negotiated amounts that approximate the value provided by the selling segment. Cost transfers are made for services provided by one segment to another. Activity-based costing studies are continually being refined to better align expenses with products and their revenues. Income tax expense or benefit is generally allocated to each core business segment based on a statutory tax rate adjusted for items unique to each business segment. Any difference between the total for all core business segments and the consolidated amount is included in the Parent segment. Income tax benefits related to a loss on the Company’s investment in a bank subsidiary in 2002 and to the public issuance of tax deductible preferred stock in 2002 and 2003 by the REIT subsidiary of the Parent Company were recorded in the Parent segment. Deposit base and other intangible amortization expense is included in the Parent segment and is not allocated to the Company’s core business segments. Generally, loan origination fees and costs are accounted for on a cash basis in the core business segments; the Parent segment includes an adjustment to defer and amortize the fees and costs. Affordable housing results are recorded in Corporate and Investment Bank fee and other income, net of the related income tax benefit, and the income tax benefit is eliminated in Parent fee and other income. Additionally, because merger-related and restructuring expenses are not allocated to the Company’s business segments, they are presented separately in the tables that follow.
     The Parent segment also includes certain nonrecurring revenue items; certain expenses that are not allocated to the business segments; corporate charges; and the results of the Company’s mortgage servicing, credit card and certain home equity lending businesses, certain of which have been divested or are being wound down.
     The Company continuously assesses its assumptions, methodologies and reporting classifications to better reflect the true economics of the Company’s business segments. Business segment results for 2003 and 2002 were restated to reflect several significant refinements that were incorporated for 2004. For example, in the first quarter of 2004, the Company incorporated cost methodology refinements to better align support costs to the Company’s business segments and product lines. The impact to segment earnings for full year 2003 as a result of these refinements was a $4 million decrease in the General Bank, a $17 million decrease in Capital Management, a $13 million decrease in Wealth Management, a $6 million decrease in the Corporate and Investment Bank, and a $40 million increase in the Parent.
     The Company’s business segment information for each of the years in the three-year period ended December 31, 2004, follows.

	Year Ended December 31, 2004

				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$8,046	555	506	2,441	663	(250)	11,961
Fee and other income	2,431	4,948	559	2,931	(90)	-	10,779
Intersegment revenue	168	(48)	6	(128)	2	-	-

Total revenue (a)	10,645	5,455	1,071	5,244	575	(250)	22,740
Provision for credit losses	315	-	(1)	(41)	(16)	-	257
Noninterest expense	5,536	4,608	762	2,569	747	444	14,666
Minority interest	-	-	-	-	297	(113)	184
Income taxes (benefits)	1,699	307	112	876	(447)	(128)	2,419
Tax-equivalent adjustment	41	1	-	123	85	(250)	-

Net income available to common stockholders	$3,054	539	198	1,717	(91)	(203)	5,214

Economic profit	$2,331	392	137	1,056	(99)	-	3,817
Risk adjusted return on capital	52.67%	40.14	46.72	32.64	6.38	-	37.69
Economic capital, average	$5,592	1,344	383	4,878	2,107	-	14,304
Cash overhead efficiency ratio (a)	52.01%	84.48	71.10	48.99	54.97	-	59.98
Lending commitments	$93,608	-	4,830	84,052	408	-	182,898
Average loans, net	128,063	278	11,273	32,125	294	-	172,033
Average core deposits	$172,471	25,951	12,319	19,058	1,809	-	231,608
FTE employees	43,388	19,579	3,833	4,763	24,467	-	96,030

	Year Ended December 31, 2003

				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$7,315	249	434	2,312	553	(256)	10,607
Fee and other income	2,191	4,191	534	2,262	304	-	9,482
Intersegment revenue	179	(69)	6	(116)	-	-	-

Total revenue (a)	9,685	4,371	974	4,458	857	(256)	20,089
Provision for credit losses	470	-	12	250	(146)	-	586
Noninterest expense	5,334	3,684	722	2,335	762	443	13,280
Minority interest	-	-	-	-	174	(31)	143
Income taxes (benefits)	1,377	250	88	570	(298)	(154)	1,833
Tax-equivalent adjustment	39	1	-	126	90	(256)	-

Income before cumulative effect of a change in accounting principle	2,465	436	152	1,177	275	(258)	4,247
Cumulative effect of a change in accounting principle, net of income taxes	-	-	-	-	17	-	17

Net income	2,465	436	152	1,177	292	(258)	4,264
Dividends on preferred stock	-	-	-	-	5	-	5

Net income available to common stockholders	$2,465	436	152	1,177	287	(258)	4,259

Economic profit	$1,799	324	98	558	227	-	3,006
Risk adjusted return on capital	42.83%	42.84	37.16	20.79	21.00	-	31.02
Economic capital, average	$5,651	1,018	374	5,699	2,273	-	15,015
Cash overhead efficiency ratio (a)	55.07%	84.28	74.22	52.37	28.39	-	60.55
Lending commitments	$65,457	-	4,012	69,728	482	-	139,679
Average loans, net	113,867	139	9,638	33,210	1,473	-	158,327
Average core deposits	$152,720	2,788	10,922	15,395	1,297	-	183,122
FTE employees	34,552	19,937	3,791	4,317	23,517	-	86,114

Audited Financial Statements

	Year Ended December 31, 2002

				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$6,860	162	400	2,489	262	(218)	9,955
Fee and other income	2,095	3,051	529	1,582	633	-	7,890
Intersegment revenue	162	(72)	5	(87)	(8)	-	-

Total revenue (a)	9,117	3,141	934	3,984	887	(218)	17,845
Provision for credit losses	471	-	17	993	(2)	-	1,479
Noninterest expense	5,120	2,556	661	2,080	889	387	11,693
Minority interest	-	-	-	-	6	-	6
Income taxes (benefits)	1,247	214	93	251	(573)	(144)	1,088
Tax-equivalent adjustment	40	-	-	93	85	(218)	-

Net income	2,239	371	163	567	482	(243)	3,579
Dividends on preferred stock	-	-	-	-	19	-	19

Net income available to common stockholders	$2,239	371	163	567	463	(243)	3,560

Economic profit	$1,550	295	113	174	587	-	2,719
Risk adjusted return on capital	38.31%	53.87	42.15	13.43	35.73	-	27.74
Economic capital, average	$5,677	689	363	7,142	2,372	-	16,243
Cash overhead efficiency ratio (a)	56.15%	81.38	70.77	52.21	29.40	-	59.11
Lending commitments	$57,358	-	3,288	78,332	611	-	139,589
Average loans, net	101,632	165	8,730	40,946	2,979	-	154,452
Average core deposits	$140,489	1,343	10,031	12,824	1,579	-	166,266
FTE employees	36,521	12,648	3,694	4,131	23,874	-	80,868

(a) Tax-equivalent.
(b) See Merger-Related and Restructuring Expenses in Management’s Discussion and Analysis for more information on merger-related and restructuring expenses. Additionally, the tax-equivalent amounts included in each segment are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

NOTE 15: PERSONNEL EXPENSE AND RETIREMENT BENEFITS

     The Company has a savings plan under which eligible employees are permitted to make contributions to the plan of one percent to 30 percent of eligible compensation. Annually, on approval of the Human Resources and Corporate Relations Director, employee contributions may be matched up to 6 percent of the employee’s eligible compensation. A 6 percent matching level was in place for each of the periods presented. The first one percent of the Company’s matching contribution is made in the Company’s common stock. Each employee can immediately elect to liquidate the Company’s common stock credited to the employee’s account by transferring the value of the common stock to any of a number of investment options available within the savings plan. Savings plan expense in 2004, 2003 and 2002 was $208 million, $173 million and $167 million, respectively.

     Group insurance expense for active employees in 2004, 2003 and 2002 was $351 million, $361 million and $302 million, respectively.
     The Company has a noncontributory, tax-qualified defined benefit pension plan (the “Qualified Pension”) covering the majority of employees that have at least one year of service and that have reached the age of 21. The Qualified Pension benefit expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually. Contributions are made each year to a trust in an amount that is determined by the actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Company’s tax return. The projected unit credit valuation method was used to determine the liabilities of the Qualified Pension.
     The measurement date for the Company’s pension obligations is September 30, and at September 30, 2004, the accumulated benefit obligation was $4.1 billion, which was less than the fair market value of the Qualified Pension assets at that date of $4.8 billion. Accordingly, the Qualified Pension is over funded in relation to accumulated benefits and there is no minimum pension obligation to record. At September 30, 2003, the accumulated benefit obligation was $3.6 billion. The table that follows presents the total benefit obligation, which includes the impact of future compensation levels.
     The Company has noncontributory, nonqualified pension plans (the “Nonqualified Pension”) covering certain employees. The Nonqualified Pension benefit expense is determined annually by an actuarial valuation. At September 30, 2004, the accumulated benefit obligation of $437 million exceeded the accrued benefit expense. Accordingly, a minimum pension liability was recorded as a component of other comprehensive income.
     The Company also provides certain health care and life insurance benefits for retired employees (the “Other Postretirement Benefits”). Substantially all the Company’s employees may become eligible for Other Postretirement Benefits if they reach retirement age while working for the Company.
     In May 2003, the Company amended the Qualified Pension to convert to a cash balance plan effective January 1, 2008. Until that time, benefits will continue to be earned and paid in accordance with provisions of the current Qualified Pension. At the same time, the Company amended certain provisions related to Other Postretirement Benefits effective January 1, 2008.
     In December 2003, Congress enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”), which introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans. SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, requires currently enacted changes in relevant laws to be considered in the current period measurement of postretirement benefit cost and the accumulated benefit obligation. However, the FASB issued guidance that permitted companies to defer recognition of the impact of the Act until certain accounting issues were resolved by the FASB. In May 2004, the FASB issued FSP 106-2, which provides guidance on accounting for the impact of the Act. The Company adopted the provisions of FSP 106-2 in the second quarter of 2004. The adoption of FSP 106-2 and the related remeasurement of the accumulated benefit obligation resulted in a reduction in both the annual postretirement benefit cost and the accumulated benefit obligation of $9 million and $93 million, respectively, in 2004.
     The actual asset allocation of the Company’s Qualified Pension, which is held by Wachovia Bank in a bank-administered trust fund, and of the Other Postretirement Benefits plans at September 30, 2004 and 2003, follows.

Audited Financial Statements

			Other Postretirement
	Qualified Pension		Benefits

(Percent)	2004	2003	2004	2003

EQUITY SECURITIES
Wachovia Corporation common stock	3%	5	-	-
Other equity securities	63	59	5	5

Total equity securities	66	64	5	5
OTHER SECURITIES
Debt securities	32	30	74	69
Real estate	1	1	-	-
Other	1	5	21	26

Total	100%	100	100	100

     The change in benefit obligation and the change in fair value of plan assets related to each of the Qualified Pension, the Nonqualified Pension and the Other Postretirement Benefits using a September 30 measurement date for each of the years in the two-year period ended December 31, 2004, is presented below.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits

(In millions)	2004	2003	2004	2003	2004	2003

CHANGE IN BENEFIT OBLIGATION
Benefit obligation, October 1	$3,849	3,676	339	331	961	905
Service cost	156	168	2	2	4	11
Interest cost	235	237	21	22	52	55
Retiree contributions	-	-	-	-	30	27
Plan amendments	-	(392)	-	1	-	(105)
Benefit payments	(321)	(282)	(39)	(69)	(88)	(79)
Business combinations	254	-	86	-	37	63
Plan curtailments	-	-	-	-	-	(16)
Special and/or contractual termination benefits	-	-	12	-	-	-
Actuarial (gains) losses	39	442	34	52	(62)	100

Benefit obligation, September 30	4,212	3,849	455	339	934	961

CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets, October 1	4,148	3,480	-	-	96	94
Actual return on plan assets	467	532	-	-	2	2
Employer contributions	253	418	39	69	58	52
Retiree contributions	-	-	-	-	30	27
Business combinations	264	-	-	-	-	-
Benefit payments	(321)	(282)	(39)	(69)	(88)	(79)

Fair value of plan assets, September 30	4,811	4,148	-	-	98	96

RECONCILIATION OF FUNDED STATUS
Funded status of plans	599	299	(455)	(339)	(836)	(865)
Unrecognized prior service costs	(305)	(331)	(1)	(1)	(24)	(32)
Unrecognized net losses	1,757	1,880	124	99	204	273
Employer contributions in the fourth quarter	26	-	6	7	-	-
Minimum pension liability	-	-	(105)	-	-	-

Prepaid (accrued) benefit expense at December 31,	$2,077	1,848	(431)	(234)	(656)	(624)

ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS AS OF SEPTEMBER 30
Discount rate	6.00%	6.25	6.00	6.25	6.00	6.25
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50	3.50	3.50	3.50

     The expected return on plan assets used in the annual evaluation is established at an amount that reflects the targeted asset allocation and expected returns for each component of the plan assets. The rate is reviewed annually and adjusted as appropriate to reflect changes in expected market performance or in targeted asset allocation ranges. The Company’s investment objective relating to Qualified Pension assets is to have a portfolio of assets adequate to support the liability associated with the Qualified Pension defined benefit obligation. The Company uses an asset allocation strategy to achieve this objective, focusing on return objectives over the long-term period associated with the benefit obligation. The current targeted range for asset allocation is 60 percent to 70 percent in equity securities and 30 percent to 40 percent in debt securities and cash. Rebalancing occurs on a periodic basis to maintain the targeted allocation, but normal market activity may result in deviations. While the investment objective is based on the long-term nature of the Qualified Pension, the Company uses certain measurements on rolling five-year periods to assess asset results and manager performance.

     Actuarial calculations are performed annually to determine the minimum required contributions and maximum contributions allowed as an income tax deduction for all benefit plans. The Company’s practice is to contribute the maximum amount allowed as an income tax deduction. With respect to the Qualified Pension, the Company estimates there will be no minimum required contribution in 2005 and that the maximum allowed contribution will be approximately $100 million. This amount is estimated based on preliminary information and the actual amounts contributed will be determined based on final actuarial calculations, plan asset performance, changes in law and other factors. In 2004, the Company contributed $279 million to the Qualified Pension. Additionally, the Company’s practice is to contribute annually to each of the Nonqualified Pension and Other Postretirement Benefits an amount equal to the benefit payments made during the year less any retiree contributions received during the year.
     The components of the retirement benefit costs included in salaries and employee benefits for each of the years in the three-year period ended December 31, 2004, are presented below. In addition to these costs, Wachovia Securities recorded $13 million of pension benefit costs and $2 million of other postretirement benefit costs in 2003 related to employees of Wachovia Securities who continued to participate in benefit plans of Prudential Financial from July 1, 2003, to December 31, 2003.

	Qualified Pension			Nonqualified Pension
	Years Ended December 31,			Years Ended December 31,

(In millions)	2004	2003	2002	2004	2003	2002

RETIREMENT BENEFIT COSTS
Service cost	$156	168	149	2	2	3
Interest cost	235	237	228	21	22	22
Expected return on plan assets	(386)	(361)	(371)	-	-	-
Amortization of prior service cost	(26)	(2)	10	-	-	-
Amortization of actuarial losses	80	48	-	8	4	1
Special and/or contractual termination benefits	-	-	1	12	-	-

Net retirement benefit costs	$59	90	17	43	28	26

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	6.25%	6.00-6.75	7.25	6.25	6.00-6.75	7.25
Expected return on plan assets	8.50	8.50	10.00	-	-	-
Weighted average rate of increase in future compensation levels	3.50%	3.50-3.75	4.25	3.50	3.50-3.75	4.25

Audited Financial Statements

	Other Postretirement Benefits
	Years Ended December 31,

(In millions)	2004	2003	2002

RETIREMENT BENEFIT COSTS
Service cost	$4	11	13
Interest cost	52	55	61
Expected return on plan assets	(3)	(6)	(6)
Amortization of transition losses	-	3	4
Amortization of prior service cost	(8)	(1)	3
Amortization of actuarial losses	8	7	7
Special termination benefit cost	-	-	1

Net retirement benefit costs	$53	69	83

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	6.25%	6.00-6.75	7.25
Expected return on plan assets	3.00	3.00	6.00
Weighted average rate of increase in future compensation levels	3.50%	3.50-3.75	4.25

     Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2004 were 12.00 percent grading to 5.50 percent (pre-65 years of age) and 14.00 percent grading to 5.50 percent (post-65 years of age); and at the end of 2004 were 11.00 percent grading to 5.50 percent (pre-65 years of age) and 13.00 percent grading to 5.50 percent (post-65 years of age). Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2003 were 9.00 percent grading to 5.50 percent (pre-65 years of age) and 12.00 percent grading to 5.50 percent (post-65 years of age); and at the end of 2003 were 12.00 percent grading to 5.50 percent (pre-65 years of age) and 14.00 percent grading to 5.50 percent (post-65 years of age).

     At December 31, 2004, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on service and interest costs is a $3 million increase and a $3 million decrease, respectively, and on the accumulated postretirement benefit obligation, a $41 million increase and a $36 million decrease, respectively.
     Estimated future pension benefit payments which reflect expected future service in each of the five years subsequent to December 31, 2004, are as follows (in millions): 2005, $337; 2006, $306; 2007, $327; 2008, $333; 2009, $347; and subsequent years through 2014, $1.9 billion; and estimated payments for other benefits (in millions): 2005, $126; 2006, $107; 2007, $114; 2008, $111; 2009, $112; and subsequent years through 2014, $531.

NOTE 16: MERGER-RELATED AND RESTRUCTURING EXPENSES

     The Company defines restructuring expenses as those costs related to exit or disposal activities generally incurred as part of a business combination. Specifically, restructuring expenses include costs associated with contract termination, including leases and one-time employee termination benefits in excess of ongoing severance plan benefits. In 2002, under then applicable accounting standards, restructuring expenses also included termination benefits under an ongoing severance plan and liabilities that were incurred as part of the Company’s commitment to a plan of disposal if the plan met certain criteria, even though commitment to a plan did not, by itself, necessarily result in a liability. To the extent an expense related to a merger did not qualify as a restructuring expense, it was classified as a merger-related expense. Merger-related expenses consist principally of integration costs related to combining operations such as system conversions, and in 2003 and 2004, termination benefits under an ongoing severance plan as well.

     On November 1, 2004, the Company merged with SouthTrust. Merger-related and restructuring expenses of approximately $253 million pre-tax and exit cost purchase accounting adjustments of approximately $447 million pre-tax are projected to be incurred in connection with this transaction over the anticipated 15-month integration period. The costs include primarily system conversion, personnel and employee termination benefits, and occupancy and equipment costs. In 2004, merger-related and restructuring expenses of $41 million were recorded of which $1 million was restructuring expenses.
     On July 1, 2003, the Company consummated the combination of the retail brokerage businesses of Wachovia Securities, LLC, and Prudential Financial, Inc. Merger-related and restructuring expenses and exit cost purchase accounting adjustments of approximately $1.0 billion pre-tax are projected in connection with this transaction over the 24-month integration period. The costs include primarily system conversion, personnel and employee termination benefits, and occupancy and equipment costs. Through December 31, 2004, $898 million of the $1.0 billion had been incurred. The Company expects to complete these merger activities in 2005. Of the $298 million of merger-related and restructuring expenses recorded in 2004, $22 million was restructuring expenses. No restructuring expenses were recorded in 2003 related to the retail brokerage transaction.
     The First Union and Wachovia merger was consummated in 2001, but certain merger integration activities continued through September 2004, and accordingly, the costs associated with certain of those activities are subject to the applicable accounting guidance discussed above. The merger integration activities completed after December 31, 2002, include branch conversion and consolidation, system conversions, advertising and consolidation of other premises. The costs associated with these activities are included in merger-related and restructuring expenses in the results of operations. Of the amounts recorded in 2004, 2003 and 2002, $3 million, $16 million and $140 million, respectively, were restructuring expenses. These costs are included in the previously announced estimated one-time charges related to the First Union and Wachovia merger, which was finalized in 2004 and amounted to $1.3 billion. Substantially all previously accrued liabilities were paid by December 31, 2004.
     Employee termination benefits were $48 million in 2004 and included severance payments and related benefits for 361 employees who have been displaced or notified of their pending termination date in 2004. The terminated employees were primarily in staff and support areas.
     Merger-related and restructuring expenses for each of the years in the three-year period ended December 31, 2004, follow.

Audited Financial Statements

	Years Ended December 31,

(In millions)	2004	2003	2002

MERGER-RELATED AND RESTRUCTURING EXPENSES - WACHOVIA/SOUTHTRUST
Merger-related expenses
Personnel costs	$24	-	-
System conversion costs	10	-	-
Other	6	-	-

Total merger-related expenses	40	-	-
Restructuring expenses
Other	1	-	-

Total restructuring expenses	1	-	-

Total Wachovia/SouthTrust merger-related and restructuring expenses	41	-	-

MERGER-RELATED AND RESTRUCTURING EXPENSES - WACHOVIA SECURITIES RETAIL BROKERAGE
Merger-related expenses
Personnel costs	106	29	-
Occupancy and equipment	11	3	-
Advertising	17	-	-
System conversion costs	118	31	-
Other	24	22	-

Total merger-related expenses	276	85	-
Restructuring expenses
Occupancy and equipment	18	-	-
Contract cancellations	4	-	-

Total restructuring expenses	22	-	-

Total Wachovia Securities retail brokerage merger-related and restructuring expenses	298	85	-

MERGER-RELATED AND RESTRUCTURING EXPENSES - FIRST UNION/WACHOVIA
Merger-related expenses
Personnel costs	25	45	23
Occupancy and equipment	32	67	88
Gain on regulatory-mandated branch sales	-	(9)	(121)
Advertising	1	68	45
System conversion costs	33	131	159
Other	14	46	52

Total merger-related expenses	105	348	246
Restructuring expenses
Employee termination benefits	1	-	66
Occupancy and equipment	2	12	62
Contract cancellations	-	4	5
Other	-	-	7

Total restructuring expenses	3	16	140

Total First Union/Wachovia merger-related and restructuring expenses	108	364	386

OTHER MERGER-RELATED AND RESTRUCTURING EXPENSES
Merger-related expenses from other mergers	-	-	1
Strategic repositioning restructuring expenses (reversals), net	-	(1)	-
Other restructuring expenses (reversals), net	(3)	(5)	-

Total merger-related and restructuring expenses	$444	443	387

     Components of the 2002 restructuring expenses included employee severance payments and related benefits of $66 million for 1,672 employees who were displaced or notified of their pending termination date as of December 31, 2002. Of the terminated employees in 2002, approximately 20 percent were from the General Bank segment, 10 percent were from the Corporate and Investment Bank segment, 55 percent were from the Parent segment, 9 percent were from the Capital Management segment and 6 percent were from the Wealth Management segment. Through December 31, 2004, substantially all employee termination benefits related to the terminations in 2002 have been paid.

     Occupancy expenses were $62 million in 2002. These expenses included $8 million related to the write-down of owned property as well as leasehold improvements, and furniture and equipment. These write-downs resulted from excess space due to exiting businesses, the reduction in the work force and from branch closings. The amount of the write-down represents the difference between the carrying amount of the property at the time that it was no longer held for use and the estimated net proceeds expected to be received upon disposition. The fair value was estimated using customary appraisal techniques such as evaluating the real estate market conditions in the region and comparing market values to comparable properties. If the proceeds from ultimate disposition differed from the estimate, the amount of the difference is reflected as either an additional restructuring expense or a reversal thereof. The remainder of the occupancy expenses in 2002 represented the present value of future lease obligations or lease cancellation penalties, net of any expected recovery from sub-leasing, in connection with the closure of branches and sales offices as well as certain other corporate space.
     A reconciliation of the restructuring accruals for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,
	2004, 2003 and 2002

	First Union/
	Wachovia
(In millions)	Merger	Other	Total

RESTRUCTURING ACCRUAL ACTIVITY
Balance, December 31, 2001	$63	63	126
Restructuring expenses	140	-	140
Cash payments	(124)	(51)	(175)
Noncash write-downs and other adjustments	(18)	-	(18)

Balance, December 31, 2002	61	12	73
Cash payments	(50)	(3)	(53)
Reversal of prior accruals	-	(6)	(6)
Noncash write-downs and other adjustments	(11)	-	(11)

Balance, December 31, 2003	-	3	3
Reversal of prior accruals	-	(3)	(3)

Balance, December 31, 2004	$-	-	-

Audited Financial Statements

NOTE 17: INCOME TAXES

     The aggregate amount of income taxes included in the consolidated statements of income and in the consolidated statements of changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,

(In millions)	2004	2003	2002

CONSOLIDATED STATEMENTS OF INCOME
Income taxes	$2,419	1,833	1,088
Income taxes related to the cumulative effect of a change in accounting principle	-	8	-
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Income taxes related to
Unrealized gains and losses on debt and equity securities	(170)	(227)	770
Unrealized gains and losses on derivative financial instruments	(185)	(304)	277
Unrealized gains and losses on minimum pension liability	(40)	-	-

Total	$2,024	1,310	2,135

     The provision for income taxes for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,

(In millions)	2004	2003	2002

CURRENT INCOME TAXES
Federal	$3,436	956	(159)
State	297	68	202

Total	3,733	1,024	43
Foreign	220	167	127

Total current income taxes	3,953	1,191	170

DEFERRED INCOME TAXES
Federal	(1,507)	511	949
State	(27)	131	(31)

Total deferred income taxes	(1,534)	642	918

Total income taxes	$2,419	1,833	1,088

     The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2004, follows.

	Years Ended December 31,
	2004		2003		2002

		Percent of		Percent of		Percent of
		Pre-tax		Pre-tax		Pre-tax
(In millions)	Amount	Income	Amount	Income	Amount	Income

Income before income taxes and cumulative effect of a change in accounting principle	$7,633		$6,080		$4,667

Tax at federal income tax rate	$2,672	35.0%	$2,128	35.0%	$1,633	35.0%
Reasons for difference in federal income tax rate and effective tax rate
Tax-exempt interest, net of cost to carry	(154)	(2.0)	(157)	(2.6)	(130)	(2.8)
State income taxes, net of federal tax benefit	176	2.3	129	2.1	111	2.4
Life insurance, increase in cash surrender value	(148)	(1.9)	(143)	(2.4)	(122)	(2.6)
Foreign taxes, net	34	0.4	32	0.5	30	0.6
Subsidiary stock, recognition of basis differences	-	-	(58)	(0.9)	(326)	(7.0)
Tax credits, net of related basis adjustments	(115)	(1.5)	(134)	(2.2)	(139)	(3.0)
Change in the beginning-of-the-year deferred tax assets valuation allowance	5	0.1	14	0.2	17	0.4
Other items, net	(51)	(0.7)	22	0.4	14	0.3

Total income taxes	$2,419	31.7%	$1,833	30.1%	$1,088	23.3%

     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 2004, are presented below.

	December 31,

(In millions)	2004	2003	2002

DEFERRED INCOME TAX ASSETS
Allowance for loan losses, net	$1,052	908	1,045
Accrued expenses, deductible when paid	1,589	1,356	987
REMIC residual interests	241	80	21
Net operating loss carryforwards	109	111	163
Tax credit carryforwards	7	773	781
Unrealized losses on investments	821	674	595
Other	484	648	678

Total deferred income tax assets	4,303	4,550	4,270

Deferred income tax assets valuation allowance	59	54	40

DEFERRED INCOME TAX LIABILITIES
Depreciation	134	61	57
Unrealized gains on debt and equity securities, derivative financial instruments and minimum pension liability	411	806	1,337
Intangible assets	520	435	532
Deferred income	64	72	144
Leasing activities	6,107	7,566	6,759
Prepaid pension assets	798	703	568
Other	226	325	220

Total deferred income tax liabilities	8,260	9,968	9,617

Net deferred income tax liabilities	$4,016	5,472	5,387

Audited Financial Statements

     A portion of the annual change in the net deferred income tax liability relates to unrealized gains and losses on debt and equity securities. The related 2004, 2003 and 2002 deferred income tax expense (benefit) of $(170) million, $(227) million and $770 million, respectively, was recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. A portion of the annual change in the net deferred income tax liability relates to unrealized gains and losses on derivative financial instruments. The related 2004, 2003 and 2002 deferred income tax expense (benefit) of $(185) million, $(304) million and $277 million, respectively, was recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. Additionally, a portion of the annual change in the net deferred income tax liability relates to unrealized gains and losses on the minimum pension liability. The related 2004 deferred income tax benefit of $40 million was recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. Purchase acquisitions also increased the net deferred income tax liability by $473 million in 2004, and decreased the net deferred income tax liability by $26 million and $50 million in 2003 and 2002, respectively.

     The realization of deferred income tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. The Company has determined it is more likely than not that the deferred income tax assets can be supported by carrybacks to federal taxable income in the two-year federal carryback period and by expected future taxable income that will exceed amounts necessary to fully realize remaining deferred income tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to state net operating loss carryforwards. A portion of the annual change in the valuation allowance relates to deferred income tax assets attributable to purchase acquisitions. The related 2002 decrease in the valuation allowance of $27 million has been recorded as a component of goodwill.
     The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary included in the consolidated federal income tax return pays its allocation of federal income taxes to the Parent Company or receives payment from the Parent Company to the extent income tax benefits are realized. Where federal or state income tax laws do not permit consolidated or combined income tax returns, applicable separate company federal or state income tax returns are filed, and payment, if any, is remitted directly to the federal or state governments.
     Federal income tax carryforwards at December 31, 2004, consisted of net operating loss carryforwards with related deferred income tax assets of $37 million. Utilization of these net operating losses is subject to limitations under federal income tax laws, and will expire, if not utilized, in varying amounts through 2024. Federal general business credit and alternative minimum tax credit carryforwards and related deferred income tax assets at December 31, 2003, of $400 million and $357 million, respectively, were fully utilized in 2004 pursuant to the resolution of prior year federal income tax issues as described below.
     State income tax carryforwards at December 31, 2004, consisted of net operating loss and general business tax credit carryforwards with related deferred income tax assets of $72 million and $7 million, respectively. These state income tax carryforwards were generated by certain subsidiaries in various jurisdictions and their utilization is subject to limitations under various state income tax laws. The state net operating loss and general business tax credit carryforwards expire, if not utilized, in varying amounts through 2024 and 2007, respectively.
     FSP 109-2 addresses the effect of the American Jobs Creation Act of 2004 (the “Act”) on the accounting for the income tax effect of the repatriation of foreign earnings. The Act has provided the Company a one-time opportunity to take advantage of an 85 percent dividends received deduction related to the repatriation of certain previously undistributed earnings of foreign subsidiaries to the United States. In accordance with the provisions of FSP 109-2, for the year ended December 31, 2004, the Company has recorded approximately $8 million of deferred income expense related to a decision to distribute approximately $94 million of earnings of certain foreign subsidiaries under the provisions of the Act. In addition, at December 31, 2004, the Company continued to evaluate the impact of the repatriation provisions of the Act on the remaining undistributed earnings of approximately $80 million to $100 million related to foreign subsidiaries. If the remaining earnings are repatriated to the United States under the provisions of the Act, the Company would record additional income tax expense of approximately $8 million to $10 million when the decision to repatriate the earnings is made under the provisions of FSP 109-2. On the completion of the evaluation, if the Company determines it will not repatriate the remaining earnings, but, rather, will continue to reinvest the foreign earnings indefinitely, the Company will record additional income tax expense of approximately $30 million to $40 million if such earnings are ever repatriated to the United States.
     Income tax expense related to securities transactions was $17 million, $91 million and $129 million in 2004, 2003 and 2002, respectively.
     The Internal Revenue Service (the “IRS”) and the Company have settled all issues related to the Company’s federal income tax returns for 1999 and all prior years. In addition, all issues related to the federal income tax returns of acquired subsidiaries, including the former Wachovia for years 1996 through 2001, but not including SouthTrust, have been settled. The Company’s previously recorded income tax liabilities were sufficient to cover the resulting assessment of income taxes and interest. The IRS is currently examining the federal income tax returns of SouthTrust for the years 2001 and 2002. Examination of the Company’s federal income tax returns for the years 2000 through 2003 is expected to begin in 2005. As of December 31, 2004, the IRS has not proposed any material adjustments related to these examinations.

NOTE 18: BASIC AND DILUTED EARNINGS PER COMMON SHARE

     The calculation of basic and diluted earnings per common share for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,

(In millions, except per share data)	2004	2003	2002

Income available to common stockholders before cumulative effect of a change in accounting principle and dividends on preferred stock	$5,214	4,247	3,579
Cumulative effect of a change in accounting principle, net of income taxes	-	17	-
Dividends on preferred stock	-	(5)	(19)

Income available to common stockholders	$5,214	4,259	3,560

Basic earnings per common share
Income before change in accounting principle	$3.87	3.20	2.62
Cumulative effect of a change in accounting principle	-	0.01	-

Net income	$3.87	3.21	2.62

Diluted earnings per common share
Income before change in accounting principle	$3.81	3.17	2.60
Cumulative effect of a change in accounting principle	-	0.01	-

Net income	$3.81	3.18	2.60

Average common shares — basic	1,346	1,325	1,356
Common share equivalents, unvested restricted stock, incremental common shares from forward purchase contracts and convertible long-term debt assumed converted	24	15	13

Average common shares — diluted	1,370	1,340	1,369

Audited Financial Statements

NOTE 19: DERIVATIVES

     The Company uses derivatives to manage exposure to interest rate risk, to generate profits from proprietary trading and to assist customers with their risk management objectives. Derivative transactions are measured in terms of the notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is not exchanged, but is used only as the basis on which interest and other payments are determined.

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
     The Company uses collateral arrangements, credit approvals, limits and monitoring procedures to manage credit risk on derivatives. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty. At December 31, 2004, the total market value-related credit risk recorded on the balance sheet for derivative transactions, including derivatives used for the Company’s interest rate risk management, was $11.4 billion, and also included the effect of netting agreements. Of the $11.4 billion, $2.4 billion exceeded dealer counterparty thresholds and was delivered to the Company as collateral.
     The fair value and notional amounts for trading derivatives at December 31, 2004 and 2003, are presented below.

	December 31, 2004		December 31, 2003
	Fair	Notional	Fair	Notional
(In millions)	Value	Amount	Value	Amount

Forward and futures contracts	$436	301,730	1,113	322,787
Interest rate swap agreements	1,047	1,230,083	368	763,824
Purchased options, interest rate caps, floors, collars and swaptions	8,268	560,136	8,035	521,947
Written options, interest rate caps, floors, collars and swaptions	(8,232)	676,185	(8,012)	441,862
Foreign currency and exchange rate swap commitments	(5)	44,717	(105)	40,571
Commodity and equity swaps	$(307)	3,647	(70)	5,133

     Risk management derivative financial instruments represent financial instruments the Company has designated and accounted for as accounting hedges. Information related to these derivative financial instruments used for the Company’s interest rate risk management purposes at December 31, 2004 and 2003, follows.

     Risk management derivative financial instruments for each of the years in the two-year period ended December 31, 2004, are presented below.

	December 31, 2004
					In-	Average
	Notional	Gross Unrealized			effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES (a)
Cash flow hedges (b)
Interest rate swaps-receive fixed	$35,290	1,560	(114)	890	4	4.56
Interest rate swaps-pay fixed	1,370	-	(130)	(81)	-	5.72
Interest rate options	14,000	11	(38)	(17)	-	1.32
Forward purchase commitments	1,220	10	-	6	(1)	0.05
Futures	2,400	-	-	-	-	0.25
Fair value hedges (c)
Interest rate swaps-pay fixed	2,258	8	(27)	-	(19)	16.66
Forward sale commitments	900	-	(2)	-	(1)	0.04

Total asset hedges	$57,438	1,589	(311)	798	(17)	3.93

LIABILITY HEDGES (a)
Cash flow hedges (d)
Interest rate swaps-pay fixed	37,769	39	(837)	(493)	(2)	3.79
Interest rate options	42,700	18	(548)	(327)	-	3.21
Put options on Eurodollar futures	18,000	2	(3)	-	-	0.25
Futures	42,914	48	-	29	-	0.25
Fair value hedges (e)
Interest rate swaps-receive fixed	19,930	842	(46)	-	-	5.10
Interest rate options	4,925	-	(1)	-	-	0.63

Total liability hedges	166,238	949	(1,435)	(791)	(2)	2.41

Total	$223,676	2,538	(1,746)	7	(19)	-

	December 31, 2003
					In-	Average
	Notional	Gross Unrealized			effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES (a)
Cash flow hedges (b)
Interest rate swaps-receive fixed	$36,652	2,429	(103)	1,436	1	5.65
Interest rate swaps-pay fixed	1,413	-	(162)	(100)	-	6.74
Interest rate options	7,850	35	(25)	6	-	1.20
Forward purchase commitments	1,000	4	-	2	(2)	0.04
Call options on Eurodollar futures	9,000	-	-	-	-	0.25
Futures	500	-	-	-	-	0.25
Fair value hedges (c)
Interest rate swaps	1,224	8	(2)	-	(8)	18.14
Forward sale commitments	1,122	1	(4)	-	5	0.15

Total asset hedges	$58,761	2,477	(296)	1,344	(4)	4.27

LIABILITY HEDGES (a)
Cash flow hedges (d)
Interest rate swaps-pay fixed	36,242	5	(1,332)	(821)	1	4.54
Interest rate options	47,200	27	(653)	(386)	-	3.88
Futures	25,365	-	(71)	(44)	-	0.25
Fair value hedges (e)
Interest rate swaps-receive fixed	16,004	1,242	(5)	-	-	3.95
Interest rate options	4,925	1	-	-	-	1.63

Total liability hedges	129,736	1,275	(2,061)	(1,251)	1	3.28

Total	$188,497	3,752	(2,357)	93	(3)	-

Audited Financial Statements

(a) Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges. All other derivative financial instruments are classified as trading.

(b) Receive-fixed interest rate swaps with a notional amount of $35.3 billion, of which $1.7 billion are forward-starting, and with pay rates based on one-month to six-month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-month to six-month LIBOR-indexed loans. Pay-fixed interest rate swaps with a notional amount of $1.4 billion and with receive rates based on one-month LIBOR are designated as cash flow hedges of available for sale securities. Net purchased option combinations including options on receive-fixed swaps, with a strike rate based on one-month or three-month LIBOR, have a notional amount of $14.0 billion and are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-month LIBOR-indexed loans. Forward purchase commitments of $1.1 billion and $145 million are designated as cash flow hedges of the variability of the consideration to be paid on the forecasted purchase of available for sale securities and loans, respectively. Eurodollar futures with a notional amount of $2.4 billion are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-month to three-month LIBOR-indexed loans.
(c) Pay-fixed interest rate swaps with a notional amount of $2.3 billion and receive rates based on LIBOR are designated as fair value hedges of available for sale securities. Forward sale commitments of $900 million are designated as fair value hedges of mortgage loans in the warehouse.
(d) Derivatives with a notional amount of $134.9 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy. Of this amount, $42.9 billion are Eurodollar futures, $18.0 billion are purchased put options on Eurodollar futures with set strike rates, $32.8 billion are pay-fixed interest rate swaps with receive rates based on one-month to three-month LIBOR, of which $8.3 billion are forward-starting, and $41.2 billion are net purchased options with a strike price based on three-month LIBOR. Purchased options on pay-fixed swaps with a notional amount of $1.5 billion and pay-fixed interest rate swaps with a notional amount of $5.0 billion are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of long-term debt.
(e) Receive-fixed interest rate swaps with a notional amount of $19.9 billion and with pay rates based primarily on one-month to six-month LIBOR are designated as fair value hedges of fixed rate liabilities, primarily long-term debt. Purchased interest rate options with a notional amount of $4.9 billion are designated as fair value hedges of embedded interest rate options in long-term debt.
(f) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.
(g) At December 31, 2004, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $323 million, net of income taxes. Of this net-of-tax amount, a $7 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $330 million loss relates to terminated and/or redesignated derivatives. At December 31, 2004, $72 million of net gains, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 21.34 years. At December 31, 2003, the net unrealized loss on derivatives included in accumulated other comprehensive income was $19 million, net of income taxes. Of this net-of-tax amount, a $93 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $112 million loss relates to terminated and/or redesignated derivatives.
(h) In 2004 and 2003, losses in the amount of $19 million and $3 million, respectively, were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. In addition, net interest income in 2004 and 2003, was increased by $9 million and $1 million, respectively, representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.
(i) Estimated maturity approximates average life.

     Expected maturities of risk management derivative financial instruments for each of the years in the two-year period ended December 31, 2004, are presented below.

	December 31, 2004

	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount - swaps–receive fixed	$1,174	7,523	9,833	16,760	-	35,290
Notional amount - swaps–pay fixed	1	2	479	850	38	1,370
Notional amount - other	$11,620	2,000	4,000	-	-	17,620
Weighted average receive rate (a)	6.64%	4.14	4.60	5.17	1.56	4.85
Weighted average pay rate (a)	2.46%	2.45	2.58	2.59	4.58	2.56
Unrealized gain (loss)	$4	100	217	981	(3)	1,299

FAIR VALUE ASSET HEDGES
Notional amount - swaps–pay fixed	$-	26	71	490	1,671	2,258
Notional amount - other	$900	-	-	-	-	900
Weighted average receive rate (a)	-%	2.09	2.39	2.25	1.57	1.67
Weighted average pay rate (a)	-%	2.96	3.76	4.54	3.74	3.90
Unrealized gain (loss)	$(1)	-	-	(4)	(16)	(21)

CASH FLOW LIABILITY HEDGES
Notional amount - swaps–pay fixed	$12,559	4,285	13,097	4,124	3,704	37,769
Notional amount - other	$61,114	12,000	24,500	6,000	-	103,614
Weighted average receive rate (a)	3.15%	2.86	2.47	2.64	2.34	2.79
Weighted average pay rate (a)	3.55%	2.74	5.32	6.52	5.90	4.50
Unrealized gain (loss)	$(319)	(38)	(354)	(294)	(276)	(1,281)

FAIR VALUE LIABILITY HEDGES
Notional amount - swaps–receive fixed	$3,400	3,357	6,283	5,122	1,768	19,930
Notional amount - other	$4,925	-	-	-	-	4,925
Weighted average receive rate (a)	6.98%	6.02	5.33	5.40	5.32	5.74
Weighted average pay rate (a)	2.30%	2.63	2.25	2.46	2.23	2.37
Unrealized gain (loss)	$83	152	229	234	97	795

Audited Financial Statements

	December 31, 2003

	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount - swaps–receive fixed	$1,162	1,196	13,993	20,301	-	36,652
Notional amount - swaps–pay fixed	-	1	226	1,148	38	1,413
Notional amount - other	$12,350	6,000	-	-	-	18,350
Weighted average receive rate (a)	5.96%	6.61	5.00	5.17	0.78	5.16
Weighted average pay rate (a)	1.16%	1.30	1.23	1.38	4.58	1.32
Unrealized gain (loss)	$3	100	854	1,225	(4)	2,178

FAIR VALUE ASSET HEDGES
Notional amount - swaps–pay fixed	$-	-	-	-	1,224	1,224
Notional amount - other	$1,122	-	-	-	-	1,122
Weighted average receive rate (a)	-%	-	-	-	0.78	0.78
Weighted average pay rate (a)	-%	-	-	-	3.66	3.66
Unrealized gain (loss)	$(3)	-	-	-	6	3

CASH FLOW LIABILITY HEDGES
Notional amount - swaps–pay fixed	$4,130	6,178	15,160	7,835	2,939	36,242
Notional amount - other	$29,280	9,785	21,500	12,000	-	72,565
Weighted average receive rate (a)	2.69%	1.18	1.16	1.15	1.03	1.44
Weighted average pay rate (a)	2.97%	2.63	4.49	7.18	6.27	4.83
Unrealized gain (loss)	$(232)	(292)	(659)	(571)	(270)	(2,024)

FAIR VALUE LIABILITY HEDGES
Notional amount - swaps–receive fixed	$2,100	3,400	7,482	2,000	1,022	16,004
Notional amount - other	$-	4,925	-	-	-	4,925
Weighted average receive rate (a)	6.71%	6.98	5.95	6.82	5.74	6.36
Weighted average pay rate (a)	1.27%	1.20	1.30	1.19	1.18	1.25
Unrealized gain (loss)	$61	242	546	299	90	1,238

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only and not the impact of forward-starting interest rate swaps. All interest rate swaps have variable pay or receive rates based on one-month to six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2004 and 2003.

     Activity related to risk management derivative financial instruments for each of the years in the two-year period ended December 31, 2004, is presented below.

	December 31, 2004 and 2003

	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2002	$45,830	89,263	135,093
Additions	50,777	61,418	112,195
Maturities and amortizations	(32,260)	(20,221)	(52,481)
Terminations	(3,801)	(783)	(4,584)
Redesignations and transfers to trading account assets	(1,785)	59	(1,726)

Balance, December 31, 2003	58,761	129,736	188,497
Additions	93,436	129,287	222,723
Maturities and amortizations	(53,665)	(73,304)	(126,969)
Terminations	(27,516)	(12,982)	(40,498)
Redesignations and transfers to trading account assets	(13,578)	(6,499)	(20,077)

Balance, December 31, 2004	$57,438	166,238	223,676

NOTE 20: COMMITMENTS, GUARANTEES AND CONTINGENCIES

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
     Standby and commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit are issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions, and also assist customers in obtaining long-term tax-exempt funding through municipal bond issues. In the event the bonds are sold back prior to their maturity and cannot be remarketed, in certain conditions, the Company would be obligated to provide funding to finance the repurchase of the bonds. Commercial letters of credit are issued to support international and domestic trade.
     The Company’s maximum exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Company holds various assets as collateral to support those commitments for which collateral is deemed necessary. The Company uses the same credit policies in entering into commitments and conditional obligations as it does for loans. Except for short-term commitments and letters of credit of $22.4 billion, commitments and letters of credit extend for more than one year, and they expire in varying amounts through 2031. See Note 21 for information related to the notional amount and fair value of lending commitments and letters of credit.
OTHER COMMITMENTS
     In the normal course of business, the Company enters into underwriting commitments. Transactions relating to these underwriting commitments that were open at December 31, 2004, and subsequently settled, had no material impact on the Company’s consolidated financial position or results of operations.
     Minimum lease payments under leases classified as operating leases due in each of the five years subsequent to December 31, 2004, are as follows (in millions): 2005, $515; 2006, $477; 2007, $433; 2008, $393; 2009, $355; and subsequent years, $1.8 billion. Total minimum future lease receipts due from noncancelable subleases on operating leases was $459 million. Minimum lease payments under leases classified as capital leases due in each of the five years subsequent to December 31, 2004, are as follows (in millions): 2005, $30; 2006, $30; 2007, $29; 2008, $776; 2009, $2; and subsequent years, $8 million. At December 31, 2004, the present value of minimum lease payments under capital leases was $747 million, after deducting $128 million representing imputed interest. Rental expense for all operating leases was $697 million, $603 million and $509 million, in 2004, 2003 and 2002, respectively.
     The Company has commitments to make investments as part of its Principal Investing business and as part of its involvement in low income housing partnerships. At December 31, 2004, these commitments were $539 million and $146 million, respectively. In addition, the Company has $8.6 billion in commitments to purchase securities or other assets, as applicable, to conduits that it administers and consolidates.
     The Federal Reserve Board requires the Company’s bank subsidiaries to maintain reserve balances based on a percentage of certain deposits, which may be satisfied by the Company’s vault cash. At December 31, 2004, average daily reserve balances, including contractually obligated clearing balances required by the Federal Reserve Board, amounted to $509 million.
GUARANTEES
     Guarantees are contracts that contingently require the Company to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of securities lending indemnifications, standby letters of credit, liquidity agreements, recourse obligations and residual value guarantees. The carrying amount and the maximum risk of loss of the Company’s guarantees follow.

Audited Financial Statements

	December 31,

	2004		2003

		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities lending indemnifications	$-	48,879	-	-
Standby letters of credit	101	30,815	72	27,597
Liquidity agreements	1	7,568	6	10,319
Loans sold with recourse	39	5,238	29	2,655
Residual value guarantees	9	629	4	641
Written put options	353	3,187	422	2,021
Contingent consideration	-	259	-	271

Total guarantees	$503	96,575	533	43,504

     As a securities lending agent, client securities are loaned, on a fully collateralized basis, to third party broker/dealers. The Company indemnifies its clients against broker default and supports these guarantees with collateral that is marked to market daily. The Company generally requires cash or other highly liquid collateral from the broker/dealer. At December 31, 2004, there was $50.0 billion in collateral supporting the $48.9 billion loaned. Accordingly, there is no carrying amount associated with these agreements.

     Conduits purchase assets from a variety of third parties and issue commercial paper backed by all the assets in the conduit to fund those assets. As part of asset securitization activities, certain beneficial interests are sold to conduits administered by others to which the Company provides liquidity agreements. Under these liquidity agreements, the Company is obligated to purchase an interest in the assets that are financed by the conduits in the event the conduits are unable to continue to issue commercial paper to finance those assets. The Company also provides liquidity agreements on debt issued by QSPEs used to securitize fixed rate municipal bonds. In the event the debt securities could not be remarketed, the Company would be required to purchase the debt securities.
     The Company provides liquidity agreements on substantially all the commercial paper issued by the conduits it administers. At the discretion of the administrator, the liquidity agreements may be drawn to require that the Company purchase assets from the conduit at par value, which may be different from the assets’ fair value. These liquidity agreements have terms generally lasting for 364 days, and the Company renews these agreements on an annual basis. In July 2003, the Company consolidated conduits it administers under the provisions of FIN 46 and as a result, liquidity agreements that the Company provided for these conduits are not considered liquidity agreements at December 31, 2004 and 2003, respectively. Prior to the consolidation of these conduits, the Company purchased $306 million and $843 million of assets from the conduits it administered and recorded $31 million and $67 million in losses, in 2003 and 2002, respectively.
     In some loan sales or securitizations, the Company provides recourse to the buyer that requires the Company to repurchase loans at par plus accrued interest upon the occurrence of certain events, which are generally credit related within a certain period of time. The maximum risk of loss represents the outstanding principal balance of the loans sold or securitized with recourse provisions but the likelihood of the repurchase of the entire balance is remote and a significant portion of the amount repurchased would be recovered from the sale of the underlying collateral. In 2004, 2003 and 2002, the Company did not repurchase a significant amount of loans associated with these agreements.
     Certain of the Company’s derivative transactions recorded as trading liabilities give the counterparty the right to sell to the Company an underlying instrument held by the counterparty at a specified price. These written put contracts generally permit net settlement and include credit default swaps, equity, currency put options and certain put options sold on the Company’s common stock. While these derivative transactions expose the Company to risk in the event the option is exercised, the Company manages this risk by entering into offsetting trades or by taking short positions in the underlying instrument. Additionally, for certain of these contracts, the Company requires the counterparty to pledge the underlying instrument as collateral for the transaction.
     Some contracts the Company enters into in the normal course of business include indemnification provisions that obligate the Company to make payments to the counterparty or others in the event certain events occur. These contingencies generally relate to changes in the value of underlying assets, liabilities or equity securities or upon the occurrence of events, such as an adverse litigation judgment or an adverse interpretation of tax law. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. In 2004, 2003 and 2002, the Company was not required to make any payments under indemnification clauses. Since there are no stated or notional amounts included in the indemnification clauses and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur, the Company is not able to estimate the maximum potential amount of future payments under these indemnification clauses. There are no amounts reflected on the balance sheet at December 31, 2004 and 2003, related to these indemnifications.

     As part of the Company’s acquisition activity, the Company often negotiates terms in which a portion of the purchase price is contingent on future events, typically related to the acquired businesses meeting revenue or profitability targets. The additional consideration may be cash or stock. Contingent consideration is paid when the contingency is resolved and it is recorded as additional goodwill. At December 31, 2004, the Company had $259 million in cash and no common stock committed under such agreements that will be paid through 2011 if the contingencies are met.

CONTINGENCIES
     The Company and certain of its subsidiaries are involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising from the conduct of its business activities. These proceedings include actions brought against the Company and/or its subsidiaries with respect to transactions in which the Company and/or its subsidiaries acted as banker, lender, underwriter, financial advisor or broker or in activities related thereto. In addition, the Company and its subsidiaries may be requested to provide information or otherwise cooperate with governmental authorities in the conduct of investigations of other persons or industry groups. It is the Company’s policy to cooperate in all regulatory inquiries and investigations.
     Although there can be no assurance as to the ultimate outcome, the Company and/or its subsidiaries have generally denied, or believe the Company has a meritorious defense and will deny, liability in all significant litigation pending against it, including the matters described below, and the Company intends to defend vigorously each such case. Reserves are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. In 2004, the Company recognized $209 million of expense related to litigation and regulatory proceedings.
     Securities Litigation. A number of purported class actions were filed in June 1999 through August 1999 against the Company in the United States District Courts for the Western District of North Carolina and for the Eastern District of Pennsylvania. These actions named the Company and certain executive officers as defendants and were purported to be on behalf of persons who purchased shares of the Company’s common stock from August 14, 1998, through May 24, 1999. These actions were consolidated into one case in the U.S. District Court for the Western District of North Carolina in October 1999. These complaints alleged various violations of federal securities law, including violations of Section 10(b) of the Securities Exchange Act of 1934, and that the defendants made materially misleading statements and/or material omissions which artificially inflated prices for the Company’s common stock. The complaints alleged that management failed to disclose integration problems in the CoreStates Financial Corp merger and misstated the value of the Company’s interest in certain mortgage-backed securities of The Money Store, Inc. (“TMSI”) acquired by the Company on June 30, 1998. Plaintiffs sought a judgment awarding damages and other relief. In January 2001, the U.S. District Court for the Western District of North Carolina granted the Company’s motion to dismiss the litigation for failure to state a claim upon which relief could be granted. Although the plaintiffs did not appeal this ruling, they sought, and received permission to file an amended complaint. In August 2001, plaintiffs filed an amended complaint that abandoned their previous allegations concerning the CoreStates Financial Corp merger and primarily raised new allegations of irregularities at TMSI prior to its acquisition by the Company. In October 2001, the Company filed a motion to dismiss the securities litigation consolidated in the U.S. District Court for the Western District of North Carolina. In September 2002, the court granted the motion in part, limiting any new complaint to claims regarding alleged misstatements or omissions pled in earlier complaints. The plaintiffs filed a third consolidated and amended complaint in October 2002, purportedly on behalf of a class of purchasers of the Company’s common stock during the period from March 4, 1998 to May 24, 1999. The complaint alleges, among other things, that the Company disregarded problems at TMSI and did not write down goodwill from the TMSI acquisition soon enough. In December 2003, the court denied the Company’s motion to strike portions of this complaint. In February 2004, the Company filed a motion to dismiss the amended complaint. The Company believes the allegations contained in this latest complaint are without merit and will vigorously defend them.
     Pioneer Litigation. On July 26, 2000, a jury in the Philadelphia County (PA) Court of Common Pleas returned a verdict in the case captioned “Pioneer Commercial Funding Corporation v. American Financial Mortgage Corporation, CoreStates Bank, N.A., et al”. The verdict against CoreStates Bank, N.A. (“CoreStates”), a predecessor of Wachovia Bank, included consequential damages of $13.5 million and punitive damages of $337.5 million. The trial court had earlier directed a verdict against CoreStates for compensatory damages of $1.7 million. The plaintiff, who was not a CoreStates customer, alleged that the sum of $1.7 million, which it claims it owned, was improperly setoff by CoreStates. Upon the Company’s motion, the trial court reduced the amount of the punitive damages award to $40.5 million in December 2000. The Company believes that numerous reversible errors occurred at the trial, and that the facts do not support the damages awards. In March 2002, the Pennsylvania Superior Court vacated the award of punitive damages, affirmed the awards of consequential and compensatory damages and remanded the case for a new trial on punitive damages. On August 19, 2004, the Pennsylvania Supreme Court reversed the Pennsylvania Superior Court’s judgment and remanded the case to the trial court for an entry of judgment in favor of the Company on all counts. The Court denied the plaintiff’s application for re-argument on December 20, 2004.

Audited Financial Statements

     Securities and Exchange Commission. As previously disclosed, on July 23, 2004, the Securities and Exchange Commission (“SEC”) staff advised the Company that the staff was considering recommending to the SEC that it institute an enforcement action against the Company and certain former legacy Wachovia Corporation officers, some of whom remain with the combined company, relating to legacy Wachovia Corporation’s purchases of legacy First Union Corporation common stock and the disclosures made by both legacy companies related to those purchases following the April 2001 announcement of the merger between legacy First Union Corporation and legacy Wachovia Corporation. The Company, without admitting or denying the allegations set forth in the complaint filed on November 4, 2004, consented to entry of final judgment by the United States District Court for the District of Columbia permanently enjoining the Company from directly or indirectly violating Sections 13(a) and 14(a) of the Securities Exchange Act of 1934 and Rules 12b-20, 13a-13 and 14a-9 promulgated thereunder. The judgment also orders the Company to pay a civil money penalty of $37 million pursuant to Section 21(d)(3) of the Securities Exchange Act of 1934. The Company anticipates that there will be no additional SEC enforcement proceedings related to this matter against it or any current or former officers.

     In the Matter of KPMG LLP Certain Auditor Independence Issues. The SEC has requested the Company to produce certain information concerning any agreements or understandings by which the Company referred clients to KPMG LLP during the period January 1, 1997 to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as the Company’s outside auditors during such period. The Company is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. The Company believes the SEC’s inquiry relates to certain tax services offered to the Company’s customers by KPMG LLP during the period from 1997 to early 2002, and whether these activities might have caused KPMG LLP not to be “independent” from the Company, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of the company. The Company and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. KPMG LLP has confirmed to the Company that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from the Company under applicable accounting and SEC regulations.
     Mutual Fund Sales Practices. The staff of the SEC is currently investigating Wachovia Securities regarding Wachovia Securities’ practices and procedures for the offer and sale of certain mutual funds. The Company believes the SEC is reviewing the adequacy of Wachovia Securities’ disclosures regarding revenue sharing arrangements with certain investment companies and Wachovia Securities’ mutual fund sales and distribution practices.
     Research Matters. Various regulators have been investigating Wachovia Capital Markets, LLC, the Company’s institutional broker-dealer subsidiary (“WCM”), related to the existence of alleged conflicts of interest between WCM’s equity research and investment banking departments. Certain of those regulators have notified WCM that they are considering instituting proceedings based upon various purported regulatory violations, including generally state securities laws and state laws regarding business practices. WCM is in discussions with these regulators about resolving these matters.
     Adelphia Litigation. Certain affiliates of the Company are defendants in an adversary proceeding pending in the United States Bankruptcy Court for the Southern District of New York related to the bankruptcy of Adelphia Communications Corporation (“Adelphia”). The Official Committee of Unsecured Creditors in that bankruptcy case has filed an adversary proceeding on behalf of Adelphia against over 300 financial services companies, including certain affiliates of the Company. The complaint asserts claims against the defendants under state law, bankruptcy law and the Bank Holding Company Act and seeks equitable relief and an unspecified amount of compensatory and punitive damages. The Official Committee of Equity Security Holders has sought leave to intervene in that complaint and sought leave to bring additional claims against certain of the financial services companies, including certain affiliates of the Company, including additional federal and state claims. The bankruptcy court has not yet permitted the creditors’ committee or the equity holders’ committee to proceed with either of their claims and the Company and other defendants have filed motions to dismiss the complaints.
     In addition, certain affiliates of the Company, together with numerous other financial services companies, have been named in several private civil actions by investors in Adelphia debt and/or equity securities, alleging among other claims, misstatements in connection with Adelphia securities offerings between 1997 and 2001. Certain affiliates of the Company acted as an underwriter in certain of those securities offerings, as agent and/or lender for certain Adelphia credit facilities, and as a provider of Adelphia’s treasury/cash management services. These complaints, which seek unspecified damages, have been consolidated in the United States District Court for the Southern District of New York.

     Bluebird Partners, L.P., Litigation. On December 12, 2002, the jury in the Supreme Court of the State of New York, County of New York, returned a verdict against First Fidelity Bank, N.A. New Jersey (“First Fidelity”), a predecessor to Wachovia Bank in the case captioned “Bluebird Partners, L.P. v. First Fidelity Bank, N.A., et al”. The trial court directed a verdict in favor of CoreStates New Jersey National Bank, another predecessor of Wachovia Bank. In this action for breach of contract, breach of fiduciary duty, negligence and malpractice, plaintiff alleges that First Fidelity, while serving as indenture trustee for debt certificates issued by Continental Airlines, failed to take the necessary action to protect the value of the collateral after Continental Airlines filed for bankruptcy on December 3, 1990, and that the decline in the value of the collateral during the pendency of the bankruptcy caused plaintiff’s losses. On July 10, 2003, the trial judge granted First Fidelity’s motion to set aside the verdict, holding that the evidence was insufficient to support the verdict. Plaintiff appealed, and on October 7, 2004, the Supreme Court, Appellate Division, First Department reversed the dismissal and reinstated the verdict. On January 13, 2005, the court entered judgment against Wachovia Bank in the amount of $32.9 million plus pre- and post-judgment interest at the statutory rate from April 27, 1993. Post-judgment interest continues to accrue at the statutory rate until the judgment is paid. On January 24, 2005, Bluebird filed a notice of appeal of the judgment amount. The Company filed a motion for a new trial. In addition, the Company believes that numerous reversible errors occurred, and that the evidence was insufficient to support the verdict that First Fidelity’s actions caused Bluebird’s loss. The Company will file a motion for leave to appeal to the Court of Appeals.

     Other Regulatory Matters. Governmental and self-regulatory authorities have instituted numerous ongoing investigations of various practices in the securities and mutual fund industries, including those discussed in the Company’s previous filings with the SEC and those relating to revenue sharing, market-timing, late trading and record retention. The investigations cover advisory companies to mutual funds, broker-dealers, hedge funds and others. The Company has received subpoenas and other requests for documents and testimony relating to the investigations, is endeavoring to comply with those requests, is cooperating with the investigations, and where appropriate, is engaging in discussions to resolve the investigations. The Company is continuing its own internal review of policies, practices, procedures and personnel, and is taking remedial action where appropriate. In connection with one of these investigations, on July 28, 2004, the SEC staff advised the Company’s investment advisory subsidiary that the staff is considering recommending to the SEC that it institute an enforcement action against the investment advisory subsidiary, Evergreen Investment Management Company, LLC, and other Evergreen entities. The SEC staff’s proposed allegations relate to (i) an arrangement involving a former Evergreen employee and an individual broker pursuant to which the broker, on behalf of a client, made exchanges to and from a mutual fund during the period December 2000 through April 2003 in excess of the limitations set forth in the mutual fund prospectus, (ii) purchase and sale activity from September 2001 through January 2003 by a former Evergreen portfolio manager in the mutual fund he managed at the time, (iii) the sufficiency of systems for monitoring exchanges and enforcing exchange limitations stated in mutual fund prospectuses, and (iv) the adequacy of e-mail retention practices. In addition, on September 17, 2004, the SEC staff advised Wachovia Securities that the staff is considering recommending to the SEC that it institute an enforcement action against the brokerage subsidiary regarding the allegations described in (i) of the preceding sentence. The Company currently is engaged in discussions with the SEC staff regarding the matters described in (i) through (iv) above. The Company intends to make a written Wells submission, if it is unable to satisfactorily resolve these matters, explaining why the Company believes enforcement action should not be instituted.
     In addition, as previously disclosed, the Company also is cooperating with governmental and self-regulatory authorities in matters relating to the brokerage operations of Prudential Financial that were included in the Company’s retail brokerage combination with Prudential Financial. Under the terms of that transaction, the Company is indemnified by Prudential Financial for liabilities relating to those matters.
     Outlook. Based on information currently available, advice of counsel, available insurance coverage and established reserves, the Company believes that the eventual outcome of the actions against the Company and/or its subsidiaries, including the matters described above, will not, individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to the Company’s results of operations for any particular period.

Audited Financial Statements

NOTE 21: FAIR VALUE OF FINANCIAL INSTRUMENTS

     Information about the fair value of on-balance sheet financial instruments at December 31, 2004 and 2003, is presented below.

	December 31,

	2004		2003

		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
(In millions)	Amount	Value	Amount	Value

FINANCIAL ASSETS
Cash and cash equivalents	$38,591	38,591	38,512	38,512
Trading account assets	45,932	45,932	34,714	34,714
Securities	110,597	110,597	100,445	100,445
Loans, net of unearned income and allowance for loan losses	221,083	221,746	163,223	162,089
Loans held for sale	12,988	12,988	12,625	12,625
Other financial assets	$22,215	22,215	21,032	21,032

FINANCIAL LIABILITIES
Deposits	295,053	277,645	221,225	211,049
Short-term borrowings	63,406	63,406	71,290	71,290
Trading account liabilities	21,709	21,709	19,184	19,184
Other financial liabilities	7,495	7,495	5,856	5,856
Long-term debt	$46,759	48,583	36,730	38,897

     The fair values of performing loans for all portfolio loans were calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans, and prepayment assumptions. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 4.16 percent to 9.53 percent and 3.28 percent to 8.91 percent at December 31, 2004 and 2003, respectively, and for the consumer loan portfolio from 7.30 percent to 13.74 percent and 7.25 percent to 14.61 percent, respectively. For performing residential mortgage loans, fair values were estimated using discounted cash flow analyses utilizing yields for similar mortgage-backed securities. The fair values of nonperforming loans were calculated by discounting estimated cash flows using discount rates commensurate with the risk associated with the cash flows.

     The fair values of noninterest-bearing deposits, savings and NOW accounts, and money market accounts were the amounts payable on demand at December 31, 2004 and 2003. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities and fair value approximates carrying amount. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by deposit liabilities compared with the cost of borrowing funds in the market.
     The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt with similar terms.
     Substantially all other financial assets and liabilities have maturities of three months or less, and accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.
     Fair value estimates are based on existing financial instruments, as defined, without estimating the value of certain ongoing businesses, the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In the Company’s opinion, these add significant value.

     Information about the fair value of off-balance sheet financial instruments at December 31, 2004 and 2003, is presented below.

	December 31,

	2004		2003

		Estimated		Estimated
	Notional	Fair	Notional	Fair
(In millions)	Amount	Value	Amount	Value

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Lending commitments	$170,818	316	129,660	143
Standby letters of credit	30,815	101	27,597	72
Financial guarantees written	$62,314	49	13,615	39

     The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between the current level of interest rates and the committed rates.

     The fair value of financial guarantees written is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counterparties.

Audited Financial Statements

NOTE 22: WACHOVIA CORPORATION (PARENT COMPANY)

     The Parent Company serves as the primary source of funding for the activities for most of its nonbank subsidiaries.

     On December 31, 2004, the Parent Company was indebted to subsidiary banks in the amount of $143 million that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities, loans, premises and equipment, and it was payable on demand. On December 31, 2004, a subsidiary bank had loans outstanding to a Parent Company nonbank subsidiary in the amount of $319 million that, under the terms of a revolving credit agreement, were collateralized by securities and certain loans, and they were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 2004, amounted to $100 million.
     At December 31, 2004, the Parent Company’s subsidiaries, including its bank subsidiaries, had available retained earnings of $5.4 billion for the payment of dividends to the Parent Company without regulatory or other restrictions. Subsidiary net assets of $44.9 billion were restricted from being transferred to the Parent Company at December 31, 2004, under regulatory or other restrictions.
     At December 31, 2004 and 2003, the estimated fair value of the Parent Company’s loans was $10.4 billion and $9.0 billion, respectively.
     The Parent Company’s condensed balance sheets as of December 31, 2004 and 2003, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2004, follow.

CONDENSED BALANCE SHEETS

	December 31,

(In millions)	2004	2003

ASSETS
Cash and due from banks	$9	17
Interest-bearing balances with bank subsidiary	9,794	4,382

Total cash and cash equivalents	9,803	4,399

Trading account assets	34	5
Securities (amortized cost $585 in 2004; $569 in 2003)	617	609
Loans, net	30	15
Loans due from subsidiaries
Banks	5,231	4,972
Nonbanks	5,100	4,052
Investments in wholly owned subsidiaries
Banks	33,650	31,063
Bank holding companies	13,912	-
Nonbanks	5,437	3,682

Total	52,999	34,745
Investments arising from purchase acquisitions	1,154	1,116

Total investments in wholly owned subsidiaries	54,153	35,861

Other assets	1,786	2,020

Total assets	$76,754	51,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Commercial paper	2,818	2,102
Other short-term borrowings with affiliates	962	968
Other liabilities	1,467	630
Long-term debt with an affiliate	-	2
Long-term debt	21,818	13,431
Junior subordinated debentures	2,360	-
Junior subordinated deferrable interest debentures	-	2,360

Total liabilities	29,425	19,493

Minority interest	12	12

Stockholders’ equity	47,317	32,428

Total liabilities and stockholders’ equity	$76,754	51,933

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions)	2004	2003	2002

INCOME
Dividends from subsidiaries
Banks	$1,672	4,142	1,438
Nonbanks	103	270	32
Interest income	483	483	541
Fee and other income	1,484	1,002	820

Total income	3,742	5,897	2,831

EXPENSE
Interest on short-term borrowings	39	25	48
Interest on long-term debt	515	447	599
Noninterest expense	1,405	1,063	782

Total expense	1,959	1,535	1,429

Income before income tax benefits, equity in undistributed net income (loss) of subsidiaries and cumulative effect of a change in accounting principle	1,783	4,362	1,402
Income tax benefits	(1)	(39)	(28)

Income before equity in undistributed net income (loss) of subsidiaries and cumulative effect of a change in accounting principle	1,784	4,401	1,430
Equity in undistributed net income (loss) of subsidiaries	3,430	(154)	2,149

Income before cumulative effect of a change in accounting principle	5,214	4,247	3,579
Cumulative effect of a change in accounting principle, net of income taxes	-	17	-

Net income	5,214	4,264	3,579
Dividends on preferred stock	-	5	19

Net income available to common stockholders	$5,214	4,259	3,560

Audited Financial Statements

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2004	2003	2002

OPERATING ACTIVITIES
Net income	$5,214	4,264	3,579
Adjustments to reconcile net income to net cash provided (used) by operating activities
Equity in undistributed net (income) loss of subsidiaries	(3,430)	154	(2,149)
Cumulative effect of a change in accounting principle	-	(17)	-
Securities transactions	(17)	(19)	21
Accretion and amortization of securities discounts and premiums, net	4	-	-
Depreciation and other amortization	331	292	289
Deferred income taxes	(83)	(91)	(15)
Trading account assets, net	(29)	(5)	16
Other assets, net	387	180	(623)
Minority interest	-	-	12
Other liabilities, net	652	(36)	(456)

Net cash provided by operating activities	3,029	4,722	674

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales and maturities of securities	352	691	454
Purchases of securities	(274)	(236)	(349)
Advances to subsidiaries, net	(1,297)	105	727
Investments in subsidiaries, net	(1,514)	(1,080)	2,546
Longer-term loans originated or acquired	(60)	(9)	(53)
Principal repaid on longer-term loans	45	18	102
Purchases of premises and equipment, net	(20)	(33)	(10)
Cash equivalents acquired, net of purchases of banking organizations	429	-	-

Net cash provided (used) by investing activities	(2,339)	(544)	3,417

FINANCING ACTIVITIES
Increase (decrease) in cash realized from Commercial paper	706	(428)	(515)
Other short-term borrowings, net	(6)	(21)	(1,502)
Issuances of long-term debt	10,480	771	-
Payments of long-term debt	(2,519)	(3,152)	(751)
Issuances of common stock	716	301	75
Purchases of common stock	(2,357)	(2,257)	(674)
Cash dividends paid	(2,306)	(1,670)	(1,385)

Net cash provided (used) by financing activities	4,714	(6,456)	(4,752)

Increase (decrease) in cash and cash equivalents	5,404	(2,278)	(661)
Cash and cash equivalents, beginning of year	4,399	6,677	7,338

Cash and cash equivalents, end of year	$9,803	4,399	6,677

CASH PAID FOR
Interest	$422	480	777
Income taxes	315	174	154
NONCASH ITEM
Issuance of common stock for purchase accounting merger	$14,000	-	51

Glossary of Financial Terms

Basis Point: A measure used to quantify yields or interest rates. One basis point (or bp) equals one hundredth of a percent (0.01%).

Book Value: A company’s value as reflected on the balance sheet. Book value is determined by adding the value of all assets and subtracting the value of all liabilities. Book value of a company may have little relationship to market value.

Core Deposits: Savings and NOW accounts, money market and noninterest-bearing accounts and other consumer time deposits.

Derivative: A term used to define a broad base of financial instruments whose value is based on, or “derived” from, an underlying rate, price or index. Examples include swaps, options and futures contracts and can be based on interest rates, foreign currency, commodities or prices of other financial instruments, such as stocks and bonds.

Earning Assets: Assets that generate interest income or dividends.

FDIC-Insured Sweep Product: A product available to Wachovia Securities account holders in which the available cash balances in a customer’s brokerage account are automatically deposited or “swept” into an interest-bearing bank deposit account and are eligible for federal deposit insurance in accordance with the rules of the Federal Deposit Insurance Corporation (“FDIC”).

Fee and Other Income: All income other than interest and dividend income.

Goodwill: An intangible asset recorded under the purchase method of accounting. In an acquisition, goodwill is recorded on the balance sheet of the acquirer and is the excess of the purchase price over the fair value of the net assets acquired. Goodwill is generally understood to represent the going concern value of the business and other intangible factors that are expected to contribute to earnings growth.

Hedge: An investment strategy designed to reduce the risk of future value changes by entering into a position with an offsetting risk profile. Interest rate swaps, futures, options and short sales are examples of hedging techniques. Certain hedges that meet very specific criteria are accorded special accounting treatment as described in Note 1: Summary of Significant Accounting Policies. An economic hedge is a hedge that mitigates risk, but does not qualify or is not designated as an accounting hedge.

Interest Rate Swap: A derivative in which two parties agree to exchange periodic interest payments. These payments are calculated on a “notional amount,” and no exchange of principal occurs. Interest rate swaps are commonly used to manage the asset or liability sensitivity of a balance sheet by converting fixed rate assets or liabilities to floating rates, or vice versa.

Investment Security Gain or Loss: A gain or loss resulting from the sale of an investment security at a price above or below the security’s carrying amount.

LIBOR: London Inter-Bank Offered Rate. The short-term interest rate that creditworthy international banks charge each other for loans.

Lower of Cost or Market: A method of accounting for certain assets by recording them at the lower of their historical cost or their current market value.

Net Charge-offs: The amount of loans written off as uncollectible, net of recoveries on loans previously written off as uncollectible.

Net Interest Margin: The difference between interest income and interest expense, divided by average earning assets.

Noninterest Expense: All expenses other than the interest expense on deposits and borrowed funds and the provision for credit losses.

Nonperforming Assets: Assets on which income is not being recognized for financial reporting purposes; certain restructured loans on which interest rates or terms of repayment have been materially revised; and other real estate that has been acquired through loan foreclosures, or deeds received in lieu of loan payments.

Notional Amount: The amount of a derivative instrument on which interest or other payments are determined. The notional amount is not recorded on the balance sheet.

Overhead Efficiency Ratio: Noninterest expense divided by total revenue, which includes tax-equivalent net interest income and fee and other income.

Purchase Accounting: An accounting method that adds the fair value of tangible and intangible assets acquired and liabilities assumed, along with the resulting goodwill, to those of the acquirer at the time of the acquisition. Results of operations of the combined entity reflect the activity of the acquired entity only in the periods following consummation date; historical financial information of the acquirer is not restated.

Purchased Funds: Large denomination certificates of deposit and short-term borrowed funds.

Return on Assets (ROA): Net income as a percentage of average assets.

Return on Common Equity (ROE): Net income available to common stockholders as a percentage of average common stockholders’ equity.

Securitize/Securitization: The process of aggregating similar financial instruments, such as loans or mortgages, into one or more negotiable securities. Certain securitization transactions result in a complete transfer of risk to investors, and in others, the company typically retains risk in the form of senior or subordinated notes or residual interests in the securities issued (any of which we refer to as retained interests).

Stockholders’ Equity: A balance sheet amount that represents the total investment in the corporation by holders of common stock and certain preferred stock.

Stress Testing: A process designed to measure market risk by observing the reaction of a portfolio, generally measured by changes in market value, when exposed to a variety of types of market movements.

Subordinated Notes: Debt that has a lower repayment priority than senior debt. Certain subordinated notes qualify as Tier 2 capital for regulatory reporting purposes.

Tax-Equivalent Net Interest Income: Net interest income adjusted to reflect the benefit of interest-earning tax-free assets.

Tier 1 and Tier 2 Capital Ratios: Measures of the capital adequacy of a bank as determined in accordance with specific regulatory guidelines. Tier 1 ratio refers to core capital while Tier 2 ratio refers to supplementary capital.

Yield Curve: A graph showing the relationship between yields and maturity dates for a portfolio of similar bonds at a given point in time. Often used to illustrate the direction of interest rates.

Index

Financial Review
Critical Accounting Policies	20
Earnings Performance
Executive summary (tables on pages 17 and 55)	17
Net interest income and margin (tables on pages 24, 54-55, 67-69)	24
Fee and other income (tables on pages 25, 55, 57 and 74)	25
Noninterest expense (tables on pages 26, 55, 57 and 74)	25
Merger-related and restructuring expenses (tables on pages 26, 53, 55, 57, 74 and 112)	26
Income taxes (tables on pages 55, 57, 74, 76 and 114)	26
Business segments (tables on pages 28-31 and 105-106)	26
Comparison of 2003 with 2002	50
Explanation of our use of non-GAAP financial measures	53
Five-year summaries of income	55
Selected quarterly data	57

Balance Sheet Analysis
Securities (tables on pages 68-69, 73, 76 and 87-89)	32
Loans (tables on pages 28-33, 58, 73, 91 and 93)	33
Average balances (tables on pages 24 and 68-69)	24
Charge-offs (tables on pages 34, 54 and 61)	34
Commercial real estate (table on page 93)	33
Commitments	28-31, 43, 105-106
Geographic concentrations	33
Industry concentrations	33-34
Loans held for sale (tables on pages 35 and 59)	35
Mix at year-end	33
Nonperforming assets (tables on pages 34 and 61)	33
Past due loans (tables on page 61)	34
Project type	33
Provision for credit losses, allowance for loan losses and reserve for unfunded lending commitments (tables on pages 17, 28-31, 61-62, 74 and 94)	34
Deposits (tables on pages 65, 68-69, and 73)	36

Funding Sources
Core deposits (other deposit tables on pages 65 and 73)	36
Purchased funds (tables on pages 73 and 97)	37
Long-term debt (tables on pages 55, 68-69, 73, 76 and 98)	37
Debt ratings	Inside Back Cover
Regulatory capital (table on page 66)	38
Stockholders’ equity (tables on pages 56-57, 73, 75 and Inside Front Cover)	37
Subsidiary dividends	37

Off-Balance Sheet Transactions
Summary table	38

Risk Management
Credit risk management	40
Interest rate risk management	45
Derivatives (tables on pages 118-119 and 121-122)	44
Trading activities	86
Market risk management	41
Operational risk management	42
Liquidity risk management	43
Allowance for loan losses and reserve for unfunded lending commitments (tables on pages 34, 61-62, 73 and 94)	34

Management’s Report on Internal Control over Financial Reporting	70

Reports of Independent Registered Accounting Firm	71-72

Consolidated Financial Statements
Consolidated balance sheets	73
Consolidated statements of income	74
Consolidated statements of changes in stockholders’ equity	75
Consolidated statements of cash flows	76

Notes to Consolidated Financial Statements
Summary of significant accounting policies	77
Business combinations	83
Trading account assets and liabilities	86
Securities	87
Securitizations and retained beneficial interests, variable interest entities and servicing assets	90
Loans	93
Allowance for loan losses and reserve for unfunded lending commitments	94
Goodwill and other intangible assets	95
Other assets	96
Short-term borrowings	97
Long-term debt	98
Common and preferred stock and capital ratios	100
Accumulated other comprehensive income, net	103
Business segments	104
Personnel expense and retirement benefits	107
Merger-related and restructuring expenses	111
Income taxes	114
Basic and diluted earnings per common share	117
Derivatives	118
Commitments, guarantees and contingencies	123
Fair value of financial instruments	128
Wachovia Corporation (parent company)	130

Ratios
Capital and leverage	54 and 66
Common stockholders’ equity to assets	54, 56-57, 66
Dividend payout ratio	Inside Front Cover, 3, 19, 53 and 56
Efficiency	4, 28-31
Net interest margin	24, 54, 67-69
Profitability (ROA and ROE)	Inside Front Cover, 54, 56-57

Corporate Governance

At December 31, 2004

Board of Directors

John D. Baker II
President and Chief Executive Officer,
Florida Rock Industries, Inc.
Jacksonville, Florida

James S. Balloun
Private Investor
Atlanta, Georgia

Robert J. Brown
Chairman and Chief Executive Officer,
B&C Associates, Inc.
High Point, North Carolina

Peter C. Browning
Dean, McColl Graduate School of
Business,
Queens University of Charlotte
Charlotte, North Carolina

John T. Casteen III
President, University of Virginia
Charlottesville, Virginia
William H. Goodwin Jr.
Chairman and President,
CCA Industries, Inc.
Chairman, Chief Executive Officer and
Chief Operating Officer,
The Riverstone Group, LLC
Richmond, Virginia

Robert A. Ingram
Vice Chairman Pharmaceuticals,
GlaxoSmithKline
Research Triangle Park, North Carolina

Donald M. James
Chairman and Chief Executive Officer,
Vulcan Materials Company
Birmingham, Alabama

Wallace D. Malone Jr.
Vice Chairman, Wachovia Corporation
Charlotte, North Carolina

Mackey J. McDonald
Chairman, President and Chief
Executive Officer,
VF Corporation
Greensboro, North Carolina
Joseph Neubauer
Chairman and Chief Executive Officer,
ARAMARK Corporation
Philadelphia, Pennsylvania

Lloyd U. Noland III
Chairman, President and Chief
Executive Officer,
Noland Company
Newport News, Virginia

Van L. Richey
President and Chief Executive Officer,
American Cast Iron Pipe Company
Birmingham, Alabama

Ruth G. Shaw
President and Chief Executive Officer,
Duke Power Company,
Duke Energy Corporation
Charlotte, North Carolina

Lanty L. Smith
Lead Independent Director,
Wachovia Corporation
Chairman,
Soles Brower Smith & Co.
Greensboro, North Carolina	G. Kennedy Thompson
Chairman, President and Chief
Executive Officer,
Wachovia Corporation
Charlotte, North Carolina

John C. Whitaker Jr.
Chairman and Chief Executive Officer,
Inmar, Inc.
Winston-Salem, North Carolina

Dona Davis Young
Chairman, President and Chief
Executive Officer,
The Phoenix Companies, Inc.
Hartford, Connecticut

Committees of the Board of Directors

Executive Lanty L. Smith, Chair Peter C. Browning William H. Goodwin Jr. Robert A. Ingram Joseph Neubauer G. Kennedy Thompson John C. Whitaker Jr.	Audit Joseph Neubauer, Chair James S. Balloun John T. Casteen III Lloyd U. Noland III Lanty L. Smith	Risk Dona Davis Young, Chair John D. Baker II Peter C. Browning William H. Goodwin Jr. Donald M. James Van L. Richey John C. Whitaker Jr.	Corporate Governance & Nominating Robert A. Ingram, Chair Peter C. Browning William H. Goodwin Jr. Mackey J. McDonald Joseph Neubauer Lanty L. Smith	Management Resources & Compensation Ruth G. Shaw, Chair Robert J. Brown Robert A. Ingram Mackey J. McDonald

Operating Committee

G. Kennedy Thompson
Chairman, President and Chief
Executive Officer

David M. Carroll
Senior Executive Vice President
and President,
Capital Management Group

Thomas H. Coley
Executive Vice President and
Southern Banking Group Executive,
General Bank

Stephen E. Cummings
Senior Executive Vice President
and Head of Corporate and
Investment Bank

Jean E. Davis
Senior Executive Vice President
and Head of Operations, Technology
and eCommerce
Reginald E. Davis
Executive Vice President and
Northern Banking Group Executive,
General Bank

R. Glenn Eubanks
Executive Vice President and
Head of Real Estate Financial
Services, General Bank

Benjamin P. Jenkins III
Senior Executive Vice President
and President, General Bank

Robert P. Kelly
Senior Executive Vice President
and Chief Financial Officer

Stanhope A. Kelly
Senior Executive Vice President
and President, Wealth Management	Daniel J. Ludeman
Executive Vice President, Wachovia
Securities, LLC
President and Chief Executive Officer,
Wachovia Securities

Wallace D. Malone Jr.
Vice Chairman

Shannon W. McFayden
Senior Executive Vice President and
Director of Human Resources and
Corporate Relations

E. Frank Schmidt
Executive Vice President and
Co-Head of Merger Integration

Cecelia S. Sutton
Executive Vice President and
Head of the Retail Segment,
General Bank	Mark C. Treanor
Senior Executive Vice President,
General Counsel and Secretary

Donald K. Truslow
Senior Executive Vice President
and Chief Risk Officer

Benjamin F. Williams Jr.
Managing Director, Wachovia Capital
Markets, LLC, and Head of Global
Capital Markets, Corporate and
Investment Bank

Thomas J. Wurtz
Executive Vice President and
Treasurer

Shareholder Information

How to Contact Us

Investor Relations
Alice Lehman, Head of Investor Relations
Annual and quarterly financial information is available online at Wachovia.com/investor. Request publications or speak with the shareholder relations manager through our interactive voice response system at 704-374-6782.

Transfer Agent
Wachovia Bank, National Association
1-800-347-1246
Wachovia Shareholder Services-NC1153
1525 West W.T. Harris Boulevard 3C3
Charlotte, North Carolina 28262-8522

Shareholders seeking help with a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact the transfer agent.

Media
Mary Eshet, Media Relations Manager
704-374-2138

Debt Ratings

Wachovia common stock is listed on The New York Stock Exchange, Inc., under the symbol “WB.”

Wachovia Corporation and Wachovia Bank, National Association, each have debt securities issued in the marketplace. The following table shows debt ratings at December 31, 2004.

Annual Meeting
Tuesday, April 19, 2005, 9:30 a.m.
Hilton Charlotte & Towers, 222 East Third Street
Charlotte, North Carolina

Corporate Headquarters
Wachovia Corporation
301 South College Street, Suite 4000
Charlotte, North Carolina 28288-0013
704-374-6161

Certifications

The chief executive officer and chief financial officer certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 have been filed as exhibits to Wachovia’s 2004 Annual Report on Form 10-K.

On May 11, 2004, G. Kennedy Thompson, Wachovia’s chief executive officer, submitted to the New York Stock Exchange the CEO certification required by the NYSE’s rules certifying that he was not aware of any violations by Wachovia of the NYSE’s corporate governance listing standards.

Wachovia Corporation is an equal opportunity employer.

	Moody's	Standard & Poor's	Fitch
Outlook	Stable	Positive	Positive

Wachovia Corporation

Senior long-term debt	Aa3	A	A+

Subordinated long-term debt	A1	A-	A

Short-term debt	P-1	A-1	F1

Wachovia Bank, National Association

Long-term deposits	Aa2	A+	AA-

Short-term deposits	P-1	A-1	F1+

Long-term debt/letters of credit	Aa2	A+	A+

Short-term debt/letters of credit	P-1	A-1	F1

Subordinated debt	Aa3	A	A

Recent Wachovia Achievements

■	No. 1 total stock return among the 20 largest U.S. banks from 2001 through 2004

■	Best Chief Financial Officer for a Large-Cap Bank in America for two consecutive years - Bob Kelly, CFO (Institutional Investor)

■	Top 2 Investor Relations Team for a Large-Cap Bank in America (Institutional Investor)

■	No. 1 Investor Relations Web site among U.S. financial institutions and No. 6 worldwide (IR Web Report)

■	Top 100 Best Corporate Citizens (Business Ethics magazine)

■	Top 20 Best Corporate Reputation (2004 Delahaye Index)

■	No. 1 among peer banks in University of Michigan’s American Customer Satisfaction Index for four consecutive years

■	Only financial services company to receive Fast Company 2004 Customer First Award

■	No. 1 among banks in 2004 Brandweek Customer Loyalty Awards

■	No. 1 Operational Bank for cost control and service quality (Global Concepts 2004 benchmarking survey)

■	Top 10 Best Places to Work, Best in Financial Services Industry and Best-in-Class for family friendly culture (Working Mother magazine)

■	Top 50 Companies for Diversity (DiversityInc)

■	Top 50 Best Companies for Latinas to work in the U.S. for third consecutive year (Latina Style)

■	Outstanding Companies for Black Women (Essence magazine)

■	100 best corporations in North America for developing human capital for three consecutive years (Training magazine)

■	Top 2 Online Customer Respect among U.S. commercial banks (Customer Respect Group)

■	Best Corporate/Institutional Online Cash Management Bank in North America (Global Finance magazine)

Wachovia Corporation one wachovia center charlotte, nc 28288 www.wachovia.com/investor 505004