Form 10-K, Exhibit 13
period 2005-12-31
WACHOVIA CORP NEW
filed 2006-02-28
CIK 36995

Delivering Sustainable Growth
2005 Annual Report

Business Description
As the nation’s fourth largest banking company and third largest retail brokerage firm, Wachovia (NYSE:WB) provides 13.4 million household and business clients with a full range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services.
Wachovia Bank’s retail and commercial banking operations form a leading presence in 15 states from Connecticut to Florida and west to Texas. Wachovia Securities LLC serves retail brokerage clients through more than 700 offices in 49 states and six Latin American countries. Global services also are offered through more than 40 international banking offices. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.
At December 31, 2005:
■	Assets: $520.8 billion

■	Market capitalization: $82.3 billion

■	Stockholders’ equity: $47.6 billion

■	Common shares outstanding: 1.6 billion

■	Listing: NYSE

■	Ticker symbol: WB

Delivering Sustainable Growth . . .
Strong financial performance and
a customer-driven product
and delivery strategy propel
Wachovia’s momentum.
Contents

Letter to Our Shareholders	2
Corporate Citizenship	7
Corporate Overview	8
Overview of Major Businesses	9
Guide to Our Financial Discussion	12
Management’s Discussion and Analysis	14
Management’s Report on Internal Control over Financial Reporting	62
Reports of Independent Registered Public Accounting Firm	63
Consolidated Financial Statements	65
Glossary	123
Board of Directors, Operating Committee and General Bank Branch Listing	124
Shareholder Information (Dividend and Stock Price tables on pages 1, 31, 45, 46, 47 and 49)	Inside Back Cover

EPS up 15% on a compound annual basis since 2003
Financial Performance Highlights

	Years Ended December 31,
(Dollars in millions, except per share data)	2005	2004	2003

Total revenue (Tax-equivalent)	$26,119	22,990	20,345
Income from continuing operations before cumulative effect of a change in accounting principle	6,429	5,214	4,247
Net income available to common stockholders	6,643	5,214	4,259
Diluted earnings per common share
Income from continuing operations before change in accounting principle	4.05	3.81	3.17
Net income available to common stockholders	$4.19	3.81	3.18
Return on average tangible common stockholders’ equity	27.85%	24.61	24.21
Total assets	$520,755	493,324	401,188
Stockholders’ equity	$47,561	47,317	32,428
Actual common shares (In millions)	1,557	1,588	1,312
Dividends paid per common share	$1.94	1.66	1.25
Book value per common share	30.55	29.79	24.71
Common stock price	52.86	52.60	46.59
Market capitalization	$82,291	83,537	61,139
Financial centers/brokerage offices	3,850	3,971	3,328
Employees	93,980	96,030	86,114

Continued momentum drives results
(In billions, except earnings per share)
Common stock dividends up 46% since 4Q03
Including predecessor Union National Bank, dividends paid every year since 1910
For an explanation of our use of non-GAAP financial measures, please see table 1 on page 45.

Delivering Sustainable Growth

Double-digit
earnings per share
growth for four
consecutive years

113% increase in
dividend since
year-end 2001

No. 1 in customer
service among
banking peers
for five years

11th largest
banking company
globally
(market capitalization)

Strong balance
sheet— two debt
rating upgrades

Wachovia Corporation 2005 Annual Report 1

Letter to Our Shareholders

No. 1 stock performance among 20 largest banks 2001-2005
5th straight year of outperformance on both stock returns and earnings growth
Ken Thompson
Chairman and Chief Executive Officer

Dear Shareholders,
Wachovia generated record results in 2005 by focusing on the right things: meeting our customers’ needs, controlling costs and investing in our future.
Our employees executed extremely well on our revenue strategies and expense initiatives, including merger cost savings. This is where I believe Wachovia clearly distinguishes itself: execution — getting the job done. That’s why we’re in an excellent position to continue delivering sustainable growth for our shareholders.
We enter 2006 with great momentum, and important strengths and advantages:
■	A track record of superior financial performance.

■	Strong debt ratings.

■	Excellent credit quality and risk management.

■	Industry-leading customer service.

■	Solid organic growth, with market share gains.

■	A disciplined expense culture.

■	And, unlike many competitors, we’ve continued to invest heavily for future growth.

2 Wachovia Corporation 2005 Annual Report

In addition, we hit several key quantitative milestones in 2005:
■	Record earnings of $6.6 billion, or $4.19 per common share — the fourth consecutive year of double-digit growth in earnings per share.

■	An 11 percent increase in our quarterly dividend to 51 cents per common share, or $2.04 annualized. The quarterly dividend is up 113 percent over the past five years.

■	$5.7 billion in capital returned to shareholders including dividends of $3.0 billion, or 46 percent of earnings excluding merger-related, restructuring and other charges, and stock repurchases of $2.7 billion.

■	92 percent total return to shareholders, outpacing the KBW bank index of 37 percent, and the No. 1 total return performance among the nation’s 20 largest banks since 2001 when First Union and the former Wachovia merged.

■	Double-digit growth in deposits to $325 billion, which ranks third largest nationally in domestic deposits. In fact, we’ve been among the leaders in growing low-cost core deposits for the past three years.

■	Double-digit growth in loans to $259 billion, ranking us fifth largest in the nation and No. 1 in commercial loans in our marketplace.
Building competitive businesses
When I wrote my first letter to you six years ago, I said we were going to focus strategically on strengthening Wachovia’s four core businesses. Today, I’m proud that each one of those businesses either is or is on the verge of becoming a great franchise in its own right, and combined, they create a very appealing value proposition for our customers and our shareholders. The most important thing I can do in my job is to support the leaders in these businesses and ensure they get the resources they need.
Our largest business, the General Bank, gained market share and generated $3.9 billion in earnings on record revenue in 2005. I believe it is the best in the industry. While all banks benefited from customer preferences for deposits over the past few years, our General Bank is among the industry’s leaders because of its best-in-class customer care philosophy and sales management practices.
Ben Jenkins, head of our General Bank, whom our board recently named vice chairman, is the catalyst. He is simply a great leader who has built a culture of excellence in our General Bank.
Ben’s team in the General Bank continued to maintain strong earnings momentum by growing top line revenues at twice the rate of expense growth, including the impact of the SouthTrust acquisition. Not only has his team been a market leader in deposit growth, but they’ve also increased overall financial center sales production throughout the course of the year.
Looking forward, the General Bank has an ample opportunity to continue its revenue growth trajectory. We are currently rebuilding our mortgage origination capability and we have reentered the credit card business. Both of these businesses will focus on Wachovia’s distribution channels and customer base.
Also contributing to bottom line growth has been the General Bank’s focus on disciplined expense management. We enter 2006 fully enjoying savings from our SouthTrust acquisition as we met all timelines we set for ourselves and spent less than planned to complete the integration.
In our Corporate and Investment Bank, we continue to gain market share and add lead bank relationships. In the key product areas in investment banking that serve our corporate clients, we have gained more domestic market share than any other firm on Wall Street since the beginning of 2001. We have also built one of the top structured products businesses in the industry. But as can be expected in a diversified global markets business, not all product groups hit on all cylinders at the same time. Our equities business is one that had a challenging year, but we made a number of key additions to the equities team and evidence of a turnaround came at year end. Our momentum remains strong and we expect these trends to continue.
Steve Cummings, who heads this business, has set the bar very high in creating a Corporate and Investment Bank where teamwork and integrity are valued as much as winning new business. We’ve built this business organically, rather than through acquisition, and along the way we’ve deliberately sought out talented professionals who will thrive following our business model and value proposition.
I once ran our Corporate and Investment Bank in its early years, so I feel great pride when I consider what it has become. In 2005, it generated record revenue growth and record earnings of $1.7 billion.
We have ambitious growth plans for our Corporate and Investment Bank, which will require significant investment in systems and technology and in intellectual capital. The good news is that our Corporate and Investment Bank has become a magnet for talent because we are winning in key markets and we are focused on organic growth. We also understand bottom line results must be achieved even with continued heavy investment in talent and technology, and we look for this group to self fund its growth plans.
Wealth Management focuses on the high net worth client segment. Although it is our smallest business, it ranks as the fourth largest wealth manager in the nation, according to Barron’s magazine. In 2005, Wealth Management experienced high double-digit growth with record earnings of $256 million on record revenues. The Wealth Management team accomplished this while narrowing their target market and enhancing their sales force.
Stan Kelly, who heads our Wealth Management business, has led his team superbly through this transformational process. Wealth is focused on winning additional clients on top of the 3, 900 new relationships added in 2005, and on broadening and deepening our relationships with affluent customers. Another priority in Wealth is to ensure that our commercial insurance brokerage business is working to cross-sell its products to our commercial customers in the General Bank.

Wachovia Corporation 2005 Annual Report 3

Letter to Our Shareholders

That’s a significant revenue opportunity for us, enhanced by the May 2005 acquisition of a commercial insurance brokerage firm, which doubled our size and moved us into the Top 10 rankings in this business.
Our fourth business line is Capital Management. This business includes our Wachovia Securities retail brokerage firm and our asset management practice. This business has the necessary scale to succeed after years of piecing the platform together through acquisitions. We have 10, 500 registered representatives whose clients have more than $680 billion of assets with us. That makes Wachovia Securities the third largest brokerage firm in the United States. In addition, our asset management firm, Evergreen Investments, manages more than $250 billion in assets.
Now the opportunity is to achieve our earnings potential in these businesses. David Carroll is the right leader to make that happen. He assumed responsibility for the Capital Management business last year, and I am pleased with the progress after a year of restructuring that positions this division for better earnings growth in the future. We completed the integration of the Prudential retail brokerage joint venture; consolidated two internal insurance divisions; restructured our Evergreen Investments business for improved performance; hired more than 900 new financial advisors; and divested our corporate trust, custody and stock transfer businesses. Already we are seeing improved financial specialist results; we’re selling considerably more bank products through our brokerage channel and increasing the focus of brokerage in our bank branches, and we’re capitalizing on the distribution advantages that retail brokerage provides for products originated in our Corporate and Investment Bank.
Capital Management increased earnings 20 percent in 2005 to $579 million as they controlled costs and achieved all our planned efficiencies from the Prudential retail brokerage integration. Our margins and our income are positioned to improve substantially when retail volume increases and equity markets strengthen. In addition, CMG surpassed a milestone $100 billion in brokerage managed account assets, which is significant because managed accounts generate longer-term recurring income.
Leveraging our businesses
As the performance of our four businesses attests, our diversified business model provides great balance and serves our shareholders very well. We have created a full-service financial firm with complementary products and cross-business partnerships, and we’re seeing increasing synergies among our teams. For example:
■	Our Wachovia Client Partnership strategy has deepened relationships with customers and driven product referrals among our businesses, and in the process, added nearly $190 million in additional revenue in 2005 from cross-sales of mortgages, loans, deposits and other products.

■	Our retirement and investment products strategy, which also crosses all of our business lines, helped increase individual retirement account sales nearly 150 percent and the number of participants in retirement plans 19 percent from 2004.

■	Cross-sales of capital markets products to our commercial customers were up over 50 percent in 2005 from 2004.

■	Cross-sales between Capital Management and the Corporate and Investment Bank increased and jointly originated revenue was up 16 percent.
These strategies contributed meaningfully to our success in delivering strong earnings growth in 2005 despite industry pressures on funding costs and profit margins.
Strengthening our core
In an environment of narrow profit margins and stiff business competition, one of the most important steps we can take to remain strong and competitive is to control expense growth. We intend to be a revenue-driven company, but you can’t consistently grow the bottom line without keeping a watchful eye

4 Wachovia Corporation 2005 Annual Report

on expenses. As I wrote last year, we’re in the middle of a very methodical, three-year initiative designed to ensure — business-by-business and process-by-process — that we are continuously becoming more effective and efficient. Our goal is to reduce our overhead efficiency ratio (the amount we spend to generate each dollar of revenue) to 52 to 55 percent, which would place us in the middle of the pack of our peer group. That positioning is right for us because we want to continue investing in such things as upgrading and expanding our retail branch network, in technology improvements company-wide and in attracting top talent.
In addition, after many months of research and deliberation, we chose to outsource some functions that could be performed remotely without negatively affecting customer service. We’ve selected highly skilled domestic and global partners who can do the job more efficiently and at lower cost. This enables us to use our technology dollars to invest in more sophisticated technology that supports our growth businesses.
Much has been made of this decision. The truth is, we’re adding more jobs domestically today than we’re losing. As noted earlier, we’ve added substantial depth in our Corporate and Investment Bank, we’ve doubled the hiring of commercial relationship managers, and we’ve continued to bring in talent in many other areas that are essential to serving our customers and ensuring revenue growth.
You may also recall in the letter I wrote at the beginning of this decade, we announced we were restructuring our company and selling some businesses to rebuild capital strength. Since that time, we’ve built a strong balance sheet, placed our company firmly on a growth path, and added millions of new customers.
Today, our most-pressing strategic need is to be able to offer our existing customers the full suite of products and services they’ll need throughout their lifetime. As I mentioned earlier, in 2005 we announced our intention to reenter the credit card business as a direct issuer and to expand our existing mortgage business. These products can produce strong profit margins by leveraging the customer base and distribution infrastructure that we have already built.
We also plan to expand our auto dealer financial services business with a pending acquisition that brings an industry-leading management team to our consumer loan business. It gives our commercial bank access to a larger base of nationwide automotive dealers and provides attractive opportunities for additional commercial loan growth. It also gives us a toehold in the attractive California banking market with 19 financial centers in the Orange County, Los Angeles and San Diego metro areas.
As for 2006, we believe this could be a year in which our financial performance significantly outpaces our industry. We feel uncommonly prepared to deliver sustainable growth:
■	We’re in great financial shape.

■	We’re executing very well.

■	Employee engagement and performance is industry leading.

■	We’re in an enviable position in relation to our competitors.

■	We remain a market leader in some of the nation’s most attractive markets.
With all of these advantages, we have no intention of taking our eyes off the ball. We’ll continue to focus on being the best at providing excellent service to our customers, at being the employer of choice, and in making a real and lasting contribution to the communities we serve.
So, as proud as we are of our financial performance, we’re equally proud of the recognition Wachovia has received as we work toward our goal of being the best, most trusted and admired financial services company. In 2005, among other honors, we were named “Banker of the Year” by American Banker magazine and among 2005’s “Best Business Leaders” by BusinessWeek magazine. Working Mother, Training, Latina Style, Essence and other magazines regularly cite Wachovia as an employer of choice. And we were honored to receive the

Wachovia Corporation 2005 Annual Report 5

Letter to Our Shareholders

2005 Secretary of Defense Freedom Award for our support of employees who are serving our country in the military.
As I’ve told employees in Town Hall meetings this past year, these accolades belong to them. We’re extremely proud of the way they have maintained their focus on our No. 1 priority: serving our customers — even while successfully integrating the former SouthTrust branches, moving into new territories in Texas and New York, and seeking out efficiencies.
We were inspired and heartened by our employees’ efforts to help their customers and their colleagues in the wake of the hurricanes of 2005 — from making sure each employee was located and safe, to giving up vacation time to volunteer for relief work, to stepping up with cash donations.
Their spirit and dedication give me great confidence in our ability to achieve Wachovia’s goals for delivering sustainable growth, and I sincerely appreciate all their efforts.
I’d especially like to express my appreciation to Wallace Malone, our vice chairman and the former chief executive officer at SouthTrust. I’ve had the privilege for the past year to have a true partner in Wallace as we integrated our two companies. With that mission complete, Wallace has decided to retire from our company after a long and distinguished career in banking. I know shareholders will join with me in thanking Wallace for his service and for creating tremendous shareholder value in his years at the helm.
I would like to wish good fortune to Bob Kelly, our chief financial officer since mid-2000, who has taken the leadership of another major U.S. financial institution. We are fortunate to have another talented individual ready to immediately assume the responsibilities of CFO: Tom Wurtz, who has been our treasurer for the past seven years. In working closely with Tom, I have been impressed with his financial management abilities, his deep understanding of our businesses and his judgment. Tom’s dedication, commitment and vision will provide us with a seamless transition and consistency in our strategy, which is serving us so well.
In addition, I’d also like to thank our dedicated board of directors for their wise counsel and guidance throughout the year. And we are especially grateful for the support of our customers and communities. We continue to be dedicated to bringing them enduring value.
As always, we especially thank our shareholders for your interest and support of Wachovia.
Sincerely,
G. Kennedy Thompson
Chairman and Chief Executive Officer
February 24, 2006

6 Wachovia Corporation 2005 Annual Report

Corporate Citizenship
One of the nation’s leading community development lenders

■	Rated “outstanding” by the Office of the Comptroller of the Currency for Community Reinvestment Act Compliance

■	$25.6 billion in community loans and investments

■	$283 million in equity to create over 4,500 affordable rental housing units

■	$12 million in community development grants and in-kind donations

■	Helped 450 low- to moderate-income families buy homes each week
■	Created more than 1,400 jobs in lower-income communities through $114.6 million in lending through New Markets Tax Credits projects

■	Trained 22,000 families and individuals in personal computer, Internet and money management skills through our financial literacy programs led by employee volunteers in conjunction with community groups; offered in English and Spanish

One of the nation’s leaders in corporate philanthropy and community involvement

■	One of the nation’s Top 10 corporate donors (BusinessWeek magazine)

■	Recognized as the “Outstanding Corporation” for philanthropy and community involvement (Association of Fundraising Professionals)

■	$128 million to charitable organizations through employee, company and foundation giving

■	$15 million in grants to 23 organizations in 11 states through the Wachovia Teachers and Teaching Initiative designed to help teachers develop skills to advance student achievement in under-resourced schools

■	Reading First, our literacy education program, involved employees in nearly 4,900 partnerships with local classrooms, with 98,000 books donated to classroom libraries
■	Wachovia employees logged more than 650,000 hours volunteering in their communities by building homes, mentoring children, reading in schools, tutoring adults in financial literacy, and more

■	Over 1,500 grants amounting to more than $210,000 made to the charity of choice for employees who volunteered at least 24 hours

■	Wachovia and its employees contributed more than $4 million to relief efforts after hurricanes Katrina, Rita and Wilma

■	Donated $1 million in proceeds from Wachovia Championship PGA TOUR golf tournament to Teach For America

Providing corporate leadership in environmental stewardship

Funding and Investing Policies
■	Cognizant that our funding and investment decisions play an important role in protecting the environment, combating poverty and fostering economic development

■	Adhere to all environmental laws and regulations in jurisdictions where we operate and expect customers to do the same
Energy Efficiency
■	Encouraged homeowner energy savings through Energy Efficient Mortgage Program in partnership with Fannie Mae

■	Incorporated energy-efficient lighting systems and energy consumption control features in our recently constructed facilities
Waste Reduction
■	Recycled more than 20,000 tons of paper in 2005

■	Introduced a company-wide recycling program for office supplies
Industry Leadership
■	Founder and sponsor of The Forum for Corporation Conscience

■	Founding member of the Environmental Bankers Association

■	Included in the FTSE4Good Global Index, a leading socially responsible investment index

Wachovia Corporation 2005 Annual Report 7

Driving our growth is
an uncommon partnership
of banking and brokerage
businesses that
leverage
the collective wisdom
of our skilled relationship
managers and financial
advisors to
bridge a lifetime
of customer needs
Diversified Business Mix
■	Steady revenue stream in a challenging environment and upside potential in an improving economy

■	Relatively stable mix of interest income and fee income

■	About half of Wachovia’s 2005 revenue came from banking operations and half from a broad array of brokerage, asset management, wealth management, and corporate and investment banking businesses
Broad Distribution Network
■	3,900 financial centers and brokerage offices, 5,100 ATMs, telephone and Internet

■	Sales force of 37,700 bank sales and service associates; 10,500 registered representatives, including 2,500 licensed financial specialists and 8,000 full-service brokers, of which 1,300 are in financial centers; 980 wealth management advisors; 500 insurance brokers in 46 insurance brokerage offices; 1,300 commercial and small business relationship managers; and 1,100 corporate and institutional coverage officers
Preferred by Customers
■	Customer satisfaction and loyalty rankings among industry best in class

■	Wachovia ranks No. 1 among all retail banks in ability to attract and retain customers (A.T. Kearny Organic Growth Index)
Growth Potential
■	Core relationship products average core deposits up 20% and average loans up 32%

■	Broad product array with expanded branch network, credit card and mortgage offerings, and auto dealer services

■	Positioned for growth in global payments industry

8 Wachovia Corporation 2005 Annual Report

Overview of Major Businesses

General Bank
Description
Our General Bank provides a broad range of banking products and services to individuals, small businesses, commercial enterprises and governmental institutions in 15 states and Washington, D.C. We focus on small business customers with annual revenues up to $3 million; business banking customers with annual revenues between $3 million and $15 million; and commercial customers with revenues between $15 million and $250 million.

2005 Business Fundamentals
■	$12.8 billion total revenue

■	$163.5 billion average loans

■	$207.3 billion average core deposits

■	$4.1 billion investment sales

■	11 million retail and small business households

■	42,200 employees

■	2,500 licensed financial specialists

■	10.5 million online product and service enrollments and 3.2 million active online customers

Capital Management
Description
Capital Management leverages its multi-channel distribution to provide a full line of proprietary and nonproprietary investment and retirement products and services to retail and institutional clients. Retail brokerage services are offered through the 2,700 offices of Wachovia Securities in 49 states and Washington, D.C., and in Latin America. Evergreen Investments, a large and diversified asset management company, manages investments for a broad range of retail and institutional investors.

2005 Business Fundamentals
■	$5.2 billion total revenue

■	$683.6 billion broker client assets

■	$311.1 billion assets under management and securities lending

■	$103.9 billion mutual fund assets

■	$149.6 billion separate account assets

■	$68.9 billion retirement plan assets

■	10,500 registered representatives

Wealth Management
Description
With nearly 200 years of experience in managing wealth, Wealth Management provides a comprehensive suite of private banking, trust and investment management and financial planning services to high net worth individuals, their families and businesses. More than 50 teams of relationship managers and specialty advisors focus on serving clients with $2 million or more in investable assets, while four family offices focus on families with $25 million or more in investable assets. Wachovia Insurance Services provides commercial insurance brokerage and risk management services, employee benefits, life insurance, executive benefits and personal insurance services to businesses and individuals.

2005 Business Fundamentals
■	$1.3 billion total revenue

■	$13.9 billion average loans

■	$65.6 billion assets under management

■	$130.4 billion assets under administration

■	44,500 client relationships

■	980 wealth management advisors

■	500 insurance brokers

Corporate and Investment Bank
Description
Our Corporate and Investment Bank serves domestic and global corporate and institutional clients typically with revenues in excess of $250 million, and primarily in these key industry sectors: healthcare; media and communications; technology and services; financial institutions; real estate; consumer and retail; industrial growth; defense and aerospace; and energy and power. The Corporate and Investment Bank includes Corporate Lending, Investment Banking, and Treasury and International Trade Finance lines of business. The Corporate and Investment Bank also serves an institutional client base of money managers, hedge funds, insurance companies, pension funds, banks and broker dealers.

2005 Business Fundamentals
■	$5.8 billion total revenue

■	$102.7 billion lending commitments

■	$38.6 billion average loans

■	$23.5 billion average core deposits

■	3,800 corporate client relationships

■	2,400 institutional investor relationships

Wachovia Corporation 2005 Annual Report 9

General Bank

Market Position

■	Dominant East Coast presence

■	No. 1 in Southeast

■	No. 3 nationwide deposit share

■	No. 1 middle-market lender in footprint

■	No. 4 bank-owned ATM network

■	No. 4 domestic online bank

■	Top 12 nationwide mortgage lender

■	No. 3 primary mortgage lending satisfaction (J.D. Power and Associates)

■	Top 3 nationwide real estate financial services

Value Proposition
The General Bank provides deposit, lending and investment products and services for customers at every stage of life, whether they are saving for a home, for a child’s education or for a business ... whether they are building wealth or building a business ... or planning for retirement. The General Bank’s 37,700 sales and service associates and 1,300 commercial and small business relationship managers provide knowledgeable and reliable guidance, whether customers choose to meet with them personally, visit one of our 3,100 financial centers or 5,100 automated teller machines, call our telephone banking center or visit online at wachovia.com.
The General Bank also serves the specialized financial needs of businesses of all sizes with a variety of business checking and savings products, treasury services, global trade services, loans, leases and capital markets products and services.

Capital Management

Market Position

■	3rd largest full-service retail brokerage firm

■	4.4 million broker client accounts

■	1.3 million participants in retirement plans

■	Top 20 largest mutual fund company (FRC)

■	2nd largest bank annuity provider based on Kehrer-LIMRA survey

■	Best in Class for retirement services to small businesses (PlanSponsor magazine) and client satisfaction (Boston Research Group)

■	2005 Dalbar Customer Service Award to Evergreen Investments

Value Proposition
Capital Management is focused on helping clients achieve a lifetime of financial goals with many choices and resources structured around their individual needs.
Our 8,000 financial advisors and 2,500 financial specialists help clients make educated decisions regarding their investments and help them plan their financial future using our proprietary Envision product, with an emphasis on disciplined investing and unbiased advice. Evergreen Investments provides comprehensive investment solutions to individuals, institutions and endowments. Securities lending services are offered through Metropolitan West Securities, LLC. The Retirement and Investment Products Group is a leading provider of retirement services for individual investors, corporations and plan participants, offering individual retirement accounts, variable and fixed annuities, full-service defined contributions, defined benefit and nonqualified plan administration, and reinsurance services.

10 Wachovia Corporation 2005 Annual Report

Wealth Management

Market Position

■	4th largest in wealth market based on Wachovia Securities and Wealth Management assets under management for clients with $1 million or more (Barron’s 2005 survey)

■	High net worth leader of the year (Private Asset Management 2005)

■	Top 3 personal trust provider

■	Top 10 commercial insurance brokerage firm

■	Top 3 multifamily office practice (assets under advisement of $10 billion) (Bloomberg report)
Value Proposition
Wealth Management offers a fully integrated and objective approach that incorporates all the disciplines related to managing our clients’ wealth — from creation and growth to preservation and transfer to future generations. A dedicated relationship manager coordinates a team of financial advisors to meet each client’s individual needs. Through a separate, independent practice called Calibre, we also provide sophisticated family office solutions to ultra high net worth families that go beyond meeting financial needs by ensuring each future generation is prepared to be effective stewards of the family’s legacy.
Wachovia Insurance Services provides commercial property casualty insurance brokerage, risk management services, employee benefits, life insurance, executive benefits and personal insurance nationwide through 46 offices in 23 states and Washington, D.C.

Corporate and Investment Bank

Market Position

■	Strong industry position across a full capital markets product set

■	Top 3 leveraged loan syndications and U.S. collateralized debt obligations

■	Top 10 issuer of domestic high yield, high grade, preferred stock and equity

■	No. 1 U.S. CMB Sloan contributor and master servicer

■	Top 3 U.S. asset-based lending lead arranger

■	Top 3 provider of large corporate cash management

■	No. 1 customer service global financial institutions in Western Europe, Asia and the Americas
Value Proposition
The Corporate and Investment Bank has become a premier partner to corporations and institutional investors through an intense focus on client needs, combined with significant capital-raising capability and a leading treasury services platform. The Corporate and Investment Bank has an integrated team approach, a breadth of products and services and deep industry expertise to help grow and sustain corporate clients in any economic environment. The clients in this arm of Wachovia Securities are primarily CEOs, CFOs and treasurers of companies with annual revenues above $250 million, as well as managing partners of private equity firms, institutional investors, financial institutions and corporations with import/export needs.
The Corporate and Investment Bank’s 5,800 employees provide Wachovia with a deep pool of relationship coverage officers, product specialists, portfolio managers, and fixed income and equity sales, trading and research professionals.

Wachovia Corporation 2005 Annual Report 11

Guide to Our Financial Discussion
We value our relationship with our investors and pledge to keep you informed about our company.
On the following pages, we strive to help you understand more about our financial results, our sources of earnings and our financial condition.
Management’s Discussion and Analysis

Executive Summary	14	We begin with an executive summary of our company and our
Tables on pages 14 and 47		strategy of balance and diversity in our lines of business. We also summarize our financial results and the underlying trends and factors that affected these results.

Outlook	15	We discuss our expectations for the future and provide a financial outlook for the upcoming year.

Critical Accounting Policies	17	We describe the more significant accounting policies that affect our results, and the extent to which we use judgment and estimates in applying those policies.

Corporate Results of Operations	20, 42	We describe in more detail the topics highlighted in the
Net interest income and margin (tables on pages 20, 45-47, 49, 60, 66 and 96)		Executive Summary.
Fee and other income (tables on pages 20, 46-47, 49, 66 and 96)
Noninterest expense (tables on pages 21, 47, 49, 66 and 96)
Merger-related and restructuring expenses (tables on pages 21, 47, 49, 66, 96 and 102)
Income taxes (tables on pages 14, 21, 23-26, 47, 49, 66, 68, 76, 96 and 104)

Business Segments	21, 43	Then we review results from our business segments in depth,
Key performance metrics (tables on pages 23-26 and 96-97)		including the metrics we used to evaluate segment results.
General Bank (tables on pages 23 and 96-97)
Capital Management (tables on pages 24 and 96-97)
Wealth Management (tables on pages 25 and 96-97)
Corporate and Investment Bank (tables on pages 25 and 96-97)
Parent (tables on pages 26 and 96-97)

Balance Sheet Analysis	27, 44	The two primary groups of assets that we hold on our balance
Earning assets (tables on pages 20 and 59-60)		sheet are securities and loans, which we call earning assets. We
Securities (tables on pages 20, 27, 59, 65, 78 and 81)		discuss these earning assets and related topics such as the mix
Loans (tables on pages 20, 27-28, 50-52, 59-60, 65 and 85)		of our loan portfolio and asset quality here.
Asset quality (tables on pages 29, 46 and 53-55)
Charge-offs (tables on pages 29, 46, 53 and 55)
Commercial real estate (tables on pages 27-28 and 52-53)
Commitments (tables on pages 23-26 and 96)
Industry concentrations (table on page 28)
Loans held for sale (table on page 51)
Goodwill (tables on pages 56, 65 and 87)

Liquidity and Capital Adequacy	30, 44	Here we describe our funding strategies and our management
Core deposits (other deposit tables on pages 20, 57 and 65)		of liquidity - or the ease with which an asset may be converted
Purchased funds (tables on pages 20, 59, 60, 65 and 88)		into cash at no or little risk, or how funds may be raised in
Long-term debt (tables on pages 20, 47, 59, 60, 65 and 89)		various markets.
Stockholders’ equity (tables on pages 1, 31, 65 and 67)
Subsidiary dividends (table on page 121)
Regulatory capital (tables on pages 46, 58 and 93)
Debt ratings	Inside Back Cover

Off-Balance Sheet Transactions	31	We also provide information about our "off-balance sheet" activities
Off-balance sheet summary tables on pages 31, 114 and 119		such as guarantees and retained interests from securitizations.

Risk Management	33	This section discusses the types of risk to which our business is
Allowance for loan losses and reserve for unfunded		exposed in the ordinary course of business and our strategies for
lending commitments (tables on pages 29, 46, 53-54 and 86)		mitigating that risk.
Credit risk management
Derivatives (tables on pages 108-112)
Earnings sensitivity (table on page 39)
Interest rate risk management (graph on page 38)
Liquidity risk management (table on page 36)
Market risk management (table and graphs on page 35)
Operational risk management
Trading activities (tables on pages 48, 59-60, 65-66, 68 and 77)

12 Wachovia Corporation 2005 Annual Report

Selected Financial Data	45-49	These tables provide often-requested information, including
Explanation of our use of non-GAAP financial measures		multi-year and quarterly comparisons of our results.
Selected statistical data
Five-year summaries of income
Selected quarterly data

Management’s Report on Internal Control over Financial Reporting	62	In this letter, we affirm our responsibilities related to the reliability of our financial reporting. We continue to be committed to presenting financial results that are complete, transparent and understandable.

Reports of Independent Registered Public Accounting Firm	63-64	In these reports, our auditor, KPMG, expresses their independent opinions on our consolidated financial statements and internal controls over financial reporting.

Consolidated Financial Statements	65-68	These four statements, and the Notes to Consolidated Financial
Consolidated balance sheets		Statements that accompany them, have been prepared by manage-
Consolidated statements of income		ment and are audited by KPMG, our independent registered public
Consolidated statements of changes in stockholders’ equity		accounting firm.
Consolidated statements of cash flows

Notes to Consolidated Financial Statements	69-122	In these notes, we describe the policies we use in accounting for
Summary of significant accounting policies		our assets, liabilities and operating activities. We also discuss our
Business combinations and dispositions		significant acquisitions and divestitures and provide additional
Trading account assets and liabilities		information about our primary assets, including securities and
Securities		loans, and funding sources, such as short-term borrowings and
Variable interest entities, securitizations and retained		long-term debt, along with our off-balance sheet commitments.
beneficial interests, and servicing assets		Specific details are included for our stock-based compensation,
Loans, net of unearned income		income taxes and business segments. We believe you will find
Allowance for loan losses and reserve for unfunded lending commitments		useful information to help you more fully understand our financial
Goodwill and other intangible assets		statements in these disclosures, which are provided to meet
Other assets		accounting and reporting requirements and are presented in
Short-term borrowings		stipulated formats.
Long-term debt
Common and preferred stock and capital ratios
Accumulated other comprehensive income, net
Business segments
Personnel expense and retirement benefits
Merger-related and restructuring expenses
Income taxes
Basic and diluted earnings per common share
Derivatives
Commitments, guarantees and contingencies
Fair value of financial instruments
Wachovia Corporation (parent company)

Ratios	46-48	Throughout this document, we provide information about the key
Capital and leverage (tables on pages 46 and 58)	31	performance indicators by which we measure our success in
Common stockholders’ equity to assets (table on page 49)		driving shareholder value, including measures that serve as
Dividend payout ratio (graph on page 1 and tables on pages 45 and 48)	15	benchmarks for our management team's compensation.
Economic profit (tables on pages 23-26)	22
Efficiency ratio (tables on pages 23-26 and 96-97)	15
Net interest margin (table on page 60)	20
Profitability (ROA and ROE) (tables on pages 46, 48 and 49)
Risk-adjusted return on capital (tables on pages 23-26 and 96-97)	22

Glossary of Financial Terms	123	More definitions to help you understand our businesses.

Board of Directors and Operating Committee	124	These are the people who lead our company.

Stockholder Information	Inside Back Cover	We end with information about our Annual Meeting, how to contact us, and for our fixed income investors, we provide a summary table of our debt ratings.

Wachovia Corporation 2005 Annual Report 13

Management’s Discussion and Analysis

The following discussion and analysis is based primarily on amounts presented in our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States, or GAAP. This discussion contains forward-looking statements. Please refer to our 2005 Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.
Summary of Results of Operations

	Years Ended December 31,
(In millions, except per share data)	2005	2004	2003

Net interest income (GAAP)	$13,681	11,961	10,607
Tax-equivalent adjustment	219	250	256

Net interest income (a)	13,900	12,211	10,863
Fee and other income	12,219	10,779	9,482

Total revenue (a)	26,119	22,990	20,345
Provision for credit losses	249	257	586
Other noninterest expense	15,139	13,791	12,319
Merger-related and restructuring expenses	292	444	443
Other intangible amortization	416	431	518

Total noninterest expense	15,847	14,666	13,280
Minority interest in income of consolidated subsidiaries	342	184	143
Income taxes	3,033	2,419	1,833
Tax-equivalent adjustment	219	250	256

Income from continuing operations before cumulative effect of a change in accounting principle	6,429	5,214	4,247
Discontinued operations, net of income taxes	214	—	—

Income before cumulative effect of a change in accounting principle	6,643	5,214	4,247
Cumulative effect of a change in accounting principle, net of income taxes	—	—	17

Net income	6,643	5,214	4,264
Dividends on preferred stock	—	—	5

Net income available to common stockholders	$6,643	5,214	4,259

Diluted earnings per common share from continuing operations	$4.05	3.81	3.18

Diluted earnings per common share available to common stockholders	$4.19	3.81	3.18

(a) Tax-equivalent.
Executive Summary
Our earnings are primarily generated through four core businesses: the General Bank, the Corporate and Investment Bank, Capital Management and Wealth Management. In the following discussion, we explain this diverse group of businesses and why we believe our shareholders and customers benefit from this balance and diversity. In addition, through out this document, we address key performance indicators of our financial position and results of operations that drive shareholder value and serve as benchmarks to compensate management. We discuss trends and uncertainties affecting our businesses, and analyze liquidity and capital resources.
Our business model is based on a mix of businesses that provide a broad range of financial products and services, delivered through multiple distribution channels. This means that in addition to the typical lending and deposit-taking activities of traditional banking companies, we also offer investment products and services for retail customers, and capital markets financing alternatives for institutional and corporate clients. This business mix produces revenue from the interest income earned on loans and securities, as well as fee income from faster-growth but less predictable asset management, retail brokerage and investment banking businesses. Fee income represented 47 percent of our total revenue in both 2005 and 2004.
Our businesses generated strong sales by serving a broad range of customers, which drove record net income available to common stockholders in 2005 of $6.6 billion, up 27 percent from 2004, and record earnings per common share of $4.19, up 10 percent from 2004. Results in 2004 included the former SouthTrust Corporation for only two months following the November 1, 2004, consummation of this merger. In accordance with the purchase method of accounting, prior periods were not restated. Results in 2005 included a $214 million after-tax gain on the sale of most of our corporate and institutional trust (CIT) businesses, which is reflected as a gain on sale of discontinued operations as discussed further in the Outlook section. In addition, results include after-tax net merger-related and restructuring expenses of 11 cents per share in 2005 and 14 cents per share in 2004.
In 2005 compared with 2004, revenue rose 14 percent to $26.1 billion, with strong balance sheet growth overcoming margin compression resulting from the addition of lower-yielding trading assets and the effects of a flattening yield curve. Net interest income growth of 14 percent reflected 20 percent growth in average earnings assets due both to the SouthTrust acquisition and to organic growth. Fee and other income growth of 13 percent included, in addition to SouthTrust, increased debit card interchange fees, capital markets fees and trading revenues, as well as, in 2005, gains on the sale of equity securities received in settlement of problem loans. Lower market activity dampened retail brokerage commissions, while growth in managed account assets contributed to higher fiduciary and asset management fees.
Wachovia is one of the nation’s largest lenders, and the credit quality of our loan portfolio can have a significant impact on earnings. Our credit quality remained among the best in the banking industry in 2005. Our net charge-off ratio of 0.09 percent was down from 0.17 percent in 2004. Total nonperforming assets, including loans held for sale, declined 40 percent from 2004. Provision expense declined 3 percent from 2004, reflecting sustained improvement in credit quality. We continue to mitigate risk and volatility on our balance sheet by actively monitoring

14 Wachovia Corporation 2005 Annual Report

and reducing potential problem loans, including their sale when prudent. We continue to foresee positive trends in the economy and solid asset quality over the next few quarters.
Average net loans in 2005 increased 32 percent from 2004 to $227.9 billion, primarily due to the SouthTrust impact. Average consumer loan growth of 31 percent was led by real estate-secured loans, including the effect of a net $9.3 billion of primarily home equity lines transferred from loans held for sale to the loan portfolio in the fourth quarter of 2004. Average commercial loan growth of 34 percent reflected strength in middle-market commercial and large corporate lending. Average core deposits increased 20 percent from 2004 to $278.7 billion and average low-cost core deposits increased 18 percent from year-end 2004 to $239.0 billion at December 31, 2005.
Controlling expense growth and improving revenue growth continued to be a strategic focus in 2005, with our business units and the corporation making progress toward overhead efficiency targets for 2007. Overall, we are targeting an overhead efficiency ratio in the range of 52 percent to 55 percent by 2007. Further information about our goals for improving efficiency is in the Letter to Our Shareholders and the Outlook sections.
Total noninterest expense rose 8 percent from 2004, primarily reflecting, in addition to SouthTrust, increased variable pay linked to higher revenues, as well as continued investments that better position us for future earnings growth. Expense growth was offset in part by merger and other expense efficiencies.
As we manage interest rate risk, we believe our investment and hedging strategies are designed to achieve our goal of stable and growing net interest income in a variety of rate environments. We believe we are well positioned with our current, slightly liability sensitive stance, given market expectations for modest continued increases in short-term rates and likely alternatives to the current market forward rate projections.
Our diversified business model and strategic focus on efficiency helped drive solid performance by our four major businesses amid industry challenges such as a flattening yield curve and a weak retail brokerage environment. All four of our major businesses generated record earnings and three of the four generated record revenue for the second consecutive year.
The General Bank’s earnings rose 28 percent from 2004 on record revenue largely due to increased earning assets related to the SouthTrust acquisition and other loan growth as well as continuing strong deposit growth. The General Bank’s overhead efficiency ratio was 49.49 percent.
Capital Management grew earnings 20 percent from 2004 despite a modest decline in revenues as expense savings from the now-completed retail brokerage integration offset lower brokerage transaction activity. The results of Capital Management for each year exclude the CIT businesses that were sold in December 2005.
Wealth Management generated a 24 percent increase in earnings on record revenue, up 19 percent. These results reflected strong growth in loans and deposits, improved trust and investment management fees, and the May 2005 acquisition of an insurance brokerage firm.
Our Corporate and Investment Bank generated 3 percent earnings growth on record revenue, up 11 percent, with record results in advisory, underwriting and other investment banking fees, gains on the sale of equity securities received in settlement of loans, and higher trading and principal investing results. Net interest income declined due to higher funding costs associated with our commercial leasing portfolio, and a change in the mix of trading assets, which lowered the overall spread in the trading portfolio. Expenses rose due to higher variable compensation and strategic hiring in key positions.
In 2005, Wachovia’s board of directors increased the quarterly dividend paid to common stockholders by 11 percent to 51 cents per share, or $2.04 annualized. We paid common stockholders total dividends of $3.0 billion, or $1.94 per common share, up 17 percent from 2004. Our goal is to return 40 percent to 50 percent of our earnings to shareholders as dividends, and in 2005 our dividend payout ratio was 46.30 percent, or 44.80 percent excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations, which is the basis we use in measuring our goal.
Additionally, two leading debt rating agencies, citing the benefits of Wachovia’s business model and disciplined risk management, upgraded their ratings of our corporate and subsidiary debt in 2005. Fitch Ratings long-term and short-term ratings for Wachovia Corporation and for Wachovia Bank, National Association, improved to AA-/ F1+ from A+/F1. Standard & Poor’s raised its counterparty credit ratings on Wachovia Corporation to A+/A-1 from A/A-1 and its counterparty ratings on Wachovia Bank, National Association, to AA-/A-1+ from A+/A-1. Our balance sheet is strong and “well capitalized” under regulatory guidelines with a tier 1 capital ratio of 7.50 percent and a leverage ratio of 6.12 percent at December 31, 2005.
Outlook
Our diversified business model and strong execution in our four major businesses on their efficiency initiatives and revenue growth strategies give us confidence Wachovia will be one of the leading growth companies in our industry. We continue to make excellent progress in meeting our corporate objectives of revenue growth and disciplined expense control, increased distribution of products and services, hallmark customer service and balance sheet strength.

Wachovia Corporation 2005 Annual Report 15

Based on our consistent performance, confidence in our business model, capital strength and improving market conditions, we have updated our financial outlook for 2006. Economic assumptions used to formulate the 2006 outlook include growth in the real gross domestic product (GDP) of 3.40 percent; inflation (based on the Consumer Price Index) of 2.90 percent; a federal funds rate of 4.75 percent by December 2006; a 10-year Treasury bond rate of 4.40 percent by December 2006; and growth in the S&P 500 index of 7.00 percent.
The following outlook is for the full year 2006 compared with an “adjusted” 2005 amount, which includes our reported results and the reported results for the nine months ended September 30, 2005, for Westcorp, an auto dealer financial services business that we expect to acquire in the latter part of the first quarter of 2006. Amounts discussed below exclude merger-related and restructuring expenses and the effect, if any, of accounting proposals.
■	Net interest income growth in the low single-digit percentage range on a tax-equivalent basis from an adjusted $14.6 billion.

■	Fee income growth in the low double-digit percentage range from an adjusted $12.3 billion.

■	Noninterest expense growth in the low single digits from an adjusted $15.8 billion.

■	Minority interest expense increase in the mid-teens percentage range from an adjusted $367 million.

■	Loan growth in the mid-teens percentage range from an adjusted $240.6 billion, including consumer loan growth in the high teens from an adjusted $107.9 billion, and commercial loan growth in the low double-digit range from an adjusted $132.7 billion.

■	Net charge-offs in the 15 basis point to 25 basis point range, up from an adjusted 15 basis points, with provision expense also expected to be in the 15 basis point to 25 basis point range.

■	An effective income tax rate of approximately 34 percent to 35 percent on a tax-equivalent basis.

■	A tier 1 capital ratio above 7.5 percent, a leverage ratio above 6.0 percent, and a tangible capital to tangible asset ratio above 4.7 percent.

■	A dividend payout ratio of 40 percent to 50 percent of earnings excluding merger-related and restructuring expenses, and other intangible amortization.

■	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder friendly acquisitions.
Recent proposals on leveraged lease accounting and uncertain tax positions by the Financial Accounting Standards Board (FASB), if adopted as currently proposed, may have an impact on our financial results in future periods. The impact, if adopted as currently proposed, would include (i) a one-time noncash charge to the results of operations recorded as a cumulative effect of a change in accounting principle, and (ii) in the leveraged lease proposal, the recognition as income in future periods of amounts in the aggregate approximating the amount of the one-time charge. The Accounting and Regulatory Matters section has additional information about these FASB proposals along with the impact of the change in treatment of stock awards to retirement-eligible employees.
We have successfully completed the integration of SouthTrust systems, products and signs to the Wachovia platform. Deposit and branch conversions in overlapping states were completed in June 2005 and in the states in our extended footprint in October 2005. We expect 2006 to reflect our original expectation for annual after-tax savings of $255 million.
In addition, we announced agreements in 2005 to acquire or invest in opportunities we believe will augment the diversity of our business model and deepen our customer relationships. For example, through selective acquisitions, we doubled the size of our insurance brokerage operation; we acquired a nationwide residential mortgage broker; we expanded our international correspondent banking business; and we enhanced the high net worth division of Evergreen Investments. We also announced the pending acquisition of a nationally known auto dealer financial services business in a transaction that is expected to close in the latter part of the first quarter of 2006. And we re-entered the credit card market as a direct issuer in January 2006. Proceeds of a $100 million termination fee paid by MBNA Corporation in 2006 as a result of the Bank of America/MBNA merger will primarily be invested in systems and personnel to build our credit card business as well as other initiatives to support earnings growth.
In December 2005, we sold most of our CIT businesses, including our (i) corporate trust, institutional custody, document custody and structured finance trust services units, and (ii) stock transfer units, in two separate transactions for an aggregate initial sale price of $740 million. These transactions generated a fourth quarter 2005 net pre-tax gain of $447 million, or $214 million after tax, and reduced goodwill and other intangibles by $210 million. We may realize an additional gain of up to $80 million pre-tax or $50 million after tax related to the corporate trust and institutional custody transaction, depending upon the level of business retained by the purchaser during the 12-month period following the completion of that transaction. The gain on sale has been presented, net of applicable income taxes, as discontinued operations in the consolidated statements of income. Financial results of the CIT businesses have

16 Wachovia Corporation 2005 Annual Report

not been presented as discontinued operations based on materiality, but have been excluded from results presented for our Capital Management business segment and included in the Parent for all periods presented. Not included in this transaction was our securities lending unit, a business we entered two years ago with the acquisition of Metropolitan West Securities, and our institutional retirement plan business, Wachovia Retirement Services. We are firmly committed to and will continue to operate and grow the securities lending and retirement plan businesses.
We continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. We are striving to make Wachovia a more efficient company, but it is not our intention to have the lowest overhead efficiency ratio in our peer group because we expect to continue to invest in higher growth businesses. We believe we will slow annual expense growth by $600 million to $1.0 billion by 2007. We believe this will result in position reductions in the range of 3, 500 to 4, 000, approximately 20 percent of which will result from normal attrition, although we also expect to add positions in higher growth businesses. To date, we have identified initial expense reduction opportunities in the range of $650 million to $750 million annually and work continues.
In conjunction with these efforts, we have established overhead efficiency targets, excluding merger-related and restructuring expenses, other intangible amortization, discontinued operations and changes in accounting principle, for each of our four businesses and for the overall company to achieve by 2007. These 2007 targets are as follows:
■	General Bank	45 percent to 47 percent

■	Capital Management	75 percent to 77 percent

■	Wealth Management	60 percent to 62 percent

■	Corporate and Investment Bank	49 percent to 51 percent

■	Wachovia Corporation	52 percent to 55 percent
Segment tables in the Business Segments section have additional information.
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
Critical Accounting Policies
Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (GAAP) and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimations. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which significant estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities. Other accounting policies, such as pension liability measurement and stock option fair value determination, also involve a significant amount of judgment and estimates, but the impact of the estimates involved is not significant to our consolidated results of operations. Periodically, the Audit Committee of our board of directors reviews these policies, the judgment and estimation processes involved, and related disclosures.
Our policy on the allowance for loan losses applies to all loans, but is different from the methodology used to allocate the provision for credit losses for segment reporting purposes, which is discussed in Note 14: Business Segments in the Notes to Consolidated Financial Statements. The policy on fair value of certain financial instruments applies largely to the Corporate and Investment Bank and the Parent, both of which hold large portfolios of securities and derivatives. The policy on consolidation also affects the Corporate and Investment Bank and the Parent, both of which are involved in structuring securitization transactions. The policies on goodwill impairment and contingent liabilities affect all segments.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses and reserve for unfunded lending commitments, which we refer to collectively as the allowance for credit losses, are maintained at levels we believe are adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. We monitor qualitative and quantitative trends, including changes in the levels of past due, criticized and nonperforming loans. In addition, we rely on estimates and exercise judgment in assessing credit risk.
We employ a variety of modeling and estimation tools for measuring credit risk. These tools are periodically reevaluated and refined as appropriate. The following provides a description of each component of our allowance for credit losses, the techniques we currently use and the estimates and judgments inherent to each.
Our model for the allowance for loan losses has four components: formula-based components for both the commercial and consumer portfolios, each including an

Wachovia Corporation 2005 Annual Report 17

adjustment for historical loss variability; a reserve for impaired commercial loans; and an unallocated component.
For commercial loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed for commercial loans classified by credit grade. Average losses for each credit grade are computed using the annualized historical rate at which loans in each credit grade have defaulted and the historical average losses realized for defaulted loans.
For consumer loans, the formula-based component of the allowance for loan losses is based on historical loss data, historical delinquency patterns, vintage analyses, credit score-based forecasting methods and stress tests for each product classification.
For both commercial and consumer loans, the formula-based loss components include additional amounts to establish reasonable ranges that consider observed historical variability in losses. Factors we may consider in setting these amounts include, but are not limited to, industry-specific data, portfolio-specific risks or concentrations, and macroeconomic conditions. At December 31, 2005, the formula-based components of the allowance were $1.9 billion for commercial loans and $730 million for consumer loans, compared with $1.9 billion and $759 million, respectively, at December 31, 2004.
We have established a specific reserve within the allowance for loan losses for impaired loans. We define impaired loans as commercial loans on nonaccrual status. We individually review any impaired loans with a minimum total exposure of $10 million in the Corporate and Investment Bank and $5 million in other segments. The reserve for each individually reviewed loan is based on the difference between the loan’s carrying amount and the loan’s estimated fair value. No other reserve is provided on impaired loans that are individually reviewed. At December 31, 2005, the allowance for loan losses included $10 million and the reserve for unfunded lending commitments included $7 million for individually reviewed impaired loans and facilities. At December 31, 2004, these amounts were $31 million and $16 million, respectively.
The allowance for loan losses is supplemented with an unallocated component. This component reflects in part the inherent uncertainty of estimates and is designed as the final tool to fully capture probable incurred losses in the loan portfolio. The amount of this component and its relationship to the total allowance for loan losses may change from one period to another. We anticipate that the unallocated component of the allowance will generally not exceed 5 percent of the total allowance for loan losses. At December 31, 2005, the unallocated component of the allowance for loan losses was $135 million, or 5 percent of the allowance for loan losses, compared with $90 million, or 3 percent, at December 31, 2004. The increase in the unallocated component reflects the impact of recent hurricanes.
The reserve for unfunded lending commitments, which relates only to commercial business, is based on the modeling process that is consistent with the methodology described above for the commercial portion of the allowance for loan losses. In addition, this model includes as a key factor the historical average rate at which unfunded commercial exposures have been funded at the time of default. At December 31, 2005 and 2004, the reserve for unfunded lending commitments was $158 million and $154 million, respectively.
The factors supporting the allowance for loan losses and the reserve for unfunded lending commitments as described above do not diminish the fact that the entire allowance for loan losses and reserve for unfunded lending commitments are available to absorb losses in the loan portfolio and related commitment portfolio, respectively. Our principal focus, therefore, is on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments. Additionally, our primary bank regulators regularly conduct examinations of the allowance for credit losses and make assessments regarding its adequacy and the methodology employed in its determination.
Fair Value of Certain Financial Instruments Fair value is defined as the amount at which a financial instrument could be exchanged in a transaction between willing, unrelated parties in a normal business transaction. Financial instruments recorded at fair value include:
■	Instruments held for trading, including debt and equity securities and derivatives, with unrealized gains and losses recorded in earnings.

■	Debt and equity securities and retained interests in securitizations classified as available for sale, with unrealized gains and losses recorded in stockholders’ equity.

■	Derivatives designated as fair value or cash flow accounting hedges, with unrealized gains and losses recorded in earnings for fair value hedges and stockholders’ equity for cash flow hedges.

■	Principal investments, which are classified in other assets and which include public equity and private investments, with realized and unrealized gains and losses recorded in earnings.
If market prices are not available, we estimate fair value using models employing techniques such as discounted cash flow analyses. The assumptions used in the models, which typically include assumptions for interest rates, credit losses and prepayments, are independently verified against market observable data where possible. Where market observable data is not available, the valuation of financial instruments becomes more subjective and involves a high degree of judgment. Certain principal investments are recorded at values for which gains are not recorded

18 Wachovia Corporation 2005 Annual Report

until certain events confirm that the value has changed, such as a subsequent round of funding by the investee or receipt of distributions from private equity funds.
At December 31, 2005, 35 percent of our total assets and 14 percent of our total liabilities were recorded at fair value. Of this total, 86 percent were valued using quoted market prices for the same or similar securities; 13 percent using modeling techniques where the significant assumptions were based on market observations; and 1 percent using modeling techniques where significant assumptions were based on internal estimates rather than market observations. In addition, the determination of fair value affects loans held for sale, which are recorded at the lower of cost or market, with any changes in value recorded in earnings.
Consolidation In certain asset securitization transactions that meet the applicable criteria to be accounted for as sales, we sell assets to an entity referred to as a qualifying special purpose entity (QSPE), which we do not consolidate. In order for a special purpose entity to be considered a QSPE, it must meet a series of requirements at the inception of the transaction and on an ongoing basis. These requirements strictly limit the activities in which a QSPE may engage and the types of assets and liabilities it may hold. In some cases, these criteria are subject to interpretation. To the extent any QSPE fails to meet these criteria, we may be required to consolidate its assets and liabilities.
We also sell assets to and have involvement with other special purpose entities, some of which are variable interest entities (VIE). Under the provisions of FASB Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities, a VIE is consolidated by a company holding the variable interest that will absorb a majority of the VIE’s expected losses, or receive a majority of the expected residual returns, or both. The company that consolidates a VIE is referred to as the primary beneficiary.
A variety of complex estimation processes involving both qualitative and quantitative factors are used to determine whether an entity is a VIE, and to analyze and calculate its expected losses and its expected residual returns. These processes involve estimating the future cash flows of the VIE, analyzing the variability in those cash flows, and allocating the losses and returns among the parties holding variable interests. Also, there is a significant amount of judgment required in interpreting the provisions of FIN 46R and other related guidance and applying them to specific transactions.
In our case, FIN 46R applies to certain financing activities primarily conducted for corporate clients, including conduits that we administer, transactions such as collateralized debt obligations and collateralized mortgage obligations, partnerships, synthetic lease trusts and trust preferred securities.
The FASB has projects under way addressing what activities a QSPE may perform and how the assessment of a VIE is performed. The outcome of these projects may affect the entities we consolidate in future periods. The Accounting and Regulatory Matters section has additional information on these FASB projects.
Goodwill Impairment We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. If the carrying amount of reporting unit goodwill exceeds its implied fair value, we would recognize an impairment loss in an amount equal to that excess.
As discussed in the Business Segments section, we operate in four core business segments. We determined that our reporting units for testing goodwill are our lines of business that are one level below the core business segments, where applicable. These reporting units are Wealth Management; General Bank: Commercial, and Retail and Small Business; Capital Management: Retail Brokerage Services and Asset Management; and Corporate and Investment Bank: Corporate Lending, Treasury and International Trade Finance, and Investment Banking.
Fair values of reporting units in 2005 were determined using two methods, one based on market earnings multiples of peer companies for each reporting unit, and one based on discounted cash flow models with estimated cash flows based on internal forecasts of revenues and expenses. The earnings multiples for the first method ranged between 9.9 times and 18.2 times. The estimated cash flows for the second method were discounted using market-based discount rates ranging from 6.2 percent to 16.6 percent.
Our goodwill impairment testing for 2005 indicated that none of our goodwill was impaired. Note 1: Summary of Significant Accounting Policies and Note 8: Goodwill and Other Intangible Assets in the Notes to Consolidated Financial Statements provide additional information related to the evaluation of goodwill and to the carrying amounts by core business segments.
Contingent Liabilities We are subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against us and/or our subsidiaries with respect to transactions in which we and/or our subsidiaries acted as a lender, an underwriter, a financial advisor, a broker, or acted in a related capacity. Reserves are established for legal and other claims when it becomes probable we will incur a loss and the amount can be reasonably estimated. Changes in the probability assessment can lead to changes in recorded reserves. In addition, the actual costs of resolving these contingencies may be substantially higher or lower than the amounts reserved for these claims.

Wachovia Corporation 2005 Annual Report 19

Corporate Results of Operations
Our results for 2005 reflect the impact of the November 1, 2004, merger of Wachovia and SouthTrust Corporation.
Average Balance Sheets and Interest Rates

	Years Ended December 31,
	2005		2004

	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$2,516	3.23%	$3,578	1.43%
Federal funds sold	24,008	3.31	24,940	1.37
Trading account assets	33,800	4.94	28,944	4.28
Securities	115,107	5.14	100,960	4.90
Commercial loans, net	132,504	5.69	99,026	4.63
Consumer loans, net	95,418	5.81	73,007	5.24

Total loans, net	227,922	5.74	172,033	4.89

Loans held for sale	15,293	5.71	16,735	4.42

Other earning assets	9,944	5.36	11,064	3.30

Risk management derivatives	—	0.23	—	0.41

Total earning assets	428,590	5.58	358,254	4.90

Interest-bearing deposits	242,152	2.00	196,142	1.12
Federal funds purchased	54,302	3.08	47,321	1.35
Commercial paper	11,898	3.05	12,034	1.35
Securities sold short	10,279	3.31	11,025	2.88
Other short-term borrowings	6,675	1.87	6,087	0.90
Long-term debt	47,774	4.46	39,780	4.00
Risk management derivatives	—	0.14	—	0.12

Total interest-bearing liabilities	373,080	2.68	312,389	1.71

Net interest income and margin	$13,900	3.24%	$12,211	3.41%

Net Interest Income and Margin We earn net interest income on the difference between interest income on earning assets, primarily loans and securities, and interest expense on interest-bearing liabilities, primarily deposits and other funding sources. Tax-equivalent net interest income increased 14 percent in 2005 from 2004 due to balance sheet growth reflecting the SouthTrust merger as well as strong organic growth. Balance sheet growth offset compression in the net interest margin, which declined 17 basis points to 3.24 percent primarily due to growth in structured product and mortgage warehouses, increased low-yielding trading assets, lower contributions from hedge-related derivatives, and the impact of a flattening yield curve. The average federal funds rate in 2005 was 187 basis points higher than the average for 2004, while average longer-term two-year rates increased 147 basis points and the 10-year treasury note rate increased 2 basis points.
In order to maintain our targeted interest rate risk profile, derivatives are used to manage the interest rate risk inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce current income in the short-term, although we expect them to benefit future periods.
In 2005, net interest rate risk management-related derivative income contributed $432 million to net interest income, representing a 10 basis point impact on our net interest margin, compared with $1.1 billion, or 30 basis points, in 2004. Risk management-related derivatives are those that have been designated and accounted for as accounting hedges.
Fee and Other Income

	Years Ended December 31,
(In millions)	2005	2004	2003

Service charges	$2,151	1,978	1,731
Other banking fees	1,491	1,226	1,017
Commissions	2,411	2,601	2,318
Fiduciary and asset management fees	2,943	2,772	2,345
Advisory, underwriting and other investment banking fees	1,109	911	787
Trading account profits	245	35	110
Principal investing	401	261	(139)
Securities gains (losses)	89	(10)	45
Other income	1,379	1,005	1,268

Total fee and other income	$12,219	10,779	9,482

Fee and Other Income Traditionally banks earn fee and other income from service charges on deposit accounts and other banking products and services, and these continue to be a significant component of our fee income. In addition, we have balanced our earnings with a diversified mix of businesses that provide alternative investment and financing products and services for the more sophisticated needs of our clients. These alternative products produce income in our brokerage, asset management and investment banking businesses from commissions and fees for financial advice, custody, insurance and financing alternatives such as loan syndications and asset securitizations. Additionally, we realize gains when we sell our investments in debt and equity securities. The fees on many of these products and services are based on market valuations and therefore are sensitive to movements in the financial markets. Fee and other income growth of 13 percent in 2005 from 2004 included the impact of SouthTrust and also reflected:
■	Improved debit card interchange income, which is included in other banking fees.

■	Lower commissions reflecting weak retail brokerage markets.

■	Improved fiduciary and asset management fees, reflecting growth in brokerage managed account assets.

■	Improved investment banking fees, with record results in advisory and underwriting.

■	Stronger trading revenues and principal investing results.

■	Securities gains of $89 million, which included securities gains in our Corporate and Investment Bank of $91 million principally related to structured products activity.

20 Wachovia Corporation 2005 Annual Report

■	Gains of $122 million on the sale of equity securities received in settlement of loans and a $38 million gain on the sale of our investment in a United Kingdom asset-based lending subsidiary, which are included in other income.
Noninterest Expense

	Years Ended December 31,
(In millions)	2005	2004	2003

Salaries and employee benefits	$9,671	8,703	7,708
Occupancy	1,064	947	851
Equipment	1,087	1,052	1,021
Advertising	193	193	160
Communications and supplies	633	620	598
Professional and consulting fees	662	548	460
Sundry expense	1,829	1,728	1,521

Other noninterest expense	15,139	13,791	12,319
Merger-related and restructuring expenses	292	444	443
Other intangible amortization	416	431	518

Total noninterest expense	$15,847	14,666	13,280

Noninterest Expense Noninterest expense increased 8 percent in 2005 from 2004 largely due to the SouthTrust merger, offset by merger and other expense efficiencies. In addition, higher salaries and employee benefits reflected higher revenue-based incentives and strategic hiring, and included implementation costs related to the efficiency initiative.
We grant stock-based awards to employees in the form of stock options and restricted stock. We adopted the fair value method of accounting for stock options in 2002, and salaries and employee benefits expense included $333 million in 2005 and $320 million in 2004 related to options and restricted stock. Accordingly, as discussed in the Accounting and Regulatory Matters section, the implementation of the revised stock-based compensation accounting principles is not expected to have a material impact, other than the impact of the timing of expense recognition associated with awards to retirement-eligible employees. Note 1: Summary of Significant Accounting Policies and Note 12: Common and Preferred Stock and Capital Ratios in the Notes to Consolidated Financial Statements also have additional information.
We sponsor a defined benefit pension plan for our employees, and salaries and employee benefit expense included $65 million in 2005 and $59 million in 2004 of retirement benefit cost for this plan. This expense reflected estimated returns on the plan assets of 8.5 percent each year, while actual returns were 11.7 percent and 11.4 percent, respectively. In accordance with current accounting principles, the differences between estimated and actual returns are deferred and, along with other amounts, recognized over the estimated remaining service periods of the plan participants. At December 31, 2005, we had deferred net losses and other items of $1.7 billion, which will be recognized as a component of retirement benefit cost over the next 12 years on a straight-line basis. Note 15: Personnel Expense and Retirement Benefits in the Notes to Consolidated Financial Statements has additional information on this and other pension and post-retirement plans, including how we determine the key assumptions used to measure the benefit obligation and retirement benefit expense. The funding of our pension obligation does not represent a significant liquidity commitment for us.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in 2005 of $292 million included $227 million related to the SouthTrust merger, $63 million related to the retail brokerage integration, which was completed in the second quarter of 2005, and $2 million related to the commercial insurance brokerage acquisition. In 2004, we recorded $444 million of these expenses relating to SouthTrust and the retail brokerage and First Union-Wachovia transactions, including $3 million in reversals.
We currently expect total merger-related and restructuring expenses for the SouthTrust merger to be $333 million before tax, of which $268 million had been recorded by December 31, 2005, with the remaining to be incurred in the first quarter of 2006.
Income Taxes Income taxes based on income from continuing operations were $3.0 billion in 2005, an increase of $614 million from 2004. The related effective income tax rates were 32.05 percent in 2005 and 31.70 percent in 2004. The increase in this rate was primarily the result of higher pretax income in 2005. On a fully tax-equivalent basis, the related income tax rates were 33.59 percent in 2005 and 33.87 percent in 2004.
Business Segments
We provide a diversified range of banking and nonbanking financial services and products primarily through our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank. In this section, we discuss the performance and results of our core business segments and the Parent in 2005 compared with 2004. The Comparison of 2004 with 2003 section has details on business segment trends over that period.
We originate and securitize commercial loans, principally commercial mortgages, and consumer loans, including consumer real-estate secured, mortgage, auto and student loans. The General Bank results include sales and securitizations of mortgage loans, where we generally do not retain significant interests, other than servicing rights, and gains on sales are included in other fee income. The Corporate and Investment Bank results include securitizations of commercial loans, with gains reflected in both trading profits and in other fee income. We generally retain servicing rights on commercial loan securitizations, but not significant

Wachovia Corporation 2005 Annual Report 21

retained interests. In addition, the Corporate and Investment Bank securitizes assets on behalf of customers for whom we may have warehoused the collateral prior to the transaction. Gains and losses on these transactions are recorded in trading profits, along with any gains or losses on the assets while we held them. The Parent results include securitizations of other consumer loans in which we have retained interests and/or servicing rights. Gains and losses on these consumer loan securitizations are recorded in other fee income. Certain of these consumer loans are included in the General Bank results as if they had not been securitized; the Parent results include the impact of de-recognizing these loans from the consolidated balance sheet by recording a negative, or contra, loan balance.
Business segment data excludes merger-related and restructuring expenses, other intangible amortization, the gain on sale of discontinued operations and changes in accounting principle.
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
The first two measures are calculated as follows:
Economic Profit = Economic Net Income – Capital Charge
RAROC = Economic Net Income / Economic Capital
Economic profit is a measure of the earnings above an explicit charge for the capital used to support a transaction or business line. It is calculated as a dollar amount of return. RAROC is a ratio of return to risk and is stated as a percentage.
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
The five types of risk to which we attribute economic capital are:
■	Credit Risk: Credit risk, which represented 53 percent of our economic capital in 2005, is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed-upon terms.

■	Market Risk: The major components of market risk, which represented 23 percent of economic capital, are interest rate risk inherent in our balance sheet, price risk in our principal investing portfolio and market value risk in our trading portfolios.

■	Operational, Business and Other Risk: Operational risk is the risk of loss from inadequate or failed internal processes, people and systems or from external events. This risk is inherent in all our businesses. Business risk is the potential losses our business lines could suffer that have not been captured elsewhere (such as losses from a difficult business environment). Business and operational risk capital are the primary types of capital held by non-balance sheet intensive businesses such as trust, asset management and brokerage. Other risk represents the loss in value that other miscellaneous and fixed assets could realize that are not captured as market risk. Operational, business and other risk represented 24 percent of our economic capital in 2005.
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

22 Wachovia Corporation 2005 Annual Report

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
Changes in Methodology We continuously update segment information for changes that occur in the management of our businesses. For example, in the first quarter of 2005, we transferred certain insurance business lines to Wealth Management from Capital Management. Additionally, as noted earlier, the results of certain units of Capital Management are included in the Parent segment as divested businesses. The gain on sale of the CIT businesses is excluded from the Business Segment information and is presented as discontinued operations. While these changes are not significant to the results of operations of our segments, we have updated the prior period amounts to allow for a consistent comparison of segment results. The impact to segment earnings for full year 2004 as a result of these changes was:
■	A $10 million decrease in the General Bank.

■	A $58 million decrease in Capital Management.

■	An $8 million increase in Wealth Management.

■	A $46 million decrease in the Corporate and Investment Bank.

■	A $106 million increase in the Parent.
General Bank The General Bank segment includes our Retail and Small Business and Commercial lines of business. The General Bank’s products include:
■	Retail Bank: Checking, savings and money market accounts; time deposits and IRAs; home equity, residential mortgage, student and personal loans; debit and credit cards; mutual funds and annuities.

■	Small Business: Deposit, loan and investment products and services to businesses with annual revenues up to $3 million.

■	Commercial Banking: Commercial deposit, lending, treasury management, dealer financial services and commercial real estate solutions to businesses typically with annual revenues between $3 million and $250 million.
General Bank
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2005	2004	2003

Income statement data
Net interest income (Tax-equivalent)	$9,678	8,007	7,312
Fee and other income	2,876	2,432	2,193
Intersegment revenue	205	168	179

Total revenue (Tax-equivalent)	12,759	10,607	9,684
Provision for credit losses	277	314	470
Noninterest expense	6,315	5,515	5,336
Income taxes (Tax-equivalent)	2,263	1,734	1,415

Segment earnings	$3,904	3,044	2,463

Performance and other data
Economic profit	$2,968	2,321	1,797
Risk adjusted return on capital (RAROC)	53.26%	53.22	42.80
Economic capital, average	$7,023	5,497	5,649
Cash overhead efficiency ratio (Tax-equivalent)	49.49%	51.99	55.10
Lending commitments	$111,608	93,608	65,457
Average loans, net	163,549	127,984	113,849
Average core deposits	$207,270	172,369	152,727
FTE employees	42,226	43,404	34,595

Results reflect the November 1, 2004, acquisition of SouthTrust. Key General Bank trends in 2005 compared with 2004 included:
■	28 percent earnings growth on 20 percent higher revenue due to organic growth as well as increased earning assets related to SouthTrust.

■	21 percent growth in net interest income generated by strength in low-cost core deposits and higher commercial and consumer loans.
■	Deposits reflected continued strong growth in checking accounts as we leverage our growing branch network. Core deposit growth was driven primarily by consumer certificates of deposit and money market deposits, reflecting some shift in the deposit mix due to the rising rate environment; and

■	Middle-market lending led commercial loan growth while real estate-secured lending led consumer loan growth. Early results were solid from the introduction of new mortgage products and a refined small business lending strategy, which we expect to accelerate branch loan sales production in the future.
■	18 percent higher fee and other income driven, in addition to higher volume largely related to SouthTrust, by higher service charges, debit card interchange income, and mortgage banking income and origination fees.

■	Continued improvement in the overhead efficiency ratio, despite the SouthTrust impact and our de novo

Wachovia Corporation 2005 Annual Report 23

branch initiative, due to merger efficiencies and strong expense management.
The General Bank continues to do exceptionally well in attracting and retaining low-cost core deposits, with average low-cost core deposit balances increasing 16 percent from 2004 including the addition of SouthTrust. Core deposits include savings, interest-bearing checking accounts, noninterest-bearing and other consumer time deposits and deposits held in our CAP Accounts. Low-cost core deposits exclude consumer certificates of deposit.
Capital Management
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2005	2004	2003

Income statement data
Net interest income (Tax-equivalent)	$633	533	232
Fee and other income	4,595	4,704	3,956
Intersegment revenue	(45)	(46)	(66)

Total revenue (Tax-equivalent)	5,183	5,191	4,122
Provision for credit losses	—	—	—
Noninterest expense	4,270	4,435	3,526
Income taxes (Tax-equivalent)	334	275	218

Segment earnings	$579	481	378

Performance and other data
Economic profit	$429	333	270
Risk adjusted return on capital (RAROC)	42.45%	35.81	38.53
Economic capital, average	$1,363	1,344	980
Cash overhead efficiency ratio (Tax-equivalent)	82.37%	85.45	85.57
Lending commitments	$208	119	61
Average loans, net	357	290	176
Average core deposits	$29,171	25,078	2,591
FTE employees	17,474	18,892	19,633

Capital Management Capital Management includes Retail Brokerage Services and Asset Management. The results of Capital Management for each year excludes the corporate and institutional trust businesses that were sold in December 2005. Capital Management provides a full line of investment products and financial and retirement services, including:
■	Retail Brokerage Services: Stocks, bonds, mutual funds, fixed and variable annuities, reinsurance, asset management accounts, and other investment products and services.

■	Asset Management: Mutual funds, customized advisory services and defined benefit and defined contribution retirement services.
Key Capital Management trends in 2005 compared with 2004 included:
■	20 percent earnings growth despite a modest decline in revenue as expense efficiencies achieved from the now-completed brokerage integration more than offset lower retail brokerage commissions.

■	A 19 percent increase in net interest income largely as a result of significant average core deposit growth and improved deposit pricing.

■	A 2 percent decline in fee and other income as higher retail brokerage recurring income, including managed account fees, was offset by lower retail brokerage commissions due to sluggish transaction activity. Brokerage managed account assets, which produce recurring income, reached a record $106.5 billion at December 31, 2005.
■	$4.3 billion in revenue from our retail brokerage businesses included transactional revenues of $1.9 billion and recurring and other income of $2.4 billion.

■	$873 million in revenue from our asset management businesses, down $2 million due to a $17 million decline from the 2004 sale of the two non-strategic businesses, partially offset by higher equity assets under management and a modest benefit from the SouthTrust merger.
■	A 4 percent decline in noninterest expense largely due to ongoing efficiencies gained from the retail brokerage integration.
Mutual Funds

	Years Ended December 31,
	2005		2004		2003

(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$32	31%	$29	27%	$24	22%
Fixed income	24	23	27	26	29	27
Money market	48	46	50	47	56	51

Total mutual fund assets	$104	100%	$106	100%	$109	100%

Assets Under Management and Securities Lending

	Years Ended December 31,
	2005		2004		2003

(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$83	33%	$81	32%	$72	29%
Fixed income	111	44	112	44	108	44
Money market	59	23	63	24	67	27

Total assets under management	$253	100%	$256	100%	$247	100%
Securities lending	58	—	41	—	—	—

Total assets under management and securities lending	$311	—	$297	—	$247	—

Total assets under management and securities lending grew slightly from year-end 2004 to $311.1 billion. Total net outflows in assets under management were approximately $6 billion in 2005, offset by net asset appreciation of approximately $3 billion since year-end 2004 from increased market valuations. Equity assets reached $83.1 billion at December 31, 2005, including a record $31.9 billion in equity mutual fund assets driven by positive equity mutual

24 Wachovia Corporation 2005 Annual Report

funds sales and improved equity markets. Continued positive net equity fund sales along with increased equity market valuations are creating a higher revenue-yielding mix of funds.
Wealth Management
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2005	2004	2003

Income statement data
Net interest income (Tax-equivalent)	$588	497	423
Fee and other income	708	590	562
Intersegment revenue	7	5	6

Total revenue (Tax-equivalent)	1,303	1,092	991
Provision for credit losses	6	(1)	12
Noninterest expense	893	769	732
Income taxes (Tax-equivalent)	148	118	91

Segment earnings	$256	206	156

Performance and other data
Economic profit	$189	137	94
Risk adjusted return on capital (RAROC)	47.83%	40.86	32.05
Economic capital, average	$513	458	447
Cash overhead efficiency ratio (Tax-equivalent)	68.53%	70.45	73.95
Lending commitments	$5,840	4,711	3,951
Average loans, net	13,915	11,050	9,512
Average core deposits	$13,693	11,956	10,111
FTE employees	4,657	3,911	3,842

Wealth Management Wealth Management includes private banking, personal trust, investment advisory services, financial planning and insurance brokerage services (property and casualty, employee benefits and high net worth life) for wealthy individuals, their families and businesses. Products and services include:
■	Customized deposit, credit and debt structuring services, including professional practice lending, insurance premium, marine and aircraft financing.

■	Legacy management such as personal trust, estate settlement and charitable services.

■	Risk management services encompassing property and casualty, group health and benefit, and life insurance.

■	Investment management products and services including hedge funds, investment real estate and private equity placements.

■	Advisory services including business succession planning and not-for-profit, individual and family philanthropic consulting.

■	Family office services, such as independent investment manager search and selection, family office administration, and family governance and stewardship consulting.
Results include the impact of the May 2005 acquisition of Palmer & Cay, Inc., a commercial insurance brokerage firm, as well as SouthTrust. Key Wealth Management trends in 2005 compared with 2004 included:
■	24 percent earnings growth on 19 percent higher revenue.

■	18 percent growth in net interest income driven by higher volume in both consumer and commercial lending and by deposit growth.

■	20 percent higher fee and other income due to the commercial insurance brokerage acquisition as well as improved trust and investment management fees on higher valuations in improved markets.

■	Higher provision expense of $6 million compared with a net benefit in 2004. In addition, 16 percent noninterest expense growth largely related to the commercial insurance brokerage acquisition and higher personnel costs, including higher severance related to business transformation and to incentives on increased revenue production.

■	Slight growth in assets under management from year-end 2004 to $65.6 billion.
Corporate and Investment Bank
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2005	2004	2003

Income statement data
Net interest income (Tax-equivalent)	$2,232	2,387	2,257
Fee and other income	3,695	2,925	2,253
Intersegment revenue	(169)	(128)	(116)

Total revenue (Tax-equivalent)	5,758	5,184	4,394
Provision for credit losses	(27)	(41)	250
Noninterest expense	3,042	2,580	2,326
Income taxes (Tax-equivalent)	1,020	974	676

Segment earnings	$1,723	1,671	1,142

Performance and other data
Economic profit	$1,009	1,042	530
Risk adjusted return on capital (RAROC)	29.54%	33.62	20.36
Economic capital, average	$5,441	4,606	5,657
Cash overhead efficiency ratio (Tax-equivalent)	52.83%	49.77	52.93
Lending commitments	$102,673	81,461	69,728
Average loans, net	38,621	31,756	32,983
Average core deposits	$23,496	18,341	14,529
FTE employees	5,796	4,723	4,314

Corporate and Investment Bank Our Corporate and Investment Bank segment includes the following lines of business:
■	Corporate Lending: Large corporate lending and commercial leasing.

■	Investment Banking: Equities, merger and acquisition advisory services, the activities of our fixed income

Wachovia Corporation 2005 Annual Report 25

division (including interest rate products, credit products, structured products and non-dollar products), loan syndications, and principal investing (which encompasses direct investments primarily in private equity and mezzanine securities, and investments in funds sponsored by select private equity and venture capital groups).

■	Treasury and International Trade Finance: Treasury management products and services, domestic and international correspondent banking operations, and international trade services.
Key Corporate and Investment Bank trends in 2005 compared with 2004 included:
■	3 percent earnings growth on 11 percent higher revenue as higher fee and other income overcame a decline in net interest income. Revenue growth also reflects market share gains and increases in lead bank relationships.

■	26 percent growth in fee and other income largely due to:
■	Record results in advisory and underwriting fees, with particular strength in structured products and merger and acquisition advisory activity.

■	A gain of $122 million on the sale of equity securities received in settlement of loans and a $41 million gain on a structured products consumer loan securitization.

■	Strong trading profits and principal investing gains, driven by both direct and fund investments.
■	A 6 percent decline in net interest income primarily due to higher funding costs associated with the 2004 resolution of tax matters related to our commercial leasing portfolio and a change in the mix of trading assets, which lowered the overall spread in the trading portfolio.

■	An 18 percent increase in noninterest expense due to higher variable compensation and increased strategic hiring in key positions.

■	22 percent average loan growth reflecting higher corporate loans and the impact of SouthTrust. Recoveries continued to be a net benefit to the provision for credit losses.

■	A 28 percent increase in average core deposits primarily from higher commercial mortgage servicing and international correspondent banking. In commercial mortgage servicing, we service commercial mortgages and commercial mortgage-backed securities and hold the related escrow and other deposits.
Parent Parent includes all asset and liability management functions, including managing our investment portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs,
Parent
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2005	2004	2003

Income statement data
Net interest income (Tax-equivalent)	$769	787	639
Fee and other income	345	128	518
Intersegment revenue	2	1	(3)

Total revenue (Tax-equivalent)	1,116	916	1,154
Provision for credit losses	(7)	(15)	(146)
Noninterest expense	1,035	923	917
Minority interest	367	297	174
Income taxes (Tax-equivalent)	(413)	(304)	(157)

Segment earnings	$134	15	366

Performance and other data
Economic profit	$73	(17)	307
Risk adjusted return on capital (RAROC)	13.84%	10.26	24.07
Economic capital, average	$2,592	2,321	2,355
Cash overhead efficiency ratio (Tax-equivalent)	55.50%	53.57	34.41
Lending commitments	$508	408	482
Average loans, net	11,480	953	1,807
Average core deposits	$5,091	3,864	3,164
FTE employees	23,827	25,100	23,730

certain revenues and expenses that are not allocated to the business segments; the results of our HomEq Servicing business, which is responsible for home equity loan servicing, including that generated and retained by our mortgage company, as well as servicing for third party portfolios; and the results of wind-down or divested businesses, including the divested CIT businesses.
Key trends in the Parent segment in 2005 compared with 2004 included:
■	A revenue increase due to higher fee and other income, offset by a small decline in net interest income.
■	Higher fee and other income included a $122 million increase in securities gains and a $117 million increase in other income.

■	Other income included a gain of $38 million associated with the sale of an asset-based lending subsidiary in the United Kingdom and a $35 million increase in income from asset securitizations, which included $74 million of losses related to auto loan securitization activity. Other income in 2004 included a loss of $68 million associated with a sale and leaseback of corporate real estate.
■	A 13 percent increase in average securities to $107.2 billion reflecting proceeds from deposit growth and higher balance sheet positions as discussed in the Balance Sheet Analysis section.

■	A 12 percent increase in noninterest expense.

26 Wachovia Corporation 2005 Annual Report

This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest expense, which also includes other subsidiaries, was $367 million in 2005 compared with $297 million in 2004.
Balance Sheet Analysis
Earning Assets Our primary types of earning assets are securities and loans. Year-end 2005 earning assets were $451.8 billion, a 5 percent increase from $430.3 billion at year-end 2004. Average earning assets in 2005 were $428.6 billion, which represented a 20 percent increase from 2004, primarily reflecting the impact of SouthTrust.
Securities The securities portfolio, all of which is classified as available for sale, consists primarily of high quality, mortgage- and asset-backed securities, principally obligations of U.S. Government agencies and sponsored entities. We use this portfolio primarily to manage liquidity, interest rate risk and regulatory capital, and to take advantage of market conditions that create more economically attractive returns on these investments. The increase in securities available for sale from December 31, 2004, reflects higher business unit positions, deposit growth and greater use of cash securities in lieu of derivatives to maintain our relatively neutral interest rate risk position. The Interest Rate Risk Management section further explains our interest rate risk management practices. The average rate earned on securities available for sale was 5.14 percent in 2005 and 4.90 percent in 2004. Unrealized net securities losses in 2005 compared with net gains in 2004 were due to the effect of higher rates primarily affecting our fixed rate mortgage-backed securities.
We retain interests in the form of either bonds or residual interests in connection with certain securitizations. The retained interests result primarily from the securitization of residential mortgage loans, home equity lines, auto loans and student loans. Included in securities available for sale at December 31, 2005, were residual interests with a market value of $860 million, which included a net unrealized gain of $215 million, and retained bonds from securitizations with a market value of $5.2 billion, which included a net unrealized gain of $59 million.
Loans In 2005, we took several steps to enhance loan growth with several small acquisitions and investments we expect will strengthen our loan portfolio mix with a greater proportion of consumer loans, including auto loans through our expanded dealer financial services network, direct issuance of credit cards and a renewed focus on mortgage loan originations through our bank branch network. In commercial lending, we have pursued risk reduction strategies in recent years to actively reduce potential problem loans and certain large corporate loans. We will continue to actively monitor loan quality and take proactive steps to reduce risk when warranted.
Securities Available for Sale

	Years Ended December 31,
(In billions)	2005	2004	2003

Market value	$114.9	110.6	100.4
Net unrealized gain (loss)	$(0.5)	1.8	2.2

Memoranda (Market value)
Residual interests	$0.9	0.9	1.1
Retained bonds
Investment grade (a)	5.1	5.2	11.2
Other	0.1	—	—

Total	$5.2	5.2	11.2

(a) Substantially all had credit ratings of AA and above.
Loans – On-Balance Sheet

	Years Ended December 31,
(In millions)	2005	2004	2003

Commercial
Commercial, financial and agricultural	$87,327	75,095	55,453
Real estate–construction and other	13,972	12,673	5,969
Real estate–mortgage	19,966	20,742	15,186
Lease financing	25,368	25,000	23,978
Foreign	10,221	7,716	6,880

Total commercial	156,854	141,226	107,466

Consumer
Real estate secured	94,748	74,161	50,726
Student loans	9,922	10,468	8,435
Installment loans	6,751	7,684	8,965

Total consumer	111,421	92,313	68,126

Total loans	268,275	233,539	175,592
Unearned income	9,260	9,699	10,021

Loans, net (On-balance sheet)	$259,015	223,840	165,571

Loans – Managed Portfolio (Including on-balance sheet)

	Years Ended December 31,
(In millions)	2005	2004	2003

Commercial	$161,941	145,072	112,041
Real estate secured	110,299	97,021	80,146
Student loans	11,974	11,059	10,526
Installment loans	10,598	10,359	8,965

Total managed portfolio	$294,812	263,511	211,678

The increase in net loans from year-end 2004 reflected 11 percent growth in commercial loans, with an increase in commercial lending activity in the latter half of the year. Commercial loans reflected strength in middle-market commercial and large corporate lending, partially offset by lower commercial real estate mortgages. The 21 percent growth in consumer loans from year-end 2004 reflected the net impact of transfers from and to loans held for sale, including $12.5 billion of home equity loans transferred to the portfolio at year-end 2005. Additionally, the increase reflected movement into fixed rate products, particularly in the home equity market.

Wachovia Corporation 2005 Annual Report 27

Year-End 2005 Commercial and Industrial Loans and Leases (a)
Industry Classification

		Committed
(In millions)	Outstanding	Exposure (b)

Manufacturing
Consumer products	$1,231	4,212
Food and beverage	1,095	3,618
Steel and metal products	1,165	3,300
Publishing and printing	998	2,958
Electronics	923	2,280
Construction and construction materials	892	2,552
Chemicals	819	2,785
All other manufacturing	5,245	17,480

Total manufacturing	12,368	39,185
Financial services	18,090	42,730
Services	15,197	39,314
Property management	10,637	17,450
Retail trade	9,014	19,011
Wholesale trade	7,598	15,644
Individuals	6,675	9,450
Building contractors	3,114	7,638
Transportation	3,046	7,934
Public administration	1,779	15,438
Public utilities	1,447	12,525
Mining	1,150	5,150
Telecommunications and cable	1,073	3,386
Agriculture, forestry and fishing	816	1,475
Insurance	732	9,354
All other (c)	20,491	20,502

Total	$113,227	266,186

(a)	Net of unearned income.

(b)	Committed exposure includes amounts outstanding and unfunded lending commitments and letters of credit. It does not include risk mitigating credit swap derivatives.

(c)	Leases included in “All other.”
Year-End 2005 Commercial Real Estate Loans
Project Type Classification

		Committed
(In millions)	Outstanding	Exposure (a)

Single family	$3,669	7,862
Retail	5,689	7,046
Office buildings	5,220	6,357
Apartments	5,215	6,317
Land-improved	2,903	4,557
Industrial	2,691	3,155
Condominiums	2,219	4,565
Land-unimproved	1,616	2,109
Lodging	885	965
Other	3,831	4,648

Total	$33,938	47,581

(a)	Committed exposure includes amount outstanding.

Distribution by Facility Size (Percent)
Less than $10 million	48%	42
$10 million to $25 million	27	29
$25 million to $50 million	19	22
All other	6	7

Total	100%	100

Our loan portfolio is broadly diversified by industry, concentration and geography. Additionally, the portfolio is well-collateralized:
■	Commercial loans represented 58 percent and consumer loans 42 percent of the loan portfolio at December 31, 2005.

■	78 percent of the commercial loan portfolio is secured by collateral.

■	98 percent of the consumer loan portfolio is secured by collateral or guaranteed.
Of our $94.7 billion consumer real estate-secured loan portfolio:
■	74 percent is secured by a first lien.

■	67 percent has a loan-to-value ratio of 80 percent or less.

■	90 percent has a loan-to-value ratio of 90 percent or less.

■	47 percent is priced on a variable rate basis.
Our managed loan portfolio grew 12 percent from year-end 2004, reflecting the growth discussed above and real estate-secured securitizations. The managed loan portfolio includes the on-balance sheet loan portfolio, loans held for sale, loans securitized for which the retained interests are classified in securities, and the off-balance sheet portfolio of securitized loans sold where we service the loans.
Nonperforming Assets Nonperforming assets decreased 40 percent from year-end 2004, and were a record low 0.28 percent of loans, foreclosed properties and loans held for sale. Nonaccrual loans declined $335 million, or 35 percent, from year-end 2004 and reflected sales of $314 million. New inflows to commercial nonaccrual loans were $751 million from year-end 2004. Impaired commercial loans were $392 million at December 31, 2005, down from $712 million at December 31, 2004.
Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $625 million at December 31, 2005, compared with $522 million at December 31, 2004. The increase primarily related to the guaranteed segment of the student lending portfolio. Of total past due loans, $52 million were commercial loans or commercial real estate loans and $573 million were consumer loans.
Net Charge-offs Net charge-offs as a percentage of average net loans of 0.09 percent in 2005 were down 8 basis points from 2004. In 2005, commercial net charge-offs were $36 million, down $43 million from 2004, and consumer net charge-offs were $171 million, down $50 million from 2004. The low level of net charge-offs reflects our strategic decision

28 Wachovia Corporation 2005 Annual Report

to actively manage down potential problem loans and a higher level of recoveries during a beneficial credit cycle. In addition, as older vintages of consumer loans mature or pay down, a higher quality consumer loan mix remains.
Provision for Credit Losses Our strategy is to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent. The provision for credit losses declined 3 percent from 2004 to $249 million in 2005. The 2005 provision included $45 million related to the impact of recent hurricanes, as discussed below, and $18 million related to loan sales and transfers compared with a benefit of $31 million in 2004. Our outlook for 2006 anticipates a provision relatively in line with our outlook for charge-offs, in the range of 15 basis points to 25 basis points of average net loans, and reflects our pending acquisition of the auto dealer financial services business and its subsidiary bank. More information on the provision for credit losses, including the impact of transfers to loans held for sale, is in Table 10: Allowance for Loan Losses and Nonperforming Assets.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments Our risk management strategies have resulted in reduced risk in our loan portfolio. The allowance for loan losses decreased $33 million from year-end 2004 to $2.7 billion at December 31, 2005, reflecting in part a $53 million reduction related to loans sold or transferred to loans held for sale, which combined with reduced overall risk in our loan portfolio, was partially offset by the allowance related to normal loan growth. The unallocated portion of the allowance increased $45 million from year-end 2004 to reflect the impact of recent hurricanes, the full effect of which continues to be reviewed. The reserve for unfunded lending commitments was $158 million at December 31, 2005, and $154 million at year-end 2004. The reserve for unfunded lending commitments relates to commercial loans and is included in other liabilities. Further information is in Note 7: Allowance for Loan Losses and Reserve for Unfunded Lending Commitments in the Notes to Consolidated Financial Statements. Information on the methodology we use in maintaining these balances is in the Critical Accounting Policies section.
Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. At December 31, 2005 and 2004, core business activity represented substantially all loans held for sale.
Our core business activity represents loans we originate with the intent to sell to third parties and primarily includes residential and commercial mortgages, and beginning in the second quarter of 2005, auto loans. Home equity lines were included in loans held for sale prior to December 2005, when management changed its intent for
Asset Quality

	Years Ended December 31,
(In millions)	2005	2004	2003

Loans, net	$259,015	223,840	165,571
Allowance for loan losses	$2,724	2,757	2,348
Allowance as % of loans, net	1.05%	1.23	1.42
Allowance as % of nonaccrual and restructured loans	439	289	227
Allowance as % of nonperforming assets	378%	251	205
Net charge-offs	$207	300	652
Net charge-offs as % of average loans, net	0.09%	0.17	0.41
Nonperforming assets
Nonaccrual loans	$620	955	1,035
Foreclosed properties	100	145	111
Loans held for sale	32	157	82

Total nonperforming assets	$752	1,257	1,228

Nonperforming assets to loans, net, foreclosed properties and loans held for sale	0.28%	0.53	0.69

Year-End 2005 Nonaccrual
Commercial and Industrial Loans and Leases
Industry Classification

(In millions)	Outstanding

Services	$80
Retail and wholesale trade	63
Manufacturing	51
Finance	24
Telecommunications	20
Property management	15
Building contractors	14
All other	40

Total	$307

these lines and transferred the balance of $12.5 billion to the loan portfolio on December 31, 2005. We also transferred $1.2 billion of auto loans to loans held for sale in connection with securitization activity in 2005.
In 2005, we sold or securitized $32.8 billion in loans out of the loans held for sale portfolio, including $12.6 billion of commercial loans and $20.2 billion of consumer loans. Of the loans sold, $56 million were nonperforming. In 2004, we sold or securitized $21.0 billion of loans out of the loans held for sale portfolio, including $5.9 billion of commercial loans and $15.1 billion of consumer loans. Of these loans, $24 million were nonperforming. In addition, in 2004, we transferred $9.3 billion of home equity lines from loans held for sale into the loan portfolio.
We transferred $156 million of commercial loans and $13 million of related unfunded exposure to loans held for sale in 2005 as part of our portfolio management activities.
Goodwill In connection with acquisitions, we record purchase accounting adjustments to reflect the respective fair values

Wachovia Corporation 2005 Annual Report 29

of the assets and liabilities of acquired entities, as well as certain exit costs related to these mergers, which have the effect of increasing goodwill. Purchase accounting adjustments are preliminary and are subject to refinement for up to one year following consummation.
In 2005, we recorded adjustments to our initial estimates of the fair value of SouthTrust’s assets and liabilities, recorded additional exit cost purchase accounting adjustments of $147 million and recorded a net $72 million adjustment to deferred income taxes. Together, these adjustments resulted in an increase to goodwill of $75 million and, at December 31, 2005, goodwill attributable to SouthTrust was $10.0 billion. SouthTrust-related purchase accounting adjustments are final.
In 2005, we favorably resolved certain exit cost liabilities related to the Wachovia Securities retail brokerage transaction and recorded a $61 million reduction in goodwill to reflect the exit cost purchase accounting impact. Goodwill relating to this transaction was $533 million at December 31, 2005.
Liquidity and Capital Adequacy
Liquidity planning and management are necessary to ensure we maintain the ability to fund operating costs effectively and to meet current and future obligations such as loan commitments and deposit outflows. Funding sources primarily include customer-based core deposits but also include purchased funds, maturing assets and other cash flows from operations. Wachovia is one of the nation’s largest core deposit-funded banking institutions. Our large deposit base, which is spread across economically strong southeast and southwest regions and high per-capita income East Coast and middle Atlantic regions, creates considerable funding diversity and stability. In addition to core deposits, wholesale funding sources provide a broad and diverse supplemental source of funds on both a secured and unsecured basis. Typically wholesale funding can be obtained for a broader range of maturities than core deposits, which adds flexibility in liquidity planning and management.
The Liquidity Risk Management section has more information about this subject. Briefly, we manage our balance sheet in a manner we believe will provide adequate liquidity in a variety of underlying circumstances, ranging from current conditions to multiple, progressively more adverse situations. We estimate funding requirements and funding sources appropriate to each scenario and make current balance sheet adjustments if needed to maintain positive estimated liquidity in all identified circumstances.
Our senior and subordinated debt securities and commercial paper are highly rated by the major debt rating agencies, which reduces our funding costs. As noted below, we remained “well capitalized” for regulatory purposes at December 31, 2005.
Core Deposits Core deposits increased 7 percent from December 31, 2004, to $293.6 billion at December 31, 2005. Compared with 2004, average core deposits increased $47.1 billion to $278.7 billion and average low-cost core deposits increased $35.7 billion to $239.0 billion, including the SouthTrust impact.
The ratio of average noninterest-bearing deposits to average core deposits was 22 percent in both 2005 and 2004. The portion of core deposits in higher rate, other consumer time deposits was 15 percent at December 31, 2005, and 13 percent at December 31, 2004. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to service.
Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $98.7 billion in 2005 and $81.7 billion in 2004. The increase was primarily related to the SouthTrust merger. Purchased funds were $93.3 billion at December 31, 2005, and $83.9 billion at December 31, 2004, reflecting higher foreign and other time deposits, offset by the impact of the fourth quarter 2005 deconsolidation of a conduit we administer, which is discussed in the Off-Balance Sheet Transactions section.
Long-term Debt Long-term debt increased $2.2 billion from December 31, 2004, to $49.0 billion at December 31, 2005, and included $1.5 billion of floating rate notes issued by an insurance subsidiary in 2005. In 2006, scheduled maturities of long-term debt amount to $8.8 billion. We anticipate either extending or replacing the maturing obligations.
Under our current shelf registration statement filed with the Securities and Exchange Commission, we have $19.6 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In addition, we have available for issuance up to $7.6 billion under a medium-term note program covering senior or subordinated debt securities. Also, Wachovia Bank, National Association, has available a global note program for the issuance of up to $38.6 billion of senior or subordinated notes. In 2005, we issued $4.9 billion of subordinated bank notes under the global note program.
In January 2006, we issued a junior subordinated note and a forward contract for the sale of noncumulative perpetual preferred stock to a trust. The $2.5 billion of securities qualify as tier 1 capital and represent approximately 60 basis points of tier 1 capital, if the proceeds are divided into the December 31, 2005, risk-weighted assets of $404.1 billion plus the proceeds at a risk-weighting of 20 percent. The issuance of debt or equity securities will depend on future market conditions, funding needs and other factors.

30 Wachovia Corporation 2005 Annual Report

Credit Line Wachovia Bank, National Association has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires us to maintain a minimum level of adjusted total equity capital. We have not used this line of credit.
Dividend and Share Activity

	Years Ended December 31,
(In millions, except per share data)	2005	2004	2003

Dividends on common stock	$3,039	2,306	1,665
Dividends per common share	$1.94	1.66	1.25
Common shares repurchased	52	47	35
Average diluted common shares outstanding	1,585	1,370	1,340

Stockholders’ Equity The management of capital in a regulated banking environment requires a balance between optimizing leverage and return on equity while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. Our goal is to generate attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.
Stockholders’ equity increased modestly from year-end 2004 to $47.6 billion at December 31, 2005, including repurchases of 52 million common shares at a cost of $2.7 billion in connection with our share repurchase programs and net depreciation in the securities portfolio. The higher level of share repurchases in 2005 compared with 2004 reflected opportunistic deployment of excess capital partially related to the late 2004 SouthTrust acquisition as well as to higher earnings. In August 2005, our board of directors authorized a new 100 million share buyback program in addition to a 50 million share buyback program already in place. At December 31, 2005, we were authorized to buy back a remaining 124 million shares of common stock. Our 2005 Form 10-K has additional information related to share repurchases.
In 2004 and 2005, we entered into transactions involving the simultaneous sale of put options and purchase of call options on 10 million shares of our common stock. We entered into these equity collars to manage potential dilution associated with our employee stock options. These transactions were recorded as assets or liabilities with changes in fair value recorded in earnings. In 2005, we recorded net losses of $15 million related to market value changes of these collars. All of these transactions were exercised or have expired. We purchased 7.5 million shares related to these collars in 2005.
Subsidiary Dividends Wachovia Bank, National Association, is the largest source of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at December 31, 2005, our subsidiaries had $4.0 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $4.1 billion in dividends to the parent company in 2005.
Regulatory Capital Our capital ratios were above regulatory minimums in 2005 and we continued to be classified as “well capitalized.” The tier 1 capital ratio decreased 51 basis points from December 31, 2004, to 7.50 percent, driven primarily by balance sheet growth. Our total capital ratio was 10.82 percent and our leverage ratio was 6.12 percent at December 31, 2005, and 11.11 percent and 6.38 percent, respectively, at December 31, 2004.
Summary of Off-Balance Sheet Exposures

	December 31, 2005
	Carrying
(In millions)	Amount	Exposure

Guarantees
Securities and other lending indemnifications	$–	62,597
Standby letters of credit	108	35,568
Liquidity agreements	8	27,193
Loans sold with recourse	47	9,322
Residual value guarantees	–	1,344

Total guarantees	$163	136,024

Off-Balance Sheet Transactions
In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. The following discussion also includes retained interests from securitization transactions.
Guarantees Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or change in an underlying asset, liability, rate or index. Our guarantees are generally in the form of securities and other lending indemnifications, standby letters of credit, liquidity agreements, loans sold with recourse or residual value guarantees.
Securities and Other Lending Indemnifications We indemnify clients of our securities lending business. Our clients’ securities are loaned, on a fully collateralized basis, to third party broker/dealers. We indemnify our clients against broker default and support these indemnifications with collateral that is marked to market daily. We generally require cash or other highly liquid collateral from the broker/dealer. At December 31, 2005, there was $63.9 billion in collateral supporting the $62.6 billion loaned. Accordingly, there is no carrying amount associated with these indemnifications.

Wachovia Corporation 2005 Annual Report 31

Standby Letters of Credit We issue standby letters of credit to customers in the normal course of our commercial lending businesses. Standby letters of credit are guarantees of performance primarily issued to support private borrowing arrangements, including commercial paper, bond financings and similar transactions. We also assist commercial, municipal, nonprofit and other customers in obtaining long-term tax-exempt funding through municipal bond issues and by providing credit enhancements in the form of standby letters of credit. Under these agreements and under certain conditions, if the bondholder requires the issuer to repurchase the bonds prior to maturity and the issuer cannot remarket the bonds, we are obligated to provide funding to the issuer to finance the repurchase of the bonds. We were not required to provide any funding to finance the repurchase of the bonds under these agreements in 2005.
Undrawn standby letters of credit amounted to $35.6 billion at December 31, 2005, and $30.8 billion at December 31, 2004. For letters of credit, we typically charge a fee equal to a percentage of the unfunded commitment. We recognized fee income on unfunded letters of credit of $251 million in 2005 and $230 million in 2004. The risk associated with standby letters of credit is incorporated in the overall assessment of our liquidity risk as described in the Liquidity Risk Management section. The Credit Risk Management section describes how we manage on- and off-balance sheet credit risk.
Liquidity Agreements We arrange financing for certain customer transactions through multi-seller commercial paper conduits that provide customers with access to the commercial paper market. Conduits purchase a variety of asset-backed loans and receivables, trade receivables, securities and other assets from borrowers and issuers, and issue commercial paper to fund those assets.
We provide liquidity facilities on substantially all of the commercial paper issued by the conduits we administer. These conduits are considered VIEs under the provisions of FIN 46R, and our liquidity facility exposure is considered a variable interest. In November 2005, one of the conduits issued a subordinated note to a third-party investor that resulted in that investor becoming the holder of the majority of the expected loss, as determined under FIN 46R, and thus we ceased consolidation of the conduit. Subsequently, this deconsolidated conduit purchased substantially all of the assets of the other conduit we administer, which resulted in the consolidated conduit having no assets or commercial paper outstanding at December 31, 2005. The deconsolidated conduit had $9.7 billion of commercial paper outstanding at December 31, 2005.
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
The provisions of the liquidity agreements require us to purchase an interest in the assets financed by the conduits if the conduits are unable to continue to issue commercial paper to finance those assets. The ability to market commercial paper is affected by general economic conditions and by the credit rating of the party providing the liquidity agreement. To date, there has not been a situation where these conduits could not issue commercial paper. We received $2 million in 2005 and $4 million in 2004 in fees for providing these liquidity agreements.
In addition, at the discretion of the conduit administrator and in accordance with the provisions of the liquidity agreements, we may be required to purchase assets from the conduits we administer and/or those administered by third parties. In some cases, the fair value of the assets may be less than their par value, and consequently, we record a loss for the difference between these values. Any losses for assets purchased from the deconsolidated conduit would be after losses absorbed by the third-party holder of the subordinated note. In 2005 and 2004, we did not have significant losses associated with these purchases.
We received fees of $69 million in 2005 and $49 million in 2004 for servicing assets held by QSPEs to which we provide liquidity or in which we have retained interests.
In fixed rate municipal bond securitizations, similar to other securitization transactions, the bonds are sold to a QSPE, which issues short-term tax-exempt securities and residual interests collateralized by the assets. Investors purchase these tax-exempt debt securities and generally we retain the residual interests. We also provide liquidity agreements on these debt securities issued by the QSPEs. The market for tax-exempt securities is generally very liquid, but in the event the debt securities could not be remarketed due to market conditions, the liquidity agreements would require us to purchase the debt securities from the QSPE at par value.
Loans Sold with Recourse In certain loan sales or securitizations, we provide recourse to the buyer that requires us to repurchase loans at par value plus accrued interest on

32 Wachovia Corporation 2005 Annual Report

the occurrence of certain events, which are credit related, within a certain period of time. In many cases, we are able to recover amounts paid from the sale of the underlying collateral. In 2005 and 2004, we did not repurchase a significant amount of loans associated with these agreements.
Residual Value Guarantees We provide residual value guarantees as part of certain leasing transactions of corporate assets, including railcars, office buildings and corporate aircraft. The lessors in these leases are generally large financial institutions or their leasing subsidiaries. These guarantees protect the lessor from loss on sale of the related asset at the end of the lease term. To the extent that a sale results in proceeds less than a stated percent (generally 80 percent to 89 percent) of the asset’s cost less depreciation, we will be required to reimburse the lessor under our guarantee. Residual value guarantees outstanding at December 31, 2005, included $1.3 billion representing assets under operating leases, of which $1.1 billion related to operating leases of railcars.
Retained Interests As discussed above, we periodically securitize assets originated through our normal loan production channels or warehoused on behalf of clients through purchases in the open market. In securitization transactions, assets are typically sold to off-balance sheet, special purpose entities. Certain securitization transactions result in a complete transfer of risk to investors, and in others, we retain risk in the form of senior or subordinated notes or residual interests in the securities issued by the off-balance sheet entities. Retained interests from securitizations recorded as either available for sale securities, trading account assets or loans amounted to $6.4 billion at December 31, 2005, and $6.5 billion at December 31, 2004.
In 2005, we securitized and sold $9.6 billion of consumer loans, retaining $191 million in the form of investment grade securities and $210 million in the form of residual interests. Included in other income were net gains of $10 million in 2005 related to these securitizations. This compares with net gains of $20 million related to securitizations in 2004, when we securitized and sold $6.1 billion of consumer loans, retaining $195 million in the form of investment grade securities and $141 million in the form of residual interests.
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
Our risk management organization provides objective oversight of our risk-taking activities and translates our overall risk appetite into approved limits. Risk management works with the business units and functional areas to establish appropriate standards and also monitors business practices in relation to those standards. Risk management proactively works with the businesses and senior management to ensure we have continuous focus on key risks in our businesses and emerging trends that may change our risk profile.
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

Wachovia Corporation 2005 Annual Report 33

managerial and operating information is complete, accurate and reliable; and that employee actions comply with our policies and applicable laws and regulations.
Our risk committees provide a mechanism to bring together the many perspectives of our management team to discuss emerging risk issues, monitor risk-taking activities and evaluate specific transactions and exposures. All risk committees ultimately report to the Senior Risk Committee, which is chaired by the chief executive officer, which in turn reports to the board of directors, and is composed of certain members of the Management Operating Committee. The Senior Risk Committee is charged with monitoring the direction and trend of risks relative to business strategies set by the Management Operating Committee and relative to market conditions and other external factors. It reviews identified emerging risks and directs action to appropriately mitigate those risks. This committee also ensures that responsibilities and accountabilities for risk management and corrective action on control matters are properly delegated to appropriate individuals and implemented on a timely basis. The Senior Risk Committee directly oversees the activities of these five key management committees: Credit Risk, Market Risk, Operational Risk, Asset and Liability, and Conflicts of Interest.
Credit Risk Management Credit risk is the risk of loss due to adverse changes in an issuer’s, borrower’s or counter-party’s ability to meet its financial obligations under agreed upon terms. The nature and amount of credit risk depends on the type of transaction, the structure of that transaction and the parties involved. While we are subject to some credit risk in our trading, investing, liquidity, funding and asset management activities, it is typically only incidental in these businesses. Credit risk is central to the profit strategy in lending and other financing activities, and as a result, the majority of our credit risk is associated with these activities.
Credit risk is managed through a combination of policies and procedures and authorities that are tracked and regularly updated in a centralized database. The board of directors grants credit authority to the chief executive officer, who in turn, has delegated that authority to the chief risk officer. Credit authorities are further delegated through the independent risk management organization. Most authority to approve credit exposure is granted to officers in the risk management organization, who are experienced in the industries and loan structures over which they have responsibility, and are independent of the officers who are responsible for generating new business.
There are two processes for approving credit risk exposures. The first involves standard approval structures (such as rapid decision scorecards) for use in retail, certain small business lending and most trading activities. The second approach involves individual approval of commercial exposures based, among other factors, on the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook.
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
The Credit Risk Committee approves policy guidelines that limit the maximum level of credit exposure to individual commercial borrowers or a related group of borrowers. These guidelines are based on the internal ratings associated with the credit facilities extended to each borrower as well as on the economic capital associated with them. Concentration risk is also managed through geographic and industry diversification and loan quality factors. The Credit Risk Committee approves industry concentration and country exposure limits.
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
Commercial credit checks and balances, the independence of risk management functions and specialized processes are all designed to avoid credit problems where possible, and to recognize and address problems early when they do occur.

34 Wachovia Corporation 2005 Annual Report

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

VAR Profile by Risk Type
(In millions)	2005			2004

Risk Category	High	Low	Avg	High	Low	Avg

Interest rate	$25.9	10.0	15.1	20.3	4.7	12.4
Foreign exchange	2.1	0.2	0.8	3.0	0.2	1.2
Equity	16.2	5.6	10.4	20.0	6.2	10.7
Commodity	1.3	0.1	0.5	0.9	—	0.2

Aggregate	$28.4	11.9	19.2	27.4	11.8	18.7

Daily VAR Backtesting
(Dollars of revenue in millions)
Histogram of Daily Profit and Loss in 2005
(Dollars of revenue in millions)
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
The VAR methodology assesses market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent and 99 percent confidence levels, and 10-day VAR at the 99 percent confidence level. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit in 2005 was $30 million. The total 1-day VAR was $18 million at December 31, 2005, and $21 million at December 31, 2004, and primarily related to interest rate risk and equity risk. The high, low and average VARs in 2005 were $28 million, $12 million and $19 million, respectively.
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
Operational risk is managed through an enterprise-wide framework for organizational structure, processes and technologies. This framework has been developed and implemented by an independent operational risk team that reports to the risk management group. This team is composed of a corporate operational risk group as well as operational risk leaders aligned with our business units and support functions. In addition to our governance process, we devote significant emphasis and resources to continuous refinement of processes and tools that aid us in proactive identification and management of material operational risks, including a rigorous self-assessment

Wachovia Corporation 2005 Annual Report 35

process. Additionally, we focus on training, education and development of a risk management culture that reinforces the message that all employees are responsible for the management of operational risk. We believe proactive management of operational risk is a competitive advantage due to lower earnings volatility, greater customer satisfaction and enhanced reputation.
One component of operational risk is compliance risk. This risk is managed by our compliance group, which works within the business lines but reports centrally to the risk management group under the leadership of our chief compliance officer. This structure allows compliance risk management to consult with the business unit as policies and procedures are developed and enables close monitoring of daily activities. As part of our compliance program, we devote significant resources to combat money laundering and terrorist financing, and to safeguard our customers’ data.
Managing merger risk and change in general is another key component of operational risk. We use a well-documented, disciplined process to manage the inherent risk of change (for example, merger integrations, outsourcing and new product developments) and to assess organizational readiness. The organizational readiness assessment process provides readiness and risk information related to staffing, training, customer communication, compliance, vendors, corporate real estate, technology infrastructure, application systems, operational support and reconcilement. We pay close attention to the overall organizational capacity and interdependencies, and to our ability to execute.
We also focus on managing other key operational risks such as business continuity, reliance on vendors, and privacy and information security. These risks are not unique to our institution and are inherent in the financial services industry. We link business performance measurements to operational risk through risk profiles, quality of the internal controls and capital allocation.
Liquidity Risk Management Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. In our liquidity management process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.
The Liquidity Risk Management table focuses only on future obligations. In this table, all deposits with indeterminate maturities, such as demand deposits, checking accounts, savings accounts and money market accounts, are presented as having a maturity of one year or less.
Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings, cash flows from operations, and asset securitizations and sales.
Liquidity Risk Management

December 31, 2005
			Over One	Over Three	Over
		One Year	Year Through	Years Through	Five
(In millions)	Total	or Less	Three Years	Five Years	Years

Contractual Commitments
Deposit maturities	$324,894	304,660	15,170	4,599	465
Long-term debt	48,971	8,826	16,833	5,337	17,975
Operating lease obligations	4,540	592	1,071	903	1,974
Capital lease obligations	18	3	6	4	5
Investment obligations	817	817	—	—	—
Other purchase obligations	980	783	161	36	—

Total	$380,220	315,681	33,241	10,879	20,419

Cash flows from operations are a significant component of liquidity risk management and consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments, along with dividend payments.
We purchase funds on an unsecured basis in the federal funds, commercial paper, bank note, national certificate of deposit and long-term debt markets. In addition, we routinely use securities in our trading portfolio and in our available for sale portfolio as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the Federal Reserve Bank. Our ability to access unsecured funding markets and the cost of funds acquired in these markets are primarily dependent on our credit rating, which is currently P-1/A-1 for short-term paper and Aa3/A+ for senior debt (Moody’s and Standard & Poor’s, respectively). Our goal is to maintain a long-term AA credit rating. We believe a long-term credit rating of AA will provide us with many benefits, including access to additional funding sources at lower rates (assuming a static interest rate environment). Conversely, a downgrade from our current long-term debt ratings would have an adverse impact, including higher costs of funds, access to fewer funding sources and possibly the triggering of liquidity agreements. Providing funding under liquidity agreements could result in our forgoing more profitable lending and investing opportunities as well as dividend payments because of funding constraints.
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

36 Wachovia Corporation 2005 Annual Report

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
For interest rate risk management, we use derivatives as a cost- and capital-efficient way to hedge on-balance sheet assets, liabilities and future financial transactions. Derivatives used for interest rate risk management include various interest rate swap, futures, forward and option structures with indices that relate to the pricing of specific on-balance sheet instruments. Trading and customer derivatives include a wide array of interest rate, commodity, foreign currency, credit and equity derivatives.
Swap contracts are commitments to settle in cash at a future date or dates, which may range from a few days to a number of years, based on differentials between specified financial indices as applied to a notional principal amount. Futures and forward contracts are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery. Option contracts give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time, a financial instrument or commodity at a contracted price that may also be settled in cash, based on differentials between specified indices. Credit derivatives are contractual agreements that in exchange for a fee provide insurance against a credit event including bankruptcy, insolvency, credit downgrade and failure to meet payment obligations of one or more referenced credits.
We measure credit exposure on our derivative contracts by taking into account both the current market value of each contract in a gain position, which is reported on the balance sheet, and a prudent estimate of potential change in value over each contract’s life. The measurement of the potential future exposure for each derivative is based on a simulation of market rates and generally takes into account legally enforceable risk mitigating agreements for each obligor such as netting and collateral.
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
The market risk associated with interest rate risk management derivatives is fully incorporated into our earnings simulation model in the same manner as financial instruments for which the interest-bearing balance is reflected on the balance sheet. The Interest Rate Risk Management section describes the way in which we manage this risk. The market risk associated with trading and customer derivative positions is managed using VAR methodology, as described in the Market Risk Management section.
More information on our derivatives used for interest rate risk management is included in Note 1: Summary of Significant Accounting Policies, Note 3: Trading Account Assets and Liabilities and Note 19: Derivatives in the Notes to Consolidated Financial Statements.
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish income we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and describes the actions we take to protect earnings from interest rate risk.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Our large and relatively rate-insensitive deposit base funds a portfolio

Wachovia Corporation 2005 Annual Report 37

Market Rate Scenarios
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
We often elect to use derivatives to protect assets, liabilities and future financial transactions from changes in interest rates. When deciding whether to use derivatives instead of investing in securities to reach the same goal, we consider a number of factors, such as cost, efficiency, the effect on our liquidity and capital, and our overall interest rate risk management strategy. We choose to use derivatives when they provide greater relative value or more efficient execution of our strategy than securities. The derivatives we use for interest rate risk management include various interest rate swaps, futures and forwards and in many cases are designated and accounted for as accounting hedges. We fully incorporate the market risk associated with interest rate risk management derivatives into our earnings simulation model in the same manner as other on-balance sheet financial instruments.
We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate.” The policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Our various scenarios together measure earnings volatility to a December 2006 federal funds rate ranging from 2.64 percent to 6.64 percent.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year and 30-year treasury bond rates would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a steepening of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the yield curve implicit in the “market forward rate” scenario. In the first half of 2004, the threat of rising rates, but uncertain timing, kept the yield curve very steep. Before the Federal Reserve’s Federal Open Market Committee’s tightening campaign began, our investment and hedging strategies were designed to manage both repricing risk and curve flattening that typically accompanies a rapid rise in short-term rates. Much of the anticipated flattening has occurred throughout 2004 and 2005. At December 31, 2005, the spread between the 10-year treasury note rate and the federal funds rate was 30 basis points, which is below the long-term average of 124 basis points. While we still believe further flattening is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further flattening has somewhat subsided.
Considering the balance of risks for 2006, we will focus primarily on managing the value created through our expanded deposit base as we protect the net interest margin against the pressures of rising short-term rates, and relative to 2005, a flatter yield curve. We expect to rely on our large base of low-cost core deposits to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or to be liquidated. If more variable rate loans were added to our loan portfolio, we would likely

38 Wachovia Corporation 2005 Annual Report

allow fixed rate securities to mature or to be liquidated, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans.
Policy Period Sensitivity Measurement

	Actual Fed	Implied Fed	Percent
	Funds Rate at	Funds Rate at	Earnings
	January 1, 2006	December 31, 2006	Sensitivity

Market Forward Rate Scenarios (a)	4.26%	4.64	—
High Rate Composite		6.64	(1.5)
Low Rate		2.64	1.7

(a)Assumes base federal funds rate mirrors market expectations.
Earnings Sensitivity The Policy Period Sensitivity Measurement table provides a summary of our interest rate sensitivity measurement.
Our model’s forward rate expectations imply an additional 25 basis points to 50 basis points of tightening for the federal funds target rate by year-end 2006. If these expectations prove to be correct, the spread between the 10-year treasury note rate and the federal funds rate would compress from a positive 30 basis points of slope at December 31, 2005, to an inverted yield curve of negative 26 basis points of slope by year-end 2006. The current market expectations, therefore, do not reflect a yield curve shape consistent with a scenario where short-term rates rise an additional 200 basis points. Therefore, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These yield curves are constructed to represent the likely range of yield curve shapes that may prevail in an environment where short-term rates rise 200 basis points above current market expectations. The reported sensitivity is a composite of these three scenarios.
In December 2005, our earnings simulation model indicated earnings would be negatively affected by 1.5 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while longer-term 10-year treasury note and 30-year treasury note rates decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 1.7 percent in this scenario.
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
Financial Disclosure We have always maintained internal controls over financial reporting, which generally include those controls relating to the preparation of our consolidated financial statements in conformity with GAAP. As a bank holding company, we are subject to the internal control reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act, and therefore, we are very familiar with the process of maintaining and evaluating our internal controls over financial reporting. We also are focused on our disclosure controls and procedures, which as defined by the Securities and Exchange Commission, are generally those controls and procedures designed to ensure that financial and non-financial information required to be disclosed in our reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to management, including our chief executive officer and our chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.
Our Disclosure Committee, which includes senior representatives from our treasury, risk, legal, accounting and investor relations departments, as well as from our four core business segments, assists senior management in its oversight of the accuracy and timeliness of our disclosures, as well as in implementing and evaluating our overall disclosure process. As part of our disclosure process, accounting representatives in our finance division and representatives from our four core business segments prepare and review monthly, quarterly and annual financial reports, which also are reviewed by each of the business segment’s chief financial officers and senior management. Accounting representatives in our finance division also conduct further reviews with our senior management team, other appropriate personnel involved in the disclosure process, including the Disclosure Committee and internal audit, and our independent auditors and counsel, as appropriate. Financial results and other financial information also are reviewed with the Audit Committee of the board of directors on at least a quarterly basis. In addition, accounting representatives in our finance division meet with representatives of our primary federal banking regulators on a quarterly basis to review, among other things, income statement and balance sheet trends, any significant or unusual transactions, changes in or adoption of significant accounting policies, and other significant non-financial data, as identified by our representatives. The chief executive officer and the chief financial officer also meet with the federal banking regulators on a semiannual basis. As required by applicable regulatory requirements, the chief executive officer and the chief financial officer review and make various certifications regarding the accuracy of our periodic public reports filed with the SEC, our disclosure controls and procedures, and our internal control over financial reporting. With the assistance of the Disclosure Committee, we will continue to assess and monitor our disclosure controls and procedures, and our internal controls over financial reporting, and will make refinements as necessary.

Wachovia Corporation 2005 Annual Report 39

Accounting and Regulatory Matters
The following information addresses significant new developments in accounting standard setting that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Share-Based Payments In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised) (SFAS 123R), Share-Based Payments, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in income. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R is effective for share-based awards granted on or after January 1, 2006. Early adoption is permitted. We adopted the fair value method of accounting for stock options in 2002. Accordingly, the implementation of SFAS 123R was not expected to have a material impact on our consolidated financial position or results of operations. However, interpretations now indicate that, upon implementation of SFAS 123R, awards granted to retirement-eligible employees must be expensed in full at the date of grant and awards granted to employees who will become retirement-eligible during the stated vesting period must be expensed from the date of grant to their retirement-eligible dates. Currently, awards to retirement-eligible employees are expensed over the full stated vesting period. We believe the impact of this change in accounting for awards to retirement-eligible employees will increase compensation expense in the period in which the grant is made by approximately $80 million before income taxes, assuming we continue to grant awards at our current levels and on our current terms. This amount would have been recognized over the full stated vesting period, generally five years in our recent awards.
Leveraged Lease Accounting As previously disclosed, the FASB has been discussing several matters relating to leveraged lease accounting. Currently, SFAS No. 13, Accounting for Leases, (SFAS 13) as amended and interpreted, states that if a change in an important lease assumption changes the total estimated net income under the lease, then a recalculation of the net investment in the leveraged lease must occur. The FASB has issued a proposed FASB Staff Position (FSP) that would amend SFAS 13 to provide that changes affecting the timing of cash flows but not the total net income under a leveraged lease will also trigger a recalculation of the lease. Under the proposed FSP, recalculations affecting existing leveraged leases would result in a one-time noncash charge to be recorded as a cumulative effect of a change in accounting principle on the date of adoption. The adoption date in the proposed FSP is December 31, 2005, although the FASB has since indicated the effective date will be January 1, 2007. The proposed FSP provides that amounts would be recognized as income over the remaining terms of the affected leases, which in the aggregate would approximate the amount of the charge initially taken. The proposed FSP was subject to a comment period, is currently being deliberated by the FASB, and the provisions and effective date of the proposed FSP are subject to change. We cannot predict with certainty what the final FSP will provide.
We have two broad classes of leveraged lease transactions that would be affected if the final FSP is the same as the proposed FSP: Lease-In, Lease-Out transactions (LILOs) and a second group of transactions that the Internal Revenue Service (IRS) broadly refers to as Sale-In, Lease-Out transactions (SILOs). SILOs principally include service contract and qualified technological equipment leases. As previously disclosed, in 2004 Wachovia and the IRS settled all issues relating to the IRS’s challenge of the tax position on LILOs entered into by First Union Corporation and legacy Wachovia Corporation. The resolution of these LILO issues led to a change in the timing of cash flows under the lease transactions. Accordingly, if the FSP is finalized as proposed and based on our interpretation of the proposed FSP, we currently estimate we would be required to recognize a one-time after-tax noncash charge to the results of operations for LILOs between $500 million and $800 million on the effective date of the final FSP. Under the proposed FSP, this amount would be recorded as a cumulative effect of a change in accounting principle, which would be presented on the consolidated statements of income after “income before cumulative effect of a change in accounting principle,” and would be recognized as income over the remaining terms of the affected LILOs. Retrospective restatement of prior periods is not permitted under the proposed FSP. Assuming the final FSP is the same as the proposed FSP, we currently estimate that the amounts to be recognized as income over the remaining terms of the affected LILOs would not have a material impact to our earnings per share in future periods. In addition, we also believe the recognition of the one-time noncash charge for LILOs would not have an impact on our financial outlook relating to revenue and expense items or capital ratios for 2006 as described in the Outlook section.
The proposed FSP may also affect our SILOs. The IRS has announced its intention to challenge the industry-wide tax treatment of SILOs. We believe our tax treatment of SILOs is consistent with well-established tax law and it is probable we would prevail if litigation were to become necessary. However, assuming the final FSP and the final FASB Interpretation relating to uncertain tax positions discussed below are finalized as proposed, and in the event we were unable to meet the recognition threshold of the FASB Interpretation, we might incur a material one-time noncash charge to our consolidated results of operations for SILOs. This one-time charge for SILOs would be recorded as a cumulative effect of a change in accounting principle and an amount approximating the charge would be recognized as income over the remaining life of the affected SILOs.

40 Wachovia Corporation 2005 Annual Report

We are currently unable to predict with certainty the financial impact, if any, of a one-time charge for SILOs.
Income Taxes The FASB has issued a proposed FASB Interpretation, Uncertain Tax Positions, to clarify the criteria for recognition of income tax benefits in accordance with SFAS No. 109, Accounting for Income Taxes. Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit associated with a tax position only if it is considered “probable”, as defined in SFAS No. 5, Accounting for Contingencies, of being sustained on audit based solely on the technical merits of the tax position. The effective date in the proposed Interpretation is December 31, 2005, although the FASB has since indicated the effective date will be January 1, 2007. Implementation of the final Interpretation will occur through a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. Under the proposed Interpretation, only tax positions that meet the “probable” threshold at the effective date would continue to be recognized; however, the FASB has indicated the threshold will be changed to “more likely than not” in the final Interpretation. We are currently analyzing the proposed Interpretation and have not determined its potential impact on our consolidated financial position or results of operations, including, as noted above, for SILO transactions. The proposed Interpretation was subject to a comment period, is currently being deliberated by the FASB, and is subject to change. We cannot predict with certainty what the final Interpretation will provide.
Financial Instruments The FASB has issued three separate exposure drafts that address accounting for the transfer and holding of financial instruments. These proposals would amend SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and one would also amend SFAS No. 133, Accounting for Derivative Instruments. The proposals would (i) revise or clarify the criteria for derecognition of financial assets after a transfer; (ii) change the recognition method at the date of transfer for certain retained positions, including servicing assets, to fair value from an allocated carrying amount; (iii) provide an option to elect recognition of servicing assets at fair value, with changes in fair value recorded in income; (iv) provide an option to elect recognition of hybrid financial instruments at fair value as one financial instrument, with changes in fair value recorded in income (currently, hybrid financial instruments are required to be separated into two instruments, a derivative and a host, and generally only the derivative instrument is recorded at fair value); and (v) require that beneficial interests in securitized assets be evaluated for derivatives, either freestanding or embedded, under SFAS 133 (currently, this is not required). These proposals have effective dates for transfers after July 1, 2006, and additional transition provisions that depend on the types of financial transfers involved. The FASB has indicated in its final deliberations that the pro-
posals regarding servicing assets and hybrid financial instruments will be finalized and issued in the first quarter of 2006, while the proposals related to the transfers of financial assets are not expected to be finalized and issued until later in 2006. We cannot predict with certainty what the final amendments will provide. We are currently assessing the impact of these proposed amendments on our consolidated financial position and results of operations. In addition, we transfer commercial mortgage loans to trusts that issue various classes of securities backed by the loans (CMBS) to investors. Recently, the FASB has initiated a project regarding securitization structures that use a QSPE, including CMBS transactions, and the related servicing activities. The FASB is considering the need for clarifying guidance, which may result in changes to the structure of and/or the accounting for these transactions. We cannot predict with certainty whether any guidance will be issued or what the transition provisions for implementing the guidance will be.
Business Combinations The FASB issued a Proposed Statement, Business Combinations, which would replace SFAS No. 141, Business Combinations, in June 2005. While the Proposed Statement retains many of the current fundamental concepts, including the purchase method of accounting, it proposes changes in several areas. Under the Proposed Statement, consideration paid in a business combination would be measured at fair value, with fair value determined on the consummation date, rather than on announcement date, as is the current practice. Additionally, fair value would include obligations for contingent consideration and would exclude transaction costs, which would be recorded as expenses when incurred. Currently, contingent consideration is not recorded until payment is probable and transaction costs are included in determination of the purchase price. Also, loans would be recorded at fair value, reflecting both interest rate and credit factors, and the acquiree’s allowance for loan losses would no longer be carried forward. The Proposed Statement would be effective for business combinations that consummate beginning in 2007. The Proposed Statement was subject to a 120-day comment period and will be followed by final deliberations by the FASB, and therefore, is subject to change. We cannot predict with certainty what the final Statement will provide.
Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2005 Annual Report on Form 10-K.

Wachovia Corporation 2005 Annual Report 41

In June 2004, the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital. The U.S. regulators have published a draft containing certain guidance on their interpretation of the new Basel guidelines. Under the proposed regulations, we will be required to determine regulatory capital under new methodologies, in parallel with the existing capital rules, beginning in 2008. In 2009, we will determine regulatory capital solely under the new rules, which include certain required minimum levels in 2009 through 2011. The new regulations will result in regulatory capital that would be more risk sensitive than under the current framework, and represent a significant implementation effort for us to be in compliance with the new regulations. The necessary project management infrastructure and funding have been established to ensure we will fully comply with the new regulations.
Earnings Analysis for Fourth Quarter 2005
In the fourth quarter of 2005 compared with the fourth quarter of 2004, net income rose 18 percent to a quarterly record $1.7 billion, and diluted earnings per common share rose 15 percent to $1.09. These amounts included an after-tax gain of $214 million, or 14 cents per common share, presented as discontinued operations related to the sale of our CIT businesses, and the full impact of SouthTrust in the fourth quarter of 2005.
Total revenue rose 7 percent to $6.6 billion in the fourth quarter of 2005 compared with the fourth quarter of 2004, with 6 percent growth in tax-equivalent net interest income and 7 percent growth in fee and other income. Net interest income growth reflected higher loans and deposits. Fee and other income growth was led by higher fiduciary and investment banking fees, stronger principal investing results, and other banking fees, partially offset by lower retail brokerage commissions and higher trading losses. In addition, the fourth quarter of 2005 included higher than normal expenses that better positioned the company for future earnings growth, as well as securities losses recognized as part of balance sheet repositioning. These higher expenses were due primarily to increased personnel expense largely reflecting implementation costs related to the efficiency initiative, and to variable incentive expense, higher legal costs and charitable contributions. These factors produced a higher than normal expense base, offset in part by merger efficiencies. The provision for credit losses declined 26 percent from the fourth quarter of 2004 due primarily to the credit quality of the loan portfolio.
In the General Bank, record revenue was driven by higher net interest income and fee and other income. Net interest income growth was driven by strength in checking accounts and higher commercial and consumer loans. Fee and other income growth was generated primarily by strong debit card interchange income and retail service charges. However, excluding the SouthTrust impact, higher earnings credits in a rising rate environment dampened commercial deposit charges and commercial money market outflows slowed. The rate environment also slowed growth in home equity lines and the lending mix began shifting from variable rate to fixed rate, and loan margins tightened. Expenses rose due to higher personnel costs related to investment in growth initiatives and higher sales production, as well as to increased charitable contributions.
In Capital Management, a 3 percent increase in revenue, generated by solid growth in net interest income and managed account fees, was partially offset by lower commissions on brokerage transaction activity. Growth in net interest income of 19 percent was largely due to improved deposit spreads. A slight increase in noninterest expense was due to efficiency initiative costs and corporate contributions, partially offset by brokerage integration efficiencies.
Wealth Management also generated record revenue driven by a 26 percent increase in fee and other income and a 10 percent increase in net interest income. Average loans grew 23 percent and average core deposits were up 11 percent. Fee and other income reflected the impact of the insurance brokerage transaction, as well as improved trust and management fees on record sales production. Noninterest expense growth reflected the insurance brokerage transaction and higher personnel costs.
In the Corporate and Investment Bank, 14 percent revenue growth reflected a 32 percent increase in fee and other income, which offset a 5 percent decline in net interest income due to lower spreads in the trading portfolio and to runoff in the leasing portfolio. Fee income growth reflected stronger principal investing gains and record results in advisory and underwriting fees, led by strong structured products, equity originations and loan syndications, partially offset by trading losses and lower commissions. Strong core deposit growth came primarily from higher commercial mortgage servicing and international correspondent banking, and increased loans primarily reflected higher corporate loans.
In the Parent, total revenue decreased 58 percent primarily due to a decline in fee and other income reflecting decreases in securities gains and higher underwriting costs. Noninterest expense rose 32 percent primarily due to higher legal costs.
Comparison of 2004 with 2003
Results in 2004 include SouthTrust for only the two months since consummation, so this transaction had relatively little impact on 2004 results compared with 2003 except as noted.
Corporate Results of Operations In 2004, we earned $5.2 billion in net income available to common stockholders, up 22 percent from 2003, and diluted earnings per common share were $3.81, up 20 percent from 2003. Total revenue grew 13 percent to $23.0 billion, with strong balance sheet growth overcoming margin compression

42 Wachovia Corporation 2005 Annual Report

largely related to the addition of lower-spread trading assets, growth in lower-spread consumer real-estate secured loans, consolidation of our commercial paper conduits and growth in FDIC-insured sweep accounts and related investments. Key factors in these results, in addition to the SouthTrust impact, included 12 percent growth in tax-equivalent net interest income on 23 percent growth in average earning assets to $358.3 billion; 14 percent growth in fee and other income; and 10 percent growth in noninterest expense.
The 14 percent increase in fee and other income reflected in part the full year impact in 2004 of the July 1, 2003, retail brokerage transaction on commissions and on fiduciary and asset management fees. Service charges increased 14 percent, reflecting growth in checking accounts. Other banking fees increased 21 percent, reflecting growth in interchange income from debit and credit card transactions. Advisory, underwriting and other investment banking fees increased 16 percent, driven by growth in investment grade loan syndications and equity capital markets originations. Principal investing had net gains in 2004 of $261 million, due largely to higher realized gains in the recovering financial markets, compared with net losses of $139 million in 2003. Net securities gains were $91 million from sales of securities received in settlement of problem loans, offset by net losses from portfolio sales of $43 million and impairment losses of $58 million. Net securities gains in 2003 included net gains from portfolio sales of $245 million offset by $200 million in impairment losses. Other income declined 21 percent from 2003 primarily due to a $264 million decline in asset securitization income, including $57 million of losses on auto loan securitizations, and a $68 million loss associated with a sale and leaseback of corporate real estate.
Noninterest expense increased 10 percent primarily reflecting increased variable pay on higher revenues, as well as the full year effect of the retail brokerage transaction and continued investments for the future, and, to a lesser extent, the SouthTrust merger.
Income taxes were $2.4 billion in 2004, an increase of $586 million from 2003 due to higher pretax income. In 2003, income taxes included a benefit of $58 million related to the public issuance of $300 million in preferred stock by a real estate investment trust (REIT) subsidiary.
Business Segments General Bank segment earnings were $3.0 billion in 2004, an increase of 24 percent, reflecting 10 percent growth in revenue largely driven by growth in core deposits and consumer real estate-secured loans. Additionally, provision expense declined by a third from 2003, primarily reflecting risk reduction strategies implemented in 2003, solid improvements in both commercial and consumer loan losses and a strengthening economy.
Capital Management’s segment earnings increased 27 percent based on revenue growth of 26 percent and expense growth of 26 percent, largely related to the full year impact in 2004 of the retail brokerage transaction completed on July 1, 2003. Revenue was $5.2 billion and included revenue from the retail brokerage businesses, which increased $957 million to $4.3 billion largely because 2004 included a full year of results related to the retail brokerage transaction. Retail brokerage transactional revenues of $2.2 billion increased 14 percent, while recurring and other revenues of $2.1 billion were up 47 percent. Revenue from the asset management businesses rose $100 million to $875 million related to growth in assets under management and to the January 1, 2004, acquisition of a securities lending firm with $23 million in revenues. Total assets under management and securities lending grew 21 percent from year-end 2003 to $297.2 billion, which included $42.7 billion related to the securities lending business. Assets under management growth also reflected net asset appreciation of approximately $7.0 billion since year-end 2003 from increased market valuations. Total assets under management at December 31, 2004, increased 4 percent from December 31, 2003, to $256.3 billion.
Wealth Management’s segment earnings were $206 million, an increase of 32 percent as higher revenues outpaced expense growth. Net interest income rose 17 percent on increased loans and core deposits, and fee and other income increased 5 percent due to solid growth in trust and investment management fees and improving insurance revenues. Noninterest expense rose 5 percent primarily due to higher incentives related to improved revenues and earnings. Included in total assets under management are wealth assets under management of $64.7 billion at December 31, 2004, which represented a 10 percent increase from year-end 2003 due to improved market valuations and additions from acquisitions.
Corporate and Investment Bank segment earnings increased 46 percent to $1.7 billion, reflecting revenue growth of 18 percent while noninterest expense increased 11 percent. Total fee and other income grew 30 percent due to strong growth in other capital markets fees, particularly in advisory and underwriting, and vastly improved principal investing results. Net interest income rose 6 percent driven by strong deposit growth in international, commercial mortgage servicing and treasury services. Fee and other income growth included principal investing gains of $261 million compared with losses of $139 million in 2003, reflecting higher realized gains and lower write-downs on both direct investments and fund investments. Additionally, advisory, underwriting and other investment banking fees increased $126 million to $886 million due to strong market share gains and the resulting growth in origination revenues in loan syndications, investment grade securities and equity capital

Wachovia Corporation 2005 Annual Report 43

markets. Trading account profits declined $48 million to $86 million. Securities gains were $114 million compared with securities losses of $48 million in 2003. Noninterest expense rose 11 percent due to increased revenue-based variable pay and higher other personnel costs, coupled with increased investment in growth initiatives. Provision expense showed a net recovery of $41 million, including $46 million related to the recovery of write-downs on loans sold out of the loan portfolio, as improving credit conditions resulted in decreased charge-offs.
The Parent segment had earnings of $15 million compared with segment earnings of $366 million in 2003. Total revenue in the Parent declined $238 million to $916 million primarily as a result of a $222 million reduction in securities gains and a $148 million reduction in income from asset securitizations, including $57 million in losses on auto loan securitizations, which were partially offset by a $148 million increase in net interest income. The Parent results in 2004 also reflected the $68 million loss on the sale and leaseback of corporate real estate. Additionally, income tax benefits increased $142 million.
Balance Sheet Analysis The majority of the year-over-year 23 percent increase in average earning assets to $358.3 billion in 2004 came from the addition of $49.3 billion in SouthTrust earning assets acquired on November 1, 2004. Securities available for sale increased $10.2 billion to $110.6 billion, reflecting securities added from the SouthTrust merger and deposit growth, offset by the sale of lower yielding securities and the impact of terminated securitizations. Net loan growth in 2004, in addition to the SouthTrust loan portfolio, stemmed largely from growth in consumer real estate-secured loans and in key commercial growth categories, including commercial real estate construction, which more than doubled from year-end 2003 primarily due to SouthTrust. Nonperforming assets increased 2 percent from year-end 2003, primarily due to the addition of SouthTrust nonaccrual loans of $342 million of which $36 million were charged off and $125 million were transferred to loans held for sale. The provision for credit losses declined 56 percent from 2003 to $257 million.
The allowance for loan losses increased by $409 million from year-end 2003 to $2.8 billion at December 31, 2004, reflecting the addition of SouthTrust’s allowance of $510 million at consummation, offset by a reduction of $91 million from transfers to loans held for sale and loans sold out of the loan portfolio. We sold or securitized $21.0 billion in loans out of the loans held for sale portfolio, including $5.9 billion of commercial loans and $15.1 billion of consumer loans, primarily residential mortgages and home equity loans.
Liquidity and Capital Adequacy Core deposits increased 34 percent from December 31, 2003, to $274.6 billion at December 31, 2004. Average low-cost core deposits grew 33 percent to $203.3 billion in 2004 from 2003 as our strategies encouraged an increase in the proportion of low-cost core deposits over higher cost deposit balances in the low interest rate environment of that period. The period-end deposit increase included $17.6 billion of core deposits associated with the FDIC-insured sweep product and $37.1 billion in SouthTrust deposits at consummation. We began marketing our FDIC-insured sweep product to brokerage customers in the fourth quarter of 2003.
Average purchased funds increased 13 percent to $81.7 billion in 2004 primarily from increases in average federal funds purchased and from the consolidation of commercial paper conduits we administer. Long-term debt increased $10.0 billion from December 31, 2003, to $46.8 billion at December 31, 2004, primarily due to debt issuances and to the addition of SouthTrust. Stockholders’ equity increased $14.9 billion reflecting the issuance of 298 million shares of common stock at a cost of $14.0 billion in connection with the SouthTrust merger. We paid $2.3 billion, or $1.66 per share, in dividends to common stockholders in 2004 compared with $1.7 billion, or $1.25 per share, in 2003. Our tier 1 capital ratio decreased 51 basis points from December 31, 2003, to 8.01 percent, driven primarily by higher risk-weighted assets and the impact of SouthTrust.

44 Wachovia Corporation 2005 Annual Report

Financial Tables

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses, and this annual report contains, certain non-GAAP financial measures, such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.
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
     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle and has communicated certain dividend payout ratio goals to investors on this basis. We believe this dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.
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

	Years Ended December 31,

(In millions, except per share data)	2005	2004	2003	2002	2001

Net interest income (GAAP)	$13,681	11,961	10,607	9,955	7,775
Tax-equivalent adjustment	219	250	256	218	159

Net interest income (Tax-equivalent)	$13,900	12,211	10,863	10,173	7,934

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$4.19	3.81	3.18
Other intangible amortization	0.17	0.20	0.24
Merger-related and restructuring expenses	0.11	0.14	0.19
Discontinued operations (GAAP)	(0.14)	-	-
Cumulative effect of a change in accounting principle	-	-	(0.01)

Earnings per share (a)	$4.33	4.15	3.60

Dividends paid per common share	$1.94	1.66	1.25
Dividend payout ratios (GAAP) (b)	46.30%	43.57	39.31
Dividend payout ratios (a)(b)	44.80%	40.00	34.72

(a) Excludes other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle.
(b) Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.

Wachovia Corporation 2005 Annual Report 45

Financial Tables

Table 2
SELECTED STATISTICAL DATA

	Years Ended December 31,

(Dollars in millions, except per share data)	2005	2004	2003	2002	2001

PROFITABILITY
Return on average common stockholders’ equity	14.13%	14.77	13.25	11.72	7.98
Net interest margin (a)	3.24	3.41	3.72	3.97	3.59
Fee and other income as % of total revenue	46.78	46.88	46.61	43.68	44.24
Effective income tax rate	32.05%	31.70	30.16	23.29	29.39

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.05%	1.23	1.42	1.60	1.72
Allowance for loan losses as % of nonperforming assets (b)	378	251	205	150	164
Allowance for credit losses as % of loans, net	1.11	1.30	1.51	1.72	1.83
Net charge-offs as % of average loans, net	0.09	0.17	0.41	0.73	0.70
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.28%	0.53	0.69	1.11	1.13

CAPITAL ADEQUACY
Tier 1 capital ratio	7.50%	8.01	8.52	8.22	7.04
Total capital ratio	10.82	11.11	11.82	12.01	11.08
Leverage	6.12%	6.38	6.36	6.77	6.19

OTHER DATA
FTE employees	93,980	96,030	86,114	80,868	84,046
Total financial centers/brokerage offices	3,850	3,971	3,328	3,250	3,400
ATMs	5,119	5,321	4,408	4,560	4,675
Registered common stockholders	177,924	185,647	170,205	181,455	191,231
Actual common shares (In millions)	1,557	1,588	1,312	1,357	1,362
Common stock price	$52.86	52.60	46.59	36.44	31.36
Market capitalization	$82,291	83,537	61,139	49,461	42,701

(a) Tax-equivalent.
(b) These ratios do not include nonperforming loans included in loans held for sale.

46 Wachovia Corporation 2005 Annual Report

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	Years Ended December 31,

(In millions, except per share data)	2005		2004	2003	2002	2001

SUMMARIES OF INCOME
Interest income	$23,689		17,288	15,080	15,632	16,100
Tax-equivalent adjustment	219		250	256	218	159

Interest income (a)	23,908		17,538	15,336	15,850	16,259
Interest expense	10,008		5,327	4,473	5,677	8,325

Net interest income (a)	13,900		12,211	10,863	10,173	7,934
Provision for credit losses	249		257	586	1,479	1,947

Net interest income after provision for credit losses (a)	13,651		11,954	10,277	8,694	5,987
Securities gains (losses)	89		(10)	45	169	(67)
Fee and other income	12,130		10,789	9,437	7,721	6,363
Merger-related and restructuring expenses	292		444	443	387	106
Other noninterest expense	15,555		14,222	12,837	11,306	9,724
Minority interest in income of consolidated subsidiaries	342		184	143	6	1

Income from continuing operations before income taxes and cumulative effect of a change in accounting principle (a)	9,681		7,883	6,336	4,885	2,452
Income taxes	3,033		2,419	1,833	1,088	674
Tax-equivalent adjustment	219		250	256	218	159

Income from continuing operations before cumulative effect of a change in accounting principle	6,429		5,214	4,247	3,579	1,619
Discontinued operations, net of income taxes	214		-	-	-	-

Income before cumulative effect of a change in accounting principle	6,643		5,214	4,247	3,579	1,619
Cumulative effect of a change in accounting principle, net of income taxes	-		-	17	-	-

Net income	6,643		5,214	4,264	3,579	1,619

Dividends on preferred stock	-		-	5	19	6
Net income available to common stockholders	$6,643		5,214	4,259	3,560	1,613

PER COMMON SHARE DATA
Basic
Income from continuing operations before change in accounting principle	$4.13		3.87	3.20	2.62	1.47
Net income	4.27		3.87	3.21	2.62	1.47
Diluted
Income from continuing operations before change in accounting principle	4.05		3.81	3.17	2.60	1.45
Net income	4.19		3.81	3.18	2.60	1.45
Cash dividends	$1.94		1.66	1.25	1.00	0.96
Average common shares - Basic	1,556		1,346	1,325	1,356	1,096
Average common shares - Diluted	1,585		1,370	1,340	1,369	1,105
Average common stockholders’ equity	$47,019		35,295	32,135	30,384	20,218
Book value per common share	30.55		29.79	24.71	23.63	20.88
Common stock price
High	56.01		54.52	46.59	39.50	36.38
Low	46.49		43.56	32.72	28.75	27.81
Year-end	$52.86		52.60	46.59	36.44	31.36
To earnings ratio (b)	12.62	X	13.81	14.65	14.02	21.63
To book value	173%		177	189	154	150
BALANCE SHEET DATA
Assets	$520,755		493,324	401,188	342,033	330,634
Long-term debt	$48,971		46,759	36,730	39,662	41,733

(a) Tax-equivalent.
(b) Based on diluted earnings per common share.

Wachovia Corporation 2005 Annual Report 47

Financial Tables

Table 4
NET TRADING REVENUE - INVESTMENT BANKING (a)

	Years Ended December 31,

(In millions)	2005	2004	2003

Net interest income (Tax-equivalent)	$461	565	406
Trading accounts profits	222	92	157
Other fee income	293	289	226

Total net trading revenue (Tax-equivalent)	$976	946	789

(a) Certain amounts presented in prior years have been reclassified to conform to the presentation in 2005.

Table 5
SELECTED RATIOS

	Years Ended December 31,

	2005		2004	2003	2002	2001

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.83	X	12.09	11.25	10.55	13.37
Return on assets	1.31%		1.22	1.18	1.12	0.60
Return on common stockholders’ equity	14.13		14.77	13.25	11.72	7.98
Return on total stockholders’ equity	14.13%		14.77	13.27	11.78	8.00

DIVIDEND PAYOUT RATIOS
Common shares	46.30%		43.57	39.31	38.46	66.21
Preferred and common shares	46.30%		43.57	39.15	38.72	64.13

(a) Based on average balances and net income.

48 Wachovia Corporation 2005 Annual Report

Table 6
SELECTED QUARTERLY DATA

	2005				2004

(In millions, except per share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$6,490	6,044	5,702	5,453	4,969	4,301	4,019	3,999
Interest expense	2,967	2,657	2,344	2,040	1,672	1,336	1,181	1,138

Net interest income	3,523	3,387	3,358	3,413	3,297	2,965	2,838	2,861
Provision for credit losses	81	82	50	36	109	43	61	44

Net interest income after provision for credit losses	3,442	3,305	3,308	3,377	3,188	2,922	2,777	2,817
Securities gains (losses)	(74)	29	136	(2)	23	(71)	36	2
Fee and other income	3,063	3,229	2,841	2,997	2,781	2,672	2,571	2,765
Merger-related and restructuring expenses	58	83	90	61	116	127	102	99
Other noninterest expense	4,125	3,921	3,698	3,811	3,718	3,544	3,393	3,567
Minority interest in income of consolidated subsidiaries	103	104	71	64	54	28	45	57

Income from continuing operations before income taxes	2,145	2,455	2,426	2,436	2,104	1,824	1,844	1,861
Income taxes	652	790	776	815	656	561	592	610

Income from continuing operations	1,493	1,665	1,650	1,621	1,448	1,263	1,252	1,251
Discontinued operations, net of income taxes	214	-	-	-	-	-	-	-

Net income	$1,707	1,665	1,650	1,621	1,448	1,263	1,252	1,251

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$0.97	1.07	1.05	1.03	0.97	0.97	0.96	0.96
Net income	1.11	1.07	1.05	1.03	0.97	0.97	0.96	0.96
Diluted earnings
Income from continuing operations	0.95	1.06	1.04	1.01	0.95	0.96	0.95	0.94
Net income	1.09	1.06	1.04	1.01	0.95	0.96	0.95	0.94
Cash dividends	0.51	0.51	0.46	0.46	0.46	0.40	0.40	0.40
Common stock price
High	55.13	51.34	53.07	56.01	54.52	47.50	47.66	48.90
Low	46.49	47.23	49.52	49.91	46.84	43.56	44.16	45.91
Period-end	$52.86	47.59	49.60	50.91	52.60	46.95	44.50	47.00

SELECTED RATIOS (a)
Return on assets	1.30%	1.29	1.31	1.31	1.22	1.18	1.22	1.26
Return on total stockholders’ equity	14.60	13.95	14.04	13.92	13.50	15.12	15.49	15.37
Stockholders’ equity to assets	8.92%	9.25	9.36	9.44	9.03	7.83	7.91	8.21

(a) Based on average balances and net income.

Wachovia Corporation 2005 Annual Report 49

Financial Tables
Table 7
LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	December 31,

(In millions)	2005	2004	2003	2002	2001

ON-BALANCE SHEET LOAN PORTFOLIO COMMERCIAL
Commercial, financial and agricultural	$87,327	75,095	55,453	57,728	61,258
Real estate - construction and other	13,972	12,673	5,969	4,542	7,969
Real estate - mortgage	19,966	20,742	15,186	17,735	17,234
Lease financing	25,368	25,000	23,978	22,667	21,958
Foreign	10,221	7,716	6,880	6,425	7,653

Total commercial	156,854	141,226	107,466	109,097	116,072

CONSUMER
Real estate secured	94,748	74,161	50,726	46,706	42,912
Student loans	9,922	10,468	8,435	6,921	2,471
Installment loans	6,751	7,684	8,965	10,249	12,040

Total consumer	111,421	92,313	68,126	63,876	57,423

Total loans	268,275	233,539	175,592	172,973	173,495
Unearned income	9,260	9,699	10,021	9,876	9,694

Loans, net (On-balance sheet)	$259,015	223,840	165,571	163,097	163,801

MANAGED PORTFOLIO (a)

COMMERCIAL
On-balance sheet loan portfolio	$156,854	141,226	107,466	109,097	116,072
Securitized loans - off-balance sheet	1,227	1,734	2,001	2,218	5,827
Loans held for sale	3,860	2,112	2,574	1,140	1,478

Total commercial	161,941	145,072	112,041	112,455	123,377

CONSUMER
Real estate secured
On-balance sheet loan portfolio	94,748	74,161	50,726	46,706	42,912
Securitized loans - off-balance sheet	8,438	7,570	8,897	11,236	11,115
Securitized loans included in securities	4,817	4,838	10,905	17,316	15,120
Loans held for sale	2,296	10,452	9,618	4,254	3,311

Total real estate secured	110,299	97,021	80,146	79,512	72,458

Student
On-balance sheet loan portfolio	9,922	10,468	8,435	6,921	2,471
Securitized loans - off-balance sheet	2,000	463	1,658	2,306	2,975
Securitized loans included in securities	52	-	-	-	-
Loans held for sale	-	128	433	618	2,974

Total student	11,974	11,059	10,526	9,845	8,420

Installment
On-balance sheet loan portfolio	6,751	7,684	8,965	10,249	12,040
Securitized loans - off-balance sheet	3,392	2,184	-	-	5
Securitized loans included in securities	206	195	-	-	-
Loans held for sale	249	296	-	-	-

Total installment	10,598	10,359	8,965	10,249	12,045

Total consumer	132,871	118,439	99,637	99,606	92,923

Total managed portfolio	$294,812	263,511	211,678	212,061	216,300

SERVICING PORTFOLIO (b)
Commercial	$173,428	136,578	85,693	59,336	42,210
Consumer (c)	$56,741	38,442	13,279	2,272	2,900

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
(c) Amounts presented in prior years have been reclassified to conform to the presentation in 2005.

50 Wachovia Corporation 2005 Annual Report

Table 8
LOANS HELD FOR SALE

	Years Ended December 31,

(In millions)	2005	2004	2003	2002	2001

Balance, beginning of year	$12,988	12,625	6,012	7,763	8,146

CORE BUSINESS ACTIVITY (a)
Core business activity, beginning of year	12,293	12,504	5,488	6,991	3,447
Balance of acquired entities at purchase date	873	653	-	-	180
Originations/purchases	47,130	38,192	35,831	27,443	22,712
Transfer from loans held for sale, net	(12,743)	(9,374)	(806)	(3,800)	(193)
Lower of cost or market value adjustments	-	(2)	(67)	(52)	(52)
Performing loans sold or securitized	(32,156)	(20,824)	(24,399)	(23,755)	(18,207)
Nonperforming loans sold	-	(2)	(47)	(11)	(2)
Other, principally payments	(9,009)	(8,854)	(3,496)	(1,328)	(894)

Core business activity, end of year	6,388	12,293	12,504	5,488	6,991

PORTFOLIO MANAGEMENT ACTIVITY (a)
Portfolio management activity, beginning of year	695	121	524	772	4,699
Balance of acquired entities at purchase date	-	-	-	-	117
Transfers to loans held for sale, net
Performing loans	82	680	437	1,941	1,161
Nonperforming loans	25	136	121	306	291
Lower of cost or market value adjustments	-	1	45	(1)	(136)
Performing loans sold	(611)	(136)	(577)	(1,768)	(4,252)
Nonperforming loans sold	(56)	(22)	(180)	(63)	(376)
Allowance for loan losses related to loans transferred to loans held for sale	(5)	(59)	(134)	(435)	(335)
Other, principally payments	(113)	(26)	(115)	(228)	(397)

Portfolio management activity, end of year	17	695	121	524	772

Balance, end of year (b)	$6,405	12,988	12,625	6,012	7,763

(a) Core business activity means we originate loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.
(b) Nonperforming loans included in loans held for sale at December 31, 2005, 2004, 2003, 2002 and 2001, were $32 million, $157 million, $82 million, $138 million and $228 million, respectively.

Wachovia Corporation 2005 Annual Report 51

Financial Tables
Table 9
COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES (a)

	December 31, 2005

		Real
	Commercial,	Estate-
	Financial	Construction	Real
	and	and	Estate-
(In millions)	Agricultural	Other	Mortgage	Foreign	Total

FIXED RATE
1 year or less	$2,895	72	216	4,890	8,073
1-5 years	5,417	141	1,182	32	6,772
After 5 years	6,578	113	870	-	7,561

Total fixed rate	14,890	326	2,268	4,922	22,406

ADJUSTABLE RATE
1 year or less	25,822	6,529	5,158	3,969	41,478
1-5 years	33,941	6,808	10,098	1,155	52,002
After 5 years	12,674	309	2,442	175	15,600

Total adjustable rate	72,437	13,646	17,698	5,299	109,080

Total	$87,327	13,972	19,966	10,221	131,486

(a) Excludes lease financing.

52 Wachovia Corporation 2005 Annual Report

Table 10
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	Years Ended December 31,

(In millions)	2005	2004	2003	2002	2001

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$2,757	2,348	2,604	2,813	1,620
Provision for credit losses	227	290	549	1,110	1,583
Provision for credit losses relating to loans transferred to loans held for sale or sold	18	(31)	75	357	284
Balance of acquired entities at purchase date	-	510	-	-	766
Allowance relating to loans acquired, transferred to loans held for sale or sold	(71)	(60)	(228)	(554)	(503)
Net charge-offs	(207)	(300)	(652)	(1,122)	(937)

Balance, end of year	$2,724	2,757	2,348	2,604	2,813

as % of loans, net	1.05%	1.23	1.42	1.60	1.72

as % of nonaccrual and restructured loans (a)	439%	289	227	164	183

as % of nonperforming assets (a)	378%	251	205	150	164

LOAN LOSSES
Commercial, financial and agricultural	$156	221	471	890	768
Commercial real estate - construction and mortgage	22	9	18	22	10
Consumer	278	296	396	377	301

Total loan losses	456	526	885	1,289	1,079

LOAN RECOVERIES
Commercial, financial and agricultural	136	148	148	93	75
Commercial real estate - construction and mortgage	6	3	4	2	8
Consumer	107	75	81	72	59

Total loan recoveries	249	226	233	167	142

Net charge-offs	$207	300	652	1,122	937

Commercial loan net charge-offs as % of average commercial loans, net	0.03%	0.08	0.37	0.84	0.82
Consumer loan net charge-offs as % of average consumer loans, net	0.18	0.30	0.47	0.54	0.49
Total net charge-offs as % of average loans, net	0.09%	0.17	0.41	0.73	0.70

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$307	585	765	1,269	1,294
Commercial real estate - construction and mortgage	85	127	54	105	87
Consumer real estate secured	221	230	192	208	117
Installment loans	7	13	24	3	36

Total nonaccrual loans	620	955	1,035	1,585	1,534
Foreclosed properties (b)	100	145	111	150	179

Total nonperforming assets	$720	1,100	1,146	1,735	1,713

Nonperforming loans included in loans held for sale	$32	157	82	138	228
Nonperforming assets included in loans and in loans held for sale	$752	1,257	1,228	1,873	1,941

as % of loans, net, and foreclosed properties (a)	0.28%	0.49	0.69	1.06	1.04

as % of loans, net, foreclosed properties and loans held for sale (c)	0.28%	0.53	0.69	1.11	1.13

Accruing loans past due 90 days	$625	522	341	304	288

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

Wachovia Corporation 2005 Annual Report 53

Financial Tables
Table 11
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,

	2005		2004		2003		2002		2001
		Loans		Loans		Loans		Loans		Loans
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
(In millions)	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans

COMMERCIAL
Commercial, financial and agricultural	$1,348	33%	$1,384	32%	$582	32%	$864	33%	$932	35%
Real estate -
Construction and other	141	5	155	5	59	3	75	3	59	5
Mortgage	273	7	268	9	113	8	128	10	105	10
Lease financing	39	9	35	11	57	14	66	13	45	13
Foreign	58	4	67	3	64	4	77	4	64	4
CONSUMER
Real estate secured	305	35	382	32	221	29	196	27	127	25
Student loans	91	4	56	5	39	5	4	4	-	1
Installment loans	334	3	320	3	156	5	192	6	145	7
UNALLOCATED	135	-	90	-	1,057	-	1,002	-	1,336	-

Total	$2,724	100%	$2,757	100%	$2,348	100%	$2,604	100%	$2,813	100%

54 Wachovia Corporation 2005 Annual Report

Table 12
NONACCRUAL LOAN ACTIVITY (a)

	Years Ended December 31,

(In millions)	2005	2004	2003	2002	2001

Balance, beginning of year	$955	1,035	1,585	1,534	1,176

COMMERCIAL NONACCRUAL LOAN ACTIVITY
Commercial nonaccrual loans, beginning of year	712	819	1,374	1,381	939
Balance of acquired entities at purchase date	-	321	-	-	209

New nonaccrual loans and advances	751	575	1,051	2,275	1,719
Gross charge-offs	(178)	(230)	(489)	(912)	(778)
Transfers to loans held for sale	(25)	(134)	(69)	(239)	(20)
Transfers to other real estate owned	(27)	(3)	(12)	(12)	(45)
Sales	(313)	(135)	(256)	(278)	(150)
Other, principally payments	(528)	(501)	(780)	(841)	(493)

Net commercial nonaccrual loan activity	(320)	(428)	(555)	(7)	233

Commercial nonaccrual loans, end of year	392	712	819	1,374	1,381

CONSUMER NONACCRUAL LOAN ACTIVITY
Consumer nonaccrual loans, beginning of year	243	216	211	153	237
Balance of acquired entities at purchase date	-	21	-	-	33

New nonaccrual loans and advances, net	(29)	10	106	178	262
Transfers from (to) loans held for sale	15	(4)	(58)	(58)	(288)
Sales and securitizations	(1)	-	(43)	(62)	(91)

Net consumer nonaccrual loan activity	(15)	6	5	58	(117)

Consumer nonaccrual loans, end of year	228	243	216	211	153

Balance, end of year	$620	955	1,035	1,585	1,534

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Wachovia Corporation 2005 Annual Report 55

Financial Tables
Table 13
GOODWILL AND OTHER INTANGIBLE ASSETS

	December 31,

(In millions)	2005	2004	2003	2002	2001

Goodwill	$21,807	21,526	11,149	10,880	10,616
Deposit base	705	1,048	757	1,225	1,822
Customer relationships	413	443	396	239	244
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$23,015	23,107	12,392	12,434	12,772

	Years Ended December 31, 2005 and 2004

	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

ACTIVITY IN THE EXIT COST PURCHASE ACCOUNTING ADJUSTMENT ACCRUAL
Wachovia/SouthTrust - November 1, 2004
Purchase accounting adjustments	$168	-	21	189
Cash payments	(1)	-	(17)	(18)

Balance, December 31, 2004	167	-	4	171
Purchase accounting adjustments	54	62	33	149
Cash payments	(98)	(27)	(34)	(159)
Noncash write-downs	-	(26)	-	(26)

Balance, December 31, 2005	$123	9	3	135

	Years Ended December 31, 2005, 2004 and 2003

	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

ACTIVITY IN THE EXIT COST PURCHASE ACCOUNTING ADJUSTMENT ACCRUAL
Wachovia Securities retail brokerage - July 1, 2003
Purchase accounting adjustments	$22	77	19	118
Cash payments	(2)	(35)	(19)	(56)
Noncash write-downs	-	(17)	-	(17)

Balance, December 31, 2003	20	25	-	45
Purchase accounting adjustments	125	247	25	397
Cash payments	(57)	(40)	(20)	(117)
Noncash write-downs	-	(4)	-	(4)

Balance, December 31, 2004	88	228	5	321
Purchase accounting adjustments	(9)	(42)	-	(51)
Cash payments	(75)	(126)	(3)	(204)
Noncash write-downs	-	(60)	-	(60)

Balance, December 31, 2005	$4	-	2	6

56 Wachovia Corporation 2005 Annual Report

Table 14
DEPOSITS

	December 31,

(In millions)	2005	2004	2003	2002	2001

CORE DEPOSITS
Noninterest-bearing	$67,487	64,197	48,683	44,640	43,464
Savings and NOW accounts	81,536	83,678	63,011	51,691	47,175
Money market accounts	100,220	91,184	65,045	45,649	39,022
Other consumer time	44,319	35,529	27,921	33,763	39,649

Total core deposits	293,562	274,588	204,660	175,743	169,310
OTHER DEPOSITS
Foreign	18,041	9,881	9,151	6,608	9,116
Other time	13,291	10,584	7,414	9,167	9,027

Total deposits	$324,894	295,053	221,225	191,518	187,453

Table 15
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

December 31, 2005

(In millions)

MATURITY OF
3 months or less	$5,760
Over 3 months through 6 months	3,122
Over 6 months through 12 months	3,839
Over 12 months	8,626

Total time deposits in amounts of $100,000 or more	$21,347

Wachovia Corporation 2005 Annual Report 57

Financial Tables
Table 16
CAPITAL RATIOS

	December 31,

(In millions)	2005	2004	2003	2002	2001

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$30,308	28,583	23,863	21,411	18,999
Total capital	43,709	39,633	32,307	30,732	29,550
Adjusted risk-weighted assets	404,068	356,766	279,979	260,609	269,726
Adjusted leverage ratio assets	$495,601	448,205	375,447	316,473	306,745
Ratios
Tier 1 capital	7.50%	8.01	8.52	8.22	7.04
Total capital	10.82	11.11	11.54	11.79	10.96
Leverage	6.12	6.38	6.36	6.77	6.19
STOCKHOLDERS’ EQUITY TO ASSETS
Year-end	9.13	9.59	8.09	9.38	8.61
Average	9.24%	8.27	8.89	9.49	7.49

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.45%	7.86	7.60	7.42	7.55
Wachovia Bank of Delaware, National Association	14.07	15.76	15.46	14.35	12.51
Total capital
Wachovia Bank, National Association	10.70	11.52	11.72	11.81	11.68
Wachovia Bank of Delaware, National Association	16.27	18.28	18.28	16.58	13.98
Leverage
Wachovia Bank, National Association	6.26	6.15	5.85	6.25	6.29
Wachovia Bank of Delaware, National Association	10.52%	12.18	9.72	11.04	7.92

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

58 Wachovia Corporation 2005 Annual Report

Table 17
INTEREST DIFFERENTIAL

	2005 Compared with 2004			2004 Compared with 2003

	Interest	Variance		Interest	Variance
	Income/	Attributable to (b)		Income/	Attributable to (b)
	Expense			Expense
(In millions)	Variance	Rate	Volume	Variance	Rate	Volume

EARNING ASSETS
Interest-bearing bank balances	$30	55	(25)	1	5	(4)
Federal funds sold and securities purchased under resale agreements	453	475	(22)	170	72	98
Trading account assets (a)	429	205	224	425	(34)	459
Securities (a)	962	252	710	808	(330)	1,138
Loans (a)	4,676	1,706	2,970	422	(259)	681
Loans held for sale	135	208	(73)	344	10	334
Other earning assets	167	215	(48)	123	(6)	129

Total earning assets excluding derivatives	6,852	3,116	3,736	2,293	(542)	2,835
Risk management derivatives	(482)	(482)	-	(91)	(91)	-

Total earning assets including derivatives	$6,370	2,634	3,736	2,202	(633)	2,835
INTEREST-BEARING LIABILITIES
Deposits	2,649	1,931	718	203	(288)	491
Short-term borrowings	1,328	1,176	152	327	158	169
Long-term debt	544	206	338	113	(11)	124

Total interest-bearing liabilities excluding derivatives	4,521	3,313	1,208	643	(141)	784
Risk management derivatives	160	160	-	211	211	-

Total interest-bearing liabilities including derivatives	4,681	3,473	1,208	854	70	784

Net interest income	$1,689	(839)	2,528	1,348	(703)	2,051

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

Wachovia Corporation 2005 Annual Report 59

Financial Tables
WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	YEAR ENDED 2005			YEAR ENDED 2004

			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,516	81	3.23%	$3,578	51	1.43%
Federal funds sold and securities purchased under resale agreements	24,008	795	3.31	24,940	342	1.37
Trading account assets (a) (c)	33,800	1,668	4.94	28,944	1,239	4.28
Securities (a) (c)	115,107	5,913	5.14	100,960	4,951	4.90
Loans (a) (b) (c)
Commercial
Commercial, financial and agricultural	80,901	4,554	5.63	59,970	2,653	4.43
Real estate - construction and other	13,158	760	5.78	7,395	296	4.00
Real estate - mortgage	20,187	1,194	5.92	16,050	725	4.52
Lease financing	10,223	727	7.12	8,467	721	8.51
Foreign	8,035	303	3.77	7,144	187	2.61

Total commercial	132,504	7,538	5.69	99,026	4,582	4.63

Consumer
Real estate secured	77,152	4,511	5.85	54,928	2,981	5.43
Student loans	11,126	548	4.92	9,891	372	3.76
Installment loans	7,140	488	6.84	8,188	474	5.79

Total consumer	95,418	5,547	5.81	73,007	3,827	5.24

Total loans	227,922	13,085	5.74	172,033	8,409	4.89

Loans held for sale	15,293	874	5.71	16,735	739	4.42
Other earning assets	9,944	533	5.36	11,064	366	3.30

Total earning assets excluding derivatives	428,590	22,949	5.35	358,254	16,097	4.49
Risk management derivatives (d)	-	959	0.23	-	1,441	0.41

Total earning assets including derivatives	428,590	23,908	5.58	358,254	17,538	4.90

Cash and due from banks	12,524			11,311
Other assets	67,896			57,202

Total assets	$509,010			$426,767

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	79,762	833	1.04	72,078	369	0.51
Money market accounts	96,826	1,950	2.01	79,526	794	1.00
Other consumer time	39,695	1,206	3.04	28,304	757	2.67
Foreign	13,922	422	3.03	7,933	115	1.45
Other time	11,947	436	3.66	8,301	163	1.98

Total interest-bearing deposits	242,152	4,847	2.00	196,142	2,198	1.12
Federal funds purchased and securities sold under repurchase agreements	54,302	1,673	3.08	47,321	637	1.35
Commercial paper	11,898	363	3.05	12,034	163	1.35
Securities sold short	10,279	341	3.31	11,025	318	2.88
Other short-term borrowings	6,675	124	1.87	6,087	55	0.90
Long-term debt	47,774	2,133	4.46	39,780	1,589	4.00

Total interest-bearing liabilities excluding derivatives	373,080	9,481	2.54	312,389	4,960	1.59
Risk management derivatives (d)	-	527	0.14	-	367	0.12

Total interest-bearing liabilities including derivatives	373,080	10,008	2.68	312,389	5,327	1.71

Noninterest-bearing deposits	62,438			51,700
Other liabilities	26,473			27,383
Stockholders’ equity	47,019			35,295

Total liabilities and stockholders’ equity	$509,010			$426,767

Interest income and rate earned - including derivatives		$23,908	5.58%		$17,538	4.90%
Interest expense and equivalent rate paid - including derivatives		10,008	2.34		5,327	1.49

Net interest income and margin - including derivatives (d)		$13,900	3.24%		$12,211	3.41%

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

60 Wachovia Corporation 2005 Annual Report

YEAR ENDED 2003			YEAR ENDED 2002			YEAR ENDED 2001

		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$3,836	50	1.31%	$3,312	63	1.90%	$2,359	92	3.92%

16,780	172	1.02	10,702	195	1.83	9,458	400	4.23
18,395	814	4.43	14,774	769	5.20	12,965	782	6.03
78,593	4,143	5.27	62,142	3,924	6.32	51,681	3,626	7.02

56,404	2,390	4.24	59,724	2,858	4.78	56,094	4,572	8.15
5,393	190	3.52	5,305	217	4.10	4,726	281	5.95
16,388	720	4.39	18,365	942	5.13	11,466	776	6.77
6,915	739	10.69	7,235	762	10.54	6,548	685	10.46
6,652	189	2.84	6,875	239	3.48	6,109	339	5.55

91,752	4,228	4.61	97,504	5,018	5.15	84,943	6,653	7.83

48,894	2,824	5.78	41,971	2,884	6.87	39,281	3,100	7.89
7,919	305	3.85	3,916	183	4.66	1,000	57	5.66
9,762	630	6.45	11,061	829	7.50	8,624	772	8.95

66,575	3,759	5.65	56,948	3,896	6.84	48,905	3,929	8.03

158,327	7,987	5.04	154,452	8,914	5.77	133,848	10,582	7.91

9,110	395	4.34	7,401	375	5.06	7,083	522	7.38
7,199	243	3.38	3,388	178	5.25	3,600	255	7.08

292,240	13,804	4.72	256,171	14,418	5.63	220,994	16,259	7.36
-	1,532	0.53	-	1,432	0.56	-	-	-

292,240	15,336	5.25	256,171	15,850	6.19	220,994	16,259	7.36

10,888			10,313			8,784
58,373			54,119			40,667

$361,501			$320,603			$270,445

53,117	260	0.49	49,091	464	0.95	41,979	1,012	2.41
55,816	565	1.01	41,711	657	1.57	23,461	944	4.02
30,553	923	3.02	36,492	1,442	3.95	36,037	1,941	5.39
8,101	104	1.28	7,323	131	1.78	7,318	294	4.01
7,700	143	1.86	7,285	153	2.10	11,916	553	4.64

155,287	1,995	1.28	141,902	2,847	2.01	120,711	4,744	3.93

44,326	525	1.19	32,242	558	1.73	28,055	1,364	4.86
7,196	72	1.00	3,063	34	1.10	2,912	112	3.84
7,925	209	2.64	6,322	155	2.45	5,256	161	3.06
5,166	40	0.77	2,630	27	1.04	3,539	99	2.81
36,676	1,476	4.02	38,902	1,667	4.29	38,538	1,845	4.79

256,576	4,317	1.68	225,061	5,288	2.35	199,011	8,325	4.18
-	156	0.06	-	389	0.17	-	-	-

256,576	4,473	1.74	225,061	5,677	2.52	199,011	8,325	4.18

43,636			38,972			30,796
29,154			26,178			20,417
32,135			30,392			20,221

$361,501			$320,603			$270,445

	$15,336	5.25%		$15,850	6.19%		$16,259	7.36%
	4,473	1.53		5,677	2.22		8,325	3.77

	$10,863	3.72%		$10,173	3.97%		$7,934	3.59%

(c) Tax-equivalent adjustments included in trading account assets, securities, commercial, financial and agricultural loans, and lease financing are (in millions): $87, $89, $38 and $5, respectively, in 2005; $92, $113, $40 and $5, respectively, in 2004; and $90, $118, $40 and $8, respectively, in 2003.
(d) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

Wachovia Corporation 2005 Annual Report 61

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
     Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control — Integrated Framework, management of the Company has concluded the Company maintained effective internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13a-15(f), as of December 31, 2005.
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
     KPMG LLP, an independent, registered public accounting firm, has audited the Company’s consolidated financial statements as of and for the year ended December 31, 2005, and the Company’s assertion as to the effectiveness of internal control over financial reporting as of December 31, 2005, as stated in their reports, which are included herein.

G. Kennedy Thompson	Thomas J. Wurtz
Chairman, President and	Senior Executive Vice President and
Chief Executive Officer	Chief Financial Officer

February 24, 2006

62 Wachovia Corporation 2005 Annual Report

Independent Auditors’ Report

WACHOVIA CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Wachovia Corporation
     We have audited management’s assessment, included in the accompanying Wachovia Corporation and Subsidiaries: Management’s Report on Internal Control over Financial Reporting, that Wachovia Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Wachovia Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
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
     In our opinion, management’s assessment that Wachovia Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Also, in our opinion, Wachovia Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated February 24, 2006, expressed an unqualified opinion on those consolidated financial statements.
Charlotte, North Carolina
February 24, 2006

Wachovia Corporation 2005 Annual Report 63

Independent Auditors’ Report

WACHOVIA CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Wachovia Corporation
     We have audited the accompanying consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Wachovia Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated February 24, 2006, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
Charlotte, North Carolina
February 24, 2006

64 Wachovia Corporation 2005 Annual Report

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

(In millions, except per share data)	2005	2004

ASSETS
Cash and due from banks	$15,072	11,714
Interest-bearing bank balances	2,638	4,441
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $10,639 at December 31, 2005, $1,290 repledged)	19,915	22,436

Total cash and cash equivalents	37,625	38,591

Trading account assets	42,704	45,932
Securities (amortized cost $115,404 in 2005; $108,835 in 2004)	114,889	110,597
Loans, net of unearned income ($9,260 in 2005; $9,699 in 2004)	259,015	223,840
Allowance for loan losses	(2,724)	(2,757)

Loans, net	256,291	221,083

Loans held for sale	6,405	12,988
Premises and equipment	4,910	5,268
Due from customers on acceptances	824	718
Goodwill	21,807	21,526
Other intangible assets	1,208	1,581
Other assets	34,092	35,040

Total assets	$520,755	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	67,487	64,197
Interest-bearing deposits	257,407	230,856

Total deposits	324,894	295,053
Short-term borrowings	61,953	63,406
Bank acceptances outstanding	892	755
Trading account liabilities	17,598	21,709
Other liabilities	15,986	15,507
Long-term debt	48,971	46,759

Total liabilities	470,294	443,189

Minority interest in net assets of consolidated subsidiaries	2,900	2,818

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	-	-
Dividend Equalization Preferred shares, no par value, outstanding 97 million shares in 2005 and in 2004	-	-
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.557 billion shares in 2005; 1.588 billion shares in 2004	5,189	5,294
Paid-in capital	31,172	31,120
Retained earnings	11,973	10,178
Accumulated other comprehensive income, net	(773)	725

Total stockholders’ equity	47,561	47,317

Total liabilities and stockholders’ equity	$520,755	493,324

See accompanying Notes to Consolidated Financial Statements.

Wachovia Corporation 2005 Annual Report 65

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions, except per share data)	2005	2004	2003

INTEREST INCOME
Interest and fees on loans	$13,970	9,858	9,507
Interest and dividends on securities	5,783	4,639	3,828
Trading account interest	1,581	1,147	724
Other interest income	2,355	1,644	1,021

Total interest income	23,689	17,288	15,080

INTEREST EXPENSE
Interest on deposits	5,297	2,853	2,360
Interest on short-term borrowings	2,777	1,503	1,219
Interest on long-term debt	1,934	971	894

Total interest expense	10,008	5,327	4,473

Net interest income	13,681	11,961	10,607
Provision for credit losses	249	257	586

Net interest income after provision for credit losses	13,432	11,704	10,021

FEE AND OTHER INCOME
Service charges	2,151	1,978	1,731
Other banking fees	1,491	1,226	1,017
Commissions	2,411	2,601	2,318
Fiduciary and asset management fees	2,943	2,772	2,345
Advisory, underwriting and other investment banking fees	1,109	911	787
Trading account profits	245	35	110
Principal investing	401	261	(139)
Securities gains (losses)	89	(10)	45
Other income	1,379	1,005	1,268

Total fee and other income	12,219	10,779	9,482

NONINTEREST EXPENSE
Salaries and employee benefits	9,671	8,703	7,708
Occupancy	1,064	947	851
Equipment	1,087	1,052	1,021
Advertising	193	193	160
Communications and supplies	633	620	598
Professional and consulting fees	662	548	460
Other intangible amortization	416	431	518
Merger-related and restructuring expenses	292	444	443
Sundry expense	1,829	1,728	1,521

Total noninterest expense	15,847	14,666	13,280

Minority interest in income of consolidated subsidiaries	342	184	143

Income from continuing operations before income taxes and cumulative effect of a change in accounting principle	9,462	7,633	6,080
Income taxes	3,033	2,419	1,833

Income from continuing operations before cumulative effect of a change in accounting principle	6,429	5,214	4,247
Discontinued operations, net of income taxes	214	-	-

Income before cumulative effect of a change in accounting principle	6,643	5,214	4,247
Cumulative effect of a change in accounting principle, net of income taxes	-	-	17

Net income	6,643	5,214	4,264
Dividends on preferred stock	-	-	5

Net income available to common stockholders	$6,643	5,214	4,259

PER COMMON SHARE DATA
Basic
Income from continuing operations before change in accounting principle	$4.13	3.87	3.20
Net income	4.27	3.87	3.21
Diluted
Income from continuing operations before change in accounting principle	4.05	3.81	3.17
Net income	4.19	3.81	3.18
Cash dividends	$1.94	1.66	1.25
AVERAGE COMMON SHARES
Basic	1,556	1,346	1,325
Diluted	1,585	1,370	1,340

See accompanying Notes to Consolidated Financial Statements.

66 Wachovia Corporation 2005 Annual Report

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2005, 2004 and 2003

					Accumulated
					Other
	Common Stock		Paid-in	Retained	Comprehensive
(In millions, except per share data)	Shares	Amount	Capital	Earnings	Income, Net	Total

Balance, December 31, 2002	1,357	$4,524	18,070	7,349	2,135	32,078
Comprehensive income
Net income	-	-	-	4,264	-	4,264
Net unrealized losses, net of reclassification adjustments on
Debt and equity securities	-	-	-	-	(301)	(301)
Derivative financial instruments	-	-	-	-	(495)	(495)

Total comprehensive income	-	-	-	4,264	(796)	3,468
Purchases of common stock	(59)	(195)	(799)	(1,263)	-	(2,257)
Common stock issued for
Stock options and restricted stock	14	45	417	-	-	462
Gain on subsidiary issuance of stock	-	-	-	224	-	224
Deferred compensation, net	-	-	123	-	-	123
Cash dividends
Preferred shares	-	-	-	(5)	-	(5)
Common at $1.25 per share	-	-	-	(1,665)	-	(1,665)

Balance, December 31, 2003	1,312	4,374	17,811	8,904	1,339	32,428
Comprehensive income
Net income	-	-	-	5,214	-	5,214
Minimum pension liability	-	-	-	-	(65)	(65)
Net unrealized losses, net of reclassification adjustments on
Debt and equity securities	-	-	-	-	(245)	(245)
Derivative financial instruments	-	-	-	-	(304)	(304)

Total comprehensive income	-	-	-	5,214	(614)	4,600
Purchases of common stock	(47)	(159)	(651)	(1,547)	-	(2,357)
Common stock issued for
Stock options and restricted stock	25	85	890	-	-	975
Acquisitions	298	994	13,006	-	-	14,000
Deferred income taxes on subsidiary stock	-	-	-	(87)	-	(87)
Deferred compensation, net	-	-	64	-	-	64
Cash dividends
Common at $1.66 per share	-	-	-	(2,306)	-	(2,306)

Balance, December 31, 2004	1,588	5,294	31,120	10,178	725	47,317
Comprehensive income
Net income	-	-	-	6,643	-	6,643
Minimum pension liability	-	-	-	-	(19)	(19)
Net unrealized losses, net of reclassification adjustments on
Debt and equity securities	-	-	-	-	(1,424)	(1,424)
Derivative financial instruments	-	-	-	-	(55)	(55)

Total comprehensive income	-	-	-	6,643	(1,498)	5,145
Purchases of common stock	(52)	(173)	(711)	(1,809)	-	(2,693)
Common stock issued for
Stock options and restricted stock	21	68	830	-	-	898
Acquisitions	-	-	3	-	-	3
Deferred compensation, net	-	-	(70)	-	-	(70)
Cash dividends
Common at $1.94 per share	-	-	-	(3,039)	-	(3,039)

Balance, December 31, 2005	1,557	$5,189	31,172	11,973	(773)	47,561

See accompanying Notes to Consolidated Financial Statements.

Wachovia Corporation 2005 Annual Report 67

Audited Financial Statements

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2005	2004	2003

OPERATING ACTIVITIES
Net income	$6,643	5,214	4,264
Adjustments to reconcile net income to net cash provided (used) by operating activities
Gain on sale of discontinued operations	(214)	-	-
Cumulative effect of a change in accounting principle	-	-	(17)
Accretion and amortization of securities discounts and premiums, net	216	191	317
Provision for credit losses	249	257	586
Gain on securitization transactions	(210)	(113)	(377)
Gain on sale of mortgage servicing rights	(26)	(34)	(96)
Securities transactions	(89)	10	(45)
Depreciation and other amortization	1,449	1,415	1,484
Deferred income taxes	803	(1,534)	642
Trading account assets, net	3,241	(11,071)	(860)
Loss on sales of premises and equipment	107	101	75
Contribution to qualified pension plan	(330)	(279)	(418)
Loans held for sale, net	(5,527)	(4,356)	(4,943)
Other assets, net	3,917	559	(860)
Trading account liabilities, net	(4,111)	2,464	(3,716)
Minority interest acquired	-	-	300
Other liabilities, net	(412)	(678)	(2,094)

Net cash provided (used) by operating activities	5,706	(7,854)	(5,758)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	54,571	55,393	22,990
Maturities of securities	40,877	29,834	29,862
Purchases of securities	(101,001)	(89,110)	(74,841)
Origination of loans, net	(23,565)	(12,236)	(2,741)
Sales of premises and equipment	2,155	580	812
Purchases of premises and equipment	(2,762)	(960)	(1,149)
Sale of Corporate and Institutional Trust businesses	740	-	-
Goodwill and other intangible assets	(501)	(471)	(162)
Purchase of bank-owned separate account life insurance	(1,791)	(372)	(251)
Cash equivalents acquired, net of purchases of banking organizations	34	1,110	8,177

Net cash used by investing activities	(31,243)	(16,232)	(17,303)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	29,841	36,727	29,707
Securities sold under repurchase agreements and other short-term borrowings, net	(2,240)	(12,031)	13,488
Issuances of long-term debt	10,486	8,495	2,374
Payments of long-term debt	(8,283)	(5,079)	(5,306)
Issuances of common stock, net	499	716	301
Purchases of common stock	(2,693)	(2,357)	(2,257)
Cash dividends paid	(3,039)	(2,306)	(1,670)

Net cash provided by financing activities	24,571	24,165	36,637

Increase (decrease) in cash and cash equivalents	(966)	79	13,576
Cash and cash equivalents, beginning of year	38,591	38,512	24,936

Cash and cash equivalents, end of year	$37,625	38,591	38,512

CASH PAID FOR
Interest	$9,629	5,207	4,241
Income taxes	3,032	3,954	1,055
NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	931	213	-
Transfer to securities from loans held for sale resulting from securitizations	212	-	-
Transfer to loans from securities resulting from terminated securitizations	-	980	-
Transfer to loans held for sale from securities resulting from terminated securitizations	-	3,918	-
Transfer to loans from loans held for sale	12,636	8,558	248
Issuance of common stock for purchase accounting merger	$-	14,000	-

See accompanying Notes to Consolidated Financial Statements.

68 Wachovia Corporation 2005 Annual Report

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005, 2004 AND 2003

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
Trading Account Assets and Liabilities
     Trading account assets and liabilities include primarily debt securities, securities sold short and trading derivatives, and are recorded at fair value with realized and unrealized gains and losses recorded in trading account profits (losses) in the results of operations. Trading derivatives include interest rate, commodity, currency, equity and credit default swap agreements; options, caps, and floors; and financial futures and forward contracts. Interest and dividends on trading account debt and equity securities, including securities sold short, are recorded in interest income or interest expense on an accrual basis. Interest and dividends on trading account derivatives are included in trading account profits (losses) in the results of operations. The fair value of derivatives in a gain position, as well as purchased options, are reported as trading account assets. Similarly, the fair value of derivatives in a loss position, as well as written options, are reported as trading account liabilities. The reported amounts related to trading derivatives include the effect of master netting agreements.
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

Wachovia Corporation 2005 Annual Report 69

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
CONSOLIDATION
     The Company consolidates those entities in which it holds a controlling financial interest, which is typically measured as a majority of the outstanding common stock. However, in certain situations, a voting interest may not be indicative of control, and in those cases, control is measured by other factors. Variable interest entities (“VIEs”), certain of which are also referred to as special-purpose entities (“SPE”), are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinate financial support from other parties. A company is deemed to be the “primary beneficiary”, and thus required to consolidate a VIE, if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses, that will receive a majority of the VIE’s expected residual returns, or both. A “variable interest” is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. “Expected losses” and “expected residual returns” are measures of variability in the expected cash flows of a VIE.
SECURITIZATIONS AND BENEFICIAL INTERESTS
     In certain asset securitization transactions that meet the applicable criteria to be accounted for as a sale, assets are sold to an entity referred to as a “qualifying special purpose entity” (“QSPE”), which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, the Company may retain as much as 90 percent of the beneficial interests. Additionally, from time to time, the Company may also resecuritize certain assets in a new securitization transaction. The assets and liabilities sold to a QSPE are excluded from the Company’s consolidated balance sheet, subject to a quarterly evaluation to ensure the entity continues to meet the requirements to be a QSPE. When the Company’s portion of the beneficial interests exceeds 90 percent, a QSPE would no longer qualify for off-balance sheet treatment and the Company would be required to consolidate the SPE, subject to analysis. In these cases, any beneficial interests previously held by the Company are removed from the balance sheet and the underlying assets and liabilities of the SPE are recorded at fair value to the extent interests were previously held by outside parties.
     The carrying amount of the assets transferred to a QSPE is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. A gain or loss is recorded in other fee income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with market assumptions for credit losses, prepayments and discount rates. Retained interests from securitizations with off-balance sheet entities, including QSPEs and VIEs where the Company is not the primary beneficiary, are classified as either available for sale securities, trading account assets or loans and are accounted for as described herein.
DERIVATIVES USED FOR RISK MANAGEMENT
     The Company may designate a derivative as either an accounting hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), an accounting hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge), or a foreign currency fair value or cash flow hedge (“foreign currency” hedge). All derivatives are recorded as other assets or other liabilities on the balance sheet at their respective fair values with unrealized gains and losses recorded either in other comprehensive income, net of applicable income taxes, or in the results of operations, depending on the purpose for which the derivative is held. Derivatives that do not meet the criteria for designation as a hedge at inception, or fail to meet the criteria thereafter, are included in trading account assets or liabilities. Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded as other fee income in the results of operations. To the extent of the effectiveness of a hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, net of income taxes. For all hedge relationships, ineffectiveness resulting from differences between the changes in fair value or cash flows of the hedged item and changes in fair value of the derivative are recognized as other fee income in the results of operations. Net interest settlements on derivatives designated as fair value or cash flow hedges are treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.

70 Wachovia Corporation 2005 Annual Report

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
     In making the initial assessments of hedge effectiveness, the Company uses statistical analysis and comparison of the terms of the hedging instrument to those of the hedged item. For fair value hedges, the Company generally assesses effectiveness by using price sensitivity analysis of the hedging instrument relative to that of the hedged item for changes attributable to the hedged risk.
     The Company measures ongoing ineffectiveness for fair value hedges by comparing the changes in fair value of the hedging instrument to the changes in fair value of the hedged item attributable to the hedged risk. For cash flow hedges, the Company generally uses the hypothetical derivative method of measuring hedge ongoing ineffectiveness.
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
     Commitments to purchase certain securities, loans and certain commitments to sell loans are derivatives. At inception, these commitments may be designated in a hedge relationship; otherwise, they are recorded as a freestanding derivative and classified as a trading account asset or liability. The Company enters into a contract (“host contract”) that contains a derivative that is embedded in the financial instrument. If applicable, an embedded derivative is separated from the host contract and can be designated in a hedge relationship; otherwise, the derivative is recorded as a freestanding derivative and generally classified as a trading account asset or liability. The Company enters into credit derivative agreements in connection with altering the risk profile of certain loans or pools of loans in the Company’s loan portfolio. These credit derivatives do not meet the criteria for designation as a hedge, are recorded as freestanding derivatives and are classified as a trading account asset or liability.
     The Company enters into interest rate lock commitments as part of its commercial and consumer mortgage lending activities. These loan commitments are initially recorded at fair value including the amount of consideration exchanged, if any. Subsequent adjustments in the value of the loan commitment are based only on market changes in interest rates, changes in the probability that a commitment will be exercised and the passage of time. The estimate of fair value specifically excludes the value of servicing cash flows and excess servicing.
LOANS
     Loans are recorded at the principal balance outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees and direct costs as well as premiums and discounts are amortized as an adjustment to yield over the term of the loan. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period. The Company does not have a significant amount of non-traditional loan products.
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
     A loan is considered to be impaired when based on current information, it is probable the Company will not receive all amounts due in accordance with the contractual terms of a loan agreement. The fair value is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is also considered impaired if its terms are modified in a troubled debt restructuring. When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are recorded as recoveries of any amounts previously charged off, and then to interest income to the extent any interest has been forgone.

Wachovia Corporation 2005 Annual Report 71

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
ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS
     The allowance for loan losses and reserve for unfunded lending commitments are maintained at levels that are adequate to absorb probable losses inherent in the loan portfolio and in unfunded commercial lending commitments, respectively, as of the date of the consolidated financial statements. The Company has developed policies and procedures for assessing the adequacy of the allowance for loan losses and reserve for unfunded lending commitments that reflect the assessment of credit risk considering all available information. Where appropriate, this assessment includes monitoring qualitative and quantitative trends including changes in the levels of past due, criticized and nonperforming loans. In developing this assessment, the Company must rely on estimates and exercise judgment in assessing credit risk. Depending on changes in circumstances, future assessments of credit risk may yield materially different results from the estimates, which may require an increase or a decrease in the allowance for loan losses and reserve for unfunded lending commitments.
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
LOANS HELD FOR SALE
     Loans are classified as held for sale based on management’s intent to sell or securitize the loans, either as part of a core business strategy or related to a risk mitigation strategy. Loans held for sale and any related unfunded commercial lending commitments are recorded at the lower of cost (which is the carrying amount net of deferred fees and costs and applicable allowance for loan losses and reserve for unfunded lending commitments) or market value less costs to sell. At the time of the transfer to loans held for sale, if the market value is less than cost, the difference is recorded as additional provision for credit losses in the results of operations. Market value is determined, generally in the aggregate, based on quoted market prices for the same or similar loans, outstanding investor commitments or discounted cash flow analyses using market assumptions. At December 31, 2005, market value for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that includes an unfunded commercial lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any reserve for unfunded lending commitments. This cost basis is compared to the market value of the entire relationship including the unfunded commercial lending commitment.
     Individual loans or pools of loans are transferred from the loan portfolio to loans held for sale when the intent to hold the loans has changed and there is a plan to sell the loans within a reasonable period of time. When the Company no longer has the intent to sell the loans, individual loans or pools of loans are transferred from loans held for sale to the loan portfolio. Loans held for sale are reviewed quarterly. Subsequent declines or recoveries of previous declines in the market value of loans held for sale are recorded in other fee income in the results of operations. Market value changes occur due to changes in interest rates, the borrower’s credit, the secondary loan market and the market for a borrower’s debt. If an unfunded commercial lending commitment expires before a sale occurs, the reserve associated with the unfunded commercial lending commitment is recognized as a credit to other fee income in the results of operations.
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

72 Wachovia Corporation 2005 Annual Report

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
     Identified intangible assets that have a finite useful life are amortized over that life in a manner that approximates the estimated decline in the economic value of the identified intangible asset. Identified intangible assets that have a finite useful life are periodically reviewed to determine whether there have been any events or circumstances to indicate the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced. Unamortized intangible assets associated with disposed assets are included in the determination of gain or loss on sale of the disposed assets.
     The Company’s impairment evaluations for the year ended December 31, 2005, indicated that none of the Company’s goodwill or identified intangible assets with an indefinite useful life are impaired.
OTHER
Principal Investments
     Principal investments are recorded at fair value in other assets on the balance sheet with realized and unrealized gains and losses included in principal investing income in the results of operations. For public equity investments, fair value is based on quoted market prices, net of applicable discounts for trading restrictions and liquidity. Investments in non-public securities are recorded at the Company’s estimate of fair value, which is generally the original cost basis unless either the investee has raised additional debt or equity capital and the Company believes the transaction, taking into consideration differences in the terms of securities, is a better indicator of fair value; or the Company believes the fair value is less than original cost. For investments in private equity funds, the Company uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as the age of the fund and industry concentrations are used in the final determination of estimated fair value. Gains on fund investments are recognized only when they have been realized through sales or fund distributions. Reductions in fair value of fund investments, based on this valuation process, are recorded when identified.
Equity Method Investments
     Except for investments recorded at fair value, the Company accounts for investments in which the Company has significant influence under the equity method of accounting. Equity method investments are recorded at cost adjusted to reflect the Company’s portion of income, loss or dividends of the investee. The Company recognizes gain or loss in the results of operations on transactions where a subsidiary or an equity method investee issues common stock subject to a determination that the gain is realizable and that there are no plans to reacquire the shares; otherwise, the gain or loss is recorded net of income taxes directly in stockholders’ equity.
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
     In 2002, the Company adopted the fair value method of accounting for stock options. Under this method, fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. This amount is amortized on a straight-line basis over the vesting period for all recipients including retirement-eligible employees. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates.
     The Company adopted the fair value method effective as of the beginning of the year in which the decision was made, or January 1, 2002, and only for stock option awards made in 2002 and thereafter (the “prospective method”). Prior awards continue to be accounted for under the intrinsic value method. Therefore, the expense related to stock-based compensation included in the determination of income in 2005, 2004 and 2003 is less than that which would have applied to all awards prior to 2002.

Wachovia Corporation 2005 Annual Report 73

Audited Financial Statements

     The effect on net income available to common stockholders and earnings per share as if the fair value method had been applied to all outstanding and unvested awards for each of the years in the three-year period ended December 31, 2005, is presented below.

	Years Ended December 31,

(In millions, except per share data)	2005	2004	2003

Net income available to common stockholders, as reported	$6,643	5,214	4,259

Add stock-based employee compensation expense included in reported net income, net of income taxes
Stock-based employee compensation expense	103	130	102
Income taxes	(36)	(45)	(36)

Stock-based employee compensation expense, net of income taxes	67	85	66

Deduct total stock-based employee compensation expense determined under the fair value method for all awards, net of income taxes	(67)	(119)	(133)

Pro forma net income available to common stockholders	$6,643	5,180	4,192

PER COMMON SHARE DATA
Basic — as reported	$4.27	3.87	3.21
Basic — pro forma	4.27	3.85	3.16
Diluted — as reported	4.19	3.81	3.18
Diluted — pro forma	$4.19	3.78	3.13

     For restricted stock, which generally vests based on continued service with the Company, the deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is amortized as salaries and employee benefits expense in the results of operations in accordance with the applicable vesting schedule, generally straight-line over three years to five years. See Note 12 for additional information related to compensation expense recognized for restricted stock.
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
NEW ACCOUNTING PRONOUNCEMENTS AND INTERPRETATIONS
     In 2005, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — An Interpretation of SFAS No. 143”, (“FIN 47”), that requires entities to recognize legal and conditional asset retirement obligations. The implementation of FIN 47 did not have a material impact on the Company’s consolidated financial position or results of operations.
RECLASSIFICATIONS
     Certain amounts in 2004 and 2003 were reclassified to conform with the presentation in 2005. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.

74 Wachovia Corporation 2005 Annual Report

NOTE 2: BUSINESS COMBINATIONS AND DISPOSITIONS
BUSINESS COMBINATIONS
     The Company employs a disciplined, deliberate and methodical process of integration for its mergers. As part of this process, detailed plans are developed and then approved by senior management prior to execution of the plans. Amounts are recorded as exit cost purchase accounting adjustments only after approval of the associated plan by senior management.
Wachovia/Westcorp
     In September 2005, the Company announced the signing of a definitive merger agreement with Westcorp (“Westcorp”) and WFS Financial Inc (“WFS”) the common stock of which 84 percent is owned by Westcorp and 16 percent is held by the public. The acquisition of this California-based auto loan originator business is expected to be completed in the first quarter of 2006. The terms of this transaction call for the Company to exchange 1.2749 shares of its common stock for each share of Westcorp common stock and 1.4661 shares of its common stock for each share of WFS common stock. Based on the Company’s average of the closing prices for a period beginning two trading days before the announcement of the merger and ending two days after the merger announcement of $49.76 ($63.44 for each share of Westcorp common stock and $72.95 for each share of WFS common stock), the transaction is valued at $3.9 billion.
Wachovia/SouthTrust
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
     In 2005, the Company recorded certain refinements to its initial estimates of the fair value of the assets and liabilities and made final decisions and approved integration plans related to the South Trust merger. At that time, the Company recorded additional exit cost purchase accounting adjustments of $147 million, and recorded a $72 million adjustment to deferred income taxes. Together, these adjustments resulted in an increase to goodwill of $75 million. Included in total exit costs of $207 million recorded as purchase accounting adjustments were employee termination benefits of $222 million, which included severance and related benefits for 3,300 employees terminated or notified of their pending termination in connection with the combination. The terminated employees were primarily in staff and support areas.
     Based on the ending SouthTrust tangible equity of $3.9 billion, an aggregate purchase price of $14.0 billion and total purchase accounting adjustments of a net write-down of $699 million, the merger resulted in total intangible assets of $10.7 billion ($10.5 billion net of deferred income taxes). Of the total intangible assets, $662 million ($407 million net of deferred income taxes) was allocated to deposit base intangible, $73 million ($45 million net of deferred income taxes) was allocated to customer relationship intangible and $10.0 billion to goodwill. Amortization expense related to intangible assets is not deductible for income tax purposes; however, for financial reporting purposes deferred income tax liabilities were recorded on all intangible assets except goodwill. The deferred income tax liabilities will be reflected as an income tax benefit in the results of operations in proportion to and over the amortization period of the related intangible asset.
Wachovia/Prudential Financial, Inc.
     On July 1, 2003, the Company consummated the combination of its retail brokerage business with the retail brokerage business of Prudential Financial, Inc. (“Prudential Financial”). Under the terms of the agreement, Prudential Financial exchanged its retail brokerage business for a 38 percent interest in the combined entity. The Company owns 62 percent of the combined entity, which continues to be a consolidated subsidiary of the Company. The combined entity operates under the name Wachovia Securities. The combination was accounted for under the purchase method of accounting, and accordingly, the results for 2003 include six months of Wachovia’s 100 percent owned brokerage subsidiary and six months of the combined entity.
     The Company entered into this business combination to enhance shareholder value by providing more products and services for customers and more investment opportunities for clients. This combination creates the third largest retail brokerage platform based on client assets, with major national presence, excellent growth prospects and attractive financial returns.

Wachovia Corporation 2005 Annual Report 75

Audited Financial Statements

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
     In 2004, the Company recorded certain refinements to its initial estimates of the fair value of the assets and liabilities recorded in connection with the retail brokerage transaction of $74 million, recorded a net $96 million adjustment to deferred income taxes, and in the first half of 2004, the Company made final decisions related to the retail brokerage transaction, particularly related to the integration of back-office operations and to management, and to the consolidation of Prudential Securities and Wachovia Securities branches in overlapping markets, and senior management approved plans related to these final components of the integration plan. At that time, the Company recorded an additional $402 million in exit cost purchase accounting adjustments that principally included finalization of real estate requirements in New York City and employee terminations. In addition, the Company reduced certain liabilities by $5 million associated with exit cost purchase accounting adjustments, which resulted in a reduction to goodwill.
     In 2005, the Company favorably resolved certain exit cost liabilities related to the retail brokerage transaction and recorded a $61 million ($47 million net of deferred income taxes) reduction in goodwill, resulting in total intangible assets of $684 million. Of the total intangible assets, $151 million ($113 million net of deferred income taxes) was allocated to customer relationships, resulting in $533 million of goodwill. Included in total exit costs of $454 million recorded as purchase accounting adjustments were employee termination benefits of $129 million, which included severance and employee termination benefits for 2,129 employees terminated or notified of their pending termination in connection with the combination. The terminated employees were primarily in staff and support areas.
DISPOSITIONS
     In December 2005, the Company completed the sale of most of its Corporate and Institutional Trust (“CIT”) businesses in two separate transactions for $740 million, with up to an additional $80 million to be received in 2006 based on the level of business retained in the 12-month period following the completion of the transaction. This transaction resulted in a pre-tax gain of $447 million, or $214 million after tax, which has been presented as a gain on sale of discontinued operations in the results of operations, and reduced goodwill and other intangible assets by $210 million. Financial results of the CIT businesses have not been presented as discontinued operations based on materiality, but have been excluded from the Capital Management business segment and included in the Parent in Note 14 for each of the years in the three year-period ended December 31, 2005. These businesses did not have significant assets or liabilities associated with them and substantially all activities are reflected in operating cash flows on the consolidated statements of cash flows. Financial results of the CIT business included in the statements of income information for each of the years in the three year-period ended December 31, 2005, are presented below.

	Years Ended December 31,

(In millions)	2005	2004	2003

Interest income	$6	3	-
Interest expense	36	13	4
Fee and other income	183	188	180
Noninterest expense	123	114	100
Income taxes	11	23	28

Net income	$19	41	48

76 Wachovia Corporation 2005 Annual Report

NOTE 3: TRADING ACCOUNT ASSETS AND LIABILITIES

	December 31,

(In millions)	2005	2004

TRADING ACCOUNT ASSETS
U.S. Treasury	$1,293	2,768
U.S. Government agencies	2,154	3,799
State, county and municipal	2,180	868
Mortgage-backed securities	2,582	7,486
Other asset-backed securities	7,486	5,600
Corporate bonds and debentures	4,932	6,920
Equity securities	5,665	4,166
Derivative financial instruments	10,010	10,658
Sundry	6,402	3,667

Total trading account assets	$42,704	45,932

TRADING ACCOUNT LIABILITIES
Securities sold short	8,790	12,258
Derivative financial instruments	8,808	9,451

Total trading account liabilities	$17,598	21,709

Wachovia Corporation 2005 Annual Report 77

Audited Financial Statements

NOTE 4: SECURITIES

	December 31, 2005

									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$782	161	140	41	1,124	2	4	1,126	2.63
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	259	10,595	65,530	8	76,392	87	1,232	77,537	6.81
Asset-backed
Residual interests from securitizations	68	667	125	—	860	215	1	646	3.23
Retained bonds from securitizations	144	2,717	159	54	3,074	35	2	3,041	2.99
Collateralized mortgage obligations	49	6,563	1,273	—	7,885	31	92	7,946	3.82
Commercial mortgage-backed	11	3,042	3,709	7	6,769	194	65	6,640	5.49
Other	202	351	118	—	671	6	6	671	3.28
State, county and municipal	34	691	592	2,162	3,479	219	3	3,263	14.78
Sundry	1,299	5,093	3,768	4,475	14,635	150	49	14,534	7.62

Total market value	$2,848	29,880	75,414	6,747	114,889	939	1,454	115,404	6.65

MARKET VALUE
Debt securities	$2,848	29,880	75,414	4,213	112,355	919	1,447	112,883
Equity securities	—	—	—	2,534	2,534	20	7	2,521

Total market value	$2,848	29,880	75,414	6,747	114,889	939	1,454	115,404

AMORTIZED COST
Debt securities	$2,825	29,539	76,434	4,085	112,883
Equity securities	—	—	—	2,521	2,521

Total amortized cost	$2,825	29,539	76,434	6,606	115,404

WEIGHTED AVERAGE YIELD
U.S. Treasury	3.93%	2.01	2.59	4.95	3.52
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	5.82	4.89	5.06	5.01	5.04
Asset-backed
Residual interests from securitizations	27.23	16.46	21.52	—	18.12
Retained bonds from securitizations	4.16	5.24	8.38	4.61	5.32
Collateralized mortgage obligations	7.26	5.02	5.47	—	5.11
Commercial mortgage-backed	4.65	6.97	5.04	6.06	5.88
Other	5.99	5.30	5.78	—	5.59
State, county and municipal	8.03	8.68	8.67	6.89	7.55
Sundry	4.65	4.84	4.20	5.61	4.90
Consolidated	5.15%	5.41	5.07	6.00	5.21

78 Wachovia Corporation 2005 Annual Report

	December 31, 2004

									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$216	457	140	164	977	2	3	978	4.83
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	319	51,777	14,805	14	66,915	596	135	66,454	4.49
Asset-backed
Residual interests from securitizations	—	434	460	—	894	254	4	644	5.05
Retained bonds from securitizations	289	2,716	251	—	3,256	35	1	3,222	3.85
Collateralized mortgage obligations	241	4,754	615	71	5,681	56	16	5,641	3.50
Commercial mortgage-backed	33	4,291	3,949	—	8,273	486	7	7,794	5.49
Other	3,785	800	54	—	4,639	15	1	4,625	1.10
State, county and municipal	102	372	457	2,864	3,795	243	5	3,557	16.82
Sundry	526	7,483	5,111	3,047	16,167	265	18	15,920	6.82

Total market value	$5,511	73,084	25,842	6,160	110,597	1,952	190	108,835	5.08

MARKET VALUE
Debt securities	$5,511	73,084	25,842	4,584	109,021	1,908	184	107,297
Equity securities	—	—	—	1,576	1,576	44	6	1,538

Total market value	$5,511	73,084	25,842	6,160	110,597	1,952	190	108,835

AMORTIZED COST
Debt securities	$5,482	72,094	25,285	4,436	107,297
Equity securities	—	—	—	1,538	1,538

Total amortized cost	$5,482	72,094	25,285	5,974	108,835

WEIGHTED AVERAGE YIELD
U.S. Treasury	2.16%	2.91	4.32	2.40	2.86
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	4.87	4.97	5.11	5.22	5.00
Asset-backed
Residual interests from securitizations	—	15.25	20.21	—	17.23
Retained bonds from securitizations	7.41	3.45	3.33	—	3.79
Collateralized mortgage obligations	5.79	4.63	4.39	5.04	4.66
Commercial mortgage-backed	3.12	6.41	5.29	—	5.85
Other	3.31	6.39	3.82	—	3.84
State, county and municipal	8.63	9.36	8.95	7.12	7.58
Sundry	4.20	4.46	4.72	5.64	4.76
Consolidated	3.85%	5.00	5.23	6.21	5.06

Wachovia Corporation 2005 Annual Report 79

Audited Financial Statements

     At December 31, 2005 and 2004, all securities not classified as trading were classified as available for sale.
     At December 31, 2005, mortgage-backed securities included Federal National Mortgage Association and Federal Home Loan Mortgage Corporation securities with an amortized cost of $56.6 billion and a market value of $55.7 billion ($51.1 billion and $51.4 billion, respectively, at December 31, 2004), and an amortized cost of $18.7 billion and a market value of $18.4 billion ($12.6 billion and $12.7 billion, respectively, at December 31, 2004), respectively.
     Also included in mortgage-backed securities are U.S. Government agency and sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost and market value of $2.1 billion at December 31, 2005 (amortized cost of $1.9 billion and a market value of $2.0 billion at December 31, 2004).
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA, student and auto loans. At December 31, 2005, retained bonds with an amortized cost and market value of $3.0 billion were considered investment grade based on external ratings, with $2.2 billion having credit ratings of AA and above. At December 31, 2004, retained bonds with an amortized cost and market value of $3.2 billion were considered investment grade based on external ratings, with $2.4 billion having credit ratings of AA and above.
     Securities with an aggregate amortized cost of $62.5 billion at December 31, 2005, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
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
     At December 31, 2005 and 2004, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $5.8 billion and $2.9 billion, respectively. At December 31, 2005 and 2004, there were commitments to sell securities at a cost that approximates a market value of $3.5 billion and $1.8 billion, respectively.
     Gross gains and losses realized on the sale of debt securities in 2005 were $498 million and $471 million (including $135 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $66 million and $4 million (including $3 million of impairment losses), respectively. Gross gains and losses realized on the sale of debt securities in 2004 were $275 million and $364 million (including $47 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $91 million and $12 million (including $11 million of impairment losses), respectively. Gross gains and losses realized on the sale of debt securities in 2003 were $325 million and $255 million (including $173 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $6 million and $31 million (including $27 million of impairment losses), respectively.
     The reference point for determining when securities are in an unrealized loss position is quarter-end. As such, it is possible that a security had a market value that exceeded its amortized cost on other days during the past twelve-month period. The gross unrealized losses at December 31, 2005 and 2004, were primarily caused by interest rate changes. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment, which is discussed in Note 1, and does not consider them other-than-temporarily impaired. Included in sundry are $157 million and $161 million, respectively, of preferred equity securities issued by U.S. Government agencies. The gross unrealized losses on these securities were not significant at December 31, 2005 and 2004. The market value and unrealized loss on securities at December 31, 2005 and 2004, segregated by those securities that have been in an unrealized loss position for less than one year and one year or more follows.

80 Wachovia Corporation 2005 Annual Report

	December 31, 2005

	Less Than 1 Year		1 Year or More		Total

	Market	Unrealized	Market	Unrealized	Market	Unrealized
(In millions)	Value	Loss	Value	Loss	Value	Loss

AAA/AA-RATED SECURITIES
U.S. Treasury	$251	(3)	86	(1)	337	(4)
U.S. Government agencies and sponsored entities	52,855	(878)	11,954	(354)	64,809	(1,232)
Asset-backed	8,367	(130)	1,248	(31)	9,615	(161)
State, county and municipal	—	—	112	(3)	112	(3)
Sundry	2,705	(24)	59	(1)	2,764	(25)

Total AAA/AA-rated securities	64,178	(1,035)	13,459	(390)	77,637	(1,425)

A/BBB-RATED SECURITIES
Asset-backed	167	(2)	94	(2)	261	(4)
Sundry	496	(8)	51	(5)	547	(13)

Total A/BBB-rated securities	663	(10)	145	(7)	808	(17)

BELOW INVESTMENT GRADE OR NON-RATED SECURITIES
Asset-backed	10	(1)	—	—	10	(1)
Sundry	695	(9)	42	(2)	737	(11)

Total below investment grade or non-rated securities	705	(10)	42	(2)	747	(12)

Total	$65,546	(1,055)	13,646	(399)	79,192	(1,454)

	December 31, 2004

	Less Than 1 Year		1 Year or More		Total

	Market	Unrealized	Market	Unrealized	Market	Unrealized
(In millions)	Value	Loss	Value	Loss	Value	Loss

AAA/AA-RATED SECURITIES
U.S. Treasury	$457	(3)	—	—	457	(3)
U.S. Government agencies and sponsored entities	23,071	(118)	856	(17)	23,927	(135)
Asset-backed	3,828	(24)	—	—	3,828	(24)
State, county and municipal	299	(5)	—	—	299	(5)
Sundry	678	(6)	182	(6)	860	(12)

Total AAA/AA-rated securities	28,333	(156)	1,038	(23)	29,371	(179)

A/BBB-RATED SECURITIES
Asset-backed	227	(1)	—	—	227	(1)
Sundry	155	(2)	—	—	155	(2)

Total A/BBB-rated securities	382	(3)	—	—	382	(3)

BELOW INVESTMENT GRADE OR NON-RATED SECURITIES
Asset-backed	174	(4)	—	—	174	(4)
Sundry	170	(2)	4	(2)	174	(4)

Total below investment grade or non-rated securities	344	(6)	4	(2)	348	(8)

Total	$29,059	(165)	1,042	(25)	30,101	(190)

Wachovia Corporation 2005 Annual Report 81

Audited Financial Statements

NOTE 5: VARIABLE INTEREST ENTITIES, SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS, AND SERVICING ASSETS
VARIABLE INTEREST ENTITIES
     The Company administers multi-seller commercial paper conduits through which it arranges financing for certain customer transactions that provide customers with access to the commercial paper market. The Company provides liquidity agreements to these multi-seller conduits that are discussed further in Note 20. These conduits are VIEs and the liquidity agreements are considered variable interests. Prior to November 2005, the Company was the primary beneficiary and consolidated these conduits. In November 2005, one of the conduits administered by the Company issued a subordinated note to an unaffiliated third party that absorbed the majority of the expected variability in the conduit. As a result, the Company is no longer the primary beneficiary of the conduit and is no longer required to consolidate the conduit. Subsequently, the deconsolidated conduit purchased assets in the other conduit administered by the Company and at December 31, 2005, the consolidated conduit did not have any assets or commercial paper outstanding. At December 31, 2005, the deconsolidated conduit administered by the Company had total assets of $9.7 billion and the Company had a maximum exposure to losses of $19.9 billion relating to its liquidity agreements. At December 31, 2004, the Company’s balance sheet included $8.8 billion of assets, representing $4.9 billion of securities and $3.9 billion of other earning assets, and $9.0 billion of short-term commercial paper borrowings related to consolidation of the two conduits.
     In March 2004, the Company deconsolidated the trusts associated with its trust preferred securities. The deconsolidation of the trusts did not have a material impact on the Company’s consolidated financial position or results of operations. More information related to the trust preferred securities is presented in Note 11.
SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS
     The Company originates, securitizes, sells and services primarily commercial and consumer real estate loans, student loans and auto loans. In certain situations, the Company also provides liquidity agreements to investors in the beneficial interests and provides credit enhancements in the form of standby letters of credit. Subordinated and residual interests for which there are no quoted market prices are valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.
     Included in trading account profits were $207 million, $118 million and $121 million in 2005, 2004 and 2003, respectively, related to the securitization and sale of commercial real estate loans. The Company recognized gains of $60 million, $77 million and $115 million in 2005, 2004 and 2003, respectively, related to the securitization and sale of consumer real estate loans. The Company recognized gains of $24 million in 2005 related to the sale and securitization of student loans, and losses of $74 million and $57 million in 2005 and 2004, respectively, related to the securitization and sale of auto loans.
     At December 31, 2005, the Company had $6.4 billion of retained interests from securitization transactions. These retained interests included $2.1 billion of retained government-sponsored entities securities, $3.4 billion of senior and subordinated notes, receivables and servicing assets, and $860 million of residual interests. Of the $6.4 billion of retained interests, $3.0 billion (including the $2.1 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $3.4 billion of retained interests consists of subordinated and residual interests, receivables and servicing assets for which there are no quoted market prices.
     At December 31, 2004, the Company had $6.5 billion of retained interests from securitization transactions. These retained interests included $1.9 billion of retained government-sponsored entities securities, $3.7 billion of senior and subordinated notes, receivables and servicing assets, and $894 million of residual interests. Of the $6.5 billion of retained interests, $3.0 billion (including the $1.9 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $3.5 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices. In 2004, the Company purchased the beneficial interests held by third parties for certain consumer real estate and student loan securitizations, and the trusts were subsequently terminated.
     At December 31, 2003, the Company had $13.3 billion of retained interests from securitization transactions. These retained interests included $2.4 billion of retained government-sponsored entities securities, $9.8 billion of senior and subordinated notes, receivables and servicing assets, and $1.1 billion of residual interests. Of the $13.3 billion of retained interests, $4.1 billion (including the $2.4 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $9.2 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices.

82 Wachovia Corporation 2005 Annual Report

     Original economic assumptions used for valuing certain retained interests in securitizations using discounted cash flow analyses and the cash flow activity from those securitizations completed in 2005, 2004 and 2003 are presented below.

	December 31,

	2005					2004			2003

	Commercial		Consumer	Auto	Student	Commercial	Consumer	Auto	Commercial	Consumer
(In millions)	Real Estate		Real Estate	Loans	Loans	Real Estate	Real Estate	Loans	Real Estate	Real Estate

ORIGINAL ECONOMIC ASSUMPTIONS (a)
Prepayment speed (CPR)	—%		34.69	18.66	6.00	—	41.37	25.75	—	44.54
Weighted average life	—	yrs	2.33	1.91	8.58	—	4.31	2.81	—	4.15
Expected credit losses	—%		1.39	0.95	0.17	—	0.44	1.33	—	0.40
Discount rate	—%		11.73	10.54	11.71	—	11.00	12.00	—	11.00

CASH FLOW ACTIVITY
Proceeds from New securitizations	$16,190		4,344	2,774	1,737	7,122	2,989	2,793	5,135	3,051
Collections used by trust to purchase new balances in revolving securitizations	—		1,661	—	—	—	1,391	—	—	1,392
Service fees received	19		8	5	—	12	6	5	9	9
Cash flow received from retained interests	—		8	4	—	—	2	12	1	17
Servicing advances, net	$31		9	—	—	21	—	—	13	—

(a) There were no beneficial interests in commercial real estate loan securitizations retained in 2005, 2004 and 2003 that were valued using discounted cash flow analyses.
     At December 31, 2005, the Company had $2.7 billion of retained interests in consumer real estate securitizations valued using weighted average prepayment speeds of 19.66 percent to 42.26 percent and expected credit losses of 0.38 percent to 4.46 percent. Discount rates fluctuate based on the credit rating of the retained interest; AAA/AA rated securities – LIBOR plus 0.35 percent to LIBOR plus 0.55 percent (4.74 percent to 4.94 percent), A/BBB rated securities – LIBOR plus 0.75 percent (5.14 percent) to 5.96 percent, below investment grade securities – 17.33 percent and non-rated securities – 9.47 percent to 26.59 percent.
     Adverse changes of 10 percent and 20 percent in the key economic assumptions used to value the retained interests were analyzed. An adverse change of 10 percent and 20 percent in the prepayment speed would result in a decrease in value of $9 million and $13 million, respectively. An adverse change of 10 percent and 20 percent in expected credit losses would result in a decrease in value of $9 million and $16 million, respectively. An adverse change of 10 percent and 20 percent in the discount rate would result in a decrease in value of $60 million and $106 million, respectively. In addition, the Company has $733 million of retained interests in student loan, auto and small business administration loan securitizations, municipal and corporate debt securities, receivables and servicing assets for which price sensitivity is insignificant.

Wachovia Corporation 2005 Annual Report 83

Audited Financial Statements

     Managed loans at December 31, 2005 and 2004, loans past due 90 days or more and net loan losses are presented below.

	December 31,

	2005			2004

		Loans Past	Loan		Loans Past	Loan
		Due 90	Losses,		Due 90	Losses,
(In millions)	Balance	Days (a)	Net	Balance	Days (a)	Net

MANAGED LOANS
Commercial
Loans held in portfolio	$156,854	52	36	141,226	21	79
Securitized loans (b)	1,227	5	2	1,734	14	9
Loans held for sale	3,860	—	—	2,112	—	—
Consumer
Loans held in portfolio	111,421	573	171	92,313	501	221
Securitized loans (b)	13,882	58	61	10,217	129	59
Securitized loans included in securities	5,023	42	30	5,033	47	19
Loans held for sale	2,545	2	27	10,876	12	25

Total managed loans	294,812	732	327	263,511	724	412
Less
Securitized loans (b)	(15,109)	(63)	(63)	(11,951)	(143)	(68)
Securitized loans included in securities	(5,023)	(42)	(30)	(5,033)	(47)	(19)
Loans held for sale	(6,405)	(2)	(27)	(12,988)	(12)	(25)

Loans held in portfolio	$268,275	625	207	233,539	522	300

(a) Includes bankruptcies and foreclosures.
(b) Excludes securitized loans the Company continues to service but for which the Company has no other continuing involvement except market-making activities.
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
     At December 31, 2005 and 2004, the gross carrying amount and accumulated amortization of servicing assets were $1.6 billion and $634 million, respectively, and $1.1 billion and $373 million, respectively. In connection with certain acquisitions and transactions in 2005 and 2004, the Company recorded servicing assets of $558 million and $420 million, respectively. Servicing assets have weighted average amortization periods of 7 years in 2005 and 8 years in 2004. Amortization expense related to servicing assets in 2005, 2004 and 2003 was $292 million, $162 million and $80 million, respectively.
     Servicing assets amortization expense in each of the five years subsequent to December 31, 2005, is as follows (in millions): 2006, $233; 2007, $182; 2008, $140; 2009, $107; and 2010, $82.

84 Wachovia Corporation 2005 Annual Report

NOTE 6: LOANS, NET OF UNEARNED INCOME

	December 31,

(In millions)	2005	2004

COMMERCIAL
Commercial, financial and agricultural	$87,327	75,095
Real estate - construction and other	13,972	12,673
Real estate - mortgage	19,966	20,742
Lease financing	25,368	25,000
Foreign	10,221	7,716

Total commercial	156,854	141,226

CONSUMER
Real estate secured	94,748	74,161
Student loans	9,922	10,468
Installment loans	6,751	7,684

Total consumer	111,421	92,313

Total loans	268,275	233,539
UNEARNED INCOME	(9,260)	(9,699)

Loans, net of unearned income	$259,015	223,840

     The components of the net investment in leveraged leases at December 31, 2005 and 2004, are presented below.

	December 31,

(In millions)	2005	2004

Net rental income receivable	$19,521	19,333
Estimated unguaranteed residual values	2,244	1,992
Unearned income	(8,939)	(9,338)

Investment in leveraged leases	12,826	11,987
Less related deferred income taxes	(5,904)	(5,016)

Net investment in leveraged leases	$6,922	6,971

     The Company recognized income before income taxes from leveraged leases of $571 million, $598 million and $606 million in 2005, 2004 and 2003, respectively, and the related income tax expense was $220 million, $234 million and $236 million in 2005, 2004 and 2003, respectively. Future minimum lease receipts relating to direct financing leases, including leveraged leases, were $22.1 billion at December 31, 2005, with $2.5 billion receivable within the next five years. Future minimum lease receipts under noncancelable operating leases was $627 million at December 31, 2005, substantially all of which is receivable over the next five years.
     Loans to directors and executive officers of the Parent Company and their related interests did not exceed 5 percent of stockholders’ equity at December 31, 2005 and 2004. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they include other features unfavorable to the Company.
     At December 31, 2005 and 2004, nonaccrual and restructured loans amounted to $652 million and $1.1 billion, respectively. In 2005, 2004 and 2003, gross interest income of $71 million, $91 million and $136 million, respectively, would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2005, 2004 and 2003 amounted to $21 million, $15 million and $16 million, respectively.
     At December 31, 2005 and 2004, impaired loans amounted to $392 million and $712 million, respectively. Included in the allowance for loan losses was $10 million related to $54 million of impaired loans at December 31, 2005, and $31 million related to $164 million of impaired loans at December 31, 2004. Included in the reserve for unfunded lending commitments was $7 million related to $13 million of impaired unfunded commercial lending commitments at December 31, 2005, and $16 million related to $51 million of impaired unfunded commercial lending commitments at December 31, 2004. In 2005, 2004 and 2003, the average recorded investment in impaired loans was $617 million, $684 million and $1.2 billion, respectively. In 2005, 2004 and 2003, $19 million, $35 million and $19 million, respectively, of interest income was recognized on loans while they were impaired. This income was recognized using the cash-basis method of accounting.
     At December 31, 2005, the Company had $3.9 billion of loans pledged as collateral for outstanding Federal Home Loan Bank borrowings and $60.2 billion of loans pledged as collateral for the contingent ability to borrow from the Federal Reserve Bank.

Wachovia Corporation 2005 Annual Report 85

Audited Financial Statements

NOTE 7: ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS
     The allowance for loan losses and the reserve for unfunded lending commitments for each of the years in the three-year period ended December 31, 2005, are presented below.

	Years Ended December 31,

(In millions)	2005	2004	2003

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$2,757	2,348	2,604
Provision for credit losses	227	290	549
Provision for credit losses relating to loans transferred to loans held for sale or sold	18	(31)	75
Balance of acquired entities at purchase date	—	510	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	(71)	(60)	(228)

Total	2,931	3,057	3,000

Loan losses	(456)	(526)	(885)
Loan recoveries	249	226	233

Net charge-offs	(207)	(300)	(652)

Balance, end of year	$2,724	2,757	2,348

	Years Ended December 31,

(In millions)	2005	2004	2003

RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of year	$154	156	194
Provision for credit losses	4	(2)	(38)

Balance, end of year	$158	154	156

86 Wachovia Corporation 2005 Annual Report

NOTE 8: GOODWILL AND OTHER INTANGIBLE ASSETS
     Changes in the carrying amount of goodwill related to each of the Company’s business segments for each of the years in the two-year period ended December 31, 2005, are presented below.

	December 31, 2005 and 2004

				Corporate
				and
	General	Capital	Wealth	Investment
(In millions)	Bank	Management	Management	Bank	Total

Balance, December 31, 2003	$6,924	1,881	527	1,817	11,149
Purchase accounting adjustments	—	340	17	(5)	352
Additions to goodwill	9,191	158	238	438	10,025

Balance, December 31, 2004	16,115	2,379	782	2,250	21,526
Purchase accounting adjustments	69	(14)	21	(6)	70
Dispositions	—	(177)	—	—	(177)
Additions to goodwill	—	—	186	202	388

Balance, December 31, 2005	$16,184	2,188	989	2,446	21,807

     At December 31, 2005 and 2004, the Company had $90 million assigned as the carrying amount of its tradename, which based on its indefinite useful life, is not subject to amortization.
     The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2005 and 2004, are presented below.

	December 31,

	2005		2004

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(In millions)	Amount	Amortization	Amount	Amortization

Deposit base	$2,782	2,077	2,782	1,734
Customer relationships	599	186	598	155

Total	$3,381	2,263	3,380	1,889

     In connection with certain acquisitions in 2005, the Company recorded customer relationships of $117 million. This intangible asset has a weighted average amortization period of 10 years. In connection with certain acquisitions in 2004, the Company recorded deposit base intangibles of $662 million and customer relationships of $107 million. These intangible assets have a weighted average amortization period of 13 years and 9 years, respectively.
     Other intangible amortization expense related to identified intangible assets for each of the years in the three-year period ended December 31, 2005, is presented below.

	Years Ended December 31,

(In millions)	2005	2004	2003

OTHER INTANGIBLE AMORTIZATION
Deposit base	$343	371	468
Customer relationships	73	60	50

Total other intangible amortization	$416	431	518

     Other intangible amortization expense related to identified intangible assets in each of the five years subsequent to December 31, 2005, is as follows (in millions): 2006, $282; 2007, $173; 2008, $138; 2009, $111; and 2010, $89.

Wachovia Corporation 2005 Annual Report 87

Audited Financial Statements

NOTE 9: OTHER ASSETS

	December 31,

(In millions)	2005	2004

Accounts receivable, including interests in receivables	$2,555	8,328
Customer receivables, including margin loans	6,188	6,041
Interest and dividends receivable	2,979	2,702
Bank and corporate-owned life insurance	10,198	8,728
Equity method investments, including principal investing	2,437	2,408
Prepaid pension costs	2,343	2,077
Sundry assets	7,392	4,756

Total other assets	$34,092	35,040

NOTE 10: SHORT-TERM BORROWINGS
     Short-term borrowings at December 31, 2005, 2004 and 2003, and the related maximum amounts outstanding at the end of any month in each of the three years, are presented below.

	December 31,			Maximum Outstanding

(In millions)	2005	2004	2003	2005	2004	2003

Federal funds purchased	$2,225	1,959	4,364	5,104	5,350	7,606
Securities sold under repurchase agreements	46,561	43,441	48,434	54,834	50,141	51,112
Commercial paper	3,900	12,111	11,424	13,938	12,778	12,403
Other	9,267	5,895	7,068	9,267	7,104	9,279

Total short-term borrowings	$61,953	63,406	71,290

	December 31,

	2005	2004	2003

WEIGHTED AVERAGE INTEREST RATES
Federal funds purchased and securities sold under repurchase agreements	3.73%	2.05	0.78
Commercial paper	3.55%	2.18	1.01
WEIGHTED AVERAGE MATURITIES (In days)
Federal funds purchased and securities sold under repurchase agreements	15	28	19
Commercial paper	7	11	10

88 Wachovia Corporation 2005 Annual Report

NOTE 11: LONG-TERM DEBT

	December 31,

(In millions)	2005	2004

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
3.50% to 6.63%, due 2006 to 2020 (par value $200 to$1,557) (a)	$5,724	7,275
Floating rate, due 2006 to 2012 (par value $200 to $2,400) (a)	8,449	6,400
Floating rate extendible, due 2005 (b)	—	10
Equity-linked and commodity-linked, due 2006 to 2010 (a)	343	73
Subordinated notes
Floating rate, due 2015, (par value $600) (a)	600	—
4.875% to 7.50%, due 2006 to 2035 (par value $150 to $1,500) (a)	5,784	6,000
6.605%, due 2025 (par value $250) (a)	250	250
6.30%, Putable/Callable, due 2028 (par value $200)	200	200
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035 (par value $250 to $300) (c)	796	795
Hedge-related basis adjustments	111	412

Total notes and debentures issued by the Parent Company	22,257	21,415

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	6,235	5,124
Subordinated notes
6.75%, due 2006 (par value $200) (a) (d)	200	375
Bank, 4.60% to 7.88%, due 2006 to 2036 (par value $25 to $1,200 )	6,549	5,174
7.80% to 7.95%, due 2006 to 2007 (par value $100 to $150) (a)	250	249
Floating rate, due 2013 (par value $417) (e)	417	417

Total notes issued by subsidiaries	13,651	11,339

OTHER DEBT
Junior subordinated debentures, floating rate, due 2026 to 2029	3,114	3,106
Collateralized notes, floating rate, due 2006 to 2007	4,420	4,420
Advances from the Federal Home Loan Bank	2,519	5,001
Preferred securities issued by subsidiaries	2,352	57
Capitalized leases, rates generally ranging from 1.00% to 14.29%	39	748
Mortgage notes and other debt of subsidiaries, varying rates and terms	706	483
Hedge-related basis adjustments	(87)	190

Total other debt	13,063	14,005

Total long-term debt	$48,971	46,759

(a) Not redeemable prior to maturity.
(b) Redeemable in whole or in part at the option of the Parent Company only on certain specified dates.
(c) Redeemable in whole or in part at the option of the holders only on certain specified dates.
(d) Assumed by the Parent Company.
(e) Redeemable in whole or in part at the option of a nonbank subsidiary only on certain specified dates.

Wachovia Corporation 2005 Annual Report 89

Audited Financial Statements

     At December 31, 2005, floating rate notes of $8.4 billion had rates of interest ranging from 4.27 percent to 4.56 percent.
     The equity-linked and commodity-linked derivative component of the equity-linked and commodity-linked notes has been separated from the host component and is classified as a trading derivative.
     The interest rate on the floating rate subordinated notes is 4.57 percent to January 30, 2006.
     The 6.30 percent putable/callable notes are subject to mandatory redemption on April 15, 2008, and under certain specified conditions, they may be put to the Parent Company by the trustee on or after this date.
     At December 31, 2005, bank notes of $4.0 billion had floating rates of interest ranging from 3.46 percent to 4.60 percent, and $2.2 billion of the notes had fixed rates of interest ranging from 0.25 percent to 17.61 percent. Included in bank notes are $211 million and $66 million of equity-linked notes at December 31, 2005 and 2004, respectively.
     The interest rate on $417 million of floating rate notes is 5.10 percent to January 3, 2006.
     The junior subordinated debentures are included in tier 1 capital for regulatory purposes.
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
     Included in the $3.1 billion of junior subordinated debentures at December 31, 2005, are junior subordinated debentures issued by Wachovia Bank with a par value of $300 million and an 8 percent rate of interest, and a par value of $450 million and a LIBOR-indexed floating rate of interest. The related maturities range from December 15, 2026, to February 15, 2027. These junior subordinated debentures have terms substantially the same as the junior subordinated debentures issued by the Parent Company.
     At December 31, 2005, collateralized notes of $4.4 billion had LIBOR-indexed floating rates of interest ranging from 1.49 percent to 5.10 percent.
     At December 31, 2005, preferred securities issued by subsidiaries was $2.4 billion. Floating rate notes of $500 million and $1.0 billion had LIBOR-indexed interest rates of 4.50 percent to March 21, 2006, and March 28, 2006, respectively. Fixed rate notes of $750 million had rates of interest ranging from 4.71 percent to 4.90 percent. For $57 million in preferred units, distributions are payable to preferred unit holders on a cumulative basis until an annual return of 12.50 percent has been paid. In addition, distributions on the preferred units must be paid before the Company can declare or pay a dividend on its common stock. The Company’s subsidiary can redeem the preferred units at defined premiums beginning in September 2009. The preferred units have a mandatory redemption date of September 2012 at the stated value.
     At December 31, 2005, $19.6 billion of senior or subordinated debt securities or equity securities of the Company remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission. In addition, the Company has available for issuance up to $7.6 billion under a medium-term note program covering senior or subordinated debt securities.
     At December 31, 2005, Wachovia Bank has available a global note program for issuance up to $38.6 billion of senior or subordinated notes. Wachovia Bank has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires a minimum level of $30 billion of adjusted total equity capital be maintained. This line of credit has not been used.
     In January 2006, the Company issued a junior subordinated note and a forward contract for the sale of noncumulative perpetual preferred stock to a trust. The $2.5 billion of securities qualify as tier 1 capital.
     The weighted average rate paid for long-term debt in 2005, 2004 and 2003 was 4.46 percent, 4.00 percent and 4.02 percent, respectively, before the impact of risk management derivatives. See Note 19 for information on interest rate swaps entered into in connection with the issuance of long-term debt.
     Long-term debt maturing in each of the five years subsequent to December 31, 2005, is as follows (in millions): 2006, $8,826; 2007, $11,139; 2008, $5,694; 2009, $2,085; and 2010, $3,252.

90 Wachovia Corporation 2005 Annual Report

NOTE 12: COMMON AND PREFERRED STOCK AND CAPITAL RATIOS

	December 31,

	2005		2004		2003

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
(Options and shares in thousands)	Number	Price (a)	Number	Price (a)	Number	Price (a)

STOCK OPTIONS
Options outstanding, beginning of year	136,736	$36.85	124,198	$36.71	115,018	$36.04
Granted	12,878	50.41	15,534	44.71	20,983	37.49
Options of acquired entities	—	—	14,909	25.12	—	—
Exercised	(14,267)	31.82	(17,148)	31.74	(10,513)	28.89
Expired and forfeited	(1,477)	45.68	(757)	45.04	(1,290)	53.35

Options outstanding, end of year	133,870	$38.67	136,736	$36.85	124,198	$36.71

Options exercisable, end of year	100,261	$36.69	99,228	$35.65	81,219	$36.75

RESTRICTED STOCK
Unvested shares, beginning of year	12,270	$40.56	11,391	$35.56	11,531	$35.21
Granted	8,835	52.35	5,980	46.45	4,919	36.75
Vested	(6,472)	38.50	(4,658)	35.92	(4,540)	36.01
Expired and forfeited	(578)	48.76	(443)	40.20	(519)	35.07

Unvested shares, end of year	14,055	$48.59	12,270	$40.56	11,391	$35.56

EMPLOYEE STOCK OPTIONS
Options outstanding, beginning of year	—	$—	19,199	$46.75	20,758	$46.75
Exercised	—	—	(3,818)	46.75	—	—
Expired and forfeited	—	—	(15,381)	46.75	(1,559)	46.75

Options outstanding, end of year	—	$—	—	$—	19,199	$46.75

Options exercisable, end of year	—	$—	—	$—	15,527	$46.75

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
     Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over three years to five years, during which time the holder receives dividends and has full voting rights. Compensation expense recognized for restricted stock was $230 million, $190 million and $177 million in 2005, 2004 and 2003, respectively. As discussed in Note 1, the Company adopted the fair value method of accounting for stock options in 2002, and as a result, $103 million, $130 million and $102 million of stock option expense was included as a component of salaries and employee benefits in the results of operations in 2005, 2004 and 2003, respectively.
     The range of exercise prices and the related number of options outstanding at December 31, 2005, are as follows (shares in thousands): $4.13-$9.46, 268 shares; $13.03-$19.77, 1,872 shares; $20.32-$29.64, 12,039 shares; $30.02-$39.72, 74,855 shares; $40.13-$48.93, 22,955 shares; $50.19-$55.12, 18,361 shares; and $60.44-$62.13, 3,520 shares. The weighted average exercise prices, remaining contractual maturities and weighted average exercise prices of options currently exercisable for each exercise price range are as follows: $9.36, 0.1 years and $9.36; $16.09, 2.8 years and $16.09; $25.49, 4.1 years and $25.49; $35.44, 5.5 years and $35.13; $44.22, 4.4 years and $43.74; $51.82, 3.6 years and $54.68; and $62.01, 2.3 years and $62.01, respectively.
     At December 31, 2005, the Company had 84 million additional shares of common stock reserved for issuance under the stock option plans.

Wachovia Corporation 2005 Annual Report 91

Audited Financial Statements

     The Company also had an employee stock option plan (the “1999 Plan”) that expired on September 30, 2004. Under the terms of the 1999 plan, 3.8 million shares of common stock were issued in 2004 and all other options related to the 1999 Plan expired unexercised. Prior to 2004, no common stock was issued under the 1999 Plan.
     The weighted average grant date fair values of options under the stock option plans were $10.03, $9.41 and $8.38 in 2005, 2004 and 2003, respectively. The more significant assumptions used in estimating the fair value of stock options in 2005, 2004 and 2003 include risk-free interest rates of 3.97 percent, 3.68 percent and 3.15 percent, respectively; dividend yields of 3.65 percent, 3.58 percent and 3.10 percent, respectively; volatility of the Company’s common stock of 25 percent in 2005, 27 percent in 2004 and 28 percent in 2003; and weighted average expected lives of the stock options of 6.0 years in each of the years in the three-year period ended December 31, 2005. Additionally, the estimated fair value of stock options is reduced by an estimate of forfeiture experience which was 8.00 percent in each of the years in the three-year period ended December 31, 2005.
     The Company recorded income tax benefits of $162 million, $70 million and $46 million in 2005, 2004 and 2003, respectively, related to employee stock option exercises.
DIVIDEND REINVESTMENT PLAN
     Under the terms of the Dividend Reinvestment Plan, a participating stockholder’s cash dividends and optional cash payments may be used to purchase the Company’s common stock. Common stock issued under the Dividend Reinvestment Plan was (in thousands): 1,673 shares, 1,358 shares and 1,247 shares in 2005, 2004 and 2003, respectively. In accordance with the terms of the Dividend Reinvestment Plan, the common stock issued in 2005, 2004 and 2003 was purchased in the open market. At December 31, 2005, the Company had 1 million additional shares of common stock reserved for issuance under the Dividend Reinvestment Plan.
TRANSACTIONS BY THE COMPANY IN ITS COMMON STOCK
     At December 31, 2005, the Company had the authority to repurchase up to 124 million shares of its common stock. In 2005, 2004 and 2003, the Company repurchased 52 million, 47 million and 35 million shares, respectively, of common stock, at a cost of $2.7 billion, $2.4 billion and $1.4 billion, respectively, in the open market or through the settlement of equity collars as noted below.
     The Company has entered into option contracts in its stock to offset potential dilution from the exercise of stock options. These option contracts involve the contemporaneous purchase of a call option and the sale of a put option to the same counterparty (“collar transactions”). In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity”, which requires that the fair value of certain financial instruments where the issuer may settle the instrument by issuing its own equity shares be classified as assets or liabilities. Subsequent changes in fair value are recorded in the results of operations. The Company’s equity collars are considered financial instruments within the scope of SFAS 150. In connection with the adoption of SFAS 150 on July 1, 2003, the Company recorded the fair value of the outstanding equity collars as an asset and recognized an after-tax gain of $17 million ($26 million before tax), which is presented in the results of operations as the cumulative effect of a change in accounting principle.
     The Company has also used forward equity sales transactions (“equity forwards”) and forward purchase contracts in connection with its stock repurchase program. These transactions are accounted for as equity. In determining diluted earnings per share, the premium component of the forward price on equity forwards is subtracted in determining income available to common stockholders. For forward purchase contracts, diluted shares include the share equivalent of the excess of the forward price over the current market price of the shares. In 2003, the Company settled the remaining forward purchase contract involving 24 million shares at a cost of $773 million.
     In 2005, 2004 and 2003, the Company recorded $(15) million, $31 million and $25 million, respectively, in net gains (losses) on equity collars in the results of operations. The cost of purchasing shares under option contracts were $365 million, $237 million and $240 million, respectively, for 8 million shares, 5 million shares and 7 million shares, respectively. At December 31, 2005, there were no collar transactions outstanding.

92 Wachovia Corporation 2005 Annual Report

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
PREFERRED SHARES
     In connection with the merger of the former Wachovia, the Company issued 97 million shares of a new class of preferred stock entitled Dividend Equalization Preferred Shares (“DEPs”), which paid dividends equal to the difference between the last dividend paid by the former Wachovia of 30 cents per share and the common stock dividend declared by the Company. The Company’s total dividends for four consecutive quarters in 2003 equaled at least $1.20 per common share, and accordingly, there is no further requirement to pay dividends on the DEPs. Dividends of $5 million were paid to holders of the DEPs in 2003.
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
     At December 31, 2005, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 7.50 percent, 10.82 percent and 6.12 percent, respectively. At December 31, 2004, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 8.01 percent, 11.11 percent and 6.38 percent, respectively. At December 31, 2005, the Company’s deposit-taking bank subsidiaries met the capital and leverage ratio requirements for well capitalized banks. The Company does not anticipate or foresee any conditions that would reduce these ratios to levels at or below minimum or that would cause its deposit-taking bank subsidiaries to be less than well capitalized.

Wachovia Corporation 2005 Annual Report 93

Audited Financial Statements

NOTE 13: ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2005, is presented below.

	Years Ended December 31,
	2005, 2004 and 2003

		Income Tax
	Pre-tax	(Expense)	After-tax
(In millions)	Amount	Benefit	Amount

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2002	$3,472	(1,337)	2,135
Unrealized net holding loss on securities	(173)	92	(81)
Net gain on cash flow hedge derivatives	74	(28)	46
Reclassification adjustment for realized gains and losses on securities	(355)	135	(220)
Reclassification adjustment for realized gains and losses on cash flow hedge derivatives	(873)	332	(541)

Accumulated other comprehensive income, net, December 31, 2003	2,145	(806)	1,339
Minimum pension liability	(105)	40	(65)
Unrealized net holding loss on securities	(268)	114	(154)
Net loss on cash flow hedge derivatives	(107)	40	(67)
Reclassification adjustment for realized gains and losses on securities	(147)	56	(91)
Reclassification adjustment for realized gains and losses on cash flow hedge derivatives	(382)	145	(237)

Accumulated other comprehensive income, net, December 31, 2004	1,136	(411)	725
Minimum pension liability	(23)	4	(19)
Unrealized net holding loss on securities	(1,866)	697	(1,169)
Net gain on cash flow hedge derivatives	27	(10)	17
Reclassification adjustment for realized gains and losses on securities	(411)	156	(255)
Reclassification adjustment for realized gains and losses on cash flow hedge derivatives	(116)	44	(72)

Accumulated other comprehensive income, net, December 31, 2005	$(1,253)	480	(773)

94 Wachovia Corporation 2005 Annual Report

NOTE 14: BUSINESS SEGMENTS
     The Company has five operating segments that by virtue of exceeding certain quantitative thresholds are reportable segments. The four core business segments are the General Bank, Capital Management, Wealth Management, the Corporate and Investment Bank, plus the Parent (“Parent segment”). The Company’s Capital Management segment includes 100 percent of the combined retail brokerage entity. The 38 percent minority interest is included in the Parent. Each of these reportable segments offers a different array of products and services. Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest income in consolidated subsidiaries, discontinued operations and the change in accounting principle. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s segment presentation, which is in conformity with U.S. generally accepted accounting principles, excludes these items. Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results.
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
     For segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The Company uses a management reporting model that includes methodologies for funds transfer pricing, allocation of economic capital, expected losses and cost transfers to measure business segment results. Because of the complexity of the Company, various estimates and allocation methodologies are used in preparing business segment financial information. Exposure to market risk is managed centrally within the Parent segment. In order to remove interest rate risk from each core business segment, the management reporting model employs a funds transfer pricing (“FTP”) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk. A risk-based methodology is used to allocate capital based on the credit, market and operational risks associated with each business segment. In 2005, 2004 and 2003, the cost of capital was 11 percent. A provision for credit losses is allocated to each core business segment based on net charge-offs, and any difference between the total for all core segments and the consolidated provision for credit losses is recorded in the Parent segment. Intersegment revenues, or referral fees, are paid by a segment to the segment that distributes or services the product. The amount of the referral fee is based on comparable fees paid in the market or negotiated amounts that approximate the value provided by the selling segment. Cost transfers are made for services provided by one segment to another. Additionally, in 2005, fee and other income in the Corporate and Investment Bank included $94 million of fees related to certain corporate underwriting and structured products activity which was eliminated in the Parent segment. Activity-based costing studies are continually being refined to better align expenses with products and their revenues. Income tax expense or benefit is generally allocated to each core business segment based on a statutory tax rate adjusted for items unique to each business segment. Any difference between the total for all core business segments and the consolidated amount is included in the Parent segment. Income tax benefits related to the public issuance of tax deductible preferred stock in 2003 by the REIT subsidiary of the Parent Company were recorded in the Parent segment. Deposit base and other intangible amortization expense is included in the Parent segment and is not allocated to the Company’s core business segments. Affordable housing results are recorded in Corporate and Investment Bank fee and other income, net of the related income tax benefit, and the income tax benefit is eliminated in Parent fee and other income. Additionally, because merger-related and restructuring expenses are not allocated to the Company’s business segments, they are presented separately in the tables that follow.
     The Parent segment also includes certain nonrecurring revenue items; certain expenses that are not allocated to the business segments; corporate charges; and the results of businesses that have been divested or are being wound down and that are not material to be presented as discontinued operations.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. Additionally, in the first quarter of 2005, the Company transferred certain insurance business lines to Wealth Management from Capital Management. Also, the corporate and institutional trust businesses sold in the fourth quarter of 2005 were transferred from Capital Management and reflected as discontinued operations in the Parent segment. The impact of these and other changes to previously reported segment earnings for full year 2004 was a $10 million decrease in the General Bank, a $58 million decrease in Capital Management, an $8 million increase in Wealth Management, a $46 million decrease in the Corporate and Investment Bank, and a $106 million increase in the Parent. The impact of these changes to previously reported segment earnings for full year 2003 was a $2 million decrease in the General Bank, a $58 million decrease in Capital Management, a $4 million increase in Wealth Management, a $35 million decrease in Corporate and Investment Bank, and a $91 million increase in the Parent.
     The Company’s business segment information for each of the years in the three-year period ended December 31, 2005, follows.

Wachovia Corporation 2005 Annual Report 95

Audited Financial Statements

	Year Ended December 31, 2005

				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$9,678	633	588	2,232	769	(219)	13,681
Fee and other income	2,876	4,595	708	3,695	345	—	12,219
Intersegment revenue	205	(45)	7	(169)	2	—	—

Total revenue (a)	12,759	5,183	1,303	5,758	1,116	(219)	25,900
Provision for credit losses	277	—	6	(27)	(7)	—	249
Noninterest expense	6,315	4,270	893	3,042	1,035	292	15,847
Minority interest	—	—	—	—	367	(25)	342
Income taxes (benefits)	2,221	333	148	921	(490)	(100)	3,033
Tax-equivalent adjustment	42	1	—	99	77	(219)	—

Income from continuing operations	3,904	579	256	1,723	134	(167)	6,429
Discontinued operations, net of income taxes	—	—	—	—	214	—	214

Net income available to common stockholders	$3,904	579	256	1,723	348	(167)	6,643

Economic profit	$2,968	429	189	1,009	73	—	4,668
Risk adjusted return on capital	53.26%	42.45	47.83	29.54	13.84	—	38.57
Economic capital, average	$7,023	1,363	513	5,441	2,592	—	16,932
Cash overhead efficiency ratio (a)	49.49%	82.37	68.53	52.83	55.50	—	57.96
Lending commitments	$111,608	208	5,840	102,673	508	—	220,837
Average loans, net	163,549	357	13,915	38,621	11,480	—	227,922
Average core deposits	$207,270	29,171	13,693	23,496	5,091	—	278,721
FTE employees	42,226	17,474	4,657	5,796	23,827	—	93,980

	Year Ended December 31, 2004

				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$8,007	533	497	2,387	787	(250)	11,961
Fee and other income	2,432	4,704	590	2,925	128	—	10,779
Intersegment revenue	168	(46)	5	(128)	1	—	—

Total revenue (a)	10,607	5,191	1,092	5,184	916	(250)	22,740
Provision for credit losses	314	—	(1)	(41)	(15)	—	257
Noninterest expense	5,515	4,435	769	2,580	923	444	14,666
Minority interest	—	—	—	—	297	(113)	184
Income taxes (benefits)	1,693	274	118	851	(389)	(128)	2,419
Tax-equivalent adjustment	41	1	—	123	85	(250)	—

Net income available to common stockholders	$3,044	481	206	1,671	15	(203)	5,214

Economic profit	$2,321	333	137	1,042	(17)	—	3,816
Risk adjusted return on capital	53.22%	35.81	40.86	33.62	10.26	—	37.82
Economic capital, average	$5,497	1,344	458	4,606	2,321	—	14,226
Cash overhead efficiency ratio (a)	51.99%	85.45	70.45	49.77	53.57	—	59.98
Lending commitments	$93,608	119	4,711	81,461	408	—	180,307
Average loans, net	127,984	290	11,050	31,756	953	—	172,033
Average core deposits	$172,369	25,078	11,956	18,341	3,864	—	231,608
FTE employees	43,404	18,892	3,911	4,723	25,100	—	96,030

96 Wachovia Corporation 2005 Annual Report

	Year Ended December 31, 2003

				Corporate		Merger-
				and		Related and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$7,312	232	423	2,257	639	(256)	10,607
Fee and other income	2,193	3,956	562	2,253	518	—	9,482
Intersegment revenue	179	(66)	6	(116)	(3)	—	—

Total revenue (a)	9,684	4,122	991	4,394	1,154	(256)	20,089
Provision for credit losses	470	—	12	250	(146)	—	586
Noninterest expense	5,336	3,526	732	2,326	917	443	13,280
Minority interest	—	—	—	—	174	(31)	143
Income taxes (benefits)	1,376	217	91	550	(247)	(154)	1,833
Tax-equivalent adjustment	39	1	—	126	90	(256)	—

Income before cumulative effect of a change in accounting principle	2,463	378	156	1,142	366	(258)	4,247
Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	—	17	—	17

Net income	2,463	378	156	1,142	383	(258)	4,264
Dividends on preferred stock	—	—	—	—	5	—	5

Net income available to common stockholders	$2,463	378	156	1,142	378	(258)	4,259

Economic profit	$1,797	270	94	530	307	—	2,998
Risk adjusted return on capital	42.80%	38.53	32.05	20.36	24.07	—	30.87
Economic capital, average	$5,649	980	447	5,657	2,355	—	15,088
Cash overhead efficiency ratio (a)	55.10%	85.57	73.95	52.93	34.41	—	60.55
Lending commitments	$65,457	61	3,951	69,728	482	—	139,679
Average loans, net	113,849	176	9,512	32,983	1,807	—	158,327
Average core deposits	$152,727	2,591	10,111	14,529	3,164	—	183,122
FTE employees	34,595	19,633	3,842	4,314	23,730	—	86,114

(a) Tax-equivalent.
(b) See Merger-Related and Restructuring Expenses in Management’s Discussion and Analysis for more information on merger-related and restructuring expenses. Additionally, the tax-equivalent amounts included in each segment are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Wachovia Corporation 2005 Annual Report 97

Audited Financial Statements

NOTE 15: PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The Company has a savings plan under which eligible employees are permitted to make contributions to the plan of one percent to 30 percent of eligible compensation. Annually, on approval of the Human Resources and Corporate Relations Director, employee contributions may be matched up to 6 percent of the employee’s eligible compensation. A 6 percent matching level was in place for each of the periods presented. The first one percent of the Company’s matching contribution is made in the Company’s common stock. Each employee can immediately elect to liquidate the Company’s common stock credited to the employee’s account by transferring the value of the common stock to any of a number of investment options available within the savings plan. Savings plan expense in 2005, 2004 and 2003 was $228 million, $208 million and $173 million, respectively.
     Group insurance expense for active employees in 2005, 2004 and 2003 was $406 million, $351 million and $361 million, respectively.
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
     The measurement date for the Company’s pension obligations is September 30, and at September 30, 2005, the accumulated benefit obligation was $4.6 billion, which was less than the fair market value of the Qualified Pension assets at that date of $5.4 billion. Accordingly, the Qualified Pension is over funded in relation to accumulated benefits and there is no minimum pension obligation to record. At September 30, 2004, the accumulated benefit obligation was $4.1 billion, which was less than the fair market value of the Qualified Pension assets at that date of $4.8 billion. The table that follows presents the total benefit obligation, which includes the impact of future compensation levels.
     The Company has noncontributory, nonqualified pension plans (the “Nonqualified Pension”) covering certain employees. The Nonqualified Pension benefit expense is determined annually by an actuarial valuation. At September 30, 2005 and 2004, the accumulated benefit obligation of $452 million and $437 million exceeded the accrued benefit expense. Accordingly, for each of the years a minimum pension liability was recorded as a component of other comprehensive income.
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
     As a result of certain changes in Medicare requirements, a remeasurement of the accumulated benefit obligation resulted in a reduction in both the annual postretirement benefit cost and the accumulated benefit obligation of $9 million and $93 million, respectively, in 2004.
     The actual asset allocation of the Company’s Qualified Pension, which is held by Wachovia Bank in a bank-administered trust fund, and of the Other Postretirement Benefits plans at September 30, 2005 and 2004, follows.

98 Wachovia Corporation 2005 Annual Report

			Other Postretirement
	Qualified Pension		Benefits

(Percent)	2005	2004	2005	2004

EQUITY SECURITIES
Wachovia Corporation common stock	3%	3	—	—
Other equity securities	64	63	5	5

Total equity securities	67	66	5	5
OTHER SECURITIES
Debt securities	32	32	76	74
Real estate	—	1	—	—
Other	1	1	19	21

Total	100%	100	100	100

     The change in benefit obligation and the change in fair value of plan assets related to each of the Qualified Pension, the Nonqualified Pension and the Other Postretirement Benefits using a September 30 measurement date for each of the years in the two-year period ended December 31, 2005, is presented below.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits

(In millions)	2005	2004	2005	2004	2005	2004

CHANGE IN BENEFIT OBLIGATION
Benefit obligation, October 1	$4,212	3,849	455	339	934	961
Service cost	178	156	4	2	4	4
Interest cost	243	235	26	21	51	52
Retiree contributions	—	—	—	—	34	30
Plan amendments	—	—	2	—	—	—
Benefit payments	(352)	(321)	(48)	(39)	(87)	(88)
Business combinations	—	254	—	86	2	37
Special and/or contractual termination benefits	—	—	—	12	1	—
Actuarial (gains) losses	462	39	37	34	(18)	(62)

Benefit obligation, September 30	4,743	4,212	476	455	921	934

CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets, October 1	4,811	4,148	—	—	98	96
Actual return on plan assets	563	467	—	—	3	2
Employer contributions	356	253	48	39	53	58
Retiree contributions	—	—	—	—	34	30
Business combinations	—	264	—	—	—	—
Benefit payments	(352)	(321)	(48)	(39)	(87)	(88)

Fair value of plan assets, September 30	5,378	4,811	—	—	101	98

RECONCILIATION OF FUNDED STATUS
Funded status of plans	635	599	(476)	(455)	(820)	(836)
Unrecognized prior service costs	(279)	(305)	2	(1)	(16)	(24)
Unrecognized net losses	1,987	1,757	152	124	180	204
Employer contributions in the fourth quarter	—	26	6	6	—	—
Intangible asset	—	—	(2)	—	—	—
Minimum pension liability	—	—	(128)	(105)	—	—

Prepaid (accrued) benefit expense at December 31,	$2,343	2,077	(446)	(431)	(656)	(656)

ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS AS OF SEPTEMBER 30
Discount rate	5.50%	6.00	5.50	6.00	5.50	6.00
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50	3.50	3.50	3.50

Wachovia Corporation 2005 Annual Report 99

Audited Financial Statements

     The discount rate used to determine the benefit obligation is established at an amount that reflects the rate of return on a portfolio of high-quality bonds with maturities matching the projected future cash flows of the plan (commonly referred to as a yield-curve approach).
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
     Actuarial calculations are performed annually to determine the minimum required contributions and maximum contributions allowed as an income tax deduction for all benefit plans. The Company’s practice is to contribute the maximum amount allowed as an income tax deduction. With respect to the Qualified Pension, the Company estimates there will be no minimum required contribution in 2006 and that the maximum allowed contribution will be approximately $400 million. This amount is estimated based on preliminary information and the actual amounts contributed will be determined based on final actuarial calculations, plan asset performance, changes in law and other factors. In 2005, the Company contributed $330 million to the Qualified Pension. Additionally, the Company’s practice is to contribute annually to each of the Nonqualified Pension and Other Postretirement Benefits an amount equal to the benefit payments made during the year less any retiree contributions received during the year.
     The components of the retirement benefit costs included in salaries and employee benefits for each of the years in the three-year period ended December 31, 2005, are presented below. In addition to these costs, Wachovia Securities recorded $13 million of pension benefit costs and $2 million of other postretirement benefit costs in 2003 related to employees of Wachovia Securities who continued to participate in benefit plans of Prudential Financial from July 1, 2003, to December 31, 2003.

	Qualified Pension			Nonqualified Pension

	Years Ended December 31,			Years Ended December 31,

(In millions)	2005	2004	2003	2005	2004	2003

RETIREMENT BENEFIT COSTS
Service cost	$178	156	168	4	2	2
Interest cost	243	235	237	26	21	22
Expected return on plan assets	(418)	(386)	(361)	—	—	—
Amortization of prior service cost	(26)	(26)	(2)	—	—	—
Amortization of actuarial losses	88	80	48	9	8	4
Special and/or contractual termination benefits	—	—	—	—	12	—

Net retirement benefit costs	$65	59	90	39	43	28

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	6.00%	6.25	6.00-6.75	6.00	6.25	6.00-6.75
Expected return on plan assets	8.50	8.50	8.50	—	—	—
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50-3.75	3.50	3.50	3.50-3.75

100 Wachovia Corporation 2005 Annual Report

	Other Postretirement Benefits

	Years Ended December 31,

(In millions)	2005	2004	2003

RETIREMENT BENEFIT COSTS
Service cost	$4	4	11
Interest cost	51	52	55
Expected return on plan assets	(3)	(3)	(6)
Amortization of transition losses	—	—	3
Amortization of prior service cost	(8)	(8)	(1)
Amortization of actuarial losses	7	8	7
Special termination benefit cost	1	—	—

Net retirement benefit costs	$52	53	69

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	6.00%	6.25	6.00-6.75
Expected return on plan assets	3.00	3.00	3.00
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50-3.75

     Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2005 were 11.00 percent grading to 5.50 percent (pre-65 years of age) and 13.00 percent grading to 5.50 percent (post-65 years of age); and at the end of 2005 were 9.50 percent grading to 5.00 percent (pre-65 years of age) and 11.50 percent grading to 5.00 percent (post-65 years of age). Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2004 were 12.00 percent grading to 5.50 percent (pre-65 years of age) and 14.00 percent grading to 5.50 percent (post-65 years of age); and at the end of 2004 were 11.00 percent grading to 5.50 percent (pre-65 years of age) and 13.00 percent grading to 5.50 percent (post-65 years of age).
     At December 31, 2005, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on service and interest costs is a $2 million increase and a $2 million decrease, respectively, and on the accumulated postretirement benefit obligation, a $37 million increase and a $36 million decrease, respectively.
     Estimated future pension benefit payments which reflect expected future service in each of the five years subsequent to December 31, 2005, are as follows (in millions): 2006, $363; 2007, $377; 2008, $388; 2009, $405; 2010, $418; and subsequent years through 2015, $2.2 billion; and estimated payments for other benefits (in millions): 2006, $147; 2007, $113; 2008, $114; 2009, $110; 2010, $111; and subsequent years through 2015, $523.

Wachovia Corporation 2005 Annual Report 101

Audited Financial Statements

NOTE 16: MERGER-RELATED AND RESTRUCTURING EXPENSES
     The Company defines restructuring expenses as those costs related to exit or disposal activities generally incurred as part of a business combination. Specifically, restructuring expenses include costs associated with contract termination, including leases and one-time employee termination benefits in excess of ongoing severance plan benefits. To the extent an expense related to a merger does not qualify as a restructuring expense, it is classified as a merger-related expense. Merger-related expenses consist principally of integration costs related to combining operations such as system conversions, and termination benefits under an ongoing severance plan as well.
     On November 1, 2004, the Company merged with SouthTrust. Merger-related and restructuring expenses of approximately $333 million pre-tax and exit cost purchase accounting adjustments of approximately $207 million pre-tax are projected to be incurred in connection with this transaction over the anticipated 15-month integration period. The costs include primarily system conversion, personnel and employee termination benefits, and occupancy and equipment costs. In 2005, merger-related and restructuring expenses of $227 million were recorded of which $37 million was restructuring expenses. In 2004, merger-related and restructuring expenses of $41 million were recorded of which $1 million was restructuring expenses.
     On July 1, 2003, the Company consummated the combination of the retail brokerage businesses of Wachovia Securities, LLC, and Prudential Financial, Inc. Merger-related and restructuring expenses and exit cost purchase accounting adjustments of $901 million were finalized in 2005. The costs included primarily system conversion, personnel and employee termination benefits, and occupancy and equipment costs. Of the $63 million of merger-related and restructuring expenses recorded in 2005, $1 million was restructuring expenses. Of the $298 million of merger-related and restructuring expenses recorded in 2004, $22 million was restructuring expenses. No restructuring expenses were recorded in 2003 related to the retail brokerage transaction.
     The First Union and Wachovia merger was consummated in 2001, but certain merger integration activities continued through September 2004, and accordingly, the costs associated with certain of those activities are subject to the applicable accounting guidance discussed above. The merger integration activities subject to this guidance, include branch conversion and consolidation, system conversions, advertising and consolidation of other premises. The costs associated with these activities are included in merger-related and restructuring expenses in the results of operations. Of the amounts recorded in 2004 and 2003, $3 million and $16 million, respectively, were restructuring expenses. These costs are included in the previously announced estimated one-time charges related to the First Union and Wachovia merger, which was finalized in 2004 and amounted to $1.3 billion. Substantially all previously accrued liabilities were paid by December 31, 2004.
     Merger-related and restructuring expenses for each of the years in the three-year period ended December 31, 2005, follow.

102 Wachovia Corporation 2005 Annual Report

	Years Ended December 31,

(In millions)	2005	2004	2003

MERGER-RELATED AND RESTRUCTURING EXPENSES - WACHOVIA/SOUTHTRUST
Merger-related expenses
Personnel costs	$23	24	—
Occupancy and equipment	37	—	—
Advertising	25	—	—
System conversion costs	75	10	—
Other	30	6	—

Total merger-related expenses	190	40	—
Restructuring expenses
Occupancy and equipment	33	—	—
Contract cancellations	1	—	—
Other	3	1	—

Total restructuring expenses	37	1	—

Total Wachovia/SouthTrust merger-related and restructuring expenses	227	41	—

MERGER-RELATED AND RESTRUCTURING EXPENSES - WACHOVIA SECURITIES RETAIL BROKERAGE
Merger-related expenses
Personnel costs	4	106	29
Occupancy and equipment	(1)	11	3
Advertising	—	17	—
System conversion costs	48	118	31
Other	11	24	22

Total merger-related expenses	62	276	85
Restructuring expenses
Occupancy and equipment	1	18	—
Contract cancellations	—	4	—

Total restructuring expenses	1	22	—

Total Wachovia Securities retail brokerage merger-related and restructuring expenses	63	298	85

MERGER-RELATED AND RESTRUCTURING EXPENSES - FIRST UNION/WACHOVIA
Merger-related expenses
Personnel costs	—	25	45
Occupancy and equipment	—	32	67
Gain on regulatory-mandated branch sales	—	—	(9)
Advertising	—	1	68
System conversion costs	—	33	131
Other	—	14	46

Total merger-related expenses	—	105	348
Restructuring expenses
Employee termination benefits	—	1	—
Occupancy and equipment	—	2	12
Contract cancellations	—	—	4

Total restructuring expenses	—	3	16

Total First Union/Wachovia merger-related and restructuring expenses	—	108	364

OTHER MERGER-RELATED AND RESTRUCTURING EXPENSES
Merger-related expenses from other mergers	2	—	—
Strategic repositioning restructuring expenses (reversals), net	—	—	(1)
Other restructuring expenses (reversals), net	—	(3)	(5)

Total merger-related and restructuring expenses	$292	444	443

Wachovia Corporation 2005 Annual Report 103

Audited Financial Statements

NOTE 17: INCOME TAXES
     The aggregate amount of income taxes included in the consolidated statements of income and in the consolidated statements of changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2005, is presented below.

	Years Ended December 31,

(In millions)	2005	2004	2003

CONSOLIDATED STATEMENTS OF INCOME
Income taxes related to continuing operations	$3,033	2,419	1,833
Income taxes related to discontinued operations	233	—	—
Income taxes related to the cumulative effect of a change in accounting principle	—	—	8
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Income taxes related to
Employee stock plans	(162)	(70)	(46)
Unrealized gains and losses on debt and equity securities	(853)	(170)	(227)
Unrealized gains and losses on derivative financial instruments	(34)	(185)	(304)
Unrealized gains and losses on minimum pension liability	(4)	(40)	—

Total	$2,213	1,954	1,264

     The provision for income taxes for each of the years in the three-year period ended December 31, 2005, is presented below.

	Years Ended December 31,

(In millions)	2005	2004	2003

CURRENT INCOME TAXES
Federal	$1,850	3,436	956
State	174	297	68

Total	2,024	3,733	1,024
Foreign	206	220	167

Total current income taxes	2,230	3,953	1,191

DEFERRED INCOME TAXES
Federal	828	(1,507)	511
State	(25)	(27)	131

Total deferred income taxes	803	(1,534)	642

Total income taxes	$3,033	2,419	1,833

     The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2005, follows.

104 Wachovia Corporation 2005 Annual Report

	Years Ended December 31,

	2005		2004		2003

		Percent of		Percent of		Percent of
		Pre-tax		Pre-tax		Pre-tax
(In millions)	Amount	Income	Amount	Income	Amount	Income

Income from continuing operations before income taxes and cumulative effect of a change in accounting principle	$9,462		$7,633		$6,080

Tax at federal income tax rate	$3,312	35.0%	$2,672	35.0%	$2,128	35.0%
Reasons for difference in federal income tax rate and effective income tax rate
Tax-exempt interest, net of cost to carry	(132)	(1.4)	(154)	(2.0)	(157)	(2.5)
State income taxes, net of federal tax benefit	97	1.0	176	2.3	129	2.1
Life insurance, increase in cash surrender value	(171)	(1.8)	(148)	(1.9)	(143)	(2.4)
Tax credits, net of related basis adjustments	(156)	(1.6)	(115)	(1.5)	(134)	(2.2)
Change in the beginning-of-the-year deferred tax assets valuation allowance	(6)	(0.1)	5	0.1	14	0.2
Other items, net	89	0.9	(17)	(0.3)	(4)	—

Total income taxes	$3,033	32.0%	$2,419	31.7%	$1,833	30.2%

     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date. The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 2005, are presented below.

	December 31,

(In millions)	2005	2004	2003

DEFERRED INCOME TAX ASSETS
Allowance for loan losses, net	$1,069	1,052	908
Accrued expenses, deductible when paid	1,444	1,287	1,087
Life insurance reserves	—	18	20
REMIC residual interests	235	241	80
Net operating loss carryforwards	472	109	111
Tax credit carryforwards	—	7	773
Unrealized losses on debt and equity securities, derivative financial instruments and minimum pension liability	480	—	—
Unrealized losses on investments	883	821	674
Other	336	280	450

Total deferred income tax assets	4,919	3,815	4,103

Deferred income tax assets valuation allowance	53	59	54

DEFERRED INCOME TAX LIABILITIES
Depreciation	127	134	61
Unrealized gains on debt and equity securities, derivative financial instruments and minimum pension liability	—	411	806
Intangible assets	374	520	435
Deferred income	98	64	72
Leasing activities	7,189	6,107	7,566
Life insurance reserves	299	—	—
Employee benefits	361	310	256
Other	257	226	325

Total deferred income tax liabilities	8,705	7,772	9,521

Net deferred income tax liabilities	$3,839	4,016	5,472

Wachovia Corporation 2005 Annual Report 105

Audited Financial Statements

     A portion of the annual change in the net deferred income tax liability relates to unrealized gains and losses on debt and equity securities. The related 2005, 2004 and 2003 deferred income tax benefit of $853 million, $170 million and $227 million, respectively, was recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. A portion of the annual change in the net deferred income tax liability relates to unrealized gains and losses on derivative financial instruments. The related 2005, 2004 and 2003 deferred income tax benefit of $34 million, $185 million and $304 million, respectively, was recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. A portion of the annual change in the net deferred income tax liability relates to unrealized gains and losses on the minimum pension liability. The related 2005 and 2004 deferred income tax benefit of $4 million and $40 million, respectively, was recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. Additionally, a portion of the annual change in the net deferred income tax liability relates to a deferred income tax benefit of $12 million included in income taxes related to discontinued operations. Purchase acquisitions also decreased the net deferred income tax liability by $77 million in 2005, increased the net deferred income tax liability by $473 million in 2004 and decreased the net deferred income tax liability by $26 million in 2003.
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
     Federal income tax carryforwards at December 31, 2005, consisted of net operating loss carryforwards with related deferred income tax assets of $405 million. Utilization of these net operating losses is subject to limitations under federal income tax laws, and will expire, if not utilized, in varying amounts through 2025. Federal general business credit and alternative minimum tax credit carryforwards and related deferred income tax assets at December 31, 2003, of $400 million and $357 million, respectively, were fully utilized in 2004 pursuant to the resolution of prior year federal income tax issues as described below.
     State income tax carryforwards at December 31, 2005, consisted of net operating loss carryforwards with related deferred income tax assets of $67 million. These state income tax carryforwards were generated by certain subsidiaries in various jurisdictions and their utilization is subject to limitations under various state income tax laws. The state net operating loss carryforwards expire, if not utilized, in varying amounts through 2025.
     FASB Staff Position (“FSP”) 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” addresses the effect of the American Jobs Creation Act of 2004 (the “Act”) on the accounting for the income tax effect of the repatriation of foreign earnings. The Act provided a one-time election to claim an 85 percent dividends received deduction related to the repatriation of certain previously undistributed earnings of foreign subsidiaries to the United States. In accordance with the provisions of FSP 109-2, for the year ended December 31, 2004, the Company recorded approximately $8 million of deferred income expense related to a decision to distribute in 2005 approximately $94 million of earnings of certain foreign subsidiaries under the provisions of the Act. Upon further evaluation, the Company decided that earnings will not be distributed and has reversed, in 2005, the previously recorded $8 million of deferred income tax expense. At December 31, 2005, the Company has undistributed earnings of approximately $270 million related to foreign subsidiaries. The Company intends to reinvest these earnings indefinitely and has not recorded any related federal or state income tax expense. If these earnings are repatriated to the United States, the Company will record additional income tax expense of approximately $110 million.
     Income tax expense related to securities transactions was $85 million, $17 million and $91 million in 2005, 2004 and 2003, respectively.
     The Internal Revenue Service the (“IRS”) and the Company have settled all issues related to the Company’s federal income tax returns for 1999 and all prior years. In addition, all issues related to the federal income tax returns of the former Wachovia for years 1996 through 2001 and SouthTrust for the years 2001 and 2002 have been settled. The Company’s previously recorded income tax liabilities were sufficient to cover the resulting assessment of income taxes and interest. The IRS is currently examining the Company’s federal income tax returns for the years 2000 through 2002. The federal income tax returns of various acquired subsidiaries, including SouthTrust for the years 2003 and 2004, have been or are under review by the IRS. As of December 31, 2005, the IRS has not proposed any material adjustments related to these examinations.

106 Wachovia Corporation 2005 Annual Report

NOTE 18: BASIC AND DILUTED EARNINGS PER COMMON SHARE
     The calculation of basic and diluted earnings per common share for each of the years in the three-year period ended December 31, 2005, is presented below.

	Years Ended December 31,

(In millions, except per share data)	2005	2004	2003

Income from continuing operations available to common stockholders before cumulative effect of a change in accounting principle and dividends on preferred stock	$6,429	5,214	4,247
Discontinued operations, net of income taxes	214	—	—
Cumulative effect of a change in accounting principle, net of income taxes	—	—	17
Dividends on preferred stock	—	—	(5)

Income available to common stockholders	$6,643	5,214	4,259

Basic earnings per common share
Income from continuing operations before change in accounting principle	$4.13	3.87	3.20
Discontinued operations	0.14	—	—
Cumulative effect of a change in accounting principle	—	—	0.01

Net income	$4.27	3.87	3.21

Diluted earnings per common share
Income from continuing operations before change in accounting principle	$4.05	3.81	3.17
Discontinued operations	0.14	—	—
Cumulative effect of a change in accounting principle	—	—	0.01

Net income	$4.19	3.81	3.18

Average common shares - basic	1,556	1,346	1,325
Common share equivalents, unvested restricted stock, incremental common shares from forward purchase contracts and convertible long-term debt assumed converted	29	24	15

Average common shares - diluted	1,585	1,370	1,340

Wachovia Corporation 2005 Annual Report 107

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
     The Company uses collateral arrangements, credit approvals, limits and monitoring procedures to manage credit risk on derivatives. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty. At December 31, 2005, the total market value-related credit risk recorded on the balance sheet for derivative transactions, including derivatives used for the Company’s interest rate risk management, was $11.0 billion, and also included the effect of netting agreements. Of the $11.0 billion, $2.7 billion exceeded dealer counterparty thresholds and was delivered to the Company as collateral.
     The fair value and notional amounts for trading derivatives at December 31, 2005 and 2004, are presented below.

	December 31,

	2005		2004

	Fair	Notional	Fair	Notional
(In millions)	Value	Amount	Value	Amount

Forward and futures contracts	$64	299,015	436	301,730
Interest rate swap agreements	1,770	1,822,344	1,047	1,230,083
Purchased options, interest rate caps, floors, collars and swaptions	6,817	691,607	8,268	560,136
Written options, interest rate caps, floors, collars and swaptions	(6,911)	629,237	(8,232)	676,185
Foreign currency and exchange rate swap commitments	(103)	45,066	(5)	44,717
Commodity and equity swaps	$(435)	20,679	(307)	3,647

     Risk management derivative financial instruments represent financial instruments the Company has designated and accounted for as accounting hedges. Information related to these derivative financial instruments used for the Company’s interest rate risk management purposes at December 31, 2005 and 2004, follows.

108 Wachovia Corporation 2005 Annual Report

     Risk management derivative financial instruments at December 31, 2005 and 2004, are presented below.

	December 31, 2005

					In-	Average
	Notional	Gross Unrealized			effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES (a)
Cash flow hedges (b)
Interest rate swaps-receive fixed	$43,294	539	(506)	16	2	4.29
Interest rate swaps-pay fixed	1,244	—	(75)	(47)	—	4.69
Forward purchase commitments	3,400	2	—	1	—	0.04
Fair value hedges (c)
Interest rate swaps-pay fixed	1,975	41	(3)	—	(4)	15.77
Forward sale commitments	447	—	(5)	—	(5)	0.04

Total asset hedges	$50,360	582	(589)	(30)	(7)	4.43

LIABILITY HEDGES (a)
Cash flow hedges (d)
Interest rate swaps-pay fixed	40,936	394	(307)	55	—	3.97
Futures	32,250	—	(2)	(1)	(1)	0.25
Fair value hedges (e)
Interest rate swaps-receive fixed	17,762	58	(25)	—	(2)	6.77

Total liability hedges	90,948	452	(334)	54	(3)	3.20

Total	$141,308	1,034	(923)	24	(10)	—

	December 31, 2004

					In-	Average
	Notional	Gross Unrealized			effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES (a)
Cash flow hedges (b)
Interest rate swaps-receive fixed	$35,290	1,560	(114)	890	4	4.56
Interest rate swaps-pay fixed	1,370	—	(130)	(81)	—	5.72
Interest rate options	14,000	11	(38)	(17)	—	1.32
Forward purchase commitments	1,220	10	—	6	(1)	0.05
Futures	2,400	—	—	—	—	0.25
Fair value hedges (c)
Interest rate swaps-pay fixed	2,258	8	(27)	—	(19)	16.66
Forward sale commitments	900	—	(2)	—	(1)	0.04

Total asset hedges	$57,438	1,589	(311)	798	(17)	3.93

LIABILITY HEDGES (a)
Cash flow hedges (d)
Interest rate swaps-pay fixed	37,769	39	(837)	(493)	(2)	3.79
Interest rate options	42,700	18	(548)	(327)	—	3.21
Put options on Eurodollar futures	18,000	2	(3)	—	—	0.25
Futures	42,914	48	—	29	—	0.25
Fair value hedges (e)
Interest rate swaps-receive fixed	19,930	842	(46)	—	—	5.10
Interest rate options	4,925	—	(1)	—	—	0.63

Total liability hedges	166,238	949	(1,435)	(791)	(2)	2.41

Total	$223,676	2,538	(1,746)	7	(19)	—

Wachovia Corporation 2005 Annual Report 109

Audited Financial Statements

(a) Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges. All other derivative financial instruments are classified as trading.
(b) Receive-fixed interest rate swaps with a notional amount of $43.3 billion, of which $200 million are forward-starting, and with pay rates based on one-to-six month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-six month LIBOR-indexed loans. Pay-fixed interest rate swaps with a notional amount of $1.2 billion and with receive rates based on one-month LIBOR are designated as cash flow hedges of available for sale securities. Forward purchase commitments of $400 million and $3.0 billion are designated as cash flow hedges of the variability of the consideration to be paid on the forecasted purchase of loans and available for sale securities, respectively.
(c) Pay-fixed interest rate swaps with a notional amount of $2.0 billion and receive rates based on LIBOR are designated as fair value hedges of available for sale securities. Forward sale commitments of $447 million are designated as fair value hedges of mortgage loans in the warehouse.
(d) Derivatives with a notional amount of $62.4 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy. Of this amount, $30.1 billion are pay-fixed interest rate swaps with receive rates based on one-to-three month LIBOR, of which $7.0 billion are forward-starting, and $32.3 billion are Eurodollar futures. Pay-fixed interest rate swaps with a notional amount of $10.8 billion, of which $2.1 billion are forward starting and with rates based on one-to-six month LIBOR are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of long-term debt.
(e) Receive-fixed interest rate swaps with a notional amount of $17.8 billion and with pay rates based primarily on one-to-six month LIBOR are designated as fair value hedges of fixed rate liabilities, primarily long-term debt.
(f) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.
(g) At December 31, 2005, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $378 million, net of income taxes. Of this net of tax amount, a $24 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $402 million loss relates to terminated and/or redesignated derivatives. At December 31, 2005, $51 million of net losses, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 28.64 years. At December 31, 2004, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $323 million, net of income taxes. Of this net-of-tax amount, a $7 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $330 million loss relates to terminated and/or redesignated derivatives.
(h) In 2005 and 2004, losses in the amount of $10 million and $19 million, respectively, were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. In addition, net interest income in 2005 and 2004, was increased by $8 million and $9 million, respectively, representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.
(i) Estimated maturity approximates average life.

110 Wachovia Corporation 2005 Annual Report

     Expected maturities of risk management derivative financial instruments at December 31, 2005 and 2004, are presented below.

	December 31, 2005

	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps-receive fixed	$6,150	684	18,065	18,292	103	43,294
Notional amount — swaps-pay fixed	2	43	502	659	38	1,244
Notional amount — other	$3,400	—	—	—	—	3,400
Weighted average receive rate (a)	3.79%	3.68	4.61	5.16	4.66	4.71
Weighted average pay rate (a)	4.41%	4.10	4.32	4.42	4.35	4.37
Unrealized gain (loss)	$(29)	(13)	(120)	123	(1)	(40)

FAIR VALUE ASSET HEDGES
Notional amount — swaps-pay fixed	$26	5	45	459	1,440	1,975
Notional amount — other	$447	—	—	—	—	447
Weighted average receive rate (a)	4.15%	4.15	4.33	3.56	2.95	3.04
Weighted average pay rate (a)	2.96%	3.25	4.31	3.90	3.78	3.81
Unrealized gain (loss)	$(5)	—	1	4	33	33

CASH FLOW LIABILITY HEDGES
Notional amount — swaps-pay fixed	$2,260	16,869	7,863	11,632	2,312	40,936
Notional amount — other	$23,000	9,250	—	—	—	32,250
Weighted average receive rate (a)	4.45%	4.48	4.48	4.47	4.30	4.46
Weighted average pay rate (a)	3.14%	3.98	6.53	5.77	5.87	4.78
Unrealized gain (loss)	$(3)	125	67	58	(162)	85

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps-receive fixed	$2,429	735	7,185	5,199	2,214	17,762
Weighted average receive rate (a)	5.28%	5.96	4.83	4.70	5.45	4.98
Weighted average pay rate (a)	4.47%	4.23	4.32	4.41	4.26	4.36
Unrealized gain (loss)	$—	(8)	8	24	9	33

Wachovia Corporation 2005 Annual Report 111

Audited Financial Statements

	December 31, 2004

	1 Year or	1-2	2-5	5-10	After 10
(In millions)	Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps-receive fixed	$1,174	7,523	9,833	16,760	—	35,290
Notional amount — swaps-pay fixed	1	2	479	850	38	1,370
Notional amount — other	$11,620	2,000	4,000	—	—	17,620
Weighted average receive rate (a)	6.64%	4.14	4.60	5.17	1.56	4.85
Weighted average pay rate (a)	2.46%	2.45	2.58	2.59	4.58	2.56
Unrealized gain (loss)	$4	100	217	981	(3)	1,299

FAIR VALUE ASSET HEDGES
Notional amount — swaps-pay fixed	$—	26	71	490	1,671	2,258
Notional amount — other	$900	—	—	—	—	900
Weighted average receive rate (a)	—%	2.09	2.39	2.25	1.57	1.67
Weighted average pay rate (a)	—%	2.96	3.76	4.54	3.74	3.90
Unrealized gain (loss)	$(1)	—	—	(4)	(16)	(21)

CASH FLOW LIABILITY HEDGES
Notional amount — swaps-pay fixed	$12,559	4,285	13,097	4,124	3,704	37,769
Notional amount -other	$61,114	12,000	24,500	6,000	—	103,614
Weighted average receive rate (a)	3.15%	2.86	2.47	2.64	2.34	2.79
Weighted average pay rate (a)	3.55%	2.74	5.32	6.52	5.90	4.50
Unrealized gain (loss)	$(319)	(38)	(354)	(294)	(276)	(1,281)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps— receive fixed	$3,400	3,357	6,283	5,122	1,768	19,930
Notional amount — other	$4,925	—	—	—	—	4,925
Weighted average receive rate (a)	6.98%	6.02	5.33	5.40	5.32	5.74
Weighted average pay rate (a)	2.30%	2.63	2.25	2.46	2.23	2.37
Unrealized gain (loss)	$83	152	229	234	97	795

(a)	Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All interest rate swaps have variable pay or receive rates based on one-month to six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2005 and 2004.
          Activity related to risk management derivative financial instruments for each of the years in the two-year period ended December 31, 2005, is presented below.

	December 31, 2005 and 2004

	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31 , 2003	$58,761	129,736	188,497
Additions	93,436	129,287	222,723
Maturities and amortizations	(53,665)	(73,304)	(126,969)
Terminations	(27,516)	(12,982)	(40,498)
Redesignations and transfers to trading account assets	(13,578)	(6,499)	(20,077)

Balance, December 31, 2004	57,438	166,238	223,676
Additions	95,774	83,763	179,537
Maturities and amortizations	(43,736)	(80,006)	(123,742)
Terminations	(28,327)	(4,868)	(33,195)
Redesignations and transfers to trading account assets	(30,789)	(74,179)	(104,968)

Balance, December 31, 2005	$50,360	90,948	141,308

112 Wachovia Corporation 2005 Annual Report

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
     Standby and commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit are issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions, and to also assist customers in obtaining long-term tax-exempt funding through municipal bond issues. In the event the bonds are sold back prior to their maturity and cannot be remarketed, in certain conditions, the Company would be obligated to provide funding to finance the repurchase of the bonds. Commercial letters of credit are issued to support international and domestic trade.
     The Company’s maximum exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Company holds various assets as collateral to support those commitments for which collateral is deemed necessary. The Company uses the same credit policies in entering into commitments and conditional obligations as it does for loans. Except for short-term commitments and letters of credit of $26.5 billion, commitments and letters of credit extend for more than one year, and they expire in varying amounts through 2029. See Note 21 for information related to the notional amount and fair value of lending commitments and letters of credit.
OTHER COMMITMENTS
     In the normal course of business, the Company enters into underwriting commitments. Transactions relating to these underwriting commitments that were open at December 31, 2005, and subsequently settled, had no material impact on the Company’s consolidated financial position or results of operations.
     Minimum lease payments under leases classified as operating leases due in each of the five years subsequent to December 31, 2005, are as follows (in millions): 2006, $592; 2007, $554; 2008, $517; 2009, $478; 2010, $425; and subsequent years, $2.0 billion. Total minimum future lease receipts due from noncancelable subleases on operating leases was $464 million. Minimum lease payments under leases classified as capital leases due in each of the five years subsequent to December 31, 2005, are as follows (in millions): 2006, $3; 2007, $3; 2008, $3; 2009, $2; 2010, $2; and subsequent years, $5 million. In December 2005, the Company terminated an existing lease of railcars, including $771 million in leases that were classified as capital leases. Additionally, in December 2005, the Company entered into a sale and leaseback of $1.1 billion of railcars, which are classified as operating leases. Rental expense for all operating leases was $809 million, $697 million and $603 million, in 2005, 2004 and 2003, respectively.
     The Company has commitments to make investments as part of its Principal Investing business and as part of its involvement in low income housing partnerships. At December 31, 2005, these commitments were $472 million and $345 million, respectively.
     The Federal Reserve Board requires the Company’s bank subsidiaries to maintain reserve balances based on a percentage of certain deposits, which may be satisfied by the Company’s vault cash. At December 31, 2005, average daily reserve balances, including contractually obligated clearing balances required by the Federal Reserve Board, amounted to $439 million.
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

Wachovia Corporation 2005 Annual Report 113

Audited Financial Statements

	December 31,

	2005		2004

		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$—	62,597	—	48,879
Standby letters of credit	108	35,568	101	30,815
Liquidity agreements	8	27,193	1	9,568
Loans sold with recourse	47	9,322	39	5,238
Residual value guarantees	—	1,344	9	629
Written put options	133	8,337	353	6,477
Contingent consideration	—	264	—	259

Total guarantees	$296	144,625	503	101,865

     As a securities lending agent, client securities are loaned, on a fully collateralized basis, to third party broker/dealers. The Company indemnifies its clients against broker default and supports these guarantees with collateral that is marked to market daily. The Company generally requires cash or other highly liquid collateral from the broker/dealer. At December 31, 2005, there was $63.9 billion in collateral supporting the $62.6 billion loaned. Accordingly, there is no carrying amount associated with these agreements.
     Conduits purchase assets from a variety of third parties and issue commercial paper backed by all the assets in the conduit to fund those assets. The Company provides liquidity agreements on substantially all the commercial paper issued by the conduits it administers. At the discretion of the administrator, the liquidity agreements may be drawn to require that the Company purchase assets from the conduit at par value, which may be different from the assets’ fair value. Any losses for assets purchased from a deconsolidated conduit would be after losses absorbed by the third-party holder of the subordinated note. These liquidity agreements have terms generally lasting for 364 days, and the Company renews these agreements on an annual basis. In November 2005, the Company ceased the consolidation of one of the conduits it administers, and at December 31, 2005, the remaining consolidated conduit did not have any assets or commercial paper outstanding. During the time conduits were consolidated, liquidity agreements the Company provided for these conduits were not considered liquidity agreements at December 31, 2004. Prior to the consolidation of these conduits, in 2003 the Company purchased $306 million of assets from the conduits it administered and recorded $31 million in losses.
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
     In some loan sales or securitizations, the Company provides recourse to the buyer that requires the Company to repurchase loans at par plus accrued interest upon the occurrence of certain events, which are generally credit related within a certain period of time. The maximum risk of loss represents the outstanding principal balance of the loans sold or securitized with recourse provisions but the likelihood of the repurchase of the entire balance is remote and a significant portion of the amount repurchased would be recovered from the sale of the underlying collateral. In 2005, 2004 and 2003, the Company did not repurchase a significant amount of loans associated with these agreements.
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
     Some contracts the Company enters into in the normal course of business include indemnification provisions that obligate the Company to make payments to the counterparty or others in the event certain events occur. These contingencies generally relate to changes in the value of underlying assets, liabilities or equity securities or upon the occurrence of events, such as an adverse litigation judgment or an adverse interpretation of tax law. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. In 2005, 2004 and 2003, the Company was not required to make any significant payments under indemnification clauses. Since there are no stated or notional amounts included in the indemnification clauses and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur, the Company is not able to estimate the maximum potential amount of future payments under these indemnification clauses. There are no amounts reflected on the balance sheet at December 31, 2005 and 2004, related to these indemnifications.

114 Wachovia Corporation 2005 Annual Report

     As part of the Company’s acquisition activity, the Company often negotiates terms in which a portion of the purchase price is contingent on future events, typically related to the acquired businesses meeting revenue or profitability targets. The additional consideration may be cash or stock. Contingent consideration is paid when the contingency is resolved and it is recorded as additional goodwill. At December 31, 2005, the Company had $264 million in cash and no common stock committed under such agreements that will be paid through 2011 if the contingencies are met.
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
     Although there can be no assurance as to the ultimate outcome, the Company and/or its subsidiaries have generally denied, or believe the Company has a meritorious defense and will deny, liability in all significant litigation pending against it, including the matters described below, and the Company intends to defend vigorously each such case. Reserves are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. In 2005, the Company recognized $196 million of expense related to litigation and regulatory proceedings.
     Securities Litigation. A number of purported class actions were filed in June 1999 through August 1999 against the Company in the United States District Courts for the Western District of North Carolina and for the Eastern District of Pennsylvania. These actions named the Company and certain executive officers as defendants and were purported to be on behalf of persons who purchased shares of the Company’s common stock from August 14, 1998, through May 24, 1999. These actions were consolidated into one case in the U.S. District Court for the Western District of North Carolina in October 1999. These complaints alleged various violations of federal securities law, including violations of Section 10(b) of the Securities Exchange Act of 1934, and that the defendants made materially misleading statements and/or material omissions which artificially inflated prices for the Company’s common stock. The complaints alleged that management failed to disclose integration problems in the CoreStates Financial Corp merger and misstated the value of the Company’s interest in certain mortgage-backed securities of The Money Store, Inc. (“TMSI”) acquired by the Company on June 30, 1998. Plaintiffs sought a judgment awarding damages and other relief. In January 2001, the U.S. District Court for the Western District of North Carolina granted the Company’s motion to dismiss the litigation for failure to state a claim upon which relief could be granted. Although the plaintiffs did not appeal this ruling, they sought, and received permission to file an amended complaint. In August 2001, plaintiffs filed an amended complaint that abandoned their previous allegations concerning the CoreStates Financial Corp merger and primarily raised new allegations of irregularities at TMSI prior to its acquisition by the Company. In October 2001, the Company filed a motion to dismiss the securities litigation consolidated in the U.S. District Court for the Western District of North Carolina. In September 2002, the court granted the motion in part, limiting any new complaint to claims regarding alleged misstatements or omissions pled in earlier complaints. The plaintiffs filed a third consolidated and amended complaint in October 2002, purportedly on behalf of a class of purchasers of the Company’s common stock during the period from March 4, 1998 to May 24, 1999. The complaint alleges, among other things, that the Company disregarded problems at TMSI and did not write down goodwill from the TMSI acquisition soon enough. In December 2003, the court denied the Company’s motion to strike portions of this complaint. In February 2004, the Company filed a motion to dismiss the amended complaint. On January 20, 2006, the court granted the Company’s motion to dismiss the amended complaint with prejudice.
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

Wachovia Corporation 2005 Annual Report 115

Audited Financial Statements

     Mutual Fund Sales Practices. Securities regulators are currently investigating Wachovia Securities and Evergreen Investment Services, Inc. regarding practices and procedures for the offer and sale of certain mutual funds. The Company believes the regulators are reviewing the adequacy of Wachovia Securities’ disclosures regarding revenue sharing arrangements with certain investment companies and has been advised that they are investigating Wachovia Securities’ and Evergreen Investment Services’ mutual fund sales and distribution practices.
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
     Adelphia Litigation. Certain affiliates of the Company are defendants in an adversary proceeding pending in the United States Bankruptcy Court for the Southern District of New York related to the bankruptcy of Adelphia Communications Corporation (“Adelphia”). The Official Committee of Unsecured Creditors in that bankruptcy case has filed an adversary proceeding on behalf of Adelphia against over 300 financial services companies, including certain affiliates of the Company. The complaint asserts claims against the defendants under state law, bankruptcy law and the Bank Holding Company Act and seeks equitable relief and an unspecified amount of compensatory and punitive damages. The Official Committee of Equity Security Holders has sought leave to intervene in that complaint and sought leave to bring additional claims against certain of the financial services companies, including certain affiliates of the Company, including additional federal and state claims. On August 30, 2005, the bankruptcy court granted the creditors’ committee and the equity holders’ committee standing to proceed with their claims. The Company and other defendants have filed motions to dismiss the complaints.
     In addition, certain affiliates of the Company, together with numerous other financial services companies, have been named in several private civil actions by investors in Adelphia debt and/or equity securities, alleging among other claims, misstatements in connection with Adelphia securities offerings between 1997 and 2001. Certain affiliates of the Company acted as an underwriter in certain of those securities offerings, as agent and/or lender for certain Adelphia credit facilities, and as a provider of Adelphia’s treasury/cash management services. These complaints, which seek unspecified damages, have been consolidated in the United States District Court for the Southern District of New York. In separate orders entered in May 2005 and July 2005, the District Court dismissed a number of the securities law claims asserted against the Company, leaving some securities law claims pending. The Company still has a pending motion to dismiss with respect to these claims.
     Bluebird Partners, L.P., Litigation. On December 12, 2002, the jury in the Supreme Court of the State of New York, County of New York, returned a verdict against First Fidelity Bank, N.A. New Jersey (“First Fidelity”), a predecessor to Wachovia Bank in the case captioned “Bluebird Partners, L.P. v. First Fidelity Bank, N.A., et al”. The trial court directed a verdict in favor of CoreStates New Jersey National Bank, another predecessor of Wachovia Bank. In this action for breach of contract, breach of fiduciary duty, negligence and malpractice, plaintiff alleges that First Fidelity, while serving as indenture trustee for debt certificates issued by Continental Airlines, failed to take the necessary action to protect the value of the collateral after Continental Airlines filed for bankruptcy on December 3, 1990, and that the decline in the value of the collateral during the pendency of the bankruptcy caused plaintiff’s losses. On July 10, 2003, the trial judge granted First Fidelity’s motion to set aside the verdict, holding that the evidence was insufficient to support the verdict. Plaintiff appealed, and on October 7, 2004, the Supreme Court, Appellate Division, First Department reversed the dismissal and reinstated the verdict. On January 13, 2005, the court entered judgment against Wachovia Bank in the amount of $32.9 million plus pre- and post-judgment interest at the statutory rate from April 27, 1993. Both parties filed appeals which were argued in 2005 but which have not yet been decided. On February 15, 2006, the Company and Bluebird entered into a settlement agreement, the terms of which are confidential, which terminates the ongoing litigation and resolves any remaining disputes between the parties. Based on previously recorded reserves, the settlement will not have a material adverse effect on the Company’s consolidated financial position or results of operations.
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

116 Wachovia Corporation 2005 Annual Report

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

Wachovia Corporation 2005 Annual Report 117

Audited Financial Statements

NOTE 21: FAIR VALUE OF FINANCIAL INSTRUMENTS
     Information about the fair value of on-balance sheet financial instruments at December 31, 2005 and 2004, is presented below.

	December 31,

	2005		2004

		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
(In millions)	Amount	Value	Amount	Value

FINANCIAL ASSETS
Cash and cash equivalents	$37,625	37,625	38,591	38,591
Trading account assets	42,704	42,704	45,932	45,932
Securities	114,889	114,889	110,597	110,597
Loans, net of unearned income and allowance for loan losses	256,291	257,829	221,083	221,746
Loans held for sale	6,405	6,405	12,988	12,988
Other financial assets	$24,253	24,253	22,215	22,215

FINANCIAL LIABILITIES
Deposits	324,894	287,856	295,053	277,645
Short-term borrowings	61,953	61,953	63,406	63,406
Trading account liabilities	17,598	17,598	21,709	21,709
Other financial liabilities	7,351	7,351	7,495	7,495
Long-term debt	$48,971	50,196	46,759	48,583

     The fair values of performing loans for all portfolio loans were calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans, and prepayment assumptions. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 5.09 percent to 9.75 percent and 4.16 percent to 9.53 percent at December 31, 2005 and 2004, respectively, and for the consumer loan portfolio from 6.47 percent to 13.98 percent and 7.30 percent to 13.74 percent, respectively. For performing residential mortgage loans, fair values were estimated using discounted cash flow analyses utilizing yields for similar mortgage-backed securities. The fair values of nonperforming loans were calculated by discounting estimated cash flows using discount rates commensurate with the risk associated with the cash flows.
     The fair values of noninterest-bearing deposits, savings and NOW accounts, and money market accounts were the amounts payable on demand at December 31, 2005 and 2004. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities and fair value approximates carrying amount. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by deposit liabilities compared with the cost of borrowing funds in the market.
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

118 Wachovia Corporation 2005 Annual Report

     Information about the fair value of off-balance sheet financial instruments at December 31, 2005 and 2004, is presented below.

	December 31,

	2005		2004

		Estimated		Estimated
	Notional	Fair	Notional	Fair
(In millions)	Amount	Value	Amount	Value

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Lending commitments	$215,353	310	170,818	316
Standby letters of credit	35,568	108	30,815	101
Financial guarantees written	$100,456	55	64,314	49

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

Wachovia Corporation 2005 Annual Report 119

Audited Financial Statements

NOTE 22: WACHOVIA CORPORATION (PARENT COMPANY)
     The Parent Company serves as the primary source of funding for the activities for most of its nonbank subsidiaries.
     On December 31, 2005, the Parent Company was indebted to subsidiary banks in the amount of $143 million that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities, loans, premises and equipment, and it was payable on demand. On December 31, 2005, a subsidiary bank had loans outstanding to a Parent Company nonbank subsidiary in the amount of $280 million that, under the terms of a revolving credit agreement, were collateralized by securities and certain loans, and they were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 2005, amounted to $100 million.
     At December 31, 2005, the Parent Company’s subsidiaries, including its bank subsidiaries, had available retained earnings of $4.0 billion for the payment of dividends to the Parent Company without regulatory or other restrictions. Subsidiary net assets of $49.5 billion were restricted from being transferred to the Parent Company at December 31, 2005, under regulatory or other restrictions.
     At December 31, 2005 and 2004, the estimated fair value of the Parent Company’s loans was $10.5 billion and $10.4 billion, respectively.
     The Parent Company’s condensed balance sheets as of December 31, 2005 and 2004, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2005, follow.
CONDENSED BALANCE SHEETS

	December 31,

(In millions)	2005	2004

ASSETS
Cash and due from banks	$174	9
Interest-bearing balances with bank subsidiary	8,527	9,794

Total cash and cash equivalents	8,701	9,803

Trading account assets	5	34
Securities (amortized cost $843 in 2005; $585 in 2004)	862	617
Loans, net	46	30
Loans due from subsidiaries
Banks	5,266	5,231
Nonbanks	5,154	5,100
Investments in wholly owned subsidiaries
Banks	48,116	33,650
Bank holding companies	—	13,912
Nonbanks	8,227	5,437

Total	56,343	52,999
Investments arising from purchase acquisitions	1,360	1,154

Total investments in wholly owned subsidiaries	57,703	54,153

Other assets	1,101	1,786

Total assets	$78,838	76,754

LIABILITIES AND STOCKHOLDERS’ EQUITY
Commercial paper	3,676	2,818
Other short-term borrowings with affiliates	1,297	962
Other liabilities	1,475	1,467
Long-term debt	22,457	21,818
Junior subordinated debentures	2,360	2,360

Total liabilities	31,265	29,425

Minority interest	12	12

Stockholders’ equity	47,561	47,317

Total liabilities and stockholders’ equity	$78,838	76,754

120 Wachovia Corporation 2005 Annual Report

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions)	2005	2004	2003

INCOME
Dividends from subsidiaries
Banks	$—	1,672	4,142
Bank holding companies	4,000	—	—
Nonbanks	75	103	270
Interest income	760	483	483
Fee and other income	1,511	1,484	1,002

Total income	6,346	3,742	5,897

EXPENSE
Interest on short-term borrowings	141	39	25
Interest on long-term debt	949	515	447
Noninterest expense	1,495	1,405	1,063

Total expense	2,585	1,959	1,535

Income before income tax benefits, equity in undistributed net income (loss) of subsidiaries and cumulative effect of a change in accounting principle	3,761	1,783	4,362
Income tax benefits	(113)	(1)	(39)

Income before equity in undistributed net income (loss) of subsidiaries and cumulative effect of a change in accounting principle	3,874	1,784	4,401
Equity in undistributed net income (loss) of subsidiaries	2,769	3,430	(154)

Income before cumulative effect of a change in accounting principle	6,643	5,214	4,247
Cumulative effect of a change in accounting principle, net of income taxes	—	—	17

Net income	6,643	5,214	4,264
Dividends on preferred stock	—	—	5

Net income available to common stockholders	$6,643	5,214	4,259

Wachovia Corporation 2005 Annual Report 121

Audited Financial Statements
CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2005	2004	2003

OPERATING ACTIVITIES
Net income	$6,643	5,214	4,264
Adjustments to reconcile net income to net cash provided (used) by operating activities
Equity in undistributed net (income) loss of subsidiaries	(2,769)	(3,430)	154
Cumulative effect of a change in accounting principle	—	—	(17)
Securities transactions	(14)	(17)	(19)
Accretion and amortization of securities discounts and premiums, net	1	4	—
Depreciation and other amortization	351	331	292
Deferred income taxes	(30)	(83)	(91)
Trading account assets, net	29	(29)	(5)
Other assets, net	711	387	180
Other liabilities, net	(18)	652	(36)

Net cash provided by operating activities	4,904	3,029	4,722

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales and maturities of securities	386	352	691
Purchases of securities	(631)	(274)	(236)
Advances to subsidiaries, net	(89)	(1,297)	105
Investments in subsidiaries, net	(2,240)	(1,514)	(1,080)
Longer-term loans originated or acquired	(64)	(60)	(9)
Principal repaid on longer-term loans	48	45	18
Purchases of premises and equipment, net	(15)	(20)	(33)
Cash equivalents acquired, net of purchases of banking organizations	—	429	—

Net cash used by investing activities	(2,605)	(2,339)	(544)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Commercial paper	858	706	(428)
Other short-term borrowings, net	335	(6)	(21)
Issuances of long-term debt	5,167	10,480	771
Payments of long-term debt	(4,528)	(2,519)	(3,152)
Issuances of common stock	499	716	301
Purchases of common stock	(2,693)	(2,357)	(2,257)
Cash dividends paid	(3,039)	(2,306)	(1,670)

Net cash provided (used) by financing activities	(3,401)	4,714	(6,456)

Increase (decrease) in cash and cash equivalents	(1,102)	5,404	(2,278)
Cash and cash equivalents, beginning of year	9,803	4,399	6,677

Cash and cash equivalents, end of year	$8,701	9,803	4,399

CASH PAID (RECEIVED) FOR
Interest	$1,209	422	480
Income taxes	(285)	315	174
NONCASH ITEM
Issuance of common stock for purchase accounting merger	$—	14,000	—

122 Wachovia Corporation 2005 Annual Report

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
FDIC-Insured Sweep Product: A product available to Wachovia Securities account holders in which the available cash balances in a customer’s brokerage account are automatically deposited or “swept” overnight into an interest-bearing bank deposit account and are eligible for federal deposit insurance in accordance with the rules of the Federal Deposit Insurance Corporation (“FDIC”).
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
Net Interest Margin: The difference between tax-equivalent interest income and interest expense, divided by average earning assets.
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
Return on Assets (ROA): Net income available to common stockholders as a percentage of average assets.
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

Wachovia Corporation 2005 Annual Report 123

General Bank Financial Centers
Northern
Banking Group
Connecticut
Branches: 81
ATMs: 114
Rank: No. 4
Share: 8.0%
Delaware
Branches: 20
ATMs: 45
Rank: No. 3
Share: 9.3%
Maryland
Branches: 78
ATMs: 111
Rank: No. 4
Share: 7.2%
New Jersey
Branches: 324
ATMs: 474
Rank: No. 2
Share: 10.4%
New York
Branches: 68
ATMs: 172
Rank: No. 14
Share: 1.5%
North Carolina
Branches: 337
ATMs: 689
Rank: No. 1
Share: 40.9%
Pennsylvania
Branches: 325
ATMs: 501
Rank: No. 2
Share: 11.7%
South Carolina
Branches: 152
ATMs: 302
Rank: No. 1
Share: 19.1%
Virginia
Branches: 301
ATMs: 469
Rank: No. 1
Share: 15.4%
Washington, D.C.
Branches: 30
ATMs: 67
Rank: No. 1
Share: 29.6%
Southern
Banking Group
Alabama
Branches: 158
ATMs: 205
Rank: No. 3
Share: 11.6%
Florida
Branches: 794
ATMs: 1,039
Rank: No. 2
Share: 18.1%
Georgia
Branches: 320
ATMs: 726
Rank: No. 2
Share: 17.3%
Mississippi
Branches: 14
ATMs: 20
Rank: No. 20
Share: 0.8%
Tennessee
Branches: 15
ATMs: 21
Rank: No. 49
Share: 0.3%
Texas
Branches: 114
ATMs: 160
Rank: No. 25
Share: 0.5%

Market share rankings based on FDIC data as of June 30,2005. Excludes credit card companies with deposits domiciled in Delaware.
International Reach
•	International branches in Frankfurt, Hong Kong, London, Seoul, Shanghai, Taipei and Tokyo

•	Representative offices in Europe, Africa, the Middle East, Russia, Asia, Australia, New Zealand and the Americas

•	Brokerage offices in Argentina, Brazil, Chile, Paraguay, Puerto Rico and Uruguay

•	International processing centers in Charlotte, Los Angeles, Miami, New York, Philadelphia and Winston-Salem, N.C.

•	Foreign Exchange desks in Charlotte and London
Corporate Governance
At January 31, 2006
Board of Directors
John D. Baker II
President and Chief
Executive Officer,
Florida Rock Industries, Inc.
Jacksonville, Florida
James S. Balloun
Private Investor
Atlanta, Georgia
Robert J. Brown
Chairman and Chief
Executive Officer,
B&C Associates, Inc.
High Point, North Carolina
Peter C. Browning
Non-executive Chairman,
Nucor Corporation
Charlotte, North Carolina
John T. Casteen III
President,
University of Virginia
Charlottesville, Virginia
William H. Goodwin Jr.
Chairman, CCA
Industries, Inc.
Chairman, Chief
Executive Officer and
Chief Operating Officer,
The Riverstone Group, LLC
Richmond, Virginia
Robert A. Ingram
Vice Chairman
Pharmaceuticals,
GlaxoSmith Kline plc
Research Triangle Park,
North Carolina
Donald M. James
Chairman and Chief
Executive Officer,
Vulcan Materials
Company
Birmingham, Alabama
Mackey J. McDonald
Chairman, President and
Chief Executive Officer,
VF Corporation
Greensboro,
North Carolina
Joseph Neubauer
Chairman and Chief
Executive Officer,
ARAMARK Corporation
Philadelphia,
Pennsylvania
Lloyd U. Noland III
Chairman Emeritus,
Noland Company
Newport News,Virginia
Van L. Richey
President and Chief
Executive Officer,
American Cast Iron Pipe
Company
Birmingham, Alabama
Ruth G. Shaw
President and Chief
Executive Officer, Duke
Power Company,
Duke Energy Corporation
Charlotte, North Carolina
Lanty L. Smith
Lead Independent
Director,
Wachovia Corporation
Chairman,
Soles Brower Smith & Co.
Greensboro,
North Carolina
G. Kennedy Thompson
Chairman, President and
Chief Executive Officer,
Wachovia Corporation
Charlotte, North Carolina
John C. Whitaker Jr.
Chairman and Chief
Executive Officer,
Inmar, Inc.
Winston-Salem,
North Carolina
Dona Davis Young
Chairman, President and
Chief Executive Officer,
The Phoenix Companies, Inc.
Hartford, Connecticut

Committees of the Board of Directors
Executive
Lanty L. Smith, Chair
Peter C. Browning
William H. Goodwin Jr.
Robert A. Ingram
Joseph Neubauer
G. Kennedy Thompson
John C. Whitaker Jr.
Audit
Joseph Neubauer,
Chair
James S. Balloun
John T. Casteen III
Lloyd U. Noland III
Lanty L. Smith
Risk
Dona Davis Young,
Chair
John D. Baker II
Peter C. Browning
William H. Goodwin Jr.
Donald M. James
Van L. Richey
John C. Whitaker Jr.
Corporate
Governance &
Nominating
Robert A. Ingram,
Chair
Peter C. Browning
William H. Goodwin Jr.
Mackey J. McDonald
Joseph Neubauer
Lanty L. Smith
Management
Resources &
Compensation
Ruth G. Shaw, Chair
Robert J. Brown
Robert A. Ingram
Mackey J. McDonald

Operating Committee
G. Kennedy Thompson
Chairman, President and
Chief Executive Officer
David M. Carroll
Senior Executive Vice
President and President,
Capital Management Group
Thomas H. Coley
Executive Vice President
and Southern Banking
Group Executive,
General Bank
Stephen E. Cummings
Senior Executive Vice
President and Head of
Corporate and
Investment Bank
Jean E. Davis
Senior Executive Vice
President and Head of
Operations, Technology
and eCommerce
Reginald E. Davis
Executive Vice President
and Northern Banking
Group Executive,
General Bank
R. Glenn Eubanks
Executive Vice President
and Head of Real Estate
Financial Services,
General Bank
Benjamin P. Jenkins III
Vice Chairman and
President, General Bank
Stanhope A. Kelly
Senior Executive Vice
President and President,
Wealth Management
Daniel J. Ludeman
Executive Vice President,
President and Chief
Executive Officer,
Wachovia Securities, LLC
Shannon W. McFayden
Senior Executive Vice
President and Director of
Human Resources and
Corporate Relations
E. Frank Schmidt
Executive Vice President
and Co-Head of Merger
Integration
Cecelia S. Sutton
Executive Vice President
and Head of the Retail
Segment, General Bank
Mark C. Treanor
Senior Executive Vice
President, General
Counsel and Secretary
Donald K. Truslow
Senior Executive Vice
President and Chief
Risk Officer
Benjamin F. Williams Jr.
Managing Director,
Wachovia Capital
Markets, LLC, and Head
of Global Capital
Markets, Corporate and
Investment Bank
Thomas J. Wurtz
Senior Executive Vice
President and Chief
Financial Officer

124 Wachovia Corporation 2005 Annual Report

`

Shareholder Information

How to Contact Us
Investor Relations
Alice Lehman, Head of Investor Relations
Annual and quarterly financial information is available online at wachovia.com/investor. Request publications or speak with the shareholder relations manager through our interactive voice response system at 704-374-6782.
Transfer Agent
American Stock Transfer & Trust Company
1-800-347-1246
P.O. Box 2328
Peck Slip Station
New York, New York 10038
Shareholders seeking help with a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact the transfer agent.
Media
Mary Eshet, Media Relations Manager
704-374-2138
Debt Ratings
Wachovia common stock is listed on The New York Stock Exchange, Inc., under the symbol “WB.”
Wachovia Corporation and Wachovia Bank, National Association, each have debt securities issued in the marketplace. The following table shows debt ratings at February 16, 2006.
Annual Meeting
Tuesday, April 18, 2006, 9:30 a.m.
Hilton Charlotte & Towers, 222 East Third Street
Charlotte, North Carolina
Corporate Headquarters
Wachovia Corporation
301 South College Street, Suite 4000
Charlotte, North Carolina 28288-0013
704-374-6161
Certifications
The chief executive officer and chief financial officer certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 have been filed as exhibits to Wachovia’s 2005 Annual Report on Form 10-K.
On May 12, 2005, G. Kennedy Thompson, Wachovia’s chief executive officer, submitted to the New York Stock Exchange the CEO certification required by the NYSE’s rules certifying that he was not aware of any violations by Wachovia of the NYSE’s corporate governance listing standards.
Wachovia Corporation is an equal opportunity employer.

	Moody’s	Standard & Poor’s	Fitch Ratings

Outlook	Stable	Positive	Stable

Wachovia Corporation

Senior long-term debt	Aa3	A+	AA-

Subordinated long-term debt	A1	A	A+

Short-term debt	P-1	A-1	F1 +

Wachovia Bank, National Association

Long-term deposits	Aa2	AA-	AA

Short-term deposits	P-1	A-1 +	F1 +

Long-term debt/letters of credit	Aa2	AA-	AA-

Short-term debt/letters of credit	P-1	A-1 +	F1 +

Subordinated debt	Aa3	A+	A+

Wachovia Corporation 2005 Annual Report

Wachovia is proud to be
an uncommon financial
services company focused on
providing customer-driven products
and services that produce relative
stability and steady growth

Recent Wachovia Achievements
■	No. 1 total stock return among the 20 largest U.S. banks from year-end 2001-2005

■	Banker of the Year (American Banker) and Best Business Leader (BusinessWeek) — Ken Thompson, Wachovia chairman and CEO

■	Best Investor Relations — Financial Institutions (Institutional Investor)

■	No. 1 customer satisfaction among banks for five consecutive years (University of Michigan’s American Customer Satisfaction Index)

■	No. 1 among banks in 2005 Brandweek Customer Loyalty Awards

■	High Net Worth Leader of the Year (Private Asset Management)

■	Top 100 Best Places to Work for tenth consecutive year (Working Mother)

■	Top 50 Best Companies for Latinas to work for fifth consecutive year (LatinaStyle)

■	Top 35 Great Places to Work for Black Women for third consecutive year (Essence)

■	Top 50 Companies for Diversity for third consecutive year (DiversityInc)

■	100 best corporations in North America for developing human capital for four consecutive years (Training)

■	Top 5 corporate privacy program (TRUSTe and the Ponemon Institute)

■	No. 1 online banking site in customer experience and customer acquisition impact (Keynote Systems)

■	No. 1 Web site satisfaction (comScore Networks) and customer experience (Change Science)

Printed on 100% post-consumer recycled and recyclable paper.

Wachovia Corporation One Wachovia Center Charlotte, NC 28288 wachovia.com/investor 505005