Form 10-K, Exhibit 13
period 2006-12-31
WACHOVIA CORP NEW
filed 2007-02-28
CIK 36995

WACHOVIA

Expanding the Possibilities

2006 Annual Report

Wachovia Overview

Strength in Attractive Growth Markets
Determination to succeed
and devotion to
customer service are part
of Wachovia’s heritage

4,100 financial
centers and
brokerage offices
across the U.S.
Business Description
Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, serving 13 million customers with a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services.
We operate the nation’s fourth largest banking company, serving retail and commercial banking customers through 3,400 retail banking offices in 21 states from Connecticut to Florida and west to Texas and California. In addition, we are pleased to serve customers’ brokerage and asset management needs through the nation’s third largest retail brokerage firm, with 750 Wachovia Securities, LLC, offices in 47 states and through service affiliate offices in Latin America. We also serve corporate and investment banking clients in selected corporate and institutional sectors globally. Our other nationwide businesses include mortgage lending in all 50 states and auto finance covering 46 states. Globally, Wachovia provides international correspondent banking services and trade finance through more than 40 international offices. Online banking is available at wachovia.com, online brokerage products and services at wachoviasec.com, and investment products and services at evergreeninvestments.com.
At December 31, 2006:
▪	Assets: $707 billion
▪	Market capitalization: $108 billion
▪	Stockholders’ equity: $69.7 billion
▪	Common shares outstanding: 1.9 billion
▪	Listing: NYSE
▪	Ticker symbol: WB

Contents

Letter to Our Shareholders	2
Corporate Citizenship	7
Corporate Overview	8
Overview of Major Businesses	9
Guide to Our Financial Discussion	12
Management’s Discussion and Analysis	14
Management’s Report on Internal Control over Financial Reporting	62
Reports of Independent Registered Public Accounting Firm	63
Consolidated Financial Statements	65
Glossary of Financial Terms	130
Board of Directors and Operating Committee	132
Shareholder Information (Dividend and Stock Price tables on pages 1, 31, 45, 46, 47 and 49)	Inside Back Cover

Financial Highlights
The Year at a Glance
■	5th consecutive year of double-digit earnings growth

■	133% increase in dividends since year-end 2001

■	No. 1 in customer service among banking peers for six years

■	Entered attractive new markets with Golden West and Westcorp
Revenue
(In billions)

Common stock dividends up 60% since 4Q03
Including predecessor Union National Bank, dividends paid every year since 1910
Dividends Per Share and Payout Ratio
Net Income
(In billions)

Earnings up 22% on a compound annual basis since 2004
Financial Performance Highlights

	Years Ended December 31,
(Dollars in millions, except per share data)	2006	2005	2004

Total revenue (Tax-equivalent)	$29,949	26,119	22,990
Income from continuing operations	7,745	6,429	5,214
Net income	7,791	6,643	5,214
Diluted earnings per common share
Income from continuing operations	4.61	4.05	3.81
Net income	$4.63	4.19	3.81
Return on average tangible common stockholders’ equity	30.16%	27.85	24.61
Total assets	$707,121	520,755	493,324
Stockholders’ equity	$69,716	47,561	47,317
Actual common shares (In millions)	1,904	1,557	1,588
Dividends paid per common share	$2.14	1.94	1.66
Book value per common share	36.61	30.55	29.79
Common stock price	56.95	52.86	52.60
Market capitalization	$108,443	82,291	83,537
Financial centers/brokerage offices	4,126	3,850	3,971
Employees	108,238	93,980	96,030

For an explanation of our use of non-GAAP financial measures, please see
     Table 1 on page 45
Diluted EPS
(Dollars per share)

*	Compound annual growth rate. Includes acquisitions.

Wachovia Corporation 2006 Annual Report      1

Letter to Our Shareholders

5-Year Total Return
exceeds industry
benchmarks

Total Return 2001-2006
Beginning December 31, 2001. More information
     is on page 46.
Dear Shareholders,
I am proud of the performance of our entire team in 2006 in delivering double-digit earnings growth while at the same time strengthening Wachovia’s future prospects. Wachovia’s earnings rose 17 percent from 2005 to $7.8 billion, and earnings per share rose 11 percent to $4.63. These results include the addition of Golden West Financial on October 1, 2006, and Westcorp on March 1, 2006.
We achieved these results despite the impact of the inverted yield curve, which squeezed industry profit margins and caused our net interest income growth to be lower than we’d expected. But we benefitted from robust fee income and stellar credit quality, and delivered the bottom line we’d expected when we presented our 2006 outlook to investors in January a year ago.
I am disappointed, however, that our shareholders were not rewarded in 2006 with a higher share price commensurate with the quality and strength of our financial results. Our stock price underperformance was primarily due to the market’s reluctance to embrace our acquisition of Golden West. We believe this reluctance largely stemmed from short-term concerns over the perceived difficulty of combining our business models and fears of a weakening mortgage market. While these will be challenges in 2007, we considered them thoroughly when we evaluated this acquisition. We concluded that the extraordinary opportunity to leverage Golden West’s lending model across our entire marketplace and to gain important retail locations in fast-growing western states provided significant opportunities that outweighed any short-term concerns surrounding the weak mortgage market.
Expanding the Possibilities
With our expansion into California, Arizona, Nevada, Colorado, Texas and other states, we’re leapfrogging ahead in our plans to build new branch offices, and we’re establishing a beachhead to build our commercial, small business and wealth clientele. We have long said we do not need to be in all 50 states; instead, we have been strategically focused on expanding into fast-growing markets, and our western expansion clearly supports this strategy. California alone represents 13 percent of the nation’s gross domestic product and the Far West is one of the fastest-growing regions in the nation.
In addition, Wachovia has other significant strengths that I believe will also help afford us a superior share price over time:
■	We have a mix of businesses with scale and relevance to our customers;

■	We have both traditional and market-related businesses that provide earnings growth during differing economic conditions without requiring us to take unacceptable risks; and

■	We have a proven management team recognized by investors, analysts, and competitors for its ability to execute.
These strengths have driven our performance over the past five years, even while we integrated First Union and Wachovia, SouthTrust, Prudential’s retail brokerage business, Westcorp, and a number of smaller acquisitions. As a result, over the five-year period between the end of 2001 and the end of 2006, Wachovia was the best performing stock among the 20 largest banking companies in the United States, with an average annual return nearly 7 percent higher than that achieved by the broad KBW Bank index.
2006 further reinforced my confidence that our mix of businesses provides the best route to strong performance across a broad range of economic environments. We saw record results in our capital markets-oriented businesses in a year in which the industry was challenged by an inverted yield curve, a slowing mortgage market, a dramatic slowdown in deposit growth and the migration of deposit balances to higher cost products. For many banks, these trends translated into weak earnings growth in 2006 and even weaker prospects for 2007. Wachovia’s 2006 earnings were within 1 percent

2     Wachovia Corporation 2006 Annual Report

“We take great pride in delivering on what we promise.” Ken Thompson Chairman and Chief Executive Officer
Wachovia Corporation 2006 Annual Report     3

Letter to Our Shareholders

We’ve outperformed our peers over
the long term

Strong Growth in EPS vs. Peers*
vs. 1 Year Ago vs. 2001 (CAGR)
*	Represents net income excluding merger-related and restructuring expenses, discontinued operations and other noncash charges.

5-Year Total Return Outperformance

		KBW
		Bank	S&P
	WB	Index	500

2002	20%	-11%	-22%
2003	32%	34%	29%
2004	17%	10%	11%
2005	4%	3%	5%
2006	12%	17%	16%

Year-end 2001-2006	115%	60%	35%

of our expectations in the fall of 2005, at which time the challenges facing banks were much less severe.
Our success was enhanced by the strong performance of the markets-related businesses in our Corporate and Investment Bank and in our Capital Management Group, but it was founded on the performance of our General Banking Group.
Balanced, Diversified Businesses
The General Bank, which is led by Ben Jenkins, generated 65 percent of our segment earnings in 2006. Delivering double-digit net income growth in the challenging environment of 2006 is testimony to the quality of this team. In addition to driving day-to-day performance, the General Bank added Westcorp’s attractive auto lending platform, launched Wachovia’s reentry into the credit card business, opened 85 de novo financial centers, built and began implementing the Golden West integration strategy, and executed numerous strategies to improve its efficiency. All of these initiatives enhance the prospects of our General Banking business.
We are committed to continued investment in our banking franchise. New business lines, new geographies and new financial centers are evidence of this commitment. What is not so easy to see is the significant investment in our core execution strategies. Wachovia’s success in leading the industry in customer service for the last six years has attracted attention, and competitors are trying very hard to replicate our success. Eventually, some will be successful and that competitive advantage will be diminished. So in response we remain obsessive about our attention to service, but we also are focused now on improving customer loyalty. Service has permitted Wachovia to enjoy industry-leading customer retention. Now we look to build upon our competitive advantage in acquiring new customers and in developing a complete set of relationships with those customers. While we earn high marks for the quality and breadth of our product offerings, we are challenging ourselves to be better at seamless coordination between delivery channels, alignment of incentive plans, and ensuring that competing priorities do not hurt our results. We have great untapped potential to improve profitability by fixing these issues and we are all about executing on these priorities. Today, 52 percent of our customers are measured as loyal compared with under 40 percent when we began measuring customer loyalty in 2002.
Our second traditional banking business is Wealth Management, headed by Stan Kelly. Wealth Management posted earnings growth of 8 percent in 2006. That was short of goal, but when I assess the business environment and the progress Stan’s team made in repositioning the business for future growth, I am pleased with the performance. This business, which is focused on meeting the financial needs of high net worth clients and serving the insurance needs of commercial customers, was challenged by all the factors affecting traditional banking and, in addition, by a “soft” or weak market for insurance brokerage commissions. As we looked to the future, it was clear that to be relevant to our affluent clients we needed to dramatically enhance our investment advisory offering and to take cost out of our delivery model. So in 2006, Wealth Management implemented a new “open architecture” investment platform called Advantage, while at the same time it reduced management layers to provide more direct lines of accountability. Because of the quality of Advantage, our Wealth Management Group was named Platform Provider of the Year by Private Asset Management, a publication of Institutional Investor. About one-third of our clients were presented with the Advantage model in 2006 and the vast majority elected to move their assets to the new model. This gives me confidence that Wealth Management is positioned for strong earnings growth in 2007 and beyond.
The Corporate and Investment Bank, led by Steve Cummings, generated 25 percent of our segment earnings in 2006 and organically grew overall market share in virtually every domestic investment banking category. Nearly 30 percent of the group’s 2006 revenue came from annuity-like businesses aligned with Wachovia’s commercial banking strengths such as cash management, trade finance and asset-based lending, with the remaining 70 percent of revenues driven by capital markets activity. Our capital markets business is heavily weighted to fixed income and focuses on high margin, non-commodity businesses.

4      Wachovia Corporation 2006 Annual Report

Our business is client-driven and we are intensely focused on clients where we can add value by providing both intellectual and balance sheet capital. This approach has allowed Steve and his team to double our domestic market share and grow faster than our major investment banking competitors over the past five years while actually reducing the capital needed to support the business.
The financial landscape is rapidly changing with growing capital markets opportunities in Europe, the acceleration of Asian economies and the increasing importance of the financial sponsors business both in the U.S. and internationally. Transactions are trending larger and are more complex. To some extent, this risk is being offset by the emergence of new institutional investors and generally greater financial transparency and enhanced corporate governance. But to be relevant to our clients and institutional investors we will need to continue to deliver innovative new solutions and serve new markets. Our approach will be to focus our people and our investments only in those businesses where we have a clear competitive advantage. Structured products and real estate capital markets are demonstrated areas of leadership for Wachovia where client focus can extend our reach into profitable markets while enhancing the risk return profile of our businesses.
Our second markets-related business is our Capital Management Group, led by David Carroll. This business includes Wachovia Securities, LLC, which is the nation’s third largest retail brokerage firm, and a growing asset management business that includes Evergreen Investments and our retirement business. These businesses had a very successful year, with revenue up 12 percent and earnings up 34 percent.
The Capital Management team has identified its businesses’ core competencies, implemented efficiency improvements and successfully integrated several acquisitions. As a result, they’ve improved their overhead efficiency from above 85 percent two years ago to 75.65 percent in 2006. Particularly encouraging is the progress this team has made in growing bottom line profits while transitioning to a business with more recurring, annuity-like revenue streams. In 2006, recurring revenues represented 61 percent of total revenue in our brokerage business, up from 50 percent in 2004.
Over the past two years, David and his team also have been very focused on improving performance in our asset management business. We have made strategic acquisitions where we needed to enhance our core competencies in asset classes that are relevant to our clients, including Metropolitan West Capital Management and Golden Capital Management, two top decile performers in large cap value and large cap core investment styles. As 2007 begins, this team is intently focused on developing its majority interest partnership with European Credit Management, a London-based fixed income investment management firm, which adds additional asset management expertise and strengthens Evergreen’s global distribution platform.
We also have made progress in capitalizing on synergies between our large retail brokerage business and other business segments, yet this remains one of the most substantive opportunities for Wachovia. Providing investment product to General Bank and Wealth customers, offering loans and deposits to brokerage customers, and distributing product originated by our Investment Bank to brokerage customers are all examples of early successes that can produce outstanding results in 2007 and beyond if we execute properly.
Valuing Team Contributions
I’ve often said that the passion, creativity and performance discipline of our people are what defines our long-term competitive advantage. There’s a palpable sense of pride in being with Wachovia. We firmly believe our success in building customer loyalty is no accident, but a direct link to our emphasis on ensuring that our employees are fully engaged and know how their work contributes to our success.
Valuing employees and satisfying customers lead the list of the six strategic priorities that have guided our company for the past three years. Our strategic priorities build upon each other: Because of our employees’ dedication, Wachovia has become the acknowledged industry leader in providing superior customer service. As a result, customer attrition
Strategic Priorities
■	Employee Engagement

■	Customer Loyalty

■	Revenue Growth

■	Expense Control

■	Merger Integration

■	Corporate Governance
No. 1 for 6th Consecutive Year
2006 American Customer Satisfaction Index (ACSI)

	Score
	2006	vs. 2001

Wachovia	80	+ 11%
Bank of America	72	+ 6%
JP Morgan Chase/ Bank One	72	+ 9%
Wells Fargo	72	+ 9%
Retail Banks Industry Average	77	+ 7%
Source: ACSI independent survey fourth quarter 2006.
Percentage Loyal Customers*
*	Defined as a customer who rates Wachovia a “7” on three loyalty questions.

Wachovia Corporation 2006 Annual Report      5

Letter to Our Shareholders

Revenue growth and expense
efficiency are equal
priorities

Revenue Outpaces Expense Growth*
(In billions)
*	Excluding merger-related and restructuring charges and intangible amortization.

Improved Overhead Efficiency*
*	Overhead efficiency ratio excludes merger-related and restructuring expenses, changes in accounting principle and other intangible amortization.
has dramatically declined, which enhances revenue growth and expense control. As you read this report, we have completed the Westcorp merger integration and we are well into our Golden West integration effort. Through good partnership and sound execution, the integration is “on plan.”
Corporate Governance.
 By listing corporate governance among the six strategic priorities that guide us, we’re emphasizing our pledge to shareholders to remain committed to delivering best-in-class corporate governance. A key element of corporate governance is transparency in financial disclosure. Because we value financial transparency, we have previously been disclosing much of the additional information around executive compensation and benefits that the Securities and Exchange Commission is now requiring in 2007. We believe our executive compensation and benefit policies will compare favorably because we have a long record of making sure that our executives’ interests are aligned closely with shareholder interests. For example:
■	As CEO, I do not have an employment contract or a severance agreement or golden parachute.
■	We elected a lead independent director in 2000.
■	We long ago strengthened stock ownership guidelines for management and directors.
■	We adopted a policy requiring shareholder approval of any future senior executive severance agreements providing benefits over 2.99 times the executive’s annual base salary plus bonus as described in the policy.
Goals for 2007
For the next year, we will maintain our focus on execution as we migrate the Golden West mortgage model to Wachovia channels and as we introduce Wachovia’s General Banking model to our new western markets. At the same time, we will continue to grow our core businesses by capitalizing on the opportunities I have discussed in this letter. I believe that the wealth of opportunities available to us are a great indication of the strength and potential of this company.
Pride With Wachovia
Determination is one of the defining strengths of our company. We take great pride in delivering on what we promise. In 2007 we are more determined than ever to ensure our investors share in our success, and we will not rest until the markets respond with a valuation that reflects our financial performance. We fully expect to deliver on our goal of being a top quartile performer for our investors.
2006 was an important year for Wachovia for many reasons. One of the most important was that it brought Herb and Marion Sandler into our corporate family. Herb and Marion built a company, Golden West, which had perhaps the greatest record of any American corporation over the last 25 years. For the last few months Wachovia has been the beneficiary of their management skills and wisdom. Both will be available to us over the next two years in a consulting capacity and I look forward to their frequent counsel.
I want to thank our employees for their consistently superb quality of work and their dedication. It is thrilling to work with these teammates every day. I also want to offer my appreciation to our board, whose work ethic, diligence and strategic advice are invaluable. And, especially, I’d like to thank our customers for their continued business with Wachovia.

Sincerely,

G. Kennedy Thompson
Chairman, President and Chief Executive Officer
February 23, 2007

6      Wachovia Corporation 2006 Annual Report

Wachovia’s Community Commitment

Wachovia is committed to building strong, vibrant communities, improving the quality of life and making a positive difference where we live and work. Every year, Wachovia invests billions of dollars to improve neighborhoods and education in the markets we serve.
But giving back to the community means more than just making financial contributions. We also encourage our employees to provide leadership through civic efforts and volunteering. We support their efforts through our Time Away From Work for Community Service policy, which allows employees to take four paid hours per month to volunteer. We also forge partnerships with local and regional nonprofit organizations to deliver services and programs, and help hundreds of lower-income families achieve the dream of home ownership every week.
Community Loans and Investments*
(In billions)
* Affordable housing, Small Business/farm, consumer credit and community development loans.
Charitable Giving*
(In millions)

* Primarily Support for education, community development, health and human services, and arts and culture.

One of the nation’s leading community development lenders
■	Helped nearly 15,000 low- to moderate-income families buy homes each week

■	Invested nearly $210 million in equity to create over 1,700 affordable rental housing units

■	Received a $143 million fourth round allocation of New Markets Tax Credits, making Wachovia the third largest recipient and single largest bank recipient under this program. In 2006, created nearly 1,850 jobs in lower-income communities through $74 million in lending through New Markets Tax Credits projects
■	Trained 26,000 families and individuals in personal computer, Internet and money management skills through our financial literacy programs led by employee volunteers in conjunction with community groups; offered in English and Spanish

■	Launched “Extra Credit,” a financial literacy lesson that addresses debt management and how to establish and maintain good credit

One of the nation’s leaders in corporate philanthropy and community involvement
■	Reading First, our early childhood literacy program, involved employees in nearly 6,100 partnerships with local classrooms, with 121,000 books donated to classroom libraries

■	Logged more than 700,000 employee volunteer hours, including building homes, mentoring children, reading in schools and tutoring adults in financial literacy
■	Over 1,960 grants amounting to $268,400 to the charity of choice for employees who volunteered at least 24 hours with that organization

■	Donated $1 million in proceeds from Wachovia Championship PGA TOUR golf tournament to Teach For America

■	Launched the 32nd chapter of WachoviaVolunteers!, the community involvement network for employees. One in four employees is now a member

Providing corporate leadership in environmental stewardship
In 2006, Wachovia adopted a set of Environmental Principles to guide its business. The complete set of principles are accessible through the Company Information link at Wachovia.com. Highlights include:
Forest Protection
■	Established policy prohibiting the financing of illegal logging and any logging operations in primary tropical moist forests, areas in which high conservation values are endangered or World Heritage sites

■	Encouraged clients to adopt a credible forest certification program and show third-party verification of sustainable forestry practices

■	Became a signatory to the Equator Principles, which commit financial institutions to mitigating social and environmental risk factors in global project financing
Waste Reduction
■	Recycled more than 20,000 tons of paper in 2006

■	Used recycled paper for 86 percent of 2006 print materials, including customer correspondence, the Annual Report, marketing collateral and direct mail
Climate Change
■	Committed to reduce Wachovia’s absolute carbon dioxide emissions by 10 percent from 2005 levels by 2010

■	Designed a new 1.2 million square foot office tower in accordance with Leadership in Energy and Environmental Design (LEED) certification standards

■	Opened first LEED-certified financial center in Austin, Texas

■	Purchased renewable energy where available; in Texas, 10 percent of electricity supplied by wind power
Industry Leadership
■	Signatory to the United Nations Environment Programme Finance Initiative (UNEPFI)

■	Founding member of the Environmental Bankers Association

■	Included in the FTSE4Good Global Index and the Carbon Disclosure Project

Wachovia Corporation 2006 Annual Report     7

Corporate Overview

Segment Revenue Contribution
(In millions)
An uncommon partnership
of banking and
brokerage businesses
to bridge a lifetime
of customer needs

Diversified Business Mix
■	Steady revenue stream in a challenging environment and upside potential in an improving economy
■	Relatively stable mix of interest income and fee income
■	About half of Wachovia’s 2006 revenue came from banking and wealth management operations and half from a broad array of corporate and investment banking, brokerage and asset management businesses
Broad Distribution Network
■	4,100 financial centers and brokerage offices, 5,200 ATMs, telephone and Internet
■	Sales force of 43,000 bank sales and service associates; 10,600 registered representatives, including 2,500 licensed financial specialists and 8,100 full-service brokers, 1,300 of whom are in financial centers; 950 wealth management advisors; 255 insurance brokers in 40 insurance brokerage offices; 1,500 commercial, small business and private advisory relationship managers; and 1,200 corporate and institutional coverage officers
Preferred by Customers
■	Record customer satisfaction and loyalty rankings among industry best in class
■	No. 1 among major U.S. banks (Consumer Reports); No. 1 among major U.S. banks and No. 5 among all U.S. banks (J.D. Power and Associates)
Growth Potential
■	Core relationship products drive growth — average core deposits up 11 percent and average loans up 35 percent
■	Broad product array with expanded branch network, credit card and mortgage offerings, and auto dealer services
■	Positioned for growth in global payments industry

8     Wachovia Corporation 2006 Annual Report

Overview of Major Businesses

General Bank
Our General Bank provides a broad range of banking products and services to individuals, small businesses, commercial enterprises and governmental institutions in 21 states and Washington, D.C. We focus on small business customers with annual revenues up to $3 million; business banking customers with annual revenues between $3 million and $15 million; and commercial customers with revenues between $15 million and $250 million. In addition, we serve mortgage customers in 50 states and provide auto finance covering 46 states.
2006 Business Fundamentals
■	$15.7 billion total revenue
■	$223.4 billion average loans
■	$232.7 billion average core deposits
■	$4.1 billion investment sales
■	11.5 million households and businesses
■	55,600 employees
■	2,500 licensed financial specialists
■	12.3 million online product and service enrollments and 4.0 million active online customers

Wealth Management
With nearly 200 years of experience in managing wealth, Wealth Management tailors the capabilities of a major financial institution to the individual needs of high net worth individuals, their families and businesses. Teams of relationship managers and specialty advisors serve clients with $2 million or more in investable assets, while four family offices focus on families with $25 million or more in investable assets. Wachovia Insurance Services provides commercial insurance brokerage and risk management services, employee benefits, life insurance, executive benefits and personal insurance services to businesses and individuals.
2006 Business Fundamentals
■	$1.4 billion total revenue
■	$16.2 billion average loans
■	$14.5 billion average core deposits
■	$72.4 billion assets under management
■	$143.9 billion assets under administration
■	950 wealth management advisors
■	255 insurance brokers

Corporate and Investment Bank
Our Corporate and Investment Bank offers a full suite of products and services to public and private companies, institutional investors, financial institutions and the financial sponsor community. Investment banking and the global markets businesses (fixed income and equities) operate under the Wachovia Securities brand and have become a global force in the capital markets arena by providing comprehensive advisory, capital raising, structuring and execution services. This business also includes the nation’s third largest Treasury Services business, as well as asset-based lending, global correspondent banking services and principal investing activities.
2006 Business Fundamentals
■	$6.7 billion total revenue
■	$107.2 billion lending commitments
■	$44.9 billion average loans
■	$26.2 billion average core deposits
■	3,600 corporate client relationships
■	2,500 institutional investor relationships

Capital Management
Capital Management leverages its multi-channel distribution to provide a full line of proprietary and nonproprietary investment and retirement products and services to retail and institutional clients. Retail brokerage services are offered through the 2,700 offices of Wachovia Securities in 47 states and Washington, D.C., and through affiliate offices in Latin America. Evergreen Investments, a large and diversified asset management company, provides investment solutions to individuals, institutional investors and endowments. Securities lending services are offered through Metropolitan West Securities, LLC. The Retirement and Investment Products Group is a leading provider of retirement services for individual investors, corporations and plan participants.
2006 Business Fundamentals
■	$6.0 billion total revenue
■	$760.0 billion broker client assets
■	$276.0 billion assets under management
■	$108.0 billion mutual fund assets
■	$168.0 billion separate account assets
■	$110.4 billion retirement plan assets
■	10,600 registered representatives

Wachovia Corporation 2006 Annual Report     9

General Bank

Average Core Deposit Growth* (In billions)	Revenue per Financial Center* (In millions)

* Include acquisitions.	* Excludes acquisitions.

Operating Leverage*
(In billions)
* Includes acquisitions.
Market Position
■	Dominant East Coast presence No. 3 nationwide deposit share

■	No. 3 nationwide deposit share

■	No. 1 in Southeast

■	Top 5 in Western U.S.

■	A leading middle-market lender

■	Top 10 U.S. mortgage lender

■	Top 10 auto loan originator

■	No. 4 domestic online bank

■	No. 1 small business and home equity customer satisfaction; mortgage lending ranks N0. 3 (J.D. Power and Associates)

Value Proposition
The General Bank provides deposit, lending and investment products and services for customers at every stage of life, whether they are saving for a home, for a child’s education or for a business ... whether they are building wealth or building a business ... or planning for retirement. The General Bank’s 43,000 sales and service associates and 1,500 commercial and small business relationship managers provide knowledgeable and reliable guidance, whether customers choose to meet with them personally, visit one of our 3,400 financial centers or 5,200 automated teller machines, call our telephone banking center or visit online at wachovia.com.
The General Bank also serves the specialized financial needs of businesses large and small with a variety of business checking and savings products, treasury services, global trade services, loans, leases and capital markets products and services.
Wealth Management

Assets Under Management (In billions)	Revenue per Relationship Manager (In millions)

Trust and Investment
Management Fee Growth
(In millions)

Market Position
■	5th largest in wealth market based on Wachovia Securities and Wealth Management assets under management for clients with $1 million or more (Barron’s 2006 survey)

■	Platform Provider of the Year for Advantage (Private Asset Management 2006)

■	Top 5 personal trust provider

■	Top 10 commercial insurance brokerage firm (Business Insurance)

■	Top 5 multifamily office practice (Family Wealth Alliance report)

Value Proposition
Wealth Management offers a fully integrated and objective approach that incorporates all the disciplines related to managing our clients’ wealth — from creation and growth to preservation and transfer to future generations. Beginning with a comprehensive financial planning process, a dedicated relationship manager coordinates a team of financial advisors to meet each client’s individual needs. Through a separate, independent practice called Calibre, we also provide sophisticated family office solutions to ultra high net worth families that go beyond meeting financial needs by ensuring each future generation is prepared to be effective stewards of the family’s legacy.
Wachovia Insurance Services provides commercial property casualty insurance brokerage, risk management services, employee benefits, life insurance, executive benefits and personal insurance nationwide through 40 offices in 19 states and Washington, D.C.

10      Wachovia Corporation 2006 Annual Report

Corporate and Investment Bank

Fee Income Growth	CIB Loan Growth
(In billions)	(In billions)

Significant Growth in
Market Share
Based on Fees Generated

Source: Dealogic.
Market Position
■	Top 10 in U.S. leveraged finance, high grade, preferred stock and equities

■	Market leader in Real Estate and Structured Products:
▪	No. 1 Master Servicer of U.S. CMBS

▪	No. 1 in CMBS Fixed Rate Loans

▪	No. 3 Lead Manager of U.S. CDOs
■	CMBS Bank of the Year (Real Estate Finance & Investments)

■	No. 1 Stock Pickers — Wachovia Equity Research Team (Forbes)

■	No. 1 correspondent bank for overall institutional satisfaction (FImetrix)

■	Top 3 U.S. asset-based lending lead arranger

■	Top 3 treasury management provider

Value Proposition
The Corporate and Investment Bank has become a premier partner to corporations and institutional investors through an intense focus on understanding their clients needs and delivering innovative solutions through a highly integrated platform. The Corporate and Investment Bank’s integrated team approach and deep industry expertise enable delivery of a breadth of products and services to clients at any stage and in any economic environment. Clients in this arm of Wachovia Securities are middle-market and large-cap companies and private equity investors as well as a broad array of institutional investors around the world.
The Corporate and Investment Bank’s 5,700 employees provide Wachovia with a deep pool of relationship coverage officers, product specialists, portfolio managers, and fixed income and equity sales, trading and research professionals.
Capital Management

Assets Under Management*	Brokerage Clients Assets
(In billions)	(In billions)

* Includes acquisitions.

Annualized Revenue
per Series 7 Broker
(In thousands)
Market Position
■	3rd largest full-service retail brokerage firm

■	4.2 million broker client accounts

■	2.1 million participants in retirement plans

■	Top 20 largest mutual fund company (FRC)

■	2nd largest bank annuity provider based on Kehrer-LIMRA survey

■	32 Best in Class awards for retire- ment services (PlanSponsor magazine)

■	2006 Dalbar Customer Service Award to Evergreen Investments for ninth year

Value Proposition
Capital Management is focused on helping clients achieve a lifetime of financial goals with many choices and resources structured around their individual needs.
Our 8,100 financial advisors and 2,500 financial specialists help clients make educated decisions regarding their investments and help them plan their financial future using our proprietary Envision product, with an emphasis on disciplined investing and unbiased advice. Evergreen Investments provides comprehensive investment solutions to individuals, institutions and endowments. Securities lending services are offered through Metropolitan West Securities, LLC. The Retirement and Investment Products Group is a leading provider of retirement services for individual investors, corporations and plan participants, offering individual retirement accounts, variable and fixed annuities, full-service defined contribution, defined benefit and nonqualified plan administration, and reinsurance services.

Wachovia Corporation 2006 Annual Report      11

Guide to Our Financial Discussion
We value our relationship with our investors and pledge to keep you informed about our company. On the following pages, we strive to help you understand more about our financial results, our sources of earnings and our financial condition.
Management’s Discussion and Analysis

Executive Summary Tables on pages 14 and 47	14	We begin with an executive summary of our company and our strategy of balance and diversity in our lines of business. We also summarize our financial results and the underlying trends and factors that affected these results.

Outlook	15	We discuss our expectations for the future and provide a financial outlook for the upcoming year.

Critical Accounting Policies	16	We describe the more significant accounting policies that affect our results, and the extent to which we use judgment and estimates in applying those policies.

Corporate Results of Operations	19, 43	We describe in more detail the topics highlighted in the
Net interest income and margin (tables on pages 19, 45-47, 49, 59, 60, 66, 77 and 101)		Executive Summary.
Fee and other income (tables on pages 20, 46-47, 49, 66 and 101)
Noninterest expense (tables on pages 21, 47, 49, 66 and 101)
Merger-related and restructuring expenses (tables on pages 21, 45, 47, 49, 66, 101 and 106)
Income taxes (tables on pages 14, 46, 47, 49, 66, 68, 101 and 108)

Business Segments	21, 43	Then we review results from our business segments in depth, including the metrics we used to evaluate segment results.
Key performance metrics (tables on pages 23-26 and 100-102)
General Bank (tables on pages 23 and 100-102)
Wealth Management (tables on pages 24 and 100-102)
Corporate and Investment Bank (tables on pages 24 and 100-102)
Capital Management (tables on pages 25 and 100-102)
Parent (tables on pages 26 and 100-102)

Balance Sheet Analysis Earning assets (tables on pages 19 and 59-60)	27, 44	The two primary groups of assets that we hold on our balance sheet are securities and loans, which we call earning assets. We discuss these earning assets and related topics such as the mix of our loan portfolio and asset quality here.
Securities (tables on pages 19, 27, 59-60, 65, 68, 76, 81, 82 and 84)
Loans (tables on pages 19, 27-28, 50-51, 59-60, 65, 87 and 90)
Asset quality (tables on pages 29, 46, 52-54 and 91)
Charge-offs (tables on pages 29, 46, 52 and 54)
Commercial real estate (tables on pages 27-28 and 50-53)
Commitments (tables on pages 23-26 and 101-102)
Industry concentrations (table on page 28)
Goodwill (tables on pages 55, 65 and 92)

Liquidity and Capital Adequacy	30, 44	Here we describe our funding strategies and our management of liquidity — or the ease with which an asset may be converted into cash at no or little risk, or how funds may be raised in various markets.
Core deposits (other deposit tables on pages 19, 56, 59-60 and 68)
Purchased funds (tables on pages 19, 59, 60, 65, 68 and 93)
Long-term debt (tables on pages 19, 47, 59, 60, 65, 68 and 94)
Stockholders’ equity (tables on pages 1, 31, 47-49, 65 and 67)
Subsidiary dividends (table on page 128)
Regulatory capital (tables on pages 46, 58 and 98)
Debt ratings	Inside Back Cover

Off-Balance Sheet Transactions	32	We also provide information about our “off-balance sheet” activities such as guarantees and retained interests from securitizations.
Off-balance sheet summary tables on pages 32, 121 and 126

Risk Management	33	This section discusses the types of risk to which our business is exposed in the ordinary course of business and our strategies for mitigating that risk.
Allowance for loan losses and reserve for unfunded lending commitments (tables on pages 29, 46, 52-53 and 91)
Credit risk management
Derivatives (tables on pages 112-119)
Earnings sensitivity (table on page 39)
Interest rate risk management (graph on page 38)
Liquidity risk management (table on page 36)
Market risk management (graphs on page 35)
Operational risk management
Trading activities (tables on pages 48, 59-60, 65-66, 68 and 80)
12     Wachovia Corporation 2006 Annual Report

Selected Financial Data	45-49	These tables provide often-requested information, including multi-year and quarterly comparisons of our results.
Explanation of our use of non-GAAP financial measures
Selected statistical data
Five-year summaries of income
Selected ratios
Selected quarterly data

Management’s Report on Internal Control over Financial Reporting	62	In this letter, we affirm our responsibilities related to the reliability of our financial reporting. We are committed to presenting financial results that are complete, transparent and understandable.

Reports of Independent Registered Public Accounting Firm	63-64	In these reports, our auditor, KPMG, expresses its independent opinions on our consolidated financial statements and on internal controls over financial reporting.

Consolidated Financial Statements	65-68	These four statements, and the Notes to Consolidated Financial Statements that accompany them, have been prepared by management and are audited by KPMG, our independent registered public accounting firm.
Consolidated balance sheets
Consolidated statements of income
Consolidated statements of changes in stockholders’ equity
Consolidated statements of cash flows

Notes to Consolidated Financial Statements	69-129	In these notes, we describe the policies we use in accounting for our assets, liabilities and operating activities. We also discuss our significant acquisitions and divestitures and provide additional information about our primary assets, including securities and loans, and funding sources, such as short-term borrowings and long-term debt, along with our off-balance sheet commitments. Specific details are included for our stock-based compensation, income taxes and business segments. We believe you will find useful information to help you more fully understand our financial statements in these disclosures, which are provided to meet accounting and reporting requirements and are presented in stipulated formats.
Summary of significant accounting policies
Business combinations and dispositions
Trading account assets and liabilities
Securities
Variable interest entities, securitizations and retained beneficial interests, and servicing asset
Loans, net of unearned income
Allowance for loan losses and reserve for unfunded lending commitments
Goodwill and other intangible assets
Other assets
Short-term borrowings
Long-term debt
Common and preferred stock and capital ratios
Accumulated other comprehensive income, net
Business segments
Personnel expense and retirement benefits
Merger-related and restructuring expenses
Income taxes
Basic and diluted earnings per common share
Derivatives
Commitments, guarantees, litigation and other regulatory matters
Fair value of financial instruments
Wachovia Corporation (parent company)

Ratios	45-49	Throughout this document, we provide information about the key performance indicators by which we measure our success in driving shareholder value, including measures that serve as benchmarks for our management team’s compensation
Capital and leverage (tables on pages 46 and 58)	31
Common stockholders’ equity to assets (table on page 49)
Dividend payout ratio (tables on pages 1, 45 and 48)	15
Economic profit (tables on pages 23-26)	22
Efficiency ratio (tables on pages 23-26)	16
Net interest margin (table on page 60)	19
Profitability (ROA and ROE) (tables on pages 46, 48 and 49)
Risk-adjusted return on capital (tables on pages 23-26)	22

Glossary of Financial Terms	130	More definitions to help you understand our businesses.
Geographic Reach	131	Includes market share and market rank in our banking states.
Board of Directors and Operating Committee	132	These are the people who lead our company.

Stockholder Information	Inside Back Cover	We end with information about our Annual Meeting, how to contact us, and for our fixed income investors, we provide a summary table of our debt ratings.
Wachovia Corporation 2006 Annual Report      13

Management’s Discussion and Analysis

The following discussion and analysis is based primarily on amounts presented in our consolidated financial statements, which are prepared in accordance with U.S. generally accepted accounting principles, or GAAP. This discussion contains forward-looking statements. Please refer to our 2006 Annual Report on Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.
Summary Results of Operations

	Years Ended December 31,
(In millions, except per share data)	2006	2005	2004

Net interest income (GAAP)	$15,249	13,681	11,961
Tax-equivalent adjustment	155	219	250

Net interest income (a)	15,404	13,900	12,211
Fee and other income	14,545	12,219	10,779

Total revenue (a)	29,949	26,119	22,990
Provision for credit losses	434	249	257
Other noninterest expense	16,874	15,139	13,791
Merger-related and restructuring expenses	179	292	444
Other intangible amortization	423	416	431

Total noninterest expense	17,476	15,847	14,666
Minority interest in income of consolidated subsidiaries	414	342	184
Income taxes	3,725	3,033	2,419
Tax-equivalent adjustment	155	219	250

Income from continuing operations	7,745	6,429	5,214
Discontinued operations, net of income taxes	46	214	—

Net income	$7,791	6,643	5,214

Diluted earnings per common share from continuing operations	$4.61	4.05	3.81

Diluted earnings per common share based on net income	$4.63	4.19	3.81

(a) Tax-equivalent.
Executive Summary
Our earnings are primarily generated through four core businesses, two of which largely conduct traditional banking activities — the General Bank and Wealth Management — and two with businesses that are largely related to financial market activities — the Corporate and Investment Bank and Capital Management. In the following discussion, we explain this diverse group of businesses and why we believe our shareholders and customers benefit from this balance and diversity. In addition, throughout this document, we address key performance indicators of our financial position and results of operations that drive shareholder value and serve as benchmarks to compensate management. We discuss trends and uncertainties affecting our businesses, and analyze liquidity and capital resources.
Our business model is based on a mix of businesses that provide a broad range of financial products and services, delivered through multiple distribution channels. This means that in addition to the typical lending and deposit-taking activities of traditional banking companies, we also offer investment products and services for retail customers, and capital markets financing alternatives for institutional and corporate clients. This business mix produces revenue from the interest income earned on loans and securities, as well as fee income from faster-growth but less predictable asset management, retail brokerage and investment banking businesses. Fee and other income represented 49 percent of total revenue in 2006 compared with 47 percent in 2005.
Wachovia’s net income in 2006 was $7.8 billion, up 17  percent from 2005, and diluted earnings per common share were up 11 percent to $4.63. After-tax net merger-related and restructuring expenses were 7 cents per share in 2006 and 11 cents per share in 2005. Results reflect the impact of acquisitions from the date on which each closed, including Golden West Financial Corporation of Oakland, California, from October 1, 2006, and Westcorp and WFS Financial of Irvine, California (collectively Westcorp), from March 1, 2006. Golden West is the parent of World Savings Bank, FSB, with a retail branch presence primarily in the Western United States and mortgage lending operations in 39 states.
Westcorp is an auto dealer financial services business that covers 46 states and also has a small retail branch network in California. In addition, results reflect divestitures of our Corporate and Institutional Trust businesses in late 2005 and our subprime mortgage servicing operation in late 2006.
In addition, key factors in 2006 compared with 2005 included:
■	15 percent revenue growth driven by a 19 percent increase in fee and other income largely from our market-driven businesses, as well as growth in service charges, other banking fees and other income.

■	Net interest income growth of 11 percent reflecting a larger balance sheet, although growth was dampened by margin compression. Average loans grew 35 percent, including the addition for three months of $124.0 billion from Golden West and the addition for 10 months of $13.5 billion from Westcorp.

■	10 percent growth in noninterest expense, reflecting the impact of acquisitions on personnel expense, revenue-related and other incentives and efficiency initiative costs.
Wachovia is one of the nation’s largest lenders, and the credit quality of our loan portfolio can have a significant impact on earnings. Our credit quality remained among the best in the banking industry in 2006, with a net charge-off ratio of 0.12 percent and a ratio of nonperforming assets to loans, net, foreclosed properties and loans held for sale of 0.32 percent. Provision expense increased 74 percent to $434 million, largely reflecting the Westcorp acquisition and organic loan growth. We continue to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including their sale when prudent. We are optimistic about our outlook for credit quality as we enter 2007 given the highly collateralized

14      Wachovia Corporation 2006 Annual Report

nature of our loan portfolio. While we expect modest increases in credit costs, we believe overall credit quality will remain strong.
The 35 percent increase from 2005 in average net loans to $307.7 billion included average consumer loan growth of 67 percent, driven by the addition of an average balance of $31.7 billion from Golden West and of $12.1 billion from Westcorp, and the transfer of $12.5 billion of home equity lines to the loan portfolio from loans held for sale at year-end 2005. Excluding these effects, average consumer loans increased 8 percent, reflecting increased consumer real estate secured activity. In addition, loans reflected organic growth in middle-market commercial and commercial real estate construction lending, large corporate lending and international lending. Average core deposits increased 11 percent from 2005 to $309.0 billion, including the average balance impact of $17.2 billion from Golden West, and average low-cost core deposits increased 2 percent from 2005 to $244.2 billion.
Our four major businesses continued to generate strong sales activity and market share gains in 2006. The General Bank’s earnings rose 37 percent to $5.2 billion, reflecting the addition of Golden West and Westcorp, as well as organic growth. Wealth Management’s earning grew 8 percent to $267 million and reflected the introduction of a new investment platform. Our Corporate and Investment Bank increased earnings 15 percent to $2.0 billion, reflecting strong investment banking results, primarily real estate capital markets and client origination activity, as well as higher principal investing results. Capital Management grew earnings 34 percent to $931 million, reflecting a strong focus on growing retail brokerage managed account fees as well as higher net interest income as deposit spreads improved.
Controlling expense growth and improving revenue growth continue to be a strategic focus, with our business units and the company progressing in 2006 toward overhead efficiency targets for 2007. Noninterest expense in 2006 included $81 million relating to our efficiency initiatives. Further information about our goals for improving efficiency is in the Outlook section.
We have expanded our focus on consumer lending, particularly in mortgage, auto and credit card. We also continue to enhance the efficiency of our financial center network and expand our presence in higher growth markets. This has resulted in higher expenses, largely in the General Bank. In 2006, we opened 85 de novo (or new) branches, consolidated 152 branches and expanded our commercial banking presence, which increased noninterest expense by $96 million.
In January 2006, we reentered the credit card business with a focus on our existing customers and received a $100 million credit card-related MBNA termination fee. In 2006, noninterest expense associated with the credit card business amounted to $50 million and the provision for credit losses in the Parent segment included $38 million related to credit card outstandings.
In June 2006, we announced the divestiture of our subprime mortgage servicing business, HomEq Servicing. This transaction closed on November 1, 2006, for proceeds of $489 million, and disposition-related costs of $41 million were recorded as merger-related and restructuring expenses. In December 2006, we reported as discontinued operations an additional $46 million after-tax gain related to the divestiture of Corporate and Institutional Trust businesses in the fourth quarter of 2005.
We paid common stockholders dividends of $3.6 billion, or $2.14 per share, in 2006, and $3.0 billion, or $1.94 per share in 2005. Our target is to return 40 percent to 50 percent of our earnings to shareholders as dividends, and in 2006, our dividend payout ratio was 46.22 percent, or 44.21 percent excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations, which is the basis we use in measuring our goal.
Our balance sheet is strong and well capitalized under regulatory guidelines with a tier 1 capital ratio of 7.42 percent, a leverage ratio of 6.01 percent and a tangible capital ratio of 4.45 percent at December 31, 2006. The adoption of FIN 48 and FSP 13-2, both effective on January 1, 2007, reduced these same capital measurements by approximately 27 basis points for the tier 1 capital ratio, 22 basis points for the leverage ratio and 21 basis points for the tangible capital ratio. We remain focused on maintaining our capital ratio targets, some of which are measured on a different basis, as discussed in the Outlook section. FIN 48 and FSP 13-2 are defined and explained in the Accounting and Regulatory Matters section.
Outlook
Based on our consistent performance, confidence in our business model and our capital strength, we have updated our financial outlook for 2007.
This outlook computes growth rates from an illustrative combined Wachovia and Golden West as if the two companies had been merged on January 1, 2006. This illustrative combined 2006 basis includes Wachovia full year 2006 results before merger-related and restructuring expenses, plus Golden West's results from January 1, 2006, to September 30, 2006. These combined results add purchase accounting and other closing adjustments to Golden West’s results prior to the closing date. In addition, these results include funding costs, which represent interest expense calculated at a rate of 5.35 percent on the cash portion of the purchase price. The illustrative combined basis also excludes certain immaterial fourth quarter 2006 adjustments, which are described in more detail in applicable Notes to Consolidated Financial Statements, and the effect of Golden West’s third quarter 2006 charitable contribution

Wachovia Corporation 2006 Annual Report      15

Management’s Discussion and Analysis

of appreciated securities. The effect of Golden West’s Contribution in their pre-merger results was an increase in fee and other income of $367 million, an increase in noninterest expense of $372 million and a decrease in income taxes of $130 million.
Additionally, this outlook reflects our expectations before the effect of implementation of FIN 48 and FSP 13-2 as outlined in more detail below and in the Accounting and Regulatory Matters section.
For full year 2007 compared with full year illustrative combined 2006, and before merger-related and restructuring expenses, we expect:
■	Net interest income growth in the low single-digit percentage range on a tax-equivalent basis compared with $18.1 billion.

■	Fee income growth in the low double-digits percentage range from $14.5 billion.

■	Noninterest expense growth in the mid single-digit percentage range from $18.1 billion.

■	Minority interest expense increase in the high single-digit percentage range from $414 million.

■	Loan growth in the high single-digit percentage range from $398.4 billion, including consumer loan growth in the low double-digits percentage range from $249.6 billion, and commercial loan growth in the mid single-digit percentage range from $148.8 billion.

■	Net charge-offs in the mid-teens basis point range as a percentage of average net loans, up from 8 basis points; and provision expense may be modestly higher.

■	An effective income tax rate in the range of 33.5 percent to 34 percent on a tax-equivalent basis.

■	A targeted leverage ratio above 6.0 percent and a tangible capital to tangible asset ratio no lower than 4.7 percent, excluding the effect on tangible capital of the unrealized gains and losses on available for sale securities and certain risk management derivatives, and the pension accounting adjustment discussed in the Stockholders’ Equity section.

■	A dividend payout ratio of 40 percent to 50 percent of earnings before other intangible amortization.

■	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder-friendly acquisitions.
In addition, we expect the implementation of FSP 13-2 will reduce 2007 net interest income by $75 million and increase income taxes by a net $16 million. Further, the impact on stockholders’ equity of the adoption of FSP 13-2 will lower the 2007 tangible capital to tangible asset ratio, which was 4.75 percent as measured on the above basis at December 31, 2006, by approximately 21 basis points. While this tangible capital ratio, including the effect of adoption of FSP 13-2, will temporarily be below our targeted levels, we believe it is reasonable to operate below those targets for an interim period, and we intend to deploy a balanced approach between rebuilding capital to targeted levels and using capital in other activities as outlined above.
We continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. We are striving to make Wachovia a more efficient company, but it is not our intention to have the lowest overhead efficiency ratio in our peer group because we expect to continue to invest in higher growth businesses. In January 2005, we set a goal of reducing our annual expense growth by $600 million to $1.0 billion by the end of 2007. We have identified expense reduction opportunities that are expected to result in incremental cost savings of approximately $200 million in 2007 for total annual savings at the high end of our goal. Our efficiency efforts include enhancing the effectiveness of our branch network. We expect to consolidate up to 100 branches and open up to 130 branches in 2007.
As a result of our merger with Golden West, we have revised our year-end 2007 targeted overhead efficiency ratio for the overall company to 51.5 percent to 53.5 percent excluding merger-related and restructuring expenses, and other intangible amortization. Because our business mix has changed largely due to merger activity, we have not set revised targets for our four business segments.
We also will focus on ensuring successful integration of Westcorp and Golden West and have begun deposit system conversions in California with Westcorp, which was completed in the first quarter of 2007. Golden West deposit system conversions are expected to begin in the fourth quarter of 2007 and be completed by mid-2008.
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
Critical Accounting Policies
Our accounting and reporting policies are in accordance with GAAP and they conform to general practices within

16      Wachovia Corporation 2006 Annual Report

the applicable industries. We use a significant amount of judgment, and estimates based on assumptions for which the actual results are uncertain when we make the estimations. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which significant estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities.
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
Our policy on the allowance for loan losses applies to all loans, but is different from the methodology used to allocate the provision for credit losses for segment reporting purposes, which is discussed in applicable Notes to Consolidated Financial Statements. The policy on fair value of certain financial instruments applies largely to the Corporate and Investment Bank and the Parent, both of which hold large portfolios of securities and derivatives. The policy on consolidation also affects the Corporate and Investment Bank and the Parent, both of which are involved in structuring securitization transactions. The policies on goodwill impairment and contingent liabilities affect all segments.
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
For commercial loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed by credit grade. Average losses for each credit grade reflect the annualized historical default rate and the average losses realized for defaulted loans.
For consumer loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed by product classification. Average losses for each product class are computed using historical loss data, including analysis of delinquency patterns, origination vintage and various credit risk forecast indicators.
For both commercial and consumer loans, the formula-based components include additional amounts to establish reasonable ranges that consider observed historical variability in losses. Factors we may consider in setting these amounts include, but are not limited to, industry-specific data, portfolio-specific risks or concentrations, and macroeconomic conditions. At December 31, 2006, the formula-based components of the allowance were $1.9 billion for commercial loans and $1.3 billion for consumer loans, compared with $1.9 billion and $730 million, respectively, at December 31, 2005. The increase in the consumer component reflects the Golden West and Westcorp acquisitions.
We have established a specific reserve within the allowance for loan losses for impaired loans. We define impaired loans as commercial loans on nonaccrual status. We individually review any impaired loan with a minimum total exposure of $10 million in the Corporate and Investment Bank and $5 million in other segments. The reserve for each individually reviewed loan is based on the difference between the loan’s carrying amount and the loan’s estimated fair value. No other reserve is provided on impaired loans that are individually reviewed. At December 31, 2006, the allowance for loan losses included $14 million and the reserve for unfunded lending commitments included $5 million for individually reviewed impaired loans and facilities. At December 31, 2005, these amounts were $10 million and $7 million, respectively.
The allowance for loan losses is supplemented with an unallocated component, which reflects the inherent uncertainty of our estimates. The amount of this component and its relationship to the total allowance for loan losses may change from one period to another as facts and circumstances dictate. We anticipate the unallocated component of the allowance will generally not exceed 5 percent of the total allowance for loan losses. At December 31, 2006, the unallocated component of the allowance for loan losses was $160 million, or 5 percent of the allowance for loan losses, compared with $135 million, or 5 percent, at December 31, 2005.
The reserve for unfunded lending commitments, which relates only to commercial business, is based on a modeling

Wachovia Corporation 2006 Annual Report      17

Management’s Discussion and Analysis

process that is consistent with the methodology described above for the commercial portion of the allowance. In addition, this model includes as a key factor the historical average rate at which unfunded commercial exposures have been funded at the time of default. At December 31, 2006 and 2005, the reserve for unfunded lending commitments was $154 million and $158 million, respectively.
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
Fair Value of Certain Financial Instruments Fair value is defined as the amount at which a financial instrument could be exchanged in a transaction between willing, unrelated parties in a normal business transaction. Financial instruments recorded at fair value include:
■	Instruments held for trading, including debt and equity securities and derivatives, with unrealized gains and losses recorded in earnings.

■	Debt and equity securities and retained interests in securitizations classified as available for sale, with unrealized gains and losses recorded in stockholder’s equity

■	Derivatives designated as fair value or cash flow accounting hedges, with unrealized gains and losses recorded in earnings for fair value hedges and stockholders’ equity for cash flow hedges.

■	Principal investments, which are classified in other assets and which include public equity and private investments, with realized and unrealized gains and losses recorded in earnings.
In addition, the determination of fair value affects loans held for sale, which are recorded at the lower of cost or market value, with any changes in value recorded in earnings.
If market prices are not available, we estimate fair value using models employing techniques such as discounted cash flow analyses. The assumptions used in the models, which typically include assumptions for interest rates, credit losses and prepayments, are independently verified against market observable data where possible. Where market observable data is not available, the valuation of financial instruments become more subjective and involves a high degree of judgment. Certain principal investments are recorded at values such that gains are not recorded until certain events confirm the value has changed, such as a subsequent round of funding by the investee or receipt of distributions from private equity funds.
At December 31, 2006, 22 percent of our total assets and 3 percent of our total liabilities were recorded at fair value. Of this total, 77 percent were valued using quoted market prices, vendor prices or third party broker quotations for the same or similar securities; 21 percent using modeling techniques where the significant assumptions were based on market observations; and 2 percent using modeling techniques where significant assumptions were based on internal estimates rather than market observations.
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, (SFAS 157), which establishes a framework for measuring fair value under U.S. GAAP, expands disclosure about fair value measurement and provides new income recognition criteria for certain derivative contracts. SFAS 157 is required to be implemented on January 1, 2008. The Accounting and Regulatory Matters section has additional information about this new standard.
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
We also sell assets to and have involvement with other special purpose entities, some of which are variable interest entities (VIE). These include certain financing activities primarily conducted for corporate clients, including conduits that we administer, transactions such as collateralized debt obligations and collateralized mortgage obligations, partnerships, synthetic lease trusts and trust preferred securities.
Under the provisions of FASB Interpretation No. 46 (revised), Consolidation of Variable Interest Entities (FIN 46R), a VIE is consolidated by a company holding the variable interest that will absorb a majority of the VIE’s expected losses, or receive a majority of the expected residual returns, or both. The company that consolidates a VIE is referred to as the primary beneficiary.

18      Wachovia Corporation 2006 Annual Report

A variety of complex estimation processes involving both qualitative and quantitative factors are used to determine whether an entity is a VIE, and to analyze and calculate its expected losses and its expected residual returns. These processes involve estimating the future cash flows of the VIE, analyzing the variability in those cash flows, and allocating the losses and returns among the parties holding variable interests. This involves a significant amount of judgment in interpreting the provisions of FIN 46R and other related guidance and applying them to specific transactions.
The FASB has a project under way addressing what activities a QSPE may perform. The outcome of this project may affect the entities we consolidate in future periods. The Accounting and Regulatory Matters section has additional information on this FASB project.
Goodwill Impairment We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. If the carrying amount of reporting unit goodwill exceeds its implied fair value, we would recognize an impairment loss in an amount equal to that excess.
As discussed in the Business Segments section, we operate in four core business segments. Our reporting units for testing goodwill are our lines of business that are one level below the core business segments, where applicable. These reporting units are General Bank: Commercial, and Retail and Small Business; Wealth Management; Corporate and Investment Bank: Corporate Lending, Treasury and International Trade Finance, and Investment Banking; and Capital Management: Retail Brokerage Services and Asset Management.
Fair values of reporting units in 2006 were determined using two methods, one based on market earnings multiples of peer companies for each reporting unit, and one based on discounted cash flow models with estimated cash flows based on internal forecasts of revenues and expenses. The earnings multiples for the first method ranged between 11.2 times and 20.5 times. The estimated cash flows for the second method were discounted using market-based discount rates ranging from 10.4 percent to 13.9 percent.
Our goodwill impairment testing for 2006 indicated that none of our goodwill was impaired. Applicable Notes to Consolidated Financial Statements provide additional information.
Contingent Liabilities We are subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against us and/or our subsidiaries with respect to transactions in which we and/or our subsidiaries acted as a lender, an underwriter, a financial advisor, a broker, or in a related capacity. Reserves are established for legal and other claims when it becomes probable we will incur a loss and the amount can be reasonably estimated. Changes in the probability assessment can lead to changes in recorded reserves. In addition, the actual costs of resolving these contingencies may be substantially higher or lower than the amounts reserved for these claims. Applicable Notes to Consolidated Financial Statements provide more information.
Corporate Results of Operations
Results reflect the impact of Golden West and Westcorp only from the dates on which each merger closed, and the divestitures described above.
Average Balance Sheets and Interest Rates

	Years Ended December 31,
	2006		2005
	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$2,793	5.16%	$2,516	3.23%
Federal funds sold	18,911	4.82	24,008	3.31
Trading account assets	29,695	5.44	33,800	4.94
Securities	118,170	5.38	115,107	5.14
Commercial loans, net	148,459	6.91	132,504	5.69
Consumer loans, net	159,263	7.18	95,418	5.81

Total loans, net	307,722	7.05	227,922	5.74

Loans held for sale	10,428	6.78	15,293	5.71

Other earning assets	6,343	7.54	9,944	5.36

Risk management derivatives	—	0.11	—	0.23

Total earning assets	494,062	6.56	428,590	5.58

Interest-bearing deposits	279,144	3.20	242,152	2.00
Federal funds purchased	48,457	4.56	54,302	3.08
Commercial paper	4,775	4.50	11,898	3.05
Securities sold short	9,168	3.41	10,279	3.31
Other short-term borrowings	6,431	2.26	6,675	1.87
Long-term debt	87,178	5.28	47,774	4.46
Risk management derivatives	—	0.13	—	0.14

Total interest-bearing liabilities	435,153	3.91	373,080	2.68

Net interest income and margin	$15,404	3.12%	$13,900	3.24%

Net Interest Income and Margin We earn net interest income on the difference between interest income on earning assets, primarily loans and securities, and interest expense on interest-bearing liabilities, primarily deposits and other funding sources. Tax-equivalent net interest income increased 11 percent in 2006 from 2005, reflecting a larger balance sheet. The net interest margin declined 12 basis points to 3.12 percent, primarily due to growth in lower spread loans and other assets, lower trading-related net interest income, a modest shift in deposits to lower spread categories and the impact of an inverted yield curve. The Westcorp acquisition added a large portfolio of higher spread consumer loans for 10 months of 2006 while the October acquisition of Golden West added lower spread consumer real estate-secured loans. Growth in retail, small business and commercial deposits was somewhat offset

Wachovia Corporation 2006 Annual Report      19

Management’s Discussion and Analysis

by decreases in retail brokerage deposits. The average federal funds rate in 2006 was 175 basis points higher than the average rate for 2005, while the average longer-term two-year treasury note rate increased 97 basis points and the average 10-year treasury note rate increased 50 basis points.
In order to maintain our targeted interest rate risk profile, derivatives are often used to manage the interest rate risk inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce current income in the short-term, although we expect them to benefit future periods. In 2006, net interest rate risk management-related derivatives reduced net interest income by $55 million, or 1 basis point on our net interest margin, compared with an income contribution of $432 million, or 10 basis points, in 2005. The decline in the impact from derivatives largely reflects deposit growth, the effect of receive fixed/pay floating interest rate swaps in a rising rate environment, and greater use of cash securities instead of derivatives to maintain our targeted interest rate risk profile.
Fee and Other Income

	Years Ended December 31,
(In millions)	2006	2005	2004

Service charges	$2,480	2,151	1,978
Other banking fees	1,756	1,491	1,226
Commissions	2,406	2,343	2,554
Fiduciary and asset management fees	3,248	3,011	2,819
Advisory, underwriting and other investment banking fees	1,345	1,109	911
Trading account profits	535	286	151
Principal investing	525	401	261
Securities gains (losses)	118	89	(10)
Other income	2,132	1,338	889

Total fee and other income	$14,545	12,219	10,779

Fee and Other Income Traditionally banks earn fee and other income from service charges on deposit accounts and other banking products and services, and these continue to be a significant component of our fee income. In addition, we have balanced our earnings with a diversified mix of businesses that provide alternative investment and financing products and services for the more sophisticated needs of our clients. These alternative products produce income in our brokerage, asset management and investment banking businesses from commissions and fees for financial advice, custody, insurance, loan syndications and asset securitizations. Additionally, we realize gains when we sell our investments in debt and equity securities. The fees on many of these products and services are based on market valuations and therefore are sensitive to movements in the financial markets.
Fee and other income growth of 19 percent in 2006 from 2005 came in every category, and reflected:
■	Increased service charges and other banking fees driven by strength in consumer service charges and higher interchange income on higher rates and increased volume.

■	A modest increase in commissions reflecting growth in insurance commissions, including the impact of acquisitions, and flat retail brokerage commissions as customers migrated to retail brokerage managed account relationships.

■	Strong growth in retail brokerage managed account assets, which drove higher fiduciary and asset management fees. This growth was offset by lower trust fees from the divestiture of our Corporate and Institutional Trust businesses in late 2005.

■	Strong results in advisory and underwriting largely related to record performance in real estate capital markets, merger and acquisition advisory services, equities underwriting, investment grade debt and loan syndications.

■	Stronger trading account profits with increases in global rate products and leveraged finance.

■	Higher principal investing income related to our strong results in the fund portfolio, which included higher realized gains and a second quarter 2006 unrealized gain of $116 million on the sale of an interest in certain fund investments, while results in the direct portfolio declined $36 million.

■	Net securities gains of $118 million, of which $75 million related to the corporate portfolio, including the fourth quarter securitization of certain residual interests, and $34 million related to our Corporate and Investment Bank corporate lending activities.

■	Increased other income including $311 million of higher income related to commercial mortgage securitization activity, which was included in trading account profits prior to 2006; the $100 million MBNA termination fee; a $93 million fourth quarter 2006 adjustment for certain discontinued hedging relationships; $74 million related to continued servicing of the divested Corporate and Institutional Trust businesses; and a $68 million increase in consumer asset sale and securitization income. In 2005, there was a gain of $122 million from the sale of equity securities received in settlement of loans.
Noninterest Expense Noninterest expense increased 10 percent in 2006 from 2005, largely reflecting acquisition activity. In addition, expenses reflected higher revenue-based and other incentives; $198 million in fourth quarter 2006 adjustments for additional accruals for employee paid time off and for certain other sundry expenses; a $107 million increase in employee stock compensation,

20       Wachovia Corporation 2006 Annual Report

Noninterest Expense

	Years Ended December 31,
(In millions)	2006	2005	2004

Salaries and employee benefits	$10,903	9,671	8,703
Occupancy	1,173	1,064	947
Equipment	1,184	1,087	1,052
Advertising	204	193	193
Communications and supplies	653	633	620
Professional and consulting fees	790	662	548
Sundry expense	1,967	1,829	1,728

Other noninterest expense	16,874	15,139	13,791
Merger-related and restructuring expenses	179	292	444
Other intangible amortization	423	416	431

Total noninterest expense	$17,476	15,847	14,666

which is included in salaries and employee benefits; and costs related to our de novo expansion and efficiency initiatives. A favorable resolution of franchise tax matters partially offset the increase in noninterest expense.
We grant stock-based awards to employees in the form of stock options and restricted stock. We adopted the fair value method of accounting for stock options in 2002, and salaries and employee benefits expense included $522 million in 2006 and $333 million in 2005 related to options and restricted stock. The employee stock compensation expense increase related to the implementation of a new share-based payment accounting standard, which applied to annual stock awards beginning in 2006. The increased expense is primarily due to the impact of awards granted to retirement-eligible employees. These awards are now expensed in full at the date of the grant rather than over the full contractual three-to five-year vesting period. Applicable Notes to Consolidated Financial Statements have additional information.
We sponsor a defined benefit pension plan for our employees, and salaries and employee benefits expense included $136 million in 2006 and $65 million in 2005 of retirement benefits cost for this plan. This expense reflected estimated returns on the plan assets of 8.5 percent in 2006 and 2005, while actual returns were 8.9 percent and 11.7 percent, respectively. In accordance with current accounting principles, the differences between estimated and actual returns are deferred, and along with other amounts, are recognized over the estimated remaining service periods of the plan participants. At December 31, 2006, we had deferred net losses and other items of $1.6 billion, which will be recognized as a component of retirement benefits cost over the next 12 years on a straight-line basis. Applicable Notes to Consolidated Financial Statements have additional information related to this and other pension and post-retirement plans, including how we determine the key assumptions used to measure the benefit obligation and retirement benefits expense. The funding of our pension obligation does not represent a significant liquidity commitment for us.
Merger-Related and Restructuring Expenses
Merger-related and restructuring expenses in 2006 of $179 million included $64 million related to SouthTrust, which is now completed; $41 million related to the HomEq servicing business divestiture; $40 million related to Golden West; and $34 million related to other acquisitions. In 2005, we recorded $292 million of these expenses, of which $227 million related to SouthTrust, $63 million related to the retail brokerage integration, and $2 million related to the Palmer & Cay commercial insurance brokerage acquisition.
Income Taxes Income taxes based on income from continuing operations were $3.7 billion in 2006, an increase of $692 million from 2005. The related effective income tax rates were 32.49 percent in 2006 and 32.05 percent in 2005. The increase in this rate was primarily the result of higher pretax income in 2006. On a fully tax-equivalent basis, the related income tax rates were 33.39 percent in 2006 and 33.59 percent in 2005.
Business Segments
We provide diversified banking and nonbanking financial services and products primarily through four core business segments, the General Bank, Wealth Management, the Corporate and Investment Bank, and Capital Management. In this section, we discuss the performance and results of these core business segments and the Parent in 2006 compared with 2005. The Comparison of 2005 with 2004 section has details on business segment trends over that period.
We originate and securitize commercial loans, principally commercial mortgages, and consumer loans, including consumer real-estate secured, mortgage, auto and student loans. The General Bank results include sales and securitizations of mortgage loans, where we generally do not retain significant interests, other than servicing rights, and gains on sales are included in other fee income. The Corporate and Investment Bank results include securitizations of commercial loans, with gains reflected in other fee income and, prior to 2006, in trading. We generally retain servicing rights on commercial loan securitizations, but not significant retained interests. In addition, the Corporate and Investment Bank securitizes assets on behalf of customers for whom we may have warehoused the collateral on our balance sheet prior to the transaction. Gains and losses on these transactions are recorded in trading account profits, along with any gains or losses on the assets while we held them. The Parent results include securitizations of other consumer loans in which we have retained interests and/or servicing rights. Gains and losses on these consumer loan securitizations are recorded in other fee income. Certain of these consumer loans are included in the General Bank results as if they had not been securitized; the Parent results include the impact of de-recognizing these loans from the consolidated balance sheet by recording a negative, or contra, loan balance.

Wachovia Corporation 2006 Annual Report      21

Management’s Discussion and Analysis

Business segment data excludes merger-related and restructuring expenses, other intangible amortization, the gain on sale of discontinued operations and the effect of changes in accounting principle.
Applicable Notes to Consolidated Financial Statements discusses in detail the management reporting model on which our segment information is based and also provides a reconciliation of business segment earnings to the consolidated results of operations.
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
The return component of both of these measures is economic net income, which reflects two adjustments to segment earnings. First, we replace current period provision expense with expected losses (a statistically derived, forward-looking number that represents the average expected loan losses over time), and we remove certain noncash expenses. The risk component for these measures is economic capital, which is discussed below, as is the capital charge used in calculating economic profit.
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
The five types of risk to which we attribute economic capital are:
▪	Credit Risk: Credit risk, which represented 56 percent of our economic capital in 2006, is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed-upon terms.
▪	Market Risk: The major components of market risk, which represented 20 percent of economic capital in 2006, are interest rate risk inherent in our balance sheet, price risk in our principal investing portfolio and market value risk in our trading portfolios.

▪	Operational, Business and Other Risk: Operational risk is the risk of loss from inadequate or failed internal processes, people and systems or from external events. This risk is inherent in all our businesses. Business risk is the potential losses our business lines could suffer that have not been captured elsewhere (such as losses from a difficult business environment). Business and operational risk capital are the primary types of capital held by non-balance sheet intensive businesses such as trust, asset management and brokerage. Other risk represents the loss in value that other miscellaneous and fixed assets could realize that are not captured as market risk. Operational, business and other risk represented 24 percent of our economic capital in 2006.
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
We use RAROC and economic profit measures in a variety of ways. They are used in the pricing of transactions such as loans, commitments and credit substitutes in each of our business segments. These transactional measures are aggregated to provide portfolio, business line, and ultimately business segment RAROC and economic profit measures. Incremental activities such as new product analysis, business line extensions and acquisitions are also measured using these tools. RAROC and/or economic profit are significant components of line incentive compensation programs and senior management incentive plans.
Changes in Methodology We continuously update segment information for changes that occur in the management of

22      Wachovia Corporation 2006 Annual Report

our businesses. For example, in 2006, we moved deposit balances relating to certain brokerage sweep accounts originated in the General Bank to Capital Management, which resulted in these brokerage sweep accounts being included in Capital Management’s results consistent with how they are managed. In addition, we transferred certain customer relationships and investment advisors to Wealth Management from Capital Management relating to a new investment management platform in Wealth Management. While these changes are not significant to the results of operations of our segments, we have updated the information for 2005 and 2004 to reflect these and other changes. The impact to segment earnings as a result of these changes was:
▪	A $115 million decrease in the General Bank in 2005 and a $43 million decrease in 2004.

▪	An $8 million decrease in Wealth Management in 2005 and a $6 million decrease in 2004.

▪	A $4 million decrease in the Corporate and Investment Bank in 2005 and no change in 2004.

▪	A $116 million increase in Capital Management in 2005 and a $4 million decrease in 2004.

▪	An $11 million increase in the Parent in 2005 and a $53 million increase in 2004.
In January 2007, we moved cross-border leasing activity from the Corporate and Investment Bank to the Parent. Our current and historical financial reporting in 2007 will reflect this change. Accordingly, Corporate and Investment Bank segment earnings of $81 million and $106 million in 2006 and 2005, respectively, and the related average loans, net of $6.0 billion and $6.3 billion, respectively, will be included in the Parent prior period information beginning in 2007.
General Bank The General Bank includes our Retail and Small Business and Commercial lines of business. The General Bank’s products by business line include:
▪	Retail Bank: Checking, savings and money market accounts; time deposits and IRAs; home equity, residential mortgage, student and personal loans; debit and credit cards; mutual funds and annuities.

▪	Small Business: Deposit, loan and investment products and services to businesses with annual revenues up to $3 million.

▪	Commercial Banking: Commercial deposit, lending, treasury management, dealer financial services and commercial real estate solutions to businesses typically with annual revenues between $3 million and $250 million.
General Bank
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2006	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$11,922	9,486	7,888
Fee and other income	3,580	2,878	2,434
Intersegment revenue	198	194	157

Total revenue (Tax-equivalent)	15,700	12,558	10,479
Provision for credit losses	428	277	314
Noninterest expense	7,117	6,296	5,453
Income taxes (Tax-equivalent)	2,976	2,196	1,711

Segment earnings	$5,179	3,789	3,001

Performance and other data
Economic profit	$4,008	2,872	2,278
Risk adjusted return on capital (RAROC)	54.61%	51.87	52.42
Economic capital, average	$9,191	7,027	5,499
Cash overhead efficiency ratio (Tax-equivalent)	45.33%	50.13	52.04
Lending commitments	$139,940	111,202	93,608
Average loans, net	223,445	163,411	128,056
Average core deposits	$232,720	201,711	165,721
FTE employees	55,622	42,022	43,206

The General Bank’s earnings rose 37 percent to $5.2 billion, reflecting the addition of Golden West for three months and Westcorp for 10 months, as well as organic growth. Key General Bank trends in 2006 compared with 2005 included:
▪	25 percent revenue growth, led by 26 percent growth in net interest income related to a larger balance sheet. Organic strength in loan production, particularly in commercial, also contributed to net interest income growth. Golden West contributed $938 million and Westcorp contributed $903 million to net interest income.

▪	24 percent growth in fee and other income included growth in service charges and strong debit card interchange income, as well as the $100 million MBNA termination fee. In addition, a larger mortgage servicing portfolio and higher mortgage originations contributed to growth.

▪	Commercial loan growth was driven by commercial real estate and middle-market commercial. Consumer loan growth included the impact of the October 2006 addition of $124.0 billion from Golden West, principally variable rate consumer real estate-secured loans; and the impact of the March 2006 addition of $13.5 billion from Westcorp, with additional organic growth in mortgages and home equity loans. Higher interest spreads in the Westcorp portfolio partially offset slowing growth in home equity lines as customers shifted from variable rate to fixed rate products.

▪	Deposit growth was led by consumer certificates of deposit and money market funds. Net new retail checking accounts increased 555,000 in 2006, compared with an increase of 535,000 in 2005.

Wachovia Corporation 2006 Annual Report       23

Management’s Discussion and Analysis

▪	13 percent growth in noninterest expense included higher personnel costs related to the impact of Golden West and Westcorp, as well as increased revenue-based incentive compensation, hiring and employee stock incentive compensation, de novo branch activity and branch consolidations, and costs related to reentering the credit card business.

▪	Continued improvement in the overhead efficiency ratio to 45.33 percent, due to merger efficiencies, expense management efforts and revenue growth.
Wealth Management
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2006	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$602	581	497
Fee and other income	779	718	593
Intersegment revenue	6	6	5

Total revenue (Tax-equivalent)	1,387	1,305	1,095
Provision for credit losses	2	6	(1)
Noninterest expense	964	908	781
Income taxes (Tax-equivalent)	154	143	115

Segment earnings	$267	248	200

Performance and other data
Economic profit	$196	184	131
Risk adjusted return on capital (RAROC)	48.07%	48.89	39.41
Economic capital, average	$528	486	460
Cash overhead efficiency ratio (Tax-equivalent)	69.51%	69.56	71.36
Lending commitments	$6,504	5,840	4,711
Average loans, net	16,205	13,916	11,055
Average core deposits	$14,493	13,605	11,964
FTE employees	4,411	4,739	3,890

Wealth Management Wealth Management includes private banking, personal trust, investment advisory services, financial planning and insurance brokerage. Products and services include:
▪	Private Banking: Customized deposit, credit and debt structuring services, including professional practice lending, insurance premium, marine and aircraft financing.

▪	Trust and Investment Management: Legacy management such as personal trust, estate settlement and charitable services; investment management products and services including independent manager search and selection; family office services and administration.

▪	Insurance: Risk management services encompassing property and casualty, group health and benefit, and life insurance.
Wealth Management’s earnings increased by 8 percent to $267 million in 2006. Key Wealth Management trends in 2006 compared with 2005 included:
▪	6 percent revenue growth driven by 8 percent growth in fee and other income and a 4 percent increase in net interest income.
▪	Fee and other income growth reflected increased commissions due to the May 2005 acquisition of Palmer & Cay, a commercial insurance brokerage firm, and modest growth in trust and investment management fees.

▪	Net interest income growth driven by a 16 percent increase in average loans, largely in commercial accounts and consumer mortgages, and a 7 percent increase in average core deposits.
▪	6 percent growth in noninterest expense, including costs related to the transition to a new investment management platform, the impact of Palmer & Cay, and increased employee stock compensation expense.

▪	10 percent growth in assets under management from year-end 2005 to $72.4 billion at year-end 2006.
Corporate and Investment Bank
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2006	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$2,037	2,220	2,387
Fee and other income	4,799	3,696	2,924
Intersegment revenue	(179)	(169)	(128)

Total revenue (Tax-equivalent)	6,657	5,747	5,183
Provision for credit losses	(32)	(27)	(41)
Noninterest expense	3,547	3,037	2,579
Income taxes (Tax-equivalent)	1,160	1,018	974

Segment earnings	$1,982	1,719	1,671

Performance and other data
Economic profit	$1,141	1,005	1,042
Risk adjusted return on capital (RAROC)	28.73%	29.48	33.64
Economic capital, average	$6,436	5,438	4,604
Cash overhead efficiency ratio (Tax-equivalent)	53.28%	52.85	49.77
Lending commitments	$107,155	103,079	81,461
Average loans, net	44,906	38,754	31,681
Average core deposits	$26,231	23,607	18,325
FTE employees	5,711	5,789	4,723

Corporate and Investment Bank Our Corporate and Investment Bank includes the following lines of business:
▪	Corporate Lending: Large corporate lending and commercial leasing.

▪	Investment Banking: Equities, merger and acquisition advisory services, the activities of our fixed income division (including interest rate products, leveraged finance, high grade, structured products and non-dollar products), and principal investing (which encompasses

24       Wachovia Corporation 2006 Annual Report

direct investments primarily in private equity and mezzanine securities, and investments in funds sponsored by select private equity and venture capital groups).

▪	Treasury and International Trade Finance: Treasury management products and services, domestic and international correspondent banking operations, and international trade services.
Our Corporate and Investment Bank increased earnings 15 percent to $2.0 billion, reflecting strong investment banking results, primarily real estate capital markets and corporate client origination activity, as well as higher principal investing results. Key Corporate and Investment Bank trends in 2006 compared with 2005 included:
▪	16 percent revenue growth driven by a 30 percent increase in fee and other income offsetting an 8 percent decline in net interest income.
▪	Net interest income declined as solid loan and deposit growth was offset by spread compression in asset-based lending, runoff in higher spread leasing assets and a decline in trading-related interest income that was offset in trading profits.

▪	The growth in fee income reflected strong investment banking results, including strength in advisory and underwriting activities; strong structured products results driven by commercial mortgage securitization activity; the impact of the fourth quarter 2005 acquisitions of AmNet Mortgage, Inc., a nationwide residential mortgage broker, and Union Bank of California’s (UBOC) international correspondent banking business; and the previously mentioned principal investing gains and higher trading account profits, which were partially offset by lower trading-related net interest income. In 2005, fee income included a gain of $122 million from the sale of equity securities received in settlement of loans.

▪	A total contribution from principal investing of $538 million in 2006 compared with $406 million in 2005. This included a $116 million unrealized gain in 2006 in our fund portfolio recognized on the portion we retained following the sale of a minority interest in an entity holding certain of our fund investments. Additionally, realized gains on the fund portfolio were higher in 2006 compared with 2005. The direct portfolio realized gains of $195 million, down $36 million from 2005.
▪	A 17 percent increase in noninterest expense due primarily to higher revenue-based incentive compensation; investment in both revenue and efficiency projects; the impact of acquisitions, including AmNet and UBOC’s international correspondent banking business; and increased employee stock compensation expense.
▪	Strong core deposit growth of 11 percent primarily from higher commercial mortgage servicing and international correspondent banking, and 16 percent higher loans primarily reflecting increased corporate loans and the international correspondent banking business acquisition. In commercial mortgage servicing, we service commercial mortgages and commercial mortgage-backed securities and hold the related escrow and other deposits.
Capital Management
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2006	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$1,013	834	564
Fee and other income	5,041	4,591	4,703
Intersegment revenue	(32)	(34)	(34)

Total revenue (Tax-equivalent)	6,022	5,391	5,233
Provision for credit losses	—	—	—
Noninterest expense	4,555	4,293	4,484
Income taxes (Tax-equivalent)	536	403	272

Segment earnings	$931	695	477

Performance and other data
Economic profit	$757	531	328
Risk adjusted return on capital(RAROC)	58.84%	46.52	35.30
Economic capital, average	$1,582	1,494	1,352
Cash overhead efficiency ratio (Tax-equivalent)	75.65%	79.64	85.69
Lending commitments	$219	208	119
Average loans, net	711	357	290
Average core deposits	$31,393	34,659	31,729
FTE employees	17,556	17,364	18,913

Capital Management Capital Management includes Retail Brokerage Services, which encompasses retail brokerage and our annuity and reinsurance businesses, and Asset Management, which includes mutual funds, customized advisory services and defined benefit and defined contribution retirement services. Capital Management provides a full line of investment products and financial and retirement services including:
▪	Retail Brokerage Services: Stocks, bonds, mutual funds, fixed and variable annuities, reinsurance, asset management accounts, and other investment products and services.

▪	Asset Management: Mutual funds, customized advisory services and defined benefit and defined contribution retirement services.
Capital Management grew earnings 34 percent to $931 million, reflecting growth in retail brokerage managed account fees as well as higher net interest income as deposit spreads improved. Key Capital Management trends in 2006 compared with 2005 included:
▪	12 percent revenue growth driven by strength in retail brokerage managed account fees as managed assets grew 26 percent to $133.7 billion. Momentum in building

Wachovia Corporation 2006 Annual Report      25

Management’s Discussion and Analysis
recurring revenue streams continued as this growth reflected strong client demand for managed accounts. Net interest income rose 21 percent as a result of improved deposit spreads.
▪	$5.1 billion in revenue from our retail brokerage businesses included transactional revenues of $1.9 billion and recurring and other income of $3.2 billion.

▪	$957 million in revenue from our asset management businesses, an increase of $93 million reflecting the June 2006 acquisitions of the Ameriprise 401(k) record-keeping business and Metropolitan West Capital Management, and Golden West, as well as core growth in assets under management.
▪	6 percent growth in noninterest expense, primarily due to increased commissions and other incentives, acquisition impact, and employee stock compensation expense.
Mutual Funds

	Years Ended December 31,
	2006		2005		2004
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Assets under management
Equity	$36	33%	$32	35%	$29	31%
Fixed income	23	21	23	25	26	29
Money market	49	46	37	40	37	40

Total mutual fund assets	$108	100%	$92	100%	$92	100%

Assets Under Management and Securities Lending

	Years Ended December 31,
	2006		2005		2004
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Assets under management
Equity	$101	37%	$82	35%	$81	35%
Fixed income	114	41	105	46	104	46
Money market	61	22	43	19	44	19

Total assets under management	$276	100%	$230	100%	$229	100%
Securities lending	57	—	57	—	41	—

Total assets under management and securities lending	$333	—	$287	—	$270	—

Total assets under management increased 20 percent from 2005 to $276.0 billion at December 31, 2006, including a $17.8 billion addition of assets retained from $24.0 billion transferred to the Parent in the fourth quarter of 2005 in connection with the divestiture of our Corporate and Institutional Trust businesses. In addition, assets under management increased $5.5 billion from Metropolitan West Capital Management and $3.2 billion from Golden West. Total net inflows in assets under management were $9.0 billion in 2006, while net asset appreciation was $10.8 billion. Equity assets reached $100.8 billion, up 22 percent from year-end 2005. Total brokerage client assets grew 11 percent from year-end 2005 to $760.0 billion at December
31, 2006, and included the addition of $23.0 billion in certain mutual fund assets not previously included as a component of client assets. This increase was offset by a decline in client assets of $29.9 billion due to the loss of assets from a clearing client that was acquired by another firm.
Parent
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2006	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$(170)	779	875
Fee and other income	346	336	125
Intersegment revenue	7	3	—

Total revenue (Tax-equivalent)	183	1,118	1,000
Provision for credit losses	36	(7)	(15)
Noninterest expense	1,114	1,021	925
Minority interest	412	367	297
Income taxes (Tax-equivalent)	(880)	(408)	(275)

Segment earnings (loss)	$(499)	145	68

Performance and other data
Economic profit	$(541)	55	35
Risk adjusted return on capital(RAROC)	(8.49)%	12.98	12.52
Economic capital, average	$2,770	2,848	2,324
Cash overhead efficiency ratio (Tax-equivalent)	374.90%	54.08	49.23
Lending commitments	$597	508	408
Average loans, net	22,455	11,484	951
Average core deposits	$4,189	5,139	3,869
FTE employees	24,938	24,066	25,298

Parent Parent includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs, certain revenues and expenses that are not allocated to the business segments; and the results of wind-down or divested businesses, including our HomEq Servicing business, which was divested on November 1, 2006; and the Corporate and Institutional Trust businesses that were divested in December 2005.
Key trends in the Parent segment in 2006 compared with 2005 included:
▪	Lower net interest income, reflecting reduced spreads on funding the securities portfolio and growth in wholesale borrowings due to the addition of Westcorp, partially offset by growth in the securities portfolio. In addition, the contribution from hedge-related derivatives was lower.

▪	A $10 million increase in fee and other income reflecting a $115 million increase related to fourth quarter 2006 adjustments to record certain fees when earned rather than when billed and for certain discontinued hedging relationships, partially offset by a $110 million decrease due to the divested trust businesses.

26       Wachovia Corporation 2006 Annual Report

▪	Net securities gains of $75 million compared with losses of $3 million in the year-ago period.

▪	A 9 percent increase in noninterest expense reflecting fourth quarter 2006 accounting adjustments for additional accruals for employee paid time off and for certain other sundry expenses.
This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest expense, which also includes other subsidiaries, was $412 million in 2006 compared with $367 million in 2005.
Balance Sheet Analysis
Earning Assets Our primary types of earning assets are securities and loans. The increase in earning assets from $451.8 billion at year-end 2005 to $614.5 billion at year-end 2006 largely reflected the impact of acquisitions. Average earning assets in 2006 were $494.1 billion, which represented a 15 percent increase from 2005, primarily from Golden West and Westcorp.
Securities The securities portfolio, all of which is classified as available for sale, consists primarily of high quality, mortgage- and asset-backed securities, principally obligations of U.S. Government agencies and sponsored entities. We use this portfolio primarily to manage liquidity, interest rate risk and regulatory capital, and to take advantage of market conditions that create more economically attractive returns on these investments. The decrease in securities available for sale from December 31, 2005, reflects the sale of securities at the end of the third quarter of 2006 to achieve our desired asset/liability profile in preparation for our merger with Golden West. Unrealized net securities losses in 2006 increased $455 million due to the effect of higher rates primarily on our fixed rate mortgage-backed securities. The average duration of this portfolio increased to 3.4 years from 3.3 years due to the extension of mortgage-backed securities in the higher rate environment.
We retain interests in the form of either bonds or residual interests in connection with certain securitizations. The retained interests result primarily from the securitization of residential mortgage loans, home equity lines, auto loans and student loans. Included in securities available for sale at December 31, 2006, were residual interests with a market value of $816 million, which included a net unrealized gain of $251 million, and retained bonds from securitizations with a market value of $6.6 billion, which included a net unrealized loss of $15 million.
The average rate earned on securities available for sale was 5.38 percent in 2006 and 5.14 percent in 2005. The Interest Rate Risk Management section further explains our interest rate risk management practices.
Securities Available for Sale

	Years Ended December 31,
(In billions)	2006	2005	2004

Market value	$108.6	113.7	109.6
Net unrealized gain (loss)	$(1.0)	(0.5)	1.8

Memoranda (Market value)
Residual interests	$0.8	0.9	0.9
Retained bonds Investment grade (a)	6.6	5.1	5.2
Other	—	0.1	—

Total	$6.6	5.2	5.2

(a) $6.1 billion had credit ratings of AA and above at December 31, 2006.
Loans — On-Balance Sheet

	Years Ended December 31,
(In millions)	2006	2005	2004

Commercial
Commercial, financial and agricultural	$96,285	87,327	75,095
Real estate — construction and other	16,182	13,972	12,673
Real estate — mortgage	20,026	19,966	20,742
Lease financing	25,341	25,368	25,000
Foreign	13,464	10,221	7,716

Total commercial	171,298	156,854	141,226

Consumer
Real estate secured	225,826	94,748	74,161
Student loans	7,768	9,922	10,468
Installment loans	22,660	6,751	7,684

Total consumer	256,254	111,421	92,313

Total loans	427,552	268,275	233,539
Unearned income	7,394	9,260	9,699

Loans, net (On-balance sheet)	$420,158	259,015	223,840

Loans — Managed Portfolio (Including on-balance sheet)

	Years Ended December 31,
(In millions)	2006	2005	2004

Commercial	$180,358	161,941	145,072
Real estate secured	241,297	110,299	97,021
Student loans	10,948	11,974	11,059
Installment loans	26,355	10,598	10,359

Total managed portfolio	$458,958	294,812	263,511

Loans We have taken several steps to enhance loan growth through acquisitions and investments that we expect will strengthen our loan portfolio mix with a greater proportion of consumer loans, including auto loans through our expanded dealer financial services network, direct issuance of credit cards, and by offering a broader suite of mortgage loan products through our bank branch network and World Savings Bank offices. In commercial lending, we have pursued risk reduction strategies in recent years to actively reduce potential problem loans and certain large corporate loans. We will continue to actively monitor loan quality and take proactive steps to reduce risk when warranted.
The 62 percent increase in net loans from year-end 2005 included the addition of $124.0 billion in loans related to Golden West and the addition of $13.5 billion in largely

Wachovia Corporation 2006 Annual Report      27

Management’s Discussion and Analysis

Year-End 2006 Commercial and Industrial Loans and Leases Industry Classification

		Committed
(In millions)	Outstanding	Exposure (a)

Manufacturing
Consumer products	$1,426	4,228
Steel and metal products	1,147	3,418
Food and beverage	1,216	3,341
Publishing and printing	1,544	3,139
Chemicals	712	3,114
Construction and construction materials	980	2,421
Electronics	844	2,022
All other manufacturing	5,059	18,892

Total manufacturing	12,928	40,575
Financial services	19,928	46,510
Services	16,963	44,422
Retail trade	14,689	22,679
Property management	9,591	20,161
Wholesale trade	8,082	15,738
Public utilities	1,423	13,919
Public administration	1,985	13,185
Individuals	6,989	10,225
Insurance	3,751	8,861
Building contractors	2,951	8,371
Transportation	652	8,331
Mining	2,005	5,963
Telecommunications and cable	1,390	3,492
Agriculture, forestry and fishing	843	1,385
All other (b)	21,719	21,747

Total	$125,889	285,564

(a)	Committed exposure includes amounts outstanding and unfunded lending commitments and letters of credit. It does not include risk mitigating credit swap derivatives.

(b)	Leases included in “All other.”
Year-End 2006 Commercial Real Estate Loans
Project Type Classification

		Committed
(In millions)	Outstanding	Exposure (a)

Single family	$4,071	7,787
Office buildings	5,654	7,341
Retail	5,477	7,182
Land-improved	4,151	6,610
Apartments	4,578	6,204
Condominiums	2,752	5,124
Industrial	2,494	2,996
Land-unimproved	2,173	2,625
Lodging	1,050	1,254
Other	3,808	4,377

Total	$36,208	51,500

(a)	Committed exposure includes amount outstanding.

Distribution by Facility Size (Percent)

Less than $10 million	42%	37
$10 million to $25 million	26	27
$25 million to $50 million	20	24
All other	12	12

Total	100%	100

auto loans related to Westcorp. Nine percent growth in commercial loans reflected strength in middle-market lending, commercial real estate construction, large corporate lending and international lending, partially offset by declines in our leasing portfolio. In addition to the acquisitions, growth in consumer loans from year-end 2005 reflected increased consumer real estate-secured activity in our financial centers.
Our loan portfolio is broadly diversified by industry, concentration and geography. Additionally, the portfolio is well collateralized:
▪	Commercial loans represented 40 percent and consumer loans 60 percent of the loan portfolio at December 31, 2006.

▪	79 percent of the commercial loan portfolio is secured by collateral.

▪	99 percent of the consumer loan portfolio is secured by collateral or guaranteed.
Of our $225.8 billion consumer real estate-secured loan portfolio:
▪	87 percent is secured by a first lien.

▪	83 percent has a loan-to-value ratio of 80 percent or less.

▪	95 percent has a loan-to-value ratio of 90 percent or less.
Our managed loan portfolio grew 56 percent from year-end 2005, reflecting the growth discussed above. In addition, beginning in 2006, commercial mortgage warehouse activity is reflected in loans held for sale. The managed loan portfolio includes the on-balance sheet loan portfolio; loans held for sale, loans securitized for which the retained interests are classified in securities; and the off-balance sheet portfolio of securitized loans sold where we service the loans.
Nonperforming Assets Nonperforming assets increased from year-end 2005 to 0.32 percent of loans, foreclosed properties and loans held for sale. Nonaccrual loans nearly doubled from year-end 2005, primarily driven by the addition of $700 million associated with Golden West. New inflows to commercial nonaccrual loans in 2006 were $621 million compared with new inflows of $751 million in 2005. Impaired commercial loans were $319 million at December 31, 2006, and $392 million at December 31, 2005.
Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $650 million at December 31, 2006, compared with $625 million at December 31, 2005. Of the total past due loans, $52 million were commercial loans or commercial real estate loans and $598 million were consumer loans.

28       Wachovia Corporation 2006 Annual Report

Net Charge-offs Net charge-offs as a percentage of average net loans of 0.12 percent in 2006 were up slightly from 2005. In 2006, commercial net charge-offs were $24 million compared with $36 million in 2005. Consumer net charge-offs were $342 million, up from $171 million in 2005, largely reflecting Westcorp. The low level of net charge-offs reflects a continuing robust credit environment and the highly collateralized nature of our portfolio, and our careful management of the inherent credit risk in our loan portfolio. Golden West has a long record of extremely low net charge-offs, including none for the past eight years, reflecting their strong underwriting and credit risk management. Accordingly, the addition of Golden West also reduced our annual charge-off percentage.
Provision for Credit Losses Provision expense rose 74 percent to $434 million, largely reflecting the effect of Westcorp and $38 million related to our new credit card portfolio. More information on the provision for credit losses, including the impact of transfers to loans held for sale, is in Table 10: Allowance for Loan Losses and Nonperforming Assets.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses increased $636 million from year-end 2005 to $3.4 billion at December 31, 2006, including $303 million from Golden West. The unallocated portion of the allowance increased from year-end 2005 by $25 million primarily reflecting the addition of the Golden West portfolio, partially offset by a reduction from updated analyses of exposures to the 2005 hurricanes. The reserve for unfunded lending commitments was $154 million at December 31, 2006, and $158 million at December 31, 2005. The reserve for unfunded lending commitments relates to commercial lending activity and is included in other liabilities.
Further information is in applicable Notes to Consolidated Financial Statements. Information on the methodology we use in maintaining these balances is in the Critical Accounting Policies section.
Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. At December 31, 2006, and at year-end 2005, core business activity, which includes residential and commercial mortgages and auto loans that we originate with the intent to sell to third parties, represented substantially all loans held for sale.
In 2006, we sold or securitized $54.8 billion in loans out of the loans held for sale portfolio, including $27.0 billion of commercial loans and $27.8 billion of consumer loans. Of these loans, $3 million were nonperforming. In 2005, we sold or securitized $32.8 billion of loans out of the loans
Asset Quality

	Years Ended December 31,
(In millions)	2006	2005	2004

Loans, net	$420,158	259,015	223,840
Allowance for loan losses	$3,360	2,724	2,757
Allowance as % of loans, net	0.80%	1.05	1.23
Allowance as % of nonaccrual and restructured loans	272	439	289
Allowance as % of nonperforming assets	246%	378	251
Net charge-offs	$366	207	300
Net charge-offs as % of average loans, net	0.12%	0.09	0.17
Nonperforming assets Nonaccrual loans	$1,234	620	955
Foreclosed properties	132	100	145
Loans held for sale	16	32	157

Total nonperforming assets	$1,382	752	1,257

Nonperforming assets to loans, net, foreclosed properties and loans held for sale	0.32%	0.28	0.53

Year-End 2006 Nonaccrual
Commercial and Industrial Loans and Leases
Industry Classification

(In millions)	Outstanding

Services	$62
Manufacturing	43
Retail and wholesale trade	27
Property management	21
Telecommunications	20
Building contractors	15
Finance	4
All other	34

Total	$226

held for sale portfolio, including $12.6 billion of commercial loans and $20.2 billion of consumer loans, primarily residential mortgages. Of these loans, $56 million were nonperforming. We also transferred $1.2 billion of auto loans to loans held for sale in connection with securitization activity in 2005.
Goodwill In connection with acquisitions, we record purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of acquired entities, as well as certain exit costs related to these mergers. Purchase accounting adjustments are preliminary and are subject to refinement for up to one year following consummation.
We recorded preliminary fair value and exit cost purchase accounting adjustments amounting to a net increase in goodwill of $905 million ($572 million after tax) related to Golden West. In addition, we recorded a deposit base intangible amounting to $409 million ($261 million after tax). Based on a purchase price of $24.3 billion and Golden West tangible stockholders’ equity of $9.7 billion, this resulted in goodwill of $14.9 billion at December 31, 2006.

Wachovia Corporation 2006 Annual Report       29

Management’s Discussion and Analysis

We recorded preliminary fair value and exit cost purchase accounting adjustments amounting to a net decrease in goodwill of $341 million ($210 million after tax) related to Westcorp. In addition, we recorded dealer relationship and deposit base intangibles amounting to $405 million ($253 million after tax). Based on a purchase price of $3.8 billion and Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in goodwill of $1.5 billion at December 31, 2006. Further information on business combinations is in applicable Notes to Consolidated Financial Statements.
Liquidity and Capital Adequacy
Liquidity planning and management are necessary to ensure we maintain the ability to fund operating costs effectively and to meet current and future obligations such as loan commitments and deposit outflows. Funding sources primarily include customer-based core deposits but also include purchased funds, maturing assets and other cash flows from operations. Wachovia is one of the nation’s largest core deposit-funded banking institutions. Our large deposit base, which now stretches from Connecticut to Florida and west to Texas and California, creates considerable funding diversity and stability. In addition to core deposits, wholesale funding sources provide a broad and diverse supplemental source of funds on both a secured and unsecured basis. Typically wholesale funding can be obtained for a broader range of maturities than core deposits, which adds flexibility in liquidity planning and management.
We manage our balance sheet in a manner we believe will provide adequate liquidity in a variety of underlying circumstances, ranging from current conditions to multiple, progressively more adverse situations. We estimate funding requirements and funding sources appropriate to each scenario and make current balance sheet adjustments if needed to maintain positive estimated liquidity in all identified circumstances. The Liquidity Risk Management section has more information.
Our senior and subordinated debt securities and commercial paper are highly rated by the major debt rating agencies, which reduces our funding costs. A table inside the back cover shows the current ratings. As noted below, we remained “well capitalized” for regulatory purposes at December 31, 2006.
Core Deposits Core deposits, which include savings, interest-bearing checking accounts, noninterest-bearing and other consumer time deposits, and deposits held in certain brokerage sweep accounts, increased from year-end 2005 to $371.8 billion at December 31, 2006. Compared with 2005, average core deposits in 2006, which included the impact of the October 2006 addition of $67.0 billion from Golden West and the impact of the March 2006 addition of $2.2 billion from Westcorp, increased 11 percent to $309.0 billion and average low-cost core deposits, which exclude consumer certificates of deposit, increased 2 percent to $244.2 billion. Average consumer certificates of deposit rose $25.2 billion from 2005.
The ratio of average noninterest-bearing deposits to average core deposits was 21 percent in 2006 and 22 percent in 2005. The portion of core deposits in higher rate, other consumer time deposits was 31 percent at December 31, 2006, and 15 percent at December 31, 2005, with the increase largely reflecting the impact of the October 2006 addition of $54.9 billion in certificates of deposit from Golden West. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to service.
Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $93.9 billion in 2006, including the impact of the October 2006 addition of $4.5 billion from Golden West, and $98.7 billion in 2005. Purchased funds were $84.8 billion at December 31, 2006, compared with $93.3 billion at December 31, 2005, as higher foreign deposits were partially offset by the effect of greater use of long-term debt for funding rather than short-term borrowings.
Long-term Debt Long-term debt (defined as an original maturity greater than 12 months) was $138.6 billion at December 31, 2006, and $49.0 billion at December 31, 2005, reflecting the addition of $48.1 billion of Golden West debt, $13.0 billion of Westcorp debt, the issuance of $38.3 billion of debt including the multi-currency and WITS hybrid securities noted below, and $4.1 billion of on-balance sheet securitizations. In 2007, scheduled maturities of long- term debt amount to $31.1 billion. We anticipate replacing the maturing obligations.
In July 2006, Wachovia and Wachovia Bank, National Association established a $20.0 billion Euro Medium Term Note Programme (EMTN), under which we may issue senior and subordinated debt securities. These securities are not registered with the Securities and Exchange Commission and may not be offered in the United States without applicable exemptions from registration. Under EMTN, Wachovia and Wachovia Bank issued an aggregate $9.7 billion of debt securities in 2006 and had up to $10.3 billion available for issuance at December 31, 2006.
The WITS transaction included a junior subordinated note and a forward contract for the sale of noncumulative perpetual preferred stock to a trust. The trust then issued $2.5 billion of securities to investors. The junior subordinated note qualifies as tier 1 capital.
Under our current shelf registration statement filed with the SEC at December 31, 2006, we had $14.0 billion of senior or subordinated debt securities, common stock or preferred

30     Wachovia Corporation 2006 Annual Report

stock available for issuance under this program. In addition at December 31, 2006, we had available for issuance up to $4.5 billion under a medium-term note program covering senior or subordinated debt securities. Also, at December 31, 2006, Wachovia Bank had a global note program for the issuance of up to $21.1 billion of senior and subordinated notes. In 2006, we issued $14.8 billion of senior and subordinated bank notes under this program.
In February 2007, we issued $875 million in hybrid trust preferred securities that qualify as tier 1 capital under a trust preferred shelf registration.
The issuance of debt or equity securities continues under all our programs and depends on future market conditions, funding needs and other factors.
Credit Lines Wachovia Bank has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires us to maintain a minimum level of adjusted total equity capital. We have not used this line of credit. A nonbank subsidiary has a $2.0 billion committed backup line of credit that expires in 2011. This credit facility has no financial covenants associated with it. In connection with initiating this line, we borrowed $250 million in September 2006, and repaid this amount in October 2006.
Dividend and Share Activity

	Years Ended December 31,
(In millions, except per share data)	2006	2005	2004

Dividends on common stock	$3,589	3,039	2,306
Dividends per common share	$2.14	1.94	1.66
Common shares repurchased	82	52	47
Average diluted common shares outstanding	1,681	1,585	1,370

Stockholders’ Equity The management of capital in a regulated banking environment requires a balance between optimizing leverage and return on equity while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. Our goal is to generate attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios. Stockholders’ equity increased 47 percent from year-end 2005, to $69.7 billion at December 31, 2006, including $18.5 billion related to the purchase of Golden West and $3.8 billion related to the purchase of Westcorp; repurchases of 82 million common shares at a cost of $4.5 billion in connection with our share repurchase programs; and net depreciation in the securities portfolio. The higher level of share repurchases in 2006 compared with 2005 reflected opportunistic deployment of excess capital partially related to higher earnings. At December 31, 2006, we were authorized to buy back 42 million shares of common stock. Our 2006 Form 10-K has additional information related to share repurchases.
We adopted SFAS No. 156, Accounting for Servicing of Financial Assets, (SFAS 156), effective January 1, 2006, which is discussed further in applicable Notes to Consolidated Financial Statements. Accordingly, we recorded a cumulative effect adjustment to January 1, 2006, retained earnings of $41 million after tax.
We also adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (SFAS 158), effective December 31, 2006, which is discussed further in applicable Notes to Consolidated Financial Statements. Accordingly, we recorded a $1.1 billion after-tax reduction to accumulated other comprehensive income on December 31, 2006. This reduction to accumulated other comprehensive income represents the net effect of certain pension and postretirement amounts previously deferred and recorded on the balance sheet in other assets and liabilities and regularly disclosed in the related Notes to Consolidated Financial Statements. The adoption of FSP 13-2 and FIN 48 on January 1, 2007, resulted in a $1.4 billion after-tax reduction to beginning retained earnings on that date.
Subsidiary Dividends Wachovia Bank is the largest source of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at December 31, 2006, our subsidiaries had $7.9 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $4.3 billion in dividends to the parent company in 2006.
Regulatory Capital Our capital ratios were above regulatory minimums in 2006 and we continued to be classified as well capitalized. The tier 1 capital ratio decreased 8 basis points from December 31, 2005, to 7.42 percent at December 31, 2006, driven primarily by the impact of the cash payment associated with the Golden West acquisition and by additional risk-weighted assets, offset by the issuance of securities noted above and a benefit resulting from the purchase of credit protection from a securitization trust on a portion of $9.8 billion of consumer real estate-secured loans. Our total capital ratio was 11.33 percent and our leverage ratio was 6.01 percent at December 31, 2006, and 10.82 percent and 6.12 percent, respectively, at December 31, 2005.
Banking regulators have issued an interim rule under which the reduction of stockholders’ equity associated with SFAS 158 is not reflected in the determination of regulatory capital. Accordingly, the adoption of SFAS 158 does not at this time have an effect on our regulatory capital. Information regarding our pension and other postretirement plans is included in applicable Notes to Consolidated Financial Statements. However, adoption of FSP 13-2 and FIN 48 have not been similarly treated by banking regulators and therefore our regulatory capital was reduced on January 1, 2007. More information is in the Executive Summary.

Wachovia Corporation 2006 Annual Report     31

Management’s Discussion and Analysis
Off-Balance Sheet Transactions
In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. The following discussion also includes retained interests from securitization transactions.
Summary of Off-Balance Sheet Exposures

	December 31, 2006
	Carrying
(In millions)	Amount	Exposure

Guarantees
Securities and other lending indemnifications	$—	61,715
Standby letters of credit	115	37,783
Liquidity agreements	9	27,610
Loans sold with recourse	50	7,543
Residual value guarantees	—	1,131

Total guarantees	$174	135,782

Guarantees Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or change in an underlying asset, liability, rate or index. Our guarantees are generally in the form of securities and other lending indemnifications, standby letters of credit, liquidity agreements, loans sold with recourse or residual value guarantees.
Securities and Other Lending Indemnifications We indemnify clients of our securities lending business. Our clients’ securities are loaned, on a fully collateralized basis, to third party broker/dealers. We indemnify our clients against broker default and support these indemnifications with collateral that is marked to market daily. We generally require cash or other highly liquid collateral from the broker/dealer. At December 31, 2006, there was $63.5 billion in collateral supporting the $61.7 billion loaned. There is no carrying amount associated with these indemnifications.
Standby Letters of Credit We issue standby letters of credit to customers in the normal course of our commercial lending businesses. Standby letters of credit are guarantees of performance primarily issued to support private borrowing arrangements, including commercial paper, bond financings and similar transactions. We also assist commercial, municipal, nonprofit and other customers in obtaining long-term tax-exempt funding through municipal bond issues and by providing credit enhancements in the form of standby letters of credit. Under these agreements and under certain conditions, if the bondholder requires the issuer to repurchase the bonds prior to maturity and the issuer cannot remarket the bonds, we are obligated to provide funding to the issuer to finance the repurchase of the bonds. We were not required to provide any funding to finance the repurchase of the bonds under these agreements in 2006.
Undrawn standby letters of credit amounted to $37.8 billion at December 31, 2006, and $35.6 billion at December 31, 2005. For letters of credit, we typically charge a fee equal to a percentage of the unfunded commitment. We recognized fee income on unfunded letters of credit of $266 million in 2006 and $251 million in 2005. The risk associated with standby letters of credit is incorporated in the overall assessment of our liquidity risk as described in the Liquidity Risk Management section. The Credit Risk Management section describes how we manage on- and off-balance sheet credit risk.
Liquidity Agreements We arrange financing for certain customer transactions through multi-seller commercial paper conduits that provide customers with access to the commercial paper market. Conduits purchase a variety of asset-backed loans and receivables, trade receivables, securities and other assets from borrowers and issuers, and issue commercial paper to fund those assets.
We provide a liquidity facility on substantially all the commercial paper issued by the conduit we administer. The conduit is considered a VIE under the provisions of FIN 46R, and our liquidity facility exposure is considered a variable interest, although we are not the primary beneficiary. The deconsolidated conduit had $11.4 billion of commercial paper outstanding at December 31, 2006. We also provide liquidity on certain transactions of the structured lending vehicle we administer. The vehicle is a VIE and our liquidity facility exposure along with certain other interests are considered variable interests. We are not the primary beneficiary and do not consolidate the vehicle. The structured lending vehicle had total assets with a fair value of $7.6 billion at December 31, 2006.
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
The provisions of the liquidity agreements require us to purchase an interest in the assets financed by the conduits if the conduits are unable to continue to issue commercial paper to finance those assets. The ability to market commercial paper is affected by general economic conditions

32     Wachovia Corporation 2006 Annual Report

and by the credit rating of the party providing the liquidity agreement. To date, there has not been a situation where these conduits could not issue commercial paper. We received fees of $2 million in 2006 and in 2005 for providing these liquidity agreements.
In addition, at the discretion of the conduit administrator and in accordance with the provisions of the liquidity agreements, we may be required to purchase assets from the conduits we administer and/or those administered by third parties. In some cases, the fair value of the assets may be less than their par value, and consequently, we record a loss for the difference between these values. Any losses for assets purchased from the deconsolidated conduit would be after losses absorbed by the third-party holder of the subordinated note. In 2006 and in 2005, we did not have significant losses associated with these purchases.
We received fees of $84 million in 2006 and $69 million in 2005 for servicing assets held by QSPEs to which we provide liquidity or in which we have retained interests.
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
Loans Sold with Recourse In certain loan sales or securitizations, we provide recourse to the buyer that requires us to repurchase loans at par value plus accrued interest on the occurrence of certain credit-related events within a certain period of time. In many cases, we are able to recover amounts paid from the sale of the underlying collateral. In 2006 and in 2005, we did not repurchase a significant amount of loans associated with these agreements.
Residual Value Guarantees We provide residual value guarantees as part of certain leasing transactions of corporate assets, including railcars, office buildings and corporate aircraft. The lessors in these leases are generally large financial institutions or their leasing subsidiaries. These guarantees protect the lessor from loss on sale of the related asset at the end of the lease term. To the extent that a sale results in proceeds less than a stated percent (generally 80 percent to 89 percent) of the asset’s cost less depreciation, we would be required to reimburse the lessor under our guarantee. Residual value guarantees outstanding at December 31, 2006, included $1.1 billion representing assets under operating leases, of which $852 million related to operating leases of railcars.
Retained Interests As discussed above, we periodically securitize assets originated through our normal loan production channels or warehoused on behalf of clients through purchases in the open market. In securitization transactions, assets are typically sold to off-balance sheet, special purpose entities. Certain securitization transactions result in a complete transfer of risk to investors, and in others, we retain risk in the form of senior or subordinated notes or residual interests in the securities issued by the off-balance sheet entities. Retained interests from securitizations recorded as either available for sale securities, trading account assets or loans amounted to $8.2 billion at December 31, 2006, and $6.4 billion at December 31, 2005.
In 2006, we securitized and sold $3.2 billion of consumer loans, retaining $97 million in the form of residual interests. Included in other income were net gains of $9 million in 2006 related to these securitizations. This compares with net gains of $10 million related to securitizations in 2005, when we securitized and sold $9.6 billion of consumer loans, retaining $191 million in the form of investment grade securities and $210 million in the form of residual interests.
We have credit, liquidity and market risk associated with our retained interests. Determining the fair value of our retained interests is subjective and is described in more detail in the Critical Accounting Policies section. In addition, the Securities section includes further information.
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
The board of directors has approved management account- abilities and supporting committee structures to effect risk governance. Our chief executive officer is responsible for the overall risk governance structure. Our chief risk officer reports directly to our chief executive officer and is responsible for independent evaluation and oversight of our credit, market and operational risk-taking activities and our risk governance processes.
We oversee strategic business risk and our general business affairs through the Management Operating Committee. This committee meets monthly and is composed of the senior management of the company, including all executives who report directly to the chief executive officer.

Wachovia Corporation 2006 Annual Report     33

Management’s Discussion and Analysis

Four Components of Risk Governance Our risk management strategy is aligned around four components of risk governance: our business units; our independent risk management function joined by other corporate staff functions including legal, finance, human resources and technology; internal audit; and risk committees.
Our business units are responsible for identifying, acknowledging, quantifying, mitigating and managing all risks. Business unit management determines and executes our strategies, which puts them closest to the changing nature of risks, and makes them best able to take action to manage and mitigate those risks. Our management processes, structure and policies help us to comply with laws and regulations, and provide clear lines of sight for decision-making and accountability.
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
The first process involves standard approval structures (such as rapid decision scorecards) for use in retail, certain small business lending and most trading activities. The second process involves individual approval of commercial exposures based, among other factors, on the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook.
Credit Risk Review is an independent unit that performs risk process reviews and evaluates a representative sample of individual credit extensions. Credit Risk Review has the authority to change internal risk ratings and has the responsibility to assess the adequacy of credit underwriting and servicing practices. This unit reports directly to the Risk Committee of the board of directors.
Economic capital for all credit risk assets is calculated by the credit risk management group within the risk management organization.
Commercial Credit All commercial exposures, both in the form of loans and commitments to lend, are assigned internal risk ratings that reflect the probability of borrower default on any obligation and the probable loss in the event of a default. Commercial credit extensions are also evaluated

34     Wachovia Corporation 2006 Annual Report

VAR Profile by Risk Type

(In millions)	2006			2005

Risk Category	High	Low	Avg	High	Low	Avg

Interest rate	$11.2	4.6	6.8	25.9	10.0	15.1
Foreign exchange	3.7	0.2	0.9	2.1	0.2	0.8
Credit products	34.8	14.3	21.2	—	—	—
Equity	20.3	1.3	10.1	16.2	5.6	10.4
Commodity	0.9	0.2	0.4	1.3	0.1	0.5

Aggregate	$31.1	12.8	19.0	28.4	11.9	19.2

Daily VAR Backtesting
(Dollars of revenue in millions)
Histogram of Daily Profit and Loss in 2006
(Dollars of revenue in millions)
using a RAROC model that considers pricing, internal risk ratings, loan structure and tenor, among other variables. This produces a risk and return analysis, enabling the efficient use of economic capital attributable to credit risk.
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
Borrower exposures may be designated as “watch list” accounts when warranted as a result of either environmental factors or individual company performance. Such accounts are subjected to additional review by the business line management, risk management and credit risk review staffs, and our chief risk officer in order to adequately assess the borrower’s credit status and to take appropriate action. In addition, projections of both nonperforming assets and losses for future quarters are performed monthly. We have also established special teams composed of highly skilled and experienced lenders to manage problem credits and to handle commercial recoveries, workouts and problem loan sales.
Commercial credit checks and balances, the independence of risk management functions and specialized processes are all designed to avoid credit problems where possible, and to recognize and address problems early when they do occur.
Retail Credit In retail lending, we manage credit risk primarily from a portfolio view. The risk management division, working with the lines of business, determines the appropriate risk and return profile for each portfolio, using a variety of tools including quantitative models and scorecards tailored to meet our specific needs.
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
Market Risk Management Market risk represents the risk of declines in value that on- and off-balance sheet positions could realize depending on a variety of market movements, such as changes in interest rates, equity prices and foreign exchange rates. We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Market risk is inherent in all these activities.
Market risk management activities are overseen by an independent market risk group, which reports outside the business units to the risk management group. Risk measures include the use of value-at-risk (VAR) methodology with limits approved by the Market Risk Committee and subsequently by the Risk Committee of the board. The Market Risk Committee also approves a variety of other trading limits designed to match trading activities to our appetite for risk and to our strategic objectives.
The VAR methodology assesses market volatility over the most recent 252 trading days to estimate within a given

Wachovia Corporation 2006 Annual Report     35

Management’s Discussion and Analysis

level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent and 99 percent confidence levels, and 10-day VAR at the 99 percent confidence level. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit in 2006 was $30 million. The total 1-day VAR was $30 million at December 29, 2006, and $18 million at December 31, 2005, and primarily related to interest rate risk and equity risk. The high, low and average VARs in 2006 were $31 million, $13 million and $19 million, respectively.
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
Operational risk is managed through an enterprise-wide framework for organizational structure, processes and technologies. This framework has been developed and implemented by an independent operational risk team that reports to the risk management group. This team is composed of a corporate operational risk group and operational risk leaders aligned with our business units and support functions. In addition to our governance process, we devote significant emphasis and resources to continuous refinement of processes and tools that aid us in proactive identification and management of material operational risks, including a rigorous self-assessment process. Additionally, we focus on training, education and development of a risk management culture that reinforces the message that all employees are responsible for the management of operational risk. We believe proactive management of operational risk is a competitive advantage due to lower earnings volatility, greater customer satisfaction and enhanced reputation.
One component of operational risk is compliance risk. This risk is managed by our compliance group, which works within the business lines but reports centrally to the risk management group under the leadership of our chief compliance officer, who reports to our chief executive officer. This structure allows compliance risk management to consult with the business unit as policies and procedures are developed, and it enables close monitoring of daily activities. As part of our compliance program, we devote significant resources to combat money laundering and terrorist financing, and to safeguard our customers’ data.
Managing merger risk and change in general is another key component of operational risk. We use a well-documented, disciplined process to manage the inherent risk of change
(for example, merger integrations, outsourcing and new product developments) and to assess organizational readiness. The organizational readiness assessment process provides readiness and risk information related to staffing, training, customer communication, compliance, vendors, corporate real estate, technology infrastructure, application systems, operational support and reconcilement. We pay close attention to the overall organizational capacity and interdependencies, and to our ability to execute. To further strengthen our governance processes, we combined our financial and implementation risk governance committees into a single investment review board in 2006. This committee provides executive management oversight to the portfolio of significant projects.
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
Liquidity Risk Management

December 31, 2006
			Over One	Over Three
		One Year	Year Through	Years Through	Over
(In millions)	Total	or Less	Three Years	Five Years	Five Years

Contractual Commitments
Deposit maturities	$407,458	395,527	8,633	3,207	91
Long-term debt	138,594	31,131	39,509	30,228	37,726
Operating lease obligations	6,195	687	1,258	1,803	2,447
Capital lease obligations	16	3	5	4	4
Investment obligations	844	844	–	–	–
Other purchase obligations	655	428	181	46	–

Total	$553,762	428,620	49,586	35,288	40,268

36     Wachovia Corporation 2006 Annual Report

Cash flows from operations are a significant component of liquidity risk management and consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments, along with dividend payments.
We purchase funds on an unsecured basis in the federal funds, commercial paper, bank note, national certificate of deposit and long-term debt markets. In addition, we routinely use securities in our trading portfolio and in our available for sale portfolio as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the Federal Reserve Bank. Our ability to access unsecured funding markets and the cost of funds acquired in these markets are primarily dependent on our credit rating, which is currently P-1/A-1+/F1+ for short-term paper and Aa3/AA-/AA- for senior debt (Moody’s, Standard & Poor’s and Fitch, respectively). Our goal is to maintain a long-term AA credit rating. We believe a long-term credit rating of AA will provide us with many benefits, including access to additional funding sources at lower rates (assuming a static interest rate environment). Conversely, a downgrade from our current long-term debt ratings would have an adverse impact, including higher costs of funds, access to fewer funding sources and possibly the triggering of liquidity agreements. Providing funding under liquidity agreements could result in our forgoing more profitable lending and investing opportunities as well as dividend payments because of funding constraints.
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
The Asset and Liability Committee is responsible for liquidity risk management. This committee approves liquidity limits and receives thorough periodic reports on our liquidity position. Liquidity reports detail compliance with limits and with guidelines. They include a review of forecasted liquidity needs based on scheduled and discretionary asset and liability maturities. They evaluate the adequacy of funding sources to meet these needs. In addition, stress tests are evaluated to determine required levels of funding in an adverse environment. These stress tests include reduced access to traditional funding sources in addition to unexpected draw-downs of contingent liquidity exposures (for example, liquidity agreements with conduits).
Derivatives We use derivatives to manage our exposure to interest rate risk, to generate profits from proprietary trad-
ing and to assist our customers with their risk management objectives. All derivatives are recorded on the balance sheet at fair value with realized and unrealized gains and losses included either in the results of operations or in other comprehensive income, depending on the nature, purpose and designation of the derivative transaction. Derivative transactions are often measured in terms of notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is not usually exchanged, but is used only as the basis on which interest or other payments are calculated.
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
For nondealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent

Wachovia Corporation 2006 Annual Report     37

Management’s Discussion and Analysis

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
More information on our derivatives used for interest rate risk management is included in applicable Notes to Consolidated Financial Statements.
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish net interest income we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and describes the actions we take to protect earnings from interest rate risk.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset- sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Historically, our large and relatively rate-insensitive deposit base has funded a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Furthermore, our focus on new customer acquisition and quality customer service has historically enabled us to generate deposit growth that has matched or outpaced loan growth, adding to our naturally asset-sensitive position. To achieve more neutrality or to establish a liability-sensitive position, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.
We often elect to use derivatives to protect assets, liabilities and future financial transactions from changes in interest rates. When deciding whether to use derivatives instead of investing in securities to reach the same goal, we consider a number of factors, such as cost, efficiency, the effect on our liquidity and capital, and our overall interest rate risk management strategy. We choose to use derivatives when they provide greater relative value or more efficient execu-
Market Rate Scenarios
tion of our strategy than securities. The derivatives we use for interest rate risk management include various interest rate swaps, futures and forwards and in many cases are designated and accounted for as accounting hedges. We fully incorporate the market risk associated with interest rate risk management derivatives into our earnings simulation model in the same manner as other on-balance sheet financial instruments.
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
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Based on our January 2007 forward rate expectation, our various scenarios together measure earnings volatility to a December 2007 federal funds rate ranging from 2.78 percent to 6.78 percent.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year treasury note rate and 30-year treasury note rate would increase by 200 basis points as well. A nonparallel shift would consist

38     Wachovia Corporation 2006 Annual Report

of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a steepening of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the yield curve implicit in the “market forward rate” scenario. In the first six months of 2004, the threat of rising rates, but uncertain timing, kept the yield curve very steep. Before the Federal Reserve’s Federal Open Market Committee’s tightening campaign began in late June 2004, our investment and hedging strategies were designed to manage both repricing risk and curve flattening that typically accompanies a rapid rise in short-term rates. Much of the anticipated flattening occurred throughout 2004, 2005 and 2006. At December 31, 2006, the spread between the 10-year treasury note rate and the federal funds rate was inverted at a negative 46 basis points, which is considerably different from the long-term average spread of a positive 119 basis points. While we still believe further inversion is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further inversion has somewhat subsided.
Considering the balance of risks for 2007, we will focus primarily on managing the value created through our expanded deposit base as we protect the net interest margin against the pressures of higher short-term rates, and relative to prior years, a flatter yield curve. We expect to rely on our large base of low-cost core deposits to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or we would liquidate them. If more variable rate loans were added to our loan portfolio, we would likely allow fixed rate securities to mature or we would liquidate them, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans. For example, Golden West option ARMs, despite being a monthly floating rate product, reprice on an index that generally lags changes in short-term rates. A portion of these option ARMs are funded with short-term floating rate notes, which together create a profile that is liability-sensitive as measured under our earnings sensitivity analysis. Therefore, in advance of the Golden West merger, we reduced the size of our fixed rate exposure in residential mortgage-backed securities and commercial mortgage-backed securities in order to help achieve the desired interest rate risk profile for the combined company.
Policy Period Sensitivity Measurement

	Actual	Implied
	Fed Funds	Fed Funds
	Rate at	Rate at	Percent
	January 1,	December 31,	Earnings
(In percent)	2007	2007	Sensitivity

Market Forward Rate Scenarios (a)	5.25%	4.78	—
High Rate Composite		6.78	(1.9)
Low Rate		2.78	3.6

(a)Assumes base federal funds rate mirrors market expectations.
Earnings Sensitivity The Policy Period Sensitivity
Measurement table provides a summary of our interest rate sensitivity measurements.
The January 2007 forward rate expectations imply a high probability that the federal funds rate will decline 50 basis points by the end of the policy period in December 2007. If this occurs, the spread between the 10-year treasury note rate and the federal funds rate would compress from a negative 67 basis points of slope in January 2007, to a less inverted yield curve of a negative 22 basis points of slope by December 2007. Because it is unlikely under this scenario that federal fund rates would rise an additional 200 basis points in parallel, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These yield curves are constructed to represent the more likely range of yield curve shapes that may prevail in an environment where short-term rates rise 200 basis points above current market expectations. The reported high rate sensitivity is a composite of these three scenarios.
In January 2007, our earnings simulation model indicated earnings would be negatively affected by 1.9 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while the longer-term 10-year treasury note rate and the 30-year treasury note rate each decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 3.6 percent in this scenario. These percentages are for a full year, but may be higher or lower in individual reporting periods.
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

Wachovia Corporation 2006 Annual Report     39

Management’s Discussion and Analysis

reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act, and therefore, we are very familiar with the process of maintaining and evaluating our internal controls over financial reporting. We also are focused on our disclosure controls and procedures, which as defined by the SEC, are generally those controls and procedures designed to ensure that financial and non-financial information required to be disclosed in our reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to management, including our chief executive officer and our chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.
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
In addition, accounting representatives in our finance division meet with representatives of our primary federal banking regulators on a quarterly basis to review, among other things, income statement and balance sheet trends, any significant or unusual transactions, changes in or implementation of significant accounting policies, and other significant non-financial data, as identified by our representatives. The chief executive officer and the chief financial officer also meet with the federal banking regulators on a semiannual basis.
As required by applicable regulatory law, the chief executive officer and the chief financial officer review and make various certifications regarding the accuracy of our periodic public reports filed with the SEC, our disclosure controls and procedures, and our internal control over financial reporting. Assisted by the Disclosure Committee, we will continue to assess and monitor our disclosure controls and procedures, and our internal controls over financial reporting, and we will make refinements as necessary.
Accounting and Regulatory Matters
The following information addresses significant new developments in accounting standard setting that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Income Taxes In July 2006, the FASB issued FIN 48, which clarifies the criteria for recognition and measurement of income tax benefits in accordance with SFAS 109, Accounting for Income Taxes. Under FIN 48, evaluation of income tax benefits is a two-step process. First, income tax benefits can be recognized in financial statements for a tax position only if it is considered “more likely than not,” as defined in SFAS 5, Accounting for Contingencies, of being sustained on audit based solely on the technical merits of the income tax position. Second, if the recognition criteria are met, the amount of income tax benefits to be recognized is measured based on the largest income tax benefit that is more than 50 percent likely to be realized on ultimate resolution of the tax position. See below for a discussion of the impact of FIN 48 for leveraged lease transactions. FIN 48 became effective on January 1, 2007, and the impact of adopting FIN 48 on other positions did not have a material impact on our consolidated financial position.
Leveraged Lease Accounting In July 2006, the FASB issued FASB Staff Position FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction, (FSP 13-2). FSP 13-2 amends SFAS 13, Accounting for Leases, to provide that changes affecting the timing of income tax cash flows but not the total net income under a leveraged lease trigger a recalculation of the net investment in the lease. Prior to FSP 13-2, only a change in an important lease assumption that changed the total estimated net income under a leveraged lease triggered a recalculation of the net investment. Under FSP 13-2, recalculations affecting existing leveraged leases result in a one-time noncash charge to be recorded as a cumulative effect of a change in accounting principle through a reduction of beginning retained earnings on January 1, 2007. Amounts that in the aggregate approximate the amount of the charge initially recorded will be recognized as income over the remaining terms of the affected leases. Any additional recalculations for subsequent changes in the timing of income tax cash flows will be recorded in the results of operations.
We have two primary classes of leveraged lease transactions that are affected by FSP 13-2: Lease-In, Lease-Out transactions (LILOs) and a second group of transactions the Internal Revenue Service broadly refers to as SILOs. SILOs principally include service contract and qualified technological equipment leases.
As previously disclosed, in 2004, Wachovia and the IRS settled all issues relating to the IRS’s challenge of the tax

40     Wachovia Corporation 2006 Annual Report

position on LILOs entered into by First Union Corporation and legacy Wachovia Corporation. The resolution of these LILO issues with the IRS led to a change in the timing of cash flows under the lease transactions, and accordingly, FSP 13-2 requires a recalculation of the LILO leases.
FSP 13-2 also affects our SILOs. The IRS has announced its intention to challenge the industry-wide tax treatment of SILOs. While we believe our tax treatment of SILOs is consistent with well-established tax law and that it is more likely than not that we would prevail if litigation were to become necessary, it is possible that, upon resolution of a potential dispute with the IRS, we may not realize some of the income tax benefits originally recorded. Because of this possibility, the combination of FSP 13-2 and FIN 48 requires that we estimate the timing of income tax benefits to recognize and recalculate the net investment in the leases.
We have completed our assessment of the impact of FSP 13-2 and FIN 48 on our leveraged lease portfolio, and on January 1, 2007, we recorded a $1.4 billion after-tax charge to beginning retained earnings related solely to our portfolio of LILOs and SILOs. The impact of FSP 13-2 on our regulatory capital is discussed in the Outlook section.
The amount of the reduction to January 1, 2007, beginning retained earnings from the affected LILO and SILO trans- actions will be recognized as income over the remaining terms of the affected leases, generally 35 years to 40 years. The amounts to be recognized as income over the remaining terms of the affected leases will not have a material impact to our results of operations in future periods.
Financial Instruments The FASB has an ongoing project addressing the accounting for the transfer of financial instruments and retention of an interest in such financial instruments. As part of this project, the FASB issued two pronouncements in 2006, SFAS 155, Accounting for Certain Hybrid Financial Instruments, (SFAS 155), which is discussed below, and SFAS 156, Accounting for Servicing of Financial Assets, which we implemented effective January 1, 2006, and is discussed in applicable Notes to Consolidated Financial Statements. The FASB is continuing its deliberations relating to an amendment to SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, (SFAS 140). This amendment would revise or clarify the criteria for derecognition of financial assets after a transfer and address the permitted activities of a QSPE. The FASB is considering the need for clarifying guidance, which may result in changes to the structure of and/or the accounting for these transactions. We cannot predict with certainty whether any guidance will be issued or what the transition provisions for implementing the guidance will be from these deliberations.
Hybrid Financial Instruments SFAS 155 amends SFAS 133, Accounting for Derivatives and Hedging Activity, and SFAS 140. Hybrid financial instruments contain an embedded derivative within a single instrument, either a debt or equity host contract. SFAS 155 permits entities the option to record certain hybrid financial instruments at fair value as individual financial instruments, with corresponding changes in value recorded in earnings. Prior to this amendment, certain hybrid financial instruments were required to be separated into two instruments, the derivative and the host, and generally only the derivative was recorded at fair value. SFAS 155 also removes an existing exception for evaluating certain interests in securitized assets for embedded derivatives. SFAS 155 is effective for all financial instruments acquired or issued after January 1, 2007. Additionally, SFAS 155 provides a one-time opportunity to elect fair value for hybrid financial instruments existing at the date of implementation other than those interests in securitized assets now subject to evaluation for embedded derivitives. For any instruments included in this one-time transition, the difference between the carrying amount of the derivative and host component of the existing hybrid financial instruments and the fair value of the single financial instrument will be recorded as a cumulative effect adjustment to beginning retained earnings. We do not expect the impact of adopting SFAS 155 on January 1, 2007, to have a material impact on stockholders’ equity.
Fair Value In September 2006, the FASB issued SFAS 157, Fair Value Measurement, (SFAS 157), which establishes a framework for measuring fair value in U.S. GAAP, expands disclosures about fair value measurement and provides new income recognition criteria for certain derivative contracts. SFAS 157 does not establish any new fair value measurements itself, but applies to other accounting standards that require the use of fair value for recognition or disclosure. In particular, the framework in SFAS 157 will be required for financial instruments for which fair value is elected, such as under SFAS 155 discussed above or under the newly issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities.
SFAS 157 eliminates the income deferral requirements of Emerging Issues Task Force (EITF) Issue No. 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, for derivative contracts with valuation inputs that are not directly observable from market data. Application of the SFAS 157 framework may also lead to changes in the measurement of fair value in our consolidated financial statements. Any transition adjustments will be recorded as a cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on the date of adoption. Both SFAS 157 and SFAS 159 are effective January 1, 2008, with earlier implementation permitted on January 1, 2007, provided financial statements for any period in 2007 have not yet been

Wachovia Corporation 2006 Annual Report     41

Management’s Discussion and analysis

issued. We are currently assessing the impact of SFAS 157 on our consolidated financial position and results of operations, and we anticipate a January 1, 2008, adoption date.
Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2006 Annual Report on Form 10-K.
In June 2004, the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital that are designed to be more risk sensitive than the current framework. In the fourth quarter of 2006, the U.S. regulatory agencies published a joint Notice of Proposed Rulemaking (NPR) for Basel II that represents the U.S. version of the international guidelines. Under the NPR, we must develop an implementation plan within six months of the effective date of the final rule with the transitional period for capital calculation to begin within 36 months of the effective date of the final rule. Regulatory efforts in the U.S. for Basel II have experienced continued timing delays, and the date of a final rule remains unknown. The NPR currently proposes to make 2008 the first possible year for a bank to conduct its parallel run (the first step towards Basel II implementation) for measuring regulatory capital under the new regulatory capital rules and the existing general risk-based capital rules. The NPR also proposes 2009-2011 as the first possible years for the transitional periods. We have established necessary project management infrastructure and funding to ensure we will fully comply with the new regulations.
Earnings Analysis for Fourth Quarter 2006
In the fourth quarter of 2006 compared with the fourth quarter of 2005, net income rose 35 percent to $2.3 billion from $1.7 billion, and diluted earnings per common share rose 10 percent to $1.20 from $1.09. These amounts included Golden West in the fourth quarter of 2006, and reflect after-tax net merger-related and restructuring expenses of 1 cent per share in the fourth quarter of 2006 and 2 cents per share in the fourth quarter of 2005. In addition, the fourth quarter a year ago included an after-tax gain of $214 million, or 14 cents per common share, presented as discontinued operations related to the divestiture of our Corporate and Institutional Trust businesses. Results in 2006 included a gain of $46 million after-tax, or 2 cents per share, relating to this divestiture.
In the fourth quarter of 2006 compared with the fourth quarter of 2005, Wachovia grew revenue 31 percent on higher loans and deposits primarily due to Golden West and Westford, with equally strong fee income growth, and increased net interest income 29 percent, reflecting higher average commercial loans, up 12 percent, and average consumer loans, up 161 percent, including the impact of the acquisitions.
Commercial loan growth was led by middle-market and business banking, commercial real estate and large corporate lending, while consumer loan growth was led by higher real estate-secured loans, which included the impact of year-end 2005 loan transfers from loans held for sale, as well as Golden West and Westcorp. Average core deposits rose 26 percent and average low-cost core deposits were up 3 percent. Growth in lower spread loans, a shift in deposit mix and the effects of the inverted yield curve resulted in 16 basis points of margin compression.
Fee and other income grew 33 percent, led by record investment banking fees, strength in service charges and higher securitization income. Asset management fees reached a new high, reflecting continued growth in retail brokerage managed account relationships, while commissions reflected improving retail brokerage transaction activity as well. Trading results recovered from losses in the fourth quarter of 2005 and securities gains were higher.
Noninterest expense rose 18 percent largely reflecting the acquisitions, and also included higher incentives on revenue growth in the Corporate and Investment Bank and in Capital Management.
In the General Bank, a 47 percent increase in revenue was driven by increased loans and deposits primarily reflecting Golden West and Westcorp. In addition, earnings were $1.7 billion on revenue of $4.8 billion. The business mix continued to shift, reflecting customer preference for fixed rate instead of variable rate loans and certificates of deposit over demand deposits.
An increase in average loans reflected the addition of $124.0 billion from Golden West and the addition of $13.5 billion from Westcorp. Organic growth was led by middle- market commercial, business banking and commercial real estate. Deposit growth was led by consumer certificates of deposit and money market funds.
Growth in fee and other income of 27 percent included 19 percent growth in consumer service charges and 16 percent growth in interchange income.
Noninterest expense growth of 20 percent included the acquisitions, de novo branch activity and costs related to reentering the credit card business. Despite the increased expense, the General Bank’s overhead efficiency ratio improved 909 basis points to 41.98 percent. Increased provision expense was a result of higher retail losses and lower recoveries.

42     Wachovia Corporation 2006 Annual Report

Wealth Management generated modest revenue growth driven by fee and other income growth, including increased commissions and higher banking fees. In addition, a dip in net interest income was due to margin compression, which offset strong momentum in loans and a modest increase in average core deposits. Noninterest expense declined.
In the Corporate and Investment Bank, revenue growth of 28 percent was driven by higher advisory and origination activity in corporate client businesses and strength in real estate capital markets. An 8 percent decline in net interest income reflected spread compression in asset-based lending and leasing, lower trading-related interest income and cross-border leasing runoff. A 50 percent increase in fee and other income reflected strength in real estate capital markets, merger and acquisition advisory services, equities under-writing, high grade debt and loan syndications, and improved trading revenue, as well as slightly improved principal investing results. A 26 percent increase in noninterest expense primarily related to higher variable compensation expense on higher revenues.
In Capital Management, a 15 percent increase in revenue reflected strength in retail brokerage managed account fees as well as higher brokerage transaction activity. Results also reflected the impact of 2006 acquisitions, higher net interest income, higher asset management fees and higher valuations on investments. Eight percent growth in noninterest expense was primarily due to higher commissions, deferred compensation, other brokerage production costs and acquisitions.
Total assets under management of $276.0 billion at December 31, 2006, were up 20 percent from December 31, 2005, including $17.8 billion of assets retained from $24.0 billion transferred to the Parent in the fourth quarter of 2005 in connection with the divested Corporate and Institutional Trust businesses, $10.8 billion in market appreciation, $9.0 billion in net inflows, $5.5 billion in assets from Metropolitan West Capital Management, and $3.2 billion from Golden West. Equity assets reached $100.8 billion, up 22 percent in the same period.
In the Parent, total revenue declined $112 million primarily due to the compression of spreads in funding the securities portfolio and lower contribution of hedge-related derivatives, in addition to the wholesale borrowing growth being partially offset by growth in the securities portfolio.
An increase in fee and other income of $136 million included $124 million in higher securities gains and fourth quarter 2006 adjustments of $115 million. The increase was partially offset by a $51 million decline in fiduciary fees from the effect of the divested Corporate and Institutional Trust businesses as well as a $24 million decline in trading profits on higher economic hedging losses. Noninterest expense increased $139 million primarily due to the aforementioned fourth quarter 2006 adjustments of $198 million.
Comparison of 2005 with 2004
Results in 2005 include the full year impact of the acquisition of SouthTrust, which closed on November 1, 2004, as well as the gain from the divested Corporate and Institutional Trust businesses in 2005.
Corporate Results of Operations In 2005, we earned $6.6 billion in net income, up 27 percent from 2004, and diluted earnings per common share were $4.19, up 10 percent from 2004. Total revenue grew 14 percent to $26.1 billion, with strong balance sheet growth overcoming margin compression largely related to the addition of lower-spread trading assets and the effects of a flattening yield curve.
Key factors in these results included 14 percent growth in tax-equivalent net interest income on 20 percent growth in average earning assets due to SouthTrust and to organic growth; 13 percent growth in fee and other income; and 8 percent growth in noninterest expense.
The 13 percent increase in fee and other income included the addition of SouthTrust, increased debit card interchange fees, capital markets fees and trading revenues, as well as, in 2005, gains on the sale of equity securities received in settlement of loans. Lower market activity dampened retail brokerage commissions, while growth in managed account assets contributed to higher fiduciary and asset management fees.
Total noninterest expense rose 8 percent from 2004, primarily reflecting the SouthTrust addition, increased revenue-based incentive compensation, and continued investments that better positioned us for future earnings growth. Expense growth was offset in part by merger and expense efficiencies.
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
Business Segments General Bank segment earnings were $3.8 billion in 2005, an increase of 26 percent, reflecting 20 percent revenue growth driven by organic growth with strength in low-cost core deposits and higher commercial and consumer loans, as well as higher earning assets related to SouthTrust. Wealth Management’s segment earnings were $248 million, an increase of 24 percent on 19 percent higher revenues due to higher volume in both consumer and commercial lending, deposit growth, Palmer & Cay and improved trust and investment management fees on higher valuations. Noninterest expense rose 16 percent primarily due to the commercial insurance brokerage addition and higher personnel costs. Corporate and Investment Bank segment earnings increased 3 percent to $1.7 billion, reflecting rev-

Wachovia Corporation 2006 Annual Report     43

Management’s Discussion and Analysis

enue growth of 11 percent as higher fee and other income overcame a decline in net interest income. Noninterest expense rose 18 percent due to higher personnel costs. Capital Management’s segment earnings increased 46 percent as an increase in net interest income and expense efficiencies achieved from retail brokerage integration more than offset lower retail brokerage commissions. Revenue from the asset management businesses declined $12 million to $864 million including a $17 million decline from the 2004 sales of two nonstrategic businesses, partially offset by higher equity assets under management and a modest benefit from SouthTrust.
The Parent segment had earnings of $145 million compared with $68 million in 2004. Total revenue in the Parent increased primarily due to higher fee and other income related to a $122 million increase in securities gains and a $117 million increase in other income. Other income included a gain of $38 million associated with the sale of an asset-based lending subsidiary in the United Kingdom and a $35 million increase in income from asset securitizations, which included $74 million of losses related to auto loan securitization activity. Other income in 2004 included a loss of $68 million associated with a sale and leaseback of corporate real estate.
Balance Sheet Analysis The majority of the year-over-year 20 percent increase in average earning assets to $428.6 billion in 2005 came from the addition of $49.3 billion in SouthTrust earning assets. The increase in securities available for sale from December 31, 2004, reflected proceeds from deposit growth and higher balance sheet positions, as well as greater use of cash securities in lieu of derivatives to maintain our relatively neutral interest rate risk position. The increase in loans from year-end 2004 reflected 11 percent growth in commercial loans, with an increase in commercial lending activity in the latter half of the year, and 21 percent growth in consumer loans from year-end 2004, which reflected the net impact of transfers from and to loans held for sale, including $12.5 billion of home equity loans transferred to the loan portfolio at year-end 2005. Additionally, the increase reflected movement into fixed rate products, particularly in the home equity market. Nonperforming assets, including loans held for sale, declined 40 percent from 2004.
Provision expense declined 3 percent from 2004, reflecting sustained improvement in credit quality. The allowance for loan losses declined by $33 million from year-end 2004 to $2.7 billion at December 31, 2005, reflecting in part a $53 million reduction related to loans sold or transferred to loans held for sale, as well as to reduced overall risk in the loan portfolio. We sold or securitized $32.8 billion in loans out of the loans held for sale portfolio, including $12.6 billion of commercial loans and $20.2 billion of consumer loans, primarily residential mortgages and home equity loans.
Liquidity and Capital Adequacy Core deposits increased 7 percent from December 31, 2004, to $293.6 billion at December 31, 2005. Compared with 2004, average core deposits increased $47.1 billion to $278.7 billion and average low-cost core deposits increased $35.7 billion to $239.0 billion, including SouthTrust.
Average purchased funds were $98.7 billion in 2005 and $81.7 billion in 2004. The increase was primarily related to SouthTrust. Purchased funds were $93.3 billion at December 31, 2005, and $83.9 billion at December 31, 2004, reflecting higher foreign and other time deposits, offset by the impact of the fourth quarter 2005 deconsolidation of a conduit we administer. Long-term debt increased $2.2 billion from December 31, 2004, to $49.0 billion at December 31, 2005, and included $1.5 billion of floating rate notes issued by an insurance subsidiary in 2005. Stockholders’ equity increased modestly from year-end 2004 to $47.6 billion at December 31, 2005, including repurchases of 52 million common shares at a cost of $2.7 billion in connection with our share repurchase programs and net depreciation in the securities portfolio. The higher level of share repurchases in 2005 compared with 2004 reflected opportunistic deployment of excess capital partially related to SouthTrust as well as to higher earnings.
We paid $3.0 billion, or $1.94 per share, in dividends to common stockholders in 2005 compared with $2.3 billion, or $1.66 per share, in 2004. Our tier 1 capital ratio decreased 51 basis points from December 31, 2004, to 7.50 percent, driven primarily by balance sheet growth.

44     Wachovia Corporation 2006 Annual Report

Financial Table
Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses certain non-GAAP financial measures such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.
     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends, and they facilitate comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses permits evaluation and comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. Those non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information related to segment performance, see the Business Segments section and Note 14 to Notes to Consolidated Financial Statements. This report contains information relating to estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.
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
     This report also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
     Although we believe the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Years Ended December 31,

(In millions, except per share data)	2006	2005	2004	2003	2002

Net interest income (GAAP)	$15,249	13,681	11,961	10,607	9,955
Tax-equivalent adjustment	155	219	250	256	218

Net interest income (Tax-equivalent)	$15,404	13,900	12,211	10,863	10,173

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$4.63	4.19	3.81
Other intangible amortization	0.16	0.17	0.20
Merger-related and restructuring expenses	0.07	0.11	0.14
Discontinued operations (GAAP)	(0.02)	(0.14)	—

Earnings per share (a)	$4.84	4.33	4.15

Dividends paid per common share	$2.14	1.94	1.66
Dividend payout ratios (GAAP) (b)	46.22%	46.30	43.57
Dividend payout ratios (a) (b)	44.21%	44.80	40.00

(a) Excludes other intangible amortization, merger-related and restructuring expenses, and discontinued operations.
(b) Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.
Wachovia Corporation 2006 Annual Report      45

Financial Tables
Table 2
SELECTED STATISTICAL DATA

	Years Ended December 31,

(Dollars in millions, except per share data)	2006	2005	2004	2003	2002

PROFITABILITY
Return on average common stockholders’ equity	14.36%	14.13	14.77	13.25	11.72
Net interest margin (a)	3.12	3.24	3.41	3.72	3.97
Fee and other income as % of total revenue	48.57	46.78	46.88	46.61	43.68
Effective income tax rate from continuing operations	32.49%	32.05	31.70	30.16	23.29

ASSET QUALITY
Allowance for loan losses as % of loans, net	0.80%	1.05	1.23	1.42	1.60
Allowance for loan losses as % of nonperforming assets (b)	246	378	251	205	150
Allowance for credit losses as % of loans, net	0.84	1.11	1.30	1.51	1.72
Net charge-offs as % of average loans, net	0.12	0.09	0.17	0.41	0.73
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.32%	0.28	0.53	0.69	1.11

CAPITAL ADEQUACY
Tier 1 capital ratio	7.42%	7.50	8.01	8.52	8.22
Total capital ratio	11.33	10.82	11.11	11.82	12.01
Leverage	6.01	6.12	6.38	6.36	6.77
Tangible capital ratio	4.45	4.93	5.15	5.13	5.96
Tangible capital ratio (c)	4.75%	5.06	4.99	4.83	5.34

OTHER DATA
FTE employees	108,238	93,980	96,030	86,114	80,868
Total financial centers/brokerage offices	4,126	3,850	3,971	3,328	3,250
ATMs	5,212	5,119	5,321	4,408	4,560
Registered common stockholders	173,486	177,924	185,647	170,205	181,455
Actual common shares (In millions)	1,904	1,557	1,588	1,312	1,357
Common stock price	$56.95	52.86	52.60	46.59	36.44
Market capitalization	$108,443	82,291	83,537	61,139	49,461

TOTAL RETURN PERFORMANCE (d)
Wachovia	$214.98	191.93	184.03	157.56	119.52
S&P 500	135.02	116.61	111.15	100.24	77.90
BKX	$159.87	136.62	132.41	120.08	89.33

(a) Tax-equivalent.
(b) These ratios do not include nonperforming loans included in loans held for sale.
(c) These ratios exclude the effect on tangible capital of the unrealized gains and losses on available for sale securities, certain risk management derivatives and the 2006 pension accounting adjustment discussed in the Stockholders’ Equity section.
(d) This information should be read in conjunction with the Total Return 2001-2006 graph on page 2. The information compares (i) the yearly change in the cumulative total stockholder return on Wachovia common stock with (ii) the cumulative return of the Standard & Poor’s 500 Stock Index (“S&P 500”), and the Keefe, Bruyette & Woods, Inc. Bank Stock Index (“BKX”). The graph assumes that the value of an investment in Wachovia common stock and in each index was $100 on December 31, 2001, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.
46      Wachovia Corporation 2006 Annual Report

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	Years Ended December 31,

(In millions, except per share data)	2006		2005	2004	2003	2002

SUMMARIES OF INCOME
Interest income	$32,265		23,689	17,288	15,080	15,632
Tax-equivalent adjustment	155		219	250	256	218

Interest income (a)	32,420		23,908	17,538	15,336	15,850
Interest expense	17,016		10,008	5,327	4,473	5,677

Net interest income (a)	15,404		13,900	12,211	10,863	10,173
Provision for credit losses	434		249	257	586	1,479

Net interest income after provision for credit losses (a)	14,970		13,651	11,954	10,277	8,694
Securities gains (losses)	118		89	(10)	45	169
Fee and other income	14,427		12,130	10,789	9,437	7,721
Merger-related and restructuring expenses	179		292	444	443	387
Other noninterest expense	17,297		15,555	14,222	12,837	11,306
Minority interest in income of consolidated subsidiaries	414		342	184	143	6

Income from continuing operations before income taxes and cumulative effect of a change in accounting principle (a)	11,625		9,681	7,883	6,336	4,885
Income taxes	3,725		3,033	2,419	1,833	1,088
Tax-equivalent adjustment	155		219	250	256	218

Income from continuing operations before cumulative effect of a change in accounting principle	7,745		6,429	5,214	4,247	3,579
Discontinued operations, net of income taxes	46		214	—	—	—

Income before cumulative effect of a change in accounting principle	7,791		6,643	5,214	4,247	3,579
Cumulative effect of a change in accounting principle, net of income taxes	—		—	—	17	—

Net income	7,791		6,643	5,214	4,264	3,579
Dividends on preferred stock	—		—	—	5	19

Net income available to common stockholders	$7,791		6,643	5,214	4,259	3,560

PER COMMON SHARE DATA
Basic
Income from continuing operations before change in accounting principle	$4.70		4.13	3.87	3.20	2.62
Net income	4.72		4.27	3.87	3.21	2.62
Diluted
Income from continuing operations before change in accounting principle	4.61		4.05	3.81	3.17	2.60
Net income	4.63		4.19	3.81	3.18	2.60
Cash dividends	$2.14		1.94	1.66	1.25	1.00
Average common shares — Basic	1,651		1,556	1,346	1,325	1,356
Average common shares — Diluted	1,681		1,585	1,370	1,340	1,369
Average common stockholders’ equity	$54,263		47,019	35,295	32,135	30,384
Book value per common share	36.61		30.55	29.79	24.71	23.63
Common stock price
High	59.85		56.01	54.52	46.59	39.50
Low	51.09		46.49	43.56	32.72	28.75
Year-end	$56.95		52.86	52.60	46.59	36.44
To earnings ratio (b)	12.30	X	12.62	13.81	14.65	14.02
To book value	156%		173	177	189	154
BALANCE SHEET DATA
Assets	$707,121		520,755	493,324	401,188	342,033
Long-term debt	$138,594		48,971	46,759	36,730	39,662

(a) Tax-equivalent.
(b) Based on diluted earnings per common share.
Wachovia Corporation 2006 Annual Report     47

Financial Tables
Table 4
NET TRADING REVENUE - INVESTMENT BANKING (a)

	Years Ended December 31,

(In millions)	2006	2005	2004

Net interest income (Tax-equivalent)	$235	453	557
Trading accounts profits	524	220	108
Other fee income	302	264	288

Total net trading revenue (Tax-equivalent)	$1,061	937	953

(a) Certain amounts presented in prior years have been reclassified to conform to the presentation in 2006.
Table 5
SELECTED RATIOS

	Years Ended December 31,

	2006		2005	2004	2003	2002

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.69	X	10.83	12.09	11.25	10.55
Return on assets	1.34%		1.31	1.22	1.18	1.12
Return on common stockholders’ equity	14.36		14.13	14.77	13.25	11.72
Return on total stockholders’ equity	14.36%		14.13	14.77	13.27	11.78

DIVIDEND PAYOUT RATIOS
Common shares	46.22%		46.30	43.57	39.31	38.46
Preferred and common shares	46.22%		46.30	43.57	39.15	38.72

(a) Based on average balances and net income.
48     Wachovia Corporation 2006 Annual Report

Table 6
SELECTED QUARTERLY DATA

	2006				2005

(In millions, except per
share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$10,370	7,784	7,404	6,707	6,490	6,044	5,702	5,453
Interest expense	5,793	4,243	3,763	3,217	2,967	2,657	2,344	2,040

Net interest income	4,577	3,541	3,641	3,490	3,523	3,387	3,358	3,413
Provision for credit losses	206	108	59	61	81	82	50	36

Net interest income after provision for credit losses	4,371	3,433	3,582	3,429	3,442	3,305	3,308	3,377
Securities gains (losses)	47	94	25	(48)	(74)	29	136	(2)
Fee and other income	3,933	3,371	3,558	3,565	3,063	3,229	2,841	2,997
Merger-related and restructuring expenses	49	38	24	68	58	83	90	61
Other noninterest expense	4,882	4,007	4,237	4,171	4,125	3,921	3,698	3,811
Minority interest in income of consolidated subsidiaries	125	104	90	95	103	104	71	64

Income from continuing operations before income taxes	3,295	2,749	2,814	2,612	2,145	2,455	2,426	2,436
Income taxes	1,040	872	929	884	652	790	776	815

Income from continuing operations	2,255	1,877	1,885	1,728	1,493	1,665	1,650	1,621
Discontinued operations, net of income taxes	46	—	—	—	214	—	—	—

Net income	$2,301	1,877	1,885	1,728	1,707	1,665	1,650	1,621

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$1.20	1.19	1.19	1.11	0.97	1.07	1.05	1.03
Net income	1.22	1.19	1.19	1.11	1.11	1.07	1.05	1.03
Diluted earnings
Income from continuing operations	1.18	1.17	1.17	1.09	0.95	1.06	1.04	1.01
Net income	1.20	1.17	1.17	1.09	1.09	1.06	1.04	1.01
Cash dividends	0.56	0.56	0.51	0.51	0.51	0.51	0.46	0.46
Common stock price
High	57.49	56.67	59.85	57.69	55.13	51.34	53.07	56.01
Low	53.37	52.40	52.03	51.09	46.49	47.23	49.52	49.91
Period-end	$56.95	55.80	54.08	56.05	52.86	47.59	49.60	50.91

SELECTED RATIOS (a)
Return on assets	1.31%	1.34	1.39	1.34	1.30	1.29	1.31	1.31
Return on total stockholders’ equity	13.09	14.85	15.41	14.62	14.60	13.95	14.04	13.92
Stockholders’ equity to assets	9.98%	9.03	9.03	9.18	8.92	9.25	9.36	9.44

(a) Based on average balances and net income.
Wachovia Corporation 2006 Annual Report     49

Financial Tables
Table 7
LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	December 31,

(In millions)	2006	2005	2004	2003	2002

ON-BALANCE SHEET LOAN PORTFOLIO
COMMERCIAL
Commercial, financial and agricultural	$96,285	87,327	75,095	55,453	57,728
Real estate - construction and other	16,182	13,972	12,673	5,969	4,542
Real estate - mortgage	20,026	19,966	20,742	15,186	17,735
Lease financing	25,341	25,368	25,000	23,978	22,667
Foreign	13,464	10,221	7,716	6,880	6,425

Total commercial	171,298	156,854	141,226	107,466	109,097

CONSUMER
Real estate secured	225,826	94,748	74,161	50,726	46,706
Student loans	7,768	9,922	10,468	8,435	6,921
Installment loans	22,660	6,751	7,684	8,965	10,249

Total consumer	256,254	111,421	92,313	68,126	63,876

Total loans	427,552	268,275	233,539	175,592	172,973
Unearned income	(7,394)	(9,260)	(9,699)	(10,021)	(9,876)

Loans, net (On-balance sheet)	$420,158	259,015	223,840	165,571	163,097

MANAGED PORTFOLIO (a)

COMMERCIAL
On-balance sheet loan portfolio	$171,298	156,854	141,226	107,466	109,097
Securitized loans - off-balance sheet	194	1,227	1,734	2,001	2,218
Loans held for sale	8,866	3,860	2,112	2,574	1,140

Total commercial	180,358	161,941	145,072	112,041	112,455

CONSUMER
Real estate secured
On-balance sheet loan portfolio	225,826	94,748	74,161	50,726	46,706
Securitized loans - off-balance sheet	5,611	8,438	7,570	8,897	11,236
Securitized loans included in securities	6,440	4,817	4,838	10,905	17,316
Loans held for sale	3,420	2,296	10,452	9,618	4,254

Total real estate secured	241,297	110,299	97,021	80,146	79,512

Student
On-balance sheet loan portfolio	7,768	9,922	10,468	8,435	6,921
Securitized loans - off-balance sheet	3,128	2,000	463	1,658	2,306
Securitized loans included in securities	52	52	—	—	—
Loans held for sale	—	—	128	433	618

Total student	10,948	11,974	11,059	10,526	9,845

Installment
On-balance sheet loan portfolio	22,660	6,751	7,684	8,965	10,249
Securitized loans - off-balance sheet	3,276	3,392	2,184	—	—
Securitized loans included in securities	137	206	195	—	—
Loans held for sale	282	249	296	—	—

Total installment	26,355	10,598	10,359	8,965	10,249

Total consumer	278,600	132,871	118,439	99,637	99,606

Total managed portfolio	$458,958	294,812	263,511	211,678	212,061

SERVICING PORTFOLIO (b)
Commercial	$250,652	173,428	136,578	85,693	59,336
Consumer	$21,039	56,741	38,442	13,279	2,272

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
50     Wachovia Corporation 2006 Annual Report

Table 8
LOANS HELD FOR SALE

	Years Ended December 31,

(In millions)	2006	2005	2004	2003	2002

Core business activity, beginning of year (a)	$6,388	12,293	12,504	5,488	6,991
Balance of acquired entities at purchase date	193	873	653	—	—
Originations and/or purchases	62,085	47,130	38,192	35,831	27,443
Transfer from loans held for sale, net	(335)	(12,743)	(9,374)	(806)	(3,800)
Lower of cost or market value adjustments	—	—	(2)	(67)	(52)
Performing loans sold or securitized	(54,827)	(32,156)	(20,824)	(24,399)	(23,755)
Nonperforming loans sold	—	—	(2)	(47)	(11)
Other, principally payments	(938)	(9,009)	(8,854)	(3,496)	(1,328)

Core business activity, end of year	12,566	6,388	12,293	12,504	5,488
Portfolio management activity, end of year (a)	2	17	695	121	524

Total loans held for sale (b)	$12,568	6,405	12,988	12,625	6,012

(a) Core business activity means we originate and/or purchase loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.
(b) Nonperforming loans included in loans held for sale at December 31, 2006, 2005, 2004, 2003 and 2002, were $16 million, $32 million, $157 million, $82 million and $138 million, respectively.
Table 9
COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES (a)

	December 31, 2006

		Real
	Commercial,	Estate-
	Financial	Construction	Real
	and	and	Estate-
(In millions)	Agricultural	Other	Mortgage	Foreign	Total

FIXED RATE
1 year or less	$2,403	50	240	6,124	8,817
1-5 years	6,406	148	1,307	231	8,092
After 5 years	8,399	100	795	53	9,347

Total fixed rate	17,208	298	2,342	6,408	26,256

ADJUSTABLE RATE
1 year or less	25,938	7,671	5,867	5,120	44,596
1-5 years	40,030	7,874	9,631	1,824	59,359
After 5 years	13,109	339	2,186	112	15,746

Total adjustable rate	79,077	15,884	17,684	7,056	119,701

Total	$96,285	16,182	20,026	13,464	145,957

(a) Excludes lease financing.
Wachovia Corporation 2006 Annual Report     51

Financial Tables
Table 10
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	Years Ended December 31,

(In millions)	2006	2005	2004	2003	2002

ALLOWANCE FOR LOAN LOSSES (a)
Balance, beginning of year	$2,724	2,757	2,348	2,604	2,813
Provision for credit losses	430	227	290	549	1,110
Provision for credit losses relating to loans transferred to loans held for sale or sold	8	18	(31)	75	357
Balance of acquired entities at purchase date	603	—	510	—	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	(39)	(71)	(60)	(228)	(554)
Net charge-offs	(366)	(207)	(300)	(652)	(1,122)

Balance, end of year	$3,360	2,724	2,757	2,348	2,604

as % of loans, net	0.80%	1.05	1.23	1.42	1.60

as % of nonaccrual and restructured loans (b)	272%	439	289	227	164

as % of nonperforming assets (b)	246%	378	251	205	150

LOAN LOSSES
Commercial, financial and agricultural	$116	156	221	471	890
Commercial real estate - construction and mortgage	22	22	9	18	22
Consumer	503	278	296	396	377

Total loan losses	641	456	526	885	1,289

LOAN RECOVERIES
Commercial, financial and agricultural	111	136	148	148	93
Commercial real estate - construction and mortgage	3	6	3	4	2
Consumer	161	107	75	81	72

Total loan recoveries	275	249	226	233	167

Net charge-offs	$366	207	300	652	1,122

Commercial loan net charge-offs as % of average commercial loans, net	0.02%	0.03	0.08	0.37	0.84
Consumer loan net charge-offs as % of average consumer loans, net	0.21	0.18	0.30	0.47	0.54
Total net charge-offs as % of average loans, net	0.12%	0.09	0.17	0.41	0.73

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$226	307	585	765	1,269
Commercial real estate - construction and mortgage	93	85	127	54	105
Consumer real estate secured	900	221	230	192	208
Installment loans	15	7	13	24	3

Total nonaccrual loans	1,234	620	955	1,035	1,585
Foreclosed properties (c)	132	100	145	111	150

Total nonperforming assets	$1,366	720	1,100	1,146	1,735

Nonperforming loans included in loans held for sale	$16	32	157	82	138
Nonperforming assets included in loans and in loans held for sale	$1,382	752	1,257	1,228	1,873

as % of loans, net, and foreclosed properties (b)	0.32%	0.28	0.49	0.69	1.06

as % of loans, net, foreclosed properties and loans held for sale (d)	0.32%	0.28	0.53	0.69	1.11

Accruing loans past due 90 days	$650	625	522	341	304

(a) See Note 7 in “Notes to Consolidated Financial Statements” for information related to the reserve for unfunded lending commitments.
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
52     Wachovia Corporation 2006 Annual Report

Table 11
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,

	2006		2005		2004		2003		2002
		Loans		Loans		Loans		Loans		Loans
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
(In millions)	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans

COMMERCIAL
Commercial, financial and agricultural	$1,423	22%	$1,348	33%	$1,384	32%	$582	32%	$864	33%
Real estate - Construction and other	157	4	141	5	155	5	59	3	75	3
Mortgage	206	5	273	7	268	9	113	8	128	10
Lease financing	41	6	39	9	35	11	57	14	66	13
Foreign	40	3	58	4	67	3	64	4	77	4
CONSUMER
Real estate secured	497	53	305	35	382	32	221	29	196	27
Student loans	16	2	91	4	56	5	39	5	4	4
Installment loans	820	5	334	3	320	3	156	5	192	6
UNALLOCATED	160	—	135	—	90	—	1,057	—	1,002	—

Total	$3,360	100%	$2,724	100%	$2,757	100%	$2,348	100%	$2,604	100%

Wachovia Corporation 2006 Annual Report     53

Financial Tables
Table 12
NONACCRUAL LOAN ACTIVITY (a)

	Years Ended December 31,

(In millions)	2006	2005	2004	2003	2002

Balance, beginning of year	$620	955	1,035	1,585	1,534

COMMERCIAL NONACCRUAL LOAN ACTIVITY
Commercial nonaccrual loans, beginning of year	392	712	819	1,374	1,381
Balance of acquired entities at purchase date	—	—	321	—	—

New nonaccrual loans and advances	621	751	575	1,051	2,275
Gross charge-offs	(138)	(178)	(230)	(489)	(912)
Transfers to loans held for sale	—	(25)	(134)	(69)	(239)
Transfers to other real estate owned	(4)	(27)	(3)	(12)	(12)
Sales	(158)	(313)	(135)	(256)	(278)
Other, principally payments	(394)	(528)	(501)	(780)	(841)

Net commercial nonaccrual loan activity	(73)	(320)	(428)	(555)	(7)

Commercial nonaccrual loans, end of year	319	392	712	819	1,374

CONSUMER NONACCRUAL LOAN ACTIVITY
Consumer nonaccrual loans, beginning of year	228	243	216	211	153
Balance of acquired entities at purchase date	589	—	21	—	—

New nonaccrual loans and advances, net	98	(29)	10	106	178
Transfers from (to) loans held for sale	—	15	(4)	(58)	(58)
Sales and securitizations	—	(1)	—	(43)	(62)

Net consumer nonaccrual loan activity	98	(15)	6	5	58

Consumer nonaccrual loans, end of year	915	228	243	216	211

Balance, end of year	$1,234	620	955	1,035	1,585

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.
54     Wachovia Corporation 2006 Annual Report

Table 13
GOODWILL AND OTHER INTANGIBLE ASSETS

	December 31,

(In millions)	2006	2005	2004	2003	2002

Goodwill	$38,379	21,807	21,526	11,149	10,880
Deposit base	883	705	1,048	757	1,225
Customer relationships	662	413	443	396	239
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$40,014	23,015	23,107	12,392	12,434

	Years Ended December 31, 2006, 2005 and 2004

	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/Golden West - October 1, 2006
Purchase accounting adjustments	$11	—	30	41
Cash payments	—	—	(29)	(29)

Balance, December 31, 2006	$11	—	1	12

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/Westcorp - March 1, 2006
Purchase accounting adjustments	$5	—	12	17
Cash payments	(3)	—	(12)	(15)

Balance, December 31, 2006	$2	—	—	2

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/SouthTrust - November 1, 2004
Purchase accounting adjustments	$168	—	21	189
Cash payments	(1)	—	(17)	(18)

Balance, December 31, 2004	167	—	4	171
Purchase accounting adjustments	54	62	33	149
Cash payments	(98)	(27)	(34)	(159)
Noncash write-downs	—	(26)	—	(26)

Balance, December 31, 2005	123	9	3	135
Cash payments	(72)	(3)	(1)	(76)
Noncash write-downs	—	(6)	—	(6)

Balance, December 31, 2006	$51	—	2	53

Wachovia Corporation 2006 Annual Report     55

Financial Tables
Table 14
DEPOSITS

	December 31,

(In millions)	2006	2005	2004	2003	2002

CORE DEPOSITS
Noninterest-bearing	$66,572	67,487	64,197	48,683	44,640
Savings and NOW accounts	86,106	81,536	83,678	63,011	51,691
Money market accounts	105,428	100,220	91,184	65,045	45,649
Other consumer time	113,665	44,319	35,529	27,921	33,763

Total core deposits	371,771	293,562	274,588	204,660	175,743
OTHER DEPOSITS
Foreign	21,988	18,041	9,881	9,151	6,608
Other time	13,699	13,291	10,584	7,414	9,167

Total deposits	$407,458	324,894	295,053	221,225	191,518

Table 15
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

December 31,

(In millions)	2006

MATURITY OF
3 months or less	$16,800
Over 3 months through 6 months	16,331
Over 6 months through 12 months	11,597
Over 12 months	4,593

Total time deposits in amounts of $100,000 or more	$49,321

56     Wachovia Corporation 2006 Annual Report

Table 16
RATES AND AMOUNTS OF SAVINGS BANK DEPOSITS (a)

	December 31,

	2006

(In millions)	Rate	Amount

Deposits
Interest-bearing checking accounts	1.60%	$3,844
Savings accounts	3.12	9,287
Term certificate accounts with original maturities of 4 weeks to 1 year	5.27	44,988
1 to 2 years	4.95	7,969
2 to 3 years	3.87	573
3 to 4 years	3.49	551
4 years and over	4.34	1,988
Retail jumbo certificates of deposits	0.76	12

Total	4.69%	$69,212

(a) The weighted average rates and amounts of deposits are for World Savings Bank, FSB at December 31, 2006. These rates and amounts represent actual product rates and amounts and do not include purchase accounting or other adjustments.
Wachovia Corporation 2006 Annual Report      57

Financial Tables
Table 17
CAPITAL RATIOS

	December 31,

(In millions)	2006	2005	2004	2003	2002

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$39,428	30,308	28,583	23,863	21,411
Total capital	60,194	43,709	39,633	32,307	30,732
Adjusted risk-weighted assets	531,303	404,068	356,766	279,979	260,609
Adjusted leverage ratio assets	$656,428	495,601	448,205	375,447	316,473
Ratios
Tier 1 capital	7.42%	7.50	8.01	8.52	8.22
Total capital	11.33	10.82	11.11	11.54	11.79
Leverage	6.01	6.12	6.38	6.36	6.77
STOCKHOLDERS’ EQUITY TO ASSETS
Year-end	9.86	9.13	9.59	8.09	9.38
Average	9.35%	9.24	8.27	8.89	9.49

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.58%	7.45	7.86	7.60	7.42
Wachovia Bank of Delaware, National Association	16.27	14.07	15.76	15.46	14.35
World Savings Bank, FSB (b)	13.77	—	—	—	—
Total capital
Wachovia Bank, National Association	11.08	10.70	11.52	11.72	11.81
Wachovia Bank of Delaware, National Association	17.84	16.27	18.28	18.28	16.58
World Savings Bank, FSB (b)	14.16	—	—	—	—
Leverage
Wachovia Bank, National Association	6.66	6.26	6.15	5.85	6.25
Wachovia Bank of Delaware, National Association	11.18	10.52	12.18	9.72	11.04
World Savings Bank, FSB (b)	7.30%	—	—	—	—

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.
(b) World Savings Bank, FSB is an affiliate of Golden West.
58      Wachovia Corporation 2006 Annual Report

Table 18
INTEREST DIFFERENTIAL

	2006 Compared with 2005			2005 Compared with 2004
	Interest			Interest
	Income/	Variance		Income/	Variance
	Expense	Attributable to (b)		Expense	Attributable to (b)
(In millions)	Variance	Rate	Volume	Variance	Rate	Volume

EARNING ASSETS
Interest-bearing bank balances	$63	51	12	30	55	(25)
Federal funds sold and securities purchased under resale agreements	115	322	(207)	453	475	(22)
Trading account assets (a)	(53)	160	(213)	429	205	224
Securities (a)	440	279	161	962	252	710
Loans (a)	8,596	3,494	5,102	4,676	1,706	2,970
Loans held for sale	(167)	137	(304)	135	208	(73)
Other earning assets	(54)	178	(232)	167	215	(48)

Total earning assets excluding derivatives	8,940	4,621	4,319	6,852	3,116	3,736
Risk management derivatives	(428)	(428)	—	(482)	(482)	—

Total earning assets including derivatives	$8,512	4,193	4,319	6,370	2,634	3,736

INTEREST-BEARING LIABILITIES
Deposits	4,094	3,131	963	2,649	1,931	718
Short-term borrowings	383	898	(515)	1,328	1,176	152
Long-term debt	2,472	552	1,920	544	206	338

Total interest-bearing liabilities excluding derivatives	6,949	4,581	2,368	4,521	3,313	1,208
Risk management derivatives	59	59	—	160	160	—

Total interest-bearing liabilities including derivatives	7,008	4,640	2,368	4,681	3,473	1,208

Net interest income	$1,504	(447)	1,951	1,689	(839)	2,528

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.
Wachovia Corporation 2006 Annual Report      59

Financial Tables
WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	YEAR ENDED 2006			YEAR ENDED 2005

			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,793	144	5.16%	$2,516	81	3.23%
Federal funds sold and securities purchased under resale agreements	18,911	910	4.82	24,008	795	3.31
Trading account assets (a) (c)	29,695	1,615	5.44	33,800	1,668	4.94
Securities (a) (c)	118,170	6,353	5.38	115,107	5,913	5.14
Loans (a) (b) (c)
Commercial
Commercial, financial and agricultural	92,100	6,365	6.91	80,901	4,554	5.63
Real estate - construction and other	15,259	1,139	7.46	13,158	760	5.78
Real estate - mortgage	19,904	1,477	7.42	20,187	1,194	5.92
Lease financing	9,836	684	6.95	10,223	727	7.12
Foreign	11,360	588	5.18	8,035	303	3.77

Total commercial	148,459	10,253	6.91	132,504	7,538	5.69

Consumer
Real estate secured	130,275	9,008	6.91	77,152	4,511	5.85
Student loans	9,975	633	6.35	11,126	548	4.92
Installment loans	19,013	1,787	9.40	7,140	488	6.84

Total consumer	159,263	11,428	7.18	95,418	5,547	5.81

Total loans	307,722	21,681	7.05	227,922	13,085	5.74

Loans held for sale	10,428	707	6.78	15,293	874	5.71
Other earning assets	6,343	479	7.54	9,944	533	5.36

Total earning assets excluding derivatives	494,062	31,889	6.45	428,590	22,949	5.35
Risk management derivatives (d)	—	531	0.11	—	959	0.23

Total earning assets including derivatives	494,062	32,420	6.56	428,590	23,908	5.58

Cash and due from banks	12,300			12,524
Other assets	73,972			67,896

Total assets	$580,334			$509,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	79,194	1,389	1.75	79,762	833	1.04
Money market accounts	100,824	3,209	3.18	96,826	1,950	2.01
Other consumer time	64,872	2,730	4.21	39,695	1,206	3.04
Foreign	20,305	906	4.46	13,922	422	3.03
Other time	13,949	707	5.07	11,947	436	3.66

Total interest-bearing deposits	279,144	8,941	3.20	242,152	4,847	2.00
Federal funds purchased and securities sold under repurchase agreements	48,457	2,212	4.56	54,302	1,673	3.08
Commercial paper	4,775	215	4.50	11,898	363	3.05
Securities sold short	9,168	313	3.41	10,279	341	3.31
Other short-term borrowings	6,431	144	2.26	6,675	124	1.87
Long-term debt	87,178	4,605	5.28	47,774	2,133	4.46

Total interest-bearing liabilities excluding derivatives	435,153	16,430	3.78	373,080	9,481	2.54
Risk management derivatives (d)	—	586	0.13	—	527	0.14

Total interest-bearing liabilities including derivatives	435,153	17,016	3.91	373,080	10,008	2.68

Noninterest-bearing deposits	64,136			62,438
Other liabilities	26,782			26,473
Stockholders’ equity	54,263			47,019

Total liabilities and stockholders’ equity	$580,334			$509,010

Interest income and rate earned — including derivatives		$32,420	6.56%		$23,908	5.58%
Interest expense and equivalent rate paid — including derivatives		17,016	3.44		10,008	2.34

Net interest income and margin — including derivatives (d)		$15,404	3.12%		$13,900	3.24%

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
60      Wachovia Corporation 2006 Annual Report

	YEAR ENDED 2004			YEAR ENDED 2003			YEAR ENDED 2002

			Average			Average			Average
		Interest	Rates		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$3,578	51	1.43%	$3,836	50	1.31%	$3,312	63	1.90%
Federal funds sold and securities purchased under resale agreements	24,940	342	1.37	16,780	172	1.02	10,702	195	1.83
Trading account assets (a) (c)	28,944	1,239	4.28	18,395	814	4.43	14,774	769	5.20
Securities (a) (c)	100,960	4,951	4.90	78,593	4,143	5.27	62,142	3,924	6.32
Loans (a) (b) (c)
Commercial
Commercial, financial and agricultural	59,970	2,653	4.43	56,404	2,390	4.24	59,724	2,858	4.78
Real estate - construction and other	7,395	296	4.00	5,393	190	3.52	5,305	217	4.10
Real estate - mortgage	16,050	725	4.52	16,388	720	4.39	18,365	942	5.13
Lease financing	8,467	721	8.51	6,915	739	10.69	7,235	762	10.54
Foreign	7,144	187	2.61	6,652	189	2.84	6,875	239	3.48

Total commercial	99,026	4,582	4.63	91,752	4,228	4.61	97,504	5,018	5.15

Consumer
Real estate secured	54,928	2,981	5.43	48,894	2,824	5.78	41,971	2,884	6.87
Student loans	9,891	372	3.76	7,919	305	3.85	3,916	183	4.66
Installment loans	8,188	474	5.79	9,762	630	6.45	11,061	829	7.50

Total consumer	73,007	3,827	5.24	66,575	3,759	5.65	56,948	3,896	6.84

Total loans	172,033	8,409	4.89	158,327	7,987	5.04	154,452	8,914	5.77

Loans held for sale	16,735	739	4.42	9,110	395	4.34	7,401	375	5.06
Other earning assets	11,064	366	3.30	7,199	243	3.38	3,388	178	5.25

Total earning assets excluding derivatives	358,254	16,097	4.49	292,240	13,804	4.72	256,171	14,418	5.63
Risk management derivatives (d)	—	1,441	0.41	—	1,532	0.53	—	1,432	0.56

Total earning assets including derivatives	358,254	17,538	4.90	292,240	15,336	5.25	256,171	15,850	6.19

Cash and due from banks	11,311			10,888			10,313
Other assets	57,202			58,373			54,119

Total assets	$426,767			$361,501			$320,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	72,078	369	0.51	53,117	260	0.49	49,091	464	0.95
Money market accounts	79,526	794	1.00	55,816	565	1.01	41,711	657	1.57
Other consumer time	28,304	757	2.67	30,553	923	3.02	36,492	1,442	3.95
Foreign	7,933	115	1.45	8,101	104	1.28	7,323	131	1.78
Other time	8,301	163	1.98	7,700	143	1.86	7,285	153	2.10

Total interest-bearing deposits	196,142	2,198	1.12	155,287	1,995	1.28	141,902	2,847	2.01
Federal funds purchased and securities sold under repurchase agreements	47,321	637	1.35	44,326	525	1.19	32,242	558	1.73
Commercial paper	12,034	163	1.35	7,196	72	1.00	3,063	34	1.10
Securities sold short	11,025	318	2.88	7,925	209	2.64	6,322	155	2.45
Other short-term borrowings	6,087	55	0.90	5,166	40	0.77	2,630	27	1.04
Long-term debt	39,780	1,589	4.00	36,676	1,476	4.02	38,902	1,667	4.29

Total interest-bearing liabilities excluding derivatives	312,389	4,960	1.59	256,576	4,317	1.68	225,061	5,288	2.35
Risk management derivatives (d)	—	367	0.12	—	156	0.06	—	389	0.17

Total interest-bearing liabilities including derivatives	312,389	5,327	1.71	256,576	4,473	1.74	225,061	5,677	2.52

Noninterest-bearing deposits	51,700			43,636			38,972
Other liabilities	27,383			29,154			26,178
Stockholders’ equity	35,295			32,135			30,392

Total liabilities and stockholders’ equity	$426,767			$361,501			$320,603

Interest income and rate earned — including derivatives		$17,538	4.90%		$15,336	5.25%		$15,850	6.19%
Interest expense and equivalent rate paid — including derivatives		5,327	1.49		4,473	1.53		5,677	2.22

Net interest income and margin — including derivatives (d)		$12,211	3.41%		$10,863	3.72%		$10,173	3.97%

(c) Tax-equivalent adjustments included in trading account assets, securities, commercial, financial and agricultural loans, and lease financing are (in millions): $40, $74, $38 and $3, respectively, in 2006; $87, $89, $38 and $5, respectively, in 2005; and $92, $113, $40 and $5, respectively, in 2004. (d) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.
Wachovia Corporation 2006 Annual Report      61

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
     Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control – Integrated Framework, management of the Company has concluded the Company maintained effective internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13a-15(f), as of December 31, 2006.
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
     KPMG LLP, an independent, registered public accounting firm, has audited the Company’s consolidated financial statements as of and for the year ended December 31, 2006, and the Company’s assertion as to the effectiveness of internal control over financial reporting as of December 31, 2006, as stated in their reports, which are included herein.

G. Kennedy Thompson	Thomas J. Wurtz
Chairman, President and	Senior Executive Vice President and
Chief Executive Officer	Chief Financial Officer

February 23, 2007
62      Wachovia Corporation 2006 Annual Report

Independent Auditors’ Report
WACHOVIA CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Wachovia Corporation
We have audited management’s assessment, included in the accompanying Wachovia Corporation and Subsidiaries: Management’s Report on Internal Control over Financial Reporting, that Wachovia Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Wachovia Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
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
     In our opinion, management’s assessment that Wachovia Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Also, in our opinion, Wachovia Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated February 23, 2007, expressed an unqualified opinion on those consolidated financial statements.
Charlotte, North Carolina
February 23, 2007
Wachovia Corporation 2006 Annual Report      63

Independent Auditors’ Report
WACHOVIA CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Wachovia Corporation
     We have audited the accompanying consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, Wachovia Corporation changed its method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Wachovia Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated February 23, 2007, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
Charlotte, North Carolina
February 23, 2007
64	Wachovia Corporation 2006 Annual Report

Audited Financial Statements
WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

(In millions, except per share data)	2006	2005

ASSETS
Cash and due from banks	$15,826	15,072
Interest-bearing bank balances	2,167	2,638
Federal funds sold and securities purchased under resale agreements	16,923	19,915

Total cash and cash equivalents	34,916	37,625

Trading account assets	45,529	42,704
Securities (amortized cost $109,589 in 2006; $114,213 in 2005)	108,619	113,698
Loans, net of unearned income ($7,394 in 2006; $9,260 in 2005)	420,158	259,015
Allowance for loan losses	(3,360)	(2,724)

Loans, net	416,798	256,291

Loans held for sale	12,568	6,405
Premises and equipment	6,141	4,910
Due from customers on acceptances	855	824
Goodwill	38,379	21,807
Other intangible assets	1,635	1,208
Other assets	41,681	35,283

Total assets	$707,121	520,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	66,572	67,487
Interest-bearing deposits	340,886	257,407

Total deposits	407,458	324,894
Short-term borrowings	49,157	61,953
Bank acceptances outstanding	863	892
Trading account liabilities	18,228	17,598
Other liabilities	20,004	15,986
Long-term debt	138,594	48,971

Total liabilities	634,304	470,294

Minority interest in net assets of consolidated subsidiaries	3,101	2,900

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	—	—
Dividend Equalization Preferred shares, no par value, outstanding 97 million shares in 2006 and in 2005	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.904 billion shares in 2006; 1.557 billion shares in 2005	6,347	5,189
Paid-in capital	51,746	31,172
Retained earnings	13,723	11,973
Accumulated other comprehensive income, net	(2,100)	(773)

Total stockholders’ equity	69,716	47,561

Total liabilities and stockholders’ equity	$707,121	520,755

See accompanying Notes to Consolidated Financial Statements.
Wachovia Corporation 2006 Annual Report      65

Audited Financial Statements
WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions, except per share data)	2006	2005	2004

INTEREST INCOME
Interest and fees on loans	$21,976	13,970	9,858
Interest and dividends on securities	6,433	5,783	4,639
Trading account interest	1,575	1,581	1,147
Other interest income	2,281	2,355	1,644

Total interest income	32,265	23,689	17,288

INTEREST EXPENSE
Interest on deposits	9,119	5,297	2,853
Interest on short-term borrowings	3,114	2,777	1,503
Interest on long-term debt	4,783	1,934	971

Total interest expense	17,016	10,008	5,327

Net interest income	15,249	13,681	11,961
Provision for credit losses	434	249	257

Net interest income after provision for credit losses	14,815	13,432	11,704

FEE AND OTHER INCOME
Service charges	2,480	2,151	1,978
Other banking fees	1,756	1,491	1,226
Commissions	2,406	2,343	2,554
Fiduciary and asset management fees	3,248	3,011	2,819
Advisory, underwriting and other investment banking fees	1,345	1,109	911
Trading account profits	535	286	151
Principal investing	525	401	261
Securities gains (losses)	118	89	(10)
Other income	2,132	1,338	889

Total fee and other income	14,545	12,219	10,779

NONINTEREST EXPENSE
Salaries and employee benefits	10,903	9,671	8,703
Occupancy	1,173	1,064	947
Equipment	1,184	1,087	1,052
Advertising	204	193	193
Communications and supplies	653	633	620
Professional and consulting fees	790	662	548
Other intangible amortization	423	416	431
Merger-related and restructuring expenses	179	292	444
Sundry expense	1,967	1,829	1,728

Total noninterest expense	17,476	15,847	14,666

Minority interest in income of consolidated subsidiaries	414	342	184

Income from continuing operations before income taxes	11,470	9,462	7,633
Income taxes	3,725	3,033	2,419

Income from continuing operations	7,745	6,429	5,214
Discontinued operations, net of income taxes	46	214	—

Net income	$7,791	6,643	5,214

PER COMMON SHARE DATA
Basic
Income from continuing operations	$4.70	4.13	3.87
Net income	4.72	4.27	3.87
Diluted
Income from continuing operations	4.61	4.05	3.81
Net income	4.63	4.19	3.81
Cash dividends	$2.14	1.94	1.66
AVERAGE COMMON SHARES
Basic	1,651	1,556	1,346
Diluted	1,681	1,585	1,370

See accompanying Notes to Consolidated Financial Statements.
66      Wachovia Corporation 2006 Annual Report

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2006, 2005 and 2004

					Accumulated
					Other
	Common Stock		Paid-in	Retained	Comprehensive
(In millions, except per share data)	Shares	Amount	Capital	Earnings	Income, Net	Total

Balance, December 31, 2003	1,312	$4,374	17,811	8,904	1,339	32,428
Comprehensive income
Net income	—	—	—	5,214	—	5,214
Minimum pension liability	—	—	—	—	(65)	(65)
Net unrealized losses, net of reclassification adjustments on
Debt and equity securities	—	—	—	—	(245)	(245)
Derivative financial instruments	—	—	—	—	(304)	(304)

Total comprehensive income	—	—	—	5,214	(614)	4,600
Purchases of common stock	(47)	(159)	(651)	(1,547)	—	(2,357)
Common stock issued for
Stock options and restricted stock	25	85	890	—	—	975
Acquisitions	298	994	13,006	—	—	14,000
Deferred income taxes on subsidiary stock	—	—	—	(87)	—	(87)
Deferred compensation, net	—	—	64	—	—	64
Dividends at $1.66 per common share	—	—	—	(2,306)	—	(2,306)

Balance, December 31, 2004	1,588	5,294	31,120	10,178	725	47,317
Comprehensive income
Net income	—	—	—	6,643	—	6,643
Minimum pension liability	—	—	—	—	(19)	(19)
Net unrealized losses, net of reclassification adjustments on
Debt and equity securities	—	—	—	—	(1,424)	(1,424)
Derivative financial instruments	—	—	—	—	(55)	(55)

Total comprehensive income	—	—	—	6,643	(1,498)	5,145
Purchases of common stock	(52)	(173)	(711)	(1,809)	—	(2,693)
Common stock issued for
Stock options and restricted stock	21	68	830	—	—	898
Acquisitions	—	—	3	—	—	3
Deferred compensation, net	—	—	(70)	—	—	(70)
Dividends at $1.94 per common share	—	—	—	(3,039)	—	(3,039)

Balance, December 31, 2005, as reported	1,557	5,189	31,172	11,973	(773)	47,561
Cumulative effect of an accounting change, net of income taxes	—	—	—	41	—	41

Balance, December 31, 2005	1,557	5,189	31,172	12,014	(773)	47,602
Comprehensive income
Net income	—	—	—	7,791	—	7,791
Minimum pension liability	—	—	—	—	29	29
Net unrealized gains (losses), net of reclassification adjustments on
Debt and equity securities	—	—	—	—	(293)	(293)
Derivative financial instruments	—	—	—	—	23	23

Total comprehensive income	—	—	—	7,791	(241)	7,550
Adjustment to initially apply SFAS 158, net of income taxes	—	—	—	—	(1,086)	(1,086)
Purchases of common stock	(82)	(274)	(1,746)	(2,493)	—	(4,513)
Common stock issued for
Stock options and restricted stock	25	83	1,037	—	—	1,120
Acquisitions	404	1,349	21,098	—	—	22,447
Deferred compensation, net	—	—	185	—	—	185
Dividends at $2.14 per common share	—	—	—	(3,589)	—	(3,589)

Balance, December 31, 2006	1,904	$6,347	51,746	13,723	(2,100)	69,716

See accompanying Notes to Consolidated Financial Statements.
Wachovia Corporation 2006 Annual Report      67

Audited Financial Statements
WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2006	2005	2004

OPERATING ACTIVITIES
Net income	$7,791	6,643	5,214
Adjustments to reconcile net income to net cash provided (used) by operating activities
Gain on sale of discontinued operations	(46)	(214)	—
Accretion and amortization of securities discounts and premiums, net	(37)	216	191
Provision for credit losses	434	249	257
Gain on securitization transactions	(278)	(210)	(113)
Gain on sale of mortgage servicing rights	(29)	(26)	(34)
Securities transactions	(118)	(89)	10
Depreciation and other amortization	1,686	1,449	1,415
Deferred income taxes	530	803	(1,534)
Trading account assets, net	(2,825)	3,241	(11,071)
(Gain) loss on sales of premises and equipment	(1)	107	101
Contribution to qualified pension plan	(600)	(330)	(279)
Excess income tax benefits from share-based payment arrangements	(152)	(162)	(70)
Loans held for sale, net	(6,339)	(5,527)	(4,356)
Deferred interest on certain loans	(362)	—	—
Other assets, net	(2,550)	3,917	559
Trading account liabilities, net	630	(4,111)	2,464
Other liabilities, net	4,209	(250)	(608)

Net cash provided (used) by operating activities	1,943	5,706	(7,854)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	31,595	54,571	55,393
Maturities of securities	18,848	40,877	29,834
Purchases of securities	(40,204)	(101,001)	(89,110)
Origination of loans, net	(25,512)	(23,565)	(12,236)
Sales of premises and equipment	292	2,155	580
Purchases of premises and equipment	(1,756)	(2,762)	(960)
Goodwill and other intangible assets	(100)	(501)	(471)
Divestiture of Corporate and Institutional Trust businesses	—	740	—
Purchase of bank-owned separate account life insurance, net	(2,544)	(1,791)	(372)
Cash equivalents acquired, net of purchases of banking organizations	(2,532)	34	1,110

Net cash used by investing activities	(21,913)	(31,243)	(16,232)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	13,268	29,841	36,727
Securities sold under repurchase agreements and other short-term borrowings, net	(17,246)	(2,240)	(12,031)
Issuances of long-term debt	42,429	10,486	8,495
Payments of long-term debt	(13,904)	(8,283)	(5,079)
Issuances of common stock, net	664	337	646
Purchases of common stock	(4,513)	(2,693)	(2,357)
Excess income tax benefits from share-based payment arrangements	152	162	70
Cash dividends paid	(3,589)	(3,039)	(2,306)

Net cash provided by financing activities	17,261	24,571	24,165

Increase (decrease) in cash and cash equivalents	(2,709)	(966)	79
Cash and cash equivalents, beginning of year	37,625	38,591	38,512

Cash and cash equivalents, end of year	$34,916	37,625	38,591

CASH PAID FOR
Interest	$16,379	9,629	5,207
Income taxes	2,471	3,032	3,954
NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	2,422	931	213
Transfer to securities from loans held for sale resulting from securitizations	60	212	—
Transfer to loans from securities resulting from terminated securitizations	—	—	980
Transfer to loans held for sale from securities resulting from terminated securitizations	—	—	3,918
Transfer to loans from loans held for sale	335	12,636	8,558
Cumulative effect of an accounting change, net of income taxes	41	—	—
Issuance of common stock for purchase accounting acquisitions	$22,447	—	14,000

See accompanying Notes to Consolidated Financial Statements.
68     Wachovia Corporation 2006 Annual Report

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
GENERAL
     Wachovia Corporation (the “Parent Company”) is a bank holding company whose principal wholly owned subsidiaries are Wachovia Bank, National Association (“Wachovia Bank”), a national banking association; World Savings Bank, FSB, a federally-chartered savings bank; and Wachovia Capital Markets, LLC, an institutional and investment banking company. The Company also holds a 62 percent interest in Wachovia Securities Financial Holdings, LLC, the parent company of Wachovia Securities, LLC (“Wachovia Securities”), a retail brokerage company, as well as a majority interest in Wachovia Preferred Funding Corp., a Real Estate Investment Trust (“REIT”), which has publicly traded preferred stock outstanding. Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.
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
SECURITIES PURCHASED AND SOLD AGREEMENTS
     Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Company’s policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. The Company monitors the market value of securities purchased and sold and obtains collateral from or returns it to counterparties when appropriate.
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
Trading Account Assets and Liabilities
     Trading account assets and liabilities include primarily debt securities, securities sold short and trading derivatives, and are recorded at fair value with realized and unrealized gains and losses recorded in trading account profits in the results of operations. Trading derivatives include interest rate, commodity, currency, equity and credit default swap agreements; options, caps, and floors; and financial futures and forward contracts. Interest and dividends on trading account debt and equity securities, including securities sold short, are recorded in interest income or interest expense on an accrual basis. Interest and dividends on trading account derivatives are included in trading account profits in the results of operations. The fair value of derivatives in a gain position, as well as purchased options, are reported as trading account assets. Similarly, the fair value of derivatives in a loss position, as well as written options, are reported as trading account liabilities. The reported amounts related to trading derivatives include the effect of master netting agreements, where applicable.
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
Wachovia Corporation 2006 Annual Report      69

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
Derivatives
     See Note 19 for the applicable policies for trading account derivatives (including economic hedges), and derivatives designated and accounted for as accounting hedges.
SERVICING RIGHTS
     In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the fair value of the servicing rights on the date the loans are sold (allocated cost based on relative fair value for servicing assets recorded prior to 2006). The Company also purchases certain servicing assets.
     With the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets”, (“SFAS 156”), the Company determined that certain servicing assets would be recognized at fair value on an ongoing basis, with subsequent changes in fair value recorded in the results of operations. See Note 5 for additional information on the adoption of SFAS 156. Servicing assets recorded at amortized cost are amortized in proportion to and over the estimated period of net servicing income.
CONSOLIDATION
     The Company consolidates those entities in which it holds a controlling financial interest, which is typically measured as a majority of the outstanding common stock. However, in certain situations, a voting interest may not be indicative of control, and in those cases, control is measured by other factors. Variable interest entities (“VIEs”), certain of which are also referred to as special-purpose entities (“SPE”), are entities in which equity investors do not have the characteristics of a controlling financial interest. A company is deemed to be the “primary beneficiary”, and thus required to consolidate a VIE, if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses, that will receive a majority of the VIE’s expected residual returns, or both. A “variable interest” is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. “Expected losses” and “expected residual returns” are measures of variability in the expected cash flows of a VIE.
SECURITIZATIONS AND BENEFICIAL INTERESTS
     In certain asset securitization transactions that meet the applicable criteria to be accounted for as a sale, assets are sold to an entity referred to as a “qualifying special purpose entity” (“QSPE”), which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, the Company may retain as much as 90 percent of the beneficial interests. Additionally, from time to time, the Company may also resecuritize certain assets in a new securitization transaction. The assets and liabilities sold to a QSPE are excluded from the Company’s consolidated balance sheet, subject to a quarterly evaluation to ensure the entity continues to meet the requirements to be a QSPE. When the Company’s portion of the beneficial interests exceeds 90 percent, a QSPE would no longer qualify for off-balance sheet treatment and the Company may be required to consolidate the SPE, subject to determining whether the entity is a VIE and to determining who is the primary beneficiary. In these cases, any beneficial interests previously held by the Company are derecognized from the balance sheet and the underlying assets and liabilities of the SPE are recorded at fair value to the extent interests were previously held by outside parties.
     The carrying amount of the assets transferred to a QSPE, excluding servicing rights, is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. A gain or loss is recorded in other fee income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with market or Company-specific assumptions for credit losses, prepayments and discount rates. Retained interests from securitizations with off-balance sheet entities, including QSPEs and VIEs where the Company is not the primary beneficiary, are classified as either available for sale securities, trading account assets or loans and are accounted for as described herein.
LOANS
     Loans are recorded at the principal balance outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees and direct costs as well as premiums and discounts are amortized as an adjustment to yield over the term of the loan. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period.
70      Wachovia Corporation 2006 Annual Report

     Loans include direct financing leases that are recorded at the aggregate of lease payments receivable plus the estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of direct financing leases, are recorded net of nonrecourse debt. Unearned income on leases is amortized under a method that results in an approximate level rate of return. The net investment in leveraged leases is recalculated upon changes in important lease assumptions if the assumptions change the total estimated net income under the lease. In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction”, (“FSP 13-2”). FSP 13-2 amends SFAS 13, “Accounting for Leases”, to provide that, effective January 1, 2007, changes affecting only the timing of income tax cash flows, but not the total net income under a leveraged lease also trigger a recalculation of the net investment in the lease.
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
     The accrual of interest is generally discontinued on commercial loans and leases that become 90 days past due as to principal or interest, or where reasonable doubt exists as to collection, unless well secured and in the process of collection. Certain consumer loans that become 120 days past due are placed on nonaccrual status. Consumer real estate secured loans that become 180 days past due are placed on nonaccrual status, with the exception of certain non-traditional loans which are placed on nonaccrual status at 90 days past due. Generally, consumer loans that become 180 days past due are charged off. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.
ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS
     The allowance for loan losses and reserve for unfunded lending commitments are maintained at levels that are adequate to absorb probable losses inherent in the loan portfolio and in unfunded commercial lending commitments, respectively, as of the date of the consolidated financial statements. The Company has developed policies and procedures for assessing the adequacy of the allowance for loan losses and reserve for unfunded lending commitments that reflect the assessment of credit risk considering all available information. Where appropriate, this assessment includes monitoring qualitative and quantitative trends including changes in the levels of past due, criticized and nonperforming loans. In developing this assessment, the Company must rely on estimates and exercise judgment in assessing credit risk. Depending on changes in circumstances, future assessments of credit risk may yield materially different results from the estimates, which may require an increase or a decrease in the allowance for loan losses or reserve for unfunded lending commitments.
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
LOANS HELD FOR SALE
     Loans are classified as held for sale based on management’s intent to sell the loans, either as part of a core business strategy or related to a risk mitigation strategy. Loans held for sale and any related unfunded commercial lending commitments are recorded at the lower of cost (which is the carrying amount net of deferred fees and costs and applicable allowance for loan losses and reserve for unfunded lending commitments) or market value less costs to sell. At the time of the transfer to loans held for sale, if the market value is less than cost, the difference is recorded as additional provision for credit losses in the results of operations. Market value is determined, generally in the aggregate, based on quoted market prices for the same or similar loans, outstanding investor commitments or discounted cash flow analyses using market assumptions.
     At December 31, 2006, market values for substantially all the loans in loans held for sale were obtained by reference to prices for the same or similar loans from recent transactions. For a relationship that includes an unfunded commercial lending commitment, the cost basis is the outstanding balance of the loan net of the allowance for loan losses and net of any reserve for unfunded lending commitments. This cost basis is compared to the market value of the entire relationship including the unfunded lending commitment, where applicable.
Wachovia Corporation 2006 Annual Report      71

Audited Financial Statements

     The market values of loans in loans held for sale are reviewed at least quarterly. Subsequent declines or recoveries of previous declines in the market value are recorded in other fee income in the results of operations. Market value changes occur due to changes in interest rates, the borrower’s credit, the secondary loan market or the market for a particular borrower’s debt.
     Individual loans or pools of loans are transferred from the loan portfolio to loans held for sale when the intent to hold the loans has changed and there is a plan to sell the loans within a reasonable period of time. When the Company no longer has the intent to sell loans, individual loans or pools of loans are transferred from loans held for sale to the loan portfolio.
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
GOODWILL AND OTHER INTANGIBLE ASSETS
     Goodwill and identified intangible assets with indefinite useful lives are not subject to amortization. Rather they are subject to impairment testing on an annual basis, or more often if events or circumstances indicate there may be impairment. This test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying amount. If the fair value is less than the carrying amount, a further test is required to measure the amount of impairment. The Company determined that lines of business that are one level below operating segments are its reporting units.
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
     Unamortized intangible assets associated with disposed assets are included in the determination of gain or loss on sale of the disposed assets and for businesses sold, a portion of the goodwill, based on the relative fair value of the business sold as compared with the fair value of the applicable reporting unit, is included in the determination of the gain or loss.
     The Company’s impairment evaluations for the year ended December 31, 2006, indicated that none of the Company’s goodwill or identified intangible assets with an indefinite useful life are impaired.
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
     For investments in private equity funds, the Company uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as the age of the fund and industry concentrations are used in the final determination of estimated fair value. In situations where a portion of an investment in a fund is sold, the Company recognizes a realized gain or loss on the portion sold and an unrealized gain or loss on the portion retained.
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
72      Wachovia Corporation 2006 Annual Report

REVENUE RECOGNITION
     Revenue is recognized when the earnings process is complete and collectibility is assured. Specifically, brokerage commission fees are recognized in income on a trade date basis. Asset management fees, measured by assets at a particular date, are accrued as earned. Advisory and underwriting fees are recognized when the transaction is complete. Commission expenses are recorded when the related revenue is recognized. Transaction-related expenses are recognized as incurred.
     For derivative contracts, gains and losses at inception are recognized only if the fair value of the contract is evidenced by a quoted market price in an active market, an observable price of other market transactions or other observable data supporting a valuation technique. For those gains and losses that are not evidenced by market data, the transaction price is used as the fair value of the contract. Any difference is an unrecognized gain or loss, which is deferred and recognized when realized.
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
     The Company adopted the fair value method of accounting for stock options effective as of the beginning of the year in which the decision was made, or January 1, 2002, and only for stock option awards made in 2002 and thereafter (the “prospective method”). All awards made prior to January 1, 2002, had fully vested by December 31, 2005. Under the fair value method, fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. This amount is amortized on a straight-line basis over the vesting period for all recipients. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. Awards prior to 2002 continue to be accounted for under the intrinsic value method.
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
     The Company adopted SFAS 123 (revised), “Share-Based Payments”, (“SFAS 123R”), effective January 1, 2006, and the primary impact of this new standard on the Company was the different treatment of awards granted after January 1, 2006, to retirement-eligible employees, which must now be expensed in full at the date of grant, or from the date of grant to the date that an employee will become retirement-eligible, if that is before the end of the stated vesting period.
     The effect on net income and earnings per share as if the fair value method had been applied to all outstanding and unvested awards for each of the years in the three-year period ended December 31, 2006, is presented below.

	Years Ended December 31,

(In millions, except per share data)	2006	2005	2004

Net income, as reported	$7,791	6,643	5,214

Add stock-based employee compensation expense included in reported net income, net of income taxes
Stock-based employee compensation expense	174	103	130
Income taxes	(61)	(36)	(45)

Stock-based employee compensation expense, net of income taxes	113	67	85

Deduct total stock-based employee compensation expense determined under the fair value method for all awards, net of income taxes	(113)	(67)	(119)

Pro forma net income	$7,791	6,643	5,180

PER COMMON SHARE DATA
Basic - as reported	$4.72	4.27	3.87
Basic - pro forma	4.72	4.27	3.85
Diluted - as reported	4.63	4.19	3.81
Diluted - pro forma	$4.63	4.19	3.78

Wachovia Corporation 2006 Annual Report      73

Audited Financial Statements
EARNINGS PER SHARE
     Basic earnings per share is determined by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is determined by dividing income available to common stockholders by the weighted average number of shares adjusted to include the effect of potentially dilutive shares.
NEW ACCOUNTING PRONOUNCEMENTS
     In addition to the 2006 adoption of the new pronouncements noted above including SFAS 156 and SFAS 123R, the Company also adopted SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends several existing pronouncements that address employers’ accounting and reporting for defined benefit pension and other postretirement plans. SFAS 158 was effective on December 31, 2006. See Note 15 for additional information on the adoption of this new accounting standard.
     In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, (“SAB 108”). SAB 108 requires the use of both an income statement approach and a balance sheet approach when evaluating whether an error is material to an entity’s financial statements, based on all relevant quantitative and qualitative factors. The SEC issued SAB 108 to address what the SEC identified as diversity in practice whereby entities were using either an income statement approach or a balance sheet approach, but not both. The Company consistently used an income statement approach in prior periods. SAB 108 became effective December 31, 2006, and any material adjustments arising from the adoption of SAB 108 were required to be recorded as a cumulative effect adjustment to beginning retained earnings.
     In the fourth quarter of 2006, the Company completed its analysis in accordance with SAB 108 using both the income statement approach and the balance sheet approach and concluded the Company had no prior year misstatements that were material to its consolidated financial statements. However, in the process of performing the above analysis, the Company elected to record certain adjustments that were not significant on an individual or aggregate basis to a number of income statement line items.
     The Company recorded adjustments to net interest income and service charges to reflect certain items that in the past had been recorded either when billed to the customer or on a lagged basis, but going forward will be recorded as earned. The Company recorded additional salaries and employee benefits expense to reflect the carryover of prior year’s unused paid time off and additional sundry expense relating to prior year’s invoices received and processed after year-end, but for which the services had been rendered prior to year-end. The Company also recorded additional other noninterest income for amounts recorded in other comprehensive income relating to a hedging relationship that had been discontinued in a prior year. In income taxes, the Company recorded the income tax effect of the above-referenced items and certain other adjustments to current income taxes payable. The net after-tax impact of all of these adjustments was a $13 million increase to net income.
RECLASSIFICATIONS
     Certain amounts in 2005 and 2004 were reclassified to conform with the presentation in 2006. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.
74      Wachovia Corporation 2006 Annual Report

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
     The Company believes each of the mergers noted below will enhance stockholder value by building a financial services company able to provide more products and services for customers, more investment opportunities for clients and significant capital to deploy in the future. These mergers enhance the Company’s range of products and services and increase the distribution channels available to customers.
Wachovia/Golden West Merger
     In May 2006, the Company announced the signing of a definitive merger agreement with Golden West Financial Corporation (“Golden West”). The acquisition of this California-based retail banking and mortgage lending franchise was completed on October 1, 2006, and accordingly, the results in 2006 include a full year of Wachovia and three months of Golden West. The terms of this transaction called for 77 percent of a Golden West shareholder’s common shares to be converted into 1.365 shares of the Company’s common stock and 23 percent of a Golden West shareholder’s common shares to be converted into $81.07 in cash. This was equivalent to 1.05105 shares of the Company’s common stock plus cash of $18.6461 for each share of Golden West common stock. Based on the weighted average of the Company’s closing prices for a period two trading days before the announcement of the merger and two trading days after the announcement (which includes the day of announcement) of $55.69, the transaction is valued at $24.3 billion.
     On completion of the merger, the Company issued 326 million common shares and $5.8 billion in cash to holders of Golden West common shares. Additionally, employees of Golden West held 8.3 million options which were converted into 11.4 million options of the Company. These options fully vested on October 1, 2006. The fair value of the options issued amounted to $344 million, which is included in the computation of the purchase price.
     Under the purchase method of accounting, the assets and liabilities of Golden West were recorded at their respective fair values at October 1, 2006. The fair values are preliminary and are subject to refinement as information relative to the fair values at October 1, 2006, becomes available. Certain plans relative to the disposition of assets and the termination of employees are still preliminary, and when finalized, may result in adjustments to goodwill. Based on the ending Golden West tangible equity of $9.7 billion, an aggregate purchase price of $24.3 billion and purchase accounting adjustments amounting to a net write-down of $720 million, the merger resulted in total intangible assets of $15.3 billion ($15.1 billion net of deferred income taxes). Of the total intangible assets, $409 million ($261 million net of deferred income taxes) was allocated to deposit base intangible and $14.9 billion to goodwill. None of the intangible assets are tax deductible; however, deferred income tax liabilities were recorded on the deposit base intangible asset. The deferred income tax liabilities will be reflected as an income tax benefit in the consolidated statement of income in proportion to and over the amortization period of the related deposit base intangible. The deposit base intangible is being amortized over an estimated useful life of 15 years using an accelerated method that reflects the estimated pattern in which the economic benefits will be consumed.
     In 2006, exit cost liabilities of $41 million were recorded as purchase accounting adjustments and $29 million was charged against the accrual.
     Included in the exit costs were employee termination benefits of $12 million, which included severance payments and related benefits for 334 employees terminated or notified of their pending termination in connection with the merger. Of the terminated employees in 2006, approximately 3.5 percent were from the General Bank segment, 3.5 percent were from the Wealth Management segment, 25 percent were from the Capital Management segment and 68 percent were from the Parent segment. The remaining exit costs were primarily employee relocation and transaction costs.
Wachovia Corporation 2006 Annual Report       75

Audited Financial Statements
     The statement of net assets acquired at fair value at October 1, 2006, and the computation of the purchase price and goodwill related to the merger of Wachovia and Golden West are presented below.
STATEMENT OF NET ASSETS ACQUIRED (At fair value)

October 1,
(In millions)	2006

ASSETS
Cash and cash equivalents	$2,249
Securities	265
Loans, net of unearned income	123,974
Allowance for loan losses	(303)

Loans, net	123,671

Goodwill	14,854
Other intangible assets	409
Other assets	3,390

Total assets	$144,838

LIABILITIES
Deposits	67,055
Short-term borrowings	4,450
Other liabilities	946
Long-term debt	48,125

Total liabilities	120,576

Net assets acquired	$24,262

PURCHASE PRICE AND GOODWILL

October 1,
(In millions)	2006

Purchase price	$24,262
Golden West tangible stockholders’ equity	(9,719)

Excess of purchase price over carrying amount of net tangible assets acquired	14,543

Purchase accounting adjustments
Securities	23
Loans, net of unearned income	804
Premises and equipment	(106)
Other assets	37
Deposits	74
Other liabilities	(145)
Long-term debt	33

Total intangible assets	15,263
Deposit base intangible	(409)

Goodwill	$14,854

76       Wachovia Corporation 2006 Annual Report

PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
     The pro forma consolidated condensed statements of income for the years ended December 31, 2006 and 2005, are presented below. The unaudited pro forma information presented below is not necessarily indicative of the results of operations that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods.
     The pro forma purchase accounting adjustments related to securities, loans, deposits and long-term debt are being accreted or amortized into income using methods which approximate a level yield over their respective estimated lives. Interest expense also includes an estimated funding cost of 5.35 percent related to an assumed $5.8 billion of merger-related debt. Purchase accounting adjustments related to premises and equipment and to the deposit base intangible are being amortized into noninterest expense over their respective estimated lives using the straight-line method for premises and equipment and using an accelerated method for the deposit base intangible.

	Year Ended December 31, 2006 (Unaudited)
	The	Golden	Pro Forma	Pro Forma
(In millions, except per share data)	Company (a)	West (b)	Adjustments	Combined

Interest income	$32,265	6,518	212	38,995
Interest expense	17,016	3,838	181	21,035

Net interest income	15,249	2,680	31	17,960
Provision for credit losses	434	7	—	441

Net interest income after provision for credit losses	14,815	2,673	31	17,519
Securities gains	118	368	—	486
Fee and other income	14,427	96	—	14,523
Merger-related and restructuring expenses	179	23	—	202
Noninterest expense	17,297	1,222	116	18,635
Minority interest in income of consolidated subsidiaries	414	—	—	414

Income from continuing operations before income taxes	11,470	1,892	(85)	13,277
Income taxes	3,725	626	(33)	4,318

Income from continuing operations	$7,745	1,266	(52)	8,959

PER COMMON SHARE DATA
Basic earnings from continuing operations	$4.70	4.10	—	4.73
Diluted earnings from continuing operations	$4.61	4.06	—	4.65
AVERAGE SHARES
Basic	1,651	309	(66)	1,894
Diluted	1,681	312	(66)	1,927

(a)	Includes Wachovia for the year ended December 31, 2006, and Golden West for the three months ended December 31, 2006.
(b)	Includes Golden West for the nine months ended September 30, 2006.
Wachovia Corporation 2006 Annual Report     77

Audited Financial Statements

	Year Ended December 31, 2005 (Unaudited)
		Golden	Pro Forma	Pro Forma
(In millions, except per share data)	Wachovia	West	Adjustments	Combined

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$23,689	6,544	289	30,522
Interest expense	10,008	3,263	233	13,504

Net interest income	13,681	3,281	56	17,018
Provision for credit losses	249	7	—	256

Net interest income after provision for credit losses	13,432	3,274	56	16,762
Securities gains	89	—	—	89
Fee and other income	12,130	111	—	12,241
Merger-related and restructuring expenses	292	—	—	292
Other noninterest expense	15,555	958	176	16,689
Minority interest in income of consolidated subsidiaries	342	—	—	342

Income from continuing operations before income taxes	9,462	2,427	(120)	11,769
Income taxes	3,033	941	(47)	3,927

Income from continuing operations	$6,429	1,486	(73)	7,842

PER COMMON SHARE DATA
Basic earnings from continuing operations	$4.13	4.83	—	4.17
Diluted earnings from continuing operations	$4.05	4.77	—	4.10
AVERAGE COMMON SHARES OUTSTANDING
Basic	1,556	307	16	1,879
Diluted	1,585	312	16	1,913

OTHER MERGERS
Wachovia/Westcorp
     In September 2005, the Company announced the signing of a definitive merger agreement with Westcorp (“Westcorp”) and WFS Financial Inc (“WFS”) the common stock of which 84 percent was owned by Westcorp and 16 percent was held by the public. The acquisition of this California-based auto loan originator business was completed on March 1, 2006. The terms of this transaction called for the Company to exchange 1.2749 shares of its common stock for each share of Westcorp common stock and 1.4661 shares of its common stock for each share of WFS common stock. Based on the weighted average of the Company’s closing prices for a period two trading days before the announcement of the merger and two trading days after the announcement (which includes the day of announcement) of $49.60 ($63.24 for each share of Westcorp common stock and $72.72 for each share of WFS common stock), the transaction is valued at $3.8 billion.
     On completion of the merger, the Company issued an aggregate of 77 million common shares to holders of Westcorp and WFS common shares. Additionally, employees of Westcorp held 1.3 million options which were converted into 1.6 million options of the Company. These options vest in accordance with their original vesting schedule. The fair value of the options issued, based on a Black-Scholes valuation, amounted to $29 million, which is included in the computation of the purchase price. The portion of the fair value of the unvested options attributable to future service was recorded as deferred compensation and is being amortized over the remaining vesting period.
     Under the purchase method of accounting, the assets and liabilities of Westcorp were recorded at their respective fair values at March 1, 2006. The fair values are preliminary and are subject to refinement as information relative to the fair values at March 1, 2006, becomes available. Certain plans relative to the disposition of assets and the termination of employees are still preliminary, and when finalized, may result in adjustments to goodwill. The Westcorp March 1, 2006, allowance for loan losses recorded by the Company excluded Westcorp’s allowance for loan losses related to impaired loans. Based on the ending Westcorp tangible equity of $1.9 billion, an aggregate purchase price of $3.8 billion and purchase accounting adjustments amounting to a net write-up of $58 million, the merger resulted in total intangible assets of $1.9 billion ($1.8 billion net of deferred income taxes). Of the total intangible assets, $52 million ($32 million net of deferred income taxes) was allocated to deposit base intangible, $353 million ($221 million net of deferred income taxes) was allocated to the customer relationship intangible and $1.5 billion to goodwill. The customer relationship intangible arises from the relationship Westcorp has with auto dealers. None of the intangible assets are tax deductible; however, deferred income tax liabilities were recorded on the deposit base and customer relationship intangible assets. The deferred income tax liabilities will be reflected as an income tax benefit in the consolidated statement of income in proportion to and over the amortization period of the related deposit base intangible and customer relationship intangible. The deposit base intangible and the customer relationship intangible are each being amortized over estimated useful lives of 15 years, using an accelerated method that reflects the estimated pattern in which the economic benefits will be consumed.
78     Wachovia Corporation 2006 Annual Report

     In 2006, exit cost liabilities of $17 million were recorded as purchase accounting adjustments and $15 million was charged against the accrual.
     Included in the exit costs were employee termination benefits of $5 million, which included severance payments and related benefits for 77 employees terminated or notified of their pending termination in connection with the merger. All the terminated employees in 2006 were from the General Bank segment.
Wachovia/SouthTrust
     In June 2004, the Company announced the signing of a definitive merger agreement with SouthTrust Corporation (“SouthTrust”), and the merger was completed on November 1, 2004. The terms of this transaction called for the Company to exchange 0.89 shares of its common stock for each share of SouthTrust common stock. Based on the average of the Company’s closing prices for a period beginning two trading days before the announcement of the merger and ending two trading days after the merger announcement of $45.86 ($40.82 for each share of SouthTrust common stock), the transaction was valued at $14.0 billion.
     Under the purchase method of accounting, the assets and liabilities of SouthTrust were recorded at their respective fair values as of November 1, 2004, and the results of operations in 2004 include only two months of SouthTrust. In 2005, the Company recorded certain refinements to its initial estimates of the fair value of the assets and liabilities and made final decisions and approved integration plans related to the South Trust merger. At that time, additional exit cost liabilities of $147 million were recorded as purchase accounting adjustments and a $72 million adjustment to deferred income taxes was also recorded. Together, these adjustments resulted in an increase to goodwill of $75 million. In 2006, certain exit cost liabilities were reduced by $5 million resulting in total exit costs of $202 million. Included in total exit costs, recorded as purchase accounting adjustments, were employee termination benefits of $222 million, which included severance and related benefits for 3,300 employees terminated or notified of their pending termination in connection with the combination. The terminated employees were primarily in staff and support areas.
Wachovia/Prudential Financial, Inc.
     In July 2003, the Company consummated the combination of its retail brokerage business with the retail brokerage business of Prudential Financial, Inc. (“Prudential Financial”). Under the terms of the agreement, Prudential Financial exchanged its retail brokerage business for a 38 percent interest in the combined entity. The Company owns 62 percent of the combined entity, which continues to be a consolidated subsidiary of the Company. The combined entity operates under the name Wachovia Securities.
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
     In 2004, the Company recorded certain refinements to its initial estimates of the fair value of the assets and liabilities recorded in connection with the retail brokerage transaction of $74 million and recorded a net $96 million adjustment to deferred income taxes. The Company also recorded an additional $402 million in exit cost purchase accounting adjustments that principally included finalization of real estate requirements in New York City and employee terminations. In addition, the Company reduced certain liabilities by $5 million associated with exit cost purchase accounting adjustments, which resulted in a reduction to goodwill.
     In 2005, the Company favorably resolved certain exit cost liabilities related to the retail brokerage transaction and recorded a $61 million ($47 million net of deferred income taxes) reduction in goodwill, resulting in total intangible assets of $684 million, of which $151 million ($113 million net of deferred income taxes) was allocated to customer relationships and $533 million to goodwill. Included in total exit cost liabilities of $454 million recorded as purchase accounting adjustments were employee termination benefits of $129 million, which included severance and employee termination benefits for 2,129 employees terminated or notified of their pending termination in connection with the combination. The terminated employees were primarily in staff and support areas.
Wachovia Corporation 2006 Annual Report     79

Audited Financial Statements

DISPOSITIONS
     In December 2005, the Company completed the divestiture of most of its Corporate and Institutional Trust (“CIT”) businesses in two separate transactions for $740 million. In 2006, an additional $76 million, or $46 million after tax, was recorded based on the level of business retained in the 12-month period following the completion of the transaction and the reversal of related disposition cost accruals. The 2005 after tax gain of $214 million ($447 million pre-tax), and the $46 million after tax gain in 2006, have been presented as a gain on sale of discontinued operations in the results of operations in 2005 and 2006, respectively, and reduced goodwill and other intangible assets by $210 million in 2005. Financial results of the CIT businesses have not been presented as discontinued operations based on materiality, but have been excluded from the Capital Management business segment and included in the Parent in Note 14 for each of the years in the two year-period ended December 31, 2005. These businesses did not have significant assets or liabilities associated with them and substantially all activities are reflected in operating cash flows on the consolidated statements of cash flows. Financial results of the CIT business included in the statements of income information for each of the years in the two year-period ended December 31, 2005, are presented below.

	Years Ended
	December 31,
(In millions)	2005	2004

Interest income	$6	3
Interest expense	36	13
Fee and other income	183	188
Noninterest expense	123	114
Income taxes	11	23

Net income	$19	41

NOTE 3: TRADING ACCOUNT ASSETS AND LIABILITIES

	December 31,
(In millions)	2006	2005

TRADING ACCOUNT ASSETS
U. S. Treasury	$970	1,293
U. S. Government agencies	2,459	2,154
State, county and municipal	2,193	2,180
Mortgage-backed securities	1,816	2,582
Other asset-backed securities	8,697	7,486
Corporate bonds and debentures	4,320	4,932
Equity securities	3,803	5,665
Derivative financial instruments	12,609	10,010
Sundry	8,662	6,402

Total trading account assets	$45,529	42,704

TRADING ACCOUNT LIABILITIES
Securities sold short	8,205	8,790
Derivative financial instruments	10,023	8,808

Total trading account liabilities	$18,228	17,598

80     Wachovia Corporation 2006 Annual Report

NOTE 4: SECURITIES

	December 31, 2006
									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$1,066	162	140	41	1,409	—	9	1,418	1.93
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	84	24,908	47,583	22	72,597	61	1,382	73,918	6.01
Asset-backed
Residual interests from securitizations	72	544	192	8	816	251	—	565	3.57
Retained bonds from securitizations	345	2,303	102	12	2,762	19	2	2,745	1.79
Collateralized mortgage obligations	268	5,615	2,866	5	8,754	40	89	8,803	4.67
Commercial mortgage-backed	37	1,365	1,237	26	2,665	96	37	2,606	5.28
Other	70	385	156	18	629	4	7	632	4.29
State, county and municipal	71	685	569	2,178	3,503	178	4	3,329	13.99
Sundry	1,096	2,181	6,405	5,802	15,484	144	233	15,573	10.15

Total market value	$3,109	38,148	59,250	8,112	108,619	793	1,763	109,589	6.48

MARKET VALUE
Debt securities	$3,109	38,148	59,250	6,324	106,831	707	1,755	107,879
Equity securities	—	—	—	1,788	1,788	86	8	1,710

Total market value	$3,109	38,148	59,250	8,112	108,619	793	1,763	109,589

AMORTIZED COST
Debt securities	$3,089	38,278	60,152	6,360	107,879
Equity securities	—	—	—	1,710	1,710

Total amortized cost	$3,089	38,278	60,152	8,070	109,589

WEIGHTED AVERAGE YIELD
U.S. Treasury	5.08%	2.10	2.63	5.08	4.48
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	4.74	5.11	5.23	5.97	5.19
Asset-backed
Residual interests from securitizations	42.53	18.83	19.89	92.00	21.63
Retained bonds from securitizations	6.51	6.13	6.46	5.00	6.19
Collateralized mortgage obligations	4.42	5.37	5.65	6.00	5.43
Commercial mortgage-backed	5.97	7.67	5.04	11.17	6.41
Other	7.20	5.58	5.50	7.43	5.79
State, county and municipal	8.21	8.08	8.44	6.46	7.12
Sundry	4.66	4.95	4.48	5.23	4.84
Consolidated	5.79%	5.46	5.23	5.61	5.35

Wachovia Corporation 2006 Annual Report      81

Audited Financial Statements

	December 31, 2005
									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$782	161	140	41	1,124	2	4	1,126	2.63
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	259	10,595	65,530	8	76,392	87	1,232	77,537	6.81
Asset-backed
Residual interests from securitizations	68	667	125	—	860	215	1	646	3.23
Retained bonds from securitizations	144	2,717	159	54	3,074	35	2	3,041	2.99
Collateralized mortgage obligations	49	6,563	1,273	—	7,885	31	92	7,946	3.82
Commercial mortgage-backed	11	3,042	3,709	7	6,769	194	65	6,640	5.49
Other	202	351	118	—	671	6	6	671	3.28
State, county and municipal	34	691	592	2,162	3,479	219	3	3,263	14.78
Sundry	1,299	5,093	3,768	3,284	13,444	150	49	13,343	7.62

Total market value	$2,848	29,880	75,414	5,556	113,698	939	1,454	114,213	6.65

MARKET VALUE
Debt securities	$2,848	29,880	75,414	4,213	112,355	919	1,447	112,883
Equity securities	—	—	—	1,343	1,343	20	7	1,330

Total market value	$2,848	29,880	75,414	5,556	113,698	939	1,454	114,213

AMORTIZED COST
Debt securities	$2,825	29,539	76,434	4,085	112,883
Equity securities	—	—	—	1,330	1,330

Total amortized cost	$2,825	29,539	76,434	5,415	114,213

WEIGHTED AVERAGE YIELD
U.S. Treasury	3.93%	2.01	2.59	4.95	3.52
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	5.82	4.89	5.06	5.01	5.04
Asset-backed
Residual interests from securitizations	27.23	16.46	21.52	—	18.12
Retained bonds from securitizations	4.16	5.24	8.38	4.61	5.32
Collateralized mortgage obligations	7.26	5.02	5.47	—	5.11
Commercial mortgage-backed	4.65	6.97	5.04	6.06	5.88
Other	5.99	5.30	5.78	—	5.59
State, county and municipal	8.03	8.68	8.67	6.89	7.55
Sundry	4.65	4.84	4.20	5.68	4.85
Consolidated	5.15%	5.41	5.07	6.12	5.21

82      Wachovia Corporation 2006 Annual Report

     At December 31, 2006 and 2005, all securities not classified as trading were classified as available for sale.
     At December 31, 2006, mortgage-backed securities included Federal National Mortgage Association and Federal Home Loan Mortgage Corporation securities with an amortized cost of $53.8 billion and a market value of $52.8 billion ($56.6 billion and $55.7 billion, respectively, at December 31, 2005), and an amortized cost of $17.6 billion and a market value of $17.3 billion ($18.7 billion and $18.4 billion, respectively, at December 31, 2005), respectively.
     Also included in mortgage-backed securities are U.S. Government agency and Government-sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost and market value of $3.9 billion at December 31, 2006 (amortized cost and market value of $2.1 billion at December 31, 2005).
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA, student and auto loans. At December 31, 2006, retained bonds with an amortized cost and market value of $2.7 billion were considered investment grade based on external ratings, with $2.2 billion having credit ratings of AA and above. At December 31, 2005, retained bonds with an amortized cost and market value of $3.0 billion were considered investment grade based on external ratings, with $2.2 billion having credit ratings of AA and above.
     Securities with an aggregate amortized cost of $56.3 billion at December 31, 2006, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
     Expected maturities of beneficial interests and the contractual maturities of all other securities are summarized in the table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
     Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
     At December 31, 2006 and 2005, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $664 million and $5.8 billion, respectively. At December 31, 2006 and 2005, there were commitments to sell securities at a cost that approximates a market value of $1.2 billion and $3.5 billion, respectively.
     Gross gains and losses realized on the sale of debt securities in 2006 were $254 million and $195 million (including $60 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $61 million and $2 million (no impairment losses), respectively. Gross gains and losses realized on the sale of debt securities in 2005 were $498 million and $471 million (including $135 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $66 million and $4 million (including $3 million of impairment losses), respectively. Gross gains and losses realized on the sale of debt securities in 2004 were $275 million and $364 million (including $47 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $91 million and $12 million (including $11 million of impairment losses), respectively.
     The reference point for determining when securities are in an unrealized loss position is quarter-end. As such, it is possible that a security had a market value that exceeded its amortized cost on other days during the past twelve-month period. The gross unrealized losses at December 31, 2006 and 2005, were primarily caused by interest rate changes. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment, which is discussed in Note 1, and does not consider them other-than-temporarily impaired. The market value and unrealized loss on securities at December 31, 2006 and 2005, segregated by those securities that have been in an unrealized loss position for less than one year and one year or more follows.
Wachovia Corporation 2006 Annual Report      83

Audited Financial Statements

	December 31, 2006
	Less Than 1 Year		1 Year or More		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
(In millions)	Value	Loss	Value	Loss	Value	Loss

AAA/AA-RATED SECURITIES
U.S. Treasury	$—	—	300	(9)	300	(9)
U.S. Government agencies and sponsored entities	30,912	(528)	34,654	(854)	65,566	(1,382)
Asset-backed	2,614	(16)	6,015	(119)	8,629	(135)
State, county and municipal	—	—	81	(3)	81	(3)
Sundry	4,654	(122)	1,709	(86)	6,363	(208)

Total AAA/AA-rated securities	38,180	(666)	42,759	(1,071)	80,939	(1,737)

A/BBB-RATED SECURITIES
Sundry	580	(11)	155	(6)	735	(17)

Total A/BBB-rated securities	580	(11)	155	(6)	735	(17)

BELOW INVESTMENT GRADE OR NON-RATED SECURITIES
State, county and municipal	37	(1)	—	—	37	(1)
Sundry	226	(5)	346	(3)	572	(8)

Total below investment grade or non-rated securities	263	(6)	346	(3)	609	(9)

Total	$39,023	(683)	43,260	(1,080)	82,283	(1,763)

	December 31, 2005
	Less Than 1 Year		1 Year or More		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
(In millions)	Value	Loss	Value	Loss	Value	Loss

AAA/AA-RATED SECURITIES
U.S. Treasury	$251	(3)	86	(1)	337	(4)
U.S. Government agencies and sponsored entities	52,855	(878)	11,954	(354)	64,809	(1,232)
Asset-backed	8,367	(130)	1,248	(31)	9,615	(161)
State, county and municipal	—	—	112	(3)	112	(3)
Sundry	2,705	(24)	59	(1)	2,764	(25)

Total AAA/AA-rated securities	64,178	(1,035)	13,459	(390)	77,637	(1,425)

A/BBB-RATED SECURITIES
Asset-backed	167	(2)	94	(2)	261	(4)
Sundry	496	(8)	51	(5)	547	(13)

Total A/BBB-rated securities	663	(10)	145	(7)	808	(17)

BELOW INVESTMENT GRADE OR NON-RATED SECURITIES
Asset-backed	10	(1)	—	—	10	(1)
Sundry	695	(9)	42	(2)	737	(11)

Total below investment grade or non-rated securities	705	(10)	42	(2)	747	(12)

Total	$65,546	(1,055)	13,646	(399)	79,192	(1,454)

84      Wachovia Corporation 2006 Annual Report

NOTE 5: VARIABLE INTEREST ENTITIES, SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS, AND SERVICING ASSETS
VARIABLE INTEREST ENTITIES
     The Company administers multi-seller commercial paper conduits through which it arranges financing for certain customer transactions that provide customers with access to the commercial paper market. The Company provides liquidity agreements to these multi-seller conduits that are discussed further in Note 20. These conduits are VIEs and the liquidity agreements are considered variable interests. In November 2005, one of the conduits administered by the Company issued a subordinated note to an unaffiliated third party that absorbed the majority of the expected variability in the conduit, and accordingly, the Company deconsolidated the conduit. Subsequently, the deconsolidated conduit purchased assets from the other conduit administered by the Company and at December 31, 2006 and 2005, the consolidated conduit did not have any assets or commercial paper outstanding. At December 31, 2006, the deconsolidated conduit administered by the Company had total assets of $11.4 billion and the Company had a maximum exposure to losses of $20.0 billion relating to its liquidity agreements. At December 31, 2005, the deconsolidated conduit administered by the Company had total assets of $9.7 billion and the Company had a maximum exposure to losses of $19.9 billion relating to its liquidity agreements.
     The Company administers a structured lending vehicle engaged in the business of purchasing or otherwise financing interests in financial assets for certain customer transactions by underwriting reverse repurchase agreements and total return swaps. These transactions not only are financed primarily through the issuance of commercial paper, medium-term notes and capital notes, but also may involve repurchase agreements. This vehicle is a VIE and the Company has certain variable interests in the vehicle, including certain transaction specific liquidity agreements. The Company is not the primary beneficiary and it does not consolidate the vehicle. At December 31, 2006, the structured lending vehicle administered by the Company had total assets with a fair value of $7.6 billion, unused commitments of $1.3 billion and a maximum exposure to loss of $998 million related to its variable interests.
     The Company has an ownership interest in two investment funds that are VIEs. At December 31, 2006, these investment funds had total assets of $17.0 billion and the Company’s maximum exposure to losses was $2.9 billion. In January 2007, the Company purchased a majority interest in the investment manager for these funds. This purchase did not alter the Company’s conclusion that the Company is not the primary beneficiary, and therefore, these funds are still not subject to consolidation.
SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS
     The Company originates, securitizes, sells and services primarily commercial and consumer real estate loans, student loans and auto loans. The Company may also provide liquidity agreements to investors in the beneficial interests and credit enhancements in the form of standby letters of credit. Subordinated and residual interests for which there are no quoted market prices are valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.
     The Company recognized gains of $311 million, $254 million and $181 million in 2006, 2005 and 2004, respectively, related to the securitization and sale of commercial real estate loans, including gains and losses related to economic hedges; gains of $23 million, $60 million and $77 million in 2006, 2005 and 2004, respectively, related to the securitization and sale of consumer real estate loans; gains of $5 million and $24 million in 2006 and 2005, respectively, related to the sale and securitization of student loans; and losses of $20 million, $74 million and $57 million in 2006, 2005 and 2004, respectively, related to the securitization and sale of auto loans. All securitization and sale gains are included in other income with the exception of $207 million in 2005 and $118 million in 2004, which were included in trading account profits.
     At December 31, 2006, the Company had $8.2 billion of retained interests from securitizations, which included $3.9 billion of retained government-sponsored entities securities, $3.5 billion of senior and subordinated notes, receivables and servicing assets, and $816 million of residual interests. Of the $8.2 billion of retained interests, $4.6 billion (including the $3.9 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $3.6 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices.
     At December 31, 2005, the Company had $6.4 billion of retained interests from securitizations, which included $2.1 billion of retained government-sponsored entities securities, $3.4 billion of senior and subordinated notes, receivables and servicing assets, and $860 million of residual interests. Of the $6.4 billion of retained interests, $3.0 billion (including the $2.1 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $3.4 billion of retained interests consists of subordinated and residual interests, receivables and servicing assets for which there are no quoted market prices.
     At December 31, 2004, the Company had $6.5 billion of retained interests from securitizations, which included $1.9 billion of retained government-sponsored entities securities, $3.7 billion of senior and subordinated notes, receivables and servicing assets, and $894 million of residual interests. Of the $6.5 billion of retained interests, $3.0 billion (including the $1.9 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $3.5 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices. In 2004, the Company purchased the beneficial interests held by third parties for certain consumer real estate and student loan securitizations, and the trusts were subsequently terminated.
Wachovia Corporation 2006 Annual Report       85

Audited Financial Statements

     Original economic assumptions used for valuing certain retained interests in securitizations using discounted cash flow analyses and the cash flow activity from those securitizations completed in 2006, 2005 and 2004 are presented below.

	December 31, 2006
	Commercial		Consumer	Auto	Student
(In millions)	Real Estate		Real Estate	Loans	Loans

ORIGINAL ECONOMIC ASSUMPTIONS (a)
Prepayment speed (CPR)	—%		—	16.42	6.93
Weighted average life	—	yrs	—	3.00	8.75
Expected credit losses	—%		—	4.95	0.16
Discount rate	—%		—	10.57	11.71

CASH FLOW ACTIVITY
Proceeds from
New securitizations	$20,669		—	1,295	1,604
Collections used by trust to purchase new balances in revolving securitizations	—		667	—	—
Service fees received	23		—	3	3
Cash flow received from retained interests	—		—	3	—
Servicing advances, net	$40		—	—	—

	December 31,
	2005					2004
	Commercial		Consumer	Auto	Student	Commercial	Consumer	Auto
(In millions)	Real Estate		Real Estate	Loans	Loans	Real Estate	Real Estate	Loans

ORIGINAL ECONOMIC ASSUMPTIONS (a)
Prepayment speed (CPR)	—%		34.69	18.66	6.00	—	41.37	25.75
Weighted average life	—	yrs	2.33	1.91	8.58	—	4.31	2.81
Expected credit losses	—%		1.39	0.95	0.17	—	0.44	1.33
Discount rate	—%		11.73	10.54	11.71	—	11.00	12.00

CASH FLOW ACTIVITY
Proceeds from
New securitizations	$16,190		4,344	2,774	1,737	7,122	2,989	2,793
Collections used by trust to purchase new balances in revolving securitizations	—		1,661	—	—	—	1,391	—
Service fees received	19		8	5	—	12	6	5
Cash flow received from retained interests	—		8	4	—	—	2	12
Servicing advances, net	$31		9	—	—	21	—	—

(a)	There were no beneficial interests in commercial real estate loan securitizations retained in 2006, 2005 and 2004 that were valued using discounted cash flow analyses.
86     Wachovia Corporation 2006 Annual Report

     At December 31, 2006, the Company had $3.0 billion of retained interests in consumer real estate securitizations valued using weighted average prepayment speeds of 18.42 percent to 42.41 percent and expected credit losses of 0.38 percent to 4.33 percent. Discount rates fluctuate based on the credit rating of the retained interest; AAA/AA rated securities — LIBOR plus 0.35 percent to LIBOR plus 0.55 percent (5.68 percent to 5.88 percent), A/BBB rated securities — LIBOR plus 0.75 percent (6.08 percent) to 7.60 percent, below investment grade securities — 8.33 percent to 17.29 percent and non-rated securities — 9.36 percent to 27.24 percent.
    The price sensitivity for all retained interests in securitizations valued using discounted cash flow analysis is insignificant. Managed loans at December 31, 2006 and 2005, loans past due 90 days or more and net loan losses are presented below.

	December 31,
	2006			2005
		Loans Past	Loan		Loans Past	Loan
		Due 90	Losses,		Due 90	Losses,
(In millions)	Balance	Days (a)	Net	Balance	Days (a)	Net

MANAGED LOANS
Commercial
Loans held in portfolio	$171,298	52	24	156,854	52	36
Securitized loans (b)	194	2	(6)	1,227	5	2
Loans held for sale	8,866	—	—	3,860	—	—
Consumer
Loans held in portfolio	256,254	598	342	111,421	573	171
Securitized loans (b)	12,015	58	54	13,830	58	61
Securitized loans included in securities	6,629	35	18	5,075	42	30
Loans held for sale	3,702	5	5	2,545	2	27

Total managed loans	458,958	750	437	294,812	732	327
Less
Securitized loans (b)	(12,209)	(60)	(48)	(15,057)	(63)	(63)
Securitized loans included in securities	(6,629)	(35)	(18)	(5,075)	(42)	(30)
Loans held for sale	(12,568)	(5)	(5)	(6,405)	(2)	(27)

Loans held in portfolio	$427,552	650	366	268,275	625	207

(a)	Includes bankruptcies and foreclosures.
(b)	Excludes securitized loans the Company continues to service but for which the Company has no other continuing involvement except market-making activities.
Wachovia Corporation 2006 Annual Report       87

Audited Financial Statements

SERVICING ASSETS
     SFAS 156, effective January 1, 2006, requires that all servicing assets and liabilities initially be recognized at fair value, rather than at allocated cost based on relative fair value. Additionally, SFAS 156 permits entities to choose to recognize individual classes of servicing assets at fair value on an ongoing basis, with subsequent changes in fair value recorded in earnings. The Company determined its classes of servicing assets based on the asset type being serviced along with the methods used to manage the risk inherent in the servicing assets, which includes the market inputs used to value the servicing assets. The risks inherent in these servicing assets vary based on asset class but include changes in market interest rates, prepayments, default rates and cost to service in event of default, among other factors. The Company elected to record a class of originated residential mortgage servicing assets at fair value on an ongoing basis with the adoption of SFAS 156. Accordingly, the Company has recorded a $41 million after-tax cumulative effect adjustment to beginning retained earnings, as required by SFAS 156, for the difference between the carrying amount of originated residential mortgage servicing assets and their fair value at the date of adoption. Valuation of the originated residential mortgage servicing assets recorded at fair value is estimated using discounted cash flows with prepayment speeds and discount rates as significant assumptions. At December 31, 2006, the weighted average prepayment speed assumption was 17.29 percent and the weighted average discount rate used was 11.03 percent.
     Valuation of the servicing assets carried at amortized cost is also estimated using discounted cash flows with key assumptions including prepayment speeds, discount rates, estimated default rates and cost to service. Servicing assets carried at amortized cost are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of servicing assets exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. For purposes of impairment evaluation and measurement, the Company stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination.
     At December 31, 2006 and 2005, the gross carrying amount and accumulated amortization of servicing assets carried at amortized cost were $1.2 billion and $477 million, respectively, and $1.6 billion and $634 million, respectively. In connection with certain acquisitions and transactions in 2006, the Company recorded fair value servicing assets of $166 million and servicing assets carried at amortized cost of $490 million. In connection with certain acquisitions and transactions in 2005, the Company recorded servicing assets carried at amortized cost of $558 million. Servicing assets carried at amortized cost have weighted average amortization periods of 8 years in 2006 and 7 years in 2005. Amortization expense related to servicing assets carried at amortized cost in 2006, 2005 and 2004 was $260 million, $292 million and $162 million, respectively. Servicing fee income in 2006, 2005 and 2004 was $424 million, $404 million and $267 million, respectively, and is included in other banking fees on the consolidated statements of income. Changes in the fair value and amortization of servicing assets are included in other banking fees.
     Amortization expense for servicing assets carried at amortized cost in each of the five years subsequent to December 31, 2006, is as follows (in millions): 2007, $144; 2008, $119; 2009, $100; and 2010, $87; and 2011, $76.
     The change in the fair value of originated residential mortgage servicing assets and the change in the carrying amount of servicing assets which are carried at amortized cost for the year ended December 31, 2006, follows.
88   Wachovia Corporation 2006 Annual Report

	Year Ended December 31, 2006
	Servicing Assets
	Fair Value	Amortized Cost
		Fixed Rate
	Originated	Commercial
	Residential	Mortgage-
(In millions)	Mortgages	Backed	Other	Total

Balance, December 31, 2005	$195	372	400	967
Cumulative effect of an accounting change, pre-tax	64	—	—	64

Balance, January 1, 2006	259	372	400	1,031
Fair value of servicing assets purchased, assumed or originated, or retained from securitizations	166	252	238	656
Servicing sold or otherwise disposed of	(37)	(1)	(248)	(286)
Change in fair value due to changes in model inputs and/or assumptions	(2)	—	—	(2)
Other changes in fair value, primarily principal repayments	(60)	—	—	(60)
Amortization of servicing assets	—	(99)	(161)	(260)
Impairment	—	—	(5)	(5)

Balance, December 31, 2006	$326	524	224	1,074

FAIR VALUE
December 31, 2005	$259	516	515	1,290
December 31, 2006	$326	725	268	1,319

Wachovia Corporation 2006 Annual Report      89

Audited Financial Statements

NOTE 6: LOANS, NET OF UNEARNED INCOME

	December 31,

(In millions)	2006	2005

COMMERCIAL
Commercial, financial and agricultural	$96,285	87,327
Real estate-construction and other	16,182	13,972
Real estate-mortgage	20,026	19,966
Lease financing	25,341	25,368
Foreign	13,464	10,221

Total commercial	171,298	156,854

CONSUMER
Real estate secured	225,826	94,748
Student loans	7,768	9,922
Installment loans	22,660	6,751

Total consumer	256,254	111,421

Total loans	427,552	268,275
UNEARNED INCOME	(7,394)	(9,260)

Loans, net of unearned income	$420,158	259,015

     The components of the net investment in leveraged leases at December 31, 2006 and 2005, are presented below.

	December 31,

(In millions)	2006	2005

Net rental income receivable	$19,510	19,521
Estimated unguaranteed residual values	2,395	2,244
Unearned income	(8,484)	(8,939)

Investment in leveraged leases	13,421	12,826
Less related deferred income taxes	(7,147)	(6,181)

Net investment in leveraged leases	$6,274	6,645

     The Company recognized income before income taxes from leveraged leases of $526 million, $571 million and $598 million in 2006, 2005 and 2004, respectively, and the related income tax expense was $202 million, $220 million and $234 million in 2006, 2005 and 2004, respectively. Future minimum lease receipts relating to direct financing leases, including leveraged leases, were $22.1 billion at December 31, 2006, with $2.5 billion receivable within the next five years. Future minimum lease receipts under noncancelable operating leases were $867 million at December 31, 2006, substantially all of which are receivable over the next five years. Certain of the Company’s leveraged leases are subject to recalculation of the net investment under the provisions of FSP 13-2, which is effective January 1, 2007.
     Loans to directors and executive officers of the Parent Company and their related interests did not exceed 5 percent of stockholders’ equity at December 31, 2006 and 2005. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they include other features unfavorable to the Company.
     At December 31, 2006 and 2005, nonaccrual and restructured loans amounted to $1.3 billion and $652 million, respectively. In 2006, 2005 and 2004, gross interest income of $98 million, $71 million and $91 million, respectively, would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2006, 2005 and 2004 amounted to $22 million, $21 million and $15 million, respectively.
     At December 31, 2006 and 2005, impaired loans amounted to $319 million and $392 million, respectively. Included in the allowance for loan losses was $14 million related to $58 million of impaired loans at December 31, 2006, and $10 million related to $54 million of impaired loans at December 31, 2005. Included in the reserve for unfunded lending commitments was $5 million related to $16 million of impaired unfunded commercial lending commitments at December 31, 2006, and $7 million related to $13 million of impaired unfunded commercial lending commitments at December 31, 2005. In 2006, 2005 and 2004, the average recorded investment in impaired loans was $394 million, $617 million and $684 million, respectively. In 2006, 2005 and 2004, $26 million, $19 million and $35 million, respectively, of interest income was recognized on loans while they were impaired. This income was recognized using the cash-basis method of accounting.
90      Wachovia Corporation 2006 Annual Report

     At December 31, 2006, the Company had $59.7 billion of loans pledged as collateral for outstanding Federal Home Loan Bank borrowings, $73.3 billion of loans pledged as collateral for the contingent ability to borrow from the Federal Reserve Bank and $2.5 billion of loans pledged for other purposes.
     In connection with the Company’s merger with Golden West, the Company acquired a portfolio of Option Adjustable Rate Mortgage Loans (“Option ARMs”). The majority of the Company’s Option ARMs have an interest rate that changes monthly based on movements in certain indices. Interest rate changes and available options relating to monthly payments of principal and interest are subject to contractual limitations based on the Company’s lending policies. Negative amortization occurs, under an available option subject to certain limits, when the payment amount is less than the interest due on the loan. Borrowers may repay the deferred interest in whole or in part at any time. The amount of deferred interest related to all Option ARMs was $1.6 billion at December 31, 2006.
     At December 31, 2006, Option ARMs represented 47 percent of the Company’s consumer loans and 28 percent of the Company’s total loans. Properties securing the Company’s Option ARMs are concentrated primarily in California (60 percent) and Florida (8 percent). No other state concentration is more than 5 percent of total Option ARMs.
NOTE 7: ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS
     The allowance for loan losses and the reserve for unfunded lending commitments for each of the years in the three-year period ended December 31, 2006, are presented below.

	Years Ended December 31,

(In millions)	2006	2005	2004

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$2,724	2,757	2,348
Provision for credit losses	430	227	290
Provision for credit losses relating to loans transferred to loans held for sale or sold	8	18	(31)
Balance of acquired entities at purchase date	603	—	510
Allowance relating to loans acquired, transferred to loans held for sale or sold	(39)	(71)	(60)

Total	3,726	2,931	3,057

Loan losses	(641)	(456)	(526)
Loan recoveries	275	249	226

Net charge-offs	(366)	(207)	(300)

Balance, end of year	$3,360	2,724	2,757

	Years Ended December 31,

(In millions)	2006	2005	2004

RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of year	$158	154	156
Provision for credit losses	(4)	4	(2)

Balance, end of year	$154	158	154

Wachovia Corporation 2006 Annual Report      91

Audited Financial Statements

NOTE 8: GOODWILL AND OTHER INTANGIBLE ASSETS
     Changes in the carrying amount of goodwill related to each of the Company’s business segments for each of the years in the two-year period ended December 31, 2006, are presented below.

	December 31, 2006 and 2005

			Corporate
			and
	General	Wealth	Investment	Capital
(In millions)	Bank	Management	Bank	Management	Total

Balance, December 31, 2004	$16,115	782	2,250	2,379	21,526
Purchase accounting adjustments	69	21	(6)	(14)	70
Additions to goodwill	—	186	202	—	388
Dispositions	—	—	—	(177)	(177)

Balance, December 31, 2005	16,184	989	2,446	2,188	21,807
Purchase accounting adjustments	(55)	8	5	19	(23)
Additions to goodwill	16,430	—	37	128	16,595

Balance, December 31, 2006	$32,559	997	2,488	2,335	38,379

     At December 31, 2006 and 2005, the Company had $90 million assigned as the carrying amount of its tradename, which based on its indefinite useful life, is not subject to amortization.
     The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2006 and 2005, are presented below. Fully amortized amounts for prior years are not included.

	December 31,

	2006		2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(In millions)	Amount	Amortization	Amount	Amortization

Deposit base	$3,038	2,155	2,782	2,077
Customer relationships	976	314	599	186

Total	$4,014	2,469	3,381	2,263

     In connection with certain acquisitions in 2006, the Company recorded deposit base and customer relationship intangibles of $461 million and $391 million, respectively. These intangible assets have weighted average amortization periods of 15 years and 14 years, respectively. In connection with certain acquisitions in 2005, the Company recorded a customer relationship intangible asset of $117 million. This intangible asset has a weighted average amortization period of 10 years.
     Other intangible amortization expense related to identified intangible assets for each of the years in the three-year period ended December 31, 2006, is presented below.

	Years Ended December 31,

(In millions)	2006	2005	2004

OTHER INTANGIBLE AMORTIZATION
Deposit base	$283	343	371
Customer relationships	140	73	60

Total other intangible amortization	$423	416	431

     Other intangible amortization expense related to identified intangible assets in each of the five years subsequent to December 31, 2006, is as follows (in millions): 2007, $388; 2008, $261; 2009, $197; 2010, $146; and 2011, $116.
92       Wachovia Corporation 2006 Annual Report

NOTE 9: OTHER ASSETS

	December 31,

(In millions)	2006	2005

Accounts receivable	$4,333	2,555
Customer receivables, including margin loans	5,244	6,188
Interest and dividends receivable	3,886	2,979
Bank and corporate-owned life insurance	13,252	10,198
Equity method investments, including principal investing	2,774	2,437
Prepaid pension costs	1,237	2,343
Federal Home Loan Bank stock	2,008	113
Federal Reserve Bank stock	1,135	1,078
Sundry assets	7,812	7,392

Total other assets	$41,681	35,283

NOTE 10: SHORT-TERM BORROWINGS
     Short-term borrowings at December 31, 2006, 2005 and 2004, and the related maximum amounts outstanding at the end of any month in each of the three years, are presented below.

	December 31,			Maximum Outstanding

(In millions)	2006	2005	2004	2006	2005	2004

Federal funds purchased	$2,009	2,225	1,959	4,355	5,104	5,350
Securities sold under repurchase agreements	34,828	46,561	43,441	49,278	54,834	50,141
Commercial paper	4,732	3,900	12,111	5,309	13,938	12,778
Other	7,588	9,267	5,895	7,744	9,267	7,104

Total short-term borrowings	$49,157	61,953	63,406

	December 31,

	2006	2005	2004

WEIGHTED AVERAGE INTEREST RATES
Federal funds purchased and securities sold under repurchase agreements	4.82%	3.73	2.05
Commercial paper	4.47%	3.55	2.18
WEIGHTED AVERAGE MATURITIES (In days)
Federal funds purchased and securities sold under repurchase agreements	44	15	28
Commercial paper	5	7	11

Wachovia Corporation 2006 Annual Report     93

Audited Financial Statements

NOTE 11: LONG-TERM DEBT

	December 31,

(In millions)	2006	2005

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
Floating rate, due 2007 to 2013 (par value $200 to $2,400) (a)	$11,149	8,449
Equity-linked and commodity-linked, due 2007 to 2012 (a)	869	343
3.50% to 5.80%, due 2008 to 2020 (par value $258 to $1,250) (a)	6,327	5,724
Floating rate, EMTN notes, due 2011 (par value $1,894) (a)	1,975	—
4.375% to 4.875%, EMTN notes, due 2016 to 2035 (par value $640 to $1,356) (a)	2,986	—
Subordinated notes
4.875% to 6.40%, due 2008 to 2035 (par value $150 to $1,500) (a)	6,444	5,784
Floating rate, due 2015 to 2016, (par value $600 to $650) (a)	1,250	600
6.605%, due 2025 (par value $250) (a)	250	250
6.30%, Putable/Callable, due 2028 (par value $200)	200	200
5.20%, income trust securities, due 2042	2,501	—
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035 (par value $250 to $299) (b)	795	796
Hedge-related basis adjustments	(21)	111

Total notes and debentures issued by the Parent Company	34,725	22,257

NOTES ISSUED BY SUBSIDIARIES
Notes
Primarily notes issued under global bank note programs, varying rates and terms to 2040	18,383	6,235
Floating rate, due 2007 to 2011, (par value $250 to $983) (a)	7,730	—
4.125% to 4.75%, due 2007 to 2012, (par value $300 to $800) (a)	2,686	—
Floating rate, EMTN notes, due 2011 (par value $3,490) (a)	3,622	—
Subordinated notes
Bank, 4.75% to 9.625%, due 2008 to 2036 (par value $25 to $1,200)	8,032	6,549
7.95%, due 2007 (par value $100) (a)	100	250
Floating rate, due 2013 (par value $417) (c)	417	417
5.25%, EMTN notes, due 2023 (par value $1,385) (a)	1,452	—
6.75%	—	200

Total notes issued by subsidiaries	42,422	13,651

OTHER DEBT
Auto secured financing, due 2007 to 2014	9,539	—
Collateralized notes, floating rate, due 2007 to 2011	4,420	4,420
Junior subordinated debentures, floating rate, due 2026 to 2029	3,099	3,114
Advances from the Federal Home Loan Bank, 1.00% to 8.45%, due 2007 to 2031	36,614	2,519
Preferred units issued by subsidiaries	2,852	2,352
Capitalized leases, rates generally ranging from 1.00% to 14.29%	30	39
Mortgage notes and other debt of subsidiaries, varying rates and terms	4,856	706
Hedge-related basis adjustments	37	(87)

Total other debt	61,447	13,063

Total long-term debt	$138,594	48,971

(a)	Not redeemable prior to maturity.
(b)	Redeemable in whole or in part at the option of the holders only on certain specified dates.
(c)	Redeemable in whole or in part at the option of a nonbank subsidiary only on certain specified dates.
94     Wachovia Corporation 2006 Annual Report

     At December 31, 2006, floating rate notes of $11.1 billion had rates of interest ranging from 5.40 percent to 5.56 percent.
     The equity-linked and commodity-linked derivative component of the equity-linked and commodity-linked notes has been separated from the host component and is classified as a trading derivative.
     The interest rate on the floating rate Euro Medium Term Note Programme (“EMTN”) notes is 3.66 percent to February 1, 2007.
     The interest rate on the floating rate subordinated notes is 5.72 percent to 5.74 percent with reset dates in January 2007.
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
     At December 31, 2006, bank notes of $15.9 billion had floating rates of interest ranging from 5.10 percent to 5.45 percent, and $2.5 billion of the notes had fixed rates of interest ranging from 0.25 percent to 16.00 percent. Included in bank notes are $622 million and $211 million of equity-linked notes at December 31, 2006 and 2005, respectively.
     The interest rate on $7.7 billion of floating rate notes is 5.35 percent to 5.50 percent.
     The interest rate on $3.6 billion of floating rate EMTN notes is 3.41 percent to March 19, 2007.
     The interest rate on $417 million of floating rate notes is 6.42 percent to January 1, 2007.
     At December 31, 2006, auto secured financing of $9.5 billion had rates of interest ranging from 2.34 percent to 7.05 percent.
     At December 31, 2006, collateralized notes of $4.4 billion had LIBOR-indexed floating rates of interest ranging from 2.33 percent to 6.10 percent.
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
     Included in the $3.1 billion of junior subordinated debentures at December 31, 2006, are junior subordinated debentures issued by Wachovia Bank with a par value of $300 million and an 8.00 percent rate of interest, and a par value of $450 million and a LIBOR-indexed floating rate of interest. The related maturities range from December 15, 2026, to February 15, 2027. These junior subordinated debentures have terms substantially the same as the junior subordinated debentures issued by the Parent Company.
     Advances from the Federal Home Loan Bank at December 31, 2006, included $34.6 billion related to Golden West.
     At December 31, 2006, preferred units issued by subsidiaries were $2.9 billion. Floating rate notes of $2.0 billion had LIBOR-indexed interest rates ranging from 5.36 percent to 5.37 percent with reset dates in March 2007. Fixed rate notes of $795 million had rates of interest ranging from 6.32 percent to 6.42 percent. For $57 million in preferred units, distributions are payable to preferred unit holders on a cumulative basis until an annual return of 12.50 percent has been paid. In addition, distributions on the preferred units must be paid before the Company can declare or pay a dividend on its common stock. The Company’s subsidiary can redeem the preferred units at defined premiums beginning in September 2009. The preferred units have a mandatory redemption date of September 2012 at the stated value.
     Mortgage notes and other debt of subsidiaries at December 31, 2006, included $2.6 billion of mortgage notes related to Golden West and $1.3 billion of secured borrowings on commercial real estate assets.
     At December 31, 2006, the Company had $14.0 billion of senior or subordinated debt securities or equity securities available for issuance under a shelf registration statement filed with the Securities and Exchange Commission. In addition, the Company had $4.5 billion of senior or subordinated debt securities available for issuance under a medium-term note program.
     At December 31, 2006, the Company or Wachovia Bank had $10.3 billion of senior or subordinated debt securities available for issuance under the EMTN established in July 2006. These securities are not registered with the Securities and Exchange Commission and may not be offered in the United States without applicable exemptions from registration.
     At December 31, 2006, Wachovia Bank had $21.1 billion of senior or subordinated notes available for issuance under a global note program. Wachovia Bank has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires a minimum level of $30 billion of adjusted total equity capital be maintained. This line of credit has not been used.
     At December 31, 2006, a nonbank subsidiary has a $2.0 billion committed backup line of credit that expires in 2011. This credit facility has no financial covenants associated with it. This line of credit has no outstanding balance at December 31, 2006.
     The weighted average rate paid for long-term debt in 2006, 2005 and 2004 was 5.28 percent, 4.46 percent and 4.00 percent, respectively, before the impact of risk management derivatives. See Note 19 for information on interest rate swaps entered into in connection with the issuance of long-term debt.
     Long-term debt maturing in each of the five years subsequent to December 31, 2006, is as follows (in millions): 2007, $31,131; 2008, $21,823; 2009, $17,686; 2010, $11,570; and 2011, $18,658.
Wachovia Corporation 2006 Annual Report     95

Audited Financial Statements

NOTE 12: COMMON AND PREFERRED STOCK AND CAPITAL RATIOS

	December 31,

	2006		2005		2004

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
(Options and shares in thousands)	Number	Price (b)	Number	Price (b)	Number	Price (b)

STOCK OPTIONS
Options outstanding, beginning of year	133,870	$38.67	136,736	$36.85	124,198	$36.71
Granted	14,288	56.03	12,878	50.41	15,534	44.71
Options of acquired entities	12,996	26.72	—	—	14,909	25.12
Exercised	(21,430)	34.49	(14,267)	31.82	(17,148)	31.74
Expired (a)	(408)	48.93	—	—	—	—
Forfeited (a)	(1,619)	46.91	(1,477)	45.68	(757)	45.04

Options outstanding, end of year	137,697	$39.87	133,870	$38.67	136,736	$36.85

Options vested and expected to vest, end of year	134,235	$39.63

Options exercisable, end of year	102,600	$36.74	100,261	$36.69	99,228	$35.65

RESTRICTED STOCK
Unvested shares, beginning of year	14,055	$48.59	12,270	$40.56	11,391	$35.56
Granted	6,941	56.13	8,835	52.35	5,980	46.45
Vested	(5,665)	47.55	(6,472)	38.50	(4,658)	35.92
Forfeited	(1,028)	51.70	(578)	48.76	(443)	40.20

Unvested shares, end of year	14,303	$52.38	14,055	$48.59	12,270	$40.56

EMPLOYEE STOCK OPTIONS
Options outstanding, beginning of year	—	$—	—	$—	19,199	$46.75
Exercised	—	—	—	—	(3,818)	46.75
Expired and forfeited	—	—	—	—	(15,381)	46.75

Options outstanding, end of year	—	$—	—	$—	—	$—

(a)	Separate expired and forfeited information is not available for prior years.
(b)	The weighted-average price for stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.
STOCK PLANS
     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, vest based on continued service with the Company for a specified period, generally three years to five years following the date of grant, and have a contractual life of ten years. Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over three years to five years, during which time the holder receives dividends and has full voting rights. Employee stock compensation expense was $522 million in 2006, including $348 million related to restricted stock awards and $174 million related to stock option awards. The related income tax benefit was $183 million. Compensation expense recognized for restricted stock was $230 million and $190 million in 2005 and 2004, respectively. Stock option expense was $103 million and $130 million in 2005 and 2004, respectively. Employee stock compensation expense in the year ended December 31, 2006, includes $107 million associated with the implementation of SFAS 123R, primarily related to the impact of awards granted to employees that were retirement-eligible at the date of grant.
96     Wachovia Corporation 2006 Annual Report

     At December 31, 2006, there was $455 million and $229 million of total unrecognized compensation costs related to restricted stock awards and stock option awards, respectively. Those costs are expected to be recognized over a weighted-average period of 1.2 years and 1.5 years, respectively. The fair value of restricted stock awards vested in 2006 and 2005 was $304 million and $350 million, respectively. The total intrinsic value of stock option awards exercised in 2006 and 2005 was $448 million and $295 million, respectively. The amount of cash received from the exercise of stock options granted under share-based payment arrangements was $709 million in 2006, and the related income tax benefit realized from stock options exercised was $147 million. At December 31, 2006, the weighted average remaining contractual term and aggregate intrinsic value for options exercisable was 4.6 years and $2.1 billion, respectively, and for options vested and expected to vest, 5.4 years and $2.3 billion, respectively.
     On August 31, 2006, shareholder approval was received to reserve for issuance an additional 50 million shares of common stock. At December 31, 2006, the Company had authorization to reserve 116 million shares of its common stock for issuance under its stock option plans.
     The Company also had an employee stock option plan (the “1999 Plan”) that expired on September 30, 2004. Under the terms of the 1999 plan, 3.8 million shares of common stock were issued in 2004 and all other options related to the 1999 Plan expired unexercised. Prior to 2004, no common stock was issued under the 1999 Plan.
     The weighted average grant date fair values of options under the stock option plans were $10.07, $10.03 and $9.41 in 2006, 2005 and 2004, respectively. The more significant assumptions used in estimating the fair value of stock options in 2006, 2005 and 2004 include risk-free interest rates of 4.83 percent, 3.97 percent and 3.68 percent, respectively; expected dividend yields of 3.64 percent, 3.65 percent and 3.58 percent, respectively; expected volatility of the Company’s common stock of 19 percent in 2006, 25 percent in 2005 and 27 percent in 2004; and weighted average expected lives of the stock options of 7.0 years in 2006 and 6.0 years in 2005 and 2004. The Company calculated its volatility estimate from implied volatility of actively traded options on the Company’s common stock with remaining maturities of two years. This represents a change from prior years, in which the Company calculated its volatility estimate based on historical volatility adjusted for significant changes in the Company’s business activities. The Company determined the estimated life using the simple average of the 10-year contractual term of the options and the vesting term (using an average of the 5-year graded vesting period). In prior years, the Company determined the estimated life based on historical share option experience.
DIVIDEND REINVESTMENT PLAN
     Under the terms of the Dividend Reinvestment Plan, a participating stockholder’s cash dividends and optional cash payments may be used to purchase the Company’s common stock. Common stock issued under the Dividend Reinvestment Plan was (in thousands): 1,585 shares, 1,673 shares and 1,358 shares in 2006, 2005 and 2004, respectively. In accordance with the terms of the Dividend Reinvestment Plan, the common stock issued in 2006, 2005 and 2004 was purchased in the open market. At December 31, 2006, the Company had 10 million additional shares of common stock reserved for issuance under the Dividend Reinvestment Plan.
TRANSACTIONS BY THE COMPANY IN ITS COMMON STOCK
     At December 31, 2006, the Company had the authority to repurchase up to 42 million shares of its common stock. In 2006, 2005 and 2004, the Company repurchased 82 million, 52 million and 47 million shares, respectively, of common stock, at a cost of $4.5 billion, $2.7 billion and $2.4 billion, respectively, in the open market or through the settlement of equity collars as noted below.
     The Company has entered into option contracts in its stock to offset potential dilution from the exercise of stock options. These option contracts involve the contemporaneous purchase of a call option and the sale of a put option to the same counterparty (“equity collars”). The Company’s equity collars are considered financial instruments.
     In 2005 and 2004, the Company recorded $(15) million and $31 million, respectively, in net gains (losses) on equity collars in the results of operations. The cost of purchasing shares under option contracts was $365 million and $237 million, respectively, for 8 million shares and 5 million shares, respectively. At December 31, 2006 and 2005, there were no collar transactions outstanding.
Wachovia Corporation 2006 Annual Report       97

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
PREFERRED SHARES
     In connection with the merger of the former Wachovia, the Company issued 97 million shares of a new class of preferred stock entitled Dividend Equalization Preferred Shares (“DEPs”), which paid dividends equal to the difference between the last dividend paid by the former Wachovia of 30 cents per share and the common stock dividend declared by the Company. The Company’s total dividends for four consecutive quarters in 2003 equaled at least $1.20 per common share, and accordingly, there is no further requirement to pay dividends on the DEPs. The shares may be redeemed, at the Company’s option and with 30 to 60 days prior notice, after December 31, 2021, for $0.01 per share.
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
     At December 31, 2006, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 7.42 percent, 11.33 percent and 6.01 percent, respectively. At December 31, 2005, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 7.50 percent, 10.82 percent and 6.12 percent, respectively. At December 31, 2006, the Company’s deposit-taking bank subsidiaries met the capital and leverage ratio requirements for well capitalized banks. The Company does not anticipate or foresee any conditions that would reduce these ratios to levels at or below minimum or that would cause its deposit-taking bank subsidiaries to be less than well capitalized.
98   Wachovia Corporation 2006 Annual Report

NOTE 13: ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2006, is presented below.

	Years Ended December 31,
	2006, 2005 and 2004

		Income Tax
	Pre-tax	(Expense)	After-tax
(In millions)	Amount	Benefit	Amount

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2003	$2,145	(806)	1,339
Minimum pension liability	(105)	40	(65)
Unrealized net holding loss on securities	(268)	114	(154)
Net loss on cash flow hedge derivatives	(107)	40	(67)
Reclassification adjustment for realized gains (losses) on securities	(147)	56	(91)
Reclassification adjustment for realized gains (losses) on cash flow hedge derivatives	(382)	145	(237)

Accumulated other comprehensive income, net, December 31, 2004	1,136	(411)	725
Minimum pension liability	(23)	4	(19)
Unrealized net holding loss on securities	(1,866)	697	(1,169)
Net loss on cash flow hedge derivatives	27	(10)	17
Reclassification adjustment for realized gains (losses) on securities	(411)	156	(255)
Reclassification adjustment for realized gains (losses) on cash flow hedge derivatives	(116)	44	(72)

Accumulated other comprehensive income, net, December 31, 2005	(1,253)	480	(773)
Minimum pension liability	43	(14)	29
Unrealized net holding loss on securities	(467)	167	(300)
Net gain on cash flow hedge derivatives	48	(18)	30
Reclassification adjustment for realized gains (losses) on securities	11	(4)	7
Reclassification adjustment for realized gains (losses) on cash flow hedge derivatives	(11)	4	(7)
Adjustment to initially apply SFAS 158	(1,685)	599	(1,086)

Accumulated other comprehensive income, net, December 31, 2006	$(3,314)	1,214	(2,100)

Wachovia Corporation 2006 Annual Report       99

Audited Financial Statements

NOTE 14: BUSINESS SEGMENTS
     The Company has five operating segments that by virtue of exceeding certain quantitative thresholds are reportable segments. The four core business segments are the General Bank, Wealth Management, the Corporate and Investment Bank, Capital Management, plus the Parent (“Parent segment”). The Company’s Capital Management segment includes 100 percent of the combined retail brokerage entity. The 38 percent minority interest is included in the Parent. Each of these reportable segments offers a different array of products and services. Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources. Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest income in consolidated subsidiaries, discontinued operations and changes in accounting principles. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s segment presentation, which is in conformity with U.S. generally accepted accounting principles, excludes these items.
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
     For segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The Company uses a management reporting model that includes methodologies for funds transfer pricing, allocation of economic capital, expected losses and cost transfers to measure business segment results. Because of the complexity of the Company, various estimates and allocation methodologies are used in preparing business segment financial information. Exposure to market risk is managed centrally within the Parent segment. In order to remove interest rate risk from each core business segment, the management reporting model employs a funds transfer pricing (“FTP”) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk. A risk-based methodology is used to allocate capital based on the credit, market and operational risks associated with each business segment. In 2006, 2005 and 2004, the cost of capital was 11 percent. A provision for credit losses is allocated to each core business segment based on net charge-offs, and any difference between the total for all core segments and the consolidated provision for credit losses is recorded in the Parent segment. Intersegment revenues, or referral fees, are paid by a segment to the segment that distributes or services the product. The amount of the referral fee is based on comparable fees paid in the market or negotiated amounts that approximate the value provided by the selling segment. Cost transfers are made for services provided by one segment to another. Additionally, in 2006 and 2005, fee and other income in the Corporate and Investment Bank included $137 million and $94 million, respectively, of fees related to certain corporate underwriting and structured products activity, which was eliminated in the Parent segment. Activity-based costing studies are continually being refined to better align expenses with products and their revenues. Income tax expense or benefit is generally allocated to each core business segment based on a statutory tax rate adjusted for items unique to each business segment. Any difference between the total for all core business segments and the consolidated amount is included in the Parent segment. Deposit base and other intangible amortization expense is included in the Parent segment and is not allocated to the Company’s core business segments. Affordable housing results are recorded in Corporate and Investment Bank fee and other income, net of the related income tax benefit, and the income tax benefit is eliminated in Parent fee and other income.
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
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. In 2006, the Company moved deposit balances relating to certain brokerage sweep accounts originated in the General Bank to Capital Management, which resulted in these certain brokerage sweep accounts being included in Capital Management’s results consistent with how they are managed. Also in 2006, the Company transferred certain financial advisors to Wealth Management from Capital Management relating to the introduction of a new investment management platform in Wealth Management. The impact of these and other changes to previously reported segment earnings for full year 2005 was a $115 million decrease in the General Bank, an $8 million decrease in Wealth Management, a $4 million decrease in the Corporate and Investment Bank, a $116 million increase in Capital Management and an $11 million increase in the Parent. The impact of these changes to previously reported segment earnings for full year 2004 was a $43 million decrease in the General Bank, a $6 million decrease in Wealth Management, no change in the Corporate and Investment Bank, a $4 million decrease in Capital Management and a $53 million increase in the Parent.
     The Company’s business segment information for each of the years in the three-year period ended December 31, 2006, follows.
100    Wachovia Corporation 2006 Annual Report

	Year Ended December 31, 2006

			Corporate			Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(In millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$11,922	602	2,037	1,013	(170)	(155)	15,249
Fee and other income	3,580	779	4,799	5,041	346	—	14,545
Intersegment revenue	198	6	(179)	(32)	7	—	—

Total revenue (a)	15,700	1,387	6,657	6,022	183	(155)	29,794
Provision for credit losses	428	2	(32)	—	36	—	434
Noninterest expense	7,117	964	3,547	4,555	1,114	179	17,476
Minority interest	—	—	—	—	412	2	414
Income taxes (benefits)	2,934	154	1,109	535	(941)	(66)	3,725
Tax-equivalent adjustment	42	—	51	1	61	(155)	—

Income from continuing operations	5,179	267	1,982	931	(499)	(115)	7,745
Discontinued operations, net of income taxes	—	—	—	—	46	—	46

Net income	$5,179	267	1,982	931	(453)	(115)	7,791

Lending commitments	$139,940	6,504	107,155	219	597	—	254,415
Average loans, net	223,445	16,205	44,906	711	22,455	—	307,722
Average core deposits	$232,720	14,493	26,231	31,393	4,189	—	309,026

	Year Ended December 31, 2005

			Corporate			Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(In millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$9,486	581	2,220	834	779	(219)	13,681
Fee and other income	2,878	718	3,696	4,591	336	—	12,219
Intersegment revenue	194	6	(169)	(34)	3	—	—

Total revenue (a)	12,558	1,305	5,747	5,391	1,118	(219)	25,900
Provision for credit losses	277	6	(27)	—	(7)	—	249
Noninterest expense	6,296	908	3,037	4,293	1,021	292	15,847
Minority interest	—	—	—	—	367	(25)	342
Income taxes (benefits)	2,154	143	919	402	(485)	(100)	3,033
Tax-equivalent adjustment	42	—	99	1	77	(219)	—

Income from continuing operations	3,789	248	1,719	695	145	(167)	6,429
Discontinued operations, net of income taxes	—	—	—	—	214	—	214

Net income	$3,789	248	1,719	695	359	(167)	6,643

Lending commitments	$111,202	5,840	103,079	208	508	—	220,837
Average loans, net	163,411	13,916	38,754	357	11,484	—	227,922
Average core deposits	$201,711	13,605	23,607	34,659	5,139	—	278,721

Wachovia Corporation 2006 Annual Report   101

Audited Financial Statements

	Year Ended December 31, 2004

			Corporate			Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(In millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$7,888	497	2,387	564	875	(250)	11,961
Fee and other income	2,434	593	2,924	4,703	125	—	10,779
Intersegment revenue	157	5	(128)	(34)	—	—	—

Total revenue (a)	10,479	1,095	5,183	5,233	1,000	(250)	22,740
Provision for credit losses	314	(1)	(41)	—	(15)	—	257
Noninterest expense	5,453	781	2,579	4,484	925	444	14,666
Minority interest	—	—	—	—	297	(113)	184
Income taxes (benefits)	1,670	115	851	271	(360)	(128)	2,419
Tax-equivalent adjustment	41	—	123	1	85	(250)	—

Net income	$3,001	200	1,671	477	68	(203)	5,214

Lending commitments	$93,608	4,711	81,461	119	408	—	180,307
Average loans, net	128,056	11,055	31,681	290	951	—	172,033
Average core deposits	$165,721	11,964	18,325	31,729	3,869	—	231,608

(a)	Tax-equivalent.
(b)	The tax-equivalent amounts included in each segment are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.
102   Wachovia Corporation 2006 Annual Report

NOTE 15: PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The Company has a savings plan under which eligible employees are permitted to make contributions to the plan of one percent to 30 percent of eligible compensation. Annually, on approval of the Human Resources and Corporate Relations Director, employee contributions may be matched up to 6 percent of the employee’s eligible compensation. A 6 percent matching level was in place for each of the periods presented. The first one percent of the Company’s matching contribution is made in the Company’s common stock. Each employee can immediately elect to liquidate the Company’s common stock credited to the employee’s account by transferring the value of the common stock to any of a number of investment options available within the savings plan. Savings plan expense in 2006, 2005 and 2004 was $240 million, $228 million and $208 million, respectively.
     Group insurance expense for active employees in 2006, 2005 and 2004 was $414 million, $406 million and $351 million, respectively.
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
     The measurement date for the Company’s pension obligations is September 30, and at September 30, 2006, the accumulated benefit obligation was $4.7 billion. At September 30, 2005, the accumulated benefit obligation was $4.6 billion, which was less than the fair market value of the Qualified Pension assets at that date of $5.4 billion. The table that follows presents the total benefit obligation, which includes the impact of future compensation levels.
     The Company has noncontributory, nonqualified pension plans (the “Nonqualified Pension”) covering certain employees. The Nonqualified Pension benefit expense is determined annually by an actuarial valuation. At September 30, 2006 and 2005, the accumulated benefit obligation of $376 million and $452 million exceeded the accrued benefit expense. Accordingly, for each of the years a minimum pension liability was recorded as a component of other comprehensive income.
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
     SFAS 158 amends several existing pronouncements that address employers’ accounting and reporting for defined benefit pension and other postretirement plans and represents the initial phase of a comprehensive project on employers’ accounting for these plans. SFAS 158 requires an employer to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans, measured solely as the difference between the fair value of plan assets and the benefit obligation, as an asset or liability on the balance sheet. Unrecognized actuarial gains and losses and unrecognized prior service costs, which have previously been recorded as part of the postretirement asset or liability, are to be included as a component of accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during a period will be included in other comprehensive income to the extent they are not included in net periodic pension cost (a component of salaries and employee benefits expense for the Company). The Company adopted SFAS 158 on its effective date of December 31, 2006, and the incremental effect included in certain balance sheet classifications at December 31, 2006, was a reduction of other assets of $972 million, an increase in other liabilities of $114 million and a reduction of accumulated other comprehensive income, net of $1.1 billion. SFAS 158 also requires employers to use a plan measurement date that is the same as its fiscal year-end. The Company has historically used a measurement date of September 30, and will be required to change to a December 31 measurement date by no later than December 31, 2008. The Company will remain well capitalized for regulatory capital purposes following the reduction to stockholders’ equity for this change.
     The actual asset allocation of the Company’s Qualified Pension, which is held by Wachovia Bank in a bank-administered trust fund, and of the Other Postretirement Benefits plans at September 30, 2006 and 2005, follows.
Wachovia Corporation 2006 Annual Report   103

Audited Financial Statements

			Other Postretirement
	Qualified Pension		Benefits

(Percent)	2006	2005	2006	2005

EQUITY SECURITIES
Wachovia Corporation common stock	—%	3	—	—
Other equity securities	51	64	—	5

Total equity securities	51	67	—	5
OTHER SECURITIES
Debt securities	43	32	75	76
Real estate	2	—	—	—
Other	4	1	25	19

Total	100%	100	100	100

     The change in benefit obligation and the change in fair value of plan assets related to each of the Qualified Pension, the Nonqualified Pension and the Other Postretirement Benefits using a September 30 measurement date for each of the years in the two-year period ended December 31, 2006, is presented below. The information below does not include foreign benefit plans with a total benefit obligation of $44 million, a fair value of plan assets of $33 million, an underfunded status of $11 million and an adjustment to initially apply SFAS 158 of $13 million.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits

(In millions)	2006	2005	2006	2005	2006	2005

CHANGE IN BENEFIT OBLIGATION
Benefit obligation, October 1	$4,743	4,212	476	455	921	934
Service cost	198	178	4	4	5	4
Interest cost	251	243	24	26	46	51
Retiree contributions	—	—	—	—	37	34
Plan amendments	—	—	—	2	—	—
Benefit payments	(453)	(352)	(28)	(48)	(46)	(87)
Settlements	—	—	(65)	—	—	—
Business combinations	—	—	—	—	6	2
Special and/or contractual termination benefits	—	—	—	—	—	1
Actuarial (gains) losses	10	462	(22)	37	(77)	(18)

Benefit obligation, September 30	4,749	4,743	389	476	892	921

CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets, October 1	5,378	4,811	—	—	101	98
Actual return on plan assets	461	563	—	—	4	3
Employer contributions	600	356	93	48	9	53
Retiree contributions	—	—	—	—	37	34
Settlements	—	—	(65)	—	—	—
Benefit payments	(453)	(352)	(28)	(48)	(46)	(87)

Fair value of plan assets, September 30	5,986	5,378	—	—	105	101

RECONCILIATION OF FUNDED STATUS
Funded status of plans	1,237	635	(389)	(476)	(787)	(820)
Unamortized prior service cost	(253)	(279)	—	2	(8)	(16)
Unamortized net losses	1,824	1,987	98	152	96	180
Employer contributions in the fourth quarter	—	—	12	6	39	—
Intangible asset	—	—	—	(2)	—	—
Minimum pension liability	—	—	(85)	(128)	—	—
Adjustment to initially apply SFAS 158	(1,571)	—	(13)	—	(88)	—

Prepaid (accrued) benefit expense at December 31,	$1,237	2,343	(377)	(446)	(748)	(656)

ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS AS OF SEPTEMBER 30
Discount rate	5.75%	5.50	5.75	5.50	5.75	5.50
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50	3.50	3.50	3.50

104   Wachovia Corporation 2006 Annual Report

     The discount rate used to determine the benefit obligation is established at an amount that reflects the rate of return on a portfolio of high-quality bonds with maturities matching the projected future cash flows of the plan (commonly referred to as a yield-curve approach).
     The expected return on plan assets used in the annual valuation is established at an amount that reflects the targeted asset allocation and expected returns for each component of the plan assets. The rate is reviewed annually and adjusted as appropriate to reflect changes in expected market performance or in targeted asset allocation ranges. The Company’s investment objective relating to Qualified Pension assets is to have a portfolio of assets adequate to support the liability associated with the Qualified Pension defined benefit obligation. The Company uses an asset allocation strategy to achieve this objective, focusing on return objectives over the long-term period associated with the benefit obligation. The current targeted range for asset allocation is 67 percent to 73 percent in equity securities and 27 percent to 33 percent in debt securities and cash. Rebalancing occurs on a periodic basis to maintain the targeted allocation, but normal market activity may result in deviations. While the investment objective is based on the long-term nature of the Qualified Pension, the Company uses certain measurements on rolling five-year periods to assess asset results and manager performance. In 2006, the Company repurchased 3.3 million shares of the Company’s common stock at fair value from the pension plan.
     Actuarial calculations are performed annually to determine the minimum required contributions and maximum contributions allowed as an income tax deduction for all benefit plans. In 2006, the Company contributed $600 million to the Qualified Pension. In January 2007, the Company contributed $270 million to the Qualified Pension, and does not expect to make any further contributions to the Qualified Pension in 2007.
     The components of the retirement benefit costs included in salaries and employee benefits for each of the years in the three-year period ended December 31, 2006, are presented below.

	Qualified Pension			Nonqualified Pension
	Years Ended December 31,			Years Ended December 31,

(In millions)	2006	2005	2004	2006	2005	2004

RETIREMENT BENEFIT COSTS
Service cost	$198	178	156	4	4	2
Interest cost	251	243	235	24	26	21
Expected return on plan assets	(426)	(418)	(386)	—	—	—
Amortization of prior service cost	(26)	(26)	(26)	1	—	—
Amortization of actuarial losses	139	88	80	12	9	8
Settlement loss	—	—	—	20	—	—
Special and/or contractual termination benefits	—	—	—	—	—	12

Net retirement benefit costs	$136	65	59	61	39	43

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	5.50%	6.00	6.25	5.50	6.00	6.25
Expected return on plan assets	8.50	8.50	8.50	—	—	—
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50	3.50	3.50	3.50

Wachovia Corporation 2006 Annual Report   105

Audited Financial Statements

	Other Postretirement Benefits
	Years Ended December 31,

(In millions)	2006	2005	2004

RETIREMENT BENEFIT COSTS
Service cost	$5	4	4
Interest cost	46	51	52
Expected return on plan assets	(3)	(3)	(3)
Amortization of prior service cost	(8)	(8)	(8)
Amortization of actuarial losses	5	7	8
Special termination benefit cost	—	1	—

Net retirement benefit costs	$45	52	53

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	5.50%	6.00	6.25
Expected return on plan assets	3.00	3.00	3.00
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50

     Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2006 were 9.50 percent grading to 5.00 percent (pre-65 years of age) and 11.50 percent grading to 5.00 percent (post-65 years of age); and at the end of 2006 were 9.40 percent grading to 5.00 percent (pre-65 years of age) and 10.30 percent grading to 5.00 percent (post-65 years of age). Medical trend rates assumed with respect to Other Postretirement Benefits at the beginning of 2005 were 11.00 percent grading to 5.50 percent (pre-65 years of age) and 13.00 percent grading to 5.50 percent (post-65 years of age); and at the end of 2005 were 9.50 percent grading to 5.00 percent (pre-65 years of age) and 11.50 percent grading to 5.00 percent (post-65 years of age).
     At December 31, 2006, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on service and interest costs is a $2 million increase and a $2 million decrease, respectively, and on the accumulated postretirement benefit obligation, a $46 million increase and a $42 million decrease, respectively.
     Estimated future Qualified Pension benefit payments which reflect expected future service in each of the five years subsequent to December 31, 2006, are as follows (in millions): 2007, $345; 2008, $348; 2009, $351; 2010, $357; 2011, $363; and subsequent years through 2016, $1.8 billion; and estimated payments for other pension and postretirement benefits (in millions): 2007, $103; 2008, $103; 2009, $102; 2010, $103; 2011, $106; and subsequent years through 2016, $479. Amortization of net actuarial losses and prior service cost for the Qualified Pension expected to be recognized in net periodic benefit cost in 2007 are $121 million and $(26) million, respectively, and for the Nonqualified Pension and Other Postretirement Benefits, $8 million and $(8) million, respectively.
NOTE 16: MERGER-RELATED AND RESTRUCTURING EXPENSES
     The Company defines merger-related and restructuring expenses as those costs related to exit or disposal activities and integration costs generally incurred as part of a business combination. Specifically, merger-related and restructuring expenses include costs associated with contract termination, including leases, one-time employee termination benefits and integration costs related to combining operations such as system conversions.
     SouthTrust merger-related and restructuring expenses and exit cost purchase accounting adjustments of $534 million pre-tax were finalized in 2006. The costs include primarily system conversion, personnel and employee termination benefits, and occupancy and equipment costs.
     Wachovia Securities, LLC, and Prudential Financial, Inc. (“Retail Brokerage”) merger-related and restructuring expenses and exit cost purchase accounting adjustments of $898 million are final. The costs included primarily system conversion, personnel and employee termination benefits, and occupancy and equipment costs.
106   Wachovia Corporation 2006 Annual Report

     The First Union and Wachovia merger was consummated in 2001, but certain merger integration activities continued through September 2004. The merger integration activities include branch conversion and consolidation, system conversions, advertising and consolidation of other premises. These costs are included in the previously announced one-time charges related to the First Union and Wachovia merger, which was finalized in 2004 and amounted to $1.3 billion. Substantially all previously accrued liabilities were paid by December 31, 2004.
     Merger-related and restructuring expenses related to Golden West, Westcorp, SouthTrust, Retail Brokerage, First Union/Wachovia and other mergers for each of the years in the three-year period ended December 31, 2006, are presented below.

	Years Ended December 31,

(In millions)	2006	2005	2004

MERGER-RELATED AND RESTRUCTURING EXPENSES — GOLDEN WEST
Personnel costs	$26	—	—
System conversion costs	2	—	—
Other	12	—	—

Total merger-related and restructuring expenses — Golden West	40	—	—

MERGER-RELATED AND RESTRUCTURING EXPENSES — WESTCORP
Personnel costs	7	—	—
System conversion costs	7	—	—
Other	7	—	—

Total merger-related and restructuring expenses — Westcorp	21	—	—

MERGER-RELATED AND RESTRUCTURING EXPENSES — SOUTHTRUST
Personnel costs	37	23	24
Occupancy and equipment	11	70	—
Advertising	1	25	—
System conversion costs	7	76	10
Other	8	33	7

Total merger-related and restructuring expenses — SouthTrust	64	227	41

MERGER-RELATED AND RESTRUCTURING EXPENSES — RETAIL BROKERAGE
Personnel costs	(2)	4	106
Occupancy and equipment	—	—	29
Advertising	—	—	17
System conversion costs	—	48	122
Other	—	11	24

Total merger-related and restructuring expenses — Retail Brokerage	(2)	63	298

MERGER-RELATED AND RESTRUCTURING EXPENSES — FIRST UNION/WACHOVIA
Personnel costs	—	—	26
Occupancy and equipment	(1)	—	34
Advertising	—	—	1
System conversion costs	—	—	33
Other	—	—	14

Total merger-related and restructuring expenses — First Union/Wachovia	(1)	—	108

OTHER MERGER-RELATED AND RESTRUCTURING EXPENSES
Merger-related expenses from other mergers	16	2	—
HomEq merger-related and restructuring expenses	41	—	—
Other restructuring expenses (reversals), net	—	—	(3)

Total merger-related and restructuring expenses	$179	292	444

Wachovia Corporation 2006 Annual Report   107

Audited Financial Statements

NOTE 17: INCOME TAXES
     The aggregate amount of income taxes included in the consolidated statements of income and in the consolidated statements of changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2006, is presented below.

	Years Ended December 31,

(In millions)	2006	2005	2004

CONSOLIDATED STATEMENTS OF INCOME
Income taxes related to continuing operations	$3,725	3,033	2,419
Income taxes related to discontinued operations	30	233	—
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Income taxes related to
Minimum pension liability	14	(4)	(40)
Unrealized net holding loss on securities, net of reclassification adjustments	(163)	(853)	(170)
Net gains (losses) on cash flow hedge derivatives, net of reclassification adjustments	14	(34)	(185)
Adjustment to initially apply SFAS 158	(599)	—	—
Employee stock plans	(152)	(162)	(70)

Total	$2,869	2,213	1,954

     The provision for income taxes for each of the years in the three-year period ended December 31, 2006, is presented below.

	Years Ended December 31,

(In millions)	2006	2005	2004

CURRENT INCOME TAXES
Federal	$2,837	1,850	3,436
State	111	174	297

Total	2,948	2,024	3,733

Foreign	247	206	220

Total current income taxes	3,195	2,230	3,953

DEFERRED INCOME TAXES
Federal	441	828	(1,507)
State	89	(25)	(27)

Total deferred income taxes	530	803	(1,534)

Total income taxes	$3,725	3,033	2,419

     The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2006, follows.
108 Wachovia Corporation 2006 Annual Report

	Years Ended December 31,

	2006		2005		2004
		Percent of		Percent of		Percent of
		Pre-tax		Pre-tax		Pre-tax
(In millions)	Amount	Income	Amount	Income	Amount	Income

Income from continuing operations before income taxes	$11,470		$9,462		$7,633

Tax at federal income tax rate	$4,014	35.0%	$3,312	35.0%	$2,672	35.0%
Reasons for difference in federal income tax rate and effective income tax rate
Tax-exempt interest, net of cost to carry	(88)	(0.8)	(132)	(1.4)	(154)	(2.0)
State income taxes, net of federal tax benefit	130	1.1	97	1.0	176	2.3
Life insurance, increase in cash surrender value	(176)	(1.5)	(171)	(1.8)	(148)	(1.9)
Tax credits, net of related basis adjustments	(145)	(1.3)	(156)	(1.6)	(115)	(1.5)
Change in the beginning-of-the-year deferred tax assets valuation allowance	33	0.3	(4)	(0.1)	3	0.1
Other items, net	(43)	(0.3)	87	0.9	(15)	(0.3)

Total income taxes	$3,725	32.5%	$3,033	32.0%	$2,419	31.7%

     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date. The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 2006, are presented below.

	December 31,

(In millions)	2006	2005	2004

DEFERRED INCOME TAX ASSETS
Allowance for loan losses, net	$1,300	1,069	1,052
Accrued expenses, deductible when paid	1,765	1,444	1,287
REMIC residual interests	51	235	241
Net operating loss carryforwards	517	225	109
Unrealized losses on debt and equity securities, derivative financial instruments and pension liabilities	1,288	480	—
Unrealized losses on investments	919	983	984
Other	364	334	284

Total deferred income tax assets	6,204	4,770	3,957

Deferred income tax assets valuation allowance	142	34	38

DEFERRED INCOME TAX LIABILITIES
Depreciation	162	127	134
Unrealized gains on debt and equity securities, derivative financial instruments and pension liabilities	—	—	411
Federal Home Loan Bank stock dividends	229	3	3
Intangible assets	330	495	520
Deferred income	112	198	227
Leasing activities	8,097	7,189	6,107
Employee benefits	439	361	310
Other	633	202	223

Total deferred income tax liabilities	10,002	8,575	7,935

Net deferred income tax liabilities	$3,940	3,839	4,016
Wachovia Corporation 2006 Annual Report     109

Audited Financial Statements

     The change in the net deferred income tax liability for each of the years in the three-year period ended December 31, 2006, is presented below.

	Years Ended December 31,

(In millions)	2006	2005	2004

NET DEFERRED INCOME TAX LIABILITY
Balance, beginning of year	$3,839	4,016	5,472
Deferred income taxes related to continuing operations	530	803	(1,534)
Deferred income taxes related to discontinued operations	—	(12)	—
Recorded directly to stockholders’ equity as a component of accumulated other comprehensive income
Minimum pension liability	14	(4)	(40)
Unrealized net holding loss on securities, net of reclassification adjustments	(163)	(853)	(170)
Net gains (losses) on cash flow hedge derivatives, net of reclassification adjustments	14	(34)	(185)
Adjustment to initially apply SFAS 158	(599)	—	—
Cumulative effect of an accounting change	24	—	—
Deferred income taxes acquired in purchase acquisitions	281	(77)	473

Balance, end of year	$3,940	3,839	4,016

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
     The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary included in the consolidated federal income tax return pays its allocation of federal income taxes to the Parent Company or receives payment from the Parent Company to the extent income tax benefits are realized. Various subsidiaries not eligible for inclusion in the Parent Company’s consolidated federal income tax returns are included in separate consolidated federal income tax returns with other non-eligible subsidiaries. Where federal or state income tax laws do not permit consolidated or combined income tax returns, applicable separate company federal or state income tax returns are filed, and payment, if any, is remitted directly to the federal or state governments.
     Federal income tax carryforwards at December 31, 2006, consisted of net operating loss carryforwards with related deferred income tax assets of $449 million. Utilization of these net operating losses is subject to limitations under federal income tax laws, and will expire, if not utilized, in varying amounts through 2026. State income tax carryforwards at December 31, 2006, consisted of net operating loss carryforwards with related deferred income tax assets of $68 million. These state income tax carryforwards were generated by certain subsidiaries in various jurisdictions and their utilization is subject to limitations under various state income tax laws. The state net operating loss carryforwards expire, if not utilized, in varying amounts through 2026.
     At December 31, 2006, the Company has undistributed earnings of approximately $417 million related to foreign subsidiaries. The Company intends to reinvest these earnings indefinitely and has not recorded any related federal or state income tax expense. If these earnings are repatriated to the United States, the Company will record additional income tax expense of approximately $159 million.
     World Savings Bank, FSB, has a tax bad debt reserve, of which approximately $252 million at December 31, 2006, 2005 and 2004, was attributable to pre-1988 tax years. The amount of unrecognized deferred income tax liability related thereto is approximately $88 million at those dates. This deferred income tax liability may be subject to recognition if certain distributions are made with respect to the stock of World Savings Bank, FSB, or the bad debt reserve is used for any purpose other than for absorbing bad debt losses.
     Income taxes related to securities transactions were $66 million, $85 million and $17 million in 2006, 2005 and 2004, respectively.
     The Internal Revenue Service the (“IRS”) and the Company have settled all issues related to the Company’s federal income tax returns for 1999 and all prior years. In addition, all issues related to the federal income tax returns of the former Wachovia for years 1996 through 2001 and SouthTrust for the years 2001 and 2002 have been settled, and the Golden West 2003 and prior taxable years are closed. The Company’s previously recorded income tax liabilities were sufficient to cover the resulting assessment of income taxes and interest. The IRS is currently examining the Company’s federal income tax returns for the years 2000 through 2002. The federal income tax returns of various acquired subsidiaries have been or are under review by the IRS. As of December 31, 2006, the IRS indicated that it intends to challenge certain deductions claimed by the Company, including deductions related to its leveraged leasing activities. The Company believes the proposed adjustments are inconsistent with existing law and intends to vigorously defend the claimed deductions. Resolution of these items is not expected to have a material impact on the Company’s consolidated financial position or results of operations.
110     Wachovia Corporation 2006 Annual Report

NOTE 18: BASIC AND DILUTED EARNINGS PER COMMON SHARE
     The calculation of basic and diluted earnings per common share for each of the years in the three-year period ended December 31, 2006, is presented below. In 2006, 2005 and 2004, options to purchase an average 21 million, 15 million and 29 million shares, respectively, were antidilutive, and accordingly, were excluded in determining diluted earnings per common share.

	Years Ended December 31,

(In millions, except per share data)	2006	2005	2004

Income from continuing operations	$7,745	6,429	5,214
Discontinued operations, net of income taxes	46	214	—

Net income	$7,791	6,643	5,214

Basic earnings per common share
Income from continuing operations	$4.70	4.13	3.87
Discontinued operations	0.02	0.14	—

Net income	$4.72	4.27	3.87

Diluted earnings per common share
Income from continuing operations	$4.61	4.05	3.81
Discontinued operations	0.02	0.14	—

Net income	$4.63	4.19	3.81

Average common shares — basic	1,651	1,556	1,346
Common share equivalents and unvested restricted stock	30	29	24

Average common shares — diluted	1,681	1,585	1,370

Wachovia Corporation 2006 Annual Report     111

Audited Financial Statements

NOTE 19: DERIVATIVES
     The Company uses derivatives to manage exposure to market risk, interest rate risk and credit risk, to generate profits from proprietary trading and to assist customers with their risk management objectives. Derivative transactions are measured in terms of the notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is not exchanged, but is used only as the basis on which interest and other payments are determined.
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
     The Company uses collateral arrangements, credit approvals, limits and monitoring procedures to manage credit risk on derivatives. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty. At December 31, 2006, the total market value-related credit risk recorded on the balance sheet for derivative transactions, including derivatives used for the Company’s interest rate risk management, was $14.9 billion, and also included the effect of netting agreements. Of the $14.9 billion, $2.2 billion exceeded dealer counterparty thresholds and was delivered to the Company as collateral.
     All derivatives are recorded on the balance sheet at their respective fair values with unrealized and realized gains and losses recorded either in other comprehensive income, net of applicable income taxes, or in the results of operations, depending on the purpose for which the derivative is held. Derivatives include accounting hedges, trading derivatives and economic hedges. Accounting hedges are those derivatives that are designated in a hedging relationship and that are termed derivatives used for risk management as discussed below and are included in other assets or other liabilities. Those derivatives that are held for trading purposes are considered trading derivatives and are included in trading account assets or liabilities. Economic hedges are freestanding derivatives entered into for certain risk management purposes that do not meet the criteria for designation as a hedge for accounting purposes and are included in other assets or other liabilities.
TRADING DERIVATIVES AND ECONOMIC HEDGES
     The fair value and notional amounts for trading derivatives and economic hedges at December 31, 2006 and 2005, are presented below.

	December 31,
	2006		2005
	Fair	Notional	Fair	Notional
(In millions)	Value	Amount	Value	Amount

Forward and futures contracts	$562	427,391	64	299,015
Interest rate swap agreements	2,079	2,715,788	1,770	1,822,344
Purchased options, interest rate caps, floors, collars and swaptions	7,461	846,142	6,817	691,607
Written options, interest rate caps, floors, collars and swaptions	(7,637)	1,184,683	(6,911)	629,237
Foreign currency and exchange rate swap commitments	21	49,537	(103)	45,066
Commodity and equity swaps	$100	26,947	(435)	20,679

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
112     Wachovia Corporation 2006 Annual Report

     Concurrent with entering into a transaction that qualifies as an accounting hedge, the Company formally documents the hedge relationship, the risk management objective and the strategy for entering into the hedge. This process and documentation include identification of the hedging instrument, hedged item, risk being hedged and the methodology for assessing effectiveness and measuring ineffectiveness.
     For cash flow hedges, the designated hedged risk is primarily the risk of changes in cash flows attributable to changes in the benchmark interest rate of the hedged item or forecasted transactions. For cash flow hedges, the Company uses regression analysis to make the initial assessment of the expectation of hedge effectiveness and for each monthly period thereafter, to reassess that the hedging relationship is expected to be highly effective during the period designated as being hedged. The Company also uses regression analysis to perform the retrospective evaluation of whether the derivative was effective during the hedged period. The regression analysis performed includes an evaluation of the quantitative measures of regression necessary to validate the conclusion of high effectiveness. The Company uses the hypothetical derivative method of measuring the hedge ineffectiveness which is recorded on a monthly basis. Forward purchase commitments of loans and securities available for sale are considered all-in-one hedges for which the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     For fair value hedges, the designated hedged risk is primarily the risk of changes in fair value attributable to changes in the benchmark interest rate of the hedged item or transactions. For fair value hedges, the Company assesses the expectation of effectiveness at the inception of the hedge and at each monthly period thereafter by analyzing the price sensitivity analysis of the hedging instrument relative to that of the hedged item for changes in fair value attributable to the hedged risk. On a monthly basis, the Company uses the cumulative dollar-offset approach to validate the effectiveness of the hedge on a retrospective basis. The Company measures ongoing ineffectiveness for fair value hedges by comparing the changes in fair value of the hedging instrument to the changes in fair value of the hedged item attributable to the hedged risk. Fair value hedges of warehoused residential mortgage loans are designated and de-designated on a daily basis, and the frequency of the prospective, retrospective and actual ineffectiveness tests follows the hedge period. Forward sale commitments of securities available for sale share the same issuer, coupon rate and contractual maturity date as the hedged item, therefore the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     The Company discontinues hedge accounting prospectively when either it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated because it is unlikely that a forecasted transaction will occur; or management determines designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued, the derivative is either terminated or reclassified as a trading account asset or liability. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. The unrealized gains and losses are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is not expected to occur. In 2006 and 2005, losses in the amount of $4 million and $10 million, respectively, were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. These amounts include the time value of options. In addition, net interest income in 2006 and 2005, was decreased by $17 million and increased by $8 million, respectively, representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates. As indicated in Note 1, the Company recognized $93 million in other fee income in 2006, representing amounts recorded in other comprehensive income relating to a hedging relationship that had been discontinued in a prior year.
     Commitments to purchase certain securities or loans and certain commitments to sell loans are derivatives. At inception, these commitments may be designated in a hedge relationship; otherwise, they are recorded as either trading derivatives or economic hedges depending upon their purpose. The Company enters into contracts that contain a derivative that is embedded in the financial instrument. If applicable, an embedded derivative is separated from the host contract and can be designated in a hedge relationship; otherwise, the derivative is recorded as a freestanding derivative and recorded as either a trading derivative or an economic hedge depending upon its purpose. The Company enters into credit derivative agreements in connection with altering the risk profile of certain loans or pools of loans in the Company’s loan portfolio. These credit derivatives do not meet the criteria for designation as an accounting hedge and are recorded as either trading derivatives or economic hedges depending upon their purpose. The Company enters into interest rate lock commitments as part of its commercial and consumer mortgage lending activities. These loan commitments are initially recorded at fair value including the amount of consideration exchanged, if any. Subsequent adjustments in the value of the loan commitment are primarily determined by changes in interest rates, changes in the probability that a commitment will be exercised and the passage of time. The estimate of fair value specifically excludes the value of servicing cash flows and excess servicing.
     Derivatives used for risk management activity at December 31, 2006 and 2005, follow.
Wachovia Corporation 2006 Annual Report     113

Audited Financial Statements

     Risk management derivative financial instruments at December 31, 2006, are presented below.

	December 31, 2006
						Average
	Hedged Items	Notional	Gross Unrealized			Maturity in
(In millions)	or Transactions	Amount	Gains	Losses (b)	Equity (c)	Years (d)

ASSET HEDGES (a)
Cash flow hedges
Interest rate swaps-receive fixed	First forecasted interest receipts on commercial loans

Pay 1 month LIBOR swaps	1 month LIBOR risk	$3,172	1	(14)	(8)	4.04
Pay 3 month LIBOR swaps	1 month LIBOR risk	28,752	188	(294)	(66)	3.82

Purchased interest rate floors - 3 month LIBOR	1 month LIBOR-indexed loans when LIBOR is below the purchased floor	7,000	—	(5)	(3)	0.75

Fair value hedges
Interest rate swaps-pay fixed/receive LIBOR	Individual fixed rate debt securities classified as available for sale	1,571	25	(12)	—	15.04

Forward sale commitments	Proceeds from sale of mortgage warehouse loans	585	—	(5)	—	0.04

Total asset hedges		$41,080	214	(330)	(77)	3.69

LIABILITY HEDGES (a)
Cash flow hedges
Interest rate swaps-pay fixed	Proceeds from first forecasted issuance of short-term liabilities, including deposits and repurchase agreements, that are part of a rollover strategy

Receive 1 month LIBOR swaps	1 month LIBOR risk	2,389	7	(138)	(81)	10.71
Receive 3 month LIBOR swaps	1 month LIBOR risk	4,630	8	—	5	0.16
Receive 3 month LIBOR swaps	3 month LIBOR risk	12,000	115	(41)	46	4.34

Interest rate swaps-pay fixed	First forecasted interest payments on long-term debt

Receive 1 month LIBOR swaps	1 month LIBOR risk	139	2	(2)	—	11.61
Receive 3 month LIBOR swaps	1 month LIBOR risk	1,306	5	(29)	(15)	7.60
Receive 3 month LIBOR swaps	3 month LIBOR risk	6,940	13	—	8	0.16
Receive 6 month LIBOR swaps	6 month LIBOR risk	8	—	—	—	6.47

Purchased options	1 day LIBOR associated with the proceeds from first forecasted issuance of deposits that are part of a rollover strategy when LIBOR is above the cap

Interest rate caps		17,500	—	(12)	(8)	0.97
Eurodollar		31,250	—	(5)	—	0.25

Eurodollar futures	1 day LIBOR associated with the proceeds from first forecasted issuance of deposits that are part of a rollover strategy	73,059	—	(4)	(2)	0.25

Fair value hedges
Interest rate swaps-receive fixed/pay floating (e)	Individual fixed rate long-term debt issuances	26,635	45	(215)	—	8.46

Total liability hedges		175,856	195	(446)	(47)	2.06

Total		$216,936	409	(776)	(124)	—

114     Wachovia Corporation 2006 Annual Report

     Risk management derivative financial instruments at December 31, 2005, are presented below.

	December 31, 2005
						Average
	Hedged Items	Notional	Gross Unrealized			Maturity in
(In millions)	or Transactions	Amount	Gains	Losses (b)	Equity (c)	Years (d)

ASSET HEDGES (a)
Cash flow hedges
Interest rate swaps-receive fixed	First forecasted interest receipts on
	commercial loans

Pay 1 month LIBOR swaps	1 month LIBOR risk	$4,224	101	(6)	58	1.81
Pay 3 month LIBOR swaps	1 month LIBOR risk	37,230	309	(500)	(122)	4.58
Pay 3 month LIBOR swaps	3 month LIBOR risk	900	125	—	78	6.47
Pay 6 month LIBOR swaps	6 month LIBOR risk	940	4	—	2	2.15

Interest rate swaps-pay fixed/receive LIBOR	Individual residual interests from securitizations classified as available for sale	1,244	—	(75)	(47)	4.69

Forward purchase commitments	Purchases of residential mortgage loans	400	—	—	—	0.08

Forward purchase commitments	Purchases of mortgage-backed securities
	classified as available for sale	3,000	2	—	1	0.03

Fair value hedges
Interest rate swaps-pay fixed/	Individual fixed rate debt securities
receive LIBOR	classified as available for sale	1,975	41	(3)	—	15.77

Forward sale commitments	Proceeds from sale of mortgage
	warehouse loans	447	—	(5)	—	0.04

Total asset hedges		$50,360	582	(589)	(30)	4.43

LIABILITY HEDGES (a)
Cash flow hedges
Interest rate swaps-pay fixed	Proceeds from first forecasted issuance of
	short-term liabilities, including deposits
	and repurchase agreements, that are part
	of a rollover strategy

Receive 1 month LIBOR swaps	1 month LIBOR risk	2,530	6	(188)	(113)	11.65
Receive 3 month LIBOR swaps	1 month LIBOR risk	5,208	28	(68)	(24)	1.81
Receive 3 month LIBOR swaps	3 month LIBOR risk	22,420	286	—	176	4.18

Interest rate swaps-pay fixed	First forecasted interest payments on
	long-term debt

Receive 1 month LIBOR swaps	1 month LIBOR risk	184	—	(2)	(1)	11.93
Receive 3 month LIBOR swaps	1 month LIBOR risk	1,645	4	(49)	(27)	7.03
Receive 3 month LIBOR swaps	3 month LIBOR risk	8,940	70	—	44	1.79
Receive 6 month LIBOR swaps	6 month LIBOR risk	9	—	—	—	7.47

Eurodollar futures	1 day LIBOR associated with the proceeds
	from first forecasted issuance of deposits
	that are part of a rollover strategy	32,250	—	(2)	(1)	0.25

Fair value hedges
Interest rate swaps-receive fixed/	Individual fixed rate long-term debt
pay floating (e)	issuances	17,762	58	(25)	—	6.77

Total liability hedges		90,948	452	(334)	54	3.20

Total		$141,308	1,034	(923)	24	—

Wachovia Corporation 2006 Annual Report     115

Audited Financial Statements

(a) Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges.
(b) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.
(c) At December 31, 2006, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $355 million, net of income taxes. Of this net of tax amount, a $124 million loss represents the effective portion of the net gains (losses) on interest rate derivatives that qualify as cash flow hedges and a $231 million loss relates to terminated and/or redesignated derivatives. At December 31, 2006, $158 million of net losses, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 19.34 years. At December 31, 2005, the net unrealized loss on derivatives included in accumulated other comprehensive income was $378 million, net of income taxes. Of this net of tax amount, a $24 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $402 million loss relates to terminated and/or redesignated derivatives.
(d) Estimated maturity approximates average life.
(e) At December 31, 2006, such swaps are denominated in U.S. dollars, Euros and Pounds Sterling in the notional amounts of $22.1 billion, $1.7 billion and $2.8 billion, respectively, and the hedged risk is the benchmark interest rate.
116     Wachovia Corporation 2006 Annual Report

     Expected maturities of risk management derivative financial instruments at December 31, 2006 and 2005, are presented below.

	December 31, 2006
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$661	1,505	21,983	7,775	—	31,924
Notional amount — other	$7,000	—	—	—	—	7,000
Weighted average receive rate (a)	3.88%	3.84	4.91	4.74	—	4.78
Weighted average pay rate (a)	5.37%	5.37	5.36	5.37	—	5.36
Unrealized gain (loss)	$(12)	(22)	(132)	42	—	(124)

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$—	—	15	308	1,248	1,571
Notional amount — other	$585	—	—	—	—	585
Weighted average receive rate (a)	—%	—	3.58	3.60	3.60	3.56
Weighted average pay rate (a)	—%	—	3.34	3.37	3.79	3.71
Unrealized gain (loss)	$(5)	—	—	1	12	8

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$14,856	44	1,925	8,579	2,008	27,412
Notional amount — other	$121,809	—	—	—	—	121,809
Weighted average receive rate (a)	5.42%	5.28	5.33	5.33	5.31	5.39
Weighted average pay rate (a)	3.94%	5.95	5.34	5.30	5.87	4.41
Unrealized gain (loss)	$30	(1)	10	(14)	(106)	(81)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$458	4,252	7,050	9,061	5,814	26,635
Weighted average receive rate (a)	4.80%	4.50	4.96	4.84	4.87	4.82
Weighted average pay rate (a)	5.38%	5.37	5.40	5.19	5.04	5.24
Unrealized gain (loss)	$(1)	(19)	(13)	(6)	(131)	(170)

Wachovia Corporation 2006 Annual Report     117

Audited Financial Statements

	December 31, 2005

	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$6,150	684	18,065	18,292	103	43,294
Notional amount — swaps—pay fixed	2	43	502	659	38	1,244
Notional amount — other	$3,400	—	—	—	—	3,400
Weighted average receive rate (a)	3.79%	3.68	4.61	5.16	4.66	4.71
Weighted average pay rate (a)	4.41%	4.10	4.32	4.42	4.35	4.37
Unrealized gain (loss)	$(29)	(13)	(120)	123	(1)	(40)

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$26	5	45	459	1,440	1,975
Notional amount — other	$447	—	—	—	—	447
Weighted average receive rate (a)	4.15%	4.15	4.33	3.56	2.95	3.04
Weighted average pay rate (a)	2.96%	3.25	4.31	3.90	3.78	3.81
Unrealized gain (loss)	$(5)	—	1	4	33	33

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$2,260	16,869	7,863	11,632	2,312	40,936
Notional amount — other	$23,000	9,250	—	—	—	32,250
Weighted average receive rate (a)	4.45%	4.48	4.48	4.47	4.30	4.46
Weighted average pay rate (a)	3.14%	3.98	6.53	5.77	5.87	4.78
Unrealized gain (loss)	$(3)	125	67	58	(162)	85

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$2,429	735	7,185	5,199	2,214	17,762
Weighted average receive rate (a)	5.28%	5.96	4.83	4.70	5.45	4.98
Weighted average pay rate (a)	4.47%	4.23	4.32	4.41	4.26	4.36
Unrealized gain (loss)	$—	(8)	8	24	9	33

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All interest rate swaps have variable pay or receive rates based on one-month to six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2006 and 2005.
118     Wachovia Corporation 2006 Annual Report

     Activity related to risk management derivative financial instruments for each of the years in the two-year period ended December 31, 2006, is presented below.

	December 31, 2006 and 2005

	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2004	$57,438	166,238	223,676
Additions	95,774	83,763	179,537
Maturities and amortizations	(43,736)	(80,006)	(123,742)
Terminations	(28,327)	(4,868)	(33,195)
Redesignations and transfers to trading account assets	(30,789)	(74,179)	(104,968)

Balance, December 31, 2005	50,360	90,948	141,308
Additions	79,940	206,276	286,216
Maturities and amortizations	(12,525)	(55,392)	(67,917)
Terminations	(62,271)	(40,700)	(102,971)
Redesignations and transfers to trading account assets	(14,424)	(25,276)	(39,700)

Balance, December 31, 2006	$41,080	175,856	216,936

Wachovia Corporation 2006 Annual Report     119

Audited Financial Statements

NOTE 20: COMMITMENTS, GUARANTEES, LITIGATION AND OTHER REGULATORY MATTERS
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
OTHER COMMITMENTS
     In the normal course of business, the Company enters into underwriting commitments. Transactions relating to these underwriting commitments that were open at December 31, 2006, and subsequently settled, had no material impact on the Company’s consolidated financial position or results of operations.
     Minimum lease payments under leases classified as operating leases due in each of the five years subsequent to December 31, 2006, are as follows (in millions): 2007, $687; 2008, $648; 2009, $610; 2010, $1.4 billion; 2011, $401; and subsequent years, $2.4 billion. Total minimum future lease receipts due from noncancelable subleases on operating leases was $363 million. Minimum lease payments under leases classified as capital leases due in each of the five years subsequent to December 31, 2006, are as follows (in millions): 2007, $3; 2008, $3; 2009, $2; 2010, $2; 2011, $2; and subsequent years, $4 million. In December 2005, the Company terminated an existing lease of railcars, including $771 million in leases that were classified as capital leases. Additionally, in December 2005, the Company entered into a sale and leaseback of $852 million of railcars, which are classified as operating leases. Rental expense for all operating leases was $905 million, $809 million and $697 million, in 2006, 2005 and 2004, respectively.
     The Company has commitments to make investments as part of its Principal Investing business and as part of its involvement in low income housing partnerships. At December 31, 2006, these commitments were $545 million and $299 million, respectively.
     The Federal Reserve Board requires the Company’s bank subsidiaries to maintain reserve balances based on a percentage of certain deposits, which may be satisfied by the Company’s vault cash. At December 31, 2006, average daily reserve balances, including contractually obligated clearing balances required by the Federal Reserve Board, amounted to $394 million.
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
120     Wachovia Corporation 2006 Annual Report

	December 31,
	2006		2005

		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$—	61,715	—	62,597
Standby letters of credit	115	37,783	108	35,568
Liquidity agreements	9	27,610	8	27,193
Loans sold with recourse	50	7,543	47	9,322
Residual value guarantees	—	1,131	—	1,109
Written put options	90	11,027	133	8,337
Contingent consideration	—	167	—	264

Total guarantees	$264	146,976	296	144,390

     As a securities lending agent, client securities are loaned, on a fully collateralized basis, to third party broker/dealers. The Company indemnifies its clients against broker default and supports these guarantees with collateral that is marked to market daily. The Company generally requires cash or other highly liquid collateral from the broker/dealer. At December 31, 2006, there was $63.5 billion in collateral supporting the $61.7 billion loaned. Accordingly, there is no carrying amount associated with these agreements.
     The Company provides liquidity agreements on certain transactions related to its structured lending vehicle. Under certain conditions, the Company may be required to purchase assets from the vehicle at the vehicle’s original purchase price, which may be different from the assets’ fair value. These liquidity agreements have terms generally lasting 364 days, and the Company renews these liquidity agreements on an annual basis.
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
     In some loan sales or securitizations, the Company provides recourse to the buyer that requires the Company to repurchase loans at par plus accrued interest upon the occurrence of certain events, which are generally credit related within a certain period of time. The maximum risk of loss represents the outstanding principal balance of the loans sold or securitized with recourse provisions but the likelihood of the repurchase of the entire balance is remote and a significant portion of the amount repurchased would be recovered from the sale of the underlying collateral. In 2006, 2005 and 2004, the Company did not repurchase a significant amount of loans associated with these agreements.
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
Wachovia Corporation 2006 Annual Report     121

Audited Financial Statements

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
     The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. In 2006, 2005 and 2004, the Company was not required to make any significant payments under indemnification clauses. Since there are no stated or notional amounts included in the indemnification clauses and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur, the Company is not able to estimate the maximum potential amount of future payments under these indemnification clauses. There are no amounts reflected on the balance sheet at December 31, 2006 and 2005, related to these indemnifications.
     As part of the Company’s acquisition activity, the Company often negotiates terms in which a portion of the purchase price is contingent on future events, typically related to the acquired businesses meeting revenue or profitability targets. The additional consideration may be cash or stock. Contingent consideration is paid when the contingency is resolved and it is recorded as additional goodwill. At December 31, 2006, the Company had $167 million in cash and no common stock committed under such agreements that will be paid through 2010 if the contingencies are met.
LITIGATION AND OTHER REGULATORY MATTERS
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
     Although there can be no assurance as to the ultimate outcome, the Company and/or its subsidiaries have generally denied, or believe the Company has a meritorious defense and will deny, liability in all significant litigation pending against it, including the matters described below, and the Company intends to defend vigorously each such case. Reserves are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. In 2006, the Company recognized $101 million of expense related to litigation and regulatory proceedings.
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
122     Wachovia Corporation 2006 Annual Report

     Financial Advisor Wage/Hour Class Action Litigation. Wachovia Securities, LLC, the Company’s retail securities brokerage subsidiary, is a defendant in multiple state and nationwide putative class actions alleging unpaid overtime wages and improper wage deductions for financial advisors. In December 2006 and in January 2007, related cases pending in U.S. District courts in several states were consolidated for case administrative purposes in the U.S. District Court for the Central District of California pursuant to two orders of the Multi-District Litigation Panel. There is an additional case alleging a statewide class under California law, which is currently pending before the California Court of Appeals. The Company believes that it has meritorious defenses to the claims asserted in these lawsuits, which are part of an industry trend of related wage/hour class action litigation, and intends to defend vigorously the cases.
     Adelphia Litigation. Certain affiliates of the Company are defendants in an adversary proceeding previously pending in the United States Bankruptcy Court for the Southern District of New York related to the bankruptcy of Adelphia Communications Corporation (“Adelphia”). In February 2006, an order was entered moving the case to the United States District Court for the Southern District of New York. The Official Committee of Unsecured Creditors in Adelphia’s bankruptcy case has filed claims on behalf of Adelphia against over 300 financial services companies, including the Company’s affiliates. The complaint asserts claims against the defendants under state law, bankruptcy law and the Bank Holding Company Act and seeks equitable relief and an unspecified amount of compensatory and punitive damages. The Official Committee of Equity Security Holders has sought leave to intervene in that complaint and sought leave to bring additional claims against certain of the financial services companies, including the Company’s affiliates, including additional federal and state claims. On August 30, 2005, the bankruptcy court granted the creditors’ committee and the equity holders’ committee standing to proceed with their claims. The Company and other defendants have filed motions to dismiss the complaints.
     In addition, certain affiliates of the Company, together with numerous other financial services companies, have been named in several private civil actions by investors in Adelphia debt and/or equity securities, alleging among other claims, misstatements in connection with Adelphia securities offerings between 1997 and 2001. The Company’s affiliates acted as an underwriter in certain of those securities offerings, as agent and/or lender for certain Adelphia credit facilities, and as a provider of Adelphia’s treasury/cash management services. These complaints, which seek unspecified damages, have been consolidated in the United States District Court for the Southern District of New York. In separate orders entered in May and July 2005, the District Court dismissed a number of the securities law claims asserted against the Company, leaving some securities law claims pending. The Company still has a pending motion to dismiss with respect to these claims. On June 15, 2006, the District Court signed the preliminary order with respect to a proposed settlement of the securities class action pending against the Company and the other financial services companies. At a fairness hearing on the settlement on November 10, 2006, the District Court approved the settlement. The Company’s share of the settlement, $1.173 million, was paid in November 2006. The other private civil actions have not been settled.
     Other Regulatory Matters. Governmental and self-regulatory authorities have instituted numerous ongoing investigations of various practices in the securities and mutual fund industries, including those discussed in the Company’s previous filings with the SEC and those relating to market-timing, sales practices and record retention. The investigations cover advisory companies to mutual funds, broker-dealers, hedge funds and others. The Company has received subpoenas and other requests for documents and testimony relating to the investigations, is endeavoring to comply with those requests, is cooperating with the investigations, and where appropriate, is engaging in discussions to resolve the investigations. The Company is continuing its own internal review of policies, practices, procedures and personnel, and is taking remedial action where appropriate.
Wachovia Corporation 2006 Annual Report     123

Audited Financial Statements

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
124     Wachovia Corporation 2006 Annual Report

NOTE 21: FAIR VALUE OF FINANCIAL INSTRUMENTS
     Information about the fair value of on-balance sheet financial instruments at December 31, 2006 and 2005, is presented below.

	December 31,

	2006		2005

		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
(In millions)	Amount	Value	Amount	Value

FINANCIAL ASSETS
Cash and cash equivalents	$34,916	34,916	37,625	37,625
Trading account assets	45,529	45,529	42,704	42,704
Securities	108,619	108,619	113,698	113,698
Loans, net of unearned income and allowance for loan losses	416,798	421,839	256,291	259,792
Loans held for sale	12,568	12,651	6,405	6,459
Other financial assets	$29,762	29,762	25,444	25,444

FINANCIAL LIABILITIES
Deposits	407,458	407,701	324,894	324,625
Short-term borrowings	49,157	49,157	61,953	61,953
Trading account liabilities	18,228	18,228	17,598	17,598
Other financial liabilities	9,286	9,286	7,351	7,351
Long-term debt	$138,594	137,624	48,971	50,342

     The fair values of performing loans for all portfolio loans were calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans, and prepayment assumptions. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 5.37 percent to 8.93 percent and 5.09 percent to 9.75 percent at December 31, 2006 and 2005, respectively, and for the consumer loan portfolio from 6.77 percent to 12.65 percent and 6.47 percent to 13.98 percent, respectively. For performing residential mortgage loans, fair values were estimated using discounted cash flow analyses utilizing yields for similar mortgage-backed securities. The fair values of nonperforming loans were calculated by discounting estimated cash flows using discount rates commensurate with the risk associated with the cash flows.
     The fair values of noninterest-bearing deposits, savings and NOW accounts, and money market accounts were the amounts payable on demand at December 31, 2006 and 2005. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using current market rates of instruments with similar remaining maturities. The fair value estimates for deposits do not include the value of the Company’s long-term relationships with depositors.
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
COLLATERAL
     The Company has accepted collateral that may be sold or repledged based on contract or custom. At December 31, 2006 and 2005, the fair value of this collateral was approximately $14.8 billion and $23.7 billion, respectively. At December 31, 2006 and 2005, the Company had sold or repledged $1.6 billion and $4.6 billion of such collateral, respectively. The primary source of this collateral is reverse repurchase agreements.
     The Company pledges securities as collateral in repurchase agreements, U.S. Government and other public deposits and other short-term borrowings. This collateral can be sold or repledged by the counterparties. At December 31, 2006, the Company has pledged certain trading account assets as collateral, with a carrying amount of $12.2 billion.
Wachovia Corporation 2006 Annual Report     125

Audited Financial Statements

     Information about the fair value of off-balance sheet financial instruments at December 31, 2006 and 2005, is presented below.

	December 31,

	2006		2005

		Estimated		Estimated
	Notional	Fair	Notional	Fair
(In millions)	Amount	Value	Amount	Value

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Lending commitments	$249,633	320	215,353	310
Standby letters of credit	37,783	115	35,568	108
Financial guarantees written	$97,999	59	100,221	55

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
126     Wachovia Corporation 2006 Annual Report

NOTE 22: WACHOVIA CORPORATION (PARENT COMPANY)
     The Parent Company serves as the primary source of funding for the activities for most of its nonbank subsidiaries.
     At December 31, 2006, the Parent Company was indebted to subsidiary banks in the amount of $143 million that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities, loans, premises and equipment, and it was payable on demand. At December 31, 2006, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries in the amount of $310 million that, under the terms of a revolving credit agreement, were collateralized by securities and certain loans, and they were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 2006, amounted to $100 million.
     At December 31, 2006, the Parent Company’s subsidiaries, including its bank subsidiaries, had available retained earnings of $7.9 billion for the payment of dividends to the Parent Company without regulatory or other restrictions. Subsidiary net assets of $76.7 billion were restricted from being transferred to the Parent Company at December 31, 2006, under regulatory or other restrictions.
     At December 31, 2006 and 2005, the estimated fair value of the Parent Company’s loans was $10.3 billion and $10.5 billion, respectively.
     The Parent Company’s condensed balance sheets at December 31, 2006 and 2005, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2006, follow.
CONDENSED BALANCE SHEETS

	December 31,

(In millions)	2006	2005

ASSETS
Cash and due from banks	$—	174
Interest-bearing balances with bank subsidiary	12,670	8,527

Total cash and cash equivalents	12,670	8,701

Trading account assets	322	5
Securities (amortized cost $940 in 2006; $843 in 2005)	989	862
Loans, net	4	46
Loans due from subsidiaries
Banks	5,273	5,266
Nonbanks	5,016	5,154
Investments in wholly owned subsidiaries
Banks	53,967	48,116
Nonbanks	35,113	8,227

Total	89,080	56,343
Investments arising from purchase acquisitions	1,363	1,360

Total investments in wholly owned subsidiaries	90,443	57,703

Other assets	172	1,101

Total assets	$114,889	78,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Commercial paper	4,422	3,676
Other short-term borrowings with affiliates	2,080	1,297
Other liabilities	1,586	1,475
Long-term debt	34,725	22,457
Junior subordinated debentures	2,348	2,360

Total liabilities	45,161	31,265

Minority interest	12	12

Stockholders’ equity	69,716	47,561

Total liabilities and stockholders’ equity	$114,889	78,838

Wachovia Corporation 2006 Annual Report     127

Audited Financial Statements

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions)	2006	2005	2004

INCOME
Dividends from subsidiaries
Banks	$3,748	—	1,672
Bank holding companies	—	4,000	—
Nonbanks	601	75	103
Interest income	1,122	760	483
Fee and other income	1,816	1,511	1,484

Total income	7,287	6,346	3,742

EXPENSE
Interest on short-term borrowings	214	141	39
Interest on long-term debt	1,693	949	515
Noninterest expense	1,770	1,495	1,405

Total expense	3,677	2,585	1,959

Income before income tax benefits and equity in undistributed net income of subsidiaries	3,610	3,761	1,783
Income tax benefits	(287)	(113)	(1)

Income before equity in undistributed net income of subsidiaries	3,897	3,874	1,784
Equity in undistributed net income of subsidiaries	3,894	2,769	3,430

Net income	$7,791	6,643	5,214

128     Wachovia Corporation 2006 Annual Report

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2006	2005	2004

OPERATING ACTIVITIES
Net income	$7,791	6,643	5,214
Adjustments to reconcile net income to net cash provided (used) by operating activities
Equity in undistributed net income of subsidiaries	(3,894)	(2,769)	(3,430)
Securities transactions	(6)	(14)	(17)
Accretion and amortization of securities discounts and premiums, net	—	1	4
Depreciation and other amortization	517	351	331
Deferred income taxes	(98)	(30)	(83)
Trading account assets, net	(317)	29	(29)
Excess income tax benefits from share-based payment arrangements	(152)	(162)	(70)
Other assets, net	1,045	711	387
Other liabilities, net	(814)	144	722

Net cash provided by operating activities	4,072	4,904	3,029

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales and maturities of securities	117	386	352
Purchases of securities	(208)	(631)	(274)
Advances to subsidiaries, net	131	(89)	(1,297)
Investments in subsidiaries, net	(6,638)	(2,240)	(1,514)
Longer-term loans originated or acquired	(3)	(64)	(60)
Principal repaid on longer-term loans	45	48	45
Purchases of premises and equipment, net	(46)	(15)	(20)
Cash equivalents acquired, net of purchases of banking organizations	—	—	429

Net cash used by investing activities	(6,602)	(2,605)	(2,339)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Commercial paper	746	858	706
Other short-term borrowings, net	783	335	(6)
Issuances of long-term debt	15,995	5,167	10,480
Payments of long-term debt	(3,739)	(4,528)	(2,519)
Issuances of common stock	664	337	646
Purchases of common stock	(4,513)	(2,693)	(2,357)
Excess income tax benefits from share-based payment arrangements	152	162	70
Cash dividends paid	(3,589)	(3,039)	(2,306)

Net cash provided (used) by financing activities	6,499	(3,401)	4,714

Increase (decrease) in cash and cash equivalents	3,969	(1,102)	5,404
Cash and cash equivalents, beginning of year	8,701	9,803	4,399

Cash and cash equivalents, end of year	$12,670	8,701	9,803

CASH PAID (RECEIVED) FOR
Interest	$1,739	1,209	422
Income taxes	(332)	(285)	315
NONCASH ITEM
Issuance of common stock for purchase accounting acquisitions	$22,447	—	14,000

Wachovia Corporation 2006 Annual Report     129

Glossary of Financial Terms

Basis Point: A measure used to quantify yields or interest rates. One basis point (or bp) equals one hundredth of a percent (0.01%).	Noninterest Expense: All expenses other than the interest expense on deposits and borrowed funds and the provision for credit losses.
Book Value: A company’s value as reflected on the balance sheet. Book value is determined by adding the value of all assets and subtracting the value of all liabilities. Book value of a company may have little relationship to market value.

Core Deposits: Savings and NOW accounts, money market and noninterest-bearing accounts and other consumer time deposits.

Derivative: A term used to define a broad base of financial instruments whose value is based on, or derived from, an underlying rate, price or index. Examples include swaps, options and futures contracts and can be based on interest rates, foreign currency, commodities or prices of other financial instruments, such as stocks and bonds.

Earning Assets: Assets that generate interest income or dividends.

FDIC-Insured Sweep Product: A product available to Wachovia Securities account holders in which the available cash balances in a customer’s brokerage account are automatically deposited or “swept” overnight into an interest-bearing bank deposit account and are eligible for federal deposit insurance in accordance with the rules of the Federal Deposit Insurance Corporation (FDIC).

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

Purchase Accounting: An accounting method that adds the fair value of tangible and intangible assets acquired and liabilities assumed, along wi th the resulting goodwill, to those of the acquirer at the time of the acquisition. Results of operations of the combined entity reflect the activity of the acquired entity only in the periods following consummation date; historical financial information of the acquirer is not restated.

Purchased Funds: Large denomination certificates of deposit and short-term borrowed funds.

Return on Assets (ROA): Net income available to common stock-holders as a percentage of average assets.

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
130     Wachovia Corporation 2006 Annual Report

Geographic Reach

General Bank Financial Centers

International Reach
•   International branches in Frankfurt, Hong Kong, London, Seoul, Shanghai, Taipei and Tokyo
•   Representative offices in Africa, the Americas, Asia, Australia, Europe, the Middle East and Russia
•   Wachovia Securities, LLC brokerage offices serving Latin America in Puerto Rico and Miami, and service affiliate offices in Argentina, Brazil, Chile, Paraguay and Uruguay
•   International processing centers in Charlotte, Los Angeles, Miami, New York, Philadelphia and Winston-Salem, N.C.
•   Foreign Exchange desks in Charlotte, London and Hong Kong
Eastern Banking
Group

Atlantic Region
Connecticut
Branches: 77
ATMs: 109
Rank: No. 4
Share: 8.9%

New Jersey
Branches: 330
ATMs: 482
Rank: No. 2
Share: 12.8%

New York
Branches: 77
ATMs: 185
Rank: No. 13
Share: 1.4%

Carolinas-Virginia
Region
North Carolina
Branches: 332
ATMs: 685
Rank: No. 1
Share: 41.5%

South Carolina
Branches: 144
ATMs: 291
Rank: No. 1
Share: 18.6%

Virginia
Branches: 293
ATMs: 463
Rank: No. 1
Share: 14.7%

Florida Region
Florida
Branches: 808
ATMs: 1,021
Rank: No. 1
Share: 19.9%

Georgia Region
Georgia
Branches: 298
ATMs: 716
Rank: No. 2
Share: 15.7%

Mid-Atlantic Region
Delaware
Branches: 20
ATMs: 42
Rank: No. 3
Share: 9.7%

Maryland
Branches: 80
ATMs: 113
Rank: No. 4
Share: 7.6%

Pennsylvania
Branches: 306
ATMs: 478
Rank: No. 2
Share: 11.2%
Washington, D.C.
Branches: 30
ATMs: 67
Rank: No. 1
Share: 27.5%

Mid-South Region
Alabama
Branches: 151
ATMs: 185
Rank: No. 3
Share: 11.4%

Mississippi
Branches: 13
ATMs: 20
Rank: No. 16
Share: 1.0%

Tennessee
Branches: 15
ATMs: 20
Rank: No. 49
Share: 0.3%

Western
Banking Group

Arizona
Branches: 15
ATMs: 3
Rank: No. 6
Share: 3.6%

California
Branches: 144
ATMs: 87
Rank: No. 6
Share: 5.0%

Nevada
Branches: 5
ATMs: None
Rank: No. 11
Share: 0.8%

Central Banking
Group

Colorado
Branches: 35
ATMs: 3
Rank: No. 3
Share: 6.6%

Illinois
Branches: 8
ATMs: 3
Rank: No. 53
Share: 0.2%

Kansas
Branches: 9
ATMs: None
Rank: No. 5
Share: 2.7%

Texas
Branches: 185
ATMs: 238
Rank: No. 8
Share: 2.1%

Market share rankings based on FDIC data as of June 30, 2006. Includes World Savings Bank, FSB. Excludes credit card companies with deposits domiciled in Delaware.
Wachovia Corporation 2006 Annual Report     131

Corporate Governance

At December 31, 2006

Committees of the
Board of Directors

Executive
Lanty L. Smith, Chair
Peter C. Browning
William H. Goodwin Jr.
Robert A. Ingram
Joseph Neubauer
G. Kennedy Thompson
John C. Whitaker Jr.
Dona Davis Young

Audit
Joseph Neubauer, Chair
John D. Baker II
John T. Casteen III
Jerry Gitt
Lanty L. Smith

Risk
Dona Davis Young, Chair
William H. Goodwin Jr.
Maryellen C. Herringer
Donald M. James
Van L. Richey
John C. Whitaker Jr.

Corporate Governance &
Nominating
Robert A. Ingram, Chair
Peter C. Browning
William H. Goodwin Jr.
Mackey J. McDonald
Joseph Neubauer
Ruth G. Shaw
Lanty L. Smith

Management Resources &
Compensation
Ruth G. Shaw, Chair
Robert J. Brown*
Peter C. Browning
Robert A. Ingram
Mackey J. McDonald
Timothy D. Proctor
Board of Directors

John D. Baker II
President and Chief
Executive Officer,
Florida Rock Industries, Inc.
Jacksonville, Florida

Robert J. Brown*
Chairman and Chief
Executive Officer,
B&C Associates, Inc.
High Point, North Carolina

Peter C. Browning
Lead Director,
Nucor Holdings Corporation
Charlotte, North Carolina

John T. Casteen III
President,
University of Virginia
Charlottesville, Virginia

Jerry Gitt
Retired Securities Analyst
Palm Desert, California

William H. Goodwin Jr.
Chairman, CCA Industries, Inc.
Chairman, Chief Executive
Officer and Chief
Operating Officer,
The Riverstone Group, LLC
Richmond, Virginia

Maryellen C. Herringer
Attorney-at-law
Piedmont, California

Operating Committee

G. Kennedy Thompson
Chairman, President and
Chief Executive Officer

David M. Carroll
Senior Executive Vice
President and President,
Capital Management Group

Stephen E. Cummings
Senior Executive Vice
President and Head of
Corporate and Investment Bank

Reginald E. Davis
Executive Vice President and
Eastern Banking Group
Executive, General Bank

Gerald A. Enos Jr.
Senior Executive Vice
President and Head of
Operations, Technology
and eCommerce	Robert A. Ingram
Vice Chairman
Pharmaceuticals,
GlaxoSmithKline plc
Research Triangle Park,
North Carolina

Donald M. James
Chairman and Chief
Executive Officer,
Vulcan Materials Company
Birmingham, Alabama

Mackey J. McDonald
Chairman and Chief
Executive Officer,
VF Corporation
Greensboro, North Carolina

Joseph Neubauer
Chairman and Chief
Executive Officer,
ARAMARK Holdings
Corporation
Philadelphia, Pennsylvania

Timothy D. Proctor
General Counsel,
Diageo, plc
London, England

Ernest S. Rady
Chairman, California
Banking Division and
Consumer Finance Division,
Wachovia Corporation
Charlotte, North Carolina

Benjamin P. Jenkins III
Vice Chairman and President,
General Bank

Stanhope A. Kelly
Senior Executive Vice
President and President,
Wealth Management

Daniel J. Ludeman
Executive Vice President,
President and Chief
Executive Officer,
Wachovia Securities, LLC

Shannon W. McFayden
Senior Executive Vice
President and Director of
Human Resources and
Corporate Relations

Cecelia S. Sutton
Executive Vice President and
Head of the Retail Segment,
General Bank	Van L. Richey
President and Chief
Executive Officer,
American Cast Iron Pipe
Company
Birmingham, Alabama

Ruth G. Shaw
Executive Advisor to the
Chairman and CEO,
Duke Energy Corporation
Charlotte, North Carolina

Lanty L. Smith
Lead Independent Director,
Wachovia Corporation
Chairman, Soles Brower
Smith & Co.
Greensboro, North Carolina

G. Kennedy Thompson
Chairman, President and Chief
Executive Officer,
Wachovia Corporation
Charlotte, North Carolina

John C. Whitaker Jr.
Chairman and Chief
Executive Officer,
Inmar, Inc.
Winston-Salem,
North Carolina

Dona Davis Young
Chairman, President and Chief
Executive Officer,
The Phoenix Companies, Inc.
Hartford, Connecticut

Mark C. Treanor
Senior Executive Vice
President, General Counsel
and Secretary

Donald K. Truslow
Senior Executive Vice
President and Chief Risk
Officer

Benjamin F. Williams Jr.
Managing Director, Wachovia
Capital Markets, LLC, and
Head of Global Capital
Markets, Corporate and
Investment Bank

Thomas J. Wurtz
Senior Executive Vice
President and Chief
Financial Officer
* Mr. Brown will retire as of the 2007 Annual Meeting.
132     Wachovia Corporation 2006 Annual Report

Shareholder Information
How to Contact Us
Investor Relations
Alice Lehman, Head of Investor Relations Annual and quarterly financial information is available online at wachovia.com/investor. Request publications or speak with the shareholder relations manager through our interactive voice response system at 704-374-6782 or email at investor.relations@wachovia.com.
Transfer Agent
American Stock Transfer & Trust Company
1-800-347-1246
P.O. Box 2328
New York, New York 10272-2328
Email: wachovia@amstock.com Shareholders seeking help with a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact the transfer agent.
Media
Mary Eshet, Media Relations Manager
704-374-2138
Annual Meeting
Tuesday, April 17, 2007, 9:30 a.m.
Charlotte Convention Center, 501 S. College Street
Charlotte, North Carolina
Corporate Headquarters
Wachovia Corporation
301 South College Street, Suite 4000
Charlotte, North Carolina 28288-0013
704-590-0000
Certifications
The chief executive officer and chief financial officer certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 have been filed as exhibits to Wachovia’s 2006 Annual Report on Form 10-K.
On May 11, 2006, G. Kennedy Thompson, Wachovia’s chief executive officer, submitted to the New York Stock Exchange the CEO certification required by the NYSE’s rules certifying that he was not aware of any violations by Wachovia of the NYSE’s corporate governance listing standards.
Wachovia Corporation is an equal opportunity employer.

Debt Ratings
Wachovia common stock is listed on The New York Stock Exchange, Inc., under the symbol “WB.”
Wachovia Corporation and Wachovia Bank, National Association, each have debt securities issued in the marketplace. The following table shows debt ratings at February 14, 2007.

Wachovia Corporation	Moody’s	Standard & Poor’s	Fitch Ratings

Outlook	Stable	Stable	Stable

Senior long-term debt	Aa3	AA-	AA-

Subordinated long-term debt	A1	A+	A+

Short-term debt	P-1	A-1+	F1+

Wachovia Bank, National Association

Long-term deposits	Aa2	AA	AA

Short-term deposits	P-1	A-1+	F1+

Long-term debt/letters of credit	Aa2	AA	AA-

Short-term debt/letters of credit	P-1	A-1+	F1+

Subordinated debt	Aa3	AA-	A+

Wachovia Corporation 2006 Annual Report

Growing in ways that
matter to our customers,
communities, employees
and shareholders
Recent Wachovia Achievements
▪	No. 1 total stock return among the 20 largest U.S. banks year-end 2001-2006

▪	Top 10 U.S. Banker CFOs - Tom Wurtz, Wachovia chief financial officer

▪	Most shareholder-friendly company - Banks/Large Cap (Institutional Investor survey)

▪	No. 1 customer satisfaction among banks for six consecutive years (University of Michigan’s American Customer Satisfaction Index)

▪	No. 1 in customer satisfaction among major U.S. banks (Consumer Reports 2006)

▪	No. 1 among major banks and top 5 among all banks (J.D. Power Retail Banking Satisfaction 2006)

▪	No. 1 among banks in 2006 and 2005 Brandweek Customer Loyalty Awards

▪	Teach for America Founding National Corporate Partner (Wachovia) and Annual Teach for America Award to Ken Thompson, Wachovia chairman and CEO

▪	Top 100 Best Places to Work for 11th consecutive year (Working Mother)

▪	Top 50 Best Companies for Latinas to work for sixth consecutive year (LatinaStyle)

▪	Top 50 Companies for Diversity for fourth consecutive year (Diversity Inc)

▪	100 best corporations in North America for developing human capital for fifth consecutive year (Training)

▪	No. 1 commercial bank - Online Customer Respect - Customer Respect Group

▪	No. 1 Web site satisfaction and satisfaction with banking relationship (comScore Networks)

Wachovia Corporation
One Wachovia Center
Charlotte, NC 28288
wachovia.com/investor
505006

Printed on 100% post-consumer recycled and recyclable paper

Chlorine Free Certification

Green Seal Certified Paper

Green-e Certification

Made with 100% Certified Renewable Energy