Form 10-K, Exhibit 13
period 2007-12-31
WACHOVIA CORP NEW
filed 2008-02-28
CIK 36995

Exhibit (13)

Overview

Wachovia distinguished by strong culture
and continuity of management team

Business Description
Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, serving 15 million customers with a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services.
We operate the nation’s fourth largest banking company, serving retail and commercial banking customers through 3,400 retail banking offices in 21 states from Connecticut to Florida and west to Texas and California. In addition, our retail brokerage operations under the Wachovia Securities brand name manage more than
$1.2 trillion in client assets through 14,600 financial advisors in 3,700 locations nationwide. We also serve corporate and investment banking clients in selected corporate and institutional sectors globally. Our other nationwide businesses include mortgage lending, student lending and auto finance. Globally, Wachovia provides international correspondent banking services and trade finance through more than 40 international offices. Online banking is available at wachovia.com, online brokerage products and services at wachoviasec.com, and investment products and services at evergreeninvestments.com.

Financial Performance Highlights

	Years Ended December 31,
(Dollars in millions, except per share data)	2007	2006	2005

Total revenue (Tax-equivalent)	$31,579	30,069	26,223
Income from continuing operations	6,312	7,745	6,429
Net income	6,312	7,791	6,643
Diluted earnings per common share
Income from continuing operations	3.26	4.61	4.05
Net income	3.26	4.63	4.19
Total assets	782,896	707,121	520,755
Stockholders’ equity	76,872	69,716	47,561
Actual common shares (In millions)	1,980	1,904	1,557
Dividends paid per common share	2.40	2.14	1.94
Book value per common share	37.66	36.61	30.55
Common stock price	38.03	56.95	52.86
Market capitalization	$75,302	108,443	82,291
Financial centers/brokerage offices	4,894	4,126	3,850
Employees	121,890	109,460	93,980

  At December 31, 2007:
▪ Assets: $782.9 billion

▪ Stockholders’ equity: $76.9 billion

▪ Common shares outstanding: 2.0 billion

▪ Market capitalization: $75.3 billion

▪ Ticker symbol: WB

▪ Listing: NYSE

The Year at a Glance Built momentum in nation’s fastest growing and affluent markets Took aggressive actions amid market turmoil Team continued to execute on strategic goals and priorities Attractive Dividend Enhances Value Revenue (In billions) Net Income (In billions) Diluted EPS ($ per share) Contents Corporate Overview Inside Front Cover Letter to Our Shareholders 3 Corporate Citizenship 8 Overview of Major Businesses 9 Guide to Our Financial Discussion 12 Management’s Discussion and Analysis 14 Management’s Report on Internal Control over Financial Reporting 68
Reports of Independent Registered Public Accounting Firm 69 Consolidated Financial Statements 71 Glossary of Financial Terms 138 General Bank Branch Listing 139 Board of Directors and Operating Committee 140 Shareholder Information Inside Back Cover Dividend tables above and on pages 35, 49, 51, 52, 53, 72, 73 and 74 Stock Price tables on pages 50, 51 and 53
For an explanation of our use of non-GAAP financial measures, please see Table 1 on page 49.
Wachovia Corporation 2007 Annual Report 1

WACHOVIA

The Year at a Glance

Attractive Dividend Enhances Value

$0.46
$0.46
$0.46
$0.51
$0.51
$0.51
$0.51
$0.56
$0.56
$0.56
$0.56
$0.64
$0.64
4Q04 1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07

Revenue
(In billions)

$26.2
$30.1
$31.6
2005 2006 2007

Net Income
(In billions)

$6.6
$7.8
$6.3
2005 2006 2007

Diluted EPS
($ per share)

$4.19
$4.63
$3.26
2005 2006 2007

Contents

Wachovia Corporation 2007 Annual Report 1

Market Strength
5,000 financial centers and brokerage offices across the U.S.
3,400 Wachovia Bank locations in 21 states and Washington, D.C., including 2,200 banking centers with brokerage offices
More than 1,500 Wachovia Securities offices nationwide More information on page 139.
Devoted to Customers
No. 1 customer satisfaction among banks for seven consecutive years
No. 1 in middle-market commercial client satisfaction
No. 1 customer satisfaction among primary mortgage and home equity originators
2 Wachovia Corporation 2007 Annual Report

Letter to Our Shareholders

“Wachovia’s sound strategy serves us well in uncertain times”
Ken Thompson Chairman and Chief Executive Officer

Dear Wachovia Shareholders,
Clearly, 2007 was a tough year for Wachovia and the entire financial industry as turmoil in the capital markets and a dramatic change in the credit environment weighed heavily on results.

The effect on stock prices was severe: Wachovia suffered a stock price decline of 33 percent over the course of the year, while the banking benchmark KBW Bank Index was down 25 percent. This was the third worst absolute performance for banking stocks since 1939, according to one researcher. Out of the 20 largest U.S. banks, Wachovia ranked 10th in terms of stock price performance. That may be considered average to some, but to me and the rest of your senior management team, it is unacceptable.
At the same time, it’s important to note that Wachovia earned $6.3 billion in net income in 2007 in spite of $3.1 billion in market disruption-related valuation losses and the prudent building of credit reserves by $1.2 billion in recognition of the housing market malaise. Most of our businesses were not adversely affected by the market disruption and generated solid performance in 2007. In addition, we paid dividends to shareholders of $4.6 billion, and in 2007 and in early 2008, we also added $8.3 billion in capital through preferred stock and trust preferred offerings. These securities further strengthened our regulatory capital position and provide greater certainty that we are well positioned in 2008.
We are very proud that throughout the challenges of 2007, Wachovia was consistently a source of liquidity to the banking industry through loans to our peers and smaller banks and in our ability to continuously provide our customers with access to capital and funding in spite of turmoil in global markets.
Looking forward, we believe the steps we took in the last half of 2007 to prudently build credit reserves prepare us well to manage through this considerably more uncertain credit cycle.
As we enter 2008, we’ve built a plan that gives us confidence we will continue to generate sufficient earnings to fund growth in our businesses and cover dividend payments along with supporting balance sheet growth, building credit reserves as necessary and increasing our capital ratios.
What happened in 2007?
The overall U.S. economy performed fairly well in 2007 with the notable exceptions of the housing market and the financial services industry. The financial services industry depends upon transparent markets, the quality of credit ratings and systemic market liquidity. In 2007 each one of these market underpinnings was compromised. The extent of the deterioration both in the prices for high quality assets and in market liquidity was unprecedented. We cannot forecast when global markets will return to an environment where risk and return are in equilibrium. This will require that the accumulated excesses in the financial system of the past five years be greatly reduced.
The conditions in the financial markets that gave rise to excessive risk taking and the use of leverage (controlling a large balance of assets with little capital) were brought about by an unprecedented increase in concentrated global wealth in an environment where returns on financial instruments were relatively low and demand for enhanced returns was feverish. In response, the financial industry created new products and business models to supercharge returns through financial engineering. It is now clear that the industry’s risk management systems did not measure up to the new environment.
The financial engineering, which may seem disconnected from U.S. home prices, was in fact among the primary contributors to the risky lending practices that led to home price bubbles in many markets. The most significant result of this practice was
Wachovia Corporation 2007 Annual Report     3

Letter to Our Shareholders
Same Store Branch Deposit Growth 2004-2007
Wachovia leads
in branch
deposit growth
Source: SNL Financial data as of June 30, 2007.
Same store defined as branch opened at least three years.

an extraordinary increase in loans made to borrowers with poor credit histories (subprime lending). Home prices were buoyed by the willingness of institutional investors across the world to buy these subprime loans in the form of complex securities created by investment banks. When the risk of these securities was revealed to be much greater than the buyers had anticipated, they stopped buying new securities. Without a place to sell risky loans, a huge number of mortgage lenders went out of business and only borrowers with strong credit histories were able to get loans. This big reduction in the number of home buyers has resulted in very significant declines in home prices in areas that had previously experienced rapid appreciation. The extent and pace of the decline in many markets has dramatically exceeded any previous real estate corrections.
Wachovia and the California-based savings bank we acquired in 2006, Golden West, are primarily portfolio lenders and played an inconsequential role in subprime lending. When we originate a loan for our portfolio we know we will incur the cost of any underwriting or appraisal error we make and as a result have a system with great integrity. Despite the soundness of our system, we will still see a meaningful increase in credit losses as a result of significant declines in home prices in many of our key markets. We have prudent lending practices and we are proud of the value that we continue to provide to our mortgage customers.
Merger integration on track
We expect our recent acquisitions to continue our track record of delivering on our merger objectives. They met our investment hurdles and our strategic objective of focusing on higher margin products in attractive growth markets and businesses that align with our long-term, customer relationship model. Both Golden West and A.G. Edwards are proceeding very positively and we have confirmed our due diligence expectations.
We have completed the integration of our retail delivery model in the former Golden West branches and in the mortgage lending platform, and the entire team is now completely focused on delivering Wachovia’s broad range of products and services in our extended marketplace. Even before integration was completed, the former World Savings branches contributed 100,000 of our 935,000 in net checking account sales in 2007. With this western expansion, we have a strong base from which to grow organically in some of the most affluent and fastest growth geographies in the nation.
4     Wachovia Corporation 2007 Annual Report
With the benefit of hindsight, it is clear that the timing was poor for this expansion in the mortgage business. Yet we have reconfirmed our opinion of the quality of the Golden West franchise, its underwriting and service model, and the quality of its people. Their experience and leadership are proving invaluable as we navigate the housing industry crisis.
Significant opportunities
for growth in
tough environment
One area where we – and most economists and forecasts – were wrong, however, was in the extent and the rapidity with which the decline would occur in the U.S. housing market. Like prevailing market views, our expectations were for a moderate pricing correction. Housing price declines have accelerated in some of the markets that had experienced the steepest price increases in recent years, including California, Nevada and Florida in our marketplace – and in some zip codes appear to be depreciating 20 percent.
We expect to recognize further credit losses and to earn less than we’d anticipated in our mortgage business over the next year or two. However, when the cycle once again returns to positive territory, we believe the mortgage industry will have been permanently transformed. More than 100 mortgage companies went out of business during 2007. After this industry shakeout, we believe the mortgage industry will be dominated by a handful of the nation’s largest commercial banks. Wachovia will be one of those industry leaders, with stellar products, an effective origination platform and superior risk management practices in place. We will be ready for a market with far fewer irrational participants.
The retail brokerage firm that we acquired on October 1, 2007, A.G. Edwards, represented a rare opportunity to acquire the largest remaining independent broker – defining the end game in the consolidation of the retail brokerage industry. Over time, this company had been pursued by most of the major brokerage houses in the nation, and we are very pleased they chose to join with Wachovia.

No. 1 for 7th Consecutive Year

	Score
	2007 vs. 2000

Wachovia	79	+	20%

JPMorgan Chase	74	+	6%

Bank of America	72	+	14%

Wells Fargo	69	+	3%

Citigroup	69		n.a.

Retail Bank Average	78	+	11%

Source: ACSI Independent survey fourth quarter 2007.
Percentage Loyal Customers

In the combination of A.G. Edwards and Wachovia Securities, the cultural compatibility of the two firms has been extraordinary. We have lost some brokers, as typical and as expected, but at the same time our revenue retention has been consistent with what we had projected. The teams have come together smoothly, with leadership both from A.G. Edwards and from Wachovia Securities, to build the platform in our new retail brokerage headquarters city of St. Louis, Missouri.
We believe the retail brokerage business provides a very attractive opportunity with above average growth prospects and strong profitability that positions Wachovia to capture the significant opportunities in retirement and wealth transference over the foreseeable future. In addition, our brokerage clients benefit from having access to the products originated in the investment banking side of our business. While equity markets will ebb and flow, we’re confident we will achieve our internal rate of return of 24 percent on the A.G. Edwards acquisition.
Sound strategy serves us well
As we entered 2008 the economy was clearly slowing, the fixed income markets were unsettled, and credit quality in the industry was weakening. Yet it is in these types of periods when leaders emerge, and now is Wachovia’s time to step up.
We have a sound core strategy that serves us well:

■	Pursue high growth markets and businesses;
■	Execute superbly – and manage our businesses vigilantly;
■	Focus intently on customer service;
■	Ensure employee engagement;
■	Maintain a disciplined cost culture; and
■	Take an integrated approach to risk management and to capital allocation.
These six objectives have been central to our strategy since our management team took the helm of Wachovia in 2000-2001. Adhering to these objectives has delivered Top 3 total return performance among the 20 largest U.S. banks since year-end 2000.
As the financial industry works its way through this period of turmoil, we remain confident about our growth prospects. We have continuity of management and team-oriented employees with a tough-minded ability to do hard things. Here are some of their achievements in recent years:

■	A significant improvement in expense efficiency. Our overhead efficiency ratio (the amount spent to generate each dollar of revenue) in the last five years through the first half of 2007 went from 60.5 percent to 54.4 percent;
■	Increased joint marketing and distribution activities between our business lines – maximizing our ability to make all products and services available to customers and to increase the revenues and earnings available to our shareholders;
■	Development of a best-in-class General Bank that is the foundation of our company and generates a customer base with the potential to be served by all our key business lines.
Once again in 2007, our General Bank generated strong performance, including:

■	Top decile growth in average core deposits, up more than $65 billion last year, including Golden West.
■	Enviable metrics on customer acquisition and low customer loss. General Bank customer attrition has been cut in half over the past decade to what we believe is an industry low of about 11 percent; and customer acquisition has risen by 40 percent to a record 15.1 percent at year-end 2007.
■	Customer satisfaction that ranks No. 1 not only in retail banking, but also in middle-market commercial lending, mortgage and home equity origination, and in online banking.
With a leadership team led by Ben Jenkins, the General Bank absorbed its share of the mortgage industry downturn and still earned $5.5 billion in 2007. While expenses and credit costs were up, the increase also included continued investment for future growth, including an organizational realignment to position the leadership closer to customers, adding commercial banking teams to new markets, and building 109 branches in higher growth markets.
A solid partner with the General Bank and Capital Management is our Wealth Management division, which is dedicated to serving affluent households and is the eighth largest wealth manager in the country. Our Wealth Management team, under the leadership of Stan Kelly, generated record earnings in 2007. These results were driven by the transition to an open architecture investment model that has been very well received by clients, leading to record growth in trust and investment fees as well as strong loan growth. Wealth Management was named High Net Worth Leader of the Year by the industry publication Private Asset Management.

Wachovia Corporation 2007 Annual Report     5

Letter to Our Shareholders

IRA Rollover Assets Captured
(In billions)
CIB-CMG Partnership Revenues
(In millions)

Our Capital Management Group (CMG) includes the nation’s third largest retail brokerage company, based on 14,600 financial advisors, and a top 25 mutual fund company, Evergreen Investments. Led by David Carroll, CMG once again generated very strong organic growth in 2007. This growth, coupled with A.G. Edwards, resulted in a 54 percent increase in broker client assets to $1.2 trillion and 52 percent growth in managed account assets – a source of stable, recurring revenue. Also fueling growth was improved broker productivity and increased cross-sales of bank products. In addition, CMG’s pre-tax margin has improved from 14 percent five years ago to 25 percent in 2007 – and with A.G. Edwards, CMG gained the potential to reduce duplicate costs, increase revenues and further improve margins.
Core strategy

■	Pursue high growth markets and businesses
■	Execute superbly – manage vigilantly
■	Provide superior customer service
■	Ensure employee engagement
■	Maintain disciplined cost culture
■	Constantly manage risk and capital allocation
The disruption in the capital markets hit our Corporate and Investment Bank (CIB) performance particularly hard. This business has grown organically over the past six years without significant acquisitions, and I have every confidence it will show good growth in the future. Under the leadership of Steve Cummings, CIB has grown its fee-based market share 75 percent since 2001 and become a Top 10 participant in the product areas where they compete in the equity capital markets, debt capital markets, loan syndication and middle-market merger and acquisition advisory businesses.
But in 2007, earnings in this business declined 68 percent to $780 million, driven by $2.9 billion in net market disruption-related valuation losses, primarily within its structured products and leveraged finance businesses. This is discussed in more detail in the Management’s Discussion and Analysis section of
6     Wachovia Corporation 2007 Annual Report
this report. It should be noted, however, that these businesses have produced strong profits over the last several years. Together, from the beginning of 2004 through June 2007, these two businesses generated nearly $7 billion in revenue and were major profit contributors. While portions of the structured products business will likely be changed forever, we expect the majority of these businesses to continue to be important to our customers and our company, and strong contributors to revenue and profitability over time. The leaders of these two businesses made solid strategic decisions in building these businesses and continue to have my full confidence. We have exceptional talent in place and we have confidence we will continue to grow these businesses over the long term.
The lessons gained in the market correction of 2007, and the expertise and risk management knowledge of the CIB team, will be extremely important going forward in the real estate capital markets businesses. Commercial real estate will always be an important financial asset in our economy, and there will be a need for companies like Wachovia to provide the capital, structure and liquidity for these investments. It may take a couple of years for the current challenges to work their way through the system, and we believe Wachovia will play an important role as these businesses evolve.
CIB’s plans for 2008 call for more of an originate and hold, rather than originate and distribute strategy, given our focus on serving customers amid the turmoil in the market. We expect that about half of CIB’s revenue will come from net interest income in 2008. In addition, balancing the markets-related businesses in this division (which typically deliver higher growth over time, but are more volatile), we have also built into the CIB business model more stable and consistent payments and lending businesses such as our treasury services and international trade finance businesses, as well as asset-based lending and leasing, both of which are continuing to enjoy strong performance, as are many of CIB’s businesses that weren’t affected by the market disruption.
Wachovia’s universal banking model has been particularly successful in creating strong cross-business partnerships to attract new clients and strengthen long-term relationships. We created about $1 billion in incremental revenues between the seams in our lines of businesses in 2007. For example, CIB originated or underwrote products for our CMG retail brokerage clients in 2007 that generated $657 million in revenue. Our General Bank’s

75% of past decade’s U.S. GDP growth and 80%
of future population growth coming in our footprint

commercial franchise generated $95 million in investment banking revenues for CIB in 2007, and more than $320 million over the past five years.
Intangible strengths
Despite the disappointments of 2007, Wachovia has many strengths that distinguish us from the competition:

■	We begin with a set of key values – integrity, respect for the individual, teamwork, service, personal excellence and accountability, and winning – that have remained core to our culture even as we’ve expanded into new markets. These aren’t just words to our team – we try to live by them day by day, we talk about them and make decisions based on them.
■	We have an intangible asset in our deep pool of talented, highly committed employees. We were honored in 2007 when 93 percent of Wachovia employees participated in our biennial employee survey. Results showed Wachovia’s employee engagement scores were up to 69 percent, well above the U.S. financial services industry average of about 55 percent.
■	And we have a stable and proven leadership team that is deeply driven to succeed and has the tenacity and courage to do it.
Short term outlook
So, for the next several months, we’ll continue to work the challenges every day that come from the current economic environment. But that won’t be our only focus: with great challenges come great opportunities. We’ll also continue to look for ways to take advantage of Wachovia’s relative strengths and cross-business partnerships to benefit our customers.
This management team is time-tested – we’ve experienced many credit cycles before – and we will remain vigilant and active in monitoring risk in our portfolios.
Longer term outlook
Economic conditions will improve. Lower rates and fiscal stimulus will help. At some point the unsold housing inventory will begin to shrink and housing prices will bottom. Credit markets will stabilize and capital will flow back to productive uses.
We’re confident that Wachovia will be well positioned to flourish. We are in the businesses we want to be in – retail, small business, commercial banking, brokerage, investment banking, asset management, wealth management and private banking. We are well positioned to serve our customers – we are product rich with outstanding distribution and a leading reputation for customer satisfaction.
While most of 2008 will likely continue to be a tough financial environment, we are focused foremost on two things: 1) Vigilantly and conservatively managing risk, and 2) Continuing to take good care of our customers. We believe that the actions we took in 2007 have already taken a lot of risk out of our company, and when the external environment once again improves, we’ll benefit from our steadfast focus on our core businesses and on our customers.
We do believe this is a moment of truth for our company: We must execute superbly, manage risk and just plain out-compete in this environment. In good times, it’s hard to distinguish yourself from the competition. We have every confidence we’ll navigate the headwinds of the current business cycle and emerge as a strong company of proven mettle – and we’ll have a company for the ages when we get there.
In closing, I would like to express my deep appreciation for the guidance of our directors, the dedication of our employees, and the support of our customers and shareholders. We are honored that you are with Wachovia.
Sincerely,
G. Kennedy Thompson
Chairman, president and chief executive officer
February 19, 2008

Wachovia Corporation 2007 Annual Report     7

Wachovia’s Community Commitment

Community Loans and Investments*
(In billions)
Charitable Giving*
(In billions)

Wachovia is committed to building strong, vibrant communities, improving the quality of life and making a positive difference where we live and work. Every year, Wachovia invests billions of dollars to improve neighborhoods and education across the nation.

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
A leader in community development

■	Trained 24,000 families and individuals in money management, credit basics and computer skills in English and Spanish through an extensive financial literacy program. Wachovia has trained more than 86,000 people through this program since 2003. In addition, Wachovia employees have volunteered over 2,400 hours of time toward credit management, home buyer education and foreclosure prevention through 359 community partners.

■	Donated $2 million from the Wachovia Foundation to Neighborhood Housing Services of America to assist nonprofit counseling agencies in developing alternative credit profiles for low-income borrowers who have little or no credit history so they can qualify for prime, rather than subprime, mortgage products.

■	Provided nearly $220,000 to fund homeownership counseling for 768 families and individuals purchasing homes with a Wachovia mortgage.

■	Helped more than 300 low- to moderate-income families buy homes each week.

■	Invested nearly $291 million in equity to create over 2,100 affordable rental housing units.

■	Received a fourth allocation of New Markets Tax Credits, bringing Wachovia’s total awards to $488 million. Created 6,887 jobs in lower-income communities through $458 million in lending through New Markets Tax Credits projects.

■	Partnered with the MacArthur Foundation and Opportunity Finance Network to create the $42 million “Wachovia NEXT Awards for Opportunity Finance.” The awards were designed to inject capital into community development financial institutions.
8     Wachovia Corporation 2007 Annual Report
A leader in corporate philanthropy and community involvement

■	Contributed $156 million through foundation, company and employee giving.

■	Involved employees in more than 5,300 classrooms through Reading First, our early childhood literacy program. Over 106,000 books were donated to classroom libraries.

■	Logged more than 703,000 employee volunteer hours. Employees built homes, mentored children, read in classrooms, taught adult financial literacy and contributed their time and efforts to countless other causes.

■	Expanded access to education through continued national philanthropic partnerships with Asian and Pacific Islander American Scholarship Fund, Hispanic Association of Colleges and Universities, Hispanic Scholarship Fund, NAACP, Teach For America, Thurgood Marshall College Fund and UNCF.

■	Launched the 37th chapter of WachoviaVolunteers!, the community involvement network for employees. One in four employees is now a member.

A leader in environmental stewardship

■	Invested $700 million in wind farm development. Also pursuing other renewable energy source investment opportunities including geothermal and solar.

■	Opened our first “green” financial center in California as part of our commitment to open 300 green financial centers across the country by 2010. We are participating in the U.S. Green Building Council’s Volume Certification Pilot Program to have these branches certified under LEED (Leadership in Energy and Environment Design) requirements.

■	Began construction on a 1.2 million square foot headquarters facility in accordance with LEED certification standards. The office tower is expected to open in 2009.

■	Recycled more than 23,000 tons of paper.

■	Launched the PaperLess initiative to reduce paper consumption across the company 20 percent by the end of 2008.

Overview of Major Businesses
Segment Revenue Contribution*
(In millions)

*	Excludes Parent.
General Bank
Our General Bank provides a broad range of banking products and services to individuals, small businesses, commercial enterprises and governmental institutions in 21 states and Washington, D.C. We focus on small business customers with annual revenues up to $3 million; business banking customers with annual revenues between $3 million and $15 million; and commercial customers with revenues between $15 million and $250 million. In addition, we serve mortgage, student loan and auto finance customers nationwide.
2007 Business Fundamentals
•	$17.7 billion total revenue

•	$297.1 billion average loans

•	$290.4 billion average core deposits

•	$4.9 billion investment sales

•	12 million households and businesses

•	3,300 licensed financial specialists

•	14.1 million online product and service enrollments and 4.7 million active online customers
Wealth Management
With nearly 200 years of experience in managing wealth, Wealth Management tailors the capabilities of a major financial institution to the individual needs of high net worth individuals, their families and businesses. We serve the affluent client with $250,000 in investable assets to the ultra high net worth client with $50 million or more, in the ways that meet their individual needs with banking, trust, investment and insurance services.
2007 Business Fundamentals
•	1.5 billion total revenue

•	21.3 billion average loans

•	17.1 billion average core deposits

•	83.5 billion assets under management

•	1,118 wealth management advisors

•	242 insurance brokers
Corporate and Investment Bank
Our Corporate and Investment Bank serves domestic and global corporate and institutional clients primarily in these key industry sectors: healthcare; media and communications; technology and services; financial institutions; real estate; consumer and retail; industrial growth and services; and energy and power. CIB also serves an institutional client base of money managers, insurance companies, pension funds, banks, broker dealers and hedge funds.
2007 Business Fundamentals
•	5.0 billion total revenue

•	127.4 billion lending commitments

•	81.2 billion average loans

•	36.0 billion average core deposits

•	3,500 corporate client relationships

•	2,600 institutional investor relationships
Capital Management
Capital Management leverages its multi-channel distribution to provide retail and institutional clients with a full line of proprietary and nonproprietary investment, securities lending and retirement products and services, including Evergreen Investments, Wachovia Global Securities Lending, and Retirement and Investment Products. With the addition of A.G. Edwards, retail brokerage services are offered through 14,600 financial advisors in 3,700 Wachovia Securities offices nationwide.
2007 Business Fundamentals
•	7.8 billion total revenue

•	1.2 trillion broker client assets

•	274.7 billion assets under management

•	112.9 billion mutual fund assets

•	161.8 billion separate account assets

•	113.3 billion retirement plan assets

Wachovia Corporation 2007 Annual Report     9

General Bank
Average Core Deposit Growth
(In billions)
Revenue per Financial Center
(In millions)
Revenue Outpaced Expense Growth
(In billions)
Market Position
•	A leading East Coast presence; No. 1 Southeast; No. 5 Western Region

•	2nd largest retail branch network

•	Top 3 middle-market commercial lender

•	Top 10 mortgage company and auto loan originator
Value Proposition
The General Bank provides deposit, lending and investment products and services for customers at every stage of life, whether they are saving for a home, for a child’s education or for a business, whether they are building wealth or building a business, or planning for retirement. The General Bank’s 44,000 sales and service associates and 1,400 commercial and small business relationship managers provide knowledgeable and reliable guidance, whether customers choose to meet with them personally, visit one of our 3,400 financial centers or 5,100 automated teller machines, call our telephone banking center or visit online at wachovia.com.
The General Bank also serves the specialized financial needs of businesses large and small with a variety of business checking and savings products, treasury services, global trade services, loans, leases and capital markets products and services.
Wealth Management
Assets Under Management
(In billions)
Trust and Investment Fee Growth
(In millions)
Growth in Banking Products
(In billions)
Market Position
•	8th largest wealth manager nationally (Barron’s 2007 survey)

•	High Net Worth Leader of the Year (Private Asset Management 2007)

•	One of the nation’s largest personal trust and estate settlement providers and commercial insurance brokerage firms
Value Proposition
Wealth Management offers a fully integrated and objective approach that incorporates the disciplines related to managing our clients’ wealth — from creation and growth to preservation and transfer to future generations. Beginning with a comprehensive financial planning process, a dedicated relationship manager coordinates a team of financial advisors to meet each client’s individual needs. Through a separate, independent practice called Calibre, we also provide sophisticated multigeneration family solutions to ultra high net worth families that go beyond meeting financial needs by ensuring each future generation is prepared to be effective stewards of the family’s legacy.
Wachovia Insurance Services provides consultative risk management services including commercial property and casualty insurance brokerage, employee benefits, life insurance, executive benefits and personal insurance nationwide.

10     Wachovia Corporation 2007 Annual Report

Corporate and Investment Bank
CIB Loan Growth
(In billions)
Market Disruption Hits Revenue
(In billions)
75% Growth in Market Share 2001-2007
Based on Fees Generated
Source: Dealogic
Market Position
•	Top 10 U.S. asset-based lending lead arranger, loan syndications, high yield, high grade, equity and preferred stock

•	A leading provider of global payments, collections and trade services
Value Proposition
The Corporate and Investment Bank has become a premier partner to corporations and institutional investors through an intense focus on understanding clients’ needs and delivering innovative solutions through a highly integrated platform. The Corporate and Investment Bank’s integrated team approach and deep industry expertise enable delivery of a breadth of products and services to clients at any stage and in any economic environment. Clients in this arm of Wachovia Securities are middle-market and large-cap companies and private equity investors as well as a broad array of institutional investors around the world.
The Corporate and Investment Bank’s 6,200 employees provide Wachovia with a deep pool of relationship coverage officers, product specialists, portfolio managers, and fixed income and equity sales, trading and research professionals.
Capital Management
Brokerage Clients Assets
(In billions)
Annualized Revenue per Series 7 Broker
(In thousands)
Assets Under Management
(In billions)

*	Includes A.G. Edwards.

†	Also reflects shift of $34.5 billion to Wealth Management.
Market Position
•	3rd largest full-service retail brokerage firm in the U.S.

•	Top 25 mutual fund company, with $113 billion in assets

•	No. 2 IRA accounts in footprint
Value Proposition
Capital Management is focused on helping clients achieve a lifetime of financial goals with many choices and resources structured around their individual needs.
Our 14,600 financial advisors and 3,300 financial specialists help clients make educated decisions regarding their investments and plan their financial future using our proprietary Envision product, with an emphasis on disciplined investing and unbiased advice. Evergreen Investments provides comprehensive investment solutions to individuals, institutions and endowments. Securities lending services are offered through Wachovia Global Securities Lending. Wachovia also is a leading provider of retirement services for individual investors, corporations and plan participants.

Wachovia Corporation 2007 Annual Report     11

Guide to Our Financial Discussion
We value our relationship with our investors and pledge to keep you informed about our company. On the following pages, we strive to help you understand more about our financial results, our sources of earnings and our financial condition.
Management’s Discussion and Analysis

Executive Summary Tables on pages 14 and 51	14	We begin with an executive summary of our company and our strategy of balance and diversity in our lines of business. We also summarize our financial results and the underlying trends and factors that affected these results. A detailed dis- cussion of the effect of market-related disruption is on pages 14-15, 22, 27 and 46.

Outlook	17	We discuss our expectations for the future and provide a financial outlook for the upcoming year.

Critical Accounting Policies	18	We describe the more significant accounting policies that affect our results, and the extent to which we use judgment and esti- mates in applying those policies.

Corporate Results of Operations Net interest income and margin (tables on pages 21, 49, 50-53, 65-66, 72, 85 and 109-110) Fee and other income (tables on pages 22, 25-28, 50-53, 72, 85 and 109-110) Noninterest expense (tables on pages 23, 25-28, 51, 53, 72, 85 and 109-110) Merger-related and restructuring expenses (tables on pages 14, 23, 49, 51, 53, 72, 85 and 115) Income taxes (tables on pages 14, 25-28, 51, 53, 72, 74, 85, 109-110 and 116)	21,47	We describe in more detail the topics highlighted in the Executive Summary.

Business Segments Key performance metrics (tables on pages 25-28 and 109-110) General Bank (tables on pages 25 and 109-110) Wealth Management (tables on pages 26 and 109-110) Corporate and Investment Bank (tables on pages 26 and 109-110) Capital Management (tables on pages 27-28 and 109-110) Parent (tables on pages 28 and 109-110)	23,47	Then we review results from our business segments in depth, including the metrics we used to evaluate segment results.

Balance Sheet Analysis Earning assets (tables on pages 21 and 65-66) Securities (tables on pages 21, 29, 65-66, 71, 74, 83, 88 and 91) Loans (tables on pages 21, 25-28, 30, 54-56, 65-66, 71, 83, 94, 97-98 and 109-110) Asset quality (tables on pages 31-33, 50, 57-61 and 99) Charge-offs (tables on pages 31-33, 57 and 59) Consumer and commercial real estate (tables on pages 30-32, 57-61) Commitments (tables on pages 25-28, 99 and 109-110) Industry concentrations (table on page 30) Nonperforming assets (tables on pages 31-32, 50 and 60) Goodwill (tables on pages 62, 71, 74, 83-84 and 100)	29,47	The two primary groups of assets that we hold on our balance sheet are securities and loans, which we call earning assets. We discuss these earning assets and related topics such as the mix of our loan portfolio and asset quality here.

Liquidity and Capital Adequacy Core deposits (other deposit tables on pages 21, 63, 65-66, 71 and 109-110) Purchased funds (tables on pages 21, 65-66, 71, 74 and 101) Long-term debt (tables on pages 21, 51, 65-66, 71, 74 and 102) Stockholders’ equity (tables on pages 35, 51, 53, 64, 66, 71 and 73) Subsidiary dividends (table on page 136) Regulatory capital (tables on pages 50 and 64)	33,48	Here we describe our funding strategies and our management of liquidity — or the ease with which an asset may be converted into cash at no or little risk, or how funds may be raised in various markets.
Debt ratings	Inside Back Cover

Off-Balance Sheet Transactions Off-balance sheet summary (tables on pages 36, 129 and 134)	35	We also provide information about our “off-balance sheet” activities such as guarantees and retained interests from securitizations.
Off-Balance Sheet Arrangements with Unconsolidated Entities (table on page 37)	36	Discussion of the various types of arrangements we enter into in the normal course of business with unconsolidated entities, such as special purpose entities (SPEs).

Risk Management Allowance for loan losses and reserve for unfunded lending commitments (tables on pages 31, 33, 50, and 57-59) Credit risk management Derivatives (tables on pages 121-127) Earnings sensitivity (table on page 43) Interest rate risk management (graph on page 42) Liquidity risk management (table on page 41) Market risk management (graphs on page 40) Operational risk management Trading activities (tables on pages 52, 65-66 and 87)	37	This section discusses the types of risk to which our business is exposed in the ordinary course of business and our strategies for mitigating that risk.
12     Wachovia Corporation 2007 Annual Report

Selected Financial Data Explanation of our use of non-GAAP financial measures Selected statistical data Five-year summaries of income Selected ratios Selected quarterly data	49-53	These tables provide often-requested information, including multi-year and quarterly comparisons of our results.

Management’s Report on Internal Control over Financial Reporting	68	In this letter, we affirm our responsibilities related to the reliability of our financial reporting. We are committed to presenting financial results that are complete, transparent and understandable.

Reports of Independent Registered Public Accounting Firm	69-70	In these reports, our auditor, KPMG, expresses its independent opinions on our consolidated financial statements and on our internal controls over financial reporting.

Consolidated Financial Statements Consolidated balance sheets Consolidated statements of income Consolidated statements of changes in stockholders’ equity Consolidated statements of cash flows	71-74	These four statements, and the Notes to Consolidated Financial Statements that accompany them, have been prepared by management.

Notes to Consolidated Financial Statements
Summary of significant accounting policies
Business combinations and dispositions
Trading account assets and liabilities
Securities
Variable interest entities, securitizations and retained beneficial interests, and servicing assets
Loans, net of unearned income
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
Commitments and guarantees
Litigation and other regulatory matters
Fair value of financial instruments
Wachovia Corporation (parent company)
	75-137	In these notes, we describe the policies we use in accounting for our assets, liabilities and operating activities. We also discuss our significant acquisitions and divestitures and provide additional information about our primary assets, including securities and loans, and funding sources, such as short-term borrowings and long-term debt, along with our off-balance sheet commitments. Specific details are included for our stock-based compensation, income taxes and business segments. We believe you will find useful information to help you more fully understand our financial statements in these disclosures, which are provided to meet accounting and reporting requirements and are presented in stipulated formats.

Ratios
Capital and leverage (tables on pages 50 and 64)
Common stockholders’ equity to assets (table on page 53)
Dividend payout ratio (tables on pages 49 and 52)
Economic profit (tables on pages 25-28)
Efficiency ratio (tables on pages 25-28)
Fee and other income as % of total revenue (table on page 50)
Net interest margin (tables on pages 21 and 66)
Profitability (ROA and ROE) (tables on pages 50, 52 and 53)
Risk adjusted return on capital (tables on pages 25-28)
Total return performance
	49-53 35 24 21 24 50	Throughout this document, we provide information about the key performance indicators by which we measure our success in driving shareholder value, including measures that serve as benchmarks for our management team’s compensation.

Glossary of Financial Terms	138	More definitions to help you understand our businesses. Includes market share and market rank in our banking states. These are the people who lead our company.
Geographic Reach	139
Board of Directors and Operating Committee	140

Stockholder Information	Inside Back Cover	We end with information about our Annual Meeting, how to contact us, and for our fixed income investors, we provide a summary table of our debt ratings.
Wachovia Corporation 2007 Annual Report     13

Management’s Discussion and Analysis
The following discussion and analysis is based primarily on amounts presented in our consolidated financial statements, which are prepared in accordance with U.S. generally accepted accounting principles, or GAAP. This discussion contains forward-looking statements. Please refer to our 2007 Annual Report on Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.
Summary Results of Operations

	Years Ended December 31,
(In millions, except per share data)	2007	2006	2005

Net interest income (GAAP)	$18,130	15,249	13,681
Tax-equivalent adjustment	152	155	219

Net interest income (a)	18,282	15,404	13,900
Fee and other income	13,297	14,665	12,323

Total revenue (a)	31,579	30,069	26,223
Provision for credit losses	2,261	434	249
Other noninterest expense	19,133	16,994	15,243
Merger-related and restructuring expenses	265	179	292
Other intangible amortization	424	423	416

Total noninterest expense	19,822	17,596	15,951
Minority interest in income of consolidated subsidiaries	571	414	342
Income taxes	2,461	3,725	3,033
Tax-equivalent adjustment	152	155	219

Income from continuing operations	6,312	7,745	6,429
Discontinued operations, net of income taxes	—	46	214

Net income	$6,312	7,791	6,643

Diluted earnings per common share from continuing operations	$3.26	4.61	4.05

Diluted earnings per common share based on net income	$3.26	4.63	4.19

(a)	Tax-equivalent.
Executive Summary
Our earnings are primarily generated through four core businesses, two of which largely conduct traditional banking activities — the General Bank and Wealth Management — and two with businesses that are largely related to financial market activities — the Corporate and Investment Bank and Capital Management. In the following discussion, we explain this diverse group of businesses and why we believe our shareholders and customers benefit over time from this balance and diversity. In addition, throughout this document, we address key performance indicators of our financial position and results of operations that drive shareholder value and serve as benchmarks to compensate management. We also note important trends and uncertainties affecting our businesses, and analyze liquidity and capital resources.
Our diversified business model provides a broad mix of financial products and services, delivered through multiple distribution channels. This means that in addition to the typical lending and deposit-taking activities of traditional banking companies, we also offer investment products and services for retail and institutional customers, and capital markets financing alternatives for institutional and corporate clients. This business mix produces revenue from the interest income earned on loans and securities, as well as fee income from typically faster-growth but less predictable markets-related businesses of investment banking, asset management and retail brokerage. The continued turmoil in the capital markets and the dramatic change in the credit environment in the second half of the year weighed heavily on Wachovia’s results in 2007, and overshadowed solid momentum in many of our businesses.
Net income in 2007 was $6.3 billion, down 19 percent from 2006, while diluted earnings per common share were down 30 percent to $3.26. These results included net market disruption-related valuation losses of $3.1 billion, of which $2.9 billion was in our Corporate and Investment Bank, $94 million was in the Parent, and $57 million was in Capital Management. Also reducing the bottom line was a $1.8 billion increase in the provision for credit losses to $2.3 billion. The provision exceeded net charge-offs by $1.3 billion, which included $50 million of market disruption-related valuation losses related to impaired loans.
The components of the market disruption-related valuation losses that we recorded in the third and fourth quarters of 2007 are summarized below, with further information provided in the Corporate Results of Operations, Net Interest Income and Margin, Fee Income, Corporate and Investment Bank, Capital Management and Off-Balance Sheet Transactions sections that follow. The Outlook section also has additional information.
Market Disruption-Related Losses, Net

	2007
	Trading	Securities		Provision
	profits	gains	Other	for credit
(Pre-tax dollars in millions)	(losses)	(losses)	income	losses	Total

Corporate and Investment Bank
ABS CDO and other subprime-related	$(1,077)	(263)	(38)	—	(1,378)
Commercial mortgage (CMBS)	(367)	—	(721)	—	(1,088)
Consumer mortgage	(105)	—	(100)	—	(205)
Leveraged finance	245	(3)	(421)	—	(179)
Other structured products	(50)	—	—	—	(50)

Total	(1,354)	(266)	(1,280)	—	(2,900)
Capital Management
Asset-backed commercial paper	—	(57)	—	—	(57)
Parent
Impairment losses	—	(44)	—	(50)	(94)

Total, net	$(1,354)	(367)	(1,280)	(50)	(3,051)

For a number of years, we have been a major participant in structuring and underwriting fixed income investment products backed by pools of loans, such as commercial mortgage-backed securities (CMBS) and residential mortgage-backed securities (RMBS), as well as collateralized debt obligations (CDOs), which are typically backed by pools of bonds including CMBS and RMBS, loans and other assets.

14     Wachovia Corporation 2007 Annual Report

We have also been a participant in underwriting and syndicating leveraged commercial loans.
Our CMBS and RMBS structuring activities involve consumer and commercial real estate loans underwritten primarily through our direct origination channels. Our CDO business involves transactions predominantly backed by commercial loans and commercial real estate loans. While we do not operate a subprime residential origination channel, we have purchased subprime residential assets such as RMBS as part of our CDO distribution strategy.
In the second half of 2007, the financial markets experienced unprecedented deterioration, particularly the markets for subprime RMBS and for CDOs collateralized by subprime RMBS, which we refer to as ABS CDOs, as well as for CMBS. Rising defaults and delinquencies in subprime residential mortgages as well as rating agencies’ downgrades of a large number of subprime RMBS led to significant declines in the valuations of these types of securities and certain indices that serve as a reference point for determining the value of such securities. Despite relatively strong commercial real estate fundamentals and performance of underlying loans, growing concerns over the U.S. economy and reduced liquidity in the commercial real estate sector led to declines in the value of CMBS and CDOs backed by commercial real estate loans. In addition, investor reaction to market conditions and expectations of returns on commercial loans led to declines in the value of leveraged finance commitments.
We have taken steps to significantly reduce the size of our exposure to structured products and leveraged finance assets originally intended for distribution, which have been most exposed to market disruptions, specifically ABS CDOs, subprime RMBS, CMBS and leveraged finance commitments. The table above right shows our remaining exposure at December 31, 2007, and the comparable changes in those exposures since September 30, 2007.
In the second half of 2007, we elected to transfer certain assets that were originally intended for distribution to the loan portfolio based on our view that the market valuations provided attractive longer term investment returns. These assets were transferred at fair value and are no longer being marketed. These transfers included $181 million of subprime-related assets and $1.6 billion of commercial mortgage-related assets and on January 18, 2008, $2.5 billion of foreign commercial mortgage-related assets representing 54 positions.
As of December 31, 2007, our notional subprime ABS CDO distribution exposure, net of hedges with financial guarantors, was $821 million and our subprime RMBS exposure of $1.9 billion was rated AAA or equivalent by rating agencies.
In 2007, our ABS CDO valuation losses include write-downs equivalent to substantially all of Wachovia’s $300 million
Subprime-related, CMBS and Leveraged Finance Distribution Exposure, Net

		12/31/07
		Exposure
	12/31/07	hedged with	12/31/07	9/30/07
	Gross	various	Net	Net
(In millions)	exposure	instruments	exposure	exposure

ABS CDO-related exposures:
Super senior ABS CDO exposures
High grade	$2,403	(2,403)	—	—
Mezzanine	2,388	(1,775)	613	1,228
CDO-squared	—	—	—	—

Total super senior ABS CDO-related	4,791	(4,178)	613	1,228
Other retained ABS CDO-related	208	—	208	559

Total ABS CDO-related (a)	4,999	(4,178)	821	1,787
Subprime RMBS exposures: (b)
AAA rated	1,948	—	1,948	2,093
Below AAA rated (net of hedges)	(253)	—	(253)	(43)

Total subprime RMBS exposure	1,695	—	1,695	2,050

Total subprime-related exposure	6,694	(4,178)	2,516	3,837
Commercial mortgage-related (CMBS)	11,453	(3,889)	7,564	10,503
Leveraged finance (net of applicable fees)	$ n.a.	n.a.	9,129	11,086

(a)	$2.2 billion is hedged with highly rated monoline financial guarantors. $945 million is hedged with a AA-rated large European bank and $1.1 billion is hedged with a large global multi-line insurer, both under margin agreements.

(b)	Assumes that for $313 million of subprime whole loan positions, if accounted for in securities form, 70 percent would be AAA and 30 percent below AAA.
investment in BluePoint Re, a Wachovia consolidated subsidiary that is a financial guaranty re-insurer licensed in Bermuda. On February 1, 2008, Moody’s Investor Service announced that it had placed BluePoint Re on review for possible downgrade. We have no further obligation to inject capital into BluePoint Re or to fund any additional losses.
Our CMBS mark-to-market exposure of $7.6 billion at December 31, 2007, was reduced to $3.6 billion as of January 18, 2008, which represented a 10-year duration equivalent exposure of $870 million. More than 50 percent of the exposure was AAA-rated or equivalent.
Leveraged finance exposure at December 31, 2007, of $9.1 billion included $7.2 billion of unfunded commitments and only $50 million of bridge equity exposure.
The fair values of all of our assets that are subject to market valuation adjustments, including subprime RMBS and ABS CDOs, CMBS warehouse assets and leveraged finance commitments, depend on market conditions and assumptions that may change over time. Accordingly, the fair values of these investments in future periods and their effect on our financial results will depend on future market developments and assumptions and may be materially greater or less than the changes in values during 2007 discussed above.
Other Earnings Factors Results included after-tax net merger-related and restructuring expenses of $156 million, or 8 cents per share, in 2007 and $115 million, or 7 cents per share, in 2006. Revenues and expenses also reflect the impact of several acquisitions in 2007 and 2006, including A.G. Edwards Inc. from October 1, 2007; a majority interest

Wachovia Corporation 2007 Annual Report     15

Management’s Discussion and Analysis
in European Credit Management Ltd. (ECM), a London-based fixed income investment management firm, from January 31, 2007; Golden West Financial Corporation (parent of the former World Savings Bank, FSB, now Wachovia Mortgage, FSB) from October 1, 2006; and Westcorp and WFS Financial (together, Westcorp) from March 1, 2006. In addition, results include the effect of the divestiture of our subprime mortgage servicing operation in late 2006.
The retail brokerage operations of A.G. Edwards were consolidated with Wachovia Securities, LLC, our retail securities brokerage subsidiary, on January 1, 2008, and the combined firm is headquartered in St. Louis, Missouri. This combination gives us a national footprint of more than 3,700 brokerage locations, including 1,500 dedicated retail offices nationwide, $1.2 trillion in client assets and more than 14,600 financial advisors.
While the market disruption and credit headwinds diminished our 2007 earnings, we experienced solid growth in many of our businesses. Growth in 2007 compared with 2006 came from:
•	5 percent higher revenue, driven by increased loans, deposits, fiduciary and asset management fees, commissions and service charges due to acquisitions and to organic growth. These results were muted by a 9 percent decline in fee and other income as a result of the market disruption.

•	19 percent higher net interest income, driven by increased earning assets despite 17 basis points of margin compression reflecting customer preference for fixed rate deposits and loans, as well as the effect of higher wholesale borrowing and increased liquidity levels. Average loans rose $121.4 billion, primarily on the full year effect of the Golden West acquisition, and average core deposits increased $70.2 billion.
Noninterest expense rose 13 percent, primarily reflecting the impact of acquisitions, legal and nonmerger severance expense, as well as continued investment for future growth. The 2007 tax rate on a tax-equivalent basis of 29.27 percent compared with 33.42 percent in the previous year, with the decrease largely reflecting the effect of lower pre-tax income.
Wachovia is one of the nation’s largest lenders, and changes in the credit quality of our loan portfolio can have a significant impact on earnings. Deterioration in credit metrics in 2007 largely reflected significant weakness in the housing market, which materially affected our performance. However, we continue to believe that the highly collateralized nature of our portfolio positions us well in the face of rising credit costs. In 2007 our net charge-offs were $972 million, an increase of $606 million from 2006, and represented an 11 basis point increase in the net charge-off ratio to 0.23 percent of average net loans. This included increased commercial net charge-offs of $252 million, up $228 million from 2006, largely in commercial real estate. The increase in consumer net charge-offs of $378 million was driven by increased losses of $182 million in auto loans and $111 million in our payment option mortgage product called Pick-a-Payment, which included $64 million related to an alignment in charge-off methodology to record charge-offs at 180 days past due rather than when we take possession of the property. Based on the accelerated deterioration in the housing market, our expected loss factors for the Pick-a-Payment product increased, and included a forecast for nearly 20 percent portfolio-weighted nationwide home price deterioration between mid 2007 and the end of 2008 for loans as well as increased defaults.
Nonperforming assets, including loans held for sale, were $5.4 billion, representing a ratio of nonperforming assets to loans, foreclosed properties and loans held for sale of 1.14 percent, an increase of $4.1 billion, or 82 basis points, from 2006. Provision expense increased to $2.3 billion in 2007 from $434 million in the prior year, driven largely by the effect of dramatic deterioration in certain housing markets as well as loan growth. We continue to mitigate the risk and volatility of our balance sheet through prudent risk management practices, including enhanced collection efforts.
The capital markets disruption and credit headwinds diminished results in some of our businesses, hitting our Corporate and Investment Bank (CIB) particularly hard, with their earnings down 68 percent to $780 million. However, CIB has a number of businesses that were not adversely affected by the market disruption, as described further in the Corporate and Investment Bank section. In addition, while absorbing increased credit costs, our other core banking businesses continued to generate strong performance, as did our brokerage operations. The General Bank’s earnings rose 20 percent to $5.5 billion, reflecting the full year impact of the Golden West acquisition as well as organic growth in loans, deposits and services charges. Wealth Management’s earnings grew 6 percent to $320 million and reflected strength in fiduciary and asset management fees on continuing growth related to the 2006 rollout of an open architecture investment platform, as well as a pricing initiative implemented in the third quarter of 2007. Capital Management grew earnings 33 percent to $1.2 billion, primarily reflecting strength in retail brokerage managed account fees and higher retail brokerage transaction activity as well as the impact of the A.G. Edwards and ECM acquisitions.
Average loans increased 39 percent from 2006 to $429.1 billion. Average consumer loans rose 62 percent, driven by the full year effect of the Golden West acquisition and organic growth. We have expanded our focus on consumer lending over the past two years, and now offer a broader suite of mortgage products through our extended bank branch network, auto loans through our expanded dealer financial services network, and direct issuance of credit cards to our

16     Wachovia Corporation 2007 Annual Report

customers within our banking footprint. In 2007, traditional mortgage loans grew 14 percent year over year. Home equity loans were essentially flat year over year largely reflecting lower utilization and tightened underwriting in weaker housing markets. Auto loans increased 34 percent. Average commercial loan growth of 16 percent reflected organic growth in middle-market commercial, large corporate loans and expansion in international lending. In 2008, we expect new loan growth to moderate due to increased pricing discipline, tighter underwriting guidelines and greater emphasis on portfolio lending rather than on originating to sell.
Average core deposits increased 23 percent from 2006 to $379.3 billion, including the full year effect of Golden West. Average low-cost core deposits increased 6 percent from 2006 to $257.6 billion, despite lower average account balances and a continued shift to higher cost deposits. We expect deposits to grow further in 2008 as we expand product distribution in the newly integrated former World Savings branches, offer FDIC sweep deposits in the former A.G. Edwards franchise, grow mortgage escrow balances, increase productivity in our de novo (or new) branches and benefit from new product introductions throughout our marketplace. We also continue to enhance the efficiency of our financial center network and expand our presence in higher growth markets. This has resulted in higher expenses, largely in the General Bank. In 2007, we opened 109 de novo branches, consolidated 128 branches and expanded our commercial banking presence, which added $148 million to noninterest expense.
We paid common stockholders dividends of $4.6 billion, or $2.40 per share, in 2007, and $3.6 billion, or $2.14 per share in 2006. We remain well positioned in a challenging environment with a strong liquidity position and capital levels. In December 2007, we issued $2.3 billion of preferred stock and $838 million of trust preferred securities at compelling pricing levels. Earlier in 2007, we issued $1.7 billion of trust preferred securities. In addition, in early 2008, we issued $3.5 billion of preferred stock, which will increase tier 1 capital by 59 basis points. Our balance sheet is strong and well capitalized under regulatory guidelines with a tier 1 capital ratio of 7.35 percent, a leverage ratio of 6.09 percent and a tangible capital ratio of 4.29 percent at December 31, 2007. More information is in the Stockholders’ Equity section.
Outlook
With the disruption in the capital markets in the second half of 2007, our diversified business model and fundamental strengths continued to serve us well despite pressure on our markets-oriented businesses. Revenue generation from many of these markets-related businesses will be challenged over the next few quarters, but longer term we are optimistic that our strong capital and liquidity and clear understanding of the needs of our customers and investors position us well to capitalize on the opportunities arising in the wake of these market conditions.
Looking ahead, we are taking appropriate steps to ensure that as financial markets remain unsettled, we focus intently on controlling costs and on actively managing our exposures in a challenging credit environment. We are confident our company is in the right businesses for long-term growth, and that our strategy of focusing on high growth businesses and markets, customer service, expense discipline, and our commitment to strong credit risk management will continue to create value for shareholders over the long term.
In 2008, we are confident we will generate sufficient cash earnings to cover dividend payments, build credit reserves as warranted by our models, invest in our businesses, support balance sheet growth and improve capital ratios. Our outlook for 2008, which follows, generally assumes a slowing U.S. economy overall and a steepening yield curve including the effect of declining short-term interest rates. Based on these assumptions, for full year 2008 compared with full year 2007, and before merger-related and restructuring expenses, we expect:
•	Net interest income growth will be driven by loan and deposit growth and spread widening.

•	Nominal fee income from businesses in disrupted markets.

•	Solid fee income growth in service charges, interchange fees, fiduciary and asset management fees and commissions, global rates, high grade, treasury and trade finance, merger and acquisition advisory services, and equities.

•	Estimated gains in first quarter 2008 of $250 million to $350 million, which are related to adoption of new accounting standards for fair value (see the Accounting and Regulatory Matters section for more information).

•	Continued expense discipline including efficiencies related to the Golden West and A.G. Edwards acquisitions and actions taken in the second half of 2007 largely related to the market disruption. First quarter 2008 results will include stock compensation expense of $90 million to $100 million.

•	Minority interest expense in line with 2007 results.

•	A continued rise in credit costs, but at manageable levels; provision expense in the first half of 2008 is expected to remain below 75 basis points.

•	An effective income tax rate of approximately 32 percent to 34 percent on a tax-equivalent basis.

•	Use of excess capital to pay dividends, fund growth and build capital.

Wachovia Corporation 2007 Annual Report     17

Management’s Discussion and Analysis
We are focused on ensuring a successful integration of our acquisitions, including A.G. Edwards as described above and the further integration of the former World Savings offices, which is scheduled for completion by mid-2008 in the overlapping states in our Eastern regions. The integration of former World Savings offices in our Western regions was successfully completed in the fall of 2007.
When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We routinely explore acquisition opportunities in areas that would complement our core businesses, and conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations take place and future acquisitions involving cash, debt or equity securities could occur.
Critical Accounting Policies
Our accounting and reporting policies are in accordance with U.S. GAAP, and conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimations. We have identified five policies as being particularly sensitive to judgments and the extent to which significant estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities.
Other accounting policies, such as pension liability measurement and stock option fair value determination, also involve the use of judgment and estimates, but the impact of the estimates is not significant to our consolidated results of operations. The Audit Committee of our board of directors reviews all significant policies, the judgment and estimation processes involved, and related disclosures.
Our policy on the allowance for loan losses applies to all loans, but is different from the methodology used to allocate the provision for credit losses for segment reporting purposes, which is discussed in applicable Notes to Consolidated Financial Statements. The policy on fair value of certain financial instruments applies largely to the Corporate and Investment Bank and the Parent, both of which hold large portfolios of securities and derivatives. The policy on consolidation affects the Corporate and Investment Bank, Capital Management and the Parent, all of which are involved in structuring securitization transactions. The policies on goodwill impairment and contingent liabilities affect all segments.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses and reserve for unfunded lending commitments, which we refer to collectively as the allowance for credit losses, are maintained at levels we believe are adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. We monitor various qualitative and quantitative credit metrics and trends, including changes in the levels of past due, criticized and nonperforming loans as part of our allowance modeling process. In addition, we rely on estimates and exercise judgment in assessing credit risk.
We employ a variety of modeling and estimation tools for measuring credit risk. These tools are periodically reevaluated and refined as appropriate. The following provides a description of each component of our allowance for credit losses, the techniques we currently use and the estimates and judgments inherent in each.
Our model for the allowance for loan losses has four components: formula-based components for both the commercial and consumer portfolios, each including a factor for historical loss variability; a reserve for impaired commercial loans; and an unallocated component.
For commercial loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed by credit grade. Average losses for each credit grade reflect the annualized historical default rate and the average losses realized for defaulted loans.
For consumer loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed by product classification. We compute average losses for each product class using historical loss data, including analysis of delinquency patterns, origination vintage and various credit risk forecast indicators. Specifically for certain residential real estate loans, we use borrowers’ standard credit scoring measure (FICO), loan-to-value ratios for underlying properties, home price appreciation or depreciation data and other general economic data in estimating losses. In certain cases, we may stratify the portfolio geographically in the estimation of future home value changes.
For both commercial and consumer loans, the formula-based components include additional amounts to establish reasonable ranges that consider observed historical variability in losses. This historical loss variability component represents a measure of the potential for significant volatility above average losses over short periods. Factors we may consider in setting these amounts include, but are not limited to, industry-specific data, geographic data, portfolio-specific risks or concentrations, and macroeconomic conditions. At December 31, 2007, the formula-based components of the

18     Wachovia Corporation 2007 Annual Report

allowance were $2.2 billion for commercial loans and $2.0 billion for consumer loans, compared with $1.9 billion and $1.3 billion, respectively, at December 31, 2006.
We have established specific reserves within the allowance for loan losses for impaired commercial loans. We individually review any nonaccrual commercial loan with a minimum total exposure of $10 million in the Corporate and Investment Bank and $5 million in other segments to determine the amount of impairment, if any. In addition, certain nonaccrual commercial real estate loans in the Corporate and Investment Bank having a minimum exposure of $5 million are also reviewed individually. The reserve for each individually reviewed loan is based on the difference between the loan’s carrying amount and the loan’s estimated fair value. No other reserve is provided on impaired loans that are individually reviewed. At December 31, 2007, the allowance for loan losses included $226 million and the reserve for unfunded lending commitments included $4 million for individually reviewed impaired loans and facilities. At December 31, 2006, these amounts were $14 million and $5 million, respectively.
The allowance for loan losses is supplemented with an unallocated component to reflect the inherent uncertainty of our estimates. The amount of this component and its relationship to the total allowance for loan losses may change from one period to another as warranted by facts and circumstances. We anticipate the unallocated component of the allowance will generally not exceed 5 percent of the total allowance for loan losses. At December 31, 2007, the unallocated component of the allowance for loan losses was $165 million, or 4 percent of the allowance for loan losses, compared with $160 million, or 5 percent, at December 31, 2006.
The reserve for unfunded lending commitments, which relates only to commercial business where our intent is to hold the funded loan in the loan portfolio, is based on a modeling process that is consistent with the methodology described above for the commercial portion of the allowance. In addition, this model includes as a key factor the historical average rate at which unfunded commercial exposures have been funded at the time of default. At December 31, 2007 and 2006, the reserve for unfunded lending commitments was $210 million and $154 million, respectively, including the reserve for impaired commitments.
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
Fair Value of Certain Financial Instruments Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between a willing buyer and seller (also referred to as “exit price”). This definition is codified in Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, which we adopted along with SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008. SFAS 157 also categorizes fair value measurements into three levels based on the extent to which the measurement relies on observable market prices.
The following classes of financial instruments, both on- and off-balance sheet, are currently recorded at fair value or lower of cost or market value:
•	Trading assets and liabilities, including debt and equity securities and derivatives, with unrealized gains and losses recorded in earnings.

•	Debt and equity securities and retained interests in securitizations classified as available for sale, with unrealized gains and losses recorded in stockholders’ equity.

•	Derivatives designated as fair value or cash flow accounting hedges, with unrealized gains and losses recorded in earnings for fair value hedges and in stockholders’ equity for cash flow hedges.

•	Principal investments, which are classified in other assets and which include public equity and private debt and equity investments, with realized and unrealized gains and losses recorded in earnings. Certain principal investments are recorded at values such that gains or losses are not recorded until certain events confirm the value has changed, such as a subsequent round of funding by the investee or receipt of distributions from private equity funds. Under SFAS 157, the valuation methodology for principal investments will change significantly as described in more detail in the Accounting and Regulatory Matters section.

•	Loans held for sale, which are recorded at the lower of cost or market value, with write-downs and related recoveries of previous write-downs recorded in earnings.
Unfunded commitments for loans where management’s intent is to sell all or part of the funded loan, largely in our leveraged finance business, are off-balance sheet; however, a reserve is recorded in accordance with SFAS 5, Accounting for Contingencies, when management believes that a loss is both probable and estimable. The loss estimate is based

Wachovia Corporation 2007 Annual Report     19

Management’s Discussion and Analysis
on management’s assessment of either the amount we would pay to transfer the commitment or the difference between the assumed funded amount, if the loan were to fund currently, and the amount at which the loan could be sold currently.
Additionally, assets, liabilities (both financial and nonfinancial), off-balance sheet instruments and identified intangible assets acquired in a business combination are initially recorded at fair value with the difference between the total fair value and the purchase price recorded as goodwill. Preliminary fair value estimates are subject to refinement for up to one year following consummation of a business combination.
In determining the fair value of financial instruments, we use market prices of the same or similar instruments whenever such prices are available, even in situations where trading volume may be low when compared with prior periods as has been the case during the current market disruption. We do not use prices involving distressed sellers in determining fair value. Where necessary, we estimate fair value using other market observable data such as prices for synthetic or derivative instruments, market indices, industry ratings of underlying collateral or models employing techniques such as discounted cash flow analyses. The assumptions used in the models, which typically include assumptions for interest rates, credit losses and prepayments, are corroborated by and independently verified against market observable data where possible. In valuing instruments where the underlying collateral is real estate or where the fair value of an instrument being valued highly correlates to real estate prices, we use market observable real estate data. Where appropriate, we may use a combination of these valuation approaches.
Where the market price of the same or similar instruments is not available, the valuation of financial instruments becomes more subjective and involves a high degree of judgment. Where modeling techniques are used, the models are subject to independent validation procedures in accordance with our risk management policies and procedures. Further, all pricing data is subject to independent verification.
While we did not adopt SFAS 157 until January 1, 2008, we estimate that at December 31, 2007, less than 3 percent of our total assets and less than 1 percent of our total liabilities meet the definition in SFAS 157 of a Level 3 valuation where Level 3 involves the most subjective inputs. Generally, Level 3 valuations involve the use of pricing models or other valuation techniques as described above. Where models are employed, we apply the models consistently from period to period, and model assumptions reflect our understanding of what market participants would use. The Accounting and Regulatory Matters section has additional information on SFAS 157 and SFAS 159.
Consolidation In certain asset securitization transactions that meet the applicable criteria to be accounted for as sales, we sell assets to an entity referred to as a qualifying special purpose entity (QSPE), which is not reflected in our consolidated financial statements. In order for a special purpose entity to be considered a QSPE, it must meet a series of requirements at the inception of the transaction and on an ongoing basis. These requirements strictly limit the activities in which a QSPE may engage and the types of assets and liabilities it may hold. In some cases, these criteria are subject to interpretation. To the extent any QSPE fails to meet these criteria, we may be required to consolidate its assets and liabilities on our consolidated balance sheet.
The FASB has a project under way in which it is addressing, among other matters, what activities a QSPE may perform. The outcome of this project may affect the entities we consolidate in future periods. The Accounting and Regulatory Matters section has additional information on this FASB project.
We also sell assets to and have involvement with other special purpose entities, some of which are variable interest entities (VIE). These include certain financing activities primarily conducted for corporate clients, including the conduit that we administer, transactions such as collateralized debt obligations, partnerships, synthetic lease trusts and trust preferred securities.
Under the provisions of FASB Interpretation (FIN) No. 46 (revised), Consolidation of Variable Interest Entities (FIN 46R), a VIE is consolidated by a company holding the variable interest that will absorb a majority of the VIE’s expected losses, or receive a majority of the expected residual returns, or both. The company that consolidates a VIE is referred to as the primary beneficiary. Applicable Notes to Consolidated Financial Statements provide additional information.
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
Goodwill Impairment As discussed in the Business Segments section, we operate in four core business segments. Our reporting units for testing goodwill are our lines of business that are one level below the core business segments, where applicable. These reporting units are General Bank: Commercial, Retail and Small Business; Wealth Management; Corporate and Investment Bank: Corporate

20     Wachovia Corporation 2007 Annual Report

Lending, Investment Banking, and Treasury and International Trade Finance; and Capital Management: Retail Brokerage Services and Asset Management.
We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. If the carrying amount of reporting unit goodwill exceeds its implied fair value, we would recognize an impairment loss in an amount equal to that excess.
Fair values of reporting units in 2007 were determined using two methods, one based on market earnings multiples of peer companies for each reporting unit, and the other based on discounted cash flow models with estimated cash flows based on internal forecasts of revenues and expenses. The earnings multiples for the first method ranged between 8.4 times and 17.8 times. The estimated cash flows for the second method used market-based discount rates ranging from 11.4 percent to 17.2 percent. These two methods provide a range of valuations that we use in evaluating goodwill for possible impairment. Our goodwill impairment testing for 2007, which was updated at year-end 2007 as a result of the market disruption, indicated that none of our goodwill is impaired. As a result of the market disruption, the excess of the fair value over the carrying value narrowed in reporting units that include markets-related businesses. An extended period of further significant market deterioration may impair our goodwill in the future. Applicable Notes to Consolidated Financial Statements provide additional information.
Contingent Liabilities We are subject to contingent liabilities, including judicial, regulatory and arbitration proceedings, tax and other claims arising from the conduct of our business activities. These proceedings include actions brought against us and/or our subsidiaries with respect to transactions in which we and/or our subsidiaries acted as lender, underwriter, financial advisor, broker or in a related capacity. Reserves are established for legal and other claims when it becomes probable we will incur a loss and the amount can be reasonably estimated. Changes in the probability assessment can lead to changes in recorded reserves. In addition, the actual costs of resolving these contingencies may be substantially higher or lower than the amounts reserved for these claims. Applicable Notes to Consolidated Financial Statements provide more information.
Corporate Results of Operations
Net Interest Income and Margin We earn net interest income on the difference between interest income on earning assets, primarily loans and securities, and interest expense on interest-bearing liabilities, primarily deposits and other funding sources. Tax-equivalent net interest income, which is net interest income adjusted to reflect the benefit of interest-earning tax-free assets, increased 19 percent in 2007 from 2006. The effect of earning asset growth of $125.8 bil-
Average Balance Sheets and Interest Rates

	Years Ended December 31,
	2007		2006
	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$4,128	5.74%	$2,793	5.16%
Federal funds sold	13,334	5.13	18,911	4.82
Trading account assets	35,351	5.95	29,695	5.44
Securities	110,863	5.48	118,170	5.38
Commercial loans, net	171,503	7.00	148,459	6.91
Consumer loans, net	257,625	7.48	159,263	7.18

Total loans, net	429,128	7.29	307,722	7.05

Loans held for sale	18,411	6.86	10,428	6.78
Other earning assets	8,603	6.83	6,343	7.54

Risk management derivatives	—	0.03	—	0.11

Total earning assets	619,818	6.84	494,062	6.56

Interest-bearing deposits	355,564	3.64	279,144	3.20
Federal funds purchased	38,493	4.86	48,457	4.56
Commercial paper	5,790	4.49	4,775	4.50
Securities sold short	7,498	3.75	9,168	3.41
Other short-term borrowings	8,195	2.55	6,431	2.26
Long-term debt	148,906	5.37	87,178	5.28
Risk management derivatives	—	0.09	—	0.13

Total interest-bearing liabilities	564,446	4.27	435,153	3.91

Net interest income and margin	$18,282	2.95%	$15,404	3.12%

lion, improving loan spreads and deposit growth were partially offset by the shift to lower spread deposits, increased liquidity levels and higher funding costs in response to the market disruption, as well as increased nonaccrual loans.
The net interest margin, which is the difference between tax-equivalent interest income and interest expense, divided by average earning assets, declined 17 basis points to 2.95 percent, primarily due to growth in lower spread consumer and commercial loans, a shift in deposits toward lower-spread categories, the impact of acquisitions and the effect of an inverted yield curve. The Westcorp acquisition in March 2006 added a portfolio of higher spread auto loans while the October 2006 acquisition of Golden West added lower spread consumer real estate loans.
The average federal funds rate in 2007 was 5 basis points higher than the average rate in 2006, while the average longer-term two-year treasury note rate decreased 46 basis points and the average 10-year treasury note rate decreased 16 basis points. Market rates suggest that in 2008 the yield curve will be steeper than in 2007 as a result of short-term rates falling more than long-term rates. If this expectation materializes, we expect the effect on net interest income and the margin to be positive. The Interest Rate Risk Management section has more information.
In order to maintain our targeted interest rate risk profile, derivatives are often used to manage the interest rate risk

Wachovia Corporation 2007 Annual Report      21

Management’s Discussion and Analysis
inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce current income in the short-term, although we expect them to benefit future periods. In 2007, interest rate risk management-related derivatives reduced net interest income by $380 million, or 6 basis points on our net interest margin, compared with a decrease of $55 million, or 1 basis point, in 2006.
Fee and Other Income Traditionally banks earn fee and other income from service charges on deposit accounts and other banking products and services, and these continue to be a significant component of our fee income. In addition, we have balanced our earnings with a diversified mix of businesses that provide alternative investment and financing products and services for the more sophisticated needs of our clients. These alternative products produce income in our brokerage, asset management and investment banking businesses from commissions and fees for financial advice, custody, insurance, loan syndications and asset securitizations. Additionally, we realize gains when we sell our investments in debt and equity securities. The fees on many of these products and services are based on market valuations and therefore are sensitive to movements in the financial markets. The 9 percent decline in fee and other income in 2007 compared with 2006 reflected the impact of the capital markets disruption on many of our investment banking businesses, resulting in net market-related valuation losses of $3.0 billion and reduced volume in 2007. This was partially offset by strength in fiduciary and asset management fees and commissions largely related to the A.G. Edwards and ECM acquisitions, while the full year effect of the Golden West acquisition contributed to organic growth in service charges. In addition, in 2007 compared with 2006:
•	Increased service charges were driven by strength in consumer service charges on higher volume and improved pricing, while commercial service charges rose on increased volume.
•	Growth in other banking fees was driven by strength in interchange as well as international-related fees, partially offset by lower mortgage banking income, including the divestiture of our subprime mortgage servicing operation in late 2006.
•	Higher commissions reflected the addition of A.G. Edwards, as well as higher retail brokerage transaction activity, including higher equity syndicate volumes in the first half of the year.
•	Growth in fiduciary and asset management fees was driven by strong growth in retail brokerage managed account assets and other brokerage asset-based fees, trust and investment fees, and the addition of A.G. Edwards and ECM.
Fee and Other Income

	Years Ended December 31,
(In millions)	2007	2006	2005

Service charges	$2,686	2,480	2,151
Other banking fees	1,797	1,756	1,491
Commissions	2,878	2,406	2,343
Fiduciary and asset management fees	4,433	3,368	3,115
Advisory, underwriting and other investment banking fees	1,503	1,345	1,109
Trading account profits (losses)	(856)	535	286
Principal investing	759	525	401
Securities gains (losses)	(278)	118	89
Other income	375	2,132	1,338

Total fee and other income	$13,297	14,665	12,323

•	Advisory and underwriting results improved, with strength in merger and acquisition advisory services, high grade and equities underwriting despite market weakness in the second half of the year.
•	Trading account losses were $856 million, reflecting $1.4 billion in losses resulting from the market disruption, including:
•	$ 1.1 billion in subprime residential asset-backed CDOs and other subprime-related products largely relating to losses in warehouse positions.

•	$367 million in commercial mortgage structured products.

•	$105 million in consumer mortgage structured products.

•	$245 million of gains in leveraged finance, net of fees and applicable hedges.
•	Principal investing results were strong largely reflecting a $270 million unrealized gain related to the sale of a minority interest in a portion of the direct investment portfolio.
•	Net securities losses were $278 million including $367 million of market disruption-related net losses, of which $57 million related to the third quarter 2007 purchase of certain asset-backed commercial paper investments from Evergreen money market funds. This compared with net securities gains of $118 million in 2006.
Other income of $375 million was down $1.8 billion from a year ago. Market disruption-related net valuation losses were $721 million in 2007 in our commercial mortgage securitization business, offsetting strong results in the first half of the year; $421 million related to our leveraged finance commitments; and $100 million related to consumer mortgage. Other income also included $210 million lower consumer sale and securitization results on lower volume. Other income in 2006 included a $100 million credit card-related fee.

22     Wachovia Corporation 2007 Annual Report

Noninterest Expense

	Years Ended December 31,
(In millions)	2007	2006	2005

Salaries and employee benefits	$12,190	10,903	9,671
Occupancy	1,343	1,173	1,064
Equipment	1,233	1,184	1,087
Advertising	264	204	193
Communications and supplies	720	653	633
Professional and consulting fees	857	790	662
Sundry expense	2,526	2,087	1,933

Other noninterest expense	19,133	16,994	15,243
Merger-related and restructuring expenses	265	179	292
Other intangible amortization	424	423	416

Total noninterest expense	$19,822	17,596	15,951

Noninterest Expense Noninterest expense, which includes all expense other than the interest expense on deposits and borrowed funds and the provision for credit losses, increased 13 percent in 2007 from 2006. More than 50 percent of the increase was in salaries and employee benefits expense largely attributable to the addition of Golden West and A.G. Edwards, as well as other acquisitions. Salaries and employee benefits expense is our largest component of noninterest expense and is driven by the level of full-time equivalent employees, incentive compensation trends and costs for the health care and retirement benefits we provide. Expenses also reflected $397 million associated with our growth initiatives, including de novo expansion, branch consolidations, western expansion and efficiency initiatives, compared with $255 million in 2006.
Sundry expense includes costs for various legal matters, including costs related to multiple contractual agreements associated with our membership interest in Visa. We anticipate at this time that our proportional share of the proceeds of the planned Visa initial public offering will more than completely offset these liabilities.
We sponsor a defined benefit pension plan for our employees, and salaries and employee benefits expense included $50 million in 2007 and $136 million in 2006 of retirement benefits cost for this plan. This decrease was attributable to the effect of increased contributions in late 2006. This expense reflected estimated returns on the plan assets of 8.5 percent in 2007 and 2006, while actual returns were 13.9 percent and 8.9 percent for the twelve months ended September 30, 2007, and 2006, respectively. The differences between estimated and actual returns are deferred, and along with other amounts, are recognized over the estimated remaining service periods of the plan participants. At December 31, 2007, we had deferred net losses and other items of $732 million, which will be recognized as a component of retirement benefits expense over the next 12 years on a straight-line basis. Applicable Notes to Consolidated Financial Statements have additional information related to this and other pension and postretirement plans, including how we determine the key assumptions used to measure the benefit obligation and retirement benefits expense. The funding of our pension obligation does not represent a significant liquidity commitment for us.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in 2007 of $265 million included $124 million related to A.G. Edwards, $118 million related to Golden West and a net $23 million related to Westcorp and other acquisitions. In 2006, we recorded $179 million of these expenses, which included $64 million related to our acquisition of SouthTrust Corporation in November 2004, $41 million related to the subprime servicing operation divestiture, $40 million related to Golden West and $34 million related to other acquisitions.
Income Taxes Income taxes were $2.5 billion in 2007 and $3.7 billion in 2006. The related income tax rates on a tax-equivalent basis were 29.27 percent and 33.42 percent a year ago. The decrease in the tax rate year over year resulted from lower earnings.
Business Segments
We provide diversified banking and nonbanking financial services and products primarily through four core business segments, the General Bank, Wealth Management, the Corporate and Investment Bank, and Capital Management. We also have a Parent segment that includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. Business segment data excludes merger-related and restructuring expenses, other intangible amortization, the gain on sale of discontinued operations, and the effect of changes in accounting principles. In this section, we discuss the performance and results of these core business segments and the Parent in 2007 compared with 2006. The Comparison of 2006 with 2005 section has details on business segment trends over that period.
We originate and securitize or sell loans, principally commercial mortgages and consumer real estate, auto and student loans. The General Bank results include sales and securitizations of mortgage loans where we generally do not retain significant interests other than servicing rights, and gains and losses on sales are included in other fee income. The Corporate and Investment Bank results include securi-tizations of commercial and consumer loans, with gains and losses reflected in other fee income. We generally retain servicing rights on commercial loan securitizations, but not significant retained interests. In addition, the Corporate and Investment Bank securitizes assets on behalf of customers for whom we may have warehoused the collateral on our balance sheet prior to the transaction. Gains and losses on these transactions are recorded in trading account profits, along with any gains or losses on the assets while we held them. The Parent results include securitizations of other consumer loans in which we have retained interests and/or servicing rights. Gains and losses on these consumer loan

Wachovia Corporation 2007 Annual Report     23

Management’s Discussion and Analysis
securitizations are recorded in other fee income. Certain of these consumer loans are included in the General Bank results as if they had not been securitized; the Parent results include a negative, or contra, loan balance for the consolidated balance sheet.
Applicable Notes to Consolidated Financial Statements discuss in detail the management reporting model on which our segment information is based and also provides a reconciliation of business segment earnings to the consolidated results of operations.
Key Performance Metrics Business segment earnings are the primary measure we use to assess segment performance and to allocate resources. Economic profit, risk adjusted return on capital (RAROC) and efficiency ratios are additional metrics that are based on and calculated directly from segment earnings, and which assist management in evaluating segment results. The first two measures are calculated as follows:
      Economic Profit = Economic Net Income — Capital Charge

           RAROC = Economic Net Income / Economic Capital
Economic profit is a measure of the earnings above an explicit charge for the capital used to support a transaction or business unit. It is calculated as a dollar amount of return. RAROC is a ratio of return to risk and is stated as a percentage.
The return component of both of these measures is economic net income, which reflects two adjustments to segment earnings. First, we replace current period provision expense with expected loss (a statistically derived, forward-looking number that represents the average expected loan losses over time), and second, we remove certain noncash expenses. The risk component for these measures is economic capital, which is discussed below, as is the capital charge used in calculating economic profit.
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
The five types of risk to which we attribute economic capital are:
•	Credit Risk: Credit risk, which represented 58 percent of our economic capital in 2007, is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed-upon terms. Economic capital for all credit risk assets is calculated by the credit analytics group within the risk management organization.
•	Market Risk: The major components of market risk, which represented 20 percent of economic capital in 2007, are interest rate risk inherent in our balance sheet, price risk in our principal investing portfolio and market value risk in our trading portfolios.
•	Operational Risk: Operational risk, which represented 8 percent of our economic capital in 2007, is the risk of loss from inadequate or failed internal processes, people and systems or from external events. This risk is inherent in all our businesses.
•	Additional Risks: Our economic capital framework also captures additional risks beyond credit, market and operational. These include business risk, which represents the potential losses our business lines could suffer that have not been captured elsewhere (such as losses from a difficult business environment), and other risk, which represents the loss in value that fixed assets could realize that is not captured as market risk. Business and other risk represented 14 percent of our economic capital in 2007.
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
We measure the financial returns achieved by a transaction or business unit after deducting a charge for the economic capital required to support the risks taken. We calculate this charge by multiplying the attributed economic capital by the cost of our equity capital (derived through a capital asset pricing model approach). Since 2002, the cost of capital has been 11 percent. The cost of capital is reviewed annually by our treasury division.
We use RAROC and economic profit measures in a variety of ways. They are used to aid in the pricing of transactions such as loans, commitments and credit substitutes in each of our business segments. These transactional measures are aggregated to provide portfolio, business unit, business segment, and ultimately company-level RAROC and economic profit amounts. Incremental activities such as new product analysis, business line extensions and acquisitions are also measured using these tools. Economic profit also is a significant component of certain of our incentive compensation programs.
Changes in Methodology We continuously update segment information for changes that occur in the management of our businesses. In 2007, we updated our segment reporting for the realignment of the General Bank’s private advisory business to Wealth Management and the General Bank’s

24     Wachovia Corporation 2007 Annual Report

commercial real estate business to the corporate lending subsegment in the Corporate and Investment Bank. In addition, in 2007, we moved our cross-border leasing activity from the Corporate and Investment Bank to the Parent to keep it aligned with the way in which this activity is reported to senior management subsequent to the adoption of the new accounting standard for leveraged leases. We also discontinued certain intercompany fee arrangements between Capital Management and the Parent and realigned the reporting of mortgage servicing rights (MSRs) hedging results such that, beginning in 2007, all volatility is now included in the Parent. Our current and historical financial reporting reflects these changes. The impact to segment earnings as a result of these changes was:
•	In the General Bank, a decrease of $626 million in 2006 and $581 million in 2005.

•	In Wealth Management, an increase of $35 million in 2006 and $46 million in 2005.

•	In the Corporate and Investment Bank, an increase of $493 million in 2006 and $405 million in 2005.

•	In Capital Management, a decrease of $20 million in 2006 and $17 million in 2005.

•	In the Parent, an increase of $118 million in 2006 and $147 million in 2005.
General Bank The General Bank includes our Retail and Small Business and Commercial lines of business. The General Bank’s products by business line include:
•	Retail Bank: Checking, savings and money market accounts; time deposits and IRAs; home equity, residential mortgage, student and personal loans; debit and credit cards; mutual funds and annuities.

•	Small Business: Deposit, loan and investment products and services to businesses with annual revenues up to $3 million.

•	Commercial Banking: Commercial deposit, lending, treasury management and dealer financial services to businesses typically with annual revenues between $3 million and $250 million.
The General Bank’s earnings rose 20 percent to $5.5 billion as a result of a larger balance sheet primarily related to the acquisition of Golden West in the fourth quarter of 2006 as well as to organic growth in loans, deposits and service charges, although credit cost headwinds dampened results. Other key General Bank trends in 2007 compared with 2006 included:
•	22 percent revenue growth, led by 28 percent growth in net interest income. The acquisition impact and organic
General Bank
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2007	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$13,717	10,746	8,461
Fee and other income	3,771	3,536	2,799
Intersegment revenue	165	140	138

Total revenue (Tax-equivalent)	17,653	14,422	11,398
Provision for credit losses	858	426	271
Noninterest expense	8,163	6,825	6,060
Income taxes (Tax-equivalent)	3,151	2,618	1,859

Segment earnings	$5,481	4,553	3,208

Performance and other data
Economic profit	$4,224	3,583	2,470
Risk adjusted return on capital (RAROC)	47.66%	56.56	53.22
Economic capital, average	$11,521	7,865	5,851
Cash overhead efficiency ratio (Tax-equivalent)	46.25%	47.33	53.17
Lending commitments	$131,334	119,200	92,455
Average loans, net	297,100	189,520	134,005
Average core deposits	$290,406	224,775	194,848
FTE employees	55,653	56,076	41,303

strength in loan production, particularly in the wholesale businesses, small business and auto also drove net interest income growth.

•	7 percent higher fee and other income, with solid growth in service charges and interchange income more than offsetting the effect of the $100 million credit card fee received in 2006 and a decline in mortgage securitization activity.

•	Commercial loan growth, up 11 percent, driven by robust production in middle-market commercial and business banking. Commercial real estate rose 2 percent reflecting growth in income-producing properties. Consumer loans were up 77 percent, driven by the acquisition impact as well as additional organic growth in traditional mortgage and auto. Home equity loans were down from 2006 reflecting lower demand in the uncertain housing markets and interest rate levels.

•	Average core deposit growth of 29 percent led by consumer certificates of deposit, up $55.3 billion from 2006 on the full year effect of Golden West, and money market deposits, up $3.0 billion year over year. Net new retail checking accounts reached 935,000 in 2007, compared with an increase of 554,000 in 2006. Of the net new retail checking accounts in 2007, more than 100,000 or 11 percent came from the former World Savings branch network.

•	20 percent increase in noninterest expense including Golden West as well as an organizational realignment, which drove salaries and severance costs higher; de novo branch activity, with 109 branches added and 128 consolidated; and other growth initiatives.

Wachovia Corporation 2007 Annual Report     25

Management’s Discussion and Analysis
•	A $432 million increase in the provision for credit losses largely reflecting higher losses in consumer real estate and in auto.

•	An improvement in the overhead efficiency ratio to 46.25 percent despite increased credit costs and continued investment for future growth.
Wealth Management
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2007	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$735	715	674
Fee and other income	798	782	723
Intersegment revenue	13	11	10

Total revenue (Tax-equivalent)	1,546	1,508	1,407
Provision for credit losses	16	4	7
Noninterest expense	1,026	1,029	936
Income taxes (Tax-equivalent)	184	173	170

Segment earnings	$320	302	294

Performance and other data
Economic profit	$238	218	223
Risk adjusted return on capital (RAROC)	47.73%	46.08	52.50
Economic capital, average	$649	622	537
Cash overhead efficiency ratio (Tax-equivalent)	66.35%	68.23	66.50
Lending commitments	$7,011	6,504	5,840
Average loans, net	21,258	18,958	15,767
Average core deposits	$17,099	16,927	15,388
FTE employees	4,712	4,675	4,912

Wealth Management Wealth Management includes banking, personal trust, investment advisory services, charitable services, financial planning and insurance brokerage. Products and services include:
•	Banking: Customized deposit, credit and debt structuring services, including professional practice lending (legal and medical specialties), insurance premium, marine and aircraft financing.

•	Trust and Investment Management: Legacy management such as personal trust, estate settlement and charitable services; investment management products and services including independent manager search and selection; family office services and administration.

•	Insurance: Risk management services encompassing property and casualty, group health and benefit, and life insurance.
Wealth Management’s earnings grew 6 percent to $320 million and reflected strength in fiduciary and asset management fees on continuing growth related to the 2006 rollout of an open architecture investment platform and a pricing initiative implemented in the third quarter of 2007. Other key Wealth Management trends in 2007 compared with 2006 included:
•	A 2 percent increase in fee and other income, driven by 14 percent growth in fiduciary and asset management fees, somewhat offset by lower insurance commissions.

•	A 3 percent increase in net interest income as solid loan growth and modest deposit growth overcame margin compression.

•	Lower noninterest expense reflected efficiency initiatives.

•	11 percent growth in assets under management from year-end 2006 to $83.5 billion as a result of higher market valuations and new sales.
Corporate and Investment Bank
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2007	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$3,316	2,912	2,928
Fee and other income	1,832	4,833	3,768
Intersegment revenue	(140)	(126)	(116)

Total revenue (Tax-equivalent)	5,008	7,619	6,580
Provision for credit losses	117	(34)	(22)
Noninterest expense	3,663	3,756	3,246
Income taxes (Tax-equivalent)	448	1,422	1,232

Segment earnings	$780	2,475	2,124

Performance and other data
Economic profit	$(419)	1,434	1,254
Risk adjusted return on capital (RAROC)	6.65%	29.45	30.52
Economic capital, average	$9,632	7,776	6,426
Cash overhead efficiency ratio (Tax-equivalent)	73.15%	49.29	49.34
Lending commitments	$127,429	117,957	112,327
Average loans, net	81,247	69,390	59,347
Average core deposits	$35,980	31,708	28,662
FTE employees	6,161	6,305	6,358

Corporate and Investment Bank Our Corporate and Investment Bank includes the following lines of business:
•	Corporate Lending: Large corporate lending and commercial leasing.

•	Investment Banking: Equities, merger and acquisition advisory services, the activities of our fixed income division (including interest rate products, leveraged finance, high grade, structured products and nondollar products), and principal investing, which encompasses direct investments primarily in private equity and mezzanine securities, and investments in funds sponsored by select private equity and venture capital groups.

•	Treasury and International Trade Finance: Treasury management products and services, domestic and international correspondent banking operations, and international trade services.

26     Wachovia Corporation 2007 Annual Report

The capital markets disruption hit our Corporate and Investment Bank particularly hard, driving earnings down 68 percent to $780 million. The market disruption in the second half of 2007 resulted in valuation losses of $2.9 billion and reduced origination and distribution revenues, which were partially offset by improved principal investing results and strong advisory and underwriting fees. Key Corporate and Investment Bank trends in 2007 compared with 2006 included:
•	A 14 percent increase in net interest income reflecting higher average corporate and international loans and, as a consequence of the market disruption, higher structured product warehouse balances.

•	A 62 percent decrease in fee income reflecting the net market disruption-related valuation losses of $2.9 billion, net of applicable hedges, of:
•	$1.4 billion in subprime residential asset-backed CDOs and other subprime-related products;

•	$1.1 billion in commercial mortgage structured products;

•	$205 million in consumer mortgage structured products;

•	$179 million in leveraged finance, net of fees and applicable hedges; and

•	$50 million in non-subprime collateralized debt obligations and other structured products.
In addition, other factors in 2007 results compared with 2006 included:
•	Strong advisory and underwriting fees, with strength in merger and acquisition advisory services, high grade and equities underwriting, while leveraged loan syndications and global rate products had slight declines.

•	Improved principal investing results largely reflecting a $270 million unrealized gain related to the sale of a minority interest in a portion of the direct investment portfolio. Results in 2006 included a $116 million unrealized gain related to the sale of an interest in our fund portfolio.

•	Average loan growth of 17 percent driven by real estate capital markets, international trade finance, asset-based lending and large corporate lending.

•	Average core deposit growth of 13 percent primarily from global money market deposits and commercial mortgage servicing.

•	Provision of $117 million driven by increases largely relating to the effect of the housing market on commercial real estate losses, while the prior year period reflected net recoveries of $34 million.

•	A 2 percent decline in noninterest expense reflecting lower revenue-based incentive expense.
Capital Management
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2007	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$1,120	1,034	860
Fee and other income	6,668	5,103	4,639
Intersegment revenue	(38)	(33)	(34)

Total revenue (Tax-equivalent)	7,750	6,104	5,465
Provision for credit losses	—	—	—
Noninterest expense	5,844	4,670	4,393
Income taxes (Tax-equivalent)	696	523	394

Segment earnings	$1,210	911	678

Performance and other data
Economic profit	$1,012	751	513
Risk adjusted return on capital (RAROC)	67.52%	62.81	45.06
Economic capital, average	$1,791	1,450	1,505
Cash overhead efficiency ratio (Tax-equivalent)	75.41%	76.49	80.39
Lending commitments	$1,021	803	680
Average loans, net	1,916	1,139	755
Average core deposits	$33,116	31,393	34,659
FTE employees	29,940	17,523	17,371

Capital Management Capital Management includes Retail Brokerage Services and Asset Management. Capital Management provides a full line of investment products and financial and retirement services including:
•	Retail Brokerage Services: Stocks, bonds, mutual funds, fixed and variable annuities, reinsurance, asset management accounts, and other investment products and services.

•	Asset Management: Mutual funds, customized advisory services and defined benefit and defined contribution retirement services.
Capital Management grew earnings 33 percent to $1.2 billion in 2007, reflecting strength in retail brokerage managed account fees and higher retail brokerage transaction activity, as well as the effect of the A.G. Edwards and ECM acquisitions. Growth was partially offset by the previously mentioned $57 million in valuation losses related to certain asset-backed commercial paper investments purchased in the third quarter of 2007 from Evergreen money market funds.
Other key Capital Management trends in 2007 compared with 2006 included:
•	31 percent growth in fee and other income on continued strength in managed account fees as managed account assets grew 52 percent to $203.5 billion. Commissions

Wachovia Corporation 2007 Annual Report     27

Management’s Discussion and Analysis
grew 29 percent driven by A.G. Edwards and solid brokerage transaction activity including higher equity syndicate volumes.
•	$6.6 billion in revenue from our retail brokerage businesses including transactional revenues of $2.4 billion and asset-based and other income of $4.2 billion. Retail brokerage fee income increased 32 percent driven by the addition of A.G. Edwards, strength in managed account and other asset-based fees, higher brokerage transaction activity and equity syndicate distribution fees.

•	$1.1 billion in revenue from our asset management businesses, up $227 million, primarily driven by the addition of ECM. Partially offsetting growth was the $57 million market-related valuation loss as well as 25 percent higher noninterest expense, primarily due to the acquisitions, increased commissions and legal costs.
Total assets under management (AUM) of $274.7 billion at December 31, 2007, decreased 1 percent from December 31, 2006, as the addition of $29.9 billion from acquisitions, net money market fund inflows of $9.3 billion and approximately $4.5 billion in market appreciation were offset by a $34.5 billion change in investment discretion of assets under management now solely managed by Wealth, and other net outflows of $13.3 billion primarily related to the loss of one institutional client with minimal revenue impact. The change in management responsibility had no effect on AUM balances in Wealth Management. Total brokerage client assets grew 54 percent from year-end 2006 to $1.2 trillion at December 31, 2007, including $371.1 billion from A.G. Edwards.
Mutual Funds

	Years Ended December 31,
	2007		2006		2005
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Assets under management
Equity	$36	32%	$36	33%	$32	31%
Fixed income	19	17	23	21	24	23
Money market	58	51	49	46	48	46

Total mutual fund assets	$113	100%	$108	100%	$104	100%

Assets Under Management and Securities Lending

	Years Ended December 31,
	2007		2006		2005
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Assets under management
Equity	$84	30%	$104	37%	$82	35%
Fixed income	123	45	114	41	105	46
Money market	68	25	61	22	43	19

Total assets under management	$275	100%	$279	100%	$230	100%
Securities lending	52	—	57	—	57	—

Total assets under management and securities lending	$327	—	$336	—	$287	—

Parent Parent includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs; certain revenues and expenses that are not allocated to the business segments; the results of wind-down or divested businesses, including the cross-border leasing activity; and our subprime mortgage servicing operation, which was divested in November 2006. Key trends in the Parent segment in 2007 compared with 2006 included:
•	A decline in net interest income, largely reflecting decreases in securities and other earning assets including the sale of $13.2 billion of securities in late 2006 in connection with the Golden West merger, and growth in wholesale borrowings due to the addition of Westcorp. In addition, the contribution from hedge-related derivatives was lower.
•	A $1.2 billion increase in the provision for loan losses, reflecting increased credit risk and loan growth. The Parent includes the provision for loan losses that exceeds net charge-offs in the business segments.
•	A $183 million decrease in fee and other income reflecting net securities gains of $25 million, including $44 million of impairment losses related to the market disruption, compared with $79 million of net securities gains in 2006, as well as the effect of divestitures, partially offset by improved trading results.
•	A 24 percent decrease in noninterest expense reflecting efficiencies, and increased costs in the business segments offset in the Parent. In addition, noninterest
Parent
Performance Summary

	Years Ended December 31,
(Dollars in millions)	2007	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$(606)	(3)	977
Fee and other income	228	411	394
Intersegment revenue	—	8	2

Total revenue (Tax-equivalent)	(378)	416	1,373
Provision for credit losses	1,270	38	(7)
Noninterest expense	861	1,137	1,024
Minority interest	582	412	367
Income taxes (benefits) (Tax-equivalent)	(1,768)	(790)	(303)

Segment earnings (loss)	$(1,323)	(381)	292

Performance and other data
Economic profit	$(459)	(388)	402
Risk adjusted return on capital (RAROC)	(10.67)%	(2.51)	24.52
Economic capital, average	$2,120	2,884	2,970
Cash overhead efficiency ratio (Tax-equivalent)	(116.09)%	171.96	44.20
Lending commitments	$599	507	488
Average loans, net	27,607	28,715	18,048
Average core deposits	$2,660	4,223	5,164
FTE employees	25,424	24,881	24,036

28     Wachovia Corporation 2007 Annual Report

expense includes legal costs, including those associated with our membership interest in Visa.
This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest expense, which also includes other subsidiaries, was $571 million in 2007 compared with $414 million in 2006.
In connection with Wachovia’s acquisition of A.G. Edwards and under the terms of Wachovia Securities’ joint venture with Prudential Financial, Inc., Prudential elected to exercise its lookback option, which permits Prudential to delay for two years following the combination of the A.G. Edwards retail brokerage business with Wachovia Securities its decision to make or not make an additional capital contribution to the joint venture or other payments to avoid or limit dilution of its 38 percent ownership interest in the joint venture as of December 31, 2007.
During the lookback period, Prudential’s share in the joint venture’s earnings and one-time costs associated with the combination will be based on Prudential’s diluted ownership level following the A.G. Edwards combination. At the end of the lookback period, Prudential may elect to make an additional capital contribution or other payment, based on the appraised value of the existing joint venture and the A.G. Edwards business as of the date of the combination with Wachovia Securities, which was January 1, 2008, to avoid or limit dilution. In this case, Prudential also would make a true-up payment of one-time costs to reflect the incremental increase in its ownership interest in the joint venture. In addition, in this case, Prudential may not then exercise its existing option to put its joint venture interests to Wachovia at its appraised value, including the A.G. Edwards business, at any time after July 1, 2008, until the first anniversary of the end of the lookback period. Alternatively, at the end of the lookback period, Prudential may put its joint venture interests to Wachovia based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of the date of the combination of the A.G. Edwards business with Wachovia Securities.
Balance Sheet Analysis
Earning Assets Earning assets are assets such as securities and loans that generate interest income or dividends. The 11 percent increase in earning assets from year-end 2006 to $678.8 billion at year-end 2007 largely reflected the impact of the Golden West acquisition, organic loan growth and an increase in securities available for sale related to the market disruption. Average earning assets in 2007 were $619.8 billion, which represented a 25 percent increase from 2006.
Securities The securities portfolio, all of which is classified as available for sale, consists primarily of high quality, mortgage-and asset-backed securities, principally obligations of U.S. Government agencies and sponsored entities. We use this
Securities Available for Sale

	Years Ended December 31,
(In billions)	2007	2006	2005

Market value	$115.0	108.6	113.7
Net unrealized gain (loss)	$(1.3)	(1.0)	(0.5)

Memoranda (Market value)
Residual interests	$0.5	0.8	0.9
Retained bonds
Investment grade (a)	11.6	6.6	5.1
Other	—	—	0.1

Total	$11.6	6.6	5.2

(a)	$11.2 billion had credit ratings of AA and above at December 31, 2007.
portfolio primarily to manage liquidity, interest rate risk and regulatory capital, and to take advantage of market conditions that create more economically attractive returns on these investments. The increase in securities is primarily attributable to securities retained from agency securitization of consumer real estate loans. The net unrealized securities loss in 2007 increased $320 million due to spread widening, primarily on our fixed rate mortgage-backed securities.
The average duration of this portfolio was 3.4 years for 2007 and 2006. The average rate earned on securities available for sale was 5.48 percent in 2007 and 5.38 percent in 2006. The Interest Rate Risk Management section further explains our interest rate risk management practices.
We retain interests in the form of either bonds or residual interests in connection with certain securitizations primarily of residential mortgage loans, home equity lines, auto loans and student loans. Securities available for sale at December 31, 2007, included residual interests with a market value of $492 million, which included a net unrealized gain of $102 million, and retained bonds from securitizations with a market value of $11.6 billion, which included a net unrealized gain of $84 million.
Loans We have taken several steps to enhance loan growth through acquisitions and investments that we expect will strengthen our loan portfolio mix with a greater proportion of consumer loans, including offering a broader suite of mortgage loan products through our bank branch network, auto loans through our expanded dealer financial services network and direct issuance of credit cards to our customers within our banking footprint. We continue to mitigate risk and volatility on our balance sheet through prudent risk management practices, including tighter underwriting and enhanced collection efforts.
The increase in net loans from year-end 2006 reflected 22 percent growth in commercial loans, partially offset by a decline in our leasing portfolio largely related to the adoption of the new accounting standard for leveraged leases, as described in the Stockholders’ Equity section. Loan growth in 2007 also included loans to certain foreign entities that purchased assets from a Wachovia subsidiary, as well as $2.0 billion transferred to the loan portfolio

Wachovia Corporation 2007 Annual Report     29

Management’s Discussion and Analysis
from loans held for sale as a result of a change in management’s strategy based on our view that the market valuations provide attractive long-term investment returns. Consumer loans grew 2 percent from year-end 2006, with loan growth in all categories offset by the securitization and sale of $13.0 billion of consumer loans, including $12.6 billion of real estate secured and $438 million in student loans, and transfers to held for sale of $2.0 billion of student loans in the second quarter of 2007 and $1.6 billion of credit card receivables in the third quarter of 2007.
Loans — On-Balance Sheet

	Years Ended December 31,
(In millions)	2007	2006	2005

Commercial
Commercial, financial and agricultural	$112,509	96,285	87,327
Real estate — construction and other	18,543	16,182	13,972
Real estate — mortgage	23,846	20,026	19,966
Lease financing	23,913	25,341	25,368
Foreign	29,540	13,464	10,221

Total commercial	208,351	171,298	156,854

Consumer
Real estate secured	227,719	225,826	94,748
Student loans	8,149	7,768	9,922
Installment loans	25,635	22,660	6,751

Total consumer	261,503	256,254	111,421

Total loans	469,854	427,552	268,275
Unearned income	7,900	7,394	9,260

Loans, net (On-balance sheet)	$461,954	420,158	259,015

Loans — Managed Portfolio (Including on-balance sheet)

	Years Ended December 31,
(In millions)	2007	2006	2005

Commercial	$217,896	180,358	161,941
Real estate secured	250,520	240,178	110,299
Student loans	11,012	10,948	11,974
Installment loans	30,487	26,355	10,598

Total managed portfolio	$509,915	457,839	294,812

Consumer Real Estate-Secured
Geographic Distribution as of December 31, 2007

(a)	Includes $5.6 billion in other adjustable rate mortgage products.

(b)	Includes traditional mortgage and home equity loans/lines.
Commercial and Industrial Loans and Leases (a)
Industry Classification as of December 31, 2007

		Committed
(In millions)	Outstanding	Exposure (b)

Manufacturing
Consumer products	$1,481	4,203
Steel and metal products	1,366	3,617
Food and beverage	1,160	3,463
Chemicals	791	3,222
Construction and construction materials	1,318	2,896
Electronics	1,048	2,790
Publishing and printing	1,278	2,520
All other manufacturing	5,394	18,115

Total manufacturing	13,836	40,826
Financial services	28,903	60,616
Services	18,947	48,193
Property management	15,725	24,324
Retail trade	10,946	22,885
Wholesale trade	9,711	18,185
Public administration	2,036	14,478
Public utilities	2,485	13,959
Individuals	7,195	10,187
Insurance	767	9,138
Building contractors	3,710	8,944
Agriculture, forestry, fishing and mining	4,075	8,681
Transportation	3,334	8,439
Telecommunications and cable	1,538	3,423
All other (c)	32,969	33,100

Total	$156,177	325,378

Note: Committed exposure does not include risk mitigating credit swap derivatives.

(a)	Net of unearned income.

(b)	Committed exposure includes amounts outstanding and lending commitments and unfunded letters of credit.

(c)	Leases included in “All other.”
Commercial Real Estate Loans (a)
Project Type Classification as of December 31, 2007

		Committed
(In millions)	Outstanding	Exposure (b)

Office buildings	$8,011	10,048
Retail	6,559	8,867
Apartments	5,654	8,076
Land-improved	5,265	7,436
Single family	3,971	7,266
Condominiums	2,706	4,336
Industrial	3,027	3,637
Land-unimproved	2,791	2,791
Lodging	1,451	1,883
Other	2,954	3,549

Total commercial real estate loans	$42,389	57,889

(a)	Net of unearned income.

(b)	Committed exposure includes amount outstanding.

Distribution by Facility Size (Percent)

Less than $10 million	37%	33
$10 million to $25 million	26	27
$25 million to $50 million	23	26
All other	14	14

Total	100%	100

30     Wachovia Corporation 2007 Annual Report

Our loan portfolio is broadly diversified by industry, concentration and geography. Additionally, the portfolio is well collateralized and we periodically estimate the impact that changes in market conditions would have on our loan-to-value (LTV) positions for loans in certain portfolios.
•	Commercial loans represented 44 percent and consumer loans 56 percent of the loan portfolio at December 31, 2007.
•	73 percent of the commercial loan portfolio is secured by collateral.
•	99 percent of the consumer loan portfolio is either secured by collateral or guaranteed.
Of our $227.7 billion consumer real estate loan portfolio:
•	86 percent is secured by a first lien.

•	82 percent has a loan-to-value ratio of 80 percent or less.

•	95 percent has a loan-to-value ratio of 90 percent or less.
•	Less than 13 percent of the home equity and prime equity portfolios have a loan-to-value ratio greater than 90 percent.
Our managed loan portfolio grew 11 percent from year-end 2006, reflecting the growth discussed above. The managed loan portfolio includes the on-balance sheet loan portfolio; loans held for sale; loans securitized for which the retained interests are classified in securities; and the off-balance sheet portfolio of securitized loans sold where we service the loans.
Asset Quality
Nonperforming Assets Nonperforming assets increased from year-end 2006 to 1.14 percent of loans, foreclosed properties and loans held for sale driven by increases in both nonaccrual loans and foreclosed properties principally reflecting significant weakness in the housing market. New inflows to consumer nonaccrual loans were $2.4 billion in 2007, up $2.3 billion from 2006, driven primarily by an increase of $2.4 billion related to our consumer real estate portfolio, which is well collateralized. Also contributing to the increase in nonperforming assets were nonaccrual loans in our commercial real estate portfolio following an extensive fourth quarter 2007 review of a substantial portion of the residential-related commercial portfolio including loans to homebuilders and developers in light of the significant deterioration in the housing market in the latter part of 2007. New inflows to commercial nonaccrual loans in 2007 were $2.0 billion, up $1.4 billion from 2006. Impaired commercial loans were $1.7 billion at December 31, 2007, up from $319 million at year-end 2006.
Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $708 million at December 31, 2007, compared with
Asset Quality Metrics

	Years Ended December 31,
(In millions)	2007	2006	2005

Nonperforming assets
Nonaccrual loans (a)	$4,995	1,234	620
Foreclosed properties	389	132	100

Total nonperforming assets	$5,384	1,366	720

as % of loans, net and foreclosed properties	1.16%	0.32	0.28

Nonperforming assets in loans held for sale	$62	16	32

Total nonperforming assets in loans and in loans held for sale	$5,446	1,382	752

as % of loans, net foreclosed properties and loans held for sale	1.14%	0.32	0.28

Provision for credit losses	$2,261	434	249
Allowance for loan losses	4,507	3,360	2,724
Allowance for credit losses	$4,717	3,514	2,882

Allowance for loan losses
as % of loans, net	0.98%	0.80	1.05
as % of nonaccrual and restructured loans (b)	90	272	439
as % of nonperforming assets (b)	84	246	378
Allowance for credit losses
as % of loans, net	1.02%	0.84	1.11

Net charge-offs	$972	366	207
Commercial, as % of average commercial loans	0.15%	0.02	0.03
Consumer, as % of average consumer loans	0.28	0.21	0.18
Total, as % of average loans, net	0.23%	0.12	0.09

Past due accruing loans, 90 days and over	$708	650	625
Commercial, as % of loans, net	0.05%	0.03	0.04
Consumer, as % of loans, net	0.23%	0.23	0.51

(a)	Upon final review of certain modified loans, consumer real estate nonperforming loans at December 31, 2007, increased $286 million from amounts previously reported in Form 8-K filed with the SEC on January 22, 2008.

(b)	These ratios do not include nonperforming assets included in loans held for sale.
$650 million at year-end 2006. Of the total past due loans, $107 million were commercial loans or commercial real estate loans and $601 million were consumer loans.
Net Charge-offs Net charge-offs, which represent the loan amounts written off as uncollectible, net of recoveries of previously charged-off amounts, were $972 million, or 0.23 percent of average net loans in 2007, an increase of 11 basis points from 2006, driven by an increase of $606 million in net charge-offs. In 2007, commercial net charge-offs were $252 million compared with $24 million in 2006. Consumer net charge-offs were $720 million, up from $342 million in 2006, driven by increased losses of $182 million in the auto portfolio and higher consumer real estate losses, including Pick-a-Payment losses of $111 million. The Pick-a-Payment total included $64 million related to an alignment in charge-off methodology to record charge-offs at 180 days past due rather than when we take possession of the property. While our outlook indicates a rise in the level of charge-offs at this point in the credit cycle, we believe the well-collateralized nature of our real estate-secured portfolio,

Wachovia Corporation 2007 Annual Report     31

Management’s Discussion and Analysis
Nonperforming Assets

	Years Ended December 31,
(In millions)	2007	2006	2005

Nonaccrual Loans
Commercial:
Commercial, financial and agricultural	$602	226	307
Commercial real estate — construction and mortgage	1,059	93	85

Total commercial	1,661	319	392

Consumer:
Real estate secured:
First lien (a)	3,234	868	188
Second lien	58	32	33
Installment and other loans (b)	42	15	7

Total consumer	3,334	915	228

Total nonaccrual loans	4,995	1,234	620

Foreclosed properties (c)	389	132	100

Total nonperforming assets	$5,384	1,366	720
as % of loans, net and foreclosed properties (d)	1.16%	0.32	0.28

Nonperforming assets included in loans held for sale
Commercial	$—	1	22
Consumer	62	15	10

Total nonperforming assets included in loans held for sale	62	16	32

Nonperforming assets included in loans and in loans held for sale	$5,446	1,382	752
as % of loans, net, foreclosed properties and loans held for sale (e)	1.14%	0.32	0.28

Past due loans, 90 days and over, and nonaccrual loans
Accruing loans past due 90 days and over	$708	650	625
Nonaccrual loans	4,995	1,234	620

Total past due loans, 90 days and over, and nonaccrual loans	$5,703	1,884	1,245
Commercial, as a % of loans, net	0.89%	0.23	0.30
Consumer, as a % of loans, net	1.49%	0.59	0.72

(a)	Upon final review of certain modified loans, consumer real estate nonperforming loans at December 31, 2007, increased $286 million from amounts previously reported in Form 8-K filed with the SEC on January 22, 2008.

(b)	Principally auto loans; nonaccrual status does not apply to student loans.

(c)	Restructured loans are not significant.

(d)	These ratios do not include nonperforming assets included in loans held for sale.

(e)	These ratios reflect nonperforming assets included in loans held for sale.
our careful management of credit risk and strong underwriting position us relatively well in this credit environment.
Provision for Credit Losses Provision expense was $2.3 billion in 2007 and $434 million in 2006, with the increase driven mostly by the effect of dramatic deterioration in certain housing markets as well as loan growth. Provision exceeded net charge-offs by $1.3 billion largely reflecting higher expected losses for the consumer real estate, auto and commercial portfolios. The increase in the commercial portfolio was largely driven by the extensive review of the commercial real estate portfolio mentioned above, given the accelerated downturn in the housing market and its effect on the consumer and related commercial sectors. More information on the provision for credit losses, including the impact of transfers to loans held for sale, is in Table 10: Allowance for Credit
Charge-offs

	Years Ended December 31,
(In millions)	2007	2006	2005

Loan losses:
Commercial, financial and agricultural	$181	116	156
Commercial real estate — construction and mortgage	132	22	22

Total commercial	313	138	178
Real estate secured	288	102	81
Student loans	14	18	36
Installment and other loans (a)	673	383	161

Total consumer	975	503	278

Total loan losses	1,288	641	456
Loan recoveries:
Commercial, financial and agricultural	55	111	136
Commercial real estate — construction and mortgage	6	3	6

Total commercial	61	114	142
Real estate secured	38	32	35
Student loans	6	8	7
Installment and other loans (a)	211	121	65

Total consumer	255	161	107

Total loan recoveries	316	275	249

Net charge-offs	$972	366	207

Net charge-offs as a % of average loans, net
Commercial, financial and agricultural	0.10%	—	0.02
Commercial real estate — construction and mortgage	0.33	0.06	0.05

Total commercial	0.15	0.02	0.03
Real estate secured	0.11	0.05	0.06
Student loans	0.10	0.10	0.26
Installment and other loans (a)	1.88	1.38	1.35

Total consumer	0.28	0.21	0.18

Total, as % of average loans, net	0.23%	0.12	0.09

(a)	Principally auto loans.
Losses. The Corporate Results of Operations section has further information.
Allowance for Credit Losses and Reserve for Unfunded Lending Commitments The allowance for credit losses increased $1.2 billion from year-end 2006 to $4.7 billion at December 31, 2007, including increased reserves for our Pick-a-Payment, commercial and auto portfolios, which reflected higher credit risk and loan growth in these portfolios. Our allowance for loan losses as a percent of nonperforming assets decreased to 84 percent at December 31, 2007, from 246 percent at December 31, 2006. In the context of evaluating this allowance coverage ratio, it is important to note the high percentage of our portfolio that is collateralized and our low level of uncollateralized loans on which industry-wide losses are typically high, such as credit card loans.
The reserve for unfunded lending commitments was $210 million at December 31, 2007, an increase from $154 million at year-end 2006, which reflected increased credit risk and volume. The reserve for unfunded lending commitments relates to commercial lending activity.

32     Wachovia Corporation 2007 Annual Report

Allowance for Credit Losses

	Years Ended December 31,
(In millions)	2007	2006	2005

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$3,360	2,724	2,757
Balance of acquired entities	—	603	—
Net charge-offs	(972)	(366)	(207)
Allowance relating to loans acquired, transferred to loans held for sale or sold	(86)	(39)	(71)
Provision for credit losses related to loans transferred to loans held for sale or sold (b)	14	8	18
Provision for credit losses on loans	2,191	430	227

Allowance for loan losses, end of period	4,507	3,360	2,724

Reserve for unfunded lending commitments, beginning of period	154	158	154
Provision for credit losses on unfunded lending commitments	56	(4)	4

Reserve for unfunded lending commitments, end of period	210	154	158

Allowance for credit losses	$4,717	3,514	2,882

Allowance for loan losses
as % of loans, net	0.98%	0.80	1.05
as % of nonaccrual and restructured loans (c)	90	272	439
as % of nonperforming assets (c)	84	246	378
Allowance for credit losses
as % of loans, net	1.02%	0.84	1.11

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded commitments.

(b)	The provision related to loans transferred or sold includes recovery of lower of cost or market losses.

(c)	These ratios do not include nonperforming assets included in loans held for sale.
Further information is in applicable Notes to Consolidated Financial Statements. Information on our allowance methodology is in the Critical Accounting Policies section.
Loans Held for Sale Loans held for sale of $16.8 billion at December 31, 2007, include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. At December 31, 2007 and 2006, core business activity represented the majority of loans held for sale. Core business activity includes residential and commercial mortgages, auto loans and, in 2007, credit card receivables, which we originate with the intent to sell to third parties.
In 2007, we sold or securitized $58.3 billion in loans out of the loans held for sale portfolio, including $35.6 billion of commercial mortgage loans and $22.7 billion of consumer loans. In 2006, we sold or securitized $54.8 billion of loans out of the loans held for sale portfolio, including $27.0 billion of commercial loans and $27.8 billion of consumer loans, primarily residential mortgages. Substantially all of the loans sold in both periods were performing. Also, we transferred $2.0 billion of student loans to loans held for sale at the end of the second quarter of 2007 as part of portfolio management activities and our $1.6 billion credit card portfolio early in the third quarter of 2007 as part of our core business activities. Going forward, credit card receivables will continue to be originated into held for sale. Loans held for sale also include commercial loans from a structured lending vehicle that we consolidated in the third quarter of 2007.
Goodwill In an acquisition, goodwill is recorded on the balance sheet of the acquirer and is the excess of the purchase price over the fair value of the net assets acquired. Goodwill is generally understood to represent a going concern value of the business and other intangible factors that are expected to contribute to earnings growth. In connection with acquisitions, we record purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of acquired entities, as well as certain exit costs related to these acquisitions. Purchase accounting adjustments are subject to refinement for up to one year following acquisition consummation.
Related to the October 1, 2007, A.G. Edwards acquisition, we recorded fair value and exit cost purchase accounting adjustments amounting to a net $24 million increase in goodwill. Based on a purchase price of $6.8 billion, A.G. Edwards tangible stockholders’ equity of $2.2 billion and a customer relationship intangible of $850 million ($513 million after-tax), goodwill amounted to $4.1 billion at December 31, 2007.
Related to Golden West, in 2007, we recorded final fair value and exit cost purchase accounting adjustments amounting to a net $19 million increase in goodwill. Including amounts recorded in 2006 and based on a purchase price of $24.3 billion, Golden West tangible stockholders’ equity of $9.7 billion, and other intangibles of $405 million ($246 million after-tax), goodwill amounted to $14.9 billion at December 31, 2007.
Related to Westcorp, in the first three months of 2007, we recorded final fair value and exit cost purchase accounting adjustments amounting to a net $16 million decrease in goodwill. Including amounts recorded in 2006 and based on a purchase price of $3.8 billion, Westcorp’s tangible stockholders’ equity of $1.9 billion, and dealer relationship and deposit base intangibles of $405 million ($253 million after-tax), goodwill amounted to $1.5 billion at December 31, 2007.
The rest of the increase in goodwill from December 31, 2006, related primarily to the January 31, 2007, acquisition of a majority interest in ECM.
Liquidity and Capital Adequacy
Liquidity planning and management are necessary to ensure we maintain the ability to fund operating costs effectively and to meet current and future obligations such as loan commitments and deposit outflows. Funding sources primarily include customer-based core deposits

Wachovia Corporation 2007 Annual Report     33

Management’s Discussion and Analysis
but also include purchased funds, maturing assets and other cash flows from operations.
Wachovia is one of the nation’s largest core deposit-funded banking institutions. Our large deposit base, which stretches from Connecticut to Florida and west to Texas and California, creates considerable funding diversity and stability. In addition to core deposits, wholesale funding sources provide a broad and diverse supplemental source of funds on both a secured and unsecured basis. Typically wholesale funding can be obtained for a broader range of maturities than core deposits, which adds flexibility in liquidity planning and management.
Our senior and subordinated debt securities and commercial paper are highly rated by the major debt rating agencies, which reduces our funding costs. A table inside the back cover of this annual report shows the ratings at year-end 2007. As noted below, we remained “well capitalized” for regulatory purposes at December 31, 2007.
We manage our balance sheet in a manner we believe will provide adequate liquidity in a variety of underlying circumstances, ranging from current conditions to progressively more adverse situations. We estimate funding requirements and funding sources appropriate to each scenario and make current balance sheet adjustments if needed to maintain positive estimated liquidity in all identified circumstances. The Liquidity Risk Management section has more information.
Wachovia maintained an excess level of liquidity in order to serve customers’ needs and to be a source of liquidity to the industry during the height of the market disruption. This higher level of liquidity is reflected in increased purchased funds as described below. As a consequence, higher levels of assets on the balance sheet, particularly securities, reduced our capital ratios and negatively affected the net interest margin.
Core Deposits Core deposits, which include savings, interest-bearing checking accounts, noninterest-bearing and other consumer time deposits, and deposits held in certain brokerage sweep accounts, increased 7 percent from year-end 2006 to $397.4 billion at December 31, 2007. Compared with 2006, average core deposits in 2007 increased 23 percent to $379.3 billion, largely reflecting the full year effect of the Golden West acquisition. Average low-cost core deposits, which exclude consumer certificates of deposit, increased 6 percent to $257.6 billion. Average consumer certificates of deposit rose $56.8 billion from 2006, largely related to Golden West.
The ratio of average noninterest-bearing deposits to average core deposits was 16 percent in 2007 and 21 percent in 2006. The portion of core deposits in higher rate, other consumer time deposits was 31 percent at December 31, 2007 and
2006. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to service.
Purchased Funds Purchased funds, which include federal funds purchased, commercial paper, other short-term borrowings and foreign and other time deposits with maturities of 12 months or less, were $102.1 billion at December 31, 2007, compared with $84.8 billion at December 31, 2006. The increase in purchased funds beginning in the third quarter of 2007 reflected significantly higher liquidity levels in response to the market disruption. Average purchased funds were $88.6 billion in 2007 and $93.9 billion in 2006. Higher foreign deposits were more than offset by greater use of long-term debt for funding rather than short-term borrowings.
Long-term Debt Long-term debt was $161.0 billion at December 31, 2007, and $138.6 billion at December 31, 2006, reflecting issuances of $57.6 billion, including $2.5 billion in hybrid trust preferred securities that qualify as tier 1 capital under a trust preferred shelf registration, and $18.8 billion in Federal Home Loan Bank advances principally in the third quarter of 2007 as a source of additional liquidity. In 2008, scheduled maturities of long-term debt amount to $40.1 billion. We anticipate replacing the maturing obligations.
Wachovia and Wachovia Bank, National Association have a $45.0 billion Euro medium term note programme (EMTN), under which we may issue senior and subordinated debt securities. These securities are not registered with the Securities and Exchange Commission (SEC) and may not be offered in the United States without applicable exemptions from registration. Under the EMTN, Wachovia and Wachovia Bank issued an aggregate $1.6 billion of debt securities in 2007 and had up to $33.7 billion available for issuance at December 31, 2007.
In the second quarter of 2007, Wachovia and Wachovia Bank, National Association established an A$10.0 billion Australian medium term note programme (AMTN), under which we may issue senior and subordinated debt securities. These securities are not registered with the SEC and may not be offered in the United States without applicable exemptions from registration. Under the AMTN, Wachovia and Wachovia Bank issued an aggregate A$1.5 billion (USD $1.2 billion) of debt securities in 2007 and had up to A$8.5 billion available for issuance at December 31, 2007.
Under our current shelf registration statement filed with the SEC, at December 31, 2007, we had $4.0 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance under this program. In 2007, we issued $7.7 billion of debt and $2.3 billion of preferred stock under this program. In addition, we had available for issuance up to $14.7 billion under a medium-term note program covering senior or subordinated debt securities. Wachovia Bank has a

34     Wachovia Corporation 2007 Annual Report

global note program for the issuance of up to $6.3 billion of senior and subordinated notes. In 2007, we issued $14.8 billion of senior and subordinated bank notes under this program. We also have a shelf registration under which we may offer and sell hybrid trust preferred securities. At December 31, 2007, $2.5 billion was available for issuance under this shelf registration. The issuance of debt or equity securities may continue under all our programs and depends on future market conditions, funding needs and other factors.
Credit Lines Wachovia Bank has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires us to maintain a minimum level of adjusted total equity capital. We have not used this line of credit. Wachovia Investment Holdings, LLC, a nonbank subsidiary, has $5.0 billion of committed back-up lines of credit that expire in 2011. These credit facilities have no financial covenants associated with them.
Dividend and Share Activity

	Years Ended December 31,
(In millions, except per share data)	2007	2006	2005

Dividends on common stock	$4,617	3,589	3,039
Dividends per common share	$2.40	2.14	1.94
Common shares repurchased	22	82	52
Average diluted common shares outstanding	1,934	1,681	1,585

Stockholders’ Equity The management of capital in a regulated banking environment requires a balance between optimizing leverage and return on equity while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. Our goal is to generate attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios. Stockholders’ equity, which represents the total investment in the corporation by holders of common stock and certain preferred stock, increased 10 percent from year-end 2006 to $76.9 billion at year-end 2007, including repurchases of 22 million common shares at a cost of $1.2 billion in connection with our share repurchase program, and net depreciation in the fair value of the securities portfolio. At December 31, 2007, we had authorization to buy back 19 million shares of common stock. Our Annual Report on Form 10-K has additional information related to share repurchases.
In December 2007, we issued $2.3 billion of 8 percent Class A preferred stock, which increased the tier 1 and total capital ratios.
On January 1, 2007, we adopted FASB Staff Position FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction, FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140, and Emerging Issues Task Force Issue No. 06-5 related to accounting for purchases of life insurance. For all these new standards, the cumulative effect of adoption was recorded as an adjustment, net of applicable taxes, to January 1, 2007, retained earnings. The adoption of the new accounting for leveraged leases on January 1, 2007, resulted in a $1.4 billion after-tax reduction to beginning retained earnings. The cumulative effect of adopting the other standards was not significant. Further information is in Notes to Consolidated Financial Statements.
Subsidiary Dividends Wachovia Bank and Wachovia Mortgage, FSB (formerly World Savings Bank, FSB) are the largest sources of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that these subsidiaries and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at December 31, 2007, our subsidiaries had $14.3 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $2.9 billion in dividends to the parent company in 2007.
Regulatory Capital Our capital ratios were above regulatory minimums in 2007 and we continued to be classified as well capitalized. The tier 1 capital ratio was 7.35 percent at December 31, 2007, down from 7.42 percent at December 31, 2006. Our total capital ratio was 11.82 percent and our leverage ratio was 6.09 percent at December 31, 2007, and 11.33 percent and 6.01 percent, respectively, at December 31, 2006. In 2007, we issued $2.3 billion of preferred stock and $2.5 billion of trust preferred securities, both of which contributed to tier 1 and total capital. In addition, in early February 2008, we issued $3.5 billion of noncumulative perpetual preferred stock.
Off-Balance Sheet Transactions
In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are in amounts that differ from the full contract or notional amounts. These transactions, included in the table on the next page, involve varying elements of market,credit and liquidity risk. Generally these transactions are forms of guarantees that contingently require us to make payments to a guaranteed party based on an event or change in an underlying asset, liability, rate or index.
Securities and Other Lending Indemnifications We indemnify clients of our securities lending business. Our clients’ securities are loaned, on a fully collateralized basis, to third party broker/dealers. We indemnify our clients against broker default and support these indemnifications with collateral that is marked to market daily. We generally require cash or other highly liquid collateral from the broker/ dealer. At December 31, 2007, there was $60.8 billion in collateral supporting the $59.2 billion loaned. There is no carrying amount associated with these indemnifications.

Wachovia Corporation 2007 Annual Report     35

Management’s Discussion and Analysis
Summary of Off-Balance Sheet Exposures

	December 31, 2007
	Carrying
(In millions)	amount	Exposure

Securities and other lending indemnifications	$—	59,238
Standby letters of credit	124	29,295
Liquidity agreements	14	36,926
Loans sold with recourse	44	6,710
Residual value guarantees	—	1,123
Other written put options	553	11,460

Total	$735	144,752

Standby Letters of Credit We issue standby letters of credit to customers in the normal course of our commercial lending businesses. Standby letters of credit are guarantees of performance primarily issued to support private borrowing arrangements, including commercial paper, bond financings and similar transactions. We also assist commercial, municipal, nonprofit and other customers in obtaining long-term tax-exempt funding through municipal bond issues and by providing credit enhancements in the form of standby letters of credit. Under these agreements and under certain conditions, if the bondholder requires the issuer to repurchase the bonds prior to maturity and the issuer cannot remarket the bonds, we are obligated to provide funding to the issuer to finance the repurchase of the bonds. We were not required to provide any funding to finance the repurchase of the bonds under these agreements in 2007.
Undrawn standby letters of credit amounted to $29.3 billion at December 31, 2007, and $28.3 billion at December 31, 2006. For letters of credit, we typically charge a fee equal to a percentage of the unfunded commitment. We recognized fee income on unfunded letters of credit of $277 million in 2007 and $266 million in 2006. The risk associated with standby letters of credit is incorporated in the overall assessment of our liquidity risk as described in the Liquidity Risk Management section. The Credit Risk Management section describes how we manage on- and off-balance sheet credit risk.
Liquidity Agreements We provide liquidity to our multi-seller off-balance sheet commercial paper conduit, which had $26.1 billion of total commitments at December 31, 2007, as well as to other third party facilities, which amounted to $10.8 billion. The Off-Balance Sheet Arrangements with Unconsolidated Entities section has more information.
Loans Sold with Recourse In certain loan sales or securitizations, we provide recourse to the buyer that requires us to repurchase loans at par value plus accrued interest on the occurrence of certain credit-related events within a certain period of time. In many cases, we are able to recover amounts paid from the sale of the underlying collateral. In 2007 and in 2006, we did not repurchase a significant amount of loans associated with these agreements.
Residual Value Guarantees We provide residual value guarantees as part of certain leasing transactions of corporate assets, including railcars, office buildings and corporate aircraft. The lessors in these leases are generally large financial institutions or their leasing subsidiaries. These guarantees protect the lessor from loss on sale of the related asset at the end of the lease term. To the extent that a sale results in proceeds less than a stated percent (generally 80 percent to 89 percent) of the asset’s cost less depreciation, we would be required to reimburse the lessor under our guarantee. Residual value guarantees outstanding at December 31, 2007, included $1.1 billion representing assets under operating leases, of which $810 million related to operating leases of railcars.
Off-Balance Sheet Arrangements with Unconsolidated Entities
In the normal course of our business, we enter into various types of arrangements with unconsolidated entities, including special purpose entities (SPEs). SPEs are corporations, trusts or partnerships that are established for a limited purpose. Our primary involvement with SPEs relates to securitization transactions in which financial assets are transferred to an SPE and repackaged as securities or similar interests that are sold to investors. We engage in various securitization activities involving commercial and residential mortgages, consumer receivables,municipal bonds, collateralized debt obligations backed by asset-backed securities (ABS CDOs), commercial real estate collateralized debt obligations (CRE CDOs), collateralized loan obligations (CLOs), and other types of structured financing. On behalf of clients, we structure, underwrite and distribute securities that are issued by SPEs. Our securitization activities may also involve transferring financial assets to an SPE. We may have various forms of ongoing involvement with SPEs, including retaining senior or subordinated notes and loans issued as one or more tranches of a securitization and entering into liquidity puts, credit default swaps and other derivative contracts with an SPE.
Retained interests in SPEs in connection with our securitization activities are included in our consolidated balance sheet and generally accounted for at fair value with unrealized gains and losses included in stockholders’ equity for securities available for sale and the results of operations for trading account assets. Derivative contracts in connection with our securitization activities are recognized in our consolidated balance sheet at fair value with changes in fair value recognized in the results of operations. Further discussion of our securitization activities, retained interests and other involvement with SPEs is in Note 5 in Notes to Consolidated Financial Statements and in our discussion of the effect of the market disruption in the Executive Summary.
Multi-Seller Commercial Paper Conduit We provide liquidity facilities on all the commercial paper issued by the conduit we administer. The conduit is considered a VIE under the provisions of FIN 46R, and our liquidity facility is considered a variable interest. At the discretion of the administrator, the provisions of the liquidity agreements require us to purchase assets from the

36     Wachovia Corporation 2007 Annual Report

Multi-Seller Conduit

	December 31, 2007
	Funded		Total
	Asset	Percent	Committed
	Composition	Subprime	Exposure

Asset Class
Auto loans	30.3%	19.7%	25.7%
Commercial and middle market loans	24.1	—	29.8
Trade receivables	19.1	—	21.1
Credit cards	7.2	78.2	5.8
Other	19.3	—	17.6
	100.0%	11.6%	100.0%

conduit at par value plus interest, including in situations where the conduit is unable to issue commercial paper. Par value may be different from fair value. Any losses incurred on such purchases would be initially absorbed by the third party holder of a subordinated note in the conduit. The ability to issue commercial paper is a function of general market conditions and the credit rating of the liquidity provider. Our conduit has always been able to issue commercial paper, including during the 2007 market disruption.
The deconsolidated multi-seller commercial paper conduit had $15.1 billion of outstanding liquidity commitments, and we had a maximum exposure to losses of $26.1 billion, including unfunded commitments at December 31, 2007. The weighted average life of the conduit’s assets was 2.1 years and of the commercial paper, 30 days at December 31, 2007. The conduit’s assets had a single “A” equivalent weighted average credit rating, based on internal rating criteria, at December 31, 2007.
We purchased $656 million of residential subprime mortgage assets from the conduit pursuant to our obligations under the liquidity facility, all of which occurred in the fourth quarter of 2007. The difference between our purchase price and the estimated fair value of the assets of $566 thousand was absorbed by the third party holder of the subordinated note, reducing the note to $11 million.
At least quarterly, we determine whether we are the primary beneficiary of the conduit based on our expectation of the variability associated with our liquidity facility, or more often if circumstances dictate. We are not the primary beneficiary of the conduit. If we were required to consolidate the conduit, it would not have a material effect on our leverage ratio or tier 1 capital.
Structured Lending Vehicle On September 30, 2007, as a result of the market disruption, we consolidated the structured lending vehicle we administered, adding $4.9 billion of assets to our consolidated balance sheet. The structured lending vehicle was considered a VIE under the provisions of FIN 46R. We consolidated the structured lending vehicle because our expectation of the variability associated with our variable interests changed, primarily due to a decline in the fair value of the entity’s assets.
Other Liquidity Arrangements Certain CDO, fixed rate municipal bond, consumer and commercial mortgage-backed securitization transactions have been funded with the issuance of money market and other short-term notes. We have entered into liquidity put arrangements with these unconsolidated entities that obligate us to provide liquidity to these entities in the event the entities cannot obtain funding in the market. In the event that the money market or short-term notes issued by the unconsolidated entities cannot be remarketed, we could be required to purchase such notes at their then-outstanding principal amount. In addition, we also provide liquidity to certain third party commercial paper conduits. The total notional amount of such commitments at December 31, 2007, was $10.8 billion. In 2007, in connection with these agreements, we purchased $1.6 billion of assets on which we recorded a net loss of $42 million, which is included in our market disruption-related losses. Further information on our commitments is in
Note 20 in Notes to Consolidated Financial Statements.
Other Written Put Options We also have $11.5 billion notional amount of written put options outstanding. In 2007, in connection with these arrangements, we purchased $798 million of assets on which we recorded a net loss of $87 million, which is included in our market disruption-related losses.
Other Transactions In the third quarter of 2007, we purchased and placed in our securities available for sale portfolio $1.1 billion of asset-backed commercial paper from Evergreen money market funds, which we manage. We recorded a $57 million valuation loss in the third and fourth quarters on this purchase, which is included in our market disruption-related losses. We were not required by contract to purchase these or any other assets from the Evergreen funds we manage.
Risk Governance and Administration
Overview Our business exposes us to several risk types including strategic business risks as well as credit, market, liquidity, operational, compliance, reputation, litigation and other risks. Our corporate risk governance structure enables us to weigh risk and return to produce sustainable revenue, reduce earnings volatility and increase shareholder value. We devote significant emphasis and resources to continuous refinement of processes and tools that aid us in proactive identification and management of material operational risks, including a rigorous self-assessment process. We believe proactive management of risk is a competitive advantage due to lower earnings volatility, greater customer satisfaction and enhanced reputation.

Wachovia Corporation 2007 Annual Report     37

Management’s Discussion and Analysis
Board of Director Committees and Management Operating Committee Our risk governance structure begins with our board of directors, which evaluates risk and oversees the management of risk through its Risk Committee and its Audit Committee.
The board of directors has approved management accountabilities and supporting committee structures, headed by management’s senior risk committee, to effect risk governance. Our chief executive officer is responsible for the overall risk governance structure. Our chief risk officer reports directly to our chief executive officer and is responsible for independent evaluation and oversight of our credit, market and operational risk-taking activities and our risk governance processes.
We oversee strategic business risk and our general business affairs through the Operating Committee. This committee meets monthly and is composed of the senior management of the company, including all executives who report directly to the chief executive officer.
Four Components of Risk Governance Our risk management strategy is aligned around four components of risk governance: our business units; our independent risk management function joined by other corporate staff functions including legal, finance, human resources and technology; internal audit; and risk committees.
Our business units are responsible for identifying, acknowledging, quantifying, mitigating and managing all risks. Business unit management determines and executes our strategies, which puts them closest to the changing nature of risks, and makes them best able to take action to manage and mitigate those risks. Our management processes, structure and policies help us to comply with laws and regulations, and provide clear lines of sight for decision-making, accountability and reporting.
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
Our internal audit division, which reports directly to the Audit Committee of the board of directors, provides an objective assessment of the design and execution of our internal control system including our management systems, risk governance, and policies and procedures. Internal audit activities are designed to provide reasonable assurance that resources are safeguarded; that significant financial, mana-
gerial and operating information is complete, accurate and reliable; and that employee actions comply with our policies and applicable laws and regulations.
Our risk committees provide a mechanism to bring together the many perspectives of our management team to discuss emerging risk issues, monitor risk-taking activities and evaluate specific transactions and exposures. All management risk committees report to the senior risk committee, which is chaired by the chief executive officer and composed of certain members of the Operating Committee. The senior risk committee is charged with monitoring the direction and trend of risks relative to business strategies set by the Operating Committee and relative to market conditions and other external factors. It reviews identified emerging risks and directs action to appropriately mitigate those risks. This committee also ensures that responsibilities and accountabilities for risk management and corrective action on control matters are properly delegated to appropriate individuals and implemented on a timely basis. The senior risk committee directly oversees the activities of these five key management committees: credit risk, market risk, operational risk, asset and liability, and conflicts of interest.
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
Credit risk is managed through a combination of policies and procedures and authorities that are tracked and regularly updated in a centralized database. The board of directors grants credit authority to the chief executive officer, who in turn has delegated that authority to the chief risk officer. Credit authorities are further delegated through the independent risk management organization. Most authority to approve credit exposure is granted to officers in the risk management organization who are experienced in the industries and loan structures over which they have responsibility, and are independent of the officers who are responsible for generating new business.
There are two processes for approving credit risk exposures. The first process involves standard approval structures (such as rapid decision scorecards) for use in retail, certain small business lending and most trading activities. The second process involves individual approval of commercial exposures based, among other factors, on the financial strength of the borrower, assessment of the

38     Wachovia Corporation 2007 Annual Report

borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook.
Credit risk review is an independent unit that performs risk process reviews and evaluates a representative sample of individual credit extensions. Credit risk review has the authority to change internal risk ratings and has the responsibility to assess the adequacy of credit underwriting and servicing practices. This unit reports directly to the chief risk officer and to the Risk Committee of the board of directors.
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
By incorporating these models and policies into computer programs or “decisioning engines,” much of the underwriting is automated. Once a line of credit or other retail loan is extended, it is continuously monitored for changes in delinquency trends and other asset quality indicators. Delinquency action on individual credits is taken monthly or as needed if collection efforts are required.
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
Market risk management activities are overseen by an independent market risk group, which reports outside the business units to the risk management group. Risk measures include the use of value-at-risk (VaR) methodology with limits approved by the market risk committee and subsequently by the Risk Committee of the board of directors. The market risk committee also approves a variety of other trading limits designed to match trading activities to our appetite for risk and to our strategic objectives.
The VaR methodology assesses market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VaR at the 97.5 percent and 99 percent confidence levels, and 10-day VaR at the 99 percent confidence level. The VaR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VaR limit in the first seven months of 2007 was $30 million. In August 2007, the market risk committee approved an increase in this limit to $50 million to accommodate foreign expansion, the impact of increasing spread volatility and a pricing methodology change in our municipal bond program. The total 1-day VaR was $62 million at December 31, 2007, and $30 million at December 29, 2006, and was primarily related to interest rate risk and credit spread risk. The high, low and average VaRs in 2007 were $63 million, $17 million and $31 million, respectively. We exceeded the VaR limit on 27 days in 2007. Each instance in which the VaR limit was exceeded was approved either by our chief risk officer or by our market risk committee, which includes our chief risk officer and chief financial officer. Most instances in which the limit was exceeded were caused by the consolidation of a structured lending vehicle on September 30, 2007. The other drivers for the increase in VaR were a pricing methodology change in the municipal bond portfolio; higher theoretical profit and loss

Wachovia Corporation 2007 Annual Report     39

Management’s Discussion and Analysis
VaR Profile by Risk Type in 2007
(In millions)

				12/31/07
Risk Category	Min VaR	Max VaR	Avg VaR	Last VaR

Commodities	$0.3	1.3	0.7	0.9
Credit products	18.1	100.7	43.3	100.3
Equities	1.3	9.7	5.9	9.2
Foreign exchange	0.1	4.5	0.9	1.2
Interest rate	6.2	100.1	32.9	100.1

Sum of Categories				211.7

Correlation Mitigation				150.2

Aggregate	$17.2	63.1	31.1	61.5
Daily VaR Backtesting*
(Dollars of revenue in millions)

*	Regulatory backtesting.
Histogram of Daily Profit and Loss in 2007
(Dollars of revenue in millions)
variance due to higher experienced market volatility; and a decision to enter into strategic hedges for the loan portfolio that are accounted for as trading derivatives.
Operational Risk Management Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This risk is inherent in all our businesses. Operational risk is divided into the following functional risk areas: vendor, compliance, technology, financial, fiduciary, human capital, business continuity planning, legal, change and implementation risk, and internal and external fraud.
Operational risk is managed through an enterprise-wide framework for organizational structure, processes and technologies. This framework is maintained by an independent operational risk team that reports to the risk management group. This team is composed of a corporate operational risk group and operational risk leaders aligned with our business units and support functions. In addition to our self-assessment process, we also focus on training, education and development of a risk management culture that reinforces the message that all employees are responsible for the management of operational risk.
One component of operational risk is compliance risk. Compliance risk is managed by our compliance group, which works within the business lines but reports centrally to the risk management group under the leadership of our chief compliance officer, who reports to our chief risk officer. This structure allows compliance risk management to consult with the business units as policies and procedures are developed, and it enables close monitoring of daily activities. As part of our compliance program, we devote significant resources to combat money laundering and terrorist financing, and to safeguard our customers’ data.
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
The Liquidity Risk Management table on the next page focuses only on future obligations. In this table, all deposits with indeterminate maturities, such as demand deposits,

40     Wachovia Corporation 2007 Annual Report

Liquidity Risk Management

December 31, 2007
			Over one	Over three
		One year	year through	years through	Over
(In millions)	Total	or less	three years	five years	five years

Contractual Commitments
Deposit maturities	$449,129	437,509	8,731	2,796	93
Long-term debt	161,007	40,074	44,869	29,661	46,403
Operating lease obligations	7,753	886	2,586	1,405	2,876
Capital lease obligations	13	3	4	4	2
Investment obligations	971	971	—	—	—
Purchase obligations	564	256	229	64	15
Other long-term liabilities	763	9	145	609	—

Total	$620,200	479,708	56,564	34,539	49,389

checking accounts, savings accounts and money market accounts, are presented as having a maturity of one year or less.
Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings, cash flows from operations, and asset securitizations and sales. Cash flows from operations are a significant component of liquidity risk management and consider both deposit and debt maturities and the scheduled cash flows from loan and investment maturities and payments, along with dividend payments.
We purchase funds on an unsecured basis in the federal funds, commercial paper, bank note, national certificate of deposit and long-term debt markets. In addition, we routinely use securities in our trading and available for sale portfolios as collateral for secured borrowings. In the event of severe market disruptions, as occurred in the second half of 2007, we have access to secured borrowings through the Federal Reserve Bank. Wachovia has continued to be a net provider of liquidity to the industry during the market disruption. Our ability to access unsecured funding markets and the cost of funds acquired in these markets are primarily dependent on our credit rating, which is currently P-1/A-1+/F1+ for short-term paper and Aa3/AA-/AA- for senior debt (Moody’s, Standard & Poor’s and Fitch, respectively). Our goal is to maintain a long-term AA credit rating. We believe a long-term credit rating of AA will provide us with many benefits, including access to additional funding sources at lower rates (assuming a static interest rate environment). Conversely, a downgrade from our current long-term debt ratings would have an adverse impact, including higher costs of funds, access to fewer funding sources and possibly triggering liquidity agreements. Providing funding under liquidity agreements could result in our forgoing more profitable lending and investing opportunities as well as dividend payments because of funding constraints.
Asset securitizations provide an alternative source of funding. We do not rely heavily on the securitization markets as a source of funds but instead we use securitizations to diversify risk and manage regulatory capital levels. Widening of the credit spreads in the securitization market, as has occurred in the market disruption, may make accessing these markets undesirable. If securitizations become undesirable, we may discontinue certain lending activities and/or increase our reliance on alternative funding sources.
The asset and liability committee is responsible for liquidity risk management. This committee approves liquidity limits and receives thorough periodic reports on our liquidity position. Liquidity reports detail compliance with limits and with guidelines. They include a review of forecasted liquidity needs based on scheduled and discretionary asset and liability maturities. They evaluate the adequacy of funding sources to meet these needs. In addition, stress tests are evaluated to determine required levels of funding in an adverse environment as was the case during the second half of 2007. These stress tests include reduced access to traditional funding sources in addition to unexpected draw-downs of contingent liquidity exposures.
Throughout 2007, Wachovia maintained an excess level of liquidity in order to serve customers’ needs and to be a source of liquidity to the industry during the market disruption. As a consequence, higher levels of assets on the balance sheet, particularly securities, reduced our capital ratios and negatively affected net interest income and the net interest margin.
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

Wachovia Corporation 2007 Annual Report     41

Management’s Discussion and Analysis
We measure credit exposure on our derivative contracts by considering both the current market value of each contract in a gain position, which is reported on the balance sheet, and a prudent estimate of potential change in value over each contract’s life. The measurement of the potential future exposure for each derivative is based on a simulation of market rates and generally takes into account legally enforceable risk mitigating agreements for each obligor such as netting and collateral. We manage the credit risk of these instruments in much the same way we manage credit risk of our loan portfolios, by establishing credit limits for each counterparty and by requiring collateral agreements for dealer transactions.
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
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish the net interest income we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and describes the actions we take to protect earnings from interest rate risk.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Historically, our large and relatively rate-insensitive deposit base has funded a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates an asset-sensitive
Market Rate Scenarios
balance sheet. To achieve more neutrality or to establish a liability-sensitive position, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.
We expect to rely on our large base of low-cost core deposits as well as diverse wholesale sources to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or we would liquidate them. If more variable rate loans were added to our loan portfolio, we would likely allow fixed rate securities to mature or we would liquidate them, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans. For example, floating rate Pick-a-Payment loans, despite being a monthly floating rate product, reprice on an index that generally lags changes in short-term rates. A portion of these loans is funded with short-term floating rate notes, which together create a profile that is liability-sensitive as measured under our earnings sensitivity analysis. Therefore, when this portfolio was added, we reduced the size of our fixed rate exposure in residential mortgage-backed securities and commercial mortgage-backed securities to help achieve the desired interest rate risk profile.
We often elect to use derivatives to protect assets, liabilities and future financial transactions from changes in interest rates. When deciding whether to use derivatives instead of investing in securities to reach the same goal, we consider a number of factors, such as cost, efficiency, the effect on our liquidity and capital, and our overall interest rate risk management strategy. We choose to use derivatives when they provide greater relative value or more efficient execution of our strategy than securities. The derivatives we use for interest rate risk management include interest rate swaps, futures, forwards and various option strategies, which in some cases are designated and accounted for as accounting hedges. We fully incorporate the market risk associated with interest rate risk management derivatives into our earnings simulation model in the same manner as other on-balance sheet financial instruments.

42     Wachovia Corporation 2007 Annual Report

We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate.” Our policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Based on our January 2008 forward rate expectation, our various scenarios together measure earnings volatility to a December 2008 federal funds rate ranging from 0.40 percent to 4.40 percent. We always incorporate into our modeling all repricing and balance sheet dynamics that depend on interest rate levels. For example, in the current market outlook and low rate scenario referenced above, we particularly stress the repricing characteristics of our deposit portfolio. We expect deposit repricing downward to be slowed in very low rate level environments. We have taken actions to mitigate this risk.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year treasury note rate and 30-year treasury note rate would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely, long-term rates rising to a greater degree than short-term rates is a “steepening” of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the yield curve implicit in the “market forward rate” scenario.
Earnings Sensitivity The Policy Period Sensitivity Measurement table provides a summary of our interest rate sensitivity measurements.
Policy Period Sensitivity Measurement

	Actual	Implied
	Fed Funds	Fed Funds
	Rate at	Rate at	Percent
	January 1,	December 31,	Earnings
(In percent)	2008	2008	Sensitivity

Market Forward Rate Scenarios (a)	4.01%	2.40	—
High Rate Composite		4.40	(3.9)
Low Rate		0.40	3.5

(a)	Assumes base federal funds rate mirrors market expectations.
The January 2008 forward rate expectations imply a high probability that the federal funds rate will decline an additional 150 basis points by the end of our policy period in December 2008. If this occurs, the spread between the 10-year treasury note rate and the target federal funds rate would migrate from a negative 22 basis points of slope as of December 31, 2007, to a positive slope of 143 basis points by December 2008. The long-term average spread is a positive 113 basis points. Because it is unlikely short-term rates would rise an additional 200 basis points above the market forward rates while all other points on the yield curve would move in simultaneous parallel increments, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These yield curves are constructed to represent the more likely range of yield curve shapes that may prevail throughout the policy period in an environment where short-term rates rise 200 basis points above current market expectations. The reported high rate sensitivity is a composite of these three scenarios.
In January 2008, our earnings simulation model indicated earnings would be negatively affected by 3.9 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while the longer-term rates decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 3.5 percent in this scenario. These percentages are for a full year, but may be higher or lower in individual reporting periods.
While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potentially negative effects of changes in interest rates.
Financial Disclosure We have always maintained internal controls over financial reporting, which generally include those controls relating to the preparation of our consolidated financial statements in conformity with GAAP. As a bank holding company, we are subject to the internal control reporting and attestation requirements of the Federal

Wachovia Corporation 2007 Annual Report     43

Management’s Discussion and Analysis
Deposit Insurance Corporation Improvement Act, and therefore, we are very familiar with the process of maintaining and evaluating our internal controls over financial reporting. We also are focused on our disclosure controls and procedures, which as defined by the SEC are generally those controls and procedures designed to ensure that financial and nonfinancial information required to be disclosed in our reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to management, including our chief executive officer and our chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.
Our disclosure committee, which includes senior representatives from our treasury, risk, legal, accounting and investor relations departments, and our human resources department with regard to disclosures about executive compensation, as well senior representatives from our four core business segments, assists senior management in its oversight of the accuracy and timeliness of our disclosures, as well as in implementing and evaluating our overall disclosure process. As part of our disclosure process, accounting representatives in our finance division and representatives from our four core business segments prepare and review monthly, quarterly and annual financial reports, which also are reviewed by each of the business segment’s chief financial officers and senior management. Accounting representatives in our finance division also conduct further reviews with our senior management team, other appropriate personnel involved in the disclosure process, including the disclosure committee and internal audit division, and our independent auditors and counsel, as appropriate. Financial results and other financial information also are reviewed with the Audit Committee of the board of directors on at least a quarterly basis.
In addition, accounting representatives in our finance division meet with representatives of our primary federal banking regulators on a quarterly basis to review, among other things, income statement and balance sheet trends, any significant or unusual transactions, changes in or implementation of significant accounting policies, and other significant nonfinancial data, as identified by our representatives. The chief executive officer and the chief financial officer also meet with the federal banking regulators on a semiannual basis.
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
Accounting and Regulatory Matters
The following information addresses significant new accounting and regulatory developments that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Fair Value In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which establishes a framework for measuring fair value under U.S. GAAP, expands disclosures about fair value measurements and provides new income recognition criteria for certain derivative contracts. SFAS 157 does not establish any new fair value measurements; rather it defines “fair value” for other accounting standards that require the use of fair value for recognition or disclosure. The term “fair value” in SFAS 157 is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability (referred to as exit price). In February 2008, the FASB issued a final FSP stating that SFAS 157 does not apply to fair value measurements for purposes of lease classification or measurement under SFAS 13, Accounting for Leases. The scope exception does not encompass lease-related fair value measurements in business combinations.
In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits companies to elect to carry certain financial instruments at fair value with corresponding changes in fair value reported in the results of operations. The election to carry an instrument at fair value is made at the individual contract level; can be made only upon initial adoption of SFAS 159, at origination or inception of an instrument, or upon the occurrence of an event that results in a new basis of accounting; and is irrevocable.
Both SFAS 157 and SFAS 159 are effective on January 1, 2008, and early adoption was permitted on January 1, 2007. We adopted these standards on January 1, 2008. The effect of adopting SFAS 157 either will be recorded directly to first quarter 2008 results of operations or recorded as a cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008, depending on the nature of the financial instrument to which the new fair value measurement is applied. The effect of adopting SFAS 159 was recorded as a cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008.
Adopting SFAS 157 will result in gains in the first quarter 2008 results of operations of $250 million to $350 million pre-tax related primarily to a change in the methodology used to calculate the fair value of certain investments in private equity funds held in a wholly owned investment company subsidiary. Also in connection with adopting SFAS 157, we recorded gains of $37 million after-tax

44     Wachovia Corporation 2007 Annual Report

($61 million pre-tax) as a cumulative effect adjustment to beginning 2008 retained earnings, related to removal of blockage discounts previously applied in determining the fair value of certain actively traded public equity investments and to profits previously deferred on certain derivative transactions.
In connection with adopting SFAS 159, we elected to record certain existing securities available for sale and loans held for sale at fair value as defined by SFAS 157, and recorded a $39 million after-tax ($62 million pre-tax) charge as a cumulative effect adjustment to beginning 2008 retained earnings representing the difference between the fair value, as defined in SFAS 157, and carrying value of those instruments at January 1, 2008. Prospectively, we plan to elect the fair value method for certain newly originated loans, certain purchased securities and certain debt issuances. On an ongoing basis, unrealized gains and losses on the instruments for which we made a fair value election at January 1, 2008, and on those for which we elect fair value in the future will be reported in our results of operations.
Life Insurance On January 1, 2008, we adopted two Emerging Issues Task Force (EITF) issues addressing the accounting for split-dollar life insurance policies that are held on certain current and former employees. The effect of adopting these standards, which was not significant, was recorded as a cumulative effect adjustment to beginning 2008 retained earnings. Adopting these EITF issues will not have a significant effect on our ongoing results of operations.
Investment Company Accounting In June 2007, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) 07-1, Clarification of the Scope of the Audit and Accounting Guide “Investment Companies” and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies. This new standard provides guidance for determining whether an entity is an “investment company,” as defined, and whether the specialized industry accounting principles for investment companies are retained in the consolidated financial statements of the parent or of an equity method investor.
SOP 07-1 was effective on January 1, 2008; however, in February 2008, the FASB issued an FSP that delays the effective date indefinitely. We continue to assess the effect of adoption of the SOP on our financial position and our results of operations.
Business Combinations and Noncontrolling Interests In December 2007, the FASB issued SFAS 141 (revised), Business Combinations (SFAS 141(R)), and SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB 51. These new standards will significantly change the accounting and reporting for business combinations and noncontrolling interests (previously referred to as minority interests).
SFAS 141(R) retains the fair value model for assets and liabilities acquired in a business combination while making other significant changes to business combination accounting. The more significant changes include: recognizing 100 percent of the fair values of assets and liabilities acquired in acquisitions of less than a 100 percent controlling interest, measuring shares issued as consideration in a business combination based on their fair value at the acquisition date, recognizing contingent consideration arrangements and preacquisition gain and loss contingencies at their respective acquisition date fair values, expensing acquisition-related transaction costs as incurred, and capitalizing acquisition-related restructuring costs only if certain criteria are met.
SFAS 160 retains much of the existing guidance for consolidation while making significant changes to the reporting of noncontrolling interests, which we currently report in liabilities. Under SFAS 160, noncontrolling interests in consolidated subsidiaries will be reported as a component of stockholders’ equity. Also under SFAS 160, a change in ownership interests in a consolidated subsidiary that does not result in loss of control will be recorded directly to stockholders’ equity. A change in ownership interest that results in deconsolidation may trigger recognition of a gain or loss and establishment of a new fair value basis in the remaining interest held.
These standards are effective on January 1, 2009, for calendar year-end companies, with early adoption prohibited. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the adoption date. SFAS 160 must be adopted prospectively with retrospective adoption required for disclosure of noncontrolling interests held as of the adoption date.
Transfers of Financial Assets The FASB has an ongoing project addressing the accounting for the transfer of financial instruments and retention of an interest in such financial instruments, which may result in significant changes to SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.
Currently, the FASB is considering the possibility of a new accounting model for derecognition of financial assets, which may include a linked presentation for transfers of financial assets that meet certain criteria.
The FASB currently plans to issue an exposure draft of an amendment to SFAS 140 in the second quarter of 2008. We cannot at this time predict with any degree of certainty whether any guidance will be issued, what changes may be required to the structure of or the accounting for transactions subject to SFAS 140 or what the transition provisions for implementation of any new guidance would be.
Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are

Wachovia Corporation 2007 Annual Report     45

Management’s Discussion and Analysis
pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the effect of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2007 Annual Report on Form 10-K.
In June 2004, the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital (Basel II) that are designed to be more risk sensitive than the current framework. In December 2007, the U.S. regulatory agencies jointly adopted a final rule for Basel II that represents the U.S. version of the international guidelines. Under the final rule, which is effective April 1, 2008, we must adopt a board of director-approved implementation plan by October 1, 2008, and begin a three-year transitional period for capital calculation no later than April 1, 2011. The final rule also requires that prior to beginning the three-year transitional period, we complete a satisfactory parallel run period of no less than four consecutive calendar quarters during which we will be required to confidentially report regulatory capital under both the new risk-based capital rule and the existing capital rule. The final rule allows banks to enter a parallel run starting in April 2008, and the first possible years for the transitional periods are 2009 through 2011. We have established necessary project management infrastructure, funding and management support to ensure we will comply with the new regulations.
Earnings Analysis for Fourth Quarter 2007
In the fourth quarter of 2007 compared with the fourth quarter of 2006, net income was $51 million compared with $2.30 billion, and diluted earnings per common share were 3 cents compared with $1.20. Fourth quarter 2007 results were a loss of $234 million before a $285 million income tax benefit primarily reflecting a reduction in the full year tax rate given the lower level of earnings. These amounts include after-tax net merger-related and restructuring expenses of $109 million, or 5 cents per common share, in the fourth quarter of 2007 and $29 million, or 1 cent per common share, in the fourth quarter of 2006. The biggest drivers of the year-over-year decline were $1.7 billion of market disruption-related losses as well as a higher provision for credit losses, which exceeded net charge-offs by $1.0 billion. Results in the fourth quarter of 2006 included a gain of $46 million after-tax, or 2 cents per share, relating to the divestiture of our Corporate and Institutional Trust businesses.
Total revenue declined 17 percent to $7.2 billion, with 1 percent growth in tax-equivalent net interest income to $4.7 billion and a decline of 37 percent in fee and other income to $2.5 billion due to the market disruption.
Somewhat offsetting the decline in fee and other income related to the market disruption was continued strong performance in retail brokerage managed account fees and solid retail brokerage transaction activity, largely reflecting the A.G. Edwards acquisition. Noninterest expense rose 17 percent to $5.8 billion, primarily from the A.G. Edwards and ECM acquisitions, as well as our growth initiatives. Salaries and employee benefits expense increased 15 percent largely as a result of the acquisitions.
In the General Bank, segment earnings were $1.2 billion, down $271 million from the same period a year ago, with revenue down $33 million to $4.4 billion. The business mix continued to shift, reflecting customer preference for fixed rate instead of variable rate loans and certificates of deposit over demand deposits. A 6 percent increase in average loans reflected organic growth led by wholesale and small business and 4 percent growth in consumer loans. Deposit growth was led by consumer certificates of deposit and money market funds. Modest growth in fee and other income included 18 percent growth in consumer service charges and 24 percent growth in interchange income. Noninterest expense growth of 11 percent reflected higher sales and severance costs related to organizational realignment, and higher investment in growth initiatives. Increased provision expense largely reflected higher losses due to significant deterioration in consumer real estate, as well as losses in auto and commercial loans, partially offset by a decline in commercial real estate losses.
Wealth Management earnings were essentially flat compared with the fourth quarter a year ago. Revenue growth of 5 percent was driven by strong fiduciary and asset management fees related to a pricing initiative implemented in the third quarter of 2007, partially offset by a decline in insurance commissions. Average loans grew 10 percent, offsetting spread compression, and average core deposits declined 3 percent. Noninterest expense rose on modest growth in salaries and benefits expense including higher nonmerger severance costs.
In the Corporate and Investment Bank, the segment loss of $596 million compared with segment earnings of $670 million in the year ago period, with the decline driven by $1.6 billion in net valuation losses and reduced origination volume in most markets-related businesses reflecting continued disruption in the fixed income markets. The market disruption losses, net of applicable hedges, included:
•	$1.0 billion in subprime residential asset-backed collateralized debt obligations and other subprime-related products.

•	$600 million in commercial mortgage structured products.

•	$123 million in consumer mortgage structured products.

46     Wachovia Corporation 2007 Annual Report

•	$93 million gain in leveraged finance, net of fees and applicable hedges.

•	$59 million gain in non-subprime collateralized debt obligations and other structured products.
Net interest income rose 27 percent, which reflected 26 percent growth in average loans including organic growth and the changing market conditions. Lower noninterest expense primarily reflected lower incentive compensation.
In Capital Management, segment earnings were $350 million, up 42 percent from the same period a year ago reflecting strength in retail brokerage managed account fees as well as the acquisitions of A.G. Edwards and ECM. Sixty percent growth in noninterest expense was primarily due to the acquisitions, as well as higher commissions and legal costs. The fourth quarter 2007 results also included a $17 million market disruption-related valuation loss on certain asset-backed commercial paper investments purchased in the third quarter of 2007 from Evergreen money market funds.
Parent results were a segment loss of $918 million compared with a loss of $227 million in the same period a year ago. The increased loss was the result of lower net interest income due to spread compression and an increased provision for loan losses due to deteriorating credit, somewhat offset by a larger tax benefit.
Our tax rate in each of the first three quarters of 2007 was based on estimates at the applicable time of pre-tax income and other factors that would affect the rate for the full year, and we recorded the income tax provision in each quarter using the estimated rate. In the fourth quarter, we recorded a tax benefit of $285 million reflecting a fourth quarter adjustment to the full year tax rate due to lower than expected earnings.
Comparison of 2006 with 2005
Results in 2006 reflect the impact of acquisitions from the date on which each closed, including Golden West from October 1, 2006, Westcorp from March 1, 2006, and other smaller acquisitions. In addition, results reflect divestitures of our Corporate and Institutional Trust businesses in late 2005 and our subprime mortgage servicing operation in late 2006.
Corporate Results of Operations In 2006, we earned $7.8 billion in net income, up 17 percent from 2005, and diluted earnings per common share were $4.63, up 11 percent from 2005. Total revenue grew 15 percent to $30.1 billion, driven by a 19 percent increase in fee and other income largely from our market-driven businesses, as well as growth in service charges, other banking fees and other income. Net interest income growth of 11 percent reflected a larger balance sheet, although growth was dampened by margin compression.
Average loans grew 35 percent, including the addition for three months of $124.0 billion from Golden West and the addition for 10 months of $13.5 billion from Westcorp. Noninterest expense grew 10 percent, largely reflecting the impact of acquisitions as well as higher revenue-based and other incentives and efficiency initiative costs.
Income taxes based on income from continuing operations were $3.7 billion in 2006, an increase of $692 million from 2005. The related effective income tax rates were 32.49 percent in 2006 and 32.05 percent in 2005. The increase in this rate was primarily the result of higher pre-tax income in 2006. On a fully tax-equivalent basis, the related income tax rates were 33.39 percent in 2006 and 33.59 percent in 2005.
Business Segments General Bank segment earnings were $4.6 billion in 2006, an increase of 42 percent, led by 27 percent growth in net interest income driven by acquisitions as well as organic growth in loan production. Fee and other income rose 26 percent reflecting growth in service charges and strong debit card interchange income as well as a $100 million credit card-related fee. Noninterest expense was up 13 percent from acquisitions as well as increased revenue-based incentives. Wealth Management’s segment earnings were $302 million, an increase of 3 percent on 7 percent higher revenue largely due to higher fee and other income from a 2005 acquisition. Wealth’s noninterest expense rose 10 percent primarily due to the acquisition and to transition to a new investment management platform.
Corporate and Investment Bank segment earnings rose 17 percent to $2.5 billion, reflecting revenue growth of 16 percent as 28 percent growth in fee and other income primarily from strong investment banking, trading and principal investing results offset a 1 percent decline in net interest income. Noninterest expense rose 16 percent due to higher revenue-based incentives, and the impact of several smaller acquisitions.
Capital Management’s segment earnings grew 34 percent to $911 million, reflecting 12 percent revenue growth driven by strength in retail brokerage managed account fees and 20 percent net interest income growth on improved deposit spreads. Noninterest expense grew 6 percent largely due to higher commissions and other incentives.
The Parent segment had a loss of $381 million compared with $292 million in earnings in 2005. Total revenue in the Parent was lower due to reduced spreads on funding the securities portfolio and growth in wholesale borrowings, partially offset by growth in the securities portfolio.
Balance Sheet Analysis The majority of the year-over-year 15 percent increase in average earning assets to $494.1 billion in 2006 primarily reflected acquisitions. The decrease in securities available for sale from December 31, 2005, reflected the sale of securities at the end of the third quarter

Wachovia Corporation 2007 Annual Report     47

Management’s Discussion and Analysis
of 2006 to achieve our desired asset/liability profile in preparation for our merger with Golden West. The 62 percent increase in loans from year-end 2005 reflected the addition of $124.0 billion in loans related to Golden West and the addition of $13.5 billion from Westcorp, largely auto loans, as well as increased consumer real estate-secured activity in our financial centers. Nonperforming assets increased from year-end 2005 to 0.32 percent of loans, foreclosed properties and loans held for sale. Nonaccrual loans nearly doubled over the same period driven by the Golden West acquisition.
Provision expense rose 74 percent from 2005 to $434 million largely related to Westcorp. The allowance for loan losses increased by $636 million from year-end 2005 to $3.4 billion at December 31, 2006, including the addition of $303 million from Golden West.
Liquidity and Capital Adequacy Core deposits increased 27 percent from December 31, 2005, to $371.8 billion at December 31, 2006. Compared with 2005, average core deposits in 2006, which included the impact of Golden West and Westcorp, increased 11 percent to $309.0 billion and average low-cost core deposits increased 2 percent to $244.2 billion, including the acquisitions.
Average purchased funds were $93.9 billion in 2006, including the impact of the October 2006 addition of $4.5 billion from Golden West, and $98.7 billion in 2005. Purchased funds were $84.8 billion at December 31, 2006, and $93.3 billion at December 31, 2005, reflecting higher foreign deposits, more than offset by the effect of greater use of long-term debt for funding rather than short-term borrowings. Long-term debt increased $89.6 billion from December 31, 2005, to $138.6 billion at December 31, 2006, largely reflecting the addition of $48.1 billion of Golden West debt and the issuance of $38.3 billion of debt. Stockholders’ equity increased 47 percent from year-end 2005 to $69.7 billion at December 31, 2006, including $18.5 billion related to the purchase of Golden West, offset by repurchases of 82 million common shares at a cost of $4.5 billion in connection with our share repurchase programs.
We paid $3.6 billion, or $2.14 per share, in dividends to common stockholders in 2006 compared with $3.0 billion, or $1.94 per share, in 2005. Our tier 1 capital ratio declined 8 basis points to 7.42 at December 31, 2006, driven primarily by the effect of the cash payment made in connection with the Golden West acquisition.

48     Wachovia Corporation 2007 Annual Report

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

	Years Ended December 31,

(In millions, except per share data)	2007	2006	2005	2004	2003

Net interest income (GAAP)	$18,130	15,249	13,681	11,961	10,607
Tax-equivalent adjustment	152	155	219	250	256

Net interest income (Tax-equivalent)	$18,282	15,404	13,900	12,211	10,863

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$3.26	4.63	4.19
Other intangible amortization	0.14	0.16	0.17
Merger-related and restructuring expenses	0.08	0.07	0.11
Discontinued operations (GAAP)	—	(0.02)	(0.14)

Earnings per share (a)	$3.48	4.84	4.33

Dividends paid per common share	$2.40	2.14	1.94
Dividend payout ratios (GAAP) (b)	73.62%	46.22	46.30
Dividend payout ratios (a) (b)	68.97%	44.21	44.80

(a)	Excludes other intangible amortization, merger-related and restructuring expenses, and discontinued operations.
(b)	Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.
Wachovia Corporation 2007 Annual Report      49

Financial Tables
Table 2
SELECTED STATISTICAL DATA

	Years Ended December 31,

(Dollars in millions, except per share data)	2007	2006	2005	2004	2003

PROFITABILITY
Return on average common stockholders’ equity	8.95%	14.36	14.13	14.77	13.25
Net interest margin (a)	2.95	3.12	3.24	3.41	3.72
Fee and other income as % of total revenue	42.11	48.77	46.99	46.88	46.61
Effective income tax rate from continuing operations	28.05%	32.49	32.05	31.70	30.16

ASSET QUALITY
Allowance for loan losses as % of loans, net	0.98%	0.80	1.05	1.23	1.42
Allowance for loan losses as % of nonperforming assets (b)	84	246	378	251	205
Allowance for credit losses as % of loans, net	1.02	0.84	1.11	1.30	1.51
Net charge-offs as % of average loans, net	0.23	0.12	0.09	0.17	0.41
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.14%	0.32	0.28	0.53	0.69

CAPITAL ADEQUACY
Tier 1 capital ratio	7.35%	7.42	7.50	8.01	8.52
Total capital ratio	11.82	11.33	10.82	11.11	11.82
Leverage	6.09	6.01	6.12	6.38	6.36
Tangible capital ratio	4.29	4.45	4.93	5.15	5.13
Tangible capital ratio (c)	4.49%	4.75	5.06	4.99	4.83

OTHER DATA
FTE employees	121,890	109,460	93,980	96,030	86,114
Total financial centers/brokerage offices	4,894	4,126	3,850	3,971	3,328
ATMs	5,139	5,212	5,119	5,321	4,408
Registered common stockholders	162,288	164,097	169,505	178,881	163,335
Actual common shares (In millions) (d)	1,980	1,904	1,557	1,588	1,312
Common stock price	$38.03	56.95	52.86	52.60	46.59
Market capitalization (d)	$75,302	108,443	82,291	83,537	61,139

TOTAL RETURN PERFORMANCE (e)
Wachovia	$126.08	179.89	160.58	153.98	131.83
S&P 500	182.85	173.32	149.69	142.68	128.68
BKX	$139.92	178.97	152.94	148.22	134.42

(a)	Tax-equivalent.
(b)	These ratios do not include nonperforming loans included in loans held for sale.
(c)	These ratios exclude the effect on tangible capital of the unamortized gains and losses under employee benefit plans, the unrealized gains and losses on available for sale securities and certain risk management derivatives, and in 2006 the pension accounting adjustment discussed in the Stockholders’ Equity section.
(d)	Includes restricted stock for which the holder receives dividends and has full voting rights.
(e)	This information should be read in conjunction with the Total Return 2002-2007 graph below. The information compares the yearly change in the cumulative total stockholder return on Wachovia common stock with the cumulative return of the Standard & Poor’s 500 Stock Index (“S&P 500”), and the Keefe, Bruyette & Woods, Inc. Bank Stock Index (“BKX”). The graph assumes that the value of an investment in Wachovia common stock and in each index was $100 on December 31, 2002, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.
Total Return 2002-2007
50       Wachovia Corporation 2007 Annual Report

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	Years Ended December 31,

(In millions, except per share data)	2007		2006	2005	2004	2003

SUMMARIES OF INCOME
Interest income	$42,231		32,265	23,689	17,288	15,080
Tax-equivalent adjustment	152		155	219	250	256

Interest income (a)	42,383		32,420	23,908	17,538	15,336
Interest expense	24,101		17,016	10,008	5,327	4,473

Net interest income (a)	18,282		15,404	13,900	12,211	10,863
Provision for credit losses	2,261		434	249	257	586

Net interest income after provision for credit losses (a)	16,021		14,970	13,651	11,954	10,277
Securities gains (losses)	(278)		118	89	(10)	45
Fee and other income	13,575		14,547	12,234	10,789	9,437
Merger-related and restructuring expenses	265		179	292	444	443
Other noninterest expense	19,557		17,417	15,659	14,222	12,837
Minority interest in income of consolidated subsidiaries	571		414	342	184	143

Income from continuing operations before income taxes and cumulative effect of a change in accounting principle (a)	8,925		11,625	9,681	7,883	6,336
Income taxes	2,461		3,725	3,033	2,419	1,833
Tax-equivalent adjustment	152		155	219	250	256

Income from continuing operations before cumulative effect of a change in accounting principle	6,312		7,745	6,429	5,214	4,247
Discontinued operations, net of income taxes	—		46	214	—	—

Income before cumulative effect of a change in accounting principle	6,312		7,791	6,643	5,214	4,247
Cumulative effect of a change in accounting principle, net of income taxes	—		—	—	—	17

Net income	6,312		7,791	6,643	5,214	4,264
Dividends on preferred stock	—		—	—	—	5

Net income available to common stockholders	$6,312		7,791	6,643	5,214	4,259

PER COMMON SHARE DATA
Basic
Income from continuing operations before change in accounting principle	$3.31		4.70	4.13	3.87	3.20
Net income	3.31		4.72	4.27	3.87	3.21
Diluted
Income from continuing operations before change in accounting principle	3.26		4.61	4.05	3.81	3.17
Net income	3.26		4.63	4.19	3.81	3.18
Cash dividends	$2.40		2.14	1.94	1.66	1.25
Average common shares — Basic	1,907		1,651	1,556	1,346	1,325
Average common shares — Diluted	1,934		1,681	1,585	1,370	1,340
Average common stockholders’ equity	$70,533		54,263	47,019	35,295	32,135
Book value per common share (b)	37.66		36.61	30.55	29.79	24.71
Common stock price
High	58.77		59.85	56.01	54.52	46.59
Low	38.03		51.09	46.49	43.56	32.72
Year-end	$38.03		56.95	52.86	52.60	46.59
To earnings ratio (c)	11.67	X	12.30	12.62	13.81	14.65
To book value (b)	101%		156	173	177	189
BALANCE SHEET DATA
Assets	$782,896		707,121	520,755	493,324	401,188
Long-term debt	$161,007		138,594	48,971	46,759	36,730

(a)	Tax-equivalent.
(b)	Share count in the calculation includes restricted stock for which the holder receives dividends and has full voting rights.
(c)	Based on diluted earnings per common share.
Wachovia Corporation 2007 Annual Report      51

Financial Tables
Table 4
NET TRADING REVENUE - INVESTMENT BANKING (a)

	Years Ended December 31,

(In millions)	2007	2006	2005

Net interest income (Tax-equivalent)	$252	210	413
Trading account profits (losses)	(994)	509	210
Other fee income	605	585	423

Total net trading revenue (Tax-equivalent)	$(137)	1,304	1,046

(a)	Certain amounts presented in prior years have been reclassified to conform to the presentation in 2007.
Table 5
SELECTED RATIOS

	Years Ended December 31,

	2007		2006	2005	2004	2003

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.23	X	10.69	10.83	12.09	11.25
Return on assets	0.87%		1.34	1.31	1.22	1.18
Return on common stockholders’ equity	8.95		14.36	14.13	14.77	13.25
Return on total stockholders’ equity	8.94%		14.36	14.13	14.77	13.27

DIVIDEND PAYOUT RATIOS
Common shares	73.62%		46.22	46.30	43.57	39.31
Preferred and common shares	73.62%		46.22	46.30	43.57	39.15

(a)	Based on average balances and net income.
52       Wachovia Corporation 2007 Annual Report

Table 6
SELECTED QUARTERLY DATA

		2007			2006
(In millions, except per
share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$10,910	10,831	10,350	10,140	10,370	7,784	7,404	6,707
Interest expense	6,280	6,280	5,901	5,640	5,793	4,243	3,763	3,217

Net interest income	4,630	4,551	4,449	4,500	4,577	3,541	3,641	3,490
Provision for credit losses	1,497	408	179	177	206	108	59	61

Net interest income after provision for credit losses	3,133	4,143	4,270	4,323	4,371	3,433	3,582	3,429
Securities gains (losses)	(320)	(34)	23	53	47	94	25	(48)
Fee and other income	2,846	2,831	4,217	3,681	3,964	3,401	3,587	3,595
Merger-related and restructuring expenses	187	36	32	10	49	38	24	68
Other noninterest expense	5,599	4,489	4,858	4,611	4,913	4,037	4,266	4,201
Minority interest in income of consolidated subsidiaries	107	189	139	136	125	104	90	95

Income (loss) from continuing operations before income taxes (benefits)	(234)	2,226	3,481	3,300	3,295	2,749	2,814	2,612
Income taxes (benefits)	(285)	608	1,140	998	1,040	872	929	884

Income from continuing operations	51	1,618	2,341	2,302	2,255	1,877	1,885	1,728
Discontinued operations, net of income taxes	—	—	—	—	46	—	—	—

Net income	$51	1,618	2,341	2,302	2,301	1,877	1,885	1,728

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$0.03	0.86	1.24	1.22	1.20	1.19	1.19	1.11
Net income	0.03	0.86	1.24	1.22	1.22	1.19	1.19	1.11
Diluted earnings
Income from continuing operations	0.03	0.85	1.22	1.20	1.18	1.17	1.17	1.09
Net income	0.03	0.85	1.22	1.20	1.20	1.17	1.17	1.09
Cash dividends	0.64	0.64	0.56	0.56	0.56	0.56	0.51	0.51
Common stock price
High	51.80	52.64	56.81	58.77	57.49	56.67	59.85	57.69
Low	38.03	44.94	51.25	53.88	53.37	52.40	52.03	51.09
Period-end	$38.03	50.15	51.25	55.05	56.95	55.80	54.08	56.05

SELECTED RATIOS (a)
Return on assets	0.03%	0.88	1.33	1.35	1.31	1.34	1.39	1.34
Return on total stockholders’ equity	0.28	9.19	13.54	13.47	13.09	14.85	15.41	14.62
Stockholders’ equity to assets	9.69%	9.58	9.84	10.03	9.98	9.03	9.03	9.18

(a)	Based on average balances and net income.
Wachovia Corporation 2007 Annual Report      53

Financial Tables
Table 7
LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	December 31,

(In millions)	2007	2006	2005	2004	2003

ON-BALANCE SHEET LOAN PORTFOLIO
COMMERCIAL
Commercial, financial and agricultural	$112,509	96,285	87,327	75,095	55,453
Real estate — construction and other	18,543	16,182	13,972	12,673	5,969
Real estate — mortgage	23,846	20,026	19,966	20,742	15,186
Lease financing	23,913	25,341	25,368	25,000	23,978
Foreign	29,540	13,464	10,221	7,716	6,880

Total commercial	208,351	171,298	156,854	141,226	107,466

CONSUMER
Real estate secured (a)	227,719	225,826	94,748	74,161	50,726
Student loans	8,149	7,768	9,922	10,468	8,435
Installment loans	25,635	22,660	6,751	7,684	8,965

Total consumer	261,503	256,254	111,421	92,313	68,126

Total loans	469,854	427,552	268,275	233,539	175,592
Unearned income	(7,900)	(7,394)	(9,260)	(9,699)	(10,021)

Loans, net (On-balance sheet)	$461,954	420,158	259,015	223,840	165,571

MANAGED PORTFOLIO (b)

COMMERCIAL
On-balance sheet loan portfolio	$208,351	171,298	156,854	141,226	107,466
Securitized loans — off-balance sheet	131	194	1,227	1,734	2,001
Loans held for sale	9,414	8,866	3,860	2,112	2,574

Total commercial	217,896	180,358	161,941	145,072	112,041

CONSUMER
Real estate secured
On-balance sheet loan portfolio	227,719	225,826	94,748	74,161	50,726
Securitized loans — off-balance sheet	7,230	5,611	8,438	7,570	8,897
Securitized loans included in securities	10,755	5,321	4,817	4,838	10,905
Loans held for sale	4,816	3,420	2,296	10,452	9,618

Total real estate secured	250,520	240,178	110,299	97,021	80,146

Student
On-balance sheet loan portfolio	8,149	7,768	9,922	10,468	8,435
Securitized loans — off-balance sheet	2,811	3,128	2,000	463	1,658
Securitized loans included in securities	52	52	52	—	—
Loans held for sale	—	—	—	128	433

Total student	11,012	10,948	11,974	11,059	10,526

Installment
On-balance sheet loan portfolio	25,635	22,660	6,751	7,684	8,965
Securitized loans — off-balance sheet	2,263	3,276	3,392	2,184	—
Securitized loans included in securities	47	137	206	195	—
Loans held for sale	2,542	282	249	296	—

Total installment	30,487	26,355	10,598	10,359	8,965

Total consumer	292,019	277,481	132,871	118,439	99,637

Total managed portfolio	$509,915	457,839	294,812	263,511	211,678

SERVICING PORTFOLIO (c)
Commercial	$353,464	250,652	173,428	136,578	85,693
Consumer	$27,967	21,039	56,741	38,442	13,279

(a)	Includes deferred interest of $3.1 billion and $1.6 billion at December 31, 2007 and 2006, respectively.
(b)	The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.
(c)	The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.
54       Wachovia Corporation 2007 Annual Report

Table 8
LOANS HELD FOR SALE

	Years Ended December 31,

(In millions)	2007	2006	2005	2004	2003

Core business activity, beginning of year (a)	$12,566	6,388	12,293	12,504	5,488
Balance of acquired entities at purchase date	—	193	873	653	—
Originations and/or purchases	61,711	62,085	47,130	38,192	35,831
Transfer to (from) loans held for sale, net	633	(335)	(12,743)	(9,374)	(806)
Allowance for loan losses related to loans	(57)	—	—	—	—
Lower of cost or market value adjustments (b)	(566)	—	—	(2)	(67)
Performing loans sold or securitized	(56,253)	(54,827)	(32,156)	(20,824)	(24,399)
Nonperforming loans sold	—	—	—	(2)	(47)
Other, principally payments	(2,940)	(938)	(9,009)	(8,854)	(3,496)

Core business activity, end of year	15,094	12,566	6,388	12,293	12,504

PORTFOLIO MANAGEMENT ACTIVITY (a)
Portfolio business activity, beginning of period	2	17	695	121	524
Transfer to loans held for sale, net
Performing loans (c)	4,014	—	82	680	437
Nonperforming loans	—	—	25	136	121
Lower of cost or market value adjustments (b)	(46)	—	—	1	45
Performing loans sold	(2,078)	—	(611)	(136)	(577)
Nonperforming loans sold	—	(3)	(56)	(22)	(180)
Allowance for loan losses related to loans transferred to loans held for sale	—	—	(5)	(59)	(134)
Other, principally payments	(214)	(12)	(113)	(26)	(115)

Portfolio management activity, end of year (a)	1,678	2	17	695	121

Total loans held for sale (d)	$16,772	12,568	6,405	12,988	12,625

(a)	Core business activity means we originate and/or purchase loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.
(b)	Lower of cost or market value adjustments exclude amounts related to unfunded commitments. Market disruption-related write-downs on unfunded commitments amounted to $389 million in 2007.
(c)	Includes $1.8 billion in 2007 in connection with consolidation of a structured lending vehicle that we administered; 2007 also includes funding of certain of the structured lending vehicle’s commitments amounting to $159 million.
(d)	Nonperforming loans included in loans held for sale at December 31, 2007, 2006, 2005, 2004 and 2003, were $62 million, $16 million, $32 million, $157 million and $82 million, respectively.
Wachovia Corporation 2007 Annual Report      55

Financial Tables
Table 9
COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES (a)

	December 31, 2007

		Real
	Commercial,	Estate-
	Financial	Construction	Real
	and	and	Estate-
(In millions)	Agricultural	Other	Mortgage	Foreign	Total

FIXED RATE
1 year or less	$3,128	55	265	9,267	12,715
1-5 years	7,025	132	1,780	263	9,200
After 5 years	10,564	98	742	60	11,464

Total fixed rate	20,717	285	2,787	9,590	33,379

ADJUSTABLE RATE
1 year or less	31,254	9,384	6,612	17,205	64,455
1-5 years	46,915	8,480	12,577	2,632	70,604
After 5 years	13,623	394	1,870	113	16,000

Total adjustable rate	91,792	18,258	21,059	19,950	151,059

Total	$112,509	18,543	23,846	29,540	184,438

(a)	Excludes lease financing.
56       Wachovia Corporation 2007 Annual Report

Table 10
ALLOWANCE FOR CREDIT LOSSES

	Years Ended December 31,

(In millions)	2007	2006	2005	2004	2003

ALLOWANCE FOR CREDIT LOSSES (a)
Balance, beginning of year	$3,514	2,882	2,911	2,504	2,798
Provision for credit losses	2,191	430	227	290	549
Provision for credit losses relating to loans transferred to loans held for sale or sold	14	8	18	(31)	75
Provision for credit losses for unfunded lending commitments	56	(4)	4	(2)	(38)
LOAN LOSSES
Commercial, financial and agricultural	181	116	156	221	471
Commercial real estate — construction and mortgage	132	22	22	9	18

Total commercial	313	138	178	230	489

Real estate secured	288	102	81	79	9
Student loans	14	18	36	46	—
Installment and other loans (b)	673	383	161	171	387

Total consumer	975	503	278	296	396

Total loan losses	1,288	641	456	526	885

LOAN RECOVERIES
Commercial, financial and agricultural	55	111	136	148	148
Commercial real estate — construction and mortgage	6	3	6	3	4

Total commercial	61	114	142	151	152

Real estate secured	38	32	35	7	2
Student loans	6	8	7	9	—
Installment and other loans (b)	211	121	65	59	79

Total consumer	255	161	107	75	81

Total loan recoveries	316	275	249	226	233

Net charge-offs	972	366	207	300	652

Balance of acquired entities at purchase date	—	603	—	510	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	(86)	(39)	(71)	(60)	(228)

Balance, end of year	$4,717	3,514	2,882	2,911	2,504

CONSUMER REAL ESTATE SECURED NET CHARGE-OFFS (c)
First lien	$(186)	(48)	—	—	—
Second lien	(64)	(22)	—	—	—

Total consumer real estate secured net charge-offs	$(250)	(70)	(46)	(72)	(7)

ALLOWANCE FOR CREDIT LOSSES
Allocation of the allowance for loan losses
Commercial	$2,392	1,867	1,859	1,909	875
Consumer	1,950	1,333	730	758	416
Unallocated	165	160	135	90	1,057

Total allowance for loan losses	4,507	3,360	2,724	2,757	2,348
Reserve for unfunded lending commitments	210	154	158	154	156

Total allowance for credit losses	$4,717	3,514	2,882	2,911	2,504

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.
(b)	Principally auto loans.
(c)	Separate first and second lien information is not available for years prior to 2006.
Wachovia Corporation 2007 Annual Report      57

Financial Tables
Table 11
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,

	2007		2006		2005		2004		2003
		Loans		Loans		Loans		Loans		Loans
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
(In millions)	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans	Amt.	Loans

COMMERCIAL
Commercial, financial and agricultural	$1,414	24%	$1,423	22%	$1,348	33%	$1,384	32%	$582	32%
Real estate - Construction and other	622	4	157	4	141	5	155	5	59	3
Mortgage	265	5	206	5	273	7	268	9	113	8
Lease financing	28	5	41	6	39	9	35	11	57	14
Foreign	63	6	40	3	58	4	67	3	64	4
CONSUMER
Real estate secured	1,088	48	497	53	305	35	382	32	221	29
Student loans	14	2	16	2	91	4	56	5	39	5
Installment loans	848	6	820	5	334	3	320	3	156	5
UNALLOCATED	165	—	160	—	135	—	90	—	1,057	—

Total	$4,507	100%	$3,360	100%	$2,724	100%	$2,757	100%	$2,348	100%

58       Wachovia Corporation 2007 Annual Report

Table 12
ALLOWANCE AND CHARGE-OFF RATIOS

	Years Ended December 31,

(In millions)	2007	2006	2005	2004	2003

ALLOWANCE FOR LOAN LOSSES
as % of loans, net	0.98%	0.80	1.05	1.23	1.42
as % of nonaccrual and restructured loans (a) (b)	90	272	439	289	227
as % of nonperforming assets (a)	84	246	378	251	205
ALLOWANCE FOR CREDIT LOSSES
as % of loans, net	1.02%	0.84	1.11	1.30	1.51

NET CHARGE-OFFS AS % OF AVERAGE LOANS, NET
Commercial, financial and agricultural	0.10%	—	0.02	0.10	0.46
Commercial real estate – construction and mortgage	0.33	0.06	0.05	0.02	0.06

Total commercial	0.15	0.02	0.03	0.08	0.37

Real estate secured	0.11	0.05	0.06	0.13	0.01
Student loans	0.10	0.10	0.26	0.37	—
Installment and other loans (c)	1.88	1.38	1.35	1.37	3.15

Total consumer	0.28	0.21	0.18	0.30	0.47

Total as % of average loans, net	0.23%	0.12	0.09	0.17	0.41

(a)	These ratios do not include nonperforming assets included in loans held for sale.
(b)	Restructured loans are not significant.
(c)	Principally auto loans.
Wachovia Corporation 2007 Annual Report      59

Financial Tables
Table 13
NONPERFORMING ASSETS

	Years Ended December 31,

(In millions)	2007	2006	2005	2004	2003

NONPERFORMING ASSETS
Nonaccrual loans
Commercial
Commercial, financial and agricultural	$602	226	307	585	765
Commercial real estate — construction and mortgage	1,059	93	85	127	54

Total commercial	1,661	319	392	712	819

Consumer
Real estate secured (a) (b)
First lien	3,234	868	188	—	—
Second lien	58	32	33	—	—
Installment and other loans (c)	42	15	7	13	24

Total consumer	3,334	915	228	243	216

Total nonaccrual loans	4,995	1,234	620	955	1,035
Foreclosed properties (d)	389	132	100	145	111

Total nonperforming assets	$5,384	1,366	720	1,100	1,146

as % of loans, net, and foreclosed properties (e)	1.16%	0.32	0.28	0.49	0.69

Nonperforming assets included in loans held for sale
Commercial	$—	1	22	95	13
Consumer	62	15	10	62	69

Total nonperforming assets included in loans held for sale	62	16	32	157	82

Nonperforming assets included in loans and in loans held for sale	$5,446	1,382	752	1,257	1,228

as % of loans, net, foreclosed properties and loans held for sale (f)	1.14%	0.32	0.28	0.53	0.69

PAST DUE LOANS 90 DAYS AND OVER, AND NONACCRUAL LOANS
Accruing loans past due 90 days and over	$708	650	625	522	341
Nonaccrual loans	4,995	1,234	620	955	1,035

Total past due loans 90 days and over, and nonaccrual loans	$5,703	1,884	1,245	1,477	1,376

Commercial as % of loans, net	0.89%	0.23	0.30	0.56	0.87
Consumer as % of loans, net	1.49%	0.59	0.72	0.80	0.77

(a)	Upon final review of certain modified loans, consumer real estate secured (first lien) nonperforming loans at December 31, 2007, increased by $286 million from amounts previously reported in Form 8-K filed with the SEC on January 22, 2008.
(b)	Separate first and second lien information is not available for years prior to 2005.
(c)	Principally auto loans; nonaccrual status does not apply to student loans.
(d)	Restructured loans are not significant.
(e)	These ratios do not include nonperforming loans included in loans held for sale.
(f)	These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.
60       Wachovia Corporation 2007 Annual Report

Table 14
NONACCRUAL LOAN ACTIVITY (a)

	Years Ended December 31,

(In millions)	2007	2006	2005	2004	2003

Balance, beginning of year	$1,234	620	955	1,035	1,585

COMMERCIAL NONACCRUAL LOAN ACTIVITY
Commercial nonaccrual loans, beginning of year	319	392	712	819	1,374
Balance of acquired entities at purchase date	—	—	—	321	—

New nonaccrual loans and advances	2,002	621	751	575	1,051
Gross charge-offs	(313)	(138)	(178)	(230)	(489)
Transfers to loans held for sale	—	—	(25)	(134)	(69)
Transfers to other real estate owned	(7)	(4)	(27)	(3)	(12)
Sales	(56)	(158)	(313)	(135)	(256)
Other, principally payments	(284)	(394)	(528)	(501)	(780)

Net commercial nonaccrual loan activity	1,342	(73)	(320)	(428)	(555)

Commercial nonaccrual loans, end of year	1,661	319	392	712	819

CONSUMER NONACCRUAL LOAN ACTIVITY
Consumer nonaccrual loans, beginning of year	915	228	243	216	211
Balance of acquired entities at purchase date	—	589	—	21	—

New nonaccrual loans and advances, net	2,422	98	(29)	10	106
Transfers from (to) loans held for sale	—	—	15	(4)	(58)
Sales and securitizations	(3)	—	(1)	—	(43)

Net consumer nonaccrual loan activity	2,419	98	(15)	6	5

Consumer nonaccrual loans, end of year	3,334	915	228	243	216

Balance, end of year	$4,995	1,234	620	955	1,035

(a)	Excludes nonaccrual loans included in loans held for sale and excludes foreclosed properties.
Wachovia Corporation 2007 Annual Report      61

Financial Tables
Table 15
GOODWILL, OTHER INTANGIBLE ASSETS AND EXIT COST PURCHASE ACCOUNTING ACTIVITY

	December 31,

(In millions)	2007	2006	2005	2004	2003

Goodwill	$43,122	38,379	21,807	21,526	11,149
Deposit base	619	883	705	1,048	757
Customer relationships	1,410	662	413	443	396
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$45,241	40,014	23,015	23,107	12,392

	Years Ended December 31, 2007, 2006 and 2005

	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

EXIT COST PURCHASE ACCOUNTING ACTIVITY
Wachovia/A.G. Edwards - October 1, 2007
Purchase accounting adjustments	$20	—	—	20
Cash payments	(4)	—	—	(4)

Balance, December 31, 2007	$16	—	—	16

EXIT COST PURCHASE ACCOUNTING ACTIVITY
Wachovia/Golden West — October 1, 2006
Purchase accounting adjustments	$11	—	30	41
Cash payments	—	—	(29)	(29)

Balance, December 31, 2006	11	—	1	12
Purchase accounting adjustments	138	22	—	160
Cash payments	(100)	(13)	(1)	(114)

Balance, December 31, 2007	$49	9	—	58

EXIT COST PURCHASE ACCOUNTING ACTIVITY
Wachovia/Westcorp - March 1, 2006
Purchase accounting adjustments	$5	—	12	17
Cash payments	(3)	—	(12)	(15)

Balance, December 31, 2006	2	—	—	2
Purchase accounting adjustments	2	—	—	2
Cash payments	(4)	—	—	(4)

Balance, December 31, 2007	$—	—	—	—

EXIT COST PURCHASE ACCOUNTING ACTIVITY
Wachovia/SouthTrust — November 1, 2004
Balance, December 31, 2004	$167	—	4	171
Purchase accounting adjustments	54	62	33	149
Cash payments	(98)	(27)	(34)	(159)
Noncash write-downs	—	(26)	—	(26)

Balance, December 31, 2005	123	9	3	135
Cash payments	(72)	(3)	(1)	(76)
Noncash write-downs	—	(6)	—	(6)

Balance, December 31, 2006	51	—	2	53
Cash payments	(33)	—	—	(33)

Balance, December 31, 2007	$18	—	2	20

62       Wachovia Corporation 2007 Annual Report

Table 16
DEPOSITS

					December 31,

(In millions)	2007	2006	2005	2004	2003

CORE DEPOSITS
Noninterest-bearing	$60,893	66,572	67,487	64,197	48,683
Savings and NOW accounts	88,078	86,106	81,536	83,678	63,011
Money market accounts	124,651	105,428	100,220	91,184	65,045
Other consumer time	123,783	113,665	44,319	35,529	27,921

Total core deposits	397,405	371,771	293,562	274,588	204,660
OTHER DEPOSITS
Foreign	27,386	21,988	18,041	9,881	9,151
Other time	24,338	13,699	13,291	10,584	7,414

Total deposits	$449,129	407,458	324,894	295,053	221,225

Table 17
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

December 31,

(In millions)	2007

MATURITY OF
3 months or less	$31,469
Over 3 months through 6 months	22,855
Over 6 months through 12 months	11,081
Over 12 months	5,624

Total time deposits in amounts of $100,000 or more	$71,029

Table 18
RATES AND AMOUNTS OF SAVINGS BANK DEPOSITS (a)

				December 31,

		2007		2006

(In millions)	Rate	Amount	Rate	Amount

Deposits
Interest-bearing checking accounts	—%	$—	1.60%	$3,844
Interest-free checking accounts	—	3	—	—
Savings accounts	3.66	4,113	3.12	9,287
Interest-free savings accounts	—	84	—	—
Term certificate accounts with original maturities of 4 weeks to 1 year	—	—	5.27	44,988
1 to 2 years	—	—	4.95	7,969
2 to 3 years	—	—	3.87	573
3 to 4 years	—	—	3.49	551
4 years and over	—	—	4.34	1,988
Retail jumbo certificates of deposits	—	—	0.76	12
Brokered certificates of deposits	5.10	2,653	—	—

Total	4.23%	$6,853	4.69%	$69,212

(a)	The weighted average rates and amounts of deposits are for the savings banks at December 31, 2007 and 2006. These rates and amounts represent actual product rates, and amounts and do not include purchase accounting or other adjustments. On October 12, 2007, significantly all of the deposits of the savings banks were transferred to Wachovia Bank, National Association.
Wachovia Corporation 2007 Annual Report     63

Financial Tables
Table 19
CAPITAL RATIOS

	December 31,

(In millions)	2007	2006	2005	2004	2003

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$43,528	39,428	30,308	28,583	23,863
Total capital	70,003	60,194	43,709	39,633	32,307
Adjusted risk-weighted assets	592,065	531,303	404,068	356,766	279,979
Adjusted leverage ratio assets	$714,633	656,428	495,601	448,205	375,447
Ratios
Tier 1 capital	7.35%	7.42	7.50	8.01	8.52
Total capital	11.82	11.33	10.82	11.11	11.54
Leverage	6.09	6.01	6.12	6.38	6.36
STOCKHOLDERS’ EQUITY TO ASSETS
Year-end	9.82	9.86	9.13	9.59	8.09
Average	9.78%	9.35	9.24	8.27	8.89

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.50%	7.46	7.45	7.86	7.60
Wachovia Bank of Delaware, National Association	15.60	16.27	14.07	15.76	15.46
Wachovia Mortgage, FSB (b)	12.97	13.77	—	—	—
Wachovia Bank, FSB (c)	17.07	—	—	—	—
Total capital
Wachovia Bank, National Association	11.45	10.90	10.70	11.52	11.72
Wachovia Bank of Delaware, National Association	17.67	17.84	16.27	18.28	18.28
Wachovia Mortgage, FSB (b)	14.06	14.16	—	—	—
Wachovia Bank, FSB (c)	17.95	—	—	—	—
Leverage
Wachovia Bank, National Association	6.71	6.66	6.26	6.15	5.85
Wachovia Bank of Delaware, National Association	9.82	11.18	10.52	12.18	9.72
Wachovia Mortgage, FSB (b)	6.88	7.30	—	—	—
Wachovia Bank, FSB (c)	5.94%	—	—	—	—

(a)	Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.
(b)	Formerly World Savings Bank, FSB, prior to December 31, 2007.
(c)	Formerly World Savings Bank, FSB (Texas), prior to December 31, 2007, which was a subsidiary of Wachovia Mortgage, FSB (formerly World Savings Bank, FSB) prior to April 1, 2007.
64     Wachovia Corporation 2007 Annual Report

Table 20
INTEREST DIFFERENTIAL

		2007 Compared with 2006		2006 Compared with 2005
	Interest			Interest
	Income/	Variance		Income/	Variance
	Expense	Attributable to (b)		Expense	Attributable to (b)
(In millions)	Variance	Rate	Volume	Variance	Rate	Volume

EARNING ASSETS
Interest-bearing bank balances	$93	20	73	63	51	12
Federal funds sold and securities purchased under resale agreements	(226)	51	(277)	115	322	(207)
Trading account assets (a)	490	168	322	(53)	160	(213)
Securities (a)	(278)	119	(397)	440	279	161
Loans (a)	9,596	895	8,701	8,596	3,494	5,102
Loans held for sale	556	12	544	(167)	137	(304)
Other earning assets	108	(54)	162	(54)	178	(232)

Total earning assets excluding derivatives	10,339	1,211	9,128	8,940	4,621	4,319
Risk management derivatives	(376)	(376)	—	(428)	(428)	—

Total earning assets including derivatives	$9,963	835	9,128	8,512	4,193	4,319

INTEREST-BEARING LIABILITIES
Deposits	4,004	1,389	2,615	4,094	3,131	963
Short-term borrowings	(262)	117	(379)	383	898	(515)
Long-term debt	3,394	106	3,288	2,472	552	1,920

Total interest-bearing liabilities excluding derivatives	7,136	1,612	5,524	6,949	4,581	2,368
Risk management derivatives	(51)	(51)	—	59	59	—

Total interest-bearing liabilities including derivatives	7,085	1,561	5,524	7,008	4,640	2,368

Net interest income	$2,878	(726)	3,604	1,504	(447)	1,951

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b)	Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.
Wachovia Corporation 2007 Annual Report     65

Financial Tables
WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	YEAR ENDED 2007			YEAR ENDED 2006

			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$4,128	237	5.74%	$2,793	144	5.16%
Federal funds sold and securities purchased under resale agreements	13,334	684	5.13	18,911	910	4.82
Trading account assets (a) (c)	35,351	2,105	5.95	29,695	1,615	5.44
Securities (a) (c)	110,863	6,075	5.48	118,170	6,353	5.38
Loans (a) (b) (c)
Commercial
Commercial, financial and agricultural	104,338	7,376	7.07	92,100	6,365	6.91
Real estate — construction and other	17,524	1,304	7.44	15,259	1,139	7.46
Real estate — mortgage	21,073	1,590	7.55	19,904	1,477	7.42
Lease financing	7,596	591	7.78	9,836	684	6.95
Foreign	20,972	1,149	5.48	11,360	588	5.18

Total commercial	171,503	12,010	7.00	148,459	10,253	6.91

Consumer
Real estate secured	224,815	16,302	7.25	130,275	9,008	6.91
Student loans	8,183	525	6.42	9,975	633	6.35
Installment loans	24,627	2,440	9.90	19,013	1,787	9.40

Total consumer	257,625	19,267	7.48	159,263	11,428	7.18

Total loans	429,128	31,277	7.29	307,722	21,681	7.05

Loans held for sale	18,411	1,263	6.86	10,428	707	6.78
Other earning assets	8,603	587	6.83	6,343	479	7.54

Total earning assets excluding derivatives	619,818	42,228	6.81	494,062	31,889	6.45
Risk management derivatives (d)	—	155	0.03	—	531	0.11

Total earning assets including derivatives	619,818	42,383	6.84	494,062	32,420	6.56

Cash and due from banks	11,737			12,300
Other assets	90,736			73,972

Total assets	$722,291			$580,334

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	83,355	1,442	1.73	79,194	1,389	1.75
Money market accounts	114,411	3,822	3.34	100,824	3,209	3.18
Other consumer time	121,652	5,888	4.84	64,872	2,730	4.21
Foreign	23,355	1,117	4.78	20,305	906	4.46
Other time	12,791	676	5.28	13,949	707	5.07

Total interest-bearing deposits	355,564	12,945	3.64	279,144	8,941	3.20
Federal funds purchased and securities sold under repurchase agreements	38,493	1,872	4.86	48,457	2,212	4.56
Commercial paper	5,790	260	4.49	4,775	215	4.50
Securities sold short	7,498	281	3.75	9,168	313	3.41
Other short-term borrowings	8,195	209	2.55	6,431	144	2.26
Long-term debt	148,906	7,999	5.37	87,178	4,605	5.28

Total interest-bearing liabilities excluding derivatives	564,446	23,566	4.18	435,153	16,430	3.78
Risk management derivatives (d)	—	535	0.09	—	586	0.13

Total interest-bearing liabilities including derivatives	564,446	24,101	4.27	435,153	17,016	3.91

Noninterest-bearing deposits	59,843			64,136
Other liabilities	27,371			26,782
Stockholders’ equity	70,631			54,263

Total liabilities and stockholders’ equity	$722,291			$580,334

Interest income and rate earned — including derivatives		$42,383	6.84%		$32,420	6.56%
Interest expense and equivalent rate paid — including derivatives		24,101	3.89		17,016	3.44

Net interest income and margin — including derivatives (d)		$18,282	2.95%		$15,404	3.12%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes. (b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.
66     Wachovia Corporation 2007 Annual Report

YEAR ENDED 2005			YEAR ENDED 2004			YEAR ENDED 2003

		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$2,516	81	3.23%	$3,578	51	1.43%	$3,836	50	1.31%

24,008	795	3.31	24,940	342	1.37	16,780	172	1.02
33,800	1,668	4.94	28,944	1,239	4.28	18,395	814	4.43
115,107	5,913	5.14	100,960	4,951	4.90	78,593	4,143	5.27

80,901	4,554	5.63	59,970	2,653	4.43	56,404	2,390	4.24
13,158	760	5.78	7,395	296	4.00	5,393	190	3.52
20,187	1,194	5.92	16,050	725	4.52	16,388	720	4.39
10,223	727	7.12	8,467	721	8.51	6,915	739	10.69
8,035	303	3.77	7,144	187	2.61	6,652	189	2.84

132,504	7,538	5.69	99,026	4,582	4.63	91,752	4,228	4.61

77,152	4,511	5.85	54,928	2,981	5.43	48,894	2,824	5.78
11,126	548	4.92	9,891	372	3.76	7,919	305	3.85
7,140	488	6.84	8,188	474	5.79	9,762	630	6.45

95,418	5,547	5.81	73,007	3,827	5.24	66,575	3,759	5.65

227,922	13,085	5.74	172,033	8,409	4.89	158,327	7,987	5.04

15,293	874	5.71	16,735	739	4.42	9,110	395	4.34
9,944	533	5.36	11,064	366	3.30	7,199	243	3.38

428,590	22,949	5.35	358,254	16,097	4.49	292,240	13,804	4.72
—	959	0.23	—	1,441	0.41	—	1,532	0.53

428,590	23,908	5.58	358,254	17,538	4.90	292,240	15,336	5.25

12,524			11,311			10,888
67,896			57,202			58,373

$509,010			$426,767			$361,501

79,762	833	1.04	72,078	369	0.51	53,117	260	0.49
96,826	1,950	2.01	79,526	794	1.00	55,816	565	1.01
39,695	1,206	3.04	28,304	757	2.67	30,553	923	3.02
13,922	422	3.03	7,933	115	1.45	8,101	104	1.28
11,947	436	3.66	8,301	163	1.98	7,700	143	1.86

242,152	4,847	2.00	196,142	2,198	1.12	155,287	1,995	1.28

54,302	1,673	3.08	47,321	637	1.35	44,326	525	1.19
11,898	363	3.05	12,034	163	1.35	7,196	72	1.00
10,279	341	3.31	11,025	318	2.88	7,925	209	2.64
6,675	124	1.87	6,087	55	0.90	5,166	40	0.77
47,774	2,133	4.46	39,780	1,589	4.00	36,676	1,476	4.02

373,080	9,481	2.54	312,389	4,960	1.59	256,576	4,317	1.68
—	527	0.14	—	367	0.12	—	156	0.06

373,080	10,008	2.68	312,389	5,327	1.71	256,576	4,473	1.74

62,438			51,700			43,636
26,473			27,383			29,154
47,019			35,295			32,135

$509,010			$426,767			$361,501

	$23,908	5.58%		$17,538	4.90%		$15,336	5.25%

	10,008	2.34		5,327	1.49		4,473	1.53

	$13,900	3.24%		$12,211	3.41%		$10,863	3.72%

(c)	Tax-equivalent adjustments included in trading account assets, securities, commercial, financial and agricultural loans, and lease financing are (in millions): $43, $69, $38 and $2, respectively, in 2007; $40, $74, $38 and $3, respectively, in 2006; and $87, $89, $38 and $5, respectively, in 2005. (d) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.
Wachovia Corporation 2007 Annual Report     67

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
     Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control – Integrated Framework, management of the Company has concluded the Company maintained effective internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13a-15(f), as of December 31, 2007.
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
     KPMG LLP, an independent, registered public accounting firm, has audited the Company’s consolidated financial statements as of and for the year ended December 31, 2007, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, as stated in their reports, which are included herein.

G. Kennedy Thompson	Thomas J. Wurtz
Chairman, President and	Senior Executive Vice President and
Chief Executive Officer	Chief Financial Officer

February 25, 2008
68       Wachovia Corporation 2007 Annual Report

Independent Auditors’ Report
WACHOVIA CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Wachovia Corporation
     We have audited Wachovia Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Wachovia Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
     In our opinion, Wachovia Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Wachovia Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 25, 2008 expressed an unqualified opinion on those consolidated financial statements.

Charlotte, North Carolina
February 25, 2008
Wachovia Corporation 2007 Annual Report      69

Independent Auditors’ Report
WACHOVIA CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Wachovia Corporation
     We have audited the accompanying consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, Wachovia Corporation changed its method of accounting for income tax uncertainties, leveraged leases, hybrid financial instruments, collateral associated with derivative contracts and life insurance during 2007 and changed its method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Wachovia Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated February 25, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Charlotte, North Carolina
February 25, 2008
70     Wachovia Corporation 2007 Annual Report

Audited Financial Statements
WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

(In millions, except per share data)	2007	2006

ASSETS
Cash and due from banks	$15,124	15,826
Interest-bearing bank balances	3,057	2,167
Federal funds sold and securities purchased under resale agreements	15,449	16,923

Total cash and cash equivalents	33,630	34,916

Trading account assets	55,882	44,741
Securities (amortized cost $116,327 in 2007; $109,589 in 2006)	115,037	108,619
Loans, net of unearned income ($7,900 in 2007; $7,394 in 2006)	461,954	420,158
Allowance for loan losses	(4,507)	(3,360)

Loans, net	457,447	416,798

Loans held for sale	16,772	12,568
Premises and equipment	6,605	6,141
Due from customers on acceptances	1,418	855
Goodwill	43,122	38,379
Other intangible assets	2,119	1,635
Other assets	50,864	42,469

Total assets	$782,896	707,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	60,893	66,572
Interest-bearing deposits	388,236	340,886

Total deposits	449,129	407,458
Short-term borrowings	50,393	49,157
Bank acceptances outstanding	1,424	863
Trading account liabilities	21,585	18,228
Other liabilities	19,151	20,004
Long-term debt	161,007	138,594

Total liabilities	702,689	634,304

Minority interest in net assets of consolidated subsidiaries	3,335	3,101

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	—	—
Dividend Equalization Preferred shares, no par value, outstanding 97 million shares in 2007 and in 2006	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $ 100,000 liquidation preference per share, 25,010 shares authorized	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series J, $1,000 liquidation preference per share, 92 million depositary shares issued and outstanding in 2007	2,300	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.960 billion shares in 2007; 1.890 billion shares in 2006	6,534	6,300
Paid-in capital	56,149	51,793
Retained earnings	13,456	13,723
Accumulated other comprehensive income, net	(1,567)	(2,100)

Total stockholders’ equity	76,872	69,716

Total liabilities and stockholders’ equity	$782,896	707,121

See accompanying Notes to Consolidated Financial Statements.
Wachovia Corporation 2007 Annual Report     71

Audited Financial Statements
WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions, except per share data)	2007	2006	2005

INTEREST INCOME
Interest and fees on loans	$31,258	21,976	13,970
Interest and dividends on securities	6,097	6,433	5,783
Trading account interest	2,062	1,575	1,581
Other interest income	2,814	2,281	2,355

Total interest income	42,231	32,265	23,689

INTEREST EXPENSE
Interest on deposits	12,961	9,119	5,297
Interest on short-term borrowings	2,849	3,114	2,777
Interest on long-term debt	8,291	4,783	1,934

Total interest expense	24,101	17,016	10,008

Net interest income	18,130	15,249	13,681
Provision for credit losses	2,261	434	249

Net interest income after provision for credit losses	15,869	14,815	13,432

FEE AND OTHER INCOME
Service charges	2,686	2,480	2,151
Other banking fees	1,797	1,756	1,491
Commissions	2,878	2,406	2,343
Fiduciary and asset management fees	4,433	3,368	3,115
Advisory, underwriting and other investment banking fees	1,503	1,345	1,109
Trading account profits (losses)	(856)	535	286
Principal investing	759	525	401
Securities gains (losses)	(278)	118	89
Other income	375	2,132	1,338

Total fee and other income	13,297	14,665	12,323

NONINTEREST EXPENSE
Salaries and employee benefits	12,190	10,903	9,671
Occupancy	1,343	1,173	1,064
Equipment	1,233	1,184	1,087
Advertising	264	204	193
Communications and supplies	720	653	633
Professional and consulting fees	857	790	662
Other intangible amortization	424	423	416
Merger-related and restructuring expenses	265	179	292
Sundry expense	2,526	2,087	1,933

Total noninterest expense	19,822	17,596	15,951

Minority interest in income of consolidated subsidiaries	571	414	342

Income from continuing operations before income taxes	8,773	11,470	9,462
Income taxes	2,461	3,725	3,033

Income from continuing operations	6,312	7,745	6,429
Discontinued operations, net of income taxes	—	46	214

Net income	$6,312	7,791	6,643

PER COMMON SHARE DATA
Basic
Income from continuing operations	$3.31	4.70	4.13
Net income	3.31	4.72	4.27
Diluted
Income from continuing operations	3.26	4.61	4.05
Net income	3.26	4.63	4.19
Cash dividends	$2.40	2.14	1.94
AVERAGE COMMON SHARES
Basic	1,907	1,651	1,556
Diluted	1,934	1,681	1,585

See accompanying Notes to Consolidated Financial Statements.
72     Wachovia Corporation 2007 Annual Report

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2007, 2006 and 2005

							Accumulated
							Other
	Preferred Stock		Common Stock		Paid-in	Retained	Comprehensive
(In millions, except per share data)	Shares	Amount	Shares	Amount	Capital	Earnings	Income, Net	Total

Balance, December 31, 2004	—	$—	1,576	$5,253	31,161	10,178	725	47,317
Comprehensive income
Net income	—	—	—	—	—	6,643	—	6,643
Minimum pension liability	—	—	—	—	—	—	(19)	(19)
Net unrealized losses, net of reclassification adjustments on
Debt and equity securities	—	—	—	—	—	—	(1,424)	(1,424)
Derivative financial instruments	—	—	—	—	—	—	(55)	(55)

Total comprehensive income	—	—	—	—	—	6,643	(1,498)	5,145
Purchases of common stock	—	—	(52)	(173)	(711)	(1,809)	—	(2,693)
Common stock issued for
Stock options and restricted stock	—	—	19	62	836	—	—	898
Acquisitions	—	—	—	—	3	—	—	3
Deferred compensation, net	—	—	—	—	(70)	—	—	(70)
Dividends at $1.94 per common share	—	—	—	—	—	(3,039)	—	(3,039)

Balance, December 31, 2005	—	—	1,543	5,142	31,219	11,973	(773)	47,561
Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	—	—	41	—	41
Comprehensive income
Net income	—	—	—	—	—	7,791	—	7,791
Minimum pension liability	—	—	—	—	—	—	29	29
Net unrealized gains (losses), net of reclassification adjustments on
Debt and equity securities	—	—	—	—	—	—	(293)	(293)
Derivative financial instruments	—	—	—	—	—	—	23	23

Total comprehensive income	—	—	—	—	—	7,791	(241)	7,550
Adjustment to initially apply SFAS 158, net of income taxes	—	—	—	—	—	—	(1,086)	(1,086)
Purchases of common stock	—	—	(82)	(274)	(1,746)	(2,493)	—	(4,513)
Common stock issued for
Stock options and restricted stock	—	—	25	83	1,037	—	—	1,120
Acquisitions	—	—	404	1,349	21,098	—	—	22,447
Deferred compensation, net	—	—	—	—	185	—	—	185
Dividends at $2.14 per common share	—	—	—	—	—	(3,589)	—	(3,589)

Balance, December 31, 2006	—	—	1,890	6,300	51,793	13,723	(2,100)	69,716
Cumulative effect of changes in accounting principles, net of income taxes	—	—	—	—	—	(1,447)	—	(1,447)
Comprehensive income
Net income	—	—	—	—	—	6,312	—	6,312
Unamortized gains under employee benefit plans, net of reclassification adjustments	—	—	—	—	—	—	608	608
Net unrealized gains (losses), net of reclassification adjustments on
Debt and equity securities	—	—	—	—	—	—	(231)	(231)
Derivative financial instruments	—	—	—	—	—	—	156	156

Total comprehensive income	—	—	—	—	—	6,312	533	6,845
Preferred shares issued	92	2,300	—	—	(37)	—	—	2,263
Purchases of common stock	—	—	(22)	(72)	(609)	(515)	—	(1,196)
Common stock issued for
Stock options and restricted stock	—	—	20	64	1,151	—	—	1,215
Acquisitions	—	—	72	242	3,700	—	—	3,942
Deferred compensation, net	—	—	—	—	151	—	—	151
Dividends at $2.40 per common share	—	—	—	—	—	(4,617)	—	(4,617)

Balance, December 31, 2007	92	$2,300	1,960	$6,534	56,149	13,456	(1,567)	76,872

See accompanying Notes to Consolidated Financial Statements.
Wachovia Corporation 2007 Annual Report     73

Audited Financial Statements
WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2007	2006	2005

OPERATING ACTIVITIES
Net income	$6,312	7,791	6,643
Adjustments to reconcile net income to net cash provided (used) by operating activities
Gain on sale of discontinued operations	—	(46)	(214)
Accretion and amortization of securities discounts and premiums, net	232	(37)	216
Provision for credit losses	2,261	434	249
Gain on securitization transactions	(38)	(278)	(210)
Gain on sale of mortgage servicing rights	(5)	(29)	(26)
Securities transactions	278	(118)	(89)
Depreciation and other amortization	1,869	1,686	1,449
Deferred income taxes	(185)	530	803
Trading account assets, net	(10,074)	(2,825)	3,241
(Gain) loss on sales of premises and equipment	5	(1)	107
Contribution to qualified pension plan	(270)	(600)	(330)
Excess income tax benefits from share-based payment arrangements	(158)	(152)	(162)
Loans held for sale, net	(5,483)	(6,339)	(5,527)
Deferred interest on certain loans	(1,518)	(362)	—
Other assets, net	(5,286)	(2,550)	3,917
Trading account liabilities, net	3,357	630	(4,111)
Other liabilities, net	(762)	4,209	(250)

Net cash provided (used) by operating activities	(9,465)	1,943	5,706

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	21,599	31,595	54,571
Maturities of securities	60,765	18,848	40,877
Purchases of securities	(83,414)	(40,204)	(101,001)
Origination of loans, net	(46,127)	(25,512)	(23,565)
Sales of premises and equipment	204	292	2,155
Purchases of premises and equipment	(1,121)	(1,756)	(2,762)
Goodwill and other intangible assets	(690)	(100)	(501)
Divestiture of Corporate and Institutional Trust businesses	—	—	740
Purchase of bank-owned separate account life insurance, net	(1,637)	(2,544)	(1,791)
Cash equivalents acquired, net of purchases of banking organizations	(1,340)	(2,532)	34

Net cash used by investing activities	(51,761)	(21,913)	(31,243)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	41,527	13,268	29,841
Securities sold under repurchase agreements and other short-term borrowings, net	(944)	(17,246)	(2,240)
Issuances of long-term debt	57,594	42,429	10,486
Payments of long-term debt	(35,181)	(13,904)	(8,283)
Issuances of preferred shares	2,263	—	—
Issuances of common stock, net	336	664	337
Purchases of common stock	(1,196)	(4,513)	(2,693)
Excess income tax benefits from share-based payment arrangements	158	152	162
Cash dividends paid	(4,617)	(3,589)	(3,039)

Net cash provided by financing activities	59,940	17,261	24,571

Decrease in cash and cash equivalents	(1,286)	(2,709)	(966)
Cash and cash equivalents, beginning of year	34,916	37,625	38,591

Cash and cash equivalents, end of year	$33,630	34,916	37,625

CASH PAID FOR
Interest	$23,423	16,379	9,629
Income taxes	4,976	2,471	3,032
NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	6,198	2,422	931
Transfer to securities from loans held for sale resulting from securitizations	—	60	212
Transfer to loans from securities resulting from terminated securitizations	310	—	—
Transfer to loans held for sale from loans	633	—	—
Transfer to loans from loans held for sale	—	335	12,636
Cumulative effect of an accounting change, net of income taxes	(1,447)	41	—
Issuance of common stock, options and notes for purchase accounting acquisitions	$4,474	22,447	—

See accompanying Notes to Consolidated Financial Statements.
74     Wachovia Corporation 2007 Annual Report

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
GENERAL
     Wachovia Corporation (the “Parent Company”) is a bank holding company whose principal wholly owned subsidiaries are Wachovia Bank, National Association (“Wachovia Bank”), a national banking association; Wachovia Mortgage, FSB (formerly World Savings Bank, FSB), a federally chartered savings bank; and Wachovia Capital Markets, LLC, an institutional and investment banking company. The Company also holds a 62 percent interest in Wachovia Securities Financial Holdings, LLC, the parent company of Wachovia Securities, LLC (“Wachovia Securities”), a retail brokerage company (see Note 2 for further discussion of the Company’s majority interest). The Company also holds a majority interest in Wachovia Preferred Funding Corp., a Real Estate Investment Trust (“REIT”), which has publicly traded preferred stock outstanding. Wachovia Corporation and subsidiaries (together “Wachovia” or the “Company”) is a diversified financial services company whose operations are principally domestic.
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
     The preparation of the financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates and assumptions. The accounting policies that are particularly sensitive to judgments and the extent to which significant estimates are used include allowance for loan losses and the reserve for unfunded lending commitments, fair value of certain financial instruments, consolidation, goodwill impairment and contingent liabilities.
CASH AND CASH EQUIVALENTS
     Cash and cash equivalents include cash and due from banks, interest-bearing bank balances and federal funds sold and securities purchased under resale agreements. Generally, cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be fair value.
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
SECURITIES AND TRADING ACTIVITIES
     Securities are classified at the date of commitment or purchase as trading or as available for sale securities. The fair value of securities is based on quoted market prices, or if quoted market prices are not available, then the fair value is estimated using quoted market prices for similar securities, pricing models or discounted cash flow analyses using observable market data where available. The determination of fair value includes various factors such as exchange or over-the-counter market price quotations; time value and volatility factors for options, warrants and derivatives; observed prices for equivalent or synthetic instruments; and counterparty credit quality.
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
Securities Available for Sale
     Securities available for sale, which include debt securities and marketable equity securities, are used as part of the Company’s interest rate risk management strategy, and they may be sold in response to changes in interest rates, changes in prepayment risks and other factors. Securities available for sale are carried at fair value with unrealized gains and losses recorded net of income taxes as a component of other comprehensive income in stockholders’ equity. Interest and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to yield over the contractual term of the security. If a prepayment occurs on a security, any related premium or discount is recognized as an adjustment to yield in the results of operations in the period in which the prepayment occurs. Realized gains and losses are recognized on a specific identification, trade date basis. Realized gains and losses are included in fee and other income as securities gains (losses) in the results of operations.
Wachovia Corporation 2007 Annual Report      75

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
Derivatives
     See Note 19 for the applicable policies for trading account derivatives (including economic hedges) and derivatives designated and accounted for as hedges. In connection with the Company’s derivative activities, the Company may obtain collateral from, or deliver collateral to derivative counterparties. The amount of collateral required is based on the level of credit risk and on the strength of the individual counterparty. Generally, the form of the collateral required is cash. In the third quarter of 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) FIN 39-1, which expands the scope of FASB Interpretation (“FIN”) No. 39, “Offsetting of Amounts Related to Certain Contracts,” to permit netting of cash collateral received or posted against the applicable derivative asset or liability in situations where the applicable netting criteria are met. This new interpretation, which the FASB issued in April 2007, is effective January 1, 2008, with early adoption permitted. The FSP requires retrospective adoption to earlier periods. The interest income or expense related to netted cash collateral is included in trading account profits (losses) in the results of operations.
SERVICING RIGHTS
     In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the fair value of the servicing rights on the date the loans are sold. The Company also purchases certain servicing assets.
     With the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets,” on January 1, 2006, the Company determined that certain mortgage servicing rights (“MSRs”) would be recorded at fair value on an ongoing basis, with changes in fair value recorded in the results of operations (“fair value MSRs”). See Note 5 for additional information on the adoption of SFAS 156. Servicing assets carried at amortized cost (“amortizing MSRs”) are amortized in proportion to and over the estimated period of net servicing income.
CONSOLIDATION
     The Company consolidates those entities in which it holds a controlling financial interest, which is typically measured as a majority of the outstanding common stock. However, in certain situations, a voting interest may not be indicative of control, and in those cases, control is measured by other factors. Variable interest entities (“VIEs”), certain of which are also referred to as special-purpose entities (“SPEs”), are entities in which equity investors do not have the characteristics of a controlling financial interest. A company is deemed to be the “primary beneficiary,” and thus required to consolidate a VIE, if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses, that will receive a majority of the VIE’s expected residual returns, or both. A “variable interest” is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. “Expected losses” and “expected residual returns” are measures of variability in the expected cash flows of a VIE.
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
     The assets and liabilities sold to a QSPE are excluded from the Company’s consolidated balance sheet, subject to a quarterly evaluation to ensure the entity continues to meet the requirements to be a QSPE. If the Company’s portion of the beneficial interests exceeds 90 percent, a QSPE would no longer qualify for off-balance sheet treatment and the Company may be required to consolidate the SPE, subject to determining whether the entity is a VIE and to determining who is the primary beneficiary. In these cases, any beneficial interests previously held by the Company are derecognized from the balance sheet and the underlying assets and liabilities of the SPE are recorded at fair value to the extent interests were previously held by outside parties.
     The carrying amount of the assets transferred to a QSPE, excluding servicing rights, is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. A gain or loss is recorded in other fee income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates that are corroborated by and independently verified against market observable data, where possible. Retained interests from securitizations with off-balance sheet entities, including QSPEs and VIEs where the Company is not the primary beneficiary, are classified as either available for sale securities, trading account assets or loans, and are accounted for as described herein.
76     Wachovia Corporation 2007 Annual Report

LOANS
     Loans are recorded at the principal balance outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees and direct costs as well as premiums and discounts are amortized as an adjustment to yield over the term of the loan. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period.
     A loan is considered to be impaired when based on current information, it is probable the Company will not receive all amounts due in accordance with the contractual terms of a loan agreement. The allowance for loan losses for an impaired loan is the difference between the carrying amount and fair value of the loan. The fair value is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are recorded as recoveries of any amounts previously charged off, and then to interest income to the extent any interest was forgone. In situations where the Company grants a concession it would not otherwise consider to a borrower experiencing financial difficulty, the related loan is classified as a troubled debt restructuring. Such loans are also considered impaired.
     The accrual of interest is generally discontinued on commercial loans and leases that become 90 days past due as to principal or interest, or where reasonable doubt exists as to collection, unless well secured and in the process of collection. Certain consumer loans, including auto and installment, that become 120 days past due are placed on nonaccrual status. Consumer real estate-secured loans that become 180 days past due are placed on nonaccrual status, with the exception of Pick-a-Payment loans (see Note 6) that are placed on nonaccrual status at 90 days past due.
     Generally, consumer loans that become 180 days past due are charged off. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.
Leases
     Loans also include direct financing leases that are recorded at the aggregate of minimum lease payments receivable plus the estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of direct financing leases, are recorded net of nonrecourse debt. Unearned income on leases is amortized under a method that results in a level rate of return.
     On January 1, 2007, the Company adopted FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction.” FSP 13-2 amends SFAS 13, “Accounting for Leases,” such that changes that affect the timing of cash flows but not the total net income under a leveraged lease will trigger a recalculation of the lease. Prior to FSP 13-2, only changes in important lease assumptions that changed the total estimated net income under a lease triggered a recalculation; changes affecting only the timing of leveraged lease cash flows did not.
     The Company has two primary classes of leveraged lease transactions that are affected by FSP 13-2: Lease-In, Lease-Out transactions (“LILOs”) and a second group of transactions that are broadly referred to as Sale-In, Lease-Out transactions (“SILOs”). The Company settled with the Internal Revenue Service (“IRS”) in June 2004 on all matters relating to the portfolio of LILOs. On SILOs, the Company has concluded that it is possible that upon ultimate resolution with the IRS, the Company may not realize all of the income tax benefits originally recorded. On January 1, 2007, the Company recorded a $1.4 billion after-tax charge to beginning retained earnings entirely related to recalculation of the Company’s portfolios of LILOs and SILOs to reflect the actual change in the timing of income tax cash flows on LILOs and the expected change on SILOs.
     In performing the leveraged lease recalculation, the Company made certain assumptions relative to the amount and timing of income tax cash flows. If new information becomes available in the future causing a change in the assumptions, the Company would then be required to perform another recalculation, the effect of which would be reported in the results of operations, and could, depending on the assumption that changed, result in either an increase or a decrease to the net investment in the leases.
ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS
     The allowance for loan losses and reserve for unfunded lending commitments (which is reported in other liabilities) are maintained at levels that are adequate to absorb probable losses inherent in the loan portfolio and in unfunded commercial lending commitments, respectively, as of the date of the consolidated financial statements. The Company has developed policies and procedures for assessing the adequacy of the allowance for loan losses and reserve for unfunded lending commitments that reflect the assessment of credit risk considering all available information. Where appropriate, this assessment includes monitoring qualitative and quantitative trends including changes in the levels of past due, criticized and nonperforming loans. In developing this assessment, the Company must rely on estimates and exercise judgment in assessing credit risk. Depending on changes in circumstances, future assessments of credit risk may yield materially different results from the estimates, which may require an increase or a decrease in the allowance for loan losses or reserve for unfunded lending commitments.
Wachovia Corporation 2007 Annual Report      77

Audited Financial Statements

     The Company employs a variety of modeling and estimation tools for measuring credit risk that are used in developing an appropriate allowance for loan losses and reserve for unfunded lending commitments. The allowance for loan losses consists of formula-based components for both the commercial and consumer portfolios, each of which includes an adjustment for historical loss variability, a reserve for impaired commercial loans and an unallocated component. The factors supporting the allowance for loan losses and the reserve for unfunded lending commitments do not diminish the fact that the entire allowance for loan losses and reserve for unfunded lending commitments are available to absorb losses in the loan portfolio and related commitment portfolio, respectively. The Company’s principal focus, therefore, is on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments.
     The allowance for loan losses and the reserve for unfunded lending commitments are subject to review by banking regulators. The Company’s primary bank regulators regularly conduct examinations of the allowance for loan losses and the reserve for unfunded lending commitments and make assessments regarding their adequacy and the methodology employed in their determination.
LOANS HELD FOR SALE
     Loans are classified as held for sale based on management’s intent to sell the loans, either as part of a core business strategy or related to a risk mitigation strategy. Loans held for sale and any related unfunded commercial lending commitments are recorded at the lower of cost or market value (“LOCOM”). At the time of the transfer to loans held for sale, if the market value is less than cost (which is the carrying amount net of deferred fees and costs and applicable allowance for loan losses and reserve for unfunded lending commitments), the difference is recorded as additional provision for credit losses in the results of operations. Market value is determined based on quoted market prices for the same or similar loans where such information is available; otherwise the Company uses outstanding investor commitments or discounted cash flow analyses with market assumptions. Loans held for sale are aggregated for purposes of calculating the market value, consistent with the strategy for sale of the loans.
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
     For unfunded lending commitments where management’s intent is to sell all or part of the funded loan, the Company records a reserve when management believes that a loss is both probable and estimable. The loss estimate is based on management’s assessment of either the amount the Company would pay to transfer the commitment or the difference between the assumed funded amount, if the loan were to fund currently, and the amount at which the loan could be sold currently.
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
PRINCIPAL INVESTMENTS
     Principal investments are recorded at fair value with realized and unrealized gains and losses included in principal investing income in the results of operations, and are included in other assets on the balance sheet. For public equity investments, fair value is based on quoted market prices, net of applicable blockage discounts for trading restrictions and liquidity. Investments in non-public securities are recorded at the Company’s estimate of fair value, which is generally the original cost basis unless either the investee has raised additional debt or equity capital and the Company believes the transaction, taking into consideration differences in the terms of securities, is a better indicator of fair value; or the Company believes the fair value is less than the carrying amount.
     For investments in private equity funds, the Company uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as the age of the fund and industry concentrations are used in the final determination of estimated fair value.
     In situations where a portion of an investment in a non-public security or fund is sold, the Company recognizes a realized gain or loss on the portion sold and an unrealized gain or loss on the portion retained.
78     Wachovia Corporation 2007 Annual Report

EQUITY METHOD INVESTMENTS
     The Company accounts for investments in which the Company has significant influence, generally represented by an investment in 20 percent or more of the common stock of the investee, under the equity method of accounting, except for equity investments carried at fair value as described in “Principal Investing” above. Equity method investments are recorded at cost adjusted to reflect the Company’s portion of income, loss or dividends of the investee. The Company recognizes gain or loss in the results of operations on transactions where a subsidiary or an equity method investee issues common stock subject to a determination that the gain is realizable and that there are no plans to reacquire the shares; otherwise, the gain or loss is recorded net of income taxes directly in stockholders’ equity.
REVENUE RECOGNITION
     Revenue is recognized when the earnings process is complete, generally on the trade date, and collectibility is assured. Specifically, brokerage commission fees are recognized in income on a trade date basis. Asset management fees, measured by assets at a particular date, are accrued as earned. Advisory and underwriting fees are recognized when the related transaction is complete. Commission expenses are recorded when the related revenue is recognized.
     For derivative contracts, gains and losses at inception are recognized only if the fair value of the contract is evidenced by a quoted market price in an active market, an observable price of other market transactions or other observable data supporting a valuation technique. For those gains and losses that are not evidenced by market data, the transaction price is used as the fair value of the contract, and no gain or loss is recognized at inception. Any gains or losses not meeting the criteria for initial recognition are deferred and recognized when realized.
INCOME TAXES
     On January 1, 2007, the Company adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” The Company’s accounting policies related to income taxes and adoption of FIN 48 are included in Note 17.
GOODWILL AND OTHER INTANGIBLE ASSETS
     Goodwill and identified intangible assets with indefinite useful lives are not subject to amortization. Rather these assets are subject to impairment testing on an annual basis, or more often if events or circumstances indicate there may be impairment. This test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying amount. If the fair value is less than the carrying amount, a further test is required to measure the amount of impairment. The Company determined that lines of business that are one level below operating segments are its reporting units.
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
     Unamortized intangible assets associated with disposed assets are included in the determination of gain or loss on sale of the disposed assets and for businesses sold, a portion of the goodwill, based on the relative fair value of the business sold as compared with the fair value of the applicable reporting unit, is included in the determination of gain or loss.
     The Company’s impairment evaluations for the year ended December 31, 2007, indicated that none of the Company’s goodwill or identified intangible assets with an indefinite useful life are impaired.
BUSINESS COMBINATIONS
     The purchase price of an acquired entity or business, to the extent the proceeds include the Company’s common stock, is based on the weighted average closing prices of the Company’s common stock for a period two trading days before the announcement and two trading days after the announcement of the merger, which includes the announcement date. The assets and liabilities of an acquired entity or business are recorded at their respective fair values as of the closing date of the merger. Fair values are preliminary and subject to refinement for up to one year after the closing date of a merger as information relative to closing date fair values becomes available. The results of operations of an acquired entity are included in the Company’s consolidated results from the closing date of the merger, and prior periods are not restated.
     To the extent that an acquired entity’s employees hold stock options, such options are typically converted into options of the Company at the applicable exchange ratio for the common stock, and the exercise price is adjusted accordingly. The fair values of such options are determined using the Black-Scholes option pricing model with market assumptions. For vested options, including those that fully vested upon change in control, the fair value is included as a component of the purchase price. For options that continue to vest post-merger, the fair value is amortized in accordance with the Company’s policies for stock-based compensation as described herein.
Wachovia Corporation 2007 Annual Report      79

Audited Financial Statements

STOCK-BASED COMPENSATION
     The Company has stock-based compensation plans under which incentive and nonqualified stock options and restricted stock awards (“RSAs”) may be granted periodically to certain employees. These awards generally vest based on continued service with the Company with the vesting of certain RSAs subject to performance conditions. These plans are described in detail in Note 12.
     The Company adopted the fair value method of accounting for stock options effective as of the beginning of the year in which the decision was made, or January 1, 2002, and only for stock option awards made in 2002 and thereafter. Under the fair value method, fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. This amount is amortized as salaries and employee benefits expense on a straight-line basis over the vesting period. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which if changed can significantly affect fair value estimates. Awards prior to 2002 continue to be accounted for under the intrinsic value method, and all such awards had fully vested by December 31, 2005.
     For restricted stock, deferred compensation is measured as the fair value of the shares on the date of grant, and the deferred compensation is amortized as salaries and employee benefits expense in the results of operations in accordance with the applicable vesting schedule, generally straight-line over three years to five years. Certain of the Company’s restricted stock awards vest if the Company achieves certain performance conditions and these awards are amortized on an accelerated basis. Note 12 has additional information on stock-based compensation.
     The Company adopted SFAS 123 (revised), “Share-Based Payments” (“SFAS 123R”), effective January 1, 2006, and the primary impact of this new standard on the Company was the different treatment of awards granted after January 1, 2006, to retirement-eligible employees, which must be expensed in full at the date of grant, or from the date of grant to the date that an employee will become retirement-eligible, if that is before the end of the stated vesting period.
     For the year ended December 31, 2005, both the reported stock-based employee compensation expense, net of income taxes, and the total stock-based compensation expense determined as if the fair value method had been applied for all awards, net of income taxes, were $67 million. As a result, there was no difference in basic and diluted earnings per common share.
EARNINGS PER SHARE
     Basic earnings per share is determined by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is determined by dividing income available to common stockholders by the weighted average number of shares adjusted to include the effect of potentially dilutive shares (typically stock options and restricted stock). Income available to common stockholders is computed as net income less dividends on preferred stock.
FOREIGN CURRENCY TRANSLATION
     The assets, liabilities and results of operations of foreign branches and subsidiaries are recorded based on the applicable functional currency for each entity. For the majority of the Company’s foreign operations, the functional currency is the U.S. dollar, and accordingly, the remeasurement gains or losses on non-U.S. dollar denominated assets and liabilities are included in the consolidated results of operations.
NEW ACCOUNTING PRONOUNCEMENTS
     In addition to the adoption in 2006 of the new accounting pronouncements described above, including SFAS 156 and SFAS 123R, the Company also adopted SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” on its effective date of December 31, 2006. Note 15 includes additional information on the adoption of SFAS 158.
     On January 1, 2007, the Company adopted FSP 13-2, which is described above, FIN 48 which is described in Note 17, SFAS 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” Emerging Issues Task Force (“EITF”) Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, ‘Accounting for Purchases of Life Insurance,’” and FSP FIN 39-1, “Amendment of FASB Interpretation No 39,” which is described elsewhere in Note 1.
     SFAS 155 permits companies to record certain hybrid financial instruments at fair value with corresponding changes in fair value recorded in the results of operations. Hybrid financial instruments are those containing an embedded derivative. SFAS 155 also provides a one-time opportunity to elect to record certain hybrid financial instruments existing on January 1, 2007, at fair value. Wachovia did not elect to carry any such financial instruments at fair value, and accordingly, had no cumulative effect adjustment from the adoption. Going forward, certain retained interests in securitizations will be carried at fair value under SFAS 155 with unrealized gains and losses recorded in the results of operations.
     EITF Issue No. 06-5 addresses the accounting for certain bank and corporate-owned life insurance policies. The impact of adoption of this standard amounted to a $4 million reduction in the Company’s January 1, 2007, investment in bank and corporate-owned life insurance of $13.3 billion, with an offsetting $4 million reduction in beginning retained earnings on January 1, 2007.
80      Wachovia Corporation 2007 Annual Report

     In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires the use of both an income statement approach and a balance sheet approach when evaluating whether an error is material to an entity’s financial statements, based on all relevant quantitative and qualitative factors. The SEC issued SAB 108 to address what the SEC identified as diversity in practice whereby entities were using either an income statement approach or a balance sheet approach, but not both. The Company consistently used an income statement approach in prior periods. SAB 108 became effective December 31, 2006, and any material adjustments arising from the adoption of SAB 108 were required to be recorded as a cumulative effect adjustment to beginning retained earnings.
     In the fourth quarter of 2006, the Company completed its analysis in accordance with SAB 108 using both the income statement approach and the balance sheet approach and concluded the Company had no prior year misstatements that were material to its consolidated financial statements.
OTHER INCOME
     Other income for the year ended December 31, 2007, includes $1.3 billion of valuation losses related to commercial mortgage, consumer mortgage and leveraged finance.
RECLASSIFICATIONS
     Certain amounts in 2006 and 2005 were reclassified to conform with the presentation in 2007. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.
SUBSEQUENT EVENT
     On February 8, 2008, the Company issued $3.5 billion of non-cumulative perpetual preferred stock with a dividend of 7.98 percent for ten years and thereafter a floating interest rate. The Company may redeem the preferred stock after ten years.
Wachovia Corporation 2007 Annual Report      81

Audited Financial Statements

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
     The Company believes each of the mergers described below enhances stockholder value by building a financial services company with the ability to provide more products and services for customers across an expanded footprint, increased distribution channels available to customers, more investment opportunities for clients, and significant capital to deploy.
Wachovia/A.G. Edwards Merger
     On May 31, 2007, the Company announced the signing of a definitive merger agreement with A.G. Edwards, Inc., a retail brokerage firm headquartered in St. Louis, Missouri. The merger was completed on October 1, 2007, and the A.G. Edwards retail brokerage business was combined with Wachovia Securities, Wachovia’s majority-owned retail brokerage subsidiary, on January 1, 2008. In accordance with the terms of the merger, the Company exchanged 0.9844 shares of its common stock and $35.80 in cash for each share of A.G. Edwards common stock. Upon completion of the merger, the Company issued 72 million common shares and $2.6 billion to holders of A.G. Edwards common shares. Additionally, employees of A.G. Edwards held 2.1 million stock options, which were converted into 3.5 million Wachovia stock options. These stock options continue to vest post-merger in accordance with their original vesting schedule. Based on the weighted average share price at the date of announcement of the merger on May 31, 2007, of $54.39, the merger was valued at $6.8 billion. The Company’s consolidated statement of income for 2007 includes results of A.G. Edwards for three months.
     In connection with Wachovia’s acquisition of A.G. Edwards and under the terms of Wachovia Securities’ joint venture with Prudential Financial, Inc., Prudential elected to exercise its lookback option, which permits Prudential to delay for two years following the combination of the A.G. Edwards retail brokerage business with Wachovia Securities its decision to make or not make an additional capital contribution to the joint venture or other payments to avoid or limit dilution of its 38 percent ownership interest in the joint venture as of December 31, 2007.
     During the lookback period, Prudential’s share in the joint venture’s earnings and one-time costs associated with the combination will be based on Prudential’s diluted ownership level following the A.G. Edwards combination. At the end of the lookback period, Prudential may elect to make an additional capital contribution or other payment, based on the appraised value of the existing joint venture and the A.G. Edwards business as of the date of the combination with Wachovia Securities, which was January 1, 2008, to avoid or limit dilution. In this case, Prudential also would make a true-up payment of one-time costs to reflect the incremental increase in its ownership interest in the joint venture.
     In addition, in this case, Prudential may not then exercise its existing option to put its joint venture interests to Wachovia at its appraised value, including the A.G. Edwards business, at any time after July 1, 2008, until the first anniversary of the end of the lookback period. Alternatively, at the end of the lookback period, Prudential may put its joint venture interests to Wachovia based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of the date of the combination of the A.G. Edwards business with Wachovia Securities.
     Based on A.G. Edwards tangible equity on the date of the merger of $2.2 billion, an aggregate purchase price of $6.8 billion, including $265 million in fair value of employee stock options and restricted stock, and purchase accounting adjustments amounting to a decrease in net assets of $24 million (excluding $337 million of deferred tax liabilities on intangible assets), the merger resulted in total intangible assets of $5.0 billion. Of the total intangible assets, $850 million ($513 million net of deferred income taxes) was allocated to a customer relationship intangible and $4.1 billion to goodwill. The customer relationship intangible arises from the relationship A.G. Edwards has with its brokerage customers and is being amortized over an estimated life of 15 years using an accelerated method that reflects the estimated pattern over which the economic benefits will be consumed. All fair values are preliminary and subject to change as additional information as of the merger date becomes available and as exit plans are finalized.
     The statement of net assets acquired at fair value at October 1, 2007, and the computation of the purchase price and goodwill related to the merger of Wachovia and A.G. Edwards are presented on the following page.
82       Wachovia Corporation 2007 Annual Report

STATEMENT OF NET ASSETS ACQUIRED (At fair value)

October 1,
(In millions)	2007

ASSETS
Cash and cash equivalents	$1,739
Trading accounts assets	1,067
Securities	1
Loans, net of unearned income	97
Allowance for loan losses	—

Loans, net	97

Goodwill	4,111
Other intangible assets	850
Other assets	2,801

Total assets	$10,666

LIABILITIES
Deposits	144
Short-term borrowings	2,180
Other liabilities	1,499

Total liabilities	3,823

Net assets acquired	$6,843

PURCHASE PRICE AND GOODWILL

(In millions)

Purchase price	$6,843
A.G. Edwards tangible stockholders’ equity	(2,243)

Excess of purchase price over carrying amount of net tangible assets acquired	4,600
Purchase accounting adjustments (affect on goodwill)
Securities	(1)
Other assets	8
Other liabilities	354

Total intangible assets	4,961
Customer relationship intangible	(850)

Goodwill	$4,111

Wachovia/Golden West Merger
     On October 1, 2006, the Company completed a merger with Golden West Financial Corporation (“Golden West”), a California-based retail banking and mortgage lending franchise. In accordance with the terms of the merger, consideration was exchanged amounting to 77 percent in Wachovia common stock and 23 percent in cash, which was equivalent to 1.05105 shares of Wachovia common stock and $18.6461 for each share of Golden West common stock. Upon completion of the merger, the Company issued 326 million common shares and $5.8 billion to holders of Golden West common shares. Additionally, employees of Golden West held 8.3 million stock options, which were converted into 11.4 million Wachovia stock options. These stock options fully vested on the date of the merger.
     Based on a weighted average share price at the date of announcement of the merger in May 2006 of $55.69, the merger was valued at $24.3 billion. The consolidated statement of income for 2006 includes results of Golden West for three months.
     Based on Golden West tangible equity on the date of the merger of $9.7 billion, an aggregate purchase price of $24.3 billion and purchase accounting adjustments amounting to a decrease in net assets of $576 million (excluding $159 million of deferred tax liabilities in intangible assets), the merger resulted in total intangible assets of $15.3 billion. Of the total intangible assets, $405 million ($246 million net of deferred income taxes) was allocated to deposit base intangible and $14.9 billion to goodwill. The deposit base intangible is being amortized over an estimated life of 15 years using an accelerated method that reflects the estimated pattern over which the economic benefits will be consumed.
     In 2007, the Company finalized certain fair value measurements as of the date of the merger and certain exit plans, and in connection therewith recorded a net $19 million increase in goodwill, which is included in the aforementioned total goodwill.
Wachovia Corporation 2007 Annual Report      83

Audited Financial Statements

The statement of net assets acquired at fair value at October 1, 2006, and the computation of the purchase price and goodwill related to the merger of Wachovia and Golden West are presented below.
STATEMENT OF NET ASSETS ACQUIRED (At fair value)

October 1,
(In millions)	2006

ASSETS
Cash and cash equivalents	$2,249
Securities	265
Loans, net of unearned income	123,974
Allowance for loan losses	(303)

Loans, net	123,671

Goodwill	14,873
Other intangible assets	405
Other assets	3,415

Total assets	$144,878

LIABILITIES
Deposits	67,055
Short-term borrowings	4,450
Other liabilities	986
Long-term debt	48,125

Total liabilities	120,616

Net assets acquired	$24,262

PURCHASE PRICE AND GOODWILL

(In millions)

Purchase price	$24,262
Golden West tangible stockholders’ equity	(9,719)

Excess of purchase price over carrying amount of net tangible assets acquired	14,543
Purchase accounting adjustments (affect on goodwill)
Securities	23
Loans, net of unearned income	804
Premises and equipment	(97)
Other assets	(10)
Deposits	74
Other liabilities	(92)
Long-term debt	33

Total intangible assets	15,278
Deposit base intangible	(405)

Goodwill	$14,873

84       Wachovia Corporation 2007 Annual Report

PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
     The pro forma consolidated condensed statements of income for Wachovia and Golden West for the years ended December 31, 2006 and 2005, are presented below. The unaudited pro forma information presented below is not necessarily indicative of the results of operations that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods.
     The pro forma purchase accounting adjustments related to securities, loans, deposits and long-term debt are being accreted or amortized into income using methods that approximate a level yield over their respective estimated lives. Interest expense also includes an estimated funding cost of 5.35 percent related to an assumed $5.8 billion of merger-related debt. Purchase accounting adjustments related to premises and equipment and to the deposit base intangible are being amortized into noninterest expense over their respective estimated lives using the straight-line method for premises and equipment and using an accelerated method for the deposit base intangible.

	Year Ended December 31, 2006 (Unaudited)

	The	Golden	Pro Forma	Pro Forma
(In millions, except per share data)	Company (a)	West (b)	Adjustments	Combined

Interest income	$32,265	6,518	212	38,995
Interest expense	17,016	3,838	181	21,035

Net interest income	15,249	2,680	31	17,960
Provision for credit losses	434	7	—	441

Net interest income after provision for credit losses	14,815	2,673	31	17,519
Securities gains	118	368	—	486
Fee and other income	14,427	96	—	14,523
Merger-related and restructuring expenses	179	23	—	202
Noninterest expense	17,297	1,222	116	18,635
Minority interest in income of consolidated subsidiaries	414	—	—	414

Income from continuing operations before income taxes	11,470	1,892	(85)	13,277
Income taxes	3,725	626	(33)	4,318

Income from continuing operations	$7,745	1,266	(52)	8,959

PER COMMON SHARE DATA
Basic earnings from continuing operations	$4.70	4.10	—	4.73
Diluted earnings from continuing operations	$4.61	4.06	—	4.65
AVERAGE SHARES
Basic	1,651	309	(66)	1,894
Diluted	1,681	312	(66)	1,927

(a)	Includes Wachovia for the year ended December 31, 2006, and Golden West for the three months ended December 31, 2006.
(b)	Includes Golden West for the nine months ended September 30, 2006.
Wachovia Corporation 2007 Annual Report      85

Audited Financial Statements

	Year Ended December 31, 2005 (Unaudited)

		Golden	Pro Forma	Pro Forma
(In millions, except per share data)	Wachovia	West	Adjustments	Combined

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$23,689	6,544	289	30,522
Interest expense	10,008	3,263	233	13,504

Net interest income	13,681	3,281	56	17,018
Provision for credit losses	249	7	—	256

Net interest income after provision for credit losses	13,432	3,274	56	16,762
Securities gains	89	—	—	89
Fee and other income	12,130	111	—	12,241
Merger-related and restructuring expenses	292	—	—	292
Other noninterest expense	15,555	958	176	16,689
Minority interest in income of consolidated subsidiaries	342	—	—	342

Income from continuing operations before income taxes	9,462	2,427	(120)	11,769
Income taxes	3,033	941	(47)	3,927

Income from continuing operations	$6,429	1,486	(73)	7,842

PER COMMON SHARE DATA
Basic earnings from continuing operations	$4.13	4.83	—	4.17
Diluted earnings from continuing operations	$4.05	4.77	—	4.10
AVERAGE COMMON SHARES OUTSTANDING
Basic	1,556	307	16	1,879
Diluted	1,585	312	16	1,913

Wachovia/Westcorp Merger
     On March 1, 2006, the Company completed a merger with Westcorp and WFS Financial Inc. (“WFS”), California-based auto loan origination businesses. The common stock of WFS was 84 percent owned by Westcorp and 16 percent publicly traded. In accordance with the terms of the merger, the Company exchanged 1.2749 shares and 1.4661 shares of its common stock for each share of Westcorp and WFS common stock, respectively. Upon completion of the merger, the Company issued an aggregate of 77 million common shares to holders of Westcorp and WFS common shares. Additionally, employees of Westcorp held 1.3 million stock options, which were converted into 1.6 million Wachovia stock options. These stock options continue to vest post-merger in accordance with their original vesting schedule.
     Based on the weighted average share price at the date of announcement in September 2005 of $49.60 ($63.24 for each share of Westcorp common stock and $72.72 for each share of WFS common stock), the merger was valued at $3.8 billion. The Company’s consolidated statement of income for 2006 includes results of Westcorp for 10 months.
     Based on Westcorp tangible equity on the date of the merger of $1.9 billion, an aggregate purchase price of $3.8 billion and purchase accounting adjustments amounting to an increase in net assets of $226 million (excluding $152 million of deferred tax liabilities on intangible assets), the merger resulted in total intangible assets of $1.9 billion. Of the total intangible assets, $52 million ($32 million net of deferred income taxes) was allocated to a deposit base intangible, $353 million ($221 million net of deferred income taxes) to a customer relationship intangible and $1.5 billion to goodwill. The customer relationship intangible arises from the relationship Westcorp has with certain auto dealers. The deposit base intangible and the customer relationship intangible are each being amortized over estimated lives of 15 years using an accelerated method that reflects the estimated pattern over which the economic benefits will be consumed.
     In the first two months of 2007, the Company finalized certain fair value measurements as of the date of the merger and certain exit plans, and in connection therewith recorded a net $16 million decrease in goodwill, which is included in the aforementioned total goodwill.
Wachovia/ECM Transaction
     On January 31, 2007, Wachovia completed the acquisition of a majority interest in privately held European Credit Management Ltd. (“ECM”), a London-based fixed income investment management firm with approximately $26 billion (€20 billion) in assets under management as of the acquisition date. The remaining increase in goodwill in 2007 relates primarily to this acquisition.
86       Wachovia Corporation 2007 Annual Report

DISPOSITIONS
     In December 2005, the Company completed the divestiture of most of its Corporate and Institutional Trust (“CIT”) businesses in two separate transactions for $740 million. In 2006, an additional $76 million, or $46 million after tax, was recorded based on the level of business retained in the 12-month period following the completion of the disposition and the reversal of related disposition cost accruals. The 2005 after-tax gain of $214 million ($447 million pre-tax), and the $46 million after-tax gain in 2006, have been presented as a gain on sale of discontinued operations in the results of operations in 2005 and 2006. This disposition reduced goodwill and other intangible assets by $210 million in 2005. Financial results of the CIT businesses have not been presented as discontinued operations based on materiality, but have been excluded from the Capital Management business segment and included in the Parent for the year ended December 31, 2005 (see Note 14). These businesses did not have significant assets or liabilities associated with them and substantially all activities are reflected in operating cash flows on the consolidated statements of cash flows. Financial results of the CIT business included in the statement of income for the year ended December 31, 2005, are presented below.

Year Ended
December 31,
(In millions)	2005

Interest income	$6
Interest expense	36
Fee and other income	183
Noninterest expense	123
Income taxes	11

Net income	$19

NOTE 3: TRADING ACCOUNT ASSETS AND LIABILITIES

	December 31,

(In millions)	2007	2006

TRADING ACCOUNT ASSETS
U. S. Treasury	$604	970
U. S. Government agencies	2,811	2,459
State, county and municipal	3,898	2,193
Mortgage-backed securities	2,208	1,816
Other asset-backed securities	11,427	8,697
Corporate bonds and debentures	5,340	4,320
Equity securities	4,411	3,803
Derivative financial instruments (a)	19,116	12,609
Sundry	6,067	7,874

Total trading account assets	$55,882	44,741

TRADING ACCOUNT LIABILITIES
Securities sold short	6,287	8,205
Derivative financial instruments (a)	15,298	10,023

Total trading account liabilities	$21,585	18,228

(a)	Derivative financial instruments are reported net of cash collateral received and paid of $2.8 billion and $4.8 billion, respectively, at December 31, 2007, pursuant to the adoption of FSP FIN 39-1. See Note 1 for additional information on FSP FIN 39-1. Such amounts for 2006 were not material.
Wachovia Corporation 2007 Annual Report      87

Audited Financial Statements

NOTE 4: SECURITIES

	December 31, 2007

									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$273	176	163	41	653	9	—	644	3.58
Mortgage-backed securities	512	26,626	40,081	29	67,248	290	688	67,646	5.46
Asset-backed
Residual interests from securitizations	29	276	169	18	492	117	15	390	4.23
Retained bonds from securitizations	1,776	207	73	—	2,056	4	39	2,091	1.35
Collateralized mortgage obligations	1,089	13,142	3,407	44	17,682	111	191	17,762	3.54
Commercial mortgage-backed	675	830	1,389	26	2,920	65	52	2,907	4.49
Other	1,411	2,940	543	24	4,918	20	202	5,100	2.73
State, county and municipal	44	614	565	2,398	3,621	138	12	3,495	14.06
Sundry	914	1,945	5,604	6,984	15,447	78	923	16,292	9.26

Total market value	$6,723	46,756	51,994	9,564	115,037	832	2,122	116,327	5.66

MARKET VALUE
Debt securities	$6,723	46,756	51,994	7,577	113,050	762	1,886	114,174
Equity securities	—	—	—	1,987	1,987	70	236	2,153

Total market value	$6,723	46,756	51,994	9,564	115,037	832	2,122	116,327

AMORTIZED COST
Debt securities	$6,732	46,857	52,710	7,875	114,174
Equity securities	—	—	—	2,153	2,153

Total amortized cost	$6,732	46,857	52,710	10,028	116,327

WEIGHTED AVERAGE YIELD
U.S. Treasury	3.35%	2.00	2.75	4.95	2.94
Mortgage-backed securities	4.17	5.37	5.30	6.14	5.32
Asset-backed
Residual interests from securitizations	81.87	13.89	18.43	4.22	17.70
Retained bonds from securitizations	5.06	6.47	8.74	—	5.37
Collateralized mortgage obligations	5.87	6.20	5.94	7.03	6.13
Commercial mortgage-backed	7.51	8.46	5.09	11.30	6.61
Other	6.22	6.99	7.12	12.63	6.82
State, county and municipal	9.16	7.70	8.07	6.51	6.98
Sundry	4.82	5.78	4.90	5.13	5.11
Consolidated	5.69%	5.84	5.37	5.51	5.59

88      Wachovia Corporation 2007 Annual Report

	December 31, 2006

									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$1,066	162	140	41	1,409	—	9	1,418	1.93
Mortgage-backed securities	84	24,908	47,583	22	72,597	61	1,382	73,918	6.01
Asset-backed
Residual interests from securitizations	72	544	192	8	816	251	—	565	3.57
Retained bonds from securitizations	345	2,303	102	12	2,762	19	2	2,745	1.79
Collateralized mortgage obligations	268	5,615	2,866	5	8,754	40	89	8,803	4.67
Commercial mortgage-backed	37	1,365	1,237	26	2,665	96	37	2,606	5.28
Other	70	385	156	18	629	4	7	632	4.29
State, county and municipal	71	685	569	2,178	3,503	178	4	3,329	13.99
Sundry	1,096	2,181	6,405	5,802	15,484	144	233	15,573	10.15

Total market value	$3,109	38,148	59,250	8,112	108,619	793	1,763	109,589	6.48

MARKET VALUE
Debt securities	$3,109	38,148	59,250	6,324	106,831	707	1,755	107,879
Equity securities	—	—	—	1,788	1,788	86	8	1,710

Total market value	$3,109	38,148	59,250	8,112	108,619	793	1,763	109,589

AMORTIZED COST
Debt securities	$3,089	38,278	60,152	6,360	107,879
Equity securities	—	—	—	1,710	1,710

Total amortized cost	$3,089	38,278	60,152	8,070	109,589

WEIGHTED AVERAGE YIELD
U.S. Treasury	5.08%	2.10	2.63	5.08	4.48
Mortgage-backed securities	4.74	5.11	5.23	5.97	5.19
Asset-backed
Residual interests from securitizations	42.53	18.83	19.89	92.00	21.63
Retained bonds from securitizations	6.51	6.13	6.46	5.00	6.19
Collateralized mortgage obligations	4.42	5.37	5.65	6.00	5.43
Commercial mortgage-backed	5.97	7.67	5.04	11.17	6.41
Other	7.20	5.58	5.50	7.43	5.79
State, county and municipal	8.21	8.08	8.44	6.46	7.12
Sundry	4.66	4.95	4.48	5.23	4.84
Consolidated	5.79%	5.46	5.23	5.61	5.35

Wachovia Corporation 2007 Annual Report      89

Audited Financial Statements

     At December 31, 2007 and 2006, all securities not classified as trading were classified as available for sale.
     At December 31, 2007, mortgage-backed securities consist principally of obligations of U.S. Government agencies and sponsored entities. Included in mortgage-backed securities are Federal National Mortgage Association securities with an amortized cost of $50.2 billion and a market value of $49.9 billion ($53.8 billion and $52.8 billion, respectively, at December 31, 2006), and Federal Home Loan Mortgage Corporation securities with an amortized cost of $14.8 billion and a market value of $14.7 billion ($17.6 billion and $17.3 billion, respectively, at December 31, 2006).
     Also included in mortgage-backed securities are U.S. Government agency and Government-sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost of $9.4 billion and a market value of $9.6 billion at December 31, 2007 (amortized cost and market value of $3.9 billion at December 31, 2006).
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA, student and auto loans. At December 31, 2007, retained bonds with an amortized cost and market value of $2.0 billion were considered investment grade based on external ratings, with $1.7 billion having credit ratings of AA and above. At December 31, 2006, retained bonds with an amortized cost and market value of $2.7 billion were considered investment grade based on external ratings, with $2.2 billion having credit ratings of AA and above.
     Sundry consists principally of foreign-denominated mortgage-backed securities.
     Securities with an aggregate amortized cost of $62.7 billion at December 31, 2007, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
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
     At December 31, 2007 and 2006, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $15 million and $664 million, respectively. At December 31, 2007 and 2006, there were commitments to sell securities at a cost that approximates a market value of $337 million and $1.2 billion, respectively.
     The components of realized gains and losses on sales of debt and equity securities for 2007, 2006 and 2005 follow.

(In millions)	2007	2006	2005

Debt securities
Gross gains	$123	254	498
Gross losses (a)	(421)	(195)	(471)

Net gains (losses) on sales of debt securities	(298)	59	27

Equity securities
Gross gains	57	61	66
Gross losses (b)	(37)	(2)	(4)

Net gains on sales of equity securities	20	59	62

Total securities gains (losses)	$(278)	118	89

(a)	Impairment losses were $402 million, $60 million and $135 million in 2007, 2006 and 2005, respectively.
(b)	Impairment losses were $36 million, and $3 million in 2007 and 2005, respectively; none in 2006.
     The market values and unrealized losses on securities at December 31, 2007 and 2006, segregated by those securities that have been in an unrealized loss position for less than one year and one year or more are presented on the following page. The applicable date for determining when securities are in an unrealized loss position is year-end. As such, it is possible that a security had a market value that exceeded its amortized cost on other days during the past twelve-month period. The gross unrealized losses at December 31, 2007 and 2006, were caused by interest rate changes. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment, which is described in Note 1, and does not consider the balances presented in the table to be other-than temporarily impaired.
90     Wachovia Corporation 2007 Annual Report

	December 31, 2007

	Less Than 1 Year		1 Year or More		Total

	Market	Unrealized	Market	Unrealized	Market	Unrealized
(In millions)	Value	Loss	Value	Loss	Value	Loss

AAA/AA-RATED SECURITIES
U.S. Treasury	$199	—	—	—	199	—
U.S. Government agencies and sponsored entities	9,368	(133)	35,851	(555)	45,219	(688)
Asset-backed	8,469	(287)	4,807	(103)	13,276	(390)
State, county and municipal	616	(10)	69	(2)	685	(12)
Sundry	1,656	(60)	6,180	(414)	7,836	(474)

Total AAA/AA-rated securities	20,308	(490)	46,907	(1,074)	67,215	(1,564)

A/BBB-RATED SECURITIES
Asset-backed	687	(58)	31	—	718	(58)
State, county and municipal	30	—	2	—	32	—
Sundry	3,830	(328)	684	(19)	4,514	(347)

Total A/BBB-rated securities	4,547	(386)	717	(19)	5,264	(405)

BELOW INVESTMENT GRADE OR NON-RATED SECURITIES
Asset-backed	721	(49)	4	(2)	725	(51)
State, county and municipal	11	—	8	—	19	—
Sundry	813	(101)	44	(1)	857	(102)

Total below investment grade or non-rated securities	1,545	(150)	56	(3)	1,601	(153)

Total	$26,400	(1,026)	47,680	(1,096)	74,080	(2,122)

	December 31, 2006

	Less Than 1 Year		1 Year or More		Total

	Market	Unrealized	Market	Unrealized	Market	Unrealized
(In millions)	Value	Loss	Value	Loss	Value	Loss

AAA/AA-RATED SECURITIES
U.S. Treasury	$—	—	300	(9)	300	(9)
U.S. Government agencies and sponsored entities	30,912	(528)	34,654	(854)	65,566	(1,382)
Asset-backed	2,614	(16)	6,015	(119)	8,629	(135)
State, county and municipal	—	—	81	(3)	81	(3)
Sundry	4,654	(122)	1,709	(86)	6,363	(208)

Total AAA/AA-rated securities	38,180	(666)	42,759	(1,071)	80,939	(1,737)

A/BBB-RATED SECURITIES
Sundry	580	(11)	155	(6)	735	(17)

Total A/BBB-rated securities	580	(11)	155	(6)	735	(17)

BELOW INVESTMENT GRADE OR NON-RATED SECURITIES
State, county and municipal	37	(1)	—	—	37	(1)
Sundry	226	(5)	346	(3)	572	(8)

Total below investment grade or non-rated securities	263	(6)	346	(3)	609	(9)

Total	$39,023	(683)	43,260	(1,080)	82,283	(1,763)

Wachovia Corporation 2007 Annual Report     91

Audited Financial Statements

NOTE 5: VARIABLE INTEREST ENTITIES, SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS, AND SERVICING ASSETS
VARIABLE INTEREST ENTITIES
     The Company administers a multi-seller commercial paper conduit that arranges financing for certain customer transactions thereby providing customers with access to the commercial paper market. The Company provides liquidity facilities on all the commercial paper issued by the conduit. The conduit is a VIE and the liquidity agreements are considered a variable interest; however, because the Company does not hold a majority of the expected losses or expected residual returns through variable interests, the Company does not consolidate the conduit on the balance sheet. At the discretion of the administrator, the provisions of the liquidity agreements require the Company to purchase assets from the conduit at par value plus interest, including in situations where the conduit is unable to issue commercial paper. Par value may be different from fair value. Any losses incurred on such purchases would be initially absorbed by the third party holder of a subordinated note in the conduit. The ability of the conduit to issue commercial paper is a function of general market conditions and the credit rating of the liquidity provider. This conduit has always been able to issue commercial paper. At December 31, 2007 and 2006, the conduit had total assets of $15.0 billion and $11.4 billion, respectively, and the Company had a maximum exposure to losses of $26.1 billion and $20.0 billion, respectively, including funded positions and committed exposure, related to its liquidity agreement.
     As more fully described in Note 20, the Company provides liquidity to certain third party commercial paper conduits and other entities in connection with collateralized debt obligation (“CDO”) securitization transactions. The Company has also entered into derivative contracts with certain entities in connection with CDO securitization transactions that may require the Company to purchase assets at a specified price. These entities are VIEs and the Company’s liquidity facilities and derivative exposures are variable interests. The Company does not consolidate these entities because the Company does not hold a majority of the expected losses or expected residual returns through its variable interests. At December 31, 2007 and 2006, the Company had a maximum exposure to losses of $7.3 billion and $9.6 billion, respectively, related to these agreements.
     On September 30, 2007, as a result of the disruption in the capital markets, the Company consolidated a structured lending vehicle we administered, adding $4.9 billion of assets to our consolidated balance sheet. The structured lending vehicle was considered a VIE. The Company consolidated the structured lending vehicle because our expectation of the variability associated with our variable interests changed, primarily due to a decline in the fair value of the entity’s assets.
     The Company has an ownership interest in three investment funds managed by ECM. In January 2007, the Company purchased a majority interest in ECM. This purchase did not alter the Company’s conclusion that these funds are not subject to consolidation. At December 31, 2007, these funds had total assets of $20.0 billion. The Company’s maximum exposure to losses was $3.2 billion.
     In the third quarter of 2007, the Company purchased and placed in the securities available for sale portfolio $1.1 billion of asset-backed commercial paper from Evergreen money market funds, which the Company manages. The Company recorded $57 million of valuation losses in 2007 on this purchase, which are included in securities gains (losses) in the results of operations. The Company was not required by contract to purchase these or any other assets from the Evergreen funds. There are certain circumstances under which a money market fund may be considered a VIE and consolidated by the manager. At December 31, 2007, the Company did not consolidate the money market funds it manages.
SECURITIZATIONS AND RETAINED BENEFICIAL INTERESTS
     The Company originates, securitizes, sells and services certain loans, primarily commercial and consumer real estate, student and auto. The Company may also provide liquidity agreements to investors in the beneficial interests and credit enhancements in the form of standby letters of credit. Subordinated and residual interests for which there are no quoted market prices are valued using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates.
     The Company recognized gains of $257 million, $311 million and $254 million in 2007 (largely through June 30, 2007), 2006 and 2005, respectively, related to the securitization and sale of commercial real estate loans, including gains and losses related to economic hedges; gains of $123 million, $23 million and $60 million in 2007, 2006 and 2005, respectively, related to the securitization and sale of consumer real estate loans; gains of $5 million and $24 million in 2006 and 2005, respectively, (none in 2007) related to the sale and securitization of student loans; and losses of $18 million, $20 million and $74 million in 2007, 2006 and 2005, respectively, related to the securitization and sale of auto loans. Substantially all securitization and sale gains are included in other income with the exception of $62 million in 2007 that was included in securities gains (losses) and $207 million in 2005 that was included in trading account profits.
     At December 31, 2007, the Company had $12.4 billion of retained interests from securitizations, which included $9.6 billion of retained government-sponsored entity securities, $2.2 billion of senior and subordinated notes, receivables and servicing assets, and $624 million of residual interests, of which $131 million are carried at fair value under SFAS 155. Of the $12.4 billion, $9.8 billion (including the $9.6 billion of retained agency securities) were valued using quoted market prices or quoted market prices for similar assets. The remaining $2.6 billion consists of subordinated and residual interests for which there are no quoted market prices.
     At December 31, 2006, the Company had $8.2 billion of retained interests from securitizations, which included $3.9 billion of retained government-sponsored entity securities, $3.5 billion of senior and subordinated notes, receivables and servicing assets, and $816 million of residual interests. Of the $8.2 billion, $4.6 billion (including the $3.9 billion of retained agency securities) were valued using quoted market prices or quoted market prices for similar assets. The remaining $3.6 billion of retained interests consists of subordinated and residual interests, receivables and servicing assets for which there are no quoted market prices.
92     Wachovia Corporation 2007 Annual Report

     At December 31, 2005, the Company had $6.4 billion of retained interests from securitizations, which included $2.1 billion of retained government-sponsored entity securities, $3.4 billion of senior and subordinated notes, receivables and servicing assets, and $860 million of residual interests. Of the $6.4 billion of retained interests, $3.0 billion (including the $2.1 billion of retained agency securities) were valued using quoted market prices or quoted market prices for sales of similar assets. The remaining $3.4 billion of retained interests consists of subordinated and residual interests for which there are no quoted market prices.
     Original economic assumptions used for valuing certain retained interests in securitizations using discounted cash flow analyses and the cash flow activity from those securitizations completed in 2007, 2006 and 2005 are presented below.

	December 31, 2007

	Commercial		Consumer	Auto
(In millions)	Real Estate		Real Estate	Loans

ORIGINAL ECONOMIC
ASSUMPTIONS (a)
Prepayment speed (CPR)	—%		47.98	23.76
Weighted average life	—	yrs	2.53	1.80
Expected credit losses	—%		0.15	0.65
Discount rate	—%		14.23	10.15

CASH FLOW ACTIVITY
Proceeds from
New securitizations	$23,285		3,518	642
Collections used by trust to purchase new balances in revolving securitizations	—		1,852	—
Service fees received	27		10	1
Cash flow received from retained interests	—		—	3
Servicing advances, net	$38		—	—

	December 31,

	2006					2005

	Commercial		Consumer	Auto	Student	Commercial	Consumer	Auto	Student
(In millions)	Real Estate		Real Estate	Loans	Loans	Real Estate	Real Estate	Loans	Loans

ORIGINAL ECONOMIC ASSUMPTIONS (a)
Prepayment speed (CPR)	—%		—	16.42	6.93	—	34.69	18.66	6.00
Weighted average life	—	yrs	—	3.00	8.75	—	2.33	1.91	8.58
Expected credit losses	—%		—	4.95	0.16	—	1.39	0.95	0.17
Discount rate	—%		—	10.57	11.71	—	11.73	10.54	11.71

CASH FLOW ACTIVITY
Proceeds from
New securitizations	$20,669		—	1,295	1,604	16,190	4,344	2,774	1,737
Collections used by trust to purchase new balances in revolving securitizations	—		667	—	—	—	1,661	—	—
Service fees received	23		—	3	3	19	8	5	—
Cash flow received from retained interests	—		—	3	—	—	8	4	—
Servicing advances, net	$40		—	—	—	31	9	—	—

(a)	There were no beneficial interests in commercial real estate loan securitizations retained in 2007, 2006 and 2005 that were valued using discounted cash flow analyses.
Wachovia Corporation 2007 Annual Report     93

Audited Financial Statements

     At December 31, 2007, the Company had $2.2 billion of retained interests in consumer real estate securitizations valued using weighted average prepayment speeds of 15.33 percent to 29.80 percent and expected credit losses of 0.24 percent to 3.21 percent. Discount rates fluctuate based on the credit rating of the retained interest: AAA/AA rated securities – LIBOR plus 0.35 percent to LIBOR plus 0.55 percent (5.37 percent to 5.57 percent), A/BBB rated securities – LIBOR plus 0.75 percent (5.77 percent) to 7.70 percent, below investment grade securities – 58.90 percent and non-rated securities – 17.78 percent to 32.83 percent.
     Adverse changes of 10 percent and 20 percent in key economic assumptions used to value retained interests were analyzed. The price sensitivity to these adverse changes for all retained interests in securitizations valued using discounted cash flow analysis is not significant.
     Managed loans at December 31, 2007 and 2006, loans past due 90 days or more and net loan losses are presented below.

	December 31,

	2007			2006

		Loans Past	Loan		Loans Past	Loan
		Due 90	Losses,		Due 90	Losses,
(In millions)	Balance	Days (a)	Net	Balance	Days (a)	Net

MANAGED LOANS
Commercial
Loans held in portfolio	$208,351	107	252	171,298	52	24
Securitized loans (b)	131	1	(3)	194	2	(6)
Loans held for sale	9,414	—	—	8,866	—	—
Consumer
Loans held in portfolio	261,503	601	720	256,254	598	342
Securitized loans (b)	12,304	69	44	12,015	58	54
Securitized loans included in securities	10,854	13	5	5,510	35	18
Loans held for sale	7,358	22	20	3,702	5	5

Total managed loans	509,915	813	1,038	457,839	750	437
Less
Securitized loans (b)	(12,435)	(70)	(41)	(12,209)	(60)	(48)
Securitized loans included in securities	(10,854)	(13)	(5)	(5,510)	(35)	(18)
Loans held for sale	(16,772)	(22)	(20)	(12,568)	(5)	(5)

Loans held in portfolio	$469,854	708	972	427,552	650	366

(a)	Includes bankruptcies and foreclosures.
(b)	Excludes securitized loans the Company continues to service but for which the Company has no other continuing involvement except market-making activities.
94    Wachovia Corporation 2007 Annual Report

SERVICING ASSETS
     SFAS 156, effective January 1, 2006, requires that all servicing assets and liabilities initially be recognized at fair value, rather than at allocated cost based on relative fair value (see Note 1). Additionally, SFAS 156 permits entities to choose to recognize individual classes of servicing assets at fair value on an ongoing basis, with subsequent changes in fair value recorded in earnings. The Company determined its classes of servicing assets based on the asset type being serviced along with the methods used to manage the risk inherent in the servicing assets, which includes the market inputs used to value the servicing assets. The risks inherent in these servicing assets vary based on asset class but include changes in market interest rates, prepayments, default rates and cost to service in event of default, among other factors. The Company elected to record a class of originated residential mortgage servicing assets at fair value on an ongoing basis with the adoption of SFAS 156. Accordingly, the Company recorded a $41 million after-tax cumulative effect adjustment to beginning retained earnings on January 1, 2006, as required by SFAS 156, for the difference between the carrying amount of originated residential MSRs and their fair value at that date. Valuation of the originated residential MSRs recorded at fair value is estimated using discounted cash flows with prepayment speeds and discount rates as significant assumptions. At December 31, 2007, the weighted average prepayment speed assumption was 19.64 percent and the weighted average discount rate used was 11.58 percent.
     Valuation of amortizing MSRs is also estimated using discounted cash flows with key assumptions including prepayment speeds, discount rates, estimated default rates and cost to service. Amortizing MSRs are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of these MSRs exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. For purposes of impairment evaluation and measurement, the Company stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination.
     At December 31, 2007 and 2006, the gross carrying amount and accumulated amortization of amortizing MSRs were $1.6 billion and $602 million, respectively, and $1.2 billion and $477 million, respectively. In connection with certain acquisitions and transactions in 2007, the Company recorded fair value MSRs of $195 million and amortizing MSRs of $457 million. In connection with certain acquisitions and transactions in 2006, the Company recorded fair value MSRs of $166 million and amortizing MSRs of $490 million. Amortizing MSRs have weighted average amortization periods of 8 years in both 2007 and 2006. Amortization expense related to amortizing MSRs in 2007, 2006 and 2005 was $191 million, $260 million and $292 million, respectively. Servicing fee income in 2007, 2006 and 2005 was $286 million, $424 million and $404 million, respectively, and is included in other banking fees on the consolidated statements of income. Changes in the fair value and amortization of servicing assets are included in other banking fees.
     Amortization expense for amortizing MSRs in each of the five years subsequent to December 31, 2007, is as follows (in millions): 2008, $183; 2009, $152; 2010, $132; 2011, $121; and 2012, $99.
     The change in the fair value of originated residential MSRs and the change in the carrying amount of amortizing MSRs for the years ended December 31, 2007 and 2006, are presented on the following page.
Wachovia Corporation 2007 Annual Report      95

Audited Financial Statements

	Year Ended December 31, 2007

	Servicing Assets

	Fair Value	Amortized Cost

		Fixed Rate
	Originated	Commercial
	Residential	Mortgage-
(In millions)	Mortgages	Backed	Other	Total

Balance, January 1, 2007	$326	524	224	1,074
Fair value of servicing assets purchased, assumed or originated, or retained from securitizations	195	388	69	652
Servicing sold or otherwise disposed of	(8)		(1)	(9)
Change in fair value due to changes in model inputs and/or assumptions	(4)	—	—	(4)
Other changes in fair value, primarily principal repayments	(72)	—	—	(72)
Amortization of servicing assets	—	(141)	(50)	(191)
Impairment	—	—	(2)	(2)

Balance, December 31, 2007	$437	771	240	1,448

FAIR VALUE
December 31, 2007	$437	991	261	1,689
December 31, 2006	$326	725	268	1,319

	Year Ended December 31, 2006

	Servicing Assets

	Fair Value	Amortized Cost

		Fixed Rate
	Originated	Commercial
	Residential	Mortgage-
(In millions)	Mortgages	Backed	Other	Total

Balance, December 31, 2005	$195	372	400	967
Cumulative effect of an accounting change, pre-tax	64	—	—	64

Balance, January 1, 2006	259	372	400	1,031
Fair value of servicing assets purchased, assumed or originated, or retained from securitizations	166	252	238	656
Servicing sold or otherwise disposed of	(37)	(1)	(248)	(286)
Change in fair value due to changes in model inputs and/or assumptions	(2)	—	—	(2)
Other changes in fair value, primarily principal repayments	(60)	—	—	(60)
Amortization of servicing assets	—	(99)	(161)	(260)
Impairment	—	—	(5)	(5)

Balance, December 31, 2006	$326	524	224	1,074

FAIR VALUE
December 31, 2006	$326	725	268	1,319
December 31, 2005	$259	516	515	1,290

96       Wachovia Corporation 2007 Annual Report

NOTE 6: LOANS, NET OF UNEARNED INCOME

	December 31,

(In millions)	2007	2006

COMMERCIAL
Commercial, financial and agricultural	$112,509	96,285
Real estate - construction and other	18,543	16,182
Real estate - mortgage	23,846	20,026
Lease financing	23,913	25,341
Foreign	29,540	13,464

Total commercial	208,351	171,298

CONSUMER
Real estate secured	227,719	225,826
Student loans	8,149	7,768
Installment loans	25,635	22,660

Total consumer	261,503	256,254

Total loans	469,854	427,552
UNEARNED INCOME	(7,900)	(7,394)

Loans, net of unearned income	$461,954	420,158

     Loans to directors and executive officers of the Parent Company and their related interests did not exceed 5 percent of stockholders’ equity at December 31, 2007 and 2006. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they include other features unfavorable to the Company.
     At December 31, 2007 and 2006, nonaccrual loans amounted to $5.1 billion and $1.3 billion, respectively; restructured loans were not significant at either year-end. In 2007, 2006 and 2005, gross interest income of $425 million, $109 million and $89 million, respectively, would have been recorded if all nonaccrual loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2007, 2006 and 2005 amounted to $130 million, $43 million and $21 million, respectively.
     At December 31, 2007 and 2006, impaired loans amounted to $1.7 billion and $319 million, respectively. Included in the allowance for loan losses was $226 million related to $1.2 billion of impaired loans at December 31, 2007, and $14 million related to $58 million of impaired loans at December 31, 2006. Included in the reserve for unfunded lending commitments was $4 million related to the $12 million of impaired unfunded commercial lending commitments at December 31, 2007, and $5 million related to $16 million of impaired unfunded commercial lending commitments at December 31, 2006. In 2007, 2006 and 2005, the average recorded investment in impaired loans was $538 million, $394 million and $617 million, respectively. In 2007, 2006 and 2005, $22 million, $26 million and $19 million, respectively, of interest income was recognized on loans while they were impaired. This income was recognized using the cash-basis method of accounting.
     At December 31, 2007, the Company had $62.0 billion of loans pledged as collateral for outstanding Federal Home Loan Bank borrowings, $78.0 billion of loans pledged as collateral for the contingent ability to borrow from the Federal Reserve Bank and $1.3 billion of loans pledged for other purposes.
     In connection with the merger with Golden West, the Company acquired a portfolio of Pick-a-Payment loans, a payment option mortgage product, and continues to originate this product. The majority of the Company’s Pick-a-Payment loans have an interest rate that changes monthly based on movements in certain indices. Interest rate changes and available options relating to monthly payments of principal and interest are subject to contractual limitations based on the Company’s lending policies. Negative amortization occurs, under an available option subject to certain limits, when the payment amount is less than the interest due on the loan. Borrowers may repay the deferred interest in whole or in part at any time. The amount of deferred interest related to all Pick-a-Payment loans was $3.1 billion at December 31, 2007 and $1.6 billion at December 31, 2006.
     At December 31, 2007, Pick-a-Payment loans represented 46 percent of the Company’s consumer loans and 25 percent of the Company’s total loans. Properties securing the Company’s Pick-a-Payment loans are concentrated primarily in California (59 percent) and Florida (10 percent). No other state concentration is more than 5 percent of total Pick-a-Payment loans.
Wachovia Corporation 2007 Annual Report      97

Audited Financial Statements

     The components of the net investment in leveraged leases at December 31, 2007 and 2006, are presented below.

	December 31,

(In millions)	2007	2006

Net rental income receivable	$19,215	19,510
Estimated unguaranteed residual values	1,555	2,399
Unearned income	(9,015)	(8,484)

Investment in leveraged leases	11,755	13,425
Less related deferred income taxes	(7,241)	(7,147)

Net investment in leveraged leases	$4,514	6,278

     The Company recognized income before income taxes from leveraged leases of $441 million, $526 million and $571 million in 2007, 2006 and 2005, respectively, and the related income tax expense was $207 million, $202 million and $220 million in 2007, 2006 and 2005, respectively. Future minimum lease receipts relating to direct financing leases, including leveraged leases, were $21.4 billion at December 31, 2007, with $2.6 billion receivable within the next five years.
     In connection with the adoption of FASB FSP 13-2 on January 1, 2007, the Company recorded a $1.4 billion after-tax charge ($2.2 billion pre-tax) to beginning retained earnings as a cumulative effect of applying this new accounting standard related to recalculation of certain of the Company’s leveraged leases to reflect a change in the actual and expected timing of income tax cash flows. See Note 1 for additional information on FASB FSP 13-2.
98       Wachovia Corporation 2007 Annual Report

NOTE 7: ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS
     The allowance for loan losses and the reserve for unfunded lending commitments, which is reported in other liabilities on the balance sheet, for each of the years in the three-year period ended December 31, 2007, are presented below.

	Years Ended December 31,

(In millions)	2007	2006	2005

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$3,360	2,724	2,757
Provision for credit losses	2,191	430	227
Provision for credit losses relating to loans transferred to loans held for sale or sold	14	8	18
Balance of acquired entities at acquisition date	—	603	—
Allowance relating to loans transferred to loans held for sale or sold	(86)	(39)	(71)

Total	5,479	3,726	2,931

Loan losses	(1,288)	(641)	(456)
Loan recoveries	316	275	249

Net charge-offs	(972)	(366)	(207)

Balance, end of year	$4,507	3,360	2,724

	Years Ended December 31,

(In millions)	2007	2006	2005

RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of year	$154	158	154
Provision for credit losses	56	(4)	4

Balance, end of year	$210	154	158

Wachovia Corporation 2007 Annual Report      99

Audited Financial Statements

NOTE 8: GOODWILL AND OTHER INTANGIBLE ASSETS
     Changes in the carrying amount of goodwill related to each of the Company’s business segments for each of the years in the two-year period ended December 31, 2007, are presented below.

	December 31, 2007 and 2006

			Corporate
			and
	General	Wealth	Investment	Capital
(In millions)	Bank	Management	Bank	Management	Total

Balance, December 31, 2005	$16,184	989	2,446	2,188	21,807
Purchase accounting adjustments	(55)	8	5	19	(23)
Additions to goodwill	16,430	—	37	128	16,595

Balance, December 31, 2006	32,559	997	2,488	2,335	38,379
Purchase accounting adjustments	(40)	—	(13)	25	(28)
Additions to goodwill	129	—	—	4,642	4,771

Balance, December 31, 2007	$32,648	997	2,475	7,002	43,122

     At December 31, 2007 and 2006, the Company had $90 million assigned as the carrying amount of its tradename, which based on its indefinite useful life, is not subject to amortization.
     The gross carrying amount and accumulated amortization for each of the Company’s identified intangible assets subject to amortization at December 31, 2007 and 2006, are presented below. Fully amortized amounts for prior years are not included.

	December 31,

	2007		2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(In millions)	Amount	Amortization	Amount	Amortization

Deposit base	$3,033	2,415	3,038	2,155
Customer relationship	1,889	478	976	314

Total	$4,922	2,893	4,014	2,469

     In connection with certain acquisitions in 2007, primarily A.G. Edwards, the Company recorded customer relationship intangibles of $913 million. These intangible assets have weighted average amortization periods of 15 years. In 2006, the Company recorded deposit base intangibles of $461 million related to the Golden West and Westcorp acquisitions, and $391 million of customer relationship intangibles related primarily to Westcorp. These intangible assets have weighted average amortization periods of 15 years and 14 years, respectively.
     Other intangible amortization expense related to identified intangible assets for each of the years in the three-year period ended December 31, 2007, is presented below.

	Years Ended December 31,

(In millions)	2007	2006	2005

OTHER INTANGIBLE AMORTIZATION
Deposit base	$260	283	343
Customer relationship	164	140	73

Total other intangible amortization	$424	423	416

     Other intangible amortization expense related to identified intangible assets in each of the five years subsequent to December 31, 2007, is as follows (in millions): 2008, $378; 2009, $306; 2010, $248; 2011, $209; and 2012, $179.
100     Wachovia Corporation 2007 Annual Report

NOTE 9: OTHER ASSETS

	December 31,

(In millions)	2007	2006

Accounts receivable	$3,775	4,997
Customer receivables, including margin loans	7,026	5,244
Interest and dividends receivable	4,249	3,886
Bank and corporate-owned life insurance	15,042	13,252
Equity method investments, including principal investing	3,977	2,774
Prepaid pension costs	2,295	1,237
Federal Home Loan Bank stock	1,924	2,008
Federal Reserve Bank stock	1,569	1,135
Sundry assets	11,007	7,936

Total other assets	$50,864	42,469

NOTE 10: SHORT-TERM BORROWINGS
     Short-term borrowings at December 31, 2007, 2006 and 2005, and the related maximum amounts outstanding at the end of any month in each of the three years, are presented below.

	December 31,			Maximum Outstanding

(In millions)	2007	2006	2005	2007	2006	2005

Federal funds purchased	$2,127	2,009	2,225	8,060	4,355	5,104
Securities sold under repurchase agreements	29,256	34,828	46,561	51,029	49,278	54,834
Commercial paper	6,708	4,732	3,900	10,586	5,309	13,938
Other	12,302	7,588	9,267	12,302	7,744	9,267

Total short-term borrowings	$50,393	49,157	61,953

	December 31,

	2007	2006	2005

WEIGHTED AVERAGE INTEREST RATES
Federal funds purchased and securities sold under repurchase agreements	4.10%	4.82	3.73
Commercial paper	2.53%	4.47	3.55
WEIGHTED AVERAGE MATURITIES (In days)
Federal funds purchased and securities sold under repurchase agreements	43	44	15
Commercial paper	8	5	7

Wachovia Corporation 2007 Annual Report      101

Audited Financial Statements

NOTE 11: LONG-TERM DEBT

	December 31,

(In millions)	2007	2006

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
Floating rate, 4.61% to 5.49%, due 2008 to 2017 (par value $200 to $2,000) (a)	$15,514	11,149
Equity-linked and commodity-linked, due 2008 to 2012 (a)	792	869
3.50% to 5.80%, due 2008 to 2020 (par value $200 to $1,350) (a)	9,011	6,327
Floating rate, EMTN notes, due 2011 to 2014 (par value $1,302 to $1,894) (a)	3,649	1,975
4.375%, EMTN notes, due 2016 (par value $947) (a)	1,090	982
Floating rate, Australian notes, due 2012 (par value $743) (a)	789	—
6.75%, Australian notes, due 2012 (par value $124) (a)	131	—
Subordinated notes
4.875% to 6.40%, due 2008 to 2035 (par value $150 to $1,500) (a)	6,454	6,444
Floating rate, due 2015 to 2016, (par value $600 to $650) (a)	1,250	1,250
6.605%, due 2025 (par value $250) (a)	250	250
6.30%, Putable/Callable, due 2028 (par value $200)	200	200
Floating rate, hybrid trust securities, due 2037 to 2047 (b)	2,513	—
5.20%, income trust securities, due 2042	2,501	2,501
4.375% to 4.875%, EMTN notes, due 2018 to 2035 (par value $640 to $1,356) (a)	2,099	2,004
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035 (par value $250 to $299) (b)	795	795
Hedge-related basis adjustments	406	(21)

Total notes and debentures issued by the Parent Company	47,444	34,725

NOTES ISSUED BY SUBSIDIARIES
Notes
Primarily notes issued under global bank note programs, varying rates and terms to 2040	23,562	18,383
Floating rate, 4.40% to 5.25%, due 2008 to 2011, (par value $250 to $983) (a)	5,133	7,730
4.125% to 4.75%, due 2008 to 2012, (par value $400 to $800) (a)	2,390	2,686
Floating rate, EMTN notes, due 2009 to 2011 (par value $309 to $3,490) (a)	4,316	3,622
Subordinated notes
Bank, 4.75% to 9.625%, due 2008 to 2038 (par value $25 to $2,500)	12,955	8,032
7.95%	—	100
Floating rate, due 2013 (par value $417) (c)	417	417
6.75%, Australian notes, due 2017 (par value $165) (a)	175	—
Floating rate, Australian notes, due 2017 (par value $165) (a)	175	—
5.25%, EMTN notes, due 2023 (par value $1,385) (a)	1,477	1,452

Total notes issued by subsidiaries	50,600	42,422

OTHER DEBT
Auto secured financing, 3.07% to 7.05%, due 2008 to 2014	6,679	9,539
Collateralized notes, floating rate, 1.73% to 6.13%, due 2008	4,300	4,420
Junior subordinated debentures, floating rate, due 2026 to 2029	3,098	3,099
Advances from the Federal Home Loan Bank, 1.00% to 8.45%, due 2008 to 2031	41,888	36,614
Preferred units issued by subsidiaries	2,852	2,852
Capitalized leases, rates generally ranging from 4.53% to 14.29%	8	30
Mortgage notes and other debt of subsidiaries, varying rates and terms	3,870	4,856
Hedge-related basis adjustments	268	37

Total other debt	62,963	61,447

Total long-term debt	$161,007	138,594

(a)	Not redeemable prior to maturity.

(b)	Redeemable in whole or in part at the option of the holders only on certain specified dates.

(c)	Redeemable in whole or in part at the option of a nonbank subsidiary only on certain specified dates.
102     Wachovia Corporation 2007 Annual Report

     The equity-linked and commodity-linked derivative component of the equity-linked and commodity-linked notes has been separated from the host component and is classified as a trading derivative.
     The interest rate on $2.2 billion and $1.4 billion of floating rate Euro Medium Term Note Programme (“EMTN”) notes is 4.35 percent to January 30, 2008, and 4.55 percent to February 11, 2008, respectively.
     The interest rate on the floating rate subordinated notes is 5.32 percent to 5.61 percent with reset dates in January 2008.
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
     At December 31, 2007, bank notes of $21.6 billion had floating rates of interest ranging from 4.32 percent to 5.40 percent, and $2.0 billion of the notes had fixed rates of interest ranging from 0.25 percent to 8.00 percent. Included in bank notes are $374 million and $622 million of equity-linked notes at December 31, 2007 and 2006, respectively.
     The interest rate on $300 million and $4.0 billion of floating rate EMTN notes is 6.68 percent to March 15, 2008, and 4.22 percent to March 17, 2008, respectively.
     The interest rate on $417 million of floating rate notes is 6.28 percent to January 1, 2008.
     The hybrid trust securities and junior subordinated debentures are included in tier 1 capital for regulatory purposes.
     The junior subordinated debentures issued by the Parent Company have interest rates ranging generally from 7.64 percent to 8.04 percent and maturities ranging from December 1, 2026, to November 15, 2029. These junior subordinated debentures are redeemable in whole or in part beginning on December 1, 2006, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.
     Included in the $3.1 billion of junior subordinated debentures at December 31, 2007, are junior subordinated debentures issued by Wachovia Bank with a par value of $300 million and an 8.00 percent rate of interest, and a par value of $450 million and a LIBOR-indexed floating rate of interest. The related maturities range from December 15, 2026, to February 15, 2027. These junior subordinated debentures have terms substantially the same as the junior subordinated debentures issued by the Parent Company.
     At December 31, 2007, preferred units issued by subsidiaries were $2.9 billion. Floating rate notes of $2.0 billion had LIBOR-indexed interest rates ranging from 5.14 percent to 5.29 percent with reset dates in March 2008. Fixed rate notes of $795 million had rates of interest ranging from 6.29 percent to 6.39 percent. For $57 million in preferred units, distributions are payable to preferred unit holders on a cumulative basis until an annual return of 12.50 percent has been paid. In addition, distributions on the preferred units must be paid before the Company can declare or pay a dividend on its common stock. The Company’s subsidiary can redeem the preferred units at defined premiums beginning in September 2009. The preferred units have a mandatory redemption date of September 2012 at the stated value.
     At December 31, 2007, the Company had $6.3 billion of senior or subordinated debt securities or equity securities available for issuance under a shelf registration statement filed with the SEC. In addition, the Company had $14.7 billion of senior or subordinated debt securities available for issuance under a medium-term note program.
     At December 31, 2007, the Company or Wachovia Bank had $33.7 billion of senior or subordinated debt securities available for issuance under the EMTN established in July 2006. These securities are not registered with the SEC and may not be offered in the United States without applicable exemptions from registration.
     In May 2007, the Company and Wachovia Bank established an A$10.0 billion Australian Medium Term Note Programme (“AMTN”). At December 31, 2007, the Company or Wachovia Bank had A$8.5 billion of senior or subordinated debt securities available for issuance under the AMTN. These securities are not registered with the SEC and may not be offered in the United States without applicable exemptions from registration.
     At December 31, 2007, Wachovia Bank had $6.3 billion of senior or subordinated notes available for issuance under a global note program. Wachovia Bank has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires a minimum level of $30 billion of adjusted total equity capital be maintained. This line of credit has not been used.
     At December 31, 2007, a nonbank subsidiary had a $5.0 billion committed backup line of credit that expires in 2011. This credit facility has no financial covenants associated with it. This line of credit has no outstanding balance at December 31, 2007.
     The weighted average rate paid for long-term debt in 2007, 2006 and 2005 was 5.37 percent, 5.28 percent and 4.46 percent, respectively, before the impact of risk management derivatives. See Note 19 for information on interest rate and foreign exchange derivatives entered into in connection with the issuance of long-term debt.
     Long-term debt maturing in each of the five years subsequent to December 31, 2007, is as follows (in millions): 2008, $40,074; 2009, $29,030; 2010, $15,839; 2011, $14,692; and 2012, $14,969.
Wachovia Corporation 2007 Annual Report      103

Audited Financial Statements

NOTE 12: COMMON AND PREFERRED STOCK AND CAPITAL RATIOS

	December 31,

	2007		2006		2005

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
(Options and shares in thousands)	Number	Price (b)	Number	Price (b)	Number	Price (b)

STOCK OPTIONS
Options outstanding, beginning of year	137,697	$39.87	133,870	$38.67	136,736	$36.85
Granted	4,692	58.04	14,288	56.03	12,878	50.41
Options of acquired entities	3,527	26.51	12,996	26.72	—	—
Exercised	(15,261)	30.80	(21,430)	34.49	(14,267)	31.82
Expired (a)	(610)	52.07	(408)	48.93	—	—
Forfeited (a)	(1,074)	50.84	(1,619)	46.91	(1,477)	45.68

Options outstanding, end of year	128,971	$41.09	137,697	$39.87	133,870	$38.67

Options vested and expected to vest, end of year	127,443	$40.94	134,235	$39.63

Options exercisable, end of year	100,958	$38.46	102,600	$36.74	100,261	$36.69

RESTRICTED STOCK
Unvested shares, beginning of year	14,303	$52.38	14,055	$48.59	12,270	$40.56
Granted	8,707	57.45	6,941	56.13	8,835	52.35
Restricted stock of acquired entities	4,322	50.15	—	—	—	—
Vested	(6,577)	51.81	(5,665)	47.55	(6,472)	38.50
Forfeited	(841)	55.22	(1,028)	51.70	(578)	48.76

Unvested shares, end of year	19,914	$54.18	14,303	$52.38	14,055	$48.59

(a) Separate expired and forfeited information is not available for 2005.
(b) The weighted-average price for stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.
STOCK PLANS
     The Company has stock option plans under which incentive and nonqualified stock options as well as restricted stock may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, vest based on continued service with the Company for a specified period, generally three years to five years following the date of grant, and have a contractual life of ten years. The restricted stock generally vests over three years to five years, during which time the holder receives dividends and has full voting rights. Employee stock compensation expense was $574 million in 2007, including $455 million related to restricted stock awards and $119 million related to stock option awards. The related income tax benefit was $201 million. Employee stock compensation expense was $522 million in 2006, including $348 million related to restricted stock awards and $174 million related to stock option awards. The related income tax benefit was $183 million. Employee stock compensation expense was $333 million in 2005, including $230 million related to restricted stock awards and $103 million related to stock option awards. The related income tax benefit was $116 million. Employee stock compensation expense in the years ended December 31, 2007 and 2006, includes $94 million and $107 million, respectively, related to the impact of awards granted to employees who were retirement-eligible at the date of grant.
     Of the stock compensation awards in 2007, 2.4 million shares of restricted stock vest over five years if the Company achieved a specified return on average tangible common stockholders’ equity for 2007, otherwise these shares would be forfeited. The Company achieved the specified return for 2007.
104      Wachovia Corporation 2007 Annual Report

     At December 31, 2007, there was $519 million and $145 million of total unrecognized compensation costs related to restricted stock and stock options, respectively. Those costs are expected to be recognized over a weighted-average period of 1.1 years and 1.2 years, respectively. The fair value of restricted stock vested in 2007, 2006 and 2005 was $364 million, $304 million and $350 million, respectively. The total intrinsic value of stock option awards exercised in 2007, 2006 and 2005 was $350 million, $448 million and $295 million, respectively. The amount of cash received from the exercise of stock options granted under share-based payment arrangements was $456 million in 2007, and the related income tax benefit realized from stock options exercised was $108 million. At December 31, 2007, the weighted average remaining contractual term and aggregate intrinsic value for options exercisable was 4.1 years and $356 million, respectively, and for options vested and expected to vest, 4.8 years and $366 million, respectively.
     On August 31, 2006, shareholder approval was received to reserve for issuance an additional 50 million shares of common stock. At December 31, 2007, the Company had authorization to reserve 105 million shares of its common stock for issuance under its stock option plans.
     The weighted average grant date fair values of options under the stock option plans were $9.10, $10.07 and $10.03 in 2007, 2006 and 2005, respectively. The more significant assumptions used in estimating the fair value of stock options in 2007, 2006 and 2005 include risk-free interest rates of 4.67 percent, 4.83 percent and 3.97 percent, respectively; expected dividend yields of 3.84 percent, 3.64 percent and 3.65 percent, respectively; expected volatility of the Company’s common stock of 17 percent in 2007, 19 percent in 2006 and 25 percent in 2005; and weighted average expected lives of the stock options of 7.0 years in 2007 and 2006 and 6.0 years in 2005. In 2007 and 2006, the Company calculated its volatility estimate from implied volatility of actively traded options on the Company’s common stock with remaining maturities of two years. This represents a change from prior years, in which the Company calculated its volatility estimate based on historical volatility adjusted for significant changes in the Company’s business activities. In 2007, the Company determined the estimated life based on historical stock option experience. In 2006, the Company used the simple average of the 10-year contractual term of the stock options and the vesting term (using an average of the 5-year graded vesting period) to determine estimated life. In years prior to 2006, the Company determined estimated life based on historical stock option experience.
DIVIDEND REINVESTMENT PLAN
     Under the terms of the Dividend Reinvestment Plan, a participating stockholder’s cash dividends and optional cash payments may be used to purchase the Company’s common stock. Common stock issued under the Dividend Reinvestment Plan was (in thousands): 1,936 shares, 1,585 shares and 1,673 shares in 2007, 2006 and 2005, respectively. In accordance with the terms of the Dividend Reinvestment Plan, the common stock issued in 2007, 2006 and 2005 was purchased in the open market. At December 31, 2007, the Company had 7.8 million additional shares of common stock reserved for issuance under the Dividend Reinvestment Plan.
TRANSACTIONS BY THE COMPANY IN ITS COMMON STOCK
     At December 31, 2007, the Company had the authority to repurchase up to 19 million shares of its common stock. In 2007, 2006 and 2005, the Company repurchased 22 million, 82 million and 52 million shares, respectively, of common stock, at a cost of $1.2 billion, $4.5 billion and $2.7 billion, respectively, in the open market, or in 2005 through the settlement of equity collars as noted below.
     In 2005, the Company recorded $15 million in net losses on equity collars in the results of operations. The cost of purchasing shares under these agreements was $365 million for 8 million shares. In 2007 and 2006, there were no equity collar transactions outstanding. Equity collars are financial instruments that involve the contemporaneous purchase of a call option and the sale of a put option to the same counterparty.
Wachovia Corporation 2007 Annual Report      105

Audited Financial Statements

PREFERRED SHARES
     In December 2007, the Company issued 92 million depositary shares, each representing a 1/40th ownership interest in a share of 8.00 percent non-cumulative perpetual preferred stock with a $1,000 liquidation preference per share. The shares may be redeemed, at the Company’s option, after December 14, 2017. This preferred stock qualifies for tier 1 capital treatment under risk-based capital guidelines.
     In connection with the merger of the former Wachovia, the Company issued 97 million shares of a new class of preferred stock entitled Dividend Equalization Preferred Shares (“DEPs”), which paid dividends equal to the difference between the last dividend paid by the former Wachovia of 30 cents per share and the common stock dividend declared by the Company. The Company’s total dividends for four consecutive quarters in 2003 equaled at least $1.20 per common share, and accordingly, there is no further requirement to pay dividends on the DEPs. The shares may be redeemed, at the Company’s option and with 30 days to 60 days prior notice, after December 31, 2021, for $0.01 per share.
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
     At December 31, 2007, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 7.35 percent, 11.82 percent and 6.09 percent, respectively. At December 31, 2006, the Company’s tier 1 capital ratio, total capital ratio and leverage ratio were 7.42 percent, 11.33 percent and 6.01 percent, respectively. At December 31, 2007, the Company’s deposit-taking bank subsidiaries met the capital and leverage ratio requirements for well capitalized banks. The Company does not anticipate or foresee any conditions that would reduce these ratios to levels at or below minimum or that would cause its deposit-taking bank subsidiaries to be less than well capitalized.
106     Wachovia Corporation 2007 Annual Report

NOTE 13: ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
     Accumulated other comprehensive income, net, for each of the years in the three-year period ended December 31, 2007, is presented below.

	Years Ended December 31,
	2007, 2006 and 2005

		Income Tax
	Pre-tax	(Expense)	After-tax
(In millions)	Amount	Benefit	Amount

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Accumulated other comprehensive income, net, December 31, 2004	$1,136	(411)	725
Minimum pension liability	(23)	4	(19)
Unrealized net holding loss on securities	(1,866)	697	(1,169)
Net gain on cash flow hedge derivatives	27	(10)	17
Reclassification adjustment for realized gains (losses) on securities	(411)	156	(255)
Reclassification adjustment for realized gains (losses) on cash flow hedge derivatives	(116)	44	(72)

Accumulated other comprehensive income, net, December 31, 2005	(1,253)	480	(773)
Minimum pension liability	43	(14)	29
Unrealized net holding loss on securities	(467)	167	(300)
Net gain on cash flow hedge derivatives	48	(18)	30
Reclassification adjustment for realized gains (losses) on securities	11	(4)	7
Reclassification adjustment for realized gains (losses) on cash flow hedge derivatives	(11)	4	(7)
Adjustment to initially apply SFAS 158	(1,685)	599	(1,086)

Accumulated other comprehensive income, net, December 31, 2006	(3,314)	1,214	(2,100)
Unrealized net holding loss on securities	(302)	82	(220)
Net gain on cash flow hedge derivatives	255	(97)	158
Reclassification adjustment for realized gains (losses) on securities	(17)	6	(11)
Reclassification adjustment for realized gains (losses) on cash flow hedge derivatives	(3)	1	(2)
Reclassification adjustment for employee benefit plans	95	(33)	62
Unamortized gains under employee benefit plans	846	(300)	546

Accumulated other comprehensive income, net, December 31, 2007	$(2,440)	873	(1,567)

Wachovia Corporation 2007 Annual Report     107

Audited Financial Statements

NOTE 14: BUSINESS SEGMENTS
     The Company has five operating segments that by virtue of exceeding certain quantitative thresholds are reportable segments. The four core business segments are the General Bank, Wealth Management, the Corporate and Investment Bank, Capital Management, plus the Parent segment (“Parent”). The Company’s Capital Management segment includes 100 percent of the majority-owned retail brokerage entity. The minority interest is included in the Parent. Each of these reportable segments offers a different array of products and services. Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources. Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest expense, discontinued operations and changes in accounting principles. These items are included in the Parent. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s operating segments exclude these items.
     The accounting policies of these reportable segments are the same as those of the Company as disclosed in Note 1, except as noted below. There are no significant reconciling items between the reportable segments and consolidated amounts. Certain amounts are not allocated to reportable segments, and as a result, they are included in the Parent as discussed below. Substantially all the Company’s revenues are earned from customers in the United States, and no single customer accounts for a significant amount of any reportable segment’s revenues.
     For segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The Company uses a management reporting model that includes methodologies for funds transfer pricing, allocation of economic capital, expected losses and cost transfers to measure business segment results. Exposure to market risk is managed centrally within the Parent. In order to remove interest rate risk from each core business segment, the management reporting model employs a funds transfer pricing (“FTP”) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk. A risk-based methodology is used to allocate capital based on the credit, market and operational risks associated with each business segment. In 2007, 2006 and 2005, the cost of capital was 11 percent.
     Intersegment revenues, or referral fees, are paid by the segment that distributes or services the product to the referring segment. The amount of the referral fee is based on comparable fees paid in the market or negotiated amounts that approximate the value provided by the selling segment. Cost transfers are made for services provided by one segment to another. Additionally, in 2007, 2006 and 2005, fee and other income in the Corporate and Investment Bank included $111 million, $137 million and $94 million, respectively, of fees related to certain corporate underwriting and structured products activities, which were eliminated in the Parent. Activity-based costing studies are continually being refined to better align expenses with products and their revenues.
     A provision for credit losses is allocated to each core business segment based on net charge-offs, and any difference between the total for all core segments and the consolidated provision for credit losses is recorded in the Parent. On certain consumer loans in the General Bank, loan origination fees are recognized when earned and direct loan origination costs are recognized when incurred, with the offsetting adjustments recorded in the Parent to defer and amortize such fees and costs. Certain loans in the General Bank are securitized and sold, but continue to be reported as loans in the General Bank, with the associated earnings. The Parent includes offsetting adjustments for these loans and related earnings. Income tax expense or benefit is generally allocated to each core business segment based on a statutory tax rate adjusted for items unique to each business segment. Any difference between the total for all core business segments and the consolidated amount is included in the Parent. Affordable housing results are recorded in Corporate and Investment Bank fee and other income, net of the related income tax benefit, and the income tax benefit is eliminated in the Parent.
     The Parent also includes certain nonrecurring revenue items; certain expenses that are not allocated to the business segments; corporate charges; and the results of businesses that have been divested or are being wound down and that are not material, and as such, are not presented as discontinued operations. Additionally, because merger-related and restructuring expenses are not allocated to the Company’s business segments, they are presented separately in the tables that follow.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. In 2007, the Company realigned the General Bank’s private advisory business to Wealth Management and the General Bank’s commercial real estate business to the Corporate Lending subsegment within the Corporate and Investment Bank. Also, cross-border leasing activity was moved from the Corporate and Investment Bank to the Parent to keep it aligned with the way in which this activity is reported to senior management subsequent to the adoption of FSP 13-2, which is described in Notes 1 and 6. Additionally, certain intercompany fee arrangements between Capital Management and the Parent were discontinued and the reporting of MSR hedging results were realigned such that, beginning in 2007, all volatility associated with MSRs is now reported in the Parent. The impact of these and other changes to 2006 segment earnings as reported at December 31, 2006, was a $626 million decrease in the General Bank, a $35 million increase in Wealth Management, a $493 million increase in the Corporate and Investment Bank, a $20 million decrease in Capital Management and a $118 million increase in the Parent. The impact of these and other changes to 2005 segment earnings as reported at December 31, 2006, was a $581 million decrease in the General Bank, a $46 million increase in Wealth Management, a $405 million increase in the Corporate and Investment Bank, a $17 million decrease in Capital Management and a $147 million increase in the Parent.
108     Wachovia Corporation 2007 Annual Report

     The Company’s business segment information for each of the years in the three-year period ended December 31, 2007, follows.

	Year Ended December 31, 2007

			Corporate			Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(In millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$13,717	735	3,316	1,120	(606)	(152)	18,130
Fee and other income	3,771	798	1,832	6,668	228	—	13,297
Intersegment revenue	165	13	(140)	(38)	—	—	—

Total revenue (a)	17,653	1,546	5,008	7,750	(378)	(152)	31,427
Provision for credit losses	858	16	117	—	1,270	—	2,261
Noninterest expense	8,163	1,026	3,663	5,844	861	265	19,822
Minority interest	—	—	—	—	582	(11)	571
Income taxes (benefits)	3,108	184	399	695	(1,827)	(98)	2,461
Tax-equivalent adjustment	43	—	49	1	59	(152)	—

Net income (loss)	$5,481	320	780	1,210	(1,323)	(156)	6,312

Lending commitments	$131,334	7,011	127,429	1,021	599	—	267,394
Average loans, net	297,100	21,258	81,247	1,916	27,607	—	429,128
Average core deposits	$290,406	17,099	35,980	33,116	2,660	—	379,261

	Year Ended December 31, 2006

			Corporate			Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(In millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$10,746	715	2,912	1,034	(3)	(155)	15,249
Fee and other income	3,536	782	4,833	5,103	411	—	14,665
Intersegment revenue	140	11	(126)	(33)	8	—	—

Total revenue (a)	14,422	1,508	7,619	6,104	416	(155)	29,914
Provision for credit losses	426	4	(34)	—	38	—	434
Noninterest expense	6,825	1,029	3,756	4,670	1,137	179	17,596
Minority interest	—	—	—	—	412	2	414
Income taxes (benefits)	2,577	173	1,370	522	(851)	(66)	3,725
Tax-equivalent adjustment	41	—	52	1	61	(155)	—

Income from continuing operations	4,553	302	2,475	911	(381)	(115)	7,745
Discontinued operations, net of income taxes	—	—	—	—	46	—	46

Net income (loss)	$4,553	302	2,475	911	(335)	(115)	7,791

Lending commitments	$119,200	6,504	117,957	803	507	—	244,971
Average loans, net	189,520	18,958	69,390	1,139	28,715	—	307,722
Average core deposits	$224,775	16,927	31,708	31,393	4,223	—	309,026

Wachovia Corporation 2007 Annual Report      109

Audited Financial Statements

	Year Ended December 31, 2005

			Corporate			Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(In millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$8,461	674	2,928	860	977	(219)	13,681
Fee and other income	2,799	723	3,768	4,639	394	—	12,323
Intersegment revenue	138	10	(116)	(34)	2	—	—

Total revenue (a)	11,398	1,407	6,580	5,465	1,373	(219)	26,004
Provision for credit losses	271	7	(22)	—	(7)	—	249
Noninterest expense	6,060	936	3,246	4,393	1,024	292	15,951
Minority interest	—	—	—	—	367	(25)	342
Income taxes (benefits)	1,817	170	1,133	393	(380)	(100)	3,033
Tax-equivalent adjustment	42	—	99	1	77	(219)	—

Income from continuing operations	3,208	294	2,124	678	292	(167)	6,429
Discontinued operations, net of income taxes	—	—	—	—	214	—	214

Net income	$3,208	294	2,124	678	506	(167)	6,643

Lending commitments	$92,455	5,840	112,327	680	488	—	211,790
Average loans, net	134,005	15,767	59,347	755	18,048	—	227,922
Average core deposits	$194,848	15,388	28,662	34,659	5,164	—	278,721

(a)	Tax-equivalent.

(b)	The tax-equivalent amounts included in each segment are eliminated herein in order for “Consolidated” amounts to agree with amounts appearing in the Consolidated Statements of Income.
110     Wachovia Corporation 2007 Annual Report

NOTE 15: PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The Company has a savings plan under which eligible employees are permitted to make contributions to the plan of one percent to 30 percent of eligible compensation. Annually, upon executive management approval, employee contributions may be matched up to 6 percent of the employee’s eligible compensation. A 6 percent matching level was in place for each of the periods presented. The first one percent of the Company’s matching contribution is made in the Company’s common stock. Each employee can immediately elect to liquidate the Company’s common stock credited to the employee’s account by transferring the value of the common stock to any of a number of investment options available within the savings plan. Savings plan expense in 2007, 2006 and 2005 was $292 million, $240 million and $228 million, respectively.
     Group insurance expense for active employees in 2007, 2006 and 2005 was $513 million, $414 million and $406 million, respectively.
     The Company has a noncontributory, tax-qualified defined benefit pension plan (the “Qualified Pension”) covering the majority of employees that have at least one year of service and that have reached the age of 21. The Qualified Pension benefit expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually. Contributions are made each year to a trust in an amount that is determined by the actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Company’s tax return. The projected unit credit valuation method is used to determine the liabilities of the Qualified Pension.
     The Company has noncontributory, nonqualified pension plans (the “Nonqualified Pension”) covering certain employees. The Nonqualified Pension benefit expense is determined annually by an actuarial valuation. At September 30, 2007 and 2006, the accumulated benefit obligation of $345 million and $376 million, respectively, exceeded the accrued benefit expense.
     The Company also provides certain health care and life insurance benefits for retired employees (the “Other Postretirement Benefits”). Substantially all the Company’s employees may become eligible for Other Postretirement Benefits if they reach retirement age while working for the Company.
     In May 2003, the Company amended the Qualified Pension to convert to a cash balance plan effective January 1, 2008. Through December 31, 2007, benefits continued to be earned and paid in accordance with provisions of the current Qualified Pension. At the same time, the Company amended certain provisions related to Other Postretirement Benefits effective January 1, 2008.
     SFAS 158 amended several existing pronouncements that address employers’ accounting and reporting for defined benefit pension and other postretirement plans and represents the initial phase of a comprehensive project on employers’ accounting for these plans. SFAS 158 requires an employer to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans, measured solely as the difference between the fair value of plan assets and the benefit obligation, as an asset or liability on the balance sheet. Unrecognized actuarial gains and losses and unrecognized prior service costs, which previously were recorded as part of the postretirement asset or liability, are included as a component of accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during a period are included in other comprehensive income to the extent they are not included in net periodic pension cost (a component of salaries and employee benefits expense). The Company adopted SFAS 158 on its effective date of December 31, 2006, and the incremental effect included in certain balance sheet classifications at December 31, 2006, was a reduction in other assets of $972 million, an increase in other liabilities of $114 million and a reduction in accumulated other comprehensive income, net, of $1.1 billion. During 2007, $533 million of net actuarial gains and $249 million of reductions in prior service cost due to plan amendments were recognized in other comprehensive income associated with the Company’s Qualified Pension and Nonqualified Pension. In addition, $64 million of net actuarial gains were recognized in other comprehensive income associated with the Company’s Other Postretirement Benefits. SFAS 158 also requires employers to use a plan measurement date that is the same as its fiscal year-end. The Company has historically used a measurement date of September 30, and will be required to change to a December 31 measurement date by no later than December 31, 2008. The Company plans to change its measurement date using the alternative provided in SFAS 158 where the September 30, 2007, measurement establishes a 15-month cost, three-fifteenths of which is recorded as an adjustment to retained earnings during 2008.
     The actual asset allocation of the Company’s Qualified Pension plan, which is held by Wachovia Bank in a bank-administered trust fund, and of the Other Postretirement Benefits plans at September 30, 2007 and 2006, are presented on the following page.
Wachovia Corporation 2007 Annual Report      111

Audited Financial Statements

			Other Postretirement
	Qualified Pension		Benefits

(Percent)	2007	2006	2007	2006

Equity Securities	63%	51	—	—
Other Securities
Debt securities	28	43	67	75
Real estate	4	2	—	—
Other	5	4	33	25

Total	100%	100	100	100

     The change in benefit obligation and the change in fair value of plan assets related to each of the Qualified Pension, the Nonqualified Pension and the Other Postretirement Benefits plans using a September 30 measurement date for each of the years in the two-year period ended December 31, 2007, is presented below. The information below does not include foreign benefit plans with a total benefit obligation of $42 million, a fair value of plan assets of $41 million, and an underfunded status of $1 million.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits

(In millions)	2007	2006	2007	2006	2007	2006

CHANGE IN BENEFIT OBLIGATION
Benefit obligation, October 1	$4,749	4,743	389	476	892	921
Service cost	184	198	3	4	4	5
Interest cost	263	251	21	24	45	46
Retiree contributions	—	—	—	—	37	37
Plan amendments	(241)	—	(8)	—	—	—
Benefit payments	(490)	(453)	(43)	(28)	(79)	(46)
Settlements	—	—	—	(65)	—	—
Business combinations	—	—	—	—	5	6
Actuarial (gains) losses	(172)	10	(17)	(22)	(63)	(77)

Benefit obligation, September 30	4,293	4,749	345	389	841	892

CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets, October 1	5,986	5,378	—	—	105	101
Actual return on plan assets	822	461	—	—	4	4
Employer contributions	270	600	43	93	43	9
Retiree contributions	—	—	—	—	37	37
Settlements	—	—	—	(65)	—	—
Benefit payments	(490)	(453)	(43)	(28)	(79)	(46)

Fair value of plan assets, September 30	6,588	5,986	—	—	110	105

RECONCILIATION OF FUNDED STATUS
Funded status of plans	2,295	1,237	(345)	(389)	(731)	(787)
Unamortized prior service cost	(468)	(253)	(9)	—	—	(8)
Unamortized net losses	1,200	1,824	74	98	31	96
Employer contributions in the fourth quarter	—	—	11	12	(6)	39
Minimum pension liability	—	—	—	(85)	—	—
Adjustment to apply SFAS 158	(732)	(1,571)	(65)	(13)	(31)	(88)

Prepaid (accrued) benefit expense at December 31,	$2,295	1,237	(334)	(377)	(737)	(748)

ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS AS OF SEPTEMBER 30
Discount rate	6.25%	5.75	6.25	5.75	6.25	5.75
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50	3.50	3.50	3.50

112     Wachovia Corporation 2007 Annual Report

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
     Actuarial calculations are performed annually to determine the minimum required contributions and maximum contributions allowed as an income tax deduction for all benefit plans. In 2007, the Company contributed $270 million to the Qualified Pension plan. The Company does not expect to make any contributions to the Qualified Pension plan in 2008.
     The components of the retirement benefit costs included in salaries and employee benefits for each of the years in the three-year period ended December 31, 2007, are presented below.

	Qualified Pension			Nonqualified Pension
	Years Ended December 31,			Years Ended December 31,

(In millions)	2007	2006	2005	2007	2006	2005

RETIREMENT BENEFIT COSTS
Service cost	$184	198	178	3	4	4
Interest cost	263	251	243	21	24	26
Expected return on plan assets	(492)	(426)	(418)	—	—	—
Amortization of prior service cost	(26)	(26)	(26)	—	1	—
Amortization of actuarial losses	121	139	88	8	12	9
Settlement loss	—	—	—	—	20	—

Net retirement benefit costs	$50	136	65	32	61	39

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	5.75%	5.50	6.00	5.75	5.50	6.00
Expected return on plan assets	8.50	8.50	8.50	—	—	—
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50	3.50	3.50	3.50

Wachovia Corporation 2007 Annual Report     113

Audited Financial Statements

	Other Postretirement Benefits
	Years Ended December 31,

(In millions)	2007	2006	2005

RETIREMENT BENEFIT COSTS
Service cost	$4	5	4
Interest cost	45	46	51
Expected return on plan assets	(3)	(3)	(3)
Amortization of prior service cost	(8)	(8)	(8)
Amortization of actuarial losses	—	5	7
Special termination benefit cost	—	—	1

Net retirement benefit costs	$38	45	52

ASSUMPTIONS USED TO DETERMINE RETIREMENT BENEFIT COSTS
Discount rate	5.75%	5.50	6.00
Expected return on plan assets	3.00	3.00	3.00
Weighted average rate of increase in future compensation levels	3.50%	3.50	3.50

     Medical trend rates assumed with respect to Other Postretirement Benefits were 7.50 percent grading to 5.00 percent (pre-65 years of age) and 6.50 percent grading to 5.00 percent (post-65 years of age), and 12.00 percent grading to 5.00 percent for prescription drugs at December 31, 2007; 8.00 percent grading to 5.00 percent (pre-65 years of age) and 7.00 percent grading to 5.00 percent (post-65 years of age), and 13.00 percent grading to 5.00 percent for prescription drugs at December 31, 2006; and 9.50 percent grading to 5.00 percent (pre-65 years of age) and 11.50 percent grading to 5.00 (post-65 years of age) at December 31, 2005, including prescription drugs.
     At December 31, 2007, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on service and interest costs is a $3 million increase and a $2 million decrease, respectively, and on the accumulated postretirement benefit obligation, a $31 million increase and a $28 million decrease, respectively.
     Estimated future Qualified Pension benefit payments that reflect expected future service in each of the five years subsequent to December 31, 2007, are as follows (in millions): 2008, $324; 2009, $342; 2010, $356; 2011, $373; 2012, $394; and subsequent years through 2018, $2.1 billion; and estimated payments for other pension and postretirement benefits (in millions): 2008, $96; 2009, $96; 2010, $96; 2011, $97; 2012, $96; and subsequent years through 2018, $483. Amortization of net actuarial losses and prior service cost for the Qualified Pension plan expected to be recognized in net periodic benefit cost in 2008 are $77 million and $(46) million, respectively, and for the Nonqualified Pension and Other Postretirement Benefits plans, $4 million and $(1) million, respectively.
114     Wachovia Corporation 2007 Annual Report

NOTE 16: MERGER-RELATED AND RESTRUCTURING EXPENSES
     The Company defines merger-related and restructuring expenses as those costs related to exit or disposal activities and integration costs generally incurred as part of a business combination. Specifically, merger-related and restructuring expenses include costs associated with employee termination, contract and lease termination, and integration costs related to combining operations such as system conversions.
     Merger-related and restructuring expenses related to A.G. Edwards, Golden West, Westcorp, the SouthTrust merger in November 2004 and other mergers for each of the years in the three-year period ended December 31, 2007, are presented below.

	Years Ended December 31,

(In millions)	2007	2006	2005

MERGER-RELATED AND RESTRUCTURING EXPENSES — A.G. EDWARDS
Personnel costs	$84	—	—
System conversion costs	3	—	—
Other	37	—	—

Total merger-related and restructuring expenses — A.G. Edwards	124	—	—

MERGER-RELATED AND RESTRUCTURING EXPENSES — GOLDEN WEST
Personnel costs	1	26	—
Occupancy and equipment	8	—	—
Advertising	22	—	—
System conversion costs	30	2	—
Other	57	12	—

Total merger-related and restructuring expenses — Golden West	118	40	—

MERGER-RELATED AND RESTRUCTURING EXPENSES — WESTCORP
Personnel costs	3	7	—
Occupancy and equipment	2	—	—
Advertising	2	—	—
System conversion costs	4	7	—
Other	6	7	—

Total merger-related and restructuring expenses — Westcorp	17	21	—

MERGER-RELATED AND RESTRUCTURING EXPENSES — SOUTHTRUST
Personnel costs	—	37	23
Occupancy and equipment	(2)	11	70
Advertising	—	1	25
System conversion costs	—	7	76
Other	—	8	33

Total merger-related and restructuring expenses — SouthTrust	(2)	64	227

OTHER MERGER-RELATED AND RESTRUCTURING EXPENSES
Merger-related and restructuring expenses from other mergers, net	6	13	65
HomEq merger-related and restructuring expenses	2	41	—

Total merger-related and restructuring expenses	$265	179	292

Wachovia Corporation 2007 Annual Report     115

Audited Financial Statements

NOTE 17: INCOME TAXES
     The aggregate amount of income taxes included in the consolidated statements of income and in the consolidated statements of changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2007, is presented below.

	Years Ended December 31,

(In millions)	2007	2006	2005

CONSOLIDATED STATEMENTS OF INCOME
Income taxes related to continuing operations	$2,461	3,725	3,033
Income taxes related to discontinued operations	—	30	233
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Income taxes related to Minimum pension liability	—	14	(4)
Unrealized net holding losses on securities, net of reclassification adjustments	(88)	(163)	(853)
Net gains (losses) on cash flow hedge derivatives, net of reclassification adjustments	96	14	(34)
Unrealized gains (losses) on pension or other post-retirement benefits	333	(599)	—
Employee stock plans	(158)	(152)	(162)

Total	$2,644	2,869	2,213

     The provision for income taxes for each of the years in the three-year period ended December 31, 2007, is presented below.

	Years Ended December 31,

(In millions)	2007	2006	2005

CURRENT INCOME TAXES
Federal	$2,235	2,837	1,850
State	163	111	174

Total	2,398	2,948	2,024
Foreign	248	247	206

Total current income taxes	2,646	3,195	2,230

DEFERRED INCOME TAXES
Federal	(177)	441	828
State	(8)	89	(25)

Total deferred income taxes	(185)	530	803

Total income taxes	$2,461	3,725	3,033

     The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2007, is presented on the following page.
116     Wachovia Corporation 2007 Annual Report

	Years Ended December 31,

	2007		2006		2005
		Percent of		Percent of		Percent of
		Pre-tax		Pre-tax		Pre-tax
(In millions)	Amount	Income	Amount	Income	Amount	Income

Income from continuing operations before income taxes	$8,773		$11,470		$9,462

Tax at federal income tax rate	$3,071	35.0%	$4,014	35.0%	$3,312	35.0%
Reasons for difference in federal income tax rate and effective income tax rate
Tax-exempt interest, net of cost to carry	(82)	(0.9)	(88)	(0.8)	(132)	(1.4)
State income taxes, net of federal tax benefit	100	1.1	130	1.1	97	1.0
Life insurance, increase in cash surrender value	(183)	(2.1)	(176)	(1.5)	(171)	(1.8)
Tax credits, net of related basis adjustments	(146)	(1.7)	(145)	(1.3)	(156)	(1.6)
Change in the beginning-of-the-year deferred tax assets valuation allowance	2	—	33	0.3	(4)	(0.1)
Foreign income tax rate differential	(245)	(2.8)	93	0.8	19	0.2
Other items, net	(56)	(0.6)	(136)	(1.1)	68	0.7

Total income taxes	$2,461	28.0%	$3,725	32.5%	$3,033	32.0%

     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date. The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 2007, are presented below.

	December 31,

(In millions)	2007	2006	2005

DEFERRED INCOME TAX ASSETS
Allowance for loan losses, net	$1,749	1,300	1,069
Accrued expenses, deductible when paid	2,175	1,765	1,444
REMIC residual interests	—	51	235
Net operating loss and tax credit carryforwards	483	517	225
Unrealized losses on debt and equity securities, derivative financial instruments and pension liabilities	907	1,288	480
Unrecognized income tax benefits from uncertain tax positions	257	—	—
Unrealized losses on investments	1,153	919	983

Other	298	364	334

Total deferred income tax assets	7,022	6,204	4,770

Deferred income tax assets valuation allowance	104	142	34

DEFERRED INCOME TAX LIABILITIES
Depreciation	154	162	127
Federal Home Loan Bank stock dividends	214	229	3
Loan product assets	370	384	73
Intangible assets	558	330	495
Deferred income	68	112	198
Leasing activities	8,207	8,097	7,189
Employee benefits	426	439	361
Other	161	249	129

Total deferred income tax liabilities	10,158	10,002	8,575

Net deferred income tax liabilities	$3,240	3,940	3,839

Wachovia Corporation 2007 Annual Report      117

Audited Financial Statements

     The change in the net deferred income tax liability for each of the years in the three-year period ended December 31, 2007, is presented below.

	Years Ended December 31,

(In millions)	2007	2006	2005

NET DEFERRED INCOME TAX LIABILITY
Balance, beginning of year	$3,940	3,839	4,016
Balance, deferred income tax assets related to unrecognized income tax benefits at January 1, 2007	(253)	—	—
Deferred income taxes related to continuing operations	(185)	530	803
Deferred income taxes related to discontinued operations	—	—	(12)
Recorded directly to stockholders’ equity as a component of accumulated other comprehensive income
Minimum pension liability	—	14	(4)
Unrealized net holding losses on securities, net of reclassification adjustments	(88)	(163)	(853)
Net gains (losses) on cash flow hedge derivatives, net of reclassification adjustments	96	14	(34)
Unrealized gains (losses) on pension and other post-retirement benefits, net of valuation allowance	333	(599)	—
Cumulative effect of an accounting change	(738)	24	—
Deferred income taxes acquired in purchase acquisitions	125	281	(77)
Reduction to deferred income tax assets related to unrecognized income tax benefits resulting from settlements with taxing authorities	10	—	—

Balance, end of year	$3,240	3,940	3,839

     The realization of deferred income tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. The Company has determined it is more likely than not that the deferred income tax assets can be supported by carrybacks to federal taxable income in the two-year federal carryback period and by expected future taxable income that will exceed amounts necessary to fully realize remaining deferred income tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to state net operating loss carryforwards. Unrealized gains (losses) on pension and other postretirement benefits are reflected net of a $35 million and $75 million valuation allowance at December 31, 2007 and 2006, respectively.
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
     Federal income tax carryforwards at December 31, 2007, consisted of net operating loss and foreign tax credit carryforwards with related deferred income tax assets of $351 million and $46 million, respectively. Utilization of these net operating losses and foreign tax credit carryforwards is subject to limitations under federal income tax laws, and will expire, if not utilized, in varying amounts through 2027.
     State income tax carryforwards at December 31, 2007, consisted of net operating loss carryforwards with related deferred income tax assets of $86 million. These state income tax carryforwards were generated by certain subsidiaries in various jurisdictions and their utilization is subject to limitations under various state income tax laws. The state net operating loss carryforwards expire, if not utilized, in varying amounts through 2027.
     At December 31, 2007, the Company has undistributed earnings of $1.2 billion related to foreign subsidiaries. The Company intends to reinvest these earnings indefinitely and has not recorded any related federal or state income tax expense. If these earnings are repatriated to the United States, the Company will record additional income tax expense of $474 million.
     The Company has a tax bad debt reserve, of which $252 million at December 31, 2007, 2006 and 2005, was attributable to pre-1988 tax years. The amount of unrecognized deferred income tax liability related thereto is $88 million at those dates. This deferred income tax liability may be subject to recognition if certain distributions are made with respect to stock, or the bad debt reserve is used for any purpose other than for absorbing bad debt losses.
     Income tax expense related to securities transactions was $59 million, $66 million and $85 million in 2007, 2006 and 2005, respectively.
     FIN 48, which became effective on January 1, 2007, clarifies the accounting for uncertain income tax positions. Upon adoption of FIN 48, the Company recognized a decrease of $69 million in income tax reserves for uncertain income tax positions. Of this amount, $4 million was accounted for as a reduction to beginning retained earnings and $73 million as a reduction to goodwill.
118      Wachovia Corporation 2007 Annual Report

     At adoption, the Company had $2.5 billion of gross unrecognized income tax benefits (UTBs), including $1.3 billion of UTBs attributed to income tax on timing differences and $816 million of UTBs, net of deferred federal and state income tax benefits, that would impact the effective tax rate if recognized. The tax on timing items relates to income tax positions for which the ultimate deductibility is highly certain, but the timing of the deductibility is uncertain. The income tax liability for the change in the period of deduction would not impact the effective tax rate.
     A reconciliation of the change in the UTB balance from January 1, 2007, to December 31, 2007, is as follows:

					Unrecognized
					Income Tax
			Gross	Deferred	Benefits, Net
	Federal,	Accrued	Unrecognized	Federal and	of Deferred
	State and	Interest and	Income Tax	State Income	Federal and
(In millions)	Foreign Tax	Penalties	Benefits	Tax Benefits	State Benefits

Balance at January 1, 2007	$2,119	342	2,461	(253)	2,208
Additions for tax positions related to the current year	346	—	346	(19)	327
Additions for tax positions related to prior years	78	186	264	(92)	172
Reduction for tax positions related to prior years	(44)	(4)	(48)	17	(31)
Reduction for tax positions related to prior years due to IRS RAR	(95)	(31)	(126)	14	(112)
Reductions for tax positions related to acquired entities in prior years, offset to goodwill	(102)	(30)	(132)	47	(85)
Reductions related to lapse of statute of limitations	(38)	(18)	(56)	19	(37)
Reductions related to settlements with taxing authorities	(47)	(20)	(67)	10	(57)

Balance at December 31, 2007	2,217	425	2,642	(257)	2,385
Less: tax attributable to timing items included above	(1,485)	—	(1,485)	—	(1,485)
Less: UTBs included above that relate to acquired entities that would impact goodwill if recognized	(80)	(14)	(94)	24	(70)

Total UTBs that, if recognized, would impact the effective income tax rate as of December 31, 2007	$652	411	1,063	(233)	830

     The Company recognizes accrued interest and penalties, if any, related to UTBs in the effective tax rate. The Company recognized $122 million in interest in 2007. The balance of accrued interest and penalties for the year ended December 31, 2007, is presented in the above table.
     The IRS and the Company have settled all issues related to the Company’s federal income tax returns for 1999 and all prior years. In addition, all issues related to the federal income tax returns of the former Wachovia for years 1996 through 2001, SouthTrust for 2004 and prior years, Golden West for 2004 and prior years, and A.G. Edwards for February 28, 2005, and prior years are resolved or closed. The Company’s previously recorded income tax liabilities were sufficient to cover the resulting assessments of income taxes and interest.
     On March 30, 2007, the IRS issued a Revenue Agent’s Report (“RAR”) for the years 2000 through 2002 challenging certain deductions claimed by the Company, including deductions related to its leveraged leasing activities. The Company believes the proposed adjustments are inconsistent with existing law and intends to vigorously defend the claimed deductions. In the first quarter of 2007, based on the issuance of the RAR, the Company updated its analysis of various uncertain income tax positions identified at January 1, 2007, resulting in a net reduction of $112 million to the UTB balance. In the second quarter of 2007, the Company made a cash payment to the IRS related to the RAR, which resulted in a net reduction of $51 million to the UTB balance. Resolution of the appeal of unagreed issues is not expected to occur within the next twelve months.
     The IRS began an examination of the Company for tax years 2003 through 2005. The IRS is also examining tax returns of certain non-consolidated subsidiaries for the years 2001-2006. The federal income tax returns of A.G. Edwards for years ending February 2006, February 2007 and period ending October 1, 2007, are being examined. Resolution of these items is not expected to have a material impact on the Company’s consolidated financial position or results of operations.
     In addition to the IRS examinations, the Company and its subsidiaries are currently subject to examination by various other taxing authorities. While it is possible that one or more of these examinations may be resolved within the next twelve months, the Company does not anticipate that there will be a significant impact to the UTB balance. The expiration of statutes of limitations for various jurisdictions is expected to reduce the UTB balance by an insignificant amount within the next twelve months.
     During the second quarter of 2007, the Company completed its analysis of certain acquired entities and reduced related income tax reserves by $85 million, offset by a reduction to goodwill.
     Management monitors changes in tax statutes and regulations and the issuance of judicial decisions to determine the potential impact to uncertain income tax positions. In 2007, the Department of Treasury issued proposed regulations that, when issued in final form, could limit a company’s ability to retain the benefit of certain foreign tax credits. Management believes these regulations will not have a significant impact on the Company when issued in final form. At December 31, 2007, management had identified no potential subsequent events that are expected to have a significant impact on the UTB balance within the next twelve months.
Wachovia Corporation 2007 Annual Report      119

Audited Financial Statements

NOTE 18: BASIC AND DILUTED EARNINGS PER COMMON SHARE
     The calculation of basic and diluted earnings per common share for each of the years in the three-year period ended December 31, 2007, is presented below. In 2007, 2006 and 2005, options to purchase an average 33 million, 21 million and 15 million shares, respectively, were antidilutive, and accordingly, were excluded in determining diluted earnings per common share.

	Years Ended December 31,

(In millions, except per share data)	2007	2006	2005

Income from continuing operations	$6,312	7,745	6,429
Discontinued operations, net of income taxes	—	46	214

Net income	$6,312	7,791	6,643

Basic earnings per common share
Income from continuing operations	$3.31	4.70	4.13
Discontinued operations	—	0.02	0.14

Net income	$3.31	4.72	4.27

Diluted earnings per common share
Income from continuing operations	$3.26	4.61	4.05
Discontinued operations	—	0.02	0.14

Net income	$3.26	4.63	4.19

Average common shares — basic	1,907	1,651	1,556
Common share equivalents and unvested restricted stock	27	30	29

Average common shares — diluted	1,934	1,681	1,585

120      Wachovia Corporation 2007 Annual Report

NOTE 19: DERIVATIVES
     The Company uses derivatives to manage exposure to market risk, interest rate risk, credit risk and foreign currency risk to generate profits from proprietary trading and to assist customers with their risk management objectives. Derivative transactions are measured in terms of the notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is not exchanged, but is used only as the basis on which interest and other payments are determined.
     All derivatives are recorded on the balance sheet at their respective fair values with realized and unrealized gains and losses recorded either in other comprehensive income, net of applicable income taxes, or in the results of operations, depending on the purpose for which the derivative is held. Derivatives include accounting hedges, trading derivatives and economic hedges. Accounting hedges are those derivatives that are designated in a hedging relationship and that are termed “derivatives used for risk management” as discussed below, and are included in other assets or other liabilities. Those derivatives that are held for trading purposes are considered trading derivatives and are included in trading account assets or liabilities. Economic hedges are freestanding derivatives entered into for certain risk management purposes that do not meet the criteria for designation as a hedge for accounting purposes and are included in other assets or other liabilities.
     For derivatives, the Company’s exposure to credit risk is measured by the current fair value of all derivatives in a gain position plus a prudent estimate of potential change in value over the life of each contract. The measurement of the potential future exposure is based on a simulation of market rates and generally takes into account legally enforceable risk mitigating agreements for each obligor such as netting and collateral.
     The Company uses collateral arrangements, credit approvals, limits and monitoring procedures to manage credit risk on derivatives. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty. At December 31, 2007, the total market value-related credit risk recorded on the balance sheet for derivative transactions, including derivatives used for the Company’s interest rate risk management, was $17.6 billion, including the effect of netting agreements. Of this amount, $3.3 billion exceeded dealer counterparty thresholds and was delivered to the Company as collateral.
TRADING DERIVATIVES
     The fair value and notional amounts for trading derivatives at December 31, 2007 and 2006, are presented below.

	December 31,

	2007		2006
	Fair	Notional	Fair	Notional
(In millions)	Value	Amount	Value	Amount

Forward and futures contracts	$(174)	744,888	562	427,391
Interest rate swap agreements	1,140	3,273,326	2,079	2,715,788
Purchased options, interest rate caps, floors, collars and swaptions	8,729	408,284	7,461	846,142
Written options, interest rate caps, floors, collars and swaptions	(8,480)	508,836	(7,637)	1,184,683
Foreign currency and exchange rate swap commitments	251	48,507	21	49,537
Commodity and equity swaps	$321	22,968	100	26,947

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
Wachovia Corporation 2007 Annual Report     121

Audited Financial Statements

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
     For cash flow hedges, the designated hedged risk is primarily the risk of changes in cash flows attributable to changes in the benchmark interest rate of the hedged item or forecasted transactions. For cash flow hedges, the Company uses regression analysis to make the initial assessment of the expectation of hedge effectiveness, and for each monthly period thereafter to reassess that the hedging relationship is expected to be highly effective during the period designated as being hedged. The Company also uses regression analysis to perform the retrospective evaluation of whether the derivative was effective during the hedged period. The regression analysis includes an evaluation of the quantitative measures of regression necessary to validate the conclusion of high effectiveness. The Company uses the hypothetical derivative method of measuring the hedge ineffectiveness, which is recorded on a monthly basis. Forward purchase commitments of loans and securities available for sale are considered all-in-one hedges for which the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     For fair value hedges, the designated hedged risk is primarily the risk of changes in fair value attributable to changes in the benchmark interest rate of the hedged item or transactions. For fair value hedges, the Company assesses the expectation of effectiveness at the inception of the hedge and at each monthly period thereafter by analyzing the price sensitivity of the hedging instrument relative to that of the hedged item for changes in fair value attributable to the hedged risk. On a monthly basis, the Company uses the cumulative dollar-offset approach to validate the effectiveness of the hedge on a retrospective basis. The Company measures ongoing ineffectiveness for fair value hedges by comparing the changes in fair value of the hedging instrument to the changes in fair value of the hedged item attributable to the hedged risk. Fair value hedges of warehoused residential mortgage loans are designated and de-designated on a daily basis, and the frequency of the prospective, retrospective and actual ineffectiveness tests follows the hedge period. Forward sale commitments of securities available for sale share the same issuer, coupon rate and contractual maturity date as the hedged item; therefore, the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     The Company discontinues hedge accounting prospectively when either it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated because it is unlikely that a forecasted transaction will occur; or management determines designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued, the derivative is either terminated or reclassified as a trading account asset or liability. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. The unrealized gains and losses are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is not expected to occur. In 2007 and 2006, losses of $25 million and $4 million, respectively, were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. These amounts include the time value of options. In addition, net interest income in 2007 and 2006, was decreased by $12 million and $17 million, respectively, representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates. The Company recognized $93 million in other fee income in 2006, representing amounts recorded in other comprehensive income relating to a hedging relationship that had been discontinued in a prior year. Effective April 1, 2007, the Company discontinued hedge accounting on certain variable rate demand deposits that have no stated maturity.
     Commitments to purchase certain securities or loans and certain commitments to sell loans are derivatives. At inception, these commitments may be designated in a hedge relationship; otherwise, they are recorded as either trading derivatives or economic hedges depending upon their purpose. In the normal course of business the Company enters into contracts that contain a derivative that is embedded in the financial instrument. If applicable, an embedded derivative is separated from the host contract and can be designated in a hedge relationship; otherwise, it is recorded as a freestanding derivative and recorded as either a trading derivative or an economic hedge depending upon its purpose. The Company enters into credit derivative agreements in connection with altering the risk profile of certain loans or pools of loans in the Company’s loan portfolio. These credit derivatives do not meet the criteria for designation as an accounting hedge and are recorded as either trading derivatives or economic hedges depending upon their purpose. The Company enters into interest rate lock commitments as part of its commercial and consumer mortgage lending activities. These loan commitments are initially recorded at fair value. Subsequent adjustments in the value of the loan commitment are primarily related to changes in interest rates, changes in the probability that a commitment will be exercised and the passage of time. The estimate of fair value specifically excludes the value of servicing cash flows and excess servicing.
     Derivatives used for risk management activity at December 31, 2007 and 2006, are presented on the following pages.
122      Wachovia Corporation 2007 Annual Report

     Risk management derivative financial instruments at December 31, 2007, are presented below.

	December 31, 2007

						Average
	Hedged Items	Notional	Gross Unrealized (b)			Maturity in
(In millions)	or Transactions	Amount	Gains	Losses	Equity (c)	Years (d)

ASSET HEDGES (a)
Cash flow hedges
Interest rate swaps-receive fixed	First forecasted interest receipts on
	commercial loans

Pay 1 month LIBOR swaps	1 month LIBOR risk	$3,053	93	—	58	3.07
Pay 3 month LIBOR swaps	1 month LIBOR risk	13,584	347	(5)	212	3.83

Purchased interest rate floors -	First forecasted interest receipts on 1
3 month LIBOR	month LIBOR commercial loans	16,250	180	—	109	3.00

Forward purchase commitments	Purchases of mortgage-backed securities
	classified as available for sale	13	—	—	—	0.04

Fair value hedges
Interest rate swaps-pay fixed/	Individual fixed rate debt securities
receive LIBOR	classified as available for sale	1,230	4	(24)	—	13.28

Forward sale commitments	Individual fixed rate debt securities
	classified as available for sale	2,950	8	(15)	—	0.04

Forward sale commitments	Proceeds from sale of mortgage
	warehouse loans	286	—	(1)	—	0.04

Foreign currency forwards	Currency risk associated with foreign
	currency denominated securities
	classified as available for sale	12,681	1	—	—	0.04

Total asset hedges		$50,047	633	(45)	379	2.54

LIABILITY HEDGES (a)
Cash flow hedges
Interest rate swaps-pay fixed	First forecasted interest payments on
	long-term debt

Receive 1 month LIBOR swaps	1 month LIBOR risk	2,264	3	(200)	(122)	10.12
Receive 3 month LIBOR swaps	1 month LIBOR risk	6,534	—	(196)	(121)	3.23
Receive 3 month LIBOR swaps	3 month LIBOR risk	13,000	24	(107)	(51)	2.78
Receive 6 month LIBOR swaps	6 month LIBOR risk	7	—	—	—	5.47

Purchased options interest rate caps -	First forecasted interest payments on
3 month LIBOR	3 month LIBOR long-term debt	45,000	—	(24)	(15)	0.42

Eurodollar futures	First forecasted interest payments on
	3 month LIBOR long-term debt	49,000	6	(48)	(27)	0.25

Fair value hedges
Interest rate swaps-receive fixed/	Individual fixed rate long-term debt
pay floating (e)	issuances	31,726	794	(203)	—	10.90

Foreign currency forwards	Currency risk associated with foreign
	currency denominated repurchase
	agreements	4,497	—	—	—	0.02

Currency swaps	Currency risk associated with individual
	foreign currency denominated long-term
	debt	965	58	—	—	5.31

Total liability hedges		152,993	885	(778)	(336)	3.02

Total		$203,040	1,518	(823)	43	—

Wachovia Corporation 2007 Annual Report       123

Audited Financial Statements

     Risk management derivative financial instruments at December 31, 2006, are presented below.

	December 31, 2006

						Average
	Hedged Items	Notional	Gross Unrealized (b)			Maturity in
(In millions)	or Transactions	Amount	Gains	Losses	Equity (c)	Years (d)

ASSET HEDGES (a)
Cash flow hedges
Interest rate swaps-receive fixed	First forecasted interest receipts on
	commercial loans

Pay 1 month LIBOR swaps	1 month LIBOR risk	$3,172	1	(14)	(8)	4.04
Pay 3 month LIBOR swaps	1 month LIBOR risk	28,752	188	(294)	(66)	3.82

Purchased interest rate floors -	First forecasted interest receipts on 1
3 month LIBOR	month LIBOR commercial loans	7,000	—	(5)	(3)	0.75

Foreign currency forwards	Forecasted receipts on foreign currency
	denominated securities classified as
	available for sale	11,267	—	—	—	0.05

Fair value hedges
Interest rate swaps-pay fixed/	Individual fixed rate debt securities
receive LIBOR	classified as available for sale	1,571	25	(12)	—	15.04

Forward sale commitments	Proceeds from sale of mortgage
	warehouse loans	585	—	(5)	—	0.04

Total asset hedges		$52,347	214	(330)	(77)	2.91

LIABILITY HEDGES (a)
Cash flow hedges
Interest rate swaps-pay fixed	Proceeds from first forecasted issuance of
	short-term liabilities, including deposits
	and repurchase agreements, that are part
	of a rollover strategy

Receive 1 month LIBOR swaps	1 month LIBOR risk	2,389	7	(138)	(81)	10.71
Receive 3 month LIBOR swaps	1 month LIBOR risk	4,630	8	—	5	0.16
Receive 3 month LIBOR swaps	3 month LIBOR risk	12,000	115	(41)	46	4.34

Interest rate swaps-pay fixed	First forecasted interest payments on long-
	term debt

Receive 1 month LIBOR swaps	1 month LIBOR risk	139	2	(2)	—	11.61
Receive 3 month LIBOR swaps	1 month LIBOR risk	1,306	5	(29)	(15)	7.60
Receive 3 month LIBOR swaps	3 month LIBOR risk	6,940	13	—	8	0.16
Receive 6 month LIBOR swaps	6 month LIBOR risk	8	—	—	—	6.47

Purchased options	1 day LIBOR associated with the
	proceeds from first forecasted issuance
	of deposits that are part of a rollover
	strategy when LIBOR is above the cap
Interest rate caps		17,500	—	(12)	(8)	0.97
Eurodollar		31,250	—	(5)	—	0.25

Eurodollar futures	1 day LIBOR associated with the proceeds
	from first forecasted issuance of deposits
	that are part of a rollover strategy	73,059	—	(4)	(2)	0.25

Foreign currency forwards	Forecasted payments on foreign currency
	denominated repurchase agreements	3,375	—	—	—	0.01

Foreign currency forwards	Forecasted payments on foreign currency
	denominated variable rate long-term debt	5,539	—	—	—	0.06

Fair value hedges
Interest rate swaps-receive fixed/	Individual fixed rate long-term debt
pay floating (e)	issuances	26,635	45	(215)	—	8.46

Total liability hedges		184,770	195	(446)	(47)	1.95

Total		$237,117	409	(776)	(124)	—

124     Wachovia Corporation 2007 Annual Report

(a) Includes only derivative financial instruments related to interest rate risk and foreign currency risk management activities that have been designated and accounted for as accounting hedges.
(b) Represents the fair value of derivative financial instruments less accrued interest receivable or payable less unamortized premium or discount.
(c) At December 31, 2007, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $199 million, net of income taxes. Of this net of tax amount, a $43 million gain represents the effective portion of the net gains (losses) on interest rate derivatives that qualify as cash flow hedges and a $242 million loss relates to terminated and/or redesignated derivatives. At December 31, 2007, $179 million of net losses, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 18.34 years. At December 31, 2006, the net unrealized loss on derivatives included in accumulated other comprehensive income was $355 million, net of income taxes. Of this net of tax amount, a $124 million loss represents the effective portion of the net gains (losses) on interest rate derivatives that qualify as cash flow hedges, and a $231 million loss relates to terminated and/or redesignated derivatives.
(d) Estimated maturity approximates average life.
(e) At December 31, 2007, such swaps are denominated in U.S. dollars, Euros, Pounds Sterling and Australian dollars in the notional amounts of $26.7 billion, $1.8 billion, $2.9 billion and $307 million respectively, and the hedged risk is the benchmark interest rate.
Wachovia Corporation 2007 Annual Report     125

Audited Financial Statements

     Expected maturities of risk management derivative financial instruments at December 31, 2007, are presented below.

	December 31, 2007
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$1,505	698	11,270	2,903	261	16,637
Notional amount — other	$13	—	16,250	—	—	16,263
Weighted average receive rate (a)	3.84%	5.23	5.02	4.71	—	4.88
Weighted average pay rate (a)	5.23%	5.13	4.98	5.07	—	5.02
Unrealized gain (loss)	$2	13	481	121	(2)	615

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$—	—	180	237	813	1,230
Notional amount — other	$15,917	—	—	—	—	15,917
Weighted average receive rate (a)	—%	—	3.46	3.45	3.48	3.47
Weighted average pay rate (a)	—%	—	3.39	3.42	3.83	3.69
Unrealized gain (loss)	$(8)	—	(5)	(6)	(8)	(27)

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$35	15,073	2,874	2,264	1,559	21,805
Notional amount — other	$94,000	—	—	—	—	94,000
Weighted average receive rate (a)	4.30%	4.88	4.96	4.89	4.92	4.90
Weighted average pay rate (a)	5.21%	5.13	5.21	5.67	5.83	5.35
Unrealized gain (loss)	$(67)	(74)	(106)	(158)	(137)	(542)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$4,252	3,100	4,581	9,343	10,450	31,726
Notional amount — other	$4,497	—	789	176	—	5,462
Weighted average receive rate (a)	4.50%	4.02	5.67	4.86	5.29	4.99
Weighted average pay rate (a)	4.97%	5.19	5.01	5.01	5.19	5.08
Unrealized gain (loss)	$13	41	198	310	87	649

126     Wachovia Corporation 2007 Annual Report

     Expected maturities of risk management derivative financial instruments at December 31, 2006, are presented below.

	December 31, 2006

	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$661	1,505	21,983	7,775	—	31,924
Notional amount — other	$18,267	—	—	—	—	18,267
Weighted average receive rate (a)	3.88%	3.84	4.91	4.74	—	4.78
Weighted average pay rate (a)	5.37%	5.37	5.36	5.37	—	5.36
Unrealized gain (loss)	$(11)	(22)	(133)	42	—	(124)

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$—	—	15	308	1,248	1,571
Notional amount — other	$585	—	—	—	—	585
Weighted average receive rate (a)	—%	—	3.58	3.60	3.60	3.56
Weighted average pay rate (a)	—%	—	3.34	3.37	3.79	3.71
Unrealized gain (loss)	$(5)	—	—	1	12	8

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$14,856	44	1,925	8,579	2,008	27,412
Notional amount — other	$130,723	—	—	—	—	130,723
Weighted average receive rate (a)	5.42%	5.28	5.33	5.33	5.31	5.39
Weighted average pay rate (a)	3.94%	5.95	5.34	5.30	5.87	4.41
Unrealized gain (loss)	$30	(1)	10	(14)	(106)	(81)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$458	4,252	7,050	9,061	5,814	26,635
Weighted average receive rate (a)	4.80%	4.50	4.96	4.84	4.87	4.82
Weighted average pay rate (a)	5.38%	5.37	5.40	5.19	5.04	5.24
Unrealized gain (loss)	$(1)	(19)	(13)	(6)	(131)	(170)

(a)	Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All interest rate swaps have variable pay or receive rates based on one-month to six-month LIBOR, Euros, Pounds Sterling, or Australian dollars and they are the pay or receive rates in effect at December 31, 2007 and 2006.
     Activity related to risk management derivative financial instruments for each of the years in the two-year period ended December 31, 2007, is presented below.

	December 31, 2007 and 2006

	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2005	$58,917	94,621	153,538
Additions (a)	82,650	211,517	294,167
Maturities and amortizations (a)	(12,525)	(55,392)	(67,917)
Terminations	(62,271)	(40,700)	(102,971)
Redesignations and transfers to trading account assets	(14,424)	(25,276)	(39,700)

Balance, December 31, 2006	52,347	184,770	237,117
Additions (a)	65,992	427,312	493,304
Maturities and amortizations (a)	(13,223)	(138,898)	(152,121)
Terminations	(36,402)	(247,061)	(283,463)
Redesignations and transfers to trading account assets	(18,667)	(73,130)	(91,797)

Balance, December 31, 2007	$50,047	152,993	203,040

(a)	Foreign currency forwards are shown as either net additions or maturities. The foreign currency forwards are primarily short-dated contracts. At maturity of these contracts, a new foreign currency forward is typically executed to hedge the same risk as the maturing contracts.
Wachovia Corporation 2007 Annual Report     127

Audited Financial Statements

NOTE 20: COMMITMENTS AND GUARANTEES
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
     The Company’s maximum exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Company holds various assets as collateral to support those commitments for which collateral is deemed necessary. The Company uses the same credit policies in entering into commitments and conditional obligations as it does for loans. Except for short-term commitments and letters of credit of $26.0 billion, commitments and letters of credit extend for more than one year, and they expire in varying amounts through 2030. See Note 22 for information related to the notional amount and fair value of lending commitments and letters of credit.
OTHER COMMITMENTS
     In the normal course of business, the Company enters into underwriting commitments. Transactions relating to these underwriting commitments that were open at December 31, 2007, and subsequently settled, had no material impact on the Company’s consolidated financial position or results of operations.
     Minimum lease payments under leases classified as operating leases due in each of the five years subsequent to December 31, 2007, are as follows (in millions): 2008, $886; 2009, $849; 2010, $1.7 billion; 2011, $634; 2012, $771; and subsequent years, $2.9 billion. Total minimum future lease receipts due from noncancelable subleases on operating leases are $649 million. Minimum lease payments under leases classified as capital leases due in each of the five years subsequent to December 31, 2007, are as follows (in millions): 2008, $3; 2009, $2; 2010, $2; 2011, $2; 2012, $2; and subsequent years, $2 million. Rental expense for all operating leases was $989 million, $905 million and $809 million in 2007, 2006 and 2005, respectively.
     The Company has commitments to make investments as part of its Principal Investing business and as part of its involvement in low income housing partnerships. At December 31, 2007, these commitments were $546 million and $425 million, respectively.
     The Federal Reserve Board requires the Company’s bank subsidiaries to maintain reserve balances based on a percentage of certain deposits, which may be satisfied by the Company’s vault cash. At December 31, 2007, average daily reserve balances, including contractually obligated clearing balances required by the Federal Reserve Board, amounted to $323 million.
GUARANTEES
     Guarantees are contracts that contingently require the Company to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of securities lending indemnifications, standby letters of credit, liquidity agreements, recourse obligations and residual value guarantees. The carrying amount and the maximum risk of loss of the Company’s guarantees are presented on the following page.
128     Wachovia Corporation 2007 Annual Report

	December 31,

	2007		2006

		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$—	59,238	—	61,715
Standby letters of credit	124	29,295	115	28,339
Liquidity agreements	14	36,926	9	33,341
Loans sold with recourse	44	6,710	50	7,543
Residual value guarantees	—	1,123	—	1,131
Written put options	553	11,460	90	7,200
Contingent consideration	—	101	—	167

Total guarantees	$735	144,853	264	139,436

     As a securities lending agent, client securities are loaned, on a fully collateralized basis, to third party broker/dealers. The Company indemnifies its clients against broker default and supports these guarantees with collateral that is marked to market daily. The Company generally requires cash or other highly liquid collateral from the broker/dealer. At December 31, 2007, there was $60.8 billion in collateral supporting the $59.2 billion loaned. There is no carrying amount associated with these agreements.
     As discussed more fully in Note 5, the Company provides liquidity facilities on all commercial paper issued by the conduit it administers. The Company had a maximum exposure to losses of $26.1 billion, including unfunded commitments, related to its liquidity facility at December 31, 2007. In 2007, the Company purchased $656 million of residential subprime mortgage assets from the conduit pursuant to its obligations under the liquidity facility, all of which occurred in the fourth quarter of 2007. The difference between the purchase price and the estimated fair value of the assets of $566 thousand was absorbed by the conduit’s third party subordinated note holder.
     The Company provides liquidity to certain third party commercial paper conduits whereby the Company is obligated to purchase an interest in certain assets that are financed by the conduits, including situations where the conduits are unable to issue commercial paper to finance those assets.
     The Company provides liquidity to certain CDO, fixed rate municipal bond, consumer and commercial mortgage-backed securitization transactions that are partially funded with the issuance of money market and other short-term notes. The Company has entered into arrangements with these unconsolidated entities that obligate the Company to provide liquidity to these entities in the event the entities cannot obtain funding in the market. In the event that the money market or short-term notes issued by the unconsolidated entities cannot be remarketed, the Company could be required to purchase such notes at their then outstanding principal amount.
     At December 31, 2007 and 2006, the total notional amount of the Company’s liquidity commitments to third party conduits and other securitization transactions was $10.8 billion and $13.4 billion, respectively. In 2007, in connection with these agreements, the Company purchased $1.6 billion of assets on which it recorded a net loss of $42 million.
     In some loan sales or securitizations, the Company provides recourse to the buyer that requires the Company to repurchase loans at par plus accrued interest upon the occurrence of certain events, which are generally credit related within a certain period of time. The maximum risk of loss represents the outstanding principal balance of the loans sold or securitized with recourse provisions but the likelihood of the repurchase of the entire balance is remote and a significant portion of the amount repurchased would be recovered from the sale of the underlying collateral. In 2007, 2006 and 2005, the Company did not repurchase a significant amount of loans associated with these agreements.
     Certain of the Company’s derivative transactions recorded as trading liabilities give the counterparty the right to sell to the Company an underlying instrument held by the counterparty at a specified price. These written put contracts generally permit net settlement and include credit default swaps, and equity and currency put options. While these derivative transactions expose the Company to risk in the event the option is exercised, the Company manages this risk by entering into offsetting trades or by taking short positions in the underlying instrument. Additionally, for certain of these contracts, the Company requires the counterparty to pledge the underlying instrument as collateral for the transaction.
Wachovia Corporation 2007 Annual Report     129

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
     The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. In 2007, 2006 and 2005, the Company was not required to make any significant payments under indemnification clauses. Since there are no stated or notional amounts included in the indemnification clauses and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur, the Company is not able to estimate the maximum potential amount of future payments under these indemnification clauses. There are no amounts reflected on the balance sheet at December 31, 2007 and 2006, related to these indemnifications.
     As part of the Company’s acquisition activity, the Company often negotiates terms in which a portion of the purchase price is contingent on future events, typically related to the acquired businesses meeting revenue or profitability targets. The additional consideration may be cash or stock. Contingent consideration is paid when the contingency is resolved and it is recorded as additional goodwill. At December 31, 2007, the Company had $101 million in cash and no common stock committed under such agreements that will be paid through 2011 if the contingencies are met.
NOTE 21: LITIGATION AND OTHER REGULATORY MATTERS
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
     Although there can be no assurance as to the ultimate outcome, the Company and/or its subsidiaries have generally denied, or believe the Company has a meritorious defense and will deny, liability in all significant litigation pending against the Company and/or its subsidiaries, including the matters described below, and the Company intends to defend vigorously each such case. Reserves are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. In 2007, the Company recognized $387 million of expense related to litigation and regulatory proceedings.
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
     Financial Advisor Wage/Hour Class Action Litigation. Wachovia Securities, LLC, the Company’s retail securities brokerage subsidiary, is a defendant in multiple state and nationwide putative class actions alleging unpaid overtime wages and improper wage deductions for financial advisors. In December 2006 and January 2007, related cases pending in U.S. District courts in several states were consolidated for case administrative purposes in the U.S. District Court for the Central District of California pursuant to two orders of the Multi-District Litigation Panel. There is an additional case alleging a statewide class under California law, which is currently pending in Superior Court in Los Angeles County, California. The Company believes that it has meritorious defenses to the claims asserted in these lawsuits, which are part of an industry trend of related wage/hour class action litigation, and intends to defend vigorously the cases.
130     Wachovia Corporation 2007 Annual Report

     Adelphia Litigation. Certain affiliates of the Company are defendants in an adversary proceeding previously pending in the United States Bankruptcy Court for the Southern District of New York related to the bankruptcy of Adelphia Communications Corporation (“Adelphia”). In February 2006, an order was entered moving the case to the United States District Court for the Southern District of New York. The Official Committee of Unsecured Creditors in Adelphia’s bankruptcy case has filed claims on behalf of Adelphia against over 300 financial services companies, including the Company’s affiliates. The complaint asserts claims against the defendants under state law, bankruptcy law and the Bank Holding Company Act and seeks equitable relief and an unspecified amount of compensatory and punitive damages. The Official Committee of Equity Security Holders has sought leave to intervene in that complaint and sought leave to bring additional claims against certain of the financial services companies, including the Company’s affiliates, including additional federal and state claims. On August 30, 2005, the bankruptcy court granted the creditors’ committee and the equity holders’ committee standing to proceed with their claims. On June 11, 2007, the court granted in part and denied in part the motions to dismiss filed by the Company and other defendants. On July 11, 2007, the Company and other defendants requested leave to appeal the partial denial of the motions to dismiss. On January 17, 2008, the district court affirmed the decision of the bankruptcy court on the motion to dismiss with the exception that it dismissed one additional claim.
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
     Le-Nature’s, Inc. Wachovia Bank, N.A. is the administrative agent on a $285 million credit facility extended to Le-Nature’s, Inc. in September 2006, of which approximately $270 million was syndicated to other lenders by Wachovia Capital Markets, LLC as Lead Arranger and Sole Bookrunner. Le-Nature’s was the subject of a Chapter 7 bankruptcy petition which was converted to a Chapter 11 bankruptcy petition in November 2006 in U.S. Bankruptcy Court in Pittsburgh, Pennsylvania following a report by a court-appointed custodian in a proceeding in Delaware that revealed fraud and significant accounting irregularities on the part of Le-Nature’s management, including maintenance of a dual set of financial records. On March 14, 2007, the Company filed an action against several hedge funds in Superior Court for the State of North Carolina entitled Wachovia Bank, National Association and Wachovia Capital Markets LLC v. Harbinger Capital Partners Master Fund I, Ltd. et al. , alleging that the hedge fund defendants had acquired a significant quantity of the outstanding debt with full knowledge of the Le Nature’s fraud and with the intention of pursuing alleged fraud and other tort claims against the Company purportedly related to its role in the Le-Nature’s credit facility. The assertion of such claims would constitute a violation of North Carolina’s legal and public policy prohibitions on champerty and maintenance. A preliminary injunction has been entered by the Court that, among other things, prohibits defendants from asserting any such claims in any other forum, but allowing these defendants to bring any claims they believe they possess against the Company as compulsory counterclaims in the North Carolina action. On September 18, 2007, these defendants filed an action in the U.S. District Court for the Southern District of New York against Wachovia Capital Markets LLC, a third party and two members of Le-Nature’s management asserting claims arising under federal RICO laws. Three original purchasers of the debt also joined the action and asserted various tort claims, including fraud. The Company has filed a motion in the North Carolina court seeking to have these defendants held in contempt for violating the preliminary injunction and is seeking dismissal of the New York action. The Company, which itself was victimized by the Le-Nature’s fraud, will pursue its rights against Le-Nature’s and in this litigation vigorously.
Wachovia Corporation 2007 Annual Report     131

Audited Financial Statements

     Interchange Litigation. Wachovia Bank, N.A. and the Company are named as defendants in seven putative class actions filed on behalf of a plaintiff class of merchants with regard to the interchange fees associated with Visa and Mastercard payment card transactions. These actions have been consolidated with more than 40 other actions, which did not name the Company as a defendant, in the United States District Court for the Eastern District of New York. Visa, Mastercard and several banks and bank holding companies are named as defendants in various of these actions, which were consolidated before the Court pursuant to orders of the Judicial Panel on Multidistrict Litigation. The amended and consolidated complaint asserts claims against defendants based on alleged violations of federal and state antitrust laws and seeks damages, as well as injunctive relief. Plaintiff merchants allege that Visa, Mastercard and their member banks unlawfully collude to set interchange fees. Plaintiffs also allege that enforcement of certain Visa and Mastercard rules and alleged tying and bundling of services offered to merchants are anticompetitive. The payment card association defendants and banking defendants are aggressively defending the consolidated action. The Company, along with other members of Visa, is a party to Loss and Judgment Sharing Agreements, which provide that the Company, along with other member banks of Visa, will share, based on a formula, in any losses in connection with certain litigation specified in the Agreements, including the Interchange Litigation. On November 7, 2007, Visa announced that it had reached a settlement with American Express in connection with certain litigation which is covered by the Company’s obligations as a Visa member bank and by the Loss Sharing Agreement.
     Payment Processing Center. On February 17, 2006, the U.S. Attorney’s Office for the Eastern District of Pennsylvania filed a civil fraud complaint against a former Wachovia Bank, N.A. customer, Payment Processing Center (“PPC”). PPC was a third party payment processor for telemarketing and catalogue companies. On April 12, 2007, a civil class action, Faloney et al. v. Wachovia, was filed against Wachovia in the U.S. District Court for the Eastern District of Pennsylvania by a putative class of consumers who made purchases through telemarketer customers of PPC. The suit alleges that between April 1, 2005 and February 21, 2006, the Company conspired with PPC to facilitate PPC’s purported violation of RICO. The Office of the Comptroller of the Currency is conducting a formal investigation of the Company’s handling of the PPC account relationship and of five other customers engaged in similar businesses. The Company is vigorously defending the civil lawsuit and is cooperating with government officials in the investigations of PPC and the Company’s handling of the PPC customer relationship.
     Municipal Derivatives Bid Practices Investigation. The Department of Justice (“DOJ”) and the SEC, beginning in November 2006, have been requesting information from a number of financial institutions, including Wachovia Bank, N.A.’s municipal derivatives group, generally with regard to competitive bid practices in the municipal derivative markets. In connection with these inquiries, Wachovia Bank, N.A. has received subpoenas from both the DOJ and SEC seeking documents and information. The DOJ and the SEC have advised Wachovia Bank, N.A. that they believe certain of its employees engaged in improper conduct in conjunction with certain competitively bid transactions and, in November 2007, the DOJ notified two Wachovia Bank, N.A. employees, both of whom are on administrative leave, that they are regarded as targets of the DOJ’s investigation. Wachovia Bank, N.A. has been cooperating and continues to fully cooperate with the government investigations.
     Other Regulatory Matters. Governmental and self-regulatory authorities have instituted numerous ongoing investigations of various practices in the securities and mutual fund industries, including those discussed in the Company’s previous filings with the SEC and those relating to sales practices and record retention. The investigations cover advisory companies to mutual funds, broker-dealers, hedge funds and others. The Company has received subpoenas and other requests for documents and testimony relating to the investigations, is endeavoring to comply with those requests, is cooperating with the investigations, and where appropriate, is engaging in discussions to resolve the investigations. The Company is continuing its own internal review of policies, practices, procedures and personnel, and is taking remedial action where appropriate.
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
132     Wachovia Corporation 2007 Annual Report

NOTE 22: FAIR VALUE OF FINANCIAL INSTRUMENTS
     Information about the fair value of on-balance sheet financial instruments at December 31, 2007 and 2006, is presented below.

	December 31,

	2007		2006

		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
(In millions)	Amount	Value	Amount	Value

FINANCIAL ASSETS
Cash and cash equivalents	$33,630	33,630	34,916	34,916
Trading account assets	55,882	55,882	44,741	44,741
Securities	115,037	115,037	108,619	108,619
Loans, net of unearned income and allowance for loan losses	457,447	458,720	416,798	421,839
Loans held for sale	16,772	16,772	12,568	12,651
Other financial assets	$35,993	35,993	30,550	30,550

FINANCIAL LIABILITIES
Deposits	449,129	448,983	407,458	407,701
Short-term borrowings	50,393	50,393	49,157	49,157
Trading account liabilities	21,585	21,585	18,228	18,228
Other financial liabilities	9,762	9,762	9,286	9,286
Long-term debt	$161,007	159,397	138,594	137,624

     The fair values of performing loans for all portfolio loans were calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans, and prepayment assumptions. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 4.35 percent to 13.48 percent and 5.37 percent to 8.93 percent at December 31, 2007 and 2006, respectively, and for the consumer loan portfolio from 6.10 percent to 11.62 percent and 6.77 percent to 12.65 percent, respectively. For performing residential mortgage loans, fair values were estimated using discounted cash flow analyses utilizing yields for similar mortgage-backed securities. The fair values of nonperforming loans were calculated by discounting estimated cash flows using discount rates commensurate with the risk associated with the cash flows.
     The fair values of noninterest-bearing deposits, savings and NOW accounts, and money market accounts were the amounts payable on demand at December 31, 2007 and 2006. The fair values of fixed-maturity certificates of deposit were calculated by discounting contractual cash flows using current market rates of instruments with similar remaining maturities. The fair value estimates for deposits do not include the value of the Company’s long-term relationships with depositors.
     The fair values of long-term debt were estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt with similar terms.
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
     The Company has accepted collateral that may be sold or repledged based on contract or custom. At December 31, 2007 and 2006, the fair value of this collateral was approximately $15.4 billion and $14.8 billion, respectively. At December 31, 2007 and 2006, the Company had sold or repledged $4.1 billion and $1.6 billion of such collateral, respectively. The primary source of this collateral is reverse repurchase agreements.
     The Company pledges securities as collateral in repurchase agreements, U.S. Government and other public deposits and other short-term borrowings. This collateral can be sold or repledged by the counterparties. At December 31, 2007, the Company has pledged certain trading account assets as collateral, with a carrying amount of $15.6 billion.
Wachovia Corporation 2007 Annual Report     133

Audited Financial Statements

     Information about the fair value of off-balance sheet financial instruments at December 31, 2007 and 2006, is presented below.

	December 31,

	2007		2006

		Estimated		Estimated
	Notional	Fair	Notional	Fair
(In millions)	Amount	Value	Amount	Value

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Lending commitments	$276,938	277	249,633	320
Standby letters of credit	29,295	124	28,339	115
Financial guarantees written	$103,997	58	103,730	59

     The fair values of commitments to extend credit, standby letters of credit and financial guarantees written were estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between the current level of interest rates and the committed rates.
134     Wachovia Corporation 2007 Annual Report

NOTE 23: WACHOVIA CORPORATION (PARENT COMPANY)
     At December 31, 2007, the Parent Company was indebted to subsidiary banks in the amount of $143 million that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities, loans, premises and equipment, and it was payable on demand. At December 31, 2007, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries in the amount of $3.3 billion that, under the terms of a revolving credit agreement, were collateralized by securities and certain loans, and they were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 2007, amounted to $405 million.
     At December 31, 2007, the Parent Company’s subsidiaries, including its bank subsidiaries, had available retained earnings of $14.3 billion for the payment of dividends to the Parent Company without regulatory or other restrictions. Subsidiary net assets of $82.9 billion were restricted from being transferred to the Parent Company at December 31, 2007, under regulatory or other restrictions.
     The Parent Company’s condensed balance sheets at December 31, 2007 and 2006, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2007, follow.
CONDENSED BALANCE SHEETS

	December 31,

(In millions)	2007	2006

ASSETS
Cash and due from banks	$43	—
Interest-bearing balances with bank subsidiary	15,056	12,670

Total cash and cash equivalents	15,099	12,670

Trading account assets	209	322
Securities (amortized cost $1,940 in 2007; $940 in 2006)	1,787	989
Loans, net	4	4
Loans due from subsidiaries
Banks	5,710	5,273
Nonbanks	7,367	5,016
Investments in wholly owned subsidiaries
Banks	73,246	53,967
Nonbanks	25,170	35,113

Total	98,416	89,080
Investments arising from purchase acquisitions	5,573	1,363

Total investments in wholly owned subsidiaries	103,989	90,443

Other assets	2,294	172

Total assets	$136,459	114,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Commercial paper	5,630	4,422
Other short-term borrowings with affiliates	2,362	2,080
Other liabilities	1,791	1,586
Long-term debt	47,444	34,725
Junior subordinated debentures	2,348	2,348

Total liabilities	59,575	45,161

Minority interest	12	12

Stockholders’ equity	76,872	69,716

Total liabilities and stockholders’ equity	$136,459	114,889

Wachovia Corporation 2007 Annual Report     135

Audited Financial Statements

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,

(In millions)	2007	2006	2005

INCOME
Dividends from subsidiaries
Banks	$997	3,748	—
Bank holding companies	—	—	4,000
Nonbanks	1,907	601	75
Interest income	1,245	1,122	760
Fee and other income	1,489	1,816	1,511

Total income	5,638	7,287	6,346

EXPENSE
Interest on short-term borrowings	242	214	141
Interest on long-term debt	2,488	1,693	949
Noninterest expense	1,683	1,770	1,495

Total expense	4,413	3,677	2,585

Income before income tax benefits and equity in undistributed net income of subsidiaries	1,225	3,610	3,761
Income tax benefits	(781)	(287)	(113)

Income before equity in undistributed net income of subsidiaries	2,006	3,897	3,874
Equity in undistributed net income of subsidiaries	4,306	3,894	2,769

Net income	$6,312	7,791	6,643

136     Wachovia Corporation 2007 Annual Report

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In millions)	2007	2006	2005

OPERATING ACTIVITIES
Net income	$6,312	7,791	6,643
Adjustments to reconcile net income to net cash provided (used) by operating activities
Equity in undistributed net income of subsidiaries	(4,306)	(3,894)	(2,769)
Other, net	(356)	175	1,030

Net cash provided by operating activities	1,650	4,072	4,904

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales and maturities of securities	432	117	386
Purchases of securities	(1,566)	(208)	(631)
Advances to subsidiaries, net	(2,788)	131	(89)
Investments in subsidiaries, net	(6,678)	(6,638)	(2,240)
Longer-term loans originated or acquired	(2)	(3)	(64)
Principal repaid on longer-term loans	2	45	48
Purchases of premises and equipment, net	(39)	(46)	(15)

Net cash used by investing activities	(10,639)	(6,602)	(2,605)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Commercial paper	1,208	746	858
Other short-term borrowings, net	282	783	335
Issuances of long-term debt	17,126	15,995	5,167
Payments of long-term debt	(4,407)	(3,739)	(4,528)
Issuances of preferred stock	2,263	—	—
Issuances of common stock	601	664	337
Purchases of common stock	(1,196)	(4,513)	(2,693)
Excess income tax benefits from share-based payment arrangements	158	152	162
Cash dividends paid	(4,617)	(3,589)	(3,039)

Net cash provided (used) by financing activities	11,418	6,499	(3,401)

Increase (decrease) in cash and cash equivalents	2,429	3,969	(1,102)
Cash and cash equivalents, beginning of year	12,670	8,701	9,803

Cash and cash equivalents, end of year	$15,099	12,670	8,701

CASH PAID (RECEIVED) FOR
Interest	$2,654	1,739	1,209
Income taxes	(654)	(332)	(285)
NONCASH ITEM
Issuance of common stock for purchase accounting acquisitions	$3,942	22,447	—

Wachovia Corporation 2007 Annual Report     137

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
Collateralized Debt Obligation (CDO): A class of structured securities on which the return is linked to the performance of a diversified pool of assets, which may include synthetic securities. A synthetic security is created by combining financial instruments to mimic the properties of a conventional financial instrument, primarily through the use of derivatives.
Derivative: A term used to define a broad base of financial instruments whose value is based on, or derived from, an underlying rate, price or index. Examples include swaps, options and futures contracts and can be based on interest rates, foreign currency, commodities or prices of other financial instruments, such as stocks and bonds.
Fair Value: The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the instrument, or if none exists, the most advantageous market.
FDIC-Insured Sweep Product: A product available to Wachovia Securities account holders in which the available cash balances in a customer’s brokerage account are automatically deposited or “swept” overnight into an interest-bearing bank deposit account and are eligible for federal deposit insurance in accordance with the rules of the Federal Deposit Insurance Corporation (FDIC).
Hedge: An economic strategy designed to mitigate the risk of future changes in fair value or cash flows of an instrument often executed by entering into a position with an offsetting risk profile. Interest rate swaps, futures, options and short sales are examples of hedging techniques. Certain hedges that meet very specific criteria are accorded special accounting treatment as described in Note 1: Summary of Significant Accounting Policies. An economic hedge is a hedge that mitigates risk, but does not qualify or is not designated as an accounting hedge.
LIBOR: London Inter-Bank Offered Rate. The short-term interest rate that creditworthy international banks charge each other for loans.
Lower of Cost or Market: A method of accounting for certain assets by recording them at the lower of their historical cost or their current market value.
Mortgage-Backed Security: An asset-backed security issued by a government agency or by private issuers whose cash flows are backed by the principal and interest payments of a pool of mortgage loans.
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
Residual Interest: An instrument issued or retained in connection with a securitization where the payments due to the investors are the remaining cash flows after all other investors have been paid. A residual interest has attributes very similar to common stock.
Retained Interest: Any interest (for example, security or contractual right) retained in connection with a securitization or other transfer of financial assets.
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

138     Wachovia Corporation 2007 Annual Report

Geographic Reach
General Bank Financial Centers

Wachovia Bank
Wachovia Securities
Wachovia Mortgage
Wachovia Dealer Services
Wealth Management

Montreal
Toronto
San Francisco
Los Angeles
San Diego
Washington, D.C.
New York
Philadelphia
Winston-Salem
Charlotte
Miami
Mexico City
Santo Domingo
San Juan
Bogota
Guayaquil
Rio de Janeiro
Asuncion
São Paulo
Zona Franca
Montevideo
Santiago
Buenos Aires
Dublin
London
Hamburg
Berlin
Frankfurt
Geneva
Paris
Milan
Madrid
Istanbul
Moscow
Cairo
Dubai
New Delhi
Mumbai
Dhaka
Chennai
Beijing
Seoul
Tokyo
Shanghai
Taipei
Hanoi
Hong Kong
Ho Chi Minh City
Manila
Bangkok
Kuala Lumpur
Singapore
Jakarta
Johannesburg
Sydney
International Branches
Representative Offices
International Brokerage and Service Affiliate Offices
Wachovia Bank International
International Processing Centers
Foreign Exchange Desks
Global Multilateral Institutions
Wachovia Capital Finance

International Reach
•	International branches in Frankfurt, Hong Kong, London, Seoul, Shanghai, Singapore, Taipei and Tokyo; representative offices in Africa, the Americas, Asia, Australia, Europe, the Middle East and Russia

•	Global capital markets offices serving a broad array of institutional investors

•	Wachovia Securities, LLC brokerage offices serving Latin America in Puerto Rico and Miami, and service affiliate offices maintained in Argentina, Brazil, Chile, Paraguay and Uruguay

•	Foreign Exchange desks in Charlotte, London and Hong Kong

•	International processing centers in Charlotte, Los Angeles, Miami, New York, Philadelphia and Winston-Salem, N.C.

Eastern Banking
Group

Alabama
Branches: 145
ATMs: 179
Rank: No. 2
Share: 11.6%

Connecticut
Branches: 76
ATMs: 105
Rank: No. 4
Share: 8.7%

Delaware
Branches: 20
ATMs: 37
Rank: No. 4
Share: 4.9%

Florida
Branches: 777
ATMs: 974
Rank: No. 1
Share: 19.1%

Georgia
Branches: 288
ATMs: 675
Rank: No. 2
Share: 15.2%

Maryland
Branches: 79
ATMs: 114
Rank: No. 3
Share: 7.9%

Mississippi
Branches: 13
ATMs: 20
Rank: No. 14
Share: 1.2%

New Jersey
Branches: 321
ATMs: 467
Rank: No. 2
Share: 12.9%

New York
Branches: 80
ATMs: 184
Rank: No. 11
Share: 1.9%

North Carolina
Branches: 328
ATMs: 648
Rank: No. 1
Share: 39.5%

Pennsylvania
Branches: 297
ATMs: 460
Rank: No. 2
Share: 11.8%

South Carolina
Branches: 144
ATMs: 277
Rank: No. 1
Share: 18.1%

Tennessee
Branches: 15
ATMs: 20
Rank: No. 43
Share: 0.35%

Virginia
Branches: 289
ATMs: 453
Rank: No. 2
Share: 14.2%

Washington, D.C.
Branches: 30
ATMs: 66
Rank: No. 1
Share: 30.7%

Western Banking
Group

Arizona
Branches: 16
ATMs: 15
Rank: No. 5
Share: 4.1%

California
Branches: 163
ATMs: 155
Rank: No. 4
Share: 5.7%

Nevada
Branches: 6
ATMs: 11
Rank: No. 9
Share: 0.7%

Central Banking
Group

Colorado
Branches: 34
ATMs: 8
Rank: No. 3
Share: 6.7%

Illinois
Branches: 8
ATMs: 3
Rank: No. 32
Share: 0.41%

Kansas
Branches: 8
ATMs: 2
Rank: No. 4
Share: 3.0%

Texas
Branches: 218
ATMs: 265
Rank: No. 9
Share: 1.6%
Market share rankings based on FDIC data as of June 30, 2007. Excludes credit card companies with deposits domiciled in Delaware.

Wachovia Corporation 2007 Annual Report     139

Corporate Governance

Committees of the Board of Directors	Board of Directors

Executive
Lanty L. Smith, Chair
Peter C. Browning
William H. Goodwin Jr.
Robert A. Ingram
Joseph Neubauer
G. Kennedy Thompson
Dona Davis Young

Audit
Joseph Neubauer, Chair
John D. Baker II
John T. Casteen III
Jerry Gitt
Lanty L. Smith

Risk
Dona Davis Young, Chair
William H. Goodwin Jr.
Maryellen C. Herringer
Donald M. James
Ernest S. Rady
Van L. Richey

Corporate Governance &
Nominating
Robert A. Ingram, Chair
Peter C. Browning
William H. Goodwin Jr.
Mackey J. McDonald
Joseph Neubauer
Ruth G. Shaw
Lanty L. Smith

Management Resources &
Compensation
Ruth G. Shaw, Chair
Peter C. Browning
Robert A. Ingram
Mackey J. McDonald
Timothy D. Proctor	John D. Baker II
President and Chief
Executive Officer,
Patriot Transportation Holding, Inc.
Jacksonville, Florida

Peter C. Browning
Lead Director,
Nucor Corporation
Charlotte, North Carolina

John T. Casteen III
President,
University of Virginia
Charlottesville, Virginia

Jerry Gitt
Retired Securities Analyst
Palm Desert, California

William H. Goodwin Jr.
Chairman and President,
CCA Industries, Inc.
Chairman, Chief Executive Officer
and Chief Operating Officer,
The Riverstone Group, LLC
Richmond, Virginia

Maryellen C. Herringer
Attorney-at-law
Piedmont, California

Operating Committee

G. Kennedy Thompson
Chairman, President and
Chief Executive Officer

David M. Carroll
Senior Executive Vice President
and President,
Capital Management Group

Ranjana B. Clark
Senior Executive Vice President
and Chief Marketing Officer

Stephen E. Cummings
Senior Executive Vice President
and Head of Corporate and
Investment Bank

Reginald E. Davis
Executive Vice President and
Eastern Banking Group Executive,
General Bank	Robert A. Ingram
Vice Chairman Pharmaceuticals,
GlaxoSmithKline plc
Research Triangle Park,
North Carolina

Donald M. James
Chairman and Chief
Executive Officer,
Vulcan Materials Company
Birmingham, Alabama

Mackey J. McDonald
Chairman,
VF Corporation
Greensboro, North Carolina

Joseph Neubauer
Chairman and Chief
Executive Officer,
ARAMARK Holdings Corporation
Philadelphia, Pennsylvania

Timothy D. Proctor
General Counsel,
Diageo, plc
London, England

Ernest S. Rady
President, American Assets, Inc.
Chairman, Insurance Company
of the West
Irvine, California

Gerald A. Enos Jr.
Senior Executive Vice President
and Head of Operations and
Technology

Benjamin P. Jenkins III
Vice Chairman and President,
General Bank

Stanhope A. Kelly
Senior Executive Vice President
and President, Wealth Management

Daniel J. Ludeman
Executive Vice President,
President and Chief Executive
Officer, Wachovia Securities, LLC

Shannon W. McFayden
Senior Executive Vice President
and Director of Human Resources
and Corporate Relations
Van L. Richey
President and Chief
Executive Officer,
American Cast Iron Pipe Company
Birmingham, Alabama

Ruth G. Shaw
Executive Advisor to
the Chairman and CEO,
Duke Energy Corporation
Charlotte, North Carolina

Lanty L. Smith
Lead Independent Director,
Wachovia Corporation
Chairman and Chief
Executive Officer,
Tippet Capital, LLC
Raleigh, North Carolina

G. Kennedy Thompson
Chairman, President and
Chief Executive Officer,
Wachovia Corporation
Charlotte, North Carolina

Dona Davis Young
Chairman, President and
Chief Executive Officer,
The Phoenix Companies, Inc.
Hartford, Connecticut

Cecelia S. Sutton
Executive Vice President and
Head of the Retail Segment,
General Bank

Mark C. Treanor
Senior Executive Vice President,
General Counsel and Secretary

Donald K. Truslow
Senior Executive Vice President
and Chief Risk Officer

Benjamin F. Williams Jr.
Managing Director, Wachovia
Capital Markets, LLC, and Head of
Global Capital Markets, Corporate
and Investment Bank

Thomas J. Wurtz
Senior Executive Vice President
and Chief Financial Officer

140     Wachovia Corporation 2007 Annual Report

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
Media
Mary Eshet, Media Relations
Manager 704-374-2138
Annual Meeting
Tuesday, April 22, 2008, 9:30 a.m.
Charlotte Marriott City Center, 100 West Trade Street
Charlotte, North Carolina
Corporate Headquarters
Wachovia Corporation
301 South College Street, Suite 4000
Charlotte, North Carolina 28288-0013
704-590-0000
Certifications
The chief executive officer and chief financial officer certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 have been filed as exhibits to Wachovia’s 2007 Annual Report on Form 10-K.
On May 8, 2007, G. Kennedy Thompson, Wachovia’s chief executive officer, submitted to the New York Stock Exchange the CEO certification required by the NYSE’s rules certifying that he was not aware of any violations by Wachovia of the NYSE’s corporate governance listing standards.
Wachovia Corporation is an equal opportunity employer.

Debt Ratings
Wachovia common stock is listed on The New York Stock Exchange, Inc., under the symbol “WB.”
Wachovia Corporation and Wachovia Bank, National Association, each have debt securities issued in the marketplace. The following table shows debt ratings at January 22, 2008.

Wachovia Corporation	Moody’s	Fitch Ratings	Standard & Poor’s

Outlook	Negative	Stable	Stable

Commercial paper	P-1	F1+	A-1+

Senior unsecured	Aa3	AA-	AA-

Subordinated debt	A1	A+	A+

LoTs(a)	A1	A+	A

WITs(a)	A1	A+	A

Preferred Stock	A2	A+	A

Wachovia Bank, National Association

Short-term deposits	P-1	F1+	A-1+

Long-term deposits	Aa1	AA	AA

Senior unsecured	Aa1	AA-	AA

Subordinated debt	Aa2	A+	AA-

(a) Ratings by Fitch and Moody’s reflect the underlying junior subordinated notes.
Wachovia Corporation 2007 Annual Report

Growing in ways that matter to our customers,
communities, employees and shareholders

Recent Wachovia Achievements
▪	Top 3 Best CEOs in America (Financial Institutions – Banks – Large Cap) for second consecutive year – Ken Thompson, Wachovia CEO (Institutional Investor)

▪	No. 1 customer satisfaction among banks for seven consecutive years (University of Michigan’s American Customer Satisfaction Index)

▪	No. 1 customer satisfaction among primary mortgage and home equity originators

▪	No. 1 correspondent bank for overall institutional satisfaction for second consecutive year (FImetrix)

▪	No. 1 online banking site satisfaction for third consecutive year (comScore Networks)

▪	Top 3 middle-market commercial lender and No. 1 in client satisfaction (Barlow Research Associates, Inc.)

▪	No. 1 among banks in Brandweek Customer Loyalty Awards for third consecutive year

▪	Top 100 Best Places to Work for 12th consecutive year (Working Mother)

▪	Top 50 Best Companies for Latinas to work for seventh consecutive year (LatinaStyle)

▪	Top 50 Companies for Diversity for fifth consecutive year (DiversityInc)

▪	40 Best Companies for Diversity for second consecutive year (Black Enterprise magazine)

▪	100 Best Corporations in North America for developing human capital for sixth consecutive year (Training)

▪	Top 50 military-friendly employers (GI Jobs magazine) and Top 10 Military Spouse Friendly Employers (Military Spouse magazine)

Wachovia Corporation One Wachovia Center Charlotte, NC 28288 wachovia.com/investor 505007

All papers contained in this annual report have been independently certified to contain fiber from environmentally appropriate, socially beneficial and economically viable forestry practices. This book contains paper made with 30 percent recycled content as well as paper made with 100 percent recycled content. Recycled pulp was processed chlorine free. All papers were manufactured with electricity in the form of renewable energy.